                                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                                 A Prudential Financial Company
                                One Corporate Drive, Shelton, Connecticut 06484

 ADVANCED SERIES ADVISOR PLAN/SM/ III ("ASAP III")/SM/
 ADVANCED SERIES APEX II/SM/ ("APEX II")/SM/
 ADVANCED SERIES XTRA CREDIT SIX/SM/ ("ASXT6")/SM/ OR ("XT6")
 ADVANCED SERIES LIFEVEST II/SM/ ("ASL II")/SM/

 FLEXIBLE PREMIUM DEFERRED ANNUITIES
 PROSPECTUS: MAY 1, 2010

 This prospectus describes four different flexible premium deferred annuities (the "Annuities" or the "Annuity") issued by Prudential Annuities Life Assurance Corporation ("Prudential Annuities(R)", "we", "our", or "us"). Except in certain states, these Annuities are no longer offered for new sales. Each Annuity may be offered as an individual annuity contract or as an interest in a group annuity. Each Annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. This Prospectus describes the important features of the Annuities and what you should consider before purchasing one of the Annuities. The Prospectus also describes differences among the Annuities which include differences in the fees and charges you pay and variations in some product features such as the availability of certain bonus amounts and basic death benefit protection. These differences among the products are discussed more fully in the Prospectus and summarized in Appendix F entitled "Selecting the Variable Annuity That's Right for You". There may also be differences in the compensation paid to your Financial Professional for each Annuity. Differences in compensation among different annuity products could influence a Financial Professional's decision as to which annuity to recommend to you. In addition, selling broker-dealer firms through which each Annuity is sold may decline to make available to their customers certain of the optional features and investment options offered generally under the Annuity. Alternatively, such firms may restrict the optional benefits that they do make available to their customers (e.g., by imposing a lower maximum issue age for certain optional benefits than what is prescribed generally under the Annuity). Selling broker-dealer firms may not offer all the Annuities described in this prospectus and/or may impose restrictions on the availability of the Annuity based on certain criteria. Please speak to your Financial Professional for further details. EACH ANNUITY OR CERTAIN OF ITS INVESTMENT OPTIONS AND/OR FEATURES MAY NOT BE AVAILABLE IN ALL STATES. For some of the variations specific to Annuities approved for sale by the New York State Insurance Department, see Appendix H. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section. BECAUSE THE XT6 ANNUITY GRANTS CREDITS WITH RESPECT TO YOUR PURCHASE PAYMENTS, THE EXPENSES OF THE XT6 ANNUITY MAY BE HIGHER THAN EXPENSES FOR AN ANNUITY WITHOUT A CREDIT. IN ADDITION, THE AMOUNT OF THE CREDITS THAT YOU RECEIVE UNDER THE XT6 ANNUITY MAY BE MORE THAN OFFSET BY THE ADDITIONAL FEES AND CHARGES ASSOCIATED WITH THE CREDIT.

 THE SUB-ACCOUNTS
 Each Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B invests in an underlying mutual fund portfolio. Prudential Annuities Life Assurance Corporation Variable Account B is a separate account of Prudential Annuities, and is the investment vehicle in which your Purchase Payments are held. Currently, portfolios of the following underlying mutual funds are being offered: AIM Variable Insurance Funds (INVESCO Variable Insurance Funds), Advanced Series Trust, Evergreen Variable Annuity Trust, First Defined Portfolio Fund, LLC, Nationwide Variable Insurance Trust, ProFunds VP, The Prudential Series Fund, Franklin Templeton Variable Insurance Products Trust and Wells Fargo Variable Trust. See the following page for the complete list of Sub-accounts.

 PLEASE READ THIS PROSPECTUS
 PLEASE READ THIS PROSPECTUS AND THE CURRENT PROSPECTUS FOR THE UNDERLYING MUTUAL FUNDS. KEEP THEM FOR FUTURE REFERENCE. If you are purchasing one of the Annuities as a replacement for an existing variable annuity or variable life coverage or a fixed insurance policy, you should consider any surrender or penalty charges you may incur when replacing your existing coverage and that this Annuity may be subject to a contingent deferred sales charge if you elect to surrender the Annuity or take a partial withdrawal. You should consider your need to access the Annuity's Account Value and whether the Annuity's liquidity features will satisfy that need.

 AVAILABLE INFORMATION
 We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described below - see Table of Contents. The Statement of Additional Information is incorporated by reference into this prospectus. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC.

 THESE ANNUITIES ARE NOT DEPOSITS OR OBLIGATIONS OF, OR ISSUED, GUARANTEED OR ENDORSED BY, ANY BANK, ARE NOT INSURED OR GUARANTEED BY THE U.S. GOVERNMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC), THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY. AN INVESTMENT IN AN ANNUITY INVOLVES INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF VALUE, EVEN WITH RESPECT TO AMOUNTS ALLOCATED TO THE AST MONEY MARKET SUB-ACCOUNT.

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 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
 THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 ADVANCED SERIES ADVISOR PLAN/SM/ III, APEX II/SM/, XTRA CREDIT(R) AND LIFEVEST II/SM/ ARE SERVICE MARKS OR REGISTERED TRADEMARKS OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND ARE USED UNDER LICENSE BY ITS AFFILIATES.
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                  FOR FURTHER INFORMATION CALL: 1-888-PRU-2888

              Prospectus Dated: May 1,   Statement of Additional
              2010                            Information Dated:
              COREPROS                               May 1, 2010
                                             ASAP3SAI, APEX2SAI,
                                                 XT6SAI, ASL2SAI

 PLEASE SEE OUR PRIVACY POLICY AND OUR IRA, ROTH IRA AND FINANCIAL DISCLOSURE
           STATEMENTS ATTACHED TO THE BACK COVER OF THIS PROSPECTUS.

                              INVESTMENT OPTIONS

      (Certain investment options may not be available with your Annuity) ADVANCED SERIES TRUST
   AST Academic Strategies Asset Allocation
   AST Advanced Strategies
   AST Aggressive Asset Allocation
   AST AllianceBernstein Core Value
   AST AllianceBernstein Growth & Income
   AST American Century Income & Growth
   AST Balanced Asset Allocation
   AST Bond Portfolio 2015
   AST Bond Portfolio 2016
   AST Bond Portfolio 2017
   AST Bond Portfolio 2018
   AST Bond Portfolio 2019
   AST Bond Portfolio 2020
   AST Bond Portfolio 2021
   AST Capital Growth Asset Allocation
   AST CLS Growth Asset Allocation
   AST CLS Moderate Asset Allocation
   AST Cohen & Steers Realty
   AST Federated Aggressive Growth
   AST FI Pyramis(R) Asset Allocation
   AST First Trust Balanced Target
   AST First Trust Capital Appreciation Target
   AST Global Real Estate
   AST Goldman Sachs Concentrated Growth
   AST Goldman Sachs Mid-Cap Growth
   AST Goldman Sachs Small-Cap Value
   AST High Yield
   AST Horizon Growth Asset Allocation
   AST Horizon Moderate Asset Allocation
   AST International Growth
   AST International Value
   AST Investment Grade Bond
   AST JPMorgan International Equity
   AST J.P. Morgan Strategic Opportunities
   AST Jennison Large-Cap Growth
   AST Jennison Large-Cap Value
   AST Large-Cap Value
   AST Lord Abbett Bond Debenture
   AST Marsico Capital Growth
   AST MFS Global Equity
   AST MFS Growth
   AST Mid-Cap Value
   AST Money Market
   AST Neuberger Berman Mid-Cap Growth
   AST Neuberger Berman/LSV Mid-Cap Value
   AST Neuberger Berman Small-Cap Growth
   AST Parametric Emerging Markets Equity
   AST PIMCO Limited Maturity Bond
   AST PIMCO Total Return Bond
   AST Preservation Asset Allocation
   AST QMA US Equity Alpha
   AST Schroders Multi-Asset World Strategies
   AST Small-Cap Growth
   AST Small-Cap Value
   AST T. Rowe Price Asset Allocation
   AST T. Rowe Price Global Bond
   AST T. Rowe Price Large-Cap Growth
   AST T. Rowe Price Natural Resources
   AST Value
   AST Western Asset Core Plus Bond

 AIM VARIABLE INSURANCE FUNDS
 (INVESCO VARIABLE INSURANCE FUNDS)
   INVESCO V.I. Dynamics Fund -- Series I shares
   INVESCO V.I. Financial Services Fund -- Series I shares
   INVESCO V.I. Global Health Care Fund -- Series I shares
   INVESCO V.I. Technology Fund -- Series I shares
 EVERGREEN VARIABLE ANNUITY TRUST
   Growth
   International Equity
   Omega

 FIRST DEFINED PORTFOLIO FUND, LLC
   First Trust(R) Target Focus Four
   Global Dividend Target 15
   NASDAQ(R) Target 15
   S&P(R) Target 24
   Target Managed VIP
   The Dow(R) DART 10
   The Dow(R) Target Dividend
   Value Line(R) Target 25

 FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
   Franklin Templeton VIP Founding Funds Allocation Fund

 NATIONWIDE VARIABLE INSURANCE TRUST
   NVIT Developing Markets Fund

 PROFUNDS VP
   Access VP High Yield
   Asia 30
   Banks
   Basic Materials
   Bear
   Biotechnology
   Bull
   Consumer Goods
   Consumer Services
   Europe 30
   Financials
   Health Care
   Industrials
   Internet
   Japan
   Large-Cap Growth
   Large-Cap Value
   Mid-Cap Growth
   Mid-Cap Value
   Oil & Gas
   NASDAQ-100
   Pharmaceuticals
   Precious Metals
   Real Estate
   Rising Rates Opportunity
   Semiconductor
   Short Mid-Cap
   Short NASDAQ-100
   Short Small-Cap
   Small-Cap Growth
   Small-Cap Value
   Technology
   Telecommunications
   U.S. Government Plus
   UltraBull
   UltraMid-Cap
   UltraNASDAQ-100
   UltraSmall-Cap
   Utilities

 THE PRUDENTIAL SERIES FUND
   *SP International Growth

 WELLS FARGO VARIABLE TRUST
   Wells Fargo Advantage VT Equity Income

   *no longer offered.

                                   CONTENTS


GLOSSARY OF TERMS......................................................................  1

SUMMARY OF CONTRACT FEES AND CHARGES...................................................  5

EXPENSE EXAMPLES....................................................................... 18

SUMMARY................................................................................ 20

INVESTMENT OPTIONS..................................................................... 25

 WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?.................... 25
 WHAT ARE THE FIXED ALLOCATIONS?....................................................... 50

FEES AND CHARGES....................................................................... 52

 WHAT ARE THE CONTRACT FEES AND CHARGES?............................................... 52
 WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?.......................................... 54
 WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?............................. 54
 EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES............................................. 54

PURCHASING YOUR ANNUITY................................................................ 55

 WHAT ARE OUR REQUIREMENTS FOR PURCHASING ONE OF THE ANNUITIES?........................ 55

MANAGING YOUR ANNUITY.................................................................. 58

 MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?....................... 58
 MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?.......................................... 59
 MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?.............................................. 59
 MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?.......................... 59
 MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?...................... 59

MANAGING YOUR ACCOUNT VALUE............................................................ 60

 HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?.......................................... 60
 HOW DO I RECEIVE A LOYALTY CREDIT UNDER THE ASAP III AND APEX II ANNUITIES?........... 60
 HOW ARE LOYALTY CREDITS APPLIED TO MY ACCOUNT VALUE UNDER THE ASAP III AND APEX II
   ANNUITIES?.......................................................................... 60
 HOW DO I RECEIVE CREDITS UNDER THE XT6 ANNUITY?....................................... 61
 HOW ARE CREDITS APPLIED TO ACCOUNT VALUE UNDER THE XT6 ANNUITY?....................... 62
 ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?............ 62
 DO YOU OFFER DOLLAR COST AVERAGING?................................................... 64
 DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?...................................... 66
 ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?.......................................... 67
 WHAT IS THE BALANCED INVESTMENT PROGRAM?.............................................. 67
 MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS?.. 67
 MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?............... 67
 HOW DO THE FIXED ALLOCATIONS WORK?.................................................... 68
 HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?..................................... 68
 HOW DOES THE MARKET VALUE ADJUSTMENT WORK?............................................ 69
 WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?........................................ 70

ACCESS TO ACCOUNT VALUE................................................................ 71

 WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?...................................... 71
 ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?......................................... 71
 CAN I WITHDRAW A PORTION OF MY ANNUITY?............................................... 71
 HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?......................................... 72
 CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD?....... 72
 DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72 (t) OF THE INTERNAL REVENUE
   CODE?............................................................................... 72
 WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?........... 72
 CAN I SURRENDER MY ANNUITY FOR ITS VALUE?............................................. 73
 WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?........................... 73
 WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?.......................................... 73
 HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?.................................. 74
 HOW ARE ANNUITY PAYMENTS CALCULATED?.................................................. 75

                                      (i)


LIVING BENEFITS.............................................................................  76

 DO YOU OFFER BENEFITS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY
   ARE ALIVE?...............................................................................  76
 GUARANTEED RETURN OPTION PLUS/SM/ (GRO PLUS/SM/)...........................................  77
 GUARANTEED RETURN OPTION (GRO)(R)..........................................................  82
 GUARANTEED RETURN OPTION PLUS 2008/SM/ (GRO PLUS 2008).....................................  85
 GUARANTEED RETURN OPTION PLUS/SM/ II (GRO Plus/SM/ II).....................................  90
 HIGHEST DAILY/SM/ GUARANTEED RETURN OPTION/SM/ (HD GRO)/SM/................................  94
 HIGHEST DAILY/SM/ GUARANTEED RETURN OPTION/SM/ II (HD GRO/SM/ II).......................... 100
 GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)............................................... 104
 GUARANTEED MINIMUM INCOME BENEFIT (GMIB)................................................... 107
 LIFETIME FIVE/SM/ INCOME BENEFIT (LIFETIME FIVE)/SM/....................................... 110
 SPOUSAL LIFETIME FIVE INCOME BENEFIT/SM/ (SPOUSAL LIFETIME FIVE)/SM/....................... 115
 HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT/SM/ (HIGHEST DAILY LIFETIME FIVE)/SM/........... 119
 HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT/SM/ (HIGHEST DAILY LIFETIME SEVEN)/SM/......... 127
 SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT/SM/ (SPOUSAL HIGHEST DAILY
   LIFETIME SEVEN)/SM/...................................................................... 138
 HIGHEST DAILY LIFETIME 7 PLUS/SM/ INCOME BENEFIT (HIGHEST DAILY LIFETIME 7 PLUS)/SM/....... 148
 SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS/SM/ INCOME BENEFIT (SPOUSAL HIGHEST DAILY LIFETIME 7
   PLUS)/SM/................................................................................ 161
 HIGHEST DAILY LIFETIME/SM/ 6 PLUS INCOME BENEFIT (HD LIFETIME 6 PLUS)...................... 170
 SPOUSAL HIGHEST DAILY LIFETIME/SM/ 6 PLUS INCOME BENEFIT (SHD LIFETIME 6 PLUS)............. 183

DEATH BENEFIT............................................................................... 193

 WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?.............................................. 193
 BASIC DEATH BENEFIT........................................................................ 193
 OPTIONAL DEATH BENEFITS.................................................................... 193
 PRUDENTIAL ANNUITIES' ANNUITY REWARDS...................................................... 198
 PAYMENT OF DEATH BENEFITS.................................................................. 198

VALUING YOUR INVESTMENT..................................................................... 202

 HOW IS MY ACCOUNT VALUE DETERMINED?........................................................ 202
 WHAT IS THE SURRENDER VALUE OF MY ANNUITY?................................................. 202
 HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?................................................ 202
 HOW DO YOU VALUE FIXED ALLOCATIONS?........................................................ 202
 WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?................................................ 202
 WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?.............. 204

TAX CONSIDERATIONS.......................................................................... 205

GENERAL INFORMATION......................................................................... 214

 HOW WILL I RECEIVE STATEMENTS AND REPORTS?................................................. 214
 WHO IS PRUDENTIAL ANNUITIES?............................................................... 214
 WHAT ARE SEPARATE ACCOUNTS?................................................................ 215
 WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?....................................... 216
 WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?................................. 217
 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................ 220
 FINANCIAL STATEMENTS....................................................................... 220
 HOW TO CONTACT US.......................................................................... 220
 INDEMNIFICATION............................................................................ 221
 LEGAL PROCEEDINGS.......................................................................... 221
 CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION........................................ 222

APPENDIX A - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B....................... A-1

APPENDIX B - CALCULATION OF OPTIONAL DEATH BENEFITS......................................... B-1

APPENDIX C - PLUS40 OPTIONAL LIFE INSURANCE RIDER........................................... C-1

APPENDIX D - ADDITIONAL INFORMATION ON ASSET ALLOCATION PROGRAM............................. D-1

APPENDIX E - DESCRIPTION AND CALCULATION OF PREVIOUSLY OFFERED OPTIONAL DEATH
  BENEFITS.................................................................................. E-1

APPENDIX F - SELECTING THE VARIABLE ANNUITY THAT'S RIGHT FOR YOU............................ F-1

                                     (ii)


APPENDIX G - FORMULA UNDER HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT............... G-1

APPENDIX H - ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE DEPARTMENT. H-1

APPENDIX I - FORMULA UNDER GRO PLUS 2008 AND HIGHEST DAILY GRO...................... I-1

APPENDIX J - FORMULA UNDER HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT AND SPOUSAL
  HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT....................................... J-1

APPENDIX K - FORMULA FOR HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT AND SPOUSAL
  HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT...................................... K-1

APPENDIX L - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES..... L-1

APPENDIX M - FORMULA UNDER GUARANTEED RETURN OPTION PLUS BENEFIT.................... M-1

APPENDIX N - FORMULA UNDER GUARANTEED RETURN OPTION BENEFIT......................... N-1

APPENDIX O - FORMULA FOR HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT AND SPOUSAL
  HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT...................................... O-1

APPENDIX P - FORMULA FOR HIGHEST DAILY GRO II AND GRO PLUS II....................... P-1


                                     (iii)

                               GLOSSARY OF TERMS

 Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.

 ACCOUNT VALUE: The value of each allocation to a Sub-account (also referred to as a "variable investment option") plus any Fixed Allocation prior to the Annuity Date, increased by any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge ("CDSC" or "surrender charge") and/or, other than on an annuity anniversary, any fee that is deducted from the Annuity annually in arrears. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each MVA Fixed Allocation on any day other than its Maturity Date may be calculated using a market value adjustment. With respect to XT6, the Account Value includes any Credits we applied to your purchase payments that we are entitled to take back under certain circumstances. With respect to ASAP III and APEX II, the Account Value includes any Loyalty Credit we apply. With respect to Annuities with a Highest Daily Lifetime Five Income Benefit election, Account Value includes the value of any allocation to the Benefit Fixed Rate Account.

 ADJUSTED PURCHASE PAYMENTS: As used in the discussion of certain optional benefits in this prospectus and elsewhere, Adjusted purchase payments are purchase payments, increased by any Credits applied to your Account Value in relation to such purchase payments, and decreased by any charges deducted from such purchase payments.

 ANNUITIZATION: The application of Account Value to one of the available annuity options for the Owner to begin receiving periodic payments for life (or joint lives), for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

 ANNUITY DATE: The date you choose for annuity payments to commence. Unless we agree otherwise, for Annuities issued on or after November 20, 2006, the Annuity Date must be no later than the first day of the calendar month coinciding with or next following the later of: (a) the oldest Owner's or Annuitant's 95/th/ birthday, whichever occurs first, and (b) the fifth anniversary of the Issue Date.

 ANNUITY YEAR: A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

 BENEFICIARY ANNUITY: You may purchase an Annuity if you are a beneficiary of an annuity that was owned by a decedent, subject to the requirements discussed in this Prospectus. You may transfer the proceeds of the decedent's annuity into one of the Annuities described in this prospectus and continue receiving the distributions that are required by the tax laws. This transfer option is only available for purchase of an IRA, Roth IRA, or a non-qualified annuity.

 BENEFIT FIXED RATE ACCOUNT: A fixed investment option that is used only if you have elected the optional Highest Daily Lifetime Five Income Benefit. Amounts allocated to the Benefit Fixed Rate Account earn a fixed rate of interest, and are held within our general account. You may not allocate purchase payments to the Benefit Fixed Rate Account. Rather, Account Value is transferred to and from the Benefit Fixed Rate Account only under the pre-determined mathematical formula of the Highest Daily Lifetime Five Income Benefit.

 CODE: The Internal Revenue Code of 1986, as amended from time to time.

 COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT: We offer an optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing the greater of the Highest Anniversary Value Death Benefit and a 5% annual increase on purchase payments adjusted for withdrawals.

 CONTINGENT DEFERRED SALES CHARGE (CDSC): This is a sales charge that may be deducted when you make a full or partial withdrawal under your Annuity. We refer to this as a "contingent" charge because it is imposed only if you make a withdrawal. The charge is a percentage of each applicable Purchase Payment that is being withdrawn. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. The amount and duration of the CDSC varies among ASAP III, APEX II and XT6. There is no CDSC for ASL II. See "Summary of Contract Fees and Charges" for details on the CDSC for each Annuity.

 DCA FIXED RATE OPTION: An investment option that offers a fixed rate of interest for a specified period during the accumulation period. The DCA Fixed Rate Option is used only with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 month DCA Program"), under which the Purchase Payments that you have allocated to that DCA Fixed Rate Option are transferred to the designated Sub-accounts over a 6 month or 12 month period. Withdrawals or transfers from the DCA Fixed Rate Option are not subject to any Market Value Adjustment.

 ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT: An Optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing amounts in addition to the basic Death Benefit that can be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. We no longer offer the Enhanced Beneficiary Protection Death Benefit.

 FIXED ALLOCATION: An investment option that offers a fixed rate of interest for a specified Guarantee Period during the accumulation period. Certain Fixed Allocations are subject to a market value adjustment if you withdraw Account Value prior to the Fixed Allocation's maturity (MVA Fixed Allocation). We also offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"), and are not subject to any market value adjustment. You may participate in a dollar cost averaging program outside of the 6 or 12 Month DCA Program, where the source of the funds to be transferred is a Fixed Allocation.

 FREE LOOK: Under state insurance laws, you have the right, during a limited period of time, to examine your Annuity and decide if you want to keep it or cancel it. This right is referred to as your "free look" right. The length of this time period depends on the law of your state, and may vary depending on whether your purchase is a replacement or not.

 GOOD ORDER: an instruction received by us, utilizing such forms, signatures, and dating as we require, which is sufficiently complete and clear that we do not need to exercise any discretion to follow such instructions. In your Annuity contract, we use the term "In Writing" to refer to this general requirement.

 GUARANTEED MINIMUM INCOME BENEFIT (GMIB): An optional benefit that, for an additional cost, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on your total purchase payments and an annual increase of 5% on such purchase payments adjusted for withdrawals (called the "Protected Income Value"), regardless of the impact of market performance on your Account Value. We no longer offer GMIB.

 GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB): An optional benefit that, for an additional cost, guarantees your ability to withdraw amounts over time equal to an initial principal value, regardless of the impact of market performance on your Account Value. We no longer offer GMWB.

 GUARANTEE PERIOD: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

 GUARANTEED RETURN OPTION PLUS/SM/ (GRO PLUS/SM/)/GUARANTEED RETURN OPTION PLUS 2008/SM/ (GRO PLUS 2008)/GUARANTEED RETURN OPTION (GRO)(R)/HIGHEST DAILY GUARANTEED RETURN OPTION (HIGHEST DAILY GRO)/SM//GUARANTEED RETURN OPTION/SM/ PLUS II (GRO PLUS II)/SM//HIGHEST DAILY/SM/ GUARANTEED RETURN OPTION/SM/ II (HD GRO II). Each of GRO Plus, GRO Plus 2008, GRO, Highest Daily GRO, GRO Plus II, and HD GRO II is a separate optional benefit that, for an additional cost, guarantees a minimum Account Value at one or more future dates and that requires your participation in a program that may transfer your Account Value according to a predetermined mathematical formula. Each benefit has different features, so please consult the pertinent benefit description in the section of the prospectus entitled "Living Benefits". Certain of these benefits are no longer available for election.

 HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV"): We offer an optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Anniversary Value, less proportional withdrawals.

 HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of a guaranteed benefit base called the Total Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Highest Daily Lifetime Five.

 HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT: An optional benefit for an additional charge that guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime Seven is the same class of optional benefit as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime Seven.

 HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 7 Plus is the same class of optional benefits as our Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime 7 Plus.

 HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 6 Plus is the same class of optional benefit as our Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated.

 HIGHEST DAILY VALUE DEATH BENEFIT ("HDV"): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Daily Value, less proportional withdrawals. We no longer offer HDV.

 INTERIM VALUE: The value of the MVA Fixed Allocations on any date other than the Maturity Date. The Interim Value is equal to the initial value allocated to the MVA Fixed Allocation plus all interest credited to the MVA Fixed Allocation as of the date calculated, less any transfers or withdrawals from the MVA Fixed Allocation. The Interim Value does not include the effect of any MVA.

 ISSUE DATE: The effective date of your Annuity.

 KEY LIFE: Under the Beneficiary Continuation Option, or the Beneficiary Annuity, the person whose life expectancy is used to determine payments.

 LIFETIME FIVE INCOME BENEFIT: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Lifetime Five.

 MVA: A market value adjustment used in the determination of Account Value of a MVA Fixed Allocation on any day more than 30 days prior to the Maturity Date of such MVA Fixed Allocation.

 OWNER: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity who has the rights and benefits designated as to the "Participant" in the certificate.

 SPOUSAL LIFETIME FIVE/SM/ INCOME BENEFIT: An optional benefit that, for an additional cost, guarantees until the later death of two Designated Lives (as defined in this Prospectus) the ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Spousal Lifetime Five.

 SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime Seven Income Benefit and is the same class of optional benefit as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime Seven.

 SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 7 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime 7 Plus.

 SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 6 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated.

 SUB-ACCOUNT: We issue your Annuity through our separate account. See "What is the Separate Account?" under the General Information section. The separate account invests in underlying mutual fund portfolios. From an accounting perspective, we divide the separate account into a number of sections, each of which corresponds to a particular underlying mutual fund portfolio. We refer to each such section of our separate account as a "Sub-account".

 SURRENDER VALUE: The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, Tax Charge and the charge for any optional benefits and any additional amounts we applied to your purchase payments that we may be entitled to recover under certain circumstances. The surrender value may be calculated using a MVA with respect to amounts in any MVA Fixed Allocation. No CDSC applies to the ASL II Annuity.

 UNIT: A measure used to calculate your Account Value in a Sub-account during the accumulation period.

 VALUATION DAY: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

                     SUMMARY OF CONTRACT FEES AND CHARGES

 Below is a summary of the fees and charges for the Annuities. Some fees and charges are assessed against each Annuity while others are assessed against assets allocated to the Sub-accounts. The fees and charges that are assessed against an Annuity include any applicable Contingent Deferred Sales Charge, Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the Sub-accounts are the Mortality and Expense Risk charge, the charge for Administration of the Annuity, any applicable Distribution Charge and the charge for certain optional benefits you elect. Certain optional benefits deduct a charge from each Annuity based on a percentage of a "protected value." Each underlying mutual fund portfolio assesses a fee for investment management, other expenses and, with some mutual funds, a 12b-1 fee. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.

 The following tables provide a summary of the fees and charges you will pay if you surrender your Annuity or transfer Account Value among investment options. These fees and charges are described in more detail within this Prospectus.

                         -----------------------------
                         TRANSACTION FEES AND CHARGES
                         -----------------------------

 CONTINGENT DEFERRED SALES CHARGES FOR EACH ANNUITY/ 1/
                                    ASAP III

             Yr. 1 Yr. 2 Yr. 3 Yr. 4 Yr. 5 Yr. 6 Yr. 7 Yr. 8 Yr. 9
             -----------------------------------------------------
             7.5%  7.0%  6.5%  6.0%  5.0%  4.0%  3.0%  2.0%  0.0%
             -----------------------------------------------------

                                    APEX II

                         Yr. 1 Yr. 2 Yr. 3 Yr. 4 Yr. 5
                         -----------------------------
                         8.5%  8.0%  7.0%  6.0%  0.0%
                         -----------------------------

                                      XT6
 For Annuities issued prior to November 20, 2006, the following schedule applies:

      Yr. 1 Yr. 2 Yr. 3 Yr. 4 Yr. 5 Yr. 6 Yr. 7 Yr. 8 Yr. 9 Yr. 10 Yr. 11+
      --------------------------------------------------------------------
      9.0%  9.0%  8.5%  8.0%  7.0%  6.0%  5.0%  4.0%  3.0%   2.0%   0.0%
      --------------------------------------------------------------------

 For Annuities issued on or after November 20, 2006 (subject to state availability), the following schedule applies

      Yr. 1 Yr. 2 Yr. 3 Yr. 4 Yr. 5 Yr. 6 Yr. 7 Yr. 8 Yr. 9 Yr. 10 Yr. 11+
      --------------------------------------------------------------------
      9.0%  9.0%  8.0%  7.0%  6.0%  5.0%  4.0%  3.0%  2.0%   1.0%   0.0%
      --------------------------------------------------------------------

                                     ASL II
                       There is no CDSC for this Annuity

 1 The Contingent Deferred Sales Charges are assessed upon surrender or withdrawal. The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period during which a particular percentage applies is measured from the Issue Date of the Annuity.

       -----------------------------------------------------------------
                      OTHER TRANSACTION FEES AND CHARGES

                       (assessed against each Annuity)
       -----------------------------------------------------------------
          FEE/CHARGE      ASAP III    APEX II      ASL II       XT6
       -----------------------------------------------------------------
       TRANSFER FEE /1/
       MAXIMUM             $15.00      $15.00      $15.00      $15.00
       CURRENT             $10.00      $10.00      $10.00      $10.00
       -----------------------------------------------------------------
       TAX CHARGE        0% to 3.5%  0% to 3.5%  0% to 3.5%  0% to 3.5%
       (CURRENT) /2/
       -----------------------------------------------------------------

 1 Currently, we deduct the fee after the 20/th/ transfer each Annuity Year. We guarantee that the number of charge free transfers per Annuity Year will never be less than 8.
 2 In some states a tax is payable, either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is assessed as a percentage of purchase payments, Surrender Value, or Account Value, as applicable. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. See the subsection "Tax Charge" under "Fees and Charges" in this Prospectus.

 The following table provides a summary of the periodic fees and charges you will pay while you own your Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

------------------------------------------------------------------------------------------------------------------------
                                               PERIODIC FEES AND CHARGES

                                            (assessed against each Annuity)
------------------------------------------------------------------------------------------------------------------------
      FEE/CHARGE                ASAP III                APEX II                  ASL II                   XT6
ANNUAL MAINTENANCE       Lesser of $35 or 2% of  Lesser of $35 or 2% of  Lesser of $35 or 2% of  Lesser of $35 or 2% of
FEE /1/                    Account Value /2/       Account Value /2/       Account Value /2/       Account Value /2/
                         -----------------------------------------------------------------------------------------------
  BENEFICIARY
  CONTINUATION           Lesser of $30 or 2% of  Lesser of $30 or 2% of  Lesser of $30 or 2% of  Lesser of $30 or 2% of
  OPTION ONLY                Account Value           Account Value           Account Value           Account Value
------------------------------------------------------------------------------------------------------------------------
                                      ANNUAL FEES/CHARGES OF THE SUB-ACCOUNTS /3/

                        (assessed as a percentage of the daily net assets of the Sub-accounts)
------------------------------------------------------------------------------------------------------------------------
      FEE/CHARGE
MORTALITY & EXPENSE              0.50%                   1.50%                   1.50%                   0.50%
RISK CHARGE /4/
------------------------------------------------------------------------------------------------------------------------
ADMINISTRATION                   0.15%                   0.15%                   0.15%                   0.15%
CHARGE /4/
------------------------------------------------------------------------------------------------------------------------
DISTRIBUTION CHARGE /5/     0.60% in Annuity              N/A                     N/A               1.00% in Annuity
                               Years 1-8                                                               Years 1-10
------------------------------------------------------------------------------------------------------------------------
TOTAL ANNUAL CHARGES        1.25% in Annuity             1.65%                   1.65%              1.65% in Annuity
OF THE SUB-ACCOUNTS            Years 1-8;                                                             Years 1-10;
(EXCLUDING SETTLEMENT       0.65% in Annuity                                                        0.65% in Annuity
SERVICE CHARGE)            Years 9 and later                                                       Years 11 and later
------------------------------------------------------------------------------------------------------------------------
SETTLEMENT SERVICE         1.40% (qualified);      1.40% (qualified);      1.40% (qualified);      1.40% (qualified);
CHARGE /6/               1.00% (non-qualified)   1.00% (non-qualified)   1.00% (non-qualified)   1.00% (non-qualified)
------------------------------------------------------------------------------------------------------------------------

 1. Assessed annually on the Annuity's anniversary date or upon surrender. For beneficiaries who elect the non-qualified Beneficiary Continuation Option, the fee is only applicable if Account Value is less than $25,000 at the time the fee is assessed.
 2. Only applicable if Account Value is less than $100,000. Fee may differ in certain States.
 3. These charges are deducted daily and apply to the Sub-accounts only.
 4. The combination of the Mortality and Expense Risk Charge and Administration Charge is referred to as the "Insurance Charge" elsewhere in this Prospectus
 5. The Distribution Charge is 0.00% in Annuity Years 9+ for ASAP III and in Annuity Years 11+ for XT6
 6. The Mortality & Expense Risk Charge, the Administration Charge and the Distribution Charge (if applicable) do not apply if you are a beneficiary under the Beneficiary Continuation Option. The Settlement Service Charge applies only if your beneficiary elects the Beneficiary Continuation Option.

 The following table sets forth the charge for each optional benefit under the Annuity. These fees would be in addition to the periodic fees and transaction fees set forth in the tables above.

---------------------------------------------------------------------------------------------------------------
                                  YOUR OPTIONAL BENEFIT FEES AND CHARGES /1/
---------------------------------------------------------------------------------------------------------------
          OPTIONAL BENEFIT              OPTIONAL        TOTAL         TOTAL           TOTAL         TOTAL
                                       BENEFIT/FEE     ANNUAL         ANNUAL         ANNUAL         ANNUAL
                                         CHARGE      CHARGE/ 2/     CHARGE/ 2/     CHARGE/ 2/     CHARGE/ 2/
                                                    FOR ASAP III    FOR APEX II    FOR ASL II      FOR XT6
---------------------------------------------------------------------------------------------------------------
GRO PLUS II
CURRENT AND MAXIMUM CHARGE /3/           0.60%          1.85%          2.25%          2.25%          2.25%
(ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
---------------------------------------------------------------------------------------------------------------
HIGHEST DAILY GRO II
CURRENT AND MAXIMUM CHARGE /3/           0.60%          1.85%          2.25%          2.25%          2.25%
(ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
---------------------------------------------------------------------------------------------------------------
HIGHEST DAILY LIFETIME 6 PLUS (HD 6
PLUS)
MAXIMUM CHARGE                           1.50%      1.25% + 1.50%  1.65% + 1.50%  1.65% + 1.50%  1.65% + 1.50%
(ASSESSED AGAINST GREATER OF ACCOUNT
VALUE AND PWV)
CURRENT CHARGE                           0.85%      1.25% + 0.85%  1.65% + 0.85%  1.65% + 0.85%  1.65% + 0.85%
(ASSESSED AGAINST GREATER OF ACCOUNT
VALUE AND PWV)
---------------------------------------------------------------------------------------------------------------
HIGHEST DAILY LIFETIME 6 PLUS WITH
LIFETIME INCOME ACCELERATOR (LIA)
MAXIMUM CHARGE /3/                       2.00%      1.25% + 2.00%  1.65% + 2.00%  1.65% + 2.00%  1.65% + 2.00%
(ASSESSED AGAINST GREATER OF ACCOUNT
VALUE AND PWV)
CURRENT CHARGE                           1.20%      1.25% + 1.20%  1.65% + 1.20%  1.65% + 1.20%  1.65% + 1.20%
(ASSESSED AGAINST GREATER OF ACCOUNT
VALUE AND PWV)
---------------------------------------------------------------------------------------------------------------
SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS
MAXIMUM CHARGE /3/                       1.50%      1.25% + 1.50%  1.65% + 1.50%  1.65% + 1.50%  1.65% + 1.50%
(ASSESSED AGAINST GREATER OF ACCOUNT
VALUE AND PWV)
CURRENT CHARGE                           0.95%      1.25% + 0.95%  1.65% + 0.95%  1.65% + 0.95%  1.65% + 0.95%
(ASSESSED AGAINST GREATER OF ACCOUNT
VALUE AND PWV)
---------------------------------------------------------------------------------------------------------------
GUARANTEED RETURN OPTION (GRO)/GRO
PLUS
MAXIMUM CHARGE /3 /                      0.75%          2.00%          2.40%          2.40%          2.40%
(ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
CURRENT CHARGE                           0.25%          1.50%          1.90%          1.90%          1.90%
(ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
---------------------------------------------------------------------------------------------------------------
GUARANTEED RETURN OPTION PLUS 2008
(GRO PLUS 2008)
MAXIMUM CHARGE /3/                       0.75%          2.00%          2.40%          2.40%          2.40%
(ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
CURRENT CHARGE                           0.60%          1.85%          2.25%          2.25%          2.25%
(ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
(IF ELECTED ON OR AFTER MAY 1, 2009)
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
                                  YOUR OPTIONAL BENEFIT FEES AND CHARGES /1/
---------------------------------------------------------------------------------------------------------------
          OPTIONAL BENEFIT              OPTIONAL        TOTAL         TOTAL           TOTAL         TOTAL
                                       BENEFIT/FEE     ANNUAL         ANNUAL         ANNUAL         ANNUAL
                                         CHARGE      CHARGE/ 2/     CHARGE/ 2/     CHARGE/ 2/     CHARGE/ 2/
                                                    FOR ASAP III    FOR APEX II    FOR ASL II      FOR XT6
---------------------------------------------------------------------------------------------------------------
HIGHEST DAILY GUARANTEED RETURN
OPTION (HD GRO)
CURRENT AND MAXIMUM CHARGE /3/           0.60%          1.85%          2.25%          2.25%          2.25%
(IF ELECTED ON OR AFTER MAY 1, 2009)
(ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
---------------------------------------------------------------------------------------------------------------
GUARANTEED MINIMUM WITHDRAWAL BENEFIT
(GMWB)
MAXIMUM CHARGE /3/                       1.00%          2.25%          2.65%          2.65%          2.65%
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
CURRENT CHARGE                           0.35%          1.60%          2.00%          2.00%          2.00%
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
---------------------------------------------------------------------------------------------------------------
GUARANTEED MINIMUM INCOME BENEFIT
(GMIB)
MAXIMUM CHARGE /3/                       1.00%      1.25% + 1.00%  1.65% + 1.00%  1.65% + 1.00%  1.65% + 1.00%
(ASSESSED AGAINST PIV)
CURRENT CHARGE                           0.50%      1.25% + 0.50%  1.65% + 0.50%  1.65% + 0.50%  1.65 + 0.50%
(ASSESSED AGAINST PIV)
---------------------------------------------------------------------------------------------------------------
LIFETIME FIVE INCOME BENEFIT
MAXIMUM CHARGE /3 /                      1.50%          2.75%          3.15%          3.15%          3.15%
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
CURRENT CHARGE                           0.60%          1.85%          2.25%          2.25%          2.25%
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
---------------------------------------------------------------------------------------------------------------
SPOUSAL LIFETIME FIVE INCOME BENEFIT
MAXIMUM CHARGE /3/                       1.50%          2.75%          3.15%          3.15%          3.15%
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
CURRENT CHARGE                           0.75%          2.00%          2.40%          2.40%          2.40%
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
---------------------------------------------------------------------------------------------------------------
HIGHEST DAILY LIFETIME FIVE INCOME
BENEFIT
MAXIMUM CHARGE /3/                       1.50%          2.75%          3.15%          3.15%          3.15%
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
CURRENT CHARGE                           0.60%          1.85%          2.25%          2.25%          2.25%
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
---------------------------------------------------------------------------------------------------------------
HIGHEST DAILY LIFETIME SEVEN INCOME
BENEFIT
MAXIMUM CHARGE /3/                       1.50%      1.25% + 1.50%  1.65% + 1.50%  1.65% + 1.50%  1.65% + 1.50%
(ASSESSED AGAINST THE PWV)
CURRENT CHARGE                           0.60%      1.25% + 0.60%  1.65% + 0.60%  1.65% + 0.60%  1.65% + 0.60%
(ASSESSED AGAINST THE PWV)
---------------------------------------------------------------------------------------------------------------
HIGHEST DAILY LIFETIME SEVEN WITH
BENEFICIARY INCOME OPTION (BIO)
MAXIMUM CHARGE /3/                       2.00%      1.25% + 2.00%  1.65% + 2.00%  1.65% + 2.00%  1.65% + 2.00%
(ASSESSED AGAINST THE PWV)
CURRENT CHARGE                           0.95%      1.25% + 0.95%  1.65% + 0.95%  1.65% + 0.95%  1.65% + 0.95%
(ASSESSED AGAINST THE PWV)
---------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
                                  YOUR OPTIONAL BENEFIT FEES AND CHARGES /1/
----------------------------------------------------------------------------------------------------------------
          OPTIONAL BENEFIT              OPTIONAL        TOTAL         TOTAL           TOTAL          TOTAL
                                       BENEFIT/FEE     ANNUAL         ANNUAL         ANNUAL          ANNUAL
                                         CHARGE      CHARGE/ 2/     CHARGE/ 2/     CHARGE/ 2/      CHARGE/ 2/
                                                    FOR ASAP III    FOR APEX II    FOR ASL II       FOR XT6
----------------------------------------------------------------------------------------------------------------
HIGHEST DAILY LIFETIME SEVEN WITH
LIFETIME INCOME ACCELERATOR (LIA)
MAXIMUM CHARGE /3/                       2.00%      1.25% + 2.00%  1.65% + 2.00%  1.65% + 2.00%  1.65% + 2.00%
(ASSESSED AGAINST THE PWV)
CURRENT CHARGE                           0.95%      1.25% + 0.95%  1.65% + 0.95%  1.65% + 0.95%  1.65% + 0.95%
(ASSESSED AGAINST THE PWV)
----------------------------------------------------------------------------------------------------------------
SPOUSAL HIGHEST DAILY LIFETIME SEVEN
INCOME BENEFIT
MAXIMUM CHARGE /3/                       1.50%      1.25% + 1.50%  1.65% + 1.50%  1.65% + 1.50%  1.65% + 1.50%
(ASSESSED AGAINST THE PWV)
CURRENT CHARGE                           0.75%      1.25% + 0.75%  1.65% + 0.75%  1.65% + 0.75%  1.65% + 0.75%
(ASSESSED AGAINST THE PWV)
----------------------------------------------------------------------------------------------------------------
SPOUSAL HIGHEST DAILY LIFETIME SEVEN
WITH BENFEFICIARY INCOME BENEFIT (BIO)
MAXIMUM CHARGE /3 /                      2.00%      1.25% + 2.00%  1.65% + 2.00%  1.65% + 2.00%  1.65% + 2.00%
(ASSESSED AGAINST THE PWV)
CURRENT CHARGE                           0.95%      1.25% + 0.95%  1.65% + 0.95%  1.65% + 0.95%  1.65% + 0.95%
(ASSESSED AGAINST THE PWV)
----------------------------------------------------------------------------------------------------------------
HIGHEST DAILY LIFETIME 7 PLUS
MAXIMUM CHARGE /3/                       1.50%      1.25% + 1.50%  1.65% + 1.50%  1.65% + 1.50%  1.65% + 1.50%
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)
CURRENT CHARGE                           0.75%      1.25% + 0.75%  1.65% + 0.75%  1.65% + 0.75%  1.65% + 0.75%
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)
----------------------------------------------------------------------------------------------------------------
HIGHEST DAILY LIFETIME 7 PLUS WITH
BENEFICIARY INCOME OPTION (BIO)
MAXIMUM CHARGE /3/                       2.00%      1.25% + 2.00%  1.65% + 2.00%  1.65% + 2.00%  1.65% + 2.00%
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)
CURRENT CHARGE                           1.10%      1.25% + 1.10%  1.65% + 1.10%  1.65% + 1.10%  1.6 5% + 1.10%
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)
----------------------------------------------------------------------------------------------------------------
HIGHEST DAILY LIFETIME 7 PLUS WITH
LIFETIME INCOME ACCELERATOR (LIA)
MAXIMUM CHARGE /3/                       2.00%      1.25% + 2.00%  1.65% + 2.00%  1.65% + 2.00%  1.65% + 2.00%
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)
CURRENT CHARGE                           1.10%      1.25% + 1.10%  1.65% + 1.10%  1.65% + 1.10%  1.65% + 1.10%
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)
----------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
                                  YOUR OPTIONAL BENEFIT FEES AND CHARGES /1/
---------------------------------------------------------------------------------------------------------------
          OPTIONAL BENEFIT              OPTIONAL        TOTAL         TOTAL           TOTAL         TOTAL
                                       BENEFIT/FEE     ANNUAL         ANNUAL         ANNUAL         ANNUAL
                                         CHARGE      CHARGE/ 2/     CHARGE/ 2/     CHARGE/ 2/     CHARGE/ 2/
                                                    FOR ASAP III    FOR APEX II    FOR ASL II      FOR XT6
---------------------------------------------------------------------------------------------------------------
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS
MAXIMUM CHARGE /3/                       1.50%      1.25% + 1.50%  1.65% + 1.50%  1.65% + 1.50%  1.65% + 1.50%
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)
CURRENT CHARGE                           0.90%      1.25% + 0.90%  1.65% + 0.90%  1.65% + 0.90%  1.65% + 0.90%
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)
---------------------------------------------------------------------------------------------------------------
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS
WITH BENEFICIARY INCOME OPTION (BIO)
MAXIMUM CHARGE /3/                       2.00%      1.25% + 2.00%  1.65% + 2.00%  1.65% + 2.00%  1.65% + 2.00%
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)
CURRENT CHARGE (ASSESSED AGAINST THE     1.10%      1.25% + 1.10%  1.65% + 1.10%  1.65% + 1.10%  1.65% + 1.10%
GREATER OF ACCOUNT VALUE AND PWV)
---------------------------------------------------------------------------------------------------------------
ENHANCED BENEFICIARY PROTECTION DEATH
BENEFIT
CURRENT AND MAXIMUM CHARGE /4/           0.25%          1.50%          1.90%          1.90%          1.90%
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
---------------------------------------------------------------------------------------------------------------
HIGHEST ANNIVERSARY VALUE DEATH
BENEFIT ("HAV")
CURRENT AND MAXIMUM CHARGE /4/           0.40%          1.65%          2.05%          2.05%          2.05%
(IF ELECTED ON OR AFTER MAY 1,
2009) (ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
---------------------------------------------------------------------------------------------------------------
COMBINATION 5% ROLL-UP AND HAV DEATH
BENEFIT
CURRENT AND MAXIMUM CHARGE /4/           0.80%          2.05%          2.45%          2.45%          2.45%
(IF ELECTED ON OR AFTER MAY 1,
2009) (ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
---------------------------------------------------------------------------------------------------------------
HIGHEST DAILY VALUE DEATH BENEFIT
("HDV")
CURRENT AND MAXIMUM CHARGE /4/           0.50%          1.75%          2.15%          2.15%          2.15%
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
---------------------------------------------------------------------------------------------------------------
PLEASE REFER TO THE SECTION OF THIS PROSPECTUS THAT DESCRIBES EACH OPTIONAL BENEFIT FOR A COMPLETE DESCRIPTION
OF THE BENEFIT, INCLUDING ANY RESTRICTIONS OR LIMITATIONS THAT MAY APPLY.
---------------------------------------------------------------------------------------------------------------

 HOW CHARGE IS DETERMINED

 1 GRO PLUS II. Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For ASAP III, the 1.85% total annual charge applies in Annuity Years 1-8 and is 1.25% thereafter. For APEX II and ASL II, the 2.25% total annual charge applies in all Annuity Years, and for XT6, the 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter.
    HIGHEST DAILY GRO II. Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For ASAP III, the 1.85% total annual charge applies in Annuity Years 1-8 and is 1.25% thereafter. For APEX II and ASL II, the 2.25% total annual charge applies in all Annuity Years, and for XT6, the 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter.
    HIGHEST DAILY LIFETIME 6 PLUS. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For ASAP III, 0.85% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.85% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.85% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years.

    HIGHEST DAILY LIFETIME 6 PLUS WITH LIA. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For ASAP III, 1.20% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 1.20% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 1.20% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years.
    SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For ASAP III, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years.
    GUARANTEED RETURN OPTION/GRO PLUS: Charge for each benefit is assessed against the average daily net assets of the Sub-accounts. For ASAP III, 1.50% total annual charge applies in Annuity years 1-8 and is 0.90% thereafter. For APEX II and ASL II, 1.90% total annual charge applies in all Annuity Years, and for XT6, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. This benefit is no longer available for new elections.
    GRO PLUS 2008: Charge for the benefit is assessed against the average daily net assets of the Sub-accounts. IF YOU ELECTED THE BENEFIT PRIOR TO MAY 1, 2009, THE FEES ARE AS FOLLOWS: The charge is 0.35% of Sub-account assets. For ASAP III, 1.60% total annual charge applies in Annuity Years 1-8 and is 1.00% thereafter. For APEX II and ASL II, 2.00% total annual charge applies in all Annuity Years, and for XT6, 2.00% total annual charge applies in Annuity Years 1-10 and is 1.00% thereafter. IF YOU ELECTED THE BENEFIT ON OR AFTER MAY 1, 2009, THE FEES ARE AS FOLLOWS: For ASAP III, 1.85% total annual charge applies in Annuity Years 1-8 and is 1.25% thereafter. For APEX II and ASL II, 2.25% total annual charge applies in all Annuity Years, and for XT6, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. Except in certain states, this benefit is no longer available for new elections.
    HIGHEST DAILY GRO: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. IF YOU ELECTED THE BENEFIT PRIOR TO MAY 1, 2009, THE FEES ARE AS FOLLOWS: The current charge is .35% of Sub-account assets. For ASAP III, 1.60% total annual charge applies in Annuity years 1-8 and is 1.00% thereafter. For APEX II and ASL II, 2.00% total annual charge applies in all Annuity years, and for XT6, 2.00% total annual charge applies in Annuity Years 1-10 and is 1.00% thereafter. IF YOU ELECTED THE BENEFIT ON OR AFTER MAY 1, 2009, THE FEES ARE AS FOLLOWS: For ASAP III, 1.85% total annual charge applies in Annuity years 1-8 and is 1.25% thereafter. For APEX II and ASL II, 2.25% total annual charge applies in all Annuity years, and for XT6, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. Except in certain states, this benefit is no longer available for new elections.
    GUARANTEED MINIMUM WITHDRAWAL BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For ASAP III, 1.60% total annual charge applies in Annuity Years 1-8 and is 1.00% thereafter. For APEX II and ASL II, 2.00% total annual charge applies in all Annuity Years, and for XT6, 2.00% total annual charge applies in Annuity Years 1-10 and is 1.00% thereafter. This benefit is no longer available for new elections.
    GUARANTEED MINIMUM INCOME BENEFIT: Charge for this benefit is assessed against the GMIB Protected Income Value ("PIV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the Fixed Allocations. For ASAP III, 0.50% of PIV for GMIB is in addition to 1.25% annual charge in years 1-8 and 0.65% thereafter. For APEX II and ASL II, 0.50% of PIV for GMIB is in addition to 1.65% annual charge. For XT6, 0.50% of PIV for GMIB is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.
    LIFETIME FIVE INCOME BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For ASAP III, 1.85% total annual charge applies in Annuity years 1-8 and is 1.25% thereafter. For APEX II and ASL II, 2.25% total annual charge applies in all Annuity years, and for XT6, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections. SPOUSAL LIFETIME FIVE INCOME BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For ASAP III, 2.00% total annual charge applies in Annuity years 1-8 and is 1.40% thereafter. For APEX II and ASL II, 2.40% total annual charge applies in all Annuity years, and for XT6, 2.40% total annual charge applies in Annuity Years 1-10 and is 1.40% thereafter. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For ASAP III, 1.85% total annual charge applies in Annuity years 1-8 and is 1.25% thereafter. For APEX II and ASL II, 2.25% total annual charge applies in all Annuity years, and for XT6, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME SEVEN: Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For ASAP III, 0.60% for Highest Daily Lifetime Seven is in addition to 1.25% annual charge in years 1-8 and 0.65% thereafter. For APEX II and ASL II, 0.60% for Highest Daily Lifetime Seven is in addition to 1.65% annual charge. For XT6, 0.60% for Highest Daily Lifetime Seven is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME SEVEN WITH BIO: Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For ASAP III, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME SEVEN WITH LIA: Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For ASAP III, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
    SPOUSAL HIGHEST DAILY LIFETIME SEVEN: Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). For ASAP III, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.25% annual charge in years 1-8 and 0.65% thereafter. For APEX II and ASL II, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.65% annual charge. For XT6, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.
    SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BIO: Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For ASAP III, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME 7 PLUS: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For ASAP III, 0.75% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the

    Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.75% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.75% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and .65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME 7 PLUS WITH BIO: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For ASAP III, 1.10% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME 7 PLUS WITH LIA: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For ASAP III, 1.10% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
    SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For ASAP III, 0.90% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.90% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.90% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
    SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BIO: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For ASAP III, 1.10% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections. ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For
    ASAP III, 1.50% total annual charge applies in Annuity years 1-8 and is 0.90% thereafter. For APEX II and ASL II, 1.90% total annual charge applies in all Annuity years, and for XT6, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. This benefit is no longer available for new elections.
    HIGHEST ANNIVERSARY VALUE DEATH BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. IF YOU ELECTED THE BENEFIT PRIOR TO MAY 1, 2009, THE FEES ARE AS FOLLOWS: The charge is 0.25% of Sub-account assets if you elected the benefit prior to May 1, 2009. For ASAP III, 1.50% total annual charge applies in Annuity Years 1-8 and is 0.90% thereafter. For APEX II and ASL II, 1.90% total annual charge applies in all Annuity Years, and for XT6, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. IF YOU ELECTED THE BENEFIT ON OR AFTER MAY 1, 2009, THE FEES ARE AS FOLLOWS: For ASAP III, 1.65% total annual charge applies in Annuity Years 1-8 and is 1.05% thereafter. For APEX II and ASL II, 2.05% total annual charge applies in all Annuity Years, and for XT6, 2.05% total annual charge applies in Annuity Years 1-10 and is 1.05% thereafter.
    COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. IF YOU ELECTED THE BENEFIT PRIOR TO MAY 1, 2009, THE FEES ARE AS FOLLOWS: The charge is 0.50% of Sub-account assets if you elected the benefit prior to May 1, 2009. For ASAP III, 1.75% total annual charge applies in Annuity Years 1-8 and is 1.15% thereafter. For APEX II and ASL II, 2.15% total annual charge applies in all Annuity Years, and for XT6, 2.15% total annual charge applies in Annuity Years 1-10 and is 1.15% thereafter. IF YOU ELECTED THE BENEFIT ON OR AFTER MAY 1, 2009, THE FEES ARE AS FOLLOWS: For ASAP III, 2.05% total annual charge applies in Annuity Years 1-8 and is 1.45% thereafter. For APEX II and ASL II, 2.45% total annual charge applies in all Annuity Years, and for XT6, 2.45% total annual charge applies in Annuity Years 1-10 and is 1.45% thereafter.
    HIGHEST DAILY VALUE DEATH BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For ASAP III, 1.75% total annual charge applies in Annuity years 1-8 and is 1.15% thereafter. For APEX II and ASL II, 2.15% total annual charge applies in all Annuity years, and for XT6, 2.15% total annual charge applies in Annuity Years 1-10 and is 1.15% thereafter. This benefit is no longer available for new elections.
 2 The Total Annual Charge includes the Insurance Charge and Distribution Charge (if applicable) assessed against the average daily net assets allocated to the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit. With respect to GMIB, the 0.50% charge is assessed against the GMIB Protected Income Value. With respect to Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, and Spousal Highest Daily Lifetime 6 Plus the charge is assessed against the Protected Withdrawal Value (greater of PWV and Account Value, for the "Plus" benefits). With respect to each of Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, and Spousal Highest Daily Lifetime 6 Plus one-fourth of the annual charge is deducted quarterly. These optional benefits are not available under the Beneficiary Continuation Option.
 3 We reserve the right to increase the charge up to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit.
 4 Our reference in the fee table to "current and maximum" charge does not connote that we have the authority to increase the charge for Annuities that already have been issued. Rather, the reference indicates that there is no maximum charge to which the current charge could be increased for existing Annuities. However, our State filings may have included a provision allowing us to impose an increased charge for newly-issued Annuities.

 The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds ("Portfolios") as of December 31, 2009. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

              ----------------------------------------------------
                  TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES
              ----------------------------------------------------
                                                 MINIMUM  MAXIMUM
              ----------------------------------------------------
              TOTAL PORTFOLIO OPERATING EXPENSE  0.62%    2.93%
              ----------------------------------------------------

 The following are the total annual expenses for each underlying mutual fund ("Portfolio") as of December 31, 2009, except as noted. The "Total Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying

 Portfolio's average daily net assets. There is no guarantee that actual expenses will be the same as those shown in the table. For certain of the underlying Portfolios, a portion of the management fee has been waived and/or other expenses have been partially reimbursed. The existence of any such fee waivers and/or reimbursements have been reflected in the footnotes. The following expenses are deducted by the underlying Portfolio before it provides Prudential Annuities with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888.

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                                         UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                             (as a percentage of the average net assets of the underlying Portfolios)
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                                                               For the year ended December 31, 2009
                              -------------------------------------------------------------------------------------------
         UNDERLYING                                                                                 Total
         PORTFOLIO                                                         Broker Fees  Acquired   Annual
                                                                Dividend   and Expenses Portfolio Portfolio  Fee Waiver
                              Management  Other   Distribution Expense on    on Short    Fees &   Operating  or Expense
                                 Fees    Expenses (12b-1) Fees Short Sales    Sales     Expenses  Expenses  Reimbursement
--------------------------------------------------------------------------------------------------------------------------
 AST Academic Strategies
  Asset Allocation              0.72%     0.08%      0.00%        0.02%       0.00%       0.75%     1.57%       0.00%
 AST Advanced Strategies        0.85%     0.18%      0.00%        0.00%       0.00%       0.02%     1.05%       0.00%
 AST Aggressive Asset
  Allocation                    0.15%     0.06%      0.00%        0.00%       0.00%       1.01%     1.22%       0.00%
 AST AllianceBernstein
  Core Value                    0.75%     0.20%      0.00%        0.00%       0.00%       0.00%     0.95%       0.00%
 AST AllianceBernstein
  Growth & Income               0.75%     0.13%      0.00%        0.00%       0.00%       0.00%     0.88%       0.00%
 AST American Century
  Income & Growth               0.75%     0.19%      0.00%        0.00%       0.00%       0.00%     0.94%       0.00%
 AST Balanced Asset
  Allocation                    0.15%     0.02%      0.00%        0.00%       0.00%       0.91%     1.08%       0.00%
 AST Bond Portfolio 2015/ 1/    0.64%     0.17%      0.00%        0.00%       0.00%       0.00%     0.81%       0.00%
 AST Bond Portfolio 2016/ 1/    0.64%     1.10%      0.00%        0.00%       0.00%       0.00%     1.74%      -0.74%
 AST Bond Portfolio 2017/ 1/    0.64%     0.32%      0.00%        0.00%       0.00%       0.00%     0.96%       0.00%
 AST Bond Portfolio 2018/ 1/    0.64%     0.19%      0.00%        0.00%       0.00%       0.00%     0.83%       0.00%
 AST Bond Portfolio 2019/ 1/    0.64%     0.22%      0.00%        0.00%       0.00%       0.00%     0.86%       0.00%
 AST Bond Portfolio 2020/ 1/    0.64%     1.95%      0.00%        0.00%       0.00%       0.00%     2.59%      -1.59%
 AST Bond Portfolio 2021/ 1/    0.64%     0.32%      0.00%        0.00%       0.00%       0.00%     0.96%       0.00%
 AST Capital Growth Asset
  Allocation                    0.15%     0.02%      0.00%        0.00%       0.00%       0.94%     1.11%       0.00%
 AST CLS Growth Asset
  Allocation                    0.30%     0.06%      0.00%        0.00%       0.00%       0.90%     1.26%       0.00%
 AST CLS Moderate Asset
  Allocation                    0.30%     0.03%      0.00%        0.00%       0.00%       0.83%     1.16%       0.00%
 AST Cohen & Steers
  Realty                        1.00%     0.16%      0.00%        0.00%       0.00%       0.00%     1.16%       0.00%
 AST Federated Aggressive
  Growth                        0.95%     0.19%      0.00%        0.00%       0.00%       0.00%     1.14%       0.00%
 AST FI Pyramis(R) Asset
  Allocation/ 2/                0.85%     0.27%      0.00%        0.15%       0.00%       0.00%     1.27%       0.00%
 AST First Trust Balanced
  Target                        0.85%     0.14%      0.00%        0.00%       0.00%       0.00%     0.99%       0.00%
 AST First Trust Capital
  Appreciation Target           0.85%     0.13%      0.00%        0.00%       0.00%       0.00%     0.98%       0.00%
 AST Global Real Estate         1.00%     0.23%      0.00%        0.00%       0.00%       0.00%     1.23%       0.00%
 AST Goldman Sachs
  Concentrated Growth           0.90%     0.15%      0.00%        0.00%       0.00%       0.00%     1.05%       0.00%
 AST Goldman Sachs Mid-
  Cap Growth                    1.00%     0.18%      0.00%        0.00%       0.00%       0.00%     1.18%       0.00%
 AST Goldman Sachs
  Small-Cap Value               0.95%     0.24%      0.00%        0.00%       0.00%       0.01%     1.20%       0.00%
 AST High Yield                 0.75%     0.16%      0.00%        0.00%       0.00%       0.00%     0.91%       0.00%

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                                         UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                             (as a percentage of the average net assets of the underlying Portfolios)
------------------------------------------------------------------------------------------------------------------------------------

                              -----------
         UNDERLYING
         PORTFOLIO            Net Annual
                                 Fund
                              Operating
                               Expenses
----------------------------------------
 AST Academic Strategies
  Asset Allocation              1.57%
 AST Advanced Strategies        1.05%
 AST Aggressive Asset
  Allocation                    1.22%
 AST AllianceBernstein
  Core Value                    0.95%
 AST AllianceBernstein
  Growth & Income               0.88%
 AST American Century
  Income & Growth               0.94%
 AST Balanced Asset
  Allocation                    1.08%
 AST Bond Portfolio 2015/ 1/    0.81%
 AST Bond Portfolio 2016/ 1/    1.00%
 AST Bond Portfolio 2017/ 1/    0.96%
 AST Bond Portfolio 2018/ 1/    0.83%
 AST Bond Portfolio 2019/ 1/    0.86%
 AST Bond Portfolio 2020/ 1/    1.00%
 AST Bond Portfolio 2021/ 1/    0.96%
 AST Capital Growth Asset
  Allocation                    1.11%
 AST CLS Growth Asset
  Allocation                    1.26%
 AST CLS Moderate Asset
  Allocation                    1.16%
 AST Cohen & Steers
  Realty                        1.16%
 AST Federated Aggressive
  Growth                        1.14%
 AST FI Pyramis(R) Asset
  Allocation/ 2/                1.27%
 AST First Trust Balanced
  Target                        0.99%
 AST First Trust Capital
  Appreciation Target           0.98%
 AST Global Real Estate         1.23%
 AST Goldman Sachs
  Concentrated Growth           1.05%
 AST Goldman Sachs Mid-
  Cap Growth                    1.18%
 AST Goldman Sachs
  Small-Cap Value               1.20%
 AST High Yield                 0.91%

----------------------------------------------------------------------------------------------------------------------------------
                                        UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                            (as a percentage of the average net assets of the underlying Portfolios)
----------------------------------------------------------------------------------------------------------------------------------
                                                             For the year ended December 31, 2009
                            -------------------------------------------------------------------------------------------
        UNDERLYING                                                                                Total
        PORTFOLIO                                                        Broker Fees  Acquired   Annual
                                                              Dividend   and Expenses Portfolio Portfolio  Fee Waiver
                            Management  Other   Distribution Expense on    on Short    Fees &   Operating  or Expense
                               Fees    Expenses (12b-1) Fees Short Sales    Sales     Expenses  Expenses  Reimbursement
------------------------------------------------------------------------------------------------------------------------
 AST Horizon Growth
  Asset Allocation            0.30%     0.06%      0.00%        0.00%       0.00%       0.87%     1.23%       0.00%
 AST Horizon Moderate
  Asset Allocation            0.30%     0.04%      0.00%        0.00%       0.00%       0.82%     1.16%       0.00%
 AST International Growth     1.00%     0.13%      0.00%        0.00%       0.00%       0.00%     1.13%       0.00%
 AST International Value      1.00%     0.14%      0.00%        0.00%       0.00%       0.00%     1.14%       0.00%
 AST Investment Grade
  Bond/ 1/                    0.64%     0.13%      0.00%        0.00%       0.00%       0.00%     0.77%       0.00%
 AST Jennison Large-Cap
  Growth                      0.90%     0.18%      0.00%        0.00%       0.00%       0.00%     1.08%       0.00%
 AST Jennison Large-Cap
  Value                       0.75%     0.19%      0.00%        0.00%       0.00%       0.00%     0.94%       0.00%
 AST JPMorgan
  International Equity        0.90%     0.18%      0.00%        0.00%       0.00%       0.00%     1.08%       0.00%
 AST J.P. Morgan Strategic
  Opportunities               1.00%     0.14%      0.00%        0.17%       0.00%       0.00%     1.31%       0.00%
 AST Large-Cap Value          0.75%     0.13%      0.00%        0.00%       0.00%       0.00%     0.88%       0.00%
 AST Lord Abbett Bond-
  Debenture                   0.80%     0.16%      0.00%        0.00%       0.00%       0.00%     0.96%       0.00%
 AST Marsico Capital
  Growth                      0.90%     0.12%      0.00%        0.00%       0.00%       0.00%     1.02%       0.00%
 AST Mid-Cap Value            0.95%     0.19%      0.00%        0.00%       0.00%       0.00%     1.14%       0.00%
 AST MFS Global Equity        1.00%     0.32%      0.00%        0.00%       0.00%       0.00%     1.32%       0.00%
 AST MFS Growth               0.90%     0.13%      0.00%        0.00%       0.00%       0.00%     1.03%       0.00%
 AST Money Market/ 3/         0.50%     0.12%      0.00%        0.00%       0.00%       0.00%     0.62%      -0.01%
 AST Neuberger Berman
  Mid-Cap Growth              0.90%     0.15%      0.00%        0.00%       0.00%       0.00%     1.05%       0.00%
 AST Neuberger Berman /
  LSV Mid-Cap Value           0.90%     0.15%      0.00%        0.00%       0.00%       0.00%     1.05%       0.00%
 AST Neuberger Berman
  Small-Cap Growth            0.95%     0.25%      0.00%        0.00%       0.00%       0.00%     1.20%       0.00%
 AST Parametric Emerging
  Markets Equity              1.10%     0.36%      0.00%        0.00%       0.00%       0.01%     1.47%       0.00%
 AST PIMCO Limited
  Maturity Bond               0.65%     0.14%      0.00%        0.00%       0.00%       0.00%     0.79%       0.00%
 AST PIMCO Total Return
  Bond                        0.65%     0.13%      0.00%        0.00%       0.00%       0.00%     0.78%       0.00%
 AST Preservation Asset
  Allocation                  0.15%     0.02%      0.00%        0.00%       0.00%       0.85%     1.02%       0.00%
 AST QMA US Equity
  Alpha                       1.00%     0.20%      0.00%        0.30%       0.30%       0.00%     1.80%       0.00%
 AST Schroders Multi-
  Asset World Strategies      1.10%     0.25%      0.00%        0.00%       0.00%       0.20%     1.55%       0.00%
 AST Small-Cap Growth         0.90%     0.17%      0.00%        0.00%       0.00%       0.00%     1.07%       0.00%
 AST Small-Cap Value          0.90%     0.16%      0.00%        0.00%       0.00%       0.00%     1.06%       0.00%
 AST T. Rowe Price Asset
  Allocation                  0.85%     0.16%      0.00%        0.00%       0.00%       0.00%     1.01%       0.00%
 AST T. Rowe Price Global
  Bond                        0.80%     0.19%      0.00%        0.00%       0.00%       0.00%     0.99%       0.00%
 AST T. Rowe Price Large
  Cap Growth                  0.90%     0.13%      0.00%        0.00%       0.00%       0.00%     1.03%       0.00%

----------------------------------------------------------------------------------------------------------------------------------
                                        UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                            (as a percentage of the average net assets of the underlying Portfolios)
----------------------------------------------------------------------------------------------------------------------------------

                            -----------
        UNDERLYING
        PORTFOLIO           Net Annual
                               Fund
                            Operating
                             Expenses
--------------------------------------
 AST Horizon Growth
  Asset Allocation            1.23%
 AST Horizon Moderate
  Asset Allocation            1.16%
 AST International Growth     1.13%
 AST International Value      1.14%
 AST Investment Grade
  Bond/ 1/                    0.77%
 AST Jennison Large-Cap
  Growth                      1.08%
 AST Jennison Large-Cap
  Value                       0.94%
 AST JPMorgan
  International Equity        1.08%
 AST J.P. Morgan Strategic
  Opportunities               1.31%
 AST Large-Cap Value          0.88%
 AST Lord Abbett Bond-
  Debenture                   0.96%
 AST Marsico Capital
  Growth                      1.02%
 AST Mid-Cap Value            1.14%
 AST MFS Global Equity        1.32%
 AST MFS Growth               1.03%
 AST Money Market/ 3/         0.61%
 AST Neuberger Berman
  Mid-Cap Growth              1.05%
 AST Neuberger Berman /
  LSV Mid-Cap Value           1.05%
 AST Neuberger Berman
  Small-Cap Growth            1.20%
 AST Parametric Emerging
  Markets Equity              1.47%
 AST PIMCO Limited
  Maturity Bond               0.79%
 AST PIMCO Total Return
  Bond                        0.78%
 AST Preservation Asset
  Allocation                  1.02%
 AST QMA US Equity
  Alpha                       1.80%
 AST Schroders Multi-
  Asset World Strategies      1.55%
 AST Small-Cap Growth         1.07%
 AST Small-Cap Value          1.06%
 AST T. Rowe Price Asset
  Allocation                  1.01%
 AST T. Rowe Price Global
  Bond                        0.99%
 AST T. Rowe Price Large
  Cap Growth                  1.03%

---------------------------------------------------------------------------------------------------------------------------------
                                        UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                            (as a percentage of the average net assets of the underlying Portfolios)
---------------------------------------------------------------------------------------------------------------------------------
                                                            For the year ended December 31, 2009
                           ------------------------------------------------------------------------------------------------------
       UNDERLYING                                                                                Total
        PORTFOLIO                                                       Broker Fees  Acquired   Annual                 Net Annual
                                                             Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                           Management  Other   Distribution Expense on    on Short    Fees &   Operating  or Expense   Operating
                              Fees    Expenses (12b-1) Fees Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
---------------------------------------------------------------------------------------------------------------------------------
 AST T. Rowe Price
  Natural Resources          0.90%     0.15%      0.00%        0.00%       0.00%       0.00%     1.05%       0.00%       1.05%
 AST Value                   0.85%     0.13%      0.00%        0.00%       0.00%       0.00%     0.98%       0.00%       0.98%
 AST Western Asset Core
  Plus Bond                  0.70%     0.14%      0.00%        0.00%       0.00%       0.00%     0.84%       0.00%       0.84%
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
EVERGREEN VARIABLE
 ANNUITY TRUST /4,5/
 Evergreen VA Growth         0.70%     0.33%      0.00%        0.00%       0.00%       0.00%     1.03%       0.02%       1.01%
 Evergreen VA
  International Equity       0.43%     0.22%      0.00%        0.00%       0.00%       0.00%     0.65%       0.00%       0.65%
 Evergreen VA Omega          0.52%     0.25%      0.00%        0.00%       0.00%       0.00%     0.77%       0.00%       0.77%
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
FIRST DEFINED PORTFOLIO
 FUND, LLC
 First Trust Target Focus
  Four                       0.60%     1.44%      0.25%        0.00%       0.00%       0.00%     2.29%       0.92%       1.37%
 Global Dividend
  Target 15                  0.60%     0.68%      0.25%        0.00%       0.00%       0.00%     1.53%       0.06%       1.47%
 NASDAQ(R) Target 15         0.60%     2.08%      0.25%        0.00%       0.00%       0.00%     2.93%       1.46%       1.47%
 S&P(R) Target 24            0.60%     1.22%      0.25%        0.00%       0.00%       0.00%     2.07%       0.60%       1.47%
 Target Managed VIP          0.60%     0.81%      0.25%        0.00%       0.00%       0.00%     1.66%       0.19%       1.47%
 The Dow(R) DART 10          0.60%     1.28%      0.25%        0.00%       0.00%       0.00%     2.13%       0.66%       1.47%
 The Dow(R) Target
  Dividend                   0.60%     0.82%      0.25%        0.00%       0.00%       0.00%     1.67%       0.20%       1.47%
 Value Line(R) Target 25     0.60%     0.95%      0.25%        0.00%       0.00%       0.00%     1.80%       0.33%       1.47%
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
FRANKLIN TEMPLETON
 VARIABLE INSURANCE
 PRODUCTS TRUST
 Franklin Templeton VIP
  Founding Funds
  Allocation Fund -
  Class 4                    0.00%     0.12%      0.35%        0.00%       0.00%       0.70%     1.17%       0.02%       1.15%
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
AIM VARIABLE INSURANCE
 FUNDS (INVESCO
 VARIABLE INSURANCE
 FUNDS) /6,7/
 Invesco V.I. Dynamics
  Fund - Series I shares     0.75%     0.58%      0.00%        0.00%       0.00%       0.01%     1.34%       0.03%       1.31%
 Invesco V.I. Financial
  Services Fund - Series
  I shares                   0.75%     0.53%      0.00%        0.00%       0.00%       0.01%     1.29%       0.00%       1.29%
 Invesco V.I. Global
  Health Care Fund -
  Series I shares            0.75%     0.39%      0.00%        0.00%       0.00%       0.01%     1.15%       0.00%       1.15%
 Invesco V.I. Technology
  Fund - Series I shares     0.75%     0.44%      0.00%        0.00%       0.00%       0.01%     1.20%       0.00%       1.20%

---------------------------------------------------------------------------------------------------------------------------------
                                        UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                            (as a percentage of the average net assets of the underlying Portfolios)
---------------------------------------------------------------------------------------------------------------------------------
                                                            For the year ended December 31, 2009
                           ------------------------------------------------------------------------------------------------------
       UNDERLYING                                                                                Total
        PORTFOLIO                                                       Broker Fees  Acquired   Annual                 Net Annual
                                                             Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                           Management  Other   Distribution Expense on    on Short    Fees &   Operating  or Expense   Operating
                              Fees    Expenses (12b-1) Fees Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
---------------------------------------------------------------------------------------------------------------------------------
NATIONWIDE VARIABLE
 INSURANCE TRUST /8/
 NVIT Developing
  Markets                    0.95%     0.36%      0.25%        0.00%       0.00%       0.00%     1.56%       0.00%       1.56%
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
PROFUNDS VP /9,10,11/
 Access VP High Yield        0.75%     0.98%      0.25%        0.00%       0.00%       0.00%     1.98%       0.30%       1.68%
 Asia 30                     0.75%     0.78%      0.25%        0.00%       0.00%       0.00%     1.78%       0.10%       1.68%
 Banks                       0.75%     0.88%      0.25%        0.00%       0.00%       0.00%     1.88%       0.20%       1.68%
 Basic Materials             0.75%     0.82%      0.25%        0.00%       0.00%       0.00%     1.82%       0.14%       1.68%
 Bear                        0.75%     0.77%      0.25%        0.00%       0.00%       0.00%     1.77%       0.09%       1.68%
 Biotechnology               0.75%     0.81%      0.25%        0.00%       0.00%       0.00%     1.81%       0.13%       1.68%
 Bull                        0.75%     0.80%      0.25%        0.00%       0.00%       0.00%     1.80%       0.12%       1.68%
 Consumer Goods              0.75%     0.89%      0.25%        0.00%       0.00%       0.00%     1.89%       0.21%       1.68%
 Consumer Services           0.75%     1.51%      0.25%        0.00%       0.00%       0.00%     2.51%       0.83%       1.68%
 Europe 30                   0.75%     0.78%      0.25%        0.00%       0.00%       0.00%     1.78%       0.10%       1.68%
 Financials                  0.75%     0.88%      0.25%        0.00%       0.00%       0.00%     1.88%       0.20%       1.68%
 Health Care                 0.75%     0.80%      0.25%        0.00%       0.00%       0.00%     1.80%       0.12%       1.68%
 Industrials                 0.75%     1.11%      0.25%        0.00%       0.00%       0.00%     2.11%       0.43%       1.68%
 Internet                    0.75%     0.83%      0.25%        0.00%       0.00%       0.00%     1.83%       0.15%       1.68%
 Japan                       0.75%     0.80%      0.25%        0.00%       0.00%       0.00%     1.80%       0.12%       1.68%
 Large-Cap Growth            0.75%     0.84%      0.25%        0.00%       0.00%       0.00%     1.84%       0.16%       1.68%
 Large-Cap Value             0.75%     0.89%      0.25%        0.00%       0.00%       0.00%     1.89%       0.21%       1.68%
 Mid-Cap Growth              0.75%     0.85%      0.25%        0.00%       0.00%       0.00%     1.85%       0.17%       1.68%
 Mid-Cap Value               0.75%     0.90%      0.25%        0.00%       0.00%       0.00%     1.90%       0.22%       1.68%
 NASDAQ-100                  0.75%     0.83%      0.25%        0.00%       0.00%       0.00%     1.83%       0.15%       1.68%
 Oil & Gas                   0.75%     0.81%      0.25%        0.00%       0.00%       0.00%     1.81%       0.13%       1.68%
 Pharmaceuticals             0.75%     0.80%      0.25%        0.00%       0.00%       0.00%     1.80%       0.12%       1.68%
 Precious Metals             0.75%     0.80%      0.25%        0.00%       0.00%       0.00%     1.80%       0.12%       1.68%
 Real Estate                 0.75%     0.88%      0.25%        0.00%       0.00%       0.00%     1.88%       0.20%       1.68%
 Rising Rates Opportunity    0.75%     0.73%      0.25%        0.00%       0.00%       0.00%     1.73%       0.05%       1.68%
 Semiconductor               0.75%     0.89%      0.25%        0.00%       0.00%       0.00%     1.89%       0.21%       1.68%
 Short Mid-Cap               0.75%     0.82%      0.25%        0.00%       0.00%       0.00%     1.82%       0.14%       1.68%
 Short NASDAQ-100            0.75%     0.81%      0.25%        0.00%       0.00%       0.00%     1.81%       0.13%       1.68%
 Short Small-Cap             0.75%     0.81%      0.25%        0.00%       0.00%       0.00%     1.81%       0.13%       1.68%
 Small-Cap Growth            0.75%     0.91%      0.25%        0.00%       0.00%       0.00%     1.91%       0.23%       1.68%
 Small-Cap Value             0.75%     1.03%      0.25%        0.00%       0.00%       0.00%     2.03%       0.35%       1.68%
 Technology                  0.75%     0.79%      0.25%        0.00%       0.00%       0.00%     1.79%       0.11%       1.68%
 Telecommunications          0.75%     0.87%      0.25%        0.00%       0.00%       0.00%     1.87%       0.19%       1.68%
 U.S. Government Plus        0.75%     0.53%      0.25%        0.00%       0.00%       0.00%     1.53%       0.15%       1.38%
 UltraBull                   0.75%     0.78%      0.25%        0.00%       0.00%       0.00%     1.78%       0.10%       1.68%
 UltraMid-Cap                0.75%     0.84%      0.25%        0.00%       0.00%       0.00%     1.84%       0.16%       1.68%
 UltraNASDAQ-100             0.75%     0.79%      0.25%        0.00%       0.00%       0.00%     1.79%       0.11%       1.68%
 UltraSmall-Cap              0.75%     0.89%      0.25%        0.00%       0.00%       0.00%     1.89%       0.21%       1.68%
 Utilities                   0.75%     0.83%      0.25%        0.00%       0.00%       0.00%     1.83%       0.15%       1.68%
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
WELLS FARGO VARIABLE
 TRUST /12,13/
 Wells Fargo Advantage
  VT Equity Income
  Fund                       0.55%     0.38%      0.25%        0.00%       0.00%       0.00%     1.18%       0.18%       1.00%

 1 The Investment Managers (Prudential Investments LLC and AST Investment Services, Inc.) have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, distribution fees, acquired fund fees and expenses and extraordinary expenses) do not exceed 1.00% of the Portfolio's average daily net assets through April 30, 2011. This arrangement may not be terminated or modified prior to April 30, 2011, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after April 30, 2011 will be subject to review by the Investment Managers and the Fund's Board of Trustees.
 2  Pyramis is a registered service mark of FMR LLC. Used under license.
 3 The Investment Managers (Prudential Investments LLC and AST Investment Services, Inc.) have contractually agreed to waive .01% of their investment management fees for the Portfolio through April 30, 2011. This arrangement may not be terminated or modified prior to April 30, 2011, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after April 30, 2011 will be subject to review by the Investment Managers and the Fund's Board of Trustees.
 4 The Total Annual Fund Operating Expenses shown, which include Acquired Fund fees and expenses, may be higher than the Fund's ratio of expenses to average net assets shown in the "Financial Highlights" section of the prospectus, which does not include Acquired Fund fees and expenses.
 5 The Total Annual Fund Operating Expenses listed above do not reflect voluntary fee waivers and/or expense reimbursements made by the Fund's investment advisor in order to reduce expense ratios. Including current voluntary fee waivers and/or expense reimbursements, Total Annual Fund Operating Expenses were 1.01% for Class 1 of the Evergreen VA Growth Fund. The Fund's investment advisor may cease these voluntary waivers and/or reimbursements at any time.
 6 Acquired Fund Fees and Expenses are not fees or expenses incurred by the Fund directly but are expenses of the investment companies in which the Fund invests. You incur these fees and expenses indirectly through the valuation of the Fund's investment in those investment companies. As a result, the Total Annual Fund Operating Expenses After Fee Waivers and/or Expense Reimbursements listed above may exceed the expense limit numbers. The impact of the Acquired Fund Fees and Expenses are included in the total returns of the Fund.
 7 The Adviser has contractually agreed, through at least April 30, 2011, to waive advisory fees and/or reimburse expenses of Series I shares to the extent necessary to limit Total Annual Fund Operating Expenses of Series I shares to 1.30% of average daily net assets. In determining the Adviser's obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account, and could cause the Total Annual Fund Operating Expenses After Fee Waivers and/or Expense Reimbursements to exceed the numbers reflected above: (1) interest; (2) taxes; (3) dividend expense on short sales; (4) extraordinary or non-routine items; (5) expenses of the underlying funds that are paid indirectly as a result of share ownership of the underlying funds; and (6) expenses that the Fund has incurred but did not actually pay because of an expense offset arrangement. The Board of Trustees or Invesco Advisers, Inc. may mutually agree to terminate the fee waiver agreement at any time.
 8 Management fees have been restated to reflect the elimination of a performance-based management fee and implementation of an asset-based management fee equal to the lowest possible management fee under the previous performance-based fee structure, as approved by the Board of Trustees on September 18, 2008. Under no circumstances, during a six-month transition period, as described in the fund prospectus, will the management fee under the new fee structure exceed what the Adviser would have received under the old structure assuming maximum penalty for underperformance.
 9 Other Expenses and Total Annual Portfolio Operating Expenses, which are as of December 31, 2009, have been restated to reflect subsequent changes in the contractual amounts of fees paid for management services.
 10 ProFund Advisors LLC has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse other expenses to the extent Total Annual Portfolio Operating Expenses, as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus) through April 30, 2011. After such date, any of the expense limitations may be terminated or revised. Amounts waived or reimbursed in a particular fiscal year may be repaid to ProFund Advisors LLC within three years of the waiver or reimbursement to the extent that recoupment will not cause the Portfolio's expenses to exceed any expense limitation in place at that time. A waiver or reimbursement lowers the expense ratio and increases overall returns to investors.
 11 Reflects fee waivers, reimbursement of expenses, and expense reductions, if any.
 12 Expenses have been adjusted from amounts incurred during the Fund's most recent fiscal year to reflect current fees and expenses.
 13 The adviser has contractually committed through April 30, 2011, to waive fees and/or reimburse expenses to the extent necessary to ensure that the Fund's net operating expenses, including the underlying master portfolio's fees and expenses, and excluding brokerage commissions, interest, taxes and extraordinary expenses, do not exceed the net operating expense ratio shown. The committed net operating expense ratio may be increased or terminated only with approval of the Board of Trustees.

                               EXPENSE EXAMPLES

 These examples are intended to help you compare the cost of investing in one Prudential Annuities Annuity with the cost of investing in other Prudential Annuities and/or other variable annuities.

 Below are examples for each Annuity showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and your investment has a 5% return each year.

 The examples reflect the following fees and charges for each Annuity as described in "Summary of Contract Fees and Charges":
   .   Insurance Charge
   .   Distribution Charge (if applicable)
   .   Contingent Deferred Sales Charge (when and if applicable)
   .   Annual Maintenance Fee
   .   The maximum combination of optional benefit charges

 The examples also assume the following for the period shown:
   . You allocate all of your Account Value to the Sub-account with the maximum gross total annual operating expenses for 2009, and those expenses remain the same each year*
   .   For each charge, we deduct the maximum charge rather than the current charge
   .   You make no withdrawals of Account Value
   .   You make no transfers, or other transactions for which we charge a fee
   .   No tax charge applies
   . You elect the Highest Daily Lifetime 6 Plus with Combination 5% Roll-up and HAV Death Benefit (which are the maximum combination of optional benefit charges)
   .   For the XT6 example, no Purchase Payment Credit is granted under the
       Annuity
   .   For the APEX II example, no Loyalty Credit applies
   .   For the ASAP III example, no Loyalty Credit applies

 Amounts shown in the examples are rounded to the nearest dollar.

 * Note: Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm.

 THE EXAMPLES ARE ILLUSTRATIVE ONLY - THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR THEIR PORTFOLIOS - ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.

 EXPENSE EXAMPLES ARE PROVIDED AS FOLLOWS:

 If you surrender your annuity at the end of the applicable time period:/ 1/

                                1 YR  3 YRS  5 YRS  10 YRS
                     -------------------------------------
                     ASAP III  $1,395 $2,590 $3,743 $6,535
                     -------------------------------------
                     APEX II   $1,531 $2,741 $3,398 $6,782
                     -------------------------------------
                     ASL II      $681 $2,041 $3,398 $6,781
                     -------------------------------------
                     XT6/ 3/   $1,582 $2,844 $4,002 $6,890
                     -------------------------------------

 If you annuitize your annuity at the end of the applicable time period:/ 2/

                                1 YR 3 YRS  5 YRS  10 YRS
                      -----------------------------------
                      ASAP III   N/A $1,940 $3,243 $6,535
                      -----------------------------------
                      APEX II    N/A $2,041 $3,398 $6,782
                      -----------------------------------
                      ASL II    $681 $2,041 $3,398 $6,781
                      -----------------------------------
                      XT6/ 3/    N/A    N/A $3,402 $6,790
                      -----------------------------------

 If you do not surrender your annuity:

                                1 YR 3 YRS  5 YRS  10 YRS
                      -----------------------------------
                      ASAP III  $645 $1,940 $3,243 $6,535
                      -----------------------------------
                      APEX II   $681 $2,041 $3,398 $6,782
                      -----------------------------------
                      ASL II    $681 $2,041 $3,398 $6,781
                      -----------------------------------
                      XT6/ 3/   $682 $2,044 $3,402 $6,790
                      -----------------------------------

 1 There is no CDSC for ASL II. See "Summary of Contract Fees and Charges" for the CDSC schedule for each Annuity.
 2 If you own XT6, you may not annuitize in the first Three (3) Annuity Years. If you own ASAP III or APEX II, you may not annuitize in the first Annuity Year.
 3 XT6 Annuities purchased prior to November 20, 2006 are subject to a different CDSC schedule. Expense examples calculations for XT6 Annuities are not adjusted to reflect the Purchase Credit. If the Purchase Credit were reflected in the calculations, expenses would be higher.

 For information relating to accumulation unit values pertaining to the Sub-accounts, please see Appendix A - Condensed Financial Information About Separate Account B.

                                    SUMMARY

                 Advanced Series Advisor Plan III ("ASAP III")
                      Advanced Series APEX II ("APEX II")
                    Advanced Series XTra Credit Six ("XT6")
                     Advanced Series LifeVest II ("ASL II")

 This Summary describes key features of the variable annuities described in this Prospectus. It is intended to help give you an overview, and to point you to sections of the prospectus that provide greater detail. This Summary is intended to supplement the prospectus, so you should not rely on the Summary alone for all the information you need to know before purchase. You should read the entire Prospectus for a complete description of the variable annuities. Your financial professional can also help you if you have questions.

 WHAT IS A VARIABLE ANNUITY? A variable annuity is a contract between you and an insurance company. It is designed to help you save money for retirement, and provide income during your retirement. With the help of your financial professional, you choose how to invest your money within your annuity. Any allocation that is recommended to you by your financial professional may be different than automatic asset transfers that may be made under the Annuity, such as under a pre-determined mathematical formula used with an optional living benefit. The value of your annuity will rise or fall depending on whether the investment options you choose perform well or perform poorly. Investing in a variable annuity involves risk and you can lose your money. By the same token, investing in a variable annuity can provide you with the opportunity to grow your money through participation in mutual fund-type investments. Your financial professional will help you choose your investment options based on your tolerance for risk and your needs.

 Variable annuities also offer a variety of optional guarantees to receive an income for life through withdrawal or provide minimum death benefits for your beneficiaries, or minimum account value guarantees. These benefits provide a degree of insurance in the event your annuity performs poorly. These optional benefits are available for an extra cost, and are subject to limitations and conditions more fully described later in this Prospectus. The guarantees are based on the long-term financial strength of the insurance company.

 WHAT DOES IT MEAN THAT MY VARIABLE ANNUITY IS "TAX-DEFERRED"? Because variable annuities are issued by an insurance company, you pay no taxes on any earnings from your annuity until you withdraw the money. You may also transfer among your investment options without paying a tax at the time of the transfer. Until you withdraw the money, tax deferral allows you to keep money invested that would otherwise go to pay taxes. When you take your money out of the variable annuity, however, you will be taxed on the earnings at ordinary income tax rates rather than lower capital gains rates. If you withdraw earnings before you reach age 59 1/2, you also may be subject to a 10% federal tax penalty.

 You may also purchase one of our variable annuities as a tax-qualified retirement investment such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or 403(b) plan. Although there is no additional tax advantage to a variable annuity purchased through one of these plans, you may desire the variable annuities' other features such as guaranteed lifetime income payments or death benefits for use within these plans.

 WHAT VARIABLE ANNUITIES ARE OFFERED IN THIS PROSPECTUS? This Prospectus describes the variable annuities listed below. The annuities differ primarily in the fees deducted, and whether the annuity provides credits in certain circumstances. With the help of your financial professional, you choose the annuity based on your time horizon, liquidity needs, and desire for credits. The annuities described in this prospectus are:
..   Advanced Series Advisor Plan III ("ASAP III")
..   Advanced Series APEX II ("APEX II")
..   Advanced Series XTra Credit Six ("XT6")
..   Advanced Series LifeVest II ("ASL II")

 See Appendix F "Selecting the Variable Annuity That's Right for You," for a side-by-side comparison of the key features of each of these Annuities.

 HOW DO I PURCHASE ONE OF THE VARIABLE ANNUITIES? See your financial professional to complete an application. Your eligibility to purchase is based on your age and the size of your investment:

                  PRODUCT   MAXIMUM AGE FOR  MINIMUM INITIAL
                            INITIAL PURCHASE PURCHASE PAYMENT
                  -------------------------------------------
                  ASAP III         80             $1,000
                  -------------------------------------------
                  APEX II          85            $10,000
                  -------------------------------------------
                  XT6              75            $10,000
                  -------------------------------------------
                  ASL II           85            $15,000
                  -------------------------------------------

 The "Maximum Age for Initial Purchase" applies to the oldest owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the annuitant as of the day we would issue the Annuity. For annuities purchased as a Beneficiary Annuity, the maximum issue age is 70 and applies to the Key Life. The availability and level of protection of certain optional benefits may also vary based on the age of the owner or annuitant on the issue date of the annuity, the date the benefit is elected, or the date of the owner's death. Please see the section entitled "Living Benefits" and "Death Benefit" for additional information on these benefits.

 We may allow you to purchase an Annuity with an amount lower than the "Minimum Initial Purchase Payment" if you establish an electronic funds transfer that would allow you to meet the minimum requirement within one year.

 You may make additional payments of at least $100 into your Annuity at any time, subject to maximums allowed by us and as provided by law.

 After you purchase your Annuity you will have usually ten days to examine it and cancel it if you change your mind for any reason (referred to as the "free look period"). The period of time and the amount returned to you is dictated by State law, and is stated on the front cover of your contract. You must cancel your Annuity in writing.

 See "What Are the Requirements for Purchasing One of the Annuities" for more detail.

 WHERE SHOULD I INVEST MY MONEY? With the help of your financial professional, you choose where to invest your money within the Annuity. Certain optional benefits may limit your ability to invest in the investment options otherwise available to you under the Annuity. You may choose from a variety of investment options ranging from conservative to aggressive. These investment options participate in mutual fund investments that are kept in a separate account from our other general assets. Although you may recognize some of the names of the money managers, these investment options are designed for variable annuities and are not the same mutual funds available to the general public. You can decide on a mix of investment options that suit your goals. Or, you can choose one of our investment options that participates in several mutual funds according to a specified goal such as balanced asset allocation, or capital growth asset allocation. If you select certain optional benefits, we may limit the investment options that you may elect. Each of the underlying mutual funds is described by its own prospectus, which you should read before investing. There is no assurance that any investment option will meet its investment objective.

 We also offer programs to help discipline your investing, such as dollar cost averaging or automatic rebalancing.

 See "Investment Options," and "Managing Your Account Value."

 HOW CAN I RECEIVE INCOME FROM MY ANNUITY? You can receive income by taking withdrawals or electing annuity payments. If you take withdrawals, you should plan them carefully, because withdrawals may be subject to tax, and may be subject to a contingent deferred sales charge (discussed below). See the "Tax Considerations" section of this Prospectus. You may withdraw up to 10% of your investment each year without being subject to a contingent deferred sales charge.

 You may elect to receive income through annuity payments over your lifetime, also called "annuitization". This option may appeal to those who worry about outliving their Account Value through withdrawals. If you elect to receive annuity payments, you convert your Account Value into a stream of future payments. This means in most cases you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs, and you can choose the benefits and costs that make sense for you. For example, some of our annuity options allow for withdrawals, and some provide a death benefit, while others guarantee payments for life without a death benefit or the ability to make withdrawals.

 See "Access to Account Value."

 OPTIONS FOR GUARANTEED LIFETIME WITHDRAWALS. We offer several optional benefits for an additional fee that guarantee your ability to take withdrawals for life as a percentage of an initial guaranteed benefit base, even after your Account Value falls to zero.

 These benefits may appeal to you if you wish to maintain flexibility and control over your Account Value invested (instead of converting it to an annuity stream) and want the assurance of predictable income. If you withdraw more than the allowable amount during any year, your future level of guaranteed withdrawals decreases.

 As part of these benefits you are required to invest only in certain permitted investment options. Some of the benefits utilize a predetermined mathematical formula to help manage your guarantee through all market cycles. Please see the applicable optional benefits section for more information.

 These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:
..   Highest Daily Lifetime 6 Plus
..   Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator
..   Spousal Highest Daily Lifetime 6 Plus
..   Highest Daily Lifetime 7 Plus*
..   Spousal Highest Daily Lifetime 7 Plus*
..   Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator*
..   Highest Daily Lifetime 7 Plus with Beneficiary Income Option*
..   Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option*
..   Highest Daily Lifetime Seven*
..   Spousal Highest Daily Lifetime Seven*
..   Highest Daily Lifetime Seven with Lifetime Income Accelerator*
..   Highest Daily Lifetime Seven with Beneficiary Income Option*
..   Spousal Highest Daily Lifetime Seven with Beneficiary Income Option*

 *  No longer available for new elections.

 OPTIONS FOR GUARANTEED ACCUMULATION. We offer several optional benefits for an additional fee that guarantee your Account Value to a certain level after a period of years. As part of these benefits you are required to invest only in certain permitted investment options. Please see applicable optional benefits sections for more information.

 These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:
..   Guaranteed Return Option Plus II
..   Highest Daily Guaranteed Return Option II
..   Guaranteed Return Option Plus (GRO Plus)*
..   Guaranteed Return Option (GRO)*
..   Guaranteed Return Option Plus 2008**
..   Highest Daily Guaranteed Return Option**

 *  No longer available for new elections.
 ** Except in certain states, no longer available for new elections.

 WHAT HAPPENS TO MY ANNUITY UPON DEATH? You may name a beneficiary to receive the proceeds of your annuity upon your death. Your annuity must be distributed within the time periods required by the tax laws. Each of our annuities offers a basic death benefit. The basic death benefit provides your beneficiaries with the greater of your purchase payments less all proportional withdrawals or your value in the annuity at the time of death (the amount of the basic death benefit may depend on the decedent's age).

 We also offer optional death benefits for an additional charge:
..   HIGHEST ANNIVERSARY VALUE DEATH BENEFIT: Offers the greater of the basic death benefit and a highest anniversary value of the annuity.
..   COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT: Offers
    the greatest of the basic death benefit, the highest anniversary value death benefit described above, and a value assuming 5% growth of your investment adjusted for withdrawals.

 Each death benefit has certain age restrictions. Please see the "Death Benefit" section of the Prospectus for more information.

 HOW DO I RECEIVE CREDITS?
 With XT6, we apply a credit to your Annuity each time you make a purchase payment during the first six (6) years. Because of the credits, the expenses of this Annuity may be higher than other annuities that do not offer credits. The amount of the credit depends on the year during which the purchase payment is made:

 For annuities issued on or after February 13, 2006:

                              ANNUITY YEAR  CREDIT
                              --------------------
                                  1          6.50%
                                  2          5.00%
                                  3          4.00%
                                  4          3.00%
                                  5          2.00%
                                  6          1.00%
                                   7+        0.00%
                              --------------------

 * For annuities issued before February 13, 2006, the Credit during Annuity Year 1 is 6.00%.

 Please note that during the first 10 years, the total asset-based charges on the XT6 annuity are higher than many of our other annuities. In addition, the Contingent Deferred Sales Charge (CDSC) on the XT6 annuity is higher and is deducted for a longer period of time as compared to our other annuities. In general, we may take back credits applied within 12 months of death or a medically-related surrender. We may also take back credits if you return your Annuity under the "free-look" provision.

 For ASAP III annuities issued on or after February 13, 2006, and APEX II annuities issued on or after June 20, 2005, we apply a "loyalty credit" at the end of your fifth anniversary for money invested with us during the first four years of your Annuity (less adjustments for any withdrawals). For ASAP III, the credit is 0.50%. For APEX II, the credit is either 0%, 2.25% or 2.75% depending on the Issue Date of your Annuity.

 Please see the section entitled "Managing Your Account Value" for more information.

 WHAT ARE THE ANNUITY'S FEES AND CHARGES?
 CONTINGENT DEFERRED SALES CHARGE: If you withdraw all or part of your annuity before the end of a period of years, we may deduct a contingent deferred sales charge, or "CDSC". The CDSC is calculated as a percentage of your purchase payment being withdrawn, and depends on how long your purchase payment has been invested. The CDSC is different depending on which annuity you purchase:

 ------------------------------------------------------------------------------
           YR. 1 YR. 2 YR. 3 YR. 4 YR. 5 YR. 6 YR. 7 YR. 8 YR. 9 YR. 10 YR. 11+
 ------------------------------------------------------------------------------
 ASAP III  7.5%  7.0%  6.5%  6.0%  5.0%  4.0%  3.0%  2.0%  0.0%     --     --
 ------------------------------------------------------------------------------
 APEX II   8.5%  8.0%  7.0%  6.0%  0.0%    --    --    --    --     --     --
 ------------------------------------------------------------------------------
 XT6*      9.0%  9.0%  8.0%  7.0%  6.0%  5.0%  4.0%  3.0%  2.0%   1.0%   0.0%
 ------------------------------------------------------------------------------
 ASL II - There is no CDSC for this Annuity
 ------------------------------------------------------------------------------

 *  For annuities issued before November 20, 2006, the schedule is as follows:
    Year 1: 9.0%; Year 2: 9.0%; Year 3: 8.5%; Year 4: 8.0%; Year 5: 7.0%;
    Year 6: 6.0%; Year 7: 5.0%; Year 8: 4.0%; Year 9: 3.0%; Year 10: 2.0%; Year
    11+: 0.0%.

 Each year you may withdraw up to 10% of your purchase payments without the imposition of a CDSC. This free withdrawal feature does not apply when fully surrendering your Annuity. We may also waive the CDSC under certain circumstances, such as for medically-related circumstances or taking required minimum distributions under a qualified contracts.

 TRANSFER FEE: You may make 20 transfers between investment options each year free of charge. After the 20th transfer, we will charge $10.00 for each transfer. We do not consider transfers made as part of any Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Any transfers made as a result of the mathematical formula used with an optional benefit will not count towards the total transfers allowed.

 ANNUAL MAINTENANCE FEE: Until you start annuity payments, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value invested in the Sub-accounts, whichever is less. Except for XT6, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000.

 TAX CHARGE: We may deduct a charge to reimburse us for taxes we may pay on premiums received in certain jurisdictions. The tax charge currently ranges up to 3 1/2% of your purchase payments and is designed to approximate the taxes that we are required to pay.

 INSURANCE CHARGE: We deduct an Insurance Charge. It is an annual charge assessed on a daily basis. It is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The charge is assessed against the daily assets allocated to the Sub-accounts and depends on which annuity you purchase:

             ------------------------------------------------------
                 FEE/CHARGE       ASAP III  APEX II  ASL II   XT6
             ------------------------------------------------------
             MORTALITY & EXPENSE   0.50%    1.50%    1.50%   0.50%
             RISK CHARGE
             ------------------------------------------------------
             ADMINISTRATION        0.15%    0.15%    0.15%   0.15%
             CHARGE
             ------------------------------------------------------
             TOTAL INSURANCE       0.65%    1.65%    1.65%   0.65%
             CHARGE
             ------------------------------------------------------

 DISTRIBUTION CHARGE: For ASAP III and XT6, we deduct a Distribution Charge daily. It is an annual charge assessed on a daily basis. The charge is assessed for a certain number of years against the average assets allocated to the Sub-accounts and is equal to the following:

   -------------------------------------------------------------------------
       FEE/CHARGE           ASAP III      APEX II  ASL II        XT6
   -------------------------------------------------------------------------
   DISTRIBUTION CHARGE  0.60% in Annuity   N/A      N/A    1.00% in Annuity
                           Years 1-8                          Years 1-10
   -------------------------------------------------------------------------

 CHARGES FOR OPTIONAL BENEFITS: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime Seven, the charge is assessed against the Protected Withdrawal Value and taken out of the Sub-accounts periodically. Please refer to the section entitled "Summary of Contract Fees and Charges" for the list of charges for each optional benefit.

 SETTLEMENT SERVICE CHARGE: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the average assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for non-qualified Annuities and 1.40% for qualified Annuities.

 FEES AND EXPENSES INCURRED BY THE PORTFOLIOS: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios. Please see the "Fees and Charges" section of the Prospectus for more information.

 COSTS TO SELL AND ADMINISTER OUR VARIABLE ANNUITY: Your financial professional may receive a commission for selling one of our variable annuities to you. We may pay fees to your financial professional's broker dealer firm to cover costs of marketing or administration. These commissions and fees may incent your financial professional to sell our variable annuity instead of one offered by another company. We also receive fees from the mutual fund companies that offer the investment options for administrative costs and marketing. These fees may influence our decision to offer one family of funds over another. If you have any questions you may speak with your financial professional or us. See "General Information".

 OTHER INFORMATION: Please see the section entitled "General Information" for more information about our annuities, including legal information about our company, separate account, and underlying funds.

                              INVESTMENT OPTIONS

 WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?
 Each variable investment option is a Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B (see "What are Separate Accounts" for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The Investment Objectives/Policies chart below classifies each of the Portfolios based on our assessment of their investment style (as of the date of this Prospectus). The chart also provides a description of each Portfolio's investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective. Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm. The Portfolios that you select are your choice - we do not provide investment advice, and we do not recommend or endorse any particular Portfolio. You bear the investment risk for amounts allocated to the Portfolios. Please see the General Information section of this Prospectus, under the heading concerning "service fees" for a discussion of fees that we may receive from underlying mutual funds and/or their affiliates.

 The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix "AST" are Portfolios of Advanced Series Trust. The investment managers for AST are AST Investment Services, Inc., a Prudential Financial Company, and Prudential Investments LLC, both of which are affiliated companies of Prudential Annuities. However, a sub-advisor, as noted below, is engaged to conduct day-to-day management.

 The Portfolios are not publicly traded mutual funds. They are only available as investment options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same portfolio advisor or sub-advisor as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. Certain retail mutual funds may also have been modeled after a Portfolio. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888.

 Effective MAY 1, 2004, the SP INTERNATIONAL GROWTH PORTFOLIO (formerly the SP WILLIAM BLAIR INTERNATIONAL GROWTH PORTFOLIO) is no longer offered as a Sub-account under the Annuities, except as follows: if at any time prior to May 1, 2004 you had any portion of your Account Value allocated to the SP William Blair International Growth Sub-account, you may continue to allocate Account Value and make transfers into and/or out of the SP William Blair International Growth Sub-account, including any electronic funds transfer, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the SP William Blair International Growth Sub-account prior to May 1, 2004 or if you purchase your Annuity on or after May 1, 2004, you cannot allocate Account Value to the SP William Blair International Growth Sub-account.

 STIPULATED INVESTMENT OPTIONS IF YOU ELECT CERTAIN OPTIONAL BENEFITS
 As a condition to your participating in certain optional benefits, we limit the investment options to which you may allocate your Account Value. Broadly speaking, we offer two groups of "Permitted Sub-accounts". Under the first group (Group I), your allowable investment options are more limited, but you are not subject to mandatory quarterly re-balancing. Under the second group (Group II), you may allocate your Account Value between a broader range of investment options, but must participate in quarterly re-balancing. The set of tables immediately below describes the first category of permitted investment options.

 While those who do not participate in any optional benefit generally may invest in any of the investment options described in the Prospectus, only those who participate in the optional benefits listed in Group II below may participate in the second category (along with its attendant re-balancing requirement). This second category is called our "Custom Portfolios Program" (FKA - Optional Allocation and Rebalancing Program). If you participate in the Custom Portfolios Program, you may not participate in an Automatic Rebalancing Program. We may modify or terminate the Custom Portfolios Program at any time. ANY SUCH MODIFICATION OR TERMINATION WILL (I) BE IMPLEMENTED ONLY AFTER WE HAVE NOTIFIED YOU IN ADVANCE, (II) NOT AFFECT THE GUARANTEES YOU HAD ACCRUED UNDER THE OPTIONAL BENEFIT OR YOUR ABILITY TO CONTINUE TO PARTICIPATE IN THOSE OPTIONAL BENEFITS, AND (III) NOT REQUIRE YOU TO TRANSFER ACCOUNT VALUE OUT OF ANY PORTFOLIO IN WHICH YOU PARTICIPATED IMMEDIATELY PRIOR TO THE MODIFICATION OR TERMINATION.

 Group I: Allowable Benefit Allocations


 OPTIONAL BENEFIT NAME*                                    ALLOWABLE BENEFIT ALLOCATIONS:
 Lifetime Five Income Benefit                              AST Academic Strategies Asset Allocation Portfolio
 Spousal Lifetime Five Income Benefit                      AST Capital Growth Asset Allocation Portfolio
 Highest Daily Lifetime Five Income Benefit                AST Balanced Asset Allocation Portfolio
 Highest Daily Lifetime Seven Income Benefit               AST Preservation Asset Allocation Portfolio
 Spousal Highest Daily Lifetime Seven Income Benefit       AST FI Pyramis(R) Asset Allocation Portfolio
 Highest Daily Value Death Benefit                         AST First Trust Balanced Portfolio
 Highest Daily Lifetime Seven with Beneficiary Income      AST First Trust Capital Appreciation Target Portfolio
 Option                                                    AST Schroders Multi-Asset World Strategies Portfolio
 Spousal Highest Daily Lifetime Seven with Beneficiary     AST Advanced Strategies Portfolio
 Income Option                                             AST T. Rowe Price Asset Allocation Portfolio
 Highest Daily Lifetime Seven with Lifetime Income         AST CLS Growth Asset Allocation Portfolio
 Accelerator                                               AST CLS Moderate Asset Allocation Portfolio
 Highest Daily Lifetime 7 Plus Income Benefit              AST Horizon Growth Asset Allocation Portfolio
 Highest Daily Lifetime 7 Plus with Beneficiary Income     AST Horizon Moderate Asset Allocation Portfolio
 Option                                                    AST J.P. Morgan Strategic Opportunities Portfolio
 Highest Daily Lifetime 7 Plus with Lifetime Income        Franklin Templeton VIP Founding Funds Allocation Fund
 Accelerator
 Spousal Highest Daily Lifetime 7 Plus Income Benefit
 Spousal Highest Daily Lifetime 7 Plus with Beneficiary
 Income Option
 Highest Daily Lifetime 6 Plus
 Highest Daily Lifetime 6 Plus with Lifetime Income
 Accelerator
 Spousal Highest Daily Lifetime 6 Plus
 Highest Daily GRO II
 GRO Plus II
-------------------------------------------------------------------------------------------------------------------

 OPTIONAL BENEFIT NAME*                                    ALL INVESTMENT OPTIONS PERMITTED, EXCEPT THESE:
 Combo 5% Rollup & HAV Death Benefit                       Value Line(R) Target 25
 Guaranteed Minimum Income Benefit                         AIM V.I. Technology
 Guaranteed Minimum Withdrawal Benefit                     NASDAQ(R) Target 15
 GRO/GRO PLUS/GRO PLUS 2008                                Evergreen VA Growth Fund
 Highest Anniversary Value Death Benefit                   Access VP High Yield
 Highest Daily GRO                                         ProFund VP UltraNASDAQ 100
                                                           ProFund VP UltraSmall-Cap
                                                           ProFund VP Semiconductor
                                                           ProFund VP Internet
                                                           ProFund VP UltraBull
                                                           ProFund VP Technology
                                                           ProFund VP Biotechnology
                                                           ProFund VP Short Small-Cap
                                                           ProFund VP Short Mid-Cap
-------------------------------------------------------------------------------------------------------------------

 OPTIONAL BENEFIT NAME*                                    ALL INVESTMENT OPTIONS PERMITTED, EXCEPT THESE:
 GRO PLUS 2008                                             ProFund VP Ultra Mid-Cap
 Highest Daily GRO                                         ProFund VP Precious Metals
                                                           ProFund VP NASDAQ-100
                                                           ProFund VP Asia 30
                                                           ProFund VP Short NASDAQ-100
                                                           Value Line(R) Target 25
                                                           AIM V.I. Technology
                                                           NASDAQ(R) Target 15
                                                           Evergreen VA Growth Fund
                                                           Access VP High Yield
                                                           ProFund VP UltraNASDAQ 100
                                                           ProFund VP UltraSmall-Cap
                                                           ProFund VP Semiconductor
                                                           ProFund VP Internet
                                                           ProFund VP UltraBull

                 ALL INVESTMENT OPTIONS PERMITTED, EXCEPT THESE:
                 ProFund VP Technology
                 ProFund VP Biotechnology
                 ProFund VP Short Small-Cap
                 ProFund VP Short Mid-Cap
             -----------------------------------------------------

 * Detailed Information regarding these optional benefits can be found in the "Living Benefits" and "Death Benefit" sections of this Prospectus.

 The following set of tables describes the second category (i.e., Group II below), under which:

 (a)you must allocate at least 20% of your Account Value to certain fixed income portfolios (currently, the AST PIMCO Total Return Bond Portfolio and the AST Western Asset Core Plus Bond Portfolio).
 (b)you may allocate up to 80% in equity and other portfolios listed in the table below.
 (c)on each benefit quarter (or the next Valuation Day, if the quarter-end is not a Valuation Day), we will automatically re-balance your Account Value, so that the percentages devoted to each Portfolio remain the same as those in effect on the immediately preceding quarter-end. Note that on the first quarter-end following your participation in the Custom Portfolios Program (FKA - Optional Allocation and Rebalancing Program), we will re-balance your Account Value so that the percentages devoted to each Portfolio remain the same as those in effect when you began the Custom Portfolios Program.
 (d)between quarter-ends, you may re-allocate your Account Value among the investment options permitted within this category. If you reallocate, the next quarterly rebalancing will restore the percentages to those of your most recent reallocation.

 Group II: Custom Portfolios Program (FKA - Optional Allocation & Rebalancing Program)


 OPTIONAL BENEFIT NAME                                           PERMITTED PORTFOLIOS
 Highest Daily Lifetime Seven                                    AST Academic Strategies Asset Allocation
 Spousal Highest Daily Lifetime Seven                            AST Advanced Strategies
 Highest Daily Lifetime Seven with Beneficiary Income Option     AST Aggressive Asset Allocation
 Spousal Highest Daily Lifetime Seven with Beneficiary           AST AllianceBernstein Growth & Income
 Income Option                                                   AST Balanced Asset Allocation
 Highest Daily Lifetime Seven with Lifetime Income               AST CLS Growth Asset Allocation
 Accelerator                                                     AST CLS Moderate Asset Allocation
 Highest Daily Lifetime 7 Plus Spousal                           AST AllianceBernstein Core Value
 Highest Daily Lifetime 7 Plus                                   AST American Century Income & Growth
 Highest Daily Lifetime 7 Plus with Beneficiary Income Option    AST Capital Growth Asset Allocation
 Spousal Highest Daily Lifetime 7 Plus with Beneficiary          AST Cohen & Steers Realty
 Income Option                                                   AST Value
 Highest Daily Lifetime 7 Plus with Lifetime Income              AST Federated Aggressive Growth
 Accelerator                                                     AST FI Pyramis(R) Asset Allocation
 Highest Daily Lifetime 6 Plus                                   AST First Trust Balanced Target
 Highest Daily Lifetime 6 Plus with Lifetime Income              AST First Trust Capital Appreciation Target
 Accelerator                                                     AST Global Real Estate
 Spousal Highest Daily Lifetime 6 Plus                           AST Goldman Sachs Concentrated Growth
 GRO Plus II                                                     AST Goldman Sachs Mid-Cap Growth
 Highest Daily GRO II                                            AST Goldman Sachs Small-Cap Value
                                                                 AST High Yield
                                                                 AST Horizon Growth Asset Allocation
                                                                 AST Horizon Moderate Asset Allocation
                                                                 AST International Growth
                                                                 AST International Value
                                                                 AST JPMorgan International Equity
                                                                 AST J.P. Morgan Strategic Opportunities
                                                                 AST Jennison Large-Cap Growth
                                                                 AST Jennison Large-Cap Value
                                                                 AST Large-Cap Value
                                                                 AST Lord Abbett Bond-Debenture
                                                                 AST Marsico Capital Growth
                                                                 AST MFS Global Equity
                                                                 AST MFS Growth
                                                                 AST Mid-Cap Value
                                                                 AST Money Market
                                                                 AST Neuberger Berman Mid-Cap Growth
                                                                 AST Neuberger Berman/LSV Mid-Cap Value
                                                                 AST Neuberger Berman Small-Cap Growth

              PERMITTED PORTFOLIOS
              AST PIMCO Limited Maturity Bond
              AST PIMCO Total Return Bond
              AST Preservation Asset Allocation
              AST QMA US Equity Alpha
              AST Schroders Multi-Asset World Strategies
              AST Small-Cap Growth
              AST Small-Cap Value
              AST T. Rowe Price Asset Allocation
              AST T. Rowe Price Global Bond
              AST T. Rowe Price Large-Cap Growth
              AST T. Rowe Price Natural Resources
              AST Western Asset Core Plus Bond
              Franklin Templeton VIP Founding Funds Allocation Fund

 The following additional Portfolios are available with ASAP III, APEX II and ASL II only:

                                PROFUND VP**
                                Consumer Goods
                                Consumer Services
                                Financials
                                Health Care
                                Industrials
                                Large-Cap Growth
                                Large-Cap Value
                                Mid-Cap Growth
                                Mid-Cap Value
                                Real Estate
                                Small-Cap Growth
                                Small-Cap Value
                                Telecommunications
                                Utilities

 * Detailed Information regarding these optional benefits can be found in the "Living Benefits" and "Death Benefit" sections of this Prospectus.
 ** For ASAP III, XT6, and ASL II Annuities issued beginning on May 26, 2008, we limit the Owner's ability to invest in the ProFund VP Portfolios.
    Specifically:
..   We will not permit those who acquire an ASAP III, XT6, or ASL II Annuity on or after May 26, 2008 (including beneficiaries who acquire such an Annuity under the Beneficiary Continuation Option) to invest in any ProFund VP Portfolio; and
..   Those who acquired an ASAP III, XT6, or ASL II Annuity prior to May 26,
    2008 may invest in any ProFund VP Portfolio without being subject to the above restrictions; and
..   Those who currently hold an APEX II Annuity, or who acquire an APEX II
    Annuity after May 26, 2008, may invest in any ProFund VP Portfolio (except that beneficiaries who acquire an APEX II Annuity on or after May 26, 2008 under the Beneficiary Continuation Option may not invest in any ProFund VP Portfolio).

 Certain optional living benefits (e.g., Highest Daily Lifetime 7 Plus) employ a pre-determined formula, under which money is transferred between your chosen variable sub-accounts and a bond portfolio (e.g., the AST Investment Grade Bond Portfolio). You should be aware that the operation of the formula could impact the expenses and performance of the variable sub-accounts used with the optional living benefits (the "Permitted Sub-accounts"). Specifically, because transfers to and from the Permitted Sub-accounts can be frequent and the amount transferred can vary, the Permitted Sub-accounts could experience the following effects, among others: (a) they may be compelled to hold a larger portion of assets in highly liquid securities than they otherwise would, which could diminish performance if the highly liquid securities underperform other securities (e.g., equities) that otherwise would have been held (b) they may experience higher portfolio turnover, which generally will increase the Permitted Sub-accounts' expenses and (c) if they are compelled by the formula to sell securities that are thinly-traded, such sales could have a significant impact on the price of such securities. Please consult the prospectus for the applicable fund for complete information about these effects.

   -------------------------------------------------------------------------
    STYLE/       INVESTMENT OBJECTIVES/POLICIES            PORTFOLIO
    TYPE                                                   ADVISOR/
                                                          SUB-ADVISOR
   -------------------------------------------------------------------------
                     ADVANCED SERIES TRUST
   -------------------------------------------------------------------------
    ASSET     AST ACADEMIC STRATEGIES ASSET              AlphaSimplex
    ALLOCA    ALLOCATION PORTFOLIO: SEEKS LONG         Group, LLC; First
    TION      TERM CAPITAL APPRECIATION. The            Quadrant L.P.;
              Portfolio is a multi-asset class        Jennison Associates
              fund that pursues both top-down             LLC; Mellon
              asset allocation strategies and               Capital
              bottom-up selection of securities,          Management
              investment managers, and mutual         Corporation; Pacific
              funds. Under normal circumstances,          Investment
              approximately 60% of the assets will        Management
              be allocated to traditional asset           Company LLC
              classes (including US and                    (PIMCO);
              international equities and bonds)        Prudential Bache
              and approximately 40% of the assets      Asset Management,
              will be allocated to nontraditional        Incorporated;
              asset classes (including real               Prudential
              estate, commodities, and alternative     Investments LLC;
              strategies). Those percentages are         Quantitative
              subject to change at the discretion         Management
              of the advisor.                           Associates LLC
   -------------------------------------------------------------------------
    ASSET     AST ADVANCED STRATEGIES PORTFOLIO:           LSV Asset
    ALLOCA    SEEKS A HIGH LEVEL OF ABSOLUTE              Management;
    TION      RETURN. The Portfolio invests in          Marsico Capital
              traditional and non-traditional          Management, LLC;
              investment strategies and by            Pacific Investment
              investing in domestic and foreign           Management
              equity and fixed income securities,         Company LLC
              derivative instruments and exchange      (PIMCO); T. Rowe
              traded funds. The asset allocation       Price Associates,
              generally provides for an allotment     Inc.; William Blair
              of 60% of the portfolio assets to a       & Company, LLC;
              combination of domestic and                Quantitative
              international equity strategies and         Management
              the remaining 40% of assets in a          Associates LLC
              combination of U.S. fixed income,
              hedged international bond, real
              return assets and exchange-traded
              funds. The manager will allocate the
              assets of the portfolio across
              different investment categories and
              subadvisors.
   -------------------------------------------------------------------------
    ASSET     AST AGGRESSIVE ASSET ALLOCATION             Prudential
    ALLOCA    PORTFOLIO: SEEKS TO OBTAIN TOTAL         Investments LLC;
    TION      RETURN CONSISTENT WITH ITS SPECIFIED       Quantitative
              LEVEL OF RISK. The Portfolio                Management
              primarily invests its assets in a         Associates LLC
              diversified portfolio of other
              mutual funds, the underlying
              portfolios, of the Advanced Series
              Trust and certain affiliated money
              market funds. Under normal market
              conditions, the Portfolio will
              devote approximately 100% of its net
              assets to underlying portfolios
              investing primarily in equity
              securities (with a range of 92.5% to
              100%) and the remainder of its net
              assets to underlying portfolios
              investing primarily in debt
              securities and money market
              instruments (with a range of 0% -
              7.5%). The Portfolio is not limited
              to investing exclusively in shares
              of the underlying portfolios and may
              invest in securities and futures
              contracts, swap agreements and other
              financial and derivative instruments.
   -------------------------------------------------------------------------
    LARGE     AST ALLIANCEBERNSTEIN CORE VALUE         AllianceBernstein
    CAP       PORTFOLIO: SEEKS LONG-TERM CAPITAL             L.P.
    VALUE     GROWTH BY INVESTING PRIMARILY IN
              COMMON STOCKS. The subadvisor
              expects that the majority of the
              Portfolio's assets will be invested
              in the common stocks of large
              companies that appear to be
              undervalued. Among other things, the
              Portfolio seeks to identify
              compelling buying opportunities
              created when companies are
              undervalued on the basis of investor
              reactions to near-term problems or
              circumstances even though their
              long-term prospects remain sound.
              The subadvisor seeks to identify
              individual companies with cash flow
              potential that may not be recognized
              by the market at large.
   -------------------------------------------------------------------------

      STYLE/       INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
      TYPE                                                  ADVISOR/
                                                          SUB-ADVISOR
     ----------------------------------------------------------------------
      LARGE     AST ALLIANCEBERNSTEIN GROWTH &          AllianceBernstein
       CAP      INCOME PORTFOLIO: SEEKS LONG-TERM             L.P.
      VALUE     GROWTH OF CAPITAL AND INCOME WHILE
                ATTEMPTING TO AVOID EXCESSIVE
                FLUCTUATIONS IN MARKET VALUE. The
                Portfolio normally will invest in
                common stocks (and securities
                convertible into common stocks). The
                subadvisor will take a
                value-oriented approach, in that it
                will try to keep the Portfolio's
                assets invested in securities that
                are selling at reasonable valuations
                in relation to their fundamental
                business prospects.
     ----------------------------------------------------------------------
      LARGE     AST AMERICAN CENTURY INCOME & GROWTH    American Century
       CAP      PORTFOLIO: SEEKS CAPITAL GROWTH WITH       Investment
      VALUE     CURRENT INCOME AS A SECONDARY           Management, Inc.
                OBJECTIVE. The Portfolio invests
                primarily in common stocks that
                offer potential for capital growth,
                and may, consistent with its
                investment objective, invest in
                stocks that offer potential for
                current income. The subadvisor
                utilizes a quantitative management
                technique with a goal of building an
                equity portfolio that provides
                better returns than the S&P 500
                Index without taking on significant
                additional risk and while attempting
                to create a dividend yield that will
                be greater than the S&P 500 Index.
     ----------------------------------------------------------------------
      ASSET     AST BALANCED ASSET ALLOCATION              Prudential
      ALLOCA    PORTFOLIO: SEEKS TO OBTAIN TOTAL        Investments LLC;
      TION      RETURN CONSISTENT WITH ITS SPECIFIED      Quantitative
                LEVEL OF RISK. The Portfolio               Management
                primarily invests its assets in a        Associates LLC
                diversified portfolio of other
                mutual funds, the underlying
                portfolios, of the Advanced Series
                Trust and certain affiliated money
                market funds. Under normal market
                conditions, the Portfolio will
                devote approximately 60% of its net
                assets to underlying portfolios
                investing primarily in equity
                securities (with a range of 52.5% to
                67.5%), and 40% of its net assets to
                underlying portfolios investing
                primarily in debt securities and
                money market instruments (with a
                range of 32.5% to 47.5%). The
                Portfolio is not limited to
                investing exclusively in shares of
                the underlying portfolios and may
                invest in securities and futures
                contracts, swap agreements and other
                financial and derivative instruments.
     ----------------------------------------------------------------------
      FIXED     AST BOND PORTFOLIO 2015: SEEKS THE         Prudential
      INCOME    HIGHEST POTENTIAL TOTAL RETURN             Investment
                CONSISTENT WITH ITS SPECIFIED LEVEL     Management, Inc.
                OF RISK TOLERANCE TO MEET THE
                PARAMETERS ESTABLISHED TO SUPPORT
                THE GRO BENEFITS AND MAINTAIN
                LIQUIDITY TO SUPPORT CHANGES IN
                MARKET CONDITIONS FOR A FIXED
                MATURITY OF 2015. Please note that
                you may not make purchase payments
                to this Portfolio, and that this
                Portfolio is available only with
                certain living benefits.
     ----------------------------------------------------------------------
      FIXED     AST BOND PORTFOLIO 2016: SEEKS THE         Prudential
      INCOME    HIGHEST POTENTIAL TOTAL RETURN             Investment
                CONSISTENT WITH ITS SPECIFIED LEVEL     Management, Inc.
                OF RISK TOLERANCE TO MEET THE
                PARAMETERS ESTABLISHED TO SUPPORT
                THE GRO BENEFITS AND MAINTAIN
                LIQUIDITY TO SUPPORT CHANGES IN
                MARKET CONDITIONS FOR A FIXED
                MATURITY OF 2016. Please note that
                you may not make purchase payments
                to this Portfolio, and that this
                Portfolio is available only with
                certain living benefits.
     ----------------------------------------------------------------------
      FIXED     AST BOND PORTFOLIO 2017: SEEKS THE         Prudential
      INCOME    HIGHEST POTENTIAL TOTAL RETURN             Investment
                CONSISTENT WITH ITS SPECIFIED LEVEL     Management, Inc.
                OF RISK TOLERANCE TO MEET THE
                PARAMETERS ESTABLISHED TO SUPPORT
                THE GRO BENEFITS AND MAINTAIN
                LIQUIDITY TO SUPPORT CHANGES IN
                MARKET CONDITIONS FOR A FIXED
                MATURITY OF 2017. Please note that
                you may not make purchase payments
                to this Portfolio, and that this
                Portfolio is available only with
                certain living benefits.
     ----------------------------------------------------------------------
      FIXED     AST BOND PORTFOLIO 2018: SEEKS THE         Prudential
      INCOME    HIGHEST POTENTIAL TOTAL RETURN             Investment
                CONSISTENT WITH ITS SPECIFIED LEVEL     Management, Inc.
                OF RISK TOLERANCE TO MEET THE
                PARAMETERS ESTABLISHED TO SUPPORT
                THE GRO BENEFITS AND MAINTAIN
                LIQUIDITY TO SUPPORT CHANGES IN
                MARKET CONDITIONS FOR A FIXED
                MATURITY OF 2018. Please note that
                you may not make purchase payments
                to this Portfolio, and that this
                Portfolio is available only with
                certain living benefits.
     ----------------------------------------------------------------------
      FIXED     AST BOND PORTFOLIO 2019: SEEKS THE         Prudential
      INCOME    HIGHEST POTENTIAL TOTAL RETURN             Investment
                CONSISTENT WITH ITS SPECIFIED LEVEL     Management, Inc.
                OF RISK TOLERANCE TO MEET THE
                PARAMETERS ESTABLISHED TO SUPPORT
                THE GRO BENEFITS AND MAINTAIN
                LIQUIDITY TO SUPPORT CHANGES IN
                MARKET CONDITIONS FOR A FIXED
                MATURITY OF 2019. Please note that
                you may not make purchase payments
                to this Portfolio, and that this
                Portfolio is available only with
                certain living benefits.
     ----------------------------------------------------------------------
      FIXED     AST BOND PORTFOLIO 2020: SEEKS THE         Prudential
      INCOME    HIGHEST POTENTIAL TOTAL RETURN             Investment
                CONSISTENT WITH ITS SPECIFIED LEVEL     Management, Inc.
                OF RISK TOLERANCE TO MEET THE
                PARAMETERS ESTABLISHED TO SUPPORT
                THE GRO BENEFITS AND MAINTAIN
                LIQUIDITY TO SUPPORT CHANGES IN
                MARKET CONDITIONS FOR A FIXED
                MATURITY OF 2020. Please note that
                you may not make purchase payments
                to this Portfolio, and that this
                Portfolio is available only with
                certain living benefits.
     ----------------------------------------------------------------------

      STYLE/         INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
       TYPE                                                  ADVISOR/
                                                            SUB-ADVISOR
    ------------------------------------------------------------------------
      FIXED       AST BOND PORTFOLIO 2021: SEEKS THE        Prudential
      INCOME      HIGHEST POTENTIAL TOTAL RETURN            Investment
                  CONSISTENT WITH ITS SPECIFIED LEVEL     Management, Inc.
                  OF RISK TOLERANCE TO MEET THE
                  PARAMETERS ESTABLISHED TO SUPPORT
                  THE GRO BENEFITS AND MAINTAIN
                  LIQUIDITY TO SUPPORT CHANGES IN
                  MARKET CONDITIONS FOR A FIXED
                  MATURITY OF 2021. Please note that
                  you may not make purchase payments
                  to this Portfolio, and that this
                  Portfolio is available only with
                  certain living benefits.
    ------------------------------------------------------------------------
      ASSET       AST CAPITAL GROWTH ASSET ALLOCATION       Prudential
     ALLOCA-      PORTFOLIO: SEEKS TO OBTAIN TOTAL        Investments LLC;
       TION       RETURN CONSISTENT WITH ITS SPECIFIED     Quantitative
                  LEVEL OF RISK. The Portfolio              Management
                  primarily invests its assets in a       Associates LLC
                  diversified portfolio of other
                  mutual funds, the underlying
                  portfolios, of the Advanced Series
                  Trust and certain affiliated money
                  market funds. Under normal market
                  conditions, the Portfolio will
                  devote approximately 75% of its net
                  assets to underlying portfolios
                  investing primarily in equity
                  securities (with a range of 67.5% to
                  80%), and 25% of its net assets to
                  underlying portfolios investing
                  primarily in debt securities and
                  money market instruments (with a
                  range of 20.0% to 32.5%). The
                  Portfolio is not limited to
                  investing exclusively in shares of
                  the underlying portfolios and may
                  invest in securities and futures
                  contracts, swap agreements and other
                  financial and derivative instruments.
    ------------------------------------------------------------------------
      ASSET       AST CLS GROWTH ASSET ALLOCATION         CLS Investments,
      ALLOCA-     PORTFOLIO: SEEKS THE HIGHEST                  LLC
       TION       POTENTIAL TOTAL RETURN CONSISTENT
                  WITH ITS SPECIFIED LEVEL OF RISK
                  TOLERANCE. Under normal
                  circumstances, at least 90% of the
                  Portfolio's assets will be invested
                  in other portfolios of Advanced
                  Series Trust (the underlying
                  portfolios) while no more than 10%
                  of the Portfolio's assets may be
                  invested in exchange traded funds
                  (ETFs). Under normal market
                  conditions, the Portfolio will
                  devote from 60% to 80% of its net
                  assets to underlying portfolios and
                  ETFs investing primarily in equity
                  securities, and from 20% to 40% of
                  its net assets to underlying
                  portfolios and ETFs investing
                  primarily in debt securities and
                  money market instruments.
    ------------------------------------------------------------------------
      ASSET       AST CLS MODERATE ASSET ALLOCATION       CLS Investments,
      ALLOCA-     PORTFOLIO: SEEKS THE HIGHEST                  LLC
       TION       POTENTIAL TOTAL RETURN CONSISTENT
                  WITH ITS SPECIFIED LEVEL OF RISK
                  TOLERANCE. Under normal
                  circumstances, at least 90% of the
                  Portfolio's assets will be invested
                  in other portfolios of Advanced
                  Series Trust (the underlying
                  portfolios) while no more than 10%
                  of the Portfolio's assets may be
                  invested in exchange traded funds
                  (ETFs). Under normal market
                  conditions, the Portfolio will
                  devote from 40% to 60% of its net
                  assets to underlying portfolios and
                  ETFs investing primarily in equity
                  securities, and from 40% to 60% of
                  its net assets to underlying
                  portfolios and ETFs investing
                  primarily in debt securities and
                  money market instruments.
    ------------------------------------------------------------------------
     SPECIALTY    AST COHEN & STEERS REALTY PORTFOLIO:    Cohen & Steers
                  SEEKS TO MAXIMIZE TOTAL RETURN              Capital
                  THROUGH INVESTMENT IN REAL ESTATE       Management, Inc.
                  SECURITIES. The Portfolio pursues
                  its investment objective by
                  investing, under normal
                  circumstances, at least 80% of its
                  net assets in common stocks and
                  other equity securities issued by
                  real estate companies, such as real
                  estate investment trusts (REITs).
                  Under normal circumstances, the
                  Portfolio will invest substantially
                  all of its assets in the equity
                  securities of real estate companies,
                  i.e., a company that derives at
                  least 50% of its revenues from the
                  ownership, construction, financing,
                  management or sale of real estate or
                  that has at least 50% of its assets
                  in real estate. Real estate
                  companies may include real estate
                  investment trusts (REITs).
    ------------------------------------------------------------------------
      SMALL       AST FEDERATED AGGRESSIVE GROWTH         Federated Equity
       CAP        PORTFOLIO: SEEKS CAPITAL GROWTH. The      Management
      GROWTH      Portfolio pursues its investment          Company of
                  objective by investing primarily in      Pennsylvania/
                  the stocks of small companies that      Federated Global
                  are traded on national security           Investment
                  exchanges, NASDAQ stock exchange and    Management Corp.
                  the over-the-counter-market. Small
                  companies will be defined as
                  companies with market
                  capitalizations similar to companies
                  in the Russell 2000 and S&P 600
                  Small Cap Index.
    ------------------------------------------------------------------------

    STYLE/         INVESTMENT OBJECTIVES/POLICIES           PORTFOLIO
     TYPE                                                   ADVISOR/
                                                           SUB-ADVISOR
  ---------------------------------------------------------------------------
    ASSET       AST FI PYRAMIS(R) ASSET ALLOCATION       Pyramis Global
    ALLOCA-     PORTFOLIO: SEEKS TO MAXIMIZE             Advisors, LLC a
     TION       POTENTIAL TOTAL RETURN. In seeking          Fidelity
                to achieve the Portfolio's                 Investments
                investment objective, the                    company
                Portfolio's assets will be allocated
                across six uniquely specialized
                investment strategies (collectively,
                the Investment Strategies). The
                Portfolio will have four strategies
                that invest primarily in equity
                securities (i.e., the Equity
                Strategies), one fixed-income
                strategy (i.e., the Broad Market
                Duration Strategy), and one strategy
                designed to provide liquidity (i.e.,
                the Liquidity Strategy). Pyramis is
                a registered service mark of FMR
                LLC. Used under license.
  ---------------------------------------------------------------------------
    ASSET       AST FIRST TRUST BALANCED TARGET        First Trust Advisors
    ALLOCA-     PORTFOLIO: SEEKS LONG-TERM CAPITAL            L.P.
     TION       GROWTH BALANCED BY CURRENT INCOME.
                The Portfolio seeks to achieve its
                objective by investing approximately
                65% in equity securities and
                approximately 35% in fixed income
                securities. The Portfolio allocates
                the equity portion of the portfolio
                across five uniquely specialized
                strategies - The Dow(R) Target
                Dividend, the Value Line(R) Target
                25, the Global Dividend Target 15,
                the NYSE(R) International Target 25,
                and the Target Small Cap. Each
                strategy employs a quantitative
                approach by screening common stocks
                for certain attributes and/or using
                a multi-factor scoring system to
                select the common stocks. The fixed
                income allocation is determined by
                the Dow Jones Income strategy which
                utilizes certain screens to select
                bonds from the Dow Jones Corporate
                Bond Index or like-bonds not in the
                index.
  ---------------------------------------------------------------------------
    ASSET       AST FIRST TRUST CAPITAL APPRECIATION   First Trust Advisors
    ALLOCA-     TARGET PORTFOLIO: SEEKS LONG-TERM             L.P.
     TION       CAPITAL GROWTH. The Portfolio seeks
                to achieve its objective by
                investing approximately 80% in
                equity securities and approximately
                20% in fixed income securities. The
                portfolio allocates the equity
                portion of the portfolio across five
                uniquely specialized strategies -
                the Value Line(R) Target 25, the
                Global Dividend Target 15, the
                Target Small-Cap, the NASDAQ(R)
                Target 15, and the NYSE(R)
                International Target 25. Each
                strategy employs a quantitative
                approach by screening common stocks
                for certain attributes and/or using
                a multi-factor scoring system to
                select the common stocks. The fixed
                income allocation is determined by
                the Dow Jones Income strategy which
                utilizes certain screens to select
                bonds from the Dow Jones Corporate
                Bond Index or like-bonds not in the
                index.
  ---------------------------------------------------------------------------
   SPECIALTY    AST GLOBAL REAL ESTATE PORTFOLIO:        Prudential Real
                SEEKS CAPITAL APPRECIATION AND          Estate Investors
                INCOME. The Portfolio will normally
                invest at least 80% of its liquid
                assets (net assets plus any
                borrowing made for investment
                purposes) in equity-related
                securities of real estate companies.
                The Portfolio will invest in
                equity-related securities of real
                estate companies on a global basis
                and the Portfolio may invest up to
                15% of its net assets in ownership
                interests in commercial real estate
                through investments in private real
                estate.
  ---------------------------------------------------------------------------
    LARGE       AST GOLDMAN SACHS CONCENTRATED            Goldman Sachs
     CAP        GROWTH PORTFOLIO: SEEKS LONG-TERM       Asset Management,
    GROWTH      GROWTH OF CAPITAL. The Portfolio              L.P.
                will pursue its objective by
                investing primarily in equity
                securities of companies that the
                subadvisor believes have the
                potential to achieve capital
                appreciation over the long-term. The
                Portfolio seeks to achieve its
                investment objective by investing,
                under normal circumstances, in
                approximately 30 - 45 companies that
                are considered by the subadvisor to
                be positioned for long-term growth.
  ---------------------------------------------------------------------------
   MID CAP      AST GOLDMAN SACHS MID-CAP GROWTH          Goldman Sachs
    GROWTH      PORTFOLIO: SEEKS LONG-TERM GROWTH OF    Asset Management,
                CAPITAL. The Portfolio pursues its            L.P.
                investment objective, by investing
                primarily in equity securities
                selected for their growth potential,
                and normally invests at least 80% of
                the value of its assets in
                medium-sized companies. Medium-sized
                companies are those whose market
                capitalizations (measured at the
                time of investment) fall within the
                range of companies in the Russell
                Mid-cap Growth Index. The subadvisor
                seeks to identify individual
                companies with earnings growth
                potential that may not be recognized
                by the market at large.
  ---------------------------------------------------------------------------
    SMALL       AST GOLDMAN SACHS SMALL-CAP VALUE         Goldman Sachs
     CAP        PORTFOLIO: SEEKS LONG-TERM CAPITAL      Asset Management,
    VALUE       APPRECIATION. The Portfolio will              L.P.
                seek its objective through
                investments primarily in equity
                securities that are believed to be
                undervalued in the marketplace. The
                Portfolio will invest, under normal
                circumstances, at least 80% of the
                value of its assets plus any
                borrowings for investment purposes
                in small capitalization companies.
                The 80% investment requirement
                applies at the time the Portfolio
                invests its assets. The Portfolio
                generally defines small
                capitalization companies as
                companies with market
                capitalizations that are within the
                range of the Russell 2000 Value
                Index at the time of purchase.
  ---------------------------------------------------------------------------

     STYLE/         INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
      TYPE                                                  ADVISOR/
                                                           SUB-ADVISOR
    ------------------------------------------------------------------------
      FIXED      AST HIGH YIELD PORTFOLIO: SEEKS        Pacific Investment
     INCOME      MAXIMUM TOTAL RETURN, CONSISTENT          Management
                 WITH PRESERVATION OF CAPITAL AND          Company LLC
                 PRUDENT INVESTMENT MANAGEMENT. The          (PIMCO)
                 Portfolio will invest, under normal
                 circumstances, at least 80% of its
                 net assets plus any borrowings for
                 investment purposes (measured at
                 time of purchase) in non-investment
                 grade high yield, fixed-income
                 investments which may be represented
                 by forwards or derivatives such as
                 options, futures contracts, or swap
                 agreements. Non-investment grade
                 investments are financial
                 instruments rated Ba or lower by a
                 Moody's Investors Services, Inc. or
                 equivalently rated by Standard
                 Poor's Corporation, or Fitch, or, if
                 unrated, determined by the
                 subadvisor to be of comparable
                 quality.
    ------------------------------------------------------------------------
      ASSET      AST HORIZON GROWTH ASSET ALLOCATION         Horizon
     ALLOCA-     PORTFOLIO: SEEKS THE HIGHEST           Investments, LLC
      TION       POTENTIAL TOTAL RETURN CONSISTENT
                 WITH ITS SPECIFIED LEVEL OF RISK
                 TOLERANCE. Under normal
                 circumstances, at least 90% of the
                 Portfolio's assets will be invested
                 in other portfolios of Advanced
                 Series Trust (the underlying
                 portfolios) while no more than 10%
                 of the Portfolio's assets may be
                 invested in exchange traded funds
                 (ETFs). Under normal market
                 conditions, the Portfolio will
                 devote from 60% to 80% of its net
                 assets to underlying portfolios and
                 ETFs investing primarily in equity
                 securities, and from 20% to 40% of
                 its net assets to underlying
                 portfolios and ETFs investing
                 primarily in debt securities and
                 money market instruments.
    ------------------------------------------------------------------------
      ASSET      AST HORIZON MODERATE ASSET                  Horizon
     ALLOCA-     ALLOCATION PORTFOLIO: SEEKS THE        Investments, LLC
      TION       HIGHEST POTENTIAL TOTAL RETURN
                 CONSISTENT WITH ITS SPECIFIED LEVEL
                 OF RISK TOLERANCE. Under normal
                 circumstances, at least 90% of the
                 Portfolio's assets will be invested
                 in other portfolios of Advanced
                 Series Trust (the underlying
                 portfolios) while no more than 10%
                 of the Portfolio's assets may be
                 invested in exchange traded funds
                 (ETFs). Under normal market
                 conditions, the Portfolio will
                 devote from 40% to 60% of its net
                 assets to underlying portfolios and
                 ETFs investing primarily in equity
                 securities, and from 40% to 60% of
                 its net assets to underlying
                 portfolios and ETFs investing
                 primarily in debt securities and
                 money market instruments.
    ------------------------------------------------------------------------
      INTER-     AST INTERNATIONAL GROWTH PORTFOLIO:     Marsico Capital
     NATIONAL    SEEKS LONG-TERM CAPITAL GROWTH.        Management, LLC;
     EQUITY      Under normal circumstances, the         William Blair &
                 Portfolio invests at least 80% of        Company, LLC
                 the value of its assets in
                 securities of issuers that are
                 economically tied to countries other
                 than the United States. Although the
                 Portfolio intends to invest at least
                 80% of its assets in the securities
                 of issuers located outside the
                 United States, it may at times
                 invest in U.S. issuers and it may
                 invest all of its assets in fewer
                 than five countries or even a single
                 country. The Portfolio looks
                 primarily for stocks of companies
                 whose earnings are growing at a
                 faster rate than other companies or
                 which offer attractive growth.
    ------------------------------------------------------------------------
      INTER-     AST INTERNATIONAL VALUE PORTFOLIO:         LSV Asset
     NATIONAL    SEEKS LONG-TERM CAPITAL                   Management;
     EQUITY      APPRECIATION. The Portfolio normally       Thornburg
                 invests at least 80% of the               Investment
                 Portfolio's assets in equity           Management, Inc.
                 securities. The Portfolio will
                 invest at least 65% of its net
                 assets in the equity securities of
                 companies in at least three
                 different countries, without limit
                 as to the amount of assets that may
                 be invested in a single country.
    ------------------------------------------------------------------------
      FIXED      AST INVESTMENT GRADE BOND PORTFOLIO:      Prudential
     INCOME      SEEKS TO MAXIMIZE TOTAL RETURN,           Investment
                 CONSISTENT WITH THE PRESERVATION OF    Management, Inc.
                 CAPITAL AND LIQUIDITY NEEDS TO MEET
                 THE PARAMETERS ESTABLISHED TO
                 SUPPORT THE HIGHEST DAILY LIFETIME
                 SEVEN, HIGHEST DAILY LIFETIME 7
                 PLUS, AND HIGHEST DAILY LIFETIME 6
                 PLUS BENEFITS. Please note that you
                 may not make purchase payments, or
                 transfer Account Value to or from
                 this Portfolio, and that this
                 Portfolio is available only with
                 certain living benefits.
    ------------------------------------------------------------------------
      LARGE      AST JENNISON LARGE-CAP GROWTH              Jennison
       CAP       PORTFOLIO: SEEKS LONG-TERM GROWTH OF    Associates LLC
     GROWTH      CAPITAL. Under normal market
                 conditions, the Portfolio will
                 invest at least 80% of its
                 investable assets in the equity and
                 equity-related securities of
                 large-capitalization companies
                 measured, at the time of purchase,
                 to be within the market
                 capitalization of the Russell
                 1000(R) Index. In deciding which
                 equity securities to buy, the
                 subadvisor will use a growth
                 investment style and will invest in
                 stocks it believes could experience
                 superior sales or earnings growth,
                 or high returns on equity and
                 assets. Stocks are selected on a
                 company-by-company basis using
                 fundamental analysis. The companies
                 in which the subadvisor will invest
                 generally tend to have a unique
                 market niche, a strong new product
                 profile or superior management.
    ------------------------------------------------------------------------

     STYLE/         INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
      TYPE                                                  ADVISOR/
                                                           SUB-ADVISOR
    ------------------------------------------------------------------------
      LARGE      AST JENNISON LARGE-CAP VALUE               Jennison
       CAP       PORTFOLIO: SEEKS CAPITAL                Associates LLC
      VALUE      APPRECIATION. Under normal market
                 conditions, the Portfolio will
                 invest at least 80% of its
                 investable assets in the equity and
                 equity-related securities of
                 large-capitalization companies
                 measured, at the time of purchase,
                 to be within the market
                 capitalization of the Russell
                 1000(R) Index. In deciding which
                 equity securities to buy, the
                 subadvisor will use a value
                 investment style and will invest in
                 common stocks that it believes are
                 being valued at a discount to their
                 true worth, as defined by the value
                 of their earnings, free cash flow,
                 the value of their assets, their
                 private market value, or some
                 combination of these factors. The
                 subadvisor will look for catalysts
                 that will help unlock a common
                 stock's inherent value.
    ------------------------------------------------------------------------
      INTER-     AST JPMORGAN INTERNATIONAL EQUITY         J.P. Morgan
     NATIONAL    PORTFOLIO: SEEKS LONG-TERM CAPITAL        Investment
     EQUITY      GROWTH BY INVESTING IN A DIVERSIFIED   Management, Inc.
                 PORTFOLIO OF INTERNATIONAL EQUITY
                 SECURITIES. The Portfolio seeks to
                 meet its objective by investing,
                 under normal market conditions, at
                 least 80% of its assets in a
                 diversified portfolio of equity
                 securities of companies located or
                 operating in developed non-U.S.
                 countries and emerging markets of
                 the world. The equity securities
                 will ordinarily be traded on a
                 recognized foreign securities
                 exchange or traded in a foreign
                 over-the-counter market in the
                 country where the issuer is
                 principally based, but may also be
                 traded in other countries including
                 the United States.
    ------------------------------------------------------------------------
      ASSET      AST J.P. MORGAN STRATEGIC                 J.P. Morgan
      ALLOCA     OPPORTUNITIES PORTFOLIO (FORMERLY         Investment
      TION       AST UBS DYNAMIC ALPHA PORTFOLIO):      Management, Inc.
                 SEEKS TO MAXIMIZE TOTAL RETURN,
                 CONSISTING OF CAPITAL APPRECIATION
                 AND CURRENT INCOME. The Portfolio
                 invests in securities and financial
                 instruments to gain exposure to
                 global equity, global fixed income
                 and cash equivalent markets,
                 including global currencies. The
                 Portfolio may invest in equity and
                 fixed income securities of issuers
                 located within and outside the
                 United States or in open-end
                 investment companies advised by J.P.
                 Morgan Investment Management, Inc.,
                 the Portfolio's subadvisor, to gain
                 exposure to certain global equity
                 and global fixed income markets.
    ------------------------------------------------------------------------
      LARGE      AST LARGE-CAP VALUE PORTFOLIO: SEEKS      Eaton Vance
       CAP       CURRENT INCOME AND LONG-TERM GROWTH       Management;
      VALUE      OF INCOME, AS WELL AS CAPITAL          Hotchkis and Wiley
                 APPRECIATION. The Portfolio invests,        Capital
                 under normal circumstances, at least    Management, LLC
                 80% of its net assets in common
                 stocks of large capitalization
                 companies. Large capitalization
                 companies are those companies with
                 market capitalizations within the
                 market capitalization range of the
                 Russell 1000 Value Index.
    ------------------------------------------------------------------------
      FIXED      AST LORD ABBETT BOND-DEBENTURE         Lord, Abbett & Co.
     INCOME      PORTFOLIO: SEEKS HIGH CURRENT INCOME          LLC
                 AND THE OPPORTUNITY FOR CAPITAL
                 APPRECIATION TO PRODUCE A HIGH TOTAL
                 RETURN. To pursue this objective
                 under normal market conditions, the
                 Fund will invest at least 80% of its
                 net assets in bonds, debentures and
                 other fixed income securities. The
                 Fund's investments primarily include
                 the following types of securities
                 and other financial instruments:
                 U.S. investment grade fixed income
                 securities; U.S. high yield
                 securities ("non-investment grade"
                 or "junk" bonds); foreign securities
                 (including emerging market
                 securities); convertible securities;
                 mortgage-related and other
                 asset-backed securities; and equity
                 securities. In addition, the Fund
                 may invest in derivative
                 instruments, such as options,
                 futures contracts, forward contracts
                 or swap agreements. The Fund may use
                 such instruments in order seek to
                 enhance returns, to attempt to hedge
                 some of its investment risk, or as a
                 substitute position for holding the
                 underlying asset on which the
                 derivative instrument is based. The
                 duration of the Fund's portfolio of
                 debt securities will normally be
                 between three and seven years, with
                 an average effective portfolio
                 maturity of five to twelve years.
    ------------------------------------------------------------------------

    STYLE/         INVESTMENT OBJECTIVES/POLICIES           PORTFOLIO
     TYPE                                                   ADVISOR/
                                                           SUB-ADVISOR
   -------------------------------------------------------------------------
     LARGE      AST MARSICO CAPITAL GROWTH               Marsico Capital
      CAP       PORTFOLIO: SEEKS CAPITAL GROWTH.         Management, LLC
    GROWTH      Income realization is not an
                investment objective and any income
                realized on the Portfolio's
                investments, therefore, will be
                incidental to the Portfolio's
                objective. The Portfolio will pursue
                its objective by investing primarily
                in common stocks of large companies
                that are selected for their growth
                potential. Large capitalization
                companies are companies with market
                capitalizations within the market
                capitalization range of the Russell
                1000 Growth Index. In selecting
                investments for the Portfolio, the
                subadvisor uses an approach that
                combines "top down" macroeconomic
                analysis with "bottom up" stock
                selection. The "top down" approach
                identifies sectors, industries and
                companies that may benefit from the
                trends the subadvisor has observed.
                The subadvisorthen looks for
                individual companies with earnings
                growth potential that may not be
                recognized by the market at large,
                utilizing a "bottom up" stock
                selection process. The Portfolio
                will normally hold a core position
                of between 35 and 50 common stocks.
                The Portfolio may hold a limited
                number of additional common stocks
                at times when the Portfolio manager
                is accumulating new positions,
                phasing out existing or responding
                to exceptional market conditions.
   -------------------------------------------------------------------------
     INTER      AST MFS GLOBAL EQUITY PORTFOLIO:          Massachusetts
    NATIONAL    SEEKS CAPITAL GROWTH. Under normal      Financial Services
    EQUITY      circumstances the Portfolio invests          Company
                at least 80% of its assets in equity
                securities. The Portfolio may invest
                in the securities of U.S. and
                foreign issuers (including issuers
                in emerging market countries). While
                the portfolio may invest its assets
                in companies of any size, the
                Portfolio generally focuses on
                companies with relatively large
                market capitalizations relative to
                the markets in which they are traded.
   -------------------------------------------------------------------------
     LARGE      AST MFS GROWTH PORTFOLIO: SEEKS           Massachusetts
      CAP       LONG-TERM CAPITAL GROWTH AND FUTURE,    Financial Services
    GROWTH      RATHER THAN CURRENT INCOME. Under            Company
                normal market conditions, the
                Portfolio invests at least 80% of
                its net assets in common stocks and
                related securities, such as
                preferred stocks, convertible
                securities and depositary receipts.
                The subadvisor uses a "bottom up" as
                opposed to a "top down" investment
                style in managing the Portfolio.
   -------------------------------------------------------------------------
    MID CAP     AST MID CAP VALUE PORTFOLIO: SEEKS      EARNEST Partners
     VALUE      TO PROVIDE CAPITAL GROWTH BY               LLC; WEDGE
                INVESTING PRIMARILY IN                       Capital
                MID-CAPITALIZATION STOCKS THAT           Management, LLP
                APPEAR TO BE UNDERVALUED. The
                Portfolio generally invests, under
                normal circumstances, at least 80%
                of the value of its net assets in
                mid-capitalization companies.
                Mid-capitalization companies are
                generally those that have market
                capitalizations, at the time of
                purchase, within the market
                capitalization range of companies
                included in the Russell Midcap(R)
                Value Index during the previous
                12-months based on month-end data.
   -------------------------------------------------------------------------
     FIXED      AST MONEY MARKET PORTFOLIO: SEEKS          Prudential
    INCOME      HIGH CURRENT INCOME WHILE                  Investment
                MAINTAINING HIGH LEVELS OF              Management, Inc.
                LIQUIDITY. The Portfolio invests in
                high-quality, short-term, U.S.
                dollar denominated corporate, bank
                and government obligations. The
                Portfolio will invest in securities
                which have effective maturities of
                not more than 397 days.
   -------------------------------------------------------------------------
    MID CAP     AST NEUBERGER BERMAN MID-CAP GROWTH     Neuberger Berman
    GROWTH      PORTFOLIO: SEEKS CAPITAL GROWTH.         Management LLC
                Under normal market conditions, the
                Portfolio invests at least 80% of
                its net assets in the common stocks
                of mid-capitalization companies.
                Mid-capitalization companies are
                those companies whose market
                capitalization is within the range
                of market capitalizations of
                companies in the Russell Midcap(R)
                Growth Index. Using fundamental
                research and quantitative analysis,
                the subadvisor looks for
                fast-growing companies that are in
                new or rapidly evolving industries.
                The Portfolio may invest in foreign
                securities (including emerging
                markets securities).
   -------------------------------------------------------------------------

   STYLE/         INVESTMENT OBJECTIVES/POLICIES            PORTFOLIO
    TYPE                                                    ADVISOR/
                                                           SUB-ADVISOR
  ---------------------------------------------------------------------------
   MID CAP     AST NEUBERGER BERMAN/LSV MID-CAP             LSV Asset
    VALUE      VALUE PORTFOLIO: SEEKS CAPITAL              Management;
               GROWTH. Under normal market              Neuberger Berman
               conditions, the Portfolio invests at      Management LLC
               least 80% of its net assets in the
               common stocks of medium
               capitalization companies. For
               purposes of the Portfolio, companies
               with market capitalizations that
               fall within the range of the Russell
               Midcap(R) Value Index at the time of
               investment are considered medium
               capitalization companies. Some of
               the Portfolio's assets may be
               invested in the securities of
               large-cap companies as well as in
               small-cap companies. subadvisor
               Neuberger Berman looks for
               well-managed companies whose stock
               prices are undervalued and that may
               rise in price before other investors
               realize their worth. LSV Asset
               Management (LSV) follows an active
               investment strategy utilizing a
               quantitative investment model to
               evaluate and recommend investment
               decisions for its portion of the
               Portfolio in a bottom-up, contrarian
               value approach
  ---------------------------------------------------------------------------
    SMALL      AST NEUBERGER BERMAN SMALL-CAP           Neuberger Berman
     CAP       GROWTH PORTFOLIO: SEEKS MAXIMUM           Management LLC
   GROWTH      GROWTH OF INVESTORS' CAPITAL FROM A
               PORTFOLIO OF GROWTH STOCKS OF
               SMALLER COMPANIES. The Portfolio
               pursues its objective, under normal
               circumstances, by primarily
               investing at least 80% of its total
               assets in the equity securities of
               small-sized companies included in
               the Russell 2000 Growth(R) Index.
  ---------------------------------------------------------------------------
    INTER      AST PARAMETRIC EMERGING MARKETS         Parametric Portfolio
   NATIONAL    EQUITY PORTFOLIO: SEEKS LONG-TERM         Associates LLC
   EQUITY      CAPITAL APPRECIATION. The Portfolio
               normally invests at least 80% of its
               net assets in equity securities of
               issuers (i) located in emerging
               market countries, which are
               generally those not considered to be
               developed market countries, or
               (ii) included (or considered for
               inclusion) as emerging markets
               issuers in one or more broad-based
               market indices. Emerging markets
               countries include countries in Asia,
               Latin America, the Middle East,
               Southern Europe, Eastern Europe,
               Africa and the region formerly
               comprising the Soviet Union. A
               company will be considered to be
               located in an emerging market
               country if it is domiciled in or
               derives more that 50% of its
               revenues or profits from emerging
               market countries. The Portfolio
               seeks to employ a top-down,
               disciplined and structured
               investment process that emphasizes
               broad exposure and diversification
               among emerging market countries,
               economic sectors and issuers.
  ---------------------------------------------------------------------------
    FIXED      AST PIMCO LIMITED MATURITY BOND         Pacific Investment
   INCOME      PORTFOLIO: SEEKS TO MAXIMIZE TOTAL          Management
               RETURN CONSISTENT WITH PRESERVATION         Company LLC
               OF CAPITAL AND PRUDENT INVESTMENT             (PIMCO)
               MANAGEMENT. The Portfolio will
               invest, under normal circumstances,
               at least 80% of the value of its net
               assets in fixed- income investments,
               which may be represented by forwards
               or derivatives such as options,
               futures contracts, or swap
               agreements. The average portfolio
               duration normally varies within a
               one -to-three year time-frame based
               on the subadvisor's forecast of
               interest rates.
  ---------------------------------------------------------------------------
    FIXED      AST PIMCO TOTAL RETURN BOND             Pacific Investment
   INCOME      PORTFOLIO: SEEKS TO MAXIMIZE TOTAL          Management
               RETURN CONSISTENT WITH PRESERVATION         Company LLC
               OF CAPITAL AND PRUDENT INVESTMENT             (PIMCO)
               MANAGEMENT. The Portfolio will
               invest, under normal circumstances,
               at least 80% of the value of its net
               assets in fixed income investments,
               which may be represented by forwards
               or derivatives such as options,
               futures contracts, or swap
               agreements. The average portfolio
               duration normally varies within two
               years (+/-) of the duration of the
               Barclay's Capital U.S. Aggregate
               Bond Index.
  ---------------------------------------------------------------------------
    ASSET      AST PRESERVATION ASSET ALLOCATION           Prudential
    ALLOCA     PORTFOLIO: SEEKS TO OBTAIN TOTAL         Investments LLC;
    TION       RETURN CONSISTENT WITH ITS SPECIFIED       Quantitative
               LEVEL OF RISK. The Portfolio                Management
               primarily invests its assets in a         Associates LLC
               diversified portfolio of other
               mutual funds, the underlying
               portfolios, of the Advanced Series
               Trust and certain affiliated money
               market funds. Under normal market
               conditions, the Portfolio will
               devote approximately 35% of its net
               assets to underlying portfolios
               investing primarily in equity
               securities (with a range of 27.5% to
               42.5%), and 65% of its net assets to
               underlying portfolios investing
               primarily in debt securities and
               money market instruments (with a
               range of 57.5% to 72.5%). The
               Portfolio is not limited to
               investing exclusively in shares of
               the underlying portfolios and may
               invest in securities and futures
               contracts, swap agreements and other
               financial and derivative instruments.
  ---------------------------------------------------------------------------

     STYLE/       INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
     TYPE                                                  ADVISOR/
                                                         SUB-ADVISOR
    -----------------------------------------------------------------------
     LARGE     AST QMA US EQUITY ALPHA PORTFOLIO:        Quantitative
      CAP      SEEKS LONG TERM CAPITAL                    Management
     BLEND     APPRECIATION. The portfolio utilizes     Associates LLC
               a long/short investment strategy and
               will normally invest at least 80% of
               its net assets plus borrowings in
               equity and equity related securities
               of US issuers. The benchmark index
               is the Russell 1000(R) which is
               comprised of stocks representing
               more than 90% of the market cap of
               the US market and includes the
               largest 1000 securities in the
               Russell 3000(R) index.
    -----------------------------------------------------------------------
     ASSET     AST SCHRODERS MULTI-ASSET WORLD             Schroder
     ALLOCA    STRATEGIES (FORMERLY KNOWN AS AST          Investment
     TION      AMERICAN CENTURY STRATEGIC              Management North
               ALLOCATION PORTFOLIO): SEEKS              America Inc.
               LONG-TERM CAPITAL APPRECIATION
               THROUGH A GLOBAL FLEXIBLE ASSET
               ALLOCATION APPROACH. This asset
               allocation approach entails
               investing in traditional asset
               classes, such as equity and
               fixed-income investments, and
               alternative asset classes, such as
               investments in real estate,
               commodities, currencies, private
               equity, non-investment grade bonds,
               Emerging Market Debt and absolute
               return strategies. The sub-advisor
               seeks to emphasize the management of
               risk and volatility. Exposure to
               different asset classes and
               investment strategies will vary over
               time based upon the sub advisor's
               assessments of changing market,
               economic, financial and political
               factors and events.
    -----------------------------------------------------------------------
     SMALL     AST SMALL-CAP GROWTH PORTFOLIO:           Eagle Asset
      CAP      SEEKS LONG-TERM CAPITAL GROWTH. The     Management, Inc.
     GROWTH    Portfolio pursues its objective by
               investing, under normal
               circumstances, at least 80% of the
               value of its assets in
               small-capitalization companies.
               Small-capitalization companies are
               those companies with a market
               capitalization, at the time of
               purchase, no larger than the largest
               capitalized company included in the
               Russell 2000(R) Growth Index at the
               time of the Portfolio's investment.
    -----------------------------------------------------------------------
     SMALL     AST SMALL-CAP VALUE PORTFOLIO: SEEKS      ClearBridge
      CAP      TO PROVIDE LONG-TERM CAPITAL GROWTH    Advisors, LLC; J.P.
     VALUE     BY INVESTING PRIMARILY IN              Morgan Investment
               SMALL-CAPITALIZATION STOCKS THAT       Management, Inc.;
               APPEAR TO BE UNDERVALUED. The          Lee Munder Capital
               Portfolio invests, under normal            Group, LLC
               circumstances, at least 80% of the
               value of its net assets in small
               capitalization stocks. Small
               capitalization stocks are the stocks
               of companies with market
               capitalization that are within the
               market capitalization range of the
               Russell 2000(R) Value Index.
               Securities of companies whose market
               capitalizations no longer meet the
               definition of small capitalization
               companies after purchase by the
               Portfolio will still be considered
               to be small capitalization companies
               for purposes of the Portfolio's
               policy of investing, under normal
               circumstances, at least 80% of the
               value of its assets in small
               capitalization companies.
    -----------------------------------------------------------------------
     ASSET     AST T. ROWE PRICE ASSET ALLOCATION       T. Rowe Price
     ALLOCA    PORTFOLIO: SEEKS A HIGH LEVEL OF        Associates, Inc.
     TION      TOTAL RETURN BY INVESTING PRIMARILY
               IN A DIVERSIFIED PORTFOLIO OF EQUITY
               AND FIXED INCOME SECURITIES. The
               Portfolio normally invests
               approximately 60% of its total
               assets in equity securities and 40%
               in fixed income securities. This mix
               may vary depending on the
               subadvisor's outlook for the
               markets. The subadvisor concentrates
               common stock investments in larger,
               more established companies, but the
               Portfolio may include small and
               medium-sized companies with good
               growth prospects. The fixed income
               portion of the Portfolio will be
               allocated among investment grade
               securities, high yield or "junk"
               bonds, emerging market securities,
               foreign high quality debt securities
               and cash reserves.
    -----------------------------------------------------------------------

    STYLE/         INVESTMENT OBJECTIVES/POLICIES           PORTFOLIO
     TYPE                                                    ADVISOR/
                                                           SUB-ADVISOR
  ---------------------------------------------------------------------------
    FIXED       AST T. ROWE PRICE GLOBAL BOND             T. Rowe Price
    INCOME      PORTFOLIO: SEEKS TO PROVIDE HIGH        International, Inc.
                CURRENT INCOME AND CAPITAL GROWTH BY
                INVESTING IN HIGH-QUALITY FOREIGN
                AND U.S. DOLLAR-DENOMINATED BONDS.
                The Portfolio will invest at least
                80% of its total assets in fixed
                income securities. The Portfolio
                invests in all types of bonds,
                including those issued or guaranteed
                by U.S. or foreign governments or
                their agencies and by foreign
                authorities, provinces and
                municipalities as well as investment
                grade corporate bonds,
                mortgage-related and asset- backed
                securities, and high-yield bonds of
                U.S. and foreign issuers. The
                Portfolio generally invests in
                countries where the combination of
                fixed-income returns and currency
                exchange rates appears attractive,
                or, if the currency trend is
                unfavorable, where the subadvisor
                believes that the currency risk can
                be minimized through hedging. The
                Portfolio may also invest in
                convertible securities, commercial
                paper and bank debt and loan
                participations. The Portfolio may
                invest up to 20% of its assets in
                the aggregate in below
                investment-grade, high-risk bonds
                ("junk bonds") and emerging market
                bonds. In addition, the Portfolio
                may invest up to 30% of its assets
                in mortgage-related (including
                mortgage dollar rolls and
                derivatives, such as collateralized
                mortgage obligations and stripped
                mortgage securities) and
                asset-backed securities. The
                Portfolio may invest in futures,
                swaps and other derivatives in
                keeping with its objective.
  ---------------------------------------------------------------------------
    LARGE       AST T. ROWE PRICE LARGE-CAP GROWTH        T. Rowe Price
     CAP        PORTFOLIO: SEEKS LONG-TERM GROWTH OF     Associates, Inc.
    GROWTH      CAPITAL BY INVESTING PREDOMINANTLY
                IN THE EQUITY SECURITIES OF A
                LIMITED NUMBER OF LARGE, CAREFULLY
                SELECTED, HIGH-QUALITY U.S.
                COMPANIES THAT ARE JUDGED LIKELY TO
                ACHIEVE SUPERIOR EARNINGS GROWTH.
                The Portfolio takes a growth
                approach to investment selection and
                normally invests at least 80% of its
                net assets in the common stocks of
                large companies. Large companies are
                defined as those whose market cap is
                larger than the median market cap of
                companies in the Russell 1000 Growth
                Index as of the time of purchase.
  ---------------------------------------------------------------------------
   SPECIALTY    AST T. ROWE PRICE NATURAL RESOURCES       T. Rowe Price
                PORTFOLIO: SEEKS LONG-TERM CAPITAL       Associates, Inc.
                GROWTH PRIMARILY THROUGH INVESTING
                IN THE COMMON STOCKS OF COMPANIES
                THAT OWN OR DEVELOP NATURAL
                RESOURCES (SUCH AS ENERGY PRODUCTS,
                PRECIOUS METALS AND FOREST PRODUCTS)
                AND OTHER BASIC COMMODITIES. The
                Portfolio invests, under normal
                circumstances, at least 80% of the
                value of its assets in natural
                resource companies. The Portfolio
                may also invest in non-resource
                companies with the potential for
                growth. The Portfolio looks for
                companies that have the ability to
                expand production, to maintain
                superior exploration programs and
                production facilities, and the
                potential to accumulate new
                resources. Although at least 50% of
                Portfolio assets will be invested in
                U.S. securities, up to 50% of total
                assets also may be invested in
                foreign securities.
  ---------------------------------------------------------------------------
    LARGE       AST VALUE PORTFOLIO (FORMERLY AST            Deutsche
     CAP        DEAM LARGE-CAP VALUE PORTFOLIO):            Investment
    VALUE       SEEKS MAXIMUM GROWTH OF CAPITAL BY          Management
                INVESTING PRIMARILY IN THE VALUE          Americas, Inc.
                STOCKS OF LARGER COMPANIES. The
                Portfolio pursues its objective,
                under normal market conditions, by
                primarily investing at least 80% of
                the value of its assets in the
                equity securities of large-sized
                companies included in the Russell
                1000(R) Value Index. The subadvisor
                employs an investment strategy
                designed to maintain a portfolio of
                equity securities which approximates
                the market risk of those stocks
                included in the Russell 1000(R)
                Value Index, but which attempts to
                outperform the Russell 1000(R) Value
                Index through active stock selection.
  ---------------------------------------------------------------------------
    FIXED       AST WESTERN ASSET CORE PLUS BOND          Western Asset
    INCOME      PORTFOLIO: SEEKS TO MAXIMIZE TOTAL          Management
                RETURN, CONSISTENT WITH PRUDENT              Company
                INVESTMENT MANAGEMENT AND LIQUIDITY
                NEEDS. The Portfolio's current
                target average duration is generally
                2.5 to 7 years. The Portfolio
                pursues this objective by investing
                in all major fixed income sectors
                with a bias towards non- Treasuries.
  ---------------------------------------------------------------------------

      STYLE/         INVESTMENT OBJECTIVES/POLICIES         PORTFOLIO
       TYPE                                                  ADVISOR/
                                                           SUB-ADVISOR
    ------------------------------------------------------------------------
                      AIM VARIABLE INSURANCE FUNDS
                   (INVESCO VARIABLE INSURANCE FUNDS)
    ------------------------------------------------------------------------
     MID CAP      AIM VARIABLE INSURANCE FUNDS           Invesco Advisers,
      GROWTH      (INVESCO VARIABLE INSURANCE FUNDS) -        Inc. I
                  INVESCO V.I. DYNAMICS FUND - SERIES
                  I SHARES: THE INVESTMENT OBJECTIVE
                  IS LONG-TERM CAPITAL GROWTH. The
                  Fund seeks to meet its objective by
                  investing, normally, at least 65% of
                  its assets in equity securities of
                  mid-capitalization companies. The
                  principal type of equity securities
                  purchased by the Fund is common
                  stock. Effective July 31, 2010, the
                  preceding sentence will be replaced
                  by the following: The Fund invests
                  primarily in equity securities of
                  mid-capitalization issuers.
    ------------------------------------------------------------------------
     SPECIALTY    AIM VARIABLE INSURANCE FUNDS           Invesco Advisers,
                  (INVESCO VARIABLE INSURANCE FUNDS) -        Inc. I
                  INVESCO V.I. FINANCIAL SERVICES FUND
                  - SERIES I SHARES: THE INVESTMENT
                  OBJECTIVE IS LONG-TERM GROWTH OF
                  CAPITAL. The Fund invests, under
                  normal circumstances, at least 80%
                  of net assets (plus borrowings for
                  investment purposes) in securities
                  of issuers engaged primarily in
                  financial services-related
                  industries.
    ------------------------------------------------------------------------
     SPECIALTY    AIM VARIABLE INSURANCE FUNDS           Invesco Advisers,
                  (INVESCO VARIABLE INSURANCE FUNDS) -        Inc. I
                  INVESCO V.I. GLOBAL HEALTH CARE FUND
                  - SERIES I SHARES: THE INVESTMENT
                  OBJECTIVE IS LONG-TERM GROWTH OF
                  CAPITAL. the Fund invests, under
                  normal circumstances, at least 80%
                  of net assets (plus borrowings for
                  investment purposes) in securities
                  of health care industry issuers.
    ------------------------------------------------------------------------
     SPECIALTY    AIM VARIABLE INSURANCE FUNDS           Invesco Advisers,
                  (INVESCO VARIABLE INSURANCE FUNDS) -        Inc. I
                  INVESCO V.I. TECHNOLOGY FUND -
                  SERIES I SHARES: THE INVESTMENT
                  OBJECTIVE IS LONG-TERM GROWTH OF
                  CAPITAL. The Funds seeks to meet its
                  objective by investing, normally at
                  least 80% of its assets in equity
                  securities of issuers engaged
                  primarily in the technology-related
                  industries. Effective July 31, 2010,
                  the preceding sentence will be
                  replaced by the following: The Fund
                  invests, under normal circumstances,
                  at least 80% of net assets (plus
                  borrowings for investment purposes)
                  in securities of issuers engaged
                  primarily in technology-related
                  industries. The Fund invests
                  primarily in equity securities.
    ------------------------------------------------------------------------
                    EVERGREEN VARIABLE ANNUITY TRUST
    ------------------------------------------------------------------------
      SMALL       EVERGREEN VA GROWTH: SEEKS LONG-TERM      Evergreen
       CAP        CAPITAL GROWTH. The Portfolio             Investment
      GROWTH      normally invests at least 75% of its      Management
                  assets in common stocks of small-        Company, LLC
                  and medium-sized companies (i.e.,
                  companies whose market
                  capitalizations fall within the
                  market capitalization range of the
                  companies tracked by the Russell
                  2000(R) Growth Index, measured at
                  the time of purchase). The remaining
                  portion of the Portfolio's assets
                  may be invested in companies of any
                  size. The Portfolio's managers
                  employ a growth-style of equity
                  management and generally seek to
                  purchase stocks of companies that
                  have demonstrated earnings growth
                  potential which they believe is not
                  yet reflected in the stock's market
                  price. Factors that the Portfolio's
                  portfolio managers consider when
                  selecting investments include, but
                  are not limited to: potential
                  earnings growth above the average
                  earnings growth of companies
                  included in the Russell 2000(R)
                  Growth Index: the quality of
                  management; the strength of a
                  company's balance sheet; and the
                  company's potential for operating
                  leverage.
    ------------------------------------------------------------------------
       INTER      EVERGREEN VA INTERNATIONAL EQUITY:        Evergreen
     NATIONAL     SEEKS LONG-TERM CAPITAL GROWTH AND        Investment
      EQUITY      SECONDARILY, MODEST INCOME. The           Management
                  Portfolio normally invests at least      Company, LLC
                  80% of its assets in equity
                  securities issued by in the
                  portfolio manager's opinion,
                  established and quality non-U.S.
                  companies located in countries with
                  developed markets. The Portfolio may
                  purchase securities across all
                  market capitalizations. The
                  Portfolio normally invests at least
                  65% of its assets in the securities
                  of companies in at least three
                  countries (other than the U.S.). The
                  Portfolio may also invest in
                  emerging markets. The Portfolio's
                  managers seek both growth and value
                  opportunities. For growth
                  investments, the Portfolio's manager
                  seeks, among other things, good
                  business models, good management and
                  growth in cash flows. For value
                  investments, the Portfolio's manager
                  seeks, among other things, companies
                  that are undervalued in the
                  marketplace compared to their
                  assets. The Portfolio normally
                  intends to seek modest income from
                  dividends paid by its equity
                  holdings. Other than cash and cash
                  equivalents, the Portfolio intends
                  to invest substantially all of its
                  assets in the securities of non-U.S.
                  issuers.
    ------------------------------------------------------------------------

    STYLE/         INVESTMENT OBJECTIVES/POLICIES           PORTFOLIO
     TYPE                                                   ADVISOR/
                                                           SUB-ADVISOR
  ---------------------------------------------------------------------------
   SPECIALTY    EVERGREEN VA OMEGA: SEEKS LONG-TERM         Evergreen
                CAPITAL GROWTH. The Portfolio              Investment
                invests primarily, and under normal        Management
                conditions substantially all of its       Company, LLC
                assets, in common stocks of U.S.
                companies of any market
                capitalization. The Portfolio's
                manager employs a growth style of
                equity management that seeks to
                emphasize companies with cash flow
                growth, sustainable competitive
                advantages, returns on invested
                capital above their cost of capital
                and the ability to manage for
                profitable growth that can create
                long-term value for shareholders.
  ---------------------------------------------------------------------------
                 FIRST DEFINED PORTFOLIO FUND, LLC
  ---------------------------------------------------------------------------
   SPECIALTY    FIRST TRUST TARGET FOCUS FOUR          First Trust Advisors
                PORTFOLIO: SEEKS TO PROVIDE                   L.P.
                ABOVE-AVERAGE CAPITAL APPRECIATION.
                The Portfolio seeks to achieve its
                objective by investing in the common
                stocks of companies which are
                selected by applying four separate
                uniquely specialized strategies (the
                "Focus Four Strategy"). The Focus
                Four Strategy adheres to a
                disciplined investment process that
                targets the following four
                strategies: The Dow(R) Target
                Dividend Strategy, Value Line(R)
                Target 25 Strategy, S&P Target SMid
                60 Strategy, and NYSE(R)
                International Target 25 Strategy.
  ---------------------------------------------------------------------------
   SPECIALTY    GLOBAL DIVIDEND TARGET 15 PORTFOLIO:   First Trust Advisors
                SEEKS TO PROVIDE ABOVE-AVERAGE TOTAL          L.P.
                RETURN. The Portfolio seeks to
                achieve its objective by investing
                in common stocks issued by companies
                that are expected to provide income
                and to have the potential for
                capital appreciation. The Portfolio
                invests primarily in the common
                stocks of the companies which are
                components of the Dow Jones
                Industrial Average/sm/ ("DJIA/sm/"),
                the Financial Times Industrial
                Ordinary Share Index ("FT Index")
                and the Hang Seng Index. The
                Portfolio primarily consists of
                common stocks of the five companies
                with the lowest per share stock
                prices of the ten companies in each
                of the DJIA/sm/, FT Index and Hang
                Seng Index, respectively, that have
                the highest dividend yields in the
                respective index on or about the
                applicable stock selection date.
                Each security is initially equally
                weighted in the portfolio.
  ---------------------------------------------------------------------------
   SPECIALTY    NASDAQ(R) TARGET 15 PORTFOLIO: SEEKS   First Trust Advisors
                TO PROVIDE ABOVE-AVERAGE TOTAL                L.P.
                RETURN. Beginning with the stocks in
                the NASDAQ-100 Index(R) on or about
                the applicable stock selection date,
                the Portfolio selects fifteen stocks
                based on a multi-factor model. A
                modified market capitalization
                approach is used to initially weight
                each security in the portfolio.
  ---------------------------------------------------------------------------
   SPECIALTY    S&P(R) TARGET 24 PORTFOLIO: SEEKS TO   First Trust Advisors
                PROVIDE ABOVE-AVERAGE TOTAL RETURN.           L.P.
                Beginning with the stocks in the
                Standard & Poor's 500 Index ("S&P
                500 Index"), on or about the
                applicable stock selection date, the
                Portfolio selects three stocks from
                each of the eight largest economic
                sectors of the S&P 500 Index. The
                twenty-four stocks are selected
                based on a multi-factor model and a
                modified market capitalization
                approach is used to initially weight
                each security in the portfolio.
  ---------------------------------------------------------------------------
   SPECIALTY    TARGET MANAGED VIP PORTFOLIO: SEEKS    First Trust Advisors
                TO PROVIDE ABOVE-AVERAGE TOTAL                L.P.
                RETURN. The Portfolio seeks to
                achieve its objective by investing
                in common stocks of the companies
                that are identified based on six
                uniquely specialized strategies -
                The Dow(R) DART 5, the European
                Target 20, the NASDAQ(R) Target 15,
                the S&P(R) Target 24, the Target
                Small-Cap and the Value Line(R)
                Target 25. Each strategy employs a
                quantitative approach by screening
                common stocks for certain attributes
                and/or using a multi-factor scoring
                system to select the common stocks.
  ---------------------------------------------------------------------------
   SPECIALTY    THE DOW(R) TARGET DIVIDEND             First Trust Advisors
                PORTFOLIO: SEEKS TO PROVIDE                   L.P.
                ABOVE-AVERAGE TOTAL RETURN. The
                Portfolio seeks to achieve its
                objective by investing in common
                stocks issued by companies that are
                expected to provide income and to
                have the potential for capital
                appreciation. Beginning with the
                stocks in The Dow Jones U.S. Select
                Dividend Index/SM/, on or about the
                applicable stock selection date, the
                Portfolio selects twenty common
                stocks based on a multi-factor
                model. Each security is initially
                equally weighted in the portfolio.
  ---------------------------------------------------------------------------

    STYLE/         INVESTMENT OBJECTIVES/POLICIES            PORTFOLIO
     TYPE                                                    ADVISOR/
                                                            SUB-ADVISOR
  ----------------------------------------------------------------------------
   SPECIALTY    THE DOW(R) DART 10 PORTFOLIO: SEEKS     First Trust Advisors
                TO PROVIDE ABOVE-AVERAGE TOTAL                 L.P.
                RETURN. The Portfolio seeks to
                achieve its objective by investing
                in common stocks issued by companies
                that are expected to provide income
                and to have the potential for
                capital appreciation. The Portfolio
                invests primarily in the common
                stocks of the ten companies in the
                DJIA that have the highest combined
                dividend yields and buyback ratios
                on or about the applicable stock
                selection date. Each security is
                initially equally weighted in the
                portfolio.
  ----------------------------------------------------------------------------
   SPECIALTY    VALUE LINE(R) TARGET 25 PORTFOLIO:      First Trust Advisors
                SEEKS TO PROVIDE ABOVE-AVERAGE                 L.P.
                CAPITAL APPRECIATION. The Portfolio
                seeks to achieve its objective by
                investing in 25 of the 100 common
                stocks that Value Line(R) gives a #1
                ranking for Timelines/tm/. Value
                Line(R) ranks approximately 1,700
                stocks of which 100 are given their
                #1 ranking for Timeliness(TM) which
                measures Value Line's view of their
                probable price performance during
                the next six to 12 months relative
                to the others. Beginning with the
                100 stocks that Value Line(R) ranks
                #1 for Timeliness(TM), on or about
                the applicable stock selection date,
                the Portfolio selects twenty five
                stocks based on a multi-factor
                model. A modified market
                capitalization approach is used to
                initially weight each security in
                the portfolio.
  ----------------------------------------------------------------------------
                    FRANKLIN TEMPLETON VARIABLE
                      INSURANCE PRODUCTS TRUST
  ----------------------------------------------------------------------------
   MODERATE     FRANKLIN TEMPLETON VIP FOUNDING              Franklin
    ALLOCA      FUNDS ALLOCATION FUND: SEEKS CAPITAL         Templeton
     TION       APPRECIATION, WITH INCOME AS A             Services, LLC
                SECONDARY GOAL. The Fund normally
                invests equal portions in Class 1
                shares of Franklin Income Securities
                Fund; Mutual Shares Securities Fund;
                and Templeton Growth Securities Fund.
  ----------------------------------------------------------------------------
                NATIONWIDE VARIABLE INSURANCE TRUST
  ----------------------------------------------------------------------------
     INTER      NVIT DEVELOPING MARKETS FUND              Nationwide Fund
   NATIONAL     (FORMERLY KNOWN AS GARTMORE NVIT         Advisors/ Baring
    EQUITY      DEVELOPING MARKETS FUND): SEEKS            International
                LONG-TERM CAPITAL APPRECIATION,             Investment
                UNDER NORMAL CONDITIONS BY INVESTING          Limited
                AT LEAST 80% OF THE VALUE OF ITS NET
                ASSETS IN EQUITY SECURITIES OF
                COMPANIES OF ANY SIZE BASED IN THE
                WORLD'S DEVELOPING MARKET COUNTRIES.
                The Fund typically maintains
                investments in at least six
                countries at all times with no more
                than 35% of the value of its net
                assets invested in securities of any
                one country.
  ----------------------------------------------------------------------------
                            PROFUNDS VP
  ----------------------------------------------------------------------------
   EACH PROFUND VP PORTFOLIO DESCRIBED BELOW IS DESIGNED TO SEEK DAILY INVESTMENT RESULTS THAT, BEFORE FEES AND EXPENSES, CORRESPOND TO THE PERFORMANCE OF A DAILY BENCHMARK, SUCH AS THE DAILY PRICE PERFORMANCE,
   THE INVERSE (OPPOSITE) OF THE DAILY PRICE PERFORMANCE, A MULTIPLE OF THE DAILY PRICE PERFORMANCE, OF AN INDEX OR SECURITY. ULTRA PROFUND VPS ARE DESIGNED TO CORRESPOND TO A MULTIPLE OF THE DAILY PERFORMANCE OF AN UNDERLYING INDEX. INVERSE PROFUND VPS ARE DESIGNED TO CORRESPOND TO THE INVERSE (OPPOSITE) OF THE DAILY PERFORMANCE OF AN UNDERLYING INDEX. THE INVESTMENT STRATEGY OF SOME OF THE PORTFOLIOS MAY MAGNIFY (BOTH
   POSITIVELY AND NEGATIVELY) THE DAILY INVESTMENT RESULTS OF THE APPLICABLE INDEX OR SECURITY. IT IS RECOMMENDED THAT ONLY THOSE ANNUITY OWNERS WHO ENGAGE A FINANCIAL ADVISOR TO ALLOCATE THEIR ACCOUNT VALUE USING A STRATEGIC OR TACTICAL ASSET ALLOCATION STRATEGY INVEST IN THESE
   PORTFOLIOS. THE PORTFOLIOS ARE ARRANGED BASED ON THE INDEX ON WHICH ITS INVESTMENT STRATEGY IS BASED
  ----------------------------------------------------------------------------
   SPECIALTY    PROFUND VP BULL: SEEKS DAILY             ProFund Advisors
                INVESTMENT RESULTS, BEFORE FEES AND             LLC
                EXPENSES, THAT CORRESPOND TO THE
                DAILY PERFORMANCE OF THE S&P 500(R)
                INDEX.
  ----------------------------------------------------------------------------
   SPECIALTY    PROFUND VP BEAR: SEEKS DAILY             ProFund Advisors
                INVESTMENT RESULTS, BEFORE FEES AND             LLC
                EXPENSES, THAT CORRESPOND TO THE
                INVERSE (OPPOSITE) OF THE DAILY
                PERFORMANCE OF THE S&P 500(R) INDEX.
                If ProFund VP Bear is successful in
                meeting its objective, its net asset
                value should gain approximately the
                same amount, on a percentage basis,
                as any decrease in the S&P 500(R)
                Index when the Index declines on a
                given day. Conversely, its net asset
                value should lose approximately the
                same amount, on a percentage basis,
                as any increase in the Index when
                the Index rises on a given day.
  ----------------------------------------------------------------------------

      STYLE/          INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
       TYPE                                                   ADVISOR/
                                                             SUB-ADVISOR
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP ULTRABULL: SEEKS DAILY       ProFund Advisors
                   INVESTMENT RESULTS, BEFORE FEES AND           LLC
                   EXPENSES, THAT CORRESPOND TO TWICE
                   (200%) THE DAILY PERFORMANCE OF THE
                   S&P 500(R) INDEX. If ProFund VP
                   UltraBull is successful in meeting
                   its objective, its net asset value
                   should gain approximately twice as
                   much, on a percentage basis, as the
                   S&P 500(R) Index when the Index
                   rises on a given day. Conversely,
                   its net asset value should lose
                   approximately twice as much, on a
                   percentage basis, as the Index when
                   the Index declines on a given day.
    --------------------------------------------------------------------------
     THE S&P 500(R) INDEX IS A MEASURE OF LARGE-CAP U.S. STOCK MARKET PERFORMANCE. IT IS A FLOAT-ADJUSTED MARKET CAPITALIZATION WEIGHTED
     INDEX OF 500 U.S. OPERATING COMPANIES AND REITS SELECTED BY AN S&P
     U.S. INDEX COMMITTEE THROUGH A NON-MECHANICAL PROCESS THAT FACTORS CRITERIA SUCH AS LIQUIDITY, PRICE, MARKET CAPITALIZATION AND
     FINANCIAL VIABILITY. RECONSTITUTION OCCURS BOTH ON A QUARTERLY AND ONGOING BASIS.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP NASDAQ-100: SEEKS DAILY      ProFund Advisors
                   INVESTMENT RESULTS, BEFORE FEES AND           LLC
                   EXPENSES, THAT CORRESPOND TO THE
                   DAILY PERFORMANCE OF THE NASDAQ-100
                   INDEX(R).
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP SHORT NASDAQ-100: SEEKS      ProFund Advisors
                   DAILY INVESTMENT RESULTS, BEFORE              LLC
                   FEES AND EXPENSES, THAT CORRESPOND
                   TO THE INVERSE (OPPOSITE) OF THE
                   DAILY PERFORMANCE OF THE NASDAQ-100
                   INDEX(R). If ProFund VP Short OTC is
                   successful in meeting its objective,
                   its net asset value should gain
                   approximately the same amount, on a
                   percentage basis, as any decrease in
                   the NASDAQ-100 Index(R) when the
                   Index declines on a given day.
                   Conversely, its net asset value
                   should lose approximately the same
                   amount, on a percentage basis, as
                   any increase in the Index when the
                   Index rises on a given day.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP ULTRANASDAQ-100: SEEKS       ProFund Advisors
                   DAILY INVESTMENT RESULTS, BEFORE              LLC
                   FEES AND EXPENSES, THAT CORRESPOND
                   TO TWICE (200%) THE DAILY
                   PERFORMANCE OF THE NASDAQ-100
                   INDEX(R). If ProFund VP UltraOTC is
                   successful in meeting its objective,
                   its net asset value should gain
                   approximately twice as much, on a
                   percentage basis, as the NASDAQ-100
                   Index(R) when the Index rises on a
                   given day. Conversely, its net asset
                   value should lose approximately
                   twice as much, on a percentage
                   basis, as the Index when the Index
                   declines on a given day.
    --------------------------------------------------------------------------
     THE NASDAQ-100 INDEX(R) INCLUDES 100 OF THE LARGEST NON-FINANCIAL DOMESTIC AND INTERNATIONAL ISSUES LISTED ON THE NASDAQ STOCK MARKET.
     TO BE ELIGIBLE FOR INCLUSION COMPANIES CANNOT BE IN BANKRUPTCY PROCEEDINGS AND MUST MEET CERTAIN ADDITIONAL CRITERIA INCLUDING
     MINIMUM TRADING VOLUME AND "SEASONING" REQUIREMENTS. THE INDEX IS CALCULATED UNDER A MODIFIED CAPITALIZATION-WEIGHTED METHODOLOGY. RECONSTITUTION AND REBALANCING OCCURS ON AN ANNUAL, QUARTERLY AND
     ONGOING BASIS.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP ULTRASMALL-CAP: SEEKS        ProFund Advisors
                   DAILY INVESTMENT RESULTS, BEFORE              LLC
                   FEES AND EXPENSES, THAT CORRESPOND
                   TO TWICE (200%) THE DAILY
                   PERFORMANCE OF THE RUSSELL 2000(R)
                   INDEX. If ProFund VP UltraSmall-Cap
                   is successful in meeting its
                   objective, its net asset value
                   should gain approximately twice as
                   much, on a percentage basis, as the
                   Russell 2000 Index(R) when the Index
                   rises on a given day. Conversely,
                   its net asset value should lose
                   approximately twice as much, on a
                   percentage basis, as the Index when
                   the Index declines on a given day.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP SHORT SMALL-CAP: SEEKS       ProFund Advisors
                   DAILY INVESTMENT RESULTS, BEFORE              LLC
                   FEES AND EXPENSES, THAT CORRESPOND
                   TO THE INVERSE (OPPOSITE) OF THE
                   DAILY PERFORMANCE OF THE RUSSELL
                   2000(R) INDEX. If ProFund VP Short
                   Small-Cap is successful in meeting
                   its objective, its net asset value
                   should gain approximately the same
                   amount, on a percentage basis, as
                   any decrease in the Russell 2000
                   Index when the Index declines on a
                   given day. Conversely, its net asset
                   value should lose approximately the
                   same amount, on a percentage basis,
                   as any increase in the Index when
                   the Index rises on a given day.
    --------------------------------------------------------------------------
     THE RUSSELL 2000 INDEX IS A MEASURE OF SMALL-CAP U.S. STOCK MARKET PERFORMANCE. IT IS AN ADJUSTED MARKET CAPITALIZATION WEIGHTED INDEX CONTAINING APPROXIMATELY 2000 OF THE SMALLEST COMPANIES IN THE
     RUSSELL 3000 INDEX OR APPROXIMATELY 8% OF THE TOTAL MARKET
     CAPITALIZATION OF THE RUSSELL 3000 INDEX, WHICH IN TURN REPRESENTS APPROXIMATELY 98% OF THE INVESTABLE U.S. EQUITY MARKET. ALL U.S. COMPANIES LISTED ON THE NYSE, AMEX OR NASDAQ MEETING AN INITIAL
     MINIMUM ($1) PRICE ARE CONSIDERED FOR INCLUSION. RECONSTITUTION
     OCCURS ANNUALLY. SECURITIES ARE NOT REPLACED IF THEY LEAVE THE INDEX, HOWEVER, NEW ISSUE SECURITIES MEETING OTHER MEMBERSHIP REQUIREMENTS
     MAY BE ADDED ON A QUARTERLY BASIS.
    --------------------------------------------------------------------------

      STYLE/          INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
       TYPE                                                   ADVISOR/
                                                             SUB-ADVISOR
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP ULTRAMID-CAP: SEEKS DAILY    ProFund Advisors
                   INVESTMENT RESULTS, BEFORE FEES AND           LLC
                   EXPENSES, THAT CORRESPOND TO TWICE
                   (200%) THE DAILY PERFORMANCE OF THE
                   S&P MIDCAP 400 INDEX(R). If ProFund
                   VP UltraMid-Cap is successful in
                   meeting its objective, its net asset
                   value should gain approximately
                   twice as much, on a percentage
                   basis, as the S&P MidCap 400 Index
                   when the Index rises on a given day.
                   Conversely, its net asset value
                   should lose approximately twice as
                   much, on a percentage basis, as the
                   Index when the Index declines on a
                   given day.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP SHORT MID-CAP: SEEKS         ProFund Advisors
                   DAILY INVESTMENT RESULTS, BEFORE              LLC
                   FEES AND EXPENSES, THAT CORRESPOND
                   TO THE INVERSE (OPPOSITE) OF THE
                   DAILY PERFORMANCE OF THE S&P MIDCAP
                   400 INDEX(R). If ProFund VP Short
                   Mid-Cap is successful in meeting its
                   objective, its net asset value
                   should gain approximately the same
                   amount, on a percentage basis, as
                   any decrease in the S&P MidCap 400
                   Index when the Index declines on a
                   given day. Conversely, its net asset
                   value should lose approximately the
                   same amount, on a percentage basis,
                   as any increase in the Index when
                   the Index rises on a given day.
    --------------------------------------------------------------------------
     THE S&P MIDCAP 400 INDEX IS A MEASURE OF MID-SIZE COMPANY U.S. STOCK MARKET PERFORMANCE. IT IS A FLOAT-ADJUSTED MARKET CAPITALIZATION
     WEIGHTED INDEX OF 400 U.S. OPERATING COMPANIES AND REITS. SECURITIES
     ARE SELECTED FOR INCLUSION IN THE INDEX BY THE S&P U.S. INDEX
     COMMITTEE THROUGH A NON-MECHANICAL PROCESS THAT FACTORS CRITERIA SUCH
     AS LIQUIDITY, PRICE, MARKET CAPITALIZATION AND FINANCIAL VIABILITY. RECONSTITUTION OCCURS BOTH ON A QUARTERLY AND ONGOING BASIS.
    --------------------------------------------------------------------------
      SMALL        PROFUND VP SMALL-CAP VALUE: SEEKS       ProFund Advisors
       CAP         DAILY INVESTMENT RESULTS, BEFORE              LLC
      VALUE        FEES AND EXPENSES, THAT CORRESPOND
                   TO THE DAILY PERFORMANCE OF THE S&P
                   SMALLCAP 600/CITIGROUP VALUE
                   INDEX(R). The S&P SmallCap
                   600/Citigroup Value Index is
                   designed to provide a comprehensive
                   measure of small-cap U.S. equity
                   "value" performance. It is an
                   unmanaged float adjusted market
                   capitalization weighted index
                   comprised of stocks representing
                   approximately half the market
                   capitalization of the S&P SmallCap
                   600 Index that have been identified
                   as being on the value end of the
                   growth-value spectrum. (Note: The
                   S&P SmallCap 600 Index is a measure
                   of small-cap company U.S. stock
                   market performance. It is a float
                   adjusted market capitalization
                   weighted index of 600 U.S. operating
                   companies. Securities are selected
                   for inclusion in the index by an S&P
                   committee through a non-mechanical
                   process that factors criteria such
                   as liquidity, price, market
                   capitalization, financial viability,
                   and public float.)
    --------------------------------------------------------------------------
      SMALL        PROFUND VP SMALL-CAP GROWTH: SEEKS      ProFund Advisors
       CAP         DAILY INVESTMENT RESULTS, BEFORE              LLC
      GROWTH       FEES AND EXPENSES, THAT CORRESPOND
                   TO THE DAILY PERFORMANCE OF THE S&P
                   SMALLCAP 600/CITIGROUP GROWTH
                   INDEX(R). The S&P SmallCap
                   600/Citigroup Growth Index is
                   designed to provide a comprehensive
                   measure of small-cap U.S. equity
                   "growth" performance. It is an
                   unmanaged float adjusted market
                   capitalization weighted index
                   comprised of stocks representing
                   approximately half the market
                   capitalization of the S&P SmallCap
                   600 Index that have been identified
                   as being on the growth end of the
                   growth-value spectrum. (Note: The
                   S&P SmallCap 600 Index is a measure
                   of small-cap company U.S. stock
                   market performance. It is a float
                   adjusted market capitalization
                   weighted index of 600 U.S. operating
                   companies. Securities are selected
                   for inclusion in the index by an S&P
                   committee through a non-mechanical
                   process that factors criteria such
                   as liquidity, price, market
                   capitalization, financial viability,
                   and public float.)
    --------------------------------------------------------------------------
     THE S&P SMALLCAP 600/CITIGROUP GROWTH INDEX IS DESIGNED TO PROVIDE A COMPREHENSIVE MEASURE OF SMALL-CAP U.S. EQUITY "GROWTH" PERFORMANCE.
     IT IS AN UNMANAGED FLOAT ADJUSTED MARKET CAPITALIZATION WEIGHTED
     INDEX COMPRISED OF STOCKS REPRESENTING APPROXIMATELY HALF THE MARKET CAPITALIZATION OF THE S&P SMALLCAP 600 INDEX THAT HAVE BEEN
     IDENTIFIED AS BEING ON THE GROWTH END OF THE GROWTH-VALUE SPECTRUM. (NOTE: THE S&P SMALLCAP 600 INDEX IS A MEASURE OF SMALL-CAP COMPANY
     U.S. STOCK MARKET PERFORMANCE. IT IS A FLOAT ADJUSTED MARKET CAPITALIZATION WEIGHTED INDEX OF 600 U.S. OPERATING COMPANIES.
     SECURITIES ARE SELECTED FOR INCLUSION IN THE INDEX BY AN S&P
     COMMITTEE THROUGH A NON-MECHANICAL PROCESS THAT FACTORS CRITERIA SUCH
     AS LIQUIDITY, PRICE, MARKET CAPITALIZATION, FINANCIAL VIABILITY, AND PUBLIC FLOAT.)
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      STYLE/          INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
       TYPE                                                   ADVISOR/
                                                             SUB-ADVISOR
    --------------------------------------------------------------------------
      LARGE        PROFUND VP LARGE-CAP VALUE: SEEKS       ProFund Advisors
       CAP         DAILY INVESTMENT RESULTS, BEFORE              LLC
      VALUE        FEES AND EXPENSES, THAT CORRESPOND
                   TO THE DAILY PERFORMANCE OF THE S&P
                   500/CITIGROUP VALUE INDEX(R). The
                   S&P 500/Citigroup Value Index is
                   designed to provide a comprehensive
                   measure of large-cap U.S. equity
                   "value" performance. It is an
                   unmanaged float adjusted market
                   capitalization weighted index
                   comprised of stocks representing
                   approximately half the market
                   capitalization of the S&P 500 Index
                   that have been identified as being
                   on the value end of the growth value
                   spectrum.
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      LARGE        PROFUND VP LARGE-CAP GROWTH: SEEKS      ProFund Advisors
       CAP         DAILY INVESTMENT RESULTS, BEFORE              LLC
      GROWTH       FEES AND EXPENSES, THAT CORRESPOND
                   TO THE DAILY PERFORMANCE OF THE S&P
                   500/CITIGROUP GROWTH INDEX(R). The
                   S&P 500/Citigroup Growth Index is
                   designed to provide a comprehensive
                   measure of large-cap U.S. equity
                   "growth" performance. It is an
                   unmanaged float adjusted market
                   capitalization weighted index
                   comprised of stocks representing
                   approximately half the market
                   capitalization of the S&P 500 Index
                   that have been identified as being
                   on the growth end of the
                   growth-value spectrum.
    --------------------------------------------------------------------------
     THE S&P 500/CITIGROUP GROWTH INDEX IS DESIGNED TO PROVIDE A
     COMPREHENSIVE MEASURE OF LARGE-CAP U.S. EQUITY "GROWTH" PERFORMANCE.
     IT IS AN UNMANAGED FLOAT ADJUSTED MARKET CAPITALIZATION WEIGHTED
     INDEX COMPRISED OF STOCKS REPRESENTING APPROXIMATELY HALF THE MARKET CAPITALIZATION OF THE S&P 500 INDEX THAT HAVE BEEN IDENTIFIED AS
     BEING ON THE GROWTH END OF THE GROWTH-VALUE SPECTRUM.
    --------------------------------------------------------------------------
     MID CAP       PROFUND VP MID-CAP VALUE: SEEKS         ProFund Advisors
      VALUE        DAILY INVESTMENT RESULTS, BEFORE              LLC
                   FEES AND EXPENSES, THAT CORRESPOND
                   TO THE DAILY PERFORMANCE OF THE S&P
                   MIDCAP 400/CITIGROUP VALUE INDEX(R).
                   The S&P MidCap 400/Citigroup Value
                   Index is designed to provide a
                   comprehensive measure of mid-cap
                   U.S. equity "value" performance. It
                   is an unmanaged float adjusted
                   market capitalization weighted index
                   comprised of stocks representing
                   approximately half the market
                   capitalization of the S&P MidCap 400
                   Index that have been identified as
                   being on the value end of the
                   growth-value spectrum.
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     THE S&P MIDCAP 400/CITIGROUP VALUE INDEX IS DESIGNED TO PROVIDE A COMPREHENSIVE MEASURE OF MID-CAP U.S. EQUITY "VALUE" PERFORMANCE. IT
     IS AN UNMANAGED FLOAT ADJUSTED MARKET CAPITALIZATION WEIGHTED INDEX COMPRISED OF STOCKS REPRESENTING APPROXIMATELY HALF THE MARKET CAPITALIZATION OF THE S&P MIDCAP 400 INDEX THAT HAVE BEEN IDENTIFIED
     AS BEING ON THE VALUE END OF THE GROWTH-VALUE SPECTRUM.
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     MID CAP       PROFUND VP MID-CAP GROWTH: SEEKS        ProFund Advisors
      GROWTH       DAILY INVESTMENT RESULTS, BEFORE              LLC
                   FEES AND EXPENSES, THAT CORRESPOND
                   TO THE DAILY PERFORMANCE OF THE S&P
                   MIDCAP 400/CITIGROUP GROWTH
                   INDEX(R). The S&P MidCap
                   400/Citigroup Growth Index is
                   designed to provide a comprehensive
                   measure of mid-cap U.S. equity
                   "growth" performance. It is an
                   unmanaged float adjusted market
                   capitalization weighted index
                   comprised of stocks representing
                   approximately half the market
                   capitalization of the S&P MidCap 400
                   Index that have been identified as
                   being on the growth end of the
                   growth-value spectrum.
    --------------------------------------------------------------------------
     THE S&P MIDCAP 400/CITIGROUP GROWTH INDEX IS DESIGNED TO PROVIDE A COMPREHENSIVE MEASURE OF MID-CAP U.S. EQUITY "GROWTH" PERFORMANCE.
     IT IS AN UNMANAGED FLOAT ADJUSTED MARKET CAPITALIZATION WEIGHTED
     INDEX COMPRISED OF STOCKS REPRESENTING APPROXIMATELY HALF THE MARKET CAPITALIZATION OF THE S&P MIDCAP 400 INDEX THAT HAVE BEEN IDENTIFIED
     AS BEING ON THE GROWTH END OF THE GROWTH-VALUE SPECTRUM.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP ASIA 30: SEEKS DAILY         ProFund Advisors
                   INVESTMENT RESULTS, BEFORE FEES AND           LLC
                   EXPENSES, THAT CORRESPOND TO THE
                   DAILY PERFORMANCE OF THE PROFUNDS
                   ASIA 30 INDEX. The ProFunds Asia 30
                   Index, created by ProFund Advisors,
                   is composed of 30 companies whose
                   principal offices are located in the
                   Asia/Pacific region, excluding
                   Japan, and whose securities are
                   traded on U.S. exchanges or on the
                   NASDAQ as depository receipts or
                   ordinary shares. The component
                   companies in the ProFunds Asia 30
                   Index are determined annually based
                   upon their U.S. dollar-traded
                   volume. Their relative weights are
                   determined based on the modified
                   market capitalization method.
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     THE PROFUNDS ASIA 30 INDEX, CREATED BY PROFUND ADVISORS, IS COMPOSED
     OF 30 COMPANIES WHOSE PRINCIPAL OFFICES ARE LOCATED IN THE
     ASIA/PACIFIC REGION, EXCLUDING JAPAN, AND WHOSE SECURITIES ARE TRADED
     ON U.S. EXCHANGES OR ON THE NASDAQ AS DEPOSITORY RECEIPTS OR ORDINARY SHARES. THE COMPONENT COMPANIES IN THE PROFUNDS ASIA 30 INDEX ARE DETERMINED ANNUALLY BASED UPON THEIR U.S. DOLLAR-TRADED VOLUME. THEIR RELATIVE WEIGHTS ARE DETERMINED BASED ON THE MODIFIED MARKET CAPITALIZATION METHOD.
    --------------------------------------------------------------------------

      STYLE/          INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
       TYPE                                                   ADVISOR/
                                                             SUB-ADVISOR
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP EUROPE 30: SEEKS DAILY       ProFund Advisors
                   INVESTMENT RESULTS, BEFORE FEES AND           LLC
                   EXPENSES, THAT CORRESPOND TO THE
                   DAILY PERFORMANCE OF THE PROFUNDS
                   EUROPE 30 INDEX. The ProFunds Europe
                   30 Index, created by ProFund
                   Advisors, is composed of companies
                   whose principal offices are located
                   in Europe and whose securities are
                   traded on U.S. exchanges or on the
                   NASDAQ as depositary receipts or
                   ordinary shares. The component
                   companies in the ProFunds Europe 30
                   Index are determined annually based
                   upon their U.S. dollar- traded
                   volume. Their relative weights are
                   determined based on a modified
                   market capitalization method.
    --------------------------------------------------------------------------
     THE PROFUNDS EUROPE 30 INDEX, CREATED BY PROFUND ADVISORS, IS
     COMPOSED OF COMPANIES WHOSE PRINCIPAL OFFICES ARE LOCATED IN EUROPE
     AND WHOSE SECURITIES ARE TRADED ON U.S. EXCHANGES OR ON THE NASDAQ AS DEPOSITARY RECEIPTS OR ORDINARY SHARES. THE COMPONENT COMPANIES IN
     THE PROFUNDS EUROPE 30 INDEX ARE DETERMINED ANNUALLY BASED UPON THEIR U.S. DOLLAR- TRADED VOLUME. THEIR RELATIVE WEIGHTS ARE DETERMINED
     BASED ON A MODIFIED MARKET CAPITALIZATION METHOD.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP JAPAN: SEEKS DAILY           ProFund Advisors
                   INVESTMENT RESULTS, BEFORE FEES AND           LLC
                   EXPENSES, THAT CORRESPOND TO THE
                   DAILY PERFORMANCE OF THE NIKKEI 225
                   STOCK AVERAGE. The Fund seeks to
                   provide a return consistent with an
                   investment in the component uities
                   in the Nikkei 225 Stock Average
                   hedged to U.S. dollars. The Fund
                   determines its success in meeting
                   this investment objective by
                   comparing its daily return on a
                   given day with the daily performance
                   of the dollar-denominated Nikkei 225
                   futures contracts traded in the
                   United States.
    --------------------------------------------------------------------------
     THE NIKKEI 225 STOCK AVERAGE ("NIKKEI" ) IS A MODIFIED PRICE-WEIGHTED INDEX OF THE 225 MOST ACTIVELY TRADED AND LIQUID JAPANESE COMPANIES LISTED IN THE FIRST SECTION OF THE TOKYO STOCK EXCHANGE (TSE). THE
     NIKKEI IS CALCULATED FROM THE PRICES OF THE 225 TSE FIRST SECTION
     STOCKS SELECTED TO REPRESENT A BROAD CROSS-SECTION OF JAPANESE
     INDUSTRIES AND THE OVERALL PERFORMANCE OF THE JAPANESE EQUITY MARKET. NIHON KEIZAI SHIMBUN, INC. IS THE SPONSOR OF THE INDEX. COMPANIES IN
     THE NIKKEI ARE REVIEWED ANNUALLY. EMPHASIS IS PLACED ON MAINTAINING
     THE INDEX'S HISTORICAL CONTINUITY WHILE KEEPING THE INDEX COMPOSED OF STOCKS WITH HIGH MARKET LIQUIDITY. THE SPONSOR CONSULTS WITH VARIOUS MARKET EXPERTS, CONSIDERS COMPANY SPECIFIC INFORMATION AND THE
     OVERALL COMPOSITION OF THE INDEX.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP BANKS: SEEKS DAILY           ProFund Advisors
                   INVESTMENT RESULTS, BEFORE FEES AND           LLC
                   EXPENSES, THAT CORRESPOND TO THE
                   DAILY PERFORMANCE OF THE DOW JONES
                   U.S. BANKS INDEX. The Dow Jones U.S.
                   Banks Index measures the performance
                   of the banking sector of the U.S.
                   equity market. Component companies
                   include regional and major U.S.
                   domiciled banks engaged in a wide
                   range of financial services,
                   including retail banking, loans and
                   money transmissions.
    --------------------------------------------------------------------------
     THE DOW JONES U.S. BANKS INDEX MEASURES THE PERFORMANCE OF THE
     BANKING SECTOR OF THE U.S. EQUITY MARKET. COMPONENT COMPANIES INCLUDE REGIONAL AND MAJOR U.S. DOMICILED BANKS ENGAGED IN A WIDE RANGE OF FINANCIAL SERVICES, INCLUDING RETAIL BANKING, LOANS AND MONEY TRANSMISSIONS.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP BASIC MATERIALS: SEEKS       ProFund Advisors
                   DAILY INVESTMENT RESULTS, BEFORE              LLC
                   FEES AND EXPENSES, THAT CORRESPOND
                   TO THE DAILY PERFORMANCE OF THE DOW
                   JONES U.S. BASIC MATERIALS INDEX.
                   The Dow Jones U.S. Basic Materials
                   Index measures the performance of
                   the basic materials industry of the
                   U.S. equity market. Component
                   companies are involved in the
                   production of aluminum, steel, non
                   ferrous metals, commodity chemicals,
                   specialty chemicals, forest
                   products, paper products, as well as
                   the mining of precious metals and
                   coal.
    --------------------------------------------------------------------------
     THE DOW JONES U.S. BASIC MATERIALS INDEX MEASURES THE PERFORMANCE OF
     THE BASIC MATERIALS INDUSTRY OF THE U.S. EQUITY MARKET. COMPONENT COMPANIES ARE INVOLVED IN THE PRODUCTION OF ALUMINUM, STEEL, NON
     FERROUS METALS, COMMODITY CHEMICALS, SPECIALTY CHEMICALS, FOREST PRODUCTS, PAPER PRODUCTS, AS WELL AS THE MINING OF PRECIOUS METALS
     AND COAL.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP BIOTECHNOLOGY: SEEKS         ProFund Advisors
                   DAILY INVESTMENT RESULTS, BEFORE              LLC
                   FEES AND EXPENSES, THAT CORRESPOND
                   TO THE DAILY PERFORMANCE OF THE DOW
                   JONES U.S. BIOTECHNOLOGY INDEX. The
                   Dow Jones U.S. Biotechnology Index
                   measures the performance of the
                   biotechnology subsector of the U.S.
                   equity market. Component companies
                   engage in research and development
                   of biological substances for drug
                   discovery and diagnostic
                   development. These companies derive
                   most of their revenue from the sale
                   of licensing of drugs and diagnostic
                   tools.
    --------------------------------------------------------------------------

      STYLE/          INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
       TYPE                                                   ADVISOR/
                                                             SUB-ADVISOR
    --------------------------------------------------------------------------
     THE DOW JONES U.S. BIOTECHNOLOGY INDEX MEASURES THE PERFORMANCE OF
     THE BIOTECHNOLOGY SUBSECTOR OF THE U.S. EQUITY MARKET. COMPONENT COMPANIES ENGAGE IN RESEARCH AND DEVELOPMENT OF BIOLOGICAL
     SUBSTANCES FOR DRUG DISCOVERY AND DIAGNOSTIC DEVELOPMENT. THESE
     COMPANIES DERIVE MOST OF THEIR REVENUE FROM THE SALE OF LICENSING
     OF DRUGS AND DIAGNOSTIC TOOLS.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP CONSUMER GOODS: SEEKS        ProFund Advisors
                   DAILY INVESTMENT RESULTS, BEFORE              LLC
                   FEES AND EXPENSES, THAT CORRESPOND
                   TO THE DAILY PERFORMANCE OF THE DOW
                   JONES U.S. CONSUMER GOODS INDEX. The
                   Dow Jones U.S. Consumer Goods Index
                   measures the performance of consumer
                   spending in the goods industry of
                   the U.S. equity market. Component
                   companies include automobiles and
                   auto parts and tires, brewers and
                   distillers, farming and fishing,
                   durable and non-durable household
                   product manufacturers, cosmetic
                   companies, food and tobacco
                   products, clothing, accessories and
                   footwear.
    --------------------------------------------------------------------------
     THE DOW JONES U.S. CONSUMER GOODS INDEX MEASURES THE PERFORMANCE OF CONSUMER SPENDING IN THE GOODS INDUSTRY OF THE U.S. EQUITY MARKET. COMPONENT COMPANIES INCLUDE AUTOMOBILES AND AUTO PARTS AND TIRES,
     BREWERS AND DISTILLERS, FARMING AND FISHING, DURABLE AND NON-DURABLE HOUSEHOLD PRODUCT MANUFACTURERS, COSMETIC COMPANIES, FOOD AND TOBACCO PRODUCTS, CLOTHING, ACCESSORIES AND FOOTWEAR.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP CONSUMER SERVICES: SEEKS     ProFund Advisors
                   DAILY INVESTMENT RESULTS, BEFORE              LLC
                   FEES AND EXPENSES, THAT CORRESPOND
                   TO THE DAILY PERFORMANCE OF THE DOW
                   JONES U.S. CONSUMER SERVICES INDEX.
                   The Dow Jones U.S. Consumer Services
                   Index measures the performance of
                   consumer spending in the services
                   industry of the U.S. equity market.
                   Component companies include
                   airlines, broadcasting and
                   entertainment, apparel and broadline
                   retailers, food and drug retailers,
                   media agencies, publishing,
                   gambling, hotels, restaurants and
                   bars, and travel and tourism.
    --------------------------------------------------------------------------
     THE DOW JONES U.S. CONSUMER SERVICES INDEX MEASURES THE PERFORMANCE
     OF CONSUMER SPENDING IN THE SERVICES INDUSTRY OF THE U.S. EQUITY
     MARKET. COMPONENT COMPANIES INCLUDE AIRLINES, BROADCASTING AND ENTERTAINMENT, APPAREL AND BROADLINE RETAILERS, FOOD AND DRUG
     RETAILERS, MEDIA AGENCIES, PUBLISHING, GAMBLING, HOTELS, RESTAURANTS
     AND BARS, AND TRAVEL AND TOURISM.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP FINANCIALS: SEEKS DAILY      ProFund Advisors
                   INVESTMENT RESULTS, BEFORE FEES AND           LLC
                   EXPENSES, THAT CORRESPOND TO THE
                   DAILY PERFORMANCE OF THE DOW JONES
                   U.S. FINANCIALS INDEX. The Dow Jones
                   U.S. Financials Index measures the
                   performance of the financial
                   services industry of the U.S. equity
                   market. Component companies include
                   regional banks; major U.S. domiciled
                   international banks; full line,
                   life, and property and casualty
                   insurance companies; companies that
                   invest, directly or indirectly in
                   real estate; diversified financial
                   companies such as Fannie Mae, credit
                   card issuers, check cashing
                   companies, mortgage lenders and
                   investment advisers; securities
                   brokers and dealers, including
                   investment banks, merchant banks and
                   online brokers; and publicly traded
                   stock exchanges.
    --------------------------------------------------------------------------
     THE DOW JONES U.S. FINANCIALS INDEX MEASURES THE PERFORMANCE OF THE FINANCIAL SERVICES INDUSTRY OF THE U.S. EQUITY MARKET. COMPONENT COMPANIES INCLUDE REGIONAL BANKS; MAJOR U.S. DOMICILED INTERNATIONAL BANKS; FULL LINE, LIFE, AND PROPERTY AND CASUALTY INSURANCE
     COMPANIES; COMPANIES THAT INVEST, DIRECTLY OR INDIRECTLY IN REAL
     ESTATE; DIVERSIFIED FINANCIAL COMPANIES SUCH AS FANNIE MAE, CREDIT
     CARD ISSUERS, CHECK CASHING COMPANIES, MORTGAGE LENDERS AND
     INVESTMENT ADVISERS; SECURITIES BROKERS AND DEALERS, INCLUDING
     INVESTMENT BANKS, MERCHANT BANKS AND ONLINE BROKERS; AND PUBLICLY
     TRADED STOCK EXCHANGES.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP HEALTH CARE: SEEKS DAILY     ProFund Advisors
                   INVESTMENT RESULTS, BEFORE FEES AND           LLC
                   EXPENSES, THAT CORRESPOND TO THE
                   DAILY PERFORMANCE OF THE DOW JONES
                   U.S. HEALTH CARE INDEX. The Dow
                   Jones U.S. Health Care Index
                   measures the performance of the
                   healthcare industry of the U.S.
                   equity market. Component companies
                   include health care providers,
                   biotechnology companies, medical
                   supplies, advanced medical devices
                   and pharmaceuticals.
    --------------------------------------------------------------------------
     THE DOW JONES U.S. HEALTH CARE INDEX MEASURES THE PERFORMANCE OF THE HEALTHCARE INDUSTRY OF THE U.S. EQUITY MARKET. COMPONENT COMPANIES INCLUDE HEALTH CARE PROVIDERS, BIOTECHNOLOGY COMPANIES, MEDICAL
     SUPPLIES, ADVANCED MEDICAL DEVICES AND PHARMACEUTICALS.
    --------------------------------------------------------------------------

      STYLE/         INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
       TYPE                                                  ADVISOR/
                                                            SUB-ADVISOR
    ------------------------------------------------------------------------
     SPECIALTY    PROFUND VP INDUSTRIALS: SEEKS DAILY     ProFund Advisors
                  INVESTMENT RESULTS, BEFORE FEES AND           LLC
                  EXPENSES, THAT CORRESPOND TO THE
                  DAILY PERFORMANCE OF THE DOW JONES
                  U.S. INDUSTRIALS INDEX. The Dow
                  Jones U.S. Industrials Index
                  measures the performance of the
                  industrial industry of the U.S.
                  equity market. Component companies
                  include building materials, heavy
                  construction, factory equipment,
                  heavy machinery, industrial
                  services, pollution control,
                  containers and packaging, industrial
                  diversified, air freight, marine
                  transportation, railroads, trucking,
                  land-transportation equipment,
                  shipbuilding, transportation
                  services, advanced industrial
                  equipment, electric components and
                  equipment, and aerospace.
    ------------------------------------------------------------------------
     THE DOW JONES U.S. INDUSTRIALS INDEX MEASURES THE PERFORMANCE OF THE INDUSTRIAL INDUSTRY OF THE U.S. EQUITY MARKET. COMPONENT COMPANIES INCLUDE BUILDING MATERIALS, HEAVY CONSTRUCTION, FACTORY EQUIPMENT, HEAVY MACHINERY, INDUSTRIAL SERVICES, POLLUTION CONTROL, CONTAINERS
     AND PACKAGING, INDUSTRIAL DIVERSIFIED, AIR FREIGHT, MARINE TRANSPORTATION, RAILROADS, TRUCKING, LAND-TRANSPORTATION EQUIPMENT, SHIPBUILDING, TRANSPORTATION SERVICES, ADVANCED INDUSTRIAL EQUIPMENT, ELECTRIC COMPONENTS AND EQUIPMENT, AND AEROSPACE.
    ------------------------------------------------------------------------
     SPECIALTY    PROFUND VP INTERNET: SEEKS DAILY        ProFund Advisors
                  INVESTMENT RESULTS, BEFORE FEES AND           LLC
                  EXPENSES, THAT CORRESPOND TO THE
                  DAILY PERFORMANCE OF THE DOW JONES
                  COMPOSITE INTERNET INDEX. The Dow
                  Jones Composite Internet Index
                  measures the performance of stocks
                  in the U.S. equity markets that
                  generate the majority of their
                  revenues from the Internet. The
                  Index is composed of two sub-groups:
                  Internet Commerce - companies that
                  derive the majority of their
                  revenues from providing goods and/or
                  services through an open network,
                  such as a web site. Internet
                  Services - companies that derive the
                  majority of their revenues from
                  providing access to the Internet or
                  providing services to people using
                  the Internet.
    ------------------------------------------------------------------------
     THE DOW JONES INTERNET COMPOSITE INDEX MEASURES THE PERFORMANCE OF STOCKS IN THE U.S. EQUITY MARKETS THAT GENERATE THE MAJORITY OF THEIR REVENUES FROM THE INTERNET. THE INDEX IS COMPOSED OF TWO SUB-GROUPS:
     INTERNET COMMERCE - COMPANIES THAT DERIVE THE MAJORITY OF THEIR REVENUES FROM PROVIDING GOODS AND/OR SERVICES THROUGH AN OPEN
     NETWORK, SUCH AS A WEB SITE. INTERNET SERVICES - COMPANIES THAT
     DERIVE THE MAJORITY OF THEIR REVENUES FROM PROVIDING ACCESS TO THE INTERNET OR PROVIDING SERVICES TO PEOPLE USING THE INTERNET.
    ------------------------------------------------------------------------
     SPECIALTY    PROFUND VP OIL & GAS: SEEKS DAILY       ProFund Advisors
                  INVESTMENT RESULTS, BEFORE FEES AND           LLC
                  EXPENSES, THAT CORRESPOND TO THE
                  DAILY PERFORMANCE OF THE DOW JONES
                  U.S. OIL & GAS INDEX. The Dow Jones
                  U.S. Oil & Gas Index measures the
                  performance of the oil and gas
                  industry of the U.S. equity market.
                  Component companies include oil
                  drilling equipment and services, oil
                  companies-major, oil
                  companies-secondary, pipelines,
                  liquid, solid or gaseous fossil fuel
                  producers and service companies.
    ------------------------------------------------------------------------
     THE DOW JONES U.S. OIL & GAS INDEX MEASURES THE PERFORMANCE OF THE
     OIL AND GAS INDUSTRY OF THE U.S. EQUITY MARKET. COMPONENT COMPANIES INCLUDE OIL DRILLING EQUIPMENT AND SERVICES, OIL COMPANIES-MAJOR, OIL COMPANIES-SECONDARY, PIPELINES, LIQUID, SOLID OR GASEOUS FOSSIL FUEL PRODUCERS AND SERVICE COMPANIES.
    ------------------------------------------------------------------------
     SPECIALTY    PROFUND VP PHARMACEUTICALS: SEEKS       ProFund Advisors
                  DAILY INVESTMENT RESULTS, BEFORE              LLC
                  FEES AND EXPENSES, THAT CORRESPOND
                  TO THE DAILY PERFORMANCE OF THE DOW
                  JONES U.S. PHARMACEUTICALS INDEX.
                  The Dow Jones U.S. Pharmaceuticals
                  Index measures the performance of
                  the pharmaceuticals subsector of the
                  U.S. equity market. Component
                  companies include the makers of
                  prescription and over-the-counter
                  drugs such as birth control pills,
                  vaccines, aspirin and cold remedies.
    ------------------------------------------------------------------------
     THE DOW JONES U.S. PHARMACEUTICALS INDEX MEASURES THE PERFORMANCE OF THE PHARMACEUTICALS SUBSECTOR OF THE U.S. EQUITY MARKET. COMPONENT COMPANIES INCLUDE THE MAKERS OF PRESCRIPTION AND OVER-THE-COUNTER
     DRUGS SUCH AS BIRTH CONTROL PILLS, VACCINES, ASPIRIN AND COLD
     REMEDIES.
    ------------------------------------------------------------------------
     SPECIALTY    PROFUND VP PRECIOUS METALS: SEEKS       ProFund Advisors
                  DAILY INVESTMENT RESULTS, BEFORE              LLC
                  FEES AND EXPENSES, THAT CORRESPOND
                  TO THE DAILY PERFORMANCE OF THE DOW
                  JONES PRECIOUS METALS INDEX. The Dow
                  Jones Precious Metals Index measures
                  the performance of the precious
                  metals mining industry. Component
                  companies include leading miners and
                  producers of gold, silver and
                  platinum-group metals whose
                  securities are available to U.S.
                  investors during U.S. trading hours.
                  It is a float-adjusted
                  market-capitalization weighted index.
    ------------------------------------------------------------------------
     THE DOW JONES PRECIOUS METALS INDEX MEASURES THE PERFORMANCE OF THE PRECIOUS METALS MINING INDUSTRY. COMPONENT COMPANIES INCLUDE LEADING MINERS AND PRODUCERS OF GOLD, SILVER AND PLATINUM-GROUP METALS WHOSE SECURITIES ARE AVAILABLE TO U.S. INVESTORS DURING U.S. TRADING HOURS. IT IS A FLOAT-ADJUSTED MARKET-CAPITALIZATION WEIGHTED INDEX.
    ------------------------------------------------------------------------

      STYLE/          INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
       TYPE                                                   ADVISOR/
                                                             SUB-ADVISOR
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP REAL ESTATE: SEEKS DAILY     ProFund Advisors
                   INVESTMENT RESULTS, BEFORE FEES AND           LLC
                   EXPENSES, THAT CORRESPOND TO THE
                   DAILY PERFORMANCE OF THE DOW JONES
                   U.S. REAL ESTATE INDEX. The Dow
                   Jones U.S. Real Estate Index
                   measures the performance of the real
                   estate sector of the U.S. equity
                   market. Component companies include
                   those that invest directly or
                   indirectly through development,
                   management or ownership of shopping
                   malls, apartment buildings and
                   housing developments; and real
                   estate investment trusts ("REITs")
                   that invest in apartments, office
                   and retail properties. REITs are
                   passive investment vehicles that
                   invest primarily in income-producing
                   real estate or real estate related
                   loans or interests.
    --------------------------------------------------------------------------
     THE DOW JONES U.S. REAL ESTATE INDEX MEASURES THE PERFORMANCE OF THE
     REAL ESTATE SECTOR OF THE U.S. EQUITY MARKET. COMPONENT COMPANIES
     INCLUDE THOSE THAT INVEST DIRECTLY OR INDIRECTLY THROUGH DEVELOPMENT, MANAGEMENT OR OWNERSHIP OF SHOPPING MALLS, APARTMENT BUILDINGS AND HOUSING DEVELOPMENTS; AND REAL ESTATE INVESTMENT TRUSTS ("REITS")
     THAT INVEST IN APARTMENTS, OFFICE AND RETAIL PROPERTIES. REITS ARE PASSIVE INVESTMENT VEHICLES THAT INVEST PRIMARILY IN INCOME-PRODUCING REAL ESTATE OR REAL ESTATE RELATED LOANS OR INTERESTS.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP SEMICONDUCTOR: SEEKS         ProFund Advisors
                   DAILY INVESTMENT RESULTS, BEFORE              LLC
                   FEES AND EXPENSES, THAT CORRESPOND
                   TO THE DAILY PERFORMANCE OF THE DOW
                   JONES U.S. SEMICONDUCTORS INDEX. The
                   Dow Jones U.S. Semiconductors Index
                   measures the performance of the
                   semiconductor subsector of the U.S.
                   equity market. Component companies
                   are engaged in the production of
                   semiconductors and other integrated
                   chips, as well as other related
                   products such as semiconductor
                   capital equipment and mother-boards.
    --------------------------------------------------------------------------
     THE DOW JONES U.S. SEMICONDUCTORS INDEX MEASURES THE PERFORMANCE OF
     THE SEMICONDUCTOR SUBSECTOR OF THE U.S. EQUITY MARKET. COMPONENT COMPANIES ARE ENGAGED IN THE PRODUCTION OF SEMICONDUCTORS AND OTHER INTEGRATED CHIPS, AS WELL AS OTHER RELATED PRODUCTS SUCH AS
     SEMICONDUCTOR CAPITAL EQUIPMENT AND MOTHERBOARDS.
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     SPECIALTY     PROFUND VP TECHNOLOGY: SEEKS DAILY      ProFund Advisors
                   INVESTMENT RESULTS, BEFORE FEES AND           LLC
                   EXPENSES, THAT CORRESPOND TO THE
                   DAILY PERFORMANCE OF THE DOW JONES
                   U.S. TECHNOLOGY INDEX. The Dow Jones
                   U.S. Technology Index measures the
                   performance of the technology
                   industry of the U.S. equity market.
                   Component companies include those
                   involved in computers and office
                   equipment, software, communications
                   technology, semiconductors,
                   diversified technology services and
                   Internet services.
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     THE DOW JONES U.S. TECHNOLOGY INDEX MEASURES THE PERFORMANCE OF THE TECHNOLOGY INDUSTRY OF THE U.S. EQUITY MARKET. COMPONENT COMPANIES INCLUDE THOSE INVOLVED IN COMPUTERS AND OFFICE EQUIPMENT, SOFTWARE, COMMUNICATIONS TECHNOLOGY, SEMICONDUCTORS, DIVERSIFIED TECHNOLOGY SERVICES AND INTERNET SERVICES.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP TELECOMMUNICATIONS: SEEKS    ProFund Advisors
                   DAILY INVESTMENT RESULTS, BEFORE              LLC
                   FEES AND EXPENSES, THAT CORRESPOND
                   TO THE DAILY PERFORMANCE OF THE DOW
                   JONES U.S. TELECOMMUNICATIONS INDEX.
                   The Dow Jones U.S.
                   Telecommunications Index measures
                   the performance of the
                   telecommunications industry of the
                   U.S. equity market. Component
                   companies include fixed-line
                   communications and wireless
                   communications companies.
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     THE DOW JONES U.S. TELECOMMUNICATIONS INDEX MEASURES THE PERFORMANCE
     OF THE TELECOMMUNICATIONS INDUSTRY OF THE U.S. EQUITY MARKET.
     COMPONENT COMPANIES INCLUDE FIXED-LINE COMMUNICATIONS AND WIRELESS COMMUNICATIONS COMPANIES.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP UTILITIES: SEEKS DAILY       ProFund Advisors
                   INVESTMENT RESULTS, BEFORE FEES AND           LLC
                   EXPENSES, THAT CORRESPOND TO THE
                   DAILY PERFORMANCE OF THE DOW JONES
                   U.S. UTILITIES SECTOR INDEX. The Dow
                   Jones U.S. Utilities Sector Index
                   measures the performance of the
                   utilities industry of the U.S.
                   equity market. Component companies
                   include electric utilities, gas
                   utilities and water utilities.
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     THE DOW JONES U.S. UTILITIES SECTOR INDEX MEASURES THE PERFORMANCE OF
     THE UTILITIES INDUSTRY OF THE U.S. EQUITY MARKET. COMPONENT COMPANIES INCLUDE ELECTRIC UTILITIES, GAS UTILITIES AND WATER UTILITIES.
    --------------------------------------------------------------------------

      STYLE/         INVESTMENT OBJECTIVES/POLICIES         PORTFOLIO
       TYPE                                                  ADVISOR/
                                                           SUB-ADVISOR
    ------------------------------------------------------------------------
     SPECIALTY    PROFUND VP U.S. GOVERNMENT PLUS:       ProFund Advisors
                  SEEKS DAILY INVESTMENT RESULTS,              LLC
                  BEFORE FEES AND EXPENSES, THAT
                  CORRESPOND TO ONE AND ONE-QUARTER
                  TIMES (125%) THE DAILY PRICE
                  MOVEMENT OF THE MOST RECENTLY ISSUED
                  30-YEAR U.S. TREASURY BOND ("LONG
                  BOND"). In accordance with its
                  stated objective, the net asset
                  value of ProFund VP U.S. Government
                  Plus generally should decrease as
                  interest rates rise. If ProFund VP
                  U.S. Government Plus is successful
                  in meeting its objective, its net
                  asset value should gain
                  approximately one and one-quarter
                  times (125%) as much, on a
                  percentage basis, as any daily
                  increase in the price of the Long
                  Bond on a given day. Conversely, its
                  value should lose approximately one
                  and one-quarter as much, on a
                  percentage basis, as any daily
                  decrease in the price of the Long
                  Bond on a given day.
    ------------------------------------------------------------------------
     SPECIALTY    PROFUND VP RISING RATES OPPORTUNITY:   ProFund Advisors
                  SEEKS DAILY INVESTMENT RESULTS,              LLC
                  BEFORE FEES AND EXPENSES, THAT
                  CORRESPOND TO ONE AND ONE-QUARTER
                  TIMES (125%) THE INVERSE (OPPOSITE)
                  OF THE DAILY PRICE MOVEMENT OF THE
                  MOST RECENTLY ISSUED 30-YEAR U.S.
                  TREASURY BOND ("LONG BOND"). In
                  accordance with its stated
                  objective, the net asset value of
                  ProFund VP Rising Rates Opportunity
                  generally should decrease as
                  interest rates fall. If ProFund VP
                  Rising Rates Opportunity is
                  successful in meeting its objective,
                  its net asset value should gain
                  approximately one and one-quarter
                  times as much, on a percentage
                  basis, as any daily decrease in the
                  Long Bond on a given day.
                  Conversely, its net asset value
                  should lose approximately one and
                  one-quarter times as much, on a
                  percentage basis, as any daily
                  increase in the price of the Long
                  Bond on a given day.
    ------------------------------------------------------------------------
     SPECIALTY    ACCESS VP HIGH YIELD FUND: SEEKS TO    ProFund Advisors
                  PROVIDE INVESTMENT RESULTS THAT              LLC
                  CORRESPOND GENERALLY TO THE TOTAL
                  RETURN OF THE HIGH YIELD MARKET
                  CONSISTENT WITH MAINTAINING
                  REASONABLE LIQUIDITY. The Fund will
                  achieve its high yield exposure
                  primarily through credit default
                  swaps (CDSs) but may invest in high
                  yield debt instruments ("junk
                  bonds"), interest rate swap
                  agreements and futures contracts,
                  and other debt and money market
                  instruments without limitation,
                  consistent with applicable
                  regulations. Under normal market
                  conditions, the Fund will invest at
                  least 80% of its net assets in CDSs
                  and other financial instruments that
                  in combination have economic
                  characteristics similar to the high
                  yield debt market and/or in high
                  yield debt securities. The Fund
                  seeks to maintain exposure to the
                  high yield bond markets regardless
                  of market conditions and without
                  taking defensive positions in cash
                  or other instruments in anticipation
                  of an adverse climate for the high
                  yield bond markets. ProFund Advisors
                  does not conduct fundamental
                  analysis in managing the Fund.
    ------------------------------------------------------------------------
                       THE PRUDENTIAL SERIES FUND
    ------------------------------------------------------------------------
      INTER-      THE PRUDENTIAL SERIES FUND - SP        Marsico Capital
     NATIONAL     INTERNATIONAL GROWTH PORTFOLIO:        Management, LLC;
      EQUITY      SEEKS LONG-TERM CAPITAL                   Prudential
                  APPRECIATION. The Portfolio invests    Investments LLC;
                  primarily in stocks of large and       William Blair &
                  medium-sized companies located in        Company, LLC
                  countries included in the Morgan
                  Stanley Capital International All
                  Country World Ex-U.S. Index. Under
                  normal market conditions, the
                  portfolio invests at least 80% of
                  its net assets in equity
                  securities. The Portfolio's assets
                  normally will be allocated among not
                  fewer than six different countries
                  and will not concentrate investments
                  in any particular industry. The
                  Portfolio seeks companies that
                  historically have had superior
                  growth, profitability and quality
                  relative to local markets and
                  relative to companies within the
                  same industry worldwide, and that
                  are expected to continue such
                  performance. (see information above
                  regarding limited availability of
                  this option.)
    ------------------------------------------------------------------------
                       WELLS FARGO VARIABLE TRUST
    ------------------------------------------------------------------------
      LARGE       WELLS FARGO ADVANTAGE VT EQUITY        Wells Fargo Funds
       CAP        INCOME FUND: SEEKS LONG-TERM CAPITAL   Management, LLC,
      VALUE       APPRECIATION AND DIVIDEND INCOME.          adviser;
                  The Portfolio invests principally in    Wells Capital
                  equity securities of large-               Management
                  capitalization companies, which they   Incorporated, sub-
                  define as companies with market            adviser
                  capitalizations of $3 billion or
                  more.
    ------------------------------------------------------------------------

 "Dow Jones Industrial Average/SM/", "DJIA/SM/", "Dow Industrials/SM/", "The Dow/SM/", and "The Dow 10/SM/", are service marks of Dow Jones & Company, Inc. ("Dow Jones") and have been licensed for use for certain purposes by First Trust Advisors L.P. ("First Trust"). The portfolios, including, and in particular the Target Managed VIP portfolio The Dow/SM/ DART 10 portfolio, and The Dow/SM/ Target Dividend Portfolio are not endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in such products.

 "Standard & Poor's," "S&P," "S&P 500," "Standard & Poor's 500," and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by First Trust on behalf of the S&P Target 24 Portfolio and the Target Managed VIP Portfolio. The Portfolios are not sponsored, endorsed, managed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Portfolio.

 "The Nasdaq 100(R)", "Nasdaq-100 Index(R)", "Nasdaq Stock Market(R)", and "Nasdaq(R)" are trade or service marks of The Nasdaq Stock Market, Inc. (which with its affiliates are the "Corporations") and have been licensed for use by First Trust. The Nasdaq Target 15 Portfolio and Target Managed VIP Portfolio have not been passed on by the Corporations as to its legality or suitability. The Nasdaq Target 15 Portfolio and Target Managed VIP Portfolio are not issued, endorsed, sponsored, managed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NASDAQ TARGET 15 PORTFOLIO OR THE TARGET MANAGED VIP PORTFOLIO.

 "Value Line(R)," "The Value Line Investment Survey," and "Value Line Timeliness/TM/ Ranking System" are registered trademarks of Value Line Securities, Inc. or Value Line Publishing, Inc. The Target Managed VIP(R) Portfolio and Value Line Target 25 Portfolio are not sponsored, recommended, sold or promoted by Value Line Publishing, Inc., Value Line, Inc. or Value Line Securities, Inc. ("Value Line"). Value Line makes no representation regarding the advisability of investing in the Portfolio.

 "VALUE LINE PUBLISHING, INC.'S ("VLPI") ONLY RELATIONSHIP TO FIRST TRUST ADVISORS L.P. OR THE PORTFOLIO IS VLPI'S LICENSING TO FIRST TRUST ADVISORS L.P. OF CERTAIN VLPI TRADEMARKS AND TRADE NAMES AND THE VALUE LINE TIMELINESS RANKING SYSTEM (THE "SYSTEM"), WHICH IS COMPOSED BY VLPI WITHOUT REGARD TO FIRST TRUST ADVISORS L.P., THE PORTFOLIO OR ANY INVESTOR. FIRST TRUST ADVISORS, L.P. HAS SUB-LICENSED CERTAIN VLPI TRADEMARKS AND TRADE NAMES TO PRUDENTIAL INVESTMENTS LLC. VLPI HAS NO OBLIGATION TO TAKE THE NEEDS OF FIRST TRUST ADVISORS L.P., PRUDENTIAL INVESTMENTS LLC OR ANY INVESTOR IN THE PORTFOLIO INTO CONSIDERATION IN COMPOSING THE SYSTEM. THE PORTFOLIO'S RESULTS MAY DIFFER FROM THE HYPOTHETICAL OR PUBLISHED RESULTS OF THE VALUE LINE TIMELINESS RANKING SYSTEM. VLPI IS NOT RESPONSIBLE FOR, AND HAS NOT PARTICIPATED IN, THE DETERMINATION OF THE PRICES AND COMPOSITION OF THE PORTFOLIO OR THE TIMING OF THE ISSUANCE FOR SALE OF THE PORTFOLIO OR IN THE CALCULATION OF THE EQUATIONS BY WHICH THE PORTFOLIO IS TO BE CONVERTED INTO CASH. VLPI MAKES NO WARRANTY CONCERNING THE SYSTEM, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES ARISING FROM USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE, AND VLPI MAKES NO WARRANTY AS TO THE POTENTIAL PROFITS OR ANY OTHER BENEFITS THAT MAY BE ACHIEVED BY USING THE SYSTEM OR ANY INFORMATION OR MATERIALS GENERATED THEREFROM. VLPI DOES NOT WARRANT THAT THE SYSTEM WILL MEET ANY REQUIREMENTS OR THAT IT WILL BE ACCURATE OR ERROR-FREE. VLPI ALSO DOES NOT GUARANTEE ANY USES, INFORMATION, DATA OR OTHER RESULTS GENERATED FROM THE SYSTEM. VLPI HAS NO OBLIGATION OR LIABILITY (I) IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR TRADING OF THE PORTFOLIO; OR (II) FOR ANY LOSS, DAMAGE, COST OR EXPENSE SUFFERED OR INCURRED BY ANY INVESTOR OR OTHER PERSON OR ENTITY IN CONNECTION WITH THE PORTFOLIO, AND IN NO EVENT SHALL VLPI BE LIABLE FOR ANY LOST PROFITS OR OTHER CONSEQUENTIAL, SPECIAL, PUNITIVE, INCIDENTAL, INDIRECT OR EXEMPLARY DAMAGES IN CONNECTION WITH THE PORTFOLIO."

 Dow Jones has no relationship to the ProFunds VP, other than the licensing of the Dow Jones sector indices and its service marks for use in connection with the ProFunds VP. The ProFunds VP are not sponsored, endorsed, sold, or promoted by Standard & Poor's or NASDAQ, and neither Standard & Poor's nor NASDAQ makes any representations regarding the advisability of investing in the ProFunds VP.

 WHAT ARE THE FIXED ALLOCATIONS?
 The Fixed Allocations consist of the MVA Fixed Allocations, the DCA Fixed Rate Options used with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"), the Fixed Allocations used with our dollar-cost averaging program, and (with respect to Highest Daily Lifetime Five only), the Benefit Fixed Rate Account. We describe the Benefit Fixed Rate Account in the section of the Prospectus concerning Highest Daily Lifetime Five. We describe the Fixed Allocations used with our dollar cost averaging program outside of the 6 or 12 month DCA Program in the section entitled "Do You Offer Dollar Cost Averaging?"

 MVA FIXED ALLOCATIONS. We offer MVA Fixed Allocations of different durations during the accumulation period. These "MVA Fixed Allocations" earn a guaranteed fixed rate of interest for a specified period of time, called the "Guarantee Period." In most states, we offer MVA Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose MVA Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However, for MVA Fixed Allocations, if you withdraw or transfer Account Value before the end of the Guarantee Period, we will adjust the value of your withdrawal or transfer based on a formula, called a "Market Value Adjustment." The Market Value Adjustment can either be positive or negative, depending on the movement of applicable interest rates. Please refer to the section entitled "How does the Market Value Adjustment Work?" for a description of the formula along with examples of how it is calculated. You may allocate Account Value to more than one MVA Fixed Allocation at a time.

 MVA Fixed Allocations are not available in Washington, Nevada, North Dakota, Maryland and Vermont. Availability of MVA Fixed Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call Prudential Annuities at 1-888-PRU-2888 to determine availability of MVA Fixed Allocations in your state and for your annuity product. You may not allocate Account Value to MVA Fixed Allocations if you have elected the following Optional Benefits: Lifetime Five Income Benefit, Spousal Lifetime Five Income Benefit, Highest Daily Lifetime Five Income Benefit, Highest Daily Lifetime Seven Income Benefit, Spousal Highest Daily Lifetime Seven Income Benefit, Highest Daily Value Death Benefit, Highest Daily Lifetime Seven with Beneficiary Income Option, Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, Highest Daily Lifetime Seven with Lifetime Income Accelerator, GRO, GRO Plus, GRO Plus 2008, Highest Daily GRO, Highest Daily GRO II, GRO Plus II, Highest Daily Lifetime 7 Plus Income Benefit, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator, Highest Daily Lifetime 6 Plus, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator, and Spousal Highest Daily Lifetime 6 Plus. The interest rate that we credit to the MVA Fixed Allocations may be reduced by an amount that corresponds to the asset-based charges assessed against the Sub-accounts.

 No specific fees or expenses are deducted when determining the rate we credit to an MVA Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to MVA Fixed Allocations. That is, the existence of those factors results in a reduction to the interest rate that we credit under the MVA Fixed Allocations. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the MVA Fixed Allocations.

 DCA FIXED RATE OPTIONS. In addition to Fixed Allocations that are subject to a Market Value Adjustment, we offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"), and are not subject to any MVA. Account Value allocated to the DCA Fixed Rate Options earns the declared rate of interest while it is transferred over a 6 month or 12 month period into the Sub-accounts that you have designated. Because the interest we credit is applied against a balance that declines as transfers are made periodically to the Sub-accounts, you do not earn interest on the full amount that you allocated initially to the DCA Fixed Rate Options. A dollar cost averaging program does not assure a profit, or protect against a loss.

                               FEES AND CHARGES

 The charges under each Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under each Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuities exceed our total costs in connection with the Annuities, we will earn a profit. Otherwise we will incur a loss. For example, Prudential Annuities may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under an Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that Prudential Annuities incurs in promoting, distributing, issuing and administering an Annuity and, in the case of XT6, ASAP III and APEX II to offset a portion of the costs associated with offering any Credits which are funded through Prudential Annuities' general account.

 The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the Annuity. A portion of the proceeds that Prudential Annuities receives from charges that apply to the Sub-accounts may include amounts based on market appreciation of the Sub-account values including, for ASAP III, XT6 and APEX II, appreciation on amounts that represent any Credits.

 WHAT ARE THE CONTRACT FEES AND CHARGES?
 CONTINGENT DEFERRED SALES CHARGE: We do not deduct a sales charge from purchase payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the CDSC, we consider the year following the Issue Date of your Annuity as Year 1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages for ASAP III, APEX II and XT6 are shown under "Summary of Contract Fees and Charges". No CDSC is deducted from ASL II Annuities. If you purchase XT6 and make a withdrawal that is subject to a CDSC, we may use part of that CDSC to recoup our costs of providing the Credit. However, we do not impose any CDSC on your withdrawal of a Credit amount.

 With respect to a partial withdrawal, we calculate the CDSC by assuming that any available free withdrawal amount is taken out first (see How Much Can I Withdraw as a Free Withdrawal?). If the free withdrawal amount is not sufficient, we then assume that withdrawals are taken from purchase payments that have not been previously withdrawn, on a first-in, first-out basis, and subsequently from any other Account Value in the Annuity.

 For purposes of calculating any applicable CDSC on a surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior partial withdrawals or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the purchase payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount.

 We may waive any applicable CDSC under certain circumstances including certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a "qualified" investment. Free Withdrawals, Medically-Related Surrenders and Minimum Distributions are each explained more fully in the section entitled "Access to Your Account Value".

 TRANSFER FEE: Currently, you may make twenty (20) free transfers between investment options each Annuity Year. We currently charge $10.00 for each transfer after the twentieth in each Annuity Year. The fee will never be more than $15.00 for each transfer. We do not consider transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. Similarly, transfers made under our 6 or 12 Month Dollar Cost Averaging Program ("6 or
 12 Month DCA Program") and transfers made pursuant to a formula used with an optional benefit are not subject to the Transfer Fee and are not counted toward the twenty free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If you are enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

 ANNUAL MAINTENANCE FEE: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value (including any amount in Fixed Allocations), whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. The fee is taken out only from the Sub-accounts. With respect to ASAP III, APEX II and ASL II, currently, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000 on the anniversary of the Issue Date or at the time of surrender. With respect to XT6, we deduct the Annual Maintenance Fee regardless of Account Value. We do not impose the Annual Maintenance Fee upon annuitization, the payment of a Death Benefit, or a medically-related full surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase. For beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Account Value. For a non-qualified Beneficiary Continuation Option, the fee is only applicable if the Account Value is less than $25,000 at the time the fee is assessed.

 TAX CHARGE: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We pay the tax either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of purchase payments, surrender value, or Account Value as applicable. The tax charge currently ranges up to 3 1/2%. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.

 We will pay company income taxes on the taxable corporate earnings created by this separate account product. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the Annuity. We will periodically review the issue of charging for these taxes and may impose a charge in the future.

 In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because
 (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the contract.

 INSURANCE CHARGE: We deduct an Insurance Charge daily. The charge is assessed against the daily assets allocated to the Sub-accounts and is equal to the amount indicated under "Summary of Contract Fees and Charges". The Insurance Charge is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The Insurance Charge is intended to compensate Prudential Annuities for providing the insurance benefits under each Annuity, including each Annuity's basic Death Benefit that provides guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also covers administrative costs associated with providing the Annuity benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge covers the risk that our assumptions about the mortality risks and expenses under each Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.

 The Insurance Charge is not deducted against assets allocated to a Fixed Allocation. However, the amount we credit to Fixed Allocations or the DCA Fixed Rate Option may also reflect similar assumptions about the insurance guarantees provided under each Annuity and the administrative costs associated with providing the Annuity benefits. That is, the interest rate we credit to a Fixed Rate Option or the DCA Fixed Rate Option may be reduced to reflect those assumptions.

 DISTRIBUTION CHARGE: For ASAP III and XT6, we deduct a Distribution Charge daily. The charge is assessed against the average assets allocated to the Sub-accounts and is equal to the amount indicated under "Summary of Contract Fees and Charges" on an annual basis. The Distribution Charge is intended to compensate us for a portion of our acquisition expenses under the Annuity, including promotion and distribution of the Annuity and, with respect to XT6, the costs associated with offering Credits which are funded through Prudential Annuities general account. The Distribution Charge is deducted against your Annuity's Account Value and any increases or decreases in your Account Value based on market fluctuations of the Sub-accounts will affect the charge.

 OPTIONAL BENEFITS FOR WHICH WE ASSESS A CHARGE: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime 6 Plus, the charge is assessed against the greater of Account Value and Protected Withdrawal Value and taken out of the Sub-accounts and DCA Fixed Rate Options periodically. Please refer to the section entitled "Summary of Contract Fees and Charges" for the list of charges for each optional benefit.

 SETTLEMENT SERVICE CHARGE: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for non-qualified Annuities and 1.40% for qualified Annuities.

 FEES AND EXPENSES INCURRED BY THE PORTFOLIOS: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are reflected daily by each Portfolio before it provides Prudential Annuities with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios.

 WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?
 No specific fees or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations. That is, the existence of those factors results in a reduction to the interest rate that we credit to the Fixed Allocations or the DCA Fixed Rate Option. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from an MVA Fixed Allocation.

 WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?
 If you select a fixed payment option, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a tax charge may apply (see "Tax Charge" above). Currently, we only offer fixed payment options.

 EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES
 We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of any CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. Generally, these types of changes will be based on a reduction to our sales, maintenance or administrative expenses due to the nature of the individual or group purchasing the Annuity. Some of the factors we might consider in making such a decision are: (a) the size and type of group; (b) the number of Annuities purchased by an Owner; (c) the amount of purchase payments or likelihood of additional purchase payments; (d) whether an annuity is reinstated pursuant to our rules; and/or (e) other transactions where sales, maintenance or administrative expenses are likely to be reduced. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

                            PURCHASING YOUR ANNUITY

 WHAT ARE OUR REQUIREMENTS FOR PURCHASING ONE OF THE ANNUITIES?
 INITIAL PURCHASE PAYMENT: We no longer allow new purchases of these Annuities, except in certain states/jurisdictions. Previously, you must have made a minimum initial Purchase Payment as follows: $1,000 for ASAP III, $10,000 for XT6 and APEX II and $15,000 for ASL II. However, if you decided to make payments under a systematic investment or an electronic funds transfer program, we would have accepted a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent purchase payments plus your initial Purchase Payment totaled the minimum initial Purchase Payment amount required for the Annuity purchased.

 We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equal $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. We may apply certain limitations, restrictions, and/or underwriting standards as a condition of our issuance of an Annuity and/or acceptance of Purchase Payments. In addition, we may apply certain limitations and/or restrictions on an Annuity as a condition of our acceptance, including limiting the liquidity features or the Death Benefit protection provided under an Annuity, changing the number of transfers allowable under an Annuity or restricting the Sub-accounts or Fixed Allocations that are available. Other limitations and/or restrictions may apply.

 Speculative Investing - Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.

 Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block a contract owner's ability to make certain transactions, and thereby refuse to accept purchase payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

 Except as noted below, purchase payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Prudential Annuities. Purchase payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, purchase payments may be transmitted to Prudential Annuities via wiring funds through your Financial Professional's broker-dealer firm. Additional purchase payments may also be applied to your Annuity under an electronic funds transfer arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

 AGE RESTRICTIONS: Unless we agree otherwise and subject to our rules, the Owner (or Annuitant if entity owned) must not be older than a maximum issue age as of the Issue Date of the Annuity as follows: age 80 for ASAP III, age
 75 for XT6 and age 85 for APEX II and ASL II. If an Annuity is owned jointly, the oldest of the Owners must not be older than the maximum issue age on the Issue Date. You should consider your need to access your Account Value and whether the Annuity's liquidity features will satisfy that need. If you purchase a Beneficiary Annuity, the maximum issue age is 70 based on the Key Life. If you take a distribution prior to age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner's death.

 "BENEFICIARY" ANNUITY
 You may purchase an Annuity if you are a beneficiary of an annuity that was owned by a decedent, subject to the following requirements. You may transfer the proceeds of the decedent's annuity into one of the Annuities described in this Prospectus and continue receiving the distributions that are required by the tax laws. This transfer option is only available for purchase of an IRA, Roth IRA, or a non-qualified annuity, for distributions based on lives age 70 or under. This transfer option is also not available if the proceeds are being transferred from an annuity issued by us or one of our affiliates and the annuity offers a "Beneficiary Continuation Option".

 Upon purchase, the Annuity will be issued in the name of the decedent for your benefit. You must take required distributions at least annually, which we will calculate based on the applicable life expectancy in the year of the decedent's death, using Table 1 in IRS Publication 590. These distributions are not subject to any CDSC.

 For IRAs and Roth IRAs, distributions must begin by December 31 of the year following the year of the decedent's death. If you are the surviving spouse beneficiary, distributions may be deferred until the decedent would have attained age 70 1/2, however if you choose to defer distributions, you are responsible for complying with the distribution requirements under the Code, and you must notify us when you would like distributions to begin. For additional information regarding the tax considerations applicable to beneficiaries of an IRA or Roth IRA, see "Required Distributions Upon Your Death for Qualified Annuity Contracts" in the Tax Considerations section of this Prospectus.

 For non-qualified Annuities, distributions must begin within one year of the decedent's death. For additional information regarding the tax considerations applicable to beneficiaries of a non-qualified Annuity see "Required Distributions Upon Your Death for Nonqualified Annuity Contracts" in the Tax Consideration section of your prospectus.

 You may choose to take more than your required distribution. You may take withdrawals in excess of your required distributions, however your withdrawal may be subject to the Contingent Deferred Sales Charge. Any withdrawals reduce the required distribution for the year. All applicable charges will be assessed against your Annuity, such as the Insurance Charge and the Annual Maintenance Fee.

 The Annuity may provide a basic Death Benefit upon death, and you may name "successors" who may either receive the Death Benefit as a lump sum or continue receiving distributions after your death under the Beneficiary Continuation Option.

 Please note the following additional limitations for a Beneficiary Annuity:
..   No additional purchase payments are permitted. You may only make a one-time initial Purchase Payment transferred to us directly from another annuity or eligible account. You may not make your Purchase Payment as an indirect rollover, or combine multiple "Transfer of Assets" or "TOA's" into a single contract as part of this "Beneficiary" Annuity.
..   You may not elect any optional living or death benefits. Annuity Rewards is not available.
..   You may not annuitize the Annuity; no annuity options are available.
..   You may participate only in the following programs: Auto-Rebalancing,
    Dollar Cost Averaging (but not the 6 or 12 Month Dollar Cost Averaging Program), Systematic Withdrawals, and Third Party Investment Advisor.
..   You may not assign or change ownership of the Annuity, and you may not change or designate another life upon which distributions are based. A "beneficiary annuity" may not be co-owned.
..   If the Annuity is funded by means of transfer from another "Beneficiary
    Annuity" with another company, we require that the sending company or the beneficial owner provide certain information in order to ensure that applicable required distributions have been made prior to the transfer of the contract proceeds to us. We further require appropriate information to enable us to accurately determine future distributions from the Annuity. Please note we are unable to accept a transfer of another "Beneficiary Annuity" where taxes are calculated based on an exclusion amount or an exclusion ratio of earnings to original investment. We are also unable to accept a transfer of an annuity that has annuitized.
..   The beneficial owner of the Annuity can be an individual, grantor trust, or, for an IRA or Roth IRA, a qualified trust. In general, a qualified trust (1) must be valid under state law; (2) must be irrevocable or became irrevocable by its terms upon the death of the IRA or Roth IRA owner; and
    (3) the beneficiaries of the trust who are beneficiaries with respect to the trust's interest in this Annuity must be identifiable from the trust instrument and must be individuals. A qualified trust must provide us with a list of all beneficiaries to the trust (including contingent and remainder beneficiaries with a description of the conditions on their entitlement), all of whom must be individuals, as of September 30/th/ of the year following the year of death of the IRA or Roth IRA owner, or date of Annuity application if later. The trustee must also provide a copy of the trust document upon request. If the beneficial owner of the Annuity is a grantor trust, distributions must be based on the life expectancy of the grantor. If the beneficial owner of the Annuity is a qualified trust, distributions must be based on the life expectancy of the oldest beneficiary under the trust.
..   If this Beneficiary Annuity is transferred to another company as a tax-free exchange with the intention of qualifying as a beneficiary annuity with the receiving company, we may require certifications from the receiving company that required distributions will be made as required by law.
..   If you are transferring proceeds as beneficiary of an annuity that is owned by a decedent, we must receive your transfer request at least 45 days prior to your first required distribution. If, for any reason, your transfer request impedes our ability to complete your first distribution by the required date, we will be unable to accept your transfer request.

 OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

   . Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act independently on behalf of both owners. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term "Owner."
   . Annuitant: The Annuitant is the person upon whose life we continue to make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the accumulation period. In limited circumstances and where allowed by law, you may name one or more Contingent Annuitants. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax Considerations section of the Prospectus. For Beneficiary Annuities, instead of an Annuitant there is a "Key Life" which is used to determine the annual required distributions.
   . Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary Designation should be the exact name of your beneficiary, not only a reference to the beneficiary's relationship to you. If you use a designation of "surviving spouse," we will pay the Death
       Benefit to the individual that is your spouse at the time of your death (as defined under the federal tax laws and regulations). If no beneficiary is named the Death Benefit will be paid to you or your estate. For Beneficiary Annuities, instead of a Beneficiary, the term "Successor" is used.

 Your right to make certain designations may be limited if your Annuity is to be used as an IRA, Beneficiary Annuity or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

                             MANAGING YOUR ANNUITY

 MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?
 You may change the Owner, Annuitant and Beneficiary Designations by sending us a request in writing in a form acceptable to us. However, if the Annuity is held as a Beneficiary Annuity, the Owner may not be changed and you may not designate another Key Life upon which distributions are based. Upon an ownership change, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:
..   a new Owner subsequent to the death of the Owner or the first of any joint
    Owners to die, except where a spouse Beneficiary has become the Owner as a result of an Owner's death;
..   a new Annuitant subsequent to the Annuity Date;
..   for "non-qualified" investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity; and
..   a change in Beneficiary if the Owner had previously made the designation irrevocable.

 There are also restrictions on designation changes when you have elected certain optional benefits. See the "Living Benefits" and "Death Benefits" sections of this Prospectus for any such restrictions.

 If you wish to change the Owner and/or Beneficiary under the Annuity, or to assign the Annuity, you must deliver the request to us in writing at our Service Office. Generally, any change of Owner and/or Beneficiary, or assignment of the Annuity, will take effect when accepted and recorded by us (unless an alternative rule is stipulated by applicable State law). We are not responsible for any transactions processed before a change of Owner and/or Beneficiary, and an assignment of the Annuity, is accepted and recorded by us. UNLESS PROHIBITED BY APPLICABLE STATE LAW, WE RESERVE THE RIGHT TO REFUSE A PROPOSED CHANGE OF OWNER AND/OR BENEFICIARY, AND A PROPOSED ASSIGNMENT OF THE ANNUITY, AT ANY TIME ON A NON-DISCRIMINATORY BASIS, AND WE ARE NOT OBLIGATED TO PROCESS YOUR REQUEST WITHIN ANY PARTICULAR TIME FRAME. For New York Annuities, a request to change the Owner, Annuitant, Contingent Annuitant, Beneficiary and contingent Beneficiary designations is effective when signed, and an assignment is effective upon our receipt. We assume no responsibility for the validity or tax consequences of any change of Owner and/or Beneficiary or any assignment of the Annuity.

 DEATH BENEFIT SUSPENSION UPON CHANGE OF OWNER OR ANNUITANT. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See the Death Benefit section of this prospectus for additional details.

 SPOUSAL DESIGNATIONS
 If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-owner unless you elect an alternative Beneficiary Designation. Unless you elect an alternative Beneficiary Designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death Benefit that would have been payable will be the new Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional purchase payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.

 Spousal assumption is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code ("Code") (or any successor Code section thereto) ("Custodial Account") and, on the date of the Annuitant's death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.

 Spousal assumption is only permitted to spouses as defined by federal law.

 CONTINGENT ANNUITANT
 Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Internal Revenue Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account, as described in the above section.

 Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. If the Custodial Account elects to receive the Death Benefit, the Account Value of the Annuity as of the date of due proof of death of the Annuitant will reflect the amount that would have been payable had a Death Benefit been paid. See the section above entitled "Spousal Designations" for more information about how the Annuity can be continued by a Custodial Account.

 MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?
 If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a "free look." Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, or longer, measured from the time that you received your Annuity. If you return your Annuity during the applicable period, we will refund your current Account Value plus any tax charge deducted, less any applicable federal and state income tax withholding and depending on your state's requirements, any applicable insurance charges deducted. The amount returned to you may be higher or lower than the Purchase Payment(s) applied during the right to cancel period and may be subject to a market value adjustment if it was allocated to a MVA Fixed Allocation. With respect to XT6, if you return your Annuity, we will not return any XTra Credits we applied your Annuity based on your purchase payments.

 MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?
 Unless we agree otherwise and subject to our rules, the minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in our Systematic Investment Plan or a periodic Purchase Payment program. Purchase payments made while you participate in an asset allocation program will be allocated in accordance with such benefit. Additional purchase payments may be made at any time before the Annuity Date (unless the Annuity is held as a Beneficiary Annuity), or prior to the Account Value being reduced to zero. Purchase payments are not permitted if the Annuity is held as a Beneficiary Annuity.

 MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?
 You can make additional purchase payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity (unless your Annuity is being held as a Beneficiary Annuity). We call our electronic funds transfer program "the Systematic Investment Plan." purchase payments made through electronic funds transfer may only be allocated to the Sub-accounts when applied. Different allocation requirements may apply in connection with certain optional benefits. We may allow you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments through an electronic funds transfer that will equal at least the minimum Purchase Payment set forth above during the first 12 months of your Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur.

 MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM? These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic purchase payments through a salary reduction program as long as the allocations are made only to Sub-accounts and the periodic purchase payments received in the first year total at least the minimum Purchase Payment set forth above.

                          MANAGING YOUR ACCOUNT VALUE

 HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?
 (See "Valuing Your Investment" for a description of our procedure for pricing initial and subsequent purchase payments.)

 INITIAL PURCHASE PAYMENT: Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions for allocating your Account Value. The Purchase Payment is your initial Purchase Payment minus any tax charges that may apply. You can allocate purchase payments to one or more available Sub-accounts or available Fixed Allocations. Investment restrictions will apply if you elect certain optional benefits.

 SUBSEQUENT PURCHASE PAYMENTS: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent purchase payments, we will allocate any additional purchase payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent purchase payments according to any new allocation instructions. Unless you tell us otherwise, purchase payments made while you participate in an asset allocation program will be allocated in accordance with such program.

 HOW DO I RECEIVE A LOYALTY CREDIT UNDER THE ASAP III AND APEX II ANNUITIES?
 We apply a Loyalty Credit to your Annuity's Account Value at the end of your fifth Annuity Year ("fifth Annuity Anniversary"). With respect to ASAP III, for annuities issued on or after February 13, 2006, the Loyalty Credit is equal to 0.50% of total purchase payments made during the first four Annuity Years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Annuity Anniversary. With respect to APEX II, for annuities issued between June 20, 2005 and February 12, 2006, the Loyalty Credit is equal to 2.25% of total purchase payments made during the first four Annuity Years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Annuity Anniversary. For APEX II Annuities issued on or after February 13, 2006, the Loyalty Credit is equal to 2.75% of total purchase payments made during the first four Annuity Years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Annuity Anniversary.

 If the total purchase payments made during the first four Annuity Years is less than the cumulative amount of withdrawals made on or before the fifth Annuity Anniversary, no Loyalty Credit will be applied to your Annuity. Also, no Loyalty Credit will be applied to your Annuity if your Account Value is zero on the fifth Annuity Anniversary. This would include any situation where the Annuity is still in force due to the fact that payments are being made under an optional benefit such as Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Guaranteed Minimum Withdrawal Benefit, Highest Daily Lifetime 6 Plus, and Spousal Highest Daily Lifetime 6 Plus. In addition, no Loyalty Credit will be applied to your Annuity if before the fifth Annuity
 Anniversary: (i) you have surrendered your Annuity; (ii) you have annuitized your Annuity; (iii) your Beneficiary has elected our Beneficiary Continuation Option; or (iv) we have received due proof of your death (and there has been no spousal continuation election made). If your spouse continues the Annuity under our spousal continuation option, we will apply the Loyalty Credit to your Annuity only on the fifth Annuity Anniversary measured from the date that we originally issued you the Annuity. Since the Loyalty Credit is applied to the Account Value only, any guarantees that are not based on Account Value will not reflect the Loyalty Credit. Similarly, guarantees that are made against a loss in Account Value will not be triggered in certain very limited circumstances where they otherwise would have been, had no Loyalty Credit been applied to the Account Value.

 HOW ARE LOYALTY CREDITS APPLIED TO MY ACCOUNT VALUE UNDER THE ASAP III AND APEX II ANNUITIES?
 Any Loyalty Credit that is allocated to your Account Value on the fifth Annuity Anniversary will be allocated to the Fixed Allocations and Sub-accounts according to the "hierarchy" described in this paragraph. This hierarchy consists of a priority list of investment options, and the Loyalty Credit is applied based on which of the items below is applicable and in effect when the Loyalty Credit is applied. Thus, if a given item in the priority list is inapplicable to you, we move to the next item. The hierarchy is as follows: (a) if you participate in the Custom Portfolios Program (FKA - Optional Allocation & Rebalancing Program), any Loyalty Credit will be invested in accordance with such Program, (b) if you participate in an asset allocation program (see Appendix D for a description of such programs), in accordance with that program, (c) in accordance with your standing allocation instructions (d) if you participate in the Systematic Investment Plan, in accordance with that Plan, (e) if you participate in an automatic rebalancing program, in accordance with that program (f) in accordance with how your most recent purchase payment was allocated and (g) otherwise in accordance with your instructions, if items (a) through (f) above are not permitted or applicable.

 EXAMPLE OF APPLYING THE LOYALTY CREDIT WITH RESPECT TO ASAP III.
 Assume you make an initial Purchase Payment of $10,000 and your Annuity is issued on or after February 13, 2006. During Annuity Year four (i.e., prior to the fourth Annuity Anniversary) you make an additional $10,000 Purchase Payment. During the early part of Annuity Year five (i.e., prior to the fifth Annuity Anniversary) you make a $10,000 Purchase Payment and later in the year make a withdrawal of $5,000. The Loyalty Credit that we will apply to your Annuity on the fifth Annuity Anniversary is, subject to state availability, equal to 0.50% of $15,000 (this represents the $20,000 of purchase payments made during the first four

 Annuity Years minus the $5,000 withdrawal made in the fifth Annuity Year. The computation disregards the additional $10,000 Purchase Payment made in the fifth Annuity Year.) Therefore, the Loyalty Credit amount would be equal to $75.00.

 EXAMPLE OF APPLYING THE LOYALTY CREDIT WITH RESPECT TO APEX II.
 Assume you make an initial Purchase Payment of $10,000 and your Annuity is issued on or after February 13, 2006. During Annuity Year four (i.e., prior to the fourth Annuity Anniversary) you make an additional $10,000 Purchase Payment. During the early part of Annuity Year five (i.e., prior to the fifth Annuity Anniversary) you make a $10,000 Purchase Payment and later in the year make a withdrawal of $5,000. The Loyalty Credit that we will apply to your Annuity on the fifth Annuity Anniversary is, subject to state availability, equal to 2.75% of $15,000 (this represents the $20,000 of purchase payments made during the first four Annuity Years minus the $5,000 withdrawal made in the fifth Annuity Year. The computation disregards the additional $10,000 Purchase Payment made in the fifth Annuity Year.) Therefore, the Loyalty Credit amount would be equal to $412.50.

 HOW DO I RECEIVE CREDITS UNDER THE XT6 ANNUITY?
 We apply a "Credit" to your Annuity's Account Value each time you make a Purchase Payment during the first six (6) Annuity Years. The amount of the Credit is payable from our general account. The amount of the Credit depends on the Annuity Year in which the Purchase Payment(s) is made, according to the table below:

 For annuities issued on or after February 13, 2006 (subject to state availability):

                              ANNUITY YEAR  CREDIT
                              --------------------
                                  1          6.50%
                                  2          5.00%
                                  3          4.00%
                                  4          3.00%
                                  5          2.00%
                                  6          1.00%
                                  7+         0.00%
                              --------------------

 For annuities issued prior to February 13, 2006:

                              ANNUITY YEAR  CREDIT
                              --------------------
                                  1          6.00%
                                  2          5.00%
                                  3          4.00%
                                  4          3.00%
                                  5          2.00%
                                  6          1.00%
                                  7+         0.00%
                              --------------------

 CREDITS APPLIED TO PURCHASE PAYMENTS FOR DESIGNATED CLASS OF ANNUITY OWNER Prior to May 1, 2004, where allowed by state law, Annuities could be purchased by a member of the class defined below, with a different table of Credits. The Credit applied to all purchase payments on such Annuities is as follows based on the Annuity Year in which the Purchase Payment was made: Year 1 -9.0%; Year 2 -9.0%; Year 3 -8.5%; Year 4 -8.0%; Year 5 -7.0%; Year 6 -6.0%; Year 7 -5.0%;
 Year 8 -4.0%; Year 9 -3.0%; Year 10 -2%; Year 11+ -0.0%.

 The designated class of Annuity Owners included: (a) any parent company, affiliate or subsidiary of ours; (b) an officer, director, employee, retiree, sales representative, or in the case of an affiliated broker-dealer, registered representative of such company; (c) a director, officer or trustee of any underlying mutual fund; (d) a director, officer or employee of any investment manager, sub-advisor, transfer agent, custodian, auditing, legal or administrative services provider that is providing investment management, advisory, transfer agency, custodian-ship, auditing, legal and/or administrative services to an underlying mutual fund or any affiliate of such firm; (e) a director, officer, employee or registered representative of a broker-dealer or insurance agency that has a then current selling agreement with us and/or with Prudential Annuities Distributors, Inc., a Prudential Financial Company; (f) a director, officer, employee or authorized representative of any firm providing us or our affiliates with regular legal, actuarial, auditing, underwriting, claims, administrative, computer support, marketing, office or other services; (g) the then current spouse of any such person noted in (b) through (f), above; (h) the parents of any such person noted in (b) through (g), above; (i) the child(ren) or other legal dependent under the age of 21 of any such person noted in (b) through (h); and (j) the siblings of any such persons noted in (b) through (h) above.

 All other terms and conditions of the Annuity apply to Owners in the designated class.

 HOW ARE CREDITS APPLIED TO ACCOUNT VALUE UNDER THE XT6 ANNUITY?
 Each Credit is allocated to your Account Value at the time the Purchase Payment is applied to your Account Value. The amount of the Credit is allocated to the investment options in the same ratio as the applicable Purchase Payment is applied.

 EXAMPLES OF APPLYING CREDITS

 INITIAL PURCHASE PAYMENT
 Assume you make an initial Purchase Payment of $10,000 and your Annuity is issued on or after February 13, 2006. We would apply a 6.5% Credit to your Purchase Payment and allocate the amount of the Credit ($650 = $10,000 X .065) to your Account Value in the proportion that your Purchase Payment is allocated.

 ADDITIONAL PURCHASE PAYMENT IN ANNUITY YEAR 2
 Assume that you make an additional Purchase Payment of $5,000. We would apply a 5.0% Credit to your Purchase Payment and allocate the amount of the Credit ($250 = $5,000 X .05) to your Account Value.

 ADDITIONAL PURCHASE PAYMENT IN ANNUITY YEAR 6
 Assume that you make an additional Purchase Payment of $15,000. We would apply a 1.0% Credit to your Purchase Payment and allocate the amount of the Credit ($150 = $15,000 X .01) to your Account Value.

 The amount of any XTra Credits applied to your XT6 Annuity Account Value can be taken back by Prudential Annuities under certain circumstances:
..   any XTra Credits applied to your Account Value on purchase payments made within the 12 months before the Owner's (or Annuitant's if entity owned) date of death will be taken back (to the extent allowed by state law);
..   the amount available under the medically-related surrender portion of the
    Annuity will not include the amount of any XTra Credits payable on purchase payments made within 12 months prior to the date of a request under the medically-related surrender provision; and
..   if you elect to "free look" your Annuity, the amount returned to you will not include the amount of any XTra Credits.

 The Account Value may be substantially reduced if Prudential Annuities takes back the XTra Credit amount under these circumstances. The amount we take back will equal the XTra Credit, without adjustment up or down for investment performance. Therefore, any gain on the XTra Credit amount will not be taken back. But if there was a loss on the XTra Credit, the amount we take back will still equal amount of the XTra Credit. We do not deduct a CDSC in any situation where we take back the XTra Credit amount. During the first 10 Annuity Years, the total asset-based charges on this Annuity (including the Insurance Charge and the Distribution Charge) are higher than many of our other annuities, including other annuities we offer that apply credits to purchase payments.

 GENERAL INFORMATION ABOUT CREDITS
..   We do not consider Credits to be "investment in the contract" for income tax purposes.
..   You may not withdraw the amount of any Credits under the Free Withdrawal provision. The Free Withdrawal provision only applies to withdrawals of purchase payments.

 ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS? During the accumulation period you may transfer Account Value between investment options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. You may not transfer Account Value to any Fixed Allocation used with a dollar cost averaging program or any DCA Fixed Rate Options. You may only allocate purchase payments to Fixed Allocations used with a dollar cost averaging program or the DCA Fixed Rate Options.

 Currently, any transfer involving the ProFunds VP Sub-accounts must be received by us no later than 3:00 p.m. Eastern time (or one hour prior to any announced closing of the applicable securities exchange) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically, including through Prudential Annuities' Internet website (www.prudentialannuities.com).

 Currently, we charge $10.00 for each transfer after the twentieth
 (20/th/) transfer in each Annuity Year. Transfers made as part of a Dollar Cost Averaging (including the 6 or 12 Month Dollar Cost Averaging Program), Automatic Rebalancing or asset allocation program do not count toward the twenty free transfer limit. Renewals or transfers of Account Value from an MVA Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee. We may also increase the Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

 Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission as a "writing", (ii) will treat multiple transfer requests submitted on the same Valuation Day as a single transfer, and
 (iii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money Market Portfolio or any transfer that involves one of our systematic programs, such as asset allocation and automated withdrawals.

 Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a Portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. Each Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e., one or more of the Sub-accounts corresponding to the ProFund Portfolios and the AST Money Market Portfolio), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts.

 In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or
 (b) we are informed by a Portfolio (e.g., by the Portfolio's portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:
..   With respect to each Sub-account (other than the AST Money Market
    Sub-account, or a Sub-account corresponding to a ProFund Portfolio), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the "Transfer Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals;
    (ii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money Market Portfolio; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.
..   We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

 If we deny one or more transfer requests under the foregoing rules, we will inform you or your Financial Professional promptly of the circumstances concerning the denial.

 Contract owners in New York who purchased their contracts prior to March 15, 2004 are not subject to the specific restrictions outlined in bulleted paragraphs immediately above. In addition, there are contract owners of different variable annuity contracts that are funded through the same Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Finally, there are contract owners of other variable annuity contracts or variable life contracts that are issued by Prudential Annuities as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a Financial Professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund's assets which may affect all contract owners invested in the affected options. Apart from jurisdiction-specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a Financial Professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.

 ALTHOUGH OUR TRANSFER RESTRICTIONS ARE DESIGNED TO PREVENT EXCESSIVE TRANSFERS, THEY ARE NOT CAPABLE OF PREVENTING EVERY POTENTIAL OCCURRENCE OF EXCESSIVE TRANSFER ACTIVITY.
 The Portfolios have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract owners (including an Annuity Owner's TIN number), and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific contract owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive "omnibus" purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Portfolios (and thus contract owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.

 A Portfolio also may assess a short term trading fee (redemption fee) in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.

 DO YOU OFFER DOLLAR COST AVERAGING?
 Yes. As discussed below, we offer Dollar Cost Averaging programs during the accumulation period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from Sub-accounts, or a program that transfers amounts monthly from Fixed Allocations or DCA Fixed Rate Options. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of market fluctuation on the investment of your Purchase Payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. We do not deduct a charge for participating in a Dollar Cost Averaging program.

 You can Dollar Cost Average from Sub-accounts, the Fixed Allocations or the DCA Fixed Rate Options. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:
   . You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years (except for the DCA Fixed Rate Options).
   . You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.
   . Dollar Cost Averaging transfers from Fixed Allocations are not subject to a Market Value Adjustment.

 NOTE: WHEN A DOLLAR COST AVERAGING PROGRAM IS ESTABLISHED FROM A FIXED ALLOCATION OR A DCA FIXED RATE OPTION, THE FIXED RATE OF INTEREST WE CREDIT TO YOUR ACCOUNT VALUE IS APPLIED TO A DECLINING BALANCE DUE TO THE TRANSFERS OF ACCOUNT VALUE TO THE SUB-ACCOUNTS. THIS WILL REDUCE THE EFFECTIVE RATE OF RETURN ON THE FIXED ALLOCATION OR A DCA FIXED RATE OPTION OVER THE GUARANTEE PERIOD OR THE DURATION OF THE PROGRAM, RESPECTIVELY.

 The Dollar Cost Averaging programs are not available if you have elected an automatic rebalancing program or an asset allocation program. Dollar Cost Averaging from Fixed Allocations also is not available if you elect certain optional benefits.

 Prudential Annuities originally offered specific Fixed Allocations with Guarantee Periods of 6 months or 12 months exclusively for use with a Dollar Cost Averaging program on the APEX II product. Those 6 month/12 month Fixed Allocations were designed to automatically transfer Account Value in either 6 or 12 payments under a Dollar Cost Averaging program. Dollar Cost Averaging transfers commenced on the date the Fixed Allocation was established, and then proceeded each month following until the entire principal amount plus earnings was transferred. Fixed Allocations could only be established with your initial Purchase Payment or additional purchase payments. You could not transfer existing Account Value to a Fixed Allocation. We discontinued offering these 6 and 12 month Fixed Allocations beginning on May 1, 2009.

 Under our current dollar cost averaging program used with Fixed Allocations, Account Value allocated to the Fixed Allocations will be transferred to the Sub-accounts you choose. If you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s), you must transfer all remaining Account Value to any other investment option. Unless you provide alternate instructions at the time you terminate the Dollar Cost Averaging program, Account Value will be transferred to the AST Money Market Sub-account. Transfers from Fixed Allocations as part of a Dollar Cost Averaging program are not subject to a Market Value Adjustment. However, a Market Value Adjustment will apply if you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s). Please note that under the 6 or 12 Month DCA Program (described immediately below), no Market Value Adjustment applies.

 6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE "6 OR 12 MONTH DCA PROGRAM") The 6 or 12 Month DCA Program is available for contracts issued on and after May 1, 2009 (subject to applicable State approval). The program is subject to our rules at the time of election and may not be available in conjunction with other programs and benefits we make available. We may discontinue, modify or amend this program from time to time. Highest Daily Lifetime 7 Plus ,Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, and Spousal Highest Daily Lifetime 6 Plus are the only optional living benefits and the Highest Anniversary Value death benefit and the Combination 5% Roll-up + HAV death benefit are the only death benefits you may participate in if you also participate in the 6 or 12 Month DCA Program, although you do not need to select any optional benefit to participate in the program. To participate in the 6 or 12 Month DCA Program, you must allocate at least a $2000 Purchase Payment to our DCA Fixed Rate Options. These DCA Fixed Rate Options are distinct from the Fixed Allocations described immediately above. Most notably, transfers out of a DCA Fixed Rate Option are never subject to a Market Value Adjustment. Dollar cost averaging does not assure a profit, or protect against a loss.

 THE KEY FEATURES OF THIS PROGRAM ARE AS FOLLOWS:
   . You may only allocate purchase payments to these DCA Fixed Rate Options. You may not transfer Account Value into this program.
   .   As part of your election to participate in the 6 or 12 Month DCA
       Program, you specify whether the monthly transfers under the 6 or 12 Month DCA Program are to be made over a 6 month or 12 month period. We then set the monthly transfer amount, by dividing the Purchase Payment (including any associated credit) you have allocated to the DCA Fixed Rate Options by the number of months. For example, if you allocated $6000, and selected a 6 month DCA Program, we would transfer $1000 each month. We will adjust the monthly transfer amount if, during the transfer period, the amount allocated to the DCA Fixed Rate Options is reduced (e.g., due to the deduction of the applicable portion of the fee for an optional benefit, withdrawals or due to a transfer of Account Value out of the DCA Fixed Rate Options initiated by the mathematical formula used with Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus Highest Daily Lifetime 6 Plus, or Spousal Highest Daily Lifetime 6 Plus. In that event, we will re-calculate the amount of each remaining transfer by dividing the amount in the DCA Fixed Rate Option by the number of remaining transfers. If the recalculated transfer amount is below the minimum transfer required by the program, we will transfer the remaining amount from the DCA Fixed Rate Option on the next scheduled transfer and terminate the program.
   . Any withdrawals, transfers, or fees deducted from the DCA Fixed Rate Options will reduce the DCA Fixed Rate Options on a "last-in, first-out" basis. If you have only one 6 or 12 Month DCA Program in operation, withdrawals, transfers, or fees may be deducted from the DCA Fixed Rate Options associated with that Program. You may, however, have more than one 6 or 12 Month DCA Program operating at the same time (so long as any such additional 6 or 12 Month DCA Program is of the same duration). For example, you may have more than one 6 month DCA Program running, but may not have a 6 month Program running simultaneously with a 12 month Program. If you have multiple 6 or 12 Month DCA Programs running, then the above reference to "last-in, first-out" means that amounts will be deducted first from the DCA Fixed Rate Options associated with the 6 or 12 Month DCA Program that was established most recently.
   . The first transfer under the Program occurs on the day you allocate a Purchase Payment to the DCA Fixed Rate Options (unless modified to comply with State law) and on each month following until the entire principal amount plus earnings is transferred.
   .   We do not count transfers under the 6 or 12 Month DCA Program against the number of free transfers allowed under your Annuity.
   . The minimum transfer amount is $100, although we will not impose that requirement with respect to the final amount to be transferred under the Program.
   . If you are not participating in Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus Highest Daily Lifetime 6 Plus, or Spousal Highest Daily Lifetime 6 Plus, we will make transfers under the 6 or 12 month DCA Program to the Sub-accounts that you specified upon your election of the Program. If you are participating in any Highest Daily Lifetime 7 Plus benefit or Highest Daily Lifetime 6 Plus benefit, we will allocate amounts transferred out of the DCA Fixed Rate Options in the following manner: (a) if you are participating in the Custom Portfolios Program (FKA - Optional Allocation and Rebalancing Program), we will allocate to the Sub-accounts in accordance with the rules of that program (b) if you are not participating in the Custom Portfolios Program, we will make transfers under the Program to the Sub-accounts that you specified upon your election of the Program, provided those instructions comply with the allocation requirements for Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 7 Plus or Spousal Highest Daily Lifetime 6 Plus (as applicable) and (c) whether or not you participate in the Custom Portfolios Program, no portion of our monthly transfer under the 6 or 12 Month DCA Program will be directed initially to the AST Investment Grade Bond Sub-account (although the DCA Fixed Rate Option is treated as a "Permitted Sub-account" for purposes of transfers to the AST Investment Grade Bond Sub-account under the pre-determined mathematical formula under the Highest Daily Lifetime 7 Plus or Highest Daily Lifetime 6 Plus benefits) (see below).
   . If you are participating in Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus or Spousal Highest Daily Lifetime 6 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options associated with the 6 or 12 Month DCA Program. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis.
   . If you are participating in one of our automated withdrawal programs (e.g., Systematic Withdrawals), we may include within that withdrawal program amounts held within the DCA Fixed Rate Options. If you have elected any Highest Daily Lifetime 7 Plus or Highest Daily Lifetime 6 Plus benefit, any withdrawals will be taken on a pro-rata basis from your Sub-accounts and the DCA Fixed Rate Options.
   .   We impose no fee for your participation in the 6 or 12 Month DCA Program.
   . You may cancel the DCA Program at any time. If you do, we will transfer any remaining amount held within the DCA Fixed Rate Options according to your instructions. If you do not provide any such instructions, we will transfer any remaining amount held in the DCA Fixed Rate Options on a pro rata basis to the Sub-accounts in which you are invested currently. If any such Sub-account is no longer available, we may allocate the amount that would have been applied to that Sub-account to the AST Money Market Sub-account.
   . You cannot utilize "rate lock" with the 6 or 12 Month DCA Program. The interest rate we credit under the program will be the rate on the date the purchase payment is allocated to the 6 or 12 Month DCA Program.
   . We credit interest to amounts held within the DCA Fixed Rate Options at the applicable declared rates. We credit such interest until the earliest of the following (a) the date the entire amount in the DCA
       Fixed Rate Option has been transferred out (b) the date the entire amount in the DCA Fixed Rate Option is withdrawn (c) the date as of which any death benefit payable is determined or (d) the Annuity Date.
   . The interest rate earned in a DCA Fixed Rate Option will be no less than the minimum guaranteed interest rate. We may, from time to time, declare new interest rates for new purchase payments that are higher than the minimum guaranteed interest rate. Please note that the interest rate that we apply under the 6 or 12 Month DCA Program is applied to a declining balance. Therefore, the amount of interest you receive will decrease as amounts are systematically transferred from the DCA Fixed Rate Option to the Sub-accounts, and the effective interest rate earned will therefore be less than the declared interest rate.
   . The 6 or 12 Month DCA Program may be referred to in your Rider and/or the Application as the "Enhanced Dollar Cost Averaging Program."

 NOTE: WHEN A 6 OR 12 MONTH DCA PROGRAM IS ESTABLISHED FROM A DCA FIXED RATE OPTION, THE FIXED RATE OF INTEREST WE CREDIT TO YOUR ACCOUNT VALUE IS APPLIED TO A DECLINING BALANCE DUE TO THE TRANSFERS OF ACCOUNT VALUE TO THE SUB-ACCOUNTS (INCLUDING ANY TRANSFERS UNDER AN OPTIONAL BENEFIT FORMULA). THIS WILL REDUCE THE EFFECTIVE RATE OF RETURN ON THE DCA FIXED RATE OPTION.

 DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?
 Yes. During the accumulation period, we offer Automatic Rebalancing among the Sub-accounts you choose. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you chose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift. We also offer the Custom Portfolios Program (FKA - Optional Allocation and Rebalancing Program), which is available if you have elected one of the Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Highest Daily GRO II, or GRO Plus II benefits.

 Any transfer to or from any Sub-account that is not part of your Automatic Rebalancing program, will be made; however, that Sub-account will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.

 There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a Systematic Withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.

 If you are participating in an optional living benefit (such as Highest Daily Lifetime 6 Plus) that makes transfers under a pre-determined mathematical formula, and you have opted for automatic rebalancing; you should be aware that: (a) the AST bond portfolio used as part of the pre-determined mathematical formula will not be included as part of automatic rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing Program.

 ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?
 We currently do not offer any asset allocation programs for use with your Annuity. Prior to December 5, 2005, we made certain asset allocation programs available. If you enrolled in one of the asset allocation programs prior to December 5, 2005, see the Appendix D entitled, "Additional Information on the Asset Allocation Programs" for more information on how the programs are administered.

 WHAT IS THE BALANCED INVESTMENT PROGRAM?
 We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the Sub-accounts that you select. When you enroll in the Balanced Investment Program, you choose the duration that you wish the program to last. This determines the duration of the Guarantee Period for the Fixed Allocation. Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific "principal amount" (such as your initial Purchase Payment). We determine the amount based on the rates then in effect for the Guarantee Period you choose. If you continue the program until the end of the Guarantee Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the "principal amount". Withdrawals or transfers from the Fixed Allocation before the end of the Guarantee Period will terminate the program and may be subject to a Market Value Adjustment (which may be positive or negative). You can transfer the Account Value that is not allocated to the Fixed Allocation between any of the Sub-accounts available under your Annuity. Account Value you allocate to the Sub-accounts is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program. This program is not available if your Annuity is held as a Beneficiary Annuity.

      EXAMPLE
      Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account Value ($21,880) will be allocated to the Sub-accounts. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the Sub-accounts.

 * The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

 MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS?
 Yes. Subject to our rules, your Financial Professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving investment options. IF YOUR FINANCIAL PROFESSIONAL HAS THIS AUTHORITY, WE DEEM THAT ALL TRANSACTIONS THAT ARE DIRECTED BY YOUR FINANCIAL PROFESSIONAL WITH RESPECT TO YOUR ANNUITY HAVE BEEN AUTHORIZED BY YOU. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Financial Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.

 MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?
 Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuities. EVEN IF THIS IS THE CASE, HOWEVER, PLEASE NOTE THAT THE INVESTMENT ADVISOR YOU ENGAGE TO PROVIDE ADVICE AND/OR MAKE TRANSFERS FOR YOU, IS NOT ACTING ON OUR BEHALF, BUT RATHER IS ACTING ON YOUR BEHALF. We do not offer advice about how to allocate your Account Value under any circumstance. As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf. Please note that if you have engaged a third-party investment advisor to provide asset allocation services with respect to your Annuity, we may not allow you to elect an optional benefit that requires investment in an asset allocation Portfolio and/or that involves mandatory Account Value transfers (e.g. Highest Daily GRO).

 It is your responsibility to arrange for the payment of the advisory fee charged by your investment advisor. Similarly, it is your responsibility to understand the advisory services provided by your investment advisor and the advisory fees charged for the services.

 We or an affiliate of ours may provide administrative support to licensed, registered Financial Professionals or Investment advisors who you authorize to make financial transactions on your behalf. We may require Financial Professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with

 Prudential Annuities as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the Financial Professional's or investment advisor's ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of a Financial Professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) of Prudential Annuities.

 PLEASE NOTE: Annuities where your Financial Professional or investment advisor has the authority to forward instruction on financial transactions are also subject to the restrictions on transfers between investment options that are discussed in the section entitled "ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?" Since transfer activity directed by a Financial Professional or third party investment adviser may result in unfavorable consequences to all contract owners invested in the affected options, we reserve the right to limit the investment options available to a particular Owner where such authority as described above has been given to a Financial Professional or investment advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your Financial Professional. Your Financial Professional will be informed of all such restrictions on an ongoing basis. We may also require that your Financial Professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com).

 LIMITATIONS THAT WE MAY IMPOSE ON YOUR FINANCIAL PROFESSIONAL OR INVESTMENT ADVISOR UNDER THE TERMS OF THE ADMINISTRATIVE AGREEMENT DO NOT APPLY TO FINANCIAL TRANSACTIONS REQUESTED BY AN OWNER ON THEIR OWN BEHALF, EXCEPT AS OTHERWISE DESCRIBED IN THIS PROSPECTUS.

 HOW DO THE FIXED ALLOCATIONS WORK?
 We credit a fixed interest rate to the Fixed Allocation throughout a set period of time called a "Guarantee Period." (Note that the discussion in this section of Guarantee Periods is not applicable to the Benefit Fixed Rate Account and the DCA Fixed Rate Options). Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.

 The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. Any change in interest rate does not affect Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-888-PRU-2888.

 A Guarantee Period for a Fixed Allocation begins:
   . when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;
   . upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or
   .   when you "renew" a Fixed Allocation by electing a new Guarantee Period.

 To the extent permitted by law, we may establish different interest rates for Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see "Do You Offer Dollar Cost Averaging?") or the Balanced Investment Program.

 Prudential Annuities may offer Fixed Allocations with Guarantee Periods of 3 months or 6 months exclusively for use as a short-term Fixed Allocation ("Short-term Fixed Allocations"). Short-term Fixed Allocations may only be established with your initial Purchase Payment or additional purchase payments. You may not transfer existing Account Value to a Short-term Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.

 On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program. If no instructions are provided, such Account Value will be transferred to the AST Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.

 HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?
 We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the Insurance Charge that we deduct from Account Value allocated to the Sub-accounts. For some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations. That is, the existence of those factors results in a reduction to the interest rate that we credit under the MVA Fixed Allocations.

 We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

 The interest rate we credit for a Fixed Allocation may be subject to a minimum. Please refer to the Statement of Additional Information. In certain states, the interest rate may be subject to a minimum under state law or regulation.

 HOW DOES THE MARKET VALUE ADJUSTMENT WORK?
 If you transfer or withdraw Account Value from a MVA Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a "Market Value Adjustment" or "MVA". Under certain optional benefits (such as GRO and GRO Plus) a formula transfers amounts between the MVA Fixed Allocations and the Permitted Sub-accounts. The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal. The Market Value Adjustment formula compares the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. Any Market Value Adjustment that applies will be subject to our rules for complying with applicable state law.
..   "Strips" are a form of security where ownership of the interest portion of
    United States Treasury securities are separated from ownership of the underlying principal amount or corpus.
..   "Strip Yields" are the yields payable on coupon Strips of United States
    Treasury securities.
..   "Option-adjusted Spread" is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of Option-adjusted Spreads.

 MVA FORMULA
 The MVA formula is applied separately to each MVA Fixed Allocation to determine the Account Value of the MVA Fixed Allocation on a particular date. The formula is as follows:

                          [(1+I)/(1+J+0.0010)]/N/365/

                                     where:

        I is the Strip Yield as of the start date of the Guarantee Period for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

        J is the Strip Yield as of the date the MVA formula is being applied for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

        N is the number of days remaining in the original Guarantee Period.

 If you surrender your Annuity under the right to cancel provision, the MVA formula is:

                            [(1 + I)/(1 + J)]/N/365/

 MVA EXAMPLES
 The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:
   . You allocate $50,000 into a MVA Fixed Allocation (we refer to this as the "Allocation Date" in these examples) with a Guarantee Period of 5 years (we refer to this as the "Maturity Date" in these examples).
   . The Strip Yields for coupon Strips beginning on Allocation Date and maturing on Maturity Date plus the Option-adjusted Spread is 5.50% (I = 5.50%).

   . You make no withdrawals or transfers until you decide to withdraw the entire MVA Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).

 EXAMPLE OF POSITIVE MVA
 Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J = 4.00%). Based on these assumptions, the MVA would be calculated as follows:

    MVA Factor = [(1+I)/(1+J+0.0010)]/N/365// = [1.055/1.041]/2/ = 1.027078
                           Interim Value = $57,881.25
       Account Value after MVA = Interim Value X MVA Factor = $59,448.56

 EXAMPLE OF NEGATIVE MVA
 Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:

     MVA Factor = [(1+I)/(1+J+0.0010)]/N365 /= [1.055/1.071]/2/ = 0.970345
                           Interim Value = $57,881.25
       Account Value after MVA = Interim Value X MVA Factor = $56,164.78.

 WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?
 The "Maturity Date" for a MVA Fixed Allocation is the last day of the Guarantee Period (note that the discussion in this section of Guarantee Periods is not applicable to the Fixed Allocations used with a dollar cost averaging program, the Benefit Fixed Rate Account, and the DCA Fixed Rate options). Before the Maturity Date, you may choose to renew the MVA Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that MVA Fixed Allocation's Account Value to another MVA Fixed Allocation or to one or more Sub-accounts. We will not charge a MVA if you choose to renew a MVA Fixed Allocation on its Maturity Date or transfer the Account Value to one or more Sub-accounts. We will notify you before the end of the Guarantee Period about the fixed interest rates that we are currently crediting to all MVA Fixed Allocations that are being offered. The rates being credited to Fixed Allocations may change before the Maturity Date.

 IF YOU DO NOT SPECIFY HOW YOU WANT A FIXED ALLOCATION TO BE ALLOCATED ON ITS MATURITY DATE, WE WILL THEN TRANSFER THE ACCOUNT VALUE IN THE FIXED ALLOCATION TO THE AST MONEY MARKET SUB-ACCOUNT. You can then elect to allocate the Account Value to any of the Sub-accounts or to a new Fixed Allocation.

                            ACCESS TO ACCOUNT VALUE

 WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?
 During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes, Required Minimum Distributions. You can also surrender your Annuity at any time. Depending on your instructions, we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC, if applicable. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to MVA Fixed Allocations being withdrawn or surrendered. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." Unless you notify us differently, as permitted, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.

 ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?
 (For more information, see "Tax Considerations.")

 DURING THE ACCUMULATION PERIOD
 For a nonqualified Annuity, a distribution during the accumulation period is deemed to come first from any "gain" in your Annuity and second as a return of your "tax basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

 DURING THE ANNUITIZATION PERIOD
 For a nonqualified Annuity, during the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in your Annuity. Once the tax basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in your Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

 CAN I WITHDRAW A PORTION OF MY ANNUITY?
 Yes, you can make a withdrawal during the accumulation period.
   . To meet liquidity needs, you can withdraw a limited amount from your Annuity during each Annuity Year without application of any CDSC. We call this the "Free Withdrawal" amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of your Annuity. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your Annuity. The minimum Free Withdrawal you may request is $100.
   . You can also make withdrawals in excess of the Free Withdrawal amount. The minimum partial withdrawal you may request is $100.

 To determine if a CDSC applies to partial withdrawals, we:

 1. First determine what, if any, amounts qualify as a Free Withdrawal. These amounts are not subject to the CDSC.
 2. Next determine what, if any, remaining amounts are withdrawals of purchase payments. Amounts in excess of the Free Withdrawal amount will be treated as withdrawals of purchase payments unless all purchase payments have been previously withdrawn. These amounts are subject to the CDSC. Purchase payments are withdrawn on a first in, first out basis
 3. Withdraw any remaining amounts from any other Account Value. These amounts are not subject to the CDSC.

 You may request a withdrawal for an exact dollar amount after deduction of any CDSC that applies (called a "net withdrawal") or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.

 Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options. (NOTE, HOWEVER, THAT WE DO NOT PERMIT COMMUTATION ONCE ANNUITY PAYMENTS HAVE COMMENCED).

 To request the forms necessary to make a withdrawal from your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

 HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?
 The maximum Free Withdrawal amount during each Annuity Year is equal to 10% of all purchase payments that are subject to a CDSC. Withdrawals made within an Annuity Year reduce the Free Withdrawal amount available for the remainder of the Annuity Year. If you do not make a withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

 CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD? Yes. We call these "Systematic Withdrawals." You can receive Systematic Withdrawals of earnings only or a flat dollar amount. Systematic Withdrawals may be subject to a CDSC. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.

 Systematic Withdrawals will be taken pro-rata from the Sub-accounts and the MVA Fixed Allocations up to growth in the MVA Fixed Allocations and thereafter pro-rata solely from the Sub-accounts. The growth in the MVA Fixed Allocations at any point in time consists of the remaining earnings since the program of systematic withdrawal began. Systematic Withdrawals are available on a monthly, quarterly, semi-annual or annual basis.

 The minimum amount for each Systematic Withdrawal is $100. If any scheduled Systematic Withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled Systematic Withdrawal.

 DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(T) OF THE INTERNAL REVENUE CODE?
 Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of "substantially equal periodic payments". Distributions received under these provisions in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to any applicable CDSC. We may apply a Market Value Adjustment to any MVA Fixed Allocations. To request a program that complies with Section 72(t), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under
 Section 72(t). The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.

 You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.

 WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM? (See "Tax Considerations" for a further discussion of Required Minimum Distributions.)

 Required Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner's lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the Required Minimum Distribution rules under the Code. We do not assess a CDSC on Required Minimum Distributions from your Annuity if you are required by law to take such Required Minimum Distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate as the RMD and is paid out through a program of systematic withdrawals that we make available. However, a CDSC (if applicable) may be assessed on that portion of a Systematic Withdrawal that is taken to satisfy the Required Minimum Distribution provisions in relation to other savings or investment plans under other qualified retirement plans not maintained with Prudential Annuities. However, no MVA will be assessed on a withdrawal taken to meet RMD requirements applicable to your Annuity.

 The amount of the Required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.

 You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Required Minimum Distribution provisions under the Code.

 Please see "Highest Daily Lifetime 6 Plus" under the subsection "Required Minimum Distributions" for further information relating to Required Minimum Distributions if you own that benefit.

 CAN I SURRENDER MY ANNUITY FOR ITS VALUE?
 Yes. During the accumulation period you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity.

 For purposes of calculating any applicable CDSC on surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the purchase payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount. We may apply a Market Value Adjustment to any MVA Fixed Allocations.

 Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.

 To request the forms necessary to surrender your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

 WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?
 Where permitted by law, you may request to surrender all or part of your Annuity prior to the Annuity Date without application of any otherwise applicable CDSC upon occurrence of a medically-related "Contingency Event" as described below. We may apply a Market Value Adjustment to any MVA Fixed Allocations. If you request a full surrender, the amount payable will be your Account Value minus, with respect to XT6, (a) the amount of any XTra Credits applied within 12 months prior to your request to surrender your Annuity under this provision; and (b) the amount of any XTra Credits added in conjunction with any purchase payments received after our receipt of your request for a medically-related surrender (e.g. purchase payments received at such time pursuant to a salary reduction program). With respect to partial surrenders, we similarly reserve the right to take back XTra Credits as described above.

 This waiver of any applicable CDSC is subject to our rules in place at the time of your request, which currently include but are not limited to the following:
   . The Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the "Contingency Event" described below in order to qualify for a medically-related surrender;
   . the Annuitant must be alive as of the date we pay the proceeds of such surrender request;
   . if the Owner is one or more natural persons, all such Owners must also be alive at such time;
   . we must receive satisfactory proof of the Annuitant's confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and
   .   no additional purchase payments can be made to the Annuity.

 A "Contingency Event" occurs if the Annuitant is:
   . first confined in a "Medical Care Facility" while your Annuity is in force and remains confined for at least 90 days in a row; or
   . first diagnosed as having a "Fatal Illness" while your Annuity is in force.

 The definitions of "Medical Care Facility" and "Fatal Illness," as well as additional terms and conditions, are provided in your Annuity. Specific details and definitions in relation to this benefit may differ in certain jurisdictions. This benefit is not available in Massachusetts.

 WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?
 We currently make available annuity options that provide fixed annuity payments. Your Annuity provides certain fixed annuity payment options. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your Annuity. Fixed options provide the same amount with each payment. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. Please refer to the "Living Benefits" section below for a description of annuity options that are available when you elect one of the living benefits. For additional information on annuity payment options you may request a Statement of Additional Information.

 You may choose an Annuity Date, an annuity option and the frequency of annuity payments. You may change your choices before the Annuity Date under the terms of your contract. A maximum Annuity Date may be required by law or under the terms of your Annuity. The Annuity Date may depend on the annuity option you choose. Certain annuity options may not be available depending on the age of the Annuitant. See section below entitled "How and When Do I Choose the Annuity Payment Option?"

 Certain of these annuity options may be available to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

 Please note, with respect to XT6, you may not annuitize within the first three Annuity Years and with respect to ASAP III and APEX II, you may not annuitize within the first Annuity Year. With respect to the ASL II Annuity, you may annuitize immediately, if you wish.

 For Beneficiary Annuities, no annuity payments are available and all references to an Annuity Date are not applicable.

 OPTION 1
 PAYMENTS FOR LIFE: Under this option, income is payable periodically until the death of the "Key Life". The "Key Life" (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the Key Life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. IT IS POSSIBLE THAT ONLY ONE PAYMENT WILL BE PAYABLE IF THE DEATH OF THE KEY LIFE OCCURS BEFORE THE DATE THE SECOND PAYMENT WAS DUE, AND NO OTHER PAYMENTS NOR DEATH BENEFITS WOULD BE PAYABLE. Under this option, you cannot make a partial or full surrender of the annuity.

 OPTION 2
 PAYMENTS BASED ON JOINT LIVES: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. IT IS POSSIBLE THAT ONLY ONE PAYMENT WILL BE PAYABLE IF THE DEATH OF ALL THE KEY LIVES OCCURS BEFORE THE DATE THE SECOND PAYMENT WAS DUE, AND NO OTHER PAYMENTS OR DEATH BENEFITS WOULD BE PAYABLE. Under this option, you cannot make a partial or full surrender of the annuity.

 OPTION 3
 PAYMENTS FOR LIFE WITH A CERTAIN PERIOD: Under this option, income is payable until the death of the Key Life. However, if the Key Life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the Beneficiary until the end of such period. Under this option, you cannot make a partial or full surrender of the annuity. If this Annuity is issued as a Qualified Annuity contract and annuity payments begin after age 92, then this Option will be modified to permit a period certain that will end no later than the life expectancy of the annuitant defined under the IRS Required Minimum Distribution tables.

 OPTION 4
 FIXED PAYMENTS FOR A CERTAIN PERIOD: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. THEREFORE, THAT PORTION OF THE INSURANCE CHARGE ASSESSED TO COVER THE RISK THAT KEY LIVES OUTLIVE OUR EXPECTATIONS PROVIDES NO BENEFIT TO AN OWNER SELECTING THIS OPTION. Under this option, you cannot make a partial or full surrender of the annuity.

 We may make different annuity payment options available in the future. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your contract.

 HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?
 Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.

 You have a right to choose your Annuity Date, provided it is no later than the maximum Annuity Date that may be required by law or under the terms of your Annuity.

 For Annuities issued prior to November 20, 2006:
   . if you do not provide us with your Annuity Date, a default date for the Annuity Date will be the first day of the calendar month following the later of the Annuitant's 85/th/ birthday or the fifth anniversary of our receipt of your request to purchase an Annuity; and
   . unless you instruct us otherwise, the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

 If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your contract to be an annuity under the tax law. If that should occur, all gain in your Annuity at that time will become immediately taxable to you. Further, each subsequent year's increase in Account Value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your Annuity will not be considered an annuity for federal income tax purposes.

 For Annuities issued on or after November 20, 2006:
   . Unless we agree otherwise, the Annuity Date you choose must be no later than the first day of the calendar month coinciding with or next following the later of the oldest Owner's or Annuitant's 95/th/ birthday, whichever occurs first, and the fifth anniversary of the Issue Date.
   . If you do not provide us with your Annuity Date, the maximum date as described above will be the default date; and, unless you instruct us otherwise, we will pay you the annuity payments and the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

 Please note that annuitization essentially involves converting your Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit).

 HOW ARE ANNUITY PAYMENTS CALCULATED?

 FIXED ANNUITY PAYMENTS
 If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the Key Life. Otherwise, the rates will differ according to the gender of the Key Life.

 ADJUSTABLE ANNUITY PAYMENTS
 We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5/th/) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

                                LIVING BENEFITS

 DO YOU OFFER BENEFITS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY ARE ALIVE?
 Prudential Annuities offers different optional benefits, for an additional charge, that can provide investment protection for Owners while they are alive. No optional benefit may be elected if your Annuity is held as a Beneficiary Annuity. Notwithstanding the additional protection provided under the optional Living Benefit, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. Depending on which optional benefit you choose, you can have flexibility to invest in the Sub-accounts while:
..   protecting a principal amount from decreases in value as of specified future dates due to investment performance;
..   taking withdrawals with a guarantee that you will be able to withdraw not less than a guaranteed benefit base over time;
..   guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for certain types of lifetime income payments or lifetime withdrawals; or
..   providing spousal continuation of certain benefits.

 The "living benefits" are as follows:
 Guaranteed Return Option (GRO)/1/
 Guaranteed Return Option Plus (GRO Plus)/1/
 Guaranteed Return Option Plus 2008 (GRO Plus 2008)/2/
 Highest Daily Guaranteed Return Option (Highest Daily GRO)/2/
 Guaranteed Return Option Plus II (GRO Plus II)
 Highest Daily Guaranteed Return Option Plus II (HD GRO II)
 Guaranteed Minimum Withdrawal Benefit (GMWB)/1/
 Guaranteed Minimum Income Benefit (GMIB)/1/
 Lifetime Five Income Benefit and Spousal Lifetime Five Income Benefit/1/ Highest Daily Lifetime Five Income Benefit/1/
 Highest Daily Lifetime Seven Income Benefit/1/
 Spousal Highest Daily Lifetime Seven Income Benefit/1/
 Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit/1/ Highest Daily Lifetime Seven with Lifetime Income Accelerator Income Benefit Spousal Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit/1/
 Highest Daily Lifetime 7 Plus Income Benefit/1/
 Spousal Highest Daily Lifetime 7 Plus Income Benefit/1/
 Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit/1/
 Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator Benefit/1/ Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit/1/ Highest Daily Lifetime 6 Plus Income Benefit
 Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator
 Spousal Highest Daily Lifetime 6 Plus Income Benefit

 (1)No longer available for new elections.
 (2)Except in certain states, no longer available for new elections.

 Here is a general description of each kind of living benefit that exists under this Annuity:
..   GUARANTEED MINIMUM ACCUMULATION BENEFITS. The common characteristic of these benefits is that a specified amount of your annuity value is guaranteed at some point in the future. For example, under our Highest
    Daily GRO II benefit, we make an initial guarantee that your annuity value on the day you start the benefit will not be any less ten years later. If your annuity value is less on that date, we use our own funds to give you the difference. Because the guarantee inherent in the guaranteed minimum accumulation benefit does not take effect until a specified number of years into the future, you should elect such a benefit only if your investment time horizon is of at least that duration.
..   GUARANTEED MINIMUM INCOME BENEFIT OR ("GMIB"). As discussed elsewhere in this Prospectus, you have the right under your Annuity to ask us to convert your accumulated annuity value into a series of annuity payments.
    Generally, the smaller the amount of your annuity value, the smaller the amount of your annuity payments. GMIB addresses this risk, by guaranteeing a certain amount of appreciation in the amount used to produce annuity payments. Thus, even if your annuity value goes down in value, GMIB guarantees that the amount we use to determine the amount of the annuity payments will go up in value by the prescribed amount. You should select GMIB only if you are prepared to delay your annuity payments for the required waiting period and if you anticipate needing annuity payments.
    This benefit is no longer available for new elections.
..   GUARANTEED MINIMUM WITHDRAWAL BENEFIT OR ("GMWB"). This benefit is designed for someone who wants to access the annuity's value through withdrawals over time, rather than by annuitizing. This benefit guarantees that a specified amount will be available for withdrawal over time, even if the value of the annuity itself has declined. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. This benefit is no longer available for new elections.

..   LIFETIME GUARANTEED MINIMUM WITHDRAWAL BENEFITS. These benefits also are designed for someone who wants to access the annuity's value through withdrawals over time, rather than by annuitizing. These benefits differ, however, in that the withdrawal amounts are guaranteed for life (or until the second to die of spouses). The way that we establish the guaranteed amount that, in turn, determines the amount of the annual lifetime payments varies among these benefits. Under our Highest Daily Lifetime 6 Plus benefit, for example, the guaranteed amount generally is equal to your highest daily Account Value, appreciated at six percent annually. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. Certain of these benefits are no longer available for new elections.

 In general, with respect to our lifetime guaranteed withdrawal benefits (e.g., Highest Daily Lifetime 6 Plus), please be aware that although a given withdrawal may qualify as a free withdrawal for purposes of not incurring a CDSC, the amount of the withdrawal could exceed the Annual Income Amount under the benefit and thus be deemed "Excess Income" - thereby reducing your Annual Income Amount for future years.

 PLEASE REFER TO THE BENEFIT DESCRIPTIONS THAT FOLLOW FOR A COMPLETE DESCRIPTION OF THE TERMS, CONDITIONS AND LIMITATIONS OF EACH OPTIONAL BENEFIT. INVESTMENT RESTRICTIONS APPLY IF YOU ELECT CERTAIN OPTIONAL LIVING BENEFITS. SEE THE CHART IN THE "INVESTMENT OPTIONS" SECTION OF THE PROSPECTUS FOR A LIST OF INVESTMENT OPTIONS AVAILABLE AND PERMITTED WITH EACH BENEFIT. You should consult with your Financial Professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs (e.g., comparing the tax implications of the withdrawal benefit and annuity payments and comparing annuity benefits with benefits of other products).

 TERMINATION OF EXISTING BENEFITS AND ELECTION OF NEW BENEFITS
 If you currently own an Annuity with an optional living benefit that is terminable, you may terminate the benefit rider and elect one of the currently available benefits, subject to availability of the benefit at that time and our then current rules. There is currently no waiting period (you may elect a new benefit beginning on the next Valuation Day) to elect any living benefit once a living benefit is terminated provided that the benefit being elected is available for election post-issue. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. Check with your financial professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect or elect may be more expensive than the benefit you are terminating. NOTE THAT ONCE YOU TERMINATE AN EXISTING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. You should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you.

 Certain living benefits involve your participation in a pre-determined mathematical formula that may transfer your Account Value between the Sub-accounts you have chosen and certain bond portfolio Sub-accounts of AST and/or our general account. The formulas may differ among the living benefits that employ a formula. Such different formulas may result in different transfers of Account Value over time.

 GUARANTEED RETURN OPTION PLUS (GRO PLUS)
 GRO PLUS IS NO LONGER AVAILABLE FOR ELECTION.

 GRO Plus is an optional benefit that, after a seven-year period following commencement of the benefit (we refer to the end of that period and any applicable subsequent period as the "maturity date") and on each anniversary of the maturity date thereafter while the benefit remains in effect, guarantees your Account Value will not be less than your Account Value on the effective date of your benefit (called the "Protected Principal Value"). The benefit also offers you the opportunity to elect a second, enhanced guaranteed amount at a later date if your Account Value has increased, while preserving the guaranteed amount established on the effective date of your benefit. The enhanced guaranteed amount (called the "Enhanced Protected Principal Value") guarantees that, after a separate period following election of the enhanced guarantee and on each anniversary thereafter while this enhanced guarantee amount remains in effect, your Account Value will not be less than your Account Value on the effective date of your election of the enhanced guarantee.

 The benefit monitors your Account Value daily and, if necessary, systematically transfers amounts between the Sub-accounts you choose and MVA Fixed Allocations used to support the Protected Principal Value(s). The benefit may be appropriate if you wish to protect a principal amount against poor Sub-account performance as of a specific date in the future. There is an additional charge if you elected the Guaranteed Return Option Plus benefit.

 The guarantees provided by the benefit exist only on the applicable maturity date(s) and on each anniversary of the maturity date(s) thereafter.

 KEY FEATURE - PROTECTED PRINCIPAL VALUE/ENHANCED PROTECTED PRINCIPAL VALUE The Guaranteed Return Option Plus offers a base guarantee as well as the option of electing an enhanced guarantee at a later date.

       . BASE GUARANTEE: Under the base guarantee, Prudential Annuities guarantees that on the maturity date and on each anniversary of the maturity date thereafter that the benefit remains in effect, your Account Value will be no less than the Protected Principal Value. On the maturity date and on each anniversary after the maturity date that the benefit remains in effect, if your Account Value is below the Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value. A subsequent Purchase Payment increases the amount of the base guarantee by the amount of the Purchase Payment (plus any Credits), and withdrawals reduce the base guarantee (as discussed below). Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will first be applied to any MVA Fixed Allocations then required to support guarantees due on subsequent maturity dates. We will allocate the remainder to the Sub-accounts pro-rata, based on the Account Value in the Sub-accounts at that time.

       . ENHANCED GUARANTEE: On any anniversary following commencement of the benefit, you can establish an enhanced guarantee amount based on your current Account Value. Under the enhanced guarantee, Prudential Annuities guarantees that at the end of the specified period following the election of the enhanced guarantee (also referred to as its "maturity date"), and on each anniversary of the maturity date thereafter that the enhanced guaranteed amount remains in effect, your Account Value will be no less than the Enhanced Protected Principal Value. YOU CAN ELECT AN ENHANCED GUARANTEE MORE THAN ONCE; HOWEVER, A SUBSEQUENT ELECTION SUPERSEDES THE PRIOR ELECTION OF AN ENHANCED GUARANTEE. ELECTION OF AN ENHANCED GUARANTEE DOES NOT IMPACT THE BASE GUARANTEE. IN ADDITION, YOU MAY ELECT AN "AUTO STEP-UP" FEATURE THAT WILL AUTOMATICALLY CREATE AN ENHANCED GUARANTEE (OR INCREASE YOUR ENHANCED GUARANTEE, IF PREVIOUSLY ELECTED) ON EACH ANNIVERSARY OF THE BENEFIT (AND CREATE A NEW MATURITY PERIOD FOR THE NEW ENHANCED GUARANTEE) IF THE ACCOUNT VALUE AS OF THAT ANNIVERSARY EXCEEDS THE PROTECTED PRINCIPAL VALUE OR ENHANCED PROTECTED PRINCIPAL VALUE BY 7% OR MORE. YOU MAY ALSO ELECT TO TERMINATE AN ENHANCED GUARANTEE. IF YOU ELECT TO TERMINATE AN ENHANCED GUARANTEE, ANY AMOUNTS HELD IN THE MVA FIXED ALLOCATIONS FOR THE ENHANCED GUARANTEE WILL BE LIQUIDATED, ON THE VALUATION DAY THE REQUEST IS PROCESSED, (WHICH MAY RESULT IN A MARKET VALUE ADJUSTMENT), AND SUCH AMOUNTS WILL BE TRANSFERRED ACCORDING TO THE RULES DESCRIBED IN "TERMINATION OF THE BENEFIT/ ENHANCED GUARANTEE". TERMINATION OF AN ENHANCED GUARANTEE WILL NOT RESULT IN TERMINATION OF THE BASE GUARANTEE. If you have elected the enhanced guarantee, on the guarantee's maturity date and on each anniversary of the maturity date thereafter that the enhanced guarantee amount remains in effect, if your Account Value is below the Enhanced Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Enhanced Protected Principal Value. Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will first be applied to any MVA Fixed Allocations then required to support guarantees due on subsequent maturity dates. We will allocate the remainder to the Sub-accounts pro-rata, based on the Account Value in the Sub-accounts at that time.

 If our assumptions are correct and the operations relating to the administration of the benefit work properly, we do not expect that we will need to add additional amounts to your Annuity. THE PROTECTED PRINCIPAL VALUE IS REFERRED TO AS THE "BASE GUARANTEE" AND THE ENHANCED PROTECTED PRINCIPAL VALUE IS REFERRED TO AS THE "STEP-UP GUARANTEE" IN THE RIDER WE ISSUE FOR THIS BENEFIT.

 WITHDRAWALS UNDER YOUR ANNUITY
 Withdrawals from your Annuity, while the benefit is in effect, will reduce the base guarantee under the benefit as well as any enhanced guarantee. Cumulative annual withdrawals up to 5% of the Protected Principal Value as of the effective date of the benefit (adjusted for any subsequent purchase payments and, with respect to XT6, any Credits applied to such purchase payments) will reduce the applicable guaranteed amount by the actual amount of the withdrawal (referred to as the "dollar-for-dollar limit"). If the amount withdrawn is greater than the dollar-for-dollar limit, the portion of the withdrawal equal to the dollar-for-dollar limit will be treated as described above, and the portion of the withdrawal in excess of the dollar-for-dollar limit will reduce the base guarantee and the enhanced guarantee proportionally, according to the formula as described in the rider for this benefit (see the examples of this calculation below). Withdrawals other than Systematic Withdrawals will be taken pro-rata from the Sub-accounts and any Fixed Allocations. Withdrawals will be subject to all other provisions of your Annuity, including any Contingent Deferred Sales Charge and Market Value Adjustment (which may be positive or negative) that would apply.

 Charges for other optional benefits under your Annuity that are deducted as an annual charge in arrears will not reduce the applicable guaranteed amount under the Guaranteed Return Option Plus benefit, however, any partial withdrawals in payment of charges for the Plus40 Optional Life Insurance Rider (not currently offered for sale) and any third party investment advisory service will be treated as withdrawals and will reduce the applicable guaranteed amount.

 The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus benefit are October 13, 2004; 2.) an initial Purchase Payment of $250,000 (includes any Credits under XT6); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus or other fees and charges.

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 A $10,000 withdrawal is taken on November 29, 2004 (in the first Annuity
 Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:
..   The base guarantee amount is reduced by the amount withdrawn (i.e., by
    $10,000, from $250,000 to $240,000).
..   The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 A second $10,000 withdrawal is taken on December 18, 2004 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:
..   the base guarantee amount is first reduced by the Remaining Limit (from
    $240,000 to $237,500);
..   The result is then further reduced by the ratio of A to B, where:

    -- A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or
       $7,500).
    -- B is the Account Value less the Remaining Limit ($180,000 - $2,500, or
       $177,500).

 The resulting base guarantee amount is: $237,500 X (1 - $7,500 / $177,500), or $227,464.79.

..   The Remaining Limit is set to zero (0) for the balance of the first Annuity
    Year.

 EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT
 A $10,000 withdrawal is made on December 19, 2005 (second Annuity Year). The Remaining Limit has been reset to the dollar-for-dollar limit of $12,500. As the amount withdrawn is less than the dollar-for-dollar limit:
..   The base guarantee amount is reduced by the amount withdrawn (i.e., reduced by $10,000, from $227,464.79 to $217,464.79)
..   The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

 KEY FEATURE - ALLOCATION OF ACCOUNT VALUE
 GRO Plus uses a mathematical formula that we operate to help manage your guarantees through all market cycles. Each Valuation Day, the formula determines if any portion of your Account Value needs to be transferred into or out of the MVA Fixed Allocations, through reference to a "reallocation trigger". The formula does this by (a) first identifying each guarantee that is outstanding under GRO Plus (b) then discounting the value of each such guarantee to a present value, based on crediting rates associated with the MVA Fixed Allocations, then (c) identifying the largest of such present values. Then, the formula compares the largest present value to both the Account Value and the value of assets allocated to the Sub-accounts to determine whether a transfer into or out of the MVA Fixed Allocations is required. As detailed in the formula, if that largest present value exceeds the Account Value less a percentage of the Sub-account value, a transfer into the MVA Fixed Allocations will occur. Conversely, if the largest present value is less than the Account Value less a percentage of the Sub-account value, a transfer out of the MVA Fixed Allocations will occur. This required formula helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the MVA Fixed Allocations). The formula is set forth in Appendix M.

 If your Account Value is greater than or equal to the reallocation trigger, then:
..   your Account Value in the Sub-accounts will remain allocated according to your most recent instructions; and
..   if a portion of your Account Value is allocated to an MVA Fixed Allocation to support the applicable guaranteed amount, all or a portion of those amounts will be transferred from the MVA Fixed Allocation and re-allocated to the Sub-accounts according to any asset allocation programs (including an Automatic Rebalancing program) established on your Annuity or in the absence of such programs, pro-rata, based on the Account Values in such Sub-accounts at that time;
..   if all of your Account Value is allocated to an MVA Fixed Allocation, then all or a portion of that amount may be transferred from the MVA Fixed Allocation and re-allocated to the Sub-accounts, according to the following hierarchy: (i) first according to any asset allocation program that you may have in effect (ii) if no such program is in effect, then in accordance with any automatic rebalancing program that you may have in effect and
    (iii) if neither such program is in effect, then to the AST Money Market Sub-account; and
..   a Market Value Adjustment will apply when we reallocate Account Value from an MVA Fixed Allocation to the Sub-accounts, which may result in a decrease or increase in your Account Value.

 If your Account Value is less than the reallocation trigger, a portion of your Account Value in the Sub-accounts will be transferred from the Sub-accounts pro-rata according to your allocations to a new MVA Fixed Allocation(s) to support the applicable guaranteed amount. The new MVA Fixed Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The Account Value allocated to the new MVA Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new MVA Fixed Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable MVA Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the Sub-accounts while maintaining the guaranteed protection under the program (as described above).

 At any given time, some, none, or all of your Account Value may be allocated to the MVA Fixed Allocations. With respect to any amounts held within the MVA Fixed Allocations, we can give no assurance how long the amounts will reside there or if such amounts will transfer out of the MVA Fixed Allocations. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the MVA Fixed Allocations. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the MVA Fixed Allocations, if dictated by the formula. The amount of such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

 The amount that is transferred to and from the MVA Fixed Allocations pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value (including any Market Value
    Adjustment) and your Protected Principal Value(s);
..   The amount of time until the maturity of your guarantee(s);
..   The amount invested in, and the performance of, the Sub-accounts;
..   The amount invested in, and interest earned within, the MVA Fixed
    Allocations;
..   The current crediting rates associated with MVA Fixed Allocations;
..   Additional purchase payments, if any, that you make to the Annuity; and
..   Withdrawals, if any, taken from the Annuity.

 Any amounts invested in the MVA Fixed Allocations will affect your ability to participate in a subsequent recovery within the Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

 While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the MVA Fixed Allocations.

 You may not allocate purchase payments to or transfer Account Value to or from the MVA Fixed Allocations.

 Separate Fixed Allocations may be established in support of the Protected Principal Value and the Enhanced Protected Principal Value (if elected). There may also be circumstances when an MVA Fixed Allocation will be established only in support of the Protected Principal Value or the Enhanced Protected Principal Value. If you elect an enhanced guarantee, it is more likely that a portion of your Account Value may be allocated to MVA Fixed Allocations and will remain allocated for a longer period of time to support the Enhanced Protected Principal Value, even during a period of positive Sub-account performance and/or under circumstances where MVA Fixed Allocations would not be necessary to support the Protected Principal Value. Further, there may be circumstances where MVA Fixed Allocations in support of the Protected Principal Value or Enhanced Protected Principal Value are transferred to the Sub-accounts under the formula differently than each other because of the different guarantees they support.

 You should be aware of the following potential ramifications of the formula:
..   Transfers of your Account Value can be frequent, and under some scenarios may occur on a daily basis. As indicated, each such transfer may be subject to a Market Value Adjustment, which can be positive or negative. Thus, a Market Value Adjustment will directly increase or reduce your Account Value.
..   As indicated, some or even all, of your Account Value may be maintained in the MVA Fixed Allocations. The greater the Account Value held in MVA Fixed Allocations, the larger (in dollar terms) the Market Value Adjustment upon any transfer of such Account Value to the Sub-accounts.
..   Transfers under the formula do not impact your guarantees under GRO Plus that have already been locked-in.

 ELECTION OF THE BENEFIT
 We no longer permit new elections of GRO Plus. If you currently participate in GRO Plus, your existing guarantees are unaffected by the fact that we no longer offer GRO Plus. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS GRO PLUS AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

 TERMINATION OF THE BENEFIT/ENHANCED GUARANTEE
 You can elect to terminate the enhanced guarantee but maintain the protection provided by the base guarantee. You also can terminate the Guaranteed Return Option Plus benefit entirely, in which case you will lose any existing guarantees.

 Upon termination of the benefit or of the enhanced guarantee, any amounts held in the MVA Fixed Allocations related to the guarantee(s) being terminated will be transferred as follows: (a) if only a portion of your Account Value is in the MVA Fixed Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata, based on your Account Value in such Sub-accounts on the day of the transfer, unless we receive other prior instructions from you or
 (ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program
 (b) if your entire Account Value is in the MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Money Market Portfolio, unless we receive prior instructions from you. A Market Value Adjustment will apply.

 In general, you may cancel GRO Plus and then elect another living benefit that is available post issue, effective on any Valuation Day after your cancellation of GRO Plus. If you terminate GRO Plus, you will lose all guarantees under that benefit. Your election of another living benefit is subject to State and firm availability and our eligibility rules.

 The benefit will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the benefit, the Guaranteed Return Option Plus will no longer provide any guarantees. The surviving spouse may elect the benefit at any time, subject to the limitations described above, after the death of the Annuity Owner. The surviving spouse's election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.

 SPECIAL CONSIDERATIONS UNDER THE GUARANTEED RETURN OPTION PLUS
 This benefit is subject to certain rules and restrictions, including, but not limited to the following:
..   Upon inception of the benefit, 100% of your Account Value must have been allocated to the Sub-accounts. No MVA Fixed Allocations may be in effect as of the date that you elect to participate in the benefit. However, the formula may transfer Account Value to MVA Fixed Allocations as of the effective date of the benefit under some circumstances.
..   You cannot allocate any portion of purchase payments (including any Credits applied to such purchase payments under XT6) or transfer Account Value to or from a MVA Fixed Allocation while participating in the benefit; however, all or a portion of any purchase payments (including any Credits applied to such purchase payments under XT6) may be allocated by us to an MVA Fixed Allocations to support the amount guaranteed. You cannot participate in any dollar cost averaging benefit that transfers Account Value from a MVA Fixed Allocation to a Sub-account.
..   Transfers from MVA Fixed Allocations made as a result of the formula under the benefit will be subject to the Market Value Adjustment formula under an Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established MVA Fixed Allocation.
..   Transfers from the Sub-accounts to MVA Fixed Allocations or from MVA Fixed
    Allocations to the Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under an Annuity.
..   Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will not be treated as "investment in the contract" for income tax purposes.
..   Low interest rates may require allocation to MVA Fixed Allocations even when the current Account Value exceeds the guarantee.
..   As the time remaining until the applicable maturity date gradually decreases the benefit will become increasingly sensitive to moves to MVA Fixed Allocations.
..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

 CHARGES UNDER THE BENEFIT
 We currently deduct a charge equal to 0.25% of the average daily net assets of the Sub-accounts for participation in the Guaranteed Return Option Plus benefit. The annual charge is deducted daily. The charge is deducted to compensate Prudential Annuities for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the benefit.

 If you elect the Enhanced Guarantee under the benefit, and on the date you elect to step-up, the charges under the benefit have changed for new purchases, your benefit may be subject to the new charge level. These charges will not exceed the maximum charges shown in the section of this prospectus entitled "Your Optional Benefit Fees and Charges"

 GUARANTEED RETURN OPTION (GRO)
 GRO IS NO LONGER AVAILABLE FOR ELECTION.

 GRO is an optional benefit that, after a seven-year period following commencement of the benefit (we refer to the end of that period as the "maturity date") guarantees your Account Value will not be less than your Account Value on the effective date of your benefit (called the "Protected Principal Value").

 The benefit monitors your Account Value daily and, if necessary, systematically transfers amounts pursuant to a mathematical formula between the Sub-accounts you choose and the MVA Fixed Allocation used to support the Protected Principal Value. There is an additional charge if you elect the Guaranteed Return Option benefit.

 The guarantee provided by the benefit exists only on the applicable maturity date. However, due to the ongoing monitoring of your Account Value and the transfer of Account Value between the Sub-accounts and the MVA Fixed Allocation to support our future guarantee, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date.

 KEY FEATURE - PROTECTED PRINCIPAL VALUE
 Under the GRO benefit, Prudential Annuities guarantees that on the maturity date, your Account Value will be no less than the Protected Principal Value. On the maturity date if your Account Value is below the Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value. A subsequent Purchase Payment increases the amount of the Protected Principal Value by the amount of the Purchase Payment (plus any Credits), and withdrawals reduce the Protected Principal Value (as discussed below).

 We will notify you of any amounts added to your Annuity under the benefit. If our assumptions are correct and the operations relating to the administration of the benefit work properly, we do not expect that we will need to add additional amounts to an Annuity. The Protected Principal Value is generally referred to as the "Guaranteed Amount" in the rider we issue for this benefit.

 KEY FEATURE - ALLOCATION OF ACCOUNT VALUE
 GRO uses a mathematical formula that we operate to help manage your guarantees through all market cycles. The formula weighs a number of factors, including the current Account Value, the value in the Sub-accounts, the value in the MVA Fixed Allocations, the Protected Principal Value, the expected value of the MVA Fixed Allocations used to support the guarantee, the time remaining until maturity, and the current crediting rates associated with the MVA Fixed Allocations. In essence, and as detailed in the formula, the formula will transfer Account Value into the MVA Fixed Allocations if needed to support an anticipated guarantee. The formula is set forth in Appendix N. This required formula thus helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the MVA Fixed Allocations).

 Each Valuation Day, the formula determines if any portion of your Account Value needs to be transferred into or out of the MVA Fixed Allocations, through reference to a "reallocation trigger". At any given time, some, none, or all of your Account Value may be allocated to the MVA Fixed Allocations. If your entire Account Value is transferred to the MVA Fixed Allocations, the formula will not transfer amounts out of the MVA Fixed Allocations to the Sub-accounts and the entire Account Value would remain in the MVA Fixed Allocations. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the MVA Fixed Allocations. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the MVA Fixed Allocations, if dictated by the formula. The amount of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

 The amount that is transferred to and from the MVA Fixed Allocations pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value (including any Market Value
    Adjustment) and your Protected Principal Value(s).
..   The amount of time until the maturity of your guarantee(s);
..   The amount invested in, and the performance of, the Sub-accounts;
..   The amount invested in, and interest earned within, the MVA Fixed
    Allocations;
..   The current crediting rates associated with MVA Fixed Allocations;
..   Additional purchase payments, if any, that you make to the Annuity; and
..   Withdrawals, if any, taken from the Annuity.

 Any amounts invested in the MVA Fixed Allocations will affect your ability to participate in a subsequent recovery within the Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

 While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the MVA Fixed Allocation.

 You may not allocate purchase payments to or transfer Account Value to or from the MVA Fixed Allocations.

 You should be aware of the following potential ramifications of the formula:
..   A Market Value Adjustment will apply when we reallocate Account Value from the MVA Fixed Allocation to the Sub-accounts. Transfers of your Account Value can be frequent, and under some scenarios may occur on a daily basis. As indicated, each such transfer may be subject to a Market Value Adjustment, which can be positive or negative. Thus, a Market Value Adjustment will directly increase or reduce your Account Value.
..   As indicated, some or even all, of your Account Value may be maintained in the MVA Fixed Allocations. The greater the Account Value held in MVA Fixed Allocations, the larger (in dollar terms) the Market Value Adjustment upon any transfer of such Account Value to the Sub-accounts.
..   If your Account Value is less than the reallocation trigger, a portion of your Account Value in the Sub-accounts will be transferred from the Sub-accounts pro-rata according to your allocations to a new MVA Fixed Allocation(s) to support the applicable guaranteed amount. The new MVA
    Fixed Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The Account Value allocated to the new MVA Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new MVA Fixed Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable MVA Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the Sub-accounts while maintaining the guaranteed protection under the program (as described above).
..   If your Account Value is greater than or equal to the reallocation trigger, and Account Value must be transferred from the MVA Fixed Allocations to the Sub-accounts, then those amounts will be transferred from the MVA Fixed Allocations and re-allocated to the Sub-accounts according to any asset allocation programs (including an Automatic Rebalancing program)
    established on your Annuity or in the absence of such programs, pro-rata, based on the Account Values in such Sub-accounts at that time. A market value adjustment will apply upon a transfer out of the MVA Fixed Allocations, which may result in an increase or decrease in your Account Value.
..   Transfers under the formula do not impact your guarantees under GRO that have already been locked-in.

 Withdrawals from your Annuity, while the benefit is in effect, will reduce the Protected Principal Value proportionally. The proportion will be equal to the proportionate reduction in the Account Value due to the withdrawal as of that date. Withdrawals will be taken pro rata from the Sub-accounts and any MVA Fixed Allocations. Systematic Withdrawals will be taken pro-rata from the Sub-accounts and the MVA Fixed Allocations up to growth in the MVA Fixed Allocations and thereafter pro-rata solely from the Sub-accounts. The growth in the MVA Fixed Allocations at any point in time consists of the remaining earnings since the program of systematic withdrawal began. Withdrawals will be subject to all other provisions of your Annuity, including any Contingent Deferred Sales Charge and Market Value Adjustment that would apply.

 ELECTION OF THE BENEFIT
 We no longer permit new elections of GRO. If you currently participate in GRO, your existing guarantees are unaffected by the fact that we no longer offer GRO. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS GRO AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

 RESTART OF THE BENEFIT
 Once each Annuity Year you may request to restart the Benefit. Such a request is an election by you to terminate the existing Benefit (and all guarantees under the benefit) and start a new one. Restarts only take effect on anniversaries of the Issue Date. To make such a request for a restart, you must notify us in advance in accordance with our administrative requirements. If we accept your request, we then terminate the existing Benefit as of that valuation period, if it is an anniversary of the Issue Date, or, if not, as of the next following anniversary of the Issue Date. The new Benefit starts at that time. The initial Protected Principal Value for the new Benefit is the Account Value as of the effective date of the new Benefit. Unless you tell us otherwise, the duration of the new Benefit will be the same as that for the existing Benefit. However, if we do not then make that duration available, you must elect from those we make available at that time. For those who elect to re-start the benefit, the charge will be assessed according to the current methodology prior to re-starting the benefit. - see "Charges under the Benefit" below.

 As part of terminating the existing Benefit, we transfer any amounts in MVA Fixed Allocations, subject to a Market Value Adjustment, to the Sub-accounts on a pro-rata basis. If your entire Account Value was then in MVA Fixed Allocations, you must first provide us instructions as to how to allocate the transferred Account Value among the Sub-accounts.

 TERMINATION OF THE BENEFIT
 The Annuity Owner also can terminate the Guaranteed Return Option benefit. Upon termination, any amounts held in the MVA Fixed Allocations will be transferred as follows: (a) if only a portion of your Account Value is in the MVA Fixed Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata based on the Account Values in such Sub-accounts on the day of the transfer, unless we receive at our office other prior instructions from you or (ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program (b) if your entire Account Value is in MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Money Market Portfolio, unless we receive at our Office prior instructions from you. A Market Value Adjustment will apply.

 In general, you may cancel GRO and then elect another living benefit available post issue, effective on any Valuation Day after your cancellation of GRO. If you terminate GRO, you will lose all guarantees under that benefit. Your election of another living benefit is subject to State and firm availability and our eligibility rules.

 The benefit will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of your Annuity. If you elect to terminate the benefit, the Guaranteed Return Option will no longer provide any guarantees. If the surviving spouse assumes your Annuity, he/she may re-elect the benefit on any anniversary of the Issue Date of the Annuity or, if the deceased Owner had not previously elected the benefit, may elect the benefit at any time. The surviving spouse's election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.

 The charge for the Guaranteed Return Option benefit will no longer be deducted from your Account Value after the benefit has been terminated, although for those Annuities for which the GRO charge is deducted annually rather than daily (see Charges Under the Benefit below), we will deduct the final annual charge upon termination of the benefit.

 SPECIAL CONSIDERATIONS UNDER THE GUARANTEED RETURN OPTION. This benefit is subject to certain rules and restrictions, including, but not limited to the following:
..   Upon inception of the benefit, 100% of your Account Value must have been allocated to the Sub-accounts. The MVA Fixed Allocation must not have been in effect as of the date that you elected to participate in the benefit. However, the formula may transfer Account Value to the MVA Fixed Allocation as of the effective date of the benefit under some circumstances.
..   Annuity Owners cannot allocate any portion of purchase payments (including any Credits applied to such purchase payments under XT6) or transfer
    Account Value to or from the MVA Fixed Allocation while participating in the benefit; however, all or a portion of any purchase payments (including any Credits applied to such purchase payments under XT6) may be allocated by us to the MVA Fixed Allocation to support the amount guaranteed. You cannot participate in any dollar cost averaging benefit that transfers Account Value from a MVA Fixed Allocation to a Sub-account.
..   Transfers from the MVA Fixed Allocation made as a result of the formula under the benefit will be subject to the Market Value Adjustment formula under an Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established MVA Fixed Allocation.
..   Transfers from the Sub-accounts to the MVA Fixed Allocation or from the MVA
    Fixed Allocation to the Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under an Annuity.
..   Any amounts applied to your Account Value by Prudential Annuities on the maturity date will not be treated as "investment in the contract" for income tax purposes.
..   Any amounts that we add to your Annuity to support our guarantee under the benefit will be applied to the Sub-accounts pro rata, after first transferring any amounts held in the MVA Fixed Allocations as follows:
    (a) if only a portion of your Account Value is in the MVA Fixed
    Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata based on the Account Values in such Sub-accounts on the day of the transfer, unless we receive at our office other prior instructions from you or (ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program and (b) if your entire Account Value is in the MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Money Market Portfolio, unless we receive at our Office prior instructions from you.
..   Low interest rates may require allocation to the MVA Fixed Allocation even when the current Account Value exceeds the guarantee.
..   As the time remaining until the applicable maturity date gradually decreases the benefit will become increasingly sensitive to moves to the
    MVA Fixed Allocation.
..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

 CHARGES UNDER THE BENEFIT
 We deduct a charge equal to 0.25% of the average daily net assets of the Sub-accounts for participation in the Guaranteed Return Option benefit. The annual charge is deducted daily. The charge is deducted to compensate Prudential Annuities for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the benefit.

 With respect to XT6 and APEX II, effective November 18, 2002, Prudential Annuities changed the manner in which the annual charge for the Guaranteed Return Option is deducted to the method described above. The annual charge for the Guaranteed Return

 Option for Owners who elected the benefit between February 4, 2002 and November 15, 2002 for XT6 and APEX II and subsequent to November 15, 2002 in those states where the daily deduction of the charge has not been approved, is deducted annually, in arrears, according to the prospectus in effect as of the date the benefit was elected.

 Owners who purchased an ASAP III Annuity between April 1, 2003 and
 September 30, 2003 or an ASL II Annuity between February 4, 2002 and
 November 15, 2002 (the "Promotional Period") will not be charged the 0.25% annual fee for the Guaranteed Return Option benefit (or the fee for GRO Plus, if that benefit was elected and the Annuity was acquired during the Promotional Period) if elected at any time while their Annuity is in effect.
..   Prudential Annuities will not charge the 0.25% annual fee for the entire period that the benefit remains in effect, including any extension of the benefit's maturity date resulting from the Owner's election to restart the 7-year benefit duration, regardless of when the Owner elects to participate in the Guaranteed Return Option benefit (or the fee for GRO Plus if that benefit was elected and the Annuity was during the Promotional Period).
..   Owners who complete the initial 7-year benefit duration OR terminate the benefit before the benefit's maturity date, will not be charged the 0.25% annual fee for participating in the benefit if they re-elect the Guaranteed Return Option benefit (or the fee for GRO Plus if that benefit was elected and the Annuity was acquired during the Promotional Period).
..   All other terms and conditions of your Annuity and the Guaranteed Return
    Option benefit (or the fee for GRO Plus if that benefit was elected and the Annuity was acquired during the Promotional Period) apply to Owners who qualify for the waiver of the 0.25% annual fee.
..   Owners who purchase an Annuity after the completion of the Promotional
    Period do not qualify for the 0.25% annual fee waiver.

 GUARANTEED RETURN OPTION PLUS 2008 (GRO PLUS 2008)
 GRO Plus 2008 generally is no longer available for new elections, except in certain states/jurisdictions.

 Under GRO Plus 2008, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the "base guarantee." In addition to the base guarantee, GRO Plus 2008 offers the possibility of an enhanced guarantee. You may lock in an enhanced guarantee once per "benefit year" (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on the Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from "manually" locking-in an enhanced guarantee during the ensuing benefit year. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your current allocation instructions. Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. Please note that whenever an enhanced guarantee is created, we reserve the right to increase your charge for GRO Plus 2008 if we have increased the charge for new elections of the benefit generally. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see "How and When Do I Choose The Annuity Payment Option?" for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.

 In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the "Current AST bond portfolio Sub-account" described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the Current AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire Account Value is invested in an AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

 We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (and associated Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was

 January 1, 2009 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2010 would increase the base guarantee amount to $130,000. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the "dollar-for-dollar corridor."

 The dollar-for-dollar corridor is equal to 5% of the base guarantee amount (i.e., 5% of the Account Value at benefit election). Thereafter, the dollar-for-dollar corridor is adjusted only for subsequent purchase payments (i.e., 5% of the Purchase Payment is added to the corridor amount) and "excess withdrawals" (as described below). Thus, the creation of any enhanced guarantee has no impact on the dollar-for-dollar corridor. Each "benefit year", withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce both the amount of the dollar-for-dollar corridor for that benefit year plus the base guarantee amount and the amount of any enhanced guarantee by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each guarantee amount. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the "excess withdrawal") (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal
 (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount and the dollar for dollar corridor itself. See examples of this calculation below.

 Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each guarantee amount and the dollar-for-dollar corridor in the manner indicated above.

 EXAMPLES
 The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus 2008 benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus 2008 or other fees and charges.

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity
 Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:
..   The base guarantee amount is reduced by the amount withdrawn (i.e., by
    $10,000, from $250,000 to $240,000).
..   The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:
..   the base guarantee amount is first reduced by the Remaining Limit (from
    $240,000 to $237,500);
..   The result is then further reduced by the ratio of A to B, where:

    -- A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or
       $7,500).
    -- B is the Account Value less the Remaining Limit ($180,000 - $2,500, or
       $177,500).

 The resulting base guarantee amount is: $237,500 X (1 - $7,500 / $177,500), or $227,464.79.

..   The Remaining Limit is set to zero (0) for the balance of the first Annuity
    Year. The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 X (1 - $7,500
    / $177,500), or $11,971.83.

 KEY FEATURE - ALLOCATION OF ACCOUNT VALUE
 GRO Plus 2008 uses a mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect GRO Plus 2008 and for existing Annuities that elect the benefit in the future. This required formula helps us manage our financial exposure under GRO Plus 2008, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to these bond portfolios collectively as the "AST bond portfolios." The formula also contemplates the transfer of assets from an AST bond portfolio to the other Sub-accounts in certain other scenarios. The formula itself is the same as that used for our Highest Daily GRO benefit, and is set forth in Appendix I to this Prospectus. A summary description of each AST Bond Portfolio appears within the Prospectus section entitled "What Are The Investment Objectives and Policies Of The Portfolios?". You can find a copy of the AST Bond Portfolio prospectus by going to www.prudentialannuities.com.

 Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2015, an AST bond portfolio whose underlying investments generally mature in 2016, and so forth. We will introduce new AST bond portfolios in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefit). If you have elected GRO Plus 2008, you may invest in an AST bond Portfolio only by operation of the formula, and thus you may not allocate purchase payments to such a Portfolio. Please see this Prospectus and the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

 Although we employ several AST bond portfolios for purposes of the benefit, the formula described in the next paragraph operates so that your Account
 Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST Bond Portfolio Sub-account be made, or alternatively may mandate a transfer into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio
 Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer
 AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if such a transfer is dictated by the formula. As indicated, the AST bond portfolios are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the Transfer AST Bond Portfolio Sub-account may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees.

 In general, the formula works as follows (please see Appendix I). On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee amount that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing the rate determined by that index by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the Current AST bond portfolio Sub-account and to your Account Value held within the other Sub-accounts. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount held within your other Sub-accounts, exceeds an upper target value (currently, 0.85), then the formula will make a transfer into the Transfer AST bond portfolio Sub-account, in the amount dictated by the formula. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 0.79), then the formula will transfer Account Value within the Current AST bond portfolio Sub-account into the other Sub-accounts (other than the Transfer AST bond portfolio Sub-account), in the amount dictated by the formula.

 As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts (the "Bond Portfolios"). Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Bond Portfolios. If your entire Account Value is transferred to the Bond Portfolios, then based on the way the formula operates, the formula will not transfer amounts out of the Bond Portfolios to the Sub-accounts and the entire Account Value would remain in the Bond Portfolios. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Bond Portfolios. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Bond Portfolios, if dictated by the formula. The amounts of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

 The amount that is transferred to and from the Bond Portfolios pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your Guarantee Amount(s);
..   The amount of time until the maturity of your Guarantee(s);
..   The amount invested in, and the performance of, the Permitted Sub-accounts;
..   The amount invested in, and the performance of, the Bond Portfolios;
..   The discount rate used to determine the present value of your Guarantee(s);
..   Additional purchase payments, if any, that you make to the Annuity; and
..   Withdrawals, if any, taken from the Annuity.

 Any amounts invested in the Bond Portfolios will affect your ability to participate in a subsequent recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

 The Bond Portfolios are available only with these benefits, and you may not allocate purchase payments and transfer Account Value to or from the Bond Portfolios.

 Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

 ELECTION/CANCELLATION OF THE BENEFIT
 GRO Plus 2008 generally is no longer available for new elections, except in certain states/jurisdictions. If you currently participate in GRO Plus 2008, your existing guarantees are unaffected by the fact that we generally no longer offer GRO Plus 2008.

 You may cancel the GRO Plus 2008 benefit at any time. You also can cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation of GRO Plus 2008, we will transfer any Account Value that is held in an AST bond portfolio Sub-account to the other Sub-accounts, according to your current allocation instructions. GRO Plus 2008 will terminate automatically upon:
 (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus 2008 will no longer provide any guarantees. The charge for the GRO Plus 2008 benefit will no longer be deducted from your Account Value upon termination of the benefit.

 If you wish, you may cancel the GRO Plus 2008 benefit. You may then elect any other currently available living benefit on any Valuation Day after you have cancelled the GRO Plus 2008 benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon cancellation of the GRO Plus 2008 benefit, any Account Value allocated to the AST Bond Portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata. Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio and the Permitted Sub-accounts according to the formula. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefit selected, the AST Investment Grade Bond Portfolio under the newly-elected benefit. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE GRO PLUS 2008 BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER ANY NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL. ONCE THE GRO PLUS 2008 BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE GRO PLUS 2008 BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS.

 SPECIAL CONSIDERATIONS UNDER GRO PLUS 2008
 This benefit is subject to certain rules and restrictions, including, but not limited to the following:
..   Upon inception of the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts. The permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.
..   You cannot participate in any dollar cost averaging benefit that transfers
    Account Value from a fixed interest rate option to a Sub-account.
..   Transfers between an AST bond portfolio Sub-account and your other
    Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.
..   Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.
..   As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

 CHARGES UNDER THE BENEFIT
 We deduct a charge equal to 0.60% (0.35%, for elections prior to May 1, 2009) of the average daily net assets of the Sub-accounts for participation in the GRO Plus 2008 benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of the prospectus entitled "Summary of Contract Fees and Charges."

 OPTIONAL 90% CAP FEATURE UNDER GRO PLUS 2008
 If you currently own an Annuity and have elected the GRO Plus 2008 benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The mathematical formula appears in Appendix I in this prospectus, and is described below. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% Cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

 Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

 Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account ("90% cap rule"). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

 If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap rule is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

 For example,
..   March 19, 2010 - a transfer is made that results in the 90% cap rule being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.
..   As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).
..   Once there is a transfer out of the Transfer AST bond portfolio Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

 If at the time you elect the 90% cap rule, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated

 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following "hierarchy" (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

 It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

 Once the transfer restriction of the 90% cap rule is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

 IMPORTANT CONSIDERATIONS WHEN ELECTING THIS FEATURE:
..   At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
..   Please be aware that because of the way the 90% cap rule mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.
..   Your election of the 90% cap rule will not result in your losing the guarantees you had accumulated under your existing GRO Plus 2008 benefit.

 GUARANTEED RETURN OPTION PLUS II (GRO PLUS II)
 You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel GRO Plus II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. GRO Plus II is not available if you participate in any other optional living benefit. However, GRO Plus II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit and the Plus40 Optional Life Insurance Rider. As detailed below under "Key Feature - Allocation of Account Value", your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

 Under GRO Plus II, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the "base guarantee." In addition to the base guarantee, GRO Plus II offers the possibility of an enhanced guarantee. You may "manually" lock in an enhanced guarantee once per "benefit year" (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on that Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. If you elect to manually lock-in an enhanced guarantee on an anniversary of the effective date of the benefit, that lock-in will not count toward the one elective manual lock-in you may make each benefit year. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if your Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from "manually" locking-in an enhanced guarantee during the ensuing benefit year. Conversely, the fact that you "manually" locked in an enhanced guarantee does not preclude the possibility of an automatic enhanced guarantee on the subsequent benefit anniversary. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your most recent allocation instructions (see below "Key Feature - Allocation of Account Value"). Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see "How and When Do I Choose The Annuity Payment Option?" for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.

 In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocation instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program. The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

 We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (including any associated purchase Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2010 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2011 would increase the base guarantee amount to $130,000.

 If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

 If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

 Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

 EXAMPLE
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

 Assume the following:
..   The Issue Date is December 1, 2010
..   The benefit is elected on December 1, 2010
..   The Account Value on December 1, 2010 is $200,000, which results in a base guarantee of $200,000
..   An enhanced guarantee amount of $300,000 is locked in on December 1, 2011
..   The Account Value immediately prior to the withdrawal is equal to $300,000
..   For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

 If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION (FIGURES ARE ROUNDED):

     Withdrawal Amount                                           $ 50,000
     Divided by Account Value before withdrawal                  $300,000
     Equals ratio                                                   16.67%
     All guarantees will be reduced by the above ratio (16.67%)
     Base guarantee amount                                       $166,667
     Enhanced guarantee amount                                   $250,000

 KEY FEATURE - ALLOCATION OF ACCOUNT VALUE
 We limit the Sub-accounts to which you may allocate Account Value if you elect GRO Plus II. For purposes of this benefit, we refer to those permitted investment options (other than the required bond portfolio Sub-accounts discussed below) as the "Permitted Sub-accounts."

 GRO Plus II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your Rider schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect GRO Plus II and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under GRO Plus II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts in certain other scenarios. The formula is set forth in Appendix P of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the section entitled "What Are The Investment Objectives and Policies Of The Portfolios?". You can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

 For purposes of operating the GRO Plus II formula, we have included within this Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-Account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefits). If you have elected GRO Plus II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the predetermined mathematical formula, and thus you may not allocate purchase payments to or make transfers to or from such a Sub-account. Please see the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

 Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. As indicated, the AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the AST Bond Portfolio Sub-account associated with the "current liability" may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees.

 In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value within the AST bond portfolio Sub-account into the Permitted Sub-accounts in the amount dictated by the formula.

 The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have elected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

 For example,
..   March 19, 2010 - a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.
..   On March 20, 2010 (and at least until first a transfer is made out of the
    AST bond portfolio Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).
..   Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

 As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

 The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon a number of factors unique to your
 Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your guarantee amount(s);
..   The amount of time until the maturity of your guarantee(s);
..   The amount invested in, and the performance of, the Permitted Sub-accounts;
..   The amount invested in, and the performance of, the AST bond portfolio
    Sub-accounts;
..   The discount rate used to determine the present value of your guarantee(s);
..   Additional purchase payments, if any, that you make to the Annuity; and
..   Withdrawals, if any, taken from the Annuity.

 Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with these benefits, and you may not allocate purchase payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

 Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

 ELECTION/CANCELLATION OF THE BENEFIT
 GRO Plus II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. You may elect GRO Plus II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect GRO Plus II. However you will lose all guarantees that you had accumulated under those benefits. The base guarantee under GRO Plus II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

 GRO Plus II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or
 (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus II will no longer provide any guarantees. The charge for the GRO Plus II benefit will no longer be deducted from your Account Value upon termination of the benefit.

 If you wish, you may cancel the GRO Plus II benefit. You may also cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation, you may elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the GRO Plus II benefit, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. Upon cancellation of the GRO Plus II benefit, any Account Value allocated to the AST bond portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata (i.e., in direct proportion to your current allocations). Upon your re-election of GRO Plus II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the Permitted Sub-accounts according to the predetermined mathematical formula (see "Key Feature - Allocation of Account Value" above for more details). It is possible that over time the formula could transfer some, none, or most of the Account Value to the AST bond portfolio Sub-accounts under GRO Plus II. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE GRO PLUS II BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER ANY NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE AT BENEFIT EFFECTIVENESS. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL. ONCE THE GRO PLUS II BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE GRO PLUS II BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS.

 SPECIAL CONSIDERATIONS UNDER GRO PLUS II
 This benefit is subject to certain rules and restrictions, including, but not limited to the following:
..   Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Options section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.
..   Transfers to and from your elected Sub-accounts and an AST bond portfolio
    Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.
..   Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.
..   As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
..   We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.
..   If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and
    (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

 CHARGES UNDER THE BENEFIT
 We deduct an annualized charge equal to 0.60% of the average daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the GRO Plus II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and
 (b) administration of the benefit.

 HIGHEST DAILY GUARANTEED RETURN OPTION (HD GRO)
 We no longer permit new elections of Highest Daily GRO, except in certain states/jurisdictions.

 Highest Daily GRO creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the "maturity date" for that guarantee. Highest Daily GRO will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

 THE GUARANTEES PROVIDED BY THE BENEFIT EXIST ONLY ON THE APPLICABLE MATURITY DATE(S). HOWEVER, DUE TO THE ONGOING MONITORING OF YOUR ACCOUNT VALUE, AND THE TRANSFER OF ACCOUNT VALUE TO SUPPORT OUR FUTURE GUARANTEES, THE BENEFIT MAY PROVIDE SOME PROTECTION FROM SIGNIFICANT SUB-ACCOUNT LOSSES IF YOU CHOOSE TO SURRENDER YOUR ANNUITY OR BEGIN RECEIVING ANNUITY PAYMENTS PRIOR TO A MATURITY DATE. FOR THIS SAME REASON, THE BENEFIT MAY LIMIT YOUR ABILITY TO BENEFIT FROM SUB-ACCOUNT INCREASES WHILE IT IS IN EFFECT.

 The initial guarantee is created on the day that the Highest Daily GRO benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a "benefit anniversary") will not be less than your Account Value on the day that the Highest Daily GRO benefit was added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which Highest Daily GRO was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2009, we would create a guarantee on January 1, 2012 based on the highest Account Value achieved between January 1, 2009 and January 1, 2012, and that guarantee would mature on January 1, 2022. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

 In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the "Current AST bond portfolio Sub-account" described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire account value is invested in the AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

 We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (and associated Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2009, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2019, and a second guaranteed amount that was set at $120,000 maturing January 1, 2020, then a $30,000 Purchase Payment made on March 30, 2010 would increase the guaranteed amounts to $130,000 and $150,000, respectively. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the "dollar-for-dollar corridor."

 We reflect the effect of withdrawals by reference to an amount called the "dollar-for-dollar corridor." The dollar-for-dollar corridor is set initially to equal 5% of the initial guaranteed amount (i.e., 5% of the Account Value at benefit election). Each "benefit year" (i.e., a year that begins on the date of election of Highest Daily GRO and each anniversary thereafter), withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce (i) the amount of the dollar-for-dollar corridor for that benefit year
 (ii) the amount of each outstanding guarantee amount, and (iii) the highest daily Account Value that we calculate to establish a guarantee, by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each outstanding guaranteed amount, as well as the highest daily Account Value that we calculate to establish a guarantee. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the "excess withdrawal") (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal
 (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount, the highest daily Account Value that we calculate to establish a guarantee, and the dollar for dollar corridor itself. See examples of this calculation below.

 Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each applicable guaranteed amount and the dollar-for-dollar corridor in the manner indicated above.

 EXAMPLES
 The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the Highest Daily GRO benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for Highest Daily GRO or other fees and charges.

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity
 Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:
..   The initial guarantee amount is reduced by the amount withdrawn (i.e., by
    $10,000, from $250,000 to $240,000).
..   The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:
..   the initial guarantee amount is first reduced by the Remaining Limit (from
    $240,000 to $237,500);
..   The result is then further reduced by the ratio of A to B, where:

    -- A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or
       $7,500).
    -- B is the Account Value less the Remaining Limit ($180,000 - $2,500, or
       $177,500).

 The resulting initial guarantee amount is: $237,500 X (1 - $7,500 / $177,500), or $227,464.79.

..   The Remaining Limit is set to zero (0) for the balance of the first Annuity
    Year.

 The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 X (1 - $7,500 / $177,500), or $11,971.83.

 KEY FEATURE - ALLOCATION OF ACCOUNT VALUE
 Highest Daily GRO uses a mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your schedule supplement, the formula may not be altered. However, subject to any regulatory approval, we do reserve the right to amend the formula for newly-issued annuity contracts that elect Highest Daily GRO and for existing contracts that elect the benefit post-issue. This required formula helps us manage our financial exposure under Highest Daily GRO, by moving assets out of certain Sub-accounts in certain scenarios if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one of a specified group of bond portfolios within Advanced Series Trust) (collectively, the "AST Bond Portfolios"). The formula, which appears in Appendix I, also contemplates the transfer of assets from the AST Bond Portfolios to the Permitted Sub-accounts in other scenarios.

 For purposes of operating the Highest Daily GRO formula, we have included as investment options within this Annuity several AST bond portfolios. Each AST bond portfolio is unique, in that its underlying investments generally mature at the same time as each outstanding maturity date that exists under the benefit. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2018 (corresponding to all guarantees that mature in 2018), an AST Bond Portfolio whose underlying investments generally mature in 2019 (corresponding to all guarantees that mature in 2019), and so forth. We will introduce new AST bond portfolios in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected Highest Daily GRO, you may invest in an AST bond portfolio only by operation of the formula, and thus you may not allocate purchase payments to, or transfer Account Value to or from, such a Portfolio. Please see this Prospectus and the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit. A summary description of each AST Bond Portfolio appears within the Prospectus section entitled "What Are The Investment Objectives and Policies Of The Portfolios?". You can find a copy of the AST Bond Portfolio prospectus by going to www.prudentialannuities.com

 Although we employ several AST bond portfolios for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

 In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the Current AST bond portfolio Sub-account and to your Account Value held within the other Sub-accounts. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount held within your other Sub-accounts, exceeds an upper target value (currently, 0.85), then the formula will make a transfer into the Transfer AST bond portfolio Sub-account, in the amount dictated by the formula. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 0.79), then the formula will transfer Account Value within the Current AST bond portfolio Sub-account into the other Sub-accounts (other than the Transfer AST bond portfolio Sub-account), in the amount dictated by the formula.

 As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolios. Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST bond portfolios. If your entire Account Value is transferred to the AST bond portfolios, then based on the way the formula operates, the formula will not transfer amounts out of the AST bond portfolios to the Sub-accounts and the entire Account Value would remain in the AST bond portfolios. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST bond portfolios. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST bond portfolios, if dictated by the formula.

 The amount that is transferred to and from the AST bond portfolios pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your Guarantee Amount(s);
..   The amount of time until the maturity of your Guarantee(s);
..   The amount invested in, and the performance of, the Permitted Sub-accounts;
..   The amount invested in, and the performance of, the AST bond portfolios;
..   The discount rate used to determine the present value of your Guarantee(s);
..   Additional purchase payments, if any, that you make to the Annuity; and
..   Withdrawals, if any, taken from the Annuity.

 Any amounts invested in the AST bond portfolios will affect your ability to participate in a subsequent recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

 The AST bond portfolios are available only with these benefits, and you may not allocate purchase payments and transfer Account Value to or from the AST bond portfolios.

 Transfers do not impact any guarantees that have already been locked-in.

 ELECTION/CANCELLATION OF THE BENEFIT
 We no longer permit new elections of Highest Daily GRO, except in certain states/jurisdictions,. If you currently participate in Highest Daily GRO, your existing guarantees are unaffected by the fact that we generally no longer offer Highest Daily GRO.

 If you wish, you may cancel the Highest Daily GRO benefit. You may then elect any other currently available living benefit, which is available to be added post issue on any Valuation Day after you have cancelled the Highest Daily GRO benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon cancellation of the Highest Daily GRO benefit, any Account Value allocated to the AST Bond Portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, and the Permitted Sub-accounts according to a pre-determined mathematical formula used with that benefit. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, under the newly-elected benefit. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE HIGHEST DAILY GRO BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER YOUR NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL. ONCE THE HIGHEST DAILY GRO BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE HIGHEST DAILY GRO BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS.

 Highest Daily GRO will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or
 (d) upon full surrender of the Annuity. If you elect to terminate the benefit, Highest Daily GRO will no longer provide any guarantees. The charge for the Highest Daily GRO benefit will no longer be deducted from your Account Value upon termination of the benefit.

 SPECIAL CONSIDERATIONS UNDER HIGHEST DAILY GRO
 This benefit is subject to certain rules and restrictions, including, but not limited to the following:
..   Upon inception of the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.
..   You cannot participate in any dollar cost averaging benefit that transfers
    Account Value from a fixed interest rate option to a Sub-account.
..   Transfers from the other Sub-accounts to an AST bond portfolio Sub-account or from an AST bond portfolio Sub-account to the other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.
..   Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.
..   As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

 CHARGES UNDER THE BENEFIT
 We deduct an annual charge equal to 0. 60% (0.35%, for elections prior to May 1, 2009) of the average daily net assets of the Sub-accounts (including each AST bond portfolio Sub-account) for participation in the Highest Daily GRO benefit. The charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of this prospectus entitled "Summary of Contract Fees and Charges."

 OPTIONAL 90% CAP FEATURE FOR HIGHEST DAILY GRO
 If you currently own an Annuity and have elected the Highest Daily GRO benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new Additional charge formula is set forth in Appendix I of this prospectus, and is described below. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% Cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

 Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

 Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account ("90% cap rule"). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

 If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap rule is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

 For example,
..   March 19, 2010 - a transfer is made that results in the 90% cap rule being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.
..   As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).
..   Once there is a transfer out of the Transfer AST bond portfolio Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

 If at the time you elect the 90% cap rule, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following "hierarchy" (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or
 (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

 It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

 Once the transfer restriction of the 90% cap rule is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

 IMPORTANT CONSIDERATIONS WHEN ELECTING THIS FEATURE:
..   At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
..   Please be aware that because of the way the 90% cap rule mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

 Your election of the 90% cap rule will not result in your losing the guarantees you had accumulated under your existing Highest Daily GRO benefit.

 HIGHEST DAILY GUARANTEED RETURN OPTION II (HD GRO II)
 You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel HD GRO II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and that you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. HD GRO II is not available if you participate in any other living benefit. However, HD GRO II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit or the Plus40 Optional Life Insurance Rider. As detailed below under "Key Feature - Allocation of Account Value", your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

 HD GRO II creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the "maturity date" for that guarantee. HD GRO II will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

 The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

 The initial guarantee is created on the day that the HD GRO II benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a "benefit anniversary") will not be less than your Account Value on the day that the HD GRO II benefit was added or re-added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which HD GRO II was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2010, we would create a guarantee on January 1, 2014 based on the highest Account Value achieved between January 1, 2010 and January 1, 2014, and that guarantee would mature on January 1, 2024. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

 If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program.

 We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (including any associated purchase Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2010, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2020, and a second guaranteed amount that was set at $120,000 maturing
 January 1, 2021, then a $30,000 Purchase Payment made on March 30, 2011 would increase the guaranteed amounts to $130,000 and $150,000, respectively.

 If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

 If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

 Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

 EXAMPLE
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

 Assume the following:
..   The Issue Date is December 1, 2010
..   The benefit is elected on December 1, 2010
..   The Account Value on December 1, 2010 is $200,000, which results in an initial guarantee of $200,000
..   An additional guarantee amount of $300,000 is locked in on December 1, 2011
..   The Account Value immediately prior to the withdrawal is equal to $300,000
..   For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

 If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION (FIGURES ARE ROUNDED):

     Withdrawal Amount                                           $ 50,000
     Divided by Account Value before withdrawal                  $300,000
     Equals ratio                                                   16.67%
     All guarantees will be reduced by the above ratio (16.67%)
     Initial guarantee amount                                    $166,667
     Additional guarantee amount                                 $250,000

 KEY FEATURE - ALLOCATION OF ACCOUNT VALUE
 We limit the Sub-accounts to which you may allocate Account Value if you elect HD GRO II. For purposes of this benefit, we refer to those permitted investment options (other than the AST bond portfolio used with this benefit) as the "Permitted Sub-accounts".

 HD GRO II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your Rider schedule supplement, the formula may not be altered once you elect the benefit. However, subject to any regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect HD GRO II and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under HD GRO II, by moving assets out of certain Sub-accounts in certain scenarios if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one of a specified group of bond portfolios within Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from the AST bond portfolio Sub-accounts to the Permitted Sub-accounts in other scenarios. The formula is set forth in Appendix P of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the Prospectus section entitled "What Are The Investment Objectives and Policies Of The Portfolios?". You can find a copy of the AST bond portfolios' prospectus by going to www.prudentialannuities.com.

 For purposes of operating the HD GRO II formula, we have included within this Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at the same time as each outstanding maturity date that exists under the benefit. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020 (corresponding to all guarantees that mature in 2020), an AST bond portfolio whose underlying investments generally mature in 2021 (corresponding to all guarantees that mature in 2021), and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-Account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected Highest Daily GRO II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the predetermined mathematical formula, and thus you may not allocate purchase payments to, or transfer Account Value to or from, such a Portfolio. Please see the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

 Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. As indicated, the AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.

 In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within your Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value within the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

 The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

 For example,
..   March 19, 2010 - a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.
..   On March 20, 2010 (and at least until first a transfer is made out of the
    AST bond portfolio Sub-account under the formula), the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).
..   Once there is a formula-initiated transfer out of the AST bond portfolio
    Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

 As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

 The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon a number of factors unique to your
 Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your guarantee amount(s);
..   The amount of time until the maturity of your guarantee(s);
..   The amount invested in, and the performance of, the Permitted Sub-accounts;
..   The amount invested in, and the performance of, the AST bond portfolio
    Sub-accounts;
..   The discount rate used to determine the present value of your guarantee(s);
..   Additional purchase payments, if any, that you make to the Annuity; and
..   Withdrawals, if any, taken from the Annuity.

 Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

 The AST bond portfolio Sub-accounts are available only with these benefits, and you may not allocate purchase payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

 Transfers do not impact any guarantees that have already been locked-in.

 ELECTION/CANCELLATION OF THE BENEFIT
 HD GRO II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and you otherwise meet our eligibility requirements. You may elect HD GRO II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New
 York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect HD GRO II. However you will lose all guarantees that you had accumulated under the previous benefit. The initial guarantee under HD GRO II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

 HD GRO II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or
 (d) upon full surrender of the Annuity. If you elect to terminate the benefit, HD GRO II will no longer provide any guarantees. The charge for the HD GRO II benefit will no longer be deducted from your Account Value upon termination of the benefit.

 If you wish, you may cancel the HD GRO II benefit. You may then elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the HD GRO II benefit, provided that your Account Value is allocated in the manner permitted with the benefit and you otherwise meet our eligibility requirements. Upon cancellation of the HD GRO II benefit, any Account Value allocated to the AST bond portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata (i.e., in direct proportion to your current allocations). Upon your re-election of HD GRO II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the other Sub-accounts according to the predetermined mathematical formula (see "Key Feature - Allocation of Account Value" section for more details). It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST bond portfolio Sub-accounts under the newly-elected benefit. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE HD GRO II BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER YOUR NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE AT THE TIME THE NEW BENEFIT BECOMES EFFECTIVE. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL.

 SPECIAL CONSIDERATIONS UNDER HD GRO II
 This benefit is subject to certain rules and restrictions, including, but not limited to the following:
..   Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.
..   Transfers to and from your elected Sub-accounts and an AST bond portfolio
    Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.
..   Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.
..   As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
..   We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.
..   If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and
    (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

 CHARGES UNDER THE BENEFIT
 We deduct an annualized charge equal to 0.60% of the average daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the HD GRO II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and
 (b) administration of the benefit.

 GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)
 The Guaranteed Minimum Withdrawal Benefit is no longer available for new elections.

 The Guaranteed Minimum Withdrawal Benefit guarantees your ability to withdraw amounts equal to an initial principal value (called the "Protected Value"), regardless of the impact of Sub-account performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that Sub-account performance will not affect your ability to protect your principal. You are not required to make withdrawals as part of the benefit - the guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the benefit. There is an additional charge if you elected the GMWB benefit; however, the charge may be waived under certain circumstances described below.

 KEY FEATURE - PROTECTED VALUE
 The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of Sub-account performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the GMWB benefit terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the Protected Annual Withdrawal Amount, without triggering an adjustment in the Protected Value on a proportional basis. The Protected Value is referred to as the "Benefit Base" in the rider we issue for this benefit.

 The Protected Value is determined as of the date you make your first withdrawal under your Annuity following your election of the GMWB benefit. The initial Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB benefit, plus any additional purchase payments (plus any Credits applied to such purchase payments under XT6) before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to market performance during the period between your election of the GMWB benefit and the date of your first withdrawal.
..   If you elect the GMWB benefit at the time you purchase your Annuity, the
    Account Value will be your initial Purchase Payment (plus any Credits applied to such purchase payments under XT6).
..   If we offer the GMWB benefit to existing Annuity Owners, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB benefit will be used to determine the initial Protected Value.
..   If you make additional purchase payments after your first withdrawal, the
    Protected Value will be increased by the amount of the additional Purchase Payment (plus any Credits applied to such purchase payments under XT6).

 You may elect to step-up your Protected Value if, due to positive market performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5/th/ Annuity anniversary following the first withdrawal under the GMWB benefit. The Protected Value can be stepped up again on or after the 5/th/ Annuity anniversary following the preceding step-up. If you elect to step-up the Protected Value, you must do so during the 30-day period prior to your eligibility date. If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the GMWB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

 Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000. On the date you are eligible to step-up the Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected

 Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.

 KEY FEATURE - PROTECTED ANNUAL WITHDRAWAL AMOUNT
 The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected Value will be reduced on a "dollar-for-dollar" basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC or MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal Amount trigger a proportional adjustment to both the Protected Value and the Protected Annual Withdrawal Amount, as described in the rider for this benefit (see the examples of this calculation below). The Protected Annual Withdrawal Amount is referred to as the "Maximum Annual Benefit" in the rider we issue for this benefit.

 THE GMWB BENEFIT DOES NOT AFFECT YOUR ABILITY TO MAKE WITHDRAWALS UNDER YOUR ANNUITY OR LIMIT YOUR ABILITY TO REQUEST WITHDRAWALS THAT EXCEED THE PROTECTED ANNUAL WITHDRAWAL AMOUNT. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.
..   If, cumulatively, you withdraw an amount less than the Protected Annual
    Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.
..   Additional purchase payments will increase the Protected Annual Withdrawal
    Amount by 7% of the applicable Purchase Payment (and any Credits we apply to such purchase payments under XT6).
..   If the Protected Annual Withdrawal Amount after an adjustment exceeds the
    Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.

 The following examples of dollar-for dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits in the case of XT6); 3.) a Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GMWB or any other fees and charges.

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity
 Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Protected Annual Withdrawal Amount:
..   The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).
..   The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to $7,500).

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $220,000. As the amount withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:
..   the Protected Value is first reduced by the remaining Protected Annual
    Withdrawal Amount (from $240,000 to $232,500);
..   The result is then further reduced by the ratio of A to B, where:

    -- A is the amount withdrawn less the remaining Protected Annual Withdrawal
       Amount ($10,000 - $7,500, or $2,500).
    -- B is the Account Value less the remaining Protected Annual Withdrawal
       Amount ($220,000 - $7,500, or $212,500).

 The resulting Protected Value is: $232,500 X (1 - $2,500 / $212,500), or $229,764.71.

..   the Protected Annual Withdrawal Amount is also reduced by the ratio of A to
    B: The resulting Protected Annual Withdrawal Amount is: $17,500 X (1 - $2,500 / $212,500), or $17,294.12.

    -- The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.

 EXAMPLE 3. RESET OF THE MAXIMUM ANNUAL BENEFIT
 A $10,000 withdrawal is made on October 13, 2006 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:
..   the Protected Value is reduced by the amount withdrawn (i.e., reduced by
    $10,000, from $229,764.71 to $219,764.71).
..   the remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $17,294.12 to $7,294.12).

 BENEFITS UNDER GMWB
..   In addition to any withdrawals you make under the GMWB benefit, Sub-account performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the
    Protected Annual Withdrawal Amount, except for the last payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional purchase payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.
..   If the death benefit under your Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your Annuity, your Beneficiary has the option to elect to receive the remaining Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under your Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. THE PROTECTED VALUE IS NOT EQUAL TO THE ACCOUNT VALUE FOR PURPOSES OF THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. THE GMWB BENEFIT DOES NOT INCREASE OR DECREASE THE AMOUNT OTHERWISE PAYABLE UNDER
    THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. GENERALLY, THE GMWB BENEFIT
    WOULD BE OF VALUE TO YOUR BENEFICIARY ONLY WHEN THE PROTECTED VALUE AT
    DEATH EXCEEDS ANY OTHER AMOUNT AVAILABLE AS A DEATH BENEFIT.
..   If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. YOU CAN ALSO ELECT TO TERMINATE THE GMWB BENEFIT AND BEGIN RECEIVING ANNUITY PAYMENTS BASED ON YOUR THEN CURRENT ACCOUNT VALUE (NOT THE REMAINING PROTECTED VALUE) UNDER ANY OF THE AVAILABLE ANNUITY PAYMENT OPTIONS.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the GMWB benefit are subject to all of the terms and conditions of your Annuity, including any CDSC and MVA that may apply.
..   Withdrawals made while the GMWB benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity.
..   The GMWB benefit does not directly affect your Annuity's Account Value or
    Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB benefit. The GMWB benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Value in the form of periodic benefit payments.
..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

 ELECTION OF THE BENEFIT
 The GMWB benefit is no longer available. If you currently participate in GMWB, your existing guarantees are unaffected by the fact that we no longer offer GMWB.

 We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB benefit under this Annuity or any other annuities that you own that are issued by Prudential Annuities or its affiliated companies.

 TERMINATION OF THE BENEFIT
 The benefit terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon due proof of death (unless your surviving spouse elects to continue your Annuity and the GMWB benefit or your Beneficiary elects to receive the amounts payable under the GMWB benefit in lieu of the death benefit) or upon your election to begin receiving annuity payments.

 The charge for the GMWB benefit will no longer be deducted from your Account Value upon termination of the benefit.

 PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS GMWB AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

 CHARGES UNDER THE BENEFIT
..   Currently, we deduct a charge equal to 0.35% of the average daily net assets of the Sub-accounts per year for the GMWB benefit. The annual charge is deducted daily.
..   If, during the seven years following the effective date of the benefit, you do not make any withdrawals, and do not make any additional purchase payments after a five-year period following the effective date of the benefit, the benefit will remain in effect; however, we will waive the annual charge going forward. If you make an additional Purchase Payment following the waiver of the annual charge, we will begin charging for the benefit. After year seven (7) following the effective date of the benefit, withdrawals will not cause a charge to be re-imposed.
..   If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the benefit have changed for new purchasers, your benefit may be subject to the new charge level for the benefit.

 ADDITIONAL TAX CONSIDERATIONS FOR QUALIFIED CONTRACTS/ARRANGEMENTS
 If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount, resulting in a lower amount payable in future Annuity Years. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as required minimum distribution provisions under the tax law.

 GUARANTEED MINIMUM INCOME BENEFIT (GMIB)
 The Guaranteed Minimum Income Benefit is no longer available for new elections.

 The Guaranteed Minimum Income Benefit is an optional benefit that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the "Protected Income Value") that increases after the waiting period begins, regardless of the impact of Sub-account performance on your Account Value. The benefit may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance. There is an additional charge if you elected the GMIB benefit.

 KEY FEATURE - PROTECTED INCOME VALUE
 The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable tax charge), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected Income Value is initially established on the effective date of the GMIB benefit and is equal to your Account Value on such date. Currently, since the GMIB benefit may only be elected at issue, the effective date is the Issue Date of your Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the "Protected Value" in the rider we issue for this benefit. The 5% annual growth rate is referred to as the "Roll-Up Percentage" in the rider we issue for this benefit.

 The Protected Income Value is subject to a limit of 200% (2X) of the sum of the Protected Income Value established on the effective date of the GMIB benefit, or the effective date of any step-up value, plus any additional purchase payments (and any Credit that is applied to such purchase payments in the case of XT6) made after the waiting period begins ("Maximum Protected Income Value"), minus the sum of any reductions in the Protected Income Value due to withdrawals you make from your Annuity after the waiting period begins.
..   Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the Protected Income Value by the amount of any additional purchase payments after you reach the Maximum Protected Income Value. Further, if you make withdrawals after you reach the Maximum Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.
..   Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant's 80/th/ birthday or the 7/th/ anniversary of the later of the effective date of the GMIB benefit or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional purchase payments (and any Credit that is applied to such purchase payments in the case of XT6). Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected
    Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.
..   Subject to the Maximum Protected Income Value, if you make an additional
    Purchase Payment, we will increase the Protected Income Value by the amount of the Purchase Payment (and any Credit that is applied to such Purchase Payment in the case of XT6) and will apply the 5% annual growth rate on the new amount from the date the Purchase Payment is applied.
..   As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.

 STEPPING-UP THE PROTECTED INCOME VALUE - You may elect to "step-up" or "reset" your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the 5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB benefit is in effect, and only while the Annuitant is less than age 76.
..   A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB benefit until the end of the new waiting period. In light of this waiting period upon resets, it is not recommended that you reset your GMIB if the required beginning date under IRS minimum distribution requirements would commence during the 7 year waiting period. See "Tax Considerations" section in this prospectus for additional information on IRS requirements.
..   The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to
    200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent purchase payments (and any Credit that is applied to such purchase payments in the case of XT6), minus the impact of any withdrawals after the date of the step-up.
..   When determining the guaranteed annuity purchase rates for annuity payments under the GMIB benefit, we will apply such rates based on the number of years since the most recent step-up.
..   If you elect to step-up the Protected Income Value under the benefit, and on the date you elect to step-up, the charges under the GMIB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.
..   A step-up will increase the dollar for dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.

 IMPACT OF WITHDRAWALS ON THE PROTECTED INCOME VALUE - Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the Protected Income Value on a "dollar-for-dollar" basis (the Protected Income Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the Issue Date (or on the Issue Date for the first Annuity
 Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a "dollar-for-dollar" basis is adjusted on each Annuity anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.

 The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits in the case of XT6); 3.) an initial Protected Income Value of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GMIB or any other fees and charges.

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity
 Year). No prior withdrawals have been taken. Immediately prior to the withdrawal, the Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:
..   The Protected Income Value is reduced by the amount withdrawn (i.e., by
    $10,000, from $251,038.10 to $241,038.10).
..   The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is $220,000 and the Protected Income Value is $242,006.64. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:
..   the Protected Income Value is first reduced by the Remaining Limit (from
    $242,006.64 to $239,506.64);
..   The result is then further reduced by the ratio of A to B, where:

    -- A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or
       $7,500).
    -- B is the Account Value less the Remaining Limit ($220,000 - $2,500, or
       $217,500).

 The resulting Protected Income Value is: $239,506.64 X (1 - $7,500 / $217,500), or $231,247.79.

..   The Remaining Limit is set to zero (0) for the balance of the first Annuity
    Year.

 EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT
 A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income Value is $240,838.37. The Remaining Limit is reset to 5% of this amount, or $12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:
..   the Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).
..   the Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).

 KEY FEATURE - GMIB ANNUITY PAYMENTS
 You can elect to apply the Protected Income Value to one of the available GMIB Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, after the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's or your 95/th/ birthday (whichever is sooner), except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 92/nd/ birthday.

 Your Annuity or state law may require you to begin receiving annuity payments at an earlier date.

 The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income Value (net of any applicable tax charge that may be due) to the GMIB Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB benefit. These special rates also are calculated using other factors such as "age setbacks" (use of an age lower than the Annuitant's actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB benefit. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.

 ON THE DATE THAT YOU ELECT TO BEGIN RECEIVING GMIB ANNUITY PAYMENTS, WE GUARANTEE THAT YOUR PAYMENTS WILL BE CALCULATED BASED ON YOUR ACCOUNT VALUE AND OUR THEN CURRENT ANNUITY PURCHASE RATES IF THE PAYMENT AMOUNT CALCULATED ON THIS BASIS WOULD BE HIGHER THAN IT WOULD BE BASED ON THE PROTECTED INCOME VALUE AND THE SPECIAL GMIB ANNUITY PURCHASE RATES.

 GMIB ANNUITY PAYMENT OPTION 1 - PAYMENTS FOR LIFE WITH A CERTAIN PERIOD Under this option, monthly annuity payments will be made until the death of the Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

 GMIB ANNUITY PAYMENT OPTION 2 - PAYMENTS FOR JOINT LIVES WITH A CERTAIN PERIOD Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant die before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary
..   If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.
..   If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.

 You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.

 OTHER IMPORTANT CONSIDERATIONS
 YOU SHOULD NOTE THAT GMIB IS DESIGNED TO PROVIDE A TYPE OF INSURANCE THAT SERVES AS A SAFETY NET ONLY IN THE EVENT YOUR ACCOUNT VALUE DECLINES SIGNIFICANTLY DUE TO NEGATIVE INVESTMENT PERFORMANCE. IF YOUR ACCOUNT VALUE IS NOT SIGNIFICANTLY

 AFFECTED BY NEGATIVE INVESTMENT PERFORMANCE, IT IS UNLIKELY THAT THE PURCHASE OF THE GMIB WILL RESULT IN YOUR RECEIVING LARGER ANNUITY PAYMENTS THAN IF YOU HAD NOT PURCHASED GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB benefit does not directly affect an Annuity's Account Value, Surrender Value or the amount payable under either the basic Death Benefit provision of the Annuity or any optional Death Benefit provision. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.
..   Each Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.
..   Where allowed by law, we reserve the right to limit subsequent purchase payments if we determine, at our sole discretion, that based on the timing of your purchase payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining whether to limit purchase payments, we will look at purchase payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.
..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.
..   If you change the Annuitant after the effective date of the GMIB benefit, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB benefit based on his or her age at the time of the change, then the GMIB benefit will terminate.
..   Annuity payments made under the GMIB benefit are subject to the same tax treatment as any other annuity payment.
..   At the time you elect to begin receiving annuity payments under the GMIB benefit or under any other annuity payment option we make available, the protection provided by an Annuity's basic Death Benefit or any optional Death Benefit provision you elected will no longer apply.

 ELECTION OF THE BENEFIT
 The GMIB benefit is no longer available. If you currently participate in GMIB, your existing guarantees are unaffected by the fact that we no longer offer GMIB.

 TERMINATION OF THE BENEFIT
 The GMIB benefit cannot be terminated by the Owner once elected. The GMIB benefit automatically terminates as of the date your Annuity is fully surrendered, on the date the Death Benefit is payable to your Beneficiary (unless your surviving spouse elects to continue your Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The GMIB benefit may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB benefit based on his or her age at the time of the change.

 Upon termination of the GMIB benefit we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

 CHARGES UNDER THE BENEFIT
 Currently, we deduct a charge equal to 0.50% per year of the average Protected Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity's Account Value due to market performance. The dollar amount you pay each year will increase in any year the Protected Income Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.

 The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of an Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the Sub-accounts and the Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB benefit or any other annuity payment option we make available during an Annuity Year, or the GMIB benefit terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

 No charge applies after the Annuity Date.

 LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)
 The Lifetime Five Income Benefit is no longer being offered. Lifetime Five could have been elected only where the Annuitant and the Owner were the same person or, if the Annuity Owner is an entity, where there was only one Annuitant. The Annuitant must have been at least 45 years old when the benefit is elected. The Lifetime Five Income Benefit was not available if you elected any other optional living benefit. As long as your Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.

 The benefit guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the "Protected Withdrawal Value"), regardless of the impact of market performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. There are two options - one is designed to provide an annual withdrawal amount for life (the "Life Income Benefit") and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value (adjusted as described below) (the "Withdrawal Benefit"). If there is no Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as your Annuity has an Account Value and the Lifetime Five is in effect. Certain benefits under Lifetime Five may remain in effect even if the Account Value of your Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to determine the amount of each annual payment under the Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under your Annuity following your election of Lifetime Five. The initial Protected Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Lifetime Five, plus any additional purchase payments, as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity until the date of your first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10/th/ anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. With respect to XT6, Credits are added to purchase payments for purposes of calculating the Protected Withdrawal Value, the Annual Income Amount and the Annual Withdrawal Amount (see below for a description of Annual Income Amount and Annual Withdrawal Amount).
..   If you elected the Lifetime Five benefit at the time you purchased your
    Annuity, the Account Value was your initial Purchase Payment.
..   If you make additional purchase payments after your first withdrawal, the
    Protected Withdrawal Value will be increased by the amount of each additional Purchase Payment.

 The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to 7% per Annuity Year of the Protected Withdrawal Value and on the greater of a dollar-for-dollar basis or a pro rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected Withdrawal Value (for example, due to a step-up or additional purchase payments being made into the Annuity).

 STEP-UP OF THE PROTECTED WITHDRAWAL VALUE
 You may elect to step-up your Protected Withdrawal Value if, due to positive market performance, your Account Value is greater than the Protected Withdrawal Value.

 If you elected the Lifetime Five benefit on or after March 20, 2006:
..   you are eligible to step-up the Protected Withdrawal Value on or after the
    1/st/ anniversary of the first withdrawal under the Lifetime Five benefit
..   the Protected Withdrawal Value can be stepped up again on or after the
    1/st/ anniversary of the preceding step-up

 If you elected the Lifetime Five benefit prior to March 20, 2006 and that original election remains in effect:
..   you are eligible to step-up the Protected Withdrawal Value on or after the
    5/th/ anniversary of the first withdrawal under the Lifetime Five benefit
..   the Protected Withdrawal Value can be stepped up again on or after the
    5/th/ anniversary of the preceding step-up

 In either scenario (i.e., elections before or after March 20, 2006) if you elect to step-up the Protected Withdrawal Value under the benefit, and on the date you elect to step-up, the charges under the Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of step-up. Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to $75,000 on the date you are eligible. If your current Annual Income Amount and Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.

 An optional automatic step-up ("Auto Step-Up") feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force.

 If you elected the Lifetime Five benefit on or after March 20, 2006 and have also elected the Auto Step-Up feature:
..   the first Auto Step-Up opportunity will occur on the 1/st/ Annuity
    Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Lifetime Five benefit or (2) the most recent step-up
..   your Protected Withdrawal Value will only be stepped-up if 5% of the
    Account Value is greater than the Annual Income Amount by any amount
..   if at the time of the first Auto Step-Up opportunity, 5% of the Account
    Value is not greater than the Annual Income Amount, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs
..   once a step-up occurs, the next Auto Step-Up opportunity will occur on the
    1/st/ Annuity Anniversary that is at least one year after the most recent step-up

 If you elected the Lifetime Five benefit prior to March 20, 2006 and have also elected the Auto Step-Up feature:
..   the first Auto Step-Up opportunity will occur on the Annuity Anniversary that is at least 5 years after the later of (1) the date of the first withdrawal under the Lifetime Five Benefit or (2) the most recent step-up
..   your Protected Withdrawal Value will only be stepped-up if 5% of the
    Account Value is greater than the Annual Income Amount by 5% or more
..   if at the time of the first Auto Step-Up opportunity, 5% of the Account
    Value does not exceed the Annual Income Amount by 5% or more, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs
..   once a step-up occurs, the next Auto Step-Up opportunity will occur on the
    Annuity Anniversary that is at least 5 years after the most recent step-up

 In either scenario (i.e., elections before or after March 20, 2006), if on the date that we implement an Auto Step-Up to your Protected Withdrawal Value, the charge for Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Protected Withdrawal Value even if you elect the Auto Step-Up feature.

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE LIFE INCOME BENEFIT
 The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value. Under the Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up (or an auto step-up is effected), your Annual Income Amount increases to equal 5% of your Account Value after the step-up if such amount is greater than your Annual Income Amount. Your Annual Income Amount also increases if you make additional purchase payments. The amount of the increase is equal to 5% of any additional purchase payments (and any associated Credit with respect to XT6). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

 KEY FEATURE - ANNUAL WITHDRAWAL AMOUNT UNDER THE WITHDRAWAL BENEFIT
 The initial Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal Value. Under the Lifetime Five benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal Amount, your Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount ("Excess Withdrawal"), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up (or an auto step-up is effected), your Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up if such amount is greater than your Annual Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional purchase payments. The amount of the increase is equal to 7% of any additional purchase payments (and any associated Credit with respect to XT6). A determination of whether you have exceeded your Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.

 The Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount and the Annual Withdrawal Amount. You are not
 required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in each Annuity Year.
..   If, cumulatively, you withdraw an amount less than the Annual Withdrawal
    Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.
..   If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Income Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

 EXAMPLES OF WITHDRAWALS
 The following examples of dollar-for-dollar and proportional reductions of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; and 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000. The values set forth here are purely hypothetical, and do not reflect the charge for Lifetime Five or any other fees and charges.

 The initial Protected Withdrawal Value is calculated as the greatest of (a),
 (b) and (c):

 (a)Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05/(393/365)/ = $263,484.33
 (b)Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000
 (c)Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

 Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of $265,000). The Annual Income Amount is equal to $13,250 under the Life Income Benefit (5% of $265,000).

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
..   Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 -
    $10,000 = $8,550. Annual Withdrawal Amount for future Annuity Years remains at $18,550.
..   Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000
    = $3,250. Annual Income Amount for future Annuity Years remains at $13,250.
..   Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 (a)If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
..   Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 -
    $15,000 = $3,550. Annual Withdrawal Amount for future Annuity Years remains at $18,550
..   Remaining Annual Income Amount for current Annuity Year = $0

 Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.
..   Reduction to Annual Income Amount = Excess Income/Account Value before
    Excess Income X Annual Income Amount = $1,750/($263,000 - $13,250) X $13,250 = $93

 Annual Income Amount for future Annuity Years = $13,250 - $93 = $13,157
..   Protected Withdrawal Value is reduced by $15,000 from $265,000 to $250,000

 (b)If $25,000 was withdrawn (more than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
..   Remaining Annual Withdrawal Amount for current Annuity Year = $0

 Excess of withdrawal over the Annual Withdrawal Amount ($25,000 - $18,550 = $6,450) reduces Annual Withdrawal Amount for future Annuity Years.
..   Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value
    before Excess Withdrawal X Annual Withdrawal Amount = $6,450/($263,000 - $18,550) X $18,550 = $489

 Annual Withdrawal Amount for future Annuity Years = $18,550 - $489 = $18,061
..   Remaining Annual Income Amount for current Annuity Year = $0

 Excess of withdrawal over the Annual Income Amount ($25,000 - $13,250 = $11,750) reduces Annual Income Amount for future Annuity Years.
..   Reduction to Annual Income Amount = Excess Income/Account Value before
    Excess Income X Annual Income Amount = $11,750/($263,000 - $13,250) X $13,250 = $623.

 Annual Income Amount for future Annuity Years = $13,250 - $623 = $12,627
..   Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount
    ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction. Dollar-for-dollar reduction = $25,000 - $18,550 = $6,450
..   Proportional reduction = Excess Withdrawal/Account Value before Excess
    Withdrawal X Protected Withdrawal Value = $6,450/($263,000 - $18,550) X $246,450 = $6,503 Protected Withdrawal Value = $246,450 - max {$6,450,
    $6,503} = $239,947

 BENEFITS UNDER THE LIFETIME FIVE BENEFIT
..   If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the Lifetime Five benefit will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Thus, in that scenario, the remaining amounts under the Life Income Benefit and the Withdrawal Benefit would be payable even though your Account Value was reduced to zero. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further purchase payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the Annual Withdrawal Amount and amounts are still payable under the Withdrawal Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further purchase payments will be accepted under your Annuity.
..   If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Withdrawal Value, you can elect one of the following three options:

       (1)apply your Account Value to any annuity option available; or
       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant's death; or
       (3)request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the Annuitant's death or the date the Protected Withdrawal Value is depleted.

 We must receive your request in a form acceptable to us at our office.
..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no withdrawal was ever taken, we will determine a Protected Withdrawal
    Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date the annuity payments are to begin.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Lifetime Five benefit are subject to all of the terms and conditions of your Annuity, including any applicable CDSC.
..   Withdrawals made while the Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity. The Lifetime Five benefit does not directly affect your Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five benefit. The
    Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.
..   In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to the new investment limitations.

 ELECTION OF THE BENEFIT
 We no longer permit elections of Lifetime Five. If you wish, you may cancel the Lifetime Five benefit. You may then elect any other available living benefit, on the Valuation Day after you have cancelled the Lifetime Five benefit provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Once the Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Lifetime Five benefit provided that the benefit you are looking to elect is available on a post- issue basis. IF YOU CANCEL LIFETIME FIVE, YOU LOSE ALL GUARANTEES UNDER THE BENEFIT AND WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT BASED ON YOUR ACCOUNT VALUE. ANY SUCH NEW BENEFIT MAY BE MORE EXPENSIVE.

 TERMINATION OF THE BENEFIT
 The benefit terminates automatically when your Protected Withdrawal Value and Annual Income Amount equal zero. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon the death of the Annuitant, upon a change in ownership of your Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments. While you may terminate your benefit at any time, we may not terminate the benefit other than in the circumstances listed above.

 The charge for the Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value. In addition, the amount and duration of payments under the annuity payment and Death Benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as Required Minimum Distribution provisions under the tax law.

 As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of this prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

 SPOUSAL LIFETIME FIVE INCOME BENEFIT (SPOUSAL LIFETIME FIVE)
 The Spousal Lifetime Five benefit is no longer being offered. Spousal Lifetime Five must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 55 years old when the benefit was elected. The Spousal Lifetime Five benefit was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.

 The benefit guarantees until the later death of two natural persons that are each other's spouses at the time of election of Spousal Lifetime Five and at the first death of one of them (the "Designated Lives", each a "Designated Life") the ability to withdraw an annual amount ("Spousal Life Income Benefit") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The Spousal Life Income Benefit may remain in effect even if the Account Value of the Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that market performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Life Income Benefit after the death of the first. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit.

 KEY FEATURE - INITIAL PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to determine the amount of each annual payment under the Spousal Life Income Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Spousal Lifetime Five. The initial Protected Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Spousal Lifetime Five, plus any additional purchase payments as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity, until the date of your first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10/th/ anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. With respect to XT6, Credits are added to purchase payments for purposes of calculating the Protected Withdrawal Value and the Annual Income Amount (see below for a description of Annual Income Amount).

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL LIFETIME FIVE INCOME
 BENEFIT
 The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value. Under the Spousal Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Spousal Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. The Spousal Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount.

 STEP-UP OF ANNUAL INCOME AMOUNT
 You may elect to step-up your Annual Income Amount if, due to positive market performance, 5% of your Account Value is greater than the Annual Income Amount. You are eligible to step-up the Annual Income Amount on or after the 1/st/ anniversary of the first withdrawal under the Spousal Lifetime Five benefit. The Annual Income Amount can be stepped up again on or after the 1/st/ anniversary of the preceding step-up. If you elect to step-up the Annual Income Amount under the benefit, and on the date you elect to step-up, the charges under the Spousal Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of such step-up. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up. Your Annual Income Amount also increases if you make additional purchase payments. The amount of the increase is equal to 5% of any additional purchase payments (plus any Credit with respect to XT6). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

 An optional automatic step-up ("Auto Step-Up") feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force. If you elect this feature, the first Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Spousal Lifetime Five benefit or (2) the most recent step-up. At this time, your Annual Income Amount will be stepped-up if 5% of your Account Value is greater than the Annual Income Amount by any amount. If 5% of the Account Value does not exceed the Annual Income Amount, then an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs. Once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least 1 year after the most recent step-up. If, on the date that we implement an Auto Step-Up to your Annual Income Amount, the charge for Spousal Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Annual Income Amount even if you elect the Auto Step-Up feature.

 EXAMPLES OF WITHDRAWALS AND STEP-UP
 The following examples of dollar-for-dollar and proportional reductions and the step-up of the Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Spousal Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000; and 5.) the Account Value on February 1, 2010 is equal to $280,000. The values set forth here are purely hypothetical, and do not reflect the charge for the Spousal Lifetime Five or any other fees and charges.

 The initial Protected Withdrawal Value is calculated as the greatest of
 (a),(b) and (c):

 (a)Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05/(393/365)/ = $263,484.33
 (b)Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000
 (c)Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

 Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Income Amount is equal to $13,250 under the Spousal Life Income Benefit (5% of $265,000).

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 If $10,000 was withdrawn (less than the Annual Income Amount) on March 1,
 2006, then the following values would result
..   Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000
    = $3,250.
..   Annual Income Amount for future Annuity Years remains at $13,250

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 If $15,000 was withdrawn (more than the Annual Income Amount) on March 1, 2006, then the following values would result:
..   Remaining Annual Income Amount for current Annuity Year = $0
..   Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250
    $1,750) reduces Annual Income Amount for future Annuity Years.
..   Reduction to Annual Income Amount = Excess Income/Account Value before
    Excess Income X Annual Income Amount = $1,750/($263,000 - $13,250) X $13,250 = $93. Annual Income Amount for future Annuity Years = $13,250 - $93 = $13,157

 EXAMPLE 3. STEP-UP OF THE ANNUAL INCOME AMOUNT
 If a step-up of the Annual Income Amount is requested on February 1, 2010 or the Auto Step-Up feature was elected, the step-up would occur because 5% of the Account Value, which is $14,000 (5% of $280,000), is greater than the Annual Income Amount of $13,250. The new Annual Income Amount will be equal to $14,000.

 BENEFITS UNDER THE SPOUSAL LIFETIME FIVE BENEFIT
 To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under the Spousal Life Income Benefit, we will make an additional payment for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year, if any. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this Prospectus. No further purchase payments will be accepted under your Annuity. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Life Income Benefit terminates and no additional payments will be made.
..   If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any annuity option available; or
       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death.

 We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with five payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of future Annual Income Amount payments. Such present value will be calculated using the same basis that is used to calculate the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no withdrawal was ever taken, we will determine an initial Protected
    Withdrawal Value and calculate an Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Spousal Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.
..   Withdrawals made while the Spousal Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Lifetime Five benefit does not directly affect the Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.
   . You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Lifetime Five benefit. The Spousal Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
   . In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to the new investment limitations.
   . There may be circumstances where you will continue to be charged the full amount for the Spousal Lifetime Five benefit even when the benefit is only providing a guarantee of income based on one life with no survivorship.
   . In order for the Surviving Designated Life to continue the Spousal Lifetime Five benefit upon the death of an owner, the Designated Life must elect to assume ownership of the Annuity under the spousal continuation option. When the Annuity is owned by a Custodial Account, in order for Spousal Lifetime Five to be continued after the death of the first Designated Life (the Annuitant), the Custodial Account must elect to continue the Annuity and the second Designated Life (the Contingent Annuitant) will be named as the new Annuitant. See "Spousal Designations", and "Spousal Assumption of Annuity" in this Prospectus.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 We no longer permit elections of Spousal Lifetime Five - whether for those who currently participate in Spousal Lifetime Five or for those who are buying an Annuity for the first time. If you wish, you may cancel the Spousal Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after have you cancelled the Spousal Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Once the Spousal Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.

 Spousal Lifetime Five could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Lifetime Five only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:
..   One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The Owner/Annuitant and the beneficiary each must be at least 59 1/2 years old at the time of election; or
..   Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 59 1/2 years old at the time of election; or
..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 59 1/2 years old at the time of election.

 We do not permit a change of Owner under this benefit, except as follows:
 (a)if one Owner dies and the surviving spousal Owner assumes the Annuity or
 (b)if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary under this benefit. If the Designated Lives divorce, the Spousal Lifetime Five benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage.

 TERMINATION OF THE BENEFIT
 The benefit terminates automatically when your Annual Income Amount equals zero. The benefit also terminates upon your surrender of the Annuity, upon the first Designated Life to die if the Annuity is not continued, upon the second Designated Life to die or upon your election to begin receiving annuity payments. You may terminate the benefit at any time by notifying us. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS SPOUSAL LIFETIME FIVE AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

 The charge for the Spousal Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or an employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value. In addition, the amount and duration of payments under the annuity payment and Death Benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as Required Minimum Distribution provisions under the tax law.

 As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

 HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT (HD5)
 The Highest Daily Lifetime Five benefit is no longer offered for new elections. The income benefit under Highest Daily Lifetime Five is based on a single "designated life" who is at least 55 years old on the date that the benefit was acquired. The Highest Daily Lifetime Five Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit. Any DCA program that transfers Account Value from a Fixed Allocation is also not available as Fixed Allocations are not permitted with the benefit. As long as your Highest Daily Lifetime Five Benefit is in effect, you must allocate your Account Value in accordance with the then-permitted and available investment option(s) with this benefit.

 The benefit that guarantees until the death of the single designated life the ability to withdraw an annual amount (the "Total Annual Income Amount") equal to a percentage of an initial principal value (the "Total Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Five, and in Appendix G to this Prospectus, we set forth the formula under which we make the asset transfers.

 As discussed below, a key component of Highest Daily Lifetime Five is the Total Protected Withdrawal Value, which is an amount that is distinct from Account Value. Because each of the Total Protected Withdrawal Value and Total Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for Account Value to fall to zero, even though the Total Annual Income Amount remains. You are guaranteed to be able to withdraw the Total Annual Income Amount for the rest of your life, provided that you have not made "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Total Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Total Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Five.

 KEY FEATURE - TOTAL PROTECTED WITHDRAWAL VALUE
 The Total Protected Withdrawal Value is used to determine the amount of the annual payments under Highest Daily Lifetime Five. The Total Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value and any Enhanced Protected Withdrawal Value that may exist. We describe how we determine Enhanced Protected Withdrawal Value, and when we begin to calculate it, below. If you do not meet the conditions described below for obtaining Enhanced Protected Withdrawal Value then Total Protected Withdrawal Value is simply equal to Protected Withdrawal Value.

 The Protected Withdrawal Value initially is equal to the Account Value on the date that you elect Highest Daily Lifetime Five. On each Valuation Day thereafter, until the earlier of the first withdrawal or ten years after the date of your election of the benefit, we recalculate the Protected Withdrawal Value. Specifically, on each such Valuation Day (the "Current Valuation Day"), the Protected Withdrawal Value is equal to the greater of:
..   the Protected Withdrawal Value for the immediately preceding Valuation Day
    (the "Prior Valuation Day"), appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment (including any associated credit) made on the Current Valuation Day; and
..   the Account Value.

 If you have not made a withdrawal prior to the tenth anniversary of the date you elected Highest Daily Lifetime Five (which we refer to as the "Tenth Anniversary"), we will continue to calculate a Protected Withdrawal Value. On or after the Tenth Anniversary and up until the date of the first withdrawal, your Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value on the Tenth Anniversary or your Account Value.

 The Enhanced Protected Withdrawal Value is only calculated if you do not take a withdrawal prior to the Tenth Anniversary. Thus, if you do take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive Enhanced Protected Withdrawal Value. If so, then on or after the Tenth Anniversary up until the date of the first withdrawal, the Enhanced Protected Withdrawal Value is equal to the sum of:

 (a)200% of the Account Value on the date you elected Highest Daily Lifetime
    Five;
 (b)200% of all purchase payments (and any associated Credits) made during the one-year period after the date you elected Highest Daily Lifetime Five; and
 (c)100% of all purchase payments (and any associated Credits) made more than one year after the date you elected Highest Daily Lifetime Five, but prior to the date of your first withdrawal.

 We cease these daily calculations of the Protected Withdrawal Value and Enhanced Protected Withdrawal Value (and therefore, the Total Protected Withdrawal Value) when you make your first withdrawal. However, as discussed below, subsequent purchase payments (and any associated Credits) will increase the Total Annual Income Amount, while "excess" withdrawals (as described below) may decrease the Total Annual Income Amount.

 KEY FEATURE - TOTAL ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME FIVE BENEFIT
 The initial Total Annual Income Amount is equal to 5% of the Total Protected Withdrawal Value. For purposes of the mathematical formula described below, we also calculate a Highest Daily Annual Income Amount, which is initially equal to 5% of the Protected Withdrawal Value. Under the Highest Daily Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Total Annual Income Amount ("Excess Income"), your Total Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A Purchase Payment that you make will increase the then-existing Total Annual Income Amount and Highest Daily Annual Income Amount by an amount equal to 5% of the Purchase Payment (including the amount of any associated Credits).

 An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Total Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of this feature starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. We multiply each of those quarterly Account Values by 5%, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Total Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Total Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Total Annual Income Amount, the charge for Highest Daily Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Five upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 The Highest Daily Lifetime Five benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Total Annual Income Amount. Under Highest Daily Lifetime Five, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Total Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Total Annual Income Amount to subsequent Annuity Years.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Five benefit or any other fees and charges. Assume the following for all three examples:
   .   The Issue Date is December 1, 2006.
   .   The Highest Daily Lifetime Five benefit is elected on March 5, 2007.

 DOLLAR-FOR-DOLLAR REDUCTIONS
 On May 2, 2007, the Total Protected Withdrawal Value is $120,000, resulting in a Total Annual Income Amount of $6,000 (5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Total Annual Income Amount for that Annuity Year (up to and including December 1, 2007) is $3,500. This is the result of a dollar-for-dollar reduction of the Total Annual Income Amount - $6,000 less $2,500 = $3,500.

 PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2007 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Total Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Total Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Total Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before withdrawal                                $110,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $106,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $106,500.00
  Ratio                                                                 1.41%
  Total Annual Income Amount                                     $  6,000.00
  Less ratio of 1.41%                                            $     84.51
  Total Annual Income Amount for future Annuity Years            $  5,915.49

 HIGHEST QUARTERLY AUTO STEP-UP
 On each Annuity Anniversary date, the Total Annual Income Amount is stepped-up if 5% of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Total Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credit with respect to XT6).

 Continuing the same example as above, the Total Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Total Annual Income Amount will be stepped-up if 5% of the highest quarterly Account Value, adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                 HIGHEST QUARTERLY VALUE
                                     (ADJUSTED WITH       ADJUSTED TOTAL ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**       HIGHEST QUARTERLY VALUE)
-----              ------------- ----------------------- ------------------------
June 1, 2007        $118,000.00        $118,000.00              $5,900.00
August 6, 2007      $110,000.00        $112,885.55              $5,644.28
September 1, 2007   $112,000.00        $112,885.55              $5,644.28
December 1, 2007    $119,000.00        $119,000.00              $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter - March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
 ** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Total Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.
   . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

 The adjusted Total Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Total Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Total Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value yields the highest amount of $ 5,950.00. Since this amount is higher than the current year's Total Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Total Annual Income Amount for the next Annuity Year, starting on December 2, 2007 and continuing through December 1, 2008, will be stepped-up to $5,950.00.

 BENEFITS UNDER THE HIGHEST DAILY LIFETIME FIVE BENEFIT
..   To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Total Annual Income Amount and amounts are still payable under Highest Daily Lifetime Five, we will make an additional payment, if any, for that Annuity Year equal to the remaining Total Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Total Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Total Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Total Annual Income Amount, the Highest Daily Lifetime Five benefit terminates, and no additional payments will be made.
..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Total Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or
       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Total Annual Income Amount. We will make payments until the death of the single designated life.

 We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Total Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no withdrawal was ever taken, we will calculate the Total Annual Income
    Amount as if you made your first withdrawal on the date the annuity payments are to begin.
..   Please note that if your Annuity has a maximum Annuity Date requirement, payments that we make under this benefit as of that date will be treated as annuity payments.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Highest Daily Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.
..   Withdrawals made while the Highest Daily Lifetime Five Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Five Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Five benefit. The Highest Daily Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Total Annual Income Amount in the form of periodic benefit payments.
..   Upon inception of the benefit, and to maintain the benefit, 100% of your
    Account Value must have been allocated to the Permitted Sub-accounts. However, the mathematical formula component of the benefit as described below may transfer Account Value to the Benefit Fixed Rate Account as of
    the effective date of the benefit in some circumstances.
..   You cannot allocate purchase payments or transfer Account Value to or from a Fixed Allocation if you elect this benefit.
..   Transfers to and from the Sub-accounts and the Benefit Fixed Rate Account triggered by the formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.
..   In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Five benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to the new investment limitations.
..   The charge for Highest Daily Lifetime Five is 0.60% annually, assessed against the average daily net assets of the Sub-accounts and as a reduction to the interest rate credited under the Benefit Fixed Rate Account. This charge is in addition to any other fees under the annuity.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 For Highest Daily Lifetime Five, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old.

 Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Five. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Five, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) both the new Owner and previous Owner are entities or (c) the previous Owner is a natural person and the new Owner is an entity.

 We no longer permit elections of Highest Daily Lifetime Five. If you wish, you may cancel the Highest Daily Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of the Highest Daily Lifetime Five benefit, any Account Value allocated to the Benefit Fixed Rate Account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. ONCE THE HIGHEST DAILY LIFETIME FIVE BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE HIGHEST DAILY LIFETIME FIVE BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS. IF YOU CANCEL THE BENEFIT, YOU LOSE ALL GUARANTEES UNDER THE BENEFIT, AND YOUR GUARANTEE UNDER ANY NEW BENEFIT YOU ELECT WILL BE BASED ON YOUR ACCOUNT VALUE AT THAT TIME. ANY SUCH NEW BENEFIT MAY BE MORE EXPENSIVE.

 TERMINATION OF THE BENEFIT
 You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (iv) upon the death of the Annuitant (v) if both the Account Value and Total Annual Income Amount equal zero or (vi) if you fail to meet our requirements for issuing the benefit. If you terminate the benefit, you will lose the Protected Withdrawal Value, Annual Income Amount, as well as any Enhanced Protected Withdrawal Value and Return of Principal Guarantees.

 Upon termination of Highest Daily Lifetime Five, we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the Benefit Fixed Rate Account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). Upon termination, we may limit or prohibit investment in the Fixed Allocations.

 RETURN OF PRINCIPAL GUARANTEE
 If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

 a) your Account Value on the day that you elected Highest Daily Lifetime Five; and
 b) the sum of each Purchase Payment you made (including any Credits with respect to XT6) during the one-year period after you elected the benefit.

 If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of our variable investment options and the Benefit Fixed Rate Account (described below), in the same proportion that each such investment option bears to your total Account Value, immediately prior to the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Total Protected Withdrawal Value, your death benefit, or the amount of any other or optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Five and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

 MATHEMATICAL FORMULA COMPONENT OF HIGHEST DAILY LIFETIME FIVE
 As indicated above, we limit the sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Five. For purposes of this benefit, we refer to those permitted sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Highest Daily Lifetime Five, we require that you participate in our mathematical formula under which we may transfer Account Value between the Permitted Sub-accounts and a fixed interest rate account that is part of our general account (the "Benefit Fixed Rate Account"). This required formula helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the Benefit Fixed Rate Account). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The Benefit Fixed Rate Account is available only with this benefit, and thus you may not allocate purchase payments to or transfer Account Value to or from the Benefit Fixed Rate Account. The interest rate that we pay with respect to the Benefit Fixed Rate Account is reduced by an amount that corresponds generally to the charge that we assess against your variable Sub-accounts for Highest Daily Lifetime Five. The Benefit Fixed Rate Account is not subject to the Investment Company Act of 1940 or the Securities Act of 1933.

 Under the formula component of Highest Daily Lifetime Five, we monitor your Account Value daily and, if necessary, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account. Any transfer would be made in accordance with the formula, which is set forth in the schedule supplement to the endorsement for this benefit (and also appears in Appendix G to this prospectus). Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying your Protected Withdrawal Value for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) Highest Daily Annual Income Amount. Then, using our actuarial tables, we produce an estimate of the total amount we would target in our allocation model, based on the projected Highest Daily Annual Income Amount each year for the rest of your life. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected Annual Income Amount (and thus your Target Value) would take into account any automatic step-up that was scheduled to occur according to the step-up formula described above. Next, the formula subtracts from the Target Value the amount held within the Benefit Fixed Rate Account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Benefit Fixed Rate Account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%) it means essentially that too much Target Value is not offset by assets within the Benefit Fixed Rate Account, and therefore we will transfer an amount from your Permitted Sub-accounts to the Benefit Fixed Rate Account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the Benefit Fixed Rate Account to the Permitted Sub-accounts would occur. Note that the formula is calculated with reference to the Highest Daily Annual Income Amount, rather than with reference to the Annual Income Amount. If you elect the new mathematical formula, see the discussion below regarding the 90% cap.

 As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the Benefit Fixed Rate Account, because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value to the Benefit Fixed Rate Account. Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the Benefit Fixed Rate Account so that the Target Ratio meets a target, which currently is equal to 80%. Once elected, the ratios we use for Highest Daily Lifetime Five will be fixed.

 While you are not notified when the formula dictates a transfer, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Benefit Fixed Rate Account. The formula is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Five.

 Depending on the results of the formula calculation, we may, on any day:
..   Not make any transfer between the Permitted Sub-accounts and the Benefit
    Fixed Rate Account; or
..   If a portion of your Account Value was previously allocated to the Benefit
    Fixed Rate Account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule); or
..   Transfer all or a portion of your Account Value in the Permitted
    Sub-accounts pro-rata to the Benefit Fixed Rate Account. The interest that you earn on such transferred amount will be equal to the annual rate that we have set for that day, and we will credit the daily equivalent of that annual interest until the earlier of one year from the date of the transfer or the date that such amount in the Benefit Fixed Rate Account is transferred back to the Permitted Sub-accounts.

 Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Benefit Fixed Rate Account. If your entire Account Value is transferred to the Benefit Fixed Rate Account, then based on the way the formula operates, the formula will not transfer amounts out of the Benefit Fixed Rate Account to the Permitted Sub-accounts and the entire Account Value would remain in the Benefit Rate Fixed Account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Benefit Fixed Rate Account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Benefit Fixed Rate Account, if dictated by the formula. The amounts of any such transfer will vary, as dictated by the formula, and will depend on the factors listed below.

 The amount that is transferred to and from the Benefit Fixed Rate Account pursuant to the formula depends upon a number of factors unique to your
 Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your Protected Withdrawal
    Value;
..   How long you have owned Highest Daily Lifetime Five;
..   The performance of the Permitted Sub-accounts you have chosen;
..   The performance of the Benefit Fixed Rate Account (i.e., the amount of interest credited to the Benefit Fixed Rate Account);
..   The amount allocated to each of the Permitted Sub-accounts you have chosen;
..   The amount allocated to the Benefit Fixed Rate Account;
..   Additional purchase payments, if any, you make to your Annuity;
..   Withdrawals, if any, you take from your Annuity (withdrawals are taken pro rata from your Account Value).

 Any Account Value in the Benefit Fixed Rate Account will not be available to participate in the investment experience of the Permitted Sub-accounts if there is a recovery until it is moved out of the Benefit Fixed Rate Account.

 The more of your Account Value allocated to the Benefit Fixed Rate Account under the formula, the greater the impact of the performance of the Benefit Fixed Rate Account (i.e., the amount of interest credited to the Benefit Fixed Rate Account) in determining whether (and how much) of your Account Value is transferred back to the Permitted Sub-accounts. Further, it is possible under the formula, that if a significant portion your Account Value is allocated to the Benefit Fixed Rate Account and that Account has good performance but the performance of your Permitted Sub-accounts is negative, that the formula might transfer your Account Value to the Permitted Sub-accounts. Thus, the converse is true too (the more you have allocated to the Permitted Sub-accounts, the greater the impact of the performance of those Sub-accounts will have on any transfer to the Benefit Fixed Rate Account).

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70/1/2/. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Total Annual Income Amount, which will cause us to increase the Total Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity that are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as Required Minimum Distribution provisions under the tax law. Please note, however, that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive Enhanced Protected Withdrawal Value and an amount under the Return of Principal Guarantee.

 As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Five through a non-qualified annuity, and your annuity has received Enhanced Protected Withdrawal Value and/or an additional amount under the Return of Principal Guarantee, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 OPTIONAL 90% CAP RULE FEATURE FOR THE FORMULA UNDER HIGHEST DAILY LIFETIME FIVE If you currently own an Annuity and have elected the Highest Daily Lifetime Five Income Benefit, you can elect this feature which utilizes a new mathematical formula. The new formula is described below and will (if you elect it) replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. This feature is available subject to state approval. The new formula is found in Appendix G (page G-2). Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the Benefit Fixed Rate Account. If all of your Account Value is currently allocated to the Benefit Fixed Rate Account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the Benefit Fixed Rate Account.

 Under the new formula, the formula will not execute a transfer to the Benefit Fixed Rate Account that results in more than 90% of your Account Value being allocated to the Benefit Fixed Rate Account ("90% cap" or "90% cap rule"). Thus, on any Valuation Day, if the formula would require a transfer into the Benefit Fixed Rate Account that would result in more than 90% of the Account Value being allocated to the Benefit Fixed Rate Account, only the amount that results in exactly 90% of the Account Value being allocated to the Benefit Fixed Rate Account will be transferred. Additionally, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is first a transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Benefit Fixed Rate Account that results in greater than 90% of your Account Value being allocated to the Benefit Fixed Rate Account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE BENEFIT FIXED RATE ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE BENEFIT FIXED RATE ACCOUNT.

 If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the Benefit Fixed Rate Account at least until there is first a transfer out of the Benefit Fixed Rate Account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Benefit Fixed Rate Account, and the formula will still not transfer any of your Account Value to the Benefit Fixed Rate Account (at least until there is first a transfer out of the Benefit Fixed Rate Account). For example:
..   March 19, 2009 - a transfer is made to the Benefit Fixed Rate Account that results in the 90% cap being met and now $90,000 is allocated to the Benefit Fixed Rate Account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the Benefit Fixed Rate Account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.
..   As of March 20, 2009 (and at least until first a transfer is made out of the Benefit Fixed Rate Account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Benefit Fixed Rate Account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Benefit Fixed Rate Account).
..   Once there is a transfer out of the Benefit Fixed Rate Account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account as dictated by the formula. Once you elect this feature, the new transfer formula described above will be the formula for your Annuity.

 In the event that more than ninety percent (90%) of your Account Value is allocated to the Benefit Fixed Rate Account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the Benefit Fixed Rate Account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the Benefit Fixed Rate Account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule).

 Once the 90% cap rule is met, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is a first transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula.

 PLEASE BE AWARE THAT AFTER THE INITIAL TRANSFER OUT OF THE BENEFIT FIXED RATE ACCOUNT UPON ELECTION OF THE 90% CAP, THERE IS NO ASSURANCE THAT FUTURE TRANSFERS OUT WILL OCCUR, OR THE AMOUNT OF SUCH FUTURE TRANSFERS, AS A RESULT OF THE ELECTION OF THE 90% CAP. THESE TRANSFERS WILL BE DETERMINED BY THE MATHEMATICAL FORMULA AND DEPEND ON A NUMBER OF FACTORS UNIQUE TO YOUR ANNUITY.

 IMPORTANT CONSIDERATIONS WHEN ELECTING THE NEW FORMULA:
..   At any given time, some, most or none of your Account Value may be allocated to the Benefit Fixed Rate Account.
..   Please be aware that because of the way the new 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Benefit Fixed Rate Account.
..   Because the charge for Highest Daily Lifetime Five is assessed against the average daily net assets of the Sub-accounts, that charge will be assessed against all assets transferred into the Permitted Sub-accounts.
..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

 HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (HD 7)
 The income benefit under Highest Daily Lifetime Seven currently is based on a single "designated life" who is at least 55 years old on the date that the benefit is acquired. The Highest Daily Lifetime Seven Benefit was not available if you elected any other optional living benefit, although you may have elected any optional death benefit other than the Highest Daily Value death benefit or the Plus40 Life Insurance Rider. As long as your Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the Investment options section of this prospectus. We no longer permit new elections of Highest Daily Lifetime Seven.

 Highest Daily Lifetime Seven guarantees until the death of the single designated life the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Seven, and in Appendix J to this prospectus, we set forth the formula under which we make the asset transfers.

 As discussed below, a key component of Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life, provided that you have not made "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Seven.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the "Tenth Anniversary Date") or the date of the first withdrawal, the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the

 Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and
 (2)the Account Value.

 If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

 a) the Account Value; or
 b) the Periodic Value on the date of the withdrawal.

 If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

 (1)the Account Value; or
 (2)the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or
 (3)the sum of:
    (a)200% of the Account Value on the effective date of the benefit;
    (b)200% of all adjusted purchase payments made within one year after the effective date of the benefit; and
    (c)all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

 On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME SEVEN
 BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage depends on the age of the Annuitant on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Under the Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

 A Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

 An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that
 (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 The Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:
   .   The Issue Date is December 1, 2007
   .   The Highest Daily Lifetime Seven benefit is elected on March 5, 2008
   . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime Seven benefit.

 DOLLAR-FOR-DOLLAR REDUCTIONS
 On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is younger than 75 at the time of the 1/st/ withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount-$6,000 less $2,500 = $3,500.

 PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before withdrawal                                $110,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $106,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $106,500.00
  Ratio                                                                 1.41%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.41%                                            $     84.51
  Annual Income Amount for future Annuity Years                  $  5,915.49

 HIGHEST QUARTERLY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 75 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                 HIGHEST QUARTERLY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**       HIGHEST QUARTERLY VALUE)
-----              ------------- ----------------------- ------------------------
June 1, 2008        $118,000.00        $118,000.00              $5,900.00
August 6, 2008      $110,000.00        $112,885.55              $5,644.28
September 1, 2008   $112,000.00        $112,885.55              $5,644.28
December 1, 2008    $119,000.00        $119,000.00              $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter - March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
 ** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.
   . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.
   . The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

 BENEFITS UNDER THE HIGHEST DAILY LIFETIME SEVEN BENEFIT
..   To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime Seven, and amounts are still payable under Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime Seven benefit terminates, and no additional payments are made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.
..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       1) apply your Account Value to any Annuity option available; or
       2) request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the single designated life.

 We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       1) the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       2) the Account Value.

..   If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.
..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the
    Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.
..   Withdrawals made while the Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Seven benefit. The Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   Upon inception of the benefit, and to maintain the benefit, 100% of your
    Account Value must have been allocated to the permitted Sub-accounts.
..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment
    Grade Bond Portfolio appears within the Prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can
    find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.
..   Transfers to and from the elected Sub-accounts and an AST Investment Grade
    Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.
..   You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.
..   The fee for Highest Daily Lifetime Seven is 0.60% annually of the Protected
    Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.15% of the Protected Withdrawal Value at the end of the quarter.
    We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the Protected Withdrawal Value the fee for Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 We no longer permit new elections of Highest Daily Lifetime Seven.

 For Highest Daily Lifetime Seven, there must have been either a single Owner who was the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Seven. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Seven, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) ownership is transferred from a custodian to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity.

 If you wish, you may cancel any Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata. You should be aware that upon termination of Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value at the time you elect a new benefit. ONCE THE HIGHEST DAILY LIFETIME SEVEN BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST

 VALUATION DAY FOLLOWING THE CANCELLATION OF THE HIGHEST DAILY LIFETIME SEVEN BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS. IF YOU CANCEL THE BENEFIT, YOU LOSE ALL GUARANTEES UNDER THE BENEFIT, AND YOUR GUARANTEE UNDER ANY NEW BENEFIT YOU ELECT WILL BE BASED ON YOUR ACCOUNT VALUE AT THAT TIME. ANY SUCH NEW BENEFIT MAY BE MORE EXPENSIVE.

 RETURN OF PRINCIPAL GUARANTEE
 If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

 a) your Account Value on the day that you elected Highest Daily Lifetime Seven; and
 b) the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.

 If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

 TERMINATION OF THE BENEFIT
 You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (although if you have elected to the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount) (iv) upon the death of the Annuitant
 (v) if both the Account Value and Annual Income Amount equal zero or (vi) if you cease to meet our requirements for issuing the benefit (see Elections and Designations under the Benefit).

 Upon termination of Highest Daily Lifetime Seven other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

 MATHEMATICAL FORMULA COMPONENT OF HIGHEST DAILY LIFETIME SEVEN
 As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Highest Daily Lifetime Seven, we require that you participate in our mathematical formula, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-account"). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix J to this prospectus.

 Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant's attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond

 Sub-account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.

 If you elect the new formula (90% Cap Rule), see discussion below.

 As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime Seven and existing Annuities that elect Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.

 While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Seven.

 Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:
..   Not make any transfer between the Permitted Sub-accounts and the AST
    Investment Grade Bond Sub-account; or
..   If a portion of your Account Value was previously allocated to the AST
    Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or
..   Transfer all or a portion of your Account Value in the Permitted
    Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

 Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. THE AMOUNTS OF ANY SUCH TRANSFERS WILL VARY (AND IN SOME INSTANCES, COULD BE LARGE), AS DICTATED BY THE FORMULA, AND WILL DEPEND ON THE FACTORS LISTED BELOW.

 The amount that is transferred to and from the AST Investment Grade Bond Sub-account pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your Protected Withdrawal
    Value;
..   How long you have owned Highest Daily Lifetime Seven;
..   The performance of the Permitted Sub-accounts you have chosen;
..   The performance of the AST Investment Grade Bond Sub-account;
..   The amount allocated to each of the Permitted Sub-accounts you have chosen;
..   The amount allocated to the AST Investment Grade Bond Sub-account;
..   Additional purchase payments, if any, you make to your Annuity;
..   Withdrawals, if any, you take from your Annuity (withdrawals are taken pro rata from your Account Value).

 Any Account Value in the AST Investment Grade Bond Sub-account will not be available to participate in the investment experience of the Permitted Sub-accounts if there is a recovery until it is moved out of the AST Investment Grade Bond Sub-account.

 The more of your Account Value allocated to the AST Investment Grade Bond Sub-account under the formula, the greater the impact of the performance of that Sub-account in determining whether (and how much) of your Account Value is transferred back to the Permitted Sub-accounts. Further, it is possible under the formula, that if a significant portion your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has good performance but the performance of your Permitted Sub-accounts is negative, that the formula might transfer your Account Value to the Permitted Sub-accounts. Thus, the converse is true too (the more you have allocated to the Permitted Sub-accounts, the greater the impact of the performance of those Sub-accounts will have on any transfer to the AST Investment Grade Bond Sub-account).

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as Required Minimum Distribution provisions under the tax law. Please note, however, that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

 As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Seven through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION
 There is an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or ("BIO"). Highest Daily Lifetime Seven was available without also selecting the Beneficiary Income Option death benefit. We no longer permit elections of the Highest Daily Lifetime Seven with Beneficiary Income Option benefit. If you terminate your Highest Daily Lifetime Seven with BIO benefit to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven with BIO benefit and will begin new guarantees under the newly elected benefit.

 If you have elected this death benefit, you may not elect any other optional benefit. You may have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime Seven itself . Because the fee for this benefit is based on the Protected Withdrawal Value, the fee for Highest Daily Lifetime Seven with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone.

 Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

 If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

 Here is an example to illustrate how the death benefit may be paid:
..   Assume that (i) the basic death benefit is $50,000, the Protected
    Withdrawal Value is $100,000, and the Annual Income Amount is $5,000;
    (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.
..   Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

 The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary's 75% share multiplied by $5000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value).

 The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

 If you elect to terminate Highest Daily Lifetime Seven with Beneficiary Income Option, both Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election and Designations under the Benefit" section, above.

 HIGHEST DAILY LIFETIME SEVEN WITH LIFETIME INCOME ACCELERATOR
 There is another version of Highest Daily Lifetime Seven that we call Highest Daily Lifetime Seven with Lifetime Income Accelerator ("Highest Daily Lifetime Seven with LIA"). We no longer permit new elections of Highest Daily Lifetime Seven with LIA. If you have elected this benefit, you may not elect any other optional benefit. The income benefit under Highest Daily Lifetime Seven with LIA currently was based on a single "designated life" who was between the ages of 55 and 75 on the date that the benefit was elected. If you terminate your Highest Daily Lifetime Seven Benefit with LIA to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven benefit with LIA and will begin the new guarantees under the newly elected benefit based on the account value as of the date the new benefit becomes active.

 Highest Daily Lifetime Seven with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

 Highest Daily Lifetime Seven with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. If you had chosen the Highest Daily Lifetime Seven with LIA, the maximum charge is 2.00% of Protected Withdrawal Value ("PWV") annually. We deduct the current charge (0.95% of PWV) at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation
 Day), we deduct 0.2375% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the protected withdrawal value, the fee for Highest Daily Lifetime Seven with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

 If this benefit was elected within an Annuity held as a 403 (b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403 (b) plan itself.

 You could have chosen Highest Daily Lifetime Seven without also electing LIA, however you may not have elected LIA without Highest Daily Lifetime Seven. All terms and conditions of Highest Daily Lifetime Seven apply to this version of the benefit, except as described herein.

 ELIGIBILITY REQUIREMENTS FOR LIA AMOUNT Both a waiting period of 36 months, from the benefit effective date, and an elimination period of 120 days, from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in .the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120/th/ day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, either or both of the following requirements ("LIA conditions") must be met. It is not necessary to meet both conditions:

 1) The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
 2) The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
    ii.Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
   iii.Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower. iv.Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
    v. Transferring: Moving into or out of a bed, chair or wheelchair. vi.Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

 You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described in this prospectus under the Highest Daily Lifetime Seven Benefit.

 Additionally, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine you are no longer eligible to receive the LIA Amount, upon the next Annuity Anniversary the Annual Income Amount would replace the LIA Amount. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

 You should also keep in mind that, at the time you are experiencing the LIA conditions that would qualify you for the LIA Amount, you may also be experiencing other disabilities that could impede your ability to conduct your affairs. You may wish to consult with a legal advisor to determine whether you should authorize a fiduciary who could notify us if you meet the LIA conditions and apply for the benefit.

 LIA AMOUNT AT THE FIRST WITHDRAWAL. If your first withdrawal subsequent to election of Highest Daily Lifetime Seven with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

 LIA AMOUNT AFTER THE FIRST WITHDRAWAL. If you become eligible for the LIA Amount after you have taken your first withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any withdrawals that have been taken in the current Annuity Year. Cumulative withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

 WITHDRAWALS IN EXCESS OF THE LIA AMOUNT. If your cumulative withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

 Withdrawals are not required. However, subsequent to the first withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

 PURCHASE PAYMENTS. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

 STEP UPS. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

 GUARANTEE PAYMENTS. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount, or as a result of the fee that we assess for Highest Daily Lifetime Seven with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime Seven with LIA terminates, and no additional payments are made.

 ANNUITY OPTIONS. In addition to the Highest Daily Lifetime Seven Annuity Options described above, after the 10/th/ benefit anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Prior to the 10/th/ benefit anniversary this option is not available.

 We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

 If you elected Highest Daily Lifetime Seven with LIA, and never meet the eligibility requirements, you will not receive any additional payments based on the LIA Amount.

 OPTIONAL 90% CAP RULE FEATURE FOR FORMULA FOR HIGHEST DAILY LIFETIME SEVEN
 If you currently own an Annuity and have elected the Highest Daily Lifetime Seven Income Benefit (including Highest Daily Lifetime Seven with Beneficiary Income Option and Highest Daily Lifetime Seven with Lifetime Income Accelerator) or Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature (subject to state approval) which utilizes a new mathematical formula. The new formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The new mathematical formula is found in Appendix J (page J-4). Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.

 Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap" or "90% Cap Rule"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT.

 If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,
..   March 19, 2009 - a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

..   March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.
..   As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).
..   Once there is a transfer out of the AST Investment Grade Bond Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in Appendix J will be the formula for your Annuity.

 In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. WHILE THERE ARE NO ASSURANCES THAT FUTURE TRANSFERS WILL OCCUR, IT IS POSSIBLE THAT AN ADDITIONAL TRANSFER(S) TO THE PERMITTED SUB-ACCOUNTS COULD OCCUR FOLLOWING THE VALUATION DAY(S), AND IN SOME INSTANCES (BASED ON THE FORMULA) THE ADDITIONAL TRANSFER(S) COULD BE LARGE.

 Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 IMPORTANT CONSIDERATION WHEN ELECTING THE NEW FORMULA
..   At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
..   Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

 SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (SHD7)
 Spousal Highest Daily Lifetime Seven is the spousal version of Highest Daily Lifetime Seven. We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Spousal Highest Daily Lifetime Seven must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 59 1/2 years old when the benefit was elected. Spousal Highest Daily Lifetime Seven was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the Investment options section of this prospectus.

 The benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "Designated Lives", and each, a "Designated Life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime Seven benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime Seven, and in Appendix J to this prospectus, we set forth the formula under which we make the asset transfers.

 As discussed below, a key component of Spousal Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount until the death of the second Designated Life, provided that there have not been "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Seven.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the "Tenth Anniversary Date") or the date of the first withdrawal, the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and
 2) the Account Value.

 If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

 1) the Account Value; or
 2) the Periodic Value on the date of the withdrawal.

 If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

 1) the Account Value; or
 2) the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or
 3) the sum of:
    (a)200% of the Account Value on the effective date of the benefit.
    (b)200% of all adjusted purchase payments made within one year after the effective date of the benefit; and
    (c)all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

 On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage depends on the age of the youngest Designated Life on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 79 and younger, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount. A Purchase Payment that you make will
 (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

 An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that
 (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 The Spousal Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:
   .   The Issue Date is December 1, 2007
   .   The Spousal Highest Daily Lifetime Seven benefit is elected on March 5,
       2008.
   . The youngest Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime Seven benefit.

 DOLLAR-FOR-DOLLAR REDUCTIONS
 On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest Designated Life is younger than 80 at the time of the 1/st/ withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount - $6,000 less $2,500 = $3,500.

 PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before withdrawal                                $110,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $106,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $106,500.00
  Ratio                                                                 1.41%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.41%                                            $     84.51
  Annual Income Amount for future Annuity Years                  $  5,915.49

 HIGHEST QUARTERLY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life's age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 80 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                 HIGHEST QUARTERLY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**       HIGHEST QUARTERLY VALUE)
-----              ------------- ----------------------- ------------------------
June 1, 2008        $118,000.00        $118,000.00              $5,900.00
August 6, 2008      $110,000.00        $112,885.55              $5,644.28
September 1, 2008   $112,000.00        $112,885.55              $5,644.28
December 1, 2008    $119,000.00        $119,000.00              $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter - March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
 ** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.
   . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

 The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

 BENEFITS UNDER THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT
..   To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime Seven, and amounts are still payable under Spousal Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity

   Year that reduced your Account Value to zero are more than the Annual Income
    Amount, the Spousal Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.
..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       1) apply your Account Value to any Annuity option available; or
       2) request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life.

 We must receive your request in a form acceptable to us at our office.

 In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       1) the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
       2) the Account Value.

..   If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.
..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the older of the owner or Annuitant's 95/th/ birthday, will be treated as annuity payments.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Spousal Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.
..   Withdrawals made while the Spousal Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime Seven benefit. The Spousal Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   Upon inception of the benefit, and to maintain the benefit, 100% of your
    Account Value must have been allocated to the permitted Sub-accounts.
..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.
..   You can make withdrawals from your Annuity without purchasing the Spousal
    Highest Daily Lifetime Seven benefit. The Spousal Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income
    Amount in the form of periodic benefit payments.
..   Transfers to and from the elected Sub-accounts and the AST Investment Grade
    Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.
..   You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfers of Account Value and allocation of Additional purchase payments may be subject to new investment limitations.

..   The fee for Spousal Highest Daily Lifetime Seven is 0.75% annually of the
    Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.1875% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Sub-account. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 We no longer permit new elections of Spousal Highest Daily Lifetime Seven .Elections of Spousal Highest Daily Lifetime Seven must have been based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime Seven could only be elected where the Owner, Annuitant, and Beneficiary designations are as follows:
..   One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The Owner/Annuitant and the beneficiary each must be at least 59 1/2 years old at the time of election; or
..   Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 59 1/2 years old at the time of election; or
..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 59 1/2 years old at the time of election.

 We do not permit a change of Owner under this benefit, except as follows:

 a) if one Owner dies and the surviving spousal Owner assumes the Annuity or
 b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary under this benefit. If the Designated Lives divorce, the Spousal Highest Daily Lifetime Seven benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage.

 If you wish, you may cancel any Spousal Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on any Valuation Day after you have cancelled the Spousal Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Spousal Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instruction or in absence of such instruction, pro-rata. You should be aware that upon termination of Spousal Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value. ONCE THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT IS CANCELLED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS. ANY SUCH NEW BENEFIT MAY BE MORE EXPENSIVE.

 RETURN OF PRINCIPAL GUARANTEE
 If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

 a) your Account Value on the day that you elected Spousal Highest Daily Lifetime Seven; and
 b) the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.

 If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the a bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Spousal

 Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

 TERMINATION OF THE BENEFIT
 You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life) (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount) (iv) upon your surrender of the Annuity (v) upon your election to begin receiving annuity payments (vi) if both the Account Value and Annual Income Amount equal zero or
 (vii) if you cease to meet our requirements for issuing the benefit (see Election of and Designations under the Benefit).

 Upon termination of Spousal Highest Daily Lifetime Seven other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

 MATHEMATICAL FORMULA COMPONENT OF SPOUSAL HIGHEST DAILY LIFETIME SEVEN
 As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you had elected Spousal Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Spousal Highest Daily Lifetime Seven, we require that you participate in our specialized formula, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-account"). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Spousal Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix J to this prospectus.

 Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant's attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur. If you elect the new formula (90% Cap Rule), see the discussion below.

 As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Spousal Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Spousal Highest Daily Lifetime Seven and existing Annuities that elect Spousal Highest Daily Lifetime Seven, however, we reserve the right, subject to regulatory approval, to change the ratios.

 While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation trigger operates is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Spousal Highest Daily Lifetime Seven.

 Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:
..   Not make any transfer between the Permitted Sub-accounts and the AST
    Investment Grade Bond Sub-account; or
..   If a portion of your Account Value was previously allocated to the AST
    Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or
..   Transfer all or a portion of your Account Value in the Permitted
    Sub-accounts pro-rata to the AST Investment Grade Bond Sub-account.

 Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amount of any such transfers will vary (and in some instances could be large) as dictated by the formula, and will depend on the factors listed below.

 The amount that is transferred to and from the AST Investment Grade Bond Sub-account pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your Protected Withdrawal
    Value;
..   How long you have owned Spousal Highest Daily Lifetime Seven;
..   The performance of the Permitted Sub-accounts you have chosen;
..   The performance of the AST Investment Grade Bond Sub-account;
..   The amount you have allocated to each of the Permitted Sub-accounts you have chosen;
..   The amount you have allocated to the AST Investment Grade Bond Sub-account;
..   Additional purchase payments, if any, you make to your Annuity;
..   Withdrawals, if any, you take from your Annuity (withdrawals are taken pro rata from your Account Value).

 Any Account Value in the AST Investment Grade Bond Sub-account will not be available to participate in the investment experience of the Permitted Sub-accounts if there is a recovery until it is moved out of the AST Investment Grade Bond Sub-account.

 The more of your Account Value allocated to the AST Investment Grade Bond Sub-account under the formula, the greater the impact of the performance of that Sub-account in determining whether (and how much) of your Account Value is transferred back to the Permitted Sub-accounts. Further, it is possible under the formula, that if a significant portion your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has good performance but the performance of your Permitted Sub-accounts is negative, that the formula might transfer your Account Value to the Permitted Sub-accounts. Thus, the converse is true too (the more you have allocated to the Permitted Sub-accounts, the greater the impact of the performance of those Sub-accounts will have on any transfer to the AST Investment Grade Bond Sub-account).

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as Required Minimum Distribution provisions under the tax law. Please note, however, that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

 As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime Seven through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION
 There was an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. You may have chosen Spousal Highest Daily Lifetime Seven without also selecting the Beneficiary Income Option death benefit ("BIO"). We no longer permit elections of Spousal Highest Daily Lifetime Seven with BIO. If you terminate your Spousal Highest Daily Lifetime Seven benefit with BIO to elect any other available living benefit, you will lose all guarantees under the Spousal Highest Daily Lifetime Seven benefit with BIO, and will begin new guarantees under the newly elected benefit based on the Account Value as of the date the new benefit becomes active.

 If you elected the Beneficiary Income Option death benefit, you may not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life was no older than age 75 at the time of election. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven with BIO may be greater than it would have been, had it been based on the Account Value alone.

 For purposes of the Beneficiary Income Option death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime Seven itself. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the base death benefit under the Annuity
 (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

 If there is one beneficiary, he/she must choose to receive either the base death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payment of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

 Here is an example to illustrate how the death benefit may be paid:
..   Assume that (i) the basic death benefit is $50,000, the Protected
    Withdrawal Value is $100,000, and the Annual Income Amount is $5,000;
    (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.
..   Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

 The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary's 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value).

 The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

 If you elect to terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, both Spousal Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section, above.

 OPTIONAL 90% CAP RULE FEATURE FOR SPOUSAL HIGHEST DAILY LIFETIME SEVEN
 If you currently own an Annuity and have elected Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature which utilizes a new mathematical formula. The new formula is described below and will replace the "Transfer Calculation" portion of the formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The new formula is found in Appendix J of this prospectus (page J-4). Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.

 Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap" or "90% Cap Rule"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT.

 If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond
 Sub-account (at least until there is first a transfer out of the AST
 Investment Grade Bond Sub-account). For example,
..   March 19, 2009 - a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.
..   As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).
..   Once there is a transfer out of the AST Investment Grade Bond Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in appendix J will be the formula for your Annuity.

 In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. WHILE THERE ARE NO ASSURANCES THAT FUTURE TRANSFERS WILL OCCUR, IT IS POSSIBLE THAT AN ADDITIONAL TRANSFER(S) TO THE PERMITTED SUB-ACCOUNTS COULD OCCUR FOLLOWING THE VALUATION DAY(S), AND IN SOME INSTANCES (BASED ON THE FORMULA) THE ADDITIONAL TRANSFER(S) COULD BE LARGE.

 Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 IMPORTANT CONSIDERATION WHEN ELECTING THE NEW FORMULA:
..   At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
..   Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

 HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (HD 7 PLUS)
 Highest Daily Lifetime 7 Plus is no longer offered for new elections., If you elected Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect any available living benefit, subject to our current rules. See "Election of and Designations under the Benefit" and "Termination of Existing Benefits and Election of New Benefits" below for details. Please note that if you terminate Highest Daily Lifetime 7 Plus and elect another available living benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. The income benefit under Highest Daily Lifetime 7 Plus is based on a single "designated life" who is at least 45 years old on the date that the benefit was elected. The Highest Daily Lifetime 7 Plus Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit other than the Plus 40 life insurance rider and Highest Daily Value death benefit. As long as your Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the "Investment Options" section in this prospectus.

 Highest Daily Lifetime 7 Plus guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life ("Lifetime Withdrawals"), provided that you have not made "excess withdrawals" that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 7 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime 7 Plus.

 Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under the Highest Daily Lifetime 7 Plus benefit.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
 2) the Account Value.

 If you have not made a Lifetime Withdrawal on or before the 10/th/, 20/th/, or 25/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/, 20/th/, or 25/th/ Anniversary of the benefit effective date is equal to the greater of:

 1) the Periodic Value described above or,
 2) the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):
    (a)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of the Account Value on the effective date of the benefit;
    (b)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600/% /(on the 25/th/ anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and
    (c)all adjusted purchase payments made after one year following the effective date of the benefit.

 If you elected Highest Daily Lifetime 7 Plus with Beneficiary Income Option ("BIO") (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit ("Tenth Anniversary"). This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date.

 On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

 RETURN OF PRINCIPAL GUARANTEE
 If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

 a) your Account Value on the day that you elected Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and
 b) the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

 If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME 7 PLUS BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 - less than 59 1/2, 5% for ages 59 1/2 - 74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Under the Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

 Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

 You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

 Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 - less than 59 1/2, 5% for ages 59 1/2 - 74, 6% for ages 75-79, 7% for ages 80-84, and 8%
 for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

 HIGHEST DAILY AUTO STEP-UP
 An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime 7 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 - less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8%
 for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

 The Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:
   .   The Issue Date is December 1, 2008
   .   The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
   . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit.

 EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS
 On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is between the ages of 59 1/2 and 74 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1,
 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

 EXAMPLE OF PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

 EXAMPLE OF HIGHEST DAILY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 74 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including the amount of any associated Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                   HIGHEST DAILY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**         HIGHEST DAILY VALUE)
-----              ------------- ----------------------- ------------------------
November 25, 2009   $119,000.00          $119,000.00            $5,950.00
November 26, 2009                   Thanksgiving Day
November 27, 2009   $113,000.00          $113,986.95            $5,699.35
November 30, 2009   $113,000.00          $113,986.95            $5,699.35
December 01, 2009   $119,000.00          $119,000.00            $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
 ** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.
   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.
   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

 NON-LIFETIME WITHDRAWAL FEATURE
 You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. The amount of the Non-Lifetime

 Withdrawal cannot be more than the amount that would cause the Annuity to be taken below the minimum Surrender Value after a withdrawal for your Annuity. This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 7 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

 The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value, the Return of Principal guarantee, and the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date, described above, by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal.

 If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

 EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

 Assume the following:
..   The Issue Date is December 1, 2008
..   The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
..   The Account Value at benefit election was $105,000
..   The Annuitant was 70 years old when he/she elected the Highest Daily
    Lifetime 7 Plus benefit.
..   No previous withdrawals have been taken under the Highest Daily Lifetime 7
    Plus benefit.

 On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, the 10th benefit year Return of Principal guarantee is $105,000, the 20th benefit year minimum Periodic Value guarantee is $420,000, the 25/th/ benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION:

      Withdrawal Amount divided by                               $ 15,000
      Account Value before withdrawal                            $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10/th/ benefit year Return of Principal                    $ 91,875
      10/th/ benefit year Minimum Periodic Value                 $183,750
      20/th/ benefit year Minimum Periodic Value                 $367,500
      25/th/ benefit year Minimum Periodic Value                 $551,250

 REQUIRED MINIMUM DISTRIBUTIONS
 Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amount will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If you are required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

 EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS
 The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

 Annual Income Amount = $5,000

 Remaining Annual Income Amount = $3,000

 Required Minimum Distribution = $6,000

 The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
 $4,000).

 If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

 BENEFITS UNDER HIGHEST DAILY LIFETIME 7 PLUS
..   To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus, and amounts are still payable under Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments are made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the Designated Life.
..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or
       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single Designated Life. We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no Lifetime Withdrawal was ever taken, we will calculate the Annual
    Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.
..   Withdrawals made while the Highest Daily Lifetime 7 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 7 Plus benefit. The Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   Upon inception of the benefit, and to maintain the benefit, 100% of your
    Account Value must have been allocated to the Permitted Sub-accounts.
..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment
    Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can
    find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.
..   Transfers to and from the elected Sub-accounts and the AST Investment Grade
    Bond Portfolio Sub-account triggered by the Highest Daily Lifetime 7 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.
..   You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.
..   The maximum charge for Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value (PWV). The current charge is 0.75% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.1875% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value at the benefit quarter, we will charge the remainder of the Account Value for the benefit and continue the benefit as described above.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 We no longer permit new elections of Highest Daily Lifetime 7 Plus. For Highest Daily Lifetime 7 Plus, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 45 years old.

 Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 7 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 7 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian to the Annuitant, or vice versa or
 (c) ownership is transferred from one entity to another entity that is satisfactory to us.

 PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS HIGHEST DAILY LIFETIME 7 PLUS AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

 TERMINATION OF THE BENEFIT
 You may terminate Highest Daily Lifetime 7 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates:
 (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount),
 (iv) upon our receipt of due proof of the death of the

 Annuitant, (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

 Upon termination of Highest Daily Lifetime 7 Plus other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

 If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 7 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

 HOW HIGHEST DAILY LIFETIME 7 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT
 As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 7 Plus. For purposes of this benefit, we refer to those permitted investment options as the "Permitted Sub-accounts". If your annuity was issued on or after May 1, 2009 (subject to regulatory approval), you may also choose to allocate purchase payments while this program is in effect to DCA Fixed Rate Options utilized with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"). If you are participating in Highest Daily Lifetime 7 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, amounts held within the DCA Fixed Rate Options are included within the term "Permitted Sub-Accounts". Thus, amounts may be transferred from the DCA Fixed Rate Options in the circumstances described above and in the section of this prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the AST Investment Grade Bond Sub-account will be transferred to the Permitted Sub-accounts, not including the DCA Fixed Rate Options.

 An integral part of Highest Daily Lifetime 7 Plus is the pre-determined mathematical formula used to transfer Account Value between the Permitted Sub-Accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-Account"). The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to or make transfers to or from the AST Investment Grade Bond Sub-account. The formula monitors your Account Value daily and, if dictated by the formula, systematically transfers amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. The formula is set forth in Appendix K.

 Speaking generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that 5% is used in the formula, irrespective of the Annuitant's attained age. Then it produces an estimate of the total amount targeted in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts including any amounts allocated to DCA Fixed Rate Options. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the AST Investment Grade Bond Sub-account. As discussed above, if all or a portion of your Account Value is allocated to one or more DCA Fixed Rate Options at the time a transfer to the AST Investment Grade Bond Sub-account is required under the formula, we will first look to process the transfer from the Permitted Sub-accounts, other than the DCA Fixed Rate Options. If the amount allocated to the Permitted Sub-accounts is insufficient to satisfy the transfer, then any remaining amounts will be transferred from the DCA Fixed Rate Options on a "last-in, first-out" basis. Once a transfer is made, the three consecutive Valuation Days begin again. If, however, on any Valuation Day, the Target Ratio is above 84.5%, it will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the AST Investment Grade Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts will occur.

 The formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT.

 If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond
 Sub-account (at least until there is first a transfer out of the AST
 Investment Grade Bond Sub-account). For example,
..   March 19, 2009 - a transfer is made to the AST Investment Grade Bond
    Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.
..   On March 20, 2009 - (and at least until first a transfer is made out of the
    AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST Investment Grade Bond Sub-account).
..   Once there is a transfer out of the AST Investment Grade Bond Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula.

 As you can glean from the formula, poor or flat investment performance of your Account Value may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime 7 Plus, the values we use to compare to the Target Ratio will be fixed.

 Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, a transfer may be made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts. Any such transfer will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

 The amount of the transfer will be equal to the lesser of:

 a) The total value of all your Account Value in the AST Investment Grade Bond Sub-account, or
 b) An amount equal to 5% of your total Account Value.

 While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 7 Plus. Depending on the results of the calculations of the formula, we may, on any Valuation Day:
..   Not make any transfer between the Permitted Sub-accounts and the AST
    Investment Grade Bond Sub-account; or
..   If a portion of your Account Value was previously allocated to the AST
    Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). ; or
..   Transfer a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

 The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your Protected Withdrawal
    Value;
..   How long you have owned Highest Daily Lifetime 7 Plus or Spousal Highest
    Daily Lifetime 7 Plus;
..   The performance of the Permitted Sub-accounts you have chosen;
..   The performance of the AST Investment Grade Bond Sub-account;
..   The amount allocated to each of the Permitted Sub-accounts you have chosen;
..   The amount allocated to the AST Investment Grade Bond Sub-account;
..   Additional purchase payments, if any, you make to your Annuity; and
..   Withdrawals, if any, you take from your Annuity (withdrawals are taken pro rata from your Account Value).

 At any given time, some, most or none of your Account Value will be allocated to the AST Investment Grade Bond Sub-account, as dictated by the formula.

 The more of your Account Value allocated to the AST Investment Grade Bond Sub-account under the formula, the greater the impact of the performance of that Sub-account in determining whether (and how much) your Account Value is transferred back to the Permitted Sub-accounts. Further, it is possible under the formula that, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has good performance but the performance of your Permitted Sub-accounts is negative, that the formula might transfer your Account Value to the Permitted Sub-accounts. Similarly, the more you have allocated to the Permitted Sub-accounts, the greater the impact of the performance of those Permitted Sub-accounts will have on any transfer to the AST Investment Grade Bond Sub-account.

 If you make additional purchase payments to your Annuity, they will be allocated according to your allocation instructions. Once they are allocated to your Annuity, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Portfolio, if dictated by the formula.

 Any Account Value in the AST Investment Grade Bond Sub-account will not be available to participate in the investment experience of the Permitted Sub-accounts regardless of whether there is a subsequent Sub-account decline or recovery until it is transferred out of the AST Investment Grade Bond Sub-account.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as required minimum distribution provisions under the tax law. Please note, however, that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

 As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 7 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION
 We previously offered an optional death benefit feature under Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. Please note that if you terminate Highest Daily Lifetime 7 Plus with BIO and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. As long as your Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. This benefit could be elected, provided that all owners and beneficiaries are natural persons or an agent acting for a natural person.

 If you elected this death benefit, you could not elect any other optional benefit. You could have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election and meet the Highest Daily Lifetime 7 Plus age requirements. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date. If you choose the Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of the Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero and, continue the benefit as described below.

 Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value, and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were Lifetime Withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

 If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Each beneficiary can choose to take his/her portion of either (a) the basic death benefit, or (b) the Beneficiary Income Option death benefit. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

 Here is an example to illustrate how the death benefit may be paid:
..   Assume that (i) the basic death benefit is $50,000, the Protected
    Withdrawal Value is $100,000, and the Annual Income Amount is $5,000;
    (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.
..   Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary's 75% share multiplied by $5,000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

 If you elect to terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section above.

 HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME ACCELERATOR/SM/
 In the past, we offered a version of Highest Daily Lifetime 7 Plus called Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator ("Highest Daily Lifetime 7 Plus with LIA"). You could choose Highest Daily Lifetime 7 Plus with or without also electing LIA, however you could not elect LIA without Highest Daily Lifetime 7 Plus and you could elect the LIA benefit at the time you elect Highest Daily Lifetime 7 Plus. Please note that if you terminate Highest Daily Lifetime 7 Plus with LIA and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. If you elected this benefit, you may not have elected any other optional benefit. As long as your Highest Daily Lifetime 7 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 7 Plus with LIA was based on a single "designated life" who was between the ages of 45 and 75 on the date that the benefit is elected. All terms and conditions of Highest Daily Lifetime 7 Plus apply to this version of the benefit, except as described herein.

 Highest Daily Lifetime 7 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

 Highest Daily Lifetime 7 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. If you choose the Highest Daily Lifetime 7 Plus with LIA, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value, or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account and the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

 If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

 ELIGIBILITY REQUIREMENTS FOR LIA AMOUNT. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120/th/ day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements ("LIA conditions") must be met.

 (1)The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
 (2)The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
    ii.Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
   iii.Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.
    iv Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
    v. Transferring: Moving into or out of a bed, chair or wheelchair. vi.Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

 You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 7 Plus benefit.

 Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, upon the next Annuity Anniversary the Annual Income Amount would replace the LIA Amount. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

 LIA AMOUNT AT THE FIRST LIFETIME WITHDRAWAL.
 If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 7 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

 LIA AMOUNT AFTER THE FIRST LIFETIME WITHDRAWAL.
 If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

 WITHDRAWALS IN EXCESS OF THE LIA AMOUNT.
 If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

 Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

 PURCHASE PAYMENTS. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

 STEP UPS. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

 GUARANTEE PAYMENTS. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus with LIA, we will calculate the Annual Income Amount and any LIA amount if you are eligible, as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 7 Plus with LIA terminates, and no additional payments are made.

 ANNUITY OPTIONS. In addition to the Highest Daily Lifetime 7 Plus Annuity Options described above, after the Tenth Anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

 If you elect Highest Daily Lifetime 7 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

 SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (SHD7 PLUS)
 Spousal Highest Daily Lifetime 7 Plus is the spousal version of Highest Daily Lifetime 7 Plus. We no longer offer Spousal Highest Daily Lifetime 7 Plus. If you elected Spousal Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect another available living benefit, subject to our current rules. See "Termination of Existing Benefits and Election New Benefits". Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. Spousal Highest Daily Lifetime 7 Plus could have been elected based on two Designated Lives, as described below. The youngest Designated Life must have been at least 50 years old and the oldest Designated Life must have been at least 55 years old when the benefit was elected. Spousal Highest Daily Lifetime 7 Plus is not available if you elected any other optional benefit. As long as your Spousal Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the "Investment Options" section in this prospectus.

 We previously offered a benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "Designated Lives", and each, a "Designated Life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the Designated Lives ("Lifetime Withdrawals") provided you have not made "excess withdrawals" that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 7 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime 7 Plus.

 Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime 7 Plus.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
 (2)the Account Value.

 If you have not made a Lifetime Withdrawal on or before the 10/th/, 20/th/, or 25/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/, 20/th/, or 25/th/ Anniversary of the benefit effective date is equal to the greater of:

 (1)the Periodic Value described above or,
 (2)the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

    (a)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of the Account Value on the effective date of the benefit;
    (b)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and
    (c)All adjusted purchase payments made after one year following the effective date of the benefit.

 If you elect Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option ("BIO") (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit ("Tenth Anniversary"). This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date.

 On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

 RETURN OF PRINCIPAL GUARANTEE
 If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

 a) your Account Value on the day that you elected Spousal Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and
 b) the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

 If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to your Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal, including a required minimum distribution, (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage initially depends on the age of the youngest Designated Life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50 - less than 59 1/2, 5% for ages 59 1/2 - 79, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

 Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

 You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

 Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credit) based on the age of the younger Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50 - less than 59/1/2/, 5% for ages 59/1/2/ - 79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older), and
 (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credit).

 HIGHEST DAILY AUTO STEP-UP
 An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50 - less than 59 1/2, 5% for ages 59 1/2 - 79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

 The Spousal Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:
..   The Issue Date is December 1, 2008
..   The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5,
    2009
..   The younger Designated Life was 70 years old when he/she elected the
    Spousal Highest Daily Lifetime 7 Plus benefit.

 EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS
 On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income

 Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1,
 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

 EXAMPLE OF PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

 EXAMPLE OF HIGHEST DAILY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest Designated Life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                   HIGHEST DAILY VALUE
                                     (ADJUSTED WITH      ADJUSTED ANNUAL INCOME
                                 WITHDRAWAL AND PURCHASE   AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**        HIGHEST DAILY VALUE)
-----              ------------- ----------------------- ----------------------
November 25, 2009   $119,000.00          $119,000.00           $5,950.00
November 26, 2009                   Thanksgiving Day
November 27, 2009   $113,000.00          $113,986.95           $5,699.35
November 30, 2009   $113,000.00          $113,986.95           $5,699.35
December 01, 2009   $119,000.00          $119,000.00           $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
 ** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.
   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.
   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

 NON-LIFETIME WITHDRAWAL FEATURE
 You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. The amount of the Non-Lifetime Withdrawal cannot be more than the amount that would cause the Annuity to be taken below the minimum Surrender Value after a withdrawal for your Annuity. This Non-Lifetime Withdrawal will not establish our initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 7 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime withdrawals may be taken.

 The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value, the Return of Principal guarantee and the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date, described above, by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal.

 If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

 EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

 Assume the following:
..   The Issue Date is December 1, 2008
..   The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5,
    2009
..   The Account Value at benefit election was $105,000
..   The younger Designated Life was 70 years old when he/she elected the
    Spousal Highest Daily Lifetime 7 Plus benefit
..   No previous withdrawals have been taken under the Spousal Highest Daily
    Lifetime 7 Plus benefit

 On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10/th/ benefit year minimum Periodic Value guarantee is $210,000, the 10/th/ benefit year Return of Principal guarantee is $105,000, the 20/th/ benefit year minimum Periodic Value guarantee is $420,000, the 25/th/ benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION:

      Withdrawal Amount divided by                               $ 15,000
      Account Value before withdrawal                            $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10/th/ benefit year Return of Principal                    $ 91,875
      10/th/ benefit year Minimum Periodic Value                 $183,750
      20/th/ benefit year Minimum Periodic Value                 $367,500
      25/th/ benefit year Minimum Periodic Value                 $551,250

 REQUIRED MINIMUM DISTRIBUTIONS
 Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

 EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS
 The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

 Annual Income Amount = $5,000

 Remaining Annual Income Amount = $3,000

 Required Minimum Distribution = $6,000

 The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
 $4,000).

 If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

 BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS
..   To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime 7 Plus, and amounts are still payable under Spousal Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Spousal Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second Designated Life provided the Designated lives were spouses at the death of the first Designated Life.
..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or
       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life. We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity.
    The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no Lifetime Withdrawal was ever taken, we will calculate the Annual
    Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.
..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the older of the owner or Annuitant's 95/th/ birthday will be treated as annuity payments.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Spousal Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.
..   Withdrawals made while the Spousal Highest Daily Lifetime 7 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   Upon inception of the benefit, and to maintain the benefit, 100% of your
    Account Value must have been allocated to the Permitted Sub-accounts.
..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elected this benefit. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.
..   You can make withdrawals from your Annuity without purchasing the Spousal
    Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   Transfers to and from the elected Sub-accounts and the AST Investment Grade
    Bond Portfolio Sub-account triggered by the Spousal Highest Daily Lifetime
    7 Plus pre-determined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.
..   You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfers of Account Value and allocation of Additional purchase payments may be subject to new investment limitations.
..   The maximum fee for Spousal Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value. The current fee for Spousal Highest Daily Lifetime 7 Plus is 0.90% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.225% of the greater of the prior day's Account Value, or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond
    Sub-account and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value and the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value, we will reduce the Account Value to zero, and continue the benefit as described above.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 We no longer permit new elections of Spousal Highest Daily Lifetime 7 Plus. Spousal Highest Daily Lifetime 7 Plus could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime 7 Plus only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:
..   One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

..   Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or
..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

 We do not permit a change of Owner under this benefit, except as follows:
 (a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
 (b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary under this benefit. If the Designated Lives divorce, the Spousal Highest Daily Lifetime 7 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage.

 Spousal Highest Daily Lifetime 7 Plus could have been elected at the time that you purchased your Annuity or after the Issue Date, subject to our eligibility rules and restrictions. See "Termination of Existing Benefits and Election of New Benefits" below for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECTED BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

 TERMINATION OF THE BENEFIT
 You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life), (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount),(vi) if both the Account Value and Annual Income Amount equal zero, or
 (vii) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

 Upon termination of Spousal Highest Daily Lifetime 7 Plus other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and
 (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options based on your existing allocation instructions or (in the absence of such instruction) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

 HOW SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT
 See "How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in this Prospectus for information regarding this component of the benefit.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as required minimum distribution provisions under the tax law. Please note, however, that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

 As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 7 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION
 We previously offered an optional death benefit feature under Spousal Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Spousal Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. You could choose Spousal Highest Daily Lifetime 7 Plus with or without also selecting the Beneficiary Income Option death benefit. However, you could not elect the Beneficiary Income Option without Spousal Highest Daily Lifetime 7 Plus and you could elect the Beneficiary Income Option death benefit at the time you elect Spousal Highest Daily Lifetime 7 Plus. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus with BIO and elect any available living benefit you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. As long as your Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit.

 If you elected the Beneficiary Income Option death benefit, you could not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life is no older than age 75 at the time of election and the Spousal Highest Daily Lifetime 7 Plus age requirements are met. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. If you choose the Spousal Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts, including the AST Investment Grade Bond Sub-account and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

 For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value (less any credits associated with purchase payments applied within 12 months prior to the date of death), and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death of the second Designated Life, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death of the second Designated Life, and we calculate the Annual Income Amount as if there were a Lifetime Withdrawal on the date of death of the second Designated Life. If there were Lifetime Withdrawals prior to the date of death of the second Designated Life, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

 If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic Death Benefit, or (b) the Beneficiary Income Option death benefit. In order to receive the Beneficiary Income Option Death Benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

 Here is an example to illustrate how the death benefit may be paid:
..   Assume that (i) the basic death benefit is $50,000, the Protected
    Withdrawal Value is $100,000, and the Annual Income Amount is $5,000;
    (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

..   Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary's 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

 If you elect to terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Spousal Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section.

 HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (HD 6 PLUS)
 We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life ("Lifetime Withdrawals"), provided that you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 6 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

 The income benefit under Highest Daily Lifetime 6 Plus currently is based on a single "designated life" who is at least 45 years old on the date that the benefit is acquired. The Highest Daily Lifetime 6 Plus Benefit is not available if you elect any other optional living benefit or the Plus 40 life insurance rider or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of the permitted investment options, see the "Investment Options" section.

 Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. See Death Benefit Component of Highest Daily Lifetime 6 Plus, below.

 ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR ACCOUNT VALUE FALLS TO ZERO, IF YOU TAKE WITHDRAWALS OF EXCESS INCOME THAT BRING YOUR ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT WOULD ALSO FALL TO ZERO, AND THE BENEFIT WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT, INCLUDING THE DEATH BENEFIT DESCRIBED BELOW, WOULD BE PAYABLE UNDER THE HIGHEST DAILY LIFETIME 6 PLUS BENEFIT.

 You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Highest Daily Lifetime 6 Plus for Annuities issued on or after May 1, 2009, subject to the 6 or 12 Month DCA Program's rules, and subject to State approvals. The 6 or 12 Month DCA Program is not available in certain states.

 Currently, if you elect Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See "Election of and Designations under the Benefit" below and "Termination of Existing Benefits and Election of New Benefits" for details. Please note that if you terminate Highest Daily Lifetime 6 Plus and elect another living benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first

 Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
 (2)the Account Value on the current Valuation Day.

 If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

 (1)the Periodic Value described above or,
 (2)the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

    (a)200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;
    (b)200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and
    (c)all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

 Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME 6 PLUS BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 or older. Under the Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any Contingent Deferred Sales Charge (CDSC) that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

 Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

 You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

 Any purchase payment that you make subsequent to the election of Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will
 (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the purchase payment (including any associated purchase Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79 and 6% for ages 80 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

 If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). We reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

 HIGHEST DAILY AUTO STEP-UP
 An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime 6 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

 The Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:
..   The Issue Date is December 1, 2008
..   The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
..   The Annuitant was 70 years old when he/she elected the Highest Daily
    Lifetime 6 Plus benefit.

 EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS
 On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

 EXAMPLE OF PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

 EXAMPLE OF HIGHEST DAILY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                   HIGHEST DAILY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**         HIGHEST DAILY VALUE)
-----              ------------- ----------------------- ------------------------
November 25, 2009   $119,000.00          $119,000.00            $5,950.00
November 26, 2009                   Thanksgiving Day
November 27, 2009   $113,000.00          $113,986.95            $5,699.35
November 30, 2009   $113,000.00          $113,986.95            $5,699.35
December 01, 2009   $119,000.00          $119,000.00            $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
 ** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.
   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.
   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

 NON-LIFETIME WITHDRAWAL FEATURE
 You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. The amount of the Non-Lifetime Withdrawal cannot be more than the amount that would cause the Annuity to be taken below the minimum Surrender Value after a withdrawal for your Annuity. This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 6 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

 The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date, described above, and the Death Benefit described below, by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal.

 If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

 EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

 Assume the following:
   .   The Issue Date is December 1, 2008
   .   The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
   .   The Account Value at benefit election was $105,000
   . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit
   . No previous withdrawals have been taken under the Highest Daily Lifetime 6 Plus benefit

 On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION:

      Withdrawal amount divided by                               $ 15,000
      Account Value before withdrawal                            $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10/th/ benefit year Minimum Periodic Value                 $183,750
      20/th/ benefit year Minimum Periodic Value                 $367,500

 REQUIRED MINIMUM DISTRIBUTIONS
 Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

 In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

 EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS
 The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

 Annual Income Amount = $5,000

 Remaining Annual Income Amount = $3,000

 Required Minimum Distribution = $6,000

 The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000: ($3,000 + ($6,000 - $5,000) =
 $4,000).

 If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

 DEATH BENEFIT COMPONENT OF HIGHEST DAILY LIFETIME 6 PLUS
 If you elect Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Highest Daily Lifetime 6 Plus, then your Death Benefit will be equal to the greatest of:
..   the basic death benefit under the Annuity; and
..   the amount of any optional death benefit you may have elected and remains in effect; and
..   (a) if no Lifetime Withdrawal had been taken prior to death, 300% of the
    Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date, or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an XT6 Annuity granted within 12 months prior to death.

 PLEASE NOTE THAT THE DEATH BENEFIT UNDER HIGHEST DAILY LIFETIME 6 PLUS IS NOT PAYABLE IF YOUR ACCOUNT VALUE IS REDUCED TO ZERO AS A RESULT OF WITHDRAWALS OR IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH. THIS DEATH BENEFIT MAY NOT BE AVAILABLE IN ALL STATES.

 BENEFITS UNDER HIGHEST DAILY LIFETIME 6 PLUS
..   To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. If this occurs, you will not be permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime
    6 Plus benefit terminates, and no additional payments are made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life. Please note if your Account Value is reduced to zero as result of withdrawals, the Death Benefit (described above under "Death Benefit Component of Highest Daily Lifetime 6 Plus") will also be reduced to zero and the Death Benefit will not be payable.
..   Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant's 95th birthday will be treated as annuity payments.
..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any annuity option available; or
       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

 If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

 PLEASE NOTE THAT A DEATH BENEFIT (AS DESCRIBED ABOVE) IS NOT PAYABLE IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.
..   Withdrawals made while the Highest Daily Lifetime 6 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 6 Plus benefit. The Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.
..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond
    Portfolio prospectus by going to www.prudentialannuities.com.
..   Transfers to and from the Sub-accounts, the DCA Fixed Rate Options, and the
    AST Investment Grade Bond Sub-account triggered by the Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.
..   Upon inception of the benefit and to maintain the benefit, 100% of your
    Account Value must be allocated to the Permitted Sub-accounts (or any DCA Fixed Rate Options if you elect the 6 or 12 Month DCA Program). If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirements will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.
..   If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.
..   The maximum charge for Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.85% annually of the greater of the Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis 0.2125% of the greater of the prior Valuation Day's Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.

 Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior

 Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $425.00 ($200,000 X .2125%).

 If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 For Highest Daily Lifetime 6 Plus, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 45 years old.

 Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 6 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 6 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian to the Annuitant, or vice versa or
 (c) ownership is transferred from one entity to another entity that is satisfactory to us.

 Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it or elect any other living benefit, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See "Termination of Existing Benefits and Election of New Benefits" in the prospectus for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. You and your financial professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

 TERMINATION OF THE BENEFIT
 You may terminate Highest Daily Lifetime 6 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates:
 (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount),
 (iv) upon our receipt of due proof of the death of the Annuitant (except insofar as paying the Death Benefit associated with this benefit), (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in "Election of and Designations under the Benefit" above.

 Upon termination of Highest Daily Lifetime 6 Plus other than upon the death of the Annuitant or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (FKA - Optional Allocation & Rebalancing Program), Automatic Rebalancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

 If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 6 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

 HOW HIGHEST DAILY LIFETIME 6 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT
 As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 6 Plus. For purposes of this benefit, we refer to those permitted investment options as the "Permitted Sub-accounts". If your Annuity was issued on or after May 1, 2009 (subject to regulatory approval), you may also choose to allocate purchase payments while this program is in effect to DCA Fixed Rate Options utilized with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"). If you are participating in Highest Daily Lifetime 6 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, amounts held within the DCA Fixed Rate Options are included within the term "Permitted Sub-Accounts". Thus, amounts may be transferred from the DCA Fixed Rate Options in the circumstances described above and in the section of the prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the AST Investment Grade Bond Sub-account will only be transferred to the Permitted Sub-accounts, not the DCA Fixed Rate Options.

 An integral part of Highest Daily Lifetime 6 Plus is the pre-determined mathematical formula used to transfer Account Value between the Permitted Sub-Accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-Account"). The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to or make transfers to or from the AST Investment Grade Bond Sub-account. The formula monitors your Account Value daily and, if dictated by the formula, systematically transfers amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. The formula is set forth in Appendix P (and is described below).

 Speaking generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that 5% is used in the formula, irrespective of the Annuitant's attained age. Then it produces an estimate of the total amount targeted in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments (including any associated purchase Credits with respect to XT6), and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts including any amounts allocated to DCA Fixed Rate Options. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the AST Investment Grade Bond Sub-account. As discussed above, if all or a portion of your Account Value is allocated to one or more DCA Fixed Rate Options at the time a transfer to the AST Investment Grade Bond Sub-account is required under the formula, we will first look to process the transfer from the Permitted Sub-accounts, other than the DCA Fixed Rate Options. If the amount allocated to the Permitted Sub-accounts is insufficient to satisfy the transfer, then any remaining amounts will be transferred from the DCA Fixed Rate Options on a "last-in, first-out" basis. Once a transfer is made, the three consecutive Valuation Days begin again. If, however, on any Valuation Day, the Target Ratio is above 84.5%, it will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the AST Investment Grade Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts (excluding the DCA Fixed Rate Options) will occur.

 The formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT.

 If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,
..   September 1, 2010 - a transfer is made to the AST Investment Grade Bond
    Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   September 2, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on September 1, 2010.
..   On September 2, 2010 - (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST Investment Grade Bond Sub-account).
..   Once there is a transfer out of the AST Investment Grade Bond Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula.

 As you can glean from the formula, poor or flat investment performance of your Account Value may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime 6 Plus, the values we use to compare to the Target Ratio will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime 6 Plus and existing Annuities that elect Highest Daily Lifetime 6 Plus in the future, however, we reserve the right to change such values.

 Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, a transfer may be made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts. Unless you are participating in an asset allocation program for which we are providing administrative support, any such transfer will be to your elected Sub-accounts pro-rata based on the Account Value in such Sub-accounts at that time. If there is no Account Value in the Sub-accounts, the transfer will be allocated according to your most recent allocation instructions. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

 The amount of the transfer will be equal to the lesser of:
 a) The total value of all your Account Value in the AST Investment Grade Bond Sub-account, or
 b) An amount equal to 5% of your total Account Value.

 While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus. Depending on the results of the calculations of the formula, we may, on any Valuation Day:
..   Not make any transfer between the Permitted Sub-accounts and the AST
    Investment Grade Bond Sub-account; or
..   If a portion of your Account Value was previously allocated to the AST
    Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or
..   Transfer a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

 The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your Protected Withdrawal
    Value;
..   How long you have owned Highest Daily Lifetime 6 Plus/Spousal Highest Daily
    Lifetime 6 Plus;
..   The performance of the Permitted Sub-accounts you have chosen;
..   The performance of the AST Investment Grade Bond Sub-account;
..   The amount allocated to each of the Permitted Sub-accounts you have chosen;
..   The amount allocated to the AST Investment Grade Bond Sub-account;
..   Additional purchase payments, if any, you make to your Annuity; and
..   Withdrawals, if any, you take from your Annuity (withdrawals are taken pro rata from your Account Value).

 At any given time, some, most or none of your Account Value will be allocated to the AST Investment Grade Bond Sub-account, as dictated by the formula.

 The more of your Account Value allocated to the AST Investment Grade Bond Sub-account under the formula, the greater the impact of the performance of that Sub-account in determining whether (and how much) your Account Value is transferred back to the Permitted Sub-accounts. Further, it is possible under the formula that, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has good performance but the performance of your Permitted Sub-accounts is negative, that the formula might transfer your Account Value to the Permitted Sub-accounts. Similarly, the more you have allocated to the Permitted Sub-accounts, the greater the impact of the performance of those Permitted Sub-accounts will have on any transfer to the AST Investment Grade Bond Sub-account.

 If you make additional purchase payments to your Annuity, they will be allocated according to your allocation instructions. Once they are allocated to your Annuity, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Portfolio, if dictated by the formula.

 Any Account Value in the AST Investment Grade Bond Sub-account will not be available to participate in the investment experience of the Permitted Sub-accounts regardless of whether there is a subsequent Sub-account decline or recovery until it is transferred out of the AST Investment Grade Bond Sub-account.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as required minimum distribution provisions under the tax law.

 As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 6 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR
 We offer another version of Highest Daily Lifetime 6 Plus that we call Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator ("Highest Daily Lifetime 6 Plus with LIA"). Highest Daily Lifetime 6 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Highest Daily Lifetime 6 Plus with LIA is not available in New York and certain other states/jurisdictions. You may choose Highest Daily Lifetime 6 Plus with or without also electing LIA, however you may not elect LIA without Highest Daily Lifetime 6 Plus and you must elect the LIA benefit at the time you elect Highest Daily Lifetime 6 Plus. If you elect Highest Daily Lifetime 6 Plus without LIA and would like to add the feature later, you must terminate the Highest Daily Lifetime 6 Plus benefit and elect the Highest Daily Lifetime 6 Plus with LIA (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime 6 Plus and elect the Highest Daily Lifetime 6 Plus with LIA you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your

 Account Value as of the date the new benefit becomes active. Highest Daily Lifetime 6 Plus with LIA is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living benefit or the Plus 40 life insurance rider or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 6 Plus with LIA currently is based on a single "designated life" who is between the ages of 45 and 75 on the date that the benefit is elected and received in good order. All terms and conditions of Highest Daily Lifetime 6 Plus apply to this version of the benefit, except as described herein.

 Highest Daily Lifetime 6 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

 If you elect the Highest Daily Lifetime 6 Plus with LIA, the maximum charge is 2.00% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 1.20% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.30% of the greater of the prior Valuation Day's Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.

 Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $600.00 ($200,000 X .30%)

 If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus with LIA benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described below) will not be payable.

 If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

 ELIGIBILITY REQUIREMENTS FOR LIA AMOUNT. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. The 120 day elimination period begins on the date that we receive notification from you of your eligibility for the LIA Amount. Thus, assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements ("LIA conditions") must be met.

 (1)The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
 (2)The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
    ii.Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
   iii.Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

    iv.Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
    v. Transferring: Moving into or out of a bed, chair or wheelchair. vi.Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

 You must notify us in writing when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. The designated life must be available for any assessment or reassessment pursuant to our administrative process requirements. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 6 Plus benefit.

 Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, upon the next Annuity Anniversary the Annual Income Amount would replace the LIA Amount. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

 LIA AMOUNT AT THE FIRST LIFETIME WITHDRAWAL. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 6 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

 LIA AMOUNT AFTER THE FIRST LIFETIME WITHDRAWAL. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the LIA benefit will be deemed a Lifetime Withdrawal.

 WITHDRAWALS IN EXCESS OF THE LIA AMOUNT. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA Amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

 WITHDRAWALS ARE NOT REQUIRED. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

 PURCHASE PAYMENTS. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional purchase payment, the Annual Income Amount is increased by an amount obtained by applying the applicable percentage (4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79; and 6% for ages 80 and older) to the purchase payment (including any associated purchase Credits). The applicable percentage is based on the attained age of the designated life on the date of the first Lifetime Withdrawal after the benefit effective date. The LIA Amount is increased by double the Annual Income Amount, if eligibility for LIA has been met. The Protected Withdrawal Value is increased by the amount of each purchase payment (including any associated purchase Credits).

 If the Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount (or, if eligible for LIA, the LIA Amount) is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount (or, if eligible for LIA, the LIA Amount) in an unintended fashion is the relative size of additional purchase payment(s). We reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

 STEP-UPS. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

 GUARANTEE PAYMENTS. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". TO THE EXTENT THAT CUMULATIVE WITHDRAWALS IN THE CURRENT ANNUITY YEAR THAT REDUCE YOUR ACCOUNT VALUE TO ZERO ARE MORE THAN THE LIA AMOUNT (EXCEPT IN THE CASE OF REQUIRED MINIMUM DISTRIBUTIONS), HIGHEST DAILY LIFETIME 6 PLUS WITH LIA TERMINATES, AND NO ADDITIONAL PAYMENTS ARE MADE. A DEATH BENEFIT UNDER HIGHEST DAILY LIFETIME 6 PLUS WITH LIA IS NOT PAYABLE IF GUARANTEE PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH.

 ANNUITY OPTIONS. In addition to the Highest Daily Lifetime 6 Plus annuity options described above, after the tenth anniversary of the benefit effective date ("Tenth Anniversary"), you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the designated life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun. A Death Benefit is not payable if annuity payments are being made at the time of the decedent's death.

 If you elect Highest Daily Lifetime 6 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

 DEATH BENEFIT COMPONENT OF HIGHEST DAILY LIFETIME 6 PLUS WITH LIA. The provisions of the Death Benefit Component of Highest Daily Lifetime 6 Plus (see above for information about the Death Benefit) also apply to Highest Daily Lifetime Plus with LIA. Please note that with respect to Highest Daily Lifetime 6 Plus with LIA, we use the Annual Income Amount for purposes of the Death Benefit Calculations, not the LIA Amount.

 SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (SHD6 PLUS)
 Spousal Highest Daily Lifetime 6 Plus is the spousal version of Highest Daily Lifetime 6 Plus. Spousal Highest Daily Lifetime 6 Plus must be elected based on two designated lives, as described below. The youngest designated life must be at least 50 years old and the oldest designated life must be at least 55 years old when the benefit is elected. Spousal Highest Daily Lifetime 6 Plus is not available if you elect any other optional benefit. As long as your Spousal Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of permitted investment options, see the "Investment Options" section.

 We offer a benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "designated lives", and each, a "designated life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives ("Lifetime Withdrawals") provided you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 6 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

 Spousal Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit, however, is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. See Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus, below.

 ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR ACCOUNT VALUE FALLS TO ZERO, IF YOU TAKE WITHDRAWALS OF EXCESS INCOME THAT BRING YOUR ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT WOULD ALSO FALL TO ZERO, AND THE BENEFIT WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT, INCLUDING THE DEATH BENEFIT DESCRIBED BELOW, WOULD BE PAYABLE UNDER SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS.

 You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime 6 Plus for Annuities issued on or after May 1, 2009, subject to the 6 or 12 Month DCA Program's rules, and subject to State approvals. The 6 or 12 Month DCA Program is not available in certain states.

 Currently, if you elect Spousal Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See "Election of and Designations under the Benefit" below and "Termination of Existing Benefits and Election of New Benefits" for details. Please note that if you terminate Spousal Highest Daily Lifetime 6 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
 (2)the Account Value on the current Valuation Day.

 If you have not made a Lifetime Withdrawal on or before the 10/th/ or 20/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/ or 20/th/ Anniversary of the benefit effective date is equal to the greater of:

 (1)the Periodic Value described above or,
 (2)the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

    (a)200% (on the 10/th/ anniversary) or 400% (on the 20/th/ anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;
    (b)200% (on the 10/th/ anniversary) or 400% (on the 20/th/ anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and
    (c)all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

 Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage initially depends on the age of the youngest designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. We use the age of the youngest designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

 Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

 You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

 Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including any associated purchase Credits) based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older, and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

 If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). We reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

 HIGHEST DAILY AUTO STEP-UP
 An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

 The Spousal Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:
   .   The Issue Date is December 1, 2008
   . The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
   . The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit.

 EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS.
 On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

 EXAMPLE OF PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

 EXAMPLE OF HIGHEST DAILY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest designated life's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest designated life is between 65 and 84 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                   HIGHEST DAILY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**         HIGHEST DAILY VALUE)
-----              ------------- ----------------------- ------------------------
November 25, 2009   $119,000.00     $      119,000.00           $5,950.00
November 26, 2009                    Thanksgiving Day
November 27, 2009   $113,000.00     $      113,986.95           $5,699.35
November 30, 2009   $113,000.00     $      113,986.95           $5,699.35
December 01, 2009   $119,000.00     $      119,000.00           $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
 ** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.
   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.
   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

 NON-LIFETIME WITHDRAWAL FEATURE
 You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. The amount of the Non-Lifetime Withdrawal cannot be more than the amount that would cause the Annuity to be taken below the minimum Surrender Value after a withdrawal for your Annuity. This Non-Lifetime Withdrawal will not establish our initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 6 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime withdrawals may be taken.

 The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date, described above, and the Death Benefit (described below), by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal.

 If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

 EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

 Assume the following:
   .   The Issue Date is December 1, 2008
   . The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
   .   The Account Value at benefit election was $105,000
   . The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit
   . No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 6 Plus benefit

 On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000 and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION:

      Withdrawal amount divided by                               $ 15,000
      Account Value before withdrawal                            $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10th benefit year Minimum Periodic Value                   $183,750
      20th benefit year Minimum Periodic Value                   $367,500

 REQUIRED MINIMUM DISTRIBUTIONS
 Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

 In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

 EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS
 The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

 Annual Income Amount = $5,000

 Remaining Annual Income Amount = $3,000

 Required Minimum Distribution = $6,000

 The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
 $4,000).

 If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

 DEATH BENEFIT COMPONENT OF SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS.
 If you elect Spousal Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost, that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Spousal Highest Daily Lifetime 6 Plus benefit, then your Death Benefit will be equal to the greatest of:
..   the basic death benefit under the Annuity; and
..   the amount of any optional death benefit you may have elected and remains in effect; and

..   a) if no Lifetime Withdrawal had been taken prior to death, 300% of the
    Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an XT6 Annuity granted within 12 months prior to death.

 Upon the death of the first of the spousal designated lives, if a Death Benefit, as described above, would otherwise be payable, and the surviving designated life chooses to continue the Annuity, the Account Value will be adjusted, as of the date we receive due proof of death, to equal the amount of that Death Benefit if paid out in a lump sum, and the Spousal Highest Daily Lifetime 6 Plus benefit remains in force. Upon the death of the second Spousal designated life, the Death Benefit described above will be payable and the Spousal Highest Daily Lifetime 6 Plus rider will terminate as of the date we receive due proof of death.

 PLEASE NOTE THAT THE DEATH BENEFIT UNDER SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS IS NOT PAYABLE IF YOUR ACCOUNT VALUE IS REDUCED TO ZERO AS A RESULT OF WITHDRAWALS OR IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH. THIS DEATH BENEFIT MAY NOT BE AVAILABLE IN ALL STATES.

 BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS
..   To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second designated life provided the designated lives were spouses at the death of the first designated life. Please note that if your Account Value is reduced to zero as a result of withdrawals, the Death Benefit (described above) will also be reduced to zero and the Death
    Benefit will not be payable.
..   Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.
..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any annuity option available; or
       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

 If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

 PLEASE NOTE THAT THE DEATH BENEFIT (DESCRIBED ABOVE) IS NOT PAYABLE IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Spousal Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic
    Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. .
..   Withdrawals made while the Spousal Highest Daily Lifetime 6 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis. As discussed in the prospectus, you may participate in the 6 or 12 Month Dollar Cost Averaging Program only if your Annuity was issued on or after May 1, 2009.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.
..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com
..   You can make withdrawals from your Annuity without purchasing the Spousal
    Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   Transfers to and from the elected Sub-accounts, the DCA Fixed Rate Options, and the AST Investment Grade Bond Sub-account triggered by the Spousal Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.
..   Upon inception of the benefit and to maintain the benefit, 100% of your
    Account Value must be allocated to the Permitted Sub-accounts (or any DCA Fixed Rate Options if you elect the 6 or 12 Month DCA Program). If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirement will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfers of Account Value and allocation of additional purchase payments may be subject to new investment limitations.
..   If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.
..   The maximum charge for Spousal Highest Daily Lifetime 6 Plus is 1.50%
    annually of the greater of the Account Value and Protected Withdrawal
    Value. The current charge is 0.95% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day's
    Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime
    6 Plus may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.

 Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $475.00 ($200,000 X .2375%)

 If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Spousal Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 Spousal Highest Daily Lifetime 6 Plus can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Currently, Spousal Highest Daily Lifetime 6 Plus only may be elected where the Owner, Annuitant, and Beneficiary designations are as follows:
..   One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or
..   Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or
..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

 We do not permit a change of Owner under this benefit, except as follows:
 (a)if one Owner dies and the surviving spousal Owner assumes the Annuity, or
 (b)if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary under this benefit. If the designated lives divorce, the Spousal Highest Daily Lifetime 6 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage.

 Spousal Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See "Termination of Existing Benefits and Election of New Benefits" in the prospectus for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECTED BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. You and your financial professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

 TERMINATION OF THE BENEFIT
 You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first designated life, the surviving designated life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first designated life), (ii) upon the death of the second designated life (except as may be needed to pay the Death Benefit associated with this benefit), (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount),
 (vi) if both the Account Value and Annual Income Amount equal zero, or
 (vii) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

 Upon termination of Spousal Highest Daily Lifetime 6 Plus other than upon death of a designated life or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (FKA - Optional Allocation & Rebalancing Program), Automatic Rebalancing Program, or 6 or 12 Month DCA Program) for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If prior to the transfer from the AST Investment Grade Bond Sub-account the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

 HOW SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT. See "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" above for information regarding this component of the benefit.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as required minimum distribution provisions under the tax law.

 As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 6 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

                                 DEATH BENEFIT

 WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?
 Each Annuity provides a Death Benefit during its accumulation period. IF AN ANNUITY IS OWNED BY ONE OR MORE NATURAL PERSONS, THE DEATH BENEFIT IS PAYABLE UPON THE FIRST DEATH OF AN OWNER. IF AN ANNUITY IS OWNED BY AN ENTITY, THE DEATH BENEFIT IS PAYABLE UPON THE ANNUITANT'S DEATH, IF THERE IS NO CONTINGENT ANNUITANT. Please note that if your Annuity is held as a Beneficiary Annuity and owned by one of the permissible entities, no death benefit will be payable since the Annuity will continue distributing the required distributions over the life expectancy of the Key Life until either the Account Value is depleted or the Annuity is fully surrendered. Generally, if a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the "decedent."

 BASIC DEATH BENEFIT
 Each Annuity provides a basic Death Benefit at no additional charge. The Insurance Charge we deduct daily from your Account Value allocated to the Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under an Annuity. Each Annuity also offers two different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. NOTWITHSTANDING THE ADDITIONAL PROTECTION PROVIDED UNDER THE OPTIONAL DEATH BENEFITS, THE ADDITIONAL COST HAS THE IMPACT OF REDUCING THE NET PERFORMANCE OF THE INVESTMENT OPTIONS. IN ADDITION, WITH RESPECT TO XT6, UNDER CERTAIN CIRCUMSTANCES, YOUR DEATH BENEFIT MAY BE REDUCED BY THE AMOUNT OF ANY CREDITS WE APPLIED TO YOUR PURCHASE PAYMENTS. (SEE "HOW ARE CREDITS APPLIED TO MY ACCOUNT VALUE".)

 CONSIDERATIONS FOR CONTINGENT ANNUITANTS: We may allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. In some of our Annuities held by these same types of entities we allow for the naming of a co-annuitant, which also is used to mean the successor annuitant (and not another life used for measuring the duration of an annuity payment option). Like in the case of a contingent annuitant, the Annuity may no longer qualify for tax deferral where the contract continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity which is not eligible for tax deferral benefits under Section 72(u) of the Code. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

 For ASAP III, APEX II and XT6 Annuities, the existing basic Death Benefit (for all decedent ages) is the greater of:
..   The sum of all purchase payments (not including any Credits) less the sum of all proportional withdrawals.
..   The sum of your Account Value in the Sub-accounts, your Interim Value in the MVA Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options (less the amount of any Credits applied within 12-months prior to the date of death, with respect to XT6).

 For ASL II Annuities issued before July 21, 2008, where death occurs before the decedent's age 85, the basic Death Benefit is the greater of:
..   The sum of all purchase payments less the sum of all proportional withdrawals.
..   The sum of your Account Value in the Sub-accounts, your Interim Value in the MVA Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options.

 For ASL II Annuities issued before July 21, 2008 where death occurs after the decedent's age 85, the Death Benefit is (a) your Account Value (for Annuities other than those issued in New York) or (b) your Account Value in the Sub-accounts plus your Interim Value in the MVA Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options (for Annuities issued in New York only).

 For ASL II Annuities issued on or after July 21, 2008 the basic Death Benefit is the greater of:
..   The sum of all purchase payments less the sum of all proportional withdrawals.
..   The sum of your Account Value in the Sub-accounts, your Interim Value in the MVA Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options.

 "PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in purchase payments for purposes of calculating the basic Death Benefit.

 OPTIONAL DEATH BENEFITS
 Two optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries. No optional Death Benefit is available if your Annuity is held as a Beneficiary Annuity.

 CURRENTLY, THESE BENEFITS ARE ONLY OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND MUST BE ELECTED AT THE TIME THAT YOU PURCHASE YOUR ANNUITY. WE MAY, AT A LATER DATE, ALLOW EXISTING ANNUITY OWNERS TO PURCHASE AN OPTIONAL DEATH BENEFIT SUBJECT TO OUR RULES AND ANY CHANGES OR RESTRICTIONS IN THE BENEFITS. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT MAY ONLY BE ELECTED INDIVIDUALLY, AND CANNOT BE ELECTED IN COMBINATION WITH ANY OTHER OPTIONAL DEATH BENEFIT. IF YOU ELECT SPOUSAL LIFETIME FIVE, SPOUSAL HIGHEST DAILY LIFETIME SEVEN, SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS, OR THE BIO FEATURE OF HIGHEST DAILY LIFETIME SEVEN OR THE HIGHEST DAILY LIFETIME 7 PLUS SUITE OF BENEFITS, YOU ARE NOT PERMITTED TO ELECT AN OPTIONAL DEATH BENEFIT. WITH RESPECT TO XT6, UNDER CERTAIN CIRCUMSTANCES, EACH OPTIONAL DEATH BENEFIT THAT YOU ELECT MAY BE REDUCED BY THE AMOUNT OF CREDITS APPLIED TO YOUR PURCHASE PAYMENTS.

 INVESTMENT RESTRICTIONS MAY APPLY IF YOU ELECT CERTAIN OPTIONAL DEATH BENEFITS. SEE THE CHART IN THE "INVESTMENT OPTIONS" SECTION OF THE PROSPECTUS FOR A LIST OF INVESTMENT OPTIONS AVAILABLE AND PERMITTED WITH EACH BENEFIT.

 ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

 THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS NO LONGER AVAILABLE FOR NEW ELECTIONS. IT PROVIDES ADDITIONAL AMOUNTS TO YOUR BENEFICIARY THAT MAY BE USED TO OFFSET FEDERAL AND STATE TAXES PAYABLE ON ANY TAXABLE GAINS IN YOUR ANNUITY AT THE TIME OF YOUR DEATH. WHETHER THIS BENEFIT IS APPROPRIATE FOR YOU MAY DEPEND ON YOUR PARTICULAR CIRCUMSTANCES, INCLUDING OTHER FINANCIAL RESOURCES THAT MAY BE AVAILABLE TO YOUR BENEFICIARY TO PAY TAXES ON YOUR ANNUITY SHOULD YOU DIE DURING THE ACCUMULATION PERIOD. NO BENEFIT IS PAYABLE IF DEATH OCCURS ON OR AFTER THE ANNUITY DATE.

 THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT PROVIDED A BENEFIT PAYABLE IN ADDITION TO THE BASIC DEATH BENEFIT AND CERTAIN OTHER OPTIONAL DEATH BENEFITS YOU MAY ELECT IN CONJUNCTION WITH THIS BENEFIT. IF THE ANNUITY HAS ONE OWNER, THE OWNER HAD TO BE AGE 75 OR LESS AT THE TIME THE BENEFIT WAS PURCHASED. IF AN ANNUITY HAS JOINT OWNERS, THE OLDEST OWNER HAD TO BE AGE 75 OR LESS. IF AN ANNUITY IS OWNED BY AN ENTITY, THE ANNUITANT HAD TO BE AGE 75 OR LESS.

 CALCULATION OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT
 If you purchased the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

 1. the BASIC DEATH BENEFIT described above;

    PLUS

 2. 40% of your "GROWTH" under an Annuity, as defined below.

 "GROWTH" means the sum of your Account Value in the Sub-accounts and your Interim Value in the MVA Fixed Allocations, minus the total of all purchase payments (less the amount of any Credits applied within 12-months prior to the date of death, with respect to XT6) reduced by the sum of all proportional withdrawals.

 "PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in purchase payments.

 THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS SUBJECT TO A MAXIMUM OF 100% OF ALL PURCHASE PAYMENTS APPLIED TO AN ANNUITY AT LEAST 12 MONTHS PRIOR TO THE DEATH OF THE DECEDENT THAT TRIGGERS THE PAYMENT OF THE DEATH BENEFIT.

 THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT WAS OFFERED IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS. WITH RESPECT TO XT6, APEX II AND ASL II, PLEASE SEE APPENDIX E FOR A DESCRIPTION OF THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT OFFERED BEFORE NOVEMBER 18, 2002 IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL. PLEASE REFER TO THE SECTION ENTITLED "TAX CONSIDERATIONS" FOR A DISCUSSION OF SPECIAL TAX CONSIDERATIONS FOR PURCHASERS OF THIS BENEFIT. THE ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT WAS NOT AVAILABLE IF YOU ELECTED THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT, THE SPOUSAL LIFETIME FIVE INCOME BENEFIT SPOUSAL HIGHEST DAILY LIFETIME SEVEN OR HIGHEST DAILY LIFETIME SEVEN WITH BIO.

 See Appendix B for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.

 HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV")

 IF AN ANNUITY HAS ONE OWNER, THE OWNER MUST BE AGE 79 OR LESS AT THE TIME THE HIGHEST ANNIVERSARY VALUE OPTIONAL DEATH BENEFIT IS PURCHASED. IF AN ANNUITY HAS JOINT OWNERS, THE OLDEST OWNER MUST BE AGE 79 OR LESS. IF AN ANNUITY IS OWNED BY AN ENTITY, THE ANNUITANT MUST BE AGE 79 OR LESS.

 CERTAIN OF THE PORTFOLIOS OFFERED AS SUB-ACCOUNTS UNDER THE ANNUITY ARE NOT AVAILABLE IF YOU ELECT THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT. IN ADDITION, WE RESERVE THE RIGHT TO REQUIRE YOU TO USE CERTAIN ASSET ALLOCATION MODEL(S) IF YOU ELECT THIS DEATH BENEFIT.

 CALCULATION OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT
 The HAV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

       IF THE OWNER DIES BEFORE THE DEATH BENEFIT TARGET DATE, THE DEATH BENEFIT EQUALS THE GREATER OF:

       1. the basic Death Benefit described above; and
       2. the Highest Anniversary Value as of the Owner's date of death.

       IF THE OWNER DIES ON OR AFTER THE DEATH BENEFIT TARGET DATE, THE DEATH BENEFIT EQUALS THE GREATER OF:

       1. the basic Death Benefit described above; and
       2. the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of XT6) less the sum of all proportional withdrawals since the Death Benefit Target Date.

       THE AMOUNT DETERMINED BY THIS CALCULATION IS INCREASED BY ANY PURCHASE PAYMENTS RECEIVED AFTER THE OWNER'S DATE OF DEATH AND DECREASED BY ANY PROPORTIONAL WITHDRAWALS SINCE SUCH DATE.

       THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT IS NOT AVAILABLE IF YOU HAVE ELECTED THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" OR THE "HIGHEST DAILY VALUE" DEATH BENEFIT. IT IS ALSO NOT AVAILABLE WITH SPOUSAL LIFETIME FIVE, SPOUSAL HIGHEST DAILY LIFETIME SEVEN, OR THE SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS BENEFIT. WITH RESPECT TO XT6, APEX II AND ASL II, PLEASE SEE APPENDIX E FOR A DESCRIPTION OF THE GUARANTEED MINIMUM DEATH BENEFIT OFFERED BEFORE NOVEMBER 18, 2002 IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL.

 Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner's age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary Value Death Benefit for Owners who are age 76 or older when an Annuity is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.

 See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.

 COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

 If an Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

 CERTAIN OF THE PORTFOLIOS OFFERED AS SUB-ACCOUNTS UNDER AN ANNUITY ARE NOT AVAILABLE IF YOU ELECT THE COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT. IF YOU ELECT THIS BENEFIT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH THE THEN PERMITTED AND AVAILABLE OPTION(S). IN ADDITION, WE RESERVE THE RIGHT TO REQUIRE YOU TO USE CERTAIN ASSET ALLOCATION MODEL(S) IF YOU ELECT THIS DEATH BENEFIT.

 CALCULATION OF THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT
 THE COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT EQUALS THE GREATEST OF:

       1. the basic Death Benefit described above; and
       2. the Highest Anniversary Value Death Benefit described above; and
       3. 5% Roll-up described below.

       Thecalculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.

       IF THE OWNER DIES BEFORE THE DEATH BENEFIT TARGET DATE THE 5% ROLL UP IS EQUAL TO:

       . all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of XT6) increasing at an annual effective interest rate of 5% starting on the date that each Purchase Payment is made and ending on the Owner's date of death;

    MINUS

       . the sum of all withdrawals, dollar for dollar up to 5% of the Death Benefit's value as of the prior contract anniversary (or Issue Date if the withdrawal is in the first contract year). Any withdrawals in excess of the 5% dollar for dollar limit are proportional.

       IF THE OWNER DIES ON OR AFTER THE DEATH BENEFIT TARGET DATE THE 5% ROLL-UP IS EQUAL TO:

       . the 5% Roll-up value as of the Death Benefit Target Date increased by total purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of XT6) made after the Death Benefit Target Date;

    MINUS

       . the sum of all withdrawals which reduce the 5% Roll-up proportionally.

 IN THE CASE OF XT6, AS INDICATED, THE AMOUNTS CALCULATED IN ITEMS 1, 2 AND 3 ABOVE (BEFORE, ON OR AFTER THE DEATH BENEFIT TARGET DATE) MAY BE REDUCED BY ANY CREDITS UNDER CERTAIN CIRCUMSTANCES. PLEASE REFER TO THE DEFINITIONS OF DEATH BENEFIT TARGET DATE BELOW. THIS DEATH BENEFIT MAY NOT BE AN APPROPRIATE FEATURE WHERE THE OWNER'S AGE IS NEAR THE AGE SPECIFIED IN THE DEATH BENEFIT TARGET DATE. THIS IS BECAUSE THE BENEFIT MAY NOT HAVE THE SAME POTENTIAL FOR GROWTH AS IT OTHERWISE WOULD, SINCE THERE WILL BE FEWER ANNUITY ANNIVERSARIES BEFORE THE DEATH BENEFIT TARGET DATE IS REACHED.

 THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT ANY OTHER OPTIONAL DEATH BENEFIT OR ELECT SPOUSAL LIFETIME FIVE, SPOUSAL HIGHEST DAILY LIFETIME SEVEN OR THE BIO FEATURE OF THE HIGHEST DAILY LIFETIME SEVEN OR THE HIGHEST DAILY LIFETIME 7 PLUS SUITE OF BENEFITS. IN THE CASE OF XT6, APEX II AND ASL II, PLEASE SEE APPENDIX E FOR A DESCRIPTION OF THE GUARANTEED MINIMUM DEATH BENEFIT OFFERED BEFORE NOVEMBER 18, 2002 IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL.

 See Appendix B for examples of how the "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit is calculated.

 KEY TERMS USED WITH THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT AND THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT:
   . The Death Benefit Target Date for the Highest Anniversary Value Death Benefit is the contract anniversary on or after the 80/th/ birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.
   . The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death Benefit is the later of the contract anniversary on or after the 80/th/ birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.
   . The Highest Anniversary Value equals the highest of all previous "Anniversary Values" less proportional withdrawals since such anniversary and plus any purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of XT6) since such anniversary.
   . The Anniversary Value is the Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of each anniversary of the Issue Date of an Annuity. The Anniversary Value on the Issue Date is equal to your Purchase Payment. (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of XT6)
   . Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Anniversary Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($ 125,000) by 10% or $12,500.

 HIGHEST DAILY VALUE DEATH BENEFIT ("HDV")

 The Highest Daily Value Death Benefit is no longer available for new elections. If an Annuity has one Owner, the Owner must have been age 79 or less at the time the Highest Daily Value Death Benefit was elected. If an Annuity has joint Owners, the older Owner must have been age 79 or less. If there are joint Owners, death of the Owner refers to the first to die of the joint Owners. If an Annuity is owned by an entity, the Annuitant must have been age 79 or less at the time of election and death of the Owner refers to the death of the Annuitant.

 IF YOU ELECTED THIS BENEFIT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH THE PERMITTED AND AVAILABLE OPTION(S) WITH THIS BENEFIT.

       The HDV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date (see the definitions below).

       IF THE OWNER DIES BEFORE THE DEATH BENEFIT TARGET DATE, THE DEATH BENEFIT EQUALS THE GREATER OF:

       1. the basic Death Benefit described above (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of XT6); and
       2. the HDV as of the Owner's date of death.

       IF THE OWNER DIES ON OR AFTER THE DEATH BENEFIT TARGET DATE, THE DEATH BENEFIT EQUALS THE GREATER OF:

       1. the basic Death Benefit described above; and
       2. the HDV on the Death Benefit Target Date plus the sum of all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of XT6) less the sum of all proportional withdrawals since the Death Benefit Target Date.

       The amount determined by this calculation is increased by any purchase payments received after the Owner's date of death and decreased by any proportional withdrawals since such date.

       The Highest Daily Value Death Benefit described above was offered in those jurisdictions where we received regulatory approval. The Highest Daily Value Death Benefit was not available if you elected the Guaranteed Return Option, Guaranteed Return Option Plus, Guaranteed Return Option Plus 2008, Highest Daily GRO, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, the Highest Daily Lifetime 7 Plus benefits, the "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit, or the Highest Anniversary Value Death Benefit.

 KEY TERMS USED WITH THE HIGHEST DAILY VALUE DEATH BENEFIT:
   . The DEATH BENEFIT TARGET DATE for the Highest Daily Value Death Benefit is the later of an Annuity anniversary on or after the 80/th/ birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.
   . The HIGHEST DAILY VALUE equals the highest of all previous "Daily Values" less proportional withdrawals since such date and plus any purchase payments (plus associated Credits in the case of XT6) since such date.
   . The DAILY VALUE is the Account Value as of the end of each Valuation Day. The Daily Value on the Issue Date is equal to your Purchase Payment (plus associated Credits applied more than twelve (12) months prior to the date of death in the case of XT6).
   . PROPORTIONAL WITHDRAWALS are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.

 Please see Appendix B to this prospectus for a hypothetical example of how the HDV Death Benefit is calculated.

 ANNUITIES WITH JOINT OWNERS
 For Annuities with Joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own your Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of your Annuity and continue the Annuity instead of receiving the Death Benefit (unless the Annuity is held as a Beneficiary Annuity).

 ANNUITIES OWNED BY ENTITIES
 For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable).

 CAN I TERMINATE THE OPTIONAL DEATH BENEFITS? DO THE OPTIONAL DEATH BENEFITS TERMINATE UNDER OTHER CIRCUMSTANCES?
 You can terminate the Enhanced Beneficiary Protection Death Benefit and the Highest Anniversary Value Death Benefit at any time. The "Combination 5% Roll-up and HAV Death Benefit" and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations. For jointly owned Annuities, the optional death benefits are payable upon the first death of either Owner and therefore terminate and do not continue if a surviving spouse continues the Annuity. Where an Annuity is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the Account Value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the Annuity.

 WHAT ARE THE CHARGES FOR THE OPTIONAL DEATH BENEFITS?
 For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit made on or after May 1, 2009, we impose a charge equal to 0.40% and 0.80%, respectively, per year of the average daily net assets of the Sub-accounts. For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit that were made prior to May 1, 2009, we impose a charge equal to 0.25% and 0.50%, respectively, per year of the average daily net assets of the Sub-accounts. We deduct a charge equal to 0.25% per year of the average daily net assets of the Sub-accounts for the Enhanced Beneficiary Protection Death Benefit and 0.50% per year of the average daily net assets of the Sub-accounts for the HDV Death Benefit. We deduct the charge for each of these benefits to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. The additional annual charge is deducted daily against your Account Value allocated to the Sub-accounts.

 Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

 PRUDENTIAL ANNUITIES' ANNUITY REWARDS

 WHAT IS THE ANNUITY REWARDS BENEFIT IN ASAP III, APEX II AND XT6?
 The Annuity Rewards Benefit offers Owners the ability to capture any market gains since the Issue Date of their Annuity as an enhancement to their current Death Benefit so their beneficiaries will not receive less than an Annuity's value as of the effective date of the benefit. Under the Annuity Rewards Benefit, Prudential Annuities guarantees that the Death Benefit will not be less than:

       . your Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of the effective date of the benefit

       . MINUS any proportional withdrawals following the effective date of the benefit

       . PLUS any additional purchase payments applied to your Annuity following the effective date of the benefit.

 The Annuity Rewards Death Benefit enhancement does not affect the calculation of the basic Death Benefit or any Optional Death Benefits available under an Annuity. If the Death Benefit amount payable under your Annuity's basic Death Benefit or any Optional Death Benefits you purchase is greater than the enhanced Death Benefit under the Annuity Rewards Benefit on the date the Death Benefit is calculated, your beneficiary will receive the higher amount.

 Annuity Rewards is not available under ASL II or if your Annuity is held as a Beneficiary Annuity.

 WHO IS ELIGIBLE FOR THE ANNUITY REWARDS BENEFIT?
 Owners can elect the Annuity Rewards Death Benefit enhancement when the original CDSC period is over. However, the Account Value on the date that the Annuity Rewards benefit is effective, must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any Optional Death Benefit then in effect). The effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.

 PAYMENT OF DEATH BENEFITS

 ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES OWNED BY INDIVIDUALS (NOT ASSOCIATED WITH TAX-FAVORED PLANS)
 Except in the case of a spousal assumption as described below, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity.

 If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death.

 In the event of your death before the Annuity Date, the Death Benefit must be distributed:
   .   within five (5) years of the date of death; or
   . as a series of payments not extending beyond the life expectancy of the beneficiary or over the life of the beneficiary. Payments under this option must begin within one year of the date of death.

 Unless you have made an election prior to Death Benefit proceeds becoming due, a Beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled "Beneficiary Continuation Option," as a series of required distributions.

 If the Annuity is held as a Beneficiary Annuity, the payment of the Death Benefit must be distributed:
   .   as a lump sum payment; or
   . Unless you have made an election prior to Death Benefit proceeds becoming due, a beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled "Beneficiary Continuation Option," as a series of required distributions.

 Upon our receipt of proof of death, we will send to the beneficiary materials that list these payment options.

 ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES HELD BY TAX-FAVORED PLANS The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires minimum distributions. Upon your death under an IRA, 403(b) or other "qualified investment", the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated beneficiary and whether the Beneficiary is your surviving spouse.

   . If you die after a designated beneficiary has been named, the death benefit must be distributed by December 31/st/ of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life expectancy of the designated beneficiary (provided such payments begin by December 31/st/ of the year following the year of death). However, if your surviving spouse is the beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31/st/ of the year following the year of death or December 31/st/ of the year in which you would have reached age 70 1/2, which ever is later. Additionally, if the contract is payable to (or for the benefit of) your surviving spouse, that portion of the Annuity may be continued with your spouse as the owner. Note that the Worker, Retiree and Employer Recovery Act of 2008 suspended Required Minimum Distributions for 2009. If your beneficiary elects to receive full distribution by December 31/st/ of the year including the five year anniversary of the date of death, 2009 shall not be included in the five year requirement period. This effectively extends this period to December 31/st/ of the year including the six year anniversary date of death.
   . If you die before a designated beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31/st/ of the year including the five year anniversary of the date of death. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary. For this distribution requirement also, 2009 shall not be included in the five year requirement period.
   . If you die before a designated beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary.

 A beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules.

 Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

 For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code.

 The tax consequences to the beneficiary may vary among the different death benefit payment options. See the Tax Considerations section of this prospectus, and consult your tax advisor.

 BENEFICIARY CONTINUATION OPTION
 Instead of receiving the death benefit in a single payment, or under an Annuity Option, a beneficiary may take the death benefit under an alternative death benefit payment option, as provided by the Code and described above under the sections entitled "Payment of Death Benefits" and "Alternative Death Benefit Payment Options - Annuities Held by Tax-Favored Plans." This "Beneficiary Continuation Option" is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)), Beneficiary Annuities and non-qualified Annuities.

 UNDER THE BENEFICIARY CONTINUATION OPTION:

..   The beneficiary must apply at least $15,000 to the Beneficiary Continuation
    Option. Thus, the death benefit must be at least $15,000.
..   The Owner's Annuity will be continued in the Owner's name, for the benefit of the beneficiary.
..   Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the average assets allocated to the Sub-accounts. For non-qualified Annuities the charge is 1.00% per year, and for qualified Annuities the charge is 1.40% per year.
..   Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Account
    Value. For non-qualified annuities, the fee will only apply if the Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.
..   The initial Account Value will be equal to any death benefit (including any optional death benefit) that would have been payable to the beneficiary if the beneficiary had taken a lump sum distribution.
..   The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-Accounts may not be available.
..   The beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.
..   No Fixed Allocations or fixed interest rate options will be offered for the non-qualified Beneficiary Continuation Options. However, for qualified Annuities, the Fixed Allocations will be those offered at the time the Beneficiary Continuation Option is elected.
..   No additional purchase payments can be applied to the Annuity.
..   The basic death benefit and any optional benefits elected by the Owner will no longer apply to the beneficiary.
..   The beneficiary can request a withdrawal of all or a portion of the Account
    Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the beneficiary's withdrawal rights.
..   Withdrawals are not subject to CDSC.
..   Upon the death of the beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the beneficiary (successor), unless the successor chooses to continue receiving payments.

 Currently only Investment Options corresponding to Portfolios of the Advanced Series Trust and the ProFund VP are available under the Beneficiary Continuation Option.

 In addition to the materials referenced above, the Beneficiary will be provided with a prospectus and a settlement agreement describing the Beneficiary Continuation Option. We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a beneficiary under the Beneficiary Continuation Option.

 SPOUSAL ASSUMPTION OF ANNUITY
 You may name your spouse as your beneficiary. If you and your spouse own your Annuity jointly, we assume that the sole primary beneficiary will be the surviving spouse unless you elect an alternative Beneficiary Designation. Unless you elect an alternative Beneficiary Designation or the Annuity is held as a Beneficiary Annuity, (if available under your Annuity) the spouse beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional purchase payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional purchase payments.

 See the section entitled "Managing Your Annuity" - "Spousal Designations" and "Contingent Annuitant" for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an Annuity owned by a Custodial Account.

 WHEN DO YOU DETERMINE THE DEATH BENEFIT?
 We determine the amount of the Death Benefit as of the date we receive "due proof of death" (and in certain limited circumstances as of the date of death), any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit. "Due proof of death" may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of "due proof of death" we automatically transfer the Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to an eligible annuity payment option.

 Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death Benefit. DURING THE PERIOD FROM THE DATE OF DEATH UNTIL WE RECEIVE ALL REQUIRED PAPER WORK, THE AMOUNT OF THE DEATH BENEFIT MAY BE SUBJECT TO MARKET FLUCTUATIONS.

 EXCEPTIONS TO AMOUNT OF DEATH BENEFIT
 There are certain exceptions to the amount of the Death Benefit:

 Death Benefit Suspension Period. You should be aware that there is a Death Benefit suspension period (unless prohibited by applicable law). If the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter), and did not become the Owner or Annuitant due to the prior Owner's or Annuitant's death, any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period as to that person from the date he or she first became Owner or Annuitant. While the two year suspension is in effect, the Death Benefit amount will equal the Account Value plus the Interim Value in the MVA Fixed Allocations, less (if allowed by applicable state law) any Purchase Credits (for XT6) granted during the period beginning 12 months prior to decedent's date of death and ending on the date we receive Due Proof of death. Thus, if you had elected an Optional Death Benefit, and the suspension were in effect, you would be paying the fee for the Optional Death Benefit even though during the suspension period your Death Benefit would have been limited to the Account Value plus the Interim Value in the MVA Fixed Allocations. After the two year suspension period is completed, the Death Benefit is the same as if the suspension period had not been in force. See the section of the prospectus above generally with regard to changes of Owner and Annuitant that are allowable.

 With respect to a Beneficiary Annuity, the Death Benefit is triggered by the death of the beneficial Owner (or the Key Life, if entity-owned). However, if the Annuity is held as a Beneficiary Annuity, the Owner is an entity, and the Key Life is already deceased, then no Death Benefit is payable upon the death of the beneficial Owner.

                            VALUING YOUR INVESTMENT

 HOW IS MY ACCOUNT VALUE DETERMINED?
 During the accumulation period, your Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. For Annuities with a Highest Daily Lifetime Five election, Account Value also includes the value of any allocation to the Benefit Fixed Rate Account. See the "Living Benefits - Highest Daily Lifetime Five" section of the Prospectus for a description of the Benefit Fixed Rate Account. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. With respect to ASAP III and APEX II, the Account Value includes any Loyalty Credit we apply. With respect to XT6, the Account Value includes any Credits we applied to your purchase payments which we are entitled to take back under certain circumstances. When determining the Account Value on a day more than 30 days prior to a MVA Fixed Allocation's Maturity Date, the Account Value may include any Market Value Adjustment that would apply to a MVA Fixed Allocation (if withdrawn or transferred) on that day.

 WHAT IS THE SURRENDER VALUE OF MY ANNUITY?
 The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under "Glossary of Terms" above.

 HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?
 When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, the Distribution Charge (if applicable), and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge, any Distribution Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled "What Happens to My Units When There is a Change in Daily Asset-Based Charges?" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

 Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

 EXAMPLE
 Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you
 158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

 HOW DO YOU VALUE FIXED ALLOCATIONS?
 During the Guarantee Period, we use the concept of an Interim Value for the MVA Fixed Allocations. The Interim Value can be calculated on any day and is equal to the initial value allocated to an MVA Fixed Allocation plus all interest credited to an MVA Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market Value Adjustment. If you made any transfers or withdrawals from an MVA Fixed Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of an MVA Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the MVA Fixed Allocation times the Market Value Adjustment factor. In addition to MVA Fixed Allocations that are subject to a Market Value Adjustment, we offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program and are not subject to any MVA. Account Value allocated to the DCA Fixed Rate Options earns the declared rate of interest while it is transferred over a 6 month or 12 month period into the Sub-accounts that you have designated.

 WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?
 Prudential Annuities is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m.
 EST). Generally, financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-Valuation Day or after the close of the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.

 We have arrangements with certain selling firms, under which receipt by the firm in good order prior to our cut-off time on a given Valuation Day is treated as receipt by us on that Valuation Day for pricing purposes. Currently, we have such an arrangement with Citigroup Global Markets Inc. ("CGM"). We extend this pricing treatment to orders that you submit directly through CGM and to certain orders submitted through Morgan Stanley Smith Barney LLC ("MSSB") where CGM serves as clearing firm for MSSB. Your MSSB registered representative can tell you whether your order will be cleared through CGM. In addition, we currently have an arrangement with Merrill, Lynch, Pierce, Fenner & Smith, Inc. ("Merrill Lynch") under which transfer orders between Sub-accounts that are received in good order by Merrill Lynch prior to the NYSE close on a given Valuation Day will be priced by us as of that Valuation Day. The arrangements with CGM, MSSB, and Merrill Lynch may be terminated or modified in certain circumstances.

 There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request. The NYSE is closed on the following nationally recognized holidays: New Year's Day, Martin Luther King, Jr. Day, President's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving, and Christmas. On those dates, we will not process any financial transactions involving purchase or redemption orders.

 Prudential Annuities will also not process financial transactions involving purchase or redemption orders or transfers on any day that:
..   trading on the NYSE is restricted;
..   an emergency, as determined by the SEC, exists making redemption or valuation of securities held in the separate account impractical; or
..   the SEC, by order, permits the suspension or postponement for the protection of security holders.

 INITIAL PURCHASE PAYMENTS: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive all of our requirements at our office to issue an Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment (and any associated Credits with respect to XT6) and issue an Annuity within two
 (2) Valuation Days. With respect to both your initial Purchase Payment and any subsequent Purchase Payment that is pending investment in our separate account, we may hold the amount temporarily in our general account and may earn interest on such amount. You will not be credited with interest during that period.

 As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm's principal approval and is provided with the application, or is notified of the firm principal's rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer's funds at the customer's request prior to the firm's principal approval or upon the firm's rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense account may be subject to our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable Federal and State laws.

 ADDITIONAL PURCHASE PAYMENTS: We will apply any additional purchase payments (and any associated Credit with respect to XT6) on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions.

 SCHEDULED TRANSACTIONS: Scheduled transactions include transfers made in connection with dollar cost averaging, the asset allocation program, auto-rebalancing, systematic withdrawals, systematic investments, required minimum distributions, substantially equal periodic payments under
 Section 72(t) of the Code, or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to required minimum distributions, substantially equal periodic payments under Section 72(t) of the Code, systematic withdrawals and annuity payments only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.

 UNSCHEDULED TRANSACTIONS: "Unscheduled" transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner's signature. Specifically, we reserve the right to perform a signature verification for (a) any withdrawal exceeding a certain dollar amount and (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the Financial Professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in good order, and will process the transaction in accordance with the discussion in "When Do You Process And Value Transactions?"

 MEDICALLY-RELATED SURRENDERS & DEATH BENEFITS: Medically-related surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

 We are generally required by law to pay any surrender request or death benefit claims from the Separate Account within 7 days of our receipt of your request in good order.

 TRANSACTIONS IN PROFUNDS VP SUB-ACCOUNTS: Generally, purchase or redemption orders or transfer requests must be received by us by no later than the close of the NYSE to be processed on the current Valuation Day. However, any transfer request involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through Prudential Annuities' Internet website (www.prudentialannuities.com). You cannot request a transaction involving the transfer of units in one of the ProFunds VP Sub-accounts between the applicable "cut-off" time and 4:00 p.m.

 Transactions received after 4:00 p.m. will be treated as received by us on the next Valuation Day.

 WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES? DISTRIBUTION CHARGE APPLICABLE TO ASAP III AND XT6: At the end of the Period during which the Distribution Charge applies, your Annuity will become subject to a different daily asset-based charge. We will process a transaction where your Account Value allocated to the Sub-accounts will be used to purchase new Units of the Sub-accounts that reflect the Insurance Charge (and the charge for any optional benefits you have elected) but not the Distribution Charge. The number of Units attributed to your Annuity will be decreased and the Unit Price of each unit of the Sub-accounts in which you invested will be increased. THE ADJUSTMENT IN THE NUMBER OF UNITS AND UNIT PRICE WILL NOT AFFECT YOUR ACCOUNT VALUE. Beginning on that date, your Account Value will be determined based on the change in the value of Units that reflect the Insurance Charge and any other optional benefits that you have elected.

 TERMINATION OF OPTIONAL BENEFITS: Except for the Guaranteed Minimum Income Benefit, the "Combination 5% Roll-up and Highest Anniversary Value Death Benefit" and the Highest Daily Value Death Benefit, which generally cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This change may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the change; however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).

                              TAX CONSIDERATIONS

 The tax considerations associated with an Annuity vary depending on whether the contract is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of contracts below. The discussion is general in nature and describes only federal income tax law (not state or other tax laws). It is based on current law and interpretations, which may change. The information provided is not intended as tax advice. You should consult with a qualified tax advisor for complete information and advice. References to purchase payments below relate to your cost basis in your contract. Generally, your cost basis in a contract not associated with a tax-favored retirement plan is the amount you pay into your contract, or into annuities exchanged for your contract, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible IRA contributions. The discussion includes a description of certain spousal rights under the contract, and our administration of such spousal rights and related tax reporting accords with our understanding of the Defense of Marriage Act (which defines a "marriage" as a legal union between a man and a woman and a "spouse" as a person of the opposite sex). Depending on the state in which your annuity is issued, we may offer certain spousal benefits to civil union couples or same-sex marriages. You should be aware, however, that federal tax law does not recognize civil unions or same-sex marriages. Therefore, we cannot permit a civil union partner or same-sex spouse to continue the annuity within the meaning of the tax law upon the death of the first partner under the annuity's "spousal continuance" provision. Civil union couples and same-sex marriage spouses should consider that limitation before selecting a spousal benefit under the annuity.

 The discussion below generally assumes that the Annuity Contract is issued to the Contract Owner. For Annuity Contracts issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for Nonqualified Annuity Contracts and Required Distributions Upon Your Death for Qualified Annuity Contracts in this Tax Considerations section.

 NONQUALIFIED ANNUITY CONTRACTS
 IN GENERAL, AS USED IN THIS PROSPECTUS, A NONQUALIFIED ANNUITY IS OWNED BY AN INDIVIDUAL OR NON-NATURAL PERSON AND IS NOT ASSOCIATED WITH A TAX-FAVORED RETIREMENT PLAN.

 TAXES PAYABLE BY YOU
 We believe the Annuity is an annuity contract for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the contract. Generally, annuity contracts issued by the same company (and affiliates) to you during the same calendar year must be treated as one annuity contract for purposes of determining the amount subject to tax under the rules described below. Charges for investment advisory fees that are taken from the contract are treated as a partial withdrawal from the contract and will be reported as such to the contract owner.

 It is possible that the Internal Revenue Service (IRS) could assert that some or all of the charges for the optional benefits under the contract should be treated for federal income tax purposes as a partial withdrawal from the contract. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the contract. Additionally, for owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty. If the IRS determines that the charges for one or more benefits under the contract are taxable withdrawals, then the sole or surviving owner will be provided with a notice from us describing available alternatives regarding these benefits.

 You must commence annuity payments or surrender your contract no later than the first day of the calendar month next following the maximum Annuity date for your Contract. For some of our contracts, you are able to choose to defer the Annuity Date beyond the default Annuity date described in your Contract. However, the IRS may not then consider your contract to be an annuity under the tax law.

 TAXES ON WITHDRAWALS AND SURRENDER
 If you make a withdrawal from your contract or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of purchase payments, until all gain has been withdrawn. Once all gain has been withdrawn, payments will be treated as a nontaxable return of purchase payments until all purchase payments have been returned. After all purchase payments are returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any withdrawals from the contract while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefit benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your contract as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If you transfer your contract for less than full consideration, such as by gift, you will also trigger tax on any gain in the contract. This rule does not apply if you transfer the contract to your spouse or under most circumstances if you transfer the contract incident to divorce.

 If you choose to receive payments under an interest payment option, or a beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the contract to income tax.

 TAXES ON ANNUITY PAYMENTS
 A portion of each annuity payment you receive will be treated as a partial return of your purchase payments and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your purchase payments (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the contract. After the full amount of your purchase payments have been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the annuitant before the full amount of your purchase payments have been recovered, a tax deduction may be allowed for the unrecovered amount.

 If your contract value is reduced to zero but the contract remains in force due to a benefit provision, further distributions from the contract will be reported as annuity payments, using an exclusion ratio based upon the undistributed purchase payments in the contract and the total value of the anticipated future payments until such time as all purchase payments have been recovered.

 Please refer to your Annuity for the maximum Annuity Date, also described above.

 TAX PENALTY FOR EARLY WITHDRAWAL FROM A NONQUALIFIED ANNUITY CONTRACT
 You may owe a 10% tax penalty on the taxable part of distributions received from your Nonqualified Annuity contract before you attain age 59 1/2. Amounts are not subject to this tax penalty if:
..   the amount is paid on or after you reach age 59 1/2 or die;
..   the amount received is attributable to your becoming disabled;
..   generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years and modification of payments during that time period will result in retroactive application of the 10% tax penalty);
    or
..   the amount received is paid under an immediate annuity contract (in which annuity payments begin within one year of purchase).

 Other exceptions to this tax may apply. You should consult your tax advisor for further details.

 SPECIAL RULES IN RELATION TO TAX-FREE EXCHANGES UNDER SECTION 1035
 Section 1035 of the Internal Revenue Code of 1986, as amended (Code), permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. In Revenue Procedure 2008-24, the IRS has indicated that where there is a surrender or distribution from either the initial annuity contract or receiving annuity contract within 12 months of the date on which the partial exchange was completed, the transfer will retroactively be treated as a taxable distribution from the initial annuity contract and a contribution to the receiving annuity contract. Tax free exchange treatment will be retained if, between the date of the tax-free exchange and the date of the subsequent distribution, you become eligible for an exception to the 10% federal income tax penalty, other than the exceptions for substantially equal periodic payments or distributions under an immediate annuity. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

 If an Annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any purchase payments made to the original contract prior to August 14, 1982 will be treated as made to the new contract prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a recovery of your investment in the contract first until purchase payments made before August 14, 1982 are withdrawn. Moreover, income allocable to purchase payments made before August 14, 1982 is not subject to the 10% tax penalty.

 TAXES PAYABLE BY BENEFICIARIES
 The Death Benefit options are subject to income tax to the extent the distribution exceeds the cost basis in the contract. The value of the Death Benefit, as determined under federal law, is also included in the owner's estate for federal estate tax purposes. Generally, the same tax rules described above would also apply to amounts received by your beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit
..   As a lump sum payment: the beneficiary is taxed in the year of payment on gain in the contract.
..   Within 5 years of death of owner: the beneficiary is taxed as amounts are withdrawn (in this case gain is treated as being distributed first).
..   Under an annuity or annuity settlement option with distribution beginning within one year of the date of death of the owner: the beneficiary is taxed on each payment (part will be treated as gain and part as return of purchase payments).

 CONSIDERATIONS FOR CONTINGENT ANNUITANTS: We may allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity owner when such contracts do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

 REPORTING AND WITHHOLDING ON DISTRIBUTIONS
 Taxable amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity or similar periodic payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide.

 State income tax withholding rules vary and we will withhold based on the rules of your State of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.

 Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax advisor regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

 ENTITY OWNERS
 Where a contract is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the contract will not be taxed as an annuity and increases in the value of the contract over its cost basis will be subject to tax annually.

 Where a contract is issued to a trust, and such trust is characterized as a grantor trust under the Code, such contract shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity.

 Where a contract is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the contract is required to terminate upon the death of the grantor of the trust if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the contract.

 ANNUITY QUALIFICATION
 DIVERSIFICATION AND INVESTOR CONTROL. In order to qualify for the tax rules applicable to annuity contracts described above, the assets underlying the Sub-accounts of an Annuity must be diversified, according to certain rules under the Internal Revenue Code. Each portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the United States or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the portfolios underlying the variable investment options of the Annuity meet these diversification requirements.

 An additional requirement for qualification for the tax treatment described above is that we, and not you as the contract owner, must have sufficient control over the underlying assets to be treated as the owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the investment options offered pursuant to this Prospectus. We reserve the right to take any action, including modifications to your Annuity or the investment options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected owners and will be made with such notice to affected owners as is feasible under the circumstances.

 REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR NONQUALIFIED ANNUITY CONTRACTS. Upon your death, certain distributions must be made under the contract. The required distributions depend on whether you die before you start taking annuity payments under the contract or after you start taking annuity payments under the contract. If you die on or after the Annuity Date, the remaining portion of the interest in the contract must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the contract must be distributed within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated beneficiary (provided such payments begin within one year of your death). Your designated beneficiary is the person to whom benefit rights under the contract pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the owner. For Nonqualified annuity contracts owned by a non-natural person, the required distribution rules apply upon the death of the annuitant. This means that for a contract held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitants to die.

 CHANGES IN YOUR ANNUITY. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an annuity contract for tax purposes. Any such changes will apply to all contract owners and you will be given notice to the extent feasible under the circumstances.

 QUALIFIED ANNUITY CONTRACTS
 IN GENERAL, AS USED IN THIS PROSPECTUS, A QUALIFIED ANNUITY IS AN ANNUITY CONTRACT WITH APPLICABLE ENDORSEMENTS FOR A TAX-FAVORED PLAN OR A NONQUALIFIED ANNUITY CONTRACT HELD BY A TAX-FAVORED RETIREMENT PLAN.

 The following is a general discussion of the tax considerations for Qualified Annuity contracts. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your Financial Professional prior to purchase to confirm if this contract is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this contract.

 A Qualified annuity may typically be purchased for use in connection with:
..   Individual retirement accounts and annuities (IRAs), including inherited
    IRAs (which we refer to as a Beneficiary IRA ), which are subject to Sections 408(a) and 408(b) of the Code;
..   Roth IRAs, including inherited Roth IRAs (which we refer to as a
    Beneficiary Roth IRA), under Section 408A of the Code;
..   A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);
..   H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);
..   Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax
    Deferred Annuities or TDAs);
..   Section 457 plans (subject to 457 of the Code).

 A Nonqualified annuity may also be purchased by a 401(a) trust or custodial IRA or Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

 You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in annuity contracts. This means that when a tax favored plan invests in an annuity contract, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

 TYPES OF TAX-FAVORED PLANS
 IRAS. If you buy an Annuity for use as an IRA, we will provide you a copy of the prospectus and contract. The "IRA Disclosure Statement" and "Roth IRA Disclosure Statement" which accompany the prospectus contain information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (some of which is summarized below), the IRS requires that you have a "free look" after making an initial contribution to the contract. During this time, you can cancel the Annuity by notifying us in writing, and we will refund all of the purchase payments under the Annuity (or, if provided by applicable state law, the amount credited under the Annuity, if greater), less any applicable federal and state income tax withholding.

 CONTRIBUTIONS LIMITS/ROLLOVERS. Subject to the minimum purchase payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a "rollover" of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2010 the contribution limit is $5,000. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation.

 The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA," which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA.

 In some circumstances, non-spouse beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse beneficiaries under the Code are more restrictive than the rollover rules applicable to owner/participants and spouse beneficiaries. Generally, non-spouse beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. Under the Worker, Retiree and Employer Recovery Act of 2008, employer retirement plans are required to permit non-spouse beneficiaries to roll over funds to an inherited IRA for plan years beginning after December 31, 2009. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.

 REQUIRED PROVISIONS. Contracts that are IRAs (or endorsements that are part of the contract) must contain certain provisions:
..   You, as owner of the contract, must be the "annuitant" under the contract
    (except in certain cases involving the division of property under a decree of divorce);
..   Your rights as owner are non-forfeitable;
..   You cannot sell, assign or pledge the contract;
..   The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);
..   The date on which required minimum distributions must begin cannot be later than April 1st of the calendar year after the calendar year you turn age
    70 1/2; and
..   Death and annuity payments must meet "required minimum distribution" rules described below.

 Usually, the full amount of any distribution from an IRA (including a distribution from this contract) which is not a rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding a Nonqualified Annuity. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:
..   A 10% early withdrawal penalty described below;
..   Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or
..   Failure to take a required minimum distribution, also described below.

 SEPS. SEPs are a variation on a standard IRA, and contracts issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:
..   If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
    (a) $49,000 in 2010 ($49,000 in 2009) or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer's SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2010, this limit is $245,000 ($245,000 for 2009);
..   SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and
..   SEPs that contain a salary reduction or "SARSEP" provision prior to 1997 may permit salary deferrals up to $16,500 in 2010 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $5,500 in 2010. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same "free look" period, as you would have if you purchased the contract for a standard IRA.

 ROTH IRAS. The "Roth IRA Disclosure Statement" contains information about eligibility, contribution limits, tax particulars and other Roth IRA information. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:
..   Contributions to a Roth IRA cannot be deducted from your gross income;
..   "Qualified distributions" from a Roth IRA are excludable from gross income.
    A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the owner of the IRA attains age 59 1/2; (b) after the owner's death; (c) due to the owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

..   If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

 Subject to the minimum purchase payment requirements of an Annuity, if you meet certain income limitations you may purchase an Annuity for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, conduit IRA, SEP, SIMPLE IRA or Roth IRA by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. Beginning January 2008, an individual receiving an eligible rollover distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can directly roll over contributions to a Roth IRA. This conversion triggers current taxation (but is not subject to a 10% early distribution penalty). Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Prior to January 1, 2010, income and filing status limitations applied to rollovers from non-Roth accounts to a Roth IRA.

 Non-spouse beneficiaries receiving a distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse beneficiaries cannot "rollover" benefits from a traditional IRA to a Roth IRA.

 TDAS. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the annuity are nonforfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $16,500 in 2010. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $5,500 in 2010. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. A contract may generally only qualify as a TDA if distributions of salary deferrals (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:
..   Your attainment of age 59 1/2;
..   Your severance of employment;
..   Your death;
..   Your total and permanent disability; or
..   Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).

 In any event, you must begin receiving distributions from your TDA by April 1/st/ of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the contract, or to any "direct transfer" of your interest in the contract to another employer's TDA plan or mutual fund "custodial account" described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

 CAUTION: Under recent IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g, transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in good order, and will not therefore process the transaction, until we receive the employer's approval in written or electronic form.

 REQUIRED MINIMUM DISTRIBUTIONS AND PAYMENT OPTIONS
 If you hold the contract under an IRA (or other tax-favored plan), required minimum distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner.

 Required minimum distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the contract. As a result, the required minimum distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity owner, and a reduction of payments under the living and death benefit optional riders.

 You can use the Minimum Distribution option to satisfy the required minimum distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the required minimum distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the contract as of December 31 of the prior year, but is determined without regard to other contracts you may own

 Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same owner, similar rules apply.

 REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR QUALIFIED ANNUITY CONTRACTS
 Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, the designated beneficiary may generally elect to continue the contract and receive required minimum distributions under the contract instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were to begin, whether you have named a designated beneficiary and whether that beneficiary is your surviving spouse.

..   If you die after a designated beneficiary has been named, the death benefit must be distributed by December 31/st/ of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated beneficiary (as long as payments begin by December 31/st/ of the year following the year of death). However, if your surviving spouse is the beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with such payments beginning no later than December 31/st/ of the year following the year of death or December 31/st/ of the year in which you would have reached age 70 1/2, which ever is later. Additionally, if the contract is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the owner. If your beneficiary elects to receive full distribution by December 31/st/ of the year including the five year anniversary of the date of death, 2009 shall not be included in the five year requirement period. This effectively extends this period to December 31/st/ of the year including the six year anniversary of the date of death.
..   If you die before a designated beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31/st/ of the year including the five year anniversary of the date of death. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary. A designated beneficiary may elect to apply the rules for no designated beneficiary if those would provide a smaller payment requirement. For this distribution requirement also, 2009 shall not be included in the five year requirement period.
..   If you die before a designated beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect.
    For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary. A designated beneficiary may elect to apply the rules for no designated beneficiary if those would provide a smaller payment requirement.

 A beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules.

 Until withdrawn, amounts in a Qualified Annuity contract continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

 For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.

 TAX PENALTY FOR EARLY WITHDRAWALS FROM QUALIFIED ANNUITY CONTRACTS
 You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:
..   the amount is paid on or after you reach age 59 1/2 or die;
..   the amount received is attributable to your becoming disabled; or

..   generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually.
    (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments or additional contributions to the contract during that time period will result in retroactive application of the 10% tax penalty.)

 Other exceptions to this tax may apply. You should consult your tax advisor for further details.

 WITHHOLDING
 We will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a 457 governmental plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned contracts or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:
..   For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default; and
..   For all other distributions, we will withhold at a 10% rate.

 We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax advisor to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

 ERISA REQUIREMENTS
 ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevent a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the contract. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the contract. This information has to do primarily with the fees, charges, discounts and other costs related to the contract, as well as any commissions paid to any agent selling the contract. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this Prospectus. Information about sales representatives and commissions may be found in the sections of this Prospectus addressing distribution of the Annuities.

 Other relevant information required by the exemptions is contained in the contract and accompanying documentation.

 Please consult with your tax advisor if you have any questions about ERISA and these disclosure requirements.

 SPOUSAL CONSENT RULES FOR RETIREMENT PLANS - QUALIFIED CONTRACTS
 If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

 DEFINED BENEFIT PLANS AND MONEY PURCHASE PENSION PLANS.
 If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays Death Benefits to other beneficiaries, you may elect to have a beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

 DEFINED CONTRIBUTION PLANS (INCLUDING 401(K) PLANS AND ERISA 403(B) ANNUITIES). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

 IRAS, NON-ERISA 403(B) ANNUITIES, AND 457 PLANS. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated beneficiary.

 GIFTS AND GENERATION-SKIPPING TRANSFERS
 If you transfer your contract to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your contract to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences+

 ADDITIONAL INFORMATION
 For additional information about federal tax law requirements applicable to IRAs and Roth IRAs, see the IRA Disclosure Statement or Roth IRA Disclosure Statement, as applicable.

                              GENERAL INFORMATION

 HOW WILL I RECEIVE STATEMENTS AND REPORTS?
 We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at www.prudentialannuities.com or any other electronic means, including diskettes or CD ROMs. We send a confirmation statement to you each time a transaction is made affecting Account Value, such as making additional purchase payments, transfers, exchanges or withdrawals. We may also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, including, but not limited to, the Annual Maintenance Fee, Systematic Withdrawals (including 72(t) payments and required minimum distributions), electronic funds transfer, Dollar Cost Averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports. We reserve the right to charge up to $50 for each such additional report. We will also send an annual report and a semi-annual report containing applicable financial statements for the Portfolios to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

 WHO IS PRUDENTIAL ANNUITIES?
 Prudential Annuities Life Assurance Corporation, a Prudential Financial Company, ("Prudential Annuities") is a stock life insurance company incorporated under the laws of Connecticut on July 26, 1988 and is domiciled in Connecticut with licenses in all 50 states, the District of Columbia and Puerto Rico. Prudential Annuities is a wholly-owned subsidiary of Prudential Annuities, Inc., whose ultimate parent is Prudential Financial, Inc. Prudential Annuities markets through and in conjunction with registered broker-dealers.

 Prudential Annuities offers a wide array of annuities, including (1) deferred variable annuities that are registered with the SEC, including fixed interest rate annuities that are offered as a companion to certain of our variable annuities and are registered because of their market value adjustment feature and (2) fixed annuities that are not registered with the SEC. In addition, Prudential Annuities has in force a relatively small block of variable life insurance policies and immediate variable annuities, but it no longer actively sells such policies.

 No company other than Prudential Annuities has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. Among other things, this means that where you participate in an optional living benefit or death benefit and the value of that benefit (e.g., the Protected Withdrawal for Highest Daily Lifetime 6 Plus) exceeds your current Account Value, you would rely solely on the ability of the issuing insurance company to make payments under the benefit out of its own assets. Prudential Financial, however, exercises significant influence over the operations and capital structure of Prudential Annuities.

 Prudential Annuities conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed "service providers" under the Investment Company Act of 1940. The entities engaged by Prudential Annuities may change over time. As of December 31, 2009, non-affiliated entities that could be deemed service providers to Prudential Annuities and/or an affiliated insurer within the Prudential Annuities business unit consisted of the following: Alliance-One Services Inc. (administration of variable life policies) located at 55 Hartland Street East Hartford CT 06108, Ascensus (qualified plan administrator) located at 200 Dryden Road, Dresher, PA 19025, Blue Frog Solutions, Inc. (order entry systems provider) located at 555 SW 12/th/ Ave, Suite 202 Pompano Beach, FL 33069, Broadridge Investor Communication Solutions, Inc. (proxy tabulation services), 51 Mercedes Way, Edgewood, NY 11717, EBIX Inc. (order-entry system) located at 5 Concourse Parkway Suite 3200 Atlanta, GA 30328, ExlService Holdings, Inc., ("EXL"), a Delaware corporation, having its office at 350 Park Avenue, 10/th/ Floor, New York, NY 10022, Diversified Information Technologies Inc. (records management) located at 123 Wyoming Avenue Scranton, PA 18503, Fosdick Fulfillment Corp. (fulfillment of prospectuses and marketing materials) located at 26 Barnes Industrial Park Road North Wallingford, CT 06492, Insurance Technologies (annuity illustrations) located at 38120 Amrhein Ave., Livonia, MI 48150, Lason Systems Inc. (contract printing and mailing) located at 1305 Stephenson Highway Troy, MI 48083, Morningstar Associates LLC (asset allocation recommendations) located at 225 West Wacker Drive Chicago, IL 60606, Pershing LLC (order-entry systems provider) located at One Pershing Plaza Jersey City, NJ 07399, Personix (printing and fulfillment of confirmations and client statements) located at 13100 North Promenade Boulevard Stafford, TX 77477, RR Donnelley Receivables Inc. (printing annual reports and prospectuses) located at 111 South Wacker Drive Chicago, IL 60606-4301, Stanton Group (qualified plan administrator) located at Two Pine Tree Drive Suite 400 Arden Hills, MN 55112 Attention: Alerus Retirement Solutions, State Street (accumulation unit value calculations) located at State Street Financial Center One Lincoln Street Boston, Massachusetts 02111, The Harty Press, Inc. (printing and fulfillment of marketing materials) located at 25 James Street New Haven, CT 06513, VG Reed & Sons Inc. (printing and fulfillment of annual reports) located at 1002 South 12/th/ Street Louisville, KY 40210, William B. Meyer (printing and fulfillment of prospectuses and marketing materials) located at 255 Long Beach Boulevard Stratford, CT 06615.

 WHAT ARE SEPARATE ACCOUNTS?
 The separate accounts are where Prudential Annuities sets aside and invests the assets of some of our annuities. These separate accounts were established under the laws of the State of Connecticut. The assets of each separate account are held in the name of Prudential Annuities, and legally belong to us. These assets are kept separate from all our other assets, and may not be charged with liabilities arising out of any other business we may conduct. Thus, income, gains and losses from assets allocated to a separate account are credited to or charged against each such separate account, without regard to other income, gains, or losses of Prudential Annuities or of any other of our separate accounts. The obligations under the Annuities are those of Prudential Annuities, which is the issuer of the Annuities and the depositor of the separate accounts. More detailed information about Prudential Annuities, including its audited consolidated financial statements, is provided in the Statement of Additional Information.

 SEPARATE ACCOUNT B
 During the accumulation period, the assets supporting obligations based on allocations to the Sub-accounts are held in Sub-accounts of Prudential Annuities Life Assurance Corporation Variable Account B, also referred to as "Separate Account B".

 Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B.

 Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each Sub-account generally corresponds to the name of the underlying Portfolio.
 Each Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge, Distribution Charge (when applicable) and the charges for any optional benefits that are offered under the Annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 ("Investment Company Act") as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B. We may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional purchase payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates. We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with SEC pronouncements and only after obtaining an order from the SEC, if required. If investment in the Portfolios or a particular Portfolio is no longer possible, in our discretion becomes inappropriate for purposes the Annuity, or for any other rationale in our sole judgment, we may substitute another portfolio or investment portfolios without your consent. The substituted portfolio may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, we will not make such substitution without any required approval of the SEC and any applicable state insurance departments. In addition, we may close Portfolios to allocation of Purchase Payments or Account Value, or both, at any time in our sole discretion. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.

 If you are enrolled in a Dollar Cost Averaging, Asset Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available Money Market Fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a Money Market Fund for any continued and future investments.

 VALUES AND BENEFITS BASED ON ALLOCATIONS TO THE SUB-ACCOUNTS WILL VARY WITH THE INVESTMENT PERFORMANCE OF THE UNDERLYING MUTUAL FUNDS OR FUND PORTFOLIOS, AS APPLICABLE. WE DO NOT GUARANTEE THE INVESTMENT RESULTS OF ANY SUB-ACCOUNT. YOUR ACCOUNT VALUE ALLOCATED TO THE SUB-ACCOUNTS MAY INCREASE OR DECREASE. YOU BEAR THE ENTIRE INVESTMENT RISK. THERE IS NO ASSURANCE THAT THE ACCOUNT VALUE OF YOUR ANNUITY WILL EQUAL OR BE GREATER THAN THE TOTAL OF THE PURCHASE PAYMENTS YOU MAKE TO US.

 SEPARATE ACCOUNT D
 During the accumulation period, assets supporting our obligations based on Fixed Allocations are held in Prudential Annuities Life Assurance Corporation Separate Account D, also referred to as "Separate Account D". Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law.

 There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

 We may employ investment managers to manage the assets maintained in Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.

 We are not obligated to invest according to specific guidelines or strategies except as may be required by Connecticut and other state insurance laws.

 WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?
 Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

 VOTING RIGHTS
 We are the legal owner of the shares of the underlying mutual funds in which the Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as "mirror voting" because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also "mirror vote" shares within the separate account that are owned directly by us or by an affiliate. In addition, because all the shares of a given mutual fund held within our separate account are legally owned by us, we intend to vote all of such shares when that underlying fund seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying fund's shareholder meeting and towards the ultimate outcome of the vote. Thus, under "mirror voting," it is possible that the votes of a small percentage of contractholders who actually vote will determine the ultimate outcome. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

 Advanced Series Trust (the "Trust") has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, AST Investment Services, Inc. and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by AST Investment Services, Inc., Prudential Investments LLC and the Trustees. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

 MATERIAL CONFLICTS
 It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered "material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

 SERVICE FEES PAYABLE TO PRUDENTIAL ANNUITIES
 Prudential Annuities or our affiliates have entered into agreements with the investment adviser or distributor of the underlying Portfolios. Under the terms of these agreements, Prudential Annuities, or our affiliates may provide administrative and support services to the Portfolios for which it receives a fee of up to 0.55% (currently) of the average assets allocated to the Portfolios under each Annuity from the investment adviser, distributor and/or the fund. These agreements may be different for each underlying mutual fund whose portfolios are offered as Sub-accounts. We expect to make a profit on these fees.

 Prudential Annuities and/or our affiliates receive substantial and varying administrative service payments, Rule 12b-1 fees, and "revenue sharing" payments from certain underlying Portfolios or related parties. Rule 12b-1 fees compensate our affiliated principal underwriter for distribution, marketing, and/or servicing functions. Administrative services payments compensate us for providing administrative services with respect to Annuity Owners invested indirectly in the Portfolio, which include duties such as recordkeeping, shareholder services, and the mailing of periodic reports. We receive administrative services fees with respect to both affiliated underlying Portfolios and unaffiliated underlying Portfolios. The administrative services fees we receive from affiliates originate from the assets of the affiliated Portfolio itself and/or the assets of the Portfolio's investment adviser. In recognition of the administrative services provided by the relevant affiliated insurance companies, the investment advisers to certain affiliated Portfolios also make "revenue sharing" payments to such affiliated insurance companies. In any case, the existence of these fees tends to increase the overall cost of investing in the Portfolio. In addition, because these fees are paid to us, allocations you make to these affiliated underlying Portfolios benefit us financially. In addition to the payments that we receive from underlying funds and/or their affiliates, those same funds and/or their affiliates may make payments to us and/or other insurers within the Prudential Financial group related to the offering of investment options within variable annuities or life insurance offered by different Prudential business units.

 We collect these payments and fees under agreements between us and a Portfolio's principal underwriter, transfer agent, investment adviser and/or other entities related to the Portfolio.

 The 12b-1 fees and administrative services fees that we receive may vary among the different fund complexes that are part of our investment platform. Thus, the fees we collect may be greater or smaller, based on the Portfolios that you select. In addition, we may consider these payments and fees, among a number of factors, when deciding to add or keep a Portfolio on the "menu" of Portfolios that we offer through the Annuity.

 In addition, an investment adviser, sub-adviser or distributor of the underlying Portfolios may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms' registered representatives, and creating marketing material discussing the contract, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, sub-adviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser's, sub-adviser's or distributor's participation. These payments or reimbursements may not be offered by all advisers, sub-advisers, or distributor and the amounts of such payments may vary between and among each adviser, sub-adviser and distributor depending on their respective participation.

 During 2009, with regard to amounts that were paid under the kinds of arrangements described immediately above, the amounts ranged from approximately $500 to approximately $840,562. These amounts may have been paid to one or more Prudential-affiliated insurers issuing individual variable annuities.

 WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?
 Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the Annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products. PAD's principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker-dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA).

 Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuities but are exempt from registration ("firms"). Applications for each Annuity are solicited by registered representatives of those firms. Such representatives will also be our appointed insurance agents under state insurance law. In addition, PAD may offer the Annuities directly to potential purchasers.

 Prudential Annuities sells its annuity products through multiple distribution channels, including (1) independent broker-dealer firms and financial planners; (2) broker-dealers that are members of the New York Stock Exchange, including "wirehouse" and regional broker-dealer firms; and (3) broker-dealers affiliated with banks or that specialize in marketing to customers of banks. Although we are active in each of those distribution channels, the majority of our sales have come from the independent broker-dealer firms and financial planners. On June 1, 2006, The Prudential Insurance Company of America, an affiliate of Prudential Annuities, acquired the variable annuity business of The Allstate Corporation ("Allstate"), which included exclusive access to the Allstate affiliated broker-dealer until May 31, 2009. We began selling variable annuities through the Allstate affiliated broker-dealer registered representatives in the third quarter of 2006.

 Under the distribution agreement, commissions are paid to firms on sales of the Annuities according to one or more schedules. The registered representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of purchase payments made, up to a maximum of 7.0% for ASAP III, 6.0% for XT6, 5.5% for APEX II and 2.0% for ASL II. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of the Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to your Annuity. Commissions and other compensation paid in relation to your Annuity do not result in any additional charge to you or to the Separate Account.

 In addition, in an effort to promote the sale of our products (which may include the placement of Prudential Annuities and/or the Annuities on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or PAD may enter into compensation arrangements with certain broker-dealer firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide. These services may include, but are not limited to: educating customers of the firm on the Annuity's features; conducting due diligence and analysis, providing office access, operations and systems support; holding seminars intended to educate the firm's registered representatives and make them more knowledgeable about the Annuities; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval. To the extent permitted by FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. In addition, we or our affiliates may provide such compensation, payments and/or incentives to firms arising out of the marketing, sale and/or servicing of variable annuities or life insurance offered by different Prudential business units.

 A list of the firms to whom Prudential Annuities pays an amount under these arrangements is provided below. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total purchase payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity. Further information about the firms that are part of these compensation arrangements appears in the Statement of Additional Information, which is available without charge upon request.

 We or PAD also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by the FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms.

 The list below identifies three general types of payments that PAD pays which are broadly defined as follows:

   . Percentage Payments based upon "Assets under Management" or "AUM": This type of payment is a percentage payment that is based upon assets, subject to certain criteria, in certain Prudential Annuities products.
   . Percentage Payments based upon sales: This type of payment is a percentage payment that is based upon the total amount of money received as purchase payments under Prudential Annuities annuity products sold through the firm.
   . Fixed Payments: These types of payments are made directly to or in sponsorship of the firm (or its affiliated broker-dealers). Examples of arrangements under which such payments may be made currently include, but are not limited to: sponsorships, conferences (national, regional and top producer), speaker fees, promotional items and reimbursements to firms for marketing activities or services paid by the firms and/or their registered representatives. The amount of these payments varies widely because some payments may encompass only a single event, such as a conference, and others have a much broader scope. In addition, we may make payments periodically during the relationship for systems, operational and other support.

 The list below includes the names of the firms (or their affiliated broker/dealers) that we are aware (as of December 31, 2009) received payment with respect to our annuity business during 2009 (or as to which a payment amount was accrued during 2009). The firms listed below include those receiving payments in connection with marketing of products issued by Prudential Annuities Life Assurance Corporation. Your registered representative can provide you with more information about the compensation arrangements that apply upon request. During 2009, the least amount paid, and greatest amount paid, were $55 and $7,175,604 respectively.

 NAME OF FIRM:

1st Global Capital Corp.                Essex Financial Services, INC            Legg Mason Wood Walker, Inc.
Advantage Capital                       Essex Securities, LLC                    LifeMark Securities Corp.
Agency                                  FELTL & COMPANY                          Lincoln Financial Advisors
Allegheny Investments Ltd.              Fifth Third Securites, Inc.              Lincoln Financial Securities Corporation
Allen & Company of Florida, Inc.        Financial Network Investment Corp.       Lincoln Investment Planning
Allstate Financial Services, LLC        Financial Planning Consultants           Lombard Securities, Inc.
American Financial Associates           Financial West Group                     LPL Financial Corporation
American General Securities             Fintegra, LLC                            M Holdings Securities, Inc
American Independent Securities Group,  First Allied Securities, Inc.            Main Street Securities, LLC
LLC                                     First Citizens Investor Services, INC    McClurg Capital Corporation
American Portfolios Financial Services  First Heartland Capital, Inc.            Medallion Investment Services
Ameriprise Financial Services Inc       First Tennessee Brokerage, Inc.          Merrill Lynch
Ameritas Investment Corp.               First Western Advisors                   MetLife Securities, Inc.
AON Benfield Securities, INC.           Foothill Securities, Inc.                Michigan Securities, Inc.
Associated Securities Corp.             Foresters Equity Services INC            MidAmerica Financial Services, Inc.
AXA Advisors, LLC                       Fortune Financial Services, Inc.         MML Investors Services, Inc.
Banc of America Invest.Svs(SO)          Founders Financial Securities LLC        Money Concepts Capital Corp.
BancorpSouth Investment Services, Inc.  Franklin Templeton Financial Services    Moors & Cabot, Inc.
BB&T Investment Services, Inc.          Corp.                                    Morgan Keegan & Company
BBVA Compass Investment Solutions,      FSC Securities Corp.                     Morgan Stanley Smith Barney, LLC.
Inc.                                    FSIC                                     Multi-Financial Securities Corp.
BCG Securities, Inc.                    G.A. Repple & Company                    Mutual Service Corporation
Beneficial Investment Services INC      Garden State Securities, Inc.            National Planning Corporation
Berthel Fisher & Company                Gary Goldberg & Co., Inc.                National Securities Corp.
BFT Financial Group, LLC                Geneos Wealth Management, Inc.           Nationwide Planning Associates, Inc
Broker Dealer Financial Services        Genworth Financial Securities Corp.      Nationwide Securities, LLC
Brookstone Securities, Inc.             Girard Securities, Inc.                  New England Securities Corp.
Brookstreet Securities Corp.            Great American Advisors, Inc.            Next Financial Group, Inc.
Cadaret, Grant & Co., Inc.              GunnAllen Financial, Inc.                NFP Securities, Inc.
Calton & Associates, Inc.               GWN Securities, Inc.                     Normandy Securities, INC.
Cambridge Investment Research           H. Beck, Inc.                            North Ridge Securities Corp.
Cambridge Legacy Securities, LLC        Hantz Financial Services, Inc.           Northstar Financial Partners, Inc.
Cantella & Co., Inc.                    Harbour Investments, Inc.                NRP Financial, Inc.
Capital Advisory Corp.                  Hazard & Siegel, Inc.                    NYLIFE Securities LLC
Capital Analysts                        HBW Securities LLC                       OHIO National Equities, INC.
Capital Financial Services, Inc.        Heritage Financial System, Inc.          OneAmerica Securities, Inc.
Capital Growth Resources                Horizon Financial Investment Corporation Oppenheimer & Co., Inc. (Fahnestock)
Capital Investment Group, Inc.          Hornor, Townsend & Kent, Inc.            Pacific Advisory Group of America, LLC
Capital One Investments, LLC            IMS Securities                           Pacific Financial Associates, Inc.
Carillon Investments, Inc.              Independent Financial Grp, LLC           Pacific West Securities, Inc.
Centaurus Financial, Inc.               Infinex Investments, Inc.                Packerland Brokerage Services, Inc.
CFD Investments, Inc.                   ING Financial Partners, Inc.             Park Avenue Securities, LLC
Citigroup Global Markets, Inc.          Institutional Securities Corp.           Paulson Investment Co., Inc.
Coastal Equities Inc                    Intervest International Equities Corp.   PlanMember Securities Corp.
Cohen Financial Equities LLC            Invest Financial Corporation             PNC Investments, LLC
Commonwealth Financial Network          Investacorp                              Presidential Brokerage, Inc.
Community Investment Services, Inc.     Investment Centers of America            Prime Capital Services, Inc.
Comprehensive Asset Management          Investment Professionals                 PrimeVest Financial Services, Inc.
Cornerstone Financial Services          Investors Capital Corporation            Principal Financial Securities, INC.
Credit Suisse Asset Management          Investors Security Co., Inc.             Princor Financial Services Corp.
Securities, INC.                        ISG Equity Sales Corporation             ProEquities, Inc.
Crown Capital Securities, LP            J.J.B. Hilliard Lyons, Inc.              Professional Asset Management
Cumberland Brokerage Corp.              J.P. Turner & Company, LLC               Prospera Financial Services, Inc.
CUNA Brokerage Services, Inc.           Janney Montgomery Scott, LLC.            QA3 Financial Corp.
CUSO Financial Services, LP             JMS Securities L.P.                      Quest Securities, Inc.
CW Securities, LLC                      Key Investment Services LLC              Questar Capital Corporation
David A. Noyes & Company                KMS Financial Services, Inc.             Rampart Financial Services Inc
Deutsche Bank Securities, Inc.          Kovack Securities, Inc.                  Raymond James & Associates, Inc.
EDI Financial                           LaSalle St. Securities, LLC              Raymond James Financial Services
Equity Services, Inc.                   Legend Equities Corporation              RBC Capital Markets Corporation
-------------------------------------------------------------------------------------------------------------------------

RBS Securities INC.                Summit Brokerage Services, Inc.        VALIC Financial Advisors, Inc
REGAL Securities INC               Summit Equities, Inc.                  Valmark Securities, Inc.
Regency Securities, Inc.           SunAmerica Securities, Inc.            Veritrust Financial, LLC
Reliant Trading                    Sunset Financial Services, Inc.        VSR Financial Services, Inc.
Resource Horizons Group            SunTrust Investment Services, Inc.     Wall Street Financial Group
RNR Securities, LLC                SWS Financial Services, Inc.           Walnut Street Securities, Inc.
Robert W. Baird & Co., Inc.        Synergy Investment Group, LLC          Waterford Investor Services, Inc.
Royal Alliance Associates, Inc.    T.S. Phillips Investments, Inc.        Waterstone Financial Group, Inc.
Sage Rutty & Co., Inc.             TD Waterhouse Investor Services, Inc.  Wells Fargo Advisors Financial Network
Sagepoint Financial, INC.          TFS Securities, Inc.                   LLC
Sammons Securities Co., LLC        The Investment Center, Inc.            Wells Fargo Advisors LLC
Sauders Retirement Advisors, Inc.  The O.N. Equity Sales Co.              Wells Fargo Advisors LLC - Wealth
Saunders Discount Brokerage, Inc.  The Strategic Financial Alliance, Inc. Wells Fargo Investments, LLC
Scott & Stringfellow, Inc.         TimeCapital Securities Corp.           Westminster Financial Securities, Inc.
Securian Financial Services, Inc.  Tower Square Securities, Inc.          Weston Securities Corp.
Securities America, Inc.           TransAmerica Financial Advisors, Inc.  WFG Investments, Inc.
Securities Service Network, Inc.   Triad Advisors, Inc.                   Woodbury Financial Services, Inc.
Sigma Financial Corporation        Trustmont Financial Group, Inc.        World Choice Securities, Inc.
Signator Investors, Inc.           UBS Financial Services, Inc.           World Equity Group, Inc.
SII Investments, Inc.              United Planners Financial Services of  World Group Securities, Inc.
Spelman & Co., Inc.                America                                Worth Financial Group, Inc
Sterne, Agee & Leach, Inc.         USA Financial Securities Corp.         WRP Investments, Inc.
Stifel Nicolaus & Co., Inc.        UVEST Financial Services Group, Inc.
----------------------------------------------------------------------------------------------------------------

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
 Prudential Annuities Life Assurance Corporation incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to
 Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Prudential Annuities Life Assurance Corporation, One Corporate Drive, Shelton, CT 06484 or by calling 888-PRU-2888. We file periodic reports as required under the Securities Exchange Act of 1934. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-202-551-8090. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

 FINANCIAL STATEMENTS
 The financial statements of the Separate Account and Prudential Annuities Life Assurance Corporation are included in the Statement of Additional Information.

 HOW TO CONTACT US
 You can contact us by:
..   calling our Customer Service Team at 1-888-PRU-2888 during our normal business hours, Monday through Friday, or our telephone automated response system at 1-800-766-4530.
..   writing to us via regular mail at Prudential Annuities, P.O. Box 7960,
    Philadelphia, PA 19176 OR for express mail Prudential Annuities, 2101 Welsh Road, Dresher, PA 19025. NOTE: Failure to send mail to the proper address may result in a delay in our receiving and processing your request.
..   accessing information about your Annuity through our Internet Website at
    www.prudentialannuities.com.

 You can obtain account information by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or your Financial Professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

 Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

 Prudential Annuities does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Prudential Annuities reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

 INDEMNIFICATION
 Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

 LEGAL PROCEEDINGS
 Prudential Annuities is subject to legal and regulatory actions in the ordinary course of its businesses, including class action lawsuits. Our pending legal and regulatory actions include proceedings specific to us and proceedings generally applicable to business practices in the industry in which we operate. We may be subject to class action lawsuits and other litigation alleging, among other things, that we made improper or inadequate disclosures in connection with the sale of annuity products or charged excessive or impermissible fees on these products, recommended unsuitable products to customers, mishandled customer accounts or breached fiduciary duties to customers. We are also subject to litigation arising out of our general business activities, such as our investments and contracts, and could be exposed to claims or litigation concerning certain business or process patents. Regulatory authorities from time to time make inquiries and conduct investigations and examinations relating particularly to us and our products. In addition, we, along with other participants in the business in which we engage, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of our pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of a litigation or regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain. The following is a summary of certain pending proceedings.

 Commencing in 2003, we received formal requests for information from the SEC and the New York Attorney General's Office ("NYAG") relating to market timing in variable annuities by certain American Skandia entities. In connection with these investigations, with the approval of Skandia, an offer was made by American Skandia to the SEC and NYAG, to settle these matters by paying restitution and a civil penalty. In April 2009, AST Investment Services, Inc., formerly named American Skandia Investment Services, Inc. ("ASISI"), reached a resolution of these previously disclosed investigations by the SEC and the NYAG into market timing related misconduct involving certain variable annuities. The settlements relate to conduct that generally occurred between January 1998 and September 2003. Prudential Financial, Inc. acquired ASISI from Skandia Insurance Company Ltd (publ) ("Skandia") in May 2003. Subsequent to the acquisition, we implemented controls, procedures and measures designed to protect customers from the types of activities involved in these investigations. These settlements resolve the investigations by the above named authorities into these matters, subject to the settlement terms. Under the terms of the settlements, ASISI has paid a total of $34 million in disgorgement and an additional $34 million as a civil money penalty into a Fair Fund administered by the SEC to compensate those harmed by the market timing related activities. Pursuant to the settlements, ASISI has retained, at its ongoing cost and expense, the services of an Independent Distribution consultant acceptable to the Staff of the SEC to develop a proposed plan for the distribution of Fair Fund amounts according to a methodology developed in consultation with and acceptable to the Staff. As part of these settlements, ASISI hired an independent third party which conducted a compliance review and issued a report of its findings and recommendations to ASISI's Board of Directors, the Audit Committee of the Advanced Series Trust Board of Trustees and the Staff of the SEC. In addition, ASISI has agreed, among other things, to continue to cooperate with the SEC and NYAG in any litigation, ongoing investigations or other proceedings relating to or arising from their investigations into these matters. Under the terms of the Acquisition Agreement pursuant to which Prudential Financial, Inc. acquired ASISI from Skandia, we were indemnified for the settlements.

 We have substantially completed a remediation program to correct errors in the administration of approximately 11,000 annuity contracts issued by us. The owners of these contracts did not receive notification that the contracts were approaching or past their designated annuitization date or default annuitization date (both dates referred to as the "contractual annuity date") and the contracts were not annuitized at their contractual annuity dates. Some of these contracts also were affected by data integrity errors resulting in incorrect contractual annuity dates. The lack of notice and the data integrity errors, as reflected on the annuities administrative system, all occurred before the acquisition of Prudential Annuities by Prudential Financial, Inc. (the "Acquisition"). We had previously advised Skandia that the remediation and administrative costs of the remediation program are subject to the indemnification provisions of the Acquisition Agreement. We have resolved our indemnification claims with Skandia.

 During the third quarter of 2004, we identified a system-generated calculation error in our annuity contract administration system that existed prior to the Acquisition. This error related to the calculation of amounts due to customers for certain transactions subject to a market value adjustment upon the surrender or transfer of monies out of their annuity contract's fixed allocation options. The error resulted in an underpayment to policyholders, as well as additional anticipated costs to us associated with remediation, breakage and other losses. Our consultants have developed the systems functionality to compute remediation amounts and are in the process of running the computations on affected contracts. We contacted state insurance regulators and commenced Phase I of our outreach to customers on November 12, 2007. Phase II commenced on June 6, 2008. Phase III commenced December 5,
 2008. Phase IV commenced June 12, 2009. Contracts requiring manual calculations will be remediated in smaller batches through the 4th quarter. We are exploring alternate methodologies for approximately 1,000 remaining contracts. We previously advised Skandia that a portion of the remediation and related administrative costs are subject to the indemnification provisions of the Acquisition Agreement. We resolved our indemnification claims with Skandia.

 Our litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, the outcomes cannot be predicted. It is possible that the results of operations or the cash flow of Prudential Annuities in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of our litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on our financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on our financial position.

              CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION
   The following are the contents of the Statement of Additional Information:

 General Information about Prudential Annuities
   Prudential Annuities Life Assurance Corporation
   Prudential Annuities Life Assurance Corporation Variable Account B Prudential Annuities Life Assurance Corporation Separate Account D
 Principal Underwriter/Distributor - Prudential Annuities Distributors, Inc. How the Unit Price is Determined
 Additional Information on Fixed Allocations
   How We Calculate the Market Value Adjustment
 General Information
   Voting Rights
   Modification
   Deferral of Transactions
   Misstatement of Age or Sex
   Ending the Offer
 Annuitization
 Experts
 Legal Experts
 Financial Statements

     APPENDIX A - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B

 Separate Account B consists of multiple Sub-accounts that are available as investment options for the Prudential Annuities Annuities. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.

 UNIT PRICES AND NUMBERS OF UNITS. The following tables show for each Annuity:
 (a) the historical Unit Price, corresponding to the Annuity features bearing the highest and lowest combinations of asset-based charges*, as of the dates shown, for Units in each of the Sub-accounts of Separate Account B that are being offered pursuant to this Prospectus**; and (b) the number of Units outstanding for each such Sub-account as of the dates shown. The period for each year begins on January 1 and ends on December 31. Since November 18, 2002, we have been determining, on a daily basis, multiple Unit Prices for each Sub-account of Separate Account B. We compute multiple Unit Prices because several of our variable annuities invest in the same Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31/st/ of the applicable year. When a Unit Price was first calculated for a particular Sub-account, we set the price of that Unit at $10.00 per Unit. Thereafter, Unit Prices vary based on market performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2010.

 * Note: While a unit price is reflected for the maximum combination of asset based charges for each Sub-account, not all Sub-accounts are available if you elect certain optional benefits.
 ** The remaining unit values appear in the Statement of Additional
    Information, which you may obtain free of charge by sending in the request form at the end of the Prospectus or contacting us at 1-888-PRU-2888.

                                    ASAP III
                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                   PROSPECTUS

          ACCUMULATION UNIT VALUES: WITH NO OPTIONAL BENEFITS (1.25%)

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST JPMORGAN INTERNATIONAL EQUITY PORTFOLIO
    01/01/2000 to 12/31/2000                           --            $8.99             33,897
    01/01/2001 to 12/31/2001                        $8.99            $6.86            136,976
    01/01/2002 to 12/31/2002                        $6.86            $5.53            153,652
    01/01/2003 to 12/31/2003                        $5.53            $7.13            362,254
    01/01/2004 to 12/31/2004                        $7.13            $8.24            553,542
    01/01/2005 to 12/31/2005                        $8.24            $9.04          1,051,555
    01/01/2006 to 12/31/2006                        $9.04           $10.96          1,002,727
    01/01/2007 to 12/31/2007                       $10.96           $11.84            985,495
    01/01/2008 to 12/31/2008                       $11.84            $6.85            614,606
    01/01/2009 to 12/31/2009                        $6.85            $9.20          1,827,855
---------------------------------------------------------------------------------------------------
AST INTERNATIONAL GROWTH PORTFOLIO
    01/01/2000 to 12/31/2000                           --           $18.68              6,782
    01/01/2001 to 12/31/2001                       $18.68           $14.10              5,277
    01/01/2002 to 12/31/2002                       $14.10           $10.35              7,064
    01/01/2003 to 12/31/2003                       $10.35           $14.32          1,166,396
    01/01/2004 to 12/31/2004                       $14.32           $16.42          1,953,908
    01/01/2005 to 12/31/2005                       $16.42           $18.90          2,113,594
    01/01/2006 to 12/31/2006                       $18.90           $22.58          1,664,525
    01/01/2007 to 12/31/2007                       $22.58           $26.55          1,428,930
    01/01/2008 to 12/31/2008                       $26.55           $13.05            942,837
    01/01/2009 to 12/31/2009                       $13.05           $17.43          1,310,930

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST INTERNATIONAL VALUE PORTFOLIO
    01/01/2000 to 12/31/2000                               --            $8.08             20,311
    01/01/2001 to 12/31/2001                            $8.08            $5.41             29,954
    01/01/2002 to 12/31/2002                            $5.41            $4.43             32,967
    01/01/2003 to 12/31/2003                            $4.43            $5.86             91,736
    01/01/2004 to 12/31/2004                            $5.86            $7.01            233,045
    01/01/2005 to 12/31/2005                            $7.01            $7.87            402,498
    01/01/2006 to 12/31/2006                            $7.87            $9.90            593,100
    01/01/2007 to 12/31/2007                            $9.90           $11.52            794,549
    01/01/2008 to 12/31/2008                           $11.52            $6.37            641,680
    01/01/2009 to 12/31/2009                            $6.37            $8.21          1,442,051
-------------------------------------------------------------------------------------------------------
AST MFS GLOBAL EQUITY PORTFOLIO
    01/01/2000 to 12/31/2000                               --            $9.72             23,151
    01/01/2001 to 12/31/2001                            $9.72            $8.64             49,536
    01/01/2002 to 12/31/2002                            $8.64            $7.48             46,925
    01/01/2003 to 12/31/2003                            $7.48            $9.40            123,219
    01/01/2004 to 12/31/2004                            $9.40           $10.98            213,485
    01/01/2005 to 12/31/2005                           $10.98           $11.67            218,706
    01/01/2006 to 12/31/2006                           $11.67           $14.32            349,460
    01/01/2007 to 12/31/2007                           $14.32           $15.47            339,584
    01/01/2008 to 12/31/2008                           $15.47           $10.09            263,096
    01/01/2009 to 12/31/2009                           $10.09           $13.10            807,357
-------------------------------------------------------------------------------------------------------
AST SMALL-CAP GROWTH PORTFOLIO
    01/01/2000 to 12/31/2000                               --           $20.25                978
    01/01/2001 to 12/31/2001                           $20.25           $18.70              2,439
    01/01/2002 to 12/31/2002                           $18.70           $12.12              6,331
    01/01/2003 to 12/31/2003                           $12.12           $17.38            145,364
    01/01/2004 to 12/31/2004                           $17.38           $15.97            107,136
    01/01/2005 to 12/31/2005                           $15.97           $16.00            126,824
    01/01/2006 to 12/31/2006                           $16.00           $17.80            111,114
    01/01/2007 to 12/31/2007                           $17.80           $18.83            118,021
    01/01/2008 to 12/31/2008                           $18.83           $12.09            187,342
    01/01/2009 to 12/31/2009                           $12.09           $15.98            375,867
-------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN SMALL-CAP GROWTH PORTFOLIO
    01/01/2000 to 12/31/2000                               --            $9.17             35,743
    01/01/2001 to 12/31/2001                            $9.17            $6.48             41,602
    01/01/2002 to 12/31/2002                            $6.48            $4.71             44,611
    01/01/2003 to 12/31/2003                            $4.71            $6.86            258,089
    01/01/2004 to 12/31/2004                            $6.86            $7.41            293,384
    01/01/2005 to 12/31/2005                            $7.41            $7.35            267,925
    01/01/2006 to 12/31/2006                            $7.35            $7.82            344,893
    01/01/2007 to 12/31/2007                            $7.82            $9.17            382,635
    01/01/2008 to 12/31/2008                            $9.17            $5.20            242,993
    01/01/2009 to 12/31/2009                            $5.20            $6.30            809,394

                                                                                      Number of
                                                  Accumulation     Accumulation      Accumulation
                                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                   Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------
AST FEDERATED AGGRESSIVE GROWTH PORTFOLIO
    01/01/2000 to 12/31/2000                             --            $9.08                243
    01/01/2001 to 12/31/2001                          $9.08            $7.12             10,912
    01/01/2002 to 12/31/2002                          $7.12            $4.98             25,040
    01/01/2003 to 12/31/2003                          $4.98            $8.33            859,909
    01/01/2004 to 12/31/2004                          $8.33           $10.12          1,169,995
    01/01/2005 to 12/31/2005                         $10.12           $10.94          1,386,930
    01/01/2006 to 12/31/2006                         $10.94           $12.20          1,165,926
    01/01/2007 to 12/31/2007                         $12.20           $13.39          1,078,773
    01/01/2008 to 12/31/2008                         $13.39            $7.39            767,197
    01/01/2009 to 12/31/2009                          $7.39            $9.69          1,308,983
-----------------------------------------------------------------------------------------------------
AST SMALL-CAP VALUE PORTFOLIO
    01/01/2000 to 12/31/2000                             --           $11.41             15,339
    01/01/2001 to 12/31/2001                         $11.41           $12.06             33,608
    01/01/2002 to 12/31/2002                         $12.06           $10.79             66,744
    01/01/2003 to 12/31/2003                         $10.79           $14.47            962,965
    01/01/2004 to 12/31/2004                         $14.47           $16.64          1,293,786
    01/01/2005 to 12/31/2005                         $16.64           $17.52          1,484,713
    01/01/2006 to 12/31/2006                         $17.52           $20.77          1,198,255
    01/01/2007 to 12/31/2007                         $20.77           $19.36          1,176,566
    01/01/2008 to 12/31/2008                         $19.36           $13.44            760,721
    01/01/2009 to 12/31/2009                         $13.44           $16.85            971,333
-----------------------------------------------------------------------------------------------------
AST DEAM SMALL-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                             --            $7.69                124
    01/01/2003 to 12/31/2003                          $7.69           $10.89            131,066
    01/01/2004 to 12/31/2004                         $10.89           $13.13            138,078
    01/01/2005 to 12/31/2005                         $13.13           $13.12            187,207
    01/01/2006 to 12/31/2006                         $13.12           $15.54            201,904
    01/01/2007 to 12/31/2007                         $15.54           $12.62            180,260
    01/01/2008 to 07/18/2008                         $12.62           $11.59                  0
-----------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO
    01/01/2000 to 12/31/2000                             --            $7.03              2,473
    01/01/2001 to 12/31/2001                          $7.03            $4.15             17,882
    01/01/2002 to 12/31/2002                          $4.15            $2.98             28,812
    01/01/2003 to 12/31/2003                          $2.98            $3.87          1,535,565
    01/01/2004 to 12/31/2004                          $3.87            $4.44          2,232,502
    01/01/2005 to 12/31/2005                          $4.44            $4.60          2,666,931
    01/01/2006 to 12/31/2006                          $4.60            $4.83          2,231,991
    01/01/2007 to 12/31/2007                          $4.83            $5.69          2,097,846
    01/01/2008 to 12/31/2008                          $5.69            $3.32          1,540,597
    01/01/2009 to 12/31/2009                          $3.32            $5.16          3,511,898
-----------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO
    01/01/2000 to 12/31/2000                             --            $9.71             36,882
    01/01/2001 to 12/31/2001                          $9.71            $7.11             51,711
    01/01/2002 to 12/31/2002                          $7.11            $4.83             56,712
    01/01/2003 to 12/31/2003                          $4.83            $6.23            371,267
    01/01/2004 to 12/31/2004                          $6.23            $7.14            555,160
    01/01/2005 to 12/31/2005                          $7.14            $8.00            771,461
    01/01/2006 to 12/31/2006                          $8.00            $9.01            697,877
    01/01/2007 to 12/31/2007                          $9.01           $10.88            971,242
    01/01/2008 to 12/31/2008                         $10.88            $6.10            610,828
    01/01/2009 to 12/31/2009                          $6.10            $7.82          1,281,862

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN/LSV MID-CAP VALUE PORTFOLIO
    01/01/2000 to 12/31/2000                                --           $12.13             16,574
    01/01/2001 to 12/31/2001                            $12.13           $11.62             56,219
    01/01/2002 to 12/31/2002                            $11.62           $10.26             69,657
    01/01/2003 to 12/31/2003                            $10.26           $13.82            781,348
    01/01/2004 to 12/31/2004                            $13.82           $16.76          1,116,503
    01/01/2005 to 12/31/2005                            $16.76           $18.55          1,303,740
    01/01/2006 to 12/31/2006                            $18.55           $20.28          1,086,861
    01/01/2007 to 12/31/2007                            $20.28           $20.66            975,347
    01/01/2008 to 12/31/2008                            $20.66           $11.78            570,591
    01/01/2009 to 12/31/2009                            $11.78           $16.36            867,525
--------------------------------------------------------------------------------------------------------
AST ALGER ALL-CAP GROWTH PORTFOLIO
    01/01/2000 to 12/31/2000                                --            $8.68             30,915
    01/01/2001 to 12/31/2001                             $8.68            $7.14             56,649
    01/01/2002 to 12/31/2002                             $7.14            $4.53             61,001
    01/01/2003 to 12/31/2003                             $4.53            $6.06            200,264
    01/01/2004 to 12/31/2004                             $6.06            $6.49            214,092
    01/01/2005 to 12/02/2005                             $6.49            $7.48                  0
--------------------------------------------------------------------------------------------------------
AST MID-CAP VALUE PORTFOLIO
    01/01/2000 to 12/31/2000                                --           $10.07             12,895
    01/01/2001 to 12/31/2001                            $10.07            $9.72             26,857
    01/01/2002 to 12/31/2002                             $9.72            $7.61             38,982
    01/01/2003 to 12/31/2003                             $7.61           $10.21            140,873
    01/01/2004 to 12/31/2004                            $10.21           $11.63            256,401
    01/01/2005 to 12/31/2005                            $11.63           $12.11            192,419
    01/01/2006 to 12/31/2006                            $12.11           $13.66            174,411
    01/01/2007 to 12/31/2007                            $13.66           $13.86            156,606
    01/01/2008 to 12/31/2008                            $13.86            $8.47            191,791
    01/01/2009 to 12/31/2009                             $8.47           $11.62            547,214
--------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE NATURAL RESOURCES PORTFOLIO
    01/01/2000 to 12/31/2000                                --           $11.24                  0
    01/01/2001 to 12/31/2001                            $11.24           $11.18              1,879
    01/01/2002 to 12/31/2002                            $11.18           $10.42              4,994
    01/01/2003 to 12/31/2003                            $10.42           $13.75             75,013
    01/01/2004 to 12/31/2004                            $13.75           $17.81            192,336
    01/01/2005 to 12/31/2005                            $17.81           $23.11            254,041
    01/01/2006 to 12/31/2006                            $23.11           $26.44            291,510
    01/01/2007 to 12/31/2007                            $26.44           $36.68            378,258
    01/01/2008 to 12/31/2008                            $36.68           $18.12            317,719
    01/01/2009 to 12/31/2009                            $18.12           $26.72            995,022
--------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE LARGE-CAP GROWTH PORTFOLIO
    01/01/2000 to 12/31/2000                                --            $8.46             97,356
    01/01/2001 to 12/31/2001                             $8.46            $7.12            106,762
    01/01/2002 to 12/31/2002                             $7.12            $4.86            106,056
    01/01/2003 to 12/31/2003                             $4.86            $5.93            263,698
    01/01/2004 to 12/31/2004                             $5.93            $6.19            326,194
    01/01/2005 to 12/31/2005                             $6.19            $7.12            512,014
    01/01/2006 to 12/31/2006                             $7.12            $7.43            608,747
    01/01/2007 to 12/31/2007                             $7.43            $7.94            919,355
    01/01/2008 to 12/31/2008                             $7.94            $4.66          1,074,328
    01/01/2009 to 12/31/2009                             $4.66            $7.06          3,806,238

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST MFS GROWTH PORTFOLIO
    01/01/2000 to 12/31/2000                               --            $9.68              3,089
    01/01/2001 to 12/31/2001                            $9.68            $7.48             47,656
    01/01/2002 to 12/31/2002                            $7.48            $5.31            112,701
    01/01/2003 to 12/31/2003                            $5.31            $6.44            893,170
    01/01/2004 to 12/31/2004                            $6.44            $7.04            791,823
    01/01/2005 to 12/31/2005                            $7.04            $7.39          1,025,239
    01/01/2006 to 12/31/2006                            $7.39            $8.01            758,550
    01/01/2007 to 12/31/2007                            $8.01            $9.10            686,498
    01/01/2008 to 12/31/2008                            $9.10            $5.72            700,352
    01/01/2009 to 12/31/2009                            $5.72            $7.03          1,732,194
-------------------------------------------------------------------------------------------------------
AST MARSICO CAPITAL GROWTH PORTFOLIO
    01/01/2000 to 12/31/2000                               --           $10.09            114,992
    01/01/2001 to 12/31/2001                           $10.09            $7.80            182,904
    01/01/2002 to 12/31/2002                            $7.80            $6.50            228,033
    01/01/2003 to 12/31/2003                            $6.50            $8.46          4,075,719
    01/01/2004 to 12/31/2004                            $8.46            $9.67          5,717,404
    01/01/2005 to 12/31/2005                            $9.67           $10.20          7,048,023
    01/01/2006 to 12/31/2006                           $10.20           $10.80          5,983,458
    01/01/2007 to 12/31/2007                           $10.80           $12.26          5,638,342
    01/01/2008 to 12/31/2008                           $12.26            $6.82          3,539,119
    01/01/2009 to 12/31/2009                            $6.82            $8.74          4,539,651
-------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS CONCENTRATED GROWTH PORTFOLIO
    01/01/2000 to 12/31/2000                               --            $7.90            235,747
    01/01/2001 to 12/31/2001                            $7.90            $5.33            404,404
    01/01/2002 to 12/31/2002                            $5.33            $3.69            405,437
    01/01/2003 to 12/31/2003                            $3.69            $4.57            604,491
    01/01/2004 to 12/31/2004                            $4.57            $4.68            733,920
    01/01/2005 to 12/31/2005                            $4.68            $4.77            657,831
    01/01/2006 to 12/31/2006                            $4.77            $5.18            791,152
    01/01/2007 to 12/31/2007                            $5.18            $5.84          1,134,004
    01/01/2008 to 12/31/2008                            $5.84            $3.44            756,326
    01/01/2009 to 12/31/2009                            $3.44            $5.08          2,674,512
-------------------------------------------------------------------------------------------------------
AST DEAM LARGE-CAP VALUE PORTFOLIO
    01/01/2000 to 12/31/2000                               --            $9.83                442
    01/01/2001 to 12/31/2001                            $9.83            $9.17              1,696
    01/01/2002 to 12/31/2002                            $9.17            $7.67              7,126
    01/01/2003 to 12/31/2003                            $7.67            $9.58             85,554
    01/01/2004 to 12/31/2004                            $9.58           $11.18            191,637
    01/01/2005 to 12/31/2005                           $11.18           $12.07            242,790
    01/01/2006 to 12/31/2006                           $12.07           $14.51            524,592
    01/01/2007 to 12/31/2007                           $14.51           $14.50            421,188
    01/01/2008 to 12/31/2008                           $14.50            $8.98            486,765
    01/01/2009 to 12/31/2009                            $8.98           $10.49            858,302
-------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH + VALUE PORTFOLIO
    01/01/2001 to 12/31/2001                               --            $9.64                  0
    01/01/2002 to 12/31/2002                            $9.64            $7.14             37,810
    01/01/2003 to 12/31/2003                            $7.14            $8.89            137,293
    01/01/2004 to 12/31/2004                            $8.89            $9.66            194,363
    01/01/2005 to 12/02/2005                            $9.66           $10.72                  0

                                                                                       Number of
                                                   Accumulation     Accumulation      Accumulation
                                                   Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                    Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN CORE VALUE PORTFOLIO
    01/01/2001 to 12/31/2001                              --           $10.05             18,453
    01/01/2002 to 12/31/2002                          $10.05            $8.61             82,054
    01/01/2003 to 12/31/2003                           $8.61           $10.91            453,569
    01/01/2004 to 12/31/2004                          $10.91           $12.28            603,508
    01/01/2005 to 12/31/2005                          $12.28           $12.79            635,233
    01/01/2006 to 12/31/2006                          $12.79           $15.33            815,109
    01/01/2007 to 12/31/2007                          $15.33           $14.60            776,427
    01/01/2008 to 12/31/2008                          $14.60            $8.38            424,531
    01/01/2009 to 12/31/2009                           $8.38           $10.24            788,524
------------------------------------------------------------------------------------------------------
AST COHEN & STEERS REALTY PORTFOLIO
    01/01/2000 to 12/31/2000                              --           $11.57             16,557
    01/01/2001 to 12/31/2001                          $11.57           $11.75             16,487
    01/01/2002 to 12/31/2002                          $11.75           $11.91             25,464
    01/01/2003 to 12/31/2003                          $11.91           $16.17            149,582
    01/01/2004 to 12/31/2004                          $16.17           $22.03            281,181
    01/01/2005 to 12/31/2005                          $22.03           $24.98            223,265
    01/01/2006 to 12/31/2006                          $24.98           $33.72            265,912
    01/01/2007 to 12/31/2007                          $33.72           $26.66            201,539
    01/01/2008 to 12/31/2008                          $26.66           $17.10            163,226
    01/01/2009 to 12/31/2009                          $17.10           $22.28            328,842
------------------------------------------------------------------------------------------------------
AST QMA US EQUITY ALPHA PORTFOLIO
    01/01/2000 to 12/31/2000                              --            $9.46              9,941
    01/01/2001 to 12/31/2001                           $9.46            $8.41             39,414
    01/01/2002 to 12/31/2002                           $8.41            $6.59             90,506
    01/01/2003 to 12/31/2003                           $6.59            $8.28            554,156
    01/01/2004 to 12/31/2004                           $8.28            $8.99            642,882
    01/01/2005 to 12/31/2005                           $8.99            $9.20            851,019
    01/01/2006 to 12/31/2006                           $9.20           $10.23            842,745
    01/01/2007 to 12/31/2007                          $10.23           $10.31            958,429
    01/01/2008 to 12/31/2008                          $10.31            $6.24            452,522
    01/01/2009 to 12/31/2009                           $6.24            $7.51            644,194
------------------------------------------------------------------------------------------------------
AST AMERICAN CENTURY INCOME & GROWTH PORTFOLIO
    01/01/2000 to 12/31/2000                              --            $9.36             70,887
    01/01/2001 to 12/31/2001                           $9.36            $8.47            113,372
    01/01/2002 to 12/31/2002                           $8.47            $6.70            124,168
    01/01/2003 to 12/31/2003                           $6.70            $8.52            339,653
    01/01/2004 to 12/31/2004                           $8.52            $9.48            613,910
    01/01/2005 to 12/31/2005                           $9.48            $9.79            626,417
    01/01/2006 to 12/31/2006                           $9.79           $11.30            579,491
    01/01/2007 to 12/31/2007                          $11.30           $11.15            493,545
    01/01/2008 to 12/31/2008                          $11.15            $7.18            440,398
    01/01/2009 to 12/31/2009                           $7.18            $8.35          1,506,808

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH & INCOME PORTFOLIO
    01/01/2000 to 12/31/2000                                    --           $10.53              34,439
    01/01/2001 to 12/31/2001                                $10.53           $10.35             205,232
    01/01/2002 to 12/31/2002                                $10.35            $7.84             142,152
    01/01/2003 to 12/31/2003                                 $7.84           $10.25           3,076,626
    01/01/2004 to 12/31/2004                                $10.25           $11.24           4,119,501
    01/01/2005 to 12/31/2005                                $11.24           $11.63           5,200,125
    01/01/2006 to 12/31/2006                                $11.63           $13.46           3,863,961
    01/01/2007 to 12/31/2007                                $13.46           $13.98           3,567,122
    01/01/2008 to 12/31/2008                                $13.98            $8.19           2,148,857
    01/01/2009 to 12/31/2009                                 $8.19            $9.64           3,356,527
------------------------------------------------------------------------------------------------------------
AST LARGE-CAP VALUE PORTFOLIO
    01/01/2000 to 12/31/2000                                    --           $10.32               8,596
    01/01/2001 to 12/31/2001                                $10.32            $9.31              44,212
    01/01/2002 to 12/31/2002                                 $9.31            $7.59              44,419
    01/01/2003 to 12/31/2003                                 $7.59            $8.99             204,589
    01/01/2004 to 12/31/2004                                 $8.99           $10.25             417,314
    01/01/2005 to 12/31/2005                                $10.25           $10.77             694,885
    01/01/2006 to 12/31/2006                                $10.77           $12.60             680,203
    01/01/2007 to 12/31/2007                                $12.60           $12.07             680,350
    01/01/2008 to 12/31/2008                                $12.07            $6.97             649,783
    01/01/2009 to 12/31/2009                                 $6.97            $8.23           1,032,590
------------------------------------------------------------------------------------------------------------
AST UBS DYNAMIC ALPHA PORTFOLIO
    01/01/2000 to 12/31/2000                                    --           $10.14              30,678
    01/01/2001 to 12/31/2001                                $10.14            $8.84              38,208
    01/01/2002 to 12/31/2002                                 $8.84            $7.38              34,451
    01/01/2003 to 12/31/2003                                 $7.38            $8.71              61,801
    01/01/2004 to 12/31/2004                                 $8.71            $9.55              78,619
    01/01/2005 to 12/31/2005                                 $9.55           $10.09              80,895
    01/01/2006 to 12/31/2006                                $10.09           $11.07              97,906
    01/01/2007 to 12/31/2007                                $11.07           $11.15             378,693
    01/01/2008 to 12/31/2008                                $11.15            $9.07           2,914,005
    01/01/2009 to 12/31/2009                                 $9.07           $10.93          11,840,797
------------------------------------------------------------------------------------------------------------
AST SCHRODERS MULTI ASSET WORLD STRATEGIES PORTFOLIO
    01/01/2000 to 12/31/2000                                    --            $9.87               1,725
    01/01/2001 to 12/31/2001                                 $9.87            $9.38               4,905
    01/01/2002 to 12/31/2002                                 $9.38            $8.36               5,490
    01/01/2003 to 12/31/2003                                 $8.36            $9.81             115,095
    01/01/2004 to 12/31/2004                                 $9.81           $10.56             146,721
    01/01/2005 to 12/31/2005                                $10.56           $10.91             173,191
    01/01/2006 to 12/31/2006                                $10.91           $11.82             174,226
    01/01/2007 to 12/31/2007                                $11.82           $12.71             214,498
    01/01/2008 to 12/31/2008                                $12.71            $8.76             613,791
    01/01/2009 to 12/31/2009                                 $8.76           $11.02           9,604,813

                                                                                     Number of
                                                 Accumulation     Accumulation      Accumulation
                                                 Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                  Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------
AST T. ROWE PRICE ASSET ALLOCATION PORTFOLIO
    01/01/2000 to 12/31/2000                            --           $10.12               2,412
    01/01/2001 to 12/31/2001                        $10.12            $9.52              13,152
    01/01/2002 to 12/31/2002                         $9.52            $8.47              13,799
    01/01/2003 to 12/31/2003                         $8.47           $10.37             222,150
    01/01/2004 to 12/31/2004                        $10.37           $11.39             357,085
    01/01/2005 to 12/31/2005                        $11.39           $11.77             558,394
    01/01/2006 to 12/31/2006                        $11.77           $13.08             665,726
    01/01/2007 to 12/31/2007                        $13.08           $13.73             949,867
    01/01/2008 to 12/31/2008                        $13.73           $10.04           2,067,659
    01/01/2009 to 12/31/2009                        $10.04           $12.31          13,701,662
----------------------------------------------------------------------------------------------------
AST T. ROWE PRICE GLOBAL BOND PORTFOLIO
    01/01/2000 to 12/31/2000                            --           $10.70                   0
    01/01/2001 to 12/31/2001                        $10.70           $10.84              16,390
    01/01/2002 to 12/31/2002                        $10.84           $12.32              36,987
    01/01/2003 to 12/31/2003                        $12.32           $13.73             289,862
    01/01/2004 to 12/31/2004                        $13.73           $14.73             657,913
    01/01/2005 to 12/31/2005                        $14.73           $13.89             938,587
    01/01/2006 to 12/31/2006                        $13.89           $14.58             836,914
    01/01/2007 to 12/31/2007                        $14.58           $15.79             874,210
    01/01/2008 to 12/31/2008                        $15.79           $15.21             536,127
    01/01/2009 to 12/31/2009                        $15.21           $16.84           1,081,396
----------------------------------------------------------------------------------------------------
AST HIGH YIELD PORTFOLIO
    01/01/2000 to 12/31/2000                            --            $9.37              12,929
    01/01/2001 to 12/31/2001                         $9.37            $9.27              45,297
    01/01/2002 to 12/31/2002                         $9.27            $9.16              73,614
    01/01/2003 to 12/31/2003                         $9.16           $10.99             906,947
    01/01/2004 to 12/31/2004                        $10.99           $12.06             957,756
    01/01/2005 to 12/31/2005                        $12.06           $12.04             873,439
    01/01/2006 to 12/31/2006                        $12.04           $13.12           1,019,726
    01/01/2007 to 12/31/2007                        $13.12           $13.28             683,986
    01/01/2008 to 12/31/2008                        $13.28            $9.76             483,533
    01/01/2009 to 12/31/2009                         $9.76           $13.07           1,798,628
----------------------------------------------------------------------------------------------------
AST LORD ABBETT BOND-DEBENTURE PORTFOLIO
    01/01/2000 to 12/31/2000                            --           $10.13                 425
    01/01/2001 to 12/31/2001                        $10.13           $10.30              16,628
    01/01/2002 to 12/31/2002                        $10.30           $10.22              43,077
    01/01/2003 to 12/31/2003                        $10.22           $11.98             814,135
    01/01/2004 to 12/31/2004                        $11.98           $12.71           1,012,739
    01/01/2005 to 12/31/2005                        $12.71           $12.69           1,294,706
    01/01/2006 to 12/31/2006                        $12.69           $13.76           1,196,608
    01/01/2007 to 12/31/2007                        $13.76           $14.42           1,051,089
    01/01/2008 to 12/31/2008                        $14.42           $10.93             929,322
    01/01/2009 to 12/31/2009                        $10.93           $14.52           1,689,546

                                                                                  Number of
                                              Accumulation     Accumulation      Accumulation
                                              Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                               Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------
AST PIMCO TOTAL RETURN BOND PORTFOLIO
    01/01/2000 to 12/31/2000                         --           $10.97              37,918
    01/01/2001 to 12/31/2001                     $10.97           $11.80             275,317
    01/01/2002 to 12/31/2002                     $11.80           $12.72             362,294
    01/01/2003 to 12/31/2003                     $12.72           $13.23           2,301,863
    01/01/2004 to 12/31/2004                     $13.23           $13.72           3,074,732
    01/01/2005 to 12/31/2005                     $13.72           $13.88           1,924,370
    01/01/2006 to 12/31/2006                     $13.88           $14.22           2,004,498
    01/01/2007 to 12/31/2007                     $14.22           $15.21           2,344,694
    01/01/2008 to 12/31/2008                     $15.21           $14.68           2,402,587
    01/01/2009 to 12/31/2009                     $14.68           $16.90          10,715,121
-------------------------------------------------------------------------------------------------
AST PIMCO LIMITED MATURITY BOND PORTFOLIO
    01/01/2000 to 12/31/2000                         --           $10.59               1,940
    01/01/2001 to 12/31/2001                     $10.59           $11.29             112,948
    01/01/2002 to 12/31/2002                     $11.29           $10.09              38,260
    01/01/2003 to 12/31/2003                     $10.09           $12.08             956,856
    01/01/2004 to 12/31/2004                     $12.08           $12.18           2,189,975
    01/01/2005 to 12/31/2005                     $12.18           $12.22           2,996,256
    01/01/2006 to 12/31/2006                     $12.22           $12.53           2,687,532
    01/01/2007 to 12/31/2007                     $12.53           $13.21           2,594,813
    01/01/2008 to 12/31/2008                     $13.21           $13.19           1,654,958
    01/01/2009 to 12/31/2009                     $13.19           $14.36           2,949,882
-------------------------------------------------------------------------------------------------
AST MONEY MARKET PORTFOLIO
    01/01/2000 to 12/31/2000                         --           $10.32              29,567
    01/01/2001 to 12/31/2001                     $10.32           $10.57             179,509
    01/01/2002 to 12/31/2002                     $10.57           $10.57             403,604
    01/01/2003 to 12/31/2003                     $10.57           $10.51           1,245,396
    01/01/2004 to 12/31/2004                     $10.51           $10.46           1,663,940
    01/01/2005 to 12/31/2005                     $10.46           $10.62           3,179,375
    01/01/2006 to 12/31/2006                     $10.62           $10.96           3,505,960
    01/01/2007 to 12/31/2007                     $10.96           $11.36           4,361,361
    01/01/2008 to 12/31/2008                     $11.36           $11.50           7,844,009
    01/01/2009 to 12/31/2009                     $11.50           $11.38           7,658,391
-------------------------------------------------------------------------------------------------
GARTMORE NVIT DEVELOPING MARKETS FUND
    01/01/2000 to 12/31/2000                         --            $8.19               3,293
    01/01/2001 to 12/31/2001                      $8.19            $7.53               6,555
    01/01/2002 to 12/31/2002                      $7.53            $6.71               6,530
    01/01/2003 to 12/31/2003                      $6.71           $10.59             122,136
    01/01/2004 to 12/31/2004                     $10.59           $12.52             264,541
    01/01/2005 to 12/31/2005                     $12.52           $16.26             351,335
    01/01/2006 to 12/31/2006                     $16.26           $21.61             316,324
    01/01/2007 to 12/31/2007                     $21.61           $30.63             435,146
    01/01/2008 to 12/31/2008                     $30.63           $12.74             289,778
    01/01/2009 to 12/31/2009                     $12.74           $20.42             332,583

                                                                               Number of
                                           Accumulation     Accumulation      Accumulation
                                           Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                            Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------
WELLS FARGO ADVANTAGE VT EQUITY INCOME
    01/01/2000 to 12/31/2000                      --           $17.01                 0
    01/01/2001 to 12/31/2001                  $17.01           $15.89             1,992
    01/01/2002 to 12/31/2002                  $15.89           $12.67             1,063
    01/01/2003 to 12/31/2003                  $12.67           $15.79            10,586
    01/01/2004 to 12/31/2004                  $15.79           $17.32            19,612
    01/01/2005 to 12/31/2005                  $17.32           $18.02            23,574
    01/01/2006 to 12/31/2006                  $18.02           $21.10            23,739
    01/01/2007 to 12/31/2007                  $21.10           $21.42            20,467
    01/01/2008 to 12/31/2008                  $21.42           $13.44            55,757
    01/01/2009 to 12/31/2009                  $13.44           $15.51            30,734
----------------------------------------------------------------------------------------------
AIM V.I. DYNAMICS FUND
    01/01/2000 to 12/31/2000                      --            $9.99            22,264
    01/01/2001 to 12/31/2001                   $9.99            $6.80            15,825
    01/01/2002 to 12/31/2002                   $6.80            $4.57            18,808
    01/01/2003 to 12/31/2003                   $4.57            $6.22           137,600
    01/01/2004 to 12/31/2004                   $6.22            $6.96           188,184
    01/01/2005 to 12/31/2005                   $6.96            $7.61           135,001
    01/01/2006 to 12/31/2006                   $7.61            $8.73           124,196
    01/01/2007 to 12/31/2007                   $8.73            $9.67           132,861
    01/01/2008 to 12/31/2008                   $9.67            $4.96            78,078
    01/01/2009 to 12/31/2009                   $4.96            $6.97            90,078
----------------------------------------------------------------------------------------------
AIM V.I. TECHNOLOGY FUND
    01/01/2000 to 12/31/2000                      --            $7.98            25,984
    01/01/2001 to 12/31/2001                   $7.98            $4.27            35,767
    01/01/2002 to 12/31/2002                   $4.27            $2.24            30,448
    01/01/2003 to 12/31/2003                   $2.24            $3.21            42,720
    01/01/2004 to 12/31/2004                   $3.21            $3.32            78,567
    01/01/2005 to 12/31/2005                   $3.32            $3.35            77,942
    01/01/2006 to 12/31/2006                   $3.35            $3.65           254,798
    01/01/2007 to 12/31/2007                   $3.65            $3.89           126,039
    01/01/2008 to 12/31/2008                   $3.89            $2.13            95,405
    01/01/2009 to 12/31/2009                   $2.13            $3.31           166,230
----------------------------------------------------------------------------------------------
AIM V.I. GLOBAL HEALTH CARE
    01/01/2000 to 12/31/2000                      --           $13.14            32,969
    01/01/2001 to 12/31/2001                  $13.14           $11.35            27,104
    01/01/2002 to 12/31/2002                  $11.35            $8.46            19,405
    01/01/2003 to 12/31/2003                   $8.46           $10.68            59,116
    01/01/2004 to 12/31/2004                  $10.68           $11.34            92,506
    01/01/2005 to 12/31/2005                  $11.34           $12.12           106,295
    01/01/2006 to 12/31/2006                  $12.12           $12.59           110,470
    01/01/2007 to 12/31/2007                  $12.59           $13.91           109,826
    01/01/2008 to 12/31/2008                  $13.91            $9.80            81,377
    01/01/2009 to 12/31/2009                   $9.80           $12.36            81,357

                                                                               Number of
                                           Accumulation     Accumulation      Accumulation
                                           Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                            Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------
AIM V.I. FINANCIAL SERVICES FUND
    01/01/2000 to 12/31/2000                      --           $12.38             9,786
    01/01/2001 to 12/31/2001                  $12.38           $11.02             8,536
    01/01/2002 to 12/31/2002                  $11.02            $9.26             7,204
    01/01/2003 to 12/31/2003                   $9.26           $11.85            48,538
    01/01/2004 to 12/31/2004                  $11.85           $12.72            44,091
    01/01/2005 to 12/31/2005                  $12.72           $13.30            48,007
    01/01/2006 to 12/31/2006                  $13.30           $15.30            89,614
    01/01/2007 to 12/31/2007                  $15.30           $11.75            53,310
    01/01/2008 to 12/31/2008                  $11.75            $4.70            91,978
    01/01/2009 to 12/31/2009                   $4.70            $5.92            87,326
----------------------------------------------------------------------------------------------
EVERGREEN VA INTERNATIONAL EQUITY FUND
    01/01/2003 to 12/31/2003                      --           $10.46            24,847
    01/01/2004 to 12/31/2004                  $10.46           $12.31            62,400
    01/01/2005 to 12/31/2005                  $12.31           $14.10           130,749
    01/01/2006 to 12/31/2006                  $14.10           $17.15           182,002
    01/01/2007 to 12/31/2007                  $17.15           $19.47           167,896
    01/01/2008 to 12/31/2008                  $19.47           $11.25           150,691
    01/01/2009 to 12/31/2009                  $11.25           $12.88           146,213
----------------------------------------------------------------------------------------------
EVERGREEN VA SPECIAL EQUITY FUND
    01/01/2000 to 12/31/2000                      --            $9.35                 0
    01/01/2001 to 12/31/2001                   $9.35            $8.49             5,085
    01/01/2002 to 12/31/2002                   $8.49            $6.10             5,427
    01/01/2003 to 12/31/2003                   $6.10            $9.16            69,344
    01/01/2004 to 12/31/2004                   $9.16            $9.57            92,559
    01/01/2005 to 04/15/2005                   $9.57            $8.53                 0
----------------------------------------------------------------------------------------------
EVERGREEN VA OMEGA FUND
    01/01/2001 to 12/31/2001                      --            $9.04                 0
    01/01/2002 to 12/31/2002                   $9.04               --                 0
    01/01/2003 to 12/31/2003                      --            $9.21            15,743
    01/01/2004 to 12/31/2004                   $9.21            $9.75            26,849
    01/01/2005 to 12/31/2005                   $9.75           $10.00            18,356
    01/01/2006 to 12/31/2006                  $10.00           $10.47            19,700
    01/01/2007 to 12/31/2007                  $10.47           $11.58            38,907
    01/01/2008 to 12/31/2008                  $11.58            $8.32            68,712
    01/01/2009 to 12/31/2009                   $8.32           $11.83           117,760
----------------------------------------------------------------------------------------------
EVERGREEN VA GROWTH FUND
    04/15/2005* to 12/31/2005                  $9.82           $11.47            64,775
    01/01/2006 to 12/31/2006                  $11.47           $12.58            72,371
    01/01/2007 to 12/31/2007                  $12.58           $13.79            85,135
    01/01/2008 to 12/31/2008                  $13.79            $8.02            66,604
    01/01/2009 to 12/31/2009                   $8.02           $11.07            93,737
----------------------------------------------------------------------------------------------
PROFUND VP EUROPE 30
    01/01/2000 to 12/31/2000                      --            $9.30                 0
    01/01/2001 to 12/31/2001                   $9.30            $6.97             7,317
    01/01/2002 to 12/31/2002                   $6.97            $5.11             2,539
    01/01/2003 to 12/31/2003                   $5.11            $7.00            75,543
    01/01/2004 to 12/31/2004                   $7.00            $7.90           201,444
    01/01/2005 to 12/31/2005                   $7.90            $8.43            76,381
    01/01/2006 to 12/31/2006                   $8.43            $9.79           370,628
    01/01/2007 to 12/31/2007                   $9.79           $11.07           331,218
    01/01/2008 to 12/31/2008                  $11.07            $6.12           126,269
    01/01/2009 to 12/31/2009                   $6.12            $8.00           313,143

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
PROFUND VP ASIA 30
    01/01/2003 to 12/31/2003               --           $12.66            47,272
    01/01/2004 to 12/31/2004           $12.66           $12.43            63,254
    01/01/2005 to 12/31/2005           $12.43           $14.67            83,233
    01/01/2006 to 12/31/2006           $14.67           $20.18           235,779
    01/01/2007 to 12/31/2007           $20.18           $29.44           204,415
    01/01/2008 to 12/31/2008           $29.44           $14.30           109,480
    01/01/2009 to 12/31/2009           $14.30           $21.77           143,857
---------------------------------------------------------------------------------------
PROFUND VP JAPAN
    01/01/2003 to 12/31/2003               --            $9.09            28,579
    01/01/2004 to 12/31/2004            $9.09            $9.65            87,251
    01/01/2005 to 12/31/2005            $9.65           $13.51           165,707
    01/01/2006 to 12/31/2006           $13.51           $14.79           117,156
    01/01/2007 to 12/31/2007           $14.79           $13.14            54,211
    01/01/2008 to 12/31/2008           $13.14            $7.68            67,522
    01/01/2009 to 12/31/2009            $7.68            $8.37            84,572
---------------------------------------------------------------------------------------
PROFUND VP BANKS
    01/01/2003 to 12/31/2003               --           $10.97             8,886
    01/01/2004 to 12/31/2004           $10.97           $12.11            12,480
    01/01/2005 to 12/31/2005           $12.11           $11.94            44,665
    01/01/2006 to 12/31/2006           $11.94           $13.61            35,707
    01/01/2007 to 12/31/2007           $13.61            $9.77            12,962
    01/01/2008 to 12/31/2008            $9.77            $5.12            71,458
    01/01/2009 to 12/31/2009            $5.12            $4.84            19,936
---------------------------------------------------------------------------------------
PROFUND VP BASIC MATERIALS
    01/01/2003 to 12/31/2003               --           $11.02            53,759
    01/01/2004 to 12/31/2004           $11.02           $12.00            42,597
    01/01/2005 to 12/31/2005           $12.00           $12.13            53,592
    01/01/2006 to 12/31/2006           $12.13           $13.84            67,645
    01/01/2007 to 12/31/2007           $13.84           $17.86           199,608
    01/01/2008 to 12/31/2008           $17.86            $8.57           114,858
    01/01/2009 to 12/31/2009            $8.57           $13.74           145,393
---------------------------------------------------------------------------------------
PROFUND VP BIOTECHNOLOGY
    01/01/2001 to 12/31/2001               --            $8.38             3,279
    01/01/2002 to 12/31/2002            $8.38            $5.17               460
    01/01/2003 to 12/31/2003            $5.17            $7.14            20,329
    01/01/2004 to 12/31/2004            $7.14            $7.73            32,726
    01/01/2005 to 12/31/2005            $7.73            $9.11            73,804
    01/01/2006 to 12/31/2006            $9.11            $8.63            56,416
    01/01/2007 to 12/31/2007            $8.63            $8.42           165,309
    01/01/2008 to 12/31/2008            $8.42            $8.47           117,598
    01/01/2009 to 12/31/2009            $8.47            $8.67            40,735
---------------------------------------------------------------------------------------
PROFUND VP CONSUMER SERVICES
    01/01/2003 to 12/31/2003               --            $9.10            13,935
    01/01/2004 to 12/31/2004            $9.10            $9.67            20,288
    01/01/2005 to 12/31/2005            $9.67            $9.10             3,866
    01/01/2006 to 12/31/2006            $9.10           $10.06            15,819
    01/01/2007 to 12/31/2007           $10.06            $9.12             5,165
    01/01/2008 to 12/31/2008            $9.12            $6.18            16,093
    01/01/2009 to 12/31/2009            $6.18            $7.98            19,670

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
PROFUND VP CONSUMER GOODS PORTFOLIO
    01/01/2003 to 12/31/2003                   --            $9.71             3,821
    01/01/2004 to 12/31/2004                $9.71           $10.47             7,578
    01/01/2005 to 12/31/2005               $10.47           $10.31             6,876
    01/01/2006 to 12/31/2006               $10.31           $11.46            39,408
    01/01/2007 to 12/31/2007               $11.46           $12.18           150,560
    01/01/2008 to 12/31/2008               $12.18            $8.81            19,941
    01/01/2009 to 12/31/2009                $8.81           $10.58            17,782
-------------------------------------------------------------------------------------------
PROFUND VP OIL & GAS
    01/01/2001 to 12/31/2001                   --            $9.20                 0
    01/01/2002 to 12/31/2002                $9.20               --                 0
    01/01/2003 to 12/31/2003                   --            $9.10            50,155
    01/01/2004 to 12/31/2004                $9.10           $11.62           186,654
    01/01/2005 to 12/31/2005               $11.62           $15.07           278,771
    01/01/2006 to 12/31/2006               $15.07           $17.96           226,319
    01/01/2007 to 12/31/2007               $17.96           $23.49           230,618
    01/01/2008 to 12/31/2008               $23.49           $14.62           186,825
    01/01/2009 to 12/31/2009               $14.62           $16.68           156,252
-------------------------------------------------------------------------------------------
PROFUND VP FINANCIALS
    01/01/2001 to 12/31/2001                   --            $9.23             8,154
    01/01/2002 to 12/31/2002                $9.23            $7.76             3,258
    01/01/2003 to 12/31/2003                $7.76            $9.88            32,283
    01/01/2004 to 12/31/2004                $9.88           $10.77            70,662
    01/01/2005 to 12/31/2005               $10.77           $11.06            43,105
    01/01/2006 to 12/31/2006               $11.06           $12.81           108,064
    01/01/2007 to 12/31/2007               $12.81           $10.23            27,930
    01/01/2008 to 12/31/2008               $10.23            $5.00            52,097
    01/01/2009 to 12/31/2009                $5.00            $5.68           140,784
-------------------------------------------------------------------------------------------
PROFUND VP HEALTH CARE
    01/01/2001 to 12/31/2001                   --            $9.37             2,564
    01/01/2002 to 12/31/2002                $9.37            $7.15             1,235
    01/01/2003 to 12/31/2003                $7.15            $8.29            23,591
    01/01/2004 to 12/31/2004                $8.29            $8.38            91,641
    01/01/2005 to 12/31/2005                $8.38            $8.77            83,943
    01/01/2006 to 12/31/2006                $8.77            $9.12           179,877
    01/01/2007 to 12/31/2007                $9.12            $9.60           255,222
    01/01/2008 to 12/31/2008                $9.60            $7.17            79,165
    01/01/2009 to 12/31/2009                $7.17            $8.47            73,901
-------------------------------------------------------------------------------------------
PROFUND VP INDUSTRIALS
    01/01/2003 to 12/31/2003                   --           $10.08            11,186
    01/01/2004 to 12/31/2004               $10.08           $11.27            22,333
    01/01/2005 to 12/31/2005               $11.27           $11.40             9,851
    01/01/2006 to 12/31/2006               $11.40           $12.57            21,635
    01/01/2007 to 12/31/2007               $12.57           $13.87            15,320
    01/01/2008 to 12/31/2008               $13.87            $8.15            39,857
    01/01/2009 to 12/31/2009                $8.15            $9.99            27,311

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
PROFUND VP INTERNET
    01/01/2003 to 12/31/2003               --           $15.10             8,287
    01/01/2004 to 12/31/2004           $15.10           $18.08            20,851
    01/01/2005 to 12/31/2005           $18.08           $19.18            46,724
    01/01/2006 to 12/31/2006           $19.18           $19.20             6,326
    01/01/2007 to 12/31/2007           $19.20           $20.89            16,744
    01/01/2008 to 12/31/2008           $20.89           $11.38             7,505
    01/01/2009 to 12/31/2009           $11.38           $19.93            16,747
---------------------------------------------------------------------------------------
PROFUND VP PHARMACEUTICALS
    01/01/2003 to 12/31/2003               --            $8.95            24,743
    01/01/2004 to 12/31/2004            $8.95            $8.02            27,913
    01/01/2005 to 12/31/2005            $8.02            $7.62            36,753
    01/01/2006 to 12/31/2006            $7.62            $8.44           116,086
    01/01/2007 to 12/31/2007            $8.44            $8.53            85,082
    01/01/2008 to 12/31/2008            $8.53            $6.78            76,505
    01/01/2009 to 12/31/2009            $6.78            $7.82            74,314
---------------------------------------------------------------------------------------
PROFUND VP PRECIOUS METALS
    01/01/2002 to 12/31/2002               --            $9.73             1,179
    01/01/2003 to 12/31/2003            $9.73           $13.38            89,687
    01/01/2004 to 12/31/2004           $13.38           $11.90           102,230
    01/01/2005 to 12/31/2005           $11.90           $14.84           200,314
    01/01/2006 to 12/31/2006           $14.84           $15.74           233,772
    01/01/2007 to 12/31/2007           $15.74           $19.03           203,953
    01/01/2008 to 12/31/2008           $19.03           $13.01           256,815
    01/01/2009 to 12/31/2009           $13.01           $17.39           237,439
---------------------------------------------------------------------------------------
PROFUND VP REAL ESTATE
    01/01/2001 to 12/31/2001               --           $10.78             2,306
    01/01/2002 to 12/31/2002           $10.78           $10.65             2,230
    01/01/2003 to 12/31/2003           $10.65           $14.00            18,355
    01/01/2004 to 12/31/2004           $14.00           $17.58            53,006
    01/01/2005 to 12/31/2005           $17.58           $18.54            31,980
    01/01/2006 to 12/31/2006           $18.54           $24.25            61,873
    01/01/2007 to 12/31/2007           $24.25           $19.25            39,817
    01/01/2008 to 12/31/2008           $19.25           $11.17            46,281
    01/01/2009 to 12/31/2009           $11.17           $14.10            52,257
---------------------------------------------------------------------------------------
PROFUND VP SEMICONDUCTOR
    01/01/2003 to 12/31/2003               --            $9.58            17,621
    01/01/2004 to 12/31/2004            $9.58            $7.23            52,485
    01/01/2005 to 12/31/2005            $7.23            $7.76            68,309
    01/01/2006 to 12/31/2006            $7.76            $7.12             9,658
    01/01/2007 to 12/31/2007            $7.12            $7.53            18,356
    01/01/2008 to 12/31/2008            $7.53            $3.73            21,594
    01/01/2009 to 12/31/2009            $3.73            $6.04            68,094
---------------------------------------------------------------------------------------
PROFUND VP TECHNOLOGY
    01/01/2001 to 12/31/2001               --            $5.92            12,704
    01/01/2002 to 12/31/2002            $5.92               --                 0
    01/01/2003 to 12/31/2003               --            $5.00            74,180
    01/01/2004 to 12/31/2004            $5.00            $4.91            88,720
    01/01/2005 to 12/31/2005            $4.91            $4.91           109,697
    01/01/2006 to 12/31/2006            $4.91            $5.24            74,232
    01/01/2007 to 12/31/2007            $5.24            $5.92           199,048
    01/01/2008 to 12/31/2008            $5.92            $3.25            78,353
    01/01/2009 to 12/31/2009            $3.25            $5.19           138,365

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
PROFUND VP TELECOMMUNICATIONS
    01/01/2001 to 12/31/2001               --            $7.11                 0
    01/01/2002 to 12/31/2002            $7.11               --                 0
    01/01/2003 to 12/31/2003               --            $4.41            30,179
    01/01/2004 to 12/31/2004            $4.41            $5.04           118,731
    01/01/2005 to 12/31/2005            $5.04            $4.64            45,277
    01/01/2006 to 12/31/2006            $4.64            $6.16           207,252
    01/01/2007 to 12/31/2007            $6.16            $6.59           120,262
    01/01/2008 to 12/31/2008            $6.59            $4.27            89,358
    01/01/2009 to 12/31/2009            $4.27            $4.52            80,465
---------------------------------------------------------------------------------------
PROFUND VP UTILITIES
    01/01/2001 to 12/31/2001               --            $8.13                 0
    01/01/2002 to 12/31/2002            $8.13            $6.11               491
    01/01/2003 to 12/31/2003            $6.11            $7.32            18,902
    01/01/2004 to 12/31/2004            $7.32            $8.75            79,702
    01/01/2005 to 12/31/2005            $8.75            $9.77           213,814
    01/01/2006 to 12/31/2006            $9.77           $11.51           237,712
    01/01/2007 to 12/31/2007           $11.51           $13.16           338,965
    01/01/2008 to 12/31/2008           $13.16            $9.00           105,879
    01/01/2009 to 12/31/2009            $9.00            $9.85            95,836
---------------------------------------------------------------------------------------
PROFUND VP BULL
    01/01/2003 to 12/31/2003               --            $9.91           394,427
    01/01/2004 to 12/31/2004            $9.91           $10.65           412,259
    01/01/2005 to 12/31/2005           $10.65           $10.80           384,501
    01/01/2006 to 12/31/2006           $10.80           $12.12           306,353
    01/01/2007 to 12/31/2007           $12.12           $12.40           217,866
    01/01/2008 to 12/31/2008           $12.40            $7.63           184,775
    01/01/2009 to 12/31/2009            $7.63            $9.37           436,640
---------------------------------------------------------------------------------------
PROFUND VP BEAR
    01/01/2001 to 12/31/2001               --           $11.55                 0
    01/01/2002 to 12/31/2002           $11.55           $13.78             2,012
    01/01/2003 to 12/31/2003           $13.78           $10.26            28,299
    01/01/2004 to 12/31/2004           $10.26            $9.09            16,155
    01/01/2005 to 12/31/2005            $9.09            $8.86            35,611
    01/01/2006 to 12/31/2006            $8.86            $8.09            56,286
    01/01/2007 to 12/31/2007            $8.09            $8.04            56,088
    01/01/2008 to 12/31/2008            $8.04           $11.10           157,817
    01/01/2009 to 12/31/2009           $11.10            $7.91           138,663
---------------------------------------------------------------------------------------
PROFUND VP ULTRABULL
    01/01/2001 to 12/31/2001               --            $7.48                 0
    01/01/2002 to 12/31/2002            $7.48            $4.72             2,988
    01/01/2003 to 12/31/2003            $4.72            $7.13            56,257
    01/01/2004 to 12/31/2004            $7.13            $8.25           305,666
    01/01/2005 to 12/31/2005            $8.25            $8.36            82,031
    01/01/2006 to 12/31/2006            $8.36           $10.16            91,153
    01/01/2007 to 12/31/2007           $10.16           $10.11           117,940
    01/01/2008 to 12/31/2008           $10.11            $3.26           201,842
    01/01/2009 to 12/31/2009            $3.26            $4.65           187,230

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
PROFUND VP NASDAQ-100
    01/01/2001 to 12/31/2001               --            $5.77                  0
    01/01/2002 to 12/31/2002            $5.77               --                  0
    01/01/2003 to 12/31/2003               --            $5.07            257,947
    01/01/2004 to 12/31/2004            $5.07            $5.44            293,311
    01/01/2005 to 12/31/2005            $5.44            $5.38            234,957
    01/01/2006 to 12/31/2006            $5.38            $5.60            266,020
    01/01/2007 to 12/31/2007            $5.60            $6.50            383,014
    01/01/2008 to 12/31/2008            $6.50            $3.69            318,742
    01/01/2009 to 12/31/2009            $3.69            $5.55            327,797
---------------------------------------------------------------------------------------
PROFUND VP SHORT NASDAQ-100
    01/01/2002 to 12/31/2002               --           $11.03                934
    01/01/2003 to 12/31/2003           $11.03            $6.83             40,617
    01/01/2004 to 12/31/2004            $6.83            $5.99             77,280
    01/01/2005 to 12/31/2005            $5.99            $5.97             77,758
    01/01/2006 to 12/31/2006            $5.97            $5.81             53,401
    01/01/2007 to 12/31/2007            $5.81            $5.08             37,820
    01/01/2008 to 12/31/2008            $5.08            $7.43             61,822
    01/01/2009 to 12/31/2009            $7.43            $4.35             83,247
---------------------------------------------------------------------------------------
PROFUND VP ULTRANASDAQ-100
    01/01/2000 to 12/31/2000               --            $4.06              3,787
    01/01/2001 to 12/31/2001            $4.06            $1.25             58,556
    01/01/2002 to 12/31/2002            $1.25               --                  0
    01/01/2003 to 12/31/2003               --            $0.77            890,270
    01/01/2004 to 12/31/2004            $0.77            $0.87          6,405,048
    01/01/2005 to 12/31/2005            $0.87            $0.82          7,044,313
    01/01/2006 to 12/31/2006            $0.82            $0.85          6,941,343
    01/01/2007 to 12/31/2007            $0.85            $1.08          6,538,979
    01/01/2008 to 12/31/2008            $1.08            $0.29          2,231,878
    01/01/2009 to 12/31/2009            $0.29            $0.63          3,119,054
---------------------------------------------------------------------------------------
PROFUND VP MID-CAP VALUE
    01/01/2003 to 12/31/2003               --           $10.30             59,964
    01/01/2004 to 12/31/2004           $10.30           $11.80             87,968
    01/01/2005 to 12/31/2005           $11.80           $12.68             86,401
    01/01/2006 to 12/31/2006           $12.68           $14.06            216,242
    01/01/2007 to 12/31/2007           $14.06           $14.02            130,141
    01/01/2008 to 12/31/2008           $14.02            $8.82             68,810
    01/01/2009 to 12/31/2009            $8.82           $11.40             58,665
---------------------------------------------------------------------------------------
PROFUND VP MID-CAP GROWTH
    01/01/2003 to 12/31/2003               --            $9.75             24,107
    01/01/2004 to 12/31/2004            $9.75           $10.70             80,520
    01/01/2005 to 12/31/2005           $10.70           $11.75            181,173
    01/01/2006 to 12/31/2006           $11.75           $12.06             55,706
    01/01/2007 to 12/31/2007           $12.06           $13.31             89,654
    01/01/2008 to 12/31/2008           $13.31            $8.04             62,780
    01/01/2009 to 12/31/2009            $8.04           $10.99             83,374

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
PROFUND VP ULTRAMID-CAP
    01/01/2003 to 12/31/2003                   --            $9.62            34,556
    01/01/2004 to 12/31/2004                $9.62           $12.13           115,073
    01/01/2005 to 12/31/2005               $12.13           $14.12           150,869
    01/01/2006 to 12/31/2006               $14.12           $15.42           133,297
    01/01/2007 to 12/31/2007               $15.42           $16.14            93,025
    01/01/2008 to 12/31/2008               $16.14            $5.18           149,958
    01/01/2009 to 12/31/2009                $5.18            $8.49           113,659
-------------------------------------------------------------------------------------------
PROFUND VP SMALL-CAP VALUE
    01/01/2003 to 12/31/2003                   --            $9.46           105,751
    01/01/2004 to 12/31/2004                $9.46           $11.22           123,988
    01/01/2005 to 12/31/2005               $11.22           $11.52            53,564
    01/01/2006 to 12/31/2006               $11.52           $13.36           181,265
    01/01/2007 to 12/31/2007               $13.36           $12.24            56,109
    01/01/2008 to 12/31/2008               $12.24            $8.38            63,921
    01/01/2009 to 12/31/2009                $8.38            $9.96            41,964
-------------------------------------------------------------------------------------------
PROFUND VP SMALL-CAP GROWTH
    01/01/2003 to 12/31/2003                   --           $10.23            65,882
    01/01/2004 to 12/31/2004               $10.23           $12.11           237,000
    01/01/2005 to 12/31/2005               $12.11           $12.86           341,834
    01/01/2006 to 12/31/2006               $12.86           $13.79           103,542
    01/01/2007 to 12/31/2007               $13.79           $14.17            70,944
    01/01/2008 to 12/31/2008               $14.17            $9.23            89,300
    01/01/2009 to 12/31/2009                $9.23           $11.50            80,525
-------------------------------------------------------------------------------------------
PROFUND VP ULTRASMALL-CAP
    01/01/2000 to 12/31/2000                   --            $9.32             3,174
    01/01/2001 to 12/31/2001                $9.32            $8.50                 0
    01/01/2002 to 12/31/2002                $8.50            $4.82               953
    01/01/2003 to 12/31/2003                $4.82            $9.49            60,051
    01/01/2004 to 12/31/2004                $9.49           $12.28           143,175
    01/01/2005 to 12/31/2005               $12.28           $12.10            52,922
    01/01/2006 to 12/31/2006               $12.10           $15.06            56,197
    01/01/2007 to 12/31/2007               $15.06           $12.91            55,859
    01/01/2008 to 12/31/2008               $12.91            $4.31           126,179
    01/01/2009 to 12/31/2009                $4.31            $5.97           128,561
-------------------------------------------------------------------------------------------
PROFUND VP U.S. GOVERNMENT PLUS
    01/01/2002 to 12/31/2002                   --           $11.59             1,005
    01/01/2003 to 12/31/2003               $11.59           $11.15            20,058
    01/01/2004 to 12/31/2004               $11.15           $11.91            42,782
    01/01/2005 to 12/31/2005               $11.91           $12.83           119,421
    01/01/2006 to 12/31/2006               $12.83           $12.09            50,469
    01/01/2007 to 12/31/2007               $12.09           $13.15           250,069
    01/01/2008 to 12/31/2008               $13.15           $19.44           169,486
    01/01/2009 to 12/31/2009               $19.44           $12.93            80,750
-------------------------------------------------------------------------------------------
PROFUND VP RISING RATES OPPORTUNITY
    01/01/2003 to 12/31/2003                   --            $7.61            78,428
    01/01/2004 to 12/31/2004                $7.61            $6.70           266,169
    01/01/2005 to 12/31/2005                $6.70            $6.09           302,979
    01/01/2006 to 12/31/2006                $6.09            $6.63           268,688
    01/01/2007 to 12/31/2007                $6.63            $6.20           268,294
    01/01/2008 to 12/31/2008                $6.20            $3.80           202,541
    01/01/2009 to 12/31/2009                $3.80            $4.96           266,088

                                                                                Number of
                                            Accumulation     Accumulation      Accumulation
                                            Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                             Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------
ACCESS VP HIGH YIELD FUND
    05/02/2005* to 12/31/2005                  $10.00           $10.59           299,885
    01/01/2006 to 12/31/2006                   $10.59           $11.46            27,550
    01/01/2007 to 12/31/2007                   $11.46           $11.90           350,487
    01/01/2008 to 12/31/2008                   $11.90           $11.21            85,000
    01/01/2009 to 12/31/2009                   $11.21           $12.94            33,068
-----------------------------------------------------------------------------------------------
FIRST TRUST TARGET FOCUS FOUR PORTFOLIO
    01/01/2000 to 12/31/2000                       --            $7.44            32,451
    01/01/2001 to 12/31/2001                    $7.44            $4.73            31,543
    01/01/2002 to 12/31/2002                    $4.73            $2.95            23,080
    01/01/2003 to 12/31/2003                    $2.95            $3.99            22,064
    01/01/2004 to 12/31/2004                    $3.99            $4.38            33,075
    01/01/2005 to 12/31/2005                    $4.38            $4.35            14,496
    01/01/2006 to 12/31/2006                    $4.35            $4.47            19,492
    01/01/2007 to 12/31/2007                    $4.47            $4.67            73,318
    01/01/2008 to 12/31/2008                    $4.67            $2.59            70,049
    01/01/2009 to 12/31/2009                    $2.59            $3.29           131,587
-----------------------------------------------------------------------------------------------
TARGET MANAGED VIP PORTFOLIO
    01/01/2003 to 12/31/2003                       --           $13.20           476,951
    01/01/2004 to 12/31/2004                   $13.20           $14.64           695,591
    01/01/2005 to 12/31/2005                   $14.64           $15.50           732,183
    01/01/2006 to 12/31/2006                   $15.50           $17.07           751,781
    01/01/2007 to 12/31/2007                   $17.07           $18.45           676,438
    01/01/2008 to 12/31/2008                   $18.45           $10.05           229,477
    01/01/2009 to 12/31/2009                   $10.05           $11.22           142,533
-----------------------------------------------------------------------------------------------
THE DOW DART 10 PORTFOLIO
    01/01/2003 to 12/31/2003                       --           $12.05            10,069
    01/01/2004 to 12/31/2004                   $12.05           $12.35            24,245
    01/01/2005 to 12/31/2005                   $12.35           $11.81            25,001
    01/01/2006 to 12/31/2006                   $11.81           $14.64            50,230
    01/01/2007 to 12/31/2007                   $14.64           $14.55            42,707
    01/01/2008 to 12/31/2008                   $14.55           $10.27            13,353
    01/01/2009 to 12/31/2009                   $10.27           $11.56            10,232
-----------------------------------------------------------------------------------------------
THE DOW TARGET DIVIDEND PORTFOLIO
    05/02/2005* to 12/31/2005                  $10.00            $9.79           290,983
    01/01/2006 to 12/31/2006                    $9.79           $11.42           415,893
    01/01/2007 to 12/31/2007                   $11.42           $11.40           397,672
    01/01/2008 to 12/31/2008                   $11.40            $6.69           263,193
    01/01/2009 to 12/31/2009                    $6.69            $7.54           233,259
-----------------------------------------------------------------------------------------------
GLOBAL DIVIDEND TARGET 15 PORTFOLIO
    01/01/2003 to 12/31/2003                       --           $12.96             8,569
    01/01/2004 to 12/31/2004                   $12.96           $16.05            22,405
    01/01/2005 to 12/31/2005                   $16.05           $17.46            52,338
    01/01/2006 to 12/31/2006                   $17.46           $23.87           152,515
    01/01/2007 to 12/31/2007                   $23.87           $26.71           239,619
    01/01/2008 to 12/31/2008                   $26.71           $15.09           114,200
    01/01/2009 to 12/31/2009                   $15.09           $21.03           106,503

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
S&P TARGET 24 PORTFOLIO
    01/01/2003 to 12/31/2003               --           $11.89             5,532
    01/01/2004 to 12/31/2004           $11.89           $13.34            43,536
    01/01/2005 to 12/31/2005           $13.34           $13.72            46,537
    01/01/2006 to 12/31/2006           $13.72           $13.94            45,207
    01/01/2007 to 12/31/2007           $13.94           $14.35            57,244
    01/01/2008 to 12/31/2008           $14.35           $10.21            32,217
    01/01/2009 to 12/31/2009           $10.21           $11.47            38,613
---------------------------------------------------------------------------------------
NASDAQ TARGET 15 PORTFOLIO
    01/01/2004 to 12/31/2004               --           $12.54             7,266
    01/01/2005 to 12/31/2005           $12.54           $12.79            10,385
    01/01/2006 to 12/31/2006           $12.79           $13.76            15,488
    01/01/2007 to 12/31/2007           $13.76           $16.54            27,898
    01/01/2008 to 12/31/2008           $16.54            $8.02            34,032
    01/01/2009 to 12/31/2009            $8.02            $9.26            28,094
---------------------------------------------------------------------------------------
VALUE LINE TARGET 25 PORTFOLIO
    01/01/2004 to 12/31/2004               --           $16.61            33,213
    01/01/2005 to 12/31/2005           $16.61           $19.64           130,528
    01/01/2006 to 12/31/2006           $19.64           $19.95           178,140
    01/01/2007 to 12/31/2007           $19.95           $23.28           204,229
    01/01/2008 to 12/31/2008           $23.28           $10.39           181,230
    01/01/2009 to 12/31/2009           $10.39           $10.99           158,950
---------------------------------------------------------------------------------------
PROFUND VP LARGE-CAP GROWTH
    01/01/2005 to 12/31/2005           $10.38           $10.35            98,334
    01/01/2006 to 12/31/2006           $10.35           $11.14            87,853
    01/01/2007 to 12/31/2007           $11.14           $11.77           111,093
    01/01/2008 to 12/31/2008           $11.77            $7.49           123,085
    01/01/2009 to 12/31/2009            $7.49            $9.60           134,716
---------------------------------------------------------------------------------------
PROFUND VP LARGE-CAP VALUE
    01/01/2004 to 12/31/2004               --           $10.37             3,839
    01/01/2005 to 12/31/2005           $10.37           $10.55           131,174
    01/01/2006 to 12/31/2006           $10.55           $12.37           296,094
    01/01/2007 to 12/31/2007           $12.37           $12.23           172,527
    01/01/2008 to 12/31/2008           $12.23            $7.19           138,391
    01/01/2009 to 12/31/2009            $7.19            $8.48            83,232
---------------------------------------------------------------------------------------
PROFUND VP SHORT MID-CAP
    01/01/2004 to 12/31/2004               --            $9.70               571
    01/01/2005 to 12/31/2005            $9.70            $8.67               975
    01/01/2006 to 12/31/2006            $8.67            $8.26             4,948
    01/01/2007 to 12/31/2007            $8.26            $7.92            17,295
    01/01/2008 to 12/31/2008            $7.92           $10.31            19,300
    01/01/2009 to 12/31/2009           $10.31            $6.58            57,877
---------------------------------------------------------------------------------------
PROFUND VP SHORT SMALL-CAP
    01/01/2004 to 12/31/2004               --            $9.55             7,859
    01/01/2005 to 12/31/2005            $9.55            $9.15            11,578
    01/01/2006 to 12/31/2006            $9.15            $7.97             6,984
    01/01/2007 to 12/31/2007            $7.97            $8.23            35,184
    01/01/2008 to 12/31/2008            $8.23           $10.08            25,904
    01/01/2009 to 12/31/2009           $10.08            $6.73            32,810

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
PRUDENTIAL SP INTERNATIONAL GROWTH PORTFOLIO
    01/01/2004 to 12/31/2004                                     --           $10.53              18,568
    01/01/2005 to 12/31/2005                                 $10.53           $12.10              32,119
    01/01/2006 to 12/31/2006                                 $12.10           $14.47             100,114
    01/01/2007 to 12/31/2007                                 $14.47           $17.08             109,207
    01/01/2008 to 12/31/2008                                 $17.08            $8.38              53,085
    01/01/2009 to 12/31/2009                                  $8.38           $11.35              39,038
-------------------------------------------------------------------------------------------------------------
AST AGGRESSIVE ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                                $10.00           $10.00             171,403
    01/01/2006 to 12/31/2006                                 $10.00           $11.42           1,094,157
    01/01/2007 to 12/31/2007                                 $11.42           $12.36           1,458,079
    01/01/2008 to 12/31/2008                                 $12.36            $7.04           1,329,693
    01/01/2009 to 12/31/2009                                  $7.04            $8.93           2,519,429
-------------------------------------------------------------------------------------------------------------
AST CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                                $10.00           $10.01             403,183
    01/01/2006 to 12/31/2006                                 $10.01           $11.24           4,226,992
    01/01/2007 to 12/31/2007                                 $11.24           $12.18           5,738,690
    01/01/2008 to 12/31/2008                                 $12.18            $7.82           6,696,087
    01/01/2009 to 12/31/2009                                  $7.82            $9.68          31,792,069
-------------------------------------------------------------------------------------------------------------
AST ACADEMIC STRATEGIES ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                                $10.00           $10.02             405,782
    01/01/2006 to 12/31/2006                                 $10.02           $11.06           3,716,970
    01/01/2007 to 12/31/2007                                 $11.06           $11.93           5,006,440
    01/01/2008 to 12/31/2008                                 $11.93            $8.03           6,104,215
    01/01/2009 to 12/31/2009                                  $8.03            $9.86          26,917,264
-------------------------------------------------------------------------------------------------------------
AST BALANCED ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                                $10.00           $10.03              53,897
    01/01/2006 to 12/31/2006                                 $10.03           $10.95           1,008,771
    01/01/2007 to 12/31/2007                                 $10.95           $11.79           1,635,321
    01/01/2008 to 12/31/2008                                 $11.79            $8.30           3,896,032
    01/01/2009 to 12/31/2009                                  $8.30           $10.11          26,515,475
-------------------------------------------------------------------------------------------------------------
AST PRESERVATION ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                                $10.00           $10.04             215,280
    01/01/2006 to 12/31/2006                                 $10.04           $10.70             443,968
    01/01/2007 to 12/31/2007                                 $10.70           $11.49             649,597
    01/01/2008 to 12/31/2008                                 $11.49            $9.14           3,492,156
    01/01/2009 to 12/31/2009                                  $9.14           $10.83          16,345,435
-------------------------------------------------------------------------------------------------------------
AST ADVANCED STRATEGIES PORTFOLIO
    03/20/2006* to 12/31/2006                                $10.00           $10.69             795,953
    01/01/2007 to 12/31/2007                                 $10.69           $11.56           1,509,134
    01/01/2008 to 12/31/2008                                 $11.56            $8.02           2,921,992
    01/01/2009 to 12/31/2009                                  $8.02            $9.99          11,833,477
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST BALANCED TARGET PORTFOLIO
    03/20/2006* to 12/31/2006                                $10.00           $10.61             563,523
    01/01/2007 to 12/31/2007                                 $10.61           $11.38           1,273,685
    01/01/2008 to 12/31/2008                                 $11.38            $7.36           2,512,483
    01/01/2009 to 12/31/2009                                  $7.36            $9.00          13,285,906
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST CAPITAL APPRECIATION TARGET PORTFOLIO
    03/20/2006* to 12/31/2006                                $10.00           $10.52             510,953
    01/01/2007 to 12/31/2007                                 $10.52           $11.57           1,352,476
    01/01/2008 to 12/31/2008                                 $11.57            $6.77           2,352,959
    01/01/2009 to 12/31/2009                                  $6.77            $8.43          21,782,141

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST CLS GROWTH ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $11.51              31,450
    01/01/2008 to 12/31/2008                                 $11.51            $7.37             468,660
    01/01/2009 to 12/31/2009                                  $7.37            $9.23           7,963,536
-------------------------------------------------------------------------------------------------------------
AST CLS MODERATE ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $10.04                   0
    01/01/2008 to 12/31/2008                                 $10.04            $7.19           1,187,445
    01/01/2009 to 12/31/2009                                  $7.19            $8.76          11,457,091
-------------------------------------------------------------------------------------------------------------
AST HORIZON GROWTH ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $10.19                   0
    01/01/2008 to 12/31/2008                                 $10.19            $6.98             399,983
    01/01/2009 to 12/31/2009                                  $6.98            $8.73           7,461,975
-------------------------------------------------------------------------------------------------------------
AST HORIZON MODERATE ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $10.17                   0
    01/01/2008 to 12/31/2008                                 $10.17            $7.62             580,121
    01/01/2009 to 12/31/2009                                  $7.62            $9.28          10,277,818
-------------------------------------------------------------------------------------------------------------
AST NIEMANN CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $10.00               7,406
    01/01/2008 to 12/31/2008                                 $10.00            $7.19             357,647
    01/01/2009 to 12/31/2009                                  $7.19            $8.61           4,494,394
-------------------------------------------------------------------------------------------------------------
AST WESTERN ASSET CORE PLUS BOND PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00            $9.98              48,832
    01/01/2008 to 12/31/2008                                  $9.98            $9.35             677,200
    01/01/2009 to 12/31/2009                                  $9.35           $10.30           2,726,911
-------------------------------------------------------------------------------------------------------------
AST GLOBAL REAL ESTATE PORTFOLIO
    07/21/2008* to 12/31/2008                                $10.18            $6.12              18,489
    01/01/2009 to 12/31/2009                                  $6.12            $8.17             392,443
-------------------------------------------------------------------------------------------------------------
AST PARAMETRIC EMERGING MARKETS EQUITY PORTFOLIO
    07/21/2008* to 12/31/2008                                $10.10            $5.58              25,631
    01/01/2009 to 12/31/2009                                  $5.58            $9.18           1,699,847
-------------------------------------------------------------------------------------------------------------
AST FOCUS FOUR PLUS PORTFOLIO
    07/21/2008* to 12/31/2008                                $10.00            $7.49             330,061
    01/01/2009 to 11/13/2009                                  $7.49            $8.40                   0
-------------------------------------------------------------------------------------------------------------
FRANKLIN TEMPLETON VIP FOUNDING FUNDS ALLOCATION FUND
    05/01/2008* to 12/31/2008                                $10.08            $6.66           1,369,089
    01/01/2009 to 12/31/2009                                  $6.66            $8.56          16,250,197
-------------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS SMALL-CAP VALUE PORTFOLIO
    05/01/2009* to 12/31/2009                                $16.24           $20.94             421,295
-------------------------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP VALUE PORTFOLIO
    11/16/2009* to 12/31/2009                                $10.15           $10.31              12,617
-------------------------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP GROWTH PORTFOLIO
    11/16/2009* to 12/31/2009                                $10.08           $10.30               8,995

 *  Denotes the start date of these sub-accounts

                                    ASAP III
                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                   PROSPECTUS

  ACCUMULATION UNIT VALUES: WITH HD GRO 60 BPS AND COMBO 5%/HAV 80 BPS OR GRO
                PLUS 2008 60 BPS AND COMBO 5%/HAV 80 BPS (2.65%)

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH & INCOME PORTFOLIO
    05/01/2009 to 12/31/2009                                 $6.64            $7.97             6,997
------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE LARGE-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $8.57           $11.25            13,227
------------------------------------------------------------------------------------------------------------
AST AMERICAN CENTURY INCOME & GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $6.70            $8.26            53,149
------------------------------------------------------------------------------------------------------------
AST SCHRODERS MULTI ASSET WORLD STRATEGIES PORTFOLIO
    05/01/2009 to 12/31/2009                                 $7.98            $9.76           101,532
------------------------------------------------------------------------------------------------------------
AST MONEY MARKET PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.32           $10.14           186,292
------------------------------------------------------------------------------------------------------------
AST COHEN & STEERS REALTY PORTFOLIO
    05/01/2009 to 12/31/2009                                 $6.68           $10.04            39,209
------------------------------------------------------------------------------------------------------------
AST UBS DYNAMIC ALPHA PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.35           $10.77            81,132
------------------------------------------------------------------------------------------------------------
AST DEAM LARGE-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $6.93            $8.71            23,375
------------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN SMALL-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $6.84            $8.27             9,909
------------------------------------------------------------------------------------------------------------
AST HIGH YIELD PORTFOLIO
    05/01/2009 to 12/31/2009                                 $8.05           $10.02            34,468
------------------------------------------------------------------------------------------------------------
AST FEDERATED AGGRESSIVE GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $7.01            $9.09            19,394
------------------------------------------------------------------------------------------------------------
AST MID-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $7.05            $9.30             8,401
------------------------------------------------------------------------------------------------------------
AST SMALL-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $7.42            $9.59            57,584
------------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS CONCENTRATED GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $8.42           $10.72            11,362
------------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $8.32           $11.11            17,908
------------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS SMALL-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $7.62            $9.73             7,376
------------------------------------------------------------------------------------------------------------
AST LARGE-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $5.99            $7.55            12,659
------------------------------------------------------------------------------------------------------------
AST LORD ABBETT BOND-DEBENTURE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $8.89           $10.66            27,186
------------------------------------------------------------------------------------------------------------
AST MARSICO CAPITAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $6.91            $8.75            37,494
------------------------------------------------------------------------------------------------------------
AST MFS GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $7.93            $9.58             7,736
------------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $8.41           $10.38             8,686
------------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN / LSV MID-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $6.67            $8.99            13,800

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST SMALL-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                  $7.46            $9.76             4,989
-------------------------------------------------------------------------------------------------------------
AST PIMCO LIMITED MATURITY BOND PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.59           $11.07            27,342
-------------------------------------------------------------------------------------------------------------
AST PIMCO TOTAL RETURN BOND PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.49           $11.57           100,899
-------------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN CORE VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                  $6.07            $7.73            14,808
-------------------------------------------------------------------------------------------------------------
AST QMA US EQUITY ALPHA PORTFOLIO
    05/01/2009 to 12/31/2009                                  $6.28            $7.95               440
-------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE NATURAL RESOURCES PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.56           $12.71            61,248
-------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                  $8.41           $10.14           110,706
-------------------------------------------------------------------------------------------------------------
AST INTERNATIONAL VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                  $8.11           $10.46            44,606
-------------------------------------------------------------------------------------------------------------
AST MFS GLOBAL EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                                  $8.33           $11.01             6,858
-------------------------------------------------------------------------------------------------------------
AST JPMORGAN INTERNATIONAL EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                                  $7.60           $10.15             9,545
-------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE GLOBAL BOND PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.71           $10.73            31,524
-------------------------------------------------------------------------------------------------------------
AST INTERNATIONAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                  $7.48            $9.75            27,547
-------------------------------------------------------------------------------------------------------------
AST AGGRESSIVE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                  $6.67            $8.42            36,911
-------------------------------------------------------------------------------------------------------------
AST CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                  $7.48            $9.13           708,219
-------------------------------------------------------------------------------------------------------------
AST ACADEMIC STRATEGIES ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                  $7.66            $9.30           159,301
-------------------------------------------------------------------------------------------------------------
AST BALANCED ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                  $7.97            $9.54           676,115
-------------------------------------------------------------------------------------------------------------
AST PRESERVATION ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                  $8.86           $10.22           159,770
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST BALANCED TARGET PORTFOLIO
    05/01/2009 to 12/31/2009                                  $6.97            $8.53           137,785
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST CAPITAL APPRECIATION TARGET PORTFOLIO
    05/01/2009 to 12/31/2009                                  $6.58            $7.98           350,219
-------------------------------------------------------------------------------------------------------------
AST ADVANCED STRATEGIES PORTFOLIO
    05/01/2009 to 12/31/2009                                  $7.68            $9.46           108,658
-------------------------------------------------------------------------------------------------------------
AST CLS GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                  $7.32            $8.95            77,197
-------------------------------------------------------------------------------------------------------------
AST CLS MODERATE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                  $7.17            $8.49           138,328
-------------------------------------------------------------------------------------------------------------
AST HORIZON GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                  $6.97            $8.47           147,100
-------------------------------------------------------------------------------------------------------------
AST HORIZON MODERATE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                  $7.64            $9.00            91,733
-------------------------------------------------------------------------------------------------------------
AST NIEMANN CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                  $7.02            $8.35            30,995
-------------------------------------------------------------------------------------------------------------
AST WESTERN ASSET CORE PLUS BOND PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.32            $9.99            50,536

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2015
    05/01/2009 to 12/31/2009                                  $9.96            $9.95                 0
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2018
    05/01/2009 to 12/31/2009                                  $9.92            $9.64                 0
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2019
    05/01/2009 to 12/31/2009                                  $9.91            $9.54                 0
-------------------------------------------------------------------------------------------------------------
AST GLOBAL REAL ESTATE PORTFOLIO
    05/01/2009 to 12/31/2009                                  $5.68            $8.00            45,530
-------------------------------------------------------------------------------------------------------------
AST PARAMETRIC EMERGING MARKETS EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                                  $6.14            $8.99            15,797
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2016
    05/01/2009 to 12/31/2009                                  $9.94            $9.57             5,603
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2020
    05/01/2009 to 12/31/2009                                  $9.88            $9.21                 0
-------------------------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP VALUE PORTFOLIO
    11/16/2009* to 12/31/2009                                $10.14           $10.29                 0
-------------------------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP GROWTH PORTFOLIO
    11/16/2009* to 12/31/2009                                $10.08           $10.28                 0
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA GROWTH FUND
    05/01/2009 to 12/31/2009                                  $8.26           $10.35                 0
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA INTERNATIONAL EQUITY FUND
    05/01/2009 to 12/31/2009                                  $7.46            $9.41             2,694
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA OMEGA FUND
    05/01/2009 to 12/31/2009                                  $9.09           $11.76             1,366
-------------------------------------------------------------------------------------------------------------
FRANKLIN TEMPLETON VIP FOUNDING FUNDS ALLOCATION FUND
    05/01/2009 to 12/31/2009                                  $6.59            $8.35           206,785
-------------------------------------------------------------------------------------------------------------
PRUDENTIAL SP INTERNATIONAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                  $7.54            $9.93                35
-------------------------------------------------------------------------------------------------------------
GARTMORE NVIT DEVELOPING MARKETS FUND
    05/01/2009 to 12/31/2009                                  $9.93           $14.18            40,036
-------------------------------------------------------------------------------------------------------------
THE DOW DART 10 PORTFOLIO
    05/01/2009 to 12/31/2009                                  $6.76            $8.84               923
-------------------------------------------------------------------------------------------------------------
FIRST TRUST TARGET FOCUS FOUR PORTFOLIO
    05/01/2009 to 12/31/2009                                  $5.33            $6.98               214
-------------------------------------------------------------------------------------------------------------
GLOBAL DIVIDEND TARGET 15 PORTFOLIO
    05/01/2009 to 12/31/2009                                  $8.61           $12.35             9,823
-------------------------------------------------------------------------------------------------------------
NASDAQ TARGET 15 PORTFOLIO
    05/01/2009 to 12/31/2009                                  $6.36            $7.37                 0
-------------------------------------------------------------------------------------------------------------
S&P TARGET 24 PORTFOLIO
    05/01/2009 to 12/31/2009                                  $6.93            $8.30             2,264
-------------------------------------------------------------------------------------------------------------
TARGET MANAGED VIP PORTFOLIO
    05/01/2009 to 12/31/2009                                  $5.83            $7.15             1,112
-------------------------------------------------------------------------------------------------------------
VALUE LINE TARGET 25 PORTFOLIO
    05/01/2009 to 12/31/2009                                  $5.41            $5.89                 0
-------------------------------------------------------------------------------------------------------------
THE DOW TARGET DIVIDEND PORTFOLIO
    05/01/2009 to 12/31/2009                                  $5.19            $7.06             2,234
-------------------------------------------------------------------------------------------------------------
PROFUND VP ASIA 30
    05/01/2009 to 12/31/2009                                 $11.40           $15.60                 0
-------------------------------------------------------------------------------------------------------------
PROFUND VP BANKS
    05/01/2009 to 12/31/2009                                  $3.04            $3.88                 0

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
PROFUND VP BEAR
    05/01/2009 to 12/31/2009               $10.99            $8.07                 0
-------------------------------------------------------------------------------------------
PROFUND VP BIOTECHNOLOGY
    05/01/2009 to 12/31/2009               $10.90           $12.16                 0
-------------------------------------------------------------------------------------------
PROFUND VP BASIC MATERIALS
    05/01/2009 to 12/31/2009                $7.24           $10.16            12,634
-------------------------------------------------------------------------------------------
PROFUND VP ULTRABULL
    05/01/2009 to 12/31/2009                $3.45            $5.40                 0
-------------------------------------------------------------------------------------------
PROFUND VP BULL
    05/01/2009 to 12/31/2009                $6.62            $8.31             1,719
-------------------------------------------------------------------------------------------
PROFUND VP CONSUMER SERVICES
    05/01/2009 to 12/31/2009                $6.52            $8.03             5,204
-------------------------------------------------------------------------------------------
PROFUND VP CONSUMER GOODS PORTFOLIO
    05/01/2009 to 12/31/2009                $7.58            $9.46                 0
-------------------------------------------------------------------------------------------
PROFUND VP OIL & GAS
    05/01/2009 to 12/31/2009                $9.92           $11.45             6,547
-------------------------------------------------------------------------------------------
PROFUND VP EUROPE 30
    05/01/2009 to 12/31/2009                $6.99            $9.36                 0
-------------------------------------------------------------------------------------------
PROFUND VP FINANCIALS
    05/01/2009 to 12/31/2009                $3.92            $5.12             3,519
-------------------------------------------------------------------------------------------
PROFUND VP U.S. GOVERNMENT PLUS
    05/01/2009 to 12/31/2009               $11.23           $10.07               298
-------------------------------------------------------------------------------------------
PROFUND VP HEALTH CARE
    05/01/2009 to 12/31/2009                $7.49            $9.57               705
-------------------------------------------------------------------------------------------
ACCESS VP HIGH YIELD FUND
    05/01/2009 to 12/31/2009                $9.85           $12.11                 0
-------------------------------------------------------------------------------------------
PROFUND VP INDUSTRIALS
    05/01/2009 to 12/31/2009                $6.63            $8.35                 0
-------------------------------------------------------------------------------------------
PROFUND VP INTERNET
    05/01/2009 to 12/31/2009                $9.25           $12.51                 0
-------------------------------------------------------------------------------------------
PROFUND VP JAPAN
    05/01/2009 to 12/31/2009                $7.08            $7.84                 0
-------------------------------------------------------------------------------------------
PROFUND VP PRECIOUS METALS
    05/01/2009 to 12/31/2009                $9.78           $13.31                 0
-------------------------------------------------------------------------------------------
PROFUND VP MID-CAP GROWTH
    05/01/2009 to 12/31/2009                $7.55            $9.53                 0
-------------------------------------------------------------------------------------------
PROFUND VP MID-CAP VALUE
    05/01/2009 to 12/31/2009                $7.04            $9.02                 0
-------------------------------------------------------------------------------------------
PROFUND VP PHARMACEUTICALS
    05/01/2009 to 12/31/2009                $7.06            $9.18               116
-------------------------------------------------------------------------------------------
PROFUND VP REAL ESTATE
    05/01/2009 to 12/31/2009                $5.54            $8.05             1,440
-------------------------------------------------------------------------------------------
PROFUND VP RISING RATES OPPORTUNITY
    05/01/2009 to 12/31/2009                $6.95            $7.00             1,983
-------------------------------------------------------------------------------------------
PROFUND VP NASDAQ-100
    05/01/2009 to 12/31/2009                $7.93           $10.31                 0
-------------------------------------------------------------------------------------------
PROFUND VP SEMICONDUCTOR
    05/01/2009 to 12/31/2009                $5.78            $7.86                 0
-------------------------------------------------------------------------------------------
PROFUND VP SMALL-CAP GROWTH
    05/01/2009 to 12/31/2009                $7.09            $8.88                 0
-------------------------------------------------------------------------------------------
PROFUND VP SHORT MID-CAP
    05/01/2009 to 12/31/2009                $9.03            $6.42                 0

                                                                               Number of
                                           Accumulation     Accumulation      Accumulation
                                           Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                            Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------
PROFUND VP SHORT NASDAQ-100
    05/01/2009 to 12/31/2009                   $8.92            $6.32                0
----------------------------------------------------------------------------------------------
PROFUND VP SHORT SMALL-CAP
    05/01/2009 to 12/31/2009                   $8.87            $6.39                0
----------------------------------------------------------------------------------------------
PROFUND VP SMALL-CAP VALUE
    05/01/2009 to 12/31/2009                   $6.80            $8.43              625
----------------------------------------------------------------------------------------------
PROFUND VP TECHNOLOGY
    05/01/2009 to 12/31/2009                   $7.85           $10.54                0
----------------------------------------------------------------------------------------------
PROFUND VP TELECOMMUNICATIONS
    05/01/2009 to 12/31/2009                   $8.31            $8.98                0
----------------------------------------------------------------------------------------------
PROFUND VP ULTRAMID-CAP
    05/01/2009 to 12/31/2009                   $4.03            $6.48                0
----------------------------------------------------------------------------------------------
PROFUND VP ULTRANASDAQ-100
    05/01/2009 to 12/31/2009                   $4.71            $8.01                0
----------------------------------------------------------------------------------------------
PROFUND VP ULTRASMALL-CAP
    05/01/2009 to 12/31/2009                   $3.17            $4.98                0
----------------------------------------------------------------------------------------------
PROFUND VP UTILITIES
    05/01/2009 to 12/31/2009                   $8.48           $10.12                0
----------------------------------------------------------------------------------------------
PROFUND VP LARGE-CAP GROWTH
    05/01/2009 to 12/31/2009                   $7.02            $8.78                0
----------------------------------------------------------------------------------------------
PROFUND VP LARGE-CAP VALUE
    05/01/2009 to 12/31/2009                   $6.16            $7.76                0
----------------------------------------------------------------------------------------------
AIM V.I. DYNAMICS FUND
    05/01/2009 to 12/31/2009                   $7.18            $9.37              964
----------------------------------------------------------------------------------------------
AIM V.I. FINANCIAL SERVICES FUND
    05/01/2009 to 12/31/2009                   $3.21            $4.48            1,270
----------------------------------------------------------------------------------------------
AIM V.I. GLOBAL HEALTH CARE
    05/01/2009 to 12/31/2009                   $8.36           $10.67            1,728
----------------------------------------------------------------------------------------------
AIM V.I. TECHNOLOGY FUND
    05/01/2009 to 12/31/2009                   $7.51            $9.92                0
----------------------------------------------------------------------------------------------
WELLS FARGO ADVANTAGE VT EQUITY INCOME
    05/01/2009 to 12/31/2009                   $6.78            $8.22            1,309

 *  Denotes the start date of these sub-accounts

                                    APEX II
                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                   PROSPECTUS

          ACCUMULATION UNIT VALUES: WITH NO OPTIONAL BENEFITS (1.65%)

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST JPMORGAN INTERNATIONAL EQUITY PORTFOLIO
    01/01/2002 to 12/31/2002                           --            $8.56          2,569,506
    01/01/2003 to 12/31/2003                        $8.56           $11.00          2,415,394
    01/01/2004 to 12/31/2004                       $11.00           $12.67          3,227,381
    01/01/2005 to 12/31/2005                       $12.67           $13.84          5,621,834
    01/01/2006 to 12/31/2006                       $13.84           $16.71          4,715,269
    01/01/2007 to 12/31/2007                       $16.71           $17.98          4,504,935
    01/01/2008 to 12/31/2008                       $17.98           $10.37          2,459,224
    01/01/2009 to 12/31/2009                       $10.37           $13.86          5,086,873

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST INTERNATIONAL GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $9.72             835,523
    01/01/2003 to 12/31/2003                            $9.72           $13.39           5,547,558
    01/01/2004 to 12/31/2004                           $13.39           $15.30          11,265,469
    01/01/2005 to 12/31/2005                           $15.30           $17.54          12,141,521
    01/01/2006 to 12/31/2006                           $17.54           $20.87           9,628,446
    01/01/2007 to 12/31/2007                           $20.87           $24.43           8,347,423
    01/01/2008 to 12/31/2008                           $24.43           $11.96           6,129,240
    01/01/2009 to 12/31/2009                           $11.96           $15.91           6,854,079
-------------------------------------------------------------------------------------------------------
AST INTERNATIONAL VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.19             269,995
    01/01/2003 to 12/31/2003                            $8.19           $10.79           1,201,268
    01/01/2004 to 12/31/2004                           $10.79           $12.84           1,897,469
    01/01/2005 to 12/31/2005                           $12.84           $14.36           2,013,543
    01/01/2006 to 12/31/2006                           $14.36           $18.00           3,305,654
    01/01/2007 to 12/31/2007                           $18.00           $20.85           4,044,519
    01/01/2008 to 12/31/2008                           $20.85           $11.48           2,393,870
    01/01/2009 to 12/31/2009                           $11.48           $14.74           3,492,926
-------------------------------------------------------------------------------------------------------
AST MFS GLOBAL EQUITY PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $9.04             969,509
    01/01/2003 to 12/31/2003                            $9.04           $11.30           1,393,001
    01/01/2004 to 12/31/2004                           $11.30           $13.16           2,276,801
    01/01/2005 to 12/31/2005                           $13.16           $13.92           1,907,777
    01/01/2006 to 12/31/2006                           $13.92           $17.02           2,905,252
    01/01/2007 to 12/31/2007                           $17.02           $18.31           2,119,181
    01/01/2008 to 12/31/2008                           $18.31           $11.88           1,412,847
    01/01/2009 to 12/31/2009                           $11.88           $15.37           2,567,781
-------------------------------------------------------------------------------------------------------
AST SMALL-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $6.92           1,970,250
    01/01/2003 to 12/31/2003                            $6.92            $9.89           3,292,593
    01/01/2004 to 12/31/2004                            $9.89            $9.05           2,242,129
    01/01/2005 to 12/31/2005                            $9.05            $9.04           2,134,731
    01/01/2006 to 12/31/2006                            $9.04           $10.01           1,867,490
    01/01/2007 to 12/31/2007                           $10.01           $10.55           1,740,242
    01/01/2008 to 12/31/2008                           $10.55            $6.74           1,375,635
    01/01/2009 to 12/31/2009                            $6.74            $8.88           2,524,147
-------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN SMALL-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.67             639,695
    01/01/2003 to 12/31/2003                            $7.67           $11.13           1,682,193
    01/01/2004 to 12/31/2004                           $11.13           $11.98           1,618,719
    01/01/2005 to 12/31/2005                           $11.98           $11.83           1,385,431
    01/01/2006 to 12/31/2006                           $11.83           $12.53           1,174,654
    01/01/2007 to 12/31/2007                           $12.53           $14.63           1,215,825
    01/01/2008 to 12/31/2008                           $14.63            $8.27             768,282
    01/01/2009 to 12/31/2009                            $8.27            $9.97           1,585,215
-------------------------------------------------------------------------------------------------------
AST FEDERATED AGGRESSIVE GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.64           1,255,415
    01/01/2003 to 12/31/2003                            $7.64           $12.74           3,085,373
    01/01/2004 to 12/31/2004                           $12.74           $15.42           4,808,453
    01/01/2005 to 12/31/2005                           $15.42           $16.60           5,464,855
    01/01/2006 to 12/31/2006                           $16.60           $18.43           4,641,175
    01/01/2007 to 12/31/2007                           $18.43           $20.16           4,026,646
    01/01/2008 to 12/31/2008                           $20.16           $11.08           2,977,983
    01/01/2009 to 12/31/2009                           $11.08           $14.46           3,702,808

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS SMALL-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $9.26           1,492,775
    01/01/2003 to 12/31/2003                             $9.26           $12.85           1,504,296
    01/01/2004 to 12/31/2004                            $12.85           $15.19           1,541,896
    01/01/2005 to 12/31/2005                            $15.19           $15.68           1,243,642
    01/01/2006 to 12/31/2006                            $15.68           $18.08           1,000,596
    01/01/2007 to 12/31/2007                            $18.08           $16.87             758,170
    01/01/2008 to 12/31/2008                            $16.87           $12.17             667,006
    01/01/2009 to 12/31/2009                            $12.17           $15.19           2,182,014
--------------------------------------------------------------------------------------------------------
AST SMALL-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $9.30           6,141,523
    01/01/2003 to 12/31/2003                             $9.30           $12.42          10,183,346
    01/01/2004 to 12/31/2004                            $12.42           $14.22          10,785,030
    01/01/2005 to 12/31/2005                            $14.22           $14.91          11,285,282
    01/01/2006 to 12/31/2006                            $14.91           $17.61           9,098,178
    01/01/2007 to 12/31/2007                            $17.61           $16.34           8,130,632
    01/01/2008 to 12/31/2008                            $16.34           $11.30           6,242,966
    01/01/2009 to 12/31/2009                            $11.30           $14.11           6,242,625
--------------------------------------------------------------------------------------------------------
AST DEAM SMALL-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $7.66             423,387
    01/01/2003 to 12/31/2003                             $7.66           $10.81           1,134,865
    01/01/2004 to 12/31/2004                            $10.81           $12.99           2,143,020
    01/01/2005 to 12/31/2005                            $12.99           $12.92           2,106,236
    01/01/2006 to 12/31/2006                            $12.92           $15.25           1,874,276
    01/01/2007 to 12/31/2007                            $15.25           $12.33           1,578,237
    01/01/2008 to 07/18/2008                            $12.33           $11.30                   0
--------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $7.97           1,273,118
    01/01/2003 to 12/31/2003                             $7.97           $10.31           3,027,057
    01/01/2004 to 12/31/2004                            $10.31           $11.80           4,375,813
    01/01/2005 to 12/31/2005                            $11.80           $12.16           5,391,424
    01/01/2006 to 12/31/2006                            $12.16           $12.71           4,189,111
    01/01/2007 to 12/31/2007                            $12.71           $14.92           3,918,725
    01/01/2008 to 12/31/2008                            $14.92            $8.69           2,808,881
    01/01/2009 to 12/31/2009                             $8.69           $13.42           5,868,356
--------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $7.41           2,175,250
    01/01/2003 to 12/31/2003                             $7.41            $9.51           3,415,318
    01/01/2004 to 12/31/2004                             $9.51           $10.86           4,715,301
    01/01/2005 to 12/31/2005                            $10.86           $12.12           5,728,444
    01/01/2006 to 12/31/2006                            $12.12           $13.59           5,378,198
    01/01/2007 to 12/31/2007                            $13.59           $16.34           6,560,811
    01/01/2008 to 12/31/2008                            $16.34            $9.13           3,042,143
    01/01/2009 to 12/31/2009                             $9.13           $11.65           4,022,837
--------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN/LSV MID-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $8.96           5,118,558
    01/01/2003 to 12/31/2003                             $8.96           $12.01           8,530,129
    01/01/2004 to 12/31/2004                            $12.01           $14.51          11,461,684
    01/01/2005 to 12/31/2005                            $14.51           $15.99          12,260,006
    01/01/2006 to 12/31/2006                            $15.99           $17.42           9,574,218
    01/01/2007 to 12/31/2007                            $17.42           $17.67           8,191,847
    01/01/2008 to 12/31/2008                            $17.67           $10.03           5,184,438
    01/01/2009 to 12/31/2009                            $10.03           $13.88           5,689,131

                                                                                      Number of
                                                  Accumulation     Accumulation      Accumulation
                                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                   Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------
AST ALGER ALL-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                             --            $6.80             658,419
    01/01/2003 to 12/31/2003                          $6.80            $9.07           2,002,166
    01/01/2004 to 12/31/2004                          $9.07            $9.67           1,798,457
    01/01/2005 to 12/02/2005                          $9.67           $11.10                   0
-----------------------------------------------------------------------------------------------------
AST MID-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                             --            $8.17           1,200,225
    01/01/2003 to 12/31/2003                          $8.17           $10.91           2,513,413
    01/01/2004 to 12/31/2004                         $10.91           $12.38           2,587,064
    01/01/2005 to 12/31/2005                         $12.38           $12.83           1,988,251
    01/01/2006 to 12/31/2006                         $12.83           $14.42           1,907,063
    01/01/2007 to 12/31/2007                         $14.42           $14.57           1,540,522
    01/01/2008 to 12/31/2008                         $14.57            $8.87           1,381,269
    01/01/2009 to 12/31/2009                          $8.87           $12.11           2,137,413
-----------------------------------------------------------------------------------------------------
AST T. ROWE PRICE NATURAL RESOURCES PORTFOLIO
    01/01/2002 to 12/31/2002                             --            $9.59             724,670
    01/01/2003 to 12/31/2003                          $9.59           $12.59           2,011,627
    01/01/2004 to 12/31/2004                         $12.59           $16.25           2,040,188
    01/01/2005 to 12/31/2005                         $16.25           $21.00           3,677,613
    01/01/2006 to 12/31/2006                         $21.00           $23.93           2,942,718
    01/01/2007 to 12/31/2007                         $23.93           $33.07           3,950,105
    01/01/2008 to 12/31/2008                         $33.07           $16.27           2,088,027
    01/01/2009 to 12/31/2009                         $16.27           $23.89           4,621,252
-----------------------------------------------------------------------------------------------------
AST T. ROWE PRICE LARGE-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                             --            $7.46           1,869,353
    01/01/2003 to 12/31/2003                          $7.46            $9.08           2,098,873
    01/01/2004 to 12/31/2004                          $9.08            $9.44           2,378,881
    01/01/2005 to 12/31/2005                          $9.44           $10.81           3,925,742
    01/01/2006 to 12/31/2006                         $10.81           $11.23           4,132,529
    01/01/2007 to 12/31/2007                         $11.23           $11.96           5,137,246
    01/01/2008 to 12/31/2008                         $11.96            $6.99           4,437,756
    01/01/2009 to 12/31/2009                          $6.99           $10.54          10,159,519
-----------------------------------------------------------------------------------------------------
AST MFS GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                             --            $7.58           2,930,432
    01/01/2003 to 12/31/2003                          $7.58            $9.16           4,784,269
    01/01/2004 to 12/31/2004                          $9.16            $9.97           4,529,834
    01/01/2005 to 12/31/2005                          $9.97           $10.43           5,915,443
    01/01/2006 to 12/31/2006                         $10.43           $11.25           4,572,301
    01/01/2007 to 12/31/2007                         $11.25           $12.73           3,902,210
    01/01/2008 to 12/31/2008                         $12.73            $7.98           3,159,245
    01/01/2009 to 12/31/2009                          $7.98            $9.75           4,944,538
-----------------------------------------------------------------------------------------------------
AST MARSICO CAPITAL GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                             --            $8.32          10,144,317
    01/01/2003 to 12/31/2003                          $8.32           $10.78          20,138,164
    01/01/2004 to 12/31/2004                         $10.78           $12.26          28,117,310
    01/01/2005 to 12/31/2005                         $12.26           $12.88          32,140,125
    01/01/2006 to 12/31/2006                         $12.88           $13.59          26,497,526
    01/01/2007 to 12/31/2007                         $13.59           $15.36          23,963,028
    01/01/2008 to 12/31/2008                         $15.36            $8.51          16,673,165
    01/01/2009 to 12/31/2009                          $8.51           $10.86          17,250,307

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS CONCENTRATED GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.67          1,349,939
    01/01/2003 to 12/31/2003                            $7.67            $9.45          2,053,023
    01/01/2004 to 12/31/2004                            $9.45            $9.64          2,785,100
    01/01/2005 to 12/31/2005                            $9.64            $9.80          2,531,901
    01/01/2006 to 12/31/2006                            $9.80           $10.60          2,498,654
    01/01/2007 to 12/31/2007                           $10.60           $11.88          2,806,534
    01/01/2008 to 12/31/2008                           $11.88            $6.98          1,877,493
    01/01/2009 to 12/31/2009                            $6.98           $10.25          5,358,114
-------------------------------------------------------------------------------------------------------
AST DEAM LARGE-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.66            664,649
    01/01/2003 to 12/31/2003                            $8.66           $10.78          1,072,256
    01/01/2004 to 12/31/2004                           $10.78           $12.53          2,351,197
    01/01/2005 to 12/31/2005                           $12.53           $13.47          2,585,881
    01/01/2006 to 12/31/2006                           $13.47           $16.13          4,397,725
    01/01/2007 to 12/31/2007                           $16.13           $16.05          3,751,417
    01/01/2008 to 12/31/2008                           $16.05            $9.90          2,589,179
    01/01/2009 to 12/31/2009                            $9.90           $11.51          3,294,871
-------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH + VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.99            965,912
    01/01/2003 to 12/31/2003                            $7.99            $9.91          1,387,072
    01/01/2004 to 12/31/2004                            $9.91           $10.72          1,620,391
    01/01/2005 to 12/02/2005                           $10.72           $11.86                  0
-------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN CORE VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.76          6,005,922
    01/01/2003 to 12/31/2003                            $8.76           $11.06          3,621,862
    01/01/2004 to 12/31/2004                           $11.06           $12.39          4,643,022
    01/01/2005 to 12/31/2005                           $12.39           $12.86          4,311,857
    01/01/2006 to 12/31/2006                           $12.86           $15.34          5,318,094
    01/01/2007 to 12/31/2007                           $15.34           $14.55          4,469,636
    01/01/2008 to 12/31/2008                           $14.55            $8.32          2,874,755
    01/01/2009 to 12/31/2009                            $8.32           $10.13          3,572,238
-------------------------------------------------------------------------------------------------------
AST COHEN & STEERS REALTY PORTFOLIO
    01/01/2002 to 12/31/2002                               --           $10.08          1,563,489
    01/01/2003 to 12/31/2003                           $10.08           $13.63          3,097,315
    01/01/2004 to 12/31/2004                           $13.63           $18.49          4,080,179
    01/01/2005 to 12/31/2005                           $18.49           $20.88          3,749,124
    01/01/2006 to 12/31/2006                           $20.88           $28.08          3,925,105
    01/01/2007 to 12/31/2007                           $28.08           $22.11          2,254,421
    01/01/2008 to 12/31/2008                           $22.11           $14.12          1,741,032
    01/01/2009 to 12/31/2009                           $14.12           $18.32          2,154,565
-------------------------------------------------------------------------------------------------------
AST QMA US EQUITY ALPHA PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.17          3,662,406
    01/01/2003 to 12/31/2003                            $8.17           $10.23          5,442,511
    01/01/2004 to 12/31/2004                           $10.23           $11.07          6,845,369
    01/01/2005 to 12/31/2005                           $11.07           $11.27          6,774,077
    01/01/2006 to 12/31/2006                           $11.27           $12.48          6,255,253
    01/01/2007 to 12/31/2007                           $12.48           $12.53          5,371,782
    01/01/2008 to 12/31/2008                           $12.53            $7.55          2,747,511
    01/01/2009 to 12/31/2009                            $7.55            $9.05          3,372,332

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST AMERICAN CENTURY INCOME & GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                                    --            $8.25           1,751,136
    01/01/2003 to 12/31/2003                                 $8.25           $10.45           2,115,438
    01/01/2004 to 12/31/2004                                $10.45           $11.57           4,670,846
    01/01/2005 to 12/31/2005                                $11.57           $11.90           4,205,656
    01/01/2006 to 12/31/2006                                $11.90           $13.68           3,984,557
    01/01/2007 to 12/31/2007                                $13.68           $13.44           3,435,528
    01/01/2008 to 12/31/2008                                $13.44            $8.62           2,803,150
    01/01/2009 to 12/31/2009                                 $8.62            $9.99           4,930,435
------------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH & INCOME PORTFOLIO
    01/01/2002 to 12/31/2002                                    --            $8.06           6,667,373
    01/01/2003 to 12/31/2003                                 $8.06           $10.50          21,264,670
    01/01/2004 to 12/31/2004                                $10.50           $11.46          25,850,506
    01/01/2005 to 12/31/2005                                $11.46           $11.81          31,190,346
    01/01/2006 to 12/31/2006                                $11.81           $13.62          23,350,650
    01/01/2007 to 12/31/2007                                $13.62           $14.08          19,997,748
    01/01/2008 to 12/31/2008                                $14.08            $8.22          14,384,005
    01/01/2009 to 12/31/2009                                 $8.22            $9.63          15,821,358
------------------------------------------------------------------------------------------------------------
AST LARGE-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                                    --            $8.34           2,110,071
    01/01/2003 to 12/31/2003                                 $8.34            $9.83           2,647,064
    01/01/2004 to 12/31/2004                                 $9.83           $11.17           3,717,848
    01/01/2005 to 12/31/2005                                $11.17           $11.69           5,245,458
    01/01/2006 to 12/31/2006                                $11.69           $13.62           5,568,043
    01/01/2007 to 12/31/2007                                $13.62           $13.00           4,973,375
    01/01/2008 to 12/31/2008                                $13.00            $7.48           4,027,564
    01/01/2009 to 12/31/2009                                 $7.48            $8.78           5,087,827
------------------------------------------------------------------------------------------------------------
AST UBS DYNAMIC ALPHA PORTFOLIO
    01/01/2002 to 12/31/2002                                    --            $8.71             847,517
    01/01/2003 to 12/31/2003                                 $8.71           $10.24             898,161
    01/01/2004 to 12/31/2004                                $10.24           $11.19           1,061,887
    01/01/2005 to 12/31/2005                                $11.19           $11.77           1,055,034
    01/01/2006 to 12/31/2006                                $11.77           $12.86           1,120,866
    01/01/2007 to 12/31/2007                                $12.86           $12.90           2,745,236
    01/01/2008 to 12/31/2008                                $12.90           $10.45          15,430,642
    01/01/2009 to 12/31/2009                                $10.45           $12.54          46,430,018
------------------------------------------------------------------------------------------------------------
AST SCHRODERS MULTI ASSET WORLD STRATEGIES PORTFOLIO
    01/01/2002 to 12/31/2002                                    --            $9.14           1,126,058
    01/01/2003 to 12/31/2003                                 $9.14           $10.69           2,045,205
    01/01/2004 to 12/31/2004                                $10.69           $11.46           2,335,598
    01/01/2005 to 12/31/2005                                $11.46           $11.79           2,294,529
    01/01/2006 to 12/31/2006                                $11.79           $12.72           2,165,859
    01/01/2007 to 12/31/2007                                $12.72           $13.62           2,277,264
    01/01/2008 to 12/31/2008                                $13.62            $9.35           3,074,479
    01/01/2009 to 12/31/2009                                 $9.35           $11.72          33,399,889
------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE ASSET ALLOCATION PORTFOLIO
    01/01/2002 to 12/31/2002                                    --            $9.09             921,329
    01/01/2003 to 12/31/2003                                 $9.09           $11.09           2,243,566
    01/01/2004 to 12/31/2004                                $11.09           $12.13           3,551,315
    01/01/2005 to 12/31/2005                                $12.13           $12.49           4,192,627
    01/01/2006 to 12/31/2006                                $12.49           $13.82           4,776,442
    01/01/2007 to 12/31/2007                                $13.82           $14.45           6,387,795
    01/01/2008 to 12/31/2008                                $14.45           $10.52          10,697,390
    01/01/2009 to 12/31/2009                                $10.52           $12.85          40,732,836

                                                                                  Number of
                                              Accumulation     Accumulation      Accumulation
                                              Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                               Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------
AST T. ROWE PRICE GLOBAL BOND PORTFOLIO
    01/01/2002 to 12/31/2002                         --           $11.34           1,739,313
    01/01/2003 to 12/31/2003                     $11.34           $12.59           2,962,471
    01/01/2004 to 12/31/2004                     $12.59           $13.45           4,717,822
    01/01/2005 to 12/31/2005                     $13.45           $12.64           6,261,824
    01/01/2006 to 12/31/2006                     $12.64           $13.21           6,093,700
    01/01/2007 to 12/31/2007                     $13.21           $14.24           6,452,566
    01/01/2008 to 12/31/2008                     $14.24           $13.67           4,228,137
    01/01/2009 to 12/31/2009                     $13.67           $15.07           6,337,072
-------------------------------------------------------------------------------------------------
AST HIGH YIELD PORTFOLIO
    01/01/2002 to 12/31/2002                         --            $9.71           5,592,940
    01/01/2003 to 12/31/2003                      $9.71           $11.61          12,201,163
    01/01/2004 to 12/31/2004                     $11.61           $12.69          13,717,128
    01/01/2005 to 12/31/2005                     $12.69           $12.62           9,658,908
    01/01/2006 to 12/31/2006                     $12.62           $13.70           9,653,937
    01/01/2007 to 12/31/2007                     $13.70           $13.80           6,461,538
    01/01/2008 to 12/31/2008                     $13.80           $10.11           5,931,752
    01/01/2009 to 12/31/2009                     $10.11           $13.47          13,509,194
-------------------------------------------------------------------------------------------------
AST LORD ABBETT BOND-DEBENTURE PORTFOLIO
    01/01/2002 to 12/31/2002                         --            $9.94           4,146,530
    01/01/2003 to 12/31/2003                      $9.94           $11.61           7,751,236
    01/01/2004 to 12/31/2004                     $11.61           $12.26           8,369,008
    01/01/2005 to 12/31/2005                     $12.26           $12.20          12,427,806
    01/01/2006 to 12/31/2006                     $12.20           $13.17          10,147,675
    01/01/2007 to 12/31/2007                     $13.17           $13.74           8,365,789
    01/01/2008 to 12/31/2008                     $13.74           $10.37           8,586,978
    01/01/2009 to 12/31/2009                     $10.37           $13.73          10,096,051
-------------------------------------------------------------------------------------------------
AST PIMCO TOTAL RETURN BOND PORTFOLIO
    01/01/2002 to 12/31/2002                         --           $10.57          20,544,075
    01/01/2003 to 12/31/2003                     $10.57           $10.95          26,287,388
    01/01/2004 to 12/31/2004                     $10.95           $11.31          33,208,757
    01/01/2005 to 12/31/2005                     $11.31           $11.40          22,436,395
    01/01/2006 to 12/31/2006                     $11.40           $11.63          21,700,661
    01/01/2007 to 12/31/2007                     $11.63           $12.39          21,645,194
    01/01/2008 to 12/31/2008                     $12.39           $11.91          20,478,277
    01/01/2009 to 12/31/2009                     $11.91           $13.65          59,442,486
-------------------------------------------------------------------------------------------------
AST PIMCO LIMITED MATURITY BOND PORTFOLIO
    01/01/2002 to 12/31/2002                         --           $10.34          11,274,642
    01/01/2003 to 12/31/2003                     $10.34           $10.51          15,242,856
    01/01/2004 to 12/31/2004                     $10.51           $10.55          21,299,789
    01/01/2005 to 12/31/2005                     $10.55           $10.54          28,031,651
    01/01/2006 to 12/31/2006                     $10.54           $10.76          22,394,558
    01/01/2007 to 12/31/2007                     $10.76           $11.31          20,392,150
    01/01/2008 to 12/31/2008                     $11.31           $11.24          15,403,578
    01/01/2009 to 12/31/2009                     $11.24           $12.19          19,779,745
-------------------------------------------------------------------------------------------------
AST MONEY MARKET PORTFOLIO
    01/01/2002 to 12/31/2002                         --            $9.96          36,255,772
    01/01/2003 to 12/31/2003                      $9.96            $9.86          32,730,501
    01/01/2004 to 12/31/2004                      $9.86            $9.78          29,870,585
    01/01/2005 to 12/31/2005                      $9.78            $9.88          42,442,274
    01/01/2006 to 12/31/2006                      $9.88           $10.16          46,325,237
    01/01/2007 to 12/31/2007                     $10.16           $10.48          56,111,128
    01/01/2008 to 12/31/2008                     $10.48           $10.57          91,319,625
    01/01/2009 to 12/31/2009                     $10.57           $10.42          66,786,776

                                                                               Number of
                                           Accumulation     Accumulation      Accumulation
                                           Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                            Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------
GARTMORE NVIT DEVELOPING MARKETS FUND
    01/01/2002 to 12/31/2002                      --            $8.66            283,466
    01/01/2003 to 12/31/2003                   $8.66           $13.60          1,763,660
    01/01/2004 to 12/31/2004                  $13.60           $16.02          2,103,950
    01/01/2005 to 12/31/2005                  $16.02           $20.72          3,395,891
    01/01/2006 to 12/31/2006                  $20.72           $27.43          2,835,328
    01/01/2007 to 12/31/2007                  $27.43           $38.71          3,344,620
    01/01/2008 to 12/31/2008                  $38.71           $16.04          1,630,334
    01/01/2009 to 12/31/2009                  $16.04           $25.59          2,133,897
----------------------------------------------------------------------------------------------
WELLS FARGO ADVANTAGE VT EQUITY INCOME
    01/01/2002 to 12/31/2002                      --            $8.25            196,720
    01/01/2003 to 12/31/2003                   $8.25           $10.23            314,757
    01/01/2004 to 12/31/2004                  $10.23           $11.18            590,808
    01/01/2005 to 12/31/2005                  $11.18           $11.59            534,648
    01/01/2006 to 12/31/2006                  $11.59           $13.51            582,613
    01/01/2007 to 12/31/2007                  $13.51           $13.66            497,287
    01/01/2008 to 12/31/2008                  $13.66            $8.53            312,113
    01/01/2009 to 12/31/2009                   $8.53            $9.81            287,896
----------------------------------------------------------------------------------------------
AIM V.I. DYNAMICS FUND
    01/01/2002 to 12/31/2002                      --            $7.09            543,762
    01/01/2003 to 12/31/2003                   $7.09            $9.61            889,464
    01/01/2004 to 12/31/2004                   $9.61           $10.72            668,032
    01/01/2005 to 12/31/2005                  $10.72           $11.67            602,063
    01/01/2006 to 12/31/2006                  $11.67           $13.33            605,730
    01/01/2007 to 12/31/2007                  $13.33           $14.70            631,476
    01/01/2008 to 12/31/2008                  $14.70            $7.51            384,426
    01/01/2009 to 12/31/2009                   $7.51           $10.52            430,777
----------------------------------------------------------------------------------------------
AIM V.I. TECHNOLOGY FUND
    01/01/2002 to 12/31/2002                      --            $5.50            293,307
    01/01/2003 to 12/31/2003                   $5.50            $7.87            578,651
    01/01/2004 to 12/31/2004                   $7.87            $8.09            512,424
    01/01/2005 to 12/31/2005                   $8.09            $8.13            453,392
    01/01/2006 to 12/31/2006                   $8.13            $8.84            513,442
    01/01/2007 to 12/31/2007                   $8.84            $9.36            630,739
    01/01/2008 to 12/31/2008                   $9.36            $5.11            453,772
    01/01/2009 to 12/31/2009                   $5.11            $7.91            970,438
----------------------------------------------------------------------------------------------
AIM V.I. GLOBAL HEALTH CARE
    01/01/2002 to 12/31/2002                      --            $8.00            475,873
    01/01/2003 to 12/31/2003                   $8.00           $10.05            698,364
    01/01/2004 to 12/31/2004                  $10.05           $10.64            937,586
    01/01/2005 to 12/31/2005                  $10.64           $11.31          1,131,376
    01/01/2006 to 12/31/2006                  $11.31           $11.71          1,250,782
    01/01/2007 to 12/31/2007                  $11.71           $12.88          1,163,277
    01/01/2008 to 12/31/2008                  $12.88            $9.04            849,932
    01/01/2009 to 12/31/2009                   $9.04           $11.35          1,181,689
----------------------------------------------------------------------------------------------
AIM V.I. FINANCIAL SERVICES FUND
    01/01/2002 to 12/31/2002                      --            $8.76            366,258
    01/01/2003 to 12/31/2003                   $8.76           $11.17            607,265
    01/01/2004 to 12/31/2004                  $11.17           $11.94            585,185
    01/01/2005 to 12/31/2005                  $11.94           $12.43          1,042,992
    01/01/2006 to 12/31/2006                  $12.43           $14.24            778,674
    01/01/2007 to 12/31/2007                  $14.24           $10.89            465,175
    01/01/2008 to 12/31/2008                  $10.89            $4.34            540,897
    01/01/2009 to 12/31/2009                   $4.34            $5.44            779,148

                                                                               Number of
                                           Accumulation     Accumulation      Accumulation
                                           Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                            Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------
EVERGREEN VA INTERNATIONAL EQUITY FUND
    01/01/2002 to 12/31/2002                      --            $8.15            113,389
    01/01/2003 to 12/31/2003                   $8.15           $11.65            189,143
    01/01/2004 to 12/31/2004                  $11.65           $13.66            414,631
    01/01/2005 to 12/31/2005                  $13.66           $15.59            689,816
    01/01/2006 to 12/31/2006                  $15.59           $18.88          1,081,552
    01/01/2007 to 12/31/2007                  $18.88           $21.35          1,401,663
    01/01/2008 to 12/31/2008                  $21.35           $12.29            984,931
    01/01/2009 to 12/31/2009                  $12.29           $14.01            668,798
----------------------------------------------------------------------------------------------
EVERGREEN VA SPECIAL EQUITY FUND
    01/01/2002 to 12/31/2002                      --            $7.44            127,728
    01/01/2003 to 12/31/2003                   $7.44           $11.12            815,621
    01/01/2004 to 12/31/2004                  $11.12           $11.58            702,642
    01/01/2005 to 04/15/2005                  $11.58           $10.31                  0
----------------------------------------------------------------------------------------------
EVERGREEN VA OMEGA FUND
    01/01/2002 to 12/31/2002                      --            $7.78             39,943
    01/01/2003 to 12/31/2003                   $7.78           $10.71            404,789
    01/01/2004 to 12/31/2004                  $10.71           $11.29            570,123
    01/01/2005 to 12/31/2005                  $11.29           $11.53            281,775
    01/01/2006 to 12/31/2006                  $11.53           $12.03            241,307
    01/01/2007 to 12/31/2007                  $12.03           $13.24            249,298
    01/01/2008 to 12/31/2008                  $13.24            $9.48            271,517
    01/01/2009 to 12/31/2009                   $9.48           $13.42            749,780
----------------------------------------------------------------------------------------------
EVERGREEN VA GROWTH FUND
    04/15/2005* to 12/31/2005                  $9.82           $11.44            606,613
    01/01/2006 to 12/31/2006                  $11.44           $12.49            553,827
    01/01/2007 to 12/31/2007                  $12.49           $13.64            604,401
    01/01/2008 to 12/31/2008                  $13.64            $7.90            346,210
    01/01/2009 to 12/31/2009                   $7.90           $10.86            554,304
----------------------------------------------------------------------------------------------
PROFUND VP EUROPE 30
    01/01/2002 to 12/31/2002                      --            $7.93            292,396
    01/01/2003 to 12/31/2003                   $7.93           $10.83          2,116,400
    01/01/2004 to 12/31/2004                  $10.83           $12.17          1,812,435
    01/01/2005 to 12/31/2005                  $12.17           $12.94          1,133,420
    01/01/2006 to 12/31/2006                  $12.94           $14.95          2,790,577
    01/01/2007 to 12/31/2007                  $14.95           $16.85          1,487,885
    01/01/2008 to 12/31/2008                  $16.85            $9.28            649,001
    01/01/2009 to 12/31/2009                   $9.28           $12.07          1,184,717
----------------------------------------------------------------------------------------------
PROFUND VP ASIA 30
    01/01/2002 to 12/31/2002                      --            $7.75            281,993
    01/01/2003 to 12/31/2003                   $7.75           $12.57            942,605
    01/01/2004 to 12/31/2004                  $12.57           $12.30            896,010
    01/01/2005 to 12/31/2005                  $12.30           $14.45          1,723,105
    01/01/2006 to 12/31/2006                  $14.45           $19.80          3,073,769
    01/01/2007 to 12/31/2007                  $19.80           $28.77          2,473,589
    01/01/2008 to 12/31/2008                  $28.77           $13.91          1,337,672
    01/01/2009 to 12/31/2009                  $13.91           $21.10          1,821,822

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
PROFUND VP JAPAN
    01/01/2002 to 12/31/2002                   --            $7.24             65,845
    01/01/2003 to 12/31/2003                $7.24            $9.03            426,718
    01/01/2004 to 12/31/2004                $9.03            $9.55            710,879
    01/01/2005 to 12/31/2005                $9.55           $13.31          3,413,954
    01/01/2006 to 12/31/2006               $13.31           $14.51          1,650,266
    01/01/2007 to 12/31/2007               $14.51           $12.85            552,230
    01/01/2008 to 12/31/2008               $12.85            $7.47            553,832
    01/01/2009 to 12/31/2009                $7.47            $8.11            519,793
-------------------------------------------------------------------------------------------
PROFUND VP BANKS
    01/01/2002 to 12/31/2002                   --            $8.56            101,136
    01/01/2003 to 12/31/2003                $8.56           $10.90             93,067
    01/01/2004 to 12/31/2004               $10.90           $11.98            229,711
    01/01/2005 to 12/31/2005               $11.98           $11.77            351,876
    01/01/2006 to 12/31/2006               $11.77           $13.35            402,883
    01/01/2007 to 12/31/2007               $13.35            $9.55            389,926
    01/01/2008 to 12/31/2008                $9.55            $4.99          2,409,143
    01/01/2009 to 12/31/2009                $4.99            $4.70            746,620
-------------------------------------------------------------------------------------------
PROFUND VP BASIC MATERIALS
    01/01/2002 to 12/31/2002                   --            $8.46             76,331
    01/01/2003 to 12/31/2003                $8.46           $10.95          1,512,864
    01/01/2004 to 12/31/2004               $10.95           $11.87            529,237
    01/01/2005 to 12/31/2005               $11.87           $11.96            681,690
    01/01/2006 to 12/31/2006               $11.96           $13.58            779,466
    01/01/2007 to 12/31/2007               $13.58           $17.45          2,684,333
    01/01/2008 to 12/31/2008               $17.45            $8.34          1,183,553
    01/01/2009 to 12/31/2009                $8.34           $13.32          1,841,267
-------------------------------------------------------------------------------------------
PROFUND VP BIOTECHNOLOGY
    01/01/2002 to 12/31/2002                   --            $7.09            130,082
    01/01/2003 to 12/31/2003                $7.09            $9.75            208,971
    01/01/2004 to 12/31/2004                $9.75           $10.52            757,678
    01/01/2005 to 12/31/2005               $10.52           $12.34            697,687
    01/01/2006 to 12/31/2006               $12.34           $11.64            393,923
    01/01/2007 to 12/31/2007               $11.64           $11.31            609,746
    01/01/2008 to 12/31/2008               $11.31           $11.33          1,249,287
    01/01/2009 to 12/31/2009               $11.33           $11.56            355,182
-------------------------------------------------------------------------------------------
PROFUND VP CONSUMER SERVICES
    01/01/2002 to 12/31/2002                   --            $7.25            128,022
    01/01/2003 to 12/31/2003                $7.25            $9.04            136,269
    01/01/2004 to 12/31/2004                $9.04            $9.56            430,620
    01/01/2005 to 12/31/2005                $9.56            $8.97             86,431
    01/01/2006 to 12/31/2006                $8.97            $9.88            192,639
    01/01/2007 to 12/31/2007                $9.88            $8.91             67,292
    01/01/2008 to 12/31/2008                $8.91            $6.01            448,604
    01/01/2009 to 12/31/2009                $6.01            $7.74            295,250
-------------------------------------------------------------------------------------------
PROFUND VP CONSUMER GOODS PORTFOLIO
    01/01/2002 to 12/31/2002                   --            $8.28            148,446
    01/01/2003 to 12/31/2003                $8.28            $9.64             58,425
    01/01/2004 to 12/31/2004                $9.64           $10.36            369,007
    01/01/2005 to 12/31/2005               $10.36           $10.15            161,038
    01/01/2006 to 12/31/2006               $10.15           $11.25            548,567
    01/01/2007 to 12/31/2007               $11.25           $11.90            715,235
    01/01/2008 to 12/31/2008               $11.90            $8.58            609,574
    01/01/2009 to 12/31/2009                $8.58           $10.26            812,567

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
PROFUND VP OIL & GAS
    01/01/2002 to 12/31/2002               --            $8.71            299,833
    01/01/2003 to 12/31/2003            $8.71           $10.48          1,225,844
    01/01/2004 to 12/31/2004           $10.48           $13.33          1,856,882
    01/01/2005 to 12/31/2005           $13.33           $17.22          2,573,777
    01/01/2006 to 12/31/2006           $17.22           $20.43          2,251,126
    01/01/2007 to 12/31/2007           $20.43           $26.61          2,322,451
    01/01/2008 to 12/31/2008           $26.61           $16.50          1,351,549
    01/01/2009 to 12/31/2009           $16.50           $18.75          1,326,030
---------------------------------------------------------------------------------------
PROFUND VP FINANCIALS
    01/01/2002 to 12/31/2002               --            $8.85            221,377
    01/01/2003 to 12/31/2003            $8.85           $11.23            398,159
    01/01/2004 to 12/31/2004           $11.23           $12.19            553,342
    01/01/2005 to 12/31/2005           $12.19           $12.46            616,872
    01/01/2006 to 12/31/2006           $12.46           $14.38            913,872
    01/01/2007 to 12/31/2007           $14.38           $11.44            498,292
    01/01/2008 to 12/31/2008           $11.44            $5.57          2,008,426
    01/01/2009 to 12/31/2009            $5.57            $6.30          1,432,294
---------------------------------------------------------------------------------------
PROFUND VP HEALTH CARE
    01/01/2002 to 12/31/2002               --            $7.94            388,508
    01/01/2003 to 12/31/2003            $7.94            $9.17            707,449
    01/01/2004 to 12/31/2004            $9.17            $9.23          1,318,525
    01/01/2005 to 12/31/2005            $9.23            $9.63          2,175,821
    01/01/2006 to 12/31/2006            $9.63            $9.96          2,106,409
    01/01/2007 to 12/31/2007            $9.96           $10.44          2,120,859
    01/01/2008 to 12/31/2008           $10.44            $7.78          1,638,682
    01/01/2009 to 12/31/2009            $7.78            $9.14          1,148,607
---------------------------------------------------------------------------------------
PROFUND VP INDUSTRIALS
    01/01/2002 to 12/31/2002               --            $7.93             12,642
    01/01/2003 to 12/31/2003            $7.93           $10.01            318,339
    01/01/2004 to 12/31/2004           $10.01           $11.15            253,411
    01/01/2005 to 12/31/2005           $11.15           $11.23            211,678
    01/01/2006 to 12/31/2006           $11.23           $12.33            242,684
    01/01/2007 to 12/31/2007           $12.33           $13.55            708,921
    01/01/2008 to 12/31/2008           $13.55            $7.93            348,521
    01/01/2009 to 12/31/2009            $7.93            $9.68            634,240
---------------------------------------------------------------------------------------
PROFUND VP INTERNET
    01/01/2002 to 12/31/2002               --            $8.57            306,572
    01/01/2003 to 12/31/2003            $8.57           $15.00            206,876
    01/01/2004 to 12/31/2004           $15.00           $17.89            992,879
    01/01/2005 to 12/31/2005           $17.89           $18.90            467,320
    01/01/2006 to 12/31/2006           $18.90           $18.84            200,072
    01/01/2007 to 12/31/2007           $18.84           $20.42            435,015
    01/01/2008 to 12/31/2008           $20.42           $11.08            116,246
    01/01/2009 to 12/31/2009           $11.08           $19.31            507,210
---------------------------------------------------------------------------------------
PROFUND VP PHARMACEUTICALS
    01/01/2002 to 12/31/2002               --            $8.56            136,559
    01/01/2003 to 12/31/2003            $8.56            $8.89            266,978
    01/01/2004 to 12/31/2004            $8.89            $7.93            527,336
    01/01/2005 to 12/31/2005            $7.93            $7.51            515,769
    01/01/2006 to 12/31/2006            $7.51            $8.28            716,678
    01/01/2007 to 12/31/2007            $8.28            $8.33            492,538
    01/01/2008 to 12/31/2008            $8.33            $6.60            588,925
    01/01/2009 to 12/31/2009            $6.60            $7.58            521,245

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
PROFUND VP PRECIOUS METALS
    01/01/2002 to 12/31/2002               --            $9.70          1,175,651
    01/01/2003 to 12/31/2003            $9.70           $13.29          1,329,806
    01/01/2004 to 12/31/2004           $13.29           $11.77          1,479,384
    01/01/2005 to 12/31/2005           $11.77           $14.62          2,426,531
    01/01/2006 to 12/31/2006           $14.62           $15.44          2,487,596
    01/01/2007 to 12/31/2007           $15.44           $18.60          3,177,702
    01/01/2008 to 12/31/2008           $18.60           $12.66          2,709,868
    01/01/2009 to 12/31/2009           $12.66           $16.86          2,850,817
---------------------------------------------------------------------------------------
PROFUND VP REAL ESTATE
    01/01/2002 to 12/31/2002               --            $9.86            441,318
    01/01/2003 to 12/31/2003            $9.86           $12.91            462,906
    01/01/2004 to 12/31/2004           $12.91           $16.15          1,816,706
    01/01/2005 to 12/31/2005           $16.15           $16.96            501,989
    01/01/2006 to 12/31/2006           $16.96           $22.10            926,728
    01/01/2007 to 12/31/2007           $22.10           $17.47            505,436
    01/01/2008 to 12/31/2008           $17.47           $10.09            587,638
    01/01/2009 to 12/31/2009           $10.09           $12.69            557,087
---------------------------------------------------------------------------------------
PROFUND VP SEMICONDUCTOR
    01/01/2002 to 12/31/2002               --            $5.14             93,241
    01/01/2003 to 12/31/2003            $5.14            $9.51            423,958
    01/01/2004 to 12/31/2004            $9.51            $7.15            694,352
    01/01/2005 to 12/31/2005            $7.15            $7.64            746,084
    01/01/2006 to 12/31/2006            $7.64            $6.98            339,250
    01/01/2007 to 12/31/2007            $6.98            $7.35            272,048
    01/01/2008 to 12/31/2008            $7.35            $3.63            166,664
    01/01/2009 to 12/31/2009            $3.63            $5.86            794,698
---------------------------------------------------------------------------------------
PROFUND VP TECHNOLOGY
    01/01/2002 to 12/31/2002               --            $6.03            254,131
    01/01/2003 to 12/31/2003            $6.03            $8.66            497,972
    01/01/2004 to 12/31/2004            $8.66            $8.48            727,580
    01/01/2005 to 12/31/2005            $8.48            $8.45            577,737
    01/01/2006 to 12/31/2006            $8.45            $8.98            673,628
    01/01/2007 to 12/31/2007            $8.98           $10.10          1,668,456
    01/01/2008 to 12/31/2008           $10.10            $5.53            322,313
    01/01/2009 to 12/31/2009            $5.53            $8.78          1,361,950
---------------------------------------------------------------------------------------
PROFUND VP TELECOMMUNICATIONS
    01/01/2002 to 12/31/2002               --            $7.15            272,408
    01/01/2003 to 12/31/2003            $7.15            $7.21            398,350
    01/01/2004 to 12/31/2004            $7.21            $8.19            460,848
    01/01/2005 to 12/31/2005            $8.19            $7.52            456,586
    01/01/2006 to 12/31/2006            $7.52            $9.93          1,277,316
    01/01/2007 to 12/31/2007            $9.93           $10.59          1,098,402
    01/01/2008 to 12/31/2008           $10.59            $6.83            840,295
    01/01/2009 to 12/31/2009            $6.83            $7.21            472,593
---------------------------------------------------------------------------------------
PROFUND VP UTILITIES
    01/01/2002 to 12/31/2002               --            $7.83            521,419
    01/01/2003 to 12/31/2003            $7.83            $9.34            618,427
    01/01/2004 to 12/31/2004            $9.34           $11.13          1,060,939
    01/01/2005 to 12/31/2005           $11.13           $12.37          1,996,877
    01/01/2006 to 12/31/2006           $12.37           $14.51          2,195,309
    01/01/2007 to 12/31/2007           $14.51           $16.52          3,808,582
    01/01/2008 to 12/31/2008           $16.52           $11.26          1,279,942
    01/01/2009 to 12/31/2009           $11.26           $12.27            940,314

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
PROFUND VP BULL
    01/01/2002 to 12/31/2002               --            $7.97            954,792
    01/01/2003 to 12/31/2003            $7.97            $9.84          3,563,562
    01/01/2004 to 12/31/2004            $9.84           $10.53          8,215,357
    01/01/2005 to 12/31/2005           $10.53           $10.64          7,846,866
    01/01/2006 to 12/31/2006           $10.64           $11.90          7,031,661
    01/01/2007 to 12/31/2007           $11.90           $12.12          4,013,033
    01/01/2008 to 12/31/2008           $12.12            $7.43          2,963,943
    01/01/2009 to 12/31/2009            $7.43            $9.08          3,113,781
---------------------------------------------------------------------------------------
PROFUND VP BEAR
    01/01/2002 to 12/31/2002               --           $11.38          1,532,543
    01/01/2003 to 12/31/2003           $11.38            $8.44          1,886,515
    01/01/2004 to 12/31/2004            $8.44            $7.45          1,202,243
    01/01/2005 to 12/31/2005            $7.45            $7.23          2,169,659
    01/01/2006 to 12/31/2006            $7.23            $6.57          1,868,606
    01/01/2007 to 12/31/2007            $6.57            $6.50          1,722,065
    01/01/2008 to 12/31/2008            $6.50            $8.95          2,326,201
    01/01/2009 to 12/31/2009            $8.95            $6.35          1,995,516
---------------------------------------------------------------------------------------
PROFUND VP ULTRABULL
    01/01/2002 to 12/31/2002               --            $6.78            297,435
    01/01/2003 to 12/31/2003            $6.78           $10.20          1,431,345
    01/01/2004 to 12/31/2004           $10.20           $11.76          2,817,803
    01/01/2005 to 12/31/2005           $11.76           $11.87          1,158,024
    01/01/2006 to 12/31/2006           $11.87           $14.36          1,596,920
    01/01/2007 to 12/31/2007           $14.36           $14.24          1,964,725
    01/01/2008 to 12/31/2008           $14.24            $4.57          8,061,341
    01/01/2009 to 12/31/2009            $4.57            $6.50          1,590,074
---------------------------------------------------------------------------------------
PROFUND VP NASDAQ-100
    01/01/2002 to 12/31/2002               --            $6.45          1,346,852
    01/01/2003 to 12/31/2003            $6.45            $9.32          4,445,234
    01/01/2004 to 12/31/2004            $9.32            $9.94          4,885,351
    01/01/2005 to 12/31/2005            $9.94            $9.80          2,467,486
    01/01/2006 to 12/31/2006            $9.80           $10.16          1,764,614
    01/01/2007 to 12/31/2007           $10.16           $11.76          2,265,084
    01/01/2008 to 12/31/2008           $11.76            $6.65          1,171,313
    01/01/2009 to 12/31/2009            $6.65            $9.94          1,813,909
---------------------------------------------------------------------------------------
PROFUND VP SHORT NASDAQ-100
    01/01/2002 to 12/31/2002               --           $11.00            433,181
    01/01/2003 to 12/31/2003           $11.00            $6.78          1,535,439
    01/01/2004 to 12/31/2004            $6.78            $5.93            908,064
    01/01/2005 to 12/31/2005            $5.93            $5.88          2,494,108
    01/01/2006 to 12/31/2006            $5.88            $5.70          1,891,265
    01/01/2007 to 12/31/2007            $5.70            $4.96            860,024
    01/01/2008 to 12/31/2008            $4.96            $7.23            722,924
    01/01/2009 to 12/31/2009            $7.23            $4.22            898,026
---------------------------------------------------------------------------------------
PROFUND VP ULTRANASDAQ-100
    01/01/2002 to 12/31/2002               --            $3.53          1,003,123
    01/01/2003 to 12/31/2003            $3.53            $7.03          3,410,589
    01/01/2004 to 12/31/2004            $7.03            $7.89          6,592,447
    01/01/2005 to 12/31/2005            $7.89            $7.47          4,740,165
    01/01/2006 to 12/31/2006            $7.47            $7.70          2,319,572
    01/01/2007 to 12/31/2007            $7.70            $9.73          4,024,405
    01/01/2008 to 12/31/2008            $9.73            $2.61          3,358,757
    01/01/2009 to 12/31/2009            $2.61            $5.63          1,661,197

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
PROFUND VP MID-CAP VALUE
    01/01/2002 to 12/31/2002               --            $7.66            438,387
    01/01/2003 to 12/31/2003            $7.66           $10.23          1,455,513
    01/01/2004 to 12/31/2004           $10.23           $11.67          2,632,869
    01/01/2005 to 12/31/2005           $11.67           $12.49          2,164,543
    01/01/2006 to 12/31/2006           $12.49           $13.80          1,978,580
    01/01/2007 to 12/31/2007           $13.80           $13.70          1,436,105
    01/01/2008 to 12/31/2008           $13.70            $8.58            733,971
    01/01/2009 to 12/31/2009            $8.58           $11.05          1,398,727
---------------------------------------------------------------------------------------
PROFUND VP MID-CAP GROWTH
    01/01/2002 to 12/31/2002               --            $7.70            439,054
    01/01/2003 to 12/31/2003            $7.70            $9.69          1,009,867
    01/01/2004 to 12/31/2004            $9.69           $10.58          2,220,901
    01/01/2005 to 12/31/2005           $10.58           $11.58          5,059,312
    01/01/2006 to 12/31/2006           $11.58           $11.84          1,594,539
    01/01/2007 to 12/31/2007           $11.84           $13.01          2,101,505
    01/01/2008 to 12/31/2008           $13.01            $7.83          1,117,437
    01/01/2009 to 12/31/2009            $7.83           $10.65          1,903,627
---------------------------------------------------------------------------------------
PROFUND VP ULTRAMID-CAP
    01/01/2002 to 12/31/2002               --            $5.71            477,953
    01/01/2003 to 12/31/2003            $5.71            $9.55          1,112,311
    01/01/2004 to 12/31/2004            $9.55           $11.99          3,106,849
    01/01/2005 to 12/31/2005           $11.99           $13.91          1,935,489
    01/01/2006 to 12/31/2006           $13.91           $15.14          1,588,771
    01/01/2007 to 12/31/2007           $15.14           $15.77          1,072,846
    01/01/2008 to 12/31/2008           $15.77            $5.04          2,684,256
    01/01/2009 to 12/31/2009            $5.04            $8.23          1,356,598
---------------------------------------------------------------------------------------
PROFUND VP SMALL-CAP VALUE
    01/01/2002 to 12/31/2002               --            $7.09            994,778
    01/01/2003 to 12/31/2003            $7.09            $9.39          5,144,632
    01/01/2004 to 12/31/2004            $9.39           $11.10          4,088,760
    01/01/2005 to 12/31/2005           $11.10           $11.35          1,398,441
    01/01/2006 to 12/31/2006           $11.35           $13.11          2,446,357
    01/01/2007 to 12/31/2007           $13.11           $11.96            714,107
    01/01/2008 to 12/31/2008           $11.96            $8.15            838,930
    01/01/2009 to 12/31/2009            $8.15            $9.65            610,084
---------------------------------------------------------------------------------------
PROFUND VP SMALL-CAP GROWTH
    01/01/2002 to 12/31/2002               --            $7.69            772,260
    01/01/2003 to 12/31/2003            $7.69           $10.16          3,868,951
    01/01/2004 to 12/31/2004           $10.16           $11.98          4,677,820
    01/01/2005 to 12/31/2005           $11.98           $12.67          4,579,886
    01/01/2006 to 12/31/2006           $12.67           $13.54          1,643,633
    01/01/2007 to 12/31/2007           $13.54           $13.85            676,467
    01/01/2008 to 12/31/2008           $13.85            $8.99            990,289
    01/01/2009 to 12/31/2009            $8.99           $11.15          1,476,283
---------------------------------------------------------------------------------------
PROFUND VP ULTRASMALL-CAP
    01/01/2002 to 12/31/2002               --            $6.14            212,085
    01/01/2003 to 12/31/2003            $6.14           $12.04          1,702,558
    01/01/2004 to 12/31/2004           $12.04           $15.52          5,098,565
    01/01/2005 to 12/31/2005           $15.52           $15.23            816,754
    01/01/2006 to 12/31/2006           $15.23           $18.87          1,580,595
    01/01/2007 to 12/31/2007           $18.87           $16.11            527,856
    01/01/2008 to 12/31/2008           $16.11            $5.36          2,519,397
    01/01/2009 to 12/31/2009            $5.36            $7.39            747,146

                                                                                Number of
                                            Accumulation     Accumulation      Accumulation
                                            Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                             Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------
PROFUND VP U.S. GOVERNMENT PLUS
    01/01/2002 to 12/31/2002                       --           $11.56          2,486,854
    01/01/2003 to 12/31/2003                   $11.56           $11.08            731,470
    01/01/2004 to 12/31/2004                   $11.08           $11.79          1,051,158
    01/01/2005 to 12/31/2005                   $11.79           $12.64          2,312,868
    01/01/2006 to 12/31/2006                   $12.64           $11.86            821,668
    01/01/2007 to 12/31/2007                   $11.86           $12.85          2,443,725
    01/01/2008 to 12/31/2008                   $12.85           $18.92          2,696,273
    01/01/2009 to 12/31/2009                   $18.92           $12.54          1,333,606
-----------------------------------------------------------------------------------------------
PROFUND VP RISING RATES OPPORTUNITY
    01/01/2002 to 12/31/2002                       --            $8.02            165,792
    01/01/2003 to 12/31/2003                    $8.02            $7.56          1,817,924
    01/01/2004 to 12/31/2004                    $7.56            $6.63          5,314,528
    01/01/2005 to 12/31/2005                    $6.63            $6.00          3,415,324
    01/01/2006 to 12/31/2006                    $6.00            $6.50          4,567,551
    01/01/2007 to 12/31/2007                    $6.50            $6.06          1,806,294
    01/01/2008 to 12/31/2008                    $6.06            $3.70          2,315,493
    01/01/2009 to 12/31/2009                    $3.70            $4.81          3,128,225
-----------------------------------------------------------------------------------------------
ACCESS VP HIGH YIELD FUND
    05/02/2005* to 12/31/2005                  $10.00           $10.56            899,139
    01/01/2006 to 12/31/2006                   $10.56           $11.38          1,207,864
    01/01/2007 to 12/31/2007                   $11.38           $11.78            898,024
    01/01/2008 to 12/31/2008                   $11.78           $11.04            901,901
    01/01/2009 to 12/31/2009                   $11.04           $12.70            686,444
-----------------------------------------------------------------------------------------------
FIRST TRUST TARGET FOCUS FOUR PORTFOLIO
    01/01/2002 to 12/31/2002                       --            $6.80             19,826
    01/01/2003 to 12/31/2003                    $6.80            $9.16             66,435
    01/01/2004 to 12/31/2004                    $9.16           $10.03             91,924
    01/01/2005 to 12/31/2005                   $10.03            $9.92             87,726
    01/01/2006 to 12/31/2006                    $9.92           $10.15            100,227
    01/01/2007 to 12/31/2007                   $10.15           $10.55            106,856
    01/01/2008 to 12/31/2008                   $10.55            $5.83            190,718
    01/01/2009 to 12/31/2009                    $5.83            $7.38            331,489
-----------------------------------------------------------------------------------------------
GLOBAL DIVIDEND TARGET 15 PORTFOLIO
    01/01/2004 to 12/31/2004                       --           $11.85            311,233
    01/01/2005 to 12/31/2005                   $11.85           $12.84            590,605
    01/01/2006 to 12/31/2006                   $12.84           $17.48          1,507,757
    01/01/2007 to 12/31/2007                   $17.48           $19.49          2,078,809
    01/01/2008 to 12/31/2008                   $19.49           $10.97          1,122,006
    01/01/2009 to 12/31/2009                   $10.97           $15.21            835,629
-----------------------------------------------------------------------------------------------
TARGET MANAGED VIP PORTFOLIO
    01/01/2004 to 12/31/2004                       --           $11.32          1,777,316
    01/01/2005 to 12/31/2005                   $11.32           $11.94          2,420,874
    01/01/2006 to 12/31/2006                   $11.94           $13.10          2,772,210
    01/01/2007 to 12/31/2007                   $13.10           $14.10          2,203,754
    01/01/2008 to 12/31/2008                   $14.10            $7.65          1,345,285
    01/01/2009 to 12/31/2009                    $7.65            $8.51            861,853
-----------------------------------------------------------------------------------------------
NASDAQ TARGET 15 PORTFOLIO
    01/01/2004 to 12/31/2004                       --           $10.66             82,809
    01/01/2005 to 12/31/2005                   $10.66           $10.83            134,177
    01/01/2006 to 12/31/2006                   $10.83           $11.60            199,508
    01/01/2007 to 12/31/2007                   $11.60           $13.88            403,709
    01/01/2008 to 12/31/2008                   $13.88            $6.71            199,304
    01/01/2009 to 12/31/2009                    $6.71            $7.71            140,231

                                                                          Number of
                                      Accumulation     Accumulation      Accumulation
                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                       Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------
S&P TARGET 24 PORTFOLIO
    01/01/2004 to 12/31/2004                 --           $10.75            173,851
    01/01/2005 to 12/31/2005             $10.75           $11.01            304,840
    01/01/2006 to 12/31/2006             $11.01           $11.14            290,152
    01/01/2007 to 12/31/2007             $11.14           $11.42            274,858
    01/01/2008 to 12/31/2008             $11.42            $8.09            259,188
    01/01/2009 to 12/31/2009              $8.09            $9.05            240,776
-----------------------------------------------------------------------------------------
THE DOW DART 10 PORTFOLIO
    01/01/2004 to 12/31/2004                 --           $10.48            155,695
    01/01/2005 to 12/31/2005             $10.48            $9.98            194,864
    01/01/2006 to 12/31/2006              $9.98           $12.32            481,064
    01/01/2007 to 12/31/2007             $12.32           $12.20            235,030
    01/01/2008 to 12/31/2008             $12.20            $8.58            249,670
    01/01/2009 to 12/31/2009              $8.58            $9.61            136,907
-----------------------------------------------------------------------------------------
THE DOW TARGET DIVIDEND PORTFOLIO
    05/02/2005* to 12/31/2005            $10.00            $9.76          1,240,525
    01/01/2006 to 12/31/2006              $9.76           $11.34          2,310,768
    01/01/2007 to 12/31/2007             $11.34           $11.28          2,000,024
    01/01/2008 to 12/31/2008             $11.28            $6.59          1,374,063
    01/01/2009 to 12/31/2009              $6.59            $7.40            996,116
-----------------------------------------------------------------------------------------
VALUE LINE TARGET 25 PORTFOLIO
    01/01/2004 to 12/31/2004                 --           $12.59            389,792
    01/01/2005 to 12/31/2005             $12.59           $14.82          1,068,337
    01/01/2006 to 12/31/2006             $14.82           $15.00          1,119,827
    01/01/2007 to 12/31/2007             $15.00           $17.43          1,173,103
    01/01/2008 to 12/31/2008             $17.43            $7.74          1,027,401
    01/01/2009 to 12/31/2009              $7.74            $8.16            663,617
-----------------------------------------------------------------------------------------
PROFUND VP LARGE-CAP GROWTH
    01/01/2004 to 12/31/2004                 --           $10.37             72,725
    01/01/2005 to 12/31/2005             $10.37           $10.30          2,620,748
    01/01/2006 to 12/31/2006             $10.30           $11.05          2,181,106
    01/01/2007 to 12/31/2007             $11.05           $11.62          2,009,820
    01/01/2008 to 12/31/2008             $11.62            $7.37          1,340,839
    01/01/2009 to 12/31/2009              $7.37            $9.40          1,530,601
-----------------------------------------------------------------------------------------
PROFUND VP LARGE-CAP VALUE
    01/01/2004 to 12/31/2004                 --           $10.37            159,605
    01/01/2005 to 12/31/2005             $10.37           $10.51          2,141,309
    01/01/2006 to 12/31/2006             $10.51           $12.26          4,023,312
    01/01/2007 to 12/31/2007             $12.26           $12.08          1,984,257
    01/01/2008 to 12/31/2008             $12.08            $7.07          1,514,949
    01/01/2009 to 12/31/2009              $7.07            $8.31          1,108,254
-----------------------------------------------------------------------------------------
PROFUND VP SHORT MID-CAP
    01/01/2004 to 12/31/2004                 --            $9.70             39,360
    01/01/2005 to 12/31/2005              $9.70            $8.64            364,782
    01/01/2006 to 12/31/2006              $8.64            $8.18            254,207
    01/01/2007 to 12/31/2007              $8.18            $7.82            131,223
    01/01/2008 to 12/31/2008              $7.82           $10.14            177,441
    01/01/2009 to 12/31/2009             $10.14            $6.44            364,588

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
PROFUND VP SHORT SMALL-CAP
    01/01/2004 to 12/31/2004                                  --            $9.54             136,809
    01/01/2005 to 12/31/2005                               $9.54            $9.11             220,842
    01/01/2006 to 12/31/2006                               $9.11            $7.90             560,897
    01/01/2007 to 12/31/2007                               $7.90            $8.12           1,000,449
    01/01/2008 to 12/31/2008                               $8.12            $9.92             233,809
    01/01/2009 to 12/31/2009                               $9.92            $6.59             463,501
----------------------------------------------------------------------------------------------------------
PRUDENTIAL SP INTERNATIONAL GROWTH PORTFOLIO
    01/01/2004 to 12/31/2004                                  --           $10.53             269,671
    01/01/2005 to 12/31/2005                              $10.53           $12.05             672,243
    01/01/2006 to 12/31/2006                              $12.05           $14.35             742,865
    01/01/2007 to 12/31/2007                              $14.35           $16.87             828,104
    01/01/2008 to 12/31/2008                              $16.87            $8.25             357,600
    01/01/2009 to 12/31/2009                               $8.25           $11.12             408,047
----------------------------------------------------------------------------------------------------------
AST AGGRESSIVE ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                             $10.00           $10.00             649,828
    01/01/2006 to 12/31/2006                              $10.00           $11.38           5,212,589
    01/01/2007 to 12/31/2007                              $11.38           $12.26           8,022,912
    01/01/2008 to 12/31/2008                              $12.26            $6.95           5,663,091
    01/01/2009 to 12/31/2009                               $6.95            $8.78           9,942,981
----------------------------------------------------------------------------------------------------------
AST CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                             $10.00           $10.01           2,586,013
    01/01/2006 to 12/31/2006                              $10.01           $11.19          23,048,850
    01/01/2007 to 12/31/2007                              $11.19           $12.07          31,465,957
    01/01/2008 to 12/31/2008                              $12.07            $7.73          32,624,883
    01/01/2009 to 12/31/2009                               $7.73            $9.52         118,425,926
----------------------------------------------------------------------------------------------------------
AST ACADEMIC STRATEGIES ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                             $10.00           $10.02           2,726,484
    01/01/2006 to 12/31/2006                              $10.02           $11.01          21,829,919
    01/01/2007 to 12/31/2007                              $11.01           $11.83          30,616,578
    01/01/2008 to 12/31/2008                              $11.83            $7.93          35,995,508
    01/01/2009 to 12/31/2009                               $7.93            $9.70         107,441,591
----------------------------------------------------------------------------------------------------------
AST BALANCED ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                             $10.00           $10.03             685,724
    01/01/2006 to 12/31/2006                              $10.03           $10.90           7,315,279
    01/01/2007 to 12/31/2007                              $10.90           $11.70          12,873,620
    01/01/2008 to 12/31/2008                              $11.70            $8.20          24,018,186
    01/01/2009 to 12/31/2009                               $8.20            $9.95          97,458,970
----------------------------------------------------------------------------------------------------------
AST PRESERVATION ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                             $10.00           $10.04             115,215
    01/01/2006 to 12/31/2006                              $10.04           $10.66           3,303,256
    01/01/2007 to 12/31/2007                              $10.66           $11.40           7,359,596
    01/01/2008 to 12/31/2008                              $11.40            $9.02          24,830,005
    01/01/2009 to 12/31/2009                               $9.02           $10.65          82,197,582
----------------------------------------------------------------------------------------------------------
AST ADVANCED STRATEGIES PORTFOLIO
    03/20/2006* to 12/31/2006                             $10.00           $10.66           5,258,474
    01/01/2007 to 12/31/2007                              $10.66           $11.48           8,525,849
    01/01/2008 to 12/31/2008                              $11.48            $7.93          16,229,117
    01/01/2009 to 12/31/2009                               $7.93            $9.84          54,720,347
----------------------------------------------------------------------------------------------------------
AST FIRST TRUST BALANCED TARGET PORTFOLIO
    03/20/2006* to 12/31/2006                             $10.00           $10.58           3,781,525
    01/01/2007 to 12/31/2007                              $10.58           $11.30           7,801,920
    01/01/2008 to 12/31/2008                              $11.30            $7.28          13,486,356
    01/01/2009 to 12/31/2009                               $7.28            $8.87          54,387,061

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST CAPITAL APPRECIATION TARGET PORTFOLIO
    03/20/2006* to 12/31/2006                                $10.00           $10.48           3,795,562
    01/01/2007 to 12/31/2007                                 $10.48           $11.49           7,899,326
    01/01/2008 to 12/31/2008                                 $11.49            $6.70          13,640,692
    01/01/2009 to 12/31/2009                                  $6.70            $8.30          93,813,703
-------------------------------------------------------------------------------------------------------------
AST CLS GROWTH ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $11.51             120,901
    01/01/2008 to 12/31/2008                                 $11.51            $7.33           2,184,002
    01/01/2009 to 12/31/2009                                  $7.33            $9.15          23,955,044
-------------------------------------------------------------------------------------------------------------
AST CLS MODERATE ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $10.04              74,936
    01/01/2008 to 12/31/2008                                 $10.04            $7.15           5,507,286
    01/01/2009 to 12/31/2009                                  $7.15            $8.68          39,406,298
-------------------------------------------------------------------------------------------------------------
AST HORIZON GROWTH ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $10.19             157,014
    01/01/2008 to 12/31/2008                                 $10.19            $6.94           1,952,838
    01/01/2009 to 12/31/2009                                  $6.94            $8.65          25,271,257
-------------------------------------------------------------------------------------------------------------
AST HORIZON MODERATE ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $10.17              39,143
    01/01/2008 to 12/31/2008                                 $10.17            $7.58           3,825,075
    01/01/2009 to 12/31/2009                                  $7.58            $9.20          36,241,046
-------------------------------------------------------------------------------------------------------------
AST NIEMANN CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $10.00              50,892
    01/01/2008 to 12/31/2008                                 $10.00            $7.16           2,156,002
    01/01/2009 to 12/31/2009                                  $7.16            $8.54          18,482,649
-------------------------------------------------------------------------------------------------------------
AST WESTERN ASSET CORE PLUS BOND PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00            $9.98             213,630
    01/01/2008 to 12/31/2008                                  $9.98            $9.30           4,064,760
    01/01/2009 to 12/31/2009                                  $9.30           $10.21          12,750,275
-------------------------------------------------------------------------------------------------------------
AST GLOBAL REAL ESTATE PORTFOLIO
    07/21/2008* to 12/31/2008                                $10.18            $6.11             100,170
    01/01/2009 to 12/31/2009                                  $6.11            $8.12           1,148,210
-------------------------------------------------------------------------------------------------------------
AST PARAMETRIC EMERGING MARKETS EQUITY PORTFOLIO
    07/21/2008* to 12/31/2008                                $10.10            $5.57             126,548
    01/01/2009 to 12/31/2009                                  $5.57            $9.13           6,599,316
-------------------------------------------------------------------------------------------------------------
AST FOCUS FOUR PLUS PORTFOLIO
    07/21/2008* to 12/31/2008                                $10.00            $7.47           1,469,632
    01/01/2009 to 11/13/2009                                  $7.47            $8.36                   0
-------------------------------------------------------------------------------------------------------------
FRANKLIN TEMPLETON VIP FOUNDING FUNDS ALLOCATION FUND
    05/01/2008* to 12/31/2008                                $10.08            $6.64           5,636,967
    01/01/2009 to 12/31/2009                                  $6.64            $8.50          51,503,013
-------------------------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP VALUE PORTFOLIO
    11/16/2009* to 12/31/2009                                $10.15           $10.30              58,774
-------------------------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP GROWTH PORTFOLIO
    11/16/2009* to 12/31/2009                                $10.08           $10.29             141,417

 *  Denotes the start date of these sub-accounts

                                    APEX II
                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                   PROSPECTUS

  ACCUMULATION UNIT VALUES: WITH HD GRO 60 BPS AND COMBO 5%/HAV 80 BPS OR GRO
                PLUS 2008 60 BPS AND COMBO 5%/HAV 80 BPS (3.05%)

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH & INCOME PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.12           $12.12             5,259
------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE LARGE-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.99           $13.07             5,649
------------------------------------------------------------------------------------------------------------
AST AMERICAN CENTURY INCOME & GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.08           $12.38            11,520
------------------------------------------------------------------------------------------------------------
AST SCHRODERS MULTI ASSET WORLD STRATEGIES PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.08           $12.30            20,952
------------------------------------------------------------------------------------------------------------
AST MONEY MARKET PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.00            $9.80            61,155
------------------------------------------------------------------------------------------------------------
AST COHEN & STEERS REALTY PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.61           $14.41             3,009
------------------------------------------------------------------------------------------------------------
AST UBS DYNAMIC ALPHA PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.08           $11.59            20,757
------------------------------------------------------------------------------------------------------------
AST DEAM LARGE-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.10           $12.67             3,083
------------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN SMALL-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.93           $11.99             1,364
------------------------------------------------------------------------------------------------------------
AST HIGH YIELD PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.02           $12.43             5,092
------------------------------------------------------------------------------------------------------------
AST FEDERATED AGGRESSIVE GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.98           $12.90             3,606
------------------------------------------------------------------------------------------------------------
AST MID-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.99           $13.14            12,399
------------------------------------------------------------------------------------------------------------
AST SMALL-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.98           $12.85               758
------------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS CONCENTRATED GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.05           $12.75             5,300
------------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.06           $13.39            10,087
------------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS SMALL-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.95           $12.67            11,393
------------------------------------------------------------------------------------------------------------
AST LARGE-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.06           $12.65               573
------------------------------------------------------------------------------------------------------------
AST LORD ABBETT BOND-DEBENTURE PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.03           $12.00             1,494
------------------------------------------------------------------------------------------------------------
AST MARSICO CAPITAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.01           $12.63            10,541
------------------------------------------------------------------------------------------------------------
AST MFS GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.03           $12.07            12,013
------------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.98           $12.28             2,880
------------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN/LSV MID-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.13           $13.62             1,324
------------------------------------------------------------------------------------------------------------
AST SMALL-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.01           $13.05             1,009
------------------------------------------------------------------------------------------------------------
AST PIMCO LIMITED MATURITY BOND PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.99           $10.41            10,719

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST PIMCO TOTAL RETURN BOND PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.98           $10.98           109,219
-------------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN CORE VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.10           $12.82               240
-------------------------------------------------------------------------------------------------------------
AST QMA US EQUITY ALPHA PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.08           $12.72                56
-------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE NATURAL RESOURCES PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.30           $13.66            22,188
-------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $12.06            43,885
-------------------------------------------------------------------------------------------------------------
AST INTERNATIONAL VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.12           $13.01             2,413
-------------------------------------------------------------------------------------------------------------
AST MFS GLOBAL EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.07           $13.28             9,929
-------------------------------------------------------------------------------------------------------------
AST JPMORGAN INTERNATIONAL EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.13           $13.50             6,659
-------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE GLOBAL BOND PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $11.03             7,216
-------------------------------------------------------------------------------------------------------------
AST INTERNATIONAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.14           $13.18             2,490
-------------------------------------------------------------------------------------------------------------
AST AGGRESSIVE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.06           $12.68            35,658
-------------------------------------------------------------------------------------------------------------
AST CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $12.23            88,371
-------------------------------------------------------------------------------------------------------------
AST ACADEMIC STRATEGIES ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $12.13            20,597
-------------------------------------------------------------------------------------------------------------
AST BALANCED ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $11.96           104,004
-------------------------------------------------------------------------------------------------------------
AST PRESERVATION ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $11.53           117,847
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST BALANCED TARGET PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.01           $12.21            40,030
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST CAPITAL APPRECIATION TARGET PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.98           $12.07            33,032
-------------------------------------------------------------------------------------------------------------
AST ADVANCED STRATEGIES PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $12.33            33,933
-------------------------------------------------------------------------------------------------------------
AST CLS GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.05           $12.26             8,395
-------------------------------------------------------------------------------------------------------------
AST CLS MODERATE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $11.86            24,557
-------------------------------------------------------------------------------------------------------------
AST HORIZON GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $12.17            20,236
-------------------------------------------------------------------------------------------------------------
AST HORIZON MODERATE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $11.78             8,173
-------------------------------------------------------------------------------------------------------------
AST NIEMANN CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.03           $11.89             9,882
-------------------------------------------------------------------------------------------------------------
AST WESTERN ASSET CORE PLUS BOND PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.99           $10.68               608
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2015
    05/01/2009 to 12/31/2009                                  $9.96            $9.92                 0
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2018
    05/01/2009 to 12/31/2009                                  $9.92            $9.61                 0
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2019
    05/01/2009 to 12/31/2009                                  $9.91            $9.51                 0

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST GLOBAL REAL ESTATE PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.86           $13.84             5,212
-------------------------------------------------------------------------------------------------------------
AST PARAMETRIC EMERGING MARKETS EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.05           $14.70               544
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2016
    05/01/2009 to 12/31/2009                                  $9.94            $9.54            10,856
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2020
    05/01/2009 to 12/31/2009                                  $9.88            $9.19                 0
-------------------------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP VALUE PORTFOLIO
    11/16/2009* to 12/31/2009                                $10.14           $10.28                 0
-------------------------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP GROWTH PORTFOLIO
    11/16/2009* to 12/31/2009                                $10.08           $10.27                 0
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA GROWTH FUND
    05/01/2009 to 12/31/2009                                 $10.04           $12.55                 0
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA INTERNATIONAL EQUITY FUND
    05/01/2009 to 12/31/2009                                 $10.05           $12.65                96
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA OMEGA FUND
    05/01/2009 to 12/31/2009                                  $9.89           $12.76               471
-------------------------------------------------------------------------------------------------------------
FRANKLIN TEMPLETON VIP FOUNDING FUNDS ALLOCATION FUND
    05/01/2009 to 12/31/2009                                 $10.07           $12.74            43,424
-------------------------------------------------------------------------------------------------------------
PRUDENTIAL SP INTERNATIONAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.14           $13.32                 0
-------------------------------------------------------------------------------------------------------------
GARTMORE NVIT DEVELOPING MARKETS FUND
    05/01/2009 to 12/31/2009                                 $10.12           $14.41             3,106
-------------------------------------------------------------------------------------------------------------
THE DOW DART 10 PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.14           $13.21                 0
-------------------------------------------------------------------------------------------------------------
FIRST TRUST TARGET FOCUS FOUR PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.10           $13.19                 0
-------------------------------------------------------------------------------------------------------------
GLOBAL DIVIDEND TARGET 15 PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.06           $14.39               685
-------------------------------------------------------------------------------------------------------------
S&P TARGET 24 PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.00           $11.93                 0
-------------------------------------------------------------------------------------------------------------
TARGET MANAGED VIP PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.00           $12.22                 0
-------------------------------------------------------------------------------------------------------------
THE DOW TARGET DIVIDEND PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.05           $13.63                 0
-------------------------------------------------------------------------------------------------------------
PROFUND VP ASIA 30
    05/01/2009 to 12/31/2009                                 $10.20           $13.92                 0
-------------------------------------------------------------------------------------------------------------
PROFUND VP BANKS
    05/01/2009 to 12/31/2009                                  $9.77           $12.43                 0
-------------------------------------------------------------------------------------------------------------
PROFUND VP BEAR
    05/01/2009 to 12/31/2009                                  $9.94            $7.28             1,686
-------------------------------------------------------------------------------------------------------------
PROFUND VP BASIC MATERIALS
    05/01/2009 to 12/31/2009                                 $10.15           $14.20               347
-------------------------------------------------------------------------------------------------------------
PROFUND VP BULL
    05/01/2009 to 12/31/2009                                 $10.05           $12.58                 0
-------------------------------------------------------------------------------------------------------------
PROFUND VP CONSUMER SERVICES
    05/01/2009 to 12/31/2009                                  $9.95           $12.22                 0
-------------------------------------------------------------------------------------------------------------
PROFUND VP CONSUMER GOODS PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.03           $12.49                 0
-------------------------------------------------------------------------------------------------------------
PROFUND VP OIL & GAS
    05/01/2009 to 12/31/2009                                 $10.30           $11.85               404

                                                                               Number of
                                           Accumulation     Accumulation      Accumulation
                                           Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                            Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------
PROFUND VP EUROPE 30
    05/01/2009 to 12/31/2009                  $10.15           $13.55                0
----------------------------------------------------------------------------------------------
PROFUND VP FINANCIALS
    05/01/2009 to 12/31/2009                   $9.83           $12.79              834
----------------------------------------------------------------------------------------------
PROFUND VP U.S. GOVERNMENT PLUS
    05/01/2009 to 12/31/2009                   $9.89            $8.85            1,341
----------------------------------------------------------------------------------------------
PROFUND VP HEALTH CARE
    05/01/2009 to 12/31/2009                   $9.98           $12.70                0
----------------------------------------------------------------------------------------------
PROFUND VP INDUSTRIALS
    05/01/2009 to 12/31/2009                  $10.11           $12.70                0
----------------------------------------------------------------------------------------------
PROFUND VP JAPAN
    05/01/2009 to 12/31/2009                  $10.22           $11.29                0
----------------------------------------------------------------------------------------------
PROFUND VP PRECIOUS METALS
    05/01/2009 to 12/31/2009                  $10.01           $13.59                0
----------------------------------------------------------------------------------------------
PROFUND VP MID-CAP GROWTH
    05/01/2009 to 12/31/2009                   $9.99           $12.58            1,273
----------------------------------------------------------------------------------------------
PROFUND VP MID-CAP VALUE
    05/01/2009 to 12/31/2009                   $9.92           $12.68                0
----------------------------------------------------------------------------------------------
PROFUND VP PHARMACEUTICALS
    05/01/2009 to 12/31/2009                  $10.02           $13.00                0
----------------------------------------------------------------------------------------------
PROFUND VP REAL ESTATE
    05/01/2009 to 12/31/2009                   $9.62           $13.94                0
----------------------------------------------------------------------------------------------
PROFUND VP RISING RATES OPPORTUNITY
    05/01/2009 to 12/31/2009                  $10.11           $10.16            2,366
----------------------------------------------------------------------------------------------
PROFUND VP NASDAQ-100
    05/01/2009 to 12/31/2009                  $10.01           $12.96                0
----------------------------------------------------------------------------------------------
PROFUND VP SMALL-CAP GROWTH
    05/01/2009 to 12/31/2009                  $10.01           $12.50                0
----------------------------------------------------------------------------------------------
PROFUND VP SHORT NASDAQ-100
    05/01/2009 to 12/31/2009                   $9.99            $7.05                0
----------------------------------------------------------------------------------------------
PROFUND VP SMALL-CAP VALUE
    05/01/2009 to 12/31/2009                   $9.96           $12.32            1,307
----------------------------------------------------------------------------------------------
PROFUND VP TELECOMMUNICATIONS
    05/01/2009 to 12/31/2009                  $10.15           $10.95            1,469
----------------------------------------------------------------------------------------------
PROFUND VP ULTRAMID-CAP
    05/01/2009 to 12/31/2009                   $9.94           $15.92                0
----------------------------------------------------------------------------------------------
PROFUND VP UTILITIES
    05/01/2009 to 12/31/2009                  $10.23           $12.17              875
----------------------------------------------------------------------------------------------
PROFUND VP LARGE-CAP GROWTH
    05/01/2009 to 12/31/2009                  $10.07           $12.56                0
----------------------------------------------------------------------------------------------
PROFUND VP LARGE-CAP VALUE
    05/01/2009 to 12/31/2009                  $10.03           $12.61            1,267
----------------------------------------------------------------------------------------------
AIM V.I. DYNAMICS FUND
    05/01/2009 to 12/31/2009                  $10.04           $13.06              637
----------------------------------------------------------------------------------------------
AIM V.I. FINANCIAL SERVICES FUND
    05/01/2009 to 12/31/2009                  $10.00           $13.90            2,477
----------------------------------------------------------------------------------------------
AIM V.I. GLOBAL HEALTH CARE
    05/01/2009 to 12/31/2009                   $9.95           $12.67              410
----------------------------------------------------------------------------------------------
WELLS FARGO ADVANTAGE VT EQUITY INCOME
    05/01/2009 to 12/31/2009                  $10.09           $12.19              329

 *  Denotes the start date of these sub-accounts

                                    ASXT SIX
                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                   PROSPECTUS

          ACCUMULATION UNIT VALUES: WITH NO OPTIONAL BENEFITS (1.65%)

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST JPMORGAN INTERNATIONAL EQUITY PORTFOLIO
    01/01/2002 to 12/31/2002                           --            $8.56           2,569,506
    01/01/2003 to 12/31/2003                        $8.56           $11.00           2,415,394
    01/01/2004 to 12/31/2004                       $11.00           $12.67           3,227,381
    01/01/2005 to 12/31/2005                       $12.67           $13.84           5,621,834
    01/01/2006 to 12/31/2006                       $13.84           $16.71           4,715,269
    01/01/2007 to 12/31/2007                       $16.71           $17.98           4,504,935
    01/01/2008 to 12/31/2008                       $17.98           $10.37           2,459,224
    01/01/2009 to 12/31/2009                       $10.37           $13.86           5,086,873
---------------------------------------------------------------------------------------------------
AST INTERNATIONAL GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                           --            $9.72             835,523
    01/01/2003 to 12/31/2003                        $9.72           $13.39           5,547,558
    01/01/2004 to 12/31/2004                       $13.39           $15.30          11,265,469
    01/01/2005 to 12/31/2005                       $15.30           $17.54          12,141,521
    01/01/2006 to 12/31/2006                       $17.54           $20.87           9,628,446
    01/01/2007 to 12/31/2007                       $20.87           $24.43           8,347,423
    01/01/2008 to 12/31/2008                       $24.43           $11.96           6,129,240
    01/01/2009 to 12/31/2009                       $11.96           $15.91           6,854,079
---------------------------------------------------------------------------------------------------
AST INTERNATIONAL VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                           --            $8.19             269,995
    01/01/2003 to 12/31/2003                        $8.19           $10.79           1,201,268
    01/01/2004 to 12/31/2004                       $10.79           $12.84           1,897,469
    01/01/2005 to 12/31/2005                       $12.84           $14.36           2,013,543
    01/01/2006 to 12/31/2006                       $14.36           $18.00           3,305,654
    01/01/2007 to 12/31/2007                       $18.00           $20.85           4,044,519
    01/01/2008 to 12/31/2008                       $20.85           $11.48           2,393,870
    01/01/2009 to 12/31/2009                       $11.48           $14.74           3,492,926
---------------------------------------------------------------------------------------------------
AST MFS GLOBAL EQUITY PORTFOLIO
    01/01/2002 to 12/31/2002                           --            $9.04             969,509
    01/01/2003 to 12/31/2003                        $9.04           $11.30           1,393,001
    01/01/2004 to 12/31/2004                       $11.30           $13.16           2,276,801
    01/01/2005 to 12/31/2005                       $13.16           $13.92           1,907,777
    01/01/2006 to 12/31/2006                       $13.92           $17.02           2,905,252
    01/01/2007 to 12/31/2007                       $17.02           $18.31           2,119,181
    01/01/2008 to 12/31/2008                       $18.31           $11.88           1,412,847
    01/01/2009 to 12/31/2009                       $11.88           $15.37           2,567,781
---------------------------------------------------------------------------------------------------
AST SMALL-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                           --            $6.92           1,970,250
    01/01/2003 to 12/31/2003                        $6.92            $9.89           3,292,593
    01/01/2004 to 12/31/2004                        $9.89            $9.05           2,242,129
    01/01/2005 to 12/31/2005                        $9.05            $9.04           2,134,731
    01/01/2006 to 12/31/2006                        $9.04           $10.01           1,867,490
    01/01/2007 to 12/31/2007                       $10.01           $10.55           1,740,242
    01/01/2008 to 12/31/2008                       $10.55            $6.74           1,375,635
    01/01/2009 to 12/31/2009                        $6.74            $8.88           2,524,147

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN SMALL-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.67             639,695
    01/01/2003 to 12/31/2003                            $7.67           $11.13           1,682,193
    01/01/2004 to 12/31/2004                           $11.13           $11.98           1,618,719
    01/01/2005 to 12/31/2005                           $11.98           $11.83           1,385,431
    01/01/2006 to 12/31/2006                           $11.83           $12.53           1,174,654
    01/01/2007 to 12/31/2007                           $12.53           $14.63           1,215,825
    01/01/2008 to 12/31/2008                           $14.63            $8.27             768,282
    01/01/2009 to 12/31/2009                            $8.27            $9.97           1,585,215
-------------------------------------------------------------------------------------------------------
AST FEDERATED AGGRESSIVE GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.64           1,255,415
    01/01/2003 to 12/31/2003                            $7.64           $12.74           3,085,373
    01/01/2004 to 12/31/2004                           $12.74           $15.42           4,808,453
    01/01/2005 to 12/31/2005                           $15.42           $16.60           5,464,855
    01/01/2006 to 12/31/2006                           $16.60           $18.43           4,641,175
    01/01/2007 to 12/31/2007                           $18.43           $20.16           4,026,646
    01/01/2008 to 12/31/2008                           $20.16           $11.08           2,977,983
    01/01/2009 to 12/31/2009                           $11.08           $14.46           3,702,808
-------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS SMALL-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $9.26           1,492,775
    01/01/2003 to 12/31/2003                            $9.26           $12.85           1,504,296
    01/01/2004 to 12/31/2004                           $12.85           $15.19           1,541,896
    01/01/2005 to 12/31/2005                           $15.19           $15.68           1,243,642
    01/01/2006 to 12/31/2006                           $15.68           $18.08           1,000,596
    01/01/2007 to 12/31/2007                           $18.08           $16.87             758,170
    01/01/2008 to 12/31/2008                           $16.87           $12.17             667,006
    01/01/2009 to 12/31/2009                           $12.17           $15.19           2,182,014
-------------------------------------------------------------------------------------------------------
AST SMALL-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $9.30           6,141,523
    01/01/2003 to 12/31/2003                            $9.30           $12.42          10,183,346
    01/01/2004 to 12/31/2004                           $12.42           $14.22          10,785,030
    01/01/2005 to 12/31/2005                           $14.22           $14.91          11,285,282
    01/01/2006 to 12/31/2006                           $14.91           $17.61           9,098,178
    01/01/2007 to 12/31/2007                           $17.61           $16.34           8,130,632
    01/01/2008 to 12/31/2008                           $16.34           $11.30           6,242,966
    01/01/2009 to 12/31/2009                           $11.30           $14.11           6,242,625
-------------------------------------------------------------------------------------------------------
AST DEAM SMALL-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.66             423,387
    01/01/2003 to 12/31/2003                            $7.66           $10.81           1,134,865
    01/01/2004 to 12/31/2004                           $10.81           $12.99           2,143,020
    01/01/2005 to 12/31/2005                           $12.99           $12.92           2,106,236
    01/01/2006 to 12/31/2006                           $12.92           $15.25           1,874,276
    01/01/2007 to 12/31/2007                           $15.25           $12.33           1,578,237
    01/01/2008 to 07/18/2008                           $12.33           $11.30                   0
-------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.97           1,273,118
    01/01/2003 to 12/31/2003                            $7.97           $10.31           3,027,057
    01/01/2004 to 12/31/2004                           $10.31           $11.80           4,375,813
    01/01/2005 to 12/31/2005                           $11.80           $12.16           5,391,424
    01/01/2006 to 12/31/2006                           $12.16           $12.71           4,189,111
    01/01/2007 to 12/31/2007                           $12.71           $14.92           3,918,725
    01/01/2008 to 12/31/2008                           $14.92            $8.69           2,808,881
    01/01/2009 to 12/31/2009                            $8.69           $13.42           5,868,356

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                                  --            $7.41           2,175,250
    01/01/2003 to 12/31/2003                               $7.41            $9.51           3,415,318
    01/01/2004 to 12/31/2004                               $9.51           $10.86           4,715,301
    01/01/2005 to 12/31/2005                              $10.86           $12.12           5,728,444
    01/01/2006 to 12/31/2006                              $12.12           $13.59           5,378,198
    01/01/2007 to 12/31/2007                              $13.59           $16.34           6,560,811
    01/01/2008 to 12/31/2008                              $16.34            $9.13           3,042,143
    01/01/2009 to 12/31/2009                               $9.13           $11.65           4,022,837
----------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN / LSV MID-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                                  --            $8.96           5,118,558
    01/01/2003 to 12/31/2003                               $8.96           $12.01           8,530,129
    01/01/2004 to 12/31/2004                              $12.01           $14.51          11,461,684
    01/01/2005 to 12/31/2005                              $14.51           $15.99          12,260,006
    01/01/2006 to 12/31/2006                              $15.99           $17.42           9,574,218
    01/01/2007 to 12/31/2007                              $17.42           $17.67           8,191,847
    01/01/2008 to 12/31/2008                              $17.67           $10.03           5,184,438
    01/01/2009 to 12/31/2009                              $10.03           $13.88           5,689,131
----------------------------------------------------------------------------------------------------------
AST ALGER ALL-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                                  --            $6.80             658,419
    01/01/2003 to 12/31/2003                               $6.80            $9.07           2,002,166
    01/01/2004 to 12/31/2004                               $9.07            $9.67           1,798,457
    01/01/2005 to 12/02/2005                               $9.67           $11.10                   0
----------------------------------------------------------------------------------------------------------
AST MID-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                                  --            $8.17           1,200,225
    01/01/2003 to 12/31/2003                               $8.17           $10.91           2,513,413
    01/01/2004 to 12/31/2004                              $10.91           $12.38           2,587,064
    01/01/2005 to 12/31/2005                              $12.38           $12.83           1,988,251
    01/01/2006 to 12/31/2006                              $12.83           $14.42           1,907,063
    01/01/2007 to 12/31/2007                              $14.42           $14.57           1,540,522
    01/01/2008 to 12/31/2008                              $14.57            $8.87           1,381,269
    01/01/2009 to 12/31/2009                               $8.87           $12.11           2,137,413
----------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE NATURAL RESOURCES PORTFOLIO
    01/01/2002 to 12/31/2002                                  --            $9.59             724,670
    01/01/2003 to 12/31/2003                               $9.59           $12.59           2,011,627
    01/01/2004 to 12/31/2004                              $12.59           $16.25           2,040,188
    01/01/2005 to 12/31/2005                              $16.25           $21.00           3,677,613
    01/01/2006 to 12/31/2006                              $21.00           $23.93           2,942,718
    01/01/2007 to 12/31/2007                              $23.93           $33.07           3,950,105
    01/01/2008 to 12/31/2008                              $33.07           $16.27           2,088,027
    01/01/2009 to 12/31/2009                              $16.27           $23.89           4,621,252
----------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE LARGE-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                                  --            $7.46           1,869,353
    01/01/2003 to 12/31/2003                               $7.46            $9.08           2,098,873
    01/01/2004 to 12/31/2004                               $9.08            $9.44           2,378,881
    01/01/2005 to 12/31/2005                               $9.44           $10.81           3,925,742
    01/01/2006 to 12/31/2006                              $10.81           $11.23           4,132,529
    01/01/2007 to 12/31/2007                              $11.23           $11.96           5,137,246
    01/01/2008 to 12/31/2008                              $11.96            $6.99           4,437,756
    01/01/2009 to 12/31/2009                               $6.99           $10.54          10,159,519

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST MFS GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.58           2,930,432
    01/01/2003 to 12/31/2003                            $7.58            $9.16           4,784,269
    01/01/2004 to 12/31/2004                            $9.16            $9.97           4,529,834
    01/01/2005 to 12/31/2005                            $9.97           $10.43           5,915,443
    01/01/2006 to 12/31/2006                           $10.43           $11.25           4,572,301
    01/01/2007 to 12/31/2007                           $11.25           $12.73           3,902,210
    01/01/2008 to 12/31/2008                           $12.73            $7.98           3,159,245
    01/01/2009 to 12/31/2009                            $7.98            $9.75           4,944,538
-------------------------------------------------------------------------------------------------------
AST MARSICO CAPITAL GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.32          10,144,317
    01/01/2003 to 12/31/2003                            $8.32           $10.78          20,138,164
    01/01/2004 to 12/31/2004                           $10.78           $12.26          28,117,310
    01/01/2005 to 12/31/2005                           $12.26           $12.88          32,140,125
    01/01/2006 to 12/31/2006                           $12.88           $13.59          26,497,526
    01/01/2007 to 12/31/2007                           $13.59           $15.36          23,963,028
    01/01/2008 to 12/31/2008                           $15.36            $8.51          16,673,165
    01/01/2009 to 12/31/2009                            $8.51           $10.86          17,250,307
-------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS CONCENTRATED GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.67           1,349,939
    01/01/2003 to 12/31/2003                            $7.67            $9.45           2,053,023
    01/01/2004 to 12/31/2004                            $9.45            $9.64           2,785,100
    01/01/2005 to 12/31/2005                            $9.64            $9.80           2,531,901
    01/01/2006 to 12/31/2006                            $9.80           $10.60           2,498,654
    01/01/2007 to 12/31/2007                           $10.60           $11.88           2,806,534
    01/01/2008 to 12/31/2008                           $11.88            $6.98           1,877,493
    01/01/2009 to 12/31/2009                            $6.98           $10.25           5,358,114
-------------------------------------------------------------------------------------------------------
AST DEAM LARGE-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.66             664,649
    01/01/2003 to 12/31/2003                            $8.66           $10.78           1,072,256
    01/01/2004 to 12/31/2004                           $10.78           $12.53           2,351,197
    01/01/2005 to 12/31/2005                           $12.53           $13.47           2,585,881
    01/01/2006 to 12/31/2006                           $13.47           $16.13           4,397,725
    01/01/2007 to 12/31/2007                           $16.13           $16.05           3,751,417
    01/01/2008 to 12/31/2008                           $16.05            $9.90           2,589,179
    01/01/2009 to 12/31/2009                            $9.90           $11.51           3,294,871
-------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH + VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.99             965,912
    01/01/2003 to 12/31/2003                            $7.99            $9.91           1,387,072
    01/01/2004 to 12/31/2004                            $9.91           $10.72           1,620,391
    01/01/2005 to 12/02/2005                           $10.72           $11.86                   0
-------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN CORE VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.76           6,005,922
    01/01/2003 to 12/31/2003                            $8.76           $11.06           3,621,862
    01/01/2004 to 12/31/2004                           $11.06           $12.39           4,643,022
    01/01/2005 to 12/31/2005                           $12.39           $12.86           4,311,857
    01/01/2006 to 12/31/2006                           $12.86           $15.34           5,318,094
    01/01/2007 to 12/31/2007                           $15.34           $14.55           4,469,636
    01/01/2008 to 12/31/2008                           $14.55            $8.32           2,874,755
    01/01/2009 to 12/31/2009                            $8.32           $10.13           3,572,238

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST COHEN & STEERS REALTY PORTFOLIO
    01/01/2002 to 12/31/2002                               --           $10.08           1,563,489
    01/01/2003 to 12/31/2003                           $10.08           $13.63           3,097,315
    01/01/2004 to 12/31/2004                           $13.63           $18.49           4,080,179
    01/01/2005 to 12/31/2005                           $18.49           $20.88           3,749,124
    01/01/2006 to 12/31/2006                           $20.88           $28.08           3,925,105
    01/01/2007 to 12/31/2007                           $28.08           $22.11           2,254,421
    01/01/2008 to 12/31/2008                           $22.11           $14.12           1,741,032
    01/01/2009 to 12/31/2009                           $14.12           $18.32           2,154,565
-------------------------------------------------------------------------------------------------------
AST QMA US EQUITY ALPHA PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.17           3,662,406
    01/01/2003 to 12/31/2003                            $8.17           $10.23           5,442,511
    01/01/2004 to 12/31/2004                           $10.23           $11.07           6,845,369
    01/01/2005 to 12/31/2005                           $11.07           $11.27           6,774,077
    01/01/2006 to 12/31/2006                           $11.27           $12.48           6,255,253
    01/01/2007 to 12/31/2007                           $12.48           $12.53           5,371,782
    01/01/2008 to 12/31/2008                           $12.53            $7.55           2,747,511
    01/01/2009 to 12/31/2009                            $7.55            $9.05           3,372,332
-------------------------------------------------------------------------------------------------------
AST AMERICAN CENTURY INCOME & GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.25           1,751,136
    01/01/2003 to 12/31/2003                            $8.25           $10.45           2,115,438
    01/01/2004 to 12/31/2004                           $10.45           $11.57           4,670,846
    01/01/2005 to 12/31/2005                           $11.57           $11.90           4,205,656
    01/01/2006 to 12/31/2006                           $11.90           $13.68           3,984,557
    01/01/2007 to 12/31/2007                           $13.68           $13.44           3,435,528
    01/01/2008 to 12/31/2008                           $13.44            $8.62           2,803,150
    01/01/2009 to 12/31/2009                            $8.62            $9.99           4,930,435
-------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH & INCOME PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.06           6,667,373
    01/01/2003 to 12/31/2003                            $8.06           $10.50          21,264,670
    01/01/2004 to 12/31/2004                           $10.50           $11.46          25,850,506
    01/01/2005 to 12/31/2005                           $11.46           $11.81          31,190,346
    01/01/2006 to 12/31/2006                           $11.81           $13.62          23,350,650
    01/01/2007 to 12/31/2007                           $13.62           $14.08          19,997,748
    01/01/2008 to 12/31/2008                           $14.08            $8.22          14,384,005
    01/01/2009 to 12/31/2009                            $8.22            $9.63          15,821,358
-------------------------------------------------------------------------------------------------------
AST LARGE-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.34           2,110,071
    01/01/2003 to 12/31/2003                            $8.34            $9.83           2,647,064
    01/01/2004 to 12/31/2004                            $9.83           $11.17           3,717,848
    01/01/2005 to 12/31/2005                           $11.17           $11.69           5,245,458
    01/01/2006 to 12/31/2006                           $11.69           $13.62           5,568,043
    01/01/2007 to 12/31/2007                           $13.62           $13.00           4,973,375
    01/01/2008 to 12/31/2008                           $13.00            $7.48           4,027,564
    01/01/2009 to 12/31/2009                            $7.48            $8.78           5,087,827
-------------------------------------------------------------------------------------------------------
AST UBS DYNAMIC ALPHA PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.71             847,517
    01/01/2003 to 12/31/2003                            $8.71           $10.24             898,161
    01/01/2004 to 12/31/2004                           $10.24           $11.19           1,061,887
    01/01/2005 to 12/31/2005                           $11.19           $11.77           1,055,034
    01/01/2006 to 12/31/2006                           $11.77           $12.86           1,120,866
    01/01/2007 to 12/31/2007                           $12.86           $12.90           2,745,236
    01/01/2008 to 12/31/2008                           $12.90           $10.45          15,430,642
    01/01/2009 to 12/31/2009                           $10.45           $12.54          46,430,018

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST SCHRODERS MULTI ASSET WORLD STRATEGIES PORTFOLIO
    01/01/2002 to 12/31/2002                                    --            $9.14           1,126,058
    01/01/2003 to 12/31/2003                                 $9.14           $10.69           2,045,205
    01/01/2004 to 12/31/2004                                $10.69           $11.46           2,335,598
    01/01/2005 to 12/31/2005                                $11.46           $11.79           2,294,529
    01/01/2006 to 12/31/2006                                $11.79           $12.72           2,165,859
    01/01/2007 to 12/31/2007                                $12.72           $13.62           2,277,264
    01/01/2008 to 12/31/2008                                $13.62            $9.35           3,074,479
    01/01/2009 to 12/31/2009                                 $9.35           $11.72          33,399,889
------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE ASSET ALLOCATION PORTFOLIO
    01/01/2002 to 12/31/2002                                    --            $9.09             921,329
    01/01/2003 to 12/31/2003                                 $9.09           $11.09           2,243,566
    01/01/2004 to 12/31/2004                                $11.09           $12.13           3,551,315
    01/01/2005 to 12/31/2005                                $12.13           $12.49           4,192,627
    01/01/2006 to 12/31/2006                                $12.49           $13.82           4,776,442
    01/01/2007 to 12/31/2007                                $13.82           $14.45           6,387,795
    01/01/2008 to 12/31/2008                                $14.45           $10.52          10,697,390
    01/01/2009 to 12/31/2009                                $10.52           $12.85          40,732,836
------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE GLOBAL BOND PORTFOLIO
    01/01/2002 to 12/31/2002                                    --           $11.34           1,739,313
    01/01/2003 to 12/31/2003                                $11.34           $12.59           2,962,471
    01/01/2004 to 12/31/2004                                $12.59           $13.45           4,717,822
    01/01/2005 to 12/31/2005                                $13.45           $12.64           6,261,824
    01/01/2006 to 12/31/2006                                $12.64           $13.21           6,093,700
    01/01/2007 to 12/31/2007                                $13.21           $14.24           6,452,566
    01/01/2008 to 12/31/2008                                $14.24           $13.67           4,228,137
    01/01/2009 to 12/31/2009                                $13.67           $15.07           6,337,072
------------------------------------------------------------------------------------------------------------
AST HIGH YIELD PORTFOLIO
    01/01/2002 to 12/31/2002                                    --            $9.71           5,592,940
    01/01/2003 to 12/31/2003                                 $9.71           $11.61          12,201,163
    01/01/2004 to 12/31/2004                                $11.61           $12.69          13,717,128
    01/01/2005 to 12/31/2005                                $12.69           $12.62           9,658,908
    01/01/2006 to 12/31/2006                                $12.62           $13.70           9,653,937
    01/01/2007 to 12/31/2007                                $13.70           $13.80           6,461,538
    01/01/2008 to 12/31/2008                                $13.80           $10.11           5,931,752
    01/01/2009 to 12/31/2009                                $10.11           $13.47          13,509,194
------------------------------------------------------------------------------------------------------------
AST LORD ABBETT BOND-DEBENTURE PORTFOLIO
    01/01/2002 to 12/31/2002                                    --            $9.94           4,146,530
    01/01/2003 to 12/31/2003                                 $9.94           $11.61           7,751,236
    01/01/2004 to 12/31/2004                                $11.61           $12.26           8,369,008
    01/01/2005 to 12/31/2005                                $12.26           $12.20          12,427,806
    01/01/2006 to 12/31/2006                                $12.20           $13.17          10,147,675
    01/01/2007 to 12/31/2007                                $13.17           $13.74           8,365,789
    01/01/2008 to 12/31/2008                                $13.74           $10.37           8,586,978
    01/01/2009 to 12/31/2009                                $10.37           $13.73          10,096,051
------------------------------------------------------------------------------------------------------------
AST PIMCO TOTAL RETURN BOND PORTFOLIO
    01/01/2002 to 12/31/2002                                    --           $10.57          20,544,075
    01/01/2003 to 12/31/2003                                $10.57           $10.95          26,287,388
    01/01/2004 to 12/31/2004                                $10.95           $11.31          33,208,757
    01/01/2005 to 12/31/2005                                $11.31           $11.40          22,436,395
    01/01/2006 to 12/31/2006                                $11.40           $11.63          21,700,661
    01/01/2007 to 12/31/2007                                $11.63           $12.39          21,645,194
    01/01/2008 to 12/31/2008                                $12.39           $11.91          20,478,277
    01/01/2009 to 12/31/2009                                $11.91           $13.65          59,442,486

                                                                                  Number of
                                              Accumulation     Accumulation      Accumulation
                                              Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                               Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------
AST PIMCO LIMITED MATURITY BOND PORTFOLIO
    01/01/2002 to 12/31/2002                         --           $10.34          11,274,642
    01/01/2003 to 12/31/2003                     $10.34           $10.51          15,242,856
    01/01/2004 to 12/31/2004                     $10.51           $10.55          21,299,789
    01/01/2005 to 12/31/2005                     $10.55           $10.54          28,031,651
    01/01/2006 to 12/31/2006                     $10.54           $10.76          22,394,558
    01/01/2007 to 12/31/2007                     $10.76           $11.31          20,392,150
    01/01/2008 to 12/31/2008                     $11.31           $11.24          15,403,578
    01/01/2009 to 12/31/2009                     $11.24           $12.19          19,779,745
-------------------------------------------------------------------------------------------------
AST MONEY MARKET PORTFOLIO
    01/01/2002 to 12/31/2002                         --            $9.96          36,255,772
    01/01/2003 to 12/31/2003                      $9.96            $9.86          32,730,501
    01/01/2004 to 12/31/2004                      $9.86            $9.78          29,870,585
    01/01/2005 to 12/31/2005                      $9.78            $9.88          42,442,274
    01/01/2006 to 12/31/2006                      $9.88           $10.16          46,325,237
    01/01/2007 to 12/31/2007                     $10.16           $10.48          56,111,128
    01/01/2008 to 12/31/2008                     $10.48           $10.57          91,319,625
    01/01/2009 to 12/31/2009                     $10.57           $10.42          66,786,776
-------------------------------------------------------------------------------------------------
GARTMORE NVIT DEVELOPING MARKETS FUND
    01/01/2002 to 12/31/2002                         --            $8.66             283,466
    01/01/2003 to 12/31/2003                      $8.66           $13.60           1,763,660
    01/01/2004 to 12/31/2004                     $13.60           $16.02           2,103,950
    01/01/2005 to 12/31/2005                     $16.02           $20.72           3,395,891
    01/01/2006 to 12/31/2006                     $20.72           $27.43           2,835,328
    01/01/2007 to 12/31/2007                     $27.43           $38.71           3,344,620
    01/01/2008 to 12/31/2008                     $38.71           $16.04           1,630,334
    01/01/2009 to 12/31/2009                     $16.04           $25.59           2,133,897
-------------------------------------------------------------------------------------------------
WELLS FARGO ADVANTAGE VT EQUITY INCOME
    01/01/2002 to 12/31/2002                         --            $8.25             196,720
    01/01/2003 to 12/31/2003                      $8.25           $10.23             314,757
    01/01/2004 to 12/31/2004                     $10.23           $11.18             590,808
    01/01/2005 to 12/31/2005                     $11.18           $11.59             534,648
    01/01/2006 to 12/31/2006                     $11.59           $13.51             582,613
    01/01/2007 to 12/31/2007                     $13.51           $13.66             497,287
    01/01/2008 to 12/31/2008                     $13.66            $8.53             312,113
    01/01/2009 to 12/31/2009                      $8.53            $9.81             287,896
-------------------------------------------------------------------------------------------------
AIM V.I. DYNAMICS FUND
    01/01/2002 to 12/31/2002                         --            $7.09             543,762
    01/01/2003 to 12/31/2003                      $7.09            $9.61             889,464
    01/01/2004 to 12/31/2004                      $9.61           $10.72             668,032
    01/01/2005 to 12/31/2005                     $10.72           $11.67             602,063
    01/01/2006 to 12/31/2006                     $11.67           $13.33             605,730
    01/01/2007 to 12/31/2007                     $13.33           $14.70             631,476
    01/01/2008 to 12/31/2008                     $14.70            $7.51             384,426
    01/01/2009 to 12/31/2009                      $7.51           $10.52             430,777
-------------------------------------------------------------------------------------------------
AIM V.I. TECHNOLOGY FUND
    01/01/2002 to 12/31/2002                         --            $5.50             293,307
    01/01/2003 to 12/31/2003                      $5.50            $7.87             578,651
    01/01/2004 to 12/31/2004                      $7.87            $8.09             512,424
    01/01/2005 to 12/31/2005                      $8.09            $8.13             453,392
    01/01/2006 to 12/31/2006                      $8.13            $8.84             513,442
    01/01/2007 to 12/31/2007                      $8.84            $9.36             630,739
    01/01/2008 to 12/31/2008                      $9.36            $5.11             453,772
    01/01/2009 to 12/31/2009                      $5.11            $7.91             970,438

                                                                               Number of
                                           Accumulation     Accumulation      Accumulation
                                           Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                            Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------
AIM V.I. GLOBAL HEALTH CARE
    01/01/2002 to 12/31/2002                      --            $8.00            475,873
    01/01/2003 to 12/31/2003                   $8.00           $10.05            698,364
    01/01/2004 to 12/31/2004                  $10.05           $10.64            937,586
    01/01/2005 to 12/31/2005                  $10.64           $11.31          1,131,376
    01/01/2006 to 12/31/2006                  $11.31           $11.71          1,250,782
    01/01/2007 to 12/31/2007                  $11.71           $12.88          1,163,277
    01/01/2008 to 12/31/2008                  $12.88            $9.04            849,932
    01/01/2009 to 12/31/2009                   $9.04           $11.35          1,181,689
----------------------------------------------------------------------------------------------
AIM V.I. FINANCIAL SERVICES FUND
    01/01/2002 to 12/31/2002                      --            $8.76            366,258
    01/01/2003 to 12/31/2003                   $8.76           $11.17            607,265
    01/01/2004 to 12/31/2004                  $11.17           $11.94            585,185
    01/01/2005 to 12/31/2005                  $11.94           $12.43          1,042,992
    01/01/2006 to 12/31/2006                  $12.43           $14.24            778,674
    01/01/2007 to 12/31/2007                  $14.24           $10.89            465,175
    01/01/2008 to 12/31/2008                  $10.89            $4.34            540,897
    01/01/2009 to 12/31/2009                   $4.34            $5.44            779,148
----------------------------------------------------------------------------------------------
EVERGREEN VA INTERNATIONAL EQUITY FUND
    01/01/2002 to 12/31/2002                      --            $8.15            113,389
    01/01/2003 to 12/31/2003                   $8.15           $11.65            189,143
    01/01/2004 to 12/31/2004                  $11.65           $13.66            414,631
    01/01/2005 to 12/31/2005                  $13.66           $15.59            689,816
    01/01/2006 to 12/31/2006                  $15.59           $18.88          1,081,552
    01/01/2007 to 12/31/2007                  $18.88           $21.35          1,401,663
    01/01/2008 to 12/31/2008                  $21.35           $12.29            984,931
    01/01/2009 to 12/31/2009                  $12.29           $14.01            668,798
----------------------------------------------------------------------------------------------
EVERGREEN VA SPECIAL EQUITY FUND
    01/01/2002 to 12/31/2002                      --            $7.44            127,728
    01/01/2003 to 12/31/2003                   $7.44           $11.12            815,621
    01/01/2004 to 12/31/2004                  $11.12           $11.58            702,642
    01/01/2005 to 04/15/2005                  $11.58           $10.31                  0
----------------------------------------------------------------------------------------------
EVERGREEN VA OMEGA FUND
    01/01/2002 to 12/31/2002                      --            $7.78             39,943
    01/01/2003 to 12/31/2003                   $7.78           $10.71            404,789
    01/01/2004 to 12/31/2004                  $10.71           $11.29            570,123
    01/01/2005 to 12/31/2005                  $11.29           $11.53            281,775
    01/01/2006 to 12/31/2006                  $11.53           $12.03            241,307
    01/01/2007 to 12/31/2007                  $12.03           $13.24            249,298
    01/01/2008 to 12/31/2008                  $13.24            $9.48            271,517
    01/01/2009 to 12/31/2009                   $9.48           $13.42            749,780
----------------------------------------------------------------------------------------------
EVERGREEN VA GROWTH FUND
    04/15/2005* to 12/31/2005                  $9.82           $11.44            606,613
    01/01/2006 to 12/31/2006                  $11.44           $12.49            553,827
    01/01/2007 to 12/31/2007                  $12.49           $13.64            604,401
    01/01/2008 to 12/31/2008                  $13.64            $7.90            346,210
    01/01/2009 to 12/31/2009                   $7.90           $10.86            554,304

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
PROFUND VP EUROPE 30
    01/01/2002 to 12/31/2002               --            $7.93            292,396
    01/01/2003 to 12/31/2003            $7.93           $10.83          2,116,400
    01/01/2004 to 12/31/2004           $10.83           $12.17          1,812,435
    01/01/2005 to 12/31/2005           $12.17           $12.94          1,133,420
    01/01/2006 to 12/31/2006           $12.94           $14.95          2,790,577
    01/01/2007 to 12/31/2007           $14.95           $16.85          1,487,885
    01/01/2008 to 12/31/2008           $16.85            $9.28            649,001
    01/01/2009 to 12/31/2009            $9.28           $12.07          1,184,717
---------------------------------------------------------------------------------------
PROFUND VP ASIA 30
    01/01/2002 to 12/31/2002               --            $7.75            281,993
    01/01/2003 to 12/31/2003            $7.75           $12.57            942,605
    01/01/2004 to 12/31/2004           $12.57           $12.30            896,010
    01/01/2005 to 12/31/2005           $12.30           $14.45          1,723,105
    01/01/2006 to 12/31/2006           $14.45           $19.80          3,073,769
    01/01/2007 to 12/31/2007           $19.80           $28.77          2,473,589
    01/01/2008 to 12/31/2008           $28.77           $13.91          1,337,672
    01/01/2009 to 12/31/2009           $13.91           $21.10          1,821,822
---------------------------------------------------------------------------------------
PROFUND VP JAPAN
    01/01/2002 to 12/31/2002               --            $7.24             65,845
    01/01/2003 to 12/31/2003            $7.24            $9.03            426,718
    01/01/2004 to 12/31/2004            $9.03            $9.55            710,879
    01/01/2005 to 12/31/2005            $9.55           $13.31          3,413,954
    01/01/2006 to 12/31/2006           $13.31           $14.51          1,650,266
    01/01/2007 to 12/31/2007           $14.51           $12.85            552,230
    01/01/2008 to 12/31/2008           $12.85            $7.47            553,832
    01/01/2009 to 12/31/2009            $7.47            $8.11            519,793
---------------------------------------------------------------------------------------
PROFUND VP BANKS
    01/01/2002 to 12/31/2002               --            $8.56            101,136
    01/01/2003 to 12/31/2003            $8.56           $10.90             93,067
    01/01/2004 to 12/31/2004           $10.90           $11.98            229,711
    01/01/2005 to 12/31/2005           $11.98           $11.77            351,876
    01/01/2006 to 12/31/2006           $11.77           $13.35            402,883
    01/01/2007 to 12/31/2007           $13.35            $9.55            389,926
    01/01/2008 to 12/31/2008            $9.55            $4.99          2,409,143
    01/01/2009 to 12/31/2009            $4.99            $4.70            746,620
---------------------------------------------------------------------------------------
PROFUND VP BASIC MATERIALS
    01/01/2002 to 12/31/2002               --            $8.46             76,331
    01/01/2003 to 12/31/2003            $8.46           $10.95          1,512,864
    01/01/2004 to 12/31/2004           $10.95           $11.87            529,237
    01/01/2005 to 12/31/2005           $11.87           $11.96            681,690
    01/01/2006 to 12/31/2006           $11.96           $13.58            779,466
    01/01/2007 to 12/31/2007           $13.58           $17.45          2,684,333
    01/01/2008 to 12/31/2008           $17.45            $8.34          1,183,553
    01/01/2009 to 12/31/2009            $8.34           $13.32          1,841,267
---------------------------------------------------------------------------------------
PROFUND VP BIOTECHNOLOGY
    01/01/2002 to 12/31/2002               --            $7.09            130,082
    01/01/2003 to 12/31/2003            $7.09            $9.75            208,971
    01/01/2004 to 12/31/2004            $9.75           $10.52            757,678
    01/01/2005 to 12/31/2005           $10.52           $12.34            697,687
    01/01/2006 to 12/31/2006           $12.34           $11.64            393,923
    01/01/2007 to 12/31/2007           $11.64           $11.31            609,746
    01/01/2008 to 12/31/2008           $11.31           $11.33          1,249,287
    01/01/2009 to 12/31/2009           $11.33           $11.56            355,182

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
PROFUND VP CONSUMER SERVICES
    01/01/2002 to 12/31/2002                   --            $7.25            128,022
    01/01/2003 to 12/31/2003                $7.25            $9.04            136,269
    01/01/2004 to 12/31/2004                $9.04            $9.56            430,620
    01/01/2005 to 12/31/2005                $9.56            $8.97             86,431
    01/01/2006 to 12/31/2006                $8.97            $9.88            192,639
    01/01/2007 to 12/31/2007                $9.88            $8.91             67,292
    01/01/2008 to 12/31/2008                $8.91            $6.01            448,604
    01/01/2009 to 12/31/2009                $6.01            $7.74            295,250
-------------------------------------------------------------------------------------------
PROFUND VP CONSUMER GOODS PORTFOLIO
    01/01/2002 to 12/31/2002                   --            $8.28            148,446
    01/01/2003 to 12/31/2003                $8.28            $9.64             58,425
    01/01/2004 to 12/31/2004                $9.64           $10.36            369,007
    01/01/2005 to 12/31/2005               $10.36           $10.15            161,038
    01/01/2006 to 12/31/2006               $10.15           $11.25            548,567
    01/01/2007 to 12/31/2007               $11.25           $11.90            715,235
    01/01/2008 to 12/31/2008               $11.90            $8.58            609,574
    01/01/2009 to 12/31/2009                $8.58           $10.26            812,567
-------------------------------------------------------------------------------------------
PROFUND VP OIL & GAS
    01/01/2002 to 12/31/2002                   --            $8.71            299,833
    01/01/2003 to 12/31/2003                $8.71           $10.48          1,225,844
    01/01/2004 to 12/31/2004               $10.48           $13.33          1,856,882
    01/01/2005 to 12/31/2005               $13.33           $17.22          2,573,777
    01/01/2006 to 12/31/2006               $17.22           $20.43          2,251,126
    01/01/2007 to 12/31/2007               $20.43           $26.61          2,322,451
    01/01/2008 to 12/31/2008               $26.61           $16.50          1,351,549
    01/01/2009 to 12/31/2009               $16.50           $18.75          1,326,030
-------------------------------------------------------------------------------------------
PROFUND VP FINANCIALS
    01/01/2002 to 12/31/2002                   --            $8.85            221,377
    01/01/2003 to 12/31/2003                $8.85           $11.23            398,159
    01/01/2004 to 12/31/2004               $11.23           $12.19            553,342
    01/01/2005 to 12/31/2005               $12.19           $12.46            616,872
    01/01/2006 to 12/31/2006               $12.46           $14.38            913,872
    01/01/2007 to 12/31/2007               $14.38           $11.44            498,292
    01/01/2008 to 12/31/2008               $11.44            $5.57          2,008,426
    01/01/2009 to 12/31/2009                $5.57            $6.30          1,432,294
-------------------------------------------------------------------------------------------
PROFUND VP HEALTH CARE
    01/01/2002 to 12/31/2002                   --            $7.94            388,508
    01/01/2003 to 12/31/2003                $7.94            $9.17            707,449
    01/01/2004 to 12/31/2004                $9.17            $9.23          1,318,525
    01/01/2005 to 12/31/2005                $9.23            $9.63          2,175,821
    01/01/2006 to 12/31/2006                $9.63            $9.96          2,106,409
    01/01/2007 to 12/31/2007                $9.96           $10.44          2,120,859
    01/01/2008 to 12/31/2008               $10.44            $7.78          1,638,682
    01/01/2009 to 12/31/2009                $7.78            $9.14          1,148,607
-------------------------------------------------------------------------------------------
PROFUND VP INDUSTRIALS
    01/01/2002 to 12/31/2002                   --            $7.93             12,642
    01/01/2003 to 12/31/2003                $7.93           $10.01            318,339
    01/01/2004 to 12/31/2004               $10.01           $11.15            253,411
    01/01/2005 to 12/31/2005               $11.15           $11.23            211,678
    01/01/2006 to 12/31/2006               $11.23           $12.33            242,684
    01/01/2007 to 12/31/2007               $12.33           $13.55            708,921
    01/01/2008 to 12/31/2008               $13.55            $7.93            348,521
    01/01/2009 to 12/31/2009                $7.93            $9.68            634,240

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
PROFUND VP INTERNET
    01/01/2002 to 12/31/2002               --            $8.57            306,572
    01/01/2003 to 12/31/2003            $8.57           $15.00            206,876
    01/01/2004 to 12/31/2004           $15.00           $17.89            992,879
    01/01/2005 to 12/31/2005           $17.89           $18.90            467,320
    01/01/2006 to 12/31/2006           $18.90           $18.84            200,072
    01/01/2007 to 12/31/2007           $18.84           $20.42            435,015
    01/01/2008 to 12/31/2008           $20.42           $11.08            116,246
    01/01/2009 to 12/31/2009           $11.08           $19.31            507,210
---------------------------------------------------------------------------------------
PROFUND VP PHARMACEUTICALS
    01/01/2002 to 12/31/2002               --            $8.56            136,559
    01/01/2003 to 12/31/2003            $8.56            $8.89            266,978
    01/01/2004 to 12/31/2004            $8.89            $7.93            527,336
    01/01/2005 to 12/31/2005            $7.93            $7.51            515,769
    01/01/2006 to 12/31/2006            $7.51            $8.28            716,678
    01/01/2007 to 12/31/2007            $8.28            $8.33            492,538
    01/01/2008 to 12/31/2008            $8.33            $6.60            588,925
    01/01/2009 to 12/31/2009            $6.60            $7.58            521,245
---------------------------------------------------------------------------------------
PROFUND VP PRECIOUS METALS
    01/01/2002 to 12/31/2002               --            $9.70          1,175,651
    01/01/2003 to 12/31/2003            $9.70           $13.29          1,329,806
    01/01/2004 to 12/31/2004           $13.29           $11.77          1,479,384
    01/01/2005 to 12/31/2005           $11.77           $14.62          2,426,531
    01/01/2006 to 12/31/2006           $14.62           $15.44          2,487,596
    01/01/2007 to 12/31/2007           $15.44           $18.60          3,177,702
    01/01/2008 to 12/31/2008           $18.60           $12.66          2,709,868
    01/01/2009 to 12/31/2009           $12.66           $16.86          2,850,817
---------------------------------------------------------------------------------------
PROFUND VP REAL ESTATE
    01/01/2002 to 12/31/2002               --            $9.86            441,318
    01/01/2003 to 12/31/2003            $9.86           $12.91            462,906
    01/01/2004 to 12/31/2004           $12.91           $16.15          1,816,706
    01/01/2005 to 12/31/2005           $16.15           $16.96            501,989
    01/01/2006 to 12/31/2006           $16.96           $22.10            926,728
    01/01/2007 to 12/31/2007           $22.10           $17.47            505,436
    01/01/2008 to 12/31/2008           $17.47           $10.09            587,638
    01/01/2009 to 12/31/2009           $10.09           $12.69            557,087
---------------------------------------------------------------------------------------
PROFUND VP SEMICONDUCTOR
    01/01/2002 to 12/31/2002               --            $5.14             93,241
    01/01/2003 to 12/31/2003            $5.14            $9.51            423,958
    01/01/2004 to 12/31/2004            $9.51            $7.15            694,352
    01/01/2005 to 12/31/2005            $7.15            $7.64            746,084
    01/01/2006 to 12/31/2006            $7.64            $6.98            339,250
    01/01/2007 to 12/31/2007            $6.98            $7.35            272,048
    01/01/2008 to 12/31/2008            $7.35            $3.63            166,664
    01/01/2009 to 12/31/2009            $3.63            $5.86            794,698
---------------------------------------------------------------------------------------
PROFUND VP TECHNOLOGY
    01/01/2002 to 12/31/2002               --            $6.03            254,131
    01/01/2003 to 12/31/2003            $6.03            $8.66            497,972
    01/01/2004 to 12/31/2004            $8.66            $8.48            727,580
    01/01/2005 to 12/31/2005            $8.48            $8.45            577,737
    01/01/2006 to 12/31/2006            $8.45            $8.98            673,628
    01/01/2007 to 12/31/2007            $8.98           $10.10          1,668,456
    01/01/2008 to 12/31/2008           $10.10            $5.53            322,313
    01/01/2009 to 12/31/2009            $5.53            $8.78          1,361,950

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
PROFUND VP TELECOMMUNICATIONS
    01/01/2002 to 12/31/2002               --            $7.15            272,408
    01/01/2003 to 12/31/2003            $7.15            $7.21            398,350
    01/01/2004 to 12/31/2004            $7.21            $8.19            460,848
    01/01/2005 to 12/31/2005            $8.19            $7.52            456,586
    01/01/2006 to 12/31/2006            $7.52            $9.93          1,277,316
    01/01/2007 to 12/31/2007            $9.93           $10.59          1,098,402
    01/01/2008 to 12/31/2008           $10.59            $6.83            840,295
    01/01/2009 to 12/31/2009            $6.83            $7.21            472,593
---------------------------------------------------------------------------------------
PROFUND VP UTILITIES
    01/01/2002 to 12/31/2002               --            $7.83            521,419
    01/01/2003 to 12/31/2003            $7.83            $9.34            618,427
    01/01/2004 to 12/31/2004            $9.34           $11.13          1,060,939
    01/01/2005 to 12/31/2005           $11.13           $12.37          1,996,877
    01/01/2006 to 12/31/2006           $12.37           $14.51          2,195,309
    01/01/2007 to 12/31/2007           $14.51           $16.52          3,808,582
    01/01/2008 to 12/31/2008           $16.52           $11.26          1,279,942
    01/01/2009 to 12/31/2009           $11.26           $12.27            940,314
---------------------------------------------------------------------------------------
PROFUND VP BULL
    01/01/2002 to 12/31/2002               --            $7.97            954,792
    01/01/2003 to 12/31/2003            $7.97            $9.84          3,563,562
    01/01/2004 to 12/31/2004            $9.84           $10.53          8,215,357
    01/01/2005 to 12/31/2005           $10.53           $10.64          7,846,866
    01/01/2006 to 12/31/2006           $10.64           $11.90          7,031,661
    01/01/2007 to 12/31/2007           $11.90           $12.12          4,013,033
    01/01/2008 to 12/31/2008           $12.12            $7.43          2,963,943
    01/01/2009 to 12/31/2009            $7.43            $9.08          3,113,781
---------------------------------------------------------------------------------------
PROFUND VP BEAR
    01/01/2002 to 12/31/2002               --           $11.38          1,532,543
    01/01/2003 to 12/31/2003           $11.38            $8.44          1,886,515
    01/01/2004 to 12/31/2004            $8.44            $7.45          1,202,243
    01/01/2005 to 12/31/2005            $7.45            $7.23          2,169,659
    01/01/2006 to 12/31/2006            $7.23            $6.57          1,868,606
    01/01/2007 to 12/31/2007            $6.57            $6.50          1,722,065
    01/01/2008 to 12/31/2008            $6.50            $8.95          2,326,201
    01/01/2009 to 12/31/2009            $8.95            $6.35          1,995,516
---------------------------------------------------------------------------------------
PROFUND VP ULTRABULL
    01/01/2002 to 12/31/2002               --            $6.78            297,435
    01/01/2003 to 12/31/2003            $6.78           $10.20          1,431,345
    01/01/2004 to 12/31/2004           $10.20           $11.76          2,817,803
    01/01/2005 to 12/31/2005           $11.76           $11.87          1,158,024
    01/01/2006 to 12/31/2006           $11.87           $14.36          1,596,920
    01/01/2007 to 12/31/2007           $14.36           $14.24          1,964,725
    01/01/2008 to 12/31/2008           $14.24            $4.57          8,061,341
    01/01/2009 to 12/31/2009            $4.57            $6.50          1,590,074
---------------------------------------------------------------------------------------
PROFUND VP NASDAQ-100
    01/01/2002 to 12/31/2002               --            $6.45          1,346,852
    01/01/2003 to 12/31/2003            $6.45            $9.32          4,445,234
    01/01/2004 to 12/31/2004            $9.32            $9.94          4,885,351
    01/01/2005 to 12/31/2005            $9.94            $9.80          2,467,486
    01/01/2006 to 12/31/2006            $9.80           $10.16          1,764,614
    01/01/2007 to 12/31/2007           $10.16           $11.76          2,265,084
    01/01/2008 to 12/31/2008           $11.76            $6.65          1,171,313
    01/01/2009 to 12/31/2009            $6.65            $9.94          1,813,909

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
PROFUND VP SHORT NASDAQ-100
    01/01/2002 to 12/31/2002               --           $11.00            433,181
    01/01/2003 to 12/31/2003           $11.00            $6.78          1,535,439
    01/01/2004 to 12/31/2004            $6.78            $5.93            908,064
    01/01/2005 to 12/31/2005            $5.93            $5.88          2,494,108
    01/01/2006 to 12/31/2006            $5.88            $5.70          1,891,265
    01/01/2007 to 12/31/2007            $5.70            $4.96            860,024
    01/01/2008 to 12/31/2008            $4.96            $7.23            722,924
    01/01/2009 to 12/31/2009            $7.23            $4.22            898,026
---------------------------------------------------------------------------------------
PROFUND VP ULTRANASDAQ-100
    01/01/2002 to 12/31/2002               --            $3.53          1,003,123
    01/01/2003 to 12/31/2003            $3.53            $7.03          3,410,589
    01/01/2004 to 12/31/2004            $7.03            $7.89          6,592,447
    01/01/2005 to 12/31/2005            $7.89            $7.47          4,740,165
    01/01/2006 to 12/31/2006            $7.47            $7.70          2,319,572
    01/01/2007 to 12/31/2007            $7.70            $9.73          4,024,405
    01/01/2008 to 12/31/2008            $9.73            $2.61          3,358,757
    01/01/2009 to 12/31/2009            $2.61            $5.63          1,661,197
---------------------------------------------------------------------------------------
PROFUND VP MID-CAP VALUE
    01/01/2002 to 12/31/2002               --            $7.66            438,387
    01/01/2003 to 12/31/2003            $7.66           $10.23          1,455,513
    01/01/2004 to 12/31/2004           $10.23           $11.67          2,632,869
    01/01/2005 to 12/31/2005           $11.67           $12.49          2,164,543
    01/01/2006 to 12/31/2006           $12.49           $13.80          1,978,580
    01/01/2007 to 12/31/2007           $13.80           $13.70          1,436,105
    01/01/2008 to 12/31/2008           $13.70            $8.58            733,971
    01/01/2009 to 12/31/2009            $8.58           $11.05          1,398,727
---------------------------------------------------------------------------------------
PROFUND VP MID-CAP GROWTH
    01/01/2002 to 12/31/2002               --            $7.70            439,054
    01/01/2003 to 12/31/2003            $7.70            $9.69          1,009,867
    01/01/2004 to 12/31/2004            $9.69           $10.58          2,220,901
    01/01/2005 to 12/31/2005           $10.58           $11.58          5,059,312
    01/01/2006 to 12/31/2006           $11.58           $11.84          1,594,539
    01/01/2007 to 12/31/2007           $11.84           $13.01          2,101,505
    01/01/2008 to 12/31/2008           $13.01            $7.83          1,117,437
    01/01/2009 to 12/31/2009            $7.83           $10.65          1,903,627
---------------------------------------------------------------------------------------
PROFUND VP ULTRAMID-CAP
    01/01/2002 to 12/31/2002               --            $5.71            477,953
    01/01/2003 to 12/31/2003            $5.71            $9.55          1,112,311
    01/01/2004 to 12/31/2004            $9.55           $11.99          3,106,849
    01/01/2005 to 12/31/2005           $11.99           $13.91          1,935,489
    01/01/2006 to 12/31/2006           $13.91           $15.14          1,588,771
    01/01/2007 to 12/31/2007           $15.14           $15.77          1,072,846
    01/01/2008 to 12/31/2008           $15.77            $5.04          2,684,256
    01/01/2009 to 12/31/2009            $5.04            $8.23          1,356,598
---------------------------------------------------------------------------------------
PROFUND VP SMALL-CAP VALUE
    01/01/2002 to 12/31/2002               --            $7.09            994,778
    01/01/2003 to 12/31/2003            $7.09            $9.39          5,144,632
    01/01/2004 to 12/31/2004            $9.39           $11.10          4,088,760
    01/01/2005 to 12/31/2005           $11.10           $11.35          1,398,441
    01/01/2006 to 12/31/2006           $11.35           $13.11          2,446,357
    01/01/2007 to 12/31/2007           $13.11           $11.96            714,107
    01/01/2008 to 12/31/2008           $11.96            $8.15            838,930
    01/01/2009 to 12/31/2009            $8.15            $9.65            610,084

                                                                                Number of
                                            Accumulation     Accumulation      Accumulation
                                            Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                             Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------
PROFUND VP SMALL-CAP GROWTH
    01/01/2002 to 12/31/2002                       --            $7.69            772,260
    01/01/2003 to 12/31/2003                    $7.69           $10.16          3,868,951
    01/01/2004 to 12/31/2004                   $10.16           $11.98          4,677,820
    01/01/2005 to 12/31/2005                   $11.98           $12.67          4,579,886
    01/01/2006 to 12/31/2006                   $12.67           $13.54          1,643,633
    01/01/2007 to 12/31/2007                   $13.54           $13.85            676,467
    01/01/2008 to 12/31/2008                   $13.85            $8.99            990,289
    01/01/2009 to 12/31/2009                    $8.99           $11.15          1,476,283
-----------------------------------------------------------------------------------------------
PROFUND VP ULTRASMALL-CAP
    01/01/2002 to 12/31/2002                       --            $6.14            212,085
    01/01/2003 to 12/31/2003                    $6.14           $12.04          1,702,558
    01/01/2004 to 12/31/2004                   $12.04           $15.52          5,098,565
    01/01/2005 to 12/31/2005                   $15.52           $15.23            816,754
    01/01/2006 to 12/31/2006                   $15.23           $18.87          1,580,595
    01/01/2007 to 12/31/2007                   $18.87           $16.11            527,856
    01/01/2008 to 12/31/2008                   $16.11            $5.36          2,519,397
    01/01/2009 to 12/31/2009                    $5.36            $7.39            747,146
-----------------------------------------------------------------------------------------------
PROFUND VP U.S. GOVERNMENT PLUS
    01/01/2002 to 12/31/2002                       --           $11.56          2,486,854
    01/01/2003 to 12/31/2003                   $11.56           $11.08            731,470
    01/01/2004 to 12/31/2004                   $11.08           $11.79          1,051,158
    01/01/2005 to 12/31/2005                   $11.79           $12.64          2,312,868
    01/01/2006 to 12/31/2006                   $12.64           $11.86            821,668
    01/01/2007 to 12/31/2007                   $11.86           $12.85          2,443,725
    01/01/2008 to 12/31/2008                   $12.85           $18.92          2,696,273
    01/01/2009 to 12/31/2009                   $18.92           $12.54          1,333,606
-----------------------------------------------------------------------------------------------
PROFUND VP RISING RATES OPPORTUNITY
    01/01/2002 to 12/31/2002                       --            $8.02            165,792
    01/01/2003 to 12/31/2003                    $8.02            $7.56          1,817,924
    01/01/2004 to 12/31/2004                    $7.56            $6.63          5,314,528
    01/01/2005 to 12/31/2005                    $6.63            $6.00          3,415,324
    01/01/2006 to 12/31/2006                    $6.00            $6.50          4,567,551
    01/01/2007 to 12/31/2007                    $6.50            $6.06          1,806,294
    01/01/2008 to 12/31/2008                    $6.06            $3.70          2,315,493
    01/01/2009 to 12/31/2009                    $3.70            $4.81          3,128,225
-----------------------------------------------------------------------------------------------
ACCESS VP HIGH YIELD FUND
    05/02/2005* to 12/31/2005                  $10.00           $10.56            899,139
    01/01/2006 to 12/31/2006                   $10.56           $11.38          1,207,864
    01/01/2007 to 12/31/2007                   $11.38           $11.78            898,024
    01/01/2008 to 12/31/2008                   $11.78           $11.04            901,901
    01/01/2009 to 12/31/2009                   $11.04           $12.70            686,444
-----------------------------------------------------------------------------------------------
FIRST TRUST TARGET FOCUS FOUR PORTFOLIO
    01/01/2002 to 12/31/2002                       --            $6.80             19,826
    01/01/2003 to 12/31/2003                    $6.80            $9.16             66,435
    01/01/2004 to 12/31/2004                    $9.16           $10.03             91,924
    01/01/2005 to 12/31/2005                   $10.03            $9.92             87,726
    01/01/2006 to 12/31/2006                    $9.92           $10.15            100,227
    01/01/2007 to 12/31/2007                   $10.15           $10.55            106,856
    01/01/2008 to 12/31/2008                   $10.55            $5.83            190,718
    01/01/2009 to 12/31/2009                    $5.83            $7.38            331,489

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
GLOBAL DIVIDEND TARGET 15 PORTFOLIO
    01/01/2004 to 12/31/2004                   --           $11.85            311,233
    01/01/2005 to 12/31/2005               $11.85           $12.84            590,605
    01/01/2006 to 12/31/2006               $12.84           $17.48          1,507,757
    01/01/2007 to 12/31/2007               $17.48           $19.49          2,078,809
    01/01/2008 to 12/31/2008               $19.49           $10.97          1,122,006
    01/01/2009 to 12/31/2009               $10.97           $15.21            835,629
-------------------------------------------------------------------------------------------
TARGET MANAGED VIP PORTFOLIO
    01/01/2004 to 12/31/2004                   --           $11.32          1,777,316
    01/01/2005 to 12/31/2005               $11.32           $11.94          2,420,874
    01/01/2006 to 12/31/2006               $11.94           $13.10          2,772,210
    01/01/2007 to 12/31/2007               $13.10           $14.10          2,203,754
    01/01/2008 to 12/31/2008               $14.10            $7.65          1,345,285
    01/01/2009 to 12/31/2009                $7.65            $8.51            861,853
-------------------------------------------------------------------------------------------
NASDAQ TARGET 15 PORTFOLIO
    01/01/2004 to 12/31/2004                   --           $10.66             82,809
    01/01/2005 to 12/31/2005               $10.66           $10.83            134,177
    01/01/2006 to 12/31/2006               $10.83           $11.60            199,508
    01/01/2007 to 12/31/2007               $11.60           $13.88            403,709
    01/01/2008 to 12/31/2008               $13.88            $6.71            199,304
    01/01/2009 to 12/31/2009                $6.71            $7.71            140,231
-------------------------------------------------------------------------------------------
S&P TARGET 24 PORTFOLIO
    01/01/2004 to 12/31/2004                   --           $10.75            173,851
    01/01/2005 to 12/31/2005               $10.75           $11.01            304,840
    01/01/2006 to 12/31/2006               $11.01           $11.14            290,152
    01/01/2007 to 12/31/2007               $11.14           $11.42            274,858
    01/01/2008 to 12/31/2008               $11.42            $8.09            259,188
    01/01/2009 to 12/31/2009                $8.09            $9.05            240,776
-------------------------------------------------------------------------------------------
THE DOW DART 10 PORTFOLIO
    01/01/2004 to 12/31/2004                   --           $10.48            155,695
    01/01/2005 to 12/31/2005               $10.48            $9.98            194,864
    01/01/2006 to 12/31/2006                $9.98           $12.32            481,064
    01/01/2007 to 12/31/2007               $12.32           $12.20            235,030
    01/01/2008 to 12/31/2008               $12.20            $8.58            249,670
    01/01/2009 to 12/31/2009                $8.58            $9.61            136,907
-------------------------------------------------------------------------------------------
THE DOW TARGET DIVIDEND PORTFOLIO
    05/02/2005* to 12/31/2005              $10.00            $9.76          1,240,525
    01/01/2006 to 12/31/2006                $9.76           $11.34          2,310,768
    01/01/2007 to 12/31/2007               $11.34           $11.28          2,000,024
    01/01/2008 to 12/31/2008               $11.28            $6.59          1,374,063
    01/01/2009 to 12/31/2009                $6.59            $7.40            996,116
-------------------------------------------------------------------------------------------
VALUE LINE TARGET 25 PORTFOLIO
    01/01/2004 to 12/31/2004                   --           $12.59            389,792
    01/01/2005 to 12/31/2005               $12.59           $14.82          1,068,337
    01/01/2006 to 12/31/2006               $14.82           $15.00          1,119,827
    01/01/2007 to 12/31/2007               $15.00           $17.43          1,173,103
    01/01/2008 to 12/31/2008               $17.43            $7.74          1,027,401
    01/01/2009 to 12/31/2009                $7.74            $8.16            663,617

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
PROFUND VP LARGE-CAP GROWTH
    01/01/2004 to 12/31/2004                                  --           $10.37              72,725
    01/01/2005 to 12/31/2005                              $10.37           $10.30           2,620,748
    01/01/2006 to 12/31/2006                              $10.30           $11.05           2,181,106
    01/01/2007 to 12/31/2007                              $11.05           $11.62           2,009,820
    01/01/2008 to 12/31/2008                              $11.62            $7.37           1,340,839
    01/01/2009 to 12/31/2009                               $7.37            $9.40           1,530,601
----------------------------------------------------------------------------------------------------------
PROFUND VP LARGE-CAP VALUE
    01/01/2004 to 12/31/2004                                  --           $10.37             159,605
    01/01/2005 to 12/31/2005                              $10.37           $10.51           2,141,309
    01/01/2006 to 12/31/2006                              $10.51           $12.26           4,023,312
    01/01/2007 to 12/31/2007                              $12.26           $12.08           1,984,257
    01/01/2008 to 12/31/2008                              $12.08            $7.07           1,514,949
    01/01/2009 to 12/31/2009                               $7.07            $8.31           1,108,254
----------------------------------------------------------------------------------------------------------
PROFUND VP SHORT MID-CAP
    01/01/2004 to 12/31/2004                                  --            $9.70              39,360
    01/01/2005 to 12/31/2005                               $9.70            $8.64             364,782
    01/01/2006 to 12/31/2006                               $8.64            $8.18             254,207
    01/01/2007 to 12/31/2007                               $8.18            $7.82             131,223
    01/01/2008 to 12/31/2008                               $7.82           $10.14             177,441
    01/01/2009 to 12/31/2009                              $10.14            $6.44             364,588
----------------------------------------------------------------------------------------------------------
PROFUND VP SHORT SMALL-CAP
    01/01/2004 to 12/31/2004                                  --            $9.54             136,809
    01/01/2005 to 12/31/2005                               $9.54            $9.11             220,842
    01/01/2006 to 12/31/2006                               $9.11            $7.90             560,897
    01/01/2007 to 12/31/2007                               $7.90            $8.12           1,000,449
    01/01/2008 to 12/31/2008                               $8.12            $9.92             233,809
    01/01/2009 to 12/31/2009                               $9.92            $6.59             463,501
----------------------------------------------------------------------------------------------------------
PRUDENTIAL SP INTERNATIONAL GROWTH PORTFOLIO
    01/01/2004 to 12/31/2004                                  --           $10.53             269,671
    01/01/2005 to 12/31/2005                              $10.53           $12.05             672,243
    01/01/2006 to 12/31/2006                              $12.05           $14.35             742,865
    01/01/2007 to 12/31/2007                              $14.35           $16.87             828,104
    01/01/2008 to 12/31/2008                              $16.87            $8.25             357,600
    01/01/2009 to 12/31/2009                               $8.25           $11.12             408,047
----------------------------------------------------------------------------------------------------------
AST AGGRESSIVE ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                             $10.00           $10.00             649,828
    01/01/2006 to 12/31/2006                              $10.00           $11.38           5,212,589
    01/01/2007 to 12/31/2007                              $11.38           $12.26           8,022,912
    01/01/2008 to 12/31/2008                              $12.26            $6.95           5,663,091
    01/01/2009 to 12/31/2009                               $6.95            $8.78           9,942,981
----------------------------------------------------------------------------------------------------------
AST CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                             $10.00           $10.01           2,586,013
    01/01/2006 to 12/31/2006                              $10.01           $11.19          23,048,850
    01/01/2007 to 12/31/2007                              $11.19           $12.07          31,465,957
    01/01/2008 to 12/31/2008                              $12.07            $7.73          32,624,883
    01/01/2009 to 12/31/2009                               $7.73            $9.52         118,425,926
----------------------------------------------------------------------------------------------------------
AST ACADEMIC STRATEGIES ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                             $10.00           $10.02           2,726,484
    01/01/2006 to 12/31/2006                              $10.02           $11.01          21,829,919
    01/01/2007 to 12/31/2007                              $11.01           $11.83          30,616,578
    01/01/2008 to 12/31/2008                              $11.83            $7.93          35,995,508
    01/01/2009 to 12/31/2009                               $7.93            $9.70         107,441,591

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST BALANCED ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                                $10.00           $10.03             685,724
    01/01/2006 to 12/31/2006                                 $10.03           $10.90           7,315,279
    01/01/2007 to 12/31/2007                                 $10.90           $11.70          12,873,620
    01/01/2008 to 12/31/2008                                 $11.70            $8.20          24,018,186
    01/01/2009 to 12/31/2009                                  $8.20            $9.95          97,458,970
-------------------------------------------------------------------------------------------------------------
AST PRESERVATION ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                                $10.00           $10.04             115,215
    01/01/2006 to 12/31/2006                                 $10.04           $10.66           3,303,256
    01/01/2007 to 12/31/2007                                 $10.66           $11.40           7,359,596
    01/01/2008 to 12/31/2008                                 $11.40            $9.02          24,830,005
    01/01/2009 to 12/31/2009                                  $9.02           $10.65          82,197,582
-------------------------------------------------------------------------------------------------------------
AST ADVANCED STRATEGIES PORTFOLIO
    03/20/2006* to 12/31/2006                                $10.00           $10.66           5,258,474
    01/01/2007 to 12/31/2007                                 $10.66           $11.48           8,525,849
    01/01/2008 to 12/31/2008                                 $11.48            $7.93          16,229,117
    01/01/2009 to 12/31/2009                                  $7.93            $9.84          54,720,347
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST BALANCED TARGET PORTFOLIO
    03/20/2006* to 12/31/2006                                $10.00           $10.58           3,781,525
    01/01/2007 to 12/31/2007                                 $10.58           $11.30           7,801,920
    01/01/2008 to 12/31/2008                                 $11.30            $7.28          13,486,356
    01/01/2009 to 12/31/2009                                  $7.28            $8.87          54,387,061
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST CAPITAL APPRECIATION TARGET PORTFOLIO
    03/20/2006* to 12/31/2006                                $10.00           $10.48           3,795,562
    01/01/2007 to 12/31/2007                                 $10.48           $11.49           7,899,326
    01/01/2008 to 12/31/2008                                 $11.49            $6.70          13,640,692
    01/01/2009 to 12/31/2009                                  $6.70            $8.30          93,813,703
-------------------------------------------------------------------------------------------------------------
AST CLS GROWTH ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $11.51             120,901
    01/01/2008 to 12/31/2008                                 $11.51            $7.33           2,184,002
    01/01/2009 to 12/31/2009                                  $7.33            $9.15          23,955,044
-------------------------------------------------------------------------------------------------------------
AST CLS MODERATE ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $10.04              74,936
    01/01/2008 to 12/31/2008                                 $10.04            $7.15           5,507,286
    01/01/2009 to 12/31/2009                                  $7.15            $8.68          39,406,298
-------------------------------------------------------------------------------------------------------------
AST HORIZON GROWTH ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $10.19             157,014
    01/01/2008 to 12/31/2008                                 $10.19            $6.94           1,952,838
    01/01/2009 to 12/31/2009                                  $6.94            $8.65          25,271,257
-------------------------------------------------------------------------------------------------------------
AST HORIZON MODERATE ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $10.17              39,143
    01/01/2008 to 12/31/2008                                 $10.17            $7.58           3,825,075
    01/01/2009 to 12/31/2009                                  $7.58            $9.20          36,241,046
-------------------------------------------------------------------------------------------------------------
AST NIEMANN CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $10.00              50,892
    01/01/2008 to 12/31/2008                                 $10.00            $7.16           2,156,002
    01/01/2009 to 12/31/2009                                  $7.16            $8.54          18,482,649
-------------------------------------------------------------------------------------------------------------
AST WESTERN ASSET CORE PLUS BOND PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00            $9.98             213,630
    01/01/2008 to 12/31/2008                                  $9.98            $9.30           4,064,760
    01/01/2009 to 12/31/2009                                  $9.30           $10.21          12,750,275

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST GLOBAL REAL ESTATE PORTFOLIO
    07/21/2008* to 12/31/2008                                $10.18            $6.11             100,170
    01/01/2009 to 12/31/2009                                  $6.11            $8.12           1,148,210
-------------------------------------------------------------------------------------------------------------
AST PARAMETRIC EMERGING MARKETS EQUITY PORTFOLIO
    07/21/2008* to 12/31/2008                                $10.10            $5.57             126,548
    01/01/2009 to 12/31/2009                                  $5.57            $9.13           6,599,316
-------------------------------------------------------------------------------------------------------------
AST FOCUS FOUR PLUS PORTFOLIO
    07/21/2008* to 12/31/2008                                $10.00            $7.47           1,469,632
    01/01/2009 to 11/13/2009                                  $7.47            $8.36                   0
-------------------------------------------------------------------------------------------------------------
FRANKLIN TEMPLETON VIP FOUNDING FUNDS ALLOCATION FUND
    05/01/2008* to 12/31/2008                                $10.08            $6.64           5,636,967
    01/01/2009 to 12/31/2009                                  $6.64            $8.50          51,503,013
-------------------------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP VALUE PORTFOLIO
    11/16/2009* to 12/31/2009                                $10.15           $10.30              58,774
-------------------------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP GROWTH PORTFOLIO
    11/16/2009* to 12/31/2009                                $10.08           $10.29             141,417

 *  Denotes the start date of these sub-accounts

                                    ASXT SIX
                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                   PROSPECTUS

  ACCUMULATION UNIT VALUES: WITH HD GRO 60 BPS AND COMBO 5%/HAV 80 BPS OR GRO
                PLUS 2008 60 BPS AND COMBO 5%/HAV 80 BPS (3.05%)

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH & INCOME PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.12           $12.12             5,259
------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE LARGE-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.99           $13.07             5,649
------------------------------------------------------------------------------------------------------------
AST AMERICAN CENTURY INCOME & GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.08           $12.38            11,520
------------------------------------------------------------------------------------------------------------
AST SCHRODERS MULTI ASSET WORLD STRATEGIES PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.08           $12.30            20,952
------------------------------------------------------------------------------------------------------------
AST MONEY MARKET PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.00            $9.80            61,155
------------------------------------------------------------------------------------------------------------
AST COHEN & STEERS REALTY PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.61           $14.41             3,009
------------------------------------------------------------------------------------------------------------
AST UBS DYNAMIC ALPHA PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.08           $11.59            20,757
------------------------------------------------------------------------------------------------------------
AST DEAM LARGE-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.10           $12.67             3,083
------------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN SMALL-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.93           $11.99             1,364
------------------------------------------------------------------------------------------------------------
AST HIGH YIELD PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.02           $12.43             5,092
------------------------------------------------------------------------------------------------------------
AST FEDERATED AGGRESSIVE GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.98           $12.90             3,606

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST MID-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.99           $13.14            12,399
--------------------------------------------------------------------------------------------------------
AST SMALL-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.98           $12.85               758
--------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS CONCENTRATED GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.05           $12.75             5,300
--------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.06           $13.39            10,087
--------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS SMALL-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.95           $12.67            11,393
--------------------------------------------------------------------------------------------------------
AST LARGE-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.06           $12.65               573
--------------------------------------------------------------------------------------------------------
AST LORD ABBETT BOND-DEBENTURE PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.03           $12.00             1,494
--------------------------------------------------------------------------------------------------------
AST MARSICO CAPITAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.01           $12.63            10,541
--------------------------------------------------------------------------------------------------------
AST MFS GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.03           $12.07            12,013
--------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.98           $12.28             2,880
--------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN/LSV MID-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.13           $13.62             1,324
--------------------------------------------------------------------------------------------------------
AST SMALL-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.01           $13.05             1,009
--------------------------------------------------------------------------------------------------------
AST PIMCO LIMITED MATURITY BOND PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.99           $10.41            10,719
--------------------------------------------------------------------------------------------------------
AST PIMCO TOTAL RETURN BOND PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.98           $10.98           109,219
--------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN CORE VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.10           $12.82               240
--------------------------------------------------------------------------------------------------------
AST QMA US EQUITY ALPHA PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.08           $12.72                56
--------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE NATURAL RESOURCES PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.30           $13.66            22,188
--------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.04           $12.06            43,885
--------------------------------------------------------------------------------------------------------
AST INTERNATIONAL VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.12           $13.01             2,413
--------------------------------------------------------------------------------------------------------
AST MFS GLOBAL EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.07           $13.28             9,929
--------------------------------------------------------------------------------------------------------
AST JPMORGAN INTERNATIONAL EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.13           $13.50             6,659
--------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE GLOBAL BOND PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.02           $11.03             7,216
--------------------------------------------------------------------------------------------------------
AST INTERNATIONAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.14           $13.18             2,490
--------------------------------------------------------------------------------------------------------
AST AGGRESSIVE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.06           $12.68            35,658
--------------------------------------------------------------------------------------------------------
AST CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.04           $12.23            88,371

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST ACADEMIC STRATEGIES ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $12.13            20,597
-------------------------------------------------------------------------------------------------------------
AST BALANCED ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $11.96           104,004
-------------------------------------------------------------------------------------------------------------
AST PRESERVATION ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $11.53           117,847
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST BALANCED TARGET PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.01           $12.21            40,030
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST CAPITAL APPRECIATION TARGET PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.98           $12.07            33,032
-------------------------------------------------------------------------------------------------------------
AST ADVANCED STRATEGIES PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $12.33            33,933
-------------------------------------------------------------------------------------------------------------
AST CLS GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.05           $12.26             8,395
-------------------------------------------------------------------------------------------------------------
AST CLS MODERATE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $11.86            24,557
-------------------------------------------------------------------------------------------------------------
AST HORIZON GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $12.17            20,236
-------------------------------------------------------------------------------------------------------------
AST HORIZON MODERATE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $11.78             8,173
-------------------------------------------------------------------------------------------------------------
AST NIEMANN CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.03           $11.89             9,882
-------------------------------------------------------------------------------------------------------------
AST WESTERN ASSET CORE PLUS BOND PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.99           $10.68               608
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2015
    05/01/2009 to 12/31/2009                                  $9.96            $9.92                 0
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2018
    05/01/2009 to 12/31/2009                                  $9.92            $9.61                 0
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2019
    05/01/2009 to 12/31/2009                                  $9.91            $9.51                 0
-------------------------------------------------------------------------------------------------------------
AST GLOBAL REAL ESTATE PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.86           $13.84             5,212
-------------------------------------------------------------------------------------------------------------
AST PARAMETRIC EMERGING MARKETS EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.05           $14.70               544
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2016
    05/01/2009 to 12/31/2009                                  $9.94            $9.54            10,856
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2020
    05/01/2009 to 12/31/2009                                  $9.88            $9.19                 0
-------------------------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP VALUE PORTFOLIO
    11/16/2009* to 12/31/2009                                $10.14           $10.28                 0
-------------------------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP GROWTH PORTFOLIO
    11/16/2009* to 12/31/2009                                $10.08           $10.27                 0
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA GROWTH FUND
    05/01/2009 to 12/31/2009                                 $10.04           $12.55                 0
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA INTERNATIONAL EQUITY FUND
    05/01/2009 to 12/31/2009                                 $10.05           $12.65                96
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA OMEGA FUND
    05/01/2009 to 12/31/2009                                  $9.89           $12.76               471
-------------------------------------------------------------------------------------------------------------
FRANKLIN TEMPLETON VIP FOUNDING FUNDS ALLOCATION FUND
    05/01/2009 to 12/31/2009                                 $10.07           $12.74            43,424

                                                                                     Number of
                                                 Accumulation     Accumulation      Accumulation
                                                 Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                  Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------
PRUDENTIAL SP INTERNATIONAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                        $10.14           $13.32                0
----------------------------------------------------------------------------------------------------
GARTMORE NVIT DEVELOPING MARKETS FUND
    05/01/2009 to 12/31/2009                        $10.12           $14.41            3,106
----------------------------------------------------------------------------------------------------
THE DOW DART 10 PORTFOLIO
    05/01/2009 to 12/31/2009                        $10.14           $13.21                0
----------------------------------------------------------------------------------------------------
FIRST TRUST TARGET FOCUS FOUR PORTFOLIO
    05/01/2009 to 12/31/2009                        $10.10           $13.19                0
----------------------------------------------------------------------------------------------------
GLOBAL DIVIDEND TARGET 15 PORTFOLIO
    05/01/2009 to 12/31/2009                        $10.06           $14.39              685
----------------------------------------------------------------------------------------------------
S&P TARGET 24 PORTFOLIO
    05/01/2009 to 12/31/2009                        $10.00           $11.93                0
----------------------------------------------------------------------------------------------------
TARGET MANAGED VIP PORTFOLIO
    05/01/2009 to 12/31/2009                        $10.00           $12.22                0
----------------------------------------------------------------------------------------------------
THE DOW TARGET DIVIDEND PORTFOLIO
    05/01/2009 to 12/31/2009                        $10.05           $13.63                0
----------------------------------------------------------------------------------------------------
PROFUND VP ASIA 30
    05/01/2009 to 12/31/2009                        $10.20           $13.92                0
----------------------------------------------------------------------------------------------------
PROFUND VP BANKS
    05/01/2009 to 12/31/2009                         $9.77           $12.43                0
----------------------------------------------------------------------------------------------------
PROFUND VP BEAR
    05/01/2009 to 12/31/2009                         $9.94            $7.28            1,686
----------------------------------------------------------------------------------------------------
PROFUND VP BASIC MATERIALS
    05/01/2009 to 12/31/2009                        $10.15           $14.20              347
----------------------------------------------------------------------------------------------------
PROFUND VP BULL
    05/01/2009 to 12/31/2009                        $10.05           $12.58                0
----------------------------------------------------------------------------------------------------
PROFUND VP CONSUMER SERVICES
    05/01/2009 to 12/31/2009                         $9.95           $12.22                0
----------------------------------------------------------------------------------------------------
PROFUND VP CONSUMER GOODS PORTFOLIO
    05/01/2009 to 12/31/2009                        $10.03           $12.49                0
----------------------------------------------------------------------------------------------------
PROFUND VP OIL & GAS
    05/01/2009 to 12/31/2009                        $10.30           $11.85              404
----------------------------------------------------------------------------------------------------
PROFUND VP EUROPE 30
    05/01/2009 to 12/31/2009                        $10.15           $13.55                0
----------------------------------------------------------------------------------------------------
PROFUND VP FINANCIALS
    05/01/2009 to 12/31/2009                         $9.83           $12.79              834
----------------------------------------------------------------------------------------------------
PROFUND VP U.S. GOVERNMENT PLUS
    05/01/2009 to 12/31/2009                         $9.89            $8.85            1,341
----------------------------------------------------------------------------------------------------
PROFUND VP HEALTH CARE
    05/01/2009 to 12/31/2009                         $9.98           $12.70                0
----------------------------------------------------------------------------------------------------
PROFUND VP INDUSTRIALS
    05/01/2009 to 12/31/2009                        $10.11           $12.70                0
----------------------------------------------------------------------------------------------------
PROFUND VP JAPAN
    05/01/2009 to 12/31/2009                        $10.22           $11.29                0
----------------------------------------------------------------------------------------------------
PROFUND VP PRECIOUS METALS
    05/01/2009 to 12/31/2009                        $10.01           $13.59                0
----------------------------------------------------------------------------------------------------
PROFUND VP MID-CAP GROWTH
    05/01/2009 to 12/31/2009                         $9.99           $12.58            1,273
----------------------------------------------------------------------------------------------------
PROFUND VP MID-CAP VALUE
    05/01/2009 to 12/31/2009                         $9.92           $12.68                0

                                                                               Number of
                                           Accumulation     Accumulation      Accumulation
                                           Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                            Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------
PROFUND VP PHARMACEUTICALS
    05/01/2009 to 12/31/2009                  $10.02           $13.00                0
----------------------------------------------------------------------------------------------
PROFUND VP REAL ESTATE
    05/01/2009 to 12/31/2009                   $9.62           $13.94                0
----------------------------------------------------------------------------------------------
PROFUND VP RISING RATES OPPORTUNITY
    05/01/2009 to 12/31/2009                  $10.11           $10.16            2,366
----------------------------------------------------------------------------------------------
PROFUND VP NASDAQ-100
    05/01/2009 to 12/31/2009                  $10.01           $12.96                0
----------------------------------------------------------------------------------------------
PROFUND VP SMALL-CAP GROWTH
    05/01/2009 to 12/31/2009                  $10.01           $12.50                0
----------------------------------------------------------------------------------------------
PROFUND VP SHORT NASDAQ-100
    05/01/2009 to 12/31/2009                   $9.99            $7.05                0
----------------------------------------------------------------------------------------------
PROFUND VP SMALL-CAP VALUE
    05/01/2009 to 12/31/2009                   $9.96           $12.32            1,307
----------------------------------------------------------------------------------------------
PROFUND VP TELECOMMUNICATIONS
    05/01/2009 to 12/31/2009                  $10.15           $10.95            1,469
----------------------------------------------------------------------------------------------
PROFUND VP ULTRAMID-CAP
    05/01/2009 to 12/31/2009                   $9.94           $15.92                0
----------------------------------------------------------------------------------------------
PROFUND VP UTILITIES
    05/01/2009 to 12/31/2009                  $10.23           $12.17              875
----------------------------------------------------------------------------------------------
PROFUND VP LARGE-CAP GROWTH
    05/01/2009 to 12/31/2009                  $10.07           $12.56                0
----------------------------------------------------------------------------------------------
PROFUND VP LARGE-CAP VALUE
    05/01/2009 to 12/31/2009                  $10.03           $12.61            1,267
----------------------------------------------------------------------------------------------
AIM V.I. DYNAMICS FUND
    05/01/2009 to 12/31/2009                  $10.04           $13.06              637
----------------------------------------------------------------------------------------------
AIM V.I. FINANCIAL SERVICES FUND
    05/01/2009 to 12/31/2009                  $10.00           $13.90            2,477
----------------------------------------------------------------------------------------------
AIM V.I. GLOBAL HEALTH CARE
    05/01/2009 to 12/31/2009                   $9.95           $12.67              410
----------------------------------------------------------------------------------------------
WELLS FARGO ADVANTAGE VT EQUITY INCOME
    05/01/2009 to 12/31/2009                  $10.09           $12.19              329

 *  Denotes the start date of these sub-accounts

                                     ASL II
                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                   PROSPECTUS

          ACCUMULATION UNIT VALUES: WITH NO OPTIONAL BENEFITS (1.65%)

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST JPMORGAN INTERNATIONAL EQUITY PORTFOLIO
    01/01/2002 to 12/31/2002                           --            $8.56          2,569,506
    01/01/2003 to 12/31/2003                        $8.56           $11.00          2,415,394
    01/01/2004 to 12/31/2004                       $11.00           $12.67          3,227,381
    01/01/2005 to 12/31/2005                       $12.67           $13.84          5,621,834
    01/01/2006 to 12/31/2006                       $13.84           $16.71          4,715,269
    01/01/2007 to 12/31/2007                       $16.71           $17.98          4,504,935
    01/01/2008 to 12/31/2008                       $17.98           $10.37          2,459,224
    01/01/2009 to 12/31/2009                       $10.37           $13.86          5,086,873

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST INTERNATIONAL GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $9.72             835,523
    01/01/2003 to 12/31/2003                            $9.72           $13.39           5,547,558
    01/01/2004 to 12/31/2004                           $13.39           $15.30          11,265,469
    01/01/2005 to 12/31/2005                           $15.30           $17.54          12,141,521
    01/01/2006 to 12/31/2006                           $17.54           $20.87           9,628,446
    01/01/2007 to 12/31/2007                           $20.87           $24.43           8,347,423
    01/01/2008 to 12/31/2008                           $24.43           $11.96           6,129,240
    01/01/2009 to 12/31/2009                           $11.96           $15.91           6,854,079
-------------------------------------------------------------------------------------------------------
AST INTERNATIONAL VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.19             269,995
    01/01/2003 to 12/31/2003                            $8.19           $10.79           1,201,268
    01/01/2004 to 12/31/2004                           $10.79           $12.84           1,897,469
    01/01/2005 to 12/31/2005                           $12.84           $14.36           2,013,543
    01/01/2006 to 12/31/2006                           $14.36           $18.00           3,305,654
    01/01/2007 to 12/31/2007                           $18.00           $20.85           4,044,519
    01/01/2008 to 12/31/2008                           $20.85           $11.48           2,393,870
    01/01/2009 to 12/31/2009                           $11.48           $14.74           3,492,926
-------------------------------------------------------------------------------------------------------
AST MFS GLOBAL EQUITY PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $9.04             969,509
    01/01/2003 to 12/31/2003                            $9.04           $11.30           1,393,001
    01/01/2004 to 12/31/2004                           $11.30           $13.16           2,276,801
    01/01/2005 to 12/31/2005                           $13.16           $13.92           1,907,777
    01/01/2006 to 12/31/2006                           $13.92           $17.02           2,905,252
    01/01/2007 to 12/31/2007                           $17.02           $18.31           2,119,181
    01/01/2008 to 12/31/2008                           $18.31           $11.88           1,412,847
    01/01/2009 to 12/31/2009                           $11.88           $15.37           2,567,781
-------------------------------------------------------------------------------------------------------
AST SMALL-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $6.92           1,970,250
    01/01/2003 to 12/31/2003                            $6.92            $9.89           3,292,593
    01/01/2004 to 12/31/2004                            $9.89            $9.05           2,242,129
    01/01/2005 to 12/31/2005                            $9.05            $9.04           2,134,731
    01/01/2006 to 12/31/2006                            $9.04           $10.01           1,867,490
    01/01/2007 to 12/31/2007                           $10.01           $10.55           1,740,242
    01/01/2008 to 12/31/2008                           $10.55            $6.74           1,375,635
    01/01/2009 to 12/31/2009                            $6.74            $8.88           2,524,147
-------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN SMALL-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.67             639,695
    01/01/2003 to 12/31/2003                            $7.67           $11.13           1,682,193
    01/01/2004 to 12/31/2004                           $11.13           $11.98           1,618,719
    01/01/2005 to 12/31/2005                           $11.98           $11.83           1,385,431
    01/01/2006 to 12/31/2006                           $11.83           $12.53           1,174,654
    01/01/2007 to 12/31/2007                           $12.53           $14.63           1,215,825
    01/01/2008 to 12/31/2008                           $14.63            $8.27             768,282
    01/01/2009 to 12/31/2009                            $8.27            $9.97           1,585,215

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST FEDERATED AGGRESSIVE GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                           --            $7.64           1,255,415
    01/01/2003 to 12/31/2003                        $7.64           $12.74           3,085,373
    01/01/2004 to 12/31/2004                       $12.74           $15.42           4,808,453
    01/01/2005 to 12/31/2005                       $15.42           $16.60           5,464,855
    01/01/2006 to 12/31/2006                       $16.60           $18.43           4,641,175
    01/01/2007 to 12/31/2007                       $18.43           $20.16           4,026,646
    01/01/2008 to 12/31/2008                       $20.16           $11.08           2,977,983
    01/01/2009 to 12/31/2009                       $11.08           $14.46           3,702,808
---------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS SMALL-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                           --            $9.26           1,492,775
    01/01/2003 to 12/31/2003                        $9.26           $12.85           1,504,296
    01/01/2004 to 12/31/2004                       $12.85           $15.19           1,541,896
    01/01/2005 to 12/31/2005                       $15.19           $15.68           1,243,642
    01/01/2006 to 12/31/2006                       $15.68           $18.08           1,000,596
    01/01/2007 to 12/31/2007                       $18.08           $16.87             758,170
    01/01/2008 to 12/31/2008                       $16.87           $12.17             667,006
    01/01/2009 to 12/31/2009                       $12.17           $15.19           2,182,014
---------------------------------------------------------------------------------------------------
AST SMALL-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                           --            $9.30           6,141,523
    01/01/2003 to 12/31/2003                        $9.30           $12.42          10,183,346
    01/01/2004 to 12/31/2004                       $12.42           $14.22          10,785,030
    01/01/2005 to 12/31/2005                       $14.22           $14.91          11,285,282
    01/01/2006 to 12/31/2006                       $14.91           $17.61           9,098,178
    01/01/2007 to 12/31/2007                       $17.61           $16.34           8,130,632
    01/01/2008 to 12/31/2008                       $16.34           $11.30           6,242,966
    01/01/2009 to 12/31/2009                       $11.30           $14.11           6,242,625
---------------------------------------------------------------------------------------------------
AST DEAM SMALL-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                           --            $7.66             423,387
    01/01/2003 to 12/31/2003                        $7.66           $10.81           1,134,865
    01/01/2004 to 12/31/2004                       $10.81           $12.99           2,143,020
    01/01/2005 to 12/31/2005                       $12.99           $12.92           2,106,236
    01/01/2006 to 12/31/2006                       $12.92           $15.25           1,874,276
    01/01/2007 to 12/31/2007                       $15.25           $12.33           1,578,237
    01/01/2008 to 07/18/2008                       $12.33           $11.30                   0
---------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                           --            $7.97           1,273,118
    01/01/2003 to 12/31/2003                        $7.97           $10.31           3,027,057
    01/01/2004 to 12/31/2004                       $10.31           $11.80           4,375,813
    01/01/2005 to 12/31/2005                       $11.80           $12.16           5,391,424
    01/01/2006 to 12/31/2006                       $12.16           $12.71           4,189,111
    01/01/2007 to 12/31/2007                       $12.71           $14.92           3,918,725
    01/01/2008 to 12/31/2008                       $14.92            $8.69           2,808,881
    01/01/2009 to 12/31/2009                        $8.69           $13.42           5,868,356

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $7.41           2,175,250
    01/01/2003 to 12/31/2003                             $7.41            $9.51           3,415,318
    01/01/2004 to 12/31/2004                             $9.51           $10.86           4,715,301
    01/01/2005 to 12/31/2005                            $10.86           $12.12           5,728,444
    01/01/2006 to 12/31/2006                            $12.12           $13.59           5,378,198
    01/01/2007 to 12/31/2007                            $13.59           $16.34           6,560,811
    01/01/2008 to 12/31/2008                            $16.34            $9.13           3,042,143
    01/01/2009 to 12/31/2009                             $9.13           $11.65           4,022,837
--------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN/LSV MID-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $8.96           5,118,558
    01/01/2003 to 12/31/2003                             $8.96           $12.01           8,530,129
    01/01/2004 to 12/31/2004                            $12.01           $14.51          11,461,684
    01/01/2005 to 12/31/2005                            $14.51           $15.99          12,260,006
    01/01/2006 to 12/31/2006                            $15.99           $17.42           9,574,218
    01/01/2007 to 12/31/2007                            $17.42           $17.67           8,191,847
    01/01/2008 to 12/31/2008                            $17.67           $10.03           5,184,438
    01/01/2009 to 12/31/2009                            $10.03           $13.88           5,689,131
--------------------------------------------------------------------------------------------------------
AST ALGER ALL-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $6.80             658,419
    01/01/2003 to 12/31/2003                             $6.80            $9.07           2,002,166
    01/01/2004 to 12/31/2004                             $9.07            $9.67           1,798,457
    01/01/2005 to 12/02/2005                             $9.67           $11.10                   0
--------------------------------------------------------------------------------------------------------
AST MID-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $8.17           1,200,225
    01/01/2003 to 12/31/2003                             $8.17           $10.91           2,513,413
    01/01/2004 to 12/31/2004                            $10.91           $12.38           2,587,064
    01/01/2005 to 12/31/2005                            $12.38           $12.83           1,988,251
    01/01/2006 to 12/31/2006                            $12.83           $14.42           1,907,063
    01/01/2007 to 12/31/2007                            $14.42           $14.57           1,540,522
    01/01/2008 to 12/31/2008                            $14.57            $8.87           1,381,269
    01/01/2009 to 12/31/2009                             $8.87           $12.11           2,137,413
--------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE NATURAL RESOURCES PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $9.59             724,670
    01/01/2003 to 12/31/2003                             $9.59           $12.59           2,011,627
    01/01/2004 to 12/31/2004                            $12.59           $16.25           2,040,188
    01/01/2005 to 12/31/2005                            $16.25           $21.00           3,677,613
    01/01/2006 to 12/31/2006                            $21.00           $23.93           2,942,718
    01/01/2007 to 12/31/2007                            $23.93           $33.07           3,950,105
    01/01/2008 to 12/31/2008                            $33.07           $16.27           2,088,027
    01/01/2009 to 12/31/2009                            $16.27           $23.89           4,621,252
--------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE LARGE-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $7.46           1,869,353
    01/01/2003 to 12/31/2003                             $7.46            $9.08           2,098,873
    01/01/2004 to 12/31/2004                             $9.08            $9.44           2,378,881
    01/01/2005 to 12/31/2005                             $9.44           $10.81           3,925,742
    01/01/2006 to 12/31/2006                            $10.81           $11.23           4,132,529
    01/01/2007 to 12/31/2007                            $11.23           $11.96           5,137,246
    01/01/2008 to 12/31/2008                            $11.96            $6.99           4,437,756
    01/01/2009 to 12/31/2009                             $6.99           $10.54          10,159,519

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST MFS GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.58           2,930,432
    01/01/2003 to 12/31/2003                            $7.58            $9.16           4,784,269
    01/01/2004 to 12/31/2004                            $9.16            $9.97           4,529,834
    01/01/2005 to 12/31/2005                            $9.97           $10.43           5,915,443
    01/01/2006 to 12/31/2006                           $10.43           $11.25           4,572,301
    01/01/2007 to 12/31/2007                           $11.25           $12.73           3,902,210
    01/01/2008 to 12/31/2008                           $12.73            $7.98           3,159,245
    01/01/2009 to 12/31/2009                            $7.98            $9.75           4,944,538
-------------------------------------------------------------------------------------------------------
AST MARSICO CAPITAL GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.32          10,144,317
    01/01/2003 to 12/31/2003                            $8.32           $10.78          20,138,164
    01/01/2004 to 12/31/2004                           $10.78           $12.26          28,117,310
    01/01/2005 to 12/31/2005                           $12.26           $12.88          32,140,125
    01/01/2006 to 12/31/2006                           $12.88           $13.59          26,497,526
    01/01/2007 to 12/31/2007                           $13.59           $15.36          23,963,028
    01/01/2008 to 12/31/2008                           $15.36            $8.51          16,673,165
    01/01/2009 to 12/31/2009                            $8.51           $10.86          17,250,307
-------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS CONCENTRATED GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.67           1,349,939
    01/01/2003 to 12/31/2003                            $7.67            $9.45           2,053,023
    01/01/2004 to 12/31/2004                            $9.45            $9.64           2,785,100
    01/01/2005 to 12/31/2005                            $9.64            $9.80           2,531,901
    01/01/2006 to 12/31/2006                            $9.80           $10.60           2,498,654
    01/01/2007 to 12/31/2007                           $10.60           $11.88           2,806,534
    01/01/2008 to 12/31/2008                           $11.88            $6.98           1,877,493
    01/01/2009 to 12/31/2009                            $6.98           $10.25           5,358,114
-------------------------------------------------------------------------------------------------------
AST DEAM LARGE-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.66             664,649
    01/01/2003 to 12/31/2003                            $8.66           $10.78           1,072,256
    01/01/2004 to 12/31/2004                           $10.78           $12.53           2,351,197
    01/01/2005 to 12/31/2005                           $12.53           $13.47           2,585,881
    01/01/2006 to 12/31/2006                           $13.47           $16.13           4,397,725
    01/01/2007 to 12/31/2007                           $16.13           $16.05           3,751,417
    01/01/2008 to 12/31/2008                           $16.05            $9.90           2,589,179
    01/01/2009 to 12/31/2009                            $9.90           $11.51           3,294,871
-------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH + VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.99             965,912
    01/01/2003 to 12/31/2003                            $7.99            $9.91           1,387,072
    01/01/2004 to 12/31/2004                            $9.91           $10.72           1,620,391
    01/01/2005 to 12/02/2005                           $10.72           $11.86                   0
-------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN CORE VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.76           6,005,922
    01/01/2003 to 12/31/2003                            $8.76           $11.06           3,621,862
    01/01/2004 to 12/31/2004                           $11.06           $12.39           4,643,022
    01/01/2005 to 12/31/2005                           $12.39           $12.86           4,311,857
    01/01/2006 to 12/31/2006                           $12.86           $15.34           5,318,094
    01/01/2007 to 12/31/2007                           $15.34           $14.55           4,469,636
    01/01/2008 to 12/31/2008                           $14.55            $8.32           2,874,755
    01/01/2009 to 12/31/2009                            $8.32           $10.13           3,572,238

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST COHEN & STEERS REALTY PORTFOLIO
    01/01/2002 to 12/31/2002                               --           $10.08           1,563,489
    01/01/2003 to 12/31/2003                           $10.08           $13.63           3,097,315
    01/01/2004 to 12/31/2004                           $13.63           $18.49           4,080,179
    01/01/2005 to 12/31/2005                           $18.49           $20.88           3,749,124
    01/01/2006 to 12/31/2006                           $20.88           $28.08           3,925,105
    01/01/2007 to 12/31/2007                           $28.08           $22.11           2,254,421
    01/01/2008 to 12/31/2008                           $22.11           $14.12           1,741,032
    01/01/2009 to 12/31/2009                           $14.12           $18.32           2,154,565
-------------------------------------------------------------------------------------------------------
AST QMA US EQUITY ALPHA PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.17           3,662,406
    01/01/2003 to 12/31/2003                            $8.17           $10.23           5,442,511
    01/01/2004 to 12/31/2004                           $10.23           $11.07           6,845,369
    01/01/2005 to 12/31/2005                           $11.07           $11.27           6,774,077
    01/01/2006 to 12/31/2006                           $11.27           $12.48           6,255,253
    01/01/2007 to 12/31/2007                           $12.48           $12.53           5,371,782
    01/01/2008 to 12/31/2008                           $12.53            $7.55           2,747,511
    01/01/2009 to 12/31/2009                            $7.55            $9.05           3,372,332
-------------------------------------------------------------------------------------------------------
AST AMERICAN CENTURY INCOME & GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.25           1,751,136
    01/01/2003 to 12/31/2003                            $8.25           $10.45           2,115,438
    01/01/2004 to 12/31/2004                           $10.45           $11.57           4,670,846
    01/01/2005 to 12/31/2005                           $11.57           $11.90           4,205,656
    01/01/2006 to 12/31/2006                           $11.90           $13.68           3,984,557
    01/01/2007 to 12/31/2007                           $13.68           $13.44           3,435,528
    01/01/2008 to 12/31/2008                           $13.44            $8.62           2,803,150
    01/01/2009 to 12/31/2009                            $8.62            $9.99           4,930,435
-------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH & INCOME PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.06           6,667,373
    01/01/2003 to 12/31/2003                            $8.06           $10.50          21,264,670
    01/01/2004 to 12/31/2004                           $10.50           $11.46          25,850,506
    01/01/2005 to 12/31/2005                           $11.46           $11.81          31,190,346
    01/01/2006 to 12/31/2006                           $11.81           $13.62          23,350,650
    01/01/2007 to 12/31/2007                           $13.62           $14.08          19,997,748
    01/01/2008 to 12/31/2008                           $14.08            $8.22          14,384,005
    01/01/2009 to 12/31/2009                            $8.22            $9.63          15,821,358
-------------------------------------------------------------------------------------------------------
AST LARGE-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.34           2,110,071
    01/01/2003 to 12/31/2003                            $8.34            $9.83           2,647,064
    01/01/2004 to 12/31/2004                            $9.83           $11.17           3,717,848
    01/01/2005 to 12/31/2005                           $11.17           $11.69           5,245,458
    01/01/2006 to 12/31/2006                           $11.69           $13.62           5,568,043
    01/01/2007 to 12/31/2007                           $13.62           $13.00           4,973,375
    01/01/2008 to 12/31/2008                           $13.00            $7.48           4,027,564
    01/01/2009 to 12/31/2009                            $7.48            $8.78           5,087,827

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST UBS DYNAMIC ALPHA PORTFOLIO
    01/01/2002 to 12/31/2002                                    --            $8.71             847,517
    01/01/2003 to 12/31/2003                                 $8.71           $10.24             898,161
    01/01/2004 to 12/31/2004                                $10.24           $11.19           1,061,887
    01/01/2005 to 12/31/2005                                $11.19           $11.77           1,055,034
    01/01/2006 to 12/31/2006                                $11.77           $12.86           1,120,866
    01/01/2007 to 12/31/2007                                $12.86           $12.90           2,745,236
    01/01/2008 to 12/31/2008                                $12.90           $10.45          15,430,642
    01/01/2009 to 12/31/2009                                $10.45           $12.54          46,430,018
------------------------------------------------------------------------------------------------------------
AST SCHRODERS MULTI ASSET WORLD STRATEGIES PORTFOLIO
    01/01/2002 to 12/31/2002                                    --            $9.14           1,126,058
    01/01/2003 to 12/31/2003                                 $9.14           $10.69           2,045,205
    01/01/2004 to 12/31/2004                                $10.69           $11.46           2,335,598
    01/01/2005 to 12/31/2005                                $11.46           $11.79           2,294,529
    01/01/2006 to 12/31/2006                                $11.79           $12.72           2,165,859
    01/01/2007 to 12/31/2007                                $12.72           $13.62           2,277,264
    01/01/2008 to 12/31/2008                                $13.62            $9.35           3,074,479
    01/01/2009 to 12/31/2009                                 $9.35           $11.72          33,399,889
------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE ASSET ALLOCATION PORTFOLIO
    01/01/2002 to 12/31/2002                                    --            $9.09             921,329
    01/01/2003 to 12/31/2003                                 $9.09           $11.09           2,243,566
    01/01/2004 to 12/31/2004                                $11.09           $12.13           3,551,315
    01/01/2005 to 12/31/2005                                $12.13           $12.49           4,192,627
    01/01/2006 to 12/31/2006                                $12.49           $13.82           4,776,442
    01/01/2007 to 12/31/2007                                $13.82           $14.45           6,387,795
    01/01/2008 to 12/31/2008                                $14.45           $10.52          10,697,390
    01/01/2009 to 12/31/2009                                $10.52           $12.85          40,732,836
------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE GLOBAL BOND PORTFOLIO
    01/01/2002 to 12/31/2002                                    --           $11.34           1,739,313
    01/01/2003 to 12/31/2003                                $11.34           $12.59           2,962,471
    01/01/2004 to 12/31/2004                                $12.59           $13.45           4,717,822
    01/01/2005 to 12/31/2005                                $13.45           $12.64           6,261,824
    01/01/2006 to 12/31/2006                                $12.64           $13.21           6,093,700
    01/01/2007 to 12/31/2007                                $13.21           $14.24           6,452,566
    01/01/2008 to 12/31/2008                                $14.24           $13.67           4,228,137
    01/01/2009 to 12/31/2009                                $13.67           $15.07           6,337,072
------------------------------------------------------------------------------------------------------------
AST HIGH YIELD PORTFOLIO
    01/01/2002 to 12/31/2002                                    --            $9.71           5,592,940
    01/01/2003 to 12/31/2003                                 $9.71           $11.61          12,201,163
    01/01/2004 to 12/31/2004                                $11.61           $12.69          13,717,128
    01/01/2005 to 12/31/2005                                $12.69           $12.62           9,658,908
    01/01/2006 to 12/31/2006                                $12.62           $13.70           9,653,937
    01/01/2007 to 12/31/2007                                $13.70           $13.80           6,461,538
    01/01/2008 to 12/31/2008                                $13.80           $10.11           5,931,752
    01/01/2009 to 12/31/2009                                $10.11           $13.47          13,509,194

                                                                                  Number of
                                              Accumulation     Accumulation      Accumulation
                                              Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                               Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------
AST LORD ABBETT BOND-DEBENTURE PORTFOLIO
    01/01/2002 to 12/31/2002                         --            $9.94           4,146,530
    01/01/2003 to 12/31/2003                      $9.94           $11.61           7,751,236
    01/01/2004 to 12/31/2004                     $11.61           $12.26           8,369,008
    01/01/2005 to 12/31/2005                     $12.26           $12.20          12,427,806
    01/01/2006 to 12/31/2006                     $12.20           $13.17          10,147,675
    01/01/2007 to 12/31/2007                     $13.17           $13.74           8,365,789
    01/01/2008 to 12/31/2008                     $13.74           $10.37           8,586,978
    01/01/2009 to 12/31/2009                     $10.37           $13.73          10,096,051
-------------------------------------------------------------------------------------------------
AST PIMCO TOTAL RETURN BOND PORTFOLIO
    01/01/2002 to 12/31/2002                         --           $10.57          20,544,075
    01/01/2003 to 12/31/2003                     $10.57           $10.95          26,287,388
    01/01/2004 to 12/31/2004                     $10.95           $11.31          33,208,757
    01/01/2005 to 12/31/2005                     $11.31           $11.40          22,436,395
    01/01/2006 to 12/31/2006                     $11.40           $11.63          21,700,661
    01/01/2007 to 12/31/2007                     $11.63           $12.39          21,645,194
    01/01/2008 to 12/31/2008                     $12.39           $11.91          20,478,277
    01/01/2009 to 12/31/2009                     $11.91           $13.65          59,442,486
-------------------------------------------------------------------------------------------------
AST PIMCO LIMITED MATURITY BOND PORTFOLIO
    01/01/2002 to 12/31/2002                         --           $10.34          11,274,642
    01/01/2003 to 12/31/2003                     $10.34           $10.51          15,242,856
    01/01/2004 to 12/31/2004                     $10.51           $10.55          21,299,789
    01/01/2005 to 12/31/2005                     $10.55           $10.54          28,031,651
    01/01/2006 to 12/31/2006                     $10.54           $10.76          22,394,558
    01/01/2007 to 12/31/2007                     $10.76           $11.31          20,392,150
    01/01/2008 to 12/31/2008                     $11.31           $11.24          15,403,578
    01/01/2009 to 12/31/2009                     $11.24           $12.19          19,779,745
-------------------------------------------------------------------------------------------------
AST MONEY MARKET PORTFOLIO
    01/01/2002 to 12/31/2002                         --            $9.96          36,255,772
    01/01/2003 to 12/31/2003                      $9.96            $9.86          32,730,501
    01/01/2004 to 12/31/2004                      $9.86            $9.78          29,870,585
    01/01/2005 to 12/31/2005                      $9.78            $9.88          42,442,274
    01/01/2006 to 12/31/2006                      $9.88           $10.16          46,325,237
    01/01/2007 to 12/31/2007                     $10.16           $10.48          56,111,128
    01/01/2008 to 12/31/2008                     $10.48           $10.57          91,319,625
    01/01/2009 to 12/31/2009                     $10.57           $10.42          66,786,776
-------------------------------------------------------------------------------------------------
GARTMORE NVIT DEVELOPING MARKETS FUND
    01/01/2002 to 12/31/2002                         --            $8.66             283,466
    01/01/2003 to 12/31/2003                      $8.66           $13.60           1,763,660
    01/01/2004 to 12/31/2004                     $13.60           $16.02           2,103,950
    01/01/2005 to 12/31/2005                     $16.02           $20.72           3,395,891
    01/01/2006 to 12/31/2006                     $20.72           $27.43           2,835,328
    01/01/2007 to 12/31/2007                     $27.43           $38.71           3,344,620
    01/01/2008 to 12/31/2008                     $38.71           $16.04           1,630,334
    01/01/2009 to 12/31/2009                     $16.04           $25.59           2,133,897

                                                                               Number of
                                           Accumulation     Accumulation      Accumulation
                                           Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                            Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------
WELLS FARGO ADVANTAGE VT EQUITY INCOME
    01/01/2002 to 12/31/2002                      --            $8.25            196,720
    01/01/2003 to 12/31/2003                   $8.25           $10.23            314,757
    01/01/2004 to 12/31/2004                  $10.23           $11.18            590,808
    01/01/2005 to 12/31/2005                  $11.18           $11.59            534,648
    01/01/2006 to 12/31/2006                  $11.59           $13.51            582,613
    01/01/2007 to 12/31/2007                  $13.51           $13.66            497,287
    01/01/2008 to 12/31/2008                  $13.66            $8.53            312,113
    01/01/2009 to 12/31/2009                   $8.53            $9.81            287,896
----------------------------------------------------------------------------------------------
AIM V.I. DYNAMICS FUND
    01/01/2002 to 12/31/2002                      --            $7.09            543,762
    01/01/2003 to 12/31/2003                   $7.09            $9.61            889,464
    01/01/2004 to 12/31/2004                   $9.61           $10.72            668,032
    01/01/2005 to 12/31/2005                  $10.72           $11.67            602,063
    01/01/2006 to 12/31/2006                  $11.67           $13.33            605,730
    01/01/2007 to 12/31/2007                  $13.33           $14.70            631,476
    01/01/2008 to 12/31/2008                  $14.70            $7.51            384,426
    01/01/2009 to 12/31/2009                   $7.51           $10.52            430,777
----------------------------------------------------------------------------------------------
AIM V.I. TECHNOLOGY FUND
    01/01/2002 to 12/31/2002                      --            $5.50            293,307
    01/01/2003 to 12/31/2003                   $5.50            $7.87            578,651
    01/01/2004 to 12/31/2004                   $7.87            $8.09            512,424
    01/01/2005 to 12/31/2005                   $8.09            $8.13            453,392
    01/01/2006 to 12/31/2006                   $8.13            $8.84            513,442
    01/01/2007 to 12/31/2007                   $8.84            $9.36            630,739
    01/01/2008 to 12/31/2008                   $9.36            $5.11            453,772
    01/01/2009 to 12/31/2009                   $5.11            $7.91            970,438
----------------------------------------------------------------------------------------------
AIM V.I. GLOBAL HEALTH CARE
    01/01/2002 to 12/31/2002                      --            $8.00            475,873
    01/01/2003 to 12/31/2003                   $8.00           $10.05            698,364
    01/01/2004 to 12/31/2004                  $10.05           $10.64            937,586
    01/01/2005 to 12/31/2005                  $10.64           $11.31          1,131,376
    01/01/2006 to 12/31/2006                  $11.31           $11.71          1,250,782
    01/01/2007 to 12/31/2007                  $11.71           $12.88          1,163,277
    01/01/2008 to 12/31/2008                  $12.88            $9.04            849,932
    01/01/2009 to 12/31/2009                   $9.04           $11.35          1,181,689
----------------------------------------------------------------------------------------------
AIM V.I. FINANCIAL SERVICES FUND
    01/01/2002 to 12/31/2002                      --            $8.76            366,258
    01/01/2003 to 12/31/2003                   $8.76           $11.17            607,265
    01/01/2004 to 12/31/2004                  $11.17           $11.94            585,185
    01/01/2005 to 12/31/2005                  $11.94           $12.43          1,042,992
    01/01/2006 to 12/31/2006                  $12.43           $14.24            778,674
    01/01/2007 to 12/31/2007                  $14.24           $10.89            465,175
    01/01/2008 to 12/31/2008                  $10.89            $4.34            540,897
    01/01/2009 to 12/31/2009                   $4.34            $5.44            779,148

                                                                               Number of
                                           Accumulation     Accumulation      Accumulation
                                           Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                            Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------
EVERGREEN VA INTERNATIONAL EQUITY FUND
    01/01/2002 to 12/31/2002                      --            $8.15            113,389
    01/01/2003 to 12/31/2003                   $8.15           $11.65            189,143
    01/01/2004 to 12/31/2004                  $11.65           $13.66            414,631
    01/01/2005 to 12/31/2005                  $13.66           $15.59            689,816
    01/01/2006 to 12/31/2006                  $15.59           $18.88          1,081,552
    01/01/2007 to 12/31/2007                  $18.88           $21.35          1,401,663
    01/01/2008 to 12/31/2008                  $21.35           $12.29            984,931
    01/01/2009 to 12/31/2009                  $12.29           $14.01            668,798
----------------------------------------------------------------------------------------------
EVERGREEN VA SPECIAL EQUITY FUND
    01/01/2002 to 12/31/2002                      --            $7.44            127,728
    01/01/2003 to 12/31/2003                   $7.44           $11.12            815,621
    01/01/2004 to 12/31/2004                  $11.12           $11.58            702,642
    01/01/2005 to 04/15/2005                  $11.58           $10.31                  0
----------------------------------------------------------------------------------------------
EVERGREEN VA OMEGA FUND
    01/01/2002 to 12/31/2002                      --            $7.78             39,943
    01/01/2003 to 12/31/2003                   $7.78           $10.71            404,789
    01/01/2004 to 12/31/2004                  $10.71           $11.29            570,123
    01/01/2005 to 12/31/2005                  $11.29           $11.53            281,775
    01/01/2006 to 12/31/2006                  $11.53           $12.03            241,307
    01/01/2007 to 12/31/2007                  $12.03           $13.24            249,298
    01/01/2008 to 12/31/2008                  $13.24            $9.48            271,517
    01/01/2009 to 12/31/2009                   $9.48           $13.42            749,780
----------------------------------------------------------------------------------------------
EVERGREEN VA GROWTH FUND
    04/15/2005* to 12/31/2005                  $9.82           $11.44            606,613
    01/01/2006 to 12/31/2006                  $11.44           $12.49            553,827
    01/01/2007 to 12/31/2007                  $12.49           $13.64            604,401
    01/01/2008 to 12/31/2008                  $13.64            $7.90            346,210
    01/01/2009 to 12/31/2009                   $7.90           $10.86            554,304
----------------------------------------------------------------------------------------------
PROFUND VP EUROPE 30
    01/01/2002 to 12/31/2002                      --            $7.93            292,396
    01/01/2003 to 12/31/2003                   $7.93           $10.83          2,116,400
    01/01/2004 to 12/31/2004                  $10.83           $12.17          1,812,435
    01/01/2005 to 12/31/2005                  $12.17           $12.94          1,133,420
    01/01/2006 to 12/31/2006                  $12.94           $14.95          2,790,577
    01/01/2007 to 12/31/2007                  $14.95           $16.85          1,487,885
    01/01/2008 to 12/31/2008                  $16.85            $9.28            649,001
    01/01/2009 to 12/31/2009                   $9.28           $12.07          1,184,717
----------------------------------------------------------------------------------------------
PROFUND VP ASIA 30
    01/01/2002 to 12/31/2002                      --            $7.75            281,993
    01/01/2003 to 12/31/2003                   $7.75           $12.57            942,605
    01/01/2004 to 12/31/2004                  $12.57           $12.30            896,010
    01/01/2005 to 12/31/2005                  $12.30           $14.45          1,723,105
    01/01/2006 to 12/31/2006                  $14.45           $19.80          3,073,769
    01/01/2007 to 12/31/2007                  $19.80           $28.77          2,473,589
    01/01/2008 to 12/31/2008                  $28.77           $13.91          1,337,672
    01/01/2009 to 12/31/2009                  $13.91           $21.10          1,821,822

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
PROFUND VP JAPAN
    01/01/2002 to 12/31/2002               --            $7.24             65,845
    01/01/2003 to 12/31/2003            $7.24            $9.03            426,718
    01/01/2004 to 12/31/2004            $9.03            $9.55            710,879
    01/01/2005 to 12/31/2005            $9.55           $13.31          3,413,954
    01/01/2006 to 12/31/2006           $13.31           $14.51          1,650,266
    01/01/2007 to 12/31/2007           $14.51           $12.85            552,230
    01/01/2008 to 12/31/2008           $12.85            $7.47            553,832
    01/01/2009 to 12/31/2009            $7.47            $8.11            519,793
---------------------------------------------------------------------------------------
PROFUND VP BANKS
    01/01/2002 to 12/31/2002               --            $8.56            101,136
    01/01/2003 to 12/31/2003            $8.56           $10.90             93,067
    01/01/2004 to 12/31/2004           $10.90           $11.98            229,711
    01/01/2005 to 12/31/2005           $11.98           $11.77            351,876
    01/01/2006 to 12/31/2006           $11.77           $13.35            402,883
    01/01/2007 to 12/31/2007           $13.35            $9.55            389,926
    01/01/2008 to 12/31/2008            $9.55            $4.99          2,409,143
    01/01/2009 to 12/31/2009            $4.99            $4.70            746,620
---------------------------------------------------------------------------------------
PROFUND VP BASIC MATERIALS
    01/01/2002 to 12/31/2002               --            $8.46             76,331
    01/01/2003 to 12/31/2003            $8.46           $10.95          1,512,864
    01/01/2004 to 12/31/2004           $10.95           $11.87            529,237
    01/01/2005 to 12/31/2005           $11.87           $11.96            681,690
    01/01/2006 to 12/31/2006           $11.96           $13.58            779,466
    01/01/2007 to 12/31/2007           $13.58           $17.45          2,684,333
    01/01/2008 to 12/31/2008           $17.45            $8.34          1,183,553
    01/01/2009 to 12/31/2009            $8.34           $13.32          1,841,267
---------------------------------------------------------------------------------------
PROFUND VP BIOTECHNOLOGY
    01/01/2002 to 12/31/2002               --            $7.09            130,082
    01/01/2003 to 12/31/2003            $7.09            $9.75            208,971
    01/01/2004 to 12/31/2004            $9.75           $10.52            757,678
    01/01/2005 to 12/31/2005           $10.52           $12.34            697,687
    01/01/2006 to 12/31/2006           $12.34           $11.64            393,923
    01/01/2007 to 12/31/2007           $11.64           $11.31            609,746
    01/01/2008 to 12/31/2008           $11.31           $11.33          1,249,287
    01/01/2009 to 12/31/2009           $11.33           $11.56            355,182
---------------------------------------------------------------------------------------
PROFUND VP CONSUMER SERVICES
    01/01/2002 to 12/31/2002               --            $7.25            128,022
    01/01/2003 to 12/31/2003            $7.25            $9.04            136,269
    01/01/2004 to 12/31/2004            $9.04            $9.56            430,620
    01/01/2005 to 12/31/2005            $9.56            $8.97             86,431
    01/01/2006 to 12/31/2006            $8.97            $9.88            192,639
    01/01/2007 to 12/31/2007            $9.88            $8.91             67,292
    01/01/2008 to 12/31/2008            $8.91            $6.01            448,604
    01/01/2009 to 12/31/2009            $6.01            $7.74            295,250

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
PROFUND VP CONSUMER GOODS PORTFOLIO
    01/01/2002 to 12/31/2002                   --            $8.28            148,446
    01/01/2003 to 12/31/2003                $8.28            $9.64             58,425
    01/01/2004 to 12/31/2004                $9.64           $10.36            369,007
    01/01/2005 to 12/31/2005               $10.36           $10.15            161,038
    01/01/2006 to 12/31/2006               $10.15           $11.25            548,567
    01/01/2007 to 12/31/2007               $11.25           $11.90            715,235
    01/01/2008 to 12/31/2008               $11.90            $8.58            609,574
    01/01/2009 to 12/31/2009                $8.58           $10.26            812,567
-------------------------------------------------------------------------------------------
PROFUND VP OIL & GAS
    01/01/2002 to 12/31/2002                   --            $8.71            299,833
    01/01/2003 to 12/31/2003                $8.71           $10.48          1,225,844
    01/01/2004 to 12/31/2004               $10.48           $13.33          1,856,882
    01/01/2005 to 12/31/2005               $13.33           $17.22          2,573,777
    01/01/2006 to 12/31/2006               $17.22           $20.43          2,251,126
    01/01/2007 to 12/31/2007               $20.43           $26.61          2,322,451
    01/01/2008 to 12/31/2008               $26.61           $16.50          1,351,549
    01/01/2009 to 12/31/2009               $16.50           $18.75          1,326,030
-------------------------------------------------------------------------------------------
PROFUND VP FINANCIALS
    01/01/2002 to 12/31/2002                   --            $8.85            221,377
    01/01/2003 to 12/31/2003                $8.85           $11.23            398,159
    01/01/2004 to 12/31/2004               $11.23           $12.19            553,342
    01/01/2005 to 12/31/2005               $12.19           $12.46            616,872
    01/01/2006 to 12/31/2006               $12.46           $14.38            913,872
    01/01/2007 to 12/31/2007               $14.38           $11.44            498,292
    01/01/2008 to 12/31/2008               $11.44            $5.57          2,008,426
    01/01/2009 to 12/31/2009                $5.57            $6.30          1,432,294
-------------------------------------------------------------------------------------------
PROFUND VP HEALTH CARE
    01/01/2002 to 12/31/2002                   --            $7.94            388,508
    01/01/2003 to 12/31/2003                $7.94            $9.17            707,449
    01/01/2004 to 12/31/2004                $9.17            $9.23          1,318,525
    01/01/2005 to 12/31/2005                $9.23            $9.63          2,175,821
    01/01/2006 to 12/31/2006                $9.63            $9.96          2,106,409
    01/01/2007 to 12/31/2007                $9.96           $10.44          2,120,859
    01/01/2008 to 12/31/2008               $10.44            $7.78          1,638,682
    01/01/2009 to 12/31/2009                $7.78            $9.14          1,148,607
-------------------------------------------------------------------------------------------
PROFUND VP INDUSTRIALS
    01/01/2002 to 12/31/2002                   --            $7.93             12,642
    01/01/2003 to 12/31/2003                $7.93           $10.01            318,339
    01/01/2004 to 12/31/2004               $10.01           $11.15            253,411
    01/01/2005 to 12/31/2005               $11.15           $11.23            211,678
    01/01/2006 to 12/31/2006               $11.23           $12.33            242,684
    01/01/2007 to 12/31/2007               $12.33           $13.55            708,921
    01/01/2008 to 12/31/2008               $13.55            $7.93            348,521
    01/01/2009 to 12/31/2009                $7.93            $9.68            634,240

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
PROFUND VP INTERNET
    01/01/2002 to 12/31/2002               --            $8.57            306,572
    01/01/2003 to 12/31/2003            $8.57           $15.00            206,876
    01/01/2004 to 12/31/2004           $15.00           $17.89            992,879
    01/01/2005 to 12/31/2005           $17.89           $18.90            467,320
    01/01/2006 to 12/31/2006           $18.90           $18.84            200,072
    01/01/2007 to 12/31/2007           $18.84           $20.42            435,015
    01/01/2008 to 12/31/2008           $20.42           $11.08            116,246
    01/01/2009 to 12/31/2009           $11.08           $19.31            507,210
---------------------------------------------------------------------------------------
PROFUND VP PHARMACEUTICALS
    01/01/2002 to 12/31/2002               --            $8.56            136,559
    01/01/2003 to 12/31/2003            $8.56            $8.89            266,978
    01/01/2004 to 12/31/2004            $8.89            $7.93            527,336
    01/01/2005 to 12/31/2005            $7.93            $7.51            515,769
    01/01/2006 to 12/31/2006            $7.51            $8.28            716,678
    01/01/2007 to 12/31/2007            $8.28            $8.33            492,538
    01/01/2008 to 12/31/2008            $8.33            $6.60            588,925
    01/01/2009 to 12/31/2009            $6.60            $7.58            521,245
---------------------------------------------------------------------------------------
PROFUND VP PRECIOUS METALS
    01/01/2002 to 12/31/2002               --            $9.70          1,175,651
    01/01/2003 to 12/31/2003            $9.70           $13.29          1,329,806
    01/01/2004 to 12/31/2004           $13.29           $11.77          1,479,384
    01/01/2005 to 12/31/2005           $11.77           $14.62          2,426,531
    01/01/2006 to 12/31/2006           $14.62           $15.44          2,487,596
    01/01/2007 to 12/31/2007           $15.44           $18.60          3,177,702
    01/01/2008 to 12/31/2008           $18.60           $12.66          2,709,868
    01/01/2009 to 12/31/2009           $12.66           $16.86          2,850,817
---------------------------------------------------------------------------------------
PROFUND VP REAL ESTATE
    01/01/2002 to 12/31/2002               --            $9.86            441,318
    01/01/2003 to 12/31/2003            $9.86           $12.91            462,906
    01/01/2004 to 12/31/2004           $12.91           $16.15          1,816,706
    01/01/2005 to 12/31/2005           $16.15           $16.96            501,989
    01/01/2006 to 12/31/2006           $16.96           $22.10            926,728
    01/01/2007 to 12/31/2007           $22.10           $17.47            505,436
    01/01/2008 to 12/31/2008           $17.47           $10.09            587,638
    01/01/2009 to 12/31/2009           $10.09           $12.69            557,087
---------------------------------------------------------------------------------------
PROFUND VP SEMICONDUCTOR
    01/01/2002 to 12/31/2002               --            $5.14             93,241
    01/01/2003 to 12/31/2003            $5.14            $9.51            423,958
    01/01/2004 to 12/31/2004            $9.51            $7.15            694,352
    01/01/2005 to 12/31/2005            $7.15            $7.64            746,084
    01/01/2006 to 12/31/2006            $7.64            $6.98            339,250
    01/01/2007 to 12/31/2007            $6.98            $7.35            272,048
    01/01/2008 to 12/31/2008            $7.35            $3.63            166,664
    01/01/2009 to 12/31/2009            $3.63            $5.86            794,698

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
PROFUND VP TECHNOLOGY
    01/01/2002 to 12/31/2002               --            $6.03            254,131
    01/01/2003 to 12/31/2003            $6.03            $8.66            497,972
    01/01/2004 to 12/31/2004            $8.66            $8.48            727,580
    01/01/2005 to 12/31/2005            $8.48            $8.45            577,737
    01/01/2006 to 12/31/2006            $8.45            $8.98            673,628
    01/01/2007 to 12/31/2007            $8.98           $10.10          1,668,456
    01/01/2008 to 12/31/2008           $10.10            $5.53            322,313
    01/01/2009 to 12/31/2009            $5.53            $8.78          1,361,950
---------------------------------------------------------------------------------------
PROFUND VP TELECOMMUNICATIONS
    01/01/2002 to 12/31/2002               --            $7.15            272,408
    01/01/2003 to 12/31/2003            $7.15            $7.21            398,350
    01/01/2004 to 12/31/2004            $7.21            $8.19            460,848
    01/01/2005 to 12/31/2005            $8.19            $7.52            456,586
    01/01/2006 to 12/31/2006            $7.52            $9.93          1,277,316
    01/01/2007 to 12/31/2007            $9.93           $10.59          1,098,402
    01/01/2008 to 12/31/2008           $10.59            $6.83            840,295
    01/01/2009 to 12/31/2009            $6.83            $7.21            472,593
---------------------------------------------------------------------------------------
PROFUND VP UTILITIES
    01/01/2002 to 12/31/2002               --            $7.83            521,419
    01/01/2003 to 12/31/2003            $7.83            $9.34            618,427
    01/01/2004 to 12/31/2004            $9.34           $11.13          1,060,939
    01/01/2005 to 12/31/2005           $11.13           $12.37          1,996,877
    01/01/2006 to 12/31/2006           $12.37           $14.51          2,195,309
    01/01/2007 to 12/31/2007           $14.51           $16.52          3,808,582
    01/01/2008 to 12/31/2008           $16.52           $11.26          1,279,942
    01/01/2009 to 12/31/2009           $11.26           $12.27            940,314
---------------------------------------------------------------------------------------
PROFUND VP BULL
    01/01/2002 to 12/31/2002               --            $7.97            954,792
    01/01/2003 to 12/31/2003            $7.97            $9.84          3,563,562
    01/01/2004 to 12/31/2004            $9.84           $10.53          8,215,357
    01/01/2005 to 12/31/2005           $10.53           $10.64          7,846,866
    01/01/2006 to 12/31/2006           $10.64           $11.90          7,031,661
    01/01/2007 to 12/31/2007           $11.90           $12.12          4,013,033
    01/01/2008 to 12/31/2008           $12.12            $7.43          2,963,943
    01/01/2009 to 12/31/2009            $7.43            $9.08          3,113,781
---------------------------------------------------------------------------------------
PROFUND VP BEAR
    01/01/2002 to 12/31/2002               --           $11.38          1,532,543
    01/01/2003 to 12/31/2003           $11.38            $8.44          1,886,515
    01/01/2004 to 12/31/2004            $8.44            $7.45          1,202,243
    01/01/2005 to 12/31/2005            $7.45            $7.23          2,169,659
    01/01/2006 to 12/31/2006            $7.23            $6.57          1,868,606
    01/01/2007 to 12/31/2007            $6.57            $6.50          1,722,065
    01/01/2008 to 12/31/2008            $6.50            $8.95          2,326,201
    01/01/2009 to 12/31/2009            $8.95            $6.35          1,995,516

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
PROFUND VP ULTRABULL
    01/01/2002 to 12/31/2002               --            $6.78            297,435
    01/01/2003 to 12/31/2003            $6.78           $10.20          1,431,345
    01/01/2004 to 12/31/2004           $10.20           $11.76          2,817,803
    01/01/2005 to 12/31/2005           $11.76           $11.87          1,158,024
    01/01/2006 to 12/31/2006           $11.87           $14.36          1,596,920
    01/01/2007 to 12/31/2007           $14.36           $14.24          1,964,725
    01/01/2008 to 12/31/2008           $14.24            $4.57          8,061,341
    01/01/2009 to 12/31/2009            $4.57            $6.50          1,590,074
---------------------------------------------------------------------------------------
PROFUND VP NASDAQ-100
    01/01/2002 to 12/31/2002               --            $6.45          1,346,852
    01/01/2003 to 12/31/2003            $6.45            $9.32          4,445,234
    01/01/2004 to 12/31/2004            $9.32            $9.94          4,885,351
    01/01/2005 to 12/31/2005            $9.94            $9.80          2,467,486
    01/01/2006 to 12/31/2006            $9.80           $10.16          1,764,614
    01/01/2007 to 12/31/2007           $10.16           $11.76          2,265,084
    01/01/2008 to 12/31/2008           $11.76            $6.65          1,171,313
    01/01/2009 to 12/31/2009            $6.65            $9.94          1,813,909
---------------------------------------------------------------------------------------
PROFUND VP SHORT NASDAQ-100
    01/01/2002 to 12/31/2002               --           $11.00            433,181
    01/01/2003 to 12/31/2003           $11.00            $6.78          1,535,439
    01/01/2004 to 12/31/2004            $6.78            $5.93            908,064
    01/01/2005 to 12/31/2005            $5.93            $5.88          2,494,108
    01/01/2006 to 12/31/2006            $5.88            $5.70          1,891,265
    01/01/2007 to 12/31/2007            $5.70            $4.96            860,024
    01/01/2008 to 12/31/2008            $4.96            $7.23            722,924
    01/01/2009 to 12/31/2009            $7.23            $4.22            898,026
---------------------------------------------------------------------------------------
PROFUND VP ULTRANASDAQ-100
    01/01/2002 to 12/31/2002               --            $3.53          1,003,123
    01/01/2003 to 12/31/2003            $3.53            $7.03          3,410,589
    01/01/2004 to 12/31/2004            $7.03            $7.89          6,592,447
    01/01/2005 to 12/31/2005            $7.89            $7.47          4,740,165
    01/01/2006 to 12/31/2006            $7.47            $7.70          2,319,572
    01/01/2007 to 12/31/2007            $7.70            $9.73          4,024,405
    01/01/2008 to 12/31/2008            $9.73            $2.61          3,358,757
    01/01/2009 to 12/31/2009            $2.61            $5.63          1,661,197
---------------------------------------------------------------------------------------
PROFUND VP MID-CAP VALUE
    01/01/2002 to 12/31/2002               --            $7.66            438,387
    01/01/2003 to 12/31/2003            $7.66           $10.23          1,455,513
    01/01/2004 to 12/31/2004           $10.23           $11.67          2,632,869
    01/01/2005 to 12/31/2005           $11.67           $12.49          2,164,543
    01/01/2006 to 12/31/2006           $12.49           $13.80          1,978,580
    01/01/2007 to 12/31/2007           $13.80           $13.70          1,436,105
    01/01/2008 to 12/31/2008           $13.70            $8.58            733,971
    01/01/2009 to 12/31/2009            $8.58           $11.05          1,398,727

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
PROFUND VP MID-CAP GROWTH
    01/01/2002 to 12/31/2002               --            $7.70            439,054
    01/01/2003 to 12/31/2003            $7.70            $9.69          1,009,867
    01/01/2004 to 12/31/2004            $9.69           $10.58          2,220,901
    01/01/2005 to 12/31/2005           $10.58           $11.58          5,059,312
    01/01/2006 to 12/31/2006           $11.58           $11.84          1,594,539
    01/01/2007 to 12/31/2007           $11.84           $13.01          2,101,505
    01/01/2008 to 12/31/2008           $13.01            $7.83          1,117,437
    01/01/2009 to 12/31/2009            $7.83           $10.65          1,903,627
---------------------------------------------------------------------------------------
PROFUND VP ULTRAMID-CAP
    01/01/2002 to 12/31/2002               --            $5.71            477,953
    01/01/2003 to 12/31/2003            $5.71            $9.55          1,112,311
    01/01/2004 to 12/31/2004            $9.55           $11.99          3,106,849
    01/01/2005 to 12/31/2005           $11.99           $13.91          1,935,489
    01/01/2006 to 12/31/2006           $13.91           $15.14          1,588,771
    01/01/2007 to 12/31/2007           $15.14           $15.77          1,072,846
    01/01/2008 to 12/31/2008           $15.77            $5.04          2,684,256
    01/01/2009 to 12/31/2009            $5.04            $8.23          1,356,598
---------------------------------------------------------------------------------------
PROFUND VP SMALL-CAP VALUE
    01/01/2002 to 12/31/2002               --            $7.09            994,778
    01/01/2003 to 12/31/2003            $7.09            $9.39          5,144,632
    01/01/2004 to 12/31/2004            $9.39           $11.10          4,088,760
    01/01/2005 to 12/31/2005           $11.10           $11.35          1,398,441
    01/01/2006 to 12/31/2006           $11.35           $13.11          2,446,357
    01/01/2007 to 12/31/2007           $13.11           $11.96            714,107
    01/01/2008 to 12/31/2008           $11.96            $8.15            838,930
    01/01/2009 to 12/31/2009            $8.15            $9.65            610,084
---------------------------------------------------------------------------------------
PROFUND VP SMALL-CAP GROWTH
    01/01/2002 to 12/31/2002               --            $7.69            772,260
    01/01/2003 to 12/31/2003            $7.69           $10.16          3,868,951
    01/01/2004 to 12/31/2004           $10.16           $11.98          4,677,820
    01/01/2005 to 12/31/2005           $11.98           $12.67          4,579,886
    01/01/2006 to 12/31/2006           $12.67           $13.54          1,643,633
    01/01/2007 to 12/31/2007           $13.54           $13.85            676,467
    01/01/2008 to 12/31/2008           $13.85            $8.99            990,289
    01/01/2009 to 12/31/2009            $8.99           $11.15          1,476,283
---------------------------------------------------------------------------------------
PROFUND VP ULTRASMALL-CAP
    01/01/2002 to 12/31/2002               --            $6.14            212,085
    01/01/2003 to 12/31/2003            $6.14           $12.04          1,702,558
    01/01/2004 to 12/31/2004           $12.04           $15.52          5,098,565
    01/01/2005 to 12/31/2005           $15.52           $15.23            816,754
    01/01/2006 to 12/31/2006           $15.23           $18.87          1,580,595
    01/01/2007 to 12/31/2007           $18.87           $16.11            527,856
    01/01/2008 to 12/31/2008           $16.11            $5.36          2,519,397
    01/01/2009 to 12/31/2009            $5.36            $7.39            747,146

                                                                                Number of
                                            Accumulation     Accumulation      Accumulation
                                            Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                             Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------
PROFUND VP U.S. GOVERNMENT PLUS
    01/01/2002 to 12/31/2002                       --           $11.56          2,486,854
    01/01/2003 to 12/31/2003                   $11.56           $11.08            731,470
    01/01/2004 to 12/31/2004                   $11.08           $11.79          1,051,158
    01/01/2005 to 12/31/2005                   $11.79           $12.64          2,312,868
    01/01/2006 to 12/31/2006                   $12.64           $11.86            821,668
    01/01/2007 to 12/31/2007                   $11.86           $12.85          2,443,725
    01/01/2008 to 12/31/2008                   $12.85           $18.92          2,696,273
    01/01/2009 to 12/31/2009                   $18.92           $12.54          1,333,606
-----------------------------------------------------------------------------------------------
PROFUND VP RISING RATES OPPORTUNITY
    01/01/2002 to 12/31/2002                       --            $8.02            165,792
    01/01/2003 to 12/31/2003                    $8.02            $7.56          1,817,924
    01/01/2004 to 12/31/2004                    $7.56            $6.63          5,314,528
    01/01/2005 to 12/31/2005                    $6.63            $6.00          3,415,324
    01/01/2006 to 12/31/2006                    $6.00            $6.50          4,567,551
    01/01/2007 to 12/31/2007                    $6.50            $6.06          1,806,294
    01/01/2008 to 12/31/2008                    $6.06            $3.70          2,315,493
    01/01/2009 to 12/31/2009                    $3.70            $4.81          3,128,225
-----------------------------------------------------------------------------------------------
ACCESS VP HIGH YIELD FUND
    05/02/2005* to 12/31/2005                  $10.00           $10.56            899,139
    01/01/2006 to 12/31/2006                   $10.56           $11.38          1,207,864
    01/01/2007 to 12/31/2007                   $11.38           $11.78            898,024
    01/01/2008 to 12/31/2008                   $11.78           $11.04            901,901
    01/01/2009 to 12/31/2009                   $11.04           $12.70            686,444
-----------------------------------------------------------------------------------------------
FIRST TRUST TARGET FOCUS FOUR PORTFOLIO
    01/01/2002 to 12/31/2002                       --            $6.80             19,826
    01/01/2003 to 12/31/2003                    $6.80            $9.16             66,435
    01/01/2004 to 12/31/2004                    $9.16           $10.03             91,924
    01/01/2005 to 12/31/2005                   $10.03            $9.92             87,726
    01/01/2006 to 12/31/2006                    $9.92           $10.15            100,227
    01/01/2007 to 12/31/2007                   $10.15           $10.55            106,856
    01/01/2008 to 12/31/2008                   $10.55            $5.83            190,718
    01/01/2009 to 12/31/2009                    $5.83            $7.38            331,489
-----------------------------------------------------------------------------------------------
GLOBAL DIVIDEND TARGET 15 PORTFOLIO
    01/01/2004 to 12/31/2004                       --           $11.85            311,233
    01/01/2005 to 12/31/2005                   $11.85           $12.84            590,605
    01/01/2006 to 12/31/2006                   $12.84           $17.48          1,507,757
    01/01/2007 to 12/31/2007                   $17.48           $19.49          2,078,809
    01/01/2008 to 12/31/2008                   $19.49           $10.97          1,122,006
    01/01/2009 to 12/31/2009                   $10.97           $15.21            835,629
-----------------------------------------------------------------------------------------------
TARGET MANAGED VIP PORTFOLIO
    01/01/2004 to 12/31/2004                       --           $11.32          1,777,316
    01/01/2005 to 12/31/2005                   $11.32           $11.94          2,420,874
    01/01/2006 to 12/31/2006                   $11.94           $13.10          2,772,210
    01/01/2007 to 12/31/2007                   $13.10           $14.10          2,203,754
    01/01/2008 to 12/31/2008                   $14.10            $7.65          1,345,285
    01/01/2009 to 12/31/2009                    $7.65            $8.51            861,853

                                                                          Number of
                                      Accumulation     Accumulation      Accumulation
                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                       Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------
NASDAQ TARGET 15 PORTFOLIO
    01/01/2004 to 12/31/2004                 --           $10.66             82,809
    01/01/2005 to 12/31/2005             $10.66           $10.83            134,177
    01/01/2006 to 12/31/2006             $10.83           $11.60            199,508
    01/01/2007 to 12/31/2007             $11.60           $13.88            403,709
    01/01/2008 to 12/31/2008             $13.88            $6.71            199,304
    01/01/2009 to 12/31/2009              $6.71            $7.71            140,231
-----------------------------------------------------------------------------------------
S&P TARGET 24 PORTFOLIO
    01/01/2004 to 12/31/2004                 --           $10.75            173,851
    01/01/2005 to 12/31/2005             $10.75           $11.01            304,840
    01/01/2006 to 12/31/2006             $11.01           $11.14            290,152
    01/01/2007 to 12/31/2007             $11.14           $11.42            274,858
    01/01/2008 to 12/31/2008             $11.42            $8.09            259,188
    01/01/2009 to 12/31/2009              $8.09            $9.05            240,776
-----------------------------------------------------------------------------------------
THE DOW DART 10 PORTFOLIO
    01/01/2004 to 12/31/2004                 --           $10.48            155,695
    01/01/2005 to 12/31/2005             $10.48            $9.98            194,864
    01/01/2006 to 12/31/2006              $9.98           $12.32            481,064
    01/01/2007 to 12/31/2007             $12.32           $12.20            235,030
    01/01/2008 to 12/31/2008             $12.20            $8.58            249,670
    01/01/2009 to 12/31/2009              $8.58            $9.61            136,907
-----------------------------------------------------------------------------------------
THE DOW TARGET DIVIDEND PORTFOLIO
    05/02/2005* to 12/31/2005            $10.00            $9.76          1,240,525
    01/01/2006 to 12/31/2006              $9.76           $11.34          2,310,768
    01/01/2007 to 12/31/2007             $11.34           $11.28          2,000,024
    01/01/2008 to 12/31/2008             $11.28            $6.59          1,374,063
    01/01/2009 to 12/31/2009              $6.59            $7.40            996,116
-----------------------------------------------------------------------------------------
VALUE LINE TARGET 25 PORTFOLIO
    01/01/2004 to 12/31/2004                 --           $12.59            389,792
    01/01/2005 to 12/31/2005             $12.59           $14.82          1,068,337
    01/01/2006 to 12/31/2006             $14.82           $15.00          1,119,827
    01/01/2007 to 12/31/2007             $15.00           $17.43          1,173,103
    01/01/2008 to 12/31/2008             $17.43            $7.74          1,027,401
    01/01/2009 to 12/31/2009              $7.74            $8.16            663,617
-----------------------------------------------------------------------------------------
PROFUND VP LARGE-CAP GROWTH
    01/01/2004 to 12/31/2004                 --           $10.37             72,725
    01/01/2005 to 12/31/2005             $10.37           $10.30          2,620,748
    01/01/2006 to 12/31/2006             $10.30           $11.05          2,181,106
    01/01/2007 to 12/31/2007             $11.05           $11.62          2,009,820
    01/01/2008 to 12/31/2008             $11.62            $7.37          1,340,839
    01/01/2009 to 12/31/2009              $7.37            $9.40          1,530,601
-----------------------------------------------------------------------------------------
PROFUND VP LARGE-CAP VALUE
    01/01/2004 to 12/31/2004                 --           $10.37            159,605
    01/01/2005 to 12/31/2005             $10.37           $10.51          2,141,309
    01/01/2006 to 12/31/2006             $10.51           $12.26          4,023,312
    01/01/2007 to 12/31/2007             $12.26           $12.08          1,984,257
    01/01/2008 to 12/31/2008             $12.08            $7.07          1,514,949
    01/01/2009 to 12/31/2009              $7.07            $8.31          1,108,254

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
PROFUND VP SHORT MID-CAP
    01/01/2004 to 12/31/2004                                  --            $9.70              39,360
    01/01/2005 to 12/31/2005                               $9.70            $8.64             364,782
    01/01/2006 to 12/31/2006                               $8.64            $8.18             254,207
    01/01/2007 to 12/31/2007                               $8.18            $7.82             131,223
    01/01/2008 to 12/31/2008                               $7.82           $10.14             177,441
    01/01/2009 to 12/31/2009                              $10.14            $6.44             364,588
----------------------------------------------------------------------------------------------------------
PROFUND VP SHORT SMALL-CAP
    01/01/2004 to 12/31/2004                                  --            $9.54             136,809
    01/01/2005 to 12/31/2005                               $9.54            $9.11             220,842
    01/01/2006 to 12/31/2006                               $9.11            $7.90             560,897
    01/01/2007 to 12/31/2007                               $7.90            $8.12           1,000,449
    01/01/2008 to 12/31/2008                               $8.12            $9.92             233,809
    01/01/2009 to 12/31/2009                               $9.92            $6.59             463,501
----------------------------------------------------------------------------------------------------------
PRUDENTIAL SP INTERNATIONAL GROWTH PORTFOLIO
    01/01/2004 to 12/31/2004                                  --           $10.53             269,671
    01/01/2005 to 12/31/2005                              $10.53           $12.05             672,243
    01/01/2006 to 12/31/2006                              $12.05           $14.35             742,865
    01/01/2007 to 12/31/2007                              $14.35           $16.87             828,104
    01/01/2008 to 12/31/2008                              $16.87            $8.25             357,600
    01/01/2009 to 12/31/2009                               $8.25           $11.12             408,047
----------------------------------------------------------------------------------------------------------
AST AGGRESSIVE ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                             $10.00           $10.00             649,828
    01/01/2006 to 12/31/2006                              $10.00           $11.38           5,212,589
    01/01/2007 to 12/31/2007                              $11.38           $12.26           8,022,912
    01/01/2008 to 12/31/2008                              $12.26            $6.95           5,663,091
    01/01/2009 to 12/31/2009                               $6.95            $8.78           9,942,981
----------------------------------------------------------------------------------------------------------
AST CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                             $10.00           $10.01           2,586,013
    01/01/2006 to 12/31/2006                              $10.01           $11.19          23,048,850
    01/01/2007 to 12/31/2007                              $11.19           $12.07          31,465,957
    01/01/2008 to 12/31/2008                              $12.07            $7.73          32,624,883
    01/01/2009 to 12/31/2009                               $7.73            $9.52         118,425,926
----------------------------------------------------------------------------------------------------------
AST ACADEMIC STRATEGIES ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                             $10.00           $10.02           2,726,484
    01/01/2006 to 12/31/2006                              $10.02           $11.01          21,829,919
    01/01/2007 to 12/31/2007                              $11.01           $11.83          30,616,578
    01/01/2008 to 12/31/2008                              $11.83            $7.93          35,995,508
    01/01/2009 to 12/31/2009                               $7.93            $9.70         107,441,591
----------------------------------------------------------------------------------------------------------
AST BALANCED ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                             $10.00           $10.03             685,724
    01/01/2006 to 12/31/2006                              $10.03           $10.90           7,315,279
    01/01/2007 to 12/31/2007                              $10.90           $11.70          12,873,620
    01/01/2008 to 12/31/2008                              $11.70            $8.20          24,018,186
    01/01/2009 to 12/31/2009                               $8.20            $9.95          97,458,970
----------------------------------------------------------------------------------------------------------
AST PRESERVATION ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                             $10.00           $10.04             115,215
    01/01/2006 to 12/31/2006                              $10.04           $10.66           3,303,256
    01/01/2007 to 12/31/2007                              $10.66           $11.40           7,359,596
    01/01/2008 to 12/31/2008                              $11.40            $9.02          24,830,005
    01/01/2009 to 12/31/2009                               $9.02           $10.65          82,197,582

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST ADVANCED STRATEGIES PORTFOLIO
    03/20/2006* to 12/31/2006                                $10.00           $10.66           5,258,474
    01/01/2007 to 12/31/2007                                 $10.66           $11.48           8,525,849
    01/01/2008 to 12/31/2008                                 $11.48            $7.93          16,229,117
    01/01/2009 to 12/31/2009                                  $7.93            $9.84          54,720,347
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST BALANCED TARGET PORTFOLIO
    03/20/2006* to 12/31/2006                                $10.00           $10.58           3,781,525
    01/01/2007 to 12/31/2007                                 $10.58           $11.30           7,801,920
    01/01/2008 to 12/31/2008                                 $11.30            $7.28          13,486,356
    01/01/2009 to 12/31/2009                                  $7.28            $8.87          54,387,061
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST CAPITAL APPRECIATION TARGET PORTFOLIO
    03/20/2006* to 12/31/2006                                $10.00           $10.48           3,795,562
    01/01/2007 to 12/31/2007                                 $10.48           $11.49           7,899,326
    01/01/2008 to 12/31/2008                                 $11.49            $6.70          13,640,692
    01/01/2009 to 12/31/2009                                  $6.70            $8.30          93,813,703
-------------------------------------------------------------------------------------------------------------
AST CLS GROWTH ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $11.51             120,901
    01/01/2008 to 12/31/2008                                 $11.51            $7.33           2,184,002
    01/01/2009 to 12/31/2009                                  $7.33            $9.15          23,955,044
-------------------------------------------------------------------------------------------------------------
AST CLS MODERATE ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $10.04              74,936
    01/01/2008 to 12/31/2008                                 $10.04            $7.15           5,507,286
    01/01/2009 to 12/31/2009                                  $7.15            $8.68          39,406,298
-------------------------------------------------------------------------------------------------------------
AST HORIZON GROWTH ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $10.19             157,014
    01/01/2008 to 12/31/2008                                 $10.19            $6.94           1,952,838
    01/01/2009 to 12/31/2009                                  $6.94            $8.65          25,271,257
-------------------------------------------------------------------------------------------------------------
AST HORIZON MODERATE ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $10.17              39,143
    01/01/2008 to 12/31/2008                                 $10.17            $7.58           3,825,075
    01/01/2009 to 12/31/2009                                  $7.58            $9.20          36,241,046
-------------------------------------------------------------------------------------------------------------
AST NIEMANN CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $10.00              50,892
    01/01/2008 to 12/31/2008                                 $10.00            $7.16           2,156,002
    01/01/2009 to 12/31/2009                                  $7.16            $8.54          18,482,649
-------------------------------------------------------------------------------------------------------------
AST WESTERN ASSET CORE PLUS BOND PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00            $9.98             213,630
    01/01/2008 to 12/31/2008                                  $9.98            $9.30           4,064,760
    01/01/2009 to 12/31/2009                                  $9.30           $10.21          12,750,275
-------------------------------------------------------------------------------------------------------------
AST GLOBAL REAL ESTATE PORTFOLIO
    07/21/2008* to 12/31/2008                                $10.18            $6.11             100,170
    01/01/2009 to 12/31/2009                                  $6.11            $8.12           1,148,210
-------------------------------------------------------------------------------------------------------------
AST PARAMETRIC EMERGING MARKETS EQUITY PORTFOLIO
    07/21/2008* to 12/31/2008                                $10.10            $5.57             126,548
    01/01/2009 to 12/31/2009                                  $5.57            $9.13           6,599,316
-------------------------------------------------------------------------------------------------------------
AST FOCUS FOUR PLUS PORTFOLIO
    07/21/2008* to 12/31/2008                                $10.00            $7.47           1,469,632
    01/01/2009 to 11/13/2009                                  $7.47            $8.36                   0
-------------------------------------------------------------------------------------------------------------
FRANKLIN TEMPLETON VIP FOUNDING FUNDS ALLOCATION FUND
    05/01/2008* to 12/31/2008                                $10.08            $6.64           5,636,967
    01/01/2009 to 12/31/2009                                  $6.64            $8.50          51,503,013

                                                                                Number of
                                            Accumulation     Accumulation      Accumulation
                                            Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                             Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP VALUE PORTFOLIO
    11/16/2009* to 12/31/2009                  $10.15           $10.30            58,774
-----------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP GROWTH PORTFOLIO
    11/16/2009* to 12/31/2009                  $10.08           $10.29           141,417

 *  Denotes the start date of these sub-accounts

                                     ASL II
                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                   PROSPECTUS

  ACCUMULATION UNIT VALUES: WITH HD GRO 60 BPS AND COMBO 5%/HAV 80 BPS OR GRO
                PLUS 2008 60 BPS AND COMBO 5%/HAV 80 BPS (3.05%)

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH & INCOME PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.12           $12.12             5,259
------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE LARGE-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.99           $13.07             5,649
------------------------------------------------------------------------------------------------------------
AST AMERICAN CENTURY INCOME & GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.08           $12.38            11,520
------------------------------------------------------------------------------------------------------------
AST SCHRODERS MULTI ASSET WORLD STRATEGIES PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.08           $12.30            20,952
------------------------------------------------------------------------------------------------------------
AST MONEY MARKET PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.00            $9.80            61,155
------------------------------------------------------------------------------------------------------------
AST COHEN & STEERS REALTY PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.61           $14.41             3,009
------------------------------------------------------------------------------------------------------------
AST UBS DYNAMIC ALPHA PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.08           $11.59            20,757
------------------------------------------------------------------------------------------------------------
AST DEAM LARGE-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.10           $12.67             3,083
------------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN SMALL-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.93           $11.99             1,364
------------------------------------------------------------------------------------------------------------
AST HIGH YIELD PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.02           $12.43             5,092
------------------------------------------------------------------------------------------------------------
AST FEDERATED AGGRESSIVE GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.98           $12.90             3,606
------------------------------------------------------------------------------------------------------------
AST MID-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.99           $13.14            12,399
------------------------------------------------------------------------------------------------------------
AST SMALL-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.98           $12.85               758
------------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS CONCENTRATED GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.05           $12.75             5,300
------------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.06           $13.39            10,087
------------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS SMALL-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.95           $12.67            11,393
------------------------------------------------------------------------------------------------------------
AST LARGE-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.06           $12.65               573

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST LORD ABBETT BOND-DEBENTURE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.03           $12.00             1,494
-------------------------------------------------------------------------------------------------------------
AST MARSICO CAPITAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.01           $12.63            10,541
-------------------------------------------------------------------------------------------------------------
AST MFS GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.03           $12.07            12,013
-------------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.98           $12.28             2,880
-------------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN/LSV MID-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.13           $13.62             1,324
-------------------------------------------------------------------------------------------------------------
AST SMALL-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.01           $13.05             1,009
-------------------------------------------------------------------------------------------------------------
AST PIMCO LIMITED MATURITY BOND PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.99           $10.41            10,719
-------------------------------------------------------------------------------------------------------------
AST PIMCO TOTAL RETURN BOND PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.98           $10.98           109,219
-------------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN CORE VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.10           $12.82               240
-------------------------------------------------------------------------------------------------------------
AST QMA US EQUITY ALPHA PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.08           $12.72                56
-------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE NATURAL RESOURCES PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.30           $13.66            22,188
-------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $12.06            43,885
-------------------------------------------------------------------------------------------------------------
AST INTERNATIONAL VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.12           $13.01             2,413
-------------------------------------------------------------------------------------------------------------
AST MFS GLOBAL EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.07           $13.28             9,929
-------------------------------------------------------------------------------------------------------------
AST JPMORGAN INTERNATIONAL EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.13           $13.50             6,659
-------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE GLOBAL BOND PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $11.03             7,216
-------------------------------------------------------------------------------------------------------------
AST INTERNATIONAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.14           $13.18             2,490
-------------------------------------------------------------------------------------------------------------
AST AGGRESSIVE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.06           $12.68            35,658
-------------------------------------------------------------------------------------------------------------
AST CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $12.23            88,371
-------------------------------------------------------------------------------------------------------------
AST ACADEMIC STRATEGIES ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $12.13            20,597
-------------------------------------------------------------------------------------------------------------
AST BALANCED ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $11.96           104,004
-------------------------------------------------------------------------------------------------------------
AST PRESERVATION ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $11.53           117,847
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST BALANCED TARGET PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.01           $12.21            40,030
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST CAPITAL APPRECIATION TARGET PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.98           $12.07            33,032
-------------------------------------------------------------------------------------------------------------
AST ADVANCED STRATEGIES PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $12.33            33,933

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST CLS GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.05           $12.26             8,395
-------------------------------------------------------------------------------------------------------------
AST CLS MODERATE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $11.86            24,557
-------------------------------------------------------------------------------------------------------------
AST HORIZON GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $12.17            20,236
-------------------------------------------------------------------------------------------------------------
AST HORIZON MODERATE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $11.78             8,173
-------------------------------------------------------------------------------------------------------------
AST NIEMANN CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.03           $11.89             9,882
-------------------------------------------------------------------------------------------------------------
AST WESTERN ASSET CORE PLUS BOND PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.99           $10.68               608
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2015
    05/01/2009 to 12/31/2009                                  $9.96            $9.92                 0
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2018
    05/01/2009 to 12/31/2009                                  $9.92            $9.61                 0
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2019
    05/01/2009 to 12/31/2009                                  $9.91            $9.51                 0
-------------------------------------------------------------------------------------------------------------
AST GLOBAL REAL ESTATE PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.86           $13.84             5,212
-------------------------------------------------------------------------------------------------------------
AST PARAMETRIC EMERGING MARKETS EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.05           $14.70               544
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2016
    05/01/2009 to 12/31/2009                                  $9.94            $9.54            10,856
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2020
    05/01/2009 to 12/31/2009                                  $9.88            $9.19                 0
-------------------------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP VALUE PORTFOLIO
    11/16/2009* to 12/31/2009                                $10.14           $10.28                 0
-------------------------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP GROWTH PORTFOLIO
    11/16/2009* to 12/31/2009                                $10.08           $10.27                 0
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA GROWTH FUND
    05/01/2009 to 12/31/2009                                 $10.04           $12.55                 0
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA INTERNATIONAL EQUITY FUND
    05/01/2009 to 12/31/2009                                 $10.05           $12.65                96
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA OMEGA FUND
    05/01/2009 to 12/31/2009                                  $9.89           $12.76               471
-------------------------------------------------------------------------------------------------------------
FRANKLIN TEMPLETON VIP FOUNDING FUNDS ALLOCATION FUND
    05/01/2009 to 12/31/2009                                 $10.07           $12.74            43,424
-------------------------------------------------------------------------------------------------------------
PRUDENTIAL SP INTERNATIONAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.14           $13.32                 0
-------------------------------------------------------------------------------------------------------------
GARTMORE NVIT DEVELOPING MARKETS FUND
    05/01/2009 to 12/31/2009                                 $10.12           $14.41             3,106
-------------------------------------------------------------------------------------------------------------
THE DOW DART 10 PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.14           $13.21                 0
-------------------------------------------------------------------------------------------------------------
FIRST TRUST TARGET FOCUS FOUR PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.10           $13.19                 0
-------------------------------------------------------------------------------------------------------------
GLOBAL DIVIDEND TARGET 15 PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.06           $14.39               685
-------------------------------------------------------------------------------------------------------------
S&P TARGET 24 PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.00           $11.93                 0

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
TARGET MANAGED VIP PORTFOLIO
    05/01/2009 to 12/31/2009               $10.00           $12.22                0
-------------------------------------------------------------------------------------------
THE DOW TARGET DIVIDEND PORTFOLIO
    05/01/2009 to 12/31/2009               $10.05           $13.63                0
-------------------------------------------------------------------------------------------
PROFUND VP ASIA 30
    05/01/2009 to 12/31/2009               $10.20           $13.92                0
-------------------------------------------------------------------------------------------
PROFUND VP BANKS
    05/01/2009 to 12/31/2009                $9.77           $12.43                0
-------------------------------------------------------------------------------------------
PROFUND VP BEAR
    05/01/2009 to 12/31/2009                $9.94            $7.28            1,686
-------------------------------------------------------------------------------------------
PROFUND VP BASIC MATERIALS
    05/01/2009 to 12/31/2009               $10.15           $14.20              347
-------------------------------------------------------------------------------------------
PROFUND VP BULL
    05/01/2009 to 12/31/2009               $10.05           $12.58                0
-------------------------------------------------------------------------------------------
PROFUND VP CONSUMER SERVICES
    05/01/2009 to 12/31/2009                $9.95           $12.22                0
-------------------------------------------------------------------------------------------
PROFUND VP CONSUMER GOODS PORTFOLIO
    05/01/2009 to 12/31/2009               $10.03           $12.49                0
-------------------------------------------------------------------------------------------
PROFUND VP OIL & GAS
    05/01/2009 to 12/31/2009               $10.30           $11.85              404
-------------------------------------------------------------------------------------------
PROFUND VP EUROPE 30
    05/01/2009 to 12/31/2009               $10.15           $13.55                0
-------------------------------------------------------------------------------------------
PROFUND VP FINANCIALS
    05/01/2009 to 12/31/2009                $9.83           $12.79              834
-------------------------------------------------------------------------------------------
PROFUND VP U.S. GOVERNMENT PLUS
    05/01/2009 to 12/31/2009                $9.89            $8.85            1,341
-------------------------------------------------------------------------------------------
PROFUND VP HEALTH CARE
    05/01/2009 to 12/31/2009                $9.98           $12.70                0
-------------------------------------------------------------------------------------------
PROFUND VP INDUSTRIALS
    05/01/2009 to 12/31/2009               $10.11           $12.70                0
-------------------------------------------------------------------------------------------
PROFUND VP JAPAN
    05/01/2009 to 12/31/2009               $10.22           $11.29                0
-------------------------------------------------------------------------------------------
PROFUND VP PRECIOUS METALS
    05/01/2009 to 12/31/2009               $10.01           $13.59                0
-------------------------------------------------------------------------------------------
PROFUND VP MID-CAP GROWTH
    05/01/2009 to 12/31/2009                $9.99           $12.58            1,273
-------------------------------------------------------------------------------------------
PROFUND VP MID-CAP VALUE
    05/01/2009 to 12/31/2009                $9.92           $12.68                0
-------------------------------------------------------------------------------------------
PROFUND VP PHARMACEUTICALS
    05/01/2009 to 12/31/2009               $10.02           $13.00                0
-------------------------------------------------------------------------------------------
PROFUND VP REAL ESTATE
    05/01/2009 to 12/31/2009                $9.62           $13.94                0
-------------------------------------------------------------------------------------------
PROFUND VP RISING RATES OPPORTUNITY
    05/01/2009 to 12/31/2009               $10.11           $10.16            2,366
-------------------------------------------------------------------------------------------
PROFUND VP NASDAQ-100
    05/01/2009 to 12/31/2009               $10.01           $12.96                0
-------------------------------------------------------------------------------------------
PROFUND VP SMALL-CAP GROWTH
    05/01/2009 to 12/31/2009               $10.01           $12.50                0
-------------------------------------------------------------------------------------------
PROFUND VP SHORT NASDAQ-100
    05/01/2009 to 12/31/2009                $9.99            $7.05                0

                                                                               Number of
                                           Accumulation     Accumulation      Accumulation
                                           Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                            Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------
PROFUND VP SMALL-CAP VALUE
    05/01/2009 to 12/31/2009                   $9.96           $12.32            1,307
----------------------------------------------------------------------------------------------
PROFUND VP TELECOMMUNICATIONS
    05/01/2009 to 12/31/2009                  $10.15           $10.95            1,469
----------------------------------------------------------------------------------------------
PROFUND VP ULTRAMID-CAP
    05/01/2009 to 12/31/2009                   $9.94           $15.92                0
----------------------------------------------------------------------------------------------
PROFUND VP UTILITIES
    05/01/2009 to 12/31/2009                  $10.23           $12.17              875
----------------------------------------------------------------------------------------------
PROFUND VP LARGE-CAP GROWTH
    05/01/2009 to 12/31/2009                  $10.07           $12.56                0
----------------------------------------------------------------------------------------------
PROFUND VP LARGE-CAP VALUE
    05/01/2009 to 12/31/2009                  $10.03           $12.61            1,267
----------------------------------------------------------------------------------------------
AIM V.I. DYNAMICS FUND
    05/01/2009 to 12/31/2009                  $10.04           $13.06              637
----------------------------------------------------------------------------------------------
AIM V.I. FINANCIAL SERVICES FUND
    05/01/2009 to 12/31/2009                  $10.00           $13.90            2,477
----------------------------------------------------------------------------------------------
AIM V.I. GLOBAL HEALTH CARE
    05/01/2009 to 12/31/2009                   $9.95           $12.67              410
----------------------------------------------------------------------------------------------
WELLS FARGO ADVANTAGE VT EQUITY INCOME
    05/01/2009 to 12/31/2009                  $10.09           $12.19              329

 *  Denotes the start date of these sub-accounts

              APPENDIX B - CALCULATION OF OPTIONAL DEATH BENEFITS

 EXAMPLES OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT CALCULATION The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced Beneficiary Protection Optional Death Benefit is as follows:

 Growth    =      Account Value of variable        minus      purchase payments -
                investment options plus Interim             proportional withdrawals
                  Value of Fixed Allocations
                       (no MVA applies)

 EXAMPLE WITH MARKET INCREASE
 Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the "Growth" under the Annuity.

                    Growth                           =                       $75,000 - [$50,000 - $0]
                                                     =                       $25,000

                    Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
                                                     =                       $25,000 * 0.40
                                                     =                       $10,000

                    Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
                                                     =                       $85,000

 EXAMPLES WITH MARKET DECLINE
 Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the "Growth" under the Annuity.

                    Growth                           =                       $45,000 - [$50,000 - $0]
                                                     =                       $-5,000

                    Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
                                                     NO BENEFIT IS PAYABLE

                    Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
                                                     =                       $50,000

 IN THIS EXAMPLE YOU WOULD RECEIVE NO ADDITIONAL BENEFIT FROM PURCHASING THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT.

 EXAMPLE WITH MARKET INCREASE AND WITHDRAWALS
 Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the "Growth" under the Annuity.

       Growth                   =              $90,000 - [$50,000 - ($50,000 * $15,000/$75,000)]
                                =              $90,000 - [$50,000 - $10,000]
                                =              $90,000 - $40,000
                                =              $50,000

       Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
                                =              $50,000 * 0.40
                                =              $20,000

       Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
                                =              $110,000

 EXAMPLES OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION
 The following are examples of how the Highest Anniversary Value Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

 EXAMPLE WITH MARKET INCREASE AND DEATH BEFORE DEATH BENEFIT TARGET DATE
 Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

 EXAMPLE WITH WITHDRAWALS
 Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit.

 Highest Anniversary Value    =    $90,000 - [$90,000 * $15,000/$75,000]
                              =    $90,000 - $18,000
                              =    $72,000

 Basic Death Benefit          =    max [$80,000, $50,000 - ($50,000 * $15,000/$75,000)]
                              =    max [$80,000, $40,000]
                              =    $80,000

 The Death Benefit therefore is $80,000.

 EXAMPLE WITH DEATH AFTER DEATH BENEFIT TARGET DATE
 Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus purchase payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

 Highest Anniversary Value    =    $80,000 + $15,000 - [($80,000 + $15,000) * $5,000/$70,000]
                              =    $80,000 + $15,000 - $6,786
                              =    $88,214

 Basic Death Benefit          =    max [$75,000, ($50,000 + $15,000) - {($50,000 + $15,000) * $5,000/$70,000}]
                              =    max [$75,000, $60,357]
                              =    $75,000

 The Death Benefit therefore is $88,214.

 EXAMPLES OF COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION
 The following are examples of how the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

 EXAMPLE WITH MARKET INCREASE AND DEATH BEFORE DEATH BENEFIT TARGET DATE
 Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the 7/th/ anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $75,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).

 EXAMPLE WITH WITHDRAWALS
 Assume that the Owner made a withdrawal of $5,000 on the 6/th/ anniversary of the Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6/th/ anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the 7/th/ annuity year is equal to 5% of the Roll-Up Value as of the 6/th/ anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7/th/ anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2nd anniversary of the Issue Date was $70,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit.

 Roll-Up Value                =    {(67,005 - $3,350) - [($67,005 - $3,350) * $1,650/($45,000 - $3,350)]} * 1.05
                              =    ($63,655 - $2,522) * 1.05
                              =    $64,190

 Highest Anniversary Value    =    $70,000 - [$70,000 * $5,000/$45,000]
                              =    $70,000 - $7,778
                              =    $62,222

 Basic Death Benefit          =    max [$43,000, $50,000 - ($50,000 * $5,000/$45,000)]
                              =    max [$43,000, $44,444]
                              =    $44,444

 The Death Benefit therefore is $64,190.

 EXAMPLE WITH DEATH AFTER DEATH BENEFIT TARGET DATE
 Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner's 80/th/ birthday) is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit as of the Death Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

 Roll-Up Value                =    $81,445 + $15,000 - [($81,445 + 15,000) * $5,000/$70,000]
                              =    $81,445 + $15,000 - $6,889
                              =    $89,556

 Highest Anniversary Value    =    $85,000 + $15,000 - [($85,000 + 15,000) * $5,000/$70,000]
                              =    $85,000 + $15,000 - $7,143
                              =    $92,857

 Basic Death Benefit          =    max [$75,000, $50,000 + $15,000 - {(50,000 + $15,000) * $5,000/$70,000}]
                              =    max [$75,000, $60,357]
                              =    $75,000

 The Death Benefit therefore is $92,857.

 EXAMPLES OF HIGHEST DAILY VALUE DEATH BENEFIT CALCULATION
 The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date.

 EXAMPLE WITH MARKET INCREASE AND DEATH BEFORE DEATH BENEFIT TARGET DATE
 Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest Daily Value was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value or the basic Death Benefit. The Death Benefit would be the HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

 EXAMPLE WITH WITHDRAWALS
 Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal) or the basic Death Benefit.

 Highest Daily Value    =    $90,000 - [$90,000 * $15,000/$75,000]
                        =    $90,000 - $18,000
                        =    $72,000

 Basic Death Benefit    =    max [$80,000, $50,000 - ($50,000 * $15,000/$75,000)]
                        =    max [$80,000, $40,000]
                        =    $80,000

 The Death Benefit therefore is $80,000.

 EXAMPLE WITH DEATH AFTER DEATH BENEFIT TARGET DATE
 Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Daily Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Daily Value on the Death Benefit Target Date plus purchase payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

 Highest Daily Value    =    $80,000 + $15,000 - [($80,000 + $15,000) * $5,000/$70,000]
                        =    $80,000 + $15,000 - $6,786
                        =    $88,214

 Basic Death Benefit    =    max [$75,000, ($50,000 + $15,000) - {($50,000 + $15,000) * $5,000/$70,000}]
                        =    max [$75,000, $60,357]
                        =    $75,000

 The Death Benefit therefore is $88,214.

               APPENDIX C - PLUS40 OPTIONAL LIFE INSURANCE RIDER

 PRUDENTIAL ANNUITIES' PLUS40 OPTIONAL LIFE INSURANCE RIDER WAS OFFERED, IN THOSE STATES WHERE APPROVED, BETWEEN NOVEMBER 18, 2002 FOR ASAP III,
 JANUARY 17, 2002 FOR ASL II AND APEX II, AND JANUARY 23, 2002 FOR XT6 AND MAY 1, 2003. THE DESCRIPTION BELOW OF THE PLUS40 BENEFIT APPLIES TO THOSE CONTRACT OWNERS WHO PURCHASED AN ANNUITY DURING THAT TIME PERIOD AND ELECTED THE PLUS40 BENEFIT.

 THE LIFE INSURANCE COVERAGE PROVIDED UNDER THE PLUS40 OPTIONAL LIFE INSURANCE RIDER ("PLUS40 RIDER" OR THE "RIDER") IS SUPPORTED BY PRUDENTIAL ANNUITIES' GENERAL ACCOUNT AND IS NOT SUBJECT TO, OR REGISTERED AS A SECURITY UNDER, EITHER THE SECURITIES ACT OF 1933 OR THE INVESTMENT COMPANY ACT OF 1940. INFORMATION ABOUT THE PLUS40 RIDER IS INCLUDED AS AN APPENDIX TO THIS PROSPECTUS TO HELP YOU UNDERSTAND THE RIDER AND THE RELATIONSHIP BETWEEN THE RIDER AND THE VALUE OF YOUR ANNUITY. IT IS ALSO INCLUDED BECAUSE YOU CAN ELECT TO PAY FOR THE RIDER WITH TAXABLE WITHDRAWALS FROM YOUR ANNUITY. THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION HAS NOT REVIEWED THIS INFORMATION. HOWEVER, THE INFORMATION MAY BE SUBJECT TO CERTAIN GENERALLY APPLICABLE PROVISIONS OF THE FEDERAL SECURITIES LAWS REGARDING ACCURACY AND COMPLETENESS.

 THE INCOME TAX-FREE LIFE INSURANCE PAYABLE TO YOUR BENEFICIARY(IES) UNDER THE PLUS40 RIDER IS EQUAL TO 40% OF THE ACCOUNT VALUE OF YOUR ANNUITY AS OF THE DATE WE RECEIVE DUE PROOF OF DEATH, SUBJECT TO CERTAIN ADJUSTMENTS, RESTRICTIONS AND LIMITATIONS DESCRIBED BELOW.

 ELIGIBILITY
 The Plus40 rider may be purchased as a rider on your Annuity. The Rider must cover those persons upon whose death the Annuity's death benefit becomes payable - the Annuity's owner or owners, or the Annuitant (in the case of an entity owned Annuity). If the Annuity has two Owners, the Rider's death benefit is payable upon the first death of such persons. If the Annuity is owned by an entity, the Rider's death benefit is payable upon the death of the Annuitant, even if a Contingent Annuitant is named.

 The minimum allowable age to purchase the Plus40 rider is 40; the maximum allowable age is 75. If the Rider is purchased on two lives, both persons must meet the age eligibility requirements. The Plus40 rider is not available to purchasers who use their Annuity as a funding vehicle for a Tax Sheltered Annuity (or 403(b)) or as a funding vehicle for a qualified plan under
 Section 401 of the Internal Revenue Code ("Code").

 ADJUSTMENTS, RESTRICTIONS & LIMITATIONS
   . If you die during the first 24 months following the effective date of the Plus40 rider (generally, the Issue Date of your Annuity), the death benefit will be limited to the amount of any charges paid for the Rider while it was in effect. WHILE WE WILL RETURN THE CHARGES YOU HAVE PAID DURING THE APPLICABLE PERIOD AS THE DEATH BENEFIT, YOUR BENEFICIARY(IES) WILL RECEIVE NO ADDITIONAL LIFE INSURANCE BENEFIT FROM THE PLUS40 RIDER IF YOU DIE WITHIN 24 MONTHS OF ITS EFFECTIVE DATE.

   . If you make a Purchase Payment within 24 months prior to the date of death, the Account Value used to determine the amount of the death benefit will be reduced by the amount of such Purchase Payment(s). If we reduce the death benefit payable under the Plus40 rider based on this provision, we will return 50% of any charges paid for the Rider based on those purchase payments as an additional amount included in the death benefit under the Rider.

   . If we apply Credits to your Annuity based on purchase payments, such Credits are treated as Account Value for purposes of determining the death benefit payable under the Plus40 rider. However, if Credits were applied to purchase payments made within 24 months prior to the date of death, the Account Value used to determine the amount of the death benefit will be reduced by the amount of such Credits. If we reduce the death benefit payable under the Plus40 rider based on this provision, we will return 50% of any charges paid for the Rider based on such Credits as an additional amount included in the death benefit under the Rider.

   . If you become terminally ill (as defined in the Rider) and elect to receive a portion of the Plus40 rider's death benefit under the Accelerated Death Benefit provision, the amount that will be payable under the Rider upon your death will be reduced. Please refer to the Accelerated Death Benefit provision described below.

   . If charges for the Plus40 rider are due and are unpaid as of the date the death benefit is being determined, such charges will be deducted from the amount paid to your Beneficiary(ies).

   . If the age of any person covered under the Plus40 rider is misstated, we will adjust any coverage under the Rider to conform to the facts. For example, if, due to the misstatement, we overcharged you for coverage under the Rider, we will add any additional charges paid to the amount payable to your Beneficiary(ies). If, due to the misstatement, we undercharged you for coverage under the Rider, we will reduce the death benefit in proportion to the charges not paid as compared to the charges that would have been paid had there been no misstatement.

   . On or after an Owner reaches the expiry date of the Rider (the anniversary of the Annuity's Issue Date on or immediately after the 95/th/ birthday), coverage will terminate. No charge will be made for an Owner following the expiry date. If there are two Owners, the expiry date applies separately to each Owner; therefore, coverage may continue for one Owner and terminate as to the other Owner.

 MAXIMUM BENEFIT
 The Plus40 rider is subject to a Maximum Death Benefit Amount based on the purchase payments applied to your Annuity. The Plus40 rider may also be subject to a Per Life Maximum Benefit that is based on all amounts paid under any annuity contract we issue to you under which you have elected the Plus40 rider or similar life insurance coverage.

   . The MAXIMUM DEATH BENEFIT AMOUNT is 100% of the purchase payments increasing at 5% per year following the date each Purchase Payment is applied to the Annuity until the date of death. If purchase payments are applied to the Annuity within 24 months prior to the date of death, the Maximum Death Benefit Amount is decreased by the amount of such purchase payments.

   . The Per Life Maximum Benefit applies to purchase payments applied to any such annuity contracts more than 24 months from the date of death that exceed $1,000,000. If you make purchase payments in excess of $1,000,000, we will reduce the aggregate death benefit payable under all Plus40 riders, or similar riders issued by us, based on the combined amount of purchase payments in excess of $1,000,000 multiplied by 40%. If the Per Life Maximum Benefit applies, we will reduce the amount payable under each applicable Plus40 rider on a pro-rata basis. If the Per Life Maximum Benefit applies upon your death, we will return any excess charges that you paid on the portion of your Account Value on which no benefit is payable. THE PER LIFE MAXIMUM BENEFIT DOES NOT LIMIT THE AMOUNT OF PURCHASE PAYMENTS THAT YOU MAY APPLY TO YOUR ANNUITY.

 ACCELERATED DEATH BENEFIT PROVISION
 If you become terminally ill, you may request that a portion of the death benefit payable under the Plus40 rider be prepaid instead of being paid to your Beneficiary(ies) upon your death. Subject to our requirements and where allowed by law, we will make a one time, lump sum payment. Our requirements include proof satisfactory to us, in writing, of terminal illness after the Rider's Effective Date.

 The maximum we will pay, before any reduction, is the lesser of 50% of the Rider's death benefit or $100,000. If you elect to accelerate payment of a portion of the death benefit under the Plus40 rider, the amount of the remaining death benefit is reduced by the prepaid amount accumulating at an annualized interest rate of 6.0%. Eligibility for an accelerated payout of a portion of your Plus40 rider death benefit may be more restrictive than any medically-related surrender provision that may be applicable to you under the Annuity.

 CHARGES FOR THE PLUS40 RIDER
 The Plus40 rider has a current charge and a guaranteed maximum charge. The current charge for the Plus40 rider is based on a percentage of your Account Value as of the anniversary of the Issue Date of your Annuity. The applicable percentages differ based on the attained age, last birthday of the Owner(s) or Annuitant (in the case of an entity owned Annuity) as of the date the charge is due. We reserve the right to change the current charge, at any time, subject to regulatory approval where required. If there are two Owners, we calculate the current charge that applies to each Owner individually and deduct the combined amount as the charge for the Rider. There is no charge based on a person's life after coverage expires as to that person. However, a charge will still apply to the second of two Owners (and coverage will continue for such Owner) if such Owner has not reached the expiry date.

                                        PERCENTAGE OF
                          ATTAINED AGE  ACCOUNT VALUE
                          ----------------------------
                           Age 40-75        .80%
                          ----------------------------
                           Age 76-80       1.60%
                          ----------------------------
                           Age 81-85       3.20%
                          ----------------------------
                           Age 86-90       4.80%
                          ----------------------------
                            Age 91         6.50%
                          ----------------------------
                            Age 92         7.50%
                          ----------------------------
                            Age 93         8.50%
                          ----------------------------
                            Age 94         9.50%
                          ----------------------------
                            Age 95         10.50%
                          ----------------------------

 The charge for the Plus40 rider may also be subject to a guaranteed maximum charge that will apply if the current charge, when applied to the Account Value, exceeds the guaranteed maximum charge. The guaranteed maximum charge is based on a charge per $1,000 of insurance.

 We determine the charge for the Rider annually, in arrears. We deduct the charge: (1) upon your death; (2) on each anniversary of the Issue Date; (3) on the date that you begin receiving annuity payments; (4) if you surrender your Annuity other than a medically-related surrender; or (5) if you choose to terminate the Rider. If the Rider terminates for any of the preceding reasons on a date other than the anniversary of the Annuity's Issue Date, the charge will be prorated. During the first year after the Annuity's Issue Date, the charge will be prorated from the Issue Date. In all subsequent years, the charge will be prorated from the last anniversary of the Issue Date.

 You can elect to pay the annual charge through a redemption from your Annuity's Account Value or through funds other than those within the Annuity. If you do not elect a method of payment, we will automatically deduct the annual charge from your Annuity's Account Value. The manner in which you elect to pay for the Rider may have tax implications.

   . If you elect to pay the charge through a redemption of your Annuity's Account Value, the withdrawal will be treated as a taxable distribution, and will generally be subject to ordinary income tax on the amount of any investment gain withdrawn. If you are under age 59 1/2, the distribution may also be subject to a 10% penalty on any gain withdrawn, in addition to ordinary income taxes. We first deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from the Fixed Allocations to the extent there is insufficient Account Value in the variable investment options to pay the charge.

   . If you elect to pay the charge through funds other than those from your Annuity, we require that payment be made electronically in U.S. currency through a U.S. financial institution. If you elect to pay the charge through electronic transfer of funds and payment has not been received within 31 days from the due date, we will deduct the charge as a redemption from your Annuity, as described above.

 TERMINATION
 You can terminate the Plus40 rider at any time. Upon termination, you will be required to pay a pro-rata portion of the annual charge for the Rider. The Plus40 rider will terminate automatically on the date your Account Value is applied to begin receiving annuity payments, on the date you surrender the Annuity or, on the expiry date with respect to such person who reaches the expiry date. We may also terminate the Plus40 rider, if necessary, to comply with our interpretation of the Code and applicable regulations. Once terminated, you may not reinstate your coverage under the Plus40 rider.

 CHANGES IN ANNUITY DESIGNATIONS
 Changes in ownership and annuitant designations under the Annuity may result in changes in eligibility and charges under the Plus40 rider. These changes may include termination of the Rider. Please refer to the Rider for specific details.

 SPOUSAL ASSUMPTION
 A spousal beneficiary may elect to assume ownership of the Annuity instead of taking the Annuity's Death Benefit. However, regardless of whether a spousal beneficiary assumes ownership of the Annuity, the death benefit under the Plus40 rider will be paid despite the fact that the Annuity will continue. The spousal beneficiary can apply the death benefit proceeds under the Plus40 rider to the Annuity as a new Purchase Payment, can purchase a new annuity contract or use the death benefit proceeds for any other purpose. Certain restrictions may apply to an Annuity that is used as a qualified investment. Spousal beneficiaries may also be eligible to purchase the Plus40 rider, in which case the Annuity's Account Value, as of the date the assumption is effective, will be treated as the initial Purchase Payment under applicable provisions of the Rider.

 TAX CONSIDERATION
 The Plus40 rider was designed to qualify as a life insurance contract under the Code. As life insurance, under most circumstances, the Beneficiary(ies) does not pay any Federal income tax on the death benefit payable under the Rider.

 If your Annuity is being used as an Individual Retirement Annuity (IRA), we consider the Plus40 rider to be outside of your IRA, since premium for the Rider is paid for either with funds outside of your Annuity or with withdrawals previously subject to tax and any applicable tax penalty.

 We believe payments under the accelerated payout provision of the Rider will meet the requirements of the Code and the regulations in order to qualify as tax-free payments. To the extent permitted by law, we will change our procedures in relation to the Rider, or the definition of terminally ill, or any other applicable term in order to maintain the tax-free status of any amounts paid out under the accelerated payout provision.

        APPENDIX D - ADDITIONAL INFORMATION ON ASSET ALLOCATION PROGRAM

 PROGRAM RULES
   . Prior to December 5, 2005, you could elect an asset allocation program where the Sub-accounts for each asset class in each model portfolio were designated based on an evaluation of available Sub-accounts. Effective December 5, 2005, you can no longer enroll in an asset allocation program, but you will be permitted to remain in the program if you enrolled prior to the date. These program Rules reflect how the asset allocation program will be administered as of December 5, 2005 for those Owners who have chosen to remain in their program. Asset allocation is a sophisticated method of diversification that allocates assets among asset classes in order to manage investment risk and potentially enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss.

 HOW THE ASSET ALLOCATION PROGRAM WORKS
   . Amounts will automatically be allocated in accordance with the percentages and to Sub-accounts indicated for the model portfolio that you previously chose. If you allocate your Account Value or transfer your Account Value among any Sub-accounts that are outside of your model portfolio, we will allocate these amounts according to the allocation percentages of the applicable model portfolio upon the next rebalancing. You will not be permitted to change from one model portfolio to another. Upon each rebalance, 100% of your Account Value allocated to the variable Sub-accounts will be allocated to the asset allocation program. Any Account Value not invested in the Sub-accounts will not be part of the program.

   . ADDITIONAL PURCHASE PAYMENTS: Unless otherwise requested, any additional purchase payments applied to the variable Sub-accounts in the Annuity will be allocated to the Sub-accounts according to the allocation percentages for the model portfolio you chose. Allocation of additional purchase payments outside of your model portfolio but into a Sub-account, will be reallocated according to the allocation percentages of the applicable model portfolio upon the next rebalancing.

   . REBALANCING YOUR MODEL PORTFOLIO: Changes in the value of the Sub-account will cause your Account Value allocated to the Sub-accounts to vary from the percentage allocations of the model portfolio you select. By selecting the asset allocation program, you have directed us to periodically (e.g., quarterly) rebalance your Account Value allocated to the Sub-accounts in accordance with the percentage allocations assigned to each Sub-account within your model portfolio at the time you elected the program or had later been modified with your consent. Some asset allocation programs will only require that a rebalancing occur when the percent of your Account Value allocated to the Sub-accounts are outside of the acceptable range permitted under such asset allocation program. Note - Any Account Value not invested in the Sub-accounts will not be affected by any rebalance.

   . SUB-ACCOUNT CHANGES WITHIN THE MODEL PORTFOLIOS: From time to time there may be a change in a Sub-account within your model portfolio. Unless directed by you or your Financial Professional to reallocate to the new Sub-account, rebalancing will continue in accordance with your unchanged model portfolio, unless the Sub-account is no longer available under your Annuity. If the Sub-account is no longer available we will notify you. If you do not consent to the new Sub-account, your lack of consent will be deemed a request to terminate the asset allocation program and the provisions under "Termination or Modification of the Asset Allocation Program" will apply.

   . OWNER CHANGES IN CHOICE OF MODEL PORTFOLIO: You may not change from the model portfolio that you have elected to any other model portfolio.

 TERMINATION OR MODIFICATION OF THE ASSET ALLOCATION PROGRAM:
   . You may request to terminate your asset allocation program at any time. Once you terminate your asset allocation program, you will not be permitted to re-enroll in the program. Any termination will be effective on the date that Prudential Annuities receives your termination request in good order. If you are enrolled in certain optional benefits, termination of your asset allocation program must coincide with (i) the enrollment in a then currently available and approved asset allocation program or other approved option, or (ii) the allocation of your entire account value to the then required investment option(s) available with these benefits. However, if you are enrolled in certain optional benefits, you may terminate the benefit in order to then terminate your asset allocation program. Prudential Annuities reserves the right to terminate or modify the asset allocation program at any time.

 RESTRICTIONS ON ELECTING THE ASSET ALLOCATION:
   . You cannot participate in auto-rebalancing or a DCA program while enrolled in an asset allocation program and Systematic Withdrawals can only be made as flat dollar amounts.

 APPENDIX E - DESCRIPTION AND CALCULATION OF PREVIOUSLY OFFERED OPTIONAL DEATH
           BENEFITS (THIS APPLIES SOLELY TO APEX II, ASL II AND XT6)

 If you purchased your Annuity before November 18, 2002 and were not a resident of the State of New York, the following optional death benefits were offered:

 ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT
 The Enhanced Beneficiary Protection Optional Death Benefit can provide additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

 THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT PROVIDES A BENEFIT THAT IS PAYABLE IN ADDITION TO THE BASIC DEATH BENEFIT. If the Annuity has one Owner, the Owner must be age 75 or less at the time the benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 75 or less. If the Annuity is owned by an entity, the Annuitant must be age 75 or less.

 CALCULATION OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT
 If you purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

 1. the basic Death Benefit described above
    PLUS
 2. 50% of the "DEATH BENEFIT AMOUNT" less purchase payments reduced by proportional withdrawals.

 "DEATH BENEFIT AMOUNT" includes your Account Value and any amounts added to your Account Value under the Annuity's basic Death Benefit when the Death Benefit is calculated. Under the basic Death Benefit, amounts are added to your Account Value when the Account Value is less than purchase payments minus proportional withdrawals.

 "PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn.

      The amount calculated in Items 1 & 2 above may be reduced by any Credits under certain circumstances.

 THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS SUBJECT TO A MAXIMUM OF 50% OF ALL PURCHASE PAYMENTS APPLIED TO THE ANNUITY AT LEAST 12 MONTHS PRIOR TO THE DEATH OF THE DECEDENT THAT TRIGGERS THE PAYMENT OF THE DEATH BENEFIT.

 PLEASE REFER TO THE SECTION ENTITLED "TAX CONSIDERATIONS" FOR A DISCUSSION OF SPECIAL TAX CONSIDERATIONS FOR PURCHASERS OF THIS BENEFIT.

 NOTE: YOU MAY NOT ELECT THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IF YOU HAVE ELECTED ANY OTHER OPTIONAL DEATH BENEFIT.

 GUARANTEED MINIMUM DEATH BENEFIT
 If the Annuity has one Owner, the Owner must be age 80 or less at the time the optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 80 or less. If the Annuity is owned by an entity, the Annuitant must be age 80 or less.

 KEY TERMS USED WITH THE GUARANTEED MINIMUM DEATH BENEFIT

   . The Death Benefit Target Date is the contract anniversary on or after the 80/th/ birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.
   . The Highest Anniversary Value equals the highest of all previous "Anniversary Values" on or before the earlier of the Owner's date of death and the "Death Benefit Target Date".
   . The Anniversary Value is the Account Value as of each anniversary of the Issue Date plus the sum of all purchase payments on or after such anniversary less the sum of all "Proportional Reductions" since such anniversary.
   . A Proportional Reduction is a reduction to the value being measured caused by a withdrawal, equaling the percentage of the withdrawal as compared to the Account Value as of the date of the withdrawal. For example, if your Account Value is $10,000 and you withdraw $2,000 (a 20% reduction), we will reduce both your Anniversary Value and the amount determined by purchase payments increasing at the appropriate interest rate by 20%.

 CALCULATION OF GUARANTEED MINIMUM DEATH BENEFIT
 The Guaranteed Minimum Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

 IF THE OWNER DIES BEFORE THE DEATH BENEFIT TARGET DATE, THE DEATH BENEFIT EQUALS THE GREATEST OF:

 1. the Account Value in the Sub-accounts plus the Interim Value of any Fixed Allocations (no MVA) as of the date we receive in writing "due proof of death"; and

 2. the sum of all purchase payments minus the sum of all Proportional Reductions, each increasing daily until the Owner's date of death at a rate of 5.0%, subject to a limit of 200% of the difference between the sum of all purchase payments and the sum of all withdrawals as of the Owner's date of death; and

 3. the "Highest Anniversary Value" on or immediately preceding the Owner's date of death.

 The amount determined by this calculation is increased by any purchase payments received after the Owner's date of death and decreased by any Proportional Reductions since such date. The amount calculated in Items 1 & 3 above may be reduced by any Credits under certain circumstances.

 IF THE OWNER DIES ON OR AFTER THE DEATH BENEFIT TARGET DATE, THE DEATH BENEFIT EQUALS THE GREATER OF:

 1. the Account Value as of the date we receive in writing "due proof of death" (an MVA may be applicable to amounts in any Fixed Allocations); and

 2. the greater of Item 2 & 3 above on the Death Benefit Target Date plus the sum of all purchase payments less the sum of all Proportional Reductions since the Death Benefit Target Date.

 The amount calculated in Item 1 above may be reduced by any Credits under certain circumstances.

 ANNUITIES WITH JOINT OWNERS
 For Annuities with Joint Owners, the Death Benefit is calculated as shown above except that the age of the oldest of the Joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of the Annuity and continue the contract instead of receiving the Death Benefit.

 ANNUITIES OWNED BY ENTITIES
 For Annuities owned by an entity, the Death Benefit is calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable).

 CAN I TERMINATE THE OPTIONAL DEATH BENEFITS? DO THE OPTIONAL DEATH BENEFITS TERMINATE UNDER OTHER CIRCUMSTANCES?
 You can terminate the Enhanced Beneficiary Protection Optional Death Benefit and the Guaranteed Minimum Death Benefit at any time. Upon termination, you will be required to pay a pro-rata portion of the annual charge for the benefit. Both optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations.

 WHAT ARE THE CHARGES FOR THE OPTIONAL DEATH BENEFITS?
 We deduct a charge from your Account Value if you elect to purchase either optional Death Benefit. The Enhanced Beneficiary Protection Death Benefit costs 0.25% of Account Value. The Guaranteed Minimum Death Benefit costs 0.30% of the current Death Benefit. The charges for these death benefits are deducted in arrears each Annuity Year. No charge applies after the Annuity Date. We deduct the charge:

 1. on each anniversary of the Issue Date;

 2. when Account Value is transferred to our general account prior to the Annuity Date;

 3. if you surrender your Annuity; and

 4. if you choose to terminate the benefit (Enhanced Beneficiary Protection Optional Death Benefit only)

 If you surrender the Annuity, elect to begin receiving annuity payments or terminate the benefit on a date other than an anniversary of the Issue Date, the charge will be prorated. During the first year after the Issue Date, the charge will be prorated from the Issue Date. In all subsequent years, it would be prorated from the last anniversary of the Issue Date.

 We first deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from the Fixed Allocations to the extent there is insufficient Account Value in the variable investment options to pay the charge. If your Annuity's Account Value is insufficient to pay the charge, we may deduct your remaining Account Value and terminate your Annuity. We will notify you if your Account Value is insufficient to pay the charge and allow you to submit an additional Purchase Payment to continue your Annuity.

 Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

ADDITIONAL CALCULATIONS

 EXAMPLES OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT CALCULATION The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made and that no withdrawals are made prior to the Owner's death. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options.

      NOTE: The examples below do not include Credits which may be recovered by Prudential Annuities under certain circumstances.

 EXAMPLE WITH MARKET INCREASE
 Assume that the Owner's Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value less the amount of any Credits applied within 12-months prior to the date of death, whichever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 50% of the "Death Benefit Amount" less purchase payments reduced by proportional withdrawals.

           purchase payments               =           $50,000
           Account Value                   =           $75,000
           Basic Death Benefit             =           $75,000
           Death Benefit Amount            =           $75,000 - $50,000 = $25,000

           Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit
                                           =           $75,000 + $12,500 = $87,500

 EXAMPLES WITH MARKET DECLINE
 Assume that the Owner's Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value less the amount of any Credits applied within 12-months prior to the date of death, whichever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS 50% of the "Death Benefit Amount" less purchase payments reduced by proportional withdrawals.

              purchase payments                =             $50,000
              Account Value                    =             $40,000
              Basic Death Benefit              =             $50,000
              Death Benefit Amount             =             $50,000 - $50,000 = $0

              Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit
                                               =             $50,000 + $0 = $50,000

 IN THIS EXAMPLE YOU WOULD RECEIVE NO ADDITIONAL BENEFIT FROM PURCHASING THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT.

 EXAMPLES OF GUARANTEED MINIMUM DEATH BENEFIT CALCULATION
 The following are examples of how the Guaranteed Minimum Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made and that no withdrawals are made prior to the Owner's death. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options.

      NOTE: The examples below do not include Credits which may be recovered by Prudential Annuities under certain circumstances.

 EXAMPLE OF MARKET INCREASE
 Assume that the Owner's Account Value has generally been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $90,000. The Highest Anniversary Value at the end of any previous period is $72,000. The Death Benefit would be the Account Value ($90,000) because it is greater than the Highest Anniversary Value ($72,000) or the sum of prior purchase payments increased by 5.0% annually ($73,872.77).

 EXAMPLE OF MARKET DECREASE
 Assume that the Owner's Account Value generally increased until the fifth anniversary but generally has been decreasing since the fifth contract anniversary. On the date we receive due proof of death, the Account Value is $48,000. The Highest Anniversary Value at the end of any previous period is $54,000. The Death Benefit would be the sum of prior purchase payments increased by 5.0% annually ($73,872.77) because it is greater than the Highest Anniversary Value ($54,000) or the Account Value ($48,000).

 EXAMPLE OF MARKET INCREASE FOLLOWED BY DECREASE
 Assume that the Owner's Account Value increased significantly during the first six years following the Issue Date. On the sixth anniversary date the Account Value is $90,000. During the seventh Annuity Year, the Account Value increases to as high as $100,000 but then subsequently falls to $80,000 on the date we receive due proof of death. The Death Benefit would be the Highest Anniversary Value at the end of any previous period ($90,000), which occurred on the sixth anniversary, although the Account Value was higher during the subsequent period. The Account Value on the date we receive due proof of death ($80,000) is lower, as is the sum of all prior purchase payments increased by 5.0% annually ($73,872.77).

       APPENDIX F - SELECTING THE VARIABLE ANNUITY THAT'S RIGHT FOR YOU

 Prudential Annuities Life Assurance Corporation offers several deferred variable annuity products. Each annuity has different features and benefits that may be appropriate for you based on your individual financial situation and how you intend to use the annuity. Not all of these annuities may be available to you, depending on your state of residence and/or the broker-dealer through which your annuity was sold. You can verify which of these annuities is available to you by speaking to your Financial Professional or calling 1-888-PRU-2888.

 The different features and benefits may include variations on your ability to access funds in your Annuity without the imposition of a withdrawal charge as well as different ongoing fees and charges you pay to stay in the Annuity. Additionally, differences may exist on various optional benefits such as guaranteed living benefits or death benefit protection.

 Among the factors you should consider when choosing which annuity product may be most appropriate for your individual needs are the following:
..   Your age;
..   The amount of your investment and any planned future deposits into the
    Annuity;
..   How long you intend to hold the Annuity (also referred to as investment time horizon);
..   Your desire to make withdrawals from the Annuity, and the timing thereof;
..   Your investment return objectives;
..   The effect of optional benefits that may be elected,
..   The value of being able to "lock-in" growth in your Annuity after the initial withdrawal charge period for purposes of calculating the death benefit payable from the Annuity; and
..   Your desire to minimize costs and/or maximize return associated with the
    Annuity.

 The following chart outlines some of the different features for each Annuity sold through this prospectus. The availability of optional features, such as those noted in the chart, may increase the cost of the Annuity. Therefore you should carefully consider which features you plan to use when selecting your Annuity. You should also consider the investment objectives, risks, charges and expenses of an investment carefully before investing.

 In addition, the hypothetical illustrations below reflect the account value and Surrender Value of each variable annuity over a variety of holding periods. These charts are meant to reflect how your Annuities can grow or decrease depending on market conditions and the comparable value of each of the Annuities (which reflects the charges associated with the Annuities) under the assumptions noted.

 You can compare the costs of each Annuity by examining the section in this prospectus entitled "Summary of Contract Fees and Charges." For example, XT6 has the highest contingent deferred sales charge ("CDSC") and has an Insurance charge/Distribution charge that is the same as the Insurance charge of APEX II and ASL II (in Annuity Years 1-10). However, XT6 offers purchase credits that the other Annuities do not. ASAP III has the lowest Insurance Charge in Annuity Years 1-10, but does not offer purchase credits. APEX II has the same Insurance charge as ASL II and as the Insurance charge/Distribution charge of XT6 (in Annuity Years 1-10), and offers the shortest CDSC period among the three Annuities that have a CDSC. APEX II also offers greater access to Profund VP portfolios than the other Annuities. ASL II does not have any CDSC, but offers neither a purchase credit (like XT6) nor a loyalty credit (like ASAP III and APEX II). As you can see, there are trade-offs associated with the costs and benefits provided by each of the Annuities. In choosing the Annuity to purchase, you should consider which features are most important to you, and whether the associated costs offer the greatest value to you.

 PRUDENTIAL ANNUITIES' ANNUITY PRODUCT COMPARISON. Below is a summary of Prudential Annuities' annuity products sold through this prospectus. You should consider the investment objectives, risks, charges and expenses of an investment in any Annuity carefully before investing. The prospectus for the Annuities as well as the underlying portfolio prospectuses contain this and other information about the variable annuities and underlying investment options. Your registered Financial Professional can provide you with prospectuses for the Annuities and the underlying portfolios and can guide you through Selecting the Variable Annuity That's Right for you, and help you decide upon the Annuity that would be most advantageous for you given your individual needs. Please read the prospectuses carefully before investing. NOTE THAT NOT ALL OF THE OPTIONAL BENEFITS LISTED ARE CURRENTLY OFFERED.

                   ASL II         APEX II         ASAP III     XTra Credit SIX
 -----------------------------------------------------------------------------
 Minimum       $15,000         $10,000         $1,000           $10,000
  Investment
 -----------------------------------------------------------------------------
 Maximum       85              85              80               75
  Issue Age
 -----------------------------------------------------------------------------
               None            4 Years (8.5%,  8 Years (7.5%,   10 Years (9%,
  Contingent                   8%, 7%, 6%)     7%, 6.5%, 6%,    9%, 8%, 7%,
  Deferred                                     5%, 4%, 3%, 2%)  6%, 5%, 4%,
  Sales                                                         3%, 2%, 1%)
  Charge                                                        (for Annuities
  Schedule                                                      issued after
                                                                11/20/06)
 -----------------------------------------------------------------------------
 Insurance     1.65%           1.65%           1.25% years      1.65% years
  and                                          1-8; 0.65%       1-10; 0.65%
  Distribution                                 years 9+         years 11+
  Charge
 -----------------------------------------------------------------------------
 Annual        Lesser of $35   Lesser of $35   Lesser of $35    Lesser of $35
  Maintenance  or 2% of        or 2% of        or 2% of         or 2% of
  Fee          Account Value   Account Value   Account Value    Account Value
               (if Account     (if Account     (if Account
               Value is less   Value is less   Value is less
               than $100,000)  than $100,000)  than $100,000)
 -----------------------------------------------------------------------------
 Contract      No              Yes.            Yes.             Yes. The
  Credit                       Generally, we   Generally, we    amount of the
                               apply a         apply a          credit applied
                               Loyalty Credit  Loyalty Credit   to a Purchase
                               to your         to your          Payment is
                               Annuity's       Annuity's        based on the
                               Account Value   Account Value    year the
                               at the end of   at the end of    Purchase
                               your fifth      your fifth       Payment is
                               Annuity year    Annuity year     received, for
                               (i.e., on your  (i.e., on your   the first 6
                               fifth Contract  fifth Annuity    years of the
                               Anniversary).   Anniversary).    contract as
                               The Loyalty     The Loyalty      follows: the
                               Credit is       Credit is        credit
                               equal to 2.75%  equal to 0.50%   percentages
                               of total        of total         for each year,
                               purchase        purchase         starting with
                               payments made   payments made    the first, are
                               during the      during the       6.50%, 5.00%,
                               first four      first four       4.00%, 3.00%,
                               Annuity years   Annuity years    2.00%, and
                               less the        less the         1.00%.
                               cumulative      cumulative       Recaptured in
                               amount of       amount of        certain
                               withdrawals     withdrawals      circumstances.
                               made            made             (Above figures
                               (including the  (including the   applicable to
                               deduction of    deduction of     new issues).
                               any CDSC        any CDSC
                               amounts)        amounts)
                               through the     through the
                               fifth Annuity   fifth Annuity
                               Anniversary.    Anniversary.
                               (Above figures  (Above figures
                               applicable to   applicable to
                               new issues).    new issues).
 -----------------------------------------------------------------------------
 Fixed         Fixed           Fixed           Fixed            Fixed
  Allocation   Allocation      Allocation      Allocation       Allocation
  (early       Available       Available       Available        Available
  withdrawals  (currently      (currently      (currently       (currently
  are          offering        offering        offering         offering
  subject      durations of:   durations of:   durations of:    durations of:
  to a         1,2,3,5,7,10    1,2,3,5,7,10    1,2,3,5,7,10     1,2,3,5,7,10
  Market       years)          years)          years)           years)
  Value
  Adjustment)
 -----------------------------------------------------------------------------
 Variable      See             See             See              See
  Investment   "Investment     "Investment     "Investment      "Investment
  Options      Options"        Options"        Options"         Options"
               section of      section of      section of       section of
               Prospectus.     Prospectus.     Prospectus.      Prospectus.
               Not all         Not all         Not all          Not all
               options         options         options          options
               available with  available with  available with   available with
               certain         certain         certain          certain
               optional        optional        optional         optional
               benefits.       benefits.       benefits.        benefits.
 -----------------------------------------------------------------------------
 Basic         If issued on    The greater     The greater      The greater
  Death        or after        of: purchase    of: purchase     of: purchase
  Benefit      July 21, 2008:  payments less   payments less    payments less
               The greater     proportional    proportional     proportional
               of: purchase    withdrawals or  withdrawals or   withdrawals or
               payments less   account value   account value    account value
               proportional    (no MVA         (no MVA          (no MVA
               withdrawals or  Applied).       Applied).        Applied) less
               account value                                    an amount
               (no MVA                                          equal to the
               Applied).                                        credits
                                                                applied within
                                                                the 12 months
                                                                prior to date
                                                                of death.
 -----------------------------------------------------------------------------
 Optional      Enhanced        EBP II,         EBP II,          EBP II,
  Death        Beneficiary     HDV,            HDV,             HDV,
  Benefits     Protection      HAV,            HAV,             HAV,
  (for an      (EBPII),        Combo 5%        Combo 5%         Combo 5%
  additional   Highest Daily   Roll-up/HAV     Roll-up/HAV      Roll-up/HAV
  cost)        Value (HDV),
               Highest
               Anniversary
               Value (HAV),
               Combo 5% Roll
               Up/HAV
 -----------------------------------------------------------------------------

                  ASL II         APEX II         ASAP III     XTra Credit SIX
  ---------------------------------------------------------------------------
  Living      GRO/ GRO Plus,  GRO/ GRO Plus,  GRO/ GRO Plus,   GRO/ GRO Plus,
   Benefits   HD GRO,         HD GRO,         HD GRO,          HD GRO,
   (for an    Guaranteed      GMWB,           GMWB,            GMWB,
   additional Minimum         GMIB,           GMIB, Lifetime   GMIB,
   cost)      Withdrawal      Lifetime Five,  Five,            Lifetime Five,
              Benefit         Spousal         Spousal          Spousal
              (GMWB),         Lifetime Five,  Lifetime Five,   Lifetime Five,
              Guaranteed      Highest Daily   Highest Daily    Highest Daily
              Minimum Income  Lifetime Five,  Lifetime Five,   Lifetime Five,
              Benefit         Highest Daily   Highest Daily    Highest Daily
              (GMIB),         Lifetime Seven, Lifetime Seven,  Lifetime
              Lifetime Five,  Spousal         Spousal          Seven, Spousal
              Spousal         Highest Daily   Highest Daily    Highest Daily
              Lifetime Five,  Lifetime Seven  Lifetime Seven   Lifetime
              Highest Daily   (including      (including       Seven,
              Lifetime Five,  "Plus"          "Plus"           (including
              Highest Daily   versions)       versions)        "Plus"
              Lifetime                                         versions)
              Seven, Spousal
              Highest Daily
              Lifetime Seven
              (including
              "Plus"
              versions)
  ---------------------------------------------------------------------------
  Annuity     Not Available   Available       Available        Available
   Rewards                    after initial   after initial    after initial
                              withdrawal      withdrawal       withdrawal
                              period          period           period
  ---------------------------------------------------------------------------

 HYPOTHETICAL ILLUSTRATION
 The following examples outline the value of each Annuity as well as the amount that would be available to an investor as a result of full surrender at the end of each of the Annuity years specified. The values shown below are based on the following assumptions:

 An initial investment of $100,000 is made into each Annuity earning a gross rate of return of 0%, 6% and 10% respectively.

   .   No subsequent deposits or withdrawals are made from the Annuity.
   . The hypothetical gross rates of return are reduced by the arithmetic average of the fees and expenses of the underlying portfolios and the charges that are deducted from the Annuity at the Separate Account level as follows:
   . 1.21% (for ASL II, ASAP III, and XT6) and 1.45% for APEX II. based on the fees and expenses of the underlying portfolios as of December 31, 2009. The arithmetic average of all fund expenses is computed by adding portfolio management fees, 12b-1 fees and other expenses of all of the underlying portfolios and then dividing by the number of portfolios. For purposes of the illustrations, we do not reflect any expense reimbursements or expense waivers that might apply and are described in the prospectus fee table.
   . The Separate Account level charges include the Insurance Charge and Distribution Charge (as applicable).
   . The Account Value and Surrender Value are further reduced by the annual maintenance fee. For XTra Credit SIX, APEX II, and ASAP III, the Account Value and Surrender Value also reflect the addition of any applicable credits.

 The Account Value assumes no surrender, while the Surrender Value assumes a 100% surrender two days prior to the anniversary of the Issue Date of the Annuity ("Annuity Anniversary"), therefore reflecting the withdrawal charge applicable to that Annuity year. Note that a withdrawal on the Annuity Anniversary would be subject to the withdrawal charge applicable to the next Annuity year, which usually is lower. The values that you actually experience under an Annuity will be different than what is depicted here if any of the assumptions we make here differ from your circumstances, however the relative values for each Annuity reflected below will remain the same. (We will provide you with a personalized illustration upon request).

             ------------------------------------------------------------------------
             0% Gross Rate of Return 6% Gross Rate of Return 10% Gross Rate of Return
                   APEX II                 APEX II                 APEX II
             ------------------------------------------------------------------------
             Net rate return of      Net rate of return      Net rate of return
             All years    -3.08%     All years     2.74%     All years      6.62%
             ------------------------------------------------------------------------
              Account    Surrender    Account    Surrender    Account     Surrender
        Year   Value       Value       Value       Value       Value        Value
        -----------------------------------------------------------------------------
          1   96,932      88,432      102,732      94,232     106,598       98,098
        -----------------------------------------------------------------------------
          2   93,917      85,917      105,546      97,546     113,650      105,650
        -----------------------------------------------------------------------------
          3   90,994      83,994      108,437     101,437     121,170      114,170
        -----------------------------------------------------------------------------
          4   88,161      82,161      111,408     105,408     129,187      123,187
        -----------------------------------------------------------------------------
          5   85,415      85,415      114,460     114,460     137,734      137,734
        -----------------------------------------------------------------------------
          6   85,419      85,419      120,420     120,420     149,779      149,779
        -----------------------------------------------------------------------------
          7   82,758      82,758      123,719     123,719     159,689      159,689
        -----------------------------------------------------------------------------
          8   80,178      80,178      127,108     127,108     170,254      170,254
        -----------------------------------------------------------------------------
          9   77,678      77,678      130,590     130,590     181,519      181,519
        -----------------------------------------------------------------------------
         10   75,254      75,254      134,167     134,167     193,528      193,528
        -----------------------------------------------------------------------------
         11   72,906      72,906      137,843     137,843     206,333      206,333
        -----------------------------------------------------------------------------
         12   70,629      70,629      141,619     141,619     219,985      219,985
        -----------------------------------------------------------------------------
         13   68,423      68,423      145,498     145,498     234,539      234,539
        -----------------------------------------------------------------------------
         14   66,284      66,284      149,484     149,484     250,057      250,057
        -----------------------------------------------------------------------------
         15   64,211      64,211      153,579     153,579     266,602      266,602
        -----------------------------------------------------------------------------
         16   62,202      62,202      157,786     157,786     284,241      284,241
        -----------------------------------------------------------------------------
         17   60,255      60,255      162,108     162,108     303,047      303,047
        -----------------------------------------------------------------------------
         18   58,367      58,367      166,549     166,549     323,098      323,098
        -----------------------------------------------------------------------------
         19   56,538      56,538      171,111     171,111     344,475      344,475
        -----------------------------------------------------------------------------
         20   54,765      54,765      175,799     175,799     367,267      367,267
        -----------------------------------------------------------------------------
         21   53,046      53,046      180,614     180,614     391,566      391,566
        -----------------------------------------------------------------------------
         22   51,381      51,381      185,562     185,562     417,473      417,473
        -----------------------------------------------------------------------------
         23   49,766      49,766      190,645     190,645     445,095      445,095
        -----------------------------------------------------------------------------
         24   48,201      48,201      195,868     195,868     474,544      474,544
        -----------------------------------------------------------------------------
         25   46,685      46,685      201,233     201,233     505,941      505,941
        -----------------------------------------------------------------------------

 ASSUMPTIONS:

 a. $100,000 initial investment

 b. Fund Expenses = 1.45%

 c. No optional death benefits or living benefits elected

 d. Annuity was issued on or after February 13, 2006

 e. Surrender value assumes surrender 2 days before Annuity anniversary

                ------------------------------------------------------------------------
                0% Gross Rate of Return 6% Gross Rate of Return 10% Gross Rate of Return
                    ASAP III                ASAP III                ASAP III
                ------------------------------------------------------------------------
                Net rate of return      Net rate of return      Net rate of return
                Yrs 1-8     -2.44%      Yrs 1-8      3.41%      Yrs 1-8       7.31%
                Yrs 9+      -1.85%      Yrs 9+       4.04%      Yrs 9+        7.96%
                ------------------------------------------------------------------------
                Account    Surrender    Account    Surrender    Account     Surrender
           Year  Value       Value       Value       Value       Value        Value
           -----------------------------------------------------------------------------
             1  97,562      89,062      103,399      94,899     107,290       98,790
           -----------------------------------------------------------------------------
             2  95,142      88,142      106,923      99,923     115,133      108,133
           -----------------------------------------------------------------------------
             3  92,782      86,282      110,568     104,068     123,550      117,050
           -----------------------------------------------------------------------------
             4  90,480      84,480      114,336     108,336     132,583      126,583
           -----------------------------------------------------------------------------
             5  88,233      83,233      118,233     113,233     142,275      137,275
           -----------------------------------------------------------------------------
             6  86,530      82,530      122,780     118,780     153,213      149,213
           -----------------------------------------------------------------------------
             7  84,380      81,380      126,965     123,965     164,414      161,414
           -----------------------------------------------------------------------------
             8  82,283      80,283      131,293     129,293     176,434      174,434
           -----------------------------------------------------------------------------
             9  80,723      80,723      136,590     136,590     190,479      190,479
           -----------------------------------------------------------------------------
            10  79,194      79,194      142,104     142,104     205,647      205,647
           -----------------------------------------------------------------------------
            11  77,693      77,693      147,840     147,840     222,021      222,021
           -----------------------------------------------------------------------------
            12  76,219      76,219      153,808     153,808     239,700      239,700
           -----------------------------------------------------------------------------
            13  74,773      74,773      160,017     160,017     258,787      258,787
           -----------------------------------------------------------------------------
            14  73,354      73,354      166,477     166,477     279,393      279,393
           -----------------------------------------------------------------------------
            15  71,961      71,961      173,197     173,197     301,640      301,640
           -----------------------------------------------------------------------------
            16  70,594      70,594      180,188     180,188     325,659      325,659
           -----------------------------------------------------------------------------
            17  69,252      69,252      187,462     187,462     351,590      351,590
           -----------------------------------------------------------------------------
            18  67,935      67,935      195,030     195,030     379,586      379,586
           -----------------------------------------------------------------------------
            19  66,642      66,642      202,902     202,902     409,811      409,811
           -----------------------------------------------------------------------------
            20  65,374      65,374      211,093     211,093     442,442      442,442
           -----------------------------------------------------------------------------
            21  64,129      64,129      219,614     219,614     477,673      477,673
           -----------------------------------------------------------------------------
            22  62,907      62,907      228,479     228,479     515,708      515,708
           -----------------------------------------------------------------------------
            23  61,707      61,707      237,703     237,703     556,772      556,772
           -----------------------------------------------------------------------------
            24  60,530      60,530      247,298     247,298     601,106      601,106
           -----------------------------------------------------------------------------
            25  59,374      59,374      257,281     257,281     648,970      648,970
           -----------------------------------------------------------------------------

 ASSUMPTIONS:

 a. $100,000 initial investment

 b. Fund Expenses = 1.21%

 c. No optional death benefits or living benefits elected

 d. Annuity was issued on or after February 13, 2006

 e. Surrender value assumes surrender 2 days before Annuity anniversary

              ------------------------------------------------------------------------
              0% Gross Rate of Return 6% Gross Rate of Return 10% Gross Rate of Return
                Xtra Credit 6           Xtra Credit 6           Xtra Credit 6
              ------------------------------------------------------------------------
              Net rate of return      Net rate of return      Net rate of return
              Yrs 1-10     -2.84%     Yrs 1-10      2.99%     Yrs 1-10      6.88%
              Yrs 11+      -1.85%     Yrs 11+       4.04%     Yrs 11+       7.96%
              ------------------------------------------------------------------------
              Account     Surrender   Account     Surrender   Account     Surrender
         Year  Value        Value      Value        Value      Value        Value
         -----------------------------------------------------------------------------
           1  103,484      94,484     109,675      100,675    113,802      104,802
         -----------------------------------------------------------------------------
           2  100,511      91,511     112,918      103,918    121,590      112,590
         -----------------------------------------------------------------------------
           3   97,622      89,622     116,257      108,257    129,913      121,913
         -----------------------------------------------------------------------------
           4   94,816      87,816     119,697      112,697    138,808      131,808
         -----------------------------------------------------------------------------
           5   92,089      86,089     123,239      117,239    148,315      142,315
         -----------------------------------------------------------------------------
           6   89,439      84,439     126,888      121,888    158,476      153,476
         -----------------------------------------------------------------------------
           7   86,865      82,865     130,645      126,645    169,335      165,335
         -----------------------------------------------------------------------------
           8   84,364      81,364     134,515      131,515    180,941      177,941
         -----------------------------------------------------------------------------
           9   81,934      79,934     138,500      136,500    193,345      191,345
         -----------------------------------------------------------------------------
          10   79,573      78,573     142,605      141,605    206,602      205,602
         -----------------------------------------------------------------------------
          11   78,063      78,063     148,321      148,321    223,009      223,009
         -----------------------------------------------------------------------------
          12   76,583      76,583     154,272      154,272    240,729      240,729
         -----------------------------------------------------------------------------
          13   75,130      75,130     160,463      160,463    259,860      259,860
         -----------------------------------------------------------------------------
          14   73,704      73,704     166,904      166,904    280,514      280,514
         -----------------------------------------------------------------------------
          15   72,305      72,305     173,605      173,605    302,812      302,812
         -----------------------------------------------------------------------------
          16   70,931      70,931     180,576      180,576    326,886      326,886
         -----------------------------------------------------------------------------
          17   69,583      69,583     187,829      187,829    352,877      352,877
         -----------------------------------------------------------------------------
          18   68,260      68,260     195,375      195,375    380,938      380,938
         -----------------------------------------------------------------------------
          19   66,961      66,961     203,225      203,225    411,233      411,233
         -----------------------------------------------------------------------------
          20   65,687      65,687     211,393      211,393    443,940      443,940
         -----------------------------------------------------------------------------
          21   64,436      64,436     219,890      219,890    479,252      479,252
         -----------------------------------------------------------------------------
          22   63,208      63,208     228,730      228,730    517,375      517,375
         -----------------------------------------------------------------------------
          23   62,003      62,003     237,926      237,926    558,534      558,534
         -----------------------------------------------------------------------------
          24   60,820      60,820     247,494      247,494    602,970      602,970
         -----------------------------------------------------------------------------
          25   59,659      59,659     257,449      257,449    650,945      650,945
         -----------------------------------------------------------------------------

 ASSUMPTIONS:

 a. $100,000 initial investment

 b. Fund Expenses = 1.21%

 c. No optional death benefits or living benefits elected

 d. Annuity was issued on or after February 13, 2006

 e. Surrender value assumes surrender 2 days before Annuity anniversary

             ------------------------------------------------------------------------
             0% Gross Rate of Return 6% Gross Rate of Return 10% Gross Rate of Return
                   ASL II                  ASL II                  ASL II
             ------------------------------------------------------------------------
             Net rate of return      Net rate of return      Net rate of return
             All years    -2.84%     All years     2.99%     All years      6.88%
             ------------------------------------------------------------------------
              Account    Surrender    Account    Surrender    Account     Surrender
        Year   Value       Value       Value       Value       Value        Value
        -----------------------------------------------------------------------------
          1   97,168      97,168      102,981     102,981     106,856      106,856
        -----------------------------------------------------------------------------
          2   94,374      94,374      106,060     106,060     114,204      114,204
        -----------------------------------------------------------------------------
          3   91,660      91,660      109,231     109,231     122,057      122,057
        -----------------------------------------------------------------------------
          4   89,023      89,023      112,496     112,496     130,449      130,449
        -----------------------------------------------------------------------------
          5   86,460      86,460      115,859     115,859     139,419      139,419
        -----------------------------------------------------------------------------
          6   83,971      83,971      119,323     119,323     149,005      149,005
        -----------------------------------------------------------------------------
          7   81,552      81,552      122,890     122,890     159,251      159,251
        -----------------------------------------------------------------------------
          8   79,202      79,202      126,564     126,564     170,201      170,201
        -----------------------------------------------------------------------------
          9   76,919      76,919      130,348     130,348     181,904      181,904
        -----------------------------------------------------------------------------
         10   74,700      74,700      134,245     134,245     194,411      194,411
        -----------------------------------------------------------------------------
         11   72,544      72,544      138,258     138,258     207,779      207,779
        -----------------------------------------------------------------------------
         12   70,450      70,450      142,391     142,391     222,066      222,066
        -----------------------------------------------------------------------------
         13   68,415      68,415      146,648     146,648     237,335      237,335
        -----------------------------------------------------------------------------
         14   66,438      66,438      151,032     151,032     253,654      253,654
        -----------------------------------------------------------------------------
         15   64,517      64,517      155,548     155,548     271,095      271,095
        -----------------------------------------------------------------------------
         16   62,651      62,651      160,198     160,198     289,735      289,735
        -----------------------------------------------------------------------------
         17   60,838      60,838      164,987     164,987     309,657      309,657
        -----------------------------------------------------------------------------
         18   59,076      59,076      169,919     169,919     330,949      330,949
        -----------------------------------------------------------------------------
         19   57,364      57,364      174,999     174,999     353,705      353,705
        -----------------------------------------------------------------------------
         20   55,701      55,701      180,231     180,231     378,026      378,026
        -----------------------------------------------------------------------------
         21   54,085      54,085      185,619     185,619     404,019      404,019
        -----------------------------------------------------------------------------
         22   52,515      52,515      191,168     191,168     431,799      431,799
        -----------------------------------------------------------------------------
         23   50,990      50,990      196,883     196,883     461,489      461,489
        -----------------------------------------------------------------------------
         24   49,507      49,507      202,769     202,769     493,221      493,221
        -----------------------------------------------------------------------------
         25   48,067      48,067      208,831     208,831     527,135      527,135
        -----------------------------------------------------------------------------

 ASSUMPTIONS:

 a. $100,000 initial investment

 b. Fund Expenses = 1.21%

 c. No optional death benefits or living benefits elected

 d. Annuity was issued on or after February 13, 2006

 e. Surrender value assumes surrender 2 days before Annuity anniversary

     APPENDIX G - FORMULA UNDER HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT

 We set out below the current formula under which we may transfer amounts between the variable investment options and the Benefit Fixed Rate Account. Upon your election of Highest Daily Lifetime Five, we will not alter the formula that applies to your Annuity. However, as discussed in the "Living Benefits" section, we reserve the right to modify this formula with respect to those who elect Highest Daily Lifetime Five in the future.

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:
   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Five benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

   .   L - the target value as of the current Valuation Day.

   .   r - the target ratio.

   . a - the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factors that we use currently are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3%. Each number in the table "a" factors (which appears below) represents a factor, which when multiplied by the Highest Daily Annual Income Amount, projects our total liability for the purpose of asset transfers under the guarantee.

   . Q - age based factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factor is currently set equal to 1.

   .   V - the total value of all Permitted Sub-accounts in the Annuity.

   .   F - the total value of all Benefit Fixed Rate Account allocations.

   . I - the income value prior to the first withdrawal. The income value is equal to what the Highest Daily Annual Income Amount would be if the first withdrawal were taken on the date of calculation. After the first withdrawal the income value equals the greater of the Highest Daily Annual Income Amount, the quarterly step-up amount times the annual income percentage, and the Account Value times the annual income percentage.

   .   T - the amount of a transfer into or out of the Benefit Fixed Rate
       Account.

   . I% - annual income amount percentage. This factor is established on the Effective Date and is not changed for the life of the guarantee. Currently, this percentage is equal to 5%

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

                              L    =    I * Q * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

                      Target Ratio r    =    (L - F) / V.

       . If r (greater than) C\\u\\, assets in the Permitted Sub-accounts are transferred to Benefit Fixed Rate Account.

       . If r (less than) C\\l\\, and there are currently assets in the Benefit Fixed Rate Account (F (greater than) 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

 The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    {Min(V, [L - F - V * C\\t\\] / (1 - C\\t\\))}    T(greater than)0, Money moving from the Permitted
                                                            Sub-accounts to the Benefit Fixed Rate Account
 T    =    {Min(F, [L - F - V * C\\t\\] / (1 - C\\t\\))}    T(less than)0, Money moving from the Benefit Fixed Rate
                                                            Account to the Permitted Sub-accounts]

 EXAMPLE:
 MALE AGE 65 CONTRIBUTES $100,000 INTO THE PERMITTED SUB ACCOUNTS AND THE VALUE DROPS TO $92,300 DURING YEAR ONE, END OF DAY ONE. A TABLE OF VALUES FOR "A" APPEARS BELOW.

 TARGET VALUE CALCULATION:

                         L    =    I * Q * a
                              =    5000.67 * 1 * 15.34
                              =    76,710.28

 TARGET RATIO:

                     r    =    (L - F) / V
                          =    (76,710.28 - 0) / 92,300.00
                          =    83.11%

 SINCE R (GREATER THAN) CU ( BECAUSE 83.11% (GREATER THAN) 83%) A TRANSFER INTO THE BENEFIT FIXED RATE ACCOUNT OCCURS.

 T    =    {Min (V, [L - F - V * Ct] / (1 - Ct))}
      =    {Min (92,300.00, [76,710.28 - 0 - 92,300.00 * 0.80] / (1 - 0.80))}
      =    {Min (92,300.00,14,351.40)}
      =    14,351.40

 FORMULA FOR CONTRACTS WITH 90% CAP FEATURE

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

                              L    =    I * Q * a

 If you elect this feature, the following replaces the "Transfer Calculation" above.

 TRANSFER CALCULATION:
 The following formula, which is set on the effective date of this feature and is not changed for the life of the guarantee, determines when a transfer is required: On the effective date of this feature (and only on the effective date of this feature), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the Benefit Fixed Rate
 Account:

         If (F / (V + F) (greater than) .90) then T = F - (V + F) * .90

 If T is greater than $0 as described above, then no additional transfer calculations are performed on the effective date.

 On each Valuation Day thereafter (including the effective date of this feature provided F / (V + F) (less than)= .90), the following asset transfer calculation is performed

                      Target Ratio r    =    (L - F) / V

   . If r (greater than) C\\u\\, assets in the Permitted Sub-accounts are transferred to the Benefit Fixed Rate Account (subject to the 90% cap rule described above).

   . If r (less than) C\\l\\ and there are currently assets in the Benefit Fixed Rate Account (F (greater than) 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

 The following formula, which is set on the Effective Date of this feature and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    Min(MAX (0, (0.90 * (V + F)) - F), [L - F - V *    Money is transferred from the elected Permitted
           C\\t\\] / (1 - C\\t\\))                            Sub-accounts to Benefit Fixed Rate Account
 T    =    Min(F, - [L - F - V * C\\t\\] / (1 - C\\t\\)),     Money is transferred from the Benefit Fixed Rate
                                                              Account to the Permitted Sub-accounts

                 AGE 65 "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

       Months
 Years   1      2     3     4     5     6     7     8     9    10    11    12
 ----- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
   1   15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
   2   14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
   3   14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
   4   14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
   5   13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
   6   13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
   7   12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
   8   12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
   9   11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
  10   11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
  11   10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
  12   10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
  13   10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
  14    9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
  15    9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
  16    8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
  17    8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
  18    8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
  19    7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
  20    7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
  21    6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
  22    6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
  23    6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
  24    5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
  25    5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
  26    5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
  27    4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
  28    4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
  29    4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
  30    4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06
  31    4.04   4.02  4.00  3.98  3.97  3.95  3.93  3.91  3.90  3.88  3.86  3.84
  32    3.83   3.81  3.79  3.78  3.76  3.74  3.72  3.71  3.69  3.67  3.66  3.64
  33    3.62   3.61  3.59  3.57  3.55  3.54  3.52  3.50  3.49  3.47  3.45  3.44
  34    3.42   3.40  3.39  3.37  3.35  3.34  3.32  3.30  3.29  3.27  3.25  3.24
  35    3.22   3.20  3.18  3.17  3.15  3.13  3.12  3.10  3.08  3.07  3.05  3.03
  36    3.02   3.00  2.98  2.96  2.95  2.93  2.91  2.90  2.88  2.86  2.85  2.83
  37    2.81   2.79  2.78  2.76  2.74  2.73  2.71  2.69  2.68  2.66  2.64  2.62
  38    2.61   2.59  2.57  2.56  2.54  2.52  2.51  2.49  2.47  2.45  2.44  2.42
  39    2.40   2.39  2.37  2.35  2.34  2.32  2.30  2.29  2.27  2.25  2.24  2.22
  40    2.20   2.19  2.17  2.15  2.14  2.12  2.11  2.09  2.07  2.06  2.04  2.02
  41    2.01   1.84  1.67  1.51  1.34  1.17  1.00  0.84  0.67  0.50  0.33  0.17

 * The values set forth in this table are applied to all ages, and apply whether or not the 90% cap is elected.

   APPENDIX H - ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE
                                  DEPARTMENT

                                     ASL II NY                          APEX II NY
-----------------------------------------------------------------------------------------------------
Minimum Investment               $15,000                               $10,000
-----------------------------------------------------------------------------------------------------
Maximum Issue Age                Annuitant 85;                         Annuitant 85
                                 Oldest Owner 85                       Oldest Owner 85
-----------------------------------------------------------------------------------------------------
Contingent Deferred Sales        None                                  4 Years
 Charge Schedule                                                       (7%, 6%, 5%, 4%)
                                                                       (Applied to purchase
                                                                       payments based on the
                                                                       inception date of the
                                                                       Annuity)

-----------------------------------------------------------------------------------------------------
Insurance Charge                 1.65%                                 1.65%
-----------------------------------------------------------------------------------------------------
Distribution Charge              N/A                                   N/A

-----------------------------------------------------------------------------------------------------
Annual Maintenance Fee           Lesser of $30 or 2% of                Lesser of $30 or 2% of
                                 Account Value Waived for              Account Value Waived for
                                 Account Values exceeding              Account Values exceeding
                                 $100,000                              $100,000
-----------------------------------------------------------------------------------------------------
Transfer Fee                     $10 after twenty in any               $10 after twenty in any
                                 annuity year. May be                  annuity year.
                                 increased to $15 after eight
                                 in any annuity year
-----------------------------------------------------------------------------------------------------
Contract Credit                  No                                    Yes. Effective for
                                                                       Contracts issued on or after
                                                                       June 20, 2005. Generally
                                                                       we apply a Loyalty Credit
                                                                       to your Annuity's Account
                                                                       Value at the end of your
                                                                       fifth contract year (i.e. on
                                                                       your fifth Contract
                                                                       Anniversary). Currently
                                                                       the Loyalty Credit is equal
                                                                       to 2.75% of total purchase
                                                                       payments made during the
                                                                       first four contract years
                                                                       less the cumulative amount
                                                                       of withdrawals made
                                                                       (including the deduction of
                                                                       any CDSC amounts)
                                                                       through the fifth Contract
                                                                       Anniversary
-----------------------------------------------------------------------------------------------------
Fixed Allocation (If             Fixed Allocations                     Fixed Allocations
 available, early                Available (Currently                  Available (Currently
 withdrawals are subject         offering durations of: 5, 7,          offering durations of: 5, 7,
 to a Market Value               and 10 years) The MVA                 and 10 years) The MVA
 Adjustment) ("MVA")             formula for NY is [(1+I)/             formula for NY is [(1+I)/
                                 (1+J)] N/365 The MVA                  (1+J)] N/365 The MVA
                                 formula does not apply                formula does not apply
                                 during the 30 day period              during the 30 day period
                                 immediately before the end            immediately before the end
                                 of the Guarantee Period.              of the Guarantee Period.

-----------------------------------------------------------------------------------------------------
Variable Investment              All options generally                 All options generally
 Options                         available except where                available except where
                                 restrictions apply when               restrictions apply when
                                 certain riders are                    certain riders are
                                 purchased. ProFund                    purchased. ProFund
                                 Portfolios are restricted for         Portfolios are restricted for
                                 ASL II, ASAP III, and                 ASL II, ASAP III, and
                                 XTra Credit SIX.                      XTra Credit SIX.
-----------------------------------------------------------------------------------------------------

                                    ASAP III NY                         XTra Credit SIX NY
-------------------------------------------------------------------------------------------------------------
Minimum Investment                   $1,000                                     $10,000
-------------------------------------------------------------------------------------------------------------
Maximum Issue Age                    Annuitant 85                               Annuitant 85
                                     Oldest Owner 80                            Oldest Owner 75
-------------------------------------------------------------------------------------------------------------
Contingent Deferred Sales            7 Years                                    10 Years
 Charge Schedule                     (7%, 6%, 5%, 4%, 3%,                       (9%, 9%, 8%, 7%, 6%,
                                     2%, 1%) (Applied to                        5%, 4%, 3%, 2%, 1%)
                                     purchase payments based                    (Applied to purchase
                                     on the inception date of the               payments based on the
                                     Annuity)                                   inception date of the
                                                                                Annuity)
-------------------------------------------------------------------------------------------------------------
Insurance Charge                     0.65%                                      0.65%
-------------------------------------------------------------------------------------------------------------
Distribution Charge                  0.60% annuity years 1-7                    1.00% annuity years 1-10
                                     0.0% annuity years 8+                      0.00% annuity years 11+
-------------------------------------------------------------------------------------------------------------
Annual Maintenance Fee               Lesser of $30 or 2% of                     Lesser of $30 or 2% of
                                     Account Value Waived for                   Account Value
                                     Account Values exceeding
                                     $100,000
-------------------------------------------------------------------------------------------------------------
Transfer Fee                         $10 after twenty in any                    $10 after twenty in any
                                     annuity year. May be                       annuity year
                                     increased to $15 after eight
                                     in any annuity year
-------------------------------------------------------------------------------------------------------------
Contract Credit                      Yes. Effective for                         Yes The amount of the
                                     Contracts issued on or after               credit applied to a Purchase
                                     July 24, 2006. Generally                   Payment is based on the
                                     we apply a Loyalty Credit                  year the Purchase Payment
                                     to your Annuity's Account                  is received, for the first 6
                                     Value at the end of your                   years of the contract.
                                     fifth contract year (i.e. on               Currently the credit
                                     your fifth Contract                        percentages for each year
                                     Anniversary). Currently                    starting with the first year
                                     the Loyalty Credit is equal                are: 6.50%, 5.00%, 4.00%,
                                     to 0.50% of total purchase                 3.00%, 2.00%, and 1.00%.
                                     payments made during the
                                     first four contract years
                                     less the cumulative amount
                                     of withdrawals made
                                     (including the deduction of
                                     any CDSC amounts)
                                     through the fifth Contract
                                     Anniversary
-------------------------------------------------------------------------------------------------------------
Fixed Allocation (If                 Fixed Allocations                          No
 available, early                    Available (Currently
 withdrawals are subject             offering durations of: 2, 3,
 to a Market Value                   5, 7, and 10 years) The
 Adjustment) ("MVA")                 MVA formula for NY is
                                     [(1+I)/(1+J)] N/365 The
                                     MVA formula does not
                                     apply during the 30 day
                                     period immediately before
                                     the end of the Guarantee
                                     Period.
-------------------------------------------------------------------------------------------------------------
Variable Investment                  All options generally                      All options generally
 Options                             available except where                     available except where
                                     restrictions apply when                    restrictions apply when
                                     certain riders are                         certain riders are
                                     purchased. ProFund                         purchased. ProFund
                                     Portfolios are restricted for              Portfolios are restricted for
                                     ASL II, ASAP III, and                      ASL II, ASAP III, and
                                     XTra Credit SIX.                           XTra Credit SIX.
-------------------------------------------------------------------------------------------------------------

                                       ASL II NY                           APEX II NY
-------------------------------------------------------------------------------------------------------
Basic Death Benefit                  The greater of: purchase             The greater of: purchase
                                     payments less proportional           payments less proportional
                                     withdrawals or Account               withdrawals or Account
                                     Value (variable) plus                Value (variable) plus
                                     Interim Value (fixed). (No           Interim Value (fixed). (No
                                     MVA applied)                         MVA applied)


-------------------------------------------------------------------------------------------------------
Optional Death Benefits              Highest Anniversary Value            HAV
 (for an additional cost)/1/         (HAV)
-------------------------------------------------------------------------------------------------------
Optional Living Benefits             GRO Plus, GRO Plus 2008              GRO Plus, GRO Plus 2008
 (for an additional cost)/2/         Guaranteed Minimum                   GMWB, GMIB, Lifetime
                                     Withdrawal Benefit,                  Five, Spousal Lifetime
                                     (GMWB), Guaranteed                   Five, Highest Daily
                                     Minimum Income Benefit               Lifetime Five, Highest
                                     (GMIB), Lifetime Five,               Daily Lifetime Seven,
                                     Spousal Lifetime Five,               Spousal Highest Daily
                                     Highest Daily Lifetime               Lifetime Seven, Highest
                                     Five, Highest Daily                  Daily GRO, Highest Daily
                                     Lifetime Seven, Spousal              Lifetime 7 Plus and
                                     Highest Daily Lifetime               Spousal Highest Daily
                                     Seven, Highest Daily                 Lifetime 7 Plus
                                     GRO, Highest Daily
                                     Lifetime 7 Plus and
                                     Spousal Highest Daily
                                     Lifetime 7 Plus
-------------------------------------------------------------------------------------------------------
Annuity Rewards/3/                   No                                   Available after initial
                                                                          CDSC period
-------------------------------------------------------------------------------------------------------
Annuitization Options                Fixed option only Annuity            Fixed option only Annuity
                                     date cannot exceed the first         date cannot exceed the first
                                     day of the calendar month            day of the calendar month
                                     following Annuitant's 90/th/         following Annuitant's 90/th/
                                     birthday. The maximum                birthday. The maximum
                                     Annuity Date is based on             Annuity Date is based on
                                     the first Owner or                   the first Owner or
                                     Annuitant to reach the               Annuitant to reach the
                                     maximum age, as indicated            maximum age, as indicated
                                     in your Annuity.                     in your Annuity.
-------------------------------------------------------------------------------------------------------

                                      ASAP III NY                        XTra Credit SIX NY
---------------------------------------------------------------------------------------------------------------
Basic Death Benefit                    The greater of: purchase                    The greater of: purchase
                                       payments less proportional                  payments less proportional
                                       withdrawals or Account                      withdrawals or Account
                                       Value (variable) plus                       Value (variable) (No MVA
                                       Interim Value (fixed). (No                  applied) (No recapture of
                                       MVA applied)                                credits applied within 12
                                                                                   months prior to date of
                                                                                   death)
---------------------------------------------------------------------------------------------------------------
Optional Death Benefits                HAV                                         HAV
 (for an additional cost)/1/
---------------------------------------------------------------------------------------------------------------
Optional Living Benefits               GRO Plus, GRO Plus 2008                     GRO Plus, GRO Plus 2008
 (for an additional cost)/2/           GMWB, GMIB, Lifetime                        GMWB, GMIB, Lifetime
                                       Five, Spousal Lifetime                      Five, Spousal Lifetime
                                       Five, Highest Daily                         Five, Highest Daily
                                       Lifetime Five, Highest                      Lifetime Five, Highest
                                       Daily Lifetime Seven,                       Daily Lifetime Seven,
                                       Spousal Highest Daily                       Spousal Highest Daily
                                       Lifetime Seven, Highest                     Lifetime Seven, Highest
                                       Daily GRO, Highest Daily                    Daily GRO, Highest Daily
                                       Lifetime 7 Plus and                         Lifetime 7 Plus and
                                       Spousal Highest Daily                       Spousal Highest Daily
                                       Lifetime 7 Plus                             Lifetime 7 Plus




---------------------------------------------------------------------------------------------------------------
Annuity Rewards/3/                     Available after initial                     Available after initial
                                       CDSC period                                 CDSC period
---------------------------------------------------------------------------------------------------------------
Annuitization Options                  Fixed option only Annuity                   Fixed option only Annuity
                                       date cannot exceed the first                date cannot exceed the first
                                       day of the calendar month                   day of the calendar month
                                       following Annuitant's 90/th/                following Annuitant's 90/th/
                                       birthday. The maximum                       birthday. The maximum
                                       Annuity Date is based on                    Annuity Date is based on
                                       the first Owner or                          the first Owner or
                                       Annuitant to reach the                      Annuitant to reach the
                                       maximum age, as indicated                   maximum age, as indicated
                                       in your Annuity.                            in your Annuity.
---------------------------------------------------------------------------------------------------------------

 (1)For more information on these benefits, refer to the "Death Benefit"
    section in the Prospectus.
 (2)For more information on these benefits, refer to the "Living Benefits"
    section in the Prospectus. Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Spousal Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Highest Daily Lifetime Seven with Lifetime Income Accelerator (LIA), Highest Daily Lifetime 7 Plus with BIO, Spousal Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA, and Highest Daily Lifetime 6 Plus with LIA are not currently available in New York.
 (3)The Annuity rewards benefit offers Owners an ability to increase the guaranteed death benefit so that the death benefit will at least equal the Annuity's Account Value on the effective date of the Annuity Rewards benefits, if the terms of the Annuity Rewards benefit are met.

 FOR MORE INFORMATION ABOUT VARIATIONS APPLICABLE TO ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE DEPARTMENT, PLEASE REFER TO YOUR ANNUITY CONTRACT.

        APPENDIX I - FORMULA UNDER GRO PLUS 2008 AND HIGHEST DAILY GRO

 THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:
   .   AV is the current Account Value of the Annuity

   .   V is the current Account Value of the elected Sub-accounts of the Annuity

   .   B is the total current value of the AST bond portfolio Sub-account

   .   C\\l\\ is the lower target value. Currently, it is 79%.

   .   C\\t\\ is the middle target value. Currently, it is 82%.

   .   C\\u\\ is the upper target value. Currently, it is 85%.

 For each guarantee provided under the benefit,
   .   G\\i\\ is the guarantee amount

   .   N\\i\\ is the number of days until the maturity date

   . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

 The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

 The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of the Base Guarantee Period or Step-Up Guarantee Period. We call the greatest of these values the "current liability (L)."

    L    =    MAX(L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/(Ni/365)/.

 Next the formula calculates the following formula ratio:

                            r    =    (L - B) / V.

 If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the bond fund Sub-account associated with the current liability. If at the time we make a transfer to the bond fund Sub-account associated with the current liability there is Account Value allocated to a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

 The formula will transfer assets into the Transfer Account if r (greater than) C\\u\\.

 The transfer amount is calculated by the following formula:

            T    =    {Min(V, [L - B - V * C\\t\\] / (1 - C\\t\\))}

 If the formula ratio is less than a lower target value and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account into the elected Sub-accounts.

 The transfer amount is calculated by the following formula:

           T    =    {Min(B, - [L - B - V * C\\t\\] / (1 - C\\t\\))}

 If following a transfer to the elected Sub-accounts, there are assets remaining in a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

  FORMULA FOR ANNUITIES WITH 90% CAP RULE FEATURE - GRO PLUS 2008 AND HIGHEST
                                   DAILY GRO

 The Following are the Terms and Definitions Referenced in the Transfer Calculation Formula:
   .   AV is the current Account Value of the Annuity

   .   V is the current Account Value of the elected Sub-accounts of the Annuity

   .   B is the total current value of the AST bond portfolio Sub-account

   .   C\\l\\ is the lower target value. Currently, it is 79%.

   .   C\\t\\ is the middle target value. Currently, it is 82%.

   .   C\\u\\ is the upper target value. Currently, it is 85%.

   . T is the amount of a transfer into or out of the Transfer AST bond portfolio Sub-account.

 For each guarantee provided under the benefit,

   .   G\\i\\ is the guarantee amount

   .   N\\i\\ is the number of days until the maturity date

   . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

 TRANSFER CALCULATION
 The formula, which is set on the Effective Date of the 90% Cap Rule, and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

 On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST bond portfolio Sub-account:

                         If (B / (V + B) (greater than) .90), then
                         T         =         B - [(V + B) * .90]

 If T as described above is greater than $0, then that amount ("T") is transferred from the AST bond portfolio Sub-account to the elected Sub-accounts and no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST bond portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST bond portfolio Sub-account occurs.

 On each Valuation Date thereafter (including the Effective Date of the 90% Cap Rule, provided (B / (V + B) (less than) = .90), the formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the "current liability
 (L)."

    L    =    MAX(L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\) /(Ni/365)/

 Next the formula calculates the following formula ratio:

                             r    =    (L - B) / V

 If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability, subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account (the "90% cap rule"). If, at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability, there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

 The formula will transfer assets into the Transfer AST bond portfolio Sub-account if r (greater than) C\\u\\, subject to the 90% cap rule.

 The transfer amount is calculated by the following formula:

 T    =    {Min(MAX(0, (.90 * (V + B)) - B), [L - B - V * C\\t\\] / (1 - C\\t\\))}

 If the formula ratio is less than a lower target value and there are assets in the Transfer AST bond portfolio Sub-account, then the formula will transfer assets out of the Transfer AST bond portfolio Sub-account into the elected Sub-accounts.

 The formula will transfer assets out of the Transfer AST bond portfolio Sub-account if r (less than) C\\l\\ and B (greater than) 0.

 The transfer amount is calculated by the following formula:

           T    =    {Min(B, - [L - B - V * C\\t\\] / (1 - C\\t\\))}

 If, following a transfer to the elected Sub-accounts, there are assets remaining in an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

 If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap rule.

  APPENDIX J - FORMULA UNDER HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT AND
              SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT

 (including Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime Seven with LIA and Spousal Highest Daily Lifetime Seven with BIO)

 1. FORMULA FOR CONTRACTS ISSUED ON OR AFTER JULY 21, 2008
 (WITHOUT ELECTION OF 90% CAP FEATURE)

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:
   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

   .   L - the target value as of the current business day.

   .   r - the target ratio.

   . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

   .   V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

   . V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity.

   .   B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

   . P - Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

   . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

 * Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

 TARGET VALUE CALCULATION:
 On each business day, a target value (L) is calculated, according to the following formula. If the Account Value (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

              Target Ratio r    =    (L - B) / (V\\V\\ + V\\F\\).

       . If r (greater than) C\\u\\, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

       . If r (less than) C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    {Min (V\\V\\ + V\\F\\), [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 -    Money is transferred from the Permitted
           C\\t\\))}                                                              Sub-accounts and Fixed Rate Options to the AST
                                                                                  Investment Grade Bond Sub-account

 T    =    {Min (B, - [L - B - (V\\V\\ + V\\F\\)* C\\t\\] / (1 - C\\t\\))}        Money is transferred from the AST Investment
                                                                                  Grade Bond Sub-account to the Permitted Sub-
                                                                                  accounts

 {Min (V\\V\\ + V\\F\\), [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 -   Money is transferred from the Permitted
 C\\t\\))}                                                              Sub-accounts and Fixed Rate Options to the AST
                                                                        Investment Grade Bond Sub-account

 {Min (B, - [L - B - (V\\V\\ + V\\F\\)* C\\t\\] / (1 - C\\t\\))}       Money is transferred from the AST Investment
                                                                        Grade Bond Sub-account to the Permitted Sub-
                                                                        accounts

 2. FORMULA FOR CONTRACTS ISSUED PRIOR TO 7/21/08
 (WITHOUT ELECTION OF 90% CAP FEATURE)

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:
       . C\\u \\- the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

       . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

       . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

       .   L - the target value as of the current business day.

       .   r - the target ratio.

       . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

       .   V - the total value of all Permitted Sub-accounts in the annuity.

       . B - the total value of the AST Investment Grade Bond Portfolio Sub-account.

       . P - Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*,
           (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

       . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

 * Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

 TARGET VALUE CALCULATION:
 On each business day, a target value (L) is calculated, according to the following formula. If the variable account value (V) is equal to zero, no calculation is necessary.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

                      Target Ratio r    =    (L - B) / V.

       . If r (greater than) C\\u\\, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

       . If r (less than) C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    {Min(V, [L - B - V * C\\t\\] / (1 - C\\t\\))},      Money is transferred from the Permitted
                                                               Sub-accounts to the AST Investment Grade Bond
                                                               Portfolio Sub-account

 T    =    {Min(B, - [L - B - V * C\\t\\] / (1 - C\\t\\))},    Money is transferred from the AST Investment
                                                               Grade Bond Portfolio Sub-account to the
                                                               Permitted Sub-accounts

 3. FORMULA FOR ANNUITIES WITH 90% CAP FEATURE IF BENEFIT WAS ELECTED PRIOR TO JULY 21, 2008
 SEE ABOVE FOR THE TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA.

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

                         If (B / (V + B) (greater than) .90) then
                         T         =         B - [(V + B) * .90]

 If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

 On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V + B) (less than)= .90), the following asset transfer calculation is performed:

                      Target Ratio r    =    (L - B) / V

       . If r (greater than) C\\u\\, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account provided transfers are not suspended under the 90% Cap Rule described below.

       . If r (less than) C\\l\\ and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

 The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    Min (MAX (0, (0.90 * (V + B)) - B),      Money is transferred from the
            [L - B - V * C\\t\\] / (1 - C\\t\\))    elected Sub-accounts to the AST
                                                    Investment Grade Bond Portfolio
                                                    Sub-account

 T    =    {Min (B, - [L - B - V * C\\t\\] / (1 -   Money is transferred from the AST
           C\\t\\))}                                Investment Grade Bond Portfolio
                                                    Sub-account to the elected
                                                    Sub-accounts.

 At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

 90% CAP RULE: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

 4. FORMULA FOR ANNUITIES WITH 90% CAP FEATURE IF BENEFIT WAS ELECTED ON OR AFTER JULY 21, 2008
 SEE ABOVE FOR THE TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

                  If (B / (V\\V\\ + V\\F\\ + B) (greater than) .90) then
                  T         =         B - [(V\\V\\ + V\\F\\ + B) * .90]

 If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

 On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V\\V\\ + V\\F\\ + B) (less than)= .90), the following asset transfer calculation is performed:

               Target Ratio r    =    (L - B) / V\\V\\ + V\\F\\)

       . If r (greater than) C\\u\\, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account, provided transfers are not suspended under the 90% Cap Rule described below.

       . If r (less than) C\\l\\ and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

 The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\    Money is transferred from the
           + B)) - B),                              elected Sub-accounts to AST
            [L - B - (V\\V\\ + V\\F\\) * C\\t\\]    Investment Grade Bond Portfolio
           / (1 - C\\t\\))                          Sub-account.

 T    =    {Min (B, - [L - B - (V\\V\\ + V\\F\\)    Money is transferred from the AST
           * C\\t\\] / (1 - C\\t\\))}               Investment Grade Bond Portfolio
                                                    Sub-account to the elected
                                                    Sub-accounts.

 At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

 90% CAP RULE: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

                     "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

       Months
 Years   1      2     3     4     5     6     7     8     9    10    11    12
 ----- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
   1   15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
   2   14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
   3   14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
   4   14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
   5   13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
   6   13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
   7   12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
   8   12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
   9   11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
  10   11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
  11   10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
  12   10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
  13   10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
  14    9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
  15    9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
  16    8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
  17    8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
  18    8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
  19    7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
  20    7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
  21    6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
  22    6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
  23    6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
  24    5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
  25    5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
  26    5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
  27    4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
  28    4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
  29    4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
  30    4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06
  31    4.04   4.02  4.00  3.98  3.97  3.95  3.93  3.91  3.90  3.88  3.86  3.84
  32    3.83   3.81  3.79  3.78  3.76  3.74  3.72  3.71  3.69  3.67  3.66  3.64
  33    3.62   3.61  3.59  3.57  3.55  3.54  3.52  3.50  3.49  3.47  3.45  3.44
  34    3.42   3.40  3.39  3.37  3.35  3.34  3.32  3.30  3.29  3.27  3.25  3.24
  35    3.22   3.20  3.18  3.17  3.15  3.13  3.12  3.10  3.08  3.07  3.05  3.03
  36    3.02   3.00  2.98  2.96  2.95  2.93  2.91  2.90  2.88  2.86  2.85  2.83
  37    2.81   2.79  2.78  2.76  2.74  2.73  2.71  2.69  2.68  2.66  2.64  2.62
  38    2.61   2.59  2.57  2.56  2.54  2.52  2.51  2.49  2.47  2.45  2.44  2.42
  39    2.40   2.39  2.37  2.35  2.34  2.32  2.30  2.29  2.27  2.25  2.24  2.22
  40    2.20   2.19  2.17  2.15  2.14  2.12  2.11  2.09  2.07  2.06  2.04  2.02
  41    2.01   1.84  1.67  1.51  1.34  1.17  1.00  0.84  0.67  0.50  0.33  0.17

 * The values set forth in this table are applied to all ages, and apply to each formula set out in this Appendix.

   APPENDIX K - FORMULA FOR HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT AND
             SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT

 (including Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA and Spousal Highest Daily Lifetime 7 Plus with BIO)

   TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST
                       INVESTMENT GRADE BOND SUB-ACCOUNT

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:
   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . Cu\\s\\ - The secondary upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently it is 84.5%

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

   .   L - the target value as of the current Valuation Day.

   .   r - the target ratio.

   . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors)

   .   V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

   .   V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity

   .   B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

   . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, and (2) any highest daily Account Value occurring on or after the date of the first Lifetime Withdrawal and prior to or including the date of this calculation increased for additional purchase payments including the amount of any associated Credits, and adjusted for Lifetime Withdrawals.

   . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

   . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio

 * Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

                               DAILY CALCULATIONS

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V\\V\\+ V\\F\\) is equal to zero, no calculation is necessary.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

              Target Ratio r    =    (L - B) / (V\\V\\ + V\\F\\).

       . If on the third consecutive Valuation Day r (greater than) Cu and r (less or =) Cu\\s\\ or if on any day r (greater than) Cu\\s\\, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including DCA Fixed Rate Options used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

       . If r (less than) C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B)) - B),                Money is transferred from the Permitted
           [L - B - (V\\V\\ + V\\F\\) * C\\t\\]/(1 - C\\t\\))               Sub-accounts and Fixed Rate Options to the AST
                                                                            Investment Grade Bond Sub-account

 T    =    {Min (B, - [L - B - (V\\V\\ + V\\F\\)* C\\t\\]/(1 - C\\t\\))}    Money is transferred from the AST Investment
                                                                            Grade Bond Sub-account to the Permitted Sub-
                                                                            accounts

 MONTHLY CALCULATION
 On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

 If, after the daily Transfer Calculation is performed,

 {Min (B, .05 * (V\\V\\ + V\\F\\ + B))} (less than) (C\\u\\ * (V\\V\\ + V\\F\\)
 - L + B) / (1 - C\\u\\), then

 T\\M\\    =    {Min (B, .05 * (V\\V\\ + V\\F\\ + B))}    Money is transferred from the AST Investment
                                                          Grade Bond Sub-account to the Permitted Sub-
                                                          accounts.

                     "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

      Months
Years   1      2     3     4     5     6     7     8     9    10    11     12
----- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
  1   15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
  2   14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
  3   14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
  4   14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
  5   13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
  6   13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
  7   12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
  8   12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
  9   11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10   11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11   10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12   10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13   10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14    9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15    9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16    8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17    8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18    8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19    7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20    7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21    6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
 22    6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23    6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24    5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25    5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26    5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27    4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28    4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29    4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30    4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

 *  The values set forth in this table are applied to all ages.
 ** In all subsequent years and months thereafter, the annuity factor is 4.06

APPENDIX L - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES

 Certain features of your Annuity may be different than the features described earlier in this prospectus if your Annuity is issued in certain states described below. For Annuities issued in New York, please see Appendix H.

Jurisdiction                                                      Special Provisions
-------------------------------------------------------------------------------------------------------------------------
Hawaii                         Highest Daily Lifetime Seven with Lifetime Income Accelerator, Highest Daily Lifetime 7
                               Plus with Lifetime Income Accelerator, and Highest Daily Lifetime 6 Plus with Lifetime
                               Income Accelerator are not available.
-------------------------------------------------------------------------------------------------------------------------
Maryland                       Fixed Allocations are not available.
-------------------------------------------------------------------------------------------------------------------------
Massachusetts                  If your Annuity is issued in Massachusetts after January 1, 2009, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any
                               Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum
                               Withdrawal Benefit).
                               Medically Related Surrenders are not available.
-------------------------------------------------------------------------------------------------------------------------
Montana                        If your Annuity is issued in Montana, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal Benefit).
-------------------------------------------------------------------------------------------------------------------------
Nevada                         Fixed Allocations are not available.
-------------------------------------------------------------------------------------------------------------------------
North Dakota                   Fixed Allocations are not available.
-------------------------------------------------------------------------------------------------------------------------
Texas                          Death benefit suspension not applicable upon provision of evidence of good health. See annuity contract for exact details
-------------------------------------------------------------------------------------------------------------------------
Vermont                        Fixed Allocations are not available.
-------------------------------------------------------------------------------------------------------------------------
Washington                     If you elect Highest Daily Lifetime Five, or any version of Highest Daily Lifetime Seven, or Highest Daily Lifetime 7 Plus, the Guaranteed Minimum Account Value Credit otherwise available with these optional benefits is not available.
                               Fixed Allocations are not available.
-------------------------------------------------------------------------------------------------------------------------

     APPENDIX M - FORMULA UNDER THE GUARANTEED RETURN OPTION PLUS BENEFIT

 We set out below the current formula under which we may transfer amounts between the Sub-accounts and the Fixed Allocations. We will not alter the formula.

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:
   . AV is the current Account Value of the Annuity (including any Market Value Adjustment on Fixed Allocations)

   .   V is the current Account Value of the elected Sub-accounts of the Annuity

   .   F is the current Account Value of the Fixed Allocations

 For each guarantee provided under the program,

   .   G\\i\\ is the Principal Value of the guarantee

   . t\\i\\ is the number of whole and partial years until the maturity date of the guarantee.

   . r\\i\\ is the current fixed rate associated with Fixed Allocations of length t\\i\\ (t\\i\\ is rounded to the next highest integer to determine this rate).

 The formula determines, on each Valuation Day, when a transfer is required.

 The formula begins by determining for each guarantee the value (L\\i\\) that, if appreciated at the current fixed rate, would equal the Principal Value on the applicable maturity date. We call the greatest of these values the "current liability (L)."

       L    =    MAX (L\\i\\), where L\\i\\ = G\\i\\ / (1 + r\\i\\)/ti/

 Next, the formula determines whether or not a transfer to or from the Fixed Allocations is needed:

 A transfer into the Fixed Allocations will occur if L (greater than) (AV - 0.2
 * V), and V (greater than) 0.

 The transfer amount is calculated by the following formula:

                 T    =    MIN(V, (V - (1 / 0.23) * (AV - L))

 A transfer from the Fixed Allocations to the Sub-accounts will occur if L (less than) (AV - 0.26 * V), and F (greater than) 0.

 The transfer amount is calculated by the following formula:

                 T    =    MIN(F, ((1 / 0.23) * (AV - L) - V)

        APPENDIX N - FORMULA UNDER THE GUARANTEED RETURN OPTION BENEFIT

 We set out below the current formula under which we may transfer amounts between the Sub-accounts and the Fixed Allocations. We will not alter this pre-determined mathematical formula.

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

   . AV is the current Account Value of the Annuity (including any Market Value Adjustment on Fixed Allocations)

   .   V is the current Account Value of the elected Sub-accounts of the Annuity

   .   F is the current Account Value of the Fixed Allocations

   .   G is the Principal Value of the guarantee

   . t is the number of whole and partial years between the current Valuation Day and the maturity date.

   . t\\i\\ is the number of whole and partial years between the next Valuation Day (i.e., the Valuation Day immediately following the current Valuation Day) and the maturity date.

   . r is the fixed rate associated with Fixed Allocations of length t (t\\1\\ is rounded to the next highest whole number to determine this rate) as of the current Valuation Day.

   . r\\i\\ is the fixed rate associated with Fixed Allocations of length t\\1\\ (t\\1\\ is rounded to the next highest whole number to determine this rate) as of the next Valuation Day.

   . M is the total maturity value of all Fixed Allocations, i.e., the total value that the Fixed Allocations will have on the maturity date of the guarantee if no subsequent transactions occur.

 The formula determines, on each Valuation Day, when a transfer is required.

 The formula begins by determining a "cushion", D:

                   D    =    1 - [(G - M) / (1 + r)/t/] / V

 Next, the formula determines whether or not a transfer to or from the Fixed Allocations is needed:

 A transfer into the Fixed Allocations will occur if D (less than) 0.20, V (greater than) 0, and V (greater than) 0.02 * AV.

 The transfer amount is calculated by the following formula:

 T    =    MIN(V, (V * (0.75 * (1 + r\\i\\)/ti/ - G + M) / (0.75 * (1 + r\\i\\)/ti/ - (1 + r)/t/))

 A transfer from the Fixed Allocations to the Sub-accounts will occur if D (greater than) 0.30 and F (greater than) 0.

 The transfer amount is calculated by the following formula:

 T    =    MIN(F, (V * (0.75 * (1 + r\\i\\)/ti/ - G + M) / ((1 + r)/t/ - 0.75 * (1 + r\\i\\)/ti/))

   APPENDIX O - FORMULA FOR HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT AND
             SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT

 (including Highest Daily Lifetime 6 Plus with LIA)

     TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE
                     AST INVESTMENT GRADE BOND SUB-ACCOUNT

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:
   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . Cu\\s\\ - The secondary upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently it is 84.5%.

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

   .   L - the target value as of the current Valuation Day.

   .   r - the target ratio.

   . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors).

   .   V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

   . V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity.

   .   B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

   . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated purchase Credits, and adjusted proportionally for excess withdrawals*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional purchase payments (including the amount of any associated purchase Credits) and adjusted proportionately for Excess Income* and (3) any highest daily Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional purchase payments (including the amount of any associated purchase Credits) and adjusted for withdrawals, as described herein.

   . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

   . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio.

 * Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

                               DAILY CALCULATIONS

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

              Target Ratio r    =    (L - B) / (V\\V\\ + V\\F\\).

       . If on the third consecutive Valuation Day r (greater than) C\\u\\ and r (less or =) Cu\\s\\ or if on any day r (greater than) Cu\\s\\, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including DCA Fixed Rate Options used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

       . If r (less than) C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts as described above.

 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B)) - B),                   Money is transferred from the Permitted
           [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))                Sub-accounts and DCA Fixed Rate Options to
                                                                               the AST Investment Grade Bond Sub-account

 T    =    {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}    Money is transferred from the AST Investment
                                                                               Grade Bond Sub-account to the Permitted
                                                                               Sub-accounts

 MONTHLY CALCULATION
 On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

 If, after the daily Transfer Calculation is performed,

 {Min (B, .05 * (V\\V\\ + V\\F\\ + B))} (less than) (C\\u\\ * (V\\V\\ + V
 \\F\\) - L + B) / (1 - C \\u\\), then

 T\\M\\    =    {Min (B, .05 * (V\\V\\ + V\\F\\ + B))}    Money is transferred from the AST Investment
                                                          Grade Bond Sub-account to the Permitted
                                                          Sub-accounts.

                     "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

      Months
Years   1      2     3     4     5     6     7     8     9    10    11     12
----- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
  1   15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
  2   14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
  3   14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
  4   14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
  5   13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
  6   13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
  7   12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
  8   12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
  9   11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10   11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11   10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12   10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13   10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14    9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15    9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16    8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17    8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18    8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19    7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20    7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21    6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
 22    6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23    6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24    5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25    5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26    5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27    4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28    4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29    4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30    4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

 *  The values set forth in this table are applied to all ages.
 ** In all subsequent years and months thereafter, the annuity factor is 4.06.

         APPENDIX P - FORMULA FOR HIGHEST DAILY GRO II AND GRO PLUS II

 The following are the terms and definitions referenced in the transfer calculation formula:
   .   AV is the current Account Value of the Annuity

   . V\\V\\ is the current Account Value of the elected Sub-accounts of the Annuity

   . V\\F\\ is the current Account Value of any fixed-rate Sub-accounts of the Annuity

   .   B is the total current value of the AST bond portfolio Sub-account

   .   C\\l\\ is the lower target value. Currently, it is 79%.

   .   C\\t \\is the middle target value. Currently, it is 82%.

   .   C\\u\\ is the upper target value. Currently, it is 85%.

   . T is the amount of a transfer into or out of the AST bond portfolio Sub-account.

 For each guarantee provided under the benefit,
   .   G\\i\\ is the guarantee amount

   .   N\\i \\is the number of days until the maturity date

   . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

 The formula, which is set on the effective date and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

 The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of each applicable guarantee period. We call the greatest of these values the "current liability (L)."

     L    =    MAX(L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/(Ni/365)/

 Next the formula calculates the following formula ratio:

                     r    =    (L - B) / (V\\V\\ + V\\F\\)

 If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account ( "90% cap rule"). If at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

 The formula will transfer assets into the AST bond portfolio Sub-account if r (greater than) C\\u\\, subject to the 90% cap rule.

 The transfer amount is calculated by the following formula:

 T    =    {Min(MAX(0, (.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

 If the formula ratio is less than a lower target value and there are assets in the AST bond portfolio Sub-account, then the formula will transfer assets out of the AST bond portfolio Sub-account into the elected Sub-accounts.

 The formula will transfer assets out of the AST bond portfolio Sub-account if r (less than) C\\l\\ and B (greater than) 0.

 The transfer amount is calculated by the following formula:

   T    =    {Min(B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

 If following a transfer to the elected Sub-accounts, there are assets remaining in a AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

 If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap.

                          PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS
                          FURTHER DETAILS ABOUT THE PRUDENTIAL ANNUITIES ANNUITY DESCRIBED IN
                          PROSPECTUS (PLEASE CHECK ONE) ASAPIIIPROS (05/2010)         , APEX2PROS
                          (05/2010)         , ASL2PROS (05/2010)         , XT6PROS (05/2010).
                                             -----------------------------------------
                                               (print your name)
                                             -----------------------------------------
                                                   (address)
                                             -----------------------------------------
                                              (city/state/zip code)

  Variable Annuity Issued by:                Variable Annuity Distributed by:

  PRUDENTIAL ANNUITIES LIFE                              PRUDENTIAL ANNUITIES
  ASSURANCE CORPORATION                                    DISTRIBUTORS, INC.
  A PRUDENTIAL FINANCIAL COMPANY               A PRUDENTIAL FINANCIAL COMPANY
  One Corporate Drive                                     One Corporate Drive
  Shelton, Connecticut 06484                       Shelton, Connecticut 06484
  Telephone: 1-888-PRU-2888                           Telephone: 203-926-1888
  http://www.prudentialannuities.com       http://www.prudentialannuities.com

                               MAILING ADDRESSES:

                   PRUDENTIAL ANNUITIES - VARIABLE ANNUITIES
                                 P.O. Box 7960
                             Philadelphia, PA 19176

                                 EXPRESS MAIL:
                   PRUDENTIAL ANNUITIES - VARIABLE ANNUITIES
                                2101 Welsh Road
                               Dresher, PA 19025

                                                         ----------------
        [LOGO] Prudential                                   PRSRT STD
        The Prudential Insurance Company of America       U.S. POSTAGE
        751 Broad Street                                      PAID
        Newark, NJ 07102-3777                             LANCASTER, PA
                                                         PERMIT NO. 1793
                                                         ----------------

                                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                                 A Prudential Financial Company
                                One Corporate Drive, Shelton, Connecticut 06484

 OPTIMUM/SM/
 OPTIMUM FOUR/SM/
 OPTIMUM PLUS/SM/

 FLEXIBLE PREMIUM DEFERRED ANNUITIES
 PROSPECTUS: MAY 1, 2010

 This prospectus describes three different flexible premium deferred annuities (the "Annuities" or the "Annuity") issued by Prudential Annuities Life Assurance Corporation ("Prudential Annuities(R)", "we", "our", or "us") exclusively through LPL Financial Corporation. Each Annuity may be offered as an individual annuity contract or as an interest in a group annuity. Each Annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. This Prospectus describes the important features of the Annuities and what you should consider before purchasing one of the Annuities. The Prospectus also describes differences among the Annuities which include differences in the fees and charges you pay and variations in some product features such as the availability of certain bonus amounts and basic death benefit protection. These differences among the products are discussed more fully in the Prospectus and summarized in Appendix D entitled "Selecting the Variable Annuity That's Right for You". There may also be differences in the compensation paid to your Financial Professional for each Annuity. Differences in compensation among different annuity products could influence a Financial Professional's decision as to which annuity to recommend for you. In addition, the selling broker-dealer firm through which each Annuity is sold may decline to make available to its customers certain of the optional features and investment options offered generally under the Annuity. Alternatively, such firm may restrict the optional benefits that it does make available to its customers (e.g., by imposing a lower maximum issue age for certain optional benefits than what is prescribed generally under the Annuity). Please speak to your Financial Professional for further details. EACH ANNUITY OR CERTAIN OF ITS INVESTMENT OPTIONS AND/OR FEATURES MAY NOT BE AVAILABLE IN ALL STATES. VARIOUS RIGHTS, BENEFITS AND CERTAIN FEES MAY DIFFER AMONG STATES TO MEET APPLICABLE LAWS AND/OR REGULATIONS. For more information about variations applicable to your state, please refer to your Annuity or consult your Financial Professional. For some of the variations specific to Annuities approved for sale by the New York State Insurance Department, see Appendix F. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section. Because the Optimum Plus Annuity grants credits with respect to your Purchase Payments, the expenses of Optimum Plus may be higher than expenses for an Annuity without a credit. In addition, the amount of the credits you receive under the Optimum Plus Annuity may be more than offset by the additional fees and charges associated with the credit.

 THE SUB-ACCOUNTS
 Each Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B invests in an underlying mutual fund portfolio. Currently, portfolios of the following underlying mutual funds are being offered:
 Advanced Series Trust and Evergreen Variable Annuity Trust. See the following page for a complete list of Sub-accounts.

 PLEASE READ THIS PROSPECTUS
 PLEASE READ THIS PROSPECTUS AND THE CURRENT PROSPECTUS FOR THE UNDERLYING MUTUAL FUNDS. KEEP THEM FOR FUTURE REFERENCE. If you are purchasing one of the Annuities as a replacement for an existing variable annuity or variable life coverage or a fixed insurance policy, you should consider any surrender or penalty charges you may incur when replacing your existing coverage and that this Annuity may be subject to a contingent deferred sales charge if you elect to surrender the Annuity or take a partial withdrawal. You should consider your need to access the Annuity's Account Value and whether the Annuity's liquidity features will satisfy that need.

 AVAILABLE INFORMATION
 We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described below - see Table of Contents. The Statement of Additional Information is incorporated by reference into this prospectus. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you, by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC.

 THESE ANNUITIES ARE NOT DEPOSITS OR OBLIGATIONS OF, OR ISSUED, GUARANTEED OR ENDORSED BY, ANY BANK, ARE NOT INSURED OR GUARANTEED BY THE U.S. GOVERNMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC), THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY. AN INVESTMENT IN AN ANNUITY INVOLVES INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF VALUE, EVEN WITH RESPECT TO AMOUNTS ALLOCATED TO THE AST MONEY MARKET SUB-ACCOUNT.

--------------------------------------------------------------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
 THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 OPTIMUM/SM/, OPTIMUM FOUR/SM/, OPTIMUM PLUS/SM/, ARE SERVICE MARKS OR REGISTERED TRADEMARKS OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND ARE USED UNDER LICENSE BY ITS AFFILIATES.
--------------------------------------------------------------------------------
                  FOR FURTHER INFORMATION CALL: 1-888-PRU-2888

               Prospectus Dated:         Statement of Additional
               May 1, 2010                    Information Dated:
                                                     May 1, 2010
               OAP-PROS-0510                            LPLOASAI

  PLEASE SEE OUR PRIVACY POLICY AND OUR IRA, ROTH IRA AND FINANCIAL DISCLOSURE
           STATEMENTS ATTACHED TO THE BACK COVER OF THIS PROSPECTUS.

                              INVESTMENT OPTIONS
 ADVANCED SERIES TRUST:
   AST Academic Strategies Asset Allocation
   AST AllianceBernstein Core Value
   AST AllianceBernstein Growth & Income
   AST American Century Income & Growth
   AST Balanced Asset Allocation
   AST Bond Portfolio 2015
   AST Bond Portfolio 2016
   AST Bond Portfolio 2017
   AST Bond Portfolio 2018
   AST Bond Portfolio 2019
   AST Bond Portfolio 2020
   AST Bond Portfolio 2021
   AST Capital Growth Asset Allocation
   AST Cohen & Steers Realty
   AST Federated Aggressive Growth
   AST Goldman Sachs Mid-Cap Growth
   AST International Growth
   AST International Value
   AST Investment Grade Bond
   AST JPMorgan International Equity
   AST Large-Cap Value
   AST Lord Abbett Bond Debenture
   AST Marsico Capital Growth
   AST Mid-Cap Value
   AST MFS Growth
   AST Money Market
   AST Neuberger Berman Mid-Cap Growth
   AST Neuberger Berman/LSV Mid-Cap Value
   AST Neuberger Berman Small-Cap Growth
   AST PIMCO Limited Maturity Bond
   AST PIMCO Total Return Bond
   AST Preservation Asset Allocation
   AST Small-Cap Growth
   AST Small-Cap Value
   AST T. Rowe Price Global Bond
   AST T. Rowe Price Large-Cap Growth
   AST Value
   AST Western Asset Core Plus Bond

 EVERGREEN VARIABLE ANNUITY TRUST:
   International Equity
   Omega

                                   CONTENTS


GLOSSARY OF TERMS.....................................................................  1

SUMMARY OF CONTRACT FEES AND CHARGES..................................................  5

EXPENSE EXAMPLES...................................................................... 15

SUMMARY............................................................................... 17

INVESTMENT OPTIONS.................................................................... 22

 WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?................... 22
 WHAT ARE THE FIXED ALLOCATIONS?...................................................... 29

FEES AND CHARGES...................................................................... 30

 WHAT ARE THE CONTRACT FEES AND CHARGES?.............................................. 30
 WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?......................................... 32
 WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?............................ 32
 EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES............................................ 32

PURCHASING YOUR ANNUITY............................................................... 33

 WHAT ARE OUR REQUIREMENTS FOR PURCHASING ONE OF THE ANNUITIES?....................... 33

MANAGING YOUR ANNUITY................................................................. 35

 MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?...................... 35
 MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?......................................... 36
 MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?............................................. 36
 MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?......................... 36
 MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?..................... 36

MANAGING YOUR ACCOUNT VALUE........................................................... 37

 HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?......................................... 37
 HOW DO I RECEIVE A LOYALTY CREDIT UNDER THE OPTIMUM AND OPTIMUM FOUR ANNUITIES?...... 37
 HOW ARE LOYALTY CREDITS APPLIED TO MY ACCOUNT VALUE UNDER THE OPTIMUM AND OPTIMUM
   FOUR ANNUITIES?.................................................................... 37
 HOW DO I RECEIVE CREDITS UNDER THE OPTIMUM PLUS ANNUITY?............................. 38
 HOW ARE CREDITS APPLIED TO ACCOUNT VALUE UNDER THE OPTIMUM PLUS ANNUITY?............. 38
 ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?........... 39
 DO YOU OFFER DOLLAR COST AVERAGING?.................................................. 40
 DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?..................................... 41
 ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?......................................... 41
 WHAT IS THE BALANCED INVESTMENT PROGRAM?............................................. 42
 MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS?. 42
 MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?.............. 42
 HOW DO THE FIXED ALLOCATIONS WORK?................................................... 43
 HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?.................................... 44
 HOW DOES THE MARKET VALUE ADJUSTMENT WORK?........................................... 44
 WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?....................................... 45

ACCESS TO ACCOUNT VALUE............................................................... 46

 WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?..................................... 46
 ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?........................................ 46
 CAN I WITHDRAW A PORTION OF MY ANNUITY?.............................................. 46
 HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?........................................ 47
 CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD?...... 47
 DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(t) OF THE INTERNAL REVENUE
   CODE?.............................................................................. 47
 WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?.......... 47
 CAN I SURRENDER MY ANNUITY FOR ITS VALUE?............................................ 48
 WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?.......................... 48
 WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?......................................... 48
 HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?................................. 49
 HOW ARE ANNUITY PAYMENTS CALCULATED?................................................. 50

                                      (i)


LIVING BENEFIT PROGRAMS.....................................................................  51

 DO YOU OFFER PROGRAMS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY
   ARE ALIVE................................................................................  51
 GUARANTEED RETURN OPTION PLUS/SM/ (GRO PLUS/SM/)...........................................  52
 GUARANTEED RETURN OPTION (GRO)(R)..........................................................  56
 GUARANTEED RETURN OPTION PLUS 2008/SM/ (GRO PLUS 2008).....................................  59
 GUARANTEED RETURN OPTION PLUS/SM/ II (GRO PLUS/SM/ II).....................................  64
 HIGHEST DAILY/SM/ GUARANTEED RETURN OPTION/SM/ (HD GRO)/SM/................................  69
 HIGHEST DAILY/SM/ GUARANTEED RETURN OPTION/SM/ II (HD GRO/SM/ II)..........................  74
 GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)...............................................  78
 GUARANTEED MINIMUM INCOME BENEFIT (GMIB)...................................................  81
 LIFETIME FIVE/SM/ INCOME BENEFIT (LIFETIME FIVE)...........................................  85
 SPOUSAL LIFETIME FIVE/SM/ INCOME BENEFIT (SPOUSAL LIFETIME FIVE)...........................  90
 HIGHEST DAILY LIFETIME FIVE/SM/ INCOME BENEFIT (HIGHEST DAILY LIFETIME FIVE)...............  93
 HIGHEST DAILY LIFETIME SEVEN/SM/ INCOME BENEFIT (HIGHEST DAILY LIFETIME SEVEN)............. 101
 SPOUSAL HIGHEST DAILY LIFETIME SEVEN/SM/INCOME BENEFIT (SPOUSAL HIGHEST DAILY LIFETIME
   SEVEN)................................................................................... 112
 HIGHEST DAILY LIFETIME 7 PLUS/SM/ INCOME BENEFIT (HIGHEST DAILY LIFETIME 7 PLUS)/SM/....... 121
 SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS/SM/ INCOME BENEFIT (SPOUSAL HIGHEST DAILY LIFETIME 7
   PLUS)/SM/................................................................................ 134
 HIGHEST DAILY LIFETIME/SM/ 6 PLUS INCOME BENEFIT (HD LIFETIME 6 PLUS)...................... 142
 SPOUSAL HIGHEST DAILY LIFETIME/SM/ 6 PLUS INCOME BENEFIT (SHD LIFETIME 6 PLUS)............. 156

DEATH BENEFIT............................................................................... 165

 WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?.............................................. 165
 BASIC DEATH BENEFIT........................................................................ 165
 OPTIONAL DEATH BENEFITS.................................................................... 165
 PRUDENTIAL ANNUITIES' ANNUITY REWARDS...................................................... 170
 PAYMENT OF DEATH BENEFITS.................................................................. 170

VALUING YOUR INVESTMENT..................................................................... 174

 HOW IS MY ACCOUNT VALUE DETERMINED?........................................................ 174
 WHAT IS THE SURRENDER VALUE OF MY ANNUITY?................................................. 174
 HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?................................................ 174
 HOW DO YOU VALUE FIXED ALLOCATIONS?........................................................ 174
 WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?................................................ 174
 WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?.............. 176

TAX CONSIDERATIONS.......................................................................... 177

GENERAL INFORMATION......................................................................... 186

 HOW WILL I RECEIVE STATEMENTS AND REPORTS?................................................. 186
 WHO IS PRUDENTIAL ANNUITIES?............................................................... 186
 WHAT ARE SEPARATE ACCOUNTS?................................................................ 187
 WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?....................................... 188
 WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?................................. 189
 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................ 192
 FINANCIAL STATEMENTS....................................................................... 192
 HOW TO CONTACT US.......................................................................... 193
 INDEMNIFICATION............................................................................ 193
 LEGAL PROCEEDINGS.......................................................................... 193
 CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION........................................ 195

APPENDIX A - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B....................... A-1

APPENDIX B - CALCULATION OF OPTIONAL DEATH BENEFITS......................................... B-1

APPENDIX C - ADDITIONAL INFORMATION ON ASSET ALLOCATION PROGRAMS............................ C-1

APPENDIX D - SELECTING THE VARIABLE ANNUITY THAT'S RIGHT FOR YOU............................ D-1

APPENDIX E - FORMULA UNDER HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT....................... E-1

APPENDIX F - ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE DEPARTMENT......... F-1

                                     (ii)


APPENDIX G - FORMULA UNDER GRO PLUS 2008 AND HIGHEST DAILY GRO BENEFIT.............. G-1

APPENDIX H - FORMULA UNDER HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT AND SPOUSAL
  HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT....................................... H-1

APPENDIX I - FORMULA UNDER HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT AND SPOUSAL
  HIGHEST DAILY LIFETIME PLUS INCOME BENEFIT........................................ I-1

APPENDIX J - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES..... J-1

APPENDIX K - FORMULA UNDER THE GUARANTEED RETURN OPTION PLUS BENEFIT................ K-1

APPENDIX L - FORMULA UNDER THE GUARANTEED RETURN OPTION BENEFIT..................... L-1

APPENDIX M - FORMULA FOR HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT AND SPOUSAL
  HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT...................................... M-1

APPENDIX N - FORMULA FOR HIGHEST DAILY GRO II AND GRO PLUS II BENEFIT............... N-1

                                     (iii)

                               GLOSSARY OF TERMS

 Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.

 ACCOUNT VALUE: The value of each allocation to a Sub-account (also referred to as a "variable investment option") plus any Fixed Allocation prior to the Annuity Date, increased by any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge ("CDSC" or "surrender charge") and/or, other than on an annuity anniversary, any fee that is deducted from the Annuity annually in arrears. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each MVA Fixed Allocation on any day other than its Maturity Date may be calculated using a market value adjustment. With respect to Optimum Plus, the Account Value includes any Credits we applied to your purchase payments that we are entitled to take back under certain circumstances. With respect to Optimum and Optimum Four, the Account Value includes any Loyalty Credit we apply. With respect to Annuities with a Highest Daily Lifetime Five Income Benefit election, Account Value includes the value of any allocation to the Benefit Fixed Rate Account.

 ADJUSTED PURCHASE PAYMENTS: As used in the discussion of certain optional benefits in this prospectus and elsewhere, Adjusted purchase payments are purchase payments, increased by any Credits applied to your Account Value in relation to such purchase payments, and decreased by any charges deducted from such purchase payments.

 ANNUITIZATION: The application of Account Value to one of the available annuity options for the Owner to begin receiving periodic payments for life (or joint lives), for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

 ANNUITY DATE: The date you choose for annuity payments to commence. Unless we agree otherwise, for Annuities issued on or after November 20, 2006, the Annuity Date must be no later than the first day of the calendar month coinciding with or next following the later of: (a) the oldest Owner's or Annuitant's 95/th/ birthday, whichever occurs first, and (b) the fifth anniversary of the Issue Date.

 ANNUITY YEAR: A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

 BENEFICIARY ANNUITY: You may purchase an Annuity if you are a beneficiary of an annuity that was owned by a decedent, subject to the requirements discussed in this Prospectus. You may transfer the proceeds of the decedent's annuity into one of the Annuities described in this prospectus and continue receiving the distributions that are required by the tax laws. This transfer option in only available for purchase of an IRA, Roth IRA, or a non-qualified annuity.

 BENEFIT FIXED RATE ACCOUNT: A fixed investment option offered as part of this Annuity that is used only if you have elected the optional Highest Daily Lifetime Five Benefit. Amounts allocated to the Benefit Fixed Rate Account earn a fixed rate of interest, and are held within our general account. You may not allocate Purchase Payments to the Benefit Fixed Rate Account. Rather, Account Value is transferred to the Benefit Fixed Rate Account only under the pre-determined mathematical formula of the Highest Daily Lifetime Five Income Benefit.

 CODE: The Internal Revenue Code of 1986, as amended from time to time.

 COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT: We offer an optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing the greater of the Highest Anniversary Value Death Benefit and a 5% annual increase on purchase payments adjusted for withdrawals.

 CONTINGENT DEFERRED SALES CHARGE (CDSC): This is a sales charge that may be deducted when you make a full or partial withdrawal under your Annuity. We refer to this as a "contingent" charge because it is imposed only if you make a withdrawal. The charge is a percentage of each applicable Purchase Payment that is being withdrawn. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. The amount and duration of the CDSC varies among the Optimum, Optimum Four and Optimum Plus. See "Summary of Contract Fees and Charges" for details on the CDSC for each Annuity.

 ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT: An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing amounts in addition to the basic Death Benefit that can be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. We no longer offer the Enhanced Beneficiary Protection Death Benefit.

 FIXED ALLOCATION: An investment option that offers a fixed rate of interest for a specified Guarantee Period during the accumulation period. Certain Fixed Allocations are subject to a market value adjustment if you withdraw Account Value prior to the Fixed Allocation's maturity (MVA Fixed Allocation).

 FREE LOOK: Under state insurance laws, you have the right, during a limited period of time, to examine your Annuity and decide if you want to keep it or cancel it. This right is referred to as your "free look" right. The length of this time period depends on the law of your state, and may vary depending on whether your purchase is a replacement or not. Check your Annuity for more details about your free look right.

 GOOD ORDER: An instruction received by us, utilizing such forms, signatures, and dating as we require, which is sufficiently complete and clear that we do not need to exercise any discretion to follow such instructions. In your Annuity contract, we use the term "In Writing" to refer to this general requirement.

 GUARANTEED MINIMUM INCOME BENEFIT (GMIB): An optional benefit that, for an additional cost, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on your total purchase payments and an annual increase of 5% on such purchase payments adjusted for withdrawals (called the "Protected Income Value"), regardless of the impact of market performance on your Account Value. We no longer offer GMIB.

 GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB): An optional benefit that, for an additional cost, guarantees your ability to withdraw amounts over time equal to an initial principal value, regardless of the impact of market performance on your Account Value. We no longer offer GMWB.

 GUARANTEE PERIOD: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

 GUARANTEED RETURN OPTION PLUS/SM/ (GRO PLUS)/SM//GUARANTEED RETURN OPTION PLUS 2008/SM/ (GRO PLUS 2008)/GUARANTEED RETURN OPTION (GRO)(R)/HIGHEST DAILY GUARANTEED RETURN OPTION (HIGHEST DAILY GRO)/SM//GUARANTEED RETURN OPTION/SM/ PLUS II (GRO PLUS II)/SM//HIGHEST DAILY/SM/ GUARANTEED RETURN OPTION/SM/ II (HD GRO II). Each of GRO Plus, GRO Plus 2008, GRO, Highest Daily GRO, GRO Plus II, and HD GRO II is a separate optional benefit that, for an additional cost, guarantees a minimum Account Value at one or more future dates and that requires your participation in a program that may transfer your Account Value according to a predetermined mathematical formula. Each benefit has different features, so please consult the pertinent benefit description in the section of the prospectus entitled "Living Benefits". Certain of these benefits are no longer available for election.

 HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV"): We offer an optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Anniversary Value, less proportional withdrawals.

 HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of a guaranteed benefit base called the Total Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Highest Daily Lifetime Five.

 HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT: An optional benefit for an additional charge, that guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime Seven is the same class of optional benefits as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime Seven.

 HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 7 Plus is the same class of optional benefits as our Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime 7 Plus.

 HIGHEST DAILY VALUE DEATH BENEFIT ("HDV"): An optional benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Daily Value, less proportional withdrawals. We no longer offer HDV.

 HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 6 Plus is the same class of optional benefit as our Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated.

 INTERIM VALUE: The value of the MVA Fixed Allocation on any date other than the Maturity Date. The Interim Value is equal to the initial value allocated to the MVA Fixed Allocation plus all interest credited to the MVA Fixed Allocation as of the date calculated, less any transfers or withdrawals from the MVA Fixed Allocation. The Interim Value does not include the effect of any MVA.

 ISSUE DATE: The effective date of your Annuity.

 KEY LIFE: Under the Beneficiary Continuation Option, or the Beneficiary Annuity, the person whose life expectancy is used to determine payments.

 LIFETIME FIVE INCOME BENEFIT: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Lifetime Five.

 MVA: A market value adjustment used in the determination of Account Value of an MVA Fixed Allocation on any day more than 30 days prior to the Maturity Date of such MVA Fixed Allocation.

 OWNER: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity who has the rights and benefits designated as to the "Participant" in the certificate.

 SPOUSAL LIFETIME FIVE INCOME BENEFIT: An optional benefit that, for an additional cost, guarantees until the later death of two Designated Lives (as defined in this Prospectus) the ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Spousal Lifetime Five.

 SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime Seven Income Benefit and is the same class of optional benefits as our Spousal Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime Seven.

 SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 7 Plus Income Benefit and is the same class of optional benefits as our Spousal Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime 7 Plus.

 SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 6 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated.

 SUB-ACCOUNT: We issue your Annuity through our separate account. See "What is the Separate Account?" under the General Information section. The separate account invests in underlying mutual fund portfolios. From an accounting perspective, we divide the separate account into a number of sections, each of which corresponds to a particular underlying mutual fund portfolio. We refer to each such section of our separate account as a "Sub-account".

 SURRENDER VALUE: The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, any Tax Charge and the charge for any optional benefits and any additional amounts we applied to your purchase payments that we may be entitled to recover under certain circumstances. The surrender value may be calculated using a MVA with respect to amounts in any MVA Fixed Allocation.

 UNIT: A measure used to calculate your Account Value in a Sub-account during the accumulation period.

 VALUATION DAY: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

                     SUMMARY OF CONTRACT FEES AND CHARGES

 Below is a summary of the fees and charges for the Annuities. Some fees and charges are assessed against each Annuity while others are assessed against assets allocated to the Sub-accounts. The fees and charges that are assessed against an Annuity include any applicable Contingent Deferred Sales Charge, Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the Sub-accounts are the Mortality and Expense Risk charge, the charge for Administration of the Annuity, any applicable Distribution Charge and the charge for certain optional benefits you elect. Certain optional benefits deduct a charge from each Annuity based on a percentage of a "protected value." Each underlying mutual fund portfolio assesses a fee for investment management, other expenses and, with some mutual funds, a 12b-1 fee. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.

 The following tables provide a summary of the fees and charges you will pay if you surrender your Annuity or transfer Account Value among investment options. These fees and charges are described in more detail within this Prospectus.

                         -----------------------------
                         TRANSACTION FEES AND CHARGES
                         -----------------------------

 CONTINGENT DEFERRED SALES CHARGES FOR EACH ANNUITY /1/
                                    OPTIMUM

             Yr. 1 Yr. 2 Yr. 3 Yr. 4 Yr. 5 Yr. 6 Yr. 7 Yr. 8 Yr. 9+
             ------------------------------------------------------
             7.5%  7.0%  6.5%  6.0%  5.0%  4.0%  3.0%  2.0%   0.0%
             ------------------------------------------------------

                                  OPTIMUM FOUR

                         Yr. 1 Yr. 2 Yr. 3 Yr. 4 Yr. 5+
                         ------------------------------
                         8.5%  8.0%  7.0%  6.0%   0.0%
                         ------------------------------

                                  OPTIMUM PLUS
 For Annuities issued prior to November 20, 2006, the following schedule applies:

      Yr. 1 Yr. 2 Yr. 3 Yr. 4 Yr. 5 Yr. 6 Yr. 7 Yr. 8 Yr. 9 Yr. 10 Yr. 11+
      --------------------------------------------------------------------
      9.0%  9.0%  8.5%  8.0%  7.0%  6.0%  5.0%  4.0%  3.0%   2.0%   0.0%
      --------------------------------------------------------------------

 For Annuities issued on or after November 20, 2006 (subject to state availability), the following schedule applies:

      Yr. 1 Yr. 2 Yr. 3 Yr. 4 Yr. 5 Yr. 6 Yr. 7 Yr. 8 Yr. 9 Yr. 10 Yr. 11+
      --------------------------------------------------------------------
      9.0%  9.0%  8.0%  7.0%  6.0%  5.0%  4.0%  3.0%  2.0%   1.0%   0.0%
      --------------------------------------------------------------------

 1 The Contingent Deferred Sales Charges are assessed upon surrender or withdrawal. The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period during which a particular percentage applies is measured from the Issue Date of the Annuity.

   --------------------------------------------------------------------------
                      OTHER TRANSACTION FEES AND CHARGES

                        (assessed against each Annuity)
   --------------------------------------------------------------------------
      FEE/CHARGE          OPTIMUM         OPTIMUM FOUR       OPTIMUM PLUS
   --------------------------------------------------------------------------
   TRANSFER FEE /1/   $15.00 maximum     $15.00 maximum     $15.00 maximum
                     currently, $10.00  currently, $10.00  currently, $10.00
   --------------------------------------------------------------------------
   TAX CHARGE /2/       0% to 3.5%         0% to 3.5%         0% to 3.5%
   --------------------------------------------------------------------------

 1 Currently, we deduct the fee after the 20/th/ transfer each Annuity Year. We guarantee that the number of charge free transfers per Annuity Year will never be less than 8.
 2 In some states a tax is payable, either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is assessed as a percentage of purchase payments, Surrender Value, or Account Value, as applicable. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. See the subsection "Tax Charge" under "Fees and Charges" in this Prospectus.

 The following table provides a summary of the periodic fees and charges you will pay while you own your Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

------------------------------------------------------------------------------------------------------
                                      PERIODIC FEES AND CHARGES

                                   (assessed against each Annuity)
------------------------------------------------------------------------------------------------------
         FEE/CHARGE                   OPTIMUM               OPTIMUM FOUR            OPTIMUM PLUS
ANNUAL MAINTENANCE FEE /1/     Lesser of $35 or 2% of  Lesser of $35 or 2% of  Lesser of $35 or 2% of
                                 Account Value /2/       Account Value /2/         Account Value
                               -----------------------------------------------------------------------
  BENEFICIARY
  CONTINUATION                 Lesser of $30 or 2% of  Lesser of $30 or 2% of  Lesser of $30 or 2% of
  OPTION ONLY                      Account Value           Account Value           Account Value
------------------------------------------------------------------------------------------------------
ANNUAL FEES CHARGES/OF THE SUB-ACCOUNTS /3/
(assessed as a percentage of the daily net assets of the Sub-accounts)
------------------------------------------------------------------------------------------------------
         FEE/CHARGE
MORTALITY & EXPENSE                    0.50%                   1.50%                   0.50%
RISK CHARGE /4/
------------------------------------------------------------------------------------------------------
ADMINISTRATION CHARGE /4/              0.15%                   0.15%                   0.15%
------------------------------------------------------------------------------------------------------
DISTRIBUTION CHARGE /5/           0.60% In Annuity              N/A               1.00% in Annuity
                                     Years 1-8                                       Years 1-10
------------------------------------------------------------------------------------------------------
SETTLEMENT SERVICE CHARGE /6/    1.40% (qualified);      1.40% (qualified);      1 40% (qualified);
                               1.00% (non-qualified)   1.00% (non-qualified)   1.00% (non-qualified)
------------------------------------------------------------------------------------------------------
TOTAL ANNUAL CHARGES OF           1.25% In Annuity             1.65%              1.65% in Annuity
THE SUB-ACCOUNTS                     Years 1-8;                                     Years 1-10;
(EXCLUDING SETTLEMENT             0.65% In Annuity                                0.65% in Annuity
SERVICE CHARGE)                  Years 9 and later                               Years 11 and later
------------------------------------------------------------------------------------------------------

 1 Assessed annually on the Annuity's anniversary date or upon surrender. For beneficiaries who elect the non-qualified Beneficiary Continuation Option, the fee is only applicable if Account Value is less than $25,000 at the time the fee is assessed.
 2 Only applicable if Account Value is less than $100,000. Fee may differ in certain States.
 3  These charges are deducted daily and apply to the Sub-accounts only.
 4 The combination of the Mortality and Expense Risk Charge and Administration Charge is referred to as the "Insurance Charge" elsewhere in this Prospectus.
 5 The Distribution Charge is 0.00% in Annuity Years 9+ for Optimum and in Annuity Years 11+ for Optimum Plus.
 6 The Mortality & Expense Risk Charge, the Administration Charge and the Distribution Charge (if applicable) do not apply if you are a beneficiary under the Beneficiary Continuation Option. The Settlement Service Charge applies only if your beneficiary elects the Beneficiary Continuation Option.

 The following table sets forth the charge for each optional benefit under the Annuity. These fees would be in addition to the periodic fees and transaction fees set forth in the tables above.

-------------------------------------------------------------------------------------------------
                           YOUR OPTIONAL BENEFIT FEES AND CHARGES/ 1/
-------------------------------------------------------------------------------------------------
          OPTIONAL BENEFIT              OPTIONAL        TOTAL          TOTAL          TOTAL
                                       BENEFIT FEE/     ANNUAL         ANNUAL         ANNUAL
                                         CHARGE       CHARGE/ 2/     CHARGE/ 2/     CHARGE /2/
                                                         FOR            FOR            FOR
                                                       OPTIMUM        OPTIMUM        OPTIMUM
                                                                        FOUR           PLUS
-------------------------------------------------------------------------------------------------
GRO PLUS II
CURRENT AND MAXIMUM CHARGE /3/            0.60%          1.85%          2.25%          2.25%
(ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
-------------------------------------------------------------------------------------------------
HIGHEST DAILY GRO II
CURRENT AND MAXIMUM CHARGE /3/            0.60%          1.85%          2.25%          2.25%
(ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
-------------------------------------------------------------------------------------------------
HIGHEST DAILY LIFETIME 6 PLUS (HD 6
PLUS)
MAXIMUM CHARGE                            1.50%      1.25% + 1.50%  1.65% + 1.50%  1.65% + 1.50%
(ASSESSED AGAINST GREATER OF ACCOUNT
VALUE AND PWV)
CURRENT CHARGE                            0.85%      1.25% + 0.85%  1.65% + 0.85%  1.65% + 0.85%
(ASSESSED AGAINST GREATER OF ACCOUNT
VALUE AND PWV)
-------------------------------------------------------------------------------------------------
HIGHEST DAILY LIFETIME 6 PLUS WITH
LIFETIME INCOME ACCELERATOR (LIA)
MAXIMUM CHARGE /3/                        2.00%      1.25% + 2.00%  1.65% + 2.00%  1.65% + 2.00%
(ASSESSED AGAINST GREATER OF ACCOUNT
VALUE AND PWV)
CURRENT CHARGE                            1.20%      1.25% + 1.20%  1.65% + 1.20%  1.65% + 1.20%
(ASSESSED AGAINST GREATER OF ACCOUNT
VALUE AND PWV)
-------------------------------------------------------------------------------------------------
SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS
MAXIMUM CHARGE /3/                        1.50%      1.25% + 1.50%  1.65% + 1.50%  1.65% + 1.50%
(ASSESSED AGAINST GREATER OF ACCOUNT
VALUE AND PWV)
CURRENT CHARGE                            0.95%      1.25% + 0.95%  1.65% + 0.95%  1.65% + 0.95%
(ASSESSED AGAINST GREATER OF ACCOUNT
VALUE AND PWV)
-------------------------------------------------------------------------------------------------
GUARANTEED RETURN OPTION (GRO)/GRO
PLUS
MAXIMUM CHARGE /3/                        0.75%          2.00%          2.40%          2.40%
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
CURRENT CHARGE                            0.25%          1.50%          1.90%          1.90%
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
-------------------------------------------------------------------------------------------------
GUARANTEED RETURN OPTION PLUS 2008
(GRO PLUS 2008)
MAXIMUM CHARGE /3/                        0.75%          2.00%          2.40%          2.40%
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
CURRENT CHARGE                            0.60%          1.85%          2.25%          2.25%
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
(IF ELECTED ON OR AFTER MAY 1, 2009)
-------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
                           YOUR OPTIONAL BENEFIT FEES AND CHARGES/ 1/
--------------------------------------------------------------------------------------------------
          OPTIONAL BENEFIT              OPTIONAL         TOTAL          TOTAL          TOTAL
                                       BENEFIT FEE/      ANNUAL         ANNUAL         ANNUAL
                                         CHARGE        CHARGE/ 2/     CHARGE/ 2/     CHARGE /2/
                                                          FOR            FOR            FOR
                                                        OPTIMUM        OPTIMUM        OPTIMUM
                                                                         FOUR           PLUS
--------------------------------------------------------------------------------------------------
HIGHEST DAILY GUARANTEED RETURN
OPTION (HD GRO)
MAXIMUM CHARGE /3/                        0.75%          2.00%           2.40%          2.40%
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
CURRENT CHARGE                            0.60%          1.85%           2.25%          2.25%
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
(IF ELECTED ON OR AFTER MAY 1, 2009)
--------------------------------------------------------------------------------------------------
GUARANTEED MINIMUM WITHDRAWAL BENEFIT
(GMWB)
MAXIMUM CHARGE /3/                        1.00%          2.25%           2.65%          2.65%
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
CURRENT CHARGE                            0.35%          1.60%           2.00%          2.00%
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
--------------------------------------------------------------------------------------------------
GUARANTEED MINIMUM INCOME BENEFIT
(GMIB)
MAXIMUM CHARGE /3/                        1.00%      1.25% + 1.00%   1.65% + 1.00%  1.65% + 1.00%
(ASSESSED AGAINST PIV)
CURRENT CHARGE                            0.50%      1.25% + 0.50%   1.65% + 0.50%  1.65% + 0.50%
(ASSESSED AGAINST PIV)
--------------------------------------------------------------------------------------------------
LIFETIME FIVE INCOME BENEFIT
MAXIMUM CHARGE /3/                        1.50%          2.75%           3.15%          3.15%
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
CURRENT CHARGE                            0.60%          1.85%           2.25%          2.25%
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
--------------------------------------------------------------------------------------------------
SPOUSAL LIFETIME FIVE INCOME BENEFIT
MAXIMUM CHARGE /3/                        1.50%          2.75%           3.15%          3.15%
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
CURRENT CHARGE                            0.75%          2.00%           2.40%          2.40%
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
--------------------------------------------------------------------------------------------------
HIGHEST DAILY LIFETIME FIVE INCOME
BENEFIT
MAXIMUM CHARGE /3/                        1.50%          2.75%           3.15%          3.15%
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
CURRENT CHARGE                            0.60%          1.85%           2.25%          2.25%
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
--------------------------------------------------------------------------------------------------
HIGHEST DAILY LIFETIME SEVEN INCOME
BENEFIT
MAXIMUM CHARGE /3/                        1.50%      1.25% + 1.50%   1.65% + 1.50%  1.65% + 1.50%
(ASSESSED AGAINST THE PWV)
CURRENT CHARGE                            0.60%      1.25% + 0.60%   1.65% + 0.60%  1.65% + 0.60%
(ASSESSED AGAINST THE PWV)
--------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
                           YOUR OPTIONAL BENEFIT FEES AND CHARGES/ 1/
-------------------------------------------------------------------------------------------------
          OPTIONAL BENEFIT              OPTIONAL        TOTAL          TOTAL          TOTAL
                                       BENEFIT FEE/     ANNUAL         ANNUAL         ANNUAL
                                         CHARGE       CHARGE/ 2/     CHARGE/ 2/     CHARGE /2/
                                                         FOR            FOR            FOR
                                                       OPTIMUM        OPTIMUM        OPTIMUM
                                                                        FOUR           PLUS
-------------------------------------------------------------------------------------------------
HIGHEST DAILY LIFETIME SEVEN WITH
BENEFICIARY INCOME OPTION (BIO)
MAXIMUM CHARGE /3/                     2.00% of PWV  1.25% + 2.00%  1.65% + 2.00%  1.65% + 2.00%
(ASSESSED AGAINST THE PWV)
CURRENT CHARGE                         0.95% of PWV  1.25% + 0.95%  1.65% + 0.95%  1.65% + 0.95%
(ASSESSED AGAINST THE PWV)
-------------------------------------------------------------------------------------------------
HIGHEST DAILY LIFETIME SEVEN WITH
LIFETIME INCOME ACCELERATOR (LIA)
MAXIMUM CHARGE /3/                     2.00% of PWV  1.25% + 2.00%  1.65% + 2.00%  1.65% + 2.00%
(ASSESSED AGAINST THE PWV)
CURRENT CHARGE                         0.95% of PWV  1.25% + 0.95%  1.65% + 0.95%  1.65% + 0.95%
(ASSESSED AGAINST THE PWV)
-------------------------------------------------------------------------------------------------
SPOUSAL HIGHEST DAILY LIFETIME SEVEN
INCOME BENEFIT
MAXIMUM CHARGE /3/                     1.50% of PWV  1.25% + 1.50%  1.65% + 1.50%  1.65% + 1.50%
(ASSESSED AGAINST THE PWV)
CURRENT CHARGE                         0.75% of PWV  1.25% + 0.75%  1.65% + 0.75%  1.65% + 0.75%
(ASSESSED AGAINST THE PWV)
-------------------------------------------------------------------------------------------------
SPOUSAL HIGHEST DAILY LIFETIME SEVEN
WITH BENEFICIARY INCOME BENEFIT (BIO)
MAXIMUM CHARGE /3/                     2.00% of PWV  1.25% + 2.00%  1.65% + 2.00%  1.65% + 2.00%
(ASSESSED AGAINST THE PWV)
CURRENT CHARGE                         0.95% of PWV  1.25% + 0.95%  1.65% + 0.95%  1.65% + 0.95%
(ASSESSED AGAINST THE PWV)
-------------------------------------------------------------------------------------------------
HIGHEST DAILY LIFETIME 7 PLUS
MAXIMUM CHARGE /3/                        1.50%      1.25% + 1.50%  1.65% + 1.50%  1.65% + 1.50%
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)
CURRENT CHARGE                            0.75%      1.25% + 0.75%  1.65% + 0.75%  1.65% + 0.75%
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)
-------------------------------------------------------------------------------------------------
HIGHEST DAILY LIFETIME 7 PLUS WITH
BENEFICIARY INCOME OPTION (BIO)
MAXIMUM CHARGE /3/                        2.00%      1.25% + 2.00%  1.65% + 2.00%  1.65% + 2.00%
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)
CURRENT CHARGE                            1.10%      1.25% + 1.10%  1.65% + 1.10%  1.65% + 1.10%
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)
-------------------------------------------------------------------------------------------------
HIGHEST DAILY LIFETIME 7 PLUS WITH
LIFETIME INCOME ACCELERATOR (LIA)
MAXIMUM CHARGE /3/                        2.00%      1.25% + 2.00%  1.65% + 2.00%  1.65% + 2.00%
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)
CURRENT CHARGE                            1.10%      1.25% + 1.10%  1.65% + 1.10%  1.65% + 1.10%
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)
-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
                           YOUR OPTIONAL BENEFIT FEES AND CHARGES/ 1/
-------------------------------------------------------------------------------------------------
          OPTIONAL BENEFIT              OPTIONAL        TOTAL          TOTAL          TOTAL
                                       BENEFIT FEE/     ANNUAL         ANNUAL         ANNUAL
                                         CHARGE       CHARGE/ 2/     CHARGE/ 2/     CHARGE /2/
                                                         FOR            FOR            FOR
                                                       OPTIMUM        OPTIMUM        OPTIMUM
                                                                        FOUR           PLUS
-------------------------------------------------------------------------------------------------
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS
MAXIMUM CHARGE /3/                        1.50%      1.25% + 1.50%  1.65% + 1.50%  1.65% + 1.50%
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)
CURRENT CHARGE                            0.90%      1.25% + 0.90%  1.65% + 0.90%  1.65% + 0.90%
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)
-------------------------------------------------------------------------------------------------
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS
WITH BENEFICIARY INCOME OPTION (BIO)
MAXIMUM CHARGE /3/                        2.00%      1.25% + 2.00%  1.65% + 2.00%  1.65% + 2.00%
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)
CURRENT CHARGE                            1.10%      1.25% + 1.10%  1.65% + 1.10%  1.65% + 1.10%
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)
-------------------------------------------------------------------------------------------------
ENHANCED BENEFICIARY PROTECTION DEATH
BENEFIT
CURRENT AND MAXIMUM CHARGE /4/            0.25%          1.50%          1.90%          1.90%
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
-------------------------------------------------------------------------------------------------
HIGHEST ANNIVERSARY VALUE DEATH
BENEFIT ("HAV")
CURRENT AND MAXIMUM CHARGE /4/            0.40%          1.65%          2.05%          2.05%
(IF ELECTED ON OR AFTER MAY 1, 2009)
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
-------------------------------------------------------------------------------------------------
COMBINATION 5% ROLL-UP AND HAV DEATH
BENEFIT
CURRENT AND MAXIMUM CHARGE /4/            0.80%          2.05%          2.45%          2.45%
(IF ELECTED ON OR AFTER MAY 1, 2009)
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
-------------------------------------------------------------------------------------------------
HIGHEST DAILY VALUE DEATH BENEFIT
("HDV")
CURRENT AND MAXIMUM CHARGE /4/            0.50%          1.75%          2.15%          2.15%
(ASSESSED AGAINST SUB-ACCOUNT NET
ASSETS)
-------------------------------------------------------------------------------------------------
PLEASE REFER TO THE SECTION OF THIS PROSPECTUS THAT DESCRIBES EACH OPTIONAL BENEFIT FOR A
COMPLETE DESCRIPTION OF THE BENEFIT, INCLUDING ANY RESTRICTIONS OR LIMITATIONS THAT MAY APPLY.
-------------------------------------------------------------------------------------------------

 HOW CHARGE IS DETERMINED

 1 GRO PLUS II. Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For Optimum, the 1.85% total annual charge applies in Annuity Years 1-8 and is 1.25% thereafter. For Optimum Four, the 2.25% total annual charge applies in all Annuity Years, and for Optimum Plus, the 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter.
    HIGHEST DAILY GRO II. Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For Optimum, the 1.85% total annual charge applies in Annuity Years 1-8 and is 1.25% thereafter. For Optimum Four, the 2.25% total annual charge applies in all Annuity Years, and for Optimum Plus the 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter.
    HIGHEST DAILY LIFETIME 6 PLUS. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For Optimum, 0.85% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 0.85% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in all Annuity Years. For Optimum Plus, 0.85% charge is in addition to 1.65% charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% thereafter.
    HIGHEST DAILY LIFETIME 6 PLUS WITH LIA. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For Optimum, 1.20% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 1.20% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in all Annuity Years. For Optimum Plus, 1.20% charge is in addition to 1.65% charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% thereafter.
    SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For Optimum, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For Optimum Plus, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years.
    Guaranteed Return Option/GRO Plus: Charge for each benefit is assessed against the average daily net assets of the Sub-accounts. For OPTIMUM, 1.50% total annual charge applies in Annuity years 1-8 and is 0.90% thereafter. For OPTIMUM FOUR, 1.90% total annual charge applies in all Annuity Years, and for OPTIMUM PLUS, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. Each benefit is no longer available for new elections.
    GRO PLUS 2008: Charge for the benefit is assessed against the average daily net assets of the Sub-accounts. IF YOU ELECTED THE BENEFIT PRIOR TO MAY 1, 2009, THE FEES ARE AS FOLLOWS: The charge is 0.35% of Sub-account assets. For OPTIMUM, 1.60% total annual charge applies in Annuity Years 1-8 and is 1.00% thereafter. For OPTIMUM FOUR, 2.00% total annual charge applies in all Annuity Years, and for OPTIMUM PLUS, 2.00% total annual charge applies in Annuity Years 1-10 and is 1.00% thereafter. IF YOU ELECT THE BENEFIT ON OR AFTER MAY 1, 2009, THE FEES ARE AS FOLLOWS: For OPTIMUM, 1.85% total annual charge applies in Annuity Years 1-8 and is 1.25% thereafter. For OPTIMUM FOUR, 2.25% total annual charge applies in all Annuity Years, and for OPTIMUM PLUS, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. Except in certain states, this benefit is no longer available for new elections.
    HIGHEST DAILY GRO: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. IF YOU ELECTED THE BENEFIT PRIOR TO MAY 1, 2009, THE FEES ARE AS FOLLOWS: The current charge is .35% of Sub-account assets. For OPTIMUM, 1.60% total annual charge applies in Annuity years 1-8 and 1.00% thereafter. For OPTIMUM FOUR, 2.00% total annual charge applies in all Annuity years, and for OPTIMUM PLUS, 2.00% total annual charge applies in Annuity Years 1-10 and is 1.00% thereafter. IF YOU ELECTED THE BENEFIT ON OR AFTER MAY 1, 2009, THE FEES ARE AS
    FOLLOWS: For OPTIMUM, 1.85% total annual charge applies in Annuity years 1-8 and 1.25% thereafter. For OPTIMUM FOUR, 2.25% total annual charge applies in all Annuity years, and for OPTIMUM PLUS, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. Except in certain states, this benefit is no longer available for new elections. GUARANTEED MINIMUM WITHDRAWAL BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For OPTIMUM, 1.60% total annual charge applies in Annuity Years 1-8 and is 1.00% thereafter. For OPTIMUM FOUR, 2.00% total annual charge applies in all Annuity Years, and for OPTIMUM PLUS, 2.00% total annual charge applies in Annuity Years 1-10 and is 1.00% thereafter. This benefit is no longer available for new elections.
    GUARANTEED MINIMUM INCOME BENEFIT: Charge for this benefit is assessed against the GMIB Protected Income Value ("PIV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the Fixed Allocations. For OPTIMUM, 0.50% of PIV for GMIB is in addition to 1.25% annual charge in years 1-8 and 0.65% thereafter. For OPTIMUM FOUR, 0.50% of PIV for GMIB is in addition to 1.65% annual charge. For OPTIMUM PLUS, 0.50% of PIV for GMIB is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.
    LIFETIME FIVE INCOME BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For OPTIMUM, 1.85% total annual charge applies in Annuity years 1-8 and is 1.25% thereafter. For OPTIMUM FOUR, 2.25% total annual charge applies in all Annuity years, and for OPTIMUM PLUS, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.
    SPOUSAL LIFETIME FIVE INCOME BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For OPTIMUM, 2.00% total annual charge applies in Annuity years 1-8 and is 1.40% thereafter. For OPTIMUM FOUR, 2.40% total annual charge applies in all Annuity years, and for OPTIMUM PLUS, 2.40% total annual charge applies in Annuity Years 1-10 and is 1.40% thereafter. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For OPTIMUM, 1.85% total annual charge applies in Annuity years 1-8 and is 1.25% thereafter. For OPTIMUM FOUR, 2.25% total annual charge applies in all Annuity years, and for OPTIMUM PLUS, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME SEVEN: Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For OPTIMUM, 0.60% for Highest Daily Lifetime Seven is in addition to 1.25% annual charge in years 1-8 and 0.65% thereafter. For Optimum Four 0.60% for Highest Daily Lifetime Seven is in addition to 1.65% annual charge. For OPTIMUM PLUS, 0.60% for Highest Daily Lifetime Seven is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME SEVEN WITH BIO. Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For OPTIMUM, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For OPTIMUM FOUR, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For OPTIMUM PLUS, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME SEVEN WITH LIA. Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For OPTIMUM, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For OPTIMUM FOUR, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For OPTIMUM PLUS, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
    SPOUSAL HIGHEST DAILY LIFETIME SEVEN: Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). For OPTIMUM, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.25% annual charge in years 1-8 and 0.65% thereafter. For OPTIMUM FOUR, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.65% annual charge. For OPTIMUM PLUS, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.
    SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BIO. Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For OPTIMUM, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For OPTIMUM FOUR, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For OPTIMUM PLUS, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

    HIGHEST DAILY LIFETIME 7 PLUS. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For OPTIMUM, 0.75% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For OPTIMUM FOUR, 0.75% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For OPTIMUM PLUS, 0.75% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and .65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME 7 PLUS WITH BIO. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For OPTIMUM, 1.10% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For OPTIMUM FOUR, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For OPTIMUM PLUS, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME 7 PLUS WITH LIA. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For OPTIMUM, 1.10% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For OPTIMUM FOUR, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For OPTIMUM PLUS, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
    SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For OPTIMUM, 0.90% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For OPTIMUM FOUR, 0.90% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For OPTIMUM PLUS, 0.90% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
    SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BIO. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For OPTIMUM, 1.10% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For OPTIMUM FOUR, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For OPTIMUM PLUS, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
    ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For OPTIMUM, 1.50% total annual charge applies in Annuity years 1-8 and is 0.90% thereafter. For OPTIMUM FOUR, 1.90% total annual charge applies in all Annuity years, and for OPTIMUM PLUS, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. This benefit is no longer available for new elections.
    HIGHEST ANNIVERSARY VALUE DEATH BENEFIT. Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. IF YOU ELECTED THE BENEFIT PRIOR TO MAY 1, 2009, THE FEES ARE AS FOLLOWS: The charge is 0.25% of Sub-account assets if you elected the benefit prior to May 1, 2009. For OPTIMUM, 1.50% total annual charge applies in Annuity Years 1-8 and is 0.90% thereafter. For OPTIMUM FOUR, 1.90% total annual charge applies in all Annuity Years, and for OPTIMUM PLUS, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. IF YOU ELECTED THE BENEFIT ON OR AFTER MAY 1, 2009, THE FEES ARE AS FOLLOWS: For OPTIMUM, 1.65% total annual charge applies in Annuity Years 1-8 and is 1.05% thereafter. For OPTIMUM FOUR, 2.05% total annual charge applies in all Annuity Years, and for OPTIMUM PLUS, 2.05% total annual charge applies in Annuity Years 1-10 and is 1.05% thereafter.
    COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. IF YOU ELECTED THE BENEFIT PRIOR TO MAY 1, 2009, THE FEES ARE AS FOLLOWS: The charge is 0.50% of Sub-account assets if you elected the benefit prior to May 1, 2009. For OPTIMUM, 1.75% total annual charge applies in Annuity Years 1-8 and is 1.15% thereafter. For OPTIMUM FOUR, 2.15% total annual charge applies in all Annuity Years, and for OPTIMUM PLUS, 2.15% total annual charge applies in Annuity Years 1-10 and is 1.15% thereafter. IF YOU ELECTED THE BENEFIT ON OR AFTER MAY 1, 2009, THE FEES ARE AS FOLLOWS: For OPTIMUM, 2.05% total annual charge applies in Annuity Years 1-8 and is 1.45% thereafter. For OPTIMUM FOUR, 2.45% total annual charge applies in all Annuity Years, and OPTIMUM PLUS, 2.45% total annual charge applies in Annuity Years 1-10 and is 1.45% thereafter.
    HIGHEST DAILY VALUE DEATH BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For OPTIMUM, 1.75% total annual charge applies in Annuity years 1-8 and is 1.15% thereafter. For OPTIMUM FOUR, 2.15% total annual charge applies in all Annuity years, and for OPTIMUM PLUS, 2.15% total annual charge applies in Annuity Years 1-10 and is 1.15% thereafter. This benefit is no longer available for new elections.
 2 The Total Annual Charge includes the Insurance Charge and Distribution Charge (if applicable) assessed against the average daily net assets allocated to the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit. With respect to GMIB, the 0.50% charge is assessed against the GMIB Protected Income Value. With respect to Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily 6 Plus, the charge is assessed against the Protected Withdrawal Value (greater of PWV and Account Value, for the "Plus" benefits). With respect to each of Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily 6 Plus, one-fourth of the annual charge is deducted quarterly. These optional benefits are not available under the Beneficiary Continuation Option.
 3 We reserve the right to increase the charge up to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit.
 4 Our reference in the fee table to "current and maximum" charge does not connote that we have the authority to increase the charge for Annuities that already have been issued. Rather, the reference indicates that there is no maximum charge to which the current charge could be increased for existing Annuities. However, our State filings may have included a provision allowing us to impose an increased charge for newly-issued Annuities.

 The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds ("Portfolios") as of December 31, 2009. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

              ----------------------------------------------------
                  TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES
              ----------------------------------------------------
                                                 MINIMUM  MAXIMUM
              ----------------------------------------------------
              TOTAL PORTFOLIO OPERATING EXPENSE  0.62%    2.59%
              ----------------------------------------------------

 The following are the total annual expenses for each underlying mutual fund ("Portfolio") as of December 31, 2008, except as noted. The "Total Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. There is no guarantee that actual expenses will be the same as those shown in the table. For certain of the underlying Portfolios, a portion of the management fee has been waived and/or other expenses have been partially reimbursed. The existence of any such fee waivers and/or reimbursements have been reflected in the footnotes. The following expenses are deducted by the underlying Portfolio before it provides Prudential Annuities with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888.

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                                         UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                             (as a percentage of the average net assets of the underlying Portfolios)
------------------------------------------------------------------------------------------------------------------------------------
                                                               For the year ended December 31, 2009
                              -------------------------------------------------------------------------------------------
         UNDERLYING                                                                                 Total
         PORTFOLIO                                                         Broker Fees  Acquired   Annual
                                                                Dividend   and Expenses Portfolio Portfolio  Fee Waiver
                              Management  Other   Distribution Expense on    on Short    Fees &   Operating  or Expense
                                 Fees    Expenses (12b-1) Fees Short Sales    Sales     Expenses  Expenses  Reimbursement
--------------------------------------------------------------------------------------------------------------------------
 AST Academic Strategies
  Asset Allocation              0.72%     0.08%      0.00%        0.02%       0.00%       0.75%     1.57%       0.00%
 AST AllianceBernstein
  Core Value                    0.75%     0.20%      0.00%        0.00%       0.00%       0.00%     0.95%       0.00%
 AST AllianceBernstein
  Growth & Income               0.75%     0.13%      0.00%        0.00%       0.00%       0.00%     0.88%       0.00%
 AST American Century
  Income & Growth               0.75%     0.19%      0.00%        0.00%       0.00%       0.00%     0.94%       0.00%
 AST Balanced Asset
  Allocation                    0.15%     0.02%      0.00%        0.00%       0.00%       0.91%     1.08%       0.00%
 AST Bond Portfolio 2015/ 1/    0.64%     0.17%      0.00%        0.00%       0.00%       0.00%     0.81%       0.00%
 AST Bond Portfolio 2016/ 1/    0.64%     1.10%      0.00%        0.00%       0.00%       0.00%     1.74%      -0.74%
 AST Bond Portfolio 2017/ 1/    0.64%     0.32%      0.00%        0.00%       0.00%       0.00%     0.96%       0.00%
 AST Bond Portfolio 2018/ 1/    0.64%     0.19%      0.00%        0.00%       0.00%       0.00%     0.83%       0.00%
 AST Bond Portfolio 2019/ 1/    0.64%     0.22%      0.00%        0.00%       0.00%       0.00%     0.86%       0.00%
 AST Bond Portfolio 2020/ 1/    0.64%     1.95%      0.00%        0.00%       0.00%       0.00%     2.59%      -1.59%
 AST Bond Portfolio 2021/ 1/    0.64%     0.32%      0.00%        0.00%       0.00%       0.00%     0.96%       0.00%
 AST Capital Growth Asset
  Allocation                    0.15%     0.02%      0.00%        0.00%       0.00%       0.94%     1.11%       0.00%
 AST Cohen & Steers
  Realty                        1.00%     0.16%      0.00%        0.00%       0.00%       0.00%     1.16%       0.00%
 AST Federated Aggressive
  Growth                        0.95%     0.19%      0.00%        0.00%       0.00%       0.00%     1.14%       0.00%
 AST Goldman Sachs Mid-
  Cap Growth                    1.00%     0.18%      0.00%        0.00%       0.00%       0.00%     1.18%       0.00%
 AST International Growth       1.00%     0.13%      0.00%        0.00%       0.00%       0.00%     1.13%       0.00%
 AST International Value        1.00%     0.14%      0.00%        0.00%       0.00%       0.00%     1.14%       0.00%
 AST Investment Grade
  Bond/ 1/                      0.64%     0.13%      0.00%        0.00%       0.00%       0.00%     0.77%       0.00%
 AST JPMorgan
  International Equity          0.90%     0.18%      0.00%        0.00%       0.00%       0.00%     1.08%       0.00%
 AST Large-Cap Value            0.75%     0.13%      0.00%        0.00%       0.00%       0.00%     0.88%       0.00%
 AST Lord Abbett Bond-
  Debenture                     0.80%     0.16%      0.00%        0.00%       0.00%       0.00%     0.96%       0.00%
 AST Marsico Capital
  Growth                        0.90%     0.12%      0.00%        0.00%       0.00%       0.00%     1.02%       0.00%
 AST Mid-Cap Value              0.95%     0.19%      0.00%        0.00%       0.00%       0.00%     1.14%       0.00%
 AST MFS Growth                 0.90%     0.13%      0.00%        0.00%       0.00%       0.00%     1.03%       0.00%
 AST Money Market/ 2/           0.50%     0.12%      0.00%        0.00%       0.00%       0.00%     0.62%      -0.01%
 AST Neuberger Berman
  Mid-Cap Growth                0.90%     0.15%      0.00%        0.00%       0.00%       0.00%     1.05%       0.00%

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                                         UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                             (as a percentage of the average net assets of the underlying Portfolios)
------------------------------------------------------------------------------------------------------------------------------------

                              -----------
         UNDERLYING
         PORTFOLIO            Net Annual
                                 Fund
                              Operating
                               Expenses
----------------------------------------
 AST Academic Strategies
  Asset Allocation              1.57%
 AST AllianceBernstein
  Core Value                    0.95%
 AST AllianceBernstein
  Growth & Income               0.88%
 AST American Century
  Income & Growth               0.94%
 AST Balanced Asset
  Allocation                    1.08%
 AST Bond Portfolio 2015/ 1/    0.81%
 AST Bond Portfolio 2016/ 1/    1.00%
 AST Bond Portfolio 2017/ 1/    0.96%
 AST Bond Portfolio 2018/ 1/    0.83%
 AST Bond Portfolio 2019/ 1/    0.86%
 AST Bond Portfolio 2020/ 1/    1.00%
 AST Bond Portfolio 2021/ 1/    0.96%
 AST Capital Growth Asset
  Allocation                    1.11%
 AST Cohen & Steers
  Realty                        1.16%
 AST Federated Aggressive
  Growth                        1.14%
 AST Goldman Sachs Mid-
  Cap Growth                    1.18%
 AST International Growth       1.13%
 AST International Value        1.14%
 AST Investment Grade
  Bond/ 1/                      0.77%
 AST JPMorgan
  International Equity          1.08%
 AST Large-Cap Value            0.88%
 AST Lord Abbett Bond-
  Debenture                     0.96%
 AST Marsico Capital
  Growth                        1.02%
 AST Mid-Cap Value              1.14%
 AST MFS Growth                 1.03%
 AST Money Market/ 2/           0.61%
 AST Neuberger Berman
  Mid-Cap Growth                1.05%

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                                        UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                            (as a percentage of the average net assets of the underlying Portfolios)
---------------------------------------------------------------------------------------------------------------------------------
                                                            For the year ended December 31, 2009
                           ------------------------------------------------------------------------------------------------------
       UNDERLYING                                                                                Total
        PORTFOLIO                                                       Broker Fees  Acquired   Annual                 Net Annual
                                                             Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                           Management  Other   Distribution Expense on    on Short    Fees &   Operating  or Expense   Operating
                              Fees    Expenses (12b-1) Fees Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
---------------------------------------------------------------------------------------------------------------------------------
 AST Neuberger Berman /
  LSV Mid-Cap Value          0.90%     0.15%      0.00%        0.00%       0.00%       0.00%     1.05%       0.00%       1.05%
 AST Neuberger Berman
  Small-Cap Growth           0.95%     0.25%      0.00%        0.00%       0.00%       0.00%     1.20%       0.00%       1.20%
 AST PIMCO Limited
  Maturity Bond              0.65%     0.14%      0.00%        0.00%       0.00%       0.00%     0.79%       0.00%       0.79%
 AST PIMCO Total Return
  Bond                       0.65%     0.13%      0.00%        0.00%       0.00%       0.00%     0.78%       0.00%       0.78%
 AST Small-Cap Growth        0.90%     0.17%      0.00%        0.00%       0.00%       0.00%     1.07%       0.00%       1.07%
 AST Small-Cap Value         0.90%     0.16%      0.00%        0.00%       0.00%       0.00%     1.06%       0.00%       1.06%
 AST T. Rowe Price Global
  Bond                       0.80%     0.19%      0.00%        0.00%       0.00%       0.00%     0.99%       0.00%       0.99%
 AST T. Rowe Price Large
  Cap Growth                 0.90%     0.13%      0.00%        0.00%       0.00%       0.00%     1.03%       0.00%       1.03%
 AST Value                   0.85%     0.13%      0.00%        0.00%       0.00%       0.00%     0.98%       0.00%       0.98%
 AST Western Asset Core
  Plus Bond                  0.70%     0.14%      0.00%        0.00%       0.00%       0.00%     0.84%       0.00%       0.84%
EVERGREEN VARIABLE
 ANNUITY TRUST /3,4/
 Evergreen VA
  International Equity       0.43%     0.22%      0.00%        0.00%       0.00%       0.00%     0.65%       0.00%       0.65%
 Evergreen VA Omega          0.52%     0.25%      0.00%        0.00%       0.00%       0.00%     0.77%       0.00%       0.77%

 1 The Investment Managers (Prudential Investments LLC and AST Investment Services, Inc.) have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, distribution fees, acquired fund fees and expenses and extraordinary expenses) do not exceed 1.00% of the Portfolio's average daily net assets through April 30, 2011. This arrangement may not be terminated or modified prior to April 30, 2011, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after April 30, 2011 will be subject to review by the Investment Managers and the Fund's Board of Trustees.
 2 The Investment Managers (Prudential Investments LLC and AST Investment Services, Inc.) have contractually agreed to waive .01% of their investment management fees for the Portfolio through April 30, 2011. This arrangement may not be terminated or modified prior to April 30, 2011, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after April 30, 2011 will be subject to review by the Investment Managers and the Fund's Board of Trustees.
 3 The Total Annual Fund Operating Expenses shown, which include Acquired Fund fees and expenses, may be higher than the Fund's ratio of expenses to average net assets shown in the "Financial Highlights" section of the prospectus, which does not include Acquired Fund fees and expenses.
 4 The Total Annual Fund Operating Expenses listed above do not reflect voluntary fee waivers and/or expense reimbursements made by the Fund's investment advisor in order to reduce expense ratios.

                               EXPENSE EXAMPLES

 These examples are intended to help you compare the cost of investing in one Prudential Annuity with the cost of investing in other Prudential Annuities and/or other variable annuities.

 Below are examples for each Annuity showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and your investment has a 5% return each year.

 The examples reflect the following fees and charges for each Annuity as described in "Summary of Contract Fees and Charges":
   .   Insurance Charge
   .   Distribution Charge (if applicable)
   .   Contingent Deferred Sales Charge (when and if applicable)
   .   Annual Maintenance Fee
   .   The maximum combination of optional benefit charges

 The examples also assume the following for the period shown:
   . You allocate all of your Account Value to the Sub-account with the maximum total annual operating expenses, and those expenses remain the same each year*
   .   For each charge, we deduct the maximum charge rather than the current charge
   .   You make no withdrawals of Account Value
   .   You make no transfers, or other transactions for which we charge a fee
   .   No tax charge applies
   . You elect Highest Daily Lifetime 6 Plus with Combination 5% Roll-up and HAV Death Benefit (which are the maximum combination of optional benefit charges)
   .   For the Optimum Plus example, no Purchase Credit applies**
   .   For the Optimum Four example, no Loyalty Credit applies**
   .   For the Optimum example, no Loyalty Credit applies**

 Amounts shown in the examples are rounded to the nearest dollar.

 * Note: Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm.
 ** Expense examples calculations are not adjusted to reflect the Purchase
    Credit or Loyalty Credit. If the Purchase Credit or Loyalty Credit were reflected in the calculations, expenses would be higher.

 THE EXAMPLES ARE ILLUSTRATIVE ONLY - THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR THEIR PORTFOLIOS - ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.

 EXPENSE EXAMPLES ARE PROVIDED AS FOLLOWS:

 IF YOU SURRENDER YOUR ANNUITY AT THE END OF THE APPLICABLE TIME PERIOD:

                                    1 YR  3 YRS  5 YRS  10 YRS
                 ---------------------------------------------
                 OPTIMUM           $1,362 $2,497 $3,597 $6,296
                 ---------------------------------------------
                 OPTIMUM FOUR      $1,499 $2,651 $3,259 $6,559
                 ---------------------------------------------
                 OPTIMUM PLUS/ 2/  $1,550 $2,754 $3,864 $6,668
                 ---------------------------------------------

 IF YOU ANNUITIZE YOUR ANNUITY AT THE END OF THE APPLICABLE TIME PERIOD:/1/

                                    1 YR 3 YRS  5 YRS  10 YRS
                  -------------------------------------------
                  OPTIMUM            NA  $1,847 $3,097 $6,296
                  -------------------------------------------
                  OPTIMUM FOUR       NA  $1,951 $3,259 $6,559
                  -------------------------------------------
                  OPTIMUM PLUS/ 2/   NA      NA $3,264 $6,568
                  -------------------------------------------

 IF YOU DO NOT SURRENDER YOUR ANNUITY AT THE END OF THE APPLICABLE TIME PERIOD:

                                    1 YR 3 YRS  5 YRS  10 YRS
                  -------------------------------------------
                  OPTIMUM           $612 $1,847 $3,097 $6,296
                  -------------------------------------------
                  OPTIMUM FOUR      $649 $1,951 $3,259 $6,559
                  -------------------------------------------
                  OPTIMUM PLUS/ 2/  $650 $1,954 $3,264 $6,568
                  -------------------------------------------

 1. If you own Optimum Plus, you may not annuitize in the first Three
    (3) Annuity Years; if you own Optimum or Optimum Four, you may not annuitize in the first Annuity Year.
 2. Expense example calculations for Optimum Plus are not adjusted to reflect the Purchase Credit. If the Purchase Credit were reflected in the calculations, expenses would be higher.

 For information relating to accumulation unit values pertaining to the Sub-accounts, please see Appendix A - Condensed Financial Information About Separate Account B.

                                    SUMMARY

                      Optimum, Optimum Four, Optimum Plus

 This Summary describes key features of the variable annuities described in this Prospectus. It is intended to help give you an overview, and to point you to sections of the prospectus that provide greater detail. This Summary is intended to supplement the prospectus, so you should not rely on the Summary alone for all the information you need to know before purchase. You should read the entire Prospectus for a complete description of the variable annuities. Your financial professional can also help you if you have questions.

 WHAT IS A VARIABLE ANNUITY? A variable annuity is a contract between you and an insurance company. It is designed to help you save money for retirement, and provide income during your retirement. With the help of your financial professional, you choose how to invest your money within your annuity. Any allocation that is recommended to you by your financial professional may be different than automatic asset transfers that may be made under the Annuity, such as under a pre-determined mathematical formula used with an optional living benefit. The value of your annuity will rise or fall depending on whether the investment options you choose perform well or perform poorly. Investing in a variable annuity involves risk and you can lose your money. By the same token, investing in a variable annuity can provide you with the opportunity to grow your money through participation in mutual fund-type investments. Your financial professional will help you choose your investment options based on your tolerance for risk and your needs.

 Variable annuities also offer a variety of optional guarantees to receive an income for life through withdrawal or provide minimum death benefits for your beneficiaries, or minimum account value guarantees. These benefits provide a degree of insurance in the event your annuity performs poorly. These optional benefits are available for an extra cost, and are subject to limitations and conditions more fully described later in this Prospectus. The guarantees are based on the long-term financial strength of the insurance company.

 WHAT DOES IT MEAN THAT MY VARIABLE ANNUITY IS "TAX-DEFERRED"? Because variable annuities are issued by an insurance company, you pay no taxes on any earnings from your annuity until you withdraw the money. You may also transfer among your investment options without paying a tax at the time of the transfer. Until you withdraw the money, tax deferral allows you to keep money invested that would otherwise go to pay taxes. When you take your money out of the variable annuity, however, you will be taxed on the earnings at ordinary income tax rates rather than lower capital gains rates. If you withdraw earnings before you reach age 59 1/2, you also may be subject to a 10% federal tax penalty.

 You may also purchase one of our variable annuities as a tax-qualified retirement investment such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or 403(b) plan. Although there is no additional tax advantage to a variable annuity purchased through one of these plans, you may desire the variable annuities' other features such as guaranteed lifetime income payments or death benefits for use within these plans.

 WHAT VARIABLE ANNUITIES ARE OFFERED IN THIS PROSPECTUS? This Prospectus describes the variable annuities listed below. The annuities differ primarily in the fees deducted, and whether the annuity provides credits in certain circumstances. With the help of your financial professional, you choose the annuity based on your time horizon, liquidity needs, and desire for credits. The annuities described in this prospectus are:
..   Optimum
..   Optimum Four
..   Optimum Plus

 See Appendix D "Selecting the Variable Annuity That's Right for You," for a side-by-side comparison of the key features of each of these Annuities.

 HOW DO I PURCHASE ONE OF THE VARIABLE ANNUITIES? See your financial professional to complete an application. Your eligibility to purchase is based on your age and the size of your investment:

                  PRODUCT     MAXIMUM AGE FOR  MINIMUM INITIAL
                              INITIAL PURCHASE PURCHASE PAYMENT
                -----------------------------------------------
                OPTIMUM              80             $1,000
                -----------------------------------------------
                OPTIMUM FOUR         85            $10,000
                -----------------------------------------------
                OPTIMUM PLUS         75            $10,000
                -----------------------------------------------

 The "Maximum Age for Initial Purchase" applies to the oldest owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the annuitant as of the day we would issue the Annuity. For annuities purchased as a Beneficiary Annuity, the maximum issue age is 70 and applies to the Key Life. The availability and level of protection of certain optional benefits may also vary based on the age of the owner or annuitant on the issue date of the annuity, the date the benefit is elected, or the date of the owner's death. Please see the section entitled "Living Benefits" and "Death Benefit" for additional information on these benefits.

 We may allow you to purchase an Annuity with an amount lower than the "Minimum Initial Purchase Payment" if you establish an electronic funds transfer that would allow you to meet the minimum requirement within one year.

 You may make additional payments of at least $100 into your Annuity at any time, subject to maximums allowed by us and as provided by law.

 After you purchase your Annuity you will have usually ten days to examine it and cancel it if you change your mind for any reason (referred to as the "Free look period"). The period of time and the amount returned to you is dictated by state law, and is stated on the front cover of your contract. You must cancel your Annuity in writing.

 See "What Are the Requirements for Purchasing One of the Annuities" for more detail.

 WHERE SHOULD I INVEST MY MONEY? With the help of your financial professional, you choose where to invest your money within the Annuity. Certain optional benefits may limit your ability to invest in the investment options otherwise available to you under the Annuity. You may choose from a variety of investment options ranging from conservative to aggressive. These investment options participate in mutual fund investments that are kept in a separate account from our other general assets. Although you may recognize some of the names of the money managers, these investment options are designed for variable annuities and are not the same mutual funds available to the general public. You can decide on a mix of investment options that suit your goals. Or, you can choose one of our investment options that participates in several mutual funds according to a specified goal such as balanced asset allocation, or capital growth asset allocation. If you select certain optional benefits, we may limit the investment options that you may elect. Each of the underlying mutual funds is described by its own prospectus, which you should read before investing. There is no assurance that any investment option will meet its investment objective.

 We also offer programs to help discipline your investing, such as dollar cost averaging or automatic rebalancing.

 See "Investment Options," and "Managing Your Account Value."

 HOW CAN I RECEIVE INCOME FROM MY ANNUITY? You can receive income by taking withdrawals or electing annuity payments. If you take withdrawals, you should plan them carefully, because withdrawals may be subject to tax, and may be subject to a contingent deferred sales charge (discussed below). See the "Tax Considerations" section of this Prospectus. You may withdraw up to 10% of your investment each year without being subject to a contingent deferred sales charge.

 You may elect to receive income through annuity payments over your lifetime, also called "annuitization". This option may appeal to those who worry about outliving their Account Value through withdrawals. If you elect to receive annuity payments, you convert your Account Value into a stream of future payments. This means in most cases you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs, and you can choose the benefits and costs that make sense for you. For example, some of our annuity options allow for withdrawals, and some provide a death benefit, while others guarantee payments for life without a death benefit or the ability to make withdrawals.

 See "Access to Account Value."

 OPTIONS FOR GUARANTEED LIFETIME WITHDRAWALS. We offer several optional benefits for an additional fee that guarantee your ability to take withdrawals for life as a percentage of an initial guaranteed benefit base, even after your Account Value falls to zero. These benefits may appeal to you if you wish to maintain flexibility and control over your Account Value invested (instead of converting it to an annuity stream) and want the assurance of predictable income. If you withdraw more than the allowable amount during any year, your future level of guaranteed withdrawals decreases.

 As part of these benefits you are required to invest only in certain permitted investment options. Some of the benefits utilize a predetermined mathematical formula to help manage your guarantee through all market cycles. Please see the applicable optional benefits section for more information.

 These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:
..   Highest Daily Lifetime 6 Plus
..   Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator

..   Spousal Highest Daily Lifetime 6 Plus
..   Highest Daily Lifetime 7 Plus*
..   Spousal Highest Daily Lifetime 7 Plus*
..   Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator*
..   Highest Daily Lifetime 7 Plus with Beneficiary Income Option*
..   Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option*
..   Highest Daily Lifetime Seven*
..   Spousal Highest Daily Lifetime Seven*
..   Highest Daily Lifetime Seven with Lifetime Income Accelerator*
..   Highest Daily Lifetime Seven with Beneficiary Income Option*
..   Spousal Highest Daily Lifetime Seven with Beneficiary Income Option*

 *  No longer available for new elections.

 OPTIONS FOR GUARANTEED ACCUMULATION. We offer several optional benefits for an additional fee that guarantee your Account Value to a certain level after a period of years. As part of these benefits you are required to invest only in certain permitted investment options. Please see applicable optional benefits sections for more information.

 These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:
..   Guaranteed Return Option Plus II
..   Highest Daily Guaranteed Return Option II
..   Guaranteed Return Option Plus (GRO Plus)*
..   Guaranteed Return Option Plus 2008**
..   Highest Daily Guaranteed Return Option**

 *  No longer available for new elections.
 ** Except in certain states, no longer available for new elections.

 WHAT HAPPENS TO MY ANNUITY UPON DEATH? You may name a beneficiary to receive the proceeds of your annuity upon your death. Your annuity must be distributed within the time periods required by the tax laws. Each of our annuities offers a basic death benefit. The basic death benefit provides your beneficiaries with the greater of your purchase payments less all proportional withdrawals or your value in the annuity at the time of death (the amount of the basic death benefit may depend on the decedent's age).

 We also offer optional death benefits for an additional charge:
..   Highest Anniversary Value Death Benefit: Offers the greater of the basic death benefit and a highest anniversary value of the annuity.
..   Combination 5% Roll-up and Highest Anniversary Value Death Benefit: Offers
    the greatest of the basic death benefit, the highest anniversary value death benefit described above, and a value assuming 5% growth of your investment adjusted for withdrawals.

 Each death benefit has certain age restrictions. Please see the "Death Benefit" section of the Prospectus for more information.

 HOW DO I RECEIVE CREDITS? With Optimum Plus, we apply a credit to your Annuity each time you make a purchase payment during the first six (6) years. Because of the credits, the expenses of this Annuity may be higher than other annuities that do not offer credits.

 The amount of the credit depends on the year during which the purchase payment is made:

                              ANNUITY YEAR  CREDIT
                              --------------------
                                  1         6.50%*
                                  2         5.00%
                                  3         4.00%
                                  4         3.00%
                                  5         2.00%
                                  6         1.00%
                                  7+        0.00%
                              --------------------

 * For annuities issued before February 13, 2006, the Credit during Annuity Year 1 is 6.00%.

 Please note that during the first 10 years, the total asset-based charges on the Optimum Plus annuity are higher than many of our other annuities. In addition, the Contingent Deferred Sales Charge (CDSC) on the Optimum Plus annuity is higher and is deducted for a longer period of time as compared to our other annuities. In general, we may take back credits applied within 12 months of death or a medically-related surrender. We may also take back credits if you return your Annuity under the "free-look" provision.

 For Optimum annuities issued on or after February 13, 2006, and Optimum Four annuities issued on or after June 20, 2005, we apply a "loyalty credit" at the end of your fifth anniversary for money invested with us during the first four years of your Annuity (less adjustments for any withdrawals). For Optimum, the credit is 0.50%. For Optimum Four, the credit is either 0%, 2.25% or 2.75% depending on the Issue Date of your Annuity.

 Please see the section entitled "Managing Your Account Value" for more information.

 WHAT ARE THE ANNUITY'S FEES AND CHARGES? Contingent Deferred Sales Charge: If you withdraw all or part of your annuity before the end of a period of years, we may deduct a contingent deferred sales charge, or "CDSC". The CDSC is calculated as a percentage of your purchase payment being withdrawn, and depends on how long your purchase payment has been invested. The CDSC is different depending on which annuity you purchase:

          YR. 1 YR. 2 YR. 3 YR. 4 YR. 5 YR. 6 YR. 7 YR. 8 YR. 9 YR. 10 YR. 11+
 -----------------------------------------------------------------------------
 OPTIMUM  7.5%  7.0%  6.5%  6.0%  5.0%  4.0%  3.0%  2.0%  0.0%     --     --
 -----------------------------------------------------------------------------
 OPTIMUM  8.5%  8.0%  7.0%  6.0%  0.0%    --    --    --    --     --     --
 FOUR
 -----------------------------------------------------------------------------
 OPTIMUM  9.0%  9.0%  8.0%  7.0%  6.0%  5.0%  4.0%  3.0%  2.0%   1.0%   0.0%
 PLUS*
 -----------------------------------------------------------------------------

 *  For annuities issued before November 20, 2006, the schedule is as follows:
    Year 1: 9.0%; Year 2: 9.0%; Year 3: 8.5%; Year 4: 8.0%; Year 5: 7.0%; Year
    6: 6.0%; Year 7: 5.0%; Year 8: 4.0%; Year 9: 3.0%; Year 10: 2.0%; Year 11+:
    0.0%.

 Each year you may withdraw up to 10% of your purchase payments without the imposition of a CDSC. This free withdrawal feature does not apply when fully surrendering your Annuity. We may also waive the CDSC under certain circumstances, such as for medically-related circumstances or taking required minimum distributions under a qualified contracts.

 TRANSFER FEE: You may make 20 transfers between investment options each year free of charge. After the 20th transfer, we will charge $10.00 for each transfer. We do not consider transfers made as part of any Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Any transfers made as a result of the predetermined mathematical formula will not count towards the total transfers allowed.

 ANNUAL MAINTENANCE FEE: Until you start annuity payments, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value invested in the Sub-accounts, whichever is less. Except for Optimum Plus, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000.

 TAX CHARGE: We may deduct a charge to reimburse us for taxes we may pay on premiums received in certain jurisdictions. The tax charge currently ranges up to 3 1/2% of your purchase payments and is designed to approximate the taxes that we are required to pay.

 INSURANCE CHARGE: We deduct an Insurance Charge. It is an annual charge assessed on a daily basis. It is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The charge is assessed against the daily assets allocated to the Sub-accounts and depends on which annuity you purchase:

         --------------------------------------------------------------
                FEE/CHARGE         OPTIMUM  OPTIMUM FOUR  OPTIMUM PLUS
         --------------------------------------------------------------
         MORTALITY & EXPENSE RISK  0.50%       1.50%         0.50%
         CHARGE
         --------------------------------------------------------------
         ADMINISTRATION CHARGE     0.15%       0.15%         0.15%
         --------------------------------------------------------------
         TOTAL INSURANCE CHARGE    0.65%       1.65%         0.65%
         --------------------------------------------------------------

 DISTRIBUTION CHARGE: For Optimum and Optimum Plus, we deduct a Distribution Charge daily. It is an annual charge assessed on a daily basis. The charge is assessed for a certain number of years against the average assets allocated to the Sub-accounts and is equal to the following:

-------------------------------------------------------------------------------------------
    FEE/CHARGE                OPTIMUM            OPTIMUM FOUR         OPTIMUM PLUS
-------------------------------------------------------------------------------------------
DISTRIBUTION CHARGE  0.60% in Annuity Years 1-8      N/A       1.00% in Annuity Years 1-10
-------------------------------------------------------------------------------------------

 CHARGES FOR OPTIONAL BENEFITS: Generally, if you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain optional benefits, such as Highest Daily Lifetime Seven, the charge is assessed against the Protected Withdrawal Value and taken out of the Sub-accounts and DCA Fixed Rate Options periodically. Please refer to the section entitled "Summary of Contract Fees and Charges" for the list of charges for each optional benefit.

 SETTLEMENT SERVICE CHARGE: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the average assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for non-qualified Annuities and 1.40% for qualified Annuities.

 FEES AND EXPENSES INCURRED BY THE PORTFOLIOS: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios. Please see the "Fees and Charges" section of the Prospectus for more information.

 COSTS TO SELL AND ADMINISTER OUR VARIABLE ANNUITY
 Your financial professional may receive a commission for selling one of our variable annuities to you. We may pay fees to your financial professional's broker dealer firm to cover costs of marketing or administration. These commissions and fees may incent your financial professional to sell our variable annuity instead of one offered by another company. We also receive fees from the mutual fund companies that offer the investment options for administrative costs and marketing. These fees may influence our decision to offer one family of funds over another. If you have any questions you may speak with your financial professional or us. See "General Information".

 OTHER INFORMATION
 Please see the section entitled "General Information" for more information about our annuities, including legal information about our company, separate account, and underlying funds.

                              INVESTMENT OPTIONS

 WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?
 Each variable investment option is a Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B (see "What are Separate Accounts" for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The Investment Objectives/Policies chart below classifies each of the Portfolios based on our assessment of their investment style (as of the date of this Prospectus). The chart also provides a description of each Portfolio's investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective. Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm. The Portfolios that you select are your choice - we do not provide investment advice, and we do not recommend or endorse any particular Portfolio. You bear the investment risk for amounts allocated to the Portfolios. Please see the General Information section of this Prospectus, under the heading concerning "service fees" for a discussion of fees that we may receive from underlying mutual funds and/or their families.

 When you purchase one of the Annuities, you will be required to participate in LPL's asset allocation program which does not utilize all of the investment options available under the Annuities. Unless you have elected an optional benefit that requires you to stay in the asset allocation program, you will be permitted to transfer Account Value out of the asset allocation program subsequent to the Issue Date. Currently, the following optional benefits require that you maintain your Account Value in one or more of the asset allocation programs: Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, the Highest Daily Lifetime 7 and Highest Daily Lifetime 6 Plus benefits, GRO Plus 2008, Highest Daily GRO, GRO Plus II, Highest Daily GRO II, and the Highest Daily Value death benefit. The asset allocation program is offered by LPL. We have not designed the models or the program, and we are not responsible for them. Our role is limited to administering the model you select. For additional information, are Appendix C - "Additional Information on Asset Allocation Programs." If your Annuity is no longer held through LPL, we will not require you to continue to participate in LPL's asset allocation program. In that event, you will be permitted to allocate your Account Value to any permitted Portfolio (unless you are obligated to invest in specified Portfolios to participate in an optional benefit).

 The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix "AST" are Portfolios of Advanced Series Trust. The investment managers for AST are AST Investment Services, Inc., a Prudential Financial Company, and Prudential Investments LLC, both of which are affiliated companies of Prudential Annuities. However, a sub-advisor, as noted below, is engaged to conduct day-to-day management.

 The Portfolios are not publicly traded mutual funds. They are only available as investment options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same portfolio advisor or sub-advisor as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. Certain retail mutual funds may also have been modeled after a Portfolio. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888.

    STYLE/       INVESTMENT OBJECTIVES/POLICIES            PORTFOLIO
    TYPE                                                   ADVISOR/
                                                          SUB-ADVISOR
   -------------------------------------------------------------------------
                     ADVANCED SERIES TRUST
   -------------------------------------------------------------------------
    ASSET     AST ACADEMIC STRATEGIES ASSET              AlphaSimplex
    ALLOCA    ALLOCATION PORTFOLIO: seeks long         Group, LLC; First
    TION      term capital appreciation. The            Quadrant L.P.;
              Portfolio is a multi-asset class        Jennison Associates
              fund that pursues both top-down             LLC; Mellon
              asset allocation strategies and               Capital
              bottom-up selection of securities,          Management
              investment managers, and mutual         Corporation; Pacific
              funds. Under normal circumstances,          Investment
              approximately 60% of the assets will        Management
              be allocated to traditional asset           Company LLC
              classes (including US and                    (PIMCO);
              international equities and bonds)        Prudential Bache
              and approximately 40% of the assets      Asset Management,
              will be allocated to nontraditional        Incorporated;
              asset classes (including real               Prudential
              estate, commodities, and alternative     Investments LLC;
              strategies). Those percentages are         Quantitative
              subject to change at the discretion         Management
              of the advisor.                           Associates LLC
   -------------------------------------------------------------------------
    LARGE     AST ALLIANCEBERNSTEIN CORE VALUE         AllianceBernstein
    CAP       PORTFOLIO: seeks long-term capital             L.P.
    VALUE     growth by investing primarily in
              common stocks. The subadvisor
              expects that the majority of the
              Portfolio's assets will be invested
              in the common stocks of large
              companies that appear to be
              undervalued. Among other things, the
              Portfolio seeks to identify
              compelling buying opportunities
              created when companies are
              undervalued on the basis of investor
              reactions to near-term problems or
              circumstances even though their
              long-term prospects remain sound.
              The subadvisor seeks to identify
              individual companies with cash flow
              potential that may not be recognized
              by the market at large.
   -------------------------------------------------------------------------
    LARGE     AST ALLIANCEBERNSTEIN GROWTH &           AllianceBernstein
    CAP       INCOME PORTFOLIO: seeks long-term              L.P.
    VALUE     growth of capital and income while
              attempting to avoid excessive
              fluctuations in market value. The
              Portfolio normally will invest in
              common stocks (and securities
              convertible into common stocks). The
              subadvisor will take a
              value-oriented approach, in that it
              will try to keep the Portfolio's
              assets invested in securities that
              are selling at reasonable valuations
              in relation to their fundamental
              business prospects.
   -------------------------------------------------------------------------
    LARGE     AST AMERICAN CENTURY INCOME & GROWTH     American Century
    CAP       PORTFOLIO: seeks capital growth with        Investment
    VALUE     current income as a secondary            Management, Inc.
              objective. The Portfolio invests
              primarily in common stocks that
              offer potential for capital growth,
              and may, consistent with its
              investment objective, invest in
              stocks that offer potential for
              current income. The subadvisor
              utilizes a quantitative management
              technique with a goal of building an
              equity portfolio that provides
              better returns than the S&P 500
              Index without taking on significant
              additional risk and while attempting
              to create a dividend yield that will
              be greater than the S&P 500 Index.
   -------------------------------------------------------------------------
    ASSET     AST BALANCED ASSET ALLOCATION               Prudential
    ALLOCA    PORTFOLIO: seeks to obtain total         Investments LLC;
    TION      return consistent with its specified       Quantitative
              level of risk. The Portfolio                Management
              primarily invests its assets in a         Associates LLC
              diversified portfolio of other
              mutual funds, the underlying
              portfolios, of the Advanced Series
              Trust and certain affiliated money
              market funds. Under normal market
              conditions, the Portfolio will
              devote approximately 60% of its net
              assets to underlying portfolios
              investing primarily in equity
              securities (with a range of 52.5% to
              67.5%), and 40% of its net assets to
              underlying portfolios investing
              primarily in debt securities and
              money market instruments (with a
              range of 32.5% to 47.5%). The
              Portfolio is not limited to
              investing exclusively in shares of
              the underlying portfolios and may
              invest in securities and futures
              contracts, swap agreements and other
              financial and derivative instruments.
   -------------------------------------------------------------------------

      STYLE/         INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
       TYPE                                                  ADVISOR/
                                                            SUB-ADVISOR
    ------------------------------------------------------------------------
      FIXED       AST BOND PORTFOLIO 2015: seeks the        Prudential
      INCOME      highest potential total return            Investment
                  consistent with its specified level     Management, Inc.
                  of risk tolerance to meet the
                  parameters established to support
                  the GRO benefits and maintain
                  liquidity to support changes in
                  market conditions for a fixed
                  maturity of 2015. Please note that
                  you may not make purchase payments
                  to this Portfolio, and that this
                  Portfolio is available only with
                  certain living benefits.
    ------------------------------------------------------------------------
      FIXED       AST BOND PORTFOLIO 2016: seeks the        Prudential
      INCOME      highest potential total return            Investment
                  consistent with its specified level     Management, Inc.
                  of risk tolerance to meet the
                  parameters established to support
                  the GRO benefits and maintain
                  liquidity to support changes in
                  market conditions for a fixed
                  maturity of 2016. Please note that
                  you may not make purchase payments
                  to this Portfolio, and that this
                  Portfolio is available only with
                  certain living benefits.
    ------------------------------------------------------------------------
      FIXED       AST BOND PORTFOLIO 2017: seeks the        Prudential
      INCOME      highest potential total return            Investment
                  consistent with its specified level     Management, Inc.
                  of risk tolerance to meet the
                  parameters established to support
                  the GRO benefits and maintain
                  liquidity to support changes in
                  market conditions for a fixed
                  maturity of 2017. Please note that
                  you may not make purchase payments
                  to this Portfolio, and that this
                  Portfolio is available only with
                  certain living benefits.
    ------------------------------------------------------------------------
      FIXED       AST BOND PORTFOLIO 2018: seeks the        Prudential
      INCOME      highest potential total return            Investment
                  consistent with its specified level     Management, Inc.
                  of risk tolerance to meet the
                  parameters established to support
                  the GRO benefits and maintain
                  liquidity to support changes in
                  market conditions for a fixed
                  maturity of 2018. Please note that
                  you may not make purchase payments
                  to this Portfolio, and that this
                  Portfolio is available only with
                  certain living benefits.
    ------------------------------------------------------------------------
      FIXED       AST BOND PORTFOLIO 2019: seeks the        Prudential
      INCOME      highest potential total return            Investment
                  consistent with its specified level     Management, Inc.
                  of risk tolerance to meet the
                  parameters established to support
                  the GRO benefits and maintain
                  liquidity to support changes in
                  market conditions for a fixed
                  maturity of 2019. Please note that
                  you may not make purchase payments
                  to this Portfolio, and that this
                  Portfolio is available only with
                  certain living benefits.
    ------------------------------------------------------------------------
      FIXED       AST BOND PORTFOLIO 2020: seeks the        Prudential
      INCOME      highest potential total return            Investment
                  consistent with its specified level     Management, Inc.
                  of risk tolerance to meet the
                  parameters established to support
                  the GRO benefits and maintain
                  liquidity to support changes in
                  market conditions for a fixed
                  maturity of 2020. Please note that
                  you may not make purchase payments
                  to this Portfolio, and that this
                  Portfolio is available only with
                  certain living benefits.
    ------------------------------------------------------------------------
      FIXED       AST BOND PORTFOLIO 2021: seeks the        Prudential
      INCOME      highest potential total return            Investment
                  consistent with its specified level     Management, Inc.
                  of risk tolerance to meet the
                  parameters established to support
                  the GRO benefits and maintain
                  liquidity to support changes in
                  market conditions for a fixed
                  maturity of 2021. Please note that
                  you may not make purchase payments
                  to this Portfolio, and that this
                  Portfolio is available only with
                  certain living benefits.
    ------------------------------------------------------------------------
      ASSET       AST CAPITAL GROWTH ASSET ALLOCATION       Prudential
     ALLOCA-      PORTFOLIO: seeks to obtain total        Investments LLC;
       TION       return consistent with its specified     Quantitative
                  level of risk. The Portfolio              Management
                  primarily invests its assets in a       Associates LLC
                  diversified portfolio of other
                  mutual funds, the underlying
                  portfolios, of the Advanced Series
                  Trust and certain affiliated money
                  market funds. Under normal market
                  conditions, the Portfolio will
                  devote approximately 75% of its net
                  assets to underlying portfolios
                  investing primarily in equity
                  securities (with a range of 67.5% to
                  80%), and 25% of its net assets to
                  underlying portfolios investing
                  primarily in debt securities and
                  money market instruments (with a
                  range of 20.0% to 32.5%). The
                  Portfolio is not limited to
                  investing exclusively in shares of
                  the underlying portfolios and may
                  invest in securities and futures
                  contracts, swap agreements and other
                  financial and derivative instruments.
    ------------------------------------------------------------------------
     SPECIALTY    AST COHEN & STEERS REALTY PORTFOLIO:    Cohen & Steers
                  seeks to maximize total return              Capital
                  through investment in real estate       Management, Inc.
                  securities. The Portfolio pursues
                  its investment objective by
                  investing, under normal
                  circumstances, at least 80% of its
                  net assets in common stocks and
                  other equity securities issued by
                  real estate companies, such as real
                  estate investment trusts (REITs).
                  Under normal circumstances, the
                  Portfolio will invest substantially
                  all of its assets in the equity
                  securities of real estate companies,
                  i.e., a company that derives at
                  least 50% of its revenues from the
                  ownership, construction, financing,
                  management or sale of real estate or
                  that has at least 50% of its assets
                  in real estate. Real estate
                  companies may include real estate
                  investment trusts (REITs).
    ------------------------------------------------------------------------

     STYLE/         INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
      TYPE                                                  ADVISOR/
                                                           SUB-ADVISOR
    ------------------------------------------------------------------------
      SMALL      AST FEDERATED AGGRESSIVE GROWTH        Federated Equity
       CAP       PORTFOLIO: seeks capital growth. The      Management
     GROWTH      Portfolio pursues its investment          Company of
                 objective by investing primarily in      Pennsylvania/
                 the stocks of small companies that     Federated Global
                 are traded on national security           Investment
                 exchanges, NASDAQ stock exchange and   Management Corp.
                 the over-the-counter-market. Small
                 companies will be defined as
                 companies with market
                 capitalizations similar to companies
                 in the Russell 2000 and S&P 600
                 Small Cap Index.
    ------------------------------------------------------------------------
     MID CAP     AST GOLDMAN SACHS MID-CAP GROWTH         Goldman Sachs
     GROWTH      PORTFOLIO: seeks long-term growth of   Asset Management,
                 capital. The Portfolio pursues its           L.P.
                 investment objective, by investing
                 primarily in equity securities
                 selected for their growth potential,
                 and normally invests at least 80% of
                 the value of its assets in
                 medium-sized companies. Medium-sized
                 companies are those whose market
                 capitalizations (measured at the
                 time of investment) fall within the
                 range of companies in the Russell
                 Mid-cap Growth Index. The subadvisor
                 seeks to identify individual
                 companies with earnings growth
                 potential that may not be recognized
                 by the market at large.
    ------------------------------------------------------------------------
      INTER-     AST INTERNATIONAL GROWTH PORTFOLIO:     Marsico Capital
     NATIONAL    seeks long-term capital growth.        Management, LLC;
     EQUITY      Under normal circumstances, the         William Blair &
                 Portfolio invests at least 80% of        Company, LLC
                 the value of its assets in
                 securities of issuers that are
                 economically tied to countries other
                 than the United States. Although the
                 Portfolio intends to invest at least
                 80% of its assets in the securities
                 of issuers located outside the
                 United States, it may at times
                 invest in U.S. issuers and it may
                 invest all of its assets in fewer
                 than five countries or even a single
                 country. The Portfolio looks
                 primarily for stocks of companies
                 whose earnings are growing at a
                 faster rate than other companies or
                 which offer attractive growth.
    ------------------------------------------------------------------------
      INTER-     AST INTERNATIONAL VALUE PORTFOLIO:         LSV Asset
     NATIONAL    seeks long-term capital                   Management;
     EQUITY      appreciation. The Portfolio normally       Thornburg
                 invests at least 80% of the               Investment
                 Portfolio's assets in equity           Management, Inc.
                 securities. The Portfolio will
                 invest at least 65% of its net
                 assets in the equity securities of
                 companies in at least three
                 different countries, without limit
                 as to the amount of assets that may
                 be invested in a single country.
    ------------------------------------------------------------------------
      FIXED      AST INVESTMENT GRADE BOND PORTFOLIO:      Prudential
     INCOME      seeks to maximize total return,           Investment
                 consistent with the preservation of    Management, Inc.
                 capital and liquidity needs to meet
                 the parameters established to
                 support the Highest Daily Lifetime
                 Seven, Highest Daily Lifetime 7
                 Plus, and Highest Daily Lifetime 6
                 Plus benefits. Please note that you
                 may not make purchase payments, or
                 transfer Account Value to or from,
                 this Portfolio, and that this
                 Portfolio is available only with
                 certain living benefits.
    ------------------------------------------------------------------------
      INTER-     AST JPMORGAN INTERNATIONAL EQUITY         J.P. Morgan
     NATIONAL    PORTFOLIO: seeks long-term capital        Investment
     EQUITY      growth by investing in a diversified   Management, Inc.
                 portfolio of international equity
                 securities. The Portfolio seeks to
                 meet its objective by investing,
                 under normal market conditions, at
                 least 80% of its assets in a
                 diversified portfolio of equity
                 securities of companies located or
                 operating in developed non-U.S.
                 countries and emerging markets of
                 the world. The equity securities
                 will ordinarily be traded on a
                 recognized foreign securities
                 exchange or traded in a foreign
                 over-the-counter market in the
                 country where the issuer is
                 principally based, but may also be
                 traded in other countries including
                 the United States.
    ------------------------------------------------------------------------
      LARGE      AST LARGE-CAP VALUE PORTFOLIO: seeks      Eaton Vance
       CAP       current income and long-term growth       Management;
      VALUE      of income, as well as capital          Hotchkis and Wiley
                 appreciation. The Portfolio invests,        Capital
                 under normal circumstances, at least    Management, LLC
                 80% of its net assets in common
                 stocks of large capitalization
                 companies. Large capitalization
                 companies are those companies with
                 market capitalizations within the
                 market capitalization range of the
                 Russell 1000 Value Index.
    ------------------------------------------------------------------------

     STYLE/        INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
      TYPE                                                 ADVISOR/
                                                          SUB-ADVISOR
    -----------------------------------------------------------------------
     FIXED      AST LORD ABBETT BOND-DEBENTURE         Lord, Abbett & Co.
     INCOME     PORTFOLIO: seeks high current income          LLC
                and the opportunity for capital
                appreciation to produce a high total
                return. To pursue this objective
                under normal market conditions, the
                Fund will invest at least 80% of its
                net assets in bonds, debentures and
                other fixed income securities. The
                Fund's investments primarily include
                the following types of securities
                and other financial instruments:
                U.S. investment grade fixed income
                securities; U.S. high yield
                securities ("non-investment grade"
                or "junk" bonds); foreign securities
                (including emerging market
                securities); convertible securities;
                mortgage-related and other
                asset-backed securities; and equity
                securities. In addition, the Fund
                may invest in derivative
                instruments, such as options,
                futures contracts, forward contracts
                or swap agreements. The Fund may use
                such instruments in order seek to
                enhance returns, to attempt to hedge
                some of its investment risk, or as a
                substitute position for holding the
                underlying asset on which the
                derivative instrument is based. The
                duration of the Fund's portfolio of
                debt securities will normally be
                between three and seven years, with
                an average effective portfolio
                maturity of five to twelve years.
    -----------------------------------------------------------------------
     LARGE      AST MARSICO CAPITAL GROWTH              Marsico Capital
      CAP       PORTFOLIO: seeks capital growth.        Management, LLC
     GROWTH     Income realization is not an
                investment objective and any income
                realized on the Portfolio's
                investments, therefore, will be
                incidental to the Portfolio's
                objective. The Portfolio will pursue
                its objective by investing primarily
                in common stocks of large companies
                that are selected for their growth
                potential. Large capitalization
                companies are companies with market
                capitalizations within the market
                capitalization range of the Russell
                1000 Growth Index. In selecting
                investments for the Portfolio, the
                subadvisor uses an approach that
                combines "top down" macroeconomic
                analysis with "bottom up" stock
                selection. The "top down" approach
                identifies sectors, industries and
                companies that may benefit from the
                trends the subadvisor has observed.
                The subadvisorthen looks for
                individual companies with earnings
                growth potential that may not be
                recognized by the market at large,
                utilizing a "bottom up" stock
                selection process. The Portfolio
                will normally hold a core position
                of between 35 and 50 common stocks.
                The Portfolio may hold a limited
                number of additional common stocks
                at times when the Portfolio manager
                is accumulating new positions,
                phasing out existing or responding
                to exceptional market conditions.
    -----------------------------------------------------------------------
     LARGE      AST MFS GROWTH PORTFOLIO: seeks          Massachusetts
      CAP       long-term capital growth and future,   Financial Services
     GROWTH     rather than current income. Under           Company
                normal market conditions, the
                Portfolio invests at least 80% of
                its net assets in common stocks and
                related securities, such as
                preferred stocks, convertible
                securities and depositary receipts.
                The subadvisor uses a "bottom up" as
                opposed to a "top down" investment
                style in managing the Portfolio.
    -----------------------------------------------------------------------
     MID CAP    AST MID CAP VALUE PORTFOLIO: seeks     EARNEST Partners
     VALUE      to provide capital growth by              LLC; WEDGE
                investing primarily in                      Capital
                mid-capitalization stocks that          Management, LLP
                appear to be undervalued. The
                Portfolio generally invests, under
                normal circumstances, at least 80%
                of the value of its net assets in
                mid-capitalization companies.
                Mid-capitalization companies are
                generally those that have market
                capitalizations, at the time of
                purchase, within the market
                capitalization range of companies
                included in the Russell Midcap(R)
                Value Index during the previous
                12-months based on month-end data.
    -----------------------------------------------------------------------
     FIXED      AST MONEY MARKET PORTFOLIO: seeks         Prudential
     INCOME     high current income while                 Investment
                maintaining high levels of             Management, Inc.
                liquidity. The Portfolio invests in
                high-quality, short-term, U.S.
                dollar denominated corporate, bank
                and government obligations. The
                Portfolio will invest in securities
                which have effective maturities of
                not more than 397 days.
    -----------------------------------------------------------------------
     MID CAP    AST NEUBERGER BERMAN MID-CAP GROWTH    Neuberger Berman
     GROWTH     PORTFOLIO: seeks capital growth.        Management LLC
                Under normal market conditions, the
                Portfolio invests at least 80% of
                its net assets in the common stocks
                of mid-capitalization companies.
                Mid-capitalization companies are
                those companies whose market
                capitalization is within the range
                of market capitalizations of
                companies in the Russell Midcap(R)
                Growth Index. Using fundamental
                research and quantitative analysis,
                the subadvisor looks for
                fast-growing companies that are in
                new or rapidly evolving industries.
                The Portfolio may invest in foreign
                securities (including emerging
                markets securities).
    -----------------------------------------------------------------------

    STYLE/        INVESTMENT OBJECTIVES/POLICIES           PORTFOLIO
     TYPE                                                   ADVISOR/
                                                          SUB-ADVISOR
   -------------------------------------------------------------------------
    MID CAP    AST NEUBERGER BERMAN/LSV MID-CAP            LSV Asset
    VALUE      VALUE PORTFOLIO: seeks capital             Management;
               growth. Under normal market              Neuberger Berman
               conditions, the Portfolio invests at      Management LLC
               least 80% of its net assets in the
               common stocks of medium
               capitalization companies. For
               purposes of the Portfolio, companies
               with market capitalizations that
               fall within the range of the Russell
               Midcap(R) Value Index at the time of
               investment are considered medium
               capitalization companies. Some of
               the Portfolio's assets may be
               invested in the securities of
               large-cap companies as well as in
               small-cap companies. subadvisor
               Neuberger Berman looks for
               well-managed companies whose stock
               prices are undervalued and that may
               rise in price before other investors
               realize their worth. LSV Asset
               Management (LSV) follows an active
               investment strategy utilizing a
               quantitative investment model to
               evaluate and recommend investment
               decisions for its portion of the
               Portfolio in a bottom-up, contrarian
               value approach
   -------------------------------------------------------------------------
    SMALL      AST NEUBERGER BERMAN SMALL-CAP           Neuberger Berman
     CAP       GROWTH PORTFOLIO: seeks maximum           Management LLC
    GROWTH     growth of investors' capital from a
               portfolio of growth stocks of
               smaller companies. The Portfolio
               pursues its objective, under normal
               circumstances, by primarily
               investing at least 80% of its total
               assets in the equity securities of
               small-sized companies included in
               the Russell 2000 Growth(R) Index.
   -------------------------------------------------------------------------
    FIXED      AST PIMCO LIMITED MATURITY BOND         Pacific Investment
    INCOME     PORTFOLIO: seeks to maximize total          Management
               return consistent with preservation        Company LLC
               of capital and prudent investment            (PIMCO)
               management. The Portfolio will
               invest, under normal circumstances,
               at least 80% of the value of its net
               assets in fixed- income investments,
               which may be represented by forwards
               or derivatives such as options,
               futures contracts, or swap
               agreements. The average portfolio
               duration normally varies within a
               one -to-three year time-frame based
               on the subadvisor's forecast of
               interest rates.
   -------------------------------------------------------------------------
    FIXED      AST PIMCO TOTAL RETURN BOND             Pacific Investment
    INCOME     PORTFOLIO: seeks to maximize total          Management
               return consistent with preservation        Company LLC
               of capital and prudent investment            (PIMCO)
               management. The Portfolio will
               invest, under normal circumstances,
               at least 80% of the value of its net
               assets in fixed income investments,
               which may be represented by forwards
               or derivatives such as options,
               futures contracts, or swap
               agreements. The average portfolio
               duration normally varies within two
               years (+/-) of the duration of the
               Barclay's Capital U.S. Aggregate
               Bond Index.
   -------------------------------------------------------------------------
    ASSET      AST PRESERVATION ASSET ALLOCATION           Prudential
    ALLOCA     PORTFOLIO: seeks to obtain total         Investments LLC;
     TION      return consistent with its specified       Quantitative
               level of risk. The Portfolio                Management
               primarily invests its assets in a         Associates LLC
               diversified portfolio of other
               mutual funds, the underlying
               portfolios, of the Advanced Series
               Trust and certain affiliated money
               market funds. Under normal market
               conditions, the Portfolio will
               devote approximately 35% of its net
               assets to underlying portfolios
               investing primarily in equity
               securities (with a range of 27.5% to
               42.5%), and 65% of its net assets to
               underlying portfolios investing
               primarily in debt securities and
               money market instruments (with a
               range of 57.5% to 72.5%). The
               Portfolio is not limited to
               investing exclusively in shares of
               the underlying portfolios and may
               invest in securities and futures
               contracts, swap agreements and other
               financial and derivative instruments.
   -------------------------------------------------------------------------
    SMALL      AST SMALL-CAP GROWTH PORTFOLIO:            Eagle Asset
     CAP       seeks long-term capital growth. The      Management, Inc.
    GROWTH     Portfolio pursues its objective by
               investing, under normal
               circumstances, at least 80% of the
               value of its assets in
               small-capitalization companies.
               Small-capitalization companies are
               those companies with a market
               capitalization, at the time of
               purchase, no larger than the largest
               capitalized company included in the
               Russell 2000(R) Growth Index at the
               time of the Portfolio's investment.
   -------------------------------------------------------------------------
    SMALL      AST SMALL-CAP VALUE PORTFOLIO: seeks       ClearBridge
     CAP       to provide long-term capital growth     Advisors, LLC; J.P.
    VALUE      by investing primarily in               Morgan Investment
               small-capitalization stocks that        Management, Inc.;
               appear to be undervalued. The           Lee Munder Capital
               Portfolio invests, under normal             Group, LLC
               circumstances, at least 80% of the
               value of its net assets in small
               capitalization stocks. Small
               capitalization stocks are the stocks
               of companies with market
               capitalization that are within the
               market capitalization range of the
               Russell 2000(R) Value Index.
               Securities of companies whose market
               capitalizations no longer meet the
               definition of small capitalization
               companies after purchase by the
               Portfolio will still be considered
               to be small capitalization companies
               for purposes of the Portfolio's
               policy of investing, under normal
               circumstances, at least 80% of the
               value of its assets in small
               capitalization companies.
   -------------------------------------------------------------------------

    STYLE/         INVESTMENT OBJECTIVES/POLICIES           PORTFOLIO
     TYPE                                                    ADVISOR/
                                                           SUB-ADVISOR
  ---------------------------------------------------------------------------
    FIXED       AST T. ROWE PRICE GLOBAL BOND             T. Rowe Price
    INCOME      PORTFOLIO: seeks to provide high        International, Inc.
                current income and capital growth by
                investing in high-quality foreign
                and U.S. dollar-denominated bonds.
                The Portfolio will invest at least
                80% of its total assets in fixed
                income securities. The Portfolio
                invests in all types of bonds,
                including those issued or guaranteed
                by U.S. or foreign governments or
                their agencies and by foreign
                authorities, provinces and
                municipalities as well as investment
                grade corporate bonds,
                mortgage-related and asset- backed
                securities, and high-yield bonds of
                U.S. and foreign issuers. The
                Portfolio generally invests in
                countries where the combination of
                fixed-income returns and currency
                exchange rates appears attractive,
                or, if the currency trend is
                unfavorable, where the subadvisor
                believes that the currency risk can
                be minimized through hedging. The
                Portfolio may also invest in
                convertible securities, commercial
                paper and bank debt and loan
                participations. The Portfolio may
                invest up to 20% of its assets in
                the aggregate in below
                investment-grade, high-risk bonds
                ("junk bonds") and emerging market
                bonds. In addition, the Portfolio
                may invest up to 30% of its assets
                in mortgage-related (including
                mortgage dollar rolls and
                derivatives, such as collateralized
                mortgage obligations and stripped
                mortgage securities) and
                asset-backed securities. The
                Portfolio may invest in futures,
                swaps and other derivatives in
                keeping with its objective.
  ---------------------------------------------------------------------------
    LARGE       AST T. ROWE PRICE LARGE-CAP GROWTH        T. Rowe Price
     CAP        PORTFOLIO: seeks long-term growth of     Associates, Inc.
    GROWTH      capital by investing predominantly
                in the equity securities of a
                limited number of large, carefully
                selected, high-quality U.S.
                companies that are judged likely to
                achieve superior earnings growth.
                The Portfolio takes a growth
                approach to investment selection and
                normally invests at least 80% of its
                net assets in the common stocks of
                large companies. Large companies are
                defined as those whose market cap is
                larger than the median market cap of
                companies in the Russell 1000 Growth
                Index as of the time of purchase.
  ---------------------------------------------------------------------------
    LARGE       AST VALUE PORTFOLIO (formerly AST            Deutsche
     CAP        DeAM Large-Cap Value Portfolio):            Investment
    VALUE       seeks maximum growth of capital by          Management
                investing primarily in the value          Americas, Inc.
                stocks of larger companies. The
                Portfolio pursues its objective,
                under normal market conditions, by
                primarily investing at least 80% of
                the value of its assets in the
                equity securities of large-sized
                companies included in the Russell
                1000(R) Value Index. The subadvisor
                employs an investment strategy
                designed to maintain a portfolio of
                equity securities which approximates
                the market risk of those stocks
                included in the Russell 1000(R)
                Value Index, but which attempts to
                outperform the Russell 1000(R) Value
                Index through active stock selection.
  ---------------------------------------------------------------------------
    FIXED       AST WESTERN ASSET CORE PLUS BOND          Western Asset
    INCOME      PORTFOLIO: seeks to maximize total          Management
                return, consistent with prudent              Company
                investment management and liquidity
                needs. The Portfolio's current
                target average duration is generally
                2.5 to 7 years. The Portfolio
                pursues this objective by investing
                in all major fixed income sectors
                with a bias towards non-Treasuries.
  ---------------------------------------------------------------------------
                  EVERGREEN VARIABLE ANNUITY TRUST
  ---------------------------------------------------------------------------
     INTER      EVERGREEN VA INTERNATIONAL EQUITY:          Evergreen
   NATIONAL     seeks long-term capital growth and          Investment
    EQUITY      secondarily, modest income. The             Management
                Portfolio normally invests at least        Company, LLC
                80% of its assets in equity
                securities issued by in the
                portfolio manager's opinion,
                established and quality non-U.S.
                companies located in countries with
                developed markets. The Portfolio may
                purchase securities across all
                market capitalizations. The
                Portfolio normally invests at least
                65% of its assets in the securities
                of companies in at least three
                countries (other than the U.S.). The
                Portfolio may also invest in
                emerging markets. The Portfolio's
                managers seek both growth and value
                opportunities. For growth
                investments, the Portfolio's manager
                seeks, among other things, good
                business models, good management and
                growth in cash flows. For value
                investments, the Portfolio's manager
                seeks, among other things, companies
                that are undervalued in the
                marketplace compared to their
                assets. The Portfolio normally
                intends to seek modest income from
                dividends paid by its equity
                holdings. Other than cash and cash
                equivalents, the Portfolio intends
                to invest substantially all of its
                assets in the securities of non-U.S.
                issuers.
  ---------------------------------------------------------------------------
   SPECIALTY    EVERGREEN VA OMEGA: seeks long-term         Evergreen
                capital growth. The Portfolio               Investment
                invests primarily, and under normal         Management
                conditions substantially all of its        Company, LLC
                assets, in common stocks of U.S.
                companies of any market
                capitalization. The Portfolio's
                manager employs a growth style of
                equity management that seeks to
                emphasize companies with cash flow
                growth, sustainable competitive
                advantages, returns on invested
                capital above their cost of capital
                and the ability to manage for
                profitable growth that can create
                long-term value for shareholders.
  ---------------------------------------------------------------------------

 WHAT ARE THE FIXED ALLOCATIONS?
 The Fixed Allocations consist of the MVA Fixed Allocations, the Fixed Allocations and DCA Fixed Allocations used with our dollar-cost averaging program, and (with respect to Highest Daily Lifetime Five only), the Benefit Fixed Rate Account. We describe the Benefit Fixed Rate Account in the section of the Prospectus concerning Highest Daily Lifetime Five. We describe the DCA Fixed Allocations in the section entitled "Do You Offer Dollar Cost Averaging?"

 We offer MVA Fixed Allocations of different durations during the accumulation period. These "MVA Fixed Allocations" earn a guaranteed fixed rate of interest for a specified period of time, called the "Guarantee Period." In most states, we offer MVA Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose MVA Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However, for certain MVA Fixed Allocations, if you withdraw or transfer Account Value before the end of the Guarantee Period, we will adjust the value of your withdrawal or transfer based on a formula, called a "Market Value Adjustment." The Market Value Adjustment can either be positive or negative, depending on the movement of applicable interest rates. Please refer to the section entitled "How does the Market Value Adjustment Work?" for a description of the formula along with examples of how it is calculated. You may allocate Account Value to more than one MVA Fixed Allocation at a time.

 Fixed Allocations are not available in Maryland, Nevada, North Dakota, Vermont and Washington. Availability of Fixed Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call Prudential Annuities at 1-888-PRU-2888 to determine availability of Fixed Allocations in your state and for your annuity product. You may not allocate Account Value to MVA Fixed Allocations if you have elected the following Optional Benefits: Lifetime Five Income Benefit, Spousal Lifetime Five Income Benefit, Highest Daily Lifetime Five Income Benefit, Highest Daily Lifetime Seven Income Benefit, Spousal Highest Daily Lifetime Seven Income Benefit, Highest Daily Value Death Benefit, Highest Daily Lifetime Seven with Beneficiary Income Option, Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, Highest Daily Lifetime Seven with Lifetime Income Accelerator, GRO, GRO Plus, GRO Plus 2008, Highest Daily GRO, Highest Daily GRO II, GRO Plus II, Highest Daily Lifetime 7 Plus Income Benefit, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, and Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator, Highest Daily Lifetime 6 Plus, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator and Spousal Highest Daily Lifetime 6 Plus. The interest rate that we credit to the MVA Fixed Allocations may be reduced by an amount that corresponds to the asset-based charges assessed against the Sub-accounts.

 No specific fees or expenses are deducted when determining the rate we credit to an MVA Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to MVA Fixed Allocations. That is, the existence of those factors results in a reduction to the interest rate that we credit under the MVA Fixed Allocations. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the MVA Fixed Allocations.

                               FEES AND CHARGES

 The charges under each Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under each Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuities exceed our total costs in connection with the Annuities, we will earn a profit. Otherwise we will incur a loss. For example, Prudential Annuities may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under an Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that Prudential Annuities incurs in promoting, distributing, issuing and administering an Annuity and to offset a portion of the costs associated with offering any Credits which are funded through Prudential Annuities' general account.

 The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the Annuity. A portion of the proceeds that Prudential Annuities receives from charges that apply to the Sub-accounts may include amounts based on market appreciation of the Sub-account values including appreciation on amounts that represent any Credits.

 WHAT ARE THE CONTRACT FEES AND CHARGES?

 CONTINGENT DEFERRED SALES CHARGE: We do not deduct a sales charge from purchase payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the CDSC, we consider the year following the Issue Date of your Annuity as Year 1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages for each Annuity are shown under "Summary of Contract Fees and Charges". If you purchase Optimum Plus and make a withdrawal that is subject to a CDSC, we may use part of that CDSC to recoup our costs of providing the Credit. However, we do not impose any CDSC on your withdrawal of a Credit amount.

 With respect to a partial withdrawal, we calculate the CDSC by assuming that any available free withdrawal amount is taken out first (see How Much Can I Withdraw as a Free Withdrawal?). If the free withdrawal amount is not sufficient, we then assume that withdrawals are taken from purchase payments that have not been previously withdrawn, on a first-in, first-out basis, and subsequently from any other Account Value in the Annuity.

 For purposes of calculating any applicable CDSC on a surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior partial withdrawals or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the purchase payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount.

 We may waive any applicable CDSC under certain circumstances including, certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a "qualified" investment. Free Withdrawals, Medically-Related Surrenders and Minimum Distributions are each explained more fully in the section entitled "Access to Your Account Value".

 TRANSFER FEE: Currently, you may make twenty (20) free transfers between investment options each Annuity Year. We currently charge $10.00 for each transfer after the twentieth in each Annuity Year. The fee will never be more than $15.00 for each transfer. We do not consider transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. Similarly, transfers made pursuant to a formula used with an optional benefit are not subject to the Transfer fee and are not counted toward the twenty free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If you are enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

 ANNUAL MAINTENANCE FEE: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value (including any amounts in Fixed Allocations), invested in the Sub-accounts, whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. The fee is taken out only from the Sub-accounts. With respect to Optimum and Optimum Four, currently, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000 on the anniversary of the Issue Date or at the time of surrender. With respect to Optimum Plus, we deduct the Annual Maintenance Fee regardless of Account Value. We do not impose the Annual Maintenance Fee upon annuitization, the payment of a Death Benefit, or a medically-rated full surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase. For beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Account Value. For a non-qualified Beneficiary Continuation Option, the fee is only applicable if the Account Value is less than $25,000 at the time the fee is assessed.

 TAX CHARGE: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We pay the tax either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of purchase payments, surrender value, or Account Value as applicable. The tax charge currently ranges up to 3 1/2%. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.

 We will pay company income taxes on the taxable corporate earnings created by this separate account product. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the Annuity. We will periodically review the issue of charging for these taxes and may impose a charge in the future.

 In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because
 (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the contract.

 INSURANCE CHARGE: We deduct an Insurance Charge daily. The charge is assessed against the daily assets allocated to the Sub-accounts and is equal to the amount indicated under "Summary of Contract Fees and Charges". The Insurance Charge is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The Insurance Charge is intended to compensate Prudential Annuities for providing the insurance benefits under each Annuity, including each Annuity's basic Death Benefit that provides guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also covers administrative costs associated with providing the Annuity benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge covers the risk that our assumptions about the mortality risks and expenses under each Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.

 The Insurance Charge is not deducted against assets allocated to a Fixed Allocation. However, the amount we credit to Fixed Allocations may also reflect similar assumptions about the insurance guarantees provided under each Annuity and the administrative costs associated with providing the Annuity benefits. That is, the interest rate we credit to a Fixed Allocation may be reduced to reflect those assumptions.

 DISTRIBUTION CHARGE: For Optimum and Optimum Plus, we deduct a Distribution Charge daily. The charge is assessed against the average assets allocated to the Sub-accounts and is equal to the amount indicated under "Summary of Contract Fees and Charges" on an annual basis. The Distribution Charge is intended to compensate us for a portion of our acquisition expenses under the Annuity, including promotion and distribution of the Annuity and, with respect to Optimum Plus, the costs associated with offering Credits which are funded through Prudential Annuities' general account. The Distribution Charge is deducted against your Annuity's Account Value and any increases or decreases in your Account Value based on market fluctuations of the Sub-accounts will affect the charge.

 OPTIONAL BENEFITS FOR WHICH WE ASSESS A CHARGE: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime 6 Plus, the charge is assessed against the greater of Account Value and Protected Withdrawal Value and taken out of the Sub-accounts and DCA Fixed Rate Options periodically. Please refer to the sections entitled "Summary of Contract Fees and Charges" for the list of charges for each optional benefit.

 SETTLEMENT SERVICE CHARGE: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for non-qualified Annuities and 1.40% for qualified Annuities.

 FEES AND EXPENSES INCURRED BY THE PORTFOLIOS: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are reflected daily by each Portfolio before it provides Prudential Annuities with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios.

 WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?
 No specific fees or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations. That is, the interest rate that we credit to a Fixed Allocation may be reduced to reflect those factors. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from an MVA Fixed Allocation.

 WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?
 If you select a fixed payment option, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a tax charge may apply (see "Tax Charge" above). Currently, we only offer fixed payment options.

 EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES
 We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of any CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. Generally, these types of changes will be based on a reduction to our sales, maintenance or administrative expenses due to the nature of the individual or group purchasing the Annuity. Some of the factors we might consider in making such a decision are: (a) the size and type of group; (b) the number of Annuities purchased by an Owner; (c) the amount of purchase payments or likelihood of additional Purchase Payments; (d) whether an annuity is reinstated pursuant to our rules; and/or (e) other transactions where sales, maintenance or administrative expenses are likely to be reduced. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

                            PURCHASING YOUR ANNUITY

 WHAT ARE OUR REQUIREMENTS FOR PURCHASING ONE OF THE ANNUITIES?

 INITIAL PURCHASE PAYMENT: We no longer allow new purchases of these Annuities, except in certain states/jurisdictions. Previously, you must have made a minimum initial Purchase Payment as follows: $1,000 for Optimum, and $10,000 for Optimum Plus and Optimum Four. However, if you decided to make payments under a systematic investment or an electronic funds transfer program, we would have accepted a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent purchase payments plus your initial Purchase Payment totaled the minimum initial Purchase Payment amount required for the Annuity purchased.

 We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equal $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. We may apply certain limitations, restrictions, and/or underwriting standards as a condition of our issuance of an Annuity and/or acceptance of Purchase Payments. In addition, we may apply certain limitations and/or restrictions on an Annuity as a condition of our acceptance, including limiting the liquidity features or the Death Benefit protection provided under an Annuity, changing the number of transfers allowable under an Annuity or restricting the Sub-accounts or Fixed Allocations that are available. Other limitations and/or restrictions may apply.

 Speculative Investing - Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.

 Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block a contract owner's ability to make certain transactions, and thereby refuse to accept purchase payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

 Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Prudential Annuities. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to Prudential Annuities via wiring funds through your Financial Professional's broker-dealer firm. Additional purchase payments may also be applied to your Annuity under an electronic funds transfer arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

 AGE RESTRICTIONS: Unless we agree otherwise and subject to our rules, the Owner (or Annuitant if entity owned) must not be older than a maximum issue age as of the Issue Date of the Annuity as follows: age 80 for Optimum, age 75 for Optimum Plus and age 85 for Optimum Four. If an Annuity is owned jointly, the oldest of the Owners must not be older than the maximum issue age on the Issue Date. You should consider your need to access your Account Value and whether the Annuity's liquidity features will satisfy that need. If you purchase a Beneficiary Annuity, the maximum issue age is 70 based on the Key Life. If you take a distribution prior to age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner's death.

 "BENEFICIARY" ANNUITY
 You may purchase an Annuity if you are a beneficiary of an annuity that was owned by a decedent, subject to the following requirements. You may transfer the proceeds of the decedent's annuity into one of the Annuities described in the prospectus and continue receiving the distributions that are required by the tax laws. This transfer option is only available for purchase of an IRA, Roth IRA, or a non-qualified annuity, for distributions based on lives age 70 or under. This transfer option is also not available if the proceeds are being transferred from an annuity issued by us or one of our affiliates and the annuity offers a "Beneficiary Continuation Option".

 Upon purchase, the Annuity will be issued in the name of the decedent for your benefit. We will calculate your required distributions based on the applicable life expectancy in the year of the decedent's death, using Table 1 in IRS Publication 590. These distributions are not subject to any CDSC.

 For IRAs and Roth IRAs, distributions must begin by December 31 of the year following the year of the decedent's death. If you are the surviving spouse beneficiary, distributions may be deferred until the decedent would have attained age 70 1/2, however if you choose to defer distributions, you are responsible for complying with the distribution requirements under the Code, and you must notify us when you would like distributions to begin. For additional information regarding the tax considerations applicable to beneficiaries of an IRA or Roth IRA, see "Required Distributions Upon Your Death for Qualified Annuity Contracts" in the Tax Considerations section of your prospectus.

 For non-qualified Annuities, distributions must begin within one year of the decedent's death. For additional information regarding the tax considerations applicable to beneficiaries of a non-qualified Annuity see "Required Distributions Upon Your Death for Nonqualified Annuity Contracts" in the Tax Consideration section of your prospectus.

 You may choose to take more than your required distribution. You may take withdrawals in excess of your required distributions, however your withdrawal may be subject to the Contingent Deferred Sales Charge. Any withdrawals reduce the required distribution for the year. All applicable charges will be assessed against your Annuity, such as the Insurance Charge and the Annual Maintenance Fee.

 The Annuity may provide a basic Death Benefit upon death, and you may name "successors" who may receive the Death Benefit as a lump sum or continue receiving distributions after your death under the Beneficiary Continuation Option.

 Please note the following additional limitations:
..   No additional Purchase Payments are permitted. You may only make a one-time initial Purchase Payment transferred to us directly from another annuity or eligible account. You may not make your Purchase Payment as an indirect rollover, or combine multiple "Transfer of Assets" or "TOA's" into a single contact as part of this "Beneficiary" Annuity.
..   You may not elect any optional living or death benefits. Annuity Rewards is not available.
..   You may not annuitize the Annuity; no annuity options are available.
..   You may participate only in the following programs: Auto-Rebalancing,
    Dollar Cost Averaging, Systematic Withdrawals, and Third Party Investment Advisor.
..   You may not assign or change ownership of the Annuity, and you may not change or designate another life upon which distributions are based. A "Beneficiary Annuity" may not be co-owned.
..   If the Annuity is funded by means of transfer from another "Beneficiary
    Annuity" with another company, we require that the sending company or the beneficial owner provide certain information in order to ensure that applicable required distributions have been made prior to the transfer of the contract proceeds to us. We further require appropriate information to enable us to accurately determine future distributions from the Annuity. Please note we are unable to accept a transfer of another "Beneficiary Annuity" where taxes are calculated based on an exclusion amount or an exclusion ratio of earnings to original investment. We are also unable to accept a transfer of an annuity that has annuitized.
..   The beneficial owner of the Annuity can be an individual, grantor trust, or, for an IRA or Roth IRA, a qualified trust. In general, a qualified trust (1) must be valid under state law; (2) must be irrevocable or became irrevocable by its terms upon the death of the IRA or Roth IRA owner; and
    (3) the beneficiaries of the trust who are beneficiaries with respect to the trust's interest in this Annuity must be identifiable from the trust instrument and must be individuals. A qualified trust must provide us with a list of all beneficiaries to the trust (including contingent and remainder beneficiaries with a description of the conditions on their entitlement), all of whom must be individuals, as of September 30/th/ of the year following the year of death of the IRA or Roth IRA owner, or date of Annuity application if later. The trustee must also provide a copy of the trust document upon request. If the beneficial owner of the Annuity is a grantor trust, distributions must be based on the life expectancy of the grantor. If the beneficial owner of the Annuity is a qualified trust, distributions must be based on the life expectancy of the oldest beneficiary under the trust.
..   If this Beneficiary Annuity is transferred to another company as a tax-free exchange with the intention of qualifying as a beneficiary annuity with the receiving company, we may require certifications from the receiving company that required distributions will be made as required by law.
..   If you are transferring proceeds as beneficiary of an annuity that is owned by a decedent, we must receive your transfer request at least 45 days prior to your first required distribution. If, for any reason, your transfer request impedes our ability to complete your first distribution by the required date, we will be unable to accept your transfer request.

 OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

   . Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act independently on behalf of both owners. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term "Owner."
   . Annuitant: The Annuitant is the person upon whose life we continue to make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the accumulation period. In limited circumstances and where allowed by law, you may name one or more Contingent Annuitants. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax Considerations section of the Prospectus. For Beneficiary Annuities, instead of an Annuitant there is a "Key Life" which is used to determine the annual required distributions.
   . Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary Designation should be the exact name of your beneficiary, not only a reference to the beneficiary's relationship to you. If you use a designation of "surviving spouse," we will pay the Death Benefit to the individual that is your spouse at the time of your death (as defined under the federal tax laws and regulations). If no beneficiary is named the Death Benefit will be paid to you or your estate. For Beneficiary Annuities, instead of Beneficiary, the term "Successor" is used.

 Your right to make certain designations may be limited if your Annuity is to be used as an IRA, Beneficiary Annuity, or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

                             MANAGING YOUR ANNUITY

 MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?
 You may change the Owner, Annuitant and Beneficiary designations by sending us a request in writing in a form acceptable to us. However, if the Annuity is held as a Beneficiary Annuity, the Owner may not be changed and you may not designate another Key Life upon which distributions are based. Upon an ownership change, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:
   . a new Owner subsequent to the death of the Owner or the first of any joint Owners to die, except where a spouse Beneficiary has become the Owner as a result of an Owner's death;
   .   a new Annuitant subsequent to the Annuity Date;
   . for "non-qualified" investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity; and
   . a change in Beneficiary if the Owner had previously made the designation irrevocable.

 There are also restrictions on designation changes when you have elected certain optional benefits. See the "Living Benefits" and "Death Benefits" sections of this Prospectus for any such restrictions.

If you wish to change the Owner and/or Beneficiary under the Annuity, or to assign the Annuity, you must deliver the request to us in writing at our Service Office. Generally, any change of Owner and/or Beneficiary, or assignment of the Annuity, will take effect when accepted and recorded by us (unless an alternative rule is stipulated by applicable State law). We are not responsible for any transactions processed before a change of Owner and/or Beneficiary, and an assignment of the Annuity, is accepted and recorded by us. UNLESS PROHIBITED BY APPLICABLE STATE LAW, WE RESERVE THE RIGHT TO REFUSE A PROPOSED CHANGE OF OWNER AND/OR BENEFICIARY, AND A PROPOSED ASSIGNMENT OF THE ANNUITY, AT ANY TIME ON A NON-DISCRIMINATORY BASIS, AND WE ARE NOT OBLIGATED TO PROCESS YOUR REQUEST WITHIN ANY PARTICULAR TIME FRAME. For New York Annuities, a request to change the Owner, Annuitant, Contingent Annuitant, Beneficiary and contingent Beneficiary designations is effective when signed, and an assignment is effective upon our receipt. We assume no responsibility for the validity or tax consequences of any change of Owner and/or Beneficiary or any assignment of the Annuity.

 DEATH BENEFIT SUSPENSION UPON CHANGE OF OWNER OR ANNUITANT. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See the Death Benefit section of this prospectus for additional details.

 SPOUSAL DESIGNATIONS
 If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-owner unless you elect an alternative Beneficiary Designation. Unless you elect an alternative Beneficiary Designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death Benefit that would have been payable will be the new Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional purchase payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.

 Spousal assumption is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code ("Code") (or any successor Code section thereto) ("Custodial Account") and, on the date of the Annuitant's death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.

 Spousal Assumption is only permitted to spouses as defined by federal law.

 CONTINGENT ANNUITANT
 Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Internal Revenue Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account, as described in the above section.

 Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. If the Custodial Account elects to receive the Death Benefit, the Account Value of the Annuity as of the date of due proof of death of the Annuitant will reflect the amount that would have been payable had a Death Benefit been paid. See the section above entitled "Spousal Designations" for more information about how the Annuity can be continued by a Custodial Account.

 MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?
 If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a "free look." Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, or longer, measured from the time that you received your Annuity. If you return your Annuity during the applicable period, we will refund your current Account Value plus any tax charge deducted, less any applicable federal and state income tax withholding and depending on your state's requirements, any applicable insurance charges deducted. The amount returned to you may be higher or lower than the Purchase Payment(s) applied during the right to cancel period and may be subject to a market value adjustment if it was allocated to a MVA Fixed Allocation. However, where required by law, we will return your Purchase Payment(s), if they are greater than your current Account Value less any federal and state income tax withholding. With respect to Optimum Plus, if you return your Annuity, we will not return any Credits we applied to your Annuity based on your Purchase Payments.

 MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?
 Unless we agree otherwise and subject to our rules, the minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in our Systematic Investment Plan or a periodic Purchase Payment program. purchase payments made while you participate in an asset allocation program will be allocated in accordance with such benefit. Additional purchase payments may be made at any time before the Annuity Date, or prior to the Account Value being reduced to zero. Purchase payments are not permitted if the Annuity is held as a Beneficiary Annuity.

 MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?
 You can make additional purchase payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity (unless your Annuity is being held as a Beneficiary Annuity). We call our electronic funds transfer program "The Systematic Investment Plan." Purchase payments made through electronic funds transfer may only be allocated to the Sub-accounts when applied. Different allocation requirements may apply in connection with certain optional benefits. We may allow you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments through an electronic funds transfer that will equal at least the minimum Purchase Payment set forth above during the first 12 months of your Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur.

 MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?
 These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic purchase payments through a salary reduction program as long as the allocations are made only to Sub-accounts and the periodic purchase payments received in the first year total at least the minimum Purchase Payment set forth above.

                          MANAGING YOUR ACCOUNT VALUE

 HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?
 (See "Valuing Your Investment" for a description of our procedure for pricing initial and subsequent purchase payments.)

 INITIAL PURCHASE PAYMENT: Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions for allocating your Account Value. The Purchase Payment is your initial Purchase Payment minus any tax charges that may apply. You can allocate purchase payments to one or more available Sub-accounts or available Fixed Allocations. Investment restrictions will apply if you elect certain optional benefits.

 SUBSEQUENT PURCHASE PAYMENTS: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase Payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent Purchase Payments according to any new allocation instructions. Unless you tell us otherwise, Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program.

 HOW DO I RECEIVE A LOYALTY CREDIT UNDER THE OPTIMUM AND OPTIMUM FOUR ANNUITIES? We apply a Loyalty Credit to your Annuity's Account Value at the end of your fifth Annuity Year ("fifth Annuity Anniversary"). With respect to Optimum, for annuities issued on or after February 13, 2006, the Loyalty Credit is equal to 0.50% of total purchase payments made during the first four Annuity Years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Annuity Anniversary. With respect to Optimum Four, for annuities issued between June 20, 2005 and February 13, 2006, the Loyalty Credit is equal to 2.25% of total purchase payments made during the first four Annuity Years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Annuity Anniversary. For Optimum Four Annuities issued on or after February 13, 2006, the Loyalty
 Credit is equal to 2.75% of total purchase payments made during the first four Annuity Years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Annuity Anniversary.

 If the total purchase payments made during the first four Annuity Years is less than the cumulative amount of withdrawals made on or before the fifth Annuity Anniversary, no Loyalty Credit will be applied to your Annuity. Also, no Loyalty Credit will be applied to your Annuity if your Account Value is zero on the fifth Annuity Anniversary. This would include any situation where the Annuity is still in force due to the fact that payments are being made under an optional benefit such as Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Guaranteed Minimum Withdrawal Benefit, Highest Daily Lifetime 6 Plus, and Spousal Highest Daily Lifetime 6 Plus. In addition, no Loyalty Credit will be applied to your Annuity if before the fifth Annuity
 Anniversary: (i) you have surrendered your Annuity; (ii) you have annuitized your Annuity; (iii) your Beneficiary has elected our Beneficiary Continuation Option; or (iv) we have received due proof of your death (and there has been no spousal continuation election made). If your spouse continues the Annuity under our spousal continuation option, we will apply the Loyalty Credit to your Annuity only on the fifth Annuity Anniversary measured from the date that we originally issued you the Annuity. Since the Loyalty Credit is applied to the Account Value only, any guarantees that are not based on Account Value will not reflect the Loyalty Credit. Similarly, guarantees that are made against a loss in Account Value will not be triggered in certain very limited circumstances where they otherwise would have been, had no Loyalty Credit been applied to the Account Value.

 HOW ARE LOYALTY CREDITS APPLIED TO MY ACCOUNT VALUE UNDER THE OPTIMUM AND OPTIMUM FOUR ANNUITIES?
 Any Loyalty Credit that is allocated to your Account Value on the fifth Annuity Anniversary will be allocated to the Fixed Allocations and Sub-accounts according to the "hierarchy" described in this paragraph. This hierarchy consists of a priority list of investment options, and the Loyalty Credit is applied based on which of the items below is applicable and in effect when the Loyalty Credit is applied. Thus, if a given item in the priority list is inapplicable to you, we move to the next item. The hierarchy is as follows: (a) if you participate in the Custom Portfolios Program (FKA - Optional Allocation & Rebalancing Program), any Loyalty Credit will be invested in accordance with such Program, (b) if you participate in an asset allocation program (see Appendix D for a description of such programs), in accordance with that program, (c) in accordance with your standing allocation instructions (d) if you participate in the Systematic Investment Plan, in accordance with that Plan, (e) if you participate in an automatic rebalancing program, in accordance with that program (f) in accordance with how your most recent purchase payment was allocated and (g) otherwise in accordance with your instructions, if items (a) through (f) above are not permitted or applicable.

 EXAMPLE OF APPLYING THE LOYALTY CREDIT WITH RESPECT TO OPTIMUM.
 Assume you make an initial Purchase Payment of $10,000 and your Annuity is issued on or after February 13, 2006. During Annuity Year four (i.e., prior to the fourth Annuity Anniversary) you make an additional $10,000 Purchase Payment. During the early part of Annuity Year five (i.e., prior to the fifth Annuity Anniversary) you make a $10,000 Purchase Payment and later in the year make a withdrawal of $5,000. The Loyalty Credit that we will apply to your Annuity on the fifth Annuity Anniversary is, subject to state availability, equal to 0.50% of $15,000 (this represents the $20,000 of Purchase Payments made during the first four

 Annuity Years minus the $5,000 withdrawal made in the fifth Annuity Year. The computation disregards the additional $10,000 Purchase Payment made in the fifth Annuity Year.) Therefore, the Loyalty Credit amount would be equal to $75.00.

 EXAMPLE OF APPLYING THE LOYALTY CREDIT WITH RESPECT TO OPTIMUM FOUR.
 Assume you make an initial Purchase Payment of $10,000 and your Annuity is issued on or after February 13, 2006. During Annuity Year four (i.e., prior to the fourth Annuity Anniversary) you make an additional $10,000 Purchase Payment. During the early part of Annuity Year five (i.e., prior to the fifth Annuity Anniversary) you make a $10,000 Purchase Payment and later in the year make a withdrawal of $5,000. The Loyalty Credit that we will apply to your Annuity on the fifth Annuity Anniversary is, subject to state availability, equal to 2.75% of $15,000 (this represents the $20,000 of purchase payments made during the first four Annuity Years minus the $5,000 withdrawal made in the fifth Annuity Year. The computation disregards the additional $10,000 Purchase Payment made in the fifth Annuity Year.) Therefore, the Loyalty Credit amount would be equal to $412.50.

 HOW DO I RECEIVE CREDITS UNDER THE OPTIMUM PLUS ANNUITY?
 We apply a "Credit" to your Annuity's Account Value each time you make a Purchase Payment during the first six (6) Annuity Years. The amount of the Credit is payable from our general account. The amount of the Credit depends on the Annuity Year in which the Purchase Payment(s) is made, according to the table below:

 For annuities issued prior to February 13, 2006:

                              ANNUITY YEAR  CREDIT
                              --------------------
                                  1         6.00%
                                  2         5.00%
                                  3         4.00%
                                  4         3.00%
                                  5         2.00%
                                  6         1.00%
                                  7+        0.00%
                              --------------------

 For annuities issued on or after February 13, 2006 (subject to state availability):

                              ANNUITY YEAR  CREDIT
                              --------------------
                                  1         6.50%
                                  2         5.00%
                                  3         4.00%
                                  4         3.00%
                                  5         2.00%
                                  6         1.00%
                                  7+        0.00%
                              --------------------

 HOW ARE CREDITS APPLIED TO ACCOUNT VALUE UNDER THE OPTIMUM PLUS ANNUITY? Each Credit is allocated to your Account Value at the time the Purchase Payment is applied to your Account Value. The amount of the Credit is allocated to the investment options in the same ratio as the applicable Purchase Payment is applied.

 EXAMPLES OF APPLYING CREDITS

 INITIAL PURCHASE PAYMENT
 Assume you make an initial Purchase Payment of $10,000 and your Annuity is issued on or after February 13, 2006. We would apply a 6.5% Credit to your Purchase Payment and allocate the amount of the Credit ($650 = $10,000 X .065) to your Account Value in the proportion that your Purchase Payment is allocated.

 ADDITIONAL PURCHASE PAYMENT IN ANNUITY YEAR 2
 Assume that you make an additional Purchase Payment of $5,000. We would apply a 5.0% Credit to your Purchase Payment and allocate the amount of the Credit ($250 = $5,000 X .05) to your Account Value.

 ADDITIONAL PURCHASE PAYMENT IN ANNUITY YEAR 6
 Assume that you make an additional Purchase Payment of $15,000. We would apply a 1.0% Credit to your Purchase Payment and allocate the amount of the Credit ($150 = $15,000 X .01) to your Account Value.

 The amount of any Optimum Plus Credits applied to your Optimum Plus Annuity Account Value can be taken back by Prudential Annuities under certain circumstances:
   . any Optimum Plus Credits applied to your Account Value on Purchase Payments made within the 12 months before the Owner's (or Annuitant's if entity owned) date of death will be taken back (to the extent allowed by state law);

   . the amount available under the medically-related surrender portion of the Annuity will not include the amount of any Optimum Plus Credits payable on Purchase Payments made within 12 months prior to the date of a request under the medically-related surrender provision; and
   . if you elect to "free look" your Annuity, the amount returned to you will not include the amount of any Optimum Plus Credits.

 The Account Value may be substantially reduced if Prudential Annuities takes back the Optimum Plus Credit amount under these circumstances. The amount we take back will equal the Optimum Plus Credit amount, without adjustment up or down for investment performance. Therefore, any gain on the Optimum Plus Credit amount will not be taken back. But if there was a loss on the Optimum Plus Credit amount, the amount we take back will still equal the amount of the Optimum Plus Credit amount. We do not deduct a CDSC in any situation where we take back the Optimum Plus Credit amount. During the first 10 Annuity Years, the total asset-based charges on this Annuity (including the Insurance Charge and the Distribution Charge) are higher than many of our other annuities, including other annuities we offer that apply credits to Purchase Payments.

 GENERAL INFORMATION ABOUT CREDITS
   . We do not consider Credits to be "investment in the contract" for income tax purposes.
   . You may not withdraw the amount of any Credits under the Free Withdrawal provision. The Free Withdrawal provision only applies to withdrawals of purchase payments.

 ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS? During the accumulation period you may transfer Account Value between investment options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. You may not transfer Account Value to any DCA fixed Allocation. You may only allocate payments to DCA Fixed Allocations.

 Currently, we charge $10.00 for each transfer after the twentieth
 (20/th/) transfer in each Annuity Year. Transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program do not count toward the twenty free transfer limit. Renewals or transfers of Account Value from an MVA Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee. We may also increase the Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

 Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission as a "writing", (ii) will treat multiple transfer requests submitted on the same Valuation Day as a single transfer, and
 (iii) do not count any transfer that solely involves Sub-accounts corresponding to the AST Money Market Portfolio, or any transfer that involves one of our systematic programs, such as asset allocation and automated withdrawals.

 Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a Portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. Each Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e., one or more of the Sub-accounts corresponding to the AST Money Market Portfolio), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts.

 In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or
 (b) we are informed by a Portfolio (e.g., by the Portfolio's portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:
..   With respect to each Sub-account (other than the AST Money Market
    Sub-account), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the "Transfer Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals; (ii) do not count any transfer that solely involves Sub-accounts corresponding to the AST Money Market Portfolio; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.
..   We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

 If we deny one or more transfer requests under the foregoing rules, we will inform you or your Financial Professional promptly of the circumstances concerning the denial.

 There are contract owners of different variable annuity contracts that are funded through the same Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Finally, there are contract owners of other variable annuity contracts or variable life contracts that are issued by Prudential Annuities as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a Financial Professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund's assets which may affect all contract owners invested in the affected options. Apart from jurisdiction- specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a Financial Professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.

 ALTHOUGH OUR TRANSFER RESTRICTIONS ARE DESIGNED TO PREVENT EXCESSIVE TRANSFERS, THEY ARE NOT CAPABLE OF PREVENTING EVERY POTENTIAL OCCURRENCE OF EXCESSIVE TRANSFER ACTIVITY.
 The Portfolios may have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract owners (including an Annuity Owner's TIN number), and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific contract owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive "omnibus" purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Portfolios (and thus contract owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.

 A Portfolio also may assess a short term trading fee (redemption fee) in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.

 DO YOU OFFER DOLLAR COST AVERAGING?
 Yes. As discussed below, we offer Dollar Cost Averaging programs during the accumulation period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from Sub-accounts, or a program that transfers amounts monthly from the Fixed Allocations. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of market fluctuation on the investment of your Purchase Payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. We do not deduct a charge for participating in a Dollar Cost Averaging program.

 You can Dollar Cost Average from Sub-accounts or the Fixed Allocations. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:
..   You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years.
..   You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.
..   Dollar Cost Averaging transfers from Fixed Allocations are not subject to a
    Market Value Adjustment.

 NOTE: WHEN A DOLLAR COST AVERAGING PROGRAM IS ESTABLISHED FROM A FIXED ALLOCATION, THE FIXED RATE OF INTEREST WE CREDIT TO YOUR ACCOUNT VALUE IS APPLIED TO A DECLINING BALANCE DUE TO THE TRANSFERS OF ACCOUNT VALUE TO THE SUB-ACCOUNTS DURING THE GUARANTEE PERIOD. THIS WILL REDUCE THE EFFECTIVE RATE OF RETURN ON THE FIXED ALLOCATION OVER THE GUARANTEE PERIOD.

 The Dollar Cost Averaging program is not available if you have elected an automatic rebalancing program or an asset allocation program. Dollar Cost Averaging from Fixed Allocations also is not available if you elect certain optional benefits.

 Prudential Annuities may offer Fixed Allocations with Guarantee Periods of 6 months or 12 months exclusively for use with a Dollar Cost Averaging program ("DCA Fixed Allocations"). DCA Fixed Allocations are designed to automatically transfer Account Value in either 6 or 12 payments under a Dollar Cost Averaging program. Dollar Cost Averaging transfers will be effected on the date the DCA Fixed Dollar Allocations is established and each month following until the entire principal amount plus earning is transferred. DCA Fixed Allocations may only be established with your initial Purchase Payment or additional purchase payments. You may not transfer existing Account Value to a DCA Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.

 Account Value allocated to the DCA Fixed Allocation will be transferred to the Sub-accounts you choose under the Dollar Cost Averaging program. If you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s), you must transfer all remaining Account Value to any other investment option. Unless you provide alternate instructions at the time you terminate the Dollar Cost Averaging program, Account Value will be transferred to the AST Money Market Sub-account. Transfers from Fixed Allocations as part of a Dollar Cost Averaging program are not subject to a Market Value Adjustment. However, a Market Value Adjustment will apply if you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s).

 DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?
 Yes. During the accumulation period, we offer Automatic Rebalancing among the Sub-accounts you choose. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you chose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift.

 Any transfer to or from any Sub-account that is not part of your Automatic Rebalancing program, will be made; however, that Sub-account will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.

 There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a Systematic Withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.

 If you are participating in an optional living benefit (such as Highest Daily Lifetime 6 Plus) that makes transfers under a pre-determined mathematical formula, and you have opted for automatic rebalancing; you should be aware that: (a) the AST bond portfolio used as part of the pre-determined mathematical formula will not be included as part of automatic rebalancing and
 (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing Program.

 ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?
 Yes. Certain "static asset allocation programs" are provided by LPL Financial Corporation ("LPL"), the firm selling the Annuity. Initially, you may be required to enroll in an available asset allocation program if you purchase one of the Annuities. Additionally, certain optional benefits require your Account Value be maintained in a model in the asset allocation program. These programs are considered static because once you have selected a model portfolio, the Sub-accounts and the percentage of contract value allocated to each Sub-account cannot be changed without your consent and direction. The programs are available at no additional charge. Under these programs, the Sub-account for each asset class in each model portfolio is designated for you. Under the programs, the values in the Sub-accounts will be rebalanced periodically back to the indicated percentages for the applicable asset class within the model portfolio that you have selected. The programs are offered by LPL. We have not designed the models or the program, and we are not responsible for them. Our role is limited to administering the model you select. For more information on the asset allocation programs see the Appendix entitled "Additional Information on the Asset Allocation Programs."

 Asset allocation is a sophisticated method of diversification, which allocates assets among asset classes in order to manage investment risk and enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss. No personalized investment advice is provided in connection with the asset allocation programs and you should not rely on these programs as providing individualized investment recommendations to you. The asset allocation programs do not guarantee better investment results. LPL reserves the right to terminate or change the programs at any time. We reserve the right to change the way in which we administer the program you have selected with your LPL Financial Professional, and we reserve the right to terminate our administration of the programs. You should consult with your LPL Financial Professional before electing any asset allocation program.

 WHAT IS THE BALANCED INVESTMENT PROGRAM?
 We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the Sub-accounts that you select. When you enroll in the Balanced Investment Program, you choose the duration that you wish the program to last. This determines the duration of the Guarantee Period for the Fixed Allocation. Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific "principal amount" (such as your initial Purchase Payment). We determine the amount based on the rates then in effect for the Guarantee Period you choose. If you continue the program until the end of the Guarantee Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the "principal amount". Withdrawals or transfers from the Fixed Allocation before the end of the Guarantee Period will terminate the program and may be subject to a Market Value Adjustment (which may be positive or negative). You can transfer the Account Value that is not allocated to the Fixed Allocation between any of the Sub-accounts available under your Annuity. Account Value you allocate to the Sub-accounts is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program. This program is not available if your Annuity is held as a Beneficiary Annuity.

      EXAMPLE
      Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account Value ($21,880) will be allocated to the Sub-accounts. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the Sub-accounts.

 * The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

 MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS?
 Yes. Subject to our rules, your Financial Professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving investment options. IF YOUR FINANCIAL PROFESSIONAL HAS THIS AUTHORITY, WE DEEM THAT ALL TRANSACTIONS THAT ARE DIRECTED BY YOUR FINANCIAL PROFESSIONAL WITH RESPECT TO YOUR ANNUITY HAVE BEEN AUTHORIZED BY YOU. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Financial Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.

 MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?
 Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuities. EVEN IF THIS IS THE CASE, HOWEVER, PLEASE NOTE THAT THE INVESTMENT ADVISOR YOU ENGAGE TO PROVIDE ADVICE AND/OR MAKE TRANSFERS FOR YOU, IS NOT ACTING ON OUR BEHALF, BUT RATHER IS ACTING ON YOUR BEHALF. We do not offer advice about how to allocate your Account Value under any circumstance. As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf. Please note that if you have engaged a third-party investment advisor to provide asset allocation services with respect to your Annuity, we may not allow you to elect an optional benefit that requires investment in an asset allocation Portfolio and/or that involves mandatory Account Value transfers (e.g. Highest Daily GRO).

 It is your responsibility to arrange for the payment of the advisory fee charged by your investment advisor. Similarly, it is your responsibility to understand the advisory services provided by your investment advisor and the advisory fees charged for the services.

 We or an affiliate of ours may provide administrative support to licensed, registered Financial Professionals or Investment advisors who you authorize to make financial transactions on your behalf. We may require Financial Professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with Prudential Annuities as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the Financial Professional's or investment advisor's ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of a Financial Professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) of Prudential Annuities.

 PLEASE NOTE: Annuities where your Financial Professional or investment advisor has the authority to forward instruction on financial transactions are also subject to the restrictions on transfers between investment options that are discussed in the section entitled "ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?" Since transfer activity directed by a Financial Professional or third party investment adviser may result in unfavorable consequences to all contract owners invested in the affected options, we reserve the right to limit the investment options available to a particular Owner where such authority as described above has been given to a Financial Professional or investment advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your Financial Professional. Your Financial Professional will be informed of all such restrictions on an ongoing basis. We may also require that your Financial Professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com).

 LIMITATIONS THAT WE MAY IMPOSE ON YOUR FINANCIAL PROFESSIONAL OR INVESTMENT ADVISOR UNDER THE TERMS OF THE ADMINISTRATIVE AGREEMENT DO NOT APPLY TO FINANCIAL TRANSACTIONS REQUESTED BY AN OWNER ON THEIR OWN BEHALF, EXCEPT AS OTHERWISE DESCRIBED IN THIS PROSPECTUS.

 HOW DO THE FIXED ALLOCATIONS WORK?
 We credit a fixed interest rate to the Fixed Allocation throughout a set period of time called a "Guarantee Period." Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.

 The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. Any change in interest rate does not affect Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-888-PRU-2888.

 A Guarantee Period for a Fixed Allocation begins:
   . when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;
   . upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or
   .   when you "renew" a Fixed Allocation by electing a new Guarantee Period.

 To the extent permitted by law, we may establish different interest rates for Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see "Do You Offer Dollar Cost Averaging?") or the Balanced Investment Program.

 The interest rate credited to Fixed Allocations offered to this class of purchasers may be different than those offered to other purchasers who choose the same Guarantee Period but who do not participate in an optional investment program. Any such program is at our sole discretion.

 Prudential Annuities offers Fixed Allocations with Guarantee Periods of 3 months or 6 months exclusively for use as a short-term Fixed Allocation ("Short-term Fixed Allocations"). Short-term Fixed Allocations may only be established with your initial Purchase Payment or additional Purchase Payments. You may not transfer existing Account Value to a Short-term Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.

 On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program. If no instructions are provided, such Account Value will be transferred to the AST Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.

 HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?
 We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the Insurance Charge that we deduct from Account Value allocated to the Sub-accounts. For some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations. That is, the existence of those factors results in a reduction to the interest rate that we credit under the MVA Fixed Allocations.

 We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

 The interest rate we credit for a Fixed Allocation may be subject to a minimum. Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.

 HOW DOES THE MARKET VALUE ADJUSTMENT WORK?
 If you transfer or withdraw Account Value from a MVA Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a "Market Value Adjustment" or "MVA". Under certain optional benefits (such as GRO and GRO Plus) a formula transfers amounts between the MVA Fixed Allocations and the Permitted Sub-accounts. The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal. The Market Value Adjustment formula compares the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. Any Market Value Adjustment that applies will be subject to our rules for complying with applicable state law.
..   "Strips" are a form of security where ownership of the interest portion of
    United States Treasury securities are separated from ownership of the underlying principal amount or corpus.
..   "Strip Yields" are the yields payable on coupon Strips of United States
    Treasury securities.
..   "Option-adjusted Spread" is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of Option-adjusted Spreads.

 MVA FORMULA
 The MVA formula is applied separately to each MVA Fixed Allocation to determine the Account Value of the MVA Fixed Allocation on a particular date. The formula is as follows:

                         [(1+I) / (1+J+0.0010)]/N/365/

                                     where:

        I is the Strip Yield as of the start date of the Guarantee Period for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

        J is the Strip Yield as of the date the MVA formula is being applied for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

        N is the number of days remaining in the original Guarantee Period.

 If you surrender your Annuity under the right to cancel provision, the MVA formula is:

                            [(1 + I)/(1 + J)]/N/365/

 MVA EXAMPLES
 The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:
   . You allocate $50,000 into a MVA Fixed Allocation (we refer to this as the "Allocation Date" in these examples) with a Guarantee Period of 5 years (we refer to this as the "Maturity Date" in these examples).
   . The Strip Yields for coupon Strips beginning on Allocation Date and maturing on Maturity Date plus the Option-adjusted Spread is 5.50% (I = 5.50%).
   . You make no withdrawals or transfers until you decide to withdraw the entire MVA Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).

 EXAMPLE OF POSITIVE MVA
 Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J = 4.00%). Based on these assumptions, the MVA would be calculated as follows:

    MVA Factor = [(1+I)/(1+J+0.0010)]/N/365/ = [1.055/1.041]/2/ /= 1.027078
                           Interim Value = $57,881.25
       Account Value after MVA = Interim Value X MVA Factor = $59,448.56

 EXAMPLE OF NEGATIVE MVA
 Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:

     MVA Factor = [(1+I)/(1+J+0.0010)]/N/365 /= [1.055/1.071]/2/ = 0.970345
                           Interim Value = $57,881.25
       Account Value after MVA = Interim Value X MVA Factor = $56,164.78

 WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?
 The "Maturity Date" for a Fixed Allocation is the last day of the Guarantee Period (note that the discussion in this section of Guarantee Periods is not applicable to the DCA Fixed Allocations and the Benefit Fixed Rate Account). Before the Maturity Date, you may choose to renew the Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that Fixed Allocation's Account Value to another Fixed Allocation or to one or more Sub-accounts. We will not charge a MVA if you choose to renew a Fixed Allocation on its Maturity Date or transfer the Account Value to one or more Sub-accounts. We will notify you before the end of the Guarantee Period about the fixed interest rates that we are currently crediting to all Fixed Allocations that are being offered. The rates being credited to Fixed Allocations may change before the Maturity Date.

 IF YOU DO NOT SPECIFY HOW YOU WANT A FIXED ALLOCATION TO BE ALLOCATED ON ITS MATURITY DATE, WE WILL THEN TRANSFER THE ACCOUNT VALUE OF THE FIXED ALLOCATION TO THE AST MONEY MARKET SUB-ACCOUNT. You can then elect to allocate the Account Value to any of the Sub-accounts or to a new Fixed Allocation.

                            ACCESS TO ACCOUNT VALUE

 WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?
 During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes, Required Minimum Distributions. You can also surrender your Annuity at any time. Depending on your instructions we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC, if applicable. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to MVA Fixed Allocations being withdrawn or surrendered. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." Unless you notify us differently, as permitted, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.

 ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?
 (For more information, see "Tax Considerations.")

 DURING THE ACCUMULATION PERIOD
 For a nonqualified annuity, a distribution during the accumulation period is deemed to come first from any "gain" in your Annuity and second as a return of your "tax basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

 DURING THE ANNUITIZATION PERIOD
 For a nonqualified annuity, during the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in your Annuity. Once the tax basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in your Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

 CAN I WITHDRAW A PORTION OF MY ANNUITY?
 Yes, you can make a withdrawal during the accumulation period.
   . To meet liquidity needs, you can withdraw a limited amount from your Annuity during each Annuity Year without application of any CDSC. We call this the "Free Withdrawal" amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of your Annuity. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your annuity. The minimum Free Withdrawal you may request is $100.
   . You can also make withdrawals in excess of the Free Withdrawal amount. The minimum partial withdrawal you may request is $100.

 To determine if a CDSC applies to partial withdrawals, we:

 1. First determine what, if any, amounts qualify as a Free Withdrawal. These amounts are not subject to the CDSC.
 2. Next determine what, if any, remaining amounts are withdrawals of purchase payments. Amounts in excess of the Free Withdrawal amount will be treated as withdrawals of purchase payments unless all purchase payments have been previously withdrawn. These amounts are subject to the CDSC. Purchase payments are withdrawn on a first in, first out basis.
 3. Withdraw any remaining amounts from any other Account Value. These amounts are not subject to the CDSC.

 You may request a withdrawal for an exact dollar amount after deduction of any CDSC that applies (called a "net withdrawal") or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.

 Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options. (NOTE, HOWEVER, THAT WE DO NOT PERMIT COMMUTATION ONCE ANNUITY PAYMENTS HAVE COMMENCED).

 To request the forms necessary to make a withdrawal from your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

 HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?
 The maximum Free Withdrawal amount during each Annuity Year is equal to 10% of all purchase payments that are subject to a CDSC. Withdrawals made within an Annuity Year reduce the Free Withdrawal amount available for the remainder of the Annuity Year. If you do not make a withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

 CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD? Yes. We call these "Systematic Withdrawals." You can receive Systematic Withdrawals of earnings only or a flat dollar amount. Systematic Withdrawals may be subject to a CDSC. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.

 Systematic Withdrawals will be taken pro-rata from the Sub-accounts and the MVA Fixed Allocations up to growth in the MVA Fixed Allocations and thereafter pro-rata solely from the Sub-accounts. The growth in the MVA Fixed Allocations at any point in time consists of the remaining earnings since the program of systematic withdrawal began. Systematic Withdrawals are available on a monthly, quarterly, semi-annual or annual basis.

 The minimum amount for each Systematic Withdrawal is $100. If any scheduled Systematic Withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled Systematic Withdrawal.

 DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(T) OF THE INTERNAL REVENUE CODE?
 Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of "substantially equal periodic payments." Distributions received under these provisions in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to any applicable CDSC. We may apply a Market Value Adjustment to any MVA Fixed Allocations. To request a program that complies with Section 72(t), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under
 Section 72(t). The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.

 You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.

 WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM? (See "Tax Considerations" for a further discussion of Required Minimum Distributions.)

 Required Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner's lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the Required Minimum Distribution rules under the Code. We do not assess a CDSC on Required Minimum Distributions from your Annuity if you are required by law to take such Required Minimum Distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate as the RMD and is paid out through a program of systematic withdrawals that we make available. However, a CDSC (if applicable) may be assessed on that portion of a Systematic Withdrawal that is taken to satisfy the Required Minimum Distribution provisions in relation to other savings or investment plans under other qualified retirement plans not maintained with Prudential Annuities. However, no MVA may be assessed on a withdrawal taken to meet RMD requirements applicable to your Annuity.

 The amount of the Required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.

 You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a continued means of receiving income payments and satisfying the Required Minimum Distribution provisions under the Code.

 Please see "Highest Daily Lifetime 6 Plus" under the subsection "Required Minimum Distributions" for further information relating to Required Minimum Distributions if you own that benefit.

 CAN I SURRENDER MY ANNUITY FOR ITS VALUE?
 Yes. During the accumulation period you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity.

 For purposes of calculating any applicable CDSC on surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the Purchase Payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount. We may apply a Market Value Adjustment to any MVA Fixed Allocations.

 Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.

 To request the forms necessary to surrender your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

 WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?
 Where permitted by law, you may request to surrender all or part of your Annuity prior to the Annuity Date without application of any otherwise applicable CDSC upon occurrence of a medically-related "Contingency Event" as described below. We may apply a Market Value Adjustment to any MVA Fixed Allocations. If you request a full surrender, the amount payable will be your Account Value minus, with respect to Optimum Plus, (a) the amount of any Credits applied within 12 months prior to your request to surrender your Annuity under this provision; and (b) the amount of any Credits added in conjunction with any Purchase Payments received after our receipt of your request for a medically-related surrender (e.g. Purchase Payments received at such time pursuant to a salary reduction program). With respect to partial surrenders, we similarly reserve the right to take back Credits as described above.

 This waiver of any applicable CDSC is subject to our rules in place at the time of your request, which currently include but are not limited to the following:
   . The Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the "Contingency Event" described below in order to qualify for a medically-related surrender;
   . the Annuitant must be alive as of the date we pay the proceeds of such surrender request;
   . if the Owner is one or more natural persons, all such Owners must also be alive at such time;
   . we must receive satisfactory proof of the Annuitant's confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and
   .   no additional Purchase Payments can be made to the Annuity

 A "Contingency Event" occurs if the Annuitant is:
   . first confined in a "Medical Care Facility" while your Annuity is in force and remains confined for at least 90 days in a row; or
   . first diagnosed as having a "Fatal Illness" while your Annuity is in force.

 The definitions of "Medical Care Facility" and "Fatal Illness," as well as additional terms and conditions, are provided in your Annuity. Specific details and definitions in relation to this benefit may differ in certain jurisdictions.

 WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?
 We currently make available annuity options that provide fixed annuity payments. Your Annuity provides certain fixed annuity payment options. We do not guarantee to continue to make available or any other option other than the fixed annuity payment options set forth in your Annuity. Fixed options provide the same amount with each payment. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. Please refer to the "Living Benefits" section below for a description of annuity options that are available when you elect one of the living benefits. For additional information on annuity payment options you may request a Statement of Additional Information.

 You may choose an Annuity Date, an annuity option and the frequency of annuity payments. You may change your choices before the Annuity Date under the terms of your contract. A maximum Annuity Date may be required by law or under the terms of your Annuity. The Annuity Date may depend on the annuity option you choose. Certain annuity options may not be available depending on the age of the Annuitant. See section below entitled "How and When Do I Choose the Annuity Payment Option?"

 Certain of these annuity options may be available to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

 Please note, with respect to Optimum Plus, you may not annuitize within the first three Annuity Years and with respect to Optimum and Optimum Four, you may not annuitize within the first Annuity Year.

 For Beneficiary Annuities, no annuity payments are available and all references to an Annuity Date are not applicable.

 OPTION 1
 PAYMENTS FOR LIFE: Under this option, income is payable periodically until the death of the "Key Life". The "Key Life" (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the key life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the Key Life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.

 OPTION 2
 PAYMENTS BASED ON JOINT LIVES: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the Key Lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.

 OPTION 3
 PAYMENTS FOR LIFE WITH A CERTAIN PERIOD: Under this option, income is payable until the death of the Key Life. However, if the key life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the Beneficiary until the end of such period. Under this option, you cannot make a partial or full surrender of the annuity. If this Annuity is issued as a Qualified Annuity contract and annuity payments begin after age 92, then this Option will be modified to permit a period certain that will end no later than the life expectancy of the annuitant defined under the IRS Required Minimum Distribution tables.

 OPTION 4
 FIXED PAYMENTS FOR A CERTAIN PERIOD: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that key lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.

 We may make different annuity payment options available in the future. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your contract.

 HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?
 Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.

 You have a right to choose your Annuity Date provided it is no later than the maximum Annuity Date that may be required by law or under the terms of your Annuity.

 For Annuities issued prior to November 20, 2006:
   . if you do not provide us with your Annuity Date, a default date for the Annuity Date will be the first day of the calendar month following the later of the Annuitant's 85/th/ birthday or the fifth anniversary of our receipt of your request to purchase an Annuity; and
   . unless you instruct us otherwise, the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

 If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your contract to be an annuity under the tax law. If that should occur, all gain in your Annuity at that time will become immediately taxable to you. Further, each subsequent year's increase in Account Value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your Annuity will not be considered an annuity for federal income tax purposes.

 For Annuities issued on or after November 20, 2006:
   . Unless we agree otherwise, the Annuity Date you choose must be no later than the first day of the calendar month coinciding with or next following the oldest Owner's or Annuitant's 95/th/ birthday, whichever occurs first, and the fifth anniversary of the Issue Date.

   . If you do not provide us with your Annuity Date, the maximum date as described above will be the default date; and, unless you instruct us otherwise, we will pay you the annuity payments and the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain

 Please note that annuitization essentially involves converting your Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit).

 HOW ARE ANNUITY PAYMENTS CALCULATED?

 FIXED ANNUITY PAYMENTS
 If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the Key Life. Otherwise, the rates will differ according to the gender of the Key Life.

 ADJUSTABLE ANNUITY PAYMENTS
 We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5/th/) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

                                LIVING BENEFITS

 DO YOU OFFER BENEFITS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY ARE ALIVE?
 Prudential Annuities offers different optional benefits, for an additional charge, that can provide investment protection for Owners while they are alive. No optional benefit may be elected if your Annuity is held as a Beneficiary Annuity. Notwithstanding the additional protection provided under the optional Living Benefits, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. Depending on which optional benefit you choose, you can have flexibility to invest in the Sub-accounts while:
..   protecting a principal amount from decreases in value as of specified future dates due to investment performance;
..   taking withdrawals with a guarantee that you will be able to withdraw not less than a guaranteed benefit base over time;
..   guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for certain types of lifetime income payments or lifetime withdrawals; or
..   providing spousal continuation of certain benefits.

 The "living benefits" are as follows:

 Guaranteed Return Option (GRO)/1/
 Guaranteed Return Option Plus (GRO Plus)/1/
 Guaranteed Return Option Plus 2008 (GRO Plus 2008)/2/
 Guaranteed Return Option Plus II (GRO Plus II)
 Highest Daily Guaranteed Return Option (Highest Daily GRO)/2/
 Highest Daily Guaranteed Return Option Plus II (HD GRO II)
 Guaranteed Minimum Withdrawal Benefit (GMWB)/1/
 Guaranteed Minimum Income Benefit (GMIB)/1/
 Lifetime Five Income Benefit and Spousal Lifetime Five Income Benefit/1/ Highest Daily Lifetime Five Income Benefit/1/
 Highest Daily Lifetime Seven Income Benefit/1/
 Spousal Highest Daily Lifetime Seven Income Benefit/1/
 Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit/1/ Highest Daily Lifetime Seven with Lifetime Income Accelerator Income Benefit/1/ Spousal Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit/1/
 Highest Daily Lifetime 7 Plus Income Benefit/1/
 Spousal Highest Daily Lifetime 7 Plus Income Benefit/1/
 Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit/1/
 Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator Benefit/1/ Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit/1/ Highest Daily Lifetime 6 Plus Income Benefit
 Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator
 Spousal Highest Daily Lifetime 6 Plus Income Benefit

 (1)No longer available for new elections.
 (2)Except in certain states, no longer available for new elections.

 Here is a general description of each kind of living benefit that exists under this Annuity:
..   GUARANTEED MINIMUM ACCUMULATION BENEFITS. The common characteristic of these benefits is that a specified amount of your annuity value is guaranteed at some point in the future. For example, under our Highest
    Daily GRO II benefit, we make an initial guarantee that your annuity value on the day you start the benefit will not be any less ten years later. If your annuity value is less on that date, we use our own funds to give you the difference. Because the guarantee inherent in the guaranteed minimum accumulation benefit does not take effect until a specified number of years into the future, you should elect such a benefit only if your investment time horizon is of at least that duration.
..   GUARANTEED MINIMUM INCOME BENEFIT OR ("GMIB"). As discussed elsewhere in this Prospectus, you have the right under your annuity to ask us to convert your accumulated annuity value into a series of annuity payments.
    Generally, the smaller the amount of your annuity value, the smaller the amount of your annuity payments. GMIB addresses this risk, by guaranteeing a certain amount of appreciation in the amount used to produce annuity payments. Thus, even if your annuity value goes down in value, GMIB guarantees that the amount we use to determine the amount of the annuity payments will go up in value by the prescribed amount. You should select GMIB only if you are prepared to delay your annuity payments for the required waiting period and if you anticipate needing annuity payments.
    This benefit is no longer available for new elections.
..   GUARANTEED MINIMUM WITHDRAWAL BENEFIT OR ("GMWB"). This benefit is designed for someone who wants to access the annuity's value through withdrawals over time, rather than by annuitizing. This benefit guarantees that a specified amount will be available for withdrawal over time, even if the value of the annuity itself has declined. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. This benefit is no longer available for new elections.

..   LIFETIME GUARANTEED MINIMUM WITHDRAWAL BENEFITS. These benefits also are designed for someone who wants to access the annuity's value through withdrawals over time, rather than by annuitizing. These benefits differ, however, in that the withdrawal amounts are guaranteed for life (or until the second to die of spouses). The way that we establish the guaranteed amount that, in turn, determines the amount of the annual lifetime payments varies among these benefits. Under our Highest Daily Lifetime 6 Plus benefit, for example, the guaranteed amount generally is equal to your highest daily Account Value, appreciated at six percent annually. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. Certain of these benefits are no longer available for new elections.

 In general, with respect to our lifetime guaranteed withdrawal benefits (e.g., Highest Daily Lifetime 6 Plus), please be aware that although a given withdrawal may qualify as a free withdrawal for purposes of not incurring a CDSC, the amount of the withdrawal could exceed the Annual Income Amount under the benefit and thus be deemed "Excess Income" - thereby reducing your Annual Income Amount for future years.

 PLEASE REFER TO THE BENEFIT DESCRIPTIONS THAT FOLLOW FOR A COMPLETE DESCRIPTION OF THE TERMS, CONDITIONS AND LIMITATIONS OF EACH OPTIONAL BENEFIT. INVESTMENT RESTRICTIONS APPLY IF YOU ELECT CERTAIN OPTIONAL LIVING BENEFITS. You should consult with your Financial Professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs (e.g., comparing the tax implications of the withdrawal benefit and annuity payments).

 TERMINATION OF EXISTING BENEFITS AND ELECTION OF NEW BENEFITS
 If you currently own an Annuity with an optional living benefit that is terminable, you may terminate the benefit rider and elect one of the currently available benefits, subject to availability of the benefit at that time and our then current rules. There is currently no waiting period (you may elect a new benefit beginning on the next Valuation Day) to elect any living benefit once a living benefit is terminated provided that the benefit being elected is available for election post-issue. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. Check with your financial professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect or elect may be more expensive than the benefit you are terminating. Note that once you terminate an existing benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. You should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you.

 Certain living benefits involve your participation in a pre-determined mathematical formula that may transfer your Account Value between the Sub-accounts you have chosen and certain bond portfolio Sub-accounts of AST and/or our general account. The formulas may differ among the living benefits that employ a formula. Such different formulas may result in different transfers of Account Value over time.

 GUARANTEED RETURN OPTION PLUS (GRO PLUS)
 GRO PLUS IS NO LONGER AVAILABLE FOR ELECTION.

 GRO Plus is an optional benefit that, after a seven-year period following commencement of the benefit (we refer to the end of that period and any applicable subsequent period as the "maturity date") and on each anniversary of the maturity date thereafter while the benefit remains in effect, guarantees your Account Value will not be less than your Account Value on the effective date of your benefit (called the "Protected Principal Value"). The benefit also offers you the opportunity to elect a second, enhanced guaranteed amount at a later date if your Account Value has increased, while preserving the guaranteed amount established on the effective date of your benefit. The enhanced guaranteed amount (called the "Enhanced Protected Principal Value") guarantees that, after a separate period following election of the enhanced guarantee and on each anniversary thereafter while this enhanced guarantee amount remains in effect, your Account Value will not be less than your Account Value on the effective date of your election of the enhanced guarantee.

 The benefit monitors your Account Value daily and, if necessary, systematically transfers amounts between the Sub-accounts you choose and MVA Fixed Allocations used to support the Protected Principal Value(s). The benefit may be appropriate if you wish to protect a principal amount against poor Sub-account performance as of a specific date in the future. There is an additional charge if you elected the Guaranteed Return Option Plus benefit.

 The guarantees provided by the benefit exist only on the applicable maturity date(s) and on each anniversary of the maturity date(s) thereafter.

 KEY FEATURE - PROTECTED PRINCIPAL VALUE/ENHANCED PROTECTED PRINCIPAL VALUE The Guaranteed Return Option Plus offers a base guarantee as well as the option of electing an enhanced guarantee at a later date.

       . BASE GUARANTEE: Under the base guarantee, Prudential Annuities guarantees that on the maturity date and on each anniversary of the maturity date thereafter that the benefit remains in effect, your Account Value will be no less than the Protected Principal Value. On the maturity date and on each anniversary after the maturity date that the benefit remains in effect, if your Account Value is below the Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value. A subsequent Purchase Payment increases the amount of the base guarantee by the amount of the Purchase Payment (plus any Credits), and withdrawals reduce the base guarantee (as discussed below). Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will first be applied to any MVA Fixed Allocations then required to support guarantees due on subsequent maturity dates. We will allocate the remainder to the Sub-accounts pro-rata, based on the Account Value in the Sub-accounts at that time.

       . ENHANCED GUARANTEE: On any anniversary following commencement of the benefit, you can establish an enhanced guarantee amount based on your current Account Value. Under the enhanced guarantee, Prudential Annuities guarantees that at the end of the specified period following the election of the enhanced guarantee (also referred to as its "maturity date"), and on each anniversary of the maturity date thereafter that the enhanced guaranteed amount remains in effect, your Account Value will be no less than the Enhanced Protected Principal Value. YOU CAN ELECT AN ENHANCED GUARANTEE MORE THAN ONCE; HOWEVER, A SUBSEQUENT ELECTION SUPERSEDES THE PRIOR ELECTION OF AN ENHANCED GUARANTEE. ELECTION OF AN ENHANCED GUARANTEE DOES NOT IMPACT THE BASE GUARANTEE. IN ADDITION, YOU MAY ELECT AN "AUTO STEP-UP" FEATURE THAT WILL AUTOMATICALLY CREATE AN ENHANCED GUARANTEE (OR INCREASE YOUR ENHANCED GUARANTEE, IF PREVIOUSLY ELECTED) ON EACH ANNIVERSARY OF THE BENEFIT (AND CREATE A NEW MATURITY PERIOD FOR THE NEW ENHANCED GUARANTEE) IF THE ACCOUNT VALUE AS OF THAT ANNIVERSARY EXCEEDS THE PROTECTED PRINCIPAL VALUE OR ENHANCED PROTECTED PRINCIPAL VALUE BY 7% OR MORE. YOU MAY ALSO ELECT TO TERMINATE AN ENHANCED GUARANTEE. IF YOU ELECT TO TERMINATE THE ENHANCED GUARANTEE ANY AMOUNTS HELD IN THE MVA FIXED ALLOCATIONS FOR THE ENHANCED GUARANTEE WILL BE LIQUIDATED, ON THE VALUATION DAY THE REQUEST IS PROCESSED, (WHICH MAY RESULT IN A MARKET VALUE ADJUSTMENT), AND SUCH AMOUNTS WILL BE TRANSFERRED ACCORDING TO THE RULES DESCRIBED IN "TERMINATION OF THE BENEFIT/ENHANCED GUARANTEE". TERMINATION OF AN ENHANCED GUARANTEE WILL NOT RESULT IN TERMINATION OF THE BASE GUARANTEE. If you have elected the enhanced guarantee, on the guarantee's maturity date and on each anniversary of the maturity date thereafter that the enhanced guarantee amount remains in effect, if your Account Value is below the Enhanced Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Enhanced Protected Principal Value. Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will first be applied to any MVA Fixed Allocations then required to support guarantees due on subsequent maturity dates. We will allocate the remainder to the Sub-accounts pro-rata, based on the Account Value in the Sub-accounts at that time.

 If our assumptions are correct and the operations relating to the administration of the benefit work properly, we do not expect that we will need to add additional amounts to your Annuity. The Protected Principal Value is referred to as the "Base Guarantee" and the Enhanced Protected Principal Value is referred to as the "Step-up Guarantee" in the rider we issue for this benefit.

 WITHDRAWALS UNDER YOUR ANNUITY
 Withdrawals from your Annuity, while the benefit is in effect, will reduce the base guarantee under the benefit as well as any enhanced guarantee. Cumulative annual withdrawals up to 5% of the Protected Principal Value as of the effective date of the program (adjusted for any subsequent purchase payments and, with respect to Optimum Plus, any Credits applied to such Purchase Payments) will reduce the applicable guaranteed amount by the actual amount of the withdrawal (referred to as the "dollar-for-dollar limit"). If the amount withdrawn is greater than the dollar-for-dollar limit, the portion of the withdrawal equal to the dollar-for-dollar limit will be treated as described above, and the portion of the withdrawal in excess of the dollar-for-dollar limit will reduce the base guarantee and the enhanced guarantee proportionally, according to the formula as described in the rider for this benefit (see the examples of this calculation below). Withdrawals other than Systematic Withdrawals will be taken pro-rata from the Sub-accounts and any MVA Fixed Allocations. Withdrawals will be subject to all other provisions of your Annuity, including any Contingent Deferred Sales Charge and Market Value Adjustment (which may be positive or negative) that would apply.

 Charges for other optional benefits under your Annuity that are deducted as an annual charge in arrears will not reduce the applicable guaranteed amount under the Guaranteed Return Option Plus benefit and any third party investment advisory service will be treated as withdrawals and will reduce the applicable guaranteed amount.

 The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus/SM/ benefit are October 13, 2004; 2.) an initial Purchase Payment of $250,000 (includes any Credits under Optimum Plus); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus or other fees and charges.

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 A $10,000 withdrawal is taken on November 29, 2004 (in the first Annuity
 Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:
..   The base guarantee amount is reduced by the amount withdrawn (i.e., by
    $10,000, from $250,000 to $240,000).
..   The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 A second $10,000 withdrawal is taken on December 18, 2004 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:
..   The base guarantee amount is first reduced by the Remaining Limit (from
    $240,000 to $237,500);
..   The result is then further reduced by the ratio of A to B, where:

    -- A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or
       $7,500).
    -- B is the Account Value less the Remaining Limit ($180,000 - $2,500, or
       $177,500).

 The resulting base guarantee amount is: $237,500 X (1 - $7,500 / $177,500), or $227,464.79.

..   The Remaining Limit is set to zero (0) for the balance of the first Annuity
    Year.

 EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT
 A $10,000 withdrawal is made on December 19, 2005 (second Annuity Year). The Remaining Limit has been reset to the dollar-for-dollar limit of $12,500. As the amount withdrawn is less than the dollar-for-dollar limit:
..   The base guarantee amount is reduced by the amount withdrawn (i.e., reduced by $10,000, from $227,464.79 to $217,464.79).
..   The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

 KEY FEATURE - ALLOCATION OF ACCOUNT VALUE
 GRO Plus uses a mathematical formula that we operate to help manage your guarantees through all market cycles. Each Valuation Day, the formula determines if any portion of your Account Value needs to be transferred into or out of the MVA Fixed Allocations, through reference to a "reallocation trigger". The formula does this by (a) first identifying each guarantee that is outstanding under GRO Plus (b) then discounting the value of each such guarantee to a present value, based on crediting rates associated with the MVA Fixed Allocations, then (c) identifying the largest of such present values. Then, the formula compares the largest present value to both the Account Value and the value of assets allocated to the Sub-accounts to determine whether a transfer into or out of the MVA Fixed Allocations is required. As detailed in the formula, if that largest present value exceeds the Account Value less a percentage of the Sub-account value, a transfer into the MVA Fixed Allocations will occur. Conversely, if the largest present value is less than the Account Value less a percentage of the Sub-account value, a transfer out of the MVA Fixed Allocations will occur. The formula is set forth in Appendix K.

 If your Account Value is greater than or equal to the reallocation trigger, then:
..   your Account Value in the Sub-accounts will remain allocated according to your most recent instructions; and
..   if a portion of your Account Value is allocated to a Fixed Allocation to support the applicable guaranteed amount, all or a portion of those amounts may be transferred from the Fixed Allocation and re-allocated to the Sub-accounts according to any asset allocation programs (including an Automatic Rebalancing program) established on your Annuity or in the absence of such programs, pro-rata, based on the Account Values in such Sub-accounts at that time; and
..   if all of your Account Value is allocated to a Fixed Allocation, then all or a portion of that amount may be transferred from the Fixed Allocation and re-allocated to the Sub-accounts, according to the following hierarchy:
    (i) first according to any asset allocation program that you may have in effect (ii) if no such program is in effect, then in accordance with any automatic rebalancing program that you may have in effect and (iii) if neither such program is in effect, then to the AST Money Market Sub-account
..   a Market Value Adjustment will apply when we reallocate Account Value from a Fixed Allocation to the Sub-accounts, which may result in a decrease or increase in your Account Value.

 If your Account Value is less than the reallocation trigger, a portion of your Account Value in the Sub-accounts will be transferred from the Sub-accounts pro-rata according to your allocations to a new Fixed Allocation(s) to support the applicable guaranteed amount. The new Fixed Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The Account Value allocated to the new Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new Fixed Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the Sub-accounts while maintaining the guaranteed protection under the program (as described above).

 At any given time, some, none, or all of your Account Value may be allocated to the MVA Fixed Allocations. With respect to any amounts held within the MVA Fixed Allocations, we can give no assurance how long the amounts will reside there or if such amounts will transfer out of the MVA Fixed Allocations. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the MVA Fixed Allocations. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the MVA Fixed Allocations, if dictated by the formula. The amount of such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

 The amount that is transferred to and from the MVA Fixed Allocations pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value (including any Market Value
    Adjustment) and your Protected Principal Value(s);
..   The amount of time until the maturity of your guarantee(s);
..   The amount invested in, and the performance of, the Sub-accounts;
..   The amount invested in, and interest earned within, the MVA Fixed
    Allocations;
..   The current crediting rates associated with MVA Fixed Allocations;
..   Additional purchase payments, if any, that you make to the Annuity; and
..   Withdrawals, if any, taken from the Annuity.

 Any amounts invested in the MVA Fixed Allocations will affect your ability to participate in a subsequent recovery within the Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

 While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the MVA Fixed Allocations.

 You may not allocate purchase payments to or transfer Account Value to or from the MVA Fixed Allocations.

 Separate Fixed Allocations may be established in support of the Protected Principal Value and the Enhanced Protected Principal Value (if elected). There may also be circumstances when an MVA Fixed Allocation will be established only in support of the Protected Principal Value or the Enhanced Protected Principal Value. If you elect an enhanced guarantee, it is more likely that a portion of your Account Value may be allocated to MVA Fixed Allocations and will remain allocated for a longer period of time to support the Enhanced Protected Principal Value, even during a period of positive Sub-account performance and/or under circumstances where MVA Fixed Allocations would not be necessary to support the Protected Principal Value. Further, there may be circumstances where MVA Fixed Allocations in support of the Protected Principal Value or Enhanced Protected Principal Value are transferred to the Sub-accounts under the formula differently than each other because of the different guarantees they support.

 You should be aware of the following potential ramifications of the formula:
..   Transfers of your Account Value can be frequent, and under some scenarios may occur on a daily basis. As indicated, each such transfer may be subject to a Market Value Adjustment, which can be positive or negative. Thus, a Market Value Adjustment will directly increase or reduce your Account Value.
..   As indicated, some or even all, of your Account Value may be maintained in the MVA Fixed Allocations. The greater the Account Value held in MVA Fixed Allocations, the larger (in dollar terms) the Market Value Adjustment upon any transfer of such Account Value to the Sub-accounts.
..   Transfers under the formula do not impact your guarantees under GRO Plus that have already been locked-in.

 ELECTION OF THE BENEFIT
 We no longer permit new elections of GRO Plus. If you currently participate in GRO Plus, your existing guarantees are unaffected by the fact that we no longer offer GRO Plus. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS GRO PLUS AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

 TERMINATION OF THE BENEFIT/ENHANCED GUARANTEE
 You can elect to terminate the enhanced guarantee but maintain the protection provided by the base guarantee. You also can terminate the Guaranteed Return Option Plus benefit entirely, in which case you will lose any existing guarantees.

 Upon termination of the benefit or of the enhanced guarantee, any amounts held in the MVA Fixed Allocations related to the guarantee(s) being terminated will be transferred as follows: (a) if only a portion of your Account Value is in the MVA Fixed Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata, based on your Account Value in such Sub-accounts on the day of the transfer, unless we receive other prior instructions from you or
 (ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program (b) if your entire Account Value is in the MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Money Market Portfolio, unless we receive prior instructions from you. A Market Value Adjustment will apply.

 In general, you may cancel GRO Plus and then elect another living benefit that is available post issue, effective on any Valuation Day after your cancellation of GRO Plus. If you terminate GRO Plus, you will lose all guarantees under that benefit. Your election of another living benefit is subject to State and firm availability and our eligibility rules.

 The benefit will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the benefit, the Guaranteed Return Option Plus will no longer provide any guarantees. The surviving spouse may elect the benefit at any time, subject to the limitations described above, after the death of the Annuity Owner. The surviving spouse's election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.

 SPECIAL CONSIDERATIONS UNDER THE GUARANTEED RETURN OPTION PLUS
 This benefit is subject to certain rules and restrictions, including, but not limited to the following:
   . Upon inception of the benefit, 100% of your Account Value must have been allocated to the Sub-accounts. No MVA Fixed Allocations could be in effect as of the date that you elect to participate in the benefit. However, the reallocation trigger may transfer Account Value to MVA Fixed Allocations as of the effective date of the benefit under some circumstances.
   . You cannot allocate any portion of Purchase Payments (including any Credits applied to such Purchase Payments under Optimum Plus) or transfer Account Value to or from a MVA Fixed Allocation while participating in the benefit; however, all or a portion of any Purchase Payments (including any Credits applied to such Purchase Payments under Optimum Plus) may be allocated by us to MVA Fixed Allocations to support the amount guaranteed. You cannot participate in any dollar cost averaging program that transfers Account Value from a MVA Fixed Allocation to a Sub-account.
   . Transfers from MVA Fixed Allocations made as a result of the allocation mechanism under the benefit will be subject to the Market Value Adjustment formula under an Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established Fixed Allocation.
   . Transfers from the Sub-accounts to MVA Fixed Allocations or from MVA Fixed Allocations to the Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under an Annuity.
   . Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will not be treated as "investment in the contract" for income tax purposes.
   . Low interest rates may require allocation to MVA Fixed Allocations even when the current Account Value exceeds the guarantee.
   . As the time remaining until the applicable maturity date gradually decreases the benefit will become increasingly sensitive to moves to MVA Fixed Allocations.
   . We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

 CHARGES UNDER THE BENEFIT
 We currently deduct a charge equal to 0.25% of the average daily net assets of the Sub-accounts for participation in the Guaranteed Return Option Plus benefit. The annual charge is deducted daily. The charge is deducted to compensate Prudential Annuities for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the benefit.

 If you elect the Enhanced Guarantee under the benefit, and on the date you elect to step-up, the charges under the program have changed for new purchases, your benefit may be subject to the new charge level. These charges will not exceed the maximum charges shown in the section of the prospectus entitled "Your Optional Benefit Fees and Charges."

 GUARANTEED RETURN OPTION (GRO)(R)

 GRO IS NO LONGER AVAILABLE FOR ELECTION.
 GRO is an optional benefit that, after a seven-year period following commencement of the benefit (we refer to the end of that period as the "maturity date") guarantees your Account Value will not be less than your Account Value on the effective date of your benefit (called the "Protected Principal Value").

 The benefit monitors your Account Value daily and, if necessary, systematically transfers amounts pursuant to a mathematical formula between the Sub-accounts you choose and the MVA Fixed Allocation used to support the Protected Principal Value. There is an additional charge if you elect the Guaranteed Return Option benefit.

 The guarantee provided by the benefit exists only on the applicable maturity date. However, due to the ongoing monitoring of your Account Value and the transfer of Account Value between the Sub-accounts and the MVA Fixed Allocation to support our future guarantee, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date.

 KEY FEATURE - PROTECTED PRINCIPAL VALUE
 Under the GRO benefit, Prudential Annuities guarantees that on the maturity date, your Account Value will be no less than the Protected Principal Value. On the maturity date if your Account Value is below the Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value. A subsequent Purchase Payment increases the amount of the Protected Principal Value by the amount of the Purchase Payment (plus any Credits), and withdrawals reduce the Protected Principal Value (as discussed below).

 We will notify you of any amounts added to your Annuity under the benefit. If our assumptions are correct and the operations relating to the administration of the benefit work properly, we do not expect that we will need to add additional amounts to an Annuity. The Protected Principal Value is generally referred to as the "Guaranteed Amount" in the rider we issue for this benefit.

 KEY FEATURE - ALLOCATION OF ACCOUNT VALUE
 GRO uses a mathematical formula that we operate to help manage your guarantees through all market cycles. The formula weighs a number of factors, including the current Account Value, the value in the Sub-accounts, the value in the MVA Fixed Allocations, the Protected Principal Value, the expected value of the MVA Fixed Allocations used to support the guarantee, the time remaining until maturity, and the current crediting rates associated with the MVA Fixed Allocations. In essence, and as detailed in the formula, the formula will transfer Account Value into the MVA Fixed Allocations if needed to support an anticipated guarantee. The formula is set forth in Appendix L.

 Each Valuation Day, the formula determines if any portion of your Account Value needs to be transferred into or out of the MVA Fixed Allocations, through reference to a "reallocation trigger". At any given time, some, none, or all of your Account Value may be allocated to the MVA Fixed Allocations. If your entire Account Value is transferred to the MVA Fixed Allocations, the formula will not transfer amounts out of the MVA Fixed Allocations to the Sub-accounts and the entire Account Value would remain in the MVA Fixed Allocations. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the MVA Fixed Allocations. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the MVA Fixed Allocations, if dictated by the formula. The amount of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

 The amount that is transferred to and from the MVA Fixed Allocations pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value (including any Market Value
    Adjustment) and your Protected Principal Value(s);
..   The amount of time until the maturity of your guarantee(s);
..   The amount invested in, and the performance of, the Sub-accounts;
..   The amount invested in, and interest earned within, the MVA Fixed
    Allocations;
..   The current crediting rates associated with MVA Fixed Allocations;
..   Additional purchase payments, if any, that you make to the Annuity; and
..   Withdrawals, if any, taken from the Annuity.

 Any amounts invested in the MVA Fixed Allocations will affect your ability to participate in a subsequent recovery within the Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

 While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the MVA Fixed Allocation.

 You may not allocate purchase payments to or transfer Account Value to or from the MVA Fixed Allocations.

 You should be aware of the following potential ramifications of the formula:
..   A Market Value Adjustment will apply when we reallocate Account Value from the MVA Fixed Allocation to the Sub-accounts. Transfers of your Account Value can be frequent, and under some scenarios may occur on a daily basis. As indicated, each such transfer may be subject to a Market Value Adjustment, which can be positive or negative. Thus, a Market Value Adjustment will directly increase or reduce your Account Value.
..   As indicated, some or even all, of your Account Value may be maintained in the MVA Fixed Allocations. The greater the Account Value held in MVA Fixed Allocations, the larger (in dollar terms) the Market Value Adjustment upon any transfer of such Account Value to the Sub-accounts.
..   If your Account Value is less than the reallocation trigger, a portion of your Account Value in the Sub-accounts will be transferred from the Sub-accounts pro-rata according to your allocations to a new MVA Fixed Allocation(s) to support the applicable guaranteed amount. The new MVA
    Fixed Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The Account Value allocated to the new MVA Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new MVA Fixed Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account
    Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the Sub-accounts while maintaining the guaranteed protection under the program (as described above).
..   If your Account Value is greater than or equal to the reallocation trigger, and therefore Account Value must be transferred from the MVA Fixed Allocations to the Sub-accounts, then those amounts will be transferred from the MVA Fixed Allocations and re-allocated to the Sub-accounts according to any asset allocation programs (including an Automatic Rebalancing program) established on your Annuity or in the absence of such programs, pro-rata, based on the Account Values in such Sub-accounts at that time. A market value adjustment will apply upon a transfer out of the MVA Fixed Allocations, which may result in an increase or decrease in your Account Value.

 Transfers under the formula do not impact your guarantees under GRO that have already been locked-in.

 Withdrawals from your Annuity, while the benefit is in effect, will reduce the Protected Principal Value proportionally. The proportion will be equal to the proportionate reduction in the Account Value due to the withdrawal as of that date. Withdrawals will be taken pro rata from the Sub-accounts and any MVA Fixed Allocations. Systematic Withdrawals will be taken pro-rata from the Sub-accounts and the MVA Fixed Allocations up to growth in the MVA Fixed Allocations and thereafter pro-rata solely from the Sub-accounts. The growth in the MVA Fixed Allocations at any point in time consists of the remaining earnings since the program of systematic withdrawal began. Withdrawals will be subject to all other provisions of your Annuity, including any Contingent Deferred Sales Charge and Market Value Adjustment that would apply.

 ELECTION OF THE BENEFIT
 We no longer permit new elections of GRO. If you currently participate in GRO, your existing guarantees are unaffected by the fact that we no longer offer GRO. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS GRO AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

 RESTART OF THE BENEFIT
 Once each Annuity Year you may request to restart the Benefit. Such a request is an election by you to terminate the existing Benefit (and all guarantees under the benefit) and start a new one. Restarts only take effect on anniversaries of the Issue Date. To make such a request for a restart, you must notify us in advance in accordance with our administrative requirements. If we accept your request, we then terminate the existing Benefit as of that valuation period, if it is an anniversary of the Issue Date, or, if not, as of the next following anniversary of the Issue Date. The new Benefit starts at that time. The initial Protected Principal Value for the new Benefit is the Account Value as of the effective date of the new Benefit. Unless you tell us otherwise, the duration of the new Benefit will be the same as that for the existing Benefit. However, if we do not then make that duration available, you must elect from those we make available at that time. For those who elect to restart the benefit, the charge will be assessed according to the current methodology prior to re-starting the benefit - see "Charges Under the Benefit," below.

 As part of terminating the existing Benefit, we transfer any amounts in MVA Fixed Allocations, subject to a Market Value Adjustment, to the Sub-accounts on a pro-rata basis. If your entire Account Value was then in MVA Fixed Allocations, you must first provide us instructions as to how to allocate the transferred Account Value among the Sub-accounts.

 TERMINATION OF THE BENEFIT
 The Annuity Owner also can terminate the Guaranteed Return Option benefit. Upon termination, any amounts held in the MVA Fixed Allocations will be transferred as follows: (a) if only a portion of your Account Value is in the MVA Fixed Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata based on the Account Values in such Sub-accounts on the day of the transfer, unless we receive at our office other prior instructions from you or (ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program (b) if your entire Account Value is in MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Money Market Portfolio, unless we receive at our Office prior instructions from you. A Market Value Adjustment will apply.

 In general, you may cancel GRO and then elect another living benefit available post issue, effective on any Valuation Day after your cancellation of GRO. If you terminate GRO, you will lose all guarantees under that benefit. Your election of another living benefit is subject to State and firm availability and our eligibility rules.

 The benefit will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of your Annuity. If you elect to terminate the benefit, the Guaranteed Return Option will no longer provide any guarantees. If the surviving spouse assumes your Annuity, he/she may re-elect the benefit on any anniversary of the Issue Date of the Annuity or, if the deceased Owner had not previously elected the benefit, may elect the benefit at any time. The surviving spouse's election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.

 The charge for the Guaranteed Return Option benefit will no longer be deducted from your Account Value after the benefit has been terminated, although for those Annuities for which the GRO charge is deducted annually rather than daily (see Charges Under the Benefit below), we will deduct the final annual charge upon termination of the benefit.

 SPECIAL CONSIDERATIONS UNDER THE GUARANTEED RETURN OPTION. This benefit is subject to certain rules and restrictions, including, but not limited to the following:
..   Upon inception of the benefit, 100% of your Account Value must have been allocated to the Sub-accounts. The MVA Fixed Allocation must not have been in effect as of the date that you elect to participate in the benefit. However, the formula may transfer Account Value to the MVA Fixed Allocation as of the effective date of the benefit under some circumstances.
..   Annuity Owners cannot allocate any portion of purchase payments (including any Credits applied to such purchase payments under Optimum Plus) or transfer Account Value to or from the MVA Fixed Allocation while participating in the benefit; however, all or a portion of any purchase payments (including any Credits applied to such purchase payments under Optimum Plus) may be allocated by us to the MVA Fixed Allocation to support the amount guaranteed. You cannot participate in any dollar cost averaging benefit that transfers Account Value from a MVA Fixed Allocation to a Sub-account.
..   Transfers from the MVA Fixed Allocation made as a result of the formula under the benefit will be subject to the Market Value Adjustment formula under an Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established MVA Fixed Allocation.
..   Transfers from the Sub-accounts to the MVA Fixed Allocation or from the MVA
    Fixed Allocation to the Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under an Annuity.
..   Any amounts applied to your Account Value by Prudential Annuities on the maturity date will not be treated as "investment in the contract" for income tax purposes.
..   Any amounts that we add to your Annuity to support our guarantee under the benefit will be applied to the Sub-accounts pro rata, after first transferring any amounts held in the MVA Fixed Allocations as follows:
    (a) if only a portion of your Account Value is in the MVA Fixed
    Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata based on the Account Values in such Sub-accounts on the day of the transfer, unless we receive at our office other prior instructions from you or (ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program and (b) if your entire Account Value is in the MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Money Market Portfolio, unless we receive at our Office prior instructions from you.
..   Low interest rates may require allocation to the MVA Fixed Allocation even when the current Account Value exceeds the guarantee.
..   As the time remaining until the applicable maturity date gradually decreases the benefit will become increasingly sensitive to moves to the
    MVA Fixed Allocation.
..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

 CHARGES UNDER THE BENEFIT
 We deduct a charge equal to 0.25% of the average daily net assets of the Sub-accounts for participation in the Guaranteed Return Option benefit. The annual charge is deducted daily. The charge is deducted to compensate Prudential Annuities for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the benefit.

 GUARANTEED RETURN OPTION PLUS 2008 (GRO PLUS 2008)
 GRO Plus 2008 generally is no longer available for new elections, except in certain states/jurisdictions.

 Under GRO Plus 2008, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the "base guarantee." In addition to the base guarantee, GRO Plus 2008 offers the possibility of an enhanced guarantee. You may lock in an enhanced guarantee once per "benefit year" (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on the Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from "manually" locking-in an enhanced guarantee during the ensuing benefit year. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your current allocation instructions. Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. Please note that whenever an enhanced guarantee is created, we reserve the right to increase your charge for GRO Plus 2008 if we have increased the charge for new elections of the benefit generally. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see "How and When Do I Choose The Annuity Payment Option?" for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceeding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.

 In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the "Current AST bond portfolio Sub-account" described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the Current AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire Account Value is invested in an AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

 We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (and associated Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2009 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2010 would increase the base guarantee amount to $130,000. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the "dollar-for-dollar corridor."

 The dollar-for-dollar corridor is equal to 5% of the base guarantee amount (i.e., 5% of the Account Value at benefit election). Thereafter, the dollar-for-dollar corridor is adjusted only for subsequent purchase payments (i.e., 5% of the Purchase Payment is added to the corridor amount) and "excess withdrawals" (as described below). Thus, the creation of any enhanced guarantee has no impact on the dollar-for-dollar corridor. Each "benefit year", withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce both the amount of the dollar-for-dollar corridor for that benefit year plus the base guarantee amount and the amount of any enhanced guarantee by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each guarantee amount. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the "excess withdrawal") (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal
 (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount and the dollar for dollar corridor itself. See examples of this calculation below.

 Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each guarantee amount and the dollar-for-dollar corridor in the manner indicated above.

 EXAMPLES
 The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus/SM/ 2008 benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus 2008 or other fees and charges.

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity
 Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:
..   The base guarantee amount is reduced by the amount withdrawn (i.e., by
    $10,000, from $250,000 to $240,000).
..   The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:
..   the base guarantee amount is first reduced by the Remaining Limit (from
    $240,000 to $237,500);
..   The result is then further reduced by the ratio of A to B, where:

    -- A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or
       $7,500).
    -- B is the Account Value less the Remaining Limit ($180,000 - $2,500, or
       $177,500).

 The resulting base guarantee amount is: $237,500 X (1 - $7,500 / $177,500), or $227,464.79.

 The Remaining Limit is set to zero (0) for the balance of the first Annuity
 Year.

 KEY FEATURE - ALLOCATION OF ACCOUNT VALUE
 GRO Plus 2008 uses a mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval we do reserve the right to amend the formula for newly-issued Annuities that elect GRO Plus 2008 and for existing Annuities that elect the benefit in the future. This required formula helps us manage our financial exposure under GRO Plus 2008, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to these bond portfolios collectively as the "AST bond portfolios." The formula also contemplates the transfer of assets from an AST bond portfolio to the other Sub-accounts in certain other scenarios. The formula itself is the same as that used for our Highest Daily GRO benefit, and is set forth in Appendix G to this Prospectus. A summary description of each AST Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies Of The Portfolios? You can find a copy of the AST Bond Portfolio prospectus by going to www.prudentialannuities.com.

 Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2015, an AST bond portfolio whose underlying investments generally mature in 2016, and so forth. We will introduce new AST bond portfolios in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefit). If you have elected GRO Plus 2008, you may invest in an AST bond portfolio only by operation of the formula, and thus you may not allocate purchase payments to such a Portfolio. Please see this Prospectus and the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

 Although we employ several AST bond portfolios for purposes of the benefit, the formula described in the next paragraph operates so that your Account
 Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST Bond Portfolio Sub-account be made, or alternatively may mandate a transfer into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio
 Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer
 AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if such a transfer is dictated by the formula. As indicated, the AST bond portfolios are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the Transfer AST Bond Portfolio Sub-account may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees.

 In general, the formula works as follows (please see Appendix G). On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee amount that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing the rate determined by that index by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the Current AST bond portfolio Sub-account and to your Account Value held within the other Sub-accounts. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount held within your other Sub-accounts, exceeds an upper target value (currently, 0.85), then the formula will make a transfer into the Transfer AST bond portfolio Sub-account, in the amount dictated by the formula. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 0.79), then the formula will transfer Account Value within the Current AST bond portfolio Sub-account into the other Sub-accounts (other than the Transfer AST bond portfolio Sub-account), in the amount dictated by the formula.

 As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts (the "Bond Portfolios"). Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Bond Portfolios. If your entire Account Value is transferred to the Bond Portfolios, then based on the way the formula operates, the formula will not transfer amounts out of the Bond Portfolios to the Sub-accounts and the entire Account Value would remain in the Bond Portfolios. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Bond Portfolios. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Bond Portfolios, if dictated by the formula. The amounts of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

 The amount that is transferred to and from the Bond Portfolios pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your Guarantee Amount(s);
..   The amount of time until the maturity of your Guarantee(s);
..   The amount invested in, and the performance of, the Permitted Sub-accounts;
..   The amount invested in, and the performance of, the Bond Portfolios;
..   The discount rate used to determine the present value of your Guarantee(s);
..   Additional purchase payments, if any, that you make to the Annuity; and
..   Withdrawals, if any, taken from the Annuity.

 Any amounts invested in the Bond Portfolios will affect your ability to participate in a subsequent recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

 The Bond Portfolios are available only with these benefits, and you may not allocate purchase payments and transfer Account Value to or from the Bond Portfolios.

 Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

 ELECTION/CANCELLATION OF THE BENEFIT
 GRO Plus 2008 generally is no longer available for new elections, except in certain states/jurisdictions. If you currently participate in GRO Plus 2008, your existing guarantees are unaffected by the fact that we generally no longer offer GRO Plus 2008.

 You may cancel the GRO Plus 2008 benefit at any time. You also can cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation of GRO Plus 2008, we will transfer any Account Value that is held in an AST bond portfolio Sub-account to the other Sub-accounts, according to your current allocation instructions. GRO Plus 2008 will terminate automatically upon:
 (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus 2008 will no longer provide any guarantees. The charge for the GRO Plus 2008 benefit will no longer be deducted from your Account Value upon termination of the benefit.

 If you wish, you may cancel the GRO Plus 2008 benefit. You may then elect any other currently available living benefit on any Valuation Day after you have cancelled the GRO Plus 2008 benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon cancellation of the GRO Plus 2008 benefit, any Account Value allocated to the AST Bond Portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata. Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio and the Permitted Sub-accounts according to the formula. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefit selected, the AST Investment Grade Bond Portfolio under the newly-elected benefit. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE GRO PLUS 2008 BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER ANY NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL. ONCE THE GRO PLUS 2008 BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE GRO PLUS 2008 BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS.

 SPECIAL CONSIDERATIONS UNDER GRO PLUS 2008
 This benefit is subject to certain rules and restrictions, including, but not limited to the following:
   . Upon inception of the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.
   . You cannot participate in any dollar cost averaging program that transfers Account Value from a fixed interest rate option to a Sub-account.
   . Transfers between an AST bond portfolio Sub-account and your other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.
   . Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.
   . As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

   . We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this program. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.
   . If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

 CHARGES UNDER THE BENEFIT
 We deduct a charge equal to 0.60% (0.35%, for elections prior to May 1, 2009) of the average daily net assets of the Sub-accounts for participation in the GRO Plus 2008 benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of the prospectus entitled "Summary of Contract Fees and Charges."

 OPTIONAL 90% CAP FEATURE UNDER GRO PLUS 2008
 If you currently own an Annuity and have elected the GRO Plus 2008 benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The mathematical formula appears in Appendix G in this prospectus, and is described below. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% Cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

 Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

 Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account ("90% cap rule"). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

 If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap rule is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

 For example,
..   March 19, 2010 - a transfer is made that results in the 90% cap rule being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.
..   As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).
..   Once there is a transfer out of the Transfer AST bond portfolio Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

 If at the time you elect the 90% cap rule, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following "hierarchy" (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or
 (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

 It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

 Once the transfer restriction of the 90% cap rule is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

 IMPORTANT CONSIDERATIONS WHEN ELECTING THIS FEATURE:
..   At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
..   Please be aware that because of the way the 90% cap rule mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.
..   Your election of the 90% cap rule will not result in your losing the guarantees you had accumulated under your existing GRO Plus 2008 benefit.

 GUARANTEED RETURN OPTION PLUS II (GRO PLUS II)
 You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel GRO Plus II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. GRO Plus II is not available if you participate in any other optional living benefit. However, GRO Plus II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under "Key Feature - Allocation of Account Value", your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

 Under GRO Plus II, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the "base guarantee." In addition to the base guarantee, GRO Plus II offers the possibility of an enhanced guarantee. You may "manually" lock in an enhanced guarantee once per "benefit year" (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on that Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. If you elect to manually lock-in an enhanced guarantee on an anniversary of the effective date of the benefit, that lock-in will not count toward the one elective manual lock-in you may make each benefit year. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if your Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from "manually" locking-in an enhanced guarantee during the ensuing benefit year. Conversely, the fact that you "manually" locked in an enhanced guarantee does not preclude the possibility of an automatic enhanced guarantee on the subsequent benefit anniversary. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your most recent allocation instructions (see below "Key Feature - Allocation of Account Value"). Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see "How and When Do I Choose The Annuity Payment Option?" for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.

 In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocation instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program. The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

 We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (including any associated purchase Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2010 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2011 would increase the base guarantee amount to $130,000.

 If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

 If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

 Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

 EXAMPLE
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

 Assume the following:
..   The Issue Date is December 1, 2010
..   The benefit is elected on December 1, 2010

..   The Account Value on December 1, 2010 is $200,000, which results in a base guarantee of $200,000
..   An enhanced guarantee amount of $300,000 is locked in on December 1, 2011
..   The Account Value immediately prior to the withdrawal is equal to $300,000
..   For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

 If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION (FIGURES ARE ROUNDED):

     Withdrawal Amount                                           $ 50,000
     Divided by Account Value before withdrawal                  $300,000
     Equals ratio                                                   16.67%
     All guarantees will be reduced by the above ratio (16.67%)
     Base guarantee amount                                       $166,667
     Enhanced guarantee amount                                   $250,000

 KEY FEATURE - ALLOCATION OF ACCOUNT VALUE
 We limit the Sub-accounts to which you may allocate Account Value if you elect GRO Plus II. For purposes of this benefit, we refer to those permitted investment options (other than the required bond portfolio Sub-accounts discussed below) as the "Permitted Sub-accounts."

 GRO Plus II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your Rider schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect GRO Plus II and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under GRO Plus II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts in certain other scenarios. The formula is set forth in Appendix N of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the section entitled "What Are The Investment Objectives and Policies Of The Portfolios?". You can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

 For purposes of operating the GRO Plus II formula, we have included within this Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-Account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefits). If you have elected GRO Plus II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the predetermined mathematical formula, and thus you may not allocate purchase payments to or make transfers to or from such a Sub-account. Please see the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

 Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. As indicated, the AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the AST Bond Portfolio Sub-account associated with the "current liability" may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees.

 In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation

 Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value within the AST bond portfolio Sub-account into the Permitted Sub-accounts in the amount dictated by the formula.

 The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have elected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

 For example,
..   March 19, 2010 - a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.
..   On March 20, 2010 (and at least until first a transfer is made out of the
    AST bond portfolio Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).
..   Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

 As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

 The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon a number of factors unique to your
 Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your guarantee amount(s);
..   The amount of time until the maturity of your guarantee(s);
..   The amount invested in, and the performance of, the Permitted Sub-accounts;
..   The amount invested in, and the performance of, the AST bond portfolio
    Sub-accounts;

..   The discount rate used to determine the present value of your guarantee(s);
..   Additional purchase payments, if any, that you make to the Annuity; and
..   Withdrawals, if any, taken from the Annuity.

 Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with these benefits, and you may not allocate purchase payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

 Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

 ELECTION/CANCELLATION OF THE BENEFIT
 GRO Plus II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. You may elect GRO Plus II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect GRO Plus II. However you will lose all guarantees that you had accumulated under those benefits. The base guarantee under GRO Plus II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

 GRO Plus II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or
 (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus II will no longer provide any guarantees. The charge for the GRO Plus II benefit will no longer be deducted from your Account Value upon termination of the benefit.

 If you wish, you may cancel the GRO Plus II benefit. You may also cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation, you may elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the GRO Plus II benefit, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. Upon cancellation of the GRO Plus II benefit, any Account Value allocated to the AST bond portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata (i.e., in direct proportion to your current allocations). Upon your re-election of GRO Plus II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the Permitted Sub-accounts according to the predetermined mathematical formula (see "Key Feature - Allocation of Account Value" above for more details). It is possible that over time the formula could transfer some, none, or most of the Account Value to the AST bond portfolio Sub-accounts under GRO Plus II. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE GRO PLUS II BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER ANY NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE AT BENEFIT EFFECTIVENESS. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL. ONCE THE GRO PLUS II BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE GRO PLUS II BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS.

 SPECIAL CONSIDERATIONS UNDER GRO PLUS II
 This benefit is subject to certain rules and restrictions, including, but not limited to the following:
..   Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Options section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.
..   Transfers to and from your elected Sub-accounts and an AST bond portfolio
    Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.
..   Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.
..   As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
..   We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.
..   If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and
    (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

 CHARGES UNDER THE BENEFIT
 We deduct an annualized charge equal to 0.60% of the average daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the GRO Plus II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and
 (b) administration of the benefit.

 HIGHEST DAILY GUARANTEED RETURN OPTION/SM/ (HD GRO/SM/)
 We no longer permit new elections of Highest Daily GRO, except in certain states/jurisdictions.

 Highest Daily GRO creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the "maturity date" for that guarantee. Highest Daily GRO will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

 The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

 The initial guarantee is created on the day that the Highest Daily GRO benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a "benefit anniversary") will not be less than your Account Value on the day that the Highest Daily GRO benefit was added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which Highest Daily GRO was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2009, we would create a guarantee on January 1, 2012 based on the highest Account Value achieved between January 1, 2009 and January 1, 2012, and that guarantee would mature on January 1, 2022. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

 In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the "Current AST bond portfolio Sub-account" described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire account value is invested in the AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

 We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (and associated Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2009, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2019, and a second guaranteed amount that was set at $120,000 maturing January 1, 2020, then a $30,000 Purchase Payment made on March 30, 2010 would increase the guaranteed amounts to $130,000 and $150,000, respectively. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the "dollar-for-dollar corridor."

 We reflect the effect of withdrawals by reference to an amount called the "dollar-for-dollar corridor." The dollar-for-dollar corridor is set initially to equal 5% of the initial guaranteed amount (i.e., 5% of the Account Value at benefit election). Each "benefit year" (i.e., a year that begins on the date of election of Highest Daily GRO and each anniversary thereafter), withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce (i) the amount of the dollar-for-dollar corridor for that benefit year
 (ii) the amount of each outstanding guarantee amount, and (iii) the highest daily Account Value that we calculate to establish a guarantee, by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each outstanding guaranteed amount, as well as the highest daily Account Value that we calculate to establish a guarantee. We calculate a proportional reduction by
 (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the "excess withdrawal") (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal
 (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount, the highest daily Account Value that we calculate to establish a guarantee, and the dollar for dollar corridor itself.

 Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each applicable guaranteed amount and the dollar-for-dollar corridor in the manner indicated above.

 EXAMPLES
 The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the Highest Daily GRO benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for Highest Daily GRO or other fees and charges.

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity
 Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:
..   The initial guarantee amount is reduced by the amount withdrawn (i.e., by
    $10,000, from $250,000 to $240,000).
..   The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:
..   the initial guarantee amount is first reduced by the Remaining Limit (from
    $240,000 to $237,500);
..   The result is then further reduced by the ratio of A to B, where:

    -- A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or
       $7,500).
    -- B is the Account Value less the Remaining Limit ($180,000 - $2,500, or
       $177,500).

 The resulting initial guarantee amount is: $237,500 X (1 - $7,500 / $177,500), or $227,464.79.

..   The Remaining Limit is set to zero (0) for the balance of the first Annuity
    Year.

 The resulting dollar-for-dollar corridor for the next year is $11,373.24 (i.e., 5% of $227,464.79).

 The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 X (1 - $7,500 / $177,500), or $11,971.83.

 KEY FEATURE - ALLOCATION OF ACCOUNT VALUE
 Highest Daily GRO uses a mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your schedule supplement, the formula may not be altered. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued annuity contracts that elect Highest Daily GRO and for existing contracts that elect the benefit post-issue. This required formula helps us manage our financial exposure under Highest Daily GRO, by moving assets out of certain Sub-accounts in certain scenarios if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one of a specified group of bond portfolios within Advanced Series Trust) (collectively, the "AST Bond Portfolios"). The formula, which appears in Appendix G, also contemplates the transfer of assets from the AST Bond Portfolios to the Permitted Sub-accounts in other scenarios.

 For purposes of operating the Highest Daily GRO formula, we have included as investment options within this Annuity several AST bond portfolios. Each AST bond portfolio is unique, in that its underlying investments generally mature at the same time as each outstanding maturity date that exists under the benefit. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2018 (corresponding to all guarantees that mature in 2018), an AST Bond Portfolio whose underlying investments generally mature in 2019 (corresponding to all guarantees that mature in 2019), and so forth. We will introduce new AST bond portfolios in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected Highest Daily GRO, you may invest in an AST bond portfolio only by operation of the formula, and thus you may not allocate purchase payments to, or transfer Account Value to or from, such a Portfolio. Please see this prospectus and the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit. A summary description of each AST Bond Portfolio appears within the Prospectus section entitled "What Are The Investment Objectives and Policies Of The Portfolios?". You can find a copy of the AST Bond Portfolio prospectus by going to www.prudentialannuities.com

 Although we employ several AST bond portfolios for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

 In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the Current AST bond portfolio Sub-account and to your Account Value held within the other Sub-accounts. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount held within your other Sub-accounts, exceeds an upper target value (currently, 0.85), then the formula will make a transfer into the Transfer AST bond portfolio Sub-account, in the amount dictated by the formula. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 0.79), then the formula will transfer Account Value within the Current AST bond portfolio Sub-account into the other Sub-accounts (other than the Transfer AST bond portfolio Sub-account), in the amount dictated by the formula.

 As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolios. Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST bond portfolios. If your entire Account Value is transferred to the AST bond portfolios, then based on the way the formula operates, the formula will not transfer amounts out of the AST bond portfolios to the Sub-accounts and the entire Account Value would remain in the AST bond portfolios. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST bond portfolios. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST bond portfolios, if dictated by the formula.

 The amount that is transferred to and from the AST bond portfolios pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your Guarantee Amount(s);
..   The amount of time until the maturity of your Guarantee(s);
..   The amount invested in, and the performance of, the Permitted Sub-accounts;
..   The amount invested in, and the performance of, the AST bond portfolios;
..   The discount rate used to determine the present value of your Guarantee(s);
..   Additional purchase payments, if any, that you make to the Annuity; and
..   Withdrawals, if any, taken from the Annuity.

 Any amounts invested in the AST bond portfolios will affect your ability to participate in a subsequent recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

 The AST bond portfolios are available only with these benefits, and you may not allocate purchase payments and transfer Account Value to or from the AST bond portfolios.

 Transfers do not impact any guarantees that have already been locked-in.

 ELECTION/CANCELLATION OF THE BENEFIT
 We no longer permit new elections of Highest Daily GRO, except in certain states/jurisdictions,. If you currently participate in Highest Daily GRO, your existing guarantees are unaffected by the fact that we generally no longer offer Highest Daily GRO.

 If you wish, you may cancel the Highest Daily GRO benefit. You may then elect any other currently available living benefit, which is available to be added post issue on any Valuation Day after you have cancelled the Highest Daily GRO benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon cancellation of the Highest Daily GRO benefit, any Account Value allocated to the AST Bond Portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, and the Permitted Sub-accounts according to a pre-determined mathematical formula used with that benefit. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, under the newly-elected benefit. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE HIGHEST DAILY GRO BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER YOUR NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL. ONCE THE HIGHEST DAILY GRO BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE HIGHEST DAILY GRO BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS.

 Highest Daily GRO will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, Highest Daily GRO will no longer provide any guarantees. The charge for the Highest Daily GRO benefit will no longer be deducted from your Account Value upon termination of the benefit.

 SPECIAL CONSIDERATIONS UNDER HIGHEST DAILY GRO
 This benefit is subject to certain rules and restrictions, including, but not limited to the following:
   . Upon inception of the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.
   . You cannot participate in any dollar cost averaging program that transfers Account Value from a fixed interest rate option to a Sub-account.
   . Transfers from the other Sub-accounts to an AST bond portfolio Sub-account or from an AST bond portfolio Sub-account to the other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.
   . Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.
   . As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
   . We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this program. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.
   . If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

 CHARGES UNDER THE BENEFIT
 We deduct an annual charge equal to 0.60% (0.35% for elections prior to May 1, 2009) of the average daily net assets of the Sub-accounts (including each AST bond portfolio Sub-account) for participation in the Highest Daily GRO benefit. The charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of this Prospectus entitled "Summary of Contract Fees and Charges."

 OPTIONAL 90% CAP FEATURE FOR HIGHEST DAILY GRO
 If you currently own an Annuity and have elected the Highest Daily GRO benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new mathematical formula is set forth in Appendix G of this prospectus, and is described below. Only the election of the 90% Cap will prevent all of your Account

 Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% Cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

 Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

 Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account ("90% cap rule"). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

 If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap rule is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

 For example,
..   March 19, 2010 - a transfer is made that results in the 90% cap rule being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.
..   As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).
..   Once there is a transfer out of the Transfer AST bond portfolio Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

 If at the time you elect the 90% cap rule, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following "hierarchy" (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or
 (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

 It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

 Once the transfer restriction of the 90% cap rule is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

 IMPORTANT CONSIDERATIONS WHEN ELECTING THIS FEATURE:
..   At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
..   Please be aware that because of the way the 90% cap rule mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

 Your election of the 90% cap rule will not result in your losing the guarantees you had accumulated under your existing Highest Daily GRO benefit.

 HIGHEST DAILY GUARANTEED RETURN OPTION II (HD GRO II)
 You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel HD GRO II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and that you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. HD GRO II is not available if you participate in any other living benefit. However, HD GRO II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under "Key Feature - Allocation of Account Value", your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

 HD GRO II creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the "maturity date" for that guarantee. HD GRO II will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

 The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

 The initial guarantee is created on the day that the HD GRO II benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a "benefit anniversary") will not be less than your Account Value on the day that the HD GRO II benefit was added or re-added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which HD GRO II was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2010, we would create a guarantee on January 1, 2014 based on the highest Account Value achieved between January 1, 2010 and January 1, 2014, and that guarantee would mature on January 1, 2024. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

 If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio

 Sub-account used with this benefit and described below) in accordance with your most recent allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program.

 We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (including any associated purchase Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2010, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2020, and a second guaranteed amount that was set at $120,000 maturing
 January 1, 2021, then a $30,000 Purchase Payment made on March 30, 2011 would increase the guaranteed amounts to $130,000 and $150,000, respectively.

 If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

 If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

 Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

 EXAMPLE
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

 Assume the following:
..   The Issue Date is December 1, 2010
..   The benefit is elected on December 1, 2010
..   The Account Value on December 1, 2010 is $200,000, which results in an initial guarantee of $200,000
..   An additional guarantee amount of $300,000 is locked in on December 1, 2011
..   The Account Value immediately prior to the withdrawal is equal to $300,000
..   For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

 If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION (FIGURES ARE ROUNDED):

     Withdrawal Amount                                           $ 50,000
     Divided by Account Value before withdrawal                  $300,000
     Equals ratio                                                   16.67%
     All guarantees will be reduced by the above ratio (16.67%)
     Initial guarantee amount                                    $166,667
     Additional guarantee amount                                 $250,000

 KEY FEATURE - ALLOCATION OF ACCOUNT VALUE
 We limit the Sub-accounts to which you may allocate Account Value if you elect HD GRO II. For purposes of this benefit, we refer to those permitted investment options (other than the AST bond portfolio used with this benefit) as the "Permitted Sub-accounts".

 HD GRO II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your Rider schedule supplement, the formula may not be altered once you elect the benefit. However, subject to any regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect HD GRO II and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under HD GRO II, by moving assets out of certain Sub-accounts in certain scenarios if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one of a specified group of bond portfolios within Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from the AST bond portfolio Sub-accounts to the Permitted Sub-accounts in other scenarios. The formula is set forth in Appendix N of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the Prospectus section entitled "What Are The Investment Objectives and Policies Of The Portfolios?". You can find a copy of the AST bond portfolios' prospectus by going to www.prudentialannuities.com

 For purposes of operating the HD GRO II formula, we have included within this Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at the same time as each outstanding maturity date that exists under the benefit. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020 (corresponding to all guarantees that mature in 2020), an AST bond portfolio whose underlying investments generally mature in 2021 (corresponding to all guarantees that mature in 2021), and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-Account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected Highest Daily GRO II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the predetermined mathematical formula, and thus you may not allocate purchase payments to, or transfer Account Value to or from, such a Portfolio. Please see the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

 Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. As indicated, the AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.

 In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within your Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value within the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

 The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

 For example,
..   March 19, 2010 - a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

..   March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.
..   On March 20, 2010 (and at least until first a transfer is made out of the
    AST bond portfolio Sub-account under the formula), the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).
..   Once there is a formula-initiated transfer out of the AST bond portfolio
    Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

 As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

 The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon a number of factors unique to your
 Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your guarantee amount(s);
..   The amount of time until the maturity of your guarantee(s);
..   The amount invested in, and the performance of, the Permitted Sub-accounts;
..   The amount invested in, and the performance of, the AST bond portfolio
    Sub-accounts;
..   The discount rate used to determine the present value of your guarantee(s);
..   Additional purchase payments, if any, that you make to the Annuity; and
..   Withdrawals, if any, taken from the Annuity.

 Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

 The AST bond portfolio Sub-accounts are available only with these benefits, and you may not allocate purchase payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

 Transfers do not impact any guarantees that have already been locked-in.

 ELECTION/CANCELLATION OF THE BENEFIT
 HD GRO II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and you otherwise meet our eligibility requirements. You may elect HD GRO II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New
 York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect HD GRO II. However you will lose all guarantees that you had accumulated under the previous benefit. The initial guarantee under HD GRO II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

 HD GRO II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or
 (d) upon full surrender of the Annuity. If you elect to terminate the benefit, HD GRO II will no longer provide any guarantees. The charge for the HD GRO II benefit will no longer be deducted from your Account Value upon termination of the benefit.

 If you wish, you may cancel the HD GRO II benefit. You may then elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the HD GRO II benefit, provided that your Account Value is allocated in the manner permitted with the benefit and you otherwise meet our eligibility requirements. Upon cancellation of the HD GRO II benefit, any Account Value allocated to the AST bond portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata (i.e., in direct proportion to your current allocations). Upon your re-election of HD GRO II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the other Sub-accounts according to the predetermined mathematical formula (see "Key

 Feature - Allocation of Account Value" section for more details). It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST bond portfolio Sub-accounts under the newly-elected benefit. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE HD GRO II BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER YOUR NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE AT THE TIME THE NEW BENEFIT BECOMES EFFECTIVE. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL.

 SPECIAL CONSIDERATIONS UNDER HD GRO II
 This benefit is subject to certain rules and restrictions, including, but not limited to the following:
..   Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.
..   Transfers to and from your elected Sub-accounts and an AST bond portfolio
    Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.
..   Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.
..   As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
..   We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.
..   If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and
    (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

 CHARGES UNDER THE BENEFIT
 We deduct an annualized charge equal to 0.60% of the average daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the HD GRO II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and
 (b) administration of the benefit.

 GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)
 The Guaranteed Minimum Withdrawal Benefit is no longer available for new elections.

 The Guaranteed Minimum Withdrawal Benefit guarantees your ability to withdraw amounts equal to an initial principal value (called the "Protected Value"), regardless of the impact of Sub-account performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that Sub-account performance will not affect your ability to protect your principal. You are not required to make withdrawals as part of the benefit - the guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the benefit. There is an additional charge if you elect the GMWB benefit; however, the charge may be waived under certain circumstances described below.

 KEY FEATURE - PROTECTED VALUE
 The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of Sub-account performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the GMWB program terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the Protected Annual Withdrawal Amount, without triggering an adjustment in the Protected Value on a proportional basis. The Protected Value is referred to as the "Benefit Base" in the rider we issue for this benefit.

 The Protected Value is determined as of the date you make your first withdrawal under your Annuity following your election of the GMWB benefit. The initial Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB benefit, plus any additional purchase payments (plus any Credits applied to such purchase payments under Optimum Plus) before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to market performance during the period between your election of the GMWB benefit and the date of your first withdrawal.
   . If you elect the GMWB benefit at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment (plus any Credits applied to such purchase payments under Optimum Plus).

   . If we offer the GMWB benefit to existing Annuity Owners, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB benefit will be used to determine the initial Protected Value.
   . If you make additional purchase payments after your first withdrawal, the Protected Value will be increased by the amount of the additional purchase payment (plus any Credits applied to such purchase payments under Optimum Plus).

 You may elect to step-up your Protected Value if, due to positive market performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5/th/ Annuity anniversary following the first withdrawal under the GMWB benefit. The Protected Value can be stepped up again on or after the 5/th/ Annuity anniversary following the preceding step-up. If you elect to step-up the Protected Value, you must do so during the 30-day period prior to your eligibility date. If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the GMWB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

 Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000. On the date you are eligible to step-up the Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.

 KEY FEATURE - PROTECTED ANNUAL WITHDRAWAL AMOUNT.
 The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected Value will be reduced on a "dollar-for-dollar" basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC or MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal Amount trigger a proportional adjustment to both the Protected Value and the Protected Annual Withdrawal Amount, as described in the rider for this benefit (see the examples of this calculation below). The Protected Annual Withdrawal Amount is referred to as the "Maximum Annual Benefit" in the rider we issue for this benefit.

 THE GMWB BENEFIT DOES NOT AFFECT YOUR ABILITY TO MAKE WITHDRAWALS UNDER YOUR ANNUITY OR LIMIT YOUR ABILITY TO REQUEST WITHDRAWALS THAT EXCEED THE PROTECTED ANNUAL WITHDRAWAL AMOUNT. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.

 If, cumulatively, you withdraw an amount less than the Protected Annual Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.
..   Additional purchase payments will increase the Protected Annual Withdrawal
    Amount by 7% of the applicable Purchase Payment (and any Credits we apply to such purchase payments under Optimum Plus).
..   If the Protected Annual Withdrawal Amount after an adjustment exceeds the
    Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.

 The following examples of dollar-for-dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits in the case of Optimum
 Plus); 3.) a Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GMWB or any other fees and charges.

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity
 Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Protected Annual Withdrawal Amount:
..   The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).
..   The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to $7,500).

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $220,000. As the amount withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:
..   The Protected Value is first reduced by the remaining Protected Annual
    Withdrawal Amount (from $240,000 to $232,500);
..   The result is then further reduced by the ratio of A to B, where:

    -- A is the amount withdrawn less the remaining Protected Annual Withdrawal
       Amount ($10,000 - $7,500, or $2,500).
    -- B is the Account Value less the remaining Protected Annual Withdrawal
       Amount ($220,000 - $7,500, or $212,500).

 The resulting Protected Value is: $232,500 X (1 - $2,500 / $212,500), or $229,764.71.

..   The Protected Annual Withdrawal Amount is also reduced by the ratio of A to
    B: The resulting Protected Annual Withdrawal Amount is: $17,500 X (1 - $2,500 / $212,500), or $17,294.12;
..   The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.

 EXAMPLE 3. RESET OF THE MAXIMUM ANNUAL BENEFIT
 A $10,000 withdrawal is made on October 13, 2006 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:
..   the Protected Value is reduced by the amount withdrawn (i.e., reduced by
    $10,000, from $229,764.71 to $219,764.71).
..   the remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $17,294.12 to $7,294.12).

 BENEFITS UNDER GMWB
   . In addition to any withdrawals you make under the GMWB benefit, Sub-account performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the Protected Annual Withdrawal Amount, except for the last payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional Purchase Payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.
   . If the death benefit under your Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your Annuity, your Beneficiary has the option to elect to receive the remaining Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under your Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. THE PROTECTED VALUE IS NOT EQUAL TO THE ACCOUNT VALUE FOR PURPOSES OF THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. THE GMWB BENEFIT DOES NOT INCREASE OR DECREASE THE AMOUNT OTHERWISE PAYABLE UNDER THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. GENERALLY, THE GMWB BENEFIT WOULD BE OF VALUE TO YOUR BENEFICIARY ONLY WHEN THE PROTECTED VALUE AT DEATH EXCEEDS ANY OTHER AMOUNT AVAILABLE AS A DEATH BENEFIT.
   . If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. YOU CAN ALSO ELECT TO TERMINATE THE GMWB BENEFIT AND BEGIN RECEIVING ANNUITY PAYMENTS BASED ON YOUR THEN CURRENT ACCOUNT VALUE (NOT THE REMAINING PROTECTED VALUE) UNDER ANY OF THE AVAILABLE ANNUITY PAYMENT OPTIONS.

 OTHER IMPORTANT CONSIDERATIONS
   . Withdrawals under the GMWB benefit are subject to all of the terms and conditions of your Annuity, including any CDSC and MVA that may apply.
   . Withdrawals made while the GMWB benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity.
   . The GMWB benefit does not directly affect your Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.
   . You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB benefit. The GMWB benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Value in the form of periodic benefit payments.
   . We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this program. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

 ELECTION OF THE BENEFIT
 The GMWB benefit is no longer available. If you currently participate in GMWB, your existing guarantees are unaffected by the fact that we no longer offer GMWB.

 We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB benefit under this Annuity or any other annuities that you own that are issued by Prudential Annuities or its affiliated companies.

 TERMINATION OF THE BENEFIT
 The benefit terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon due proof of death (unless your surviving spouse elects to continue your Annuity and the GMWB benefit or your Beneficiary elects to receive the amounts payable under the GMWB benefit in lieu of the death benefit) or upon your election to begin receiving annuity payments.

 The charge for the GMWB benefit will no longer be deducted from your Account Value upon termination of the benefit.

 PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS GMWB AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

 CHARGES UNDER THE PROGRAM
 Currently, we deduct a charge equal to 0.35% of the average daily net assets of the Sub-accounts per year to purchase the GMWB benefit. The annual charge is deducted daily.
..   If, during the seven years following the effective date of the benefit, you do not make any withdrawals, and do not make any additional purchase payments after a five-year period following the effective date of the benefit, the benefit will remain in effect; however, we will waive the annual charge going forward. If you make an additional Purchase Payment following the waiver of the annual charge, we will begin charging for the benefit. After year seven (7) following the effective date of the benefit, withdrawals will not cause a charge to be re-imposed.
..   If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the benefit have changed for new purchasers, your benefit may be subject to the new charge level for the benefit.

 ADDITIONAL TAX CONSIDERATIONS FOR QUALIFIED CONTRACTS/ARRANGEMENTS
 If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5% owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount, resulting in a lower amount payable in future Annuity Years. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as required minimum distribution provisions under the tax law.

 GUARANTEED MINIMUM INCOME BENEFIT (GMIB)
 The Guaranteed Minimum Income Benefit is no longer available for new elections.

 The Guaranteed Minimum Income Benefit is an optional benefit that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the "Protected Income Value") that increases after the waiting period begins, regardless of the impact of Sub-account performance on your Account Value. The benefit may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance. There is an additional charge if you elected the GMIB benefit.

 KEY FEATURE - PROTECTED INCOME VALUE
 The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable tax charge), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected Income Value is initially established on the effective date of the GMIB benefit and is equal to your Account Value on such date. Currently, since the GMIB benefit may only be elected at issue, the effective date is the Issue Date of your Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the "Protected Value" in the rider we issue for this benefit. The 5% annual growth rate is referred to as the "Roll-Up Percentage" in the rider we issue for this benefit.

 The Protected Income Value is subject to a limit of 200% (2X) of the sum of the Protected Income Value established on the effective date of the GMIB benefit, or the effective date of any step-up value, plus any additional purchase payments (and any

 Credit that is applied to such purchase payments in the case of Optimum Plus) made after the waiting period begins ("Maximum Protected Income Value"), minus the sum of any reductions in the Protected Income Value due to withdrawals you make from your Annuity after the waiting period begins.
   . Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the Protected Income Value by the amount of any additional purchase payments after you reach the Maximum Protected Income Value. Further, if you make withdrawals after you reach the Maximum Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.
   . Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant's 80/th/ birthday or the 7/th/ anniversary of the later of the effective date of the GMIB benefit or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional purchase payments (and any Credit that is applied to such purchase payments in the case of Optimum Plus). Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.
   . Subject to the Maximum Protected Income Value, if you make an additional purchase payment, we will increase the Protected Income Value by the amount of the purchase payment (and any Credit that is applied to such purchase payment in the case of Optimum Plus) and will apply the 5% annual growth rate on the new amount from the date the purchase payment is applied.
   . As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.

 Stepping-Up the Protected Income Value - You may elect to "step-up" or "reset" your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the 5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB benefit is in effect, and only while the Annuitant is less than age 76.
   . A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB benefit until the end of the new waiting period. In light of this waiting period upon resets, it is not recommended that you reset your GMIB if the required beginning date under IRS minimum distribution requirements would commence during the 7 year waiting period. See "Tax Considerations" section in this prospectus for additional information on IRS requirements.
   . The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to 200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent purchase payments (and any Credit that is applied to such purchase payments in the case of Optimum Plus), minus the impact of any withdrawals after the date of the step-up.
   . When determining the guaranteed annuity purchase rates for annuity payments under the GMIB benefit, we will apply such rates based on the number of years since the most recent step-up.
   . If you elect to step-up the Protected Income Value under the benefit, and on the date you elect to step-up, the charges under the GMIB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.
   . A step-up will increase the dollar-for-dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.

 Impact of Withdrawals on the Protected Income Value - Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the Protected Income Value on a "dollar-for-dollar" basis (the Protected Income Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the Issue Date (or on the Issue Date for the first Annuity
 Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a "dollar-for-dollar" basis is adjusted on each Annuity anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.

 The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits in the case of Optimum Plus); 3.) an initial Protected Income Value of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GMIB or any other fees and charges.

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity
 Year). No prior withdrawals have been taken. Immediately prior to the withdrawal, the Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:
..   The Protected Income Value is reduced by the amount withdrawn (i.e., by
    $10,000, from $251,038.10 to $241,038.10).
..   The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is $220,000 and the Protected Income Value is $242,006.64. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:
..   The Protected Income Value is first reduced by the Remaining Limit (from
    $242,006.64 to $239,506.64);
..   The result is then further reduced by the ratio of A to B, where:

    -- A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or
       $7,500).
    -- B is the Account Value less the Remaining Limit ($220,000 - $2,500, or
       $217,500).

 The resulting Protected Income Value is: $239,506.64 X (1 - $7,500 / $217,500), or $231,247.79.

..   The Remaining Limit is set to zero (0) for the balance of the first Annuity
    Year.

 EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT
 A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income Value is $240,838.37. The Remaining Limit is reset to 5% of this amount, or $12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:
..   The Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).
..   The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).

 KEY FEATURE - GMIB ANNUITY PAYMENTS
 You can elect to apply the Protected Income Value to one of the available GMIB Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, after the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's or your 95/th/ birthday or whichever is sooner, except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 92/nd/ birthday.

 Your Annuity or state law may require you to begin receiving annuity payments at an earlier date.

 The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income Value (net of any applicable tax charge that may be due) to the GMIB Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB benefit. These special rates also are calculated using other factors such as "age setbacks" (use of an age lower than the Annuitant's actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB benefit. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.

 ON THE DATE THAT YOU ELECT TO BEGIN RECEIVING GMIB ANNUITY PAYMENTS, WE GUARANTEE THAT YOUR PAYMENTS WILL BE CALCULATED BASED ON YOUR ACCOUNT VALUE AND OUR THEN CURRENT ANNUITY PURCHASE RATES IF THE PAYMENT AMOUNT CALCULATED ON THIS BASIS WOULD BE HIGHER THAN IT WOULD BE BASED ON THE PROTECTED INCOME VALUE AND THE SPECIAL GMIB ANNUITY PURCHASE RATES.

 GMIB ANNUITY PAYMENT OPTION 1 - PAYMENTS FOR LIFE WITH A CERTAIN PERIOD Under this option, monthly annuity payments will be made until the death of the Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

 GMIB ANNUITY PAYMENT OPTION 2 - PAYMENTS FOR JOINT LIVES WITH A CERTAIN PERIOD Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant die before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.
..   If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.
..   If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.

 You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.

 OTHER IMPORTANT CONSIDERATIONS

 YOU SHOULD NOTE THAT GMIB IS DESIGNED TO PROVIDE A TYPE OF INSURANCE THAT SERVES AS A SAFETY NET ONLY IN THE EVENT YOUR ACCOUNT VALUE DECLINES SIGNIFICANTLY DUE TO NEGATIVE INVESTMENT PERFORMANCE. IF YOUR ACCOUNT VALUE IS NOT SIGNIFICANTLY AFFECTED BY NEGATIVE INVESTMENT PERFORMANCE, IT IS UNLIKELY THAT THE PURCHASE OF THE GMIB WILL RESULT IN YOUR RECEIVING LARGER ANNUITY PAYMENTS THAN IF YOU HAD NOT PURCHASED GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB benefit does not directly affect an Annuity's Account Value, Surrender Value or the amount payable under either the basic Death Benefit provision of the Annuity or any optional Death Benefit provision. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.
..   Each Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.
..   Where allowed by law, we reserve the right to limit subsequent purchase payments if we determine, at our sole discretion, that based on the timing of your purchase payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining whether to limit Purchase Payments, we will look at purchase payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.
..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.
..   If you change the Annuitant after the effective date of the GMIB, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB based on his or her age at the time of the change, then the GMIB program will terminate.
..   Annuity payments made under the GMIB are subject to the same tax treatment as any other annuity payment.
..   At the time you elect to begin receiving annuity payments under the GMIB or under any other annuity payment option we make available, the protection provided by an Annuity's basic Death Benefit or any optional Death Benefit provision you elected will no longer apply.

 ELECTION OF THE BENEFIT
 The GMIB benefit is no longer available. If you currently participate in GMIB, your existing guarantees are unaffected by the fact that we no longer offer GMIB.

 TERMINATION OF THE BENEFIT
 The GMIB benefit cannot be terminated by the Owner once elected. The GMIB benefit automatically terminates as of the date your Annuity is fully surrendered, on the date the Death Benefit is payable to your Beneficiary (unless your surviving spouse elects to continue your Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The GMIB benefit may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB benefit based on his or her age at the time of the change.

 Upon termination of the GMIB benefit we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

 CHARGES UNDER THE BENEFIT
 Currently, we deduct a charge equal to 0.50% per year of the average Protected Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity's Account Value due to market performance. The dollar amount you pay each year will increase in any year the Protected Income Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.

 The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of an Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the Sub-accounts and the Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB benefit or any other annuity payment option we make available during an Annuity Year, or the GMIB benefit terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year). No charge applies after the Annuity Date.

 LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)

 THE LIFETIME FIVE INCOME BENEFIT IS NO LONGER BEING OFFERED. LIFETIME FIVE COULD HAVE BEEN ELECTED ONLY WHERE THE ANNUITANT AND THE OWNER WERE THE SAME PERSON OR, IF THE ANNUITY OWNER IS AN ENTITY, WHERE THERE WAS ONLY ONE ANNUITANT. THE ANNUITANT MUST HAVE BEEN AT LEAST 45 YEARS OLD WHEN THE BENEFIT IS ELECTED. THE LIFETIME FIVE INCOME BENEFIT WAS NOT AVAILABLE IF YOU ELECTED ANY OTHER OPTIONAL LIVING BENEFIT. AS LONG AS YOUR LIFETIME FIVE INCOME BENEFIT IS IN EFFECT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH THE THEN PERMITTED AND AVAILABLE OPTION(S) WITH THIS BENEFIT.

 The benefit that guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the "Protected Withdrawal Value"), regardless of the impact of market performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. There are two options - one is designed to provide an annual withdrawal amount for life (the "Life Income Benefit") and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value (adjusted as described below) (the "Withdrawal Benefit"). If there is no Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as your Annuity has an Account Value and the Lifetime Five is in effect. Certain benefits under Lifetime Five may remain in effect even if the Account Value of your Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to determine the amount of each annual payment under the Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under your Annuity following your election of Lifetime Five. The initial Protected Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Lifetime Five, plus any additional purchase payments, as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the purchase payment to your Annuity, until the date of your first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10th anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10th anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. With respect to Optimum Plus, Credits are added to purchase payments for purposes of calculating the Protected Withdrawal Value, the Annual Income Amount and the Annual Withdrawal Amount (see below for a description of Annual Income Amount and Annual Withdrawal Amount).

   . If you elected the Lifetime Five benefit at the time you purchased your Annuity, the Account Value would have been your initial Purchase Payment.
   . If you make additional purchase payments after your first withdrawal, the Protected Withdrawal Value will be increased by the amount of each additional purchase payment.

 The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to 7% per Annuity Year of the Protected Withdrawal Value and on the greater of a dollar-for-dollar basis or a pro rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected Withdrawal Value (for example, due to a step-up or additional purchase payments being made into the Annuity).

 STEP-UP OF THE PROTECTED WITHDRAWAL VALUE
 You may elect to step-up your Protected Withdrawal Value if, due to positive market performance, your Account Value is greater than the Protected Withdrawal Value.

 If you elected the Lifetime Five benefit on or after March 20, 2006:
   . you are eligible to step-up the Protected Withdrawal Value on or after the 1/st/ anniversary of the first withdrawal under the Lifetime Five benefit
   . the Protected Withdrawal Value can be stepped up again on or after the 1/st/ anniversary of the preceding step-up

 If you elected the Lifetime Five benefit prior to March 20, 2006 and that original election remains in effect:
   . you are eligible to step-up the Protected Withdrawal Value on or after the 5/th/ anniversary of the first withdrawal under the Lifetime Five benefit
   . the Protected Withdrawal Value can be stepped up again on or after the 5/th/ anniversary of the preceding step-up

 In either scenario (i.e., elections before or after March 20, 2006) if you elect to step-up the Protected Withdrawal Value under the benefit, and on the date you elect to step-up, the charges under the Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of step-up. Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to $75,000 on the date you are eligible. If your current Annual Income Amount and Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.

 An optional automatic step-up ("Auto Step-Up") feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force.

 If you elected the Lifetime Five benefit on or after March 20, 2006 and have also elected the Auto Step-Up feature:
   . the first Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Lifetime Five benefit or (2) the most recent step-up
   . your Protected Withdrawal Value will only be stepped-up if 5% of the Account Value is greater than the Annual Income Amount by any amount
   . if at the time of the first Auto Step-Up opportunity, 5% of the Account Value is not greater than the Annual Income Amount, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs
   . once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least one year after the most recent step-up

 If you elected the Lifetime Five benefit prior to March 20, 2006 and have also elected the Auto Step-Up feature:
   . the first Auto Step-Up opportunity will occur on the Annuity Anniversary that is at least 5 years after the later of (1) the date of the first withdrawal under the Lifetime Five benefit or (2) the most recent step-up
   . your Protected Withdrawal Value will only be stepped-up if 5% of the Account Value is greater than the Annual Income Amount by 5% or more
   . if at the time of the first Auto Step-Up opportunity, 5% of the Account Value does not exceed the Annual Income Amount by 5% or more, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs
   . once a step-up occurs, the next Auto Step-Up opportunity will occur on the Annuity Anniversary that is at least 5 years after the most recent step-up

 In either scenario (i.e., elections before or after March 20, 2006), if on the date that we implement an Auto Step-Up to your Protected Withdrawal Value, the charge for Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Protected Withdrawal Value even if you elect the Auto Step-Up feature.

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE LIFE INCOME BENEFIT
 The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value. Under the Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up (or an auto step-up is effected), your Annual Income Amount increases to equal 5% of your Account Value after the step-up if such amount is greater than your Annual Income Amount. Your Annual Income Amount also increases if you make additional purchase payments. The amount of the increase is equal to 5% of any additional purchase payments (and any associated Credit with respect to Optimum Plus). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

 KEY FEATURE - ANNUAL WITHDRAWAL AMOUNT UNDER THE WITHDRAWAL BENEFIT
 The initial Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal Value. Under the Lifetime Five benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal Amount, your Protected

 Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount ("Excess Withdrawal"), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up (or an auto step-up is effected), your Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up if such amount is greater than your Annual Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional purchase payments. The amount of the increase is equal to 7% of any additional purchase payments (and any associated Credit with respect to Optimum Plus). A determination of whether you have exceeded your Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.

 The Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount and the Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in each Annuity Year.

       . If, cumulatively, you withdraw an amount less than the Annual Withdrawal Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

       . If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Income Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

 EXAMPLES OF WITHDRAWAL
 The following examples of dollar-for-dollar and proportional reductions of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; and 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000;. The values set forth here are purely hypothetical, and do not reflect the charge for Lifetime Five or any other fees and charges.

 The initial Protected Withdrawal Value is calculated as the greatest of (a),
 (b) and (c):

 (a)Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05/(393/365)/ = $263,484.33
 (b)Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000
 (c)Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

 Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of $265,000). The Annual Income Amount is equal to $13,250 under the Life Income Benefit (5% of $265,000).

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
..   Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 -
    $10,000 = $8,550 Annual Withdrawal Amount for future Annuity Years remains at $18,550
..   Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000
    = $3,250.
..   Annual Income Amount for future Annuity Years remains at $13,250
..   Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 (a)If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
   . Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 - $15,000 = $3,550
   .   Annual Withdrawal Amount for future Annuity Years remains at $18,550
   .   Remaining Annual Income Amount for current Annuity Year = $0

 Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.

   . Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income X Annual Income Amount = $1,750/($263,000 - $13,250) X $13,250 = $93. Annual Income Amount for future Annuity Years = $13,250 - $93 = $13,157
   .   Protected Withdrawal Value is reduced by $15,000 from $265,000 to
       $250,000

 (b)If $25,000 was withdrawn (more than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
   .   Remaining Annual Withdrawal Amount for current Annuity Year = $0

 Excess of withdrawal over the Annual Withdrawal Amount ($25,000 - $18,550 = $6,450) reduces Annual Withdrawal Amount for future Annuity Years.

   . Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value before Excess Withdrawal X Annual Withdrawal Amount = $6,450/($263,000 - $18,550) X $18,550 = $489

 Annual Withdrawal Amount for future Annuity Years = $18,550 - $489 = $18,061

   .   Remaining Annual Income Amount for current Annuity Year = $0

 Excess of withdrawal over the Annual Income Amount ($25,000 - $13,250 = $11,750) reduces Annual Income Amount for future Annuity Years.

   . Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income X Annual Income Amount = $11,750/($263,000 - $13,250) X $13,250 = $623

 Annual Income Amount for future Annuity Years = $13,250 - $623 = $12,627

   . Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction. Dollar-for-dollar reduction = $25,000 - $18,550 = $6,450
   . Proportional reduction = Excess Withdrawal/Account Value before Excess Withdrawal X Protected Withdrawal Value = $6,450/($263,000 - $18,550) X $246,450 = $6,503. Protected Withdrawal Value = $246,450 - max {$6,450,
       $6,503} = $239,947

 BENEFITS UNDER THE LIFETIME FIVE BENEFIT
   . If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the Lifetime Five benefit will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Thus, in that scenario, the remaining amounts under the Life Income Benefit and the Withdrawal Benefit would be payable even though your Account Value was reduced to zero. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further purchase payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the Annual Withdrawal Amount and amounts are still payable under the Withdrawal Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further purchase payments will be accepted under your Annuity.
   . If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Withdrawal Value, you can elect one of the following three options:

 (1)apply your Account Value to any annuity option available; or
 (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant's death; or
 (3)request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the Annuitant's death or the date the Protected Withdrawal Value is depleted.

 We must receive your request in a form acceptable to us at our office.

   . In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

 (1)the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
 (2)the Account Value.

   . If no withdrawal was ever taken, we will determine a Protected Withdrawal Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date the annuity payments are to begin.

 OTHER IMPORTANT CONSIDERATIONS
   . Withdrawals under the Lifetime Five benefit are subject to all of the terms and conditions of your Annuity, including any applicable CDSC.
   . Withdrawals made while the Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity. The Lifetime Five benefit does not directly affect your Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.
   . You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five program. The Lifetime Five benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.
   . In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to the new investment limitations.

 ELECTION OF THE BENEFIT
 We no longer permit elections of Lifetime Five. If you wish, you may cancel the Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Lifetime Five benefit provided, the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Once the Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Lifetime Five benefit provided that the benefit you are looking to elect is available on a post- issue basis. IF YOU CANCEL LIFETIME FIVE, YOU LOSE ALL GUARANTEES UNDER THE BENEFIT AND WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT BASED ON YOUR ACCOUNT VALUE. ANY SUCH BENEFIT MAY BE MORE EXPENSIVE.

 TERMINATION OF THE BENEFIT
 The benefit terminates automatically when your Protected Withdrawal Value and Annual Income Amount equal zero. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon the death of the Annuitant, upon a change in ownership of your Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments. While you may terminate your benefit at any time, we may not terminate the program other than in the circumstances listed above. However, we may stop offering the benefit for new elections or re-elections at any time in the future.

 The charge for the Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value. In addition, the amount and duration of payments under the annuity payment and Death Benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as Required Minimum Distribution provisions under the tax law.

 As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of this prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

 SPOUSAL LIFETIME FIVE INCOME BENEFIT (SPOUSAL LIFETIME FIVE)
 THE SPOUSAL LIFETIME FIVE BENEFIT IS NO LONGER BEING OFFERED. SPOUSAL LIFETIME FIVE MUST HAVE BEEN ELECTED BASED ON TWO DESIGNATED LIVES, AS DESCRIBED BELOW. EACH DESIGNATED LIFE MUST HAVE BEEN AT LEAST 55 YEARS OLD WHEN THE BENEFIT WAS ELECTED. THE SPOUSAL LIFETIME FIVE PROGRAM WAS NOT AVAILABLE IF YOU ELECTED ANY OTHER OPTIONAL LIVING BENEFIT OR OPTIONAL DEATH BENEFIT. AS LONG AS YOUR SPOUSAL LIFETIME FIVE INCOME BENEFIT IS IN EFFECT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH THE THEN PERMITTED AND AVAILABLE OPTION(S) WITH THIS PROGRAM.

 The benefit guarantees until the later death of two natural persons that are each other's spouses at the time of election of Spousal Lifetime Five and at the first death of one of them (the "Designated Lives", each a "Designated Life") the ability to withdraw an annual amount ("Spousal Life Income Benefit") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The Spousal Life Income Benefit may remain in effect even if the Account Value of the Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that market performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Life Income Benefit after the death of the first. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit.

 KEY FEATURE - INITIAL PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to determine the amount of each annual payment under the Spousal Life Income Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Spousal Lifetime Five. The initial Protected Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Spousal Lifetime Five, plus any additional purchase payments as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity, until the date of your first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10th anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10th anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. With respect to Optimum Plus, Credits are added to purchase payments for purposes of calculating the Protected Withdrawal Value and the Annual Income Amount (see below for a description of Annual Income Amount).
   . For existing Owners who are electing the Spousal Lifetime Five benefit, the Account Value on the date of your election of the Spousal Lifetime Five program will be used to determine the initial Protected Withdrawal Value.

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL LIFE INCOME BENEFIT
 The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value. Under the Spousal Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Spousal Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. The Spousal Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount.

 STEP-UP OF ANNUAL INCOME AMOUNT
 You may elect to step-up your Annual Income Amount if, due to positive market performance, 5% of your Account Value is greater than the Annual Income Amount. You are eligible to step-up the Annual Income Amount on or after the 1/st/ anniversary of the first withdrawal under the Spousal Lifetime Five benefit. The Annual Income Amount can be stepped up again on or after the 1/st/ anniversary of the preceding step-up. If you elect to step-up the Annual Income Amount under the benefit, and on the date you elect to step-up, the charges under the Spousal Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of such step-up. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up. Your Annual Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments (plus any Credit with respect to Optimum Plus). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

 An optional automatic step-up ("Auto Step-Up") feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force. If you elect this feature, the first Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Spousal Lifetime Five benefit or (2) the most recent step-up. At this time, your Annual Income Amount will be stepped-up if 5% of your Account Value is greater than the Annual Income Amount by any amount. If 5% of the Account Value does not exceed the Annual Income Amount, then an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs. Once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least 1 year after the most recent step-up. If, on the date that we implement an Auto Step-Up to your Annual Income Amount, the charge for Spousal Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Annual Income Amount even if you elect the Auto Step-Up feature.

 EXAMPLES OF WITHDRAWALS AND STEP-UP
 The following examples of dollar-for-dollar and proportional reductions and the step-up of the Annual Income Amount assume:

 1) the Issue Date and the Effective Date of the Spousal Lifetime Five benefit are February 1, 2005; 2) an initial Purchase Payment of $250,000; 3) the Account Value on February 1, 2006 is equal to $265,000; 4) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000; and 5) the Account Value on February 1, 2010 is equal to $280,000. The values set forth here are purely hypothetical, and do not reflect the charge for the Spousal Lifetime Five or any other fees and charges.

 The initial Protected Withdrawal Value is calculated as the greatest of (a),
 (b) and (c):

 (a)Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05/(393/365)/ = $263,484.33
 (b)Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000
 (c)Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

 Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Income Amount is equal to $13,250 under the Spousal Life Income Benefit (5% of $265,000).

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 If $10,000 was withdrawn (less than the Annual Income Amount) on March 1,
 2006, then the following values would result:
..   Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000
    = $3,250
..   Annual Income Amount for future Annuity Years remains at $13,250

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 (a)If $15,000 was withdrawn (more than the Annual Income Amount) on March 1, 2006, then the following values would result:
..   Remaining Annual Income Amount for current Annuity Year = $0 Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.
..   Reduction to Annual Income Amount = Excess Income/ Account Value before
    Excess Income X Annual Income Amount = $1,750 / ($263,000 - $13,250) X $13,250 = $93
..   Annual Income Amount for future Annuity Years = $13,250 - $93 = $13,157

 EXAMPLE 3. STEP-UP OF THE ANNUAL INCOME AMOUNT
 If a step-up of the Annual Income Amount is requested on February 1, 2010 or the Auto Step-Up feature was elected, the step-up would occur because 5% of the Account Value, which is $14,000 (5% of $280,000), is greater than the Annual Income Amount of $13,250. The new Annual Income Amount will be equal to $14,000.

 BENEFITS UNDER THE SPOUSAL LIFETIME FIVE BENEFIT
 To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under the Spousal Life Income Benefit, we will make an additional payment for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year, if any. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this Prospectus. No further purchase payments will be accepted under your Annuity. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Life Income Benefit terminates and no additional payments will be made.
..   If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any annuity option available; or
       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death.

 We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with five payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of future Annual Income Amount payments. Such present value will be calculated using the same basis that is used to calculate the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no withdrawal was ever taken, we will determine an initial Protected
    Withdrawal Value and calculate an Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

 OTHER IMPORTANT CONSIDERATIONS
   . Withdrawals under the Spousal Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.
   . Withdrawals made while the Spousal Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Lifetime Five benefit does not directly affect the Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.
   . You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Lifetime Five benefit. The Spousal Lifetime Five benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
   . In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional Purchase Payments may be subject to the new investment limitations.
   . There may be circumstances where you will continue to be charged the full amount for the Spousal Lifetime Five benefit even when the benefit is only providing a guarantee of income based on one life with no survivorship.
   . In order for the Surviving Designated Life to continue the Spousal Lifetime Five benefit upon the death of an owner, the Designated Life must elect to assume ownership of the Annuity under the spousal continuation option. When the Annuity is owned by a Custodial Account, in order for Spousal Lifetime Five to be continued after the death of the first Designated Life (the Annuitant), the Custodial Account must elect to continue the Annuity and the second Designated Life (the Contingent Annuitant) will be named as the new Annuitant. See "Spousal Designations" and "Spousal - Assumption of Annuity" in this Prospectus.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 We no longer permit elections of Spousal Lifetime Five - whether for those who currently participate in Spousal Lifetime Five or for those who are buying an Annuity for the first time. If you wish, you may cancel the Spousal Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after have you cancelled the Spousal Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Once the Spousal Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time.

 Spousal Lifetime Five could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Lifetime Five only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:
   . One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The Owner/Annuitant and the beneficiary each must be at least 59 1/2 years old at the time of election; or
   . Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 59 1/2 years old at the time of election; or
   . One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 59 1/2 years old at the time of election.

 We do not permit a change of Owner under this benefit, except as follows:
 (a)if one Owner dies and the surviving spousal Owner assumes the Annuity or
 (b)if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary under this benefit. If the Designated Lives divorce, the Spousal Lifetime Five benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage.

 The benefit terminates automatically when your Annual Income Amount equals zero. The benefit also terminates upon your surrender of the Annuity, upon the first Designated Life to die if the Annuity is not continued, upon the second Designated Life to die or upon your election to begin receiving annuity payments. You may terminate the benefit at any time by notifying us. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS SPOUSAL LIFETIME FIVE AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

 The charge for the Spousal Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or an employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value. In addition, the amount and duration of payments under the annuity payment and Death Benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as Required Minimum Distribution provisions under the tax law.

 As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

 HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT (HD5)
 THE HIGHEST DAILY LIFETIME FIVE BENEFIT IS NO LONGER BEING OFFERED FOR NEW ELECTIONS. THE INCOME BENEFIT UNDER HIGHEST DAILY LIFETIME FIVE IS BASED ON A SINGLE "DESIGNATED LIFE" WHO IS AT LEAST 55 YEARS OLD ON THE DATE THAT THE BENEFIT WAS ACQUIRED. THE HIGHEST DAILY LIFETIME FIVE BENEFIT WAS NOT AVAILABLE IF YOU ELECTED ANY OTHER OPTIONAL LIVING BENEFIT, ALTHOUGH YOU MAY ELECT ANY OPTIONAL DEATH BENEFIT (OTHER THAN THE HIGHEST DAILY VALUE DEATH BENEFIT). ANY DCA PROGRAM THAT TRANSFERS ACCOUNT VALUE FROM A FIXED ALLOCATION IS ALSO NOT AVAILABLE AS FIXED ALLOCATIONS ARE NOT PERMITTED WITH THE BENEFIT. AS LONG AS YOUR HIGHEST DAILY LIFETIME FIVE BENEFIT IS IN EFFECT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH THE THEN-PERMITTED AND AVAILABLE INVESTMENT OPTION(S) WITH THIS BENEFIT.

 The benefit that guarantees until the death of the single designated life the ability to withdraw an annual amount (the "Total Annual Income Amount") equal to a percentage of an initial principal value (the "Total Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the program - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Five, and in Appendix E to this Prospectus, we set forth the formula under which we make the asset transfers.

 As discussed below, a key component of Highest Daily Lifetime Five is the Total Protected Withdrawal Value, which is an amount that is distinct from Account Value. Because each of the Total Protected Withdrawal Value and Total Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for Account Value to fall to zero, even though the Total Annual Income Amount remains. You are guaranteed to be able to withdraw the Total Annual Income Amount for the rest of your life, provided that you have not made "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Total Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Total Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Five.

 KEY FEATURE - TOTAL PROTECTED WITHDRAWAL VALUE
 The Total Protected Withdrawal Value is used to determine the amount of the annual payments under Highest Daily Lifetime Five. The Total Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value and any Enhanced Protected Withdrawal Value that may exist. We describe how we determine Enhanced Protected Withdrawal Value, and when we begin to calculate it, below. If you do not meet the conditions described below for obtaining Enhanced Protected Withdrawal Value then Total Protected Withdrawal Value is simply equal to Protected Withdrawal Value.

 The Protected Withdrawal Value initially is equal to the Account Value on the date that you elect Highest Daily Lifetime Five. On each Valuation Day thereafter, until the earlier of the first withdrawal or ten years after the date of your election of the benefit, we recalculate the Protected Withdrawal Value. Specifically, on each such Valuation Day (the "Current Valuation Day"), the Protected Withdrawal Value is equal to the greater of:
   . the Protected Withdrawal Value for the immediately preceding Valuation Day (the "Prior Valuation Day"), appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment (including any associated credit) made on the Current Valuation Day; and
   .   the Account Value.

 If you have not made a withdrawal prior to the tenth anniversary of the date you elected Highest Daily Lifetime Five (which we refer to as the "Tenth Anniversary"), we will continue to calculate a Protected Withdrawal Value. On or after the Tenth Anniversary and up until the date of the first withdrawal, your Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value on the Tenth Anniversary or your Account Value.

 The Enhanced Protected Withdrawal Value is only calculated if you do not take a withdrawal prior to the Tenth Anniversary. Thus, if you do take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive Enhanced Protected Withdrawal Value. If so, then on or after the Tenth Anniversary up until the date of the first withdrawal, the Enhanced Protected Withdrawal Value is equal to the sum of:

 (a)200% of the Account Value on the date you elected Highest Daily Lifetime
    Five;
 (b)200% of all purchase payments (and any associated Credits) made during the one-year period after the date you elected Highest Daily Lifetime Five; and
 (c)100% of all purchase payments (and any associated Credits) made more than one year after the date you elected Highest Daily Lifetime Five, but prior to the date of your first withdrawal.

 We cease these daily calculations of the Protected Withdrawal Value and Enhanced Protected Withdrawal Value (and therefore, the Total Protected Withdrawal Value) when you make your first withdrawal. However, as discussed below, subsequent purchase payments (and any associated Credits) will increase the Total Annual Income Amount, while "excess" withdrawals (as described below) may decrease the Total Annual Income Amount.

 KEY FEATURE - TOTAL ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME FIVE BENEFIT
 The initial Total Annual Income Amount is equal to 5% of the Total Protected Withdrawal Value. For purposes of the mathematical formula described below, we also calculate a Highest Daily Annual Income Amount, which is initially equal to 5% of the Protected Withdrawal Value. Under the Highest Daily Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Total Annual Income Amount ("Excess Income"), your Total Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A Purchase Payment that you make will increase the then-existing Total Annual Income Amount and Highest Daily Annual Income Amount by an amount equal to 5% of the Purchase Payment (including the amount of any associated Credits).

 An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Total Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of this feature starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. We multiply each of those quarterly Account Values by 5%, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Total Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Total Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Total Annual Income Amount, the charge for Highest Daily Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Five upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 The Highest Daily Lifetime Five benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Total Annual Income Amount. Under Highest Daily Lifetime Five, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Total Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Total Annual Income Amount to subsequent Annuity Years.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Five benefit or any other fees and charges. Assume the following for all three examples:
   .   The Issue Date is December 1, 2006
   .   The Highest Daily Lifetime Five benefit is elected on March 5, 2007.

 DOLLAR-FOR-DOLLAR REDUCTIONS
 On May 2, 2007, the Total Protected Withdrawal Value is $120,000, resulting in a Total Annual Income Amount of $6,000 (5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Total Annual Income Amount for that Annuity Year (up to and including December 1, 2007) is $3,500. This is the result of a dollar-for-dollar reduction of the Total Annual Income Amount - $6,000 less $2,500 = $3,500.

 PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2007 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Total Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Total Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Total Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before withdrawal                                $110,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $106,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $106,500.00
  Ratio                                                                 1.41%
  Total Annual Income Amount                                     $  6,000.00
  Less ratio of 1.41%                                            $     84.51
  Total Annual Income Amount for future Annuity Years            $  5,915.49

 HIGHEST QUARTERLY AUTO STEP-UP
 On each Annuity Anniversary date, the Total Annual Income Amount is stepped-up if 5% of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Total Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credit with respect to Optimum Plus).

 Continuing the same example as above, the Total Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Total Annual Income Amount will be stepped-up if 5% of the highest quarterly Account Value, adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                 HIGHEST QUARTERLY VALUE
                                     (ADJUSTED WITH       ADJUSTED TOTAL ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**       HIGHEST QUARTERLY VALUE)
-----              ------------- ----------------------- ------------------------
June 1, 2007        $118,000.00        $118,000.00              $5,900.00
August 6, 2007      $110,000.00        $112,885.55              $5,644.28
September 1, 2007   $112,000.00        $112,885.55              $5,644.28
December 1, 2007    $119,000.00        $119,000.00              $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter -
    March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
 ** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Total Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.
   . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

 The adjusted Total Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Total Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Total Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year's Total Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Total Annual Income Amount for the next Annuity Year, starting on December 2, 2007 and continuing through December 1, 2008, will be stepped-up to $5,950.00.

 BENEFITS UNDER THE HIGHEST DAILY LIFETIME FIVE BENEFIT
..   To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Total Annual Income Amount and amounts are still payable under Highest Daily Lifetime Five, we will make an additional payment, if any, for that Annuity Year equal to the remaining Total Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Total Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Total Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Total Annual Income Amount, the Highest Daily Lifetime Five benefit terminates, and no additional payments will be made.
..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Total Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or
       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Total Annual Income Amount. We will make payments until the death of the single designated life.

 We must receive your request in a form acceptable to us at our office.

   . In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Total Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

   . If no withdrawal was ever taken, we will calculate the Total Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.
   . Please note that if your Annuity has a maximum Annuity Date requirement, payments that we make under this benefit as of that date will be treated as annuity payments.

 OTHER IMPORTANT CONSIDERATIONS
   . Withdrawals under the Highest Daily Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.
   . Withdrawals made while the Highest Daily Lifetime Five Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Five Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.
   . You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Five benefit. The Highest Daily Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Total Annual Income Amount in the form of periodic benefit payments.
   . Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. However, the formula component of the benefit as described below may transfer Account Value to the Benefit Fixed Rate Account as of the effective date of the benefit in some circumstances.
   . You cannot allocate Purchase Payments or transfer Account Value to or from a Fixed Allocation if you elect this benefit.
   . Transfers to and from the Sub-accounts and the Benefit Fixed Rate Account triggered by the formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.
   . In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Five benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional Purchase Payments may be subject to the new investment limitations.
   . The charge for Highest Daily Lifetime Five is 0.60% annually, assessed against the average daily net assets of the Sub-accounts and as a reduction to the interest rate credited under the Benefit Fixed Rate Account. This charge is in addition to any other fees under the annuity.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 For Highest Daily Lifetime Five, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old.

 Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Five. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Five, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) both the new Owner and previous Owner are entities or (c) the previous Owner is a natural person and the new Owner is an entity.

 We no longer permit elections of Highest Daily Lifetime Five. If you wish, you may cancel the Highest Daily Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of the Highest Daily Lifetime Five benefit, any Account Value allocated to the Benefit Fixed Rate Account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. ONCE THE HIGHEST DAILY LIFETIME FIVE BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE HIGHEST DAILY LIFETIME FIVE BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS. IF YOU CANCEL THE BENEFIT, YOU LOSE ALL GUARANTEES UNDER THE BENEFIT, AND YOUR GUARANTEE UNDER ANY NEW BENEFIT YOU ELECT WILL BE BASED ON YOUR ACCOUNT VALUE AT THAT TIME. ANY SUCH NEW BENEFIT MAY BE MORE EXPENSIVE.

 TERMINATION OF THE BENEFIT
 You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (iv) upon the death of the Annuitant (v) if both the Account Value and Total Annual Income Amount equal zero or (vi) if you fail to meet our requirements for issuing the benefit. If you terminate the benefit, you will lose the Protected Withdrawal Value, Annual Income Amount, as well as any Enhanced Protected Withdrawal Value and Return of Principal Guarantees.

 Upon termination of Highest Daily Lifetime Five, we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the Benefit Fixed Rate Account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). Upon termination, we may limit or prohibit investment in the Fixed Allocations.

 RETURN OF PRINCIPAL GUARANTEE
 If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

 (a)your Account Value on the day that you elected Highest Daily Lifetime Five; and
 (b)the sum of each Purchase Payment you made (including any Credits with respect to Optimum Plus) during the one-year period after you elected the benefit.

 If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options and the Benefit Fixed Rate Account (described below), in the same proportion that each such investment option bears to your total Account Value, immediately prior to the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Total Protected Withdrawal Value, your death benefit, or the amount of any other or optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Five and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

 MATHEMATICAL FORMULA COMPONENT OF HIGHEST DAILY LIFETIME FIVE
 As indicated above, we limit the sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Five. For purposes of this benefit, we refer to those permitted sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Highest Daily Lifetime Five, we require that you participate in our mathematical formula under which we may transfer Account Value between the Permitted Sub-accounts and a fixed interest rate account that is part of our general account (the "Benefit Fixed Rate Account"). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The Benefit Fixed Rate Account is available only with this benefit, and thus you may not allocate purchase payments to or transfer Account Value to or from the Benefit Fixed Rate Account. The interest rate that we pay with respect to the Benefit Fixed Rate Account is reduced by an amount that corresponds generally to the charge that we assess against your variable Sub-accounts for Highest Daily Lifetime Five. The Benefit Fixed Rate Account is not subject to the Investment Company Act of 1940 or the Securities Act of 1933.

 Under the formula component of Highest Daily Lifetime Five, we monitor your Account Value daily and, if necessary, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account. Any transfer would be made in accordance with the formula, which is set forth in the schedule supplement to the endorsement for this benefit (and also appears in Appendix E to this prospectus). Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying your Protected Withdrawal Value for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) Highest Daily Annual Income Amount. Then, using our actuarial tables, we produce an estimate of the total amount we would target in our allocation model, based on the projected Highest Daily Annual Income Amount each year for the rest of your life. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected Annual Income Amount (and thus your Target Value) would take into account any automatic step-up that was scheduled to occur according to the step-up formula described above. Next, the formula subtracts from the Target Value the amount held within the Benefit Fixed Rate Account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Benefit Fixed Rate Account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%) it means essentially that too much Target Value is not offset by assets within the Benefit Fixed Rate Account, and therefore we will transfer an amount from your Permitted Sub-accounts to the Benefit Fixed Rate Account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the Benefit Fixed Rate Account to the Permitted Sub-accounts would occur. Note that the formula is calculated with reference to the Highest Daily Annual Income Amount, rather than with reference to the Annual Income Amount. If you elect the new mathematical formula, see the discussion below regarding the 90% cap.

 As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the Benefit Fixed Rate Account, because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value to the Benefit Fixed Rate Account. Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the Benefit Fixed Rate Account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elected, the ratios we use for Highest Daily Lifetime Five will be fixed.

 While you are not notified when the formula dictates a transfer, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Benefit Fixed Rate Account. The formula is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Five.

 Depending on the results of the formula calculation, we may, on any day:
..   Not make any transfer between the Permitted Sub-accounts and the Benefit
    Fixed Rate Account; or
..   If a portion of your Account Value was previously allocated to the Benefit
    Fixed Rate Account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule); or
..   Transfer all or a portion of your Account Value in the Permitted
    Sub-accounts pro-rata to the Benefit Fixed Rate Account. The interest that you earn on such transferred amount will be equal to the annual rate that we have set for that day, and we will credit the daily equivalent of that annual interest until the earlier of one year from the date of the transfer or the date that such amount in the Benefit Fixed Rate Account is transferred back to the Permitted Sub-accounts.

 Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Benefit Fixed Rate Account. If your entire Account Value is transferred to the Benefit Fixed Rate Account, then based on the way the formula operates, the formula will not transfer amounts out of the Benefit Fixed Rate Account to the Permitted Sub-accounts and the entire Account Value would remain in the Benefit Rate Fixed Account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Benefit Fixed Rate Account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Benefit Fixed Rate Account, if dictated by the formula. The amounts of any such transfer will vary, as dictated by the formula, and will depend on the factors listed below.

 The amount that is transferred to and from the Benefit Fixed Rate Account pursuant to the formula depends upon a number of factors unique to your
 Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your Protected Withdrawal
    Value;
..   How long you have owned Highest Daily Lifetime Five;
..   The performance of the Permitted Sub-accounts you have chosen;
..   The performance of the Benefit Fixed Rate Account (i.e., the amount of interest credited to the Benefit Fixed Rate Account);
..   The amount allocated to each of the Permitted Sub-accounts you have chosen;
..   The amount allocated to the Benefit Fixed Rate Account;
..   Additional purchase payments, if any, you make to your Annuity;
..   Withdrawals, if any, you take from your Annuity (withdrawals are taken pro rata from your Account Value).

 Any Account Value in the Benefit Fixed Rate Account will not be available to participate in the investment experience of the Permitted Sub-accounts if there is a recovery until it is moved out of the Benefit Fixed Rate Account.

 The more of your Account Value allocated to the Benefit Fixed Rate Account under the formula, the greater the impact of the performance of the Benefit Fixed Rate Account (i.e., the amount of interest credited to the Benefit Fixed Rate Account) in determining whether (and how much) of your Account Value is transferred back to the Permitted Sub-accounts. Further, it is possible under the formula, that if a significant portion your Account Value is allocated to the Benefit Fixed Rate Account and that Account has good performance but the performance of your Permitted Sub-accounts is negative, that the formula might transfer your Account Value to the Permitted Sub-accounts. Thus, the converse is true too (the more you have allocated to the Permitted Sub-accounts, the greater the impact of the performance of those Sub-accounts will have on any transfer to the Benefit Fixed Rate Account).

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Total Annual Income Amount, which will cause us to increase the Total Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity that are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as Required Minimum Distribution provisions under the tax law. Please note, however, that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive Enhanced Protected Withdrawal Value and an amount under the Return of Principal Guarantee.

 As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Five through a non-qualified annuity, and your annuity has received Enhanced Protected Withdrawal Value and/or an additional amount under the Return of Principal Guarantee, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 OPTIONAL 90% CAP RULE FEATURE FOR THE FORMULA UNDER HIGHEST DAILY LIFETIME
 FIVE.
 If you currently own an Annuity and have elected the Highest Daily Lifetime Five Income Benefit, you can elect this feature which utilizes a new mathematical formula. The new formula is described below and will (if you elect it) replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. This feature is available subject to state approval. The new formula is found in Appendix E (page E-2). Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the Benefit Fixed Rate Account. If all of your Account Value is currently allocated to the Benefit Fixed Rate Account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the Benefit Fixed Rate Account.

 Under the new formula, the formula will not execute a transfer to the Benefit Fixed Rate Account that results in more than 90% of your Account Value being allocated to the Benefit Fixed Rate Account ("90% cap" or "90% cap rule"). Thus, on any Valuation Day, if the formula would require a transfer into the Benefit Fixed Rate Account that would result in more than 90% of the Account Value being allocated to the Benefit Fixed Rate Account, only the amount that results in exactly 90% of the Account Value being allocated to the Benefit Fixed Rate Account will be transferred. Additionally, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is first a transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Benefit Fixed Rate Account that results in greater than 90% of your Account Value being allocated to the Benefit Fixed Rate Account. However, it is possible that, due to the investment performance of your allocations in the Benefit Fixed Rate Account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Benefit Fixed Rate Account.

 If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the Benefit Fixed Rate Account at least until there is first a transfer out of the Benefit Fixed Rate Account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Benefit Fixed Rate Account, and the formula will still not transfer any of your Account Value to the Benefit Fixed Rate Account (at least until there is first a transfer out of the Benefit Fixed Rate Account). For example:
..   March 19, 2009 - a transfer is made to the Benefit Fixed Rate Account that results in the 90% cap being met and now $90,000 is allocated to the Benefit Fixed Rate Account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the Benefit Fixed Rate Account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.
..   As of March 20, 2009 (and at least until first a transfer is made out of the Benefit Fixed Rate Account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Benefit Fixed Rate Account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Benefit Fixed Rate Account).
..   Once there is a transfer out of the Benefit Fixed Rate Account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account as dictated by the formula. Once you elect this feature, the new transfer formula described above will be the formula for your Annuity.

 In the event that more than ninety percent (90%) of your Account Value is allocated to the Benefit Fixed Rate Account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the Benefit Fixed Rate Account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the Benefit Fixed Rate Account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule).

 Once the 90% cap rule is met, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is a first transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula.

 PLEASE BE AWARE THAT AFTER THE INITIAL TRANSFER OUT OF THE BENEFIT FIXED RATE ACCOUNT UPON ELECTION OF THE 90% CAP, THERE IS NO ASSURANCE THAT FUTURE TRANSFERS OUT WILL OCCUR, OR THE AMOUNT OF SUCH FUTURE TRANSFERS, AS A RESULT OF THE ELECTION OF THE 90% CAP. THESE TRANSFERS WILL BE DETERMINED BY THE MATHEMATICAL FORMULA AND DEPEND ON A NUMBER OF FACTORS UNIQUE TO YOUR ANNUITY.

 Important Considerations When Electing the New Formula:
..   At any given time, some, most or none of your Account Value may be allocated to the Benefit Fixed Rate Account.
..   Please be aware that because of the way the new 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Benefit Fixed Rate Account.
..   Because the charge for Highest Daily Lifetime Five is assessed against the average daily net assets of the Sub-accounts, that charge will be assessed against all assets transferred into the Permitted Sub-accounts.
..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

 HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (HD7)
 The income benefit under Highest Daily Lifetime Seven currently is based on a single "designated life" who is at least 55 years old on the date that the benefit is acquired. The Highest Daily Lifetime Seven Benefit was not available if you elected any other optional living benefit, although you may have elected any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the Investment options section of this prospectus. Highest Daily Lifetime Seven is only available in those states that have not yet approved Highest Daily Lifetime 7 Plus. We no longer permit new elections of Highest Daily Lifetime Seven.

 Highest Daily Lifetime Seven guarantees until the death of the single designated life the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Seven, and in Appendix H to this prospectus, we set forth the formula under which we make the asset transfers.

 As discussed below, a key component of Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life, provided that you have not made "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Seven.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit , the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the "Tenth Anniversary Date") or the date of the first withdrawal, the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the

 Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and
 (2)the Account Value.

 If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

 (1)the Account Value; or
 (2)the Periodic Value on the date of the withdrawal.

 If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

 (1)the Account Value; or
 (2)the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or
 (3)the sum of:
       (a)200% of the Account Value on the effective date of the benefit;
       (b)200% of all adjusted purchase payments made within one year after the effective date of the benefit; and
       (c)all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

 On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME SEVEN
 BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage depends on the age of the Annuitant on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Under the Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

 A Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

 An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that
 (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual

 Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 The Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:
   .   The Issue Date is December 1, 2007
   .   The Highest Daily Lifetime Seven benefit is elected on March 5, 2008
   . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime Seven benefit.

 DOLLAR-FOR-DOLLAR REDUCTIONS
 On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is younger than 75 at the time of the 1/st/ withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount - $6,000 less $2,500 = $3,500.

 PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before withdrawal                                $110,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $106,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $106,500.00
  Ratio                                                                 1.41%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.41%                                            $     84.51
  Annual Income Amount for future Annuity Years                  $  5,915.49

 HIGHEST QUARTERLY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual

 Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 75 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                 HIGHEST QUARTERLY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**       HIGHEST QUARTERLY VALUE)
-----              ------------- ----------------------- ------------------------
June 1, 2008        $118,000.00        $118,000.00              $5,900.00
August 6, 2008      $110,000.00        $112,885.55              $5,644.28
September 1, 2008   $112,000.00        $112,885.55              $5,644.28
December 1, 2008    $119,000.00        $119,000.00              $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter -
    March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
 ** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.
   . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.
   . The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

 BENEFITS UNDER THE HIGHEST DAILY LIFETIME SEVEN BENEFIT
..   To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime Seven, and amounts are still payable under Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime Seven benefit terminates, and no additional payments are made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.
..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or
       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the single designated life.

 We must receive your request in a form acceptable to us at our office.

 In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.
..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.

 OTHER IMPORTANT CONSIDERATIONS
   . Withdrawals under the Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.
   . Withdrawals made while the Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.
   . You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Seven benefit. The Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
   . Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.
   . You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the Prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.
   . Transfers to and from the elected Sub-accounts and an AST Investment Grade Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.
   . You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.
   . The fee for Highest Daily Lifetime Seven is 0.60% annually of the Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.15% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the Protected Withdrawal Value the fee for Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 We no longer permit new elections of Highest Daily Lifetime Seven.

 For Highest Daily Lifetime Seven, there must have been either a single Owner who was the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Seven. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Seven, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) ownership is transferred from a custodian to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity.

 If you wish, you may cancel any Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata. You should be aware that upon termination of Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value at the time you elect a new benefit. ONCE THE HIGHEST DAILY LIFETIME SEVEN BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE HIGHEST DAILY LIFETIME SEVEN BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS. IF YOU CANCEL THE BENEFIT, YOU LOSE ALL GUARANTEES UNDER THE BENEFIT, AND YOUR GUARANTEE UNDER ANY NEW BENEFIT YOU ELECT WILL BE BASED ON YOUR ACCOUNT VALUE AT THAT TIME. ANY SUCH NEW BENEFIT MAY BE MORE EXPENSIVE.

 RETURN OF PRINCIPAL GUARANTEE
 If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

 a) your Account Value on the day that you elected Highest Daily Lifetime Seven; and
 b) the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.

 If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

 TERMINATION OF THE BENEFIT
 You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (although if you have elected to the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount) (iv) upon the death of the Annuitant
 (v) if both the Account Value and Annual Income Amount equal zero or (vi) if you cease to meet our requirements for issuing the benefit (see Elections and Designations under the Benefit).

 Upon termination of Highest Daily Lifetime Seven other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

 MATHEMATICAL FORMULA COMPONENT OF HIGHEST DAILY LIFETIME SEVEN
 As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Highest Daily Lifetime Seven, we require that you participate in our mathematical formula, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-account"). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix H to this prospectus.

 Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant's attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.

 If you elect the new formula (90% Cap Rule), see discussion below.

 As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime Seven and existing Annuities that elect Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.

 While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Seven.

 Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:
   . Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or
   . If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or
   . Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

 Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. THE AMOUNTS OF ANY SUCH TRANSFERS WILL VARY (AND IN SOME INSTANCES, COULD BE LARGE), AS DICTATED BY THE FORMULA, AND WILL DEPEND ON THE FACTORS LISTED BELOW.

 The amount that is transferred to and from the AST Investment Grade Bond Sub-account pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your Protected Withdrawal
    Value;
..   How long you have owned Highest Daily Lifetime Seven;
..   The performance of the Permitted Sub-accounts you have chosen;
..   The performance of the AST Investment Grade Bond Sub-account;
..   The amount allocated to each of the Permitted Sub-accounts you have chosen;
..   The amount allocated to the AST Investment Grade Bond Sub-account;
..   Additional purchase payments, if any, you make to your Annuity;
..   Withdrawals, if any, you take from your Annuity (withdrawals are taken pro rata from your Account Value).

 Any Account Value in the AST Investment Grade Bond Sub-account will not be available to participate in the investment experience of the Permitted Sub-accounts if there is a recovery until it is moved out of the AST Investment Grade Bond Sub-account.

 The more of your Account Value allocated to the AST Investment Grade Bond Sub-account under the formula, the greater the impact of the performance of that Sub-account in determining whether (and how much) of your Account Value is transferred back to the Permitted Sub-accounts. Further, it is possible under the formula, that if a significant portion your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has good performance but the performance of your Permitted Sub-accounts is negative, that the formula might transfer your Account Value to the Permitted Sub-accounts. Thus, the converse is true too (the more you have allocated to the Permitted Sub-accounts, the greater the impact of the performance of those Sub-accounts will have on any transfer to the AST Investment Grade Bond Sub-account).

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as Required Minimum Distribution provisions under the tax law. Please note, however, that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

 As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Seven through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION/SM/
 There is an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or ("BIO"). Highest Daily Lifetime Seven was available without also selecting the Beneficiary Income Option death benefit. We no longer permit elections of the Highest Daily Lifetime Seven with Beneficiary Income Option benefit. If you terminate your Highest Daily Lifetime Seven with BIO benefit to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven with BIO Benefit and will begin new guarantees under the newly elected benefit.

 If you have elected this death benefit, you may not elect any other optional benefit. You may have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime Seven itself . Because the fee for this benefit is based on the Protected Withdrawal Value, the fee for Highest Daily Lifetime Seven with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone.

 Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

 If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount--such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

 Here is an example to illustrate how the death benefit may be paid:
..   Assume that (i) the basic death benefit is $50,000, the Protected
    Withdrawal Value is $100,000, and the Annual Income Amount is $5,000;
    (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.
..   Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

 The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary's 75% share multiplied by $5000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value).

 The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).If you elect to terminate Highest Daily Lifetime Seven with Beneficiary Income Option, both Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election and Designations under the Benefit" section, above.

 HIGHEST DAILY LIFETIME SEVEN WITH LIFETIME INCOME ACCELERATOR/SM/
 There is another version of Highest Daily Lifetime Seven that we call Highest Daily Lifetime Seven with Lifetime Income Accelerator ("Highest Daily Lifetime Seven with LIA"). We no longer permit new elections of Highest Daily Lifetime Seven with LIA. If you have elected this benefit, you may not elect any other optional benefit. The income benefit under Highest Daily Lifetime Seven with LIA currently is based on a single "designated life" who was between the ages of 55 and 75 on the date that the benefit was elected. If you terminate your Highest Daily Lifetime Seven Benefit with LIA to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven Benefit with LIA and will begin the new guarantees under the newly elected benefit based on the account value as of the date the new benefit becomes active.

 Highest Daily Lifetime Seven with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

 Highest Daily Lifetime Seven with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. If you had chosen the Highest Daily Lifetime Seven with LIA, the maximum charge is 2.00% of Protected Withdrawal Value ("PWV") annually. We deduct the current charge (0.95% of PWV) at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation
 Day), we deduct 0.2375% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the protected withdrawal value, the fee for Highest Daily Lifetime Seven with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

 If this benefit was elected within an Annuity held as a 403 (b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403 (b) plan itself.

 You could have chosen Highest Daily Lifetime Seven without also electing LIA, however you may not have elected LIA without Highest Daily Lifetime Seven. All terms and conditions of Highest Daily Lifetime Seven apply to this version of the benefit, except as described herein.

 ELIGIBILITY REQUIREMENTS FOR LIA AMOUNT. Both a waiting period of 36 months, from the benefit effective date, and an elimination period of 120 days, from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, either or both of the following requirements ("LIA conditions") must be met. It is not necessary to meet both conditions:

 (1)The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
 (2)The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    I. EATING: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
    II.DRESSING: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
   III.BATHING: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.
    IV.TOILETING: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
    V. TRANSFERRING: Moving into or out of a bed, chair or wheelchair.
    VI.CONTINENCE: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

 You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described in this prospectus under the Highest Daily Lifetime Seven Benefit.

 Additionally, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine you are no longer eligible to receive the LIA Amount, upon the next Annuity Anniversary the Annual Income Amount would replace the LIA Amount. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

 You should also keep in mind that, at the time you are experiencing the LIA conditions that would qualify you for the LIA Amount, you may also be experiencing other disabilities that could impede your ability to conduct your affairs. You may wish to consult with a legal advisor to determine whether you should authorize a fiduciary who could notify us if you meet the LIA conditions and apply for the benefit.

 LIA AMOUNT AT THE FIRST WITHDRAWAL. If your first withdrawal subsequent to election of Highest Daily Lifetime Seven with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

 LIA AMOUNT AFTER THE FIRST WITHDRAWAL. If you become eligible for the LIA Amount after you have taken your first withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any withdrawals that have been taken in the current Annuity Year. Cumulative withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

 WITHDRAWALS IN EXCESS OF THE LIA AMOUNT. If your cumulative withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

 Withdrawals are not required. However, subsequent to the first withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

 PURCHASE PAYMENTS. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

 STEP UPS. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

 GUARANTEE PAYMENTS. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount, or as a result of the fee that we assess for Highest Daily Lifetime Seven with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime Seven with LIA terminates, and no additional payments are made.

 ANNUITY OPTIONS. In addition to the Highest Daily Lifetime Seven Annuity Options described above, after the 10/th/ benefit anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Prior to the 10th benefit anniversary this option is not available.

 We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

 If you elected Highest Daily Lifetime Seven with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

 OPTIONAL 90% CAP RULE FEATURE FOR FORMULA FOR HIGHEST DAILY LIFETIME SEVEN
 If you currently own an Annuity and have elected the Highest Daily Lifetime Seven Income Benefit (including Highest Daily Lifetime Seven with Beneficiary Income Option and Highest Daily Lifetime Seven with Lifetime Income Accelerator) or Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature (subject to state approval) which utilizes a new mathematical formula. The new formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The new mathematical formula is found in Appendix H (page H-4). Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.

 Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap" or "90% Cap Rule"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

 If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond
 Sub-account (at least until there is first a transfer out of the AST
 Investment Grade Bond Sub-account). For example,
..   March 19, 2009 - a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.
..   As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).
..   Once there is a transfer out of the AST Investment Grade Bond Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in Appendix H will be the formula for your Annuity.

 In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. WHILE THERE ARE NO ASSURANCES THAT FUTURE TRANSFERS WILL OCCUR, IT IS POSSIBLE THAT AN ADDITIONAL TRANSFER(S) TO THE PERMITTED SUB-ACCOUNTS COULD OCCUR FOLLOWING THE VALUATION DAY(S), AND IN SOME INSTANCES (BASED ON THE FORMULA) THE ADDITIONAL TRANSFER(S) COULD BE LARGE.

 Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 Important Consideration When Electing the New Formula:
..   At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
..   Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

 SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (SHD7)
 Spousal Highest Daily Lifetime Seven is the spousal version of Highest Daily Lifetime Seven. We no longer permit new elections of Spousal Highest Daily Lifetime. Seven Spousal Highest Daily Lifetime Seven must have been elected based on two Designated Lives, as described below. Each Designated Life must be at least 59 1/2 years old when the benefit is elected. Spousal Highest Daily Lifetime Seven was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the Investment options section of this prospectus.

 The benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "Designated Lives", and each, a "Designated Life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime Seven benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime Seven, and in Appendix H to this prospectus, we set forth the formula under which we make the asset transfers.

 As discussed below, a key component of Spousal Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount until the death of the second Designated Life, provided that there have not been "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Seven.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit , the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the "Tenth Anniversary Date") or the date of the first withdrawal, the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and
 (2)the Account Value.

 If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

 (a)the Account Value; or
 (b)the Periodic Value on the date of the withdrawal.

 If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

 (1)the Account Value; or
 (2)the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or
 (3)the sum of:
       (a)200% of the Account Value on the effective date of the benefit;
       (b)200% of all adjusted purchase payments made within one year after the effective date of the benefit; and
       (c)all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

 On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage depends on the age of the youngest Designated Life on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 79 and younger, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount. A Purchase Payment that you make will
 (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

 An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that
 (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the youngest Designated Life on the

 Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 The Spousal Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:
   .   The Issue Date is December 1, 2007
   .   The Spousal Highest Daily Lifetime Seven benefit is elected on March 5,
       2008.
   . The youngest Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime Seven benefit.

 DOLLAR-FOR-DOLLAR REDUCTIONS
 On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest Designated Life is younger than 80 at the time of the 1/st/ withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount - $6,000 less $2,500 = $3,500.

 PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before withdrawal                                $110,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $106,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $106,500.00
  Ratio                                                                 1.41%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.41%                                            $     84.51
  Annual Income Amount for future Annuity Years                  $  5,915.49

 HIGHEST QUARTERLY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life's age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity

 Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 80 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                 HIGHEST QUARTERLY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**       HIGHEST QUARTERLY VALUE)
-----              ------------- ----------------------- ------------------------
June 1, 2008        $118,000.00        $118,000.00              $5,900.00
August 6, 2008      $110,000.00        $112,885.55              $5,644.28
September 1, 2008   $112,000.00        $112,885.55              $5,644.28
December 1, 2008    $119,000.00        $119,000.00              $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter - March
    1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
 ** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.
   . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

 The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

 BENEFITS UNDER THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT
..   To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime Seven, and amounts are still payable under Spousal Highest Daily Lifetime Seven, we will make an additional payment, if any, for that
    Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your
    Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.
..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or
       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount.

 We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life.

 We must receive your request in a form acceptable to us at our office.

 In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.
..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the older of the owner or Annuitant's 95/th/ birthday, will be treated as annuity payments.

 OTHER IMPORTANT CONSIDERATIONS
   . Withdrawals under the Spousal Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.
   . Withdrawals made while the Spousal Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.
   . Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.
   . You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.
   . You can make withdrawals from your Annuity without purchasing the Spousal Highest Daily Lifetime Seven benefit. The Spousal Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
   . Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.
   . You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.
   . The fee for Spousal Highest Daily Lifetime Seven is 0.75% annually of the Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.1875% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Sub-account. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 We no longer permit new elections of Spousal Highest Daily Lifetime Seven Elections of Spousal Highest Daily Lifetime Seven must have been based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime Seven only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

..   One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The Owner/Annuitant and the beneficiary each must be at least 59 1/2 years old at the time of election; or
..   Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 59 1/2 years old at the time of election; or

..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 59 1/2 years old at the time of election.

 We do not permit a change of Owner under this benefit, except as follows:
 (a) if one Owner dies and the surviving spousal Owner assumes the Annuity or
 (b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary under this benefit. If the Designated Lives divorce, the Spousal Highest Daily Lifetime Seven benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage.

 If you wish, you may cancel any Spousal Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on any Valuation Day after you have cancelled the Spousal Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Spousal Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instruction or in absence of such instruction, pro-rata. You should be aware that upon termination of Spousal Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value. ONCE THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT IS CANCELLED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS. ANY SUCH BENEFIT MAY BE MORE EXPENSIVE.

 RETURN OF PRINCIPAL GUARANTEE
 If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

 a) your Account Value on the day that you elected Spousal Highest Daily Lifetime Seven; and
 b) the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.

 If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

 TERMINATION OF THE BENEFIT
 You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life) (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount) (iv) upon your surrender of the Annuity (v) upon your election to begin receiving annuity payments (vi) if both the Account Value and Annual Income Amount equal zero or
 (vii) if you cease to meet our requirements for issuing the benefit (see Election of and Designations under the Benefit).

 Upon termination of Spousal Highest Daily Lifetime Seven other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

 MATHEMATICAL FORMULA COMPONENT OF SPOUSAL HIGHEST DAILY LIFETIME SEVEN
 As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you had elected Spousal Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Spousal Highest Daily Lifetime Seven, we require that you participate in our specialized formula, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-account"). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Spousal Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix H to this prospectus.

 Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant's attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur. If you elect the new formula (90% Cap Rule), see the discussion below.

 As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Spousal Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Spousal Highest Daily Lifetime Seven and existing Annuities that elect Spousal Highest Daily Lifetime Seven, however, we reserve the right, subject to regulatory approval, to change the ratios.

 While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation trigger operates is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Spousal Highest Daily Lifetime Seven.

 Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:
   . Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or
   . If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or
   . Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro-rata to the AST Investment Grade Bond Sub-account.

 Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amount of any such transfers will vary (and in some instances could be large) as dictated by the formula, and will depend on the factors listed below.

 The amount that is transferred to and from the AST Investment Grade Bond Sub-account pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your Protected Withdrawal
    Value;
..   How long you have owned Spousal Highest Daily Lifetime Seven;

..   The performance of the Permitted Sub-accounts you have chosen;
..   The performance of the AST Investment Grade Bond Sub-account;
..   The amount you have allocated to each of the Permitted Sub-accounts you have chosen;
..   The amount you have allocated to the AST Investment Grade Bond Sub-account;
..   Additional purchase payments, if any, you make to your Annuity;
..   Withdrawals, if any, you take from your Annuity (withdrawals are taken pro rata from your Account Value).

 Any Account Value in the AST Investment Grade Bond Sub-account will not be available to participate in the investment experience of the Permitted Sub-accounts if there is a recovery until it is moved out of the AST Investment Grade Bond Sub-account.

 The more of your Account Value allocated to the AST Investment Grade Bond Sub-account under the formula, the greater the impact of the performance of that Sub-account in determining whether (and how much) of your Account Value is transferred back to the Permitted Sub-accounts. Further, it is possible under the formula, that if a significant portion your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has good performance but the performance of your Permitted Sub-accounts is negative, that the formula might transfer your Account Value to the Permitted Sub-accounts. Thus, the converse is true too (the more you have allocated to the Permitted Sub-accounts, the greater the impact of the performance of those Sub-accounts will have on any transfer to the AST Investment Grade Bond Sub-account).

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as Required Minimum Distribution provisions under the tax law. Please note, however, that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

 As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime Seven through a non-qualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION/SM/
 There was an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. You may have chosen Spousal Highest Daily Lifetime Seven without also selecting the Beneficiary Income Option death benefit ("BIO"). We no longer permit elections of Spousal Highest Daily Lifetime Seven with BIO. If you terminate your Spousal Highest Daily Lifetime Seven benefit with BIO to elect any other available living benefit, you will lose all guarantees under the Spousal Highest Daily Lifetime Seven benefit with BIO, and will begin new guarantees under the newly elected benefit based on the Account Value as of the date the new benefit becomes active.

 If you elected the Beneficiary Income Option death benefit, you may not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life was no older than age 75 at the time of election. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven with BIO may be greater than it would have been, had it been based on the Account Value alone.

 For purposes of the Beneficiary Income Option death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime Seven itself. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the base death benefit under the Annuity
 (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

 If there is one beneficiary, he/she must choose to receive either the base death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payment of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

 Here is an example to illustrate how the death benefit may be paid:
..   Assume that (i) the basic death benefit is $50,000, the Protected
    Withdrawal Value is $100,000, and the Annual Income Amount is $5,000;
    (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.
..   Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

 The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary's 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value).

 The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

 If you elect to terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, both Spousal Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section, above.

 OPTIONAL 90% CAP RULE FEATURE FOR SPOUSAL HIGHEST DAILY LIFETIME SEVEN
 If you currently own an Annuity and have elected Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature which utilizes a new mathematical formula. The new formula is described below and will replace the "Transfer Calculation" portion of the formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The new formula is found in Appendix H of this prospectus (Page H-4). As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm's principal approval and is provided with the application, or is notified of the firm principal's rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer's funds at the customer's request prior to the firm's principal approval or upon the firm's rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense account may be subject to our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable Federal and State laws.

 Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap" or "90% Cap Rule"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT.

 If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond
 Sub-account (at least until there is first a transfer out of the AST
 Investment Grade Bond Sub-account). For example,
..   March 19, 2009 - a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.
..   As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).
..   Once there is a transfer out of the AST Investment Grade Bond Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in appendix H will be the formula for your Annuity.

 In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. WHILE THERE ARE NO ASSURANCES THAT FUTURE TRANSFERS WILL OCCUR, IT IS POSSIBLE THAT AN ADDITIONAL TRANSFER(S) TO THE PERMITTED SUB-ACCOUNTS COULD OCCUR FOLLOWING THE VALUATION DAY(S), AND IN SOME INSTANCES (BASED ON THE FORMULA) THE ADDITIONAL TRANSFER(S) COULD BE LARGE.

 Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 IMPORTANT CONSIDERATION WHEN ELECTING THE NEW FORMULA:
..   At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
..   Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

 HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (HD 7 PLUS)
 Highest Daily Lifetime 7 Plus is no longer offered for new elections. If you elected Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect any available living benefit, subject to our current rules. See "Election of and Designations under the Benefit" and "Termination of Existing Benefits and Election of New Benefits" below for details. Please note that if you terminate Highest Daily Lifetime 7 Plus and elect another available living benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. The income benefit under Highest Daily Lifetime 7 Plus is based on a single "designated life" who is at least 45 years old on the date that the benefit was elected. The Highest Daily Lifetime 7 Plus Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the "Investment Options"
 section in this prospectus.

 Highest Daily Lifetime 7 Plus guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life ("Lifetime Withdrawals"), provided that you have not made "excess withdrawals" that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 7 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime 7 Plus.

 Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under the Highest Daily Lifetime 7 Plus benefit.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
 (2)the Account Value.

 If you have not made a Lifetime Withdrawal on or before the 10/th/, 20/th/, or 25/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/, 20/th/, or 25/th/ Anniversary of the benefit effective date is equal to the greater of:

 (1)the Periodic Value described above or,
 (2)the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):
       (a)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of the Account Value on the effective date of the benefit;
       (b)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and
       (c)all adjusted purchase payments made after one year following the effective date of the benefit.

 If you elect Highest Daily Lifetime 7 Plus with Beneficiary Income Option ("BIO") (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit ("Tenth Anniversary"). This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date.

 On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

 RETURN OF PRINCIPAL GUARANTEE
 If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

 a) your Account Value on the day that you elected Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and

 b) the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

 If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME 7 PLUS BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45-less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Under the Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

 Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

 You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

 Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45-less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8%
 for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

 HIGHEST DAILY AUTO STEP-UP
 An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime 7 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45-less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8%
 for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

 The Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:
   .   The Issue Date is December 1, 2008
   .   The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
   . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit.

 EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS
 On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is between the ages of 59 1/2 and 74 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1,
 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

 EXAMPLE OF PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

 EXAMPLE OF HIGHEST DAILY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual

 Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 74 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including the amount of any associated Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                   HIGHEST DAILY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**         HIGHEST DAILY VALUE)
-----              ------------- ----------------------- ------------------------
November 25, 2009   $119,000.00          $119,000.00            $5,950.00
November 26, 2009                   Thanksgiving Day
November 27, 2009   $113,000.00          $113,986.95            $5,699.35
November 30, 2009   $113,000.00          $113,986.95            $5,699.35
December 01, 2009   $119,000.00          $119,000.00            $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
 ** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.
   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.
   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

 NON-LIFETIME WITHDRAWAL FEATURE
 You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. The amount of the Non-Lifetime Withdrawal cannot be more than the amount that would cause the Annuity to be taken below the minimum Surrender Value after a withdrawal for your Annuity. This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 7 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

 The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value, the Return of Principal guarantee, and the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date, described above, by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal.

 If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

 EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

 Assume the following:
..   The Issue Date is December 1, 2008
..   The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
..   The Account Value at benefit election was $105,000
..   The Annuitant was 70 years old when he/she elected the Highest Daily
    Lifetime 7 Plus benefit.
..   No previous withdrawals have been taken under the Highest Daily Lifetime 7
    Plus benefit.

 On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10/th/ benefit year minimum Periodic Value guarantee is $210,000, the 10th benefit year Return of Principal guarantee is $105,000, the 20/th/ benefit year minimum Periodic Value guarantee is $420,000, the 25th benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION:

Withdrawal Amount divided by                                                          $ 15,000
Account Value before withdrawal                                                       $120,000
Equals ratio                                                                              12.5%
All guarantees will be reduced by the above ratio (12.5%) Protected Withdrawal Value  $109,375
10/th/ benefit year Return of Principal                                               $ 91,875
10/th/ benefit year Minimum Periodic Value                                            $183,750
20/th/ benefit year Minimum Periodic Value                                            $367,500
25/th/ benefit year Minimum Periodic Value                                            $551,250

 REQUIRED MINIMUM DISTRIBUTIONS
 Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

 EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS
 The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

 Annual Income Amount = $5,000

 Remaining Annual Income Amount = $3,000

 Required Minimum Distribution = $6,000

 The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
 $4,000).

 If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

 BENEFITS UNDER HIGHEST DAILY LIFETIME 7 PLUS
..   To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus, and amounts are still payable under Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime

   Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments are made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the Designated Life.
..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or
       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single Designated Life. We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no Lifetime Withdrawal was ever taken, we will calculate the Annual
    Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.
..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.
..   Withdrawals made while the Highest Daily Lifetime 7 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 7 Plus benefit. The Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   Upon inception of the benefit, and to maintain the benefit, 100% of your
    Account Value must have been allocated to the Permitted Sub-accounts.
..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment
    Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can
    find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.
..   Transfers to and from the elected Sub-accounts and the AST Investment Grade
    Bond Portfolio Sub-account triggered by the Highest Daily Lifetime 7 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.
..   You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.
..   The maximum charge for Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value (PWV). The current charge is 0.75% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.1875% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account, and from the DCA

   Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value at the benefit quarter, we will charge the remainder of the Account Value for the benefit and continue the benefit as described above.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 We no longer permit new elections of Highest Daily Lifetime 7 Plus. For Highest Daily Lifetime 7 Plus, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 45 years old.

 Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 7 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 7 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian to the Annuitant, or vice versa or
 (c) ownership is transferred from one entity to another entity that is satisfactory to us.

 PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS HIGHEST DAILY LIFETIME 7 PLUS AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

 TERMINATION OF THE BENEFIT
 You may terminate Highest Daily Lifetime 7 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates:

 (i)upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant,
    (v) if both the Account Value and Annual Income Amount equal zero, or
    (vi) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

 Upon termination of Highest Daily Lifetime 7 Plus other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

 If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 7 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

 HOW HIGHEST DAILY LIFETIME 7 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT
 As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 7 Plus. For purposes of this benefit, we refer to those permitted investment options as the "Permitted Sub-accounts".

 An integral part of Highest Daily Lifetime 7 Plus is the pre-determined mathematical formula used to transfer Account Value between the Permitted Sub-Accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-Account"). The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to or make transfers to or from the AST Investment Grade Bond Sub-account. The mathematical formula monitors your Account Value daily and, if dictated by the formula, systematically transfers amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. The formula is set forth in Appendix I.

 Speaking generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that 5% is used in the formula, irrespective of the Annuitant's attained age. Then it produces an estimate of the total amount targeted in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted

 Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the AST Investment Grade Bond Sub-account. Once a transfer is made, the three consecutive Valuation Days begin again. If, however, on any Valuation Day, the Target Ratio is above 84.5%, it will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the AST Investment Grade Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts will occur.

 The formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT.

 If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond
 Sub-account (at least until there is first a transfer out of the AST
 Investment Grade Bond Sub-account). For example,
..   March 19, 2009 a transfer is made to the AST Investment Grade Bond
    Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.
..   On March 20, 2009 (and at least until first a transfer is made out of the
    AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST Investment Grade Bond Sub-account).
..   Once there is a transfer out of the AST Investment Grade Bond Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula.

 As you can glean from the formula, poor or flat investment performance of your Account Value may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime 7 Plus, the values we use to compare to the Target Ratio will be fixed.

 Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, a transfer may be made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts. Any such transfer will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

 The amount of the transfer will be equal to the lesser of:

 a) The total value of all your Account Value in the AST Investment Grade Bond Sub-account, or
 b) An amount equal to 5% of your total Account Value.

 While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 7 Plus. Depending on the results of the calculations of the formula, we may, on any Valuation Day:
..   Not make any transfer between the Permitted Sub-accounts and the AST
    Investment Grade Bond Sub-account; or
..   If a portion of your Account Value was previously allocated to the AST
    Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). ; or
..   Transfer a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

 The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your Protected Withdrawal
    Value;
..   How long you have owned Highest Daily Lifetime 7 Plus or Spousal Highest
    Daily Lifetime 7 Plus;
..   The performance of the Permitted Sub-accounts you have chosen;
..   The performance of the AST Investment Grade Bond Sub-account;
..   The amount allocated to each of the Permitted Sub-accounts you have chosen;
..   The amount allocated to the AST Investment Grade Bond Sub-account;
..   Additional purchase payments, if any, you make to your Annuity; and
..   Withdrawals, if any, you take from your Annuity (withdrawals are taken pro rata from your Account Value).

 At any given time, some, most or none of your Account Value will be allocated to the AST Investment Grade Bond Sub-account, as dictated by the formula.

 The more of your Account Value allocated to the AST Investment Grade Bond Sub-account under the formula, the greater the impact of the performance of that Sub-account in determining whether (and how much) your Account Value is transferred back to the Permitted Sub-accounts. Further, it is possible under the formula that, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has good performance but the performance of your Permitted Sub-accounts is negative, that the formula might transfer your Account Value to the Permitted Sub-accounts. Similarly, the more you have allocated to the Permitted Sub-accounts, the greater the impact of the performance of those Permitted Sub-accounts will have on any transfer to the AST Investment Grade Bond Sub-account.

 If you make additional purchase payments to your Annuity, they will be allocated according to your allocation instructions. Once they are allocated to your Annuity, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Portfolio, if dictated by the formula.

 Any Account Value in the AST Investment Grade Bond Sub-account will not be available to participate in the investment experience of the Permitted Sub-accounts regardless of whether there is a subsequent Sub-account decline or recovery until it is transferred out of the AST Investment Grade Bond Sub-account.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as required minimum distribution provisions under the tax law. Please note, however, that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

 As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 7 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION/SM/
 We previously offered an optional death benefit feature under Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. Please note that if you terminate Highest Daily Lifetime 7 Plus with BIO and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. As long as your Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. This benefit could be elected, provided that all owners and beneficiaries are natural persons or an agent acting for a natural person.

 If you elected this death benefit, you could not elect any other optional benefit. You could have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election and meet the Highest Daily Lifetime 7 Plus age requirements. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date. If you choose the Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of the Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero and, continue the benefit as described below.

 Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value, and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were Lifetime Withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

 If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Each beneficiary can choose to take his/her portion of either (a) the basic death benefit, or (b) the Beneficiary Income Option death benefit. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

 Here is an example to illustrate how the death benefit may be paid:
..   Assume that (i) the basic death benefit is $50,000, the Protected
    Withdrawal Value is $100,000, and the Annual Income Amount is $5,000;
    (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.
..   Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary's 75% share multiplied by $5,000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

 If you elect to terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section above.

 HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME ACCELERATOR/SM/
 In the past, we offered a version of Highest Daily Lifetime 7 Plus called Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator ("Highest Daily Lifetime 7 Plus with LIA"). You could choose Highest Daily Lifetime 7 Plus with or without also electing LIA, however you could not elect LIA without Highest Daily Lifetime 7 Plus and you could elect the LIA benefit at the time you elect Highest Daily Lifetime 7 Plus. Please note that if you terminate Highest Daily Lifetime 7 Plus with LIA and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. If you elected this benefit, you may not have elected any other optional benefit. As long as your Highest Daily Lifetime 7 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 7 Plus with LIA was based on a single "designated life" who was between the ages of 45 and 75 on the date that the benefit is elected. All terms and conditions of Highest Daily Lifetime 7 Plus apply to this version of the benefit, except as described herein.

 Highest Daily Lifetime 7 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

 Highest Daily Lifetime 7 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. If you choose the Highest Daily Lifetime 7 Plus with LIA, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value, or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

 If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

 ELIGIBILITY REQUIREMENTS FOR LIA AMOUNT. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120/th/ day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements ("LIA conditions") must be met.

 (1)The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
 (2)The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
    ii.Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
   iii.Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower. iv.Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
    v. Transferring: Moving into or out of a bed, chair or wheelchair. vi.Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

 You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 7 Plus benefit.

 Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, upon the next Annuity Anniversary the Annual Income Amount would replace the LIA Amount. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

 LIA AMOUNT AT THE FIRST LIFETIME WITHDRAWAL. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 7 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

 LIA AMOUNT AFTER THE FIRST LIFETIME WITHDRAWAL. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

 WITHDRAWALS IN EXCESS OF THE LIA AMOUNT. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

 Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

 PURCHASE PAYMENTS. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

 STEP UPS. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

 GUARANTEE PAYMENTS. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus with LIA, we will calculate the Annual Income Amount and any LIA amount if you are eligible, as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 7 Plus with LIA terminates, and no additional payments are made.

 ANNUITY OPTIONS. In addition to the Highest Daily Lifetime 7 Plus Annuity Options described above, after the Tenth Anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

 If you elected Highest Daily Lifetime 7 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

 SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (SHD7 PLUS)
 Spousal Highest Daily Lifetime 7 Plus is the spousal version of Highest Daily Lifetime 7 Plus. If you elected Spousal Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect another available living benefit, subject to our current rules. See "Termination of Existing Benefits and Election New Benefits". Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. Spousal Highest Daily Lifetime 7 Plus could have been elected based on two Designated Lives, as described below. The youngest Designated Life must have been at least 50 years old and the oldest Designated Life must have been at least 55 years old when the benefit was elected. Spousal Highest Daily Lifetime 7 Plus is not available if you elected any other optional benefit. As long as your Spousal Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the "Investment Options" section in this prospectus.

 We previously offered a benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "Designated Lives", and each, a "Designated Life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the Designated Lives ("Lifetime Withdrawals") provided you have not made "excess withdrawals" that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 7 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit--the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime 7 Plus.

 Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime 7 Plus.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
 (2)the Account Value.

 If you have not made a Lifetime Withdrawal on or before the 10/th/, 20/th/, or 25/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/, 20/th/, or 25/th/ Anniversary of the benefit effective date is equal to the greater of:

 (1)the Periodic Value described above or,
 (2)the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

    (a)200% (on the 10/ th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of the Account Value on the effective date of the benefit;
    (b)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and
    (c)All adjusted purchase payments made after one year following the effective date of the benefit.

 If you elect Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option ("BIO") (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit ("Tenth Anniversary"). This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date.

 On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

 RETURN OF PRINCIPAL GUARANTEE
 If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

    a) your Account Value on the day that you elected Spousal Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and
    b) the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

 If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to your Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal, including a required minimum distribution, (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage initially depends on the age of the youngest Designated Life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50 - less than 59 1/2, 5% for ages 59 1/2 - 79, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

 Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

 You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

 Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credit) based on the age of the younger Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50 - less than 59 1/2, 5% for ages 59 1/2 - 79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older), and
 (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credit).

 HIGHEST DAILY AUTO STEP-UP
 An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50 - less than 59 1/2, 5% for ages 59 1/2 - 79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

 The Spousal Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:
..   The Issue Date is December 1, 2008
..   The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5,
    2009
..   The younger Designated Life was 70 years old when he/she elected the
    Spousal Highest Daily Lifetime 7 Plus benefit.

 EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS
 On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income

 Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1,
 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

 EXAMPLE OF PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

 EXAMPLE OF HIGHEST DAILY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest Designated Life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                 HIGHEST DAILY VALUE
                                   (ADJUSTED WITH          ADJUSTED ANNUAL
                     ACCOUNT   WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*                 VALUE          PAYMENTS)**         HIGHEST DAILY VALUE)
-----              ----------- ----------------------- ------------------------
November 25, 2009  $119,000.00    $      119,000.00           $5,950.00
November 26, 2009                  Thanksgiving Day
November 27, 2009  $113,000.00    $      113,986.95           $5,699.35
November 30, 2009  $113,000.00    $      113,986.95           $5,699.35
December 01, 2009  $119,000.00    $      119,000.00           $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
 ** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.
   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.
   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

 NON-LIFETIME WITHDRAWAL FEATURE
 You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. The amount of the Non-Lifetime Withdrawal cannot be more than the amount that would cause the Annuity to be taken below the minimum Surrender Value after a withdrawal for your Annuity. This Non-Lifetime Withdrawal will not establish our initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 7 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime withdrawals may be taken.

 The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value, the Return of Principal guarantee and the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date, described above, by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal.

 If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

 EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

 Assume the following:
..   The Issue Date is December 1, 2008
..   The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5,
    2009
..   The Account Value at benefit election was $105,000
..   The younger Designated Life was 70 years old when he/she elected the
    Spousal Highest Daily Lifetime 7 Plus benefit.
..   No previous withdrawals have been taken under the Spousal Highest Daily
    Lifetime 7 Plus benefit.

 On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10/th/ benefit year minimum Periodic Value guarantee is $210,000, the 10/th/ benefit year Return of Principal guarantee is $105,000, the 20/th/ benefit year minimum Periodic Value guarantee is $420,000, the 25/th/ benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION:

Withdrawal Amount divided by                                                          $ 15,000
Account Value before withdrawal                                                       $120,000
Equals ratio                                                                              12.5%
All guarantees will be reduced by the above ratio (12.5%) Protected Withdrawal Value  $109,375
10/th/ benefit year Return of Principal                                               $ 91,875
10/th/ benefit year Minimum Periodic Value                                            $183,750
20/th/ benefit year Minimum Periodic Value                                            $367,500
25/th/ benefit year Minimum Periodic Value                                            $551,250

 REQUIRED MINIMUM DISTRIBUTIONS
 Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

 EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS
 The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

 Annual Income Amount = $5,000

 Remaining Annual Income Amount = $3,000

 Required Minimum Distribution = $6,000

 The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
 $4,000).

 If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

 BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS
..   To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime 7 Plus, and amounts are still payable under Spousal Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Spousal Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second Designated Life provided the Designated lives were spouses at the death of the first Designated Life.
..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or
       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life. We must receive your request in a form acceptable to us at our office.

 In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no Lifetime Withdrawal was ever taken, we will calculate the Annual
    Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.
..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the older of the owner or Annuitant's 95/th/ birthday will be treated as annuity payments.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Spousal Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.
..   Withdrawals made while the Spousal Highest Daily Lifetime 7 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   Upon inception of the benefit, and to maintain the benefit, 100% of your
    Account Value must have been allocated to the Permitted Sub-accounts.
..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.
..   You can make withdrawals from your Annuity without purchasing the Spousal
    Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   Transfers to and from the elected Sub-accounts and the AST Investment Grade
    Bond Portfolio Sub-account triggered by the Spousal Highest Daily Lifetime
    7 Plus pre-determined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.
..   You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.
..   The maximum fee for Spousal Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value. The current fee for Spousal Highest Daily Lifetime 7 Plus is 0.90% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.225% of the greater of the prior day's Account Value, or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value and the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value, we will reduce the Account Value to zero, and continue the benefit as described above.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 We no longer permit new elections of Spousal Highest Daily Lifetime 7 Plus. Spousal Highest Daily Lifetime 7 Plus could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime 7 Plus only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:
..   One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or
..   Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or
..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

 We do not permit a change of Owner under this benefit, except as follows:
 (a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
 (b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary under this benefit. If the Designated Lives divorce, the Spousal Highest Daily Lifetime

 7 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage.

 Spousal Highest Daily Lifetime 7 Plus could have been elected at the time that you purchase your Annuity or after the Issue Date, subject to our eligibility rules and restrictions. See "Termination of Existing Benefits and Election of New Benefits" below for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECTED BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

 TERMINATION OF THE BENEFIT
 You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life), (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount),
 (vi) if both the Account Value and Annual Income Amount equal zero, or
 (vii) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

 Upon termination of Spousal Highest Daily Lifetime 7 Plus other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and
 (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options based on your existing allocation instructions or (in the absence of such instruction) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

 HOW SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT
 See "How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in this Prospectus for information regarding this component of the benefit.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as required minimum distribution provisions under the tax law. Please note, however, that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

 As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 7 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION/SM/
 We previously offered an optional death benefit feature under Spousal Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Spousal Highest Daily Lifetime 7 Plus is no longer available for new elections. You may choose Spousal Highest Daily Lifetime 7 Plus with or without also selecting the Beneficiary Income Option death benefit. However, you could not elect the Beneficiary Income Option without Spousal Highest Daily Lifetime 7 Plus and you could elect the Beneficiary Income Option death benefit at the time you elect Spousal Highest Daily Lifetime 7 Plus. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus with BIO and elect any available living benefit you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. As long as your Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit.

 If you elected the Beneficiary Income Option death benefit, you could not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life is no older than age 75 at the time of election and the Spousal Highest Daily Lifetime 7 Plus age requirements are met. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. If you choose the Spousal Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts, including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

 For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value (less any credits associated with purchase payments applied within 12 months prior to the date of death), and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death of the second Designated Life, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death of the second Designated Life, and we calculate the Annual Income Amount as if there were a Lifetime Withdrawal on the date of death of the second Designated Life. If there were Lifetime Withdrawals prior to the date of death of the second Designated Life, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

 If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic Death Benefit, or (b) the Beneficiary Income Option death benefit. In order to receive the Beneficiary Income Option Death Benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

 Here is an example to illustrate how the death benefit may be paid:
..   Assume that (i) the basic death benefit is $50,000, the Protected
    Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.
..   Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary's 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

 If you elect to terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Spousal Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section.

 HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (HD 6 PLUS)
 We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life ("Lifetime Withdrawals"), provided that you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 6 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

 The income benefit under Highest Daily Lifetime 6 Plus currently is based on a single "designated life" who is at least 45 years old on the date that the benefit is acquired. The Highest Daily Lifetime 6 Plus Benefit is not available if you elect any other optional living benefit or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of the permitted investment options, see the "Investment Options" section.

 Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. See Death Benefit Component of Highest Daily Lifetime 6 Plus, below.

 ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR ACCOUNT VALUE FALLS TO ZERO, IF YOU TAKE WITHDRAWALS OF EXCESS INCOME THAT BRING YOUR ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT WOULD ALSO FALL TO ZERO, AND THE BENEFIT WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT, INCLUDING THE DEATH BENEFIT DESCRIBED BELOW, WOULD BE PAYABLE UNDER THE HIGHEST DAILY LIFETIME 6 PLUS BENEFIT.

 Currently, if you elect Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See "Election of and Designations under the Benefit" below and "Termination of Existing Benefits and Election of New Benefits" for details. Please note that if you terminate Highest Daily Lifetime 6 Plus and elect another living benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
 (2)the Account Value on the current Valuation Day.

 If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

 (1)the Periodic Value described above or,
 (2)the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

    (a)200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;

    (b)200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and
    (c)all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

 Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME 6 PLUS BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 or older. Under the Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any Contingent Deferred Sales Charge (CDSC) that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

 Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

 You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

 Any purchase payment that you make subsequent to the election of Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will
 (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the purchase payment (including any associated purchase Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79 and 6% for ages 80 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

 If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). We reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

 HIGHEST DAILY AUTO STEP-UP
 An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime 6 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account

 Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

 The Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:
..   The Issue Date is December 1, 2008
..   The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
..   The Annuitant was 70 years old when he/she elected the Highest Daily
    Lifetime 6 Plus benefit.

 EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS
 On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

 EXAMPLE OF PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

 EXAMPLE OF HIGHEST DAILY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity

 Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                   HIGHEST DAILY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**         HIGHEST DAILY VALUE)
-----              ------------- ----------------------- ------------------------
November 25, 2009   $119,000.00          $119,000.00            $5,950.00
November 26, 2009                   Thanksgiving Day
November 27, 2009   $113,000.00          $113,986.95            $5,699.35
November 30, 2009   $113,000.00          $113,986.95            $5,699.35
December 01, 2009   $119,000.00          $119,000.00            $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
 ** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.
   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.
   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

 NON-LIFETIME WITHDRAWAL FEATURE
 You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. The amount of the Non-Lifetime Withdrawal cannot be more than the amount that would cause the Annuity to be taken below the minimum Surrender Value after a withdrawal for your Annuity. This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 6 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

 The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date, described above, and the Death Benefit described below, by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal.

 If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

 EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

 Assume the following:
   .   The Issue Date is December 1, 2008
   .   The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

   .   The Account Value at benefit election was $105,000
   . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit
   . No previous withdrawals have been taken under the Highest Daily Lifetime 6 Plus benefit

 On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION:

      Withdrawal amount divided by                               $ 15,000
      Account Value before withdrawal                            $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10/th/ benefit year Minimum Periodic Value                 $183,750
      20/th/ benefit year Minimum Periodic Value                 $367,500

 REQUIRED MINIMUM DISTRIBUTIONS
 Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

 In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

 EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS
 The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

 Annual Income Amount = $5,000

 Remaining Annual Income Amount = $3,000

 Required Minimum Distribution = $6,000

 The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000: ($3,000 + ($6,000 - $5,000) =
 $4,000).

 If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

 DEATH BENEFIT COMPONENT OF HIGHEST DAILY LIFETIME 6 PLUS
 If you elect Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Highest Daily Lifetime 6 Plus, then your Death Benefit will be equal to the greatest of:
..   the basic death benefit under the Annuity; and
..   the amount of any optional death benefit you may have elected and remains in effect; and
..   (a) if no Lifetime Withdrawal had been taken prior to death, 300% of the
    Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date, or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an Annuity granted within 12 months prior to death.

 PLEASE NOTE THAT THE DEATH BENEFIT UNDER HIGHEST DAILY LIFETIME 6 PLUS IS NOT PAYABLE IF YOUR ACCOUNT VALUE IS REDUCED TO ZERO AS A RESULT OF WITHDRAWALS OR IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH. THIS DEATH BENEFIT MAY NOT BE AVAILABLE IN ALL STATES.

 BENEFITS UNDER HIGHEST DAILY LIFETIME 6 PLUS
..   To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. If this occurs, you will not be permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime
    6 Plus benefit terminates, and no additional payments are made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life. Please note if your Account Value is reduced to zero as result of withdrawals, the Death Benefit (described above under "Death Benefit Component of Highest Daily Lifetime 6 Plus") will also be reduced to zero and the Death Benefit will not be payable.
..   Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant's 95th birthday will be treated as annuity payments.
..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any annuity option available; or
       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

 If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

 PLEASE NOTE THAT A DEATH BENEFIT (AS DESCRIBED ABOVE) IS NOT PAYABLE IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.
..   Withdrawals made while the Highest Daily Lifetime 6 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 6 Plus benefit. The Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.
..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond
    Portfolio prospectus by going to www.prudentialannuities.com.
..   Transfers to and from the Sub-accounts, the DCA Fixed Rate Options, and the
    AST Investment Grade Bond Sub-account triggered by the Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.
..   Upon inception of the benefit and to maintain the benefit, 100% of your
    Account Value must be allocated to the Permitted Sub-accounts. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirements will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.
..   If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.
..   The maximum charge for Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.85% annually of the greater of the Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis 0.2125% of the greater of the prior Valuation Day's Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.

 Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $425.00 ($200,000 X .2125%).

 If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 For Highest Daily Lifetime 6 Plus, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 45 years old.

 Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 6 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 6 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian to the Annuitant, or vice versa or
 (c) ownership is transferred from one entity to another entity that is satisfactory to us.

 Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it or elect any other living benefit, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See "Termination of Existing Benefits and Election of New Benefits" in the prospectus for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. You and your financial professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

 TERMINATION OF THE BENEFIT
 You may terminate Highest Daily Lifetime 6 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates:
 (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount),
 (iv) upon our receipt of due proof of the death of the Annuitant (except insofar as paying the Death Benefit associated with this benefit), (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in "Election of and Designations under the Benefit" above.

 Upon termination of Highest Daily Lifetime 6 Plus other than upon the death of the Annuitant or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (FKA - Optional Allocation & Rebalancing Program), or Automatic Rebalancing Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

 If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 6 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

 HOW HIGHEST DAILY LIFETIME 6 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT
 As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 6 Plus. For purposes of this benefit, we refer to those permitted investment options as the "Permitted Sub-accounts". If you are participating in Highest Daily Lifetime 6 Plus, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, amounts held within the DCA Fixed Rate Options are included within the term "Permitted Sub-Accounts". Thus, amounts may be transferred from the DCA Fixed Rate Options in the circumstances described above. Any transfer dictated by the formula out of the AST Investment Grade Bond Sub-account will only be transferred to the Permitted Sub-accounts, not the DCA Fixed Rate Options.

 An integral part of Highest Daily Lifetime 6 Plus is the pre-determined mathematical formula used to transfer Account Value between the Permitted Sub-Accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-Account"). The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to or make transfers to or from the AST Investment Grade Bond Sub-account. The formula monitors your Account Value daily and, if dictated by the formula, systematically transfers amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. The formula is set forth in Appendix M (and is described below).

 Speaking generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that 5% is used in the formula, irrespective of the Annuitant's attained age. Then it produces an estimate of the total amount targeted in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments (including any associated purchase Credits), and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts including any amounts allocated to DCA Fixed Rate Options. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the AST Investment Grade Bond Sub-account. As discussed above, if all or a portion of your Account Value is allocated to one or more DCA Fixed Rate Options at the time a transfer to the AST Investment Grade Bond Sub-account is required under the formula, we will first look to process the transfer from the Permitted Sub-accounts, other than the DCA Fixed Rate Options. If the amount allocated to the Permitted Sub-accounts is insufficient to satisfy the transfer, then any remaining amounts will be transferred from the DCA Fixed Rate Options on a "last-in, first-out" basis. Once a transfer is made, the three consecutive Valuation Days begin again. If, however, on any Valuation Day, the Target Ratio is above 84.5%, it will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the AST Investment Grade Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts (excluding the DCA Fixed Rate Options) will occur.

 The formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT.

 If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,
..   September 1, 2010 - a transfer is made to the AST Investment Grade Bond
    Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   September 2, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on September 1, 2010.
..   On September 2, 2010 - (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST Investment Grade Bond Sub-account).
..   Once there is a transfer out of the AST Investment Grade Bond Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula.

 As you can glean from the formula, poor or flat investment performance of your Account Value may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime 6 Plus, the values we use to compare to the Target Ratio will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime 6 Plus and existing Annuities that elect Highest Daily Lifetime 6 Plus in the future, however, we reserve the right to change such values.

 Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, a transfer may be made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts. Unless you are participating in an asset allocation program for which we are providing administrative support, any such transfer will be to your elected Sub-accounts pro-rata based on the Account Value in such Sub-accounts at that time. If there is no Account Value in the Sub-accounts, the transfer will be allocated according to your most recent allocation instructions. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

 The amount of the transfer will be equal to the lesser of:
 a) The total value of all your Account Value in the AST Investment Grade Bond Sub-account, or
 b) An amount equal to 5% of your total Account Value.

 While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus. Depending on the results of the calculations of the formula, we may, on any Valuation Day:
..   Not make any transfer between the Permitted Sub-accounts and the AST
    Investment Grade Bond Sub-account; or
..   If a portion of your Account Value was previously allocated to the AST
    Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or
..   Transfer a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

 The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your Protected Withdrawal
    Value;
..   How long you have owned Highest Daily Lifetime 6 Plus/Spousal Highest Daily
    Lifetime 6 Plus;
..   The performance of the Permitted Sub-accounts you have chosen;
..   The performance of the AST Investment Grade Bond Sub-account;
..   The amount allocated to each of the Permitted Sub-accounts you have chosen;
..   The amount allocated to the AST Investment Grade Bond Sub-account;
..   Additional purchase payments, if any, you make to your Annuity; and
..   Withdrawals, if any, you take from your Annuity (withdrawals are taken pro rata from your Account Value).

 At any given time, some, most or none of your Account Value will be allocated to the AST Investment Grade Bond Sub-account, as dictated by the formula.

 The more of your Account Value allocated to the AST Investment Grade Bond Sub-account under the formula, the greater the impact of the performance of that Sub-account in determining whether (and how much) your Account Value is transferred back to the Permitted Sub-accounts. Further, it is possible under the formula that, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has good performance but the performance of your Permitted Sub-accounts is negative, that the formula might transfer your Account Value to the Permitted Sub-accounts. Similarly, the more you have allocated to the Permitted Sub-accounts, the greater the impact of the performance of those Permitted Sub-accounts will have on any transfer to the AST Investment Grade Bond Sub-account.

 If you make additional purchase payments to your Annuity, they will be allocated according to your allocation instructions. Once they are allocated to your Annuity, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Portfolio, if dictated by the formula.

 Any Account Value in the AST Investment Grade Bond Sub-account will not be available to participate in the investment experience of the Permitted Sub-accounts regardless of whether there is a subsequent Sub-account decline or recovery until it is transferred out of the AST Investment Grade Bond Sub-account.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as required minimum distribution provisions under the tax law.

 As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 6 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR
 We offer another version of Highest Daily Lifetime 6 Plus that we call Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator ("Highest Daily Lifetime 6 Plus with LIA"). Highest Daily Lifetime 6 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Highest Daily Lifetime 6 Plus with LIA is not available in New York and certain other states/jurisdictions. You may choose Highest Daily Lifetime 6 Plus with or without also electing LIA, however you may not elect LIA without Highest Daily Lifetime 6 Plus and you must elect the LIA benefit at the time you elect Highest Daily Lifetime 6 Plus. If you elect Highest Daily Lifetime 6 Plus without LIA and would like to add the feature later, you must terminate the Highest Daily Lifetime 6 Plus benefit and elect the Highest Daily Lifetime 6 Plus with LIA (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime 6 Plus and elect the Highest Daily Lifetime 6 Plus with LIA you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. Highest Daily Lifetime 6 Plus with LIA is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living benefit or the Plus 40 life insurance rider or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 6 Plus with LIA currently is based on a single "designated life" who is between the ages of 45 and 75 on the date that the benefit is elected and received in good order. All terms and conditions of Highest Daily Lifetime 6 Plus apply to this version of the benefit, except as described herein.

 Highest Daily Lifetime 6 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

 If you elect the Highest Daily Lifetime 6 Plus with LIA, the maximum charge is 2.00% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 1.20% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.30% of the greater of the prior Valuation Day's Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.

 Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $600.00 ($200,000 X .30%)

 If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the

 Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus with LIA benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described below) will not be payable.

 If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

 ELIGIBILITY REQUIREMENTS FOR LIA AMOUNT. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. The 120 day elimination period begins on the date that we receive notification from you of your eligibility for the LIA Amount. Thus, assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements ("LIA conditions") must be met.

 (1)The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
 (2)The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
    ii.Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
   iii.Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower. iv.Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
    v. Transferring: Moving into or out of a bed, chair or wheelchair. vi.Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

 You must notify us in writing when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. The designated life must be available for any assessment or reassessment pursuant to our administrative process requirements. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 6 Plus benefit.

 Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, upon the next Annuity Anniversary the Annual Income Amount would replace the LIA Amount. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

 LIA AMOUNT AT THE FIRST LIFETIME WITHDRAWAL. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 6 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

 LIA AMOUNT AFTER THE FIRST LIFETIME WITHDRAWAL. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the LIA benefit will be deemed a Lifetime Withdrawal.

 WITHDRAWALS IN EXCESS OF THE LIA AMOUNT. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA Amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

 WITHDRAWALS ARE NOT REQUIRED. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

 PURCHASE PAYMENTS. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional purchase payment, the Annual Income Amount is increased by an amount obtained by applying the applicable percentage (4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79; and 6% for ages 80 and older) to the purchase payment (including any associated purchase Credits). The applicable percentage is based on the attained age of the designated life on the date of the first Lifetime Withdrawal after the benefit effective date. The LIA Amount is increased by double the Annual Income Amount, if eligibility for LIA has been met. The Protected Withdrawal Value is increased by the amount of each purchase payment (including any associated purchase Credits).

 If the Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount (or, if eligible for LIA, the LIA Amount) is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount (or, if eligible for LIA, the LIA Amount) in an unintended fashion is the relative size of additional purchase payment(s). We reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

 STEP-UPS. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

 GUARANTEE PAYMENTS. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". TO THE EXTENT THAT CUMULATIVE WITHDRAWALS IN THE CURRENT ANNUITY YEAR THAT REDUCE YOUR ACCOUNT VALUE TO ZERO ARE MORE THAN THE LIA AMOUNT (EXCEPT IN THE CASE OF REQUIRED MINIMUM DISTRIBUTIONS), HIGHEST DAILY LIFETIME 6 PLUS WITH LIA TERMINATES, AND NO ADDITIONAL PAYMENTS ARE MADE. A DEATH BENEFIT UNDER HIGHEST DAILY LIFETIME 6 PLUS WITH LIA IS NOT PAYABLE IF GUARANTEE PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH.

 ANNUITY OPTIONS. In addition to the Highest Daily Lifetime 6 Plus annuity options described above, after the tenth anniversary of the benefit effective date ("Tenth Anniversary"), you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the designated life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun. A Death Benefit is not payable if annuity payments are being made at the time of the decedent's death.

 If you elect Highest Daily Lifetime 6 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

 DEATH BENEFIT COMPONENT OF HIGHEST DAILY LIFETIME 6 PLUS WITH LIA. The provisions of the Death Benefit Component of Highest Daily Lifetime 6 Plus (see above for information about the Death Benefit) also apply to Highest Daily Lifetime Plus with LIA. Please note that with respect to Highest Daily Lifetime 6 Plus with LIA, we use the Annual Income Amount for purposes of the Death Benefit Calculations, not the LIA Amount.

 SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (SHD6 PLUS)
 Spousal Highest Daily Lifetime 6 Plus is the spousal version of Highest Daily Lifetime 6 Plus. Spousal Highest Daily Lifetime 6 Plus must be elected based on two designated lives, as described below. The youngest designated life must be at least 50 years old and the oldest designated life must be at least 55 years old when the benefit is elected. Spousal Highest Daily Lifetime 6 Plus is not available if you elect any other optional benefit. As long as your Spousal Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of permitted investment options, see the "Investment Options" section.

 We offer a benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "designated lives", and each, a "designated life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives ("Lifetime Withdrawals") provided you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 6 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

 Spousal Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit, however, is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. See Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus, below.

 ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR ACCOUNT VALUE FALLS TO ZERO, IF YOU TAKE WITHDRAWALS OF EXCESS INCOME THAT BRING YOUR ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT WOULD ALSO FALL TO ZERO, AND THE BENEFIT WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT, INCLUDING THE DEATH BENEFIT DESCRIBED BELOW, WOULD BE PAYABLE UNDER SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS.

 Currently, if you elect Spousal Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See "Election of and Designations under the Benefit" below and "Termination of Existing Benefits and Election of New Benefits" for details. Please note that if you terminate Spousal Highest Daily Lifetime 6 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

 (2)the Account Value on the current Valuation Day.

 If you have not made a Lifetime Withdrawal on or before the 10/th/ or 20/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/ or 20/th/ Anniversary of the benefit effective date is equal to the greater of:

 (1)the Periodic Value described above or,
 (2)the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

    (a)200% (on the 10/th/ anniversary) or 400% (on the 20/th/ anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;
    (b)200% (on the 10/th/ anniversary) or 400% (on the 20/th/ anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and
    (c)all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

 Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage initially depends on the age of the youngest designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. We use the age of the youngest designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

 Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

 You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

 Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including any associated purchase Credits) based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older, and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

 If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). We reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

 HIGHEST DAILY AUTO STEP-UP
 An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The

 Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

 The Spousal Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:
   .   The Issue Date is December 1, 2008
   . The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
   . The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit.

 EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS.
 On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

 EXAMPLE OF PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

 EXAMPLE OF HIGHEST DAILY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest designated life's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest designated life is between 65 and 84 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                   HIGHEST DAILY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**         HIGHEST DAILY VALUE)
-----              ------------- ----------------------- ------------------------
November 25, 2009   $119,000.00     $      119,000.00           $5,950.00
November 26, 2009                    Thanksgiving Day
November 27, 2009   $113,000.00     $      113,986.95           $5,699.35
November 30, 2009   $113,000.00     $      113,986.95           $5,699.35
December 01, 2009   $119,000.00     $      119,000.00           $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
 ** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.
   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.
   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

 NON-LIFETIME WITHDRAWAL FEATURE
 You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. The amount of the Non-Lifetime Withdrawal cannot be more than the amount that would cause the Annuity to be taken below the minimum Surrender Value after a withdrawal for your Annuity. This Non-Lifetime Withdrawal will not establish our initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 6 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime withdrawals may be taken.

 The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date, described above, and the Death Benefit (described below), by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal.

 If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

 EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

 Assume the following:
   .   The Issue Date is December 1, 2008
   . The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
   .   The Account Value at benefit election was $105,000
   . The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit
   . No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 6 Plus benefit

 On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000 and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION:

      Withdrawal amount divided by                               $ 15,000
      Account Value before withdrawal                            $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10th benefit year Minimum Periodic Value                   $183,750
      20th benefit year Minimum Periodic Value                   $367,500

 REQUIRED MINIMUM DISTRIBUTIONS
 Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

 In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

 EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS
 The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

 Annual Income Amount = $5,000

 Remaining Annual Income Amount = $3,000

 Required Minimum Distribution = $6,000

 The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
 $4,000).

 If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

 DEATH BENEFIT COMPONENT OF SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS.
 If you elect Spousal Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost, that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Spousal Highest Daily Lifetime 6 Plus benefit, then your Death Benefit will be equal to the greatest of:
..   the basic death benefit under the Annuity; and
..   the amount of any optional death benefit you may have elected and remains in effect; and
..   a) if no Lifetime Withdrawal had been taken prior to death, 300% of the
    Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an Annuity granted within 12 months prior to death.

 Upon the death of the first of the spousal designated lives, if a Death Benefit, as described above, would otherwise be payable, and the surviving designated life chooses to continue the Annuity, the Account Value will be adjusted, as of the date we receive due proof of death, to equal the amount of that Death Benefit if paid out in a lump sum, and the Spousal Highest Daily Lifetime 6 Plus benefit remains in force. Upon the death of the second Spousal designated life, the Death Benefit described above will be payable and the Spousal Highest Daily Lifetime 6 Plus rider will terminate as of the date we receive due proof of death.

 PLEASE NOTE THAT THE DEATH BENEFIT UNDER SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS IS NOT PAYABLE IF YOUR ACCOUNT VALUE IS REDUCED TO ZERO AS A RESULT OF WITHDRAWALS OR IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH. THIS DEATH BENEFIT MAY NOT BE AVAILABLE IN ALL STATES.

 BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS
..   To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second designated life provided the designated lives were spouses at the death of the first designated life. Please note that if your Account Value is reduced to zero as a result of withdrawals, the Death Benefit (described above) will also be reduced to zero and the Death
    Benefit will not be payable.
..   Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.
..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any annuity option available; or
       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

 If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

 PLEASE NOTE THAT THE DEATH BENEFIT (DESCRIBED ABOVE) IS NOT PAYABLE IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Spousal Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic
    Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. .
..   Withdrawals made while the Spousal Highest Daily Lifetime 6 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.
..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com
..   You can make withdrawals from your Annuity without purchasing the Spousal
    Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   Transfers to and from the elected Sub-accounts, the DCA Fixed Rate Options, and the AST Investment Grade Bond Sub-account triggered by the Spousal Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.
..   Upon inception of the benefit and to maintain the benefit, 100% of your
    Account Value must be allocated to the Permitted Sub-accounts. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirement will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfers of Account Value and allocation of additional purchase payments may be subject to new investment limitations.
..   If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.
..   The maximum charge for Spousal Highest Daily Lifetime 6 Plus is 1.50%
    annually of the greater of the Account Value and Protected Withdrawal
    Value. The current charge is 0.95% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day's
    Account Value, or the prior Valuation Day's Protected Withdrawal Value.

   We deduct the fee pro rata from each of your Sub-accounts, including the AST
    Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.

 Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $475.00 ($200,000 X .2375%)

 If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Spousal Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 Spousal Highest Daily Lifetime 6 Plus can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Currently, Spousal Highest Daily Lifetime 6 Plus only may be elected where the Owner, Annuitant, and Beneficiary designations are as follows:
..   One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or
..   Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or
..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

 We do not permit a change of Owner under this benefit, except as follows:
 (a)if one Owner dies and the surviving spousal Owner assumes the Annuity, or
 (b)if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary under this benefit. If the designated lives divorce, the Spousal Highest Daily Lifetime 6 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage.

 Spousal Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See "Termination of Existing Benefits and Election of New Benefits" in the prospectus for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECTED BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. You and your financial professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

 TERMINATION OF THE BENEFIT
 You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first designated life, the surviving designated life opts to take the death benefit under the

 Annuity (thus, the benefit does not terminate solely because of the death of the first designated life), (ii) upon the death of the second designated life (except as may be needed to pay the Death Benefit associated with this benefit), (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount),
 (vi) if both the Account Value and Annual Income Amount equal zero, or
 (vii) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

 Upon termination of Spousal Highest Daily Lifetime 6 Plus other than upon death of a designated life or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (FKA - Optional Allocation & Rebalancing Program), or Automatic Rebalancing Program for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If prior to the transfer from the AST Investment Grade Bond Sub-account the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

 HOW SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT. See "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" above for information regarding this component of the benefit.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as required minimum distribution provisions under the tax law.

 As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 6 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

                                 DEATH BENEFIT

 WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?
 Each Annuity provides a Death Benefit during its accumulation period. IF AN ANNUITY IS OWNED BY ONE OR MORE NATURAL PERSONS, THE DEATH BENEFIT IS PAYABLE UPON THE FIRST DEATH OF AN OWNER. IF AN ANNUITY IS OWNED BY AN ENTITY, THE DEATH BENEFIT IS PAYABLE UPON THE ANNUITANT'S DEATH, IF THERE IS NO CONTINGENT ANNUITANT. Generally, if a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the "decedent."

 BASIC DEATH BENEFIT
 Each Annuity provides a basic Death Benefit at no additional charge. The Insurance Charge we deduct daily from your Account Value allocated to the Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under an Annuity. Each Annuity also offers two different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. NOTWITHSTANDING THE ADDITIONAL PROTECTION PROVIDED UNDER THE OPTIONAL DEATH BENEFITS, THE ADDITIONAL COST HAS THE IMPACT OF REDUCING THE NET PERFORMANCE OF THE INVESTMENT OPTIONS. IN ADDITION, WITH RESPECT TO OPTIMUM PLUS, UNDER CERTAIN CIRCUMSTANCES, YOUR DEATH BENEFIT MAY BE REDUCED BY THE AMOUNT OF ANY CREDITS WE APPLIED TO YOUR PURCHASE PAYMENTS. (SEE "HOW ARE CREDITS APPLIED TO MY ACCOUNT VALUE".)

 CONSIDERATIONS FOR CONTINGENT ANNUITANTS: We may allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan. In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. In some of our Annuities we allow for the naming of a co-annuitant, which also is used to mean the successor annuitant (and not another life used for measuring the duration of an annuity payment option). Like in the case of a contingent annuitant, the Annuity may no longer qualify for tax deferral where the contract continues after the death of the Annuitant. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity subject to Section 72(u) of the Code as such Annuity does not receive tax deferral benefits.

 For Optimum, Optimum Four and Optimum Plus Annuities, the existing basic Death Benefit (for all decedent ages) is the greater of:
..   The sum of all purchase payments (not including any Credits) less the sum of all proportional withdrawals.
..   The sum of your Account Value in the Sub-accounts, the Benefit Fixed Rate
    Account and your Interim Value in the MVA Fixed Allocations (less the amount of any Credits applied within 12-months prior to the date of death, with respect to Optimum Plus).

 "PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments for purposes of calculating the basic Death Benefit.

 OPTIONAL DEATH BENEFITS
 Two optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries. No optional Death Benefit is available if your Annuity is held as a Beneficiary Annuity.

 CURRENTLY, THESE BENEFITS ARE ONLY OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND MUST BE ELECTED AT THE TIME THAT YOU PURCHASE YOUR ANNUITY. WE MAY, AT A LATER DATE, ALLOW EXISTING ANNUITY OWNERS TO PURCHASE AN OPTIONAL DEATH BENEFIT SUBJECT TO OUR RULES AND ANY CHANGES OR RESTRICTIONS IN THE BENEFITS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED AND IF YOU PURCHASE YOUR ANNUITY AS PART OF AN EXCHANGE, REPLACEMENT OR TRANSFER, IN WHOLE OR IN PART, FROM ANY OTHER ANNUITY WE ISSUE. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT MAY ONLY BE ELECTED INDIVIDUALLY, AND CANNOT BE ELECTED IN COMBINATION WITH ANY OTHER OPTIONAL DEATH BENEFIT. IF YOU ELECT SPOUSAL LIFETIME FIVE, SPOUSAL HIGHEST DAILY LIFETIME SEVEN, OR SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS OR THE BIO FEATURE OF HIGHEST DAILY LIFETIME SEVEN OR HIGHEST DAILY LIFETIME 7 PLUS, YOU ARE NOT PERMITTED TO ELECT AN OPTIONAL DEATH BENEFIT. WITH RESPECT TO OPTIMUM PLUS, UNDER CERTAIN CIRCUMSTANCES, EACH OPTIONAL DEATH BENEFIT THAT YOU ELECT MAY BE REDUCED BY THE AMOUNT OF CREDITS APPLIED TO YOUR PURCHASE PAYMENTS.

 INVESTMENT RESTRICTIONS MAY APPLY IF YOU ELECT CERTAIN OPTIONAL DEATH BENEFITS.

 ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

 THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS NO LONGER AVAILABLE FOR NEW ELECTIONS. IT PROVIDES ADDITIONAL AMOUNTS TO YOUR BENEFICIARY THAT MAY BE USED TO OFFSET FEDERAL AND STATE TAXES PAYABLE ON ANY TAXABLE GAINS IN YOUR ANNUITY AT THE TIME OF YOUR DEATH. WHETHER THIS BENEFIT IS APPROPRIATE FOR YOU MAY DEPEND ON YOUR PARTICULAR CIRCUMSTANCES, INCLUDING OTHER FINANCIAL RESOURCES THAT MAY BE AVAILABLE TO YOUR BENEFICIARY TO PAY TAXES ON YOUR ANNUITY SHOULD YOU DIE DURING THE ACCUMULATION PERIOD. NO BENEFIT IS PAYABLE IF DEATH OCCURS ON OR AFTER THE ANNUITY DATE.

 THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT PROVIDED A BENEFIT PAYABLE IN ADDITION TO THE BASIC DEATH BENEFIT AND CERTAIN OTHER OPTIONAL DEATH BENEFITS YOU MAY ELECT IN CONJUNCTION WITH THIS BENEFIT. IF THE ANNUITY HAS ONE OWNER, THE OWNER HAD TO BE AGE 75 OR LESS AT THE TIME THE BENEFIT IS PURCHASED. IF AN ANNUITY HAS JOINT OWNERS, THE OLDEST OWNER HAD TO BE AGE 75 OR LESS. IF AN ANNUITY IS OWNED BY AN ENTITY, THE ANNUITANT HAD TO BE AGE 75 OR LESS.

 CALCULATION OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT
 If you purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

 1. the BASIC DEATH BENEFIT described above;

    PLUS

 2. 40% of your "GROWTH" under an Annuity, as defined below.

 "GROWTH" means the sum of your Account Value in the Sub-accounts and your Interim Value in the MVA Fixed Allocations, minus the total of all Purchase Payments (less the amount of any Credits applied within 12-months prior to the date of death, with respect to Optimum Plus) reduced by the sum of all proportional withdrawals.

 "PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in purchase payments.

 THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS SUBJECT TO A MAXIMUM OF 100% OF ALL PURCHASE PAYMENTS APPLIED TO AN ANNUITY AT LEAST 12 MONTHS PRIOR TO THE DEATH OF THE DECEDENT THAT TRIGGERS THE PAYMENT OF THE DEATH BENEFIT.

 THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT WAS OFFERED IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. PLEASE REFER TO THE SECTION ENTITLED "TAX CONSIDERATIONS" FOR A DISCUSSION OF SPECIAL TAX CONSIDERATIONS FOR PURCHASERS OF THIS BENEFIT. THE ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT WAS NOT AVAILABLE IF YOU ELECT THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT OR THE SPOUSAL LIFETIME FIVE INCOME BENEFIT, SPOUSAL HIGHEST DAILY LIFETIME SEVEN OR HIGHEST DAILY LIFETIME SEVEN WITH BIO.

 See Appendix B for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.

 HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV")

 IF AN ANNUITY HAS ONE OWNER, THE OWNER MUST BE AGE 79 OR LESS AT THE TIME THE HIGHEST ANNIVERSARY VALUE OPTIONAL DEATH BENEFIT IS PURCHASED. IF AN ANNUITY HAS JOINT OWNERS, THE OLDEST OWNER MUST BE AGE 79 OR LESS. IF AN ANNUITY IS OWNED BY AN ENTITY, THE ANNUITANT MUST BE AGE 79 OR LESS. CERTAIN OF THE PORTFOLIOS OFFERED AS SUB-ACCOUNTS UNDER THE ANNUITY ARE NOT AVAILABLE IF YOU ELECT THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT. IN ADDITION, WE RESERVE THE RIGHT TO REQUIRE YOU TO USE CERTAIN ASSET ALLOCATION MODEL(S) IF YOU ELECT THIS DEATH BENEFIT.

 CALCULATION OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT
 The HAV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

       If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the basic Death Benefit described above; and
       2. the Highest Anniversary Value as of the Owner's date of death.

       If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the basic Death Benefit described above; and
       2. the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of Optimum Plus) less the sum of all proportional withdrawals since the Death Benefit Target Date.

       THE AMOUNT DETERMINED BY THIS CALCULATION IS INCREASED BY ANY PURCHASE PAYMENTS RECEIVED AFTER THE OWNER'S DATE OF DEATH AND DECREASED BY ANY PROPORTIONAL WITHDRAWALS SINCE SUCH DATE.

       THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT IS NOT AVAILABLE IF YOU HAVE ELECTED "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" OR THE "HIGHEST DAILY VALUE" DEATH BENEFIT. IT IS ALSO NOT AVAILABLE WITH SPOUSAL LIFETIME FIVE, SPOUSAL HIGHEST DAILY LIFETIME SEVEN OR SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS.

 Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner's age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary Value Death Benefit for Owners who are age 76 or older when an Annuity is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.

 See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.

 COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

 If an Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

 CERTAIN PORTFOLIOS OFFERED AS SUB-ACCOUNTS UNDER AN ANNUITY ARE NOT AVAILABLE IF YOU ELECT THE COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT. IF YOU ELECT THIS BENEFIT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH THE THEN PERMITTED AND AVAILABLE OPTION(S). IN ADDITION, WE RESERVE THE RIGHT TO REQUIRE YOU TO USE CERTAIN ASSET ALLOCATION MODEL(S) IF YOU ELECT THIS DEATH BENEFIT.

 CALCULATION OF THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT
 The Combination 5% Roll-up and HAV Death Benefit equals the greatest of:

       1. the basic Death Benefit described above; and
       2. the Highest Anniversary Value Death Benefit described above; and
       3. 5% Roll-up described below.

       Thecalculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.

       If the Owner dies before the Death Benefit Target Date the 5% Roll up is equal to:

       . all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of Optimum Plus) increasing at an annual effective interest rate of 5% starting on the date that each Purchase Payment is made and ending on the Owner's date of death;

    MINUS

       . the sum of all withdrawals, dollar for dollar up to 5% of the Death Benefit's value as of the prior contract anniversary (or Issue Date if the withdrawal is in the first contract year). Any withdrawals in excess of the 5% dollar for dollar limit are proportional.

       If the Owner dies on or after the Death Benefit Target Date the 5% Roll-up is equal to:

       . the 5% Roll-up value as of the Death Benefit Target Date increased by total purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of Optimum Plus) made after the Death Benefit Target Date;

    MINUS

       . the sum of all withdrawals which reduce the 5% Roll-up proportionally.

 IN THE CASE OF OPTIMUM PLUS, AS INDICATED, THE AMOUNTS CALCULATED IN ITEMS 1, 2 AND 3 ABOVE (BEFORE, ON OR AFTER THE DEATH BENEFIT TARGET DATE) MAY BE REDUCED BY ANY CREDITS UNDER CERTAIN CIRCUMSTANCES. PLEASE REFER TO THE DEFINITIONS OF DEATH BENEFIT TARGET DATE BELOW. THIS DEATH BENEFIT MAY NOT BE AN APPROPRIATE FEATURE WHERE THE OWNER'S AGE IS NEAR THE AGE SPECIFIED IN THE DEATH BENEFIT TARGET DATE. THIS IS BECAUSE THE BENEFIT MAY NOT HAVE THE SAME POTENTIAL FOR GROWTH AS IT OTHERWISE WOULD, SINCE THERE WILL BE FEWER ANNUITY ANNIVERSARIES BEFORE THE DEATH BENEFIT TARGET DATE IS REACHED.

 THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT ANY OTHER OPTIONAL DEATH BENEFIT OR ELECT SPOUSAL LIFETIME FIVE, SPOUSAL HIGHEST DAILY LIFETIME SEVEN, SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS OR ANY BENEFIT WITH BIO.

 See Appendix B for examples of how the "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit is calculated.

 KEY TERMS USED WITH THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT AND THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT:

   . The Death Benefit Target Date for the Highest Anniversary Value Death Benefit is the contract anniversary on or after the 80/th/ birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

   . The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death Benefit is the later of the contract anniversary on or after the 80/th/ birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

   . The Highest Anniversary Value equals the highest of all previous "Anniversary Values" less proportional withdrawals since such anniversary and plus any Purchase Payments (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of Optimum Plus) since such anniversary.

   . The Anniversary Value is the Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of each anniversary of the Issue Date of an Annuity. The Anniversary Value on the Issue Date is equal to your purchase payment. (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of Optimum Plus).

   . Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Anniversary Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($ 125,000) by 10% or $12,500.

 HIGHEST DAILY VALUE DEATH BENEFIT ("HDV")

 The Highest Daily Value Death Benefit is no longer available for new elections. If an Annuity has one Owner, the Owner must have been age 79 or less at the time the Highest Daily Value Death Benefit was elected. If an Annuity has joint Owners, the older Owner must have been age 79 or less. If there are joint Owners, death of the Owner refers to the first to die of the joint Owners. If an Annuity is owned by an entity, the Annuitant must have been age 79 or less and death of the Owner refers to the death of the Annuitant.

 IF YOU ELECTED THIS BENEFIT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH THE PERMITTED AND AVAILABLE OPTION(S) WITH THIS BENEFIT. YOU ARE REQUIRED TO ENROLL AND MAINTAIN YOUR ACCOUNT VALUE IN THE ASSET ALLOCATION PROGRAM IF YOU ELECTED THIS BENEFIT. IF, SUBSEQUENT TO YOUR ELECTION OF THE BENEFIT, WE CHANGE OUR REQUIREMENTS FOR HOW ACCOUNT VALUE MUST BE ALLOCATED UNDER THE BENEFIT, THE NEW REQUIREMENT WOULD APPLY ONLY TO NEW ELECTIONS OF THE BENEFIT, AND WE WILL NOT COMPEL YOU TO RE-ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH OUR NEWLY-ADOPTED REQUIREMENTS. SUBSEQUENT TO ANY CHANGE IN REQUIREMENTS, TRANSFERS OF ACCOUNT VALUE AND ALLOCATION OF ADDITIONAL PURCHASE PAYMENTS MAY BE SUBJECT TO THE NEW INVESTMENT LIMITATIONS.

 The HDV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date (see the definitions below).

       If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the basic Death Benefit described above (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of Optimum Plus); and
       2. the HDV as of the Owner's date of death.

       If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the basic Death Benefit described above; and
       2. the HDV on the Death Benefit Target Date plus the sum of all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of Optimum Plus) less the sum of all proportional withdrawals since the Death Benefit Target Date.

       The amount determined by this calculation is increased by any purchase payments received after the Owner's date of death and decreased by any proportional withdrawals since such date.

       The Highest Daily Value Death Benefit described above was offered in those jurisdictions where we received regulatory approval. The Highest Daily Value Death Benefit is not available if you elected the Guaranteed Return Option, Guaranteed Return Option Plus, Guaranteed Return Option Plus 2008, Highest Daily GRO, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, the Highest Daily Lifetime 7 Plus benefits, the "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit, or the Highest Anniversary Value Death Benefit.

 KEY TERMS USED WITH THE HIGHEST DAILY VALUE DEATH BENEFIT:

   . The Death Benefit Target Date for the Highest Daily Value Death Benefit is the later of an Annuity anniversary on or after the 80/th/ birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

   . The Highest Daily Value equals the highest of all previous "Daily Values" less proportional withdrawals since such date and plus any purchase payments (plus associated Credits in the case of Optimum Plus) since such date.

   . The Daily Value is the Account Value as of the end of each Valuation Day. The Daily Value on the Issue Date is equal to your Purchase Payment (plus associated Credits applied more than twelve (12) months prior to the date of death in the case of Optimum Plus).

   . Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.

 Please see Appendix B to this prospectus for a hypothetical example of how the HDV Death Benefit is calculated.

 ANNUITIES WITH JOINT OWNERS
 For Annuities with joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own your Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of your Annuity and continue the Annuity instead of receiving the Death Benefit (unless the Annuity is a Beneficiary Annuity).

 ANNUITIES OWNED BY ENTITIES
 For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable).

 CAN I TERMINATE THE OPTIONAL DEATH BENEFITS? DO THE OPTIONAL DEATH BENEFITS TERMINATE UNDER OTHER CIRCUMSTANCES?
 You can terminate the Enhanced Beneficiary Protection Death Benefit and the Highest Anniversary Value Death Benefit at any time. The "Combination 5% Roll-up and HAV Death Benefit" and the HDV Death Benefit may not be terminated once elected.

 The optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations. For jointly owned Annuities, the optional death benefits are payable upon the first death of either Owner and therefore terminate and do not continue if a surviving spouse continues the Annuity. Where an Annuity is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the Account Value will be paid to the beneficiary and it is not eligible for the death benefit provided under the Annuity.

 WHAT ARE THE CHARGES FOR THE OPTIONAL DEATH BENEFITS?
 For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit made on or after May 1, 2009, we impose a charge equal to 0.40% and 0.80%, respectively, per year of the average daily net assets of the Sub-accounts. For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit that were made prior to May 1, 2009, we impose a charge equal to 0.25% and 0.50%, respectively, per year of the average daily net assets of the Sub-accounts. We deduct a charge equal to 0.25% per year of the average daily net assets of the Sub-accounts for the Enhanced Beneficiary Protection Death Benefit and 0.50% per year of the average daily net assets of the Sub-accounts for the HDV Death Benefit. We deduct the charge for each of these benefits to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. The additional annual charge is deducted daily against your Account Value allocated to the Sub-accounts.

 Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

 PRUDENTIAL ANNUITIES' ANNUITY REWARDS

 WHAT IS THE ANNUITY REWARDS BENEFIT?
 The Annuity Rewards Benefit offers Owners the ability to capture any market gains since the Issue Date of their Annuity as an enhancement to their current Death Benefit so their beneficiaries will not receive less than an Annuity's value as of the effective date of the benefit. Under the Annuity Rewards Benefit, Prudential Annuities guarantees that the Death Benefit will not be less than:

       . your Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of the effective date of the benefit

       . MINUS any proportional withdrawals following the effective date of the benefit

       . PLUS any additional purchase payments applied to your Annuity following the effective date of the benefit.

 Annuity Rewards Benefit is not available if your Annuity is held as a Beneficiary Annuity.

 The Annuity Rewards Death Benefit enhancement does not affect the calculation of the basic Death Benefit or any Optional Death Benefits available under an Annuity. If the Death Benefit amount payable under your Annuity's basic Death Benefit or any Optional Death Benefits you purchase is greater than the enhanced Death Benefit under the Annuity Rewards Benefit on the date the Death Benefit is calculated, your beneficiary will receive the higher amount.

 WHO IS ELIGIBLE FOR THE ANNUITY REWARDS BENEFIT?
 Owners can elect the Annuity Rewards Death Benefit enhancement when the original CDSC period is over. However, the Account Value on the date that the Annuity Rewards benefit is effective, must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any Optional Death Benefit then in effect). The effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.

 PAYMENT OF DEATH BENEFITS

 ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES OWNED BY INDIVIDUALS (NOT ASSOCIATED WITH TAX-FAVORED PLANS)
 Except in the case of a spousal assumption as described below, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity.

 If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death.

 In the event of your death before the Annuity Date, the Death Benefit must be distributed:

   .   within five (5) years of the date of death; or
   . as a series of payments not extending beyond the life expectancy of the beneficiary or over the life of the beneficiary. Payments under this option must begin within one year of the date of death.

 Unless you have made an election prior to Death Benefit proceeds becoming due, a beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled "Beneficiary Continuation Option," as a series of required distributions.

 If the Annuity is held as a Beneficiary Annuity, the payment of the Death Benefit must be distributed:

   .   as a lump sum payment; or
   . Unless you have made an election prior to Death Benefit proceeds becoming due, a Beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled "Beneficiary Continuation Option," as a series of required distributions.

 Upon our receipt of proof of death, we will send to the beneficiary materials that list these payment options.

 ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES HELD BY TAX-FAVORED PLANS The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires minimum distributions. Upon your death under an IRA, 403(b) or other "qualified investment", the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated beneficiary and whether the Beneficiary is your surviving spouse.

   . If you die after a designated beneficiary has been named, the death benefit must be distributed by December 31/st/ of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life expectancy of the designated beneficiary (provided such payments begin by December 31/st/ of the year following the year of death). However, if your surviving spouse is the beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31/st/ of the year following the year of death or December 31/st/ of the year in which you would have reached age 70 1/2, which ever is later. Additionally, if the contract is payable to (or for the benefit of) your surviving spouse, that portion of the Annuity may be continued with your spouse as the owner. If your beneficiary elects to receive full distribution by December 31st of the year including the five year anniversary of the date of death, 2009 shall not be included in the five year requirement period. This effectively extends this period to December 31st of the year including the six year anniversary date of death.
   . If you die before a designated beneficiary is named and before the date Required Minimum Distributions must begin under the Code, the death benefit must be paid out by December 31/st/ of the year including the five year anniversary of the date of death. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary. For this distribution requirement also, 2009 shall not be included in the five year requirement period.
   . If you die before a designated beneficiary is named and after the date Required Minimum Distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary.

 A beneficiary has the flexibility to take out more each year than mandated under the Required Minimum Distribution rules.

 Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

 For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code.

 The tax consequences to the beneficiary may vary among the different death benefit payment options. See the Tax Considerations section of this prospectus, and consult your tax advisor.

 BENEFICIARY CONTINUATION OPTION
 Instead of receiving the death benefit in a single payment, or under an Annuity Option, a beneficiary may take the death benefit under an alternative death benefit payment option, as provided by the Code and described above under the sections entitled "Payment of Death Benefits" and "Alternative Death Benefit Payment Options - Annuities Held by Tax-Favored Plans." This "Beneficiary Continuation Option" is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)), Beneficiary Annuities and non-qualified Annuities.

 UNDER THE BENEFICIARY CONTINUATION OPTION:
   . The beneficiary must apply at least $15,000 to the Beneficiary Continuation Option. Thus, the death benefit must be at least $15,000.
   . The Owner's Annuity will be continued in the Owner's name, for the benefit of the beneficiary.
   . Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the average assets allocated to the Sub-accounts. For non-qualified Annuities the charge is 1.00% per year, and for qualified Annuities the charge is 1.40% per year.
   . Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Account Value. For non-qualified annuities, the fee will only apply if the Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.
   . The initial Account Value will be equal to any death benefit (including any optional death benefit) that would have been payable to the beneficiary if the beneficiary had taken a lump sum distribution.
   . The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-Accounts may not be available.
   . The beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.
   . No Fixed Allocations or fixed interest rate options will be offered for the non-qualified Beneficiary Continuation Options. However, for qualified Annuities, the Fixed Allocations will be those offered at the time the Beneficiary Continuation Option is elected.
   .   No additional purchase payments can be applied to the Annuity.
   . The basic death benefit and any optional benefits elected by the Owner will no longer apply to the beneficiary.
   . The beneficiary can request a withdrawal of all or a portion of the Account Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the beneficiary's withdrawal rights.
   .   Withdrawals are not subject to CDSC.
   . Upon the death of the beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the beneficiary
       (successor), unless the successor chooses to continue receiving payments.

 Currently only Investment Options corresponding to Portfolios of the Advanced Series Trust are available under the Beneficiary Continuation Option.

 In addition to the materials referenced above, the Beneficiary will be provided with a prospectus and a settlement agreement describing the Beneficiary Continuation Option. We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a beneficiary under the Beneficiary Continuation Option.

 SPOUSAL ASSUMPTION OF ANNUITY
 You may name your spouse as your beneficiary. If you and your spouse own your Annuity jointly, we assume that the sole primary beneficiary will be the surviving spouse unless you elect an alternative Beneficiary Designation. Unless you elect an alternative beneficiary Designation or the Annuity is held as a Beneficiary Annuity, the spouse Beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional purchase payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional purchase payments.

 See the section entitled "Managing Your Annuity" - "Spousal Designations" and "Contingent Annuitant" for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an Annuity owned by a Custodial Account.

 ARE THERE ANY EXCEPTIONS TO THESE RULES FOR PAYING THE DEATH BENEFIT?
 Yes, there are exceptions that apply no matter how your Death Benefit is calculated. There are exceptions to the Death Benefit if the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter) and did not become the Owner or Annuitant due to the prior Owner's or Annuitant's death. Any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period from the date he or she first became Owner or Annuitant. After the two-year suspension period is completed, the Death Benefit is the same as if this person had been an Owner or Annuitant on the Issue Date.

 WHEN DO YOU DETERMINE THE DEATH BENEFIT?
 We determine the amount of the Death Benefit as of the date we receive "due proof of death" (and in certain limited circumstances as of the date of death), any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit. "Due proof of death" may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of "due proof of death" we automatically transfer the Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to an eligible annuity payment option.

 Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death Benefit. DURING THE PERIOD FROM THE DATE OF DEATH UNTIL WE RECEIVE ALL REQUIRED PAPER WORK, THE AMOUNT OF THE DEATH BENEFIT MAY BE SUBJECT TO MARKET FLUCTUATIONS.

 EXCEPTIONS TO AMOUNT OF DEATH BENEFIT
 There are certain exceptions to the amount of the Death Benefit:

 Death Benefit Suspension Period. You should be aware that there is a Death Benefit suspension period (unless prohibited by applicable law). If the decedent was not the Owner or Annuitant as of the Issue Date, (or within 60 days thereafter), and did not become the Owner or Annuitant due to the prior Owner's or Annuitant's death, any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period as to that person from the date he or she first became Owner or Annuitant. While the two year suspension is in effect, the Death Benefit amount will equal the Account Value plus the Interim Value in the MVA Fixed Allocations, less (if allowed by applicable state law) any Purchase Credits (for Optimum Plus) granted during the period beginning 12 months prior to decedent's date of death and ending on the date we receive Due Proof of death. Thus, if you had elected an Optional Death Benefit, and the suspension were in effect, you would be paying the fee for the Optional Death Benefit even though during the suspension period your Death Benefit would have been limited to the Account Value plus the Interim Value in the MVA Fixed Allocations. After the two year suspension period is completed, the Death Benefit is the same as if the suspension period had not been in force. See the section of the prospectus above generally with regard to changes of Owner and Annuitant that are allowable.

 With respect to a Beneficiary Annuity, the Death Benefit is triggered by the death of the beneficial Owner (or the Key Life, if entity-owned). However, if the Annuity is held as a Beneficiary Annuity, the Owner is an entity, and the Key Life is already deceased, then no Death Benefit is payable upon the death of the beneficial Owner.

                            VALUING YOUR INVESTMENT

 HOW IS MY ACCOUNT VALUE DETERMINED?
 During the accumulation period, your Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. For Annuities with a Highest Daily Lifetime Five election, Account Value also includes the value of any allocation to the Benefit Fixed Rate Account. See the "Living Benefits - Highest Daily Lifetime Five" section of the Prospectus for a description of the Benefit Fixed Rate Account. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. With respect to Optimum and Optimum Four, the Account Value includes any Loyalty Credit we apply. With respect to Optimum Plus, the Account Value includes any Credits we applied to your Purchase Payments which we are entitled to take back under certain circumstances. When determining the Account Value on a day more than 30 days prior to an MVA Fixed Allocation's Maturity Date, the Account Value may include any Market Value Adjustment that would apply to an MVA Fixed Allocation (if withdrawn or transferred) on that day.

 WHAT IS THE SURRENDER VALUE OF MY ANNUITY?
 The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under "Glossary of Terms" above.

 HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?
 When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, the Distribution Charge (if applicable), and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge, any Distribution Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled "What Happens to My Units When There is a Change in Daily Asset-Based Charges?" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

 Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

 EXAMPLE
 Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you
 158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

 HOW DO YOU VALUE FIXED ALLOCATIONS?
 During the Guarantee Period, we use the concept of an Interim Value. The Interim Value can be calculated on any day and is equal to the initial value allocated to an MVA Fixed Allocation plus all interest credited to an MVA Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market Value Adjustment. If you made any transfers or withdrawals from an MVA Fixed Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of an MVA Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the MVA Fixed Allocation times the Market Value Adjustment factor.

 WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?
 Prudential Annuities is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m.
 EST). Generally, financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-Valuation Day or after the close of the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.

 There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request.

 The NYSE is closed on the following nationally recognized holidays: New Year's Day, Martin Luther King, Jr. Day, Washington's Birthday, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving, and Christmas. On those dates, we will not process any financial transactions involving purchase or redemption orders.

 Prudential Annuities will also not process financial transactions involving purchase or redemption orders or transfers on any day that:
..   trading on the NYSE is restricted;
..   an emergency as determined by the SEC, exists making redemption or valuation of securities held in the separate account impractical; or
..   the SEC, by order, permits the suspension or postponement for the protection of security holders.

 INITIAL PURCHASE PAYMENTS: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive all of our requirements at our office to issue an Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment (and any associated Credits with respect to Optimum Plus) and issue an Annuity within two (2) Valuation Days. With respect to both your initial Purchase Payment and any subsequent Purchase Payment that is pending investment in our separate account, we may hold the amount temporarily in our general account and may earn interest on such amount. You will not be credited with interest during that period.

 As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm's principal approval and is provided with the application, or is notified of the firm principal's rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer's funds at the customer's request prior to the firm's principal approval or upon the firm's rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense account may be subject to our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable Federal and State laws.

 ADDITIONAL PURCHASE PAYMENTS: We will apply any additional Purchase Payments (and any associated Credit with respect to Optimum Plus) on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions.

 SCHEDULED TRANSACTIONS: Scheduled transactions include transfers made in connection with dollar cost averaging, the asset allocation program, auto-rebalancing, systematic withdrawals, systematic investments, required minimum distributions, substantially equal periodic payments under
 Section 72(t) of the Code, or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to required minimum distributions, substantially equal periodic payments under Section 72(t) of the Code, systematic withdrawals and annuity payments only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.

 UNSCHEDULED TRANSACTIONS: "Unscheduled" transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner's signature. Specifically, we reserve the right to perform a signature verification for (a) any withdrawal exceeding a certain dollar amount and (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the Financial Professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in good order, and will process the transaction in accordance with the discussion in "When Do You Process And Value Transactions?"

 MEDICALLY-RELATED SURRENDERS & DEATH BENEFITS: Medically-related surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

 We are generally required by law to pay any surrender request or death benefit claims from the Separate Account within 7 days of our receipt of your request in good order.

 WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES? DISTRIBUTION CHARGE APPLICABLE TO OPTIMUM AND OPTIMUM PLUS: At the end of the Period during which the Distribution Charge applies, your Annuity will become subject to a different daily asset-based charge. We will process a transaction where your Account Value allocated to the Sub-accounts will be used to purchase new Units of the Sub-accounts that reflect the Insurance Charge (and the charge for any optional benefits you have elected) but not the Distribution Charge. The number of Units attributed to your Annuity will be decreased and the Unit Price of each unit of the Sub-accounts in which you invested will be increased. The adjustment in the number of Units and Unit Price will not affect your Account Value. Beginning on that date, your Account Value will be determined based on the change in the value of Units that reflect the Insurance Charge and any other optional benefits that you have elected.

 TERMINATION OF OPTIONAL BENEFITS: Except for the Guaranteed Minimum Income Benefit, generally the "Combination 5% Roll-up and Highest Anniversary Value Death Benefit" and the Highest Daily Value Death Benefit, which cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This change may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the change; however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).

                              TAX CONSIDERATIONS

 The tax considerations associated with an Annuity vary depending on whether the contract is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of contracts below. The discussion is general in nature and describes only federal income tax law (not state or other tax laws). It is based on current law and interpretations, which may change. The information provided is not intended as tax advice. You should consult with a qualified tax advisor for complete information and advice. References to purchase payments below relate to your cost basis in your contract. Generally, your cost basis in a contract not associated with a tax-favored retirement plan is the amount you pay into your contract, or into annuities exchanged for your contract, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible IRA contributions. The discussion includes a description of certain spousal rights under the contract, and our administration of such spousal rights and related tax reporting accords with our understanding of the Defense of Marriage Act (which defines a "marriage" as a legal union between a man and a woman and a "spouse" as a person of the opposite sex). Depending on the state in which your annuity is issued, we may offer certain spousal benefits to civil union couples or same-sex marriages. You should be aware, however, that federal tax law does not recognize civil unions or same-sex marriages. Therefore, we cannot permit a civil union partner or same-sex spouse to continue the annuity within the meaning of the tax law upon the death of the first partner under the annuity's "spousal continuance" provision. Civil union couples and same-sex marriage spouses should consider that limitation before selecting a spousal benefit under the annuity.

 The discussion below generally assumes that the Annuity Contract is issued to the Contract Owner. For Annuity Contracts issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for Nonqualified Annuity Contracts and Required Distributions Upon Your Death for Qualified Annuity Contracts in this Tax Considerations section.

 NONQUALIFIED ANNUITY CONTRACTS
 In general, as used in this prospectus, a Nonqualified Annuity is owned by an individual or non-natural person and is not associated with a tax-favored retirement plan.

 TAXES PAYABLE BY YOU
 We believe the Annuity is an annuity contract for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the contract. Generally, annuity contracts issued by the same company (and affiliates) to you during the same calendar year must be treated as one annuity contract for purposes of determining the amount subject to tax under the rules described below. Charges for investment advisory fees that are taken from the contract are treated as a partial withdrawal from the contract and will be reported as such to the contract owner.

 It is possible that the Internal Revenue Service (IRS) could assert that some or all of the charges for the optional benefits under the contract should be treated for federal income tax purposes as a partial withdrawal from the contract. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the contract. Additionally, for owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty. If the IRS determines that the charges for one or more benefits under the contract are taxable withdrawals, then the sole or surviving owner will be provided with a notice from us describing available alternatives regarding these benefits.

 You must commence annuity payments or surrender your contract no later than the first day of the calendar month next following the maximum Annuity date for your Contract. For some of our contracts, you are able to choose to defer the Annuity Date beyond the default Annuity date described in your Contract. However, the IRS may not then consider your contract to be an annuity under the tax law.

 TAXES ON WITHDRAWALS AND SURRENDER
 If you make a withdrawal from your contract or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of purchase payments, until all gain has been withdrawn. Once all gain has been withdrawn, payments will be treated as a nontaxable return of purchase payments until all purchase payments have been returned. After all purchase payments are returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any withdrawals from the contract while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefit benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your contract as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If you transfer your contract for less than full consideration, such as by gift, you will also trigger tax on any gain in the contract. This rule does not apply if you transfer the contract to your spouse or under most circumstances if you transfer the contract incident to divorce.

 If you choose to receive payments under an interest payment option, or a beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the contract to income tax.

 TAXES ON ANNUITY PAYMENTS
 A portion of each annuity payment you receive will be treated as a partial return of your purchase payments and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your purchase payments (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the contract. After the full amount of your purchase payments have been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the annuitant before the full amount of your purchase payments have been recovered, a tax deduction may be allowed for the unrecovered amount.

 If your contract value is reduced to zero but the contract remains in force due to a benefit provision, further distributions from the contract will be reported as annuity payments, using an exclusion ratio based upon the undistributed purchase payments in the contract and the total value of the anticipated future payments until such time as all purchase payments have been recovered.

 Please refer to your Annuity for the maximum Annuity Date, also described above.

 TAX PENALTY FOR EARLY WITHDRAWAL FROM A NONQUALIFIED ANNUITY CONTRACT
 You may owe a 10% tax penalty on the taxable part of distributions received from your Nonqualified Annuity contract before you attain age 59 1/2. Amounts are not subject to this tax penalty if:
..   the amount is paid on or after you reach age 59 1/2 or die;
..   the amount received is attributable to your becoming disabled;
..   generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years and modification of payments during that time period will result in retroactive application of the 10% tax penalty);
    or
..   the amount received is paid under an immediate annuity contract (in which annuity payments begin within one year of purchase).

 Other exceptions to this tax may apply. You should consult your tax advisor for further details.

 SPECIAL RULES IN RELATION TO TAX-FREE EXCHANGES UNDER SECTION 1035
 Section 1035 of the Internal Revenue Code of 1986, as amended (Code), permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. In Revenue Procedure 2008-24, the IRS has indicated that where there is a surrender or distribution from either the initial annuity contract or receiving annuity contract within 12 months of the date on which the partial exchange was completed, the transfer will retroactively be treated as a taxable distribution from the initial annuity contract and a contribution to the receiving annuity contract. Tax free exchange treatment will be retained if, between the date of the tax-free exchange and the date of the subsequent distribution, you become eligible for an exception to the 10% federal income tax penalty, other than the exceptions for substantially equal periodic payments or distributions under an immediate annuity. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

 If an Annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any purchase payments made to the original contract prior to August 14, 1982 will be treated as made to the new contract prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a recovery of your investment in the contract first until purchase payments made before August 14, 1982 are withdrawn. Moreover, income allocable to purchase payments made before August 14, 1982 is not subject to the 10% tax penalty.

 TAXES PAYABLE BY BENEFICIARIES
 The Death Benefit options are subject to income tax to the extent the distribution exceeds the cost basis in the contract. The value of the Death Benefit, as determined under federal law, is also included in the owner's estate for federal estate tax purposes. Generally, the same tax rules described above would also apply to amounts received by your beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit
..   As a lump sum payment: the beneficiary is taxed in the year of payment on gain in the contract.
..   Within 5 years of death of owner: the beneficiary is taxed as amounts are withdrawn (in this case gain is treated as being distributed first).
..   Under an annuity or annuity settlement option with distribution beginning within one year of the date of death of the owner: the beneficiary is taxed on each payment (part will be treated as gain and part as return of purchase payments).

 CONSIDERATIONS FOR CONTINGENT ANNUITANTS: We may allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity owner when such contracts do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

 REPORTING AND WITHHOLDING ON DISTRIBUTIONS
 Taxable amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity or similar periodic payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide.

 State income tax withholding rules vary and we will withhold based on the rules of your State of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.

 Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax advisor regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

 ENTITY OWNERS
 Where a contract is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the contract will not be taxed as an annuity and increases in the value of the contract over its cost basis will be subject to tax annually.

 Where a contract is issued to a trust, and such trust is characterized as a grantor trust under the Code, such contract shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity.

 Where a contract is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the contract is required to terminate upon the death of the grantor of the trust if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the contract.

 ANNUITY QUALIFICATION
 Diversification And Investor Control. In order to qualify for the tax rules applicable to annuity contracts described above, the assets underlying the Sub-accounts of an Annuity must be diversified, according to certain rules under the Internal Revenue Code. Each portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the United States or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the portfolios underlying the variable investment options of the Annuity meet these diversification requirements.

 An additional requirement for qualification for the tax treatment described above is that we, and not you as the contract owner, must have sufficient control over the underlying assets to be treated as the owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the investment options offered pursuant to this Prospectus. We reserve the right to take any action, including modifications to your Annuity or the investment options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected owners and will be made with such notice to affected owners as is feasible under the circumstances.

 REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR NONQUALIFIED ANNUITY CONTRACTS. Upon your death, certain distributions must be made under the contract. The required distributions depend on whether you die before you start taking annuity payments under the contract or after you start taking annuity payments under the contract. If you die on or after the Annuity Date, the remaining portion of the interest in the contract must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the contract must be distributed within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated beneficiary (provided such payments begin within one year of your death). Your designated beneficiary is the person to whom benefit rights under the contract pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the owner. For Nonqualified annuity contracts owned by a non-natural person, the required distribution rules apply upon the death of the annuitant. This means that for a contract held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitants to die.

 CHANGES IN YOUR ANNUITY. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an annuity contract for tax purposes. Any such changes will apply to all contract owners and you will be given notice to the extent feasible under the circumstances.

 QUALIFIED ANNUITY CONTRACTS
 IN GENERAL, AS USED IN THIS PROSPECTUS, A QUALIFIED ANNUITY IS AN ANNUITY CONTRACT WITH APPLICABLE ENDORSEMENTS FOR A TAX-FAVORED PLAN OR A NONQUALIFIED ANNUITY CONTRACT HELD BY A TAX-FAVORED RETIREMENT PLAN.

 The following is a general discussion of the tax considerations for Qualified Annuity contracts. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your Financial Professional prior to purchase to confirm if this contract is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this contract.

 A Qualified annuity may typically be purchased for use in connection with:
..   Individual retirement accounts and annuities (IRAs), including inherited
    IRAs (which we refer to as a Beneficiary IRA ), which are subject to Sections 408(a) and 408(b) of the Code;
..   Roth IRAs, including inherited Roth IRAs (which we refer to as a
    Beneficiary Roth IRA), under Section 408A of the Code;
..   A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);
..   H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);
..   Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax
    Deferred Annuities or TDAs);
..   Section 457 plans (subject to 457 of the Code).

 A Nonqualified annuity may also be purchased by a 401(a) trust or custodial IRA or Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

 You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in annuity contracts. This means that when a tax favored plan invests in an annuity contract, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

 TYPES OF TAX-FAVORED PLANS
 IRAs. If you buy an Annuity for use as an IRA, we will provide you a copy of the prospectus and contract. The "IRA Disclosure Statement" and "Roth IRA Disclosure Statement" which accompany the prospectus contain information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (some of which is summarized below), the IRS requires that you have a "free look" after making an initial contribution to the contract. During this time, you can cancel the Annuity by notifying us in writing, and we will refund all of the purchase payments under the Annuity (or, if provided by applicable state law, the amount credited under the Annuity, if greater), less any applicable federal and state income tax withholding.

 Contributions Limits/Rollovers. Subject to the minimum purchase payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a "rollover" of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2010 the contribution limit is $5,000. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation.

 The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA," which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA.

 In some circumstances, non-spouse beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse beneficiaries under the Code are more restrictive than the rollover rules applicable to owner/participants and spouse beneficiaries. Generally, non-spouse beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. Under the Worker, Retiree and Employer Recovery Act of 2008, employer retirement plans are required to permit non-spouse beneficiaries to roll over funds to an inherited IRA for plan years beginning after December 31, 2009. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.

 Required Provisions. Contracts that are IRAs (or endorsements that are part of the contract) must contain certain provisions:
..   You, as owner of the contract, must be the "annuitant" under the contract
    (except in certain cases involving the division of property under a decree of divorce);
..   Your rights as owner are non-forfeitable;
..   You cannot sell, assign or pledge the contract;
..   The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);
..   The date on which required minimum distributions must begin cannot be later than April 1st of the calendar year after the calendar year you turn age
    70 1/2; and
..   Death and annuity payments must meet "required minimum distribution" rules described below.

 Usually, the full amount of any distribution from an IRA (including a distribution from this contract) which is not a rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding a Nonqualified Annuity. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:
..   A 10% early withdrawal penalty described below;
..   Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or
..   Failure to take a required minimum distribution, also described below.

 SEPs. SEPs are a variation on a standard IRA, and contracts issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:
..   If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
    (a) $49,000 in 2010 ($49,000 in 2009) or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer's SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2010, this limit is $245,000 ($245,000 for 2009);
..   SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and
..   SEPs that contain a salary reduction or "SARSEP" provision prior to 1997 may permit salary deferrals up to $16,500 in 2010 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $5,500 in 2010. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same "free look" period, as you would have if you purchased the contract for a standard IRA.

 ROTH IRAs. The "Roth IRA Disclosure Statement" contains information about eligibility, contribution limits, tax particulars and other Roth IRA information. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:
..   Contributions to a Roth IRA cannot be deducted from your gross income;
..   "Qualified distributions" from a Roth IRA are excludable from gross income.
    A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the owner of the IRA attains age 59 1/2; (b) after the owner's death; (c) due to the owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

..   If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

 Subject to the minimum purchase payment requirements of an Annuity, if you meet certain income limitations you may purchase an Annuity for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, conduit IRA, SEP, SIMPLE IRA or Roth IRA by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. Beginning January 2008, an individual receiving an eligible rollover distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can directly roll over contributions to a Roth IRA. This conversion triggers current taxation (but is not subject to a 10% early distribution penalty). Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Prior to January 1, 2010, income and filing status limitations applied to rollovers from non-Roth accounts to a Roth IRA.

 Non-spouse beneficiaries receiving a distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse beneficiaries cannot "rollover" benefits from a traditional IRA to a Roth IRA.

 TDAs. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the annuity are nonforfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $16,500 in 2010. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $5,500 in 2010. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. A contract may generally only qualify as a TDA if distributions of salary deferrals (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:
..   Your attainment of age 59 1/2;
..   Your severance of employment;
..   Your death;
..   Your total and permanent disability; or
..   Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).

 In any event, you must begin receiving distributions from your TDA by April 1/st/ of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the contract, or to any "direct transfer" of your interest in the contract to another employer's TDA plan or mutual fund "custodial account" described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

 Caution: Under recent IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g, transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in good order, and will not therefore process the transaction, until we receive the employer's approval in written or electronic form.

 REQUIRED MINIMUM DISTRIBUTIONS AND PAYMENT OPTIONS
 If you hold the contract under an IRA (or other tax-favored plan), required minimum distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner.

 Required minimum distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the contract. As a result, the required minimum distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity owner, and a reduction of payments under the living and death benefit optional riders.

 You can use the Minimum Distribution option to satisfy the required minimum distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the required minimum distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the contract as of December 31 of the prior year, but is determined without regard to other contracts you may own

 Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same owner, similar rules apply.

 REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR QUALIFIED ANNUITY CONTRACTS
 Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, the designated beneficiary may generally elect to continue the contract and receive required minimum distributions under the contract instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were to begin, whether you have named a designated beneficiary and whether that beneficiary is your surviving spouse.

..   If you die after a designated beneficiary has been named, the death benefit must be distributed by December 31/st/ of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated beneficiary (as long as payments begin by December 31/st/ of the year following the year of death). However, if your surviving spouse is the beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with such payments beginning no later than December 31/st/ of the year following the year of death or December 31/st/ of the year in which you would have reached age 70 1/2, which ever is later. Additionally, if the contract is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the owner.
    Note that the Worker, Retiree and Employer Recovery Act of 2008 suspended Required Minimum Distributions for 2009. If your beneficiary elects to receive full distribution by December 31/st/ of the year including the five year anniversary of the date of death, 2009 shall not be included in the five year requirement period. This effectively extends this period to December 31/st/ of the year including the six year anniversary of the date of death.
..   If you die before a designated beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31/st/ of the year including the five year anniversary of the date of death. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary. A designated beneficiary may elect to apply the rules for no designated beneficiary if those would provide a smaller payment requirement. For this distribution requirement also, 2009 shall not be included in the five year requirement period.
..   If you die before a designated beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect.
    For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary. A designated beneficiary may elect to apply the rules for no designated beneficiary if those would provide a smaller payment requirement.

 A beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules.

 Until withdrawn, amounts in a Qualified Annuity contract continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

 For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.

 TAX PENALTY FOR EARLY WITHDRAWALS FROM QUALIFIED ANNUITY CONTRACTS
 You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:
..   the amount is paid on or after you reach age 59 1/2 or die;
..   the amount received is attributable to your becoming disabled; or

..   generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually.
    (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments or additional contributions to the contract during that time period will result in retroactive application of the 10% tax penalty.)

 Other exceptions to this tax may apply. You should consult your tax advisor for further details.

 WITHHOLDING
 We will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a 457 governmental plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned contracts or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:
..   For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default; and
..   For all other distributions, we will withhold at a 10% rate.

 We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax advisor to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

 ERISA REQUIREMENTS
 ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevent a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the contract. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the contract. This information has to do primarily with the fees, charges, discounts and other costs related to the contract, as well as any commissions paid to any agent selling the contract. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this Prospectus. Information about sales representatives and commissions may be found in the sections of this Prospectus addressing distribution of the Annuities.

 Other relevant information required by the exemptions is contained in the contract and accompanying documentation.

 Please consult with your tax advisor if you have any questions about ERISA and these disclosure requirements.

 SPOUSAL CONSENT RULES FOR RETIREMENT PLANS - QUALIFIED CONTRACTS
 If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

 Defined Benefit Plans and Money Purchase Pension Plans.
 If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays Death Benefits to other beneficiaries, you may elect to have a beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

 Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

 IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated beneficiary.

 GIFTS AND GENERATION-SKIPPING TRANSFERS
 If you transfer your contract to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your contract to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences+

 ADDITIONAL INFORMATION
 For additional information about federal tax law requirements applicable to IRAs and Roth IRAs, see the IRA Disclosure Statement or Roth IRA Disclosure Statement, as applicable.

                              GENERAL INFORMATION

 HOW WILL I RECEIVE STATEMENTS AND REPORTS?
 We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at www. prudentialannuities.com or any other electronic means, including diskettes or CD ROMs. We send a confirmation statement to you each time a transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We may also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, including, but not limited to, the Annual Maintenance Fee, Systematic Withdrawals (including 72(t) payments and required minimum distributions), electronic funds transfers, Dollar Cost Averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports. We reserve the right to charge up to $50 for each such additional report. We will also send an annual report and a semi-annual report containing applicable financial statements for the Portfolios to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

 WHO IS PRUDENTIAL ANNUITIES?
 Prudential Annuities Life Assurance Corporation, a Prudential Financial Company, ("Prudential Annuities") is a stock life insurance company incorporated under the Laws of Connecticut on July 26, 1988 and is domiciled in Connecticut with licenses in all 50 states, the District of Columbia and Puerto Rico. Prudential Annuities is a wholly-owned subsidiary of Prudential Annuities, Inc., whose ultimate parent is Prudential Financial, Inc. Prudential Annuities markets through and in conjunction with registered broker-dealers.

 Prudential Annuities offers a wide array of annuities, including (1) deferred variable annuities that are registered with the SEC, including fixed interest rate annuities that are offered as a companion to certain of our variable annuities and are registered because of their market value adjustment feature and (2) fixed annuities that are not registered with the SEC. In addition, Prudential Annuities has in force a relatively small block of variable life insurance policies and immediate variable annuities, but it no longer actively sells such policies.

 No company other than Prudential Annuities has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. Among other things, this means that where you participate in an optional living benefit or death benefit and the value of that benefit (e.g., the Protected Withdrawal for Highest Daily Lifetime 6 Plus) exceeds your current Account Value, you would rely solely on the ability of the issuing insurance company to make payments under the benefit out of its own assets. Prudential Financial, however, exercises significant influence over the operations and capital structure of Prudential Annuities.

 Prudential Annuities conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed "service providers" under the Investment Company Act of 1940. The entities engaged by Prudential Annuities may change over time. As of December 31, 2009, non-affiliated entities that could be deemed service providers to Prudential Annuities and/or an affiliated insurer within the Prudential Annuities business unit consisted of the following: Alliance-One Services Inc. (administration of variable life policies) located at 55 Hartland Street East Hartford CT 06108, Ascensus (qualified plan administrator) located at 200 Dryden Road, Dresher, PA 19025, Blue Frog Solutions, Inc. (order entry systems provider) located at 555 SW 12/th/ Ave, Suite 202 Pompano Beach, FL 33069, Broadridge Investor Communication Solutions, Inc. (proxy tabulation services), 51 Mercedes Way, Edgewood, NY 11717, EBIX Inc. (order-entry system) located at 5 Concourse Parkway Suite 3200 Atlanta, GA 30328, ExlService Holdings, Inc., ("EXL"), a Delaware corporation, having its office at 350 Park Avenue, 10/th/ Floor, New York, NY 10022, Diversified Information Technologies Inc. (records management) located at 123 Wyoming Avenue Scranton, PA 18503, Fosdick Fulfillment Corp. (fulfillment of prospectuses and marketing materials) located at 26 Barnes Industrial Park Road North Wallingford, CT 06492, Insurance Technologies (annuity illustrations) located at 38120 Amrhein Ave., Livonia, MI 48150, Lason Systems Inc. (contract printing and mailing) located at 1305 Stephenson Highway Troy, MI 48083, Morningstar Associates LLC (asset allocation recommendations) located at 225 West Wacker Drive Chicago, IL 60606, Pershing LLC (order-entry systems provider) located at One Pershing Plaza Jersey City, NJ 07399, Personix (printing and fulfillment of confirmations and client statements) located at 13100 North Promenade Boulevard Stafford, TX 77477, RR Donnelley Receivables Inc. (printing annual reports and prospectuses) located at 111 South Wacker Drive Chicago, IL 60606-4301, Stanton Group (qualified plan administrator) located at Two Pine Tree Drive Suite 400 Arden Hills, MN 55112 Attention: Alerus Retirement Solutions, State Street (accumulation unit value calculations) located at State Street Financial Center One Lincoln Street Boston, Massachusetts 02111, The Harty Press, Inc. (printing and fulfillment of marketing materials) located at 25 James Street New Haven, CT 06513, VG Reed & Sons Inc. (printing and fulfillment of annual reports) located at 1002 South 12/th/ Street Louisville, KY 40210, William B. Meyer (printing and fulfillment of prospectuses and marketing materials) located at 255 Long Beach Boulevard Stratford, CT 06615.

 WHAT ARE SEPARATE ACCOUNTS?
 The separate accounts are where Prudential Annuities sets aside and invests the assets of some of our annuities. These separate accounts were established under the laws of the State of Connecticut. The assets of each separate account are held in the name of Prudential Annuities, and legally belong to us. These assets are kept separate from all our other assets, and may not be charged with liabilities arising out of any other business we may conduct. Thus, income, gains and losses from assets allocated to a separate account are credited to or charged against each such separate account, without regard to other income, gains, or losses of Prudential Annuities or of any other of our separate accounts. The obligations under the Annuities are those of Prudential Annuities, which is the issuer of the Annuities and the depositor of the separate accounts. More detailed information about Prudential Annuities, including its audited consolidated financial statements, is provided in the Statement of Additional Information.

 SEPARATE ACCOUNT B
 During the accumulation period, the assets supporting obligations based on allocations to the Sub-accounts are held in Sub-accounts of Prudential Annuities Life Assurance Corporation Variable Account B, also referred to as "Separate Account B". Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B. Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each Sub-account generally corresponds to the name of the underlying Portfolio. Each Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge, Distribution Charge (when applicable) and the charges for any optional benefits that are offered under the Annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 ("Investment Company Act") as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B. We may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional purchase payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates. We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with SEC pronouncements and only after obtaining an order from the SEC, if required. If investment in the Portfolios or a particular Portfolio is no longer possible, in our discretion becomes inappropriate for purposes the Annuity, or for any other rationale in our sole judgment, we may substitute another portfolio or investment portfolios without your consent. The substituted portfolio may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, we will not make such substitution without any required approval of the SEC and any applicable state insurance departments. In addition, we may close Portfolios to allocation of Purchase Payments or Account Value, or both, at any time in our sole discretion. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.

 If you are enrolled in a Dollar Cost Averaging, Asset Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available Money Market Fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a Money Market Fund for any continued and future investments.

 VALUES AND BENEFITS BASED ON ALLOCATIONS TO THE SUB-ACCOUNTS WILL VARY WITH THE INVESTMENT PERFORMANCE OF THE UNDERLYING MUTUAL FUNDS OR FUND PORTFOLIOS, AS APPLICABLE. WE DO NOT GUARANTEE THE INVESTMENT RESULTS OF ANY SUB-ACCOUNT. YOUR ACCOUNT VALUE ALLOCATED TO THE SUB-ACCOUNTS MAY INCREASE OR DECREASE. YOU BEAR THE ENTIRE INVESTMENT RISK. THERE IS NO ASSURANCE THAT THE ACCOUNT VALUE OF YOUR ANNUITY WILL EQUAL OR BE GREATER THAN THE TOTAL OF THE PURCHASE PAYMENTS YOU MAKE TO US.

 SEPARATE ACCOUNT D
 During the accumulation period, assets supporting our obligations based on Fixed Allocations are held in Prudential Annuities Life Assurance Corporation Separate Account D, also referred to as "Separate Account D". Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law.

 There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

 We may employ investment managers to manage the assets maintained in Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain. We are not obligated to invest according to specific guidelines or strategies except as may be required by Connecticut and other state insurance laws.

 WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?
 Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

 VOTING RIGHTS
 We are the legal owner of the shares of the underlying mutual funds in which the Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as "mirror voting" because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also "mirror vote" shares within the separate account that are owned directly by us or by an affiliate. In addition, because all the shares of a given mutual fund held within our separate account are legally owned by us, we intend to vote all of such shares when that underlying fund seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying fund's shareholder meeting and towards the ultimate outcome of the vote. Thus, under "mirror voting," it is possible that the votes of a small percentage of contractholders who actually vote will determine the ultimate outcome. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

 Advanced Series Trust (the "Trust") has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, AST Investment Services, Inc. and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by AST Investment Services, Inc., Prudential Investments LLC and the Trustees. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust that is managed by an affiliate. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

 MATERIAL CONFLICTS
 It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered "material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

 SERVICE FEES PAYABLE TO PRUDENTIAL ANNUITIES
 Prudential Annuities and/or our affiliates receive substantial and varying administrative service payments, Rule 12b-1 fees, and "revenue sharing" payments from certain underlying Portfolios or related parties. Rule 12b-1 fees compensate our affiliated principal underwriter for distribution, marketing, and/or servicing functions. Administrative services payments compensate us for providing administrative services with respect to Annuity Owners invested indirectly in the Portfolio, which include duties such as recordkeeping, shareholder services, and the mailing of periodic reports. We receive administrative services fees with respect to both affiliated underlying Portfolios and unaffiliated underlying Portfolios. The administrative services fees we receive from affiliates originate from the assets of the affiliated Portfolio itself and/or the assets of the Portfolio's investment adviser. In recognition of the administrative services provided by the relevant affiliated insurance companies, the investment advisers to certain affiliated Portfolios also make "revenue sharing" payments to such affiliated insurance companies. In any case, the existence of these fees tends to increase the overall cost of investing in the Portfolio. In addition, because these fees are paid to us, allocations you make to these affiliated underlying Portfolios benefit us financially. In addition to the payments that we receive from underlying funds and/or their affiliates, those same funds and/or their affiliates may make payments to us and/or other insurers within the Prudential Financial group related to the offering of investment options within variable annuities or life insurance offered by different Prudential business units.

 We collect these payments and fees under agreements between us and a Portfolio's principal underwriter, transfer agent, investment adviser and/or other entities related to the Portfolio.

 The 12b-1 fees and administrative services fees that we receive may vary among the different fund complexes that are part of our investment platform. Thus, the fees we collect may be greater or smaller, based on the Portfolios that you select. In addition, we may consider these payments and fees, among a number of factors, when deciding to add or keep a Portfolio on the "menu" of Portfolios that we offer through the Annuity.

 In addition, an investment adviser, sub-adviser or distributor of the underlying Portfolios may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms' registered representatives, and creating marketing material discussing the contract, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, sub-adviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser's, sub-adviser's or distributor's participation. These payments or reimbursements may not be offered by all advisers, sub-advisers, or distributor and the amounts of such payments may vary between and among each adviser, sub-adviser and distributor depending on their respective participation.

 During 2009, with regard to amounts that were paid under the kinds of arrangements described immediately above, the amounts ranged from approximately $500 to approximately $840,562. These amounts may have been paid to one or more Prudential-affiliated insurers issuing individual variable annuities.

 WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?
 Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the Annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products. PAD's principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker-dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA). Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuities but are exempt from registration ("firms"). Applications for each Annuity are solicited by registered representatives of those firms. Such representatives will also be our appointed insurance agents under state insurance law. In addition, PAD may offer the Annuities directly to potential purchasers.

 Prudential Annuities sells its annuity products through multiple distribution channels, including (1) independent broker-dealer firms and financial planners; (2) broker-dealers that are members of the New York Stock Exchange, including "wirehouse" and regional broker-dealer firms; and (3) broker-dealers affiliated with banks or that specialize in marketing to customers of banks. Although we are active in each of those distribution channels, the majority of our sales have come from the independent broker-dealer firms and financial planners. On June 1, 2006, The Prudential Insurance Company of America, an affiliate of Prudential Annuities, acquired the variable annuity business of The Allstate Corporation ("Allstate"), which included exclusive access to the Allstate affiliated broker-dealer until May 31, 2009. We began selling variable annuities through the Allstate affiliated broker-dealer registered representatives in the third quarter of 2006.

 Under the distribution agreement, commissions are paid to firms on sales of the Annuities according to one or more schedules. The registered representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of 7.0% for Optimum, 6.0% for Optimum Plus and 5.5% for Optimum Four. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of the Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to your Annuity. Commissions and other compensation paid in relation to your Annuity do not result in any additional charge to you or to the Separate Account.

 In addition, in an effort to promote the sale of our products (which may include the placement of Prudential Annuities and/or the Annuities on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or PAD may enter into compensation arrangements with certain broker-dealer firms (including LPL Financial Corporation) with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide. These services may include, but are not limited to: educating customers of the firm on the Annuity's features; conducting due diligence and analysis, providing office access, operations and systems support; holding seminars intended to educate the firm's registered representatives and make them more knowledgeable about the Annuities; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval. To the extent permitted by FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. In addition, we or our affiliates may provide such compensation, payments and/or incentives to firms arising out of the marketing, sale and/or servicing of variable annuities or life insurance offered by different Prudential business units.

 You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total purchase payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity. Further information about the firms that are part of these compensation arrangements appears in the Statement of Additional Information, which is available without charge upon request.

 We or PAD also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by the FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms.

 The list below identifies three general types of payments that PAD pays which are broadly defined as follows:
   . Percentage Payments based upon "Assets under Management" or "AUM": This type of payment is a percentage payment that is based upon assets, subject to certain criteria in certain held in all Prudential Annuities products.
   . Percentage Payments based upon sales: This type of payment is a percentage payment that is based upon the total amount of money received as purchase payments under Prudential Annuities annuity products sold through the firm.
   . Fixed Payments: These types of payments are made directly to or in sponsorship of the firm (or its affiliated broker-dealers). Examples of arrangements under which such payments may be made currently include, but are not limited to: sponsorships, conferences (national, regional and top producer), speaker fees, promotional items and reimbursements to firms for marketing activities or services paid by the firms and/or their registered representatives. The amount of these payments varies widely because some payments may encompass only a single event, such as a conference, and others have a much broader scope. In addition, we may make payments periodically during the relationship for systems, operational and other support.

 The list below includes the names of the firms (or their affiliated broker/dealers) that we are aware (as of December 31, 2009) received payment with, respect to annuity business during 2009 (or as to which a payment amount was accrued during 2009). The firms listed below include those receiving payments in connection with marketing of products issued by Prudential Annuities Life Assurance Corporation. Your registered representative can provide you with more information about the compensation arrangements that apply upon the request. During 2009, the least amount paid, and greatest amount paid, were $55 and $7,175,604 respectively.

1st Global Capital Corp.                BB&T Investment Services, Inc.     Capital Growth Resources
Advantage Capital                       BBVA Compass Investment Solutions, Capital Investment Group, Inc.
Agency                                  Inc.                               Capital One Investments, LLC
Allegheny Investments Ltd.              BCG Securities, Inc.               Carillon Investments, Inc.
Allen & Company of Florida, Inc.        Beneficial Investment Services INC Centaurus Financial, Inc.
Allstate Financial Services, LLC        Berthel Fisher & Company           CFD Investments, Inc.
American Financial Associates           BFT Financial Group, LLC           Citigroup Global Markets, Inc.
American General Securities             Broker Dealer Financial Services   Coastal Equities Inc
American Independent Securities Group,  Brookstone Securities, Inc.        Cohen Financial Equities LLC
LLC                                     Brookstreet Securities Corp.       Commonwealth Financial Network
American Portfolios Financial Services  Cadaret, Grant & Co., Inc.         Community Investment Services, Inc.
Ameriprise Financial Services Inc       Calton & Associates, Inc.          Comprehensive Asset Management
Ameritas Investment Corp.               Cambridge Investment Research      Cornerstone Financial Services
AON Benfield Securities, INC.           Cambridge Legacy Securities, LLC   Credit Suisse Asset Management
Associated Securities Corp.             Cantella & Co., Inc.               Securities, INC.
AXA Advisors, LLC                       Capital Advisory Corp.             Crown Capital Securities, LP
Banc of America Invest.Svs(SO)          Capital Analysts                   Cumberland Brokerage Corp.
BancorpSouth Investment Services, Inc.  Capital Financial Services, Inc.   CUNA Brokerage Services, Inc.
--------------------------------------------------------------------------------------------------------------

CUSO Financial Services, LP               KMS Financial Services, Inc.             Raymond James Financial Services
CW Securities, LLC                        Kovack Securities, Inc.                  RBC Capital Markets Corporation
David A. Noyes & Company                  LaSalle St. Securities, LLC              RBS Securities INC.
Deutsche Bank Securities, Inc.            Legend Equities Corporation              REGAL Securities INC
EDI Financial                             Legg Mason Wood Walker, Inc.             Regency Securities, Inc.
Equity Services, Inc.                     LifeMark Securities Corp.                Reliant Trading
Essex Financial Services, INC             Lincoln Financial Advisors               Resource Horizons Group
Essex Securities, LLC                     Lincoln Financial Securities Corporation RNR Securities, LLC
FELTL & COMPANY                           Lincoln Investment Planning              Robert W. Baird & Co., Inc.
Fifth Third Securites, Inc.               Lombard Securities, Inc.                 Royal Alliance Associates, Inc.
Financial Network Investment Corp.        LPL Financial Corporation                Sage Rutty & Co., Inc.
Financial Planning Consultants            M Holdings Securities, Inc               Sagepoint Financial, INC.
Financial West Group                      Main Street Securities, LLC              Sammons Securities Co., LLC
Fintegra, LLC                             McClurg Capital Corporation              Sauders Retirement Advisors, Inc.
First Allied Securities, Inc.             Medallion Investment Services            Saunders Discount Brokerage, Inc.
First Citizens Investor Services, INC     Merrill Lynch                            Scott & Stringfellow, Inc.
First Heartland Capital, Inc.             MetLife Securities, Inc.                 Securian Financial Services, Inc.
First Tennessee Brokerage, Inc.           Michigan Securities, Inc.                Securities America, Inc.
First Western Advisors                    MidAmerica Financial Services, Inc.      Securities Service Network, Inc.
Foothill Securities, Inc.                 MML Investors Services, Inc.             Sigma Financial Corporation
Foresters Equity Services INC             Money Concepts Capital Corp.             Signator Investors, Inc.
Fortune Financial Services, Inc.          Moors & Cabot, Inc.                      SII Investments, Inc.
Founders Financial Securities LLC         Morgan Keegan & Company                  Spelman & Co., Inc.
Franklin Templeton Financial Services     Morgan Stanley Smith Barney, LLC.        Sterne, Agee & Leach, Inc.
Corp.                                     Multi-Financial Securities Corp.         Stifel Nicolaus & Co., Inc.
FSC Securities Corp.                      Mutual Service Corporation               Summit Brokerage Services, Inc.
FSIC                                      National Planning Corporation            Summit Equities, Inc.
G.A. Repple & Company                     National Securities Corp.                SunAmerica Securities, Inc.
Garden State Securities, Inc.             Nationwide Planning Associates, Inc      Sunset Financial Services, Inc.
Gary Goldberg & Co., Inc.                 Nationwide Securities, LLC               SunTrust Investment Services, Inc.
Geneos Wealth Management, Inc.            New England Securities Corp.             SWS Financial Services, Inc.
Genworth Financial Securities Corp.       Next Financial Group, Inc.               Synergy Investment Group, LLC
Girard Securities, Inc.                   NFP Securities, Inc.                     T.S. Phillips Investments, Inc.
Great American Advisors, Inc.             Normandy Securities, INC.                TD Waterhouse Investor Services, Inc.
GunnAllen Financial, Inc.                 North Ridge Securities Corp.             TFS Securities, Inc.
GWN Securities, Inc.                      Northstar Financial Partners, Inc.       The Investment Center, Inc.
H. Beck, Inc.                             NRP Financial, Inc.                      The O.N. Equity Sales Co.
Hantz Financial Services, Inc.            NYLIFE Securities LLC                    The Strategic Financial Alliance, Inc.
Harbour Investments, Inc.                 OHIO National Equities, INC.             TimeCapital Securities Corp.
Hazard & Siegel, Inc.                     OneAmerica Securities, Inc.              Tower Square Securities, Inc.
HBW Securities LLC                        Oppenheimer & Co., Inc. (Fahnestock)     TransAmerica Financial Advisors, Inc.
Heritage Financial System, Inc.           Pacific Advisory Group of America, LLC   Triad Advisors, Inc.
Horizon Financial Investment Corporation  Pacific Financial Associates, Inc.       Trustmont Financial Group, Inc.
Hornor, Townsend & Kent, Inc.             Pacific West Securities, Inc.            UBS Financial Services, Inc.
IMS Securities                            Packerland Brokerage Services, Inc.      United Planners Financial Services of
Independent Financial Grp, LLC            Park Avenue Securities, LLC              America
Infinex Investments, Inc.                 Paulson Investment Co., Inc.             USA Financial Securities Corp.
ING Financial Partners, Inc.              PlanMember Securities Corp.              UVEST Financial Services Group, Inc.
Institutional Securities Corp.            PNC Investments, LLC                     VALIC Financial Advisors, Inc
Intervest International Equities Corp.    Presidential Brokerage, Inc.             Valmark Securities, Inc.
Invest Financial Corporation              Prime Capital Services, Inc.             Veritrust Financial, LLC
Investacorp                               PrimeVest Financial Services, Inc.       VSR Financial Services, Inc.
Investment Centers of America             Principal Financial Securities, INC.     Wall Street Financial Group
Investment Professionals                  Princor Financial Services Corp.         Walnut Street Securities, Inc.
Investors Capital Corporation             ProEquities, Inc.                        Waterford Investor Services, Inc.
Investors Security Co., Inc.              Professional Asset Management            Waterstone Financial Group, Inc.
ISG Equity Sales Corporation              Prospera Financial Services, Inc.        Wells Fargo Advisors Financial Network
J.J.B. Hilliard Lyons, Inc.               QA3 Financial Corp.                      LLC
J.P. Turner & Company, LLC                Quest Securities, Inc.                   Wells Fargo Advisors LLC
Janney Montgomery Scott, LLC.             Questar Capital Corporation              Wells Fargo Advisors LLC - Wealth
JMS Securities L.P.                       Rampart Financial Services Inc           Wells Fargo Investments, LLC
Key Investment Services LLC               Raymond James & Associates, Inc.         Westminster Financial Securities, Inc.
-------------------------------------------------------------------------------------------------------------------------

Weston Securities Corp.            World Choice Securities, Inc. Worth Financial Group, Inc
WFG Investments, Inc.              World Equity Group, Inc.      WRP Investments, Inc.
Woodbury Financial Services, Inc.  World Group Securities, Inc.
-------------------------------------------------------------------------------------------

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
 Prudential Annuities Life Assurance Corporation incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Prudential Annuities Life Assurance Corporation, One Corporate Drive, Shelton, CT 06484 or by calling 888-PRU-2888. We file periodic reports as required under the Securities Exchange Act of 1934. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-202-551-8090. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

 FINANCIAL STATEMENTS
 The financial statements of the Separate Account and Prudential Annuities Life Assurance Corporation are included in the Statement of Additional Information.

 HOW TO CONTACT US
 You can contact us by:
..   calling our Customer Service Team at 1-888-PRU-2888 during our normal business hours, or our telephone automated response system at
    1-800-766-4530.
..   writing to us via regular mail at Prudential Annuities - Variable
    Annuities, P.O. Box 7960, Philadelphia, PA 19176 OR for express mail Prudential Annuities - Variable Annuities, 2101 Welsh Road, Dresher, PA 19025. NOTE: Failure to send mail to the proper address may result in a delay in our receiving and processing your request.
..   sending an email to customerservice@prudential.com or visiting our Internet
    Website at WWW. PRUDENTIALANNUITIES.COM.
..   accessing information about your Annuity through our Internet Website at
    WWW. PRUDENTIALANNUITIES.COM.

 You can obtain account information by calling our automated response system and at WWW. PRUDENTIALANNUITIES.COM, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or your Financial Professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at WWW. PRUDENTIALANNUITIES.COM, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

 Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

 Prudential Annuities does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Prudential Annuities reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

 INDEMNIFICATION
 Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

 LEGAL PROCEEDINGS
 Prudential Annuities is subject to legal and regulatory actions in the ordinary course of its businesses, including class action lawsuits. Our pending legal and regulatory actions include proceedings specific to us and proceedings generally applicable to business practices in the industry in which we operate. We may be subject to class action lawsuits and other litigation alleging, among other things, that we made improper or inadequate disclosures in connection with the sale of annuity products or charged excessive or impermissible fees on these products, recommended unsuitable products to customers, mishandled customer accounts or breached fiduciary duties to customers. We are also subject to litigation arising out of our general business activities, such as our investments and contracts, and could be exposed to claims or litigation concerning certain business or process patents. Regulatory authorities from time to time make inquiries and conduct investigations and examinations relating particularly to us and our products. In addition, we, along with other participants in the business in which we engage, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of our pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of a litigation or regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain. The following is a summary of certain pending proceedings.

 Commencing in 2003, we received formal requests for information from the SEC and the New York Attorney General's Office ("NYAG") relating to market timing in variable annuities by certain American Skandia entities. In connection with these investigations, with the approval of Skandia, an offer was made by American Skandia to the SEC and NYAG, to settle these matters by paying restitution and a civil penalty. In April 2009, AST Investment Services, Inc., formerly named American Skandia

 Investment Services, Inc. ("ASISI"), reached a resolution of these previously disclosed investigations by the SEC and the NYAG into market timing related misconduct involving certain variable annuities. The settlements relate to conduct that generally occurred between January 1998 and September 2003. Prudential Financial, Inc. acquired ASISI from Skandia Insurance Company Ltd
 (publ) ("Skandia") in May 2003. Subsequent to the acquisition, we implemented controls, procedures and measures designed to protect customers from the types of activities involved in these investigations. These settlements resolve the investigations by the above named authorities into these matters, subject to the settlement terms. Under the terms of the settlements, ASISI has paid a total of $34 million in disgorgement and an additional $34 million as a civil money penalty into a Fair Fund administered by the SEC to compensate those harmed by the market timing related activities. Pursuant to the settlements, ASISI has retained, at its ongoing cost and expense, the services of an Independent Distribution consultant acceptable to the Staff of the SEC to develop a proposed plan for the distribution of Fair Fund amounts according to a methodology developed in consultation with and acceptable to the Staff. As part of these settlements, ASISI hired an independent third party which conducted a compliance review and issued a report of its findings and recommendations to ASISI's Board of Directors, the Audit Committee of the Advanced Series Trust Board of Trustees and the Staff of the SEC. In addition, ASISI has agreed, among other things, to continue to cooperate with the SEC and NYAG in any litigation, ongoing investigations or other proceedings relating to or arising from their investigations into these matters. Under the terms of the Acquisition Agreement pursuant to which Prudential Financial, Inc. acquired ASISI from Skandia, we were indemnified for the settlements.

 We have substantially completed a remediation program to correct errors in the administration of approximately 11,000 annuity contracts issued by us. The owners of these contracts did not receive notification that the contracts were approaching or past their designated annuitization date or default annuitization date (both dates referred to as the "contractual annuity date") and the contracts were not annuitized at their contractual annuity dates. Some of these contracts also were affected by data integrity errors resulting in incorrect contractual annuity dates. The lack of notice and the data integrity errors, as reflected on the annuities administrative system, all occurred before the acquisition of Prudential Annuities by Prudential Financial, Inc. (the "Acquisition"). We had previously advised Skandia that the remediation and administrative costs of the remediation program are subject to the indemnification provisions of the Acquisition Agreement. We have resolved our indemnification claims with Skandia.

 During the third quarter of 2004, we identified a system-generated, calculation error in our annuity contract administration system that existed prior to the Acquisition. This error related to the calculation of amounts due to customers for certain transactions subject to a market value adjustment upon the surrender or transfer of monies out of their annuity contract's fixed allocation options. The error resulted in an underpayment to policyholders, as well as additional anticipated costs to us associated with remediation breakage and other losses. Our consultants have developed the systems functionality to compute remediation amounts and are in the process of running the computations on affected contracts. We contacted state insurance regulators and commenced Phase I of our outreach to customers on November 12, 2007. Phase II commenced on June 6, 2008. Phase III commenced December 5,
 2008. Phase IV commenced June 12, 2009. Contracts requiring manual calculations will be remediated in smaller batches through the 4th quarter. We are exploring alternate methodologies for approximately 1,000 remaining contracts. We previously advised Skandia that a portion of the remediation and related administrative costs are subject to the indemnification provisions of the Acquisition Agreement. We resolved our indemnification claims with Skandia.

 Our litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, the outcomes cannot be predicted. It is possible that the results of operations or the cash flow of Prudential Annuities in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending in part, upon the results of operations or cash flow for such period. In light of the unpredictability of our litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on our financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on our financial position.

 CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION
 The following are the contents of the Statement of Additional Information:

 General Information about Prudential Annuities
   Prudential Annuities Life Assurance Corporation
   Prudential Annuities Life Assurance Corporation Variable Account B
   Prudential Annuities Life Assurance Corporation Separate Account D
 Principal Underwriter/Distributor - Prudential Annuities Distributors, Inc.
 How the Unit Price is Determined
 Additional Information on Fixed Allocations
   How We Calculate the Market Value Adjustment
 General Information
   Voting Rights
   Modification
   Deferral of Transactions
   Misstatement of Age or Sex
   Ending the Offer
 Annuitization
 Experts
 Legal Experts
 Financial Statements

     APPENDIX A - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B
                           ACCUMULATION UNIT VALUES

 Separate Account B consists of multiple Sub-accounts that are available as investment options for the Prudential Annuities' Annuities. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.

 UNIT PRICES AND NUMBERS OF UNITS: The following tables show for each Annuity:
 (a) the historical Unit Price, corresponding to the Annuity features bearing the highest and lowest combinations of asset-based charges*, as of the dates shown, for Units in each of the Sub-accounts of Separate Account B that are being offered pursuant to this Prospectus**; and (b) the number of Units outstanding for each such Sub-account as of the dates shown. The period for each year begins on January 1 and ends on December 31. Since November 18, 2002, we have been determining, on a daily basis, multiple Unit Prices for each Sub-account of Separate Account B. We compute multiple Unit Prices because several of our variable annuities invest in the same Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. When a Unit Price was first calculated for a particular Sub-account, we set the price of that Unit at $10.00 per Unit. Thereafter, Unit Prices vary based on market performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2010.

 * Note: While a unit price is reflected for the maximum combination of asset based charges for each Sub-account, not all Sub-accounts are available if you elect certain optional benefits.
 ** The remaining unit values appear in the Statement of Additional
    Information, which you may obtain free of charge by sending in the request form at the end of the Prospectus or contacting us at 1-888-PRU-2888.

                                    OPTIMUM
                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                   PROSPECTUS

          ACCUMULATION UNIT VALUES: WITH NO OPTIONAL BENEFITS (1.25%)

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST JPMORGAN INTERNATIONAL EQUITY PORTFOLIO
    01/01/2000 to 12/31/2000                           --            $8.99             33,897
    01/01/2001 to 12/31/2001                        $8.99            $6.86            136,976
    01/01/2002 to 12/31/2002                        $6.86            $5.53            153,652
    01/01/2003 to 12/31/2003                        $5.53            $7.13            362,254
    01/01/2004 to 12/31/2004                        $7.13            $8.24            553,542
    01/01/2005 to 12/31/2005                        $8.24            $9.04          1,051,555
    01/01/2006 to 12/31/2006                        $9.04           $10.96          1,002,727
    01/01/2007 to 12/31/2007                       $10.96           $11.84            985,495
    01/01/2008 to 12/31/2008                       $11.84            $6.85            614,606
    01/01/2009 to 12/31/2009                        $6.85            $9.20          1,827,855
---------------------------------------------------------------------------------------------------
AST INTERNATIONAL GROWTH PORTFOLIO
    01/01/2000 to 12/31/2000                           --           $18.68              6,782
    01/01/2001 to 12/31/2001                       $18.68           $14.10              5,277
    01/01/2002 to 12/31/2002                       $14.10           $10.35              7,064
    01/01/2003 to 12/31/2003                       $10.35           $14.32          1,166,396
    01/01/2004 to 12/31/2004                       $14.32           $16.42          1,953,908
    01/01/2005 to 12/31/2005                       $16.42           $18.90          2,113,594
    01/01/2006 to 12/31/2006                       $18.90           $22.58          1,664,525
    01/01/2007 to 12/31/2007                       $22.58           $26.55          1,428,930
    01/01/2008 to 12/31/2008                       $26.55           $13.05            942,837
    01/01/2009 to 12/31/2009                       $13.05           $17.43          1,310,930

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST INTERNATIONAL VALUE PORTFOLIO
    01/01/2000 to 12/31/2000                               --            $8.08             20,311
    01/01/2001 to 12/31/2001                            $8.08            $5.41             29,954
    01/01/2002 to 12/31/2002                            $5.41            $4.43             32,967
    01/01/2003 to 12/31/2003                            $4.43            $5.86             91,736
    01/01/2004 to 12/31/2004                            $5.86            $7.01            233,045
    01/01/2005 to 12/31/2005                            $7.01            $7.87            402,498
    01/01/2006 to 12/31/2006                            $7.87            $9.90            593,100
    01/01/2007 to 12/31/2007                            $9.90           $11.52            794,549
    01/01/2008 to 12/31/2008                           $11.52            $6.37            641,680
    01/01/2009 to 12/31/2009                            $6.37            $8.21          1,442,051
-------------------------------------------------------------------------------------------------------
AST SMALL-CAP GROWTH PORTFOLIO
    01/01/2000 to 12/31/2000                               --           $20.25                978
    01/01/2001 to 12/31/2001                           $20.25           $18.70              2,439
    01/01/2002 to 12/31/2002                           $18.70           $12.12              6,331
    01/01/2003 to 12/31/2003                           $12.12           $17.38            145,364
    01/01/2004 to 12/31/2004                           $17.38           $15.97            107,136
    01/01/2005 to 12/31/2005                           $15.97           $16.00            126,824
    01/01/2006 to 12/31/2006                           $16.00           $17.80            111,114
    01/01/2007 to 12/31/2007                           $17.80           $18.83            118,021
    01/01/2008 to 12/31/2008                           $18.83           $12.09            187,342
    01/01/2009 to 12/31/2009                           $12.09           $15.98            375,867
-------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN SMALL-CAP GROWTH PORTFOLIO
    01/01/2000 to 12/31/2000                               --            $9.17             35,743
    01/01/2001 to 12/31/2001                            $9.17            $6.48             41,602
    01/01/2002 to 12/31/2002                            $6.48            $4.71             44,611
    01/01/2003 to 12/31/2003                            $4.71            $6.86            258,089
    01/01/2004 to 12/31/2004                            $6.86            $7.41            293,384
    01/01/2005 to 12/31/2005                            $7.41            $7.35            267,925
    01/01/2006 to 12/31/2006                            $7.35            $7.82            344,893
    01/01/2007 to 12/31/2007                            $7.82            $9.17            382,635
    01/01/2008 to 12/31/2008                            $9.17            $5.20            242,993
    01/01/2009 to 12/31/2009                            $5.20            $6.30            809,394
-------------------------------------------------------------------------------------------------------
AST FEDERATED AGGRESSIVE GROWTH PORTFOLIO
    01/01/2000 to 12/31/2000                               --            $9.08                243
    01/01/2001 to 12/31/2001                            $9.08            $7.12             10,912
    01/01/2002 to 12/31/2002                            $7.12            $4.98             25,040
    01/01/2003 to 12/31/2003                            $4.98            $8.33            859,909
    01/01/2004 to 12/31/2004                            $8.33           $10.12          1,169,995
    01/01/2005 to 12/31/2005                           $10.12           $10.94          1,386,930
    01/01/2006 to 12/31/2006                           $10.94           $12.20          1,165,926
    01/01/2007 to 12/31/2007                           $12.20           $13.39          1,078,773
    01/01/2008 to 12/31/2008                           $13.39            $7.39            767,197
    01/01/2009 to 12/31/2009                            $7.39            $9.69          1,308,983
-------------------------------------------------------------------------------------------------------
AST MID-CAP VALUE PORTFOLIO
    01/01/2005 to 12/31/2005                           $11.63           $12.11            192,419
    01/01/2006 to 12/31/2006                           $12.11           $13.66            174,411
    01/01/2007 to 12/31/2007                           $13.66           $13.86            156,606
    01/01/2008 to 12/31/2008                           $13.86            $8.47            191,791
    01/01/2009 to 12/31/2009                            $8.47           $11.62            547,214

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST SMALL-CAP VALUE PORTFOLIO
    01/01/2000 to 12/31/2000                                --           $11.41             15,339
    01/01/2001 to 12/31/2001                            $11.41           $12.06             33,608
    01/01/2002 to 12/31/2002                            $12.06           $10.79             66,744
    01/01/2003 to 12/31/2003                            $10.79           $14.47            962,965
    01/01/2004 to 12/31/2004                            $14.47           $16.64          1,293,786
    01/01/2005 to 12/31/2005                            $16.64           $17.52          1,484,713
    01/01/2006 to 12/31/2006                            $17.52           $20.77          1,198,255
    01/01/2007 to 12/31/2007                            $20.77           $19.36          1,176,566
    01/01/2008 to 12/31/2008                            $19.36           $13.44            760,721
    01/01/2009 to 12/31/2009                            $13.44           $16.85            971,333
--------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO
    01/01/2000 to 12/31/2000                                --            $7.03              2,473
    01/01/2001 to 12/31/2001                             $7.03            $4.15             17,882
    01/01/2002 to 12/31/2002                             $4.15            $2.98             28,812
    01/01/2003 to 12/31/2003                             $2.98            $3.87          1,535,565
    01/01/2004 to 12/31/2004                             $3.87            $4.44          2,232,502
    01/01/2005 to 12/31/2005                             $4.44            $4.60          2,666,931
    01/01/2006 to 12/31/2006                             $4.60            $4.83          2,231,991
    01/01/2007 to 12/31/2007                             $4.83            $5.69          2,097,846
    01/01/2008 to 12/31/2008                             $5.69            $3.32          1,540,597
    01/01/2009 to 12/31/2009                             $3.32            $5.16          3,511,898
--------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN/LSV MID-CAP VALUE PORTFOLIO
    01/01/2000 to 12/31/2000                                --           $12.13             16,574
    01/01/2001 to 12/31/2001                            $12.13           $11.62             56,219
    01/01/2002 to 12/31/2002                            $11.62           $10.26             69,657
    01/01/2003 to 12/31/2003                            $10.26           $13.82            781,348
    01/01/2004 to 12/31/2004                            $13.82           $16.76          1,116,503
    01/01/2005 to 12/31/2005                            $16.76           $18.55          1,303,740
    01/01/2006 to 12/31/2006                            $18.55           $20.28          1,086,861
    01/01/2007 to 12/31/2007                            $20.28           $20.66            975,347
    01/01/2008 to 12/31/2008                            $20.66           $11.78            570,591
    01/01/2009 to 12/31/2009                            $11.78           $16.36            867,525
--------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE LARGE-CAP GROWTH PORTFOLIO
    01/01/2000 to 12/31/2000                                --            $8.46             97,356
    01/01/2001 to 12/31/2001                             $8.46            $7.12            106,762
    01/01/2002 to 12/31/2002                             $7.12            $4.86            106,056
    01/01/2003 to 12/31/2003                             $4.86            $5.93            263,698
    01/01/2004 to 12/31/2004                             $5.93            $6.19            326,194
    01/01/2005 to 12/31/2005                             $6.19            $7.12            512,014
    01/01/2006 to 12/31/2006                             $7.12            $7.43            608,747
    01/01/2007 to 12/31/2007                             $7.43            $7.94            919,355
    01/01/2008 to 12/31/2008                             $7.94            $4.66          1,074,328
    01/01/2009 to 12/31/2009                             $4.66            $7.06          3,806,238
--------------------------------------------------------------------------------------------------------
AST MFS GROWTH PORTFOLIO
    01/01/2000 to 12/31/2000                                --            $9.68              3,089
    01/01/2001 to 12/31/2001                             $9.68            $7.48             47,656
    01/01/2002 to 12/31/2002                             $7.48            $5.31            112,701
    01/01/2003 to 12/31/2003                             $5.31            $6.44            893,170
    01/01/2004 to 12/31/2004                             $6.44            $7.04            791,823
    01/01/2005 to 12/31/2005                             $7.04            $7.39          1,025,239
    01/01/2006 to 12/31/2006                             $7.39            $8.01            758,550
    01/01/2007 to 12/31/2007                             $8.01            $9.10            686,498
    01/01/2008 to 12/31/2008                             $9.10            $5.72            700,352
    01/01/2009 to 12/31/2009                             $5.72            $7.03          1,732,194

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST MARSICO CAPITAL GROWTH PORTFOLIO
    01/01/2000 to 12/31/2000                               --           $10.09            114,992
    01/01/2001 to 12/31/2001                           $10.09            $7.80            182,904
    01/01/2002 to 12/31/2002                            $7.80            $6.50            228,033
    01/01/2003 to 12/31/2003                            $6.50            $8.46          4,075,719
    01/01/2004 to 12/31/2004                            $8.46            $9.67          5,717,404
    01/01/2005 to 12/31/2005                            $9.67           $10.20          7,048,023
    01/01/2006 to 12/31/2006                           $10.20           $10.80          5,983,458
    01/01/2007 to 12/31/2007                           $10.80           $12.26          5,638,342
    01/01/2008 to 12/31/2008                           $12.26            $6.82          3,539,119
    01/01/2009 to 12/31/2009                            $6.82            $8.74          4,539,651
-------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN CORE VALUE PORTFOLIO
    01/01/2001 to 12/31/2001                               --           $10.05             18,453
    01/01/2002 to 12/31/2002                           $10.05            $8.61             82,054
    01/01/2003 to 12/31/2003                            $8.61           $10.91            453,569
    01/01/2004 to 12/31/2004                           $10.91           $12.28            603,508
    01/01/2005 to 12/31/2005                           $12.28           $12.79            635,233
    01/01/2006 to 12/31/2006                           $12.79           $15.33            815,109
    01/01/2007 to 12/31/2007                           $15.33           $14.60            776,427
    01/01/2008 to 12/31/2008                           $14.60            $8.38            424,531
    01/01/2009 to 12/31/2009                            $8.38           $10.24            788,524
-------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH & INCOME PORTFOLIO
    01/01/2000 to 12/31/2000                               --           $10.53             34,439
    01/01/2001 to 12/31/2001                           $10.53           $10.35            205,232
    01/01/2002 to 12/31/2002                           $10.35            $7.84            142,152
    01/01/2003 to 12/31/2003                            $7.84           $10.25          3,076,626
    01/01/2004 to 12/31/2004                           $10.25           $11.24          4,119,501
    01/01/2005 to 12/31/2005                           $11.24           $11.63          5,200,125
    01/01/2006 to 12/31/2006                           $11.63           $13.46          3,863,961
    01/01/2007 to 12/31/2007                           $13.46           $13.98          3,567,122
    01/01/2008 to 12/31/2008                           $13.98            $8.19          2,148,857
    01/01/2009 to 12/31/2009                            $8.19            $9.64          3,356,527
-------------------------------------------------------------------------------------------------------
AST LARGE-CAP VALUE PORTFOLIO
    01/01/2000 to 12/31/2000                               --           $10.32              8,596
    01/01/2001 to 12/31/2001                           $10.32            $9.31             44,212
    01/01/2002 to 12/31/2002                            $9.31            $7.59             44,419
    01/01/2003 to 12/31/2003                            $7.59            $8.99            204,589
    01/01/2004 to 12/31/2004                            $8.99           $10.25            417,314
    01/01/2005 to 12/31/2005                           $10.25           $10.77            694,885
    01/01/2006 to 12/31/2006                           $10.77           $12.60            680,203
    01/01/2007 to 12/31/2007                           $12.60           $12.07            680,350
    01/01/2008 to 12/31/2008                           $12.07            $6.97            649,783
    01/01/2009 to 12/31/2009                            $6.97            $8.23          1,032,590
-------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE GLOBAL BOND PORTFOLIO
    01/01/2000 to 12/31/2000                               --           $10.70                  0
    01/01/2001 to 12/31/2001                           $10.70           $10.84             16,390
    01/01/2002 to 12/31/2002                           $10.84           $12.32             36,987
    01/01/2003 to 12/31/2003                           $12.32           $13.73            289,862
    01/01/2004 to 12/31/2004                           $13.73           $14.73            657,913
    01/01/2005 to 12/31/2005                           $14.73           $13.89            938,587
    01/01/2006 to 12/31/2006                           $13.89           $14.58            836,914
    01/01/2007 to 12/31/2007                           $14.58           $15.79            874,210
    01/01/2008 to 12/31/2008                           $15.79           $15.21            536,127
    01/01/2009 to 12/31/2009                           $15.21           $16.84          1,081,396

                                                                                  Number of
                                              Accumulation     Accumulation      Accumulation
                                              Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                               Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------
AST LORD ABBETT BOND-DEBENTURE PORTFOLIO
    01/01/2000 to 12/31/2000                         --           $10.13                 425
    01/01/2001 to 12/31/2001                     $10.13           $10.30              16,628
    01/01/2002 to 12/31/2002                     $10.30           $10.22              43,077
    01/01/2003 to 12/31/2003                     $10.22           $11.98             814,135
    01/01/2004 to 12/31/2004                     $11.98           $12.71           1,012,739
    01/01/2005 to 12/31/2005                     $12.71           $12.69           1,294,706
    01/01/2006 to 12/31/2006                     $12.69           $13.76           1,196,608
    01/01/2007 to 12/31/2007                     $13.76           $14.42           1,051,089
    01/01/2008 to 12/31/2008                     $14.42           $10.93             929,322
    01/01/2009 to 12/31/2009                     $10.93           $14.52           1,689,546
-------------------------------------------------------------------------------------------------
AST PIMCO TOTAL RETURN BOND PORTFOLIO
    01/01/2000 to 12/31/2000                         --           $10.97              37,918
    01/01/2001 to 12/31/2001                     $10.97           $11.80             275,317
    01/01/2002 to 12/31/2002                     $11.80           $12.72             362,294
    01/01/2003 to 12/31/2003                     $12.72           $13.23           2,301,863
    01/01/2004 to 12/31/2004                     $13.23           $13.72           3,074,732
    01/01/2005 to 12/31/2005                     $13.72           $13.88           1,924,370
    01/01/2006 to 12/31/2006                     $13.88           $14.22           2,004,498
    01/01/2007 to 12/31/2007                     $14.22           $15.21           2,344,694
    01/01/2008 to 12/31/2008                     $15.21           $14.68           2,402,587
    01/01/2009 to 12/31/2009                     $14.68           $16.90          10,715,121
-------------------------------------------------------------------------------------------------
AST PIMCO LIMITED MATURITY BOND PORTFOLIO
    01/01/2000 to 12/31/2000                         --           $10.59               1,940
    01/01/2001 to 12/31/2001                     $10.59           $11.29             112,948
    01/01/2002 to 12/31/2002                     $11.29           $10.09              38,260
    01/01/2003 to 12/31/2003                     $10.09           $12.08             956,856
    01/01/2004 to 12/31/2004                     $12.08           $12.18           2,189,975
    01/01/2005 to 12/31/2005                     $12.18           $12.22           2,996,256
    01/01/2006 to 12/31/2006                     $12.22           $12.53           2,687,532
    01/01/2007 to 12/31/2007                     $12.53           $13.21           2,594,813
    01/01/2008 to 12/31/2008                     $13.21           $13.19           1,654,958
    01/01/2009 to 12/31/2009                     $13.19           $14.36           2,949,882
-------------------------------------------------------------------------------------------------
AST MONEY MARKET PORTFOLIO
    01/01/2000 to 12/31/2000                         --           $10.32              29,567
    01/01/2001 to 12/31/2001                     $10.32           $10.57             179,509
    01/01/2002 to 12/31/2002                     $10.57           $10.57             403,604
    01/01/2003 to 12/31/2003                     $10.57           $10.51           1,245,396
    01/01/2004 to 12/31/2004                     $10.51           $10.46           1,663,940
    01/01/2005 to 12/31/2005                     $10.46           $10.62           3,179,375
    01/01/2006 to 12/31/2006                     $10.62           $10.96           3,505,960
    01/01/2007 to 12/31/2007                     $10.96           $11.36           4,361,361
    01/01/2008 to 12/31/2008                     $11.36           $11.50           7,844,009
    01/01/2009 to 12/31/2009                     $11.50           $11.38           7,658,391
-------------------------------------------------------------------------------------------------
EVERGREEN VA INTERNATIONAL EQUITY FUND
    01/01/2003 to 12/31/2003                         --           $10.46              24,847
    01/01/2004 to 12/31/2004                     $10.46           $12.31              62,400
    01/01/2005 to 12/31/2005                     $12.31           $14.10             130,749
    01/01/2006 to 12/31/2006                     $14.10           $17.15             182,002
    01/01/2007 to 12/31/2007                     $17.15           $19.47             167,896
    01/01/2008 to 12/31/2008                     $19.47           $11.25             150,691
    01/01/2009 to 12/31/2009                     $11.25           $12.88             146,213

                                                                                       Number of
                                                   Accumulation     Accumulation      Accumulation
                                                   Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                    Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------
EVERGREEN VA OMEGA FUND
    01/01/2001 to 12/31/2001                              --            $9.04                   0
    01/01/2002 to 12/31/2002                           $9.04               --                   0
    01/01/2003 to 12/31/2003                              --            $9.21              15,743
    01/01/2004 to 12/31/2004                           $9.21            $9.75              26,849
    01/01/2005 to 12/31/2005                           $9.75           $10.00              18,356
    01/01/2006 to 12/31/2006                          $10.00           $10.47              19,700
    01/01/2007 to 12/31/2007                          $10.47           $11.58              38,907
    01/01/2008 to 12/31/2008                          $11.58            $8.32              68,712
    01/01/2009 to 12/31/2009                           $8.32           $11.83             117,760
------------------------------------------------------------------------------------------------------
AST AMERICAN CENTURY INCOME & GROWTH PORTFOLIO
    06/20/2005* to 12/31/2005                          $9.67            $9.79             626,417
    01/01/2006 to 12/31/2006                           $9.79           $11.30             579,491
    01/01/2007 to 12/31/2007                          $11.30           $11.15             493,545
    01/01/2008 to 12/31/2008                          $11.15            $7.18             440,398
    01/01/2009 to 12/31/2009                           $7.18            $8.35           1,506,808
------------------------------------------------------------------------------------------------------
AST CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                         $10.00           $10.01             403,183
    01/01/2006 to 12/31/2006                          $10.01           $11.24           4,226,992
    01/01/2007 to 12/31/2007                          $11.24           $12.18           5,738,690
    01/01/2008 to 12/31/2008                          $12.18            $7.82           6,696,087
    01/01/2009 to 12/31/2009                           $7.82            $9.68          31,792,069
------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO
    06/20/2005* to 12/31/2005                          $7.24            $8.00             771,461
    01/01/2006 to 12/31/2006                           $8.00            $9.01             697,877
    01/01/2007 to 12/31/2007                           $9.01           $10.88             971,242
    01/01/2008 to 12/31/2008                          $10.88            $6.10             610,828
    01/01/2009 to 12/31/2009                           $6.10            $7.82           1,281,862
------------------------------------------------------------------------------------------------------
AST PRESERVATION ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                         $10.00           $10.04             215,280
    01/01/2006 to 12/31/2006                          $10.04           $10.70             443,968
    01/01/2007 to 12/31/2007                          $10.70           $11.49             649,597
    01/01/2008 to 12/31/2008                          $11.49            $9.14           3,492,156
    01/01/2009 to 12/31/2009                           $9.14           $10.83          16,345,435
------------------------------------------------------------------------------------------------------
AST COHEN & STEERS REALTY PORTFOLIO
    06/20/2005* to 12/31/2005                         $23.60           $24.98             223,265
    01/01/2006 to 12/31/2006                          $24.98           $33.72             265,912
    01/01/2007 to 12/31/2007                          $33.72           $26.66             201,539
    01/01/2008 to 12/31/2008                          $26.66           $17.10             163,226
    01/01/2009 to 12/31/2009                          $17.10           $22.28             328,842
------------------------------------------------------------------------------------------------------
AST DEAM LARGE-CAP VALUE PORTFOLIO
    06/20/2005* to 12/31/2005                         $11.46           $12.07             242,790
    01/01/2006 to 12/31/2006                          $12.07           $14.51             524,592
    01/01/2007 to 12/31/2007                          $14.51           $14.50             421,188
    01/01/2008 to 12/31/2008                          $14.50            $8.98             486,765
    01/01/2009 to 12/31/2009                           $8.98           $10.49             858,302
------------------------------------------------------------------------------------------------------
AST BALANCED ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                         $10.00           $10.03              53,897
    01/01/2006 to 12/31/2006                          $10.03           $10.95           1,008,771
    01/01/2007 to 12/31/2007                          $10.95           $11.79           1,635,321
    01/01/2008 to 12/31/2008                          $11.79            $8.30           3,896,032
    01/01/2009 to 12/31/2009                           $8.30           $10.11          26,515,475

                                                                                   Number of
                                               Accumulation     Accumulation      Accumulation
                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------
AST WESTERN ASSET CORE PLUS BOND PORTFOLIO
    11/19/2007* to 12/31/2007                     $10.00            $9.98             48,832
    01/01/2008 to 12/31/2008                       $9.98            $9.35            677,200
    01/01/2009 to 12/31/2009                       $9.35           $10.30          2,726,911

 *  Denotes the start date of these sub-accounts

                                    OPTIMUM
                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                   PROSPECTUS

  ACCUMULATION UNIT VALUES: WITH HD GRO 60 BPS AND COMBO 5%/HAV 80 BPS OR GRO
                PLUS 2008 60 BPS AND COMBO 5%/HAV 80 BPS (2.65%)

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST JPMORGAN INTERNATIONAL EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                             $7.60           $10.15             9,545
--------------------------------------------------------------------------------------------------------
AST INTERNATIONAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                             $7.48            $9.75            27,547
--------------------------------------------------------------------------------------------------------
AST INTERNATIONAL VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                             $8.11           $10.46            44,606
--------------------------------------------------------------------------------------------------------
AST SMALL-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                             $7.46            $9.76             4,989
--------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN SMALL-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                             $6.84            $8.27             9,909
--------------------------------------------------------------------------------------------------------
AST FEDERATED AGGRESSIVE GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                             $7.01            $9.09            19,394
--------------------------------------------------------------------------------------------------------
AST MID-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                             $7.05            $9.30             8,401
--------------------------------------------------------------------------------------------------------
AST SMALL-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                             $7.42            $9.59            57,584
--------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                             $8.32           $11.11            17,908
--------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN/LSV MID-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                             $6.67            $8.99            13,800
--------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE LARGE-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                             $8.57           $11.25            13,227
--------------------------------------------------------------------------------------------------------
AST MFS GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                             $7.93            $9.58             7,736
--------------------------------------------------------------------------------------------------------
AST MARSICO CAPITAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                             $6.91            $8.75            37,494
--------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN CORE VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                             $6.07            $7.73            14,808
--------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH & INCOME PORTFOLIO
    05/01/2009 to 12/31/2009                             $6.64            $7.97             6,997
--------------------------------------------------------------------------------------------------------
AST LARGE-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                             $5.99            $7.55            12,659
--------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE GLOBAL BOND PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.71           $10.73            31,524

                                                                                       Number of
                                                   Accumulation     Accumulation      Accumulation
                                                   Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                    Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------
AST LORD ABBETT BOND-DEBENTURE PORTFOLIO
    05/01/2009 to 12/31/2009                           $8.89           $10.66            27,186
------------------------------------------------------------------------------------------------------
AST PIMCO TOTAL RETURN BOND PORTFOLIO
    05/01/2009 to 12/31/2009                          $10.49           $11.57           100,899
------------------------------------------------------------------------------------------------------
AST PIMCO LIMITED MATURITY BOND PORTFOLIO
    05/01/2009 to 12/31/2009                          $10.59           $11.07            27,342
------------------------------------------------------------------------------------------------------
AST MONEY MARKET PORTFOLIO
    05/01/2009 to 12/31/2009                          $10.32           $10.14           186,292
------------------------------------------------------------------------------------------------------
EVERGREEN VA INTERNATIONAL EQUITY FUND
    05/01/2009 to 12/31/2009                           $7.46            $9.41             2,694
------------------------------------------------------------------------------------------------------
EVERGREEN VA OMEGA FUND
    05/01/2009 to 12/31/2009                           $9.09           $11.76             1,366
------------------------------------------------------------------------------------------------------
AST WESTERN ASSET CORE PLUS BOND PORTFOLIO
    05/01/2009 to 12/31/2009                           $9.32            $9.99            50,536
------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2015
    05/01/2009 to 12/31/2009                           $9.96            $9.95                 0
------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2018
    05/01/2009 to 12/31/2009                           $9.92            $9.64                 0
------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2019
    05/01/2009 to 12/31/2009                           $9.91            $9.54                 0
------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2016
    05/01/2009 to 12/31/2009                           $9.94            $9.57             5,603
------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2020
    05/01/2009 to 12/31/2009                           $9.88            $9.21                 0
------------------------------------------------------------------------------------------------------
AST AMERICAN CENTURY INCOME & GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                           $6.70            $8.26            53,149
------------------------------------------------------------------------------------------------------
AST CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                           $7.48            $9.13           708,219
------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                           $8.41           $10.38             8,686
------------------------------------------------------------------------------------------------------
AST PRESERVATION ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                           $8.86           $10.22           159,770
------------------------------------------------------------------------------------------------------
AST COHEN & STEERS REALTY PORTFOLIO
    05/01/2009 to 12/31/2009                           $6.68           $10.04            39,209
------------------------------------------------------------------------------------------------------
AST DEAM LARGE-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                           $6.93            $8.71            23,375
------------------------------------------------------------------------------------------------------
AST BALANCED ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                           $7.97            $9.54           676,115

 *  Denotes the start date of these sub-accounts

                                  OPTIMUM FOUR
                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                   PROSPECTUS

          ACCUMULATION UNIT VALUES: WITH NO OPTIONAL BENEFITS (1.65%)

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST JPMORGAN INTERNATIONAL EQUITY PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.56           2,569,506
    01/01/2003 to 12/31/2003                            $8.56           $11.00           2,415,394
    01/01/2004 to 12/31/2004                           $11.00           $12.67           3,227,381
    01/01/2005 to 12/31/2005                           $12.67           $13.84           5,621,834
    01/01/2006 to 12/31/2006                           $13.84           $16.71           4,715,269
    01/01/2007 to 12/31/2007                           $16.71           $17.98           4,504,935
    01/01/2008 to 12/31/2008                           $17.98           $10.37           2,459,224
    01/01/2009 to 12/31/2009                           $10.37           $13.86           5,086,873
-------------------------------------------------------------------------------------------------------
AST INTERNATIONAL GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $9.72             835,523
    01/01/2003 to 12/31/2003                            $9.72           $13.39           5,547,558
    01/01/2004 to 12/31/2004                           $13.39           $15.30          11,265,469
    01/01/2005 to 12/31/2005                           $15.30           $17.54          12,141,521
    01/01/2006 to 12/31/2006                           $17.54           $20.87           9,628,446
    01/01/2007 to 12/31/2007                           $20.87           $24.43           8,347,423
    01/01/2008 to 12/31/2008                           $24.43           $11.96           6,129,240
    01/01/2009 to 12/31/2009                           $11.96           $15.91           6,854,079
-------------------------------------------------------------------------------------------------------
AST INTERNATIONAL VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.19             269,995
    01/01/2003 to 12/31/2003                            $8.19           $10.79           1,201,268
    01/01/2004 to 12/31/2004                           $10.79           $12.84           1,897,469
    01/01/2005 to 12/31/2005                           $12.84           $14.36           2,013,543
    01/01/2006 to 12/31/2006                           $14.36           $18.00           3,305,654
    01/01/2007 to 12/31/2007                           $18.00           $20.85           4,044,519
    01/01/2008 to 12/31/2008                           $20.85           $11.48           2,393,870
    01/01/2009 to 12/31/2009                           $11.48           $14.74           3,492,926
-------------------------------------------------------------------------------------------------------
AST SMALL-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $6.92           1,970,250
    01/01/2003 to 12/31/2003                            $6.92            $9.89           3,292,593
    01/01/2004 to 12/31/2004                            $9.89            $9.05           2,242,129
    01/01/2005 to 12/31/2005                            $9.05            $9.04           2,134,731
    01/01/2006 to 12/31/2006                            $9.04           $10.01           1,867,490
    01/01/2007 to 12/31/2007                           $10.01           $10.55           1,740,242
    01/01/2008 to 12/31/2008                           $10.55            $6.74           1,375,635
    01/01/2009 to 12/31/2009                            $6.74            $8.88           2,524,147
-------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN SMALL-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.67             639,695
    01/01/2003 to 12/31/2003                            $7.67           $11.13           1,682,193
    01/01/2004 to 12/31/2004                           $11.13           $11.98           1,618,719
    01/01/2005 to 12/31/2005                           $11.98           $11.83           1,385,431
    01/01/2006 to 12/31/2006                           $11.83           $12.53           1,174,654
    01/01/2007 to 12/31/2007                           $12.53           $14.63           1,215,825
    01/01/2008 to 12/31/2008                           $14.63            $8.27             768,282
    01/01/2009 to 12/31/2009                            $8.27            $9.97           1,585,215

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST FEDERATED AGGRESSIVE GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $7.64           1,255,415
    01/01/2003 to 12/31/2003                             $7.64           $12.74           3,085,373
    01/01/2004 to 12/31/2004                            $12.74           $15.42           4,808,453
    01/01/2005 to 12/31/2005                            $15.42           $16.60           5,464,855
    01/01/2006 to 12/31/2006                            $16.60           $18.43           4,641,175
    01/01/2007 to 12/31/2007                            $18.43           $20.16           4,026,646
    01/01/2008 to 12/31/2008                            $20.16           $11.08           2,977,983
    01/01/2009 to 12/31/2009                            $11.08           $14.46           3,702,808
--------------------------------------------------------------------------------------------------------
AST MID-CAP VALUE PORTFOLIO
    01/01/2005 to 12/31/2005                            $12.38           $12.83           1,988,251
    01/01/2006 to 12/31/2006                            $12.83           $14.42           1,907,063
    01/01/2007 to 12/31/2007                            $14.42           $14.57           1,540,522
    01/01/2008 to 12/31/2008                            $14.57            $8.87           1,381,269
    01/01/2009 to 12/31/2009                             $8.87           $12.11           2,137,413
--------------------------------------------------------------------------------------------------------
AST SMALL-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $9.30           6,141,523
    01/01/2003 to 12/31/2003                             $9.30           $12.42          10,183,346
    01/01/2004 to 12/31/2004                            $12.42           $14.22          10,785,030
    01/01/2005 to 12/31/2005                            $14.22           $14.91          11,285,282
    01/01/2006 to 12/31/2006                            $14.91           $17.61           9,098,178
    01/01/2007 to 12/31/2007                            $17.61           $16.34           8,130,632
    01/01/2008 to 12/31/2008                            $16.34           $11.30           6,242,966
    01/01/2009 to 12/31/2009                            $11.30           $14.11           6,242,625
--------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $7.97           1,273,118
    01/01/2003 to 12/31/2003                             $7.97           $10.31           3,027,057
    01/01/2004 to 12/31/2004                            $10.31           $11.80           4,375,813
    01/01/2005 to 12/31/2005                            $11.80           $12.16           5,391,424
    01/01/2006 to 12/31/2006                            $12.16           $12.71           4,189,111
    01/01/2007 to 12/31/2007                            $12.71           $14.92           3,918,725
    01/01/2008 to 12/31/2008                            $14.92            $8.69           2,808,881
    01/01/2009 to 12/31/2009                             $8.69           $13.42           5,868,356
--------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN/LSV MID-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $8.96           5,118,558
    01/01/2003 to 12/31/2003                             $8.96           $12.01           8,530,129
    01/01/2004 to 12/31/2004                            $12.01           $14.51          11,461,684
    01/01/2005 to 12/31/2005                            $14.51           $15.99          12,260,006
    01/01/2006 to 12/31/2006                            $15.99           $17.42           9,574,218
    01/01/2007 to 12/31/2007                            $17.42           $17.67           8,191,847
    01/01/2008 to 12/31/2008                            $17.67           $10.03           5,184,438
    01/01/2009 to 12/31/2009                            $10.03           $13.88           5,689,131
--------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE LARGE-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $7.46           1,869,353
    01/01/2003 to 12/31/2003                             $7.46            $9.08           2,098,873
    01/01/2004 to 12/31/2004                             $9.08            $9.44           2,378,881
    01/01/2005 to 12/31/2005                             $9.44           $10.81           3,925,742
    01/01/2006 to 12/31/2006                            $10.81           $11.23           4,132,529
    01/01/2007 to 12/31/2007                            $11.23           $11.96           5,137,246
    01/01/2008 to 12/31/2008                            $11.96            $6.99           4,437,756
    01/01/2009 to 12/31/2009                             $6.99           $10.54          10,159,519

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST MFS GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.58           2,930,432
    01/01/2003 to 12/31/2003                            $7.58            $9.16           4,784,269
    01/01/2004 to 12/31/2004                            $9.16            $9.97           4,529,834
    01/01/2005 to 12/31/2005                            $9.97           $10.43           5,915,443
    01/01/2006 to 12/31/2006                           $10.43           $11.25           4,572,301
    01/01/2007 to 12/31/2007                           $11.25           $12.73           3,902,210
    01/01/2008 to 12/31/2008                           $12.73            $7.98           3,159,245
    01/01/2009 to 12/31/2009                            $7.98            $9.75           4,944,538
-------------------------------------------------------------------------------------------------------
AST MARSICO CAPITAL GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.32          10,144,317
    01/01/2003 to 12/31/2003                            $8.32           $10.78          20,138,164
    01/01/2004 to 12/31/2004                           $10.78           $12.26          28,117,310
    01/01/2005 to 12/31/2005                           $12.26           $12.88          32,140,125
    01/01/2006 to 12/31/2006                           $12.88           $13.59          26,497,526
    01/01/2007 to 12/31/2007                           $13.59           $15.36          23,963,028
    01/01/2008 to 12/31/2008                           $15.36            $8.51          16,673,165
    01/01/2009 to 12/31/2009                            $8.51           $10.86          17,250,307
-------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN CORE VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.76           6,005,922
    01/01/2003 to 12/31/2003                            $8.76           $11.06           3,621,862
    01/01/2004 to 12/31/2004                           $11.06           $12.39           4,643,022
    01/01/2005 to 12/31/2005                           $12.39           $12.86           4,311,857
    01/01/2006 to 12/31/2006                           $12.86           $15.34           5,318,094
    01/01/2007 to 12/31/2007                           $15.34           $14.55           4,469,636
    01/01/2008 to 12/31/2008                           $14.55            $8.32           2,874,755
    01/01/2009 to 12/31/2009                            $8.32           $10.13           3,572,238
-------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH & INCOME PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.06           6,667,373
    01/01/2003 to 12/31/2003                            $8.06           $10.50          21,264,670
    01/01/2004 to 12/31/2004                           $10.50           $11.46          25,850,506
    01/01/2005 to 12/31/2005                           $11.46           $11.81          31,190,346
    01/01/2006 to 12/31/2006                           $11.81           $13.62          23,350,650
    01/01/2007 to 12/31/2007                           $13.62           $14.08          19,997,748
    01/01/2008 to 12/31/2008                           $14.08            $8.22          14,384,005
    01/01/2009 to 12/31/2009                            $8.22            $9.63          15,821,358
-------------------------------------------------------------------------------------------------------
AST LARGE-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.34           2,110,071
    01/01/2003 to 12/31/2003                            $8.34            $9.83           2,647,064
    01/01/2004 to 12/31/2004                            $9.83           $11.17           3,717,848
    01/01/2005 to 12/31/2005                           $11.17           $11.69           5,245,458
    01/01/2006 to 12/31/2006                           $11.69           $13.62           5,568,043
    01/01/2007 to 12/31/2007                           $13.62           $13.00           4,973,375
    01/01/2008 to 12/31/2008                           $13.00            $7.48           4,027,564
    01/01/2009 to 12/31/2009                            $7.48            $8.78           5,087,827
-------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE GLOBAL BOND PORTFOLIO
    01/01/2002 to 12/31/2002                               --           $11.34           1,739,313
    01/01/2003 to 12/31/2003                           $11.34           $12.59           2,962,471
    01/01/2004 to 12/31/2004                           $12.59           $13.45           4,717,822
    01/01/2005 to 12/31/2005                           $13.45           $12.64           6,261,824
    01/01/2006 to 12/31/2006                           $12.64           $13.21           6,093,700
    01/01/2007 to 12/31/2007                           $13.21           $14.24           6,452,566
    01/01/2008 to 12/31/2008                           $14.24           $13.67           4,228,137
    01/01/2009 to 12/31/2009                           $13.67           $15.07           6,337,072

                                                                                  Number of
                                              Accumulation     Accumulation      Accumulation
                                              Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                               Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------
AST LORD ABBETT BOND-DEBENTURE PORTFOLIO
    01/01/2002 to 12/31/2002                         --            $9.94           4,146,530
    01/01/2003 to 12/31/2003                      $9.94           $11.61           7,751,236
    01/01/2004 to 12/31/2004                     $11.61           $12.26           8,369,008
    01/01/2005 to 12/31/2005                     $12.26           $12.20          12,427,806
    01/01/2006 to 12/31/2006                     $12.20           $13.17          10,147,675
    01/01/2007 to 12/31/2007                     $13.17           $13.74           8,365,789
    01/01/2008 to 12/31/2008                     $13.74           $10.37           8,586,978
    01/01/2009 to 12/31/2009                     $10.37           $13.73          10,096,051
-------------------------------------------------------------------------------------------------
AST PIMCO TOTAL RETURN BOND PORTFOLIO
    01/01/2002 to 12/31/2002                         --           $10.57          20,544,075
    01/01/2003 to 12/31/2003                     $10.57           $10.95          26,287,388
    01/01/2004 to 12/31/2004                     $10.95           $11.31          33,208,757
    01/01/2005 to 12/31/2005                     $11.31           $11.40          22,436,395
    01/01/2006 to 12/31/2006                     $11.40           $11.63          21,700,661
    01/01/2007 to 12/31/2007                     $11.63           $12.39          21,645,194
    01/01/2008 to 12/31/2008                     $12.39           $11.91          20,478,277
    01/01/2009 to 12/31/2009                     $11.91           $13.65          59,442,486
-------------------------------------------------------------------------------------------------
AST PIMCO LIMITED MATURITY BOND PORTFOLIO
    01/01/2002 to 12/31/2002                         --           $10.34          11,274,642
    01/01/2003 to 12/31/2003                     $10.34           $10.51          15,242,856
    01/01/2004 to 12/31/2004                     $10.51           $10.55          21,299,789
    01/01/2005 to 12/31/2005                     $10.55           $10.54          28,031,651
    01/01/2006 to 12/31/2006                     $10.54           $10.76          22,394,558
    01/01/2007 to 12/31/2007                     $10.76           $11.31          20,392,150
    01/01/2008 to 12/31/2008                     $11.31           $11.24          15,403,578
    01/01/2009 to 12/31/2009                     $11.24           $12.19          19,779,745
-------------------------------------------------------------------------------------------------
AST MONEY MARKET PORTFOLIO
    01/01/2002 to 12/31/2002                         --            $9.96          36,255,772
    01/01/2003 to 12/31/2003                      $9.96            $9.86          32,730,501
    01/01/2004 to 12/31/2004                      $9.86            $9.78          29,870,585
    01/01/2005 to 12/31/2005                      $9.78            $9.88          42,442,274
    01/01/2006 to 12/31/2006                      $9.88           $10.16          46,325,237
    01/01/2007 to 12/31/2007                     $10.16           $10.48          56,111,128
    01/01/2008 to 12/31/2008                     $10.48           $10.57          91,319,625
    01/01/2009 to 12/31/2009                     $10.57           $10.42          66,786,776
-------------------------------------------------------------------------------------------------
EVERGREEN VA INTERNATIONAL EQUITY FUND
    01/01/2002 to 12/31/2002                         --            $8.15             113,389
    01/01/2003 to 12/31/2003                      $8.15           $11.65             189,143
    01/01/2004 to 12/31/2004                     $11.65           $13.66             414,631
    01/01/2005 to 12/31/2005                     $13.66           $15.59             689,816
    01/01/2006 to 12/31/2006                     $15.59           $18.88           1,081,552
    01/01/2007 to 12/31/2007                     $18.88           $21.35           1,401,663
    01/01/2008 to 12/31/2008                     $21.35           $12.29             984,931
    01/01/2009 to 12/31/2009                     $12.29           $14.01             668,798
-------------------------------------------------------------------------------------------------
EVERGREEN VA OMEGA FUND
    01/01/2002 to 12/31/2002                         --            $7.78              39,943
    01/01/2003 to 12/31/2003                      $7.78           $10.71             404,789
    01/01/2004 to 12/31/2004                     $10.71           $11.29             570,123
    01/01/2005 to 12/31/2005                     $11.29           $11.53             281,775
    01/01/2006 to 12/31/2006                     $11.53           $12.03             241,307
    01/01/2007 to 12/31/2007                     $12.03           $13.24             249,298
    01/01/2008 to 12/31/2008                     $13.24            $9.48             271,517
    01/01/2009 to 12/31/2009                      $9.48           $13.42             749,780

                                                                                       Number of
                                                   Accumulation     Accumulation      Accumulation
                                                   Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                    Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------
AST AMERICAN CENTURY INCOME & GROWTH PORTFOLIO
    06/20/2005* to 12/31/2005                         $11.78           $11.90           4,205,656
    01/01/2006 to 12/31/2006                          $11.90           $13.68           3,984,557
    01/01/2007 to 12/31/2007                          $13.68           $13.44           3,435,528
    01/01/2008 to 12/31/2008                          $13.44            $8.62           2,803,150
    01/01/2009 to 12/31/2009                           $8.62            $9.99           4,930,435
------------------------------------------------------------------------------------------------------
AST CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                         $10.00           $10.01           2,586,013
    01/01/2006 to 12/31/2006                          $10.01           $11.19          23,048,850
    01/01/2007 to 12/31/2007                          $11.19           $12.07          31,465,957
    01/01/2008 to 12/31/2008                          $12.07            $7.73          32,624,883
    01/01/2009 to 12/31/2009                           $7.73            $9.52         118,425,926
------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO
    06/20/2005* to 12/31/2005                         $10.98           $12.12           5,728,444
    01/01/2006 to 12/31/2006                          $12.12           $13.59           5,378,198
    01/01/2007 to 12/31/2007                          $13.59           $16.34           6,560,811
    01/01/2008 to 12/31/2008                          $16.34            $9.13           3,042,143
    01/01/2009 to 12/31/2009                           $9.13           $11.65           4,022,837
------------------------------------------------------------------------------------------------------
AST PRESERVATION ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                         $10.00           $10.04             115,215
    01/01/2006 to 12/31/2006                          $10.04           $10.66           3,303,256
    01/01/2007 to 12/31/2007                          $10.66           $11.40           7,359,596
    01/01/2008 to 12/31/2008                          $11.40            $9.02          24,830,005
    01/01/2009 to 12/31/2009                           $9.02           $10.65          82,197,582
------------------------------------------------------------------------------------------------------
AST COHEN & STEERS REALTY PORTFOLIO
    06/20/2005* to 12/31/2005                         $19.77           $20.88           3,749,124
    01/01/2006 to 12/31/2006                          $20.88           $28.08           3,925,105
    01/01/2007 to 12/31/2007                          $28.08           $22.11           2,254,421
    01/01/2008 to 12/31/2008                          $22.11           $14.12           1,741,032
    01/01/2009 to 12/31/2009                          $14.12           $18.32           2,154,565
------------------------------------------------------------------------------------------------------
AST DEAM LARGE-CAP VALUE PORTFOLIO
    06/20/2005* to 12/31/2005                         $12.81           $13.47           2,585,881
    01/01/2006 to 12/31/2006                          $13.47           $16.13           4,397,725
    01/01/2007 to 12/31/2007                          $16.13           $16.05           3,751,417
    01/01/2008 to 12/31/2008                          $16.05            $9.90           2,589,179
    01/01/2009 to 12/31/2009                           $9.90           $11.51           3,294,871
------------------------------------------------------------------------------------------------------
AST BALANCED ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                         $10.00           $10.03             685,724
    01/01/2006 to 12/31/2006                          $10.03           $10.90           7,315,279
    01/01/2007 to 12/31/2007                          $10.90           $11.70          12,873,620
    01/01/2008 to 12/31/2008                          $11.70            $8.20          24,018,186
    01/01/2009 to 12/31/2009                           $8.20            $9.95          97,458,970
------------------------------------------------------------------------------------------------------
AST WESTERN ASSET CORE PLUS BOND PORTFOLIO
    11/19/2007* to 12/31/2007                         $10.00            $9.98             213,630
    01/01/2008 to 12/31/2008                           $9.98            $9.30           4,064,760
    01/01/2009 to 12/31/2009                           $9.30           $10.21          12,750,275

 *  Denotes the start date of these sub-accounts

                                  OPTIMUM FOUR
                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                   PROSPECTUS

  ACCUMULATION UNIT VALUES: WITH HD GRO 60 BPS AND COMBO 5%/HAV 80 BPS OR GRO
                PLUS 2008 60 BPS AND COMBO 5%/HAV 80 BPS (3.05%)

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST JPMORGAN INTERNATIONAL EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.13           $13.50             6,659
--------------------------------------------------------------------------------------------------------
AST INTERNATIONAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.14           $13.18             2,490
--------------------------------------------------------------------------------------------------------
AST INTERNATIONAL VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.12           $13.01             2,413
--------------------------------------------------------------------------------------------------------
AST SMALL-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.01           $13.05             1,009
--------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN SMALL-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.93           $11.99             1,364
--------------------------------------------------------------------------------------------------------
AST FEDERATED AGGRESSIVE GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.98           $12.90             3,606
--------------------------------------------------------------------------------------------------------
AST MID-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.99           $13.14            12,399
--------------------------------------------------------------------------------------------------------
AST SMALL-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.98           $12.85               758
--------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.06           $13.39            10,087
--------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN/LSV MID-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.13           $13.62             1,324
--------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE LARGE-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.99           $13.07             5,649
--------------------------------------------------------------------------------------------------------
AST MFS GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.03           $12.07            12,013
--------------------------------------------------------------------------------------------------------
AST MARSICO CAPITAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.01           $12.63            10,541
--------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN CORE VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.10           $12.82               240
--------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH & INCOME PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.12           $12.12             5,259
--------------------------------------------------------------------------------------------------------
AST LARGE-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.06           $12.65               573
--------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE GLOBAL BOND PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.02           $11.03             7,216
--------------------------------------------------------------------------------------------------------
AST LORD ABBETT BOND-DEBENTURE PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.03           $12.00             1,494
--------------------------------------------------------------------------------------------------------
AST PIMCO TOTAL RETURN BOND PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.98           $10.98           109,219
--------------------------------------------------------------------------------------------------------
AST PIMCO LIMITED MATURITY BOND PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.99           $10.41            10,719
--------------------------------------------------------------------------------------------------------
AST MONEY MARKET PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.00            $9.80            61,155
--------------------------------------------------------------------------------------------------------
EVERGREEN VA INTERNATIONAL EQUITY FUND
    05/01/2009 to 12/31/2009                            $10.05           $12.65                96

                                                                                       Number of
                                                   Accumulation     Accumulation      Accumulation
                                                   Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                    Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------
EVERGREEN VA OMEGA FUND
    05/01/2009 to 12/31/2009                           $9.89           $12.76               471
------------------------------------------------------------------------------------------------------
AST WESTERN ASSET CORE PLUS BOND PORTFOLIO
    05/01/2009 to 12/31/2009                           $9.99           $10.68               608
------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2015
    05/01/2009 to 12/31/2009                           $9.96            $9.92                 0
------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2018
    05/01/2009 to 12/31/2009                           $9.92            $9.61                 0
------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2019
    05/01/2009 to 12/31/2009                           $9.91            $9.51                 0
------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2016
    05/01/2009 to 12/31/2009                           $9.94            $9.54            10,856
------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2020
    05/01/2009 to 12/31/2009                           $9.88            $9.19                 0
------------------------------------------------------------------------------------------------------
AST AMERICAN CENTURY INCOME & GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                          $10.08           $12.38            11,520
------------------------------------------------------------------------------------------------------
AST CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                          $10.04           $12.23            88,371
------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                           $9.98           $12.28             2,880
------------------------------------------------------------------------------------------------------
AST PRESERVATION ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                          $10.02           $11.53           117,847
------------------------------------------------------------------------------------------------------
AST COHEN & STEERS REALTY PORTFOLIO
    05/01/2009 to 12/31/2009                           $9.61           $14.41             3,009
------------------------------------------------------------------------------------------------------
AST DEAM LARGE-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                          $10.10           $12.67             3,083
------------------------------------------------------------------------------------------------------
AST BALANCED ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                          $10.02           $11.96           104,004

 *  Denotes the start date of these sub-accounts

                                  OPTIMUM PLUS
                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                   PROSPECTUS

          ACCUMULATION UNIT VALUES: WITH NO OPTIONAL BENEFITS (1.65%)

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST JPMORGAN INTERNATIONAL EQUITY PORTFOLIO
    01/01/2002 to 12/31/2002                           --            $8.56          2,569,506
    01/01/2003 to 12/31/2003                        $8.56           $11.00          2,415,394
    01/01/2004 to 12/31/2004                       $11.00           $12.67          3,227,381
    01/01/2005 to 12/31/2005                       $12.67           $13.84          5,621,834
    01/01/2006 to 12/31/2006                       $13.84           $16.71          4,715,269
    01/01/2007 to 12/31/2007                       $16.71           $17.98          4,504,935
    01/01/2008 to 12/31/2008                       $17.98           $10.37          2,459,224
    01/01/2009 to 12/31/2009                       $10.37           $13.86          5,086,873

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST INTERNATIONAL GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $9.72             835,523
    01/01/2003 to 12/31/2003                            $9.72           $13.39           5,547,558
    01/01/2004 to 12/31/2004                           $13.39           $15.30          11,265,469
    01/01/2005 to 12/31/2005                           $15.30           $17.54          12,141,521
    01/01/2006 to 12/31/2006                           $17.54           $20.87           9,628,446
    01/01/2007 to 12/31/2007                           $20.87           $24.43           8,347,423
    01/01/2008 to 12/31/2008                           $24.43           $11.96           6,129,240
    01/01/2009 to 12/31/2009                           $11.96           $15.91           6,854,079
-------------------------------------------------------------------------------------------------------
AST INTERNATIONAL VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.19             269,995
    01/01/2003 to 12/31/2003                            $8.19           $10.79           1,201,268
    01/01/2004 to 12/31/2004                           $10.79           $12.84           1,897,469
    01/01/2005 to 12/31/2005                           $12.84           $14.36           2,013,543
    01/01/2006 to 12/31/2006                           $14.36           $18.00           3,305,654
    01/01/2007 to 12/31/2007                           $18.00           $20.85           4,044,519
    01/01/2008 to 12/31/2008                           $20.85           $11.48           2,393,870
    01/01/2009 to 12/31/2009                           $11.48           $14.74           3,492,926
-------------------------------------------------------------------------------------------------------
AST SMALL-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $6.92           1,970,250
    01/01/2003 to 12/31/2003                            $6.92            $9.89           3,292,593
    01/01/2004 to 12/31/2004                            $9.89            $9.05           2,242,129
    01/01/2005 to 12/31/2005                            $9.05            $9.04           2,134,731
    01/01/2006 to 12/31/2006                            $9.04           $10.01           1,867,490
    01/01/2007 to 12/31/2007                           $10.01           $10.55           1,740,242
    01/01/2008 to 12/31/2008                           $10.55            $6.74           1,375,635
    01/01/2009 to 12/31/2009                            $6.74            $8.88           2,524,147
-------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN SMALL-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.67             639,695
    01/01/2003 to 12/31/2003                            $7.67           $11.13           1,682,193
    01/01/2004 to 12/31/2004                           $11.13           $11.98           1,618,719
    01/01/2005 to 12/31/2005                           $11.98           $11.83           1,385,431
    01/01/2006 to 12/31/2006                           $11.83           $12.53           1,174,654
    01/01/2007 to 12/31/2007                           $12.53           $14.63           1,215,825
    01/01/2008 to 12/31/2008                           $14.63            $8.27             768,282
    01/01/2009 to 12/31/2009                            $8.27            $9.97           1,585,215
-------------------------------------------------------------------------------------------------------
AST FEDERATED AGGRESSIVE GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.64           1,255,415
    01/01/2003 to 12/31/2003                            $7.64           $12.74           3,085,373
    01/01/2004 to 12/31/2004                           $12.74           $15.42           4,808,453
    01/01/2005 to 12/31/2005                           $15.42           $16.60           5,464,855
    01/01/2006 to 12/31/2006                           $16.60           $18.43           4,641,175
    01/01/2007 to 12/31/2007                           $18.43           $20.16           4,026,646
    01/01/2008 to 12/31/2008                           $20.16           $11.08           2,977,983
    01/01/2009 to 12/31/2009                           $11.08           $14.46           3,702,808
-------------------------------------------------------------------------------------------------------
AST MID-CAP VALUE PORTFOLIO
    01/01/2005 to 12/31/2005                           $12.38           $12.83           1,988,251
    01/01/2006 to 12/31/2006                           $12.83           $14.42           1,907,063
    01/01/2007 to 12/31/2007                           $14.42           $14.57           1,540,522
    01/01/2008 to 12/31/2008                           $14.57            $8.87           1,381,269
    01/01/2009 to 12/31/2009                            $8.87           $12.11           2,137,413

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST SMALL-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $9.30           6,141,523
    01/01/2003 to 12/31/2003                             $9.30           $12.42          10,183,346
    01/01/2004 to 12/31/2004                            $12.42           $14.22          10,785,030
    01/01/2005 to 12/31/2005                            $14.22           $14.91          11,285,282
    01/01/2006 to 12/31/2006                            $14.91           $17.61           9,098,178
    01/01/2007 to 12/31/2007                            $17.61           $16.34           8,130,632
    01/01/2008 to 12/31/2008                            $16.34           $11.30           6,242,966
    01/01/2009 to 12/31/2009                            $11.30           $14.11           6,242,625
--------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $7.97           1,273,118
    01/01/2003 to 12/31/2003                             $7.97           $10.31           3,027,057
    01/01/2004 to 12/31/2004                            $10.31           $11.80           4,375,813
    01/01/2005 to 12/31/2005                            $11.80           $12.16           5,391,424
    01/01/2006 to 12/31/2006                            $12.16           $12.71           4,189,111
    01/01/2007 to 12/31/2007                            $12.71           $14.92           3,918,725
    01/01/2008 to 12/31/2008                            $14.92            $8.69           2,808,881
    01/01/2009 to 12/31/2009                             $8.69           $13.42           5,868,356
--------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN/LSV MID-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $8.96           5,118,558
    01/01/2003 to 12/31/2003                             $8.96           $12.01           8,530,129
    01/01/2004 to 12/31/2004                            $12.01           $14.51          11,461,684
    01/01/2005 to 12/31/2005                            $14.51           $15.99          12,260,006
    01/01/2006 to 12/31/2006                            $15.99           $17.42           9,574,218
    01/01/2007 to 12/31/2007                            $17.42           $17.67           8,191,847
    01/01/2008 to 12/31/2008                            $17.67           $10.03           5,184,438
    01/01/2009 to 12/31/2009                            $10.03           $13.88           5,689,131
--------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE LARGE-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $7.46           1,869,353
    01/01/2003 to 12/31/2003                             $7.46            $9.08           2,098,873
    01/01/2004 to 12/31/2004                             $9.08            $9.44           2,378,881
    01/01/2005 to 12/31/2005                             $9.44           $10.81           3,925,742
    01/01/2006 to 12/31/2006                            $10.81           $11.23           4,132,529
    01/01/2007 to 12/31/2007                            $11.23           $11.96           5,137,246
    01/01/2008 to 12/31/2008                            $11.96            $6.99           4,437,756
    01/01/2009 to 12/31/2009                             $6.99           $10.54          10,159,519
--------------------------------------------------------------------------------------------------------
AST MFS GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $7.58           2,930,432
    01/01/2003 to 12/31/2003                             $7.58            $9.16           4,784,269
    01/01/2004 to 12/31/2004                             $9.16            $9.97           4,529,834
    01/01/2005 to 12/31/2005                             $9.97           $10.43           5,915,443
    01/01/2006 to 12/31/2006                            $10.43           $11.25           4,572,301
    01/01/2007 to 12/31/2007                            $11.25           $12.73           3,902,210
    01/01/2008 to 12/31/2008                            $12.73            $7.98           3,159,245
    01/01/2009 to 12/31/2009                             $7.98            $9.75           4,944,538
--------------------------------------------------------------------------------------------------------
AST MARSICO CAPITAL GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $8.32          10,144,317
    01/01/2003 to 12/31/2003                             $8.32           $10.78          20,138,164
    01/01/2004 to 12/31/2004                            $10.78           $12.26          28,117,310
    01/01/2005 to 12/31/2005                            $12.26           $12.88          32,140,125
    01/01/2006 to 12/31/2006                            $12.88           $13.59          26,497,526
    01/01/2007 to 12/31/2007                            $13.59           $15.36          23,963,028
    01/01/2008 to 12/31/2008                            $15.36            $8.51          16,673,165
    01/01/2009 to 12/31/2009                             $8.51           $10.86          17,250,307

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN CORE VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.76           6,005,922
    01/01/2003 to 12/31/2003                            $8.76           $11.06           3,621,862
    01/01/2004 to 12/31/2004                           $11.06           $12.39           4,643,022
    01/01/2005 to 12/31/2005                           $12.39           $12.86           4,311,857
    01/01/2006 to 12/31/2006                           $12.86           $15.34           5,318,094
    01/01/2007 to 12/31/2007                           $15.34           $14.55           4,469,636
    01/01/2008 to 12/31/2008                           $14.55            $8.32           2,874,755
    01/01/2009 to 12/31/2009                            $8.32           $10.13           3,572,238
-------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH & INCOME PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.06           6,667,373
    01/01/2003 to 12/31/2003                            $8.06           $10.50          21,264,670
    01/01/2004 to 12/31/2004                           $10.50           $11.46          25,850,506
    01/01/2005 to 12/31/2005                           $11.46           $11.81          31,190,346
    01/01/2006 to 12/31/2006                           $11.81           $13.62          23,350,650
    01/01/2007 to 12/31/2007                           $13.62           $14.08          19,997,748
    01/01/2008 to 12/31/2008                           $14.08            $8.22          14,384,005
    01/01/2009 to 12/31/2009                            $8.22            $9.63          15,821,358
-------------------------------------------------------------------------------------------------------
AST LARGE-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.34           2,110,071
    01/01/2003 to 12/31/2003                            $8.34            $9.83           2,647,064
    01/01/2004 to 12/31/2004                            $9.83           $11.17           3,717,848
    01/01/2005 to 12/31/2005                           $11.17           $11.69           5,245,458
    01/01/2006 to 12/31/2006                           $11.69           $13.62           5,568,043
    01/01/2007 to 12/31/2007                           $13.62           $13.00           4,973,375
    01/01/2008 to 12/31/2008                           $13.00            $7.48           4,027,564
    01/01/2009 to 12/31/2009                            $7.48            $8.78           5,087,827
-------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE GLOBAL BOND PORTFOLIO
    01/01/2002 to 12/31/2002                               --           $11.34           1,739,313
    01/01/2003 to 12/31/2003                           $11.34           $12.59           2,962,471
    01/01/2004 to 12/31/2004                           $12.59           $13.45           4,717,822
    01/01/2005 to 12/31/2005                           $13.45           $12.64           6,261,824
    01/01/2006 to 12/31/2006                           $12.64           $13.21           6,093,700
    01/01/2007 to 12/31/2007                           $13.21           $14.24           6,452,566
    01/01/2008 to 12/31/2008                           $14.24           $13.67           4,228,137
    01/01/2009 to 12/31/2009                           $13.67           $15.07           6,337,072
-------------------------------------------------------------------------------------------------------
AST LORD ABBETT BOND-DEBENTURE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $9.94           4,146,530
    01/01/2003 to 12/31/2003                            $9.94           $11.61           7,751,236
    01/01/2004 to 12/31/2004                           $11.61           $12.26           8,369,008
    01/01/2005 to 12/31/2005                           $12.26           $12.20          12,427,806
    01/01/2006 to 12/31/2006                           $12.20           $13.17          10,147,675
    01/01/2007 to 12/31/2007                           $13.17           $13.74           8,365,789
    01/01/2008 to 12/31/2008                           $13.74           $10.37           8,586,978
    01/01/2009 to 12/31/2009                           $10.37           $13.73          10,096,051
-------------------------------------------------------------------------------------------------------
AST PIMCO TOTAL RETURN BOND PORTFOLIO
    01/01/2002 to 12/31/2002                               --           $10.57          20,544,075
    01/01/2003 to 12/31/2003                           $10.57           $10.95          26,287,388
    01/01/2004 to 12/31/2004                           $10.95           $11.31          33,208,757
    01/01/2005 to 12/31/2005                           $11.31           $11.40          22,436,395
    01/01/2006 to 12/31/2006                           $11.40           $11.63          21,700,661
    01/01/2007 to 12/31/2007                           $11.63           $12.39          21,645,194
    01/01/2008 to 12/31/2008                           $12.39           $11.91          20,478,277
    01/01/2009 to 12/31/2009                           $11.91           $13.65          59,442,486

                                                                                       Number of
                                                   Accumulation     Accumulation      Accumulation
                                                   Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                    Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------
AST PIMCO LIMITED MATURITY BOND PORTFOLIO
    01/01/2002 to 12/31/2002                              --           $10.34          11,274,642
    01/01/2003 to 12/31/2003                          $10.34           $10.51          15,242,856
    01/01/2004 to 12/31/2004                          $10.51           $10.55          21,299,789
    01/01/2005 to 12/31/2005                          $10.55           $10.54          28,031,651
    01/01/2006 to 12/31/2006                          $10.54           $10.76          22,394,558
    01/01/2007 to 12/31/2007                          $10.76           $11.31          20,392,150
    01/01/2008 to 12/31/2008                          $11.31           $11.24          15,403,578
    01/01/2009 to 12/31/2009                          $11.24           $12.19          19,779,745
------------------------------------------------------------------------------------------------------
AST MONEY MARKET PORTFOLIO
    01/01/2002 to 12/31/2002                              --            $9.96          36,255,772
    01/01/2003 to 12/31/2003                           $9.96            $9.86          32,730,501
    01/01/2004 to 12/31/2004                           $9.86            $9.78          29,870,585
    01/01/2005 to 12/31/2005                           $9.78            $9.88          42,442,274
    01/01/2006 to 12/31/2006                           $9.88           $10.16          46,325,237
    01/01/2007 to 12/31/2007                          $10.16           $10.48          56,111,128
    01/01/2008 to 12/31/2008                          $10.48           $10.57          91,319,625
    01/01/2009 to 12/31/2009                          $10.57           $10.42          66,786,776
------------------------------------------------------------------------------------------------------
EVERGREEN VA INTERNATIONAL EQUITY FUND
    01/01/2002 to 12/31/2002                              --            $8.15             113,389
    01/01/2003 to 12/31/2003                           $8.15           $11.65             189,143
    01/01/2004 to 12/31/2004                          $11.65           $13.66             414,631
    01/01/2005 to 12/31/2005                          $13.66           $15.59             689,816
    01/01/2006 to 12/31/2006                          $15.59           $18.88           1,081,552
    01/01/2007 to 12/31/2007                          $18.88           $21.35           1,401,663
    01/01/2008 to 12/31/2008                          $21.35           $12.29             984,931
    01/01/2009 to 12/31/2009                          $12.29           $14.01             668,798
------------------------------------------------------------------------------------------------------
EVERGREEN VA OMEGA FUND
    01/01/2002 to 12/31/2002                              --            $7.78              39,943
    01/01/2003 to 12/31/2003                           $7.78           $10.71             404,789
    01/01/2004 to 12/31/2004                          $10.71           $11.29             570,123
    01/01/2005 to 12/31/2005                          $11.29           $11.53             281,775
    01/01/2006 to 12/31/2006                          $11.53           $12.03             241,307
    01/01/2007 to 12/31/2007                          $12.03           $13.24             249,298
    01/01/2008 to 12/31/2008                          $13.24            $9.48             271,517
    01/01/2009 to 12/31/2009                           $9.48           $13.42             749,780
------------------------------------------------------------------------------------------------------
AST AMERICAN CENTURY INCOME & GROWTH PORTFOLIO
    06/20/2005* to 12/31/2005                         $11.78           $11.90           4,205,656
    01/01/2006 to 12/31/2006                          $11.90           $13.68           3,984,557
    01/01/2007 to 12/31/2007                          $13.68           $13.44           3,435,528
    01/01/2008 to 12/31/2008                          $13.44            $8.62           2,803,150
    01/01/2009 to 12/31/2009                           $8.62            $9.99           4,930,435
------------------------------------------------------------------------------------------------------
AST CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                         $10.00           $10.01           2,586,013
    01/01/2006 to 12/31/2006                          $10.01           $11.19          23,048,850
    01/01/2007 to 12/31/2007                          $11.19           $12.07          31,465,957
    01/01/2008 to 12/31/2008                          $12.07            $7.73          32,624,883
    01/01/2009 to 12/31/2009                           $7.73            $9.52         118,425,926

                                                                                      Number of
                                                  Accumulation     Accumulation      Accumulation
                                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                   Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO
    06/20/2005* to 12/31/2005                        $10.98           $12.12           5,728,444
    01/01/2006 to 12/31/2006                         $12.12           $13.59           5,378,198
    01/01/2007 to 12/31/2007                         $13.59           $16.34           6,560,811
    01/01/2008 to 12/31/2008                         $16.34            $9.13           3,042,143
    01/01/2009 to 12/31/2009                          $9.13           $11.65           4,022,837
-----------------------------------------------------------------------------------------------------
AST PRESERVATION ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                        $10.00           $10.04             115,215
    01/01/2006 to 12/31/2006                         $10.04           $10.66           3,303,256
    01/01/2007 to 12/31/2007                         $10.66           $11.40           7,359,596
    01/01/2008 to 12/31/2008                         $11.40            $9.02          24,830,005
    01/01/2009 to 12/31/2009                          $9.02           $10.65          82,197,582
-----------------------------------------------------------------------------------------------------
AST COHEN & STEERS REALTY PORTFOLIO
    06/20/2005* to 12/31/2005                        $19.77           $20.88           3,749,124
    01/01/2006 to 12/31/2006                         $20.88           $28.08           3,925,105
    01/01/2007 to 12/31/2007                         $28.08           $22.11           2,254,421
    01/01/2008 to 12/31/2008                         $22.11           $14.12           1,741,032
    01/01/2009 to 12/31/2009                         $14.12           $18.32           2,154,565
-----------------------------------------------------------------------------------------------------
AST DEAM LARGE-CAP VALUE PORTFOLIO
    06/20/2005* to 12/31/2005                        $12.81           $13.47           2,585,881
    01/01/2006 to 12/31/2006                         $13.47           $16.13           4,397,725
    01/01/2007 to 12/31/2007                         $16.13           $16.05           3,751,417
    01/01/2008 to 12/31/2008                         $16.05            $9.90           2,589,179
    01/01/2009 to 12/31/2009                          $9.90           $11.51           3,294,871
-----------------------------------------------------------------------------------------------------
AST BALANCED ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                        $10.00           $10.03             685,724
    01/01/2006 to 12/31/2006                         $10.03           $10.90           7,315,279
    01/01/2007 to 12/31/2007                         $10.90           $11.70          12,873,620
    01/01/2008 to 12/31/2008                         $11.70            $8.20          24,018,186
    01/01/2009 to 12/31/2009                          $8.20            $9.95          97,458,970
-----------------------------------------------------------------------------------------------------
AST WESTERN ASSET CORE PLUS BOND PORTFOLIO
    11/19/2007* to 12/31/2007                        $10.00            $9.98             213,630
    01/01/2008 to 12/31/2008                          $9.98            $9.30           4,064,760
    01/01/2009 to 12/31/2009                          $9.30           $10.21          12,750,275

 *  Denotes the start date of these sub-accounts

                                  OPTIMUM PLUS
                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                   PROSPECTUS

  ACCUMULATION UNIT VALUES: WITH HD GRO 60 BPS AND COMBO 5%/HAV 80 BPS OR GRO
                PLUS 2008 60 BPS AND COMBO 5%/HAV 80 BPS (3.05%)

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST JPMORGAN INTERNATIONAL EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                       $10.13           $13.50            6,659
---------------------------------------------------------------------------------------------------
AST INTERNATIONAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                       $10.14           $13.18            2,490

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST INTERNATIONAL VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.12           $13.01             2,413
--------------------------------------------------------------------------------------------------------
AST SMALL-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.01           $13.05             1,009
--------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN SMALL-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.93           $11.99             1,364
--------------------------------------------------------------------------------------------------------
AST FEDERATED AGGRESSIVE GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.98           $12.90             3,606
--------------------------------------------------------------------------------------------------------
AST MID-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.99           $13.14            12,399
--------------------------------------------------------------------------------------------------------
AST SMALL-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.98           $12.85               758
--------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.06           $13.39            10,087
--------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN/LSV MID-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.13           $13.62             1,324
--------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE LARGE-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.99           $13.07             5,649
--------------------------------------------------------------------------------------------------------
AST MFS GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.03           $12.07            12,013
--------------------------------------------------------------------------------------------------------
AST MARSICO CAPITAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.01           $12.63            10,541
--------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN CORE VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.10           $12.82               240
--------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH & INCOME PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.12           $12.12             5,259
--------------------------------------------------------------------------------------------------------
AST LARGE-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.06           $12.65               573
--------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE GLOBAL BOND PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.02           $11.03             7,216
--------------------------------------------------------------------------------------------------------
AST LORD ABBETT BOND-DEBENTURE PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.03           $12.00             1,494
--------------------------------------------------------------------------------------------------------
AST PIMCO TOTAL RETURN BOND PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.98           $10.98           109,219
--------------------------------------------------------------------------------------------------------
AST PIMCO LIMITED MATURITY BOND PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.99           $10.41            10,719
--------------------------------------------------------------------------------------------------------
AST MONEY MARKET PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.00            $9.80            61,155
--------------------------------------------------------------------------------------------------------
EVERGREEN VA INTERNATIONAL EQUITY FUND
    05/01/2009 to 12/31/2009                            $10.05           $12.65                96
--------------------------------------------------------------------------------------------------------
EVERGREEN VA OMEGA FUND
    05/01/2009 to 12/31/2009                             $9.89           $12.76               471
--------------------------------------------------------------------------------------------------------
AST WESTERN ASSET CORE PLUS BOND PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.99           $10.68               608
--------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2015
    05/01/2009 to 12/31/2009                             $9.96            $9.92                 0
--------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2018
    05/01/2009 to 12/31/2009                             $9.92            $9.61                 0
--------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2019
    05/01/2009 to 12/31/2009                             $9.91            $9.51                 0

                                                                                       Number of
                                                   Accumulation     Accumulation      Accumulation
                                                   Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                    Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2016
    05/01/2009 to 12/31/2009                           $9.94            $9.54            10,856
------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2020
    05/01/2009 to 12/31/2009                           $9.88            $9.19                 0
------------------------------------------------------------------------------------------------------
AST AMERICAN CENTURY INCOME & GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                          $10.08           $12.38            11,520
------------------------------------------------------------------------------------------------------
AST CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                          $10.04           $12.23            88,371
------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                           $9.98           $12.28             2,880
------------------------------------------------------------------------------------------------------
AST PRESERVATION ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                          $10.02           $11.53           117,847
------------------------------------------------------------------------------------------------------
AST COHEN & STEERS REALTY PORTFOLIO
    05/01/2009 to 12/31/2009                           $9.61           $14.41             3,009
------------------------------------------------------------------------------------------------------
AST DEAM LARGE-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                          $10.10           $12.67             3,083
------------------------------------------------------------------------------------------------------
AST BALANCED ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                          $10.02           $11.96           104,004

 *  Denotes the start date of these sub-accounts

              APPENDIX B - CALCULATION OF OPTIONAL DEATH BENEFITS

 EXAMPLES OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT CALCULATION The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced Beneficiary Protection Optional Death Benefit is as follows:

 Growth    =      Account Value of variable        minus      purchase payments -
                investment options plus Interim             proportional withdrawals
                  Value of Fixed Allocations
                       (no MVA applies)

 Example with market increase
 Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the "Growth" under the Annuity.

                    Growth                           =                       $75,000 - [$50,000 - $0]
                                                     =                       $25,000

                    Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
                                                     =                       $25,000 * 0.40
                                                     =                       $10,000

                    Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
                                                     =                       $85,000

 Examples with market decline
 Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the "Growth" under the Annuity.

                    Growth                           =                       $45,000 - [$50,000 - $0]
                                                     =                       $-5,000

                    Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
                                                     NO BENEFIT IS PAYABLE

                    Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
                                                     =                       $50,000

 IN THIS EXAMPLE YOU WOULD RECEIVE NO ADDITIONAL BENEFIT FROM PURCHASING THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT.

 Example with market increase and withdrawals
 Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the "Growth" under the Annuity.

       Growth                   =              $90,000 - [$50,000 - ($50,000 * $15,000/$75,000)]
                                =              $90,000 - [$50,000 - $10,000]
                                =              $90,000 - $40,000
                                =              $50,000

       Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
                                =              $50,000 * 0.40
                                =              $20,000

       Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
                                =              $110,000

 EXAMPLES OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION
 The following are examples of how the Highest Anniversary Value Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

 Example with market increase and death before Death Benefit Target Date
 Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

 Example with withdrawals
 Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit.

                =    $90,000 - [$90,000 * $15,000/$75,000]
                =    $90,000 - $18,000
                =    $72,000

     Basic      =    max [$80,000, $50,000 - ($50,000 * $15,000/$75,000)]
     Death
     Benefit
                =    max [$80,000, $40,000]
                =    $80,000

     The Death Benefit therefore is $80,000.

 Example with death after Death Benefit Target Date
 Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus purchase payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

 Highest Anniversary Value    =    $80,000 + $15,000 - [($ 80,000 + $15,000) * $5,000/$70,000]
                              =    $80,000 + $15,000 - $6,786
                              =    $88,214

 Basic Death Benefit          =    max [$75,000, ($50,000 + $15,000) - {($50,000 + $15,000) * $5,000/$70,000}]
                              =    max [$75,000, $60,357]
                              =    $75,000

 The Death Benefit therefore is $88,214.

 EXAMPLES OF COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION
 The following are examples of how the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

 Example with market increase and death before Death Benefit Target Date
 Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the 7/th/ anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $75,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).

 Example with withdrawals
 Assume that the Owner made a withdrawal of $5,000 on the 6/th/ anniversary of the Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6/th/ anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the 7/th/ annuity year is equal to 5% of the Roll-Up Value as of the 6/th/ anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7/th/ anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2nd anniversary of the Issue Date was $70,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit.

 Roll-Up Value                =    {(67,005 - $3,350) - [($67,005 - $3,350) * $1,650/($45,000 - $3,350)]} * 1.05
                              =    ($63,655 - $2,522) * 1.05
                              =    $64,190

 Highest Anniversary Value    =    $70,000 - [$70,000 * $5,000/$45,000]
                              =    $70,000 - $7,778
                              =    $62,222

 Basic Death Benefit          =    max [$43,000, $50,000 - ($50,000 * $5,000/$45,000)]
                              =    max [$43,000, $44,444]
                              =    $44,444

 The Death Benefit therefore is $64,190.

 Example with death after Death Benefit Target Date
 Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner's 80/th/ birthday) is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit as of the Death Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

 Roll-Up Value                =    $81,445 + $15,000 - [($81,445 + 15,000) * $5,000/$70,000]
                              =    $81,445 + $15,000 - $6,889
                              =    $89,556

 Highest Anniversary Value    =    $85,000 + $15,000 - [($85,000 + 15,000) * $5,000/$70,000]
                              =    $85,000 + $15,000 - $7,143
                              =    $92,857

 Basic Death Benefit          =    max [$75,000, $50,000 + $15,000 - {(50,000 + $15,000) * $5,000/$70,000}]
                              =    max [$75,000, $60,357]
                              =    $75,000

 The Death Benefit therefore is $92,857.

 EXAMPLES OF HIGHEST DAILY VALUE DEATH BENEFIT CALCULATION
 The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date.

 Example with market increase and death before Death Benefit Target Date
 Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest Daily Value was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value or the basic Death Benefit. The Death Benefit would be the HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

 Example with withdrawals
 Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal) or the basic Death Benefit.

 Highest Daily Value    =    $90,000 - [$90,000 * $15,000/$75,000]
                        =    $90,000 - $18,000
                        =    $72,000

 Basic Death Benefit    =    max [$80,000, $50,000 - ($50,000 * $15,000/$75,000)]
                        =    max [$80,000, $40,000]
                        =    $80,000

 The Death Benefit therefore is $80,000.

       APPENDIX C - ADDITIONAL INFORMATION ON ASSET ALLOCATION PROGRAMS

 PROGRAM RULES
   . You can elect an asset allocation program provided by LPL Financial Corporation ("LPL"), the firm selling the Annuity. Under the program, the Sub-accounts for each asset class in each model portfolio are designated based on LPL's evaluation of available Sub-accounts. If you elect certain living benefits or the Highest Daily Value Death Benefit ("HDV"), you must enroll in one of the eligible model portfolios. Asset allocation is a sophisticated method of diversification that allocates assets among asset classes in order to manage investment risk and potentially enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss.

   . Prudential Annuities does not design the program or the models, and it is not responsible for the program or the models. Prudential Annuities does not provide investment advice and is responsible only for administering the model you select.

   . PLEASE SEE YOUR PROGRAM MATERIALS FOR A DETAILED DESCRIPTION OF LPL'S ASSET ALLOCATION PROGRAM INCLUDING THE AVAILABLE MODEL PORTFOLIOS. YOU CAN OBTAIN THESE MATERIALS FROM YOUR LPL FINANCIAL PROFESSIONAL.

 HOW THE ASSET ALLOCATION PROGRAM WORKS
   . Amounts will automatically be allocated in accordance with the percentages and to Sub-accounts indicated for the model portfolio that you choose with your LPL Financial Professional. If you allocate your Account Value or transfer your Account Value among any Sub-accounts that are outside of your model portfolio, we will allocate these amounts according to the allocation percentages of the applicable model portfolio upon the next rebalancing. You may only choose one model portfolio at a time. When you enroll in the asset allocation program and upon each rebalance thereafter, 100% of your Account Value allocated to the variable Sub-accounts will be allocated to the asset allocation program. Any Account Value not invested in the Sub-accounts will not be part of the program.

   . ADDITIONAL PURCHASE PAYMENTS: Unless otherwise requested, any additional Purchase Payments applied to the variable Sub-accounts in the Annuity will be allocated to the Sub-accounts according to the allocation percentages for the model portfolio you choose. Allocation of additional Purchase Payments outside of your model portfolio but into a Sub-account, will be reallocated according to the allocation percentages of the applicable model portfolio upon the next rebalancing.

   . REBALANCING YOUR MODEL PORTFOLIO: Changes in the value of the Sub-account will cause your Account Value allocated to the Sub-accounts to vary from the percentage allocations of the model portfolio you select. By selecting the asset allocation program, you have directed us to periodically (e.g., quarterly) rebalance your Account Value allocated to the Sub-accounts in accordance with the percentage allocations assigned to each Sub-account within your model portfolio at the time you elected the program or as later modified with your consent. Some asset allocation programs will only require that a rebalancing occur when the percent of your Account Value allocated to the Sub-accounts are outside of the acceptable range permitted under such asset allocation program. Note - Any Account Value not invested in the Sub-accounts will not be affected by any rebalance.

   . OWNER CHANGES IN CHOICE OF MODEL PORTFOLIO: Generally, you may change from the model portfolio that you have elected to any other currently available model portfolio at any time. The change will be implemented on the date we receive all required information in the manner that is then permitted or required. Restrictions and limitations may apply, see LPL program materials for details.

 TERMINATION OR MODIFICATION OF THE ASSET ALLOCATION PROGRAM:
   . You may request to terminate your asset allocation program at any time unless you have elected an optional benefit that requires that you maintain your Account Value in the asset allocation program. Any termination will be effective on the date that Prudential Annuities receives your termination request in good order. If you move your account from LPL to another firm, and you have elected one of the optional benefits mentioned above, then termination of your asset allocation program with LPL must coincide with enrollment in a then currently available and approved asset allocation program or other approved option. LPL reserves the right to terminate or modify the asset allocation program at any time. Prudential Annuities reserves the right to change the way in which we administer the program and to terminate our administration of the program.

 RESTRICTIONS ON ELECTING THE ASSET ALLOCATION:
   . You cannot participate in auto-rebalancing or a DCA program while enrolled in an asset allocation program. Upon election of an asset allocation program, Prudential Annuities will automatically terminate your enrollment in any auto-rebalancing or DCA program. Finally, Systematic Withdrawals can only be made as flat dollar amounts.

       APPENDIX D - SELECTING THE VARIABLE ANNUITY THAT'S RIGHT FOR YOU

 Prudential Annuities Life Assurance Corporation offers several deferred variable annuity products. Each annuity has different features and benefits that may be appropriate for you based on your individual financial situation and how you intend to use the annuity. Not all of these annuities may be available to you, depending on your state of residence and/or the broker-dealer through which your annuity was sold. You can verify which of these annuities is available to you by speaking to your Financial Professional or calling 1-888-PRU-2888.

 The different features and benefits may include variations on your ability to access funds in your Annuity without the imposition of a withdrawal charge as well as different ongoing fees and charges you pay to stay in the Annuity. Additionally, differences may exist on various optional benefits such as guaranteed living benefits or death benefit protection.

 Among the factors you should consider when choosing which annuity product may be most appropriate for your individual needs are the following:
..   Your age;
..   The amount of your investment and any planned future deposits into the
    Annuity;
..   How long you intend to hold the Annuity (also referred to as investment time horizon);
..   Your desire to make withdrawals from the Annuity; and the timing thereof;
..   Your investment return objectives;
..   The effect of optional benefits that may be elected,
..   The value of being able to "lock-in" growth in your Annuity after the initial withdrawal charge period for purposes of calculating the death benefit payable from the Annuity; and
..   Your desire to minimize costs and/or maximize return associated with the
    Annuity.

 The following chart outlines some of the different features for each sold through this prospectus. The availability of optional features, such as those noted in the chart, may increase the cost of the annuity. Therefore you should carefully consider which features you plan to use when selecting your annuity. You should also consider the investment objectives, risks, charges and expenses of an investment carefully before investing.

 In addition, the hypothetical illustrations below reflect the Account Value and surrender value of each variable annuity over a variety of holding periods. These charts are meant to reflect how your Annuities can grow or decrease depending on market conditions and the comparable value of each of the Annuities (which reflects the charges associated with the Annuities) under the assumptions noted.

 You can compare the costs of each Annuity by examining the section in this prospectus entitled "Summary of Contract Fees and Charges". For example, Optimum Plus has the highest contingent deferred sales charge ("CDSC") and has an Insurance charge/Distribution charge that is the same as the Insurance charge of Optimum Four (in Annuity Years 1-10). However, Optimum Plus offers purchase credits that the other Annuities do not. Optimum has the lowest Insurance Charge in Annuity Years 1-10, but does not offer purchase credits. Optimum Four has the same Insurance charge as the Insurance charge/Distribution charge of Optimum Plus (in Annuity Years 1-10), and offers the shortest CDSC period among the three Annuities. Optimum and Optimum Four offer Loyalty credits, whereas Optimum Plus does not offer such credits. As you can see, there are trade-offs associated with the costs and benefits provided by each of the Annuities. In choosing the Annuity to purchase, you should consider which features are most important to you, and whether the associated costs offer the greatest value to you.

 PRUDENTIAL ANNUITIES ANNUITY PRODUCT COMPARISON Below is a summary of Prudential Annuities' sold annuity products through this prospectus offered exclusively through LPL Financial Corporation. You should consider the investment objectives, risks, charges and expenses of an investment in any Annuity carefully before investing. The prospectus for the Annuities as well as the underlying portfolio prospectuses contain this and other information about the variable annuities and underlying investment options. Your registered Financial Professional can provide you with prospectuses for the Annuities and the underlying portfolios and can guide you through Selecting the Variable Annuity That's Right for You, and help you decide upon the Annuity that would be most advantageous for you given your individual needs. Please read the prospectuses carefully before investing. NOTE THAT NOT ALL OF THE OPTIONAL BENEFITS LISTED ARE CURRENTLY OFFERED.

                                        Optimum Four                                       Optimum
Minimum Investment                      $10,000                                     $1,000
-------------------------------------------------------------------------------------------------------------------------
Maximum Issue Age                       85                                          80
-------------------------------------------------------------------------------------------------------------------------
Contingent Deferred Sales               4 Years                                     8 Years
 Charge Schedule                        (8.5%, 8%, 7%, 6%)                          (7.5%, 7%, 6.5%, 6%, 5%, 4%,
                                                                                    3%, 2%)
-------------------------------------------------------------------------------------------------------------------------
Insurance and Distribution              1.65%                                       1.25% years 1-8;
 Charge                                                                             0.65% years 9+
-------------------------------------------------------------------------------------------------------------------------
Annual Maintenance Fee                  Lesser of $35 or                            Lesser of $35 or
                                        2% of Account Value* (if Account            2% of Account Value* (if Account
                                        Value is less than $100,000)                Value is less than $100,000)
-------------------------------------------------------------------------------------------------------------------------
Contract Credit                         Yes. Generally, we apply a                  Yes. Generally, we apply a
                                        Loyalty Credit to your Annuity's            Loyalty Credit to your Annuity's
                                        Account Value at the end of your            Account Value at the end of your
                                        fifth Annuity year (i.e., on your           fifth Annuity year (i.e., on your
                                        fifth Annuity Anniversary). The             fifth Annuity Anniversary). The
                                        Loyalty Credit is equal to 2.75%            Loyalty Credit is equal to 0.50%
                                        of total Purchase Payments made             of total Purchase Payments made
                                        during the first four contract years        during the first four contract years
                                        less the cumulative amount of               less the cumulative amount of
                                        withdrawals made (including the             withdrawals made (including the
                                        deduction of any CDSC amounts)              deduction of any CDSC amounts)
                                        through the fifth Annuity                   through the fifth Annuity
                                        Anniversary. (Above figures                 Anniversary. (Above figures
                                        applicable to new issues).                  applicable to new issues).
-------------------------------------------------------------------------------------------------------------------------
Fixed Allocation (early                 Fixed Allocation Available                  Fixed Allocation Available
 withdrawals are subject                (currently offering durations of:           (currently offering durations of:
 to a Market Value                      1,2,3,5,7,10 years)                         1,2,3,5,7,10 years)
 Adjustment)
-------------------------------------------------------------------------------------------------------------------------
Variable Investment                     See "Investment Options" section            See "Investment Options" section
 Options                                of Prospectus. Not all options              of Prospectus. Not all options
                                        available with certain optional             available with certain optional
                                        benefits.                                   benefits.
-------------------------------------------------------------------------------------------------------------------------
Basic Death Benefit                     The greater of: Purchase Payments           The greater of: Purchase Payments
                                        less proportional withdrawals or            less proportional withdrawals or
                                        account value (no MVA Applied).             account value (no MVA Applied).



-------------------------------------------------------------------------------------------------------------------------
Optional Death Benefits                 Enhanced Beneficiary Protection             EBP II,
 (for an additional cost)               (EBPII)                                     HDV,
                                        Highest Daily Value (HDV)                   HAV,
                                        Highest Anniversary Value (HAV)             Combo 5% Roll-up/HAV
                                        Combo 5% Roll Up/HAV
-------------------------------------------------------------------------------------------------------------------------
Living Benefits (for an                 GRO/GRO Plus, HD GRO,                       GRO/GRO Plus, HD GRO,
 additional cost)                       GMWB,                                       GMWB,
                                        GMIB,                                       GMIB,
                                        Lifetime Five, Spousal                      Lifetime Five, Spousal
                                        Lifetime Five,                              Lifetime Five,
                                        Highest Daily Lifetime Five,                Highest Daily Lifetime
                                        Highest Daily Lifetime Seven (and           Five, Highest Daily Lifetime
                                        spousal version) and "Plus"                 Seven (and spousal version) and
                                        versions                                    "Plus" versions
                                        GRO Plus II,                                GRO Plus II,
                                        HD GRO II,                                  HD GRO II,
                                        Highest Daily 6 Plus,                       Highest Daily 6 Plus,
                                        Spousal Highest Daily 6 Plus                Spousal Highest Daily 6 Plus
-------------------------------------------------------------------------------------------------------------------------
Annuity Rewards                         Available after initial withdrawal          Available after initial
                                        period                                      withdrawal period
-------------------------------------------------------------------------------------------------------------------------

                                        Optimum Plus
Minimum Investment                     $10,000
---------------------------------------------------------------------------
Maximum Issue Age                      75
---------------------------------------------------------------------------
Contingent Deferred Sales              10 Years
 Charge Schedule                       (9%, 9%, 8%, 7%, 6%, 5%, 4%,
                                       3%, 2%, 1%)
---------------------------------------------------------------------------
Insurance and Distribution             1.65% years 1-10;
 Charge                                0.65% years 11+
---------------------------------------------------------------------------
Annual Maintenance Fee                 Lesser of $35 or
                                       2% of Account Value

---------------------------------------------------------------------------
Contract Credit                        Yes. The amount of the credit
                                       applied to a Purchase Payment is
                                       based on the year the Purchase
                                       Payment is received, for the first 6
                                       years of the contract as follows:
                                       the credit percentages for each
                                       year, starting with the first, are
                                       6.50%, 5.00%, 4.00%, 3.00%,
                                       2.00%, and 1.00%. Recaptured in
                                       certain circumstances. (Above
                                       figures applicable to new issues).



---------------------------------------------------------------------------
Fixed Allocation (early                Fixed Allocation Available
 withdrawals are subject               (currently offering durations of:
 to a Market Value                     1,2,3,5,7,10 years)
 Adjustment)
---------------------------------------------------------------------------
Variable Investment                    See "Investment Options" section
 Options                               of Prospectus. Not all options
                                       available with certain optional
                                       benefits.
---------------------------------------------------------------------------
Basic Death Benefit                    The greater of: Purchase Payments
                                       less proportional withdrawals or
                                       account value (no MVA Applied)
                                       less an amount equal to the credits
                                       applied within the 12 months prior
                                       to date of death.
---------------------------------------------------------------------------
Optional Death Benefits                EBP II,
 (for an additional cost)              HDV,
                                       HAV,
                                       Combo 5% Roll-up/HAV

---------------------------------------------------------------------------
Living Benefits (for an                GRO/GRO Plus, HD GRO,
 additional cost)                      GMWB,
                                       GMIB,
                                       Lifetime Five, Spousal
                                       Lifetime Five,
                                       Highest Daily Lifetime
                                       Five, Highest Daily Lifetime
                                       Seven (and spousal version) and
                                       "Plus" versions
                                       GRO Plus II,
                                       HD GRO II,
                                       Highest Daily 6 Plus,
                                       Spousal Highest Daily 6 Plus
---------------------------------------------------------------------------
Annuity Rewards                        Available after initial
                                       withdrawal period
---------------------------------------------------------------------------

 The Account Value assumes no surrender, while the Surrender Value assumes a 100% surrender two days prior to the anniversary of the Issue Date of the Annuity ("Annuity Anniversary"), therefore reflecting the withdrawal charge applicable to that Annuity year. Note that a withdrawal on the Annuity Anniversary would be subject to the withdrawal charge applicable to the next Annuity year, which usually is lower. The values that you actually experience under an Annuity will be different than what is depicted here if any of the assumptions we make here differ from your circumstances, however the relative values for each product reflected below will remain the same. (We will provide you with a personalized illustration upon request).

 0% GROSS RATE OF RETURN

             ---------------------------------------------------------
                Optimum Four          Optimum          Optimum Plus
             ---------------------------------------------------------
             Net rate of return  Net rate of return Net rate of return
             All years  -2.66%   Yrs 1-8   -2.27%   Yrs 1-10  -2.66%
                                  Yrs 9+   -1.67%   Yrs 11+   -1.67%
             ---------------------------------------------------------
             Contract  Surrender Contract Surrender Contract Surrender
               Value     Value    Value     Value    Value     Value
         -------------------------------------------------------------
          1   97,344    88,844    97,739   90,239   103,672   94,672
         -------------------------------------------------------------
          2   94,718    86,718    95,489   88,489   100,877   91,877
         -------------------------------------------------------------
          3   92,161    85,161    93,290   86,790    98,156   90,156
         -------------------------------------------------------------
          4   89,673    83,673    91,141   85,141    95,508   88,508
         -------------------------------------------------------------
          5   87,251    87,251    89,040   84,040    92,931   86,931
         -------------------------------------------------------------
          6   87,570    87,570    87,476   83,476    90,422   85,422
         -------------------------------------------------------------
          7   85,204    85,204    85,459   82,459    87,980   83,980
         -------------------------------------------------------------
          8   82,901    82,901    83,487   81,487    85,603   82,603
         -------------------------------------------------------------
          9   80,660    80,660    82,054   82,054    83,289   81,289
         -------------------------------------------------------------
         10   78,478    78,478    80,647   80,647    81,037   80,037
         -------------------------------------------------------------
         11   76,354    76,354    79,263   79,263    79,645   79,645
         -------------------------------------------------------------
         12   74,286    74,286    77,902   77,902    78,278   78,278
         -------------------------------------------------------------
         13   72,274    72,274    76,564   76,564    76,933   76,933
         -------------------------------------------------------------
         14   70,315    70,315    75,249   75,249    75,612   75,612
         -------------------------------------------------------------
         15   68,409    68,409    73,955   73,955    74,312   74,312
         -------------------------------------------------------------
         16   66,553    66,553    72,683   72,683    73,034   73,034
         -------------------------------------------------------------
         17   64,746    64,746    71,433   71,433    71,778   71,778
         -------------------------------------------------------------
         18   62,988    62,988    70,203   70,203    70,542   70,542
         -------------------------------------------------------------
         19   61,277    61,277    68,994   68,994    69,327   69,327
         -------------------------------------------------------------
         20   59,611    59,611    67,805   67,805    68,133   68,133
         -------------------------------------------------------------
         21   57,989    57,989    66,636   66,636    66,958   66,958
         -------------------------------------------------------------
         22   56,411    56,411    65,486   65,486    65,803   65,803
         -------------------------------------------------------------
         23   54,875    54,875    64,356   64,356    64,668   64,668
         -------------------------------------------------------------
         24   53,379    53,379    63,245   63,245    63,551   63,551
         -------------------------------------------------------------
         25   51,924    51,924    62,152   62,152    62,454   62,454
         -------------------------------------------------------------

 ASSUMPTIONS:

 a. $100,000 initial investment

 b. Fund Expenses =1.03%

 c. No optional death benefits or living benefits elected

 d. Annuity was issued on or after February 13, 2006

 e. Surrender value assumes surrender 2 days before policy anniversary

 6% GROSS RATE OF RETURN

             ---------------------------------------------------------
                Optimum Four          Optimum          Optimum Plus
             ---------------------------------------------------------
             Net rate of return  Net rate of return Net rate of return
             All years   3.18%   Yrs 1-8    3.60%   Yrs 1-10   3.18%
                                  Yrs 9+    4.23%   Yrs 11+    4.23%
             ---------------------------------------------------------
             Contract  Surrender Contract Surrender Contract Surrender
               Value     Value    Value     Value    Value     Value
         -------------------------------------------------------------
          1   103,168    94,668  103,587    96,087  109,874   100,874
         -------------------------------------------------------------
          2   106,446    98,446  107,313   100,313  113,329   104,329
         -------------------------------------------------------------
          3   109,828   102,828  111,173   104,673  116,894   108,894
         -------------------------------------------------------------
          4   113,318   107,318  115,171   109,171  120,572   113,572
         -------------------------------------------------------------
          5   116,918   116,918  119,314   114,314  124,366   118,366
         -------------------------------------------------------------
          6   123,470   123,470  124,123   120,123  128,282   123,282
         -------------------------------------------------------------
          7   127,393   127,393  128,588   125,588  132,321   128,321
         -------------------------------------------------------------
          8   131,440   131,440  133,213   131,213  136,489   133,489
         -------------------------------------------------------------
          9   135,617   135,617  138,841   138,841  140,790   138,790
         -------------------------------------------------------------
         10   139,925   139,925  144,708   144,708  145,227   144,227
         -------------------------------------------------------------
         11   144,371   144,371  150,824   150,824  151,324   151,324
         -------------------------------------------------------------
         12   148,958   148,958  157,198   157,198  157,683   157,683
         -------------------------------------------------------------
         13   153,691   153,691  163,842   163,842  164,310   164,310
         -------------------------------------------------------------
         14   158,574   158,574  170,767   170,767  171,218   171,218
         -------------------------------------------------------------
         15   163,612   163,612  177,984   177,984  178,418   178,418
         -------------------------------------------------------------
         16   168,810   168,810  185,506   185,506  185,922   185,922
         -------------------------------------------------------------
         17   174,174   174,174  193,346   193,346  193,743   193,743
         -------------------------------------------------------------
         18   179,708   179,708  201,517   201,517  201,895   201,895
         -------------------------------------------------------------
         19   185,418   185,418  210,034   210,034  210,391   210,391
         -------------------------------------------------------------
         20   191,309   191,309  218,911   218,911  219,246   219,246
         -------------------------------------------------------------
         21   197,387   197,387  228,162   228,162  228,476   228,476
         -------------------------------------------------------------
         22   203,658   203,658  237,805   237,805  238,095   238,095
         -------------------------------------------------------------
         23   210,129   210,129  247,856   247,856  248,121   248,121
         -------------------------------------------------------------
         24   216,805   216,805  258,331   258,331  258,571   258,571
         -------------------------------------------------------------
         25   223,694   223,694  269,248   269,248  269,463   269,463
         -------------------------------------------------------------

 ASSUMPTIONS:

 a. $100,000 initial investment

 b. Fund Expenses = 1.03%

 c. No optional death benefits or living benefits elected

 d. Annuity was issued on or after February 13, 2006

 e. Surrender value assumes surrender 2 days before policy anniversary

 10% GROSS RATE OF RETURN

             ---------------------------------------------------------
                Optimum Four          Optimum          Optimum Plus
             ---------------------------------------------------------
             Net rate of return  Net rate of return Net rate of return
             All years   7.07%   Yrs 1-8    7.51%   Yrs 1-10   7.07%
                                  Yrs 9+    8.16%   Yrs 11+    8.16%
             ---------------------------------------------------------
             Contract  Surrender Contract Surrender Contract Surrender
               Value     Value    Value     Value    Value     Value
         -------------------------------------------------------------
          1   107,051    98,551  107,485    99,985  114,009   105,009
         -------------------------------------------------------------
          2   114,620   106,620  115,553   108,553  122,033   113,033
         -------------------------------------------------------------
          3   122,724   115,724  124,226   117,726  130,624   122,624
         -------------------------------------------------------------
          4   131,402   125,402  133,551   127,551  139,822   132,822
         -------------------------------------------------------------
          5   140,693   140,693  143,576   138,576  149,671   143,671
         -------------------------------------------------------------
          6   153,585   153,585  154,890   150,890  160,217   155,217
         -------------------------------------------------------------
          7   164,444   164,444  166,516   163,516  171,508   167,508
         -------------------------------------------------------------
          8   176,071   176,071  179,015   177,015  183,597   180,597
         -------------------------------------------------------------
          9   188,521   188,521  193,619   193,619  196,541   194,541
         -------------------------------------------------------------
         10   201,851   201,851  209,417   209,417  210,400   209,400
         -------------------------------------------------------------
         11   216,123   216,123  226,504   226,504  227,524   227,524
         -------------------------------------------------------------
         12   231,404   231,404  244,985   244,985  246,050   246,050
         -------------------------------------------------------------
         13   247,766   247,766  264,974   264,974  266,088   266,088
         -------------------------------------------------------------
         14   265,285   265,285  286,594   286,594  287,762   287,762
         -------------------------------------------------------------
         15   284,043   284,043  309,979   309,979  311,203   311,203
         -------------------------------------------------------------
         16   304,126   304,126  335,271   335,271  336,558   336,558
         -------------------------------------------------------------
         17   325,630   325,630  362,627   362,627  363,981   363,981
         -------------------------------------------------------------
         18   348,654   348,654  392,215   392,215  393,642   393,642
         -------------------------------------------------------------
         19   373,307   373,307  424,217   424,217  425,722   425,722
         -------------------------------------------------------------
         20   399,702   399,702  458,831   458,831  460,421   460,421
         -------------------------------------------------------------
         21   427,964   427,964  496,268   496,268  497,950   497,950
         -------------------------------------------------------------
         22   458,224   458,224  536,761   536,761  538,542   538,542
         -------------------------------------------------------------
         23   490,623   490,623  580,557   580,557  582,446   582,446
         -------------------------------------------------------------
         24   525,314   525,314  627,927   627,927  629,932   629,932
         -------------------------------------------------------------
         25   562,457   562,457  679,162   679,162  681,292   681,292
         -------------------------------------------------------------

 ASSUMPTIONS:

 a. $100,000 initial investment

 b. Fund Expenses =1.03%

 c. No optional death benefits or living benefits elected

 d. Annuity was issued on or after February 13, 2006

 e. Surrender value assumes surrender 2 days before policy anniversary

     APPENDIX E - FORMULA UNDER HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT

 We set out below the current formula under which we may transfer amounts between the variable investment options and the Benefit Fixed Rate Account. Upon your election of Highest Daily Lifetime Five, we will not alter the formula that applies to your Annuity. However, as discussed in the "Living Benefits" section, we reserve the right to modify this formula with respect to those who elect Highest Daily Lifetime Five in the future.

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:
   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Five benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

   .   L - the target value as of the current Valuation Day.

   .   r - the target ratio.

   . a - the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factors that we use currently are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3%. Each number in the table "a" factors (which appears below) represents a factor, which when multiplied by the Highest Daily Annual Income Amount, projects our total liability for the purpose of asset transfers under the guarantee.

   . Q - age based factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factor is currently set equal to 1.

   .   V - the total value of all Permitted Sub-accounts in the Annuity.

   .   F - the total value of all Benefit Fixed Rate Account allocations.

   . I - the income value prior to the first withdrawal. The income value is equal to what the Highest Daily Annual Income Amount would be if the first withdrawal were taken on the date of calculation. After the first withdrawal the income value equals the greater of the Highest Daily Annual Income Amount, the quarterly step-up amount times the annual income percentage, and the Account Value times the annual income percentage.

   .   T - the amount of a transfer into or out of the Benefit Fixed Rate
       Account.

   . I% - annual income amount percentage. This factor is established on the Effective Date and is not changed for the life of the guarantee. Currently, this percentage is equal to 5%

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

       L = I * Q * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

                      Target Ratio r    =    (L - F) / V.

       . If r ((greater than)) C\\u\\, assets in the Permitted Sub-accounts are transferred to Benefit Fixed Rate Account.

       . If r ((less than)) C\\l\\, and there are currently assets in the Benefit Fixed Rate Account (F ((greater than)) 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

 The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    {Min(V, [L - F - V * C\\t\\] / (1-C\\t\\))}    T(greater than)0, Money moving from the Permitted
                                                          Sub-accounts to the Benefit Fixed Rate Account
 T    =    {Min(F, [L - F - V * C\\t\\] / (1-C\\t\\))}    T(less than)0, Money moving from the Benefit Fixed Rate
                                                          Account to the Permitted Sub-accounts]

 EXAMPLE:
 MALE AGE 65 CONTRIBUTES $100,000 INTO THE PERMITTED SUB ACCOUNTS AND THE VALUE DROPS TO $92,300 DURING YEAR ONE, END OF DAY ONE. A TABLE OF VALUES FOR "A" APPEARS BELOW.

 TARGET VALUE CALCULATION:

                         L    =    I * Q * a
                              =    5000.67 * 1 * 15.34
                              =    76,710.28

 TARGET RATIO:

                     r    =    (L - F) / V
                          =    (76,710.28 - 0) / 92,300.00
                          =    83.11%

 SINCE R ((GREATER THAN)) CU (BECAUSE 83.11% (GREATER THAN) 83%) A TRANSFER INTO THE BENEFIT FIXED RATE ACCOUNT OCCURS.

 T    =    { Min ( V, [ L - F - V * Ct] / ( 1 - Ct))}
      =    { Min ( 92,300.00, [ 76,710.28 - 0 - 92,300.00 * 0.80] / ( 1 - 0.80))}
      =    { Min ( 92,300.00, 14,351.40 )}
      =    14,351.40

                  FORMULA FOR CONTRACTS WITH 90% CAP FEATURE
                           TARGET VALUE CALCULATION:

 On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

       L = I * Q * a

 If you elect this feature, the following replaces the "Transfer Calculation" above.

 TRANSFER CALCULATION:
 The following formula, which is set on the effective date of this feature and is not changed for the life of the guarantee, determines when a transfer is required: On the effective date of this feature (and only on the effective date of this feature), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the Benefit Fixed Rate
 Account:

       If (F / (V + F) (greater than) .90) then T = F - (V + F) * .90

 If T is greater than $0 as described above, then an amount equal to T is transferred from the Benefit Fixed Rate Account and allocated to the permitted Sub-accounts, no additional transfer calculations are performed on the effective date, and future transfers to the Benefit Fixed Rate Account will not occur at least until there is first a transfer out of the Benefit Fixed Rate Account.

 On each Valuation Day thereafter (including the effective date of this feature provided F / (V + F) (less than) = .90), the following asset transfer calculation is performed

                      Target Ratio r    =    (L - F) / V

       . If r (greater than) C\\u\\, assets in the Permitted Sub-accounts are transferred to the Benefit Fixed Rate Account (subject to the 90% cap rule described above).

       . If r (less than) C\\l\\ and there are currently assets in the Benefit Fixed Rate Account (F (greater than) 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

 The following formula, which is set on the Effective Date of this feature and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    Min (MAX (0, (0.90 * (V + F)) - F), [L - F - V *    Money is transferred from the elected Permitted
           C\\t\\] / (1 - C\\t\\))                             Sub-accounts to Benefit Fixed Rate Account
 T    =    Min (F, - [L - F - V * C\\t\\] / (1 - C\\t\\)),     Money is transferred from the Benefit Fixed Rate
                                                               Account to the Permitted Sub-accounts

                 AGE 65 "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

       Months
 Years   1      2     3     4     5     6     7     8     9    10    11    12
 ----- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
   1   15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
   2   14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
   3   14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
   4   14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
   5   13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
   6   13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
   7   12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
   8   12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
   9   11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
  10   11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
  11   10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
  12   10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
  13   10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
  14    9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
  15    9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
  16    8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
  17    8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
  18    8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
  19    7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
  20    7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
  21    6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
  22    6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
  23    6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
  24    5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
  25    5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
  26    5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
  27    4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
  28    4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
  29    4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
  30    4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06
  31    4.04   4.02  4.00  3.98  3.97  3.95  3.93  3.91  3.90  3.88  3.86  3.84
  32    3.83   3.81  3.79  3.78  3.76  3.74  3.72  3.71  3.69  3.67  3.66  3.64
  33    3.62   3.61  3.59  3.57  3.55  3.54  3.52  3.50  3.49  3.47  3.45  3.44
  34    3.42   3.40  3.39  3.37  3.35  3.34  3.32  3.30  3.29  3.27  3.25  3.24
  35    3.22   3.20  3.18  3.17  3.15  3.13  3.12  3.10  3.08  3.07  3.05  3.03
  36    3.02   3.00  2.98  2.96  2.95  2.93  2.91  2.90  2.88  2.86  2.85  2.83
  37    2.81   2.79  2.78  2.76  2.74  2.73  2.71  2.69  2.68  2.66  2.64  2.62
  38    2.61   2.59  2.57  2.56  2.54  2.52  2.51  2.49  2.47  2.45  2.44  2.42
  39    2.40   2.39  2.37  2.35  2.34  2.32  2.30  2.29  2.27  2.25  2.24  2.22
  40    2.20   2.19  2.17  2.15  2.14  2.12  2.11  2.09  2.07  2.06  2.04  2.02
  41    2.01   1.84  1.67  1.51  1.34  1.17  1.00  0.84  0.67  0.50  0.33  0.17

 * The values set forth in this table are applied to all ages, and apply whether or not the 90% cap is elected.

   APPENDIX F - ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE
                                  DEPARTMENT

                   Optimum Four NY        Optimum NY         Optimum Plus NY
 Minimum         $10,000              $1,000               $10,000
  Investment
 ------------------------------------------------------------------------------
 Maximum Issue   Annuitant 85         Annuitant 85         Annuitant 85
  Age            Oldest Owner 85      Oldest Owner 80      Oldest Owner 75
 ------------------------------------------------------------------------------
 Contingent      4 Years              7 Years              10 Years
  Deferred       (7%, 6%, 5%, 4%)     (7%, 6%, 5%, 4%,     (9%, 9%, 8%, 7%,
  Sales Charge   (Applied to          3%, 2%, 1%)          6%, 5%, 4%, 3%, 2%,
  Schedule       Purchase Payments    (Applied to          1%) (Applied to
                 based on the         Purchase Payments    Purchase Payments
                 inception date of    based on the         based on the
                 the Annuity)         inception date of    inception date of
                                      the Annuity)         the Annuity)
 ------------------------------------------------------------------------------
 Insurance       1.65%                0.65%                0.65%
  Charge
 ------------------------------------------------------------------------------
 Distribution    N/A                  0.60% annuity years  1.00% annuity years
  Charge                              1-7                  1-10
                                      0.0% annuity years   0.00% annuity years
                                      8+                   11+
 ------------------------------------------------------------------------------
 Annual          Lesser of $30 or 2%  Lesser of $30 or 2%  Lesser of $30 or 2%
  Maintenance    of Account Value.    of Account Value.    of Account Value
  Fee            Waived for Account   Waived for Account
                 Values exceeding     Values exceeding
                 $100,000             $100,000
 ------------------------------------------------------------------------------
 Transfer Fee    $10 after twenty in  $10 after twenty in  $10 after twenty in
                 any annuity year.    any annuity year.    any annuity year
                                      May be increased to
                                      $15 after eight in
                                      any annuity year
 ------------------------------------------------------------------------------
 Contract Credit Yes. Effective for   Yes. Effective for   Yes The amount of
                 Annuities issued on  Annuities issued on  the credit applied
                 or after June 20,    or after July 24,    to a Purchase
                 2005. Generally we   2006. Generally we   Payment is based on
                 apply a Loyalty      apply a Loyalty      the year the
                 Credit to your       Credit to your       Purchase Payment is
                 Annuity's Account    Annuity's Account    received, for the
                 Value at the end of  Value at the end of  first 6 years of
                 your fifth Annuity   your fifth Annuity   the Annuity.
                 year (i.e. on your   year (i.e. on your   Currently the
                 fifth Contract       fifth Contract       credit percentages
                 Anniversary).        Anniversary).        for each year
                 Currently the        Currently the        starting with the
                 Loyalty Credit is    Loyalty Credit is    first year are:
                 equal to 2.75% of    equal to 0.50% of    6.50%, 5.00%,
                 total Purchase       total Purchase       4.00%, 3.00%,
                 Payments made        Payments made        2.00%, and 1.00%.
                 during the first     during the first
                 four Annuity years   four Annuity years
                 less the cumulative  less the cumulative
                 amount of            amount of
                 withdrawals made     withdrawals made
                 (including the       (including the
                 deduction of any     deduction of any
                 CDSC amounts)        CDSC amounts)
                 through the fifth    through the fifth
                 Contract Anniversary Contract Anniversary
 ------------------------------------------------------------------------------
 Fixed           Fixed Allocations    Fixed Allocations    No
  Allocation     Available            Available
  (If            (Currently offering  (Currently offering
  available,     durations of: 5, 7,  durations of: 2, 3,
  early          and 10 years). The   5, 7, and 10
  withdrawals    MVA formula for NY   years). The MVA
  are subject    is [(1+I)/ (1+J)]    formula for NY is
  to a Market    N 365. The MVA       [(1+I)/ (1+J)]
  Value          formula does not     N 365. The MVA
  Adjustment)    apply during the 30  formula does not
  ("MVA")        day period           apply during the 30
                 immediately before   day period
                 the end of the       immediately before
                 Guarantee Period.    the end of the
                                      Guarantee Period.
 ------------------------------------------------------------------------------
 Variable        All options          All options          All options
  Investment     generally available  generally available  generally available
  Options        except where         except where         except where
                 restrictions apply   restrictions apply   restrictions apply
                 when certain riders  when certain riders  when certain riders
                 are purchased.       are purchased.       are purchased.
 ------------------------------------------------------------------------------
 Basic Death     The greater of:      The greater of:      The greater of:
  Benefit        Purchase Payments    Purchase Payments    Purchase Payments
                 less proportional    less proportional    less proportional
                 withdrawals or       withdrawals or       withdrawals or
                 Account Value        Account Value        Account Value
                 (variable) plus      (variable) plus      (variable) (No MVA
                 Interim Value        Interim Value        applied)
                 (fixed). (No MVA     (fixed). (No MVA
                 applied)             applied)
 ------------------------------------------------------------------------------

                                           Optimum Four NY                                      Optimum NY
---------------------------------------------------------------------------------------------------------------------------------
Optional Death Benefits (for an                  HAV                                          HAV
 additional cost)/(1)/
---------------------------------------------------------------------------------------------------------------------------------
Optional Living Benefits (for an                 GRO/GRO Plus, GRO Plus 2008,                 GRO/GRO Plus, GRO Plus 2008,
 additional cost)/(2,3)/                         Highest Daily GRO, GMWB,                     Highest Daily GRO, GMWB,
                                                 GMIB, Lifetime Five, Spousal                 GMIB, Lifetime Five, Spousal
                                                 Lifetime Five, Highest Daily                 Lifetime Five, Highest Daily
                                                 Lifetime Five, Highest Daily                 Lifetime Five, Highest Daily
                                                 Lifetime Seven, Spousal Highest              Lifetime Seven, Spousal Highest
                                                 Daily Lifetime Seven and "Plus"              Daily Lifetime Seven and "Plus"
                                                 versions, GRO Plus II, Highest               versions, GRO Plus II, Highest
                                                 Daily GRO II, Highest Daily 6                Daily GRO II, Highest Daily 6
                                                 Plus, Spousal Highest Daily 6 Plus           Plus, Spousal Highest Daily 6 Plus
---------------------------------------------------------------------------------------------------------------------------------
Annuity Rewards/(4)/                             Available after initial CDSC                 Available after initial CDSC
                                                 period                                       period
---------------------------------------------------------------------------------------------------------------------------------
Annuitization Options                            Fixed option only Annuity date               Fixed option only Annuity date
                                                 cannot exceed the first day of the           cannot exceed the first day of the
                                                 calendar month following                     calendar month following
                                                 Annuitant's 90/th/ birthday The              Annuitant's 90/th/ birthday The
                                                 maximum Annuity Date is based                maximum Annuity Date is based
                                                 on the first Owner or Annuitant to           on the first Owner or Annuitant to
                                                 reach the maximum age, as                    reach the maximum age, as
                                                 indicated in your Annuity.                   indicated in your Annuity.
---------------------------------------------------------------------------------------------------------------------------------

                                           Optimum Plus NY
-----------------------------------------------------------------------------------
Optional Death Benefits (for an                  HAV
 additional cost)/(1)/
-----------------------------------------------------------------------------------
Optional Living Benefits (for an                 GRO/GRO Plus, GRO Plus 2008,
 additional cost)/(2,3)/                         Highest Daily GRO, GMWB,
                                                 GMIB, Lifetime Five, Spousal
                                                 Lifetime Five, Highest Daily
                                                 Lifetime Five Highest Daily
                                                 Lifetime Seven, Spousal Highest
                                                 Daily Lifetime Seven and "Plus"
                                                 versions, GRO Plus II, Highest
                                                 Daily GRO II, Highest Daily 6
                                                 Plus, Spousal Highest Daily 6 Plus
-----------------------------------------------------------------------------------
Annuity Rewards/(4)/                             Available after initial CDSC
                                                 period
-----------------------------------------------------------------------------------
Annuitization Options                            Fixed option only Annuity date
                                                 cannot exceed the first day of the
                                                 calendar month following
                                                 Annuitant's 90/th/ birthday The
                                                 maximum Annuity Date is based
                                                 on the first Owner or Annuitant to
                                                 reach the maximum age, as
                                                 indicated in your Annuity.
-----------------------------------------------------------------------------------

 (1)For more information on these benefits, refer to the "Death Benefit"
    section in the Prospectus.
 (2)For more information on these benefits, refer to the "Living Benefit Programs" section in the Prospectus. Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Spousal Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Highest Daily Lifetime Seven with Lifetime Income Accelerator (LIA), Highest Daily Lifetime 7 Plus with BIO, Spousal Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA, and Highest Daily Lifetime 6 Plus with LIA are not currently available in New York.
 (3)The Annuity rewards benefit offers Owners an ability to increase the guaranteed death benefit so that the death benefit will at least equal the Annuity's Account Value on the effective date of the Annuity Rewards benefits, if the terms of the Annuity Rewards benefit are met.

        APPENDIX G - FORMULA UNDER GRO PLUS 2008 AND HIGHEST DAILY GRO

 THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:
   .   AV is the current Account Value of the Annuity
   .   V is the current Account Value of the elected Sub-accounts of the Annuity
   .   B is the total current value of the AST bond portfolio Sub-account
   .   C\\l\\ is the lower target value. Currently, it is 79%.
   .   C\\t\\ is the middle target value. Currently, it is 82%.
   .   C\\u\\ is the upper target value. Currently, it is 85%.

 For each guarantee provided under the benefit,
   .   G\\i\\ is the guarantee amount
   .   N\\i\\ is the number of days until the maturity date
   . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

 The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

 The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of the Base Guarantee Period or Step-Up Guarantee Period. We call the greatest of these values the "current liability (L)."

            L    =    MAX (Li), where Li = Gi / (1 + di)/(Ni/365)/.

 Next the formula calculates the following formula ratio:

                            r    =    (L - B) / V.

 If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the bond fund Sub-account associated with the current liability. If at the time we make a transfer to the bond fund Sub-account associated with the current liability there is Account Value allocated to a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

 The formula will transfer assets into the Transfer Account if r (greater than) C\\u\\.

 The transfer amount is calculated by the following formula:

                 T    =    {Min(V, [L - B - V*Ct] / (1 - Ct))}

 If the formula ratio is less than a lower target value and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account into the elected Sub-accounts.

 The transfer amount is calculated by the following formula:

                T    =    {Min(B, - [L - B- V*Ct] / (1 - Ct))}

 If following a transfer to the elected Sub-accounts, there are assets remaining in a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

  FORMULA FOR ANNUITIES WITH 90% CAP RULE FEATURE - GRO PLUS 2008 AND HIGHEST
                                   DAILY GRO

 The Following are the Terms and Definitions Referenced in the Transfer Calculation Formula:
   .   AV is the current Account Value of the Annuity

   .   V is the current Account Value of the elected Sub-accounts of the Annuity

   .   B is the total current value of the AST bond portfolio Sub-account

   .   C\\l\\ is the lower target value. Currently, it is 79%.

   .   C\\t\\ is the middle target value. Currently, it is 82%.

   .   C\\u\\ is the upper target value. Currently, it is 85%.

   . T is the amount of a transfer into or out of the Transfer AST bond portfolio Sub-account.

 For each guarantee provided under the benefit,

   .   G\\i\\ is the guarantee amount

   .   N\\i\\ is the number of days until the maturity date

   . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

 TRANSFER CALCULATION
 The formula, which is set on the Effective Date of the 90% Cap Rule, and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

 On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST bond portfolio Sub-account:

                         If (B / (V + B) (greater than) .90), then
                         T         =         B - [(V + B) * .90]

 If T as described above is greater than $0, then that amount ("T") is transferred from the AST bond portfolio Sub-account to the elected Sub-accounts and no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST bond portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST bond portfolio Sub-account occurs.

 On each Valuation Date thereafter (including the Effective Date of the 90% Cap Rule, provided (B / (V + B) (less than) = .90), the formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the "current liability
 (L)."

    L    =    MAX(L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\) /(Ni/365)/

 Next the formula calculates the following formula ratio:

                             r    =    (L - B) / V

 If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability, subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account (the "90% cap rule"). If, at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability, there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

 The formula will transfer assets into the Transfer AST bond portfolio Sub-account if r (greater than) C\\u\\, subject to the 90% cap rule.

 The transfer amount is calculated by the following formula:

 T    =    {Min(MAX(0, (.90 * (V + B)) - B), [L - B - V * C\\t\\] / (1 - C\\t\\))}

 If the formula ratio is less than a lower target value and there are assets in the Transfer AST bond portfolio Sub-account, then the formula will transfer assets out of the Transfer AST bond portfolio Sub-account into the elected Sub-accounts.

 The formula will transfer assets out of the Transfer AST bond portfolio Sub-account if r (less than) C\\l\\ and B (greater than) 0.

 The transfer amount is calculated by the following formula:

           T    =    {Min(B, - [L - B - V * C\\t\\] / (1 - C\\t\\))}

 If, following a transfer to the elected Sub-accounts, there are assets remaining in an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

 If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap rule.

  APPENDIX H - FORMULA UNDER HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT AND
              SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:
   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

   .   L - the target value as of the current business day.

   .   r - the target ratio.

   . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

   .   V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

   . V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity.

   .   B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

   . P - Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

   . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

 * Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

 TARGET VALUE CALCULATION:
 On each business day, a target value (L) is calculated, according to the following formula. If the Account Value (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

              Target Ratio r    =    (L - B) / (V\\V\\ + V\\F\\).

       . If r (greater than) C\\u\\, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

       . If r (less than) C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    {Min (V\\V\\ + V\\F\\), [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}    Money is transferred from the
                                                                                            Permitted Sub-accounts and Fixed Rate
                                                                                            Options to the AST Investment Grade
                                                                                            Bond Sub-account

 T    =    {Min (B, - [L - B - (V\\V\\ + V\\F\\)* C\\t\\] / (1 - C\\t\\))}                  Money is transferred from the AST
                                                                                            Investment Grade Bond Sub-account to
                                                                                            the Permitted Sub-accounts

 {Min (V\\V\\ + V\\F\\), [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}   Money is transferred from the
                                                                                  Permitted Sub-accounts and Fixed Rate
                                                                                  Options to the AST Investment Grade
                                                                                  Bond Sub-account

 {Min (B, - [L - B - (V\\V\\ + V\\F\\)* C\\t\\] / (1 - C\\t\\))}                 Money is transferred from the AST
                                                                                  Investment Grade Bond Sub-account to
                                                                                  the Permitted Sub-accounts

 2. FORMULA FOR CONTRACTS ISSUED PRIOR TO 7/21/08
 (WITHOUT ELECTION OF 90% CAP FEATURE)

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:
       . C\\u \\- the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

       . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

       . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

       .   L - the target value as of the current business day.

       .   r - the target ratio.

       . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

       .   V - the total value of all Permitted Sub-accounts in the annuity.

       . B - the total value of the AST Investment Grade Bond Portfolio Sub-account.

       . P - Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*,
           (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

       . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

 * Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

 TARGET VALUE CALCULATION:
 On each business day, a target value (L) is calculated, according to the following formula. If the variable account value (V) is equal to zero, no calculation is necessary.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

                      Target Ratio r    =    (L - B) / V.

       . If r (greater than) C\\u\\, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

       . If r (less than) C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    {Min(V, [L - B - V * C\\t\\] / (1 - C\\t\\))},      Money is transferred from the Permitted
                                                               Sub-accounts to the AST Investment Grade Bond
                                                               Portfolio Sub-account

 T    =    {Min(B, - [L - B - V * C\\t\\] / (1 - C\\t\\))},    Money is transferred from the AST Investment
                                                               Grade Bond Portfolio Sub-account to the
                                                               Permitted Sub- accounts

 3. FORMULA FOR ANNUITIES WITH 90% CAP FEATURE IF BENEFIT WAS ELECTED PRIOR TO JULY 21, 2008
 SEE ABOVE FOR THE TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA.

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

                         If (B / (V + B) (greater than) .90) then
                         T         =         B - [(V + B) * .90]

 If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

 On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V + B) (less than)= .90), the following asset transfer calculation is performed:

                      Target Ratio r    =    (L - B) / V

       . If r (greater than) C\\u\\, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account provided transfers are not suspended under the 90% Cap Rule described below.

       . If r (less than) C\\l\\ and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

 The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    Min (MAX (0, (0.90 * (V + B)) - B),      Money is transferred from the
            [L - B - V * C\\t\\] / (1 - C\\t\\))    elected Sub-accounts to the AST
                                                    Investment Grade Bond Portfolio
                                                    Sub-account

 T    =    {Min (B, - [L - B - V * C\\t\\] / (1 -   Money is transferred from the AST
           C\\t\\))}                                Investment Grade Bond Portfolio
                                                    Sub-account to the elected
                                                    Sub-accounts.

 At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

 90% CAP RULE: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

 4. FORMULA FOR ANNUITIES WITH 90% CAP FEATURE IF BENEFIT WAS ELECTED ON OR AFTER JULY 21, 2008
 SEE ABOVE FOR THE TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

                  If (B / (V\\V\\ + V\\F\\ + B) (greater than) .90) then
                  T         =         B - [(V\\V\\ + V\\F\\ + B) * .90]

 If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

 On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V\\V\\ + V\\F\\ + B) (less than)= .90), the following asset transfer calculation is performed:

               Target Ratio r    =    (L - B) / V\\V\\ + V\\F\\)

       . If r (greater than) C\\u\\, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account, provided transfers are not suspended under the 90% Cap Rule described below.

       . If r (less than) C\\l\\ and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

 The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\    Money is transferred from the
           + B)) - B),                              elected Sub-accounts to AST
            [L - B - (V\\V\\ + V\\F\\) * C\\t\\]    Investment Grade Bond Portfolio
           / (1 - C\\t\\))                          Sub-account.

 T    =    {Min (B, - [L - B - (V\\V\\ + V\\F\\)    Money is transferred from the AST
           * C\\t\\] / (1 - C\\t\\))}               Investment Grade Bond Portfolio
                                                    Sub-account to the elected
                                                    Sub-accounts.

 At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

 90% CAP RULE: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

                     "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

       Months
 Years   1      2     3     4     5     6     7     8     9    10    11    12
 ----- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
   1   15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
   2   14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
   3   14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
   4   14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
   5   13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
   6   13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
   7   12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
   8   12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
   9   11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
  10   11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
  11   10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
  12   10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
  13   10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
  14    9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
  15    9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
  16    8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
  17    8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
  18    8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
  19    7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
  20    7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
  21    6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
  22    6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
  23    6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
  24    5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
  25    5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
  26    5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
  27    4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
  28    4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
  29    4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
  30    4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06
  31    4.04   4.02  4.00  3.98  3.97  3.95  3.93  3.91  3.90  3.88  3.86  3.84
  32    3.83   3.81  3.79  3.78  3.76  3.74  3.72  3.71  3.69  3.67  3.66  3.64
  33    3.62   3.61  3.59  3.57  3.55  3.54  3.52  3.50  3.49  3.47  3.45  3.44
  34    3.42   3.40  3.39  3.37  3.35  3.34  3.32  3.30  3.29  3.27  3.25  3.24
  35    3.22   3.20  3.18  3.17  3.15  3.13  3.12  3.10  3.08  3.07  3.05  3.03
  36    3.02   3.00  2.98  2.96  2.95  2.93  2.91  2.90  2.88  2.86  2.85  2.83
  37    2.81   2.79  2.78  2.76  2.74  2.73  2.71  2.69  2.68  2.66  2.64  2.62
  38    2.61   2.59  2.57  2.56  2.54  2.52  2.51  2.49  2.47  2.45  2.44  2.42
  39    2.40   2.39  2.37  2.35  2.34  2.32  2.30  2.29  2.27  2.25  2.24  2.22
  40    2.20   2.19  2.17  2.15  2.14  2.12  2.11  2.09  2.07  2.06  2.04  2.02
  41    2.01   1.84  1.67  1.51  1.34  1.17  1.00  0.84  0.67  0.50  0.33  0.17

 * The values set forth in this table are applied to all ages, and apply to each formula set out in this Appendix.

   APPENDIX I - FORMULA FOR HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT AND
              SPOUSAL HIGHEST DAILY LIFETIME PLUS INCOME BENEFIT

 (including Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA and Spousal Highest Daily Lifetime 7 Plus with BIO)

   TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST
                       INVESTMENT GRADE BOND SUB-ACCOUNT

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:
   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . Cu\\s\\ - The secondary upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently it is 84.5%

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

   .   L - the target value as of the current Valuation Day.

   .   r - the target ratio.

   . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors)

   .   V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

   .   V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity

   .   B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

   . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, and (2) any highest daily Account Value occurring on or after the date of the first Lifetime Withdrawal and prior to or including the date of this calculation increased for additional purchase payments including the amount of any associated Credits, and adjusted for Lifetime Withdrawals.

   . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

   . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio

 * Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

                               DAILY CALCULATIONS

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V\\V\\+ V\\F\\) is equal to zero, no calculation is necessary.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

              Target Ratio r    =    (L - B) / (V\\V\\ + V\\F\\).

       . If on the third consecutive Valuation Day r (greater than) Cu and r (less or =) Cu\\s\\ or if on any day r (greater than) Cu\\s\\, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including Book Value Fixed Allocations used with any applicable Enhanced DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

       . If r (less than) C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B)) - B),                Money is transferred from the Permitted
           [L - B - (V\\V\\ + V\\F\\) * C\\t\\]/(1 - C\\t\\))               Sub-accounts and Fixed Rate Options to the AST
                                                                            Investment Grade Bond Sub-account

 T    =    {Min (B, - [L - B - (V\\V\\ + V\\F\\)* C\\t\\]/(1 - C\\t\\))}    Money is transferred from the AST Investment
                                                                            Grade Bond Sub-account to the Permitted Sub-
                                                                            accounts

 MONTHLY CALCULATION
 On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

 If, after the daily Transfer Calculation is performed,

 {Min (B, .05 * (V\\V\\ + V\\F\\ + B))} (less than) (C\\u\\ * (V\\V\\ + V\\F\\)
 - L + B) / (1 - C\\u\\), then

 T\\M\\    =    {Min (B, .05 * (V\\V\\ + V\\F\\ + B))}    Money is transferred from the AST Investment
                                                          Grade Bond Sub-account to the Permitted Sub-
                                                          accounts.

                     "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

      Months
Years   1      2     3     4     5     6     7     8     9    10    11     12
----- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
  1   15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
  2   14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
  3   14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
  4   14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
  5   13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
  6   13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
  7   12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
  8   12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
  9   11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10   11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11   10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12   10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13   10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14    9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15    9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16    8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17    8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18    8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19    7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20    7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21    6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
 22    6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23    6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24    5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25    5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26    5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27    4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28    4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29    4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30    4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

 *  The values set forth in this table are applied to all ages.
 ** In all subsequent years and months thereafter, the annuity factor is 4.06

APPENDIX J - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES

 Certain features of your Annuity may be different than the features described earlier in this prospectus if your Annuity is issued in certain states described below. For Annuities issued in New York, please see Appendix F.

----------------------------------------------------------------------------------------------------------
Jurisdiction                                       Special Provisions
----------------------------------------------------------------------------------------------------------
Hawaii         Highest Daily Lifetime Seven with Lifetime Income Accelerator, Highest Daily Lifetime 7
               Plus with Lifetime Income Accelerator, and Highest Daily Lifetime 6 Plus with Lifetime
               Income Accelerator are not available.
----------------------------------------------------------------------------------------------------------
Maryland       Fixed Allocations are not available.
----------------------------------------------------------------------------------------------------------
Massachusetts  If your Annuity is issued in Massachusetts after January 1, 2009, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any
               Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed
               Minimum Withdrawal Benefit).
               Medically Related Surrenders are not available.
----------------------------------------------------------------------------------------------------------
Montana        If your Annuity is issued in Montana, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal
               Benefit).
----------------------------------------------------------------------------------------------------------
Nevada         Fixed Allocations are not available.
----------------------------------------------------------------------------------------------------------
North Dakota   Fixed Allocations are not available.
----------------------------------------------------------------------------------------------------------
Texas          Death benefit suspension not applicable upon provision of evidence of good health.
               See annuity contract for exact details.
----------------------------------------------------------------------------------------------------------
Vermont        Fixed Allocations are not available.
----------------------------------------------------------------------------------------------------------
Washington     If you elect Highest Daily Lifetime Five, any version of Highest Daily Lifetime Seven, or
               Highest Daily Lifetime 7 Plus, the Guaranteed Minimum Account Value Credit otherwise available with these optional benefits is not available.
               Fixed Allocations are not available.
----------------------------------------------------------------------------------------------------------

     APPENDIX K - FORMULA UNDER THE GUARANTEED RETURN OPTION PLUS BENEFIT

 We set out below the current formula under which we may transfer amounts between the Sub-accounts and the Fixed Allocations. We will not alter the formula.

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:
   . AV is the current Account Value of the Annuity (including any Market Value Adjustment on Fixed Allocations)

   .   V is the current Account Value of the elected Sub-accounts of the Annuity

   .   F is the current Account Value of the Fixed Allocations

 For each guarantee provided under the program,

   .   G\\i\\ is the Principal Value of the guarantee

   . t \\i\\ is the number of whole and partial years until the maturity date of the guarantee.

   . r \\i\\ is the current fixed rate associated with Fixed Allocations of length t\\i\\ (t\\i\\ is rounded to the next highest integer to determine this rate).

 The formula determines, on each Valuation Day, when a transfer is required.

 The formula begins by determining for each guarantee the value (L\\i\\) that, if appreciated at the current fixed rate, would equal the Principal Value on the applicable maturity date. We call the greatest of these values the "current liability (L)."

               L    =    MAX (Li), where Li = Gi / (1 + ri)/t/i

 Next, the formula determines whether or not a transfer to or from the Fixed Allocations is needed:

 A transfer into the Fixed Allocations will occur if L (greater than) (AV - 0.2
 * V), and V (greater than) 0.

 The transfer amount is calculated by the following formula:

                 T    =    MIN (V, (V - (1 / 0.23) * (AV - L))

 A transfer from the Fixed Allocations to the Sub-accounts will occur if L (less than) (AV - 0.26 * V), and F (greater than) 0.

 The transfer amount is calculated by the following formula:

                 T    =    MIN (F, ((1 / 0.23) * (AV - L) - V)

        APPENDIX L - FORMULA UNDER THE GUARANTEED RETURN OPTION BENEFIT

 We set out below the current formula under which we may transfer amounts between the Sub-accounts and the Fixed Allocations. We will not alter this pre-determined mathematical formula.

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:
   . AV is the current Account Value of the Annuity (including any Market Value Adjustment on Fixed Allocations)

   .   V is the current Account Value of the elected Sub-accounts of the Annuity

   .   F is the current Account Value of the Fixed Allocations

   .   G is the Principal Value of the guarantee

   . t is the number of whole and partial years between the current Valuation Day and the maturity date.

   . t\\i\\ is the number of whole and partial years between the next Valuation Day (i.e., the Valuation Day immediately following the current Valuation Day) and the maturity date.

   . r is the fixed rate associated with Fixed Allocations of length t (t\\i\\ is rounded to the next highest whole number to determine this rate) as of the current Valuation Day.

   . r\\i\\ is the fixed rate associated with Fixed Allocations of length t\\i\\ (t\\i\\ is rounded to the next highest whole number to determine this rate) as of the next Valuation Day.

   . M is the total maturity value of all Fixed Allocations, i.e., the total value that the Fixed Allocations will have on the maturity date of the guarantee if no subsequent transactions occur.

 The formula determines, on each Valuation Day, when a transfer is required.

 The formula begins by determining a "cushion", D:

                   D    =    1 - [(G - M) / (1 + r)/t/] / V

 Next, the formula determines whether or not a transfer to or from the Fixed Allocations is needed:

 A transfer into the Fixed Allocations will occur if D (less than) 0.20, V (greater than) 0, and V (greater than) 0.02 * AV.

 The transfer amount is calculated by the following formula:

 T    =    MIN (V, (V * (0.75 * (1 + ri)/t/i - G + M) / (0.75 * (1 + ri)/t/i - (1 + r)/t/))

 A transfer from the Fixed Allocations to the Sub-accounts will occur if D (greater than) 0.30 and F (greater than) 0.

 The transfer amount is calculated by the following formula:

 T    =    MIN (F, (V * (0.75 * (1 + ri)/t/i - G + M) / ((1 + r)/t/ - 0.75 * (1 + ri)/t/i))

   APPENDIX M - FORMULA FOR HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT AND
             SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT

 (including Highest Daily Lifetime 6 Plus with LIA)

     TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE
                     AST INVESTMENT GRADE BOND SUB-ACCOUNT

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:
   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . Cu\\s\\ - The secondary upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently it is 84.5%.

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

   .   L - the target value as of the current Valuation Day.

   .   r - the target ratio.

   . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors).

   .   V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

   . V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity.

   .   B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

   . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated purchase Credits, and adjusted proportionally for excess withdrawals*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional purchase payments (including the amount of any associated purchase Credits) and adjusted proportionately for Excess Income* and (3) any highest daily Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional purchase payments (including the amount of any associated purchase Credits) and adjusted for withdrawals, as described herein.

   . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

   . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio.

 * Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

                               DAILY CALCULATIONS

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

              Target Ratio r    =    (L - B) / (V\\V\\ + V\\F\\).

       . If on the third consecutive Valuation Day r (greater than) C\\u\\ and r (less or =) Cu\\s\\ or if on any day r (greater than) Cu\\s\\, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including DCA Fixed Rate Options used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

       . If r (less than) C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts as described above.

 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B)) - B),                   Money is transferred from the Permitted
           [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))                Sub-accounts and DCA Fixed Rate Options to
                                                                               the AST Investment Grade Bond Sub-account

 T    =    {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}    Money is transferred from the AST Investment
                                                                               Grade Bond Sub-account to the Permitted
                                                                               Sub-accounts

 MONTHLY CALCULATION
 On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

 If, after the daily Transfer Calculation is performed,

 {Min (B, .05 * (V\\V\\ + V\\F\\ + B))} (less than) (C\\u\\ * (V\\V\\ + V
 \\F\\) - L + B) / (1 - C \\u\\), then

 T\\M\\    =    {Min (B, .05 * (V\\V\\ + V\\F\\ + B))}    Money is transferred from the AST Investment
                                                          Grade Bond Sub-account to the Permitted
                                                          Sub-accounts.

                     "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

      Months
Years   1      2     3     4     5     6     7     8     9    10    11     12
----- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
  1   15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
  2   14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
  3   14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
  4   14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
  5   13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
  6   13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
  7   12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
  8   12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
  9   11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10   11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11   10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12   10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13   10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14    9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15    9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16    8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17    8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18    8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19    7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20    7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21    6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
 22    6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23    6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24    5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25    5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26    5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27    4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28    4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29    4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30    4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

 *  The values set forth in this table are applied to all ages.
 ** In all subsequent years and months thereafter, the annuity factor is 4.06.

         APPENDIX N - FORMULA FOR HIGHEST DAILY GRO II AND GRO PLUS II

 The following are the terms and definitions referenced in the transfer calculation formula:
   .   AV is the current Account Value of the Annuity

   . V\\V\\ is the current Account Value of the elected Sub-accounts of the Annuity

   . V\\F\\ is the current Account Value of any fixed-rate Sub-accounts of the Annuity

   .   B is the total current value of the AST bond portfolio Sub-account

   .   C\\l\\ is the lower target value. Currently, it is 79%.

   .   C\\t \\is the middle target value. Currently, it is 82%.

   .   C\\u\\ is the upper target value. Currently, it is 85%.

   . T is the amount of a transfer into or out of the AST bond portfolio Sub-account.

 For each guarantee provided under the benefit,
   .   G\\i\\ is the guarantee amount

   .   N\\i \\is the number of days until the maturity date

   . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

 The formula, which is set on the effective date and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

 The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of each applicable guarantee period. We call the greatest of these values the "current liability (L)."

     L    =    MAX(L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/(Ni/365)/

 Next the formula calculates the following formula ratio:

                     r    =    (L - B) / (V\\V\\ + V\\F\\)

 If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account ( "90% cap rule"). If at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

 The formula will transfer assets into the AST bond portfolio Sub-account if r (greater than) C\\u\\, subject to the 90% cap rule.

 The transfer amount is calculated by the following formula:

 T    =    {Min(MAX(0, (.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

 If the formula ratio is less than a lower target value and there are assets in the AST bond portfolio Sub-account, then the formula will transfer assets out of the AST bond portfolio Sub-account into the elected Sub-accounts.

 The formula will transfer assets out of the AST bond portfolio Sub-account if r (less than) C\\l\\ and B (greater than) 0.

 The transfer amount is calculated by the following formula:

   T    =    {Min(B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

 If following a transfer to the elected Sub-accounts, there are assets remaining in a AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

 If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap.

                          PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS
                          FURTHER DETAILS ABOUT THE PRUDENTIAL ANNUITY DESCRIBED IN
                          PROSPECTUS (PLEASE CHECK ONE) OPTIMUM (05/2010) ______, OPTIMUM FOUR
                          (05/2010) ______, OPTIMUM PLUS (05/2010) ______.
                                            ----------------------------------------
                                              (print your name)
                                            ----------------------------------------
                                                  (address)
                                            ----------------------------------------
                                             (city/state/zip code)

  Variable Annuity Issued by:                Variable Annuity Distributed by:
  PRUDENTIAL ANNUITIES LIFE
  ASSURANCE CORPORATION                                  PRUDENTIAL ANNUITIES
  A Prudential Financial Company                                 DISTRIBUTORS
  One Corporate Drive                          A Prudential Financial Company
  Shelton, Connecticut 06484                              One Corporate Drive
  Telephone: 1-888-PRU-2888                        Shelton, Connecticut 06484
  http://www.prudentialannuities.com                  Telephone: 203-926-1888
                                           http://www.prudentialannuities.com

                               MAILING ADDRESSES:

                   PRUDENTIAL ANNUITIES - VARIABLE ANNUITIES
                                 P.O. Box 7960
                             Philadelphia, PA 19176

                                 EXPRESS MAIL:
                   PRUDENTIAL ANNUITIES - VARIABLE ANNUITIES
                                2101 Welsh Road
                               Dresher, PA 19025

                                                         ----------------
        [LOGO] Prudential                                   PRSRT STD
        The Prudential Insurance Company of America       U.S. POSTAGE
        751 Broad Street                                      PAID
        Newark, NJ 07102-3777                             LANCASTER, PA
                                                         PERMIT NO. 1793
                                                         ----------------

                                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                                 A Prudential Financial Company
                                One Corporate Drive, Shelton, Connecticut 06484

 ADVANCED SERIES XTRA CREDIT EIGHT/SM/ ("XT8")/SM/

 FLEXIBLE PREMIUM DEFERRED ANNUITIES
 PROSPECTUS: MAY 1, 2010

 This prospectus describes a flexible premium deferred annuity (the "Annuity") issued by Prudential Annuities Life Assurance Corporation ("Prudential Annuities(R)", "we", "our", or "us"). The Annuity may be offered as an individual annuity contract or as an interest in a group annuity. The Annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. This Prospectus describes the important features of the Annuity and what you should consider before purchasing the Annuity. The Prospectus also describes the fees and charges you pay and product features such as the availability of certain bonus amounts and basic death benefit protection. These features are discussed more fully in the Prospectus. There may be differences in compensation among different annuity products that could influence a Financial Professional's decision as to which annuity to recommend to you. In addition, selling broker-dealer firms through which the Annuity is sold may decline to make available to their customers certain of the optional features and investment options offered generally under the Annuity. Alternatively, such firms may restrict the optional benefits that they do make available to their customers (e.g., by imposing a lower maximum issue age for certain optional benefits than what is prescribed generally under the Annuity). Please speak to your Financial Professional for further details. THE ANNUITY OR CERTAIN OF ITS INVESTMENT OPTIONS AND/OR FEATURES MAY NOT BE AVAILABLE IN ALL STATES. For the variations specific to Annuities approved for sale by the New York State Insurance Department, see Appendix D. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section. BECAUSE THIS ANNUITY GRANTS CREDIT AMOUNTS WITH RESPECT TO YOUR PURCHASE PAYMENTS, THE EXPENSES OF THIS ANNUITY MAY BE HIGHER THAN EXPENSES FOR AN ANNUITY WITHOUT A CREDIT. IN ADDITION, THE AMOUNT OF THE CREDITS THAT YOU RECEIVE UNDER THIS ANNUITY MAY BE MORE THAN OFFSET BY THE ADDITIONAL FEES AND CHARGES ASSOCIATED WITH THE CREDIT. This Annuity is no longer offered for new sales, however, existing owners may continue to make purchase payments.

 THE SUB-ACCOUNTS
 Each Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B invests in an underlying mutual fund portfolio. Prudential Annuities Life Assurance Corporation Variable Account B is a separate account of Prudential Annuities, and is the investment vehicle in which your Purchase Payments are held. Currently, portfolios of the following underlying mutual funds are being offered: AIM Variable Insurance Funds (INVESCO Variable Insurance Funds), Advanced Series Trust, Evergreen Variable Annuity Trust, First Defined Portfolio Fund, LLC, Nationwide Variable Insurance Trust, The Prudential Series Fund, Franklin Templeton Variable Insurance Products Trust and Wells Fargo Variable Trust. See the following page for the complete list of Sub-accounts.

 PLEASE READ THIS PROSPECTUS
 PLEASE READ THIS PROSPECTUS AND THE CURRENT PROSPECTUS FOR THE UNDERLYING MUTUAL FUNDS. KEEP THEM FOR FUTURE REFERENCE. If you are purchasing an Annuity as a replacement for an existing variable annuity or variable life coverage or a fixed insurance policy, you should consider any surrender or penalty charges you may incur when replacing your existing coverage and that this Annuity may be subject to a contingent deferred sales charge if you elect to surrender the Annuity or take a partial withdrawal. You should consider your need to access the Annuity's Account Value and whether the Annuity's liquidity features will satisfy that need.

 AVAILABLE INFORMATION
 We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described at the end of this prospectus under "Contents of Statement of Additional Information". The Statement of Additional Information is incorporated by reference into this prospectus. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC.

 These annuities are NOT deposits or obligations of, or issued, guaranteed or endorsed by, any bank, are NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency. An investment in an annuity involves investment risks, including possible loss of value, even with respect to amounts allocated to the AST Money Market Sub-account.

--------------------------------------------------------------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
 THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 XTRA CREDIT(R) IS A REGISTERED TRADEMARK OF THE PRUDENTIAL INSURANCE COMPANY
 OF AMERICA AND IS USED UNDER LICENSE BY ITS AFFILIATES.
--------------------------------------------------------------------------------
                  FOR FURTHER INFORMATION CALL: 1-888-PRU-2888

         Prospectus Dated: May
         1, 2010                   Statement of Additional Information
                                                   Dated: May 1, 2010
         ASXT8PROS                                             XT8SAI

  PLEASE SEE OUR PRIVACY POLICY AND OUR IRA, ROTH IRA AND FINANCIAL DISCLOSURE
           STATEMENTS ATTACHED TO THE BACK COVER OF THIS PROSPECTUS.

                              INVESTMENT OPTIONS
      (Certain investment options may not be available with your Annuity) ADVANCED SERIES TRUST
   AST Academic Strategies Asset Allocation
   AST Advanced Strategies
   AST Aggressive Asset Allocation
   AST AllianceBernstein Core Value
   AST AllianceBernstein Growth & Income
   AST American Century Income & Growth
   AST Balanced Asset Allocation
   AST Bond Portfolio 2015
   AST Bond Portfolio 2016
   AST Bond Portfolio 2017
   AST Bond Portfolio 2018
   AST Bond Portfolio 2019
   AST Bond Portfolio 2020
   AST Bond Portfolio 2021
   AST Capital Growth Asset Allocation
   AST CLS Growth Asset Allocation
   AST CLS Moderate Asset Allocation
   AST Cohen & Steers Realty
   AST Federated Aggressive Growth
   AST FI Pyramis(R) Asset Allocation
   AST First Trust Balanced Target
   AST First Trust Capital Appreciation Target
   AST Global Real Estate
   AST Goldman Sachs Concentrated Growth
   AST Goldman Sachs Mid-Cap Growth
   AST Goldman Sachs Small-Cap Value
   AST High Yield
   AST Horizon Growth Asset Allocation
   AST Horizon Moderate Asset Allocation
   AST International Growth
   AST International Value
   AST Investment Grade Bond
   AST JPMorgan International Equity
   AST J.P. Morgan Strategic Opportunities
   AST Large-Cap Value
   AST Lord Abbett Bond Debenture
   AST Marsico Capital Growth
   AST MFS Global Equity
   AST MFS Growth
   AST Mid-Cap Value
   AST Money Market
   AST Neuberger Berman Mid-Cap Growth
   AST Neuberger Berman/LSV Mid-Cap Value
   AST Neuberger Berman Small-Cap Growth
   AST Parametric Emerging Markets Equity
   AST PIMCO Limited Maturity Bond
   AST PIMCO Total Return Bond
   AST Preservation Asset Allocation
   AST QMA US Equity Alpha
   AST Schroders Multi-Asset World Strategies
   AST Small-Cap Growth
   AST Small-Cap Value
   AST T. Rowe Price Asset Allocation
   AST T. Rowe Price Global Bond
   AST T. Rowe Price Large-Cap Growth
   AST T. Rowe Price Natural Resources
   AST Value
   AST Western Asset Core Plus Bond

 AIM VARIABLE INSURANCE FUNDS
 (INVESCO VARIABLE INSURANCE FUNDS)
   INVESCO V.I. Dynamics Fund -- Series I shares
   INVESCO V.I. Financial Services Fund -- Series I shares
   INVESCO V.I. Global Health Care Fund -- Series I shares
   INVESCO V.I. Technology Fund -- Series I shares

 EVERGREEN VARIABLE ANNUITY TRUST
   Growth
   International Equity
   Omega

 FIRST DEFINED PORTFOLIO FUND, LLC
   First Trust Target Focus Four
   Global Dividend Target 15
   NASDAQ(R) Target 15
   S&P(R) Target 24
   Target Managed VIP
   The Dow(R) DART 10
   The Dow(R) Target Dividend
   Value Line(R) Target 25

 FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
   Franklin Templeton VIP Founding Funds Allocation Fund

 THE PRUDENTIAL SERIES FUND
   The Prudential Series Fund -- SP International Growth Portfolio

 NATIONWIDE VARIABLE INSURANCE TRUST
   NVIT Developing Markets Fund

 WELLS FARGO VARIABLE TRUST
   Wells Fargo Advantage VT Equity Income

                                   CONTENTS


GLOSSARY OF TERMS.....................................................................  1

SUMMARY OF CONTRACT FEES AND CHARGES..................................................  5

EXPENSE EXAMPLES...................................................................... 15

SUMMARY............................................................................... 16

INVESTMENT OPTIONS.................................................................... 20

 WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?................... 20
 WHAT ARE THE FIXED ALLOCATIONS?...................................................... 35

FEES AND CHARGES...................................................................... 37

 WHAT ARE THE CONTRACT FEES AND CHARGES?.............................................. 37
 WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?......................................... 38
 WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?............................ 39
 EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES............................................ 39

PURCHASING YOUR ANNUITY............................................................... 40

 WHAT ARE OUR REQUIREMENTS FOR PURCHASING ONE OF THE ANNUITIES?....................... 40

MANAGING YOUR ANNUITY................................................................. 41

 MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?...................... 41
 MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?......................................... 42
 MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?............................................. 42
 MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?......................... 42
 MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?..................... 42

MANAGING YOUR ACCOUNT VALUE........................................................... 43

 HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?......................................... 43
 HOW DO I RECEIVE CREDITS UNDER THE XT8 ANNUITY?...................................... 43
 HOW ARE CREDITS APPLIED TO ACCOUNT VALUE UNDER THE XT8 ANNUITY?...................... 43
 ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?........... 44
 DO YOU OFFER DOLLAR COST AVERAGING?.................................................. 45
 HOW DO THE FIXED ALLOCATIONS WORK?................................................... 48
 HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?.................................... 48
 WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?....................................... 48
 DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?..................................... 49
 ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?......................................... 49
 WHAT IS THE BALANCED INVESTMENT PROGRAM?............................................. 49
 MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS?. 50
 MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?.............. 50
 HOW DOES THE MARKET VALUE ADJUSTMENT WORK?........................................... 50

ACCESS TO ACCOUNT VALUE............................................................... 52

 WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?..................................... 52
 ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?........................................ 52
 CAN I WITHDRAW A PORTION OF MY ANNUITY?.............................................. 52
 HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?........................................ 53
 CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD?...... 53
 DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(t) OF THE INTERNAL REVENUE
   CODE?.............................................................................. 53
 WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?.......... 53
 CAN I SURRENDER MY ANNUITY FOR ITS VALUE?............................................ 54
 WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?.......................... 54
 WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?......................................... 54
 HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?................................. 55
 HOW ARE ANNUITY PAYMENTS CALCULATED?................................................. 55

                                      (i)


LIVING BENEFIT PROGRAMS.................................................................  57

 DO YOU OFFER PROGRAMS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY
   ARE ALIVE?...........................................................................  57
 GUARANTEED RETURN OPTION PLUS 2008 (GRO PLUS 2008).....................................  58
 GUARANTEED RETURN OPTION PLUS/SM/ II (GRO Plus/SM/ II).................................  63
 HIGHEST DAILY GUARANTEED RETURN OPTION (HD GRO)........................................  68
 HIGHEST DAILY/SM/ GUARANTEED RETURN OPTION/SM/ II (HD GRO/SM/ II)......................  73
 GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)...........................................  77
 GUARANTEED MINIMUM INCOME BENEFIT (GMIB)...............................................  80
 LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)...........................................  84
 SPOUSAL LIFETIME FIVE INCOME BENEFIT (SPOUSAL LIFETIME FIVE)...........................  88
 HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT (HD5).......................................  92
 HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (HD7)...................................... 100
 SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (SHD7)............................. 111
 HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (HIGHEST DAILY LIFETIME 7 PLUS)........... 120
 SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (SPOUSAL HIGHEST DAILY LIFETIME 7
   PLUS)................................................................................ 133
 HIGHEST DAILY LIFETIME/SM/ 6 PLUS INCOME BENEFIT (HD LIFETIME 6 PLUS).................. 142
 SPOUSAL HIGHEST DAILY LIFETIME/SM/ 6 PLUS INCOME BENEFIT (SHD LIFETIME 6 PLUS)......... 155

DEATH BENEFIT........................................................................... 165

 WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?.......................................... 165
 BASIC DEATH BENEFIT.................................................................... 165
 OPTIONAL DEATH BENEFITS................................................................ 165
 PRUDENTIAL ANNUITIES'S ANNUITY REWARDS................................................. 170
 PAYMENT OF DEATH BENEFITS.............................................................. 170

VALUING YOUR INVESTMENT................................................................. 174

 HOW IS MY ACCOUNT VALUE DETERMINED?.................................................... 174
 WHAT IS THE SURRENDER VALUE OF MY ANNUITY?............................................. 174
 HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?............................................ 174
 HOW DO YOU VALUE FIXED ALLOCATIONS?.................................................... 174
 WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?............................................ 174

TAX CONSIDERATIONS...................................................................... 177

GENERAL INFORMATION..................................................................... 186

 HOW WILL I RECEIVE STATEMENTS AND REPORTS?............................................. 186
 WHO IS PRUDENTIAL ANNUITIES?........................................................... 186
 WHAT ARE SEPARATE ACCOUNTS?............................................................ 187
 WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?................................... 188
 WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?............................. 189
 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................................ 192
 FINANCIAL STATEMENTS................................................................... 192
 HOW TO CONTACT US...................................................................... 192
 INDEMNIFICATION........................................................................ 193
 LEGAL PROCEEDINGS...................................................................... 193
 CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION.................................... 194

APPENDIX A - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B................... A-1

APPENDIX B - CALCULATION OF OPTIONAL DEATH BENEFITS..................................... B-1

APPENDIX C - FORMULA UNDER HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT................... C-1

APPENDIX D - ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE DEPARTMENT..... D-1

APPENDIX E - FORMULA UNDER GRO PLUS 2008 AND HIGHEST DAILY GRO.......................... E-1

APPENDIX F - FORMULA UNDER HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT AND SPOUSAL
  HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT........................................... F-1

APPENDIX G - SELECTING THE VARIABLE ANNUITY THAT'S RIGHT FOR YOU........................ G-1

APPENDIX H - FORMULA UNDER HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT AND SPOUSAL
  HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT.......................................... H-1

                                     (ii)


APPENDIX I - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES.. I-1

APPENDIX J - FORMULA FOR HIGHEST DAILY LIFETIME 6 PLUS AND SPOUSAL HIGHEST DAILY
  LIFETIME 6 PLUS INCOME BENEFIT................................................. J-1

APPENDIX K - FORMULA FOR HIGHEST DAILY GRO II AND GRO PLUS II BENEFIT............ K-1

                                     (iii)

                               GLOSSARY OF TERMS

 Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.

 ACCOUNT VALUE: The value of each allocation to a Sub-account (also referred to as a "variable investment option") or a Fixed Allocation prior to the Annuity Date, increased by any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge ("CDSC" or "surrender charge") and/or, other than on an annuity anniversary, any fee that is deducted from the Annuity annually in arrears. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each Fixed Allocation on other than its Maturity Date may be calculated using a market value adjustment. The Account Value includes any Credits we applied to your Purchase Payments that we are entitled to take back under certain circumstances. With respect to Annuities with a Highest Daily Lifetime Five Income Benefit election, Account Value includes the value of any allocation to the Benefit Fixed Rate Account.

 ADJUSTED PURCHASE PAYMENTS: As used in the discussion of certain optional benefits in this prospectus and elsewhere, Adjusted Purchase Payments are purchase payments, increased by any Credits applied to your Account Value in relation to such Purchase Payments, and decreased by any charges deducted from such Purchase Payments.

 ANNUITIZATION: The application of Account Value to one of the available annuity options for the Owner to begin receiving periodic payments for life (or joint lives), for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

 ANNUITY DATE: The date you choose for annuity payments to commence. Unless we agree otherwise, the Annuity Date must be no later than the first day of the calendar month coinciding with or next following the later of: (a) the oldest Owner's or Annuitant's 95/th/ birthday, whichever occurs first, and (b) the fifth anniversary of the Issue Date.

 ANNUITY YEAR: A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

 BENEFIT FIXED RATE ACCOUNT: A fixed investment option offered as part of this Annuity that is used only if you have elected the optional Highest Daily Lifetime Five Income Benefit. Amounts allocated to the Benefit Fixed Rate Account earn a fixed rate of interest, and are held within our general account. You may not allocate Purchase Payments to the Benefit Fixed Rate Account. Rather, Account Value is transferred to the Benefit Fixed Rate Account only under the pre-determined mathematical formula of the Highest Daily Lifetime Five Income Benefit.

 CODE: The Internal Revenue Code of 1986, as amended from time to time.

 COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT: We offer an optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing the greater of the Highest Anniversary Value Death Benefit and a 5% annual increase on Purchase Payments adjusted for withdrawals.

 CONTINGENT DEFERRED SALES CHARGE (CDSC): This is a sales charge that may be deducted when you make a full or partial withdrawal under your Annuity. We refer to this as a "contingent" charge because it is imposed only if you make a withdrawal. The charge is a percentage of each applicable Purchase Payment that is being withdrawn. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. See "Summary of Contract Fees and Charges" for details on the CDSC.

 DCA FIXED RATE OPTION: An investment option that offers a fixed rate of interest for a specified period during the accumulation period. The DCA Fixed Rate Option is used only with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 month DCA Program"), under which the Purchase Payments that you have allocated to that DCA Fixed Rate Option are transferred to the designated Sub-accounts over a 6 month or 12 month period. Withdrawals or transfers from the DCA Fixed Rate Option are not subject to any Market Value Adjustment.

 ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT: We offer an Optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing amounts in addition to the basic Death Benefit that can be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death.

 FIXED ALLOCATION: An investment option that offers a fixed rate of interest for a specified Guarantee Period during the accumulation period. Certain Fixed Allocations are subject to a market value adjustment if you withdraw Account Value prior to the Fixed Allocation's maturity (MVA Fixed Allocation). We also offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"), and are not subject to any market value adjustment. You may participate in a dollar cost averaging program outside of the 6 or 12 Month DCA Program, where the source of funds to be transferred is a fixed allocation.

 FREE LOOK: Under state insurance laws, you have the right, during a limited period of time, to examine your Annuity and decide if you want to keep it or cancel it. This right is referred to as your "free look" right. The length of this time period depends on the law of your state, and may vary depending on whether your purchase is a replacement or not.

 GOOD ORDER: An instruction received by us, utilizing such forms, signatures, and dating as we require, which is sufficiently complete and clear that we do not need to exercise any discretion to follow such instructions. In your Annuity contract, we use the term "In Writing" to refer to this general requirement.

 GUARANTEED MINIMUM INCOME BENEFIT (GMIB): An optional benefit that, for an additional cost, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on your total Purchase Payments and an annual increase of 5% on such Purchase Payments adjusted for withdrawals (called the "Protected Income Value"), regardless of the impact of market performance on your Account Value. We no longer offer GMIB.

 GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB): An optional benefit that, for an additional cost, guarantees your ability to withdraw amounts over time equal to an initial principal value, regardless of the impact of market performance on your Account Value. We no longer offer GMWB.

 GUARANTEE PERIOD: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

 GUARANTEED RETURN OPTION PLUS 2008/SM/ (GRO PLUS 2008)/HIGHEST DAILY GUARANTEED RETURN OPTION (HD GRO)/SM//GUARANTEED RETURN OPTION/SM/ PLUS II (GRO PLUS II)/SM//HIGHEST DAILY/SM/ GUARANTEED RETURN OPTION/SM/ II (HD GRO
 II). Each of GRO Plus 2008, Highest Daily GRO, GRO Plus II, and HD GRO II is a separate optional benefit that, for an additional cost, guarantees a minimum Account Value at one or more future dates and that requires your participation in a program that may transfer your Account Value according to a predetermined mathematical formula. Each benefit has different features, so please consult the pertinent benefit description in the section of the prospectus entitled "Living Benefits". Certain of these benefits are no longer available for election.

 HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV"): We offer an optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Anniversary Value, less proportional withdrawals.

 HIGHEST DAILY LIFETIME FIVE/SM/ INCOME BENEFIT: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of a guaranteed benefit base called the Total Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Highest Daily Lifetime Five.

 HIGHEST DAILY LIFETIME SEVEN/SM/ INCOME BENEFIT: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime Seven is the same class of optional benefit as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime Seven.

 HIGHEST DAILY LIFETIME 7 PLUS/SM/ INCOME BENEFIT: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 7 Plus is the same class of optional benefit as our Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime 7 Plus.

 HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 6 Plus is the same class of optional benefit as our Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated.

 HIGHEST DAILY VALUE DEATH BENEFIT ("HDV"): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Daily Value, less proportional withdrawals. We no longer offer HDV.

 INTERIM VALUE: The value of the MVA Fixed Allocation on any date other than the Maturity Date. The Interim Value is equal to the initial value allocated to the MVA Fixed Allocation plus all interest credited to the Fixed Allocation as of the date calculated, less any transfers or withdrawals from the MVA Fixed Allocation.

 ISSUE DATE: The effective date of your Annuity.

 KEY LIFE: Under the Beneficiary Continuation Option, the person whose life expectancy is used to determine payments.

 LIFETIME FIVE/SM/ INCOME BENEFIT: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Lifetime Five.

 MVA: A market value adjustment used in the determination of Account Value of a MVA Fixed Allocation on any day more than 30 days prior to the Maturity Date of such MVA Fixed Allocation. In addition to MVA Fixed Allocations that are subject to an MVA, Book Value Fixed Allocations may be used with our enhanced dollar cost averaging program, and are not subject to any MVA.

 OWNER: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity who has the rights and benefits designated as to the "Participant" in the certificate.

 SPOUSAL LIFETIME FIVE/SM/ INCOME BENEFIT: An optional benefit that, for an additional cost, guarantees until the later death of two Designated Lives (as defined in this Prospectus) the ability to withdraw an annual amount equal to a percentage of guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Spousal Lifetime Five.

 SPOUSAL HIGHEST DAILY LIFETIME SEVEN/SM/ INCOME BENEFIT: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime Seven Income Benefit and is the same class of optional benefit as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value are calculated and to how the lifetime withdrawals are calculated. Starting in 2009, we began offering Spousal Highest Daily Lifetime 7 Plus in lieu of Spousal Highest Daily Lifetime Seven wherever we have received the required State and selling firm approvals. We no longer offer Spousal Highest Daily Lifetime Seven.

 SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS/SM/ INCOME BENEFIT: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 7 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Values are calculated and to how the lifetime withdrawals are calculated. Starting in 2009, we began offering Spousal Highest Daily Lifetime 7 Plus in lieu of Spousal Highest Daily Lifetime Seven wherever we have received the required State and selling firm approvals. We no longer offer Spousal Highest Daily Lifetime 7 Plus.

 SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 6 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated.

 SUB-ACCOUNT: We issue your Annuity through our separate account. See "What is the Separate Account?" under the General Information section. The separate account invests in underlying mutual fund portfolios. From an accounting perspective, we divide the separate account into a number of sections, each of which corresponds to a particular underlying mutual fund portfolio. We refer to each such section of our separate account as a "Sub-account".

 SURRENDER VALUE: The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, Tax Charge and the charge for any optional benefits and any additional amounts we applied to your Purchase Payments that we may be entitled to recover under certain circumstances. The surrender value may be calculated using a MVA with respect to amounts in any Fixed Allocation.

 UNIT: A measure used to calculate your Account Value in a Sub-account during the accumulation period.

 VALUATION DAY: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

                     SUMMARY OF CONTRACT FEES AND CHARGES

 Below is a summary of the fees and charges for the Annuities. Some fees and charges are assessed against each Annuity while others are assessed against assets allocated to the Sub-accounts. The fees and charges that are assessed against an Annuity include any applicable Contingent Deferred Sales Charge, Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the Sub-accounts are the Mortality and Expense Risk charge, the charge for Administration of the Annuity, and the charge for certain optional benefits you elect. Certain optional benefits deduct a charge from each Annuity based on a percentage of a "protected value." Each underlying mutual fund portfolio assesses a fee for investment management, other expenses and, with some mutual funds, a 12b-1 fee. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.

 The following tables provide a summary of the fees and charges you will pay if you surrender your Annuity or transfer Account Value among investment options. These fees and charges are described in more detail within this Prospectus.

                         -----------------------------
                         TRANSACTION FEES AND CHARGES
                         -----------------------------

             ------------------------------------------------------
             CONTINGENT DEFERRED SALES CHARGES FOR THE ANNUITY /1/
             ------------------------------------------------------

      Yr. 1 Yr. 2 Yr. 3 Yr. 4 Yr. 5 Yr. 6 Yr. 7 Yr. 8 Yr. 9 Yr. 10 Yr. 11+
      --------------------------------------------------------------------
      9.0%  9.0%  8.0%  7.0%  6.0%  5.0%  4.0%  3.0%  2.0%   1.0%   0.0%
      --------------------------------------------------------------------

 1 The Contingent Deferred Sales Charges are assessed upon surrender or withdrawal. The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period during which a particular percentage applies is measured from the Issue Date of the Annuity.

                      -----------------------------------
                      OTHER TRANSACTION FEES AND CHARGES

                        (assessed against the Annuity)
                      -----------------------------------
                         FEE/CHARGE              XT8
                      -----------------------------------
                      TRANSFER FEE /1/
                      MAXIMUM                   $15.00
                      CURRENT                   $10.00
                      -----------------------------------
                      TAX CHARGE              0% to 3.5%
                      (CURRENT) /2/
                      -----------------------------------

 1 Currently, we deduct the fee after the 20/th/ transfer each Annuity Year. We guarantee that the number of charge free transfers per Annuity Year will never be less than 8.
 2 In some states a tax is payable, either when Purchase Payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is assessed as a percentage of Purchase Payments, Surrender Value, or Account Value, as applicable. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. See the subsection "Tax Charge" under "Fees and Charges" in this Prospectus.

 The following table provides a summary of the periodic fees and charges you will pay while you own your Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

           -----------------------------------------------------------------------------
                        PERIODIC FEES AND CHARGES

           -----------------------------------------------------------------------------
                FEE/CHARGE                                             XT8
           ANNUAL MAINTENANCE                                 Lesser of $35 or 2% of
           FEE /1/                                                Account Value
                                      --------------------------------------------
             BENEFICIARY
             CONTINUATION                                     Lesser of $30 or 2% of
             OPTION ONLY                                          Account Value
           -----------------------------------------------------------------------------
           ANNUAL FEES/CHARGES OF THE SUB-ACCOUNTS /2/
           (assessed as a percentage of the daily net assets of the Sub-accounts)
           -----------------------------------------------------------------------------
                FEE/CHARGE
           MORTALITY & EXPENSE                                        1.60%
           RISK CHARGE /3/
           -----------------------------------------------------------------------------
           ADMINISTRATION                                             0.15%
           CHARGE /3/
           -----------------------------------------------------------------------------
           SETTLEMENT SERVICE
           CHARGE /4/
           QUALIFIED:                                                 1.40%
           NON-QUALIFIED:                                             1.00%
           -----------------------------------------------------------------------------
           TOTAL ANNUAL CHARGES                                       1.75%
           OF THE SUB-ACCOUNTS
           (EXCLUDING SETTLEMENT
           SERVICE CHARGE)
           -----------------------------------------------------------------------------

 1 Assessed annually on the Annuity's anniversary date or upon surrender. For beneficiaries who elect the non-qualified Beneficiary Continuation Option, the fee is only applicable if Account Value is less than $25,000 at the time the fee is assessed.
 2  These charges are deducted daily and apply to the Sub-accounts only.
 3 The combination of the Mortality and Expense Risk Charge and Administration Charge is referred to as the "Insurance Charge" elsewhere in this Prospectus.
 4 The Mortality & Expense Risk Charge and the Administration Charge do not apply if you are a beneficiary under the Beneficiary Continuation Option. The Settlement Service Charge applies only if your beneficiary elects the Beneficiary Continuation Option.

 The following table sets forth the charge for each optional benefit under the Annuity. The fees for these optional benefits would be in addition to the periodic fees and transaction fees set forth in the tables above. We reserve the right to increase the charge to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit. The Total Charge column depicts the sum of the 1.75% Insurance Charge and the charge for the particular optional benefit.

      -------------------------------------------------------------------
                   YOUR OPTIONAL BENEFIT FEES AND CHARGES
      -------------------------------------------------------------------
                OPTIONAL BENEFIT              OPTIONAL        TOTAL
                                             BENEFIT FEE/     ANNUAL
                                               CHARGE       CHARGE /2/
                                                             FOR XT8
      -------------------------------------------------------------------
      GRO PLUS II
      CURRENT AND MAXIMUM CHARGE /3/           0.60%           2.35%
      (ASSESSED AGAINST SUB-ACCOUNT
      NET ASSETS)
      -------------------------------------------------------------------
      HIGHEST DAILY GRO II
      CURRENT AND MAXIMUM CHARGE /3/           0.60%           2.35%
      (ASSESSED AGAINST SUB-ACCOUNT
      NET ASSETS)
      -------------------------------------------------------------------
      HIGHEST DAILY LIFETIME 6 PLUS (HD 6
      PLUS)
      MAXIMUM CHARGE                           1.50%       1.75% + 1.50%
      (ASSESSED AGAINST GREATER OF ACCOUNT
      VALUE AND PWV)
      CURRENT CHARGE                           0.85%       1.75% + 0.85%
      (ASSESSED AGAINST GREATER OF ACCOUNT
      VALUE AND PWV)
      -------------------------------------------------------------------
      HIGHEST DAILY LIFETIME 6 PLUS WITH
      LIFETIME INCOME ACCELERATOR (LIA)
      MAXIMUM CHARGE /3/                       2.00%       1.75% + 2.00%
      (ASSESSED AGAINST GREATER OF ACCOUNT
      VALUE AND PWV)
      CURRENT CHARGE                           1.20%       1.75% + 1.20%
      (ASSESSED AGAINST GREATER OF ACCOUNT
      VALUE AND PWV)
      -------------------------------------------------------------------
      SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS
      MAXIMUM CHARGE /3/                       1.50%       1.75% + 1.50%
      (ASSESSED AGAINST GREATER OF ACCOUNT
      VALUE AND PWV)
      CURRENT CHARGE                           0.95%       1.75% + 0.95%
      (ASSESSED AGAINST GREATER OF ACCOUNT
      VALUE AND PWV)
      -------------------------------------------------------------------
      GUARANTEED RETURN OPTION PLUS 2008
      (GRO PLUS 2008)
      MAXIMUM CHARGE /3/                       0.75%           2.50%
      (ASSESSED AGAINST SUB-ACCOUNT NET
      ASSETS)
      CURRENT CHARGE (IF ELECTED ON OR         0.60%           2.35%
      AFTER MAY 1, 2009)
      (ASSESSED AGAINST SUB-ACCOUNT NET
      ASSETS)
      -------------------------------------------------------------------
      HIGHEST DAILY GUARANTEED RETURN
      OPTION (HD GRO)
      MAXIMUM CHARGE /3/                       0.75%           2.50%
      (ASSESSED AGAINST SUB-ACCOUNT NET
      ASSETS)
      CURRENT CHARGE (IF ELECTED ON OR         0.60%           2.35%
      AFTER MAY 1, 2009)
      (ASSESSED AGAINST SUB-ACCOUNT NET
      ASSETS)
      -------------------------------------------------------------------
      GUARANTEED MINIMUM WITHDRAWAL BENEFIT
      (GMWB)
      MAXIMUM CHARGE /3/                       1.00%           2.75%
      (ASSESSED AGAINST SUB-ACCOUNT NET
      ASSETS)
      CURRENT CHARGE                           0.35%           2.10%
      (ASSESSED AGAINST SUB-ACCOUNT NET
      ASSETS)
      -------------------------------------------------------------------
      GUARANTEED MINIMUM INCOME BENEFIT
      (GMIB)
      MAXIMUM CHARGE /3/                       1.00%       1.75% + 1.00%
      (ASSESSED AGAINST PIV)
      CURRENT CHARGE                           0.50%       1.75% + 0.50%
      (ASSESSED AGAINST PIV)
      -------------------------------------------------------------------

      -------------------------------------------------------------------
                   YOUR OPTIONAL BENEFIT FEES AND CHARGES
      -------------------------------------------------------------------
                OPTIONAL BENEFIT              OPTIONAL        TOTAL
                                             BENEFIT FEE/     ANNUAL
                                               CHARGE       CHARGE /2/
                                                             FOR XT8
      -------------------------------------------------------------------
      LIFETIME FIVE INCOME BENEFIT
      MAXIMUM CHARGE /3/                       1.50%           3.25%
      (ASSESSED AGAINST SUB-ACCOUNT NET
      ASSETS)
      CURRENT CHARGE                           0.60%           2.35%
      (ASSESSED AGAINST SUB-ACCOUNT NET
      ASSETS)
      -------------------------------------------------------------------
      SPOUSAL LIFETIME FIVE INCOME BENEFIT
      MAXIMUM CHARGE /3/                       1.50%           3.25%
      (ASSESSED AGAINST SUB-ACCOUNT NET
      ASSETS)
      CURRENT CHARGE                           0.75%           2.50%
      (ASSESSED AGAINST SUB-ACCOUNT NET
      ASSETS)
      -------------------------------------------------------------------
      HIGHEST DAILY LIFETIME FIVE INCOME
      BENEFIT
      MAXIMUM CHARGE /3/                       1.50%           3.25%
      (ASSESSED AGAINST SUB-ACCOUNT NET
      ASSETS)
      CURRENT CHARGE                           0.60%           2.35%
      (ASSESSED AGAINST SUB-ACCOUNT NET
      ASSETS)
      -------------------------------------------------------------------
      HIGHEST DAILY LIFETIME SEVEN INCOME
      BENEFIT
      MAXIMUM CHARGE /3/                       1.50%       1.75% + 1.50%
      (ASSESSED AGAINST PWV)
      CURRENT CHARGE                           0.60%       1.75% + 0.60%
      (ASSESSED AGAINST PWV)
      -------------------------------------------------------------------
      HIGHEST DAILY LIFETIME SEVEN
      W/BENEFICIARY INCOME OPTION
      MAXIMUM CHARGE /3/                       2.00%       1.75% + 2.00%
      (ASSESSED AGAINST PWV)
      CURRENT CHARGE                           0.95%       1.75% + 0.95%
      (ASSESSED AGAINST PWV)
      -------------------------------------------------------------------
      HIGHEST DAILY LIFETIME SEVEN
      W/LIFETIME INCOME ACCELERATOR
      MAXIMUM CHARGE /3/                       2.00%       1.75% + 2.00%
      (ASSESSED AGAINST THE PWV)
      CURRENT CHARGE                           0.95%       1.75% + 0.95%
      (ASSESSED AGAINST THE PWV)
      -------------------------------------------------------------------
      SPOUSAL HIGHEST DAILY LIFETIME SEVEN
      INCOME BENEFIT
      MAXIMUM CHARGE /3/                       1.50%       1.75% + 1.50%
      CURRENT CHARGE                           0.75%       1.75% + 0.75%
      -------------------------------------------------------------------
      SPOUSAL HIGHEST DAILY LIFETIME SEVEN W/BENEFICIARY
      INCOME OPTION
      MAXIMUM CHARGE /3/                       2.00%       1.75% + 2.00%
      (ASSESSED AGAINST THE PWV)
      CURRENT CHARGE                           0.95%       1.75% + 0.95%
      (ASSESSED AGAINST THE PWV)
      -------------------------------------------------------------------
      HIGHEST DAILY LIFETIME 7 PLUS
      MAXIMUM CHARGE /3/                       1.50%       1.75% + 1.50%
      (ASSESSED AGAINST THE GREATER OF
      ACCOUNT VALUE AND PWV)
      CURRENT CHARGE                           0.75%       1.75% + 0.75%
      (ASSESSED AGAINST THE GREATER OF
      ACCOUNT VALUE AND PWV)
      -------------------------------------------------------------------
      HIGHEST DAILY LIFETIME 7 PLUS
      WITH BENEFICIARY INCOME OPTION
      MAXIMUM CHARGE /3/                       2.00%       1.75% + 2.00%
      (ASSESSED AGAINST THE GREATER OF
      ACCOUNT VALUE AND PWV)
      CURRENT CHARGE                           1.10%       1.75% + 1.10%
      (ASSESSED AGAINST THE GREATER OF
      ACCOUNT VALUE AND PWV)
      -------------------------------------------------------------------
      HIGHEST DAILY LIFETIME 7 PLUS
      WITH LIFETIME INCOME ACCELERATOR
      MAXIMUM CHARGE /3/                       2.00%       1.75% + 2.00%
      (ASSESSED AGAINST THE GREATER OF
      ACCOUNT VALUE AND PWV)
      CURRENT CHARGE                           1.10%       1.75% + 1.10%
      (ASSESSED AGAINST THE GREATER OF
      ACCOUNT VALUE AND PWV)
      -------------------------------------------------------------------

      -------------------------------------------------------------------
                   YOUR OPTIONAL BENEFIT FEES AND CHARGES
      -------------------------------------------------------------------
                OPTIONAL BENEFIT              OPTIONAL        TOTAL
                                             BENEFIT FEE/     ANNUAL
                                               CHARGE       CHARGE /2/
                                                             FOR XT8
      -------------------------------------------------------------------
      SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS
      MAXIMUM CHARGE /3/                       1.50%       1.75% + 1.50%
      (ASSESSED AGAINST THE GREATER OF
      ACCOUNT VALUE AND PWV)
      CURRENT CHARGE                           0.90%       1.75% + 0.90%
      (ASSESSED AGAINST THE GREATER OF
      ACCOUNT VALUE AND PWV)
      -------------------------------------------------------------------
      SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS
      WITH BENEFICIARY INCOME OPTION
      MAXIMUM CHARGE /3/                       2.00%       1.75% + 2.00%
      (ASSESSED AGAINST THE GREATER OF
      ACCOUNT VALUE AND PWV)
      CURRENT CHARGE                           1.10%       1.75% + 1.10%
      (ASSESSED AGAINST THE GREATER OF
      ACCOUNT VALUE AND PWV)
      -------------------------------------------------------------------
      ENHANCED BENEFICIARY PROTECTION DEATH
      BENEFIT
      CURRENT AND MAXIMUM CHARGE/ 4/           0.25%           2.00%
      (ASSESSED AGAINST SUB-ACCOUNT NET
      ASSETS)
      -------------------------------------------------------------------
      HIGHEST ANNIVERSARY VALUE DEATH
      BENEFIT ("HAV")
      CURRENT AND MAXIMUM CHARGE/ 4/           0.25%           2.15%
      (ASSESSED AGAINST SUB-ACCOUNT NET
      ASSETS)
      -------------------------------------------------------------------
      COMBINATION 5% ROLL-UP AND HAV DEATH
      BENEFIT
      CURRENT AND MAXIMUM CHARGE/ 4/           0.50%           2.55%
      (ASSESSED AGAINST SUB-ACCOUNT NET
      ASSETS)
      -------------------------------------------------------------------
      HIGHEST DAILY VALUE DEATH BENEFIT
      ("HDV")
      CURRENT AND MAXIMUM CHARGE/ 4/           0.50%           2.25%
      (ASSESSED AGAINST SUB-ACCOUNT NET
      ASSETS)
      -------------------------------------------------------------------
      PLEASE REFER TO THE SECTION OF THIS PROSPECTUS THAT DESCRIBES EACH
      OPTIONAL BENEFIT FOR A COMPLETE DESCRIPTION OF THE BENEFIT,
      INCLUDING ANY RESTRICTIONS OR LIMITATIONS THAT MAY APPLY.
      -------------------------------------------------------------------

 HOW CHARGE IS DETERMINED

 1 GRO PLUS II. Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The current charge is 0.60% and is in addition to 1.75% annual charge.
    HIGHEST DAILY GRO II. Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The current charge is 0.60% and is in addition to 1.75% annual charge.
    HIGHEST DAILY LIFETIME 6 PLUS. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). The current charge is equal to 0.85% and is in addition to 1.75% annual charge.
    HIGHEST DAILY LIFETIME 6 PLUS WITH LIA. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). The current charge is 1.20% and is in addition to 1.75% annual charge.
    SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). The current charge is 0.95% and is in addition to 1.75% annual charge.
    GRO PLUS 2008: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The total annual current charge is 2.10% (for elections prior to May 1, 2009) or 2.35%, (for elections on or after May 1, 2009). Except in certain states, this benefit is no longer available for new elections.
    HIGHEST DAILY GRO: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The total annual current charge is 2.10% (for elections prior to May 1, 2009) or 2.35%, (for elections on or after May 1, 2009). Except in certain states, this benefit is no longer available for new elections.
    GUARANTEED MINIMUM WITHDRAWAL BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The total annual current charge is 2.10%. This benefit is no longer available for new elections.
    GUARANTEED MINIMUM INCOME BENEFIT: Charge for this benefit is assessed against the GMIB Protected Income Value ("PIV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the Fixed Allocations. The current charge is 0.50% of PIV for GMIB and is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
    LIFETIME FIVE INCOME BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The total annual current charge is 2.35%. This benefit is no longer available for new elections. SPOUSAL LIFETIME FIVE INCOME BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The total annual current charge is 2.50%. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The total annual current charge is 2.35%. This benefit is no longer available for new elections.

    HIGHEST DAILY LIFETIME SEVEN: Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. The current charge is 0.60% and is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION. Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. The current charge is 0.95% and is in addition to 1.75% annual charge. This benefit is no longer available for new elections. HIGHEST DAILY LIFETIME SEVEN WITH LIFETIME INCOME ACCELERATOR. Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. The current charge is 0.95% in addition to 1.75% annual charge.
    SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT: Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. The current charge is 0.75% and is in addition to 1.75% annual charge. This benefit is no longer available for new elections. SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION. Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. The current charge is 0.95% and is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME 7 PLUS. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. 0.75% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. 1.10% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections. HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME ACCELERATOR. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. 1.10% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections. SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. 0.90% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.
    SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. 1.10% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.
    ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The total annual charge is 2.00%. This benefit is no longer available for new elections.
    HIGHEST ANNIVERSARY VALUE DEATH BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The total annual charge is 2.00%. This benefit is no longer available for new elections.
    COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The total annual charge is 2.25%. This benefit is no longer available for new elections.
    HIGHEST DAILY VALUE DEATH BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The total annual charge is 2.25%. This benefit is no longer available for new elections.
 2 The Total Annual Charge includes the Insurance Charge assessed against the average daily net assets allocated to the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit. With respect to GMIB, the 0.50% charge is assessed against the GMIB Protected Income Value. With respect to each of Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus the charge is assessed against the Protected Withdrawal Value (greater of PWV and Account Value, for the "Plus" benefits). With respect to each of Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus one-fourth of the annual charge is deducted quarterly. These optional benefits are not available under the Beneficiary Continuation Option.
 3 We reserve the right to increase the charge to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit.
 4 Our reference in the fee table to "current and maximum" charge does not connote that we have the authority to increase the charge for Annuities that already have been issued. Rather, the reference indicates that there is no maximum charge to which the current charge could be increased for existing Annuities. However, our State filings may have included a provision allowing us to impose an increased charge for newly-issued Annuities.

 The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds ("Portfolios") as of December 31, 2009. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

              ----------------------------------------------------
                  TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES
              ----------------------------------------------------
                                                 MINIMUM  MAXIMUM
              ----------------------------------------------------
              TOTAL PORTFOLIO OPERATING EXPENSE  0.62%    2.93%
              ----------------------------------------------------

 The following are the total annual expenses for each underlying mutual fund ("Portfolio") as of December 31, 2009, except as noted. The "Total Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. There is no guarantee that actual expenses will be the same as those shown in the table. For certain of the underlying Portfolios, a portion of the management fee has been waived and/or other expenses have been partially reimbursed. The existence of any such fee waivers and/or reimbursements have been reflected in the footnotes. The following expenses are deducted by the underlying Portfolio before it provides Prudential Annuities with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888.

------------------------------------------------------------------------------------------------------------------------------------
                                         UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                             (as a percentage of the average net assets of the underlying Portfolios)
------------------------------------------------------------------------------------------------------------------------------------
                                                               For the year ended December 31, 2009
                              -------------------------------------------------------------------------------------------
         UNDERLYING                                                                                 Total
         PORTFOLIO                                                         Broker Fees  Acquired   Annual
                                                                Dividend   and Expenses Portfolio Portfolio  Fee Waiver
                              Management  Other   Distribution Expense on    on Short    Fees &   Operating  or Expense
                                 Fees    Expenses (12b-1) Fees Short Sales    Sales     Expenses  Expenses  Reimbursement
--------------------------------------------------------------------------------------------------------------------------
 AST Academic Strategies
  Asset Allocation              0.72%     0.08%      0.00%        0.02%       0.00%       0.75%     1.57%       0.00%
 AST Advanced Strategies        0.85%     0.18%      0.00%        0.00%       0.00%       0.02%     1.05%       0.00%
 AST Aggressive Asset
  Allocation                    0.15%     0.06%      0.00%        0.00%       0.00%       1.01%     1.22%       0.00%
 AST AllianceBernstein
  Core Value                    0.75%     0.20%      0.00%        0.00%       0.00%       0.00%     0.95%       0.00%
 AST AllianceBernstein
  Growth & Income               0.75%     0.13%      0.00%        0.00%       0.00%       0.00%     0.88%       0.00%
 AST American Century
  Income & Growth               0.75%     0.19%      0.00%        0.00%       0.00%       0.00%     0.94%       0.00%
 AST Balanced Asset
  Allocation                    0.15%     0.02%      0.00%        0.00%       0.00%       0.91%     1.08%       0.00%
 AST Bond Portfolio 2015/ 1/    0.64%     0.17%      0.00%        0.00%       0.00%       0.00%     0.81%       0.00%
 AST Bond Portfolio 2016/ 1/    0.64%     1.10%      0.00%        0.00%       0.00%       0.00%     1.74%      -0.74%
 AST Bond Portfolio 2017/ 1/    0.64%     0.32%      0.00%        0.00%       0.00%       0.00%     0.96%       0.00%
 AST Bond Portfolio 2018/ 1/    0.64%     0.19%      0.00%        0.00%       0.00%       0.00%     0.83%       0.00%
 AST Bond Portfolio 2019/ 1/    0.64%     0.22%      0.00%        0.00%       0.00%       0.00%     0.86%       0.00%
 AST Bond Portfolio 2020/ 1/    0.64%     1.95%      0.00%        0.00%       0.00%       0.00%     2.59%      -1.59%
 AST Bond Portfolio 2021/ 1/    0.64%     0.32%      0.00%        0.00%       0.00%       0.00%     0.96%       0.00%
 AST Capital Growth Asset
  Allocation                    0.15%     0.02%      0.00%        0.00%       0.00%       0.94%     1.11%       0.00%
 AST CLS Growth Asset
  Allocation                    0.30%     0.06%      0.00%        0.00%       0.00%       0.90%     1.26%       0.00%
 AST CLS Moderate Asset
  Allocation                    0.30%     0.03%      0.00%        0.00%       0.00%       0.83%     1.16%       0.00%
 AST Cohen & Steers
  Realty                        1.00%     0.16%      0.00%        0.00%       0.00%       0.00%     1.16%       0.00%
 AST Federated Aggressive
  Growth                        0.95%     0.19%      0.00%        0.00%       0.00%       0.00%     1.14%       0.00%
 AST FI Pyramis(R) Asset
  Allocation/ 2/                0.85%     0.27%      0.00%        0.15%       0.00%       0.00%     1.27%       0.00%
 AST First Trust Balanced
  Target                        0.85%     0.14%      0.00%        0.00%       0.00%       0.00%     0.99%       0.00%
 AST First Trust Capital
  Appreciation Target           0.85%     0.13%      0.00%        0.00%       0.00%       0.00%     0.98%       0.00%
 AST Global Real Estate         1.00%     0.23%      0.00%        0.00%       0.00%       0.00%     1.23%       0.00%
 AST Goldman Sachs
  Concentrated Growth           0.90%     0.15%      0.00%        0.00%       0.00%       0.00%     1.05%       0.00%
 AST Goldman Sachs Mid-
  Cap Growth                    1.00%     0.18%      0.00%        0.00%       0.00%       0.00%     1.18%       0.00%
 AST Goldman Sachs
  Small-Cap Value               0.95%     0.24%      0.00%        0.00%       0.00%       0.01%     1.20%       0.00%
 AST High Yield                 0.75%     0.16%      0.00%        0.00%       0.00%       0.00%     0.91%       0.00%
 AST Horizon Growth
  Asset Allocation              0.30%     0.06%      0.00%        0.00%       0.00%       0.87%     1.23%       0.00%
 AST Horizon Moderate
  Asset Allocation              0.30%     0.04%      0.00%        0.00%       0.00%       0.82%     1.16%       0.00%
 AST International Growth       1.00%     0.13%      0.00%        0.00%       0.00%       0.00%     1.13%       0.00%
 AST International Value        1.00%     0.14%      0.00%        0.00%       0.00%       0.00%     1.14%       0.00%
 AST Investment Grade
  Bond/ 1/                      0.64%     0.13%      0.00%        0.00%       0.00%       0.00%     0.77%       0.00%

------------------------------------------------------------------------------------------------------------------------------------
                                         UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                             (as a percentage of the average net assets of the underlying Portfolios)
------------------------------------------------------------------------------------------------------------------------------------

                              -----------
         UNDERLYING
         PORTFOLIO            Net Annual
                                 Fund
                              Operating
                               Expenses
----------------------------------------
 AST Academic Strategies
  Asset Allocation              1.57%
 AST Advanced Strategies        1.05%
 AST Aggressive Asset
  Allocation                    1.22%
 AST AllianceBernstein
  Core Value                    0.95%
 AST AllianceBernstein
  Growth & Income               0.88%
 AST American Century
  Income & Growth               0.94%
 AST Balanced Asset
  Allocation                    1.08%
 AST Bond Portfolio 2015/ 1/    0.81%
 AST Bond Portfolio 2016/ 1/    1.00%
 AST Bond Portfolio 2017/ 1/    0.96%
 AST Bond Portfolio 2018/ 1/    0.83%
 AST Bond Portfolio 2019/ 1/    0.86%
 AST Bond Portfolio 2020/ 1/    1.00%
 AST Bond Portfolio 2021/ 1/    0.96%
 AST Capital Growth Asset
  Allocation                    1.11%
 AST CLS Growth Asset
  Allocation                    1.26%
 AST CLS Moderate Asset
  Allocation                    1.16%
 AST Cohen & Steers
  Realty                        1.16%
 AST Federated Aggressive
  Growth                        1.14%
 AST FI Pyramis(R) Asset
  Allocation/ 2/                1.27%
 AST First Trust Balanced
  Target                        0.99%
 AST First Trust Capital
  Appreciation Target           0.98%
 AST Global Real Estate         1.23%
 AST Goldman Sachs
  Concentrated Growth           1.05%
 AST Goldman Sachs Mid-
  Cap Growth                    1.18%
 AST Goldman Sachs
  Small-Cap Value               1.20%
 AST High Yield                 0.91%
 AST Horizon Growth
  Asset Allocation              1.23%
 AST Horizon Moderate
  Asset Allocation              1.16%
 AST International Growth       1.13%
 AST International Value        1.14%
 AST Investment Grade
  Bond/ 1/                      0.77%

----------------------------------------------------------------------------------------------------------------------------------
                                        UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                            (as a percentage of the average net assets of the underlying Portfolios)
----------------------------------------------------------------------------------------------------------------------------------
                                                             For the year ended December 31, 2009
                            -------------------------------------------------------------------------------------------
        UNDERLYING                                                                                Total
        PORTFOLIO                                                        Broker Fees  Acquired   Annual
                                                              Dividend   and Expenses Portfolio Portfolio  Fee Waiver
                            Management  Other   Distribution Expense on    on Short    Fees &   Operating  or Expense
                               Fees    Expenses (12b-1) Fees Short Sales    Sales     Expenses  Expenses  Reimbursement
------------------------------------------------------------------------------------------------------------------------
 AST Jennison Large-Cap
  Growth                      0.90%     0.18%      0.00%        0.00%       0.00%       0.00%     1.08%       0.00%
 AST Jennison Large-Cap
  Value                       0.75%     0.19%      0.00%        0.00%       0.00%       0.00%     0.94%       0.00%
 AST JPMorgan
  International Equity        0.90%     0.18%      0.00%        0.00%       0.00%       0.00%     1.08%       0.00%
 AST J.P. Morgan Strategic
  Opportunities               1.00%     0.14%      0.00%        0.17%       0.00%       0.00%     1.31%       0.00%
 AST Large-Cap Value          0.75%     0.13%      0.00%        0.00%       0.00%       0.00%     0.88%       0.00%
 AST Lord Abbett Bond-
  Debenture                   0.80%     0.16%      0.00%        0.00%       0.00%       0.00%     0.96%       0.00%
 AST Marsico Capital
  Growth                      0.90%     0.12%      0.00%        0.00%       0.00%       0.00%     1.02%       0.00%
 AST Mid-Cap Value            0.95%     0.19%      0.00%        0.00%       0.00%       0.00%     1.14%       0.00%
 AST MFS Global Equity        1.00%     0.32%      0.00%        0.00%       0.00%       0.00%     1.32%       0.00%
 AST MFS Growth               0.90%     0.13%      0.00%        0.00%       0.00%       0.00%     1.03%       0.00%
 AST Money Market/ 3/         0.50%     0.12%      0.00%        0.00%       0.00%       0.00%     0.62%      -0.01%
 AST Neuberger Berman
  Mid-Cap Growth              0.90%     0.15%      0.00%        0.00%       0.00%       0.00%     1.05%       0.00%
 AST Neuberger Berman /
  LSV Mid-Cap Value           0.90%     0.15%      0.00%        0.00%       0.00%       0.00%     1.05%       0.00%
 AST Neuberger Berman
  Small-Cap Growth            0.95%     0.25%      0.00%        0.00%       0.00%       0.00%     1.20%       0.00%
 AST Parametric Emerging
  Markets Equity              1.10%     0.36%      0.00%        0.00%       0.00%       0.01%     1.47%       0.00%
 AST PIMCO Limited
  Maturity Bond               0.65%     0.14%      0.00%        0.00%       0.00%       0.00%     0.79%       0.00%
 AST PIMCO Total Return
  Bond                        0.65%     0.13%      0.00%        0.00%       0.00%       0.00%     0.78%       0.00%
 AST Preservation Asset
  Allocation                  0.15%     0.02%      0.00%        0.00%       0.00%       0.85%     1.02%       0.00%
 AST QMA US Equity
  Alpha                       1.00%     0.20%      0.00%        0.30%       0.30%       0.00%     1.80%       0.00%
 AST Schroders Multi-
  Asset World Strategies      1.10%     0.25%      0.00%        0.00%       0.00%       0.20%     1.55%       0.00%
 AST Small-Cap Growth         0.90%     0.17%      0.00%        0.00%       0.00%       0.00%     1.07%       0.00%
 AST Small-Cap Value          0.90%     0.16%      0.00%        0.00%       0.00%       0.00%     1.06%       0.00%
 AST T. Rowe Price Asset
  Allocation                  0.85%     0.16%      0.00%        0.00%       0.00%       0.00%     1.01%       0.00%
 AST T. Rowe Price Global
  Bond                        0.80%     0.19%      0.00%        0.00%       0.00%       0.00%     0.99%       0.00%
 AST T. Rowe Price Large
  Cap Growth                  0.90%     0.13%      0.00%        0.00%       0.00%       0.00%     1.03%       0.00%
 AST T. Rowe Price
  Natural Resources           0.90%     0.15%      0.00%        0.00%       0.00%       0.00%     1.05%       0.00%
 AST Value                    0.85%     0.13%      0.00%        0.00%       0.00%       0.00%     0.98%       0.00%
 AST Western Asset Core
  Plus Bond                   0.70%     0.14%      0.00%        0.00%       0.00%       0.00%     0.84%       0.00%

----------------------------------------------------------------------------------------------------------------------------------
                                        UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                            (as a percentage of the average net assets of the underlying Portfolios)
----------------------------------------------------------------------------------------------------------------------------------

                            -----------
        UNDERLYING
        PORTFOLIO           Net Annual
                               Fund
                            Operating
                             Expenses
--------------------------------------
 AST Jennison Large-Cap
  Growth                      1.08%
 AST Jennison Large-Cap
  Value                       0.94%
 AST JPMorgan
  International Equity        1.08%
 AST J.P. Morgan Strategic
  Opportunities               1.31%
 AST Large-Cap Value          0.88%
 AST Lord Abbett Bond-
  Debenture                   0.96%
 AST Marsico Capital
  Growth                      1.02%
 AST Mid-Cap Value            1.14%
 AST MFS Global Equity        1.32%
 AST MFS Growth               1.03%
 AST Money Market/ 3/         0.61%
 AST Neuberger Berman
  Mid-Cap Growth              1.05%
 AST Neuberger Berman /
  LSV Mid-Cap Value           1.05%
 AST Neuberger Berman
  Small-Cap Growth            1.20%
 AST Parametric Emerging
  Markets Equity              1.47%
 AST PIMCO Limited
  Maturity Bond               0.79%
 AST PIMCO Total Return
  Bond                        0.78%
 AST Preservation Asset
  Allocation                  1.02%
 AST QMA US Equity
  Alpha                       1.80%
 AST Schroders Multi-
  Asset World Strategies      1.55%
 AST Small-Cap Growth         1.07%
 AST Small-Cap Value          1.06%
 AST T. Rowe Price Asset
  Allocation                  1.01%
 AST T. Rowe Price Global
  Bond                        0.99%
 AST T. Rowe Price Large
  Cap Growth                  1.03%
 AST T. Rowe Price
  Natural Resources           1.05%
 AST Value                    0.98%
 AST Western Asset Core
  Plus Bond                   0.84%

-----------------------------------------------------------------------------------------------------------------------------------
                                         UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                             (as a percentage of the average net assets of the underlying Portfolios)
-----------------------------------------------------------------------------------------------------------------------------------
                                                              For the year ended December 31, 2009
                             -------------------------------------------------------------------------------------------
        UNDERLYING                                                                                 Total
         PORTFOLIO                                                        Broker Fees  Acquired   Annual
                                                               Dividend   and Expenses Portfolio Portfolio  Fee Waiver
                             Management  Other   Distribution Expense on    on Short    Fees &   Operating  or Expense
                                Fees    Expenses (12b-1) Fees Short Sales    Sales     Expenses  Expenses  Reimbursement
-------------------------------------------------------------------------------------------------------------------------
                                                              For the year ended December 31, 2009
                             -------------------------------------------------------------------------------------------
EVERGREEN VARIABLE
 ANNUITY TRUST /4,5/
 Evergreen VA Growth           0.70%     0.33%      0.00%        0.00%       0.00%       0.00%     1.03%       0.02%
 Evergreen VA
  International Equity         0.43%     0.22%      0.00%        0.00%       0.00%       0.00%     0.65%       0.00%
 Evergreen VA Omega            0.52%     0.25%      0.00%        0.00%       0.00%       0.00%     0.77%       0.00%
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
FIRST DEFINED PORTFOLIO
 FUND, LLC
 First Trust Target Focus
  Four                         0.60%     1.44%      0.25%        0.00%       0.00%       0.00%     2.29%       0.92%
 Global Dividend Target 15     0.60%     0.68%      0.25%        0.00%       0.00%       0.00%     1.53%       0.06%
 NASDAQ(R) Target 15           0.60%     2.08%      0.25%        0.00%       0.00%       0.00%     2.93%       1.46%
 S&P(R) Target 24              0.60%     1.22%      0.25%        0.00%       0.00%       0.00%     2.07%       0.60%
 Target Managed VIP            0.60%     0.81%      0.25%        0.00%       0.00%       0.00%     1.66%       0.19%
 The Dow(R) DART 10            0.60%     1.28%      0.25%        0.00%       0.00%       0.00%     2.13%       0.66%
 The Dow(R) Target
  Dividend                     0.60%     0.82%      0.25%        0.00%       0.00%       0.00%     1.67%       0.20%
 Value Line(R) Target 25       0.60%     0.95%      0.25%        0.00%       0.00%       0.00%     1.80%       0.33%
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
FRANKLIN TEMPLETON
 VARIABLE INSURANCE
 PRODUCTS TRUST
 Franklin Templeton VIP
  Founding Funds
  Allocation Fund -
  Class 4                      0.00%     0.12%      0.35%        0.00%       0.00%       0.70%     1.17%       0.02%
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
AIM VARIABLE INSURANCE
 FUNDS (INVESCO VARIABLE
 INSURANCE FUNDS) /6,7/
 Invesco V.I. Dynamics
  Fund - Series I shares       0.75%     0.58%      0.00%        0.00%       0.00%       0.01%     1.34%       0.03%
 Invesco V.I. Financial
  Services Fund - Series I
  shares                       0.75%     0.53%      0.00%        0.00%       0.00%       0.01%     1.29%       0.00%
 Invesco V.I. Global Health
  Care Fund - Series I
  shares                       0.75%     0.39%      0.00%        0.00%       0.00%       0.01%     1.15%       0.00%
 Invesco V.I. Technology
  Fund - Series I shares       0.75%     0.44%      0.00%        0.00%       0.00%       0.01%     1.20%       0.00%
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
NATIONWIDE VARIABLE
 INSURANCE TRUST /8/
 NVIT Developing Markets       0.95%     0.36%      0.25%        0.00%       0.00%       0.00%     1.56%       0.00%

-----------------------------------------------------------------------------------------------------------------------------------
                                         UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                             (as a percentage of the average net assets of the underlying Portfolios)
-----------------------------------------------------------------------------------------------------------------------------------

                             -----------
        UNDERLYING
         PORTFOLIO           Net Annual
                                Fund
                             Operating
                              Expenses
---------------------------------------

                             -----------
EVERGREEN VARIABLE
 ANNUITY TRUST /4,5/
 Evergreen VA Growth           1.01%
 Evergreen VA
  International Equity         0.65%
 Evergreen VA Omega            0.77%
---------------------------------------
---------------------------------------
FIRST DEFINED PORTFOLIO
 FUND, LLC
 First Trust Target Focus
  Four                         1.37%
 Global Dividend Target 15     1.47%
 NASDAQ(R) Target 15           1.47%
 S&P(R) Target 24              1.47%
 Target Managed VIP            1.47%
 The Dow(R) DART 10            1.47%
 The Dow(R) Target
  Dividend                     1.47%
 Value Line(R) Target 25       1.47%
---------------------------------------
---------------------------------------
FRANKLIN TEMPLETON
 VARIABLE INSURANCE
 PRODUCTS TRUST
 Franklin Templeton VIP
  Founding Funds
  Allocation Fund -
  Class 4                      1.15%
---------------------------------------
---------------------------------------
AIM VARIABLE INSURANCE
 FUNDS (INVESCO VARIABLE
 INSURANCE FUNDS) /6,7/
 Invesco V.I. Dynamics
  Fund - Series I shares       1.31%
 Invesco V.I. Financial
  Services Fund - Series I
  shares                       1.29%
 Invesco V.I. Global Health
  Care Fund - Series I
  shares                       1.15%
 Invesco V.I. Technology
  Fund - Series I shares       1.20%
---------------------------------------
---------------------------------------
NATIONWIDE VARIABLE
 INSURANCE TRUST /8/
 NVIT Developing Markets       1.56%

------------------------------------------------------------------------------------------------------------------------------
                                      UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                          (as a percentage of the average net assets of the underlying Portfolios)
------------------------------------------------------------------------------------------------------------------------------
                                                         For the year ended December 31, 2009
                        ------------------------------------------------------------------------------------------------------
      UNDERLYING                                                                              Total
      PORTFOLIO                                                      Broker Fees  Acquired   Annual                 Net Annual
                                                          Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                        Management  Other   Distribution Expense on    on Short    Fees &   Operating  or Expense   Operating
                           Fees    Expenses (12b-1) Fees Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
------------------------------------------------------------------------------------------------------------------------------
WELLS FARGO VARIABLE
 TRUST 9,10
 Wells Fargo Advantage
  VT Equity Income
  Fund                    0.55%     0.38%      0.25%        0.00%       0.00%       0.00%     1.18%       0.18%       1.00%

 1 The Investment Managers (Prudential Investments LLC and AST Investment Services, Inc.) have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, distribution fees, acquired fund fees and expenses and extraordinary expenses) do not exceed 1.00% of the Portfolio's average daily net assets through April 30, 2011. This arrangement may not be terminated or modified prior to April 30, 2011, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after April 30, 2011 will be subject to review by the Investment Managers and the Fund's Board of Trustees.
 2  Pyramis is a registered service mark of FMR LLC. Used under license.
 3 The Investment Managers (Prudential Investments LLC and AST Investment Services, Inc.) have contractually agreed to waive .01% of their investment management fees for the Portfolio through April 30, 2011. This arrangement may not be terminated or modified prior to April 30, 2011, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after April 30, 2011 will be subject to review by the Investment Managers and the Fund's Board of Trustees.
 4 The Total Annual Fund Operating Expenses shown, which include Acquired Fund fees and expenses, may be higher than the Fund's ratio of expenses to average net assets shown in the "Financial Highlights" section of the prospectus, which does not include Acquired Fund fees and expenses.
 5 The Total Annual Fund Operating Expenses listed above do not reflect voluntary fee waivers and/or expense reimbursements made by the Fund's investment advisor in order to reduce expense ratios. Including current voluntary fee waivers and/or expense reimbursements, Total Annual Fund Operating Expenses were 1.01% for Class 1 of the Evergreen VA Growth Fund. The Fund's investment advisor may cease these voluntary waivers and/or reimbursements at any time.
 6 Acquired Fund Fees and Expenses are not fees or expenses incurred by the Fund directly but are expenses of the investment companies in which the Fund invests. You incur these fees and expenses indirectly through the valuation of the Fund's investment in those investment companies. As a result, the Total Annual Fund Operating Expenses After Fee Waivers and/or Expense Reimbursements listed above may exceed the expense limit numbers. The impact of the Acquired Fund Fees and Expenses are included in the total returns of the Fund.
 7 The Adviser has contractually agreed, through at least April 30, 2011, to waive advisory fees and/or reimburse expenses of Series I shares to the extent necessary to limit Total Annual Fund Operating Expenses of Series I shares to 1.30% of average daily net assets. In determining the Adviser's obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account, and could cause the Total Annual Fund Operating Expenses After Fee Waivers and/or Expense Reimbursements to exceed the numbers reflected above: (1) interest; (2) taxes; (3) dividend expense on short sales; (4) extraordinary or non-routine items; (5) expenses of the underlying funds that are paid indirectly as a result of share ownership of the underlying funds; and (6) expenses that the Fund has incurred but did not actually pay because of an expense offset arrangement. The Board of Trustees or Invesco Advisers, Inc. may mutually agree to terminate the fee waiver agreement at any time.
 8 Management fees have been restated to reflect the elimination of a performance-based management fee and implementation of an asset-based management fee equal to the lowest possible management fee under the previous performance-based fee structure, as approved by the Board of Trustees on September 18, 2008. Under no circumstances, during a six-month transition period, as described in the fund prospectus, will the management fee under the new fee structure exceed what the Adviser would have received under the old structure assuming maximum penalty for underperformance.
 9 Expenses have been adjusted from amounts incurred during the Fund's most recent fiscal year to reflect current fees and expenses.
 10 The adviser has contractually committed through April 30, 2011, to waive fees and/or reimburse expenses to the extent necessary to ensure that the Fund's net operating expenses, including the underlying master portfolio's fees and expenses, and excluding brokerage commissions, interest, taxes and extraordinary expenses, do not exceed the net operating expense ratio shown. The committed net operating expense ratio may be increased or terminated only with approval of the Board of Trustees.

                               EXPENSE EXAMPLES

 These examples are intended to help you compare the cost of investing in one Prudential Annuities Annuity with the cost of investing in other Prudential Annuities and/or other variable annuities.

 Below are examples for each Annuity showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and your investment has a 5% return each year.

 The examples reflect the following fees and charges for each Annuity as described in "Summary of Contract Fees and Charges":
   .   Insurance Charge
   .   Contingent Deferred Sales Charge
   .   Annual Maintenance Fee
   .   The maximum combination of optional benefit charges

 The examples also assume the following for the period shown:
   . You allocate all of your Account Value to the Sub-account with the maximum gross total annual operating expenses for 2009, and those expenses remain the same each year*
   .   For each charge, we deduct the maximum charge rather than the current charge
   .   You make no withdrawals of Account Value
   .   You make no transfers, or other transactions for which we charge a fee
   .   No tax charge applies
   . You elect the Highest Daily Lifetime 6 Plus with the Combination 5% Roll-Up and HAV Death Benefit (which are the maximum combination of optional benefit charges)
   . Expense example calculations are not adjusted to reflect the Purchase Credit. If the Purchase Credit were reflected in the calculations, expenses would be higher.

 Amounts shown in the examples are rounded to the nearest dollar.

 * Note: Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm.

 THE EXAMPLES ARE ILLUSTRATIVE ONLY - THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR THEIR PORTFOLIOS - ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.

 EXPENSE EXAMPLES ARE PROVIDED AS FOLLOWS:

 IF YOU SURRENDER YOUR ENTIRE CONTRACT AT THE END OF THE APPLICABLE TIME
 PERIOD: /1/

                                                     1 YEAR 3 YEARS 5 YEARS 10 YEARS
------------------------------------------------------------------------------------
YOU WOULD PAY THE FOLLOWING EXPENSES ON THE $10,000  $1,623 $2,962  $4,193   $7,234
INVESTED, ASSUMING 5% ANNUAL RETURN ON ASSETS:
------------------------------------------------------------------------------------

 IF YOU ANNUITIZE AT THE END OF THE APPLICABLE TIME PERIOD: /2/

                                                     1 YEAR 3 YEARS 5 YEARS 10 YEARS
------------------------------------------------------------------------------------
YOU WOULD PAY THE FOLLOWING EXPENSES ON THE $10,000   N/A     N/A   $3,593   $7,134
INVESTED, ASSUMING 5% ANNUAL RETURN ON ASSETS:
------------------------------------------------------------------------------------

 IF YOU DO NOT SURRENDER YOUR CONTRACT AT THE END OF THE APPLICABLE TIME PERIOD:

                                                     1 YEAR 3 YEARS 5 YEARS 10 YEARS
------------------------------------------------------------------------------------
YOU WOULD PAY THE FOLLOWING EXPENSES ON THE $10,000   $723  $2,162  $3,593   $7,134
INVESTED, ASSUMING 5% ANNUAL RETURN ON ASSETS:
------------------------------------------------------------------------------------

 1 See "Summary of Contract Fees and Charges" for the CDSC schedule. 2 You may not annuitize in the first Three (3) Annuity Years.

 For information relating to accumulation unit values pertaining to the Sub-accounts, please see Appendix A - Condensed Financial Information About Separate Account B.

                                    SUMMARY

                   ADVANCED SERIES XTRA CREDIT EIGHT ("XT8")

 This Summary describes key features of the variable annuity described in this Prospectus. It is intended to help give you an overview, and to point you to sections of the prospectus that provide greater detail. This Summary is intended to supplement the prospectus, so you should not rely on the Summary alone for all the information you need to know before purchase. You should read the entire Prospectus for a complete description of the variable annuity. Your financial advisor can also help you if you have questions.

 WHAT IS A VARIABLE ANNUITY? A variable annuity is a contract between you and an insurance company. It is designed to help you save money for retirement, and provide income during your retirement. With the help of your financial advisor, you choose how to invest your money within your annuity. Any allocation that is recommended to you by your financial professional may be different than automatic asset transfers that may be made under the Annuity, such as under a pre-determined mathematical formula used with an optional living benefit. The value of your annuity will rise or fall depending on whether the investment options you choose perform well or perform poorly. Investing in a variable annuity involves risk and you can lose your money. By the same token, investing in a variable annuity can provide you with the opportunity to grow your money through participation in mutual fund-type investments. Your financial advisor will help you choose your investment options based on your tolerance for risk and your needs.

 Variable annuities also offer a variety of optional guarantees to receive an income for life through withdrawal, or provide minimum death benefits for your beneficiaries, or minimum account value guarantees. These benefits provide a degree of insurance in the event your annuity performs poorly. These optional benefits are available for an extra cost, and are subject to limitations and conditions more fully described later in this Prospectus. The guarantees are based on the long-term financial strength of the insurance company.

 WHAT DOES IT MEAN THAT MY VARIABLE ANNUITY IS "TAX-DEFERRED"? Because variable annuities are issued by an insurance company, you pay no taxes on any earnings from your annuity until you withdraw the money. You may also transfer among your investment options without paying a tax at the time of the transfer. Until you withdraw the money, tax deferral allows you to keep money invested that would otherwise go to pay taxes. When you take your money out of the variable annuity, however, you will be taxed on the earnings at ordinary income tax rates rather than lower capital gains rates. If you withdraw earnings before you reach age 59 1/2, you also may be subject to a 10% federal tax penalty.

 You may also purchase one of our variable annuities as a tax-qualified retirement investment such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or 403(b) plan. Although there is no additional tax advantage to a variable annuity purchased through one of these plans, you may desire the variable annuities' other features such as guaranteed lifetime income payments or death benefits for use within these plans.

 HOW DO I PURCHASE THE XTRA CREDIT EIGHT VARIABLE ANNUITY? See your financial advisor to complete an application. Your eligibility to purchase is based on your age and the size of your investment:

                   PRODUCT  MAXIMUM AGE FOR  MINIMUM INITIAL
                            INITIAL PURCHASE PURCHASE PAYMENT
                   ------------------------------------------
                   XT8             75            $10,000
                   ------------------------------------------

 The "Maximum Age for Initial Purchase" applies to the oldest owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the annuitant as of he day we would issue the Annuity. The availability and level of protection of certain optional benefits may also vary based on the age of the owner or annuitant on the issue date of the annuity, the date the benefit is elected, or the date of the owner's death. Please see the section entitled "Living Benefits" and "Death Benefit" for additional information on these benefits.

 We may allow you to purchase the Annuity with an amount lower than the "Minimum Initial Purchase Payment" if you establish an electronic funds transfer that would allow you to meet the minimum requirement within one year.

 You may make additional payments of at least $100 into your Annuity at any time, subject to maximums allowed by us and as provided by law.

 After you purchase your Annuity you will have usually ten days to examine it and cancel it if you change your mind for any reason (referred to as the "free look period"). The period of time and the amount returned to you is dictated by State law, and is stated on the front cover of your Annuity. You must cancel your Annuity in writing.

 See "What Are the Requirements for Purchasing One of the Annuities" for more detail.

 WHERE SHOULD I INVEST MY MONEY? With the help of your financial advisor, you choose where to invest your money within the Annuity. You may choose from a variety of investment options ranging from conservative to aggressive. Certain optional benefits may limit your ability to invest in the investment options otherwise available to you under the Annuity. These investment options participate in mutual fund investments that are kept in a separate account from our other general assets. Although you may recognize some of the names of the money managers, these investment options are designed for variable annuities and are not the same mutual funds available to the general public. You can decide on a mix of investment options that suit your goals. Or, you can choose one of our investment options that participates in several mutual funds according to a specified goal such as balanced asset allocation, or capital growth asset allocation. If you select certain optional benefits, we may limit the investment options that you may elect. Each of the underlying mutual funds is described by its own prospectus, which you should read before investing. There is no assurance that any investment option will meet its investment objective.

 You may also allocate money to a fixed rate account that earns interest guaranteed by our general assets. We also offer programs to help discipline your investing, such as dollar cost averaging or automatic rebalancing.

 See "Investment Options," and "Managing Your Account Value."

 HOW CAN I RECEIVE INCOME FROM MY ANNUITY? You can receive income by taking withdrawals or electing annuity payments. If you take withdrawals, you should plan them carefully, because withdrawals may be subject to tax, and may be subject to a contingent deferred sales charge (discussed below). You may withdraw up to 10% of your investment each year without being subject to a contingent deferred sales charge.

 You may elect to receive income through annuity payments over your lifetime, also called "annuitization". This option may appeal to those who worry about outliving their Account Value through withdrawals. If you elect to receive annuity payments, you convert your Account Value into a stream of future payments. This means in most cases you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs, and you can choose the benefits and costs that make sense for you. For example, some of our annuity options allow for withdrawals, and some provide a death benefit, while others guarantee payments for life without a death benefit or the ability to make withdrawals.

 See "Access to Account Value."

 OPTIONS FOR GUARANTEED LIFETIME WITHDRAWALS. We offer several optional benefits for an additional fee that guarantee your ability to take withdrawals for life as a percentage of an initial guaranteed benefit base, even after your Account Value falls to zero. These benefits may appeal to you if you wish to maintain flexibility and control over your Account Value (instead of converting it to an annuity stream) and want the assurance of predictable income. If you withdraw more than the allowable amount during any year, your future level of guaranteed withdrawals decreases.

 As part of these benefits you are required to invest only in certain permitted investment options. Some of the benefits utilize a predetermined formula to help manage your guarantee through all market cycles. Please see the applicable optional benefits section a well as the Appendices to this prospectus for more information on each formula.

 These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:
..   Highest Daily Lifetime 6 Plus
..   Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator
..   Spousal Highest Daily Lifetime 6 Plus
..   Highest Daily Lifetime 7 Plus*
..   Spousal Highest Daily Lifetime 7 Plus*
..   Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator*
..   Highest Daily Lifetime 7 Plus with Beneficiary Income Option*
..   Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option*
..   Highest Daily Lifetime Seven*
..   Spousal Highest Daily Lifetime Seven*
..   Highest Daily Lifetime Seven with Lifetime Income Accelerator*
..   Highest Daily Lifetime Seven with Beneficiary Income Option*
..   Spousal Highest Daily Lifetime Seven with Beneficiary Income Option*

 *  No longer available for new elections.

 OPTIONS FOR GUARANTEED ACCUMULATION. We offer several optional benefits for an additional fee that guarantee your Account Value to a certain level after a period of years. As part of these benefits you are required to invest only in certain permitted investment options. Please see applicable optional benefits sections as well as the Appendices to this Prospectus for more information on each formula.

 These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:
..   Guaranteed Return Option Plus II
..   Guaranteed Return Option Plus 2008**
..   Highest Daily Guaranteed Return Option II
..   Highest Daily Guaranteed Return Option**

 ** Except in certain states, no longer available for new elections.

 WHAT HAPPENS TO MY ANNUITY UPON DEATH? You may name a beneficiary to receive the proceeds of your annuity upon your death. Your annuity must be distributed within the time periods required by the tax laws. Each of our annuities offers a basic death benefit. The basic death benefit provides your beneficiaries with the greater of your purchase payments less all proportional withdrawals or your value in the annuity at the time of death.

 We also offer optional death benefits for an additional charge:
..   HIGHEST ANNIVERSARY VALUE DEATH BENEFIT: Offers the greater of the basic death benefit and a highest anniversary value of the annuity.
..   COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT: Offers
    the greatest of the basic death benefit, the highest anniversary value death benefit described above, and a value assuming 5% growth of your investment adjusted for withdrawals.

 Each death benefit has certain age restrictions. Please see the "Death
 Benefit" section of the Prospectus for more information. There are other optional living and death benefits that we previously offered, but are not currently available. See the applicable section of this Prospectus for details.

 HOW DO I RECEIVE CREDITS? With XT8, we apply a credit to your Annuity each time you make a purchase payment during the first six (6) years. Because of the credits, the expenses of this Annuity may be higher than other annuities that do not offer credits. The amount of the credit depends on the year during which the purchase payment is made and the amount of your purchase payment:

                                  CREDIT              CREDIT
                               (Cumulative          (Cumulative
                            Purchase Payments    Purchase Payments
             ANNUITY YEAR  $100,000 or Greater) Less than $100,000)
             ------------------------------------------------------
                 1                 8.00%               6.00%
                 2                 6.00%               5.00%
                 3                 4.00%               4.00%
                 4                 3.00%               3.00%
                 5                 2.00%               2.00%
                 6                 1.00%               1.00%
                  7+               0.00%               0.00%
             ------------------------------------------------------

 Please note that during the first 10 years, the total based asset-based charges on the XT8 annuity are higher than many of our other annuities. In addition, the Contingent Deferred Sales Charge (CDSC) on the XT8 annuity is higher and is deducted for a longer period of time as compared to our other annuities. In general, we may take back credits applied within 12 months of death or a medically-related surrender. We may also take back credits if you return your annuity under the "free-look" provision.

 Please see the section entitled "Managing Your Account Value" for more information.

 WHAT ARE THE ANNUITY'S FEES AND CHARGES?
 CONTINGENT DEFERRED SALES CHARGE: If you withdraw all or part of your annuity before the end of a period of years, we may deduct a contingent deferred sales charge, or "CDSC". The CDSC is calculated as a percentage of your purchase payment being withdrawn, and depends on how long you have held your Annuity. The CDSC schedule is as follows:

        YR. 1 YR. 2 YR. 3 YR. 4 YR. 5 YR. 6 YR. 7 YR. 8 YR. 9 YR. 10 YR. 11+
   -------------------------------------------------------------------------
   XT8  9.0%  9.0%  8.0%  7.0%  6.0%  5.0%  4.0%  3.0%  2.0%   1.0%   0.0%
   -------------------------------------------------------------------------

 Each year you may withdraw up to 10% of your purchase payments without the imposition of a CDSC. This free withdrawal feature does not apply when fully surrendering your annuity. We may also waive the CDSC under certain circumstances, such as for medically-related circumstances or taking required minimum distributions under a qualified contracts.

 TRANSFER FEE: You may make 20 transfers between investment options each year free of charge. After the 20th transfer, we will charge $10.00 for each transfer. We do not consider transfers made as part of any Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Any transfers made as a result of the mathematical formula used with an optional benefit will not count towards the total transfers allowed.

 ANNUAL MAINTENANCE FEE: Until you start annuity payments, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is the lesser of $35.00 or 2% of your Account Value.

 TAX CHARGE: We may deduct a charge to reimburse us for taxes we may pay on premiums received in certain jurisdictions. The tax charge currently ranges up to 3 1/2% of your Purchase Payments or Account Value and is designed to approximate the taxes that we are required to pay.

 INSURANCE CHARGE: We deduct an Insurance Charge. It is an annual charge assessed on a daily basis. It is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The charge is assessed against the daily assets allocated to the Sub-accounts and depends on which annuity you purchase:

                    ---------------------------------------
                              FEE/CHARGE              XT8
                    ---------------------------------------
                    MORTALITY & EXPENSE RISK CHARGE  1.60%
                    ---------------------------------------
                    ADMINISTRATION CHARGE            0.15%
                    ---------------------------------------
                    TOTAL INSURANCE CHARGE           1.75%
                    ---------------------------------------

 CHARGES FOR OPTIONAL BENEFITS: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime Seven, the charge is assessed against the Protected Withdrawal Value and taken out of the Sub-accounts periodically. Please refer to the section entitled "Summary of Contract Fees and Charges" for the list of charges for each optional benefit.

 SETTLEMENT SERVICE CHARGE: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the average assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for non-qualified Annuities and 1.40% for qualified Annuities.

 FEES AND EXPENSES INCURRED BY THE PORTFOLIOS: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios. Please see the "Fees and Charges" section of the Prospectus for more information.

 COSTS TO SELL AND ADMINISTER OUR VARIABLE ANNUITY: Your financial professional may receive a commission for selling one of our variable annuities to you. We may also pay fees to your financial professional's broker dealer firm to cover costs of marketing or administration. These commissions and fees may incent your financial professional to sell our variable annuity instead of one offered by another company. We also receive fees from the mutual fund companies that offer the investment options for administrative costs and marketing. These fees may influence our decision to offer one family of funds over another. If you have any questions you may speak with your financial professional or us. See "General Information".

 OTHER INFORMATION
 Please see the section entitled "General Information" for more information about our annuities, including legal information about our company, separate account, and underlying funds.

                              INVESTMENT OPTIONS

 WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?
 Each variable investment option is a Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B (see "What are Separate Accounts" for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The Investment Objectives Policies chart below classifies each of the Portfolios based on our assessment of their investment style (as of the date of this Prospectus). The chart also provides a description of each Portfolio's investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective. Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm. Thus, if you selected particular optional benefits, you would be precluded from investing in certain portfolios and therefore would not receive investment appreciation (or depreciation) affecting those Portfolios. The Portfolios that you select are your choice - we do not provide investment advice, and we do not recommend or endorse any particular Portfolio. You bear the investment risk for amounts allocated to the Portfolios. Please see the General Information section of this Prospectus, under the heading concerning "service fees" for a discussion of fees that we may receive from underlying mutual funds and/or their affiliates.

 The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix "AST" are Portfolios of Advanced Series Trust. The investment managers for AST are AST Investment Services, Inc., a Prudential Financial Company, and Prudential Investments LLC, both of which are affiliated companies of Prudential Annuities. However, a sub-advisor, as noted below, is engaged to conduct day-to-day management.

 The Portfolios are not publicly traded mutual funds. They are only available as investment options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same portfolio advisor or sub-advisor as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. Certain retail mutual funds may also have been modeled after a Portfolio. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds. Prospectuses are provided to investors in the Sub-accounts as required by federal securities laws. The current prospectus and statement of additional information for the underlying Portfolios can also be obtained by calling 1-888-PRU-2888.

 STIPULATED INVESTMENT OPTIONS IF YOU ELECT CERTAIN OPTIONAL BENEFITS
 As a condition to your participating in certain optional benefits, we limit the investment options to which you may allocate your Account Value. Broadly speaking, we offer two groups of "Permitted Sub-accounts". Under the first group (Group I), your allowable investment options are more limited, but you are not subject to mandatory quarterly re-balancing. Under the second group (Group II), you may allocate your Account Value between a broader range of investment options, but must participate in quarterly re-balancing. The set of tables immediately below describes the first category of permitted investment options.

 While those who do not participate in any optional benefit generally may invest in any of the investment options described in the Prospectus, only those who participate in the optional benefits listed in Group II below may participate in the second category (along with its attendant re-balancing requirement). This second category is called our "Custom Portfolios Program" (FKA - Optional Allocation and Rebalancing Program). If you participate in the Custom Portfolios Program, you may not participate in an Automatic Rebalancing Program. We may modify or terminate the Custom Portfolios Program at any time. ANY SUCH MODIFICATION OR TERMINATION WILL (I) BE IMPLEMENTED ONLY AFTER WE HAVE NOTIFIED YOU IN ADVANCE, (II) NOT AFFECT THE GUARANTEES YOU HAD ACCRUED UNDER THE OPTIONAL BENEFIT OR YOUR ABILITY TO CONTINUE TO PARTICIPATE IN THOSE OPTIONAL BENEFITS, AND (III) NOT REQUIRE YOU TO TRANSFER ACCOUNT VALUE OUT OF ANY PORTFOLIO IN WHICH YOU PARTICIPATED IMMEDIATELY PRIOR TO THE MODIFICATION OR TERMINATION.

 Group I: Allowable Benefit Allocations


 OPTIONAL BENEFIT NAME*                                  ALLOWABLE BENEFIT ALLOCATIONS:
 Lifetime Five Income Benefit                            AST Academic Strategies Asset Allocation Portfolio
 Spousal Lifetime Five Income Benefit                    AST Capital Growth Asset Allocation Portfolio
 Highest Daily Lifetime Five Income Benefit              AST Balanced Asset Allocation Portfolio
 Highest Daily Lifetime Seven Income Benefit             AST Preservation Asset Allocation Portfolio
 Spousal Highest Daily Lifetime Seven Income Benefit     AST FI Pyramis(R) Asset Allocation Portfolio
 Highest Daily Value Death Benefit                       AST First Trust Balanced Portfolio
 Highest Daily Lifetime Seven with Beneficiary Income    AST First Trust Capital Appreciation Target Portfolio
 Option                                                  AST Schroders Multi-Asset World Strategies Portfolio


 OPTIONAL BENEFIT NAME*                                    ALLOWABLE BENEFIT ALLOCATIONS:
 Spousal Highest Daily Lifetime Seven with Beneficiary     AST Advanced Strategies Portfolio
 Income Option                                             AST T. Rowe Price Asset Allocation Portfolio
 Highest Daily Lifetime Seven with Lifetime Income         AST CLS Growth Asset Allocation Portfolio
 Accelerator                                               AST CLS Moderate Asset Allocation Portfolio
 Highest Daily Lifetime 7 Plus Income Benefit              AST Horizon Growth Asset Allocation Portfolio
 Highest Daily Lifetime 7 Plus with Beneficiary Income     AST Horizon Moderate Asset Allocation Portfolio
 Option                                                    AST J.P. Morgan Strategic Opportunities Portfolio
 Highest Daily Lifetime 7 Plus with Lifetime Income        Franklin Templeton VIP Founding Funds Allocation Fund
 Accelerator
 Spousal Highest Daily Lifetime 7 Plus Income Benefit
 Spousal Highest Daily Lifetime 7 Plus with Beneficiary
 Income Option
 Highest Daily Lifetime 6 Plus
 Highest Daily Lifetime 6 Plus with Lifetime Income
 Accelerator
 Spousal Highest Daily Lifetime 6 Plus
 Highest Daily GRO II
 GRO Plus II
-------------------------------------------------------------------------------------------------------------------

 OPTIONAL BENEFIT NAME*                                    ALL INVESTMENT OPTIONS PERMITTED, EXCEPT THESE:
 Combo 5% Rollup & HAV Death Benefit                       Value Line(R) Target 25
 Guaranteed Minimum Income Benefit                         AIM V.I. Technology
 Guaranteed Minimum Withdrawal Benefit                     NASDAQ(R) Target 15
 GRO/GRO PLUS/GRO PLUS 2008                                Evergreen VA Growth Fund
 Highest Anniversary Value Death Benefit
 Highest Daily GRO
-------------------------------------------------------------------------------------------------------------------

 OPTIONAL BENEFIT NAME*                                    ALL INVESTMENT OPTIONS PERMITTED, EXCEPT THESE:
 GRO PLUS 2008                                             Value Line(R) Target 25
 Highest Daily GRO                                         AIM V.I. Technology
                                                           NASDAQ(R) Target 15
                                                           Evergreen VA Growth Fund
-------------------------------------------------------------------------------------------------------------------

 * Detailed Information regarding these optional benefits can be found in the "Living Benefits" and "Death Benefit" sections of this Prospectus.

 The following set of tables describes the second category (i.e., Group II below), under which:

 (a)you must allocate at least 20% of your Account Value to certain fixed income portfolios (currently, the AST PIMCO Total Return Bond Portfolio and the AST Western Asset Core Plus Bond Portfolio).
 (b)you may allocate up to 80% in equity and other portfolios listed in the table below.
 (c)on each benefit quarter (or the next Valuation Day, if the quarter-end is not a Valuation Day), we will automatically re-balance your Account Value, so that the percentages devoted to each Portfolio remain the same as those in effect on the immediately preceding quarter-end. Note that on the first quarter-end following your participation in the Custom Portfolios Program (FKA - Optional Allocation and Rebalancing Program), we will re-balance your Account Value so that the percentages devoted to each Portfolio remain the same as those in effect when you began the Custom Portfolios Program.
 (d)between quarter-ends, you may re-allocate your Account Value among the investment options permitted within this category. If you reallocate, the next quarterly rebalancing will restore the percentages to those of your most recent reallocation.

 Group II: Custom Portfolios Program (FKA - Optional Allocation & Rebalancing Program)


 OPTIONAL BENEFIT NAME                   PERMITTED PORTFOLIOS
 Highest Daily Lifetime Seven            AST Academic Strategies Asset
 Spousal Highest Daily Lifetime Seven    Allocation
 Highest Daily Lifetime Seven with       AST Advanced Strategies
 Beneficiary Income Option Spousal       AST Aggressive Asset Allocation
 Highest Daily Lifetime Seven with       AST AllianceBernstein Growth & Income
 Beneficiary Income Option               AST Balanced Asset Allocation
 Highest Daily Lifetime Seven with       AST CLS Growth Asset Allocation
 Lifetime Income Accelerator             AST CLS Moderate Asset Allocation
 Highest Daily Lifetime 7 Plus           AST AllianceBernstein Core Value
 Spousal Highest Daily Lifetime 7 Plus   AST American Century Income & Growth
 Highest Daily Lifetime 7 Plus with      AST Capital Growth Asset Allocation
 Beneficiary Income Option

 OPTIONAL BENEFIT NAME                   PERMITTED PORTFOLIOS
 Spousal Highest Daily Lifetime 7        AST Cohen & Steers Realty
 Plus with Beneficiary Income Option     AST Value
 Highest Daily Lifetime 7 Plus with      AST Federated Aggressive Growth
 Lifetime Income Accelerator             AST FI Pyramis(R) Asset Allocation
 Highest Daily Lifetime 6 Plus           AST First Trust Balanced Target
 Highest Daily Lifetime 6 Plus with      AST First Trust Capital Appreciation
 Lifetime Income Accelerator             Target
 Spousal Highest Daily Lifetime 6 Plus   AST Global Real Estate
 GRO Plus II                             AST Goldman Sachs Concentrated Growth
 Highest Daily GRO II                    AST Goldman Sachs Mid-Cap Growth
                                         AST Goldman Sachs Small-Cap Value
                                         AST High Yield
                                         AST Horizon Growth Asset Allocation
                                         AST Horizon Moderate Asset Allocation
                                         AST International Growth
                                         AST International Value
                                         AST JPMorgan International Equity
                                         AST J.P. Morgan Strategic
                                         Opportunities
                                         AST Large-Cap Value
                                         AST Lord Abbett Bond-Debenture
                                         AST Marsico Capital Growth
                                         AST MFS Global Equity
                                         AST MFS Growth
                                         AST Mid-Cap Value
                                         AST Money Market
                                         AST Neuberger Berman Mid-Cap Growth
                                         AST Neuberger Berman/LSV Mid-Cap
                                         Value
                                         AST Neuberger Berman Small-Cap Growth
                                         AST PIMCO Limited Maturity Bond
                                         AST PIMCO Total Return Bond
                                         AST Preservation Asset Allocation
                                         AST QMA US Equity Alpha
                                         AST Schroders Multi-Asset World
                                         Strategies
                                         AST Small-Cap Growth
                                         AST Small-Cap Value
                                         AST T. Rowe Price Asset Allocation
                                         AST T. Rowe Price Global Bond
                                         AST T. Rowe Price Large-Cap Growth
                                         AST T. Rowe Price Natural Resources
                                         AST Western Asset Core Plus Bond
                                         Franklin Templeton VIP Founding
                                         Funds Allocation Fund

 * Detailed Information regarding these optional benefits can be found in the "Living Benefits" and "Death Benefit" sections of this Prospectus.

 Certain optional living benefits (e.g., Highest Daily Lifetime 7 Plus) employ a pre-determined formula, under which money is transferred between your chosen variable sub-accounts and a bond portfolio (e.g., the AST Investment Grade Bond Portfolio). You should be aware that the operation of the formula could impact the expenses and performance of the variable sub-accounts used with the optional living benefits (the "Permitted Sub-accounts"). Specifically, because transfers to and from the Permitted Sub-accounts can be frequent and the amount transferred can vary, the Permitted Sub-accounts could experience the following effects, among others: (a) they may be compelled to hold a larger portion of assets in highly liquid securities than they otherwise would, which could diminish performance if the highly liquid securities underperform other securities (e.g., equities) that otherwise would have been held (b) they may experience higher portfolio turnover, which generally will increase the Permitted Sub-accounts' expenses and (c) if they are compelled by the formula to sell securities that are thinly-traded, such sales could have a significant impact on the price of such securities. Please consult the prospectus for the applicable fund for complete information about these effects.

       INVESTMENT OBJECTIVES/POLICIES       STYLE/         PORTFOLIO
                                            TYPE           ADVISOR/
                                                          SUB-ADVISOR
   -------------------------------------------------------------------------
           ADVANCED SERIES TRUST
   -------------------------------------------------------------------------
    AST ACADEMIC STRATEGIES ASSET           ASSET        AlphaSimplex
    ALLOCATION PORTFOLIO: seeks long        ALLOCA     Group, LLC; First
    term capital appreciation. The          TION        Quadrant L.P.;
    Portfolio is a multi-asset class                  Jennison Associates
    fund that pursues both top-down                       LLC; Mellon
    asset allocation strategies and                         Capital
    bottom-up selection of securities,                    Management
    investment managers, and mutual                   Corporation; Pacific
    funds. Under normal circumstances,                    Investment
    approximately 60% of the assets will                  Management
    be allocated to traditional asset                     Company LLC
    classes (including US and                              (PIMCO);
    international equities and bonds)                  Prudential Bache
    and approximately 40% of the assets                Asset Management,
    will be allocated to nontraditional                  Incorporated;
    asset classes (including real                         Prudential
    estate, commodities, and alternative               Investments LLC;
    strategies). Those percentages are                   Quantitative
    subject to change at the discretion                   Management
    of the advisor.                                     Associates LLC
   -------------------------------------------------------------------------
    AST ADVANCED STRATEGIES PORTFOLIO:      ASSET          LSV Asset
    seeks a high level of absolute          ALLOCA        Management;
    return. The Portfolio invests in        TION        Marsico Capital
    traditional and non-traditional                    Management, LLC;
    investment strategies and by                      Pacific Investment
    investing in domestic and foreign                     Management
    equity and fixed income securities,                   Company LLC
    derivative instruments and exchange                (PIMCO); T. Rowe
    traded funds. The asset allocation                 Price Associates,
    generally provides for an allotment               Inc.; William Blair
    of 60% of the portfolio assets to a                 & Company, LLC;
    combination of domestic and                          Quantitative
    international equity strategies and                   Management
    the remaining 40% of assets in a                    Associates LLC
    combination of U.S. fixed income,
    hedged international bond, real
    return assets and exchange-traded
    funds. The manager will allocate the
    assets of the portfolio across
    different investment categories and
    subadvisors.
   -------------------------------------------------------------------------
    AST AGGRESSIVE ASSET ALLOCATION         ASSET         Prudential
    PORTFOLIO: seeks to obtain total        ALLOCA     Investments LLC;
    return consistent with its specified    TION         Quantitative
    level of risk. The Portfolio                          Management
    primarily invests its assets in a                   Associates LLC
    diversified portfolio of other
    mutual funds, the underlying
    portfolios, of the Advanced Series
    Trust and certain affiliated money
    market funds. Under normal market
    conditions, the Portfolio will
    devote approximately 100% of its net
    assets to underlying portfolios
    investing primarily in equity
    securities (with a range of 92.5% to
    100%) and the remainder of its net
    assets to underlying portfolios
    investing primarily in debt
    securities and money market
    instruments (with a range of 0% -
    7.5%). The Portfolio is not limited
    to investing exclusively in shares
    of the underlying portfolios and may
    invest in securities and futures
    contracts, swap agreements and other
    financial and derivative instruments.
   -------------------------------------------------------------------------
    AST ALLIANCEBERNSTEIN CORE VALUE        LARGE      AllianceBernstein
    PORTFOLIO: seeks long-term capital      CAP              L.P.
    growth by investing primarily in        VALUE
    common stocks. The subadvisor
    expects that the majority of the
    Portfolio's assets will be invested
    in the common stocks of large
    companies that appear to be
    undervalued. Among other things, the
    Portfolio seeks to identify
    compelling buying opportunities
    created when companies are
    undervalued on the basis of investor
    reactions to near-term problems or
    circumstances even though their
    long-term prospects remain sound.
    The subadvisor seeks to identify
    individual companies with cash flow
    potential that may not be recognized
    by the market at large.
   -------------------------------------------------------------------------

         INVESTMENT OBJECTIVES/POLICIES       STYLE/       PORTFOLIO
                                              TYPE          ADVISOR/
                                                          SUB-ADVISOR
     ----------------------------------------------------------------------
      AST ALLIANCEBERNSTEIN GROWTH &          LARGE     AllianceBernstein
      INCOME PORTFOLIO: seeks long-term        CAP            L.P.
      growth of capital and income while      VALUE
      attempting to avoid excessive
      fluctuations in market value. The
      Portfolio normally will invest in
      common stocks (and securities
      convertible into common stocks). The
      subadvisor will take a
      value-oriented approach, in that it
      will try to keep the Portfolio's
      assets invested in securities that
      are selling at reasonable valuations
      in relation to their fundamental
      business prospects.
     ----------------------------------------------------------------------
      AST AMERICAN CENTURY INCOME & GROWTH    LARGE     American Century
      PORTFOLIO: seeks capital growth with     CAP         Investment
      current income as a secondary           VALUE     Management, Inc.
      objective. The Portfolio invests
      primarily in common stocks that
      offer potential for capital growth,
      and may, consistent with its
      investment objective, invest in
      stocks that offer potential for
      current income. The subadvisor
      utilizes a quantitative management
      technique with a goal of building an
      equity portfolio that provides
      better returns than the S&P 500
      Index without taking on significant
      additional risk and while attempting
      to create a dividend yield that will
      be greater than the S&P 500 Index.
     ----------------------------------------------------------------------
      AST BALANCED ASSET ALLOCATION           ASSET        Prudential
      PORTFOLIO: seeks to obtain total        ALLOCA    Investments LLC;
      return consistent with its specified    TION        Quantitative
      level of risk. The Portfolio                         Management
      primarily invests its assets in a                  Associates LLC
      diversified portfolio of other
      mutual funds, the underlying
      portfolios, of the Advanced Series
      Trust and certain affiliated money
      market funds. Under normal market
      conditions, the Portfolio will
      devote approximately 60% of its net
      assets to underlying portfolios
      investing primarily in equity
      securities (with a range of 52.5% to
      67.5%), and 40% of its net assets to
      underlying portfolios investing
      primarily in debt securities and
      money market instruments (with a
      range of 32.5% to 47.5%). The
      Portfolio is not limited to
      investing exclusively in shares of
      the underlying portfolios and may
      invest in securities and futures
      contracts, swap agreements and other
      financial and derivative instruments.
     ----------------------------------------------------------------------
      AST BOND PORTFOLIO 2015: seeks the      FIXED        Prudential
      highest potential total return          INCOME       Investment
      consistent with its specified level               Management, Inc.
      of risk tolerance to meet the
      parameters established to support
      the GRO benefits and maintain
      liquidity to support changes in
      market conditions for a fixed
      maturity of 2015. Please note that
      you may not make purchase payments
      to this Portfolio, and that this
      Portfolio is available only with
      certain living benefits.
     ----------------------------------------------------------------------
      AST BOND PORTFOLIO 2016: seeks the      FIXED        Prudential
      highest potential total return          INCOME       Investment
      consistent with its specified level               Management, Inc.
      of risk tolerance to meet the
      parameters established to support
      the GRO benefits and maintain
      liquidity to support changes in
      market conditions for a fixed
      maturity of 2016. Please note that
      you may not make purchase payments
      to this Portfolio, and that this
      Portfolio is available only with
      certain living benefits.
     ----------------------------------------------------------------------
      AST BOND PORTFOLIO 2017: seeks the      FIXED        Prudential
      highest potential total return          INCOME       Investment
      consistent with its specified level               Management, Inc.
      of risk tolerance to meet the
      parameters established to support
      the GRO benefits and maintain
      liquidity to support changes in
      market conditions for a fixed
      maturity of 2017. Please note that
      you may not make purchase payments
      to this Portfolio, and that this
      Portfolio is available only with
      certain living benefits.
     ----------------------------------------------------------------------
      AST BOND PORTFOLIO 2018: seeks the      FIXED        Prudential
      highest potential total return          INCOME       Investment
      consistent with its specified level               Management, Inc.
      of risk tolerance to meet the
      parameters established to support
      the GRO benefits and maintain
      liquidity to support changes in
      market conditions for a fixed
      maturity of 2018. Please note that
      you may not make purchase payments
      to this Portfolio, and that this
      Portfolio is available only with
      certain living benefits.
     ----------------------------------------------------------------------
      AST BOND PORTFOLIO 2019: seeks the      FIXED        Prudential
      highest potential total return          INCOME       Investment
      consistent with its specified level               Management, Inc.
      of risk tolerance to meet the
      parameters established to support
      the GRO benefits and maintain
      liquidity to support changes in
      market conditions for a fixed
      maturity of 2019. Please note that
      you may not make purchase payments
      to this Portfolio, and that this
      Portfolio is available only with
      certain living benefits.
     ----------------------------------------------------------------------
      AST BOND PORTFOLIO 2020: seeks the      FIXED        Prudential
      highest potential total return          INCOME       Investment
      consistent with its specified level               Management, Inc.
      of risk tolerance to meet the
      parameters established to support
      the GRO benefits and maintain
      liquidity to support changes in
      market conditions for a fixed
      maturity of 2020. Please note that
      you may not make purchase payments
      to this Portfolio, and that this
      Portfolio is available only with
      certain living benefits.
     ----------------------------------------------------------------------

        INVESTMENT OBJECTIVES/POLICIES        STYLE/         PORTFOLIO
                                               TYPE          ADVISOR/
                                                            SUB-ADVISOR
    ------------------------------------------------------------------------
     AST BOND PORTFOLIO 2021: seeks the       FIXED         Prudential
     highest potential total return           INCOME        Investment
     consistent with its specified level                  Management, Inc.
     of risk tolerance to meet the
     parameters established to support
     the GRO benefits and maintain
     liquidity to support changes in
     market conditions for a fixed
     maturity of 2021. Please note that
     you may not make purchase payments
     to this Portfolio, and that this
     Portfolio is available only with
     certain living benefits.
    ------------------------------------------------------------------------
     AST CAPITAL GROWTH ASSET ALLOCATION      ASSET         Prudential
     PORTFOLIO: seeks to obtain total        ALLOCA-      Investments LLC;
     return consistent with its specified      TION        Quantitative
     level of risk. The Portfolio                           Management
     primarily invests its assets in a                    Associates LLC
     diversified portfolio of other
     mutual funds, the underlying
     portfolios, of the Advanced Series
     Trust and certain affiliated money
     market funds. Under normal market
     conditions, the Portfolio will
     devote approximately 75% of its net
     assets to underlying portfolios
     investing primarily in equity
     securities (with a range of 67.5% to
     80%), and 25% of its net assets to
     underlying portfolios investing
     primarily in debt securities and
     money market instruments (with a
     range of 20.0% to 32.5%). The
     Portfolio is not limited to
     investing exclusively in shares of
     the underlying portfolios and may
     invest in securities and futures
     contracts, swap agreements and other
     financial and derivative instruments.
    ------------------------------------------------------------------------
     AST CLS GROWTH ASSET ALLOCATION          ASSET       CLS Investments,
     PORTFOLIO: seeks the highest             ALLOCA-           LLC
     potential total return consistent         TION
     with its specified level of risk
     tolerance. Under normal
     circumstances, at least 90% of the
     Portfolio's assets will be invested
     in other portfolios of Advanced
     Series Trust (the underlying
     portfolios) while no more than 10%
     of the Portfolio's assets may be
     invested in exchange traded funds
     (ETFs). Under normal market
     conditions, the Portfolio will
     devote from 60% to 80% of its net
     assets to underlying portfolios and
     ETFs investing primarily in equity
     securities, and from 20% to 40% of
     its net assets to underlying
     portfolios and ETFs investing
     primarily in debt securities and
     money market instruments.
    ------------------------------------------------------------------------
     AST CLS MODERATE ASSET ALLOCATION        ASSET       CLS Investments,
     PORTFOLIO: seeks the highest             ALLOCA-           LLC
     potential total return consistent         TION
     with its specified level of risk
     tolerance. Under normal
     circumstances, at least 90% of the
     Portfolio's assets will be invested
     in other portfolios of Advanced
     Series Trust (the underlying
     portfolios) while no more than 10%
     of the Portfolio's assets may be
     invested in exchange traded funds
     (ETFs). Under normal market
     conditions, the Portfolio will
     devote from 40% to 60% of its net
     assets to underlying portfolios and
     ETFs investing primarily in equity
     securities, and from 40% to 60% of
     its net assets to underlying
     portfolios and ETFs investing
     primarily in debt securities and
     money market instruments.
    ------------------------------------------------------------------------
     AST COHEN & STEERS REALTY PORTFOLIO:    SPECIALTY    Cohen & Steers
     seeks to maximize total return                           Capital
     through investment in real estate                    Management, Inc.
     securities. The Portfolio pursues
     its investment objective by
     investing, under normal
     circumstances, at least 80% of its
     net assets in common stocks and
     other equity securities issued by
     real estate companies, such as real
     estate investment trusts (REITs).
     Under normal circumstances, the
     Portfolio will invest substantially
     all of its assets in the equity
     securities of real estate companies,
     i.e., a company that derives at
     least 50% of its revenues from the
     ownership, construction, financing,
     management or sale of real estate or
     that has at least 50% of its assets
     in real estate. Real estate
     companies may include real estate
     investment trusts (REITs).
    ------------------------------------------------------------------------
     AST FEDERATED AGGRESSIVE GROWTH          SMALL       Federated Equity
     PORTFOLIO: seeks capital growth. The      CAP          Management
     Portfolio pursues its investment         GROWTH        Company of
     objective by investing primarily in                   Pennsylvania/
     the stocks of small companies that                   Federated Global
     are traded on national security                        Investment
     exchanges, NASDAQ stock exchange and                 Management Corp.
     the over-the-counter-market. Small
     companies will be defined as
     companies with market
     capitalizations similar to companies
     in the Russell 2000 and S&P 600
     Small Cap Index.
    ------------------------------------------------------------------------

      INVESTMENT OBJECTIVES/POLICIES       STYLE/           PORTFOLIO
                                            TYPE            ADVISOR/
                                                           SUB-ADVISOR
  ---------------------------------------------------------------------------
   AST FI PYRAMIS(R) ASSET ALLOCATION      ASSET         Pyramis Global
   PORTFOLIO: seeks to maximize            ALLOCA-       Advisors, LLC a
   potential total return. In seeking       TION            Fidelity
   to achieve the Portfolio's                              Investments
   investment objective, the                                 company
   Portfolio's assets will be allocated
   across six uniquely specialized
   investment strategies (collectively,
   the Investment Strategies). The
   Portfolio will have four strategies
   that invest primarily in equity
   securities (i.e., the Equity
   Strategies), one fixed-income
   strategy (i.e., the Broad Market
   Duration Strategy), and one strategy
   designed to provide liquidity (i.e.,
   the Liquidity Strategy). Pyramis is
   a registered service mark of FMR
   LLC. Used under license.
  ---------------------------------------------------------------------------
   AST FIRST TRUST BALANCED TARGET         ASSET       First Trust Advisors
   PORTFOLIO: seeks long-term capital      ALLOCA-            L.P.
   growth balanced by current income.       TION
   The Portfolio seeks to achieve its
   objective by investing approximately
   65% in equity securities and
   approximately 35% in fixed income
   securities. The Portfolio allocates
   the equity portion of the portfolio
   across five uniquely specialized
   strategies - The Dow(R) Target
   Dividend, the Value Line(R) Target
   25, the Global Dividend Target 15,
   the NYSE(R) International Target 25,
   and the Target Small Cap. Each
   strategy employs a quantitative
   approach by screening common stocks
   for certain attributes and/or using
   a multi-factor scoring system to
   select the common stocks. The fixed
   income allocation is determined by
   the Dow Jones Income strategy which
   utilizes certain screens to select
   bonds from the Dow Jones Corporate
   Bond Index or like-bonds not in the
   index.
  ---------------------------------------------------------------------------
   AST FIRST TRUST CAPITAL APPRECIATION    ASSET       First Trust Advisors
   TARGET PORTFOLIO: seeks long-term       ALLOCA-            L.P.
   capital growth. The Portfolio seeks      TION
   to achieve its objective by
   investing approximately 80% in
   equity securities and approximately
   20% in fixed income securities. The
   portfolio allocates the equity
   portion of the portfolio across five
   uniquely specialized strategies -
   the Value Line(R) Target 25, the
   Global Dividend Target 15, the
   Target Small-Cap, the NASDAQ(R)
   Target 15, and the NYSE(R)
   International Target 25. Each
   strategy employs a quantitative
   approach by screening common stocks
   for certain attributes and/or using
   a multi-factor scoring system to
   select the common stocks. The fixed
   income allocation is determined by
   the Dow Jones Income strategy which
   utilizes certain screens to select
   bonds from the Dow Jones Corporate
   Bond Index or like-bonds not in the
   index.
  ---------------------------------------------------------------------------
   AST GLOBAL REAL ESTATE PORTFOLIO:      SPECIALTY      Prudential Real
   seeks capital appreciation and                       Estate Investors
   income. The Portfolio will normally
   invest at least 80% of its liquid
   assets (net assets plus any
   borrowing made for investment
   purposes) in equity-related
   securities of real estate companies.
   The Portfolio will invest in
   equity-related securities of real
   estate companies on a global basis
   and the Portfolio may invest up to
   15% of its net assets in ownership
   interests in commercial real estate
   through investments in private real
   estate.
  ---------------------------------------------------------------------------
   AST GOLDMAN SACHS CONCENTRATED          LARGE          Goldman Sachs
   GROWTH PORTFOLIO: seeks long-term        CAP         Asset Management,
   growth of capital. The Portfolio        GROWTH             L.P.
   will pursue its objective by
   investing primarily in equity
   securities of companies that the
   subadvisor believes have the
   potential to achieve capital
   appreciation over the long-term. The
   Portfolio seeks to achieve its
   investment objective by investing,
   under normal circumstances, in
   approximately 30 - 45 companies that
   are considered by the subadvisor to
   be positioned for long-term growth.
  ---------------------------------------------------------------------------
   AST GOLDMAN SACHS MID-CAP GROWTH       MID CAP         Goldman Sachs
   PORTFOLIO: seeks long-term growth of    GROWTH       Asset Management,
   capital. The Portfolio pursues its                         L.P.
   investment objective, by investing
   primarily in equity securities
   selected for their growth potential,
   and normally invests at least 80% of
   the value of its assets in
   medium-sized companies. Medium-sized
   companies are those whose market
   capitalizations (measured at the
   time of investment) fall within the
   range of companies in the Russell
   Mid-cap Growth Index. The subadvisor
   seeks to identify individual
   companies with earnings growth
   potential that may not be recognized
   by the market at large.
  ---------------------------------------------------------------------------
   AST GOLDMAN SACHS SMALL-CAP VALUE       SMALL          Goldman Sachs
   PORTFOLIO: seeks long-term capital       CAP         Asset Management,
   appreciation. The Portfolio will        VALUE              L.P.
   seek its objective through
   investments primarily in equity
   securities that are believed to be
   undervalued in the marketplace. The
   Portfolio will invest, under normal
   circumstances, at least 80% of the
   value of its assets plus any
   borrowings for investment purposes
   in small capitalization companies.
   The 80% investment requirement
   applies at the time the Portfolio
   invests its assets. The Portfolio
   generally defines small
   capitalization companies as
   companies with market
   capitalizations that are within the
   range of the Russell 2000 Value
   Index at the time of purchase.
  ---------------------------------------------------------------------------

        INVESTMENT OBJECTIVES/POLICIES      STYLE/          PORTFOLIO
                                             TYPE           ADVISOR/
                                                           SUB-ADVISOR
    ------------------------------------------------------------------------
     AST HIGH YIELD PORTFOLIO: seeks         FIXED      Pacific Investment
     maximum total return, consistent       INCOME         Management
     with preservation of capital and                      Company LLC
     prudent investment management. The                      (PIMCO)
     Portfolio will invest, under normal
     circumstances, at least 80% of its
     net assets plus any borrowings for
     investment purposes (measured at
     time of purchase) in non-investment
     grade high yield, fixed-income
     investments which may be represented
     by forwards or derivatives such as
     options, futures contracts, or swap
     agreements. Non-investment grade
     investments are financial
     instruments rated Ba or lower by a
     Moody's Investors Services, Inc. or
     equivalently rated by Standard
     Poor's Corporation, or Fitch, or, if
     unrated, determined by the
     subadvisor to be of comparable
     quality.
    ------------------------------------------------------------------------
     AST HORIZON GROWTH ASSET ALLOCATION     ASSET           Horizon
     PORTFOLIO: seeks the highest           ALLOCA-     Investments, LLC
     potential total return consistent       TION
     with its specified level of risk
     tolerance. Under normal
     circumstances, at least 90% of the
     Portfolio's assets will be invested
     in other portfolios of Advanced
     Series Trust (the underlying
     portfolios) while no more than 10%
     of the Portfolio's assets may be
     invested in exchange traded funds
     (ETFs). Under normal market
     conditions, the Portfolio will
     devote from 60% to 80% of its net
     assets to underlying portfolios and
     ETFs investing primarily in equity
     securities, and from 20% to 40% of
     its net assets to underlying
     portfolios and ETFs investing
     primarily in debt securities and
     money market instruments.
    ------------------------------------------------------------------------
     AST HORIZON MODERATE ASSET              ASSET           Horizon
     ALLOCATION PORTFOLIO: seeks the        ALLOCA-     Investments, LLC
     highest potential total return          TION
     consistent with its specified level
     of risk tolerance. Under normal
     circumstances, at least 90% of the
     Portfolio's assets will be invested
     in other portfolios of Advanced
     Series Trust (the underlying
     portfolios) while no more than 10%
     of the Portfolio's assets may be
     invested in exchange traded funds
     (ETFs). Under normal market
     conditions, the Portfolio will
     devote from 40% to 60% of its net
     assets to underlying portfolios and
     ETFs investing primarily in equity
     securities, and from 40% to 60% of
     its net assets to underlying
     portfolios and ETFs investing
     primarily in debt securities and
     money market instruments.
    ------------------------------------------------------------------------
     AST INTERNATIONAL GROWTH PORTFOLIO:     INTER-      Marsico Capital
     seeks long-term capital growth.        NATIONAL    Management, LLC;
     Under normal circumstances, the        EQUITY       William Blair &
     Portfolio invests at least 80% of                    Company, LLC
     the value of its assets in
     securities of issuers that are
     economically tied to countries other
     than the United States. Although the
     Portfolio intends to invest at least
     80% of its assets in the securities
     of issuers located outside the
     United States, it may at times
     invest in U.S. issuers and it may
     invest all of its assets in fewer
     than five countries or even a single
     country. The Portfolio looks
     primarily for stocks of companies
     whose earnings are growing at a
     faster rate than other companies or
     which offer attractive growth.
    ------------------------------------------------------------------------
     AST INTERNATIONAL VALUE PORTFOLIO:      INTER-         LSV Asset
     seeks long-term capital                NATIONAL       Management;
     appreciation. The Portfolio normally   EQUITY          Thornburg
     invests at least 80% of the                           Investment
     Portfolio's assets in equity                       Management, Inc.
     securities. The Portfolio will
     invest at least 65% of its net
     assets in the equity securities of
     companies in at least three
     different countries, without limit
     as to the amount of assets that may
     be invested in a single country.
    ------------------------------------------------------------------------
     AST INVESTMENT GRADE BOND PORTFOLIO:    FIXED         Prudential
     seeks to maximize total return,        INCOME         Investment
     consistent with the preservation of                Management, Inc.
     capital and liquidity needs to meet
     the parameters established to
     support the Highest Daily Lifetime
     Seven, Highest Daily Lifetime 7
     Plus, and Highest Daily Lifetime 6
     Plus benefits. Please note that you
     may not make purchase payments, or
     transfer Account Value to or from
     this Portfolio, and that this
     Portfolio is available only with
     certain living benefits.
    ------------------------------------------------------------------------
     AST JPMORGAN INTERNATIONAL EQUITY       INTER-        J.P. Morgan
     PORTFOLIO: seeks long-term capital     NATIONAL       Investment
     growth by investing in a diversified   EQUITY      Management, Inc.
     portfolio of international equity
     securities. The Portfolio seeks to
     meet its objective by investing,
     under normal market conditions, at
     least 80% of its assets in a
     diversified portfolio of equity
     securities of companies located or
     operating in developed non-U.S.
     countries and emerging markets of
     the world. The equity securities
     will ordinarily be traded on a
     recognized foreign securities
     exchange or traded in a foreign
     over-the-counter market in the
     country where the issuer is
     principally based, but may also be
     traded in other countries including
     the United States.
    ------------------------------------------------------------------------

       INVESTMENT OBJECTIVES/POLICIES       STYLE/          PORTFOLIO
                                             TYPE           ADVISOR/
                                                           SUB-ADVISOR
   -------------------------------------------------------------------------
    AST J.P. MORGAN STRATEGIC                ASSET         J.P. Morgan
    OPPORTUNITIES PORTFOLIO (formerly        ALLOCA        Investment
    AST UBS Dynamic Alpha Portfolio):        TION       Management, Inc.
    seeks to maximize total return,
    consisting of capital appreciation
    and current income. The Portfolio
    invests in securities and financial
    instruments to gain exposure to
    global equity, global fixed income
    and cash equivalent markets,
    including global currencies. The
    Portfolio may invest in equity and
    fixed income securities of issuers
    located within and outside the
    United States or in open-end
    investment companies advised by J.P.
    Morgan Investment Management, Inc.,
    the Portfolio's subadvisor, to gain
    exposure to certain global equity
    and global fixed income markets.
   -------------------------------------------------------------------------
    AST LARGE-CAP VALUE PORTFOLIO: seeks     LARGE         Eaton Vance
    current income and long-term growth       CAP          Management;
    of income, as well as capital            VALUE      Hotchkis and Wiley
    appreciation. The Portfolio invests,                     Capital
    under normal circumstances, at least                 Management, LLC
    80% of its net assets in common
    stocks of large capitalization
    companies. Large capitalization
    companies are those companies with
    market capitalizations within the
    market capitalization range of the
    Russell 1000 Value Index.
   -------------------------------------------------------------------------
    AST LORD ABBETT BOND-DEBENTURE           FIXED      Lord, Abbett & Co.
    PORTFOLIO: seeks high current income    INCOME             LLC
    and the opportunity for capital
    appreciation to produce a high total
    return. To pursue this objective
    under normal market conditions, the
    Fund will invest at least 80% of its
    net assets in bonds, debentures and
    other fixed income securities. The
    Fund's investments primarily include
    the following types of securities
    and other financial instruments:
    U.S. investment grade fixed income
    securities; U.S. high yield
    securities ("non-investment grade"
    or "junk" bonds); foreign securities
    (including emerging market
    securities); convertible securities;
    mortgage-related and other
    asset-backed securities; and equity
    securities. In addition, the Fund
    may invest in derivative
    instruments, such as options,
    futures contracts, forward contracts
    or swap agreements. The Fund may use
    such instruments in order seek to
    enhance returns, to attempt to hedge
    some of its investment risk, or as a
    substitute position for holding the
    underlying asset on which the
    derivative instrument is based. The
    duration of the Fund's portfolio of
    debt securities will normally be
    between three and seven years, with
    an average effective portfolio
    maturity of five to twelve years.
   -------------------------------------------------------------------------
    AST MARSICO CAPITAL GROWTH               LARGE       Marsico Capital
    PORTFOLIO: seeks capital growth.          CAP        Management, LLC
    Income realization is not an            GROWTH
    investment objective and any income
    realized on the Portfolio's
    investments, therefore, will be
    incidental to the Portfolio's
    objective. The Portfolio will pursue
    its objective by investing primarily
    in common stocks of large companies
    that are selected for their growth
    potential. Large capitalization
    companies are companies with market
    capitalizations within the market
    capitalization range of the Russell
    1000 Growth Index. In selecting
    investments for the Portfolio, the
    subadvisor uses an approach that
    combines "top down" macroeconomic
    analysis with "bottom up" stock
    selection. The "top down" approach
    identifies sectors, industries and
    companies that may benefit from the
    trends the subadvisor has observed.
    The subadvisorthen looks for
    individual companies with earnings
    growth potential that may not be
    recognized by the market at large,
    utilizing a "bottom up" stock
    selection process. The Portfolio
    will normally hold a core position
    of between 35 and 50 common stocks.
    The Portfolio may hold a limited
    number of additional common stocks
    at times when the Portfolio manager
    is accumulating new positions,
    phasing out existing or responding
    to exceptional market conditions.
   -------------------------------------------------------------------------
    AST MFS GLOBAL EQUITY PORTFOLIO:         INTER        Massachusetts
    seeks capital growth. Under normal      NATIONAL    Financial Services
    circumstances the Portfolio invests     EQUITY           Company
    at least 80% of its assets in equity
    securities. The Portfolio may invest
    in the securities of U.S. and
    foreign issuers (including issuers
    in emerging market countries). While
    the portfolio may invest its assets
    in companies of any size, the
    Portfolio generally focuses on
    companies with relatively large
    market capitalizations relative to
    the markets in which they are traded.
   -------------------------------------------------------------------------
    AST MFS GROWTH PORTFOLIO: seeks          LARGE        Massachusetts
    long-term capital growth and future,      CAP       Financial Services
    rather than current income. Under       GROWTH           Company
    normal market conditions, the
    Portfolio invests at least 80% of
    its net assets in common stocks and
    related securities, such as
    preferred stocks, convertible
    securities and depositary receipts.
    The subadvisor uses a "bottom up" as
    opposed to a "top down" investment
    style in managing the Portfolio.
   -------------------------------------------------------------------------

       INVESTMENT OBJECTIVES/POLICIES      STYLE/           PORTFOLIO
                                            TYPE            ADVISOR/
                                                           SUB-ADVISOR
   --------------------------------------------------------------------------
    AST MID CAP VALUE PORTFOLIO: seeks     MID CAP      EARNEST Partners
    to provide capital growth by            VALUE          LLC; WEDGE
    investing primarily in                                   Capital
    mid-capitalization stocks that                       Management, LLP
    appear to be undervalued. The
    Portfolio generally invests, under
    normal circumstances, at least 80%
    of the value of its net assets in
    mid-capitalization companies.
    Mid-capitalization companies are
    generally those that have market
    capitalizations, at the time of
    purchase, within the market
    capitalization range of companies
    included in the Russell Midcap(R)
    Value Index during the previous
    12-months based on month-end data.
   --------------------------------------------------------------------------
    AST MONEY MARKET PORTFOLIO: seeks       FIXED          Prudential
    high current income while              INCOME          Investment
    maintaining high levels of                          Management, Inc.
    liquidity. The Portfolio invests in
    high-quality, short-term, U.S.
    dollar denominated corporate, bank
    and government obligations. The
    Portfolio will invest in securities
    which have effective maturities of
    not more than 397 days.
   --------------------------------------------------------------------------
    AST NEUBERGER BERMAN MID-CAP GROWTH    MID CAP      Neuberger Berman
    PORTFOLIO: seeks capital growth.       GROWTH        Management LLC
    Under normal market conditions, the
    Portfolio invests at least 80% of
    its net assets in the common stocks
    of mid-capitalization companies.
    Mid-capitalization companies are
    those companies whose market
    capitalization is within the range
    of market capitalizations of
    companies in the Russell Midcap(R)
    Growth Index. Using fundamental
    research and quantitative analysis,
    the subadvisor looks for
    fast-growing companies that are in
    new or rapidly evolving industries.
    The Portfolio may invest in foreign
    securities (including emerging
    markets securities).
   --------------------------------------------------------------------------
    AST NEUBERGER BERMAN/LSV MID-CAP       MID CAP          LSV Asset
    VALUE PORTFOLIO: seeks capital          VALUE          Management;
    growth. Under normal market                         Neuberger Berman
    conditions, the Portfolio invests at                 Management LLC
    least 80% of its net assets in the
    common stocks of medium
    capitalization companies. For
    purposes of the Portfolio, companies
    with market capitalizations that
    fall within the range of the Russell
    Midcap(R) Value Index at the time of
    investment are considered medium
    capitalization companies. Some of
    the Portfolio's assets may be
    invested in the securities of
    large-cap companies as well as in
    small-cap companies. subadvisor
    Neuberger Berman looks for
    well-managed companies whose stock
    prices are undervalued and that may
    rise in price before other investors
    realize their worth. LSV Asset
    Management (LSV) follows an active
    investment strategy utilizing a
    quantitative investment model to
    evaluate and recommend investment
    decisions for its portion of the
    Portfolio in a bottom-up, contrarian
    value approach
   --------------------------------------------------------------------------
    AST NEUBERGER BERMAN SMALL-CAP          SMALL       Neuberger Berman
    GROWTH PORTFOLIO: seeks maximum          CAP         Management LLC
    growth of investors' capital from a    GROWTH
    portfolio of growth stocks of
    smaller companies. The Portfolio
    pursues its objective, under normal
    circumstances, by primarily
    investing at least 80% of its total
    assets in the equity securities of
    small-sized companies included in
    the Russell 2000 Growth(R) Index.
   --------------------------------------------------------------------------
    AST PARAMETRIC EMERGING MARKETS         INTER      Parametric Portfolio
    EQUITY PORTFOLIO: seeks long-term      NATIONAL      Associates LLC
    capital appreciation. The Portfolio    EQUITY
    normally invests at least 80% of its
    net assets in equity securities of
    issuers (i) located in emerging
    market countries, which are
    generally those not considered to be
    developed market countries, or
    (ii) included (or considered for
    inclusion) as emerging markets
    issuers in one or more broad-based
    market indices. Emerging markets
    countries include countries in Asia,
    Latin America, the Middle East,
    Southern Europe, Eastern Europe,
    Africa and the region formerly
    comprising the Soviet Union. A
    company will be considered to be
    located in an emerging market
    country if it is domiciled in or
    derives more that 50% of its
    revenues or profits from emerging
    market countries. The Portfolio
    seeks to employ a top-down,
    disciplined and structured
    investment process that emphasizes
    broad exposure and diversification
    among emerging market countries,
    economic sectors and issuers.
   --------------------------------------------------------------------------
    AST PIMCO LIMITED MATURITY BOND         FIXED      Pacific Investment
    PORTFOLIO: seeks to maximize total     INCOME          Management
    return consistent with preservation                    Company LLC
    of capital and prudent investment                        (PIMCO)
    management. The Portfolio will
    invest, under normal circumstances,
    at least 80% of the value of its net
    assets in fixed- income investments,
    which may be represented by forwards
    or derivatives such as options,
    futures contracts, or swap
    agreements. The average portfolio
    duration normally varies within a
    one -to-three year time-frame based
    on the subadvisor's forecast of
    interest rates.
   --------------------------------------------------------------------------

        INVESTMENT OBJECTIVES/POLICIES       STYLE/        PORTFOLIO
                                             TYPE           ADVISOR/
                                                          SUB-ADVISOR
    ------------------------------------------------------------------------
     AST PIMCO TOTAL RETURN BOND             FIXED     Pacific Investment
     PORTFOLIO: seeks to maximize total      INCOME        Management
     return consistent with preservation                  Company LLC
     of capital and prudent investment                      (PIMCO)
     management. The Portfolio will
     invest, under normal circumstances,
     at least 80% of the value of its net
     assets in fixed income investments,
     which may be represented by forwards
     or derivatives such as options,
     futures contracts, or swap
     agreements. The average portfolio
     duration normally varies within two
     years (+/-) of the duration of the
     Barclay's Capital U.S. Aggregate
     Bond Index.
    ------------------------------------------------------------------------
     AST PRESERVATION ASSET ALLOCATION       ASSET         Prudential
     PORTFOLIO: seeks to obtain total        ALLOCA     Investments LLC;
     return consistent with its specified    TION         Quantitative
     level of risk. The Portfolio                          Management
     primarily invests its assets in a                   Associates LLC
     diversified portfolio of other
     mutual funds, the underlying
     portfolios, of the Advanced Series
     Trust and certain affiliated money
     market funds. Under normal market
     conditions, the Portfolio will
     devote approximately 35% of its net
     assets to underlying portfolios
     investing primarily in equity
     securities (with a range of 27.5% to
     42.5%), and 65% of its net assets to
     underlying portfolios investing
     primarily in debt securities and
     money market instruments (with a
     range of 57.5% to 72.5%). The
     Portfolio is not limited to
     investing exclusively in shares of
     the underlying portfolios and may
     invest in securities and futures
     contracts, swap agreements and other
     financial and derivative instruments.
    ------------------------------------------------------------------------
     AST QMA US EQUITY ALPHA PORTFOLIO:      LARGE        Quantitative
     seeks long term capital                  CAP          Management
     appreciation. The portfolio utilizes    BLEND       Associates LLC
     a long/short investment strategy and
     will normally invest at least 80% of
     its net assets plus borrowings in
     equity and equity related securities
     of US issuers. The benchmark index
     is the Russell 1000(R) which is
     comprised of stocks representing
     more than 90% of the market cap of
     the US market and includes the
     largest 1000 securities in the
     Russell 3000(R) index.
    ------------------------------------------------------------------------
     AST SCHRODERS MULTI-ASSET WORLD         ASSET          Schroder
     STRATEGIES (formerly known as AST       ALLOCA        Investment
     American Century Strategic              TION       Management North
     Allocation Portfolio): seeks                         America Inc.
     long-term capital appreciation
     through a global flexible asset
     allocation approach. This asset
     allocation approach entails
     investing in traditional asset
     classes, such as equity and
     fixed-income investments, and
     alternative asset classes, such as
     investments in real estate,
     commodities, currencies, private
     equity, non-investment grade bonds,
     Emerging Market Debt and absolute
     return strategies. The sub-advisor
     seeks to emphasize the management of
     risk and volatility. Exposure to
     different asset classes and
     investment strategies will vary over
     time based upon the sub advisor's
     assessments of changing market,
     economic, financial and political
     factors and events.
    ------------------------------------------------------------------------
     AST SMALL-CAP GROWTH PORTFOLIO:         SMALL        Eagle Asset
     seeks long-term capital growth. The      CAP       Management, Inc.
     Portfolio pursues its objective by      GROWTH
     investing, under normal
     circumstances, at least 80% of the
     value of its assets in
     small-capitalization companies.
     Small-capitalization companies are
     those companies with a market
     capitalization, at the time of
     purchase, no larger than the largest
     capitalized company included in the
     Russell 2000(R) Growth Index at the
     time of the Portfolio's investment.
    ------------------------------------------------------------------------
     AST SMALL-CAP VALUE PORTFOLIO: seeks    SMALL        ClearBridge
     to provide long-term capital growth      CAP      Advisors, LLC; J.P.
     by investing primarily in               VALUE     Morgan Investment
     small-capitalization stocks that                  Management, Inc.;
     appear to be undervalued. The                     Lee Munder Capital
     Portfolio invests, under normal                       Group, LLC
     circumstances, at least 80% of the
     value of its net assets in small
     capitalization stocks. Small
     capitalization stocks are the stocks
     of companies with market
     capitalization that are within the
     market capitalization range of the
     Russell 2000(R) Value Index.
     Securities of companies whose market
     capitalizations no longer meet the
     definition of small capitalization
     companies after purchase by the
     Portfolio will still be considered
     to be small capitalization companies
     for purposes of the Portfolio's
     policy of investing, under normal
     circumstances, at least 80% of the
     value of its assets in small
     capitalization companies.
    ------------------------------------------------------------------------

      INVESTMENT OBJECTIVES/POLICIES        STYLE/          PORTFOLIO
                                             TYPE            ADVISOR/
                                                           SUB-ADVISOR
  ---------------------------------------------------------------------------
   AST T. ROWE PRICE ASSET ALLOCATION       ASSET         T. Rowe Price
   PORTFOLIO: seeks a high level of         ALLOCA       Associates, Inc.
   total return by investing primarily       TION
   in a diversified portfolio of equity
   and fixed income securities. The
   Portfolio normally invests
   approximately 60% of its total
   assets in equity securities and 40%
   in fixed income securities. This mix
   may vary depending on the
   subadvisor's outlook for the
   markets. The subadvisor concentrates
   common stock investments in larger,
   more established companies, but the
   Portfolio may include small and
   medium-sized companies with good
   growth prospects. The fixed income
   portion of the Portfolio will be
   allocated among investment grade
   securities, high yield or "junk"
   bonds, emerging market securities,
   foreign high quality debt securities
   and cash reserves.
  ---------------------------------------------------------------------------
   AST T. ROWE PRICE GLOBAL BOND            FIXED         T. Rowe Price
   PORTFOLIO: seeks to provide high         INCOME      International, Inc.
   current income and capital growth by
   investing in high-quality foreign
   and U.S. dollar-denominated bonds.
   The Portfolio will invest at least
   80% of its total assets in fixed
   income securities. The Portfolio
   invests in all types of bonds,
   including those issued or guaranteed
   by U.S. or foreign governments or
   their agencies and by foreign
   authorities, provinces and
   municipalities as well as investment
   grade corporate bonds,
   mortgage-related and asset- backed
   securities, and high-yield bonds of
   U.S. and foreign issuers. The
   Portfolio generally invests in
   countries where the combination of
   fixed-income returns and currency
   exchange rates appears attractive,
   or, if the currency trend is
   unfavorable, where the subadvisor
   believes that the currency risk can
   be minimized through hedging. The
   Portfolio may also invest in
   convertible securities, commercial
   paper and bank debt and loan
   participations. The Portfolio may
   invest up to 20% of its assets in
   the aggregate in below
   investment-grade, high-risk bonds
   ("junk bonds") and emerging market
   bonds. In addition, the Portfolio
   may invest up to 30% of its assets
   in mortgage-related (including
   mortgage dollar rolls and
   derivatives, such as collateralized
   mortgage obligations and stripped
   mortgage securities) and
   asset-backed securities. The
   Portfolio may invest in futures,
   swaps and other derivatives in
   keeping with its objective.
  ---------------------------------------------------------------------------
   AST T. ROWE PRICE LARGE-CAP GROWTH       LARGE         T. Rowe Price
   PORTFOLIO: seeks long-term growth of      CAP         Associates, Inc.
   capital by investing predominantly       GROWTH
   in the equity securities of a
   limited number of large, carefully
   selected, high-quality U.S.
   companies that are judged likely to
   achieve superior earnings growth.
   The Portfolio takes a growth
   approach to investment selection and
   normally invests at least 80% of its
   net assets in the common stocks of
   large companies. Large companies are
   defined as those whose market cap is
   larger than the median market cap of
   companies in the Russell 1000 Growth
   Index as of the time of purchase.
  ---------------------------------------------------------------------------
   AST T. ROWE PRICE NATURAL RESOURCES     SPECIALTY      T. Rowe Price
   PORTFOLIO: seeks long-term capital                    Associates, Inc.
   growth primarily through investing
   in the common stocks of companies
   that own or develop natural
   resources (such as energy products,
   precious metals and forest products)
   and other basic commodities. The
   Portfolio invests, under normal
   circumstances, at least 80% of the
   value of its assets in natural
   resource companies. The Portfolio
   may also invest in non-resource
   companies with the potential for
   growth. The Portfolio looks for
   companies that have the ability to
   expand production, to maintain
   superior exploration programs and
   production facilities, and the
   potential to accumulate new
   resources. Although at least 50% of
   Portfolio assets will be invested in
   U.S. securities, up to 50% of total
   assets also may be invested in
   foreign securities.
  ---------------------------------------------------------------------------
   AST VALUE PORTFOLIO (formerly AST        LARGE            Deutsche
   DeAM Large-Cap Value Portfolio):          CAP            Investment
   seeks maximum growth of capital by       VALUE           Management
   investing primarily in the value                       Americas, Inc.
   stocks of larger companies. The
   Portfolio pursues its objective,
   under normal market conditions, by
   primarily investing at least 80% of
   the value of its assets in the
   equity securities of large-sized
   companies included in the Russell
   1000(R) Value Index. The subadvisor
   employs an investment strategy
   designed to maintain a portfolio of
   equity securities which approximates
   the market risk of those stocks
   included in the Russell 1000(R)
   Value Index, but which attempts to
   outperform the Russell 1000(R) Value
   Index through active stock selection.
  ---------------------------------------------------------------------------

        INVESTMENT OBJECTIVES/POLICIES       STYLE/         PORTFOLIO
                                              TYPE           ADVISOR/
                                                           SUB-ADVISOR
    ------------------------------------------------------------------------
     AST WESTERN ASSET CORE PLUS BOND        FIXED        Western Asset
     PORTFOLIO: seeks to maximize total      INCOME         Management
     return, consistent with prudent                         Company
     investment management and liquidity
     needs. The Portfolio's current
     target average duration is generally
     2.5 to 7 years. The Portfolio
     pursues this objective by investing
     in all major fixed income sectors
     with a bias towards non- Treasuries.
    ------------------------------------------------------------------------
         AIM VARIABLE INSURANCE FUNDS
      (INVESCO VARIABLE INSURANCE FUNDS)
    ------------------------------------------------------------------------
     AIM VARIABLE INSURANCE FUNDS           MID CAP      Invesco Advisers,
     (INVESCO VARIABLE INSURANCE FUNDS) -    GROWTH           Inc. I
     INVESCO V.I. DYNAMICS FUND - SERIES
     I SHARES: The investment objective
     is long-term capital growth. The
     Fund seeks to meet its objective by
     investing, normally, at least 65% of
     its assets in equity securities of
     mid-capitalization companies. The
     principal type of equity securities
     purchased by the Fund is common
     stock. Effective July 31, 2010, the
     preceding sentence will be replaced
     by the following: The Fund invests
     primarily in equity securities of
     mid-capitalization issuers.
    ------------------------------------------------------------------------
     AIM VARIABLE INSURANCE FUNDS           SPECIALTY    Invesco Advisers,
     (INVESCO VARIABLE INSURANCE FUNDS) -                     Inc. I
     INVESCO V.I. FINANCIAL SERVICES FUND
     - SERIES I SHARES: The investment
     objective is long-term growth of
     capital. The Fund invests, under
     normal circumstances, at least 80%
     of net assets (plus borrowings for
     investment purposes) in securities
     of issuers engaged primarily in
     financial services-related
     industries.
    ------------------------------------------------------------------------
     AIM VARIABLE INSURANCE FUNDS           SPECIALTY    Invesco Advisers,
     (INVESCO VARIABLE INSURANCE FUNDS) -                     Inc. I
     INVESCO V.I. GLOBAL HEALTH CARE FUND
     - SERIES I SHARES: The investment
     objective is long-term growth of
     capital. the Fund invests, under
     normal circumstances, at least 80%
     of net assets (plus borrowings for
     investment purposes) in securities
     of health care industry issuers.
    ------------------------------------------------------------------------
     AIM VARIABLE INSURANCE FUNDS           SPECIALTY    Invesco Advisers,
     (INVESCO VARIABLE INSURANCE FUNDS) -                     Inc. I
     INVESCO V.I. TECHNOLOGY FUND -
     SERIES I SHARES: The investment
     objective is long-term growth of
     capital. The Funds seeks to meet its
     objective by investing, normally at
     least 80% of its assets in equity
     securities of issuers engaged
     primarily in the technology-related
     industries. Effective July 31, 2010,
     the preceding sentence will be
     replaced by the following: The Fund
     invests, under normal circumstances,
     at least 80% of net assets (plus
     borrowings for investment purposes)
     in securities of issuers engaged
     primarily in technology-related
     industries. The Fund invests
     primarily in equity securities.
    ------------------------------------------------------------------------
       EVERGREEN VARIABLE ANNUITY TRUST
    ------------------------------------------------------------------------
     EVERGREEN VA GROWTH: seeks long-term    SMALL          Evergreen
     capital growth. The Portfolio            CAP           Investment
     normally invests at least 75% of its    GROWTH         Management
     assets in common stocks of small-                     Company, LLC
     and medium-sized companies (i.e.,
     companies whose market
     capitalizations fall within the
     market capitalization range of the
     companies tracked by the Russell
     2000(R) Growth Index, measured at
     the time of purchase). The remaining
     portion of the Portfolio's assets
     may be invested in companies of any
     size. The Portfolio's managers
     employ a growth-style of equity
     management and generally seek to
     purchase stocks of companies that
     have demonstrated earnings growth
     potential which they believe is not
     yet reflected in the stock's market
     price. Factors that the Portfolio's
     portfolio managers consider when
     selecting investments include, but
     are not limited to: potential
     earnings growth above the average
     earnings growth of companies
     included in the Russell 2000(R)
     Growth Index: the quality of
     management; the strength of a
     company's balance sheet; and the
     company's potential for operating
     leverage.
    ------------------------------------------------------------------------

      INVESTMENT OBJECTIVES/POLICIES       STYLE/           PORTFOLIO
                                            TYPE            ADVISOR/
                                                           SUB-ADVISOR
  ---------------------------------------------------------------------------
   EVERGREEN VA INTERNATIONAL EQUITY:       INTER           Evergreen
   seeks long-term capital growth and     NATIONAL         Investment
   secondarily, modest income. The         EQUITY          Management
   Portfolio normally invests at least                    Company, LLC
   80% of its assets in equity
   securities issued by in the
   portfolio manager's opinion,
   established and quality non-U.S.
   companies located in countries with
   developed markets. The Portfolio may
   purchase securities across all
   market capitalizations. The
   Portfolio normally invests at least
   65% of its assets in the securities
   of companies in at least three
   countries (other than the U.S.). The
   Portfolio may also invest in
   emerging markets. The Portfolio's
   managers seek both growth and value
   opportunities. For growth
   investments, the Portfolio's manager
   seeks, among other things, good
   business models, good management and
   growth in cash flows. For value
   investments, the Portfolio's manager
   seeks, among other things, companies
   that are undervalued in the
   marketplace compared to their
   assets. The Portfolio normally
   intends to seek modest income from
   dividends paid by its equity
   holdings. Other than cash and cash
   equivalents, the Portfolio intends
   to invest substantially all of its
   assets in the securities of non-U.S.
   issuers.
  ---------------------------------------------------------------------------
   EVERGREEN VA OMEGA: seeks long-term    SPECIALTY         Evergreen
   capital growth. The Portfolio                           Investment
   invests primarily, and under normal                     Management
   conditions substantially all of its                    Company, LLC
   assets, in common stocks of U.S.
   companies of any market
   capitalization. The Portfolio's
   manager employs a growth style of
   equity management that seeks to
   emphasize companies with cash flow
   growth, sustainable competitive
   advantages, returns on invested
   capital above their cost of capital
   and the ability to manage for
   profitable growth that can create
   long-term value for shareholders.
  ---------------------------------------------------------------------------
    FIRST DEFINED PORTFOLIO FUND, LLC
  ---------------------------------------------------------------------------
   FIRST TRUST TARGET FOCUS FOUR          SPECIALTY    First Trust Advisors
   PORTFOLIO: seeks to provide                                L.P.
   above-average capital appreciation.
   The Portfolio seeks to achieve its
   objective by investing in the common
   stocks of companies which are
   selected by applying four separate
   uniquely specialized strategies (the
   "Focus Four Strategy"). The Focus
   Four Strategy adheres to a
   disciplined investment process that
   targets the following four
   strategies: The Dow(R) Target
   Dividend Strategy, Value Line(R)
   Target 25 Strategy, S&P Target SMid
   60 Strategy, and NYSE(R)
   International Target 25 Strategy.
  ---------------------------------------------------------------------------
   GLOBAL DIVIDEND TARGET 15 PORTFOLIO:   SPECIALTY    First Trust Advisors
   seeks to provide above-average total                       L.P.
   return. The Portfolio seeks to
   achieve its objective by investing
   in common stocks issued by companies
   that are expected to provide income
   and to have the potential for
   capital appreciation. The Portfolio
   invests primarily in the common
   stocks of the companies which are
   components of the Dow Jones
   Industrial Average/sm/ ("DJIA/sm/"),
   the Financial Times Industrial
   Ordinary Share Index ("FT Index")
   and the Hang Seng Index. The
   Portfolio primarily consists of
   common stocks of the five companies
   with the lowest per share stock
   prices of the ten companies in each
   of the DJIA/sm/, FT Index and Hang
   Seng Index, respectively, that have
   the highest dividend yields in the
   respective index on or about the
   applicable stock selection date.
   Each security is initially equally
   weighted in the portfolio.
  ---------------------------------------------------------------------------
   NASDAQ(R) TARGET 15 PORTFOLIO: seeks   SPECIALTY    First Trust Advisors
   to provide above-average total                             L.P.
   return. Beginning with the stocks in
   the NASDAQ-100 Index(R) on or about
   the applicable stock selection date,
   the Portfolio selects fifteen stocks
   based on a multi-factor model. A
   modified market capitalization
   approach is used to initially weight
   each security in the portfolio.
  ---------------------------------------------------------------------------
   S&P(R) TARGET 24 PORTFOLIO: seeks to   SPECIALTY    First Trust Advisors
   provide above-average total return.                        L.P.
   Beginning with the stocks in the
   Standard & Poor's 500 Index ("S&P
   500 Index"), on or about the
   applicable stock selection date, the
   Portfolio selects three stocks from
   each of the eight largest economic
   sectors of the S&P 500 Index. The
   twenty-four stocks are selected
   based on a multi-factor model and a
   modified market capitalization
   approach is used to initially weight
   each security in the portfolio.
  ---------------------------------------------------------------------------

      INVESTMENT OBJECTIVES/POLICIES        STYLE/           PORTFOLIO
                                             TYPE            ADVISOR/
                                                            SUB-ADVISOR
  ----------------------------------------------------------------------------
   TARGET MANAGED VIP PORTFOLIO: seeks     SPECIALTY    First Trust Advisors
   to provide above-average total                              L.P.
   return. The Portfolio seeks to
   achieve its objective by investing
   in common stocks of the companies
   that are identified based on six
   uniquely specialized strategies -
   The Dow(R) DART 5, the European
   Target 20, the NASDAQ(R) Target 15,
   the S&P(R) Target 24, the Target
   Small-Cap and the Value Line(R)
   Target 25. Each strategy employs a
   quantitative approach by screening
   common stocks for certain attributes
   and/or using a multi-factor scoring
   system to select the common stocks.
  ----------------------------------------------------------------------------
   THE DOW(R) TARGET DIVIDEND              SPECIALTY    First Trust Advisors
   PORTFOLIO: seeks to provide                                 L.P.
   above-average total return. The
   Portfolio seeks to achieve its
   objective by investing in common
   stocks issued by companies that are
   expected to provide income and to
   have the potential for capital
   appreciation. Beginning with the
   stocks in The Dow Jones U.S. Select
   Dividend Index/SM/, on or about the
   applicable stock selection date, the
   Portfolio selects twenty common
   stocks based on a multi-factor
   model. Each security is initially
   equally weighted in the portfolio.
  ----------------------------------------------------------------------------
   THE DOW(R) DART 10 PORTFOLIO: seeks     SPECIALTY    First Trust Advisors
   to provide above-average total                              L.P.
   return. The Portfolio seeks to
   achieve its objective by investing
   in common stocks issued by companies
   that are expected to provide income
   and to have the potential for
   capital appreciation. The Portfolio
   invests primarily in the common
   stocks of the ten companies in the
   DJIA that have the highest combined
   dividend yields and buyback ratios
   on or about the applicable stock
   selection date. Each security is
   initially equally weighted in the
   portfolio.
  ----------------------------------------------------------------------------
   VALUE LINE(R) TARGET 25 PORTFOLIO:      SPECIALTY    First Trust Advisors
   seeks to provide above-average                              L.P.
   capital appreciation. The Portfolio
   seeks to achieve its objective by
   investing in 25 of the 100 common
   stocks that Value Line(R) gives a #1
   ranking for Timelines/tm/. Value
   Line(R) ranks approximately 1,700
   stocks of which 100 are given their
   #1 ranking for Timeliness(TM) which
   measures Value Line's view of their
   probable price performance during
   the next six to 12 months relative
   to the others. Beginning with the
   100 stocks that Value Line(R) ranks
   #1 for Timeliness(TM), on or about
   the applicable stock selection date,
   the Portfolio selects twenty five
   stocks based on a multi-factor
   model. A modified market
   capitalization approach is used to
   initially weight each security in
   the portfolio.
  ----------------------------------------------------------------------------
       FRANKLIN TEMPLETON VARIABLE
         INSURANCE PRODUCTS TRUST
  ----------------------------------------------------------------------------
   FRANKLIN TEMPLETON VIP FOUNDING         MODERATE          Franklin
   FUNDS ALLOCATION FUND: Seeks capital     ALLOCA           Templeton
   appreciation, with income as a            TION          Services, LLC
   secondary goal. The Fund normally
   invests equal portions in Class 1
   shares of Franklin Income Securities
   Fund; Mutual Shares Securities Fund;
   and Templeton Growth Securities Fund.
  ----------------------------------------------------------------------------
   NATIONWIDE VARIABLE INSURANCE TRUST
  ----------------------------------------------------------------------------
   NVIT DEVELOPING MARKETS FUND              INTER        Nationwide Fund
   (formerly known as Gartmore NVIT        NATIONAL      Advisors/ Baring
   Developing Markets Fund): seeks          EQUITY         International
   long-term capital appreciation,                          Investment
   under normal conditions by investing                       Limited
   at least 80% of the value of its net
   assets in equity securities of
   companies of any size based in the
   world's developing market countries.
   The Fund typically maintains
   investments in at least six
   countries at all times with no more
   than 35% of the value of its net
   assets invested in securities of any
   one country.
  ----------------------------------------------------------------------------
        THE PRUDENTIAL SERIES FUND
  ----------------------------------------------------------------------------
   THE PRUDENTIAL SERIES FUND - SP          INTER-        Marsico Capital
   INTERNATIONAL GROWTH PORTFOLIO:         NATIONAL      Management, LLC;
   Seeks long-term capital                  EQUITY          Prudential
   appreciation. The Portfolio invests                   Investments LLC;
   primarily in stocks of large and                       William Blair &
   medium-sized companies located in                       Company, LLC
   countries included in the Morgan
   Stanley Capital International All
   Country World Ex-U.S. Index. Under
   normal market conditions, the
   portfolio invests at least 80% of
   its net assets in equity
   securities. The Portfolio's assets
   normally will be allocated among not
   fewer than six different countries
   and will not concentrate investments
   in any particular industry. The
   Portfolio seeks companies that
   historically have had superior
   growth, profitability and quality
   relative to local markets and
   relative to companies within the
   same industry worldwide, and that
   are expected to continue such
   performance. (see information above
   regarding limited availability of
   this option.)
  ----------------------------------------------------------------------------

         INVESTMENT OBJECTIVES/POLICIES      STYLE/       PORTFOLIO
                                             TYPE          ADVISOR/
                                                         SUB-ADVISOR
     ---------------------------------------------------------------------
           WELLS FARGO VARIABLE TRUST
     ---------------------------------------------------------------------
      WELLS FARGO ADVANTAGE VT EQUITY        LARGE     Wells Fargo Funds
      INCOME FUND: Seeks long-term capital   CAP       Management, LLC,
      appreciation and dividend income.      VALUE         adviser;
      The Portfolio invests principally in              Wells Capital
      equity securities of large-                         Management
      capitalization companies, which they             Incorporated, sub-
      define as companies with market                      adviser
      capitalizations of $3 billion or
      more.
     ---------------------------------------------------------------------

 "Dow Jones Industrial Average/SM/", "DJIA/SM/", "Dow Industrials/SM/", "The Dow/SM/", and "The Dow 10/SM/", are service marks of Dow Jones & Company, Inc. ("Dow Jones") and have been licensed for use for certain purposes by First Trust Advisors L.P. ("First Trust"). The portfolios, including, and in particular the Target Managed VIP portfolio The Dow/SM/ DART 10 portfolio, and The Dow/SM/ Target Dividend Portfolio are not endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in such products.

 "Standard & Poor's," "S&P," "S&P 500," "Standard & Poor's 500," and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by First Trust on behalf of the S&P Target 24 Portfolio and the Target Managed VIP Portfolio. The Portfolios are not sponsored, endorsed, managed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Portfolio.

 "The Nasdaq 100(R)", "Nasdaq-100 Index(R)", "Nasdaq Stock Market(R)", and "Nasdaq(R)" are trade or service marks of The Nasdaq Stock Market, Inc. (which with its affiliates are the "Corporations") and have been licensed for use by First Trust. The Nasdaq Target 15 Portfolio and Target Managed VIP Portfolio have not been passed on by the Corporations as to its legality or suitability. The Nasdaq Target 15 Portfolio and Target Managed VIP Portfolio are not issued, endorsed, sponsored, managed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NASDAQ TARGET 15 PORTFOLIO OR THE TARGET MANAGED VIP PORTFOLIO.

 "Value Line(R)," "The Value Line Investment Survey," and "Value Line Timeliness/TM/ Ranking System" are registered trademarks of Value Line Securities, Inc. or Value Line Publishing, Inc. The Target Managed VIP(R) Portfolio and Value Line Target 25 Portfolio are not sponsored, recommended, sold or promoted by Value Line Publishing, Inc., Value Line, Inc. or Value Line Securities, Inc. ("Value Line"). Value Line makes no representation regarding the advisability of investing in the Portfolio.

 "Value Line Publishing, Inc.'s ("VLPI") only relationship to First Trust Advisors L.P. or the Portfolio is VLPI's licensing to First Trust Advisors L.P. of certain VLPI trademarks and trade names and the Value Line Timeliness Ranking System (the "System"), which is composed by VLPI without regard to First Trust Advisors L.P., the Portfolio or any investor. First Trust Advisors, L.P. has sub-licensed certain VLPI trademarks and trade names to Prudential Investments LLC. VLPI has no obligation to take the needs of First Trust Advisors L.P., Prudential Investments LLC or any investor in the Portfolio into consideration in composing the System. The Portfolio's results may differ from the hypothetical or published results of the Value Line Timeliness Ranking System. VLPI is not responsible for, and has not participated in, the determination of the prices and composition of the Portfolio or the timing of the issuance for sale of the Portfolio or in the calculation of the equations by which the Portfolio is to be converted into cash. VLPI MAKES NO WARRANTY CONCERNING THE SYSTEM, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES ARISING FROM USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE, AND VLPI MAKES NO WARRANTY AS TO THE POTENTIAL PROFITS OR ANY OTHER BENEFITS THAT MAY BE ACHIEVED BY USING THE SYSTEM OR ANY INFORMATION OR MATERIALS GENERATED THEREFROM. VLPI DOES NOT WARRANT THAT THE SYSTEM WILL MEET ANY REQUIREMENTS OR THAT IT WILL BE ACCURATE OR ERROR-FREE. VLPI ALSO DOES NOT GUARANTEE ANY USES, INFORMATION, DATA OR OTHER RESULTS GENERATED FROM THE SYSTEM. VLPI HAS NO OBLIGATION OR LIABILITY (I) IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR TRADING OF THE PORTFOLIO; OR (II) FOR ANY LOSS, DAMAGE, COST OR EXPENSE SUFFERED OR INCURRED BY ANY INVESTOR OR OTHER PERSON OR ENTITY IN CONNECTION WITH THE PORTFOLIO, AND IN NO EVENT SHALL VLPI BE LIABLE FOR ANY LOST PROFITS OR OTHER CONSEQUENTIAL, SPECIAL, PUNITIVE, INCIDENTAL, INDIRECT OR EXEMPLARY DAMAGES IN CONNECTION WITH THE PORTFOLIO."

 WHAT ARE THE FIXED ALLOCATIONS?
 The Fixed Allocations consist of the MVA Fixed Allocations, the DCA Fixed Rate Options used with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"), the Fixed Allocations used with our dollar-cost averaging program, and (with respect to Highest Daily Lifetime Five only), the Benefit Fixed Rate Account. We describe the Benefit Fixed Rate Account in the section of the prospectus concerning Highest Daily Lifetime Five. We describe the Fixed Allocations used with our dollar cost averaging program outside of the 6 or 12 month DCA Program in the section entitled "Do You Offer Dollar Cost Averaging?"

 MVA FIXED ALLOCATIONS.
 We offer MVA Fixed Allocations of different durations during the accumulation period. These "MVA Fixed Allocations" earn a guaranteed fixed rate of interest for a specified period of time, called the "Guarantee Period." In most states, we offer MVA Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose MVA Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However, for MVA Fixed Allocations, if you withdraw or transfer Account Value before the end of the Guarantee Period, we will adjust the value of your withdrawal or transfer based on a formula, called a "Market Value Adjustment." The Market Value Adjustment can either be positive or negative, depending on the movement of applicable interest rates payable on Strips of the appropriate duration. Please refer to the section entitled "How does the Market Value Adjustment Work?" for a description of the formula (including a description of Strips) along with examples of how it is calculated. You may allocate Account Value to more than one MVA Fixed Allocation at a time.

 MVA Fixed Allocations are not available in Washington, Nevada, North Dakota, Maryland and Vermont. Availability of MVA Fixed Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call Prudential Annuities at 1-888-PRU-2888 to determine availability of MVA Fixed Allocations in your state and for your annuity product. You may not allocate Account Value to MVA Fixed Allocations if you have elected the following Optional Benefits: Lifetime Five Income Benefit, Spousal Lifetime Five Income Benefit, Highest Daily Lifetime Five Income Benefit, Highest Daily Lifetime Seven Income Benefit, Spousal Highest Daily Lifetime Seven Income Benefit, Highest Daily Value Death Benefit, Highest Daily Lifetime Seven with Beneficiary Income Option, Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, Highest Daily Lifetime Seven with Lifetime Income Accelerator, GRO, GRO Plus, GRO Plus 2008, Highest Daily GRO, Highest Daily GRO II, GRO Plus II, Highest Daily Lifetime 7 Plus Income Benefit, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator, Highest Daily Lifetime 6 Plus, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator, and Spousal Highest Daily Lifetime 6 Plus. The interest rate that we credit to the MVA Fixed Allocations may be reduced by an amount that corresponds to the asset-based charges assessed against the Sub-accounts.

 No specific fees or expenses are deducted when determining the rate we credit to an MVA Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to MVA Fixed Allocations. That is, the existence of those factors results in a reduction to the interest rate that we credit under the MVA Fixed Allocations. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the MVA Fixed Allocations.

 DCA FIXED RATE OPTIONS. In addition to Fixed Allocations that are subject to a Market Value Adjustment, we offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"), and are not subject to any MVA. Account Value allocated to the DCA Fixed Rate Options earns the declared rate of interest while it is transferred over a 6 month or 12 month period into the Sub-accounts that you have designated. Because the interest we credit is applied against a balance that declines as transfers are made periodically to the Sub-accounts, you do not earn interest on the full amount that you allocated initially to the DCA Fixed Rate Options. A dollar cost averaging program does not assure a profit, or protect against a loss.

                               FEES AND CHARGES

 The charges under the Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuities exceed our total costs in connection with the Annuities, we will earn a profit. Otherwise we will incur a loss. For example, Prudential Annuities may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under an Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that Prudential Annuities incurs in promoting, distributing, issuing and administering an Annuity and to offset a portion of the costs associated with offering any Credits which are funded through Prudential Annuities' general account.

 The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the Annuity. A portion of the proceeds that Prudential Annuities receives from charges that apply to the Sub-accounts may include amounts based on market appreciation of the Sub-account values including appreciation on amounts that represent any Credits.

 WHAT ARE THE CONTRACT FEES AND CHARGES?
 CONTINGENT DEFERRED SALES CHARGE: We do not deduct a sales charge from Purchase Payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the CDSC, we consider the year following the Issue Date of your Annuity as Year 1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages are shown under "Summary of Contract Fees and Charges". If you purchase the Annuity and make a withdrawal that is subject to a CDSC, we may use part of that CDSC to recoup our costs of providing the Credit. However, we do not impose any CDSC on your withdrawal of a Credit amount.

 With respect to a partial withdrawal, we calculate the CDSC by assuming that any available free withdrawal amount is taken out first (see How Much Can I Withdraw as a Free Withdrawal?). If the free withdrawal amount is not sufficient, we then assume that withdrawals are taken from Purchase Payments that have not been previously withdrawn, on a first-in, first-out basis, and subsequently from any other Account Value in the Annuity.

 For purposes of calculating any applicable CDSC on a surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior partial withdrawals or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the Purchase Payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount.

 We may waive any applicable CDSC under certain circumstances including certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a "qualified" investment. Free Withdrawals, Medically-Related Surrenders and Minimum Distributions are each explained more fully in the section entitled "Access to Your Account Value".

 TRANSFER FEE: Currently, you may make twenty (20) free transfers between investment options each Annuity Year. We will charge $10.00 for each transfer after the twentieth in each Annuity Year. The fee will never be more than $15.00 for each transfer. We do not consider transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. Similarly, transfers made under our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program") and transfers made pursuant to a formula used with an optional benefit are not subject to the Transfer Fee and are not counted toward the twenty free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If you are enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

 ANNUAL MAINTENANCE FEE: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value (including any amount in Fixed Allocations) whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. The fee is taken out only from the Sub-accounts. We do not impose the Annual Maintenance Fee upon annuitization, the payment of a Death Benefit, or a medically-related full surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase. For beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Account Value. For a non-qualified Beneficiary Continuation Option, the fee is only applicable if the Account Value is less than $25,000 at the time the fee is assessed.

 TAX CHARGE: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We pay the tax either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of purchase payments, surrender value, or Account Value as applicable. The tax charge currently ranges up to 3 1/2%. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.

 We will pay company income taxes on the taxable corporate earnings created by this separate account product. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the Annuity. We will periodically review the issue of charging for these taxes and may impose a charge in the future.

 In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because
 (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the contract.

 INSURANCE CHARGE: We deduct an Insurance Charge daily. The charge is assessed against the daily assets allocated to the Sub-accounts and is equal to the amount indicated under "Summary of Contract Fees and Charges". The Insurance Charge is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The Insurance Charge is intended to compensate Prudential Annuities for providing the insurance benefits under each Annuity, including each Annuity's basic Death Benefit that provides guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also covers administrative costs associated with providing the Annuity benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge covers the risk that our assumptions about the mortality risks and expenses under each Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.

 The Insurance Charge is not deducted against assets allocated to a Fixed Allocation. However, the amount we credit to Fixed Allocations or the DCA Fixed Rate Option may also reflect similar assumptions about the insurance guarantees provided under each Annuity and the administrative costs associated with providing the Annuity benefits. That is, the interest rate we credit to a Fixed Rate Option or the DCA Fixed Rate Option may be reduced to reflect those assumptions.

 OPTIONAL BENEFITS FOR WHICH WE ASSESS A CHARGE: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime 6 Plus and DCA Fixed Rate Options, the charge is assessed against the greater of Account Value and the Protected Withdrawal Value and taken out of the Sub-accounts, periodically. Please refer to the section entitled "Summary of Contract Fees and Charges" for the list of charges for each optional benefit.

 SETTLEMENT SERVICE CHARGE: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the average assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for non-qualified Annuities and 1.40% for qualified Annuities.

 FEES AND EXPENSES INCURRED BY THE PORTFOLIOS: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are reflected daily by each Portfolio before it provides Prudential Annuities with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios.

 WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?
 No specific fees or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations. That is, the existence of those factors results in a reduction to the interest rate that we credit to the Fixed Allocations. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from a Fixed Allocation.

 WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?
 If you select a fixed payment option, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a tax charge may apply (see "Tax Charge" above). Currently, we only offer fixed payment options.

 EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES
 We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of any CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. Generally, these types of changes will be based on a reduction to our sales, maintenance or administrative expenses due to the nature of the individual or group purchasing the Annuity. Some of the factors we might consider in making such a decision are: (a) the size and type of group; (b) the number of Annuities purchased by an Owner; (c) the amount of Purchase Payments or likelihood of additional Purchase Payments; (d) whether an annuity is reinstated pursuant to our rules; and/or (e) other transactions where sales, maintenance or administrative expenses are likely to be reduced. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

                            PURCHASING YOUR ANNUITY

 WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?

 INITIAL PURCHASE PAYMENT: We no longer allow new purchases of this Annuity. Previously, you must have made a minimum initial Purchase Payment of $10,000. However, if you decided to make payments under a systematic investment or an electronic funds transfer program, we would have accepted a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent purchase payments plus your initial Purchase Payment totaled the minimum initial Purchase Payment amount required for the Annuity purchased.

 We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equal $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. We may apply certain limitations, restrictions, and/or underwriting standards as a condition of our issuance of an Annuity and/or acceptance of Purchase Payments. In addition, we may apply certain limitations and/or restrictions on an Annuity as a condition of our acceptance, including limiting the liquidity features or the Death Benefit protection provided under an Annuity, changing the number of transfers allowable under an Annuity or restricting the Sub-accounts or Fixed Allocations that are available. Other limitations and/or restrictions may apply.

 Speculative Investing - Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.

 Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block a contract owner's ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

 Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Prudential Annuities. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to Prudential Annuities via wiring funds through your Financial Professional's broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an electronic funds transfer arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

 AGE RESTRICTIONS: Unless we agree otherwise and subject to our rules, the Owner (or Annuitant if entity owned) must not be older than a maximum issue age as of the Issue Date of the Annuity as follows: age 75. If an Annuity is owned jointly, the oldest of the Owners must not be older than the maximum issue age on the Issue Date. You should consider your need to access your Account Value and whether the Annuity's liquidity features will satisfy that need. If you take a distribution prior to age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner's death.

 OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

   . Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act independently on behalf of both owners. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term "Owner."
   . Annuitant: The Annuitant is the person upon whose life we continue to make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the accumulation period. In limited circumstances and where allowed by law, you may name one or more Contingent Annuitants. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax Considerations section of the Prospectus. For Beneficiary Annuities, instead of an Annuitant there is a "Key Life" which is used to determine the annual required distributions.
   . Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary Designation should be the exact name of your beneficiary, not only a reference to the beneficiary's relationship to you. If you use a designation of "surviving spouse," we will pay the Death Benefit to the individual that is your spouse at the time of your death (as defined under the federal tax laws and regulations). If no beneficiary is named the Death Benefit will be paid to you or your estate. For Beneficiary Annuities, instead of a Beneficiary, the term "Successor" is used.

 Your right to make certain designations may be limited if your Annuity is to be used as a "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

                             MANAGING YOUR ANNUITY

 MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?
 You may change the Owner, Annuitant and Beneficiary Designations by sending us a request in writing in a form acceptable to us. Upon an ownership change, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:
   . a new Owner subsequent to the death of the Owner or the first of any joint Owners to die, except where a spouse Beneficiary has become the Owner as a result of an Owner's death;
   .   a new Annuitant subsequent to the Annuity Date;
   . for "non-qualified" investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity; and
   . a change in Beneficiary if the Owner had previously made the designation irrevocable.

 There are also restrictions on designation changes when you have elected certain optional benefits. See the "Living Benefits" and "Death Benefits" sections of this Prospectus for any such restrictions.

 If you wish to change the Owner and/or Beneficiary under the Annuity, or to assign the Annuity, you must deliver the request to us in writing at our Service Office. Generally, any change of Owner and/or Beneficiary, or assignment of the Annuity, will take effect when accepted and recorded by us (unless an alternative rule is stipulated by applicable State law). We are not responsible for any transactions processed before a change of Owner and/or Beneficiary, and an assignment of the Annuity, is accepted and recorded by us. UNLESS PROHIBITED BY APPLICABLE STATE LAW, WE RESERVE THE RIGHT TO REFUSE A PROPOSED CHANGE OF OWNER AND/OR BENEFICIARY, AND A PROPOSED ASSIGNMENT OF THE ANNUITY, AT ANY TIME ON A NON-DISCRIMINATORY BASIS, AND WE ARE NOT OBLIGATED TO PROCESS YOUR REQUEST WITHIN ANY PARTICULAR TIME FRAME. For New York Annuities, a request to change the Owner, Annuitant, Contingent Annuitant, Beneficiary and contingent Beneficiary designations is effective when signed, and an assignment is effective upon our receipt. We assume no responsibility for the validity or tax consequences of any change of Owner and/or Beneficiary or any assignment of the Annuity.

 DEATH BENEFIT SUSPENSION UPON CHANGE OF OWNER OR ANNUITANT. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See the Death Benefit section of this prospectus for additional details.

 SPOUSAL DESIGNATIONS
 If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-owner unless you elect an alternative Beneficiary Designation. Unless you elect an alternative Beneficiary Designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death Benefit that would have been payable will be the new Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.

 Spousal assumption is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code ("Code") (or any successor Code section thereto) ("Custodial Account") and, on the date of the Annuitant's death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.

 Spousal assumption is only permitted to spouses as defined by federal law.

 CONTINGENT ANNUITANT
 Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Internal Revenue Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account, as described in the above section.

 Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. If the Custodial Account elects to receive the Death Benefit, the Account Value of the Annuity as of the date of due proof of death of the Annuitant will reflect the amount that would have been payable had a Death Benefit been paid. See the section above entitled "Spousal Designations" for more information about how the Annuity can be continued by a Custodial Account.

 MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?
 If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a "free look." Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, or longer, measured from the time that you received your Annuity (the free look period for replacements typically is longer, such as 20 or 30 days). If you return your Annuity during the applicable period, we will refund your current Account Value plus any tax charge deducted, less any applicable federal and state income tax withholding and depending on your state's requirements, any applicable insurance charges deducted. The amount returned to you may be higher or lower than the Purchase Payment(s) applied during the right to cancel period and may be subject to a market value adjustment if it was allocated to a MVA Fixed Allocation. If you return your Annuity, we will not return any XTra Credits we applied to your Annuity based on your Purchase Payments.

 MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?
 Unless we agree otherwise and subject to our rules, the minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in our Systematic Investment Plan or a periodic Purchase Payment program. Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such benefit. Additional Purchase Payments may be made at anytime before the Annuity Date or prior to the Account Value being reduced to zero.

 MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?
 You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity. We call our electronic funds transfer program the "Systematic Investment Plan." Purchase Payments made through electronic funds transfer may only be allocated to the Sub-accounts when applied. Different allocation requirements may apply in connection with certain optional benefits. We may allow you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments through an electronic funds transfer that will equal at least the minimum Purchase Payment set forth above during the first 12 months of your Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur.

 MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?
 These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are made only to Sub-accounts and the periodic Purchase Payments received in the first year total at least the minimum Purchase Payment set forth above.

                          MANAGING YOUR ACCOUNT VALUE

 HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?
 (See "Valuing Your Investment" for a description of our procedure for pricing initial and subsequent Purchase Payments.)

 INITIAL PURCHASE PAYMENT: Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions for allocating your Account Value. The Purchase Payment is your initial Purchase Payment minus any tax charges that may apply. You can allocate purchase payment to one or more Sub-accounts or available Fixed Allocations. Investment restrictions will apply if you elect certain available optional benefits.

 SUBSEQUENT PURCHASE PAYMENTS: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase Payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent Purchase Payments according to any new allocation instructions. Unless you tell us otherwise, Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program.

 HOW DO I RECEIVE CREDITS UNDER THE XT8 ANNUITY?
 We apply a "Credit" to your Annuity's Account Value each time you make a Purchase Payment during the first six (6) Annuity Years. The amount of the Credit is payable from our general account. The amount of the Credit depends on the Annuity Year in which the Purchase Payment(s) is made, and the amount of the Purchase Payment according to the table below:

                       CREDIT (Cumulative             CREDIT
                       Purchase Payments   (Cumulative Purchase Payments
        ANNUITY YEAR  $100,000 or Greater)      Less than $100,000)
        ----------------------------------------------------------------
             1                8.00%                    6.00%
             2                6.00%                    5.00%
             3                4.00%                    4.00%
             4                3.00%                    3.00%
             5                2.00%                    2.00%
             6                1.00%                    1.00%
             7+               0.00%                    0.00%
        ----------------------------------------------------------------

 HOW ARE CREDITS APPLIED TO ACCOUNT VALUE UNDER THE XT8 ANNUITY?
 Each Credit is allocated to your Account Value at the time the Purchase Payment is applied to your Account Value. The amount of the Credit is allocated to the investment options in the same ratio as the applicable Purchase Payment is applied.

 If your Annuity is being funded with an initial Purchase Payments that includes a transfer of assets, as we define through our administrative procedures, and the total initial Purchase Payment equals or exceeds $100,000, we will Credit you with the higher Credit described in the chart above.

 EXAMPLES OF APPLYING CREDITS

 Initial Purchase Payment
 Assume you make an initial Purchase Payment of $75,000 and your Annuity is issued on January 2, 2009. Since the cumulative Purchase Payments are less than $100,000 and the contract is in the first Annuity Year, we would apply a 6% Credit to your Purchase Payment and allocate the amount of the Credit ($4500 = $75,000 X .060) to your Account Value in the proportion that your Purchase Payment is allocated.

 Initial Purchase Payment With Transfer of Assets
 Assume you make an initial Purchase Payment of $105,000 (which consists of a check for $75,000 and exchange paperwork indicating additional purchase payments of $30,000) and your Annuity is issued on January 2, 2009 with the receipt of the check for $75,000. On January 16, 2009 the remaining $30,000, as indicated by the exchange paperwork, is received. Since the cumulative Purchase Payments are greater than $100,000 and the contract is in the first Annuity Year, we would apply an 8% Credit to the January 2, 2009 portion of your Purchase Payment and allocate the amount of the Credit ($6,000= $75,000 x .08) to your Account Value on January 2, 2009 and we would apply an 8% Credit to the January 16, 2009 portion of your Purchase Payment and allocate the amount of the Credit ($2,400= $30,000 x .080) to your Account Value on January 16, 2009.

 Additional Purchase Payment in Annuity Year 1
 Assume that you make an additional Purchase Payment of $30,000 on March 5, 2009. The cumulative Purchase Payments are greater than $100,000; therefore we would apply an 8.0% Credit to your March 5, 2009 Purchase Payment and allocate the amount of the Credit ($2400 = $30,000 X .08) to your Account Value.

 Additional Purchase Payment in Annuity Year 6
 Assume that you make an additional Purchase Payment of $25,000 on February 6, 2014. The cumulative Purchase Payments are greater than $100,000 and the contract is in the sixth year; therefore we would apply a 1.0% Credit to your Purchase Payment and allocate the amount of the Credit ($250 = $25,000 X .01) to your Account Value.

 Recapture of XTra Credits
 The amount of any XTra Credits applied to your Annuity Account Value can be taken back by Prudential Annuities. Specifically, if you elect to "free look" your Annuity, the amount returned to you will not include the amount of any XTra Credits.

 We obtained an exemptive order from the SEC that allows us to recapture the XTra Credit amounts under this Annuity (a) if you return the Annuity during the "free look" period or (b) if the XTra Credit amount was granted within 12 months immediately before a death that triggers payment of the Annuity's death benefit (if allowed by State law) or (c) if the XTra Credit amount was granted within 12 months immediately prior to your exercise of the medically-related surrender provision of the Annuity. We have determined not to recapture Credits under that order. Thus, we will not recapture Credits granted within 12 months prior to death or a medically-related surrender.

 GENERAL INFORMATION ABOUT CREDITS
   . We do not consider Credits to be "investment in the contract" for income tax purposes.
   . You may not withdraw the amount of any Credits under the Free Withdrawal provision. The Free Withdrawal provision only applies to withdrawals of Purchase Payments.

 ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS? During the accumulation period you may transfer Account Value between investment options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. You may not transfer Account Value to any Fixed Allocation used with a dollar cost averaging program or any DCA Fixed Rate Options. You may only allocate Purchase Payments to Fixed Allocations used with a dollar cost averaging program or the DCA Fixed Rate Options.

 Currently, we charge $10.00 for each transfer after the twentieth
 (20/th/) transfer in each Annuity Year. Transfers made as part of a Dollar Cost Averaging (including the 6 or 12 Month Dollar Cost Averaging Program), Automatic Rebalancing or asset allocation program do not count toward the twenty free transfer limit. Renewals or transfers of Account Value from a MVA Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee. We may also increase the Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

 Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission as a "writing", (ii) will treat multiple transfer requests submitted on the same Valuation Day as a single transfer, and
 (iii) do not count any transfer that solely involves one of our systematic programs, such as asset allocation and automated withdrawals.

 Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a Portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance.

 In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or
 (b) we are informed by a Portfolio (e.g., by the Portfolio's portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:
..   With respect to each Sub-account (other than the AST Money Market
    Sub-account), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the "Transfer Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals and (ii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.
..   We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

 If we deny one or more transfer requests under the foregoing rules, we will inform you or your Financial Professional promptly of the circumstances concerning the denial.

 There are contract owners of different variable annuity contracts that are funded through the same Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Finally, there are contract owners of other variable annuity contracts or variable life contracts that are issued by Prudential Annuities as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a Financial Professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund's assets which may affect all contract owners invested in the affected options. Apart from such differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a Financial Professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.

 ALTHOUGH OUR TRANSFER RESTRICTIONS ARE DESIGNED TO PREVENT EXCESSIVE TRANSFERS, THEY ARE NOT CAPABLE OF PREVENTING EVERY POTENTIAL OCCURRENCE OF EXCESSIVE TRANSFER ACTIVITY.
 The Portfolios have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract owners (including an Annuity Owner's TIN number), and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific contract owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive "omnibus" purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Portfolios (and thus contract owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.

 A Portfolio also may assess a short term trading fee (redemption fee) in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.

 DO YOU OFFER DOLLAR COST AVERAGING?
 Yes. As discussed below, we offer Dollar Cost Averaging programs during the accumulation period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from Sub-accounts, or a program that transfers amounts monthly from Fixed Allocations or the DCA Fixed Rate Options. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of market fluctuation on the investment of your Purchase Payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. We do not deduct a charge for participating in a Dollar Cost Averaging program.

 You can Dollar Cost Average from Sub-accounts, the Fixed Allocations or the DCA Fixed Rate Options. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:
   . You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years (except for the DCA Fixed Rate Options).
   . You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.
   . Dollar Cost Averaging transfers from Fixed Allocations are not subject to a Market Value Adjustment.

 NOTE: WHEN A DOLLAR COST AVERAGING PROGRAM IS ESTABLISHED FROM A FIXED ALLOCATION OR A DCA FIXED RATE OPTION, THE FIXED RATE OF INTEREST WE CREDIT TO YOUR ACCOUNT VALUE IS APPLIED TO A DECLINING BALANCE DUE TO THE TRANSFERS OF ACCOUNT VALUE TO THE SUB-ACCOUNTS. THIS WILL REDUCE THE EFFECTIVE RATE OF RETURN ON THE FIXED ALLOCATION OR A DCA FIXED RATE OPTION OVER THE GUARANTEE PERIOD OR THE DURATION OF THE PROGRAM, RESPECTIVELY.

 The Dollar Cost Averaging programs are not available if you have elected an automatic rebalancing program or an asset allocation program. Dollar Cost Averaging from Fixed Allocations also is not available if you elect certain optional benefits.

 Prudential Annuities originally offered specific Fixed Allocations with Guarantee Periods of 6 months or 12 months exclusively for use with a Dollar Cost Averaging program. Those 6 month/12 month Fixed Allocations were designed to automatically transfer Account Value in either 6 or 12 payments under a Dollar Cost Averaging program. Dollar Cost Averaging transfers commenced on the date the Fixed Allocation was established and then proceeded each month following until the entire principal amount plus earnings was transferred. Fixed Allocations could only be established with your initial Purchase Payment or additional Purchase Payments. You could not transfer existing Account Value to a Fixed Allocation. We discontinued offering these 6 and 12 month Fixed Allocations beginning on May 1, 2009.

 Under our current dollar cost averaging programs used with Fixed Allocations, Account Value allocated to the Fixed Allocation will be transferred to the Sub-accounts you choose. If you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s), you must transfer all remaining Account Value to any other investment option. Unless you provide alternate instructions at the time you terminate the Dollar Cost Averaging program, Account Value will be transferred to the AST Money Market Sub-account. Transfers from Fixed Allocations as part of a Dollar Cost Averaging program are not subject to a Market Value Adjustment. However, a Market Value Adjustment will apply if you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s). Please note that under the 6 or 12 Month DCA Program (described immediately below), no Market Value Adjustment applies.

 6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE "6 OR 12 MONTH DCA PROGRAM") The 6 or 12 Month DCA Program is available for contracts issued on and after May 1, 2009 (subject to applicable State approval). The program is subject to our rules at the time of election and may not be available in conjunction with other programs and benefits we make available. We may discontinue, modify or amend this program from time to time. Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus are the only optional living benefits and the Highest Anniversary Value death benefit and the Combination 5% Roll-up + HAV death benefit are the only death benefits you may participate in if you also participate in the 6 or 12 Month DCA Program, although you do not need to select any optional benefit to participate in the program. To participate in the 6 or 12 Month DCA Program, you must allocate at least a $2000 Purchase Payment to our DCA Fixed Rate Options. These DCA Fixed Rate Options are distinct from the Fixed Allocations described immediately above. Most notably, transfers out of a DCA Fixed Rate Option are never subject to a Market Value Adjustment. Dollar cost averaging does not assure a profit, or protect against a loss.

 THE KEY FEATURES OF THIS PROGRAM ARE AS FOLLOWS:
   . You may only allocate purchase payments to these DCA Fixed Rate Options. You may not transfer Account Value into this program.
   .   As part of your election to participate in the 6 or 12 Month DCA
       Program, you specify whether the monthly transfers under the 6 or 12 Month DCA Program are to be made over a 6 month or 12 month period. We then set the monthly transfer amount, by dividing the Purchase Payment (including any associated credit) you have allocated to the DCA Fixed Rate Options by the number of months. For example, if you allocated $6000, and selected a 6 month DCA Program, we would transfer $1000 each month. We will adjust the monthly transfer amount if, during the transfer period, the amount allocated to the DCA Fixed Rate Options is reduced (e.g., due to the deduction of the applicable portion of the fee for an optional benefit, withdrawals or due to a transfer of Account Value out of the DCA Fixed Rate Options initiated by the mathematical formula used with Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus or Spousal Highest Daily Lifetime 6 Plus). In that event, we will re-calculate the amount of each remaining transfer by dividing the amount in the DCA Fixed Rate Option by the number of remaining transfers. If the recalculated transfer amount is below the minimum transfer required by the program, we will transfer the remaining amount from the DCA Fixed Rate Option on the next scheduled transfer and terminate the program.
   . Any withdrawals, transfers, or fees deducted from the DCA Fixed Rate Options will reduce the DCA Fixed Rate Options on a "last-in, first-out" basis. If you have only one 6 or 12 Month DCA Program in operation, withdrawals, transfers, or fees may be deducted from the DCA Fixed Rate Options associated with that
       Program. You may, however, have more than one 6 or 12 Month DCA Program operating at the same time (so long as any such additional 6 or 12 Month DCA Program is of the same duration). For example, you may have more than one 6 month DCA Program running, but may not have a 6 month Program running simultaneously with a 12 month Program. If you have multiple 6 or 12 Month DCA Programs running, then the above reference to "last-in, first-out" means that amounts will be deducted first from the DCA Fixed Rate Options associated with the 6 or 12 Month DCA Program that was established most recently.
   . The first transfer under the Program occurs on the day you allocate a Purchase Payment to the DCA Fixed Rate Options (unless modified to comply with State law) and on each month following until the entire principal amount plus earnings is transferred.
   .   We do not count transfers under the 6 or 12 Month DCA Program against the number of free transfers allowed under your Annuity.
   . The minimum transfer amount is $100, although we will not impose that requirement with respect to the final amount to be transferred under the Program.
   . If you are not participating in Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus or Spousal Highest Daily Lifetime 6 Plus, we will make transfers under the 6 or 12 month DCA Program to the Sub-accounts that you specified upon your election of the Program. If you are participating in any Highest Daily Lifetime 7 Plus benefit or Highest Daily Lifetime 6 Plus benefit, we will allocate amounts transferred out of the DCA Fixed Rate Options in the following manner: (a) if you are participating in the Custom Portfolios Program (FKA - Optional Allocation and Rebalancing Program), we will allocate to the Sub-accounts in accordance with the rules of that program (b) if you are not participating in the Custom Portfolios Program, we will make transfers under the Program to the Sub-accounts that you specified upon your election of the Program, provided those instructions comply with the allocation requirements for Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 7 Plus or Spousal Highest Daily Lifetime 6 Plus (as applicable) and (c) whether or not you participate in the Custom Portfolios Program, no portion of our monthly transfer under the 6 or 12 Month DCA Program will be directed initially to the AST Investment Grade Bond Sub-account (although the DCA Fixed Rate Option is treated as a "Permitted Sub-account" for purposes of transfers to the AST Investment Grade Bond Sub-account under the pre-determined mathematical formula under the Highest Daily Lifetime 7 Plus or Highest Daily Lifetime 6 Plus benefits) (see below).
   . If you are participating in Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus or Spousal Highest Daily Lifetime 6 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options associated with the 6 or 12 Month DCA Program. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis.
   . If you are participating in one of our automated withdrawal programs (e.g., Systematic Withdrawals), we may include within that withdrawal program amounts held within the DCA Fixed Rate Options. If you have elected any Highest Daily Lifetime 7 Plus benefit or Highest Daily Lifetime 6 Plus benefit, any withdrawals will be taken on a pro-rata basis from your Sub-accounts and the DCA Fixed Rate Options.
   .   We impose no fee for your participation in the 6 or 12 Month DCA Program.
   . You may cancel the DCA Program at any time. If you do, we will transfer any remaining amount held within the DCA Fixed Rate Options according to your instructions. If you do not provide any such instructions, we will transfer any remaining amount held in the DCA Fixed Rate Options on a pro rata basis to the Sub-accounts in which you are invested currently. If any such Sub-account is no longer available, we may allocate the amount that would have been applied to that Sub-account to the AST Money Market Sub-account.
   . You cannot utilize "rate lock" with the 6 or 12 Month DCA Program. The interest rate we credit under the program will be the rate on the date the purchase payment is allocated to the 6 or 12 Month DCA Program.
   . We credit interest to amounts held within the DCA Fixed Rate Options at the applicable declared rates. We credit such interest until the earliest of the following (a) the date the entire amount in the DCA
       Fixed Rate Option has been transferred out (b) the date the entire amount in the DCA Fixed Rate Option is withdrawn (c) the date as of which any death benefit payable is determined or (d) the Annuity Date.
   . The interest rate earned in a DCA Fixed Rate Option will be no less than the minimum guaranteed interest rate. We may, from time to time, declare new interest rates for new purchase payments that are higher than the minimum guaranteed interest rate. Please note that the interest rate that we apply under the 6 or 12 Month DCA Program is applied to a declining balance. Therefore, the amount of interest you receive will decrease as amounts are systematically transferred from the DCA Fixed Rate Option to the Sub-accounts, and the effective interest rate earned will therefore be less than the declared interest rate.
   . The 6 or 12 Month DCA Program may be referred to in your Rider and/or the Application as the "Enhanced Dollar Cost Averaging Program."

 NOTE: WHEN A 6 OR 12 MONTH DCA PROGRAM IS ESTABLISHED FROM A DCA FIXED RATE OPTION, THE FIXED RATE OF INTEREST WE CREDIT TO YOUR ACCOUNT VALUE IS APPLIED TO A DECLINING BALANCE DUE TO THE TRANSFERS OF ACCOUNT VALUE TO THE SUB-ACCOUNTS (INCLUDING ANY TRANSFERS UNDER AN OPTIONAL BENEFIT FORMULA). THIS WILL REDUCE THE EFFECTIVE RATE OF RETURN ON THE DCA FIXED RATE OPTION.

 HOW DO THE FIXED ALLOCATIONS WORK?
 We credit a fixed interest rate to the Fixed Allocation throughout a set period of time called a "Guarantee Period." (Note that the discussion in this section of Guarantee Periods is not applicable to the Benefit Fixed Rate Account, and the DCA Fixed Rate Options). Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.

 The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. Any change in interest rate does not affect Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-888-PRU-2888.

 A Guarantee Period for a Fixed Allocation begins:
   . when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;
   . upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or
   .   when you "renew" a Fixed Allocation by electing a new Guarantee Period.

 To the extent permitted by law, we may establish different interest rates for Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see "Do You Offer Dollar Cost Averaging?") or the Balanced Investment Program.

 Prudential Annuities may offer Fixed Allocations with Guarantee Periods of 3 months or 6 months exclusively for use as a short-term Fixed Allocation ("Short-term Fixed Allocations"). Short-term Fixed Allocations may only be established with your initial Purchase Payment or additional Purchase Payments. You may not transfer existing Account Value to a Short-term Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.

 On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program. If no instructions are provided, such Account Value will be transferred to the AST Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.

 HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?
 We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the Insurance Charge that we deduct from Account Value allocated to the Sub-accounts. For some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations. That is, the existence of those factors results in a reduction to the interest rate that we credit under the MVA Fixed Allocations.

 We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

 The interest rate we credit for a Fixed Allocation may be subject to a minimum. Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.

 WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?
 The "Maturity Date" for a MVA Fixed Allocation is the last day of the Guarantee Period (note that the discussion in this section of Guarantee Periods is not applicable to the Fixed Allocations used with a dollar cost averaging program, the Benefit Fixed Rate Account, and the DCA Fixed Rate Options). Before the Maturity Date, you may choose to renew the MVA Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that MVA Fixed Allocation's Account Value to another MVA Fixed Allocation or to one or more Sub-accounts. We will not charge a MVA if you choose to renew a

 Fixed Allocation on its Maturity Date or transfer the Account Value to one or more Sub-accounts. We will notify you before the end of the Guarantee Period about the fixed interest rates that we are currently crediting to all MVA Fixed Allocations that are being offered. The rates being credited to Fixed Allocations may change before the Maturity Date.

 IF YOU DO NOT SPECIFY HOW YOU WANT A FIXED ALLOCATION TO BE ALLOCATED ON ITS MATURITY DATE, WE WILL THEN TRANSFER THE ACCOUNT VALUE IN THE FIXED ALLOCATION TO THE AST MONEY MARKET SUB-ACCOUNT. You can then elect to allocate the Account Value to any of the Sub-accounts or to a new Fixed Allocation.

 DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?
 Yes. During the accumulation period, we offer Automatic Rebalancing among the Sub-accounts you choose. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you chose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift. We also offer the Custom Portfolios Program (FKA - Optional Allocation and Rebalancing Program), which is available if you have elected one of the Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Highest Daily GRO II, or GRO Plus II benefits.

 Any transfer to or from any Sub-account that is not part of your Automatic Rebalancing program, will be made; however, that Sub-account will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.

 There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a Systematic Withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.

 If you are participating in an optional living benefit (such as Highest Daily Lifetime 6 Plus) that makes transfers under a pre-determined mathematical formula, and you have opted for automatic rebalancing; you should be aware that: (a) the AST bond portfolio used as part of the pre-determined mathematical formula will not be included as part of automatic rebalancing and
 (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing Program.

 ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?
 We currently do not offer any asset allocation programs for use with your Annuity.

 WHAT IS THE BALANCED INVESTMENT PROGRAM?
 We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the Sub-accounts that you select. When you enroll in the Balanced Investment Program, you choose the duration that you wish the program to last. This determines the duration of the Guarantee Period for the Fixed Allocation. Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific "principal amount" (such as your initial Purchase Payment). We determine the amount based on the rates then in effect for the Guarantee Period you choose. If you continue the program until the end of the Guarantee Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the "principal amount". Withdrawals or transfers from the Fixed Allocation before the end of the Guarantee Period will terminate the program and may be subject to a Market Value Adjustment (which may be positive or negative). You can transfer the Account Value that is not allocated to the Fixed Allocation between any of the Sub-accounts available under your Annuity. Account Value you allocate to the Sub-accounts is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program.

      EXAMPLE
      Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account Value ($21,880) will be allocated to the Sub-accounts. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the Sub-accounts.


 * The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

 MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS?
 Yes. Subject to our rules, your Financial Professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving investment options. IF YOUR FINANCIAL PROFESSIONAL HAS THIS AUTHORITY, WE DEEM THAT ALL TRANSACTIONS THAT ARE DIRECTED BY YOUR FINANCIAL PROFESSIONAL WITH RESPECT TO YOUR ANNUITY HAVE BEEN AUTHORIZED BY YOU. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Financial Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.

 MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?
 Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuities. EVEN IF THIS IS THE CASE, HOWEVER, PLEASE NOTE THAT THE INVESTMENT ADVISOR YOU ENGAGE TO PROVIDE ADVICE AND/OR MAKE TRANSFERS FOR YOU, IS NOT ACTING ON OUR BEHALF, BUT RATHER IS ACTING ON YOUR BEHALF. We do not offer advice about how to allocate your Account Value under any circumstance. As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf. Please note that if you have engaged a third-party investment advisor to provide asset allocation services with respect to your Annuity, we may not allow you to elect an optional benefit that requires investment in an asset allocation Portfolio and/or that involves mandatory Account Value transfers (e.g. Highest Daily GRO).

 It is your responsibility to arrange for the payment of the advisory fee charged by your investment advisor. Similarly, it is your responsibility to understand the advisory services provided by your investment advisor and the advisory fee charged for the services.

 We or an affiliate of ours may provide administrative support to licensed, registered Financial Professionals or Investment advisors who you authorize to make financial transactions on your behalf. We may require Financial Professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with Prudential Annuities as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the Financial Professional's or investment advisor's ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of a Financial Professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) of Prudential Annuities.

 PLEASE NOTE: Annuities where your Financial Professional or investment advisor has the authority to forward instruction on financial transactions are also subject to the restrictions on transfers between investment options that are discussed in the section entitled "ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?" Since transfer activity directed by a Financial Professional or third party investment adviser may result in unfavorable consequences to all contract owners invested in the affected options, we reserve the right to limit the investment options available to a particular Owner where such authority as described above has been given to a Financial Professional or investment advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your Financial Professional. Your Financial Professional will be informed of all such restrictions on an ongoing basis. We may also require that your Financial Professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com).

 LIMITATIONS THAT WE MAY IMPOSE ON YOUR FINANCIAL PROFESSIONAL OR INVESTMENT ADVISOR UNDER THE TERMS OF THE ADMINISTRATIVE AGREEMENT DO NOT APPLY TO FINANCIAL TRANSACTIONS REQUESTED BY AN OWNER ON THEIR OWN BEHALF, EXCEPT AS OTHERWISE DESCRIBED IN THIS PROSPECTUS.

 HOW DOES THE MARKET VALUE ADJUSTMENT WORK?
 If you transfer or withdraw Account Value from an MVA Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a "Market Value Adjustment" or "MVA". The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal. The Market Value Adjustment formula compares the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated.
..   "Strips" are a form of security where ownership of the interest portion of
    United States Treasury securities are separated from ownership of the underlying principal amount or corpus.
..   "Strip Yields" are the yields payable on coupon Strips of United States
    Treasury securities.
..   "Option-adjusted Spread" is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of Option-adjusted Spreads.

 MVA FORMULA
 The MVA formula is applied separately to each MVA Fixed Allocation to determine the Account Value of the Fixed Allocation on a particular date. The formula is as follows:

                         [(1+I) / (1+J+0.0010)]/N/365/

                                     where:

        I is the Strip Yield as of the start date of the Guarantee Period for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

        J is the Strip Yield as of the date the MVA formula is being applied for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

        N is the number of days remaining in the original Guarantee Period.

 If you surrender your Annuity under the right to cancel provision, the MVA formula is:

                            [(1 + I)/(1 + J)]/N/365/

 MVA EXAMPLES
 The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:
   . You allocate $50,000 into a MVA Fixed Allocation (we refer to this as the "Allocation Date" in these examples) with a Guarantee Period of 5 years (we refer to this as the "Maturity Date" in these examples).
   . The Strip Yields for coupon Strips beginning on Allocation Date and maturing on Maturity Date plus the Option-adjusted Spread is 5.50% (I = 5.50%).
   . You make no withdrawals or transfers until you decide to withdraw the entire MVA Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).

 EXAMPLE OF POSITIVE MVA
 Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J = 4.00%). Based on these assumptions, the MVA would be calculated as follows:

     MVA Factor = [(1+I)/(1+J+0.0010)]/N/365/ = [1.055/1.041]/2/ = 1.027078
                           Interim Value = $57,881.25
       Account Value after MVA = Interim Value X MVA Factor = $59,448.56

 EXAMPLE OF NEGATIVE MVA
 Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:

     MVA Factor = [(1+I)/(1+J+0.0010)]/N/365/ = [1.055/1.071]/2/ = 0.970345
                           Interim Value = $57,881.25
       Account Value after MVA = Interim Value X MVA Factor = $56,164.78.

                            ACCESS TO ACCOUNT VALUE

 WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?
 During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes, Required Minimum Distributions. You can also surrender your Annuity at any time. Depending on your instructions, we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC, if applicable. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to any MVA Fixed Allocations being withdrawn or surrendered. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." Unless you notify us differently, as permitted, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.

 ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?
 (For more information, see "Tax Considerations.")

 DURING THE ACCUMULATION PERIOD
 For a nonqualified Annuity, a distribution during the accumulation period is deemed to come first from any "gain" in your Annuity and second as a return of your "tax basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

 DURING THE ANNUITIZATION PERIOD
 For a nonqualified Annuity, during the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in your Annuity. Once the tax basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in your Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

 CAN I WITHDRAW A PORTION OF MY ANNUITY?
 Yes, you can make a withdrawal during the accumulation period.
   . To meet liquidity needs, you can withdraw a limited amount from your Annuity during each Annuity Year without application of any CDSC. We call this the "Free Withdrawal" amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of your Annuity. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your Annuity. The minimum Free Withdrawal you may request is $100.
   . You can also make withdrawals in excess of the Free Withdrawal amount. The minimum partial withdrawal you may request is $100.

 To determine if a CDSC applies to partial withdrawals, we:

 1. First determine what, if any, amounts qualify as a Free Withdrawal. These amounts are not subject to the CDSC.
 2. Next determine what, if any, remaining amounts are withdrawals of Purchase Payments. Amounts in excess of the Free Withdrawal amount will be treated as withdrawals of Purchase Payments unless all Purchase Payments have been previously withdrawn. These amounts are subject to the CDSC. Purchase Payments are withdrawn on a first in, first out basis.
 3. Withdraw any remaining amounts from any other Account Value. These amounts are not subject to the CDSC.

 You may request a withdrawal for an exact dollar amount after deduction of any CDSC that applies (called a "net withdrawal") or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.

 Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options. (NOTE, HOWEVER, THAT WE DO NOT PERMIT COMMUTATION ONCE ANNUITY PAYMENTS HAVE COMMENCED).

 To request the forms necessary to make a withdrawal from your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

 HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?
 The maximum Free Withdrawal amount during each Annuity Year is equal to 10% of all Purchase Payments that are subject to a CDSC. Withdrawals made within an Annuity Year reduce the Free Withdrawal amount available for the remainder of the Annuity Year. If you do not make a withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

 CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD? Yes. We call these "Systematic Withdrawals." You can receive Systematic Withdrawals of earnings only or a flat dollar amount. Systematic Withdrawals may be subject to a CDSC. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.

 Systematic Withdrawals will be taken pro-rata from the Sub-accounts and the MVA Fixed Allocations up to growth in the MVA Fixed Allocations and thereafter pro-rata solely from the Sub-accounts. The growth in the MVA Fixed Allocations at any point in time consists of the remaining earnings since the program of systematic withdrawal began. Systematic Withdrawals are available on a monthly, quarterly, semi-annual or annual basis.

 The minimum amount for each Systematic Withdrawal is $100. If any scheduled Systematic Withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled Systematic Withdrawal.

 DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(T) OF THE INTERNAL REVENUE CODE?
 Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of "substantially equal periodic payments". Distributions received under these provisions in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to any applicable CDSC. We may apply a Market Value Adjustment to any Fixed Allocations. To request a program that complies with Sections 72(t), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Sections 72(t). The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.

 You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.

 WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM? (See "Tax Considerations" for a further discussion of Required Minimum Distributions.)

 Required Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner's lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the Required Minimum Distribution rules under the Code. We do not assess a CDSC on Required Minimum Distributions from your Annuity if you are required by law to take such Required Minimum Distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate as the RMD and is paid out through a program of systematic withdrawals that we make available. However, a CDSC (if applicable) may be assessed on that portion of a Systematic Withdrawal that is taken to satisfy the Required Minimum Distribution provisions in relation to other savings or investment plans under other qualified retirement plans not maintained with Prudential Annuities. However, no MVA may be assessed on a withdrawal taken to meet RMD requirements applicable to your Annuity.

 The amount of the Required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.

 You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Required Minimum Distribution provisions under the Code.

 Please see "Highest Daily Lifetime 6 Plus" under the subsection "Required Minimum Distributions" for further information relating to Required Minimum Distributions if you own that benefit.

 CAN I SURRENDER MY ANNUITY FOR ITS VALUE?
 Yes. During the accumulation period you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity.

 For purposes of calculating any applicable CDSC on surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the Purchase Payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount. We may apply a Market Value Adjustment to any MVA Fixed Allocations.

 Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.

 To request the forms necessary to surrender your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

 WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?
 Where permitted by law, you may request to surrender all or part of your Annuity prior to the Annuity Date without application of any otherwise applicable CDSC upon occurrence of a medically-related "Contingency Event" as described below. We may apply a Market Value Adjustment to any MVA Fixed Allocations. If you request a full surrender, the amount payable will be your Account Value.

 This waiver of any applicable CDSC is subject to our rules in place at the time of your request, which currently include but are not limited to the following:
   . The Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the "Contingency Event" described below in order to qualify for a medically-related surrender;
   . the Annuitant must be alive as of the date we pay the proceeds of such surrender request;
   . if the Owner is one or more natural persons, all such Owners must also be alive at such time;
   . we must receive satisfactory proof of the Annuitant's confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and
   .   no additional Purchase Payments can be made to the Annuity.

 A "Contingency Event" occurs if the Annuitant is:
   . first confined in a "Medical Care Facility" while your Annuity is in force and remains confined for at least 90 days in a row; or
   . first diagnosed as having a "Fatal Illness" while your Annuity is in force.

 The definitions of "Medical Care Facility" and "Fatal Illness," as well as additional terms and conditions, are provided in your Annuity. This benefit is not available in Massachusetts.

 WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?
 We currently make available annuity options that provide fixed annuity payments. Your Annuity provides certain fixed annuity payment options. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your Annuity. Fixed options provide the same amount with each payment. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. Please refer to the "Living Benefits" section below for a description of annuity options that are available when you elect one of the living benefits. For additional information on annuity payment options you may request a Statement of Additional Information.

 You may choose an Annuity Date, an annuity option and the frequency of annuity payments. You may change your choices before the Annuity Date under the terms of your contract. A maximum Annuity Date may be required by law or under the terms of your Annuity. The Annuity Date may depend on the annuity option you choose. Certain annuity options may not be available depending on the age of the Annuitant. See section below entitled "How and When Do I Choose the Annuity Payment Option?"

 Certain of these annuity options may be available to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

 You may not annuitize within the first three Annuity Years.

 For Beneficiary Annuities, no annuity payments are available and all references to an Annuity Date are not applicable.

 OPTION 1
 PAYMENTS FOR LIFE: Under this option, income is payable periodically until the death of the "Key Life". The "Key Life" (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the Key Life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the key life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.

 OPTION 2
 PAYMENTS BASED ON JOINT LIVES: Under this option, income is payable periodically during the joint lifetime of two Key Lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the Key Lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.

 OPTION 3
 PAYMENTS FOR LIFE WITH A CERTAIN PERIOD: Under this option, income is payable until the death of the Key Life. However, if the Key Life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the Beneficiary until the end of such period. Under this option, you cannot make a partial or full surrender of the annuity. If this Annuity is issued as a Qualified Annuity contract and annuity payments begin after age 92, then this Option will be modified to permit a period certain that will end no later than the life expectancy of the annuitant defined under the IRS Required Minimum Distribution tables.

 OPTION 4
 FIXED PAYMENTS FOR A CERTAIN PERIOD: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that key lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.

 We may make different annuity payment options available in the future. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your contract.

 HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?
 Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.

 You have a right to choose your Annuity Date, provided it is no later than the maximum Annuity Date that may be required by law or under the terms of your Annuity.
   . Unless we agree otherwise, the Annuity Date you choose must be no later than the first day of the calendar month coinciding with or next following the later of the oldest Owner's or Annuitant's 95/th/ birthday, whichever occurs first, and the fifth anniversary of the Issue Date.
   . If you do not provide us with your Annuity Date, the maximum date as described above will be the default date; and, unless you instruct us otherwise, we will pay you the annuity payments and the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

 Please note that annuitization essentially involves converting your Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit).

 HOW ARE ANNUITY PAYMENTS CALCULATED?

 FIXED ANNUITY PAYMENTS
 If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation (e.g., Montana), such annuity table will have rates that do not differ according to the gender of the Key Life. Otherwise, the rates will differ according to the gender of the Key Life.

 ADJUSTABLE ANNUITY PAYMENTS
 We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5/th/) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

                                LIVING BENEFITS

 DO YOU OFFER BENEFITS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY ARE ALIVE?
 Prudential Annuities offers different optional benefits, for an additional charge, that can provide investment protection for Owners while they are alive. Notwithstanding the additional protection provided under the optional Living Benefit, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. Depending on which optional benefit you choose, you can have flexibility to invest in the Sub-accounts while:
..   protecting a principal amount from decreases in value as of specified future dates due to investment performance;
..   taking withdrawals with a guarantee that you will be able to withdraw not less than a guaranteed benefit base over time;
..   guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for certain types of lifetime income payments or lifetime withdrawals; or
..   providing spousal continuation of certain benefits.

 The "living benefits" are as follows:
 Guaranteed Return Option Plus 2008 (GRO Plus 2008) /2/
 Guaranteed Return Option Plus II (GRO Plus II)
 Highest Daily Guaranteed Return Option (Highest Daily GRO)/ 2/
 Highest Daily Guaranteed Return Option Plus II (HD GRO II)
 Guaranteed Minimum Withdrawal Benefit (GMWB) /1/
 Guaranteed Minimum Income Benefit (GMIB) /1/
 Lifetime Five Income Benefit and Spousal Lifetime Five Income Benefit /1/ Highest Daily Lifetime Five Income Benefit /1/
 Highest Daily Lifetime Seven Income Benefit /1/
 Spousal Highest Daily Lifetime Seven Income Benefit /1/
 Spousal Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit /1/
 Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit /1/ Highest Daily Lifetime Seven with Lifetime Income Accelerator Income Benefit /1/
 Highest Daily Lifetime 7 Plus Income Benefit /1/
 Spousal Highest Daily Lifetime 7 Plus Income Benefit/ 1/
 Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit/ 1/ Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator Benefit/ 1/ Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit/ 1/
 Highest Daily Lifetime 6 Plus Income Benefit
 Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator
 Spousal Highest Daily Lifetime 6 Plus Income Benefit

 (1)No longer available for new elections.
 (2)Except in certain states, no longer available for new elections.

 Here is a general description of each kind of living benefit that exists under this Annuity:
..   GUARANTEED MINIMUM ACCUMULATION BENEFITS. The common characteristic of these benefits is that a specified amount of your annuity value is guaranteed at some point in the future. For example, under our Highest
    Daily GRO II benefit, we make an initial guarantee that your annuity value on the day you start the benefit will not be any less ten years later. If your annuity value is less on that date, we use our own funds to give you the difference. Because the guarantee inherent in the guaranteed minimum accumulation benefit does not take effect until a specified number of years into the future, you should elect such a benefit only if your investment time horizon is of at least that duration.
..   GUARANTEED MINIMUM INCOME BENEFIT OR ("GMIB"). As discussed elsewhere in this Prospectus, you have the right under your Annuity to ask us to convert your accumulated annuity value into a series of annuity payments.
    Generally, the smaller the amount of your annuity value, the smaller the amount of your annuity payments. GMIB addresses this risk, by guaranteeing a certain amount of appreciation in the amount used to produce annuity payments. Thus, even if your annuity value goes down in value, GMIB guarantees that the amount we use to determine the amount of the annuity payments will go up in value by the prescribed amount. You should select GMIB only if you are prepared to delay your annuity payments for the required waiting period and if you anticipate needing annuity payments.
    This benefit is no longer available for new elections.
..   GUARANTEED MINIMUM WITHDRAWAL BENEFIT OR ("GMWB"). This benefit is designed for someone who wants to access the annuity's value through withdrawals over time, rather than by annuitizing. This benefit guarantees that a specified amount will be available for withdrawal over time, even if the value of the annuity itself has declined. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. This benefit is no longer available for new elections.

..   LIFETIME GUARANTEED MINIMUM WITHDRAWAL BENEFITS. These benefits also are designed for someone who wants to access the annuity's value through withdrawals over time, rather than by annuitizing. These benefits differ, however, in that the withdrawal amounts are guaranteed for life (or until the second to die of spouses). The way that we establish the guaranteed amount that, in turn, determines the amount of the annual lifetime payments varies among these benefits. Under our Highest Daily Lifetime 6 Plus benefit, for example, the guaranteed amount generally is equal to your highest daily Account Value, appreciated at six percent annually. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. Certain of these benefits are no longer available for new elections.

 In general, with respect to our lifetime guaranteed withdrawal benefits (e.g., Highest Daily Lifetime 6 Plus), please be aware that although a given withdrawal may qualify as a free withdrawal for purposes of not incurring a CDSC, the amount of the withdrawal could exceed the Annual Income Amount under the benefit and thus be deemed "Excess Income" - thereby reducing your Annual Income Amount for future years.

 PLEASE REFER TO THE BENEFIT DESCRIPTIONS THAT FOLLOW FOR A COMPLETE DESCRIPTION OF THE TERMS, CONDITIONS AND LIMITATIONS OF EACH OPTIONAL BENEFIT. INVESTMENT RESTRICTIONS APPLY IF YOU ELECT CERTAIN OPTIONAL LIVING BENEFITS. SEE THE CHART IN THE "INVESTMENT OPTIONS" SECTION OF THE PROSPECTUS FOR A LIST OF INVESTMENT OPTIONS AVAILABLE AND PERMITTED WITH EACH BENEFIT. You should consult with your Financial Professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs (e.g., comparing the tax implications of the withdrawal benefit and annuity payments and comparing annuity benefits with benefits of other products).

 TERMINATION OF EXISTING BENEFITS AND ELECTION OF NEW BENEFITS
 If you currently own an Annuity with an optional living benefit that is terminable, you may terminate the benefit rider and elect one of the currently available benefits, subject to availability of the benefit at that time and our then current rules. There is currently no waiting period (you may elect a new benefit beginning on the next Valuation Day) to elect any living benefit once a living benefit is terminated provided that the benefit being elected is available for election post-issue. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. Check with your financial professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect or elect may be more expensive than the benefit you are terminating. NOTE THAT ONCE YOU TERMINATE AN EXISTING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. You should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you.

 Certain living benefits involve your participation in a pre-determined mathematical formula that may transfer your Account Value between the Sub-accounts you have chosen and certain bond portfolio Sub-accounts of AST and/or our general account. The formulas may differ among the living benefits that employ a formula. Such different formulas may result in different transfers of Account Value over time.

 GUARANTEED RETURN OPTION PLUS 2008/SM/ (GRO Plus 2008)
 GRO Plus 2008 generally is no longer available for new elections, except in certain states/jurisdictions.

 Under GRO Plus 2008, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent Purchase Payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the "base guarantee." In addition to the base guarantee, GRO Plus 2008 offers the possibility of an enhanced guarantee. You may lock in an enhanced guarantee once per "benefit year" (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on the Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from "manually" locking-in an enhanced guarantee during the ensuing benefit year. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your current allocation instructions. Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. Please note that whenever an enhanced guarantee is created, we reserve the right to increase your charge for GRO Plus 2008 if we have increased the charge for new elections of the benefit generally. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see "How and When Do I Choose The Annuity Payment Option?" for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.

 In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the "Current AST bond portfolio Sub-account" described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the Current AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire Account Value is invested in an AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

 We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (and associated credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2009 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2010 would increase the base guarantee amount to $130,000. As illustrated in the examples below, additional Purchase Payments also increase an amount we refer to as the "dollar-for-dollar corridor."

 The dollar-for-dollar corridor is equal to 5% of the base guarantee amount (i.e., 5% of the Account Value at benefit election). Thereafter, the dollar-for-dollar corridor is adjusted only for subsequent Purchase Payments (i.e., 5% of the Purchase Payment is added to the corridor amount) and "excess withdrawals" (as described below). Thus, the creation of any enhanced guarantee has no impact on the dollar-for-dollar corridor. Each "benefit year", withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce both the amount of the dollar-for-dollar corridor for that benefit year plus the base guarantee amount and the amount of any enhanced guarantee by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each guarantee amount. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the "excess withdrawal") (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii) We then use the resulting proportion to reduce each of the guaranteed amount and the dollar for dollar corridor itself. See examples of this calculation below.

 Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each guarantee amount and the dollar-for-dollar corridor in the manner indicated above.

 EXAMPLES
 The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus 2008 benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus 2008 or other fees and charges.

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity
 Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:
..   The base guarantee amount is reduced by the amount withdrawn (i.e., by
    $10,000, from $250,000 to $240,000).
..   The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:
..   the base guarantee amount is first reduced by the Remaining Limit (from
    $240,000 to $237,500);
..   The result is then further reduced by the ratio of A to B, where:

    -- A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or
       $7,500).
    -- B is the Account Value less the Remaining Limit ($180,000 - $2,500, or
       $177,500).

 The resulting base guarantee amount is: $237,500 X (1 - $7,500 / $177,500), or $227,464.79.

..   The Remaining Limit is set to zero (0) for the balance of the first Annuity
    Year. The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 X (1 - $7,500
    / $177,500), or $11,971.83.

 KEY FEATURE - ALLOCATION OF ACCOUNT VALUE
 GRO Plus 2008 uses a mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect GRO Plus 2008 and for existing Annuities that elect the benefit in the future. This required formula helps us manage our financial exposure under GRO Plus 2008, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to these bond portfolios collectively as the "AST bond portfolios." The formula also contemplates the transfer of assets from an AST bond portfolio to the other Sub-accounts in certain other scenarios. The formula itself is the same as that used for our Highest Daily GRO benefit, and is set forth in Appendix I to this prospectus. A summary description of each AST Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies Of The Portfolios?. You can find a copy of the AST Bond Portfolio prospectus by going to www.prudentialannuities.com.

 Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2015, an AST bond portfolio whose underlying investments generally mature in 2016, and so forth. We will introduce new AST bond portfolios in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefit). If you have elected GRO Plus 2008, you may invest in an AST bond portfolio only by operation of the formula, and thus you may not allocate Purchase Payments to such a Portfolio. Please see this prospectus and the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

 Although we employ several AST bond portfolios for purposes of the benefit, the formula described in the next paragraph operates so that your Account
 Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST Bond Portfolio Sub-account be made, or alternatively may mandate a transfer into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio
 Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer
 AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if such a transfer is dictated by the formula. As indicated, the AST bond portfolios are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the Transfer AST Bond Portfolio Sub-account may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees.

 In general, the formula works as follows (please see Appendix E). On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee amount that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing the rate determined by that index by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the Current AST bond portfolio Sub-account and to your Account Value held within the other Sub-accounts. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount held within your other Sub-accounts, exceeds an upper target value (currently, 0.85), then the formula will make a transfer into the Transfer AST bond portfolio Sub-account, in the amount dictated by the formula. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 0.79), then the formula will transfer Account Value within the Current AST bond portfolio Sub-account into the other Sub-accounts (other than the Transfer AST bond portfolio Sub-account), in the amount dictated by the formula.

 As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts (the "Bond Portfolios"). Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Bond Portfolios. If your entire Account Value is transferred to the Bond Portfolios, then based on the way the formula operates, the formula will not transfer amounts out of the Bond Portfolios to the Sub-accounts and the entire Account Value would remain in the Bond Portfolios. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money in or out of the Bond Portfolios. Once the Purchase Payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Bond Portfolios, if dictated by the formula. The amounts of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

 The amount that is transferred to and from the Bond Portfolios pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your Guarantee Amount(s);
..   The amount of time until the maturity of your Guarantee(s);
..   The amount invested in, and the performance of, the Permitted Sub-accounts;
..   The amount invested in, and the performance of, the Bond Portfolios;
..   The discount rate used to determine the present value of your Guarantee(s);
..   Additional Purchase Payments, if any, that you make to the Annuity; and
..   Withdrawals, if any, taken from the Annuity.

 Any amounts invested in the Bond Portfolios will affect your ability to participate in a subsequent recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

 The Bond Portfolios are available only with these benefits, and you may not allocate Purchase Payments and transfer Account Value to or from the Bond Portfolios.

 Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

 ELECTION/CANCELLATION OF THE BENEFIT
 GRO Plus 2008 generally is no longer available for new elections, except in certain states/jurisdictions. If you currently participate in GRO Plus 2008, your existing guarantees are unaffected by the fact that we generally no longer offer GRO Plus 2008.

 You may cancel the GRO Plus 2008 benefit at any time. You also can cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation of GRO Plus 2008, we will transfer any Account Value that is held in an AST bond portfolio Sub-account to the other Sub-accounts, according to your current allocation instructions. GRO Plus 2008 will terminate automatically upon:
 (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus 2008 will no longer provide any guarantees. The charge for the GRO Plus 2008 benefit will no longer be deducted from your Account Value upon termination of the benefit.

 If you wish, you may cancel the GRO Plus 2008 benefit. You may then elect any other currently available living benefit on any Valuation Day after you have cancelled the GRO Plus 2008 benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon cancellation of the GRO Plus 2008 benefit, any Account Value allocated to the AST Bond Portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata. Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio and the Permitted Sub-accounts according to the formula. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefit selected, the AST Investment Grade Bond Portfolio under the newly-elected benefit. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE GRO PLUS 2008 BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER ANY NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL. ONCE THE GRO PLUS 2008 BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE GRO PLUS 2008 BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS.

 SPECIAL CONSIDERATIONS UNDER GRO PLUS 2008
 This benefit is subject to certain rules and restrictions, including, but not limited to the following:
..   Upon inception of the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts. The permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

..   You cannot participate in any dollar cost averaging benefit that transfers
    Account Value from a fixed interest rate option to a Sub-account.
..   Transfers between an AST bond portfolio Sub-account and your other
    Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.
..   Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.
..   As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

 CHARGES UNDER THE BENEFIT
 We deduct a charge equal to 0.60% (0.35%, for elections prior to May 1, 2009) of the average daily net assets of the Sub-accounts for participation in the GRO Plus 2008 benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of the prospectus entitled "Summary of Contract Fees and Charges."

 OPTIONAL 90% CAP FEATURE UNDER GRO PLUS 2008
 If you currently own an Annuity and have elected the GRO Plus 2008 benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new mathematical formula appears in Appendix E in this prospectus, and is described below. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% Cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

 Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

 Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account ("90% cap rule"). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

 If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap rule is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

 For example,
..   March 19, 2010 - a transfer is made that results in the 90% cap rule being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.
..   As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).
..   Once there is a transfer out of the Transfer AST bond portfolio Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

 If at the time you elect the 90% cap rule, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following "hierarchy" (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or
 (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

 It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

 Once the transfer restriction of the 90% cap rule is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

 IMPORTANT CONSIDERATIONS WHEN ELECTING THIS FEATURE:
..   At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
..   Please be aware that because of the way the 90% cap rule mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.
..   Your election of the 90% cap rule will not result in your losing the guarantees you had accumulated under your existing GRO Plus 2008 benefit.

 GUARANTEED RETURN OPTION PLUS II (GRO Plus II)
 You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel GRO Plus II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. GRO Plus II is not available if you participate in any other optional living benefit. However, GRO Plus II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under "Key Feature - Allocation of Account Value", your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

 Under GRO Plus II, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the "base guarantee." In addition to the base guarantee, GRO Plus II offers the possibility of an enhanced guarantee. You may "manually" lock in an enhanced guarantee once per "benefit year" (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on that Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. If you elect to manually lock-in an enhanced guarantee on an anniversary of the effective date of the benefit, that lock-in will not count toward the one elective manual lock-in you may make each benefit year. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if your Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from "manually" locking-in an enhanced guarantee during the ensuing benefit year. Conversely, the fact that you "manually" locked in an enhanced guarantee does not preclude the possibility of an automatic enhanced guarantee on the subsequent benefit anniversary. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your most recent allocation instructions (see below "Key Feature - Allocation of Account Value"). Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see "How and When Do I Choose The Annuity Payment Option?" for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.

 In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocation instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program. The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

 We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (including any associated purchase Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2010 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2011 would increase the base guarantee amount to $130,000.

 If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

 If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

 Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

 EXAMPLE
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

 Assume the following:
..   The Issue Date is December 1, 2010
..   The benefit is elected on December 1, 2010

..   The Account Value on December 1, 2010 is $200,000, which results in a base guarantee of $200,000
..   An enhanced guarantee amount of $300,000 is locked in on December 1, 2011
..   The Account Value immediately prior to the withdrawal is equal to $300,000
..   For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

 If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION (FIGURES ARE ROUNDED):

     Withdrawal Amount                                           $ 50,000
     Divided by Account Value before withdrawal                  $300,000
     Equals ratio                                                   16.67%
     All guarantees will be reduced by the above ratio (16.67%)
     Base guarantee amount                                       $166,667
     Enhanced guarantee amount                                   $250,000

 KEY FEATURE - ALLOCATION OF ACCOUNT VALUE
 We limit the Sub-accounts to which you may allocate Account Value if you elect GRO Plus II. For purposes of this benefit, we refer to those permitted investment options (other than the required bond portfolio Sub-accounts discussed below) as the "Permitted Sub-accounts."

 GRO Plus II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your Rider schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect GRO Plus II and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under GRO Plus II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts in certain other scenarios. The formula is set forth in Appendix K of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the section entitled "What Are The Investment Objectives and Policies Of The Portfolios?". You can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

 For purposes of operating the GRO Plus II formula, we have included within this Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-Account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefits). If you have elected GRO Plus II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the predetermined mathematical formula, and thus you may not allocate purchase payments to or make transfers to or from such a Sub-account. Please see the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

 Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. As indicated, the AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the AST Bond Portfolio Sub-account associated with the "current liability" may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees.

 In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that

 Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value within the AST bond portfolio Sub-account into the Permitted Sub-accounts in the amount dictated by the formula.

 The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have elected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

 For example,
..   March 19, 2010 - a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.
..   On March 20, 2010 (and at least until first a transfer is made out of the
    AST bond portfolio Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).
..   Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

 As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

 The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon a number of factors unique to your
 Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your guarantee amount(s);
..   The amount of time until the maturity of your guarantee(s);
..   The amount invested in, and the performance of, the Permitted Sub-accounts;

..   The amount invested in, and the performance of, the AST bond portfolio
    Sub-accounts;
..   The discount rate used to determine the present value of your guarantee(s);
..   Additional purchase payments, if any, that you make to the Annuity; and
..   Withdrawals, if any, taken from the Annuity.

 Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with these benefits, and you may not allocate purchase payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

 Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

 ELECTION/CANCELLATION OF THE BENEFIT
 GRO Plus II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. You may elect GRO Plus II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect GRO Plus II. However you will lose all guarantees that you had accumulated under those benefits. The base guarantee under GRO Plus II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

 GRO Plus II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or
 (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus II will no longer provide any guarantees. The charge for the GRO Plus II benefit will no longer be deducted from your Account Value upon termination of the benefit.

 If you wish, you may cancel the GRO Plus II benefit. You may also cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation, you may elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the GRO Plus II benefit, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. Upon cancellation of the GRO Plus II benefit, any Account Value allocated to the AST bond portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata (i.e., in direct proportion to your current allocations). Upon your re-election of GRO Plus II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the Permitted Sub-accounts according to the predetermined mathematical formula (see "Key Feature - Allocation of Account Value" above for more details). It is possible that over time the formula could transfer some, none, or most of the Account Value to the AST bond portfolio Sub-accounts under GRO Plus II. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE GRO PLUS II BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER ANY NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE AT BENEFIT EFFECTIVENESS. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL. ONCE THE GRO PLUS II BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE GRO PLUS II BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS.

 SPECIAL CONSIDERATIONS UNDER GRO PLUS II
 This benefit is subject to certain rules and restrictions, including, but not limited to the following:
..   Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Options section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.
..   Transfers to and from your elected Sub-accounts and an AST bond portfolio
    Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.
..   Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.
..   As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
..   We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.
..   If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

 CHARGES UNDER THE BENEFIT
 We deduct an annualized charge equal to 0.60% of the average daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the GRO Plus II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and
 (b) administration of the benefit.

 HIGHEST DAILY GUARANTEED RETURN OPTION/SM/ (HD GRO)/SM/
 We no longer permit new elections of Highest Daily GRO, except in certain states/jurisdictions.

 Highest Daily GRO creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the "maturity date" for that guarantee. Highest Daily GRO will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

 The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

 The initial guarantee is created on the day that the Highest Daily GRO benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a "benefit anniversary") will not be less than your Account Value on the day that the Highest Daily GRO benefit was added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which Highest Daily GRO was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2009, we would create a guarantee on January 1, 2012 based on the highest Account Value achieved between January 1, 2009 and January 1, 2012, and that guarantee would mature on January 1, 2022. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

 In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the "Current AST bond portfolio Sub-account" described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire account value is invested in the AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

 We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (and associated Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2009, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2019, and a second guaranteed amount that was set at $120,000 maturing January 1, 2020, then a $30,000 Purchase Payment made on March 30, 2010 would increase the guaranteed amounts to $130,000 and $150,000, respectively. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the "dollar-for-dollar corridor."

 We reflect the effect of withdrawals by reference to an amount called the "dollar-for-dollar corridor." The dollar-for-dollar corridor is set initially to equal 5% of the initial guaranteed amount (i.e., 5% of the Account Value at benefit election). Each "benefit year" (i.e., a year that begins on the date of election of Highest Daily GRO and each anniversary thereafter), withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce (i) the amount of the dollar-for-dollar corridor for that benefit year
 (ii) the amount of each outstanding guarantee amount, and (iii) the highest daily Account Value that we calculate to establish a guarantee, by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each outstanding guaranteed amount, as well as the highest daily Account Value that we calculate to establish a guarantee. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the "excess withdrawal") (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount, the highest daily Account Value that we calculate to establish a guarantee, and the dollar for dollar corridor itself. See examples of this calculation below.

 Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each applicable guaranteed amount and the dollar-for-dollar corridor in the manner indicated above.

 EXAMPLES
 The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the Highest Daily GRO benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for Highest Daily GRO or other fees and charges.

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity
 Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:
..   The initial guarantee amount is reduced by the amount withdrawn (i.e., by
    $10,000, from $250,000 to $240,000).
..   The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:
..   the initial guarantee amount is first reduced by the Remaining Limit (from
    $240,000 to $237,500);
..   The result is then further reduced by the ratio of A to B, where:

    -- A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or
       $7,500).
    -- B is the Account Value less the Remaining Limit ($180,000 - $2,500, or
       $177,500).

 The resulting initial guarantee amount is: $237,500 X (1 - $7,500 / $177,500), or $227,464.79.

..   The Remaining Limit is set to zero (0) for the balance of the first Annuity
    Year.

 The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 X (1 - $7,500 / $177,500), or $11,971.83.

 KEY FEATURE - ALLOCATION OF ACCOUNT VALUE
 Highest Daily GRO uses a mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your schedule supplement, the formula may not be altered. However, subject to any regulatory approval, we do reserve the right to amend the formula for newly-issued annuity contracts that elect Highest Daily GRO and for existing contracts that elect the benefit post-issue. This required formula helps us manage our financial exposure under Highest Daily GRO, by moving assets out of certain Sub-accounts in certain scenarios if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one of a specified group of bond portfolios within Advanced Series Trust) (collectively, the "AST Bond Portfolios"). The formula, which appears in Appendix E, also contemplates the transfer of assets from the AST Bond Portfolios to the Permitted Sub-accounts in other scenarios.

 For purposes of operating the Highest Daily GRO formula, we have included as investment options within this Annuity several AST bond portfolios. Each AST bond portfolio is unique, in that its underlying investments generally mature at the same time as each outstanding maturity date that exists under the benefit. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2018 (corresponding to all guarantees that mature in 2018), an AST Bond Portfolio whose underlying investments generally mature in 2019 (corresponding to all guarantees that mature in 2019), and so forth. We will introduce new AST bond portfolios in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected Highest Daily GRO, you may invest in an AST bond portfolio only by operation of the formula, and thus you may not allocate Purchase Payments to, or transfer Account Value to or from, such a Portfolio. Please see this prospectus and the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit. A summary description of each AST Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies Of The Portfolios?". You can find a copy of the AST Bond Portfolio prospectus by going to www.prudentialannuities.com

 Although we employ several AST bond portfolios for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

 In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the Current AST bond portfolio Sub-account and to your Account Value held within the other Sub-accounts. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount held within your other Sub-accounts, exceeds an upper target value (currently, 0.85), then the formula will make a transfer into the Transfer AST bond portfolio Sub-account, in the amount dictated by the formula. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 0.79), then the formula will transfer Account Value within the Current AST bond portfolio Sub-account into the other Sub-accounts (other than the Transfer AST bond portfolio Sub-account), in the amount dictated by the formula.

 As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolios. Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST bond portfolios. If your entire Account Value is transferred to the AST bond portfolios, then based on the way the formula operates, the formula will not transfer amounts out of the AST bond portfolios to the Sub-accounts and the entire Account Value would remain in the AST bond portfolios. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money in or out of the AST bond portfolios. Once the Purchase Payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST bond portfolios, if dictated by the formula.

 The amount that is transferred to and from the AST bond portfolios pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your Guarantee Amount(s);
..   The amount of time until the maturity of your Guarantee(s);
..   The amount invested in, and the performance of, the Permitted Sub-accounts;
..   The amount invested in, and the performance of, the AST bond portfolios;
..   The discount rate used to determine the present value of your Guarantee(s);
..   Additional Purchase Payments, if any, that you make to the Annuity; and
..   Withdrawals, if any, taken from the Annuity.

 Any amounts invested in the AST bond portfolios will affect your ability to participate in a subsequent recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

 The AST bond portfolios are available only with these benefits, and you may not allocate Purchase Payments and transfer Account Value to or from the AST bond portfolios.

 Transfers do not impact any guarantees that have already been locked-in.

 ELECTION/CANCELLATION OF THE BENEFIT
 If you wish, you may cancel the Highest Daily GRO benefit. You may then elect any other currently available living benefit, which is available to be added post issue on any Valuation Day after you have cancelled the Highest Daily GRO benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon cancellation of the Highest Daily GRO benefit, any Account Value allocated to the AST Bond Portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, and the Permitted Sub-accounts according to a pre-determined mathematical formula used with that benefit. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, under the newly-elected benefit. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE HIGHEST DAILY GRO BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER YOUR NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL. ONCE THE HIGHEST DAILY GRO BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE HIGHEST DAILY GRO BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS.

 Highest Daily GRO will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or
 (d) upon full surrender of the Annuity. If you elect to terminate the benefit, Highest Daily GRO will no longer provide any guarantees. The charge for the Highest Daily GRO benefit will no longer be deducted from your Account Value upon termination of the benefit.

 SPECIAL CONSIDERATIONS UNDER HIGHEST DAILY GRO
 This benefit is subject to certain rules and restrictions, including, but not limited to the following:
..   Upon inception of the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.
..   You cannot participate in any dollar cost averaging benefit that transfers
    Account Value from a fixed interest rate option to a Sub-account.
..   Transfers from the other Sub-accounts to an AST bond portfolio Sub-account or from an AST bond portfolio Sub-account to the other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.
..   Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.
..   As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

 CHARGES UNDER THE BENEFIT
 We deduct an annual charge equal to 0.60% (0.35%, for elections prior to May 1, 2009) of the average daily net assets of the Sub-accounts (including each AST bond portfolio Sub-account) for participation in the Highest Daily GRO benefit. The charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of this prospectus entitled "Summary of Contract Fees and Charges."

 OPTIONAL 90% CAP FEATURE FOR HIGHEST DAILY GRO
 If you currently own an Annuity and have elected the Highest Daily GRO benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new mathematical formula is set forth in Appendix E of this prospectus, and is described below. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% Cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

 Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

 Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account ("90% cap rule"). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

 If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap rule is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

 For example,
..   March 19, 2010 - a transfer is made that results in the 90% cap rule being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.
..   As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).
..   Once there is a transfer out of the Transfer AST bond portfolio Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

 If at the time you elect the 90% cap rule, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following "hierarchy" (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or
 (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

 It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

 Once the transfer restriction of the 90% cap rule is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

 IMPORTANT CONSIDERATIONS WHEN ELECTING THIS FEATURE:
..   At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
..   Please be aware that because of the way the 90% cap rule mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

 Your election of the 90% cap rule will not result in your losing the guarantees you had accumulated under your existing Highest Daily GRO benefit.

 HIGHEST DAILY GUARANTEED RETURN OPTION II (HD GRO II)
 You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel HD GRO II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and that you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. HD GRO II is not available if you participate in any other living benefit. However, HD GRO II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under "Key Feature - Allocation of Account Value", your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

 HD GRO II creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the "maturity date" for that guarantee. HD GRO II will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

 The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

 The initial guarantee is created on the day that the HD GRO II benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a "benefit anniversary") will not be less than your Account Value on the day that the HD GRO II benefit was added or re-added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which HD GRO II was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2010, we would create a guarantee on January 1, 2014 based on the highest Account Value achieved between January 1, 2010 and January 1, 2014, and that guarantee would mature on January 1, 2024. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

 If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program.

 We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (including any associated purchase Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2010, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2020, and a second guaranteed amount that was set at $120,000 maturing January 1, 2021, then a $30,000 Purchase Payment made on March 30, 2011 would increase the guaranteed amounts to $130,000 and $150,000, respectively.

 If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

 If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

 Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

 EXAMPLE
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

 Assume the following:
..   The Issue Date is December 1, 2010
..   The benefit is elected on December 1, 2010
..   The Account Value on December 1, 2010 is $200,000, which results in an initial guarantee of $200,000
..   An additional guarantee amount of $300,000 is locked in on December 1, 2011
..   The Account Value immediately prior to the withdrawal is equal to $300,000
..   For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

 If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION (FIGURES ARE ROUNDED):

     Withdrawal Amount                                           $ 50,000
     Divided by Account Value before withdrawal                  $300,000
     Equals ratio                                                   16.67%
     All guarantees will be reduced by the above ratio (16.67%)
     Initial guarantee amount                                    $166,667
     Additional guarantee amount                                 $250,000

 KEY FEATURE - ALLOCATION OF ACCOUNT VALUE
 We limit the Sub-accounts to which you may allocate Account Value if you elect HD GRO II. For purposes of this benefit, we refer to those permitted investment options (other than the AST bond portfolio used with this benefit) as the "Permitted Sub-accounts".

 HD GRO II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your Rider schedule supplement, the formula may not be altered once you elect the benefit. However, subject to any regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect HD GRO II and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under HD GRO II, by moving assets out of certain Sub-accounts in certain scenarios if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one of a specified group of bond portfolios within Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from the AST bond portfolio Sub-accounts to the Permitted Sub-accounts in other scenarios. The formula is set forth in Appendix K of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the Prospectus section entitled "What Are The Investment Objectives and Policies Of The Portfolios?". You can find a copy of the AST bond portfolios' prospectus by going to www.prudentialannuities.com.

 For purposes of operating the HD GRO II formula, we have included within this Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at the same time as each outstanding maturity date that exists under the benefit. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020 (corresponding to all guarantees that mature in 2020), an AST bond portfolio whose underlying investments generally mature in 2021 (corresponding to all guarantees that mature in 2021), and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-Account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected Highest Daily GRO II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the predetermined mathematical formula, and thus you may not allocate purchase payments to, or transfer Account Value to or from, such a Portfolio. Please see the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

 Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. As indicated, the AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.

 In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within your Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value within the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

 The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

 For example,
..   March 19, 2010 - a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.
..   On March 20, 2010 (and at least until first a transfer is made out of the
    AST bond portfolio Sub-account under the formula), the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

..   Once there is a formula-initiated transfer out of the AST bond portfolio
    Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

 As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

 The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon a number of factors unique to your
 Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your guarantee amount(s);
..   The amount of time until the maturity of your guarantee(s);
..   The amount invested in, and the performance of, the Permitted Sub-accounts;
..   The amount invested in, and the performance of, the AST bond portfolio
    Sub-accounts;
..   The discount rate used to determine the present value of your guarantee(s);
..   Additional purchase payments, if any, that you make to the Annuity; and
..   Withdrawals, if any, taken from the Annuity.

 Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

 The AST bond portfolio Sub-accounts are available only with these benefits, and you may not allocate purchase payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

 Transfers do not impact any guarantees that have already been locked-in.

 ELECTION/CANCELLATION OF THE BENEFIT
 HD GRO II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and you otherwise meet our eligibility requirements. You may elect HD GRO II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New
 York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect HD GRO II. However you will lose all guarantees that you had accumulated under the previous benefit. The initial guarantee under HD GRO II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

 HD GRO II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or
 (d) upon full surrender of the Annuity. If you elect to terminate the benefit, HD GRO II will no longer provide any guarantees. The charge for the HD GRO II benefit will no longer be deducted from your Account Value upon termination of the benefit.

 If you wish, you may cancel the HD GRO II benefit. You may then elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the HD GRO II benefit, provided that your Account Value is allocated in the manner permitted with the benefit and you otherwise meet our eligibility requirements. Upon cancellation of the HD GRO II benefit, any Account Value allocated to the AST bond portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata (i.e., in direct proportion to your current allocations). Upon your re-election of HD GRO II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the other Sub-accounts according to the predetermined mathematical formula (see "Key Feature - Allocation of Account Value" section for more details). It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST bond portfolio Sub-accounts under the newly-elected benefit. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE HD GRO II BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER YOUR NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE AT THE TIME THE NEW BENEFIT BECOMES EFFECTIVE. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL.

 SPECIAL CONSIDERATIONS UNDER HD GRO II
 This benefit is subject to certain rules and restrictions, including, but not limited to the following:
..   Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.
..   Transfers to and from your elected Sub-accounts and an AST bond portfolio
    Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.
..   Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.
..   As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
..   We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.
..   If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and
    (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

 CHARGES UNDER THE BENEFIT
 We deduct an annualized charge equal to 0.60% of the average daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the HD GRO II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and
 (b) administration of the benefit.

 GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)
 The Guaranteed Minimum Withdrawal Benefit is no longer available for new elections.

 The Guaranteed Minimum Withdrawal Benefit guarantees your ability to withdraw amounts equal to an initial principal value (called the "Protected Value"), regardless of the impact of Sub-account performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that Sub-account performance will not affect your ability to protect your principal. You are not required to make withdrawals as part of the benefit - the guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the benefit. There is an additional charge if you elected the GMWB benefit; however, the charge may be waived under certain circumstances described below.

 KEY FEATURE - PROTECTED VALUE
 The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of Sub-account performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the GMWB benefit terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the Protected Annual Withdrawal Amount, without triggering an adjustment in the Protected Value on a proportional basis. The Protected Value is referred to as the "Benefit Base" in the rider we issue for this benefit.

 The Protected Value is determined as of the date you make your first withdrawal under your Annuity following your election of the GMWB benefit. The initial Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB benefit, plus any additional purchase payments (plus any Credits applied to such purchase payments) before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to market performance during the period between your election of the GMWB benefit and the date of your first withdrawal.
..   If you elect the GMWB benefit at the time you purchase your Annuity, the
    Account Value will be your initial Purchase Payment (plus any Credits applied to such purchase payments).
..   If we offer the GMWB benefit to existing Annuity Owners, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB benefit will be used to determine the initial Protected Value.
..   If you make additional purchase payments after your first withdrawal, the
    Protected Value will be increased by the amount of the additional Purchase Payment (plus any Credits applied to such purchase payments).

 You may elect to step-up your Protected Value if, due to positive market performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5/th/ Annuity anniversary following the first withdrawal under the GMWB benefit. The Protected Value can be stepped up again on or after the 5/th/ Annuity anniversary following the preceding step-up. If you elect to step-up the Protected Value, you must do so during the 30-day period prior to your eligibility date. If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the GMWB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

 Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000. On the date you are eligible to step-up the Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.

 KEY FEATURE - PROTECTED ANNUAL WITHDRAWAL AMOUNT.
 The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected Value will be reduced on a "dollar-for-dollar" basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC or MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal Amount trigger a proportional adjustment to both the Protected Value and the Protected Annual Withdrawal Amount, as described in the rider for this benefit (see the examples of this calculation below). The Protected Annual Withdrawal Amount is referred to as the "Maximum Annual Benefit" in the rider we issue for this benefit.

 THE GMWB BENEFIT DOES NOT AFFECT YOUR ABILITY TO MAKE WITHDRAWALS UNDER YOUR ANNUITY OR LIMIT YOUR ABILITY TO REQUEST WITHDRAWALS THAT EXCEED THE PROTECTED ANNUAL WITHDRAWAL AMOUNT. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.
..   If, cumulatively, you withdraw an amount less than the Protected Annual
    Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.
..   Additional Purchase Payments will increase the Protected Annual Withdrawal
    Amount by 7% of the applicable Purchase Payment (and any Credits we apply to such Purchase Payments).
..   If the Protected Annual Withdrawal Amount after an adjustment exceeds the
    Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.

 The following examples of dollar-for dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GMWB or any other fees and charges.

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity
 Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Protected Annual Withdrawal Amount:
..   The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).
..   The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to $7,500).

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $220,000. As the amount withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:
..   the Protected Value is first reduced by the remaining Protected Annual
    Withdrawal Amount (from $240,000 to $232,500);
..   The result is then further reduced by the ratio of A to B, where:

    -- A is the amount withdrawn less the remaining Protected Annual Withdrawal
       Amount ($10,000 - $7,500, or $2,500).
    -- B is the Account Value less the remaining Protected Annual Withdrawal
       Amount ($220,000 - $7,500, or $212,500).

 The resulting Protected Value is: $232,500 X (1 - $2,500 / $212,500), or $229,764.71.

..   the Protected Annual Withdrawal Amount is also reduced by the ratio of A to
    B: The resulting Protected Annual Withdrawal Amount is: $17,500 X (1 - $2,500 / $212,500), or $17,294.12.

    -- The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.

 EXAMPLE 3. RESET OF THE MAXIMUM ANNUAL BENEFIT
 A $10,000 withdrawal is made on October 13, 2006 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:
..   the Protected Value is reduced by the amount withdrawn (i.e., reduced by
    $10,000, from $229,764.71 to $219,764.71).
..   the remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $17,294.12 to $7,294.12).

 BENEFITS UNDER GMWB
..   In addition to any withdrawals you make under the GMWB benefit, Sub-account performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the
    Protected Annual Withdrawal Amount, except for the last payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional Purchase Payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.
..   If the death benefit under your Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your Annuity, your Beneficiary has the option to elect to receive the remaining Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under your Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. THE PROTECTED VALUE IS NOT EQUAL TO THE ACCOUNT VALUE FOR PURPOSES OF THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. THE GMWB BENEFIT DOES NOT INCREASE OR DECREASE THE AMOUNT OTHERWISE PAYABLE UNDER
    THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. GENERALLY, THE GMWB BENEFIT
    WOULD BE OF VALUE TO YOUR BENEFICIARY ONLY WHEN THE PROTECTED VALUE AT
    DEATH EXCEEDS ANY OTHER AMOUNT AVAILABLE AS A DEATH BENEFIT.
..   If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. YOU CAN ALSO ELECT TO TERMINATE THE GMWB BENEFIT AND BEGIN RECEIVING ANNUITY PAYMENTS BASED ON YOUR THEN CURRENT ACCOUNT VALUE (NOT THE REMAINING PROTECTED VALUE) UNDER ANY OF THE AVAILABLE ANNUITY PAYMENT OPTIONS.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the GMWB benefit are subject to all of the terms and conditions of your Annuity, including any CDSC and MVA that may apply.
..   Withdrawals made while the GMWB benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity.
..   The GMWB benefit does not directly affect your Annuity's Account Value or
    Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB benefit. The GMWB benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Value in the form of periodic benefit payments.
..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

 ELECTION OF THE BENEFIT
 The GMWB benefit is no longer available. If you currently participate in GMWB, your existing guarantees are unaffected by the fact that we no longer offer GMWB.

 We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB benefit under this Annuity or any other annuities that you own that are issued by Prudential Annuities or its affiliated companies.

 TERMINATION OF THE BENEFIT
 The benefit terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon due proof of death (unless your surviving spouse elects to continue your Annuity and the GMWB benefit or your Beneficiary elects to receive the amounts payable under the GMWB benefit in lieu of the death benefit) or upon your election to begin receiving annuity payments.

 The charge for the GMWB benefit will no longer be deducted from your Account Value upon termination of the benefit.

 PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS GMWB AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

 CHARGES UNDER THE BENEFIT
..   Currently, we deduct a charge equal to 0.35% of the average daily net assets of the Sub-accounts per year for the GMWB benefit. The annual charge is deducted daily.
..   If, during the seven years following the effective date of the benefit, you do not make any withdrawals, and do not make any additional Purchase Payments after a five-year period following the effective date of the benefit, the benefit will remain in effect; however, we will waive the annual charge going forward. If you make an additional Purchase Payment following the waiver of the annual charge, we will begin charging for the benefit. After year seven (7) following the effective date of the benefit, withdrawals will not cause a charge to be re-imposed.
..   If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the benefit have changed for new purchasers, your benefit may be subject to the new charge level for the benefit.

 ADDITIONAL TAX CONSIDERATIONS FOR QUALIFIED CONTRACTS/ARRANGEMENTS
 If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount, resulting in a lower amount payable in future Annuity Years. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as required minimum distribution provisions under the tax law.

 GUARANTEED MINIMUM INCOME BENEFIT (GMIB)
 The Guaranteed Minimum Income Benefit is no longer available for new elections.

 The Guaranteed Minimum Income Benefit is an optional benefit that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the "Protected Income Value") that increases after the waiting period begins, regardless of the impact of Sub-account performance on your Account Value. The benefit may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance. There is an additional charge if you elected the GMIB benefit.

 KEY FEATURE - PROTECTED INCOME VALUE
 The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable tax charge), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected Income Value is initially established on the effective date of the GMIB benefit and is equal to your Account Value on such date. Currently, since the GMIB benefit may only be elected at issue, the effective date is the Issue Date of your Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the "Protected Value" in the rider we issue for this benefit. The 5% annual growth rate is referred to as the "Roll-Up Percentage" in the rider we issue for this benefit.

 The Protected Income Value is subject to a limit of 200% (2X) of the sum of the Protected Income Value established on the effective date of the GMIB benefit, or the effective date of any step-up value, plus any additional Purchase Payments (and any Credit that is applied to such Purchase Payments) made after the waiting period begins ("Maximum Protected Income Value"), minus the sum of any reductions in the Protected Income Value due to withdrawals you make from your Annuity after the waiting period begins.
..   Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments after you reach the Maximum Protected Income

   Value. Further, if you make withdrawals after you reach the Maximum
    Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.
..   Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant's 80/th/ birthday or the 7/th/ anniversary of the later of the effective date of the GMIB benefit or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments (and any Credit that is applied to such Purchase Payments). Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.
..   Subject to the Maximum Protected Income Value, if you make an additional
    Purchase Payment, we will increase the Protected Income Value by the amount of the Purchase Payment (and any Credit that is applied to such Purchase Payment) and will apply the 5% annual growth rate on the new amount from the date the Purchase Payment is applied.
..   As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.

 STEPPING-UP THE PROTECTED INCOME VALUE - You may elect to "step-up" or "reset" your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the 5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB benefit is in effect, and only while the Annuitant is less than age 76.
..   A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB benefit until the end of the new waiting period. In light of this waiting period upon resets, it is not recommended that you reset your GMIB if the required beginning date under IRS minimum distribution requirements would commence during the 7 year waiting period. See "Tax Considerations" section in this prospectus for additional information on IRS requirements.
..   The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to
    200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent Purchase Payments (and any Credit that is applied to such Purchase Payments), minus the impact of any withdrawals after the date of the step-up.
..   When determining the guaranteed annuity purchase rates for annuity payments under the GMIB benefit, we will apply such rates based on the number of years since the most recent step-up.
..   If you elect to step-up the Protected Income Value under the benefit, and on the date you elect to step-up, the charges under the GMIB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.
..   A step-up will increase the dollar for dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.

 Impact of Withdrawals on the Protected Income Value - Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the Protected Income Value on a "dollar-for-dollar" basis (the Protected Income Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the Issue Date (or on the Issue Date for the first Annuity
 Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a "dollar-for-dollar" basis is adjusted on each Annuity anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.

 The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial Protected Income Value of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GMIB or any other fees and charges.

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity
 Year). No prior withdrawals have been taken. Immediately prior to the withdrawal, the Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:
..   The Protected Income Value is reduced by the amount withdrawn (i.e., by
    $10,000, from $251,038.10 to $241,038.10).
..   The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is $220,000 and the Protected Income Value is $242,006.64. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:
..   the Protected Income Value is first reduced by the Remaining Limit (from
    $242,006.64 to $239,506.64);
..   The result is then further reduced by the ratio of A to B, where:

    -- A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or
       $7,500).
    -- B is the Account Value less the Remaining Limit ($220,000 - $2,500, or
       $217,500).

 The resulting Protected Income Value is: $239,506.64 X (1 - $7,500 / $217,500), or $231,247.79.

..   The Remaining Limit is set to zero (0) for the balance of the first Annuity
    Year.

 EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT
 A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income Value is $240,838.37. The Remaining Limit is reset to 5% of this amount, or $12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:
..   the Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).
..   the Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).

 KEY FEATURE - GMIB ANNUITY PAYMENTS
 You can elect to apply the Protected Income Value to one of the available GMIB Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, after the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's or your 95/th/ birthday (whichever is sooner), except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 92/nd/ birthday.

 Your Annuity or state law may require you to begin receiving annuity payments at an earlier date.

 The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income Value (net of any applicable tax charge that may be due) to the GMIB Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB benefit. These special rates also are calculated using other factors such as "age setbacks" (use of an age lower than the Annuitant's actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB benefit. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.

 ON THE DATE THAT YOU ELECT TO BEGIN RECEIVING GMIB ANNUITY PAYMENTS, WE GUARANTEE THAT YOUR PAYMENTS WILL BE CALCULATED BASED ON YOUR ACCOUNT VALUE AND OUR THEN CURRENT ANNUITY PURCHASE RATES IF THE PAYMENT AMOUNT CALCULATED ON THIS BASIS WOULD BE HIGHER THAN IT WOULD BE BASED ON THE PROTECTED INCOME VALUE AND THE SPECIAL GMIB ANNUITY PURCHASE RATES.

 GMIB ANNUITY PAYMENT OPTION 1 - PAYMENTS FOR LIFE WITH A CERTAIN PERIOD Under this option, monthly annuity payments will be made until the death of the Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

 GMIB ANNUITY PAYMENT OPTION 2 - PAYMENTS FOR JOINT LIVES WITH A CERTAIN PERIOD Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant die before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.
..   If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.
..   If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.

 You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.

 OTHER IMPORTANT CONSIDERATIONS
 YOU SHOULD NOTE THAT GMIB IS DESIGNED TO PROVIDE A TYPE OF INSURANCE THAT SERVES AS A SAFETY NET ONLY IN THE EVENT YOUR ACCOUNT VALUE DECLINES SIGNIFICANTLY DUE TO NEGATIVE INVESTMENT PERFORMANCE. IF YOUR ACCOUNT VALUE IS NOT SIGNIFICANTLY AFFECTED BY NEGATIVE INVESTMENT PERFORMANCE, IT IS UNLIKELY THAT THE PURCHASE OF THE GMIB WILL RESULT IN YOUR RECEIVING LARGER ANNUITY PAYMENTS THAN IF YOU HAD NOT PURCHASED GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB benefit does not directly affect an Annuity's Account Value, Surrender Value or the amount payable under either the basic Death Benefit provision of the Annuity or any optional Death Benefit provision. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.
..   Each Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.
..   Where allowed by law, we reserve the right to limit subsequent Purchase
    Payments if we determine, at our sole discretion, that based on the timing of your Purchase Payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining whether to limit Purchase Payments, we will look at Purchase Payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.
..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.
..   If you change the Annuitant after the effective date of the GMIB benefit, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB benefit based on his or her age at the time of the change, then the GMIB benefit will terminate.
..   Annuity payments made under the GMIB benefit are subject to the same tax treatment as any other annuity payment.
..   At the time you elect to begin receiving annuity payments under the GMIB benefit or under any other annuity payment option we make available, the protection provided by an Annuity's basic Death Benefit or any optional Death Benefit provision you elected will no longer apply.

 ELECTION OF THE BENEFIT
 The GMIB benefit is no longer available. If you currently participate in GMIB, your existing guarantees are unaffected by the fact that we no longer offer GMIB .

 TERMINATION OF THE BENEFIT
 The GMIB benefit cannot be terminated by the Owner once elected. The GMIB benefit automatically terminates as of the date your Annuity is fully surrendered, on the date the Death Benefit is payable to your Beneficiary (unless your surviving spouse elects to continue your Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The GMIB benefit may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB benefit based on his or her age at the time of the change.

 Upon termination of the GMIB benefit we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

 CHARGES UNDER THE BENEFIT
 Currently, we deduct a charge equal to 0.50% per year of the average Protected Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity's Account Value due to market performance. The dollar amount you pay each year will increase in any year the Protected Income Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.

 The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of an Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the Sub-accounts and the Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB benefit or any other annuity payment option we make available during an Annuity Year, or the GMIB benefit terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

 No charge applies after the Annuity Date.

 LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)
 The Lifetime Five Income Benefit is no longer being offered. Lifetime Five could have been elected only where the Annuitant and the Owner were the same person or, if the Annuity Owner is an entity, where there was only one Annuitant. The Annuitant must have been at least 45 years old when the benefit is elected. The Lifetime Five Income Benefit was not available if you elected any other optional living benefit. As long as your Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.

 The benefit guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the "Protected Withdrawal Value"), regardless of the impact of market performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. There are two options - one is designed to provide an annual withdrawal amount for life (the "Life Income Benefit") and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value (adjusted as described below) (the "Withdrawal Benefit"). If there is no Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as your Annuity has an Account Value and the Lifetime Five is in effect. Certain benefits under Lifetime Five may remain in effect even if the Account Value of your Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to determine the amount of each annual payment under the Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under your Annuity following your election of Lifetime Five. The initial Protected Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Lifetime Five, plus any additional Purchase Payments, as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity until the date of your first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent Purchase Payments prior to the first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10/th/ anniversary of the benefit effective date, each value is increased by the amount of any subsequent Purchase Payments. Credits are added to Purchase Payments for purposes of calculating the Protected Withdrawal Value, the Annual Income Amount and the Annual Withdrawal Amount (see below for a description of Annual Income Amount and Annual Withdrawal Amount).
..   If you elected the Lifetime Five benefit at the time you purchase your
    Annuity, the Account Value was your initial Purchase Payment.
..   If you make additional Purchase Payments after your first withdrawal, the
    Protected Withdrawal Value will be increased by the amount of each additional Purchase Payment.

 The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to 7% per Annuity Year of the Protected Withdrawal Value and on the greater of a dollar-for-dollar basis or a pro rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected Withdrawal Value (for example, due to a step-up or additional Purchase Payments being made into the Annuity).

 STEP-UP OF THE PROTECTED WITHDRAWAL VALUE
 You may elect to step-up your Protected Withdrawal Value if, due to positive market performance, your Account Value is greater than the Protected Withdrawal Value.

..   You are eligible to step-up the Protected Withdrawal Value on or after the
    1/st/ anniversary of the first withdrawal under the Lifetime Five benefit.
..   The Protected Withdrawal Value can be stepped up again on or after the
    1/st/ anniversary of the preceding step-up.

 If you elect to step-up the Protected Withdrawal Value under the benefit, and on the date you elect to step-up, the charges under the Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of step-up. Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to $75,000 on the date you are eligible. If your current Annual Income Amount and Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.

 An optional automatic step-up ("Auto Step-Up") feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force.

 If you elected the Lifetime Five benefit and have also elected the Auto Step-Up feature:
..   the first Auto Step-Up opportunity will occur on the 1/st/ Annuity
    Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Lifetime Five benefit or (2) the most recent step-up
..   your Protected Withdrawal Value will only be stepped-up if 5% of the
    Account Value is greater than the Annual Income Amount by any amount
..   if at the time of the first Auto Step-Up opportunity, 5% of the Account
    Value is not greater than the Annual Income Amount, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs
..   once a step-up occurs, the next Auto Step-Up opportunity will occur on the
    1/st/ Annuity Anniversary that is at least one year after the most recent step-up

 If on the date that we implement an Auto Step-Up to your Protected Withdrawal Value, the charge for Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Protected Withdrawal Value even if you elect the Auto Step-Up feature.

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE LIFE INCOME BENEFIT
 The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value. Under the Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up (or an auto step-up is effected), your Annual Income Amount increases to equal 5% of your Account Value after the step-up if such amount is greater than your Annual Income Amount. Your Annual Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments (and any associated Credit). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

 KEY FEATURE - ANNUAL WITHDRAWAL AMOUNT UNDER THE WITHDRAWAL BENEFIT
 The initial Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal Value. Under the Lifetime Five benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal Amount, your Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount ("Excess Withdrawal"), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up (or an auto step-up is effected), your Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up if such amount is greater than your Annual Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 7% of any additional Purchase Payments (and any associated Credit). A determination of whether you have exceeded your Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.

 The Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount and the Annual Withdrawal Amount. You are not
 required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in each Annuity Year.
..   If, cumulatively, you withdraw an amount less than the Annual Withdrawal
    Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.
..   If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Income Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

 EXAMPLES OF WITHDRAWALS
 The following examples of dollar-for-dollar and proportional reductions of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; and 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000. The values set forth here are purely hypothetical, and do not reflect the charge for Lifetime Five or any other fees and charges.

 The initial Protected Withdrawal Value is calculated as the greatest of (a),
 (b) and (c):

 (a)Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05/(393/365)/ = $263,484.33
 (b)Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000
 (c)Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

 Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of $265,000). The Annual Income Amount is equal to $13,250 under the Life Income Benefit (5% of $265,000).

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
..   Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 -
    $10,000 = $8,550.
    Annual Withdrawal Amount for future Annuity Years remains at $18,550.
..   Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000
    = $3,250.
    Annual Income Amount for future Annuity Years remains at $13,250.
..   Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 (a)If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
..   Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 -
    $15,000 = $3,550. Annual Withdrawal Amount for future Annuity Years remains at $18,550
..   Remaining Annual Income Amount for current Annuity Year = $0

 Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.
..   Reduction to Annual Income Amount = Excess Income/Account Value before
    Excess Income X Annual Income Amount = $1,750/($263,000 - $13,250) X $13,250 = $93

 Annual Income Amount for future Annuity Years = $13,250 - $93 = $13,157
..   Protected Withdrawal Value is reduced by $15,000 from $265,000 to $250,000

 (b)If $25,000 was withdrawn (more than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
..   Remaining Annual Withdrawal Amount for current Annuity Year = $0

 Excess of withdrawal over the Annual Withdrawal Amount ($25,000 - $18,550 = $6,450) reduces Annual Withdrawal Amount for future Annuity Years.
..   Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value
    before Excess Withdrawal X Annual Withdrawal Amount = $6,450/($263,000 - $18,550) X $18,550 = $489

 Annual Withdrawal Amount for future Annuity Years = $18,550 - $489 = $18,061
..   Remaining Annual Income Amount for current Annuity Year = $0

 Excess of withdrawal over the Annual Income Amount ($25,000 - $13,250 = $11,750) reduces Annual Income Amount for future Annuity Years.
..   Reduction to Annual Income Amount = Excess Income/Account Value before
    Excess Income X Annual Income Amount = $11,750/($263,000 - $13,250) X $13,250 = $623.

 Annual Income Amount for future Annuity Years = $13,250 - $623 = $12,627
..   Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount
    ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction. Dollar-for-dollar reduction = $25,000 - $18,550 = $6,450
..   Proportional reduction = Excess Withdrawal/Account Value before Excess
    Withdrawal X Protected Withdrawal Value = $6,450/($263,000 - $18,550) X $246,450 = $6,503 Protected Withdrawal Value = $246,450 - max {$6,450,
    $6,503} = $239,947

 BENEFITS UNDER THE LIFETIME FIVE BENEFIT
..   If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the Lifetime Five benefit will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Thus, in that scenario, the remaining amounts under the Life Income Benefit and the Withdrawal Benefit would be payable even though your Account Value was reduced to zero. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further Purchase Payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the Annual Withdrawal Amount and amounts are still payable under the Withdrawal Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further Purchase Payments will be accepted under your Annuity.
..   If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Withdrawal Value, you can elect one of the following three options:

       (1)apply your Account Value to any annuity option available; or
       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant's death; or
       (3)request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the Annuitant's death or the date the Protected Withdrawal Value is depleted.

 We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no withdrawal was ever taken, we will determine a Protected Withdrawal
    Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date the annuity payments are to begin.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Lifetime Five benefit are subject to all of the terms and conditions of your Annuity, including any applicable CDSC.
..   Withdrawals made while the Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity. The Lifetime Five benefit does not directly affect your Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five benefit. The
    Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.

..   In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional Purchase Payments may be subject to the new investment limitations.

 ELECTION OF THE BENEFIT
 We no longer permit elections of Lifetime Five. If you wish, you may cancel the Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Lifetime Five benefit provided, the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Once the Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Lifetime Five benefit provided that the benefit you are looking to elect is available on a post- issue basis. IF YOU CANCEL LIFETIME FIVE, YOU LOSE ALL GUARANTEES UNDER THE BENEFIT AND WILL LOSE ANY GUARANTEES UNDER THE NEW BENEFIT BASED ON YOUR ACCOUNT VALUE. ANY SUCH NEW BENEFIT MAY BE MORE EXPENSIVE.

 TERMINATION OF THE BENEFIT
 The benefit terminates automatically when your Protected Withdrawal Value and Annual Income Amount equal zero. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon the death of the Annuitant, upon a change in ownership of your Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments. While you may terminate your benefit at any time, we may not terminate the benefit other than in the circumstances listed above.

 The charge for the Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value. In addition, the amount and duration of payments under the annuity payment and Death Benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as Required Minimum Distribution provisions under the tax law.

 As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of this Prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

 SPOUSAL LIFETIME FIVE INCOME BENEFIT (SPOUSAL LIFETIME FIVE)
 The Spousal Lifetime Five benefit is no longer being offered. Spousal Lifetime Five must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 55 years old when the benefit was elected. The Spousal Lifetime Five benefit was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.

 The benefit guarantees until the later death of two natural persons that are each other's spouses at the time of election of Spousal Lifetime Five and at the first death of one of them (the "Designated Lives", each a "Designated Life") the ability to withdraw an annual amount ("Spousal Life Income Benefit") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The Spousal Life Income Benefit may remain in effect even if the Account Value of the Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that market performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Life Income Benefit after the death of the first. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit.

 KEY FEATURE - INITIAL PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to determine the amount of each annual payment under the Spousal Life Income Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Spousal Lifetime Five. The initial Protected Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Spousal Lifetime Five, plus any additional Purchase Payments as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity, until the date of your first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent Purchase Payments prior to the first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10/th/ anniversary of the benefit effective date, each value is increased by the amount of any subsequent Purchase Payments. Credits are added to Purchase Payments for purposes of calculating the Protected Withdrawal Value and the Annual Income Amount (see below for a description of Annual Income Amount).

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL LIFETIME FIVE INCOME
 BENEFIT
 The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value. Under the Spousal Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Spousal Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. The Spousal Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount.

 STEP-UP OF ANNUAL INCOME AMOUNT
 You may elect to step-up your Annual Income Amount if, due to positive market performance, 5% of your Account Value is greater than the Annual Income Amount. You are eligible to step-up the Annual Income Amount on or after the 1/st/ anniversary of the first withdrawal under the Spousal Lifetime Five benefit. The Annual Income Amount can be stepped up again on or after the 1/st/ anniversary of the preceding step-up. If you elect to step-up the Annual Income Amount under the benefit, and on the date you elect to step-up, the charges under the Spousal Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of such step-up. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up. Your Annual Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments (plus any Credit). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

 An optional automatic step-up ("Auto Step-Up") feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force. If you elect this feature, the first Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Spousal Lifetime Five benefit or (2) the most recent step-up. At this time, your Annual Income Amount will be stepped-up if 5% of your Account Value is greater than the Annual Income Amount by any amount. If 5% of the Account Value does not exceed the Annual Income Amount, then an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs. Once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least 1 year after the most recent step-up. If, on the date that we implement an Auto Step-Up to your Annual Income Amount, the charge for Spousal Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Annual Income Amount even if you elect the Auto Step-Up feature.

 EXAMPLES OF WITHDRAWALS AND STEP-UP
 The following examples of dollar-for-dollar and proportional reductions and the step-up of the Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Spousal Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000; and 5.) the Account Value on February 1, 2010 is equal to $280,000. The values set forth here are purely hypothetical, and do not reflect the charge for the Spousal Lifetime Five or any other fees and charges.

 The initial Protected Withdrawal Value is calculated as the greatest of (a),
 (b) and (c):

 (a)Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05/(393/365)/ = $263,484.33
 (b)Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000
 (c)Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

 Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Income Amount is equal to $13,250 under the Spousal Life Income Benefit (5% of $265,000).

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 If $10,000 was withdrawn (less than the Annual Income Amount) on March 1,
 2006, then the following values would result:
..   Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000
    = $3,250.
..   Annual Income Amount for future Annuity Years remains at $13,250

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 If $15,000 was withdrawn (more than the Annual Income Amount) on March 1, 2006, then the following values would result:
..   Remaining Annual Income Amount for current Annuity Year = $0
..   Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250
    $1,750) reduces Annual Income Amount for future Annuity Years.
..   Reduction to Annual Income Amount = Excess Income/Account Value before
    Excess Income X Annual Income Amount = $1,750/($263,000 - $13,250) X $13,250 = $93. Annual Income Amount for future Annuity Years = $13,250 - $93 = $13,157

 EXAMPLE 3. STEP-UP OF THE ANNUAL INCOME AMOUNT
 If a step-up of the Annual Income Amount is requested on February 1, 2010 or the Auto Step-Up feature was elected, the step-up would occur because 5% of the Account Value, which is $14,000 (5% of $280,000), is greater than the Annual Income Amount of $13,250. The new Annual Income Amount will be equal to $14,000.

 BENEFITS UNDER THE SPOUSAL LIFETIME FIVE BENEFIT
 To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under the Spousal Life Income Benefit, we will make an additional payment for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year, if any. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this Prospectus. No further Purchase Payments will be accepted under your Annuity. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Life Income Benefit terminates and no additional payments will be made.

..   If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any annuity option available; or
       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death.

 We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with five payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of future Annual Income Amount payments. Such present value will be calculated using the same basis that is used to calculate the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no withdrawal was ever taken, we will determine an initial Protected
    Withdrawal Value and calculate an Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Spousal Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.
..   Withdrawals made while the Spousal Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Lifetime Five benefit does not directly affect the Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Lifetime Five benefit. The Spousal Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional Purchase Payments may be subject to the new investment limitations.
..   There may be circumstances where you will continue to be charged the full amount for the Spousal Lifetime Five benefit even when the benefit is only providing a guarantee of income based on one life with no survivorship.
..   In order for the Surviving Designated Life to continue the Spousal Lifetime
    Five benefit upon the death of an owner, the Designated Life must elect to assume ownership of the Annuity under the spousal continuation option. When the Annuity is owned by a Custodial Account, in order for Spousal Lifetime Five to be continued after the death of the first Designated Life (the Annuitant), the Custodial Account must elect to continue the Annuity and the second Designated Life (the Contingent Annuitant) will be named as the new Annuitant. See "Spousal Designations", and "Spousal Assumption of Annuity" in this Prospectus.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 We no longer permit elections of Spousal Lifetime Five - whether for those who currently participate in Spousal Lifetime Five or for those who are buying an Annuity for the first time. If you wish, you may cancel the Spousal Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after have you cancelled the Spousal Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Once the Spousal Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time.

 Spousal Lifetime Five could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Lifetime Five only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:
..   One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The Owner/Annuitant and the beneficiary each must be at least 59 1/2 years old at the time of election; or
..   Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 59 1/2 years old at the time of election; or
..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 59 1/2 years old at the time of election.

 We do not permit a change of Owner under this benefit, except as follows:
 (a)if one Owner dies and the surviving spousal Owner assumes the Annuity or
 (b)if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary under this benefit. If the Designated Lives divorce, the Spousal Lifetime Five benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage.

 TERMINATION OF THE BENEFIT
 The benefit terminates automatically when your Annual Income Amount equals zero. The benefit also terminates upon your surrender of the Annuity, upon the first Designated Life to die if the Annuity is not continued, upon the second Designated Life to die or upon your election to begin receiving annuity payments. You may terminate the benefit at any time by notifying us. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS SPOUSAL LIFETIME FIVE AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE

 GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

 The charge for the Spousal Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or an employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value. In addition, the amount and duration of payments under the annuity payment and Death Benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as Required Minimum Distribution provisions under the tax law.

 As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

 HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT (HD5)
 The Highest Daily Lifetime Five benefit is no longer offered for new elections. The income benefit under Highest Daily Lifetime Five is based on a single "designated life" who is at least 55 years old on the date that the benefit was acquired. The Highest Daily Lifetime Five Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit. Any DCA Program that transfers Account Value from a Fixed Allocation is also not available as Fixed Allocations are not permitted with the benefit. As long as your Highest Daily Lifetime Five Benefit is in effect, you must allocate your Account Value in accordance with the then-permitted and available investment option(s) with this benefit.

 The benefit that guarantees until the death of the single designated life the ability to withdraw an annual amount (the "Total Annual Income Amount") equal to a percentage of an initial principal value (the "Total Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Five, and in Appendix C to this Prospectus, we set forth the formula under which we make the asset transfers.

 As discussed below, a key component of Highest Daily Lifetime Five is the Total Protected Withdrawal Value, which is an amount that is distinct from Account Value. Because each of the Total Protected Withdrawal Value and Total Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for Account Value to fall to zero, even though the Total Annual Income Amount remains. You are guaranteed to be able to withdraw the Total Annual Income Amount for the rest of your life, provided that you have not made "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Total Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Total Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Five.

 KEY FEATURE - TOTAL PROTECTED WITHDRAWAL VALUE
 The Total Protected Withdrawal Value is used to determine the amount of the annual payments under Highest Daily Lifetime Five. The Total Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value and any Enhanced Protected Withdrawal Value that may exist. We describe how we determine Enhanced Protected Withdrawal Value, and when we begin to calculate it, below. If you do not meet the conditions described below for obtaining Enhanced Protected Withdrawal Value then Total Protected Withdrawal Value is simply equal to Protected Withdrawal Value.

 The Protected Withdrawal Value initially is equal to the Account Value on the date that you elect Highest Daily Lifetime Five. On each Valuation Day thereafter, until the earlier of the first withdrawal or ten years after the date of your election of the benefit, we recalculate the Protected Withdrawal Value. Specifically, on each such Valuation Day (the "Current Valuation Day"), the Protected Withdrawal Value is equal to the greater of:
..   the Protected Withdrawal Value for the immediately preceding Valuation Day
    (the "Prior Valuation Day"), appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day

   (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment (including any associated credit) made on the Current Valuation Day; and
..   the Account Value.

 If you have not made a withdrawal prior to the tenth anniversary of the date you elected Highest Daily Lifetime Five (which we refer to as the "Tenth Anniversary"), we will continue to calculate a Protected Withdrawal Value. On or after the Tenth Anniversary and up until the date of the first withdrawal, your Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value on the Tenth Anniversary or your Account Value.

 The Enhanced Protected Withdrawal Value is only calculated if you do not take a withdrawal prior to the Tenth Anniversary. Thus, if you do take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive Enhanced Protected Withdrawal Value. If so, then on or after the Tenth Anniversary up until the date of the first withdrawal, the Enhanced Protected Withdrawal Value is equal to the sum of:

 (a)200% of the Account Value on the date you elected Highest Daily Lifetime
    Five;
 (b)200% of all Purchase Payments (and any associated Credits) made during the one-year period after the date you elected Highest Daily Lifetime Five; and
 (c)100% of all Purchase Payments (and any associated Credits) made more than one year after the date you elected Highest Daily Lifetime Five, but prior to the date of your first withdrawal.

 We cease these daily calculations of the Protected Withdrawal Value and Enhanced Protected Withdrawal Value (and therefore, the Total Protected Withdrawal Value) when you make your first withdrawal. However, as discussed below, subsequent Purchase Payments (and any associated Credits) will increase the Total Annual Income Amount, while "excess" withdrawals (as described below) may decrease the Total Annual Income Amount.

 KEY FEATURE - TOTAL ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME FIVE BENEFIT
 The initial Total Annual Income Amount is equal to 5% of the Total Protected Withdrawal Value. For purposes of the mathematical formula described below, we also calculate a Highest Daily Annual Income Amount, which is initially equal to 5% of the Protected Withdrawal Value. Under the Highest Daily Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Total Annual Income Amount ("Excess Income"), your Total Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A Purchase Payment that you make will increase the then-existing Total Annual Income Amount and Highest Daily Annual Income Amount by an amount equal to 5% of the Purchase Payment (including the amount of any associated Credits).

 An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Total Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of this feature starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. We multiply each of those quarterly Account Values by 5%, adjust each such quarterly value for subsequent withdrawals and Purchase Payments, and then select the highest of those values. If the highest of those values exceeds the existing Total Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Total Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Total Annual Income Amount, the charge for Highest Daily Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Five upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 The Highest Daily Lifetime Five benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Total Annual Income Amount. Under Highest Daily Lifetime Five, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Total Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Total Annual Income Amount to subsequent Annuity Years.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Five benefit or any other fees and charges. Assume the following for all three examples:
   .   The Issue Date is December 1, 2006.
   .   The Highest Daily Lifetime Five benefit is elected on March 5, 2007.

 DOLLAR-FOR-DOLLAR REDUCTIONS
 On May 2, 2007, the Total Protected Withdrawal Value is $120,000, resulting in a Total Annual Income Amount of $6,000 (5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Total Annual Income Amount for that Annuity Year (up to and including December 1, 2007) is $3,500. This is the result of a dollar-for-dollar reduction of the Total Annual Income Amount - $6,000 less $2,500 = $3,500.

 PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2007 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Total Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Total Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Total Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before withdrawal                                $110,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $106,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $106,500.00
  Ratio                                                                 1.41%
  Total Annual Income Amount                                     $  6,000.00
  Less ratio of 1.41%                                            $     84.51
  Total Annual Income Amount for future Annuity Years            $  5,915.49

 HIGHEST QUARTERLY AUTO STEP-UP
 On each Annuity Anniversary date, the Total Annual Income Amount is stepped-up if 5% of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is higher than the Total Annual Income Amount, adjusted for excess withdrawals and additional Purchase Payments (plus any Credit).

 Continuing the same example as above, the Total Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Total Annual Income Amount will be stepped-up if 5% of the highest quarterly Account Value, adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                 HIGHEST QUARTERLY VALUE
                                     (ADJUSTED WITH       ADJUSTED TOTAL ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**       HIGHEST QUARTERLY VALUE)
-----              ------------- ----------------------- ------------------------
June 1, 2007        $118,000.00        $118,000.00              $5,900.00
August 6, 2007      $110,000.00        $112,885.55              $5,644.28
September 1, 2007   $112,000.00        $112,885.55              $5,644.28
December 1, 2007    $119,000.00        $119,000.00              $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter -
    March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
 ** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Total Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.
   . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

 The adjusted Total Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Total Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Total Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value yields the highest amount of $ 5,950.00. Since this amount is higher than the current year's Total Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Total Annual Income Amount for the next Annuity Year, starting on December 2, 2007 and continuing through December 1, 2008, will be stepped-up to $5,950.00.

 BENEFITS UNDER THE HIGHEST DAILY LIFETIME FIVE BENEFIT
..   To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Total Annual Income Amount and amounts are still payable under Highest Daily Lifetime Five, we will make an additional payment, if any, for that Annuity Year equal to the remaining Total Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Total Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Total Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Total Annual Income Amount, the Highest Daily Lifetime Five benefit terminates, and no additional payments will be made.
..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Total Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or
       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Total Annual Income Amount. We will make payments until the death of the single designated life.

 We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Total Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no withdrawal was ever taken, we will calculate the Total Annual Income
    Amount as if you made your first withdrawal on the date the annuity payments are to begin.
..   Please note that if your Annuity has a maximum Annuity Date requirement, payments that we make under this benefit as of that date will be treated as annuity payments.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Highest Daily Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.
..   Withdrawals made while the Highest Daily Lifetime Five Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Five Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Five benefit. The Highest Daily Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Total Annual Income Amount in the form of periodic benefit payments.
..   Upon inception of the benefit and to maintain the benefit, 100% of your
    Account Value must have been allocated to the Permitted Sub-accounts. However, the formula component of the benefit as described below may transfer Account Value to the Benefit Fixed Rate Account as of the
    effective date of the benefit in some circumstances.
..   You cannot allocate Purchase Payments or transfer Account Value to or from a Fixed Allocation if you elect this benefit.
..   Transfers to and from the Sub-accounts and the Benefit Fixed Rate Account triggered by the formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.
..   In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Five benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional Purchase Payments may be subject to the new investment limitations.
..   The charge for Highest Daily Lifetime Five is 0.60% annually, assessed against the average daily net assets of the Sub-accounts and as a reduction to the interest rate credited under the Benefit Fixed Rate Account. This charge is in addition to any other fees under the annuity.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 For Highest Daily Lifetime Five, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old.

 Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Five. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Five, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) both the new Owner and previous Owner are entities or (c) the previous Owner is a natural person and the new Owner is an entity.

 We no longer permit elections of Highest Daily Lifetime Five. If you wish, you may cancel the Highest Daily Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of the Highest Daily Lifetime Five benefit, any Account Value allocated to the Benefit Fixed Rate Account used with the pre-determined mathematical formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. ONCE THE HIGHEST DAILY LIFETIME FIVE BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE HIGHEST DAILY LIFETIME FIVE BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS. IF YOU CANCEL THE BENEFIT, YOU LOSE ALL GUARANTEES UNDER THE BENEFIT, AND YOUR GUARANTEE UNDER ANY NEW BENEFIT YOU ELECT WILL BE BASED ON YOUR ACCOUNT VALUE AT THAT TIME. ANY SUCH NEW BENEFIT MAY BE MORE EXPENSIVE.

 TERMINATION OF THE BENEFIT
 You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (iv) upon the death of the Annuitant (v) if both the Account Value and Total Annual Income Amount equal zero or (vi) if you fail to meet our requirements for issuing the benefit. If you terminate the benefit, you will lose the Protected Withdrawal Value, Annual Income Amount, as well as any Enhanced Protected Withdrawal Value and Return of Principal Guarantees. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time.

 Upon termination of Highest Daily Lifetime Five, we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the Benefit Fixed Rate Account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). Upon termination, we may limit or prohibit investment in the Fixed Allocations.

 RETURN OF PRINCIPAL GUARANTEE
 If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

 (a)your Account Value on the day that you elected Highest Daily Lifetime Five; and
 (b)the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.

 If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of our variable investment options and the Benefit Fixed Rate Account (described below), in the same proportion that each such investment option bears to your total Account Value, immediately prior to the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Total Protected Withdrawal Value, your death benefit, or the amount of any other or optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Five and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

 MATHEMATICAL FORMULA COMPONENT OF HIGHEST DAILY LIFETIME FIVE
 As indicated above, we limit the sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Five. For purposes of this benefit, we refer to those permitted sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Highest Daily Lifetime Five, we require that you participate in our mathematical formula under which we may transfer Account Value between the Permitted Sub-accounts and a fixed interest rate account that is part of our general account (the "Benefit Fixed Rate Account"). This required formula helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the Benefit Fixed Rate Account). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The Benefit Fixed Rate Account is available only with this benefit, and thus you may not allocate Purchase Payments to or transfer Account Value to or from the Benefit Fixed Rate Account. The interest rate that we pay with respect to the Benefit Fixed Rate Account is reduced by an amount that corresponds generally to the charge that we assess against your variable Sub-accounts for Highest Daily Lifetime Five. The Benefit Fixed Rate Account is not subject to the Investment Company Act of 1940 or the Securities Act of 1933.

 Under the formula component of Highest Daily Lifetime Five, we monitor your Account Value daily and, if necessary, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account. Any transfer would be made in accordance with the formula, which is set forth in the schedule supplement to the endorsement for this benefit (and also appears in Appendix C to this Prospectus). Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying your Protected Withdrawal Value for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) Highest Daily Annual Income Amount. Then, using our actuarial tables, we produce an estimate of the total amount we would target in our allocation model, based on the projected Highest Daily Annual Income Amount each year for the rest of your life. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected Annual Income Amount (and thus your Target Value) would take into account any automatic step-up that was scheduled to occur according to the step-up formula described above. Next, the formula subtracts from the Target Value the amount held within the Benefit Fixed Rate Account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Benefit Fixed Rate Account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%) it means essentially that too much Target Value is not offset by assets within the Benefit Fixed Rate Account, and therefore we will transfer an amount from your Permitted Sub-accounts to the Benefit Fixed Rate Account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the Benefit Fixed Rate Account to the Permitted Sub-accounts would occur. Note that the formula is calculated with reference to the Highest Daily Annual Income Amount, rather than with reference to the Annual Income Amount. If you elect the new mathematical formula, see the discussion below regarding the 90% cap.

 As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the Benefit Fixed Rate Account, because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value to the Benefit Fixed Rate Account. Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the Benefit Fixed Rate Account so that the Target Ratio meets a target, which currently is equal to 80%. Once elected, the ratios we use for Highest Daily Lifetime Five, will be fixed.

 While you are not notified when the formula dictates a transfer, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Benefit Fixed Rate Account. The formula is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Five.

 Depending on the results of the formula calculation, we may, on any day:
..   Not make any transfer between the Permitted Sub-accounts and the Benefit
    Fixed Rate Account; or
..   If a portion of your Account Value was previously allocated to the Benefit
    Fixed Rate Account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule); or
..   Transfer all or a portion of your Account Value in the Permitted
    Sub-accounts pro-rata to the Benefit Fixed Rate Account. The interest that you earn on such transferred amount will be equal to the annual rate that we have set for that day, and we will credit the daily equivalent of that annual interest until the earlier of one year from the date of the transfer or the date that such amount in the Benefit Fixed Rate Account is transferred back to the Permitted Sub-accounts.

 Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Benefit Fixed Rate Account. If your entire Account Value is transferred to the Benefit Fixed Rate Account, then based on the way the formula operates, the formula will not transfer amounts out of the Benefit Fixed Rate Account to the Permitted Sub-accounts and the entire Account Value would remain in the Benefit Rate Fixed Account. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money in or out of the Benefit Fixed Rate Account. Once the Purchase Payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Benefit Fixed Rate Account, if dictated by the formula. The amounts of any such transfer will vary, as dictated by the formula, and will depend on the factors listed below.

 The amount that is transferred to and from the Benefit Fixed Rate Account pursuant to the formula depends upon a number of factors unique to your
 Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your Protected Withdrawal
    Value;
..   How long you have owned Highest Daily Lifetime Five;
..   The performance of the Permitted Sub-accounts you have chosen;
..   The performance of the Benefit Fixed Rate Account (i.e., the amount of interest credited to the Benefit Fixed Rate Account);
..   The amount allocated to each of the Permitted Sub-accounts you have chosen;
..   The amount allocated to the Benefit Fixed Rate Account;
..   Additional Purchase Payments, if any, you make to your Annuity;
..   Withdrawals, if any, you take from your Annuity (withdrawals are taken pro rata from your Account Value).

 Any Account Value in the Benefit Fixed Rate Account will not be available to participate in the investment experience of the Permitted Sub-accounts if there is a recovery until it is moved out of the Benefit Fixed Rate Account.

 THE MORE OF YOUR ACCOUNT VALUE ALLOCATED TO THE BENEFIT FIXED RATE ACCOUNT UNDER THE FORMULA, THE GREATER THE IMPACT OF THE PERFORMANCE OF THE BENEFIT FIXED RATE ACCOUNT (I.E., THE AMOUNT OF INTEREST CREDITED TO THE BENEFIT FIXED RATE ACCOUNT) IN DETERMINING WHETHER (AND HOW MUCH) OF YOUR ACCOUNT VALUE IS TRANSFERRED BACK TO THE PERMITTED SUB-ACCOUNTS. FURTHER, IT IS POSSIBLE UNDER THE FORMULA, THAT IF A SIGNIFICANT PORTION YOUR ACCOUNT VALUE IS ALLOCATED TO THE BENEFIT FIXED RATE ACCOUNT AND THAT ACCOUNT HAS GOOD PERFORMANCE BUT THE PERFORMANCE OF YOUR PERMITTED SUB-ACCOUNTS IS NEGATIVE, THAT THE FORMULA MIGHT TRANSFER YOUR ACCOUNT VALUE TO THE PERMITTED SUB-ACCOUNTS. THUS, THE CONVERSE IS TRUE TOO (THE MORE YOU HAVE ALLOCATED TO THE PERMITTED SUB-ACCOUNTS, THE GREATER THE IMPACT OF THE PERFORMANCE OF THOSE SUB-ACCOUNTS WILL HAVE ON ANY TRANSFER TO THE BENEFIT FIXED RATE ACCOUNT).

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Total Annual Income Amount, which will cause us to increase the Total Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity that are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as Required Minimum Distribution provisions under the tax law. Please note, however, that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive Enhanced Protected Withdrawal Value and an amount under the Return of Principal Guarantee.

 As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Five through a non-qualified annuity, and your annuity has received Enhanced Protected Withdrawal Value and/or an additional amount under the Return of Principal Guarantee, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 OPTIONAL 90% CAP RULE FEATURE FOR THE FORMULA UNDER HIGHEST DAILY LIFETIME
 FIVE.
 If you currently own an Annuity and have elected the Highest Daily Lifetime Five Income Benefit, you can elect this feature which utilizes a new mathematical formula. The new formula is described below and will (if you elect it) replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. This feature is available subject to state approval. The new formula is found in Appendix C. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the Benefit Fixed Rate Account. If all of your Account Value is currently allocated to the Benefit Fixed Rate Account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the Benefit Fixed

 Rate Account. PLEASE BE AWARE THAT AFTER THE INITIAL TRANSFER OUT OF THE BENEFIT FIXED RATE ACCOUNT UPON ELECTION OF THE 90% CAP, THERE IS NO ASSURANCE THAT FUTURE TRANSFERS OUT WILL OCCUR, OR THE AMOUNT OF SUCH FUTURE TRANSFERS, AS A RESULT OF THE ELECTION OF THE 90% CAP. THESE TRANSFERS WILL BE DETERMINED BY THE MATHEMATICAL FORMULA AND DEPEND ON A NUMBER OF FACTORS UNIQUE TO YOUR ANNUITY.

 Under the new formula, the formula will not execute a transfer to the Benefit Fixed Rate Account that results in more than 90% of your Account Value being allocated to the Benefit Fixed Rate Account ("90% cap" or "90% cap rule"). Thus, on any Valuation Day, if the formula would require a transfer into the Benefit Fixed Rate Account that would result in more than 90% of the Account Value being allocated to the Benefit Fixed Rate Account, only the amount that results in exactly 90% of the Account Value being allocated to the Benefit Fixed Rate Account will be transferred. Additionally, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is first a transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Benefit Fixed Rate Account that results in greater than 90% of your Account Value being allocated to the Benefit Fixed Rate Account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE BENEFIT FIXED RATE ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE BENEFIT FIXED RATE ACCOUNT.

 If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the Benefit Fixed Rate Account at least until there is first a transfer out of the Benefit Fixed Rate Account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Benefit Fixed Rate Account, and the formula will still not transfer any of your Account Value to the Benefit Fixed Rate Account (at least until there is first a transfer out of the Benefit Fixed Rate Account). For example:
..   March 19, 2009 - a transfer is made to the Benefit Fixed Rate Account that results in the 90% cap being met and now $90,000 is allocated to the Benefit Fixed Rate Account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the Benefit Fixed Rate Account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.
..   As of March 20, 2009 (and at least until first a transfer is made out of the Benefit Fixed Rate Account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Benefit Fixed Rate Account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Benefit Fixed Rate Account).
..   Once there is a transfer out of the Benefit Fixed Rate Account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account as dictated by the formula. Once you elect this feature, the new transfer formula described above will be the formula for your Annuity.

 In the event that more than ninety percent (90%) of your Account Value is allocated to the Benefit Fixed Rate Account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the Benefit Fixed Rate Account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the Benefit Fixed Rate Account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule). IT IS POSSIBLE THAT ADDITIONAL TRANSFERS MIGHT OCCUR AFTER THIS INITIAL TRANSFER IF DICTATED BY THE FORMULA. THE AMOUNTS OF SUCH ADDITIONAL TRANSFER(S) WILL VARY.

 Once the 90% cap rule is met, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is a first transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula.

 PLEASE BE AWARE THAT AFTER THE INITIAL TRANSFER OUT OF THE BENEFIT FIXED RATE ACCOUNT UPON ELECTION OF THE 90% CAP, THERE IS NO ASSURANCE THAT FUTURE TRANSFERS OUT WILL OCCUR, OR THE AMOUNT OF SUCH FUTURE TRANSFERS, AS A RESULT OF THE ELECTION OF THE 90% CAP. THESE TRANSFERS WILL BE DETERMINED BY THE MATHEMATICAL FORMULA AND DEPEND ON A NUMBER OF FACTORS UNIQUE TO YOUR ANNUITY.

 IMPORTANT CONSIDERATIONS WHEN ELECTING THE NEW FORMULA:
..   At any given time, some, most or none of your Account Value may be allocated to the Benefit Fixed Rate Account.
..   Please be aware that because of the way the new 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Benefit Fixed Rate Account.
..   Because the charge for Highest Daily Lifetime Five is assessed against the average daily net assets of the Sub-accounts, that charge will be assessed against all assets transferred into the Permitted Sub-accounts.
..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

 HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (HD 7)
 The income benefit under Highest Daily Lifetime Seven currently is based on a single "designated life" who is at least 55 years old on the date that the benefit is acquired. The Highest Daily Lifetime Seven Benefit was not available if you elected any other optional living benefit, although you may have elected any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the Investment options section of this prospectus. We no longer permit new elections of Highest Daily Lifetime Seven.

 Highest Daily Lifetime Seven guarantees until the death of the single designated life the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Seven, and in Appendix J to this prospectus, we set forth the formula under which we make the asset transfers.

 As discussed below, a key component of Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life, provided that you have not made "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Seven.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the "Tenth Anniversary Date") or the date of the first withdrawal, the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and
 (2)the Account Value.

 If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

 (a)the Account Value; or
 (b)the Periodic Value on the date of the withdrawal.

 If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

 (1)the Account Value; or

 (2)the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted Purchase Payments; or
 (3)the sum of:
    (a)200% of the Account Value on the effective date of the benefit;
    (b)200% of all adjusted Purchase Payments made within one year after the effective date of the benefit; and
    (c)all adjusted Purchase Payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

 On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent Purchase Payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME SEVEN
 BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage depends on the age of the Annuitant on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Under the Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

 A Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

 An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that
 (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and Purchase Payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 The Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:
..   The Issue Date is December 1, 2007
..   The Highest Daily Lifetime Seven benefit is elected on March 5, 2008
..   The Annuitant was 70 years old when he/she elected the Highest Daily
    Lifetime Seven benefit.

 DOLLAR-FOR-DOLLAR REDUCTIONS
 On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is younger than 75 at the time of the 1/st/ withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount-$6,000 less $2,500 = $3,500.

 PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before withdrawal                                $110,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $106,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $106,500.00
  Ratio                                                                 1.41%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.41%                                            $     84.51
  Annual Income Amount for future Annuity Years                  $  5,915.49

 HIGHEST QUARTERLY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional Purchase Payments (plus any Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 75 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                 HIGHEST QUARTERLY VALUE
                                     (ADJUSTED WITH       ADJUSTED ANNUAL INCOME
                                 WITHDRAWAL AND PURCHASE    AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**       HIGHEST QUARTERLY VALUE)
-----              ------------- ----------------------- ------------------------
June 1, 2008        $118,000.00        $118,000.00              $5,900.00
August 6, 2008      $110,000.00        $112,885.55              $5,644.28
September 1, 2008   $112,000.00        $112,885.55              $5,644.28
December 1, 2008    $119,000.00        $119,000.00              $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter -
    March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
 ** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

   . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.
   . The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

 BENEFITS UNDER THE HIGHEST DAILY LIFETIME SEVEN BENEFIT
..   To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime Seven, and amounts are still payable under Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime Seven benefit terminates, and no additional payments are made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.
..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or
       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the single designated life.

 We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.
..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.
..   Withdrawals made while the Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Seven benefit. The Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   Upon inception of the benefit and to maintain the benefit, 100% of your
    Account Value must have been be allocated to the permitted Sub-accounts.

..   You cannot allocate Purchase Payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment
    Grade Bond Portfolio appears within the Prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can
    find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.
..   Transfers to and from the elected Sub-accounts and an AST Investment Grade
    Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.
..   You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional Purchase Payments may be subject to new investment limitations.
..   The fee for Highest Daily Lifetime Seven is 0.60% annually of the Protected
    Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.15% of the Protected Withdrawal Value at the end of the quarter.
    We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the Protected Withdrawal Value the fee for Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 We no longer permit new elections of Highest Daily Seven.

 Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Seven. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Seven, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) ownership is transferred from a custodian to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity.

 If you wish, you may cancel any Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata. You should be aware that upon termination of Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value at the time you elect a new benefit. ONCE THE HIGHEST DAILY LIFETIME SEVEN BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE HIGHEST DAILY LIFETIME SEVEN BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS. IF YOU CANCEL THE BENEFIT, YOU LOSE ALL GUARANTEES UNDER THE BENEFIT, AND YOUR GUARANTEE UNDER ANY NEW BENEFIT YOU ELECT WILL BE BASED ON YOUR ACCOUNT VALUE AT THAT TIME. ANY SUCH NEW BENEFIT MAY BE MORE EXPENSIVE.

 RETURN OF PRINCIPAL GUARANTEE
 If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

 a) your Account Value on the day that you elected Highest Daily Lifetime Seven; and
 b) the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.

 If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

 TERMINATION OF THE BENEFIT
 You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (although if you have elected to the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount) (iv) upon the death of the Annuitant
 (v) if both the Account Value and Annual Income Amount equal zero or (vi) if you cease to meet our requirements for issuing the benefit (see Elections and Designations under the Benefit).

 Upon termination of Highest Daily Lifetime Seven other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

 MATHEMATICAL FORMULA COMPONENT OF HIGHEST DAILY LIFETIME SEVEN
 As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Highest Daily Lifetime Seven, we require that you participate in our mathematical formula, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-account"). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate Purchase Payments to the AST Investment Grade Bond Sub-account. Under the formula component of Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth Appendix F to this Prospectus.

 Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant's attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.

 If you elect the new formula (90% Cap Rule), see the discussion below.

 As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime Seven and existing Annuities that elect Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.

 While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Seven.

 Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:
   . Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or
   . If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or
   . Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

 Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the Purchase Payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary (and in some instances, could be large), as dictated by the formula, and will depend on the factors listed below.

 The amount that is transferred to and from the AST Investment Grade Bond Sub-account pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
   . The difference between your Account Value and your Protected Withdrawal Value;
   .   How long you have owned Highest Daily Lifetime Seven;
   .   The performance of the Permitted Sub-accounts you have chosen;
   .   The performance of the AST Investment Grade Bond Sub-account;
   .   The amount allocated to each of the Permitted Sub-accounts you have chosen;
   .   The amount allocated to the AST Investment Grade Bond Sub-account;
   .   Additional Purchase Payments, if any, you make to your Annuity;
   . Withdrawals, if any, you take from your Annuity (withdrawals are taken pro rata from your Account Value).

 Any Account Value in the AST Investment Grade Bond Sub-account will not be available to participate in the investment experience of the Permitted Sub-accounts if there is a recovery until it is moved out of the AST Investment Grade Bond Sub-account.

 The more of your Account Value allocated to the AST Investment Grade Bond Sub-account under the formula, the greater the impact of the performance of that Sub-account in determining whether (and how much) of your Account Value is transferred back to the Permitted Sub-accounts. Further, it is possible under the formula, that if a significant portion your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has good performance but the performance of your Permitted Sub-accounts is negative, that the formula might transfer your Account Value to the Permitted Sub-accounts. Thus, the converse is true too (the more you have allocated to the Permitted Sub-accounts, the greater the impact of the performance of those Sub-accounts will have on any transfer to the AST Investment Grade Bond Sub-account).

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as Required Minimum Distribution provisions under the tax law. Please note, however, that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

 As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Seven through a non-qualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION/SM/
 There is an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or ("BIO"). Highest Daily Lifetime Seven was available without also selecting the Beneficiary Income Option death benefit. We no longer permit elections of the Highest Daily Lifetime Seven with Beneficiary Income Option benefit. If you terminate your Highest Daily Lifetime Seven with BIO benefit to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven with BIO benefit and will begin new guarantees under the newly elected benefit.

 If you have elected this death benefit, you may not elect any other optional benefit. You may have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime Seven itself . Because the fee for this benefit is based on the Protected Withdrawal Value, the fee for Highest Daily Lifetime Seven with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone.

 Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

 If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

 Here is an example to illustrate how the death benefit may be paid:
..   Assume that (i) the basic death benefit is $50,000, the Protected
    Withdrawal Value is $100,000, and the Annual Income Amount is $5,000;
    (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.
..   Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

 The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary's 75% share multiplied by $5000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value).

 The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

 If you elect to terminate Highest Daily Lifetime Seven with Beneficiary Income Option, both Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election and Designations under the Benefit" section, above.

 HIGHEST DAILY LIFETIME SEVEN WITH LIFETIME INCOME ACCELERATOR/SM/
 There is another version of Highest Daily Lifetime Seven that we call Highest Daily Lifetime Seven with Lifetime Income Accelerator ("Highest Daily Lifetime Seven with LIA"). We no longer permit new elections of Highest Daily Lifetime Seven with LIA. If you have elected this benefit, you may not elect any other optional benefit. The income benefit under Highest Daily Lifetime Seven with LIA currently is based on a single "designated life" who was between the ages of 55 and 75 on the date that the benefit was elected. If you terminate your Highest Daily Lifetime Seven with LIA Benefit to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven with LIA benefit and will begin the new guarantees under the newly elected benefit based on the account value as of the date the new. Benefit becomes active.

 Highest Daily Lifetime Seven with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

 Highest Daily Lifetime Seven with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. If you had chosen the Highest Daily Lifetime Seven with LIA, the maximum charge is 2.00% of Protected Withdrawal Value ("PWV") annually. We deduct the current charge (0.95% of PWV) at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation
 Day), we deduct 0.2375% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the protected withdrawal value, the fee for Highest Daily Lifetime Seven with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

 If this benefit was elected within on an Annuity held as a 403 (b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403 (b) plan itself.

 You could have chosen Highest Daily Lifetime Seven without also electing LIA, however you may not have elected LIA without Highest Daily Lifetime Seven. All terms and conditions of Highest Daily Lifetime Seven apply to this version of the benefit, except as described herein. Currently, if you elect Highest Daily Lifetime Seven with LIA and subsequently terminate the benefit, you will be able to re-elect Highest Daily Lifetime Seven with LIA but all conditions of the benefit described below must be met, and you may be subject to a waiting period until you can elect this or another lifetime withdrawal benefit.

 ELIGIBILITY REQUIREMENTS FOR LIA AMOUNT. Both a waiting period of 36 months, from the benefit effective date, and an elimination period of 120 days, from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120/th/ day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, either or both of the following requirements ("LIA conditions") must be met. It is not necessary to meet both conditions:

 (1)The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
 (2)The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
    ii.Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
   iii.Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower. iv.Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
    v. Transferring: Moving into or out of a bed, chair or wheelchair. vi.Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

 You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described in this prospectus under the Highest Daily Lifetime Seven Benefit.

 Additionally, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine you are no longer eligible to receive the LIA Amount, upon the next Annuity Anniversary the Annual Income Amount would replace the LIA Amount. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

 You should also keep in mind that, at the time you are experiencing the LIA conditions that would qualify you for the LIA Amount, you may also be experiencing other disabilities that could impede your ability to conduct your affairs. You may wish to consult with a legal advisor to determine whether you should authorize a fiduciary who could notify us if you meet the LIA conditions and apply for the benefit.

 LIA AMOUNT AT THE FIRST WITHDRAWAL. If your first withdrawal subsequent to election of Highest Daily Lifetime Seven with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

 LIA AMOUNT AFTER THE FIRST WITHDRAWAL. If you become eligible for the LIA Amount after you have taken your first withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any withdrawals that have been taken in the current Annuity Year. Cumulative withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

 WITHDRAWALS IN EXCESS OF THE LIA AMOUNT. If your cumulative withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

 Withdrawals are not required. However, subsequent to the first withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

 PURCHASE PAYMENTS. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

 STEP UPS. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

 GUARANTEE PAYMENTS. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount, or as a result of the fee that we assess for Highest Daily Lifetime Seven with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime Seven with LIA terminates, and no additional payments are made.

 ANNUITY OPTIONS. In addition to the Highest Daily Lifetime Seven Annuity Options described above, after the 10/th/ benefit anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Prior to the 10/th/ benefit anniversary this option is not available.

 We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

 If you elected Highest Daily Lifetime Seven with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

 OPTIONAL 90% CAP RULE FEATURE FOR FORMULA FOR HIGHEST DAILY LIFETIME SEVEN
 If you currently own an Annuity and have elected the Highest Daily Lifetime Seven Income Benefit (including Highest Daily Lifetime Seven with Beneficiary Income Option and Highest Daily Lifetime Seven with Lifetime Income Accelerator) or Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature (subject to state approval) which utilizes a new mathematical formula. The new formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new mathematical formula found in Appendix F (page F-4). There is no cost to adding this feature to your Annuity. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.

 Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap" or "90% Cap Rule"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT.

 If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond
 Sub-account (at least until there is first a transfer out of the AST
 Investment Grade Bond Sub-account). For example,
..   March 19, 2009 - a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.
..   As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).
..   Once there is a transfer out of the AST Investment Grade Bond Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in Appendix F will be the formula for your Annuity.

 In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to

 10% of your Account Value will be made to your Permitted Sub-accounts. WHILE THERE ARE NO ASSURANCES THAT FUTURE TRANSFERS WILL OCCUR, IT IS POSSIBLE THAT AN ADDITIONAL TRANSFER(S) TO THE PERMITTED SUB-ACCOUNTS COULD OCCUR FOLLOWING THE VALUATION DAY(S), AND IN SOME INSTANCES (BASED ON THE FORMULA) THE ADDITIONAL TRANSFER(S) COULD BE LARGE.

 Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 IMPORTANT CONSIDERATION WHEN ELECTING THE NEW FORMULA:
..   At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
..   Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

 SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (SHD7)
 Spousal Highest Daily Lifetime Seven is the spousal version of Highest Daily Lifetime Seven. We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Spousal Highest Daily Lifetime Seven must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 59 1/2 years old when the benefit was elected. Spousal Highest Daily Lifetime Seven was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the Investment options section of this prospectus.

 The benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "Designated Lives", and each, a "Designated Life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that market performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime Seven benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime Seven, and in Appendix F to this prospectus, we set forth the formula under which we make the asset transfers.

 As discussed below, a key component of Spousal Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount until the death of the second Designated Life, provided that there have not been "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Seven.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the "Tenth Anniversary Date") or the date of the first withdrawal, the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and

 (2)the Account Value.

 If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

 (1)the Account Value; or
 (2)the Periodic Value on the date of the withdrawal.

 If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

 (1)the Account Value; or
 (2)the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted Purchase Payments; or
 (3)the sum of:

    (a)200% of the Account Value on the effective date of the benefit;
    (b)200% of all adjusted Purchase Payments made within one year after the effective date of the benefit; and
    (c)all adjusted Purchase Payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

 On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent Purchase Payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage depends on the age of the youngest Designated Life on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 79 and younger, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount. A Purchase Payment that you make will
 (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

 An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that
 (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and Purchase Payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 The Spousal Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:
..   The Issue Date is December 1, 2007
..   The Spousal Highest Daily Lifetime Seven benefit is elected on March 5,
    2008.
..   The youngest Designated Life was 70 years old when he/she elected the
    Spousal Highest Daily Lifetime Seven benefit.

 DOLLAR-FOR-DOLLAR REDUCTIONS
 On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest Designated Life is younger than 80 at the time of the 1/st/ withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount - $6,000 less $2,500 = $3,500.

 PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before withdrawal                                $110,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $106,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $106,500.00
  Ratio                                                                 1.41%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.41%                                            $     84.51
  Annual Income Amount for future Annuity Years                  $  5,915.49

 HIGHEST QUARTERLY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life's age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional Purchase Payments (plus any Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 80 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                 HIGHEST QUARTERLY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**       HIGHEST QUARTERLY VALUE)
-----              ------------- ----------------------- ------------------------
June 1, 2008        $118,000.00        $118,000.00              $5,900.00
August 6, 2008      $110,000.00        $112,885.55              $5,644.28
September 1, 2008   $112,000.00        $112,885.55              $5,644.28
December 1, 2008    $119,000.00        $119,000.00              $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter - March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
 ** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.
   . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

 The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

 BENEFITS UNDER THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT
..   To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime Seven, and amounts are still payable under Spousal Highest Daily Lifetime Seven, we will make an additional payment, if any, for that
    Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your
    Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.
..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or
       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life.

 We must receive your request in a form acceptable to us at our office.

 In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

       (2)the Account Value.

..   If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.
..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the older of the owner or Annuitant's 95/th/ birthday, will be treated as annuity payments.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Spousal Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.
..   Withdrawals made while the Spousal Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime Seven benefit. The Spousal Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   Upon inception of the benefit and to maintain the benefit, 100% of your
    Account Value must have been allocated to the permitted Sub-accounts.
..   You cannot allocate Purchase Payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.
..   You can make withdrawals from your Annuity without purchasing the Spousal
    Highest Daily Lifetime Seven benefit. The Spousal Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income
    Amount in the form of periodic benefit payments.
..   Transfers to and from the elected Sub-accounts and the AST Investment Grade
    Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.
..   You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfers of Account Value and allocation of Additional Purchase Payments may be subject to new investment limitations.
..   The fee for Spousal Highest Daily Lifetime Seven is 0.75% annually of the
    Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.1875% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Sub-account. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT.
 We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Elections of Spousal Highest Daily Lifetime Seven must have been based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime Seven could only be elected where the Owner, Annuitant, and Beneficiary designations are as follows:
..   One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The Owner/Annuitant and the beneficiary each must be at least 59 1/2 years old at the time of election; or
..   Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 59 1/2 years old at the time of election; or
..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 59 1/2 years old at the time of election.

 We do not permit a change of Owner under this benefit, except as follows:
 (a)if one Owner dies and the surviving spousal Owner assumes the Annuity or
 (b)if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary under this benefit. If the Designated Lives divorce, the Spousal Highest Daily Lifetime Seven benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage.

 If you wish, you may cancel any Spousal Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on any Valuation Day after you have cancelled the Spousal Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Spousal Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the pre-determined mathematical formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instruction or in absence of such instruction, pro-rata. You should be aware that upon termination of Spousal Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value. ONCE THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT IS CANCELLED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS. ANY SUCH NEW BENEFIT MAY BE MORE EXPENSIVE.

 RETURN OF PRINCIPAL GUARANTEE
 If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

 a) your Account Value on the day that you elected Spousal Highest Daily Lifetime Seven; and
 b) the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.

 If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the a bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

 TERMINATION OF THE BENEFIT
 You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life) (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount) (iv) upon your surrender of the Annuity (v) upon your election to begin receiving annuity payments (vi) if both the Account Value and Annual Income Amount equal zero or
 (vii) if you cease to meet our requirements for issuing the benefit (see Election of and Designations under the Benefit).

 Upon termination of Spousal Highest Daily Lifetime Seven other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

 MATHEMATICAL FORMULA COMPONENT OF SPOUSAL HIGHEST DAILY LIFETIME SEVEN
 As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you had elected Spousal Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Spousal Highest Daily Lifetime Seven, we require that you participate in our specialized formula, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-account"). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate Purchase Payments to the AST Investment Grade Bond Sub-account. Under the formula component of Spousal Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix F to this prospectus.

 Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant's attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur. If you elect the new formula (90% Cap Rule), see the discussion below.

 As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Spousal Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Spousal Highest Daily Lifetime Seven and existing Annuities that elect Spousal Highest Daily Lifetime Seven, however, we reserve the right, subject to regulatory approval, to change the ratios.

 While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation trigger operates is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Spousal Highest Daily Lifetime Seven.

 Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:
   . Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or
   . If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or
   . Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro-rata to the AST Investment Grade Bond Sub-account.

 Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the Purchase Payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amount of any such transfers will vary (and in some instances could be large) as dictated by the formula, and will depend on the factors listed below.

 The amount that is transferred to and from the AST Investment Grade Bond Sub-account pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
   . The difference between your Account Value and your Protected Withdrawal Value;
   .   How long you have owned Spousal Highest Daily Lifetime Seven;
   .   The performance of the Permitted Sub-accounts you have chosen;
   .   The performance of the AST Investment Grade Bond Sub-account;
   . The amount you have allocated to each of the Permitted Sub-accounts you have chosen;
   .   The amount you have allocated to the AST Investment Grade Bond
       Sub-account;
   .   Additional Purchase Payments, if any, you make to your Annuity;
   . Withdrawals, if any, you take from your Annuity (withdrawals are taken pro rata from your Account Value).

 Any Account Value in the AST Investment Grade Bond Sub-account will not be available to participate in the investment experience of the Permitted Sub-accounts if there is a recovery until it is moved out of the AST Investment Grade Bond Sub-account.

 The more of your Account Value allocated to the AST Investment Grade Bond Sub-account under the formula, the greater the impact of the performance of that Sub-account in determining whether (and how much) of your Account Value is transferred back to the Permitted Sub-accounts. Further, it is possible under the formula, that if a significant portion your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has good performance but the performance of your Permitted Sub-accounts is negative, that the formula might transfer your Account Value to the Permitted Sub-accounts. Thus, the converse is true too (the more you have allocated to the Permitted Sub-accounts, the greater the impact of the performance of those Sub-accounts will have on any transfer to the AST Investment Grade Bond Sub-account).

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as Required Minimum Distribution provisions under the tax law. Please note, however, that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

 As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime Seven through a non-qualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION/SM/
 There was an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. You may have chosen Spousal Highest Daily Lifetime Seven without also selecting the Beneficiary Income Option death benefit ("BIO"). We no longer permit elections of Spousal Highest Daily Lifetime Seven with BIO. If you terminate your Spousal Highest Daily Lifetime Seven with BIO benefit to elect any other available living benefit, you will lose all guarantees under the Spousal Highest Daily Lifetime Seven with BIO benefit, and will begin new guarantees under the newly elected benefit based on the Account Value as of the date the new benefit becomes active.

 If you elected the Beneficiary Income Option death benefit, you could not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life was no older than age 75 at the time of election. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven with BIO may be greater than it would have been, had it been based on the Account Value alone.

 For purposes of the Beneficiary Income Option death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime Seven itself. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the base death benefit under the Annuity (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

 If there is one beneficiary, he/she must choose to receive either the base death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payment of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

 Here is an example to illustrate how the death benefit may be paid:
..   Assume that (i) the basic death benefit is $50,000, the Protected
    Withdrawal Value is $100,000, and the Annual Income Amount is $5,000;
    (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.
..   Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

 The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary's 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value).

 The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

 If you elect to terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, both Spousal Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section, above.

 OPTIONAL 90% CAP RULE FEATURE FOR THE FORMULA FOR SPOUSAL HIGHEST DAILY LIFETIME SEVEN
 If you currently own an Annuity and have elected Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature which utilizes a new mathematical formula. The new formula is described below and will replace the "Transfer Calculation" portion of the formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new formula is found in Appendix F (page F-4) of this prospectus. There is no cost to adding this feature to your Annuity. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.

 Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT.

 If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond
 Sub-account (at least until there is first a transfer out of the AST
 Investment Grade Bond Sub-account). For example,
..   March 19, 2009 - a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.
..   As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).
..   Once there is a transfer out of the AST Investment Grade Bond Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in Appendix F will be the formula for your Annuity.

 In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. WHILE THERE ARE NO ASSURANCES THAT FUTURE TRANSFERS WILL OCCUR, IT IS POSSIBLE THAT AN ADDITIONAL TRANSFER(S) TO THE PERMITTED SUB-ACCOUNTS COULD OCCUR FOLLOWING THE VALUATION DAY(S), AND IN SOME INSTANCES (BASED ON THE FORMULA) THE ADDITIONAL TRANSFER(S) COULD BE LARGE.

 Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 IMPORTANT CONSIDERATION WHEN ELECTING THE NEW FORMULA:
..   At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
..   Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

 HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (HD 7 Plus)
 Highest Daily Lifetime 7 Plus is no longer offered for new elections. If you elected Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect any available living benefit, subject to our current rules. See "Election of and Designations under the Benefit" and "Termination of Existing Benefits and Election of New Benefits" below for details. Please note that if you terminate Highest Daily Lifetime 7 Plus and elect another available living benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. The income benefit under Highest Daily Lifetime 7 Plus is based on a single "designated life" who is at least 45 years old on the date that the benefit was elected. The Highest Daily Lifetime 7 Plus Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit other than the

 Highest Daily Value death benefit. As long as your Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the "Investment Options" section in this prospectus.

 Highest Daily Lifetime 7 Plus guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life ("Lifetime Withdrawals"), provided that you have not made "excess withdrawals" that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 7 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime 7 Plus.

 Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under the Highest Daily Lifetime 7 Plus benefit.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
 (2)the Account Value.

 If you have not made a Lifetime Withdrawal on or before the 10/th/, 20/th/, or 25/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/, 20/th/, or 25/th/ Anniversary of the benefit effective date is equal to the greater of:

 (1)the Periodic Value described above or,
 (2)the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):
    (a)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of the Account Value on the effective date of the benefit;
    (b)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of all adjusted Purchase Payments made within one year following the effective date of the benefit; and
    (c)all adjusted Purchase Payments made after one year following the effective date of the benefit.

 If you elect Highest Daily Lifetime 7 Plus with Beneficiary Income Option ("BIO") (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit ("Tenth Anniversary"). This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date.

 On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent Purchase Payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

 RETURN OF PRINCIPAL GUARANTEE
 If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

 a) your Account Value on the day that you elected Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and
 b) the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

 If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME 7 PLUS BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 - less than 59 1/2, 5% for ages 59 1/2 - 74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Under the Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

 Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

 You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

 Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 - less than 59 1/2, 5% for ages 59 1/2 - 74, 6% for ages 75-79, 7% for ages 80-84, and 8%
 for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

 HIGHEST DAILY AUTO STEP-UP
 An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime 7 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 - less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8%
 for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

 The Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

..   The Issue Date is December 1, 2008
..   The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
..   The Annuitant was 70 years old when he/she elected the Highest Daily
    Lifetime 7 Plus benefit.

 EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS
 On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is between the ages of 59 1/2 and 74 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1,
 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

 EXAMPLE OF PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

 EXAMPLE OF HIGHEST DAILY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional Purchase Payments (including the amount of any associated Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 74 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and Purchase Payments (including the amount of any associated Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                   HIGHEST DAILY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**         HIGHEST DAILY VALUE)
-----              ------------- ----------------------- ------------------------
November 25, 2009   $119,000.00     $      119,000.00           $5,950.00
November 26, 2009                    Thanksgiving Day
November 27, 2009   $113,000.00     $      113,986.95           $5,699.35
November 30, 2009   $113,000.00     $      113,986.95           $5,699.35
December 01, 2009   $119,000.00     $      119,000.00           $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
 ** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.
   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.
   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

 NON-LIFETIME WITHDRAWAL FEATURE
 You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. The amount of the Non-Lifetime Withdrawal cannot be more than the amount that would cause the Annuity to be taken below the minimum Surrender Value after a withdrawal for your Annuity. This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 7 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

 The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value, the Return of Principal guarantee, and the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date, described above, by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal.

 If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

 EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

 Assume the following:
..   The Issue Date is December 1, 2008
..   The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
..   The Account Value at benefit election was $105,000
..   The Annuitant was 70 years old when he/she elected the Highest Daily
    Lifetime 7 Plus benefit.
..   No previous withdrawals have been taken under the Highest Daily Lifetime 7
    Plus benefit.

 On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10/th/ benefit year minimum Periodic Value guarantee is $210,000, the 10/th/ benefit year Return of Principal guarantee is $105,000, the 20/th/ benefit year minimum Periodic Value guarantee is $420,000, the 25/th/ benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION:

      Withdrawal Amount divided by                               $ 15,000
      Account Value before withdrawal                            $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10/th/ benefit year Return of Principal                    $ 91,875
      10/th/ benefit year Minimum Periodic Value                 $183,750
      20/th/ benefit year Minimum Periodic Value                 $367,500
      25/th/ benefit year Minimum Periodic Value                 $551,250

 BENEFITS UNDER HIGHEST DAILY LIFETIME 7 PLUS
..   To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus, and amounts are still payable under Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments are made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the Designated Life.
..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or
       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single Designated Life. We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no Lifetime Withdrawal was ever taken, we will calculate the Annual
    Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.
..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.
..   Withdrawals made while the Highest Daily Lifetime 7 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 7 Plus benefit. The Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   Upon inception of the benefit and to maintain the benefit, 100% of your
    Account Value must have been allocated to the Permitted Sub-accounts.
..   You cannot allocate Purchase Payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment
    Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can
    find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.
..   Transfers to and from the elected Sub-accounts and the AST Investment Grade
    Bond Portfolio Sub-account triggered by the Highest Daily Lifetime 7 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.
..   You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.
..   The maximum charge for Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value (PWV). The current charge is 0.75% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.1875% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value at the benefit quarter, we will charge the remainder of the Account Value for the benefit and continue the benefit as described above.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 We no longer permit new elections of Highest Daily Lifetime 7 Plus. For Highest Daily Lifetime 7 Plus, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 45 years old.

 Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 7 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 7 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian to the Annuitant, or vice versa or
 (c) ownership is transferred from one entity to another entity that is satisfactory to us.

 PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS HIGHEST DAILY LIFETIME 7 PLUS AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

 TERMINATION OF THE BENEFIT
 You may terminate Highest Daily Lifetime 7 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates:
 (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant, (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

 Upon termination of Highest Daily Lifetime 7 Plus other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

 If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 7 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

 HOW HIGHEST DAILY LIFETIME 7 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT
 As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 7 Plus. For purposes of this benefit, we refer to those permitted investment options as the "Permitted Sub-accounts". If your annuity was issued on or after May 1, 2009 (subject to regulatory approval), you may also choose to allocate purchase payments while this program is in effect to DCA Fixed Rate Options utilized with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"). If you are participating in Highest Daily Lifetime 7 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, amounts held within the DCA Fixed Rate Options are included within the term "Permitted Sub-Accounts". Thus, amounts may be transferred from the DCA Fixed Rate Options in the circumstances described above and in the section of this prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the AST Investment Grade Bond Sub-account will be transferred to the Permitted Sub-accounts, not including the DCA Fixed Rate Options.

 An integral part of Highest Daily Lifetime 7 Plus is the pre-determined mathematical formula used to transfer Account Value between the Permitted Sub-Accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-Account"). The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate Purchase Payments to or make transfers to or from the AST Investment Grade Bond Sub-account. The mathematical formula monitors your Account Value daily and, if dictated by the formula, systematically transfers amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. The formula is set forth in Appendix H.

 Speaking generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that 5% is used in the formula, irrespective of the Annuitant's attained age. Then it produces an estimate of the total amount targeted in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent Purchase Payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts including any amounts allocated to DCA Fixed Rate Options. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the AST Investment Grade Bond Sub-account. As discussed above if all or a portion of your Account Value is allocated to one or more DCA Fixed Rate Options at the time a transfer to the AST Investment Grade Bond Sub-account is required under the formula, we will first look to process the transfer from the Permitted Sub-accounts. If the amount allocated to the Permitted Sub-accounts is insufficient to satisfy the transfer, then any remaining amounts will be transferred from the DCA Fixed Rate Options on a "last-in, first-out" basis. Once a transfer is made, the three consecutive Valuation Days begin again. If, however, on any Valuation Day, the Target Ratio is above 84.5%, it will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the AST Investment Grade Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts will occur.

 The formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT.

 If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond
 Sub-account (at least until there is first a transfer out of the AST
 Investment Grade Bond Sub-account). For example,
..   March 19, 2009 - a transfer is made to the AST Investment Grade Bond
    Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.
..   On March 20, 2009 (and at least until first a transfer is made out of the
    AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST Investment Grade Bond Sub-account).
..   Once there is a transfer out of the AST Investment Grade Bond Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula.

 As you can glean from the formula, poor or flat investment performance of your Account Value may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime 7 Plus, the values we use to compare to the Target Ratio will be fixed.

 Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, a transfer may be made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts. Any such transfer will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

 The amount of the transfer will be equal to the lesser of:

 a) The total value of all your Account Value in the AST Investment Grade Bond Sub-account, or
 b) An amount equal to 5% of your total Account Value.

 While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 7 Plus. Depending on the results of the calculations of the formula, we may, on any Valuation Day:
..   Not make any transfer between the Permitted Sub-accounts and the AST
    Investment Grade Bond Sub-account; or
..   If a portion of your Account Value was previously allocated to the AST
    Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). ; or
..   Transfer a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

 The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your Protected Withdrawal
    Value;
..   How long you have owned Highest Daily Lifetime 7 Plus or Spousal Highest
    Daily Lifetime 7 Plus;
..   The performance of the Permitted Sub-accounts you have chosen;
..   The performance of the AST Investment Grade Bond Sub-account;
..   The amount allocated to each of the Permitted Sub-accounts you have chosen;
..   The amount allocated to the AST Investment Grade Bond Sub-account;
..   Additional Purchase Payments, if any, you make to your Annuity; and
..   Withdrawals, if any, you take from your Annuity (withdrawals are taken pro rata from your Account Value).

 At any given time, some, most or none of your Account Value will be allocated to the AST Investment Grade Bond Sub-account, as dictated by the formula.

 The more of your Account Value allocated to the AST Investment Grade Bond Sub-account under the formula, the greater the impact of the performance of that Sub-account in determining whether (and how much) your Account Value is transferred back to the Permitted Sub-accounts. Further, it is possible under the formula that, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has good performance but the performance of your Permitted Sub-accounts is negative, that the formula might transfer your Account Value to the Permitted Sub-accounts. Similarly, the more you have allocated to the Permitted Sub-accounts, the greater the impact of the performance of those Permitted Sub-accounts will have on any transfer to the AST Investment Grade Bond Sub-account.

 If you make additional Purchase Payments to your Annuity, they will be allocated according to your allocation instructions. Once they are allocated to your Annuity, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Portfolio, if dictated by the formula.

 Any Account Value in the AST Investment Grade Bond Sub-account will not be available to participate in the investment experience of the Permitted Sub-accounts regardless of whether there is a subsequent Sub-account decline or recovery until it is transferred out of the AST Investment Grade Bond Sub-account.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as required minimum distribution provisions under the tax law. Please note, however, that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

 As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 7 Plus through a non-qualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION/SM/
 We previously offered an optional death benefit feature under Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. Please note that if you terminate Highest Daily Lifetime 7 Plus with BIO and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. As long as your Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. This benefit could be elected, provided that all owners and beneficiaries are natural persons or an agent acting for a natural person.

 If you elected this death benefit, you could not elect any other optional benefit. You could have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election and meet the Highest Daily Lifetime 7 Plus age requirements. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date. If you choose the Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of the Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero and, continue the benefit as described below.

 Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value, and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were Lifetime Withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

 If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Each beneficiary can choose to take his/her portion of either (a) the basic death benefit, or (b) the Beneficiary Income Option death benefit. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

 Here is an example to illustrate how the death benefit may be paid:
..   Assume that (i) the basic death benefit is $50,000, the Protected
    Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.
..   Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary's 75% share multiplied by $5,000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

 If you elect to terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section above.

 HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME ACCELERATOR/SM/
 In the past, we offered a version of Highest Daily Lifetime 7 Plus called Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator ("Highest Daily Lifetime 7 Plus with LIA"). You could choose Highest Daily Lifetime 7 Plus with or without also electing LIA, however you could not elect LIA without Highest Daily Lifetime 7 Plus and you could elect the LIA benefit at the time you elect Highest Daily Lifetime 7 Plus. Please note that if you terminate Highest Daily Lifetime 7 Plus with LIA and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. If you elected this benefit, you may not have elected any other optional benefit. As long as your Highest Daily Lifetime 7 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 7 Plus with LIA is based on a single "designated life" who was between the ages of 45 and 75 on the date that the benefit is elected. All terms and conditions of Highest Daily Lifetime 7 Plus apply to this version of the benefit, except as described herein.

 Highest Daily Lifetime 7 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

 Highest Daily Lifetime 7 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. If you choose the Highest Daily Lifetime 7 Plus with LIA, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value, or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

 If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

 ELIGIBILITY REQUIREMENTS FOR LIA AMOUNT. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120/th/ day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements ("LIA conditions") must be met.

 (1)The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
 (2)The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
    ii.Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
   iii.Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower. iv.Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
    v. Transferring: Moving into or out of a bed, chair or wheelchair. vi.Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

 You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 7 Plus benefit.

 Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, upon the next Annuity Anniversary the Annual Income Amount would replace the LIA Amount. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

 LIA AMOUNT AT THE FIRST LIFETIME WITHDRAWAL. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 7 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

 LIA AMOUNT AFTER THE FIRST LIFETIME WITHDRAWAL. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

 WITHDRAWALS IN EXCESS OF THE LIA AMOUNT. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

 Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

 PURCHASE PAYMENTS. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

 STEP UPS. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

 GUARANTEE PAYMENTS. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus with LIA, we will calculate the Annual Income Amount and any LIA amount if you are eligible, as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 7 Plus with LIA terminates, and no additional payments are made.

 ANNUITY OPTIONS. In addition to the Highest Daily Lifetime 7 Plus Annuity Options described above, after the Tenth Anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

 If you elect Highest Daily Lifetime 7 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

 SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (SHD7 Plus)
 Spousal Highest Daily Lifetime 7 Plus is the spousal version of Highest Daily Lifetime 7 Plus, and is no longer available for new elections. If you elected Spousal Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect another available living benefit, subject to our current rules. See "Termination of Existing Benefits and Election New Benefits". Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. Spousal Highest Daily Lifetime 7 Plus must have been elected based on two Designated Lives, as described below. The youngest Designated Life must have been at least 50 years old and the oldest Designated Life must have been at least 55 years old when the benefit was elected. Spousal Highest Daily Lifetime 7 Plus is not available if you elected any other optional benefit. As long as your Spousal Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the "Investment Options"
 section in this prospectus.

 We previously offered a benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "Designated Lives", and each, a "Designated Life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the Designated Lives ("Lifetime Withdrawals") provided you have not made "excess withdrawals" that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 7 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime 7 Plus.

 Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime 7 Plus.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
 (2)the Account Value.

 If you have not made a Lifetime Withdrawal on or before the 10/th/, 20/th/, or 25/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/, 20/th/, or 25/th/ Anniversary of the benefit effective date is equal to the greater of:

 (1)the Periodic Value described above or,

 (2)the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

    (a)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of the Account Value on the effective date of the benefit;
    (b)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of all adjusted Purchase Payments made within one year following the effective date of the benefit; and
    (c)All adjusted Purchase Payments made after one year following the effective date of the benefit.

 If you elect Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option ("BIO") (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit ("Tenth Anniversary"). This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date.

 On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent Purchase Payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

 RETURN OF PRINCIPAL GUARANTEE
 If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

 a) your Account Value on the day that you elected Spousal Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and
 b) the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

 If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to your Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal, including a required minimum distribution, (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage initially depends on the age of the youngest Designated Life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50 - less than 59 1/2, 5% for ages 59 1/2 - 79, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

 Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

 You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

 Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credit) based on the age of the younger Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50 - less than 59 1/2, 5% for ages 59 1/2 - 79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older), and
 (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credit).

 HIGHEST DAILY AUTO STEP-UP
 An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50 - less than 59 1/2, 5% for ages 59 1/2 - 79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

 The Spousal Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:
..   The Issue Date is December 1, 2008
..   The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5,
    2009
..   The younger Designated Life was 70 years old when he/she elected the
    Spousal Highest Daily Lifetime 7 Plus benefit.

 EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS
 On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

 EXAMPLE OF PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

 EXAMPLE OF HIGHEST DAILY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional Purchase Payments (including the amount of any associated Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest Designated Life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and Purchase Payments (including credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                   HIGHEST DAILY VALUE
                                     (ADJUSTED WITH      ADJUSTED ANNUAL INCOME
                                 WITHDRAWAL AND PURCHASE   AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**        HIGHEST DAILY VALUE)
-----              ------------- ----------------------- ----------------------
November 25, 2009   $119,000.00     $      119,000.00          $5,950.00
November 26, 2009                    Thanksgiving Day
November 27, 2009   $113,000.00     $      113,986.95          $5,699.35
November 30, 2009   $113,000.00     $      113,986.95          $5,699.35
December 01, 2009   $119,000.00     $      119,000.00          $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
 ** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.
   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.
   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

 NON-LIFETIME WITHDRAWAL FEATURE
 You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. The amount of the Non-Lifetime Withdrawal cannot be more than the amount that would cause the Annuity to be taken below the minimum Surrender Value after a withdrawal for your Annuity. This Non-Lifetime Withdrawal will not establish our initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 7 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime withdrawals may be taken.

 The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value, the Return of Principal guarantee and the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date, described above, by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal.

 If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

 EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

 Assume the following:
..   The Issue Date is December 1, 2008
..   The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5,
    2009
..   The Account Value at benefit election was $105,000
..   The younger Designated Life was 70 years old when he/she elected the
    Spousal Highest Daily Lifetime 7 Plus benefit.
..   No previous withdrawals have been taken under the Spousal Highest Daily
    Lifetime 7 Plus benefit.

 On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10/th/ benefit year minimum Periodic Value guarantee is $210,000, the 10/th/ benefit year Return of Principal guarantee is $105,000, the 20/th/ benefit year minimum Periodic Value guarantee is $420,000, the 25/th/ benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION:

      Withdrawal Amount divided by                               $ 15,000
      Account Value before withdrawal                            $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10/th/ benefit year Return of Principal                    $ 91,875
      10/th/ benefit year Minimum Periodic Value                 $183,750
      20/th/ benefit year Minimum Periodic Value                 $367,500
      25/th/ benefit year Minimum Periodic Value                 $551,250

 REQUIRED MINIMUM DISTRIBUTIONS
 Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the

 Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

 EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS
 The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

 Annual Income Amount = $5,000

 Remaining Annual Income Amount = $3,000

 Required Minimum Distribution = $6,000

 The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
 $4,000).

 If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

 BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS
..   To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime 7 Plus, and amounts are still payable under Spousal Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Spousal Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second Designated Life provided the Designated lives were spouses at the death of the first Designated Life.
..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or
       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life. We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity.
    The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no Lifetime Withdrawal was ever taken, we will calculate the Annual
    Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.
..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the older of the owner or Annuitant's 95/th/ birthday will be treated as annuity payments.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Spousal Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.
..   Withdrawals made while the Spousal Highest Daily Lifetime 7 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   Upon inception of the benefit and to maintain the benefit, 100% of your
    Account Value must have been allocated to the Permitted Sub-accounts.
..   You cannot allocate Purchase Payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elected this benefit. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.
..   You can make withdrawals from your Annuity without purchasing the Spousal
    Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   Transfers to and from the elected Sub-accounts and the AST Investment Grade
    Bond Portfolio Sub-account triggered by the Spousal Highest Daily Lifetime
    7 Plus pre-determined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.
..   You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to new investment limitations.
..   The maximum fee for Spousal Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value. The current fee for Spousal Highest Daily Lifetime 7 Plus is 0.90% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.225% of the greater of the prior day's Account Value, or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value and the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value, we will reduce the Account Value to zero, and continue the benefit as described above.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 We no longer permit new elections of Spousal Highest Daily Lifetime 7 Plus. Spousal Highest Daily Lifetime 7 Plus could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime 7 Plus only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:
..   One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

..   Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or
..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

 We do not permit a change of Owner under this benefit, except as follows: (a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or (b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary under this benefit. If the Designated Lives divorce, the Spousal Highest Daily Lifetime 7 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage.

 Spousal Highest Daily Lifetime 7 Plus could have been elected at the time that you purchased your Annuity or after the Issue Date, subject to our eligibility rules and restrictions. See "Termination of Existing Benefits and Election of New Benefits" above for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECTED BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

 TERMINATION OF THE BENEFIT
 You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life), (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount),
 (vi) if both the Account Value and Annual Income Amount equal zero, or
 (vii) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

 Upon termination of Spousal Highest Daily Lifetime 7 Plus other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and
 (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options based on your existing allocation instructions or (in the absence of such instruction) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

 HOW SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT
 See "How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in this Prospectus for information regarding this component of the benefit.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as required minimum distribution provisions under the tax law. Please note, however, that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

 As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 7 Plus through a non-qualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION/SM/
 We previously offered an optional death benefit feature under Spousal Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Spousal Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. You could choose Spousal Highest Daily Lifetime 7 Plus with or without also selecting the Beneficiary Income Option death benefit. However, you could not elect the Beneficiary Income Option without Spousal Highest Daily Lifetime 7 Plus and you could elect the Beneficiary Income Option death benefit at the time you elect Spousal Highest Daily Lifetime 7 Plus. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus with BIO and elect any available living benefit you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. As long as your Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit.

 If you elected the Beneficiary Income Option death benefit, you could not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life is no older than age 75 at the time of election and the Spousal Highest Daily Lifetime 7 Plus age requirements are met. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. If you choose the Spousal Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts, including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

 For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value (less any credits associated with Purchase Payments applied within 12 months prior to the date of death), and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death of the second Designated Life, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death of the second Designated Life, and we calculate the Annual Income Amount as if there were a Lifetime Withdrawal on the date of death of the second Designated Life. If there were Lifetime Withdrawals prior to the date of death of the second Designated Life, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

 If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic Death Benefit, or (b) the Beneficiary Income Option death benefit. In order to receive the Beneficiary Income Option Death Benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

 Here is an example to illustrate how the death benefit may be paid:
..   Assume that (i) the basic death benefit is $50,000, the Protected
    Withdrawal Value is $100,000, and the Annual Income Amount is $5,000;
    (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

..   Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary's 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

 If you elect to terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Spousal Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section.

 HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (HD 6 PLUS)
 We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life ("Lifetime Withdrawals"), provided that you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 6 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

 The income benefit under Highest Daily Lifetime 6 Plus currently is based on a single "designated life" who is at least 45 years old on the date that the benefit is acquired. The Highest Daily Lifetime 6 Plus Benefit is not available if you elect any other optional living benefit or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of the permitted investment options, see the "Investment Options" section.

 Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. See Death Benefit Component of Highest Daily Lifetime 6 Plus, below.

 ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR ACCOUNT VALUE FALLS TO ZERO, IF YOU TAKE WITHDRAWALS OF EXCESS INCOME THAT BRING YOUR ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT WOULD ALSO FALL TO ZERO, AND THE BENEFIT WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT, INCLUDING THE DEATH BENEFIT DESCRIBED BELOW, WOULD BE PAYABLE UNDER THE HIGHEST DAILY LIFETIME 6 PLUS BENEFIT.

 You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Highest Daily Lifetime 6 Plus for Annuities issued on or after May 1, 2009, subject to the 6 or 12 Month DCA Program's rules, and subject to State approvals. The 6 or 12 Month DCA Program is not available in certain states.

 Currently, if you elect Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See "Election of and Designations under the Benefit" below and "Termination of Existing Benefits and Election of New Benefits" for details. Please note that if you terminate Highest Daily Lifetime 6 Plus and elect another living benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first

 Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
 (2)the Account Value on the current Valuation Day.

 If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

 (1)the Periodic Value described above or,
 (2)the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

    (a)200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;
    (b)200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and
    (c)all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

 Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME 6 PLUS BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 or older. Under the Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any Contingent Deferred Sales Charge (CDSC) that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

 Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

 You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

 Any purchase payment that you make subsequent to the election of Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will
 (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the purchase payment (including any associated purchase Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79 and 6% for ages 80 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

 If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). We reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

 HIGHEST DAILY AUTO STEP-UP
 An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime 6 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

 The Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:
..   The Issue Date is December 1, 2008
..   The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
..   The Annuitant was 70 years old when he/she elected the Highest Daily
    Lifetime 6 Plus benefit.

 EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS
 On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

 EXAMPLE OF PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

 EXAMPLE OF HIGHEST DAILY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                   HIGHEST DAILY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**         HIGHEST DAILY VALUE)
-----              ------------- ----------------------- ------------------------
November 25, 2009   $119,000.00          $119,000.00            $5,950.00
November 26, 2009                   Thanksgiving Day
November 27, 2009   $113,000.00          $113,986.95            $5,699.35
November 30, 2009   $113,000.00          $113,986.95            $5,699.35
December 01, 2009   $119,000.00          $119,000.00            $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
 ** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.
   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.
   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

 NON-LIFETIME WITHDRAWAL FEATURE
 You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. The amount of the Non-Lifetime Withdrawal cannot be more than the amount that would cause the Annuity to be taken below the minimum Surrender Value after a withdrawal for your Annuity. This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 6 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

 The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date, described above, and the Death Benefit described below, by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal.

 If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

 EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

 Assume the following:
   .   The Issue Date is December 1, 2008
   .   The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
   .   The Account Value at benefit election was $105,000
   . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit
   . No previous withdrawals have been taken under the Highest Daily Lifetime 6 Plus benefit

 On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION:

      Withdrawal amount divided by                               $ 15,000
      Account Value before withdrawal                            $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10/th/ benefit year Minimum Periodic Value                 $183,750
      20/th/ benefit year Minimum Periodic Value                 $367,500

 REQUIRED MINIMUM DISTRIBUTIONS
 Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

 In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

 EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS
 The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

 Annual Income Amount = $5,000

 Remaining Annual Income Amount = $3,000

 Required Minimum Distribution = $6,000

 The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000: ($3,000 + ($6,000 - $5,000) =
 $4,000).

 If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

 DEATH BENEFIT COMPONENT OF HIGHEST DAILY LIFETIME 6 PLUS
 If you elect Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Highest Daily Lifetime 6 Plus, then your Death Benefit will be equal to the greatest of:
..   the basic death benefit under the Annuity; and
..   the amount of any optional death benefit you may have elected and remains in effect; and
..   (a) if no Lifetime Withdrawal had been taken prior to death, 300% of the
    Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date, or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an Annuity granted within 12 months prior to death.

 PLEASE NOTE THAT THE DEATH BENEFIT UNDER HIGHEST DAILY LIFETIME 6 PLUS IS NOT PAYABLE IF YOUR ACCOUNT VALUE IS REDUCED TO ZERO AS A RESULT OF WITHDRAWALS OR IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH. THIS DEATH BENEFIT MAY NOT BE AVAILABLE IN ALL STATES.

 BENEFITS UNDER HIGHEST DAILY LIFETIME 6 PLUS
..   To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. If this occurs, you will not be permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime
    6 Plus benefit terminates, and no additional payments are made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life. Please note if your Account Value is reduced to zero as result of withdrawals, the Death Benefit (described above under "Death Benefit Component of Highest Daily Lifetime 6 Plus") will also be reduced to zero and the Death Benefit will not be payable.
..   Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant's 95th birthday will be treated as annuity payments.
..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any annuity option available; or
       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

 If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

 PLEASE NOTE THAT A DEATH BENEFIT (AS DESCRIBED ABOVE) IS NOT PAYABLE IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.
..   Withdrawals made while the Highest Daily Lifetime 6 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 6 Plus benefit. The Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.
..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond
    Portfolio prospectus by going to www.prudentialannuities.com.
..   Transfers to and from the Sub-accounts, the DCA Fixed Rate Options, and the
    AST Investment Grade Bond Sub-account triggered by the Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.
..   Upon inception of the benefit and to maintain the benefit, 100% of your
    Account Value must be allocated to the Permitted Sub-accounts (or any DCA Fixed Rate Options if you elect the 6 or 12 Month DCA Program). If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirements will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.
..   If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.
..   The maximum charge for Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.85% annually of the greater of the Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis 0.2125% of the greater of the prior Valuation Day's Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.

 Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior

 Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $425.00 ($200,000 X .2125%).

 If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 For Highest Daily Lifetime 6 Plus, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 45 years old.

 Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 6 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 6 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian to the Annuitant, or vice versa or
 (c) ownership is transferred from one entity to another entity that is satisfactory to us.

 Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it or elect any other living benefit, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See "Termination of Existing Benefits and Election of New Benefits" in the prospectus for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. You and your financial professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

 TERMINATION OF THE BENEFIT
 You may terminate Highest Daily Lifetime 6 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates:
 (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount),
 (iv) upon our receipt of due proof of the death of the Annuitant (except insofar as paying the Death Benefit associated with this benefit), (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in "Election of and Designations under the Benefit" above.

 Upon termination of Highest Daily Lifetime 6 Plus other than upon the death of the Annuitant or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (FKA - Optional Allocation & Rebalancing Program), Automatic Rebalancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

 If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 6 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

 HOW HIGHEST DAILY LIFETIME 6 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT
 As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 6 Plus. For purposes of this benefit, we refer to those permitted investment options as the "Permitted Sub-accounts". If your Annuity was issued on or after May 1, 2009 (subject to regulatory approval), you may also choose to allocate purchase payments while this program is in effect to DCA Fixed Rate Options utilized with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"). If you are participating in Highest Daily Lifetime 6 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, amounts held within the DCA Fixed Rate Options are included within the term "Permitted Sub-Accounts". Thus, amounts may be transferred from the DCA Fixed Rate Options in the circumstances described above and in the section of the prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the AST Investment Grade Bond Sub-account will only be transferred to the Permitted Sub-accounts, not the DCA Fixed Rate Options.

 An integral part of Highest Daily Lifetime 6 Plus is the pre-determined mathematical formula used to transfer Account Value between the Permitted Sub-Accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-Account"). The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to or make transfers to or from the AST Investment Grade Bond Sub-account. The formula monitors your Account Value daily and, if dictated by the formula, systematically transfers amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. The formula is set forth in Appendix J (and is described below).

 Speaking generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that 5% is used in the formula, irrespective of the Annuitant's attained age. Then it produces an estimate of the total amount targeted in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments (including any associated purchase Credits with respect to XT6), and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts including any amounts allocated to DCA Fixed Rate Options. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the AST Investment Grade Bond Sub-account. As discussed above, if all or a portion of your Account Value is allocated to one or more DCA Fixed Rate Options at the time a transfer to the AST Investment Grade Bond Sub-account is required under the formula, we will first look to process the transfer from the Permitted Sub-accounts, other than the DCA Fixed Rate Options. If the amount allocated to the Permitted Sub-accounts is insufficient to satisfy the transfer, then any remaining amounts will be transferred from the DCA Fixed Rate Options on a "last-in, first-out" basis. Once a transfer is made, the three consecutive Valuation Days begin again. If, however, on any Valuation Day, the Target Ratio is above 84.5%, it will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the AST Investment Grade Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts (excluding the DCA Fixed Rate Options) will occur.

 The formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT.

 If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,
..   September 1, 2010 - a transfer is made to the AST Investment Grade Bond
    Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   September 2, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on September 1, 2010.
..   On September 2, 2010 - (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST Investment Grade Bond Sub-account).
..   Once there is a transfer out of the AST Investment Grade Bond Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula.

 As you can glean from the formula, poor or flat investment performance of your Account Value may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime 6 Plus, the values we use to compare to the Target Ratio will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime 6 Plus and existing Annuities that elect Highest Daily Lifetime 6 Plus in the future, however, we reserve the right to change such values.

 Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, a transfer may be made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts. Unless you are participating in an asset allocation program for which we are providing administrative support, any such transfer will be to your elected Sub-accounts pro-rata based on the Account Value in such Sub-accounts at that time. If there is no Account Value in the Sub-accounts, the transfer will be allocated according to your most recent allocation instructions. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

 The amount of the transfer will be equal to the lesser of:
 a) The total value of all your Account Value in the AST Investment Grade Bond Sub-account, or
 b) An amount equal to 5% of your total Account Value.

 While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus. Depending on the results of the calculations of the formula, we may, on any Valuation Day:
..   Not make any transfer between the Permitted Sub-accounts and the AST
    Investment Grade Bond Sub-account; or
..   If a portion of your Account Value was previously allocated to the AST
    Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or
..   Transfer a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

 The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your Protected Withdrawal
    Value;

..   How long you have owned Highest Daily Lifetime 6 Plus/Spousal Highest Daily
    Lifetime 6 Plus;
..   The performance of the Permitted Sub-accounts you have chosen;
..   The performance of the AST Investment Grade Bond Sub-account;
..   The amount allocated to each of the Permitted Sub-accounts you have chosen;
..   The amount allocated to the AST Investment Grade Bond Sub-account;
..   Additional purchase payments, if any, you make to your Annuity; and
..   Withdrawals, if any, you take from your Annuity (withdrawals are taken pro rata from your Account Value).

 At any given time, some, most or none of your Account Value will be allocated to the AST Investment Grade Bond Sub-account, as dictated by the formula.

 The more of your Account Value allocated to the AST Investment Grade Bond Sub-account under the formula, the greater the impact of the performance of that Sub-account in determining whether (and how much) your Account Value is transferred back to the Permitted Sub-accounts. Further, it is possible under the formula that, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has good performance but the performance of your Permitted Sub-accounts is negative, that the formula might transfer your Account Value to the Permitted Sub-accounts. Similarly, the more you have allocated to the Permitted Sub-accounts, the greater the impact of the performance of those Permitted Sub-accounts will have on any transfer to the AST Investment Grade Bond Sub-account.

 If you make additional purchase payments to your Annuity, they will be allocated according to your allocation instructions. Once they are allocated to your Annuity, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Portfolio, if dictated by the formula.

 Any Account Value in the AST Investment Grade Bond Sub-account will not be available to participate in the investment experience of the Permitted Sub-accounts regardless of whether there is a subsequent Sub-account decline or recovery until it is transferred out of the AST Investment Grade Bond Sub-account.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as required minimum distribution provisions under the tax law.

 As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 6 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR
 We offer another version of Highest Daily Lifetime 6 Plus that we call Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator ("Highest Daily Lifetime 6 Plus with LIA"). Highest Daily Lifetime 6 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Highest Daily Lifetime 6 Plus with LIA is not available in New York and certain other states/jurisdictions. You may choose Highest Daily Lifetime 6 Plus with or without also electing LIA, however you may not elect LIA without Highest Daily Lifetime 6 Plus and you must elect the LIA benefit at the time you elect Highest Daily Lifetime 6 Plus. If you elect Highest Daily Lifetime 6 Plus without LIA and would like to add the feature later, you must terminate the Highest Daily Lifetime 6 Plus benefit and elect the Highest Daily Lifetime 6 Plus with LIA (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime 6 Plus and elect the Highest Daily Lifetime 6 Plus with LIA you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. Highest Daily Lifetime 6 Plus with LIA is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living benefit or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 6 Plus with LIA currently is based on a single "designated life" who is between the ages of 45 and 75 on the date that the benefit is elected and received in good order. All terms and conditions of Highest Daily Lifetime 6 Plus apply to this version of the benefit, except as described herein.

 Highest Daily Lifetime 6 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

 If you elect the Highest Daily Lifetime 6 Plus with LIA, the maximum charge is 2.00% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 1.20% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.30% of the greater of the prior Valuation Day's Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.

 Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $600.00 ($200,000 X .30%)

 If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus with LIA benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described below) will not be payable.

 If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

 ELIGIBILITY REQUIREMENTS FOR LIA AMOUNT. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. The 120 day elimination period begins on the date that we receive notification from you of your eligibility for the LIA Amount. Thus, assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements ("LIA conditions") must be met.

 (1)The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
 (2)The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
    ii.Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
   iii.Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower. iv.Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
    v. Transferring: Moving into or out of a bed, chair or wheelchair. vi.Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

 You must notify us in writing when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. The designated life must be available for any assessment or reassessment pursuant to our administrative process requirements. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 6 Plus benefit.

 Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, upon the next Annuity Anniversary the Annual Income Amount would replace the LIA Amount. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

 LIA AMOUNT AT THE FIRST LIFETIME WITHDRAWAL. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 6 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

 LIA AMOUNT AFTER THE FIRST LIFETIME WITHDRAWAL. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the LIA benefit will be deemed a Lifetime Withdrawal.

 WITHDRAWALS IN EXCESS OF THE LIA AMOUNT. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA Amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

 WITHDRAWALS ARE NOT REQUIRED. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

 PURCHASE PAYMENTS. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional purchase payment, the Annual Income Amount is increased by an amount obtained by applying the applicable percentage (4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79; and 6% for ages 80 and older) to the purchase payment (including any associated purchase Credits). The applicable percentage is based on the attained age of the designated life on the date of the first Lifetime Withdrawal after the benefit effective date. The LIA Amount is increased by double the Annual Income Amount, if eligibility for LIA has been met. The Protected Withdrawal Value is increased by the amount of each purchase payment (including any associated purchase Credits).

 If the Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount (or, if eligible for LIA, the LIA Amount) is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount (or, if eligible for LIA, the LIA Amount) in an unintended fashion is the relative size of additional purchase payment(s). We reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

 STEP-UPS. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

 GUARANTEE PAYMENTS. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". TO THE EXTENT THAT CUMULATIVE WITHDRAWALS IN THE CURRENT ANNUITY YEAR THAT REDUCE YOUR ACCOUNT VALUE TO ZERO ARE MORE THAN THE LIA AMOUNT (EXCEPT IN THE CASE OF REQUIRED MINIMUM DISTRIBUTIONS), HIGHEST DAILY LIFETIME 6 PLUS WITH LIA TERMINATES, AND NO ADDITIONAL PAYMENTS ARE MADE. A DEATH BENEFIT UNDER HIGHEST DAILY LIFETIME 6 PLUS WITH LIA IS NOT PAYABLE IF GUARANTEE PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH.

 ANNUITY OPTIONS. In addition to the Highest Daily Lifetime 6 Plus annuity options described above, after the tenth anniversary of the benefit effective date ("Tenth Anniversary"), you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the designated life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun. A Death Benefit is not payable if annuity payments are being made at the time of the decedent's death.

 If you elect Highest Daily Lifetime 6 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

 DEATH BENEFIT COMPONENT OF HIGHEST DAILY LIFETIME 6 PLUS WITH LIA. The provisions of the Death Benefit Component of Highest Daily Lifetime 6 Plus (above for information about the Death Benefit) also apply to Highest Daily Lifetime Plus with LIA. Please note that with respect to Highest Daily Lifetime 6 Plus with LIA, we use the Annual Income Amount for purposes of the Death Benefit Calculations, not the LIA Amount.

 SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (SHD6 PLUS)
 Spousal Highest Daily Lifetime 6 Plus is the spousal version of Highest Daily Lifetime 6 Plus. Spousal Highest Daily Lifetime 6 Plus must be elected based on two designated lives, as described below. The youngest designated life must be at least 50 years old and the oldest designated life must be at least 55 years old when the benefit is elected. Spousal Highest Daily Lifetime 6 Plus is not available if you elect any other optional benefit. As long as your Spousal Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of permitted investment options, see the "Investment Options" section.

 We offer a benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "designated lives", and each, a "designated life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives ("Lifetime Withdrawals") provided you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 6 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

 Spousal Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit, however, is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. See Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus, below.

 ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR ACCOUNT VALUE FALLS TO ZERO, IF YOU TAKE WITHDRAWALS OF EXCESS INCOME THAT BRING YOUR ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT

 WOULD ALSO FALL TO ZERO, AND THE BENEFIT WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT, INCLUDING THE DEATH BENEFIT DESCRIBED BELOW, WOULD BE PAYABLE UNDER SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS.

 You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime 6 Plus for Annuities issued on or after May 1, 2009, subject to the 6 or 12 Month DCA Program's rules, and subject to State approvals. The 6 or 12 Month DCA Program is not available in certain states.

 Currently, if you elect Spousal Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See "Election of and Designations under the Benefit" below and "Termination of Existing Benefits and Election of New Benefits" for details. Please note that if you terminate Spousal Highest Daily Lifetime 6 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
 (2)the Account Value on the current Valuation Day.

 If you have not made a Lifetime Withdrawal on or before the 10/th/ or 20/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/ or 20/th/ Anniversary of the benefit effective date is equal to the greater of:

 (1)the Periodic Value described above or,
 (2)the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

    (a)200% (on the 10/th/ anniversary) or 400% (on the 20/th/ anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;
    (b)200% (on the 10/th/ anniversary) or 400% (on the 20/th/ anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and
    (c)all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

 Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage initially depends on the age of the youngest designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. We use the age of the youngest designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

 Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

 You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

 Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including any associated purchase Credits) based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older, and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

 If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). We reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

 HIGHEST DAILY AUTO STEP-UP
 An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

 The Spousal Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:
   .   The Issue Date is December 1, 2008
   . The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
   . The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit.

 EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS.
 On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

 EXAMPLE OF PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

 EXAMPLE OF HIGHEST DAILY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest designated life's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest designated life is between 65 and 84 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                   HIGHEST DAILY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**         HIGHEST DAILY VALUE)
-----              ------------- ----------------------- ------------------------
November 25, 2009   $119,000.00     $      119,000.00           $5,950.00
November 26, 2009                    Thanksgiving Day
November 27, 2009   $113,000.00     $      113,986.95           $5,699.35
November 30, 2009   $113,000.00     $      113,986.95           $5,699.35
December 01, 2009   $119,000.00     $      119,000.00           $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
 ** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.
   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.
   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

 NON-LIFETIME WITHDRAWAL FEATURE
 You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. The amount of the Non-Lifetime Withdrawal cannot be more than the amount that would cause the Annuity to be taken below the minimum Surrender Value after a withdrawal for your Annuity. This Non-Lifetime Withdrawal will not establish our initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 6 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime withdrawals may be taken.

 The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date, described above, and the Death Benefit (described below), by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal.

 If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

 EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

 Assume the following:
   .   The Issue Date is December 1, 2008
   . The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
   .   The Account Value at benefit election was $105,000
   . The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit
   . No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 6 Plus benefit

 On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000 and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION:

      Withdrawal amount divided by                               $ 15,000
      Account Value before withdrawal                            $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10th benefit year Minimum Periodic Value                   $183,750
      20th benefit year Minimum Periodic Value                   $367,500

 REQUIRED MINIMUM DISTRIBUTIONS
 Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

 In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

 EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS
 The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

 Annual Income Amount = $5,000

 Remaining Annual Income Amount = $3,000

 Required Minimum Distribution = $6,000

 The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
 $4,000).

 If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

 DEATH BENEFIT COMPONENT OF SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS.
 If you elect Spousal Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost, that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Spousal Highest Daily Lifetime 6 Plus benefit, then your Death Benefit will be equal to the greatest of:
..   the basic death benefit under the Annuity; and
..   the amount of any optional death benefit you may have elected and remains in effect; and
..   a) if no Lifetime Withdrawal had been taken prior to death, 300% of the
    Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an Annuity granted within 12 months prior to death.

 Upon the death of the first of the spousal designated lives, if a Death Benefit, as described above, would otherwise be payable, and the surviving designated life chooses to continue the Annuity, the Account Value will be adjusted, as of the date we receive due proof of death, to equal the amount of that Death Benefit if paid out in a lump sum, and the Spousal Highest Daily Lifetime 6 Plus benefit remains in force. Upon the death of the second Spousal designated life, the Death Benefit described above will be payable and the Spousal Highest Daily Lifetime 6 Plus rider will terminate as of the date we receive due proof of death.

 PLEASE NOTE THAT THE DEATH BENEFIT UNDER SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS IS NOT PAYABLE IF YOUR ACCOUNT VALUE IS REDUCED TO ZERO AS A RESULT OF WITHDRAWALS OR IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH. THIS DEATH BENEFIT MAY NOT BE AVAILABLE IN ALL STATES.

 BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS
..   To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second designated life provided the designated lives were spouses at the death of the first designated life. Please note that if your Account Value is reduced to zero as a result of withdrawals, the Death Benefit (described above) will also be reduced to zero and the Death
    Benefit will not be payable.
..   Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.
..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any annuity option available; or
       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

 If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

 PLEASE NOTE THAT THE DEATH BENEFIT (DESCRIBED ABOVE) IS NOT PAYABLE IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Spousal Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic
    Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.
..   Withdrawals made while the Spousal Highest Daily Lifetime 6 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis. As discussed in the prospectus, you may participate in the 6 or 12 Month Dollar Cost Averaging Program only if your Annuity was issued on or after May 1, 2009.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com
..   You can make withdrawals from your Annuity without purchasing the Spousal
    Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   Transfers to and from the elected Sub-accounts, the DCA Fixed Rate Options, and the AST Investment Grade Bond Sub-account triggered by the Spousal Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.
..   Upon inception of the benefit and to maintain the benefit, 100% of your
    Account Value must be allocated to the Permitted Sub-accounts (or any DCA Fixed Rate Options if you elect the 6 or 12 Month DCA Program). If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirement will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfers of Account Value and allocation of additional purchase payments may be subject to new investment limitations.
..   If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.
..   The maximum charge for Spousal Highest Daily Lifetime 6 Plus is 1.50%
    annually of the greater of the Account Value and Protected Withdrawal
    Value. The current charge is 0.95% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day's
    Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime
    6 Plus may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.

 Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $475.00 ($200,000 X .2375%)

 If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Spousal Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 Spousal Highest Daily Lifetime 6 Plus can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Currently, Spousal Highest Daily Lifetime 6 Plus only may be elected where the Owner, Annuitant, and Beneficiary designations are as follows:
..   One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or
..   Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or
..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto)

   ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

 We do not permit a change of Owner under this benefit, except as follows:
 (a)if one Owner dies and the surviving spousal Owner assumes the Annuity, or
 (b)if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary under this benefit. If the designated lives divorce, the Spousal Highest Daily Lifetime 6 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage.

 Spousal Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See "Termination of Existing Benefits and Election of New Benefits" in the prospectus for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECTED BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. You and your financial professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

 TERMINATION OF THE BENEFIT
 You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first designated life, the surviving designated life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first designated life), (ii) upon the death of the second designated life (except as may be needed to pay the Death Benefit associated with this benefit), (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount),
 (vi) if both the Account Value and Annual Income Amount equal zero, or
 (vii) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

 Upon termination of Spousal Highest Daily Lifetime 6 Plus other than upon death of a designated life or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (FKA - Optional Allocation & Rebalancing Program), Automatic Rebalancing Program, or 6 or 12 Month DCA Program) for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If prior to the transfer from the AST Investment Grade Bond Sub-account the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

 HOW SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT. See "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" above for information regarding this component of the benefit.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as required minimum distribution provisions under the tax law.

 As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 6 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

                                 DEATH BENEFIT

 WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?
 The Annuity provides a Death Benefit during its accumulation period. IF AN ANNUITY IS OWNED BY ONE OR MORE NATURAL PERSONS, THE DEATH BENEFIT IS PAYABLE UPON THE FIRST DEATH OF AN OWNER. IF AN ANNUITY IS OWNED BY AN ENTITY, THE DEATH BENEFIT IS PAYABLE UPON THE ANNUITANT'S DEATH, IF THERE IS NO CONTINGENT ANNUITANT. Generally, if a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the "decedent."

 BASIC DEATH BENEFIT
 The Annuity provides a basic Death Benefit at no additional charge. The Insurance Charge we deduct daily from your Account Value allocated to the Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under an Annuity. The Annuity also offers four different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. NOTWITHSTANDING THE ADDITIONAL PROTECTION PROVIDED UNDER THE OPTIONAL DEATH BENEFITS, THE ADDITIONAL COST HAS THE IMPACT OF REDUCING THE NET PERFORMANCE OF THE INVESTMENT OPTIONS. IN ADDITION UNDER CERTAIN CIRCUMSTANCES, YOUR DEATH BENEFIT MAY BE REDUCED BY THE AMOUNT OF ANY CREDITS WE APPLIED TO YOUR PURCHASE PAYMENTS. (SEE "HOW ARE CREDITS APPLIED TO MY ACCOUNT VALUE".)

 CONSIDERATIONS FOR CONTINGENT ANNUITANTS: We may allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. In some of our Annuities held by these same types of entities we allow for the naming of a co-annuitant, which also is used to mean the successor annuitant (and not another life used for measuring the duration of an annuity payment option). Like in the case of a contingent annuitant, the Annuity may no longer qualify for tax deferral where the contract continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity which is not eligible for tax deferral benefits under Section 72(u) of the Code. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

 The basic Death Benefit is the greater of:
..   The sum of all Purchase Payments (not including any Credits) less the sum of all proportional withdrawals.
..   The sum of your Account Value in the Sub-accounts, your Interim Value in the Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options (less the amount of any Credits applied within 12-months prior to the date of death).

 "PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments for purposes of calculating the basic Death Benefit.

 OPTIONAL DEATH BENEFITS
 Two optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries.

 CURRENTLY, THESE BENEFITS ARE ONLY OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND MUST BE ELECTED AT THE TIME THAT YOU PURCHASE YOUR ANNUITY. WE MAY, AT A LATER DATE, ALLOW EXISTING ANNUITY OWNERS TO PURCHASE AN OPTIONAL DEATH BENEFIT SUBJECT TO OUR RULES AND ANY CHANGES OR RESTRICTIONS IN THE BENEFITS. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT MAY ONLY BE ELECTED INDIVIDUALLY, AND CANNOT BE ELECTED IN COMBINATION WITH ANY OTHER OPTIONAL DEATH BENEFIT. IF YOU ELECT SPOUSAL LIFETIME FIVE, SPOUSAL HIGHEST DAILY LIFETIME SEVEN, SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS OR THE BIO FEATURE OF HIGHEST DAILY LIFETIME SEVEN OR THE HIGHEST DAILY LIFETIME 7 PLUS SUITE OF BENEFITS, YOU ARE NOT PERMITTED TO ELECT AN OPTIONAL DEATH BENEFIT. UNDER CERTAIN CIRCUMSTANCES, EACH OPTIONAL DEATH BENEFIT THAT YOU ELECT MAY BE REDUCED BY THE AMOUNT OF CREDITS APPLIED TO YOUR PURCHASE PAYMENTS (UPON RECEIPT OF SEC APPROVAL OF RELATED EXEMPTIVE APPLICATION).

 INVESTMENT RESTRICTIONS MAY APPLY IF YOU ELECT CERTAIN OPTIONAL DEATH BENEFITS. SEE THE CHART IN THE "INVESTMENT OPTIONS" SECTION OF THE PROSPECTUS FOR A LIST OF INVESTMENT OPTIONS AVAILABLE AND PERMITTED WITH EACH BENEFIT.

 Enhanced Beneficiary Protection Optional Death Benefit

 THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS NO LONGER AVAILABLE FOR NEW ELECTIONS. IT PROVIDES ADDITIONAL AMOUNTS TO YOUR BENEFICIARY THAT MAY BE USED TO OFFSET FEDERAL AND STATE TAXES PAYABLE ON ANY TAXABLE GAINS IN YOUR ANNUITY AT THE TIME OF YOUR DEATH. WHETHER THIS BENEFIT IS APPROPRIATE FOR YOU MAY DEPEND ON YOUR PARTICULAR CIRCUMSTANCES, INCLUDING OTHER FINANCIAL RESOURCES THAT MAY BE AVAILABLE TO YOUR BENEFICIARY TO PAY TAXES ON YOUR ANNUITY SHOULD YOU DIE DURING THE ACCUMULATION PERIOD. NO BENEFIT IS PAYABLE IF DEATH OCCURS ON OR AFTER THE ANNUITY DATE.

 THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT PROVIDED A BENEFIT PAYABLE IN ADDITION TO THE BASIC DEATH BENEFIT AND CERTAIN OTHER OPTIONAL DEATH BENEFITS YOU MAY ELECT IN CONJUNCTION WITH THIS BENEFIT. If the Annuity has one Owner, the Owner had to be age 75 or less at the time the benefit was purchased. If an Annuity has joint Owners, the oldest Owner had to be age 75 or less. If an Annuity is owned by an entity, the Annuitant had to be age 75 or less.

 CALCULATION OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT
 If you purchased the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

 1. the BASIC DEATH BENEFIT described above;

    PLUS

 2. 40% of your "GROWTH" under an Annuity, as defined below.

 "GROWTH" means the sum of your Account Value in the Sub-accounts and your Interim Value in the MVA Fixed Allocations, minus the total of all Purchase Payments (less the amount of any Credits applied within 12-months prior to the date of death) reduced by the sum of all proportional withdrawals.

 "PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments.

 THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS SUBJECT TO A MAXIMUM OF 100% OF ALL PURCHASE PAYMENTS APPLIED TO AN ANNUITY AT LEAST 12 MONTHS PRIOR TO THE DEATH OF THE DECEDENT THAT TRIGGERS THE PAYMENT OF THE DEATH BENEFIT.

 THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT WAS OFFERED IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL. PLEASE REFER TO THE SECTION ENTITLED "TAX CONSIDERATIONS" FOR A DISCUSSION OF SPECIAL TAX CONSIDERATIONS FOR PURCHASERS OF THIS BENEFIT. THE ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT WAS NOT AVAILABLE IF YOU ELECTED THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT, THE SPOUSAL LIFETIME FIVE INCOME BENEFIT, SPOUSAL HIGHEST DAILY LIFETIME SEVEN OR HIGHEST DAILY LIFETIME SEVEN WITH BIO.

 See Appendix B for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.

 Highest Anniversary Value Death Benefit ("HAV")

 IF AN ANNUITY HAS ONE OWNER, THE OWNER MUST BE AGE 79 OR LESS AT THE TIME THE HIGHEST ANNIVERSARY VALUE OPTIONAL DEATH BENEFIT IS PURCHASED. IF AN ANNUITY HAS JOINT OWNERS, THE OLDEST OWNER MUST BE AGE 79 OR LESS. IF AN ANNUITY IS OWNED BY AN ENTITY, THE ANNUITANT MUST BE AGE 79 OR LESS.

 Certain of the Portfolios offered as Sub-accounts under the Annuity are not available if you elect the Highest Anniversary Value Death Benefit.

 CALCULATION OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT
 The HAV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

       If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the basic Death Benefit described above; and
       2. the Highest Anniversary Value as of the Owner's date of death.

       If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the basic Death Benefit described above; and
       2. the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to date of death) less the sum of all proportional withdrawals since the Death Benefit Target Date.

       THE AMOUNT DETERMINED BY THIS CALCULATION IS INCREASED BY ANY PURCHASE PAYMENTS RECEIVED AFTER THE OWNER'S DATE OF DEATH AND DECREASED BY ANY PROPORTIONAL WITHDRAWALS SINCE SUCH DATE.

       THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECTED THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" OR THE "HIGHEST DAILY VALUE" DEATH BENEFIT. IT IS ALSO NOT AVAILABLE WITH SPOUSAL LIFETIME FIVE, SPOUSAL HIGHEST DAILY LIFETIME SEVEN, OR THE SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS BENEFIT.

 Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner's age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary Value Death Benefit for Owners who are age 76 or older when an Annuity is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.

 See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.

 Combination 5% Roll-up and Highest Anniversary Value Death Benefit

 If an Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

 Certain of the Portfolios offered as Sub-accounts under an Annuity are not available if you elect the Combination 5% Roll-up and HAV Death Benefit. If you elect this benefit, you must allocate your Account Value in accordance with the then permitted and available option(s).

 CALCULATION OF THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT
 The Combination 5% Roll-up and HAV Death Benefit equals the greatest of:

       1. the basic Death Benefit described above; and
       2. the Highest Anniversary Value Death Benefit described above; and
       3. 5% Roll-up described below.

       The calculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.

       If the Owner dies before the Death Benefit Target Date the 5% Roll up is equal to:

       . all Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to date of death) increasing at an annual effective interest rate of 5% starting on the date that each Purchase Payment is made and ending on the Owner's date of death;

    MINUS

       . the sum of all withdrawals, dollar for dollar up to 5% of the Death Benefit's value as of the prior contract anniversary (or Issue Date if the withdrawal is in the first contract year). Any withdrawals in excess of the 5% dollar for dollar limit are proportional.

       If the Owner dies on or after the Death Benefit Target Date the 5% Roll-up is equal to:

       . the 5% Roll-up value as of the Death Benefit Target Date increased by total Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to date of death) made after the Death Benefit Target Date;

    MINUS

       . the sum of all withdrawals which reduce the 5% Roll-up proportionally.

 THE AMOUNTS CALCULATED IN ITEMS 1, 2 AND 3 ABOVE (BEFORE, ON OR AFTER THE DEATH BENEFIT TARGET DATE) MAY BE REDUCED BY ANY CREDITS UNDER CERTAIN CIRCUMSTANCES. PLEASE REFER TO THE DEFINITIONS OF DEATH BENEFIT TARGET DATE BELOW. THIS DEATH BENEFIT MAY NOT BE AN APPROPRIATE FEATURE WHERE THE OWNER'S AGE IS NEAR THE AGE SPECIFIED IN THE DEATH BENEFIT TARGET DATE. THIS IS BECAUSE THE BENEFIT MAY NOT HAVE THE SAME POTENTIAL FOR GROWTH AS IT OTHERWISE WOULD, SINCE THERE WILL BE FEWER ANNUITY ANNIVERSARIES BEFORE THE DEATH BENEFIT TARGET DATE IS REACHED.

 THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT ANY OTHER OPTIONAL DEATH BENEFIT OR ELECT SPOUSAL LIFETIME FIVE, SPOUSAL HIGHEST DAILY LIFETIME SEVEN, OR THE BIO FEATURE OF HIGHEST DAILY LIFETIME SEVEN OR THE HIGHEST DAILY LIFETIME 7 PLUS BENEFIT. See Appendix B for examples of how the "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit is calculated.

 KEY TERMS USED WITH THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT AND THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT:
   . The Death Benefit Target Date for the Highest Anniversary Value Death Benefit is the contract anniversary on or after the 80/th/ birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.
   . The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death Benefit is the later of the contract anniversary on or after the 80/th/ birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.
   . The Highest Anniversary Value equals the highest of all previous "Anniversary Values" less proportional withdrawals since such anniversary and plus any Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death) since such anniversary.
   . The Anniversary Value is the Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocation as of each anniversary of the Issue Date of an Annuity. The Anniversary Value on the Issue Date is equal to your Purchase Payment. (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death)
   . Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Anniversary Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($ 125,000) by 10% or $12,500.

 Highest Daily Value Death Benefit ("HDV")

 THE HIGHEST DAILY VALUE DEATH BENEFIT IS NO LONGER AVAILABLE FOR NEW ELECTIONS. IF AN ANNUITY HAS ONE OWNER, THE OWNER MUST HAVE BEEN AGE 79 OR LESS AT THE TIME THE HIGHEST DAILY VALUE DEATH BENEFIT WAS ELECTED. IF AN ANNUITY HAS JOINT OWNERS, THE OLDER OWNER MUST HAVE BEEN AGE 79 OR LESS. IF THERE ARE JOINT OWNERS, DEATH OF THE OWNER REFERS TO THE FIRST TO DIE OF THE JOINT OWNERS. IF AN ANNUITY IS OWNED BY AN ENTITY, THE ANNUITANT MUST HAVE BEEN AGE 79 OR LESS AT THE TIME OF ELECTION AND DEATH OF THE OWNER REFERS TO THE DEATH OF THE ANNUITANT.

 If you elected this benefit, you must allocate your Account Value in accordance with the permitted and available option(s) with this benefit.

       The HDV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

       If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the basic Death Benefit described above (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death); and
       2. the HDV as of the Owner's date of death.

       If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the basic Death Benefit described above; and

       2. the HDV on the Death Benefit Target Date plus the sum of all Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death) less the sum of all proportional withdrawals since the Death Benefit Target Date.

       THE AMOUNT DETERMINED BY THIS CALCULATION IS INCREASED BY ANY PURCHASE PAYMENTS RECEIVED AFTER THE OWNER'S DATE OF DEATH AND DECREASED BY ANY PROPORTIONAL WITHDRAWALS SINCE SUCH DATE.

       THE HIGHEST DAILY VALUE DEATH BENEFIT DESCRIBED ABOVE WAS OFFERED IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL. THE HIGHEST DAILY VALUE DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECTED THE GUARANTEED RETURN OPTION PLUS 2008, HIGHEST DAILY GRO, SPOUSAL LIFETIME FIVE, HIGHEST DAILY LIFETIME FIVE, HIGHEST DAILY LIFETIME SEVEN, THE HIGHEST DAILY LIFETIME 7 PLUS BENEFITS, SPOUSAL HIGHEST DAILY LIFETIME SEVEN, THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT, OR THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT.

 KEY TERMS USED WITH THE HIGHEST DAILY VALUE DEATH BENEFIT:

   . The Death Benefit Target Date for the Highest Daily Value Death Benefit is the later of an Annuity anniversary on or after the 80/th/ birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.
   . The Highest Daily Value equals the highest of all previous "Daily Values" less proportional withdrawals since such date and plus any Purchase Payments (plus associated Credits) since such date.
   . The Daily Value is the Account Value as of the end of each Valuation Day. The Daily Value on the Issue Date is equal to your Purchase Payment (plus associated Credits applied more than twelve (12) months prior to the date of death).
   . Proportional withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.

 Please see Appendix B to this prospectus for a hypothetical example of how the HDV Death Benefit is calculated.

 ANNUITIES WITH JOINT OWNERS
 For Annuities with Joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own your Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of your Annuity and continue the Annuity instead of receiving the Death Benefit.

 ANNUITIES OWNED BY ENTITIES
 For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable). Where a contract is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the contract is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the contract.

 CAN I TERMINATE THE OPTIONAL DEATH BENEFITS? DO THE OPTIONAL DEATH BENEFITS TERMINATE UNDER OTHER CIRCUMSTANCES?
 You can terminate the Enhanced Beneficiary Protection Death Benefit and the Highest Anniversary Value Death Benefit at any time. The "Combination 5% Roll-up and HAV Death Benefit" and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations. For jointly owned Annuities, the optional death benefits are payable upon the first death of either Owner and therefore terminate and do not continue if a surviving spouse continues the Annuity. Where an Annuity is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the Account Value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the Annuity.

 WHAT ARE THE CHARGES FOR THE OPTIONAL DEATH BENEFITS?
 For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit, we impose a charge equal to 0.25% and 0.50%, respectively, per year of the average daily net assets of the Sub-accounts. We deduct a charge equal to 0.25% per year of the average daily net assets of the Sub-accounts for the Enhanced Beneficiary Protection Death Benefit and 0.50% per year of the average daily net assets of the Sub-accounts for the HDV Death Benefit. We deduct the charge for each of these benefits to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. The additional annual charge is deducted daily against your Account Value allocated to the Sub-accounts.

 Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

 PRUDENTIAL ANNUITIES' ANNUITY REWARDS

 WHAT IS THE ANNUITY REWARDS BENEFIT?
 The Annuity Rewards Benefit offers Owners the ability to capture any market gains since the Issue Date of their Annuity as an enhancement to their current Death Benefit so their beneficiaries will not receive less than an Annuity's value as of the effective date of the benefit. Under the Annuity Rewards Benefit, Prudential Annuities guarantees that the Death Benefit will not be less than:

       . your Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of the effective date of the benefit

       . MINUS any proportional withdrawals following the effective date of the benefit

       . PLUS any additional Purchase Payments applied to your Annuity following the effective date of the benefit.

 The Annuity Rewards Death Benefit enhancement does not affect the calculation of the basic Death Benefit or any Optional Death Benefits available under an Annuity. If the Death Benefit amount payable under your Annuity's basic Death Benefit or any Optional Death Benefits you purchase is greater than the enhanced Death Benefit under the Annuity Rewards Benefit on the date the Death Benefit is calculated, your beneficiary will receive the higher amount.

 WHO IS ELIGIBLE FOR THE ANNUITY REWARDS BENEFIT?
 Owners can elect the Annuity Rewards Death Benefit enhancement when the original CDSC period is over. However, the Account Value on the date that the Annuity Rewards benefit is effective, must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any Optional Death Benefit then in effect). The effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.

 PAYMENT OF DEATH BENEFITS

 ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES OWNED BY INDIVIDUALS (NOT ASSOCIATED WITH TAX-FAVORED PLANS)
 Except in the case of a spousal assumption as described below, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity.

 If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death.

 In the event of your death before the Annuity Date, the Death Benefit must be distributed:
   .   within five (5) years of the date of death; or
   . as a series of payments not extending beyond the life expectancy of the beneficiary or over the life of the beneficiary. Payments under this option must begin within one year of the date of death.

 Unless you have made an election prior to Death Benefit proceeds becoming due, a Beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled "Beneficiary Continuation Option," as a series of required distributions.

 Upon our receipt of proof of death, we will send to the beneficiary materials that list these payment options.

 ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES HELD BY TAX-FAVORED PLANS The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires minimum distributions. Upon your death under an IRA, 403(b) or other "qualified investment", the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated beneficiary and whether the Beneficiary is your surviving spouse.

   . If you die after a designated beneficiary has been named, the death benefit must be distributed by December 31/st/ of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life expectancy of the designated beneficiary (provided such payments begin by December 31/st/ of the year following the year of death). However, if your surviving spouse is the beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31/st/ of the year following the year of death or December 31/st/ of the year in which you would have reached age 70 1/2, which ever is later. Additionally, if the contract is payable to (or for the benefit of) your surviving spouse, that portion of the Annuity may be continued with your spouse as the owner. Note that the Worker, Retiree and Employer Recovery Act of 2008 suspended Required Minimum Distributions for 2009. If your beneficiary elects to receive full distribution by December 31/st/ of the year including the five year anniversary of the date of death, 2009 shall not be included in the five year requirement period. This effectively extends this period to December 31/st/ of the year including the six year anniversary date of death.
   . If you die before a designated beneficiary is named and BEFORE the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31/st/ of the year including the five year anniversary of the date of death. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary. For this distribution requirement also, 2009 shall not be included in the five year requirement period.
   . If you die before a designated beneficiary is named and AFTER the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary.

 A beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules.

 Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

 For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code.

 The tax consequences to the beneficiary may vary among the different death benefit payment options. See the Tax Considerations section of this prospectus, and consult your tax advisor.

 BENEFICIARY CONTINUATION OPTION
 Instead of receiving the death benefit in a single payment, or under an Annuity Option, a beneficiary may take the death benefit under an alternative death benefit payment option, as provided by the Code and described above under the sections entitled "Payment of Death Benefits" and "Alternative Death Benefit Payment Options - Annuities Held by Tax-Favored Plans." This "Beneficiary Continuation Option" is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)), Beneficiary Annuities and non-qualified Annuities.

 Under the Beneficiary Continuation Option:
   . The beneficiary must apply at least $15,000 to the Beneficiary Continuation Option. Thus, the death benefit must be at least $15,000.
   . The Owner's Annuity will be continued in the Owner's name, for the benefit of the beneficiary.
   . Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the average assets allocated to the Sub-accounts. For non-qualified Annuities the charge is 1.00% per year, and for qualified Annuities the charge is 1.40% per year.
   . Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Account Value. For non-qualified annuities, the fee will only apply if the Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.
   . The initial Account Value will be equal to any death benefit (including any optional death benefit) that would have been payable to the beneficiary if the beneficiary had taken a lump sum distribution.
   . The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-Accounts may not be available.
   . The beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.
   . No Fixed Allocations or fixed interest rate options will be offered for the non-qualified Beneficiary Continuation Options. However, for qualified Annuities, the Fixed Allocations will be those offered at the time the Beneficiary Continuation Option is elected.

   .   No additional Purchase Payments can be applied to the Annuity.
   . The basic death benefit and any optional benefits elected by the Owner will no longer apply to the beneficiary.
   . The beneficiary can request a withdrawal of all or a portion of the Account Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the beneficiary's withdrawal rights.
   .   Withdrawals are not subject to CDSC.
   . Upon the death of the beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the beneficiary
       (successor), unless the successor chooses to continue receiving payments.

 Currently only Investment Options corresponding to Portfolios of the Advanced Series Trust are available under the Beneficiary Continuation Option.

 In addition to the materials referenced above, the Beneficiary will be provided with a prospectus and a settlement agreement describing the Beneficiary Continuation Option. We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a beneficiary under the Beneficiary Continuation Option.

 SPOUSAL ASSUMPTION OF ANNUITY
 You may name your spouse as your Beneficiary. If you and your spouse own your Annuity jointly, we assume that the sole primary Beneficiary will be the surviving spouse unless you elect an alternative Beneficiary Designation. Unless you elect an alternative Beneficiary Designation, the spouse Beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional Purchase Payments.

 See the section entitled "Managing Your Annuity" - "Spousal Designations" and "Contingent Annuitant" for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an Annuity owned by a Custodial Account.

 WHEN DO YOU DETERMINE THE DEATH BENEFIT?
 We determine the amount of the Death Benefit as of the date we receive "due proof of death" (and in certain limited circumstances as of the date of death), any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit. "Due proof of death" may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of "due proof of death" we automatically transfer the Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to an eligible annuity payment option.

 Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death Benefit. During the period from the date of death until we receive all required paper work, the amount of the Death Benefit may be subject to market fluctuations.

 EXCEPTIONS TO AMOUNT OF DEATH BENEFIT
 There are certain exceptions to the amount of the Death Benefit:

 Death Benefit Suspension Period. You should be aware that there is a Death Benefit suspension period (unless prohibited by applicable law). If the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter), and did not become the Owner or Annuitant due to the prior Owner's or Annuitant's death, any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period as to that person from the date he or she first became Owner or Annuitant. While the two year suspension is in effect, the Death Benefit amount will equal the Account Value plus the Interim Value in the MVA Fixed Allocations, less any Purchase Credits granted during the period beginning 12 months prior to decedent's date of death and ending on the date we receive Due Proof of death. Thus, if you had elected an Optional Death Benefit, and the suspension were in effect, you would be paying the fee for the Optional Death Benefit even though during the suspension period your Death Benefit would have been limited to the Account Value plus the Interim Value in the MVA Fixed Allocations. After the two year suspension period is completed, the Death Benefit is the same as if the suspension period had not been in force. See the section of the prospectus above generally with regard to changes of Owner and Annuitant that are allowable.

 With respect to a Beneficiary Annuity, the Death Benefit is triggered by the death of the beneficial Owner (or the Key Life, if entity-owned). However, if the Annuity is held as a Beneficiary Annuity, the Owner is an entity, and the Key Life is already deceased, then no Death Benefit is payable upon the death of the beneficial Owner.

                            VALUING YOUR INVESTMENT

 HOW IS MY ACCOUNT VALUE DETERMINED?
 During the accumulation period, your Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. For Annuities with a Highest Daily Lifetime Five election, Account Value also includes the value of any allocation to the Benefit Fixed Rate Account. See the "Living Benefits - Highest Daily Lifetime Five" section of the Prospectus for a description of the Benefit Fixed Rate Account. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. The Account Value includes any Credits we applied to your Purchase Payments which we are entitled to take back under certain circumstances. When determining the Account Value on a day more than 30 days prior to a MVA Fixed Allocation's Maturity Date, the Account Value may include any Market Value Adjustment that would apply to a MVA Fixed Allocation (if withdrawn or transferred) on that day.

 WHAT IS THE SURRENDER VALUE OF MY ANNUITY?
 The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under "Glossary of Terms" above.

 HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?
 When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge, and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled "What Happens to My Units When There is a Change in Daily Asset-Based Charges?" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

 Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

 EXAMPLE
 Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you
 158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

 HOW DO YOU VALUE FIXED ALLOCATIONS?
 During the Guarantee Period, we use the concept of an Interim Value for the MVA Fixed Allocations. The Interim Value can be calculated on any day and is equal to the initial value allocated to a MVA Fixed Allocation plus all interest credited to a MVA Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market Value Adjustment. If you made any transfers or withdrawals from an MVA Fixed Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of a MVA Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the MVA Fixed Allocation times the Market Value Adjustment factor. In addition to MVA Fixed Allocations that are subject to a Market Value Adjustment, we offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program, and are not subject to any MVA. Account Value allocated to the DCA Fixed Rate Options earns the declared rate of interest while it is transferred over a 6 month or 12 month period into the Sub-accounts that you have designated.

 WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?
 Prudential Annuities is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m.
 EST). Generally, financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-Valuation Day or after the close of the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.

 There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request.

 We have arrangements with certain selling firms, under which receipt by the firm in good order prior to our cut-off time on a given Valuation Day is treated as receipt by us on that Valuation Day for pricing purposes. Currently, we have such an arrangement with Citigroup Global Markets Inc. ("CGM"). In addition, we currently have an arrangement with Merrill Lynch, Pierce, Fenner & Smith, Inc. ("Merrill Lynch") under which transfer orders between Sub-accounts that are received in good order by Merrill Lynch prior to the NYSE close on a given Valuation Day will be priced by us as of that Valuation Day. The arrangements with CGM and Merrill Lynch may be terminated in certain circumstances.

 There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request. The NYSE is closed on the following nationally recognized holidays: New Year's Day, Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving, and Christmas. On those dates, we will not process any financial transactions involving purchase or redemption orders.

 Prudential Annuities will also not process financial transactions involving purchase or redemption orders or transfers on any day that:
..   trading on the NYSE is restricted;
..   an emergency, as determined by the SEC, exists as determined by the SEC making redemption or valuation of securities held in the separate account impractical; or
..   the SEC, by order, permits the suspension or postponement for the protection of security holders.

 INITIAL PURCHASE PAYMENTS: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive all of our requirements at our office to issue an Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment (and any associated Credits) and issue an Annuity within two (2) Valuation Days. With respect to both your initial Purchase Payment and any subsequent Purchase Payment that is pending investment in our separate account, we may hold the amount temporarily in our general account and may earn interest on such amount. You will not be credited with interest during that period.

 As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm's principal approval and is provided with the application, or is notified of the firm principal's rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer's funds at the customer's request prior to the firm's principal approval or upon the firm's rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense account may be subject to our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable Federal and State laws.

 ADDITIONAL PURCHASE PAYMENTS: We will apply any additional Purchase Payments (and any associated Credit) on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions.

 SCHEDULED TRANSACTIONS: Scheduled transactions include transfers made in connection with dollar cost averaging, the asset allocation program, auto-rebalancing, systematic withdrawals, systematic investments, required minimum distributions, substantially equal periodic payments under
 Section 72(t) of the Code, or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to required minimum distributions, substantially equal periodic payments under Section 72(t) of the Code, systematic withdrawals and annuity payments only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.

 UNSCHEDULED TRANSACTIONS: "Unscheduled" transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. Unscheduled transactions are processed and valued as of the Valuation Day we receive the request at our Office and have all of the required information. We may postpone paying any amount for a full or partial surrender to authenticate the signature on a request. In the event that we postpone payment, the request will not be effective until we have validated the signature on the request to our satisfaction. Once accepted, the request for a full or partial surrender will be paid within seven days.

 MEDICALLY-RELATED SURRENDERS & DEATH BENEFITS: Medically-related surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

 We are generally required by law to pay any surrender request or death benefit claims from the Separate Account within 7 days of our receipt of your request in good order.

 TERMINATION OF OPTIONAL BENEFITS: Except for the Guaranteed Minimum Income Benefit, the "Combination 5% Roll-up and Highest Anniversary Value Death Benefit" and the Highest Daily Value Death Benefit, which generally cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This change may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the change; however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).

                              TAX CONSIDERATIONS

 The tax considerations associated with an Annuity vary depending on whether the contract is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of contracts below. The discussion is general in nature and describes only federal income tax law (not state or other tax laws). It is based on current law and interpretations, which may change. The information provided is not intended as tax advice. You should consult with a qualified tax advisor for complete information and advice. References to purchase payments below relate to your cost basis in your contract. Generally, your cost basis in a contract not associated with a tax-favored retirement plan is the amount you pay into your contract, or into annuities exchanged for your contract, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible IRA contributions. The discussion includes a description of certain spousal rights under the contract, and our administration of such spousal rights and related tax reporting accords with our understanding of the Defense of Marriage Act (which defines a "marriage" as a legal union between a man and a woman and a "spouse" as a person of the opposite sex). Depending on the state in which your annuity is issued, we may offer certain spousal benefits to civil union couples or same-sex marriages. You should be aware, however, that federal tax law does not recognize civil unions or same-sex marriages. Therefore, we cannot permit a civil union partner or same-sex spouse to continue the annuity within the meaning of the tax law upon the death of the first partner under the annuity's "spousal continuance" provision. Civil union couples and same-sex marriage spouses should consider that limitation before selecting a spousal benefit under the annuity.

 The discussion below generally assumes that the Annuity Contract is issued to the Contract Owner. For Annuity Contracts issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for Nonqualified Annuity Contracts and Required Distributions Upon Your Death for Qualified Annuity Contracts in this Tax Considerations section.

 NONQUALIFIED ANNUITY CONTRACTS
 IN GENERAL, AS USED IN THIS PROSPECTUS, A NONQUALIFIED ANNUITY IS OWNED BY AN INDIVIDUAL OR NON-NATURAL PERSON AND IS NOT ASSOCIATED WITH A TAX-FAVORED RETIREMENT PLAN.

 TAXES PAYABLE BY YOU
 We believe the Annuity is an annuity contract for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the contract. Generally, annuity contracts issued by the same company (and affiliates) to you during the same calendar year must be treated as one annuity contract for purposes of determining the amount subject to tax under the rules described below. Charges for investment advisory fees that are taken from the contract are treated as a partial withdrawal from the contract and will be reported as such to the contract owner.

 It is possible that the Internal Revenue Service (IRS) could assert that some or all of the charges for the optional benefits under the contract should be treated for federal income tax purposes as a partial withdrawal from the contract. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the contract. Additionally, for owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty. If the IRS determines that the charges for one or more benefits under the contract are taxable withdrawals, then the sole or surviving owner will be provided with a notice from us describing available alternatives regarding these benefits.

 You must commence annuity payments or surrender your contract no later than the first day of the calendar month next following the maximum Annuity date for your Contract. For some of our contracts, you are able to choose to defer the Annuity Date beyond the default Annuity date described in your Contract. However, the IRS may not then consider your contract to be an annuity under the tax law.

 TAXES ON WITHDRAWALS AND SURRENDER
 If you make a withdrawal from your contract or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of purchase payments, until all gain has been withdrawn. Once all gain has been withdrawn, payments will be treated as a nontaxable return of purchase payments until all purchase payments have been returned. After all purchase payments are returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any withdrawals from the contract while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefit benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your contract as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If you transfer your contract for less than full consideration, such as by gift, you will also trigger tax on any gain in the contract. This rule does not apply if you transfer the contract to your spouse or under most circumstances if you transfer the contract incident to divorce.

 If you choose to receive payments under an interest payment option, or a beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the contract to income tax.

 TAXES ON ANNUITY PAYMENTS
 A portion of each annuity payment you receive will be treated as a partial return of your purchase payments and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your purchase payments (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the contract. After the full amount of your purchase payments have been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the annuitant before the full amount of your purchase payments have been recovered, a tax deduction may be allowed for the unrecovered amount.

 If your contract value is reduced to zero but the contract remains in force due to a benefit provision, further distributions from the contract will be reported as annuity payments, using an exclusion ratio based upon the undistributed purchase payments in the contract and the total value of the anticipated future payments until such time as all purchase payments have been recovered.

 Please refer to your Annuity for the maximum Annuity Date, also described above.

 TAX PENALTY FOR EARLY WITHDRAWAL FROM A NONQUALIFIED ANNUITY CONTRACT
 You may owe a 10% tax penalty on the taxable part of distributions received from your Nonqualified Annuity contract before you attain age 59 1/2. Amounts are not subject to this tax penalty if:
..   the amount is paid on or after you reach age 59 1/2 or die;
..   the amount received is attributable to your becoming disabled;
..   generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years and modification of payments during that time period will result in retroactive application of the 10% tax penalty);
    or
..   the amount received is paid under an immediate annuity contract (in which annuity payments begin within one year of purchase).

 Other exceptions to this tax may apply. You should consult your tax advisor for further details.

 SPECIAL RULES IN RELATION TO TAX-FREE EXCHANGES UNDER SECTION 1035
 Section 1035 of the Internal Revenue Code of 1986, as amended (Code), permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. In Revenue Procedure 2008-24, the IRS has indicated that where there is a surrender or distribution from either the initial annuity contract or receiving annuity contract within 12 months of the date on which the partial exchange was completed, the transfer will retroactively be treated as a taxable distribution from the initial annuity contract and a contribution to the receiving annuity contract. Tax free exchange treatment will be retained if, between the date of the tax-free exchange and the date of the subsequent distribution, you become eligible for an exception to the 10% federal income tax penalty, other than the exceptions for substantially equal periodic payments or distributions under an immediate annuity. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

 If an Annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any purchase payments made to the original contract prior to August 14, 1982 will be treated as made to the new contract prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a recovery of your investment in the contract first until purchase payments made before August 14, 1982 are withdrawn. Moreover, income allocable to purchase payments made before August 14, 1982 is not subject to the 10% tax penalty.

 TAXES PAYABLE BY BENEFICIARIES
 The Death Benefit options are subject to income tax to the extent the distribution exceeds the cost basis in the contract. The value of the Death Benefit, as determined under federal law, is also included in the owner's estate for federal estate tax purposes. Generally, the same tax rules described above would also apply to amounts received by your beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit
..   As a lump sum payment: the beneficiary is taxed in the year of payment on gain in the contract.
..   Within 5 years of death of owner: the beneficiary is taxed as amounts are withdrawn (in this case gain is treated as being distributed first).
..   Under an annuity or annuity settlement option with distribution beginning within one year of the date of death of the owner: the beneficiary is taxed on each payment (part will be treated as gain and part as return of purchase payments).

 CONSIDERATIONS FOR CONTINGENT ANNUITANTS: We may allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity owner when such contracts do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

 REPORTING AND WITHHOLDING ON DISTRIBUTIONS
 Taxable amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity or similar periodic payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide.

 State income tax withholding rules vary and we will withhold based on the rules of your State of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.

 Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax advisor regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

 ENTITY OWNERS
 Where a contract is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the contract will not be taxed as an annuity and increases in the value of the contract over its cost basis will be subject to tax annually.

 Where a contract is issued to a trust, and such trust is characterized as a grantor trust under the Code, such contract shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity.

 Where a contract is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the contract is required to terminate upon the death of the grantor of the trust if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the contract.

 ANNUITY QUALIFICATION
 Diversification And Investor Control. In order to qualify for the tax rules applicable to annuity contracts described above, the assets underlying the Sub-accounts of an Annuity must be diversified, according to certain rules under the Internal Revenue Code. Each portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the United States or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the portfolios underlying the variable investment options of the Annuity meet these diversification requirements.

 An additional requirement for qualification for the tax treatment described above is that we, and not you as the contract owner, must have sufficient control over the underlying assets to be treated as the owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the investment options offered pursuant to this Prospectus. We reserve the right to take any action, including modifications to your Annuity or the investment options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected owners and will be made with such notice to affected owners as is feasible under the circumstances.

 REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR NONQUALIFIED ANNUITY CONTRACTS. Upon your death, certain distributions must be made under the contract. The required distributions depend on whether you die before you start taking annuity payments under the contract or after you start taking annuity payments under the contract. If you die on or after the Annuity Date, the remaining portion of the interest in the contract must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the contract must be distributed within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated beneficiary (provided such payments begin within one year of your death). Your designated beneficiary is the person to whom benefit rights under the contract pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the owner. For Nonqualified annuity contracts owned by a non-natural person, the required distribution rules apply upon the death of the annuitant. This means that for a contract held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitants to die.

 CHANGES IN YOUR ANNUITY. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an annuity contract for tax purposes. Any such changes will apply to all contract owners and you will be given notice to the extent feasible under the circumstances.

 QUALIFIED ANNUITY CONTRACTS
 IN GENERAL, AS USED IN THIS PROSPECTUS, A QUALIFIED ANNUITY IS AN ANNUITY CONTRACT WITH APPLICABLE ENDORSEMENTS FOR A TAX-FAVORED PLAN OR A NONQUALIFIED ANNUITY CONTRACT HELD BY A TAX-FAVORED RETIREMENT PLAN.

 The following is a general discussion of the tax considerations for Qualified Annuity contracts. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your Financial Professional prior to purchase to confirm if this contract is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this contract.

 A Qualified annuity may typically be purchased for use in connection with:
..   Individual retirement accounts and annuities (IRAs), including inherited
    IRAs (which we refer to as a Beneficiary IRA ), which are subject to Sections 408(a) and 408(b) of the Code;
..   Roth IRAs, including inherited Roth IRAs (which we refer to as a
    Beneficiary Roth IRA), under Section 408A of the Code;
..   A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);
..   H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);
..   Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax
    Deferred Annuities or TDAs);
..   Section 457 plans (subject to 457 of the Code).

 A Nonqualified annuity may also be purchased by a 401(a) trust or custodial IRA or Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

 You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in annuity contracts. This means that when a tax favored plan invests in an annuity contract, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

 TYPES OF TAX-FAVORED PLANS
 IRAs. If you buy an Annuity for use as an IRA, we will provide you a copy of the prospectus and contract. The "IRA Disclosure Statement" and "Roth IRA Disclosure Statement" which accompany the prospectus contain information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (some of which is summarized below), the IRS requires that you have a "free look" after making an initial contribution to the contract. During this time, you can cancel the Annuity by notifying us in writing, and we will refund all of the purchase payments under the Annuity (or, if provided by applicable state law, the amount credited under the Annuity, if greater), less any applicable federal and state income tax withholding.

 Contributions Limits/Rollovers. Subject to the minimum purchase payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a "rollover" of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2010 the contribution limit is $5,000. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation.

 The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA," which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA.

 In some circumstances, non-spouse beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse beneficiaries under the Code are more restrictive than the rollover rules applicable to owner/participants and spouse beneficiaries. Generally, non-spouse beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. Under the Worker, Retiree and Employer Recovery Act of 2008, employer retirement plans are required to permit non-spouse beneficiaries to roll over funds to an inherited IRA for plan years beginning after December 31, 2009. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.

 Required Provisions. Contracts that are IRAs (or endorsements that are part of the contract) must contain certain provisions:
..   You, as owner of the contract, must be the "annuitant" under the contract
    (except in certain cases involving the division of property under a decree of divorce);
..   Your rights as owner are non-forfeitable;
..   You cannot sell, assign or pledge the contract;
..   The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);
..   The date on which required minimum distributions must begin cannot be later than April 1st of the calendar year after the calendar year you turn age
    70 1/2; and
..   Death and annuity payments must meet "required minimum distribution" rules described below.

 Usually, the full amount of any distribution from an IRA (including a distribution from this contract) which is not a rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding a Nonqualified Annuity. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:
..   A 10% early withdrawal penalty described below;
..   Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or
..   Failure to take a required minimum distribution, also described below.

 SEPs. SEPs are a variation on a standard IRA, and contracts issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:
..   If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
    (a) $49,000 in 2010 ($49,000 in 2009) or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer's SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2010, this limit is $245,000 ($245,000 for 2009);
..   SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and
..   SEPs that contain a salary reduction or "SARSEP" provision prior to 1997 may permit salary deferrals up to $16,500 in 2010 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $5,500 in 2010. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same "free look" period, as you would have if you purchased the contract for a standard IRA.

 ROTH IRAs. The "Roth IRA Disclosure Statement" contains information about eligibility, contribution limits, tax particulars and other Roth IRA information. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:
..   Contributions to a Roth IRA cannot be deducted from your gross income;
..   "Qualified distributions" from a Roth IRA are excludable from gross income.
    A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the owner of the IRA attains age 59 1/2; (b) after the owner's death; (c) due to the owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

..   If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

 Subject to the minimum purchase payment requirements of an Annuity, if you meet certain income limitations you may purchase an Annuity for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, conduit IRA, SEP, SIMPLE IRA or Roth IRA by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. Beginning January 2008, an individual receiving an eligible rollover distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can directly roll over contributions to a Roth IRA. This conversion triggers current taxation (but is not subject to a 10% early distribution penalty). Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Prior to January 1, 2010, income and filing status limitations applied to rollovers from non-Roth accounts to a Roth IRA.

 Non-spouse beneficiaries receiving a distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse beneficiaries cannot "rollover" benefits from a traditional IRA to a Roth IRA.

 TDAs. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the annuity are nonforfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $16,500 in 2010. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $5,500 in 2010. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. A contract may generally only qualify as a TDA if distributions of salary deferrals (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:
..   Your attainment of age 59 1/2;
..   Your severance of employment;
..   Your death;
..   Your total and permanent disability; or
..   Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).

 In any event, you must begin receiving distributions from your TDA by April 1/st/ of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the contract, or to any "direct transfer" of your interest in the contract to another employer's TDA plan or mutual fund "custodial account" described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

 CAUTION: Under recent IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g, transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in good order, and will not therefore process the transaction, until we receive the employer's approval in written or electronic form.

 REQUIRED MINIMUM DISTRIBUTIONS AND PAYMENT OPTIONS
 If you hold the contract under an IRA (or other tax-favored plan), required minimum distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner.

 Required minimum distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the contract. As a result, the required minimum distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity owner, and a reduction of payments under the living and death benefit optional riders.

 You can use the Minimum Distribution option to satisfy the required minimum distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the required minimum distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the contract as of December 31 of the prior year, but is determined without regard to other contracts you may own.

 Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same owner, similar rules apply.

 REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR QUALIFIED ANNUITY CONTRACTS
 Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, the designated beneficiary may generally elect to continue the contract and receive required minimum distributions under the contract instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were to begin, whether you have named a designated beneficiary and whether that beneficiary is your surviving spouse.

..   If you die after a designated beneficiary has been named, the death benefit must be distributed by December 31/st/ of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated beneficiary (as long as payments begin by December 31/st/ of the year following the year of death). However, if your surviving spouse is the beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with such payments beginning no later than December 31/st/ of the year following the year of death or December 31/st/ of the year in which you would have reached age 70 1/2, which ever is later. Additionally, if the contract is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the owner.
    Note that the Worker, Retiree and Employer Recovery Act of 2008 suspended Required Minimum Distributions for 2009. If your beneficiary elects to receive full distribution by December 31/st/ of the year including the five year anniversary of the date of death, 2009 shall not be included in the five year requirement period. This effectively extends this period to December 31/st/ of the year including the six year anniversary of the date of death.
..   If you die before a designated beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31/st/ of the year including the five year anniversary of the date of death. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary. A designated beneficiary may elect to apply the rules for no designated beneficiary if those would provide a smaller payment requirement. For this distribution requirement also, 2009 shall not be included in the five year requirement period.
..   If you die before a designated beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect.
    For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary. A designated beneficiary may elect to apply the rules for no designated beneficiary if those would provide a smaller payment requirement.

 A beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules.

 Until withdrawn, amounts in a Qualified Annuity contract continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

 For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.

 TAX PENALTY FOR EARLY WITHDRAWALS FROM QUALIFIED ANNUITY CONTRACTS
 You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:
..   the amount is paid on or after you reach age 59 1/2 or die;
..   the amount received is attributable to your becoming disabled; or

..   generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually.
    (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments or additional contributions to the contract during that time period will result in retroactive application of the 10% tax penalty.)

 Other exceptions to this tax may apply. You should consult your tax advisor for further details.

 WITHHOLDING
 We will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a 457 governmental plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned contracts or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:
..   For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default; and
..   For all other distributions, we will withhold at a 10% rate.

 We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax advisor to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

 ERISA REQUIREMENTS
 ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevent a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the contract. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the contract. This information has to do primarily with the fees, charges, discounts and other costs related to the contract, as well as any commissions paid to any agent selling the contract. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this Prospectus. Information about sales representatives and commissions may be found in the sections of this Prospectus addressing distribution of the Annuities.

 Other relevant information required by the exemptions is contained in the contract and accompanying documentation.

 Please consult with your tax advisor if you have any questions about ERISA and these disclosure requirements.

 SPOUSAL CONSENT RULES FOR RETIREMENT PLANS - QUALIFIED CONTRACTS
 If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

 Defined Benefit Plans and Money Purchase Pension Plans.
 If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays Death Benefits to other beneficiaries, you may elect to have a beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

 Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

 IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated beneficiary.

 GIFTS AND GENERATION-SKIPPING TRANSFERS
 If you transfer your contract to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your contract to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences+

 ADDITIONAL INFORMATION
 For additional information about federal tax law requirements applicable to IRAs and Roth IRAs, see the IRA Disclosure Statement or Roth IRA Disclosure Statement, as applicable.

                              GENERAL INFORMATION

 HOW WILL I RECEIVE STATEMENTS AND REPORTS?
 We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at www.prudentialannuities.com or any other electronic means, including diskettes or CD ROMs. We send a confirmation statement to you each time a transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We may also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, including, but not limited to, the Annual Maintenance Fee, Systematic Withdrawals (including 72(t) payments and required minimum distributions), electronic funds transfer, Dollar Cost Averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports. We reserve the right to charge up to $50 for each such additional report. We will also send an annual report and a semi-annual report containing applicable financial statements for the Portfolios to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

 WHO IS PRUDENTIAL ANNUITIES?
 Prudential Annuities Life Assurance Corporation, a Prudential Financial Company, ("Prudential Annuities") is a stock life insurance company incorporated under the Laws of Connecticut on July 26, 1988 and is domiciled in Connecticut with licenses in all 50 states, the District of Columbia and Puerto Rico. Prudential Annuities is a wholly-owned subsidiary of Prudential Annuities, Inc., whose ultimate parent is Prudential Financial, Inc. Prudential Annuities markets through and in conjunction with registered broker-dealers.

 Prudential Annuities offers a wide array of annuities, including (1) deferred variable annuities that are registered with the SEC, including fixed interest rate annuities that are offered as a companion to certain of our variable annuities and are registered because of their market value adjustment feature and (2) fixed annuities that are not registered with the SEC. In addition, Prudential Annuities has in force a relatively small block of variable life insurance policies and immediate variable annuities, but it no longer actively sells such policies.

 No company other than Prudential Annuities has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. Among other things, this means that where you participate in an optional living benefit or death benefit and the value of that benefit (e.g., the Protected Withdrawal for Highest Daily Lifetime 6 Plus) exceeds your current Account Value, you would rely solely on the ability of the issuing insurance company to make payments under the benefit out of its own assets. Prudential Financial, however, exercises significant influence over the operations and capital structure of Prudential Annuities.

 Prudential Annuities conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed "service providers" under the Investment Company Act of 1940. The entities engaged by Prudential Annuities may change over time. As of December 31, 2009, non-affiliated entities that could be deemed service providers to Prudential Annuities and/or an affiliated insurer within the Prudential Annuities business unit consisted of the following: Alliance-One Services Inc. (administration of variable life policies) located at 55 Hartland Street East Hartford CT 06108, Ascensus (qualified plan administrator) located at 200 Dryden Road, Dresher, PA 19025, Blue Frog Solutions, Inc. (order entry systems provider) located at 555 SW 12/th/ Ave, Suite 202 Pompano Beach, FL 33069, Broadridge Investor Communication Solutions, Inc. (proxy tabulation services), 51 Mercedes Way, Edgewood, NY 11717, EBIX Inc. (order-entry system) located at 5 Concourse Parkway Suite 3200 Atlanta, GA 30328, ExlService Holdings, Inc., ("EXL"), a Delaware corporation, having its office at 350 Park Avenue, 10/th/ Floor, New York, NY 10022, Diversified Information Technologies Inc. (records management) located at 123 Wyoming Avenue Scranton, PA 18503, Fosdick Fulfillment Corp. (fulfillment of prospectuses and marketing materials) located at 26 Barnes Industrial Park Road North Wallingford, CT 06492, Insurance Technologies (annuity illustrations) located at 38120 Amrhein Ave., Livonia, MI 48150, Lason Systems Inc. (contract printing and mailing) located at 1305 Stephenson Highway Troy, MI 48083, Morningstar Associates LLC (asset allocation recommendations) located at 225 West Wacker Drive Chicago, IL 60606, Pershing LLC (order-entry systems provider) located at One Pershing Plaza Jersey City, NJ 07399, Personix (printing and fulfillment of confirmations and client statements) located at 13100 North Promenade Boulevard Stafford, TX 77477, RR Donnelley Receivables Inc. (printing annual reports and prospectuses) located at 111 South Wacker Drive Chicago, IL 60606-4301, Stanton Group (qualified plan administrator) located at Two Pine Tree Drive Suite 400 Arden Hills, MN 55112 Attention: Alerus Retirement Solutions, State Street (accumulation unit value calculations) located at State Street Financial Center One Lincoln Street Boston, Massachusetts 02111, The Harty Press, Inc. (printing and fulfillment of marketing materials) located at 25 James Street New Haven, CT 06513, VG Reed & Sons Inc. (printing and fulfillment of annual reports) located at 1002 South 12/th/ Street Louisville, KY 40210, William B. Meyer (printing and fulfillment of prospectuses and marketing materials) located at 255 Long Beach Boulevard Stratford, CT 06615.

 WHAT ARE SEPARATE ACCOUNTS?
 The separate accounts are where Prudential Annuities sets aside and invests the assets of some of our annuities. These separate accounts were established under the laws of the State of Connecticut. The assets of each separate account are held in the name of Prudential Annuities, and legally belong to us. These assets are kept separate from all our other assets, and may not be charged with liabilities arising out of any other business we may conduct. Thus, income, gains and losses from assets allocated to a separate account are credited to or charged against each such separate account, without regard to other income, gains, or losses of Prudential Annuities or of any other of our separate accounts. The obligations under the Annuities are those of Prudential Annuities, which is the issuer of the Annuities and the depositor of the separate accounts. More detailed information about Prudential Annuities, including its audited consolidated financial statements, is provided in the Statement of Additional Information.

 SEPARATE ACCOUNT B
 During the accumulation period, the assets supporting obligations based on allocations to the Sub-accounts are held in Sub-accounts of Prudential Annuities Life Assurance Corporation Variable Account B, also referred to as "Separate Account B".

 Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B.

 Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each Sub-account generally corresponds to the name of the underlying Portfolio. Each Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge, and the charges for any optional benefits that are offered under the Annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 ("Investment Company Act") as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B.

 We may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional Purchase Payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates. We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with SEC pronouncements and only after obtaining an order from the SEC, if required. If investment in the Portfolios or a particular Portfolio is no longer possible, in our discretion becomes inappropriate for purposes the Annuity, or for any other rationale in our sole judgment, we may substitute another portfolio or investment portfolios without your consent. The substituted portfolio may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, we will not make such substitution without any required approval of the SEC and any applicable state insurance departments. In addition, we may close Portfolios to allocation of Purchase Payments or Account Value, or both, at any time in our sole discretion. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.

 If you are enrolled in a Dollar Cost Averaging, Asset Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available Money Market Fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a Money Market Fund for any continued and future investments.

 Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any Sub-account. Your Account Value allocated to the Sub-accounts may increase or decrease. You bear the entire investment risk. There is no assurance that the Account Value of your Annuity will equal or be greater than the total of the Purchase Payments you make to us.

 SEPARATE ACCOUNT D
 During the accumulation period, assets supporting our obligations based on Fixed Allocations are held in Prudential Annuities Life Assurance Corporation Separate Account D, also referred to as "Separate Account D". Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law.

 There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

 We may employ investment managers to manage the assets maintained in Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.

 We are not obligated to invest according to specific guidelines or strategies except as may be required by Connecticut and other state insurance laws.

 WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?
 Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

 VOTING RIGHTS
 We are the legal owner of the shares of the underlying mutual funds in which the Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as "mirror voting" because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also "mirror vote" shares within the separate account that are owned directly by us or by an affiliate. In addition, because all the shares of a given mutual fund held within our separate account are legally owned by us, we intend to vote all of such shares when that underlying fund seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying fund's shareholder meeting and towards the ultimate outcome of the vote. Thus, under "mirror voting," it is possible that the votes of a small percentage of contractholders who actually vote will determine the ultimate outcome. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

 Advanced Series Trust (the "Trust") has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, AST Investment Services, Inc. and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by AST Investment Services, Inc., Prudential Investments LLC and the Trustees. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

 MATERIAL CONFLICTS
 It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered "material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

 SERVICE FEES PAYABLE TO PRUDENTIAL ANNUITIES
 Prudential Annuities or our affiliates have entered into agreements with the investment adviser or distributor of the underlying Portfolios. Under the terms of these agreements, Prudential Annuities, or our affiliates may provide administrative and support services to the Portfolios for which it receives a fee of up to 0.55% (currently) of the average assets allocated to the Portfolios under each Annuity from the investment adviser, distributor and/or the fund. These agreements may be different for each underlying mutual fund whose portfolios are offered as Sub-accounts. We expect to make a profit on these fees.

 Prudential Annuities and/or our affiliates receive substantial and varying administrative service payments, Rule 12b-1 fees, and "revenue sharing" payments from certain underlying Portfolios or related parties. Rule 12b-1 fees compensate our affiliated principal underwriter for distribution, marketing, and/or servicing functions. Administrative services payments compensate us for providing administrative services with respect to Annuity Owners invested indirectly in the Portfolio, which include duties such as recordkeeping, shareholder services, and the mailing of periodic reports. We receive administrative services fees with respect to both affiliated underlying Portfolios and unaffiliated underlying Portfolios. The administrative services fees we receive from affiliates originate from the assets of the affiliated Portfolio itself and/or the assets of the Portfolio's investment adviser. In recognition of the administrative services provided by the relevant affiliated insurance companies, the investment advisers to certain affiliated Portfolios also make "revenue sharing" payments to such affiliated insurance companies. In any case, the existence of these fees tends to increase the overall cost of investing in the Portfolio. In addition, because these fees are paid to us, allocations you make to these affiliated underlying Portfolios benefit us financially. In addition to the payments that we receive from underlying funds and/or their affiliates, those same funds and/or their affiliates may make payments to us and/or other insurers within the Prudential Financial group related to the offering of investment options within variable annuities or life insurance offered by different Prudential business units.

 We collect these payments and fees under agreements between us and a Portfolio's principal underwriter, transfer agent, investment adviser and/or other entities related to the Portfolio.

 The 12b-1 fees and administrative services fees that we receive may vary among the different fund complexes that are part of our investment platform. Thus, the fees we collect may be greater or smaller, based on the Portfolios that you select. In addition, we may consider these payments and fees, among a number of factors, when deciding to add or keep a Portfolio on the "menu" of Portfolios that we offer through the Annuity.

 In addition, an investment adviser, sub-adviser or distributor of the underlying Portfolios may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms' registered representatives, and creating marketing material discussing the contract, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, sub-adviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser's, sub-adviser's or distributor's participation. These payments or reimbursements may not be offered by all advisers, sub-advisers, or distributor and the amounts of such payments may vary between and among each adviser, sub-adviser and distributor depending on their respective participation.

 During 2009, with regard to amounts that were paid under the kinds of arrangements described immediately above, the amounts ranged from approximately $500 to approximately $840,562. These amounts may have been paid to one or more Prudential-affiliated insurers issuing individual variable annuities.

 WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?
 Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the Annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products. PAD's principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker-dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA).

 The Annuity is offered on a continuous basis. PAD enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuities but are exempt from registration ("firms"). Applications for the Annuity are solicited by registered representatives of those firms. Such representatives will also be our appointed insurance agents under state insurance law. In addition, PAD may offer the Annuities directly to potential purchasers.

 Prudential Annuities sells its annuity products through multiple distribution channels, including (1) independent broker-dealer firms and financial planners; (2) broker-dealers that are members of the New York Stock Exchange, including "wirehouse" and regional broker-dealer firms; and (3) broker-dealers affiliated with banks or that specialize in marketing to customers of banks. Although we are active in each of those distribution channels, the majority of our sales have come from the independent broker-dealer firms and financial planners. On June 1, 2006, The Prudential Insurance Company of America, an affiliate of Prudential Annuities, acquired the variable annuity business of The Allstate Corporation ("Allstate"), which included exclusive access to the Allstate affiliated broker-dealer until May 31, 2009. We began selling variable annuities through the Allstate affiliated broker-dealer registered representatives in the third quarter of 2006.

 Under the distribution agreement commissions are paid to firms on sales of the Annuity according to one or more schedules. The registered representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of 6.0%. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of the Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to your Annuity. Commissions and other compensation paid in relation to your Annuity do not result in any additional charge to you or to the Separate Account.

 In addition, in an effort to promote the sale of our products (which may include the placement of Prudential Annuities and/or the Annuities on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or PAD may enter into compensation arrangements with certain broker-dealer firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide. These services may include, but are not limited to: educating customers of the firm on the Annuity's' features; conducting due diligence and analysis, providing office access, operations and systems support; holding seminars intended to educate the firm's registered representatives and make them more knowledgeable about the Annuities; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval. To the extent permitted by FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms.

 A list of the firms to whom Prudential Annuities pays an amount of greater than $10,000 under these arrangements is provided below, which is available upon request. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total purchase payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity. Further information about the firms that are part of these compensation arrangements appears in the Statement of Additional Information, which is available without charge upon request.

 We or PAD also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by the FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. In addition, we or our affiliates may provide such compensation, payments and/or incentives to firms arising out of the marketing, sale and/or servicing of variable annuities or life insurance offered by different Prudential business units.

 The list below identifies three general types of payments that PAD pays which are broadly defined as follows:
..   Percentage Payments based upon "Assets under Management" or "AUM": This type of payment is a percentage payment that is based upon assets, subject to certain criteria in certain Prudential Annuities products.
..   Percentage Payments based upon sales: This type of payment is a percentage payment that is based upon the total amount of money received as purchase payments under Prudential Annuities annuity products sold through the firm.
..   Fixed Payments: These types of payments are made directly to or in sponsorship of the firm (or its affiliated broker-dealers). Examples of arrangements under which such payments may be made currently include, but are not limited to: sponsorships, conferences (national, regional and top producer), speaker fees, promotional items and reimbursements to firms for marketing activities or services paid by the firms and/or their registered representatives. The amount of these payments varies widely because some payments may encompass only a single event, such as a conference, and others have a much broader scope. In addition, we may make payments periodically during the relationship for systems, operational and other support.

 The list below includes the names of the firms (or their affiliated broker/dealers) that we are aware (as of December 31, 2009) received payment with respect to annuity business during 2009 (or as to which a payment amount was accrued during 2009). The firms listed below include those receiving payments in connection with marketing of products issued by Prudential Annuities Life Assurance Corporation. Your registered representative can provide you with more information about the compensation arrangements that apply upon request. During 2009, the least amount paid, and greatest amount paid, were $55 and $7,175,604, respectively.

 NAME OF FIRM:

1st Global Capital Corp.                Equity Services, Inc.                     Legend Equities Corporation
Advantage Capital                       Essex Financial Services, INC             Legg Mason Wood Walker, Inc.
Agency                                  Essex Securities, LLC                     LifeMark Securities Corp.
Allegheny Investments Ltd.              FELTL & COMPANY                           Lincoln Financial Advisors
Allen & Company of Florida, Inc.        Fifth Third Securites, Inc.               Lincoln Financial Securities Corporation
Allstate Financial Services, LLC        Financial Network Investment Corp.        Lincoln Investment Planning
American Financial Associates           Financial Planning Consultants            Lombard Securities, Inc.
American General Securities             Financial West Group                      LPL Financial Corporation
American Independent Securities Group,  Fintegra, LLC                             M Holdings Securities, Inc
LLC                                     First Allied Securities, Inc.             Main Street Securities, LLC
American Portfolios Financial Services  First Citizens Investor Services, INC     McClurg Capital Corporation
Ameriprise Financial Services Inc       First Heartland Capital, Inc.             Medallion Investment Services
Ameritas Investment Corp.               First Tennessee Brokerage, Inc.           Merrill Lynch
AON Benfield Securities, INC.           First Western Advisors                    MetLife Securities, Inc.
Associated Securities Corp.             Foothill Securities, Inc.                 Michigan Securities, Inc.
AXA Advisors, LLC                       Foresters Equity Services INC             MidAmerica Financial Services, Inc.
Banc of America Invest.Svs(SO)          Fortune Financial Services, Inc.          MML Investors Services, Inc.
BancorpSouth Investment Services, Inc.  Founders Financial Securities LLC         Money Concepts Capital Corp.
BB&T Investment Services, Inc.          Franklin Templeton Financial Services     Moors & Cabot, Inc.
BBVA Compass Investment Solutions,      Corp.                                     Morgan Keegan & Company
Inc.                                    FSC Securities Corp.                      Morgan Stanley Smith Barney, LLC.
BCG Securities, Inc.                    FSIC                                      Multi-Financial Securities Corp.
Beneficial Investment Services INC      G.A. Repple & Company                     Mutual Service Corporation
Berthel Fisher & Company                Garden State Securities, Inc.             National Planning Corporation
BFT Financial Group, LLC                Gary Goldberg & Co., Inc.                 National Securities Corp.
Broker Dealer Financial Services        Geneos Wealth Management, Inc.            Nationwide Planning Associates, Inc
Brookstone Securities, Inc.             Genworth Financial Securities Corp.       Nationwide Securities, LLC
Brookstreet Securities Corp.            Girard Securities, Inc.                   New England Securities Corp.
Cadaret, Grant & Co., Inc.              Great American Advisors, Inc.             Next Financial Group, Inc.
Calton & Associates, Inc.               GunnAllen Financial, Inc.                 NFP Securities, Inc.
Cambridge Investment Research           GWN Securities, Inc.                      Normandy Securities, INC.
Cambridge Legacy Securities, LLC        H. Beck, Inc.                             North Ridge Securities Corp.
Cantella & Co., Inc.                    Hantz Financial Services, Inc.            Northstar Financial Partners, Inc.
Capital Advisory Corp.                  Harbour Investments, Inc.                 NRP Financial, Inc.
Capital Analysts                        Hazard & Siegel, Inc.                     NYLIFE Securities LLC
Capital Financial Services, Inc.        HBW Securities LLC                        OHIO National Equities, INC.
Capital Growth Resources                Heritage Financial System, Inc.           OneAmerica Securities, Inc.
Capital Investment Group, Inc.          Horizon Financial Investment Corporation  Oppenheimer & Co., Inc. (Fahnestock)
Capital One Investments, LLC            Hornor, Townsend & Kent, Inc.             Pacific Advisory Group of America, LLC
Carillon Investments, Inc.              IMS Securities                            Pacific Financial Associates, Inc.
Centaurus Financial, Inc.               Independent Financial Grp, LLC            Pacific West Securities, Inc.
CFD Investments, Inc.                   Infinex Investments, Inc.                 Packerland Brokerage Services, Inc.
Citigroup Global Markets, Inc.          ING Financial Partners, Inc.              Park Avenue Securities, LLC
Coastal Equities Inc                    Institutional Securities Corp.            Paulson Investment Co., Inc.
Cohen Financial Equities LLC            Intervest International Equities Corp.    PlanMember Securities Corp.
Commonwealth Financial Network          Invest Financial Corporation              PNC Investments, LLC
Community Investment Services, Inc.     Investacorp                               Presidential Brokerage, Inc.
Comprehensive Asset Management          Investment Centers of America             Prime Capital Services, Inc.
Cornerstone Financial Services          Investment Professionals                  PrimeVest Financial Services, Inc.
Credit Suisse Asset Management          Investors Capital Corporation             Principal Financial Securities, INC.
Securities, INC.                        Investors Security Co., Inc.              Princor Financial Services Corp.
Crown Capital Securities, LP            ISG Equity Sales Corporation              ProEquities, Inc.
Cumberland Brokerage Corp.              J.J.B. Hilliard Lyons, Inc.               Professional Asset Management
CUNA Brokerage Services, Inc.           J.P. Turner & Company, LLC                Prospera Financial Services, Inc.
CUSO Financial Services, LP             Janney Montgomery Scott, LLC.             QA3 Financial Corp.
CW Securities, LLC                      JMS Securities L.P.                       Quest Securities, Inc.
David A. Noyes & Company                Key Investment Services LLC               Questar Capital Corporation
Deutsche Bank Securities, Inc.          KMS Financial Services, Inc.              Rampart Financial Services Inc
EDI Financial                           Kovack Securities, Inc.                   Raymond James & Associates, Inc.
                                        LaSalle St. Securities, LLC               Raymond James Financial Services
-                                       -

RBC Capital Markets Corporation    Stifel Nicolaus & Co., Inc.             UVEST Financial Services Group, Inc.
RBS Securities INC.                Summit Brokerage Services, Inc.         VALIC Financial Advisors, Inc
REGAL Securities INC               Summit Equities, Inc.                   Valmark Securities, Inc.
Regency Securities, Inc.           SunAmerica Securities, Inc.             Veritrust Financial, LLC
Reliant Trading                    Sunset Financial Services, Inc.         VSR Financial Services, Inc.
Resource Horizons Group            SunTrust Investment Services, Inc.      Wall Street Financial Group
RNR Securities, LLC                SWS Financial Services, Inc.            Walnut Street Securities, Inc.
Robert W. Baird & Co., Inc.        Synergy Investment Group, LLC           Waterford Investor Services, Inc.
Royal Alliance Associates, Inc.    T.S. Phillips Investments, Inc.         Waterstone Financial Group, Inc.
Sage Rutty & Co., Inc.             TD Waterhouse Investor Services, Inc.   Wells Fargo Advisors Financial Network
Sagepoint Financial, INC.          TFS Securities, Inc.                    LLC
Sammons Securities Co., LLC        The Investment Center, Inc.             Wells Fargo Advisors LLC
Sauders Retirement Advisors, Inc.  The O.N. Equity Sales Co.               Wells Fargo Advisors LLC - Wealth
Saunders Discount Brokerage, Inc.  The Strategic Financial Alliance, Inc.  Wells Fargo Investments, LLC
Scott & Stringfellow, Inc.         TimeCapital Securities Corp.            Westminster Financial Securities, Inc.
Securian Financial Services, Inc.  Tower Square Securities, Inc.           Weston Securities Corp.
Securities America, Inc.           TransAmerica Financial Advisors, Inc.   WFG Investments, Inc.
Securities Service Network, Inc.   Triad Advisors, Inc.                    Woodbury Financial Services, Inc.
Sigma Financial Corporation        Trustmont Financial Group, Inc.         World Choice Securities, Inc.
Signator Investors, Inc.           UBS Financial Services, Inc.            World Equity Group, Inc.
SII Investments, Inc.              United Planners Financial Services of   World Group Securities, Inc.
Spelman & Co., Inc.                America                                 Worth Financial Group, Inc
Sterne, Agee & Leach, Inc.         USA Financial Securities Corp.          WRP Investments, Inc.
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 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
 Prudential Annuities Life Assurance Corporation incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Prudential Annuities Life Assurance Corporation, One Corporate Drive, Shelton, CT 06484 or by calling 888-PRU-2888. We file periodic reports as required under the Securities Exchange Act of 1934. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-202-551-8090. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

 FINANCIAL STATEMENTS
 The financial statements of the separate account and Prudential Annuities Life Assurance Corporation are included in the Statement of Additional Information.

 HOW TO CONTACT US
 You can contact us by:
..   calling our Customer Service Team at 1-888-PRU-2888 during our normal business hours, or our telephone automated response system at
    1-800-766-4530.
..   writing to us via regular mail at Prudential Annuities, P.O. Box 7960,
    Philadelphia, PA 19176 OR for express mail Prudential Annuities, 2101 Welsh Road, Dresher, PA 19025. NOTE: Failure to send mail to the proper address may result in a delay in our receiving and processing your request.
..   accessing information about your Annuity through our Internet Website at
    www.prudentialannuities.com.

 You can obtain account information by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or your Financial Professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

 Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

 Prudential Annuities does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Prudential Annuities reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

 INDEMNIFICATION
 Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

 LEGAL PROCEEDINGS
 Prudential Annuities is subject to legal and regulatory actions in the ordinary course of its businesses, including class action lawsuits. Our pending legal and regulatory actions include proceedings specific to us and proceedings generally applicable to business practices in the industry in which we operate. We may be subject to class action lawsuits and other litigation alleging, among other things, that we made improper or inadequate disclosures in connection with the sale of annuity products or charged excessive or impermissible fees on these products, recommended unsuitable products to customers, mishandled customer accounts or breached fiduciary duties to customers. We are also subject to litigation arising out of our general business activities, such as our investments and contracts, and could be exposed to claims or litigation concerning certain business or process patents. Regulatory authorities from time to time make inquiries and conduct investigations and examinations relating particularly to us and our products. In addition, we, along with other participants in the business in which we engage, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of our pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of a litigation or regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain. The following is a summary of certain pending proceedings.

 Commencing in 2003, we received formal requests for information from the SEC and the New York Attorney General's Office ("NYAG") relating to market timing in variable annuities by certain American Skandia entities. In connection with these investigations, with the approval of Skandia, an offer was made by American Skandia to the SEC and NYAG, to settle these matters by paying restitution and a civil penalty. In April 2009, AST Investment Services, Inc., formerly named American Skandia Investment Services, Inc. ("ASISI"), reached a resolution of these previously disclosed investigations by the SEC and the NYAG into market timing related misconduct involving certain variable annuities. The settlements relate to conduct that generally occurred between January 1998 and September 2003. Prudential Financial, Inc. acquired ASISI from Skandia Insurance Company Ltd (publ) ("Skandia") in May 2003. Subsequent to the acquisition, we implemented controls, procedures and measures designed to protect customers from the types of activities involved in these investigations. These settlements resolve the investigations by the above named authorities into these matters, subject to the settlement terms. Under the terms of the settlements, ASISI has paid a total of $34 million in disgorgement and an additional $34 million as a civil money penalty into a Fair Fund administered by the SEC to compensate those harmed by the market timing related activities. Pursuant to the settlements, ASISI has retained, at its ongoing cost and expense, the services of an Independent Distribution consultant acceptable to the Staff of the SEC to develop a proposed plan for the distribution of Fair Fund amounts according to a methodology developed in consultation with and acceptable to the Staff. As part of these settlements, ASISI hired an independent third party which conducted a compliance review and issued a report of its findings and recommendations to ASISI's Board of Directors, the Audit Committee of the Advanced Series Trust Board of Trustees and the Staff of the SEC. In addition, ASISI has agreed, among other things, to continue to cooperate with the SEC and NYAG in any litigation, ongoing investigations or other proceedings relating to or arising from their investigations into these matters. Under the terms of the Acquisition Agreement pursuant to which Prudential Financial, Inc. acquired ASISI from Skandia, we were indemnified for the settlements.

 We have substantially completed a remediation program to correct errors in the administration of approximately 11,000 annuity contracts issued by us. The owners of these contracts did not receive notification that the contracts were approaching or past their designated annuitization date or default annuitization date (both dates referred to as the "contractual annuity date") and the contracts were not annuitized at their contractual annuity dates. Some of these contracts also were affected by data integrity errors resulting in incorrect contractual annuity dates. The lack of notice and the data integrity errors, as reflected on the annuities administrative system, all occurred before the acquisition of Prudential Annuities by Prudential Financial, Inc. (the "Acquisition"). We had previously advised Skandia that the remediation and administrative costs of the remediation program are subject to the indemnification provisions of the Acquisition Agreement. We have resolved our indemnification claims with Skandia.

 During the third quarter of 2004, we identified a system-generated calculation error in our annuity contract administration system that existed prior to the Acquisition. This error related to the calculation of amounts due to customers for certain transactions subject to a market value adjustment upon the surrender or transfer of monies out of their annuity contract's fixed allocation options. The error resulted in an underpayment to policyholders, as well as additional anticipated costs to us associated with remediation, breakage and other losses. Our consultants have developed the systems functionality to compute remediation amounts and are in the process of running the computations on affected contracts. We contacted state insurance regulators and commenced Phase I of our outreach to customers on November 12, 2007. Phase II commenced on June 6, 2008. Phase III commenced December 5,
 2008. Phase IV commenced June 12, 2009. Contracts requiring manual calculations will be remediated in smaller batches through the 4th quarter. We are exploring alternate methodologies for approximately 1,000 remaining contracts. We previously advised Skandia that a portion of the remediation and related administrative costs are subject to the indemnification provisions of the Acquisition Agreement. We resolved our indemnification claims with Skandia.

 Our litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, the outcomes cannot be predicted. It is possible that the results of operations or the cash flow of Prudential Annuities in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of our litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on our financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on our financial position.

 CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION
 The following are the contents of the Statement of Additional Information:
 General Information about Prudential Annuities
..   Prudential Annuities Life Assurance Corporation
..   Prudential Annuities Life Assurance Corporation Variable Account B
..   Prudential Annuities Life Assurance Corporation Separate Account D

 Principal Underwriter/Distributor - Prudential Annuities Distributors, Inc.

 How the Unit Price is Determined
 Additional Information on Fixed Allocations
..   How We Calculate the Market Value Adjustment

 General Information
..   Voting Rights
..   Modification
..   Deferral of Transactions
..   Misstatement of Age or Sex
..   Ending the Offer

 Annuitization

 Experts

 Legal Experts

 Financial Statements

     APPENDIX A - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B

 Separate Account B consists of multiple Sub-accounts that are available as investment options for the Prudential Annuities Annuities. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.

 UNIT PRICES AND NUMBERS OF UNITS. The following tables show for each Annuity:
 (a) the historical Unit Price, corresponding to the Annuity features bearing the highest and lowest combinations of asset-based charges*, as of the dates shown, for Units in each of the Sub-accounts of Separate Account B that are being offered pursuant to this Prospectus**; and (b) the number of Units outstanding for each such Sub-account as of the dates shown. The period for each year begins on January 1 and ends on December 31. Since November 18, 2002, we have been determining, on a daily basis, multiple Unit Prices for each Sub-account of Separate Account B. We compute multiple Unit Prices because several of our variable annuities invest in the same Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31/st/ of the applicable year. When a Unit Price was first calculated for a particular Sub-account, we set the price of that Unit at $10.00 per Unit. Thereafter, Unit Prices vary based on market performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2010.

 * Note: While a unit price is reflected for the maximum combination of asset based charges for each Sub-account, not all Sub-accounts are available if you elect certain optional benefits.
 ** The remaining unit values appear in the Statement of Additional
    Information, which you may obtain free of charge by sending in the request form at the end of the Prospectus or contacting us at 1-888-PRU-2888.

                 ADVANCED SERIES XTRA CREDIT EIGHT/SM/ ("XT8")
                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                   PROSPECTUS

          ACCUMULATION UNIT VALUES: With No Optional Benefits (1.75%)

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH & INCOME PORTFOLIO
    06/30/2008 to 12/31/2008                                $14.10            $9.96            371,815
    01/01/2009 to 12/31/2009                                 $9.96           $11.67            621,602
------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE LARGE-CAP GROWTH PORTFOLIO
    06/30/2008 to 12/31/2008                                $13.40            $8.70            366,989
    01/01/2009 to 12/31/2009                                 $8.70           $13.11            634,431
------------------------------------------------------------------------------------------------------------
AST AMERICAN CENTURY INCOME & GROWTH PORTFOLIO
    06/30/2008 to 12/31/2008                                $13.99           $10.28            116,472
    01/01/2009 to 12/31/2009                                $10.28           $11.90            295,585
------------------------------------------------------------------------------------------------------------
AST SCHRODERS MULTI ASSET WORLD STRATEGIES PORTFOLIO
    06/30/2008 to 12/31/2008                                $13.80           $10.13            805,504
    01/01/2009 to 12/31/2009                                $10.13           $12.69          1,848,676
------------------------------------------------------------------------------------------------------------
AST MONEY MARKET PORTFOLIO
    06/30/2008 to 12/31/2008                                $10.52           $10.54          4,924,789
    01/01/2009 to 12/31/2009                                $10.54           $10.38          6,589,463
------------------------------------------------------------------------------------------------------------
AST COHEN & STEERS REALTY PORTFOLIO
    06/30/2008 to 12/31/2008                                $21.71           $14.38             50,033
    01/01/2009 to 12/31/2009                                $14.38           $18.64            105,825
------------------------------------------------------------------------------------------------------------
AST UBS DYNAMIC ALPHA PORTFOLIO
    06/30/2008 to 12/31/2008                                $14.59           $11.85          3,160,598
    01/01/2009 to 12/31/2009                                $11.85           $14.20          5,395,477

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST DEAM LARGE-CAP VALUE PORTFOLIO
    06/30/2008 to 12/31/2008                              $15.78           $11.34            124,499
    01/01/2009 to 12/31/2009                              $11.34           $13.17            292,701
----------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN SMALL-CAP GROWTH PORTFOLIO
    06/30/2008 to 12/31/2008                              $16.13           $10.41             40,300
    01/01/2009 to 12/31/2009                              $10.41           $12.54             83,604
----------------------------------------------------------------------------------------------------------
AST HIGH YIELD PORTFOLIO
    06/30/2008 to 12/31/2008                              $14.13           $10.62            140,984
    01/01/2009 to 12/31/2009                              $10.62           $14.14            428,488
----------------------------------------------------------------------------------------------------------
AST FEDERATED AGGRESSIVE GROWTH PORTFOLIO
    06/30/2008 to 12/31/2008                              $21.30           $14.22            104,149
    01/01/2009 to 12/31/2009                              $14.22           $18.53            232,311
----------------------------------------------------------------------------------------------------------
AST MID-CAP VALUE PORTFOLIO
    06/30/2008 to 12/31/2008                              $16.54           $10.84             84,121
    01/01/2009 to 12/31/2009                              $10.84           $14.79            131,073
----------------------------------------------------------------------------------------------------------
AST SMALL-CAP VALUE PORTFOLIO
    06/30/2008 to 12/31/2008                              $16.10           $12.18            207,810
    01/01/2009 to 12/31/2009                              $12.18           $15.20            346,090
----------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS CONCENTRATED GROWTH PORTFOLIO
    06/30/2008 to 12/31/2008                              $13.63            $8.55             81,276
    01/01/2009 to 12/31/2009                               $8.55           $12.56            180,978
----------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO
    06/30/2008 to 12/31/2008                              $17.45           $10.70             86,649
    01/01/2009 to 12/31/2009                              $10.70           $16.52            253,562
----------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS SMALL-CAP VALUE PORTFOLIO
    06/30/2008 to 12/31/2008                              $17.05           $13.19             41,001
    01/01/2009 to 12/31/2009                              $13.19           $16.44            121,815
----------------------------------------------------------------------------------------------------------
AST LARGE-CAP VALUE PORTFOLIO
    06/30/2008 to 12/31/2008                              $12.72            $8.83            276,477
    01/01/2009 to 12/31/2009                               $8.83           $10.36            346,012
----------------------------------------------------------------------------------------------------------
AST LORD ABBETT BOND-DEBENTURE PORTFOLIO
    06/30/2008 to 12/31/2008                              $13.78           $10.62            187,186
    01/01/2009 to 12/31/2009                              $10.62           $14.04            462,990
----------------------------------------------------------------------------------------------------------
AST MARSICO CAPITAL GROWTH PORTFOLIO
    06/30/2008 to 12/31/2008                              $15.05            $9.68            585,331
    01/01/2009 to 12/31/2009                               $9.68           $12.34            888,567
----------------------------------------------------------------------------------------------------------
AST MFS GROWTH PORTFOLIO
    06/30/2008 to 12/31/2008                              $14.65            $9.90            101,558
    01/01/2009 to 12/31/2009                               $9.90           $12.10            319,640
----------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO
    06/30/2008 to 12/31/2008                              $18.31           $11.65            166,699
    01/01/2009 to 12/31/2009                              $11.65           $14.86            194,357
----------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN / LSV MID-CAP VALUE PORTFOLIO
    06/30/2008 to 12/31/2008                              $18.09           $11.11            126,789
    01/01/2009 to 12/31/2009                              $11.11           $15.36            175,659
----------------------------------------------------------------------------------------------------------
AST SMALL-CAP GROWTH PORTFOLIO
    06/30/2008 to 12/31/2008                              $13.52            $9.17             68,880
    01/01/2009 to 12/31/2009                               $9.17           $12.07            124,179
----------------------------------------------------------------------------------------------------------
AST PIMCO LIMITED MATURITY BOND PORTFOLIO
    06/30/2008 to 12/31/2008                              $11.15           $10.90            712,342
    01/01/2009 to 12/31/2009                              $10.90           $11.80          1,339,103

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST PIMCO TOTAL RETURN BOND PORTFOLIO
    06/30/2008 to 12/31/2008                                 $11.90           $11.38          1,923,586
    01/01/2009 to 12/31/2009                                 $11.38           $13.03          6,477,063
-------------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN CORE VALUE PORTFOLIO
    06/30/2008 to 12/31/2008                                 $13.63            $9.51            162,150
    01/01/2009 to 12/31/2009                                  $9.51           $11.57            232,439
-------------------------------------------------------------------------------------------------------------
AST QMA US EQUITY ALPHA PORTFOLIO
    06/30/2008 to 12/31/2008                                 $13.21            $9.01             65,761
    01/01/2009 to 12/31/2009                                  $9.01           $10.79             83,441
-------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE NATURAL RESOURCES PORTFOLIO
    06/30/2008 to 12/31/2008                                 $40.57           $17.60            116,495
    01/01/2009 to 12/31/2009                                 $17.60           $25.83            303,259
-------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE ASSET ALLOCATION PORTFOLIO
    06/30/2008 to 12/31/2008                                 $14.62           $11.46          1,854,274
    01/01/2009 to 12/31/2009                                 $11.46           $13.97          3,003,586
-------------------------------------------------------------------------------------------------------------
AST INTERNATIONAL VALUE PORTFOLIO
    06/30/2008 to 12/31/2008                                 $21.23           $13.65            149,062
    01/01/2009 to 12/31/2009                                 $13.65           $17.50            230,878
-------------------------------------------------------------------------------------------------------------
AST MFS GLOBAL EQUITY PORTFOLIO
    06/30/2008 to 12/31/2008                                 $17.81           $12.90             29,392
    01/01/2009 to 12/31/2009                                 $12.90           $16.67            102,445
-------------------------------------------------------------------------------------------------------------
AST JPMORGAN INTERNATIONAL EQUITY PORTFOLIO
    06/30/2008 to 12/31/2008                                 $18.54           $11.98            113,373
    01/01/2009 to 12/31/2009                                 $11.98           $15.99            221,273
-------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE GLOBAL BOND PORTFOLIO
    06/30/2008 to 12/31/2008                                 $13.08           $12.35            196,898
    01/01/2009 to 12/31/2009                                 $12.35           $13.61            510,891
-------------------------------------------------------------------------------------------------------------
AST INTERNATIONAL GROWTH PORTFOLIO
    06/30/2008 to 12/31/2008                                 $21.21           $11.88            279,897
    01/01/2009 to 12/31/2009                                 $11.88           $15.80            487,491
-------------------------------------------------------------------------------------------------------------
AST AGGRESSIVE ASSET ALLOCATION PORTFOLIO
    06/30/2008 to 12/31/2008                                 $10.60            $6.93            308,687
    01/01/2009 to 12/31/2009                                  $6.93            $8.74            627,433
-------------------------------------------------------------------------------------------------------------
AST CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    06/30/2008 to 12/31/2008                                 $10.79            $7.70          5,254,768
    01/01/2009 to 12/31/2009                                  $7.70            $9.48          9,649,337
-------------------------------------------------------------------------------------------------------------
AST ACADEMIC STRATEGIES ASSET ALLOCATION PORTFOLIO
    06/30/2008 to 12/31/2008                                 $10.73            $7.90          4,352,710
    01/01/2009 to 12/31/2009                                  $7.90            $9.66          7,832,549
-------------------------------------------------------------------------------------------------------------
AST BALANCED ASSET ALLOCATION PORTFOLIO
    06/30/2008 to 12/31/2008                                 $10.78            $8.18          4,544,410
    01/01/2009 to 12/31/2009                                  $8.18            $9.90          9,195,019
-------------------------------------------------------------------------------------------------------------
AST PRESERVATION ASSET ALLOCATION PORTFOLIO
    06/30/2008 to 12/31/2008                                 $10.81            $9.00          5,689,527
    01/01/2009 to 12/31/2009                                  $9.00           $10.61          8,876,053
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST BALANCED TARGET PORTFOLIO
    06/30/2008 to 12/31/2008                                  $9.86            $7.26          2,521,848
    01/01/2009 to 12/31/2009                                  $7.26            $8.83          4,794,825
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST CAPITAL APPRECIATION TARGET PORTFOLIO
    06/30/2008 to 12/31/2008                                 $10.35            $6.68          3,179,075
    01/01/2009 to 12/31/2009                                  $6.68            $8.27          8,102,750

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST ADVANCED STRATEGIES PORTFOLIO
    06/30/2008 to 12/31/2008                                 $10.72            $7.90          2,718,573
    01/01/2009 to 12/31/2009                                  $7.90            $9.80          5,159,418
-------------------------------------------------------------------------------------------------------------
AST CLS GROWTH ASSET ALLOCATION PORTFOLIO
    06/30/2008 to 12/31/2008                                 $10.33            $7.32            953,185
    01/01/2009 to 12/31/2009                                  $7.32            $9.13          2,123,301
-------------------------------------------------------------------------------------------------------------
AST CLS MODERATE ASSET ALLOCATION PORTFOLIO
    06/30/2008 to 12/31/2008                                  $9.34            $7.14          1,735,291
    01/01/2009 to 12/31/2009                                  $7.14            $8.66          3,303,858
-------------------------------------------------------------------------------------------------------------
AST HORIZON GROWTH ASSET ALLOCATION PORTFOLIO
    06/30/2008 to 12/31/2008                                  $9.17            $6.94            863,227
    01/01/2009 to 12/31/2009                                  $6.94            $8.63          2,307,480
-------------------------------------------------------------------------------------------------------------
AST HORIZON MODERATE ASSET ALLOCATION PORTFOLIO
    06/30/2008 to 12/31/2008                                  $9.46            $7.57          1,188,844
    01/01/2009 to 12/31/2009                                  $7.57            $9.18          2,696,442
-------------------------------------------------------------------------------------------------------------
AST NIEMANN CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    06/30/2008 to 12/31/2008                                  $9.07            $7.15            571,212
    01/01/2009 to 12/31/2009                                  $7.15            $8.52          1,341,861
-------------------------------------------------------------------------------------------------------------
AST WESTERN ASSET CORE PLUS BOND PORTFOLIO
    06/30/2008 to 12/31/2008                                 $10.06            $9.29            827,581
    01/01/2009 to 12/31/2009                                  $9.29           $10.19          1,709,734
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2015
    06/30/2008 to 12/31/2008                                 $10.04           $11.70                  0
    01/01/2009 to 12/31/2009                                 $11.70           $11.46                  0
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2018
    06/30/2008 to 12/31/2008                                 $10.06           $12.53                  0
    01/01/2009 to 12/31/2009                                 $12.53           $11.57                  0
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2019
    06/30/2008 to 12/31/2008                                 $10.08           $12.60                  0
    01/01/2009 to 12/31/2009                                 $12.60           $11.43                  0
-------------------------------------------------------------------------------------------------------------
AST GLOBAL REAL ESTATE PORTFOLIO
    07/21/2008* to 12/31/2008                                $10.18            $6.11             50,776
    01/01/2009 to 12/31/2009                                  $6.11            $8.11            118,446
-------------------------------------------------------------------------------------------------------------
AST PARAMETRIC EMERGING MARKETS EQUITY PORTFOLIO
    07/21/2008* to 12/31/2008                                $10.10            $5.57             41,994
    01/01/2009 to 12/31/2009                                  $5.57            $9.11            411,638
-------------------------------------------------------------------------------------------------------------
AST FOCUS FOUR PLUS PORTFOLIO
    07/21/2008* to 12/31/2008                                $10.00            $7.47            573,235
    01/01/2009 to 11/13/2009                                  $7.47            $8.35                  0
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA GROWTH FUND
    06/30/2008 to 12/31/2008                                 $11.65            $7.87             45,694
    01/01/2009 to 12/31/2009                                  $7.87           $10.81             46,512
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA INTERNATIONAL EQUITY FUND
    06/30/2008 to 12/31/2008                                 $16.80           $10.96             34,306
    01/01/2009 to 12/31/2009                                 $10.96           $12.49             38,920
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA OMEGA FUND
    06/30/2008 to 12/31/2008                                 $14.72           $11.65              5,197
    01/01/2009 to 12/31/2009                                 $11.65           $16.48             23,777
-------------------------------------------------------------------------------------------------------------
FRANKLIN TEMPLETON VIP FOUNDING FUNDS ALLOCATION FUND
    06/30/2008 to 12/31/2008                                  $9.28            $6.64          2,458,339
    01/01/2009 to 12/31/2009                                  $6.64            $8.48          5,009,139

                                                                                     Number of
                                                 Accumulation     Accumulation      Accumulation
                                                 Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                  Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------
PRUDENTIAL SP INTERNATIONAL GROWTH PORTFOLIO
    06/30/2008 to 12/31/2008                        $14.70            $8.21            37,898
    01/01/2009 to 12/31/2009                         $8.21           $11.06            19,932
----------------------------------------------------------------------------------------------------
GARTMORE NVIT DEVELOPING MARKETS
    06/30/2008 to 12/31/2008                        $38.74           $18.30            47,859
    01/01/2009 to 12/31/2009                        $18.30           $29.16            74,449
----------------------------------------------------------------------------------------------------
THE DOW DART 10 PORTFOLIO
    06/30/2008 to 12/31/2008                        $12.06            $9.96             5,473
    01/01/2009 to 12/31/2009                         $9.96           $11.15             3,925
----------------------------------------------------------------------------------------------------
FIRST TRUST TARGET FOCUS FOUR PORTFOLIO
    06/30/2008 to 12/31/2008                         $9.16            $6.11            13,357
    01/01/2009 to 12/31/2009                         $6.11            $7.73            25,448
----------------------------------------------------------------------------------------------------
GLOBAL DIVIDEND TARGET 15 PORTFOLIO
    06/30/2008 to 12/31/2008                        $21.34           $14.63            54,496
    01/01/2009 to 12/31/2009                        $14.63           $20.28            45,909
----------------------------------------------------------------------------------------------------
NASDAQ TARGET 15 PORTFOLIO
    06/30/2008 to 12/31/2008                         $9.89            $5.97             5,319
    01/01/2009 to 12/31/2009                         $5.97            $6.85             1,708
----------------------------------------------------------------------------------------------------
S&P TARGET 24 PORTFOLIO
    06/30/2008 to 12/31/2008                        $12.08            $9.90             7,628
    01/01/2009 to 12/31/2009                         $9.90           $11.06             8,587
----------------------------------------------------------------------------------------------------
TARGET MANAGED VIP PORTFOLIO
    06/30/2008 to 12/31/2008                        $15.24            $9.75            57,975
    01/01/2009 to 12/31/2009                         $9.75           $10.82            60,338
----------------------------------------------------------------------------------------------------
VALUE LINE TARGET 25 PORTFOLIO
    06/30/2008 to 12/31/2008                         $9.90            $4.55             5,578
    01/01/2009 to 12/31/2009                         $4.55            $4.78             6,045
----------------------------------------------------------------------------------------------------
THE DOW TARGET DIVIDEND PORTFOLIO
    06/30/2008 to 12/31/2008                         $8.16            $6.57            33,392
    01/01/2009 to 12/31/2009                         $6.57            $7.37            43,573
----------------------------------------------------------------------------------------------------
AIM V.I. DYNAMICS FUND
    06/30/2008 to 12/31/2008                        $17.49           $10.21            11,493
    01/01/2009 to 12/31/2009                        $10.21           $14.29            10,055
----------------------------------------------------------------------------------------------------
AIM V.I. FINANCIAL SERVICES FUND
    06/30/2008 to 12/31/2008                         $8.31            $4.89            27,302
    01/01/2009 to 12/31/2009                         $4.89            $6.12            46,084
----------------------------------------------------------------------------------------------------
AIM V.I. GLOBAL HEALTH CARE
    06/30/2008 to 12/31/2008                        $13.69           $10.69            20,679
    01/01/2009 to 12/31/2009                        $10.69           $13.41            22,802
----------------------------------------------------------------------------------------------------
AIM V.I. TECHNOLOGY FUND
    06/30/2008 to 12/31/2008                         $9.92            $6.22             9,377
    01/01/2009 to 12/31/2009                         $6.22            $9.61            13,037
----------------------------------------------------------------------------------------------------
WELLS FARGO ADVANTAGE VT EQUITY INCOME
    06/30/2008 to 12/31/2008                        $13.88           $10.19            10,669
    01/01/2009 to 12/31/2009                        $10.19           $11.70            13,252

 *  Denotes the start date of these sub-accounts.

                 ADVANCED SERIES XTRA CREDIT EIGHT/SM/ ("XT8")
                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                   PROSPECTUS

   ACCUMULATION UNIT VALUES: With HD GRO 60 bps, EBP and Combo DB OR GRO Plus
                     2008 60 bps, EBP and Combo DB (3.10%)

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH & INCOME PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.12           $12.12              0
------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE LARGE-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.99           $13.07              0
------------------------------------------------------------------------------------------------------------
AST AMERICAN CENTURY INCOME & GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.08           $12.37              0
------------------------------------------------------------------------------------------------------------
AST SCHRODERS MULTI ASSET WORLD STRATEGIES PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.08           $12.30              0
------------------------------------------------------------------------------------------------------------
AST MONEY MARKET PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.00            $9.80              0
------------------------------------------------------------------------------------------------------------
AST COHEN & STEERS REALTY PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.61           $14.41              0
------------------------------------------------------------------------------------------------------------
AST UBS DYNAMIC ALPHA PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.08           $11.58              0
------------------------------------------------------------------------------------------------------------
AST DEAM LARGE-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.10           $12.67              0
------------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN SMALL-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.93           $11.98              0
------------------------------------------------------------------------------------------------------------
AST HIGH YIELD PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.02           $12.43              0
------------------------------------------------------------------------------------------------------------
AST FEDERATED AGGRESSIVE GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.98           $12.89              0
------------------------------------------------------------------------------------------------------------
AST MID-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.99           $13.14              0
------------------------------------------------------------------------------------------------------------
AST SMALL-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.98           $12.85              0
------------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS CONCENTRATED GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.05           $12.75              0
------------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.06           $13.39              0
------------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS SMALL-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.95           $12.67              0
------------------------------------------------------------------------------------------------------------
AST LARGE-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.06           $12.64              0
------------------------------------------------------------------------------------------------------------
AST LORD ABBETT BOND-DEBENTURE PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.03           $12.00              0
------------------------------------------------------------------------------------------------------------
AST MARSICO CAPITAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.01           $12.63              0
------------------------------------------------------------------------------------------------------------
AST MFS GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.03           $12.07              0
------------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.98           $12.28              0
------------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN / LSV MID-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.13           $13.62              0

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST SMALL-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.01           $13.04              0
-------------------------------------------------------------------------------------------------------------
AST PIMCO LIMITED MATURITY BOND PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.99           $10.41              0
-------------------------------------------------------------------------------------------------------------
AST PIMCO TOTAL RETURN BOND PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.98           $10.97              0
-------------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN CORE VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.10           $12.81              0
-------------------------------------------------------------------------------------------------------------
AST QMA US EQUITY ALPHA PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.08           $12.72              0
-------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE NATURAL RESOURCES PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.30           $13.66              0
-------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $12.06              0
-------------------------------------------------------------------------------------------------------------
AST INTERNATIONAL VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.12           $13.01              0
-------------------------------------------------------------------------------------------------------------
AST MFS GLOBAL EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.07           $13.27              0
-------------------------------------------------------------------------------------------------------------
AST JPMORGAN INTERNATIONAL EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.13           $13.49              0
-------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE GLOBAL BOND PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $11.03              0
-------------------------------------------------------------------------------------------------------------
AST INTERNATIONAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.14           $13.18              0
-------------------------------------------------------------------------------------------------------------
AST AGGRESSIVE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.06           $12.67              0
-------------------------------------------------------------------------------------------------------------
AST CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $12.22              0
-------------------------------------------------------------------------------------------------------------
AST ACADEMIC STRATEGIES ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $12.13              0
-------------------------------------------------------------------------------------------------------------
AST BALANCED ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $11.96              0
-------------------------------------------------------------------------------------------------------------
AST PRESERVATION ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $11.53              0
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST BALANCED TARGET PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.01           $12.21              0
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST CAPITAL APPRECIATION TARGET PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.98           $12.07              0
-------------------------------------------------------------------------------------------------------------
AST ADVANCED STRATEGIES PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $12.33              0
-------------------------------------------------------------------------------------------------------------
AST CLS GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.05           $12.26              0
-------------------------------------------------------------------------------------------------------------
AST CLS MODERATE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $11.85              0
-------------------------------------------------------------------------------------------------------------
AST HORIZON GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $12.16              0
-------------------------------------------------------------------------------------------------------------
AST HORIZON MODERATE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $11.78              0
-------------------------------------------------------------------------------------------------------------
AST NIEMANN CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.03           $11.89              0

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST WESTERN ASSET CORE PLUS BOND PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.99           $10.68              0
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2015
    05/01/2009 to 12/31/2009                                  $9.96            $9.92              0
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2018
    05/01/2009 to 12/31/2009                                  $9.92            $9.61              0
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2019
    05/01/2009 to 12/31/2009                                  $9.91            $9.51              0
-------------------------------------------------------------------------------------------------------------
AST GLOBAL REAL ESTATE PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.86           $13.84              0
-------------------------------------------------------------------------------------------------------------
AST PARAMETRIC EMERGING MARKETS EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.05           $14.69              0
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2016
    05/01/2009 to 12/31/2009                                  $9.94            $9.54              0
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2020
    05/01/2009 to 12/31/2009                                  $9.88            $9.19              0
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA GROWTH FUND
    05/01/2009 to 12/31/2009                                 $10.04           $12.54              0
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA INTERNATIONAL EQUITY FUND
    05/01/2009 to 12/31/2009                                 $10.05           $12.65              0
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA OMEGA FUND
    05/01/2009 to 12/31/2009                                  $9.89           $12.75              0
-------------------------------------------------------------------------------------------------------------
FRANKLIN TEMPLETON VIP FOUNDING FUNDS ALLOCATION FUND
    05/01/2009 to 12/31/2009                                 $10.07           $12.74              0
-------------------------------------------------------------------------------------------------------------
GARTMORE NVIT DEVELOPING MARKETS FUND
    05/01/2009 to 12/31/2009                                 $10.12           $14.41              0
-------------------------------------------------------------------------------------------------------------
THE DOW DART 10 PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.14           $13.21              0
-------------------------------------------------------------------------------------------------------------
FIRST TRUST TARGET FOCUS FOUR PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.10           $13.18              0
-------------------------------------------------------------------------------------------------------------
GLOBAL DIVIDEND TARGET 15 PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.06           $14.39              0
-------------------------------------------------------------------------------------------------------------
NASDAQ TARGET 15 PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.88           $11.41              0
-------------------------------------------------------------------------------------------------------------
S&P TARGET 24 PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.00           $11.93              0
-------------------------------------------------------------------------------------------------------------
TARGET MANAGED VIP PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.00           $12.22              0
-------------------------------------------------------------------------------------------------------------
VALUE LINE TARGET 25 PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.81           $10.65              0
-------------------------------------------------------------------------------------------------------------
THE DOW TARGET DIVIDEND PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.05           $13.62              0
-------------------------------------------------------------------------------------------------------------
AIM V.I. DYNAMICS FUND
    05/01/2009 to 12/31/2009                                 $10.04           $13.06              0
-------------------------------------------------------------------------------------------------------------
AIM V.I. FINANCIAL SERVICES FUND
    05/01/2009 to 12/31/2009                                 $10.00           $13.89              0
-------------------------------------------------------------------------------------------------------------
AIM V.I. GLOBAL HEALTH CARE
    05/01/2009 to 12/31/2009                                  $9.95           $12.66              0
-------------------------------------------------------------------------------------------------------------
WELLS FARGO ADVANTAGE VT EQUITY INCOME
    05/01/2009 to 12/31/2009                                 $10.09           $12.19              0

 *  Denotes the start date of these sub-accounts.

              APPENDIX B - CALCULATION OF OPTIONAL DEATH BENEFITS

 EXAMPLES OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT CALCULATION The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. Each example assumes that no Credits have been applied to the Account Value. The formula for determining the Enhanced Beneficiary Protection Optional Death Benefit is as follows:

 Growth    =      Account Value of variable        minus      purchase payments -
                investment options plus Interim             proportional withdrawals
                  Value of Fixed Allocations
                       (no MVA applies)

 Example with market increase
 Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the "Growth" under the Annuity.

                    Growth                           =                       $75,000 - [$50,000 - $0]
                                                     =                       $25,000

                    Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
                                                     =                       $25,000 * 0.40
                                                     =                       $10,000

                    Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
                                                     =                       $85,000

 Examples with market decline
 Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the "Growth" under the Annuity.

                    Growth                           =                       $45,000 - [$50,000 - $0]
                                                     =                       $-5,000

                    Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
                                                     NO BENEFIT IS PAYABLE

                    Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
                                                     =                       $50,000

 IN THIS EXAMPLE YOU WOULD RECEIVE NO ADDITIONAL BENEFIT FROM PURCHASING THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT.

 Example with market increase and withdrawals
 Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the "Growth" under the Annuity.

       Growth                   =              $90,000 - [$50,000 - ($50,000 * $15,000/$75,000)]
                                =              $90,000 - [$50,000 - $10,000]
                                =              $90,000 - $40,000
                                =              $50,000

       Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
                                =              $50,000 * 0.40
                                =              $20,000

       Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
                                =              $110,000

 EXAMPLES OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION
 The following are examples of how the Highest Anniversary Value Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

 Example with market increase and death before Death Benefit Target Date
 Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

 Example with withdrawals
 Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit.

 Highest Anniversary Value    =    $90,000 - [$90,000 * $15,000/$75,000]
                              =    $90,000 - $18,000
                              =    $72,000

 Basic Death Benefit          =    max [$80,000, $50,000 - ($50,000 * $15,000/$75,000)]
                              =    max [$80,000, $40,000]
                              =    $80,000

 The Death Benefit therefore is $80,000.

 Example with death after Death Benefit Target Date
 Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus purchase payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

 Highest Anniversary Value    =    $80,000 + $15,000 - [($80,000 + $15,000) * $5,000/$70,000]
                              =    $80,000 + $15,000 - $6,786
                              =    $88,214

 Basic Death Benefit          =    max [$75,000, ($50,000 + $15,000) - {($50,000 + $15,000) * $5,000/$70,000}]
                              =    max [$75,000, $60,357]
                              =    $75,000

 The Death Benefit therefore is $88,214.

 EXAMPLES OF COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION
 The following are examples of how the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

 Example with market increase and death before Death Benefit Target Date
 Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the 7/th/ anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $75,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).

 Example with withdrawals
 Assume that the Owner made a withdrawal of $5,000 on the 6/th/ anniversary of the Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6/th/ anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the 7/th/ annuity year is equal to 5% of the Roll-Up Value as of the 6/th/ anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7/th/ anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2/nd/ anniversary of the Issue Date was $70,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit.

 Roll-Up Value                =    {(67,005 - $3,350) - [($67,005 - $3,350) * $1,650/($45,000 - $3,350)]} * 1.05
                              =    ($63,655 - $2,522) * 1.05
                              =    $64,190

 Highest Anniversary Value    =    $70,000 - [$70,000 * $5,000/$45,000]
                              =    $70,000 - $7,778
                              =    $62,222

 Basic Death Benefit          =    max [$43,000, $50,000 - ($50,000 * $5,000/$45,000)]
                              =    max [$43,000, $44,444]
                              =    $44,444

 The Death Benefit therefore is $64,190.

 Example with death after Death Benefit Target Date
 Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner's 80/th/ birthday) is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit as of the Death Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

 Roll-Up Value                =    $81,445 + $15,000 - [($81,445 + 15,000) * $5,000/$70,000]
                              =    $81,445 + $15,000 - $6,889
                              =    $89,556

 Highest Anniversary Value    =    $85,000 + $15,000 - [($85,000 + 15,000) * $5,000/$70,000]
                              =    $85,000 + $15,000 - $7,143
                              =    $92,857

 Basic Death Benefit          =    max [$75,000, $50,000 + $15,000 - {(50,000 + $15,000) * $5,000/$70,000}]
                              =    max [$75,000, $60,357]
                              =    $75,000

 The Death Benefit therefore is $92,857.

 EXAMPLES OF HIGHEST DAILY VALUE DEATH BENEFIT CALCULATION
 The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date.

 Example with market increase and death before Death Benefit Target Date
 Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest Daily Value was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value or the basic Death Benefit. The Death Benefit would be the HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

 Example with withdrawals
 Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal) or the basic Death Benefit.

 Highest Daily Value    =    $90,000 - [$90,000 * $15,000/$75,000]
                        =    $90,000 - $18,000
                        =    $72,000

 Basic Death Benefit    =    max [$80,000, $50,000 - ($50,000 * $15,000/$75,000)]
                        =    max [$80,000, $40,000]
                        =    $80,000

 The Death Benefit therefore is $80,000.

 Example with death after Death Benefit Target Date
 Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Daily Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Daily Value on the Death Benefit Target Date plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

 Highest Daily Value    =    $80,000 + $15,000 - [($80,000 + $15,000) * $5,000/$70,000]
                        =    $80,000 + $15,000 - $6,786
                        =    $88,214

 Basic Death Benefit    =    max [$75,000, ($50,000 + $15,000) - {($50,000 + $15,000) * $5,000/$70,000}]
                        =    max [$75,000, $60,357]
                        =    $75,000

 The Death Benefit therefore is $88,214.

     APPENDIX C - FORMULA UNDER HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT

 We set out below the current formula under which we may transfer amounts between the variable investment options and the Benefit Fixed Rate Account. Upon your election of Highest Daily Lifetime Five, we will not alter the formula that applies to your Annuity. However, as discussed in the "Living Benefits" section, we reserve the right to modify this formula with respect to those who elect Highest Daily Lifetime Five in the future.

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:
   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Five benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

   .   L - the target value as of the current Valuation Day.

   .   r - the target ratio.

   . a - the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factors that we use currently are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3%. Each number in the table "a" factors (which appears below) represents a factor, which when multiplied by the Highest Daily Annual Income Amount, projects our total liability for the purpose of asset transfers under the guarantee.

   . Q - age based factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factor is currently set equal to 1.

   .   V - the total value of all Permitted Sub-accounts in the Annuity.

   .   F - the total value of all Benefit Fixed Rate Account allocations.

   . I - the income value prior to the first withdrawal. The income value is equal to what the Highest Daily Annual Income Amount would be if the first withdrawal were taken on the date of calculation. After the first withdrawal the income value equals the greater of the Highest Daily Annual Income Amount, the quarterly step-up amount times the annual income percentage, and the Account Value times the annual income percentage.

   .   T - the amount of a transfer into or out of the Benefit Fixed Rate
       Account.

   . I% - annual income amount percentage. This factor is established on the Effective Date and is not changed for the life of the guarantee. Currently, this percentage is equal to 5%

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

                                 L = I * Q * A

 TRANSFER CALCULATION:
 The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

                      Target Ratio r    =    (L - F) / V.

       . If r ((greater than)) C\\u\\, assets in the Permitted Sub-accounts are transferred to Benefit Fixed Rate Account.

       . If r ((less than)) C\\l\\, and there are currently assets in the Benefit Fixed Rate Account (F ((greater than)) 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

 The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    {Min(V, [L - F - V * C\\t\\] / (1 - C\\t\\))}    T(greater than)0, Money moving from the Permitted
                                                            Sub-accounts to the Benefit Fixed Rate Account
 T    =    {Min(F, [L - F - V * C] / (1 - C\\t\\))}         T(less than)0, Money moving from the Benefit Fixed Rate
                                                            Account to the Permitted Sub-accounts]

 EXAMPLE:
 MALE AGE 65 CONTRIBUTES $100,000 INTO THE PERMITTED SUB ACCOUNTS AND THE VALUE DROPS TO $92,300 DURING YEAR ONE, END OF DAY ONE. A TABLE OF VALUES FOR "A" APPEARS BELOW.

 TARGET VALUE CALCULATION:

                         L    =    I * Q * a
                              =    5000.67 * 1 * 15.34
                              =    76,710.28

 TARGET RATIO:

                     r    =    (L - F) / V
                          =    (76,710.28 - 0) / 92,300.00
                          =    83.11%

 SINCE R (GREATER THAN) CU ( BECAUSE 83.11% (GREATER THAN) 83%) A TRANSFER INTO THE BENEFIT FIXED RATE ACCOUNT OCCURS.

 T    =    { Min ( V, [ L - F - V * Ct] / ( 1 - Ct))}
      =    { Min ( 92,300.00, [ 76,710.28 - 0 - 92,300.00 * 0.80] / ( 1 - 0.80))}
      =    { Min ( 92,300.00, 14,351.40 )}
      =    14,351.40

 FORMULA FOR CONTRACTS WITH 90% CAP FEATURE

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

                              L    =    I * Q * a

 If you elect this feature, the following replaces the "Transfer Calculation" above.

 TRANSFER CALCULATION:
 The following formula, which is set on the effective date of this feature and is not changed for the life of the guarantee, determines when a transfer is required: On the effective date of this feature (and only on the effective date of this feature), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the Benefit Fixed Rate
 Account:

         If (F / (V + F) (greater than) .90) then T = F - (V + F) * .90

 If T is greater than $0 as described above, then an amount equal to T is transferred from the Benefit Fixed Rate Account and allocated to the permitted Sub-accounts, no additional transfer calculations are performed on the effective date, and future transfers to the Benefit Fixed Rate Account will not occur at least until there is first a transfer out of the Benefit Fixed Rate Account.

 On each Valuation Day thereafter (including the effective date of this feature provided F / (V + F) (less than)= .90), the following asset transfer calculation is performed

                      Target Ratio r    =    (L - F) / V

   . If r (greater than) C\\u\\, assets in the Permitted Sub-accounts are transferred to the Benefit Fixed Rate Account (subject to the 90% cap rule described above).

   . If r (less than) C\\l\\ and there are currently assets in the Benefit Fixed Rate Account (F (greater than) 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

 The following formula, which is set on the Effective Date of this feature and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    Min(MAX (0, (0.90 * (V + F)) - F), [L - F - V *    Money is transferred from the elected Permitted
           C\\t\\] / (1 - C\\t\\))                            Sub-accounts to Benefit Fixed Rate Account
 T    =    Min(F, - [L - F - V * C\\t\\] / (1 - C\\t\\)),     Money is transferred from the Benefit Fixed Rate
                                                              Account to the Permitted Sub-accounts

                 AGE 65 "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

       Months
 Years   1      2     3     4     5     6     7     8     9    10    11    12
 ----- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
   1   15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
   2   14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
   3   14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
   4   14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
   5   13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
   6   13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
   7   12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
   8   12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
   9   11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
  10   11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
  11   10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
  12   10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
  13   10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
  14    9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
  15    9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
  16    8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
  17    8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
  18    8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
  19    7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
  20    7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
  21    6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
  22    6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
  23    6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
  24    5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
  25    5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
  26    5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
  27    4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
  28    4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
  29    4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
  30    4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06
  31    4.04   4.02  4.00  3.98  3.97  3.95  3.93  3.91  3.90  3.88  3.86  3.84
  32    3.83   3.81  3.79  3.78  3.76  3.74  3.72  3.71  3.69  3.67  3.66  3.64
  33    3.62   3.61  3.59  3.57  3.55  3.54  3.52  3.50  3.49  3.47  3.45  3.44
  34    3.42   3.40  3.39  3.37  3.35  3.34  3.32  3.30  3.29  3.27  3.25  3.24
  35    3.22   3.20  3.18  3.17  3.15  3.13  3.12  3.10  3.08  3.07  3.05  3.03
  36    3.02   3.00  2.98  2.96  2.95  2.93  2.91  2.90  2.88  2.86  2.85  2.83
  37    2.81   2.79  2.78  2.76  2.74  2.73  2.71  2.69  2.68  2.66  2.64  2.62
  38    2.61   2.59  2.57  2.56  2.54  2.52  2.51  2.49  2.47  2.45  2.44  2.42
  39    2.40   2.39  2.37  2.35  2.34  2.32  2.30  2.29  2.27  2.25  2.24  2.22
  40    2.20   2.19  2.17  2.15  2.14  2.12  2.11  2.09  2.07  2.06  2.04  2.02
  41    2.01   1.84  1.67  1.51  1.34  1.17  1.00  0.84  0.67  0.50  0.33  0.17

 * The values set forth in this table are applied to all ages, and apply whether or not the 90% cap is elected.

   APPENDIX D - ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE
                                  DEPARTMENT

                                                          XTra Credit EIGHT NY
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
Minimum Investment                                $10,000
----------------------------------------------------------------------------------------------------------------------------
Maximum Issue Age                                 Annuitant 85 Oldest Owner 75
----------------------------------------------------------------------------------------------------------------------------
Contingent Deferred Sales                         10 Years
 Charge Schedule                                  (9%, 9%, 8%, 7%, 6%, 5%, 4%, 3%, 2%, 1%) (Applied to Purchase
                                                  Payments based on the inception date of the Annuity)
----------------------------------------------------------------------------------------------------------------------------
Insurance Charge                                  1.75%
----------------------------------------------------------------------------------------------------------------------------
Annual Maintenance Fee                            Lesser of $30 or 2% of Account Value
----------------------------------------------------------------------------------------------------------------------------
Transfer Fee                                      $10 after twenty in any annuity year
----------------------------------------------------------------------------------------------------------------------------
Contract Credit                                   Yes. The amount of the credit applied to a Purchase Payment is based on the year the Purchase Payment is received, for the first 6 years of the contract. Currently the credit percentages for each year starting with the first year are: If the Purchase Payments are 100,000+: 8%, 6%, 4%, 3%,
                                                  2%, 1% and if the Purchase Payments are (less than) $100,000: 6%, 5%, 4%,
                                                  3%, 2%, and 1%.
----------------------------------------------------------------------------------------------------------------------------
Fixed Allocation (If                              No
 available, early withdrawals
 are subject to a Market
 Value Adjustment) ("MVA")
----------------------------------------------------------------------------------------------------------------------------
Variable Investment Options                       All options generally available except where restrictions apply when certain riders are purchased.
----------------------------------------------------------------------------------------------------------------------------
Basic Death Benefit                               The greater of: Purchase Payments less proportional withdrawals or
                                                  Account Value (variable); no MVA applied.
----------------------------------------------------------------------------------------------------------------------------
Optional Death Benefits (for                      HAV
 an additional cost)/1/
----------------------------------------------------------------------------------------------------------------------------
Optional Living Benefits (for                     Highest Daily GRO, GMWB, GMIB, Lifetime Five, Spousal Lifetime
 an additional cost)/2/                           Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven,
                                                  Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus,
                                                  Spousal Highest Daily Lifetime 7 Plus, GRO Plus II, Highest Daily
                                                  GRO II, Highest Daily Lifetime 6 Plus, and Spousal Highest Daily
                                                  Lifetime 6 Plus.
----------------------------------------------------------------------------------------------------------------------------
Annuity Rewards/3/                                Available after initial CDSC period
----------------------------------------------------------------------------------------------------------------------------
Annuitization Options                             Fixed option only Annuity date cannot exceed the first day of the calendar month following Annuitant's 90/th/ birthday. The maximum
                                                  Annuity Date is based on the first Owner or Annuitant to reach the maximum age, as indicated in your Annuity.
----------------------------------------------------------------------------------------------------------------------------
Medically-Related Surrender                       Not Available
 Feature
----------------------------------------------------------------------------------------------------------------------------

 (1)For more information on these benefits, refer to the "Death Benefit"
    section in the Prospectus.
 (2)For more information on these benefits, refer to the "Living Benefit Programs" section in the Prospectus. Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Spousal Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime Seven with Lifetime Income Accelerator (LIA), Highest Daily Lifetime 7 Plus with BIO, Spousal Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA, and Highest Daily Lifetime 6 Plus with LIA are not currently available in New York.
 (3)The Annuity rewards benefit offers Owners an ability to increase the guaranteed death benefit so that the death benefit will at least equal the Annuity's Account Value on the effective date of the Annuity Rewards benefits, if the terms of the Annuity Rewards benefit are met.

 For more information about variations applicable to annuities approved for sale by the New York State Insurance Department, please refer to your annuity contract.

        APPENDIX E - FORMULA UNDER GRO PLUS 2008 AND HIGHEST DAILY GRO

 THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:
   .   AV is the current Account Value of the Annuity

   .   V is the current Account Value of the elected Sub-accounts of the Annuity

   .   B is the total current value of the AST bond portfolio Sub-account

   .   C\\l\\ is the lower target value. Currently, it is 79%.

   .   C\\t\\ is the middle target value. Currently, it is 82%.

   .   C\\u\\ is the upper target value. Currently, it is 85%.

 For each guarantee provided under the benefit,

   .   G\\i\\ is the guarantee amount

   .   N\\i\\ is the number of days until the maturity date

   . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

 The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

 The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of the Base Guarantee Period or Step-Up Guarantee Period. We call the greatest of these values the "current liability (L)."

    L    =    MAX (L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/(Ni/365)/.

 Next the formula calculates the following formula ratio:

                            r    =    (L - B) / V.

 If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the bond fund Sub-account associated with the current liability. If at the time we make a transfer to the bond fund Sub-account associated with the current liability there is Account Value allocated to a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

 The formula will transfer assets into the Transfer Account if r (greater than) C\\u\\.

 The transfer amount is calculated by the following formula:

             T    =    {Min(V, [L - B - V*C\\t\\] / (1 - C\\t\\))}

 If the formula ratio is less than a lower target value and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account into the elected Sub-accounts.

 The transfer amount is calculated by the following formula:

           T    =    {Min(B, - [L - B - V*C\\t\\] / (1 - C \\t\\))}

 If following a transfer to the elected Sub-accounts, there are assets remaining in a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

  FORMULA FOR ANNUITIES WITH 90% CAP RULE FEATURE - GRO PLUS 2008 AND HIGHEST
                                   DAILY GRO

 The Following are the Terms and Definitions Referenced in the Transfer Calculation Formula:
   .   AV is the current Account Value of the Annuity

   .   V is the current Account Value of the elected Sub-accounts of the Annuity

   .   B is the total current value of the AST bond portfolio Sub-account

   .   C\\l\\ is the lower target value. Currently, it is 79%.

   .   C\\t\\ is the middle target value. Currently, it is 82%.

   .   C\\u\\ is the upper target value. Currently, it is 85%.

   . T is the amount of a transfer into or out of the Transfer AST bond portfolio Sub-account.

 For each guarantee provided under the benefit,

   .   G\\i\\ is the guarantee amount

   .   N\\i\\ is the number of days until the maturity date

   . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

 TRANSFER CALCULATION
 The formula, which is set on the Effective Date of the 90% Cap Rule, and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

 On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST bond portfolio Sub-account:

                         If (B / (V + B) (greater than) .90), then
                         T         =         B - [(V + B) * .90]

 If T as described above is greater than $0, then that amount ("T") is transferred from the AST bond portfolio Sub-account to the elected Sub-accounts and no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST bond portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST bond portfolio Sub-account occurs.

 On each Valuation Date thereafter (including the Effective Date of the 90% Cap Rule, provided (B / (V + B) (less than) = .90), the formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the "current liability
 (L)."

    L    =    MAX(L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\) /(Ni/365)/

 Next the formula calculates the following formula ratio:

                             r    =    (L - B) / V

 If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability, subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account (the "90% cap rule"). If, at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability, there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

 The formula will transfer assets into the Transfer AST bond portfolio Sub-account if r (greater than) C\\u\\, subject to the 90% cap rule.

 The transfer amount is calculated by the following formula:

 T    =    {Min(MAX(0, (.90 * (V + B)) - B), [L - B - V * C\\t\\] / (1 - C\\t\\))}

 If the formula ratio is less than a lower target value and there are assets in the Transfer AST bond portfolio Sub-account, then the formula will transfer assets out of the Transfer AST bond portfolio Sub-account into the elected Sub-accounts.

 The formula will transfer assets out of the Transfer AST bond portfolio Sub-account if r (less than) C\\l\\ and B (greater than) 0.

 The transfer amount is calculated by the following formula:

           T    =    {Min(B, - [L - B - V * C\\t\\] / (1 - C\\t\\))}

 If, following a transfer to the elected Sub-accounts, there are assets remaining in an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

 If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap rule.

  APPENDIX F - FORMULA UNDER HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT AND
              SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT

 (including Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime Seven with LIA and Spousal Highest Daily Lifetime Seven with BIO)

 1. FORMULA FOR CONTRACTS ISSUED ON OR AFTER JULY 21, 2008
 (WITHOUT ELECTION OF 90% CAP FEATURE)

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:
   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

   .   L - the target value as of the current business day.

   .   r - the target ratio.

   . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

   .   V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

   . V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity.

   .   B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

   . P - Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

   . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

 * Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

 TARGET VALUE CALCULATION:
 On each business day, a target value (L) is calculated, according to the following formula. If the Account Value (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

              Target Ratio r    =    (L - B) / (V\\V\\ + V\\F\\).

       . If r (greater than) C\\u\\, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

       . If r (less than) C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    {Min (V\\V\\ + V\\F\\), [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 -    Money is transferred from the elected
           C\\t\\))}                                                              Sub-accounts and Fixed Rate Options to the
                                                                                  Transfer Account

 T    =    {Min (B, - [L - B - (V\\V\\ + V\\F\\)* C\\t\\] / (1 - C\\t\\))}        Money is transferred from the Transfer Account
                                                                                  to the elected Sub-accounts

 {Min (V\\V\\ + V\\F\\), [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 -   Money is transferred from the elected
 C\\t\\))}                                                              Sub-accounts and Fixed Rate Options to the
                                                                        Transfer Account

 {Min (B, - [L - B - (V\\V\\ + V\\F\\)* C\\t\\] / (1 - C\\t\\))}       Money is transferred from the Transfer Account
                                                                        to the elected Sub-accounts

 2. FORMULA FOR CONTRACTS ISSUED PRIOR TO 7/21/08
 (WITHOUT ELECTION OF 90% CAP FEATURE)

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:
       . C\\u \\- the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

       . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

       . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

       .   L - the target value as of the current business day.

       .   r - the target ratio.

       . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

       .   V - the total value of all Permitted Sub-accounts in the annuity.

       . B - the total value of the AST Investment Grade Bond Portfolio Sub-account.

       . P - Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*,
           (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

       . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

 * Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

 TARGET VALUE CALCULATION:
 On each business day, a target value (L) is calculated, according to the following formula. If the variable account value (V) is equal to zero, no calculation is necessary.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

                      Target Ratio r    =    (L - B) / V.

       . If r (greater than) C\\u\\, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

       . If r (less than) C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    {Min(V, [L - B - V * C\\t\\] / (1 - C\\t\\))},      Money is transferred from the Permitted
                                                               Sub-accounts to the AST Investment Grade Bond
                                                               Portfolio Sub-account

 T    =    {Min(B, - [L - B - V * C\\t\\] / (1 - C\\t\\))},    Money is transferred from the AST Investment
                                                               Grade Bond Portfolio Sub-account to the
                                                               Permitted Sub-accounts

 3. FORMULA FOR ANNUITIES WITH 90% CAP FEATURE IF BENEFIT WAS ELECTED PRIOR TO JULY 21, 2008
 SEE ABOVE FOR THE TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA.

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

                         If (B / (V + B) (greater than) .90) then
                         T         =         B - [(V + B) * .90]

 If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

 On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V + B) (less than)= .90), the following asset transfer calculation is performed:

                      Target Ratio r    =    (L - B) / V

       . If r (greater than) C\\u\\, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account provided transfers are not suspended under the 90% Cap Rule described below.

       . If r (less than) C\\l\\ and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

 The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    Min (MAX (0, (0.90 * (V + B)) - B),      Money is transferred from the
            [L - B - V * C\\t\\] / (1 - C\\t\\))    elected Sub-accounts to the AST
                                                    Investment Grade Bond Portfolio
                                                    Sub-account

 T    =    {Min (B, - [L - B - V * C\\t\\] / (1 -   Money is transferred from the AST
           C\\t\\))}                                Investment Grade Bond Portfolio
                                                    Sub-account to the elected
                                                    Sub-accounts.

 At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

 90% CAP RULE: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade

 Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

 4. FORMULA FOR ANNUITIES WITH 90% CAP FEATURE IF BENEFIT WAS ELECTED ON OR AFTER JULY 21, 2008
 SEE ABOVE FOR THE TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

                  If (B / (V\\V\\ + V\\F\\ + B) (greater than) .90) then
                  T         =         B - [(V\\V\\ + V\\F\\ + B) * .90]

 If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

 On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V\\V\\ + V\\F\\ + B) (less than)= .90), the following asset transfer calculation is performed:

               Target Ratio r    =    (L - B) / V\\V\\ + V\\F\\)

       . If r (greater than) C\\u\\, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account, provided transfers are not suspended under the 90% Cap Rule described below.

       . If r (less than) C\\l\\ and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

 The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\    Money is transferred from the
           + B)) - B),                              elected Sub-accounts to AST
            [L - B - (V\\V\\ + V\\F\\) * C\\t\\]    Investment Grade Bond Portfolio
           / (1 - C\\t\\))                          Sub-account.

 T    =    {Min (B, - [L - B - (V\\V\\ + V\\F\\)    Money is transferred from the AST
           * C\\t\\] / (1 - C\\t\\))}               Investment Grade Bond Portfolio
                                                    Sub-account to the elected
                                                    Sub-accounts.

 At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

 90% CAP RULE: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur.

 Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

                     "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

       Months
 Years   1      2     3     4     5     6     7     8     9    10    11    12
 ----- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
   1   15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
   2   14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
   3   14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
   4   14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
   5   13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
   6   13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
   7   12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
   8   12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
   9   11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
  10   11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
  11   10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
  12   10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
  13   10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
  14    9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
  15    9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
  16    8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
  17    8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
  18    8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
  19    7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
  20    7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
  21    6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
  22    6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
  23    6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
  24    5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
  25    5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
  26    5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
  27    4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
  28    4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
  29    4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
  30    4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06
  31    4.04   4.02  4.00  3.98  3.97  3.95  3.93  3.91  3.90  3.88  3.86  3.84
  32    3.83   3.81  3.79  3.78  3.76  3.74  3.72  3.71  3.69  3.67  3.66  3.64
  33    3.62   3.61  3.59  3.57  3.55  3.54  3.52  3.50  3.49  3.47  3.45  3.44
  34    3.42   3.40  3.39  3.37  3.35  3.34  3.32  3.30  3.29  3.27  3.25  3.24
  35    3.22   3.20  3.18  3.17  3.15  3.13  3.12  3.10  3.08  3.07  3.05  3.03
  36    3.02   3.00  2.98  2.96  2.95  2.93  2.91  2.90  2.88  2.86  2.85  2.83
  37    2.81   2.79  2.78  2.76  2.74  2.73  2.71  2.69  2.68  2.66  2.64  2.62
  38    2.61   2.59  2.57  2.56  2.54  2.52  2.51  2.49  2.47  2.45  2.44  2.42
  39    2.40   2.39  2.37  2.35  2.34  2.32  2.30  2.29  2.27  2.25  2.24  2.22
  40    2.20   2.19  2.17  2.15  2.14  2.12  2.11  2.09  2.07  2.06  2.04  2.02
  41    2.01   1.84  1.67  1.51  1.34  1.17  1.00  0.84  0.67  0.50  0.33  0.17

 * The values set forth in this table are applied to all ages, and apply to each formula set out in this Appendix.

       APPENDIX G - SELECTING THE VARIABLE ANNUITY THAT'S RIGHT FOR YOU

 Although only the XTra Credit Eight variable annuity is offered through this prospectus, you should know that Prudential Annuities Life Assurance Corporation ("PALAC") offers other deferred variable annuity products through separate prospectuses. Not all of those other annuities may be available to you, depending on your state of residence and/or the broker-dealer through which your annuity was sold. However, to the extent that other PALAC annuities (or those of other insurers) are available to you, you should be aware that those annuities likely come with a different array of optional features (e.g., living benefits or death benefits) and charges than XTra Credit Eight. For example, some annuities do not offer any credit, but typically would bear lower CDSCs and insurance charges than XTra Credit Eight. You can identify the PALAC annuities available to you by speaking to your Financial Professional or calling 1-888-PRU-2888.

 Among the factors you should consider when choosing which annuity product may be most appropriate for your individual needs are the following:

   .   Your age;
   . The amount of your investment and any planned future deposits into the Annuity,
   . How long you intend to hold the annuity (also referred to as investment time horizon);
   .   Your desire to make withdrawals from the annuity and the timing thereof;
   .   Your investment return objectives;
   .   The effect of optional benefits that may be elected;
   . The value of being able to "lock-in" growth in your Annuity after the initial withdrawal charge period for purposes of calculating the death benefit payable from the Annuity; and
   . Your desire to minimize costs and/or maximize return associated with the annuity.

 In general, you will pay higher ongoing fees for added liquidity and other product benefits while Annuities with longer surrender charge periods often have lower ongoing expenses. There are trade-offs associated with the costs and benefits provided by each Annuity. You should consider which benefits are most important to you, and whether the associated costs offer the greatest value to you.

 The following chart reflects the Account Value and Surrender Value of the XT8 variable annuity over a variety of holding periods under the hypothetical assumptions noted. The chart is intended to help you compare XTra Credit Eight with other Annuities that may be available to you. The values shown below are based on the following assumptions:

..   Annuity was issued on or after June 16, 2009
..   An initial investment of $100,000 is made in the Xtra Credit Eight Annuity earning a gross rate of return of 0%, 6%, and 10% respectively.
..   No subsequent deposits or withdrawals are made from the Annuity.
..   The hypothetical gross rates of return are reduced by the arithmetic average of the fees and expenses of the Portfolios and the charges that are deducted from the Annuity at the Separate Account level as follows:
    a. 1.21% for the Portfolios offered under XTra Credit Eight, based on the fees and expenses of the Portfolios as of December 31, 2009. The arithmetic average of all the fund expenses is computed by adding portfolios and then dividing by the number of Portfolios. For purposes of the illustration, we do not reflect any expense reimbursements or expense waivers that might apply and are described in the prospectus fee table.
    b. The Separate Account level charges refer to the Insurance Charge/Administration charge.
..   The Account Value and Surrender Value are further reduced by the annual maintenance fee. For the Xtra Credit Eight, the Account Value and Surrender Value reflect the addition of any applicable Purchase Credits.

 The Account Value assumes no surrender, while the Surrender Value assumes a 100% surrender 2 days prior to the anniversary of the Issue Date of the Annuity ("Annuity Anniversary"), therefore reflecting the withdrawal charge applicable to that Annuity Year. Note that a withdrawal on the Annuity Anniversary, or the day before the Annuity Anniversary, would be subject to the withdrawal charge applicable to the next Annuity Year, which usually is lower. The surrender charge is calculated based on the date that the Purchase Payment was made and for purposes of this illustration, we assume that a single purchase payment of $100,000 was made on the Issue Date. The values that you actually experience under an Annuity will be different from what is depicted here if any of the assumptions we make here differ from your circumstances. (We will provide you a personalized illustration upon request).

             ------------------------------------------------------------------------
             0% Gross Rate of Return 6% Gross Rate of Return 10% Gross Rate of Return
                Xtra Credit 8           Xtra Credit 8           Xtra Credit 8
             ------------------------------------------------------------------------
             Net rate of return      Net rate of return      Net rate of return
             All years    -2.94%     All years     2.88%     All years      6.77%
             ------------------------------------------------------------------------
              Account    Surrender    Account    Surrender    Account     Surrender
        Year   Value       Value       Value       Value       Value        Value
        -----------------------------------------------------------------------------
          1   104,835     95,835      111,107     102,107     115,288      106,288
        -----------------------------------------------------------------------------
          2   101,720     92,720      114,276     105,276     123,053      114,053
        -----------------------------------------------------------------------------
          3    98,696     90,696      117,537     109,537     131,342      123,342
        -----------------------------------------------------------------------------
          4    95,762     88,762      120,892     113,892     140,193      133,193
        -----------------------------------------------------------------------------
          5    92,914     86,914      124,343     118,343     149,643      143,643
        -----------------------------------------------------------------------------
          6    90,149     85,149      127,894     122,894     159,733      154,733
        -----------------------------------------------------------------------------
          7    87,466     83,466      131,548     127,548     170,505      166,505
        -----------------------------------------------------------------------------
          8    84,861     81,861      135,307     132,307     182,006      179,006
        -----------------------------------------------------------------------------
          9    82,333     80,333      139,174     137,174     194,286      192,286
        -----------------------------------------------------------------------------
         10    79,880     78,880      143,153     142,153     207,396      206,396
        -----------------------------------------------------------------------------
         11    77,498     77,498      147,247     147,247     221,394      221,394
        -----------------------------------------------------------------------------
         12    75,187     75,187      151,459     151,459     236,339      236,339
        -----------------------------------------------------------------------------
         13    72,943     72,943      155,792     155,792     252,295      252,295
        -----------------------------------------------------------------------------
         14    70,766     70,766      160,250     160,250     269,332      269,332
        -----------------------------------------------------------------------------
         15    68,652     68,652      164,837     164,837     287,521      287,521
        -----------------------------------------------------------------------------
         16    66,600     66,600      169,557     169,557     306,941      306,941
        -----------------------------------------------------------------------------
         17    64,609     64,609      174,412     174,412     327,675      327,675
        -----------------------------------------------------------------------------
         18    62,676     62,676      179,408     179,408     349,812      349,812
        -----------------------------------------------------------------------------
         19    60,801     60,801      184,547     184,547     373,448      373,448
        -----------------------------------------------------------------------------
         20    58,980     58,980      189,835     189,835     398,683      398,683
        -----------------------------------------------------------------------------
         21    57,212     57,212      195,276     195,276     425,625      425,625
        -----------------------------------------------------------------------------
         22    55,497     55,497      200,873     200,873     454,391      454,391
        -----------------------------------------------------------------------------
         23    53,832     53,832      206,632     206,632     485,104      485,104
        -----------------------------------------------------------------------------
         24    52,216     52,216      212,557     212,557     517,895      517,895
        -----------------------------------------------------------------------------
         25    50,648     50,648      218,653     218,653     552,905      552,905
        -----------------------------------------------------------------------------

 ASSUMPTIONS:

 a. $100,000 initial investment

 b. Fund Expenses = 1.21%

 c. No optional death benefits or living benefits elected

 d. Annuity was issued on or after June 16, 2008 and prior to February 23, 2009

 e. Surrender value assumes surrender 2 days before Annuity anniversary

   APPENDIX H - FORMULA FOR HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT AND
             SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT

 (including Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA and Spousal Highest Daily Lifetime 7 Plus with BIO)

   TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST
                       INVESTMENT GRADE BOND SUB-ACCOUNT

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:
   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . Cu\\s\\ - The secondary upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently it is 84.5%

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

   .   L - the target value as of the current Valuation Day.

   .   r - the target ratio.

   . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors)

   .   V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

   .   V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity

   .   B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

   . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional Purchase Payments, including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, and (2) any highest daily Account Value occurring on or after the date of the first Lifetime Withdrawal and prior to or including the date of this calculation increased for additional Purchase Payments including the amount of any associated Credits, and adjusted for Lifetime Withdrawals.

   . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

   . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio

 * Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

                               DAILY CALCULATIONS

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V\\V\\+ V\\F\\) is equal to zero, no calculation is necessary.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

              Target Ratio r    =    (L - B) / (V\\V\\ + V\\F\\).

       . If on the third consecutive Valuation Day r (greater than) Cu and r (less or =) Cu\\s\\ or if on any day r (greater than) Cu\\s\\, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including DCA Fixed Rate Option used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

       . If r (less than) C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B)) - B),                Money is transferred from the Permitted
           [L - B - (V\\V\\ + V\\F\\) * C\\t\\]/(1 - C\\t\\))               Sub-accounts and Fixed Rate Options to the AST
                                                                            Investment Grade Bond Sub-account

 T    =    {Min (B, - [L - B - (V\\V\\ + V\\F\\)* C\\t\\]/(1 - C\\t\\))}    Money is transferred from the AST Investment
                                                                            Grade Bond Sub-account to the Permitted Sub-
                                                                            accounts

 MONTHLY CALCULATION
 On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

 If, after the daily Transfer Calculation is performed,

 {Min (B, .05 * (V\\V\\ + V\\F\\ + B))} (less than) (C\\u\\ * (V\\V\\ + V\\F\\)
 - L + B) / (1 - C\\u\\), then

 T\\M\\    =    {Min (B, .05 * (V\\V\\ + V\\F\\ + B))}    Money is transferred from the AST Investment
                                                          Grade Bond Sub-account to the Permitted Sub-
                                                          accounts.

                     "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

      Months
Years   1      2     3     4     5     6     7     8     9    10    11     12
----- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
  1   15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
  2   14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
  3   14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
  4   14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
  5   13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
  6   13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
  7   12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
  8   12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
  9   11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10   11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11   10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12   10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13   10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14    9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15    9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16    8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17    8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18    8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19    7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20    7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21    6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
 22    6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23    6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24    5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25    5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26    5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27    4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28    4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29    4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30    4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

 *  The values set forth in this table are applied to all ages.
 ** In all subsequent years and months thereafter, the annuity factor is 4.06

APPENDIX I - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES

 Certain features of your Annuity may be different than the features described earlier in this prospectus if your Annuity is issued in certain states described below. For Annuities issued in New York, please see Appendix D.

Jurisdiction                                                      Special Provisions
-------------------------------------------------------------------------------------------------------------------------
Hawaii                         Highest Daily Lifetime Seven with Lifetime Income Accelerator, Highest Daily Lifetime 7
                               Plus with Lifetime Income Accelerator, and Highest Daily Lifetime 6 Plus with Lifetime
                               Income Accelerator are not available.
-------------------------------------------------------------------------------------------------------------------------
Maryland                       Fixed Allocations are not available.
-------------------------------------------------------------------------------------------------------------------------
Massachusetts                  If your Annuity is issued in Massachusetts after January 1, 2009, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any
                               Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum
                               Withdrawal Benefit).
                               Medically Related Surrenders are not available.
-------------------------------------------------------------------------------------------------------------------------
Montana                        If your Annuity is issued in Montana, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal Benefit).
-------------------------------------------------------------------------------------------------------------------------
Nevada                         Fixed Allocations are not available.
-------------------------------------------------------------------------------------------------------------------------
North Dakota                   Fixed Allocations are not available.
-------------------------------------------------------------------------------------------------------------------------
Texas                          Death benefit suspension not applicable upon provision of evidence of good health. See annuity contract for exact details.
-------------------------------------------------------------------------------------------------------------------------
Vermont                        Fixed Allocations are not available.
-------------------------------------------------------------------------------------------------------------------------
Washington                     If you elect Highest Daily Lifetime Five, any version of Highest Daily Lifetime Seven, or
                               Highest Daily Lifetime 7 Plus, the Guaranteed Minimum Account Value Credit otherwise available with these optional benefits is not available.
                               Fixed Allocations are not available.
-------------------------------------------------------------------------------------------------------------------------

   APPENDIX J - FORMULA FOR HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT AND
             SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT

 (including Highest Daily Lifetime 6 Plus with LIA)

     TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE
                     AST INVESTMENT GRADE BOND SUB-ACCOUNT

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:
   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . Cu\\s\\ - The secondary upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently it is 84.5%.

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

   .   L - the target value as of the current Valuation Day.

   .   r - the target ratio.

   . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors).

   .   V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

   . V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity.

   .   B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

   . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated purchase Credits, and adjusted proportionally for excess withdrawals*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional purchase payments (including the amount of any associated purchase Credits) and adjusted proportionately for Excess Income* and (3) any highest daily Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional purchase payments (including the amount of any associated purchase Credits) and adjusted for withdrawals, as described herein.

   . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

   . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio.

 * Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

                               DAILY CALCULATIONS

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

              Target Ratio r    =    (L - B) / (V\\V\\ + V\\F\\).

       . If on the third consecutive Valuation Day r (greater than) C\\u\\ and r (less or =) Cu\\s\\ or if on any day r (greater than) Cu\\s\\, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including DCA Fixed Rate Options used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

       . If r (less than) C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts as described above.

 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B)) - B),                   Money is transferred from the Permitted
           [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))                Sub-accounts and DCA Fixed Rate Options to
                                                                               the AST Investment Grade Bond Sub-account

 T    =    {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}    Money is transferred from the AST Investment
                                                                               Grade Bond Sub-account to the Permitted
                                                                               Sub-accounts

 MONTHLY CALCULATION
 On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

 If, after the daily Transfer Calculation is performed,

 {Min (B, .05 * (V\\V\\ + V\\F\\ + B))} (less than) (C\\u\\ * (V\\V\\ + V
 \\F\\) - L + B) / (1 - C \\u\\), then

 T\\M\\    =    {Min (B, .05 * (V\\V\\ + V\\F\\ + B))}    Money is transferred from the AST Investment
                                                          Grade Bond Sub-account to the Permitted
                                                          Sub-accounts.

                     "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

      Months
Years   1      2     3     4     5     6     7     8     9    10    11     12
----- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
  1   15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
  2   14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
  3   14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
  4   14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
  5   13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
  6   13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
  7   12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
  8   12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
  9   11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10   11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11   10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12   10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13   10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14    9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15    9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16    8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17    8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18    8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19    7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20    7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21    6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
 22    6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23    6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24    5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25    5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26    5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27    4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28    4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29    4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30    4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

 *  The values set forth in this table are applied to all ages.
 ** In all subsequent years and months thereafter, the annuity factor is 4.06.

         APPENDIX K - FORMULA FOR HIGHEST DAILY GRO II AND GRO PLUS II

 The following are the terms and definitions referenced in the transfer calculation formula:
   .   AV is the current Account Value of the Annuity

   . V\\V\\ is the current Account Value of the elected Sub-accounts of the Annuity

   . V\\F\\ is the current Account Value of any fixed-rate Sub-accounts of the Annuity

   .   B is the total current value of the AST bond portfolio Sub-account

   .   C\\l\\ is the lower target value. Currently, it is 79%.

   .   C\\t \\is the middle target value. Currently, it is 82%.

   .   C\\u\\ is the upper target value. Currently, it is 85%.

   . T is the amount of a transfer into or out of the AST bond portfolio Sub-account.

 For each guarantee provided under the benefit,
   .   G\\i\\ is the guarantee amount

   .   N\\i \\is the number of days until the maturity date

   . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

 The formula, which is set on the effective date and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

 The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of each applicable guarantee period. We call the greatest of these values the "current liability (L)."

     L    =    MAX(L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/(Ni/365)/

 Next the formula calculates the following formula ratio:

                     r    =    (L - B) / (V\\V\\ + V\\F\\)

 If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account ( "90% cap rule"). If at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

 The formula will transfer assets into the AST bond portfolio Sub-account if r (greater than) C\\u\\, subject to the 90% cap rule.

 The transfer amount is calculated by the following formula:

 T    =    {Min(MAX(0, (.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

 If the formula ratio is less than a lower target value and there are assets in the AST bond portfolio Sub-account, then the formula will transfer assets out of the AST bond portfolio Sub-account into the elected Sub-accounts.

 The formula will transfer assets out of the AST bond portfolio Sub-account if r (less than) C\\l\\ and B (greater than) 0.

 The transfer amount is calculated by the following formula:

   T    =    {Min(B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

 If following a transfer to the elected Sub-accounts, there are assets remaining in a AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

 If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap.

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                          FURTHER DETAILS ABOUT THE PRUDENTIAL ANNUITIES ANNUITY DESCRIBED IN
                          PROSPECTUS XT8PROS (05/2010).
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                                            ---------------------------------------
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  Variable Annuity Issued by:                Variable Annuity Distributed by:

  PRUDENTIAL ANNUITIES LIFE                              PRUDENTIAL ANNUITIES
  ASSURANCE CORPORATION                                    DISTRIBUTORS, INC.
  A Prudential Financial Company               A Prudential Financial Company
  One Corporate Drive                                     One Corporate Drive
  Shelton, Connecticut 06484                       Shelton, Connecticut 06484
  Telephone: 1-888-PRU-2888                           Telephone: 203-926-1888
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 FLEXIBLE PREMIUM DEFERRED ANNUITIES
 PROSPECTUS: MAY 1, 2010

 This prospectus describes one flexible premium deferred annuity (the "Annuity") issued by Prudential Annuities Life Assurance Corporation ("Prudential Annuities(R)", "we", "our", or "us") exclusively through LPL Financial Corporation. The Annuity may be offered as an individual annuity contract or as an interest in a group annuity. The Annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. This Prospectus describes the important features of the Annuity and what you should consider before purchasing the Annuity. In addition, the selling broker-dealer firm through which this Annuity is sold may decline to make available to its customers certain of the optional features and investment options offered generally under the Annuity. Alternatively, the firm may restrict the optional benefits that it makes available to its customers (e.g., by imposing a lower maximum issue age for certain optional benefits than what is prescribed generally under the Annuity). The selling broker-dealer firm may impose restrictions on the availability of the Annuity based on certain criteria. Please speak to your Financial Professional for further details. THE ANNUITY OR CERTAIN OF ITS INVESTMENT OPTIONS AND/OR FEATURES MAY NOT BE AVAILABLE IN ALL STATES. For the variations specific to Annuities approved for sale by the New York State Insurance Department, see Appendix E. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section. BECAUSE THE OPTIMUM XTRA ANNUITY GRANTS CREDITS WITH RESPECT TO YOUR PURCHASE PAYMENTS, THE EXPENSES OF THE OPTIMUM XTRA ANNUITY MAY BE HIGHER THAN EXPENSES FOR AN ANNUITY WITHOUT A CREDIT. IN ADDITION, THE AMOUNT OF THE CREDITS THAT YOU RECEIVE UNDER THE OPTIMUM XTRA ANNUITY MAY BE MORE THAN OFFSET BY THE ADDITIONAL FEES AND CHARGES ASSOCIATED WITH THE CREDIT.

 THE SUB-ACCOUNTS
 Each Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B invests in an underlying mutual fund portfolio. Currently, portfolios of the following underlying mutual funds are being offered:
 Advanced Series Trust and Evergreen Variable Annuity Trust. See the following page for a complete list of Sub-accounts.

 PLEASE READ THIS PROSPECTUS
 PLEASE READ THIS PROSPECTUS AND THE CURRENT PROSPECTUS FOR THE UNDERLYING MUTUAL FUNDS. KEEP THEM FOR FUTURE REFERENCE. If you are purchasing the Annuity as a replacement for an existing variable annuity or variable life coverage or a fixed insurance policy, you should consider any surrender or penalty charges you may incur when replacing your existing coverage and that this Annuity may be subject to a contingent deferred sales charge if you elect to surrender the Annuity or take a partial withdrawal. You should consider your need to access the Annuity's Account Value and whether the Annuity's liquidity features will satisfy that need.

 AVAILABLE INFORMATION
 We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described at the end of this prospectus under "Contents of Statement of Additional Information". The Statement of Additional Information is incorporated by reference into this prospectus. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you, by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC.

 The Annuity is NOT a deposit or obligation of, or issued, guaranteed or endorsed by, any bank, are NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency. An investment in an annuity involves investment risks, including possible loss of value, even with respect to amounts allocated to the AST Money Market Sub-account.

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 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
 THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 OPTIMUM XTRA/SM/ IS A SERVICE MARK OR REGISTERED TRADEMARK OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND IS USED UNDER LICENCE BY ITS AFFILIATES.
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                  FOR FURTHER INFORMATION CALL: 1-888-PRU-2888

               Prospectus Dated: May     Statement of Additional
               1, 2010                    Information Dated: May
                                                         1, 2010
               OA074PROS-0510                           LPLOASAI

  PLEASE SEE OUR PRIVACY POLICY AND OUR IRA, ROTH IRA AND FINANCIAL DISCLOSURE
           STATEMENTS ATTACHED TO THE BACK COVER OF THIS PROSPECTUS.

                              INVESTMENT OPTIONS
 ADVANCED SERIES TRUST:
   AST Academic Strategies Asset Allocation
   AST AllianceBernstein Core Value
   AST AllianceBernstein Growth & Income
   AST American Century Income & Growth
   AST Balanced Asset Allocation
   AST Bond Portfolio 2015
   AST Bond Portfolio 2016
   AST Bond Portfolio 2017
   AST Bond Portfolio 2018
   AST Bond Portfolio 2019
   AST Bond Portfolio 2020
   AST Bond Portfolio 2021
   AST Capital Growth Asset Allocation
   AST Cohen & Steers Realty
   AST Federated Aggressive Growth
   AST Goldman Sachs Mid-Cap Growth
   AST International Growth
   AST International Value
   AST Investment Grade Bond
   AST JPMorgan International Equity
   AST Large-Cap Value
   AST Lord Abbett Bond Debenture
   AST Marsico Capital Growth
   AST Mid-Cap Value
   AST MFS Growth
   AST Money Market
   AST Neuberger Berman Mid-Cap Growth
   AST Neuberger Berman/LSV Mid-Cap Value
   AST Neuberger Berman Small-Cap Growth
   AST PIMCO Limited Maturity Bond
   AST PIMCO Total Return Bond
   AST Preservation Asset Allocation
   AST Small-Cap Growth
   AST Small-Cap Value
   AST T. Rowe Price Global Bond
   AST T. Rowe Price Large-Cap Growth
   AST Value
   AST Western Asset Core Plus Bond

 EVERGREEN VARIABLE ANNUITY TRUST:
   International Equity
   Omega

                                   CONTENTS


GLOSSARY OF TERMS......................................................................  1

SUMMARY OF CONTRACT FEES AND CHARGES...................................................  4

EXPENSE EXAMPLES....................................................................... 12

SUMMARY................................................................................ 13

INVESTMENT OPTIONS..................................................................... 17

 WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?.................... 17
 WHAT ARE THE FIXED ALLOCATIONS?....................................................... 24

FEES AND CHARGES....................................................................... 25

 WHAT ARE THE CONTRACT FEES AND CHARGES?............................................... 25
 WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?.......................................... 27
 WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?............................. 27
 EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES............................................. 27

PURCHASING YOUR ANNUITY................................................................ 28

 WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?................................. 28

MANAGING YOUR ANNUITY.................................................................. 29

 MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?....................... 29
 MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?.......................................... 30
 MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?.............................................. 30
 MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?.......................... 30
 MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?...................... 30

MANAGING YOUR ACCOUNT VALUE............................................................ 31

 HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?.......................................... 31
 HOW DO I RECEIVE CREDITS UNDER THE OPTIMUM XTRA ANNUITY?.............................. 31
 HOW ARE CREDITS APPLIED TO ACCOUNT VALUE UNDER THE OPTIMUM XTRA ANNUITY?.............. 31
 ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?............ 32
 DO YOU OFFER DOLLAR COST AVERAGING?................................................... 33
 DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?...................................... 34
 ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?.......................................... 34
 WHAT IS THE BALANCED INVESTMENT PROGRAM?.............................................. 35
 MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS?.. 35
 MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?............... 35
 HOW DO THE FIXED ALLOCATIONS WORK?.................................................... 36
 HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?..................................... 37
 HOW DOES THE MARKET VALUE ADJUSTMENT WORK?............................................ 37
 WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?........................................ 38

ACCESS TO ACCOUNT VALUE................................................................ 39

 WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?...................................... 39
 ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?......................................... 39
 CAN I WITHDRAW A PORTION OF MY ANNUITY?............................................... 39
 HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?......................................... 39
 CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD?....... 40
 DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(t) OF THE INTERNAL REVENUE
   CODE?............................................................................... 40
 WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?........... 40
 CAN I SURRENDER MY ANNUITY FOR ITS VALUE?............................................. 41
 WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?........................... 41
 WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?.......................................... 41
 HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?.................................. 42
 HOW ARE ANNUITY PAYMENTS CALCULATED?.................................................. 42

LIVING BENEFITS........................................................................ 44

 DO YOU OFFER BENEFITS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY
   ARE ALIVE?.......................................................................... 44
 GUARANTEED RETURN OPTION PLUS 2008 (GRO PLUS 2008).................................... 45
 GUARANTEED RETURN OPTION PLUS/SM/ II (GRO Plus/SM/ II)................................ 50

                                      (i)

 HIGHEST DAILY GUARANTEED RETURN OPTION (HD GRO)..........................................  55
 HIGHEST DAILY/SM/ GUARANTEED RETURN OPTION/SM/ II (HD GRO/SM/ II)........................  59
 GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB).............................................  64
 GUARANTEED MINIMUM INCOME BENEFIT (GMIB).................................................  67
 LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE).............................................  70
 SPOUSAL LIFETIME FIVE INCOME BENEFIT (SPOUSAL LIFETIME FIVE).............................  75
 HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT (HD5).........................................  79
 HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (HD7)........................................  86
 SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (SHD7)...............................  98
 HIGHEST DAILY LIFETIME 7 PLUS/SM/ INCOME BENEFIT (HIGHEST DAILY LIFETIME 7 PLUS)/SM/..... 107
 SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS/SM/ INCOME BENEFIT (SPOUSAL HIGHEST DAILY LIFETIME
   7 PLUS)/SM/............................................................................ 120
 HIGHEST DAILY LIFETIME/SM/ 6 PLUS INCOME BENEFIT (HD LIFETIME 6 PLUS).................... 129
 SPOUSAL HIGHEST DAILY LIFETIME/SM/ 6 PLUS INCOME BENEFIT (SHD LIFETIME 6 PLUS)........... 142

DEATH BENEFIT............................................................................. 151

 WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?............................................ 151
 BASIC DEATH BENEFIT...................................................................... 151
 OPTIONAL DEATH BENEFITS.................................................................. 151
 PRUDENTIAL ANNUITIES' ANNUITY REWARDS.................................................... 156
 PAYMENT OF DEATH BENEFITS................................................................ 156

VALUING YOUR INVESTMENT................................................................... 159

 HOW IS MY ACCOUNT VALUE DETERMINED?...................................................... 159
 WHAT IS THE SURRENDER VALUE OF MY ANNUITY?............................................... 159
 HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?.............................................. 159
 HOW DO YOU VALUE FIXED ALLOCATIONS?...................................................... 159
 WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?.............................................. 159
 WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?............ 161

TAX CONSIDERATIONS........................................................................ 162

GENERAL INFORMATION....................................................................... 171

 HOW WILL I RECEIVE STATEMENTS AND REPORTS?............................................... 171
 WHO IS PRUDENTIAL ANNUITIES?............................................................. 171
 WHAT ARE SEPARATE ACCOUNTS?.............................................................. 172
 WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?..................................... 173
 WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?............................... 174
 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................... 177
 FINANCIAL STATEMENTS..................................................................... 177
 HOW TO CONTACT US........................................................................ 177
 INDEMNIFICATION.......................................................................... 178
 LEGAL PROCEEDINGS........................................................................ 178
 CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION...................................... 179

APPENDIX A - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B ACCUMULATION
  UNIT VALUE.............................................................................. A-1

APPENDIX B - CALCULATION OF OPTIONAL DEATH BENEFITS....................................... B-1

APPENDIX C - ADDITIONAL INFORMATION ON ASSET ALLOCATION PROGRAMS.......................... C-1

APPENDIX D - FORMULA UNDER HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT..................... D-1

APPENDIX E - ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE DEPARTMENT....... E-1

APPENDIX F - FORMULA UNDER GRO PLUS 2008 AND HIGHEST DAILY GRO BENEFIT.................... F-1

APPENDIX G - FORMULA UNDER HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT AND SPOUSAL
  HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT............................................. G-1

APPENDIX H - FORMULA UNDER HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT AND SPOUSAL
  HIGHEST DAILY LIFETIME PLUS INCOME BENEFIT.............................................. H-1

APPENDIX I - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES........... I-1

APPENDIX J - SELECTING THE VARIABLE ANNUITY THAT'S RIGHT FOR YOU.......................... J-1

APPENDIX K - FORMULA FOR HIGHEST DAILY LIFETIME 6 PLUS AND SPOUSAL HIGHEST DAILY
  LIFETIME 6 PLUS INCOME BENEFIT.......................................................... K-1

APPENDIX L - FORMULA FOR HIGHEST DAILY GRO II AND GRO PLUS II BENEFIT..................... L-1

                                     (ii)

                               GLOSSARY OF TERMS

 Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.

 ACCOUNT VALUE: The value of each allocation to a Sub-account (also referred to as a "variable investment option") plus any Fixed Allocation prior to the Annuity Date, increased by any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge ("CDSC" or "surrender charge") and/or, other than on an annuity anniversary, any fee that is deducted from the Annuity annually in arrears. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each MVA Fixed Allocation on any day other than its Maturity Date may be calculated using a market value adjustment. The Account Value includes any Credits we applied to your purchase payments that we are entitled to take back under certain circumstances. With respect to the Highest Daily Lifetime Five Income Benefit election, Account Value includes the value of any allocation to the Benefit Fixed Rate Account.

 ADJUSTED PURCHASE PAYMENTS: As used in the discussion of certain optional benefits in this prospectus and elsewhere, Adjusted purchase payments are purchase payments, increased by any Credits applied to your Account Value in relation to such purchase payments, and decreased by any charges deducted from such purchase payments.

 ANNUITIZATION: The application of Account Value to one of the available annuity options for the Owner to begin receiving periodic payments for life (or joint lives), for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

 ANNUITY DATE: The date you choose for annuity payments to commence. Unless we agree otherwise, for Annuities issued on or after November 20, 2006, the Annuity Date must be no later than the first day of the calendar month coinciding with or next following the later of: (a) the oldest Owner's or Annuitant's 95/th/ birthday, whichever occurs first, and (b) the fifth anniversary of the Issue Date.

 ANNUITY YEAR: A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

 BENEFIT FIXED RATE ACCOUNT: A fixed investment option offered as part of this Annuity that is used only if you have elected the optional Highest Daily Lifetime Five Benefit. Amounts allocated to the Benefit Fixed Rate Account earn a fixed rate of interest, and are held within our general account. You may not allocate Purchase Payments to the Benefit Fixed Rate Account. Rather, Account Value is transferred to and from the Benefit Fixed Rate Account only under the pre-determined mathematical formula of the Highest Daily Lifetime Five Income Benefit.

 CODE: The Internal Revenue Code of 1986, as amended from time to time.

 COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT: We offer an optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing the greater of the Highest Anniversary Value Death Benefit and a 5% annual increase on purchase payments adjusted for withdrawals.

 CONTINGENT DEFERRED SALES CHARGE (CDSC): This is a sales charge that may be deducted when you make a full or partial withdrawal under your Annuity. We refer to this as a "contingent" charge because it is imposed only if you make a withdrawal. The charge is a percentage of each applicable Purchase Payment that is being withdrawn. The period during which a particular percentage applies is measured from the Issue Date of the Annuity.

 ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT: An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing amounts in addition to the basic Death Benefit that can be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. We no longer offer the Enhanced Beneficiary Protection Death Benefit.

 FIXED ALLOCATION: An investment option that offers a fixed rate of interest for a specified Guarantee Period during the accumulation period. Certain Fixed Allocations are subject to a market value adjustment if you withdraw Account Value prior to the Fixed Allocation's maturity (MVA Fixed Allocation).

 FREE LOOK: Under state insurance laws, you have the right, during a limited period of time, to examine your Annuity and decide if you want to keep it or cancel it. This right is referred to as your "free look" right. The length of this time period depends on the law of your state, and may vary depending on whether your purchase is a replacement or not.

 GOOD ORDER: An instruction received by us, utilizing such forms, signatures, and dating as we require, which is sufficiently complete and clear that we do not need to exercise any discretion to follow such instructions. In your Annuity contract, we use the term "In Writing" to refer to this general requirement.

 GUARANTEED MINIMUM INCOME BENEFIT (GMIB): An optional benefit that, for an additional cost, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on your total purchase payments and an annual increase of 5% on such purchase payments adjusted for withdrawals (called the "Protected Income Value"), regardless of the impact of market performance on your Account Value. We no longer offer GMIB.

 GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB): An optional benefit that, for an additional cost, guarantees your ability to withdraw amounts over time equal to an initial principal value, regardless of the impact of market performance on your Account Value. We no longer offer GMWB.

 GUARANTEE PERIOD: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

 GUARANTEED RETURN OPTION PLUS 2008/SM/ (GRO PLUS 2008)/HIGHEST DAILY GUARANTEED RETURN OPTION (HIGHEST DAILY GRO)/SM//GUARANTEED RETURN OPTION/SM/ PLUS II (GRO PLUS II)/SM//HIGHEST DAILY/SM/ GUARANTEED RETURN OPTION/SM/ II (HD GRO II). Each of GRO Plus 2008, Highest Daily GRO, GRO Plus II, and HD GRO II is a separate optional benefit that, for an additional cost, guarantees a minimum Account Value at one or more future dates and that requires your participation in a program that may transfer your Account Value according to a predetermined mathematical formula. Each benefit has different features, so please consult the pertinent benefit description in the section of the prospectus entitled "Living Benefits". Certain of these benefits are no longer available for election.

 HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV"): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Anniversary Value, less proportional withdrawals.

 HIGHEST DAILY LIFETIME FIVE/SM/ INCOME BENEFIT: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of a guaranteed benefit base called the Total Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Highest Daily Lifetime Five.

 HIGHEST DAILY LIFETIME SEVEN/SM/ INCOME BENEFIT: An optional benefit for an additional charge, that guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime Seven is the same class of optional benefits as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime Seven.

 HIGHEST DAILY LIFETIME 7 PLUS/SM/ INCOME BENEFIT: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 7 Plus is the same class of optional benefit as our Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime 7 Plus.

 HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 6 Plus is the same class of optional benefit as our Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated.

 HIGHEST DAILY VALUE DEATH BENEFIT ("HDV"): An optional benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Daily Value, less proportional withdrawals. We no longer offer HDV.

 INTERIM VALUE: The value of the MVA Fixed Allocations on any date other than the Maturity Date. The Interim Value is equal to the initial value allocated to the MVA Fixed Allocations plus all interest credited to the MVA Fixed Allocations as of the date calculated, less any transfers or withdrawals from the MVA Fixed Allocations. The Interim Value does not include the effect of any MVA.

 ISSUE DATE: The effective date of your Annuity.

 KEY LIFE: Under the Beneficiary Continuation Option, the person whose life expectancy is used to determine payments.

 LIFETIME FIVE/SM/ INCOME BENEFIT: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Lifetime Five.

 MVA: A market value adjustment used in the determination of Account Value of an MVA Fixed Allocation on any day more than 30 days prior to the Maturity Date of such MVA Fixed Allocation.

 OWNER: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity who has the rights and benefits designated as to the "Participant" in the certificate.

 SPOUSAL LIFETIME FIVE/SM/ INCOME BENEFIT: An optional benefit that, for an additional cost, guarantees until the later death of two Designated Lives (as defined in this Prospectus) the ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Spousal Lifetime Five.

 SPOUSAL HIGHEST DAILY LIFETIME SEVEN/SM/ INCOME BENEFIT: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime Seven Income Benefit and is the same class of optional benefit as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime Seven.

 SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS/SM/ INCOME BENEFIT: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 7 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime 7 Plus.

 SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 6 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated.

 SUB-ACCOUNT: We issue your Annuity through our separate account. See "What is the Separate Account?" under the General Information section. The separate account invests in underlying mutual fund portfolios. From an accounting perspective, we divide the separate account into a number of sections, each of which corresponds to a particular underlying mutual fund portfolio. We refer to each such section of our separate account as a "Sub-account".

 SURRENDER VALUE: The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, any Tax Charge and the charge for any optional benefits and any additional amounts we applied to your purchase payments that we may be entitled to recover under certain circumstances. The surrender value may be calculated using a MVA with respect to amounts in any MVA Fixed Allocation.

 UNIT: A measure used to calculate your Account Value in a Sub-account during the accumulation period.

 VALUATION DAY: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

                     SUMMARY OF CONTRACT FEES AND CHARGES

 Below is a summary of the fees and charges for the Annuity. Some fees and charges are assessed against the Annuity while others are assessed against assets allocated to the Sub-accounts. The fees and charges that are assessed against an Annuity include any applicable Contingent Deferred Sales Charge, Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the Sub-accounts are the Mortality and Expense Risk charge, the charge for Administration of the Annuity, any applicable Distribution Charge and the charge for certain optional benefits you elect. Certain optional benefits deduct a charge from each Annuity based on a percentage of a "protected value." Each underlying mutual fund portfolio assesses a fee for investment management, other expenses and, with some mutual funds, a 12b-1 fee. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.

 The following tables provide a summary of the fees and charges you will pay if you surrender your Annuity or transfer Account Value among investment options. These fees and charges are described in more detail within this Prospectus.

                         -----------------------------
                         TRANSACTION FEES AND CHARGES
                         -----------------------------

 CONTINGENT DEFERRED SALES CHARGES FOR THE ANNUITY /1/
                                  OPTIMUM XTRA

      Yr. 1 Yr. 2 Yr. 3 Yr. 4 Yr. 5 Yr. 6 Yr. 7 Yr. 8 Yr. 9 Yr. 10 Yr. 11+
      --------------------------------------------------------------------
      9.0%  9.0%  8.0%  7.0%  6.0%  5.0%  4.0%  3.0%  2.0%   1.0%   0.0%
      --------------------------------------------------------------------

 1 The Contingent Deferred Sales Charges are assessed upon surrender or withdrawal. The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period during which a particular percentage applies is measured from the Issue Date of the Annuity.

                      ------------------------------------
                      OTHER TRANSACTION FEES AND CHARGES

                        (assessed against the Annuity)
                      ------------------------------------
                         FEE/CHARGE       OPTIMUM XTRA
                      ------------------------------------
                      TRANSFER FEE /1/   $15.00 maximum
                                        currently, $10.00
                      ------------------------------------
                      TAX CHARGE /2/       0% to 3.5%
                      ------------------------------------

 1 Currently, we deduct the fee after the 20/th/ transfer each Annuity Year. We guarantee that the number of charge free transfers per Annuity Year will never be less than 8.
 2 In some states a tax is payable, either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is assessed as a percentage of purchase payments, Surrender Value, or Account Value, as applicable. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. See the subsection "Tax Charge" under "Fees and Charges" in this Prospectus.

 The following table provides a summary of the periodic fees and charges you will pay while you own your Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

         -------------------------------------------------------------
                          PERIODIC FEES AND CHARGES

                        (assessed against the Annuity)
         -------------------------------------------------------------
                      FEE/CHARGE                    OPTIMUM XTRA
         ANNUAL MAINTENANCE FEE /1/            Lesser of $35 or 2% of
                                                 Account Value /2/
         -------------------------------------------------------------
         BENEFICIARY CONTINUATION OPTION ONLY  Lesser of $30 or 2% of
                                                   Account Value

              ------------------------------------------------------------------------
              ANNUAL FEES CHARGES/OF THE SUB-ACCOUNTS /3/
              (assessed as a percentage of the daily net assets of the Sub-accounts)
              ------------------------------------------------------------------------
                           FEE/CHARGE                          OPTIMUM XTRA
              MORTALITY & EXPENSE RISK CHARGE /4/                 1.60%
              ------------------------------------------------------------------------
              ADMINISTRATION CHARGE /4/                           0.15%
              ------------------------------------------------------------------------
              SETTLEMENT SERVICE CHARGE /5/                       1 40%
              qualified:                                          1.00%
              non-qualified:
              ------------------------------------------------------------------------
              TOTAL ANNUAL CHARGES OF THE                         1.75%
              SUB-ACCOUNTS
              (EXCLUDING SETTLEMENT SERVICE CHARGE)
              ------------------------------------------------------------------------

 1 Assessed annually on the Annuity's anniversary date or upon surrender. For beneficiaries who elect the non-qualified Beneficiary Continuation Option, the fee is only applicable if Account Value is less than $25,000 at the time the fee is assessed.
 2 Only applicable if Account Value is less than $100,000. Fee may differ in certain States.
 3  These charges are deducted daily and apply to the Sub-accounts only.
 4 The combination of the Mortality and Expense Risk Charge and Administration Charge is referred to as the "Insurance Charge" elsewhere in this Prospectus.
 5 The Mortality & Expense Risk Charge and the Administration Charge do not apply if you are a beneficiary under the Beneficiary Continuation Option. The Settlement Service Charge applies only if your beneficiary elects the Beneficiary Continuation Option.

 The following table sets forth the charge for each optional benefit under the Annuity. The fees for these optional benefits would be in addition to the periodic fees and transaction fees set forth in the tables above. In general, we reserve the right to increase the charge to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit. However, we have no present intention of doing so. The total charge column depicts the sum of the applicable Insurance Charge and the charge for the particular optional benefit.

        ---------------------------------------------------------------
                  YOUR OPTIONAL BENEFIT FEES AND CHARGES/ 1/
        ---------------------------------------------------------------
                  OPTIONAL BENEFIT             OPTIONAL     TOTAL
                                               BENEFIT      ANNUAL
                                                 FEE/     CHARGE/ 2/
                                               CHARGE     FOR OPTIMUM
                                                             XTRA
        ---------------------------------------------------------------
        GRO PLUS II
        CURRENT AND MAXIMUM CHARGE /3/          0.60%        2.35%
        (ASSESSED AGAINST SUB-ACCOUNT
        NET ASSETS)
        ---------------------------------------------------------------
        HIGHEST DAILY GRO II
        CURRENT AND MAXIMUM CHARGE /3/          0.60%        2.35%
        (ASSESSED AGAINST SUB-ACCOUNT
        NET ASSETS)
        ---------------------------------------------------------------
        HIGHEST DAILY LIFETIME 6 PLUS (HD 6
        PLUS)
        MAXIMUM CHARGE                          1.50%    1.75% + 1.50%
        (ASSESSED AGAINST GREATER OF ACCOUNT
        VALUE AND PWV)
        CURRENT CHARGE                          0.85%    1.75% + 0.85%
        (ASSESSED AGAINST GREATER OF ACCOUNT
        VALUE AND PWV)
        ---------------------------------------------------------------
        HIGHEST DAILY LIFETIME 6 PLUS WITH
        LIFETIME INCOME ACCELERATOR (LIA)
        MAXIMUM CHARGE /3/                      2.00%    1.75% + 2.00%
        (ASSESSED AGAINST GREATER OF ACCOUNT
        VALUE AND PWV)
        CURRENT CHARGE                          1.20%    1.75% + 1.20%
        (ASSESSED AGAINST GREATER OF ACCOUNT
        VALUE AND PWV)
        ---------------------------------------------------------------
        SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS
        MAXIMUM CHARGE /3/                      1.50%    1.75% + 1.50%
        (ASSESSED AGAINST GREATER OF ACCOUNT
        VALUE AND PWV)
        CURRENT CHARGE                          0.95%    1.75% + 0.95%
        (ASSESSED AGAINST GREATER OF ACCOUNT
        VALUE AND PWV)
        ---------------------------------------------------------------
        GUARANTEED RETURN OPTION PLUS 2008
        (GRO PLUS 2008)
        MAXIMUM CHARGE /3/                      0.75%        2.50%
        (ASSESSED AGAINST SUB-ACCOUNT
        NET ASSETS)
        CURRENT CHARGE                          0.60%        2.35%
        (ASSESSED AGAINST SUB-ACCOUNT
        NET ASSETS)
        (IF ELECTED ON OR AFTER MAY 1, 2009)
        ---------------------------------------------------------------
        HIGHEST DAILY GUARANTEED RETURN
        OPTION (HD GRO)
        CURRENT AND MAXIMUM CHARGE /3/          0.75%        2.50%
        (IF ELECTED ON OR AFTER MAY 1, 2009)
        (ASSESSED AGAINST SUB-ACCOUNT
        NET ASSETS)
        ---------------------------------------------------------------
        GUARANTEED MINIMUM WITHDRAWAL BENEFIT
        (GMWB)
        MAXIMUM CHARGE /3/                      1.00%        2.75%
        (ASSESSED AGAINST SUB-ACCOUNT
        NET ASSETS)
        CURRENT CHARGE                          0.35%        2.10%
        (ASSESSED AGAINST SUB-ACCOUNT
        NET ASSETS)
        ---------------------------------------------------------------
        GUARANTEED MINIMUM INCOME BENEFIT
        (GMIB)
        MAXIMUM CHARGE /3/                      1.00%    1.75% + 1.00%
        (ASSESSED AGAINST PIV)
        CURRENT CHARGE                          0.50%    1.75% + 0.50%
        (ASSESSED AGAINST PIV)
        ---------------------------------------------------------------

        ---------------------------------------------------------------
                  YOUR OPTIONAL BENEFIT FEES AND CHARGES/ 1/
        ---------------------------------------------------------------
                  OPTIONAL BENEFIT             OPTIONAL     TOTAL
                                               BENEFIT      ANNUAL
                                                 FEE/     CHARGE/ 2/
                                               CHARGE     FOR OPTIMUM
                                                             XTRA
        ---------------------------------------------------------------
        LIFETIME FIVE INCOME BENEFIT
        MAXIMUM CHARGE /3/                     1.50%         3.25%
        (ASSESSED AGAINST SUB-ACCOUNT
        NET ASSETS)
        CURRENT CHARGE                         0.60%         2.35%
        (ASSESSED AGAINST SUB-ACCOUNT
        NET ASSETS)
        ---------------------------------------------------------------
        SPOUSAL LIFETIME FIVE INCOME BENEFIT
        MAXIMUM CHARGE/ 3/                     1.50%         3.25%
        (ASSESSED AGAINST SUB-ACCOUNT
        NET ASSETS)
        CURRENT CHARGE                         0.75%         2.50%
        (ASSESSED AGAINST SUB-ACCOUNT
        NET ASSETS)
        ---------------------------------------------------------------
        HIGHEST DAILY LIFETIME FIVE INCOME
        BENEFIT
        MAXIMUM CHARGE /3/                     1.50%         3.25%
        CURRENT CHARGE                         0.60%         2.35%
        ---------------------------------------------------------------
        HIGHEST DAILY LIFETIME SEVEN INCOME
        BENEFIT
        MAXIMUM CHARGE /3/                     1.50%     1.75% + 1.50%
        (ASSESSED AGAINST THE PWV)
        CURRENT CHARGE                         0.60%     1.75% + 0.60%
        (ASSESSED AGAINST THE PWV)
        ---------------------------------------------------------------
        HIGHEST DAILY LIFETIME SEVEN WITH
        BENEFICIARY INCOME OPTION (BIO)
        MAXIMUM CHARGE /3/                     2.00%     1.75% + 2.00%
        (ASSESSED AGAINST THE PWV)
        CURRENT CHARGE                         0.95%     1.75% + 0.95%
        (ASSESSED AGAINST THE PWV)
        ---------------------------------------------------------------
        HIGHEST DAILY LIFETIME SEVEN WITH
        LIFETIME INCOME ACCELERATOR (LIA)
        MAXIMUM CHARGE /3/                     2.00%     1.75% + 2.00%
        (ASSESSED AGAINST THE PWV)
        CURRENT CHARGE                         0.95%     1.75% + 0.95%
        (ASSESSED AGAINST THE PWV)
        ---------------------------------------------------------------
        SPOUSAL HIGHEST DAILY LIFETIME SEVEN
        INCOME BENEFIT
        MAXIMUM CHARGE /3/                     1.50%     1.75% + 1.50%
        (ASSESSED AGAINST THE PWV)
        CURRENT CHARGE                         0.75%     1.75% + 0.75%
        (ASSESSED AGAINST THE PWV)
        ---------------------------------------------------------------
        SPOUSAL HIGHEST DAILY LIFETIME SEVEN
        WITH BENEFICIARY INCOME OPTION (BIO)
        MAXIMUM CHARGE /3/                     2.00%     1.75% + 2.00%
        (ASSESSED AGAINST THE PWV)
        CURRENT CHARGE                         0.95%     1.75% + 0.95%
        (ASSESSED AGAINST THE PWV)
        ---------------------------------------------------------------
        HIGHEST DAILY LIFETIME 7 PLUS
        MAXIMUM CHARGE /3/                     1.50%     1.75% + 1.50%
        (ASSESSED AGAINST THE GREATER OF
        ACCOUNT VALUE AND PWV)
        CURRENT CHARGE                         0.75%     1.75% + 0.75%
        (ASSESSED AGAINST THE GREATER OF
        ACCOUNT VALUE AND PWV)
        ---------------------------------------------------------------

        ----------------------------------------------------------------
                  YOUR OPTIONAL BENEFIT FEES AND CHARGES/ 1/
        ----------------------------------------------------------------
                  OPTIONAL BENEFIT             OPTIONAL      TOTAL
                                               BENEFIT       ANNUAL
                                                 FEE/      CHARGE/ 2/
                                               CHARGE     FOR OPTIMUM
                                                              XTRA
        ----------------------------------------------------------------
        HIGHEST DAILY LIFETIME 7 PLUS WITH
        BENEFICIARY INCOME OPTION (BIO)
        MAXIMUM CHARGE /3/                     2.00%     1.75% + 2.00%
        (ASSESSED AGAINST THE GREATER OF
        ACCOUNT VALUE AND PWV)
        CURRENT CHARGE                         1.10%     1.75% + 1.10%
        (ASSESSED AGAINST THE GREATER OF
        ACCOUNT VALUE AND PWV)
        ----------------------------------------------------------------
        SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS
        MAXIMUM CHARGE /3/                     1.50%     1.75% + 1.50%
        (ASSESSED AGAINST THE GREATER OF
        ACCOUNT VALUE AND PWV)
        CURRENT CHARGE                         0.90%     1.75% + 0.90%
        (ASSESSED AGAINST THE GREATER OF
        ACCOUNT VALUE AND PWV)
        ----------------------------------------------------------------
        HIGHEST DAILY LIFETIME 7 PLUS WITH
        LIFETIME INCOME ACCELERATOR (LIA)
        MAXIMUM CHARGE /3/                     2.00%     1.75% + 2.00%
        (ASSESSED AGAINST THE GREATER OF
        ACCOUNT VALUE AND PWV)
        CURRENT CHARGE                         1.10%     1.75% + 1.10%
        (ASSESSED AGAINST THE GREATER OF
        ACCOUNT VALUE AND PWV)
        ----------------------------------------------------------------
        SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS
        WITH BENEFICIARY INCOME OPTION (BIO)
        MAXIMUM CHARGE /3/                     2.00%     1.75% + 2.00%
        (ASSESSED AGAINST THE GREATER OF
        ACCOUNT VALUE AND PWV)
        CURRENT CHARGE                         1.10%     1.75% + 1.10%
        (ASSESSED AGAINST THE GREATER OF
        ACCOUNT VALUE AND PWV)
        ----------------------------------------------------------------
        ENHANCED BENEFICIARY PROTECTION DEATH
        BENEFIT
        CURRENT AND MAXIMUM CHARGE/ 4/         0.25%         2.00%
        (ASSESSED AGAINST SUB-ACCOUNT NET
        ASSETS)
        ----------------------------------------------------------------
        HIGHEST ANNIVERSARY VALUE DEATH
        BENEFIT ("HAV")
        CURRENT AND MAXIMUM CHARGE /4/         0.25%         2.15%
        (ASSESSED AGAINST SUB-ACCOUNT NET
        ASSETS)
        ----------------------------------------------------------------
        COMBINATION 5% ROLL-UP AND HAV DEATH
        BENEFIT
        CURRENT AND MAXIMUM CHARGE /4/         0.50%         2.55%
        (ASSESSED AGAINST SUB-ACCOUNT NET
        ASSETS)
        ----------------------------------------------------------------
        HIGHEST DAILY VALUE DEATH BENEFIT
        ("HDV")
        CURRENT AND MAXIMUM CHARGE /4/         0.50%         2.25%
        (ASSESSED AGAINST SUB-ACCOUNT NET
        ASSETS)
        ----------------------------------------------------------------
        PLEASE REFER TO THE SECTION OF THIS PROSPECTUS THAT DESCRIBES
        EACH OPTIONAL BENEFIT FOR A COMPLETE DESCRIPTION OF THE
        BENEFIT, INCLUDING ANY RESTRICTIONS OR LIMITATIONS THAT MAY
        APPLY.
        ----------------------------------------------------------------

 1 GRO PLUS II. Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The 1.75% total annual charge applies. HIGHEST DAILY GRO II. Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The 1.75% total annual charge applies.
    HIGHEST DAILY LIFETIME 6 PLUS. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). 0.85% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts. HIGHEST DAILY LIFETIME 6 PLUS WITH LIA. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). 1.20% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts.

    SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). 0.95% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts. GRO PLUS 2008: Charge for the benefit is assessed against the average daily net assets of the Sub-accounts. For elections prior to May 1, 2009, the charge is 0.35% of Sub-account assets, for a 2.10% total annual charge. For elections on or after May 1, 2009, the charge is 0.60%, for a total annual charge of 2.35%. Except in certain states, this benefit is no longer available.
    HIGHEST DAILY GRO: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: The current charge is .35% of Sub-account assets, and 2.10% total annual charge applies. For elections on or after May 1, 2009, the charge is 0.60%, for a total annual charge of 2.35%. Except in certain states, this benefit is no longer available. GUARANTEED MINIMUM WITHDRAWAL BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. 2.10% total annual charge applies. This benefit is no longer available for new elections.
    GUARANTEED MINIMUM INCOME BENEFIT: Charge for this benefit is assessed against the GMIB Protected Income Value ("PIV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the Fixed Allocations. 0.50% of PIV is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
    LIFETIME FIVE INCOME BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. 2.35% total annual charge applies. This benefit is no longer available for new elections.
    SPOUSAL LIFETIME FIVE INCOME BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. 2.50% total annual charge applies. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. 2.35% total annual charge applies. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME SEVEN: 0.60% of PWV is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME SEVEN WITH BIO. Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 0.95% of PWV is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME SEVEN WITH LIA. Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 0.95% of PWV is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
    SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BIO. Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 0.95% of PWV is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
    SPOUSAL HIGHEST DAILY LIFETIME SEVEN: Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 0.75% of PWV is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME 7 PLUS. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 0.75% is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME 7 PLUS WITH BIO. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 1.10% is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME 7 PLUS WITH LIA. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 1.10% is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
    SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 0.90% is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
    SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BIO. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 1.10% is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
    ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. 2.00% total annual charge applies. This benefit is no longer available for new elections.
    HIGHEST ANNIVERSARY VALUE DEATH BENEFIT. Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. 0.25% charge results in 2.00% total annual charge.
    COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. 0.50% charge results in 2.25% total annual charge.
    HIGHEST DAILY VALUE DEATH BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. 2.25% total annual charge applies. This benefit is no longer available for new elections.
 2 The Total Annual Charge includes the Insurance Charge and Distribution Charge (if applicable) assessed against the average daily net assets allocated to the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit. With respect to GMIB, the 0.50% charge is assessed against the GMIB Protected Income Value. With respect to Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus the charge is assessed against the Protected Withdrawal Value (greater of PWV and Account Value, for the "Plus" benefits). With respect to each of Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus one-fourth of the annual charge is deducted quarterly. These optional benefits are not available under the Beneficiary Continuation Option.
 3 We reserve the right to increase the charge up to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit.
 4 Our reference in the fee table to "current and maximum" charge does not connote that we have the authority to increase the charge for Annuities that already have been issued. Rather, the reference indicates that there is no maximum charge to which the current charge could be increased for existing Annuities. However, our State filings may have included a provision allowing us to impose an increased charge for newly-issued Annuities.

 The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds ("Portfolios") as of December 31, 2009. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

              ----------------------------------------------------
                  TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES
              ----------------------------------------------------
                                                 MINIMUM  MAXIMUM
              ----------------------------------------------------
              TOTAL PORTFOLIO OPERATING EXPENSE  0.62%    2.59%
              ----------------------------------------------------

 The following are the total annual expenses for each underlying mutual fund ("Portfolio") as of December 31, 2008, except as noted. The "Total Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. There is no guarantee that actual expenses will be the same as those shown in the table. For certain of the underlying Portfolios, a portion of the management fee has been waived and/or other expenses have been partially reimbursed. The existence of any such fee waivers and/or reimbursements have been reflected in the footnotes. The following expenses are deducted by the underlying Portfolio before it provides Prudential Annuities with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888.

------------------------------------------------------------------------------------------------------------------------------------
                                         UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                             (as a percentage of the average net assets of the underlying Portfolios)
------------------------------------------------------------------------------------------------------------------------------------
                                                               For the year ended December 31, 2009
                              -------------------------------------------------------------------------------------------
         UNDERLYING                                                                                 Total
         PORTFOLIO                                                         Broker Fees  Acquired   Annual
                                                                Dividend   and Expenses Portfolio Portfolio  Fee Waiver
                              Management  Other   Distribution Expense on    on Short    Fees &   Operating  or Expense
                                 Fees    Expenses (12b-1) Fees Short Sales    Sales     Expenses  Expenses  Reimbursement
--------------------------------------------------------------------------------------------------------------------------
 AST Academic Strategies
  Asset Allocation              0.72%     0.08%      0.00%        0.02%       0.00%       0.75%     1.57%       0.00%
 AST AllianceBernstein
  Core Value                    0.75%     0.20%      0.00%        0.00%       0.00%       0.00%     0.95%       0.00%
 AST AllianceBernstein
  Growth & Income               0.75%     0.13%      0.00%        0.00%       0.00%       0.00%     0.88%       0.00%
 AST American Century
  Income & Growth               0.75%     0.19%      0.00%        0.00%       0.00%       0.00%     0.94%       0.00%
 AST Balanced Asset
  Allocation                    0.15%     0.02%      0.00%        0.00%       0.00%       0.91%     1.08%       0.00%
 AST Bond Portfolio 2015/ 1/    0.64%     0.17%      0.00%        0.00%       0.00%       0.00%     0.81%       0.00%
 AST Bond Portfolio 2016/ 1/    0.64%     1.10%      0.00%        0.00%       0.00%       0.00%     1.74%      -0.74%
 AST Bond Portfolio 2017/ 1/    0.64%     0.32%      0.00%        0.00%       0.00%       0.00%     0.96%       0.00%
 AST Bond Portfolio 2018/ 1/    0.64%     0.19%      0.00%        0.00%       0.00%       0.00%     0.83%       0.00%
 AST Bond Portfolio 2019/ 1/    0.64%     0.22%      0.00%        0.00%       0.00%       0.00%     0.86%       0.00%
 AST Bond Portfolio 2020/ 1/    0.64%     1.95%      0.00%        0.00%       0.00%       0.00%     2.59%      -1.59%
 AST Bond Portfolio 2021/ 1/    0.64%     0.32%      0.00%        0.00%       0.00%       0.00%     0.96%       0.00%
 AST Capital Growth Asset
  Allocation                    0.15%     0.02%      0.00%        0.00%       0.00%       0.94%     1.11%       0.00%
 AST Cohen & Steers
  Realty                        1.00%     0.16%      0.00%        0.00%       0.00%       0.00%     1.16%       0.00%
 AST Federated Aggressive
  Growth                        0.95%     0.19%      0.00%        0.00%       0.00%       0.00%     1.14%       0.00%
 AST Goldman Sachs Mid-
  Cap Growth                    1.00%     0.18%      0.00%        0.00%       0.00%       0.00%     1.18%       0.00%
 AST International Growth       1.00%     0.13%      0.00%        0.00%       0.00%       0.00%     1.13%       0.00%
 AST International Value        1.00%     0.14%      0.00%        0.00%       0.00%       0.00%     1.14%       0.00%
 AST Investment Grade
  Bond/ 1/                      0.64%     0.13%      0.00%        0.00%       0.00%       0.00%     0.77%       0.00%
 AST JPMorgan
  International Equity          0.90%     0.18%      0.00%        0.00%       0.00%       0.00%     1.08%       0.00%
 AST Large-Cap Value            0.75%     0.13%      0.00%        0.00%       0.00%       0.00%     0.88%       0.00%

------------------------------------------------------------------------------------------------------------------------------------
                                         UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                             (as a percentage of the average net assets of the underlying Portfolios)
------------------------------------------------------------------------------------------------------------------------------------

                              -----------
         UNDERLYING
         PORTFOLIO            Net Annual
                                 Fund
                              Operating
                               Expenses
----------------------------------------
 AST Academic Strategies
  Asset Allocation              1.57%
 AST AllianceBernstein
  Core Value                    0.95%
 AST AllianceBernstein
  Growth & Income               0.88%
 AST American Century
  Income & Growth               0.94%
 AST Balanced Asset
  Allocation                    1.08%
 AST Bond Portfolio 2015/ 1/    0.81%
 AST Bond Portfolio 2016/ 1/    1.00%
 AST Bond Portfolio 2017/ 1/    0.96%
 AST Bond Portfolio 2018/ 1/    0.83%
 AST Bond Portfolio 2019/ 1/    0.86%
 AST Bond Portfolio 2020/ 1/    1.00%
 AST Bond Portfolio 2021/ 1/    0.96%
 AST Capital Growth Asset
  Allocation                    1.11%
 AST Cohen & Steers
  Realty                        1.16%
 AST Federated Aggressive
  Growth                        1.14%
 AST Goldman Sachs Mid-
  Cap Growth                    1.18%
 AST International Growth       1.13%
 AST International Value        1.14%
 AST Investment Grade
  Bond/ 1/                      0.77%
 AST JPMorgan
  International Equity          1.08%
 AST Large-Cap Value            0.88%

---------------------------------------------------------------------------------------------------------------------------------
                                        UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                            (as a percentage of the average net assets of the underlying Portfolios)
---------------------------------------------------------------------------------------------------------------------------------
                                                            For the year ended December 31, 2009
                           ------------------------------------------------------------------------------------------------------
       UNDERLYING                                                                                Total
        PORTFOLIO                                                       Broker Fees  Acquired   Annual                 Net Annual
                                                             Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                           Management  Other   Distribution Expense on    on Short    Fees &   Operating  or Expense   Operating
                              Fees    Expenses (12b-1) Fees Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
---------------------------------------------------------------------------------------------------------------------------------
 AST Lord Abbett Bond-
  Debenture                  0.80%     0.16%      0.00%        0.00%       0.00%       0.00%     0.96%       0.00%       0.96%
 AST Marsico Capital
  Growth                     0.90%     0.12%      0.00%        0.00%       0.00%       0.00%     1.02%       0.00%       1.02%
 AST Mid-Cap Value           0.95%     0.19%      0.00%        0.00%       0.00%       0.00%     1.14%       0.00%       1.14%
 AST MFS Growth              0.90%     0.13%      0.00%        0.00%       0.00%       0.00%     1.03%       0.00%       1.03%
 AST Money Market/ 2/        0.50%     0.12%      0.00%        0.00%       0.00%       0.00%     0.62%      -0.01%       0.61%
 AST Neuberger Berman
  Mid-Cap Growth             0.90%     0.15%      0.00%        0.00%       0.00%       0.00%     1.05%       0.00%       1.05%
 AST Neuberger Berman /
  LSV Mid-Cap Value          0.90%     0.15%      0.00%        0.00%       0.00%       0.00%     1.05%       0.00%       1.05%
 AST Neuberger Berman
  Small-Cap Growth           0.95%     0.25%      0.00%        0.00%       0.00%       0.00%     1.20%       0.00%       1.20%
 AST PIMCO Limited
  Maturity Bond              0.65%     0.14%      0.00%        0.00%       0.00%       0.00%     0.79%       0.00%       0.79%
 AST PIMCO Total Return
  Bond                       0.65%     0.13%      0.00%        0.00%       0.00%       0.00%     0.78%       0.00%       0.78%
 AST Small-Cap Growth        0.90%     0.17%      0.00%        0.00%       0.00%       0.00%     1.07%       0.00%       1.07%
 AST Small-Cap Value         0.90%     0.16%      0.00%        0.00%       0.00%       0.00%     1.06%       0.00%       1.06%
 AST T. Rowe Price Global
  Bond                       0.80%     0.19%      0.00%        0.00%       0.00%       0.00%     0.99%       0.00%       0.99%
 AST T. Rowe Price Large
  Cap Growth                 0.90%     0.13%      0.00%        0.00%       0.00%       0.00%     1.03%       0.00%       1.03%
 AST Value                   0.85%     0.13%      0.00%        0.00%       0.00%       0.00%     0.98%       0.00%       0.98%
 AST Western Asset Core
  Plus Bond                  0.70%     0.14%      0.00%        0.00%       0.00%       0.00%     0.84%       0.00%       0.84%
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
EVERGREEN VARIABLE
 ANNUITY TRUST /3,4/
 Evergreen VA
  International Equity       0.43%     0.22%      0.00%        0.00%       0.00%       0.00%     0.65%       0.00%       0.65%
 Evergreen VA Omega          0.52%     0.25%      0.00%        0.00%       0.00%       0.00%     0.77%       0.00%       0.77%

 1 The Investment Managers (Prudential Investments LLC and AST Investment Services, Inc.) have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, distribution fees, acquired fund fees and expenses and extraordinary expenses) do not exceed 1.00% of the Portfolio's average daily net assets through April 30, 2011. This arrangement may not be terminated or modified prior to April 30, 2011, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after April 30, 2011 will be subject to review by the Investment Managers and the Fund's Board of Trustees.
 2 The Investment Managers (Prudential Investments LLC and AST Investment Services, Inc.) have contractually agreed to waive .01% of their investment management fees for the Portfolio through April 30, 2011. This arrangement may not be terminated or modified prior to April 30, 2011, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after April 30, 2011 will be subject to review by the Investment Managers and the Fund's Board of Trustees.
 3 The Total Annual Fund Operating Expenses shown, which include Acquired Fund fees and expenses, may be higher than the Fund's ratio of expenses to average net assets shown in the "Financial Highlights" section of the prospectus, which does not include Acquired Fund fees and expenses.
 4 The Total Annual Fund Operating Expenses listed above do not reflect voluntary fee waivers and/or expense reimbursements made by the Fund's investment advisor in order to reduce expense ratios.

                               EXPENSE EXAMPLES

 These examples are intended to help you compare the cost of investing in one Prudential Annuity with the cost of investing in other Prudential Annuities and/or other variable annuities.

 Below are examples for each Annuity showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and your investment has a 5% return each year.

 The examples reflect the following fees and charges for each Annuity as described in "Summary of Contract Fees and Charges":
   .   Insurance Charge
   .   Distribution Charge (if applicable)
   .   Contingent Deferred Sales Charge
   .   Annual Maintenance Fee
   .   The maximum combination of optional benefit charges

 The examples also assume the following for the period shown:
   . You allocate all of your Account Value to the Sub-account with the maximum gross total annual operating expenses, and those expenses remain the same each year*
   .   For each charge, we deduct the maximum charge rather than the current charge
   .   You make no withdrawals of Account Value
   .   You make no transfers, or other transactions for which we charge a fee
   .   No tax charge applies
   . You elect the Highest Daily Lifetime 6 Plus with Combination 5% Roll-up and HAV Death Benefit (which are the maximum combination of optional benefit charges)
   .   No Purchase Payment credit is granted under the Annuity.

 Amounts shown in the examples are rounded to the nearest dollar.

 * Note: Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm.

 THE EXAMPLES ARE ILLUSTRATIVE ONLY - THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR THEIR PORTFOLIOS - ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.

 EXPENSE EXAMPLES ARE PROVIDED AS FOLLOWS:

 IF YOU SURRENDER YOUR ANNUITY AT THE END OF THE APPLICABLE TIME PERIOD:

                                    1 YR  3 YRS  5 YRS  10 YRS
                 ---------------------------------------------
                 OPTIMUM XTRA/ 2/  $1,591 $2,874 $4,058 $7,022
                 ---------------------------------------------

 IF YOU ANNUITIZE YOUR ANNUITY AT THE END OF THE APPLICABLE TIME PERIOD:/1/

                                     1 YR 3 YRS 5 YRS  10 YRS
                   ------------------------------------------
                   OPTIMUM XTRA/ 2/   NA   NA   $3,458 $6,922
                   ------------------------------------------

 IF YOU DO NOT SURRENDER YOUR ANNUITY AT THE END OF THE APPLICABLE TIME PERIOD:

                                    1 YR 3 YRS  5 YRS  10 YRS
                  -------------------------------------------
                  OPTIMUM XTRA/ 2/  $691 $2,074 $3,458 $6,922
                  -------------------------------------------

 1. If you own Optimum Xtra, you may not annuitize in the first Three
    (3) Annuity Years.
 2. Expense examples calculations for Optimum Xtra are not adjusted to reflect the Purchase Credit. If the Purchase Credit were reflected in the calculations, expenses would be higher.

 For information relating to accumulation unit values pertaining to the sub-accounts, please see Appendix A - condensed Financial Information About Seperate Account B.

                                    SUMMARY

                                  OPTIMUM XTRA

 This Summary describes key features of the variable annuity described in this Prospectus. It is intended to help give you an overview, and to point you to sections of the prospectus that provide greater detail. This Summary is intended to supplement the prospectus, so you should not rely on the Summary alone for all the information you need to know before purchase. You should read the entire Prospectus for a complete description of the variable annuity. Your financial professional can also help you if you have questions.

 WHAT IS A VARIABLE ANNUITY? A variable annuity is a contract between you and an insurance company. It is designed to help you save money for retirement, and provide income during your retirement. With the help of your financial professional, you choose how to invest your money within your annuity. Any allocation that is recommended to you by your financial professional may be different than automatic asset transfers that may be made under the Annuity, such as under a pre-determined mathematical formula used with an optional living benefit. The value of your annuity will rise or fall depending on whether the investment options you choose perform well or perform poorly. Investing in a variable annuity involves risk and you can lose your money. By the same token, investing in a variable annuity can provide you with the opportunity to grow your money through participation in mutual fund-type investments. Your financial professional will help you choose your investment options based on your tolerance for risk and your needs.

 Variable annuities also offer a variety of optional guarantees to receive an income for life through withdrawal or provide minimum death benefits for your beneficiaries, or minimum account value guarantees. These benefits provide a degree of insurance in the event your annuity performs poorly. These optional benefits are available for an extra cost, and are subject to limitations and conditions more fully described later in this Prospectus. The guarantees are based on the long-term financial strength of the insurance company.

 WHAT DOES IT MEAN THAT MY VARIABLE ANNUITY IS "TAX-DEFERRED"? Because variable annuities are issued by an insurance company, you pay no taxes on any earnings from your annuity until you withdraw the money. You may also transfer among your investment options without paying a tax at the time of the transfer. Until you withdraw the money, tax deferral allows you to keep money invested that would otherwise go to pay taxes. When you take your money out of the variable annuity, however, you will be taxed on the earnings at ordinary income tax rates rather than lower capital gains rates. If you withdraw earnings before you reach age 59 1/2, you also may be subject to a 10% federal tax penalty.

 You may also purchase one of our variable annuities as a tax-qualified retirement investment such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or 403(b) plan. Although there is no additional tax advantage to a variable annuity purchased through one of these plans, you may desire the variable annuities' other features such as guaranteed lifetime income payments or death benefits for use within these plans.

 WHAT VARIABLE ANNUITIES ARE OFFERED IN THIS PROSPECTUS? This Prospectus describes the variable annuity listed below. With the help of your financial professional, you choose the annuity based on your time horizon, liquidity needs, and desire for credits. The annuity described in this prospectus is:
   .   Optimum XTra

 HOW DO I PURCHASE THE VARIABLE ANNUITY? See your financial professional to complete an application. Your eligibility to purchase is based on your age and the size of your investment:

                              MAXIMUM AGE FOR  MINIMUM INITIAL
                PRODUCT       INITIAL PURCHASE PURCHASE PAYMENT
                -------       ---------------- ----------------
                Optimum XTra         75            $10,000

 The "Maximum Age for Initial Purchase" applies to the oldest owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the annuitant as of the day we would issue the Annuity. The availability and level of protection of certain optional benefits may also vary based on the age of the owner or annuitant on the issue date of the annuity, the date the benefit is elected, or the date of the owner's death. Please see the section entitled "Living Benefits" and "Death Benefit" for additional information on these benefits.

 We may allow you to purchase an Annuity with an amount lower than the "Minimum Initial Purchase Payment" if you establish an electronic funds transfer that would allow you to meet the minimum requirement within one year.

 You may make additional payments of at least $100 into your Annuity at any time, subject to maximums allowed by us and as provided by law.

 After you purchase your Annuity you will have usually ten days to examine it and cancel it if you change your mind for any reason (referred to as the "free look period"). The period of time and the amount returned to you is dictated by State law, and is stated on the front cover of your contract. You must cancel your Annuity in writing.

 See "What Are the Requirements for Purchasing the Annuity" for more detail.

 WHERE SHOULD I INVEST MY MONEY? With the help of your financial professional, you choose where to invest your money within the Annuity. Certain optional benefits may limit your ability to invest in the investment options otherwise available to you under the Annuity. You may choose from a variety of investment options ranging from conservative to aggressive. These investment options participate in mutual fund investments that are kept in a separate account from our other general assets. Although you may recognize some of the names of the money managers, these investment options are designed for variable annuities and are not the same mutual funds available to the general public. You can decide on a mix of investment options that suit your goals. Or, you can choose one of our investment options that participates in several mutual funds according to a specified goal such as balanced asset allocation, or capital growth asset allocation. If you select certain optional benefits, we may limit the investment options that you may elect. Each of the underlying mutual funds is described by its own prospectus, which you should read before investing. There is no assurance that any investment option will meet its investment objective.

 We also offer programs to help discipline your investing, such as dollar cost averaging or automatic rebalancing.

 See "Investment Options," and "Managing Your Account Value."

 HOW CAN I RECEIVE INCOME FROM MY ANNUITY? You can receive income by taking withdrawals or electing annuity payments. If you take withdrawals, you should plan them carefully, because withdrawals may be subject to tax, and may be subject to a contingent deferred sales charge (discussed below). See the "Tax Considerations" section of this Prospectus. You may withdraw up to 10% of your investment each year without being subject to a contingent deferred sales charge.

 You may elect to receive income through annuity payments over your lifetime, also called "annuitization". This option may appeal to those who worry about outliving their Account Value through withdrawals. If you elect to receive annuity payments, you convert your Account Value into a stream of future payments. This means in most cases you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs, and you can choose the benefits and costs that make sense for you. For example, some of our annuity options allow for withdrawals, and some provide a death benefit, while others guarantee payments for life without a death benefit or the ability to make withdrawals.

 See "Access to Account Value."

 OPTIONS FOR GUARANTEED LIFETIME WITHDRAWALS. We offer several optional benefits for an additional fee that guarantee your ability to take withdrawals for life as a percentage of an initial guaranteed benefit base, even after your Account Value falls to zero. These benefits may appeal to you if you wish to maintain flexibility and control over your Account Value invested (instead of converting it to an annuity stream) and want the assurance of predictable income. If you withdraw more than the allowable amount during any year, your future level of guaranteed withdrawals decreases.

 As part of these benefits you are required to invest only in certain permitted investment options. Some of the benefits utilize a predetermined mathematical formula to help manage your guarantee through all market cycles. Please see the applicable optional benefits section for more information.

 These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:
   .   Highest Daily Lifetime 6 Plus
   .   Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator
   .   Spousal Highest Daily Lifetime 6 Plus
   .   Highest Daily Lifetime 7 Plus*
   .   Spousal Highest Daily Lifetime 7 Plus*
   .   Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator*
   .   Highest Daily Lifetime 7 Plus with Beneficiary Income Option*
   .   Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option*
   .   Highest Daily Lifetime Seven*
   .   Spousal Highest Daily Lifetime Seven*
   .   Highest Daily Lifetime Seven with Lifetime Income Accelerator*
   .   Highest Daily Lifetime Seven with Beneficiary Income Option*
   .   Spousal Highest Daily Lifetime Seven with Beneficiary Income Option*

 *  No longer available for new elections.

 OPTIONS FOR GUARANTEED ACCUMULATION. We offer several optional benefits for an additional fee that guarantee your Account Value to a certain level after a period of years. As part of these benefits you are required to invest only in certain permitted investment options. Please see applicable optional benefits sections for more information.

 These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:
   .   Guaranteed Return Option Plus II
   .   Highest Daily Guaranteed Return Option II
   .   Guaranteed Return Option Plus 2008**
   .   Highest Daily Guaranteed Return Option**

 ** Except in certain states, no longer available for new elections.

 WHAT HAPPENS TO MY ANNUITY UPON DEATH? You may name a beneficiary to receive the proceeds of your annuity upon your death. Your annuity must be distributed within the time periods required by the tax laws. The annuity offers a basic death benefit. The basic death benefit provides your beneficiaries with the greater of your purchase payments less all proportional withdrawals or your value in the annuity at the time of death (the amount of the basic death benefit may depend on the decedent's age).

 We also offer optional death benefits for an additional charge:
   . HIGHEST ANNIVERSARY VALUE DEATH BENEFIT: Offers the greater of the basic death benefit and a highest anniversary value of the annuity.
   .   COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT:
       Offers the greatest of the basic death benefit, the highest anniversary value death benefit described above, and a value assuming 5% growth of your investment adjusted for withdrawals.

 Each death benefit has certain age restrictions. Please see the "Death Benefit" section of the Prospectus for more information.

 HOW DO I RECEIVE CREDITS? With Optimum XTra, we apply a credit to your Annuity each time you make a purchase payment during the first six (6) years. Because of the credits, the expenses of this Annuity may be higher than other annuities that do not offer credits. The amount of the credit depends on the amount of the purchase payment:

                                          CREDIT               CREDIT
                                     (Cumulative          (Cumulative
                               Purchase Payments    Purchase Payments
         ANNUITY YEAR 8.00%  $100,000 or Greater)  Less than $100,000)
         --------------------------------------------------------------
                1                   8.00%                6.00%
                2                   6.00%                5.00%
                3                   4.00%                4.00%
                4                   3.00%                3.00%
                5                   2.00%                2.00%
                6                   1.00%                1.00%
                7+                  0.00%                0.00%
         --------------------------------------------------------------

 Please note that during the first 10 years, the total asset-based charges on the Optimum XTra annuity are higher than many of our other annuities. In addition, the Contingent Deferred Sales Charge (CDSC) on the Optimum XTra annuity is higher and is deducted for a longer period of time as compared to our other annuities. In general, we may take back credits applied within 12 months of death or a medically-related surrender. We may also take back credits if you return your Annuity under the "free-look" provision.

 Please see the section entitled "Managing Your Account Value" for more information.

 WHAT ARE THE ANNUITY'S FEES AND CHARGES? Contingent Deferred Sales Charge: If you withdraw all or part of your annuity before the end of a period of years, we may deduct a contingent deferred sales charge, or "CDSC". The CDSC is calculated as a percentage of your purchase payment being withdrawn, and depends on how long your Annuity has been in effect.

             YR. 1 YR. 2 YR. 3 YR. 4 YR. 5 YR. 6 YR. 7 YR. 8 YR. 9 YR. 10 YR. 11+
---------------------------------------------------------------------------------
Optimum XTra 9.0%  9.0%  8.0%  7.0%  6.0%  5.0%  4.0%  3.0%  2.0%   1.0%   0.0%
---------------------------------------------------------------------------------

 Each year you may withdraw up to 10% of your purchase payments without the imposition of a CDSC. This free withdrawal feature does not apply when fully surrendering your Annuity. We may also waive the CDSC under certain circumstances, such as for medically-related circumstances or taking required minimum distributions under a qualified contracts.

 TRANSFER FEE: You may make 20 transfers between investment options each year free of charge. After the 20th transfer, we will charge $10.00 for each transfer. We do not consider transfers made as part of any Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Any transfers made as a result of the predetermined mathematical formula will not count towards the total transfers allowed.

 ANNUAL MAINTENANCE FEE: Until you start annuity payments, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value invested in the Sub-accounts, whichever is less. The Annual Maintenance Fee is only deducted if your Account Value is less than $100,000.

 TAX CHARGE: We may deduct a charge to reimburse us for taxes we may pay on premiums received in certain jurisdictions. The tax charge currently ranges up to 3 1/2% of your purchase payments and is designed to approximate the taxes that we are required to pay.

 INSURANCE CHARGE: We deduct an Insurance Charge. It is an annual charge assessed on a daily basis. It is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The charge is assessed against the daily assets allocated to the Sub-accounts and depends on which annuity you purchase:

                           FEE/CHARGE             Optimum XTra
                 ---------------------------------------------
                 Mortality & Expense Risk Charge      1.60%
                 Administration Charge                0.15%
                 Total Insurance Charge               1.75%
                 ---------------------------------------------

 CHARGES FOR OPTIONAL BENEFITS: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain optional benefits, such as Highest Daily Lifetime Seven, the charge is assessed against the Protected Withdrawal Value and taken out of the Sub-accounts periodically. Please refer to the section entitled "Summary of Contract Fees and Charges" for the list of charges for each optional benefit.

 SETTLEMENT SERVICE CHARGE: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the average assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for non-qualified Annuities and 1.40% for qualified Annuities.

 FEES AND EXPENSES INCURRED BY THE PORTFOLIOS: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios. Please see the "Fees and Charges" section of the Prospectus for more information.

 COSTS TO SELL AND ADMINISTER OUR VARIABLE ANNUITY:
 Your financial professional may receive a commission for selling one of our variable annuities to you. We may pay fees to your financial professional's broker dealer firm to cover costs of marketing or administration. These commissions and fees may incent your financial professional to sell our variable annuity instead of one offered by another company. We also receive fees from the mutual fund companies that offer the investment options for administrative costs and marketing. These fees may influence our decision to offer one family of funds over another. If you have any questions you may speak with your financial professional or us. See "General Information".

 OTHER INFORMATION
 Please see the section entitled "General Information" for more information about our annuities, including legal information about our company, separate account, and underlying funds.

                              INVESTMENT OPTIONS

 WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?
 Each variable investment option is a Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B (see "What are Separate Accounts" for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The Investment Objectives/Policies chart below classifies each of the Portfolios based on our assessment of their investment style (as of the date of this Prospectus). The chart also provides a description of each Portfolio's investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective. Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm. The Portfolios that you select are your choice - we do not provide investment advice, and we do not recommend or endorse any particular Portfolio. You bear the investment risk for amounts allocated to the Portfolios. Please see the General Information section of this Prospectus, under the heading concerning "service fees" for a discussion of fees that we may receive from underlying mutual funds and/or their families.

 When you purchase the Annuity, you will be required to participate in LPL's asset allocation program which does not utilize all of the investment options available under the Annuity. Unless you have elected an optional benefit that requires you to stay in the asset allocation program, you will be permitted to transfer Account Value out of the asset allocation program subsequent to the Issue Date. Currently, the following optional benefits require that you maintain your Account Value in one or more of the asset allocation programs:
 Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, GRO Plus 2008, GRO Plus II, Highest Daily GRO, Highest Daily GRO II, the Highest Daily Lifetime 7 Plus benefits, the Highest Daily Lifetime 6 Plus benefits, and the Highest Daily Value death benefit. The asset allocation program is offered by LPL. We have not designed the models or the program, and we are not responsible for them. Our role is limited to administering the model you select. For additional information, are Appendix C - "Additional Information on Asset Allocation Programs." If your Annuity is no longer held through LPL, we will not require you to continue to participate in LPL's asset allocation program. In that event, you will be permitted to allocate your Account Value to any permitted Portfolio (unless you are obligated to invest in specified Portfolios to participate in an optional benefit).

 The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix "AST" are Portfolios of Advanced Series Trust. The investment managers for AST are AST Investment Services, Inc., a Prudential Financial Company, and Prudential Investments LLC, both of which are affiliated companies of Prudential Annuities. However, a sub-advisor, as noted below, is engaged to conduct day-to-day management.

 The Portfolios are not publicly traded mutual funds. They are only available as investment options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same portfolio advisor or sub-advisor as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. Certain retail mutual funds may also have been modeled after a Portfolio. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888.

    STYLE/       INVESTMENT OBJECTIVES/POLICIES            PORTFOLIO
    TYPE                                                   ADVISOR/
                                                          SUB-ADVISOR
   -------------------------------------------------------------------------
                     ADVANCED SERIES TRUST
   -------------------------------------------------------------------------
    ASSET     AST ACADEMIC STRATEGIES ASSET              AlphaSimplex
    ALLOCA    ALLOCATION PORTFOLIO: seeks long         Group, LLC; First
    TION      term capital appreciation. The            Quadrant L.P.;
              Portfolio is a multi-asset class        Jennison Associates
              fund that pursues both top-down             LLC; Mellon
              asset allocation strategies and               Capital
              bottom-up selection of securities,          Management
              investment managers, and mutual         Corporation; Pacific
              funds. Under normal circumstances,          Investment
              approximately 60% of the assets will        Management
              be allocated to traditional asset           Company LLC
              classes (including US and                    (PIMCO);
              international equities and bonds)        Prudential Bache
              and approximately 40% of the assets      Asset Management,
              will be allocated to nontraditional        Incorporated;
              asset classes (including real               Prudential
              estate, commodities, and alternative     Investments LLC;
              strategies). Those percentages are         Quantitative
              subject to change at the discretion         Management
              of the advisor.                           Associates LLC
   -------------------------------------------------------------------------
    LARGE     AST ALLIANCEBERNSTEIN CORE VALUE         AllianceBernstein
     CAP      PORTFOLIO: seeks long-term capital             L.P.
    VALUE     growth by investing primarily in
              common stocks. The subadvisor
              expects that the majority of the
              Portfolio's assets will be invested
              in the common stocks of large
              companies that appear to be
              undervalued. Among other things, the
              Portfolio seeks to identify
              compelling buying opportunities
              created when companies are
              undervalued on the basis of investor
              reactions to near-term problems or
              circumstances even though their
              long-term prospects remain sound.
              The subadvisor seeks to identify
              individual companies with cash flow
              potential that may not be recognized
              by the market at large.
   -------------------------------------------------------------------------
    LARGE     AST ALLIANCEBERNSTEIN GROWTH &           AllianceBernstein
     CAP      INCOME PORTFOLIO: seeks long-term              L.P.
    VALUE     growth of capital and income while
              attempting to avoid excessive
              fluctuations in market value. The
              Portfolio normally will invest in
              common stocks (and securities
              convertible into common stocks). The
              subadvisor will take a
              value-oriented approach, in that it
              will try to keep the Portfolio's
              assets invested in securities that
              are selling at reasonable valuations
              in relation to their fundamental
              business prospects.
   -------------------------------------------------------------------------
    LARGE     AST AMERICAN CENTURY INCOME & GROWTH     American Century
     CAP      PORTFOLIO: seeks capital growth with        Investment
    VALUE     current income as a secondary            Management, Inc.
              objective. The Portfolio invests
              primarily in common stocks that
              offer potential for capital growth,
              and may, consistent with its
              investment objective, invest in
              stocks that offer potential for
              current income. The subadvisor
              utilizes a quantitative management
              technique with a goal of building an
              equity portfolio that provides
              better returns than the S&P 500
              Index without taking on significant
              additional risk and while attempting
              to create a dividend yield that will
              be greater than the S&P 500 Index.
   -------------------------------------------------------------------------
    ASSET     AST BALANCED ASSET ALLOCATION               Prudential
    ALLOCA    PORTFOLIO: seeks to obtain total         Investments LLC;
    TION      return consistent with its specified       Quantitative
              level of risk. The Portfolio                Management
              primarily invests its assets in a         Associates LLC
              diversified portfolio of other
              mutual funds, the underlying
              portfolios, of the Advanced Series
              Trust and certain affiliated money
              market funds. Under normal market
              conditions, the Portfolio will
              devote approximately 60% of its net
              assets to underlying portfolios
              investing primarily in equity
              securities (with a range of 52.5% to
              67.5%), and 40% of its net assets to
              underlying portfolios investing
              primarily in debt securities and
              money market instruments (with a
              range of 32.5% to 47.5%). The
              Portfolio is not limited to
              investing exclusively in shares of
              the underlying portfolios and may
              invest in securities and futures
              contracts, swap agreements and other
              financial and derivative instruments.
   -------------------------------------------------------------------------
    FIXED     AST BOND PORTFOLIO 2015: seeks the          Prudential
    INCOME    highest potential total return              Investment
              consistent with its specified level      Management, Inc.
              of risk tolerance to meet the
              parameters established to support
              the GRO benefits and maintain
              liquidity to support changes in
              market conditions for a fixed
              maturity of 2015. Please note that
              you may not make purchase payments
              to this Portfolio, and that this
              Portfolio is available only with
              certain living benefits.
   -------------------------------------------------------------------------

      STYLE/         INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
       TYPE                                                  ADVISOR/
                                                            SUB-ADVISOR
    ------------------------------------------------------------------------
      FIXED       AST BOND PORTFOLIO 2016: seeks the        Prudential
      INCOME      highest potential total return            Investment
                  consistent with its specified level     Management, Inc.
                  of risk tolerance to meet the
                  parameters established to support
                  the GRO benefits and maintain
                  liquidity to support changes in
                  market conditions for a fixed
                  maturity of 2016. Please note that
                  you may not make purchase payments
                  to this Portfolio, and that this
                  Portfolio is available only with
                  certain living benefits.
    ------------------------------------------------------------------------
      FIXED       AST BOND PORTFOLIO 2017: seeks the        Prudential
      INCOME      highest potential total return            Investment
                  consistent with its specified level     Management, Inc.
                  of risk tolerance to meet the
                  parameters established to support
                  the GRO benefits and maintain
                  liquidity to support changes in
                  market conditions for a fixed
                  maturity of 2017. Please note that
                  you may not make purchase payments
                  to this Portfolio, and that this
                  Portfolio is available only with
                  certain living benefits.
    ------------------------------------------------------------------------
      FIXED       AST BOND PORTFOLIO 2018: seeks the        Prudential
      INCOME      highest potential total return            Investment
                  consistent with its specified level     Management, Inc.
                  of risk tolerance to meet the
                  parameters established to support
                  the GRO benefits and maintain
                  liquidity to support changes in
                  market conditions for a fixed
                  maturity of 2018. Please note that
                  you may not make purchase payments
                  to this Portfolio, and that this
                  Portfolio is available only with
                  certain living benefits.
    ------------------------------------------------------------------------
      FIXED       AST BOND PORTFOLIO 2019: seeks the        Prudential
      INCOME      highest potential total return            Investment
                  consistent with its specified level     Management, Inc.
                  of risk tolerance to meet the
                  parameters established to support
                  the GRO benefits and maintain
                  liquidity to support changes in
                  market conditions for a fixed
                  maturity of 2019. Please note that
                  you may not make purchase payments
                  to this Portfolio, and that this
                  Portfolio is available only with
                  certain living benefits.
    ------------------------------------------------------------------------
      FIXED       AST BOND PORTFOLIO 2020: seeks the        Prudential
      INCOME      highest potential total return            Investment
                  consistent with its specified level     Management, Inc.
                  of risk tolerance to meet the
                  parameters established to support
                  the GRO benefits and maintain
                  liquidity to support changes in
                  market conditions for a fixed
                  maturity of 2020. Please note that
                  you may not make purchase payments
                  to this Portfolio, and that this
                  Portfolio is available only with
                  certain living benefits.
    ------------------------------------------------------------------------
      FIXED       AST BOND PORTFOLIO 2021: seeks the        Prudential
      INCOME      highest potential total return            Investment
                  consistent with its specified level     Management, Inc.
                  of risk tolerance to meet the
                  parameters established to support
                  the GRO benefits and maintain
                  liquidity to support changes in
                  market conditions for a fixed
                  maturity of 2021. Please note that
                  you may not make purchase payments
                  to this Portfolio, and that this
                  Portfolio is available only with
                  certain living benefits.
    ------------------------------------------------------------------------
      ASSET       AST CAPITAL GROWTH ASSET ALLOCATION       Prudential
     ALLOCA-      PORTFOLIO: seeks to obtain total        Investments LLC;
       TION       return consistent with its specified     Quantitative
                  level of risk. The Portfolio              Management
                  primarily invests its assets in a       Associates LLC
                  diversified portfolio of other
                  mutual funds, the underlying
                  portfolios, of the Advanced Series
                  Trust and certain affiliated money
                  market funds. Under normal market
                  conditions, the Portfolio will
                  devote approximately 75% of its net
                  assets to underlying portfolios
                  investing primarily in equity
                  securities (with a range of 67.5% to
                  80%), and 25% of its net assets to
                  underlying portfolios investing
                  primarily in debt securities and
                  money market instruments (with a
                  range of 20.0% to 32.5%). The
                  Portfolio is not limited to
                  investing exclusively in shares of
                  the underlying portfolios and may
                  invest in securities and futures
                  contracts, swap agreements and other
                  financial and derivative instruments.
    ------------------------------------------------------------------------
     SPECIALTY    AST COHEN & STEERS REALTY PORTFOLIO:    Cohen & Steers
                  seeks to maximize total return              Capital
                  through investment in real estate       Management, Inc.
                  securities. The Portfolio pursues
                  its investment objective by
                  investing, under normal
                  circumstances, at least 80% of its
                  net assets in common stocks and
                  other equity securities issued by
                  real estate companies, such as real
                  estate investment trusts (REITs).
                  Under normal circumstances, the
                  Portfolio will invest substantially
                  all of its assets in the equity
                  securities of real estate companies,
                  i.e., a company that derives at
                  least 50% of its revenues from the
                  ownership, construction, financing,
                  management or sale of real estate or
                  that has at least 50% of its assets
                  in real estate. Real estate
                  companies may include real estate
                  investment trusts (REITs).
    ------------------------------------------------------------------------

     STYLE/         INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
      TYPE                                                  ADVISOR/
                                                           SUB-ADVISOR
    ------------------------------------------------------------------------
      SMALL      AST FEDERATED AGGRESSIVE GROWTH        Federated Equity
       CAP       PORTFOLIO: seeks capital growth. The      Management
     GROWTH      Portfolio pursues its investment          Company of
                 objective by investing primarily in      Pennsylvania/
                 the stocks of small companies that     Federated Global
                 are traded on national security           Investment
                 exchanges, NASDAQ stock exchange and   Management Corp.
                 the over-the-counter-market. Small
                 companies will be defined as
                 companies with market
                 capitalizations similar to companies
                 in the Russell 2000 and S&P 600
                 Small Cap Index.
    ------------------------------------------------------------------------
     MID CAP     AST GOLDMAN SACHS MID-CAP GROWTH         Goldman Sachs
     GROWTH      PORTFOLIO: seeks long-term growth of   Asset Management,
                 capital. The Portfolio pursues its           L.P.
                 investment objective, by investing
                 primarily in equity securities
                 selected for their growth potential,
                 and normally invests at least 80% of
                 the value of its assets in
                 medium-sized companies. Medium-sized
                 companies are those whose market
                 capitalizations (measured at the
                 time of investment) fall within the
                 range of companies in the Russell
                 Mid-cap Growth Index. The subadvisor
                 seeks to identify individual
                 companies with earnings growth
                 potential that may not be recognized
                 by the market at large.
    ------------------------------------------------------------------------
      INTER-     AST INTERNATIONAL GROWTH PORTFOLIO:     Marsico Capital
     NATIONAL    seeks long-term capital growth.        Management, LLC;
     EQUITY      Under normal circumstances, the         William Blair &
                 Portfolio invests at least 80% of        Company, LLC
                 the value of its assets in
                 securities of issuers that are
                 economically tied to countries other
                 than the United States. Although the
                 Portfolio intends to invest at least
                 80% of its assets in the securities
                 of issuers located outside the
                 United States, it may at times
                 invest in U.S. issuers and it may
                 invest all of its assets in fewer
                 than five countries or even a single
                 country. The Portfolio looks
                 primarily for stocks of companies
                 whose earnings are growing at a
                 faster rate than other companies or
                 which offer attractive growth.
    ------------------------------------------------------------------------
      INTER-     AST INTERNATIONAL VALUE PORTFOLIO:         LSV Asset
     NATIONAL    seeks long-term capital                   Management;
     EQUITY      appreciation. The Portfolio normally       Thornburg
                 invests at least 80% of the               Investment
                 Portfolio's assets in equity           Management, Inc.
                 securities. The Portfolio will
                 invest at least 65% of its net
                 assets in the equity securities of
                 companies in at least three
                 different countries, without limit
                 as to the amount of assets that may
                 be invested in a single country.
    ------------------------------------------------------------------------
      FIXED      AST INVESTMENT GRADE BOND PORTFOLIO:      Prudential
     INCOME      seeks to maximize total return,           Investment
                 consistent with the preservation of    Management, Inc.
                 capital and liquidity needs to meet
                 the parameters established to
                 support the Highest Daily Lifetime
                 Seven, Highest Daily Lifetime 7
                 Plus, and Highest Daily Lifetime 6
                 Plus benefits. Please note that you
                 may not make purchase payments, or
                 transfer Account Value to or from
                 this Portfolio, and that this
                 Portfolio is available only with
                 certain living benefits.
    ------------------------------------------------------------------------
      INTER-     AST JPMORGAN INTERNATIONAL EQUITY         J.P. Morgan
     NATIONAL    PORTFOLIO: seeks long-term capital        Investment
     EQUITY      growth by investing in a diversified   Management, Inc.
                 portfolio of international equity
                 securities. The Portfolio seeks to
                 meet its objective by investing,
                 under normal market conditions, at
                 least 80% of its assets in a
                 diversified portfolio of equity
                 securities of companies located or
                 operating in developed non-U.S.
                 countries and emerging markets of
                 the world. The equity securities
                 will ordinarily be traded on a
                 recognized foreign securities
                 exchange or traded in a foreign
                 over-the-counter market in the
                 country where the issuer is
                 principally based, but may also be
                 traded in other countries including
                 the United States.
    ------------------------------------------------------------------------
      LARGE      AST LARGE-CAP VALUE PORTFOLIO: seeks      Eaton Vance
       CAP       current income and long-term growth       Management;
      VALUE      of income, as well as capital          Hotchkis and Wiley
                 appreciation. The Portfolio invests,        Capital
                 under normal circumstances, at least    Management, LLC
                 80% of its net assets in common
                 stocks of large capitalization
                 companies. Large capitalization
                 companies are those companies with
                 market capitalizations within the
                 market capitalization range of the
                 Russell 1000 Value Index.
    ------------------------------------------------------------------------

     STYLE/        INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
      TYPE                                                 ADVISOR/
                                                          SUB-ADVISOR
    -----------------------------------------------------------------------
     FIXED      AST LORD ABBETT BOND-DEBENTURE         Lord, Abbett & Co.
     INCOME     PORTFOLIO: seeks high current income          LLC
                and the opportunity for capital
                appreciation to produce a high total
                return. To pursue this objective
                under normal market conditions, the
                Fund will invest at least 80% of its
                net assets in bonds, debentures and
                other fixed income securities. The
                Fund's investments primarily include
                the following types of securities
                and other financial instruments:
                U.S. investment grade fixed income
                securities; U.S. high yield
                securities ("non-investment grade"
                or "junk" bonds); foreign securities
                (including emerging market
                securities); convertible securities;
                mortgage-related and other
                asset-backed securities; and equity
                securities. In addition, the Fund
                may invest in derivative
                instruments, such as options,
                futures contracts, forward contracts
                or swap agreements. The Fund may use
                such instruments in order seek to
                enhance returns, to attempt to hedge
                some of its investment risk, or as a
                substitute position for holding the
                underlying asset on which the
                derivative instrument is based. The
                duration of the Fund's portfolio of
                debt securities will normally be
                between three and seven years, with
                an average effective portfolio
                maturity of five to twelve years.
    -----------------------------------------------------------------------
     LARGE      AST MARSICO CAPITAL GROWTH              Marsico Capital
      CAP       PORTFOLIO: seeks capital growth.        Management, LLC
     GROWTH     Income realization is not an
                investment objective and any income
                realized on the Portfolio's
                investments, therefore, will be
                incidental to the Portfolio's
                objective. The Portfolio will pursue
                its objective by investing primarily
                in common stocks of large companies
                that are selected for their growth
                potential. Large capitalization
                companies are companies with market
                capitalizations within the market
                capitalization range of the Russell
                1000 Growth Index. In selecting
                investments for the Portfolio, the
                subadvisor uses an approach that
                combines "top down" macroeconomic
                analysis with "bottom up" stock
                selection. The "top down" approach
                identifies sectors, industries and
                companies that may benefit from the
                trends the subadvisor has observed.
                The subadvisorthen looks for
                individual companies with earnings
                growth potential that may not be
                recognized by the market at large,
                utilizing a "bottom up" stock
                selection process. The Portfolio
                will normally hold a core position
                of between 35 and 50 common stocks.
                The Portfolio may hold a limited
                number of additional common stocks
                at times when the Portfolio manager
                is accumulating new positions,
                phasing out existing or responding
                to exceptional market conditions.
    -----------------------------------------------------------------------
     LARGE      AST MFS GROWTH PORTFOLIO: seeks          Massachusetts
      CAP       long-term capital growth and future,   Financial Services
     GROWTH     rather than current income. Under           Company
                normal market conditions, the
                Portfolio invests at least 80% of
                its net assets in common stocks and
                related securities, such as
                preferred stocks, convertible
                securities and depositary receipts.
                The subadvisor uses a "bottom up" as
                opposed to a "top down" investment
                style in managing the Portfolio.
    -----------------------------------------------------------------------
     MID CAP    AST MID CAP VALUE PORTFOLIO: seeks     EARNEST Partners
     VALUE      to provide capital growth by              LLC; WEDGE
                investing primarily in                      Capital
                mid-capitalization stocks that          Management, LLP
                appear to be undervalued. The
                Portfolio generally invests, under
                normal circumstances, at least 80%
                of the value of its net assets in
                mid-capitalization companies.
                Mid-capitalization companies are
                generally those that have market
                capitalizations, at the time of
                purchase, within the market
                capitalization range of companies
                included in the Russell Midcap(R)
                Value Index during the previous
                12-months based on month-end data.
    -----------------------------------------------------------------------
     FIXED      AST MONEY MARKET PORTFOLIO: seeks         Prudential
     INCOME     high current income while                 Investment
                maintaining high levels of             Management, Inc.
                liquidity. The Portfolio invests in
                high-quality, short-term, U.S.
                dollar denominated corporate, bank
                and government obligations. The
                Portfolio will invest in securities
                which have effective maturities of
                not more than 397 days.
    -----------------------------------------------------------------------
     MID CAP    AST NEUBERGER BERMAN MID-CAP GROWTH    Neuberger Berman
     GROWTH     PORTFOLIO: seeks capital growth.        Management LLC
                Under normal market conditions, the
                Portfolio invests at least 80% of
                its net assets in the common stocks
                of mid-capitalization companies.
                Mid-capitalization companies are
                those companies whose market
                capitalization is within the range
                of market capitalizations of
                companies in the Russell Midcap(R)
                Growth Index. Using fundamental
                research and quantitative analysis,
                the subadvisor looks for
                fast-growing companies that are in
                new or rapidly evolving industries.
                The Portfolio may invest in foreign
                securities (including emerging
                markets securities).
    -----------------------------------------------------------------------

    STYLE/        INVESTMENT OBJECTIVES/POLICIES           PORTFOLIO
     TYPE                                                   ADVISOR/
                                                          SUB-ADVISOR
   -------------------------------------------------------------------------
    MID CAP    AST NEUBERGER BERMAN/LSV MID-CAP            LSV Asset
    VALUE      VALUE PORTFOLIO: seeks capital             Management;
               growth. Under normal market              Neuberger Berman
               conditions, the Portfolio invests at      Management LLC
               least 80% of its net assets in the
               common stocks of medium
               capitalization companies. For
               purposes of the Portfolio, companies
               with market capitalizations that
               fall within the range of the Russell
               Midcap(R) Value Index at the time of
               investment are considered medium
               capitalization companies. Some of
               the Portfolio's assets may be
               invested in the securities of
               large-cap companies as well as in
               small-cap companies. subadvisor
               Neuberger Berman looks for
               well-managed companies whose stock
               prices are undervalued and that may
               rise in price before other investors
               realize their worth. LSV Asset
               Management (LSV) follows an active
               investment strategy utilizing a
               quantitative investment model to
               evaluate and recommend investment
               decisions for its portion of the
               Portfolio in a bottom-up, contrarian
               value approach
   -------------------------------------------------------------------------
    SMALL      AST NEUBERGER BERMAN SMALL-CAP           Neuberger Berman
     CAP       GROWTH PORTFOLIO: seeks maximum           Management LLC
    GROWTH     growth of investors' capital from a
               portfolio of growth stocks of
               smaller companies. The Portfolio
               pursues its objective, under normal
               circumstances, by primarily
               investing at least 80% of its total
               assets in the equity securities of
               small-sized companies included in
               the Russell 2000 Growth(R) Index.
   -------------------------------------------------------------------------
    FIXED      AST PIMCO LIMITED MATURITY BOND         Pacific Investment
    INCOME     PORTFOLIO: seeks to maximize total          Management
               return consistent with preservation        Company LLC
               of capital and prudent investment            (PIMCO)
               management. The Portfolio will
               invest, under normal circumstances,
               at least 80% of the value of its net
               assets in fixed- income investments,
               which may be represented by forwards
               or derivatives such as options,
               futures contracts, or swap
               agreements. The average portfolio
               duration normally varies within a
               one -to-three year time-frame based
               on the subadvisor's forecast of
               interest rates.
   -------------------------------------------------------------------------
    FIXED      AST PIMCO TOTAL RETURN BOND             Pacific Investment
    INCOME     PORTFOLIO: seeks to maximize total          Management
               return consistent with preservation        Company LLC
               of capital and prudent investment            (PIMCO)
               management. The Portfolio will
               invest, under normal circumstances,
               at least 80% of the value of its net
               assets in fixed income investments,
               which may be represented by forwards
               or derivatives such as options,
               futures contracts, or swap
               agreements. The average portfolio
               duration normally varies within two
               years (+/-) of the duration of the
               Barclay's Capital U.S. Aggregate
               Bond Index.
   -------------------------------------------------------------------------
    ASSET      AST PRESERVATION ASSET ALLOCATION           Prudential
    ALLOCA     PORTFOLIO: seeks to obtain total         Investments LLC;
     TION      return consistent with its specified       Quantitative
               level of risk. The Portfolio                Management
               primarily invests its assets in a         Associates LLC
               diversified portfolio of other
               mutual funds, the underlying
               portfolios, of the Advanced Series
               Trust and certain affiliated money
               market funds. Under normal market
               conditions, the Portfolio will
               devote approximately 35% of its net
               assets to underlying portfolios
               investing primarily in equity
               securities (with a range of 27.5% to
               42.5%), and 65% of its net assets to
               underlying portfolios investing
               primarily in debt securities and
               money market instruments (with a
               range of 57.5% to 72.5%). The
               Portfolio is not limited to
               investing exclusively in shares of
               the underlying portfolios and may
               invest in securities and futures
               contracts, swap agreements and other
               financial and derivative instruments.
   -------------------------------------------------------------------------
    SMALL      AST SMALL-CAP GROWTH PORTFOLIO:            Eagle Asset
     CAP       seeks long-term capital growth. The      Management, Inc.
    GROWTH     Portfolio pursues its objective by
               investing, under normal
               circumstances, at least 80% of the
               value of its assets in
               small-capitalization companies.
               Small-capitalization companies are
               those companies with a market
               capitalization, at the time of
               purchase, no larger than the largest
               capitalized company included in the
               Russell 2000(R) Growth Index at the
               time of the Portfolio's investment.
   -------------------------------------------------------------------------
    SMALL      AST SMALL-CAP VALUE PORTFOLIO: seeks       ClearBridge
     CAP       to provide long-term capital growth     Advisors, LLC; J.P.
    VALUE      by investing primarily in               Morgan Investment
               small-capitalization stocks that        Management, Inc.;
               appear to be undervalued. The           Lee Munder Capital
               Portfolio invests, under normal             Group, LLC
               circumstances, at least 80% of the
               value of its net assets in small
               capitalization stocks. Small
               capitalization stocks are the stocks
               of companies with market
               capitalization that are within the
               market capitalization range of the
               Russell 2000(R) Value Index.
               Securities of companies whose market
               capitalizations no longer meet the
               definition of small capitalization
               companies after purchase by the
               Portfolio will still be considered
               to be small capitalization companies
               for purposes of the Portfolio's
               policy of investing, under normal
               circumstances, at least 80% of the
               value of its assets in small
               capitalization companies.
   -------------------------------------------------------------------------

    STYLE/         INVESTMENT OBJECTIVES/POLICIES           PORTFOLIO
     TYPE                                                    ADVISOR/
                                                           SUB-ADVISOR
   --------------------------------------------------------------------------
     FIXED      AST T. ROWE PRICE GLOBAL BOND             T. Rowe Price
    INCOME      PORTFOLIO: seeks to provide high        International, Inc.
                current income and capital growth by
                investing in high-quality foreign
                and U.S. dollar-denominated bonds.
                The Portfolio will invest at least
                80% of its total assets in fixed
                income securities. The Portfolio
                invests in all types of bonds,
                including those issued or guaranteed
                by U.S. or foreign governments or
                their agencies and by foreign
                authorities, provinces and
                municipalities as well as investment
                grade corporate bonds,
                mortgage-related and asset- backed
                securities, and high-yield bonds of
                U.S. and foreign issuers. The
                Portfolio generally invests in
                countries where the combination of
                fixed-income returns and currency
                exchange rates appears attractive,
                or, if the currency trend is
                unfavorable, where the subadvisor
                believes that the currency risk can
                be minimized through hedging. The
                Portfolio may also invest in
                convertible securities, commercial
                paper and bank debt and loan
                participations. The Portfolio may
                invest up to 20% of its assets in
                the aggregate in below
                investment-grade, high-risk bonds
                ("junk bonds") and emerging market
                bonds. In addition, the Portfolio
                may invest up to 30% of its assets
                in mortgage-related (including
                mortgage dollar rolls and
                derivatives, such as collateralized
                mortgage obligations and stripped
                mortgage securities) and
                asset-backed securities. The
                Portfolio may invest in futures,
                swaps and other derivatives in
                keeping with its objective.
   --------------------------------------------------------------------------
     LARGE      AST T. ROWE PRICE LARGE-CAP GROWTH        T. Rowe Price
      CAP       PORTFOLIO: seeks long-term growth of     Associates, Inc.
    GROWTH      capital by investing predominantly
                in the equity securities of a
                limited number of large, carefully
                selected, high-quality U.S.
                companies that are judged likely to
                achieve superior earnings growth.
                The Portfolio takes a growth
                approach to investment selection and
                normally invests at least 80% of its
                net assets in the common stocks of
                large companies. Large companies are
                defined as those whose market cap is
                larger than the median market cap of
                companies in the Russell 1000 Growth
                Index as of the time of purchase.
   --------------------------------------------------------------------------
     LARGE      AST VALUE PORTFOLIO (formerly AST            Deutsche
      CAP       DeAM Large-Cap Value Portfolio):            Investment
     VALUE      seeks maximum growth of capital by          Management
                investing primarily in the value          Americas, Inc.
                stocks of larger companies. The
                Portfolio pursues its objective,
                under normal market conditions, by
                primarily investing at least 80% of
                the value of its assets in the
                equity securities of large-sized
                companies included in the Russell
                1000(R) Value Index. The subadvisor
                employs an investment strategy
                designed to maintain a portfolio of
                equity securities which approximates
                the market risk of those stocks
                included in the Russell 1000(R)
                Value Index, but which attempts to
                outperform the Russell 1000(R) Value
                Index through active stock selection.
   --------------------------------------------------------------------------
     FIXED      AST WESTERN ASSET CORE PLUS BOND          Western Asset
    INCOME      PORTFOLIO: seeks to maximize total          Management
                return, consistent with prudent              Company
                investment management and liquidity
                needs. The Portfolio's current
                target average duration is generally
                2.5 to 7 years. The Portfolio
                pursues this objective by investing
                in all major fixed income sectors
                with a bias towards non- Treasuries.
   --------------------------------------------------------------------------
                  EVERGREEN VARIABLE ANNUITY TRUST
   --------------------------------------------------------------------------
     INTER      EVERGREEN VA INTERNATIONAL EQUITY:          Evergreen
    NATIONAL    seeks long-term capital growth and          Investment
    EQUITY      secondarily, modest income. The             Management
                Portfolio normally invests at least        Company, LLC
                80% of its assets in equity
                securities issued by in the
                portfolio manager's opinion,
                established and quality non-U.S.
                companies located in countries with
                developed markets. The Portfolio may
                purchase securities across all
                market capitalizations. The
                Portfolio normally invests at least
                65% of its assets in the securities
                of companies in at least three
                countries (other than the U.S.). The
                Portfolio may also invest in
                emerging markets. The Portfolio's
                managers seek both growth and value
                opportunities. For growth
                investments, the Portfolio's manager
                seeks, among other things, good
                business models, good management and
                growth in cash flows. For value
                investments, the Portfolio's manager
                seeks, among other things, companies
                that are undervalued in the
                marketplace compared to their
                assets. The Portfolio normally
                intends to seek modest income from
                dividends paid by its equity
                holdings. Other than cash and cash
                equivalents, the Portfolio intends
                to invest substantially all of its
                assets in the securities of non-U.S.
                issuers.
   --------------------------------------------------------------------------

        STYLE/         INVESTMENT OBJECTIVES/POLICIES       PORTFOLIO
         TYPE                                               ADVISOR/
                                                           SUB-ADVISOR
      -------------------------------------------------------------------
       SPECIALTY    EVERGREEN VA OMEGA: seeks long-term     Evergreen
                    capital growth. The Portfolio          Investment
                    invests primarily, and under normal    Management
                    conditions substantially all of its    Company, LLC
                    assets, in common stocks of U.S.
                    companies of any market
                    capitalization. The Portfolio's
                    manager employs a growth style of
                    equity management that seeks to
                    emphasize companies with cash flow
                    growth, sustainable competitive
                    advantages, returns on invested
                    capital above their cost of capital
                    and the ability to manage for
                    profitable growth that can create
                    long-term value for shareholders.
      -------------------------------------------------------------------

 WHAT ARE THE FIXED ALLOCATIONS?
 The Fixed Allocations consist of the MVA Fixed Allocations, the DCA Fixed Allocations used with our dollar-cost averaging program, and (with respect to Highest Daily Lifetime Five only), the Benefit Fixed Rate Account. We describe the Benefit Fixed Rate Account in the section of the Prospectus concerning Highest Daily Lifetime Five. We describe the DCA Fixed Allocations in the section entitled "Do You Offer Dollar Cost Averaging?"

 MVA FIXED ALLOCATIONS. We offer MVA Fixed Allocations of different durations during the accumulation period. These "MVA Fixed Allocations" earn a guaranteed fixed rate of interest for a specified period of time, called the "Guarantee Period." In most states, we offer MVA Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose MVA Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However for MVA Fixed Allocations, if you withdraw or transfer Account Value before the end of the Guarantee Period, we will adjust the value of your withdrawal or transfer based on a formula, called a "Market Value Adjustment." The Market Value Adjustment can either be positive or negative, depending on the movement of applicable interest rates. Please refer to the section entitled "How does the Market Value Adjustment Work?" for a description of the formula along with examples of how it is calculated. You may allocate Account Value to more than one MVA Fixed Allocation at a time.

 Fixed Allocations are not available in Maryland, Nevada, North Dakota, Vermont, and Washington. Availability of MVA Fixed Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call Prudential Annuities at 1-888-PRU-2888 to determine availability of MVA Fixed Allocations in your state and for your annuity product. You may not allocate Account Value to MVA Fixed Allocations if you have elected the following Optional Benefits: Lifetime Five Income Benefit, Spousal Lifetime Five Income Benefit, Highest Daily Lifetime Five Income Benefit, Highest Daily Lifetime Seven Income Benefit, Spousal Highest Daily Lifetime Seven Income Benefit, Highest Daily Value Death Benefit, Highest Daily Lifetime Seven with Beneficiary Income Option, Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, Highest Daily Lifetime Seven with Lifetime Income Accelerator, GRO Plus 2008, Highest Daily GRO, Highest Daily GRO II, GRO
 Plus II, Highest Daily Lifetime 7 Plus Income Benefit, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator, Highest Daily Lifetime 6 Plus, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator and Spousal Highest Daily Lifetime 6 Plus. The interest rate that we credit to the MVA Fixed Allocations may be reduced by an amount that corresponds to the asset-based charges assessed against the Sub-accounts.

 No specific fees or expenses are deducted when determining the rate we credit to an MVA Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to MVA Fixed Allocations. That is, the existence of those factors results in a reduction to the interest rate that we credit under the Fixed Allocations. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the MVA Fixed Allocations.

                               FEES AND CHARGES

 The charges under the Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuity exceed our total costs in connection with the Annuity, we will earn a profit. Otherwise we will incur a loss. For example, Prudential Annuities may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under an Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that Prudential Annuities incurs in promoting, distributing, issuing and administering an Annuity and to offset a portion of the costs associated with offering any Credits which are funded through Prudential Annuities' general account.

 The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the Annuity. A portion of the proceeds that Prudential Annuities receives from charges that apply to the Sub-accounts may include amounts based on market appreciation of the Sub-account values including appreciation on amounts that represent any Credits.

 WHAT ARE THE CONTRACT FEES AND CHARGES?

 CONTINGENT DEFERRED SALES CHARGE: We do not deduct a sales charge from purchase payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the CDSC, we consider the year following the Issue Date of your Annuity as Year 1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages for each Annuity are shown under "Summary of Contract Fees and Charges". If you purchase Optimum XTra and make a withdrawal that is subject to a CDSC, we may use part of that CDSC to recoup our costs of providing the Credit. However, we do not impose any CDSC on your withdrawal of a Credit amount.

 With respect to a partial withdrawal, we calculate the CDSC by assuming that any available free withdrawal amount is taken out first (see How Much Can I Withdraw as a Free Withdrawal?). If the free withdrawal amount is not sufficient, we then assume that withdrawals are taken from purchase payments that have not been previously withdrawn, on a first-in, first-out basis, and subsequently from any other Account Value in the Annuity.

 For purposes of calculating any applicable CDSC on a surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior partial withdrawals or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the purchase payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount.

 We may waive any applicable CDSC under certain circumstances including, certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a "qualified" investment. Free Withdrawals, Medically-Related Surrenders and Minimum Distributions are each explained more fully in the section entitled "Access to Your Account Value".

 TRANSFER FEE: Currently, you may make twenty (20) free transfers between investment options each Annuity Year. We currently charge $10.00 for each transfer after the twentieth in each Annuity Year. The fee will never be more than $15.00 for each transfer. We do not consider transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. Similarly, transfers made pursuant to a formula used with an optional benefit are not subject to the Transfer fee and are not counted toward the twenty free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If you are enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

 ANNUAL MAINTENANCE FEE: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value (including any amounts in Fixed Allocations), invested in the Sub-accounts, whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. The fee is taken out only from the Sub-accounts. We do not impose the Annual Maintenance Fee upon annuitization, the payment of a Death Benefit, or a medically-rated full surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase. For beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Account Value. For a non-qualified Beneficiary Continuation Option, the fee is only applicable if the Account Value is less than $25,000 at the time the fee is assessed.

 TAX CHARGE: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We pay the tax either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of purchase payments, surrender value, or Account Value as applicable. The tax charge currently ranges up to 3 1/2%. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.

 We will pay company income taxes on the taxable corporate earnings created by this separate account product. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the Annuity. We will periodically review the issue of charging for these taxes and may impose a charge in the future.

 In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because
 (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the contract.

 INSURANCE CHARGE: We deduct an Insurance Charge daily. The charge is assessed against the daily assets allocated to the Sub-accounts and is equal to the amount indicated under "Summary of Contract Fees and Charges". The Insurance Charge is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The Insurance Charge is intended to compensate Prudential Annuities for providing the insurance benefits under each Annuity, including each Annuity's basic Death Benefit that provides guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also covers administrative costs associated with providing the Annuity benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge covers the risk that our assumptions about the mortality risks and expenses under each Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.

 The Insurance Charge is not deducted against assets allocated to a Fixed Allocation. However, the amount we credit to Fixed Allocations may also reflect similar assumptions about the insurance guarantees provided under each Annuity and the administrative costs associated with providing the Annuity benefits. That is, the interest rate we credit to a Fixed Allocation may be reduced to reflect those assumptions.

 OPTIONAL BENEFITS FOR WHICH WE ASSESS A CHARGE: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime 6 Plus and DCA Fixed Rate Options, the charge is assessed against the greater of the Account Value and Protected Withdrawal Value and taken out of the Sub-accounts. Please refer to the sections entitled "Summary of Contract Fees and Charges" for the list of charges for each optional benefit.

 SETTLEMENT SERVICE CHARGE: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for non-qualified Annuities and 1.40% for qualified Annuities.

 FEES AND EXPENSES INCURRED BY THE PORTFOLIOS: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are reflected daily by each Portfolio before it provides Prudential Annuities with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios.

 WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?
 No specific fees or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the Fixed Allocations. That is, the interest rate that we credit to a Fixed Allocation may be reduced to reflect those factors. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from an MVA Fixed Allocation.

 WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?
 If you select a fixed payment option, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a tax charge may apply (see "Tax Charge" above). Currently, we only offer fixed payment options.

 EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES
 We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of any CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. Generally, these types of changes will be based on a reduction to our sales, maintenance or administrative expenses due to the nature of the individual or group purchasing the Annuity. Some of the factors we might consider in making such a decision are: (a) the size and type of group; (b) the number of Annuities purchased by an Owner; (c) the amount of purchase payments or likelihood of additional purchase payments; (d) whether an annuity is reinstated pursuant to our rules; and/or (e) other transactions where sales, maintenance or administrative expenses are likely to be reduced. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

                            PURCHASING YOUR ANNUITY

 WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?

 INITIAL PURCHASE PAYMENT: We no longer allow new purchases of this Annuity, except in certain states/jurisdictions. Previously, you must have made a minimum initial Purchase Payment of $10,000 for Optimum Xtra. However, if you decided to make payments under a systematic investment or an electronic funds transfer program, we would have accepted a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent purchase payments plus your initial Purchase Payment totaled the minimum initial Purchase Payment amount required for the Annuity purchased.

 We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equal $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. We may apply certain limitations, restrictions, and/or underwriting standards as a condition of our issuance of an Annuity and/or acceptance of Purchase Payments. In addition, we may apply certain limitations and/or restrictions on an Annuity as a condition of our acceptance, including limiting the liquidity features or the Death Benefit protection provided under an Annuity, limiting the right to make additional purchase payments, changing the number of transfers allowable under an Annuity or restricting the Sub-accounts or Fixed Allocations that are available. Other limitations and/or restrictions may apply.

 Speculative Investing - Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.

 Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block a contract owner's ability to make certain transactions, and thereby refuse to accept purchase payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

 Except as noted below, purchase payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Prudential Annuities. Purchase payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, purchase payments may be transmitted to Prudential Annuities via wiring funds through your Financial Professional's broker-dealer firm. Additional purchase payments may also be applied to your Annuity under an electronic funds transfer arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

 AGE RESTRICTIONS: Unless we agree otherwise and subject to our rules, the Owner (or Annuitant if entity owned) must not be older than a maximum issue age as of the Issue Date of the Annuity as follows: age 75 for Optimum XTra. If an Annuity is owned jointly, the oldest of the Owners must not be older than the maximum issue age on the Issue Date. You should consider your need to access your Account Value and whether the Annuity's liquidity features will satisfy that need. If you take a distribution prior to age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner's death.

 OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

   . Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act independently on behalf of both owners. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term "Owner."
   . Annuitant: The Annuitant is the person upon whose life we continue to make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the accumulation period. In limited circumstances and where allowed by law, you may name one or more Contingent Annuitants. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax Considerations section of the Prospectus.
   . Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary Designation should be the exact name of your beneficiary, not only a reference to the beneficiary's relationship to you. If you use a designation of "surviving spouse," we will pay the Death Benefit to the individual that is your spouse at the time of your death (as defined under the federal tax laws and regulations). If no beneficiary is named the Death Benefit will be paid to you or your estate.

 Your right to make certain designations may be limited if your Annuity is to be used as an IRA or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

                             MANAGING YOUR ANNUITY

 MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?
 You may change the Owner, Annuitant and Beneficiary designations by sending us a request in writing in a form acceptable to us. Upon an ownership change, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:
   . a new Owner subsequent to the death of the Owner or the first of any joint Owners to die, except where a spouse Beneficiary has become the Owner as a result of an Owner's death;
   .   a new Annuitant subsequent to the Annuity Date;
   . for "non-qualified" investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity; and
   . a change in Beneficiary if the Owner had previously made the designation irrevocable.

 There are also restrictions on designation changes when you have elected certain optional benefits. See the "Living Benefits" and "Death Benefits" sections of this Prospectus for any such restrictions.

 If you wish to change the Owner and/or Beneficiary under the Annuity, or to assign the Annuity, you must deliver the request to us in writing at our Service Office. Generally, any change of Owner and/or Beneficiary, or assignment of the Annuity, will take effect when accepted and recorded by us (unless an alternative rule is stipulated by applicable State law). We are not responsible for any transactions processed before a change of Owner and/or Beneficiary, and an assignment of the Annuity, is accepted and recorded by us. UNLESS PROHIBITED BY APPLICABLE STATE LAW, WE RESERVE THE RIGHT TO REFUSE A PROPOSED CHANGE OF OWNER AND/OR BENEFICIARY, AND A PROPOSED ASSIGNMENT OF THE ANNUITY, AT ANY TIME ON A NON-DISCRIMINATORY BASIS, AND WE ARE NOT OBLIGATED TO PROCESS YOUR REQUEST WITHIN ANY PARTICULAR TIME FRAME. For New York Annuities, a request to change the Owner, Annuitant, Contingent Annuitant, Beneficiary and contingent Beneficiary designations is effective when signed, and an assignment is effective upon our receipt. We assume no responsibility for the validity or tax consequences of any change of Owner and/or Beneficiary or any assignment of the Annuity.

 DEATH BENEFIT SUSPENSION UPON CHANGE OF OWNER OR ANNUITANT. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See the Death Benefit section of this prospectus for additional details.

 SPOUSAL DESIGNATIONS
 If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-owner unless you elect an alternative Beneficiary Designation. Unless you elect an alternative Beneficiary Designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death Benefit that would have been payable will be the new Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional purchase payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.

 Spousal assumption is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code ("Code") (or any successor Code section thereto) ("Custodial Account") and, on the date of the Annuitant's death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.

 Spousal assumption is only permitted to spouses as defined by federal law.

 CONTINGENT ANNUITANT
 Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Internal Revenue Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account, as described in the above section.

 Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. If the Custodial Account elects to receive the Death Benefit, the Account Value of the Annuity as of the date of due proof of death of the Annuitant will reflect the amount that would have been payable had a Death Benefit been paid. See the section above entitled "Spousal Designations" for more information about how the Annuity can be continued by a Custodial Account.

 MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?
 If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a "free look." Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, or longer, measured from the time that you received your Annuity (the free look period for replacements is typically longer, such as 20 or 30 days). If you return your Annuity during the applicable period, we will refund your current Account Value plus any tax charge deducted, less any applicable federal and state income tax withholding and depending on your state's requirements, any applicable insurance charges deducted. The amount returned to you may be higher or lower than the Purchase Payment(s) applied during the right to cancel period and may be subject to a market value adjustment if it was allocated to a MVA Fixed Allocation. However, where required by law, we will return your Purchase Payments applied during the right to cancel period if they are greater than your current Account Value less any federal and state income tax withholding. With respect to Optimum XTra, if you return your Annuity, we will not return any Credits we applied to your Annuity based on your Purchase Payments.

 MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?
 Unless we agree otherwise and subject to our rules, the minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in our Systematic Investment Plan or a periodic Purchase Payment program. Purchase payments made while you participate in an asset allocation program will be allocated in accordance with such benefit.

 MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?
 You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity. We call our electronic funds transfer program "The Systematic Investment Plan." Purchase payments made through electronic funds transfer may only be allocated to the Sub-accounts when applied. Different allocation requirements may apply in connection with certain optional benefits. We may allow you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments through an electronic funds transfer that will equal at least the minimum Purchase Payment set forth above during the first 12 months of your Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur.

 MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?
 These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic purchase payments through a salary reduction program as long as the allocations are made only to Sub-accounts and the periodic purchase payments received in the first year total at least the minimum Purchase Payment set forth above.

                          MANAGING YOUR ACCOUNT VALUE

 HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?
 (See "Valuing Your Investment" for a description of our procedure for pricing initial and subsequent purchase payments.)

 INITIAL PURCHASE PAYMENT: Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions for allocating your Account Value. The Purchase Payment is your initial Purchase Payment minus any tax charges that may apply. You can allocate purchase payments to one or more available Sub-accounts or available Fixed Allocations. Investment restrictions will apply if you elect certain optional benefits.

 SUBSEQUENT PURCHASE PAYMENTS: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase Payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent Purchase Payments according to any new allocation instructions. Unless you tell us otherwise, Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program.

 HOW DO I RECEIVE CREDITS UNDER THE OPTIMUM XTRA ANNUITY?
 We apply a "Credit" to your Annuity's Account Value each time you make a Purchase Payment during the first six (6) Annuity Years. The amount of the Credit is payable from our general account. The amount of the Credit depends on the Annuity Year in which the Purchase Payment(s) is made and the amount of the Purchase Payment according to the table below:

                                  CREDIT              CREDIT
                               (Cumulative          (Cumulative
                            Purchase Payments    Purchase Payments
             ANNUITY YEAR  $100,000 or Greater) Less than $100,000)
             ------------------------------------------------------
                 1                 8.00%               6.00%
                 2                 6.00%               5.00%
                 3                 4.00%               4.00%
                 4                 3.00%               3.00%
                 5                 2.00%               2.00%
                 6                 1.00%               1.00%
                 7+                0.00%               0.00%
             ------------------------------------------------------

 HOW ARE CREDITS APPLIED TO ACCOUNT VALUE UNDER THE OPTIMUM XTRA ANNUITY? Each Credit is allocated to your Account Value at the time the Purchase Payment is applied to your Account Value. The amount of the Credit is allocated to the investment options in the same ratio as the applicable Purchase Payment is applied.

 EXAMPLES OF APPLYING CREDITS

 Initial Purchase Payment
 Assume you make an initial Purchase Payment of $75,000 and your Annuity is issued on January 2, 2009. Since the cumulative Purchase Payments are less than $100,000 and the contract is in the first Annuity Year, we would apply a 6% Credit to your Purchase Payment and allocate the amount of the Credit ($4500 = $75,000 x .060) to your Account Value in the proportion that your Purchase Payment is allocated.

 Initial Purchase Payment With Transfer of Assets
 Assume you make an initial Purchase Payment of $105,000 (which consists of a check for $75,000 and exchange paperwork indicating additional purchase payments of $30,000) and your Annuity is issued on January 2, 2009 with the receipt of the check for $75,000. On January 16, 2009 the remaining $30,000, as indicated by the exchange paperwork, is received. Since the cumulative Purchase Payments are greater than $100,000 and the contract is in the first Annuity Year, we would apply an 8% Credit to the January 2, 2009 portion of your Purchase Payment and allocate the amount of the Credit ($6,000 = $75,000 X .08) to your Account Value on January 2, 2009 and we would apply an 8% Credit to the January 16, 2009 portion of your Purchase Payment and allocate the amount of the Credit ($2,400 = $30,000 X .080) to your Account Value on January 16, 2009.

 Additional Purchase Payment in Annuity Year 1
 Assume that you make an additional Purchase Payment of $30,000 on March 5, 2009. The cumulative Purchase Payments are greater than $100,000; therefore we would apply an 8.0% Credit to your March 5, 2009 Purchase Payment and allocate the amount of the Credit ($2400 = $30,000 X .08) to your Account Value.

 Additional Purchase Payment in Annuity Year 6
 Assume that you make an additional Purchase Payment of $25,000 on February 6, 2014. The cumulative Purchase Payments are greater than $100,000 and the contract is in the sixth year; therefore we would apply a 1.0% Credit to your Purchase Payment and allocate the amount of the Credit ($250 = $25,000 X .01) to your Account Value.

 Recapture of XTra Credits
 The amount of any Credits applied to your Annuity Account Value can be taken back by Prudential Annuities. Specifically, we will recapture Credits: (a) if you return the Annuity during the "free look" period or (b) if the XTra Credit amount was granted within 12 months immediately before a death that triggers payment of the Annuity's death benefit (if allowed by State Law) or (c) if the XTra Credit amount was granted within 12 months immediately prior to your exercise of the medically-related surrender provision of the Annuity.

 GENERAL INFORMATION ABOUT CREDITS
   . We do not consider Credits to be "investment in the contract" for income tax purposes.
   . You may not withdraw the amount of any Credits under the Free Withdrawal provision. The Free Withdrawal provision only applies to withdrawals of purchase payments.

 ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS? During the accumulation period you may transfer Account Value between investment options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. You may not transfer Account Value to any DCA fixed Allocation (as defined below). You may only allocated payments to DCA Fixed Allocations.

 Currently, we charge $10.00 for each transfer after the twentieth
 (20/th/) transfer in each Annuity Year. Transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program do not count toward the twenty free transfer limit. Renewals or transfers of Account Value from an MVA Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee. We may also increase the Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

 Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission as a "writing", (ii) will treat multiple transfer requests submitted on the same Valuation Day as a single transfer, and
 (iii) do not count any transfer that solely involves Sub-accounts corresponding to the AST Money Market Portfolio, or any transfer that involves one of our systematic programs, such as asset allocation and automated withdrawals.

 Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a Portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. Each Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e., one or more of the Sub-accounts corresponding to the AST Money Market Portfolio), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts.

 In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or
 (b) we are informed by a Portfolio (e.g., by the Portfolio's portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:
..   With respect to each Sub-account (other than the AST Money Market
    Sub-account), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the "Transfer Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted

   Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals; (ii) do not count any transfer that solely involves Sub-accounts corresponding to the AST Money Market Portfolio; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.
..   We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

 If we deny one or more transfer requests under the foregoing rules, we will inform you or your Financial Professional promptly of the circumstances concerning the denial.

 There are contract owners of different variable annuity contracts that are funded through the same Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Finally, there are contract owners of other variable annuity contracts or variable life contracts that are issued by Prudential Annuities as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a Financial Professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund's assets which may affect all contract owners invested in the affected options. Apart from such differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a Financial Professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.

 ALTHOUGH OUR TRANSFER RESTRICTIONS ARE DESIGNED TO PREVENT EXCESSIVE TRANSFERS, THEY ARE NOT CAPABLE OF PREVENTING EVERY POTENTIAL OCCURRENCE OF EXCESSIVE TRANSFER ACTIVITY.
 The Portfolios may have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract owners (including an Annuity Owners' TIN number), and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific contract owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive "omnibus" purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Portfolios (and thus contract owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.

 A Portfolio also may assess a short term trading fee (redemption fee) in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.

 DO YOU OFFER DOLLAR COST AVERAGING?
 Yes. As discussed below, we offer Dollar Cost Averaging programs during the accumulation period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from Sub-accounts, or a program that transfers amounts monthly from the DCA Fixed Allocations. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of market fluctuation on the investment of your Purchase Payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. We do not deduct a charge for participating in a Dollar Cost Averaging program.

 You can Dollar Cost Average from Sub-accounts or the Fixed Allocations. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:
..   You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years.
..   You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.
..   Dollar Cost Averaging transfers from Fixed Allocations are not subject to a
    Market Value Adjustment.

 NOTE: WHEN A DOLLAR COST AVERAGING PROGRAM IS ESTABLISHED FROM A FIXED ALLOCATION, THE FIXED RATE OF INTEREST WE CREDIT TO YOUR ACCOUNT VALUE IS APPLIED TO A DECLINING BALANCE DUE TO THE TRANSFERS OF ACCOUNT VALUE TO THE SUB-ACCOUNTS DURING THE GUARANTEE PERIOD. THIS WILL REDUCE THE EFFECTIVE RATE OF RETURN ON THE FIXED ALLOCATION OVER THE GUARANTEE PERIOD.

 The Dollar Cost Averaging program is not available if you have elected an automatic rebalancing program or an asset allocation program. Dollar Cost Averaging from Fixed Allocations also is not available if you elect certain optional benefits.

 Prudential Annuities may offer Fixed Allocations with Guarantee Periods of 6 months or 12 months exclusively for use with a Dollar Cost Averaging program ("DCA Fixed Allocations"). DCA Fixed Allocations are designed to automatically transfer Account Value in either 6 or 12 payments under a Dollar Cost Averaging program. Dollar Cost Averaging transfers will be effected on the date the DCA Fixed Dollar Allocations is established and each month following until the entire principal amount plus earning is transferred. DCA Fixed Allocations may only be established with your initial Purchase Payment or additional purchase payments. You may not transfer existing Account Value to a DCA Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.

 Account Value allocated to the DCA Fixed Allocations will be transferred to the Sub-accounts you choose under the Dollar Cost Averaging program. If you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s), you must transfer all remaining Account Value to any other investment option. Unless you provide alternate instructions at the time you terminate the Dollar Cost Averaging program, Account Value will be transferred to the AST Money Market Sub-account. Transfers from DCA Fixed Allocations as part of a Dollar Cost Averaging program are not subject to a Market Value Adjustment. However, a Market Value Adjustment will apply if you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s).

 DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?
 Yes. During the accumulation period, we offer Automatic Rebalancing among the Sub-accounts you choose. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you chose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift.

 Any transfer to or from any Sub-account that is not part of your Automatic Rebalancing program, will be made; however, that Sub-account will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.

 There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a Systematic Withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.

 If you are participating in an optional living benefit (such as Highest Daily Lifetime 6 Plus) that makes transfers under a pre-determined mathematical formula, and you have opted for automatic rebalancing; you should be aware that: (a) the AST bond portfolio used as part of the pre-determined mathematical formula will not be included as part of automatic rebalancing and
 (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing Program.

 ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?
 Yes. Certain "static asset allocation programs" are provided by LPL Financial Corporation, ("LPL"), the firm selling the Annuity. Initially, you may be required to enroll in an available asset allocation program if you purchase one of the Annuities. Additionally, certain optional benefits require your Account Value be maintained in a model in the asset allocation program. These programs are considered static because once you have selected a model portfolio, the Sub-accounts and the percentage of contract value allocated to each Sub-account cannot be changed without your consent and direction. The programs are available at no additional charge. Under these programs, the Sub-account for each asset class in each model portfolio is designated for you. Under the programs, the values in the Sub-accounts will be rebalanced periodically back to the indicated percentages for the applicable asset class within the model portfolio that you have selected. The programs are offered by LPL. We have not designed the models or the program, and we are not responsible for them. Our role is limited to administering the model you select. For more information on the asset allocation programs see the Appendix entitled "Additional Information on the Asset Allocation Programs."

 Asset allocation is a sophisticated method of diversification, which allocates assets among asset classes in order to manage investment risk and enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss. No personalized investment advice is provided in connection with the asset allocation programs and you should not rely on these programs as providing individualized investment recommendations to you. The asset allocation programs do not guarantee better investment results. LPL reserves the right to terminate or change the programs at any time. We reserve the right to change the way in which we administer the program you have selected with your LPL Financial Professional, and we reserve the right to terminate our administration of the programs. You should consult with your LPL Financial Professional before electing any asset allocation program.

 WHAT IS THE BALANCED INVESTMENT PROGRAM?
 We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the Sub-accounts that you select. When you enroll in the Balanced Investment Program, you choose the duration that you wish the program to last. This determines the duration of the Guarantee Period for the Fixed Allocation. Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific "principal amount" (such as your initial Purchase Payment). We determine the amount based on the rates then in effect for the Guarantee Period you choose. If you continue the program until the end of the Guarantee Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the "principal amount". Withdrawals or transfers from the Fixed Allocation before the end of the Guarantee Period will terminate the program and may be subject to a Market Value Adjustment (which may be positive or negative). You can transfer the Account Value that is not allocated to the Fixed Allocation between any of the Sub-accounts available under your Annuity. Account Value you allocate to the Sub-accounts is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program.

      EXAMPLE
      Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account Value ($21,880) will be allocated to the Sub-accounts. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the Sub-accounts.

 * The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

 MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS?
 Yes. Subject to our rules, your Financial Professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving investment options. IF YOUR FINANCIAL PROFESSIONAL HAS THIS AUTHORITY, WE DEEM THAT ALL TRANSACTIONS THAT ARE DIRECTED BY YOUR FINANCIAL PROFESSIONAL WITH RESPECT TO YOUR ANNUITY HAVE BEEN AUTHORIZED BY YOU. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Financial Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.

 MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?
 Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuities. EVEN IF THIS IS THE CASE, HOWEVER, PLEASE NOTE THAT THE INVESTMENT ADVISOR YOU ENGAGE TO PROVIDE ADVICE AND/OR MAKE TRANSFERS FOR YOU, IS NOT ACTING ON OUR BEHALF, BUT RATHER IS ACTING ON YOUR BEHALF. We do not offer advice about how to allocate your Account Value under any circumstance. As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf. Please note that if you have engaged a third-party investment advisor to provide asset allocation services with respect to your Annuity, we may not allow you to elect an optional benefit that requires investment in an asset allocation Portfolio and/or that involves mandatory Account Value transfers (e.g. Highest Daily GRO).

 It is your responsibility to arrange for the payment of the advisory fee charged by your investment advisor. Similarly, it is your responsibility to understand the advisory services provided by your investment advisor and the advisory fees charged for the services.

 We or an affiliate of ours may provide administrative support to licensed, registered Financial Professionals or Investment advisors who you authorize to make financial transactions on your behalf. We may require Financial Professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with Prudential Annuities as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the Financial Professional's or investment advisor's ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of a Financial Professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) of Prudential Annuities.

 PLEASE NOTE: Annuities where your Financial Professional or investment advisor has the authority to forward instruction on financial transactions are also subject to the restrictions on transfers between investment options that are discussed in the section entitled "ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?" Since transfer activity directed by a Financial Professional or third party investment adviser may result in unfavorable consequences to all contract owners invested in the affected options, we reserve the right to limit the investment options available to a particular Owner where such authority as described above has been given to a Financial Professional or investment advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your Financial Professional. Your Financial Professional will be informed of all such restrictions on an ongoing basis. We may also require that your Financial Professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com).

 LIMITATIONS THAT WE MAY IMPOSE ON YOUR FINANCIAL PROFESSIONAL OR INVESTMENT ADVISOR UNDER THE TERMS OF THE ADMINISTRATIVE AGREEMENT DO NOT APPLY TO FINANCIAL TRANSACTIONS REQUESTED BY AN OWNER ON THEIR OWN BEHALF, EXCEPT AS OTHERWISE DESCRIBED IN THIS PROSPECTUS.

 HOW DO THE FIXED ALLOCATIONS WORK?
 We credit a fixed interest rate to the Fixed Allocation throughout a set period of time called a "Guarantee Period." (Note that the discussion in this section of Guarantee Periods is not applicable to the DCA Fixed Allocations, or the Benefit Fixed Rate Account). Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.

 The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. Any change in interest rate does not affect Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-888-PRU-2888.

 A Guarantee Period for a Fixed Allocation begins:
   . when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;
   . upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or
   .   when you "renew" a Fixed Allocation by electing a new Guarantee Period.

 To the extent permitted by law, we may establish different interest rates for Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see "Do You Offer Dollar Cost Averaging?") or the Balanced Investment Program.

 The interest rate credited to Fixed Allocations offered to this class of purchasers may be different than those offered to other purchasers who choose the same Guarantee Period but who do not participate in an optional investment program. Any such program is at our sole discretion.

 Prudential Annuities may offer Fixed Allocations with Guarantee Periods of 3 months or 6 months exclusively for use as a short-term Fixed Allocation ("Short-term Fixed Allocations"). Short-term Fixed Allocations may only be established with your initial Purchase Payment or additional Purchase Payments. You may not transfer existing Account Value to a Short-term Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.

 On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program. If no instructions are provided, such Account Value will be transferred to the AST Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.

 HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?
 We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the Insurance Charge that we deduct from Account Value allocated to the Sub-accounts. For some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations. That is, the existence of those factors results in a reduction to the interest rate that we credit under the MVA Fixed Allocations.

 We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

 The interest rate we credit for a Fixed Allocation may be subject to a minimum. Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.

 HOW DOES THE MARKET VALUE ADJUSTMENT WORK?
 If you transfer or withdraw Account Value from a MVA Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a "Market Value Adjustment" or "MVA". The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal. The Market Value Adjustment formula compares the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. Any Market Value Adjustment that applies will be subject to our rules for complying with applicable state law.
..   "Strips" are a form of security where ownership of the interest portion of
    United States Treasury securities are separated from ownership of the underlying principal amount or corpus.
..   "Strip Yields" are the yields payable on coupon Strips of United States
    Treasury securities.
..   "Option-adjusted Spread" is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of Option-adjusted Spreads.

 MVA FORMULA
 The MVA formula is applied separately to each MVA Fixed Allocation to determine the Account Value of the MVA Fixed Allocation on a particular date. The formula is as follows:

                         [(1+I) / (1+J+0.0010)]/N/365/

                                     where:

        I is the Strip Yield as of the start date of the Guarantee Period for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

        J is the Strip Yield as of the date the MVA formula is being applied for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

        N is the number of days remaining in the original Guarantee Period.

 If you surrender your Annuity under the right to cancel provision, the MVA formula is:

                            [(1 + I)/(1 + J)]/N/365/

 MVA EXAMPLES
 The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:
   . You allocate $50,000 into a MVA Fixed Allocation (we refer to this as the "Allocation Date" in these examples) with a Guarantee Period of 5 years (we refer to this as the "Maturity Date" in these examples).
   . The Strip Yields for coupon Strips beginning on Allocation Date and maturing on Maturity Date plus the Option-adjusted Spread is 5.50% (I = 5.50%).
   . You make no withdrawals or transfers until you decide to withdraw the entire MVA Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).

 EXAMPLE OF POSITIVE MVA
 Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J = 4.00%). Based on these assumptions, the MVA would be calculated as follows:

    MVA Factor = [(1+I)/(1+J+0.0010)]/N/365/ = [1.055/1.041]/2/ /= 1.027078
                           Interim Value = $57,881.25
       Account Value after MVA = Interim Value X MVA Factor = $59,448.56

 EXAMPLE OF NEGATIVE MVA
 Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:

     MVA Factor = [(1+I)/(1+J+0.0010)]/N/365 /= [1.055/1.071]/2/ = 0.970345
                           Interim Value = $57,881.25
       Account Value after MVA = Interim Value X MVA Factor = $56,164.78

 WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?
 The "Maturity Date" for a MVA Fixed Allocation is the last day of the Guarantee Period (note that the discussion in this section of Guarantee Periods is not applicable to the DCA Fixed Allocations and the Benefit Fixed Rate Account). Before the Maturity Date, you may choose to renew the MVA Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that MVA Fixed Allocation's Account Value to another MVA Fixed Allocation or to one or more Sub-accounts. We will not charge a MVA if you choose to renew a MVA Fixed Allocation on its Maturity Date or transfer the Account Value to one or more Sub-accounts. We will notify you before the end of the Guarantee Period about the fixed interest rates that we are currently crediting to all MVA Fixed Allocations that are being offered. The rates being credited to Fixed Allocations may change before the Maturity Date.

 IF YOU DO NOT SPECIFY HOW YOU WANT A FIXED ALLOCATION TO BE ALLOCATED ON ITS MATURITY DATE, WE WILL THEN TRANSFER THE ACCOUNT VALUE OF THE FIXED ALLOCATION TO THE AST MONEY MARKET SUB-ACCOUNT. You can then elect to allocate the Account Value to any of the Sub-accounts or to a new Fixed Allocation.

                            ACCESS TO ACCOUNT VALUE

 WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?
 During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes, Required Minimum Distributions. You can also surrender your Annuity at any time. Depending on your instructions, we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC, if applicable. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to MVA Fixed Allocations being withdrawn or surrendered. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." Unless you notify us differently, as permitted, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.

 ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?
 (For more information, see "Tax Considerations.")

 DURING THE ACCUMULATION PERIOD
 For a nonqualified Annuity, a distribution during the accumulation period is deemed to come first from any "gain" in your Annuity and second as a return of your "tax basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

 DURING THE ANNUITIZATION PERIOD
 For a nonqualified Annuity, during the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in your Annuity. Once the tax basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in your Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

 CAN I WITHDRAW A PORTION OF MY ANNUITY?
 Yes, you can make a withdrawal during the accumulation period.
   . To meet liquidity needs, you can withdraw a limited amount from your Annuity during each Annuity Year without application of any CDSC. We call this the "Free Withdrawal" amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of your Annuity. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your annuity. The minimum Free Withdrawal you may request is $100.
   . You can also make withdrawals in excess of the Free Withdrawal amount. The minimum partial withdrawal you may request is $100.

 To determine if a CDSC applies to partial withdrawals, we:

 1. First determine what, if any, amounts qualify as a Free Withdrawal. These amounts are not subject to the CDSC.
 2. Next determine what, if any, remaining amounts are withdrawals of purchase payments. Amounts in excess of the Free Withdrawal amount will be treated as withdrawals of purchase payments unless all purchase payments have been previously withdrawn. These amounts are subject to the CDSC. Purchase payments are withdrawn on a first in, first out basis.
 3. Withdraw any remaining amounts from any other Account Value. These amounts are not subject to the CDSC.

 You may request a withdrawal for an exact dollar amount after deduction of any CDSC that applies (called a "net withdrawal") or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.

 Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options. (NOTE, HOWEVER, THAT WE DO NOT PERMIT COMMUTATION ONCE ANNUITY PAYMENTS HAVE COMMENCED).

 To request the forms necessary to make a withdrawal from your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

 HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?
 The maximum Free Withdrawal amount during each Annuity Year is equal to 10% of all purchase payments that are subject to a CDSC. Withdrawals made within an Annuity Year reduce the Free Withdrawal amount available for the remainder of the Annuity

 Year. If you do not make a withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

 CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD? Yes. We call these "Systematic Withdrawals." You can receive Systematic Withdrawals of earnings only or a flat dollar amount. Systematic Withdrawals may be subject to a CDSC. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.

 Systematic Withdrawals will be taken pro-rata from the Sub-accounts and the MVA Fixed Allocations up to growth in the MVA Fixed Allocations and thereafter pro-rata solely from the Sub-accounts. The growth in the MVA Fixed Allocations at any point in time consists of the remaining earnings since the program of systematic withdrawal began. Systematic Withdrawals are available on a monthly, quarterly, semi-annual or annual basis.

 The minimum amount for each Systematic Withdrawal is $100. If any scheduled Systematic Withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled Systematic Withdrawal.

 DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(T) OF THE INTERNAL REVENUE CODE?
 Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of "substantially equal periodic payments." Distributions received under these provisions in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to any applicable CDSC. We may apply a Market Value Adjustment to any MVA Fixed Allocations. To request a program that complies with Section 72(t), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under
 Section 72(t). The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.

 You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.

 WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM? (See "Tax Considerations" for a further discussion of Required Minimum Distributions.)

 Required Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner's lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the Required Minimum Distribution rules under the Code. We do not assess a CDSC on Required Minimum Distributions from your Annuity if you are required by law to take such Required Minimum Distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate as the RMD and is paid out through a program of systematic withdrawals that we make available. However, a CDSC (if applicable) may be assessed on that portion of a Systematic Withdrawal that is taken to satisfy the Required Minimum Distribution provisions in relation to other savings or investment plans under other qualified retirement plans not maintained with Prudential Annuities. However, no MVA may be assessed on a withdrawal taken to meet RMD requirements applicable to your Annuity.

 The amount of the Required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.

 You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a continued means of receiving income payments and satisfying the Required Minimum Distribution provisions under the Code.

 Please see "Highest Daily Lifetime 6 Plus" under the subsection "Required Minimum Distributions" for further information relating to Required Minimum Distributions if you own that benefit.

 CAN I SURRENDER MY ANNUITY FOR ITS VALUE?
 Yes. During the accumulation period you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity.

 For purposes of calculating any applicable CDSC on surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the purchase payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount. We may apply a Market Value Adjustment to any MVA Fixed Allocations.

 Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.

 To request the forms necessary to surrender your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

 WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?
 Where permitted by law, you may request to surrender all or part of your Annuity prior to the Annuity Date without application of any otherwise applicable CDSC upon occurrence of a medically-related "Contingency Event" as described below. We may apply a Market Value Adjustment to any MVA Fixed Allocations. If you request a full surrender, the amount payable will be your Account Value minus (a) the amount of any Credits applied within 12 months prior to your request to surrender your Annuity under this provision; and (b) the amount of any Credits added in conjunction with any purchase payments received after our receipt of your request for a medically-related surrender (e.g. purchase payments received at such time pursuant to a salary reduction program). With respect to partial surrenders, we similarly reserve the right to take back Credits as described above.

 This waiver of any applicable CDSC is subject to our rules in place at the time of your request, which currently include but are not limited to the following:
   . The Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the "Contingency Event" described below in order to qualify for a medically-related surrender;
   . the Annuitant must be alive as of the date we pay the proceeds of such surrender request;
   . if the Owner is one or more natural persons, all such Owners must also be alive at such time;
   . we must receive satisfactory proof of the Annuitant's confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and
   .   no additional purchase payments can be made to the Annuity

 A "Contingency Event" occurs if the Annuitant is:
   . first confined in a "Medical Care Facility" while your Annuity is in force and remains confined for at least 90 days in a row; or
   . first diagnosed as having a "Fatal Illness" while your Annuity is in force.

 The definitions of "Medical Care Facility" and "Fatal Illness," as well as additional terms and conditions, are provided in your Annuity. This benefit is not available in Massachusetts.

 WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?
 We currently make available annuity options that provide fixed annuity payments. Your Annuity provides certain fixed annuity payment options. We do not guarantee to continue to make available or any other option other than the fixed annuity payment options set forth in your Annuity. Fixed options provide the same amount with each payment. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. Please refer to the "Living Benefits" section below for a description of annuity options that are available when you elect one of the living benefits. For additional information on annuity payment options you may request a Statement of Additional Information.

 You may choose an Annuity Date, an annuity option and the frequency of annuity payments. You may change your choices before the Annuity Date under the terms of your contract. A maximum Annuity Date may be required by law or under the terms of your Annuity. The Annuity Date may depend on the annuity option you choose. Certain annuity options may not be available depending on the age of the Annuitant. See section below entitled "How and When Do I Choose the Annuity Payment Option?"

 Certain of these annuity options may be available to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

 Please note, with respect to Optimum XTra, you may not annuitize within the first three Annuity Years.

 OPTION 1
 PAYMENTS FOR LIFE: Under this option, income is payable periodically until the death of the "Key Life". The "Key Life" (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the Key Life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the Key Life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.

 OPTION 2
 PAYMENTS BASED ON JOINT LIVES: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the Key Lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.

 OPTION 3
 PAYMENTS FOR LIFE WITH A CERTAIN PERIOD: Under this option, income is payable until the death of the Key Life. However, if the key life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the Beneficiary until the end of such period. Under this option, you cannot make a partial or full surrender of the annuity. If this Annuity is issued as a Qualified Annuity contract and annuity payments begin after age 92, then this Option will be modified to permit a period certain that will end no later than the life expectancy of the annuitant defined under the IRS Required Minimum Distribution tables.

 OPTION 4
 FIXED PAYMENTS FOR A CERTAIN PERIOD: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that key lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.

 We may make different annuity payment options available in the future. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your contract.

 HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?
 Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.

 You have a right to choose your Annuity Date provided it is no later than the maximum Annuity Date that may be required by law or under the terms of your Annuity.

 If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your contract to be an annuity under the tax law. If that should occur, all gain in your Annuity at that time will become immediately taxable to you. Further, each subsequent year's increase in Account Value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your Annuity will not be considered an annuity for federal income tax purposes.

 Unless we agree otherwise, the Annuity Date you choose must be no later than the first day of the calendar month coinciding with or next following the later of the oldest Owner's or Annuitant's 95/th/ birthday whichever occurs first, and the fifth anniversary of the Issue Date. If you do not provide us with your Annuity Date, the maximum date as described above will be the default date; and, unless you instruct us otherwise, we will pay you the annuity payments and the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

 Please note that annuitization essentially involves converting your Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit).

 HOW ARE ANNUITY PAYMENTS CALCULATED?

 FIXED ANNUITY PAYMENTS
 If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, (e.g., Montana), such annuity table will have rates that do not differ according to the gender of the Key Life. Otherwise, the rates will differ according to the gender of the Key Life.

 ADJUSTABLE ANNUITY PAYMENTS
 We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5/th/) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

                                LIVING BENEFITS

 DO YOU OFFER BENEFITS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY ARE ALIVE?
 Prudential Annuities offers different optional benefits, for an additional charge, that can provide investment protection for Owners while they are alive. Notwithstanding the additional protection provided under the optional Living Benefit, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. Depending on which optional benefit you choose, you can have flexibility to invest in the Sub-accounts while:
..   protecting a principal amount from decreases in value as of specified future dates due to investment performance;
..   taking withdrawals with a guarantee that you will be able to withdraw not less than a guaranteed benefit base over time;
..   guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for certain types of lifetime income payments or lifetime withdrawals; or
..   providing spousal continuation of certain benefits.

 Guaranteed Return Option Plus 2008 (GRO Plus 2008)/2/
 Guaranteed Return Option Plus II (GRO Plus II)
 Highest Daily Guaranteed Return Option (Highest Daily GRO)/2/
 Highest Daily Guaranteed Return Option Plus II (HD GRO II)
 Guaranteed Minimum Withdrawal Benefit (GMWB)/1/
 Guaranteed Minimum Income Benefit (GMIB)/1/
 Lifetime Five Income Benefit and Spousal Lifetime Five Income Benefit/1/ Highest Daily Lifetime Five Income Benefit/1/
 Highest Daily Lifetime Seven Income Benefit/1/
 Spousal Highest Daily Lifetime Seven Income Benefit/1/
 Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit/1/ Highest Daily Lifetime Seven with Lifetime Income Accelerator Income Benefit/1/ Spousal Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit/1/
 Highest Daily Lifetime 7 Plus Income Benefit/1/
 Spousal Highest Daily Lifetime 7 Plus Income Benefit/1/
 Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit/1/
 Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator Benefit/1/ Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit/1/ Highest Daily Lifetime 6 Plus Income Benefit
 Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator
 Spousal Highest Daily Lifetime 6 Plus Income Benefit

 (1)No longer available for new elections.
 (2)Except in certain states, no longer available for new elections.

 Here is a general description of each kind of living benefit that exists under this Annuity:
..   GUARANTEED MINIMUM ACCUMULATION BENEFITS. The common characteristic of these benefits is that a specified amount of your annuity value is guaranteed at some point in the future. For example, under our Highest
    Daily GRO II benefit, we make an initial guarantee that your annuity value on the day you start the benefit will not be any less ten years later. If your annuity value is less on that date, we use our own funds to give you the difference. Because the guarantee inherent in the guaranteed minimum accumulation benefit does not take effect until a specified number of years into the future, you should elect such a benefit only if your investment time horizon is of at least that duration.
..   GUARANTEED MINIMUM INCOME BENEFIT OR ("GMIB"). As discussed elsewhere in this Prospectus, you have the right under your Annuity to ask us to convert your accumulated annuity value into a series of annuity payments.
    Generally, the smaller the amount of your annuity value, the smaller the amount of your annuity payments. GMIB addresses this risk, by guaranteeing a certain amount of appreciation in the amount used to produce annuity payments. Thus, even if your annuity value goes down in value, GMIB guarantees that the amount we use to determine the amount of the annuity payments will go up in value by the prescribed amount. You should select GMIB only if you are prepared to delay your annuity payments for the required waiting period and if you anticipate needing annuity payments.
    This benefit is no longer available for new elections.
..   GUARANTEED MINIMUM WITHDRAWAL BENEFIT OR ("GMWB"). This benefit is designed for someone who wants to access the annuity's value through withdrawals over time, rather than by annuitizing. This benefit guarantees that a specified amount will be available for withdrawal over time, even if the value of the annuity itself has declined. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. This benefit is no longer available for new elections.
..   LIFETIME GUARANTEED MINIMUM WITHDRAWAL BENEFITS. These benefits also are designed for someone who wants to access the annuity's value through withdrawals over time, rather than by annuitizing. These benefits differ, however, in that the withdrawal amounts are guaranteed for life (or until the second to die of spouses). The way that we establish the guaranteed amount that, in turn, determines the amount of the annual lifetime payments varies among these benefits. Under our Highest Daily Lifetime 6 Plus benefit, for example, the guaranteed amount generally is equal to your highest daily Account Value, appreciated at six percent annually. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. Certain of these benefits are no longer available for new elections.

 In general, with respect to our lifetime guaranteed withdrawal benefits (e.g., Highest Daily Lifetime 6 Plus), please be aware that although a given withdrawal may qualify as a free withdrawal for purposes of not incurring a CDSC, the amount of the withdrawal could exceed the Annual Income Amount under the benefit and thus be deemed "Excess Income" - thereby reducing your Annual Income Amount for future years.

 PLEASE REFER TO THE BENEFIT DESCRIPTIONS THAT FOLLOW FOR A COMPLETE DESCRIPTION OF THE TERMS, CONDITIONS AND LIMITATIONS OF EACH OPTIONAL BENEFIT. INVESTMENT RESTRICTIONS APPLY IF YOU ELECT CERTAIN OPTIONAL LIVING BENEFITS. You should consult with your Financial Professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs (e.g., comparing the tax implications of the withdrawal benefit and annuity payments).

 Certain living benefits involve your participation in a pre-determined mathematical formula that may transfer your Account Value between the Sub-accounts you have chosen and certain bond portfolio Sub-accounts of AST and/or our general account. The formulas may differ among the living benefits that employ a formula. Such different formulas may result in different transfers of Account Value over time.

 TERMINATION OF EXISTING BENEFITS AND ELECTION OF NEW BENEFITS.
 If you currently own an Annuity with an optional living benefit that is terminable, you may terminate the benefit rider and elect one of the currently available benefits, subject to availability of the benefit at that time and our then current rules. There is currently no waiting period (you may elect a new benefit beginning on the next Valuation Day) to elect any living benefit once a living benefit is terminated provided that the benefit being elected is available for election post-issue. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. Check with your financial professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect or elect may be more expensive than the benefit you are terminating. Note that once you terminate an existing benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. You should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you.

 GUARANTEED RETURN OPTION Plus 2008 (GRO Plus 2008)
 GRO Plus 2008 generally is no longer available for new elections, except in certain states/jurisdictions.

 Under GRO Plus 2008, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the "base guarantee." In addition to the base guarantee, GRO Plus 2008 offers the possibility of an enhanced guarantee. You may lock in an enhanced guarantee once per "benefit year" (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on the Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from "manually" locking-in an enhanced guarantee during the ensuing benefit year. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your current allocation instructions. Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. Please note that whenever an enhanced guarantee is created, we reserve the right to increase your charge for GRO Plus 2008 if we have increased the charge for new elections of the benefit generally. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see "How and When Do I Choose The Annuity Payment Option?" for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original owner.

 In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the "Current AST bond portfolio Sub-account" described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the Current AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire Account Value is invested in an AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

 We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (and associated Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2009 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2010 would increase the base guarantee amount to $130,000. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the "dollar-for-dollar corridor."

 The dollar-for-dollar corridor is equal to 5% of the base guarantee amount (i.e., 5% of the Account Value at benefit election). Thereafter, the dollar-for-dollar corridor is adjusted only for subsequent purchase payments (i.e., 5% of the Purchase Payment is added to the corridor amount) and "excess withdrawals" (as described below). Thus, the creation of any enhanced guarantee has no impact on the dollar-for-dollar corridor. Each "benefit year", withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce both the amount of the dollar-for-dollar corridor for that benefit year plus the base guarantee amount and the amount of any enhanced guarantee by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each guarantee amount. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the "excess withdrawal") (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal
 (iii) dividing the excess withdrawal by the amount in (ii) We then use the resulting proportion to reduce each of the guaranteed amount and the dollar for dollar corridor itself. See examples of this calculation below.

 Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each guarantee amount and the dollar-for-dollar corridor in the manner indicated above.

 EXAMPLES
 The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus/SM/ 2008 benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus 2008 or other fees and charges.

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity
 Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:
..   The base guarantee amount is reduced by the amount withdrawn (i.e., by
    $10,000, from $250,000 to $240,000).
..   The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:
..   the base guarantee amount is first reduced by the Remaining Limit (from
    $240,000 to $237,500);
..   The result is then further reduced by the ratio of A to B, where:

    -- A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or
       $7,500).
    -- B is the Account Value less the Remaining Limit ($180,000 - $2,500, or
       $177,500).

 The resulting base guarantee amount is: $237,500 X (1 - $7,500 / $177,500), or $227,464.79.

 The Remaining Limit is set to zero (0) for the balance of the first Annuity
 Year.

 KEY FEATURE - ALLOCATION OF ACCOUNT VALUE
 GRO Plus 2008 uses a mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval we do reserve the right to amend the formula for newly-issued Annuities that elect GRO Plus 2008 and for existing Annuities that elect the benefit in the future. This required formula helps us manage our financial exposure under

 GRO Plus 2008, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to these bond portfolios collectively as the "AST bond portfolios." The formula also contemplates the transfer of assets from an AST bond portfolio to the other Sub-accounts in certain other scenarios. The formula itself is the same as that used for our Highest Daily GRO benefit, and is set forth in Appendix F to this Prospectus. A summary description of each AST Bond Portfolio appears within the Prospectus section entitled "What Are The Investment Objectives and Policies Of The Portfolios?. You can find a copy of the AST Bond Portfolio prospectus by going to www.prudentialannuities.com.

 Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2015, an AST bond portfolio whose underlying investments generally mature in 2016, and so forth. We will introduce new AST bond portfolios in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefit). If you have elected GRO Plus 2008, you may invest in an AST bond portfolio only by operation of the formula, and thus you may not allocate purchase payments to such a Portfolio. Please see this Prospectus and the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

 Although we employ several AST bond portfolios for purposes of the benefit, the formula described in the next paragraph operates so that your Account
 Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST Bond Portfolio Sub-account be made, or alternatively may mandate a transfer into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio
 Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer
 AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if such a transfer is dictated by the formula. As indicated, the AST bond portfolios are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the Transfer AST Bond Portfolio Sub-account may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees.

 In general, the formula works as follows (please see Appendix F). On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee amount that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing the rate determined by that index by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the Current AST bond portfolio Sub-account and to your Account Value held within the other Sub-accounts. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount held within your other Sub-accounts, exceeds an upper target value (currently, 0.85), then the formula will make a transfer into the Transfer AST bond portfolio Sub-account, in the amount dictated by the formula. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 0.79), then the formula will transfer Account Value within the Current AST bond portfolio Sub-account into the other Sub-accounts (other than the Transfer AST bond portfolio Sub-account), in the amount dictated by the formula.

 As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts (the "Bond Portfolios"). Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Bond Portfolios. If your entire Account Value is transferred to the Bond Portfolios, then based on the way the formula operates, the formula will not transfer amounts out of the Bond Portfolios to the Sub-accounts and the entire Account Value would remain in the Bond Portfolios. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Bond Portfolios. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Bond Portfolios, if dictated by the formula. The amounts of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

 The amount that is transferred to and from the Bond Portfolios pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
   .   The difference between your Account Value and your Guarantee Amount(s);
   .   The amount of time until the maturity of your Guarantee(s);

   .   The amount invested in, and the performance of, the Permitted
       Sub-accounts;
   .   The amount invested in, and the performance of, the Bond Portfolios;
   .   The discount rate used to determine the present value of your
       Guarantee(s);
   .   Additional purchase payments, if any, that you make to the Annuity; and
   .   Withdrawals, if any, taken from the Annuity.

 Any amounts invested in the Bond Portfolios will affect your ability to participate in a subsequent recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

 The Bond Portfolios are available only with these benefits, and you may not allocate purchase payments and transfer Account Value to or from the Bond Portfolios.

 Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

 ELECTION/CANCELLATION OF THE BENEFIT
 GRO Plus 2008 generally is no longer available for new elections, except in certain states/jurisdictions. If you currently participate in GRO Plus 2008, your existing guarantees are unaffected by the fact that we generally no longer offer GRO Plus 2008.

 You may cancel the GRO Plus 2008 benefit at any time. You also can cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation of GRO Plus 2008, we will transfer any Account Value that is held in an AST bond portfolio Sub-account to the other Sub-accounts, according to your current allocation instructions. GRO Plus 2008 will terminate automatically upon:
 (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus 2008 will no longer provide any guarantees. The charge for the GRO Plus 2008 benefit will no longer be deducted from your Account Value upon termination of the benefit.

 If you wish, you may cancel the GRO Plus 2008 benefit. You may then elect any other currently available living benefit on any Valuation Day after you have cancelled the GRO Plus 2008 benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon cancellation of the GRO Plus 2008 benefit, any Account Value allocated to the AST Bond Portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata. Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio and the Permitted Sub-accounts according to the formula. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefit selected, the AST Investment Grade Bond Portfolio under the newly-elected benefit. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE GRO PLUS 2008 BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER ANY NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL. ONCE THE GRO PLUS 2008 BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE GRO PLUS 2008 BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS.

 SPECIAL CONSIDERATIONS UNDER GRO PLUS 2008
 This benefit is subject to certain rules and restrictions, including, but not limited to the following:
   . Upon inception of the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.
   . You cannot participate in any dollar cost averaging program that transfers Account Value from a fixed interest rate option to a Sub-account.
   . Transfers between an AST bond portfolio Sub-account and your other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.
   . Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.
   . As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
   . We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.
   . If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

 CHARGES UNDER THE BENEFIT
 We deduct a charge equal to 0.60% (0.35%, for elections prior to May 1, 2009) of the average daily net assets of the Sub-accounts for participation in the GRO Plus 2008 benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of the prospectus entitled "Summary of Contract Fees and Charges."

 OPTIONAL 90% FEATURE UNDER GRO PLUS 2008
 If you currently own an Annuity and have elected the GRO Plus 2008 benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new mathematical formula appears in Appendix F in this prospectus, and is described below. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% Cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

 Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

 Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account ("90% cap rule"). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

 If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap rule is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

 For example,
..   March 19, 2010 - a transfer is made that results in the 90% cap rule being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

..   As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).
..   Once there is a transfer out of the Transfer AST bond portfolio Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

 If at the time you elect the 90% cap rule, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following "hierarchy" (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or
 (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

 It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

 Once the transfer restriction of the 90% cap rule is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

 IMPORTANT CONSIDERATIONS WHEN ELECTING THIS FEATURE:
..   At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
..   Please be aware that because of the way the 90% cap rule mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.
..   Your election of the 90% cap rule will not result in your losing the guarantees you had accumulated under your existing GRO Plus 2008 benefit.

 GUARANTEED RETURN OPTION PLUS II (GRO Plus II)
 You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel GRO Plus II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. GRO Plus II is not available if you participate in any other optional living benefit. However, GRO Plus II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under "Key Feature - Allocation of Account Value", your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

 Under GRO Plus II, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the "base guarantee." In addition to the base guarantee, GRO Plus II offers the possibility of an enhanced guarantee. You may "manually" lock in an enhanced guarantee once per "benefit year" (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on that Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. If you elect to manually lock-in an enhanced guarantee on an anniversary of the effective date of the benefit, that lock-in will not count toward the one elective manual lock-in you may make each benefit year. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if your Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from "manually" locking-in an enhanced guarantee during the ensuing benefit year. Conversely, the fact that you "manually" locked in an enhanced guarantee does not preclude the possibility of an automatic enhanced guarantee on the subsequent benefit anniversary. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your most recent allocation instructions (see below "Key Feature - Allocation of Account Value"). Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see "How and When Do I Choose The Annuity Payment Option?" for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.

 In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocation instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program. The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

 We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (including any associated purchase Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2010 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2011 would increase the base guarantee amount to $130,000.

 If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

 If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

 Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

 EXAMPLE
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

 Assume the following:
..   The Issue Date is December 1, 2010
..   The benefit is elected on December 1, 2010
..   The Account Value on December 1, 2010 is $200,000, which results in a base guarantee of $200,000
..   An enhanced guarantee amount of $300,000 is locked in on December 1, 2011
..   The Account Value immediately prior to the withdrawal is equal to $300,000
..   For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

 If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION (FIGURES ARE ROUNDED):

     Withdrawal Amount                                           $ 50,000
     Divided by Account Value before withdrawal                  $300,000
     Equals ratio                                                   16.67%
     All guarantees will be reduced by the above ratio (16.67%)
     Base guarantee amount                                       $166,667
     Enhanced guarantee amount                                   $250,000

 KEY FEATURE - ALLOCATION OF ACCOUNT VALUE
 We limit the Sub-accounts to which you may allocate Account Value if you elect GRO Plus II. For purposes of this benefit, we refer to those permitted investment options (other than the required bond portfolio Sub-accounts discussed below) as the "Permitted Sub-accounts."

 GRO Plus II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your Rider schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect GRO Plus II and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under GRO Plus II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts in certain other scenarios. The formula is set forth in Appendix L of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the section entitled "What Are The Investment Objectives and Policies Of The Portfolios?". You can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

 For purposes of operating the GRO Plus II formula, we have included within this Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-Account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefits). If you have elected GRO Plus II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the predetermined mathematical formula, and thus you may not allocate purchase payments to or make transfers to or from such a Sub-account. Please see the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

 Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. As indicated, the AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the AST Bond Portfolio Sub-account associated with the "current liability" may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees.

 In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value within the AST bond portfolio Sub-account into the Permitted Sub-accounts in the amount dictated by the formula.

 The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have elected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

 For example,
..   March 19, 2010 - a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.
..   On March 20, 2010 (and at least until first a transfer is made out of the
    AST bond portfolio Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).
..   Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

 As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

 The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon a number of factors unique to your
 Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your guarantee amount(s);
..   The amount of time until the maturity of your guarantee(s);
..   The amount invested in, and the performance of, the Permitted Sub-accounts;
..   The amount invested in, and the performance of, the AST bond portfolio
    Sub-accounts;
..   The discount rate used to determine the present value of your guarantee(s);
..   Additional purchase payments, if any, that you make to the Annuity; and
..   Withdrawals, if any, taken from the Annuity.

 Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with these benefits, and you may not allocate purchase payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

 Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

 ELECTION/CANCELLATION OF THE BENEFIT
 GRO Plus II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. You may elect GRO Plus II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect GRO Plus II. However you will lose all guarantees that you had accumulated under those benefits. The base guarantee under GRO Plus II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

 GRO Plus II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or
 (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus II will no longer provide any guarantees. The charge for the GRO Plus II benefit will no longer be deducted from your Account Value upon termination of the benefit.

 If you wish, you may cancel the GRO Plus II benefit. You may also cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation, you may elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the GRO Plus II benefit, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. Upon cancellation of the GRO Plus II benefit, any Account Value allocated to the AST bond portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata (i.e., in direct proportion to your current allocations). Upon your re-election of GRO Plus II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the Permitted Sub-accounts according to the predetermined mathematical formula (see "Key Feature - Allocation of Account Value" above for more details). It is possible that over time the formula could transfer some, none, or most of the Account Value to the AST bond portfolio Sub-accounts under GRO Plus II. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE GRO PLUS II BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER ANY NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE AT BENEFIT EFFECTIVENESS. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL. ONCE THE GRO PLUS II BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE GRO PLUS II BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS.

 SPECIAL CONSIDERATIONS UNDER GRO PLUS II
 This benefit is subject to certain rules and restrictions, including, but not limited to the following:
..   Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Options section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.
..   Transfers to and from your elected Sub-accounts and an AST bond portfolio
    Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.
..   Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.
..   As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
..   We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.
..   If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and
    (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

 CHARGES UNDER THE BENEFIT
 We deduct an annualized charge equal to 0.60% of the average daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the GRO Plus II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and
 (b) administration of the benefit.

 HIGHEST DAILY GUARANTEED RETURN OPTION/SM/ (HD GRO/SM/)
 We no longer permit new elections of Highest Daily GRO, except in certain states/jurisdictions.

 Highest Daily GRO creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the "maturity date" for that guarantee. Highest Daily GRO will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

 The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

 The initial guarantee is created on the day that the Highest Daily GRO benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a "benefit anniversary") will not be less than your Account Value on the day that the Highest Daily GRO benefit was added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which Highest Daily GRO was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2009, we would create a guarantee on January 1, 2012 based on the highest Account Value achieved between January 1, 2009 and January 1, 2012, and that guarantee would mature on January 1, 2022. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

 In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the "Current AST bond portfolio Sub-account" described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire account value is invested in the AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

 We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (and associated Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2009, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2019, and a second guaranteed amount that was set at $120,000 maturing January 1, 2020, then a $30,000 Purchase Payment made on March 30, 2010 would increase the guaranteed amounts to $130,000 and $150,000, respectively. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the "dollar-for-dollar corridor."

 We reflect the effect of withdrawals by reference to an amount called the "dollar-for-dollar corridor." The dollar-for-dollar corridor is set initially to equal 5% of the initial guaranteed amount (i.e., 5% of the Account Value at benefit election). Each "benefit year" (i.e., a year that begins on the date of election of Highest Daily GRO and each anniversary thereafter), withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce (i) the amount of the dollar-for-dollar corridor for that benefit year
 (ii) the amount of each outstanding guarantee amount, and (iii) the highest daily Account Value that we calculate to establish a guarantee, by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each outstanding guaranteed amount, as well as the highest daily Account Value that we calculate to establish a guarantee. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the "excess withdrawal") (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal
 (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount, the highest daily Account Value that we calculate to establish a guarantee, and the dollar for dollar corridor itself. See examples of this calculation below.

 Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each applicable guaranteed amount and the dollar-for-dollar corridor in the manner indicated above.

 EXAMPLES
 The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the Highest Daily GRO benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for Highest Daily GRO or other fees and charges.

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity
 Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:
..   The initial guarantee amount is reduced by the amount withdrawn (i.e., by
    $10,000, from $250,000 to $240,000).
..   The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:
..   the initial guarantee amount is first reduced by the Remaining Limit (from
    $240,000 to $237,500);
..   The result is then further reduced by the ratio of A to B, where:

    -- A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or
       $7,500).
    -- B is the Account Value less the Remaining Limit ($180,000 - $2,500, or
       $177,500).

 The resulting initial guarantee amount is: $237,500 X (1 - $7,500 / $177,500), or $227,464.79.

..   The Remaining Limit is set to zero (0) for the balance of the first Annuity
    Year.

 The resulting dollar-for-dollar corridor for the next year is $11,373.24 (i.e., 5% of $227,464.79).

 The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 X (1 - $7,500 / $177,500), or $11,971.83.

 KEY FEATURE - ALLOCATION OF ACCOUNT VALUE
 Highest Daily GRO uses a mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your schedule supplement, the formula may not be altered. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued annuity contracts that elect Highest Daily GRO and for existing contracts that elect the benefit post-issue. This required formula helps us manage our financial exposure under Highest Daily GRO, by moving assets out of certain Sub-accounts in certain scenarios if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one of a specified group of bond portfolios within Advanced Series Trust) (collectively, the "AST Bond Portfolios"). The formula, which appears in Appendix F, also contemplates the transfer of assets from the AST Bond Portfolios to the Permitted Sub-accounts in other scenarios.

 For purposes of operating the Highest Daily GRO formula, we have included as investment options within this Annuity several AST bond portfolios. Each AST bond portfolio is unique, in that its underlying investments generally mature at the same time as each outstanding maturity date that exists under the benefit. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2018 (corresponding to all guarantees that mature in 2018), an AST Bond Portfolio whose underlying investments generally mature in 2019 (corresponding to all guarantees that mature in 2019), and so forth. We will introduce new AST bond portfolios in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected Highest Daily GRO, you may invest in an AST bond portfolio only by operation of the formula, and thus you may not allocate purchase payments to, or transfer Account Value to or from, such a Portfolio. Please see this prospectus and the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit. A summary description of each AST Bond Portfolio appears within the Prospectus section entitled "What Are The Investment Objectives and Policies Of The Portfolios?". You can find a copy of the AST Bond Portfolio prospectus by going to www.prudentialannuities.com

 Although we employ several AST bond portfolios for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

 In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the Current AST bond portfolio Sub-account and to your Account Value held within the other Sub-accounts. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount held within your other Sub-accounts, exceeds an upper target value (currently, 0.85), then the formula will make a transfer into the Transfer AST bond portfolio Sub-account, in the amount dictated by the formula. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 0.79), then the formula will transfer Account Value within the Current AST bond portfolio Sub-account into the other Sub-accounts (other than the Transfer AST bond portfolio Sub-account), in the amount dictated by the formula.

 As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolios. Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST bond portfolios. If your entire Account Value is transferred to the AST bond portfolios, then based on the way the formula operates, the formula will not transfer amounts out of the AST bond portfolios to the Sub-accounts and the entire Account Value would remain in the AST bond portfolios. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST bond portfolios. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST bond portfolios, if dictated by the formula.

 The amount that is transferred to and from the AST bond portfolios pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
   .   The difference between your Account Value and your Guarantee Amount(s);
   .   The amount of time until the maturity of your Guarantee(s);
   .   The amount invested in, and the performance of, the Permitted
       Sub-accounts;
   .   The amount invested in, and the performance of, the AST bond portfolios;
   .   The discount rate used to determine the present value of your
       Guarantee(s);
   .   Additional purchase payments, if any, that you make to the Annuity; and
   .   Withdrawals, if any, taken from the Annuity.

 Any amounts invested in the AST bond portfolios will affect your ability to participate in a subsequent recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

 The AST bond portfolios are available only with these benefits, and you may not allocate purchase payments and transfer Account Value to or from the AST bond portfolios.

 Transfers do not impact any guarantees that have already been locked-in.

 ELECTION/CANCELLATION OF THE BENEFIT
 We no longer permit new elections of Highest Daily GRO, except in certain states/jurisdictions,. If you currently participate in Highest Daily GRO, your existing guarantees are unaffected by the fact that we generally no longer offer Highest Daily GRO.

 If you wish, you may cancel the Highest Daily GRO benefit. You may then elect any other currently available living benefit, which is available to be added post issue) on any Valuation Day after you have cancelled the Highest Daily GRO benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon cancellation of the Highest Daily GRO benefit, any Account Value allocated to the AST Bond Portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, and the Permitted Sub-accounts according to a pre-determined mathematical formula used with that benefit. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, under the newly-elected benefit. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE HIGHEST DAILY GRO BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER YOUR NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL. ONCE THE HIGHEST DAILY GRO BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE HIGHEST DAILY GRO BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS.

 Highest Daily GRO will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or
 (d) upon full surrender of the Annuity. If you elect to terminate the benefit, Highest Daily GRO will no longer provide any guarantees. The charge for the Highest Daily GRO benefit will no longer be deducted from your Account Value upon termination of the benefit.

 SPECIAL CONSIDERATIONS UNDER HIGHEST DAILY GRO
 This benefit is subject to certain rules and restrictions, including, but not limited to the following:
   . Upon inception of the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.
   . You cannot participate in any dollar cost averaging program that transfers Account Value from a fixed interest rate option to a Sub-account.
   . Transfers from the other Sub-accounts to an AST bond portfolio Sub-account or from an AST bond portfolio Sub-account to the other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.
   . Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.
   . As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
   . We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

 CHARGES UNDER THE BENEFIT
 We deduct an annual charge equal to 0.60% (0.35% for elections prior to May 1, 2009) of the average daily net assets of the Sub-accounts (including each AST bond portfolio Sub-account) for participation in the Highest Daily GRO benefit. The charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of this Prospectus entitled "Summary of Contract Fees and Charges."

 OPTIONAL 90% CAP FEATURE FOR HIGHEST DAILY GRO
 If you currently own an Annuity and have elected the Highest Daily GRO benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new mathematical formula is set forth in Appendix F of this prospectus, and is described below. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% Cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

 Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

 Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account ("90% cap rule"). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

 If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap rule is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

 For example,
..   March 19, 2010 - a transfer is made that results in the 90% cap rule being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.
..   As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).
..   Once there is a transfer out of the Transfer AST bond portfolio Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

 If at the time you elect the 90% cap rule, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following "hierarchy" (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or
 (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

 It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

 Once the transfer restriction of the 90% cap rule is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

 IMPORTANT CONSIDERATIONS WHEN ELECTING THIS FEATURE:
..   At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
..   Please be aware that because of the way the 90% cap rule mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

 Your election of the 90% cap rule will not result in your losing the guarantees you had accumulated under your existing Highest Daily GRO benefit.

 HIGHEST DAILY GUARANTEED RETURN OPTION II (HD GRO II)
 You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel HD GRO II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and that you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. HD GRO II is not available if you participate in any other living benefit. However, HD GRO II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under "Key Feature - Allocation of Account Value", your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

 HD GRO II creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the "maturity date" for that guarantee. HD GRO II will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

 The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

 The initial guarantee is created on the day that the HD GRO II benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a "benefit anniversary") will not be less than your Account Value on the day that the HD GRO II benefit was added or re-added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which HD GRO II was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2010, we would create a guarantee on January 1, 2014 based on the highest Account Value achieved between January 1, 2010 and January 1, 2014, and that guarantee would mature on January 1, 2024. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

 If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program.

 We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (including any associated purchase Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2010, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2020, and a second guaranteed amount that was set at $120,000 maturing
 January 1, 2021, then a $30,000 Purchase Payment made on March 30, 2011 would increase the guaranteed amounts to $130,000 and $150,000, respectively.

 If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

 If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

 Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

 EXAMPLE
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

 Assume the following:
..   The Issue Date is December 1, 2010
..   The benefit is elected on December 1, 2010
..   The Account Value on December 1, 2010 is $200,000, which results in an initial guarantee of $200,000
..   An additional guarantee amount of $300,000 is locked in on December 1, 2011
..   The Account Value immediately prior to the withdrawal is equal to $300,000
..   For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

 If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION (FIGURES ARE ROUNDED):

     Withdrawal Amount                                           $ 50,000
     Divided by Account Value before withdrawal                  $300,000
     Equals ratio                                                   16.67%
     All guarantees will be reduced by the above ratio (16.67%)
     Initial guarantee amount                                    $166,667
     Additional guarantee amount                                 $250,000

 KEY FEATURE - ALLOCATION OF ACCOUNT VALUE
 We limit the Sub-accounts to which you may allocate Account Value if you elect HD GRO II. For purposes of this benefit, we refer to those permitted investment options (other than the AST bond portfolio used with this benefit) as the "Permitted Sub-accounts".

 HD GRO II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your Rider schedule supplement, the formula may not be altered once you elect the benefit. However, subject to any regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect HD GRO II and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under HD GRO II, by moving assets out of certain Sub-accounts in certain scenarios if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one of a specified group of bond portfolios within Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from the AST bond portfolio Sub-accounts to the Permitted Sub-accounts in other scenarios. The formula is set forth in Appendix L of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the Prospectus section entitled "What Are The Investment Objectives and Policies Of The Portfolios?". You can find a copy of the AST bond portfolios' prospectus by going to www.prudentialannuities.com.

 For purposes of operating the HD GRO II formula, we have included within this Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at the same time as each outstanding maturity date that exists under the benefit. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020 (corresponding to all guarantees that mature in 2020), an AST bond portfolio whose underlying investments generally mature in 2021 (corresponding to all guarantees that mature in 2021), and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-Account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected Highest Daily GRO II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the predetermined mathematical formula, and thus you may not allocate purchase payments to, or transfer Account Value to or from, such a Portfolio. Please see the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

 Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. As indicated, the AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.

 In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that

 Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within your Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value within the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

 The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

 For example,
..   March 19, 2010 - a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.
..   On March 20, 2010 (and at least until first a transfer is made out of the
    AST bond portfolio Sub-account under the formula), the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).
..   Once there is a formula-initiated transfer out of the AST bond portfolio
    Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

 As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

 The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon a number of factors unique to your
 Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your guarantee amount(s);
..   The amount of time until the maturity of your guarantee(s);
..   The amount invested in, and the performance of, the Permitted Sub-accounts;
..   The amount invested in, and the performance of, the AST bond portfolio
    Sub-accounts;

..   The discount rate used to determine the present value of your guarantee(s);
..   Additional purchase payments, if any, that you make to the Annuity; and
..   Withdrawals, if any, taken from the Annuity.

 Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

 The AST bond portfolio Sub-accounts are available only with these benefits, and you may not allocate purchase payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

 Transfers do not impact any guarantees that have already been locked-in.

 ELECTION/CANCELLATION OF THE BENEFIT
 HD GRO II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and you otherwise meet our eligibility requirements. You may elect HD GRO II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New
 York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect HD GRO II. However you will lose all guarantees that you had accumulated under the previous benefit. The initial guarantee under HD GRO II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

 HD GRO II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or
 (d) upon full surrender of the Annuity. If you elect to terminate the benefit, HD GRO II will no longer provide any guarantees. The charge for the HD GRO II benefit will no longer be deducted from your Account Value upon termination of the benefit.

 If you wish, you may cancel the HD GRO II benefit. You may then elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the HD GRO II benefit, provided that your Account Value is allocated in the manner permitted with the benefit and you otherwise meet our eligibility requirements. Upon cancellation of the HD GRO II benefit, any Account Value allocated to the AST bond portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata (i.e., in direct proportion to your current allocations). Upon your re-election of HD GRO II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the other Sub-accounts according to the predetermined mathematical formula (see "Key Feature - Allocation of Account Value" section for more details). It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST bond portfolio Sub-accounts under the newly-elected benefit. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE HD GRO II BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER YOUR NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE AT THE TIME THE NEW BENEFIT BECOMES EFFECTIVE. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL.

 SPECIAL CONSIDERATIONS UNDER HD GRO II
 This benefit is subject to certain rules and restrictions, including, but not limited to the following:
..   Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.
..   Transfers to and from your elected Sub-accounts and an AST bond portfolio
    Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.
..   Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.
..   As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
..   We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.
..   If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and
    (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

 CHARGES UNDER THE BENEFIT
 We deduct an annualized charge equal to 0.60% of the average daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the HD GRO II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and
 (b) administration of the benefit.

 GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)
 The Guaranteed Minimum Withdrawal Benefit is no longer available for new elections.

 The Guaranteed Minimum Withdrawal Benefit guarantees your ability to withdraw amounts equal to an initial principal value (called the "Protected Value"), regardless of the impact of Sub-account performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that Sub-account performance will not affect your ability to protect your principal. You are not required to make withdrawals as part of the benefit - the guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the benefit. There is an additional charge if you elect the GMWB benefit; however, the charge may be waived under certain circumstances described below.

 KEY FEATURE - PROTECTED VALUE
 The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of Sub-account performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the GMWB benefit terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the Protected Annual Withdrawal Amount, without triggering an adjustment in the Protected Value on a proportional basis. The Protected Value is referred to as the "Benefit Base" in the rider we issue for this benefit.

 The Protected Value is determined as of the date you make your first withdrawal under your Annuity following your election of the GMWB benefit. The initial Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB benefit, plus any additional purchase payments (plus any Credits applied to such purchase payments) before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to market performance during the period between your election of the GMWB benefit and the date of your first withdrawal.
   . If you elect the GMWB benefit at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment (plus any Credits applied to such purchase payments).
   . If we offer the GMWB benefit to existing Annuity Owners, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB benefit will be used to determine the initial Protected Value.
   . If you make additional purchase payments after your first withdrawal, the Protected Value will be increased by the amount of the additional purchase payment (plus any Credits applied to such purchase payments).

 You may elect to step-up your Protected Value if, due to positive market performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5/th/ Annuity anniversary following the first withdrawal under the GMWB benefit. The Protected Value can be stepped up again on or after the 5/th/ Annuity anniversary following the preceding step-up. If you elect to step-up the Protected Value, you must do so during the 30-day period prior to your eligibility date. If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the GMWB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

 Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000. On the date you are eligible to step-up the Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.

 KEY FEATURE - PROTECTED ANNUAL WITHDRAWAL AMOUNT.
 The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected Value will be reduced on a "dollar-for-dollar" basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC or MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal Amount trigger a proportional adjustment to both the Protected Value and the Protected Annual Withdrawal Amount, as described in the rider for this benefit (see the examples of this calculation below). The Protected Annual Withdrawal Amount is referred to as the "Maximum Annual Benefit" in the rider we issue for this benefit.

 THE GMWB BENEFIT DOES NOT AFFECT YOUR ABILITY TO MAKE WITHDRAWALS UNDER YOUR ANNUITY OR LIMIT YOUR ABILITY TO REQUEST WITHDRAWALS THAT EXCEED THE PROTECTED ANNUAL WITHDRAWAL AMOUNT. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.

 If, cumulatively, you withdraw an amount less than the Protected Annual Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.
..   Additional purchase payments will increase the Protected Annual Withdrawal
    Amount by 7% of the applicable Purchase Payment (and any Credits we apply to such purchase payments under Optimum XTra).
..   If the Protected Annual Withdrawal Amount after an adjustment exceeds the
    Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.

 The following examples of dollar-for-dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GMWB or any other fees and charges.

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity
 Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Protected Annual Withdrawal Amount:
..   The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).
..   The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to $7,500).

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $220,000. As the amount withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:
..   The Protected Value is first reduced by the remaining Protected Annual
    Withdrawal Amount (from $240,000 to $232,500);
..   The result is then further reduced by the ratio of A to B, where:

    -- A is the amount withdrawn less the remaining Protected Annual Withdrawal
       Amount ($10,000 - $7,500, or $2,500).
    -- B is the Account Value less the remaining Protected Annual Withdrawal
       Amount ($220,000 - $7,500, or $212,500).

 The resulting Protected Value is: $232,500 X (1 - $2,500 / $212,500), or $229,764.71.

..   The Protected Annual Withdrawal Amount is also reduced by the ratio of A to
    B: The resulting Protected Annual Withdrawal Amount is: $17,500 X (1 - $2,500 / $212,500), or $17,294.12;
..   The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.

 EXAMPLE 3. RESET OF THE MAXIMUM ANNUAL BENEFIT
 A $10,000 withdrawal is made on October 13, 2006 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:
..   the Protected Value is reduced by the amount withdrawn (i.e., reduced by
    $10,000, from $229,764.71 to $219,764.71).
..   the remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $17,294.12 to $7,294.12).

 BENEFITS UNDER GMWB
   . In addition to any withdrawals you make under the GMWB benefit, Sub-account performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the Protected Annual Withdrawal Amount, except for the last payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional purchase payments or receive the remaining Protected Value in a lump sum.
       You can elect the frequency of payments, subject to our rules then in effect.
   . If the death benefit under your Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your Annuity, your Beneficiary has the option to elect to receive the remaining Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under your Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. THE PROTECTED VALUE IS NOT EQUAL TO THE ACCOUNT VALUE FOR PURPOSES OF THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. THE GMWB BENEFIT DOES NOT INCREASE OR DECREASE THE AMOUNT OTHERWISE PAYABLE UNDER THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. GENERALLY, THE GMWB BENEFIT WOULD BE OF VALUE TO YOUR BENEFICIARY ONLY WHEN THE PROTECTED VALUE AT DEATH EXCEEDS ANY OTHER AMOUNT AVAILABLE AS A DEATH BENEFIT.
   . If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. YOU CAN ALSO ELECT TO TERMINATE THE GMWB BENEFIT AND BEGIN RECEIVING ANNUITY PAYMENTS BASED ON YOUR THEN CURRENT ACCOUNT VALUE (NOT THE REMAINING PROTECTED VALUE) UNDER ANY OF THE AVAILABLE ANNUITY PAYMENT OPTIONS.

 OTHER IMPORTANT CONSIDERATIONS
   . Withdrawals under the GMWB benefit are subject to all of the terms and conditions of your Annuity, including any CDSC and MVA that may apply.
   . Withdrawals made while the GMWB benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity.
   . The GMWB benefit does not directly affect your Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.
   . You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB benefit. The GMWB benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Value in the form of periodic benefit payments.
   . We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

 ELECTION OF THE BENEFIT
 The GMWB benefit is no longer available. If you currently participate in GMWB, your existing guarantees are unaffected by the fact that we no longer offer GMWB.

 We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB benefit under this Annuity or any other annuities that you own that are issued by Prudential Annuities or its affiliated companies.

 TERMINATION OF THE BENEFIT
 The benefit terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon due proof of death (unless your surviving spouse elects to continue your Annuity and the GMWB benefit or your Beneficiary elects to receive the amounts payable under the GMWB benefit in lieu of the death benefit) or upon your election to begin receiving annuity payments.

 The charge for the GMWB benefit will no longer be deducted from your Account Value upon termination of the benefit.

 PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS GMWB AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

 CHARGES UNDER THE BENEFIT
 Currently, we deduct a charge equal to 0.35% of the average daily net assets of the Sub-accounts per year for the GMWB benefit. The annual charge is deducted daily.
..   If, during the seven years following the effective date of the benefit, you do not make any withdrawals, and do not make any additional purchase payments after a five-year period following the effective date of the benefit, the benefit will remain in effect; however, we will waive the annual charge going forward. If you make an additional Purchase Payment following the waiver of the annual charge, we will begin charging for the benefit. After year seven (7) following the effective date of the program, withdrawals will not cause a charge to be re-imposed.
..   If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the benefit have changed for new purchasers, your benefit may be subject to the new charge level for the benefit.

 ADDITIONAL TAX CONSIDERATIONS FOR QUALIFIED CONTRACTS/ARRANGEMENTS
 If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5% owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount, resulting in a lower amount payable in future Annuity Years. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as required minimum distribution provisions under the tax law.

 GUARANTEED MINIMUM INCOME BENEFIT (GMIB)
 The Guaranteed Minimum Income Benefit is no longer available for new elections.

 The Guaranteed Minimum Income Benefit is an optional benefit that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the "Protected Income Value") that increases after the waiting period begins, regardless of the impact of Sub-account performance on your Account Value. The benefit may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance. There is an additional charge if you elected the GMIB benefit.

 KEY FEATURE - PROTECTED INCOME VALUE
 The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable tax charge), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected Income Value is initially established on the effective date of the GMIB benefit and is equal to your Account Value on such date. Currently, since the GMIB benefit may only be elected at issue, the effective date is the Issue Date of your Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the "Protected Value" in the rider we issue for this benefit. The 5% annual growth rate is referred to as the "Roll-Up Percentage" in the rider we issue for this benefit.

 The Protected Income Value is subject to a limit of 200% (2X) of the sum of the Protected Income Value established on the effective date of the GMIB benefit, or the effective date of any step-up value, plus any additional purchase payments (and any Credit that is applied to such purchase payments) made after the waiting period begins ("Maximum Protected Income Value"), minus the sum of any reductions in the Protected Income Value due to withdrawals you make from your Annuity after the waiting period begins.
   . Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the Protected Income Value by the amount of any additional purchase payments after you reach the Maximum Protected Income Value. Further, if you make withdrawals after you reach the Maximum Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.
   . Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant's 80/th/ birthday or the 7/th/ anniversary of the later of the effective date of the GMIB benefit or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional purchase payments (and any Credit that is applied to such purchase payments). Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.
   . Subject to the Maximum Protected Income Value, if you make an additional purchase payment, we will increase the Protected Income Value by the amount of the purchase payment (and any Credit that is applied to such purchase payment) and will apply the 5% annual growth rate on the new amount from the date the purchase payment is applied.
   . As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value proportionately. All withdrawals after the Maximum

      Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.

 Stepping-Up the Protected Income Value - You may elect to "step-up" or "reset" your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the 5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB benefit is in effect, and only while the Annuitant is less than age 76.
   . A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB benefit until the end of the new waiting period. In light of this waiting period upon resets, it is not recommended that you reset your GMIB if the required beginning date under IRS minimum distribution requirements would commence during the 7 year waiting period. See "Tax Considerations" section in this prospectus for additional information on IRS requirements.
   . The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to 200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent purchase payments (and any Credit that is applied to such purchase payments), minus the impact of any withdrawals after the date of the step-up.
   . When determining the guaranteed annuity purchase rates for annuity payments under the GMIB benefit, we will apply such rates based on the number of years since the most recent step-up.
   . If you elect to step-up the Protected Income Value under the benefit, and on the date you elect to step-up, the charges under the GMIB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.
   . A step-up will increase the dollar-for-dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.

 Impact of Withdrawals on the Protected Income Value - Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the Protected Income Value on a "dollar-for-dollar" basis (the Protected Income Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the Issue Date (or on the Issue Date for the first Annuity
 Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a "dollar-for-dollar" basis is adjusted on each Annuity anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.

 The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial Protected Income Value of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GMIB or any other fees and charges.

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity
 Year). No prior withdrawals have been taken. Immediately prior to the withdrawal, the Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:
..   The Protected Income Value is reduced by the amount withdrawn (i.e., by
    $10,000, from $251,038.10 to $241,038.10).
..   The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is $220,000 and the Protected Income Value is $242,006.64. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:
..   The Protected Income Value is first reduced by the Remaining Limit (from
    $242,006.64 to $239,506.64);
..   The result is then further reduced by the ratio of A to B, where:

    -- A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or
       $7,500).
    -- B is the Account Value less the Remaining Limit ($220,000 - $2,500, or
       $217,500).

 The resulting Protected Income Value is: $239,506.64 X (1 - $7,500 / $217,500), or $231,247.79.

..   The Remaining Limit is set to zero (0) for the balance of the first Annuity
    Year.

 EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT
 A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income Value is $240,838.37. The Remaining Limit is reset to 5% of this amount, or $12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:
..   The Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).
..   The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).

 KEY FEATURE - GMIB ANNUITY PAYMENTS
 You can elect to apply the Protected Income Value to one of the available GMIB Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, after the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's or your 95/th/ birthday or whichever is sooner, except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 92/nd/ birthday.

 The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income Value (net of any applicable tax charge that may be due) to the GMIB Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB benefit. These special rates also are calculated using other factors such as "age setbacks" (use of an age lower than the Annuitant's actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB benefit. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.

 ON THE DATE THAT YOU ELECT TO BEGIN RECEIVING GMIB ANNUITY PAYMENTS, WE GUARANTEE THAT YOUR PAYMENTS WILL BE CALCULATED BASED ON YOUR ACCOUNT VALUE AND OUR THEN CURRENT ANNUITY PURCHASE RATES IF THE PAYMENT AMOUNT CALCULATED ON THIS BASIS WOULD BE HIGHER THAN IT WOULD BE BASED ON THE PROTECTED INCOME VALUE AND THE SPECIAL GMIB ANNUITY PURCHASE RATES.

 GMIB ANNUITY PAYMENT OPTION 1 - PAYMENTS FOR LIFE WITH A CERTAIN PERIOD Under this option, monthly annuity payments will be made until the death of the Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

 GMIB ANNUITY PAYMENT OPTION 2 - PAYMENTS FOR JOINT LIVES WITH A CERTAIN PERIOD Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant die before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.
..   If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.
..   If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.

 You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.

 OTHER IMPORTANT CONSIDERATIONS
 YOU SHOULD NOTE THAT GMIB IS DESIGNED TO PROVIDE A TYPE OF INSURANCE THAT SERVES AS A SAFETY NET ONLY IN THE EVENT YOUR ACCOUNT VALUE DECLINES SIGNIFICANTLY DUE TO NEGATIVE INVESTMENT PERFORMANCE. IF YOUR ACCOUNT VALUE IS NOT SIGNIFICANTLY AFFECTED BY NEGATIVE INVESTMENT PERFORMANCE, IT IS UNLIKELY THAT THE PURCHASE OF THE GMIB WILL RESULT IN YOUR RECEIVING LARGER ANNUITY PAYMENTS THAN IF YOU HAD NOT PURCHASED GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB benefit does not directly affect an Annuity's Account Value, Surrender Value or the amount payable under either the basic Death Benefit provision of the Annuity or any optional Death Benefit provision. If you surrender your

 Annuity, you will receive the current Surrender Value, not the Protected
 Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.
..   Each Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.
..   Where allowed by law, we reserve the right to limit subsequent purchase payments if we determine, at our sole discretion, that based on the timing of your purchase payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining whether to limit purchase payments, we will look at Purchase Payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.
..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.
..   If you change the Annuitant after the effective date of the GMIB benefit, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB benefit based on his or her age at the time of the change, then the GMIB benefit will terminate.
..   Annuity payments made under the GMIB benefit are subject to the same tax treatment as any other annuity payment.
..   At the time you elect to begin receiving annuity payments under the GMIB benefit or under any other annuity payment option we make available, the protection provided by an Annuity's basic Death Benefit or any optional Death Benefit provision you elected will no longer apply.

 ELECTION OF THE BENEFIT
 The GMIB benefit is no longer available. If you currently participate in GMIB, your existing guarantees are unaffected by the fact that we no longer offer GMIB.

 TERMINATION OF THE BENEFIT
 The GMIB benefit cannot be terminated by the Owner once elected. The GMIB benefit automatically terminates as of the date your Annuity is fully surrendered, on the date the Death Benefit is payable to your Beneficiary (unless your surviving spouse elects to continue your Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The GMIB benefit may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB benefit based on his or her age at the time of the change.

 Upon termination of the GMIB benefit we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

 CHARGES UNDER THE BENEFIT
 Currently, we deduct a charge equal to 0.50% per year of the average Protected Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity's Account Value due to market performance. The dollar amount you pay each year will increase in any year the Protected Income Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.

 The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of an Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the Sub-accounts and the Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB benefit or any other annuity payment option we make available during an Annuity Year, or the GMIB benefit terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year). No charge applies after the Annuity Date.

 LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)
 The Lifetime Five Income Benefit is no longer being offered. Lifetime Five could have been elected only where the Annuitant and the Owner were the same person or, if the Annuity Owner is an entity, where there was only one Annuitant. The Annuitant must have been at least 45 years old when the benefit is elected. The Lifetime Five Income Benefit was not available if you elected any other optional living benefit. As long as your Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.

 The benefit guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the "Protected Withdrawal Value"), regardless of the impact of market performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. There are two options - one is designed to provide an annual withdrawal amount for life (the "Life Income Benefit") and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value (adjusted as described below) (the "Withdrawal Benefit"). If there is no Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as your Annuity has an Account Value and the Lifetime Five is in effect. Certain benefits under Lifetime Five may remain in effect even if the Account Value of your Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to determine the amount of each annual payment under the Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under your Annuity following your election of Lifetime Five. The initial Protected Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Lifetime Five, plus any additional purchase payments, as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity, until the date of your first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10th anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. Credits are added to purchase payments for purposes of calculating the Protected Withdrawal Value, the Annual Income Amount and the Annual Withdrawal Amount (see below for a description of Annual Income Amount and Annual Withdrawal Amount).

   . If you elected the Lifetime Five benefit at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment.
   . If you make additional purchase payments after your first withdrawal, the Protected Withdrawal Value will be increased by the amount of each additional purchase payment.

 The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to 7% per Annuity Year of the Protected Withdrawal Value and on the greater of a dollar-for-dollar basis or a pro rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected Withdrawal Value (for example, due to a step-up or additional purchase payments being made into the Annuity).

 STEP-UP OF THE PROTECTED WITHDRAWAL VALUE
 You may elect to step-up your Protected Withdrawal Value if, due to positive market performance, your Account Value is greater than the Protected Withdrawal Value.

 If you elected the Lifetime Five benefit on or after March 20, 2006:
   . you are eligible to step-up the Protected Withdrawal Value on or after the 1/st/ anniversary of the first withdrawal under the Lifetime Five benefit
   . the Protected Withdrawal Value can be stepped up again on or after the 1/st/ anniversary of the preceding step-up

 If you elect to step-up the Protected Withdrawal Value under the benefit, and on the date you elect to step-up, the charges under the Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of step-up. Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to $75,000 on the date you are eligible. If your current Annual Income Amount and Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.

 An optional automatic step-up ("Auto Step-Up") feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force.

 If you elected the Lifetime Five benefit and have also elected the Auto Step-Up feature:
   . the first Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Lifetime Five benefit or (2) the most recent step-up
   . your Protected Withdrawal Value will only be stepped-up if 5% of the Account Value is greater than the Annual Income Amount by any amount
   . if at the time of the first Auto Step-Up opportunity, 5% of the Account Value is not greater than the Annual Income Amount, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs
   . once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least one year after the most recent step-up

 If on the date that we implement an Auto Step-Up to your Protected Withdrawal Value, the charge for Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Protected Withdrawal Value even if you elect the Auto Step-Up feature.

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE LIFE INCOME BENEFIT
 The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value. Under the Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up (or an auto step-up is effected), your Annual Income Amount increases to equal 5% of your Account Value after the step-up if such amount is greater than your Annual Income Amount. Your Annual Income Amount also increases if you make additional purchase payments. The amount of the increase is equal to 5% of any additional purchase payments (and any associated Credit with respect to Optimum XTra). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

 KEY FEATURE - ANNUAL WITHDRAWAL AMOUNT UNDER THE WITHDRAWAL BENEFIT
 The initial Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal Value. Under the Lifetime Five benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal Amount, your Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount ("Excess Withdrawal"), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up (or an auto step-up is effected), your Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up if such amount is greater than your Annual Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional purchase payments. The amount of the increase is equal to 7% of any additional purchase payments (and any associated Credit). A determination of whether you have exceeded your Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.

 The Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount and the Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in each Annuity Year.
       . If, cumulatively, you withdraw an amount less than the Annual Withdrawal Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.
       . If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Income Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

 EXAMPLES OF WITHDRAWAL
 The following examples of dollar-for-dollar and proportional reductions of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; and 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000;. The values set forth here are purely hypothetical, and do not reflect the charge for Lifetime Five or any other fees and charges.

 The initial Protected Withdrawal Value is calculated as the greatest of (a),
 (b) and (c):

 (a)Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05/(393/365)/ = $263,484.33
 (b)Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000
 (c)Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

 Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of $265,000). The Annual Income Amount is equal to $13,250 under the Life Income Benefit (5% of $265,000).

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
..   Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 -
    $10,000 = $8,550 Annual Withdrawal Amount for future Annuity Years remains at $18,550
..   Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000
    = $3,250.
..   Annual Income Amount for future Annuity Years remains at $13,250
..   Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 (a)If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
   . Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 - $15,000 = $3,550
   .   Annual Withdrawal Amount for future Annuity Years remains at $18,550
   .   Remaining Annual Income Amount for current Annuity Year = $0

 Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.

   . Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income X Annual Income Amount = $1,750/($263,000 - $13,250) X $13,250 = $93.

 Annual Income Amount for future Annuity Years = $13,250 - $93 = $13,157
   .   Protected Withdrawal Value is reduced by $15,000 from $265,000 to
       $250,000

 (b)If $25,000 was withdrawn (more than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
   .   Remaining Annual Withdrawal Amount for current Annuity Year = $0

 Excess of withdrawal over the Annual Withdrawal Amount ($25,000 - $18,550 = $6,450) reduces Annual Withdrawal Amount for future Annuity Years.
   . Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value before Excess Withdrawal X Annual Withdrawal Amount = $6,450/($263,000 - $18,550) X $18,550 = $489

 Annual Withdrawal Amount for future Annuity Years = $18,550 - $489 = $18,061
   .   Remaining Annual Income Amount for current Annuity Year = $0

 Excess of withdrawal over the Annual Income Amount ($25,000 - $13,250 = $11,750) reduces Annual Income Amount for future Annuity Years.

   . Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income X Annual Income Amount = $11,750/($263,000 - $13,250) X $13,250 = $623

 Annual Income Amount for future Annuity Years = $13,250 - $623 = $12,627
   . Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction. Dollar-for-dollar reduction = $25,000 - $18,550 = $6,450
   . Proportional reduction = Excess Withdrawal/Account Value before Excess Withdrawal X Protected Withdrawal Value = $6,450/($263,000 - $18,550) X $246,450 = $6,503. Protected Withdrawal Value = $246,450 - max {$6,450,
       $6,503} = $239,947

 BENEFITS UNDER THE LIFETIME FIVE BENEFIT
   . If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the Lifetime Five benefit will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Thus, in that scenario, the remaining amounts under the Life Income Benefit and the Withdrawal Benefit would be payable even though your Account Value was reduced to zero. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further purchase payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the Annual Withdrawal Amount and amounts are still payable under the Withdrawal Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further purchase payments will be accepted under your Annuity.
   . If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Withdrawal Value, you can elect one of the following three options:

 (1)apply your Account Value to any annuity option available; or
 (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant's death; or
 (3)request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the Annuitant's death or the date the Protected Withdrawal Value is depleted.

 We must receive your request in a form acceptable to us at our office.

   . In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

 (1)the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
 (2)the Account Value.

   . If no withdrawal was ever taken, we will determine a Protected Withdrawal Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date the annuity payments are to begin.

 OTHER IMPORTANT CONSIDERATIONS
   . Withdrawals under the Lifetime Five benefit are subject to all of the terms and conditions of your Annuity, including any applicable CDSC.
   . Withdrawals made while the Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity. The Lifetime Five benefit does not directly affect your Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.
   . You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five program. The Lifetime Five benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.
   . We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

 ELECTION OF THE BENEFIT
 We no longer permit elections of Lifetime Five. If you wish, you may cancel the Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Lifetime Five benefit provided, the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Once the Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Lifetime Five benefit provided that the benefit you are looking to elect is available on a post- issue basis. IF YOU CANCEL LIFETIME FIVE, YOU LOSE ALL GUARANTEES UNDER THE BENEFIT AND WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT BASED ON YOUR ACCOUNT VALUE. ANY SUCH BENEFIT MAY BE MORE EXPENSIVE.

 TERMINATION OF THE BENEFIT
 The benefit terminates automatically when your Protected Withdrawal Value and Annual Income Amount equal zero. You may terminate the benefit at any time by notifying us. If you terminate the program, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon the death of the Annuitant, upon a change in ownership of your Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments. While you may terminate your benefit at any time, we may not terminate the benefit other than in the circumstances listed above.

 The charge for the Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value. In addition, the amount and duration of payments under the annuity payment and Death Benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as Required Minimum Distribution provisions under the tax law.

 As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of this prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

 SPOUSAL LIFETIME FIVE/SM/ INCOME BENEFIT (SPOUSAL LIFETIME FIVE/SM/)
 THE SPOUSAL LIFETIME FIVE BENEFIT IS NO LONGER BEING OFFERED. SPOUSAL LIFETIME FIVE MUST HAVE BEEN ELECTED BASED ON TWO DESIGNATED LIVES, AS DESCRIBED BELOW. EACH DESIGNATED LIFE MUST HAVE BEEN AT LEAST 55 YEARS OLD WHEN THE BENEFIT WAS ELECTED. THE SPOUSAL LIFETIME FIVE BENEFIT WAS NOT AVAILABLE IF YOU ELECTED ANY OTHER OPTIONAL LIVING BENEFIT OR OPTIONAL DEATH BENEFIT. AS LONG AS YOUR SPOUSAL LIFETIME FIVE INCOME BENEFIT IS IN EFFECT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH THE THEN PERMITTED AND AVAILABLE OPTION(S) WITH THIS PROGRAM.

 The benefit guarantees until the later death of two natural persons that are each other's spouses at the time of election of Spousal Lifetime Five and at the first death of one of them (the "Designated Lives", each a "Designated Life") the ability to withdraw an annual amount ("Spousal Life Income Benefit") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The Spousal Life Income Benefit may remain in effect even if the Account Value of the Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that market performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Life Income Benefit after the death of the first. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit.

 KEY FEATURE - INITIAL PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to determine the amount of each annual payment under the Spousal Life Income Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Spousal Lifetime Five. The initial Protected Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Spousal Lifetime Five, plus any additional purchase payments as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity, until the date of your first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10/th/ anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. Credits are added to purchase payments for purposes of calculating the Protected Withdrawal Value and the Annual Income Amount (see below for a description of Annual Income Amount).

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL LIFE INCOME BENEFIT
 The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value. Under the Spousal Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Spousal Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual

 Income Amount to subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. The Spousal Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount.

 STEP-UP OF ANNUAL INCOME AMOUNT
 You may elect to step-up your Annual Income Amount if, due to positive market performance, 5% of your Account Value is greater than the Annual Income Amount. You are eligible to step-up the Annual Income Amount on or after the 1/st/ anniversary of the first withdrawal under the Spousal Lifetime Five benefit. The Annual Income Amount can be stepped up again on or after the 1/st/ anniversary of the preceding step-up. If you elect to step-up the Annual Income Amount under the benefit, and on the date you elect to step-up, the charges under the Spousal Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of such step-up. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up. Your Annual Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments (plus any Credit). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

 An optional automatic step-up ("Auto Step-Up") feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force. If you elect this feature, the first Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Spousal Lifetime Five benefit or (2) the most recent step-up. At this time, your Annual Income Amount will be stepped-up if 5% of your Account Value is greater than the Annual Income Amount by any amount. If 5% of the Account Value does not exceed the Annual Income Amount, then an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs. Once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least 1 year after the most recent step-up. If, on the date that we implement an Auto Step-Up to your Annual Income Amount, the charge for Spousal Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Annual Income Amount even if you elect the Auto Step-Up feature.

 EXAMPLES OF WITHDRAWALS AND STEP-UP
 The following examples of dollar-for-dollar and proportional reductions and the step-up of the Annual Income Amount assume: 1) the Issue Date and the Effective Date of the Spousal Lifetime Five benefit are February 1, 2005; 2) an initial Purchase Payment of $250,000; 3) the Account Value on February 1, 2006 is equal to $265,000; 4) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000; and 5) the Account Value on February 1, 2010 is equal to $280,000. The values set forth here are purely hypothetical, and do not reflect the charge for the Spousal Lifetime Five or any other fees and charges.

 The initial Protected Withdrawal Value is calculated as the greatest of (a),
 (b) and (c):

 (a)Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05/(393/365)/ = $263,484.33
 (b)Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000
 (c)Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

 Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Income Amount is equal to $13,250 under the Spousal Life Income Benefit (5% of $265,000).

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 If $10,000 was withdrawn (less than the Annual Income Amount) on March 1,
 2006, then the following values would result:
..   Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000
    = $3,250
..   Annual Income Amount for future Annuity Years remains at $13,250

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 (a)If $15,000 was withdrawn (more than the Annual Income Amount) on March 1, 2006, then the following values would result:
..   Remaining Annual Income Amount for current Annuity Year = $0 Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.
..   Reduction to Annual Income Amount = Excess Income/ Account Value before
    Excess Income X Annual Income Amount = $1,750 / ($263,000 - $13,250) X $13,250 = $93
..   Annual Income Amount for future Annuity Years = $13,250 - $93 = $13,157

 EXAMPLE 3. STEP-UP OF THE ANNUAL INCOME AMOUNT
 If a step-up of the Annual Income Amount is requested on February 1, 2010 or the Auto Step-Up feature was elected, the step-up would occur because 5% of the Account Value, which is $14,000 (5% of $280,000), is greater than the Annual Income Amount of $13,250. The new Annual Income Amount will be equal to $14,000.

 BENEFITS UNDER THE SPOUSAL LIFETIME FIVE BENEFIT
 To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under the Spousal Life Income Benefit, we will make an additional payment for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year, if any. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this Prospectus. No further purchase payments will be accepted under your Annuity. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Life Income Benefit terminates and no additional payments will be made.
..   If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any annuity option available; or
       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death.

 We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with five payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of future Annual Income Amount payments. Such present value will be calculated using the same basis that is used to calculate the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no withdrawal was ever taken, we will determine an initial Protected
    Withdrawal Value and calculate an Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

 OTHER IMPORTANT CONSIDERATIONS
   . Withdrawals under the Spousal Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.
   . Withdrawals made while the Spousal Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Lifetime Five benefit does not directly affect the Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.
   . You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Lifetime Five benefit. The Spousal Lifetime Five benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
   . We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.
   . There may be circumstances where you will continue to be charged the full amount for the Spousal Lifetime Five benefit even when the benefit is only providing a guarantee of income based on one life with no survivorship.
   . In order for the Surviving Designated Life to continue the Spousal Lifetime Five benefit upon the death of an owner, the Designated Life must elect to assume ownership of the Annuity under the spousal continuation option. When the Annuity is owned by a Custodial Account, in order for Spousal Lifetime Five to be continued after the death of the first Designated Life (the Annuitant), the Custodial Account must elect to continue the Annuity and the second Designated Life (the

      Contingent Annuitant) will be named as the new Annuitant. See "Spousal
       Designations" and "Spousal - Assumption of Annuity" in this Prospectus.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 We no longer permit elections of Spousal Lifetime Five - whether for those who currently participate in Spousal Lifetime Five or for those who are buying an Annuity for the first time. If you wish, you may cancel the Spousal Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after have you cancelled the Spousal Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Once the Spousal Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time.

 Spousal Lifetime Five could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Lifetime Five only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:
..   One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The Owner/Annuitant and the beneficiary each must be at least 59 1/2 years old at the time of election; or
..   Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 59 1/2 years old at the time of election; or
..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 59 1/2 years old at the time of election.

 We do not permit a change of Owner under this benefit, except as follows:
 (a)if one Owner dies and the surviving spousal Owner assumes the Annuity or
 (b)if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary under this benefit. If the Designated Lives divorce, the Spousal Lifetime Five benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage.

 TERMINATION OF THE BENEFIT The benefit terminates automatically when your Annual Income Amount equals zero. The benefit also terminates upon your surrender of the Annuity, upon the first Designated Life to die if the Annuity is not continued, upon the second Designated Life to die or upon your election to begin receiving annuity payments. You may terminate the benefit at any time by notifying us. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS SPOUSAL LIFETIME FIVE AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

 The charge for the Spousal Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or an employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value. In addition, the amount and duration of payments under the annuity payment and Death Benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as Required Minimum Distribution provisions under the tax law.

 As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

 HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT (HD5)
 THE HIGHEST DAILY LIFETIME FIVE BENEFIT IS NO LONGER BEING OFFERED FOR NEW ELECTIONS. THE INCOME BENEFIT UNDER HIGHEST DAILY LIFETIME FIVE CURRENTLY IS BASED ON A SINGLE "DESIGNATED LIFE" WHO IS AT LEAST 55 YEARS OLD ON THE DATE THAT THE BENEFIT WAS ACQUIRED. THE HIGHEST DAILY LIFETIME FIVE BENEFIT WAS NOT AVAILABLE IF YOU ELECTED ANY OTHER OPTIONAL LIVING BENEFIT, ALTHOUGH YOU MAY ELECT ANY OPTIONAL DEATH BENEFIT (OTHER THAN THE HIGHEST DAILY VALUE DEATH BENEFIT). ANY DCA PROGRAM THAT TRANSFERS ACCOUNT VALUE FROM A FIXED ALLOCATION IS ALSO NOT AVAILABLE AS FIXED ALLOCATIONS ARE NOT PERMITTED WITH THE BENEFIT. AS LONG AS YOUR HIGHEST DAILY LIFETIME FIVE BENEFIT IS IN EFFECT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH THE THEN-PERMITTED AND AVAILABLE INVESTMENT OPTION(S) WITH THIS BENEFIT.

 The benefit that guarantees until the death of the single designated life the ability to withdraw an annual amount (the "Total Annual Income Amount") equal to a percentage of an initial principal value (the "Total Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the program - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Five, and in Appendix D to this Prospectus, we set forth the formula under which we make the asset transfers.

 As discussed below, a key component of Highest Daily Lifetime Five is the Total Protected Withdrawal Value, which is an amount that is distinct from Account Value. Because each of the Total Protected Withdrawal Value and Total Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for Account Value to fall to zero, even though the Total Annual Income Amount remains. You are guaranteed to be able to withdraw the Total Annual Income Amount for the rest of your life, provided that you have not made "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Total Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Total Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Five.

 KEY FEATURE - TOTAL PROTECTED WITHDRAWAL VALUE
 The Total Protected Withdrawal Value is used to determine the amount of the annual payments under Highest Daily Lifetime Five. The Total Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value and any Enhanced Protected Withdrawal Value that may exist. We describe how we determine Enhanced Protected Withdrawal Value, and when we begin to calculate it, below. If you do not meet the conditions described below for obtaining Enhanced Protected Withdrawal Value then Total Protected Withdrawal Value is simply equal to Protected Withdrawal Value.

 The Protected Withdrawal Value initially is equal to the Account Value on the date that you elect Highest Daily Lifetime Five. On each Valuation Day thereafter, until the earlier of the first withdrawal or ten years after the date of your election of the benefit, we recalculate the Protected Withdrawal Value. Specifically, on each such Valuation Day (the "Current Valuation Day"), the Protected Withdrawal Value is equal to the greater of:
   . the Protected Withdrawal Value for the immediately preceding Valuation Day (the "Prior Valuation Day"), appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment (including any associated credit) made on the Current Valuation Day; and
   .   the Account Value.

 If you have not made a withdrawal prior to the tenth anniversary of the date you elected Highest Daily Lifetime Five (which we refer to as the "Tenth Anniversary"), we will continue to calculate a Protected Withdrawal Value. On or after the Tenth Anniversary and up until the date of the first withdrawal, your Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value on the Tenth Anniversary or your Account Value.

 The Enhanced Protected Withdrawal Value is only calculated if you do not take a withdrawal prior to the Tenth Anniversary. Thus, if you do take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive Enhanced Protected Withdrawal Value. If so, then on or after the Tenth Anniversary up until the date of the first withdrawal, the Enhanced Protected Withdrawal Value is equal to the sum of:

 (a)200% of the Account Value on the date you elected Highest Daily Lifetime
    Five;
 (b)200% of all purchase payments (and any associated Credits) made during the one-year period after the date you elected Highest Daily Lifetime Five; and
 (c)100% of all purchase payments (and any associated Credits) made more than one year after the date you elected Highest Daily Lifetime Five, but prior to the date of your first withdrawal.

 We cease these daily calculations of the Protected Withdrawal Value and Enhanced Protected Withdrawal Value (and therefore, the Total Protected Withdrawal Value) when you make your first withdrawal. However, as discussed below, subsequent purchase payments (and any associated Credits) will increase the Total Annual Income Amount, while "excess" withdrawals (as described below) may decrease the Total Annual Income Amount.

 KEY FEATURE - TOTAL ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME FIVE BENEFIT
 The initial Total Annual Income Amount is equal to 5% of the Total Protected Withdrawal Value. For purposes of the mathematical formula described below, we also calculate a Highest Daily Annual Income Amount, which is initially equal to 5% of the Protected Withdrawal Value. Under the Highest Daily Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Total Annual Income Amount ("Excess Income"), your Total Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A Purchase Payment that you make will increase the then-existing Total Annual Income Amount and Highest Daily Annual Income Amount by an amount equal to 5% of the Purchase Payment (including the amount of any associated Credits).

 An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Total Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of this feature starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. We multiply each of those quarterly Account Values by 5%, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Total Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Total Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Total Annual Income Amount, the charge for Highest Daily Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Five upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 The Highest Daily Lifetime Five benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Total Annual Income Amount. Under Highest Daily Lifetime Five, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Total Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Total Annual Income Amount to subsequent Annuity Years.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Five benefit or any other fees and charges. Assume the following for all three examples:
   .   The Issue Date is December 1, 2006
   .   The Highest Daily Lifetime Five benefit is elected on March 5, 2007.

 DOLLAR-FOR-DOLLAR REDUCTIONS
 On May 2, 2007, the Total Protected Withdrawal Value is $120,000, resulting in a Total Annual Income Amount of $6,000 (5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Total Annual Income Amount for that Annuity Year (up to and including December 1, 2007) is $3,500. This is the result of a dollar-for-dollar reduction of the Total Annual Income Amount - $6,000 less $2,500 = $3,500.

 PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2007 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Total Annual Income Amount for that

 Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Total Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Total Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before withdrawal                                $110,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $106,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $106,500.00
  Ratio                                                                 1.41%
  Total Annual Income Amount                                     $  6,000.00
  Less ratio of 1.41%                                            $     84.51
  Total Annual Income Amount for future Annuity Years            $  5,915.49

 HIGHEST QUARTERLY AUTO STEP-UP
 On each Annuity Anniversary date, the Total Annual Income Amount is stepped-up if 5% of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Total Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).

 Continuing the same example as above, the Total Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Total Annual Income Amount will be stepped-up if 5% of the highest quarterly Account Value, adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                 HIGHEST QUARTERLY VALUE
                                     (ADJUSTED WITH       ADJUSTED TOTAL ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**       HIGHEST QUARTERLY VALUE)
-----              ------------- ----------------------- ------------------------
June 1, 2007        $118,000.00        $118,000.00              $5,900.00
August 6, 2007      $110,000.00        $112,885.55              $5,644.28
September 1, 2007   $112,000.00        $112,885.55              $5,644.28
December 1, 2007    $119,000.00        $119,000.00              $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter -
    March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
 ** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Total Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.
   . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

 The adjusted Total Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Total Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Total Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year's Total Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Total Annual Income Amount for the next Annuity Year, starting on December 2, 2007 and continuing through December 1, 2008, will be stepped-up to $5,950.00.

 BENEFITS UNDER THE HIGHEST DAILY LIFETIME FIVE BENEFIT
..   To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Total Annual Income Amount and amounts are still payable under Highest Daily Lifetime Five, we will make an additional payment, if any, for that Annuity Year equal to the remaining Total Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Total Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Total Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the
    Total Annual Income Amount, the Highest Daily Lifetime Five benefit terminates, and no additional payments will be made.
..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Total Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or
       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Total Annual Income Amount. We will make payments until the death of the single designated life.

 We must receive your request in a form acceptable to us at our office.

   . In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Total Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

   . If no withdrawal was ever taken, we will calculate the Total Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.
   . Please note that if your Annuity has a maximum Annuity Date requirement, payments that we make under this benefit as of that date will be treated as annuity payments.

 OTHER IMPORTANT CONSIDERATIONS
   . Withdrawals under the Highest Daily Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.
   . Withdrawals made while the Highest Daily Lifetime Five Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Five Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.
   . You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Five benefit. The Highest Daily Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Total Annual Income Amount in the form of periodic benefit payments.
   . Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. However, the formula component of the benefit as described below may transfer Account Value to the Benefit Fixed Rate Account as of the effective date of the benefit in some circumstances.
   . You cannot allocate purchase payments or transfer Account Value to or from a Fixed Allocation if you elect this benefit.
   . Transfers to and from the Sub-accounts and the Benefit Fixed Rate Account triggered by the formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.
   . We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.
   . The charge for Highest Daily Lifetime Five is 0.60% annually, assessed against the average daily net assets of the Sub-accounts and as a reduction to the interest rate credited under the Benefit Fixed Rate Account. This charge is in addition to any other fees under the annuity.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 For Highest Daily Lifetime Five, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old.

 Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Five. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Five, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) both the new Owner and previous Owner are entities or (c) the previous Owner is a natural person and the new Owner is an entity.

 We no longer permit elections of Highest Daily Lifetime Five. If you wish, you may cancel the Highest Daily Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of the Highest Daily Lifetime Five benefit, any Account Value allocated to the Benefit Fixed Rate Account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. ONCE THE HIGHEST DAILY LIFETIME FIVE BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE HIGHEST DAILY LIFETIME FIVE BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS. IF YOU CANCEL THE BENEFIT, YOU LOSE ALL GUARANTEES UNDER THE BENEFIT, AND YOUR GUARANTEE UNDER ANY NEW BENEFIT YOU ELECT WILL BE BASED ON YOUR ACCOUNT VALUE AT THAT TIME. ANY SUCH NEW BENEFIT MAY BE MORE EXPENSIVE.

 TERMINATION OF THE BENEFIT
 You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (iv) upon the death of the Annuitant (v) if both the Account Value and Total Annual Income Amount equal zero or (vi) if you fail to meet our requirements for issuing the benefit. If you terminate the benefit, you will lose the Protected Withdrawal Value, Annual Income Amount, as well as any Enhanced Protected Withdrawal Value and Return of Principal Guarantees.

 Upon termination of Highest Daily Lifetime Five, we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the Benefit Fixed Rate Account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). Upon termination, we may limit or prohibit investment in the Fixed Allocations.

 RETURN OF PRINCIPAL GUARANTEE
 If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

 (a)your Account Value on the day that you elected Highest Daily Lifetime Five; and
 (b)the sum of each Purchase Payment you made (including any Credits with respect to Optimum XTra) during the one-year period after you elected the benefit.

 If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options and the Benefit Fixed Rate Account (described below), in the same proportion that each such investment option bears to your total Account Value, immediately prior to the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Total Protected Withdrawal Value, your death benefit, or the amount of any other or optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Five and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

 MATHEMATICAL FORMULA COMPONENT OF HIGHEST DAILY LIFETIME FIVE
 As indicated above, we limit the sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Five. For purposes of this benefit, we refer to those permitted sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Highest Daily Lifetime Five, we require that you participate in our mathematical formula under which we may transfer Account Value between the Permitted Sub-accounts and a fixed interest rate account that is part of our general account (the "Benefit Fixed Rate Account"). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The Benefit Fixed Rate Account is available only with this benefit, and thus you may not allocate purchase payments to or transfer Account Value to or from the Benefit Fixed Rate Account. The interest rate that we pay with respect to the Benefit Fixed Rate Account is reduced by an amount that corresponds generally to the charge that we assess against your variable Sub-accounts for Highest Daily Lifetime Five. The Benefit Fixed Rate Account is not subject to the Investment Company Act of 1940 or the Securities Act of 1933.

 Under the formula component of Highest Daily Lifetime Five, we monitor your Account Value daily and, if necessary, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account. Any transfer would be made in accordance with the formula, which is set forth in the schedule supplement to the endorsement for this benefit (and also appears in Appendix D to this prospectus). Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying your Protected Withdrawal Value for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) Highest Daily Annual Income Amount. Then, using our actuarial tables, we produce an estimate of the total amount we would target in our allocation model, based on the projected Highest Daily Annual Income Amount each year for the rest of your life. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected Annual Income Amount (and thus your Target Value) would take into account any automatic step-up that was scheduled to occur according to the step-up formula described above. Next, the formula subtracts from the Target Value the amount held within the Benefit Fixed Rate Account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Benefit Fixed Rate Account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%) it means essentially that too much Target Value is not offset by assets within the Benefit Fixed Rate Account, and therefore we will transfer an amount from your Permitted Sub-accounts to the Benefit Fixed Rate Account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the Benefit Fixed Rate Account to the Permitted Sub-accounts would occur. Note that the formula is calculated with reference to the Highest Daily Annual Income Amount, rather than with reference to the Annual Income Amount. If you elect the new mathematical formula, see the discussion below regarding the 90% cap.

 As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the Benefit Fixed Rate Account, because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value to the Benefit Fixed Rate Account. Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the Benefit Fixed Rate Account so that the Target Ratio meets a target, which currently is equal to 80%. Once elected, the ratios we use Highest Daily Lifetime Five will be fixed.

 While you are not notified when the formula dictates a transfer, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Benefit Fixed Rate Account. The formula is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Five.

 Depending on the results of the formula calculation, we may, on any day:
   . Not make any transfer between the Permitted Sub-accounts and the Benefit Fixed Rate Account; or
   . If a portion of your Account Value was previously allocated to the Benefit Fixed Rate Account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule); or
   . Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro-rata to the Benefit Fixed Rate Account. The interest that you earn on such transferred amount will be equal to the annual rate that we have set for that day, and we will credit the daily equivalent of that annual interest until the earlier of one year from the date of the transfer or the date that such amount in the Benefit Fixed Rate Account is transferred back to the Permitted Sub-accounts.

 Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Benefit Fixed Rate Account. If your entire Account Value is transferred to the Benefit Fixed Rate Account, then based on the way the formula operates, the formula will not transfer amounts out of the Benefit Fixed Rate Account to the Permitted Sub-accounts and the entire Account Value would remain in the Benefit Rate Fixed Account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Benefit Fixed Rate Account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Benefit Fixed Rate Account, if dictated by the formula. The amounts of any such transfer will vary, as dictated by the formula, and will depend on the factors listed below.

 The amount that is transferred to and from the Benefit Fixed Rate Account pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
   .   How long you have owned Highest Daily Lifetime Five;
   .   The performance of the Permitted Sub-accounts you have chosen;
   . The performance of the Benefit Fixed Rate Account (i.e., the amount of interest credited to the Benefit Fixed Rate Account);

   .   The amount allocated to each of the Permitted Sub-accounts you have chosen;
   .   The amount allocated to the Benefit Fixed Rate Account;
   .   Additional purchase payments, if any, you make to your Annuity;
   . Withdrawals, if any, you take from your Annuity (withdrawals are taken pro rata from your Account Value).

 Any Account Value in the Benefit Fixed Rate Account will not be available to participate in the investment experience of the Permitted Sub-accounts if there is a recovery until it is moved out of the Benefit Fixed Rate Account.

 The more of your Account Value allocated to the Benefit Fixed Rate Account under the formula, the greater the impact of the performance of the Benefit Fixed Rate Account (i.e., the amount of interest credited to the Benefit Fixed Rate Account) in determining whether (and how much) of your Account Value is transferred back to the Permitted Sub-accounts. Further, it is possible under the formula, that if a significant portion your Account Value is allocated to the Benefit Fixed Rate Account and that Account has good performance but the performance of your Permitted Sub-accounts is negative, that the formula might transfer your Account Value to the Permitted Sub-accounts. Thus, the converse is true too (the more you have allocated to the Permitted Sub-accounts, the greater the impact of the performance of those Sub-accounts will have on any transfer to the Benefit Fixed Rate Account).

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Total Annual Income Amount, which will cause us to increase the Total Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity that are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as Required Minimum Distribution provisions under the tax law. Please note, however, that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive Enhanced Protected Withdrawal Value and an amount under the Return of Principal Guarantee.

 As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Five through a non-qualified annuity, and your annuity has received Enhanced Protected Withdrawal Value and/or an additional amount under the Return of Principal Guarantee, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 OPTIONAL 90% CAP RULE FEATURE FOR THE FORMULA UNDER HIGHEST DAILY LIFETIME
 FIVE.
 If you currently own an Annuity and have elected the Highest Daily Lifetime Five Income Benefit, you can elect this feature which utilizes a new mathematical formula. The new formula is described below and will (if you elect it) replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. This feature is available subject to state approval. The new formula is found in Appendix D (page D-2). Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the Benefit Fixed Rate Account. If all of your Account Value is currently allocated to the Benefit Fixed Rate Account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the Benefit Fixed Rate Account.

 Under the new formula, the formula will not execute a transfer to the Benefit Fixed Rate Account that results in more than 90% of your Account Value being allocated to the Benefit Fixed Rate Account ("90% cap" or "90% cap rule"). Thus, on any Valuation Day, if the formula would require a transfer into the Benefit Fixed Rate Account that would result in more than 90% of the Account Value being allocated to the Benefit Fixed Rate Account, only the amount that results in exactly 90% of the Account Value being allocated to the Benefit Fixed Rate Account will be transferred. Additionally, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is first a transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Benefit Fixed Rate Account that results in greater than 90% of your Account Value being allocated to the Benefit Fixed Rate Account. However, it is possible that, due to the investment performance of your allocations in the Benefit Fixed Rate Account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Benefit Fixed Rate Account.

 If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the Benefit Fixed Rate Account at least until there is first a transfer out of the Benefit Fixed Rate Account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Benefit Fixed Rate Account, and the formula will still not transfer any of your Account Value to the Benefit Fixed Rate Account (at least until there is first a transfer out of the Benefit Fixed Rate Account). For example:
   . March 19, 2009 - a transfer is made to the Benefit Fixed Rate Account that results in the 90% cap being met and now $90,000 is allocated to the Benefit Fixed Rate Account and $10,000 is allocated to the Permitted Sub-accounts.
   . March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the Benefit Fixed Rate Account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.
   . As of March 20, 2009 (and at least until first a transfer is made out of the Benefit Fixed Rate Account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Benefit Fixed Rate Account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Benefit Fixed Rate Account).
   . Once there is a transfer out of the Benefit Fixed Rate Account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account as dictated by the formula. Once you elect this feature, the new transfer formula described above will be the formula for your Annuity.

 In the event that more than ninety percent (90%) of your Account Value is allocated to the Benefit Fixed Rate Account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the Benefit Fixed Rate Account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the Benefit Fixed Rate Account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule).

 Once the 90% cap rule is met, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is a first transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula.

 PLEASE BE AWARE THAT AFTER THE INITIAL TRANSFER OUT OF THE BENEFIT FIXED RATE ACCOUNT UPON ELECTION OF THE 90% CAP, THERE IS NO ASSURANCE THAT FUTURE TRANSFERS OUT WILL OCCUR, OR THE AMOUNT OF SUCH FUTURE TRANSFERS, AS A RESULT OF THE ELECTION OF THE 90% CAP. THESE TRANSFERS WILL BE DETERMINED BY THE MATHEMATICAL FORMULA AND DEPEND ON A NUMBER OF FACTORS UNIQUE TO YOUR ANNUITY.

 IMPORTANT CONSIDERATIONS WHEN ELECTING THE NEW FORMULA:
   . At any given time, some, most or none of your Account Value may be allocated to the Benefit Fixed Rate Account.
   . Please be aware that because of the way the new 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Benefit Fixed Rate Account.
   . Because the charge for Highest Daily Lifetime Five is assessed against the average daily net assets of the Sub-accounts, that charge will be assessed against all assets transferred into the Permitted Sub-accounts.
   . If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

 HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (HD7)
 The income benefit under Highest Daily Lifetime Seven currently is based on a single "designated life" who is at least 55 years old on the date that the benefit is acquired. The Highest Daily Lifetime Seven Benefit was not available if you elected any other optional living benefit, although you may have elected any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the Investment options section of this prospectus. We no longer permit new elections of Highest Daily Lifetime Seven.

 Highest Daily of Lifetime Seven that guarantees until the death of the single designated life the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Seven, and in Appendix G to this prospectus, we set forth the formula under which we make the asset transfers.

 As discussed below, a key component of Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life, provided that you have not made "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Seven.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit , the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the "Tenth Anniversary Date") or the date of the first withdrawal, the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and
 (2)the Account Value.

 If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

 (1)the Account Value; or
 (2)the Periodic Value on the date of the withdrawal.

 If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

 (1)the Account Value; or
 (2)the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or
 (3)the sum of:
       (a)200% of the Account Value on the effective date of the benefit;
       (b)200% of all adjusted purchase payments made within one year after the effective date of the benefit; and
       (c)all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

 On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME SEVEN
 BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage depends on the age of the Annuitant on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Under the Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the

 Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

 A Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

 An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that
 (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 The Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:
   .   The Issue Date is December 1, 2007
   .   The Highest Daily Lifetime Seven benefit is elected on March 5, 2008
   . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime Seven benefit.

 DOLLAR-FOR-DOLLAR REDUCTIONS
 On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is younger than 75 at the time of the 1/st/ withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount - $6,000 less $2,500 = $3,500.

 PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before withdrawal                                $110,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $106,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $106,500.00
  Ratio                                                                 1.41%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.41%                                            $     84.51
  Annual Income Amount for future Annuity Years                  $  5,915.49

 HIGHEST QUARTERLY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 75 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                 HIGHEST QUARTERLY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**       HIGHEST QUARTERLY VALUE)
-----              ------------- ----------------------- ------------------------
June 1, 2008        $118,000.00        $118,000.00              $5,900.00
August 6, 2008      $110,000.00        $112,885.55              $5,644.28
September 1, 2008   $112,000.00        $112,885.55              $5,644.28
December 1, 2008    $119,000.00        $119,000.00              $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter -
    March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
 ** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.
   . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.
   . The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

 BENEFITS UNDER THE HIGHEST DAILY LIFETIME SEVEN BENEFIT
..   To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime Seven, and amounts are still payable under Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime Seven benefit terminates, and no additional payments are made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or
       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the single designated life.

 We must receive your request in a form acceptable to us at our office.

 In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.
..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.

 OTHER IMPORTANT CONSIDERATIONS
   . Withdrawals under the Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.
   . Withdrawals made while the Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.
   . You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Seven benefit. The Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
   . Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.
   . You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the Prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.
   . Transfers to and from the elected Sub-accounts and an AST Investment Grade Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.
   . We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.
   . The fee for Highest Daily Lifetime Seven is 0.60% annually of the Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.15% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the Protected Withdrawal Value the fee for Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 We no longer permit new elections of Highest Daily Lifetime Seven.

 Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Seven. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Seven, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) ownership is transferred from a custodian to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity.

 If you wish, you may cancel any Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata. You should be aware that upon termination of Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value at the time you elect a new benefit. ONCE THE HIGHEST DAILY LIFETIME SEVEN BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE HIGHEST DAILY LIFETIME SEVEN BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS. IF YOU CANCEL THE BENEFIT, YOU LOSE ALL GUARANTEES UNDER THE BENEFIT, AND YOUR GUARANTEE UNDER ANY NEW BENEFIT YOU ELECT WILL BE BASED ON YOUR ACCOUNT VALUE AT THAT TIME. ANY SUCH NEW BENEFIT MAY BE MORE EXPENSIVE.

 RETURN OF PRINCIPAL GUARANTEE
 If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

 a) your Account Value on the day that you elected Highest Daily Lifetime Seven; and
 b) the sum of each Purchase Payment you made (including any Credits for Optimum XTra) during the one-year period after you elected the benefit.

 If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is not available in the State of Washington.

 TERMINATION OF THE BENEFIT
 You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (although if you have elected to the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount) (iv) upon the death of the Annuitant
 (v) if both the Account Value and Annual Income Amount equal zero or (vi) if you cease to meet our requirements for issuing the benefit (see Elections and Designations under the Benefit).

 Upon termination of Highest Daily Lifetime Seven other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

 MATHEMATICAL FORMULA COMPONENT OF HIGHEST DAILY LIFETIME SEVEN
 As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Highest Daily Lifetime Seven, we require that you participate in our mathematical formula, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-account"). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix G to this prospectus.

 Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant's attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.

 If you elect the new formula (90% Cap Rule), see discussion below.

 As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime Seven and existing Annuities that elect Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.

 While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Seven.

 Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:
   . Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or
   . If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or
   . Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

 Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond

 Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. THE AMOUNTS OF ANY SUCH TRANSFERS WILL VARY (AND IN SOME INSTANCES, COULD BE LARGE), AS DICTATED BY THE FORMULA, AND WILL DEPEND ON THE FACTORS LISTED BELOW.

 The amount that is transferred to and from the AST Investment Grade Bond Sub-account pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
   . The difference between your Account Value and your Protected Withdrawal Value;
   .   How long you have owned Highest Daily Lifetime Seven;
   .   The performance of the Permitted Sub-accounts you have chosen;
   .   The performance of the AST Investment Grade Bond Sub-account;
   .   The amount allocated to each of the Permitted Sub-accounts you have chosen;
   .   The amount allocated to the AST Investment Grade Bond Sub-account;
   .   Additional purchase payments, if any, you make to your Annuity;
   . Withdrawals, if any, you take from your Annuity (withdrawals are taken pro rata from your Account Value).

 Any Account Value in the AST Investment Grade Bond Sub-account will not be available to participate in the investment experience of the Permitted Sub-accounts if there is a recovery until it is moved out of the AST Investment Grade Bond Sub-account.

 The more of your Account Value allocated to the AST Investment Grade Bond Sub-account under the formula, the greater the impact of the performance of that Sub-account in determining whether (and how much) of your Account Value is transferred back to the Permitted Sub-accounts. Further, it is possible under the formula, that if a significant portion your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has good performance but the performance of your Permitted Sub-accounts is negative, that the formula might transfer your Account Value to the Permitted Sub-accounts. Thus, the converse is true too (the more you have allocated to the Permitted Sub-accounts, the greater the impact of the performance of those Sub-accounts will have on any transfer to the AST Investment Grade Bond Sub-account).

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as Required Minimum Distribution provisions under the tax law. Please note, however, that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

 As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Seven through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION/SM/
 There is an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or ("BIO"). Highest Daily Lifetime Seven was available without also selecting the Beneficiary Income Option death benefit. We no longer permit elections of the Highest Daily Lifetime Seven with Beneficiary Income Option benefit. If you terminate your Highest Daily Lifetime Seven with BIO benefit to elect any other available benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven with BIO benefit and will begin new guarantees under the newly elected benefit.

 If you have elected this death benefit, you may not elect any other optional death benefit. You may have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime Seven itself. Because the fee for this benefit is based on the Protected Withdrawal Value, the fee for

 Highest Daily Lifetime Seven with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone.

 Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic Death Benefit under the Annuity (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

 If there is one beneficiary, he/she must choose to receive either the basic Death Benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

 Here is an example to illustrate how the death benefit may be paid:
   . Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000:
       (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.
   . Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year payout period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

       The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary's 75% share multiplied by $5000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value).

       The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

 If you elect to terminate Highest Daily Lifetime Seven with Beneficiary Income Option, both Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election and Designations under the Program" section, above.

 HIGHEST DAILY LIFETIME SEVEN WITH LIFETIME INCOME ACCELERATOR/SM/. Subject to regulatory approval, the following benefit previously could have been elected:

 There is another version of Highest Daily Lifetime Seven that we call Highest Daily Lifetime Seven with Lifetime Income Accelerator ("Highest Daily Lifetime Seven with LIA"). We no longer permit new elections of Highest Daily Lifetime Seven with LIA. If you have elected this benefit, you may not elect any other optional benefit. The income benefit under Highest Daily Lifetime Seven with LIA currently is based on a single "designated life" who was between the ages of 55 and 75 on the date that the benefit was elected. If you terminate your Highest Daily Lifetime Seven with LIA Benefit to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven with LIA Benefit and will begin the new guarantees under the newly elected benefit based on the account value as of the date the new benefit becomes active.

 Highest Daily Lifetime Seven with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

 Highest Daily Lifetime Seven with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. If you had chosen the Highest Daily Lifetime Seven with LIA, the maximum charge is 2.00% of Protected Withdrawal Value ("PWV") annually. We deduct the current charge (0.95% of PWV) at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.2375% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the protected withdrawal value, the fee for Highest Daily Lifetime Seven with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

 If this benefit was elected within on an Annuity held as a 403 (b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403 (b) plan itself.

 You could have chosen Highest Daily Lifetime Seven without also electing LIA, however you may not have elected LIA without Highest Daily Lifetime Seven. All terms and conditions of Highest Daily Lifetime Seven apply to this version of the benefit, except as described herein.

 ELIGIBILITY REQUIREMENTS FOR LIA AMOUNT. Both a waiting period of 36 months, from the benefit effective date, and an elimination period of 120 days, from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120/th/ day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, either or both of the following requirements ("LIA conditions") must be met. It is not necessary to meet both conditions:

 (1)The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
 (2)The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:
       i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
       ii.Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
      iii.Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.
       iv.Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
       v. Transferring: Moving into or out of a bed, chair or wheelchair. vi.Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

 You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described in this prospectus under the Highest Daily Lifetime Seven Benefit.

 Additionally, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine you are no longer eligible to receive the LIA Amount, upon the next Annuity Anniversary the Annual Income Amount would replace the LIA Amount. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

 You should also keep in mind that, at the time you are experiencing the LIA conditions that would qualify you for the LIA Amount, you may also be experiencing other disabilities that could impede your ability to conduct your affairs. You may wish to consult with a legal advisor to determine whether you should authorize a fiduciary who could notify us if you meet the LIA conditions and apply for the benefit.

 LIA AMOUNT AT THE FIRST WITHDRAWAL. If your first withdrawal subsequent to election of Highest Daily Lifetime Seven with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

 LIA AMOUNT AFTER THE FIRST WITHDRAWAL. If you become eligible for the LIA Amount after you have taken your first withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any withdrawals that have been taken in the current Annuity Year. Cumulative withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

 WITHDRAWALS IN EXCESS OF THE LIA AMOUNT. If your cumulative withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

 Withdrawals are not required. However, subsequent to the first withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

 PURCHASE PAYMENTS. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

 STEP UPS. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

 GUARANTEE PAYMENTS. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount, or as a result of the fee that we assess for Highest Daily Lifetime Seven with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime Seven with LIA terminates, and no additional payments are made.

 ANNUITY OPTIONS. In addition to the Highest Daily Lifetime Seven Annuity Options described above, after the 10/th/ benefit anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Prior to the 10/th/ benefit anniversary this option is not available.

 We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

 If you elected Highest Daily Lifetime Seven with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

 OPTIONAL 90% CAP RULE FEATURE FOR FORMULA FOR HIGHEST DAILY LIFETIME SEVEN
 If you currently own an Annuity and have elected the Highest Daily Lifetime Seven Income Benefit (including Highest Daily Lifetime Seven with Beneficiary Income Option and Highest Daily Lifetime Seven with Lifetime Income Accelerator) or Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature (subject to state approval) which utilizes a new mathematical formula. The new formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The new mathematical formula is found in Appendix G (page G-4). Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.

 Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap" or "90% Cap Rule"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT.

 If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond
 Sub-account (at least until there is first a transfer out of the AST
 Investment Grade Bond Sub-account). For example,
..   March 19, 2009 - a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.
..   As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).
..   Once there is a transfer out of the AST Investment Grade Bond Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in Appendix G will be the formula for your Annuity.

 In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. IT IS POSSIBLE THAT AN ADDITIONAL TRANSFER TO THE PERMITTED SUB-ACCOUNTS COULD OCCUR FOLLOWING THE VALUATION DAY(S), AND IN SOME INSTANCES (BASED ON THE FORMULA) THE ADDITIONAL TRANSFER(S) COULD BE LARGE.

 Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 IMPORTANT CONSIDERATION WHEN ELECTING THE NEW FORMULA:
..   At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
..   Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

 SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (SHD7)

 Spousal Highest Daily Lifetime Seven is the spousal version of Highest Daily Lifetime Seven. We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Spousal Highest Daily Lifetime Seven must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 59 1/2 years old when the benefit was elected. Spousal Highest Daily Lifetime Seven was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the Investment options section of this prospectus.

 The benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "Designated Lives", and each, a "Designated Life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime Seven benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime Seven, and in Appendix G to this prospectus, we set forth the formula under which we make the asset transfers.

 As discussed below, a key component of Spousal Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount until the death of the second Designated Life, provided that there have not been "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Seven.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the "Tenth Anniversary Date") or the date of the first withdrawal, the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and
 (2)the Account Value.

 If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

 (a)the Account Value; or
 (b)the Periodic Value on the date of the withdrawal.

 If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

 (1)the Account Value; or
 (2)the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or
 (3)the sum of:
       (a)200% of the Account Value on the effective date of the benefit;
       (b)200% of all adjusted purchase payments made within one year after the effective date of the benefit; and
       (c)all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

 On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage depends on the age of the youngest Designated Life on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 79 and younger, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount. A Purchase Payment that you make will
 (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits). Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

 An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that
 (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages
 90 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 The Spousal Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:
   .   The Issue Date is December 1, 2007
   .   The Spousal Highest Daily Lifetime Seven benefit is elected on March 5,
       2008.
   . The youngest Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime Seven benefit.

 DOLLAR-FOR-DOLLAR REDUCTIONS
 On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest Designated Life is younger than 80 at the time of the 1/st/ withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount - $6,000 less $2,500 = $3,500.

 PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before withdrawal                                $110,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $106,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $106,500.00
  Ratio                                                                 1.41%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.41%                                            $     84.51
  Annual Income Amount for future Annuity Years                  $  5,915.49

 HIGHEST QUARTERLY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life's age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 80 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                 HIGHEST QUARTERLY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**       HIGHEST QUARTERLY VALUE)
-----              ------------- ----------------------- ------------------------
June 1, 2008        $118,000.00        $118,000.00              $5,900.00
August 6, 2008      $110,000.00        $112,885.55              $5,644.28
September 1, 2008   $112,000.00        $112,885.55              $5,644.28
December 1, 2008    $119,000.00        $119,000.00              $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter - March
    1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
 ** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.
   . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

 The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

 BENEFITS UNDER THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT
..   To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime Seven, and amounts are still payable under Spousal Highest Daily Lifetime Seven, we will make an additional payment, if any, for that
    Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your
    Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.
..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or
       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount.

 We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life.

 We must receive your request in a form acceptable to us at our office.

 In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.
..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the older of the owner or Annuitant's 95/th/ birthday, will be treated as annuity payments.

 OTHER IMPORTANT CONSIDERATIONS
   . Withdrawals under the Spousal Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.
   . Withdrawals made while the Spousal Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.
   . Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.
   . You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.
   . You can make withdrawals from your Annuity without purchasing the Spousal Highest Daily Lifetime Seven benefit. The Spousal Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
   . Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.
   . You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements.
   . The fee for Spousal Highest Daily Lifetime Seven is 0.75% annually of the Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.1875% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Sub-account. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Elections of Spousal Highest Daily Lifetime Seven must have been based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime Seven could only be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

..   One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The Owner/Annuitant and the beneficiary each must be at least 59 1/2 years old at the time of election; or
..   Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 59 1/2 years old at the time of election; or
..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 59 1/2 years old at the time of election.

 We do not permit a change of Owner under this benefit, except as follows:

 (a)if one Owner dies and the surviving spousal Owner assumes the Annuity or
 (b)if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary under this benefit. If the Designated Lives divorce, the Spousal Highest Daily Lifetime Seven benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage.

 If you wish, you may cancel any Spousal Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on any Valuation Day after you have cancelled the Spousal Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Spousal Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instruction or in absence of such instruction, pro-rata. You should be aware that upon termination of Spousal Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value. ONCE THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT IS CANCELLED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS. ANY SUCH BENEFIT MAY BE MORE EXPENSIVE.

 RETURN OF PRINCIPAL GUARANTEE
 If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

 a) your Account Value on the day that you elected Spousal Highest Daily Lifetime Seven; and
 b) the sum of each Purchase Payment you made (including any Credits for Optimum XTra) during the one-year period after you elected the benefit.

 If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal guarantee is not available in Washington State.

 TERMINATION OF THE BENEFIT
 You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life) (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount) (iv) upon your surrender of the Annuity (v) upon your election to begin receiving annuity payments (vi) if both the Account Value and Annual Income Amount equal zero or
 (vii) if you cease to meet our requirements for issuing the benefit (see Election of and Designations under the Benefit).

 Upon termination of Spousal Highest Daily Lifetime Seven other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

 MATHEMATICAL FORMULA COMPONENT OF SPOUSAL HIGHEST DAILY LIFETIME SEVEN
 As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you had elected Spousal Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Spousal Highest Daily Lifetime Seven, we require that you participate in our specialized formula, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-account"). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Spousal Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix G to this prospectus.

 Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant's attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur. If you elect the new formula (90% Cap Rule), see the discussion below.

 As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Spousal Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Spousal Highest Daily Lifetime Seven and existing Annuities that elect Spousal Highest Daily Lifetime Seven, however, we reserve the right, subject to regulatory approval, to change the ratios.

 While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation trigger operates is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Spousal Highest Daily Lifetime Seven.

 Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:
   . Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or
   . If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or
   . Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro-rata to the AST Investment Grade Bond Sub-account.

 Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amount of any such transfers will vary (and in some instances could be large) as dictated by the formula, and will depend on the factors listed below.

 The amount that is transferred to and from the AST Investment Grade Bond Sub-account pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
   . The difference between your Account Value and your Protected Withdrawal Value;
   .   How long you have owned Spousal Highest Daily Lifetime Seven;
   .   The performance of the Permitted Sub-accounts you have chosen;
   .   The performance of the AST Investment Grade Bond Sub-account;
   . The amount you have allocated to each of the Permitted Sub-accounts you have chosen;
   .   The amount you have allocated to the AST Investment Grade Bond
       Sub-account;
   .   Additional purchase payments, if any, you make to your Annuity;
   . Withdrawals, if any, you take from your Annuity (withdrawals are taken pro rata from your Account Value).

 Any Account Value in the AST Investment Grade Bond Sub-account will not be available to participate in the investment experience of the Permitted Sub-accounts if there is a recovery until it is moved out of the AST Investment Grade Bond Sub-account.

 The more of your Account Value allocated to the AST Investment Grade Bond Sub-account under the formula, the greater the impact of the performance of that Sub-account in determining whether (and how much) of your Account Value is transferred back to the Permitted Sub-accounts. Further, it is possible under the formula, that if a significant portion your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has good performance but the performance of your Permitted Sub-accounts is negative, that the formula might transfer your Account Value to the Permitted Sub-accounts. Thus, the converse is true too (the more you have allocated to the Permitted Sub-accounts, the greater the impact of the performance of those Sub-accounts will have on any transfer to the AST Investment Grade Bond Sub-account).

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as Required Minimum Distribution provisions under the tax law. Please note, however, that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

 As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime Seven through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION/SM/
 There was an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. You may have chosen Spousal Highest Daily Lifetime Seven without also selecting the Beneficiary Income Option death benefit ("BIO"). We no longer permit elections of Spousal Highest Daily Lifetime Seven with BIO. If you terminate your Spousal Highest Daily Lifetime Seven with BIO benefit to elect any other available living benefit, you will lose all guarantees under the Spousal Highest Daily Lifetime Seven with BIO benefit, and will begin new guarantees under the newly elected benefit based on the Account Value as of the date the new benefit becomes active.

 If you elected the Beneficiary Income Option death benefit, you may not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life was no older than age 75 at the time of election. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven with BIO may be greater than it would have been, had it been based on the Account Value alone.

 For purposes of the Beneficiary Income Option death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime Seven itself. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the base death benefit under the Annuity
 (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

 If there is one beneficiary, he/she must choose to receive either the base death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payment of the Annual Income Amount--such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

 Here is an example to illustrate how the death benefit may be paid:
   . Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000;
       (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.
   . Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

       The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary's 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value).

       The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

 If you elect to terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, both Spousal Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section, above.

 OPTIONAL 90% CAP RULE FEATURE FOR SPOUSAL HIGHEST DAILY LIFETIME SEVEN
 If you currently own an Annuity and have elected Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature which utilizes a new mathematical formula. The new formula is described below and will replace the "Transfer Calculation" portion of the formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The new formula is found in Appendix G (page G-4) of this prospectus. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.

 Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap" or "90% Cap Rule"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT.

 If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,
   . March 19, 2009 - a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

   . March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.
   . As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).
   . Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in appendix - will be the formula for your Annuity.

 In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. WHILE THERE ARE NO ASSURANCES THAT FUTURE TRANSFERS WILL OCCUR, IT IS POSSIBLE THAT AN ADDITIONAL TRANSFER(S) TO THE PERMITTED SUB-ACCOUNTS COULD OCCUR FOLLOWING THE VALUATION DAY(S), AND IN SOME INSTANCES (BASED ON THE FORMULA) THE ADDITIONAL TRANSFER(S) COULD BE LARGE.

 Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 IMPORTANT CONSIDERATION WHEN ELECTING THE NEW FORMULA:
   . At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
   . Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
   . If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

 HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (HD 7 Plus)
 Highest Daily Lifetime 7 Plus is no longer offered for new elections. If you elected Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect any other living benefit, subject to our current rules. See "Election of and Designations under the Benefit" and "Termination of Existing Benefits and Election of New Benefits" below for details. Please note that if you terminate Highest Daily Lifetime 7 Plus and elect another available living benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. The income benefit under Highest Daily Lifetime 7 Plus is based on a single "designated life" who is at least 45 years old on the date that the benefit was elected. The Highest Daily Lifetime 7 Plus Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the "Investment Options"
 section in this prospectus.

 Highest Daily Lifetime 7 Plus guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life ("Lifetime Withdrawals"), provided that you have not made "excess withdrawals" that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 7 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime 7 Plus.

 Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under the Highest Daily Lifetime 7 Plus benefit.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
 (2)the Account Value.

 If you have not made a Lifetime Withdrawal on or before the 10/th/, 20/th/, or 25/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/, 20/th/, or 25/th/ Anniversary of the benefit effective date is equal to the greater of:

 (1)the Periodic Value described above or,
 (2)the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):
       (a)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of the Account Value on the effective date of the benefit;
       (b)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and
       (c)all adjusted purchase payments made after one year following the effective date of the benefit.

 If you elected Highest Daily Lifetime 7 Plus with Beneficiary Income Option ("BIO") (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit ("Tenth Anniversary"). This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date.

 On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

 RETURN OF PRINCIPAL GUARANTEE
 If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

 a) your Account Value on the day that you elected Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and
 b) the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

 If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME 7 PLUS BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 - less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Under the Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

 Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

 You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

 Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 - less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8%
 for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

 HIGHEST DAILY AUTO STEP-UP
 An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime 7 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 - less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8%
 for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

 The Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:
   .   The Issue Date is December 1, 2008
   .   The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
   . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit.

 EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS
 On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is between the ages of 59 1/2 and 74 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1,
 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

 EXAMPLE OF PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

 EXAMPLE OF HIGHEST DAILY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 74 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including the amount of any associated Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                   HIGHEST DAILY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**         HIGHEST DAILY VALUE)
-----              ------------- ----------------------- ------------------------
November 25, 2009   $119,000.00     $      119,000.00           $5,950.00
November 26, 2009                    Thanksgiving Day
November 27, 2009   $113,000.00     $      113,986.95           $5,699.35
November 30, 2009   $113,000.00     $      113,986.95           $5,699.35
December 01, 2009   $119,000.00     $      119,000.00           $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
 ** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.
   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.
   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

 NON-LIFETIME WITHDRAWAL FEATURE
 You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. The amount of the Non-Lifetime Withdrawal cannot be more than the amount that would cause the Annuity to be taken below the minimum Surrender Value after a withdrawal for your Annuity. This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 7 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

 The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value, the Return of Principal guarantee, and the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date, described above, by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal.

 If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

 EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

 Assume the following:
   .   The Issue Date is December 1, 2008
   .   The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
   .   The Account Value at benefit election was $105,000
   . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit.
   . No previous withdrawals have been taken under the Highest Daily Lifetime 7 Plus benefit.

 On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10/th/ benefit year minimum Periodic Value guarantee is $210,000, the 10/th/ benefit year Return of Principal guarantee is $105,000, the 20/th/ benefit year minimum Periodic Value guarantee is $420,000, the 25/th/ benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION:

      Withdrawal Amount divided by                               $ 15,000
      Account Value before withdrawal                            $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10/th/ benefit year Return of Principal                    $ 91,875
      10/th/ benefit year Minimum Periodic Value                 $183,750
      20/th/ benefit year Minimum Periodic Value                 $367,500
      25/th/ benefit year Minimum Periodic Value                 $551,250

 REQUIRED MINIMUM DISTRIBUTIONS
 Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

 EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS
 The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

 Annual Income Amount = $5,000

 Remaining Annual Income Amount = $3,000

 Required Minimum Distribution = $6,000

 The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
 $4,000).

 If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

 BENEFITS UNDER HIGHEST DAILY LIFETIME 7 PLUS
   . To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus, and amounts are still payable under Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments are made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the Designated Life.
   . If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

 (1)apply your Account Value to any Annuity option available; or
 (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single Designated Life. We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no Lifetime Withdrawal was ever taken, we will calculate the Annual
    Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.
..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.
..   Withdrawals made while the Highest Daily Lifetime 7 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 7 Plus benefit. The Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   Upon inception of the benefit and to maintain the benefit, 100% of your
    Account Value must have been allocated to the Permitted Sub-accounts.
..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment
    Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can
    find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.
..   Transfers to and from the elected Sub-accounts and the AST Investment Grade
    Bond Portfolio Sub-account triggered by the Highest Daily Lifetime 7 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.
..   You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.
..   The maximum charge for Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value (PWV). The current charge is 0.75% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.1875% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account

   Value alone. If the fee to be deducted exceeds the Account Value at the benefit quarter, we will charge the remainder of the Account Value for the benefit and continue the benefit as described above.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 We no longer permit new elections of Highest Daily Lifetime 7 Plus. For Highest Daily Lifetime 7 Plus, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 45 years old.

 Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 7 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 7 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian to the Annuitant, or vice versa or
 (c) ownership is transferred from one entity to another entity that is satisfactory to us. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS HIGHEST DAILY LIFETIME 7 PLUS AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

 TERMINATION OF THE BENEFIT
 You may terminate Highest Daily Lifetime 7 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates:
 (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount),
 (iv) upon our receipt of due proof of the death of the Annuitant, (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

 Upon termination of Highest Daily Lifetime 7 Plus other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

 If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 7 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

 HOW HIGHEST DAILY LIFETIME 7 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT
 As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 7 Plus. For purposes of this benefit, we refer to those permitted investment options as the "Permitted Sub-accounts".

 An integral part of Highest Daily Lifetime 7 Plus is the pre-determined mathematical formula used to transfer Account Value between the Permitted Sub-Accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-Account"). The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to or make transfers to or from the AST Investment Grade Bond Sub-account. The mathematical formula monitors your Account Value daily and, if dictated by the formula, systematically transfers amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. The formula is set forth in Appendix H.

 Speaking generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that 5% is used in the formula, irrespective of the Annuitant's attained age. Then it produces an estimate of the total amount targeted in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the AST Investment Grade Bond Sub-account. Once a transfer is made, the three consecutive Valuation Days begin again. If, however, on any Valuation Day, the Target Ratio is above 84.5%, it will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the AST Investment Grade Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts will occur.

 The formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT.

 If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond
 Sub-account (at least until there is first a transfer out of the AST
 Investment Grade Bond Sub-account). For example,
..   March 19, 2009 a transfer is made to the AST Investment Grade Bond
    Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.
..   On March 20, 2009 (and at least until first a transfer is made out of the
    AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST Investment Grade Bond Sub-account).
..   Once there is a transfer out of the AST Investment Grade Bond Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula.

 As you can glean from the formula, poor or flat investment performance of your Account Value may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime 7 Plus, the values we use to compare to the Target Ratio will be fixed.

 Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, a transfer may be made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts. Any such transfer will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

 The amount of the transfer will be equal to the lesser of:
 a) The total value of all your Account Value in the AST Investment Grade Bond Sub-account, or
 b) An amount equal to 5% of your total Account Value.

 While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 7 Plus. Depending on the results of the calculations of the formula, we may, on any Valuation Day:
..   Not make any transfer between the Permitted Sub-accounts and the AST
    Investment Grade Bond Sub-account; or
..   If a portion of your Account Value was previously allocated to the AST
    Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options).; or
..   Transfer a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

 The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your Protected Withdrawal
    Value;
..   How long you have owned Highest Daily Lifetime 7 Plus or Spousal Highest
    Daily Lifetime 7 Plus;
..   The performance of the Permitted Sub-accounts you have chosen;
..   The performance of the AST Investment Grade Bond Sub-account;
..   The amount allocated to each of the Permitted Sub-accounts you have chosen;
..   The amount allocated to the AST Investment Grade Bond Sub-account;
..   Additional purchase payments, if any, you make to your Annuity; and
..   Withdrawals, if any, you take from your Annuity (withdrawals are taken pro rata from your Account Value).

 At any given time, some, most or none of your Account Value will be allocated to the AST Investment Grade Bond Sub-account, as dictated by the formula.

 The more of your Account Value allocated to the AST Investment Grade Bond Sub-account under the formula, the greater the impact of the performance of that Sub-account in determining whether (and how much) your Account Value is transferred back to the Permitted Sub-accounts. Further, it is possible under the formula that, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has good performance but the performance of your Permitted Sub-accounts is negative, that the formula might transfer your Account Value to the Permitted Sub-accounts. Similarly, the more you have allocated to the Permitted Sub-accounts, the greater the impact of the performance of those Permitted Sub-accounts will have on any transfer to the AST Investment Grade Bond Sub-account.

 If you make additional purchase payments to your Annuity, they will be allocated according to your allocation instructions. Once they are allocated to your Annuity, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Portfolio, if dictated by the formula.

 Any Account Value in the AST Investment Grade Bond Sub-account will not be available to participate in the investment experience of the Permitted Sub-accounts regardless of whether there is a subsequent Sub-account decline or recovery until it is transferred out of the AST Investment Grade Bond Sub-account.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as required minimum distribution provisions under the tax law. Please note, however, that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

 As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 7 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION/SM/
 We previously offered an optional death benefit feature under Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. Please note that if you terminate Highest Daily Lifetime 7 Plus with BIO and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. As long as your Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. This benefit could be elected, provided that all owners and beneficiaries are natural persons or an agent acting for a natural person.

 If you elected this death benefit, you could not elect any other optional benefit. You could have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election and meet the Highest Daily Lifetime 7 Plus age requirements. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date. If you choose the Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of the Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero and, continue the benefit as described below.

 Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value, and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were Lifetime Withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

 If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Each beneficiary can choose to take his/her portion of either (a) the basic death benefit, or (b) the Beneficiary Income Option death benefit. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

 Here is an example to illustrate how the death benefit may be paid:
..   Assume that (i) the basic death benefit is $50,000, the Protected
    Withdrawal Value is $100,000, and the Annual Income Amount is $5,000;
    (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.
..   Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary's 75% share multiplied by $5,000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

 If you elect to terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section above.

 HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME ACCELERATOR/SM/
 In the past, we offered a version of Highest Daily Lifetime 7 Plus called Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator ("Highest Daily Lifetime 7 Plus with LIA"). You could choose Highest Daily Lifetime 7 Plus with or without also electing LIA, however you could not elect LIA without Highest Daily Lifetime 7 Plus and you could elect the LIA benefit at the time you elect Highest Daily Lifetime 7 Plus. Please note that if you terminate Highest Daily Lifetime 7 Plus with LIA and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. If you elected this benefit, you may not have elected any other optional benefit. As long as your Highest Daily Lifetime 7 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 7 Plus with LIA is based on a single "designated life" who was between the ages of 45 and 75 on the date that the benefit is elected. All terms and conditions of Highest Daily Lifetime 7 Plus apply to this version of the benefit, except as described herein.

 Highest Daily Lifetime 7 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

 Highest Daily Lifetime 7 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. If you choose the Highest Daily Lifetime 7 Plus with LIA, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value, or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

 If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

 ELIGIBILITY REQUIREMENTS FOR LIA AMOUNT. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120/th/ day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements ("LIA conditions") must be met.

 (1)The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
 (2)The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
    ii.Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
   iii.Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower. iv.Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
    v. Transferring: Moving into or out of a bed, chair or wheelchair. vi.Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

 You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 7 Plus benefit.

 Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, upon the next Annuity Anniversary the Annual Income Amount would replace the LIA Amount. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

 LIA AMOUNT AT THE FIRST LIFETIME WITHDRAWAL. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 7 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

 LIA AMOUNT AFTER THE FIRST LIFETIME WITHDRAWAL. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

 WITHDRAWALS IN EXCESS OF THE LIA AMOUNT. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

 Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

 PURCHASE PAYMENTS. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

 STEP UPS. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

 GUARANTEE PAYMENTS. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus with LIA, we will calculate the Annual Income Amount and any LIA amount if you are eligible, as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 7 Plus with LIA terminates, and no additional payments are made.

 ANNUITY OPTIONS. In addition to the Highest Daily Lifetime 7 Plus Annuity Options described above, after the Tenth Anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

 If you elect Highest Daily Lifetime 7 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

 SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (SHD7 Plus)
 Spousal Highest Daily Lifetime 7 Plus is the spousal version of Highest Daily Lifetime 7 Plus. We no longer offer Spousal Highest Daily Lifetime 7 Plus. If you elected Spousal Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect another available living benefit, subject to our current rules. See "Termination of Existing Benefits and Election New Benefits". Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. Spousal Highest Daily Lifetime 7 Plus could have been elected based on two Designated Lives, as described below. The youngest Designated Life must have been at least 50 years old and the oldest Designated Life must have been at least 55 years old when the benefit was elected. Spousal Highest Daily Lifetime 7 Plus is not available if you elected any other optional benefit. As long as your Spousal Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the "Investment Options" section in this prospectus.

 We previously offered a benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "Designated Lives", and each, a "Designated Life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the Designated Lives ("Lifetime Withdrawals") provided you have not made "excess withdrawals" that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 7 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime 7 Plus.

 Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime 7 Plus.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
 (2)the Account Value.

 If you have not made a Lifetime Withdrawal on or before the 10/th/, 20/th/, or 25/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/, 20/th/, or 25/th/ Anniversary of the benefit effective date is equal to the greater of:

 (1)the Periodic Value described above or,
 (2)the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

       (a)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of the Account Value on the effective date of the benefit;
       (b)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and
       (c)All adjusted purchase payments made after one year following the effective date of the benefit.

 If you elect Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option ("BIO") (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit ("Tenth Anniversary"). This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date.

 On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

 RETURN OF PRINCIPAL GUARANTEE
 If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

 a) your Account Value on the day that you elected Spousal Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and
 b) the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

 If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to your Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal, including a required minimum distribution, (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage initially depends on the age of the youngest Designated Life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50 - less than 59 1/2, 5% for ages 59 1/2 - 79, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

 Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

 You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

 Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credit) based on the age of the younger Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50 - less than 59 1/2, 5% for ages 59 1/2 - 79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older), and
 (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credit).

 HIGHEST DAILY AUTO STEP-UP
 An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50 - less than 59 1/2, 5% for ages 59 1/2 - 79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

 The Spousal Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:
   .   The Issue Date is December 1, 2008
   .   The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5,
       2009
   . The younger Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 7 Plus benefit.

 EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS
 On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income

 Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1,
 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

 EXAMPLE OF PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

 EXAMPLE OF HIGHEST DAILY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest Designated Life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                   HIGHEST DAILY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**         HIGHEST DAILY VALUE)
-----              ------------- ----------------------- ------------------------
November 25, 2009   $119,000.00          $119,000.00            $5,950.00
November 26, 2009                   Thanksgiving Day
November 27, 2009   $113,000.00          $113,986.95            $5,699.35
November 30, 2009   $113,000.00          $113,986.95            $5,699.35
December 01, 2009   $119,000.00          $119,000.00            $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
 ** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.
   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.
   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

 NON-LIFETIME WITHDRAWAL FEATURE
 You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. The amount of the Non-Lifetime Withdrawal cannot be more than the amount that would cause the Annuity to be taken below the minimum Surrender Value after a withdrawal for your Annuity. This Non-Lifetime Withdrawal will not establish our initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 7 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime withdrawals may be taken.

 The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value, the Return of Principal guarantee and the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date, described above, by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal.

 If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

 EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

 Assume the following:
   .   The Issue Date is December 1, 2008
   .   The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5,
       2009
   .   The Account Value at benefit election was $105,000
   . The younger Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 7 Plus benefit.
   . No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 7 Plus benefit.

 On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10/th/ benefit year minimum Periodic Value guarantee is $210,000, the 10/th/ benefit year Return of Principal guarantee is $105,000, the 20/th/ benefit year minimum Periodic Value guarantee is $420,000, the 25/th/ benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION:

Withdrawal Amount divided by                                                          $ 15,000
Account Value before withdrawal                                                       $120,000
Equals ratio                                                                              12.5%
All guarantees will be reduced by the above ratio (12.5%) Protected Withdrawal Value  $109,375
10/th/ benefit year Return of Principal                                               $ 91,875
10/th/ benefit year Minimum Periodic Value                                            $183,750
20/th/ benefit year Minimum Periodic Value                                            $367,500
25/th/ benefit year Minimum Periodic Value                                            $551,250

 REQUIRED MINIMUM DISTRIBUTIONS
 Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

 EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS
 The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

 Annual Income Amount = $5,000

 Remaining Annual Income Amount = $3,000

 Required Minimum Distribution = $6,000

 The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
 $4,000).

 If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

 BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS
..   To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime 7 Plus, and amounts are still payable under Spousal Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Spousal Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second Designated Life provided the Designated lives were spouses at the death of the first Designated Life.
..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or
       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life. We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no Lifetime Withdrawal was ever taken, we will calculate the Annual
    Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.
..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the older of the owner or Annuitant's 95/th/ birthday will be treated as annuity payments.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Spousal Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.
..   Withdrawals made while the Spousal Highest Daily Lifetime 7 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   Upon inception of the benefit and to maintain the benefit, 100% of your
    Account Value must have been allocated to the Permitted Sub-accounts.
..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.
..   You can make withdrawals from your Annuity without purchasing the Spousal
    Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   Transfers to and from the elected Sub-accounts and the AST Investment Grade
    Bond Portfolio Sub-account triggered by the Spousal Highest Daily Lifetime
    7 Plus pre-determined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.
..   You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.
..   The maximum fee for Spousal Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value. The current fee for Spousal Highest Daily Lifetime 7 Plus is 0.90% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.225% of the greater of the prior day's Account Value, or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value and the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value, we will reduce the Account Value to zero, and continue the benefit as described above.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 We no longer permit new elections of Spousal Highest Daily Lifetime 7 Plus. Spousal Highest Daily Lifetime 7 Plus could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime 7 Plus only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:
..   One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or
..   Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

 We do not permit a change of Owner under this benefit, except as follows:
 (a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
 (b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary under this benefit. If the Designated Lives divorce, the Spousal Highest Daily Lifetime 7 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage.

 Spousal Highest Daily Lifetime 7 Plus could have been elected at the time that you purchased your Annuity or after the Issue Date, subject to our eligibility rules and restrictions. See "Termination of Existing Benefits and Election of New Benefits" below for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECTED BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

 TERMINATION OF THE BENEFIT
 You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life), (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount),
 (vi) if both the Account Value and Annual Income Amount equal zero, or
 (vii) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

 Upon termination of Spousal Highest Daily Lifetime 7 Plus other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and
 (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options based on your existing allocation instructions or (in the absence of such instruction) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

 HOW SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT
 See "How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in this Prospectus for information regarding this component of the benefit.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as required minimum distribution provisions under the tax law. Please note, however, that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

 As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 7 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION/SM/
 We previously offered an optional death benefit feature under Spousal Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Spousal Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. You could choose Spousal Highest Daily Lifetime 7 Plus with or without also selecting the Beneficiary Income Option death benefit. However, you could not elect the Beneficiary Income Option without Spousal Highest Daily Lifetime 7 Plus and you could elect the Beneficiary Income Option death benefit at the time you elect Spousal Highest Daily Lifetime 7 Plus. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus with BIO and elect any available living benefit you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. As long as your Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit.

 If you elected the Beneficiary Income Option death benefit, you could not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life is no older than age 75 at the time of election and the Spousal Highest Daily Lifetime 7 Plus age requirements are met. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. If you choose the Spousal Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts, including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

 For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value (less any credits associated with purchase payments applied within 12 months prior to the date of death), and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death of the second Designated Life, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death of the second Designated Life, and we calculate the Annual Income Amount as if there were a Lifetime Withdrawal on the date of death of the second Designated Life. If there were Lifetime Withdrawals prior to the date of death of the second Designated Life, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

 If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic Death Benefit, or (b) the Beneficiary Income Option death benefit. In order to receive the Beneficiary Income Option Death Benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

 Here is an example to illustrate how the death benefit may be paid:
   . Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000;
       (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.
   . Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary's 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

 If you elect to terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Spousal Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section.

 HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (HD 6 PLUS)
 We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life ("Lifetime Withdrawals"), provided that you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 6 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

 The income benefit under Highest Daily Lifetime 6 Plus currently is based on a single "designated life" who is at least 45 years old on the date that the benefit is acquired. The Highest Daily Lifetime 6 Plus Benefit is not available if you elect any other optional living benefit or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of the permitted investment options, see the "Investment Options" section.

 Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. See Death Benefit Component of Highest Daily Lifetime 6 Plus, below.

 ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR ACCOUNT VALUE FALLS TO ZERO, IF YOU TAKE WITHDRAWALS OF EXCESS INCOME THAT BRING YOUR ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT WOULD ALSO FALL TO ZERO, AND THE BENEFIT WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT, INCLUDING THE DEATH BENEFIT DESCRIBED BELOW, WOULD BE PAYABLE UNDER THE HIGHEST DAILY LIFETIME 6 PLUS BENEFIT.

 Currently, if you elect Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See "Election of and Designations under the Benefit" below and "Termination of Existing Benefits and Election of New Benefits" for details. Please note that if you terminate Highest Daily Lifetime 6 Plus and elect another living benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
 (2)the Account Value on the current Valuation Day.

 If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

 (1)the Periodic Value described above or,
 (2)the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

    (a)200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;
    (b)200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and
    (c)all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

 Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME 6 PLUS BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 or older. Under the Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any Contingent Deferred Sales Charge (CDSC) that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

 Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

 You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

 Any purchase payment that you make subsequent to the election of Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will
 (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the purchase payment (including any associated purchase Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79 and 6% for ages 80 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

 If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). We reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

 HIGHEST DAILY AUTO STEP-UP
 An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime 6 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first

 Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

 The Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:
..   The Issue Date is December 1, 2008
..   The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
..   The Annuitant was 70 years old when he/she elected the Highest Daily
    Lifetime 6 Plus benefit.

 EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS
 On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

 EXAMPLE OF PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

 EXAMPLE OF HIGHEST DAILY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                   HIGHEST DAILY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**         HIGHEST DAILY VALUE)
-----              ------------- ----------------------- ------------------------
November 25, 2009   $119,000.00          $119,000.00            $5,950.00
November 26, 2009                   Thanksgiving Day
November 27, 2009   $113,000.00          $113,986.95            $5,699.35
November 30, 2009   $113,000.00          $113,986.95            $5,699.35
December 01, 2009   $119,000.00          $119,000.00            $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
 ** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.
   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.
   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

 NON-LIFETIME WITHDRAWAL FEATURE
 You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. The amount of the Non-Lifetime Withdrawal cannot be more than the amount that would cause the Annuity to be taken below the minimum Surrender Value after a withdrawal for your Annuity. This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 6 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

 The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date, described above, and the Death Benefit described below, by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal.

 If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

 EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

 Assume the following:
   .   The Issue Date is December 1, 2008
   .   The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
   .   The Account Value at benefit election was $105,000
   . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit
   . No previous withdrawals have been taken under the Highest Daily Lifetime 6 Plus benefit

 On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION:

      Withdrawal amount divided by                               $ 15,000
      Account Value before withdrawal                            $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10/th/ benefit year Minimum Periodic Value                 $183,750
      20/th/ benefit year Minimum Periodic Value                 $367,500

 REQUIRED MINIMUM DISTRIBUTIONS
 Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

 In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

 EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS
 The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

 Annual Income Amount = $5,000

 Remaining Annual Income Amount = $3,000

 Required Minimum Distribution = $6,000

 The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000: ($3,000 + ($6,000 - $5,000) =
 $4,000).

 If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

 DEATH BENEFIT COMPONENT OF HIGHEST DAILY LIFETIME 6 PLUS
 If you elect Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Highest Daily Lifetime 6 Plus, then your Death Benefit will be equal to the greatest of:
..   the basic death benefit under the Annuity; and
..   the amount of any optional death benefit you may have elected and remains in effect; and
..   (a) if no Lifetime Withdrawal had been taken prior to death, 300% of the
    Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date, or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an Annuity granted within 12 months prior to death.

 PLEASE NOTE THAT THE DEATH BENEFIT UNDER HIGHEST DAILY LIFETIME 6 PLUS IS NOT PAYABLE IF YOUR ACCOUNT VALUE IS REDUCED TO ZERO AS A RESULT OF WITHDRAWALS OR IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH. THIS DEATH BENEFIT MAY NOT BE AVAILABLE IN ALL STATES.

 BENEFITS UNDER HIGHEST DAILY LIFETIME 6 PLUS
..   To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. If this occurs, you will not be permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime
    6 Plus benefit terminates, and no additional payments are made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life. Please note if your Account Value is reduced to zero as result of withdrawals, the Death Benefit (described above under "Death Benefit Component of Highest Daily Lifetime 6 Plus") will also be reduced to zero and the Death Benefit will not be payable.
..   Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant's 95th birthday will be treated as annuity payments.
..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any annuity option available; or
       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

 If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

 PLEASE NOTE THAT A DEATH BENEFIT (AS DESCRIBED ABOVE) IS NOT PAYABLE IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.
..   Withdrawals made while the Highest Daily Lifetime 6 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options. Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 6 Plus benefit. The Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.
..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond
    Portfolio prospectus by going to www.prudentialannuities.com.
..   Transfers to and from the Sub-accounts, the DCA Fixed Rate Options, and the
    AST Investment Grade Bond Sub-account triggered by the Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.
..   Upon inception of the benefit and to maintain the benefit, 100% of your
    Account Value must be allocated to the Permitted Sub-accounts. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirements will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.
..   If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.
..   The maximum charge for Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.85% annually of the greater of the Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis 0.2125% of the greater of the prior Valuation Day's Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.

 Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $425.00 ($200,000 X .2125%).

 If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 For Highest Daily Lifetime 6 Plus, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 45 years old.

 Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 6 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 6 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian to the Annuitant, or vice versa or
 (c) ownership is transferred from one entity to another entity that is satisfactory to us.

 Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it or elect any other living benefit, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See "Termination of Existing Benefits and Election of New Benefits" in the prospectus for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. You and your financial professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

 TERMINATION OF THE BENEFIT
 You may terminate Highest Daily Lifetime 6 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates:
 (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount),
 (iv) upon our receipt of due proof of the death of the Annuitant (except insofar as paying the Death Benefit associated with this benefit), (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in "Election of and Designations under the Benefit" above.

 Upon termination of Highest Daily Lifetime 6 Plus other than upon the death of the Annuitant or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (FKA - Optional Allocation & Rebalancing Program), or Automatic Rebalancing Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

 If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 6 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

 HOW HIGHEST DAILY LIFETIME 6 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT
 As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 6 Plus. For purposes of this benefit, we refer to those permitted investment options as the "Permitted Sub-accounts". If you are participating in Highest Daily Lifetime 6 Plus, the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, amounts held within the DCA Fixed Rate Options are included within the term "Permitted Sub-Accounts". Thus, amounts may be transferred from the DCA Fixed Rate Options in the circumstances described above. Any transfer dictated by the formula out of the AST Investment Grade Bond Sub-account will only be transferred to the Permitted Sub-accounts, not the DCA Fixed Rate Options.

 An integral part of Highest Daily Lifetime 6 Plus is the pre-determined mathematical formula used to transfer Account Value between the Permitted Sub-Accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-Account"). The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to or make transfers to or from the AST Investment Grade Bond Sub-account. The formula monitors your Account Value daily and, if dictated by the formula, systematically transfers amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. The formula is set forth in Appendix P (and is described below).

 Speaking generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that 5% is used in the formula, irrespective of the Annuitant's attained age. Then it produces an estimate of the total amount targeted in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments (including any associated purchase Credits and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts including any amounts allocated to DCA Fixed Rate Options. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the AST Investment Grade Bond Sub-account. As discussed above, if all or a portion of your Account Value is allocated to one or more DCA Fixed Rate Options at the time a transfer to the AST Investment Grade Bond Sub-account is required under the formula, we will first look to process the transfer from the Permitted Sub-accounts, other than the DCA Fixed Rate Options. If the amount allocated to the Permitted Sub-accounts is insufficient to satisfy the transfer, then any remaining amounts will be transferred from the DCA Fixed Rate Options on a "last-in, first-out" basis. Once a transfer is made, the three consecutive Valuation Days begin again. If, however, on any Valuation Day, the Target Ratio is above 84.5%, it will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the AST Investment Grade Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts (excluding the DCA Fixed Rate Options) will occur.

 The formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT.

 If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,
..   September 1, 2010 - a transfer is made to the AST Investment Grade Bond
    Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

..   September 2, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on September 1, 2010.
..   On September 2, 2010 - (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST Investment Grade Bond Sub-account).
..   Once there is a transfer out of the AST Investment Grade Bond Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula.

 As you can glean from the formula, poor or flat investment performance of your Account Value may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime 6 Plus, the values we use to compare to the Target Ratio will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime 6 Plus and existing Annuities that elect Highest Daily Lifetime 6 Plus in the future, however, we reserve the right to change such values.

 Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, a transfer may be made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts. Unless you are participating in an asset allocation program for which we are providing administrative support, any such transfer will be to your elected Sub-accounts pro-rata based on the Account Value in such Sub-accounts at that time. If there is no Account Value in the Sub-accounts, the transfer will be allocated according to your most recent allocation instructions. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

 The amount of the transfer will be equal to the lesser of:
 a) The total value of all your Account Value in the AST Investment Grade Bond Sub-account, or
 b) An amount equal to 5% of your total Account Value.

 While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus. Depending on the results of the calculations of the formula, we may, on any Valuation Day:
..   Not make any transfer between the Permitted Sub-accounts and the AST
    Investment Grade Bond Sub-account; or
..   If a portion of your Account Value was previously allocated to the AST
    Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or
..   Transfer a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

 The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your Protected Withdrawal
    Value;
..   How long you have owned Highest Daily Lifetime 6 Plus/Spousal Highest Daily
    Lifetime 6 Plus;
..   The performance of the Permitted Sub-accounts you have chosen;
..   The performance of the AST Investment Grade Bond Sub-account;
..   The amount allocated to each of the Permitted Sub-accounts you have chosen;
..   The amount allocated to the AST Investment Grade Bond Sub-account;
..   Additional purchase payments, if any, you make to your Annuity; and
..   Withdrawals, if any, you take from your Annuity (withdrawals are taken pro rata from your Account Value).

 At any given time, some, most or none of your Account Value will be allocated to the AST Investment Grade Bond Sub-account, as dictated by the formula.

 The more of your Account Value allocated to the AST Investment Grade Bond Sub-account under the formula, the greater the impact of the performance of that Sub-account in determining whether (and how much) your Account Value is transferred back to the Permitted Sub-accounts. Further, it is possible under the formula that, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has good performance but the performance of your Permitted Sub-accounts is negative, that the formula might transfer your Account Value to the Permitted Sub-accounts. Similarly, the more you have allocated to the Permitted Sub-accounts, the greater the impact of the performance of those Permitted Sub-accounts will have on any transfer to the AST Investment Grade Bond Sub-account.

 If you make additional purchase payments to your Annuity, they will be allocated according to your allocation instructions. Once they are allocated to your Annuity, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Portfolio, if dictated by the formula.

 Any Account Value in the AST Investment Grade Bond Sub-account will not be available to participate in the investment experience of the Permitted Sub-accounts regardless of whether there is a subsequent Sub-account decline or recovery until it is transferred out of the AST Investment Grade Bond Sub-account.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as required minimum distribution provisions under the tax law.

 As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 6 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR
 We offer another version of Highest Daily Lifetime 6 Plus that we call Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator ("Highest Daily Lifetime 6 Plus with LIA"). Highest Daily Lifetime 6 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Highest Daily Lifetime 6 Plus with LIA is not available in New York and certain other states/jurisdictions. You may choose Highest Daily Lifetime 6 Plus with or without also electing LIA, however you may not elect LIA without Highest Daily Lifetime 6 Plus and you must elect the LIA benefit at the time you elect Highest Daily Lifetime 6 Plus. If you elect Highest Daily Lifetime 6 Plus without LIA and would like to add the feature later, you must terminate the Highest Daily Lifetime 6 Plus benefit and elect the Highest Daily Lifetime 6 Plus with LIA (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime 6 Plus and elect the Highest Daily Lifetime 6 Plus with LIA you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. Highest Daily Lifetime 6 Plus with LIA is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living benefit or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 6 Plus with LIA currently is based on a single "designated life" who is between the ages of 45 and 75 on the date that the benefit is elected and received in good order. All terms and conditions of Highest Daily Lifetime 6 Plus apply to this version of the benefit, except as described herein.

 Highest Daily Lifetime 6 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

 If you elect the Highest Daily Lifetime 6 Plus with LIA, the maximum charge is 2.00% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 1.20% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.30% of the greater of the prior Valuation Day's Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.

 Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $600.00 ($200,000 X .30%)

 If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus with LIA benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described below) will not be payable.

 If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

 ELIGIBILITY REQUIREMENTS FOR LIA AMOUNT. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. The 120 day elimination period begins on the date that we receive notification from you of your eligibility for the LIA Amount. Thus, assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements ("LIA conditions") must be met.

 (1)The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
 (2)The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
    ii.Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
   iii.Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower. iv.Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
    v. Transferring: Moving into or out of a bed, chair or wheelchair. vi.Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

 You must notify us in writing when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. The designated life must be available for any assessment or reassessment pursuant to our administrative process requirements. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 6 Plus benefit.

 Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, upon the next Annuity Anniversary the Annual Income Amount would replace the LIA Amount. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

 LIA AMOUNT AT THE FIRST LIFETIME WITHDRAWAL. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 6 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

 LIA AMOUNT AFTER THE FIRST LIFETIME WITHDRAWAL. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the LIA benefit will be deemed a Lifetime Withdrawal.

 WITHDRAWALS IN EXCESS OF THE LIA AMOUNT. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA Amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

 WITHDRAWALS ARE NOT REQUIRED. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

 PURCHASE PAYMENTS. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional purchase payment, the Annual Income Amount is increased by an amount obtained by applying the applicable percentage (4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79; and 6% for ages 80 and older) to the purchase payment (including any associated purchase Credits). The applicable percentage is based on the attained age of the designated life on the date of the first Lifetime Withdrawal after the benefit effective date. The LIA Amount is increased by double the Annual Income Amount, if eligibility for LIA has been met. The Protected Withdrawal Value is increased by the amount of each purchase payment (including any associated purchase Credits).

 If the Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount (or, if eligible for LIA, the LIA Amount) is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount (or, if eligible for LIA, the LIA Amount) in an unintended fashion is the relative size of additional purchase payment(s). We reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

 STEP-UPS. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

 GUARANTEE PAYMENTS. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". TO THE EXTENT THAT CUMULATIVE WITHDRAWALS IN THE CURRENT ANNUITY YEAR THAT REDUCE YOUR ACCOUNT VALUE TO ZERO ARE MORE THAN THE LIA AMOUNT (EXCEPT IN THE CASE OF REQUIRED MINIMUM DISTRIBUTIONS), HIGHEST DAILY LIFETIME 6 PLUS WITH LIA TERMINATES, AND NO ADDITIONAL PAYMENTS ARE MADE. A DEATH BENEFIT UNDER HIGHEST DAILY LIFETIME 6 PLUS WITH LIA IS NOT PAYABLE IF GUARANTEE PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH.

 ANNUITY OPTIONS. In addition to the Highest Daily Lifetime 6 Plus annuity options described above, after the tenth anniversary of the benefit effective date ("Tenth Anniversary"), you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the designated life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun. A Death Benefit is not payable if annuity payments are being made at the time of the decedent's death.

 If you elect Highest Daily Lifetime 6 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

 DEATH BENEFIT COMPONENT OF HIGHEST DAILY LIFETIME 6 PLUS WITH LIA. The provisions of the Death Benefit Component of Highest Daily Lifetime 6 Plus (above for information about the Death Benefit) also apply to Highest Daily Lifetime Plus with LIA. Please note that with respect to Highest Daily Lifetime 6 Plus with LIA, we use the Annual Income Amount for purposes of the Death Benefit Calculations, not the LIA Amount.

 SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (SHD6 PLUS)
 Spousal Highest Daily Lifetime 6 Plus is the spousal version of Highest Daily Lifetime 6 Plus. Spousal Highest Daily Lifetime 6 Plus must be elected based on two designated lives, as described below. The youngest designated life must be at least 50 years old and the oldest designated life must be at least 55 years old when the benefit is elected. Spousal Highest Daily Lifetime 6 Plus is not available if you elect any other optional benefit. As long as your Spousal Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of permitted investment options, see the "Investment Options" section.

 We offer a benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "designated lives", and each, a "designated life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives ("Lifetime Withdrawals") provided you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 6 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

 Spousal Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit, however, is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. See Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus, below.

 ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR ACCOUNT VALUE FALLS TO ZERO, IF YOU TAKE WITHDRAWALS OF EXCESS INCOME THAT BRING YOUR ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT WOULD ALSO FALL TO ZERO, AND THE BENEFIT WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT, INCLUDING THE DEATH BENEFIT DESCRIBED BELOW, WOULD BE PAYABLE UNDER SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS.

 Currently, if you elect Spousal Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See "Election of and Designations under the Benefit" below and "Termination of Existing Benefits and Election of New Benefits" for details. Please note that if you terminate Spousal Highest Daily Lifetime 6 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
 (2)the Account Value on the current Valuation Day.

 If you have not made a Lifetime Withdrawal on or before the 10/th/ or 20/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/ or 20/th/ Anniversary of the benefit effective date is equal to the greater of:

 (1)the Periodic Value described above or,
 (2)the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

    (a)200% (on the 10/th/ anniversary) or 400% (on the 20/th/ anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;
    (b)200% (on the 10/th/ anniversary) or 400% (on the 20/th/ anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and
    (c)all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

 Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage initially depends on the age of the youngest designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. We use the age of the youngest designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

 Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

 You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

 Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including any associated purchase Credits) based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older, and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

 If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). We reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

 HIGHEST DAILY AUTO STEP-UP
 An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

 The Spousal Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:
   .   The Issue Date is December 1, 2008
   . The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
   . The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit.

 EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS.
 On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1,
 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

 EXAMPLE OF PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

 EXAMPLE OF HIGHEST DAILY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest designated life's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest designated life is between 65 and 84 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                   HIGHEST DAILY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**         HIGHEST DAILY VALUE)
-----              ------------- ----------------------- ------------------------
November 25, 2009   $119,000.00     $      119,000.00           $5,950.00
November 26, 2009                    Thanksgiving Day
November 27, 2009   $113,000.00     $      113,986.95           $5,699.35
November 30, 2009   $113,000.00     $      113,986.95           $5,699.35
December 01, 2009   $119,000.00     $      119,000.00           $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
 ** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.
   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.
   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

 NON-LIFETIME WITHDRAWAL FEATURE
 You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. The amount of the Non-Lifetime Withdrawal cannot be more than the amount that would cause the Annuity to be taken below the minimum Surrender Value after a withdrawal for your Annuity. This Non-Lifetime Withdrawal will not establish our initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 6 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime withdrawals may be taken.

 The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date, described above, and the Death Benefit (described below), by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal.

 If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

 EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

 Assume the following:
   .   The Issue Date is December 1, 2008
   . The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
   .   The Account Value at benefit election was $105,000
   . The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit
   . No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 6 Plus benefit

 On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000 and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION:

      Withdrawal amount divided by                               $ 15,000
      Account Value before withdrawal                            $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10th benefit year Minimum Periodic Value                   $183,750
      20th benefit year Minimum Periodic Value                   $367,500

 REQUIRED MINIMUM DISTRIBUTIONS
 Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

 In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

 EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS
 The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

 Annual Income Amount = $5,000

 Remaining Annual Income Amount = $3,000

 Required Minimum Distribution = $6,000

 The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
 $4,000).

 If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

 DEATH BENEFIT COMPONENT OF SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS.
 If you elect Spousal Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost, that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Spousal Highest Daily Lifetime 6 Plus benefit, then your Death Benefit will be equal to the greatest of:
..   the basic death benefit under the Annuity; and
..   the amount of any optional death benefit you may have elected and remains in effect; and
..   a) if no Lifetime Withdrawal had been taken prior to death, 300% of the
    Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied within 12 months prior to death.

 Upon the death of the first of the spousal designated lives, if a Death Benefit, as described above, would otherwise be payable, and the surviving designated life chooses to continue the Annuity, the Account Value will be adjusted, as of the date we receive due proof of death, to equal the amount of that Death Benefit if paid out in a lump sum, and the Spousal Highest Daily Lifetime 6 Plus benefit remains in force. Upon the death of the second Spousal designated life, the Death Benefit described above will be payable and the Spousal Highest Daily Lifetime 6 Plus rider will terminate as of the date we receive due proof of death.

 PLEASE NOTE THAT THE DEATH BENEFIT UNDER SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS IS NOT PAYABLE IF YOUR ACCOUNT VALUE IS REDUCED TO ZERO AS A RESULT OF WITHDRAWALS OR IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH. THIS DEATH BENEFIT MAY NOT BE AVAILABLE IN ALL STATES.

 BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS
..   To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. To the extent that
   cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second designated life provided the designated lives were spouses at the death of the first designated life. Please note that if your Account Value is reduced to zero as a result of withdrawals, the Death Benefit (described above) will also be reduced to zero and the Death Benefit will not be payable.
..   Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.
..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any annuity option available; or
       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

 If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

 PLEASE NOTE THAT THE DEATH BENEFIT (DESCRIBED ABOVE) IS NOT PAYABLE IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Spousal Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic
    Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. .
..   Withdrawals made while the Spousal Highest Daily Lifetime 6 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.
..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com
..   You can make withdrawals from your Annuity without purchasing the Spousal
    Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   Transfers to and from the elected Sub-accounts, the DCA Fixed Rate Options, and the AST Investment Grade Bond Sub-account triggered by the Spousal Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.
..   Upon inception of the benefit and to maintain the benefit, 100% of your
    Account Value must be allocated to the Permitted Sub-accounts. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirement will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfers of Account Value and allocation of additional purchase payments may be subject to new investment limitations.
..   If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.
..   The maximum charge for Spousal Highest Daily Lifetime 6 Plus is 1.50%
    annually of the greater of the Account Value and Protected Withdrawal
    Value. The current charge is 0.95% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day's
    Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime
    6 Plus may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.

 Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $475.00 ($200,000 X .2375%)

 If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Spousal Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 Spousal Highest Daily Lifetime 6 Plus can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Currently, Spousal Highest Daily Lifetime 6 Plus only may be elected where the Owner, Annuitant, and Beneficiary designations are as follows:
..   One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or
..   Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or
..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

 We do not permit a change of Owner under this benefit, except as follows:
 (a)if one Owner dies and the surviving spousal Owner assumes the Annuity, or
 (b)if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary under this benefit. If the designated lives divorce, the Spousal Highest Daily Lifetime 6 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage.

 Spousal Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See "Termination of Existing Benefits and Election of New Benefits" in the prospectus for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECTED BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. You and your financial professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

 TERMINATION OF THE BENEFIT
 You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first designated life, the surviving designated life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first designated life), (ii) upon the death of the second designated life (except as may be needed to pay the Death Benefit associated with this benefit), (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount),
 (vi) if both the Account Value and Annual Income Amount equal zero, or
 (vii) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

 Upon termination of Spousal Highest Daily Lifetime 6 Plus other than upon death of a designated life or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (FKA - Optional Allocation & Rebalancing Program), or Automatic Rebalancing Program, for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If prior to the transfer from the AST Investment Grade Bond Sub-account the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

 HOW SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT. See "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" above for information regarding this component of the benefit.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as required minimum distribution provisions under the tax law.

 As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 6 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

                                 DEATH BENEFIT

 WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?
 The Annuity provides a Death Benefit during its accumulation period. IF AN ANNUITY IS OWNED BY ONE OR MORE NATURAL PERSONS, THE DEATH BENEFIT IS PAYABLE UPON THE FIRST DEATH OF AN OWNER. IF AN ANNUITY IS OWNED BY AN ENTITY, THE DEATH BENEFIT IS PAYABLE UPON THE ANNUITANT'S DEATH, IF THERE IS NO CONTINGENT ANNUITANT. Generally, if a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the "decedent."

 BASIC DEATH BENEFIT
 The Annuity provides a basic Death Benefit at no additional charge. The Insurance Charge we deduct daily from your Account Value allocated to the Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under an Annuity. The Annuity also offers two different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. NOTWITHSTANDING THE ADDITIONAL PROTECTION PROVIDED UNDER THE OPTIONAL DEATH BENEFITS, THE ADDITIONAL COST HAS THE IMPACT OF REDUCING THE NET PERFORMANCE OF THE INVESTMENT OPTIONS. IN ADDITION, UNDER CERTAIN CIRCUMSTANCES, YOUR DEATH BENEFIT MAY BE REDUCED BY THE AMOUNT OF ANY CREDITS WE APPLIED TO YOUR PURCHASE PAYMENTS. (SEE "HOW ARE CREDITS APPLIED TO MY ACCOUNT VALUE".)

 CONSIDERATIONS FOR CONTINGENT ANNUITANTS: We may allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. In some of our Annuities held by these same types of entities we allow for the naming of a co-annuitant, which also is used to mean the successor annuitant (and not another life used for measuring the duration of an annuity payment option). Like in the case of a contingent annuitant, the Annuity may no longer qualify for tax deferral where the contract continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity which is not eligible for tax deferral benefits under Section 72(u) of the Code. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

 For Optimum XTra Annuities, the existing basic Death Benefit (for all decedent ages) is the greater of:
   . The sum of all purchase payments (not including any Credits) less the sum of all proportional withdrawals.
   . The sum of your Account Value in the Sub-accounts, the Benefit Fixed Rate Account and your Interim Value in the MVA Fixed Allocations (less the amount of any Credits applied within 12-months prior to the date of death).

 "PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments for purposes of calculating the basic Death Benefit.

 OPTIONAL DEATH BENEFITS
 Several optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries.

 CURRENTLY, THESE BENEFITS ARE ONLY OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND MUST BE ELECTED AT THE TIME THAT YOU PURCHASE YOUR ANNUITY. WE MAY, AT A LATER DATE, ALLOW EXISTING ANNUITY OWNERS TO PURCHASE AN OPTIONAL DEATH BENEFIT SUBJECT TO OUR RULES AND ANY CHANGES OR RESTRICTIONS IN THE BENEFITS. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT MAY ONLY BE ELECTED INDIVIDUALLY, AND CANNOT BE ELECTED IN COMBINATION WITH ANY OTHER OPTIONAL DEATH BENEFIT. IF YOU ELECT SPOUSAL LIFETIME FIVE, SPOUSAL HIGHEST DAILY LIFETIME SEVEN, SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS OR THE BIO FEATURE OF HIGHEST DAILY LIFETIME SEVEN OR HIGHEST DAILY LIFETIME 7 PLUS, YOU ARE NOT PERMITTED TO ELECT AN OPTIONAL DEATH BENEFIT. WITH RESPECT TO OPTIMUM XTRA, UNDER CERTAIN CIRCUMSTANCES, EACH OPTIONAL DEATH BENEFIT THAT YOU ELECT MAY BE REDUCED BY THE AMOUNT OF CREDITS APPLIED TO YOUR PURCHASE PAYMENTS.

 INVESTMENT RESTRICTIONS MAY APPLY IF YOU ELECT CERTAIN OPTIONAL DEATH BENEFITS.

 Enhanced Beneficiary Protection Optional Death Benefit

 THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS NO LONGER AVAILABLE FOR NEW ELECTIONS. IT PROVIDES ADDITIONAL AMOUNTS TO YOUR BENEFICIARY THAT MAY BE USED TO OFFSET FEDERAL AND STATE TAXES PAYABLE ON ANY TAXABLE GAINS IN YOUR ANNUITY AT THE TIME OF YOUR DEATH. WHETHER THIS BENEFIT IS APPROPRIATE FOR YOU MAY DEPEND ON YOUR PARTICULAR CIRCUMSTANCES, INCLUDING OTHER FINANCIAL RESOURCES THAT MAY BE AVAILABLE TO YOUR BENEFICIARY TO PAY TAXES ON YOUR ANNUITY SHOULD YOU DIE DURING THE ACCUMULATION PERIOD. NO BENEFIT IS PAYABLE IF DEATH OCCURS ON OR AFTER THE ANNUITY DATE.

 THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT PROVIDED A BENEFIT PAYABLE IN ADDITION TO THE BASIC DEATH BENEFIT AND CERTAIN OTHER OPTIONAL DEATH BENEFITS YOU MAY ELECT IN CONJUNCTION WITH THIS BENEFIT. IF THE ANNUITY HAS ONE OWNER, THE OWNER HAD TO BE AGE 75 OR LESS AT THE TIME THE BENEFIT IS PURCHASED. IF AN ANNUITY HAS JOINT OWNERS, THE OLDEST OWNER HAD TO BE AGE 75 OR LESS. IF AN ANNUITY IS OWNED BY AN ENTITY, THE ANNUITANT HAD TO BE AGE 75 OR LESS.

 CALCULATION OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT
 If you purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

 1. the BASIC DEATH BENEFIT described above;

    PLUS

 2. 40% of your "GROWTH" under an Annuity, as defined below.

 "GROWTH" means the sum of your Account Value in the Sub-accounts and your Interim Value in the MVA Fixed Allocations, minus the total of all Purchase Payments (less the amount of any Credits applied within 12-months prior to the date of death, with respect to Optimum XTra) reduced by the sum of all proportional withdrawals.

 "PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in purchase payments.

 THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS SUBJECT TO A MAXIMUM OF 100% OF ALL PURCHASE PAYMENTS APPLIED TO AN ANNUITY AT LEAST 12 MONTHS PRIOR TO THE DEATH OF THE DECEDENT THAT TRIGGERS THE PAYMENT OF THE DEATH BENEFIT.

 THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT WAS OFFERED IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL. PLEASE REFER TO THE SECTION ENTITLED "TAX CONSIDERATIONS" FOR A DISCUSSION OF SPECIAL TAX CONSIDERATIONS FOR PURCHASERS OF THIS BENEFIT. THE ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT WAS NOT AVAILABLE IF YOU ELECTED THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT OR THE SPOUSAL LIFETIME FIVE INCOME BENEFIT, SPOUSAL HIGHEST DAILY LIFETIME SEVEN, SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS OR THE BIO FEATURE.

 See Appendix B for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.

 Highest Anniversary Value Death Benefit ("HAV")

 IF AN ANNUITY HAS ONE OWNER, THE OWNER MUST BE AGE 79 OR LESS AT THE TIME THE HIGHEST ANNIVERSARY VALUE OPTIONAL DEATH BENEFIT IS PURCHASED. IF AN ANNUITY HAS JOINT OWNERS, THE OLDEST OWNER MUST BE AGE 79 OR LESS. IF AN ANNUITY IS OWNED BY AN ENTITY, THE ANNUITANT MUST BE AGE 79 OR LESS. CERTAIN OF THE PORTFOLIOS OFFERED AS SUB-ACCOUNTS UNDER THE ANNUITY ARE NOT AVAILABLE IF YOU ELECT THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT.

 CALCULATION OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT
 The HAV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

       If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the basic Death Benefit described above; and
       2. the Highest Anniversary Value as of the Owner's date of death.

       If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the basic Death Benefit described above; and
       2. the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death) less the sum of all proportional withdrawals since the Death Benefit Target Date.

       THE AMOUNT DETERMINED BY THIS CALCULATION IS INCREASED BY ANY PURCHASE PAYMENTS RECEIVED AFTER THE OWNER'S DATE OF DEATH AND DECREASED BY ANY PROPORTIONAL WITHDRAWALS SINCE SUCH DATE.

       THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT IS NOT AVAILABLE IF YOU HAVE ELECTED "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" OR THE "HIGHEST DAILY VALUE" DEATH BENEFIT. IT IS ALSO NOT AVAILABLE WITH SPOUSAL LIFETIME FIVE, SPOUSAL HIGHEST DAILY LIFETIME SEVEN, OR SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS BENEFIT.

 Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner's age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary Value Death Benefit for Owners who are age 76 or older when an Annuity is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.

 See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.

 Combination 5% Roll-up and Highest Anniversary Value Death Benefit

 If an Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

 Certain Portfolios offered as Sub-accounts under an Annuity are not available if you elect the Combination 5% Roll-up and HAV Death Benefit. If you elect this benefit, you must allocate your Account Value in accordance with the then permitted and available option(s). In addition, we reserve the right to require you to use certain asset allocation model(s) if you elect this Death Benefit.

 CALCULATION OF THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT
 The Combination 5% Roll-up and HAV Death Benefit equals the greatest of:

       1. the basic Death Benefit described above; and
       2. the Highest Anniversary Value Death Benefit described above; and
       3. 5% Roll-up described below.

       Thecalculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.

       If the Owner dies before the Death Benefit Target Date the 5% Roll up is equal to:

       . all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death) increasing at an annual effective interest rate of 5% starting on the date that each Purchase Payment is made and ending on the Owner's date of death;

    MINUS

       . the sum of all withdrawals, dollar for dollar up to 5% of the Death Benefit's value as of the prior contract anniversary (or Issue Date if the withdrawal is in the first contract year). Any withdrawals in excess of the 5% dollar for dollar limit are proportional.

       If the Owner dies on or after the Death Benefit Target Date the 5% Roll-up is equal to:

       . the 5% Roll-up value as of the Death Benefit Target Date increased by total purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death) made after the Death Benefit Target Date;

    MINUS

       . the sum of all withdrawals which reduce the 5% Roll-up proportionally.

 THE AMOUNTS CALCULATED IN ITEMS 1, 2 AND 3 ABOVE (BEFORE, ON OR AFTER THE DEATH BENEFIT TARGET DATE) MAY BE REDUCED BY ANY CREDITS UNDER CERTAIN CIRCUMSTANCES. PLEASE REFER TO THE DEFINITIONS OF DEATH BENEFIT TARGET DATE BELOW. THIS DEATH BENEFIT MAY NOT BE AN APPROPRIATE FEATURE WHERE THE OWNER'S AGE IS NEAR THE AGE SPECIFIED IN THE DEATH BENEFIT TARGET DATE. THIS IS BECAUSE THE BENEFIT MAY NOT HAVE THE SAME POTENTIAL FOR GROWTH AS IT OTHERWISE WOULD, SINCE THERE WILL BE FEWER ANNUITY ANNIVERSARIES BEFORE THE DEATH BENEFIT TARGET DATE IS REACHED.

 THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT ANY OTHER OPTIONAL DEATH BENEFIT OR ELECT SPOUSAL LIFETIME FIVE, SPOUSAL HIGHEST DAILY LIFETIME SEVEN, SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS OR THE BIO FEATURE.

 See Appendix B for examples of how the "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit is calculated.

 KEY TERMS USED WITH THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT AND THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT:

   . The Death Benefit Target Date for the Highest Anniversary Value Death Benefit is the contract anniversary on or after the 80/th/ birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

   . The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death Benefit is the later of the contract anniversary on or after the 80/th/ birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

   . The Highest Anniversary Value equals the highest of all previous "Anniversary Values" less proportional withdrawals since such anniversary and plus any Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death) since such anniversary.

   . The Anniversary Value is the Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of each anniversary of the Issue Date of an Annuity. The Anniversary Value on the Issue Date is equal to your purchase payment. (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death).

   . Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Anniversary Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($ 125,000) by 10% or $12,500.

 Highest Daily Value Death Benefit ("HDV")

 The Highest Daily Value Death Benefit is no longer available for new elections. If an Annuity has one Owner, the Owner must have been age 79 or less at the time the Highest Daily Value Death Benefit was elected. If an Annuity has joint Owners, the older Owner must have been age 79 or less. If there are joint Owners, death of the Owner refers to the first to die of the joint Owners. If an Annuity is owned by an entity, the Annuitant must have been age 79 or less and death of the Owner refers to the death of the Annuitant.

 If you elected this benefit, you must allocate your Account Value in accordance with the permitted and available option(s) with this benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirement would apply only to new elections of the benefit, and we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to the new investment limitations.

 The HDV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date (see the definitions below).

       If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the basic Death Benefit described above (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death); and
       2. the HDV as of the Owner's date of death.

       If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the basic Death Benefit described above; and
       2. the HDV on the Death Benefit Target Date plus the sum of all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death) less the sum of all proportional withdrawals since the Death Benefit Target Date.

       The amount determined by this calculation is increased by any purchase payments received after the Owner's date of death and decreased by any proportional withdrawals since such date.

       The Highest Daily Value Death Benefit described above was offered in those jurisdictions where we received regulatory approval. The Highest Daily Value Death Benefit was not available if you elected the Guaranteed Return Option Plus 2008, Highest Daily GRO, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, the Highest Daily Lifetime 7 Plus benefits, the "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit, or the Highest Anniversary Value Death Benefit.

 KEY TERMS USED WITH THE HIGHEST DAILY VALUE DEATH BENEFIT:

   . The Death Benefit Target Date for the Highest Daily Value Death Benefit is the later of an Annuity anniversary on or after the 80/th/ birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

   . The Highest Daily Value equals the highest of all previous "Daily Values" less proportional withdrawals since such date and plus any purchase payments (plus associated Credits) since such date.

   . The Daily Value is the Account Value as of the end of each Valuation Day. The Daily Value on the Issue Date is equal to your Purchase Payment (plus associated Credits applied more than twelve (12) months prior to the date of death).

   . Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.

 Please see Appendix B to this prospectus for a hypothetical example of how the HDV Death Benefit is calculated.

 ANNUITIES WITH JOINT OWNERS
 For Annuities with joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own your Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of your Annuity and continue the Annuity instead of receiving the Death Benefit.

 ANNUITIES OWNED BY ENTITIES
 For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable).

 CAN I TERMINATE THE OPTIONAL DEATH BENEFITS? DO THE OPTIONAL DEATH BENEFITS TERMINATE UNDER OTHER CIRCUMSTANCES?
 You can terminate the Enhanced Beneficiary Protection Death Benefit and the Highest Anniversary Value Death Benefit at any time. The "Combination 5% Roll-up and HAV Death Benefit" and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations. For jointly owned Annuities, the optional death benefits are payable upon the first death of either Owner and therefore terminate and do not continue if a surviving spouse continues the Annuity. Where an Annuity is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the Account Value will be paid to the beneficiary and it is not eligible for the death benefit provided under the Annuity.

 WHAT ARE THE CHARGES FOR THE OPTIONAL DEATH BENEFITS?
 For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit, we impose a charge equal to 0.25% and 0.50%, respectively, per year of the average daily net assets of the Sub-accounts. We deduct a charge equal to 0.25% per year of the average daily net assets of the Sub-accounts for the Enhanced Beneficiary Protection Death Benefit and 0.50% per year of the average daily net assets of the Sub-accounts for the HDV Death Benefit. We deduct the charge for each of these benefits to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. The additional annual charge is deducted daily against your Account Value allocated to the Sub-accounts.

 Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

 PRUDENTIAL ANNUITIES' ANNUITY REWARDS

 WHAT IS THE ANNUITY REWARDS BENEFIT?
 The Annuity Rewards Benefit offers Owners the ability to capture any market gains since the Issue Date of their Annuity as an enhancement to their current Death Benefit so their beneficiaries will not receive less than an Annuity's value as of the effective date of the benefit. Under the Annuity Rewards Benefit, Prudential Annuities guarantees that the Death Benefit will not be less than:

       . your Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of the effective date of the benefit

       . MINUS any proportional withdrawals following the effective date of the benefit

       . PLUS any additional purchase payments applied to your Annuity following the effective date of the benefit.

 The Annuity Rewards Death Benefit enhancement does not affect the calculation of the basic Death Benefit or any Optional Death Benefits available under an Annuity. If the Death Benefit amount payable under your Annuity's basic Death Benefit or any Optional Death Benefits you purchase is greater than the enhanced Death Benefit under the Annuity Rewards Benefit on the date the Death Benefit is calculated, your beneficiary will receive the higher amount.

 WHO IS ELIGIBLE FOR THE ANNUITY REWARDS BENEFIT?
 Owners can elect the Annuity Rewards Death Benefit enhancement when the original CDSC period is over. However, the Account Value on the date that the Annuity Rewards benefit is effective, must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any Optional Death Benefit then in effect). The effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.

 PAYMENT OF DEATH BENEFITS

 ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES OWNED BY INDIVIDUALS (NOT ASSOCIATED WITH TAX-FAVORED PLANS)
 Except in the case of a spousal assumption as described below, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity.

 If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death.

 In the event of your death before the Annuity Date, the Death Benefit must be distributed:

   .   within five (5) years of the date of death; or
   . as a series of payments not extending beyond the life expectancy of the beneficiary or over the life of the beneficiary. Payments under this option must begin within one year of the date of death.

 Unless you have made an election prior to Death Benefit proceeds becoming due, a beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled "Beneficiary Continuation Option," as a series of required distributions.

 Upon our receipt of proof of death, we will send to the beneficiary materials that list these payment options.

 ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES HELD BY TAX-FAVORED PLANS The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires minimum distributions. Upon your death under an IRA, 403(b) or other "qualified investment", the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated beneficiary and whether the Beneficiary is your surviving spouse.

   . If you die after a designated beneficiary has been named, the death benefit must be distributed by December 31/st/ of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life expectancy of the designated beneficiary (provided such payments begin by December 31/st/ of the year following the year of death). However, if your surviving spouse is the beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31/st/
       of the year following the year of death or December 31/st/ of the year in which you would have reached age 70 1/2, which ever is later. Additionally, if the contract is payable to (or for the benefit of) your surviving spouse, that portion of the Annuity may be continued with your spouse as the owner. If your beneficiary elects to receive full distribution by December 31/st/ of the year including the five year anniversary of the date of death, 2009 shall not be included in the five year requirement period. This effectively extends this period to December 31/st/ of the year including the six year anniversary date of death.
   . If you die before a designated beneficiary is named and before the date Required Minimum Distributions must begin under the Code, the death benefit must be paid out by December 31/st/ of the year including the five year anniversary of the date of death. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary. For this distribution requirement also, 2009 shall not be included in the five year requirement period.
   . If you die before a designated beneficiary is named and after the date Required Minimum Distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary.

 A beneficiary has the flexibility to take out more each year than mandated under the Required Minimum Distribution rules.

 Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

 For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code.

 The tax consequences to the beneficiary may vary among the different death benefit payment options. See the Tax Considerations section of this prospectus, and consult your tax advisor.

 BENEFICIARY CONTINUATION OPTION
 Instead of receiving the death benefit in a single payment, or under an Annuity Option, a beneficiary may take the death benefit under an alternative death benefit payment option, as provided by the Code and described above under the sections entitled "Payment of Death Benefits" and "Alternative Death Benefit Payment Options - Annuities Held by Tax-Favored Plans." This "Beneficiary Continuation Option" is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)) and non-qualified Annuities.

 UNDER THE BENEFICIARY CONTINUATION OPTION:
   . The beneficiary must apply at least $15,000 to the Beneficiary Continuation Option. Thus, the death benefit must be at least $15,000.
   . The Owner's Annuity will be continued in the Owner's name, for the benefit of the beneficiary.
   . Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the average assets allocated to the Sub-accounts. For non-qualified Annuities the charge is 1.00% per year, and for qualified Annuities the charge is 1.40% per year.
   . Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Account Value. For non-qualified annuities, the fee will only apply if the Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.
   . The initial Account Value will be equal to any death benefit (including any optional death benefit) that would have been payable to the beneficiary if the beneficiary had taken a lump sum distribution.
   . The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-Accounts may not be available.
   . The beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.
   . No Fixed Allocations or fixed interest rate options will be offered for the non-qualified Beneficiary Continuation Options. However, for qualified Annuities, the Fixed Allocations will be those offered at the time the Beneficiary Continuation Option is elected.
   .   No additional purchase payments can be applied to the Annuity.
   . The basic death benefit and any optional benefits elected by the Owner will no longer apply to the beneficiary.

   . The beneficiary can request a withdrawal of all or a portion of the Account Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the beneficiary's withdrawal rights.
   .   Withdrawals are not subject to CDSC.
   . Upon the death of the beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the beneficiary
       (successor), unless the successor chooses to continue receiving payments.

 Currently only Investment Options corresponding to Portfolios of the Advanced Series Trust are available under the Beneficiary Continuation Option.

 In addition to the materials referenced above, the Beneficiary will be provided with a prospectus and a settlement agreement describing the Beneficiary Continuation Option. We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a beneficiary under the Beneficiary Continuation Option.

 SPOUSAL ASSUMPTION OF ANNUITY
 You may name your spouse as your beneficiary. If you and your spouse own your Annuity jointly, we assume that the sole primary beneficiary will be the surviving spouse unless you elect an alternative Beneficiary Designation. Unless you elect an alternative Beneficiary Designation, the spouse beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional purchase payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional purchase payments.

 See the section entitled "Managing Your Annuity" - "Spousal Designations" and "Contingent Annuitant" for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an Annuity owned by a Custodial Account.

 WHEN DO YOU DETERMINE THE DEATH BENEFIT?
 We determine the amount of the Death Benefit as of the date we receive "due proof of death" (and in certain limited circumstances as of the date of death), any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit. "Due proof of death" may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of "due proof of death" we automatically transfer the Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to an eligible annuity payment option.

 Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death Benefit. During the period from the date of death until we receive all required paper work, the amount of the Death Benefit may be subject to market fluctuations.

 EXCEPTIONS TO AMOUNT OF DEATH BENEFIT
 There are certain exceptions to the amount of the Death Benefit:

 Death Benefit Suspension Period. You should be aware that there is a Death Benefit suspension period (unless prohibited by applicable law). If the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter), and did not become the Owner or Annuitant due to the prior Owner's or Annuitant's death, any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period as to that person from the date he or she first became Owner or Annuitant. While the two year suspension is in effect, the Death Benefit amount will equal the Account Value plus the Interim Value in the MVA Fixed Allocations, less any Purchase Credits (for Optimum XTra) granted during the period beginning 12 months prior to decedent's date of death and ending on the date we receive Due Proof of death. Thus, if you had elected an Optional Death Benefit, and the suspension were in effect, you would be paying the fee for the Optional Death Benefit even though during the suspension period your Death Benefit would have been limited to the Account Value plus the Interim Value in the MVA Fixed Allocations. After the two year suspension period is completed, the Death Benefit is the same as if the suspension period had not been in force. See the section of the prospectus above generally with regard to changes of Owner and Annuitant that are allowable.

 With respect to a Beneficiary Annuity, the Death Benefit is triggered by the death of the beneficial Owner (or the Key Life, if entity-owned). However, if the Annuity is held as a Beneficiary Annuity, the Owner is an entity, and the Key Life is already deceased, then no Death Benefit is payable upon the death of the beneficial Owner.

                            VALUING YOUR INVESTMENT

 HOW IS MY ACCOUNT VALUE DETERMINED?
 During the accumulation period, your Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. For Annuities with a Highest Daily Lifetime Five election, Account Value also includes the value of any allocation to the Benefit Fixed Rate Account. See the "Living Benefits - Highest Daily Lifetime Five" section of the Prospectus for a description of the Benefit Fixed Rate Account. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. The Account Value includes any Credits we applied to your Purchase Payments which we are entitled to take back under certain circumstances. When determining the Account Value on a day more than 30 days prior to an MVA Fixed Allocation's Maturity Date, the Account Value may include any Market Value Adjustment that would apply to an MVA Fixed Allocation (if withdrawn or transferred) on that day.

 WHAT IS THE SURRENDER VALUE OF MY ANNUITY?
 The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under "Glossary of Terms" above.

 HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?
 When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, the Distribution Charge (if applicable), and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge, any Distribution Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled "What Happens to My Units When There is a Change in Daily Asset-Based Charges?" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

 Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

 EXAMPLE
 Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you
 158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

 HOW DO YOU VALUE FIXED ALLOCATIONS?
 During the Guarantee Period, we use the concept of an Interim Value. The Interim Value can be calculated on any day and is equal to the initial value allocated to an MVA Fixed Allocation plus all interest credited to an MVA Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market Value Adjustment. If you made any transfers or withdrawals from an MVA Fixed Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of an MVA Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the MVA Fixed Allocation times the Market Value Adjustment factor.

 WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?
 Prudential Annuities is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m.
 EST). Generally, financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-Valuation Day or after the close of the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.

 There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request.

 The NYSE is closed on the following nationally recognized holidays: New Year's Day, Martin Luther King, Jr. Day, Washington's Birthday, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving, and Christmas. On those dates, we will not process any financial transactions involving purchase or redemption orders.

 Prudential Annuities will also not process financial transactions involving purchase or redemption orders or transfers on any day that:
..   trading on the NYSE is restricted;
..   an emergency as determined by the SEC, exists making redemption or valuation of securities held in the separate account impractical; or
..   the SEC, by order, permits the suspension or postponement for the protection of security holders.

 INITIAL PURCHASE PAYMENTS: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive all of our requirements at our office to issue an Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment (and any associated Credits with respect to Optimum XTra) and issue an Annuity within two (2) Valuation Days. With respect to both your initial Purchase Payment and any subsequent Purchase Payment that is pending investment in our separate account, we may hold the amount temporarily in our general account and may earn interest on such amount. You will not be credited with interest during that period.

 As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm's principal approval and is provided with the application, or is notified of the firm principal's rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer's funds at the customer's request prior to the firm's principal approval or upon the firm's rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense account may be subject to our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable Federal and State laws.

 ADDITIONAL PURCHASE PAYMENTS: We will apply any additional Purchase Payments (and any associated Credit with respect to Optimum XTra) on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions.

 SCHEDULED TRANSACTIONS: Scheduled transactions include transfers made in connection with dollar cost averaging, the asset allocation program, auto-rebalancing, systematic withdrawals, systematic investments, required minimum distributions, substantially equal periodic payments under
 Section 72(t) of the Code, or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to required minimum distributions, substantially equal periodic payments under Section 72(t) of the Code, systematic withdrawals and annuity payments only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.

 UNSCHEDULED TRANSACTIONS: "Unscheduled" transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner's signature. Specifically, we reserve the right to perform a signature verification for (a) any withdrawal exceeding a certain dollar amount and (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the Financial Professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in good order, and will process the transaction in accordance with the discussion in "When Do You Process And Value Transactions?"

 MEDICALLY-RELATED SURRENDERS & DEATH BENEFITS: Medically-related surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

 We are generally required by law to pay any surrender request or death benefit claims from the Separate Account within 7 days of our receipt of your request in good order.

 WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES? TERMINATION OF OPTIONAL BENEFITS: Except for the Guaranteed Minimum Income Benefit, generally the "Combination 5% Roll-up and Highest Anniversary Value Death Benefit" and the Highest Daily Value Death Benefit, which cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This change may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the change; however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).

                              TAX CONSIDERATIONS

 The tax considerations associated with an Annuity vary depending on whether the contract is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of contracts below. The discussion is general in nature and describes only federal income tax law (not state or other tax laws). It is based on current law and interpretations, which may change. The information provided is not intended as tax advice. You should consult with a qualified tax advisor for complete information and advice. References to purchase payments below relate to your cost basis in your contract. Generally, your cost basis in a contract not associated with a tax-favored retirement plan is the amount you pay into your contract, or into annuities exchanged for your contract, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible IRA contributions. The discussion includes a description of certain spousal rights under the contract, and our administration of such spousal rights and related tax reporting accords with our understanding of the Defense of Marriage Act (which defines a "marriage" as a legal union between a man and a woman and a "spouse" as a person of the opposite sex). Depending on the state in which your annuity is issued, we may offer certain spousal benefits to civil union couples or same-sex marriages. You should be aware, however, that federal tax law does not recognize civil unions or same-sex marriages. Therefore, we cannot permit a civil union partner or same-sex spouse to continue the annuity within the meaning of the tax law upon the death of the first partner under the annuity's "spousal continuance" provision. Civil union couples and same-sex marriage spouses should consider that limitation before selecting a spousal benefit under the annuity.

 The discussion below generally assumes that the Annuity Contract is issued to the Contract Owner. For Annuity Contracts issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for Nonqualified Annuity Contracts and Required Distributions Upon Your Death for Qualified Annuity Contracts in this Tax Considerations section.

 NONQUALIFIED ANNUITY CONTRACTS
 IN GENERAL, AS USED IN THIS PROSPECTUS, A NONQUALIFIED ANNUITY IS OWNED BY AN INDIVIDUAL OR NON-NATURAL PERSON AND IS NOT ASSOCIATED WITH A TAX-FAVORED RETIREMENT PLAN.

 TAXES PAYABLE BY YOU
 We believe the Annuity is an annuity contract for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the contract. Generally, annuity contracts issued by the same company (and affiliates) to you during the same calendar year must be treated as one annuity contract for purposes of determining the amount subject to tax under the rules described below. Charges for investment advisory fees that are taken from the contract are treated as a partial withdrawal from the contract and will be reported as such to the contract owner.

 It is possible that the Internal Revenue Service (IRS) could assert that some or all of the charges for the optional benefits under the contract should be treated for federal income tax purposes as a partial withdrawal from the contract. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the contract. Additionally, for owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty. If the IRS determines that the charges for one or more benefits under the contract are taxable withdrawals, then the sole or surviving owner will be provided with a notice from us describing available alternatives regarding these benefits.

 You must commence annuity payments or surrender your contract no later than the first day of the calendar month next following the maximum Annuity date for your Contract. For some of our contracts, you are able to choose to defer the Annuity Date beyond the default Annuity date described in your Contract. However, the IRS may not then consider your contract to be an annuity under the tax law.

 TAXES ON WITHDRAWALS AND SURRENDER
 If you make a withdrawal from your contract or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of purchase payments, until all gain has been withdrawn. Once all gain has been withdrawn, payments will be treated as a nontaxable return of purchase payments until all purchase payments have been returned. After all purchase payments are returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any withdrawals from the contract while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefit benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your contract as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If you transfer your contract for less than full consideration, such as by gift, you will also trigger tax on any gain in the contract. This rule does not apply if you transfer the contract to your spouse or under most circumstances if you transfer the contract incident to divorce.

 If you choose to receive payments under an interest payment option, or a beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the contract to income tax.

 TAXES ON ANNUITY PAYMENTS
 A portion of each annuity payment you receive will be treated as a partial return of your purchase payments and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your purchase payments (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the contract. After the full amount of your purchase payments have been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the annuitant before the full amount of your purchase payments have been recovered, a tax deduction may be allowed for the unrecovered amount.

 If your contract value is reduced to zero but the contract remains in force due to a benefit provision, further distributions from the contract will be reported as annuity payments, using an exclusion ratio based upon the undistributed purchase payments in the contract and the total value of the anticipated future payments until such time as all purchase payments have been recovered.

 Please refer to your Annuity for the maximum Annuity Date, also described above.

 TAX PENALTY FOR EARLY WITHDRAWAL FROM A NONQUALIFIED ANNUITY CONTRACT
 You may owe a 10% tax penalty on the taxable part of distributions received from your Nonqualified Annuity contract before you attain age 59 1/2. Amounts are not subject to this tax penalty if:
..   the amount is paid on or after you reach age 59 1/2 or die;
..   the amount received is attributable to your becoming disabled;
..   generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years and modification of payments during that time period will result in retroactive application of the 10% tax penalty);
    or
..   the amount received is paid under an immediate annuity contract (in which annuity payments begin within one year of purchase).

 Other exceptions to this tax may apply. You should consult your tax advisor for further details.

 SPECIAL RULES IN RELATION TO TAX-FREE EXCHANGES UNDER SECTION 1035
 Section 1035 of the Internal Revenue Code of 1986, as amended (Code), permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. In Revenue Procedure 2008-24, the IRS has indicated that where there is a surrender or distribution from either the initial annuity contract or receiving annuity contract within 12 months of the date on which the partial exchange was completed, the transfer will retroactively be treated as a taxable distribution from the initial annuity contract and a contribution to the receiving annuity contract. Tax free exchange treatment will be retained if, between the date of the tax-free exchange and the date of the subsequent distribution, you become eligible for an exception to the 10% federal income tax penalty, other than the exceptions for substantially equal periodic payments or distributions under an immediate annuity. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

 If an Annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any purchase payments made to the original contract prior to August 14, 1982 will be treated as made to the new contract prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a recovery of your investment in the contract first until purchase payments made before August 14, 1982 are withdrawn. Moreover, income allocable to purchase payments made before August 14, 1982 is not subject to the 10% tax penalty.

 TAXES PAYABLE BY BENEFICIARIES
 The Death Benefit options are subject to income tax to the extent the distribution exceeds the cost basis in the contract. The value of the Death Benefit, as determined under federal law, is also included in the owner's estate for federal estate tax purposes. Generally, the same tax rules described above would also apply to amounts received by your beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit
..   As a lump sum payment: the beneficiary is taxed in the year of payment on gain in the contract.
..   Within 5 years of death of owner: the beneficiary is taxed as amounts are withdrawn (in this case gain is treated as being distributed first).
..   Under an annuity or annuity settlement option with distribution beginning within one year of the date of death of the owner: the beneficiary is taxed on each payment (part will be treated as gain and part as return of purchase payments).

 CONSIDERATIONS FOR CONTINGENT ANNUITANTS: We may allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity owner when such contracts do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

 REPORTING AND WITHHOLDING ON DISTRIBUTIONS
 Taxable amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity or similar periodic payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide.

 State income tax withholding rules vary and we will withhold based on the rules of your State of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.

 Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax advisor regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

 ENTITY OWNERS
 Where a contract is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the contract will not be taxed as an annuity and increases in the value of the contract over its cost basis will be subject to tax annually.

 Where a contract is issued to a trust, and such trust is characterized as a grantor trust under the Code, such contract shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity.

 Where a contract is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the contract is required to terminate upon the death of the grantor of the trust if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the contract.

 ANNUITY QUALIFICATION
 Diversification And Investor Control. In order to qualify for the tax rules applicable to annuity contracts described above, the assets underlying the Sub-accounts of an Annuity must be diversified, according to certain rules under the Internal Revenue Code. Each portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the United States or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the portfolios underlying the variable investment options of the Annuity meet these diversification requirements.

 An additional requirement for qualification for the tax treatment described above is that we, and not you as the contract owner, must have sufficient control over the underlying assets to be treated as the owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the investment options offered pursuant to this Prospectus. We reserve the right to take any action, including modifications to your Annuity or the investment options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected owners and will be made with such notice to affected owners as is feasible under the circumstances.

 REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR NONQUALIFIED ANNUITY CONTRACTS. Upon your death, certain distributions must be made under the contract. The required distributions depend on whether you die before you start taking annuity payments under the contract or after you start taking annuity payments under the contract. If you die on or after the Annuity Date, the remaining portion of the interest in the contract must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the contract must be distributed within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated beneficiary (provided such payments begin within one year of your death). Your designated beneficiary is the person to whom benefit rights under the contract pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the owner. For Nonqualified annuity contracts owned by a non-natural person, the required distribution rules apply upon the death of the annuitant. This means that for a contract held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitants to die.

 CHANGES IN YOUR ANNUITY. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an annuity contract for tax purposes. Any such changes will apply to all contract owners and you will be given notice to the extent feasible under the circumstances.

 QUALIFIED ANNUITY CONTRACTS
 IN GENERAL, AS USED IN THIS PROSPECTUS, A QUALIFIED ANNUITY IS AN ANNUITY CONTRACT WITH APPLICABLE ENDORSEMENTS FOR A TAX-FAVORED PLAN OR A NONQUALIFIED ANNUITY CONTRACT HELD BY A TAX-FAVORED RETIREMENT PLAN.

 The following is a general discussion of the tax considerations for Qualified Annuity contracts. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your Financial Professional prior to purchase to confirm if this contract is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this contract.

 A Qualified annuity may typically be purchased for use in connection with:
..   Individual retirement accounts and annuities (IRAs), including inherited
    IRAs (which we refer to as a Beneficiary IRA ), which are subject to Sections 408(a) and 408(b) of the Code;
..   Roth IRAs, including inherited Roth IRAs (which we refer to as a
    Beneficiary Roth IRA), under Section 408A of the Code;
..   A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);
..   H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);
..   Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax
    Deferred Annuities or TDAs);
..   Section 457 plans (subject to 457 of the Code).

 A Nonqualified annuity may also be purchased by a 401(a) trust or custodial IRA or Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

 You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in annuity contracts. This means that when a tax favored plan invests in an annuity contract, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

 TYPES OF TAX-FAVORED PLANS
 IRAs. If you buy an Annuity for use as an IRA, we will provide you a copy of the prospectus and contract. The "IRA Disclosure Statement" and "Roth IRA Disclosure Statement" which accompany the prospectus contain information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (some of which is summarized below), the IRS requires that you have a "free look" after making an initial contribution to the contract. During this time, you can cancel the Annuity by notifying us in writing, and we will refund all of the purchase payments under the Annuity (or, if provided by applicable state law, the amount credited under the Annuity, if greater), less any applicable federal and state income tax withholding.

 Contributions Limits/Rollovers. Subject to the minimum purchase payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a "rollover" of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2010 the contribution limit is $5,000. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation.

 The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA," which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA.

 In some circumstances, non-spouse beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse beneficiaries under the Code are more restrictive than the rollover rules applicable to owner/participants and spouse beneficiaries. Generally, non-spouse beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. Under the Worker, Retiree and Employer Recovery Act of 2008, employer retirement plans are required to permit non-spouse beneficiaries to roll over funds to an inherited IRA for plan years beginning after December 31, 2009. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.

 Required Provisions. Contracts that are IRAs (or endorsements that are part of the contract) must contain certain provisions:
..   You, as owner of the contract, must be the "annuitant" under the contract
    (except in certain cases involving the division of property under a decree of divorce);
..   Your rights as owner are non-forfeitable;
..   You cannot sell, assign or pledge the contract;
..   The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);
..   The date on which required minimum distributions must begin cannot be later than April 1st of the calendar year after the calendar year you turn age
    70 1/2; and
..   Death and annuity payments must meet "required minimum distribution" rules described below.

 Usually, the full amount of any distribution from an IRA (including a distribution from this contract) which is not a rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding a Nonqualified Annuity. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:
..   A 10% early withdrawal penalty described below;
..   Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or
..   Failure to take a required minimum distribution, also described below.

 SEPs. SEPs are a variation on a standard IRA, and contracts issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:
..   If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
    (a) $49,000 in 2010 ($49,000 in 2009) or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer's SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2010, this limit is $245,000 ($245,000 for 2009);
..   SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and
..   SEPs that contain a salary reduction or "SARSEP" provision prior to 1997 may permit salary deferrals up to $16,500 in 2010 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $5,500 in 2010. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same "free look" period, as you would have if you purchased the contract for a standard IRA.

 ROTH IRAs. The "Roth IRA Disclosure Statement" contains information about eligibility, contribution limits, tax particulars and other Roth IRA information. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:
..   Contributions to a Roth IRA cannot be deducted from your gross income;
..   "Qualified distributions" from a Roth IRA are excludable from gross income.
    A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the owner of the IRA attains age 59 1/2; (b) after the owner's death; (c) due to the owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

..   If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

 Subject to the minimum purchase payment requirements of an Annuity, if you meet certain income limitations you may purchase an Annuity for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, conduit IRA, SEP, SIMPLE IRA or Roth IRA by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. Beginning January 2008, an individual receiving an eligible rollover distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can directly roll over contributions to a Roth IRA. This conversion triggers current taxation (but is not subject to a 10% early distribution penalty). Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Prior to January 1, 2010, income and filing status limitations applied to rollovers from non-Roth accounts to a Roth IRA.

 Non-spouse beneficiaries receiving a distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse beneficiaries cannot "rollover" benefits from a traditional IRA to a Roth IRA.

 TDAs. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the annuity are nonforfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $16,500 in 2010. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $5,500 in 2010. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. A contract may generally only qualify as a TDA if distributions of salary deferrals (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:
..   Your attainment of age 59 1/2;
..   Your severance of employment;
..   Your death;
..   Your total and permanent disability; or
..   Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).

 In any event, you must begin receiving distributions from your TDA by April 1/st/ of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the contract, or to any "direct transfer" of your interest in the contract to another employer's TDA plan or mutual fund "custodial account" described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

 CAUTION: Under recent IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g, transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in good order, and will not therefore process the transaction, until we receive the employer's approval in written or electronic form.

 REQUIRED MINIMUM DISTRIBUTIONS AND PAYMENT OPTIONS
 If you hold the contract under an IRA (or other tax-favored plan), required minimum distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner.

 Required minimum distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the contract. As a result, the required minimum distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity owner, and a reduction of payments under the living and death benefit optional riders.

 You can use the Minimum Distribution option to satisfy the required minimum distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the required minimum distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the contract as of December 31 of the prior year, but is determined without regard to other contracts you may own.

 Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same owner, similar rules apply.

 REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR QUALIFIED ANNUITY CONTRACTS
 Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, the designated beneficiary may generally elect to continue the contract and receive required minimum distributions under the contract instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were to begin, whether you have named a designated beneficiary and whether that beneficiary is your surviving spouse.

..   If you die after a designated beneficiary has been named, the death benefit must be distributed by December 31/st/ of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated beneficiary (as long as payments begin by December 31/st/ of the year following the year of death). However, if your surviving spouse is the beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with such payments beginning no later than December 31/st/ of the year following the year of death or December 31/st/ of the year in which you would have reached age 70 1/2, which ever is later. Additionally, if the contract is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the owner.
    Note that the Worker, Retiree and Employer Recovery Act of 2008 suspended Required Minimum Distributions for 2009. If your beneficiary elects to receive full distribution by December 31/st/ of the year including the five year anniversary of the date of death, 2009 shall not be included in the five year requirement period. This effectively extends this period to December 31/st/ of the year including the six year anniversary of the date of death.
..   If you die before a designated beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31/st/ of the year including the five year anniversary of the date of death. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary. A designated beneficiary may elect to apply the rules for no designated beneficiary if those would provide a smaller payment requirement. For this distribution requirement also, 2009 shall not be included in the five year requirement period.
..   If you die before a designated beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect.
    For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary. A designated beneficiary may elect to apply the rules for no designated beneficiary if those would provide a smaller payment requirement.

 A beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules.

 Until withdrawn, amounts in a Qualified Annuity contract continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

 For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.

 TAX PENALTY FOR EARLY WITHDRAWALS FROM QUALIFIED ANNUITY CONTRACTS
 You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:
..   the amount is paid on or after you reach age 59 1/2 or die;
..   the amount received is attributable to your becoming disabled; or

..   generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually.
    (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments or additional contributions to the contract during that time period will result in retroactive application of the 10% tax penalty.)

 Other exceptions to this tax may apply. You should consult your tax advisor for further details.

 WITHHOLDING
 We will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a 457 governmental plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned contracts or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:
..   For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default; and
..   For all other distributions, we will withhold at a 10% rate.

 We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax advisor to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

 ERISA REQUIREMENTS
 ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevent a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the contract. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the contract. This information has to do primarily with the fees, charges, discounts and other costs related to the contract, as well as any commissions paid to any agent selling the contract. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this Prospectus. Information about sales representatives and commissions may be found in the sections of this Prospectus addressing distribution of the Annuities.

 Other relevant information required by the exemptions is contained in the contract and accompanying documentation.

 Please consult with your tax advisor if you have any questions about ERISA and these disclosure requirements.

 SPOUSAL CONSENT RULES FOR RETIREMENT PLANS - QUALIFIED CONTRACTS
 If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

 Defined Benefit Plans and Money Purchase Pension Plans.
 If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays Death Benefits to other beneficiaries, you may elect to have a beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

 Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

 IRAs, non-ERISA 403(b) Annuities, and 457 Plans.

 Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated beneficiary.

 GIFTS AND GENERATION-SKIPPING TRANSFERS
 If you transfer your contract to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your contract to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences+

 ADDITIONAL INFORMATION
 For additional information about federal tax law requirements applicable to IRAs and Roth IRAs, see the IRA Disclosure Statement or Roth IRA Disclosure Statement, as applicable.

                              GENERAL INFORMATION

 HOW WILL I RECEIVE STATEMENTS AND REPORTS?
 We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at www. prudentialannuities.com or any other electronic means, including diskettes or CD ROMs. We send a confirmation statement to you each time a transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We may also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, including, but not limited to, the Annual Maintenance Fee, Systematic Withdrawals (including 72(t) payments and required minimum distributions), electronic funds transfers, Dollar Cost Averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports. We reserve the right to charge up to $50 for each such additional report. We will also send an annual report and a semi-annual report containing applicable financial statements for the Portfolios to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

 WHO IS PRUDENTIAL ANNUITIES?
 Prudential Annuities Life Assurance Corporation, a Prudential Financial Company, ("Prudential Annuities") is a stock life insurance company incorporated under the laws of the State of Connecticut on July 26, 1988 and is domiciled in Connecticut with licenses in all 50 states, the District of Columbia and Puerto Rico. Prudential Annuities is a wholly-owned subsidiary of Prudential Annuities, Inc., whose ultimate parent is Prudential Financial, Inc. Prudential Annuities markets through and in conjunction with registered broker-dealers.

 Prudential Annuities offers a wide array of annuities, including (1) deferred variable annuities that are registered with the SEC, including fixed interest rate annuities that are offered as a companion to certain of our variable annuities and are registered because of their market value adjustment feature and (2) fixed annuities that are not registered with the SEC. In addition, Prudential Annuities has in force a relatively small block of variable life insurance policies and immediate variable annuities, but it no longer actively sells such policies.

 No company other than Prudential Annuities has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. Among other things, this means that where you participate in an optional living benefit or death benefit and the value of that benefit (e.g., the Protected Withdrawal for Highest Daily Lifetime 6 Plus) exceeds your current Account Value, you would rely solely on the ability of the issuing insurance company to make payments under the benefit out of its own assets. Prudential Financial, however, exercises significant influence over the operations and capital structure of Prudential Annuities.

 Prudential Annuities conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed "service providers" under the Investment Company Act of 1940. The entities engaged by Prudential Annuities may change over time. As of December 31, 2009, non-affiliated entities that could be deemed service providers to Prudential Annuities and/or an affiliated insurer within the Prudential Annuities business unit consisted of the following: Alliance-One Services Inc. (administration of variable life policies) located at 55 Hartland Street East Hartford CT 06108, Ascensus (qualified plan administrator) located at 200 Dryden Road, Dresher, PA 19025, Blue Frog Solutions, Inc. (order entry systems provider) located at 555 SW 12/th/ Ave, Suite 202 Pompano Beach, FL 33069, Broadridge Investor Communication Solutions, Inc. (proxy tabulation services), 51 Mercedes Way, Edgewood, NY 11717, EBIX Inc. (order-entry system) located at 5 Concourse Parkway Suite 3200 Atlanta, GA 30328, ExlService Holdings, Inc., ("EXL"), a Delaware corporation, having its office at 350 Park Avenue, 10/th/ Floor, New York, NY 10022, Diversified Information Technologies Inc. (records management) located at 123 Wyoming Avenue Scranton, PA 18503, Fosdick Fulfillment Corp. (fulfillment of prospectuses and marketing materials) located at 26 Barnes Industrial Park Road North Wallingford, CT 06492, Insurance Technologies (annuity illustrations) located at 38120 Amrhein Ave., Livonia, MI 48150, Lason Systems Inc. (contract printing and mailing) located at 1305 Stephenson Highway Troy, MI 48083, Morningstar Associates LLC (asset allocation recommendations) located at 225 West Wacker Drive Chicago, IL 60606, Pershing LLC (order-entry systems provider) located at One Pershing Plaza Jersey City, NJ 07399, Personix (printing and fulfillment of confirmations and client statements) located at 13100 North Promenade Boulevard Stafford, TX 77477, RR Donnelley Receivables Inc. (printing annual reports and prospectuses) located at 111 South Wacker Drive Chicago, IL 60606-4301, Stanton Group (qualified plan administrator) located at Two Pine Tree Drive Suite 400 Arden Hills, MN 55112 Attention: Alerus Retirement Solutions, State Street (accumulation unit value calculations) located at State Street Financial Center One Lincoln Street Boston, Massachusetts 02111, The Harty Press, Inc. (printing and fulfillment of marketing materials) located at 25 James Street New Haven, CT 06513, VG Reed & Sons Inc. (printing and fulfillment of annual reports) located at 1002 South 12/th/ Street Louisville, KY 40210, William B. Meyer (printing and fulfillment of prospectuses and marketing materials) located at 255 Long Beach Boulevard Stratford, CT 06615.

 WHAT ARE SEPARATE ACCOUNTS?
 The separate accounts are where Prudential Annuities sets aside and invests the assets of some of our annuities. These separate accounts were established under the laws of the State of Connecticut. The assets of each separate account are held in the name of Prudential Annuities, and legally belong to us. These assets are kept separate from all our other assets, and may not be charged with liabilities arising out of any other business we may conduct. Thus, income, gains and losses from assets allocated to a separate account are credited to or charged against each such separate account, without regard to other income, gains, or losses of Prudential Annuities or of any other of our separate accounts. The obligations under the Annuities are those of Prudential Annuities, which is the issuer of the Annuities and the depositor of the separate accounts. More detailed information about Prudential Annuities, including its audited consolidated financial statements, is provided in the Statement of Additional Information.

 SEPARATE ACCOUNT B
 During the accumulation period, the assets supporting obligations based on allocations to the Sub-accounts are held in Sub-accounts of Prudential Annuities Life Assurance Corporation Variable Account B, also referred to as "Separate Account B". Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B. Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each Sub-account generally corresponds to the name of the underlying Portfolio. Each Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge, Distribution Charge (when applicable) and the charges for any optional benefits that are offered under the Annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 ("Investment Company Act") as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B. We may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional purchase payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates. We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with SEC pronouncements and only after obtaining an order from the SEC, if required. If investment in the Portfolios or a particular Portfolio is no longer possible, in our discretion becomes inappropriate for purposes the Annuity, or for any other rationale in our sole judgment, we may substitute another portfolio or investment portfolios without your consent. The substituted portfolio may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, we will not make such substitution without any required approval of the SEC and any applicable state insurance departments. In addition, we may close Portfolios to allocation of Purchase Payments or Account Value, or both, at any time in our sole discretion. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.

 If you are enrolled in a Dollar Cost Averaging, Asset Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available Money Market Fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a Money Market Fund for any continued and future investments.

 VALUES AND BENEFITS BASED ON ALLOCATIONS TO THE SUB-ACCOUNTS WILL VARY WITH THE INVESTMENT PERFORMANCE OF THE UNDERLYING MUTUAL FUNDS OR FUND PORTFOLIOS, AS APPLICABLE. WE DO NOT GUARANTEE THE INVESTMENT RESULTS OF ANY SUB-ACCOUNT. YOUR ACCOUNT VALUE ALLOCATED TO THE SUB-ACCOUNTS MAY INCREASE OR DECREASE. YOU BEAR THE ENTIRE INVESTMENT RISK. THERE IS NO ASSURANCE THAT THE ACCOUNT VALUE OF YOUR ANNUITY WILL EQUAL OR BE GREATER THAN THE TOTAL OF THE PURCHASE PAYMENTS YOU MAKE TO US.

 SEPARATE ACCOUNT D
 During the accumulation period, assets supporting our obligations based on Fixed Allocations are held in Prudential Annuities Life Assurance Corporation Separate Account D, also referred to as "Separate Account D". Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law.

 There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

 We may employ investment managers to manage the assets maintained in Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain. We are not obligated to invest according to specific guidelines or strategies except as may be required by Connecticut and other state insurance laws.

 WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?
 Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

 VOTING RIGHTS
 We are the legal owner of the shares of the underlying mutual funds in which the Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as "mirror voting" because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also "mirror vote" shares within the separate account that are owned directly by us or by an affiliate. In addition, because all the shares of a given mutual fund held within our separate account are legally owned by us, we intend to vote all of such shares when that underlying fund seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying fund's shareholder meeting and towards the ultimate outcome of the vote. Thus, under "mirror voting," it is possible that the votes of a small percentage of contractholders who actually vote will determine the ultimate outcome. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

 Advanced Series Trust (the "Trust") has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, AST Investment Services, Inc. and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by AST Investment Services, Inc., Prudential Investments LLC and the Trustees. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust that is managed by an affiliate. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

 MATERIAL CONFLICTS
 It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered "material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

 SERVICE FEES PAYABLE TO PRUDENTIAL ANNUITIES
 Prudential Annuities and/or our affiliates receive substantial and varying administrative service payments, Rule 12b-1 fees, and "revenue sharing" payments from certain underlying Portfolios or related parties. Rule 12b-1 fees compensate our affiliated principal underwriter for distribution, marketing, and/or servicing functions. Administrative services payments compensate us for providing administrative services with respect to Annuity Owners invested indirectly in the Portfolio, which include duties such as recordkeeping, shareholder services, and the mailing of periodic reports. We receive administrative services fees with respect to both affiliated underlying Portfolios and unaffiliated underlying Portfolios. The administrative services fees we receive from affiliates originate from the assets of the affiliated Portfolio itself and/or the assets of the Portfolio's investment adviser. In recognition of the administrative services provided by the relevant affiliated insurance companies, the investment advisers to certain affiliated Portfolios also make "revenue sharing" payments to such affiliated insurance companies. In any case, the existence of these fees tends to increase the overall cost of investing in the Portfolio. In addition, because these fees are paid to us, allocations you make to these affiliated underlying Portfolios benefit us financially. In addition to the payments that we receive from underlying funds and/or their affiliates, those same funds and/or their affiliates may make payments to us and/or other insurers within the Prudential Financial group related to the offering of investment options within variable annuities or life insurance offered by different Prudential business units.

 We collect these payments and fees under agreements between us and a Portfolio's principal underwriter, transfer agent, investment adviser and/or other entities related to the Portfolio.

 The 12b-1 fees and administrative services fees that we receive may vary among the different fund complexes that are part of our investment platform. Thus, the fees we collect may be greater or smaller, based on the Portfolios that you select. In addition, we may consider these payments and fees, among a number of factors, when deciding to add or keep a Portfolio on the "menu" of Portfolios that we offer through the Annuity.

 Please see the table entitled "Underlying Mutual Fund Portfolio Annual Expenses" for a listing of the Portfolios that pay a 12b-1 fee. With respect to administrative services fees, the maximum fee that we receive is equal to 0.55% of the average assets allocated to the Portfolio(s) under the Annuity. We expect to make a profit on these fees.

 In addition, an investment adviser, sub-adviser or distributor of the underlying Portfolios may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms' registered representatives, and creating marketing material discussing the contract, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, sub-adviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser's, sub-adviser's or distributor's participation. These payments or reimbursements may not be offered by all advisers, sub-advisers, or distributor and the amounts of such payments may vary between and among each adviser, sub-adviser and distributor depending on their respective participation.

 During 2009, with regard to amounts that were paid under the kinds of arrangements described immediately above, the amounts ranged from approximately $500 to approximately $840,562. These amounts may have been paid to one or more Prudential-affiliated insurers issuing individual variable annuities.

 WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?
 Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the Annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products. PAD's principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker-dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA). Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuities but are exempt from registration ("firms"). Applications for each Annuity are solicited by registered representatives of those firms. Such representatives will also be our appointed insurance agents under state insurance law. In addition, PAD may offer the Annuities directly to potential purchasers.

 Prudential Annuities sells its annuity products through multiple distribution channels, including (1) independent broker-dealer firms and financial planners; (2) broker-dealers that are members of the New York Stock Exchange, including "wirehouse" and regional broker-dealer firms; and (3) broker-dealers affiliated with banks or that specialize in marketing to customers of banks. Although we are active in each of those distribution channels, the majority of our sales have come from the independent broker-dealer firms and financial planners. On June 1, 2006, The Prudential Insurance Company of America, an affiliate of Prudential Annuities, acquired the variable annuity business of The Allstate Corporation ("Allstate"), which included exclusive access to the Allstate affiliated broker-dealer until May 31, 2008. We began selling variable annuities through the Allstate affiliated broker-dealer registered representatives in the third quarter of 2006.

 Under the distribution agreement, commissions are paid to firms on sales of the Annuities according to one or more schedules. The registered representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of 6.0% for Optimum XTra. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of the Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to your Annuity. Commissions and other compensation paid in relation to your Annuity do not result in any additional charge to you or to the Separate Account.

 In addition, in an effort to promote the sale of our products (which may include the placement of Prudential Annuities and/or the Annuities on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or

 PAD may enter into compensation arrangements with certain broker-dealer firms (including LPL Financial Corporation) with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide. These services may include, but are not limited to: educating customers of the firm on the Annuity's features; conducting due diligence and analysis, providing office access, operations and systems support; holding seminars intended to educate the firm's registered representatives and make them more knowledgeable about the Annuities; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval. To the extent permitted by FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. In addition, we or our affiliates may provide such compensation, payments and/or incentives to firms arising out of the marketing, sale and/or servicing of variable annuities or life insurance offered by different Prudential business units.

 You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total purchase payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity. Further information about the firms that are part of these compensation arrangements appears in the Statement of Additional Information, which is available without charge upon request.

 We or PAD also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by the FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms.

 The list below identifies three general types of payments that PAD pays which are broadly defined as follows:
   . Percentage Payments based upon "Assets under Management" or "AUM": This type of payment is a percentage payment that is based upon assets, subject to certain criteria in certain held in all Prudential Annuities products.
   . Percentage Payments based upon sales: This type of payment is a percentage payment that is based upon the total amount of money received as purchase payments under Prudential Annuities annuity products sold through the firm.
   . Fixed Payments: These types of payments are made directly to or in sponsorship of the firm (or its affiliated broker-dealers). Examples of arrangements under which such payments may be made currently include, but are not limited to: sponsorships, conferences (national, regional and top producer), speaker fees, promotional items and reimbursements to firms for marketing activities or services paid by the firms and/or their registered representatives. The amount of these payments varies widely because some payments may encompass only a single event, such as a conference, and others have a much broader scope. In addition, we may make payments periodically during the relationship for systems, operational and other support.

 The list below includes the names of the firms (or their affiliated broker/dealers) that we are aware (as of December 31, 2009) received payment with respect to annuity business during 2009 (or as to which a payment amount was accrued during 2009). The firms listed below include those receiving payments in connection with marketing of products issued by Prudential Annuities Life Assurance Corporation. Your registered representative can provide you with more information about the compensation arrangements that apply upon request. During 2009, the least amount paid, and greatest amount paid, were $55 and $7,175,604, respectively.

 NAME OF FIRM:

 1st Global Capital Corp.  Associated Securities     Cadaret, Grant & Co., Inc.
 Advantage Capital         Corp.                     Calton & Associates, Inc.
 Agency                    AXA Advisors, LLC         Cambridge Investment
 Allegheny Investments     Banc of America           Research
 Ltd.                      Invest.Svs(SO)            Cambridge Legacy
 Allen & Company of        BancorpSouth Investment   Securities, LLC
 Florida, Inc.             Services, Inc.            Cantella & Co., Inc.
 Allstate Financial        BB&T Investment           Capital Advisory Corp.
 Services, LLC             Services, Inc.            Capital Analysts
 American Financial        BBVA Compass Investment   Capital Financial
 Associates                Solutions, Inc.           Services, Inc.
 American General          BCG Securities, Inc.      Capital Growth Resources
 Securities                Beneficial Investment     Capital Investment Group,
 American Independent      Services INC              Inc.
 Securities Group, LLC     Berthel Fisher & Company  Capital One Investments,
 American Portfolios       BFT Financial Group, LLC  LLC
 Financial Services        Broker Dealer Financial   Carillon Investments, Inc.
 Ameriprise Financial      Services                  Centaurus Financial, Inc.
 Services Inc              Brookstone Securities,    CFD Investments, Inc.
 Ameritas Investment Corp. Inc.
 AON Benfield Securities,  Brookstreet Securities
 INC.                      Corp.
 ------------------------------------------------------------------------------

 Citigroup Global         Invest Financial           Prime Capital Services,
 Markets, Inc.            Corporation                Inc.
 Coastal Equities Inc     Investacorp                PrimeVest Financial
 Cohen Financial          Investment Centers of      Services, Inc.
 Equities LLC             America                    Principal Financial
 Commonwealth Financial   Investment Professionals   Securities, INC.
 Network                  Investors Capital          Princor Financial
 Community Investment     Corporation                Services Corp.
 Services, Inc.           Investors Security Co.,    ProEquities, Inc.
 Comprehensive Asset      Inc.                       Professional Asset
 Management               ISG Equity Sales           Management
 Cornerstone Financial    Corporation                Prospera Financial
 Services                 J.J.B. Hilliard Lyons,     Services, Inc.
 Credit Suisse Asset      Inc.                       QA3 Financial Corp.
 Management Securities,   J.P. Turner & Company, LLC Quest Securities, Inc.
 INC.                     Janney Montgomery Scott,   Questar Capital
 Crown Capital            LLC.                       Corporation
 Securities, LP           JMS Securities L.P.        Rampart Financial
 Cumberland Brokerage     Key Investment Services    Services Inc
 Corp.                    LLC                        Raymond James &
 CUNA Brokerage           KMS Financial Services,    Associates, Inc.
 Services, Inc.           Inc.                       Raymond James Financial
 CUSO Financial           Kovack Securities, Inc.    Services
 Services, LP             LaSalle St. Securities,    RBC Capital Markets
 CW Securities, LLC       LLC                        Corporation
 David A. Noyes & Company Legend Equities            RBS Securities INC.
 Deutsche Bank            Corporation                REGAL Securities INC
 Securities, Inc.         Legg Mason Wood Walker,    Regency Securities, Inc.
 EDI Financial            Inc.                       Reliant Trading
 Equity Services, Inc.    LifeMark Securities Corp.  Resource Horizons Group
 Essex Financial          Lincoln Financial Advisors RNR Securities, LLC
 Services, INC            Lincoln Financial          Robert W. Baird & Co.,
 Essex Securities, LLC    Securities Corporation     Inc.
 FELTL & COMPANY          Lincoln Investment         Royal Alliance
 Fifth Third Securites,   Planning                   Associates, Inc.
 Inc.                     Lombard Securities, Inc.   Sage Rutty & Co., Inc.
 Financial Network        LPL Financial Corporation  Sagepoint Financial, INC.
 Investment Corp.         M Holdings Securities, Inc Sammons Securities Co.,
 Financial Planning       Main Street Securities,    LLC
 Consultants              LLC                        Sauders Retirement
 Financial West Group     McClurg Capital            Advisors, Inc.
 Fintegra, LLC            Corporation                Saunders Discount
 First Allied             Medallion Investment       Brokerage, Inc.
 Securities, Inc.         Services                   Scott & Stringfellow, Inc.
 First Citizens Investor  Merrill Lynch              Securian Financial
 Services, INC            MetLife Securities, Inc.   Services, Inc.
 First Heartland          Michigan Securities, Inc.  Securities America, Inc.
 Capital, Inc.            MidAmerica Financial       Securities Service
 First Tennessee          Services, Inc.             Network, Inc.
 Brokerage, Inc.          MML Investors Services,    Sigma Financial
 First Western Advisors   Inc.                       Corporation
 Foothill Securities,     Money Concepts Capital     Signator Investors, Inc.
 Inc.                     Corp.                      SII Investments, Inc.
 Foresters Equity         Moors & Cabot, Inc.        Spelman & Co., Inc.
 Services INC             Morgan Keegan & Company    Sterne, Agee & Leach, Inc.
 Fortune Financial        Morgan Stanley Smith       Stifel Nicolaus & Co.,
 Services, Inc.           Barney, LLC.               Inc.
 Founders Financial       Multi-Financial            Summit Brokerage
 Securities LLC           Securities Corp.           Services, Inc.
 Franklin Templeton       Mutual Service Corporation Summit Equities, Inc.
 Financial Services Corp. National Planning          SunAmerica Securities,
 FSC Securities Corp.     Corporation                Inc.
 FSIC                     National Securities Corp.  Sunset Financial
 G.A. Repple & Company    Nationwide Planning        Services, Inc.
 Garden State             Associates, Inc            SunTrust Investment
 Securities, Inc.         Nationwide Securities, LLC Services, Inc.
 Gary Goldberg & Co.,     New England Securities     SWS Financial Services,
 Inc.                     Corp.                      Inc.
 Geneos Wealth            Next Financial Group, Inc. Synergy Investment Group,
 Management, Inc.         NFP Securities, Inc.       LLC
 Genworth Financial       Normandy Securities, INC.  T.S. Phillips
 Securities Corp.         North Ridge Securities     Investments, Inc.
 Girard Securities, Inc.  Corp.                      TD Waterhouse Investor
 Great American           Northstar Financial        Services, Inc.
 Advisors, Inc.           Partners, Inc.             TFS Securities, Inc.
 GunnAllen Financial,     NRP Financial, Inc.        The Investment Center,
 Inc.                     NYLIFE Securities LLC      Inc.
 GWN Securities, Inc.     OHIO National Equities,    The O.N. Equity Sales Co.
 H. Beck, Inc.            INC.                       The Strategic Financial
 Hantz Financial          OneAmerica Securities,     Alliance, Inc.
 Services, Inc.           Inc.                       TimeCapital Securities
 Harbour Investments,     Oppenheimer & Co., Inc.    Corp.
 Inc.                     (Fahnestock)               Tower Square Securities,
 Hazard & Siegel, Inc.    Pacific Advisory Group of  Inc.
 HBW Securities LLC       America, LLC               TransAmerica Financial
 Heritage Financial       Pacific Financial          Advisors, Inc.
 System, Inc.             Associates, Inc.           Triad Advisors, Inc.
 Horizon Financial        Pacific West Securities,   Trustmont Financial
 Investment Corporation   Inc.                       Group, Inc.
 Hornor, Townsend &       Packerland Brokerage       UBS Financial Services,
 Kent, Inc.               Services, Inc.             Inc.
 IMS Securities           Park Avenue Securities,    United Planners Financial
 Independent Financial    LLC                        Services of America
 Grp, LLC                 Paulson Investment Co.,    USA Financial Securities
 Infinex Investments,     Inc.                       Corp.
 Inc.                     PlanMember Securities      UVEST Financial Services
 ING Financial Partners,  Corp.                      Group, Inc.
 Inc.                     PNC Investments, LLC       VALIC Financial Advisors,
 Institutional            Presidential Brokerage,    Inc
 Securities Corp.         Inc.                       Valmark Securities, Inc.
 Intervest International
 Equities Corp.
 ------------------------------------------------------------------------------

 Veritrust Financial, LLC  Wells Fargo Advisors LLC  World Choice Securities,
 VSR Financial Services,   Wells Fargo Advisors LLC  Inc.
 Inc.                      - Wealth                  World Equity Group, Inc.
 Wall Street Financial     Wells Fargo Investments,  World Group Securities,
 Group                     LLC                       Inc.
 Walnut Street             Westminster Financial     Worth Financial Group, Inc
 Securities, Inc.          Securities, Inc.          WRP Investments, Inc.
 Waterford Investor        Weston Securities Corp.
 Services, Inc.            WFG Investments, Inc.
 Waterstone Financial      Woodbury Financial
 Group, Inc.               Services, Inc.
 Wells Fargo Advisors
 Financial Network LLC
 ------------------------------------------------------------------------------

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
 Prudential Annuities Life Assurance Corporation incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Prudential Annuities Life Assurance Corporation, One Corporate Drive, Shelton, CT 06484 or by calling 888-PRU-2888. We file periodic reports as required under the Securities Exchange Act of 1934. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

 FINANCIAL STATEMENTS
 The financial statements of the Separate Account and Prudential Annuities Life Assurance Corporation are included in the Statement of Additional Information.

 HOW TO CONTACT US
 You can contact us by:
..   calling our Customer Service Team at 1-888-PRU-2888 during our normal business hours, or our telephone automated response system at
    1-800-766-4530.
..   writing to us via regular mail at Prudential Annuities - Variable
    Annuities, P.O. Box 7960, Philadelphia, PA 19176 OR for express mail Prudential Annuities - Variable Annuities, 2101 Welsh Road, Dresher, PA 19025. NOTE: Failure to send mail to the proper address may result in a delay in our receiving and processing your request.
..   sending an email to customerservice@prudential.com or visiting our Internet
    Website at WWW. PRUDENTIALANNUITIES.COM.
..   accessing information about your Annuity through our Internet Website at
    WWW. PRUDENTIALANNUITIES.COM.

 You can obtain account information by calling our automated response system and at WWW. PRUDENTIALANNUITIES.COM, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or your Financial Professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at WWW. PRUDENTIALANNUITIES.COM, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

 Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

 Prudential Annuities does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Prudential Annuities reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

 INDEMNIFICATION
 Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

 LEGAL PROCEEDINGS
 Prudential Annuities is subject to legal and regulatory actions in the ordinary course of its businesses, including class action lawsuits. Our pending legal and regulatory actions include proceedings specific to us and proceedings generally applicable to business practices in the industry in which we operate. We may be subject to class action lawsuits and other litigation alleging, among other things, that we made improper or inadequate disclosures in connection with the sale of annuity products or charged excessive or impermissible fees on these products, recommended unsuitable products to customers, mishandled customer accounts or breached fiduciary duties to customers. We are also subject to litigation arising out of our general business activities, such as our investments and contracts, and could be exposed to claims or litigation concerning certain business or process patents. Regulatory authorities from time to time make inquiries and conduct investigations and examinations relating particularly to us and our products. In addition, we, along with other participants in the business in which we engage, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of our pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of a litigation or regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain. The following is a summary of certain pending proceedings.

 Commencing in 2003, we received formal requests for information from the SEC and the New York Attorney General's Office ("NYAG") relating to market timing in variable annuities by certain American Skandia entities. In connection with these investigations, with the approval of Skandia, an offer was made by American Skandia to the SEC and NYAG, to settle these matters by paying restitution and a civil penalty. In April 2009, AST Investment Services, Inc., formerly named American Skandia Investment Services, Inc. ("ASISI"), reached a resolution of these previously disclosed investigations by the SEC and the NYAG into market timing related misconduct involving certain variable annuities. The settlements relate to conduct that generally occurred between January 1998 and September 2003. Prudential Financial, Inc. acquired ASISI from Skandia Insurance Company Ltd (publ) ("Skandia") in May 2003. Subsequent to the acquisition, we implemented controls, procedures and measures designed to protect customers from the types of activities involved in these investigations. These settlements resolve the investigations by the above named authorities into these matters, subject to the settlement terms. Under the terms of the settlements, ASISI has paid a total of $34 million in disgorgement and an additional $34 million as a civil money penalty into a Fair Fund administered by the SEC to compensate those harmed by the market timing related activities. Pursuant to the settlements, ASISI has retained, at its ongoing cost and expense, the services of an Independent Distribution consultant acceptable to the Staff of the SEC to develop a proposed plan for the distribution of Fair Fund amounts according to a methodology developed in consultation with and acceptable to the Staff. As part of these settlements, ASISI hired an independent third party which conducted a compliance review and issued a report of its findings and recommendations to ASISI's Board of Directors, the Audit Committee of the Advanced Series Trust Board of Trustees and the Staff of the SEC. In addition, ASISI has agreed, among other things, to continue to cooperate with the SEC and NYAG in any litigation, ongoing investigations or other proceedings relating to or arising from their investigations into these matters. Under the terms of the Acquisition Agreement pursuant to which Prudential Financial, Inc. acquired ASISI from Skandia, we were indemnified for the settlements.

 We have substantially completed a remediation program to correct errors in the administration of approximately 11,000 annuity contracts issued by us. The owners of these contracts did not receive notification that the contracts were approaching or past their designated annuitization date or default annuitization date (both dates referred to as the "contractual annuity date") and the contracts were not annuitized at their contractual annuity dates. Some of these contracts also were affected by data integrity errors resulting in incorrect contractual annuity dates. The lack of notice and the data integrity errors, as reflected on the annuities administrative system, all occurred before the acquisition of Prudential Annuities by Prudential Financial, Inc. (the "Acquisition"). We had previously advised Skandia that the remediation and administrative costs of the remediation program are subject to the indemnification provisions of the Acquisition Agreement We have resolved our indemnification claims with Skandia.

 During the third quarter of 2004, we identified a system-generated calculation error in our annuity contract administration system that existed prior to the Acquisition. This error related to the calculation of amounts due to customers for certain transactions subject to a market value adjustment upon the surrender or transfer of monies out of their annuity contract's fixed allocation options. The error resulted in an underpayment to policyholders, as well as additional anticipated costs to us associated with remediation, breakage and other losses. Our consultants have developed the systems functionality to compute remediation amounts and are in the process of running the computations on affected contracts. We contacted state insurance regulators and commenced Phase I of our outreach to customers on November 12, 2007. Phase II commenced on June 6, 2008. Phase III commenced December 5,
 2008. Phase IV commenced June 12, 2009. Contracts requiring manual calculations will be remediated in smaller batches through the 4th quarter. We are exploring alternate methodologies for approximately 1,000 remaining contracts. We previously advised Skandia that a portion of the remediation and related administrative costs are subject to the indemnification provisions of the Acquisition Agreement. We resolved our indemnification claims with Skandia.

 Our litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, the outcomes cannot be predicted. It is possible that the results of operations or the cash flow of Prudential Annuities in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of our litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on our financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on our financial position.

 CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION
 The following are the contents of the Statement of Additional Information:

 General Information about Prudential Annuities
   Prudential Annuities Life Assurance Corporation
   Prudential Annuities Life Assurance Corporation Variable Account B
   Prudential Annuities Life Assurance Corporation Separate Account D
 Principal Underwriter/Distributor - Prudential Annuities Distributors, Inc.
 How the Unit Price is Determined
 Additional Information on Fixed Allocations
   How We Calculate the Market Value Adjustment
 General Information
   Voting Rights
   Modification
   Deferral of Transactions
   Misstatement of Age or Sex
   Ending the Offer
 Annuitization
 Experts
 Legal Experts
 Financial Statements

     APPENDIX A - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B
                           ACCUMULATION UNIT VALUES

 Separate Account B consists of multiple Sub-accounts that are available as investment options for the Prudential Annuities' Annuities. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.

 UNIT PRICES AND NUMBERS OF UNITS: The following tables show for each Annuity:
 (a) the historical Unit Price, corresponding to the Annuity features bearing the highest and lowest combinations of asset-based charges*, as of the dates shown, for Units in each of the Sub-accounts of Separate Account B that are being offered pursuant to this Prospectus**; and (b) the number of Units outstanding for each such Sub-account as of the dates shown. The period for each year begins on January 1 and ends on December 31. Since November 18, 2002, we have been determining, on a daily basis, multiple Unit Prices for each Sub-account of Separate Account B. We compute multiple Unit Prices because several of our variable annuities invest in the same Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. When a Unit Price was first calculated for a particular Sub-account, we set the price of that Unit at $10.00 per Unit. Thereafter, Unit Prices vary based on market performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2010.

 * Note: While a unit price is reflected for the maximum combination of asset based charges for each Sub-account, not all Sub-accounts are available if you elect certain optional benefits.
 ** The remaining unit values appear in the Statement of Additional
    Information, which you may obtain free of charge by sending in the request form at the end of the Prospectus or contacting us at 1-888-PRU-2888.

                                  OPTIMUM XTRA
                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                   PROSPECTUS

          ACCUMULATION UNIT VALUES: With No Optional Benefits (1.75%)

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN CORE VALUE PORTFOLIO
    06/30/2008 to 12/31/2008                           $13.63            $9.51            162,150
    01/01/2009 to 12/31/2009                            $9.51           $11.57            232,439
-------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH & INCOME PORTFOLIO
    06/30/2008 to 12/31/2008                           $14.10            $9.96            371,815
    01/01/2009 to 12/31/2009                            $9.96           $11.67            621,602
-------------------------------------------------------------------------------------------------------
AST CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    06/30/2008 to 12/31/2008                           $10.79            $7.70          5,254,768
    01/01/2009 to 12/31/2009                            $7.70            $9.48          9,649,337
-------------------------------------------------------------------------------------------------------
AST COHEN & STEERS REALTY PORTFOLIO
    06/30/2008 to 12/31/2008                           $21.71           $14.38             50,033
    01/01/2009 to 12/31/2009                           $14.38           $18.64            105,825
-------------------------------------------------------------------------------------------------------
AST BALANCED ASSET ALLOCATION PORTFOLIO
    06/30/2008 to 12/31/2008                           $10.78            $8.18          4,544,410
    01/01/2009 to 12/31/2009                            $8.18            $9.90          9,195,019
-------------------------------------------------------------------------------------------------------
AST FEDERATED AGGRESSIVE GROWTH PORTFOLIO
    06/30/2008 to 12/31/2008                           $21.30           $14.22            104,149
    01/01/2009 to 12/31/2009                           $14.22           $18.53            232,311
-------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO
    06/30/2008 to 12/31/2008                           $17.45           $10.70             86,649
    01/01/2009 to 12/31/2009                           $10.70           $16.52            253,562

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST INTERNATIONAL GROWTH PORTFOLIO
    06/30/2008 to 12/31/2008                              $21.21           $11.88            279,897
    01/01/2009 to 12/31/2009                              $11.88           $15.80            487,491
----------------------------------------------------------------------------------------------------------
AST INTERNATIONAL VALUE PORTFOLIO
    06/30/2008 to 12/31/2008                              $21.23           $13.65            149,062
    01/01/2009 to 12/31/2009                              $13.65           $17.50            230,878
----------------------------------------------------------------------------------------------------------
AST JPMORGAN INTERNATIONAL EQUITY PORTFOLIO
    06/30/2008 to 12/31/2008                              $18.54           $11.98            113,373
    01/01/2009 to 12/31/2009                              $11.98           $15.99            221,273
----------------------------------------------------------------------------------------------------------
AST LARGE-CAP VALUE PORTFOLIO
    06/30/2008 to 12/31/2008                              $12.72            $8.83            276,477
    01/01/2009 to 12/31/2009                               $8.83           $10.36            346,012
----------------------------------------------------------------------------------------------------------
AST LORD ABBETT BOND-DEBENTURE PORTFOLIO
    06/30/2008 to 12/31/2008                              $13.78           $10.62            187,186
    01/01/2009 to 12/31/2009                              $10.62           $14.04            462,990
----------------------------------------------------------------------------------------------------------
AST MARSICO CAPITAL GROWTH PORTFOLIO
    06/30/2008 to 12/31/2008                              $15.05            $9.68            585,331
    01/01/2009 to 12/31/2009                               $9.68           $12.34            888,567
----------------------------------------------------------------------------------------------------------
AST MID-CAP VALUE PORTFOLIO
    06/30/2008 to 12/31/2008                              $16.54           $10.84             84,121
    01/01/2009 to 12/31/2009                              $10.84           $14.79            131,073
----------------------------------------------------------------------------------------------------------
AST MFS GROWTH PORTFOLIO
    06/30/2008 to 12/31/2008                              $14.65            $9.90            101,558
    01/01/2009 to 12/31/2009                               $9.90           $12.10            319,640
----------------------------------------------------------------------------------------------------------
AST MONEY MARKET PORTFOLIO
    06/30/2008 to 12/31/2008                              $10.52           $10.54          4,924,789
    01/01/2009 to 12/31/2009                              $10.54           $10.38          6,589,463
----------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO
    06/30/2008 to 12/31/2008                              $18.31           $11.65            166,699
    01/01/2009 to 12/31/2009                              $11.65           $14.86            194,357
----------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN / LSV MID-CAP VALUE PORTFOLIO
    06/30/2008 to 12/31/2008                              $18.09           $11.11            126,789
    01/01/2009 to 12/31/2009                              $11.11           $15.36            175,659
----------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN SMALL-CAP GROWTH PORTFOLIO
    06/30/2008 to 12/31/2008                              $16.13           $10.41             40,300
    01/01/2009 to 12/31/2009                              $10.41           $12.54             83,604
----------------------------------------------------------------------------------------------------------
AST PIMCO LIMITED MATURITY BOND PORTFOLIO
    06/30/2008 to 12/31/2008                              $11.15           $10.90            712,342
    01/01/2009 to 12/31/2009                              $10.90           $11.80          1,339,103
----------------------------------------------------------------------------------------------------------
AST PIMCO TOTAL RETURN BOND PORTFOLIO
    06/30/2008 to 12/31/2008                              $11.90           $11.38          1,923,586
    01/01/2009 to 12/31/2009                              $11.38           $13.03          6,477,063
----------------------------------------------------------------------------------------------------------
AST PRESERVATION ASSET ALLOCATION PORTFOLIO
    06/30/2008 to 12/31/2008                              $10.81            $9.00          5,689,527
    01/01/2009 to 12/31/2009                               $9.00           $10.61          8,876,053
----------------------------------------------------------------------------------------------------------
AST SMALL-CAP GROWTH PORTFOLIO
    06/30/2008 to 12/31/2008                              $13.52            $9.17             68,880
    01/01/2009 to 12/31/2009                               $9.17           $12.07            124,179
----------------------------------------------------------------------------------------------------------
AST SMALL-CAP VALUE PORTFOLIO
    06/30/2008 to 12/31/2008                              $16.10           $12.18            207,810
    01/01/2009 to 12/31/2009                              $12.18           $15.20            346,090

                                                                                       Number of
                                                   Accumulation     Accumulation      Accumulation
                                                   Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                    Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE GLOBAL BOND PORTFOLIO
    06/30/2008 to 12/31/2008                          $13.08           $12.35            196,898
    01/01/2009 to 12/31/2009                          $12.35           $13.61            510,891
------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE LARGE-CAP GROWTH PORTFOLIO
    06/30/2008 to 12/31/2008                          $13.40            $8.70            366,989
    01/01/2009 to 12/31/2009                           $8.70           $13.11            634,431
------------------------------------------------------------------------------------------------------
AST WESTERN ASSET CORE PLUS BOND PORTFOLIO
    06/30/2008 to 12/31/2008                          $10.06            $9.29            827,581
    01/01/2009 to 12/31/2009                           $9.29           $10.19          1,709,734
------------------------------------------------------------------------------------------------------
AST AMERICAN CENTURY INCOME & GROWTH PORTFOLIO
    06/30/2008 to 12/31/2008                          $13.99           $10.28            116,472
    01/01/2009 to 12/31/2009                          $10.28           $11.90            295,585
------------------------------------------------------------------------------------------------------
AST DEAM LARGE-CAP VALUE PORTFOLIO
    06/30/2008 to 12/31/2008                          $15.78           $11.34            124,499
    01/01/2009 to 12/31/2009                          $11.34           $13.17            292,701
------------------------------------------------------------------------------------------------------
EVERGREEN VA INTERNATIONAL EQUITY FUND
    06/30/2008 to 12/31/2008                          $16.80           $10.96             34,306
    01/01/2009 to 12/31/2009                          $10.96           $12.49             38,920
------------------------------------------------------------------------------------------------------
EVERGREEN VA OMEGA FUND
    06/30/2008 to 12/31/2008                          $14.72           $11.65              5,197
    01/01/2009 to 12/31/2009                          $11.65           $16.48             23,777

 *  Denotes the start date of these sub-accounts

                                  OPTIMUM XTRA
                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                   PROSPECTUS

   ACCUMULATION UNIT VALUES: With HD GRO 60 bps, EBP and Combo DB OR GRO Plus
                     2008 60 bps, EBP and Combo DB (3.10%)

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN CORE VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                           $10.10           $12.81              0
-------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH & INCOME PORTFOLIO
    05/01/2009 to 12/31/2009                           $10.12           $12.12              0
-------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2015
    05/01/2009 to 12/31/2009                            $9.96            $9.92              0
-------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2018
    05/01/2009 to 12/31/2009                            $9.92            $9.61              0
-------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2019
    05/01/2009 to 12/31/2009                            $9.91            $9.51              0
-------------------------------------------------------------------------------------------------------
AST CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                           $10.04           $12.22              0
-------------------------------------------------------------------------------------------------------
AST COHEN & STEERS REALTY PORTFOLIO
    05/01/2009 to 12/31/2009                            $9.61           $14.41              0
-------------------------------------------------------------------------------------------------------
AST BALANCED ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                           $10.02           $11.96              0
-------------------------------------------------------------------------------------------------------
AST FEDERATED AGGRESSIVE GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                            $9.98           $12.89              0

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                              $10.06           $13.39              0
----------------------------------------------------------------------------------------------------------
AST INTERNATIONAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                              $10.14           $13.18              0
----------------------------------------------------------------------------------------------------------
AST INTERNATIONAL VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                              $10.12           $13.01              0
----------------------------------------------------------------------------------------------------------
AST JPMORGAN INTERNATIONAL EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                              $10.13           $13.49              0
----------------------------------------------------------------------------------------------------------
AST LARGE-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                              $10.06           $12.64              0
----------------------------------------------------------------------------------------------------------
AST LORD ABBETT BOND-DEBENTURE PORTFOLIO
    05/01/2009 to 12/31/2009                              $10.03           $12.00              0
----------------------------------------------------------------------------------------------------------
AST MARSICO CAPITAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                              $10.01           $12.63              0
----------------------------------------------------------------------------------------------------------
AST MID-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                               $9.99           $13.14              0
----------------------------------------------------------------------------------------------------------
AST MFS GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                              $10.03           $12.07              0
----------------------------------------------------------------------------------------------------------
AST MONEY MARKET PORTFOLIO
    05/01/2009 to 12/31/2009                              $10.00            $9.80              0
----------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                               $9.98           $12.28              0
----------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN / LSV MID-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                              $10.13           $13.62              0
----------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN SMALL-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                               $9.93           $11.98              0
----------------------------------------------------------------------------------------------------------
AST PIMCO LIMITED MATURITY BOND PORTFOLIO
    05/01/2009 to 12/31/2009                               $9.99           $10.41              0
----------------------------------------------------------------------------------------------------------
AST PIMCO TOTAL RETURN BOND PORTFOLIO
    05/01/2009 to 12/31/2009                               $9.98           $10.97              0
----------------------------------------------------------------------------------------------------------
AST PRESERVATION ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                              $10.02           $11.53              0
----------------------------------------------------------------------------------------------------------
AST SMALL-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                              $10.01           $13.04              0
----------------------------------------------------------------------------------------------------------
AST SMALL-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                               $9.98           $12.85              0
----------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE GLOBAL BOND PORTFOLIO
    05/01/2009 to 12/31/2009                              $10.02           $11.03              0
----------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE LARGE-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                               $9.99           $13.07              0
----------------------------------------------------------------------------------------------------------
AST WESTERN ASSET CORE PLUS BOND PORTFOLIO
    05/01/2009 to 12/31/2009                               $9.99           $10.68              0
----------------------------------------------------------------------------------------------------------
AST AMERICAN CENTURY INCOME & GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                              $10.08           $12.37              0
----------------------------------------------------------------------------------------------------------
AST DEAM LARGE-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                              $10.10           $12.67              0
----------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2016
    05/01/2009 to 12/31/2009                               $9.94            $9.54              0
----------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2020
    05/01/2009 to 12/31/2009                               $9.88            $9.19              0

                                                                               Number of
                                           Accumulation     Accumulation      Accumulation
                                           Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                            Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------
EVERGREEN VA INTERNATIONAL EQUITY FUND
    05/01/2009 to 12/31/2009                  $10.05           $12.65              0
----------------------------------------------------------------------------------------------
EVERGREEN VA OMEGA FUND
    05/01/2009 to 12/31/2009                   $9.89           $12.75              0

 *  Denotes the start date of these sub-accounts

              APPENDIX B - CALCULATION OF OPTIONAL DEATH BENEFITS

 EXAMPLES OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT CALCULATION The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced Beneficiary Protection Optional Death Benefit is as follows:

 Growth    =      Account Value of variable        minus      purchase payments -
                investment options plus Interim             proportional withdrawals
                  Value of Fixed Allocations
                       (no MVA applies)

 Example with market increase
 Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the "Growth" under the Annuity.

                    Growth                           =                       $75,000 - [$50,000 - $0]
                                                     =                       $25,000

                    Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
                                                     =                       $25,000 * 0.40
                                                     =                       $10,000

                    Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
                                                     =                       $85,000

 Examples with market decline
 Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the "Growth" under the Annuity.

                    Growth                           =                       $45,000 - [$50,000 - $0]
                                                     =                       $-5,000

                    Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
                                                     NO BENEFIT IS PAYABLE

                    Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
                                                     =                       $50,000

 IN THIS EXAMPLE YOU WOULD RECEIVE NO ADDITIONAL BENEFIT FROM PURCHASING THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT.

 Example with market increase and withdrawals
 Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the "Growth" under the Annuity.

       Growth                   =              $90,000 - [$50,000 - ($50,000 * $15,000/$75,000)]
                                =              $90,000 - [$50,000 - $10,000]
                                =              $90,000 - $40,000
                                =              $50,000

       Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
                                =              $50,000 * 0.40
                                =              $20,000

       Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
                                =              $110,000

 EXAMPLES OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION
 The following are examples of how the Highest Anniversary Value Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

 Example with market increase and death before Death Benefit Target Date
 Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

 Example with withdrawals
 Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit.

                =    $90,000 - [$90,000 * $15,000/$75,000]
                =    $90,000 - $18,000
                =    $72,000

     Basic      =    max [$80,000, $50,000 - ($50,000 * $15,000/$75,000)]
     Death
     Benefit
                =    max [$80,000, $40,000]
                =    $80,000

     The Death Benefit therefore is $80,000.

 Example with death after Death Benefit Target Date
 Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus purchase payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

 Highest Anniversary Value    =    $80,000 + $15,000 - [($ 80,000 + $15,000) * $5,000/$70,000]
                              =    $80,000 + $15,000 - $6,786
                              =    $88,214

 Basic Death Benefit          =    max [$75,000, ($50,000 + $15,000) - {($50,000 + $15,000) * $5,000/$70,000}]
                              =    max [$75,000, $60,357]
                              =    $75,000

 The Death Benefit therefore is $88,214.

 EXAMPLES OF COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION
 The following are examples of how the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

 Example with market increase and death before Death Benefit Target Date
 Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the 7/th/ anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $75,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).

 Example with withdrawals
 Assume that the Owner made a withdrawal of $5,000 on the 6/th/ anniversary of the Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6/th/ anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the 7/th/ annuity year is equal to 5% of the Roll-Up Value as of the 6/th/ anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7/th/ anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2nd anniversary of the Issue Date was $70,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit.

 Roll-Up Value                =    {(67,005 - $3,350) - [($67,005 - $3,350) * $1,650/($45,000 - $3,350)]} * 1.05
                              =    ($63,655 - $2,522) * 1.05
                              =    $64,190

 Highest Anniversary Value    =    $70,000 - [$70,000 * $5,000/$45,000]
                              =    $70,000 - $7,778
                              =    $62,222

 Basic Death Benefit          =    max [$43,000, $50,000 - ($50,000 * $5,000/$45,000)]
                              =    max [$43,000, $44,444]
                              =    $44,444

 The Death Benefit therefore is $64,190.

 Example with death after Death Benefit Target Date
 Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner's 80/th/ birthday) is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit as of the Death Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

 Roll-Up Value                =    $81,445 + $15,000 - [($81,445 + 15,000) * $5,000/$70,000]
                              =    $81,445 + $15,000 - $6,889
                              =    $89,556

 Highest Anniversary Value    =    $85,000 + $15,000 - [($85,000 + 15,000) * $5,000/$70,000]
                              =    $85,000 + $15,000 - $7,143
                              =    $92,857

 Basic Death Benefit          =    max [$75,000, $50,000 + $15,000 - {(50,000 + $15,000) * $5,000/$70,000}]
                              =    max [$75,000, $60,357]
                              =    $75,000

 The Death Benefit therefore is $92,857.

 EXAMPLES OF HIGHEST DAILY VALUE DEATH BENEFIT CALCULATION
 The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date.

 Example with market increase and death before Death Benefit Target Date
 Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest Daily Value was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value or the basic Death Benefit. The Death Benefit would be the HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

 Example with withdrawals
 Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal) or the basic Death Benefit.

 Highest Daily Value    =    $90,000 - [$90,000 * $15,000/$75,000]
                        =    $90,000 - $18,000
                        =    $72,000

 Basic Death Benefit    =    max [$80,000, $50,000 - ($50,000 * $15,000/$75,000)]
                        =    max [$80,000, $40,000]
                        =    $80,000

 The Death Benefit therefore is $80,000.

       APPENDIX C - ADDITIONAL INFORMATION ON ASSET ALLOCATION PROGRAMS

 PROGRAM RULES
   . You can elect an asset allocation program provided by LPL Financial Corporation, ("LPL"), the firm selling the Annuity. Under the program, the Sub-accounts for each asset class in each model portfolio are designated based on LPL's evaluation of available Sub-accounts. If you elect the Highest Daily Lifetime Five Benefit ("HD5"), the Lifetime Five Benefit ("LT5"), Spousal Lifetime Five Benefit ("SLT5"), the Highest Daily Lifetime Seven Benefit (including the "Plus" version) ("HD7"), the Spousal Highest Daily Lifetime Seven Benefit (including the "Plus" version) ("SHD7"), the Highest Daily Lifetime 6 Plus Benefits, or the Highest Daily Value Death Benefit ("HDV"), you must enroll in one of the eligible model portfolios. Asset allocation is a sophisticated method of diversification that allocates assets among asset classes in order to manage investment risk and potentially enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss.

   . Prudential Annuities does not design the program or the models, and it is not responsible for the program or the models. Prudential Annuities does not provide investment advice and is responsible only for administering the model you select.

   . PLEASE SEE YOUR PROGRAM MATERIALS FOR A DETAILED DESCRIPTION OF LPL'S ASSET ALLOCATION PROGRAM INCLUDING THE AVAILABLE MODEL PORTFOLIOS. YOU CAN OBTAIN THESE MATERIALS FROM YOUR LPL FINANCIAL PROFESSIONAL.

 HOW THE ASSET ALLOCATION PROGRAM WORKS
   . Amounts will automatically be allocated in accordance with the percentages and to Sub-accounts indicated for the model portfolio that you choose with your LPL Financial Professional. If you allocate your Account Value or transfer your Account Value among any Sub-accounts that are outside of your model portfolio, we will allocate these amounts according to the allocation percentages of the applicable model portfolio upon the next rebalancing. You may only choose one model portfolio at a time. When you enroll in the asset allocation program and upon each rebalance thereafter, 100% of your Account Value allocated to the variable Sub-accounts will be allocated to the asset allocation program. Any Account Value not invested in the Sub-accounts will not be part of the program.

   . ADDITIONAL PURCHASE PAYMENTS: Unless otherwise requested, any additional Purchase Payments applied to the variable Sub-accounts in the Annuity will be allocated to the Sub-accounts according to the allocation percentages for the model portfolio you choose. Allocation of additional Purchase Payments outside of your model portfolio but into a Sub-account, will be reallocated according to the allocation percentages of the applicable model portfolio upon the next rebalancing.

   . REBALANCING YOUR MODEL PORTFOLIO: Changes in the value of the Sub-account will cause your Account Value allocated to the Sub-accounts to vary from the percentage allocations of the model portfolio you select. By selecting the asset allocation program, you have directed us to periodically (e.g., quarterly) rebalance your Account Value allocated to the Sub-accounts in accordance with the percentage allocations assigned to each Sub-account within your model portfolio at the time you elected the program or as later modified with your consent. Some asset allocation programs will only require that a rebalancing occur when the percent of your Account Value allocated to the Sub-accounts are outside of the acceptable range permitted under such asset allocation program. Note - Any Account Value not invested in the Sub-accounts will not be affected by any rebalance.

   . OWNER CHANGES IN CHOICE OF MODEL PORTFOLIO: Generally, you may change from the model portfolio that you have elected to any other currently available model portfolio at any time. The change will be implemented on the date we receive all required information in the manner that is then permitted or required. Restrictions and limitations may apply, see LPL program materials for details.

 TERMINATION OR MODIFICATION OF THE ASSET ALLOCATION PROGRAM:
   . You may request to terminate your asset allocation program at any time unless you have elected an optional benefit that requires that you maintain your Account Value in the asset allocation program. Any termination will be effective on the date that Prudential Annuities receives your termination request in good order. If you move your account from LPL to another firm, and you have elected one of the optional benefits mentioned above, then termination of your asset allocation program with LPL must coincide with enrollment in a then currently available and approved asset allocation program or other approved option. LPL reserves the right to terminate or modify the asset allocation program at any time. Prudential Annuities reserves the right to change the way in which we administer the program and to terminate our administration of the program.

 RESTRICTIONS ON ELECTING THE ASSET ALLOCATION:
   . You cannot participate in auto-rebalancing or a DCA program while enrolled in an asset allocation program. Upon election of an asset allocation program, Prudential Annuities will automatically terminate your enrollment in any auto-rebalancing or DCA program. Finally, Systematic Withdrawals can only be made as flat dollar amounts.

     APPENDIX D - FORMULA UNDER HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT

 We set out below the current formula under which we may transfer amounts between the variable investment options and the Benefit Fixed Rate Account. Upon your election of Highest Daily Lifetime Five, we will not alter the formula that applies to your Annuity. However, as discussed in the "Living Benefits" section, we reserve the right to modify this formula with respect to those who elect Highest Daily Lifetime Five in the future.

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:
   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Five benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

   .   L - the target value as of the current Valuation Day.

   .   r - the target ratio.

   . a - the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factors that we use currently are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3%. Each number in the table "a" factors (which appears below) represents a factor, which when multiplied by the Highest Daily Annual Income Amount, projects our total liability for the purpose of asset transfers under the guarantee.

   . Q - age based factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factor is currently set equal to 1.

   .   V - the total value of all Permitted Sub-accounts in the Annuity.

   .   F - the total value of all Benefit Fixed Rate Account allocations.

   . I - the income value prior to the first withdrawal. The income value is equal to what the Highest Daily Annual Income Amount would be if the first withdrawal were taken on the date of calculation. After the first withdrawal the income value equals the greater of the Highest Daily Annual Income Amount, the quarterly step-up amount times the annual income percentage, and the Account Value times the annual income percentage.

   .   T - the amount of a transfer into or out of the Benefit Fixed Rate
       Account.

   . I% - annual income amount percentage. This factor is established on the Effective Date and is not changed for the life of the guarantee. Currently, this percentage is equal to 5%

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

       L = I * Q * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

                      Target Ratio r    =    (L - F) / V.

       . If r ((greater than)) C\\u\\, assets in the Permitted Sub-accounts are transferred to Benefit Fixed Rate Account.

       . If r ((less than)) C\\l\\, and there are currently assets in the Benefit Fixed Rate Account (F ((greater than)) 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

 The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    {Min(V, [L - F - V * C\\t\\] / (1-C\\t\\))}    T(greater than)0, Money moving from the Permitted
                                                          Sub-accounts to the Benefit Fixed Rate Account
 T    =    {Min(F, [L - F - V * C\\t\\] / (1-C\\t\\))}    T(less than)0, Money moving from the Benefit Fixed Rate
                                                          Account to the Permitted Sub-accounts]

 EXAMPLE:
 MALE AGE 65 CONTRIBUTES $100,000 INTO THE PERMITTED SUB ACCOUNTS AND THE VALUE DROPS TO $92,300 DURING YEAR ONE, END OF DAY ONE. A TABLE OF VALUES FOR "A" APPEARS BELOW.

 TARGET VALUE CALCULATION:

                         L    =    I * Q * a
                              =    5000.67 * 1 * 15.34
                              =    76,710.28

 TARGET RATIO:

                     r    =    (L - F) / V
                          =    (76,710.28 - 0) / 92,300.00
                          =    83.11%

 SINCE R ((GREATER THAN)) CU (BECAUSE 83.11% (GREATER THAN) 83%) A TRANSFER INTO THE BENEFIT FIXED RATE ACCOUNT OCCURS.

 T    =    { Min ( V, [ L - F - V * Ct] / ( 1 - Ct))}
      =    { Min ( 92,300.00, [ 76,710.28 - 0 - 92,300.00 * 0.80] / ( 1 - 0.80))}
      =    { Min ( 92,300.00, 14,351.40 )}
      =    14,351.40

 FORMULA FOR CONTRACTS WITH 90% CAP FEATURE

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

                              L    =    I * Q * a

 If you elect this feature, the following replaces the "Transfer Calculation" above.

 TRANSFER CALCULATION:
 The following formula, which is set on the effective date of this feature and is not changed for the life of the guarantee, determines when a transfer is required: On the effective date of this feature (and only on the effective date of this feature), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the Benefit Fixed Rate
 Account:

     If (F / (V + F) (greater than) .90) then T    =    F - (V + F) * .90

 If T is greater than $0 as described above, then an amount equal to T is transferred from the Benefit Fixed Rate Account and allocated to the permitted Sub-accounts, no additional transfer calculations are performed on the effective date, and future transfers to the Benefit Fixed Rate Account will not occur at least until there is first a transfer out of the Benefit Fixed Rate Account.

 On each Valuation Day thereafter (including the effective date of this feature provided F / (V + F) (less than)= .90), the following asset transfer calculation is performed

                      Target Ratio r    =    (L - F) / V

   . If r (greater than) C\\u\\, assets in the Permitted Sub-accounts are transferred to the Benefit Fixed Rate Account (subject to the 90% cap rule described above).

   . If r (less than) C\\l\\ and there are currently assets in the Benefit Fixed Rate Account (F (greater than) 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

 The following formula, which is set on the Effective Date of this feature and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    Min (MAX (0, (0.90 * (V + F)) - F),                Money is transferred from the elected Permitted
           [L - F - V * C\\t\\] / (1 - C\\t\\))               Sub-accounts to Benefit Fixed Rate Account
 T    =    Min (F, - [L - F - V * C\\t\\] / (1 - C\\t\\)),    Money is transferred from the Benefit Fixed Rate
                                                              Account to the Permitted Sub-accounts

                 AGE 65 "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

       Months
 Years   1      2     3     4     5     6     7     8     9    10    11    12
 ----- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
   1   15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
   2   14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
   3   14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
   4   14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
   5   13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
   6   13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
   7   12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
   8   12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
   9   11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
  10   11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
  11   10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
  12   10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
  13   10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
  14    9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.26  9.29
  15    9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
  16    8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
  17    8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
  18    8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
  19    7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
  20    7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
  21    6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
  22    6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
  23    6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
  24    5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
  25    5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
  26    5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
  27    4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
  28    4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
  29    4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
  30    4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06
  31    4.04   4.02  4.00  3.98  3.97  3.95  3.93  3.91  3.90  3.88  3.86  3.84
  32    3.83   3.81  3.79  3.78  3.76  3.74  3.72  3.71  3.69  3.67  3.66  3.64
  33    3.62   3.61  3.59  3.57  3.55  3.54  3.52  3.50  3.49  3.47  3.45  3.44
  34    3.42   3.40  3.39  3.37  3.35  3.34  3.32  3.30  3.29  3.27  3.25  3.24
  35    3.22   3.20  3.18  3.17  3.15  3.13  3.12  3.10  3.08  3.07  3.05  3.03
  36    3.02   3.00  2.98  2.96  2.95  2.93  2.91  2.90  2.88  2.86  2.85  2.83
  37    2.81   2.79  2.78  2.76  2.74  2.73  2.71  2.69  2.68  2.66  2.64  2.62
  38    2.61   2.59  2.57  2.56  2.54  2.52  2.51  2.49  2.47  2.45  2.44  2.42
  39    2.40   2.39  2.37  2.35  2.34  2.32  2.30  2.29  2.27  2.25  2.24  2.22
  40    2.20   2.19  2.17  2.15  2.14  2.12  2.11  2.09  2.07  2.06  2.04  2.02
  41    2.01   1.84  1.67  1.51  1.34  1.17  1.00  0.84  0.67  0.50  0.33  0.17

 * The values set forth in this table are applied to all ages, and apply whether or not the 90% cap is elected.

   APPENDIX E - ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE
                                  DEPARTMENT

                                         Optimum XTra NY
                    Minimum            $10,000
                     Investment
                    ---------------------------------------
                    Maximum Issue      Annuitant 85
                     Age               Oldest Owner 75
                    ---------------------------------------
                    Contingent         10 Years
                     Deferred          (9%, 9%, 8%, 7%,
                     Sales Charge      6%, 5%, 4%, 3%, 2%,
                     Schedule          1%) (Applied to
                                       Purchase Payments
                                       based on the
                                       inception date of
                                       the Annuity)
                    ---------------------------------------
                    Insurance          1.75%
                     Charge
                    ---------------------------------------
                    Distribution       N/A
                     Charge
                    ---------------------------------------
                    Annual             Lesser of $30 or 2%
                     Maintenance       of Account Value
                     Fee
                    ---------------------------------------
                    Transfer Fee       $10 after twenty in
                                       any annuity year
                    ---------------------------------------
                    Contract Credit    Yes. The amount of
                                       the credit applied
                                       to a Purchase
                                       Payment is based on
                                       the year the
                                       Purchase Payment is
                                       received, and the
                                       amount of the
                                       Purchase Payment.
                                       For cumulative
                                       Purchase Payments
                                       $100,000 or
                                       greater, for the
                                       first 6 years of
                                       the Annuity is as
                                       follows: the credit
                                       percentages for
                                       each year, starting
                                       with the first, are
                                       8%, 6%, 4%, 3%, 2%,
                                       and 1%. For
                                       cumulative Purchase
                                       Payments less than
                                       $100,000: 6%, 5%,
                                       4%, 3%, 2%, and 1%.
                                       Recaptured in
                                       certain
                                       circumstances.
                    ---------------------------------------
                    Fixed              No
                     Allocation
                     (If
                     available,
                     early
                     withdrawals
                     are subject
                     to a Market
                     Value
                     Adjustment)
                     ("MVA")
                    ---------------------------------------
                    Variable           All options
                     Investment        generally available
                     Options           except where
                                       restrictions apply
                                       when certain riders
                                       are purchased.
                    ---------------------------------------
                    Basic Death        The greater of:
                     Benefit           Purchase Payments
                                       less proportional
                                       withdrawals or
                                       Account Value
                                       (variable) (No MVA
                                       applied)
                    ---------------------------------------
                                       N/A
                     Medically-Related
                     Surrender
                     Feature
                    ---------------------------------------
                    Optional Death     HAV
                     Benefits (for
                     an additional
                     cost)/(1)/
                    ---------------------------------------
                    Optional           GRO Plus 2008,
                     Living            Highest Daily GRO,
                     Benefits (for     GMWB, GMIB,
                     an additional     Lifetime Five,
                     cost)/(2)/        Spousal Lifetime
                                       Five, Highest Daily
                                       Lifetime Five
                                       Highest Daily
                                       Lifetime Seven,
                                       Spousal Highest
                                       Daily Lifetime
                                       Seven, Highest
                                       Daily Lifetime 7
                                       Plus and Spousal
                                       Highest Daily
                                       Lifetime 7 Plus,
                                       GRO Plus II,
                                       Highest Daily GRO
                                       II, Highest Daily 6
                                       Plus, Spousal
                                       Highest Daily 6 Plus
                    ---------------------------------------
                    Annuity            Available after
                     Rewards/(3)/      initial CDSC period
                    ---------------------------------------
                    Annuitization      Fixed option only
                     Options           Annuity date cannot
                                       exceed the first
                                       day of the calendar
                                       month following
                                       Annuitant's 90/th/
                                       birthday The
                                       maximum Annuity
                                       Date is based on
                                       the first Owner or
                                       Annuitant to reach
                                       the maximum age, as
                                       indicated in your
                                       Annuity.
                    ---------------------------------------

 (1)For more information on these benefits, refer to the "Death Benefit"
    section in the Prospectus.
 (2)For more information on these benefits, refer to the "Living Benefit"
    section in the Prospectus. Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Spousal Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Highest Daily Lifetime Seven with Lifetime Income Accelerator (LIA), Highest Daily Lifetime 7 Plus with BIO, Spousal Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 6 Plus with LIA, and Highest Daily Lifetime 7 Plus with LIA are not currently available in New York.
 (3)The Annuity rewards benefit offers Owners an ability to increase the guaranteed death benefit so that the death benefit will at least equal the Annuity's Account Value on the effective date of the Annuity Rewards benefits, if the terms of the Annuity Rewards benefit are met.

        APPENDIX F - FORMULA UNDER GRO PLUS 2008 AND HIGHEST DAILY GRO

 THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:
   .   AV is the current Account Value of the Annuity
   .   V is the current Account Value of the elected Sub-accounts of the Annuity
   .   B is the total current value of the AST bond portfolio Sub-account
   .   C\\l\\ is the lower target value. Currently, it is 79%.
   .   C\\t\\ is the middle target value. Currently, it is 82%.
   .   C\\u\\ is the upper target value. Currently, it is 85%.

 For each guarantee provided under the benefit,
   .   G\\i\\ is the guarantee amount
   .   N\\i\\ is the number of days until the maturity date
   . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

 The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

 The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of the Base Guarantee Period or Step-Up Guarantee Period. We call the greatest of these values the "current liability (L)."

            L    =    MAX (Li), where Li = Gi / (1 + di)/(Ni/365)/.

 Next the formula calculates the following formula ratio:

                            r    =    (L - B) / V.

 If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the bond fund Sub-account associated with the current liability. If at the time we make a transfer to the bond fund Sub-account associated with the current liability there is Account Value allocated to a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

 The formula will transfer assets into the Transfer Account if r (greater than) C\\u\\.

 The transfer amount is calculated by the following formula:

                 T    =    {Min(V, [L - B - V*Ct] / (1 - Ct))}

 If the formula ratio is less than a lower target value and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account into the elected Sub-accounts.

 The transfer amount is calculated by the following formula:

                T    =    {Min(B, - [L - B- V*Ct] / (1 - Ct))}

 If following a transfer to the elected Sub-accounts, there are assets remaining in a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

  FORMULA FOR ANNUITIES WITH 90% CAP RULE FEATURE - GRO PLUS 2008 AND HIGHEST
                                   DAILY GRO

 The Following are the Terms and Definitions Referenced in the Transfer Calculation Formula:
   .   AV is the current Account Value of the Annuity

   .   V is the current Account Value of the elected Sub-accounts of the Annuity

   .   B is the total current value of the AST bond portfolio Sub-account

   .   C\\l\\ is the lower target value. Currently, it is 79%.

   .   C\\t\\ is the middle target value. Currently, it is 82%.

   .   C\\u\\ is the upper target value. Currently, it is 85%.

   . T is the amount of a transfer into or out of the Transfer AST bond portfolio Sub-account.

 For each guarantee provided under the benefit,

   .   G\\i\\ is the guarantee amount

   .   N\\i\\ is the number of days until the maturity date

   . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

 TRANSFER CALCULATION
 The formula, which is set on the Effective Date of the 90% Cap Rule, and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

 On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST bond portfolio Sub-account:

                         If (B / (V + B) (greater than) .90), then
                         T         =         B - [(V + B) * .90]

 If T as described above is greater than $0, then that amount ("T") is transferred from the AST bond portfolio Sub-account to the elected Sub-accounts and no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST bond portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST bond portfolio Sub-account occurs.

 On each Valuation Date thereafter (including the Effective Date of the 90% Cap Rule, provided (B / (V + B) (less than) = .90), the formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the "current liability
 (L)."

    L    =    MAX(L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\) /(Ni/365)/

 Next the formula calculates the following formula ratio:

                             r    =    (L - B) / V

 If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability, subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account (the "90% cap rule"). If, at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability, there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

 The formula will transfer assets into the Transfer AST bond portfolio Sub-account if r (greater than) C\\u\\, subject to the 90% cap rule.

 The transfer amount is calculated by the following formula:

 T    =    {Min(MAX(0, (.90 * (V + B)) - B), [L - B - V * C\\t\\] / (1 - C\\t\\))}

 If the formula ratio is less than a lower target value and there are assets in the Transfer AST bond portfolio Sub-account, then the formula will transfer assets out of the Transfer AST bond portfolio Sub-account into the elected Sub-accounts.

 The formula will transfer assets out of the Transfer AST bond portfolio Sub-account if r (less than) C\\l\\ and B (greater than) 0.

 The transfer amount is calculated by the following formula:

           T    =    {Min(B, - [L - B - V * C\\t\\] / (1 - C\\t\\))}

 If, following a transfer to the elected Sub-accounts, there are assets remaining in an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

 If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap rule.

  APPENDIX G - FORMULA UNDER HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT AND
              SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT

 (including Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime Seven with LIA and Spousal Highest Daily Lifetime Seven with BIO)

 1. FORMULA FOR CONTRACTS ISSUED ON OR AFTER JULY 21, 2008
 (WITHOUT ELECTION OF 90% CAP FEATURE)

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:
   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

   .   L - the target value as of the current business day.

   .   r - the target ratio.

   . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

   .   V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

   . V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity.

   .   B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

   . P - Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

   . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

 * Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

 TARGET VALUE CALCULATION:
 On each business day, a target value (L) is calculated, according to the following formula. If the Account Value (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

              Target Ratio r    =    (L - B) / (V\\V\\ + V\\F\\).

       . If r (greater than) C\\u\\, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

       . If r (less than) C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    {Min (V\\V\\ + V\\F\\), [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 -    Money is transferred from the Permitted
           C\\t\\))}                                                              Sub-accounts and Fixed Rate Options to the AST
                                                                                  Investment Grade Bond Sub-account

 T    =    {Min (B, - [L - B - (V\\V\\ + V\\F\\)* C\\t\\] / (1 - C\\t\\))}        Money is transferred from the AST Investment
                                                                                  Grade Bond Sub-account to the Permitted Sub-
                                                                                  accounts

 {Min (V\\V\\ + V\\F\\), [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 -   Money is transferred from the Permitted
 C\\t\\))}                                                              Sub-accounts and Fixed Rate Options to the AST
                                                                        Investment Grade Bond Sub-account

 {Min (B, - [L - B - (V\\V\\ + V\\F\\)* C\\t\\] / (1 - C\\t\\))}       Money is transferred from the AST Investment
                                                                        Grade Bond Sub-account to the Permitted Sub-
                                                                        accounts

 2. FORMULA FOR CONTRACTS ISSUED PRIOR TO 7/21/08
 (WITHOUT ELECTION OF 90% CAP FEATURE)

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:
       . C\\u \\- the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

       . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

       . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

       .   L - the target value as of the current business day.

       .   r - the target ratio.

       . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

       .   V - the total value of all Permitted Sub-accounts in the annuity.

       . B - the total value of the AST Investment Grade Bond Portfolio Sub-account.

       . P - Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*,
           (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

       . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

 * Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

 TARGET VALUE CALCULATION:
 On each business day, a target value (L) is calculated, according to the following formula. If the variable account value (V) is equal to zero, no calculation is necessary.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

                      Target Ratio r    =    (L - B) / V.

       . If r (greater than) C\\u\\, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

       . If r (less than) C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    {Min(V, [L - B - V * C\\t\\] / (1 - C\\t\\))},      Money is transferred from the Permitted
                                                               Sub-accounts to the AST Investment Grade Bond
                                                               Portfolio Sub-account

 T    =    {Min(B, - [L - B - V * C\\t\\] / (1 - C\\t\\))},    Money is transferred from the AST Investment
                                                               Grade Bond Portfolio Sub-account to the
                                                               Permitted Sub- accounts

 3. FORMULA FOR ANNUITIES WITH 90% CAP FEATURE IF BENEFIT WAS ELECTED PRIOR TO JULY 21, 2008
 SEE ABOVE FOR THE TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA.

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

                         If (B / (V + B) (greater than) .90) then
                         T         =         B - [(V + B) * .90]

 If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

 On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V + B) (less than)= .90), the following asset transfer calculation is performed:

                      Target Ratio r    =    (L - B) / V

       . If r (greater than) C\\u\\, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account provided transfers are not suspended under the 90% Cap Rule described below.

       . If r (less than) C\\l\\ and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

 The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    Min (MAX (0, (0.90 * (V + B)) - B),      Money is transferred from the
            [L - B - V * C\\t\\] / (1 - C\\t\\))    elected Sub-accounts to the AST
                                                    Investment Grade Bond Portfolio
                                                    Sub-account

 T    =    {Min (B, - [L - B - V * C\\t\\] / (1 -   Money is transferred from the AST
           C\\t\\))}                                Investment Grade Bond Portfolio
                                                    Sub-account to the elected
                                                    Sub-accounts.

 At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

 90% CAP RULE: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

 4. FORMULA FOR ANNUITIES WITH 90% CAP FEATURE IF BENEFIT WAS ELECTED ON OR AFTER JULY 21, 2008
 SEE ABOVE FOR THE TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

                  If (B / (V\\V\\ + V\\F\\ + B) (greater than) .90) then
                  T         =         B - [(V\\V\\ + V\\F\\ + B) * .90]

 If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

 On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V\\V\\ + V\\F\\ + B) (less than)= .90), the following asset transfer calculation is performed:

               Target Ratio r    =    (L - B) / V\\V\\ + V\\F\\)

       . If r (greater than) C\\u\\, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account, provided transfers are not suspended under the 90% Cap Rule described below.

       . If r (less than) C\\l\\ and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

 The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\    Money is transferred from the
           + B)) - B),                              elected Sub-accounts to AST
            [L - B - (V\\V\\ + V\\F\\) * C\\t\\]    Investment Grade Bond Portfolio
           / (1 - C\\t\\))                          Sub-account.

 T    =    {Min (B, - [L - B - (V\\V\\ + V\\F\\)    Money is transferred from the AST
           * C\\t\\] / (1 - C\\t\\))}               Investment Grade Bond Portfolio
                                                    Sub-account to the elected
                                                    Sub-accounts.

 At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

 90% CAP RULE: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

                     "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

       Months
 Years   1      2     3     4     5     6     7     8     9    10    11    12
 ----- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
   1   15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
   2   14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
   3   14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
   4   14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
   5   13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
   6   13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
   7   12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
   8   12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
   9   11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
  10   11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
  11   10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
  12   10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
  13   10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
  14    9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
  15    9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
  16    8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
  17    8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
  18    8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
  19    7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
  20    7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
  21    6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
  22    6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
  23    6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
  24    5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
  25    5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
  26    5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
  27    4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
  28    4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
  29    4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
  30    4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06
  31    4.04   4.02  4.00  3.98  3.97  3.95  3.93  3.91  3.90  3.88  3.86  3.84
  32    3.83   3.81  3.79  3.78  3.76  3.74  3.72  3.71  3.69  3.67  3.66  3.64
  33    3.62   3.61  3.59  3.57  3.55  3.54  3.52  3.50  3.49  3.47  3.45  3.44
  34    3.42   3.40  3.39  3.37  3.35  3.34  3.32  3.30  3.29  3.27  3.25  3.24
  35    3.22   3.20  3.18  3.17  3.15  3.13  3.12  3.10  3.08  3.07  3.05  3.03
  36    3.02   3.00  2.98  2.96  2.95  2.93  2.91  2.90  2.88  2.86  2.85  2.83
  37    2.81   2.79  2.78  2.76  2.74  2.73  2.71  2.69  2.68  2.66  2.64  2.62
  38    2.61   2.59  2.57  2.56  2.54  2.52  2.51  2.49  2.47  2.45  2.44  2.42
  39    2.40   2.39  2.37  2.35  2.34  2.32  2.30  2.29  2.27  2.25  2.24  2.22
  40    2.20   2.19  2.17  2.15  2.14  2.12  2.11  2.09  2.07  2.06  2.04  2.02
  41    2.01   1.84  1.67  1.51  1.34  1.17  1.00  0.84  0.67  0.50  0.33  0.17

 * The values set forth in this table are applied to all ages, and apply to each formula set out in this Appendix.

   APPENDIX H - FORMULA FOR HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT AND
             SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT

 (including Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA and Spousal Highest Daily Lifetime 7 Plus with BIO)

   TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST
                       INVESTMENT GRADE BOND SUB-ACCOUNT

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:
   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . Cu\\s\\ - The secondary upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently it is 84.5%

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

   .   L - the target value as of the current Valuation Day.

   .   r - the target ratio.

   . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors)

   .   V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

   .   V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity

   .   B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

   . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, and (2) any highest daily Account Value occurring on or after the date of the first Lifetime Withdrawal and prior to or including the date of this calculation increased for additional purchase payments including the amount of any associated Credits, and adjusted for Lifetime Withdrawals.

   . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

   . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio

 * Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

                               DAILY CALCULATIONS

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V\\V\\+ V\\F\\) is equal to zero, no calculation is necessary.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

              Target Ratio r    =    (L - B) / (V\\V\\ + V\\F\\).

       . If on the third consecutive Valuation Day r (greater than) Cu and r (less or =) Cu\\s\\ or if on any day r (greater than) Cu\\s\\, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including Book Value Fixed Allocations used with any applicable Enhanced DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

       . If r (less than) C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B)) - B),                Money is transferred from the Permitted
           [L - B - (V\\V\\ + V\\F\\) * C\\t\\]/(1 - C\\t\\))               Sub-accounts and Fixed Rate Options to the AST
                                                                            Investment Grade Bond Sub-account

 T    =    {Min (B, - [L - B - (V\\V\\ + V\\F\\)* C\\t\\]/(1 - C\\t\\))}    Money is transferred from the AST Investment
                                                                            Grade Bond Sub-account to the Permitted Sub-
                                                                            accounts

 MONTHLY CALCULATION
 On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

 If, after the daily Transfer Calculation is performed,

 {Min (B, .05 * (V\\V\\ + V\\F\\ + B))} (less than) (C\\u\\ * (V\\V\\ + V\\F\\)
 - L + B) / (1 - C\\u\\), then

 T\\M\\    =    {Min (B, .05 * (V\\V\\ + V\\F\\ + B))}    Money is transferred from the AST Investment
                                                          Grade Bond Sub-account to the Permitted Sub-
                                                          accounts.

                     "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

      Months
Years   1      2     3     4     5     6     7     8     9    10    11     12
----- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
  1   15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
  2   14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
  3   14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
  4   14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
  5   13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
  6   13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
  7   12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
  8   12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
  9   11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10   11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11   10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12   10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13   10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14    9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15    9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16    8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17    8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18    8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19    7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20    7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21    6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
 22    6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23    6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24    5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25    5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26    5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27    4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28    4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29    4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30    4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

 *  The values set forth in this table are applied to all ages.
 ** In all subsequent years and months thereafter, the annuity factor is 4.06

APPENDIX I - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES

 Certain features of your Annuity may be different than the features described earlier in this prospectus if your Annuity is issued in certain states described below. For Annuities issued in New York, please see Appendix E.

Jurisdiction                          Special Provisions
--------------------------------------------------------------------------------
Hawaii         Highest Daily Lifetime Seven with Lifetime Income Accelerator,
               Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator, and Highest Daily Lifetime 6 Plus with Lifetime Income
               Accelerator are not available.
--------------------------------------------------------------------------------
Maryland       Fixed Allocations are not available.
--------------------------------------------------------------------------------
Massachusetts  If your Annuity is issued in Massachusetts after January 1,
               2009, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity
               Option or any lifetime withdrawal optional benefit (except the
               Guaranteed Minimum Withdrawal Benefit).
               Medically Related Surrenders are not available.
--------------------------------------------------------------------------------
Montana        If your Annuity is issued in Montana, the annuity rates we use to calculate annuity payments are available only on a
               gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum
               Withdrawal Benefit).
--------------------------------------------------------------------------------
Nevada         Fixed Allocations are not available.
--------------------------------------------------------------------------------
North Dakota   Fixed Allocations are not available.
--------------------------------------------------------------------------------
Texas          Death benefit suspension not applicable upon provision of
               evidence of good health. See annuity contract for exact details.
--------------------------------------------------------------------------------
Vermont        Fixed Allocations are not available.
--------------------------------------------------------------------------------
Washington     If you elect Highest Daily Lifetime Five, any version of Highest
               Daily Lifetime Seven, or Highest Daily Lifetime 7 Plus, the
               Guaranteed Minimum Account Value Credit otherwise available with these optional benefits is not available.
               Fixed Allocations are not available.
--------------------------------------------------------------------------------

       APPENDIX J - SELECTING THE VARIABLE ANNUITY THAT'S RIGHT FOR YOU

 Although only the Optimum XTra variable annuity is offered through this prospectus, you should know that Prudential Annuities Life Assurance Corporation ("PALAC") offers other deferred variable annuity products through separate prospectuses. Not all of those other annuities may be available to you, depending on your state of residence and/or the broker-dealer through which your annuity was sold. However, to the extent that other PALAC annuities (or those of other insurers) are available to you, you should be aware that those annuities likely come with a different array of optional features (e.g., living benefits or death benefits) and charges than Optimum XTra. For example, some annuities do not offer any credit, but typically would bear lower CDSCs and insurance charges than Optimum XTra. You can identify the PALAC annuities available to you by speaking to your Financial Professional or calling 1-888-PRU-2888.

 Among the factors you should consider when choosing which annuity product may be most appropriate for your individual needs are the following:

   .   Your age;
   . The amount of your investment and any planned future deposits into the Annuity,
   . How long you intend to hold the annuity (also referred to as investment time horizon);
   .   Your desire to make withdrawals from the annuity and the timing thereof;
   .   Your investment return objectives;
   .   The effect of optional benefits that may be elected;
   . The value of being able to "lock-in" growth in your Annuity after the initial withdrawal charge period for purposes of calculating the death benefit payable from the Annuity; and
   . Your desire to minimize costs and/or maximize return associated with the annuity.

 In general, you will pay higher ongoing fees for added liquidity and other product benefits while Annuities with longer surrender charge periods often have lower ongoing expenses. There are trade-offs associated with the costs and benefits provided by each Annuity. You should consider which benefits are most important to you, and whether the associated costs offer the greatest value to you.

 The following chart reflects the Account Value and Surrender Value of the Optimum XTra variable annuity over a variety of holding periods under the hypothetical assumptions noted. The chart is intended to help you compare Optimum XTra with other Annuities that may be available to you. The values shown below are based on the following assumptions:

..   Annuity was issued on or after June 16, 2008 and prior to February 23, 2009.
..   An initial investment of $100,000 is made in the Optimum Xtra Annuity earning a gross rate of return of 0%, 6%, and 10% respectively.
..   No subsequent deposits or withdrawals are made from the Annuity.
..   The hypothetical gross rates of return are reduced by the arithmetic average of the fees and expenses of the Portfolios and the charges that are deducted from the Annuity at the Separate Account level as follows:
    a. 1.01% for the Portfolios offered under Optimum XTra, based on the fees and expenses of the Portfolios as of December 31, 2009. The arithmetic average of all the fund expenses is computed by adding portfolios and then dividing by the number of Portfolios. For purposes of the illustration, we do not reflect any expense reimbursements or expense waivers that might apply and are described in the prospectus fee table.
    b. The Separate Account level charges refer to the Insurance Charge/Administration charge.
..   The Account Value and Surrender Value are further reduced by the annual maintenance fee. For the Optimum Xtra, the Account Value and Surrender
    Value reflect the addition of any applicable Purchase Credits.

 The Account Value assumes no surrender, while the Surrender Value assumes a 100% surrender 2 days prior to the anniversary of the Issue Date of the Annuity ("Annuity Anniversary"), therefore reflecting the withdrawal charge applicable to that Annuity Year. Note that a withdrawal on the Annuity Anniversary, or the day before the Annuity Anniversary, would be subject to the withdrawal charge applicable to the next Annuity Year, which usually is lower. The surrender charge is calculated based on the date that the Purchase Payment was made and for purposes of this illustration, we assume that a single purchase payment of $100,000 was made on the Issue Date. The values that you actually experience under an Annuity will be different from what is depicted here if any of the assumptions we make here differ from your circumstances. (We will provide you a personalized illustration upon request).

          ------------------------------------------------------------------------
          0% Gross Rate of Return 6% Gross Rate of Return 10% Gross Rate of Return
             Optimum Xtra            Optimum Xtra            Optimum Xtra
          ------------------------------------------------------------------------
          Net rate of return      Net rate of return      Net rate of return
          All years    -2.76%     All years     3.07%     All years      6.96%
          ------------------------------------------------------------------------
           Account    Surrender    Account    Surrender    Account     Surrender
            Value       Value       Value       Value       Value        Value
          ------------------------------------------------------------------------
           105,025     96,025      111,309     102,309     115,497      106,497
          ------------------------------------------------------------------------
           102,090     93,090      114,693     105,693     123,501      114,501
          ------------------------------------------------------------------------
            99,237     91,237      118,180     110,180     132,061      124,061
          ------------------------------------------------------------------------
            96,462     89,462      121,775     114,775     141,218      134,218
          ------------------------------------------------------------------------
            93,763     87,763      125,480     119,480     151,012      145,012
          ------------------------------------------------------------------------
            91,140     86,140      129,299     124,299     161,487      156,487
          ------------------------------------------------------------------------
            88,588     84,588      133,236     129,236     172,692      168,692
          ------------------------------------------------------------------------
            86,107     83,107      137,293     134,293     184,678      181,678
          ------------------------------------------------------------------------
            83,695     81,695      141,475     139,475     197,497      195,497
          ------------------------------------------------------------------------
            81,350     80,350      145,785     144,785     211,209      210,209
          ------------------------------------------------------------------------
            79,069     79,069      150,228     150,228     225,876      225,876
          ------------------------------------------------------------------------
            76,851     76,851      154,808     154,808     241,563      241,563
          ------------------------------------------------------------------------
            74,694     74,694      159,528     159,528     258,343      258,343
          ------------------------------------------------------------------------
            72,597     72,597      164,393     164,393     276,291      276,291
          ------------------------------------------------------------------------
            70,558     70,558      169,408     169,408     295,488      295,488
          ------------------------------------------------------------------------
            68,575     68,575      174,576     174,576     316,022      316,022
          ------------------------------------------------------------------------
            66,647     66,647      179,904     179,904     337,986      337,986
          ------------------------------------------------------------------------
            64,772     64,772      185,395     185,395     361,478      361,478
          ------------------------------------------------------------------------
            62,949     62,949      191,055     191,055     386,607      386,607
          ------------------------------------------------------------------------
            61,176     61,176      196,888     196,888     413,484      413,484
          ------------------------------------------------------------------------
            59,453     59,453      202,901     202,901     442,233      442,233
          ------------------------------------------------------------------------
            57,777     57,777      209,099     209,099     472,983      472,983
          ------------------------------------------------------------------------
            56,147     56,147      215,487     215,487     505,873      505,873
          ------------------------------------------------------------------------
            54,562     54,562      222,071     222,071     541,054      541,054
          ------------------------------------------------------------------------
            53,021     53,021      228,858     228,858     578,684      578,684
          ------------------------------------------------------------------------

 ASSUMPTIONS:

 a. $100,000 initial investment

 b. Fund Expenses = 1.03%

 c. No optional death benefits or living benefits elected

 d. Annuity was issued on or after June 16, 2008 and prior to February 23, 2009

 e. Surrender value assumes surrender 2 days before policy anniversary

   APPENDIX K - FORMULA FOR HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT AND
             SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT

 (including Highest Daily Lifetime 6 Plus with LIA)

     TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE
                     AST INVESTMENT GRADE BOND SUB-ACCOUNT

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:
   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . Cu\\s\\ - The secondary upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently it is 84.5%.

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

   .   L - the target value as of the current Valuation Day.

   .   r - the target ratio.

   . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors).

   .   V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

   . V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity.

   .   B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

   . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated purchase Credits, and adjusted proportionally for excess withdrawals*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional purchase payments (including the amount of any associated purchase Credits) and adjusted proportionately for Excess Income* and (3) any highest daily Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional purchase payments (including the amount of any associated purchase Credits) and adjusted for withdrawals, as described herein.

   . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

   . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio.

 * Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

                               DAILY CALCULATIONS

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

              Target Ratio r    =    (L - B) / (V\\V\\ + V\\F\\).

       . If on the third consecutive Valuation Day r (greater than) C\\u\\ and r (less or =) Cu\\s\\ or if on any day r (greater than) Cu\\s\\, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including DCA Fixed Rate Options used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

       . If r (less than) C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts as described above.

 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B)) - B),                   Money is transferred from the Permitted
           [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))                Sub-accounts and DCA Fixed Rate Options to
                                                                               the AST Investment Grade Bond Sub-account

 T    =    {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}    Money is transferred from the AST Investment
                                                                               Grade Bond Sub-account to the Permitted
                                                                               Sub-accounts

 MONTHLY CALCULATION
 On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

 If, after the daily Transfer Calculation is performed,

 {Min (B, .05 * (V\\V\\ + V\\F\\ + B))} (less than) (C\\u\\ * (V\\V\\ + V
 \\F\\) - L + B) / (1 - C \\u\\), then

 T\\M\\    =    {Min (B, .05 * (V\\V\\ + V\\F\\ + B))}    Money is transferred from the AST Investment
                                                          Grade Bond Sub-account to the Permitted
                                                          Sub-accounts.

                     "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

      Months
Years   1      2     3     4     5     6     7     8     9    10    11     12
----- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
  1   15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
  2   14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
  3   14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
  4   14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
  5   13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
  6   13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
  7   12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
  8   12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
  9   11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10   11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11   10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12   10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13   10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14    9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15    9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16    8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17    8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18    8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19    7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20    7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21    6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
 22    6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23    6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24    5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25    5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26    5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27    4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28    4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29    4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30    4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

 *  The values set forth in this table are applied to all ages.
 ** In all subsequent years and months thereafter, the annuity factor is 4.06.

         APPENDIX L - FORMULA FOR HIGHEST DAILY GRO II AND GRO PLUS II

 The following are the terms and definitions referenced in the transfer calculation formula:
   .   AV is the current Account Value of the Annuity

   . V\\V\\ is the current Account Value of the elected Sub-accounts of the Annuity

   . V\\F\\ is the current Account Value of any fixed-rate Sub-accounts of the Annuity

   .   B is the total current value of the AST bond portfolio Sub-account

   .   C\\l\\ is the lower target value. Currently, it is 79%.

   .   C\\t \\is the middle target value. Currently, it is 82%.

   .   C\\u\\ is the upper target value. Currently, it is 85%.

   . T is the amount of a transfer into or out of the AST bond portfolio Sub-account.

 For each guarantee provided under the benefit,
   .   G\\i\\ is the guarantee amount

   .   N\\i \\is the number of days until the maturity date

   . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

 The formula, which is set on the effective date and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

 The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of each applicable guarantee period. We call the greatest of these values the "current liability (L)."

     L    =    MAX(L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/(Ni/365)/

 Next the formula calculates the following formula ratio:

                     r    =    (L - B) / (V\\V\\ + V\\F\\)

 If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account ( "90% cap rule"). If at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

 The formula will transfer assets into the AST bond portfolio Sub-account if r (greater than) C\\u\\, subject to the 90% cap rule.

 The transfer amount is calculated by the following formula:

 T    =    {Min(MAX(0, (.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

 If the formula ratio is less than a lower target value and there are assets in the AST bond portfolio Sub-account, then the formula will transfer assets out of the AST bond portfolio Sub-account into the elected Sub-accounts.

 The formula will transfer assets out of the AST bond portfolio Sub-account if r (less than) C\\l\\ and B (greater than) 0.

 The transfer amount is calculated by the following formula:

   T    =    {Min(B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

 If following a transfer to the elected Sub-accounts, there are assets remaining in a AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

 If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap.

                          PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS
                          FURTHER DETAILS ABOUT THE PRUDENTIAL ANNUITY DESCRIBED IN OPTIMUM
                          XTRA PROSPECTUS (05/2010)
                                           ---------------------------------------
                                             (print your name)
                                           ---------------------------------------
                                                 (address)
                                           ---------------------------------------
                                            (city/state/zip code)

  Variable Annuity Issued by:                Variable Annuity Distributed by:
  PRUDENTIAL ANNUITIES LIFE
  ASSURANCE CORPORATION                                  PRUDENTIAL ANNUITIES
  A Prudential Financial Company                                 DISTRIBUTORS
  One Corporate Drive                          A Prudential Financial Company
  Shelton, Connecticut 06484                              One Corporate Drive
  Telephone: 1-888-PRU-2888                        Shelton, Connecticut 06484
  http://www.prudentialannuities.com                  Telephone: 203-926-1888
                                           http://www.prudentialannuities.com

                               MAILING ADDRESSES:

                   PRUDENTIAL ANNUITIES - VARIABLE ANNUITIES
                                 P.O. Box 7960
                             Philadelphia, PA 19176

                                 EXPRESS MAIL:
                   PRUDENTIAL ANNUITIES - VARIABLE ANNUITIES
                                2101 Welsh Road
                               Dresher, PA 19025

                                                         ----------------
        [LOGO] Prudential                                   PRSRT STD
        The Prudential Insurance Company of America       U.S. POSTAGE
        751 Broad Street                                      PAID
        Newark, NJ 07102-3777                             LANCASTER, PA
                                                         PERMIT NO. 1793
                                                         ----------------

                                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                                 A Prudential Financial Company
                                One Corporate Drive, Shelton, Connecticut 06484

 ADVANCED SERIES CORNERSTONE/SM/ ("AS CORNERSTONE")/SM/
 ADVANCED SERIES XTRA CREDIT/SM/ SIX ("ASXT6")/SM/ OR ("XT6")
 ADVANCED SERIES LIFEVEST II/SM/ ("ASL II")/SM/

 FLEXIBLE PREMIUM DEFERRED ANNUITIES
 PROSPECTUS: MAY 1, 2010

 This prospectus describes three different flexible premium deferred annuities (the "Annuities" or the "Annuity") issued by Prudential Annuities Life Assurance Corporation ("Prudential Annuities"(R), "we", "our", or "us"). Except in certain states, these Annuities are no longer offered for new sales. Each Annuity may be offered as an individual annuity contract or as an interest in a group annuity. Each Annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. This Prospectus describes the important features of the Annuities and what you should consider before purchasing one of the Annuities. The Prospectus also describes differences among the Annuities which include differences in the fees and charges you pay and variations in some product features such as the availability of certain bonus amounts and basic death benefit protection. These differences among the products are discussed more fully in the Prospectus and summarized in Appendix E entitled "Selecting the Variable Annuity That's Right for You". There may also be differences in the compensation paid to your Financial Professional for each Annuity. Differences in compensation among different annuity products could influence a Financial Professional's decision as to which annuity to recommend to you. In addition, selling broker-dealer firms through which each Annuity is sold may decline to make available to their customers certain of the optional features and investment options offered generally under the Annuity. Alternatively, such firms may restrict the optional benefits that they do make available to their customers (e.g., by imposing a lower maximum issue age for certain optional benefits than what is prescribed generally under the Annuity). Selling broker-dealer firms may not offer all the Annuities described in this prospectus and/or may impose restrictions on the availability of the Annuity based on certain criteria. Please speak to your Financial Professional for further details. EACH ANNUITY OR CERTAIN OF ITS INVESTMENT OPTIONS AND/OR FEATURES MAY NOT BE AVAILABLE IN ALL STATES. For some of the variations specific to Annuities approved for sale by the New York State Insurance Department, see Appendix G. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section. BECAUSE THE XT6 ANNUITY GRANTS CREDITS WITH RESPECT TO YOUR PURCHASE PAYMENTS, THE EXPENSES OF THE XT6 ANNUITY MAY BE HIGHER THAN EXPENSES FOR AN ANNUITY WITHOUT A CREDIT. IN ADDITION, THE AMOUNT OF THE CREDITS THAT YOU RECEIVE UNDER THE XT6 ANNUITY MAY BE MORE THAN OFFSET BY THE ADDITIONAL FEES AND CHARGES ASSOCIATED WITH THE CREDIT.

 THE SUB-ACCOUNTS
 Each Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B invests in an underlying mutual fund portfolio. Prudential Annuities Life Assurance Corporation Variable Account B is a separate account of Prudential Annuities, and is the investment vehicle in which your Purchase Payments are held. Currently, portfolios of the following underlying mutual funds are being offered: AIM Variable Insurance Funds (INVESCO Variable Insurance Funds), Advanced Series Trust, Evergreen Variable Annuity Trust, First Defined Portfolio Fund, LLC, Nationwide Variable Insurance Trust, ProFunds VP, The Prudential Series Fund, Franklin Templeton Variable Insurance Products Trust and Wells Fargo Variable Trust. See the following page for the complete list of Sub-accounts.

 PLEASE READ THIS PROSPECTUS
 PLEASE READ THIS PROSPECTUS AND THE CURRENT PROSPECTUS FOR THE UNDERLYING MUTUAL FUNDS. KEEP THEM FOR FUTURE REFERENCE. If you are purchasing one of the Annuities as a replacement for an existing variable annuity or variable life coverage or a fixed insurance policy, you should consider any surrender or penalty charges you may incur when replacing your existing coverage and that this Annuity may be subject to a contingent deferred sales charge if you elect to surrender the Annuity or take a partial withdrawal. You should consider your need to access the Annuity's Account Value and whether the Annuity's liquidity features will satisfy that need.

 AVAILABLE INFORMATION
 We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described below - see Table of Contents. The Statement of Additional Information is incorporated by reference into this prospectus. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC.

 THESE ANNUITIES ARE NOT DEPOSITS OR OBLIGATIONS OF, OR ISSUED, GUARANTEED OR ENDORSED BY, ANY BANK, ARE NOT INSURED OR GUARANTEED BY THE U.S. GOVERNMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC), THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY. AN INVESTMENT IN AN ANNUITY INVOLVES INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF VALUE, EVEN WITH RESPECT TO AMOUNTS ALLOCATED TO THE AST MONEY MARKET SUB-ACCOUNT.

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 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
 THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 ADVANCED SERIES CORNERSTONE/SM/, XTRA CREDIT(R) AND LIFEVEST(R) ARE SERVICE MARKS OR REGISTERED TRADEMARKS OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND ARE USED UNDER LICENSE BY ITS AFFILIATES.
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                  FOR FURTHER INFORMATION CALL: 1-888-PRU-2888

       Prospectus Dated: May 1, 2010             Statement of Additional
                                          Information Dated: May 1, 2010
                                               ASAP3SAI, XT6SAI, ASL2SAI

  PLEASE SEE OUR PRIVACY POLICY AND OUR IRA, ROTH IRA AND FINANCIAL DISCLOSURE
           STATEMENTS ATTACHED TO THE BACK COVER OF THIS PROSPECTUS.

                              INVESTMENT OPTIONS
      (Certain investment options may not be available with your Annuity) ADVANCED SERIES TRUST
   AST Academic Strategies Asset Allocation
   AST Advanced Strategies
   AST Aggressive Asset Allocation
   AST AllianceBernstein Core Value
   AST AllianceBernstein Growth & Income
   AST American Century Income & Growth
   AST Balanced Asset Allocation
   AST Bond Portfolio 2015
   AST Bond Portfolio 2016
   AST Bond Portfolio 2017
   AST Bond Portfolio 2018
   AST Bond Portfolio 2019
   AST Bond Portfolio 2020
   AST Bond Portfolio 2021
   AST Capital Growth Asset Allocation
   AST CLS Growth Asset Allocation
   AST CLS Moderate Asset Allocation
   AST Cohen & Steers Realty
   AST Federated Aggressive Growth
   AST FI Pyramis(R) Asset Allocation
   AST First Trust Balanced Target
   AST First Trust Capital Appreciation Target
   AST Global Real Estate
   AST Goldman Sachs Concentrated Growth
   AST Goldman Sachs Mid-Cap Growth
   AST Goldman Sachs Small-Cap Value
   AST High Yield
   AST Horizon Growth Asset Allocation
   AST Horizon Moderate Asset Allocation
   AST International Growth
   AST International Value
   AST Investment Grade Bond
   AST JPMorgan International Equity
   AST J.P. Morgan Strategic Opportunities
   AST Jennison Large-Cap Growth
   AST Jennison Large-Cap Value
   AST Large-Cap Value
   AST Lord Abbett Bond Debenture
   AST Marsico Capital Growth
   AST MFS Global Equity
   AST MFS Growth
   AST Mid-Cap Value
   AST Money Market
   AST Neuberger Berman Mid-Cap Growth
   AST Neuberger Berman/LSV Mid-Cap Value
   AST Neuberger Berman Small-Cap Growth
   AST Parametric Emerging Markets Equity
   AST PIMCO Limited Maturity Bond
   AST PIMCO Total Return Bond
   AST Preservation Asset Allocation
   AST QMA US Equity Alpha
   AST Schroders Multi-Asset World Strategies
   AST Small-Cap Growth
   AST Small-Cap Value
   AST T. Rowe Price Asset Allocation
   AST T. Rowe Price Global Bond
   AST T. Rowe Price Large-Cap Growth
   AST T. Rowe Price Natural Resources
   AST Value
   AST Western Asset Core Plus Bond

 AIM VARIABLE INSURANCE FUND
 (INVESCO VARIABLE INSURANCE FUNDS)
   INVESCO V.I. Dynamics Fund -- Series I shares
   INVESCO V.I. Financial Services Fund -- Series I shares
   INVESCO V.I. Global Health Care Fund -- Series I shares
   INVESCO V.I. Technology Fund -- Series I shares

 EVERGREEN VARIABLE ANNUITY TRUST
   Growth
   International Equity
   Omega

 FIRST DEFINED PORTFOLIO FUND, LLC
   First Trust(R) Target Focus Four
   Global Dividend Target 15
   NASDAQ(R) Target 15
   S&P(R) Target 24
   Target Managed VIP
   The Dow(R) DART 10
   The Dow(R) Target Dividend
   Value Line(R) Target 25

 FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
   Franklin Templeton VIP Founding Funds Allocation Fund

 NATIONWIDE VARIABLE INSURANCE TRUST
   NVIT Developing Markets Fund

 PROFUNDS VP**
   Access VP High Yield
   Asia 30
   Banks
   Basic Materials
   Bear
   Biotechnology
   Bull
   Consumer Goods
   Consumer Services
   Europe 30
   Financials
   Internet
   Japan
   Large-Cap Growth
   Large Cap Value
   Mid-Cap Growth
   Mid-Cap Value
   Oil & Gas
   NASDAQ-100
   Pharmaceuticals
   Precious Metals
   Real Estate
   Rising Rates Opportunity
   Semiconductor
   Short Mid-Cap
   Short NASDAQ-100
   Short Small-Cap
   Small-Cap Growth
   Small-Cap Value
   Technology
   Telecommunications
   U.S. Government Plus
   UltraBull
   UltraMid-Cap
   UltraNASDAQ-100
   UltraSmall-Cap
   Utilities

 THE PRUDENTIAL SERIES FUND
   *SP International Growth

 WELLS FARGO VARIABLE TRUST
   Wells Fargo Advantage VT Equity Income


 *  no longer offered.
 ** Only available for XT6 and ASLII contracts issued before May 26, 2008.

                                   CONTENTS


GLOSSARY OF TERMS......................................................................  1

SUMMARY OF CONTRACT FEES AND CHARGES...................................................  5

EXPENSE EXAMPLES....................................................................... 18

SUMMARY................................................................................ 20

INVESTMENT OPTIONS..................................................................... 25

 WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?.................... 25
 WHAT ARE THE FIXED ALLOCATIONS?....................................................... 51

FEES AND CHARGES....................................................................... 53

 WHAT ARE THE CONTRACT FEES AND CHARGES?............................................... 53
 WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?.......................................... 55
 WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?............................. 55
 EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES............................................. 55

PURCHASING YOUR ANNUITY................................................................ 56

 WHAT ARE OUR REQUIREMENTS FOR PURCHASING ONE OF THE ANNUITIES?........................ 56

MANAGING YOUR ANNUITY.................................................................. 59

 MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?....................... 59
 MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?.......................................... 60
 MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?.............................................. 60
 MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?.......................... 60
 MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?...................... 60

MANAGING YOUR ACCOUNT VALUE............................................................ 61

 HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?.......................................... 61
 HOW DO I RECEIVE CREDITS UNDER THE XT6 ANNUITY?....................................... 61
 HOW ARE CREDITS APPLIED TO ACCOUNT VALUE UNDER THE XT6 ANNUITY?....................... 62
 ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?............ 62
 DO YOU OFFER DOLLAR COST AVERAGING?................................................... 64
 HOW DO THE FIXED ALLOCATIONS WORK?.................................................... 66
 HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?..................................... 67
 WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?........................................ 67
 DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?...................................... 67
 ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?.......................................... 68
 WHAT IS THE BALANCED INVESTMENT PROGRAM?.............................................. 68
 MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS?.. 68
 MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?............... 68
 HOW DOES THE MARKET VALUE ADJUSTMENT WORK?............................................ 69

ACCESS TO ACCOUNT VALUE................................................................ 71

 WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?...................................... 71
 ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?......................................... 71
 CAN I WITHDRAW A PORTION OF MY ANNUITY?............................................... 71
 HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?......................................... 71
 CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD?....... 72
 DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(t) OF THE INTERNAL REVENUE
   CODE?............................................................................... 72
 WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?........... 72
 CAN I SURRENDER MY ANNUITY FOR ITS VALUE?............................................. 72
 WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?........................... 73
 WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?.......................................... 73
 HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?.................................. 74
 HOW ARE ANNUITY PAYMENTS CALCULATED?.................................................. 75

LIVING BENEFIT PROGRAMS................................................................ 76

 DO YOU OFFER PROGRAMS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY
   ARE ALIVE?.......................................................................... 76

                                      (i)

 GUARANTEED RETURN OPTION PLUS/SM/ (GRO PLUS/SM/)...........................................  77
 GUARANTEED RETURN OPTION (GRO).............................................................  81
 GUARANTEED RETURN OPTION PLUS 2008 (GRO PLUS 2008).........................................  85
 GUARANTEED RETURN OPTION PLUS/SM/ II (GRO Plus/SM/ II).....................................  90
 HIGHEST DAILY/SM/ GUARANTEED RETURN OPTION/SM/ (HD GRO)/SM/................................  94
 HIGHEST DAILY/SM/ GUARANTEED RETURN OPTION/SM/ II (HD GRO/SM/ II)..........................  99
 GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)............................................... 104
 GUARANTEED MINIMUM INCOME BENEFIT (GMIB)................................................... 107
 LIFETIME FIVE/SM/ INCOME BENEFIT (LIFETIME FIVE)........................................... 110
 SPOUSAL LIFETIME FIVE/SM/ INCOME BENEFIT (SPOUSAL LIFETIME FIVE)........................... 115
 HIGHEST DAILY LIFETIME FIVE/SM/ INCOME BENEFIT (HIGHEST DAILY LIFETIME FIVE)............... 118
 HIGHEST DAILY LIFETIME SEVEN/SM/ INCOME BENEFIT (HIGHEST DAILY LIFETIME SEVEN)............. 126
 SPOUSAL HIGHEST DAILY LIFETIME SEVEN/SM/ INCOME BENEFIT (SPOUSAL HIGHEST DAILY LIFETIME
   SEVEN)................................................................................... 138
 HIGHEST DAILY LIFETIME 7 PLUS/SM/ INCOME BENEFIT (HIGHEST DAILY LIFETIME 7 PLUS)/SM/....... 147
 SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS/SM/ INCOME BENEFIT (SPOUSAL HIGHEST DAILY LIFETIME 7
   PLUS)/SM/................................................................................ 160
 HIGHEST DAILY LIFETIME/SM/ 6 PLUS INCOME BENEFIT (HD LIFETIME 6 PLUS)...................... 169
 SPOUSAL HIGHEST DAILY LIFETIME/SM/ 6 PLUS INCOME BENEFIT (SHD LIFETIME 6 PLUS)............. 182

DEATH BENEFIT............................................................................... 192

 WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?.............................................. 192
 BASIC DEATH BENEFIT........................................................................ 192
 OPTIONAL DEATH BENEFITS.................................................................... 192
 PRUDENTIAL ANNUITIES' ANNUITY REWARDS...................................................... 197
 PAYMENT OF DEATH BENEFITS.................................................................. 197

VALUING YOUR INVESTMENT..................................................................... 201

 HOW IS MY ACCOUNT VALUE DETERMINED?........................................................ 201
 WHAT IS THE SURRENDER VALUE OF MY ANNUITY?................................................. 201
 HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?................................................ 201
 HOW DO YOU VALUE FIXED ALLOCATIONS?........................................................ 201
 WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?................................................ 201
 WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?.............. 203

TAX CONSIDERATIONS.......................................................................... 204

GENERAL INFORMATION......................................................................... 213

 HOW WILL I RECEIVE STATEMENTS AND REPORTS?................................................. 213
 WHO IS PRUDENTIAL ANNUITIES?............................................................... 213
 WHAT ARE SEPARATE ACCOUNTS?................................................................ 214
 WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?....................................... 215
 WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?................................. 216
 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................ 219
 FINANCIAL STATEMENTS....................................................................... 219
 HOW TO CONTACT US.......................................................................... 219
 INDEMNIFICATION............................................................................ 220
 LEGAL PROCEEDINGS.......................................................................... 220
 CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION........................................ 222

APPENDIX A - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B....................... A-1

APPENDIX B - CALCULATION OF OPTIONAL DEATH BENEFITS......................................... B-1

APPENDIX C - ADDITIONAL INFORMATION ON ASSET ALLOCATION PROGRAMS............................ C-1

APPENDIX D - DESCRIPTION AND CALCULATION OF PREVIOUSLY OFFERED OPTIONAL
  DEATH BENEFITS............................................................................ D-1

APPENDIX E - SELECTING THE VARIABLE ANNUITY THAT'S RIGHT FOR YOU............................ E-1

APPENDIX F - FORMULA UNDER HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT....................... F-1

APPENDIX G - ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE DEPARTMENT......... G-1

APPENDIX H - FORMULA UNDER GRO PLUS 2008 AND HIGHEST DAILY GRO.............................. H-1

                                     (ii)


APPENDIX I - FORMULA UNDER HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT AND SPOUSAL
  HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT....................................... I-1

APPENDIX J - FORMULA FOR HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT AND SPOUSAL
  HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT...................................... J-1

APPENDIX K - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES..... K-1

APPENDIX L - FORMULA UNDER THE GUARANTEED RETURN OPTION PLUS BENEFIT................ L-1

APPENDIX M - FORMULA UNDER THE GUARANTEED RETURN OPTION BENEFIT..................... M-1

APPENDIX N - FORMULA UNDER HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT AND SPOUSAL
  HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT...................................... N-1

APPENDIX O - FORMULA FOR HIGHEST DAILY GRO II AND GRO PLUS II....................... O-1

                                     (iii)

                               GLOSSARY OF TERMS

 Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.

 ACCOUNT VALUE: The value of each allocation to a Sub-account (also referred to as a "variable investment option") plus any Fixed Allocation prior to the Annuity Date, increased by any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge ("CDSC" or "surrender charge") and/or, other than on an annuity anniversary, any fee that is deducted from the Annuity annually in arrears. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each MVA Fixed Allocation on any day other than its Maturity Date may be calculated using a market value adjustment. With respect to XT6, the Account Value includes any Credits we applied to your Purchase Payments that we are entitled to take back under certain circumstances. With respect to Annuities with a Highest Daily Lifetime Five Income Benefit election, Account Value includes the value of any allocation to the Benefit Fixed Rate Account.

 ADJUSTED PURCHASE PAYMENTS: As used in the discussion of certain optional benefits in this prospectus and elsewhere, Adjusted Purchase Payments are Purchase Payments, increased by any Credits applied to your Account Value in relation to such Purchase Payments, and decreased by any charges deducted from such Purchase Payments.

 ANNUITIZATION: The application of Account Value to one of the available annuity options for the Owner to begin receiving periodic payments for life (or joint lives), for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

 ANNUITY DATE: The date you choose for annuity payments to commence. Unless we agree otherwise, for Annuities issued on or after November 20, 2006, the Annuity Date must be no later than the first day of the calendar month coinciding with or next following the later of: (a) the oldest Owner's or Annuitant's 95th birthday, whichever occurs first, and (b) the fifth anniversary of the Issue Date.

 ANNUITY YEAR: A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

 BENEFICIARY ANNUITY: You may purchase an Annuity if you are a beneficiary of an annuity that was owned by a decedent, subject to the requirements discussed in this Prospectus. You may transfer the proceeds of the decedent's annuity into one of the Annuities described in this prospectus and continue receiving the distributions that are required by the tax laws. This transfer option is only available for purchase of an IRA, Roth IRA, or a non-qualified annuity.

 BENEFIT FIXED RATE ACCOUNT: A fixed investment option that is used only if you have elected the optional Highest Daily Lifetime Five Income Benefit. Amounts allocated to the Benefit Fixed Rate Account earn a fixed rate of interest, and are held within our general account. You may not allocate Purchase Payments to the Benefit Fixed Rate Account. Rather, Account Value is transferred to and from the Benefit Fixed Rate Account only under the pre-determined mathematical formula of the Highest Daily Lifetime Five Income Benefit.

 CODE: The Internal Revenue Code of 1986, as amended from time to time.

 COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT: We offer an optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing the greater of the Highest Anniversary Value Death Benefit and a 5% annual increase on Purchase Payments adjusted for withdrawals.

 CONTINGENT DEFERRED SALES CHARGE (CDSC): This is a sales charge that may be deducted when you make a full or partial withdrawal under your Annuity. We refer to this as a "contingent" charge because it is imposed only if you make a withdrawal. The charge is a percentage of each applicable Purchase Payment that is being withdrawn. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. The amount and duration of the CDSC varies among AS Cornerstone and XT6. There is no CDSC for ASL II. See "Summary of Contract Fees and Charges" for details on the CDSC for each Annuity.

 DCA FIXED RATE OPTION: An investment option that offers a fixed rate of interest for a specified period during the accumulation period. The DCA Fixed Rate Option is used only with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 month DCA Program"), under which the Purchase Payments that you have allocated to that DCA Fixed Rate Option are transferred to the designated Sub-accounts over a 6 month or 12 month period. Withdrawals or transfers from the DCA Fixed Rate Option are not subject to any Market Value Adjustment.

 ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT: An Optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing amounts in addition to the basic Death Benefit that can be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. We no longer offer the Enhanced Beneficiary Protection Death Benefit.

 FIXED ALLOCATION: An investment option that offers a fixed rate of interest for a specified Guarantee Period during the accumulation period. Certain Fixed Allocations are subject to a market value adjustment if you withdraw Account Value prior to the Fixed Allocation's maturity (MVA Fixed Allocation). We also offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"), and are not subject to any market value adjustment. You may participate in a dollar cost averaging program outside of the 6 or 12 Month DCA Program, where the source of funds to be transferred is a Fixed Allocation.

 FREE LOOK: Under state insurance laws, you have the right, during a limited period of time, to examine your Annuity and decide if you want to keep it or cancel it. This right is referred to as your "free look" right. The length of this time period depends on the law of your state, and may vary depending on whether your purchase is a replacement or not.

 GOOD ORDER: An instruction received by us, utilizing such forms, signatures, and dating as we require, which is sufficiently complete and clear that we do not need to exercise any discretion to follow such instructions. In your Annuity contract, we use the term "In Writing" to refer to this general requirement.

 GUARANTEED MINIMUM INCOME BENEFIT (GMIB): An optional benefit that, for an additional cost, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on your total Purchase Payments and an annual increase of 5% on such Purchase Payments adjusted for withdrawals (called the "Protected Income Value"), regardless of the impact of market performance on your Account Value. We no longer offer GMIB.

 GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB): An optional benefit that, for an additional cost, guarantees your ability to withdraw amounts over time equal to an initial principal value, regardless of the impact of market performance on your Account Value. We no longer offer GMWB.

 GUARANTEE PERIOD: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

 GUARANTEED RETURN OPTION PLUS/SM/ (GRO PLUS/SM/)/GUARANTEED RETURN OPTION PLUS 2008/SM/ (GRO PLUS 2008)/GUARANTEED RETURN OPTION (GRO)(R)/HIGHEST DAILY GUARANTEED RETURN OPTION (HIGHEST DAILY GRO)/SM//GUARANTEED RETURN OPTION/SM/ PLUS II (GRO PLUS II)/SM//HIGHEST DAILY/SM/ GUARANTEED RETURN OPTION/SM/ II (HD GRO II). Each of GRO Plus, GRO Plus 2008, GRO, Highest Daily GRO, GRO Plus II, and HD GRO II is a separate optional benefit that, for an additional cost, guarantees a minimum Account Value at one or more future dates and that requires your participation in a program that may transfer your Account Value according to a predetermined mathematical formula. Each benefit has different features, so please consult the pertinent benefit description in the section of the prospectus entitled "Living Benefits". Certain of these benefits are no longer available for election.

 HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV"): We offer an optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Anniversary Value, less proportional withdrawals.

 HIGHEST DAILY LIFETIME FIVE/SM/ INCOME BENEFIT: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of a guaranteed benefit base called the Total Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Highest Daily Lifetime Five.

 HIGHEST DAILY LIFETIME SEVEN/SM/ INCOME BENEFIT: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime Seven is the same class of optional benefit as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime Seven.

 HIGHEST DAILY LIFETIME 7 PLUS/SM/ INCOME BENEFIT: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 7 Plus is the same class of optional benefit as our Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime 7 Plus.

 HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 6 Plus is the same class of optional benefit as our Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated.

 HIGHEST DAILY VALUE DEATH BENEFIT ("HDV"): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Daily Value, less proportional withdrawals. We no longer offer HDV.

 INTERIM VALUE: The value of the MVA Fixed Allocation on any date other than the Maturity Date. The Interim Value is equal to the initial value allocated to the Fixed Allocation plus all interest credited to the MVA Fixed Allocation as of the date calculated, less any transfers or withdrawals from the MVA Fixed Allocation. The Interim Value does not include the effect of any MVA.

 ISSUE DATE: The effective date of your Annuity.

 KEY LIFE: Under the Beneficiary Continuation Option, or the Beneficiary Annuity, the person whose life expectancy is used to determine payments.

 LIFETIME FIVE INCOME BENEFIT: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Lifetime Five.

 MVA: A market value adjustment used in the determination of Account Value of a MVA Fixed Allocation on any day more than 30 days prior to the Maturity Date of such MVA Fixed Allocation.

 OWNER: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity who has the rights and benefits designated as to the "Participant" in the certificate.

 SPOUSAL HIGHEST DAILY LIFETIME SEVEN/SM/ INCOME BENEFIT: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime Seven Income Benefit and is the same class of optional benefit as our Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime Seven.

 SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS/SM/ INCOME BENEFIT: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 7 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime 7 Plus.

 SPOUSAL LIFETIME FIVE/SM/ INCOME BENEFIT: An optional benefit that, for an additional cost, guarantees until the later death of two Designated Lives (as defined in this Prospectus) the ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Spousal Lifetime Five.

 SUB-ACCOUNT: We issue your Annuity through our separate account. See "What is the Separate Account?" under the General Information section. The separate account invests in underlying mutual fund portfolios. From an accounting perspective, we divide the separate account into a number of sections, each of which corresponds to a particular underlying mutual fund portfolio. We refer to each such section of our separate account as a "Sub-account".

 SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 6 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated.

 SURRENDER VALUE: The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, Tax Charge and the charge for any optional benefits and any additional amounts we applied to your Purchase Payments that we may be entitled to recover under certain circumstances. The surrender value may be calculated using a MVA with respect to amounts in any MVA Fixed Allocation. No CDSC applies to the ASL II Annuity.

 UNIT: A measure used to calculate your Account Value in a Sub-account during the accumulation period.

 VALUATION DAY: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

                     SUMMARY OF CONTRACT FEES AND CHARGES

 Below is a summary of the fees and charges for the Annuities. Some fees and charges are assessed against each Annuity while others are assessed against assets allocated to the Sub-accounts. The fees and charges that are assessed against an Annuity include any applicable Contingent Deferred Sales Charge, Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the Sub-accounts are the Mortality and Expense Risk charge, the charge for Administration of the Annuity, any applicable Distribution Charge and the charge for certain optional benefits you elect. Certain optional benefits deduct a charge from each Annuity based on a percentage of a "protected value." Each underlying mutual fund portfolio assesses a fee for investment management, other expenses and, with some mutual funds, a 12b-1 fee. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.

 The following tables provide a summary of the fees and charges you will pay if you surrender your Annuity or transfer Account Value among investment options. These fees and charges are described in more detail within this Prospectus.

                         -----------------------------
                         TRANSACTION FEES AND CHARGES
                         -----------------------------

            -------------------------------------------------------
            CONTINGENT DEFERRED SALES CHARGES FOR EACH ANNUITY/ 1/
            -------------------------------------------------------

                                 AS CORNERSTONE

                Yr. 1 Yr. 2 Yr. 3 Yr. 4 Yr. 5 Yr. 6 Yr. 7 Yr. 8
                -----------------------------------------------
                7.0%  6.0%  5.0%  4.0%  3.0%  2.0%  1.0%  0.0%
                -----------------------------------------------

                                      XT6
 For Annuities issued prior to November 20, 2006, the following schedule applies:

      Yr. 1 Yr. 2 Yr. 3 Yr. 4 Yr. 5 Yr. 6 Yr. 7 Yr. 8 Yr. 9 Yr. 10 Yr. 11+
      --------------------------------------------------------------------
      9.0%  9.0%  8.5%  8.0%  7.0%  6.0%  5.0%  4.0%  3.0%   2.0%   0.0%
      --------------------------------------------------------------------

 For Annuities issued on or after November 20, 2006 (subject to state availability), the following schedule applies:

      Yr. 1 Yr. 2 Yr. 3 Yr. 4 Yr. 5 Yr. 6 Yr. 7 Yr. 8 Yr. 9 Yr. 10 Yr. 11+
      --------------------------------------------------------------------
      9.0%  9.0%  8.0%  7.0%  6.0%  5.0%  4.0%  3.0%  2.0%   1.0%   0.0%
      --------------------------------------------------------------------

                                     ASL II
                       There is no CDSC for this Annuity

 1 The Contingent Deferred Sales Charges are assessed upon surrender or withdrawal. The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period during which a particular percentage applies is measured from the Issue Date of the Annuity.

       -----------------------------------------------------------------
                     OTHER TRANSACTION FEES AND CHARGES

                       (assessed against each Annuity)
       -----------------------------------------------------------------
              FEE/CHARGE         AS CORNERSTONE    ASL II       XT6
       -----------------------------------------------------------------
       TRANSFER FEE /1/
         MAXIMUM                    $15.00         $15.00      $15.00
         CURRENT                    $10.00         $10.00      $10.00
       -----------------------------------------------------------------
       TAX CHARGE (CURRENT) /2/   0% to 3.5%     0% to 3.5%  0% to 3.5%
       -----------------------------------------------------------------

 1 Currently, we deduct the fee after the 20/th/ transfer each Annuity Year. We guarantee that the number of charge free transfers per Annuity Year will never be less than 8.
 2 In some states a tax is payable, either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is assessed as a percentage of purchase payments, Surrender Value, or Account Value, as applicable. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender, or upon annuitization. See the subsection "Tax Charge" under "Fees and Charges" in this Prospectus.

 The following table provides a summary of the periodic fees and charges you will pay while you own your Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

------------------------------------------------------------------------------------------------------
                                      PERIODIC FEES AND CHARGES

                                (assessed against the Account Value)
------------------------------------------------------------------------------------------------------
         FEE/CHARGE                AS CORNERSTONE              ASL II                   XT6
ANNUAL MAINTENANCE FEE/ 1/     Lesser of $35 or 2% of  Lesser of $35 or 2% of  Lesser of $35 or 2% of
                                 Account Value/ 2/       Account Value/ 2/         Account Value
                               -----------------------------------------------------------------------
  BENEFICIARY CONTINUATION     Lesser of $30 or 2% of  Lesser of $30 or 2% of  Lesser of $30 or 2% of
  OPTION ONLY                      Account Value           Account Value           Account Value
------------------------------------------------------------------------------------------------------
ANNUAL FEES/CHARGES OF THE SUB-ACCOUNTS/ 3/
(assessed as a percentage of the daily net assets of the Sub-accounts)
------------------------------------------------------------------------------------------------------
         FEE/CHARGE
MORTALITY & EXPENSE RISK               1.00%                   1.50%                   0.50%
CHARGE/ 4/
------------------------------------------------------------------------------------------------------
ADMINISTRATION CHARGE/ 4/              0.15%                   0.15%                   0.15%
------------------------------------------------------------------------------------------------------
DISTRIBUTION CHARGE/ 5/                 N/A                     N/A               1.00% in Annuity
                                                                                     Years 1-10
------------------------------------------------------------------------------------------------------
SETTLEMENT SERVICE CHARGE/ 6/
  QUALIFIED                            1.40%                   1.40%                   1.40%
  NON-QUALIFIED                        1.00%                   1.00%                   1.00%
------------------------------------------------------------------------------------------------------
TOTAL ANNUAL CHARGES OF THE            1.15%                   1.65%              1.65% in Annuity
SUB-ACCOUNTS                                                                        Years 1-10;
(EXCLUDING SETTLEMENT SERVICE                                                     0.65% in Annuity
CHARGE)                                                                          Years 11 and later
------------------------------------------------------------------------------------------------------

 1 Assessed annually on the Annuity's anniversary date or upon surrender. For beneficiaries who elect the non-qualified Beneficiary Continuation Option, the fee is only applicable if Account Value is less than $25,000 at the time the fee is assessed.
 2 Only applicable if Account Value is less than $100,000. Fee may differ in certain States.
 3  These charges are deducted daily and apply to the Sub-accounts only.
 4 The combination of the Mortality and Expense Risk Charge and Administration Charge is referred to as the "Insurance Charge" elsewhere in this Prospectus.
 5  The Distribution Charge is 0.00% in Annuity Years 11+ for XT6.
 6 The Mortality & Expense Risk Charge, the Administration Charge and the Distribution Charge (if applicable) do not apply if you are a beneficiary under the Beneficiary Continuation Option. The Settlement Service Charge applies only if your beneficiary elects the Beneficiary Continuation Option.

 The following table sets forth the charge for each optional benefit under the Annuity. These fees would be in addition to the periodic fees and transaction fees set forth in the tables above.

------------------------------------------------------------------------------------------------------
                             YOUR OPTIONAL BENEFIT FEES AND CHARGES/ 1/
------------------------------------------------------------------------------------------------------
          OPTIONAL BENEFIT              OPTIONAL           TOTAL             TOTAL         TOTAL
                                       BENEFIT FEE/       ANNUAL            ANNUAL         ANNUAL
                                         CHARGE         CHARGE/ 2/        CHARGE/ 2/     CHARGE/ 2/
                                                     FOR AS CORNERSTONE   FOR ASL II      FOR XT6
------------------------------------------------------------------------------------------------------
GRO PLUS II
CURRENT AND MAXIMUM CHARGE /3/            0.60%            1.75%             2.25%          2.25%
(ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
------------------------------------------------------------------------------------------------------
HIGHEST DAILY GRO II
CURRENT AND MAXIMUM CHARGE /3/            0.60%            1.75%             2.25%          2.25%
(ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
------------------------------------------------------------------------------------------------------
HIGHEST DAILY LIFETIME 6 PLUS (HD 6
PLUS)
MAXIMUM CHARGE                            1.50%        1.15% + 1.50%     1.65% + 1.50%  1.65% + 1.50%
(ASSESSED AGAINST GREATER OF ACCOUNT
VALUE AND PWV)
CURRENT CHARGE                            0.85%        1.15% + 0.85%     1.65% + 0.85%  1.65% + 0.85%
(ASSESSED AGAINST GREATER OF ACCOUNT
VALUE AND PWV)
------------------------------------------------------------------------------------------------------
HIGHEST DAILY LIFETIME 6 PLUS WITH
LIFETIME INCOME ACCELERATOR (LIA)
MAXIMUM CHARGE /3/                        2.00%        1.15% + 2.00%     1.65% + 2.00%  1.65% + 2.00%
(ASSESSED AGAINST GREATER OF ACCOUNT
VALUE AND PWV)
CURRENT CHARGE                            1.20%        1.15% + 1.20%     1.65% + 1.20%  1.65% + 1.20%
(ASSESSED AGAINST GREATER OF ACCOUNT
VALUE AND PWV)
------------------------------------------------------------------------------------------------------
SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS
MAXIMUM CHARGE /3/                        1.50%        1.15% + 1.50%     1.65% + 1.50%  1.65% + 1.50%
(ASSESSED AGAINST GREATER OF ACCOUNT
VALUE AND PWV)
CURRENT CHARGE                            0.95%        1.15% + 0.95%     1.65% + 0.95%  1.65% + 0.95%
(ASSESSED AGAINST GREATER OF ACCOUNT
VALUE AND PWV)
------------------------------------------------------------------------------------------------------
GUARANTEED RETURN OPTION (GRO/GRO
PLUS)
MAXIMUM CHARGE/ 3/                        0.75%             N/A              2.40%          2.40%
(ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
CURRENT CHARGE                            0.25%             N/A              1.90%          1.90%
(ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
------------------------------------------------------------------------------------------------------
GUARANTEED RETURN OPTION PLUS
(GRO PLUS 2008)
MAXIMUM CHARGE/ 3/                        0.75%            1.90%             2.40%          2.40%
(ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
CURRENT CHARGE                            0.60%            1.75%             2.25%          2.25%
(ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
(IF ELECTED ON OR AFTER MAY 1, 2009)
------------------------------------------------------------------------------------------------------
HIGHEST DAILY GUARANTEED RETURN
OPTION (HD GRO)
MAXIMUM CHARGE/ 3/                        0.75%            1.90%             2.40%          2.40%
(ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
CURRENT CHARGE                            0.60%            1.75%             2.25%          2.25%
(ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
(IF ELECTED ON OR AFTER MAY 1, 2009)
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
                             YOUR OPTIONAL BENEFIT FEES AND CHARGES/ 1/
------------------------------------------------------------------------------------------------------
          OPTIONAL BENEFIT              OPTIONAL           TOTAL             TOTAL         TOTAL
                                       BENEFIT FEE/       ANNUAL            ANNUAL         ANNUAL
                                         CHARGE         CHARGE/ 2/        CHARGE/ 2/     CHARGE/ 2/
                                                     FOR AS CORNERSTONE   FOR ASL II      FOR XT6
------------------------------------------------------------------------------------------------------
GUARANTEED MINIMUM WITHDRAWAL BENEFIT
(GMWB)
MAXIMUM CHARGE/ 3/                        1.00%            2.15%             2.65%          2.65%
(ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
CURRENT CHARGE                            0.35%            1.50%             2.00%          2.00%
(ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
------------------------------------------------------------------------------------------------------
GUARANTEED MINIMUM INCOME BENEFIT
(GMIB)
MAXIMUM CHARGE/ 3/                        1.00%        1.15% + 1.00%     1.65% +1.00%   1.65% + 1.00%
(ASSESSED AGAINST PIV)
CURRENT CHARGE                            0.50%        1.15% + 0.50%     1.65 + 0.50%   1.65% + 0.50%
(ASSESSED AGAINST PIV)
------------------------------------------------------------------------------------------------------
LIFETIME FIVE/SM/ INCOME BENEFIT
MAXIMUM CHARGE/ 3/                        1.50%            2.65%             3.15%          3.15%
(ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
CURRENT CHARGE                            0.60%            1.75%             2.25%          2.25%
(ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
------------------------------------------------------------------------------------------------------
SPOUSAL LIFETIME FIVE INCOME BENEFIT
MAXIMUM CHARGE/ 3/                        1.50%            2.65%             3.15%          3.15%
(ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
CURRENT CHARGE                            0.75%            1.90%             2.40%          2.40%
(ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
------------------------------------------------------------------------------------------------------
HIGHEST DAILY LIFETIME FIVE INCOME
BENEFIT
MAXIMUM CHARGE/ 3/                        1.50%             N/A              3.15%          3.15%
(ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
CURRENT CHARGE                            0.60%             N/A              2.25%          2.25%
(ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
------------------------------------------------------------------------------------------------------
HIGHEST DAILY LIFETIME SEVEN INCOME
BENEFIT
MAXIMUM CHARGE/ 3/                        1.50%        1.15% + 1.50%     1.65% + 1.50%  1.65% + 1.50%
(ASSESSED AGAINST THE PWV)
CURRENT CHARGE                            0.60%        1.15% + 0.60%     1.65% + 0.60%  1.65% + 0.60%
(ASSESSED AGAINST THE PWV)
------------------------------------------------------------------------------------------------------
HIGHEST DAILY LIFETIME SEVEN INCOME
BENEFIT WITH BENEFICIARY INCOME
OPTION (BIO)
MAXIMUM CHARGE/ 3/ (ASSESSED AGAINST      2.00%        1.15% + 2.00%     1.65% + 2.00%  1.65% + 2.00%
THE PWV)
CURRENT CHARGE (ASSESSED AGAINST THE      0.95%        1.15% + 0.95%     1.65% + 0.95%  1.65% + 0.95%
PWV)
------------------------------------------------------------------------------------------------------
HIGHEST DAILY LIFETIME SEVEN INCOME
BENEFIT WITH LIFETIME INCOME
ACCELERATOR (LIA)
MAXIMUM CHARGE/ 3/ (ASSESSED AGAINST      2.00%        1.15% + 2.00%     1.65% + 2.00%  1.65% + 2.00%
THE PWV)
CURRENT CHARGE (ASSESSED AGAINST THE      0.95%        1.15% + 0.95%     1.65% + 0.95%  1.65% + 0.95%
PWV)
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
                             YOUR OPTIONAL BENEFIT FEES AND CHARGES/ 1/
------------------------------------------------------------------------------------------------------
          OPTIONAL BENEFIT              OPTIONAL           TOTAL             TOTAL         TOTAL
                                       BENEFIT FEE/       ANNUAL            ANNUAL         ANNUAL
                                         CHARGE         CHARGE/ 2/        CHARGE/ 2/     CHARGE/ 2/
                                                     FOR AS CORNERSTONE   FOR ASL II      FOR XT6
------------------------------------------------------------------------------------------------------
SPOUSAL HIGHEST DAILY LIFETIME SEVEN
INCOME BENEFIT
MAXIMUM CHARGE/ 3/ (ASSESSED AGAINST      1.50%       1.15% + 1.50 %     1.65% + 1.50%  1.65% + 1.50%
THE PWV)
CURRENT CHARGE (ASSESSED AGAINST THE      0.75%       1.15% + 0.75%      1.65% + 0.75%  1.65% + 0.75%
PWV)
------------------------------------------------------------------------------------------------------
SPOUSAL HIGHEST DAILY LIFETIME SEVEN
WITH BENEFICIARY INCOME OPTION (BIO)
MAXIMUM CHARGE/ 3/ (ASSESSED AGAINST      2.00%       1.15% + 2.00%      1.65% + 2.00%  1.65% + 2.00%
THE PWV)
CURRENT CHARGE (ASSESSED AGAINST THE      0.95%       1.15% + 0.95%      1.65% + 0.95%  1.65% + 0.95%
PWV)
------------------------------------------------------------------------------------------------------
HIGHEST DAILY LIFETIME 7 PLUS
MAXIMUM CHARGE /3/ (ASSESSED AGAINST      1.50%       1.15% + 1.50%      1.65% + 1.50%  1.65% + 1.50%
THE GREATER OF ACCOUNT VALUE AND PWV)
CURRENT CHARGE (ASSESSED AGAINST THE      0.75%       1.15% + 0.75%      1.65% + 0.75%  1.65% + 0.75%
GREATER OF ACCOUNT VALUE AND PWV)
------------------------------------------------------------------------------------------------------
HIGHEST DAILY LIFETIME 7 PLUS
WITH BENEFICIARY INCOME OPTION (BIO)
MAXIMUM CHARGE /3/ (ASSESSED AGAINST      2.00%       1.15% + 2.00%      1.65% + 2.00%  1.65% + 2.00%
THE GREATER OF ACCOUNT VALUE AND PWV)
CURRENT CHARGE (ASSESSED AGAINST THE      1.10%       1.15% + 1.10%      1.65% + 1.10%  1.65% + 1.10%
GREATER OF ACCOUNT VALUE AND PWV)
------------------------------------------------------------------------------------------------------
HIGHEST DAILY LIFETIME 7 PLUS
WITH LIFETIME INCOME ACCELERATOR (LIA)
MAXIMUM CHARGE /3/ (ASSESSED AGAINST      2.00%       1.15% + 2.00%      1.65% + 2.00%  1.65% + 2.00%
THE GREATER OF ACCOUNT VALUE AND PWV)
CURRENT CHARGE (ASSESSED AGAINST THE      1.10%       1.15% + 1.10%      1.65% + 1.10%  1.65% + 1.10%
GREATER OF ACCOUNT VALUE AND PWV)
------------------------------------------------------------------------------------------------------
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS
MAXIMUM CHARGE /3/ (ASSESSED AGAINST      1.50%       1.15% + 1.50%      1.65% + 1.50%  1.65% + 1.50%
THE GREATER OF ACCOUNT VALUE AND PWV)
CURRENT CHARGE (ASSESSED AGAINST THE      0.90%       1.15% + 0.90%      1.65% + 0.90%  1.65% + 0.90%
GREATER OF ACCOUNT VALUE AND PWV)
------------------------------------------------------------------------------------------------------
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS
WITH BENEFICIARY INCOME OPTION (BIO)
MAXIMUM CHARGE /3/ (ASSESSED AGAINST      2.00%       1.15% + 2.00%      1.65% + 2.00%  1.65% + 2.00%
THE GREATER OF ACCOUNT VALUE AND PWV)
CURRENT CHARGE (ASSESSED AGAINST THE      1.10%       1.15% + 1.10%      1.65% + 1.10%  1.65% + 1.10%
GREATER OF ACCOUNT VALUE AND PWV)
------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
                        YOUR OPTIONAL BENEFIT FEES AND CHARGES/ 1/
-----------------------------------------------------------------------------------------------------
          OPTIONAL BENEFIT               OPTIONAL            TOTAL            TOTAL       TOTAL
                                        BENEFIT FEE/        ANNUAL           ANNUAL       ANNUAL
                                          CHARGE          CHARGE/ 2/        CHARGE/ 2/   CHARGE/ 2/
                                                       FOR AS CORNERSTONE   FOR ASL II   FOR XT6
-----------------------------------------------------------------------------------------------------
ENHANCED BENEFICIARY PROTECTION
DEATH BENEFIT
CURRENT AND MAXIMUM                        0.25%             1.40%            1.90%       1.90%
CHARGE /4/ (ASSESSED AGAINST
SUB-ACCOUNT NET ASSETS)
-----------------------------------------------------------------------------------------------------
HIGHEST ANNIVERSARY VALUE DEATH
BENEFIT (HAV)
CURRENT AND MAXIMUM CHARGE /4/ (IF         0.40%             1.55%            2.05%       2.05%
ELECTED ON OR
AFTER MAY 1, 2009) (ASSESSED AGAINST
SUB-ACCOUNT NET ASSETS)
-----------------------------------------------------------------------------------------------------
COMBINATION 5% ROLL-UP AND HAV DEATH
BENEFIT
CURRENT AND MAXIMUM CHARGE /4/ (IF         0.80%             1.95%            2.45%       2.45%
ELECTED ON OR AFTER MAY 1,
2009) (ASSESSED AGAINST SUB-ACCOUNT
NET ASSETS)
-----------------------------------------------------------------------------------------------------
HIGHEST DAILY VALUE DEATH BENEFIT
(HDV)
CURRENT AND MAXIMUM                        0.50%             1.65%            2.15%       2.15%
CHARGE /4/ (ASSESSED AGAINST
SUB-ACCOUNT NET ASSETS)
-----------------------------------------------------------------------------------------------------
PLEASE REFER TO THE SECTION OF THIS PROSPECTUS THAT DESCRIBES EACH OPTIONAL BENEFIT FOR A
COMPLETE DESCRIPTION OF THE BENEFIT, INCLUDING ANY RESTRICTIONS OR LIMITATIONS THAT MAY APPLY.
-----------------------------------------------------------------------------------------------------

 HOW CHARGE IS DETERMINED

 1 GRO PLUS II. Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For AS Cornerstone, the 1.75% total annual charge applies in all Annuity Years. For ASL II, the 2.25% total annual charge applies in all Annuity Years, and for XT6, the 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter.
    HIGHEST DAILY GRO II. Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For AS Cornerstone, the 1.75% total annual charge applies in all Annuity Years. For ASL II, the 2.25% total annual charge applies in all Annuity Years, and for XT6, the 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. HIGHEST DAILY LIFETIME 6 PLUS. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For AS Cornerstone, 0.85% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. For ASL II, 0.85% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.85% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years.
    HIGHEST DAILY LIFETIME 6 PLUS WITH LIA. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For AS Cornerstone, 1.20% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. For ASL II, 1.20% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 1.20% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years.
    SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For AS Cornerstone, 0.95% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. For ASL II, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years.
    GUARANTEED RETURN OPTION/GRO PLUS: Charge for each benefit is assessed against the average daily net assets of the Sub-accounts. For ASL II, 1.90% total annual charge applies in all Annuity years, and for XT6, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. This benefit is no longer available for new elections.
    GRO PLUS 2008: Charge for the benefit is assessed against the average daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: 0.35% charge of the Sub-account assets. For AS Cornerstone, 1.50% total annual charge applies in all Annuity Years. For ASL II, 2.00% total annual charge applies in all Annuity Years. For XT6, total annual charge is 2.00% in Annuity Years 1-10 and is 1.00% thereafter. If you elected the benefit on or after May 1, 2009 the fees are as follows:
    For AS Cornerstone, 1.75% total annual charge applies in all Annuity Years. For ASL II, 2.25% total annual charge applies in all Annuity Years. For XT6, total annual charge is 2.25% in Annuity Years 1-10 and is 1.25% thereafter. Except in certain states, this benefit is no longer available for new elections.
    HIGHEST DAILY GRO: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: 0.35% charge of the Sub-account assets. For AS Cornerstone, 1.50% total annual charge applies in all Annuity Years. For ASL II, 2.00% total annual charge applies in all Annuity Years. For XT6, total annual charge is 2.00% in Annuity Years 1-10 and is 1.00% thereafter. If you elect the benefit on or after May 1, 2009: For AS Cornerstone, 1.75% total annual charge applies in all Annuity Years. For ASL II, 2.25% total annual charge applies in all Annuity Years. For XT6, total annual charge is 2.25% in Annuity Years 1-10 and is 1.25% thereafter. Except in certain states, this benefit is no longer available for new elections.

    GUARANTEED MINIMUM WITHDRAWAL BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For AS Cornerstone, 1.50% total annual charge applies in all Annuity years. For
    ASL II, 2.00% total annual charge applies in all Annuity years, and for XT6, 2.00% total annual charge applies in Annuity Years 1-10 and is 1.00% thereafter. This benefit is no longer available for new elections. GUARANTEED MINIMUM INCOME BENEFIT: Charge for this benefit is assessed against the GMIB Protected Income Value ("PIV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the Fixed Allocations. For AS Cornerstone, 0.50% of PIV for GMIB is in addition to 1.15% annual charge in all Annuity years. For ASL II, 0.50% of PIV for GMIB is in addition to 1.65% annual charge. For XT6, 0.50% of PIV for GMIB is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.
    LIFETIME FIVE INCOME BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For AS Cornerstone, 1.75% total annual charge applies in all Annuity years. For ASL II, 2.25% total annual charge applies in all Annuity years, and for XT6, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.
    SPOUSAL LIFETIME FIVE INCOME BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For AS Cornerstone, 1.90% total annual charge applies in all Annuity years. For
    ASL II, 2.40% total annual charge applies in all Annuity years, and for XT6, 2.40% total annual charge applies in Annuity Years 1-10 and is 1.40% thereafter. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For ASL II, 2.25% total annual charge applies in all Annuity years, and for XT6, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME SEVEN: Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For AS Cornerstone, 0.60% for Highest Daily Lifetime Seven is in addition to 1.15% annual charge in all Annuity years. For ASL II, 0.60% for Highest Daily Lifetime Seven is in addition to 1.65% annual charge. For XT6, 0.60% for Highest Daily Lifetime Seven is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections. HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION. Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For AS Cornerstone, 0.95% is in addition to 1.15% in all Annuity Years. For ASL II, 0.95% is in addition to 1.65% annual charge. For XT6, 0.95% is in addition to 1.65% annual charge in Annuity Years 1-10 and 0.65% annual charge in subsequent Annuity Years. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME SEVEN WITH LIFETIME INCOME ACCELERATOR. Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For AS Cornerstone, 0.95% is in addition to 1.15% annual charge in all Annuity Years. For ASL II, 0.95% is in addition to 1.65% annual charge. For XT6, 0.95% is in addition to 1.65% annual charge in Annuity Years 1-10 and 0.65% annual charge in subsequent Annuity Years.
    This benefit is no longer available for new elections.
    SPOUSAL HIGHEST DAILY LIFETIME SEVEN: Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). For AS Cornerstone, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.15% annual charge in all Annuity years. For ASL II, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.65% annual charge. For XT6, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections. SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION. Charge for this benefit is assessed against the Protected Withdrawal Value
    ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For AS Cornerstone, 0.95% of PWV is in addition to 1.15% annual charge in all Annuity Years. For ASL II, 0.95% of PWV is in addition to 1.65% annual charge. For XT6, 0.95% of PWV is in addition to 1.65% annual charge in Annuity Years 1-10 and 0.65% annual charge in subsequent Annuity Years. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME 7 PLUS. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For AS Cornerstone, 0.75% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. For ASL II, 0.75% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.75% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME 7 PLUS WITH BIO. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For AS Cornerstone, 1.10% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. For ASL II, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
    HIGHEST DAILY LIFETIME 7 PLUS WITH LIA. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For AS Cornerstone, 1.10% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. For ASL II, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
    SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For AS Cornerstone, 0.90% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. For ASL II, 0.90% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.90% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
    SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BIO. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For AS Cornerstone, 1.10% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. For ASL II, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
    ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For
    AS Cornerstone, 1.40% total annual charge applies in all Annuity years. For ASL II, 1.90% total annual charge applies in all Annuity years, and for XT6, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. This benefit is no longer available for new elections.
    HIGHEST ANNIVERSARY VALUE DEATH BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts, if you elected the benefit prior to May 1, 2009 the fees are as follows: 0.25% of the assets. For AS Cornerstone, 1.40% total annual charge applies in all Annuity Years. For ASL II, 1.90% total annual charge applies in all Annuity Years. For XT6, total annual charge is 1.90% in Annuity Years 1-10 and is 0.90% thereafter. If you elected the benefit on or after May 1, 2009 the fees are as follows: For AS Cornerstone, 1.55% total annual charge applies in all Annuity Years. For ASL II, 2.05% total annual charge applies in all Annuity Years. For XT6, total annual charge is 2.05% in Annuity Years 1-10 and is 1.05% thereafter.
    COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts, if you elected the benefit prior to May 1, 2009 the fees are as follows: 0.50% of Sub-account assets if you elected benefit prior to May 1, 2009. For
    AS Cornerstone, 1.65% total annual charge applies in all Annuity Years. For ASL II, 2.15% total annual charge applies in all Annuity Years. For XT6, total annual charge is 2.15% in Annuity Years 1-10 and is 1.15% thereafter. If you elected the benefit on or after May 1, 2009 the fees are as follows:
    For AS Cornerstone, 1.95% total annual charge applies in all Annuity Years. For ASL II, 2.45% total annual charge applies in all Annuity Years. For
    XT6, total annual charge is 2.45% in Annuity Years 1-10 and is 1.45% thereafter.

    HIGHEST DAILY VALUE DEATH BENEFIT: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For AS Cornerstone, 1.65% total annual charge applies in all Annuity years. For ASL II, 2.15% total annual charge applies in all Annuity years, and for XT6, 2.15% total annual charge applies in Annuity Years 1-10 and is 1.15% thereafter. This benefit is no longer available for new elections.
 2. The Total Annual Charge includes the Insurance Charge and Distribution Charge (if applicable) assessed against the average daily net assets allocated to the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit. With respect to GMIB, the 0.50% charge is assessed against the GMIB Protected Income Value. With respect to Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus, the charge is assessed against the Protected Withdrawal Value (greater of PWV and Account Value, for the "Plus" benefits). With respect to each of Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus, one-fourth of the annual charge is deducted quarterly. These optional benefits are not available under the Beneficiary Continuation Option.
 3. We reserve the right to increase the charge up to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit.
 4. Our reference in the fee table to "current and maximum" charge does not connote that we have the authority to increase the charge for Annuities that already have been issued. Rather, the reference indicates that there is no maximum charge to which the current charge could be increased for existing Annuities. However, our State filings may have included a provision allowing us to impose an increased charge for newly-issued Annuities.

 The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds ("Portfolios") as of December 31, 2009. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

              ----------------------------------------------------
                  TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES
              ----------------------------------------------------
                                                 MINIMUM  MAXIMUM
              ----------------------------------------------------
              TOTAL PORTFOLIO OPERATING EXPENSE  0.62%    2.93%
              ----------------------------------------------------

 The following are the total annual expenses for each underlying mutual fund ("Portfolio") as of December 31, 2009, except as noted. The "Total Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. There is no guarantee that actual expenses will be the same as those shown in the table. For certain of the underlying Portfolios, a portion of the management fee has been waived and/or other expenses have been partially reimbursed. The existence of any such fee waivers and/or reimbursements have been reflected in the footnotes. The following expenses are deducted by the underlying Portfolio before it provides Prudential Annuities with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888.

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                                         UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                             (as a percentage of the average net assets of the underlying Portfolios)
------------------------------------------------------------------------------------------------------------------------------------
                                                               For the year ended December 31, 2009
                              -------------------------------------------------------------------------------------------
         UNDERLYING                                                                                 Total
         PORTFOLIO                                                         Broker Fees  Acquired   Annual
                                                                Dividend   and Expenses Portfolio Portfolio  Fee Waiver
                              Management  Other   Distribution Expense on    on Short    Fees &   Operating  or Expense
                                 Fees    Expenses (12b-1) Fees Short Sales    Sales     Expenses  Expenses  Reimbursement
--------------------------------------------------------------------------------------------------------------------------
 AST Academic Strategies
  Asset Allocation              0.72%     0.08%      0.00%        0.02%       0.00%       0.75%     1.57%       0.00%
 AST Advanced Strategies        0.85%     0.18%      0.00%        0.00%       0.00%       0.02%     1.05%       0.00%
 AST Aggressive Asset
  Allocation                    0.15%     0.06%      0.00%        0.00%       0.00%       1.01%     1.22%       0.00%
 AST AllianceBernstein
  Core Value                    0.75%     0.20%      0.00%        0.00%       0.00%       0.00%     0.95%       0.00%
 AST AllianceBernstein
  Growth & Income               0.75%     0.13%      0.00%        0.00%       0.00%       0.00%     0.88%       0.00%
 AST American Century
  Income & Growth               0.75%     0.19%      0.00%        0.00%       0.00%       0.00%     0.94%       0.00%
 AST Balanced Asset
  Allocation                    0.15%     0.02%      0.00%        0.00%       0.00%       0.91%     1.08%       0.00%
 AST Bond Portfolio 2015/ 1/    0.64%     0.17%      0.00%        0.00%       0.00%       0.00%     0.81%       0.00%
 AST Bond Portfolio 2016/ 1/    0.64%     1.10%      0.00%        0.00%       0.00%       0.00%     1.74%      -0.74%
 AST Bond Portfolio 2017/ 1/    0.64%     0.32%      0.00%        0.00%       0.00%       0.00%     0.96%       0.00%
 AST Bond Portfolio 2018/ 1/    0.64%     0.19%      0.00%        0.00%       0.00%       0.00%     0.83%       0.00%
 AST Bond Portfolio 2019/ 1/    0.64%     0.22%      0.00%        0.00%       0.00%       0.00%     0.86%       0.00%
 AST Bond Portfolio 2020/ 1/    0.64%     1.95%      0.00%        0.00%       0.00%       0.00%     2.59%      -1.59%

------------------------------------------------------------------------------------------------------------------------------------
                                         UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                             (as a percentage of the average net assets of the underlying Portfolios)
------------------------------------------------------------------------------------------------------------------------------------

                              -----------
         UNDERLYING
         PORTFOLIO            Net Annual
                                 Fund
                              Operating
                               Expenses
----------------------------------------
 AST Academic Strategies
  Asset Allocation              1.57%
 AST Advanced Strategies        1.05%
 AST Aggressive Asset
  Allocation                    1.22%
 AST AllianceBernstein
  Core Value                    0.95%
 AST AllianceBernstein
  Growth & Income               0.88%
 AST American Century
  Income & Growth               0.94%
 AST Balanced Asset
  Allocation                    1.08%
 AST Bond Portfolio 2015/ 1/    0.81%
 AST Bond Portfolio 2016/ 1/    1.00%
 AST Bond Portfolio 2017/ 1/    0.96%
 AST Bond Portfolio 2018/ 1/    0.83%
 AST Bond Portfolio 2019/ 1/    0.86%
 AST Bond Portfolio 2020/ 1/    1.00%

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                                         UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                             (as a percentage of the average net assets of the underlying Portfolios)
------------------------------------------------------------------------------------------------------------------------------------
                                                               For the year ended December 31, 2009
                              -------------------------------------------------------------------------------------------
         UNDERLYING                                                                                 Total
         PORTFOLIO                                                         Broker Fees  Acquired   Annual
                                                                Dividend   and Expenses Portfolio Portfolio  Fee Waiver
                              Management  Other   Distribution Expense on    on Short    Fees &   Operating  or Expense
                                 Fees    Expenses (12b-1) Fees Short Sales    Sales     Expenses  Expenses  Reimbursement
--------------------------------------------------------------------------------------------------------------------------
 AST Bond Portfolio 2021/ 1/    0.64%     0.32%      0.00%        0.00%       0.00%       0.00%     0.96%       0.00%
 AST Capital Growth Asset
  Allocation                    0.15%     0.02%      0.00%        0.00%       0.00%       0.94%     1.11%       0.00%
 AST CLS Growth Asset
  Allocation                    0.30%     0.06%      0.00%        0.00%       0.00%       0.90%     1.26%       0.00%
 AST CLS Moderate Asset
  Allocation                    0.30%     0.03%      0.00%        0.00%       0.00%       0.83%     1.16%       0.00%
 AST Cohen & Steers
  Realty                        1.00%     0.16%      0.00%        0.00%       0.00%       0.00%     1.16%       0.00%
 AST Federated Aggressive
  Growth                        0.95%     0.19%      0.00%        0.00%       0.00%       0.00%     1.14%       0.00%
 AST FI Pyramis(R) Asset
  Allocation/ 2/                0.85%     0.27%      0.00%        0.15%       0.00%       0.00%     1.27%       0.00%
 AST First Trust Balanced
  Target                        0.85%     0.14%      0.00%        0.00%       0.00%       0.00%     0.99%       0.00%
 AST First Trust Capital
  Appreciation Target           0.85%     0.13%      0.00%        0.00%       0.00%       0.00%     0.98%       0.00%
 AST Global Real Estate         1.00%     0.23%      0.00%        0.00%       0.00%       0.00%     1.23%       0.00%
 AST Goldman Sachs
  Concentrated Growth           0.90%     0.15%      0.00%        0.00%       0.00%       0.00%     1.05%       0.00%
 AST Goldman Sachs Mid-
  Cap Growth                    1.00%     0.18%      0.00%        0.00%       0.00%       0.00%     1.18%       0.00%
 AST Goldman Sachs
  Small-Cap Value               0.95%     0.24%      0.00%        0.00%       0.00%       0.01%     1.20%       0.00%
 AST High Yield                 0.75%     0.16%      0.00%        0.00%       0.00%       0.00%     0.91%       0.00%
 AST Horizon Growth
  Asset Allocation              0.30%     0.06%      0.00%        0.00%       0.00%       0.87%     1.23%       0.00%
 AST Horizon Moderate
  Asset Allocation              0.30%     0.04%      0.00%        0.00%       0.00%       0.82%     1.16%       0.00%
 AST International Growth       1.00%     0.13%      0.00%        0.00%       0.00%       0.00%     1.13%       0.00%
 AST International Value        1.00%     0.14%      0.00%        0.00%       0.00%       0.00%     1.14%       0.00%
 AST Investment Grade
  Bond/ 1/                      0.64%     0.13%      0.00%        0.00%       0.00%       0.00%     0.77%       0.00%
 AST Jennison Large-Cap
  Growth                        0.90%     0.18%      0.00%        0.00%       0.00%       0.00%     1.08%       0.00%
 AST Jennison Large-Cap
  Value                         0.75%     0.19%      0.00%        0.00%       0.00%       0.00%     0.94%       0.00%
 AST JPMorgan
  International Equity          0.90%     0.18%      0.00%        0.00%       0.00%       0.00%     1.08%       0.00%
 AST J.P. Morgan Strategic
  Opportunities                 1.00%     0.14%      0.00%        0.17%       0.00%       0.00%     1.31%       0.00%
 AST Large-Cap Value            0.75%     0.13%      0.00%        0.00%       0.00%       0.00%     0.88%       0.00%
 AST Lord Abbett Bond-
  Debenture                     0.80%     0.16%      0.00%        0.00%       0.00%       0.00%     0.96%       0.00%
 AST Marsico Capital
  Growth                        0.90%     0.12%      0.00%        0.00%       0.00%       0.00%     1.02%       0.00%
 AST Mid-Cap Value              0.95%     0.19%      0.00%        0.00%       0.00%       0.00%     1.14%       0.00%
 AST MFS Global Equity          1.00%     0.32%      0.00%        0.00%       0.00%       0.00%     1.32%       0.00%
 AST MFS Growth                 0.90%     0.13%      0.00%        0.00%       0.00%       0.00%     1.03%       0.00%
 AST Money Market/ 3/           0.50%     0.12%      0.00%        0.00%       0.00%       0.00%     0.62%      -0.01%
 AST Neuberger Berman
  Mid-Cap Growth                0.90%     0.15%      0.00%        0.00%       0.00%       0.00%     1.05%       0.00%

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                                         UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                             (as a percentage of the average net assets of the underlying Portfolios)
------------------------------------------------------------------------------------------------------------------------------------

                              -----------
         UNDERLYING
         PORTFOLIO            Net Annual
                                 Fund
                              Operating
                               Expenses
----------------------------------------
 AST Bond Portfolio 2021/ 1/    0.96%
 AST Capital Growth Asset
  Allocation                    1.11%
 AST CLS Growth Asset
  Allocation                    1.26%
 AST CLS Moderate Asset
  Allocation                    1.16%
 AST Cohen & Steers
  Realty                        1.16%
 AST Federated Aggressive
  Growth                        1.14%
 AST FI Pyramis(R) Asset
  Allocation/ 2/                1.27%
 AST First Trust Balanced
  Target                        0.99%
 AST First Trust Capital
  Appreciation Target           0.98%
 AST Global Real Estate         1.23%
 AST Goldman Sachs
  Concentrated Growth           1.05%
 AST Goldman Sachs Mid-
  Cap Growth                    1.18%
 AST Goldman Sachs
  Small-Cap Value               1.20%
 AST High Yield                 0.91%
 AST Horizon Growth
  Asset Allocation              1.23%
 AST Horizon Moderate
  Asset Allocation              1.16%
 AST International Growth       1.13%
 AST International Value        1.14%
 AST Investment Grade
  Bond/ 1/                      0.77%
 AST Jennison Large-Cap
  Growth                        1.08%
 AST Jennison Large-Cap
  Value                         0.94%
 AST JPMorgan
  International Equity          1.08%
 AST J.P. Morgan Strategic
  Opportunities                 1.31%
 AST Large-Cap Value            0.88%
 AST Lord Abbett Bond-
  Debenture                     0.96%
 AST Marsico Capital
  Growth                        1.02%
 AST Mid-Cap Value              1.14%
 AST MFS Global Equity          1.32%
 AST MFS Growth                 1.03%
 AST Money Market/ 3/           0.61%
 AST Neuberger Berman
  Mid-Cap Growth                1.05%

----------------------------------------------------------------------------------------------------------------------------------
                                        UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                            (as a percentage of the average net assets of the underlying Portfolios)
----------------------------------------------------------------------------------------------------------------------------------
                                                             For the year ended December 31, 2009
                            -------------------------------------------------------------------------------------------
        UNDERLYING                                                                                Total
        PORTFOLIO                                                        Broker Fees  Acquired   Annual
                                                              Dividend   and Expenses Portfolio Portfolio  Fee Waiver
                            Management  Other   Distribution Expense on    on Short    Fees &   Operating  or Expense
                               Fees    Expenses (12b-1) Fees Short Sales    Sales     Expenses  Expenses  Reimbursement
------------------------------------------------------------------------------------------------------------------------
 AST Neuberger Berman /
  LSV Mid-Cap Value           0.90%     0.15%      0.00%        0.00%       0.00%       0.00%     1.05%       0.00%
 AST Neuberger Berman
  Small-Cap Growth            0.95%     0.25%      0.00%        0.00%       0.00%       0.00%     1.20%       0.00%
 AST Parametric Emerging
  Markets Equity              1.10%     0.36%      0.00%        0.00%       0.00%       0.01%     1.47%       0.00%
 AST PIMCO Limited
  Maturity Bond               0.65%     0.14%      0.00%        0.00%       0.00%       0.00%     0.79%       0.00%
 AST PIMCO Total Return
  Bond                        0.65%     0.13%      0.00%        0.00%       0.00%       0.00%     0.78%       0.00%
 AST Preservation Asset
  Allocation                  0.15%     0.02%      0.00%        0.00%       0.00%       0.85%     1.02%       0.00%
 AST QMA US Equity
  Alpha                       1.00%     0.20%      0.00%        0.30%       0.30%       0.00%     1.80%       0.00%
 AST Schroders Multi-
  Asset World Strategies      1.10%     0.25%      0.00%        0.00%       0.00%       0.20%     1.55%       0.00%
 AST Small-Cap Growth         0.90%     0.17%      0.00%        0.00%       0.00%       0.00%     1.07%       0.00%
 AST Small-Cap Value          0.90%     0.16%      0.00%        0.00%       0.00%       0.00%     1.06%       0.00%
 AST T. Rowe Price Asset
  Allocation                  0.85%     0.16%      0.00%        0.00%       0.00%       0.00%     1.01%       0.00%
 AST T. Rowe Price Global
  Bond                        0.80%     0.19%      0.00%        0.00%       0.00%       0.00%     0.99%       0.00%
 AST T. Rowe Price Large
  Cap Growth                  0.90%     0.13%      0.00%        0.00%       0.00%       0.00%     1.03%       0.00%
 AST T. Rowe Price
  Natural Resources           0.90%     0.15%      0.00%        0.00%       0.00%       0.00%     1.05%       0.00%
 AST Value                    0.85%     0.13%      0.00%        0.00%       0.00%       0.00%     0.98%       0.00%
 AST Western Asset Core
  Plus Bond                   0.70%     0.14%      0.00%        0.00%       0.00%       0.00%     0.84%       0.00%
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
EVERGREEN VARIABLE
 ANNUITY TRUST /4,5/
 Evergreen VA Growth          0.70%     0.33%      0.00%        0.00%       0.00%       0.00%     1.03%       0.02%
 Evergreen VA
  International Equity        0.43%     0.22%      0.00%        0.00%       0.00%       0.00%     0.65%       0.00%
 Evergreen VA Omega           0.52%     0.25%      0.00%        0.00%       0.00%       0.00%     0.77%       0.00%
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
FIRST DEFINED PORTFOLIO
 FUND, LLC
 First Trust Target Focus
  Four                        0.60%     1.44%      0.25%        0.00%       0.00%       0.00%     2.29%       0.92%
 Global Dividend Target 15    0.60%     0.68%      0.25%        0.00%       0.00%       0.00%     1.53%       0.06%
 NASDAQ(R) Target 15          0.60%     2.08%      0.25%        0.00%       0.00%       0.00%     2.93%       1.46%
 S&P(R) Target 24             0.60%     1.22%      0.25%        0.00%       0.00%       0.00%     2.07%       0.60%
 Target Managed VIP           0.60%     0.81%      0.25%        0.00%       0.00%       0.00%     1.66%       0.19%
 The Dow(R) DART 10           0.60%     1.28%      0.25%        0.00%       0.00%       0.00%     2.13%       0.66%
 The Dow(R) Target
  Dividend                    0.60%     0.82%      0.25%        0.00%       0.00%       0.00%     1.67%       0.20%
 Value Line(R) Target 25      0.60%     0.95%      0.25%        0.00%       0.00%       0.00%     1.80%       0.33%

----------------------------------------------------------------------------------------------------------------------------------
                                        UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                            (as a percentage of the average net assets of the underlying Portfolios)
----------------------------------------------------------------------------------------------------------------------------------

                            -----------
        UNDERLYING
        PORTFOLIO           Net Annual
                               Fund
                            Operating
                             Expenses
--------------------------------------
 AST Neuberger Berman /
  LSV Mid-Cap Value           1.05%
 AST Neuberger Berman
  Small-Cap Growth            1.20%
 AST Parametric Emerging
  Markets Equity              1.47%
 AST PIMCO Limited
  Maturity Bond               0.79%
 AST PIMCO Total Return
  Bond                        0.78%
 AST Preservation Asset
  Allocation                  1.02%
 AST QMA US Equity
  Alpha                       1.80%
 AST Schroders Multi-
  Asset World Strategies      1.55%
 AST Small-Cap Growth         1.07%
 AST Small-Cap Value          1.06%
 AST T. Rowe Price Asset
  Allocation                  1.01%
 AST T. Rowe Price Global
  Bond                        0.99%
 AST T. Rowe Price Large
  Cap Growth                  1.03%
 AST T. Rowe Price
  Natural Resources           1.05%
 AST Value                    0.98%
 AST Western Asset Core
  Plus Bond                   0.84%
--------------------------------------
--------------------------------------
EVERGREEN VARIABLE
 ANNUITY TRUST /4,5/
 Evergreen VA Growth          1.01%
 Evergreen VA
  International Equity        0.65%
 Evergreen VA Omega           0.77%
--------------------------------------
--------------------------------------
FIRST DEFINED PORTFOLIO
 FUND, LLC
 First Trust Target Focus
  Four                        1.37%
 Global Dividend Target 15    1.47%
 NASDAQ(R) Target 15          1.47%
 S&P(R) Target 24             1.47%
 Target Managed VIP           1.47%
 The Dow(R) DART 10           1.47%
 The Dow(R) Target
  Dividend                    1.47%
 Value Line(R) Target 25      1.47%

-----------------------------------------------------------------------------------------------------------------------------------
                                         UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                             (as a percentage of the average net assets of the underlying Portfolios)
-----------------------------------------------------------------------------------------------------------------------------------
                                                              For the year ended December 31, 2009
                             -------------------------------------------------------------------------------------------
        UNDERLYING                                                                                 Total
         PORTFOLIO                                                        Broker Fees  Acquired   Annual
                                                               Dividend   and Expenses Portfolio Portfolio  Fee Waiver
                             Management  Other   Distribution Expense on    on Short    Fees &   Operating  or Expense
                                Fees    Expenses (12b-1) Fees Short Sales    Sales     Expenses  Expenses  Reimbursement
-------------------------------------------------------------------------------------------------------------------------
FRANKLIN TEMPLETON
 VARIABLE INSURANCE
 PRODUCTS TRUST
 Franklin Templeton VIP
  Founding Funds
  Allocation Fund -
  Class 4                      0.00%     0.12%      0.35%        0.00%       0.00%       0.70%     1.17%       0.02%
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
AIM VARIABLE INSURANCE
 FUNDS (INVESCO VARIABLE
 INSURANCE FUNDS) /6,7/
 Invesco V.I. Dynamics
  Fund - Series I shares       0.75%     0.58%      0.00%        0.00%       0.00%       0.01%     1.34%       0.03%
 Invesco V.I. Financial
  Services Fund - Series I
  shares                       0.75%     0.53%      0.00%        0.00%       0.00%       0.01%     1.29%       0.00%
 Invesco V.I. Global Health
  Care Fund - Series I
  shares                       0.75%     0.39%      0.00%        0.00%       0.00%       0.01%     1.15%       0.00%
 Invesco V.I. Technology
  Fund - Series I shares       0.75%     0.44%      0.00%        0.00%       0.00%       0.01%     1.20%       0.00%
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
NATIONWIDE VARIABLE
 INSURANCE TRUST /8/
 NVIT Developing Markets       0.95%     0.36%      0.25%        0.00%       0.00%       0.00%     1.56%       0.00%
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
PROFUNDS VP /9,10,11/
 Access VP High Yield          0.75%     0.98%      0.25%        0.00%       0.00%       0.00%     1.98%       0.30%
 Asia 30                       0.75%     0.78%      0.25%        0.00%       0.00%       0.00%     1.78%       0.10%
 Banks                         0.75%     0.88%      0.25%        0.00%       0.00%       0.00%     1.88%       0.20%
 Basic Materials               0.75%     0.82%      0.25%        0.00%       0.00%       0.00%     1.82%       0.14%
 Bear                          0.75%     0.77%      0.25%        0.00%       0.00%       0.00%     1.77%       0.09%
 Biotechnology                 0.75%     0.81%      0.25%        0.00%       0.00%       0.00%     1.81%       0.13%
 Bull                          0.75%     0.80%      0.25%        0.00%       0.00%       0.00%     1.80%       0.12%
 Consumer Goods                0.75%     0.89%      0.25%        0.00%       0.00%       0.00%     1.89%       0.21%
 Consumer Services             0.75%     1.51%      0.25%        0.00%       0.00%       0.00%     2.51%       0.83%
 Europe 30                     0.75%     0.78%      0.25%        0.00%       0.00%       0.00%     1.78%       0.10%
 Financials                    0.75%     0.88%      0.25%        0.00%       0.00%       0.00%     1.88%       0.20%
 Health Care                   0.75%     0.80%      0.25%        0.00%       0.00%       0.00%     1.80%       0.12%
 Industrials                   0.75%     1.11%      0.25%        0.00%       0.00%       0.00%     2.11%       0.43%
 Internet                      0.75%     0.83%      0.25%        0.00%       0.00%       0.00%     1.83%       0.15%
 Japan                         0.75%     0.80%      0.25%        0.00%       0.00%       0.00%     1.80%       0.12%
 Large-Cap Growth              0.75%     0.84%      0.25%        0.00%       0.00%       0.00%     1.84%       0.16%
 Large-Cap Value               0.75%     0.89%      0.25%        0.00%       0.00%       0.00%     1.89%       0.21%
 Mid-Cap Growth                0.75%     0.85%      0.25%        0.00%       0.00%       0.00%     1.85%       0.17%
 Mid-Cap Value                 0.75%     0.90%      0.25%        0.00%       0.00%       0.00%     1.90%       0.22%
 NASDAQ-100                    0.75%     0.83%      0.25%        0.00%       0.00%       0.00%     1.83%       0.15%
 Oil & Gas                     0.75%     0.81%      0.25%        0.00%       0.00%       0.00%     1.81%       0.13%
 Pharmaceuticals               0.75%     0.80%      0.25%        0.00%       0.00%       0.00%     1.80%       0.12%
 Precious Metals               0.75%     0.80%      0.25%        0.00%       0.00%       0.00%     1.80%       0.12%
 Real Estate                   0.75%     0.88%      0.25%        0.00%       0.00%       0.00%     1.88%       0.20%

-----------------------------------------------------------------------------------------------------------------------------------
                                         UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                             (as a percentage of the average net assets of the underlying Portfolios)
-----------------------------------------------------------------------------------------------------------------------------------

                             -----------
        UNDERLYING
         PORTFOLIO           Net Annual
                                Fund
                             Operating
                              Expenses
---------------------------------------
FRANKLIN TEMPLETON
 VARIABLE INSURANCE
 PRODUCTS TRUST
 Franklin Templeton VIP
  Founding Funds
  Allocation Fund -
  Class 4                      1.15%
---------------------------------------
---------------------------------------
AIM VARIABLE INSURANCE
 FUNDS (INVESCO VARIABLE
 INSURANCE FUNDS) /6,7/
 Invesco V.I. Dynamics
  Fund - Series I shares       1.31%
 Invesco V.I. Financial
  Services Fund - Series I
  shares                       1.29%
 Invesco V.I. Global Health
  Care Fund - Series I
  shares                       1.15%
 Invesco V.I. Technology
  Fund - Series I shares       1.20%
---------------------------------------
---------------------------------------
NATIONWIDE VARIABLE
 INSURANCE TRUST /8/
 NVIT Developing Markets       1.56%
---------------------------------------
---------------------------------------
PROFUNDS VP /9,10,11/
 Access VP High Yield          1.68%
 Asia 30                       1.68%
 Banks                         1.68%
 Basic Materials               1.68%
 Bear                          1.68%
 Biotechnology                 1.68%
 Bull                          1.68%
 Consumer Goods                1.68%
 Consumer Services             1.68%
 Europe 30                     1.68%
 Financials                    1.68%
 Health Care                   1.68%
 Industrials                   1.68%
 Internet                      1.68%
 Japan                         1.68%
 Large-Cap Growth              1.68%
 Large-Cap Value               1.68%
 Mid-Cap Growth                1.68%
 Mid-Cap Value                 1.68%
 NASDAQ-100                    1.68%
 Oil & Gas                     1.68%
 Pharmaceuticals               1.68%
 Precious Metals               1.68%
 Real Estate                   1.68%

---------------------------------------------------------------------------------------------------------------------------------
                                        UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

                            (as a percentage of the average net assets of the underlying Portfolios)
---------------------------------------------------------------------------------------------------------------------------------
                                                            For the year ended December 31, 2009
                           ------------------------------------------------------------------------------------------------------
       UNDERLYING                                                                                Total
        PORTFOLIO                                                       Broker Fees  Acquired   Annual                 Net Annual
                                                             Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                           Management  Other   Distribution Expense on    on Short    Fees &   Operating  or Expense   Operating
                              Fees    Expenses (12b-1) Fees Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
---------------------------------------------------------------------------------------------------------------------------------
 Rising Rates Opportunity    0.75%     0.73%      0.25%        0.00%       0.00%       0.00%     1.73%       0.05%       1.68%
 Semiconductor               0.75%     0.89%      0.25%        0.00%       0.00%       0.00%     1.89%       0.21%       1.68%
 Short Mid-Cap               0.75%     0.82%      0.25%        0.00%       0.00%       0.00%     1.82%       0.14%       1.68%
 Short NASDAQ-100            0.75%     0.81%      0.25%        0.00%       0.00%       0.00%     1.81%       0.13%       1.68%
 Short Small-Cap             0.75%     0.81%      0.25%        0.00%       0.00%       0.00%     1.81%       0.13%       1.68%
 Small-Cap Growth            0.75%     0.91%      0.25%        0.00%       0.00%       0.00%     1.91%       0.23%       1.68%
 Small-Cap Value             0.75%     1.03%      0.25%        0.00%       0.00%       0.00%     2.03%       0.35%       1.68%
 Technology                  0.75%     0.79%      0.25%        0.00%       0.00%       0.00%     1.79%       0.11%       1.68%
 Telecommunications          0.75%     0.87%      0.25%        0.00%       0.00%       0.00%     1.87%       0.19%       1.68%
 U.S. Government Plus        0.75%     0.53%      0.25%        0.00%       0.00%       0.00%     1.53%       0.15%       1.38%
 UltraBull                   0.75%     0.78%      0.25%        0.00%       0.00%       0.00%     1.78%       0.10%       1.68%
 UltraMid-Cap                0.75%     0.84%      0.25%        0.00%       0.00%       0.00%     1.84%       0.16%       1.68%
 UltraNASDAQ-100             0.75%     0.79%      0.25%        0.00%       0.00%       0.00%     1.79%       0.11%       1.68%
 UltraSmall-Cap              0.75%     0.89%      0.25%        0.00%       0.00%       0.00%     1.89%       0.21%       1.68%
 Utilities                   0.75%     0.83%      0.25%        0.00%       0.00%       0.00%     1.83%       0.15%       1.68%
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
WELLS FARGO VARIABLE
 TRUST /12,13/
 Wells Fargo Advantage
  VT Equity Income Fund      0.55%     0.38%      0.25%        0.00%       0.00%       0.00%     1.18%       0.18%       1.00%

 1 The Investment Managers (Prudential Investments LLC and AST Investment Services, Inc.) have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, distribution fees, acquired fund fees and expenses and extraordinary expenses) do not exceed 1.00% of the Portfolio's average daily net assets through April 30, 2011. This arrangement may not be terminated or modified prior to April 30, 2011, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after April 30, 2011 will be subject to review by the Investment Managers and the Fund's Board of Trustees.
 2  Pyramis is a registered service mark of FMR LLC. Used under license.
 3 The Investment Managers (Prudential Investments LLC and AST Investment Services, Inc.) have contractually agreed to waive .01% of their investment management fees for the Portfolio through April 30, 2011. This arrangement may not be terminated or modified prior to April 30, 2011, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after April 30, 2011 will be subject to review by the Investment Managers and the Fund's Board of Trustees.
 4 The Total Annual Fund Operating Expenses shown, which include Acquired Fund fees and expenses, may be higher than the Fund's ratio of expenses to average net assets shown in the "Financial Highlights" section of the prospectus, which does not include Acquired Fund fees and expenses.
 5 The Total Annual Fund Operating Expenses listed above do not reflect voluntary fee waivers and/or expense reimbursements made by the Fund's investment advisor in order to reduce expense ratios. Including current voluntary fee waivers and/or expense reimbursements, Total Annual Fund Operating Expenses were 1.01% for Class 1 of the Evergreen VA Growth Fund. The Fund's investment advisor may cease these voluntary waivers and/or reimbursements at any time.
 6 Acquired Fund Fees and Expenses are not fees or expenses incurred by the Fund directly but are expenses of the investment companies in which the Fund invests. You incur these fees and expenses indirectly through the valuation of the Fund's investment in those investment companies. As a result, the Total Annual Fund Operating Expenses After Fee Waivers and/or Expense Reimbursements listed above may exceed the expense limit numbers. The impact of the Acquired Fund Fees and Expenses are included in the total returns of the Fund.
 7 The Adviser has contractually agreed, through at least April 30, 2011, to waive advisory fees and/or reimburse expenses of Series I shares to the extent necessary to limit Total Annual Fund Operating Expenses of Series I shares to 1.30% of average daily net assets. In determining the Adviser's obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account, and could cause the Total Annual Fund Operating Expenses After Fee Waivers and/or Expense Reimbursements to exceed the numbers reflected above: (1) interest; (2) taxes; (3) dividend expense on short sales; (4) extraordinary or non-routine items; (5) expenses of the underlying funds that are paid indirectly as a result of share ownership of the underlying funds; and (6) expenses that the Fund has incurred but did not actually pay because of an expense offset arrangement. The Board of Trustees or Invesco Advisers, Inc. may mutually agree to terminate the fee waiver agreement at any time.
 8 Management fees have been restated to reflect the elimination of a performance-based management fee and implementation of an asset-based management fee equal to the lowest possible management fee under the previous performance-based fee structure, as approved by the Board of Trustees on September 18, 2008. Under no circumstances, during a six-month transition period, as described in the fund prospectus, will the management fee under the new fee structure exceed what the Adviser would have received under the old structure assuming maximum penalty for underperformance.
 9 Other Expenses and Total Annual Portfolio Operating Expenses, which are as of December 31, 2009, have been restated to reflect subsequent changes in the contractual amounts of fees paid for management services.
 10 ProFund Advisors LLC has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse other expenses to the extent Total Annual Portfolio Operating Expenses, as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus) through April 30, 2011. After such date, any of the expense limitations may be terminated or revised. Amounts waived or reimbursed in a particular fiscal year may be repaid to ProFund Advisors LLC within three years of the waiver or reimbursement to the extent that recoupment will not cause the

    Portfolio's expenses to exceed any expense limitation in place at that time. A waiver or reimbursement lowers the expense ratio and increases overall returns to investors.
 11 Reflects fee waivers, reimbursement of expenses, and expense reductions, if any.
 12 Expenses have been adjusted from amounts incurred during the Fund's most recent fiscal year to reflect current fees and expenses.
 13 The adviser has contractually committed through April 30, 2011, to waive fees and/or reimburse expenses to the extent necessary to ensure that the Fund's net operating expenses, including the underlying master portfolio's fees and expenses, and excluding brokerage commissions, interest, taxes and extraordinary expenses, do not exceed the net operating expense ratio shown. The committed net operating expense ratio may be increased or terminated only with approval of the Board of Trustees.

                               EXPENSE EXAMPLES

 These examples are intended to help you compare the cost of investing in one Prudential Annuities Annuity with the cost of investing in other Prudential Annuities and/or other variable annuities.

 Below are examples for each Annuity showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and your investment has a 5% return each year.

 The examples reflect the following fees and charges for each Annuity as described in "Summary of Contract Fees and Charges":
   .   Insurance Charge
   .   Distribution Charge (if applicable)
   .   Contingent Deferred Sales Charge (when and if applicable)
   .   Annual Maintenance Fee
   .   The maximum combination of optional benefit charges

 The examples also assume the following for the period shown:
   . You allocate all of your Account Value to the Sub-account with the maximum gross total annual operating expenses for 2009 and those expenses remain the same each year*
   .   For each charge, we deduct the maximum charge rather than the current charge
   .   You make no withdrawals of Account Value
   .   You make no transfers, or other transactions for which we charge a fee
   .   No tax charge applies
   . You elect the Highest Daily Lifetime 6 Plus with Combination 5% Roll-up and HAV Death Benefit (which are the maximum combination of optional benefit charges).
   . For the XT6 example, no Purchase Payment Credit is granted under the Annuity.

 Amounts shown in the examples are rounded to the nearest dollar.

 * Note: Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm.

 THE EXAMPLES ARE ILLUSTRATIVE ONLY - THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR THEIR PORTFOLIOS - ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.

 EXPENSE EXAMPLES ARE PROVIDED AS FOLLOWS:

 IF YOU SURRENDER YOUR ANNUITY AT THE END OF THE APPLICABLE TIME PERIOD: /1/

                                   1 YR  3 YRS  5 YRS  10 YRS
                  -------------------------------------------
                  AS CORNERSTONE  $1,367 $2,506 $3,653 $6,755
                  -------------------------------------------
                  ASL II            $681 $2,041 $3,398 $6,781
                  -------------------------------------------
                  XT6/ 3/         $1,582 $2,844 $4,002 $6,890
                  -------------------------------------------

 IF YOU ANNUITIZE YOUR ANNUITY AT THE END OF THE APPLICABLE TIME PERIOD: /2/

                                   1 YR 3 YRS  5 YRS  10 YRS
                   -----------------------------------------
                   AS CORNERSTONE  $667 $2,006 $3,353 $6,755
                   -----------------------------------------
                   ASL II          $681 $2,041 $3,398 $6,781
                   -----------------------------------------
                   XT6 /3/          N/A    N/A $3,402 $6,790
                   -----------------------------------------

 IF YOU DO NOT SURRENDER YOUR ANNUITY:

                                   1 YR 3 YRS  5 YRS  10 YRS
                   -----------------------------------------
                   AS CORNERSTONE  $667 $2,006 $3,353 $6,755
                   -----------------------------------------
                   ASL II          $681 $2,041 $3,398 $6,781
                   -----------------------------------------
                   XT6 /3/         $682 $2,044 $3,402 $6,790
                   -----------------------------------------

 1 There is no CDSC for ASL II. See "Summary of Contract Fees and Charges" for the CDSC schedule for each Annuity.
 2 If you own XT6, you may not annuitize in the first Three (3) Annuity Years; if you own AS Cornerstone you may not annuitize in the first Annuity Year.
 3 XT6 Annuities purchased prior to November 20, 2006 are subject to a different CDSC schedule. Expense example calculations for XT6 Annuities are not adjusted to reflect the Purchase Credit. If the Purchase Credit were reflected in the calculations, expenses would be higher.

 For information relating to accumulation unit values pertaining to the Sub-accounts, please see Appendix A - Condensed Financial Information About Separate Account B.

                                    SUMMARY

         Advanced Series Cornerstone ("ASAP 2008 II", "AS Cornerstone")
                    Advanced Series XTra Credit Six ("XT6")
                     Advanced Series LifeVest II ("ASL II")

 This Summary describes key features of the variable annuity described in this prospectus. It is intended to help give you an overview, and to point you to sections of the prospectus that provide greater detail. This Summary is intended to supplement the prospectus, so you should not rely on the Summary alone for all the information you need to know before purchase. You should read the entire prospectus for a complete description of the variable annuity. Your financial advisor can also help you if you have questions.

 WHAT IS A VARIABLE ANNUITY? A variable annuity is a contract between you and an insurance company. It is designed to help you save money for retirement, and provide income during your retirement. With the help of your financial advisor, you choose how to invest your money within your annuity. Any allocation that is recommended to you by your financial professional may be different than automatic asset transfers that may be made under the Annuity, such as under a pre-determined mathematical formula used with an optional living benefit. The value of your annuity will rise or fall depending on whether the investment options you choose perform well or perform poorly. Investing in a variable annuity involves risk and you can lose your money. By the same token, investing in a variable annuity can provide you with the opportunity to grow your money through participation in mutual fund-type investments. Your financial professional will help you choose your investment options based on your tolerance for risk and your needs.

 Variable annuities also offer a variety of optional guarantees to receive an income for life through withdrawal, or provide minimum death benefits for your beneficiaries or minimum account value guarantees. These benefits provide a degree of insurance in the event your annuity performs poorly. These optional benefits are available for an extra cost, and are subject to limitations and conditions more fully described later in this prospectus. The guarantees are based on the long-term financial strength of the insurance company.

 WHAT DOES IT MEAN THAT MY VARIABLE ANNUITY IS "TAX-DEFERRED"? Because variable annuities are issued by an insurance company, you pay no taxes on any earnings from your annuity until you withdraw the money. You may also transfer among your investment options without paying a tax at the time of the transfer. Until you withdraw the money, tax deferral allows you to keep money invested that would otherwise go to pay taxes. When you take your money out of the variable annuity, however, you will be taxed on the earnings at ordinary income tax rates rather than lower capital gains rates. If you withdraw earnings before you reach age 59 1/2, you also may be subject to a 10% federal tax penalty.

 You may also purchase one of our variable annuities as a tax-qualified retirement investment such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or 403(b) plan. Although there is no additional tax advantage to a variable annuity purchased through one of these plans, you may desire the variable annuities' other features such as guaranteed lifetime income payments or death benefits for use within these plans.

 WHAT VARIABLE ANNUITIES ARE OFFERED IN THIS PROSPECTUS? This prospectus describes the variable annuities listed below. The annuities differ primarily in the fees deducted, and whether the annuity provides credits in certain circumstances. With the help of your financial professional, you choose the annuity based on your time horizon, liquidity needs, and desire for credits. The annuities described in this prospectus are:
..   Advanced Series Cornerstone ("AS Cornerstone")
..   Advanced Series XTra Credit Six ("XT6")
..   Advanced Series LifeVest II ("ASL II")

 See Appendix E "Selecting the Variable Annuity That's Right For You" for a side-by-side comparison of the key features of each of these Annuities.

 HOW DO I PURCHASE ONE OF THE VARIABLE ANNUITIES? See your financial professional to complete an application. Your eligibility to purchase is based on your age and the size of your investment:

                               MAXIMUM AGE FOR  MINIMUM INITIAL
                   PRODUCT     INITIAL PURCHASE PURCHASE PAYMENT
                ------------------------------------------------
                AS CORNERSTONE        85            $10,000
                ------------------------------------------------
                     XT6              75            $10,000
                ------------------------------------------------
                    ASL II            85            $15,000
                ------------------------------------------------

 The "Maximum Age for Initial Purchase" applies to the oldest owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the annuitant as of the day we would issue the annuity. For annuities purchased as a Beneficiary Annuity, the maximum issue age is 70 and applies to the Key Life. The availability and level of protection of certain optional benefits may also vary based on the age of the owner or annuitant on the issue date of the annuity, the date the benefit is elected, or the date of the owner's death. Please see the section entitled "Living Benefits" and "Death Benefit" for additional information on these benefits.

 We may allow you to purchase an Annuity with an amount lower than the "Minimum Initial Purchase Payment" if you establish an electronic funds transfer that would allow you to meet the minimum requirement within one year.

 You may make additional payments of at least $100 into your annuity at any time, subject to maximums allowed by us and as provided by law.

 After you purchase your Annuity you will have usually ten days to examine it and cancel it if you change your mind for any reason (referred to as the "free look period"). The period of time and the amount returned to you is dictated by State law. You must cancel your Annuity in writing.

 See "What Are the Requirements for Purchasing One of the Annuities" for more detail.

 WHERE SHOULD I INVEST MY MONEY? With the help of your financial professional, you choose where to invest your money within the Annuity. Certain optional benefits may limit your ability to invest in the investment options otherwise available to you under the Annuity. You may choose from a variety of investment options ranging from conservative to aggressive. These investment options participate in mutual fund investments that are kept in a separate account from our other general assets. Although you may recognize some of the names of the money managers, these investment options are designed for variable annuities and are not the same mutual funds available to the general public. You can decide on a mix of investment options that suit your goals. Or, you can choose one of our investment options that participates in several mutual funds according to a specified goal such as balanced asset allocation, or capital growth asset allocation. If you select certain optional benefits, we may limit the investment options that you may elect. Each of the underlying mutual funds is described by its own prospectus, which you should read before investing. There is no assurance that any investment option will meet its investment objective.

 We also offer programs to help discipline your investing, such as dollar cost averaging or automatic rebalancing.

 See "Investment Options," and "Managing Your Account Value."

 HOW CAN I RECEIVE INCOME FROM MY ANNUITY? You can receive income by taking withdrawals or electing annuity payments. If you take withdrawals, you should plan them carefully, because withdrawals may be subject to tax, and may be subject to a contingent deferred sales charge (discussed below). See the "Tax Considerations" section of this Prospectus. You may withdraw up to 10% of your investment each year without being subject to a contingent deferred sales charge.

 You may elect to receive income through annuity payments over your lifetime, also called "annuitization". This option may appeal to those who worry about outliving their Account Value through withdrawals. If you elect to receive annuity payments, you convert your Account Value into a stream of future payments. This means in most cases you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs, and you can choose the benefits and costs that make sense for you. For example, some of our annuity options allow for withdrawals, and some provide a death benefit, while others guarantee payments for life without a death benefit or the ability to make withdrawals.

 See "Access to Account Value."

 OPTIONS FOR GUARANTEED LIFETIME WITHDRAWALS. We offer several optional benefits for an additional fee that guarantee your ability to take withdrawals for life as a percentage of an initial guaranteed benefit base, even after your Account Value falls to zero. These benefits may appeal to you if you wish to maintain flexibility and control over your Account Value (instead of converting it to an annuity stream) and want the assurance of predictable income for life. If you withdraw more than the allowable amount during any year, your future level of guaranteed withdrawals decreases.

 As part of these benefits you are required to invest only in certain permitted investment options. Some of the benefits utilize a predetermined mathematical formula to help manage your guarantee through all market cycles. Please see the applicable optional benefit section for more information.

 These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:
..   Highest Daily Lifetime 6 Plus
..   Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator

..   Spousal Highest Daily Lifetime 6 Plus
..   Highest Daily Lifetime 7 Plus*
..   Spousal Highest Daily Lifetime 7 Plus*
..   Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator*
..   Highest Daily Lifetime 7 Plus with Beneficiary Income Option*
..   Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option*
..   Highest Daily Lifetime Seven*
..   Spousal Highest Daily Lifetime Seven*
..   Highest Daily Lifetime Seven with Lifetime Income Accelerator*
..   Highest Daily Lifetime Seven with Beneficiary Income Option*
..   Spousal Highest Daily Lifetime Seven with Beneficiary Income Option*

 *  No longer available for new elections.

 OPTIONS FOR GUARANTEED ACCUMULATION. We offer several optional benefits for an additional fee that guarantee your Account Value to a certain level after a period of years. As part of these benefits you are required to invest only in certain permitted investment options. Please see the applicable optional benefits section for more information.

 These benefits contain detailed provisions, so please see the following sections of the prospectus for complete details:
..   Guaranteed Return Option Plus II
..   Highest Daily Guaranteed Return Option II
..   Guaranteed Return Option Plus (GRO Plus)*
..   Guaranteed Return Option (GRO)*
..   Guaranteed Return Option Plus 2008**
..   Highest Daily Guaranteed Return Option**

 *  No longer available for new elections.
 ** Except in certain states, no longer available for new elections.

 WHAT HAPPENS TO MY ANNUITY UPON DEATH? You may name a beneficiary to receive the proceeds of your annuity upon your death. Your annuity must be distributed within the time periods required by the tax laws. Each of our annuities offers a basic death benefit. The basic death benefit provides your beneficiaries with the greater of your purchase payments less all proportional withdrawals or your value in the annuity at the time of death.

 We also offer optional death benefits for an additional charge:
..   HIGHEST ANNIVERSARY VALUE DEATH BENEFIT: Offers the greater of the basic death benefit and a highest anniversary value of the annuity.
..   COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT: Offers
    the greatest of the basic death benefit, the highest anniversary value death benefit described above, and a value assuming 5% growth of your investment adjusted for withdrawals.

 Each death benefit has certain age restrictions. Please see the "Death Benefit" section of the Prospectus for more information.

 HOW DO I RECEIVE CREDITS?
 With XT6, we apply a "Credit" to your annuity each time you make a purchase payment during the first six (6) years. Because of the credits, the expenses of this Annuity may be higher than other Annuities that do not offer credits. The amount of the Credit depends on the year during which the Purchase Payment is made:

 For annuities issued on or after February 13, 2006:

                              ANNUITY YEAR  CREDIT
                              --------------------
                                  1         6.50%*
                                  2         5.00%
                                  3         4.00%
                                  4         3.00%
                                  5         2.00%
                                  6         1.00%
                                  7+        0.00%
                              --------------------

 * For annuities issued before February 13, 2006, the Credit during Annuity Year 1 is 6.00%.

 Please note that during the first 10 years, the total asset-based charges on the XT6 annuity are higher than many of our other annuities. In addition, the Contingent Deferred Sales Charge (CDSC) on the XT6 annuity is higher and is deducted for a longer period of time as compared to our other annuities. We may take back Credits applied within 12 months of death or a medically-related surrender. We may also take back Credits if you return your Annuity under the "free-look" provision.

 Please see the section entitled "Managing Your Account Value" for more information.

 WHAT ARE THE ANNUITY'S FEES AND CHARGES?
 CONTINGENT DEFERRED SALES CHARGE: If you withdraw all or part of your annuity before the end of a period of years, we may deduct a contingent deferred sales charge, or "CDSC". The CDSC is calculated as a percentage of your purchase payment being withdrawn, and depends on how long you have held your Annuity. The CDSC is different depending on which annuity you purchase:

               Yr. 1 Yr. 2 Yr. 3 Yr. 4 Yr. 5 Yr. 6 Yr. 7 Yr. 8 Yr. 9 Yr. 10 Yr. 11+
-----------------------------------------------------------------------------------
AS Cornerstone 7.00% 6.00% 5.00% 4.00% 3.00% 2.00% 1.00% 0.00%   -     -       -
-----------------------------------------------------------------------------------
     XT6*      9.00% 9.00% 8.00% 7.00% 6.00% 5.00% 4.00% 3.00% 2.00% 1.00%   0.00%
-----------------------------------------------------------------------------------
ASL II - There is no CDSC for this Annuity
-----------------------------------------------------------------------------------

 *  For annuities issued before November 20, 2006, the schedule is as follows:
    Year 1: 9.0%; Year 2: 9.0%; Year 3: 8.5%; Year 4: 8.0%; Year 5: 7.0%; Year
    6: 6.0%; Year 7: 5.0%; Year 8: 4.0%; Year 9: 3.0%; Year 10: 2.0%; Year 11+:
    0.0%.

 Each year you may withdraw up to 10% of your purchase payments without the imposition of a CDSC. This free withdrawal feature does not apply when fully surrendering your annuity. We may also waive the CDSC under certain circumstances, such as for medically-related circumstances or taking required minimum distributions under a qualified contracts.

 TRANSFER FEE: You may make 20 transfers between investment options each year free of charge. After the 20th transfer, we will charge $10.00 for each transfer. We do not consider transfers made as part of any Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Any transfers made as a result of the mathematical formula used with an optional benefit will not count towards the total transfers allowed.

 ANNUAL MAINTENANCE FEE: Until you start annuity payments, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value. Except for XT6, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000.

 TAX CHARGE: We may deduct a charge to reimburse us for taxes we may pay on premiums received in certain jurisdictions. The tax charge currently ranges up to 3 1/2% of your Purchase Payments and is designed to approximate the taxes that we are required to pay.

 INSURANCE CHARGE: We deduct an Insurance Charge. It is an annual charge assessed on a daily basis. It is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The charge is assessed against the daily assets allocated to the Sub-accounts and depends on which annuity you purchase:

            --------------------------------------------------------
                   FEE/CHARGE         AS CORNERSTONE  ASL II   XT6
            --------------------------------------------------------
            MORTALITY & EXPENSE RISK      1.00%       1.50%   0.50%
            CHARGE
            --------------------------------------------------------
            ADMINISTRATION CHARGE         0.15%       0.15%   0.15%
            --------------------------------------------------------
            TOTAL INSURANCE CHARGE        1.15%       1.65%   0.65%
            --------------------------------------------------------

 DISTRIBUTION CHARGE: For XT6, we deduct a Distribution Charge. It is an annual charge assessed on a daily basis. The charge is assessed for a certain number of years against the average assets allocated to the Sub-accounts and is equal to 1.00% in Annuity Years 1-10.

 CHARGES FOR OPTIONAL BENEFITS: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime Seven, the charge is assessed against the Protected Withdrawal Value and taken out of the Sub-accounts periodically. Please refer to the section entitled "Summary of Contract Fees and Charges" for the list of charges for each optional benefit.

 SETTLEMENT SERVICE CHARGE: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the average assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for non-qualified Annuities and 1.40% for qualified Annuities.

 FEES AND EXPENSES INCURRED BY THE PORTFOLIOS: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios. Please see the "Fees and Charges" section of the Prospectus for more information.

 COSTS TO SELL AND ADMINISTER OUR VARIABLE ANNUITY: Your financial professional may receive a commission for selling one of our variable annuities to you. We may pay fees to your financial professional's broker dealer firm to cover costs of marketing or administration. These commissions and fees may incent your financial advisor to sell our variable annuity instead of one offered by another company. We also receive fees from the mutual fund companies that offer the investment options for administrative costs and marketing. These fees may influence our decision to offer one family of funds over another. If you have any questions you may speak with your financial professional or us. See "General Information".

 OTHER INFORMATION
 Please see the section entitled "General Information" for more information about our annuities, including legal information about our company, separate account, and underlying funds.

                              INVESTMENT OPTIONS

 WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?
 Each variable investment option is a Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B (see "What are Separate Accounts" for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The Investment Objectives/Policies chart below classifies each of the Portfolios based on our assessment of their investment style (as of the date of this Prospectus). The chart also provides a description of each Portfolio's investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective. Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm. The Portfolios that you select are your choice - we do not provide investment advice, and we do not recommend or endorse any particular Portfolio. You bear the investment risk for amounts allocated to the Portfolios. Please see the General Information section of this Prospectus, under the heading concerning "service fees" for a discussion of fees that we may receive from underlying mutual funds and /or their affiliates.

 The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix "AST" are Portfolios of Advanced Series Trust. The investment managers for AST are AST Investment Services, Inc., a Prudential Financial Company, and Prudential Investments LLC, both of which are affiliated companies of Prudential Annuities. However, a sub-advisor, as noted below, is engaged to conduct day-to-day management.

 The Portfolios are not publicly traded mutual funds. They are only available as investment options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same portfolio advisor or sub-advisor as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. Certain retail mutual funds may also have been modeled after a Portfolio. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888.

 Effective MAY 1, 2004, the SP INTERNATIONAL GROWTH PORTFOLIO (formerly the SP WILLIAM BLAIR INTERNATIONAL GROWTH PORTFOLIO) is no longer offered as a Sub-account under the Annuities, except as follows: if at any time prior to May 1, 2004 you had any portion of your Account Value allocated to the SP William Blair International Growth Sub-account, you may continue to allocate Account Value and make transfers into and/ or out of the SP William Blair International Growth Sub-account, including any electronic funds transfer, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the SP William Blair International Growth Sub-account prior to May 1, 2004 or if you purchase your Annuity on or after May 1, 2004, you cannot allocate Account Value to the SP William Blair International Growth Sub-account.

 For XT6, and ASL II Annuities issued beginning on May 26, 2008, we will significantly limit the Owner's ability to invest in the ProFund VP Portfolios. Specifically:
   . We will not permit those who acquire an XT6, or ASLII Annuity on or after May 26, 2008 (including beneficiaries who acquire such an Annuity under the Beneficiary Continuation Option) to invest in any ProFund VP Portfolio; and
   . Those who acquired XT6, or ASL II Annuity prior to May 26, 2008 may invest in any ProFund VP Portfolio without being subject to the above restrictions.

 Profunds VP Portfolios are not, and never were available with AS Cornerstone.

 STIPULATED INVESTMENT OPTIONS IF YOU ELECT CERTAIN OPTIONAL BENEFITS
 As a condition to your participating in certain optional benefits, we limit the investment options to which you may allocate your Account Value. Broadly speaking, we offer two groups of "Permitted Sub-accounts". Under the first group (Group I), your allowable investment options are more limited, but you are not subject to mandatory quarterly re-balancing. Under the second group (Group II), you may allocate your Account Value between a broader range of investment options, but must participate in quarterly re-balancing. The set of tables immediately below describes the first category of permitted investment options.

 While those who do not participate in any optional benefit generally may invest in any of the investment options described in the Prospectus, only those who participate in the optional benefits listed in Group II below may participate in the second category (along with its attendant re-balancing requirement). This second category is called our "Custom Portfolios" Program (FKA - Optional Allocation and Rebalancing Program). If you participate in the Optional Allocation and Rebalancing Program, you may not participate in an Automatic Rebalancing Program. We may modify or terminate the Custom Portfolios Program at any time. ANY SUCH

 MODIFICATION OR TERMINATION WILL (I) BE IMPLEMENTED ONLY AFTER WE HAVE NOTIFIED YOU IN ADVANCE, (II) NOT AFFECT THE GUARANTEES YOU HAD ACCRUED UNDER THE OPTIONAL BENEFIT OR YOUR ABILITY TO CONTINUE TO PARTICIPATE IN THOSE OPTIONAL BENEFITS, AND (III) NOT REQUIRE YOU TO TRANSFER ACCOUNT VALUE OUT OF ANY PORTFOLIO IN WHICH YOU PARTICIPATED IMMEDIATELY PRIOR TO THE MODIFICATION OR TERMINATION.

                     GROUP I: ALLOWABLE BENEFIT ALLOCATIONS


 OPTIONAL BENEFIT NAME*                                    ALLOWABLE BENEFIT ALLOCATIONS:

 Lifetime Five Income Benefit                              AST Academic Strategies Asset Allocation Portfolio
 Spousal Lifetime Five Income Benefit                      AST Capital Growth Asset Allocation Portfolio
 Highest Daily Lifetime Five Income Benefit                AST Balanced Asset Allocation Portfolio
 Highest Daily Lifetime Seven Income Benefit               AST Preservation Asset Allocation Portfolio
 Spousal Highest Daily Lifetime Seven Income Benefit       AST First Trust Balanced Target Portfolio
 Highest Daily Value Death Benefit                         AST First Trust Capital Appreciation Target Portfolio
 Highest Daily Lifetime Seven with Beneficiary Income      AST Advanced Strategies Portfolio
 Option                                                    AST T. Rowe Price Asset Allocation Portfolio
 Spousal Highest Daily Lifetime Seven with Beneficiary     AST CLS Growth Asset Allocation Portfolio
 Income Option                                             AST CLS Moderate Asset Allocation Portfolio
 Highest Daily Lifetime Seven with Lifetime Income         AST Horizon Growth Asset Allocation Portfolio
 Accelerator                                               AST Horizon Moderate Asset Allocation Portfolio
 Highest Daily Lifetime 7 Plus Income Benefit              AST Schroders Multi-Asset World Strategies Portfolio
 Highest Daily Lifetime 7 Plus with Beneficiary            Franklin Templeton VIP Founding Funds Allocation Fund
 Income Option                                             AST FI Pyramis(R) Asset Allocation Portfolio
 Highest Daily Lifetime 7 Plus with Lifetime               AST J.P. Morgan Strategic Opportunities Portfolio
 Income Accelerator
 Spousal Highest Daily Lifetime 7 Plus
 Income Benefit
 Spousal Highest Daily Lifetime 7 Plus with Beneficiary
 Income Option
 Highest Daily Lifetime 6 Plus
 Highest Daily Lifetime 6 Plus with Lifetime Income
 Accelerator
 Spousal Highest Daily Lifetime 6 Plus
 Highest Daily GRO II
 GRO Plus II
------------------------------------------------------------------------------------------------------------------

 OPTIONAL BENEFIT NAME*                                    ALL INVESTMENT OPTIONS PERMITTED, EXCEPT THESE:
 Combo 5% Rollup & HAV Death Benefit
 Guaranteed Minimum Income Benefit                         Value Line(R) Target 25
 Guaranteed Minimum Withdrawal Benefit                     AIM V.I. Technology
 GRO/GRO PLUS/GRO PLUS 2008                                NASDAQ(R) Target 15
 Highest Anniversary Value Death Benefit                   Evergreen VA Growth Fund
 Highest Daily GRO                                         Access VP High Yield
                                                           ProFund VP UltraNASDAQ 100
                                                           ProFund VP UltraSmall-Cap
                                                           ProFund VP Semiconductor
                                                           ProFund VP Internet
                                                           ProFund VP UltraBull
                                                           ProFund VP Technology
                                                           ProFund VP Biotechnology
                                                           ProFund VP Short Small-Cap
                                                           ProFund VP Short Mid-Cap
-                                                         --------------------------------------------------------

 OPTIONAL BENEFIT NAME*                                    ALL INVESTMENT OPTIONS PERMITTED, EXCEPT THESE:
 GRO PLUS 2008
 Highest Daily GRO                                         ProFund VP Ultra Mid-Cap
                                                           ProFund VP Precious Metals
                                                           ProFund VP NASDAQ-100
                                                           ProFund VP Asia 30
                                                           ProFund VP Short NASDAQ-100
                                                           Value Line(R) Target 25
                                                           AIM V.I. Technology
                                                           NASDAQ(R) Target 15
                                                           Evergreen VA Growth Fund
                                                           Access VP High Yield
-                                                         --------------------------------------------------------


                 ALL INVESTMENT OPTIONS PERMITTED, EXCEPT THESE:
                 ProFund VP UltraNASDAQ 100
                 ProFund VP UltraSmall-Cap
                 ProFund VP Semiconductor
                 ProFund VP Internet
                 ProFund VP UltraBull
                 ProFund VP Technology
                 ProFund VP Biotechnology
                 ProFund VP Short Small-Cap
                 ProFund VP Short Mid-Cap
             -----------------------------------------------------

 * Detailed Information regarding these optional benefits can be found in the "Living Benefits" and "Death Benefit" sections of this Prospectus.

 The following set of tables describes the second category (i.e., Group II below), under which:

 (a)you must allocate at least 20% of your Account Value to certain fixed income portfolios (currently, the AST PIMCO Total Return Bond Portfolio and the AST Western Asset Core Plus Bond Portfolio).
 (b)you may allocate up to 80% in equity and other portfolios listed in the table below.
 (c)on each benefit quarter (or the next Valuation Day, if the quarter-end is not a Valuation Day), we will automatically re-balance your Account Value, so that the percentages devoted to each Portfolio remain the same as those in effect on the immediately preceding quarter-end. NOTE THAT ON THE FIRST QUARTER-END FOLLOWING YOUR PARTICIPATION IN THE CUSTOM PORTFOLIOS PROGRAMS (FKA - OPTIONAL ALLOCATION AND REBALANCING PROGRAM), WE WILL RE-BALANCE YOUR ACCOUNT VALUE SO THAT THE PERCENTAGES DEVOTED TO EACH PORTFOLIO REMAIN THE SAME AS THOSE IN EFFECT WHEN YOU BEGAN THE CUSTOM PORTFOLIOS PROGRAM.
 (d)between quarter-ends, you may re-allocate your Account Value among the investment options permitted within this category. If you reallocate, the next quarterly rebalancing will restore the percentages to those of your most recent reallocation.

  GROUP II: CUSTOM PORTFOLIOS PROGRAM (FKA - OPTIONAL ALLOCATION & REBALANCING
                                    PROGRAM)


 OPTIONAL BENEFIT NAME                                     PERMITTED PORTFOLIOS
 Highest Daily Lifetime Seven                              AST Academic Strategies Asset Allocation
 Spousal Highest Daily Lifetime Seven                      AST Advanced Strategies
 Highest Daily Lifetime Seven with Beneficiary Income      AST Aggressive Asset Allocation
 Option                                                    AST AllianceBernstein Core Value
 Spousal Highest Daily Lifetime Seven with Beneficiary     AST AllianceBernstein Growth & Income
 Income Option                                             AST American Century Income & Growth
 Highest Daily Lifetime Seven with Lifetime Income         AST Balanced Asset Allocation
 Accelerator                                               AST Capital Growth Asset Allocation
 Highest Daily Lifetime 7 Plus                             AST CLS Growth Asset Allocation
 Spousal Highest Daily Lifetime 7 Plus                     AST CLS Moderate Asset Allocation
 Highest Daily Lifetime 7 Plus with Beneficiary Income     AST Cohen & Steers Realty
 Option                                                    AST Value
 Spousal Highest Daily Lifetime 7 Plus with Beneficiary    AST FI Pyramis/(R)/ Asset Allocation
 Income Option                                             AST Federated Aggressive Growth
 Highest Daily Lifetime 7 Plus with Lifetime Income        AST First Trust Balanced Target
 Accelerator                                               AST First Trust Capital Appreciation Target
 Highest Daily Lifetime 6 Plus                             AST Global Real Estate
 Highest Daily Lifetime 6 Plus with Lifetime Income        AST Goldman Sachs Concentrated Growth
 Accelerator                                               AST Goldman Sachs Mid-Cap Growth
 Spousal Highest Daily Lifetime 6 Plus                     AST Goldman Sachs Small-Cap Value
 GRO Plus II                                               AST High Yield
 Highest Daily GRO II                                      AST Horizon Growth Asset Allocation
                                                           AST Horizon Moderate Asset Allocation
                                                           AST International Growth
                                                           AST International Value
                                                           AST JPMorgan International Equity
                                                           AST J.P. Morgan Strategic Opportunities
                                                           AST Jennison Large-Cap Growth
                                                           AST Jennison Large-Cap Value
                                                           AST Large-Cap Value
                                                           AST Lord Abbett Bond-Debenture
                                                           AST Marsico Capital Growth
                                                           AST MFS Global Equity
--------------------------------------------------------------------------------------------------------

              AST MFS Growth
              AST Mid-Cap Value
              AST Money Market
              AST Neuberger Berman Mid-Cap Growth
              AST Neuberger Berman/LSV Mid-Cap Value
              AST Neuberger Berman Small-Cap Growth
              AST PIMCO Limited Maturity Bond
              AST PIMCO Total Return Bond
              AST Preservation Asset Allocation
              AST QMA US Equity Alpha
              AST Schroders Multi-Asset World Strategies
              AST Small-Cap Growth
              AST Small-Cap Value
              AST T. Rowe Price Asset Allocation
              AST T. Rowe Price Global Bond
              AST T. Rowe Price Large-Cap Growth
              AST T. Rowe Price Natural Resources
              AST UBS Dynamic Alpha Strategy
              AST Western Asset Core Plus Bond
              Franklin Templeton VIP Founding Funds Allocation Fund
              PROFUND VP**
              Access VP High Yield
              Asia 30
              Banks
              Basic Materials
              Bear
              Biotechnology
              Bull
              Consumer Goods
              Consumer Services
              Europe 30
              Financials
              Internet
              Japan
              Large-Cap Growth
              Large-Cap Value
              Mid-Cap Growth
              Mid-Cap Value
              Oil & Gas
              NASDAQ-100
              Pharmaceuticals
              Precious Metals
              Real Estate
              Rising Rates Opportunity
              Semiconductor
              Short Mid-Cap
              Short NASDAQ-100
              Short Small-Cap
              Small-Cap Growth
              Small-Cap Value
              Technology
              Telecommunications
              U.S. Government Plus
              UltraBull
              UltraMid-Cap
              UltraNASDAQ-100
              UltraSmall-Cap
              Utilities
          ---

 * Detailed Information regarding these optional benefits can be fund in the "Living Benefits" and "Death Benefit" sections of this Prospectus.
 ** For XT6 and ASL II Annuities issued beginning on May 26, 2008, we limit the
    Owner's ability to invest in the ProFund VP Portfolios. Specifically:
..   We will not permit those who acquire an XT6, or ASL II Annuity on or after
    May 26, 2008 (including beneficiaries who acquire such an Annuity under the Beneficiary Continuation Option) to invest in any ProFund VP Portfolio; and

..   Those who acquired an XT6, or ASL II Annuity prior to May 26, 2008 may invest in any ProFund VP Portfolio without being subject to the above restrictions;
..   ProFunds VP Portfolios are not, and never were available with AS
    Cornerstone.

 Certain optional living benefits (e.g., Highest Daily Lifetime 7 Plus) employ a pre-determined formula, under which money is transferred between your chosen variable sub-accounts and a bond portfolio (e.g., the AST Investment Grade Bond Portfolio). You should be aware that the operation of the formula could impact the expenses and performance of the variable sub-accounts used with the optional living benefits (the "Permitted Sub-accounts"). Specifically, because transfers to and from the Permitted Sub-accounts can be frequent and the amount transferred can vary, the Permitted Sub-accounts could experience the following effects, among others: (a) they may be compelled to hold a larger portion of assets in highly liquid securities than they otherwise would, which could diminish performance if the highly liquid securities underperform other securities (e.g., equities) that otherwise would have been held (b) they may experience higher portfolio turnover, which generally will increase the Permitted Sub-accounts' expenses and (c) if they are compelled by the formula to sell securities that are thinly-traded, such sales could have a significant impact on the price of such securities. Please consult the prospectus for the applicable fund for complete information about these effects.

    STYLE/       INVESTMENT OBJECTIVES/POLICIES            PORTFOLIO
    TYPE                                                   ADVISOR/
                                                          SUB-ADVISOR
   -------------------------------------------------------------------------
                     ADVANCED SERIES TRUST
   -------------------------------------------------------------------------
    ASSET     AST ACADEMIC STRATEGIES ASSET              AlphaSimplex
    ALLOCA    ALLOCATION PORTFOLIO: seeks long         Group, LLC; First
    TION      term capital appreciation. The            Quadrant L.P.;
              Portfolio is a multi-asset class        Jennison Associates
              fund that pursues both top-down             LLC; Mellon
              asset allocation strategies and               Capital
              bottom-up selection of securities,          Management
              investment managers, and mutual         Corporation; Pacific
              funds. Under normal circumstances,          Investment
              approximately 60% of the assets will        Management
              be allocated to traditional asset           Company LLC
              classes (including US and                    (PIMCO);
              international equities and bonds)        Prudential Bache
              and approximately 40% of the assets      Asset Management,
              will be allocated to nontraditional        Incorporated;
              asset classes (including real               Prudential
              estate, commodities, and alternative     Investments LLC;
              strategies). Those percentages are         Quantitative
              subject to change at the discretion         Management
              of the advisor.                           Associates LLC
   -------------------------------------------------------------------------
    ASSET     AST ADVANCED STRATEGIES PORTFOLIO:           LSV Asset
    ALLOCA    seeks a high level of absolute              Management;
    TION      return. The Portfolio invests in          Marsico Capital
              traditional and non-traditional          Management, LLC;
              investment strategies and by            Pacific Investment
              investing in domestic and foreign           Management
              equity and fixed income securities,         Company LLC
              derivative instruments and exchange      (PIMCO); T. Rowe
              traded funds. The asset allocation       Price Associates,
              generally provides for an allotment     Inc.; William Blair
              of 60% of the portfolio assets to a       & Company, LLC;
              combination of domestic and                Quantitative
              international equity strategies and         Management
              the remaining 40% of assets in a          Associates LLC
              combination of U.S. fixed income,
              hedged international bond, real
              return assets and exchange-traded
              funds. The manager will allocate the
              assets of the portfolio across
              different investment categories and
              subadvisors.
   -------------------------------------------------------------------------
    ASSET     AST AGGRESSIVE ASSET ALLOCATION             Prudential
    ALLOCA    PORTFOLIO: seeks to obtain total         Investments LLC;
    TION      return consistent with its specified       Quantitative
              level of risk. The Portfolio                Management
              primarily invests its assets in a         Associates LLC
              diversified portfolio of other
              mutual funds, the underlying
              portfolios, of the Advanced Series
              Trust and certain affiliated money
              market funds. Under normal market
              conditions, the Portfolio will
              devote approximately 100% of its net
              assets to underlying portfolios
              investing primarily in equity
              securities (with a range of 92.5% to
              100%) and the remainder of its net
              assets to underlying portfolios
              investing primarily in debt
              securities and money market
              instruments (with a range of 0% -
              7.5%). The Portfolio is not limited
              to investing exclusively in shares
              of the underlying portfolios and may
              invest in securities and futures
              contracts, swap agreements and other
              financial and derivative instruments.
   -------------------------------------------------------------------------
    LARGE     AST ALLIANCEBERNSTEIN CORE VALUE         AllianceBernstein
    CAP       PORTFOLIO: seeks long-term capital             L.P.
    VALUE     growth by investing primarily in
              common stocks. The subadvisor
              expects that the majority of the
              Portfolio's assets will be invested
              in the common stocks of large
              companies that appear to be
              undervalued. Among other things, the
              Portfolio seeks to identify
              compelling buying opportunities
              created when companies are
              undervalued on the basis of investor
              reactions to near-term problems or
              circumstances even though their
              long-term prospects remain sound.
              The subadvisor seeks to identify
              individual companies with cash flow
              potential that may not be recognized
              by the market at large.
   -------------------------------------------------------------------------

      STYLE/       INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
      TYPE                                                  ADVISOR/
                                                          SUB-ADVISOR
     ----------------------------------------------------------------------
      LARGE     AST ALLIANCEBERNSTEIN GROWTH &          AllianceBernstein
       CAP      INCOME PORTFOLIO: seeks long-term             L.P.
      VALUE     growth of capital and income while
                attempting to avoid excessive
                fluctuations in market value. The
                Portfolio normally will invest in
                common stocks (and securities
                convertible into common stocks). The
                subadvisor will take a
                value-oriented approach, in that it
                will try to keep the Portfolio's
                assets invested in securities that
                are selling at reasonable valuations
                in relation to their fundamental
                business prospects.
     ----------------------------------------------------------------------
      LARGE     AST AMERICAN CENTURY INCOME & GROWTH    American Century
       CAP      PORTFOLIO: seeks capital growth with       Investment
      VALUE     current income as a secondary           Management, Inc.
                objective. The Portfolio invests
                primarily in common stocks that
                offer potential for capital growth,
                and may, consistent with its
                investment objective, invest in
                stocks that offer potential for
                current income. The subadvisor
                utilizes a quantitative management
                technique with a goal of building an
                equity portfolio that provides
                better returns than the S&P 500
                Index without taking on significant
                additional risk and while attempting
                to create a dividend yield that will
                be greater than the S&P 500 Index.
     ----------------------------------------------------------------------
      ASSET     AST BALANCED ASSET ALLOCATION              Prudential
      ALLOCA    PORTFOLIO: seeks to obtain total        Investments LLC;
      TION      return consistent with its specified      Quantitative
                level of risk. The Portfolio               Management
                primarily invests its assets in a        Associates LLC
                diversified portfolio of other
                mutual funds, the underlying
                portfolios, of the Advanced Series
                Trust and certain affiliated money
                market funds. Under normal market
                conditions, the Portfolio will
                devote approximately 60% of its net
                assets to underlying portfolios
                investing primarily in equity
                securities (with a range of 52.5% to
                67.5%), and 40% of its net assets to
                underlying portfolios investing
                primarily in debt securities and
                money market instruments (with a
                range of 32.5% to 47.5%). The
                Portfolio is not limited to
                investing exclusively in shares of
                the underlying portfolios and may
                invest in securities and futures
                contracts, swap agreements and other
                financial and derivative instruments.
     ----------------------------------------------------------------------
      FIXED     AST BOND PORTFOLIO 2015: seeks the         Prudential
      INCOME    highest potential total return             Investment
                consistent with its specified level     Management, Inc.
                of risk tolerance to meet the
                parameters established to support
                the GRO benefits and maintain
                liquidity to support changes in
                market conditions for a fixed
                maturity of 2015. Please note that
                you may not make purchase payments
                to this Portfolio, and that this
                Portfolio is available only with
                certain living benefits.
     ----------------------------------------------------------------------
      FIXED     AST BOND PORTFOLIO 2016: seeks the         Prudential
      INCOME    highest potential total return             Investment
                consistent with its specified level     Management, Inc.
                of risk tolerance to meet the
                parameters established to support
                the GRO benefits and maintain
                liquidity to support changes in
                market conditions for a fixed
                maturity of 2016. Please note that
                you may not make purchase payments
                to this Portfolio, and that this
                Portfolio is available only with
                certain living benefits.
     ----------------------------------------------------------------------
      FIXED     AST BOND PORTFOLIO 2017: seeks the         Prudential
      INCOME    highest potential total return             Investment
                consistent with its specified level     Management, Inc.
                of risk tolerance to meet the
                parameters established to support
                the GRO benefits and maintain
                liquidity to support changes in
                market conditions for a fixed
                maturity of 2017. Please note that
                you may not make purchase payments
                to this Portfolio, and that this
                Portfolio is available only with
                certain living benefits.
     ----------------------------------------------------------------------
      FIXED     AST BOND PORTFOLIO 2018: seeks the         Prudential
      INCOME    highest potential total return             Investment
                consistent with its specified level     Management, Inc.
                of risk tolerance to meet the
                parameters established to support
                the GRO benefits and maintain
                liquidity to support changes in
                market conditions for a fixed
                maturity of 2018. Please note that
                you may not make purchase payments
                to this Portfolio, and that this
                Portfolio is available only with
                certain living benefits.
     ----------------------------------------------------------------------
      FIXED     AST BOND PORTFOLIO 2019: seeks the         Prudential
      INCOME    highest potential total return             Investment
                consistent with its specified level     Management, Inc.
                of risk tolerance to meet the
                parameters established to support
                the GRO benefits and maintain
                liquidity to support changes in
                market conditions for a fixed
                maturity of 2019. Please note that
                you may not make purchase payments
                to this Portfolio, and that this
                Portfolio is available only with
                certain living benefits.
     ----------------------------------------------------------------------
      FIXED     AST BOND PORTFOLIO 2020: seeks the         Prudential
      INCOME    highest potential total return             Investment
                consistent with its specified level     Management, Inc.
                of risk tolerance to meet the
                parameters established to support
                the GRO benefits and maintain
                liquidity to support changes in
                market conditions for a fixed
                maturity of 2020. Please note that
                you may not make purchase payments
                to this Portfolio, and that this
                Portfolio is available only with
                certain living benefits.
     ----------------------------------------------------------------------

      STYLE/         INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
       TYPE                                                  ADVISOR/
                                                            SUB-ADVISOR
    ------------------------------------------------------------------------
      FIXED       AST BOND PORTFOLIO 2021: seeks the        Prudential
      INCOME      highest potential total return            Investment
                  consistent with its specified level     Management, Inc.
                  of risk tolerance to meet the
                  parameters established to support
                  the GRO benefits and maintain
                  liquidity to support changes in
                  market conditions for a fixed
                  maturity of 2021. Please note that
                  you may not make purchase payments
                  to this Portfolio, and that this
                  Portfolio is available only with
                  certain living benefits.
    ------------------------------------------------------------------------
      ASSET       AST CAPITAL GROWTH ASSET ALLOCATION       Prudential
     ALLOCA-      PORTFOLIO: seeks to obtain total        Investments LLC;
       TION       return consistent with its specified     Quantitative
                  level of risk. The Portfolio              Management
                  primarily invests its assets in a       Associates LLC
                  diversified portfolio of other
                  mutual funds, the underlying
                  portfolios, of the Advanced Series
                  Trust and certain affiliated money
                  market funds. Under normal market
                  conditions, the Portfolio will
                  devote approximately 75% of its net
                  assets to underlying portfolios
                  investing primarily in equity
                  securities (with a range of 67.5% to
                  80%), and 25% of its net assets to
                  underlying portfolios investing
                  primarily in debt securities and
                  money market instruments (with a
                  range of 20.0% to 32.5%). The
                  Portfolio is not limited to
                  investing exclusively in shares of
                  the underlying portfolios and may
                  invest in securities and futures
                  contracts, swap agreements and other
                  financial and derivative instruments.
    ------------------------------------------------------------------------
      ASSET       AST CLS GROWTH ASSET ALLOCATION         CLS Investments,
      ALLOCA-     PORTFOLIO: seeks the highest                  LLC
       TION       potential total return consistent
                  with its specified level of risk
                  tolerance. Under normal
                  circumstances, at least 90% of the
                  Portfolio's assets will be invested
                  in other portfolios of Advanced
                  Series Trust (the underlying
                  portfolios) while no more than 10%
                  of the Portfolio's assets may be
                  invested in exchange traded funds
                  (ETFs). Under normal market
                  conditions, the Portfolio will
                  devote from 60% to 80% of its net
                  assets to underlying portfolios and
                  ETFs investing primarily in equity
                  securities, and from 20% to 40% of
                  its net assets to underlying
                  portfolios and ETFs investing
                  primarily in debt securities and
                  money market instruments.
    ------------------------------------------------------------------------
      ASSET       AST CLS MODERATE ASSET ALLOCATION       CLS Investments,
      ALLOCA-     PORTFOLIO: seeks the highest                  LLC
       TION       potential total return consistent
                  with its specified level of risk
                  tolerance. Under normal
                  circumstances, at least 90% of the
                  Portfolio's assets will be invested
                  in other portfolios of Advanced
                  Series Trust (the underlying
                  portfolios) while no more than 10%
                  of the Portfolio's assets may be
                  invested in exchange traded funds
                  (ETFs). Under normal market
                  conditions, the Portfolio will
                  devote from 40% to 60% of its net
                  assets to underlying portfolios and
                  ETFs investing primarily in equity
                  securities, and from 40% to 60% of
                  its net assets to underlying
                  portfolios and ETFs investing
                  primarily in debt securities and
                  money market instruments.
    ------------------------------------------------------------------------
     SPECIALTY    AST COHEN & STEERS REALTY PORTFOLIO:    Cohen & Steers
                  seeks to maximize total return              Capital
                  through investment in real estate       Management, Inc.
                  securities. The Portfolio pursues
                  its investment objective by
                  investing, under normal
                  circumstances, at least 80% of its
                  net assets in common stocks and
                  other equity securities issued by
                  real estate companies, such as real
                  estate investment trusts (REITs).
                  Under normal circumstances, the
                  Portfolio will invest substantially
                  all of its assets in the equity
                  securities of real estate companies,
                  i.e., a company that derives at
                  least 50% of its revenues from the
                  ownership, construction, financing,
                  management or sale of real estate or
                  that has at least 50% of its assets
                  in real estate. Real estate
                  companies may include real estate
                  investment trusts (REITs).
    ------------------------------------------------------------------------
      SMALL       AST FEDERATED AGGRESSIVE GROWTH         Federated Equity
       CAP        PORTFOLIO: seeks capital growth. The      Management
      GROWTH      Portfolio pursues its investment          Company of
                  objective by investing primarily in      Pennsylvania/
                  the stocks of small companies that      Federated Global
                  are traded on national security           Investment
                  exchanges, NASDAQ stock exchange and    Management Corp.
                  the over-the-counter-market. Small
                  companies will be defined as
                  companies with market
                  capitalizations similar to companies
                  in the Russell 2000 and S&P 600
                  Small Cap Index.
    ------------------------------------------------------------------------

    STYLE/         INVESTMENT OBJECTIVES/POLICIES           PORTFOLIO
     TYPE                                                   ADVISOR/
                                                           SUB-ADVISOR
  ---------------------------------------------------------------------------
    ASSET       AST FI PYRAMIS(R) ASSET ALLOCATION       Pyramis Global
    ALLOCA-     PORTFOLIO: seeks to maximize             Advisors, LLC a
     TION       potential total return. In seeking          Fidelity
                to achieve the Portfolio's                 Investments
                investment objective, the                    company
                Portfolio's assets will be allocated
                across six uniquely specialized
                investment strategies (collectively,
                the Investment Strategies). The
                Portfolio will have four strategies
                that invest primarily in equity
                securities (i.e., the Equity
                Strategies), one fixed-income
                strategy (i.e., the Broad Market
                Duration Strategy), and one strategy
                designed to provide liquidity (i.e.,
                the Liquidity Strategy). Pyramis is
                a registered service mark of FMR
                LLC. Used under license.
  ---------------------------------------------------------------------------
    ASSET       AST FIRST TRUST BALANCED TARGET        First Trust Advisors
    ALLOCA-     PORTFOLIO: seeks long-term capital            L.P.
     TION       growth balanced by current income.
                The Portfolio seeks to achieve its
                objective by investing approximately
                65% in equity securities and
                approximately 35% in fixed income
                securities. The Portfolio allocates
                the equity portion of the portfolio
                across five uniquely specialized
                strategies - The Dow(R) Target
                Dividend, the Value Line(R) Target
                25, the Global Dividend Target 15,
                the NYSE(R) International Target 25,
                and the Target Small Cap. Each
                strategy employs a quantitative
                approach by screening common stocks
                for certain attributes and/or using
                a multi-factor scoring system to
                select the common stocks. The fixed
                income allocation is determined by
                the Dow Jones Income strategy which
                utilizes certain screens to select
                bonds from the Dow Jones Corporate
                Bond Index or like-bonds not in the
                index.
  ---------------------------------------------------------------------------
    ASSET       AST FIRST TRUST CAPITAL APPRECIATION   First Trust Advisors
    ALLOCA-     TARGET PORTFOLIO: seeks long-term             L.P.
     TION       capital growth. The Portfolio seeks
                to achieve its objective by
                investing approximately 80% in
                equity securities and approximately
                20% in fixed income securities. The
                portfolio allocates the equity
                portion of the portfolio across five
                uniquely specialized strategies -
                the Value Line(R) Target 25, the
                Global Dividend Target 15, the
                Target Small-Cap, the NASDAQ(R)
                Target 15, and the NYSE(R)
                International Target 25. Each
                strategy employs a quantitative
                approach by screening common stocks
                for certain attributes and/or using
                a multi-factor scoring system to
                select the common stocks. The fixed
                income allocation is determined by
                the Dow Jones Income strategy which
                utilizes certain screens to select
                bonds from the Dow Jones Corporate
                Bond Index or like-bonds not in the
                index.
  ---------------------------------------------------------------------------
   SPECIALTY    AST GLOBAL REAL ESTATE PORTFOLIO:        Prudential Real
                seeks capital appreciation and          Estate Investors
                income. The Portfolio will normally
                invest at least 80% of its liquid
                assets (net assets plus any
                borrowing made for investment
                purposes) in equity-related
                securities of real estate companies.
                The Portfolio will invest in
                equity-related securities of real
                estate companies on a global basis
                and the Portfolio may invest up to
                15% of its net assets in ownership
                interests in commercial real estate
                through investments in private real
                estate.
  ---------------------------------------------------------------------------
    LARGE       AST GOLDMAN SACHS CONCENTRATED            Goldman Sachs
     CAP        GROWTH PORTFOLIO: seeks long-term       Asset Management,
    GROWTH      growth of capital. The Portfolio              L.P.
                will pursue its objective by
                investing primarily in equity
                securities of companies that the
                subadvisor believes have the
                potential to achieve capital
                appreciation over the long-term. The
                Portfolio seeks to achieve its
                investment objective by investing,
                under normal circumstances, in
                approximately 30 - 45 companies that
                are considered by the subadvisor to
                be positioned for long-term growth.
  ---------------------------------------------------------------------------
   MID CAP      AST GOLDMAN SACHS MID-CAP GROWTH          Goldman Sachs
    GROWTH      PORTFOLIO: seeks long-term growth of    Asset Management,
                capital. The Portfolio pursues its            L.P.
                investment objective, by investing
                primarily in equity securities
                selected for their growth potential,
                and normally invests at least 80% of
                the value of its assets in
                medium-sized companies. Medium-sized
                companies are those whose market
                capitalizations (measured at the
                time of investment) fall within the
                range of companies in the Russell
                Mid-cap Growth Index. The subadvisor
                seeks to identify individual
                companies with earnings growth
                potential that may not be recognized
                by the market at large.
  ---------------------------------------------------------------------------
    SMALL       AST GOLDMAN SACHS SMALL-CAP VALUE         Goldman Sachs
     CAP        PORTFOLIO: seeks long-term capital      Asset Management,
    VALUE       appreciation. The Portfolio will              L.P.
                seek its objective through
                investments primarily in equity
                securities that are believed to be
                undervalued in the marketplace. The
                Portfolio will invest, under normal
                circumstances, at least 80% of the
                value of its assets plus any
                borrowings for investment purposes
                in small capitalization companies.
                The 80% investment requirement
                applies at the time the Portfolio
                invests its assets. The Portfolio
                generally defines small
                capitalization companies as
                companies with market
                capitalizations that are within the
                range of the Russell 2000 Value
                Index at the time of purchase.
  ---------------------------------------------------------------------------

     STYLE/         INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
      TYPE                                                  ADVISOR/
                                                           SUB-ADVISOR
    ------------------------------------------------------------------------
      FIXED      AST HIGH YIELD PORTFOLIO: seeks        Pacific Investment
     INCOME      maximum total return, consistent          Management
                 with preservation of capital and          Company LLC
                 prudent investment management. The          (PIMCO)
                 Portfolio will invest, under normal
                 circumstances, at least 80% of its
                 net assets plus any borrowings for
                 investment purposes (measured at
                 time of purchase) in non-investment
                 grade high yield, fixed-income
                 investments which may be represented
                 by forwards or derivatives such as
                 options, futures contracts, or swap
                 agreements. Non-investment grade
                 investments are financial
                 instruments rated Ba or lower by a
                 Moody's Investors Services, Inc. or
                 equivalently rated by Standard
                 Poor's Corporation, or Fitch, or, if
                 unrated, determined by the
                 subadvisor to be of comparable
                 quality.
    ------------------------------------------------------------------------
      ASSET      AST HORIZON GROWTH ASSET ALLOCATION         Horizon
     ALLOCA-     PORTFOLIO: seeks the highest           Investments, LLC
      TION       potential total return consistent
                 with its specified level of risk
                 tolerance. Under normal
                 circumstances, at least 90% of the
                 Portfolio's assets will be invested
                 in other portfolios of Advanced
                 Series Trust (the underlying
                 portfolios) while no more than 10%
                 of the Portfolio's assets may be
                 invested in exchange traded funds
                 (ETFs). Under normal market
                 conditions, the Portfolio will
                 devote from 60% to 80% of its net
                 assets to underlying portfolios and
                 ETFs investing primarily in equity
                 securities, and from 20% to 40% of
                 its net assets to underlying
                 portfolios and ETFs investing
                 primarily in debt securities and
                 money market instruments.
    ------------------------------------------------------------------------
      ASSET      AST HORIZON MODERATE ASSET                  Horizon
     ALLOCA-     ALLOCATION PORTFOLIO: seeks the        Investments, LLC
      TION       highest potential total return
                 consistent with its specified level
                 of risk tolerance. Under normal
                 circumstances, at least 90% of the
                 Portfolio's assets will be invested
                 in other portfolios of Advanced
                 Series Trust (the underlying
                 portfolios) while no more than 10%
                 of the Portfolio's assets may be
                 invested in exchange traded funds
                 (ETFs). Under normal market
                 conditions, the Portfolio will
                 devote from 40% to 60% of its net
                 assets to underlying portfolios and
                 ETFs investing primarily in equity
                 securities, and from 40% to 60% of
                 its net assets to underlying
                 portfolios and ETFs investing
                 primarily in debt securities and
                 money market instruments.
    ------------------------------------------------------------------------
      INTER-     AST INTERNATIONAL GROWTH PORTFOLIO:     Marsico Capital
     NATIONAL    seeks long-term capital growth.        Management, LLC;
     EQUITY      Under normal circumstances, the         William Blair &
                 Portfolio invests at least 80% of        Company, LLC
                 the value of its assets in
                 securities of issuers that are
                 economically tied to countries other
                 than the United States. Although the
                 Portfolio intends to invest at least
                 80% of its assets in the securities
                 of issuers located outside the
                 United States, it may at times
                 invest in U.S. issuers and it may
                 invest all of its assets in fewer
                 than five countries or even a single
                 country. The Portfolio looks
                 primarily for stocks of companies
                 whose earnings are growing at a
                 faster rate than other companies or
                 which offer attractive growth.
    ------------------------------------------------------------------------
      INTER-     AST INTERNATIONAL VALUE PORTFOLIO:         LSV Asset
     NATIONAL    seeks long-term capital                   Management;
     EQUITY      appreciation. The Portfolio normally       Thornburg
                 invests at least 80% of the               Investment
                 Portfolio's assets in equity           Management, Inc.
                 securities. The Portfolio will
                 invest at least 65% of its net
                 assets in the equity securities of
                 companies in at least three
                 different countries, without limit
                 as to the amount of assets that may
                 be invested in a single country.
    ------------------------------------------------------------------------
      FIXED      AST INVESTMENT GRADE BOND PORTFOLIO:      Prudential
     INCOME      seeks to maximize total return,           Investment
                 consistent with the preservation of    Management, Inc.
                 capital and liquidity needs to meet
                 the parameters established to
                 support the Highest Daily Lifetime
                 Seven, Highest Daily Lifetime 7
                 Plus, and Highest Daily Lifetime 6
                 Plus benefits. Please note that you
                 may not make purchase payments, or
                 transfer Account Value to or from
                 this Portfolio, and that this
                 Portfolio is available only with
                 certain living benefits.
    ------------------------------------------------------------------------
      LARGE      AST JENNISON LARGE-CAP GROWTH              Jennison
       CAP       PORTFOLIO: seeks long-term growth of    Associates LLC
     GROWTH      capital. Under normal market
                 conditions, the Portfolio will
                 invest at least 80% of its
                 investable assets in the equity and
                 equity-related securities of
                 large-capitalization companies
                 measured, at the time of purchase,
                 to be within the market
                 capitalization of the Russell
                 1000(R) Index. In deciding which
                 equity securities to buy, the
                 subadvisor will use a growth
                 investment style and will invest in
                 stocks it believes could experience
                 superior sales or earnings growth,
                 or high returns on equity and
                 assets. Stocks are selected on a
                 company-by-company basis using
                 fundamental analysis. The companies
                 in which the subadvisor will invest
                 generally tend to have a unique
                 market niche, a strong new product
                 profile or superior management.
    ------------------------------------------------------------------------

     STYLE/         INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
      TYPE                                                  ADVISOR/
                                                           SUB-ADVISOR
    ------------------------------------------------------------------------
      LARGE      AST JENNISON LARGE-CAP VALUE               Jennison
       CAP       PORTFOLIO: seeks capital                Associates LLC
      VALUE      appreciation. Under normal market
                 conditions, the Portfolio will
                 invest at least 80% of its
                 investable assets in the equity and
                 equity-related securities of
                 large-capitalization companies
                 measured, at the time of purchase,
                 to be within the market
                 capitalization of the Russell
                 1000(R) Index. In deciding which
                 equity securities to buy, the
                 subadvisor will use a value
                 investment style and will invest in
                 common stocks that it believes are
                 being valued at a discount to their
                 true worth, as defined by the value
                 of their earnings, free cash flow,
                 the value of their assets, their
                 private market value, or some
                 combination of these factors. The
                 subadvisor will look for catalysts
                 that will help unlock a common
                 stock's inherent value.
    ------------------------------------------------------------------------
      INTER-     AST JPMORGAN INTERNATIONAL EQUITY         J.P. Morgan
     NATIONAL    PORTFOLIO: seeks long-term capital        Investment
     EQUITY      growth by investing in a diversified   Management, Inc.
                 portfolio of international equity
                 securities. The Portfolio seeks to
                 meet its objective by investing,
                 under normal market conditions, at
                 least 80% of its assets in a
                 diversified portfolio of equity
                 securities of companies located or
                 operating in developed non-U.S.
                 countries and emerging markets of
                 the world. The equity securities
                 will ordinarily be traded on a
                 recognized foreign securities
                 exchange or traded in a foreign
                 over-the-counter market in the
                 country where the issuer is
                 principally based, but may also be
                 traded in other countries including
                 the United States.
    ------------------------------------------------------------------------
      ASSET      AST J.P. MORGAN STRATEGIC                 J.P. Morgan
      ALLOCA     OPPORTUNITIES PORTFOLIO (formerly         Investment
      TION       AST UBS Dynamic Alpha Portfolio):      Management, Inc.
                 seeks to maximize total return,
                 consisting of capital appreciation
                 and current income. The Portfolio
                 invests in securities and financial
                 instruments to gain exposure to
                 global equity, global fixed income
                 and cash equivalent markets,
                 including global currencies. The
                 Portfolio may invest in equity and
                 fixed income securities of issuers
                 located within and outside the
                 United States or in open-end
                 investment companies advised by J.P.
                 Morgan Investment Management, Inc.,
                 the Portfolio's subadvisor, to gain
                 exposure to certain global equity
                 and global fixed income markets.
    ------------------------------------------------------------------------
      LARGE      AST LARGE-CAP VALUE PORTFOLIO: seeks      Eaton Vance
       CAP       current income and long-term growth       Management;
      VALUE      of income, as well as capital          Hotchkis and Wiley
                 appreciation. The Portfolio invests,        Capital
                 under normal circumstances, at least    Management, LLC
                 80% of its net assets in common
                 stocks of large capitalization
                 companies. Large capitalization
                 companies are those companies with
                 market capitalizations within the
                 market capitalization range of the
                 Russell 1000 Value Index.
    ------------------------------------------------------------------------
      FIXED      AST LORD ABBETT BOND-DEBENTURE         Lord, Abbett & Co.
     INCOME      PORTFOLIO: seeks high current income          LLC
                 and the opportunity for capital
                 appreciation to produce a high total
                 return. To pursue this objective
                 under normal market conditions, the
                 Fund will invest at least 80% of its
                 net assets in bonds, debentures and
                 other fixed income securities. The
                 Fund's investments primarily include
                 the following types of securities
                 and other financial instruments:
                 U.S. investment grade fixed income
                 securities; U.S. high yield
                 securities ("non-investment grade"
                 or "junk" bonds); foreign securities
                 (including emerging market
                 securities); convertible securities;
                 mortgage-related and other
                 asset-backed securities; and equity
                 securities. In addition, the Fund
                 may invest in derivative
                 instruments, such as options,
                 futures contracts, forward contracts
                 or swap agreements. The Fund may use
                 such instruments in order seek to
                 enhance returns, to attempt to hedge
                 some of its investment risk, or as a
                 substitute position for holding the
                 underlying asset on which the
                 derivative instrument is based. The
                 duration of the Fund's portfolio of
                 debt securities will normally be
                 between three and seven years, with
                 an average effective portfolio
                 maturity of five to twelve years.
    ------------------------------------------------------------------------

    STYLE/         INVESTMENT OBJECTIVES/POLICIES           PORTFOLIO
     TYPE                                                   ADVISOR/
                                                           SUB-ADVISOR
   -------------------------------------------------------------------------
     LARGE      AST MARSICO CAPITAL GROWTH               Marsico Capital
      CAP       PORTFOLIO: seeks capital growth.         Management, LLC
    GROWTH      Income realization is not an
                investment objective and any income
                realized on the Portfolio's
                investments, therefore, will be
                incidental to the Portfolio's
                objective. The Portfolio will pursue
                its objective by investing primarily
                in common stocks of large companies
                that are selected for their growth
                potential. Large capitalization
                companies are companies with market
                capitalizations within the market
                capitalization range of the Russell
                1000 Growth Index. In selecting
                investments for the Portfolio, the
                subadvisor uses an approach that
                combines "top down" macroeconomic
                analysis with "bottom up" stock
                selection. The "top down" approach
                identifies sectors, industries and
                companies that may benefit from the
                trends the subadvisor has observed.
                The subadvisorthen looks for
                individual companies with earnings
                growth potential that may not be
                recognized by the market at large,
                utilizing a "bottom up" stock
                selection process. The Portfolio
                will normally hold a core position
                of between 35 and 50 common stocks.
                The Portfolio may hold a limited
                number of additional common stocks
                at times when the Portfolio manager
                is accumulating new positions,
                phasing out existing or responding
                to exceptional market conditions.
   -------------------------------------------------------------------------
     INTER      AST MFS GLOBAL EQUITY PORTFOLIO:          Massachusetts
    NATIONAL    seeks capital growth. Under normal      Financial Services
    EQUITY      circumstances the Portfolio invests          Company
                at least 80% of its assets in equity
                securities. The Portfolio may invest
                in the securities of U.S. and
                foreign issuers (including issuers
                in emerging market countries). While
                the portfolio may invest its assets
                in companies of any size, the
                Portfolio generally focuses on
                companies with relatively large
                market capitalizations relative to
                the markets in which they are traded.
   -------------------------------------------------------------------------
     LARGE      AST MFS GROWTH PORTFOLIO: seeks           Massachusetts
      CAP       long-term capital growth and future,    Financial Services
    GROWTH      rather than current income. Under            Company
                normal market conditions, the
                Portfolio invests at least 80% of
                its net assets in common stocks and
                related securities, such as
                preferred stocks, convertible
                securities and depositary receipts.
                The subadvisor uses a "bottom up" as
                opposed to a "top down" investment
                style in managing the Portfolio.
   -------------------------------------------------------------------------
    MID CAP     AST MID CAP VALUE PORTFOLIO: seeks      EARNEST Partners
     VALUE      to provide capital growth by               LLC; WEDGE
                investing primarily in                       Capital
                mid-capitalization stocks that           Management, LLP
                appear to be undervalued. The
                Portfolio generally invests, under
                normal circumstances, at least 80%
                of the value of its net assets in
                mid-capitalization companies.
                Mid-capitalization companies are
                generally those that have market
                capitalizations, at the time of
                purchase, within the market
                capitalization range of companies
                included in the Russell Midcap(R)
                Value Index during the previous
                12-months based on month-end data.
   -------------------------------------------------------------------------
     FIXED      AST MONEY MARKET PORTFOLIO: seeks          Prudential
    INCOME      high current income while                  Investment
                maintaining high levels of              Management, Inc.
                liquidity. The Portfolio invests in
                high-quality, short-term, U.S.
                dollar denominated corporate, bank
                and government obligations. The
                Portfolio will invest in securities
                which have effective maturities of
                not more than 397 days.
   -------------------------------------------------------------------------
    MID CAP     AST NEUBERGER BERMAN MID-CAP GROWTH     Neuberger Berman
    GROWTH      PORTFOLIO: seeks capital growth.         Management LLC
                Under normal market conditions, the
                Portfolio invests at least 80% of
                its net assets in the common stocks
                of mid-capitalization companies.
                Mid-capitalization companies are
                those companies whose market
                capitalization is within the range
                of market capitalizations of
                companies in the Russell Midcap(R)
                Growth Index. Using fundamental
                research and quantitative analysis,
                the subadvisor looks for
                fast-growing companies that are in
                new or rapidly evolving industries.
                The Portfolio may invest in foreign
                securities (including emerging
                markets securities).
   -------------------------------------------------------------------------

   STYLE/         INVESTMENT OBJECTIVES/POLICIES            PORTFOLIO
    TYPE                                                    ADVISOR/
                                                           SUB-ADVISOR
  ---------------------------------------------------------------------------
   MID CAP     AST NEUBERGER BERMAN/LSV MID-CAP             LSV Asset
    VALUE      VALUE PORTFOLIO: seeks capital              Management;
               growth. Under normal market              Neuberger Berman
               conditions, the Portfolio invests at      Management LLC
               least 80% of its net assets in the
               common stocks of medium
               capitalization companies. For
               purposes of the Portfolio, companies
               with market capitalizations that
               fall within the range of the Russell
               Midcap(R) Value Index at the time of
               investment are considered medium
               capitalization companies. Some of
               the Portfolio's assets may be
               invested in the securities of
               large-cap companies as well as in
               small-cap companies. subadvisor
               Neuberger Berman looks for
               well-managed companies whose stock
               prices are undervalued and that may
               rise in price before other investors
               realize their worth. LSV Asset
               Management (LSV) follows an active
               investment strategy utilizing a
               quantitative investment model to
               evaluate and recommend investment
               decisions for its portion of the
               Portfolio in a bottom-up, contrarian
               value approach
  ---------------------------------------------------------------------------
    SMALL      AST NEUBERGER BERMAN SMALL-CAP           Neuberger Berman
     CAP       GROWTH PORTFOLIO: seeks maximum           Management LLC
   GROWTH      growth of investors' capital from a
               portfolio of growth stocks of
               smaller companies. The Portfolio
               pursues its objective, under normal
               circumstances, by primarily
               investing at least 80% of its total
               assets in the equity securities of
               small-sized companies included in
               the Russell 2000 Growth(R) Index.
  ---------------------------------------------------------------------------
    INTER      AST PARAMETRIC EMERGING MARKETS         Parametric Portfolio
   NATIONAL    EQUITY PORTFOLIO: seeks long-term         Associates LLC
   EQUITY      capital appreciation. The Portfolio
               normally invests at least 80% of its
               net assets in equity securities of
               issuers (i) located in emerging
               market countries, which are
               generally those not considered to be
               developed market countries, or
               (ii) included (or considered for
               inclusion) as emerging markets
               issuers in one or more broad-based
               market indices. Emerging markets
               countries include countries in Asia,
               Latin America, the Middle East,
               Southern Europe, Eastern Europe,
               Africa and the region formerly
               comprising the Soviet Union. A
               company will be considered to be
               located in an emerging market
               country if it is domiciled in or
               derives more that 50% of its
               revenues or profits from emerging
               market countries. The Portfolio
               seeks to employ a top-down,
               disciplined and structured
               investment process that emphasizes
               broad exposure and diversification
               among emerging market countries,
               economic sectors and issuers.
  ---------------------------------------------------------------------------
    FIXED      AST PIMCO LIMITED MATURITY BOND         Pacific Investment
   INCOME      PORTFOLIO: seeks to maximize total          Management
               return consistent with preservation         Company LLC
               of capital and prudent investment             (PIMCO)
               management. The Portfolio will
               invest, under normal circumstances,
               at least 80% of the value of its net
               assets in fixed- income investments,
               which may be represented by forwards
               or derivatives such as options,
               futures contracts, or swap
               agreements. The average portfolio
               duration normally varies within a
               one -to-three year time-frame based
               on the subadvisor's forecast of
               interest rates.
  ---------------------------------------------------------------------------
    FIXED      AST PIMCO TOTAL RETURN BOND             Pacific Investment
   INCOME      PORTFOLIO: seeks to maximize total          Management
               return consistent with preservation         Company LLC
               of capital and prudent investment             (PIMCO)
               management. The Portfolio will
               invest, under normal circumstances,
               at least 80% of the value of its net
               assets in fixed income investments,
               which may be represented by forwards
               or derivatives such as options,
               futures contracts, or swap
               agreements. The average portfolio
               duration normally varies within two
               years (+/-) of the duration of the
               Barclay's Capital U.S. Aggregate
               Bond Index.
  ---------------------------------------------------------------------------
    ASSET      AST PRESERVATION ASSET ALLOCATION           Prudential
    ALLOCA     PORTFOLIO: seeks to obtain total         Investments LLC;
    TION       return consistent with its specified       Quantitative
               level of risk. The Portfolio                Management
               primarily invests its assets in a         Associates LLC
               diversified portfolio of other
               mutual funds, the underlying
               portfolios, of the Advanced Series
               Trust and certain affiliated money
               market funds. Under normal market
               conditions, the Portfolio will
               devote approximately 35% of its net
               assets to underlying portfolios
               investing primarily in equity
               securities (with a range of 27.5% to
               42.5%), and 65% of its net assets to
               underlying portfolios investing
               primarily in debt securities and
               money market instruments (with a
               range of 57.5% to 72.5%). The
               Portfolio is not limited to
               investing exclusively in shares of
               the underlying portfolios and may
               invest in securities and futures
               contracts, swap agreements and other
               financial and derivative instruments.
  ---------------------------------------------------------------------------

     STYLE/       INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
     TYPE                                                  ADVISOR/
                                                         SUB-ADVISOR
    -----------------------------------------------------------------------
     LARGE     AST QMA US EQUITY ALPHA PORTFOLIO:        Quantitative
      CAP      seeks long term capital                    Management
     BLEND     appreciation. The portfolio utilizes     Associates LLC
               a long/short investment strategy and
               will normally invest at least 80% of
               its net assets plus borrowings in
               equity and equity related securities
               of US issuers. The benchmark index
               is the Russell 1000(R) which is
               comprised of stocks representing
               more than 90% of the market cap of
               the US market and includes the
               largest 1000 securities in the
               Russell 3000(R) index.
    -----------------------------------------------------------------------
     ASSET     AST SCHRODERS MULTI-ASSET WORLD             Schroder
     ALLOCA    STRATEGIES (formerly known as AST          Investment
     TION      American Century Strategic              Management North
               Allocation Portfolio): seeks              America Inc.
               long-term capital appreciation
               through a global flexible asset
               allocation approach. This asset
               allocation approach entails
               investing in traditional asset
               classes, such as equity and
               fixed-income investments, and
               alternative asset classes, such as
               investments in real estate,
               commodities, currencies, private
               equity, non-investment grade bonds,
               Emerging Market Debt and absolute
               return strategies. The sub-advisor
               seeks to emphasize the management of
               risk and volatility. Exposure to
               different asset classes and
               investment strategies will vary over
               time based upon the sub advisor's
               assessments of changing market,
               economic, financial and political
               factors and events.
    -----------------------------------------------------------------------
     SMALL     AST SMALL-CAP GROWTH PORTFOLIO:           Eagle Asset
      CAP      seeks long-term capital growth. The     Management, Inc.
     GROWTH    Portfolio pursues its objective by
               investing, under normal
               circumstances, at least 80% of the
               value of its assets in
               small-capitalization companies.
               Small-capitalization companies are
               those companies with a market
               capitalization, at the time of
               purchase, no larger than the largest
               capitalized company included in the
               Russell 2000(R) Growth Index at the
               time of the Portfolio's investment.
    -----------------------------------------------------------------------
     SMALL     AST SMALL-CAP VALUE PORTFOLIO: seeks      ClearBridge
      CAP      to provide long-term capital growth    Advisors, LLC; J.P.
     VALUE     by investing primarily in              Morgan Investment
               small-capitalization stocks that       Management, Inc.;
               appear to be undervalued. The          Lee Munder Capital
               Portfolio invests, under normal            Group, LLC
               circumstances, at least 80% of the
               value of its net assets in small
               capitalization stocks. Small
               capitalization stocks are the stocks
               of companies with market
               capitalization that are within the
               market capitalization range of the
               Russell 2000(R) Value Index.
               Securities of companies whose market
               capitalizations no longer meet the
               definition of small capitalization
               companies after purchase by the
               Portfolio will still be considered
               to be small capitalization companies
               for purposes of the Portfolio's
               policy of investing, under normal
               circumstances, at least 80% of the
               value of its assets in small
               capitalization companies.
    -----------------------------------------------------------------------
     ASSET     AST T. ROWE PRICE ASSET ALLOCATION       T. Rowe Price
     ALLOCA    PORTFOLIO: seeks a high level of        Associates, Inc.
     TION      total return by investing primarily
               in a diversified portfolio of equity
               and fixed income securities. The
               Portfolio normally invests
               approximately 60% of its total
               assets in equity securities and 40%
               in fixed income securities. This mix
               may vary depending on the
               subadvisor's outlook for the
               markets. The subadvisor concentrates
               common stock investments in larger,
               more established companies, but the
               Portfolio may include small and
               medium-sized companies with good
               growth prospects. The fixed income
               portion of the Portfolio will be
               allocated among investment grade
               securities, high yield or "junk"
               bonds, emerging market securities,
               foreign high quality debt securities
               and cash reserves.
    -----------------------------------------------------------------------

    STYLE/         INVESTMENT OBJECTIVES/POLICIES           PORTFOLIO
     TYPE                                                    ADVISOR/
                                                           SUB-ADVISOR
  ---------------------------------------------------------------------------
    FIXED       AST T. ROWE PRICE GLOBAL BOND             T. Rowe Price
    INCOME      PORTFOLIO: seeks to provide high        International, Inc.
                current income and capital growth by
                investing in high-quality foreign
                and U.S. dollar-denominated bonds.
                The Portfolio will invest at least
                80% of its total assets in fixed
                income securities. The Portfolio
                invests in all types of bonds,
                including those issued or guaranteed
                by U.S. or foreign governments or
                their agencies and by foreign
                authorities, provinces and
                municipalities as well as investment
                grade corporate bonds,
                mortgage-related and asset- backed
                securities, and high-yield bonds of
                U.S. and foreign issuers. The
                Portfolio generally invests in
                countries where the combination of
                fixed-income returns and currency
                exchange rates appears attractive,
                or, if the currency trend is
                unfavorable, where the subadvisor
                believes that the currency risk can
                be minimized through hedging. The
                Portfolio may also invest in
                convertible securities, commercial
                paper and bank debt and loan
                participations. The Portfolio may
                invest up to 20% of its assets in
                the aggregate in below
                investment-grade, high-risk bonds
                ("junk bonds") and emerging market
                bonds. In addition, the Portfolio
                may invest up to 30% of its assets
                in mortgage-related (including
                mortgage dollar rolls and
                derivatives, such as collateralized
                mortgage obligations and stripped
                mortgage securities) and
                asset-backed securities. The
                Portfolio may invest in futures,
                swaps and other derivatives in
                keeping with its objective.
  ---------------------------------------------------------------------------
    LARGE       AST T. ROWE PRICE LARGE-CAP GROWTH        T. Rowe Price
     CAP        PORTFOLIO: seeks long-term growth of     Associates, Inc.
    GROWTH      capital by investing predominantly
                in the equity securities of a
                limited number of large, carefully
                selected, high-quality U.S.
                companies that are judged likely to
                achieve superior earnings growth.
                The Portfolio takes a growth
                approach to investment selection and
                normally invests at least 80% of its
                net assets in the common stocks of
                large companies. Large companies are
                defined as those whose market cap is
                larger than the median market cap of
                companies in the Russell 1000 Growth
                Index as of the time of purchase.
  ---------------------------------------------------------------------------
   SPECIALTY    AST T. ROWE PRICE NATURAL RESOURCES       T. Rowe Price
                PORTFOLIO: seeks long-term capital       Associates, Inc.
                growth primarily through investing
                in the common stocks of companies
                that own or develop natural
                resources (such as energy products,
                precious metals and forest products)
                and other basic commodities. The
                Portfolio invests, under normal
                circumstances, at least 80% of the
                value of its assets in natural
                resource companies. The Portfolio
                may also invest in non-resource
                companies with the potential for
                growth. The Portfolio looks for
                companies that have the ability to
                expand production, to maintain
                superior exploration programs and
                production facilities, and the
                potential to accumulate new
                resources. Although at least 50% of
                Portfolio assets will be invested in
                U.S. securities, up to 50% of total
                assets also may be invested in
                foreign securities.
  ---------------------------------------------------------------------------
    LARGE       AST VALUE PORTFOLIO (formerly AST            Deutsche
     CAP        DeAM Large-Cap Value Portfolio):            Investment
    VALUE       seeks maximum growth of capital by          Management
                investing primarily in the value          Americas, Inc.
                stocks of larger companies. The
                Portfolio pursues its objective,
                under normal market conditions, by
                primarily investing at least 80% of
                the value of its assets in the
                equity securities of large-sized
                companies included in the Russell
                1000(R) Value Index. The subadvisor
                employs an investment strategy
                designed to maintain a portfolio of
                equity securities which approximates
                the market risk of those stocks
                included in the Russell 1000(R)
                Value Index, but which attempts to
                outperform the Russell 1000(R) Value
                Index through active stock selection.
  ---------------------------------------------------------------------------
    FIXED       AST WESTERN ASSET CORE PLUS BOND          Western Asset
    INCOME      PORTFOLIO: seeks to maximize total          Management
                return, consistent with prudent              Company
                investment management and liquidity
                needs. The Portfolio's current
                target average duration is generally
                2.5 to 7 years. The Portfolio
                pursues this objective by investing
                in all major fixed income sectors
                with a bias towards non- Treasuries.
  ---------------------------------------------------------------------------

      STYLE/         INVESTMENT OBJECTIVES/POLICIES         PORTFOLIO
       TYPE                                                  ADVISOR/
                                                           SUB-ADVISOR
    ------------------------------------------------------------------------
                      AIM VARIABLE INSURANCE FUNDS
                   (INVESCO VARIABLE INSURANCE FUNDS)
    ------------------------------------------------------------------------
     MID CAP      AIM VARIABLE INSURANCE FUNDS           Invesco Advisers,
      GROWTH      (INVESCO VARIABLE INSURANCE FUNDS) -        Inc. I
                  INVESCO V.I. DYNAMICS FUND - SERIES
                  I SHARES: The investment objective
                  is long-term capital growth. The
                  Fund seeks to meet its objective by
                  investing, normally, at least 65% of
                  its assets in equity securities of
                  mid-capitalization companies. The
                  principal type of equity securities
                  purchased by the Fund is common
                  stock. Effective July 31, 2010, the
                  preceding sentence will be replaced
                  by the following: The Fund invests
                  primarily in equity securities of
                  mid-capitalization issuers.
    ------------------------------------------------------------------------
     SPECIALTY    AIM VARIABLE INSURANCE FUNDS           Invesco Advisers,
                  (INVESCO VARIABLE INSURANCE FUNDS) -        Inc. I
                  INVESCO V.I. FINANCIAL SERVICES FUND
                  - SERIES I SHARES: The investment
                  objective is long-term growth of
                  capital. The Fund invests, under
                  normal circumstances, at least 80%
                  of net assets (plus borrowings for
                  investment purposes) in securities
                  of issuers engaged primarily in
                  financial services-related
                  industries.
    ------------------------------------------------------------------------
     SPECIALTY    AIM VARIABLE INSURANCE FUNDS           Invesco Advisers,
                  (INVESCO VARIABLE INSURANCE FUNDS) -        Inc. I
                  INVESCO V.I. GLOBAL HEALTH CARE FUND
                  - SERIES I SHARES: The investment
                  objective is long-term growth of
                  capital. the Fund invests, under
                  normal circumstances, at least 80%
                  of net assets (plus borrowings for
                  investment purposes) in securities
                  of health care industry issuers.
    ------------------------------------------------------------------------
     SPECIALTY    AIM VARIABLE INSURANCE FUNDS           Invesco Advisers,
                  (INVESCO VARIABLE INSURANCE FUNDS) -        Inc. I
                  INVESCO V.I. TECHNOLOGY FUND -
                  SERIES I SHARES: The investment
                  objective is long-term growth of
                  capital. The Funds seeks to meet its
                  objective by investing, normally at
                  least 80% of its assets in equity
                  securities of issuers engaged
                  primarily in the technology-related
                  industries. Effective July 31, 2010,
                  the preceding sentence will be
                  replaced by the following: The Fund
                  invests, under normal circumstances,
                  at least 80% of net assets (plus
                  borrowings for investment purposes)
                  in securities of issuers engaged
                  primarily in technology-related
                  industries. The Fund invests
                  primarily in equity securities.
    ------------------------------------------------------------------------
                    EVERGREEN VARIABLE ANNUITY TRUST
    ------------------------------------------------------------------------
      SMALL       EVERGREEN VA GROWTH: seeks long-term      Evergreen
       CAP        capital growth. The Portfolio             Investment
      GROWTH      normally invests at least 75% of its      Management
                  assets in common stocks of small-        Company, LLC
                  and medium-sized companies (i.e.,
                  companies whose market
                  capitalizations fall within the
                  market capitalization range of the
                  companies tracked by the Russell
                  2000(R) Growth Index, measured at
                  the time of purchase). The remaining
                  portion of the Portfolio's assets
                  may be invested in companies of any
                  size. The Portfolio's managers
                  employ a growth-style of equity
                  management and generally seek to
                  purchase stocks of companies that
                  have demonstrated earnings growth
                  potential which they believe is not
                  yet reflected in the stock's market
                  price. Factors that the Portfolio's
                  portfolio managers consider when
                  selecting investments include, but
                  are not limited to: potential
                  earnings growth above the average
                  earnings growth of companies
                  included in the Russell 2000(R)
                  Growth Index: the quality of
                  management; the strength of a
                  company's balance sheet; and the
                  company's potential for operating
                  leverage.
    ------------------------------------------------------------------------
       INTER      EVERGREEN VA INTERNATIONAL EQUITY:        Evergreen
     NATIONAL     seeks long-term capital growth and        Investment
      EQUITY      secondarily, modest income. The           Management
                  Portfolio normally invests at least      Company, LLC
                  80% of its assets in equity
                  securities issued by in the
                  portfolio manager's opinion,
                  established and quality non-U.S.
                  companies located in countries with
                  developed markets. The Portfolio may
                  purchase securities across all
                  market capitalizations. The
                  Portfolio normally invests at least
                  65% of its assets in the securities
                  of companies in at least three
                  countries (other than the U.S.). The
                  Portfolio may also invest in
                  emerging markets. The Portfolio's
                  managers seek both growth and value
                  opportunities. For growth
                  investments, the Portfolio's manager
                  seeks, among other things, good
                  business models, good management and
                  growth in cash flows. For value
                  investments, the Portfolio's manager
                  seeks, among other things, companies
                  that are undervalued in the
                  marketplace compared to their
                  assets. The Portfolio normally
                  intends to seek modest income from
                  dividends paid by its equity
                  holdings. Other than cash and cash
                  equivalents, the Portfolio intends
                  to invest substantially all of its
                  assets in the securities of non-U.S.
                  issuers.
    ------------------------------------------------------------------------

    STYLE/         INVESTMENT OBJECTIVES/POLICIES           PORTFOLIO
     TYPE                                                   ADVISOR/
                                                           SUB-ADVISOR
  ---------------------------------------------------------------------------
   SPECIALTY    EVERGREEN VA OMEGA: seeks long-term         Evergreen
                capital growth. The Portfolio              Investment
                invests primarily, and under normal        Management
                conditions substantially all of its       Company, LLC
                assets, in common stocks of U.S.
                companies of any market
                capitalization. The Portfolio's
                manager employs a growth style of
                equity management that seeks to
                emphasize companies with cash flow
                growth, sustainable competitive
                advantages, returns on invested
                capital above their cost of capital
                and the ability to manage for
                profitable growth that can create
                long-term value for shareholders.
  ---------------------------------------------------------------------------
                 FIRST DEFINED PORTFOLIO FUND, LLC
  ---------------------------------------------------------------------------
   SPECIALTY    FIRST TRUST TARGET FOCUS FOUR          First Trust Advisors
                PORTFOLIO: seeks to provide                   L.P.
                above-average capital appreciation.
                The Portfolio seeks to achieve its
                objective by investing in the common
                stocks of companies which are
                selected by applying four separate
                uniquely specialized strategies (the
                "Focus Four Strategy"). The Focus
                Four Strategy adheres to a
                disciplined investment process that
                targets the following four
                strategies: The Dow(R) Target
                Dividend Strategy, Value Line(R)
                Target 25 Strategy, S&P Target SMid
                60 Strategy, and NYSE(R)
                International Target 25 Strategy.
  ---------------------------------------------------------------------------
   SPECIALTY    GLOBAL DIVIDEND TARGET 15 PORTFOLIO:   First Trust Advisors
                seeks to provide above-average total          L.P.
                return. The Portfolio seeks to
                achieve its objective by investing
                in common stocks issued by companies
                that are expected to provide income
                and to have the potential for
                capital appreciation. The Portfolio
                invests primarily in the common
                stocks of the companies which are
                components of the Dow Jones
                Industrial Average/sm/ ("DJIA/sm/"),
                the Financial Times Industrial
                Ordinary Share Index ("FT Index")
                and the Hang Seng Index. The
                Portfolio primarily consists of
                common stocks of the five companies
                with the lowest per share stock
                prices of the ten companies in each
                of the DJIA/sm/, FT Index and Hang
                Seng Index, respectively, that have
                the highest dividend yields in the
                respective index on or about the
                applicable stock selection date.
                Each security is initially equally
                weighted in the portfolio.
  ---------------------------------------------------------------------------
   SPECIALTY    NASDAQ(R) TARGET 15 PORTFOLIO: seeks   First Trust Advisors
                to provide above-average total                L.P.
                return. Beginning with the stocks in
                the NASDAQ-100 Index(R) on or about
                the applicable stock selection date,
                the Portfolio selects fifteen stocks
                based on a multi-factor model. A
                modified market capitalization
                approach is used to initially weight
                each security in the portfolio.
  ---------------------------------------------------------------------------
   SPECIALTY    S&P(R) TARGET 24 PORTFOLIO: seeks to   First Trust Advisors
                provide above-average total return.           L.P.
                Beginning with the stocks in the
                Standard & Poor's 500 Index ("S&P
                500 Index"), on or about the
                applicable stock selection date, the
                Portfolio selects three stocks from
                each of the eight largest economic
                sectors of the S&P 500 Index. The
                twenty-four stocks are selected
                based on a multi-factor model and a
                modified market capitalization
                approach is used to initially weight
                each security in the portfolio.
  ---------------------------------------------------------------------------
   SPECIALTY    TARGET MANAGED VIP PORTFOLIO: seeks    First Trust Advisors
                to provide above-average total                L.P.
                return. The Portfolio seeks to
                achieve its objective by investing
                in common stocks of the companies
                that are identified based on six
                uniquely specialized strategies -
                The Dow(R) DART 5, the European
                Target 20, the NASDAQ(R) Target 15,
                the S&P(R) Target 24, the Target
                Small-Cap and the Value Line(R)
                Target 25. Each strategy employs a
                quantitative approach by screening
                common stocks for certain attributes
                and/or using a multi-factor scoring
                system to select the common stocks.
  ---------------------------------------------------------------------------
   SPECIALTY    THE DOW(R) TARGET DIVIDEND             First Trust Advisors
                PORTFOLIO: seeks to provide                   L.P.
                above-average total return. The
                Portfolio seeks to achieve its
                objective by investing in common
                stocks issued by companies that are
                expected to provide income and to
                have the potential for capital
                appreciation. Beginning with the
                stocks in The Dow Jones U.S. Select
                Dividend Index/SM/, on or about the
                applicable stock selection date, the
                Portfolio selects twenty common
                stocks based on a multi-factor
                model. Each security is initially
                equally weighted in the portfolio.
  ---------------------------------------------------------------------------

    STYLE/         INVESTMENT OBJECTIVES/POLICIES            PORTFOLIO
     TYPE                                                    ADVISOR/
                                                            SUB-ADVISOR
  ----------------------------------------------------------------------------
   SPECIALTY    THE DOW(R) DART 10 PORTFOLIO: seeks     First Trust Advisors
                to provide above-average total                 L.P.
                return. The Portfolio seeks to
                achieve its objective by investing
                in common stocks issued by companies
                that are expected to provide income
                and to have the potential for
                capital appreciation. The Portfolio
                invests primarily in the common
                stocks of the ten companies in the
                DJIA that have the highest combined
                dividend yields and buyback ratios
                on or about the applicable stock
                selection date. Each security is
                initially equally weighted in the
                portfolio.
  ----------------------------------------------------------------------------
   SPECIALTY    VALUE LINE(R) TARGET 25 PORTFOLIO:      First Trust Advisors
                seeks to provide above-average                 L.P.
                capital appreciation. The Portfolio
                seeks to achieve its objective by
                investing in 25 of the 100 common
                stocks that Value Line(R) gives a #1
                ranking for Timelines/tm/. Value
                Line(R) ranks approximately 1,700
                stocks of which 100 are given their
                #1 ranking for Timeliness(TM) which
                measures Value Line's view of their
                probable price performance during
                the next six to 12 months relative
                to the others. Beginning with the
                100 stocks that Value Line(R) ranks
                #1 for Timeliness(TM), on or about
                the applicable stock selection date,
                the Portfolio selects twenty five
                stocks based on a multi-factor
                model. A modified market
                capitalization approach is used to
                initially weight each security in
                the portfolio.
  ----------------------------------------------------------------------------
                    FRANKLIN TEMPLETON VARIABLE
                      INSURANCE PRODUCTS TRUST
  ----------------------------------------------------------------------------
   MODERATE     FRANKLIN TEMPLETON VIP FOUNDING              Franklin
    ALLOCA      FUNDS ALLOCATION FUND: Seeks capital         Templeton
     TION       appreciation, with income as a             Services, LLC
                secondary goal. The Fund normally
                invests equal portions in Class 1
                shares of Franklin Income Securities
                Fund; Mutual Shares Securities Fund;
                and Templeton Growth Securities Fund.
  ----------------------------------------------------------------------------
                NATIONWIDE VARIABLE INSURANCE TRUST
  ----------------------------------------------------------------------------
     INTER      NVIT DEVELOPING MARKETS FUND              Nationwide Fund
   NATIONAL     (formerly known as Gartmore NVIT         Advisors/ Baring
    EQUITY      Developing Markets Fund): seeks            International
                long-term capital appreciation,             Investment
                under normal conditions by investing          Limited
                at least 80% of the value of its net
                assets in equity securities of
                companies of any size based in the
                world's developing market countries.
                The Fund typically maintains
                investments in at least six
                countries at all times with no more
                than 35% of the value of its net
                assets invested in securities of any
                one country.
  ----------------------------------------------------------------------------
                            PROFUNDS VP
  ----------------------------------------------------------------------------
   EACH PROFUND VP PORTFOLIO DESCRIBED BELOW IS DESIGNED TO SEEK DAILY INVESTMENT RESULTS THAT, BEFORE FEES AND EXPENSES, CORRESPOND TO THE PERFORMANCE OF A DAILY BENCHMARK, SUCH AS THE DAILY PRICE PERFORMANCE,
   THE INVERSE (OPPOSITE) OF THE DAILY PRICE PERFORMANCE, A MULTIPLE OF THE DAILY PRICE PERFORMANCE, OF AN INDEX OR SECURITY. ULTRA PROFUND VPS ARE DESIGNED TO CORRESPOND TO A MULTIPLE OF THE DAILY PERFORMANCE OF AN UNDERLYING INDEX. INVERSE PROFUND VPS ARE DESIGNED TO CORRESPOND TO THE INVERSE (OPPOSITE) OF THE DAILY PERFORMANCE OF AN UNDERLYING INDEX. THE INVESTMENT STRATEGY OF SOME OF THE PORTFOLIOS MAY MAGNIFY (BOTH
   POSITIVELY AND NEGATIVELY) THE DAILY INVESTMENT RESULTS OF THE APPLICABLE INDEX OR SECURITY. IT IS RECOMMENDED THAT ONLY THOSE ANNUITY OWNERS WHO ENGAGE A FINANCIAL ADVISOR TO ALLOCATE THEIR ACCOUNT VALUE USING A STRATEGIC OR TACTICAL ASSET ALLOCATION STRATEGY INVEST IN THESE
   PORTFOLIOS. THE PORTFOLIOS ARE ARRANGED BASED ON THE INDEX ON WHICH ITS INVESTMENT STRATEGY IS BASED
  ----------------------------------------------------------------------------
   SPECIALTY    PROFUND VP BULL: seeks daily             ProFund Advisors
                investment results, before fees and             LLC
                expenses, that correspond to the
                daily performance of the S&P 500(R)
                Index.
  ----------------------------------------------------------------------------
   SPECIALTY    PROFUND VP BEAR: seeks daily             ProFund Advisors
                investment results, before fees and             LLC
                expenses, that correspond to the
                inverse (opposite) of the daily
                performance of the S&P 500(R) Index.
                If ProFund VP Bear is successful in
                meeting its objective, its net asset
                value should gain approximately the
                same amount, on a percentage basis,
                as any decrease in the S&P 500(R)
                Index when the Index declines on a
                given day. Conversely, its net asset
                value should lose approximately the
                same amount, on a percentage basis,
                as any increase in the Index when
                the Index rises on a given day.
  ----------------------------------------------------------------------------

      STYLE/          INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
       TYPE                                                   ADVISOR/
                                                             SUB-ADVISOR
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP ULTRABULL: seeks daily       ProFund Advisors
                   investment results, before fees and           LLC
                   expenses, that correspond to twice
                   (200%) the daily performance of the
                   S&P 500(R) Index. If ProFund VP
                   UltraBull is successful in meeting
                   its objective, its net asset value
                   should gain approximately twice as
                   much, on a percentage basis, as the
                   S&P 500(R) Index when the Index
                   rises on a given day. Conversely,
                   its net asset value should lose
                   approximately twice as much, on a
                   percentage basis, as the Index when
                   the Index declines on a given day.
    --------------------------------------------------------------------------
     THE S&P 500(R) INDEX IS A MEASURE OF LARGE-CAP U.S. STOCK MARKET PERFORMANCE. IT IS A FLOAT-ADJUSTED MARKET CAPITALIZATION WEIGHTED
     INDEX OF 500 U.S. OPERATING COMPANIES AND REITS SELECTED BY AN S&P
     U.S. INDEX COMMITTEE THROUGH A NON-MECHANICAL PROCESS THAT FACTORS CRITERIA SUCH AS LIQUIDITY, PRICE, MARKET CAPITALIZATION AND
     FINANCIAL VIABILITY. RECONSTITUTION OCCURS BOTH ON A QUARTERLY AND ONGOING BASIS.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP NASDAQ-100: seeks daily      ProFund Advisors
                   investment results, before fees and           LLC
                   expenses, that correspond to the
                   daily performance of the NASDAQ-100
                   Index(R).
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP SHORT NASDAQ-100: seeks      ProFund Advisors
                   daily investment results, before              LLC
                   fees and expenses, that correspond
                   to the inverse (opposite) of the
                   daily performance of the NASDAQ-100
                   Index(R). If ProFund VP Short OTC is
                   successful in meeting its objective,
                   its net asset value should gain
                   approximately the same amount, on a
                   percentage basis, as any decrease in
                   the NASDAQ-100 Index(R) when the
                   Index declines on a given day.
                   Conversely, its net asset value
                   should lose approximately the same
                   amount, on a percentage basis, as
                   any increase in the Index when the
                   Index rises on a given day.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP ULTRANASDAQ-100: seeks       ProFund Advisors
                   daily investment results, before              LLC
                   fees and expenses, that correspond
                   to twice (200%) the daily
                   performance of the NASDAQ-100
                   Index(R). If ProFund VP UltraOTC is
                   successful in meeting its objective,
                   its net asset value should gain
                   approximately twice as much, on a
                   percentage basis, as the NASDAQ-100
                   Index(R) when the Index rises on a
                   given day. Conversely, its net asset
                   value should lose approximately
                   twice as much, on a percentage
                   basis, as the Index when the Index
                   declines on a given day.
    --------------------------------------------------------------------------
     THE NASDAQ-100 INDEX(R) INCLUDES 100 OF THE LARGEST NON-FINANCIAL DOMESTIC AND INTERNATIONAL ISSUES LISTED ON THE NASDAQ STOCK MARKET.
     TO BE ELIGIBLE FOR INCLUSION COMPANIES CANNOT BE IN BANKRUPTCY PROCEEDINGS AND MUST MEET CERTAIN ADDITIONAL CRITERIA INCLUDING
     MINIMUM TRADING VOLUME AND "SEASONING" REQUIREMENTS. THE INDEX IS CALCULATED UNDER A MODIFIED CAPITALIZATION-WEIGHTED METHODOLOGY. RECONSTITUTION AND REBALANCING OCCURS ON AN ANNUAL, QUARTERLY AND
     ONGOING BASIS.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP ULTRASMALL-CAP: seeks        ProFund Advisors
                   daily investment results, before              LLC
                   fees and expenses, that correspond
                   to twice (200%) the daily
                   performance of the Russell 2000(R)
                   Index. If ProFund VP UltraSmall-Cap
                   is successful in meeting its
                   objective, its net asset value
                   should gain approximately twice as
                   much, on a percentage basis, as the
                   Russell 2000 Index(R) when the Index
                   rises on a given day. Conversely,
                   its net asset value should lose
                   approximately twice as much, on a
                   percentage basis, as the Index when
                   the Index declines on a given day.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP SHORT SMALL-CAP: seeks       ProFund Advisors
                   daily investment results, before              LLC
                   fees and expenses, that correspond
                   to the inverse (opposite) of the
                   daily performance of the Russell
                   2000(R) Index. If ProFund VP Short
                   Small-Cap is successful in meeting
                   its objective, its net asset value
                   should gain approximately the same
                   amount, on a percentage basis, as
                   any decrease in the Russell 2000
                   Index when the Index declines on a
                   given day. Conversely, its net asset
                   value should lose approximately the
                   same amount, on a percentage basis,
                   as any increase in the Index when
                   the Index rises on a given day.
    --------------------------------------------------------------------------
     THE RUSSELL 2000 INDEX IS A MEASURE OF SMALL-CAP U.S. STOCK MARKET PERFORMANCE. IT IS AN ADJUSTED MARKET CAPITALIZATION WEIGHTED INDEX CONTAINING APPROXIMATELY 2000 OF THE SMALLEST COMPANIES IN THE
     RUSSELL 3000 INDEX OR APPROXIMATELY 8% OF THE TOTAL MARKET
     CAPITALIZATION OF THE RUSSELL 3000 INDEX, WHICH IN TURN REPRESENTS APPROXIMATELY 98% OF THE INVESTABLE U.S. EQUITY MARKET. ALL U.S. COMPANIES LISTED ON THE NYSE, AMEX OR NASDAQ MEETING AN INITIAL
     MINIMUM ($1) PRICE ARE CONSIDERED FOR INCLUSION. RECONSTITUTION
     OCCURS ANNUALLY. SECURITIES ARE NOT REPLACED IF THEY LEAVE THE INDEX, HOWEVER, NEW ISSUE SECURITIES MEETING OTHER MEMBERSHIP REQUIREMENTS
     MAY BE ADDED ON A QUARTERLY BASIS.
    --------------------------------------------------------------------------

      STYLE/          INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
       TYPE                                                   ADVISOR/
                                                             SUB-ADVISOR
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP ULTRAMID-CAP: seeks daily    ProFund Advisors
                   investment results, before fees and           LLC
                   expenses, that correspond to twice
                   (200%) the daily performance of the
                   S&P MidCap 400 Index(R). If ProFund
                   VP UltraMid-Cap is successful in
                   meeting its objective, its net asset
                   value should gain approximately
                   twice as much, on a percentage
                   basis, as the S&P MidCap 400 Index
                   when the Index rises on a given day.
                   Conversely, its net asset value
                   should lose approximately twice as
                   much, on a percentage basis, as the
                   Index when the Index declines on a
                   given day.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP SHORT MID-CAP: seeks         ProFund Advisors
                   daily investment results, before              LLC
                   fees and expenses, that correspond
                   to the inverse (opposite) of the
                   daily performance of the S&P MidCap
                   400 Index(R). If ProFund VP Short
                   Mid-Cap is successful in meeting its
                   objective, its net asset value
                   should gain approximately the same
                   amount, on a percentage basis, as
                   any decrease in the S&P MidCap 400
                   Index when the Index declines on a
                   given day. Conversely, its net asset
                   value should lose approximately the
                   same amount, on a percentage basis,
                   as any increase in the Index when
                   the Index rises on a given day.
    --------------------------------------------------------------------------
     THE S&P MIDCAP 400 INDEX IS A MEASURE OF MID-SIZE COMPANY U.S. STOCK MARKET PERFORMANCE. IT IS A FLOAT-ADJUSTED MARKET CAPITALIZATION
     WEIGHTED INDEX OF 400 U.S. OPERATING COMPANIES AND REITS. SECURITIES
     ARE SELECTED FOR INCLUSION IN THE INDEX BY THE S&P U.S. INDEX
     COMMITTEE THROUGH A NON-MECHANICAL PROCESS THAT FACTORS CRITERIA SUCH
     AS LIQUIDITY, PRICE, MARKET CAPITALIZATION AND FINANCIAL VIABILITY. RECONSTITUTION OCCURS BOTH ON A QUARTERLY AND ONGOING BASIS.
    --------------------------------------------------------------------------
      SMALL        PROFUND VP SMALL-CAP VALUE: seeks       ProFund Advisors
       CAP         daily investment results, before              LLC
      VALUE        fees and expenses, that correspond
                   to the daily performance of the S&P
                   SmallCap 600/Citigroup Value
                   Index(R). The S&P SmallCap
                   600/Citigroup Value Index is
                   designed to provide a comprehensive
                   measure of small-cap U.S. equity
                   "value" performance. It is an
                   unmanaged float adjusted market
                   capitalization weighted index
                   comprised of stocks representing
                   approximately half the market
                   capitalization of the S&P SmallCap
                   600 Index that have been identified
                   as being on the value end of the
                   growth-value spectrum. (Note: The
                   S&P SmallCap 600 Index is a measure
                   of small-cap company U.S. stock
                   market performance. It is a float
                   adjusted market capitalization
                   weighted index of 600 U.S. operating
                   companies. Securities are selected
                   for inclusion in the index by an S&P
                   committee through a non-mechanical
                   process that factors criteria such
                   as liquidity, price, market
                   capitalization, financial viability,
                   and public float.)
    --------------------------------------------------------------------------
      SMALL        PROFUND VP SMALL-CAP GROWTH: seeks      ProFund Advisors
       CAP         daily investment results, before              LLC
      GROWTH       fees and expenses, that correspond
                   to the daily performance of the S&P
                   SmallCap 600/Citigroup Growth
                   Index(R). The S&P SmallCap
                   600/Citigroup Growth Index is
                   designed to provide a comprehensive
                   measure of small-cap U.S. equity
                   "growth" performance. It is an
                   unmanaged float adjusted market
                   capitalization weighted index
                   comprised of stocks representing
                   approximately half the market
                   capitalization of the S&P SmallCap
                   600 Index that have been identified
                   as being on the growth end of the
                   growth-value spectrum. (Note: The
                   S&P SmallCap 600 Index is a measure
                   of small-cap company U.S. stock
                   market performance. It is a float
                   adjusted market capitalization
                   weighted index of 600 U.S. operating
                   companies. Securities are selected
                   for inclusion in the index by an S&P
                   committee through a non-mechanical
                   process that factors criteria such
                   as liquidity, price, market
                   capitalization, financial viability,
                   and public float.)
    --------------------------------------------------------------------------
     THE S&P SMALLCAP 600/CITIGROUP GROWTH INDEX IS DESIGNED TO PROVIDE A COMPREHENSIVE MEASURE OF SMALL-CAP U.S. EQUITY "GROWTH" PERFORMANCE.
     IT IS AN UNMANAGED FLOAT ADJUSTED MARKET CAPITALIZATION WEIGHTED
     INDEX COMPRISED OF STOCKS REPRESENTING APPROXIMATELY HALF THE MARKET CAPITALIZATION OF THE S&P SMALLCAP 600 INDEX THAT HAVE BEEN
     IDENTIFIED AS BEING ON THE GROWTH END OF THE GROWTH-VALUE SPECTRUM. (NOTE: THE S&P SMALLCAP 600 INDEX IS A MEASURE OF SMALL-CAP COMPANY
     U.S. STOCK MARKET PERFORMANCE. IT IS A FLOAT ADJUSTED MARKET CAPITALIZATION WEIGHTED INDEX OF 600 U.S. OPERATING COMPANIES.
     SECURITIES ARE SELECTED FOR INCLUSION IN THE INDEX BY AN S&P
     COMMITTEE THROUGH A NON-MECHANICAL PROCESS THAT FACTORS CRITERIA SUCH
     AS LIQUIDITY, PRICE, MARKET CAPITALIZATION, FINANCIAL VIABILITY, AND PUBLIC FLOAT.)
    --------------------------------------------------------------------------

      STYLE/          INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
       TYPE                                                   ADVISOR/
                                                             SUB-ADVISOR
    --------------------------------------------------------------------------
      LARGE        PROFUND VP LARGE-CAP VALUE: seeks       ProFund Advisors
       CAP         daily investment results, before              LLC
      VALUE        fees and expenses, that correspond
                   to the daily performance of the S&P
                   500/Citigroup Value Index(R). The
                   S&P 500/Citigroup Value Index is
                   designed to provide a comprehensive
                   measure of large-cap U.S. equity
                   "value" performance. It is an
                   unmanaged float adjusted market
                   capitalization weighted index
                   comprised of stocks representing
                   approximately half the market
                   capitalization of the S&P 500 Index
                   that have been identified as being
                   on the value end of the growth value
                   spectrum.
    --------------------------------------------------------------------------
      LARGE        PROFUND VP LARGE-CAP GROWTH: seeks      ProFund Advisors
       CAP         daily investment results, before              LLC
      GROWTH       fees and expenses, that correspond
                   to the daily performance of the S&P
                   500/Citigroup Growth Index(R). The
                   S&P 500/Citigroup Growth Index is
                   designed to provide a comprehensive
                   measure of large-cap U.S. equity
                   "growth" performance. It is an
                   unmanaged float adjusted market
                   capitalization weighted index
                   comprised of stocks representing
                   approximately half the market
                   capitalization of the S&P 500 Index
                   that have been identified as being
                   on the growth end of the
                   growth-value spectrum.
    --------------------------------------------------------------------------
     THE S&P 500/CITIGROUP GROWTH INDEX IS DESIGNED TO PROVIDE A
     COMPREHENSIVE MEASURE OF LARGE-CAP U.S. EQUITY "GROWTH" PERFORMANCE.
     IT IS AN UNMANAGED FLOAT ADJUSTED MARKET CAPITALIZATION WEIGHTED
     INDEX COMPRISED OF STOCKS REPRESENTING APPROXIMATELY HALF THE MARKET CAPITALIZATION OF THE S&P 500 INDEX THAT HAVE BEEN IDENTIFIED AS
     BEING ON THE GROWTH END OF THE GROWTH-VALUE SPECTRUM.
    --------------------------------------------------------------------------
     MID CAP       PROFUND VP MID-CAP VALUE: seeks         ProFund Advisors
      VALUE        daily investment results, before              LLC
                   fees and expenses, that correspond
                   to the daily performance of the S&P
                   MidCap 400/Citigroup Value Index(R).
                   The S&P MidCap 400/Citigroup Value
                   Index is designed to provide a
                   comprehensive measure of mid-cap
                   U.S. equity "value" performance. It
                   is an unmanaged float adjusted
                   market capitalization weighted index
                   comprised of stocks representing
                   approximately half the market
                   capitalization of the S&P MidCap 400
                   Index that have been identified as
                   being on the value end of the
                   growth-value spectrum.
    --------------------------------------------------------------------------
     THE S&P MIDCAP 400/CITIGROUP VALUE INDEX IS DESIGNED TO PROVIDE A COMPREHENSIVE MEASURE OF MID-CAP U.S. EQUITY "VALUE" PERFORMANCE. IT
     IS AN UNMANAGED FLOAT ADJUSTED MARKET CAPITALIZATION WEIGHTED INDEX COMPRISED OF STOCKS REPRESENTING APPROXIMATELY HALF THE MARKET CAPITALIZATION OF THE S&P MIDCAP 400 INDEX THAT HAVE BEEN IDENTIFIED
     AS BEING ON THE VALUE END OF THE GROWTH-VALUE SPECTRUM.
    --------------------------------------------------------------------------
     MID CAP       PROFUND VP MID-CAP GROWTH: seeks        ProFund Advisors
      GROWTH       daily investment results, before              LLC
                   fees and expenses, that correspond
                   to the daily performance of the S&P
                   MidCap 400/Citigroup Growth
                   Index(R). The S&P MidCap
                   400/Citigroup Growth Index is
                   designed to provide a comprehensive
                   measure of mid-cap U.S. equity
                   "growth" performance. It is an
                   unmanaged float adjusted market
                   capitalization weighted index
                   comprised of stocks representing
                   approximately half the market
                   capitalization of the S&P MidCap 400
                   Index that have been identified as
                   being on the growth end of the
                   growth-value spectrum.
    --------------------------------------------------------------------------
     THE S&P MIDCAP 400/CITIGROUP GROWTH INDEX IS DESIGNED TO PROVIDE A COMPREHENSIVE MEASURE OF MID-CAP U.S. EQUITY "GROWTH" PERFORMANCE.
     IT IS AN UNMANAGED FLOAT ADJUSTED MARKET CAPITALIZATION WEIGHTED
     INDEX COMPRISED OF STOCKS REPRESENTING APPROXIMATELY HALF THE MARKET CAPITALIZATION OF THE S&P MIDCAP 400 INDEX THAT HAVE BEEN IDENTIFIED
     AS BEING ON THE GROWTH END OF THE GROWTH-VALUE SPECTRUM.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP ASIA 30: seeks daily         ProFund Advisors
                   investment results, before fees and           LLC
                   expenses, that correspond to the
                   daily performance of the ProFunds
                   Asia 30 Index. The ProFunds Asia 30
                   Index, created by ProFund Advisors,
                   is composed of 30 companies whose
                   principal offices are located in the
                   Asia/Pacific region, excluding
                   Japan, and whose securities are
                   traded on U.S. exchanges or on the
                   NASDAQ as depository receipts or
                   ordinary shares. The component
                   companies in the ProFunds Asia 30
                   Index are determined annually based
                   upon their U.S. dollar-traded
                   volume. Their relative weights are
                   determined based on the modified
                   market capitalization method.
    --------------------------------------------------------------------------
     THE PROFUNDS ASIA 30 INDEX, CREATED BY PROFUND ADVISORS, IS COMPOSED
     OF 30 COMPANIES WHOSE PRINCIPAL OFFICES ARE LOCATED IN THE
     ASIA/PACIFIC REGION, EXCLUDING JAPAN, AND WHOSE SECURITIES ARE TRADED
     ON U.S. EXCHANGES OR ON THE NASDAQ AS DEPOSITORY RECEIPTS OR ORDINARY SHARES. THE COMPONENT COMPANIES IN THE PROFUNDS ASIA 30 INDEX ARE DETERMINED ANNUALLY BASED UPON THEIR U.S. DOLLAR-TRADED VOLUME. THEIR RELATIVE WEIGHTS ARE DETERMINED BASED ON THE MODIFIED MARKET CAPITALIZATION METHOD.
    --------------------------------------------------------------------------

      STYLE/          INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
       TYPE                                                   ADVISOR/
                                                             SUB-ADVISOR
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP EUROPE 30: seeks daily       ProFund Advisors
                   investment results, before fees and           LLC
                   expenses, that correspond to the
                   daily performance of the ProFunds
                   Europe 30 Index. The ProFunds Europe
                   30 Index, created by ProFund
                   Advisors, is composed of companies
                   whose principal offices are located
                   in Europe and whose securities are
                   traded on U.S. exchanges or on the
                   NASDAQ as depositary receipts or
                   ordinary shares. The component
                   companies in the ProFunds Europe 30
                   Index are determined annually based
                   upon their U.S. dollar- traded
                   volume. Their relative weights are
                   determined based on a modified
                   market capitalization method.
    --------------------------------------------------------------------------
     THE PROFUNDS EUROPE 30 INDEX, CREATED BY PROFUND ADVISORS, IS
     COMPOSED OF COMPANIES WHOSE PRINCIPAL OFFICES ARE LOCATED IN EUROPE
     AND WHOSE SECURITIES ARE TRADED ON U.S. EXCHANGES OR ON THE NASDAQ AS DEPOSITARY RECEIPTS OR ORDINARY SHARES. THE COMPONENT COMPANIES IN
     THE PROFUNDS EUROPE 30 INDEX ARE DETERMINED ANNUALLY BASED UPON THEIR U.S. DOLLAR- TRADED VOLUME. THEIR RELATIVE WEIGHTS ARE DETERMINED
     BASED ON A MODIFIED MARKET CAPITALIZATION METHOD.
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     SPECIALTY     PROFUND VP JAPAN: seeks daily           ProFund Advisors
                   investment results, before fees and           LLC
                   expenses, that correspond to the
                   daily performance of the Nikkei 225
                   Stock Average. The Fund seeks to
                   provide a return consistent with an
                   investment in the component uities
                   in the Nikkei 225 Stock Average
                   hedged to U.S. dollars. The Fund
                   determines its success in meeting
                   this investment objective by
                   comparing its daily return on a
                   given day with the daily performance
                   of the dollar-denominated Nikkei 225
                   futures contracts traded in the
                   United States.
    --------------------------------------------------------------------------
     THE NIKKEI 225 STOCK AVERAGE ("NIKKEI" ) IS A MODIFIED PRICE-WEIGHTED INDEX OF THE 225 MOST ACTIVELY TRADED AND LIQUID JAPANESE COMPANIES LISTED IN THE FIRST SECTION OF THE TOKYO STOCK EXCHANGE (TSE). THE
     NIKKEI IS CALCULATED FROM THE PRICES OF THE 225 TSE FIRST SECTION
     STOCKS SELECTED TO REPRESENT A BROAD CROSS-SECTION OF JAPANESE
     INDUSTRIES AND THE OVERALL PERFORMANCE OF THE JAPANESE EQUITY MARKET. NIHON KEIZAI SHIMBUN, INC. IS THE SPONSOR OF THE INDEX. COMPANIES IN
     THE NIKKEI ARE REVIEWED ANNUALLY. EMPHASIS IS PLACED ON MAINTAINING
     THE INDEX'S HISTORICAL CONTINUITY WHILE KEEPING THE INDEX COMPOSED OF STOCKS WITH HIGH MARKET LIQUIDITY. THE SPONSOR CONSULTS WITH VARIOUS MARKET EXPERTS, CONSIDERS COMPANY SPECIFIC INFORMATION AND THE
     OVERALL COMPOSITION OF THE INDEX.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP BANKS: seeks daily           ProFund Advisors
                   investment results, before fees and           LLC
                   expenses, that correspond to the
                   daily performance of the Dow Jones
                   U.S. Banks Index. The Dow Jones U.S.
                   Banks Index measures the performance
                   of the banking sector of the U.S.
                   equity market. Component companies
                   include regional and major U.S.
                   domiciled banks engaged in a wide
                   range of financial services,
                   including retail banking, loans and
                   money transmissions.
    --------------------------------------------------------------------------
     THE DOW JONES U.S. BANKS INDEX MEASURES THE PERFORMANCE OF THE
     BANKING SECTOR OF THE U.S. EQUITY MARKET. COMPONENT COMPANIES INCLUDE REGIONAL AND MAJOR U.S. DOMICILED BANKS ENGAGED IN A WIDE RANGE OF FINANCIAL SERVICES, INCLUDING RETAIL BANKING, LOANS AND MONEY TRANSMISSIONS.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP BASIC MATERIALS: seeks       ProFund Advisors
                   daily investment results, before              LLC
                   fees and expenses, that correspond
                   to the daily performance of the Dow
                   Jones U.S. Basic Materials Index.
                   The Dow Jones U.S. Basic Materials
                   Index measures the performance of
                   the basic materials industry of the
                   U.S. equity market. Component
                   companies are involved in the
                   production of aluminum, steel, non
                   ferrous metals, commodity chemicals,
                   specialty chemicals, forest
                   products, paper products, as well as
                   the mining of precious metals and
                   coal.
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     THE DOW JONES U.S. BASIC MATERIALS INDEX MEASURES THE PERFORMANCE OF
     THE BASIC MATERIALS INDUSTRY OF THE U.S. EQUITY MARKET. COMPONENT COMPANIES ARE INVOLVED IN THE PRODUCTION OF ALUMINUM, STEEL, NON
     FERROUS METALS, COMMODITY CHEMICALS, SPECIALTY CHEMICALS, FOREST PRODUCTS, PAPER PRODUCTS, AS WELL AS THE MINING OF PRECIOUS METALS
     AND COAL.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP BIOTECHNOLOGY: seeks         ProFund Advisors
                   daily investment results, before              LLC
                   fees and expenses, that correspond
                   to the daily performance of the Dow
                   Jones U.S. Biotechnology Index. The
                   Dow Jones U.S. Biotechnology Index
                   measures the performance of the
                   biotechnology subsector of the U.S.
                   equity market. Component companies
                   engage in research and development
                   of biological substances for drug
                   discovery and diagnostic
                   development. These companies derive
                   most of their revenue from the sale
                   of licensing of drugs and diagnostic
                   tools.
    --------------------------------------------------------------------------

      STYLE/          INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
       TYPE                                                   ADVISOR/
                                                             SUB-ADVISOR
    --------------------------------------------------------------------------
     THE DOW JONES U.S. BIOTECHNOLOGY INDEX MEASURES THE PERFORMANCE OF
     THE BIOTECHNOLOGY SUBSECTOR OF THE U.S. EQUITY MARKET. COMPONENT COMPANIES ENGAGE IN RESEARCH AND DEVELOPMENT OF BIOLOGICAL
     SUBSTANCES FOR DRUG DISCOVERY AND DIAGNOSTIC DEVELOPMENT. THESE
     COMPANIES DERIVE MOST OF THEIR REVENUE FROM THE SALE OF LICENSING
     OF DRUGS AND DIAGNOSTIC TOOLS.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP CONSUMER GOODS: seeks        ProFund Advisors
                   daily investment results, before              LLC
                   fees and expenses, that correspond
                   to the daily performance of the Dow
                   Jones U.S. Consumer Goods Index. The
                   Dow Jones U.S. Consumer Goods Index
                   measures the performance of consumer
                   spending in the goods industry of
                   the U.S. equity market. Component
                   companies include automobiles and
                   auto parts and tires, brewers and
                   distillers, farming and fishing,
                   durable and non-durable household
                   product manufacturers, cosmetic
                   companies, food and tobacco
                   products, clothing, accessories and
                   footwear.
    --------------------------------------------------------------------------
     THE DOW JONES U.S. CONSUMER GOODS INDEX MEASURES THE PERFORMANCE OF CONSUMER SPENDING IN THE GOODS INDUSTRY OF THE U.S. EQUITY MARKET. COMPONENT COMPANIES INCLUDE AUTOMOBILES AND AUTO PARTS AND TIRES,
     BREWERS AND DISTILLERS, FARMING AND FISHING, DURABLE AND NON-DURABLE HOUSEHOLD PRODUCT MANUFACTURERS, COSMETIC COMPANIES, FOOD AND TOBACCO PRODUCTS, CLOTHING, ACCESSORIES AND FOOTWEAR.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP CONSUMER SERVICES: seeks     ProFund Advisors
                   daily investment results, before              LLC
                   fees and expenses, that correspond
                   to the daily performance of the Dow
                   Jones U.S. Consumer Services Index.
                   The Dow Jones U.S. Consumer Services
                   Index measures the performance of
                   consumer spending in the services
                   industry of the U.S. equity market.
                   Component companies include
                   airlines, broadcasting and
                   entertainment, apparel and broadline
                   retailers, food and drug retailers,
                   media agencies, publishing,
                   gambling, hotels, restaurants and
                   bars, and travel and tourism.
    --------------------------------------------------------------------------
     THE DOW JONES U.S. CONSUMER SERVICES INDEX MEASURES THE PERFORMANCE
     OF CONSUMER SPENDING IN THE SERVICES INDUSTRY OF THE U.S. EQUITY
     MARKET. COMPONENT COMPANIES INCLUDE AIRLINES, BROADCASTING AND ENTERTAINMENT, APPAREL AND BROADLINE RETAILERS, FOOD AND DRUG
     RETAILERS, MEDIA AGENCIES, PUBLISHING, GAMBLING, HOTELS, RESTAURANTS
     AND BARS, AND TRAVEL AND TOURISM.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP FINANCIALS: seeks daily      ProFund Advisors
                   investment results, before fees and           LLC
                   expenses, that correspond to the
                   daily performance of the Dow Jones
                   U.S. Financials Index. The Dow Jones
                   U.S. Financials Index measures the
                   performance of the financial
                   services industry of the U.S. equity
                   market. Component companies include
                   regional banks; major U.S. domiciled
                   international banks; full line,
                   life, and property and casualty
                   insurance companies; companies that
                   invest, directly or indirectly in
                   real estate; diversified financial
                   companies such as Fannie Mae, credit
                   card issuers, check cashing
                   companies, mortgage lenders and
                   investment advisers; securities
                   brokers and dealers, including
                   investment banks, merchant banks and
                   online brokers; and publicly traded
                   stock exchanges.
    --------------------------------------------------------------------------
     THE DOW JONES U.S. FINANCIALS INDEX MEASURES THE PERFORMANCE OF THE FINANCIAL SERVICES INDUSTRY OF THE U.S. EQUITY MARKET. COMPONENT COMPANIES INCLUDE REGIONAL BANKS; MAJOR U.S. DOMICILED INTERNATIONAL BANKS; FULL LINE, LIFE, AND PROPERTY AND CASUALTY INSURANCE
     COMPANIES; COMPANIES THAT INVEST, DIRECTLY OR INDIRECTLY IN REAL
     ESTATE; DIVERSIFIED FINANCIAL COMPANIES SUCH AS FANNIE MAE, CREDIT
     CARD ISSUERS, CHECK CASHING COMPANIES, MORTGAGE LENDERS AND
     INVESTMENT ADVISERS; SECURITIES BROKERS AND DEALERS, INCLUDING
     INVESTMENT BANKS, MERCHANT BANKS AND ONLINE BROKERS; AND PUBLICLY
     TRADED STOCK EXCHANGES.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP HEALTH CARE: seeks daily     ProFund Advisors
                   investment results, before fees and           LLC
                   expenses, that correspond to the
                   daily performance of the Dow Jones
                   U.S. Health Care Index. The Dow
                   Jones U.S. Health Care Index
                   measures the performance of the
                   healthcare industry of the U.S.
                   equity market. Component companies
                   include health care providers,
                   biotechnology companies, medical
                   supplies, advanced medical devices
                   and pharmaceuticals.
    --------------------------------------------------------------------------
     THE DOW JONES U.S. HEALTH CARE INDEX MEASURES THE PERFORMANCE OF THE HEALTHCARE INDUSTRY OF THE U.S. EQUITY MARKET. COMPONENT COMPANIES INCLUDE HEALTH CARE PROVIDERS, BIOTECHNOLOGY COMPANIES, MEDICAL
     SUPPLIES, ADVANCED MEDICAL DEVICES AND PHARMACEUTICALS.
    --------------------------------------------------------------------------

      STYLE/         INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
       TYPE                                                  ADVISOR/
                                                            SUB-ADVISOR
    ------------------------------------------------------------------------
     SPECIALTY    PROFUND VP INDUSTRIALS: seeks daily     ProFund Advisors
                  investment results, before fees and           LLC
                  expenses, that correspond to the
                  daily performance of the Dow Jones
                  U.S. Industrials Index. The Dow
                  Jones U.S. Industrials Index
                  measures the performance of the
                  industrial industry of the U.S.
                  equity market. Component companies
                  include building materials, heavy
                  construction, factory equipment,
                  heavy machinery, industrial
                  services, pollution control,
                  containers and packaging, industrial
                  diversified, air freight, marine
                  transportation, railroads, trucking,
                  land-transportation equipment,
                  shipbuilding, transportation
                  services, advanced industrial
                  equipment, electric components and
                  equipment, and aerospace.
    ------------------------------------------------------------------------
     THE DOW JONES U.S. INDUSTRIALS INDEX MEASURES THE PERFORMANCE OF THE INDUSTRIAL INDUSTRY OF THE U.S. EQUITY MARKET. COMPONENT COMPANIES INCLUDE BUILDING MATERIALS, HEAVY CONSTRUCTION, FACTORY EQUIPMENT, HEAVY MACHINERY, INDUSTRIAL SERVICES, POLLUTION CONTROL, CONTAINERS
     AND PACKAGING, INDUSTRIAL DIVERSIFIED, AIR FREIGHT, MARINE TRANSPORTATION, RAILROADS, TRUCKING, LAND-TRANSPORTATION EQUIPMENT, SHIPBUILDING, TRANSPORTATION SERVICES, ADVANCED INDUSTRIAL EQUIPMENT, ELECTRIC COMPONENTS AND EQUIPMENT, AND AEROSPACE.
    ------------------------------------------------------------------------
     SPECIALTY    PROFUND VP INTERNET: seeks daily        ProFund Advisors
                  investment results, before fees and           LLC
                  expenses, that correspond to the
                  daily performance of the Dow Jones
                  Composite Internet Index. The Dow
                  Jones Composite Internet Index
                  measures the performance of stocks
                  in the U.S. equity markets that
                  generate the majority of their
                  revenues from the Internet. The
                  Index is composed of two sub-groups:
                  Internet Commerce - companies that
                  derive the majority of their
                  revenues from providing goods and/or
                  services through an open network,
                  such as a web site. Internet
                  Services - companies that derive the
                  majority of their revenues from
                  providing access to the Internet or
                  providing services to people using
                  the Internet.
    ------------------------------------------------------------------------
     THE DOW JONES INTERNET COMPOSITE INDEX MEASURES THE PERFORMANCE OF STOCKS IN THE U.S. EQUITY MARKETS THAT GENERATE THE MAJORITY OF THEIR REVENUES FROM THE INTERNET. THE INDEX IS COMPOSED OF TWO SUB-GROUPS:
     INTERNET COMMERCE - COMPANIES THAT DERIVE THE MAJORITY OF THEIR REVENUES FROM PROVIDING GOODS AND/OR SERVICES THROUGH AN OPEN
     NETWORK, SUCH AS A WEB SITE. INTERNET SERVICES - COMPANIES THAT
     DERIVE THE MAJORITY OF THEIR REVENUES FROM PROVIDING ACCESS TO THE INTERNET OR PROVIDING SERVICES TO PEOPLE USING THE INTERNET.
    ------------------------------------------------------------------------
     SPECIALTY    PROFUND VP OIL & GAS: seeks daily       ProFund Advisors
                  investment results, before fees and           LLC
                  expenses, that correspond to the
                  daily performance of the Dow Jones
                  U.S. Oil & Gas Index. The Dow Jones
                  U.S. Oil & Gas Index measures the
                  performance of the oil and gas
                  industry of the U.S. equity market.
                  Component companies include oil
                  drilling equipment and services, oil
                  companies-major, oil
                  companies-secondary, pipelines,
                  liquid, solid or gaseous fossil fuel
                  producers and service companies.
    ------------------------------------------------------------------------
     THE DOW JONES U.S. OIL & GAS INDEX MEASURES THE PERFORMANCE OF THE
     OIL AND GAS INDUSTRY OF THE U.S. EQUITY MARKET. COMPONENT COMPANIES INCLUDE OIL DRILLING EQUIPMENT AND SERVICES, OIL COMPANIES-MAJOR, OIL COMPANIES-SECONDARY, PIPELINES, LIQUID, SOLID OR GASEOUS FOSSIL FUEL PRODUCERS AND SERVICE COMPANIES.
    ------------------------------------------------------------------------
     SPECIALTY    PROFUND VP PHARMACEUTICALS: seeks       ProFund Advisors
                  daily investment results, before              LLC
                  fees and expenses, that correspond
                  to the daily performance of the Dow
                  Jones U.S. Pharmaceuticals Index.
                  The Dow Jones U.S. Pharmaceuticals
                  Index measures the performance of
                  the pharmaceuticals subsector of the
                  U.S. equity market. Component
                  companies include the makers of
                  prescription and over-the-counter
                  drugs such as birth control pills,
                  vaccines, aspirin and cold remedies.
    ------------------------------------------------------------------------
     THE DOW JONES U.S. PHARMACEUTICALS INDEX MEASURES THE PERFORMANCE OF THE PHARMACEUTICALS SUBSECTOR OF THE U.S. EQUITY MARKET. COMPONENT COMPANIES INCLUDE THE MAKERS OF PRESCRIPTION AND OVER-THE-COUNTER
     DRUGS SUCH AS BIRTH CONTROL PILLS, VACCINES, ASPIRIN AND COLD
     REMEDIES.
    ------------------------------------------------------------------------
     SPECIALTY    PROFUND VP PRECIOUS METALS: seeks       ProFund Advisors
                  daily investment results, before              LLC
                  fees and expenses, that correspond
                  to the daily performance of the Dow
                  Jones Precious Metals Index. The Dow
                  Jones Precious Metals Index measures
                  the performance of the precious
                  metals mining industry. Component
                  companies include leading miners and
                  producers of gold, silver and
                  platinum-group metals whose
                  securities are available to U.S.
                  investors during U.S. trading hours.
                  It is a float-adjusted
                  market-capitalization weighted index.
    ------------------------------------------------------------------------
     THE DOW JONES PRECIOUS METALS INDEX MEASURES THE PERFORMANCE OF THE PRECIOUS METALS MINING INDUSTRY. COMPONENT COMPANIES INCLUDE LEADING MINERS AND PRODUCERS OF GOLD, SILVER AND PLATINUM-GROUP METALS WHOSE SECURITIES ARE AVAILABLE TO U.S. INVESTORS DURING U.S. TRADING HOURS. IT IS A FLOAT-ADJUSTED MARKET-CAPITALIZATION WEIGHTED INDEX.
    ------------------------------------------------------------------------

      STYLE/          INVESTMENT OBJECTIVES/POLICIES          PORTFOLIO
       TYPE                                                   ADVISOR/
                                                             SUB-ADVISOR
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP REAL ESTATE: seeks daily     ProFund Advisors
                   investment results, before fees and           LLC
                   expenses, that correspond to the
                   daily performance of the Dow Jones
                   U.S. Real Estate Index. The Dow
                   Jones U.S. Real Estate Index
                   measures the performance of the real
                   estate sector of the U.S. equity
                   market. Component companies include
                   those that invest directly or
                   indirectly through development,
                   management or ownership of shopping
                   malls, apartment buildings and
                   housing developments; and real
                   estate investment trusts ("REITs")
                   that invest in apartments, office
                   and retail properties. REITs are
                   passive investment vehicles that
                   invest primarily in income-producing
                   real estate or real estate related
                   loans or interests.
    --------------------------------------------------------------------------
     THE DOW JONES U.S. REAL ESTATE INDEX MEASURES THE PERFORMANCE OF THE
     REAL ESTATE SECTOR OF THE U.S. EQUITY MARKET. COMPONENT COMPANIES
     INCLUDE THOSE THAT INVEST DIRECTLY OR INDIRECTLY THROUGH DEVELOPMENT, MANAGEMENT OR OWNERSHIP OF SHOPPING MALLS, APARTMENT BUILDINGS AND HOUSING DEVELOPMENTS; AND REAL ESTATE INVESTMENT TRUSTS ("REITS")
     THAT INVEST IN APARTMENTS, OFFICE AND RETAIL PROPERTIES. REITS ARE PASSIVE INVESTMENT VEHICLES THAT INVEST PRIMARILY IN INCOME-PRODUCING REAL ESTATE OR REAL ESTATE RELATED LOANS OR INTERESTS.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP SEMICONDUCTOR: seeks         ProFund Advisors
                   daily investment results, before              LLC
                   fees and expenses, that correspond
                   to the daily performance of the Dow
                   Jones U.S. Semiconductors Index. The
                   Dow Jones U.S. Semiconductors Index
                   measures the performance of the
                   semiconductor subsector of the U.S.
                   equity market. Component companies
                   are engaged in the production of
                   semiconductors and other integrated
                   chips, as well as other related
                   products such as semiconductor
                   capital equipment and mother-boards.
    --------------------------------------------------------------------------
     THE DOW JONES U.S. SEMICONDUCTORS INDEX MEASURES THE PERFORMANCE OF
     THE SEMICONDUCTOR SUBSECTOR OF THE U.S. EQUITY MARKET. COMPONENT COMPANIES ARE ENGAGED IN THE PRODUCTION OF SEMICONDUCTORS AND OTHER INTEGRATED CHIPS, AS WELL AS OTHER RELATED PRODUCTS SUCH AS
     SEMICONDUCTOR CAPITAL EQUIPMENT AND MOTHERBOARDS.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP TECHNOLOGY: seeks daily      ProFund Advisors
                   investment results, before fees and           LLC
                   expenses, that correspond to the
                   daily performance of the Dow Jones
                   U.S. Technology Index. The Dow Jones
                   U.S. Technology Index measures the
                   performance of the technology
                   industry of the U.S. equity market.
                   Component companies include those
                   involved in computers and office
                   equipment, software, communications
                   technology, semiconductors,
                   diversified technology services and
                   Internet services.
    --------------------------------------------------------------------------
     THE DOW JONES U.S. TECHNOLOGY INDEX MEASURES THE PERFORMANCE OF THE TECHNOLOGY INDUSTRY OF THE U.S. EQUITY MARKET. COMPONENT COMPANIES INCLUDE THOSE INVOLVED IN COMPUTERS AND OFFICE EQUIPMENT, SOFTWARE, COMMUNICATIONS TECHNOLOGY, SEMICONDUCTORS, DIVERSIFIED TECHNOLOGY SERVICES AND INTERNET SERVICES.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP TELECOMMUNICATIONS: seeks    ProFund Advisors
                   daily investment results, before              LLC
                   fees and expenses, that correspond
                   to the daily performance of the Dow
                   Jones U.S. Telecommunications Index.
                   The Dow Jones U.S.
                   Telecommunications Index measures
                   the performance of the
                   telecommunications industry of the
                   U.S. equity market. Component
                   companies include fixed-line
                   communications and wireless
                   communications companies.
    --------------------------------------------------------------------------
     THE DOW JONES U.S. TELECOMMUNICATIONS INDEX MEASURES THE PERFORMANCE
     OF THE TELECOMMUNICATIONS INDUSTRY OF THE U.S. EQUITY MARKET.
     COMPONENT COMPANIES INCLUDE FIXED-LINE COMMUNICATIONS AND WIRELESS COMMUNICATIONS COMPANIES.
    --------------------------------------------------------------------------
     SPECIALTY     PROFUND VP UTILITIES: seeks daily       ProFund Advisors
                   investment results, before fees and           LLC
                   expenses, that correspond to the
                   daily performance of the Dow Jones
                   U.S. Utilities Sector Index. The Dow
                   Jones U.S. Utilities Sector Index
                   measures the performance of the
                   utilities industry of the U.S.
                   equity market. Component companies
                   include electric utilities, gas
                   utilities and water utilities.
    --------------------------------------------------------------------------
     THE DOW JONES U.S. UTILITIES SECTOR INDEX MEASURES THE PERFORMANCE OF
     THE UTILITIES INDUSTRY OF THE U.S. EQUITY MARKET. COMPONENT COMPANIES INCLUDE ELECTRIC UTILITIES, GAS UTILITIES AND WATER UTILITIES.
    --------------------------------------------------------------------------

      STYLE/         INVESTMENT OBJECTIVES/POLICIES         PORTFOLIO
       TYPE                                                  ADVISOR/
                                                           SUB-ADVISOR
    ------------------------------------------------------------------------
     SPECIALTY    PROFUND VP U.S. GOVERNMENT PLUS:       ProFund Advisors
                  seeks daily investment results,              LLC
                  before fees and expenses, that
                  correspond to one and one-quarter
                  times (125%) the daily price
                  movement of the most recently issued
                  30-year U.S. Treasury bond ("Long
                  Bond"). In accordance with its
                  stated objective, the net asset
                  value of ProFund VP U.S. Government
                  Plus generally should decrease as
                  interest rates rise. If ProFund VP
                  U.S. Government Plus is successful
                  in meeting its objective, its net
                  asset value should gain
                  approximately one and one-quarter
                  times (125%) as much, on a
                  percentage basis, as any daily
                  increase in the price of the Long
                  Bond on a given day. Conversely, its
                  value should lose approximately one
                  and one-quarter as much, on a
                  percentage basis, as any daily
                  decrease in the price of the Long
                  Bond on a given day.
    ------------------------------------------------------------------------
     SPECIALTY    PROFUND VP RISING RATES OPPORTUNITY:   ProFund Advisors
                  seeks daily investment results,              LLC
                  before fees and expenses, that
                  correspond to one and one-quarter
                  times (125%) the inverse (opposite)
                  of the daily price movement of the
                  most recently issued 30-year U.S.
                  Treasury bond ("Long Bond"). In
                  accordance with its stated
                  objective, the net asset value of
                  ProFund VP Rising Rates Opportunity
                  generally should decrease as
                  interest rates fall. If ProFund VP
                  Rising Rates Opportunity is
                  successful in meeting its objective,
                  its net asset value should gain
                  approximately one and one-quarter
                  times as much, on a percentage
                  basis, as any daily decrease in the
                  Long Bond on a given day.
                  Conversely, its net asset value
                  should lose approximately one and
                  one-quarter times as much, on a
                  percentage basis, as any daily
                  increase in the price of the Long
                  Bond on a given day.
    ------------------------------------------------------------------------
     SPECIALTY    ACCESS VP HIGH YIELD FUND: seeks to    ProFund Advisors
                  provide investment results that              LLC
                  correspond generally to the total
                  return of the high yield market
                  consistent with maintaining
                  reasonable liquidity. The Fund will
                  achieve its high yield exposure
                  primarily through credit default
                  swaps (CDSs) but may invest in high
                  yield debt instruments ("junk
                  bonds"), interest rate swap
                  agreements and futures contracts,
                  and other debt and money market
                  instruments without limitation,
                  consistent with applicable
                  regulations. Under normal market
                  conditions, the Fund will invest at
                  least 80% of its net assets in CDSs
                  and other financial instruments that
                  in combination have economic
                  characteristics similar to the high
                  yield debt market and/or in high
                  yield debt securities. The Fund
                  seeks to maintain exposure to the
                  high yield bond markets regardless
                  of market conditions and without
                  taking defensive positions in cash
                  or other instruments in anticipation
                  of an adverse climate for the high
                  yield bond markets. ProFund Advisors
                  does not conduct fundamental
                  analysis in managing the Fund.
    ------------------------------------------------------------------------
                       THE PRUDENTIAL SERIES FUND
    ------------------------------------------------------------------------
      INTER-      THE PRUDENTIAL SERIES FUND - SP        Marsico Capital
     NATIONAL     INTERNATIONAL GROWTH PORTFOLIO:        Management, LLC;
      EQUITY      Seeks long-term capital                   Prudential
                  appreciation. The Portfolio invests    Investments LLC;
                  primarily in stocks of large and       William Blair &
                  medium-sized companies located in        Company, LLC
                  countries included in the Morgan
                  Stanley Capital International All
                  Country World Ex-U.S. Index. Under
                  normal market conditions, the
                  portfolio invests at least 80% of
                  its net assets in equity
                  securities. The Portfolio's assets
                  normally will be allocated among not
                  fewer than six different countries
                  and will not concentrate investments
                  in any particular industry. The
                  Portfolio seeks companies that
                  historically have had superior
                  growth, profitability and quality
                  relative to local markets and
                  relative to companies within the
                  same industry worldwide, and that
                  are expected to continue such
                  performance. (see information above
                  regarding limited availability of
                  this option.)
    ------------------------------------------------------------------------
                       WELLS FARGO VARIABLE TRUST
    ------------------------------------------------------------------------
      LARGE       WELLS FARGO ADVANTAGE VT EQUITY        Wells Fargo Funds
       CAP        INCOME FUND: Seeks long-term capital   Management, LLC,
      VALUE       appreciation and dividend income.          adviser;
                  The Portfolio invests principally in    Wells Capital
                  equity securities of large-               Management
                  capitalization companies, which they   Incorporated, sub-
                  define as companies with market            adviser
                  capitalizations of $3 billion or
                  more.
    ------------------------------------------------------------------------

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 "The Nasdaq 100(R)", "Nasdaq-100 Index(R)", "Nasdaq Stock Market(R)", and "Nasdaq(R)" are trade or service marks of The Nasdaq Stock Market, Inc. (which with its affiliates are the "Corporations") and have been licensed for use by First Trust. The Nasdaq Target 15 Portfolio and Target Managed VIP Portfolio have not been passed on by the Corporations as to its legality or suitability. The Nasdaq Target 15 Portfolio and Target Managed VIP Portfolio are not issued, endorsed, sponsored, managed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NASDAQ TARGET 15 PORTFOLIO OR THE TARGET MANAGED VIP PORTFOLIO.

 "Value Line(R)," "The Value Line Investment Survey," and "Value Line Timeliness/TM/ Ranking System" are registered trademarks of Value Line Securities, Inc. or Value Line Publishing, Inc. The Target Managed VIP(R) Portfolio and Value Line Target 25 Portfolio are not sponsored, recommended, sold or promoted by Value Line Publishing, Inc., Value Line, Inc. or Value Line Securities, Inc. ("Value Line"). Value Line makes no representation regarding the advisability of investing in the Portfolio.

 "Value Line Publishing, Inc.'s ("VLPI") only relationship to First Trust Advisors L.P. or the Portfolio is VLPI's licensing to First Trust Advisors L.P. of certain VLPI trademarks and trade names and the Value Line Timeliness Ranking System (the "System"), which is composed by VLPI without regard to First Trust Advisors L.P., the Portfolio or any investor. First Trust Advisors, L.P. has sub-licensed certain VLPI trademarks and trade names to Prudential Investments LLC. VLPI has no obligation to take the needs of First Trust Advisors L.P., Prudential Investments LLC or any investor in the Portfolio into consideration in composing the System. The Portfolio's results may differ from the hypothetical or published results of the Value Line Timeliness Ranking System. VLPI is not responsible for, and has not participated in, the determination of the prices and composition of the Portfolio or the timing of the issuance for sale of the Portfolio or in the calculation of the equations by which the Portfolio is to be converted into cash. VLPI MAKES NO WARRANTY CONCERNING THE SYSTEM, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES ARISING FROM USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE, AND VLPI MAKES NO WARRANTY AS TO THE POTENTIAL PROFITS OR ANY OTHER BENEFITS THAT MAY BE ACHIEVED BY USING THE SYSTEM OR ANY INFORMATION OR MATERIALS GENERATED THEREFROM. VLPI DOES NOT WARRANT THAT THE SYSTEM WILL MEET ANY REQUIREMENTS OR THAT IT WILL BE ACCURATE OR ERROR-FREE. VLPI ALSO DOES NOT GUARANTEE ANY USES, INFORMATION, DATA OR OTHER RESULTS GENERATED FROM THE SYSTEM. VLPI HAS NO OBLIGATION OR LIABILITY (I) IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR TRADING OF THE PORTFOLIO; OR (II) FOR ANY LOSS, DAMAGE, COST OR EXPENSE SUFFERED OR INCURRED BY ANY INVESTOR OR OTHER PERSON OR ENTITY IN CONNECTION WITH THE PORTFOLIO, AND IN NO EVENT SHALL VLPI BE LIABLE FOR ANY LOST PROFITS OR OTHER CONSEQUENTIAL, SPECIAL, PUNITIVE, INCIDENTAL, INDIRECT OR EXEMPLARY DAMAGES IN CONNECTION WITH THE PORTFOLIO."

 Dow Jones has no relationship to the ProFunds VP, other than the licensing of the Dow Jones sector indices and its service marks for use in connection with the ProFunds VP. The ProFunds VP are not sponsored, endorsed, sold, or promoted by Standard & Poor's or NASDAQ, and neither Standard & Poor's nor NASDAQ makes any representations regarding the advisability of investing in the ProFunds VP.

 WHAT ARE THE FIXED ALLOCATIONS?
 The Fixed Allocations consist of the MVA Fixed Allocations, the DCA Fixed Rate Options used with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"), the Fixed Allocations used with our dollar-cost averaging program, and (with respect to Highest Daily Lifetime Five only), the Benefit Fixed Rate Account. We describe the Benefit Fixed Rate Account in the section of the prospectus concerning Highest Daily Lifetime Five. We describe the Fixed Allocations used with our dollar cost averaging program outside of the 6 or 12 Month DCA Program in the section entitled "Do You Offer Dollar Cost Averaging?"

 MVA FIXED ALLOCATIONS
 We offer MVA Fixed Allocations of different durations during the accumulation period. Fixed Allocations are only available with ASL II and XT6. Fixed Allocations are not available with AS Cornerstone. These MVA "Fixed Allocations" earn a guaranteed fixed rate of interest for a specified period of time, called the "Guarantee Period." In most states, we offer MVA Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose MVA Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However, for MVA Fixed Allocations, if you withdraw or transfer Account Value before the end of the Guarantee Period, we will adjust the value of your withdrawal or transfer based on a formula, called a "Market Value Adjustment." The Market Value Adjustment can either be positive or negative, depending on the movement of applicable interest rates payable on Strips (as defined in the subsection "How Does the Market Value Adjustment Work?") of the appropriate duration. Please refer to the section entitled "How does the Market Value Adjustment Work?" for a description of the formula along with examples of how it is calculated. You may allocate Account Value to more than one MVA Fixed Allocation at a time.

 MVA Fixed Allocations are not available in Washington, Nevada, North Dakota, Maryland and Vermont. Availability of MVA Fixed Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call Prudential Annuities at 1-888-PRU-2888 to determine availability of MVA Fixed Allocations in your state and for your annuity product. You may not allocate Account Value to MVA Fixed Allocations if you have elected the following Optional Benefits: Lifetime Five Income Benefit, Spousal Lifetime Five Income Benefit, Highest Daily Lifetime Five Income Benefit, Highest Daily Lifetime Seven Income Benefit, Spousal Highest Daily Lifetime Seven Income Benefit, Highest Daily Value Death Benefit, Highest Daily Lifetime Seven with Beneficiary Income Option, Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, Highest Daily Lifetime Seven with Lifetime Income Accelerator, GRO, GRO Plus, GRO Plus 2008, Highest Daily GRO, Highest Daily GRO II, GRO Plus II Highest Daily Lifetime 7 Plus Income Benefit, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator, Highest Daily Lifetime 6 Plus, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator and Spousal Highest Daily Lifetime 6 Plus. The interest rate that we credit to the MVA Fixed Allocations may be reduced by an amount that corresponds to the asset-based charges assessed against the Sub-accounts.

 No specific fees or expenses are deducted when determining the rate we credit to an MVA Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to MVA Fixed Allocations. That is, the existence of those factors results in a reduction to the interest rate that we credit under the MVA Fixed Allocations. That is, such factors result in a reduction to the interest rate. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the MVA Fixed Allocations.

 DCA FIXED RATE OPTIONS. In addition to Fixed Allocations that are subject to a Market Value Adjustment, we offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"), and are not subject to any MVA. Account Value allocated to the DCA Fixed Rate Options earns the declared rate of interest while it is transferred over a 6 month or 12 month period into the Sub-accounts that you have designated. Because the interest we credit is applied against a balance that declines as transfers are made periodically to the Sub-accounts, you do not earn interest on the full amount that you allocated initially to the DCA Fixed Rate Options. A dollar cost averaging program does not assure a profit, or protect against a loss.

                               FEES AND CHARGES

 The charges under each Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under each Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuities exceed our total costs in connection with the Annuities, we will earn a profit. Otherwise we will incur a loss. For example, Prudential Annuities may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under an Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that Prudential Annuities incurs in promoting, distributing, issuing and administering an Annuity and, in the case of XT6 and AS Cornerstone to offset a portion of the costs associated with offering any Credits which are funded through Prudential Annuities' general account.

 The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the Annuity. A portion of the proceeds that Prudential Annuities receives from charges that apply to the Sub-accounts may include amounts based on market appreciation of the Sub-account values including, for AS Cornerstone and XT6, appreciation on amounts that represent any Credits.

 WHAT ARE THE CONTRACT FEES AND CHARGES?

 CONTINGENT DEFERRED SALES CHARGE: We do not deduct a sales charge from Purchase Payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the CDSC, we consider the year following the Issue Date of your Annuity as Year 1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages for AS Cornerstone and XT6 are shown under "Summary of Contract Fees and Charges". No CDSC is deducted from ASL II Annuities. If you purchase XT6 and make a withdrawal that is subject to a CDSC, we may use part of that CDSC to recoup our costs of providing the Credit. However, we do not impose any CDSC on your withdrawal of a Credit amount.

 With respect to a partial withdrawal, we calculate the CDSC by assuming that any available free withdrawal amount is taken out first (see How Much Can I Withdraw as a Free Withdrawal?). If the free withdrawal amount is not sufficient, we then assume that withdrawals are taken from Purchase Payments that have not been previously withdrawn, on a first-in, first-out basis, and subsequently from any other Account Value in the Annuity.

 For purposes of calculating any applicable CDSC on a surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior partial withdrawals or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the Purchase Payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount.

 We may waive any applicable CDSC under certain circumstances including certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a "qualified" investment. Free Withdrawals, Medically-Related Surrenders and Minimum Distributions are each explained more fully in the section entitled "Access to Your Account Value".

 TRANSFER FEE: Currently, you may make twenty (20) free transfers between investment options each Annuity Year. We currently charge $10.00 for each transfer after the twentieth in each Annuity Year. The fee will never be more than $15.00 for each transfer. We do not consider transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. Similarly, transfers made under our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program") and transfers made pursuant to a formula used with an optional benefit are not subject to the Transfer Fee and are not counted toward the twenty free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If you are enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

 ANNUAL MAINTENANCE FEE: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value (including any amount in Fixed Allocations), whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. The fee is taken out only from the Sub-accounts. With respect to AS Cornerstone and ASL II, currently, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000 on the anniversary of the Issue Date or at the time of surrender. With respect to XT6, we deduct the Annual Maintenance Fee regardless of Account Value. We do not impose the Annual Maintenance Fee upon annuitization, the payment of a Death Benefit, or a medically-related full surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase. For beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Account Value. For a non-qualified Beneficiary Continuation Option, the fee is only applicable if the Account Value is less than $25,000 at the time the fee is assessed.

 TAX CHARGE: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We pay the tax either when Purchase Payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of Purchase Payments, surrender value, or Account Value as applicable. The tax charge currently ranges up to 3 1/2%. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.

 We will pay company income taxes on the taxable corporate earnings created by this separate account product. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the Annuity. We will periodically review the issue of charging for these taxes and may impose a charge in the future.

 In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because
 (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the contract.

 INSURANCE CHARGE: We deduct an Insurance Charge daily. The charge is assessed against the daily assets allocated to the Sub-accounts and is equal to the amount indicated under "Summary of Contract Fees and Charges". The Insurance Charge is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The Insurance Charge is intended to compensate Prudential Annuities for providing the insurance benefits under each Annuity, including each Annuity's basic Death Benefit that provides guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also covers administrative costs associated with providing the Annuity benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge covers the risk that our assumptions about the mortality risks and expenses under each Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.

 The Insurance Charge is not deducted against assets allocated to a Fixed Allocation. However, the amount we credit to Fixed Allocations may also reflect similar assumptions about the insurance guarantees provided under each Annuity and the administrative costs associated with providing the Annuity benefits. That is, the interest rate we credit to a Fixed Rate Option or the DCA Fixed Rate Option may be reduced to reflect those assumptions.

 DISTRIBUTION CHARGE: For XT6, we deduct a Distribution Charge daily. The charge is assessed against the average assets allocated to the Sub-accounts and is equal to the amount indicated under "Summary of Contract Fees and Charges" on an annual basis. The Distribution Charge is intended to compensate us for a portion of our acquisition expenses under the Annuity, including promotion and distribution of the Annuity and the costs associated with offering Credits which are funded through Prudential Annuities general account. The Distribution Charge is deducted against your Annuity's Account Value and any increases or decreases in your Account Value based on market fluctuations of the Sub-accounts will affect the charge.

 OPTIONAL BENEFITS FOR WHICH WE ASSESS A CHARGE: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime 6 Plus and DCA Fixed Rate Options, the charge is assessed against the greater of Account Value and Protected Withdrawal Value and taken out of the Sub-accounts periodically. Please refer to the section entitled "Summary of Contract Fees and Charges" for the list of charges for each Optional Benefit.

 SETTLEMENT SERVICE CHARGE: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the average assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for non-qualified Annuities and 1.40% for qualified Annuities.

 FEES AND EXPENSES INCURRED BY THE PORTFOLIOS: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are reflected daily by each Portfolio before it provides Prudential Annuities with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios.

 WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?
 No specific fees or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the Fixed Allocations. That is, the interest rate that we credit to a Fixed Allocation or the DCA Fixed Rate Option may be reduced to reflect those factors. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from an MVA Fixed Allocation.

 WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?
 If you select a fixed payment option, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a tax charge may apply (see "Tax Charge" above). Currently, we only offer fixed payment options.

 EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES
 We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of any CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. Generally, these types of changes will be based on a reduction to our sales, maintenance or administrative expenses due to the nature of the individual or group purchasing the Annuity. Some of the factors we might consider in making such a decision are: (a) the size and type of group; (b) the number of Annuities purchased by an Owner; (c) the amount of Purchase Payments or likelihood of additional Purchase Payments; (d) whether an annuity is reinstated pursuant to our rules; and/or (e) other transactions where sales, maintenance or administrative expenses are likely to be reduced. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

                            PURCHASING YOUR ANNUITY

 WHAT ARE OUR REQUIREMENTS FOR PURCHASING ONE OF THE ANNUITIES?

 INITIAL PURCHASE PAYMENT: We no longer allow new purchases of these Annuities, except in certain states/jurisdictions. Previously, you must have made a minimum initial Purchase Payment as follows: $10,000 for Cornerstone and XT6 and $15,000 for ASL II. However, if you decided to make payments under a systematic investment or an electronic funds transfer program, we would have accepted a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent purchase payments plus your initial Purchase Payment totaled the minimum initial Purchase Payment amount required for the Annuity purchased.

 We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equal $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. We may apply certain limitations, restrictions, and/or underwriting standards as a condition of our issuance of an Annuity and/or acceptance of Purchase Payments. In addition, we may apply certain limitations and/or restrictions on an Annuity as a condition of our acceptance, including limiting the liquidity features or the Death Benefit protection provided under an Annuity, limiting the right to make additional Purchase Payments, changing the number of transfers allowable under an Annuity or restricting the Sub-accounts or Fixed Allocations that are available. Other limitations and/or restrictions may apply.

 Speculative Investing - Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.

 Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block a contract owner's ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

 Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Prudential Annuities. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to Prudential Annuities via wiring funds through your Financial Professional's broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an electronic funds transfer arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

 AGE RESTRICTIONS: Unless we agree otherwise and subject to our rules, the Owner (or Annuitant if entity owned) must not be older than a maximum issue age as of the Issue Date of the Annuity as follows: age 85 for AS Cornerstone and age 75 for XT6 and age 85 for ASL II. For ASL II Annuities issued before July 21, 2008, there was no maximum issue age. If an Annuity is owned jointly, the oldest of the Owners must not be older than the maximum issue age on the Issue Date. You should consider your need to access your Account Value and whether the Annuity's liquidity features will satisfy that need. If you purchase a Beneficiary Annuity, the maximum issue age is 70 based on the Key Life. If you take a distribution prior to age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner's death.

 "BENEFICIARY" ANNUITY
 You may purchase an Annuity if you are a beneficiary of an annuity that was owned by a decedent, subject to the following requirements. You may transfer the proceeds of the decedent's annuity into one of the Annuities described in this prospectus and continue receiving the distributions that are required by the tax laws. This transfer option is only available for purchase of an IRA, Roth IRA, or a non-qualified annuity, for distributions based on lives age 70 or under. This transfer option is also not available if the proceeds are being transferred from an annuity issued by us or one of our affiliates and the annuity offers a "Beneficiary Continuation Option".

 Upon purchase, the Annuity will be issued in the name of the decedent for your benefit. You must take required distributions at least annually, which we will calculate based on the applicable life expectancy in the year of the decedent's death, using Table 1 in IRS Publication 590. These distributions are not subject to any CDSC.

 For IRAs and Roth IRAs, distributions must begin by December 31 of the year following the year of the decedent's death. If you are the surviving spouse beneficiary, distributions may be deferred until the decedent would have attained age 70 1/2, however if you choose to defer distributions, you are responsible for complying with the distribution requirements under the Code, and you must notify us when you would like distributions to begin. For additional information regarding the tax considerations applicable to beneficiaries of an IRA or Roth IRA, see "Required Distributions Upon Your Death for Qualified Annuity Contracts" in the Tax Considerations section of this Prospectus.

 For non-qualified Annuities, distributions must begin within one year of the decedent's death. For additional information regarding the tax considerations applicable to beneficiaries of a non-qualified Annuity see "Required Distributions Upon Your Death for Nonqualified Annuity Contracts" in the Tax Consideration section of your prospectus.

 You may choose to take more than your required distribution. You may take withdrawals in excess of your required distributions, however your withdrawal may be subject to the Contingent Deferred Sales Charge. Any withdrawals reduce the required distribution for the year. All applicable charges will be assessed against your Annuity, such as the Insurance Charge and the Annual Maintenance Fee.

 The Annuity may provide a basic Death Benefit upon death, and you may name "successors" who may either receive the Death Benefit as a lump sum or continue receiving distributions after your death under the Beneficiary Continuation Option.

 Please note the following additional limitations for a Beneficiary Annuity:
..   No additional Purchase Payments are permitted. You may only make a one-time initial Purchase Payment transferred to us directly from another annuity or eligible account. You may not make your Purchase Payment as an indirect rollover, or combine multiple "Transfer of Assets" or "TOA's" into a single contract as part of this "Beneficiary" Annuity.
..   You may not elect any optional living or death benefits. Annuity Rewards is not available.
..   You may not annuitize the Annuity; no annuity options are available.
..   You may participate only in the following programs: Auto-Rebalancing,
    Dollar Cost Averaging (but not 6 or 12 Month Dollar Cost Averaging
    Program), Systematic Withdrawals, and Third Party Investment Advisor.
..   You may not assign or change ownership of the Annuity, and you may not change or designate another life upon which distributions are based. A "beneficiary annuity" may not be co-owned.
..   If the Annuity is funded by means of transfer from another "Beneficiary
    Annuity" with another company, we require that the sending company or the beneficial owner provide certain information in order to ensure that applicable required distributions have been made prior to the transfer of the contract proceeds to us. We further require appropriate information to enable us to accurately determine future distributions from the Annuity. Please note we are unable to accept a transfer of another "Beneficiary Annuity" where taxes are calculated based on an exclusion amount or an exclusion ratio of earnings to original investment. We are also unable to accept a transfer of an annuity that has annuitized.
..   The beneficial owner of the Annuity can be an individual, grantor trust, or, for an IRA or Roth IRA, a qualified trust. In general, a qualified trust (1) must be valid under state law; (2) must be irrevocable or became irrevocable by its terms upon the death of the IRA or Roth IRA owner; and
    (3) the beneficiaries of the trust who are beneficiaries with respect to the trust's interest in this Annuity must be identifiable from the trust instrument and must be individuals. A qualified trust must provide us with a list of all beneficiaries to the trust (including contingent and remainder beneficiaries with a description of the conditions on their entitlement), all of whom must be individuals, as of September 30/th/ of the year following the year of death of the IRA or Roth IRA owner, or date of Annuity application if later. The trustee must also provide a copy of the trust document upon request. If the beneficial owner of the Annuity is a grantor trust, distributions must be based on the life expectancy of the grantor. If the beneficial owner of the Annuity is a qualified trust, distributions must be based on the life expectancy of the oldest beneficiary under the trust.
..   If this Beneficiary Annuity is transferred to another company as a tax-free exchange with the intention of qualifying as a beneficiary annuity with the receiving company, we may require certifications from the receiving company that required distributions will be made as required by law.
..   If you are transferring proceeds as beneficiary of an annuity that is owned by a decedent, we must receive your transfer request at least 45 days prior to your first required distribution. If, for any reason, your transfer request impedes our ability to complete your first distribution by the required date, we will be unable to accept your transfer request.

 OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

   . Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act independently on behalf of both owners. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term "Owner."
   . Annuitant: The Annuitant is the person upon whose life we continue to make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the accumulation period. In limited circumstances and where allowed by law, you may name one or more Contingent Annuitants. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax Considerations section of the Prospectus. For Beneficiary Annuities, instead of an Annuitant there is a "Key Life" which is used to determine the annual required distributions.

   . Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary Designation should be the exact name of your beneficiary, not only a reference to the beneficiary's relationship to you. If you use a designation of "surviving spouse," we will pay the Death Benefit to the individual that is your spouse at the time of your death (as defined under the federal tax laws and regulations). If no beneficiary is named the Death Benefit will be paid to you or your estate. For Beneficiary Annuities, instead of a Beneficiary, the term "successor" is used.

 Your right to make certain designations may be limited if your Annuity is to be used as an IRA Beneficiary Annuity or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

                             MANAGING YOUR ANNUITY

 MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?
 You may change the Owner, Annuitant and Beneficiary Designations by sending us a request in writing in a form acceptable to us. However, if the Annuity is held as a Beneficiary Annuity, the Owner may not be changed and you may not designate another Key Life upon which distributions are based. Upon an ownership change, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:
   . a new Owner subsequent to the death of the Owner or the first of any joint Owners to die, except where a spouse Beneficiary has become the Owner as a result of an Owner's death;
   .   a new Annuitant subsequent to the Annuity Date;
   . for "non-qualified" investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity; and
   . a change in Beneficiary if the Owner had previously made the designation irrevocable.

 There are also restrictions on designation changes when you have elected certain optional benefits. See the "Living Benefits" and "Death Benefits" sections of this Prospectus for any such restrictions.

 If you wish to change the Owner and/or Beneficiary under the Annuity, or to assign the Annuity, you must deliver the request to us in writing at our Service Office. Generally, any change of Owner and/or Beneficiary, or assignment of the Annuity, will take effect when accepted and recorded by us (unless an alternative rule is stipulated by applicable State law). We are not responsible for any transactions processed before a change of Owner and/or Beneficiary, and an assignment of the Annuity, is accepted and recorded by us. UNLESS PROHIBITED BY APPLICABLE STATE LAW, WE RESERVE THE RIGHT TO REFUSE A PROPOSED CHANGE OF OWNER AND/OR BENEFICIARY, AND A PROPOSED ASSIGNMENT OF THE ANNUITY, AT ANY TIME ON A NON-DISCRIMINATORY BASIS, AND WE ARE NOT OBLIGATED TO PROCESS YOUR REQUEST WITHIN ANY PARTICULAR TIME FRAME. For New York Annuities, a request to change the Owner, Annuitant, Contingent Annuitant, Beneficiary and Contingent Beneficiary designations is effective when signed, and an assignment is effective upon our receipt. We assume no responsibility for the validity or tax consequences of any change of Owner and/or Beneficiary or any assignment of the Annuity.

 DEATH BENEFIT SUSPENSION UPON CHANGE OF OWNER OR ANNUITANT. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See the Death Benefit section of this prospectus for additional details.

 SPOUSAL DESIGNATIONS
 If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-owner unless you elect an alternative Beneficiary Designation. Unless you elect an alternative Beneficiary Designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death Benefit that would have been payable will be the new Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.

 Spousal assumption is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code ("Code") (or any successor Code section thereto) ("Custodial Account") and, on the date of the Annuitant's death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.

 Spousal assumption is only permitted to spouses as defined by federal law.

 CONTINGENT ANNUITANT
 Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Internal Revenue Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account, as described in the above section.

 Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. If the Custodial Account elects to receive the Death Benefit, the Account Value of the Annuity as of the date of due proof of death of the Annuitant will reflect the amount that would have been payable had a Death Benefit been paid. See the section above entitled "Spousal Designations" for more information about how the Annuity can be continued by a Custodial Account.

 MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?
 If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a "free look." Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, or longer, measured from the time that you received your Annuity. If you return your Annuity during the applicable period, we will refund your current Account Value plus any tax charge deducted, less any applicable federal and state income tax withholding and depending on your state's requirements, any applicable insurance charges deducted. The amount returned to you may be higher or lower than the Purchase Payment(s) applied during the right to cancel period and may be subject to a market value adjustment if it was allocated to a MVA Fixed Allocation. With respect to XT6, if you return your Annuity, we will not return any XTra Credits we applied to your Annuity based on your Purchase Payments.

 MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?
 Unless we agree otherwise and subject to our rules, the minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in our Systematic Investment Plan or a periodic Purchase Payment program. Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program. Additional Purchase Payments may be made at any time before the Annuity Date (unless the Annuity is held as a Beneficiary Annuity), or prior to the Account Value being reduced to zero. Purchase Payments are not permitted if the Annuity is held as a Beneficiary Annuity.

 MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?
 You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity (unless your Annuity is being held as a Beneficiary Annuity). We call our electronic funds transfer program "The Systematic Investment Plan." Purchase Payments made through electronic funds transfer may only be allocated to the Sub-accounts when applied. Different allocation requirements may apply in connection with certain optional benefits. We may allow you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments through an electronic funds transfer that will equal at least the minimum Purchase Payment set forth above during the first 12 months of your Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur.

 MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?
 These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are made only to Sub-accounts and the periodic Purchase Payments received in the first year total at least the minimum Purchase Payment set forth above.

                          MANAGING YOUR ACCOUNT VALUE

 HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?
 (See "Valuing Your Investment" for a description of our procedure for pricing initial and subsequent Purchase Payments.)

 INITIAL PURCHASE PAYMENT: Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions for allocating your Account Value. The Purchase Payment is your initial Purchase Payment minus any tax charges that may apply. You can allocate Purchase Payments to one or more available Sub-accounts or available Fixed Allocations. Investment restrictions will apply if you elect certain optional benefits.

 SUBSEQUENT PURCHASE PAYMENTS: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase Payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent Purchase Payments according to any new allocation instructions. Unless you tell us otherwise, Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program.

 HOW DO I RECEIVE CREDITS UNDER THE XT6 ANNUITY?
 We apply a "Credit" to your Annuity's Account Value each time you make a Purchase Payment during the first six (6) Annuity Years. The amount of the Credit is payable from our general account. The amount of the Credit depends on the Annuity Year in which the Purchase Payment(s) is made, according to the table below:

 For annuities issued on or after February 13, 2006:

                              ANNUITY YEAR  CREDIT
                              --------------------
                                  1         6.50%
                                  2         5.00%
                                  3         4.00%
                                  4         3.00%
                                  5         2.00%
                                  6         1.00%
                                  7+        0.00%
                              --------------------

 For annuities issued prior to February 13, 2006:

                              ANNUITY YEAR  CREDIT
                              --------------------
                                  1         6.00%
                                  2         5.00%
                                  3         4.00%
                                  4         3.00%
                                  5         2.00%
                                  6         1.00%
                                  7+        0.00%
                              --------------------

 CREDITS APPLIED TO PURCHASE PAYMENTS FOR DESIGNATED CLASS OF ANNUITY OWNER Prior to May 1, 2004, where allowed by state law, Annuities could be purchased by a member of the class defined below, with a different table of Credits. The Credit applied to all Purchase Payments on such Annuities is as follows based on the Annuity Year in which the Purchase Payment was made: Year 1 -9.0%; Year 2 -9.0%; Year 3 -8.5%; Year 4 -8.0%; Year 5 -7.0%; Year 6 -6.0%; Year 7 -5.0%;
 Year 8 -4.0%; Year 9 -3.0%; Year 10 -2%; Year 11+ -0.0%.

 The designated class of Annuity Owners included: (a) any parent company, affiliate or subsidiary of ours; (b) an officer, director, employee, retiree, sales representative, or in the case of an affiliated broker-dealer, registered representative of such company; (c) a director, officer or trustee of any underlying mutual fund; (d) a director, officer or employee of any investment manager, sub-advisor, transfer agent, custodian, auditing, legal or administrative services provider that is providing investment management, advisory, transfer agency, custodian-ship, auditing, legal and/or administrative services to an underlying mutual fund or any affiliate of such firm; (e) a director, officer, employee or registered representative of a broker-dealer or insurance agency that has a then current selling agreement with us and/or with Prudential Annuities Distributors, Inc., a Prudential Financial Company; (f) a director, officer, employee or authorized representative of any firm providing us or our affiliates with regular legal, actuarial, auditing, underwriting, claims, administrative, computer support, marketing, office or other services; (g) the then current spouse of any such person noted in (b) through (f), above; (h) the parents of any such person noted in (b) through (g), above; (i) the child(ren) or other legal dependent under the age of 21 of any such person noted in (b) through (h); and (j) the siblings of any such persons noted in (b) through (h) above.

 All other terms and conditions of the Annuity apply to Owners in the designated class.

 HOW ARE CREDITS APPLIED TO ACCOUNT VALUE UNDER THE XT6 ANNUITY?
 Each Credit is allocated to your Account Value at the time the Purchase Payment is applied to your Account Value. The amount of the Credit is allocated to the investment options in the same ratio as the applicable Purchase Payment is applied.

 EXAMPLES OF APPLYING CREDITS

 INITIAL PURCHASE PAYMENT
 Assume you make an initial Purchase Payment of $10,000 and your Annuity is issued on or after February 13, 2006. We would apply a 6.5% Credit to your Purchase Payment and allocate the amount of the Credit ($650 = $10,000 X .065) to your Account Value in the proportion that your Purchase Payment is allocated.

 ADDITIONAL PURCHASE PAYMENT IN ANNUITY YEAR 2
 Assume that you make an additional Purchase Payment of $5,000. We would apply a 5.0% Credit to your Purchase Payment and allocate the amount of the Credit ($250 = $5,000 X .05) to your Account Value.

 ADDITIONAL PURCHASE PAYMENT IN ANNUITY YEAR 6
 Assume that you make an additional Purchase Payment of $15,000. We would apply a 1.0% Credit to your Purchase Payment and allocate the amount of the Credit ($150 = $15,000 X .01) to your Account Value.

 The amount of any XTra Credits applied to your XT6 Annuity Account Value can be taken back by Prudential Annuities under certain circumstances:
   . any XTra Credits applied to your Account Value on Purchase Payments made within the 12 months before the Owner's (or Annuitant's if entity owned) date of death will be taken back (to the extent allowed by state law);
   . the amount available under the medically-related surrender portion of the Annuity will not include the amount of any XTra Credits payable on Purchase Payments made within 12 months prior to the date of a request under the medically-related surrender provision; and
   . if you elect to "free look" your Annuity, the amount returned to you will not include the amount of any XTra Credits.

 The Account Value may be substantially reduced if Prudential Annuities takes back the XTra Credit amount under these circumstances. The amount we take back will equal the XTra Credit, without adjustment up or down for investment performance. Therefore, any gain on the XTra Credit amount will not be taken back. But if there was a loss on the XTra Credit, the amount we take back will still equal amount of the XTra Credit. We do not deduct a CDSC in any situation where we take back the XTra Credit amount. During the first 10 Annuity Years, the total asset-based charges on this Annuity (including the Insurance Charge and the Distribution Charge) are higher than many of our other annuities, including other annuities we offer that apply credits to Purchase Payments.

 GENERAL INFORMATION ABOUT CREDITS
   . We do not consider Credits to be "investment in the contract" for income tax purposes.
   . You may not withdraw the amount of any Credits under the Free Withdrawal provision. The Free Withdrawal provision only applies to withdrawals of Purchase Payments.

 ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS? During the accumulation period you may transfer Account Value between investment options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. You may not transfer Account Value to any Fixed Allocation used with a dollar cost averaging program or any DCA Fixed Rate Options. You may only allocate purchase payments to Fixed Allocations used with a dollar cost averaging program or the DCA Fixed Rate Options.

 Currently, any transfer involving ProFunds VP Sub-accounts must be received by us no later than 3:00 p.m. Eastern time, (or one hour prior to any announced closing of the applicable securities exchange) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing time (generally, 3:30 p.m. Eastern time) for transactions submitted electronically, including through Prudential Annuities' Internet website (www.prudentialannuities.com).

 Currently, we charge $10.00 for each transfer after the twentieth
 (20/th/) transfer in each Annuity Year. Transfers made as part of a Dollar Cost Averaging (including the 6 or 12 Month Dollar Cost Averaging Program), Automatic Rebalancing or asset allocation program do not count toward the twenty free transfer limit. Renewals or transfers of Account Value from an MVA Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee. We may also increase the Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

 Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission as a "writing", (ii) will treat multiple transfer requests submitted on the same Valuation Day as a single transfer, and
 (iii) do not count any transfer that solely involves Sub-accounts corresponding to the AST Money Market Portfolio or any transfer that involves one of our systematic programs, such as asset allocation and automated withdrawals.

 Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a Portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. Each Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e. one or more of the Sub-accounts corresponding to the ProFund Portfolios and the AST Money Market Portfolio), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts.

 In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or
 (b) we are informed by a Portfolio (e.g., by the Portfolio's portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:
..   With respect to each Sub-account (other than the AST Money Market
    Sub-account or a Sub-account corresponding to a ProFund Portfolio), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the "Transfer Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals;
    (ii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money Market Sub-account; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.
..   We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

 If we deny one or more transfer requests under the foregoing rules, we will inform you or your Financial Professional promptly of the circumstances concerning the denial.

 Contract owners in New York who purchased their contracts prior to March 15, 2004 are not subject to the specific restrictions outlined in bulleted paragraphs immediately above. In addition, there are contract owners of different variable annuity contracts that are funded through the same Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Finally, there are contract owners of other variable annuity contracts or variable life contracts that are issued by Prudential Annuities as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a Financial Professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund's assets which may affect all contract owners invested in the affected options. Apart from jurisdiction-specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a Financial Professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.

 ALTHOUGH OUR TRANSFER RESTRICTIONS ARE DESIGNED TO PREVENT EXCESSIVE TRANSFERS, THEY ARE NOT CAPABLE OF PREVENTING EVERY POTENTIAL OCCURRENCE OF EXCESSIVE TRANSFER ACTIVITY.
 The Portfolios have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract owners (including an Annuity Owner's TIN number) and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific contract owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive "omnibus" purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Portfolios (and thus contract owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.

 A Portfolio also may assess a short term trading fee (redemption fee) in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.

 DO YOU OFFER DOLLAR COST AVERAGING?
 Yes. As discussed below, we offer Dollar Cost Averaging programs during the accumulation period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from Sub-accounts, or a program that transfers amounts monthly from Fixed Allocations or the DCA Fixed Rate Options. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of market fluctuation on the investment of your Purchase Payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. We do not deduct a charge for participating in a Dollar Cost Averaging program.

 You can Dollar Cost Average from Sub-accounts, the Fixed Allocations or the DCA Fixed Rate Options. Dollar Cost Averaging from Fixed Allocations (not available with AS Cornerstone) is subject to a number of rules that include, but are not limited to the following:
   . You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years (except for the DCA Fixed Rate Options).
   . You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the DCA Fixed Allocation.
   . Dollar Cost Averaging transfers from Fixed Allocations are not subject to a Market Value Adjustment.

 NOTE: WHEN A DOLLAR COST AVERAGING PROGRAM IS ESTABLISHED FROM A FIXED ALLOCATION OR THE DCA FIXED RATE OPTIONS, THE FIXED RATE OF INTEREST WE CREDIT TO YOUR ACCOUNT VALUE IS APPLIED TO A DECLINING BALANCE DUE TO THE TRANSFERS OF ACCOUNT VALUE TO THE SUB-ACCOUNTS. THIS WILL REDUCE THE EFFECTIVE RATE OF RETURN ON THE FIXED ALLOCATION OR THE DCA FIXED RATE OPTIONS OVER THE GUARANTEE PERIOD OR THE DURATION OF THE PROGRAM, RESPECTIVELY.

 The Dollar Cost Averaging programs are not available if you have elected an automatic rebalancing program or an asset allocation program. Dollar Cost Averaging from Fixed Allocations also is not available if you elect certain optional benefits. Dollar Cost Averaging from Fixed Allocations is not available with AS Cornerstone.

 Under our current dollar cost averaging programs used with Fixed Allocations, Account Value allocated to the Fixed Allocation will be transferred to the Sub-accounts you choose. If you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s), you must transfer all remaining Account Value to any other investment option. Unless you provide alternate instructions at the time you terminate the Dollar Cost Averaging program, Account Value will be transferred to the AST Money Market Sub-account. Transfers from Fixed Allocations as part of a Dollar Cost Averaging program are not subject to a Market Value Adjustment. However, a Market Value Adjustment will apply if you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s). Please note that under the 6 or 12 Month DCA Program (described immediately below), no Market Value Adjustment applies.

 6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE "6 OR 12 MONTH DCA PROGRAM") The 6 or 12 Month DCA Program is available for contracts issued on and after May 1, 2009 (subject to applicable State approval). The program is subject to our rules at the time of election and may not be available in conjunction with other programs and benefits we make available. We may discontinue, modify or amend this program from time to time. Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus are the only optional living benefits and the Highest Anniversary Value death benefit and the Combination 5% Roll-up + HAV death benefit are the only death benefits you may participate in if you also participate in the 6 or 12 Month DCA Program, although you do not need to select any optional benefit to participate in the program. To participate in the 6 or 12 Month DCA Program, you must allocate at least a $2000 Purchase Payment to our DCA Fixed Rate Options. These DCA Fixed Rate Options are distinct from the Fixed Allocations described immediately above. Most notably, transfers out of a DCA Fixed Rate Option are never subject to a Market Value Adjustment. Dollar cost averaging does not assure a profit, or protect against a loss.

 THE KEY FEATURES OF THIS PROGRAM ARE AS FOLLOWS:
   . You may only allocate purchase payments to these DCA Fixed Rate Options. You may not transfer Account Value into this program.
   . As part of your election to participate in the 6 or 12 Month DCA Program, you specify whether the monthly transfers under the 6 or 12 Month DCA Program are to be made over a 6 month or 12 month period. We then set the monthly transfer amount, by dividing the Purchase Payment (including any associated credit) you have allocated to the DCA Fixed Rate Options by the number of months. For example, if you allocated $6000, and selected a 6 month DCA Program, we would transfer $1000 each month. We will adjust the monthly transfer amount if, during the transfer period, the amount allocated to the DCA Fixed Rate Options is reduced (e.g., due to the deduction of the applicable portion of the fee for an optional benefit, withdrawals or due to a transfer of Account Value out of the DCA Fixed Rate Options initiated by the mathematical formula used with Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus Highest Daily Lifetime 6 Plus, or Spousal Highest Daily Lifetime 6 Plus. In that event, we will re-calculate the amount of each remaining transfer by dividing the amount in the DCA Fixed Rate Option by the number of remaining transfers. If the recalculated transfer amount is below the minimum transfer required by the program, we will transfer the remaining amount from the DCA Fixed Rate Option on the next scheduled transfer and terminate the program.
   . Any withdrawals, transfers, or fees deducted from the DCA Fixed Rate Options will reduce the DCA Fixed Rate Options on a "last-in, first-out" basis. If you have only one 6 or 12 Month DCA Program in operation, withdrawals, transfers, or fees may be deducted from the DCA Fixed Rate Options associated with that Program. You may, however, have more than one 6 or 12 Month DCA Program operating at the same time (so long as any such additional 6 or 12 Month DCA Program is of the same duration). For example, you may have more than one 6 month DCA Program running, but may not have a 6 month Program running simultaneously with a 12 month Program. If you have multiple 6 or 12 Month DCA Programs running, then the above reference to "last-in, first-out" means that amounts will be deducted first from the DCA Fixed Rate Options associated with the 6 or 12 Month DCA Program that was established most recently.
   . The first transfer under the Program occurs on the day you allocate a Purchase Payment to the DCA Fixed Rate Options (unless modified to comply with State law) and on each month following until the entire principal amount plus earnings is transferred.
   . We do not count transfers under the 6 or 12 Month DCA Program against the number of free transfers allowed under your Annuity.
   . The minimum transfer amount is $100, although we will not impose that requirement with respect to the final amount to be transferred under the Program.
   . If you are not participating in Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus Highest Daily Lifetime 6 Plus, or Spousal Highest Daily Lifetime 6 Plus, we will make transfers under the 6 or 12 month DCA Program to the Sub-accounts that you specified upon your election of the Program. If you are participating in any Highest Daily Lifetime 7 Plus benefit or Highest Daily Lifetime 6 Plus benefit, we will allocate amounts transferred out of the DCA Fixed Rate Options in the following manner: (a) if you are participating in the Custom Portfolios Program (FKA - Optional Allocation and Rebalancing Program), we will allocate to the Sub-accounts in accordance with the rules of that program (b) if you are not participating in the Custom Portfolios Program, we will make transfers under the Program to the Sub-accounts that you specified upon your election of the Program, provided those instructions comply with the allocation requirements for Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 7 Plus or Spousal Highest Daily Lifetime 6 Plus (as applicable) and (c) whether or not you participate in the Custom Portfolios Program, no portion of our monthly transfer under the 6 or 12 Month DCA Program will be directed initially to the AST Investment Grade Bond Sub-account (although the DCA Fixed Rate Option is treated as a "Permitted Sub-account" for purposes of transfers to the AST Investment Grade Bond Sub-account under the pre-determined mathematical formula under the Highest Daily Lifetime 7 Plus or Highest Daily Lifetime 6 Plus benefits) (see below).
   . If you are participating in Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus or Spousal Highest Daily Lifetime 6 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options associated with the 6 or 12 Month DCA Program. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis.

   . If you are participating in one of our automated withdrawal programs (e.g., Systematic Withdrawals), we may include within that withdrawal program amounts held within the DCA Fixed Rate Options. If you have elected any Highest Daily Lifetime 7 Plus or Highest Daily Lifetime 6 Plus benefit, any withdrawals will be taken on a pro-rata basis from your Sub-accounts and the DCA Fixed Rate Options.
   .   We impose no fee for your participation in the 6 or 12 Month DCA Program.
   . You may cancel the DCA Program at any time. If you do, we will transfer any remaining amount held within the DCA Fixed Rate Options according to your instructions. If you do not provide any such instructions, we will transfer any remaining amount held in the DCA Fixed Rate Options on a pro rata basis to the Sub-accounts in which you are invested currently. If any such Sub-account is no longer available, we may allocate the amount that would have been applied to that Sub-account to the AST Money Market Sub-account.
   . You cannot utilize "rate lock" with the 6 or 12 Month DCA Program. The interest rate we credit under the program will be the rate on the date the purchase payment is allocated to the 6 or 12 Month DCA Program.
   . We credit interest to amounts held within the DCA Fixed Rate Options at the applicable declared rates. We credit such interest until the earliest of the following (a) the date the entire amount in the DCA
       Fixed Rate Option has been transferred out (b) the date the entire amount in the DCA Fixed Rate Option is withdrawn (c) the date as of which any death benefit payable is determined or (d) the Annuity Date.
   . The interest rate earned in a DCA Fixed Rate Option will be no less than the minimum guaranteed interest rate. We may, from time to time, declare new interest rates for new purchase payments that are higher than the minimum guaranteed interest rate. Please note that the interest rate that we apply under the 6 or 12 Month DCA Program is applied to a declining balance. Therefore, the amount of interest you receive will decrease as amounts are systematically transferred from the DCA Fixed Rate Option to the Sub-accounts, and the effective interest rate earned will therefore be less than the declared interest rate.
   . The 6 or 12 Month DCA Program may be referred to in your Rider and/or the Application as the "Enhanced Dollar Cost Averaging Program."

 NOTE: WHEN A 6 OR 12 MONTH DCA PROGRAM IS ESTABLISHED FROM A DCA FIXED RATE OPTION, THE FIXED RATE OF INTEREST WE CREDIT TO YOUR ACCOUNT VALUE IS APPLIED TO A DECLINING BALANCE DUE TO THE TRANSFERS OF ACCOUNT VALUE TO THE SUB-ACCOUNTS (INCLUDING ANY TRANSFERS UNDER AN OPTIONAL BENEFIT FORMULA). THIS WILL REDUCE THE EFFECTIVE RATE OF RETURN ON THE DCA FIXED RATE OPTION.

 HOW DO THE FIXED ALLOCATIONS WORK?
 We credit a fixed interest rate to the Fixed Allocation throughout a set period of time called a "Guarantee Period." (Note that the discussion in this section of Guarantee Periods is not applicable to the Benefit Fixed Rate Account and the DCA Fixed Rate Options). Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.

 The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. Any change in interest rate does not affect Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-888-PRU-2888.

 A Guarantee Period for a Fixed Allocation begins:
   . when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;
   . upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or
   .   when you "renew" a Fixed Allocation by electing a new Guarantee Period.

 To the extent permitted by law, we may establish different interest rates for Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see "Do You Offer Dollar Cost Averaging?") or the Balanced Investment Program.

 Prudential Annuities may offer Fixed Allocations with Guarantee Periods of 3 months or 6 months exclusively for use as a short-term Fixed Allocation ("Short-term Fixed Allocations"). Short-term Fixed Allocations may only be established with your initial Purchase Payment or additional Purchase Payments. You may not transfer existing Account Value to a Short-term Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.

 On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program. If no instructions are provided, such Account Value will be transferred to the AST Money Market

 Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.

 HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?
 We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the Insurance Charge that we deduct from Account Value allocated to the Sub-accounts. The interest rate that we credit to the Fixed Allocations may be reduced by an amount that corresponds to the asset-based charges assessed against the Sub-accounts. For some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations. That is, the existence of those factors results in a reduction to the interest rate that we credit under the MVA Fixed Allocations.

 We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

 The interest rate we credit for a Fixed Allocation may be subject to a minimum. Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.

 WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?
 The "Maturity Date" for a MVA Fixed Allocation is the last day of the Guarantee Period (note that the discussion in this section of Guarantee Periods is not applicable to the Fixed Allocations used with a dollar cost averaging program, the Benefit Fixed Rate Account, and the DCA Fixed Rate Options). Before the Maturity Date, you may choose to renew the MVA Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that MVA Fixed Allocation's Account Value to another MVA Fixed Allocation or to one or more Sub-accounts. We will not charge a MVA if you choose to renew a MVA Fixed Allocation on its Maturity Date or transfer the Account Value to one or more Sub-accounts. We will notify you before the end of the Guarantee Period about the fixed interest rates that we are currently crediting to all MVA Fixed Allocations that are being offered. The rates being credited to Fixed Allocations may change before the Maturity Date.

 IF YOU DO NOT SPECIFY HOW YOU WANT A FIXED ALLOCATION TO BE ALLOCATED ON ITS MATURITY DATE, WE WILL THEN TRANSFER THE ACCOUNT VALUE IN THE FIXED ALLOCATION TO THE AST MONEY MARKET SUB-ACCOUNT. You can then elect to allocate the Account Value to any of the Sub-accounts or to a new Fixed Allocation.

 DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?
 Yes. During the accumulation period, we offer Automatic Rebalancing among the Sub-accounts you choose. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you chose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift. We also offer the Custom Portfolios Program (FKA - Optional Allocation and Rebalancing Program), which is available if you have elected one of the Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Highest Daily GRO II, or GRO Plus II benefits.

 Any transfer to or from any Sub-account that is not part of your Automatic Rebalancing program, will be made; however, that Sub-account will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.

 There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a Systematic Withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.

 If you are participating in an optional living benefit (such as Highest Daily Lifetime 6 Plus) that makes transfers under a pre-determined mathematical formula, and you have opted for automatic rebalancing, you should be aware that: (a) the AST bond portfolio used as part of the pre-determined mathematical formula will not be included as part of automatic rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing Program.

 ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?
 We currently do not offer any asset allocation programs for use with your Annuity. Prior to December 5, 2005, we made certain asset allocation programs available. If you enrolled in one of the asset allocation programs prior to December 5, 2005, see the Appendix entitled, "Additional Information on the Asset Allocation Programs" for more information on how the programs are administered.

 WHAT IS THE BALANCED INVESTMENT PROGRAM?
 The Balanced Investment Program is only available with ASL II and XT6. The Balanced Investment Program is not available with AS Cornerstone. We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the Sub-accounts that you select. When you enroll in the Balanced Investment Program, you choose the duration that you wish the program to last. This determines the duration of the Guarantee Period for the Fixed Allocation. Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific "principal amount" (such as your initial Purchase Payment). We determine the amount based on the rates then in effect for the Guarantee Period you choose. If you continue the program until the end of the Guarantee Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the "principal amount". Withdrawals or transfers from the Fixed Allocation before the end of the Guarantee Period will terminate the program and may be subject to a Market Value Adjustment (which may be positive or negative). You can transfer the Account Value that is not allocated to the Fixed Allocation between any of the Sub-accounts available under your Annuity. Account Value you allocate to the Sub-accounts is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program. This program is not available if your Annuity is held as a Beneficiary Annuity.

      EXAMPLE
      Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account Value ($21,880) will be allocated to the Sub-accounts. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the Sub-accounts.

 * The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

 MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS?
 Yes. Subject to our rules, your Financial Professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving investment options. IF YOUR FINANCIAL PROFESSIONAL HAS THIS AUTHORITY, WE DEEM THAT ALL TRANSACTIONS THAT ARE DIRECTED BY YOUR FINANCIAL PROFESSIONAL WITH RESPECT TO YOUR ANNUITY HAVE BEEN AUTHORIZED BY YOU. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Financial Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.

 MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?
 Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuities. EVEN IF THIS IS THE CASE, HOWEVER, PLEASE NOTE THAT THE INVESTMENT ADVISOR YOU ENGAGE TO PROVIDE ADVICE AND/OR MAKE TRANSFERS FOR YOU, IS NOT ACTING ON OUR BEHALF, BUT RATHER IS ACTING ON YOUR BEHALF. We do not offer advice about how to allocate your Account Value under any circumstance. As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf. Please note that if you have engaged a third-party investment advisor to provide asset allocation services with respect to your Annuity, we may not allow you to elect an optional benefit that requires investment in an asset allocation Portfolio and/or that involves mandatory Account Value transfers (e.g. Highest Daily GRO).

 It is your responsibility to arrange for the payment of the advisory fee charged by your investment advisor. Similarly, it is your responsibility to understand the advisory services provided by your investment advisor and the advisory fees charged for the services.

 We or an affiliate of ours may provide administrative support to licensed, registered Financial Professionals or Investment advisors who you authorize to make financial transactions on your behalf. We may require Financial Professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with

 Prudential Annuities as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the Financial Professional's or investment advisor's ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of a Financial Professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) of Prudential Annuities.

 PLEASE NOTE: Annuities where your Financial Professional or investment advisor has the authority to forward instruction on financial transactions are also subject to the restrictions on transfers between investment options that are discussed in the section entitled "ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?" Since transfer activity directed by a Financial Professional or third party investment adviser may result in unfavorable consequences to all contract owners invested in the affected options, we reserve the right to limit the investment options available to a particular Owner where such authority as described above has been given to a Financial Professional or investment advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your Financial Professional. Your Financial Professional will be informed of all such restrictions on an ongoing basis. We may also require that your Financial Professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com).

 LIMITATIONS THAT WE MAY IMPOSE ON YOUR FINANCIAL PROFESSIONAL OR INVESTMENT ADVISOR UNDER THE TERMS OF THE ADMINISTRATIVE AGREEMENT DO NOT APPLY TO FINANCIAL TRANSACTIONS REQUESTED BY AN OWNER ON THEIR OWN BEHALF, EXCEPT AS OTHERWISE DESCRIBED IN THIS PROSPECTUS.

 HOW DOES THE MARKET VALUE ADJUSTMENT WORK?
 If you transfer or withdraw Account Value from a MVA Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a "Market Value Adjustment" or "MVA". Under certain optional benefits (such as GRO and GRO Plus) a formula transfers amounts between the MVA Fixed Allocations and the permitted Sub-accounts. The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal. The Market Value Adjustment formula compares the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. Any Market Value Adjustment that applies will be subject to our rules for complying with applicable state law.
..   "Strips" are a form of security where ownership of the interest portion of
    United States Treasury securities are separated from ownership of the underlying principal amount or corpus.
..   "Strip Yields" are the yields payable on coupon Strips of United States
    Treasury securities.
..   "Option-adjusted Spread" is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of Option-adjusted Spreads.

 MVA FORMULA
 The MVA formula is applied separately to each MVA Fixed Allocation to determine the Account Value of the MVA Fixed Allocation on a particular date. The formula is as follows:

                         [(1+I) / (1+J+0.0010)]/N/365/

                                     where:

        I is the Strip Yield as of the start date of the Guarantee Period for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

        J is the Strip Yield as of the date the MVA formula is being applied for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

        N is the number of days remaining in the original Guarantee Period.

 If you surrender your Annuity under the right to cancel provision, the MVA formula is:

                            [(1 + I)/(1 + J)]/N/365/

 MVA EXAMPLES
 The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:
   . You allocate $50,000 into a MVA Fixed Allocation (we refer to this as the "Allocation Date" in these examples) with a Guarantee Period of 5 years (we refer to this as the "Maturity Date" in these examples).
   . The Strip Yields for coupon Strips beginning on Allocation Date and maturing on Maturity Date plus the Option-adjusted Spread is 5.50% (I = 5.50%).
   . You make no withdrawals or transfers until you decide to withdraw the entire MVA Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).

 EXAMPLE OF POSITIVE MVA
 Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J = 4.00%). Based on these assumptions, the MVA would be calculated as follows:

    MVA Factor = [(1+I)/(1+J+0.0010)] /N/365/ = [1.055/1.041]/2/ = 1.027078
                           Interim Value = $57,881.25
       Account Value after MVA = Interim Value X MVA Factor = $59,448.56

 EXAMPLE OF NEGATIVE MVA
 Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:

     MVA Factor = [(1+I)/(1+J+0.0010)]/N/365/ = [1.055/1.071]/2/ = 0.970345
                           Interim Value = $57,881.25
       Account Value after MVA = Interim Value X MVA Factor = $56,164.78.

                            ACCESS TO ACCOUNT VALUE

 WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?
 During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes, Required Minimum Distributions. You can also surrender your Annuity at any time. Depending on your instructions, we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC, if applicable. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to any MVA Fixed Allocations being withdrawn or surrendered. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." Unless you notify us differently, as permitted, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.

 ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?
 (For more information, see "Tax Considerations.")

 DURING THE ACCUMULATION PERIOD
 For a non-qualified Annuity, a distribution during the accumulation period is deemed to come first from any "gain" in your Annuity and second as a return of your "tax basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

 DURING THE ANNUITIZATION PERIOD
 For a non-qualified Annuity, during the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in your Annuity. Once the tax basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in your Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

 CAN I WITHDRAW A PORTION OF MY ANNUITY?
 Yes, you can make a withdrawal during the accumulation period.
   . To meet liquidity needs, you can withdraw a limited amount from your Annuity during each Annuity Year without application of any CDSC. We call this the "Free Withdrawal" amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of your Annuity. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your Annuity. The minimum Free Withdrawal you may request is $100.
   . You can also make withdrawals in excess of the Free Withdrawal amount. The minimum partial withdrawal you may request is $100.

 To determine if a CDSC applies to partial withdrawals, we:

 1. First determine what, if any, amounts qualify as a Free Withdrawal. These amounts are not subject to the CDSC.
 2. Next determine what, if any, remaining amounts are withdrawals of Purchase Payments. Amounts in excess of the Free Withdrawal amount will be treated as withdrawals of Purchase Payments unless all Purchase Payments have been previously withdrawn. These amounts are subject to the CDSC. Purchase Payments are withdrawn on a first in, first out basis.
 3. Withdraw any remaining amounts from any other Account Value. These amounts are not subject to the CDSC.

 You may request a withdrawal for an exact dollar amount after deduction of any CDSC that applies (called a "net withdrawal") or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.

 Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options. (NOTE, HOWEVER, THAT WE DO NOT PERMIT COMMUTATION ONCE ANNUITY PAYMENTS HAVE COMMENCED).

 To request the forms necessary to make a withdrawal from your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

 HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?
 The maximum Free Withdrawal amount during each Annuity Year is equal to 10% of all Purchase Payments that are subject to a CDSC. Withdrawals made within an Annuity Year reduce the Free Withdrawal amount available for the remainder of the Annuity

 Year. If you do not make a withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

 CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD? Yes. We call these "Systematic Withdrawals." You can receive Systematic Withdrawals of earnings only or a flat dollar amount. Systematic Withdrawals may be subject to a CDSC. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.

 Systematic Withdrawals will be taken pro-rata from the Sub-accounts and the MVA Fixed Allocations up to growth in the MVA Fixed Allocations and thereafter pro-rata solely from the Sub-accounts. The growth in the MVA Fixed Allocations at any point in time consists of the remaining earnings since the program of systematic withdrawal began. Systematic Withdrawals are available on a monthly, quarterly, semi-annual or annual basis.

 The minimum amount for each Systematic Withdrawal is $100. If any scheduled Systematic Withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled Systematic Withdrawal.

 DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(T) OF THE INTERNAL REVENUE CODE?
 Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of "substantially equal periodic payments". Distributions received under these provisions in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to any applicable CDSC. We may apply a Market Value Adjustment to any MVA Fixed Allocations. To request a program that complies with Sections 72(t), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Sections 72(t). The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.

 You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.

 WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM? (See "Tax Considerations" for a further discussion of Required Minimum Distributions.)

 Required Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner's lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the Required Minimum Distribution rules under the Code. We do not assess a CDSC on Required Minimum Distributions from your Annuity if you are required by law to take such Required Minimum Distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate as the RMD and is paid out through a program of systematic withdrawals that we make available. However, a CDSC (if applicable) may be assessed on that portion of a Systematic Withdrawal that is taken to satisfy the Required Minimum Distribution provisions in relation to other savings or investment plans under other qualified retirement plans not maintained with Prudential Annuities. However, no MVA may be assessed on a withdrawal taken to meet RMD requirements applicable to your Annuity.

 The amount of the Required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.

 You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Required Minimum Distribution provisions under the Code. Please see "Highest Daily Lifetime 6 Plus" under the subsection "Required Minimum Distributions" for further information relating to Required Minimum Distribution if you own that benefit.

 CAN I SURRENDER MY ANNUITY FOR ITS VALUE?
 Yes. During the accumulation period you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity.

 For purposes of calculating any applicable CDSC on surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the purchase payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount. We may apply a Market Value Adjustment to any MVA Fixed Allocations.

 Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.

 To request the forms necessary to surrender your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

 WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?
 Where permitted by law, you may request to surrender all or part of your Annuity prior to the Annuity Date without application of any otherwise applicable CDSC upon occurrence of a medically-related "Contingency Event" as described below. We may apply a Market Value Adjustment to any MVA Fixed Allocations. If you request a full surrender, the amount payable will be your Account Value minus, with respect to XT6, (a) the amount of any XTra Credits applied within 12 months prior to your request to surrender your Annuity under this provision; and (b) the amount of any XTra Credits added in conjunction with any Purchase Payments received after our receipt of your request for a medically-related surrender (e.g. Purchase Payments received at such time pursuant to a salary reduction program). With respect to partial surrenders, we similarly reserve the right to take back XTra Credits as described above.

 This waiver of any applicable CDSC is subject to our rules in place at the time of your request, which currently include but are not limited to the following:
   . The Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the "Contingency Event" described below in order to qualify for a medically-related surrender;
   . the Annuitant must be alive as of the date we pay the proceeds of such surrender request;
   . if the Owner is one or more natural persons, all such Owners must also be alive at such time;
   . we must receive satisfactory proof of the Annuitant's confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and
   .   no additional Purchase Payments can be made to the Annuity.

 A "Contingency Event" occurs if the Annuitant is:
   . first confined in a "Medical Care Facility" while your Annuity is in force and remains confined for at least 90 days in a row; or
   . first diagnosed as having a "Fatal Illness" while your Annuity is in force.

 The definitions of "Medical Care Facility" and "Fatal Illness," as well as additional terms and conditions, are provided in your Annuity. Specific details and definitions in relation to this benefit may differ in certain jurisdictions. This benefit is not available in Massachusetts.

 WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?
 We currently make available annuity options that provide fixed annuity payments or adjustable annuity payments. Your Annuity provides certain fixed annuity payment options. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your Annuity. Fixed options provide the same amount with each payment. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. Please refer to the "Living Benefits" section below for a description of annuity options that are available when you elect one of the living benefits. For additional information on annuity payment options you may request a Statement of Additional Information.

 You may choose an Annuity Date, an annuity option and the frequency of annuity payments. You may change your choices before the Annuity Date under the terms of your contract. A maximum Annuity Date may be required by law or under the terms of your Annuity. The Annuity Date may depend on the annuity option you choose. Certain annuity options may not be available depending on the age of the Annuitant. See section below entitled "How and When Do I Choose the Annuity Payment Option?"

 Certain of these annuity options may be available to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

 Please note, with respect to XT6, you may not annuitize within the first three Annuity Years and with respect to AS Cornerstone, you may not annuitize within the first Annuity Year.

 For Beneficiary Annuities, no annuity payments are available and all references to an Annuity Date are not applicable.

 OPTION 1
 PAYMENTS FOR LIFE: Under this option, income is payable periodically until the death of the "Key Life". The "Key Life" (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the Key Life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the key life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.

 OPTION 2
 PAYMENTS BASED ON JOINT LIVES: Under this option, income is payable periodically during the joint lifetime of two Key Lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the key lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.

 OPTION 3
 PAYMENTS FOR LIFE WITH A CERTAIN PERIOD: Under this option, income is payable until the death of the Key Life. However, if the Key Life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the Beneficiary until the end of such period. Under this option, you cannot make a partial or full surrender of the annuity. If this Annuity is issued as a Qualified Annuity contract and annuity payments begin after age 92, then this option will be modified to permit a period certain that will end no later than the life expectancy of the annuitant defined under the IRS Required Minimum Distribution tables.

 OPTION 4
 FIXED PAYMENTS FOR A CERTAIN PERIOD: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that Key Lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.

 We may make different annuity payment options available in the future. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your contract.

 HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?
 Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.

 You have a right to choose your Annuity Date, provided it is no later than the maximum Annuity Date that may be required by law or under the terms of your Annuity.

 For Annuities issued prior to November 20, 2006:
   . if you do not provide us with your Annuity Date, a default date for the Annuity Date will be the first day of the calendar month following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt of your request to purchase an Annuity; and
   . unless you instruct us otherwise, the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

 If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your contract to be an annuity under the tax law. If that should occur, all gain in your Annuity at that time will become immediately taxable to you. Further, each subsequent year's increase in Account Value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your Annuity will not be considered an annuity for federal income tax purposes.

 For Annuities issued on or after November 20, 2006:
   . Unless we agree otherwise, the Annuity Date you choose must be no later than the first day of the calendar month coinciding with or next following the later of the oldest Owner's or Annuitant's 95/th/ birthday, whichever occurs first, and the fifth anniversary of the Issue Date.
   . If you do not provide us with your Annuity Date, the maximum date as described above will be the default date; and, unless you instruct us otherwise, we will pay you the annuity payments and the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

 Please note that annuitization essentially involves converting your Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit).

 HOW ARE ANNUITY PAYMENTS CALCULATED?

 FIXED ANNUITY PAYMENTS
 If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the Key Life. Otherwise, the rates will differ according to the gender of the Key Life.

 ADJUSTABLE ANNUITY PAYMENTS
 We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5/th/) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

                                LIVING BENEFITS

 DO YOU OFFER BENEFITS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY ARE ALIVE?
 Prudential Annuities offers different optional benefits, for an additional charge, that can provide investment protection for Owners while they are alive. No optional benefit may be elected if your Annuity is held as a Beneficiary Annuity. Notwithstanding the additional protection provided under the optional Living Benefit, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. Depending on which optional benefit you choose, you can have flexibility to invest in the Sub-accounts while:
..   protecting a principal amount from decreases in value as of specified future dates due to investment performance;
..   taking withdrawals with a guarantee that you will be able to withdraw not less than a guaranteed benefit base over time;
..   guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for certain types of lifetime income payments or lifetime withdrawals; or
..   providing spousal continuation of certain benefits.

 The "living benefits" are as follows:
 Guaranteed Return Option (GRO) /1/
 Guaranteed Return Option Plus (GRO Plus) /1/
 Guaranteed Return Option Plus 2008 (GRO Plus 2008) /2/
 Highest Daily Guaranteed Return Option (Highest Daily GRO) /2/
 Guaranteed Return Option Plus II (GRO Plus II)
 Highest Daily Guaranteed Return Option Plus II (HD GRO II)
 Guaranteed Minimum Withdrawal Benefit (GMWB) /1/
 Guaranteed Minimum Income Benefit (GMIB) /1/
 Lifetime Five Income Benefit and Spousal Lifetime Five Income Benefit /1/ Highest Daily Lifetime Five Income Benefit /1/
 Highest Daily Lifetime Seven Income Benefit /1/
 Spousal Highest Daily Lifetime Seven Income Benefit /1/
 Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit /1/ Highest Daily Lifetime Seven with Lifetime Income Accelerator Income
 Benefit /1/
 Spousal Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit /1/
 Highest Daily Lifetime 7 Plus Income Benefit /1/
 Spousal Highest Daily Lifetime 7 Plus Income Benefit /1/
 Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit /1/ Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator Benefit /1/ Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option
 Benefit /1/
 Highest Daily Lifetime 6 Plus Income Benefit
 Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator
 Spousal Highest Daily Lifetime 6 Plus Income Benefit

 (1)No longer available for new elections.
 (2)Except in certain states, no longer available for new elections.

 Here is a general description of each kind of living benefit that exists under this Annuity:
..   GUARANTEED MINIMUM ACCUMULATION BENEFITS. The common characteristic of these benefits is that a specified amount of your annuity value is guaranteed at some point in the future. For example, under our Highest
    Daily GRO II benefit, we make an initial guarantee that your annuity value on the day you start the benefit will not be any less ten years later. If your annuity value is less on that date, we use our own funds to give you the difference. Because the guarantee inherent in the guaranteed minimum accumulation benefit does not take effect until a specified number of years into the future, you should elect such a benefit only if your investment time horizon is of at least that duration.
..   GUARANTEED MINIMUM INCOME BENEFIT OR ("GMIB"). As discussed elsewhere in this Prospectus, you have the right under your Annuity to ask us to convert your accumulated annuity value into a series of annuity payments.
    Generally, the smaller the amount of your annuity value, the smaller the amount of your annuity payments. GMIB addresses this risk, by guaranteeing a certain amount of appreciation in the amount used to produce annuity payments. Thus, even if your annuity value goes down in value, GMIB guarantees that the amount we use to determine the amount of the annuity payments will go up in value by the prescribed amount. You should select GMIB only if you are prepared to delay your annuity payments for the required waiting period and if you anticipate needing annuity payments.
    This benefit is no longer available for new elections.
..   GUARANTEED MINIMUM WITHDRAWAL BENEFIT OR ("GMWB"). This benefit is designed for someone who wants to access the annuity's value through withdrawals over time, rather than by annuitizing. This benefit guarantees that a specified amount will be available for withdrawal over time, even if the value of the annuity itself has declined. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. This benefit is no longer available for new elections.

..   LIFETIME GUARANTEED MINIMUM WITHDRAWAL BENEFITS. These benefits also are designed for someone who wants to access the annuity's value through withdrawals over time, rather than by annuitizing. These benefits differ, however, in that the withdrawal amounts are guaranteed for life (or until the second to die of spouses). The way that we establish the guaranteed amount that, in turn, determines the amount of the annual lifetime payments varies among these benefits. Under our Highest Daily Lifetime 6 Plus benefit, for example, the guaranteed amount generally is equal to your highest daily Account Value, appreciated at six percent annually. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. Certain of these benefits are no longer available for new elections.

 In general, with respect to our lifetime guaranteed withdrawal benefits (e.g., Highest Daily Lifetime 6 Plus), please be aware that although a given withdrawal may qualify as a free withdrawal for purposes of not incurring a CDSC, the amount of the withdrawal could exceed the Annual Income Amount under the benefit and thus be deemed "Excess Income" - thereby reducing your Annual Income Amount for future years.

 PLEASE REFER TO THE BENEFIT DESCRIPTIONS THAT FOLLOW FOR A COMPLETE DESCRIPTION OF THE TERMS, CONDITIONS AND LIMITATIONS OF EACH OPTIONAL BENEFIT. INVESTMENT RESTRICTIONS APPLY IF YOU ELECT CERTAIN OPTIONAL LIVING BENEFITS. SEE THE CHART IN THE "INVESTMENT OPTIONS" SECTION OF THE PROSPECTUS FOR A LIST OF INVESTMENT OPTIONS AVAILABLE AND PERMITTED WITH EACH BENEFIT. You should consult with your Financial Professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs (e.g., comparing the tax implications of the withdrawal benefit and annuity payments and comparing annuity benefits with benefits of other products).

 TERMINATION OF EXISTING BENEFITS AND ELECTION OF NEW BENEFITS
 If you currently own an Annuity with an optional living benefit that is terminable, you may terminate the benefit rider and elect one of the currently available benefits, subject to availability of the benefit at that time and our then current rules. There is currently no waiting period (you may elect a new benefit beginning on the next Valuation Day) to elect any living benefit once a living benefit is terminated provided that the benefit being elected is available for election post-issue. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. Check with your financial professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect or elect may be more expensive than the benefit you are terminating. NOTE THAT ONCE YOU TERMINATE AN EXISTING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. You should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you.

 Certain living benefits involve your participation in a pre-determined mathematical formula that may transfer your Account Value between the Sub-accounts you have chosen and certain bond portfolio Sub-accounts of AST and/or our general account. The formulas may differ among the living benefits that employ a formula. Such different formulas may result in different transfers of Account Value over time.

 GUARANTEED RETURN OPTION PLUS/SM/ (GRO PLUS/SM/)
 GRO PLUS IS NO LONGER AVAILABLE FOR ELECTION.

 GRO Plus is an optional benefit that, after a seven-year period following commencement of the benefit (we refer to the end of that period and any applicable subsequent period as the "maturity date") and on each anniversary of the maturity date thereafter while the benefit remains in effect, guarantees your Account Value will not be less than your Account Value on the effective date of your benefit (called the "Protected Principal Value"). The benefit also offers you the opportunity to elect a second, enhanced guaranteed amount at a later date if your Account Value has increased, while preserving the guaranteed amount established on the effective date of your benefit. The enhanced guaranteed amount (called the "Enhanced Protected Principal Value") guarantees that, after a separate period following election of the enhanced guarantee and on each anniversary thereafter while this enhanced guarantee amount remains in effect, your Account Value will not be less than your Account Value on the effective date of your election of the enhanced guarantee.

 The benefit monitors your Account Value daily and, if necessary, systematically transfers amounts between the Sub-accounts you choose and MVA Fixed Allocations used to support the Protected Principal Value(s). The benefit may be appropriate if you wish to protect a principal amount against poor Sub-account performance as of a specific date in the future. There is an additional charge if you elected the Guaranteed Return Option Plus benefit.

 The guarantees provided by the benefit exist only on the applicable maturity date(s) and on each anniversary of the maturity date(s) thereafter.

 KEY FEATURE - PROTECTED PRINCIPAL VALUE/ENHANCED PROTECTED PRINCIPAL VALUE The Guaranteed Return Option Plus offers a base guarantee as well as the option of electing an enhanced guarantee at a later date.

       . BASE GUARANTEE: Under the base guarantee, Prudential Annuities guarantees that on the maturity date and on each anniversary of the maturity date thereafter that the benefit remains in effect, your Account Value will be no less than the Protected Principal Value. On the maturity date and on each anniversary after the maturity date that the benefit remains in effect, if your Account Value is below the Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value. A subsequent Purchase Payment increases the amount of the base guarantee by the amount of the Purchase Payment (plus any Credits), and withdrawals reduce the base guarantee (as discussed below). Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will first be applied to any MVA Fixed Allocations then required to support guarantees due on subsequent maturity dates. We will allocate the remainder to the Sub-accounts pro-rata, based on the Account Value in the Sub-accounts at that time.

       . ENHANCED GUARANTEE: On any anniversary following commencement of the benefit, you can establish an enhanced guaranteed amount based on your current Account Value. Under the enhanced guarantee, Prudential Annuities guarantees that at the end of a specified period following the election of the enhanced guarantee (also referred to as its "maturity date"), and on each anniversary of the maturity date thereafter that the enhanced guaranteed amount remains in effect, your Account Value will be no less than the Enhanced Protected Principal Value. YOU CAN ELECT AN ENHANCED GUARANTEE MORE THAN ONCE; HOWEVER, A SUBSEQUENT ELECTION SUPERSEDES THE PRIOR ELECTION OF AN ENHANCED GUARANTEE. ELECTION OF AN ENHANCED GUARANTEE DOES NOT IMPACT THE BASE GUARANTEE. IN ADDITION, YOU MAY ELECT AN "AUTO STEP-UP" FEATURE THAT WILL AUTOMATICALLY CREATE AN ENHANCED GUARANTEE (OR INCREASE YOUR ENHANCED GUARANTEE, IF PREVIOUSLY ELECTED) ON EACH ANNIVERSARY OF THE BENEFIT (AND CREATE A NEW MATURITY PERIOD FOR THE NEW ENHANCED GUARANTEE) IF THE ACCOUNT VALUE AS OF THAT ANNIVERSARY EXCEEDS THE PROTECTED PRINCIPAL VALUE OR ENHANCED PROTECTED PRINCIPAL VALUE BY 7% OR MORE. YOU MAY ALSO ELECT TO TERMINATE AN ENHANCED GUARANTEE. IF YOU ELECT TO TERMINATE AN ENHANCED GUARANTEE, ANY AMOUNTS HELD IN THE MVA FIXED ALLOCATIONS FOR THE ENHANCED GUARANTEE WILL BE LIQUIDATED, ON THE VALUATION DAY THE REQUEST IS PROCESSED, (WHICH MAY RESULT IN A MARKET VALUE ADJUSTMENT), AND SUCH AMOUNTS WILL BE TRANSFERRED ACCORDING TO THE RULES DESCRIBED IN "TERMINATION OF THE BENEFIT/ENHANCED GUARANTEE". TERMINATION OF AN ENHANCED GUARANTEE WILL NOT RESULT IN TERMINATION OF THE BASE GUARANTEE. If you have elected the enhanced guarantee, on the guarantee's maturity date and on each anniversary of the maturity date thereafter that the enhanced guarantee amount remains in effect, if your Account Value is below the Enhanced Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Enhanced Protected Principal Value. A subsequent Purchase Payment increases the amount of an enhanced guarantee by the amount of the Purchase payment (plus any Credits), and withdrawals reduce the enhanced guarantee (as discussed below). Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will first be applied to any MVA Fixed Allocations then required to support guarantees due on subsequent maturity dates. We will allocate the remainder to the Sub-accounts pro-rata, based on the Account Value in the Sub-accounts at that time.

 If our assumptions are correct and the operations relating to the administration of the benefit work properly, we do not expect that we will need to add additional amounts to your Annuity. The Protected Principal Value is referred to as the "Base Guarantee" and the Enhanced Protected Principal Value is referred to as the "Step-up Guarantee" in the rider we issue for this benefit.

 WITHDRAWALS UNDER YOUR ANNUITY
 Withdrawals from your Annuity, while the benefit is in effect, will reduce the base guarantee under the benefit as well as any enhanced guarantee. Cumulative annual withdrawals up to 5% of the Protected Principal Value as of the effective date of the benefit (adjusted for any subsequent Purchase Payments and, with respect to XT6, any Credits applied to such Purchase Payments) will reduce the applicable guaranteed amount by the actual amount of the withdrawal (referred to as the "dollar-for-dollar limit"). If the amount withdrawn is greater than the dollar-for-dollar limit, the portion of the withdrawal equal to the dollar-for-dollar limit will be treated as described above, and the portion of the withdrawal in excess of the dollar-for-dollar limit will reduce the base guarantee and the enhanced guarantee proportionally, according to the formula as described in the rider for this benefit (see the examples of this calculation below). Withdrawals other than Systematic Withdrawals will be taken pro-rata from the Sub-accounts and any Fixed Allocations. Withdrawals will be subject to all other provisions of your Annuity, including any Contingent Deferred Sales Charge and Market Value Adjustment (which may be positive or negative) that would apply.

 Charges for other optional benefits under your Annuity that are deducted as an annual charge in arrears will not reduce the applicable guaranteed amount under the Guaranteed Return Option Plus benefit, however, any partial withdrawals in payment of charges for any third party investment advisory service will be treated as withdrawals and will reduce the applicable guaranteed amount.

 The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus benefit are October 13, 2004; 2.) an initial Purchase Payment of $250,000 (includes any Credits under XT6); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus or other fees and charges.

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 A $10,000 withdrawal is taken on November 29, 2004 (in the first Annuity
 Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:
..   The base guarantee amount is reduced by the amount withdrawn (i.e., by
    $10,000, from $250,000 to $240,000).
..   The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 A second $10,000 withdrawal is taken on December 18, 2004 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:
..   the base guarantee amount is first reduced by the Remaining Limit (from
    $240,000 to $237,500);
..   The result is then further reduced by the ratio of A to B, where:

    -- A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or
       $7,500).
    -- B is the Account Value less the Remaining Limit ($180,000 - $2,500, or
       $177,500).

 The resulting base guarantee amount is: $237,500 X (1 - $7,500 / $177,500), or $227,464.79.

..   The Remaining Limit is set to zero (0) for the balance of the first Annuity
    Year.

 EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT
 A $10,000 withdrawal is made on December 19, 2005 (second Annuity Year). The Remaining Limit has been reset to the dollar-for-dollar limit of $12,500. As the amount withdrawn is less than the dollar-for-dollar limit:
..   The base guarantee amount is reduced by the amount withdrawn (i.e., reduced by $10,000, from $227,464.79 to $217,464.79).
..   The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

 KEY FEATURE - ALLOCATION OF ACCOUNT VALUE
 GRO Plus uses a mathematical formula that we operate to help manage your guarantees through all market cycles. Each Valuation Day, the formula determines if any portion of your Account Value needs to be transferred into or out of the MVA Fixed Allocations, through reference to a "reallocation trigger". The formula does this by (a) first identifying each guarantee that is outstanding under GRO Plus (b) then discounting the value of each such guarantee to a present value, based on crediting rates associated with the MVA Fixed Allocations, then (c) identifying the largest of such present values. Then, the formula compares the largest present value to both the Account Value and the value of assets allocated to the Sub-accounts to determine whether a transfer into or out of the MVA Fixed Allocations is required. As detailed in the formula, if that largest present value exceeds the Account Value less a percentage of the Sub-account value, a transfer into the MVA Fixed Allocations will occur. Conversely, if the largest present value is less than the Account Value less a percentage of the Sub-account value, a transfer out of the MVA Fixed Allocations will occur. This required formula helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the MVA Fixed Allocations). The formula is set forth in Appendix L.

 If your Account Value is greater than or equal to the reallocation trigger, then:
..   your Account Value in the Sub-accounts will remain allocated according to your most recent instructions; and
..   if a portion of your Account Value is allocated to an MVA Fixed Allocation to support the applicable guaranteed amount, all or a portion of those amounts may be transferred from the MVA Fixed Allocation and re-allocated to the Sub-accounts according to any asset allocation programs (including an Automatic Rebalancing program) established on your Annuity or in the absence of such programs, pro-rata, based on the Account Values in such Sub-accounts at that time; and
..   if all of your Account Value is allocated to an MVA Fixed Allocation, then all or a portion of that amount may be transferred from the MVA Fixed Allocation and re-allocated to the Sub-accounts, according to the following hierarchy: (i) first according to any asset allocation program that you may have in effect (ii) if no such program is in effect, then in accordance with any automatic rebalancing program that you may have in effect and
    (iii) if neither such program is in effect, then to the AST Money Market Sub-account; and
..   a Market Value Adjustment will apply when we reallocate Account Value from an MVA Fixed Allocation to the Sub-accounts, which may result in a decrease or increase in your Account Value.

 If your Account Value is less than the reallocation trigger, a portion of your Account Value in the Sub-accounts will be transferred from the Sub-accounts pro-rata according to your allocations to a new MVA Fixed Allocation(s) to support the applicable guaranteed amount. The new MVA Fixed Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The Account Value allocated to the new MVA Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new MVA Fixed Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable MVA Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the Sub-accounts while maintaining the guaranteed protection under the benefit.

 At any given time, some, none, or all of your Account Value may be allocated to the MVA Fixed Allocations. With respect to any amounts held within the MVA Fixed Allocations, we can give no assurance how long the amounts will reside there or if such amounts will transfer out of the MVA Fixed Allocations. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money in or out of the MVA Fixed Allocations. Once the Purchase Payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the MVA Fixed Allocations, if dictated by the formula. The amount of such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

 The amount that is transferred to and from the MVA Fixed Allocations pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value (including any Market Value
    Adjustment) and your Protected Principal Value(s);
..   The amount of time until the maturity of your guarantee(s);
..   The amount invested in, and the performance of, the Sub-accounts;
..   The amount invested in, and interest earned within, the MVA Fixed
    Allocations;
..   The current crediting rates associated with MVA Fixed Allocations;
..   Additional Purchase Payments, if any, that you make to the Annuity; and
..   Withdrawals, if any, taken from the Annuity.

 Any amounts invested in the MVA Fixed Allocations will affect your ability to participate in a subsequent recovery within the Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

 While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the MVA Fixed Allocations.

 You may not allocate purchase payments to or transfer Account Value to or from the MVA Fixed Allocations.

 Separate Fixed Allocations may be established in support of the Protected Principal Value and the Enhanced Protected Principal Value (if elected). There may also be circumstances when an MVA Fixed Allocation will be established only in support of the Protected Principal Value or the Enhanced Protected Principal Value. If you elect an enhanced guarantee, it is more likely that a portion of your Account Value may be allocated to MVA Fixed Allocations and will remain allocated for a longer period of time to support the Enhanced Protected Principal Value, even during a period of positive Sub-account performance and/or under circumstances where MVA Fixed Allocations would not be necessary to support the Protected Principal Value. Further, there may be circumstances where MVA Fixed Allocations in support of the Protected Principal Value or Enhanced Protected Principal Value are transferred to the Sub-accounts under the formula differently than each other because of the different guarantees they support.

 You should be aware of the following potential ramifications of the formula:
..   Transfers of your Account Value can be frequent, and under some scenarios may occur on a daily basis. As indicated, each such transfer may be subject to a Market Value Adjustment, which can be positive or negative. Thus, a Market Value Adjustment will directly increase or reduce your Account Value.
..   As indicated, some or even all, of your Account Value may be maintained in the MVA Fixed Allocations. The greater the Account Value held in MVA Fixed Allocations, the larger (in dollar terms) the Market Value Adjustment upon any transfer of such Account Value to the Sub-accounts.
..   Transfers under the formula do not impact your guarantees under GRO Plus that have already been locked-in.

 ELECTION OF THE BENEFIT
 We no longer permit new elections of GRO Plus. If you currently participate in GRO Plus, your existing guarantees are unaffected by the fact that we no longer offer GRO Plus. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS GRO PLUS AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

 TERMINATION OF THE BENEFIT/ENHANCED GUARANTEE
 You can elect to terminate the enhanced guarantee but maintain the protection provided by the base guarantee. You also can terminate the Guaranteed Return Option Plus benefit entirely, in which case you will lose any existing guarantees.

 Upon termination of the benefit or of the enhanced guarantee, any amounts held in the MVA Fixed Allocations related to the guarantee(s) being terminated will be transferred as follows: (a) if only a portion of your Account Value is in the MVA Fixed Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata, based on your Account Value in such Sub-accounts on the day of the transfer, unless we receive other prior instructions from you or
 (ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program (b) if your entire Account Value is in the MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Money Market Portfolio, unless we receive prior instructions from you. A Market Value Adjustment will apply.

 In general, you may cancel GRO Plus and then elect another living benefit that is available post issue, effective on any Valuation Day after your cancellation of GRO Plus. If you terminate GRO Plus, you will lose all guarantees under that benefit. Your election of another living benefit is subject to State and firm availability and our eligibility rules.

 The benefit will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the benefit, the Guaranteed Return Option Plus will no longer provide any guarantees. The surviving spouse may elect the benefit at any time, subject to the limitations described above, after the death of the Annuity Owner. The surviving spouse's election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.

 SPECIAL CONSIDERATIONS UNDER THE GUARANTEED RETURN OPTION PLUS
 This benefit is subject to certain rules and restrictions, including, but not limited to the following:
..   Upon inception of the benefit, 100% of your Account Value must have been allocated to the Sub-accounts. No MVA Fixed Allocations may be in effect as of the date that you elect to participate in the benefit. However, the formula may transfer Account Value to MVA Fixed Allocations as of the effective date of the benefit under some circumstances.
..   You cannot allocate any portion of Purchase Payments (including any Credits applied to such Purchase Payments under XT6) or transfer Account Value to or from a MVA Fixed Allocation while participating in the benefit; however, all or a portion of any Purchase Payments (including any Credits applied to such Purchase Payments under XT6) may be allocated by us to an MVA Fixed Allocations to support the amount guaranteed. You cannot participate in any dollar cost averaging benefit that transfers Account Value from a Fixed Allocation to a Sub-account.
..   Transfers from MVA Fixed Allocations made as a result of the formula under the benefit will be subject to the Market Value Adjustment formula under an Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established MVA Fixed Allocation.
..   Transfers from the Sub-accounts to MVA Fixed Allocations or from MVA Fixed
    Allocations to the Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under an Annuity.
..   Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will not be treated as "investment in the contract" for income tax purposes.
..   Low interest rates may require allocation to MVA Fixed Allocations even when the current Account Value exceeds the guarantee.
..   As the time remaining until the applicable maturity date gradually decreases the benefit will become increasingly sensitive to moves to MVA Fixed Allocations.
..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

 CHARGES UNDER THE BENEFIT
 We currently deduct a charge equal to 0.25% of the average daily net assets of the Sub-accounts for participation in the Guaranteed Return Option Plus benefit. The annual charge is deducted daily. The charge is deducted to compensate Prudential Annuities for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the benefit.

 If you elect the Enhanced Guarantee under the benefit, and on the date you elect to step-up, the charges under the benefit have changed for new purchases, your benefit may be subject to the new charge level. These charges will not exceed the maximum charges shown in the section of this prospectus entitled "Your Optional Benefit Fees and Charges"

 GUARANTEED RETURN OPTION (GRO)(R)
 GRO IS NO LONGER AVAILABLE FOR ELECTION.

 GRO is an optional benefit that, after a seven-year period following commencement of the benefit (we refer to the end of that period as the "maturity date") guarantees your Account Value will not be less than your Account Value on the effective date of your benefit (called the "Protected Principal Value").

 The benefit monitors your Account Value daily and, if necessary, systematically transfers amounts pursuant to a mathematical formula between the Sub-accounts you choose and the MVA Fixed Allocation used to support the Protected Principal Value. There is an additional charge if you elect the Guaranteed Return Option benefit.

 The guarantee provided by the benefit exists only on the applicable maturity date. However, due to the ongoing monitoring of your Account Value and the transfer of Account Value between the Sub-accounts and the MVA Fixed Allocation to support our future guarantee, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date.

 KEY FEATURE - PROTECTED PRINCIPAL VALUE
 Under the GRO benefit, Prudential Annuities guarantees that on the maturity date, your Account Value will be no less than the Protected Principal Value. On the maturity date if your Account Value is below the Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value. A subsequent Purchase Payment increases the amount of the Protected Principal Value by the amount of the Purchase Payment (plus any Credits), and withdrawals reduce the Protected Principal Value (as discussed below).

 We will notify you of any amounts added to your Annuity under the benefit. If our assumptions are correct and the operations relating to the administration of the benefit work properly, we do not expect that we will need to add additional amounts to an Annuity. The Protected Principal Value is generally referred to as the "Guaranteed Amount" in the rider we issue for this benefit.

 KEY FEATURE - ALLOCATION OF ACCOUNT VALUE
 GRO uses a mathematical formula that we operate to help manage your guarantees through all market cycles. The formula weighs a number of factors, including the current Account Value, the value in the Sub-accounts, the value in the MVA Fixed Allocations, the Protected Principal Value, the expected value of the MVA Fixed Allocations used to support the guarantee, the time remaining until maturity, and the current crediting rates associated with the MVA Fixed Allocations. In essence, and as detailed in the formula, the formula will transfer Account Value into the MVA Fixed Allocations if needed to support an anticipated guarantee. The formula is set forth in Appendix M. This required formula thus helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the MVA Fixed Allocations).

 Each Valuation Day, the formula determines if any portion of your Account Value needs to be transferred into or out of the MVA Fixed Allocations, through reference to a "reallocation trigger". At any given time, some, none, or all of your Account Value may be allocated to the MVA Fixed Allocations. If your entire Account Value is transferred to the MVA Fixed Allocations, the formula will not transfer amounts out of the MVA Fixed Allocations to the Sub-accounts and the entire Account Value would remain in the MVA Fixed Allocations. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money in or out of the MVA Fixed Allocations. Once the Purchase Payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the MVA Fixed Allocations, if dictated by the formula. The amount of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

 The amount that is transferred to and from the MVA Fixed Allocations pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value (including any Market Value
    Adjustment) and your Protected Principal Value(s);
..   The amount of time until the maturity of your guarantee(s);
..   The amount invested in, and the performance of, the Sub-accounts;
..   The amount invested in, and interest earned within, the MVA Fixed
    Allocations;
..   The current crediting rates associated with MVA Fixed Allocations;
..   Additional Purchase Payments, if any, that you make to the Annuity; and
..   Withdrawals, if any, taken from the Annuity.

 Any amounts invested in the MVA Fixed Allocations will affect your ability to participate in a subsequent recovery within the Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

 While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value to or from the MVA Fixed Allocation.

 You may not allocate purchase payments to or transfer Account Value to or from the MVA Fixed Allocations.

 You should be aware of the following potential ramifications of the formula:
..   A market value adjustment will apply when allocate account value from the
    MVA Fixed Allocation to the Sub-Accounts. Transfers of your Account Value can be frequent, and under some scenarios may occur on a daily basis. As indicated, each such transfer may be subject to a Market Value Adjustment, which can be positive or negative. Thus, a Market Value Adjustment will directly increase or reduce your Account Value.
..   As indicated, some or even all, of your Account Value may be maintained in the MVA Fixed Allocations. The greater the Account Value held in MVA Fixed Allocations, the larger (in dollar terms) the Market Value Adjustment upon any transfer of such Account Value to the Sub-accounts.

..   If your Account Value is less than the reallocation trigger, a portion of your Account Value in the Sub-accounts will be transferred from your Sub-accounts pro-rata according to your allocations to a new MVA Fixed Allocation to support the guaranteed amount. The new MVA Fixed Allocation will have a Guarantee Period equal to the time remaining until the applicable maturity date. The Account Value allocated to the new MVA Fixed Allocation will be credited with the fixed interest rate then being credited to a new MVA Fixed Allocation maturing on the applicable maturity date (rounded to the next highest yearly duration). The Account Value will remain invested in the MVA Fixed Allocation until the maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the Sub-accounts while maintaining the guaranteed protection under the benefit (as described above).
..   If your Account Value is greater than or equal to the reallocation trigger, and Account Value must be transferred from the MVA Fixed Allocations to the Sub-accounts, then those amounts will be transferred from the MVA Fixed Allocations and re-allocated to the Sub-accounts according to any asset allocation programs (including an Automatic Rebalancing program)
    established on your Annuity or in the absence of such programs, pro-rata, based on the Account Values in such Sub-accounts at that time. A market value adjustment will apply upon a transfer out of the MVA Fixed Allocations, which may result in an increase or decrease in your Account Value.
..   If under the mathematical formula, Account Value must be transferred to the
    Sub-accounts, then those amounts will be transferred from the MVA Fixed Allocation and re-allocated to the Sub-accounts according to any asset allocation programs (including an Automatic Rebalancing program)
    established on your Annuity or in the absence of such programs, pro-rata, based on the Account Values in such Sub-accounts at that time;
..   Transfers under the formula do not impact your guarantees under GRO that have already been locked-in.

 Withdrawals from your Annuity, while the benefit is in effect, will reduce the Protected Principal Value proportionally. The proportion will be equal to the proportionate reduction in the Account Value due to the withdrawal as of that date. Withdrawals will be taken pro rata from the Sub-accounts and any MVA Fixed Allocations. Systematic Withdrawals will be taken pro-rata from the Sub-accounts and the MVA Fixed Allocations up to growth in the MVA Fixed Allocations and thereafter pro-rata solely from the Sub-accounts. The growth in the MVA Fixed Allocations at any point in time consists of the remaining earnings since the program of systematic withdrawal began. Withdrawals will be subject to all other provisions of your Annuity, including any Contingent Deferred Sales Charge and Market Value Adjustment that would apply.

 ELECTION OF THE BENEFIT
 We no longer permit new elections of GRO. If you currently participate in GRO, your existing guarantees are unaffected by the fact that we no longer offer GRO. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS GRO AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

 RESTART OF THE BENEFIT
 Once each Annuity Year you may request to restart the Benefit. Such a request is an election by you to terminate the existing Benefit (and all guarantees under the benefit) and start a new one. Restarts only take effect on anniversaries of the Issue Date. To make such a request for a restart, you must notify us in advance in accordance with our administrative requirements. If we accept your request, we then terminate the existing Benefit as of that valuation period, if it is an anniversary of the Issue Date, or, if not, as of the next following anniversary of the Issue Date. The new Benefit starts at that time. The initial Protected Principal Value for the new Benefit is the Account Value as of the effective date of the new Benefit. Unless you tell us otherwise, the duration of the new Benefit will be the same as that for the existing Benefit. However, if we do not then make that duration available, you must elect from those we make available at that time. For those who elect to restart the benefit, the charge will be assessed according to the current methodology prior to re-starting the benefit - see "Charges under the Benefit," below.

 As part of terminating the existing Benefit, we transfer any amounts in MVA Fixed Allocations, subject to a Market Value Adjustment, to the Sub-accounts on a pro-rata basis. If your entire Account Value was then in MVA Fixed Allocations, you must first provide us instructions as to how to allocate the transferred Account Value among the Sub-accounts.

 TERMINATION OF THE BENEFIT
 The Annuity Owner also can terminate the Guaranteed Return Option benefit. Upon termination, any amounts held in the MVA Fixed Allocations will be transferred as follows: (a) if only a portion of your Account Value is in the MVA Fixed Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata based on the Account Values in such Sub-accounts on the day of the transfer, unless we receive at our office other prior instructions from you or (ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program (b) if your entire Account Value is in MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Money Market Portfolio, unless we receive at our Office prior instructions from you. A Market Value Adjustment will apply.

 In general, you may cancel GRO and then elect another living benefit available post issue, effective on any Valuation Day after your cancellation of GRO. If you terminate GRO, you will lose all guarantees under that benefit. Your election of another living benefit is subject to State and firm availability and our eligibility rules.

 The benefit will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of your Annuity. If you elect to terminate the benefit, the Guaranteed Return Option will no longer provide any guarantees. If the surviving spouse assumes your Annuity, he/she may re-elect the benefit on any anniversary of the Issue Date of the Annuity or, if the deceased Owner had not previously elected the benefit, may elect the benefit at any time. The surviving spouse's election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.

 The charge for the Guaranteed Return Option benefit will no longer be deducted from your Account Value after the benefit has been terminated, although for those Annuities for which the GRO charge is deducted annually rather than daily (see Charges Under the Benefit below), we will deduct the final annual charge upon termination of the benefit.

 SPECIAL CONSIDERATIONS UNDER THE GUARANTEED RETURN OPTION. This benefit is subject to certain rules and restrictions, including, but not limited to the following:
..   Upon inception of the benefit, 100% of your Account Value must have been allocated to the Sub-accounts. The MVA Fixed Allocation must not have been in effect as of the date that you elected to participate in the benefit. However, the formula may transfer Account Value to the MVA Fixed Allocation as of the effective date of the benefit under some circumstances.
..   Annuity Owners cannot allocate any portion of purchase payments (including any Credits applied to such purchase payments under XT6) or transfer
    Account Value to or from the MVA Fixed Allocation while participating in the benefit; however, all or a portion of any purchase payments (including any Credits applied to such purchase payments under XT6) may be allocated by us to the MVA Fixed Allocation to support the amount guaranteed. You cannot participate in any dollar cost averaging benefit that transfers Account Value from a MVA Fixed Allocation to a Sub-account.
..   Transfers from the MVA Fixed Allocation made as a result of the formula under the benefit will be subject to the Market Value Adjustment formula under an Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established MVA Fixed Allocation.
..   Transfers from the Sub-accounts to the MVA Fixed Allocation or from the MVA
    Fixed Allocation to the Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under an Annuity.
..   Any amounts applied to your Account Value by Prudential Annuities on the maturity date will not be treated as "investment in the contract" for income tax purposes.
..   Any amounts that we add to your Annuity to support our guarantee under the benefit will be applied to the Sub-accounts pro rata, after first transferring any amounts held in the MVA Fixed Allocations as follows:
    (a) if only a portion of your Account Value is in the MVA Fixed
    Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata based on the Account Values in such Sub-accounts on the day of the transfer, unless we receive at our office other prior instructions from you or (ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program and (b) if your entire Account Value is in the MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Money Market Portfolio, unless we receive at our Office prior instructions from you.
..   Low interest rates may require allocation to the MVA Fixed Allocation even when the current Account Value exceeds the guarantee.
..   As the time remaining until the applicable maturity date gradually decreases the benefit will become increasingly sensitive to moves to the
    MVA Fixed Allocation.
..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

 CHARGES UNDER THE BENEFIT
 We deduct a charge equal to 0.25% of the average daily net assets of the Sub-accounts for participation in the Guaranteed Return Option benefit. The annual charge is deducted daily. The charge is deducted to compensate Prudential Annuities for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the benefit.

 With respect to XT6, effective November 18, 2002, Prudential Annuities changed the manner in which the annual charge for the Guaranteed Return Option is deducted to the method described above. The annual charge for the Guaranteed Return Option for Owners who elected the benefit between February 4, 2002 and November 15, 2002 for XT6 and subsequent to November 15, 2002 in those states where the daily deduction of the charge has not been approved, is deducted annually, in arrears, according to the prospectus in effect as of the date the benefit was elected.

 Owners who purchased an ASL II Annuity between February 4, 2002 and
 November 15, 2002 (the "Promotional Period") will not be charged the 0.25% annual fee for the Guaranteed Return Option benefit (or the fee for GRO Plus, if that benefit was elected and the Annuity was acquired during the Promotional Period) if elected at any time while their Annuity is in effect.
..   Prudential Annuities will not charge the 0.25% annual fee for the entire period that the benefit remains in effect, including any extension of the benefit's maturity date resulting from the Owner's election to restart the 7-year benefit duration, regardless of when the Owner elects to participate in the Guaranteed Return Option benefit (or GRO Plus if that benefit was elected and the Annuity was acquired during the Promotional Period).
..   Owners who complete the initial 7-year benefit duration OR terminate the benefit before the benefit's maturity date, will not be charged the 0.25% annual fee for participating in the benefit if they re-elect the Guaranteed Return Option benefit (or the fee for GRO Plus if that benefit was elected and the Annuity was acquired during the Promotional Period).
..   All other terms and conditions of your Annuity and the Guaranteed Return
    Option benefit (or GRO Plus) apply to Owners who qualify for the waiver of the 0.25% annual fee.
..   Owners who purchase an Annuity after the completion of the Promotional
    Period do not qualify for the 0.25% annual fee waiver.

 GUARANTEED RETURN OPTION PLUS 2008 (GRO PLUS 2008)
 GRO Plus 2008 generally is no longer available for new elections, except in certain states/jurisdictions.

 Under GRO Plus 2008, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent Purchase Payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the "base guarantee." In addition to the base guarantee, GRO Plus 2008 offers the possibility of an enhanced guarantee. You may lock in an enhanced guarantee once per "benefit year" (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on the Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from "manually" locking-in an enhanced guarantee during the ensuing benefit year. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your current allocation instructions. Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. Please note that whenever an enhanced guarantee is created, we reserve the right to increase your charge for GRO Plus 2008 if we have increased the charge for new elections of the benefit generally. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see "How and When Do I Choose The Annuity Payment Option?" for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.

 In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the "Current AST bond portfolio Sub-account" described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the Current AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire Account Value is invested in an AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

 We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (and associated credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2009 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2010 would increase the base guarantee amount to $130,000. As illustrated in the examples below, additional Purchase Payments also increase an amount we refer to as the "dollar-for-dollar corridor."

 The dollar-for-dollar corridor is equal to 5% of the base guarantee amount (i.e., 5% of the Account Value at benefit election). Thereafter, the dollar-for-dollar corridor is adjusted only for subsequent Purchase Payments (i.e., 5% of the Purchase Payment is added to the corridor amount) and "excess withdrawals" (as described below). Thus, the creation of any enhanced guarantee has no impact on the dollar-for-dollar corridor. Each "benefit year", withdrawals that you make that are equal to or less than the dollar-for- dollar corridor reduce both the amount of the dollar-for-dollar corridor for that benefit year plus the base guarantee amount and the amount of any enhanced guarantee by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each guarantee amount. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the "excess withdrawal")
 (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount and the dollar for dollar corridor itself. See examples of this calculation below.

 Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each guarantee amount and the dollar-for-dollar corridor in the manner indicated above.

 EXAMPLES
 The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus/SM/ 2008 benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus 2008 or other fees and charges.

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity
 Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:
..   The base guarantee amount is reduced by the amount withdrawn (i.e., by
    $10,000, from $250,000 to $240,000).
..   The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:
..   the base guarantee amount is first reduced by the Remaining Limit (from
    $240,000 to $237,500);
..   The result is then further reduced by the ratio of A to B, where:

    -- A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or
       $7,500).
    -- B is the Account Value less the Remaining Limit ($180,000 - $2,500, or
       $177,500).

 The resulting base guarantee amount is: $237,500 X (1 - $7,500 / $177,500), or $227,464.79.

..   The Remaining Limit is set to zero (0) for the balance of the first Annuity
    Year. The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 X (1 - $7,500
    / $177,500), or $11,971.83.

 KEY FEATURE - ALLOCATION OF ACCOUNT VALUE
 GRO Plus 2008 uses a mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect GRO Plus 2008 and for existing Annuities that elect the benefit in the future. This required formula helps us manage our financial exposure under GRO Plus 2008, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to these bond portfolios collectively as the "AST bond portfolios." The formula also contemplates the transfer of assets from an AST bond portfolio to the other Sub-accounts in certain other scenarios. The formula itself is the same as that used for our Highest Daily GRO benefit, and is set forth in Appendix H to this prospectus. A summary description of each AST Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies Of The Portfolios". You can find a copy of the AST Bond Portfolio prospectus by going to www.prudentialannuities.com.

 Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2015, an AST bond portfolio whose underlying investments generally mature in 2016, and so forth. We will introduce new AST bond portfolios in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefit). If you have elected GRO Plus 2008, you may invest in an AST bond portfolio only by operation of the formula, and thus you may not allocate Purchase Payments to such a Portfolio. Please see this prospectus and the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

 Although we employ several AST bond portfolios for purposes of the benefit, the formula described in the next paragraph operates so that your Account
 Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST Bond Portfolio Sub-account be made, or alternatively may mandate a transfer into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if such a transfer is dictated by the formula. As indicated, the AST bond portfolios are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the Transfer AST Bond Portfolio Sub-account may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees.

 In general, the formula works as follows (please see Appendix H). On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee amount that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing the rate determined by that index by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the Current AST bond portfolio Sub-account and to your Account Value held within the other Sub-accounts. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount held within your other Sub-accounts, exceeds an upper target value (currently, 0.85), then the formula will make a transfer into the Transfer AST bond portfolio Sub-account, in the amount dictated by the formula. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 0.79), then the formula will transfer Account Value within the Current AST bond portfolio Sub-account into the other Sub-accounts (other than the Transfer AST bond portfolio Sub-account), in the amount dictated by the formula.

 As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts (the "Bond Portfolios"). Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Bond Portfolios. If your entire Account Value is transferred to the Bond Portfolios, then based on the way the formula operates, the formula will not transfer amounts out of the Bond Portfolios to the Sub-accounts and the entire Account Value would remain in the Bond Portfolios. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money in or out of the Bond Portfolios. Once the Purchase Payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Bond Portfolios, if dictated by the formula. The amounts of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

 The amount that is transferred to and from the Bond Portfolios pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your Guarantee Amount(s);
..   The amount of time until the maturity of your Guarantee(s);
..   The amount invested in, and the performance of, the Permitted Sub-accounts;
..   The amount invested in, and the performance of, the Bond Portfolios;
..   The discount rate used to determine the present value of your Guarantee(s);
..   Additional Purchase Payments, if any, that you make to the Annuity; and
..   Withdrawals, if any, taken from the Annuity.

 Any amounts invested in the Bond Portfolios will affect your ability to participate in a subsequent recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

 The Bond Portfolios are available only with these benefits, and you may not allocate purchase payments and transfer Account Value to or from the Bond Portfolios.

 Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

 ELECTION/CANCELLATION OF THE BENEFIT
 GRO Plus 2008 generally is no longer available for new elections, except in certain states/jurisdictions. If you currently participate in GRO Plus 2008, your existing guarantees are unaffected by the fact that we generally no longer offer GRO Plus 2008.

 You may cancel the GRO Plus 2008 benefit at any time. You also may cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation of GRO Plus 2008, we will transfer any Account Value that is held in an AST bond portfolio Sub-account to the other Sub-accounts, according to your current allocation instructions. GRO Plus 2008 will terminate automatically upon:
 (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus 2008 will no longer provide any guarantees. The charge for the GRO Plus 2008 benefit will no longer be deducted from your Account Value upon termination of the benefit.

 If you wish, you may cancel the GRO Plus 2008 benefit. You may then elect any other currently available living benefit on any Valuation Day after you have cancelled the GRO Plus 2008 benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon cancellation of the GRO Plus 2008 benefit, any Account Value allocated to the AST Bond Portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata. Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio and the Permitted Sub-accounts according to the formula. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefit selected, the AST Investment Grade Bond Portfolio under the newly-elected benefit. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE GRO PLUS 2008 BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER ANY NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL. ONCE THE GRO PLUS 2008 BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE GRO PLUS 2008 BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS.

 SPECIAL CONSIDERATIONS UNDER GRO PLUS 2008
 This benefit is subject to certain rules and restrictions, including, but not limited to the following:
..   Upon inception of the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts. The permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.
..   You cannot participate in any dollar cost averaging benefit that transfers
    Account Value from a fixed interest rate option to a Sub-account.
..   Transfers between an AST bond portfolio Sub-account and your other
    Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.
..   Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.
..   As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.
..   If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and
    (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

 CHARGES UNDER THE BENEFIT
 We deduct a charge equal to 0.60% (0.35%, for elections prior to May 1, 2009) of the average daily net assets of the Sub-accounts for participation in the GRO Plus 2008 benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of the prospectus entitled "Summary of Contract Fees and Charges."

 OPTIONAL 90% CAP FEATURE UNDER GRO PLUS 2008
 If you currently own an Annuity and have elected the GRO Plus 2008 benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the

 "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new mathematical formula appears in Appendix H in this prospectus, and is described below. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% Cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

 Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

 Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account ("90% cap rule"). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

 If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap rule is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

 For example,
..   March 19, 2010 - a transfer is made that results in the 90% cap rule being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.
..   As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).
..   Once there is a transfer out of the Transfer AST bond portfolio Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

 If at the time you elect the 90% cap rule, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following "hierarchy" (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or
 (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

 It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

 Once the transfer restriction of the 90% cap rule is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

 IMPORTANT CONSIDERATIONS WHEN ELECTING THIS FEATURE:
..   At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
..   Please be aware that because of the way the 90% cap rule mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.
..   Your election of the 90% cap rule will not result in your losing the guarantees you had accumulated under your existing GRO Plus 2008 benefit.

 GUARANTEED RETURN OPTION PLUS II (GRO PLUS II)
 You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel GRO Plus II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. GRO Plus II is not available if you participate in any other optional living benefit. However, GRO Plus II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under "Key Feature - Allocation of Account Value", your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

 Under GRO Plus II, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the "base guarantee." In addition to the base guarantee, GRO Plus II offers the possibility of an enhanced guarantee. You may "manually" lock in an enhanced guarantee once per "benefit year" (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on that Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. If you elect to manually lock-in an enhanced guarantee on an anniversary of the effective date of the benefit, that lock-in will not count toward the one elective manual lock-in you may make each benefit year. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if your Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from "manually" locking-in an enhanced guarantee during the ensuing benefit year. Conversely, the fact that you "manually" locked in an enhanced guarantee does not preclude the possibility of an automatic enhanced guarantee on the subsequent benefit anniversary. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your most recent allocation instructions (see below "Key Feature - Allocation of Account Value"). Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see "How and When Do I Choose The Annuity Payment Option?" for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.

 In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocation instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program. The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

 We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (including any associated purchase Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2010 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2011 would increase the base guarantee amount to $130,000.

 If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

 If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

 Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

 EXAMPLE
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

 Assume the following:
..   The Issue Date is December 1, 2010
..   The benefit is elected on December 1, 2010
..   The Account Value on December 1, 2010 is $200,000, which results in a base guarantee of $200,000
..   An enhanced guarantee amount of $300,000 is locked in on December 1, 2011
..   The Account Value immediately prior to the withdrawal is equal to $300,000
..   For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

 If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION (FIGURES ARE ROUNDED):

     Withdrawal Amount                                           $ 50,000
     Divided by Account Value before withdrawal                  $300,000
     Equals ratio                                                   16.67%
     All guarantees will be reduced by the above ratio (16.67%)
     Base guarantee amount                                       $166,667
     Enhanced guarantee amount                                   $250,000

 KEY FEATURE - ALLOCATION OF ACCOUNT VALUE
 We limit the Sub-accounts to which you may allocate Account Value if you elect GRO Plus II. For purposes of this benefit, we refer to those permitted investment options (other than the required bond portfolio Sub-accounts discussed below) as the "Permitted Sub-accounts."

 GRO Plus II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your Rider schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect GRO Plus II and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under GRO Plus II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts in certain other scenarios. The formula is set forth in Appendix O of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the section entitled "What Are The Investment Objectives and Policies Of The Portfolios?". You can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

 For purposes of operating the GRO Plus II formula, we have included within this Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-Account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefits). If you have elected GRO Plus II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the predetermined mathematical formula, and thus you may not allocate purchase payments to or make transfers to or from such a Sub-account. Please see the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

 Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. As indicated, the AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the AST Bond Portfolio Sub-account associated with the "current liability" may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees.

 In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value within the AST bond portfolio Sub-account into the Permitted Sub-accounts in the amount dictated by the formula.

 The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have elected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

 For example,
..   March 19, 2010 - a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.
..   On March 20, 2010 (and at least until first a transfer is made out of the
    AST bond portfolio Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).
..   Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

 As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

 The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon a number of factors unique to your
 Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your guarantee amount(s);
..   The amount of time until the maturity of your guarantee(s);
..   The amount invested in, and the performance of, the Permitted Sub-accounts;
..   The amount invested in, and the performance of, the AST bond portfolio
    Sub-accounts;
..   The discount rate used to determine the present value of your guarantee(s);
..   Additional purchase payments, if any, that you make to the Annuity; and
..   Withdrawals, if any, taken from the Annuity.

 Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with these benefits, and you may not allocate purchase payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

 Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

 ELECTION/CANCELLATION OF THE BENEFIT
 GRO Plus II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. You may elect GRO Plus II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect GRO Plus II. However you will lose all guarantees that you had accumulated under those benefits. The base guarantee under GRO Plus II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

 GRO Plus II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or
 (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus II will no longer provide any guarantees. The charge for the GRO Plus II benefit will no longer be deducted from your Account Value upon termination of the benefit.

 If you wish, you may cancel the GRO Plus II benefit. You may also cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation, you may elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the GRO Plus II benefit, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. Upon cancellation of the GRO Plus II benefit, any Account Value allocated to the AST bond portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata (i.e., in direct proportion to your current allocations). Upon your re-election of GRO Plus II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the Permitted Sub-accounts according to the predetermined mathematical formula (see "Key Feature - Allocation of Account Value" above for more details). It is possible that over time the formula could transfer some, none, or most of the Account Value to the AST bond portfolio Sub-accounts under GRO Plus II. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE GRO PLUS II BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER ANY NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE AT BENEFIT EFFECTIVENESS. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL. ONCE THE GRO PLUS II BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE GRO PLUS II BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS.

 SPECIAL CONSIDERATIONS UNDER GRO PLUS II
 This benefit is subject to certain rules and restrictions, including, but not limited to the following:
..   Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Options section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.
..   Transfers to and from your elected Sub-accounts and an AST bond portfolio
    Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.
..   Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.
..   As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
..   We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.
..   If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and
    (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

 CHARGES UNDER THE BENEFIT
 We deduct an annualized charge equal to 0.60% of the average daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the GRO Plus II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and
 (b) administration of the benefit.

 HIGHEST DAILY GUARANTEED RETURN OPTION (HD GRO)
 We no longer permit new elections of Highest Daily GRO, except in certain states/jurisdictions.

 Highest Daily GRO creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the "maturity date" for that guarantee. Highest Daily GRO will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

 The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

 The initial guarantee is created on the day that the Highest Daily GRO benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a "benefit anniversary") will not be less than your Account Value on the day that the Highest Daily GRO benefit was added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which Highest Daily GRO was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2009, we would create a guarantee on January 1, 2012 based on the highest Account Value achieved between January 1, 2009 and January 1, 2012, and that guarantee would mature on January 1, 2022. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

 In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the "Current AST bond portfolio Sub-account" described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire account value is invested in the AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

 We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (and associated Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2009, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2019, and a second guaranteed amount that was set at $120,000 maturing January 1, 2020, then a $30,000 Purchase Payment made on March 30, 2010 would increase the guaranteed amounts to $130,000 and $150,000, respectively. As illustrated in the examples below, additional Purchase Payments also increase an amount we refer to as the "dollar-for-dollar corridor."

 We reflect the effect of withdrawals by reference to an amount called the "dollar-for-dollar corridor." The dollar-for-dollar corridor is set initially to equal 5% of the initial guaranteed amount (i.e., 5% of the Account Value at benefit election). Each "benefit year" (i.e., a year that begins on the date of election of Highest Daily GRO and each anniversary thereafter), withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce (i) the amount of the dollar-for-dollar corridor for that benefit year
 (ii) the amount of each outstanding guarantee amount, and (iii) the highest daily Account Value that we calculate to establish a guarantee, by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each outstanding guaranteed amount, as well as the highest daily Account Value that we calculate to establish a guarantee. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the "excess withdrawal") (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal
 (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount, the highest daily Account Value that we calculate to establish a guarantee, and the dollar for dollar corridor itself. See examples of this calculation below.

 Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each applicable guaranteed amount and the dollar-for-dollar corridor in the manner indicated above.

 EXAMPLES
 The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the Highest Daily GRO benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for Highest Daily GRO or other fees and charges.

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity
 Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:
..   The initial guarantee amount is reduced by the amount withdrawn (i.e., by
    $10,000, from $250,000 to $240,000).
..   The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:
..   the initial guarantee amount is first reduced by the Remaining Limit (from
    $240,000 to $237,500);

..   The result is then further reduced by the ratio of A to B, where:

    -- A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or
       $7,500).
    -- B is the Account Value less the Remaining Limit ($180,000 - $2,500, or
       $177,500).

 The resulting initial guarantee amount is: $237,500 X (1 - $7,500 / $177,500), or $227,464.79.

..   The Remaining Limit is set to zero (0) for the balance of the first Annuity
    Year.

 The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 X (1 - $7,500 / $177,500), or $11,971.83.

 KEY FEATURE - ALLOCATION OF ACCOUNT VALUE
 Highest Daily GRO uses a mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your schedule supplement, the formula may not be altered. However, subject to any regulatory approval, we do reserve the right to amend the formula for newly-issued annuity contracts that elect Highest Daily GRO and for existing contracts that elect the benefit post-issue. This required formula helps us manage our financial exposure under Highest Daily GRO, by moving assets out of certain Sub-accounts in certain scenarios if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one of a specified group of bond portfolios within Advanced Series Trust) (collectively, the "AST Bond Portfolios"). The formula, which appears in Appendix H, also contemplates the transfer of assets from the AST Bond Portfolios to the Permitted Sub-accounts in other scenarios.

 For purposes of operating the Highest Daily GRO formula, we have included as investment options within this Annuity several AST bond portfolios. Each AST bond portfolio is unique, in that its underlying investments generally mature at the same time as each outstanding maturity date that exists under the benefit. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2018 (corresponding to all guarantees that mature in 2018), an AST Bond Portfolio whose underlying investments generally mature in 2019 (corresponding to all guarantees that mature in 2019), and so forth. We will introduce new AST bond portfolios in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected Highest Daily GRO, you may invest in an AST bond portfolio only by operation of the formula, and thus you may not allocate Purchase Payments to, or transfer Account Value to or from, such a Portfolio. Please see this prospectus and the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit. A summary description of each AST Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies Of The Portfolios?". You can find a copy of the AST Bond Portfolio prospectus by going to www.prudentialannuities.com

 Although we employ several AST bond portfolios for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

 In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the Current AST bond portfolio Sub-account and to your Account Value held within the other Sub-accounts. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount held within your other Sub-accounts, exceeds an upper target value (currently, 0.85), then the formula will make a transfer into the Transfer AST bond portfolio Sub-account, in the amount dictated by the formula. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 0.79), then the formula will transfer Account Value within the Current AST bond portfolio Sub-account into the other Sub-accounts (other than the Transfer AST bond portfolio Sub-account), in the amount dictated by the formula.

 As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolios. Therefore, at any given time, some, none, or all of your Account Value may be allocated to the

 AST bond portfolios. If your entire Account Value is transferred to the AST bond portfolios, then based on the way the formula operates, the formula will not transfer amounts out of the AST bond portfolios to the Sub-accounts and the entire Account Value would remain in the AST bond portfolios. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money in or out of the AST bond portfolios. Once the Purchase Payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST bond portfolios, if dictated by the formula.

 The amount that is transferred to and from the AST bond portfolios pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your Guarantee Amount(s);
..   The amount of time until the maturity of your Guarantee(s);
..   The amount invested in, and the performance of, the Permitted Sub-accounts;
..   The amount invested in, and the performance of, the AST bond portfolios;
..   The discount rate used to determine the present value of your Guarantee(s);
..   Additional Purchase Payments, if any, that you make to the Annuity; and
..   Withdrawals, if any, taken from the Annuity.

 Any amounts invested in the AST bond portfolios will affect your ability to participate in a subsequent recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

 The AST bond portfolios are available only with these benefits, and you may not allocate Purchase Payments and transfer Account Value to or from the AST bond portfolios.

 Transfers do not impact any guarantees that have already been locked-in.

 ELECTION/CANCELLATION OF THE BENEFIT
 We no longer permit new elections of Highest Daily GRO, except in certain states/jurisdictions,. If you currently participate in Highest Daily GRO, your existing guarantees are unaffected by the fact that we generally no longer offer Highest Daily GRO.

 If you wish, you may cancel the Highest Daily GRO benefit. You may then elect any other currently available living benefit, which is available to be added post issue on any Valuation Day after you have cancelled the Highest Daily GRO benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon cancellation of the Highest Daily GRO benefit, any Account Value allocated to the AST Bond Portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, and the Permitted Sub-accounts according to a pre-determined mathematical formula used with that benefit. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, under the newly-elected benefit. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE HIGHEST DAILY GRO BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER YOUR NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL. ONCE THE HIGHEST DAILY GRO BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE HIGHEST DAILY GRO BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS.

 Highest Daily GRO will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or
 (d) upon full surrender of the Annuity. If you elect to terminate the benefit, Highest Daily GRO will no longer provide any guarantees. The charge for the Highest Daily GRO benefit will no longer be deducted from your Account Value upon termination of the benefit.

 SPECIAL CONSIDERATIONS UNDER HIGHEST DAILY GRO
 This benefit is subject to certain rules and restrictions, including, but not limited to the following:
..   Upon inception of the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.
..   You cannot participate in any dollar cost averaging benefit that transfers
    Account Value from a fixed interest rate option to a Sub-account.
..   Transfers from the other Sub-accounts to an AST bond portfolio Sub-account or from an AST bond portfolio Sub-account to the other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.

..   Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.
..   As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.
..   If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and
    (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day.

 CHARGES UNDER THE BENEFIT
 We deduct an annual charge equal to 0. 60% (0.35% for elections prior to May 1, 2009) of the average daily net assets of the Sub-accounts (including each AST bond portfolio Sub-account) for participation in the Highest Daily GRO benefit. The charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of this prospectus entitled "Summary of Contract Fees and Charges."

 OPTIONAL 90% CAP FEATURE FOR HIGHEST DAILY GRO
 If you currently own an Annuity and have elected the Highest Daily GRO benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new mathematical formula is set forth in Appendix H of this prospectus, and is described below. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% Cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

 Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

 Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account ("90% cap rule"). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

 If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap rule is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

 For example,
..   March 19, 2010 - a transfer is made that results in the 90% cap rule being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.
..   As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).
..   Once there is a transfer out of the Transfer AST bond portfolio Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

 If at the time you elect the 90% cap rule, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following "hierarchy" (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or
 (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

 It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

 Once the transfer restriction of the 90% cap rule is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

 IMPORTANT CONSIDERATIONS WHEN ELECTING THIS FEATURE:
..   At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
..   Please be aware that because of the way the 90% cap rule mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

 Your election of the 90% cap rule will not result in your losing the guarantees you had accumulated under your existing Highest Daily GRO benefit.

 HIGHEST DAILY GUARANTEED RETURN OPTION II (HD GRO II)
 You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel HD GRO II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and that you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. HD GRO II is not available if you participate in any other living benefit. However, HD GRO II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under "Key Feature - Allocation of Account Value", your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

 HD GRO II creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the "maturity date" for that guarantee. HD GRO II will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

 The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

 The initial guarantee is created on the day that the HD GRO II benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a "benefit anniversary") will not be less than your Account Value on the day that the HD GRO II benefit was added or re-added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which HD GRO II was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2010, we would create a guarantee on January 1, 2014 based on the highest Account Value achieved between January 1, 2010 and January 1, 2014, and that guarantee would mature on January 1, 2024. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

 If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program.

 We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (including any associated purchase Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2010, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2020, and a second guaranteed amount that was set at $120,000 maturing
 January 1, 2021, then a $30,000 Purchase Payment made on March 30, 2011 would increase the guaranteed amounts to $130,000 and $150,000, respectively.

 If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

 If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

 Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

 EXAMPLE
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

 Assume the following:
..   The Issue Date is December 1, 2010
..   The benefit is elected on December 1, 2010
..   The Account Value on December 1, 2010 is $200,000, which results in an initial guarantee of $200,000
..   An additional guarantee amount of $300,000 is locked in on December 1, 2011

..   The Account Value immediately prior to the withdrawal is equal to $300,000
..   For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

 If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION (FIGURES ARE ROUNDED):

     Withdrawal Amount                                           $ 50,000
     Divided by Account Value before withdrawal                  $300,000
     Equals ratio                                                   16.67%
     All guarantees will be reduced by the above ratio (16.67%)
     Initial guarantee amount                                    $166,667
     Additional guarantee amount                                 $250,000

 KEY FEATURE - ALLOCATION OF ACCOUNT VALUE
 We limit the Sub-accounts to which you may allocate Account Value if you elect HD GRO II. For purposes of this benefit, we refer to those permitted investment options (other than the AST bond portfolio used with this benefit) as the "Permitted Sub-accounts".

 HD GRO II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your Rider schedule supplement, the formula may not be altered once you elect the benefit. However, subject to any regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect HD GRO II and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under HD GRO II, by moving assets out of certain Sub-accounts in certain scenarios if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one of a specified group of bond portfolios within Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from the AST bond portfolio Sub-accounts to the Permitted Sub-accounts in other scenarios. The formula is set forth in Appendix O of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the Prospectus section entitled "What Are The Investment Objectives and Policies Of The Portfolios?". You can find a copy of the AST bond portfolios' prospectus by going to www.prudentialannuities.com.

 For purposes of operating the HD GRO II formula, we have included within this Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at the same time as each outstanding maturity date that exists under the benefit. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020 (corresponding to all guarantees that mature in 2020), an AST bond portfolio whose underlying investments generally mature in 2021 (corresponding to all guarantees that mature in 2021), and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-Account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected Highest Daily GRO II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the predetermined mathematical formula, and thus you may not allocate purchase payments to, or transfer Account Value to or from, such a Portfolio. Please see the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

 Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. As indicated, the AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.

 In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within your Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value within the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

 The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

 For example,
..   March 19, 2010 - a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.
..   On March 20, 2010 (and at least until first a transfer is made out of the
    AST bond portfolio Sub-account under the formula), the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).
..   Once there is a formula-initiated transfer out of the AST bond portfolio
    Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

 As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

 The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon a number of factors unique to your
 Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your guarantee amount(s);
..   The amount of time until the maturity of your guarantee(s);
..   The amount invested in, and the performance of, the Permitted Sub-accounts;
..   The amount invested in, and the performance of, the AST bond portfolio
    Sub-accounts;
..   The discount rate used to determine the present value of your guarantee(s);
..   Additional purchase payments, if any, that you make to the Annuity; and
..   Withdrawals, if any, taken from the Annuity.

 Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

 The AST bond portfolio Sub-accounts are available only with these benefits, and you may not allocate purchase payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

 Transfers do not impact any guarantees that have already been locked-in.

 ELECTION/CANCELLATION OF THE BENEFIT
 HD GRO II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and you otherwise meet our eligibility requirements. You may elect HD GRO II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New
 York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect HD GRO II. However you will lose all guarantees that you had accumulated under the previous benefit. The initial guarantee under HD GRO II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

 HD GRO II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or
 (d) upon full surrender of the Annuity. If you elect to terminate the benefit, HD GRO II will no longer provide any guarantees. The charge for the HD GRO II benefit will no longer be deducted from your Account Value upon termination of the benefit.

 If you wish, you may cancel the HD GRO II benefit. You may then elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the HD GRO II benefit, provided that your Account Value is allocated in the manner permitted with the benefit and you otherwise meet our eligibility requirements. Upon cancellation of the HD GRO II benefit, any Account Value allocated to the AST bond portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata (i.e., in direct proportion to your current allocations). Upon your re-election of HD GRO II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the other Sub-accounts according to the predetermined mathematical formula (see "Key Feature - Allocation of Account Value" section for more details). It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST bond portfolio Sub-accounts under the newly-elected benefit. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE HD GRO II BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER YOUR NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE AT THE TIME THE NEW BENEFIT BECOMES EFFECTIVE. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL.

 SPECIAL CONSIDERATIONS UNDER HD GRO II
 This benefit is subject to certain rules and restrictions, including, but not limited to the following:
..   Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.
..   Transfers to and from your elected Sub-accounts and an AST bond portfolio
    Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.
..   Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.
..   As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
..   We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.
..   If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and
    (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

 CHARGES UNDER THE BENEFIT
 We deduct an annualized charge equal to 0.60% of the average daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the HD GRO II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and
 (b) administration of the benefit.

 GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)
 The Guaranteed Minimum Withdrawal Benefit is no longer available for new elections.

 The Guaranteed Minimum Withdrawal Benefit guarantees your ability to withdraw amounts equal to an initial principal value (called the "Protected Value"), regardless of the impact of Sub-account performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to protect your principal. You are not required to make withdrawals as part of the benefit - the guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the benefit. There is an additional charge if you elected the GMWB benefit; however, the charge may be waived under certain circumstances described below.

 KEY FEATURE - PROTECTED VALUE
 The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of Sub-account performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the GMWB benefit terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the Protected Annual Withdrawal Amount, without triggering an adjustment in the Protected Value on a proportional basis. The Protected Value is referred to as the "Benefit Base" in the rider we issue for this benefit.

 The Protected Value is determined as of the date you make your first withdrawal under your Annuity following your election of the GMWB benefit. The initial Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB benefit, plus any additional Purchase Payments (plus any Credits applied to such Purchase Payments under XT6) before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to market performance during the period between your election of the GMWB benefit and the date of your first withdrawal.
..   If you elect the GMWB benefit at the time you purchase your Annuity, the
    Account Value will be your initial Purchase Payment (plus any Credits applied to such Purchase Payments under XT6).
..   If we offer the GMWB benefit to existing Annuity Owners, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB benefit will be used to determine the initial Protected Value.
..   If you make additional Purchase Payments after your first withdrawal, the
    Protected Value will be increased by the amount of the additional Purchase Payment (plus any Credits applied to such Purchase Payments under XT6).

 You may elect to step-up your Protected Value if, due to positive market performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5/th/ Annuity anniversary following the first withdrawal under the GMWB benefit. The Protected Value can be stepped up again on or after the 5/th/ Annuity anniversary following the preceding step-up. If you elect to step-up the Protected Value, you must do so during the 30-day period prior to your eligibility date. If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the GMWB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

 Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000. On the date you are eligible to step-up the Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.

 KEY FEATURE - PROTECTED ANNUAL WITHDRAWAL AMOUNT.
 The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected Value will be reduced on a "dollar-for-dollar" basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC or MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal Amount trigger a proportional adjustment to both the Protected Value and the Protected Annual Withdrawal Amount, as described in the rider for this benefit (see the examples of this calculation below). The Protected Annual Withdrawal Amount is referred to as the "Maximum Annual Benefit" in the rider we issue for this benefit.

 THE GMWB BENEFIT DOES NOT AFFECT YOUR ABILITY TO MAKE WITHDRAWALS UNDER YOUR ANNUITY OR LIMIT YOUR ABILITY TO REQUEST WITHDRAWALS THAT EXCEED THE PROTECTED ANNUAL WITHDRAWAL AMOUNT. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.
..   If, cumulatively, you withdraw an amount less than the Protected Annual
    Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.

..   Additional purchase payments will increase the Protected Annual Withdrawal
    Amount by 7% of the applicable purchase payment (and any Credits we apply to such purchase payments under XT6).
..   If the Protected Annual Withdrawal Amount after an adjustment exceeds the
    Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.

 The following examples of dollar-for dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits in the case of XT6); 3.) a Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GMWB or any other fees and charges.

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity
 Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Protected Annual Withdrawal Amount:
..   The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).
..   The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to $7,500).

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $220,000. As the amount withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:
..   the Protected Value is first reduced by the remaining Protected Annual
    Withdrawal Amount (from $240,000 to $232,500);
..   The result is then further reduced by the ratio of A to B, where:

    -- A is the amount withdrawn less the remaining Protected Annual Withdrawal
       Amount ($10,000 - $7,500, or $2,500).
    -- B is the Account Value less the remaining Protected Annual Withdrawal
       Amount ($220,000 - $7,500, or $212,500).

 The resulting Protected Value is: $232,500 X (1 - $2,500 / $212,500), or $229,764.71.

..   the Protected Annual Withdrawal Amount is also reduced by the ratio of A to
    B: The resulting Protected Annual Withdrawal Amount is: $17,500 X (1 - $2,500 / $212,500), or $17,294.12.

    -- The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.

 EXAMPLE 3. RESET OF THE MAXIMUM ANNUAL BENEFIT
 A $10,000 withdrawal is made on October 13, 2006 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:
..   the Protected Value is reduced by the amount withdrawn (i.e., reduced by
    $10,000, from $229,764.71 to $219,764.71).
..   the remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $17,294.12 to $7,294.12).

 BENEFITS UNDER GMWB
..   In addition to any withdrawals you make under the GMWB benefit, Sub-account performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the
    Protected Annual Withdrawal Amount, except for the last payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional Purchase Payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.
..   If the death benefit under your Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your Annuity, your Beneficiary has the option to elect to receive the remaining Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under your Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. THE PROTECTED VALUE IS NOT EQUAL TO THE ACCOUNT VALUE FOR PURPOSES OF THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. THE GMWB BENEFIT DOES NOT INCREASE OR DECREASE THE AMOUNT OTHERWISE PAYABLE UNDER
    THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. GENERALLY, THE GMWB BENEFIT
    WOULD BE OF VALUE TO YOUR BENEFICIARY ONLY WHEN THE PROTECTED VALUE AT
    DEATH EXCEEDS ANY OTHER AMOUNT AVAILABLE AS A DEATH BENEFIT.

..   If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. YOU CAN ALSO ELECT TO TERMINATE THE GMWB BENEFIT AND BEGIN RECEIVING ANNUITY PAYMENTS BASED ON YOUR THEN CURRENT ACCOUNT VALUE (NOT THE REMAINING PROTECTED VALUE) UNDER ANY OF THE AVAILABLE ANNUITY PAYMENT OPTIONS.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the GMWB benefit are subject to all of the terms and conditions of your Annuity, including any CDSC and MVA that may apply.
..   Withdrawals made while the GMWB benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity.
..   The GMWB benefit does not directly affect your Annuity's Account Value or
    Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB benefit. The GMWB benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Value in the form of periodic benefit payments.
..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

 ELECTION OF THE BENEFIT
 The GMWB benefit is no longer available. If you currently participate in GMWB, your existing guarantees are unaffected by the fact that we no longer offer GMWB.

 We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB benefit under this Annuity or any other annuities that you own that are issued by Prudential Annuities or its affiliated companies.

 TERMINATION OF THE BENEFIT
 The benefit terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon due proof of death (unless your surviving spouse elects to continue your Annuity and the GMWB benefit or your Beneficiary elects to receive the amounts payable under the GMWB benefit in lieu of the death benefit) or upon your election to begin receiving annuity payments.

 The charge for the GMWB benefit will no longer be deducted from your Account Value upon termination of the benefit.

 PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS GMWB AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

 CHARGES UNDER THE BENEFIT
..   Currently, we deduct a charge equal to 0.35% of the average daily net assets of the Sub-accounts per year for the GMWB benefit. The annual charge is deducted daily.
..   If, during the seven years following the effective date of the benefit, you do not make any withdrawals, and do not make any additional Purchase Payments after a five-year period following the effective date of the benefit, the benefit will remain in effect; however, we will waive the annual charge going forward. If you make an additional Purchase Payment following the waiver of the annual charge, we will begin charging for the benefit. After year seven (7) following the effective date of the benefit, withdrawals will not cause a charge to be re-imposed.
..   If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the benefit have changed for new purchasers, your benefit may be subject to the new charge level for the benefit.

 ADDITIONAL TAX CONSIDERATIONS FOR QUALIFIED CONTRACTS/ARRANGEMENTS
 If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the

 Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount, resulting in a lower amount payable in future Annuity Years. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as required minimum distribution provisions under the tax law.

 GUARANTEED MINIMUM INCOME BENEFIT (GMIB)
 The Guaranteed Minimum Income Benefit is no longer available for new elections.

 The Guaranteed Minimum Income Benefit is an optional benefit that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the "Protected Income Value") that increases after the waiting period begins, regardless of the impact of Sub-account performance on your Account Value. The benefit may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance. There is an additional charge if you elected the GMIB benefit.

 KEY FEATURE - PROTECTED INCOME VALUE
 The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable tax charge), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected Income Value is initially established on the effective date of the GMIB benefit and is equal to your Account Value on such date. Currently, since the GMIB benefit may only be elected at issue, the effective date is the Issue Date of your Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the "Protected Value" in the rider we issue for this benefit. The 5% annual growth rate is referred to as the "Roll-Up Percentage" in the rider we issue for this benefit.

 The Protected Income Value is subject to a limit of 200% (2X) of the sum of the Protected Income Value established on the effective date of the GMIB benefit, or the effective date of any step-up value, plus any additional Purchase Payments (and any Credit that is applied to such Purchase Payments in the case of XT6) made after the waiting period begins ("Maximum Protected Income Value"), minus the sum of any reductions in the Protected Income Value due to withdrawals you make from your Annuity after the waiting period begins.
..   Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments after you reach the Maximum Protected Income Value. Further, if you make withdrawals after you reach the Maximum Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.
..   Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant's 80/th/ birthday or the 7/th/ anniversary of the later of the effective date of the GMIB benefit or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments (and any Credit that is applied to such Purchase Payments in the case of XT6). Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected
    Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.
..   Subject to the Maximum Protected Income Value, if you make an additional
    Purchase Payment, we will increase the Protected Income Value by the amount of the Purchase Payment (and any Credit that is applied to such Purchase Payment in the case of XT6) and will apply the 5% annual growth rate on the new amount from the date the Purchase Payment is applied.
..   As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.

 STEPPING-UP THE PROTECTED INCOME VALUE - You may elect to "step-up" or "reset" your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the 5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB benefit is in effect, and only while the Annuitant is less than age 76.
..   A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB benefit until the end of the new waiting period. In light of this waiting period upon resets, it is not recommended that you reset your GMIB if the required beginning date under IRS minimum distribution requirements would commence during the 7 year waiting period. See "Tax Considerations" section in this prospectus for additional information on IRS requirements.

..   The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to
    200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent Purchase Payments (and any Credit that is applied to such Purchase Payments in the case of XT6), minus the impact of any withdrawals after the date of the step-up.
..   When determining the guaranteed annuity purchase rates for annuity payments under the GMIB benefit, we will apply such rates based on the number of years since the most recent step-up.
..   If you elect to step-up the Protected Income Value under the benefit, and on the date you elect to step-up, the charges under the GMIB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.
..   A step-up will increase the dollar for dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.

 Impact of Withdrawals on the Protected Income Value - Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the Protected Income Value on a "dollar-for-dollar" basis (the Protected Income Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the Issue Date (or on the Issue Date for the first Annuity
 Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a "dollar-for-dollar" basis is adjusted on each Annuity anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.

 The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits in the case of XT6); 3.) an initial Protected Income Value of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GMIB or any other fees and charges.

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity
 Year). No prior withdrawals have been taken. Immediately prior to the withdrawal, the Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:
..   The Protected Income Value is reduced by the amount withdrawn (i.e., by
    $10,000, from $251,038.10 to $241,038.10).
..   The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is $220,000 and the Protected Income Value is $242,006.64. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:
..   the Protected Income Value is first reduced by the Remaining Limit (from
    $242,006.64 to $239,506.64);
..   The result is then further reduced by the ratio of A to B, where:

    -- A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or
       $7,500).
    -- B is the Account Value less the Remaining Limit ($220,000 - $2,500, or
       $217,500).

 The resulting Protected Income Value is: $239,506.64 X (1 - $7,500 /
 $217,500), or $231,247.79.
..   The Remaining Limit is set to zero (0) for the balance of the first Annuity
    Year.

 EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT
 A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income Value is $240,838.37. The Remaining Limit is reset to 5% of this amount, or $12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:
..   the Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).
..   the Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).

 KEY FEATURE - GMIB ANNUITY PAYMENTS
 You can elect to apply the Protected Income Value to one of the available GMIB Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, after the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's or your 95/th/ birthday (whichever is sooner), except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 92/nd/ birthday.

 Your Annuity or state law may require you to begin receiving annuity payments at an earlier date.

 The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income Value (net of any applicable tax charge that may be due) to the GMIB Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB benefit. These special rates also are calculated using other factors such as "age setbacks" (use of an age lower than the Annuitant's actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB benefit. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.

 ON THE DATE THAT YOU ELECT TO BEGIN RECEIVING GMIB ANNUITY PAYMENTS, WE GUARANTEE THAT YOUR PAYMENTS WILL BE CALCULATED BASED ON YOUR ACCOUNT VALUE AND OUR THEN CURRENT ANNUITY PURCHASE RATES IF THE PAYMENT AMOUNT CALCULATED ON THIS BASIS WOULD BE HIGHER THAN IT WOULD BE BASED ON THE PROTECTED INCOME VALUE AND THE SPECIAL GMIB ANNUITY PURCHASE RATES.

 GMIB ANNUITY PAYMENT OPTION 1 - PAYMENTS FOR LIFE WITH A CERTAIN PERIOD Under this option, monthly annuity payments will be made until the death of the Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

 GMIB ANNUITY PAYMENT OPTION 2 - PAYMENTS FOR JOINT LIVES WITH A CERTAIN PERIOD Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant die before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.
..   If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.
..   If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.

 You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.

 OTHER IMPORTANT CONSIDERATIONS
 YOU SHOULD NOTE THAT GMIB IS DESIGNED TO PROVIDE A TYPE OF INSURANCE THAT SERVES AS A SAFETY NET ONLY IN THE EVENT YOUR ACCOUNT VALUE DECLINES SIGNIFICANTLY DUE TO NEGATIVE INVESTMENT PERFORMANCE. IF YOUR ACCOUNT VALUE IS NOT SIGNIFICANTLY AFFECTED BY NEGATIVE INVESTMENT PERFORMANCE, IT IS UNLIKELY THAT THE PURCHASE OF THE GMIB WILL RESULT IN YOUR RECEIVING LARGER ANNUITY PAYMENTS THAN IF YOU HAD NOT PURCHASED GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB benefit does not directly affect an Annuity's Account Value, Surrender Value or the amount payable under either the basic Death Benefit provision of the Annuity or any optional Death Benefit provision. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.
..   Each Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.
..   Where allowed by law, we reserve the right to limit subsequent Purchase
    Payments if we determine, at our sole discretion, that based on the timing of your Purchase Payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining whether to limit Purchase Payments, we will look at Purchase Payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.
..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.
..   If you change the Annuitant after the effective date of the GMIB benefit, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB benefit based on his or her age at the time of the change, then the GMIB benefit will terminate.
..   Annuity payments made under the GMIB benefit are subject to the same tax treatment as any other annuity payment.
..   At the time you elect to begin receiving annuity payments under the GMIB benefit or under any other annuity payment option we make available, the protection provided by an Annuity's basic Death Benefit or any optional Death Benefit provision you elected will no longer apply.

 ELECTION OF THE BENEFIT
 The GMIB benefit is no longer available. If you currently participate in GMIB, your existing guarantees are unaffected by the fact that we no longer offer GMIB.

 TERMINATION OF THE BENEFIT
 The GMIB benefit cannot be terminated by the Owner once elected. The GMIB benefit automatically terminates as of the date your Annuity is fully surrendered, on the date the Death Benefit is payable to your Beneficiary (unless your surviving spouse elects to continue your Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The GMIB benefit may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB benefit based on his or her age at the time of the change.

 Upon termination of the GMIB benefit we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

 CHARGES UNDER THE BENEFIT
 Currently, we deduct a charge equal to 0.50% per year of the average Protected Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity's Account Value due to market performance. The dollar amount you pay each year will increase in any year the Protected Income Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.

 The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of an Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the Sub-accounts and the Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB benefit or any other annuity payment option we make available during an Annuity Year, or the GMIB benefit terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

 No charge applies after the Annuity Date.

 LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)
 The Lifetime Five Income Benefit is no longer being offered. Lifetime Five could have been elected only where the Annuitant and the Owner were the same person or, if the Annuity Owner is an entity, where there was only one Annuitant. The Annuitant must have been at least 45 years old when the benefit is elected. The Lifetime Five Income Benefit was not available if you elected any other optional living benefit. As long as your Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.

 The benefit guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the "Protected Withdrawal Value"), regardless of the impact of market performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. There are two options - one is designed to provide an annual withdrawal amount for life (the "Life Income Benefit") and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value (adjusted as described below) (the "Withdrawal Benefit"). If there is no Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as your Annuity has an Account Value and the Lifetime Five is in effect. Certain benefits under Lifetime Five may remain in effect even if the Account Value of your Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to determine the amount of each annual payment under the Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under your Annuity following your election of Lifetime Five. The initial Protected Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Lifetime Five, plus any additional purchase payments, as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity until the date of your first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10/th/ anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. With respect to XT6, Credits are added to purchase payments for purposes of calculating the

 Protected Withdrawal Value, the Annual Income Amount and the Annual Withdrawal Amount (see below for a description of Annual Income Amount and Annual Withdrawal Amount).
..   If you elected the Lifetime Five benefit at the time you purchase your
    Annuity, the Account Value was your initial Purchase Payment.
..   If you make additional purchase payments after your first withdrawal, the
    Protected Withdrawal Value will be increased by the amount of each additional purchase payment.

 The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to 7% per Annuity Year of the Protected Withdrawal Value and on the greater of a dollar-for-dollar basis or a pro rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected Withdrawal Value (for example, due to a step-up or additional Purchase Payments being made into the Annuity).

 STEP-UP OF THE PROTECTED WITHDRAWAL VALUE
 You may elect to step-up your Protected Withdrawal Value if, due to positive market performance, your Account Value is greater than the Protected Withdrawal Value.

 If you elected the Lifetime Five benefit on or after March 20, 2006:
..   you are eligible to step-up the Protected Withdrawal Value on or after the
    1/st/ anniversary of the first withdrawal under the Lifetime Five benefit
..   the Protected Withdrawal Value can be stepped up again on or after the
    1/st/ anniversary of the preceding step-up

 If you elected the Lifetime Five benefit prior to March 20, 2006 and that original election remains in effect:
..   you are eligible to step-up the Protected Withdrawal Value on or after the
    5/th/ anniversary of the first withdrawal under the Lifetime Five benefit
..   the Protected Withdrawal Value can be stepped up again on or after the
    5/th/ anniversary of the preceding step-up

 In either scenario (i.e., elections before or after March 20, 2006) if you elect to step-up the Protected Withdrawal Value under the benefit, and on the date you elect to step-up, the charges under the Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of step-up. Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to $75,000 on the date you are eligible. If your current Annual Income Amount and Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.

 An optional automatic step-up ("Auto Step-Up") feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force.

 If you elected the Lifetime Five benefit on or after March 20, 2006 and have also elected the Auto Step-Up feature:
..   the first Auto Step-Up opportunity will occur on the 1/st/ Annuity
    Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Lifetime Five benefit or (2) the most recent step-up
..   your Protected Withdrawal Value will only be stepped-up if 5% of the
    Account Value is greater than the Annual Income Amount by any amount
..   if at the time of the first Auto Step-Up opportunity, 5% of the Account
    Value is not greater than the Annual Income Amount, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs
..   once a step-up occurs, the next Auto Step-Up opportunity will occur on the
    1/st/ Annuity Anniversary that is at least one year after the most recent step-up

 If you elected the Lifetime Five benefit prior to March 20, 2006 and have also elected the Auto Step-Up feature:
..   the first Auto Step-Up opportunity will occur on the Annuity Anniversary that is at least 5 years after the later of (1) the date of the first withdrawal under the Lifetime Five Benefit or (2) the most recent step-up
..   your Protected Withdrawal Value will only be stepped-up if 5% of the
    Account Value is greater than the Annual Income Amount by 5% or more
..   if at the time of the first Auto Step-Up opportunity, 5% of the Account
    Value does not exceed the Annual Income Amount by 5% or more, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs
..   once a step-up occurs, the next Auto Step-Up opportunity will occur on the
    Annuity Anniversary that is at least 5 years after the most recent step-up

 In either scenario (i.e., elections before or after March 20, 2006), if on the date that we implement an Auto Step-Up to your Protected Withdrawal Value, the charge for Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Protected Withdrawal Value even if you elect the Auto Step-Up feature.

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE LIFE INCOME BENEFIT
 The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value. Under the Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up (or an auto step-up is effected), your Annual Income Amount increases to equal 5% of your Account Value after the step-up if such amount is greater than your Annual Income Amount. Your Annual Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments (and any associated Credit with respect to XT6). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

 KEY FEATURE - ANNUAL WITHDRAWAL AMOUNT UNDER THE WITHDRAWAL BENEFIT
 The initial Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal Value. Under the Lifetime Five benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal Amount, your Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount ("Excess Withdrawal"), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up (or an auto step-up is effected), your Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up if such amount is greater than your Annual Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional purchase payments. The amount of the increase is equal to 7% of any additional purchase payments (and any associated Credit with respect to XT6). A determination of whether you have exceeded your Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.

 The Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount and the Annual Withdrawal Amount. You are not
 required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in each Annuity Year.
..   If, cumulatively, you withdraw an amount less than the Annual Withdrawal
    Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.
..   If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Income Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

 EXAMPLES OF WITHDRAWALS
 The following examples of dollar-for-dollar and proportional reductions of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; and 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000. The values set forth here are purely hypothetical, and do not reflect the charge for Lifetime Five or any other fees and charges.

 The initial Protected Withdrawal Value is calculated as the greatest of (a),
 (b) and (c):

 (a)Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05/(393/365)/ = $263,484.33
 (b)Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000
 (c)Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

 Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of $265,000). The Annual Income Amount is equal to $13,250 under the Life Income Benefit (5% of $265,000).

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
..   Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 -
    $10,000 = $8,550.
    Annual Withdrawal Amount for future Annuity Years remains at $18,550.
..   Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000
    = $3,250.
    Annual Income Amount for future Annuity Years remains at $13,250.
..   Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 (a)If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
..   Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 -
    $15,000 = $3,550. Annual Withdrawal Amount for future Annuity Years remains at $18,550
..   Remaining Annual Income Amount for current Annuity Year = $0

 Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.
..   Reduction to Annual Income Amount = Excess Income/Account Value before
    Excess Income X Annual Income Amount = $1,750/($263,000 - $13,250) X $13,250 = $93

 Annual Income Amount for future Annuity Years = $13,250 - $93 = $13,157
..   Protected Withdrawal Value is reduced by $15,000 from $265,000 to $250,000

 (b)If $25,000 was withdrawn (more than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
..   Remaining Annual Withdrawal Amount for current Annuity Year = $0

 Excess of withdrawal over the Annual Withdrawal Amount ($25,000 - $18,550 = $6,450) reduces Annual Withdrawal Amount for future Annuity Years.
..   Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value
    before Excess Withdrawal X Annual Withdrawal Amount = $6,450/($263,000 - $18,550) X $18,550 = $489

 Annual Withdrawal Amount for future Annuity Years = $18,550 - $489 = $18,061
..   Remaining Annual Income Amount for current Annuity Year = $0

 Excess of withdrawal over the Annual Income Amount ($25,000 - $13,250 = $11,750) reduces Annual Income Amount for future Annuity Years.
..   Reduction to Annual Income Amount = Excess Income/Account Value before
    Excess Income X Annual Income Amount = $11,750/($263,000 - $13,250) X $13,250 = $623.

 Annual Income Amount for future Annuity Years = $13,250 - $623 = $12,627
..   Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount
    ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction. Dollar-for-dollar reduction = $25,000 - $18,550 = $6,450
..   Proportional reduction = Excess Withdrawal/Account Value before Excess
    Withdrawal X Protected Withdrawal Value = $6,450/($263,000 - $18,550) X $246,450 = $6,503 Protected Withdrawal Value = $246,450 - max {$6,450,
    $6,503} = $239,947

 BENEFITS UNDER THE LIFETIME FIVE BENEFIT
..   If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the Lifetime Five benefit will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Thus, in that scenario, the remaining amounts under the Life Income Benefit and the Withdrawal Benefit would be payable even though your Account Value was reduced to zero. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further purchase payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the Annual Withdrawal Amount and amounts are still payable under the Withdrawal Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further Purchase Payments will be accepted under your Annuity.
..   If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Withdrawal Value, you can elect one of the following three options:

       (1)apply your Account Value to any annuity option available; or
       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant's death; or
       (3)request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the Annuitant's death or the date the Protected Withdrawal Value is depleted.

 We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no withdrawal was ever taken, we will determine a Protected Withdrawal
    Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date the annuity payments are to begin.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Lifetime Five benefit are subject to all of the terms and conditions of your Annuity, including any applicable CDSC.
..   Withdrawals made while the Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity. The Lifetime Five benefit does not directly affect your Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five benefit. The
    Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.
..   In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to the new investment limitations.

 ELECTION OF THE BENEFIT
 We no longer permit elections of Lifetime Five. If you wish, you may cancel the Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Lifetime Five benefit provided, the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Once the Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Lifetime Five benefit provided that the benefit you are looking to elect is available on a post- issue basis. IF YOU CANCEL LIFETIME FIVE, YOU LOSE ALL GUARANTEES UNDER THE BENEFIT AND WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT BASED ON YOUR ACCOUNT VALUE. ANY SUCH NEW BENEFIT MAY BE MORE EXPENSIVE.

 TERMINATION OF THE BENEFIT
 The benefit terminates automatically when your Protected Withdrawal Value and Annual Income Amount equal zero. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon the death of the Annuitant, upon a change in ownership of your Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments. While you may terminate your benefit at any time, we may not terminate the benefit other than in the circumstances listed above.

 The charge for the Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value. In addition, the amount and duration of payments under the annuity payment and Death Benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as Required Minimum Distribution provisions under the tax law.

 As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of this prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

 SPOUSAL LIFETIME FIVE INCOME BENEFIT (SPOUSAL LIFETIME FIVE)
 The Spousal Lifetime Five benefit is no longer being offered. Spousal Lifetime Five must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 55 years old when the benefit was elected. The Spousal Lifetime Five benefit was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.

 The benefit guarantees until the later death of two natural persons that are each other's spouses at the time of election of Spousal Lifetime Five and at the first death of one of them (the "Designated Lives", each a "Designated Life") the ability to withdraw an annual amount ("Spousal Life Income Benefit") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The Spousal Life Income Benefit may remain in effect even if the Account Value of the Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that market performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Life Income Benefit after the death of the first. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit.

 KEY FEATURE - INITIAL PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to determine the amount of each annual payment under the Spousal Life Income Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Spousal Lifetime Five. The initial Protected Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Spousal Lifetime Five, plus any additional purchase payments as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity, until the date of your first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10/th/ anniversary of the benefit effective date, each value is increased by the amount of any subsequent Purchase Payments. With respect to XT6, Credits are added to purchase payments for purposes of calculating the Protected Withdrawal Value and the Annual Income Amount (see below for a description of Annual Income Amount).

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL LIFETIME FIVE INCOME
 BENEFIT
 The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value. Under the Spousal Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income

 Amount under the Spousal Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. The Spousal Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount.

 STEP-UP OF ANNUAL INCOME AMOUNT
 You may elect to step-up your Annual Income Amount if, due to positive market performance, 5% of your Account Value is greater than the Annual Income Amount. You are eligible to step-up the Annual Income Amount on or after the 1/st/ anniversary of the first withdrawal under the Spousal Lifetime Five benefit. The Annual Income Amount can be stepped up again on or after the 1/st/ anniversary of the preceding step-up. If you elect to step-up the Annual Income Amount under the benefit, and on the date you elect to step-up, the charges under the Spousal Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of such step-up. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up. Your Annual Income Amount also increases if you make additional purchase payments. The amount of the increase is equal to 5% of any additional purchase payments (plus any Credit with respect to XT6). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the purchase payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

 An optional automatic step-up ("Auto Step-Up") feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force. If you elect this feature, the first Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Spousal Lifetime Five benefit or (2) the most recent step-up. At this time, your Annual Income Amount will be stepped-up if 5% of your Account Value is greater than the Annual Income Amount by any amount. If 5% of the Account Value does not exceed the Annual Income Amount, then an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs. Once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least 1 year after the most recent step-up. If, on the date that we implement an Auto Step-Up to your Annual Income Amount, the charge for Spousal Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Annual Income Amount even if you elect the Auto Step-Up feature.

 EXAMPLES OF WITHDRAWALS AND STEP-UP
 The following examples of dollar-for-dollar and proportional reductions and the step-up of the Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Spousal Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000; and 5.) the Account Value on February 1, 2010 is equal to $280,000. The values set forth here are purely hypothetical, and do not reflect the charge for the Spousal Lifetime Five or any other fees and charges.

 The initial Protected Withdrawal Value is calculated as the greatest of (a),
 (b) and (c):

 (a)Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05/(393/365)/ = $263,484.33
 (b)Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000
 (c)Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

 Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Income Amount is equal to $13,250 under the Spousal Life Income Benefit (5% of $265,000).

 EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION
 If $10,000 was withdrawn (less than the Annual Income Amount) on March 1,
 2006, then the following values would result:
..   Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000
    = $3,250.
..   Annual Income Amount for future Annuity Years remains at $13,250

 EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS
 If $15,000 was withdrawn (more than the Annual Income Amount) on March 1, 2006, then the following values would result:
..   Remaining Annual Income Amount for current Annuity Year = $0
..   Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250
    $1,750) reduces Annual Income Amount for future Annuity Years.
..   Reduction to Annual Income Amount = Excess Income/Account Value before
    Excess Income X Annual Income Amount = $1,750/($263,000 - $13,250) X $13,250 = $93. Annual Income Amount for future Annuity Years = $13,250 - $93 = $13,157

 EXAMPLE 3. STEP-UP OF THE ANNUAL INCOME AMOUNT
 If a step-up of the Annual Income Amount is requested on February 1, 2010 or the Auto Step-Up feature was elected, the step-up would occur because 5% of the Account Value, which is $14,000 (5% of $280,000), is greater than the Annual Income Amount of $13,250. The new Annual Income Amount will be equal to $14,000.

 BENEFITS UNDER THE SPOUSAL LIFETIME FIVE BENEFIT
 To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under the Spousal Life Income Benefit, we will make an additional payment for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year, if any. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this Prospectus. No further purchase payments will be accepted under your Annuity. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Life Income Benefit terminates and no additional payments will be made.
..   If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any annuity option available; or
       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death.

 We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with five payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of future Annual Income Amount payments. Such present value will be calculated using the same basis that is used to calculate the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no withdrawal was ever taken, we will determine an initial Protected
    Withdrawal Value and calculate an Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Spousal Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.
..   Withdrawals made while the Spousal Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Lifetime Five benefit does not directly affect the Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Lifetime Five benefit. The Spousal Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional Purchase Payments may be subject to the new investment limitations.
..   There may be circumstances where you will continue to be charged the full amount for the Spousal Lifetime Five benefit even when the benefit is only providing a guarantee of income based on one life with no survivorship.
..   In order for the Surviving Designated Life to continue the Spousal Lifetime
    Five benefit upon the death of an owner, the Designated Life must elect to assume ownership of the Annuity under the spousal continuation option. When the Annuity is owned by a Custodial Account, in order for Spousal Lifetime Five to be continued after the death of the first Designated Life (the Annuitant), the Custodial Account must elect to continue the Annuity and the second Designated Life (the Contingent Annuitant) will be named as the new Annuitant. See "Spousal Designations", and "Spousal Assumption of Annuity" in this Prospectus.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 We no longer permit elections of Spousal Lifetime Five - whether for those who currently participate in Spousal Lifetime Five or for those who are buying an Annuity for the first time. If you wish, you may cancel the Spousal Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after have you cancelled the Spousal Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Once the Spousal Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on Account Value at that time.

 Spousal Lifetime Five could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Lifetime Five only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:
..   One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The Owner/Annuitant and the beneficiary each must be at least 59 1/2 years old at the time of election; or
..   Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 59 1/2 years old at the time of election; or
..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 59 1/2 years old at the time of election.

 We do not permit a change of Owner under this benefit, except as follows:
 (a)if one Owner dies and the surviving spousal Owner assumes the Annuity or
 (b)if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary under this benefit. If the Designated Lives divorce, the Spousal Lifetime Five benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage.

 TERMINATION OF THE BENEFIT
 The benefit terminates automatically when your Annual Income Amount equals zero. The benefit also terminates upon your surrender of the Annuity, upon the first Designated Life to die if the Annuity is not continued, upon the second Designated Life to die or upon your election to begin receiving annuity payments.

 You may terminate the benefit at any time by notifying us. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS SPOUSAL LIFETIME FIVE AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

 The charge for the Spousal Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or an employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value. In addition, the amount and duration of payments under the annuity payment and Death Benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as Required Minimum Distribution provisions under the tax law.

 As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

 HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT (HD5)
 The Highest Daily Lifetime Five benefit is no longer offered for new elections. The income benefit under Highest Daily Lifetime Five currently is based on a single "designated life" who is at least 55 years old on the date that the benefit was acquired. The

 Highest Daily Lifetime Five Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit (other than the Highest Daily Value Death Benefit). Any DCA Program that transfers Account Value from a Fixed Allocation is also not available as Fixed Allocations are not permitted with the benefit. As long as your Highest Daily Lifetime Five Benefit is in effect, you must allocate your Account Value in accordance with the then-permitted and available investment option(s) with this benefit.

 The benefit that guarantees until the death of the single designated life the ability to withdraw an annual amount (the "Total Annual Income Amount") equal to a percentage of an initial principal value (the "Total Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Five, and in Appendix F to this prospectus, we set forth the formula under which we make the asset transfers.

 As discussed below, a key component of Highest Daily Lifetime Five is the Total Protected Withdrawal Value, which is an amount that is distinct from Account Value. Because each of the Total Protected Withdrawal Value and Total Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for Account Value to fall to zero, even though the Total Annual Income Amount remains. You are guaranteed to be able to withdraw the Total Annual Income Amount for the rest of your life, provided that you have not made "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Total Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Total Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Five.

 KEY FEATURE - TOTAL PROTECTED WITHDRAWAL VALUE
 The Total Protected Withdrawal Value is used to determine the amount of the annual payments under Highest Daily Lifetime Five. The Total Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value and any Enhanced Protected Withdrawal Value that may exist. We describe how we determine Enhanced Protected Withdrawal Value, and when we begin to calculate it, below. If you do not meet the conditions described below for obtaining Enhanced Protected Withdrawal Value then Total Protected Withdrawal Value is simply equal to Protected Withdrawal Value.

 The Protected Withdrawal Value initially is equal to the Account Value on the date that you elect Highest Daily Lifetime Five. On each Valuation Day thereafter, until the earlier of the first withdrawal or ten years after the date of your election of the benefit, we recalculate the Protected Withdrawal Value. Specifically, on each such Valuation Day (the "Current Valuation Day"), the Protected Withdrawal Value is equal to the greater of:
..   the Protected Withdrawal Value for the immediately preceding Valuation Day
    (the "Prior Valuation Day"), appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated credit) made on the Current Valuation Day; and
..   the Account Value.

 If you have not made a withdrawal prior to the tenth anniversary of the date you elected Highest Daily Lifetime Five (which we refer to as the "Tenth Anniversary"), we will continue to calculate a Protected Withdrawal Value. On or after the Tenth Anniversary and up until the date of the first withdrawal, your Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value on the Tenth Anniversary or your Account Value.

 The Enhanced Protected Withdrawal Value is only calculated if you do not take a withdrawal prior to the Tenth Anniversary. Thus, if you do take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive Enhanced Protected Withdrawal Value. If so, then on or after the Tenth Anniversary up until the date of the first withdrawal, the Enhanced Protected Withdrawal Value is equal to the sum of:

 (a)200% of the Account Value on the date you elected Highest Daily Lifetime
    Five;
 (b)200% of all Purchase Payments (and any associated Credits) made during the one-year period after the date you elected Highest Daily Lifetime Five; and
 (c)100% of all Purchase Payments (and any associated Credits) made more than one year after the date you elected Highest Daily Lifetime Five, but prior to the date of your first withdrawal.

 We cease these daily calculations of the Protected Withdrawal Value and Enhanced Protected Withdrawal Value (and therefore, the Total Protected Withdrawal Value) when you make your first withdrawal. However, as discussed below, subsequent purchase payments (and any associated Credits) will increase the Total Annual Income Amount, while "excess" withdrawals (as described below) may decrease the Total Annual Income Amount.

 KEY FEATURE - TOTAL ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME FIVE BENEFIT
 The initial Total Annual Income Amount is equal to 5% of the Total Protected Withdrawal Value. For purposes of the mathematical formula described below, we also calculate a Highest Daily Annual Income Amount, which is initially equal to 5% of the Protected Withdrawal Value. Under the Highest Daily Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Total Annual Income Amount ("Excess Income"), your Total Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A Purchase Payment that you make will increase the then-existing Total Annual Income Amount and Highest Daily Annual Income Amount by an amount equal to 5% of the Purchase Payment (including the amount of any associated Credits).

 An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Total Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of this feature starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. We multiply each of those quarterly Account Values by 5%, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Total Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Total Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Total Annual Income Amount, the charge for Highest Daily Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Five upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 The Highest Daily Lifetime Five benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Total Annual Income Amount. Under Highest Daily Lifetime Five, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Total Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Total Annual Income Amount to subsequent Annuity Years.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Five benefit or any other fees and charges. Assume the following for all three examples:
   .   The Issue Date is December 1, 2006.
   .   The Highest Daily Lifetime Five benefit is elected on March 5, 2007.

 DOLLAR-FOR-DOLLAR REDUCTIONS
 On May 2, 2007, the Total Protected Withdrawal Value is $120,000, resulting in a Total Annual Income Amount of $6,000 (5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Total Annual Income Amount for that Annuity Year (up to and including December 1, 2007) is $3,500. This is the result of a dollar-for-dollar reduction of the Total Annual Income Amount - $6,000 less $2,500 = $3,500.

 PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2007 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Total Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Total Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Total Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before withdrawal                                $110,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $106,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $106,500.00
  Ratio                                                                 1.41%
  Total Annual Income Amount                                     $  6,000.00
  Less ratio of 1.41%                                            $     84.51
  Total Annual Income Amount for future Annuity Years            $  5,915.49

 HIGHEST QUARTERLY AUTO STEP-UP
 On each Annuity Anniversary date, the Total Annual Income Amount is stepped-up if 5% of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is higher than the Total Annual Income Amount, adjusted for excess withdrawals and additional Purchase Payments (plus any Credit with respect to XT6).

 Continuing the same example as above, the Total Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Total Annual Income Amount will be stepped-up if 5% of the highest quarterly Account Value, adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                 HIGHEST QUARTERLY VALUE
                                     (ADJUSTED WITH       ADJUSTED TOTAL ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**       HIGHEST QUARTERLY VALUE)
-----              ------------- ----------------------- ------------------------
June 1, 2007        $118,000.00        $118,000.00              $5,900.00
August 6, 2007      $110,000.00        $112,885.55              $5,644.28
September 1, 2007   $112,000.00        $112,885.55              $5,644.28
December 1, 2007    $119,000.00        $119,000.00              $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter -
    March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
 ** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Total Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.
   . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

 The adjusted Total Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Total Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Total Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value yields the highest amount of $ 5,950.00. Since this amount is higher than the current year's Total Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Total Annual Income Amount for the next Annuity Year, starting on December 2, 2007 and continuing through December 1, 2008, will be stepped-up to $5,950.00.

 BENEFITS UNDER THE HIGHEST DAILY LIFETIME FIVE BENEFIT
..   To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Total Annual Income Amount and amounts are still payable under Highest Daily Lifetime Five, we will make an additional payment, if any, for that Annuity Year equal to the remaining Total Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Total Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Total Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Total Annual Income Amount, the Highest Daily Lifetime Five benefit terminates, and no additional payments will be made.

..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Total Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or
       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Total Annual Income Amount. We will make payments until the death of the single designated life.

 We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Total Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no withdrawal was ever taken, we will calculate the Total Annual Income
    Amount as if you made your first withdrawal on the date the annuity payments are to begin.
..   Please note that if your Annuity has a maximum Annuity Date requirement, payments that we make under this benefit as of that date will be treated as annuity payments.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Highest Daily Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.
..   Withdrawals made while the Highest Daily Lifetime Five Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Five Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Five benefit. The Highest Daily Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Total Annual Income Amount in the form of periodic benefit payments.
..   Upon inception of the benefit, and to maintain the benefit, 100% of your
    Account Value must have been allocated to the Permitted Sub-accounts. However, the formula component of the benefit as described below may transfer Account Value to the Benefit Fixed Rate Account as of the
    effective date of the benefit in some circumstances.
..   You cannot allocate Purchase Payments or transfer Account Value to or from a Fixed Allocation if you elect this benefit.
..   Transfers to and from the Sub-accounts and the Benefit Fixed Rate Account triggered by the formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.
..   In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Five benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional Purchase Payments may be subject to the new investment limitations.
..   The charge for Highest Daily Lifetime Five is 0.60% annually, assessed against the average daily net assets of the Sub-accounts and as a reduction to the interest rate credited under the Benefit Fixed Rate Account. This charge is in addition to any other fees under the annuity.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 For Highest Daily Lifetime Five, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old.

 Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Five. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Five, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) both the new Owner and previous Owner are entities or (c) the previous Owner is a natural person and the new Owner is an entity.

 We no longer permit elections of Highest Daily Lifetime Five. If you wish, you may cancel the Highest Daily Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily

 Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of the Highest Daily Lifetime Five benefit, any Account Value allocated to the Benefit Fixed Rate Account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. ONCE THE HIGHEST DAILY LIFETIME FIVE BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE HIGHEST DAILY LIFETIME FIVE BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS. IF YOU CANCEL THE BENEFIT, YOU LOSE ALL GUARANTEES UNDER THE BENEFIT, AND YOUR GUARANTEE UNDER ANY NEW BENEFIT YOU ELECT WILL BE BASED ON ACCOUNT VALUE AT THAT TIME. ANY SUCH NEW BENEFIT MAY BE MORE EXPENSIVE.

 TERMINATION OF THE BENEFIT
 You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (iv) upon the death of the Annuitant (v) if both the Account Value and Total Annual Income Amount equal zero or (vi) if you fail to meet our requirements for issuing the benefit. If you terminate the benefit, you will lose the Protected Withdrawal Value, Annual Income Amount, as well as any Enhanced Protected Withdrawal Value and Return of Principal Guarantees.

 Upon termination of Highest Daily Lifetime Five, we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the Benefit Fixed Rate Account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). Upon termination, we may limit or prohibit investment in the Fixed Allocations.

 RETURN OF PRINCIPAL GUARANTEE
 If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

 (a)your Account Value on the day that you elected Highest Daily Lifetime Five; and
 (b)the sum of each purchase payment you made (including any Credits with respect to XT6) during the one-year period after you elected the benefit.

 If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of our variable investment options and the Benefit Fixed Rate Account (described below), in the same proportion that each such investment option bears to your total Account Value, immediately prior to the application of the amount. Any such amount will not be considered a purchase payment when calculating your Total Protected Withdrawal Value, your death benefit, or the amount of any other or optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Five and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

 MATHEMATICAL FORMULA COMPONENT OF HIGHEST DAILY LIFETIME FIVE
 As indicated above, we limit the sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Five. For purposes of this benefit, we refer to those permitted sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Highest Daily Lifetime Five, we require that you participate in our mathematical formula under which we may transfer Account Value between the Permitted Sub-accounts and a fixed interest rate account that is part of our general account (the "Benefit Fixed Rate Account"). This required formula helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the Benefit Fixed Rate Account). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The Benefit Fixed Rate Account is available only with this benefit, and thus you may not allocate purchase payments to or transfer Account Value to or from the Benefit Fixed Rate Account. The interest rate that we pay with respect to the Benefit Fixed Rate Account is reduced by an amount that corresponds generally to the charge that we assess against your variable Sub-accounts for Highest Daily Lifetime Five. The Benefit Fixed Rate Account is not subject to the Investment Company Act of 1940 or the Securities Act of 1933.

 Under the formula component of Highest Daily Lifetime Five, we monitor your Account Value daily and, if necessary, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account. Any transfer would be made in accordance with the formula, which is set forth in the schedule supplement to the endorsement for this benefit (and also appears in the Appendix F to this prospectus). Speaking generally, the formula, which we apply each Valuation

 Day, operates as follows. The formula starts by identifying your Protected Withdrawal Value for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) Highest Daily Annual Income Amount. Then, using our actuarial tables, we produce an estimate of the total amount we would target in our allocation model, based on the projected Highest Daily Annual Income Amount each year for the rest of your life. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected Annual Income Amount (and thus your Target Value) would take into account any automatic step-up that was scheduled to occur according to the step-up formula described above. Next, the formula subtracts from the Target Value the amount held within the Benefit Fixed Rate Account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Benefit Fixed Rate Account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%) it means essentially that too much Target Value is not offset by assets within the Benefit Fixed Rate Account, and therefore we will transfer an amount from your Permitted Sub-accounts to the Benefit Fixed Rate Account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the Benefit Fixed Rate Account to the Permitted Sub-accounts would occur. Note that the formula is calculated with reference to the Highest Daily Annual Income Amount, rather than with reference to the Annual Income Amount. If you elect the new mathematical formula, see the discussion below regarding the 90% cap.

 As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the Benefit Fixed Rate Account, because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value to the Benefit Fixed Rate Account. Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the Benefit Fixed Rate Account so that the Target Ratio meets a target, which currently is equal to 80%. Once elected, the ratios we use for Highest Daily Lifetime Five will be fixed.

 While you are not notified when the formula dictates a transfer, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Benefit Fixed Rate Account. The formula is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Five.

 Depending on the results of the formula calculation, we may, on any day:
..   Not make any transfer between the Permitted Sub-accounts and the Benefit
    Fixed Rate Account; or
..   If a portion of your Account Value was previously allocated to the Benefit
    Fixed Rate Account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule); or
..   Transfer all or a portion of your Account Value in the Permitted
    Sub-accounts pro-rata to the Benefit Fixed Rate Account. The interest that you earn on such transferred amount will be equal to the annual rate that we have set for that day, and we will credit the daily equivalent of that annual interest until the earlier of one year from the date of the transfer or the date that such amount in the Benefit Fixed Rate Account is transferred back to the Permitted Sub-accounts.

 Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Benefit Fixed Rate Account. If your entire Account Value is transferred to the Benefit Fixed Rate Account, then based on the way the formula operates, the formula will not transfer amounts out of the Benefit Fixed Rate Account to the Permitted Sub-accounts and the entire Account Value would remain in the Benefit Rate Fixed Account. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money in or out of the Benefit Fixed Rate Account. Once the Purchase Payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Benefit Fixed Rate Account, if dictated by the formula. The amounts of any such transfer will vary, as dictated by the formula, and will depend on the factors listed below.

 The amount that is transferred to and from the Benefit Fixed Rate Account pursuant to the formula depends upon a number of factors unique to your
 Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your Protected Withdrawal
    Value;
..   How long you have owned Highest Daily Lifetime Five;
..   The performance of the Permitted Sub-accounts you have chosen;
..   The performance of the Benefit Fixed Rate Account (i.e., the amount of interest credited to the Benefit Fixed Rate Account);
..   The amount allocated to each of the Permitted Sub-accounts you have chosen;
..   The amount allocated to the Benefit Fixed Rate Account;
..   Additional Purchase Payments, if any, you make to your Annuity;
..   Withdrawals, if any, you take from your Annuity (withdrawals are taken pro rata from your Account Value).

 Any Account Value in the Benefit Fixed Rate Account will not be available to participate in the investment experience of the Permitted Sub-accounts if there is a recovery until it is moved out of the Benefit Fixed Rate Account.

 The more of your Account Value allocated to the Benefit Fixed Rate Account under the formula, the greater the impact of the performance of the Benefit Fixed Rate Account (i.e., the amount of interest credited to the Benefit Fixed Rate Account) in determining whether (and how much) of your Account Value is transferred back to the Permitted Sub-accounts. Further, it is possible under the formula, that if a significant portion your Account Value is allocated to the Benefit Fixed Rate Account and that Account has good performance but the performance of your Permitted Sub-accounts is negative, that the formula might transfer your Account Value to the Permitted Sub-accounts. Thus, the converse is true too (the more you have allocated to the Permitted Sub-accounts, the greater the impact of the performance of those Sub-accounts will have on any transfer to the Benefit Fixed Rate Account).

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Total Annual Income Amount, which will cause us to increase the Total Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity that are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as Required Minimum Distribution provisions under the tax law. Please note, however, that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive Enhanced Protected Withdrawal Value and an amount under the Return of Principal Guarantee.

 As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Five through a non-qualified annuity, and your annuity has received Enhanced Protected Withdrawal Value and/or an additional amount under the Return of Principal Guarantee, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 OPTIONAL 90% CAP RULE FEATURE FOR THE FORMULA UNDER HIGHEST DAILY LIFETIME
 FIVE.
 If you currently own an annuity and have elected the Highest Daily Lifetime Five Income Benefit, you can elect this feature, which utilizes a new mathematical formula. The new formula is described below and will (if you elect it) replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. This feature is available subject to state approval. The new formula is found in Appendix F. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the Benefit Fixed Rate Account. If all of your Account Value is currently allocated to the Benefit Fixed Rate Account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the Benefit Fixed Rate Account.

 Under the new formula, the formula will not execute a transfer to the Benefit Fixed Rate Account that results in more than 90% of your Account Value being allocated to the Benefit Fixed Rate Account ("90% cap" or "90% cap rule"). Thus, on any Valuation Day, if the formula would require a transfer into the Benefit Fixed Rate Account that would result in more than 90% of the Account Value being allocated to the Benefit Fixed Rate Account, only the amount that results in exactly 90% of the Account Value being allocated to the Benefit Fixed Rate Account will be transferred. Additionally, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is first a transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Benefit Fixed Rate Account that results in greater than 90% of your Account Value being allocated to the Benefit Fixed Rate Account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE BENEFIT FIXED RATE ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE BENEFIT FIXED RATE ACCOUNT.

 If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the Benefit Fixed Rate Account at least until there is first a transfer out of the Benefit Fixed Rate Account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Benefit Fixed Rate Account, and the formula will still not transfer any of your Account Value to the Benefit Fixed Rate Account (at least until there is first a transfer out of the Benefit Fixed Rate Account). For example:
..   March 19, 2009 - a transfer is made to the Benefit Fixed Rate Account that results in the 90% cap being met and now $90,000 is allocated to the Benefit Fixed Rate Account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the Benefit Fixed Rate Account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.
..   As of March 20, 2009 (and at least until first a transfer is made out of the Benefit Fixed Rate Account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Benefit Fixed Rate Account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Benefit Fixed Rate Account).
..   Once there is a transfer out of the Benefit Fixed Rate Account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account as dictated by the formula. Once you elect this feature, the new transfer formula described above will be the formula for your Annuity.

 In the event that more than ninety percent (90%) of your Account Value is allocated to the Benefit Fixed Rate Account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the Benefit Fixed Rate Account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the Benefit Fixed Rate Account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule).

 Once the 90% cap rule is met, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is a first transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula.

 PLEASE BE AWARE THAT AFTER THE INITIAL TRANSFER OUT OF THE BENEFIT FIXED RATE ACCOUNT UPON ELECTION OF THE 90% CAP, THERE IS NO ASSURANCE THAT FUTURE TRANSFERS OUT WILL OCCUR, OR THE AMOUNT OF SUCH FUTURE TRANSFERS, AS A RESULT OF THE ELECTION OF THE 90% CAP. THESE TRANSFERS WILL BE DETERMINED BY THE MATHEMATICAL FORMULA AND DEPEND ON A NUMBER OF FACTORS UNIQUE TO YOUR ANNUITY.

 IMPORTANT CONSIDERATIONS WHEN ELECTING THE NEW FORMULA:
..   At any given time, some, most or none of your Account Value may be allocated to the Benefit Fixed Rate Account.
..   Please be aware that because of the way the new 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Benefit Fixed Rate Account.
..   Because the charge for Highest Daily Lifetime Five is assessed against the average daily net assets of the Sub-accounts, that charge will be assessed against all assets transferred into the Permitted Sub-accounts.
..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

 HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (HD 7)
 The income benefit under Highest Daily Lifetime Seven currently is based on a single "designated life" who is at least 55 years old on the date that the benefit is acquired. The Highest Daily Lifetime Seven Benefit was not available if you elected any other optional living benefit, although you may have elected any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the Investment options section of this prospectus. Highest Daily Lifetime Seven is only available in those states that have not yet approved Highest Daily Lifetime 7 Plus. We no longer permit new elections of Highest Daily Lifetime Seven.

 Highest Daily Lifetime Seven guarantees until the death of the single designated life the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Seven, and in Appendix I to this prospectus, we set forth the formula under which we make the asset transfers.

 As discussed below, a key component of Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life, provided that you have not made "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Seven.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the "Tenth Anniversary Date") or the date of the first withdrawal, the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted purchase payment made on the Current Valuation Day; and
 (2)the Account Value.

 If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

 (a)the Account Value; or
 (b)the Periodic Value on the date of the withdrawal.

 If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

 (1)the Account Value; or
 (2)the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted Purchase Payments; or
 (3)the sum of:
    (a)200% of the Account Value on the effective date of the benefit;
    (b)200% of all adjusted Purchase Payments made within one year after the effective date of the benefit; and
    (c)all adjusted Purchase Payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

 On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME SEVEN
 BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage depends on the age of the Annuitant on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Under the Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

 A Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

 An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that
 (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and Purchase Payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 The Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:
..   The Issue Date is December 1, 2007
..   The Highest Daily Lifetime Seven benefit is elected on March 5, 2008
..   The Annuitant was 70 years old when he/she elected the Highest Daily
    Lifetime Seven benefit

 DOLLAR-FOR-DOLLAR REDUCTIONS
 On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is younger than 75 at the time of the 1/st/ withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount-$6,000 less $2,500 = $3,500.

 PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before withdrawal                                $110,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $106,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $106,500.00
  Ratio                                                                 1.41%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.41%                                            $     84.51
  Annual Income Amount for future Annuity Years                  $  5,915.49

 HIGHEST QUARTERLY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 75 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                 HIGHEST QUARTERLY VALUE
                                     (ADJUSTED WITH       ADJUSTED ANNUAL INCOME
                                 WITHDRAWAL AND PURCHASE    AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**       HIGHEST QUARTERLY VALUE)
-----              ------------- ----------------------- ------------------------
June 1, 2008        $118,000.00        $118,000.00              $5,900.00
August 6, 2008      $110,000.00        $112,885.55              $5,644.28
September 1, 2008   $112,000.00        $112,885.55              $5,644.28
December 1, 2008    $119,000.00        $119,000.00              $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter -
    March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
 ** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.
   . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.
   . The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

 BENEFITS UNDER THE HIGHEST DAILY LIFETIME SEVEN BENEFIT
..   To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime Seven, and amounts are still payable under Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime Seven benefit terminates, and no additional payments are made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or
       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the single designated life.

 We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.
..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the
    Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.
..   Withdrawals made while the Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Seven benefit. The Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   Upon inception of the benefit, and to maintain the benefit, 100% of your
    Account Value must have been allocated to the permitted Sub-accounts.
..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment
    Grade Bond Portfolio appears within the Prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can
    find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.
..   Transfers to and from the elected Sub-accounts and an AST Investment Grade
    Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.
..   You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.
..   The fee for Highest Daily Lifetime Seven is 0.60% annually of the Protected
    Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.15% of the Protected Withdrawal Value at the end of the quarter.
    We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the Protected Withdrawal Value the fee for Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 We no longer permit new elections of Highest Daily Lifetime Seven. For Highest Daily Lifetime Seven, there must have been either a single Owner who was the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old.

 Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Seven. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Seven, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) ownership is transferred from a custodian to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity.

 Highest Daily Lifetime Seven can be elected at the time that you purchase your Annuity or after the Issue Date.

 If you wish, you may cancel any Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata. You should be aware that upon termination of Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value at the time you elect a new benefit. ONCE THE HIGHEST DAILY LIFETIME SEVEN BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE HIGHEST DAILY LIFETIME SEVEN BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS. IF YOU CANCEL THE BENEFIT, YOU LOSE ALL GUARANTEES UNDER THE BENEFIT, AND YOUR GUARANTEE UNDER ANY NEW BENEFIT YOU ELECT WILL BE BASED ON YOUR ACCOUNT VALUE AT THAT TIME. ANY SUCH NEW BENEFIT MAY BE MORE EXPENSIVE.

 RETURN OF PRINCIPAL GUARANTEE
 If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

 a) your Account Value on the day that you elected Highest Daily Lifetime Seven; and
 b) the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.

 If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

 TERMINATION OF THE BENEFIT
 You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (although if you have elected to the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount) (iv) upon the death of the Annuitant
 (v) if both the Account Value and Annual Income Amount equal zero or (vi) if you cease to meet our requirements for issuing the benefit (see Elections and Designations under the Benefit).

 Upon termination of Highest Daily Lifetime Seven other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

 MATHEMATICAL FORMULA COMPONENT OF HIGHEST DAILY LIFETIME SEVEN
 As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Highest Daily Lifetime Seven, we require that you participate in our specialized formula, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-account"). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate Purchase Payments to the AST Investment Grade Bond Sub-account. Under the formula component of Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in the Appendix I to this prospectus.

 Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant's attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.

 If you elect the new formula (90% Cap Rule), see discussion below.

 As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime Seven and existing Annuities that elect Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.

 While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Seven.

 Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:
   . Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or
   . If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or
   . Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

 Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the Purchase Payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. THE AMOUNTS OF ANY SUCH TRANSFERS WILL VARY (AND IN SOME INSTANCES, COULD BE LARGE), AS DICTATED BY THE FORMULA, AND WILL DEPEND ON THE FACTORS LISTED BELOW.

 The amount that is transferred to and from the AST Investment Grade Bond Sub-account pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
   . The difference between your Account Value and your Protected Withdrawal Value;
   .   How long you have owned Highest Daily Lifetime Seven;
   .   The performance of the Permitted Sub-accounts you have chosen;
   .   The performance of the AST Investment Grade Bond Sub-account;
   .   The amount allocated to each of the Permitted Sub-accounts you have chosen;
   .   The amount allocated to the AST Investment Grade Bond Sub-account;
   .   Additional Purchase Payments, if any, you make to your Annuity;
   . Withdrawals, if any, you take from your Annuity (withdrawals are taken pro rata from your Account Value).

 Any Account Value in the AST Investment Grade Bond Sub-account will not be available to participate in the investment experience of the Permitted Sub-accounts if there is a recovery until it is moved out of the AST Investment Grade Bond Sub-account.

 The more of your Account Value allocated to the AST Investment Grade Bond Sub-account under the formula, the greater the impact of the performance of that Sub-account in determining whether (and how much) of your Account Value is transferred back to the Permitted Sub-accounts. Further, it is possible under the formula, that if a significant portion your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has good performance but the performance of your Permitted Sub-accounts is negative, that the formula might transfer your Account Value to the Permitted Sub-accounts. Thus, the converse is true too (the more you have allocated to the Permitted Sub-accounts, the greater the impact of the performance of those Sub-accounts will have on any transfer to the AST Investment Grade Bond Sub-account).

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as Required Minimum Distribution provisions under the tax law. Please note, however, that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

 As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Seven through a non-qualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION
 There is an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or ("BIO"). Highest Daily Lifetime Seven was available without also selecting the Beneficiary Income Option death benefit. We no longer permit elections of the Highest Daily Lifetime Seven Beneficiary Income Option benefit. If you terminate your Highest Daily Lifetime Seven with BIO benefit to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven with BIO benefit and will begin new guarantees under the newly elected benefit.

 If you have elected this death benefit, you may not elect any other optional benefit. You may have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime Seven itself . Because the fee for this benefit is based on the Protected Withdrawal Value, the fee for Highest Daily Lifetime Seven with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone.

 Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

 If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

 Here is an example to illustrate how the death benefit may be paid:
..   Assume that (i) the basic death benefit is $50,000, the Protected
    Withdrawal Value is $100,000, and the Annual Income Amount is $5,000;
    (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.
..   Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

 The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary's 75% share multiplied by $5000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value).

 The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

 If you elect to terminate Highest Daily Lifetime Seven with Beneficiary Income Option, both Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election and Designations under the Benefit" section, above.

 HIGHEST DAILY LIFETIME SEVEN WITH LIFETIME INCOME ACCELERATOR
 There is another version of Highest Daily Lifetime Seven that we call Highest Daily Lifetime Seven with Lifetime Income Accelerator ("Highest Daily Lifetime Seven with LIA"). We no longer permit new elections of Highest Daily Lifetime Seven with LIA. If you have elected this benefit, you may not elect any other optional benefit. The income benefit under Highest Daily Lifetime Seven with LIA currently is based on a single "designated life" who was between the ages of 55 and 75 on the date that the benefit was elected. If you terminate your Highest Daily Lifetime Seven Benefit with LIA to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven Benefit with LIA and will begin the new guarantees under the newly elected benefit based on the account value as of the date the new benefit becomes active.

 Highest Daily Lifetime Seven with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

 Highest Daily Lifetime Seven with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. If you had chosen the Highest Daily Lifetime Seven with LIA, the maximum charge is 2.00% of Protected Withdrawal Value ("PWV") annually. We deduct the current charge (0.95% of PWV) at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation
 Day), we deduct 0.2375% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the protected withdrawal value, the fee for Highest Daily Lifetime Seven with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

 If this benefit was elected within an Annuity held as a 403 (b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403 (b) plan itself.

 You could have chosen Highest Daily Lifetime Seven without also electing LIA, however you may not have elected LIA without Highest Daily Lifetime Seven. All terms and conditions of Highest Daily Lifetime Seven apply to this version of the benefit, except as described herein.

 ELIGIBILITY REQUIREMENTS FOR LIA AMOUNT. Both a waiting period of 36 months, from the benefit effective date, and an elimination period of 120 days, from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120/th/ day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, either or both of the following requirements ("LIA conditions") must be met. It is not necessary to meet both conditions:

 (1)The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
 (2)The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
    ii.Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
   iii.Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower. iv.Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
    v. Transferring: Moving into or out of a bed, chair or wheelchair. vi.Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

 You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described in this prospectus under the Highest Daily Lifetime Seven Benefit.

 Additionally, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine you are no longer eligible to receive the LIA Amount, upon the next Annuity Anniversary the Annual Income Amount would replace the LIA Amount. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

 You should also keep in mind that, at the time you are experiencing the LIA conditions that would qualify you for the LIA Amount, you may also be experiencing other disabilities that could impede your ability to conduct your affairs. You may wish to consult with a legal advisor to determine whether you should authorize a fiduciary who could notify us if you meet the LIA conditions and apply for the benefit.

 LIA AMOUNT AT THE FIRST WITHDRAWAL. If your first withdrawal subsequent to election of Highest Daily Lifetime Seven with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

 LIA AMOUNT AFTER THE FIRST WITHDRAWAL. If you become eligible for the LIA Amount after you have taken your first withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any withdrawals that have been taken in the current Annuity Year. Cumulative withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

 WITHDRAWALS IN EXCESS OF THE LIA AMOUNT. If your cumulative withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

 Withdrawals are not required. However, subsequent to the first withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

 PURCHASE PAYMENTS. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

 STEP UPS. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

 GUARANTEE PAYMENTS. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount, or as a result of the fee that we assess for Highest Daily Lifetime Seven with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime Seven with LIA terminates, and no additional payments are made.

 ANNUITY OPTIONS. In addition to the Highest Daily Lifetime Seven Annuity Options described above, after the 10/th/ benefit anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Prior to the 10/th/ benefit anniversary this option is not available.

 We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

 If you elect Highest Daily Lifetime Seven with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

 OPTIONAL 90% CAP RULE FEATURE FOR FORMULA FOR HIGHEST DAILY LIFETIME SEVEN
 If you currently own an Annuity and have elected the Highest Daily Lifetime Seven Income Benefit (including Highest Daily Lifetime Seven with Beneficiary Income Option and Highest Daily Lifetime Seven with Lifetime Income Accelerator) or Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature (subject to state approval) which utilizes a new mathematical formula. The new formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new mathematical formula is found in Appendix I (page I-4). There is no cost to adding this feature to your Annuity. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.

 Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap" or "90% Cap Rule"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT.

 If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond
 Sub-account (at least until there is first a transfer out of the AST
 Investment Grade Bond Sub-account). For example,
..   March 19, 2009 - a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.
..   As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).
..   Once there is a transfer out of the AST Investment Grade Bond Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in Appendix I will be the formula for your Annuity.

 In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. WHILE THERE ARE NO ASSURANCES THAT FUTURE TRANSFERS WILL OCCUR, IT IS POSSIBLE THAT AN ADDITIONAL TRANSFER(S) TO THE PERMITTED SUB-ACCOUNTS COULD OCCUR FOLLOWING THE VALUATION DAY(S), AND IN SOME INSTANCES (BASED ON THE FORMULA) THE ADDITIONAL TRANSFER(S) COULD BE LARGE.

 Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 IMPORTANT CONSIDERATION WHEN ELECTING THE NEW FORMULA:
..   At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
..   Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

 SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (SHD7)
 Spousal Highest Daily Lifetime Seven is the spousal version of Highest Daily Lifetime Seven. We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Spousal Highest Daily Lifetime Seven must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 59 1/2 years old when the benefit was elected. Spousal Highest Daily Lifetime Seven was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the Investment options section of this prospectus.

 The benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "Designated Lives", and each, a "Designated Life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime Seven benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime Seven, and in Appendix I to this prospectus, we set forth the formula under which we make the asset transfers.

 As discussed below, a key component of Spousal Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount until the death of the second Designated Life, provided that there have not been "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Seven.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the "Tenth Anniversary Date") or the date of the first withdrawal, the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted purchase payment made on the Current Valuation Day; and
 (2)the Account Value.

 If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

 (1)the Account Value; or
 (2)the Periodic Value on the date of the withdrawal.

 If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

 (1)the Account Value; or
 (2)the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or
 (3)the sum of:

    (a)200% of the Account Value on the effective date of the benefit;
    (b)200% of all adjusted purchase payments made within one year after the effective date of the benefit; and
    (c)all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

 On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage depends on the age of the youngest Designated Life on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 79 and younger, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount. A Purchase Payment that you make will
 (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

 An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that
 (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and Purchase Payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 The Spousal Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:
..   The Issue Date is December 1, 2007
..   The Spousal Highest Daily Lifetime Seven benefit is elected on March 5, 2008
..   The youngest Designated Life was 70 years old when he/she elected the
    Spousal Highest Daily Lifetime Seven benefit

 DOLLAR-FOR-DOLLAR REDUCTIONS
 On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest Designated Life is younger than 80 at the time of the 1/st/ withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount - $6,000 less $2,500 = $3,500.

 PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before withdrawal                                $110,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $106,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $106,500.00
  Ratio                                                                 1.41%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.41%                                            $     84.51
  Annual Income Amount for future Annuity Years                  $  5,915.49

 HIGHEST QUARTERLY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life's age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional Purchase Payments (plus any Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 80 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                 HIGHEST QUARTERLY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**       HIGHEST QUARTERLY VALUE)
-----              ------------- ----------------------- ------------------------
June 1, 2008        $118,000.00        $118,000.00              $5,900.00
August 6, 2008      $110,000.00        $112,885.55              $5,644.28
September 1, 2008   $112,000.00        $112,885.55              $5,644.28
December 1, 2008    $119,000.00        $119,000.00              $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter -
    March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
 ** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.
   . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

 The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

 BENEFITS UNDER THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT
..   To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime Seven, and amounts are still payable under Spousal Highest Daily Lifetime Seven, we will make an additional payment, if any, for that
    Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your
    Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.
..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or
       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life.

 We must receive your request in a form acceptable to us at our office.

 In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.
..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the older of the owner or Annuitant's 95/th/ birthday, will be treated as annuity payments.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Spousal Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.
..   Withdrawals made while the Spousal Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime Seven benefit. The Spousal Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   Upon inception of the benefit, and to maintain the benefit, 100% of your
    Account Value must have been allocated to the permitted Sub-accounts.
..   You cannot allocate Purchase Payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond

   Portfolio appears within the prospectus section entitled "What Are The
    Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.
..   You can make withdrawals from your Annuity without purchasing the Spousal
    Highest Daily Lifetime Seven benefit. The Spousal Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income
    Amount in the form of periodic benefit payments.
..   Transfers to and from the elected Sub-accounts and the AST Investment Grade
    Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.
..   You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfers of Account Value and allocation of Additional purchase payments may be subject to new investment limitations.
..   The fee for Spousal Highest Daily Lifetime Seven is 0.75% annually of the
    Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.1875% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Sub-account. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT.
 We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Elections of Spousal Highest Daily Lifetime Seven must have been based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime Seven could only be elected where the Owner, Annuitant, and Beneficiary designations are as follows:
..   One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The Owner/Annuitant and the beneficiary each must be at least 59 1/2 years old at the time of election; or
..   Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 59 1/2 years old at the time of election; or
..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 59 1/2 years old at the time of election.

 We do not permit a change of Owner under this benefit, except as follows:
 (a)if one Owner dies and the surviving spousal Owner assumes the Annuity or
 (b)if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary under this benefit. If the Designated Lives divorce, the Spousal Highest Daily Lifetime Seven benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage.

 If you wish, you may cancel any Spousal Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on any Valuation Day after you have cancelled the Spousal Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Spousal Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instruction or in absence of such instruction, pro-rata. You should be aware that upon termination of Spousal Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value. ONCE THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT IS CANCELLED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS. ANY SUCH NEW BENEFIT MAY BE MORE EXPENSIVE.

 RETURN OF PRINCIPAL GUARANTEE
 If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

 a) your Account Value on the day that you elected Spousal Highest Daily Lifetime Seven; and
 b) the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.

 If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the a bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

 TERMINATION OF THE BENEFIT
 You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life) (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount) (iv) upon your surrender of the Annuity (v) upon your election to begin receiving annuity payments (vi) if both the Account Value and Annual Income Amount equal zero or
 (vii) if you cease to meet our requirements for issuing the benefit (see Election of and Designations under the Benefit).

 Upon termination of Spousal Highest Daily Lifetime Seven other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

 MATHEMATICAL FORMULA COMPONENT OF SPOUSAL HIGHEST DAILY LIFETIME SEVEN
 As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you had elected Spousal Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Spousal Highest Daily Lifetime Seven, we require that you participate in our specialized formula, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-account"). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate Purchase Payments to the AST Investment Grade Bond Sub-account. Under the formula component of Spousal Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix I to this prospectus.

 Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant's attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur. If you elect the new formula (90% Cap Rule), see the discussion below.

 As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Spousal Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Spousal Highest Daily Lifetime Seven and existing Annuities that elect Spousal Highest Daily Lifetime Seven, however, we reserve the right, subject to regulatory approval, to change the ratios.

 While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation trigger operates is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Spousal Highest Daily Lifetime Seven.

 Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:
   . Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or
   . If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or
   . Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro-rata to the AST Investment Grade Bond Sub-account.

 Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the Purchase Payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amount of any such transfers will vary (and in some instances could be large) as dictated by the formula, and will depend on the factors listed below.

 The amount that is transferred to and from the AST Investment Grade Bond Sub-account pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
   . The difference between your Account Value and your Protected Withdrawal Value;
   .   How long you have owned Spousal Highest Daily Lifetime Seven;
   .   The performance of the Permitted Sub-accounts you have chosen;
   .   The performance of the AST Investment Grade Bond Sub-account;
   . The amount you have allocated to each of the Permitted Sub-accounts you have chosen;
   .   The amount you have allocated to the AST Investment Grade Bond
       Sub-account;
   .   Additional Purchase Payments, if any, you make to your Annuity;
   . Withdrawals, if any, you take from your Annuity (withdrawals are taken pro rata from your Account Value).

 Any Account Value in the AST Investment Grade Bond Sub-account will not be available to participate in the investment experience of the Permitted Sub-accounts if there is a recovery until it is moved out of the AST Investment Grade Bond Sub-account.

 The more of your Account Value allocated to the AST Investment Grade Bond Sub-account under the formula, the greater the impact of the performance of that Sub-account in determining whether (and how much) of your Account Value is transferred back to the Permitted Sub-accounts. Further, it is possible under the formula, that if a significant portion your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has good performance but the performance of your Permitted Sub-accounts is negative, that the formula might transfer your Account Value to the Permitted Sub-accounts. Thus, the converse is true too (the more you have allocated to the Permitted Sub-accounts, the greater the impact of the performance of those Sub-accounts will have on any transfer to the AST Investment Grade Bond Sub-account).

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as Required Minimum Distribution provisions under the tax law. Please note, however, that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

 As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime Seven through a non-qualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 SPOUSAL HIGHEST DAILY LIFETIME SEVEN/SM/ WITH BENEFICIARY INCOME OPTION
 There was an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. You may have chosen Spousal Highest Daily Lifetime Seven without also selecting the Beneficiary Income Option death benefit ("BIO"). We no longer permit elections of Spousal Highest Daily Lifetime Seven with BIO. If you terminate your Spousal Highest Daily Lifetime Seven benefit to elect any other available living benefit, you will lose all guarantees under the Spousal Highest Daily Lifetime Seven benefit, and will begin new guarantees under the newly elected benefit based on the Account Value as of the date the new benefit becomes active.

 If you elected the Beneficiary Income Option death benefit, you may not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life was no older than age 75 at the time of election. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven with BIO may be greater than it would have been, had it been based on the Account Value alone.

 For purposes of the Beneficiary Income Option death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime Seven itself. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the base death benefit under the Annuity
 (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

 If there is one beneficiary, he/she must choose to receive either the base death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payment of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

 Here is an example to illustrate how the death benefit may be paid:
..   Assume that (i) the basic death benefit is $50,000, the Protected
    Withdrawal Value is $100,000, and the Annual Income Amount is $5,000;
    (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.
..   Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

 The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary's 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value).

 The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

 If you elect to terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, both Spousal Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section, above.

 OPTIONAL 90% CAP RULE FEATURE FOR THE FORMULA FOR SPOUSAL HIGHEST DAILY LIFETIME SEVEN
 If you currently own an Annuity and have elected Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature, which utilizes a new mathematical formula. The new formula is described below and will replace the "Transfer Calculation" portion of the formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new formula is found in Appendix I (page I-4) of this prospectus. There is no cost to adding this feature to your Annuity. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.

 Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap" or "90% Cap Rule"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT.

 If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond
 Sub-account (at least until there is first a transfer out of the AST
 Investment Grade Bond Sub-account). For example,
..   March 19, 2009 - a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.
..   As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).
..   Once there is a transfer out of the AST Investment Grade Bond Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in Appendix I will be the formula for your Annuity.

 In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account on the effective date of this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. WHILE THERE ARE NO ASSURANCES THAT FUTURE TRANSFERS WILL OCCUR, IT IS POSSIBLE THAT AN ADDITIONAL TRANSFER(S) TO THE PERMITTED SUB-ACCOUNTS COULD OCCUR FOLLOWING THE VALUATION DAY(S), AND IN SOME INSTANCES (BASED ON THE FORMULA) THE ADDITIONAL TRANSFER(S) COULD BE LARGE.

 Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 IMPORTANT CONSIDERATION WHEN ELECTING THE NEW FORMULA:
..   At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
..   Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

 HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (HD 7 PLUS)
 Highest Daily Lifetime 7 Plus is no longer offered for new elections. If you elected Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect any available living benefit, subject to our current rules. See "Election of and Designations under the Benefit" and "Termination of Existing Benefits and Election of New Benefits" below for details. Please note that if you terminate Highest Daily Lifetime 7 Plus and elect any available living benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. The income benefit under Highest Daily Lifetime 7 Plus currently is based on a single "designated life" who is at least 45 years old on the date that the benefit was elected. The Highest Daily Lifetime 7 Plus Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit other than the Plus 40 life insurance rider and Highest Daily Value death benefit. As long as your Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the "Investment Options" section in this prospectus.

 Highest Daily Lifetime 7 Plus guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life ("Lifetime Withdrawals"), provided that you have not made "excess withdrawals" that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 7 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime 7 Plus.

 Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under the Highest Daily Lifetime 7 Plus benefit.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
 (2)the Account Value.

 If you have not made a Lifetime Withdrawal on or before the 10/th/, 20/th/, or 25/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/, 20/th/, or 25/th/ Anniversary of the benefit effective date is equal to the greater of:

 (1)the Periodic Value described above or,
 (2)the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):
    (a)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of the Account Value on the effective date of the benefit;
    (b)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and
    (c)all adjusted purchase payments made after one year following the effective date of the benefit.

 If you elected Highest Daily Lifetime 7 Plus with Beneficiary Income Option ("BIO") (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit ("Tenth Anniversary"). This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date.

 On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

 RETURN OF PRINCIPAL GUARANTEE
 If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

 a) your Account Value on the day that you elected Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and
 b) the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

 If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME 7 PLUS BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 - less than 59 1/2, 5% for ages 59 1/2 - 74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Under the Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

 Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

 You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

 Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 - less than 59 1/2, 5% for ages 59 1/2 - 74, 6% for ages 75-79, 7% for ages 80-84, and 8%
 for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

 HIGHEST DAILY AUTO STEP-UP
 An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime 7 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 - less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8%
 for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

 The Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

..   The Issue Date is December 1, 2008
..   The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
..   The Annuitant was 70 years old when he/she elected the Highest Daily
    Lifetime 7 Plus benefit

 EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS
 On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is between the ages of 59 1/2 and 74 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1,
 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

 EXAMPLE OF PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

 EXAMPLE OF HIGHEST DAILY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 74 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including the amount of any associated Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                   HIGHEST DAILY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**         HIGHEST DAILY VALUE)
-----              ------------- ----------------------- ------------------------
November 25, 2009   $119,000.00     $      119,000.00           $5,950.00
November 26, 2009                    Thanksgiving Day
November 27, 2009   $113,000.00     $      113,986.95           $5,699.35
November 30, 2009   $113,000.00     $      113,986.95           $5,699.35
December 01, 2009   $119,000.00     $      119,000.00           $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.

 ** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.
   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.
   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

 NON-LIFETIME WITHDRAWAL FEATURE
 You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. The amount of the Non-Lifetime Withdrawal cannot be more than the amount that would cause the Annuity to be taken below the minimum Surrender Value after a withdrawal for your Annuity. This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 7 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

 The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value, the Return of Principal guarantee, and the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date, described above, by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal.

 If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

 EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

 Assume the following:
..   The Issue Date is December 1, 2008
..   The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
..   The Account Value at benefit election was $105,000
..   The Annuitant was 70 years old when he/she elected the Highest Daily
    Lifetime 7 Plus benefit
..   No previous withdrawals have been taken under the Highest Daily Lifetime 7
    Plus benefit

 On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10/th/ benefit year minimum Periodic Value guarantee is $210,000, the 10/th/ benefit year Return of Principal guarantee is $105,000, the 20/th/ benefit year minimum Periodic Value guarantee is $420,000, the 25/th/ benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION:

      Withdrawal Amount divided by                               $ 15,000
      Account Value before withdrawal                            $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10/th/ benefit year Return of Principal                    $ 91,875
      10/th/ benefit year Minimum Periodic Value                 $183,750
      20/th/ benefit year Minimum Periodic Value                 $367,500
      25/th/ benefit year Minimum Periodic Value                 $551,250

 REQUIRED MINIMUM DISTRIBUTIONS
 Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

 EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS
 The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

 Annual Income Amount = $5,000

 Remaining Annual Income Amount = $3,000

 Required Minimum Distribution = $6,000

 The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
 $4,000).

 If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

 BENEFITS UNDER HIGHEST DAILY LIFETIME 7 PLUS
..   To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus, and amounts are still payable under Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments are made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the Designated Life.
..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or
       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single Designated Life. We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no Lifetime Withdrawal was ever taken, we will calculate the Annual
    Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.
..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.
..   Withdrawals made while the Highest Daily Lifetime 7 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 7 Plus benefit. The Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   Upon inception of the benefit, and to maintain the benefit, 100% of your
    Account Value must have been allocated to the Permitted Sub-accounts.
..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment
    Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can
    find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.
..   Transfers to and from the elected Sub-accounts and the AST Investment Grade
    Bond Portfolio Sub-account triggered by the Highest Daily Lifetime 7 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.
..   You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.
..   The maximum charge for Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value (PWV). The current charge is 0.75% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.1875% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value at the benefit quarter, we will charge the remainder of the Account Value for the benefit and continue the benefit as described above.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 We no longer permit new elections of Highest Daily Lifetime 7 Plus. For Highest Daily Lifetime 7 Plus, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 45 years old.

 Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 7 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 7 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian to the Annuitant, or vice versa or
 (c) ownership is transferred from one entity to another entity that is satisfactory to us.

 PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS HIGHEST DAILY LIFETIME 7 PLUS AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

 TERMINATION OF THE BENEFIT
 You may terminate Highest Daily Lifetime 7 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates:
 (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount),
 (iv) upon our receipt of due proof of the death of the Annuitant, (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

 Upon termination of Highest Daily Lifetime 7 Plus other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

 If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 7 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

 HOW HIGHEST DAILY LIFETIME 7 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT
 As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 7 Plus. For purposes of this benefit, we refer to those permitted investment options as the "Permitted Sub-accounts". If your annuity was issued on or after May 1, 2009 (subject to regulatory approval), you may also choose to allocate purchase payments while this program is in effect to DCA Fixed Rate Options utilized with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"). If you are participating in Highest Daily Lifetime 7 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, amounts held within the DCA Fixed Rate Options are included within the term "Permitted Sub-Accounts". Thus, amounts may be transferred from the DCA Fixed Rate Options in the circumstances described above and in the section of this prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the AST Investment Grade Bond Sub-account will be transferred to the Permitted Sub-accounts, not including the DCA Fixed Rate Options.

 An integral part of Highest Daily Lifetime 7 Plus is the pre-determined mathematical formula used to transfer Account Value between the Permitted Sub-Accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-Account"). The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate Purchase Payments to or make transfers to or from the AST Investment Grade Bond Sub-account. The formula monitors your Account Value daily and, if dictated by the formula, systematically transfers amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. The formula is set forth in Appendix J.

 Speaking generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that 5% is used in the formula, irrespective of the Annuitant's attained age. Then it produces an estimate of the total amount targeted in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts including any amounts allocated to DCA Fixed Rate Options. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the AST Investment Grade Bond Sub-account. As discussed above, if all or a portion of your Account Value is allocated to one or more DCA Fixed Rate Options at the time a transfer to the AST Investment Grade Bond Sub-account is required under the formula, we will first look to process the transfer from the Permitted Sub-accounts other than the DCA Fixed Rate Options. If the amount allocated to the Permitted Sub-accounts is insufficient to satisfy the transfer, then any remaining amounts will be transferred from the DCA Fixed Rate Options on a "last-in, first out" basis. Once a transfer is made, the three consecutive Valuation Days begin again. If, however, on any Valuation Day, the Target Ratio is above 84.5%, it will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the AST Investment Grade Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts will occur.

 The formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT.

 If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond
 Sub-account (at least until there is first a transfer out of the AST
 Investment Grade Bond Sub-account). For example,
..   March 19, 2009 - a transfer is made to the AST Investment Grade Bond
    Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.
..   On March 20, 2009 (and at least until first a transfer is made out of the
    AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST Investment Grade Bond Sub-account).
..   Once there is a transfer out of the AST Investment Grade Bond Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula.

 As you can glean from the formula, poor or flat investment performance of your Account Value may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime 7 Plus, the values we use to compare to the Target Ratio will be fixed.

 Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, a transfer may be made from the AST

 Investment Grade Bond Sub-account to the Permitted Sub-accounts. Any such transfer will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

 The amount of the transfer will be equal to the lesser of:

 a) The total value of all your Account Value in the AST Investment Grade Bond Sub-account, or
 b) An amount equal to 5% of your total Account Value.

 While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 7 Plus. Depending on the results of the calculations of the formula, we may, on any Valuation Day:
..   Not make any transfer between the Permitted Sub-accounts and the AST
    Investment Grade Bond Sub-account; or
..   If a portion of your Account Value was previously allocated to the AST
    Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). ; or
..   Transfer a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

 The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your Protected Withdrawal
    Value;
..   How long you have owned Highest Daily Lifetime 7 Plus or Spousal Highest
    Daily Lifetime 7 Plus;
..   The performance of the Permitted Sub-accounts you have chosen;
..   The performance of the AST Investment Grade Bond Sub-account;
..   The amount allocated to each of the Permitted Sub-accounts you have chosen;
..   The amount allocated to the AST Investment Grade Bond Sub-account;
..   Additional Purchase Payments, if any, you make to your Annuity; and
..   Withdrawals, if any, you take from your Annuity (withdrawals are taken pro rata from your Account Value).

 At any given time, some, most or none of your Account Value will be allocated to the AST Investment Grade Bond Sub-account, as dictated by the formula.

 The more of your Account Value allocated to the AST Investment Grade Bond Sub-account under the formula, the greater the impact of the performance of that Sub-account in determining whether (and how much) your Account Value is transferred back to the Permitted Sub-accounts. Further, it is possible under the formula that, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has good performance but the performance of your Permitted Sub-accounts is negative, that the formula might transfer your Account Value to the Permitted Sub-accounts. Similarly, the more you have allocated to the Permitted Sub-accounts, the greater the impact of the performance of those Permitted Sub-accounts will have on any transfer to the AST Investment Grade Bond Sub-account.

 If you make additional Purchase Payments to your Annuity, they will be allocated according to your allocation instructions. Once they are allocated to your Annuity, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Portfolio, if dictated by the formula.

 Any Account Value in the AST Investment Grade Bond Sub-account will not be available to participate in the investment experience of the Permitted Sub-accounts regardless of whether there is a subsequent Sub-account decline or recovery until it is transferred out of the AST Investment Grade Bond Sub-account.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as required minimum distribution provisions under the tax law. Please note, however, that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

 As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 7 Plus through a non-qualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 HIGHEST DAILY LIFETIME 7 PLUS/SM/ WITH BENEFICIARY INCOME OPTION
 We previously offered an optional death benefit feature under Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Highest Daily Lifetime 7 Plus is no longer available for new elections. Please note that if you terminate Highest Daily Lifetime 7 Plus with BIO and elect any other living benefit you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. As long as your Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. This benefit could be elected, provided that all owners and beneficiaries are natural persons or an agent acting for a natural person.

 If you elected this death benefit, you could not elect any other optional benefit. You could have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election and meet the Highest Daily Lifetime 7 Plus age requirements. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date. If you choose the Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of the Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero and, continue the benefit as described below.

 Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value, and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were Lifetime Withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

 If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Each beneficiary can choose to take his/her portion of either (a) the basic death benefit, or (b) the Beneficiary Income Option death benefit. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

 Here is an example to illustrate how the death benefit may be paid:
..   Assume that (i) the basic death benefit is $50,000, the Protected
    Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.
..   Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary's 75% share multiplied by $5,000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

 If you elect to terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section above.

 HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME ACCELERATOR/SM/
 In the past, we offered a version of Highest Daily Lifetime 7 Plus called Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator ("Highest Daily Lifetime 7 Plus with LIA"). You could choose Highest Daily Lifetime 7 Plus with or without also electing LIA, however you could not elect LIA without Highest Daily Lifetime 7 Plus and you could elect the LIA benefit at the time you elect Highest Daily Lifetime 7 Plus. Please note that if you terminate Highest Daily Lifetime 7 Plus with LIA and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. If you elected this benefit, you may not have elected any other optional benefit. As long as your Highest Daily Lifetime 7 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 7 Plus with LIA is based on a single "designated life" who was between the ages of 45 and 75 on the date that the benefit is elected. All terms and conditions of Highest Daily Lifetime 7 Plus apply to this version of the benefit, except as described herein.

 Highest Daily Lifetime 7 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

 Highest Daily Lifetime 7 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. If you choose the Highest Daily Lifetime 7 Plus with LIA, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value, or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account and the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of Account Value and the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

 If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

 ELIGIBILITY REQUIREMENTS FOR LIA AMOUNT. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120/th/ day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements ("LIA conditions") must be met.

 (1)The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

 (2)The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
    ii.Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
   iii.Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower. iv.Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
    v. Transferring: Moving into or out of a bed, chair or wheelchair. vi.Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

 You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 7 Plus benefit.

 Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, upon the next Annuity Anniversary the Annual Income Amount would replace the LIA Amount. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

 LIA AMOUNT AT THE FIRST LIFETIME WITHDRAWAL. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 7 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

 LIA AMOUNT AFTER THE FIRST LIFETIME WITHDRAWAL. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

 WITHDRAWALS IN EXCESS OF THE LIA AMOUNT. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

 Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

 PURCHASE PAYMENTS. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

 STEP UPS. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

 GUARANTEE PAYMENTS. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA

 Amount. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus with LIA, we will calculate the Annual Income Amount and any LIA amount if you are eligible, as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 7 Plus with LIA terminates, and no additional payments are made.

 ANNUITY OPTIONS. In addition to the Highest Daily Lifetime 7 Plus Annuity Options described above, after the Tenth Anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

 If you elect Highest Daily Lifetime 7 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

 SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (SHD7 PLUS)
 Spousal Highest Daily Lifetime 7 Plus is the spousal version of Highest Daily Lifetime 7 Plus. We no longer offer Spousal Highest Daily Lifetime 7 Plus. If you elected Spousal Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect another available living benefit, subject to our current rules. See "Termination of Existing Benefits and Election New Benefits". Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. Spousal Highest Daily Lifetime 7 Plus could have been elected based on two Designated Lives, as described below. The youngest Designated Life must have been at least 50 years old and the oldest Designated Life must have been at least 55 years old when the benefit was elected. Spousal Highest Daily Lifetime 7 Plus is not available if you elected any other optional benefit. As long as your Spousal Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the "Investment Options" section in this prospectus.

 We previously offered a benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "Designated Lives", and each, a "Designated Life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the Designated Lives ("Lifetime Withdrawals") provided you have not made "excess withdrawals" that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 7 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime 7 Plus.

 Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime 7 Plus.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first

 Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
 (2)the Account Value.

 If you have not made a Lifetime Withdrawal on or before the 10/th/, 20/th/, or 25/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/, 20/th/, or 25/th/ Anniversary of the benefit effective date is equal to the greater of:

 (1)the Periodic Value described above or,
 (2)the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

    (a)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of the Account Value on the effective date of the benefit;
    (b)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and
    (c)All adjusted purchase payments made after one year following the effective date of the benefit.

 If you elect Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option ("BIO") (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit ("Tenth Anniversary"). This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date.

 On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

 RETURN OF PRINCIPAL GUARANTEE
 If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

 a) your Account Value on the day that you elected Spousal Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and
 b) the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

 If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to your Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal, including a required minimum distribution, (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage initially depends on the age of the youngest Designated Life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50 - less than 59 1/2, 5% for ages 59 1/2 - 79, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime

 Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

 Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

 You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

 Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credit) based on the age of the younger Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50 - less than 59 1/2, 5% for ages 59 1/2 - 79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older), and
 (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credit).

 HIGHEST DAILY AUTO STEP-UP
 An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50 - less than 59 1/2, 5% for ages 59 1/2 - 79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

 The Spousal Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:
..   The Issue Date is December 1, 2008
..   The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5,
    2009
..   The younger Designated Life was 70 years old when he/she elected the
    Spousal Highest Daily Lifetime 7 Plus benefit

 EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS
 On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

 EXAMPLE OF PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

 EXAMPLE OF HIGHEST DAILY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest Designated Life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                   HIGHEST DAILY VALUE
                                     (ADJUSTED WITH      ADJUSTED ANNUAL INCOME
                                 WITHDRAWAL AND PURCHASE   AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**        HIGHEST DAILY VALUE)
-----              ------------- ----------------------- ----------------------
November 25, 2009   $119,000.00     $      119,000.00          $5,950.00
November 26, 2009                    Thanksgiving Day
November 27, 2009   $113,000.00     $      113,986.95          $5,699.35
November 30, 2009   $113,000.00     $      113,986.95          $5,699.35
December 01, 2009   $119,000.00     $      119,000.00          $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
 ** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.
   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

 NON-LIFETIME WITHDRAWAL FEATURE
 You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. The amount of the Non-Lifetime Withdrawal cannot be more than the amount that would cause the Annuity to be taken below the minimum Surrender Value after a withdrawal for your Annuity. This Non-Lifetime Withdrawal will not establish our initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 7 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime withdrawals may be taken.

 The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value, the Return of Principal guarantee and the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date, described above, by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal.

 If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

 EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

 Assume the following:
..   The Issue Date is December 1, 2008
..   The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5,
    2009
..   The Account Value at benefit election was $105,000
..   The younger Designated Life was 70 years old when he/she elected the
    Spousal Highest Daily Lifetime 7 Plus benefit
..   No previous withdrawals have been taken under the Spousal Highest Daily
    Lifetime 7 Plus benefit

 On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10/th/ benefit year minimum Periodic Value guarantee is $210,000, the 10/th/ benefit year Return of Principal guarantee is $105,000, the 20/th/ benefit year minimum Periodic Value guarantee is $420,000, the 25/th/ benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION:

      Withdrawal Amount divided by                               $ 15,000
      Account Value before withdrawal                            $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10/th/ benefit year Return of Principal                    $ 91,875
      10/th/ benefit year Minimum Periodic Value                 $183,750
      20/th/ benefit year Minimum Periodic Value                 $367,500
      25/th/ benefit year Minimum Periodic Value                 $551,250

 REQUIRED MINIMUM DISTRIBUTIONS
 Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

 EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS
 The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

 Annual Income Amount = $5,000

 Remaining Annual Income Amount = $3,000

 Required Minimum Distribution = $6,000

 The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
 $4,000).

 If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

 BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS
..   To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime 7 Plus, and amounts are still payable under Spousal Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Spousal Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second Designated Life provided the Designated lives were spouses at the death of the first Designated Life.
..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or
       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life. We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..   If no Lifetime Withdrawal was ever taken, we will calculate the Annual
    Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.
..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the older of the owner or Annuitant's 95/th/ birthday will be treated as annuity payments.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Spousal Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.
..   Withdrawals made while the Spousal Highest Daily Lifetime 7 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   Upon inception of the benefit, and to maintain the benefit, 100% of your
    Account Value must have been allocated to the Permitted Sub-accounts.
..   You cannot allocate Purchase Payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elected this benefit. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.
..   You can make withdrawals from your Annuity without purchasing the Spousal
    Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   Transfers to and from the elected Sub-accounts and the AST Investment Grade
    Bond Portfolio Sub-account triggered by the Spousal Highest Daily Lifetime
    7 Plus pre-determined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.
..   You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, and we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfers of Account Value and allocation of Additional purchase payments may be subject to new investment limitations.
..   The maximum fee for Spousal Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value. The current fee for Spousal Highest Daily Lifetime 7 Plus is 0.90% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.225% of the greater of the prior day's Account Value, or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond
    Sub-account and from the DCA Fund Rate Option (if applicable). Since this fee is based on the greater of the Account Value and the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value, we will reduce the Account Value to zero, and continue the benefit as described above.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 We no longer permit new elections of Spousal Highest Daily Lifetime 7 Plus. Spousal Highest Daily Lifetime 7 Plus could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime 7 Plus only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:
..   One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or
..   Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or
..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

 We do not permit a change of Owner under this benefit, except as follows: (a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or (b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary under this benefit. If the Designated Lives divorce, the Spousal Highest Daily Lifetime 7 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage.

 Spousal Highest Daily Lifetime 7 Plus could have been elected at the time that you purchased your Annuity or after the Issue Date, subject to our eligibility rules and restrictions. See "Termination of Existing Benefits and Election of New Benefits" below for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECTED BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

 TERMINATION OF THE BENEFIT
 You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life), (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount),
 (vi) if both the Account Value and Annual Income Amount equal zero, or
 (vii) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

 Upon termination of Spousal Highest Daily Lifetime 7 Plus other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and
 (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options based on your existing allocation instructions or (in the absence of such instruction) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

 HOW SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT
 See "How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in this Prospectus for information regarding this component of the benefit.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as required minimum distribution provisions under the tax law. Please note, however, that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

 As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 7 Plus through a non-qualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION
 We previously offered an optional death benefit feature under Spousal Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Spousal Highest Daily Lifetime 7 Plus is no longer available for new elections. You could choose Spousal Highest Daily Lifetime 7 Plus with or without also selecting the Beneficiary Income Option death benefit. However, you could not elect the Beneficiary Income Option without Spousal Highest Daily Lifetime 7 Plus and you could elect the Beneficiary Income Option death benefit at the time you elect Spousal Highest Daily Lifetime 7 Plus. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus with BIO and elect any available living benefit you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. As long as your Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit.

 If you elected the Beneficiary Income Option death benefit, you could not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life is no older than age 75 at the time of election and the Spousal Highest Daily Lifetime 7 Plus age requirements are met. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. If you choose the Spousal Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts, including the AST Investment Grade Bond Sub-account and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

 For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value (less any credits associated with Purchase Payments applied within 12 months prior to the date of death), and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death of the second Designated Life, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death of the second Designated Life, and we calculate the Annual Income Amount as if there were a Lifetime Withdrawal on the date of death of the second Designated Life. If there were Lifetime Withdrawals prior to the date of death of the second Designated Life, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

 If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic Death Benefit, or (b) the Beneficiary Income Option death benefit. In order to receive the Beneficiary Income Option Death Benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

 Here is an example to illustrate how the death benefit may be paid:
..   Assume that (i) the basic death benefit is $50,000, the Protected
    Withdrawal Value is $100,000, and the Annual Income Amount is $5,000;
    (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.
..   Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary's 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

 If you elect to terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Spousal Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section.

 HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (HD 6 PLUS)
 We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life ("Lifetime Withdrawals"), provided that you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 6 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

 The income benefit under Highest Daily Lifetime 6 Plus currently is based on a single "designated life" who is at least 45 years old on the date that the benefit is acquired. The Highest Daily Lifetime 6 Plus Benefit is not available if you elect any other optional living benefit or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of the permitted investment options, see the "Investment Options" section.

 Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. See Death Benefit Component of Highest Daily Lifetime 6 Plus, below.

 ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR ACCOUNT VALUE FALLS TO ZERO, IF YOU TAKE WITHDRAWALS OF EXCESS INCOME THAT BRING YOUR ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT WOULD ALSO FALL TO ZERO, AND THE BENEFIT WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT, INCLUDING THE DEATH BENEFIT DESCRIBED BELOW, WOULD BE PAYABLE UNDER THE HIGHEST DAILY LIFETIME 6 PLUS BENEFIT.

 You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Highest Daily Lifetime 6 Plus for Annuities issued on or after May 1, 2009, subject to the 6 or 12 Month DCA Program's rules, and subject to State approvals. The 6 or 12 Month DCA Program is not available in certain states.

 Currently, if you elect Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See "Election of and Designations under the Benefit" below and "Termination of Existing Benefits and Election of New Benefits" for details. Please note that if you terminate Highest Daily Lifetime 6 Plus and elect another living benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected

 Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
 (2)the Account Value on the current Valuation Day.

 If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

 (1)the Periodic Value described above or,
 (2)the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

    (a)200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;
    (b)200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and
    (c)all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

 Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME 6 PLUS BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 or older. Under the Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any Contingent Deferred Sales Charge (CDSC) that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

 Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

 You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

 Any purchase payment that you make subsequent to the election of Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will
 (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the purchase payment (including any associated purchase Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79 and 6% for ages 80 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

 If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). We reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

 HIGHEST DAILY AUTO STEP-UP
 An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime 6 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

 The Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:
..   The Issue Date is December 1, 2008
..   The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
..   The Annuitant was 70 years old when he/she elected the Highest Daily
    Lifetime 6 Plus benefit.

 EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS
 On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

 EXAMPLE OF PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual

 Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

 EXAMPLE OF HIGHEST DAILY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                   HIGHEST DAILY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**         HIGHEST DAILY VALUE)
-----              ------------- ----------------------- ------------------------
November 25, 2009   $119,000.00          $119,000.00            $5,950.00
November 26, 2009                   Thanksgiving Day
November 27, 2009   $113,000.00          $113,986.95            $5,699.35
November 30, 2009   $113,000.00          $113,986.95            $5,699.35
December 01, 2009   $119,000.00          $119,000.00            $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
 ** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.
   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.
   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

 NON-LIFETIME WITHDRAWAL FEATURE
 You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. The amount of the Non-Lifetime Withdrawal cannot be more than the amount that would cause the Annuity to be taken below the minimum Surrender Value after a withdrawal for your Annuity. This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 6 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

 The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date, described above, and the Death Benefit described below, by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal.

 If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

 EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

 Assume the following:
   .   The Issue Date is December 1, 2008
   .   The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
   .   The Account Value at benefit election was $105,000
   . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit
   . No previous withdrawals have been taken under the Highest Daily Lifetime 6 Plus benefit

 On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION:

      Withdrawal amount divided by                               $ 15,000
      Account Value before withdrawal                            $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10/th/ benefit year Minimum Periodic Value                 $183,750
      20/th/ benefit year Minimum Periodic Value                 $367,500

 REQUIRED MINIMUM DISTRIBUTIONS
 Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

 In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

 EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS
 The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

 Annual Income Amount = $5,000

 Remaining Annual Income Amount = $3,000

 Required Minimum Distribution = $6,000

 The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000: ($3,000 + ($6,000 - $5,000) =
 $4,000).

 If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

 DEATH BENEFIT COMPONENT OF HIGHEST DAILY LIFETIME 6 PLUS
 If you elect Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Highest Daily Lifetime 6 Plus, then your Death Benefit will be equal to the greatest of:
..   the basic death benefit under the Annuity; and
..   the amount of any optional death benefit you may have elected and remains in effect; and
..   (a) if no Lifetime Withdrawal had been taken prior to death, 300% of the
    Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date, or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an XT6 Annuity granted within 12 months prior to death.

 PLEASE NOTE THAT THE DEATH BENEFIT UNDER HIGHEST DAILY LIFETIME 6 PLUS IS NOT PAYABLE IF YOUR ACCOUNT VALUE IS REDUCED TO ZERO AS A RESULT OF WITHDRAWALS OR IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH. THIS DEATH BENEFIT MAY NOT BE AVAILABLE IN ALL STATES.

 BENEFITS UNDER HIGHEST DAILY LIFETIME 6 PLUS
..   To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. If this occurs, you will not be permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime
    6 Plus benefit terminates, and no additional payments are made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life. Please note if your Account Value is reduced to zero as result of withdrawals, the Death Benefit (described above under "Death Benefit Component of Highest Daily Lifetime 6 Plus") will also be reduced to zero and the Death Benefit will not be payable.
..   Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant's 95th birthday will be treated as annuity payments.
..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any annuity option available; or

       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

 If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

 PLEASE NOTE THAT A DEATH BENEFIT (AS DESCRIBED ABOVE) IS NOT PAYABLE IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.
..   Withdrawals made while the Highest Daily Lifetime 6 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.
..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 6 Plus benefit. The Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.
..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond
    Portfolio prospectus by going to www.prudentialannuities.com.
..   Transfers to and from the Sub-accounts, the DCA Fixed Rate Options, and the
    AST Investment Grade Bond Sub-account triggered by the Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.
..   Upon inception of the benefit and to maintain the benefit, 100% of your
    Account Value must be allocated to the Permitted Sub-accounts (or any DCA Fixed Rate Options if you elect the 6 or 12 Month DCA Program). If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirements will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.
..   If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.
..   The maximum charge for Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.85% annually of the greater of the Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis 0.2125% of the greater of the prior Valuation Day's Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal

   Value, the fee for Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.

 Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $425.00 ($200,000 X .2125%).

 If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 For Highest Daily Lifetime 6 Plus, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 45 years old.

 Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 6 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 6 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian to the Annuitant, or vice versa or
 (c) ownership is transferred from one entity to another entity that is satisfactory to us.

 Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it or elect any other living benefit, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See "Termination of Existing Benefits and Election of New Benefits" in the prospectus for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. You and your financial professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

 TERMINATION OF THE BENEFIT
 You may terminate Highest Daily Lifetime 6 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates:
 (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount),
 (iv) upon our receipt of due proof of the death of the Annuitant (except insofar as paying the Death Benefit associated with this benefit), (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in "Election of and Designations under the Benefit" above.

 Upon termination of Highest Daily Lifetime 6 Plus other than upon the death of the Annuitant or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (FKA - Optional Allocation & Rebalancing Program), Automatic Rebalancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

 If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 6 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

 HOW HIGHEST DAILY LIFETIME 6 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT
 As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 6 Plus. For purposes of this benefit, we refer to those permitted investment options as the "Permitted Sub-accounts". If your Annuity was issued on or after May 1, 2009 (subject to regulatory approval), you may also choose to allocate purchase payments while this program is in effect to DCA Fixed Rate Options utilized with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"). If you are participating in Highest Daily Lifetime 6 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, amounts held within the DCA Fixed Rate Options are included within the term "Permitted Sub-Accounts". Thus, amounts may be transferred from the DCA Fixed Rate Options in the circumstances described above and in the section of the prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the AST Investment Grade Bond Sub-account will only be transferred to the Permitted Sub-accounts, not the DCA Fixed Rate Options.

 An integral part of Highest Daily Lifetime 6 Plus is the pre-determined mathematical formula used to transfer Account Value between the Permitted Sub-Accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-Account"). The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to or make transfers to or from the AST Investment Grade Bond Sub-account. The formula monitors your Account Value daily and, if dictated by the formula, systematically transfers amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. The formula is set forth in Appendix N (and is described below).

 Speaking generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that 5% is used in the formula, irrespective of the Annuitant's attained age. Then it produces an estimate of the total amount targeted in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments (including any associated purchase Credits with respect to XT6), and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts including any amounts allocated to DCA Fixed Rate Options. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the AST Investment Grade Bond Sub-account. As discussed above, if all or a portion of your Account Value is allocated to one or more DCA Fixed Rate Options at the time a transfer to the AST Investment Grade Bond Sub-account is required under the formula, we will first look to process the transfer from the Permitted Sub-accounts, other than the DCA Fixed Rate Options. If the amount allocated to the Permitted Sub-accounts is insufficient to satisfy the transfer, then any remaining amounts will be transferred from the DCA Fixed Rate Options on a "last-in, first-out" basis. Once a transfer is made, the three consecutive Valuation Days begin again. If, however, on any Valuation Day, the Target Ratio is above 84.5%, it will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the AST Investment Grade Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts (excluding the DCA Fixed Rate Options) will occur.

 The formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT

 PERFORMANCE OF YOUR ALLOCATIONS IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT.

 If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,
..   September 1, 2010 - a transfer is made to the AST Investment Grade Bond
    Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.
..   September 2, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on September 1, 2010.
..   On September 2, 2010 - (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST Investment Grade Bond Sub-account).
..   Once there is a transfer out of the AST Investment Grade Bond Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

 Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula.

 As you can glean from the formula, poor or flat investment performance of your Account Value may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime 6 Plus, the values we use to compare to the Target Ratio will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime 6 Plus and existing Annuities that elect Highest Daily Lifetime 6 Plus in the future, however, we reserve the right to change such values.

 Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, a transfer may be made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts. Unless you are participating in an asset allocation program for which we are providing administrative support, any such transfer will be to your elected Sub-accounts pro-rata based on the Account Value in such Sub-accounts at that time. If there is no Account Value in the Sub-accounts, the transfer will be allocated according to your most recent allocation instructions. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

 The amount of the transfer will be equal to the lesser of:
 a) The total value of all your Account Value in the AST Investment Grade Bond Sub-account, or
 b) An amount equal to 5% of your total Account Value.

 While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus. Depending on the results of the calculations of the formula, we may, on any Valuation Day:
..   Not make any transfer between the Permitted Sub-accounts and the AST
    Investment Grade Bond Sub-account; or
..   If a portion of your Account Value was previously allocated to the AST
    Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or
..   Transfer a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

 The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depends upon a number of factors unique to your Annuity (and is not necessarily directly correlated with the securities markets, bond markets, or interest rates, in general) including:
..   The difference between your Account Value and your Protected Withdrawal
    Value;
..   How long you have owned Highest Daily Lifetime 6 Plus/Spousal Highest Daily
    Lifetime 6 Plus;
..   The performance of the Permitted Sub-accounts you have chosen;
..   The performance of the AST Investment Grade Bond Sub-account;
..   The amount allocated to each of the Permitted Sub-accounts you have chosen;
..   The amount allocated to the AST Investment Grade Bond Sub-account;
..   Additional purchase payments, if any, you make to your Annuity; and
..   Withdrawals, if any, you take from your Annuity (withdrawals are taken pro rata from your Account Value).

 At any given time, some, most or none of your Account Value will be allocated to the AST Investment Grade Bond Sub-account, as dictated by the formula.

 The more of your Account Value allocated to the AST Investment Grade Bond Sub-account under the formula, the greater the impact of the performance of that Sub-account in determining whether (and how much) your Account Value is transferred back to the Permitted Sub-accounts. Further, it is possible under the formula that, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has good performance but the performance of your Permitted Sub-accounts is negative, that the formula might transfer your Account Value to the Permitted Sub-accounts. Similarly, the more you have allocated to the Permitted Sub-accounts, the greater the impact of the performance of those Permitted Sub-accounts will have on any transfer to the AST Investment Grade Bond Sub-account.

 If you make additional purchase payments to your Annuity, they will be allocated according to your allocation instructions. Once they are allocated to your Annuity, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Portfolio, if dictated by the formula.

 Any Account Value in the AST Investment Grade Bond Sub-account will not be available to participate in the investment experience of the Permitted Sub-accounts regardless of whether there is a subsequent Sub-account decline or recovery until it is transferred out of the AST Investment Grade Bond Sub-account.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as required minimum distribution provisions under the tax law.

 As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 6 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

 HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR
 We offer another version of Highest Daily Lifetime 6 Plus that we call Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator ("Highest Daily Lifetime 6 Plus with LIA"). Highest Daily Lifetime 6 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Highest Daily Lifetime 6 Plus with LIA is not available in New York and certain other states/jurisdictions. You may choose Highest Daily Lifetime 6 Plus with or without also electing LIA, however you may not elect LIA without Highest Daily Lifetime 6 Plus and you must elect the LIA benefit at the time you elect Highest Daily Lifetime 6 Plus. If you elect Highest Daily Lifetime 6 Plus without LIA and would like to add the feature later, you must terminate the Highest Daily Lifetime 6 Plus benefit and elect the Highest Daily Lifetime 6 Plus with LIA (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime 6 Plus and elect the Highest Daily Lifetime 6 Plus with LIA you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active. Highest Daily Lifetime 6 Plus with LIA is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living benefit or the Plus 40 life insurance rider or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 6 Plus with LIA currently is based on a single "designated life" who is between the ages of 45 and 75 on the date that the benefit is elected and received in good order. All terms and conditions of Highest Daily Lifetime 6 Plus apply to this version of the benefit, except as described herein.

 Highest Daily Lifetime 6 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

 If you elect the Highest Daily Lifetime 6 Plus with LIA, the maximum charge is 2.00% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 1.20% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.30% of the greater of the prior Valuation Day's Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.

 Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $600.00 ($200,000 X .30%)

 If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus with LIA benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described below) will not be payable.

 If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

 ELIGIBILITY REQUIREMENTS FOR LIA AMOUNT. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. The 120 day elimination period begins on the date that we receive notification from you of your eligibility for the LIA Amount. Thus, assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements ("LIA conditions") must be met.

 (1)The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
 (2)The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
    ii.Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
   iii.Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

    iv.Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
    v. Transferring: Moving into or out of a bed, chair or wheelchair. vi.Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

 You must notify us in writing when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. The designated life must be available for any assessment or reassessment pursuant to our administrative process requirements. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 6 Plus benefit.

 Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, upon the next Annuity Anniversary the Annual Income Amount would replace the LIA Amount. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

 LIA AMOUNT AT THE FIRST LIFETIME WITHDRAWAL. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 6 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

 LIA AMOUNT AFTER THE FIRST LIFETIME WITHDRAWAL. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the LIA benefit will be deemed a Lifetime Withdrawal.

 WITHDRAWALS IN EXCESS OF THE LIA AMOUNT. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA Amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

 WITHDRAWALS ARE NOT REQUIRED. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

 PURCHASE PAYMENTS. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional purchase payment, the Annual Income Amount is increased by an amount obtained by applying the applicable percentage (4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79; and 6% for ages 80 and older) to the purchase payment (including any associated purchase Credits). The applicable percentage is based on the attained age of the designated life on the date of the first Lifetime Withdrawal after the benefit effective date. The LIA Amount is increased by double the Annual Income Amount, if eligibility for LIA has been met. The Protected Withdrawal Value is increased by the amount of each purchase payment (including any associated purchase Credits).

 If the Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount (or, if eligible for LIA, the LIA Amount) is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount (or, if eligible for LIA, the LIA Amount) in an unintended fashion is the relative size of additional purchase payment(s). We reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

 STEP-UPS. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

 GUARANTEE PAYMENTS. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". TO THE EXTENT THAT CUMULATIVE WITHDRAWALS IN THE CURRENT ANNUITY YEAR THAT REDUCE YOUR ACCOUNT VALUE TO ZERO ARE MORE THAN THE LIA AMOUNT (EXCEPT IN THE CASE OF REQUIRED MINIMUM DISTRIBUTIONS), HIGHEST DAILY LIFETIME 6 PLUS WITH LIA TERMINATES, AND NO ADDITIONAL PAYMENTS ARE MADE. A DEATH BENEFIT UNDER HIGHEST DAILY LIFETIME 6 PLUS WITH LIA IS NOT PAYABLE IF GUARANTEE PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH.

 ANNUITY OPTIONS. In addition to the Highest Daily Lifetime 6 Plus annuity options described above, after the tenth anniversary of the benefit effective date ("Tenth Anniversary"), you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the designated life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun. A Death Benefit is not payable if annuity payments are being made at the time of the decedent's death.

 If you elect Highest Daily Lifetime 6 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

 DEATH BENEFIT COMPONENT OF HIGHEST DAILY LIFETIME 6 PLUS WITH LIA. The provisions of the Death Benefit Component of Highest Daily Lifetime 6 Plus (see above for information about the Death Benefit) also apply to Highest Daily Lifetime Plus with LIA. Please note that with respect to Highest Daily Lifetime 6 Plus with LIA, we use the Annual Income Amount for purposes of the Death Benefit Calculations, not the LIA Amount.

 SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (SHD6 PLUS)
 Spousal Highest Daily Lifetime 6 Plus is the spousal version of Highest Daily Lifetime 6 Plus. Spousal Highest Daily Lifetime 6 Plus must be elected based on two designated lives, as described below. The youngest designated life must be at least 50 years old and the oldest designated life must be at least 55 years old when the benefit is elected. Spousal Highest Daily Lifetime 6 Plus is not available if you elect any other optional benefit. As long as your Spousal Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of permitted investment options, see the "Investment Options" section.

 We offer a benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "designated lives", and each, a "designated life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives ("Lifetime Withdrawals") provided you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 6 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

 Spousal Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit, however, is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. See Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus, below.

 ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR ACCOUNT VALUE FALLS TO ZERO, IF YOU TAKE WITHDRAWALS OF EXCESS INCOME THAT BRING YOUR ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT WOULD ALSO FALL TO ZERO, AND THE BENEFIT WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT, INCLUDING THE DEATH BENEFIT DESCRIBED BELOW, WOULD BE PAYABLE UNDER SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS.

 You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime 6 Plus for Annuities issued on or after May 1, 2009, subject to the 6 or 12 Month DCA Program's rules, and subject to State approvals. The 6 or 12 Month DCA Program is not available in certain states.

 Currently, if you elect Spousal Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See "Election of and Designations under the Benefit" below and "Termination of Existing Benefits and Election of New Benefits" for details. Please note that if you terminate Spousal Highest Daily Lifetime 6 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Account Value as of the date the new benefit becomes active.

 KEY FEATURE - PROTECTED WITHDRAWAL VALUE
 The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

 The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

 (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
 (2)the Account Value on the current Valuation Day.

 If you have not made a Lifetime Withdrawal on or before the 10/th/ or 20/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/ or 20/th/ Anniversary of the benefit effective date is equal to the greater of:

 (1)the Periodic Value described above or,
 (2)the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

    (a)200% (on the 10/th/ anniversary) or 400% (on the 20/th/ anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;
    (b)200% (on the 10/th/ anniversary) or 400% (on the 20/th/ anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and
    (c)all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

 Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

 KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS BENEFIT
 The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value. The percentage initially depends on the age of the youngest designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. We use the age of the youngest designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income

 Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

 Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

 You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

 Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including any associated purchase Credits) based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older, and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

 If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). We reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

 HIGHEST DAILY AUTO STEP-UP
 An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

 If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

 The Spousal Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

 If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

 Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

 Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:
   .   The Issue Date is December 1, 2008
   . The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
   . The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit.

 EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS.
 On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

 EXAMPLE OF PROPORTIONAL REDUCTIONS
 Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

 HERE IS THE CALCULATION:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

 EXAMPLE OF HIGHEST DAILY AUTO STEP-UP
 On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest designated life's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

 Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest designated life is between 65 and 84 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                   HIGHEST DAILY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**         HIGHEST DAILY VALUE)
-----              ------------- ----------------------- ------------------------
November 25, 2009   $119,000.00     $      119,000.00           $5,950.00
November 26, 2009                    Thanksgiving Day
November 27, 2009   $113,000.00     $      113,986.95           $5,699.35
November 30, 2009   $113,000.00     $      113,986.95           $5,699.35
December 01, 2009   $119,000.00     $      119,000.00           $5,950.00

 * In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.

 ** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.
   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.
   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

 In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

 NON-LIFETIME WITHDRAWAL FEATURE
 You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. The amount of the Non-Lifetime Withdrawal cannot be more than the amount that would cause the Annuity to be taken below the minimum Surrender Value after a withdrawal for your Annuity. This Non-Lifetime Withdrawal will not establish our initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 6 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime withdrawals may be taken.

 The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date, described above, and the Death Benefit (described below), by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal.

 If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

 EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)
 This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

 Assume the following:
   .   The Issue Date is December 1, 2008
   . The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
   .   The Account Value at benefit election was $105,000
   . The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit
   . No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 6 Plus benefit

 On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000 and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

 HERE IS THE CALCULATION:

      Withdrawal amount divided by                               $ 15,000
      Account Value before withdrawal                            $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10th benefit year Minimum Periodic Value                   $183,750
      20th benefit year Minimum Periodic Value                   $367,500

 REQUIRED MINIMUM DISTRIBUTIONS
 Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

 In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

 EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS
 The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

 Annual Income Amount = $5,000

 Remaining Annual Income Amount = $3,000

 Required Minimum Distribution = $6,000

 The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
 $4,000).

 If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

 DEATH BENEFIT COMPONENT OF SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS.
 If you elect Spousal Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost, that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Spousal Highest Daily Lifetime 6 Plus benefit, then your Death Benefit will be equal to the greatest of:
..   the basic death benefit under the Annuity; and
..   the amount of any optional death benefit you may have elected and remains in effect; and
..   a) if no Lifetime Withdrawal had been taken prior to death, 300% of the
    Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an XT6 Annuity granted within 12 months prior to death.

 Upon the death of the first of the spousal designated lives, if a Death Benefit, as described above, would otherwise be payable, and the surviving designated life chooses to continue the Annuity, the Account Value will be adjusted, as of the date we receive due proof of death, to equal the amount of that Death Benefit if paid out in a lump sum, and the Spousal Highest Daily Lifetime 6 Plus benefit remains in force. Upon the death of the second Spousal designated life, the Death Benefit described above will be payable and the Spousal Highest Daily Lifetime 6 Plus rider will terminate as of the date we receive due proof of death.

 PLEASE NOTE THAT THE DEATH BENEFIT UNDER SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS IS NOT PAYABLE IF YOUR ACCOUNT VALUE IS REDUCED TO ZERO AS A RESULT OF WITHDRAWALS OR IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH. THIS DEATH BENEFIT MAY NOT BE AVAILABLE IN ALL STATES.

 BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS
..   To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second designated life provided the designated lives were spouses at the death of the first designated life. Please note that if your Account Value is reduced to zero as a result of withdrawals, the Death Benefit (described above) will also be reduced to zero and the Death
    Benefit will not be payable.
..   Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.
..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any annuity option available; or
       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

 If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

 PLEASE NOTE THAT THE DEATH BENEFIT (DESCRIBED ABOVE) IS NOT PAYABLE IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH.

 OTHER IMPORTANT CONSIDERATIONS
..   Withdrawals under the Spousal Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic
    Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. .
..   Withdrawals made while the Spousal Highest Daily Lifetime 6 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis. As discussed in the prospectus, you may participate in the 6 or 12 Month Dollar Cost Averaging Program only if your Annuity was issued on or after May 1, 2009.

..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.
..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com
..   You can make withdrawals from your Annuity without purchasing the Spousal
    Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.
..   Transfers to and from the elected Sub-accounts, the DCA Fixed Rate Options, and the AST Investment Grade Bond Sub-account triggered by the Spousal Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.
..   Upon inception of the benefit and to maintain the benefit, 100% of your
    Account Value must be allocated to the Permitted Sub-accounts (or any DCA Fixed Rate Options if you elect the 6 or 12 Month DCA Program). If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirement will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfers of Account Value and allocation of additional purchase payments may be subject to new investment limitations.
..   If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.
..   The maximum charge for Spousal Highest Daily Lifetime 6 Plus is 1.50%
    annually of the greater of the Account Value and Protected Withdrawal
    Value. The current charge is 0.95% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day's
    Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime
    6 Plus may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.

 Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $475.00 ($200,000 X .2375%)

 If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Spousal Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

 ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT
 Spousal Highest Daily Lifetime 6 Plus can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Currently, Spousal Highest Daily Lifetime 6 Plus only may be elected where the Owner, Annuitant, and Beneficiary designations are as follows:
..   One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

..   Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or
..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

 We do not permit a change of Owner under this benefit, except as follows:
 (a)if one Owner dies and the surviving spousal Owner assumes the Annuity, or
 (b)if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary under this benefit. If the designated lives divorce, the Spousal Highest Daily Lifetime 6 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage.

 Spousal Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See "Termination of Existing Benefits and Election of New Benefits" in the prospectus for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECTED BASED ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. You and your financial professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

 TERMINATION OF THE BENEFIT
 You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first designated life, the surviving designated life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first designated life), (ii) upon the death of the second designated life (except as may be needed to pay the Death Benefit associated with this benefit), (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount),
 (vi) if both the Account Value and Annual Income Amount equal zero, or
 (vii) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

 Upon termination of Spousal Highest Daily Lifetime 6 Plus other than upon death of a designated life or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (FKA - Optional Allocation & Rebalancing Program), Automatic Rebalancing Program, or 6 or 12 Month DCA Program) for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If prior to the transfer from the AST Investment Grade Bond Sub-account the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

 HOW SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT. See "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" above for information regarding this component of the benefit.

 ADDITIONAL TAX CONSIDERATIONS
 If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as required minimum distribution provisions under the tax law.

 As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 6 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

                                 DEATH BENEFIT

 WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?
 Each Annuity provides a Death Benefit during its accumulation period. IF AN ANNUITY IS OWNED BY ONE OR MORE NATURAL PERSONS, THE DEATH BENEFIT IS PAYABLE UPON THE FIRST DEATH OF AN OWNER. IF AN ANNUITY IS OWNED BY AN ENTITY, THE DEATH BENEFIT IS PAYABLE UPON THE ANNUITANT'S DEATH, IF THERE IS NO CONTINGENT ANNUITANT. Please note that if your Annuity is held as a Beneficiary Annuity and owned by one of the permissible entities, no death benefit will be payable since the Annuity will continue distributing the required distributions over the life expectancy of the Key Life until either the Account Value is depleted or the Annuity is fully surrendered. Generally, if a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the "decedent."

 BASIC DEATH BENEFIT
 Each Annuity provides a basic Death Benefit at no additional charge. The Insurance Charge we deduct daily from your Account Value allocated to the Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under an Annuity. Each Annuity also offers four different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. NOTWITHSTANDING THE ADDITIONAL PROTECTION PROVIDED UNDER THE OPTIONAL DEATH BENEFITS, THE ADDITIONAL COST HAS THE IMPACT OF REDUCING THE NET PERFORMANCE OF THE INVESTMENT OPTIONS. IN ADDITION, WITH RESPECT TO XT6, UNDER CERTAIN CIRCUMSTANCES, YOUR DEATH BENEFIT MAY BE REDUCED BY THE AMOUNT OF ANY CREDITS WE APPLIED TO YOUR PURCHASE PAYMENTS. (SEE "HOW ARE CREDITS APPLIED TO MY ACCOUNT VALUE".)

 CONSIDERATIONS FOR CONTINGENT ANNUITANTS: We may allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan. In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. In some of our Annuities we allow for the naming of a co-annuitant, which also is used to mean the successor annuitant (and not another life used for measuring the duration of an annuity payment option). Like in the case of a contingent annuitant, the Annuity may no longer qualify for tax deferral where the contract continues after the death of the Annuitant. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity subject to Section 72(u) of the Code as such Annuity does not receive tax deferral benefits.

 For AS Cornerstone and XT6 Annuities, the existing basic Death Benefit (for all decedent ages) is the greater of:
   . The sum of all Purchase Payments (not including any Credits) less the sum of all proportional withdrawals.
   . The sum of your Account Value in the Sub-accounts, your Interim Value in the MVA Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options (less the amount of any Credits applied within 12-months prior to the date of death, with respect to XT6).

 For ASL II Annuities issued before July 21, 2008 where death occurs BEFORE the decedent's age 85, the basic Death Benefit is the greater of:
   . The sum of all Purchase Payments less the sum of all proportional withdrawals.
   . The sum of your Account Value in the Sub-accounts, your Interim Value in the MVA Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options.

 For ASL II Annuities issued before July 21, 2008 where death occurs AFTER the decedent's age 85, the Death Benefit is (a) your Account Value (for Annuities other than those issued in New York) or (b) your Account Value in the Sub-accounts plus your Interim Value in the Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options (for Annuities issued in New York only).

 For ASL II Annuities ISSUED ON OR AFTER JULY 21, 2008, subject to regulatory approval, the basic Death Benefit is the greater of:
   . The sum of all Purchase Payments less the sum of all proportional withdrawals.
   . The sum of your Account Value in the Sub-accounts, your Interim Value in the MVA Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options.

 "PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments for purposes of calculating the basic Death Benefit.

 OPTIONAL DEATH BENEFITS
 Two optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries. No optional Death Benefit is available if your Annuity is held as a Beneficiary Annuity.

 CURRENTLY, THESE BENEFITS ARE ONLY OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND MUST BE ELECTED AT THE TIME THAT YOU PURCHASE YOUR ANNUITY. WE MAY, AT A LATER DATE, ALLOW EXISTING ANNUITY OWNERS TO PURCHASE AN OPTIONAL DEATH BENEFIT SUBJECT TO OUR RULES AND ANY CHANGES OR RESTRICTIONS IN THE BENEFITS. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT MAY ONLY BE ELECTED INDIVIDUALLY, AND CANNOT BE ELECTED IN COMBINATION WITH ANY OTHER OPTIONAL DEATH BENEFIT. IF YOU ELECT SPOUSAL LIFETIME FIVE, SPOUSAL HIGHEST DAILY LIFETIME SEVEN, SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS OR THE BIO FEATURE OF THE HIGHEST DAILY LIFETIME SEVEN OR THE HIGHEST DAILY LIFETIME 7 PLUS SUITE OF BENEFITS, YOU ARE NOT PERMITTED TO ELECT AN OPTIONAL DEATH BENEFIT. WITH RESPECT TO XT6, UNDER CERTAIN CIRCUMSTANCES, EACH OPTIONAL DEATH BENEFIT THAT YOU ELECT MAY BE REDUCED BY THE AMOUNT OF CREDITS APPLIED TO YOUR PURCHASE PAYMENTS.

 INVESTMENT RESTRICTIONS MAY APPLY IF YOU ELECT CERTAIN OPTIONAL DEATH BENEFITS. SEE THE CHART IN THE "INVESTMENT OPTIONS" SECTION OF THE PROSPECTUS FOR A LIST OF INVESTMENT OPTIONS AVAILABLE AND PERMITTED WITH EACH BENEFIT.

 ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

 THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS NO LONGER AVAILABLE FOR NEW ELECTIONS. IT PROVIDES ADDITIONAL AMOUNTS TO YOUR BENEFICIARY THAT MAY BE USED TO OFFSET FEDERAL AND STATE TAXES PAYABLE ON ANY TAXABLE GAINS IN YOUR ANNUITY AT THE TIME OF YOUR DEATH. WHETHER THIS BENEFIT IS APPROPRIATE FOR YOU MAY DEPEND ON YOUR PARTICULAR CIRCUMSTANCES, INCLUDING OTHER FINANCIAL RESOURCES THAT MAY BE AVAILABLE TO YOUR BENEFICIARY TO PAY TAXES ON YOUR ANNUITY SHOULD YOU DIE DURING THE ACCUMULATION PERIOD. NO BENEFIT IS PAYABLE IF DEATH OCCURS ON OR AFTER THE ANNUITY DATE.

 THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT PROVIDED A BENEFIT PAYABLE IN ADDITION TO THE BASIC DEATH BENEFIT AND CERTAIN OTHER OPTIONAL DEATH BENEFITS YOU MAY ELECT IN CONJUNCTION WITH THIS BENEFIT. IF THE ANNUITY HAS ONE OWNER, THE OWNER HAD TO BE AGE 75 OR LESS AT THE TIME THE BENEFIT WAS PURCHASED. IF AN ANNUITY HAS JOINT OWNERS, THE OLDEST OWNER HAD TO BE AGE 75 OR LESS. IF AN ANNUITY IS OWNED BY AN ENTITY, THE ANNUITANT HAD TO BE AGE 75 OR LESS.

 CALCULATION OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT
 If you purchased the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

 1. the BASIC DEATH BENEFIT described above;

    PLUS

 2. 40% of your "GROWTH" under an Annuity, as defined below.

 "GROWTH" means the sum of your Account Value in the Sub-accounts and your Interim Value in the MVA Fixed Allocations, minus the total of all Purchase Payments (less the amount of any Credits applied within 12-months prior to the date of death, with respect to XT6) reduced by the sum of all proportional withdrawals.

 "PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments.

 THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS SUBJECT TO A MAXIMUM OF 100% OF ALL PURCHASE PAYMENTS APPLIED TO AN ANNUITY AT LEAST 12 MONTHS PRIOR TO THE DEATH OF THE DECEDENT THAT TRIGGERS THE PAYMENT OF THE DEATH BENEFIT.

 THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT WAS OFFERED IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL. WITH RESPECT TO XT6 AND ASL II, PLEASE SEE APPENDIX D FOR A DESCRIPTION OF THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT OFFERED BEFORE NOVEMBER 18, 2002 IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL. PLEASE REFER TO THE SECTION ENTITLED "TAX CONSIDERATIONS" FOR A DISCUSSION OF SPECIAL TAX CONSIDERATIONS FOR PURCHASERS OF THIS BENEFIT. THE ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT WAS NOT AVAILABLE IF YOU ELECTED THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT, THE SPOUSAL LIFETIME FIVE INCOME BENEFIT, SPOUSAL HIGHEST DAILY LIFETIME SEVEN OR HIGHEST DAILY LIFETIME SEVEN WITH BIO.

 See Appendix B for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.

 HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV")

 IF AN ANNUITY HAS ONE OWNER, THE OWNER MUST BE AGE 79 OR LESS AT THE TIME THE HIGHEST ANNIVERSARY VALUE OPTIONAL DEATH BENEFIT IS PURCHASED. IF AN ANNUITY HAS JOINT OWNERS, THE OLDEST OWNER MUST BE AGE 79 OR LESS. IF AN ANNUITY IS OWNED BY AN ENTITY, THE ANNUITANT MUST BE AGE 79 OR LESS.

 CERTAIN OF THE PORTFOLIOS OFFERED AS SUB-ACCOUNTS UNDER THE ANNUITY ARE NOT AVAILABLE IF YOU ELECT THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT. IN ADDITION, WE RESERVE THE RIGHT TO REQUIRE YOU TO USE CERTAIN ASSET ALLOCATION MODEL(S) IF YOU ELECT THIS DEATH BENEFIT.

 CALCULATION OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT
 The HAV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

       If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the basic Death Benefit described above; and
       2. the Highest Anniversary Value as of the Owner's date of death.

       If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the basic Death Benefit described above; and
       2. the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to date of death in the case of XT6) less the sum of all proportional withdrawals since the Death Benefit Target Date.

       THE AMOUNT DETERMINED BY THIS CALCULATION IS INCREASED BY ANY PURCHASE PAYMENTS RECEIVED AFTER THE OWNER'S DATE OF DEATH AND DECREASED BY ANY PROPORTIONAL WITHDRAWALS SINCE SUCH DATE.

       THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT IS NOT AVAILABLE IF YOU HAVE ELECTED THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" OR THE "HIGHEST DAILY VALUE" DEATH BENEFIT. IT IS ALSO NOT AVAILABLE WITH SPOUSAL LIFETIME FIVE, SPOUSAL HIGHEST DAILY LIFETIME SEVEN, OR THE SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS BENEFIT. WITH RESPECT TO XT6 AND ASL II, PLEASE SEE APPENDIX D FOR A DESCRIPTION OF THE GUARANTEED MINIMUM DEATH BENEFIT OFFERED BEFORE NOVEMBER 18, 2002 IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL.

 Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner's age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary Value Death Benefit for Owners who are age 76 or older when an Annuity is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.

 See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.

 COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

 If an Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

 CERTAIN OF THE PORTFOLIOS OFFERED AS SUB-ACCOUNTS UNDER AN ANNUITY ARE NOT AVAILABLE IF YOU ELECT THE COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT. IF YOU ELECT THIS BENEFIT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH THE THEN PERMITTED AND AVAILABLE OPTION(S). IN ADDITION, WE RESERVE THE RIGHT TO REQUIRE YOU TO USE CERTAIN ASSET ALLOCATION MODEL(S) IF YOU ELECT THIS DEATH BENEFIT.

 CALCULATION OF THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT
 The Combination 5% Roll-up and HAV Death Benefit equals the greatest of:

       1. the basic Death Benefit described above; and
       2. the Highest Anniversary Value Death Benefit described above; and
       3. 5% Roll-up described below.

       The calculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.

       If the Owner dies before the Death Benefit Target Date the 5% Roll up is equal to:

       . all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of XT6) increasing at an annual effective interest rate of 5% starting on the date that each purchase payment is made and ending on the Owner's date of death;

 MINUS

       . the sum of all withdrawals, dollar for dollar up to 5% of the Death Benefit's value as of the prior contract anniversary (or Issue Date if the withdrawal is in the first contract year). Any withdrawals in excess of the 5% dollar for dollar limit are proportional.

       If the Owner dies on or after the Death Benefit Target Date the 5% Roll-up is equal to:

       . the 5% Roll-up value as of the Death Benefit Target Date increased by total Purchase Payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of XT6) made after the Death Benefit Target Date;

 MINUS

       . the sum of all withdrawals which reduce the 5% Roll-up proportionally.

 IN THE CASE OF XT6, AS INDICATED, THE AMOUNTS CALCULATED IN ITEMS 1, 2 AND 3 ABOVE (BEFORE, ON OR AFTER THE DEATH BENEFIT TARGET DATE) MAY BE REDUCED BY ANY CREDITS UNDER CERTAIN CIRCUMSTANCES. PLEASE REFER TO THE DEFINITIONS OF DEATH BENEFIT TARGET DATE BELOW. THIS DEATH BENEFIT MAY NOT BE AN APPROPRIATE FEATURE WHERE THE OWNER'S AGE IS NEAR THE AGE SPECIFIED IN THE DEATH BENEFIT TARGET DATE. THIS IS BECAUSE THE BENEFIT MAY NOT HAVE THE SAME POTENTIAL FOR GROWTH AS IT OTHERWISE WOULD, SINCE THERE WILL BE FEWER ANNUITY ANNIVERSARIES BEFORE THE DEATH BENEFIT TARGET DATE IS REACHED.

 THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT ANY OTHER OPTIONAL DEATH BENEFIT OR ELECT SPOUSAL LIFETIME FIVE, SPOUSAL HIGHEST DAILY LIFETIME SEVEN, OR THE BIO FEATURE OF HIGHEST DAILY LIFETIME SEVEN OR THE HIGHEST DAILY LIFETIME 7 PLUS BENEFIT. IN THE CASE OF XT6 AND ASL II, PLEASE SEE APPENDIX D FOR A DESCRIPTION OF THE GUARANTEED MINIMUM DEATH BENEFIT OFFERED BEFORE NOVEMBER 18, 2002 IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL.

 See Appendix B for examples of how the "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit is calculated.

 KEY TERMS USED WITH THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT AND THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT:
   . The Death Benefit Target Date for the Highest Anniversary Value Death Benefit is the contract anniversary on or after the 80/th/ birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

   . The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death Benefit is the later of the contract anniversary on or after the 80/th/ birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

   . The Highest Anniversary Value equals the highest of all previous "Anniversary Values" less proportional withdrawals since such anniversary and plus any Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death in the case of XT6) since such anniversary.

   . The Anniversary Value is the Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of each anniversary of the Issue Date of an Annuity. The Anniversary Value on the Issue Date is equal to your Purchase Payment. (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death in the case of XT6)

   . Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Anniversary Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($ 125,000) by 10% or $12,500.

 HIGHEST DAILY VALUE DEATH BENEFIT ("HDV")

 The Highest Daily Value Death Benefit is no longer available for new elections. If an Annuity has one Owner, the Owner must have been age 79 or less at the time the Highest Daily Value Death Benefit was elected. If an Annuity has joint Owners, the older Owner must have been age 79 or less. If there are joint Owners, death of the Owner refers to the first to die of the joint Owners. If an Annuity is owned by an entity, the Annuitant must have been age 79 or less at the time of election and death of the Owner refers to the death of the Annuitant.

 IF YOU ELECTED THIS BENEFIT, YOU ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH THE PERMITTED AND AVAILABLE OPTION(S) WITH THIS BENEFIT.

       The HDV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date (see the definitions below).

       If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the basic Death Benefit described above (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death in the case of XT6); and
       2. the HDV as of the Owner's date of death.

       If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the basic Death Benefit described above; and
       2. the HDV on the Death Benefit Target Date plus the sum of all Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death in the case of XT6) less the sum of all proportional withdrawals since the Death Benefit Target Date.

 The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any proportional withdrawals since such date.

 The Highest Daily Value Death Benefit described above was offered in those jurisdictions where we received regulatory approval. The Highest Daily Value Death Benefit was not available if you elected the Guaranteed Return Option, Guaranteed Return Option Plus, Guaranteed Return Option Plus 2008, Highest Daily GRO, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, or the BIO feature of Highest Daily Lifetime Seven or the Highest Daily Lifetime 7 Plus benefit, the "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit, or the Highest Anniversary Value Death Benefit.

 KEY TERMS USED WITH THE HIGHEST DAILY VALUE DEATH BENEFIT:

   . The Death Benefit Target Date for the Highest Daily Value Death Benefit is the later of an Annuity anniversary on or after the 80/th/ birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.
   . The Highest Daily Value equals the highest of all previous "Daily Values" less proportional withdrawals since such date and plus any Purchase Payments (plus associated Credits in the case of XT6) since such date.
   . The Daily Value is the Account Value as of the end of each Valuation Day. The Daily Value on the Issue Date is equal to your Purchase Payment (plus associated Credits applied more than twelve (12) months prior to the date of death in the case of XT6).
   . Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.

 Please see Appendix B to this prospectus for a hypothetical example of how the HDV Death Benefit is calculated.

 ANNUITIES WITH JOINT OWNERS
 For Annuities with Joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own your Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of your Annuity and continue the Annuity instead of receiving the Death Benefit (unless the Annuity is held as a Beneficiary Annuity).

 ANNUITIES OWNED BY ENTITIES
 For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable).

 CAN I TERMINATE THE OPTIONAL DEATH BENEFITS? DO THE OPTIONAL DEATH BENEFITS TERMINATE UNDER OTHER CIRCUMSTANCES?
 You can terminate the Enhanced Beneficiary Protection Death Benefit and the Highest Anniversary Value Death Benefit at any time. The "Combination 5% Roll-up and HAV Death Benefit" and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations. For jointly owned Annuities, the optional death benefits are payable upon the first death of either Owner and therefore terminate and do not continue if a surviving spouse continues the annuity. Where an Annuity is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the Annuity value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the contract.

 WHAT ARE THE CHARGES FOR THE OPTIONAL DEATH BENEFITS?
 For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit made on or after May 1, 2009, we impose a charge equal to 0.40% and 0.80%, respectively, per year of the average daily net assets of the Sub-accounts. For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit that were made prior to May 1, 2009, we impose a charge equal to 0.25% and 0.50%, respectively, per year of the average daily net assets of the Sub-accounts. We deduct a charge equal to 0.25% per year of the average daily net assets of the Sub-accounts for the Enhanced Beneficiary Protection Death Benefit and 0.50% per year of the average daily net assets of the Sub-accounts the HDV Death Benefit. We deduct the charge for each of these benefits to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. The additional annual charge is deducted daily against your Account Value allocated to the Sub-accounts.

 Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

 PRUDENTIAL ANNUITIES' ANNUITY REWARDS

 WHAT IS THE ANNUITY REWARDS BENEFIT IN AS CORNERSTONE AND XT6?
 The Annuity Rewards Benefit offers Owners the ability to capture any market gains since the Issue Date of their Annuity as an enhancement to their current Death Benefit so their beneficiaries will not receive less than an Annuity's value as of the effective date of the benefit. Under the Annuity Rewards Benefit, Prudential Annuities guarantees that the Death Benefit will not be less than:

       . your Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of the effective date of the benefit

       . MINUS any proportional withdrawals following the effective date of the benefit

       . PLUS any additional Purchase Payments applied to your Annuity following the effective date of the benefit.

 The Annuity Rewards Death Benefit enhancement does not affect the calculation of the basic Death Benefit or any Optional Death Benefits available under an Annuity. If the Death Benefit amount payable under your Annuity's basic Death Benefit or any Optional Death Benefits you purchase is greater than the enhanced Death Benefit under the Annuity Rewards Benefit on the date the Death Benefit is calculated, your beneficiary will receive the higher amount.

 Annuity Rewards is not available under ASL II or if your Annuity is held as a Beneficiary Annuity.

 WHO IS ELIGIBLE FOR THE ANNUITY REWARDS BENEFIT?
 Owners can elect the Annuity Rewards Death Benefit enhancement when the original CDSC period is over. However, the Account Value on the date that the Annuity Rewards benefit is effective, must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any Optional Death Benefit then in effect). The effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.

 PAYMENT OF DEATH BENEFITS

 ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES OWNED BY INDIVIDUALS (NOT ASSOCIATED WITH TAX-FAVORED PLANS)
 Except in the case of a spousal assumption as described below, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity.

 If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death.

 In the event of your death before the Annuity Date, the Death Benefit must be distributed:
   .   within five (5) years of the date of death; or
   . as a series of payments not extending beyond the life expectancy of the Beneficiary or over the life of the beneficiary. Payments under this option must begin within one year of the date of death.

 Unless you have made an election prior to Death Benefit proceeds becoming due, a Beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled "Beneficiary Continuation Option," as a series of required distributions.

 If the Annuity is held as a Beneficiary Annuity, the payment of the Death Benefit must be distributed:
   .   as a lump sum payment; or
   . Unless you have made an election prior to Death Benefit proceeds becoming due, a beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled "Beneficiary Continuation Option," as a series of required distributions.

 Upon our receipt of proof of death, we will send to the beneficiary materials that list these payment options.

 ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES HELD BY TAX-FAVORED PLANS The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires minimum distributions. Upon your death under an IRA, 403(b) or other "qualified investment", the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated beneficiary and whether the Beneficiary is your surviving spouse.

   . If you die after a designated beneficiary has been named, the death benefit must be distributed by December 31/st/ of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life expectancy of the designated beneficiary (provided such payments begin by December 31/st/ of the year following the year of death). However, if your surviving spouse is the beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31/st/ of the year following the year of death or December 31/st/ of the year in which you would have reached age 70 1/2, which ever is later. Additionally, if the contract is payable to (or for the benefit of) your surviving spouse, that portion of the Annuity may be continued with your spouse as the owner. Note that the Worker, Retiree and Employer Recovery Act of 2008 suspended Required Minimum Distributions for 2009. If your beneficiary elects to receive full distribution by December 31/st/ of the year including the five year anniversary of the date of death, 2009 shall not be included in the five year requirement period. This effectively extends this period to December 31/st/ of the year including the six year anniversary date of death.
   . If you die before a designated beneficiary is named and BEFORE the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31/st/ of the year including the five year anniversary of the date of death. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary. For this distribution requirement also, 2009 shall not be included in the five year requirement period.
   . If you die before a designated beneficiary is named and AFTER the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary.

 A beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules.

 Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

 For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code.

 The tax consequences to the beneficiary may vary among the different death benefit payment options. See the Tax Considerations section of this prospectus, and consult your tax advisor.

 BENEFICIARY CONTINUATION OPTION
 Instead of receiving the death benefit in a single payment, or under an Annuity Option, a beneficiary may take the death benefit under an alternative death benefit payment option, as provided by the Code and described above under the sections entitled "Payment of Death Benefits" and "Alternative Death Benefit Payment Options - Annuities Held by Tax-Favored Plans." This "Beneficiary Continuation Option" is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)), Beneficiary Annuities and non-qualified Annuities.

 UNDER THE BENEFICIARY CONTINUATION OPTION:
   . The beneficiary must apply at least $15,000 to the Beneficiary Continuation Option. Thus, the Death Benefit must be at least $15,000.
   . The Owner's Annuity will be continued in the Owner's name, for the benefit of the beneficiary.
   . Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the average assets allocated to the Sub-accounts. For non-qualified Annuities the charge is 1.00% per year, and for qualified Annuities the charge is 1.40% per year.
   . Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Account Value. For non-qualified annuities, the fee will only apply if the Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.
   . The initial Account Value will be equal to any death benefit (including any optional death benefit) that would have been payable to the beneficiary if the beneficiary had taken a lump sum distribution.
   . The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-Accounts may not be available.
   . The beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.
   . No Fixed Allocations or fixed interest rate options will be offered for the non-qualified Beneficiary Continuation Options. However, for qualified Annuities, the Fixed Allocations will be those offered at the time the Beneficiary Continuation Option is elected.
   .   No additional Purchase Payments can be applied to the Annuity.
   . The basic death benefit and any optional benefits elected by the Owner will no longer apply to the beneficiary.
   . The beneficiary can request a withdrawal of all or a portion of the Account Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the beneficiary's withdrawal rights.
   .   Withdrawals are not subject to CDSC.
   . Upon the death of the beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the beneficiary
       (successor), unless the successor chooses to continue receiving payments.

 Currently only Investment Options corresponding to Portfolios of the Advanced Series Trust and the ProFund VP are available under the Beneficiary Continuation Option.

 In addition to the materials referenced above, the Beneficiary will be provided with a prospectus and a settlement agreement describing the Beneficiary Continuation Option. We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a beneficiary under the Beneficiary Continuation Option.

 SPOUSAL ASSUMPTION OF ANNUITY
 You may name your spouse as your beneficiary. If you and your spouse own your Annuity jointly, we assume that the sole primary beneficiary will be the surviving spouse unless you elect an alternative Beneficiary Designation. Unless you elect an alternative Beneficiary Designation or the Annuity is held as a Beneficiary Annuity (if available under your Annuity), the spouse beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional Purchase Payments.

 See the section entitled "Managing Your Annuity" - "Spousal Designations" and "Contingent Annuitant" for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an Annuity owned by a Custodial Account.

 WHEN DO YOU DETERMINE THE DEATH BENEFIT?
 We determine the amount of the Death Benefit as of the date we receive "due proof of death" (and in certain limited circumstances as of the date of death), any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit. "Due proof of death" may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of "due proof of death" we automatically transfer the Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to an eligible annuity payment option.

 Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death Benefit. DURING THE PERIOD FROM THE DATE OF DEATH UNTIL WE RECEIVE ALL REQUIRED PAPER WORK, THE AMOUNT OF THE DEATH BENEFIT MAY BE SUBJECT TO MARKET FLUCTUATIONS.

 EXCEPTIONS TO AMOUNT OF DEATH BENEFIT
 There are certain exceptions to the amount of the Death Benefit:

 Death Benefit Suspension Period. You should be aware that there is a Death Benefit suspension period (unless prohibited by applicable law). If the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter), and did not become the Owner or Annuitant due to the prior Owner's or Annuitant's death, any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period as to that person from the date he or she first became Owner or Annuitant. While the two year suspension is in effect, the Death Benefit amount will equal the Account Value plus the Interim Value in the MVA Fixed Allocations, less (if allowed by applicable state law) any Purchase Credits (for XT6) granted during the period beginning 12 months prior to decedent's date of death and ending on the date we receive Due Proof of death. Thus, if you had elected an Optional Death Benefit, and the suspension were in effect, you would be paying the fee for the Optional Death Benefit even though during the suspension period your Death Benefit would have been limited to the Account Value plus the Interim Value in the MVA Fixed Allocations. After the two year suspension period is completed, the Death Benefit is the same as if the suspension period had not been in force. See the section of the prospectus above generally with regard to changes of Owner and Annuitant that are allowable.

 With respect to a Beneficiary Annuity, the Death Benefit is triggered by the death of the beneficial Owner (or the Key Life, if entity-owned). However, if the Annuity is held as a Beneficiary Annuity, the Owner is an entity, and the Key Life is already deceased, then no Death Benefit is payable upon the death of the beneficial Owner.

                            VALUING YOUR INVESTMENT

 HOW IS MY ACCOUNT VALUE DETERMINED?
 During the accumulation period, your Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. For Annuities with a Highest Daily Lifetime Five election, Account Value also includes the value of any allocation to the Benefit Fixed Rate Account. See the "Living Benefits - Highest Daily Lifetime Five" section of the Prospectus for a description of the Benefit Fixed Rate Account. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. With respect to XT6, the Account Value includes any Credits we applied to your Purchase Payments which we are entitled to take back under certain circumstances. When determining the Account Value on a day more than 30 days prior to a MVA Fixed Allocation's Maturity Date, the Account Value may include any Market Value Adjustment that would apply to a MVA Fixed Allocation (if withdrawn or transferred) on that day.

 WHAT IS THE SURRENDER VALUE OF MY ANNUITY?
 The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under "Glossary of Terms" above.

 HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?
 When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, the Distribution Charge (if applicable), and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge, any Distribution Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled "What Happens to My Units When There is a Change in Daily Asset-Based Charges?" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

 Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

 EXAMPLE
 Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you
 158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

 HOW DO YOU VALUE FIXED ALLOCATIONS?
 During the Guarantee Period, we use the concept of an Interim Value for the MVA Fixed Allocations. The Interim Value can be calculated on any day and is equal to the initial value allocated to an MVA Fixed Allocation plus all interest credited to an MVA Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market Value Adjustment. If you made any transfers or withdrawals from an MVA Fixed Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of an MVA Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the MVA Fixed Allocation times the Market Value Adjustment factor. In addition to MVA Fixed Allocations that are subject to a Market Value Adjustment, we offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program, and are not subject to any MVA. Account Value allocated to the DCA Fixed Rate Options earns the declared rate of interest while it is transferred over a 6 month or 12 month period into the Sub-accounts that you have designated.

 WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?
 Prudential Annuities is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m.
 EST). Generally, financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-Valuation Day or after the close of the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.

 There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request. The NYSE is closed on the following nationally recognized holidays: New Year's Day, Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving, and Christmas. On those dates, we will not process any financial transactions involving purchase or redemption orders.

 Prudential Annuities will also not process financial transactions involving purchase or redemption orders or transfers on any day that:
..   trading on the NYSE is restricted;
..   an emergency, as determined by the SEC, exists making redemption or valuation of securities held in the separate account impractical; or
..   the SEC, by order, permits the suspension or postponement for the protection of security holders.

 INITIAL PURCHASE PAYMENTS: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive all of our requirements at our office to issue an Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment (and any associated Credits with respect to XT6) and issue an Annuity within two
 (2) Valuation Days. With respect to both your initial Purchase Payment and any subsequent Purchase Payment that is pending investment in our separate account, we may hold the amount temporarily in our general account and may earn interest on such amount. You will not be credited with interest during that period.

 As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm's principal approval and is provided with the application, or is notified of the firm principal's rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer's funds at the customer's request prior to the firm's principal approval or upon the firm's rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense account may be subject to our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable Federal and State laws.

 ADDITIONAL PURCHASE PAYMENTS: We will apply any additional purchase payments (and any associated Credit with respect to XT6) on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions.

 SCHEDULED TRANSACTIONS: Scheduled transactions include transfers made in connection with dollar cost averaging, the asset allocation program, auto-rebalancing, systematic withdrawals, systematic investments, required minimum distributions, substantially equal periodic payments under
 Section 72(t) of the Code, or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to required minimum distributions, substantially equal periodic payments under Section 72(t) of the Code, systematic withdrawals and annuity payments only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.

 UNSCHEDULED TRANSACTIONS: "Unscheduled" transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner's signature. Specifically, we reserve the right to perform a signature verification for (a) any withdrawal exceeding a certain dollar amount and
 (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the Financial Professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in good order, and will process the transaction in accordance with the discussion in "When Do You Process And Value Transactions?"

 MEDICALLY-RELATED SURRENDERS & DEATH BENEFITS: Medically-related surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

 We are generally required by law to pay any surrender request or death benefit claims from the Separate Account within 7 days of our receipt of your request in good order.

 TRANSACTIONS IN PROFUNDS VP SUB-ACCOUNTS: Generally, purchase or redemption orders or transfer requests must be received by us by no later than the close of the NYSE to be processed on the current Valuation Day. However, any transfer request involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Easter time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally 3:30 p.m.) Eastern time) for transactions submitted electronically through Prudential Annuities' Internet website (WWW.PRUDENTIALANNUITIES.COM) You cannot request a transaction involving the transfer of units in one of the ProFunds VP Sub-accounts between the applicable "cut-off" time and 4:00 p.m.

 Transactions received after 4:00 p.m. will be treated as received by us on the next Valuation Day.

 WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES? DISTRIBUTION CHARGE APPLICABLE TO XT6: At the end of the Period during which the Distribution Charge applies, your Annuity will become subject to a different daily asset-based charge. We will process a transaction where your Account Value allocated to the Sub-accounts will be used to purchase new Units of the Sub-accounts that reflect the Insurance Charge (and the charge for any optional benefits you have elected) but not the Distribution Charge. The number of Units attributed to your Annuity will be decreased and the Unit Price of each unit of the Sub-accounts in which you invested will be increased. THE ADJUSTMENT IN THE NUMBER OF UNITS AND UNIT PRICE WILL NOT AFFECT YOUR ACCOUNT VALUE. Beginning on that date, your Account Value will be determined based on the change in the value of Units that reflect the Insurance Charge and any other optional benefits that you have elected.

 TERMINATION OF OPTIONAL BENEFITS: Except for the Guaranteed Minimum Income Benefit, the "Combination 5% Roll-up and Highest Anniversary Value Death Benefit" and the Highest Daily Value Death Benefit, which generally cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This change may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the change; however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).

                              TAX CONSIDERATIONS

 The tax considerations associated with an Annuity vary depending on whether the contract is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of contracts below. The discussion is general in nature and describes only federal income tax law (not state or other tax laws). It is based on current law and interpretations, which may change. The information provided is not intended as tax advice. You should consult with a qualified tax advisor for complete information and advice. References to purchase payments below relate to your cost basis in your contract. Generally, your cost basis in a contract not associated with a tax-favored retirement plan is the amount you pay into your contract, or into annuities exchanged for your contract, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible IRA contributions. The discussion includes a description of certain spousal rights under the contract, and our administration of such spousal rights and related tax reporting accords with our understanding of the Defense of Marriage Act (which defines a "marriage" as a legal union between a man and a woman and a "spouse" as a person of the opposite sex). Depending on the state in which your annuity is issued, we may offer certain spousal benefits to civil union couples or same-sex marriages. You should be aware, however, that federal tax law does not recognize civil unions or same-sex marriages. Therefore, we cannot permit a civil union partner or same-sex spouse to continue the annuity within the meaning of the tax law upon the death of the first partner under the annuity's "spousal continuance" provision. Civil union couples and same-sex marriage spouses should consider that limitation before selecting a spousal benefit under the annuity.

 The discussion below generally assumes that the Annuity Contract is issued to the Contract Owner. For Annuity Contracts issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for Nonqualified Annuity Contracts and Required Distributions Upon Your Death for Qualified Annuity Contracts in this Tax Considerations section.

 NONQUALIFIED ANNUITY CONTRACTS
 IN GENERAL, AS USED IN THIS PROSPECTUS, A NONQUALIFIED ANNUITY IS OWNED BY AN INDIVIDUAL OR NON-NATURAL PERSON AND IS NOT ASSOCIATED WITH A TAX-FAVORED RETIREMENT PLAN.

 TAXES PAYABLE BY YOU
 We believe the Annuity is an annuity contract for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the contract. Generally, annuity contracts issued by the same company (and affiliates) to you during the same calendar year must be treated as one annuity contract for purposes of determining the amount subject to tax under the rules described below. Charges for investment advisory fees that are taken from the contract are treated as a partial withdrawal from the contract and will be reported as such to the contract owner.

 It is possible that the Internal Revenue Service (IRS) could assert that some or all of the charges for the optional benefits under the contract should be treated for federal income tax purposes as a partial withdrawal from the contract. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the contract. Additionally, for owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty. If the IRS determines that the charges for one or more benefits under the contract are taxable withdrawals, then the sole or surviving owner will be provided with a notice from us describing available alternatives regarding these benefits.

 You must commence annuity payments or surrender your contract no later than the first day of the calendar month next following the maximum Annuity date for your Contract. For some of our contracts, you are able to choose to defer the Annuity Date beyond the default Annuity date described in your Contract. However, the IRS may not then consider your contract to be an annuity under the tax law.

 TAXES ON WITHDRAWALS AND SURRENDER
 If you make a withdrawal from your contract or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of purchase payments, until all gain has been withdrawn. Once all gain has been withdrawn, payments will be treated as a nontaxable return of purchase payments until all purchase payments have been returned. After all purchase payments are returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any withdrawals from the contract while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefit benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your contract as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If you transfer your contract for less than full consideration, such as by gift, you will also trigger tax on any gain in the contract. This rule does not apply if you transfer the contract to your spouse or under most circumstances if you transfer the contract incident to divorce.

 If you choose to receive payments under an interest payment option, or a beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the contract to income tax.

 TAXES ON ANNUITY PAYMENTS
 A portion of each annuity payment you receive will be treated as a partial return of your purchase payments and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your purchase payments (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the contract. After the full amount of your purchase payments have been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the annuitant before the full amount of your purchase payments have been recovered, a tax deduction may be allowed for the unrecovered amount.

 If your contract value is reduced to zero but the contract remains in force due to a benefit provision, further distributions from the contract will be reported as annuity payments, using an exclusion ratio based upon the undistributed purchase payments in the contract and the total value of the anticipated future payments until such time as all purchase payments have been recovered.

 Please refer to your Annuity for the maximum Annuity Date, also described above.

 TAX PENALTY FOR EARLY WITHDRAWAL FROM A NONQUALIFIED ANNUITY CONTRACT
 You may owe a 10% tax penalty on the taxable part of distributions received from your Nonqualified Annuity contract before you attain age 59 1/2. Amounts are not subject to this tax penalty if:
..   the amount is paid on or after you reach age 59 1/2 or die;
..   the amount received is attributable to your becoming disabled;
..   generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years and modification of payments during that time period will result in retroactive application of the 10% tax penalty);
    or
..   the amount received is paid under an immediate annuity contract (in which annuity payments begin within one year of purchase).

 Other exceptions to this tax may apply. You should consult your tax advisor for further details.

 SPECIAL RULES IN RELATION TO TAX-FREE EXCHANGES UNDER SECTION 1035
 Section 1035 of the Internal Revenue Code of 1986, as amended (Code), permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. In Revenue Procedure 2008-24, the IRS has indicated that where there is a surrender or distribution from either the initial annuity contract or receiving annuity contract within 12 months of the date on which the partial exchange was completed, the transfer will retroactively be treated as a taxable distribution from the initial annuity contract and a contribution to the receiving annuity contract. Tax free exchange treatment will be retained if, between the date of the tax-free exchange and the date of the subsequent distribution, you become eligible for an exception to the 10% federal income tax penalty, other than the exceptions for substantially equal periodic payments or distributions under an immediate annuity. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

 If an Annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any purchase payments made to the original contract prior to August 14, 1982 will be treated as made to the new contract prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a recovery of your investment in the contract first until purchase payments made before August 14, 1982 are withdrawn. Moreover, income allocable to purchase payments made before August 14, 1982 is not subject to the 10% tax penalty.

 TAXES PAYABLE BY BENEFICIARIES
 The Death Benefit options are subject to income tax to the extent the distribution exceeds the cost basis in the contract. The value of the Death Benefit, as determined under federal law, is also included in the owner's estate for federal estate tax purposes. Generally, the same tax rules described above would also apply to amounts received by your beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit
..   As a lump sum payment: the beneficiary is taxed in the year of payment on gain in the contract.
..   Within 5 years of death of owner: the beneficiary is taxed as amounts are withdrawn (in this case gain is treated as being distributed first).
..   Under an annuity or annuity settlement option with distribution beginning within one year of the date of death of the owner: the beneficiary is taxed on each payment (part will be treated as gain and part as return of purchase payments).

 CONSIDERATIONS FOR CONTINGENT ANNUITANTS: We may allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity owner when such contracts do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

 REPORTING AND WITHHOLDING ON DISTRIBUTIONS
 Taxable amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity or similar periodic payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide.

 State income tax withholding rules vary and we will withhold based on the rules of your State of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.

 Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax advisor regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

 ENTITY OWNERS
 Where a contract is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the contract will not be taxed as an annuity and increases in the value of the contract over its cost basis will be subject to tax annually.

 Where a contract is issued to a trust, and such trust is characterized as a grantor trust under the Code, such contract shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity.

 Where a contract is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the contract is required to terminate upon the death of the grantor of the trust if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the contract.

 ANNUITY QUALIFICATION
 Diversification And Investor Control. In order to qualify for the tax rules applicable to annuity contracts described above, the assets underlying the Sub-accounts of an Annuity must be diversified, according to certain rules under the Internal Revenue Code. Each portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the United States or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the portfolios underlying the variable investment options of the Annuity meet these diversification requirements.

 An additional requirement for qualification for the tax treatment described above is that we, and not you as the contract owner, must have sufficient control over the underlying assets to be treated as the owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the investment options offered pursuant to this Prospectus. We reserve the right to take any action, including modifications to your Annuity or the investment options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected owners and will be made with such notice to affected owners as is feasible under the circumstances.

 REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR NONQUALIFIED ANNUITY CONTRACTS. Upon your death, certain distributions must be made under the contract. The required distributions depend on whether you die before you start taking annuity payments under the contract or after you start taking annuity payments under the contract. If you die on or after the Annuity Date, the remaining portion of the interest in the contract must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the contract must be distributed within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated beneficiary (provided such payments begin within one year of your death). Your designated beneficiary is the person to whom benefit rights under the contract pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the owner. For Nonqualified annuity contracts owned by a non-natural person, the required distribution rules apply upon the death of the annuitant. This means that for a contract held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitants to die.

 CHANGES IN YOUR ANNUITY. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an annuity contract for tax purposes. Any such changes will apply to all contract owners and you will be given notice to the extent feasible under the circumstances.

 QUALIFIED ANNUITY CONTRACTS
 IN GENERAL, AS USED IN THIS PROSPECTUS, A QUALIFIED ANNUITY IS AN ANNUITY CONTRACT WITH APPLICABLE ENDORSEMENTS FOR A TAX-FAVORED PLAN OR A NONQUALIFIED ANNUITY CONTRACT HELD BY A TAX-FAVORED RETIREMENT PLAN.

 The following is a general discussion of the tax considerations for Qualified Annuity contracts. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your Financial Professional prior to purchase to confirm if this contract is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this contract.

 A Qualified annuity may typically be purchased for use in connection with:
..   Individual retirement accounts and annuities (IRAs), including inherited
    IRAs (which we refer to as a Beneficiary IRA), which are subject to
    Sections 408(a) and 408(b) of the Code;
..   Roth IRAs, including inherited Roth IRAs (which we refer to as a
    Beneficiary Roth IRA), under Section 408A of the Code;
..   A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);
..   H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);
..   Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax
    Deferred Annuities or TDAs);
..   Section 457 plans (subject to 457 of the Code).

 A Nonqualified annuity may also be purchased by a 401(a) trust or custodial IRA or Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

 You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in annuity contracts. This means that when a tax favored plan invests in an annuity contract, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

 TYPES OF TAX-FAVORED PLANS
 IRAs. If you buy an Annuity for use as an IRA, we will provide you a copy of the prospectus and contract. The "IRA Disclosure Statement" and "Roth IRA Disclosure Statement" which accompany the prospectus contain information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (some of which is summarized below), the IRS requires that you have a "free look" after making an initial contribution to the contract. During this time, you can cancel the Annuity by notifying us in writing, and we will refund all of the purchase payments under the Annuity (or, if provided by applicable state law, the amount credited under the Annuity, if greater), less any applicable federal and state income tax withholding.

 Contributions Limits/Rollovers. Subject to the minimum purchase payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a "rollover" of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2010 the contribution limit is $5,000. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation.

 The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA," which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA.

 In some circumstances, non-spouse beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse beneficiaries under the Code are more restrictive than the rollover rules applicable to owner/participants and spouse beneficiaries. Generally, non-spouse beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. Under the Worker, Retiree and Employer Recovery Act of 2008, employer retirement plans are required to permit non-spouse beneficiaries to roll over funds to an inherited IRA for plan years beginning after December 31, 2009. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.

 Required Provisions. Contracts that are IRAs (or endorsements that are part of the contract) must contain certain provisions:
..   You, as owner of the contract, must be the "annuitant" under the contract
    (except in certain cases involving the division of property under a decree of divorce);
..   Your rights as owner are non-forfeitable;
..   You cannot sell, assign or pledge the contract;
..   The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);
..   The date on which required minimum distributions must begin cannot be later than April 1st of the calendar year after the calendar year you turn age
    70 1/2; and
..   Death and annuity payments must meet "required minimum distribution" rules described below.

 Usually, the full amount of any distribution from an IRA (including a distribution from this contract) which is not a rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding a Nonqualified Annuity. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:
..   A 10% early withdrawal penalty described below;
..   Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or
..   Failure to take a required minimum distribution, also described below.

 SEPs. SEPs are a variation on a standard IRA, and contracts issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:
..   If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
    (a) $49,000 in 2010 ($49,000 in 2009) or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer's SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2010, this limit is $245,000 ($245,000 for 2009);
..   SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and
..   SEPs that contain a salary reduction or "SARSEP" provision prior to 1997 may permit salary deferrals up to $16,500 in 2010 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $5,500 in 2010. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same "free look" period, as you would have if you purchased the contract for a standard IRA.

 ROTH IRAs. The "Roth IRA Disclosure Statement" contains information about eligibility, contribution limits, tax particulars and other Roth IRA information. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:
..   Contributions to a Roth IRA cannot be deducted from your gross income;
..   "Qualified distributions" from a Roth IRA are excludable from gross income.
    A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the owner of the IRA attains age 59 1/2; (b) after the owner's death; (c) due to the owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

..   If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

 Subject to the minimum purchase payment requirements of an Annuity, if you meet certain income limitations you may purchase an Annuity for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, conduit IRA, SEP, SIMPLE IRA or Roth IRA by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. Beginning January 2008, an individual receiving an eligible rollover distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can directly roll over contributions to a Roth IRA. This conversion triggers current taxation (but is not subject to a 10% early distribution penalty). Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Prior to January 1, 2010, income and filing status limitations applied to rollovers from non-Roth accounts to a Roth IRA.

 Non-spouse beneficiaries receiving a distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse beneficiaries cannot "rollover" benefits from a traditional IRA to a Roth IRA.

 TDAs. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the annuity are nonforfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $16,500 in 2010. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $5,500 in 2010. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. A contract may generally only qualify as a TDA if distributions of salary deferrals (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:
..   Your attainment of age 59 1/2;
..   Your severance of employment;
..   Your death;
..   Your total and permanent disability; or
..   Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).

 In any event, you must begin receiving distributions from your TDA by April 1/st/ of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the contract, or to any "direct transfer" of your interest in the contract to another employer's TDA plan or mutual fund "custodial account" described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

 CAUTION: Under recent IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g, transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in good order, and will not therefore process the transaction, until we receive the employer's approval in written or electronic form.

 REQUIRED MINIMUM DISTRIBUTIONS AND PAYMENT OPTIONS
 If you hold the contract under an IRA (or other tax-favored plan), required minimum distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner.

 Required minimum distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the contract. As a result, the required minimum distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity owner, and a reduction of payments under the living and death benefit optional riders.

 You can use the Minimum Distribution option to satisfy the required minimum distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the required minimum distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the contract as of December 31 of the prior year, but is determined without regard to other contracts you may own.

 Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same owner, similar rules apply.

 REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR QUALIFIED ANNUITY CONTRACTS
 Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, the designated beneficiary may generally elect to continue the contract and receive required minimum distributions under the contract instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were to begin, whether you have named a designated beneficiary and whether that beneficiary is your surviving spouse.

..   If you die after a designated beneficiary has been named, the death benefit must be distributed by December 31/st/ of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated beneficiary (as long as payments begin by December 31/st/ of the year following the year of death). However, if your surviving spouse is the beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with such payments beginning no later than December 31/st/ of the year following the year of death or December 31/st/ of the year in which you would have reached age 70 1/2, which ever is later. Additionally, if the contract is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the owner.
    Note that the Worker, Retiree and Employer Recovery Act of 2008 suspended Required Minimum Distributions for 2009. If your beneficiary elects to receive full distribution by December 31/st/ of the year including the five year anniversary of the date of death, 2009 shall not be included in the five year requirement period. This effectively extends this period to December 31/st/ of the year including the six year anniversary of the date of death.
..   If you die before a designated beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31/st/ of the year including the five year anniversary of the date of death. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary. A designated beneficiary may elect to apply the rules for no designated beneficiary if those would provide a smaller payment requirement. For this distribution requirement also, 2009 shall not be included in the five year requirement period.
..   If you die before a designated beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect.
    For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary. A designated beneficiary may elect to apply the rules for no designated beneficiary if those would provide a smaller payment requirement.

 A beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules.

 Until withdrawn, amounts in a Qualified Annuity contract continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

 For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.

 TAX PENALTY FOR EARLY WITHDRAWALS FROM QUALIFIED ANNUITY CONTRACTS
 You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:
..   the amount is paid on or after you reach age 59 1/2 or die;
..   the amount received is attributable to your becoming disabled; or

..   generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually.
    (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments or additional contributions to the contract during that time period will result in retroactive application of the 10% tax penalty.)

 Other exceptions to this tax may apply. You should consult your tax advisor for further details.

 WITHHOLDING
 We will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a 457 governmental plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned contracts or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:
..   For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default; and
..   For all other distributions, we will withhold at a 10% rate.

 We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax advisor to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

 ERISA REQUIREMENTS
 ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevent a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the contract. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the contract. This information has to do primarily with the fees, charges, discounts and other costs related to the contract, as well as any commissions paid to any agent selling the contract. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this Prospectus. Information about sales representatives and commissions may be found in the sections of this Prospectus addressing distribution of the Annuities.

 Other relevant information required by the exemptions is contained in the contract and accompanying documentation.

 Please consult with your tax advisor if you have any questions about ERISA and these disclosure requirements.

 SPOUSAL CONSENT RULES FOR RETIREMENT PLANS - QUALIFIED CONTRACTS
 If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

 Defined Benefit Plans and Money Purchase Pension Plans.
 If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays Death Benefits to other beneficiaries, you may elect to have a beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

 Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

 IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated beneficiary.

 GIFTS AND GENERATION-SKIPPING TRANSFERS
 If you transfer your contract to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your contract to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences+

 ADDITIONAL INFORMATION
 For additional information about federal tax law requirements applicable to IRAs and Roth IRAs, see the IRA Disclosure Statement or Roth IRA Disclosure Statement, as applicable.

                              GENERAL INFORMATION

 HOW WILL I RECEIVE STATEMENTS AND REPORTS?
 We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at www.prudentialannuities.com or any other electronic means, including diskettes or CD ROMs. We send a confirmation statement to you each time a transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We may also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, including, but not limited to, the Annual Maintenance Fee, Systematic Withdrawals (including 72(t) payments and required minimum distributions), electronic funds transfer, Dollar Cost Averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports. We reserve the right to charge up to $50 for each such additional report. We will also send an annual report and a semi-annual report containing applicable financial statements for the Portfolios, to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

 WHO IS PRUDENTIAL ANNUITIES?
 Prudential Annuities Life Assurance Corporation, a Prudential Financial Company, ("Prudential Annuities") is a stock life insurance company incorporated under the laws of the State of Connecticut on July 26, 1988 and is domiciled in Connecticut with licenses in all 50 states, the District of Columbia and Puerto Rico. Prudential Annuities is a wholly-owned subsidiary of Prudential Annuities, Inc., whose ultimate parent is Prudential Financial, Inc. Prudential Annuities markets through and in conjunction registered broker-dealers.

 Prudential Annuities offers a wide array of annuities, including (1) deferred variable annuities that are registered with the SEC, including fixed interest rate annuities that are offered as a companion to certain of our variable annuities and are registered because of their market value adjustment feature and (2) fixed annuities that are not registered with the SEC. In addition, Prudential Annuities has in force a relatively small block of variable life insurance policies and immediate variable annuities, but it no longer actively sells such policies.

 No company other than Prudential Annuities has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. Among other things, this means that where you participate in an optional living benefit or death benefit and the value of that benefit (e.g., the Protected Withdrawal for Highest Daily Lifetime 6 Plus) exceeds your current Account Value, you would rely solely on the ability of the issuing insurance company to make payments under the benefit out of its own assets. Prudential Financial, however, exercises significant influence over the operations and capital structure of Prudential Annuities.

 Prudential Annuities conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed "service providers" under the Investment Company Act of 1940. The entities engaged by Prudential Annuities may change over time. As of December 31, 2009, non-affiliated entities that could be deemed service providers to Prudential Annuities and/or an affiliated insurer within the Prudential Annuities business unit consisted of the following: Alliance-One Services Inc. (administration of variable life policies) located at 55 Hartland Street East Hartford CT 06108, Ascensus (qualified plan administrator) located at 200 Dryden Road, Dresher, PA 19025, Blue Frog Solutions, Inc. (order entry systems provider) located at 555 SW 12/th/ Ave, Suite 202 Pompano Beach, FL 33069, Broadridge Investor Communication Solutions, Inc. (proxy tabulation services), 51 Mercedes Way, Edgewood, NY 11717, EBIX Inc. (order-entry system) located at 5 Concourse Parkway Suite 3200 Atlanta, GA 30328, ExlService Holdings, Inc., ("EXL"), a Delaware corporation, having its office at 350 Park Avenue, 10/th/ Floor, New York, NY 10022, Diversified Information Technologies Inc. (records management) located at 123 Wyoming Avenue Scranton, PA 18503, Fosdick Fulfillment Corp. (fulfillment of prospectuses and marketing materials) located at 26 Barnes Industrial Park Road North Wallingford, CT 06492, Insurance Technologies (annuity illustrations) located at 38120 Amrhein Ave., Livonia, MI 48150, Lason Systems Inc. (contract printing and mailing) located at 1305 Stephenson Highway Troy, MI 48083, Morningstar Associates LLC (asset allocation recommendations) located at 225 West Wacker Drive Chicago, IL 60606, Pershing LLC (order-entry systems provider) located at One Pershing Plaza Jersey City, NJ 07399, Personix (printing and fulfillment of confirmations and client statements) located at 13100 North Promenade Boulevard Stafford, TX 77477, RR Donnelley Receivables Inc. (printing annual reports and prospectuses) located at 111 South Wacker Drive Chicago, IL 60606-4301, Stanton Group (qualified plan administrator) located at Two Pine Tree Drive Suite 400 Arden Hills, MN 55112 Attention: Alerus Retirement Solutions, State Street (accumulation unit value calculations) located at State Street Financial Center One Lincoln Street Boston, Massachusetts 02111, The Harty Press, Inc. (printing and fulfillment of marketing materials) located at 25 James Street New Haven, CT 06513, VG Reed & Sons Inc. (printing and fulfillment of annual reports) located at 1002 South 12/th/ Street Louisville, KY 40210, William B. Meyer (printing and fulfillment of prospectuses and marketing materials) located at 255 Long Beach Boulevard Stratford, CT 06615.

 WHAT ARE SEPARATE ACCOUNTS?
 The separate accounts are where Prudential Annuities sets aside and invests the assets of some of our annuities. These separate accounts were established under the laws of the State of Connecticut. The assets of each separate account are held in the name of Prudential Annuities, and legally belong to us. These assets are kept separate from all our other assets, and may not be charged with liabilities arising out of any other business we may conduct. Thus, income, gains and losses from assets allocated to a separate account are credited to or charged against each such separate account, without regard to other income, gains, or losses of Prudential Annuities or of any other of our separate accounts. The obligations under the Annuities are those of Prudential Annuities, which is the issuer of the Annuities and the depositor of the separate accounts. More detailed information about Prudential Annuities, including its audited consolidated financial statements, is provided in the Statement of Additional Information.

 SEPARATE ACCOUNT B
 During the accumulation period, the assets supporting obligations based on allocations to the Sub-accounts are held in Sub-accounts of Prudential Annuities Life Assurance Corporation Variable Account B, also referred to as "Separate Account B".

 Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B.

 Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each Sub-account generally corresponds to the name of the underlying Portfolio.
 Each Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge, Distribution Charge (when applicable) and the charges for any optional benefits that are offered under the Annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 ("Investment Company Act") as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B. We may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional purchase payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates. We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with SEC pronouncements and only after obtaining an order from the SEC, if required. If investment in the Portfolios or a particular Portfolio is no longer possible, in our discretion becomes inappropriate for purposes the Annuity, or for any other rationale in our sole judgment, we may substitute another portfolio or investment portfolios without your consent. The substituted portfolio may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, we will not make such substitution without any required approval of the SEC and any applicable state insurance departments. In addition, we may close Portfolios to allocation of Purchase Payments or Account Value, or both, at any time in our sole discretion. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.

 If you are enrolled in a Dollar Cost Averaging, Asset Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available Money Market Fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a Money Market Fund for any continued and future investments.

 VALUES AND BENEFITS BASED ON ALLOCATIONS TO THE SUB-ACCOUNTS WILL VARY WITH THE INVESTMENT PERFORMANCE OF THE UNDERLYING MUTUAL FUNDS OR FUND PORTFOLIOS, AS APPLICABLE. WE DO NOT GUARANTEE THE INVESTMENT RESULTS OF ANY SUB-ACCOUNT. YOUR ACCOUNT VALUE ALLOCATED TO THE SUB-ACCOUNTS MAY INCREASE OR DECREASE. YOU BEAR THE ENTIRE INVESTMENT RISK. THERE IS NO ASSURANCE THAT THE ACCOUNT VALUE OF YOUR ANNUITY WILL EQUAL OR BE GREATER THAN THE TOTAL OF THE PURCHASE PAYMENTS YOU MAKE TO US.

 SEPARATE ACCOUNT D
 During the accumulation period, assets supporting our obligations based on Fixed Allocations are held in Prudential Annuities Life Assurance Corporation Separate Account D, also referred to as "Separate Account D". Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law.

 There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

 We may employ investment managers to manage the assets maintained in Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.

 We are not obligated to invest according to specific guidelines or strategies except as may be required by Connecticut and other state insurance laws.

 WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?
 Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

 VOTING RIGHTS
 We are the legal owner of the shares of the underlying mutual funds in which the Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as "mirror voting" because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also "mirror vote" shares within the separate account that are owned directly by us or by an affiliate. In addition, because all the shares of a given mutual fund held within our separate account are legally owned by us, we intend to vote all of such shares when that underlying fund seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying fund's shareholder meeting and towards the ultimate outcome of the vote. Thus, under "mirror voting," it is possible that the votes of a small percentage of contractholders who actually vote will determine the ultimate outcome. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

 Advanced Series Trust (the "Trust") has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, AST Investment Services, Inc. and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by AST Investment Services, Inc., Prudential Investments LLC and the Trustees. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

 MATERIAL CONFLICTS
 It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered "material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

 SERVICE FEES PAYABLE TO PRUDENTIAL ANNUITIES
 Prudential Annuities or our affiliates have entered into agreements with the investment adviser or distributor of the underlying Portfolios. Under the terms of these agreements, Prudential Annuities, or our affiliates may provide administrative and support services to the Portfolios for which it receives a fee of up to 0.55% (currently) of the average assets allocated to the Portfolios under each Annuity from the investment adviser, distributor and/or the fund. These agreements may be different for each underlying mutual fund whose portfolios are offered as Sub-accounts. We expect to make a profit on these fees.

 Prudential Annuities and/or our affiliates receive substantial and varying administrative service payments, Rule 12b-1 fees, and "revenue sharing" payments from certain underlying Portfolios or related parties. Rule 12b-1 fees compensate our affiliated principal underwriter for distribution, marketing, and/or servicing functions. Administrative services payments compensate us for providing administrative services with respect to Annuity Owners invested indirectly in the Portfolio, which include duties such as recordkeeping, shareholder services, and the mailing of periodic reports. We receive administrative services fees with respect to both affiliated underlying Portfolios and unaffiliated underlying Portfolios. The administrative services fees we receive from affiliates originate from the assets of the affiliated Portfolio itself and/or the assets of the Portfolio's investment adviser. In recognition of the administrative services provided by the relevant affiliated insurance companies, the investment advisers to certain affiliated Portfolios also make "revenue sharing" payments to such affiliated insurance companies. In any case, the existence of these fees tends to increase the overall cost of investing in the Portfolio. In addition, because these fees are paid to us, allocations you make to these affiliated underlying Portfolios benefit us financially. In addition to the payments that we receive from underlying funds and/or their affiliates, those same funds and/or their affiliates may make payments to us and/or other insurers within the Prudential Financial group related to the offering of investment options within variable annuities or life insurance offered by different Prudential business units.

 We collect these payments and fees under agreements between us and a Portfolio's principal underwriter, transfer agent, investment adviser and/or other entities related to the Portfolio.

 The 12b-1 fees and administrative services fees that we receive may vary among the different fund complexes that are part of our investment platform. Thus, the fees we collect may be greater or smaller, based on the Portfolios that you select. In addition, we may consider these payments and fees, among a number of factors, when deciding to add or keep a Portfolio on the "menu" of Portfolios that we offer through the Annuity.

 In addition, an investment adviser, sub-adviser or distributor of the underlying Portfolios may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms' registered representatives, and creating marketing material discussing the contract, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, sub-adviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser's, sub-adviser's or distributor's participation. These payments or reimbursements may not be offered by all advisers, sub-advisers, or distributor and the amounts of such payments may vary between and among each adviser, sub-adviser and distributor depending on their respective participation.

 During 2009, with regard to amounts that were paid under the kinds of arrangements described immediately above, the amounts ranged from approximately $500 to approximately $840,562. These amounts may have been paid to one or more Prudential-affiliated insurers issuing individual variable annuities.

 WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?
 Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the Annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products. PAD's principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker-dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA).

 Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuities but are exempt from registration ("firms"). Applications for each Annuity are solicited by registered representatives of those firms. Such representatives will also be our appointed insurance agents under state insurance law. In addition, PAD may offer the Annuities directly to potential purchasers.

 Prudential Annuities sells its annuity products through multiple distribution channels, including (1) independent broker-dealer firms and financial planners; (2) broker-dealers that are members of the New York Stock Exchange, including "wirehouse" and regional broker-dealer firms; and (3) broker-dealers affiliated with banks or that specialize in marketing to customers of banks. Although we are active in each of those distribution channels, the majority of our sales have come from the independent broker-dealer firms and financial planners. On June 1, 2006, The Prudential Insurance Company of America, an affiliate of Prudential Annuities, acquired the variable annuity business of The Allstate Corporation ("Allstate"), which included exclusive access to the Allstate affiliated broker-dealer until May 31, 2009. We began selling variable annuities through the Allstate affiliated broker-dealer registered representatives in the third quarter of 2006.

 Under the distribution agreement, commissions are paid to firms on sales of the Annuities according to one or more schedules. The registered representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of purchase payments made, up to a maximum of 7.0% for AS Cornerstone, 6.0% for XT6 and 2.0% for ASL II. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of the Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to your Annuity. Commissions and other compensation paid in relation to your Annuity do not result in any additional charge to you or to the Separate Account.

 In addition, in an effort to promote the sale of our products (which may include the placement of Prudential Annuities and/or the Annuities on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or PAD may enter into compensation arrangements with certain broker-dealer firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide. These services may include, but are not limited to: educating customers of the firm on the Annuity's features; conducting due diligence and analysis, providing office access, operations and systems support; holding seminars intended to educate the firm's registered representatives and make them more knowledgeable about the Annuities; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval. To the extent permitted by FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. In addition, we or our affiliates may provide such compensation, payments and/or incentives to firms arising out of the marketing, sale and/or servicing of variable annuities or life insurance offered by different Prudential business units.

 A list of the firms to whom Prudential Annuities pays an amount under these arrangements is provided below. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total purchase payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity. Further information about the firms that are part of these compensation arrangements appears in the Statement of Additional Information, which is available without charge upon request.

 We or PAD also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by the FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms.

 The list below identifies three general types of payments that PAD pays which are broadly defined as follows:
..   Percentage Payments based upon "Assets under Management" or "AUM": This type of payment is a percentage payment that is based upon assets, subject to certain criteria in certain Prudential Annuities products.
..   Percentage Payments based upon sales: This type of payment is a percentage payment that is based upon the total amount of money received as purchase payments under Prudential Annuities annuity products sold through the firm.
..   Fixed Payments: These types of payments are made directly to or in sponsorship of the firm (or its affiliated broker-dealers). Examples of arrangements under which such payments may be made currently include, but are not limited to: sponsorships, conferences (national, regional and top producer), speaker fees, promotional items and reimbursements to firms for marketing activities or services paid by the firms and/or their registered representatives. The amount of these payments varies widely because some payments may encompass only a single event, such as a conference, and others have a much broader scope. In addition, we may make payments periodically during the systems, operational and other support.

 The list below includes the names of the firms (or their affiliated broker/dealers) that we are aware (as of December 31, 2009) received payment with respect to annuity business during 2009 (or as to which a payment amount was accrued during 2009). The firms listed below include those receiving payments in connection with marketing of products issued by Prudential Annuities Life Assurance Corporation. Your registered representative can provide you with more information about the compensation arrangements that apply upon request. During 2009, the least amount paid, and greatest amount paid, were $55 and $7,175,604, respectively.

 NAME OF FIRM:

 1st Global Capital Corp.            American General Securities              Associated Securities Corp.
 Advantage Capital                   American Independent Securities          AXA Advisors, LLC
 Agency                              Group, LLC                               Banc of America Invest.Svs(SO)
 Allegheny Investments Ltd.          American Portfolios Financial Services   BancorpSouth Investment Services, Inc.
 Allen & Company of Florida, Inc.    Ameriprise Financial Services Inc        BB&T Investment Services, Inc.
 Allstate Financial Services, LLC    Ameritas Investment Corp.                BBVA Compass Investment Solutions,
 American Financial Associates       AON Benfield Securities, INC.            Inc.

 BCG Securities, Inc.                     Gary Goldberg & Co., Inc.                National Securities Corp.
 Beneficial Investment Services INC       Geneos Wealth Management, Inc.           Nationwide Planning Associates, Inc
 Berthel Fisher & Company                 Genworth Financial Securities Corp.      Nationwide Securities, LLC
 BFT Financial Group, LLC                 Girard Securities, Inc.                  New England Securities Corp.
 Broker Dealer Financial Services         Great American Advisors, Inc.            Next Financial Group, Inc.
 Brookstone Securities, Inc.              GunnAllen Financial, Inc.                NFP Securities, Inc.
 Brookstreet Securities Corp.             GWN Securities, Inc.                     Normandy Securities, INC.
 Cadaret, Grant & Co., Inc.               H. Beck, Inc.                            North Ridge Securities Corp.
 Calton & Associates, Inc.                Hantz Financial Services, Inc.           Northstar Financial Partners, Inc.
 Cambridge Investment Research            Harbour Investments, Inc.                NRP Financial, Inc.
 Cambridge Legacy Securities, LLC         Hazard & Siegel, Inc.                    NYLIFE Securities LLC
 Cantella & Co., Inc.                     HBW Securities LLC                       OHIO National Equities, INC.
 Capital Advisory Corp.                   Heritage Financial System, Inc.          OneAmerica Securities, Inc.
 Capital Analysts                         Horizon Financial Investment             Oppenheimer & Co., Inc. (Fahnestock)
 Capital Financial Services, Inc.         Corporation                              Pacific Advisory Group of America,
 Capital Growth Resources                 Hornor, Townsend & Kent, Inc.            LLC
 Capital Investment Group, Inc.           IMS Securities                           Pacific Financial Associates, Inc.
 Capital One Investments, LLC             Independent Financial Grp, LLC           Pacific West Securities, Inc.
 Carillon Investments, Inc.               Infinex Investments, Inc.                Packerland Brokerage Services, Inc.
 Centaurus Financial, Inc.                ING Financial Partners, Inc.             Park Avenue Securities, LLC
 CFD Investments, Inc.                    Institutional Securities Corp.           Paulson Investment Co., Inc.
 Citigroup Global Markets, Inc.           Intervest International Equities Corp.   PlanMember Securities Corp.
 Coastal Equities Inc                     Invest Financial Corporation             PNC Investments, LLC
 Cohen Financial Equities LLC             Investacorp                              Presidential Brokerage, Inc.
 Commonwealth Financial Network           Investment Centers of America            Prime Capital Services, Inc.
 Community Investment Services, Inc.      Investment Professionals                 PrimeVest Financial Services, Inc.
 Comprehensive Asset Management           Investors Capital Corporation            Principal Financial Securities, INC.
 Cornerstone Financial Services           Investors Security Co., Inc.             Princor Financial Services Corp.
 Credit Suisse Asset Management           ISG Equity Sales Corporation             ProEquities, Inc.
 Securities, INC.                         J.J.B. Hilliard Lyons, Inc.              Professional Asset Management
 Crown Capital Securities, LP             J.P. Turner & Company, LLC               Prospera Financial Services, Inc.
 Cumberland Brokerage Corp.               Janney Montgomery Scott, LLC.            QA3 Financial Corp.
 CUNA Brokerage Services, Inc.            JMS Securities L.P.                      Quest Securities, Inc.
 CUSO Financial Services, LP              Key Investment Services LLC              Questar Capital Corporation
 CW Securities, LLC                       KMS Financial Services, Inc.             Rampart Financial Services Inc
 David A. Noyes & Company                 Kovack Securities, Inc.                  Raymond James & Associates, Inc.
 Deutsche Bank Securities, Inc.           LaSalle St. Securities, LLC              Raymond James Financial Services
 EDI Financial                            Legend Equities Corporation              RBC Capital Markets Corporation
 Equity Services, Inc.                    Legg Mason Wood Walker, Inc.             RBS Securities INC.
 Essex Financial Services, INC            LifeMark Securities Corp.                REGAL Securities INC
 Essex Securities, LLC                    Lincoln Financial Advisors               Regency Securities, Inc.
 FELTL & COMPANY                          Lincoln Financial Securities             Reliant Trading
 Fifth Third Securites, Inc.              Corporation                              Resource Horizons Group
 Financial Network Investment Corp.       Lincoln Investment Planning              RNR Securities, LLC
 Financial Planning Consultants           Lombard Securities, Inc.                 Robert W. Baird & Co., Inc.
 Financial West Group                     LPL Financial Corporation                Royal Alliance Associates, Inc.
 Fintegra, LLC                            M Holdings Securities, Inc               Sage Rutty & Co., Inc.
 First Allied Securities, Inc.            Main Street Securities, LLC              Sagepoint Financial, INC.
 First Citizens Investor Services, INC    McClurg Capital Corporation              Sammons Securities Co., LLC
 First Heartland Capital, Inc.            Medallion Investment Services            Sauders Retirement Advisors, Inc.
 First Tennessee Brokerage, Inc.          Merrill Lynch                            Saunders Discount Brokerage, Inc.
 First Western Advisors                   MetLife Securities, Inc.                 Scott & Stringfellow, Inc.
 Foothill Securities, Inc.                Michigan Securities, Inc.                Securian Financial Services, Inc.
 Foresters Equity Services INC            MidAmerica Financial Services, Inc.      Securities America, Inc.
 Fortune Financial Services, Inc.         MML Investors Services, Inc.             Securities Service Network, Inc.
 Founders Financial Securities LLC        Money Concepts Capital Corp.             Sigma Financial Corporation
 Franklin Templeton Financial Services    Moors & Cabot, Inc.                      Signator Investors, Inc.
 Corp.                                    Morgan Keegan & Company                  SII Investments, Inc.
 FSC Securities Corp.                     Morgan Stanley Smith Barney, LLC.        Spelman & Co., Inc.
 FSIC                                     Multi-Financial Securities Corp.         Sterne, Agee & Leach, Inc.
 G.A. Repple & Company                    Mutual Service Corporation               Stifel Nicolaus & Co., Inc.
 Garden State Securities, Inc.            National Planning Corporation            Summit Brokerage Services, Inc.

 Summit Equities, Inc.                     Triad Advisors, Inc.                    Wells Fargo Advisors Financial
 SunAmerica Securities, Inc.               Trustmont Financial Group, Inc.         Network LLC
 Sunset Financial Services, Inc.           UBS Financial Services, Inc.            Wells Fargo Advisors LLC
 SunTrust Investment Services, Inc.        United Planners Financial Services of   Wells Fargo Advisors LLC - Wealth
 SWS Financial Services, Inc.              America                                 Wells Fargo Investments, LLC
 Synergy Investment Group, LLC             USA Financial Securities Corp.          Westminster Financial Securities, Inc.
 T.S. Phillips Investments, Inc.           UVEST Financial Services Group, Inc.    Weston Securities Corp.
 TD Waterhouse Investor Services, Inc.     VALIC Financial Advisors, Inc           WFG Investments, Inc.
 TFS Securities, Inc.                      Valmark Securities, Inc.                Woodbury Financial Services, Inc.
 The Investment Center, Inc.               Veritrust Financial, LLC                World Choice Securities, Inc.
 The O.N. Equity Sales Co.                 VSR Financial Services, Inc.            World Equity Group, Inc.
 The Strategic Financial Alliance, Inc.    Wall Street Financial Group             World Group Securities, Inc.
 TimeCapital Securities Corp.              Walnut Street Securities, Inc.          Worth Financial Group, Inc
 Tower Square Securities, Inc.             Waterford Investor Services, Inc.       WRP Investments, Inc.
 TransAmerica Financial Advisors, Inc.     Waterstone Financial Group, Inc.
--------------------------------------------------------------------------------------------------------------------------

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
 Prudential Annuities Life Assurance Corporation incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Prudential Annuities Life Assurance Corporation, One Corporate Drive, Shelton, CT 06484 or by calling 888-PRU-2888. We file periodic reports as required under the Securities Exchange Act of 1934. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-202-551-8090. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

 FINANCIAL STATEMENTS
 The financial statements of the Separate Account and Prudential Annuities Life Assurance Corporation are included in the Statement of Additional Information.

 HOW TO CONTACT US
 You can contact us by:
..   calling our Customer Service Team at 1-888-PRU-2888 during our normal business hours, or our telephone automated response system at
    1-800-766-4530.
..   writing to us via regular mail at Prudential Annuities, P.O. Box 7960,
    Philadelphia, PA 19176 OR for express mail Prudential Annuities, 2101 Welsh Road, Dresher, PA 19025. NOTE: Failure to send mail to the proper address may result in a delay in our receiving and processing your request.
..   accessing information about your Annuity through our Internet Website at
    www.prudentialannuities.com.

 You can obtain account information by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or your Financial Professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

 Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

 Prudential Annuities does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Prudential Annuities reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

 INDEMNIFICATION
 Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

 LEGAL PROCEEDINGS
 Prudential Annuities is subject to legal and regulatory actions in the ordinary course of its businesses, including class action lawsuits. Our pending legal and regulatory actions include proceedings specific to us and proceedings generally applicable to business practices in the industry in which we operate. We may be subject to class action lawsuits and other litigation alleging, among other things, that we made improper or inadequate disclosures in connection with the sale of annuity products or charged excessive or impermissible fees on these products, recommended unsuitable products to customers, mishandled customer accounts or breached fiduciary duties to customers. We are also subject to litigation arising out of our general business activities, such as our investments and contracts, and could be exposed to claims or litigation concerning certain business or process patents. Regulatory authorities from time to time make inquiries and conduct investigations and examinations relating particularly to us and our products. In addition, we, along with other participants in the business in which we engage, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of our pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of a litigation or regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain. The following is a summary of certain pending proceedings.

 Commencing in 2003, we received formal requests for information from the SEC and the New York Attorney General's Office ("NYAG") relating to market timing in variable annuities by certain American Skandia entities. In connection with these investigations, with the approval of Skandia, an offer was made by American Skandia to the SEC and NYAG, to settle these matters by paying restitution and a civil penalty. In April 2009, AST Investment Services, Inc., formerly named American Skandia Investment Services, Inc. ("ASISI"), reached a resolution of these previously disclosed investigations by the SEC and the NYAG into market timing related misconduct involving certain variable annuities. The settlements relate to conduct that generally occurred between January 1998 and September 2003. Prudential Financial, Inc. acquired ASISI from Skandia Insurance Company Ltd (publ) ("Skandia") in May 2003. Subsequent to the acquisition, we implemented controls, procedures and measures designed to protect customers from the types of activities involved in these investigations. These settlements resolve the investigations by the above named authorities into these matters, subject to the settlement terms. Under the terms of the settlements, ASISI has paid a total of $34 million in disgorgement and an additional $34 million as a civil money penalty into a Fair Fund administered by the SEC to compensate those harmed by the market timing related activities. Pursuant to the settlements, ASISI has retained, at its ongoing cost and expense, the services of an Independent Distribution consultant acceptable to the Staff of the SEC to develop a proposed plan for the distribution of Fair Fund amounts according to a methodology developed in consultation with and acceptable to the Staff. As part of these settlements, ASISI hired an independent third party which conducted a compliance review and issued a report of its findings and recommendations to ASISI's Board of Directors, the Audit Committee of the Advanced Series Trust Board of Trustees and the Staff of the SEC. In addition, ASISI has agreed, among other things, to continue to cooperate with the SEC and NYAG in any litigation, ongoing investigations or other proceedings relating to or arising from their investigations into these matters. Under the terms of the Acquisition Agreement pursuant to which Prudential Financial, Inc. acquired ASISI from Skandia, we were indemnified for the settlements.

 We have substantially completed a remediation program to correct errors in the administration of approximately 11,000 annuity contracts issued by us. The owners of these contracts did not receive notification that the contracts were approaching or past their designated annuitization date or default annuitization date (both dates referred to as the "contractual annuity date") and the contracts were not annuitized at their contractual annuity dates. Some of these contracts also were affected by data integrity errors resulting in incorrect contractual annuity dates. The lack of notice and the data integrity errors, as reflected on the annuities administrative system, all occurred before the acquisition of Prudential Annuities by Prudential Financial, Inc. (the "Acquisition"). We had previously advised Skandia that the remediation and administrative costs of the remediation program are subject to the indemnification provisions of the Acquisition Agreement. We have resolved our indemnification claims with Skandia.

 During the third quarter of 2004, we identified a system-generated calculation error in our annuity contract administration system that existed prior to the Acquisition. This error related to the calculation of amounts due to customers for certain transactions subject to a market value adjustment upon the surrender or transfer of monies out of their annuity contract's fixed allocation options. The error resulted in an underpayment to policyholders, as well as additional anticipated costs to us associated with remediation, breakage and other losses. Our consultants have developed the systems functionality to compute remediation amounts and are in the process of running the computations on affected contracts. We contacted state insurance regulators and commenced Phase I of our outreach to customers on November 12, 2007. Phase II commenced on June 6, 2008. Phase III commenced December 5, 2008. Phase IV commenced June 12, 2009. Contracts requiring manual calculations will be remediated in smaller batches through the 4th quarter. We are exploring alternate methodologies for approximately 1,000 remaining contracts. We previously advised Skandia that a portion of the remediation and related administrative costs are subject to the indemnification provisions of the Acquisition Agreement. We resolved our indemnification claims with Skandia.

 Our litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, the outcomes cannot be predicted. It is possible that the results of operations or the cash flow of Prudential Annuities in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of our litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on our financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on our financial position.

 CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION
 The following are the contents of the Statement of Additional Information:

 General Information about Prudential Annuities                                 2
   Prudential Annuities Life Assurance Corporation                              2
   Prudential Annuities Life Assurance Corporation Variable Account B           2
   Prudential Annuities Life Assurance Corporation Separate Account D           3
 Principal Underwriter/Distributor - Prudential Annuities Distributors, Inc.    4
 How the Unit Price is Determined                                               9
 Additional Information on Fixed Allocations                                   10
   How We Calculate the Market Value Adjustment                                11
 General Information                                                           12
   Voting Rights                                                               12
   Modification                                                                13
   Deferral of Transactions                                                    14
   Misstatement of Age or Sex                                                  14
   Ending the Offer                                                            14
 Annuitization                                                                 14
 Experts                                                                       16
 Legal Experts                                                                 16
 Financial Statements                                                          16

     APPENDIX A - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B

 SEC Rules require us to set forth information about the historical unit values for the Advanced Series Cornerstone Annuity. Because this is the initial offering of Advanced Series Cornerstone we do not yet have historical unit values associated with this Annuity. Such historical unit values will be provided in post-effective amendments.

 Separate Account B consists of multiple Sub-accounts that are available as investment options for the Prudential Annuities. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.

 UNIT PRICES AND NUMBERS OF UNITS. The following tables show for each Annuity:
 (a) the historical Unit Price, corresponding to the Annuity features bearing the highest and lowest combinations of asset-based charges*, as of the dates shown, for Units in each of the Sub-accounts of Separate Account B that are being offered pursuant to this Prospectus**; and (b) the number of Units outstanding for each such Sub-account as of the dates shown. The period for each year begins on January 1 and ends on December 31. Since November 18, 2002, we have been determining, on a daily basis, multiple Unit Prices for each Sub-account of Separate Account B. We compute multiple Unit Prices because several of our variable annuities invest in the same Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. When a Unit Price was first calculated for a particular Sub-account, we set the price of that Unit at $10.00 per Unit. Thereafter, Unit Prices vary based on market performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2010.

 * Note: While a unit price is reflected for the maximum combination of asset based charges for each Sub-account, not all Sub-accounts are available if you elect certain optional benefits.
 ** The remaining unit values appear in the Statement of Additional
    Information, which you may obtain free of charge by sending in the request form at the end of the Prospectus or contacting us at 1-888-PRU-2888.

                          ADVANCED SERIES CORNERSTONE
                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                   PROSPECTUS

          ACCUMULATION UNIT VALUES: WITH NO OPTIONAL BENEFITS (1.15%)

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH & INCOME PORTFOLIO
    11/10/2008 to 12/31/2008                                 $9.84           $10.34             2,145
    01/01/2009 to 12/31/2009                                $10.34           $12.18            25,175
------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE LARGE-CAP GROWTH PORTFOLIO
    11/10/2008 to 12/31/2008                                 $9.07            $9.03                88
    01/01/2009 to 12/31/2009                                 $9.03           $13.69            60,752
------------------------------------------------------------------------------------------------------------
AST AMERICAN CENTURY INCOME & GROWTH PORTFOLIO
    11/10/2008 to 12/31/2008                                $10.56           $10.67            18,304
    01/01/2009 to 12/31/2009                                $10.67           $12.43            25,083
------------------------------------------------------------------------------------------------------------
AST SCHRODERS MULTI ASSET WORLD STRATEGIES PORTFOLIO
    11/10/2008 to 12/31/2008                                $10.57           $10.52               377
    01/01/2009 to 12/31/2009                                $10.52           $13.25           312,504
------------------------------------------------------------------------------------------------------------
AST MONEY MARKET PORTFOLIO
    11/10/2008 to 12/31/2008                                $10.93           $10.94           176,488
    01/01/2009 to 12/31/2009                                $10.94           $10.84           108,717
------------------------------------------------------------------------------------------------------------
AST COHEN & STEERS REALTY PORTFOLIO
    11/10/2008 to 12/31/2008                                $13.88           $14.93             5,934
    01/01/2009 to 12/31/2009                                $14.93           $19.46             9,804

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST UBS DYNAMIC ALPHA PORTFOLIO
    11/10/2008 to 12/31/2008                            $13.13           $12.30               929
    01/01/2009 to 12/31/2009                            $12.30           $14.83           180,568
--------------------------------------------------------------------------------------------------------
AST DEAM LARGE-CAP VALUE PORTFOLIO
    11/10/2008 to 12/31/2008                            $11.63           $11.77             7,903
    01/01/2009 to 12/31/2009                            $11.77           $13.75            13,420
--------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN SMALL-CAP GROWTH PORTFOLIO
    11/10/2008 to 12/31/2008                            $11.26           $10.81               169
    01/01/2009 to 12/31/2009                            $10.81           $13.09             3,887
--------------------------------------------------------------------------------------------------------
AST HIGH YIELD PORTFOLIO
    11/10/2008 to 12/31/2008                            $11.43           $11.02            28,527
    01/01/2009 to 12/31/2009                            $11.02           $14.77            88,476
--------------------------------------------------------------------------------------------------------
AST FEDERATED AGGRESSIVE GROWTH PORTFOLIO
    11/10/2008 to 12/31/2008                            $14.84           $14.76            11,948
    01/01/2009 to 12/31/2009                            $14.76           $19.35            23,783
--------------------------------------------------------------------------------------------------------
AST MID-CAP VALUE PORTFOLIO
    11/10/2008 to 12/31/2008                            $11.08           $11.25               415
    01/01/2009 to 12/31/2009                            $11.25           $15.44            10,773
--------------------------------------------------------------------------------------------------------
AST SMALL-CAP VALUE PORTFOLIO
    11/10/2008 to 12/31/2008                            $12.33           $12.64            14,814
    01/01/2009 to 12/31/2009                            $12.64           $15.87            20,198
--------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS CONCENTRATED GROWTH PORTFOLIO
    11/10/2008 to 12/31/2008                             $8.95            $8.88                12
    01/01/2009 to 12/31/2009                             $8.88           $13.11            58,648
--------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO
    11/10/2008 to 12/31/2008                            $11.36           $11.11               522
    01/01/2009 to 12/31/2009                            $11.11           $17.25            59,746
--------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS SMALL-CAP VALUE PORTFOLIO
    11/10/2008 to 12/31/2008                            $13.57           $13.69             7,017
    01/01/2009 to 12/31/2009                            $13.69           $17.17            35,275
--------------------------------------------------------------------------------------------------------
AST LARGE-CAP VALUE PORTFOLIO
    11/10/2008 to 12/31/2008                             $9.21            $9.16               764
    01/01/2009 to 12/31/2009                             $9.16           $10.82             4,280
--------------------------------------------------------------------------------------------------------
AST LORD ABBETT BOND-DEBENTURE PORTFOLIO
    11/10/2008 to 12/31/2008                            $11.25           $11.02            51,247
    01/01/2009 to 12/31/2009                            $11.02           $14.66            57,575
--------------------------------------------------------------------------------------------------------
AST MARSICO CAPITAL GROWTH PORTFOLIO
    11/10/2008 to 12/31/2008                            $10.51           $10.05            34,318
    01/01/2009 to 12/31/2009                            $10.05           $12.89            46,693
--------------------------------------------------------------------------------------------------------
AST MFS GROWTH PORTFOLIO
    11/10/2008 to 12/31/2008                            $10.64           $10.28             1,505
    01/01/2009 to 12/31/2009                            $10.28           $12.63            16,608
--------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO
    11/10/2008 to 12/31/2008                            $12.59           $12.10               141
    01/01/2009 to 12/31/2009                            $12.10           $15.52             6,961
--------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN/LSV MID-CAP VALUE PORTFOLIO
    11/10/2008 to 12/31/2008                            $11.35           $11.53               924
    01/01/2009 to 12/31/2009                            $11.53           $16.04            12,210
--------------------------------------------------------------------------------------------------------
AST SMALL-CAP GROWTH PORTFOLIO
    11/10/2008 to 12/31/2008                             $9.38            $9.52             2,121
    01/01/2009 to 12/31/2009                             $9.52           $12.60            34,079

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST PIMCO LIMITED MATURITY BOND PORTFOLIO
    11/10/2008 to 12/31/2008                              $11.61           $11.31             63,423
    01/01/2009 to 12/31/2009                              $11.31           $12.32             42,844
----------------------------------------------------------------------------------------------------------
AST PIMCO TOTAL RETURN BOND PORTFOLIO
    11/10/2008 to 12/31/2008                              $11.93           $11.82             33,428
    01/01/2009 to 12/31/2009                              $11.82           $13.61            403,919
----------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN CORE VALUE PORTFOLIO
    11/10/2008 to 12/31/2008                               $9.90            $9.87              5,384
    01/01/2009 to 12/31/2009                               $9.87           $12.08             10,638
----------------------------------------------------------------------------------------------------------
AST QMA US EQUITY ALPHA PORTFOLIO
    11/10/2008 to 12/31/2008                               $9.38            $9.35              8,903
    01/01/2009 to 12/31/2009                               $9.35           $11.27             12,417
----------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE NATURAL RESOURCES PORTFOLIO
    11/10/2008 to 12/31/2008                              $19.61           $18.27              7,141
    01/01/2009 to 12/31/2009                              $18.27           $26.97             41,100
----------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE ASSET ALLOCATION PORTFOLIO
    11/10/2008 to 12/31/2008                              $11.80           $11.89              4,984
    01/01/2009 to 12/31/2009                              $11.89           $14.59            554,032
----------------------------------------------------------------------------------------------------------
AST INTERNATIONAL VALUE PORTFOLIO
    11/10/2008 to 12/31/2008                              $14.20           $14.17              7,925
    01/01/2009 to 12/31/2009                              $14.17           $18.27             14,938
----------------------------------------------------------------------------------------------------------
AST MFS GLOBAL EQUITY PORTFOLIO
    11/10/2008 to 12/31/2008                              $13.28           $13.39              4,900
    01/01/2009 to 12/31/2009                              $13.39           $17.41             17,137
----------------------------------------------------------------------------------------------------------
AST JPMORGAN INTERNATIONAL EQUITY PORTFOLIO
    11/10/2008 to 12/31/2008                              $12.31           $12.43              5,876
    01/01/2009 to 12/31/2009                              $12.43           $16.70             55,206
----------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE GLOBAL BOND PORTFOLIO
    11/10/2008 to 12/31/2008                              $12.02           $12.82             32,537
    01/01/2009 to 12/31/2009                              $12.82           $14.21             39,438
----------------------------------------------------------------------------------------------------------
AST INTERNATIONAL GROWTH PORTFOLIO
    11/10/2008 to 12/31/2008                              $12.16           $12.33              5,078
    01/01/2009 to 12/31/2009                              $12.33           $16.50              9,731
----------------------------------------------------------------------------------------------------------
AST AGGRESSIVE ASSET ALLOCATION PORTFOLIO
    11/10/2008 to 12/31/2008                               $7.11            $7.06             12,822
    01/01/2009 to 12/31/2009                               $7.06            $8.96            225,384
----------------------------------------------------------------------------------------------------------
AST CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    11/10/2008 to 12/31/2008                               $7.89            $7.85             16,496
    01/01/2009 to 12/31/2009                               $7.85            $9.72          1,321,943
----------------------------------------------------------------------------------------------------------
AST ACADEMIC STRATEGIES ASSET ALLOCATION PORTFOLIO
    11/10/2008 to 12/31/2008                               $8.05            $8.05             24,711
    01/01/2009 to 12/31/2009                               $8.05            $9.90            914,061
----------------------------------------------------------------------------------------------------------
AST BALANCED ASSET ALLOCATION PORTFOLIO
    11/10/2008 to 12/31/2008                               $8.36            $8.33             32,085
    01/01/2009 to 12/31/2009                               $8.33           $10.15          1,542,673
----------------------------------------------------------------------------------------------------------
AST PRESERVATION ASSET ALLOCATION PORTFOLIO
    11/10/2008 to 12/31/2008                               $9.20            $9.17             42,451
    01/01/2009 to 12/31/2009                               $9.17           $10.88            354,949
----------------------------------------------------------------------------------------------------------
AST FIRST TRUST BALANCED TARGET PORTFOLIO
    11/10/2008 to 12/31/2008                               $7.21            $7.38              6,160
    01/01/2009 to 12/31/2009                               $7.38            $9.04            522,945

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST CAPITAL APPRECIATION TARGET PORTFOLIO
    11/10/2008 to 12/31/2008                                  $6.79            $6.79             16,663
    01/01/2009 to 12/31/2009                                  $6.79            $8.46          1,176,271
-------------------------------------------------------------------------------------------------------------
AST ADVANCED STRATEGIES PORTFOLIO
    11/10/2008 to 12/31/2008                                  $8.10            $8.04              5,721
    01/01/2009 to 12/31/2009                                  $8.04           $10.03            389,063
-------------------------------------------------------------------------------------------------------------
AST CLS GROWTH ASSET ALLOCATION PORTFOLIO
    11/10/2008 to 12/31/2008                                  $7.42            $7.37                  0
    01/01/2009 to 12/31/2009                                  $7.37            $9.25            803,042
-------------------------------------------------------------------------------------------------------------
AST CLS MODERATE ASSET ALLOCATION PORTFOLIO
    11/10/2008 to 12/31/2008                                  $7.25            $7.19              8,594
    01/01/2009 to 12/31/2009                                  $7.19            $8.77            438,182
-------------------------------------------------------------------------------------------------------------
AST HORIZON GROWTH ASSET ALLOCATION PORTFOLIO
    11/10/2008 to 12/31/2008                                  $6.99            $6.98                  0
    01/01/2009 to 12/31/2009                                  $6.98            $8.74            476,451
-------------------------------------------------------------------------------------------------------------
AST HORIZON MODERATE ASSET ALLOCATION PORTFOLIO
    11/10/2008 to 12/31/2008                                  $7.65            $7.62                  0
    01/01/2009 to 12/31/2009                                  $7.62            $9.30            360,411
-------------------------------------------------------------------------------------------------------------
AST NIEMANN CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    11/10/2008 to 12/31/2008                                  $7.23            $7.20              6,088
    01/01/2009 to 12/31/2009                                  $7.20            $8.63            268,814
-------------------------------------------------------------------------------------------------------------
AST WESTERN ASSET CORE PLUS BOND PORTFOLIO
    11/10/2008 to 12/31/2008                                  $9.26            $9.36              1,731
    01/01/2009 to 12/31/2009                                  $9.36           $10.32            133,974
-------------------------------------------------------------------------------------------------------------
AST GLOBAL REAL ESTATE PORTFOLIO
    11/10/2008 to 12/31/2008                                  $6.15            $6.13                  0
    01/01/2009 to 12/31/2009                                  $6.13            $8.18             28,235
-------------------------------------------------------------------------------------------------------------
AST PARAMETRIC EMERGING MARKETS EQUITY PORTFOLIO
    11/10/2008 to 12/31/2008                                  $5.76            $5.59                  0
    01/01/2009 to 12/31/2009                                  $5.59            $9.20            117,999
-------------------------------------------------------------------------------------------------------------
AST FOCUS FOUR PLUS PORTFOLIO
    11/10/2008 to 12/31/2008                                  $7.62            $7.49              9,758
    01/01/2009 to 11/13/2009                                  $7.49            $8.41                  0
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA GROWTH FUND
    11/10/2008 to 12/31/2008                                  $8.05            $8.05              2,136
    01/01/2009 to 12/31/2009                                  $8.05           $11.12              2,097
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA INTERNATIONAL EQUITY FUND
    11/10/2008 to 12/31/2008                                 $11.09           $11.31                 22
    01/01/2009 to 12/31/2009                                 $11.31           $12.96              1,485
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA OMEGA FUND
    11/10/2008 to 12/31/2008                                 $11.81           $12.09                  0
    01/01/2009 to 12/31/2009                                 $12.09           $17.21                815
-------------------------------------------------------------------------------------------------------------
FRANKLIN TEMPLETON VIP FOUNDING FUNDS ALLOCATION FUND
    11/10/2008 to 12/31/2008                                  $6.73            $6.67              6,808
    01/01/2009 to 12/31/2009                                  $6.67            $8.57            607,785
-------------------------------------------------------------------------------------------------------------
PRUDENTIAL SP INTERNATIONAL GROWTH PORTFOLIO
    11/10/2008 to 12/31/2008                                  $8.31            $8.42                 49
    01/01/2009 to 12/31/2009                                  $8.42           $11.41                 73
-------------------------------------------------------------------------------------------------------------
GARTMORE NVIT DEVELOPING MARKETS FUND
    11/10/2008 to 12/31/2008                                 $19.28           $18.99              4,931
    01/01/2009 to 12/31/2009                                 $18.99           $30.45              5,599

                                                                                Number of
                                            Accumulation     Accumulation      Accumulation
                                            Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                             Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------
THE DOW DART 10 PORTFOLIO
    11/10/2008 to 12/31/2008                    $8.70            $8.78                0
    01/01/2009 to 12/31/2009                    $8.78            $9.89                0
-----------------------------------------------------------------------------------------------
FIRST TRUST TARGET FOCUS FOUR PORTFOLIO
    11/10/2008 to 12/31/2008                    $8.71            $8.67                0
    01/01/2009 to 12/31/2009                    $8.67           $11.04                0
-----------------------------------------------------------------------------------------------
GLOBAL DIVIDEND TARGET 15 PORTFOLIO
    11/10/2008 to 12/31/2008                   $11.29           $11.23              867
    01/01/2009 to 12/31/2009                   $11.23           $15.66              859
-----------------------------------------------------------------------------------------------
NASDAQ TARGET 15 PORTFOLIO
    11/10/2008 to 12/31/2008                    $7.15            $6.87                0
    01/01/2009 to 12/31/2009                    $6.87            $7.94                0
-----------------------------------------------------------------------------------------------
S&P TARGET 24 PORTFOLIO
    11/10/2008 to 12/31/2008                    $7.86            $8.29                0
    01/01/2009 to 12/31/2009                    $8.29            $9.32                0
-----------------------------------------------------------------------------------------------
TARGET MANAGED VIP PORTFOLIO
    11/10/2008 to 12/31/2008                    $7.85            $7.84                0
    01/01/2009 to 12/31/2009                    $7.84            $8.75                0
-----------------------------------------------------------------------------------------------
VALUE LINE TARGET 25 PORTFOLIO
    11/10/2008 to 12/31/2008                    $7.97            $7.93                0
    01/01/2009 to 12/31/2009                    $7.93            $8.40                0
-----------------------------------------------------------------------------------------------
THE DOW TARGET DIVIDEND PORTFOLIO
    11/10/2008 to 12/31/2008                    $7.17            $6.72                0
    01/01/2009 to 12/31/2009                    $6.72            $7.58                0
-----------------------------------------------------------------------------------------------
AIM V.I. DYNAMICS FUND
    11/10/2008 to 12/31/2008                   $10.95           $10.60                4
    01/01/2009 to 12/31/2009                   $10.60           $14.93                3
-----------------------------------------------------------------------------------------------
AIM V.I. FINANCIAL SERVICES FUND
    11/10/2008 to 12/31/2008                    $5.63            $5.07              618
    01/01/2009 to 12/31/2009                    $5.07            $6.39              609
-----------------------------------------------------------------------------------------------
AIM V.I. GLOBAL HEALTH CARE
    11/10/2008 to 12/31/2008                   $11.18           $11.10                0
    01/01/2009 to 12/31/2009                   $11.10           $14.00                0
-----------------------------------------------------------------------------------------------
AIM V.I. TECHNOLOGY FUND
    11/10/2008 to 12/31/2008                    $6.45            $6.24                0
    01/01/2009 to 12/31/2009                    $6.24            $9.70              714
-----------------------------------------------------------------------------------------------
WELLS FARGO ADVANTAGE VT EQUITY INCOME
    11/10/2008 to 12/31/2008                   $10.71           $10.58                8
    01/01/2009 to 12/31/2009                   $10.58           $12.22            2,378
-----------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP VALUE PORTFOLIO
    11/16/2009* to 12/31/2009                  $10.15           $10.31            2,701
-----------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP GROWTH PORTFOLIO
    11/16/2009* to 12/31/2009                  $10.08           $10.30            3,282

 *  Denotes the start date of these sub-accounts

                          ADVANCED SERIES CORNERSTONE
                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                   PROSPECTUS

  ACCUMULATION UNIT VALUES: WITH HD GRO 60 BPS AND COMBO 5%/HAV 80 BPS OR GRO
                PLUS 2008 60 BPS AND COMBO 5%/HAV 80 BPS (2.55%)

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH & INCOME PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.12           $12.16              0
------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE LARGE-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.99           $13.12              0
------------------------------------------------------------------------------------------------------------
AST AMERICAN CENTURY INCOME & GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.08           $12.42              0
------------------------------------------------------------------------------------------------------------
AST SCHRODERS MULTI ASSET WORLD STRATEGIES PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.08           $12.34              0
------------------------------------------------------------------------------------------------------------
AST MONEY MARKET PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.00            $9.83              0
------------------------------------------------------------------------------------------------------------
AST COHEN & STEERS REALTY PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.61           $14.46              0
------------------------------------------------------------------------------------------------------------
AST UBS DYNAMIC ALPHA PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.08           $11.63              0
------------------------------------------------------------------------------------------------------------
AST DEAM LARGE-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.10           $12.71              0
------------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN SMALL-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.93           $12.03              0
------------------------------------------------------------------------------------------------------------
AST HIGH YIELD PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.02           $12.48              0
------------------------------------------------------------------------------------------------------------
AST FEDERATED AGGRESSIVE GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.98           $12.94              0
------------------------------------------------------------------------------------------------------------
AST MID-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.99           $13.19              0
------------------------------------------------------------------------------------------------------------
AST SMALL-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.98           $12.90              0
------------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS CONCENTRATED GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.05           $12.80              0
------------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.06           $13.44              0
------------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS SMALL-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.95           $12.72              0
------------------------------------------------------------------------------------------------------------
AST LARGE-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.06           $12.69              0
------------------------------------------------------------------------------------------------------------
AST LORD ABBETT BOND-DEBENTURE PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.03           $12.04              0
------------------------------------------------------------------------------------------------------------
AST MARSICO CAPITAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.01           $12.67              0
------------------------------------------------------------------------------------------------------------
AST MFS GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.03           $12.11              0
------------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.98           $12.32              0
------------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN / LSV MID-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.13           $13.67              0

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST SMALL-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.01           $13.09              0
-------------------------------------------------------------------------------------------------------------
AST PIMCO LIMITED MATURITY BOND PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.99           $10.45              0
-------------------------------------------------------------------------------------------------------------
AST PIMCO TOTAL RETURN BOND PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.98           $11.01              0
-------------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN CORE VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.10           $12.86              0
-------------------------------------------------------------------------------------------------------------
AST QMA US EQUITY ALPHA PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.08           $12.76              0
-------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE NATURAL RESOURCES PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.30           $13.71              0
-------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $12.11              0
-------------------------------------------------------------------------------------------------------------
AST INTERNATIONAL VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.12           $13.06              0
-------------------------------------------------------------------------------------------------------------
AST MFS GLOBAL EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.07           $13.32              0
-------------------------------------------------------------------------------------------------------------
AST JPMORGAN INTERNATIONAL EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.13           $13.54              0
-------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE GLOBAL BOND PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $11.07              0
-------------------------------------------------------------------------------------------------------------
AST INTERNATIONAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.14           $13.23              0
-------------------------------------------------------------------------------------------------------------
AST AGGRESSIVE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.06           $12.72              0
-------------------------------------------------------------------------------------------------------------
AST CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $12.27              0
-------------------------------------------------------------------------------------------------------------
AST ACADEMIC STRATEGIES ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $12.18              0
-------------------------------------------------------------------------------------------------------------
AST BALANCED ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $12.00              0
-------------------------------------------------------------------------------------------------------------
AST PRESERVATION ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $11.57              0
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST BALANCED TARGET PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.01           $12.26              0
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST CAPITAL APPRECIATION TARGET PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.99           $12.12              0
-------------------------------------------------------------------------------------------------------------
AST ADVANCED STRATEGIES PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $12.37              0
-------------------------------------------------------------------------------------------------------------
AST CLS GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.05           $12.30              0
-------------------------------------------------------------------------------------------------------------
AST CLS MODERATE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $11.90              0
-------------------------------------------------------------------------------------------------------------
AST HORIZON GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $12.21              0
-------------------------------------------------------------------------------------------------------------
AST HORIZON MODERATE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $11.82              0
-------------------------------------------------------------------------------------------------------------
AST NIEMANN CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.03           $11.93              0

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST WESTERN ASSET CORE PLUS BOND PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.99           $10.72              0
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2015
    05/01/2009 to 12/31/2009                                  $9.96            $9.96              0
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2018
    05/01/2009 to 12/31/2009                                  $9.92            $9.64              0
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2019
    05/01/2009 to 12/31/2009                                  $9.91            $9.54              0
-------------------------------------------------------------------------------------------------------------
AST GLOBAL REAL ESTATE PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.86           $13.89              0
-------------------------------------------------------------------------------------------------------------
AST PARAMETRIC EMERGING MARKETS EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.05           $14.75              0
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2016
    05/01/2009 to 12/31/2009                                  $9.94            $9.58              0
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2020
    05/01/2009 to 12/31/2009                                  $9.88            $9.22              0
-------------------------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP VALUE PORTFOLIO
    11/16/2009* to 12/31/2009                                $10.14           $10.29              0
-------------------------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP GROWTH PORTFOLIO
    11/16/2009* to 12/31/2009                                $10.08           $10.28              0
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA GROWTH FUND
    05/01/2009 to 12/31/2009                                 $10.04           $12.59              0
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA INTERNATIONAL EQUITY FUND
    05/01/2009 to 12/31/2009                                 $10.05           $12.70              0
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA OMEGA FUND
    05/01/2009 to 12/31/2009                                  $9.89           $12.80              0
-------------------------------------------------------------------------------------------------------------
FRANKLIN TEMPLETON VIP FOUNDING FUNDS ALLOCATION FUND
    05/01/2009 to 12/31/2009                                 $10.07           $12.78              0
-------------------------------------------------------------------------------------------------------------
PRUDENTIAL SP INTERNATIONAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.14           $13.36              0
-------------------------------------------------------------------------------------------------------------
GARTMORE NVIT DEVELOPING MARKETS FUND
    05/01/2009 to 12/31/2009                                 $10.12           $14.46              0
-------------------------------------------------------------------------------------------------------------
THE DOW DART 10 PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.14           $13.26              0
-------------------------------------------------------------------------------------------------------------
FIRST TRUST TARGET FOCUS FOUR PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.10           $13.23              0
-------------------------------------------------------------------------------------------------------------
GLOBAL DIVIDEND TARGET 15 PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.06           $14.44              0
-------------------------------------------------------------------------------------------------------------
NASDAQ TARGET 15 PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.88           $11.46              0
-------------------------------------------------------------------------------------------------------------
S&P TARGET 24 PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.00           $11.97              0
-------------------------------------------------------------------------------------------------------------
TARGET MANAGED VIP PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.00           $12.27              0
-------------------------------------------------------------------------------------------------------------
VALUE LINE TARGET 25 PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.81           $10.69              0
-------------------------------------------------------------------------------------------------------------
THE DOW TARGET DIVIDEND PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.05           $13.67              0
-------------------------------------------------------------------------------------------------------------
AIM V.I. DYNAMICS FUND
    05/01/2009 to 12/31/2009                                 $10.04           $13.11              0

                                                                               Number of
                                           Accumulation     Accumulation      Accumulation
                                           Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                            Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------
AIM V.I. FINANCIAL SERVICES FUND
    05/01/2009 to 12/31/2009                  $10.00           $13.95              0
----------------------------------------------------------------------------------------------
AIM V.I. GLOBAL HEALTH CARE
    05/01/2009 to 12/31/2009                   $9.95           $12.71              0
----------------------------------------------------------------------------------------------
AIM V.I. TECHNOLOGY FUND
    05/01/2009 to 12/31/2009                  $10.08           $13.32              0
----------------------------------------------------------------------------------------------
WELLS FARGO ADVANTAGE VT EQUITY INCOME
    05/01/2009 to 12/31/2009                  $10.09           $12.24              0

 *  Denotes the start date of these sub-accounts

                                    ASXT SIX
                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                   PROSPECTUS

          ACCUMULATION UNIT VALUES: WITH NO OPTIONAL BENEFITS (1.65%)

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST JPMORGAN INTERNATIONAL EQUITY PORTFOLIO
    01/01/2002 to 12/31/2002                           --            $8.56           2,569,506
    01/01/2003 to 12/31/2003                        $8.56           $11.00           2,415,394
    01/01/2004 to 12/31/2004                       $11.00           $12.67           3,227,381
    01/01/2005 to 12/31/2005                       $12.67           $13.84           5,621,834
    01/01/2006 to 12/31/2006                       $13.84           $16.71           4,715,269
    01/01/2007 to 12/31/2007                       $16.71           $17.98           4,504,935
    01/01/2008 to 12/31/2008                       $17.98           $10.37           2,459,224
    01/01/2009 to 12/31/2009                       $10.37           $13.86           5,086,873
---------------------------------------------------------------------------------------------------
AST INTERNATIONAL GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                           --            $9.72             835,523
    01/01/2003 to 12/31/2003                        $9.72           $13.39           5,547,558
    01/01/2004 to 12/31/2004                       $13.39           $15.30          11,265,469
    01/01/2005 to 12/31/2005                       $15.30           $17.54          12,141,521
    01/01/2006 to 12/31/2006                       $17.54           $20.87           9,628,446
    01/01/2007 to 12/31/2007                       $20.87           $24.43           8,347,423
    01/01/2008 to 12/31/2008                       $24.43           $11.96           6,129,240
    01/01/2009 to 12/31/2009                       $11.96           $15.91           6,854,079
---------------------------------------------------------------------------------------------------
AST INTERNATIONAL VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                           --            $8.19             269,995
    01/01/2003 to 12/31/2003                        $8.19           $10.79           1,201,268
    01/01/2004 to 12/31/2004                       $10.79           $12.84           1,897,469
    01/01/2005 to 12/31/2005                       $12.84           $14.36           2,013,543
    01/01/2006 to 12/31/2006                       $14.36           $18.00           3,305,654
    01/01/2007 to 12/31/2007                       $18.00           $20.85           4,044,519
    01/01/2008 to 12/31/2008                       $20.85           $11.48           2,393,870
    01/01/2009 to 12/31/2009                       $11.48           $14.74           3,492,926

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST MFS GLOBAL EQUITY PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $9.04             969,509
    01/01/2003 to 12/31/2003                            $9.04           $11.30           1,393,001
    01/01/2004 to 12/31/2004                           $11.30           $13.16           2,276,801
    01/01/2005 to 12/31/2005                           $13.16           $13.92           1,907,777
    01/01/2006 to 12/31/2006                           $13.92           $17.02           2,905,252
    01/01/2007 to 12/31/2007                           $17.02           $18.31           2,119,181
    01/01/2008 to 12/31/2008                           $18.31           $11.88           1,412,847
    01/01/2009 to 12/31/2009                           $11.88           $15.37           2,567,781
-------------------------------------------------------------------------------------------------------
AST SMALL-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $6.92           1,970,250
    01/01/2003 to 12/31/2003                            $6.92            $9.89           3,292,593
    01/01/2004 to 12/31/2004                            $9.89            $9.05           2,242,129
    01/01/2005 to 12/31/2005                            $9.05            $9.04           2,134,731
    01/01/2006 to 12/31/2006                            $9.04           $10.01           1,867,490
    01/01/2007 to 12/31/2007                           $10.01           $10.55           1,740,242
    01/01/2008 to 12/31/2008                           $10.55            $6.74           1,375,635
    01/01/2009 to 12/31/2009                            $6.74            $8.88           2,524,147
-------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN SMALL-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.67             639,695
    01/01/2003 to 12/31/2003                            $7.67           $11.13           1,682,193
    01/01/2004 to 12/31/2004                           $11.13           $11.98           1,618,719
    01/01/2005 to 12/31/2005                           $11.98           $11.83           1,385,431
    01/01/2006 to 12/31/2006                           $11.83           $12.53           1,174,654
    01/01/2007 to 12/31/2007                           $12.53           $14.63           1,215,825
    01/01/2008 to 12/31/2008                           $14.63            $8.27             768,282
    01/01/2009 to 12/31/2009                            $8.27            $9.97           1,585,215
-------------------------------------------------------------------------------------------------------
AST FEDERATED AGGRESSIVE GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.64           1,255,415
    01/01/2003 to 12/31/2003                            $7.64           $12.74           3,085,373
    01/01/2004 to 12/31/2004                           $12.74           $15.42           4,808,453
    01/01/2005 to 12/31/2005                           $15.42           $16.60           5,464,855
    01/01/2006 to 12/31/2006                           $16.60           $18.43           4,641,175
    01/01/2007 to 12/31/2007                           $18.43           $20.16           4,026,646
    01/01/2008 to 12/31/2008                           $20.16           $11.08           2,977,983
    01/01/2009 to 12/31/2009                           $11.08           $14.46           3,702,808
-------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS SMALL-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $9.26           1,492,775
    01/01/2003 to 12/31/2003                            $9.26           $12.85           1,504,296
    01/01/2004 to 12/31/2004                           $12.85           $15.19           1,541,896
    01/01/2005 to 12/31/2005                           $15.19           $15.68           1,243,642
    01/01/2006 to 12/31/2006                           $15.68           $18.08           1,000,596
    01/01/2007 to 12/31/2007                           $18.08           $16.87             758,170
    01/01/2008 to 12/31/2008                           $16.87           $12.17             667,006
    01/01/2009 to 12/31/2009                           $12.17           $15.19           2,182,014
-------------------------------------------------------------------------------------------------------
AST SMALL-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $9.30           6,141,523
    01/01/2003 to 12/31/2003                            $9.30           $12.42          10,183,346
    01/01/2004 to 12/31/2004                           $12.42           $14.22          10,785,030
    01/01/2005 to 12/31/2005                           $14.22           $14.91          11,285,282
    01/01/2006 to 12/31/2006                           $14.91           $17.61           9,098,178
    01/01/2007 to 12/31/2007                           $17.61           $16.34           8,130,632
    01/01/2008 to 12/31/2008                           $16.34           $11.30           6,242,966
    01/01/2009 to 12/31/2009                           $11.30           $14.11           6,242,625

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST DEAM SMALL-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                                  --            $7.66             423,387
    01/01/2003 to 12/31/2003                               $7.66           $10.81           1,134,865
    01/01/2004 to 12/31/2004                              $10.81           $12.99           2,143,020
    01/01/2005 to 12/31/2005                              $12.99           $12.92           2,106,236
    01/01/2006 to 12/31/2006                              $12.92           $15.25           1,874,276
    01/01/2007 to 12/31/2007                              $15.25           $12.33           1,578,237
    01/01/2008 to 07/18/2008                              $12.33           $11.30                   0
----------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                                  --            $7.97           1,273,118
    01/01/2003 to 12/31/2003                               $7.97           $10.31           3,027,057
    01/01/2004 to 12/31/2004                              $10.31           $11.80           4,375,813
    01/01/2005 to 12/31/2005                              $11.80           $12.16           5,391,424
    01/01/2006 to 12/31/2006                              $12.16           $12.71           4,189,111
    01/01/2007 to 12/31/2007                              $12.71           $14.92           3,918,725
    01/01/2008 to 12/31/2008                              $14.92            $8.69           2,808,881
    01/01/2009 to 12/31/2009                               $8.69           $13.42           5,868,356
----------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                                  --            $7.41           2,175,250
    01/01/2003 to 12/31/2003                               $7.41            $9.51           3,415,318
    01/01/2004 to 12/31/2004                               $9.51           $10.86           4,715,301
    01/01/2005 to 12/31/2005                              $10.86           $12.12           5,728,444
    01/01/2006 to 12/31/2006                              $12.12           $13.59           5,378,198
    01/01/2007 to 12/31/2007                              $13.59           $16.34           6,560,811
    01/01/2008 to 12/31/2008                              $16.34            $9.13           3,042,143
    01/01/2009 to 12/31/2009                               $9.13           $11.65           4,022,837
----------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN / LSV MID-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                                  --            $8.96           5,118,558
    01/01/2003 to 12/31/2003                               $8.96           $12.01           8,530,129
    01/01/2004 to 12/31/2004                              $12.01           $14.51          11,461,684
    01/01/2005 to 12/31/2005                              $14.51           $15.99          12,260,006
    01/01/2006 to 12/31/2006                              $15.99           $17.42           9,574,218
    01/01/2007 to 12/31/2007                              $17.42           $17.67           8,191,847
    01/01/2008 to 12/31/2008                              $17.67           $10.03           5,184,438
    01/01/2009 to 12/31/2009                              $10.03           $13.88           5,689,131
----------------------------------------------------------------------------------------------------------
AST ALGER ALL-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                                  --            $6.80             658,419
    01/01/2003 to 12/31/2003                               $6.80            $9.07           2,002,166
    01/01/2004 to 12/31/2004                               $9.07            $9.67           1,798,457
    01/01/2005 to 12/02/2005                               $9.67           $11.10                   0
----------------------------------------------------------------------------------------------------------
AST MID-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                                  --            $8.17           1,200,225
    01/01/2003 to 12/31/2003                               $8.17           $10.91           2,513,413
    01/01/2004 to 12/31/2004                              $10.91           $12.38           2,587,064
    01/01/2005 to 12/31/2005                              $12.38           $12.83           1,988,251
    01/01/2006 to 12/31/2006                              $12.83           $14.42           1,907,063
    01/01/2007 to 12/31/2007                              $14.42           $14.57           1,540,522
    01/01/2008 to 12/31/2008                              $14.57            $8.87           1,381,269
    01/01/2009 to 12/31/2009                               $8.87           $12.11           2,137,413

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE NATURAL RESOURCES PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $9.59             724,670
    01/01/2003 to 12/31/2003                            $9.59           $12.59           2,011,627
    01/01/2004 to 12/31/2004                           $12.59           $16.25           2,040,188
    01/01/2005 to 12/31/2005                           $16.25           $21.00           3,677,613
    01/01/2006 to 12/31/2006                           $21.00           $23.93           2,942,718
    01/01/2007 to 12/31/2007                           $23.93           $33.07           3,950,105
    01/01/2008 to 12/31/2008                           $33.07           $16.27           2,088,027
    01/01/2009 to 12/31/2009                           $16.27           $23.89           4,621,252
-------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE LARGE-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.46           1,869,353
    01/01/2003 to 12/31/2003                            $7.46            $9.08           2,098,873
    01/01/2004 to 12/31/2004                            $9.08            $9.44           2,378,881
    01/01/2005 to 12/31/2005                            $9.44           $10.81           3,925,742
    01/01/2006 to 12/31/2006                           $10.81           $11.23           4,132,529
    01/01/2007 to 12/31/2007                           $11.23           $11.96           5,137,246
    01/01/2008 to 12/31/2008                           $11.96            $6.99           4,437,756
    01/01/2009 to 12/31/2009                            $6.99           $10.54          10,159,519
-------------------------------------------------------------------------------------------------------
AST MFS GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.58           2,930,432
    01/01/2003 to 12/31/2003                            $7.58            $9.16           4,784,269
    01/01/2004 to 12/31/2004                            $9.16            $9.97           4,529,834
    01/01/2005 to 12/31/2005                            $9.97           $10.43           5,915,443
    01/01/2006 to 12/31/2006                           $10.43           $11.25           4,572,301
    01/01/2007 to 12/31/2007                           $11.25           $12.73           3,902,210
    01/01/2008 to 12/31/2008                           $12.73            $7.98           3,159,245
    01/01/2009 to 12/31/2009                            $7.98            $9.75           4,944,538
-------------------------------------------------------------------------------------------------------
AST MARSICO CAPITAL GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.32          10,144,317
    01/01/2003 to 12/31/2003                            $8.32           $10.78          20,138,164
    01/01/2004 to 12/31/2004                           $10.78           $12.26          28,117,310
    01/01/2005 to 12/31/2005                           $12.26           $12.88          32,140,125
    01/01/2006 to 12/31/2006                           $12.88           $13.59          26,497,526
    01/01/2007 to 12/31/2007                           $13.59           $15.36          23,963,028
    01/01/2008 to 12/31/2008                           $15.36            $8.51          16,673,165
    01/01/2009 to 12/31/2009                            $8.51           $10.86          17,250,307
-------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS CONCENTRATED GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.67           1,349,939
    01/01/2003 to 12/31/2003                            $7.67            $9.45           2,053,023
    01/01/2004 to 12/31/2004                            $9.45            $9.64           2,785,100
    01/01/2005 to 12/31/2005                            $9.64            $9.80           2,531,901
    01/01/2006 to 12/31/2006                            $9.80           $10.60           2,498,654
    01/01/2007 to 12/31/2007                           $10.60           $11.88           2,806,534
    01/01/2008 to 12/31/2008                           $11.88            $6.98           1,877,493
    01/01/2009 to 12/31/2009                            $6.98           $10.25           5,358,114
-------------------------------------------------------------------------------------------------------
AST DEAM LARGE-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.66             664,649
    01/01/2003 to 12/31/2003                            $8.66           $10.78           1,072,256
    01/01/2004 to 12/31/2004                           $10.78           $12.53           2,351,197
    01/01/2005 to 12/31/2005                           $12.53           $13.47           2,585,881
    01/01/2006 to 12/31/2006                           $13.47           $16.13           4,397,725
    01/01/2007 to 12/31/2007                           $16.13           $16.05           3,751,417
    01/01/2008 to 12/31/2008                           $16.05            $9.90           2,589,179
    01/01/2009 to 12/31/2009                            $9.90           $11.51           3,294,871

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH + VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.99             965,912
    01/01/2003 to 12/31/2003                            $7.99            $9.91           1,387,072
    01/01/2004 to 12/31/2004                            $9.91           $10.72           1,620,391
    01/01/2005 to 12/02/2005                           $10.72           $11.86                   0
-------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN CORE VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.76           6,005,922
    01/01/2003 to 12/31/2003                            $8.76           $11.06           3,621,862
    01/01/2004 to 12/31/2004                           $11.06           $12.39           4,643,022
    01/01/2005 to 12/31/2005                           $12.39           $12.86           4,311,857
    01/01/2006 to 12/31/2006                           $12.86           $15.34           5,318,094
    01/01/2007 to 12/31/2007                           $15.34           $14.55           4,469,636
    01/01/2008 to 12/31/2008                           $14.55            $8.32           2,874,755
    01/01/2009 to 12/31/2009                            $8.32           $10.13           3,572,238
-------------------------------------------------------------------------------------------------------
AST COHEN & STEERS REALTY PORTFOLIO
    01/01/2002 to 12/31/2002                               --           $10.08           1,563,489
    01/01/2003 to 12/31/2003                           $10.08           $13.63           3,097,315
    01/01/2004 to 12/31/2004                           $13.63           $18.49           4,080,179
    01/01/2005 to 12/31/2005                           $18.49           $20.88           3,749,124
    01/01/2006 to 12/31/2006                           $20.88           $28.08           3,925,105
    01/01/2007 to 12/31/2007                           $28.08           $22.11           2,254,421
    01/01/2008 to 12/31/2008                           $22.11           $14.12           1,741,032
    01/01/2009 to 12/31/2009                           $14.12           $18.32           2,154,565
-------------------------------------------------------------------------------------------------------
AST QMA US EQUITY ALPHA PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.17           3,662,406
    01/01/2003 to 12/31/2003                            $8.17           $10.23           5,442,511
    01/01/2004 to 12/31/2004                           $10.23           $11.07           6,845,369
    01/01/2005 to 12/31/2005                           $11.07           $11.27           6,774,077
    01/01/2006 to 12/31/2006                           $11.27           $12.48           6,255,253
    01/01/2007 to 12/31/2007                           $12.48           $12.53           5,371,782
    01/01/2008 to 12/31/2008                           $12.53            $7.55           2,747,511
    01/01/2009 to 12/31/2009                            $7.55            $9.05           3,372,332
-------------------------------------------------------------------------------------------------------
AST AMERICAN CENTURY INCOME & GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.25           1,751,136
    01/01/2003 to 12/31/2003                            $8.25           $10.45           2,115,438
    01/01/2004 to 12/31/2004                           $10.45           $11.57           4,670,846
    01/01/2005 to 12/31/2005                           $11.57           $11.90           4,205,656
    01/01/2006 to 12/31/2006                           $11.90           $13.68           3,984,557
    01/01/2007 to 12/31/2007                           $13.68           $13.44           3,435,528
    01/01/2008 to 12/31/2008                           $13.44            $8.62           2,803,150
    01/01/2009 to 12/31/2009                            $8.62            $9.99           4,930,435
-------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH & INCOME PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.06           6,667,373
    01/01/2003 to 12/31/2003                            $8.06           $10.50          21,264,670
    01/01/2004 to 12/31/2004                           $10.50           $11.46          25,850,506
    01/01/2005 to 12/31/2005                           $11.46           $11.81          31,190,346
    01/01/2006 to 12/31/2006                           $11.81           $13.62          23,350,650
    01/01/2007 to 12/31/2007                           $13.62           $14.08          19,997,748
    01/01/2008 to 12/31/2008                           $14.08            $8.22          14,384,005
    01/01/2009 to 12/31/2009                            $8.22            $9.63          15,821,358

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST LARGE-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                                    --            $8.34           2,110,071
    01/01/2003 to 12/31/2003                                 $8.34            $9.83           2,647,064
    01/01/2004 to 12/31/2004                                 $9.83           $11.17           3,717,848
    01/01/2005 to 12/31/2005                                $11.17           $11.69           5,245,458
    01/01/2006 to 12/31/2006                                $11.69           $13.62           5,568,043
    01/01/2007 to 12/31/2007                                $13.62           $13.00           4,973,375
    01/01/2008 to 12/31/2008                                $13.00            $7.48           4,027,564
    01/01/2009 to 12/31/2009                                 $7.48            $8.78           5,087,827
------------------------------------------------------------------------------------------------------------
AST UBS DYNAMIC ALPHA PORTFOLIO
    01/01/2002 to 12/31/2002                                    --            $8.71             847,517
    01/01/2003 to 12/31/2003                                 $8.71           $10.24             898,161
    01/01/2004 to 12/31/2004                                $10.24           $11.19           1,061,887
    01/01/2005 to 12/31/2005                                $11.19           $11.77           1,055,034
    01/01/2006 to 12/31/2006                                $11.77           $12.86           1,120,866
    01/01/2007 to 12/31/2007                                $12.86           $12.90           2,745,236
    01/01/2008 to 12/31/2008                                $12.90           $10.45          15,430,642
    01/01/2009 to 12/31/2009                                $10.45           $12.54          46,430,018
------------------------------------------------------------------------------------------------------------
AST SCHRODERS MULTI ASSET WORLD STRATEGIES PORTFOLIO
    01/01/2002 to 12/31/2002                                    --            $9.14           1,126,058
    01/01/2003 to 12/31/2003                                 $9.14           $10.69           2,045,205
    01/01/2004 to 12/31/2004                                $10.69           $11.46           2,335,598
    01/01/2005 to 12/31/2005                                $11.46           $11.79           2,294,529
    01/01/2006 to 12/31/2006                                $11.79           $12.72           2,165,859
    01/01/2007 to 12/31/2007                                $12.72           $13.62           2,277,264
    01/01/2008 to 12/31/2008                                $13.62            $9.35           3,074,479
    01/01/2009 to 12/31/2009                                 $9.35           $11.72          33,399,889
------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE ASSET ALLOCATION PORTFOLIO
    01/01/2002 to 12/31/2002                                    --            $9.09             921,329
    01/01/2003 to 12/31/2003                                 $9.09           $11.09           2,243,566
    01/01/2004 to 12/31/2004                                $11.09           $12.13           3,551,315
    01/01/2005 to 12/31/2005                                $12.13           $12.49           4,192,627
    01/01/2006 to 12/31/2006                                $12.49           $13.82           4,776,442
    01/01/2007 to 12/31/2007                                $13.82           $14.45           6,387,795
    01/01/2008 to 12/31/2008                                $14.45           $10.52          10,697,390
    01/01/2009 to 12/31/2009                                $10.52           $12.85          40,732,836
------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE GLOBAL BOND PORTFOLIO
    01/01/2002 to 12/31/2002                                    --           $11.34           1,739,313
    01/01/2003 to 12/31/2003                                $11.34           $12.59           2,962,471
    01/01/2004 to 12/31/2004                                $12.59           $13.45           4,717,822
    01/01/2005 to 12/31/2005                                $13.45           $12.64           6,261,824
    01/01/2006 to 12/31/2006                                $12.64           $13.21           6,093,700
    01/01/2007 to 12/31/2007                                $13.21           $14.24           6,452,566
    01/01/2008 to 12/31/2008                                $14.24           $13.67           4,228,137
    01/01/2009 to 12/31/2009                                $13.67           $15.07           6,337,072
------------------------------------------------------------------------------------------------------------
AST HIGH YIELD PORTFOLIO
    01/01/2002 to 12/31/2002                                    --            $9.71           5,592,940
    01/01/2003 to 12/31/2003                                 $9.71           $11.61          12,201,163
    01/01/2004 to 12/31/2004                                $11.61           $12.69          13,717,128
    01/01/2005 to 12/31/2005                                $12.69           $12.62           9,658,908
    01/01/2006 to 12/31/2006                                $12.62           $13.70           9,653,937
    01/01/2007 to 12/31/2007                                $13.70           $13.80           6,461,538
    01/01/2008 to 12/31/2008                                $13.80           $10.11           5,931,752
    01/01/2009 to 12/31/2009                                $10.11           $13.47          13,509,194

                                                                                  Number of
                                              Accumulation     Accumulation      Accumulation
                                              Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                               Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------
AST LORD ABBETT BOND-DEBENTURE PORTFOLIO
    01/01/2002 to 12/31/2002                         --            $9.94           4,146,530
    01/01/2003 to 12/31/2003                      $9.94           $11.61           7,751,236
    01/01/2004 to 12/31/2004                     $11.61           $12.26           8,369,008
    01/01/2005 to 12/31/2005                     $12.26           $12.20          12,427,806
    01/01/2006 to 12/31/2006                     $12.20           $13.17          10,147,675
    01/01/2007 to 12/31/2007                     $13.17           $13.74           8,365,789
    01/01/2008 to 12/31/2008                     $13.74           $10.37           8,586,978
    01/01/2009 to 12/31/2009                     $10.37           $13.73          10,096,051
-------------------------------------------------------------------------------------------------
AST PIMCO TOTAL RETURN BOND PORTFOLIO
    01/01/2002 to 12/31/2002                         --           $10.57          20,544,075
    01/01/2003 to 12/31/2003                     $10.57           $10.95          26,287,388
    01/01/2004 to 12/31/2004                     $10.95           $11.31          33,208,757
    01/01/2005 to 12/31/2005                     $11.31           $11.40          22,436,395
    01/01/2006 to 12/31/2006                     $11.40           $11.63          21,700,661
    01/01/2007 to 12/31/2007                     $11.63           $12.39          21,645,194
    01/01/2008 to 12/31/2008                     $12.39           $11.91          20,478,277
    01/01/2009 to 12/31/2009                     $11.91           $13.65          59,442,486
-------------------------------------------------------------------------------------------------
AST PIMCO LIMITED MATURITY BOND PORTFOLIO
    01/01/2002 to 12/31/2002                         --           $10.34          11,274,642
    01/01/2003 to 12/31/2003                     $10.34           $10.51          15,242,856
    01/01/2004 to 12/31/2004                     $10.51           $10.55          21,299,789
    01/01/2005 to 12/31/2005                     $10.55           $10.54          28,031,651
    01/01/2006 to 12/31/2006                     $10.54           $10.76          22,394,558
    01/01/2007 to 12/31/2007                     $10.76           $11.31          20,392,150
    01/01/2008 to 12/31/2008                     $11.31           $11.24          15,403,578
    01/01/2009 to 12/31/2009                     $11.24           $12.19          19,779,745
-------------------------------------------------------------------------------------------------
AST MONEY MARKET PORTFOLIO
    01/01/2002 to 12/31/2002                         --            $9.96          36,255,772
    01/01/2003 to 12/31/2003                      $9.96            $9.86          32,730,501
    01/01/2004 to 12/31/2004                      $9.86            $9.78          29,870,585
    01/01/2005 to 12/31/2005                      $9.78            $9.88          42,442,274
    01/01/2006 to 12/31/2006                      $9.88           $10.16          46,325,237
    01/01/2007 to 12/31/2007                     $10.16           $10.48          56,111,128
    01/01/2008 to 12/31/2008                     $10.48           $10.57          91,319,625
    01/01/2009 to 12/31/2009                     $10.57           $10.42          66,786,776
-------------------------------------------------------------------------------------------------
GARTMORE NVIT DEVELOPING MARKETS FUND
    01/01/2002 to 12/31/2002                         --            $8.66             283,466
    01/01/2003 to 12/31/2003                      $8.66           $13.60           1,763,660
    01/01/2004 to 12/31/2004                     $13.60           $16.02           2,103,950
    01/01/2005 to 12/31/2005                     $16.02           $20.72           3,395,891
    01/01/2006 to 12/31/2006                     $20.72           $27.43           2,835,328
    01/01/2007 to 12/31/2007                     $27.43           $38.71           3,344,620
    01/01/2008 to 12/31/2008                     $38.71           $16.04           1,630,334
    01/01/2009 to 12/31/2009                     $16.04           $25.59           2,133,897
-------------------------------------------------------------------------------------------------
WELLS FARGO ADVANTAGE VT EQUITY INCOME
    01/01/2002 to 12/31/2002                         --            $8.25             196,720
    01/01/2003 to 12/31/2003                      $8.25           $10.23             314,757
    01/01/2004 to 12/31/2004                     $10.23           $11.18             590,808
    01/01/2005 to 12/31/2005                     $11.18           $11.59             534,648
    01/01/2006 to 12/31/2006                     $11.59           $13.51             582,613
    01/01/2007 to 12/31/2007                     $13.51           $13.66             497,287
    01/01/2008 to 12/31/2008                     $13.66            $8.53             312,113
    01/01/2009 to 12/31/2009                      $8.53            $9.81             287,896

                                                                               Number of
                                           Accumulation     Accumulation      Accumulation
                                           Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                            Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------
AIM V.I. DYNAMICS FUND
    01/01/2002 to 12/31/2002                      --            $7.09            543,762
    01/01/2003 to 12/31/2003                   $7.09            $9.61            889,464
    01/01/2004 to 12/31/2004                   $9.61           $10.72            668,032
    01/01/2005 to 12/31/2005                  $10.72           $11.67            602,063
    01/01/2006 to 12/31/2006                  $11.67           $13.33            605,730
    01/01/2007 to 12/31/2007                  $13.33           $14.70            631,476
    01/01/2008 to 12/31/2008                  $14.70            $7.51            384,426
    01/01/2009 to 12/31/2009                   $7.51           $10.52            430,777
----------------------------------------------------------------------------------------------
AIM V.I. TECHNOLOGY FUND
    01/01/2002 to 12/31/2002                      --            $5.50            293,307
    01/01/2003 to 12/31/2003                   $5.50            $7.87            578,651
    01/01/2004 to 12/31/2004                   $7.87            $8.09            512,424
    01/01/2005 to 12/31/2005                   $8.09            $8.13            453,392
    01/01/2006 to 12/31/2006                   $8.13            $8.84            513,442
    01/01/2007 to 12/31/2007                   $8.84            $9.36            630,739
    01/01/2008 to 12/31/2008                   $9.36            $5.11            453,772
    01/01/2009 to 12/31/2009                   $5.11            $7.91            970,438
----------------------------------------------------------------------------------------------
AIM V.I. GLOBAL HEALTH CARE
    01/01/2002 to 12/31/2002                      --            $8.00            475,873
    01/01/2003 to 12/31/2003                   $8.00           $10.05            698,364
    01/01/2004 to 12/31/2004                  $10.05           $10.64            937,586
    01/01/2005 to 12/31/2005                  $10.64           $11.31          1,131,376
    01/01/2006 to 12/31/2006                  $11.31           $11.71          1,250,782
    01/01/2007 to 12/31/2007                  $11.71           $12.88          1,163,277
    01/01/2008 to 12/31/2008                  $12.88            $9.04            849,932
    01/01/2009 to 12/31/2009                   $9.04           $11.35          1,181,689
----------------------------------------------------------------------------------------------
AIM V.I. FINANCIAL SERVICES FUND
    01/01/2002 to 12/31/2002                      --            $8.76            366,258
    01/01/2003 to 12/31/2003                   $8.76           $11.17            607,265
    01/01/2004 to 12/31/2004                  $11.17           $11.94            585,185
    01/01/2005 to 12/31/2005                  $11.94           $12.43          1,042,992
    01/01/2006 to 12/31/2006                  $12.43           $14.24            778,674
    01/01/2007 to 12/31/2007                  $14.24           $10.89            465,175
    01/01/2008 to 12/31/2008                  $10.89            $4.34            540,897
    01/01/2009 to 12/31/2009                   $4.34            $5.44            779,148
----------------------------------------------------------------------------------------------
EVERGREEN VA INTERNATIONAL EQUITY FUND
    01/01/2002 to 12/31/2002                      --            $8.15            113,389
    01/01/2003 to 12/31/2003                   $8.15           $11.65            189,143
    01/01/2004 to 12/31/2004                  $11.65           $13.66            414,631
    01/01/2005 to 12/31/2005                  $13.66           $15.59            689,816
    01/01/2006 to 12/31/2006                  $15.59           $18.88          1,081,552
    01/01/2007 to 12/31/2007                  $18.88           $21.35          1,401,663
    01/01/2008 to 12/31/2008                  $21.35           $12.29            984,931
    01/01/2009 to 12/31/2009                  $12.29           $14.01            668,798
----------------------------------------------------------------------------------------------
EVERGREEN VA SPECIAL EQUITY FUND
    01/01/2002 to 12/31/2002                      --            $7.44            127,728
    01/01/2003 to 12/31/2003                   $7.44           $11.12            815,621
    01/01/2004 to 12/31/2004                  $11.12           $11.58            702,642
    01/01/2005 to 04/15/2005                  $11.58           $10.31                  0

                                                                         Number of
                                     Accumulation     Accumulation      Accumulation
                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                      Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------
EVERGREEN VA OMEGA FUND
    01/01/2002 to 12/31/2002                --            $7.78             39,943
    01/01/2003 to 12/31/2003             $7.78           $10.71            404,789
    01/01/2004 to 12/31/2004            $10.71           $11.29            570,123
    01/01/2005 to 12/31/2005            $11.29           $11.53            281,775
    01/01/2006 to 12/31/2006            $11.53           $12.03            241,307
    01/01/2007 to 12/31/2007            $12.03           $13.24            249,298
    01/01/2008 to 12/31/2008            $13.24            $9.48            271,517
    01/01/2009 to 12/31/2009             $9.48           $13.42            749,780
----------------------------------------------------------------------------------------
EVERGREEN VA GROWTH FUND
    04/15/2005* to 12/31/2005            $9.82           $11.44            606,613
    01/01/2006 to 12/31/2006            $11.44           $12.49            553,827
    01/01/2007 to 12/31/2007            $12.49           $13.64            604,401
    01/01/2008 to 12/31/2008            $13.64            $7.90            346,210
    01/01/2009 to 12/31/2009             $7.90           $10.86            554,304
----------------------------------------------------------------------------------------
PROFUND VP EUROPE 30
    01/01/2002 to 12/31/2002                --            $7.93            292,396
    01/01/2003 to 12/31/2003             $7.93           $10.83          2,116,400
    01/01/2004 to 12/31/2004            $10.83           $12.17          1,812,435
    01/01/2005 to 12/31/2005            $12.17           $12.94          1,133,420
    01/01/2006 to 12/31/2006            $12.94           $14.95          2,790,577
    01/01/2007 to 12/31/2007            $14.95           $16.85          1,487,885
    01/01/2008 to 12/31/2008            $16.85            $9.28            649,001
    01/01/2009 to 12/31/2009             $9.28           $12.07          1,184,717
----------------------------------------------------------------------------------------
PROFUND VP ASIA 30
    01/01/2002 to 12/31/2002                --            $7.75            281,993
    01/01/2003 to 12/31/2003             $7.75           $12.57            942,605
    01/01/2004 to 12/31/2004            $12.57           $12.30            896,010
    01/01/2005 to 12/31/2005            $12.30           $14.45          1,723,105
    01/01/2006 to 12/31/2006            $14.45           $19.80          3,073,769
    01/01/2007 to 12/31/2007            $19.80           $28.77          2,473,589
    01/01/2008 to 12/31/2008            $28.77           $13.91          1,337,672
    01/01/2009 to 12/31/2009            $13.91           $21.10          1,821,822
----------------------------------------------------------------------------------------
PROFUND VP JAPAN
    01/01/2002 to 12/31/2002                --            $7.24             65,845
    01/01/2003 to 12/31/2003             $7.24            $9.03            426,718
    01/01/2004 to 12/31/2004             $9.03            $9.55            710,879
    01/01/2005 to 12/31/2005             $9.55           $13.31          3,413,954
    01/01/2006 to 12/31/2006            $13.31           $14.51          1,650,266
    01/01/2007 to 12/31/2007            $14.51           $12.85            552,230
    01/01/2008 to 12/31/2008            $12.85            $7.47            553,832
    01/01/2009 to 12/31/2009             $7.47            $8.11            519,793
----------------------------------------------------------------------------------------
PROFUND VP BANKS
    01/01/2002 to 12/31/2002                --            $8.56            101,136
    01/01/2003 to 12/31/2003             $8.56           $10.90             93,067
    01/01/2004 to 12/31/2004            $10.90           $11.98            229,711
    01/01/2005 to 12/31/2005            $11.98           $11.77            351,876
    01/01/2006 to 12/31/2006            $11.77           $13.35            402,883
    01/01/2007 to 12/31/2007            $13.35            $9.55            389,926
    01/01/2008 to 12/31/2008             $9.55            $4.99          2,409,143
    01/01/2009 to 12/31/2009             $4.99            $4.70            746,620

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
PROFUND VP BASIC MATERIALS
    01/01/2002 to 12/31/2002                   --            $8.46             76,331
    01/01/2003 to 12/31/2003                $8.46           $10.95          1,512,864
    01/01/2004 to 12/31/2004               $10.95           $11.87            529,237
    01/01/2005 to 12/31/2005               $11.87           $11.96            681,690
    01/01/2006 to 12/31/2006               $11.96           $13.58            779,466
    01/01/2007 to 12/31/2007               $13.58           $17.45          2,684,333
    01/01/2008 to 12/31/2008               $17.45            $8.34          1,183,553
    01/01/2009 to 12/31/2009                $8.34           $13.32          1,841,267
-------------------------------------------------------------------------------------------
PROFUND VP BIOTECHNOLOGY
    01/01/2002 to 12/31/2002                   --            $7.09            130,082
    01/01/2003 to 12/31/2003                $7.09            $9.75            208,971
    01/01/2004 to 12/31/2004                $9.75           $10.52            757,678
    01/01/2005 to 12/31/2005               $10.52           $12.34            697,687
    01/01/2006 to 12/31/2006               $12.34           $11.64            393,923
    01/01/2007 to 12/31/2007               $11.64           $11.31            609,746
    01/01/2008 to 12/31/2008               $11.31           $11.33          1,249,287
    01/01/2009 to 12/31/2009               $11.33           $11.56            355,182
-------------------------------------------------------------------------------------------
PROFUND VP CONSUMER SERVICES
    01/01/2002 to 12/31/2002                   --            $7.25            128,022
    01/01/2003 to 12/31/2003                $7.25            $9.04            136,269
    01/01/2004 to 12/31/2004                $9.04            $9.56            430,620
    01/01/2005 to 12/31/2005                $9.56            $8.97             86,431
    01/01/2006 to 12/31/2006                $8.97            $9.88            192,639
    01/01/2007 to 12/31/2007                $9.88            $8.91             67,292
    01/01/2008 to 12/31/2008                $8.91            $6.01            448,604
    01/01/2009 to 12/31/2009                $6.01            $7.74            295,250
-------------------------------------------------------------------------------------------
PROFUND VP CONSUMER GOODS PORTFOLIO
    01/01/2002 to 12/31/2002                   --            $8.28            148,446
    01/01/2003 to 12/31/2003                $8.28            $9.64             58,425
    01/01/2004 to 12/31/2004                $9.64           $10.36            369,007
    01/01/2005 to 12/31/2005               $10.36           $10.15            161,038
    01/01/2006 to 12/31/2006               $10.15           $11.25            548,567
    01/01/2007 to 12/31/2007               $11.25           $11.90            715,235
    01/01/2008 to 12/31/2008               $11.90            $8.58            609,574
    01/01/2009 to 12/31/2009                $8.58           $10.26            812,567
-------------------------------------------------------------------------------------------
PROFUND VP OIL & GAS
    01/01/2002 to 12/31/2002                   --            $8.71            299,833
    01/01/2003 to 12/31/2003                $8.71           $10.48          1,225,844
    01/01/2004 to 12/31/2004               $10.48           $13.33          1,856,882
    01/01/2005 to 12/31/2005               $13.33           $17.22          2,573,777
    01/01/2006 to 12/31/2006               $17.22           $20.43          2,251,126
    01/01/2007 to 12/31/2007               $20.43           $26.61          2,322,451
    01/01/2008 to 12/31/2008               $26.61           $16.50          1,351,549
    01/01/2009 to 12/31/2009               $16.50           $18.75          1,326,030
-------------------------------------------------------------------------------------------
PROFUND VP FINANCIALS
    01/01/2002 to 12/31/2002                   --            $8.85            221,377
    01/01/2003 to 12/31/2003                $8.85           $11.23            398,159
    01/01/2004 to 12/31/2004               $11.23           $12.19            553,342
    01/01/2005 to 12/31/2005               $12.19           $12.46            616,872
    01/01/2006 to 12/31/2006               $12.46           $14.38            913,872
    01/01/2007 to 12/31/2007               $14.38           $11.44            498,292
    01/01/2008 to 12/31/2008               $11.44            $5.57          2,008,426
    01/01/2009 to 12/31/2009                $5.57            $6.30          1,432,294

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
PROFUND VP HEALTH CARE
    01/01/2002 to 12/31/2002               --            $7.94            388,508
    01/01/2003 to 12/31/2003            $7.94            $9.17            707,449
    01/01/2004 to 12/31/2004            $9.17            $9.23          1,318,525
    01/01/2005 to 12/31/2005            $9.23            $9.63          2,175,821
    01/01/2006 to 12/31/2006            $9.63            $9.96          2,106,409
    01/01/2007 to 12/31/2007            $9.96           $10.44          2,120,859
    01/01/2008 to 12/31/2008           $10.44            $7.78          1,638,682
    01/01/2009 to 12/31/2009            $7.78            $9.14          1,148,607
---------------------------------------------------------------------------------------
PROFUND VP INDUSTRIALS
    01/01/2002 to 12/31/2002               --            $7.93             12,642
    01/01/2003 to 12/31/2003            $7.93           $10.01            318,339
    01/01/2004 to 12/31/2004           $10.01           $11.15            253,411
    01/01/2005 to 12/31/2005           $11.15           $11.23            211,678
    01/01/2006 to 12/31/2006           $11.23           $12.33            242,684
    01/01/2007 to 12/31/2007           $12.33           $13.55            708,921
    01/01/2008 to 12/31/2008           $13.55            $7.93            348,521
    01/01/2009 to 12/31/2009            $7.93            $9.68            634,240
---------------------------------------------------------------------------------------
PROFUND VP INTERNET
    01/01/2002 to 12/31/2002               --            $8.57            306,572
    01/01/2003 to 12/31/2003            $8.57           $15.00            206,876
    01/01/2004 to 12/31/2004           $15.00           $17.89            992,879
    01/01/2005 to 12/31/2005           $17.89           $18.90            467,320
    01/01/2006 to 12/31/2006           $18.90           $18.84            200,072
    01/01/2007 to 12/31/2007           $18.84           $20.42            435,015
    01/01/2008 to 12/31/2008           $20.42           $11.08            116,246
    01/01/2009 to 12/31/2009           $11.08           $19.31            507,210
---------------------------------------------------------------------------------------
PROFUND VP PHARMACEUTICALS
    01/01/2002 to 12/31/2002               --            $8.56            136,559
    01/01/2003 to 12/31/2003            $8.56            $8.89            266,978
    01/01/2004 to 12/31/2004            $8.89            $7.93            527,336
    01/01/2005 to 12/31/2005            $7.93            $7.51            515,769
    01/01/2006 to 12/31/2006            $7.51            $8.28            716,678
    01/01/2007 to 12/31/2007            $8.28            $8.33            492,538
    01/01/2008 to 12/31/2008            $8.33            $6.60            588,925
    01/01/2009 to 12/31/2009            $6.60            $7.58            521,245
---------------------------------------------------------------------------------------
PROFUND VP PRECIOUS METALS
    01/01/2002 to 12/31/2002               --            $9.70          1,175,651
    01/01/2003 to 12/31/2003            $9.70           $13.29          1,329,806
    01/01/2004 to 12/31/2004           $13.29           $11.77          1,479,384
    01/01/2005 to 12/31/2005           $11.77           $14.62          2,426,531
    01/01/2006 to 12/31/2006           $14.62           $15.44          2,487,596
    01/01/2007 to 12/31/2007           $15.44           $18.60          3,177,702
    01/01/2008 to 12/31/2008           $18.60           $12.66          2,709,868
    01/01/2009 to 12/31/2009           $12.66           $16.86          2,850,817
---------------------------------------------------------------------------------------
PROFUND VP REAL ESTATE
    01/01/2002 to 12/31/2002               --            $9.86            441,318
    01/01/2003 to 12/31/2003            $9.86           $12.91            462,906
    01/01/2004 to 12/31/2004           $12.91           $16.15          1,816,706
    01/01/2005 to 12/31/2005           $16.15           $16.96            501,989
    01/01/2006 to 12/31/2006           $16.96           $22.10            926,728
    01/01/2007 to 12/31/2007           $22.10           $17.47            505,436
    01/01/2008 to 12/31/2008           $17.47           $10.09            587,638
    01/01/2009 to 12/31/2009           $10.09           $12.69            557,087

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
PROFUND VP SEMICONDUCTOR
    01/01/2002 to 12/31/2002               --            $5.14             93,241
    01/01/2003 to 12/31/2003            $5.14            $9.51            423,958
    01/01/2004 to 12/31/2004            $9.51            $7.15            694,352
    01/01/2005 to 12/31/2005            $7.15            $7.64            746,084
    01/01/2006 to 12/31/2006            $7.64            $6.98            339,250
    01/01/2007 to 12/31/2007            $6.98            $7.35            272,048
    01/01/2008 to 12/31/2008            $7.35            $3.63            166,664
    01/01/2009 to 12/31/2009            $3.63            $5.86            794,698
---------------------------------------------------------------------------------------
PROFUND VP TECHNOLOGY
    01/01/2002 to 12/31/2002               --            $6.03            254,131
    01/01/2003 to 12/31/2003            $6.03            $8.66            497,972
    01/01/2004 to 12/31/2004            $8.66            $8.48            727,580
    01/01/2005 to 12/31/2005            $8.48            $8.45            577,737
    01/01/2006 to 12/31/2006            $8.45            $8.98            673,628
    01/01/2007 to 12/31/2007            $8.98           $10.10          1,668,456
    01/01/2008 to 12/31/2008           $10.10            $5.53            322,313
    01/01/2009 to 12/31/2009            $5.53            $8.78          1,361,950
---------------------------------------------------------------------------------------
PROFUND VP TELECOMMUNICATIONS
    01/01/2002 to 12/31/2002               --            $7.15            272,408
    01/01/2003 to 12/31/2003            $7.15            $7.21            398,350
    01/01/2004 to 12/31/2004            $7.21            $8.19            460,848
    01/01/2005 to 12/31/2005            $8.19            $7.52            456,586
    01/01/2006 to 12/31/2006            $7.52            $9.93          1,277,316
    01/01/2007 to 12/31/2007            $9.93           $10.59          1,098,402
    01/01/2008 to 12/31/2008           $10.59            $6.83            840,295
    01/01/2009 to 12/31/2009            $6.83            $7.21            472,593
---------------------------------------------------------------------------------------
PROFUND VP UTILITIES
    01/01/2002 to 12/31/2002               --            $7.83            521,419
    01/01/2003 to 12/31/2003            $7.83            $9.34            618,427
    01/01/2004 to 12/31/2004            $9.34           $11.13          1,060,939
    01/01/2005 to 12/31/2005           $11.13           $12.37          1,996,877
    01/01/2006 to 12/31/2006           $12.37           $14.51          2,195,309
    01/01/2007 to 12/31/2007           $14.51           $16.52          3,808,582
    01/01/2008 to 12/31/2008           $16.52           $11.26          1,279,942
    01/01/2009 to 12/31/2009           $11.26           $12.27            940,314
---------------------------------------------------------------------------------------
PROFUND VP BULL
    01/01/2002 to 12/31/2002               --            $7.97            954,792
    01/01/2003 to 12/31/2003            $7.97            $9.84          3,563,562
    01/01/2004 to 12/31/2004            $9.84           $10.53          8,215,357
    01/01/2005 to 12/31/2005           $10.53           $10.64          7,846,866
    01/01/2006 to 12/31/2006           $10.64           $11.90          7,031,661
    01/01/2007 to 12/31/2007           $11.90           $12.12          4,013,033
    01/01/2008 to 12/31/2008           $12.12            $7.43          2,963,943
    01/01/2009 to 12/31/2009            $7.43            $9.08          3,113,781
---------------------------------------------------------------------------------------
PROFUND VP BEAR
    01/01/2002 to 12/31/2002               --           $11.38          1,532,543
    01/01/2003 to 12/31/2003           $11.38            $8.44          1,886,515
    01/01/2004 to 12/31/2004            $8.44            $7.45          1,202,243
    01/01/2005 to 12/31/2005            $7.45            $7.23          2,169,659
    01/01/2006 to 12/31/2006            $7.23            $6.57          1,868,606
    01/01/2007 to 12/31/2007            $6.57            $6.50          1,722,065
    01/01/2008 to 12/31/2008            $6.50            $8.95          2,326,201
    01/01/2009 to 12/31/2009            $8.95            $6.35          1,995,516

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
PROFUND VP ULTRABULL
    01/01/2002 to 12/31/2002               --            $6.78            297,435
    01/01/2003 to 12/31/2003            $6.78           $10.20          1,431,345
    01/01/2004 to 12/31/2004           $10.20           $11.76          2,817,803
    01/01/2005 to 12/31/2005           $11.76           $11.87          1,158,024
    01/01/2006 to 12/31/2006           $11.87           $14.36          1,596,920
    01/01/2007 to 12/31/2007           $14.36           $14.24          1,964,725
    01/01/2008 to 12/31/2008           $14.24            $4.57          8,061,341
    01/01/2009 to 12/31/2009            $4.57            $6.50          1,590,074
---------------------------------------------------------------------------------------
PROFUND VP NASDAQ-100
    01/01/2002 to 12/31/2002               --            $6.45          1,346,852
    01/01/2003 to 12/31/2003            $6.45            $9.32          4,445,234
    01/01/2004 to 12/31/2004            $9.32            $9.94          4,885,351
    01/01/2005 to 12/31/2005            $9.94            $9.80          2,467,486
    01/01/2006 to 12/31/2006            $9.80           $10.16          1,764,614
    01/01/2007 to 12/31/2007           $10.16           $11.76          2,265,084
    01/01/2008 to 12/31/2008           $11.76            $6.65          1,171,313
    01/01/2009 to 12/31/2009            $6.65            $9.94          1,813,909
---------------------------------------------------------------------------------------
PROFUND VP SHORT NASDAQ-100
    01/01/2002 to 12/31/2002               --           $11.00            433,181
    01/01/2003 to 12/31/2003           $11.00            $6.78          1,535,439
    01/01/2004 to 12/31/2004            $6.78            $5.93            908,064
    01/01/2005 to 12/31/2005            $5.93            $5.88          2,494,108
    01/01/2006 to 12/31/2006            $5.88            $5.70          1,891,265
    01/01/2007 to 12/31/2007            $5.70            $4.96            860,024
    01/01/2008 to 12/31/2008            $4.96            $7.23            722,924
    01/01/2009 to 12/31/2009            $7.23            $4.22            898,026
---------------------------------------------------------------------------------------
PROFUND VP ULTRANASDAQ-100
    01/01/2002 to 12/31/2002               --            $3.53          1,003,123
    01/01/2003 to 12/31/2003            $3.53            $7.03          3,410,589
    01/01/2004 to 12/31/2004            $7.03            $7.89          6,592,447
    01/01/2005 to 12/31/2005            $7.89            $7.47          4,740,165
    01/01/2006 to 12/31/2006            $7.47            $7.70          2,319,572
    01/01/2007 to 12/31/2007            $7.70            $9.73          4,024,405
    01/01/2008 to 12/31/2008            $9.73            $2.61          3,358,757
    01/01/2009 to 12/31/2009            $2.61            $5.63          1,661,197
---------------------------------------------------------------------------------------
PROFUND VP MID-CAP VALUE
    01/01/2002 to 12/31/2002               --            $7.66            438,387
    01/01/2003 to 12/31/2003            $7.66           $10.23          1,455,513
    01/01/2004 to 12/31/2004           $10.23           $11.67          2,632,869
    01/01/2005 to 12/31/2005           $11.67           $12.49          2,164,543
    01/01/2006 to 12/31/2006           $12.49           $13.80          1,978,580
    01/01/2007 to 12/31/2007           $13.80           $13.70          1,436,105
    01/01/2008 to 12/31/2008           $13.70            $8.58            733,971
    01/01/2009 to 12/31/2009            $8.58           $11.05          1,398,727
---------------------------------------------------------------------------------------
PROFUND VP MID-CAP GROWTH
    01/01/2002 to 12/31/2002               --            $7.70            439,054
    01/01/2003 to 12/31/2003            $7.70            $9.69          1,009,867
    01/01/2004 to 12/31/2004            $9.69           $10.58          2,220,901
    01/01/2005 to 12/31/2005           $10.58           $11.58          5,059,312
    01/01/2006 to 12/31/2006           $11.58           $11.84          1,594,539
    01/01/2007 to 12/31/2007           $11.84           $13.01          2,101,505
    01/01/2008 to 12/31/2008           $13.01            $7.83          1,117,437
    01/01/2009 to 12/31/2009            $7.83           $10.65          1,903,627

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
PROFUND VP ULTRAMID-CAP
    01/01/2002 to 12/31/2002                   --            $5.71            477,953
    01/01/2003 to 12/31/2003                $5.71            $9.55          1,112,311
    01/01/2004 to 12/31/2004                $9.55           $11.99          3,106,849
    01/01/2005 to 12/31/2005               $11.99           $13.91          1,935,489
    01/01/2006 to 12/31/2006               $13.91           $15.14          1,588,771
    01/01/2007 to 12/31/2007               $15.14           $15.77          1,072,846
    01/01/2008 to 12/31/2008               $15.77            $5.04          2,684,256
    01/01/2009 to 12/31/2009                $5.04            $8.23          1,356,598
-------------------------------------------------------------------------------------------
PROFUND VP SMALL-CAP VALUE
    01/01/2002 to 12/31/2002                   --            $7.09            994,778
    01/01/2003 to 12/31/2003                $7.09            $9.39          5,144,632
    01/01/2004 to 12/31/2004                $9.39           $11.10          4,088,760
    01/01/2005 to 12/31/2005               $11.10           $11.35          1,398,441
    01/01/2006 to 12/31/2006               $11.35           $13.11          2,446,357
    01/01/2007 to 12/31/2007               $13.11           $11.96            714,107
    01/01/2008 to 12/31/2008               $11.96            $8.15            838,930
    01/01/2009 to 12/31/2009                $8.15            $9.65            610,084
-------------------------------------------------------------------------------------------
PROFUND VP SMALL-CAP GROWTH
    01/01/2002 to 12/31/2002                   --            $7.69            772,260
    01/01/2003 to 12/31/2003                $7.69           $10.16          3,868,951
    01/01/2004 to 12/31/2004               $10.16           $11.98          4,677,820
    01/01/2005 to 12/31/2005               $11.98           $12.67          4,579,886
    01/01/2006 to 12/31/2006               $12.67           $13.54          1,643,633
    01/01/2007 to 12/31/2007               $13.54           $13.85            676,467
    01/01/2008 to 12/31/2008               $13.85            $8.99            990,289
    01/01/2009 to 12/31/2009                $8.99           $11.15          1,476,283
-------------------------------------------------------------------------------------------
PROFUND VP ULTRASMALL-CAP
    01/01/2002 to 12/31/2002                   --            $6.14            212,085
    01/01/2003 to 12/31/2003                $6.14           $12.04          1,702,558
    01/01/2004 to 12/31/2004               $12.04           $15.52          5,098,565
    01/01/2005 to 12/31/2005               $15.52           $15.23            816,754
    01/01/2006 to 12/31/2006               $15.23           $18.87          1,580,595
    01/01/2007 to 12/31/2007               $18.87           $16.11            527,856
    01/01/2008 to 12/31/2008               $16.11            $5.36          2,519,397
    01/01/2009 to 12/31/2009                $5.36            $7.39            747,146
-------------------------------------------------------------------------------------------
PROFUND VP U.S. GOVERNMENT PLUS
    01/01/2002 to 12/31/2002                   --           $11.56          2,486,854
    01/01/2003 to 12/31/2003               $11.56           $11.08            731,470
    01/01/2004 to 12/31/2004               $11.08           $11.79          1,051,158
    01/01/2005 to 12/31/2005               $11.79           $12.64          2,312,868
    01/01/2006 to 12/31/2006               $12.64           $11.86            821,668
    01/01/2007 to 12/31/2007               $11.86           $12.85          2,443,725
    01/01/2008 to 12/31/2008               $12.85           $18.92          2,696,273
    01/01/2009 to 12/31/2009               $18.92           $12.54          1,333,606
-------------------------------------------------------------------------------------------
PROFUND VP RISING RATES OPPORTUNITY
    01/01/2002 to 12/31/2002                   --            $8.02            165,792
    01/01/2003 to 12/31/2003                $8.02            $7.56          1,817,924
    01/01/2004 to 12/31/2004                $7.56            $6.63          5,314,528
    01/01/2005 to 12/31/2005                $6.63            $6.00          3,415,324
    01/01/2006 to 12/31/2006                $6.00            $6.50          4,567,551
    01/01/2007 to 12/31/2007                $6.50            $6.06          1,806,294
    01/01/2008 to 12/31/2008                $6.06            $3.70          2,315,493
    01/01/2009 to 12/31/2009                $3.70            $4.81          3,128,225

                                                                                Number of
                                            Accumulation     Accumulation      Accumulation
                                            Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                             Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------
ACCESS VP HIGH YIELD FUND
    05/02/2005* to 12/31/2005                  $10.00           $10.56            899,139
    01/01/2006 to 12/31/2006                   $10.56           $11.38          1,207,864
    01/01/2007 to 12/31/2007                   $11.38           $11.78            898,024
    01/01/2008 to 12/31/2008                   $11.78           $11.04            901,901
    01/01/2009 to 12/31/2009                   $11.04           $12.70            686,444
-----------------------------------------------------------------------------------------------
FIRST TRUST TARGET FOCUS FOUR PORTFOLIO
    01/01/2002 to 12/31/2002                       --            $6.80             19,826
    01/01/2003 to 12/31/2003                    $6.80            $9.16             66,435
    01/01/2004 to 12/31/2004                    $9.16           $10.03             91,924
    01/01/2005 to 12/31/2005                   $10.03            $9.92             87,726
    01/01/2006 to 12/31/2006                    $9.92           $10.15            100,227
    01/01/2007 to 12/31/2007                   $10.15           $10.55            106,856
    01/01/2008 to 12/31/2008                   $10.55            $5.83            190,718
    01/01/2009 to 12/31/2009                    $5.83            $7.38            331,489
-----------------------------------------------------------------------------------------------
GLOBAL DIVIDEND TARGET 15 PORTFOLIO
    01/01/2004 to 12/31/2004                       --           $11.85            311,233
    01/01/2005 to 12/31/2005                   $11.85           $12.84            590,605
    01/01/2006 to 12/31/2006                   $12.84           $17.48          1,507,757
    01/01/2007 to 12/31/2007                   $17.48           $19.49          2,078,809
    01/01/2008 to 12/31/2008                   $19.49           $10.97          1,122,006
    01/01/2009 to 12/31/2009                   $10.97           $15.21            835,629
-----------------------------------------------------------------------------------------------
TARGET MANAGED VIP PORTFOLIO
    01/01/2004 to 12/31/2004                       --           $11.32          1,777,316
    01/01/2005 to 12/31/2005                   $11.32           $11.94          2,420,874
    01/01/2006 to 12/31/2006                   $11.94           $13.10          2,772,210
    01/01/2007 to 12/31/2007                   $13.10           $14.10          2,203,754
    01/01/2008 to 12/31/2008                   $14.10            $7.65          1,345,285
    01/01/2009 to 12/31/2009                    $7.65            $8.51            861,853
-----------------------------------------------------------------------------------------------
NASDAQ TARGET 15 PORTFOLIO
    01/01/2004 to 12/31/2004                       --           $10.66             82,809
    01/01/2005 to 12/31/2005                   $10.66           $10.83            134,177
    01/01/2006 to 12/31/2006                   $10.83           $11.60            199,508
    01/01/2007 to 12/31/2007                   $11.60           $13.88            403,709
    01/01/2008 to 12/31/2008                   $13.88            $6.71            199,304
    01/01/2009 to 12/31/2009                    $6.71            $7.71            140,231
-----------------------------------------------------------------------------------------------
S&P TARGET 24 PORTFOLIO
    01/01/2004 to 12/31/2004                       --           $10.75            173,851
    01/01/2005 to 12/31/2005                   $10.75           $11.01            304,840
    01/01/2006 to 12/31/2006                   $11.01           $11.14            290,152
    01/01/2007 to 12/31/2007                   $11.14           $11.42            274,858
    01/01/2008 to 12/31/2008                   $11.42            $8.09            259,188
    01/01/2009 to 12/31/2009                    $8.09            $9.05            240,776
-----------------------------------------------------------------------------------------------
THE DOW DART 10 PORTFOLIO
    01/01/2004 to 12/31/2004                       --           $10.48            155,695
    01/01/2005 to 12/31/2005                   $10.48            $9.98            194,864
    01/01/2006 to 12/31/2006                    $9.98           $12.32            481,064
    01/01/2007 to 12/31/2007                   $12.32           $12.20            235,030
    01/01/2008 to 12/31/2008                   $12.20            $8.58            249,670
    01/01/2009 to 12/31/2009                    $8.58            $9.61            136,907

                                                                                     Number of
                                                 Accumulation     Accumulation      Accumulation
                                                 Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                  Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------
THE DOW TARGET DIVIDEND PORTFOLIO
    05/02/2005* to 12/31/2005                       $10.00            $9.76          1,240,525
    01/01/2006 to 12/31/2006                         $9.76           $11.34          2,310,768
    01/01/2007 to 12/31/2007                        $11.34           $11.28          2,000,024
    01/01/2008 to 12/31/2008                        $11.28            $6.59          1,374,063
    01/01/2009 to 12/31/2009                         $6.59            $7.40            996,116
----------------------------------------------------------------------------------------------------
VALUE LINE TARGET 25 PORTFOLIO
    01/01/2004 to 12/31/2004                            --           $12.59            389,792
    01/01/2005 to 12/31/2005                        $12.59           $14.82          1,068,337
    01/01/2006 to 12/31/2006                        $14.82           $15.00          1,119,827
    01/01/2007 to 12/31/2007                        $15.00           $17.43          1,173,103
    01/01/2008 to 12/31/2008                        $17.43            $7.74          1,027,401
    01/01/2009 to 12/31/2009                         $7.74            $8.16            663,617
----------------------------------------------------------------------------------------------------
PROFUND VP LARGE-CAP GROWTH
    01/01/2004 to 12/31/2004                            --           $10.37             72,725
    01/01/2005 to 12/31/2005                        $10.37           $10.30          2,620,748
    01/01/2006 to 12/31/2006                        $10.30           $11.05          2,181,106
    01/01/2007 to 12/31/2007                        $11.05           $11.62          2,009,820
    01/01/2008 to 12/31/2008                        $11.62            $7.37          1,340,839
    01/01/2009 to 12/31/2009                         $7.37            $9.40          1,530,601
----------------------------------------------------------------------------------------------------
PROFUND VP LARGE-CAP VALUE
    01/01/2004 to 12/31/2004                            --           $10.37            159,605
    01/01/2005 to 12/31/2005                        $10.37           $10.51          2,141,309
    01/01/2006 to 12/31/2006                        $10.51           $12.26          4,023,312
    01/01/2007 to 12/31/2007                        $12.26           $12.08          1,984,257
    01/01/2008 to 12/31/2008                        $12.08            $7.07          1,514,949
    01/01/2009 to 12/31/2009                         $7.07            $8.31          1,108,254
----------------------------------------------------------------------------------------------------
PROFUND VP SHORT MID-CAP
    01/01/2004 to 12/31/2004                            --            $9.70             39,360
    01/01/2005 to 12/31/2005                         $9.70            $8.64            364,782
    01/01/2006 to 12/31/2006                         $8.64            $8.18            254,207
    01/01/2007 to 12/31/2007                         $8.18            $7.82            131,223
    01/01/2008 to 12/31/2008                         $7.82           $10.14            177,441
    01/01/2009 to 12/31/2009                        $10.14            $6.44            364,588
----------------------------------------------------------------------------------------------------
PROFUND VP SHORT SMALL-CAP
    01/01/2004 to 12/31/2004                            --            $9.54            136,809
    01/01/2005 to 12/31/2005                         $9.54            $9.11            220,842
    01/01/2006 to 12/31/2006                         $9.11            $7.90            560,897
    01/01/2007 to 12/31/2007                         $7.90            $8.12          1,000,449
    01/01/2008 to 12/31/2008                         $8.12            $9.92            233,809
    01/01/2009 to 12/31/2009                         $9.92            $6.59            463,501
----------------------------------------------------------------------------------------------------
PRUDENTIAL SP INTERNATIONAL GROWTH PORTFOLIO
    01/01/2004 to 12/31/2004                            --           $10.53            269,671
    01/01/2005 to 12/31/2005                        $10.53           $12.05            672,243
    01/01/2006 to 12/31/2006                        $12.05           $14.35            742,865
    01/01/2007 to 12/31/2007                        $14.35           $16.87            828,104
    01/01/2008 to 12/31/2008                        $16.87            $8.25            357,600
    01/01/2009 to 12/31/2009                         $8.25           $11.12            408,047

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST AGGRESSIVE ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                                $10.00           $10.00             649,828
    01/01/2006 to 12/31/2006                                 $10.00           $11.38           5,212,589
    01/01/2007 to 12/31/2007                                 $11.38           $12.26           8,022,912
    01/01/2008 to 12/31/2008                                 $12.26            $6.95           5,663,091
    01/01/2009 to 12/31/2009                                  $6.95            $8.78           9,942,981
-------------------------------------------------------------------------------------------------------------
AST CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                                $10.00           $10.01           2,586,013
    01/01/2006 to 12/31/2006                                 $10.01           $11.19          23,048,850
    01/01/2007 to 12/31/2007                                 $11.19           $12.07          31,465,957
    01/01/2008 to 12/31/2008                                 $12.07            $7.73          32,624,883
    01/01/2009 to 12/31/2009                                  $7.73            $9.52         118,425,926
-------------------------------------------------------------------------------------------------------------
AST ACADEMIC STRATEGIES ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                                $10.00           $10.02           2,726,484
    01/01/2006 to 12/31/2006                                 $10.02           $11.01          21,829,919
    01/01/2007 to 12/31/2007                                 $11.01           $11.83          30,616,578
    01/01/2008 to 12/31/2008                                 $11.83            $7.93          35,995,508
    01/01/2009 to 12/31/2009                                  $7.93            $9.70         107,441,591
-------------------------------------------------------------------------------------------------------------
AST BALANCED ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                                $10.00           $10.03             685,724
    01/01/2006 to 12/31/2006                                 $10.03           $10.90           7,315,279
    01/01/2007 to 12/31/2007                                 $10.90           $11.70          12,873,620
    01/01/2008 to 12/31/2008                                 $11.70            $8.20          24,018,186
    01/01/2009 to 12/31/2009                                  $8.20            $9.95          97,458,970
-------------------------------------------------------------------------------------------------------------
AST PRESERVATION ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                                $10.00           $10.04             115,215
    01/01/2006 to 12/31/2006                                 $10.04           $10.66           3,303,256
    01/01/2007 to 12/31/2007                                 $10.66           $11.40           7,359,596
    01/01/2008 to 12/31/2008                                 $11.40            $9.02          24,830,005
    01/01/2009 to 12/31/2009                                  $9.02           $10.65          82,197,582
-------------------------------------------------------------------------------------------------------------
AST ADVANCED STRATEGIES PORTFOLIO
    03/20/2006* to 12/31/2006                                $10.00           $10.66           5,258,474
    01/01/2007 to 12/31/2007                                 $10.66           $11.48           8,525,849
    01/01/2008 to 12/31/2008                                 $11.48            $7.93          16,229,117
    01/01/2009 to 12/31/2009                                  $7.93            $9.84          54,720,347
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST BALANCED TARGET PORTFOLIO
    03/20/2006* to 12/31/2006                                $10.00           $10.58           3,781,525
    01/01/2007 to 12/31/2007                                 $10.58           $11.30           7,801,920
    01/01/2008 to 12/31/2008                                 $11.30            $7.28          13,486,356
    01/01/2009 to 12/31/2009                                  $7.28            $8.87          54,387,061
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST CAPITAL APPRECIATION TARGET PORTFOLIO
    03/20/2006* to 12/31/2006                                $10.00           $10.48           3,795,562
    01/01/2007 to 12/31/2007                                 $10.48           $11.49           7,899,326
    01/01/2008 to 12/31/2008                                 $11.49            $6.70          13,640,692
    01/01/2009 to 12/31/2009                                  $6.70            $8.30          93,813,703
-------------------------------------------------------------------------------------------------------------
AST CLS GROWTH ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $11.51             120,901
    01/01/2008 to 12/31/2008                                 $11.51            $7.33           2,184,002
    01/01/2009 to 12/31/2009                                  $7.33            $9.15          23,955,044
-------------------------------------------------------------------------------------------------------------
AST CLS MODERATE ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $10.04              74,936
    01/01/2008 to 12/31/2008                                 $10.04            $7.15           5,507,286
    01/01/2009 to 12/31/2009                                  $7.15            $8.68          39,406,298

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST HORIZON GROWTH ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $10.19             157,014
    01/01/2008 to 12/31/2008                                 $10.19            $6.94           1,952,838
    01/01/2009 to 12/31/2009                                  $6.94            $8.65          25,271,257
-------------------------------------------------------------------------------------------------------------
AST HORIZON MODERATE ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $10.17              39,143
    01/01/2008 to 12/31/2008                                 $10.17            $7.58           3,825,075
    01/01/2009 to 12/31/2009                                  $7.58            $9.20          36,241,046
-------------------------------------------------------------------------------------------------------------
AST NIEMANN CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $10.00              50,892
    01/01/2008 to 12/31/2008                                 $10.00            $7.16           2,156,002
    01/01/2009 to 12/31/2009                                  $7.16            $8.54          18,482,649
-------------------------------------------------------------------------------------------------------------
AST WESTERN ASSET CORE PLUS BOND PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00            $9.98             213,630
    01/01/2008 to 12/31/2008                                  $9.98            $9.30           4,064,760
    01/01/2009 to 12/31/2009                                  $9.30           $10.21          12,750,275
-------------------------------------------------------------------------------------------------------------
AST GLOBAL REAL ESTATE PORTFOLIO
    07/21/2008* to 12/31/2008                                $10.18            $6.11             100,170
    01/01/2009 to 12/31/2009                                  $6.11            $8.12           1,148,210
-------------------------------------------------------------------------------------------------------------
AST PARAMETRIC EMERGING MARKETS EQUITY PORTFOLIO
    07/21/2008* to 12/31/2008                                $10.10            $5.57             126,548
    01/01/2009 to 12/31/2009                                  $5.57            $9.13           6,599,316
-------------------------------------------------------------------------------------------------------------
AST FOCUS FOUR PLUS PORTFOLIO
    07/21/2008* to 12/31/2008                                $10.00            $7.47           1,469,632
    01/01/2009 to 11/13/2009                                  $7.47            $8.36                   0
-------------------------------------------------------------------------------------------------------------
FRANKLIN TEMPLETON VIP FOUNDING FUNDS ALLOCATION FUND
    05/01/2008* to 12/31/2008                                $10.08            $6.64           5,636,967
    01/01/2009 to 12/31/2009                                  $6.64            $8.50          51,503,013
-------------------------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP VALUE PORTFOLIO
    11/16/2009* to 12/31/2009                                $10.15           $10.30              58,774
-------------------------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP GROWTH PORTFOLIO
    11/16/2009* to 12/31/2009                                $10.08           $10.29             141,417

 *  Denotes the start date of these sub-accounts

                                    ASXT SIX
                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                   PROSPECTUS

  ACCUMULATION UNIT VALUES: WITH HD GRO 60 BPS AND COMBO 5%/HAV 80 BPS OR GRO
                PLUS 2008 60 BPS AND COMBO 5%/HAV 80 BPS (3.05%)

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH & INCOME PORTFOLIO
    05/01/2009 to 12/31/2009                           $10.12           $12.12             5,259
-------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE LARGE-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                            $9.99           $13.07             5,649
-------------------------------------------------------------------------------------------------------
AST AMERICAN CENTURY INCOME & GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                           $10.08           $12.38            11,520

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST SCHRODERS MULTI ASSET WORLD STRATEGIES PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.08           $12.30            20,952
------------------------------------------------------------------------------------------------------------
AST MONEY MARKET PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.00            $9.80            61,155
------------------------------------------------------------------------------------------------------------
AST COHEN & STEERS REALTY PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.61           $14.41             3,009
------------------------------------------------------------------------------------------------------------
AST UBS DYNAMIC ALPHA PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.08           $11.59            20,757
------------------------------------------------------------------------------------------------------------
AST DEAM LARGE-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.10           $12.67             3,083
------------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN SMALL-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.93           $11.99             1,364
------------------------------------------------------------------------------------------------------------
AST HIGH YIELD PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.02           $12.43             5,092
------------------------------------------------------------------------------------------------------------
AST FEDERATED AGGRESSIVE GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.98           $12.90             3,606
------------------------------------------------------------------------------------------------------------
AST MID-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.99           $13.14            12,399
------------------------------------------------------------------------------------------------------------
AST SMALL-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.98           $12.85               758
------------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS CONCENTRATED GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.05           $12.75             5,300
------------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.06           $13.39            10,087
------------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS SMALL-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.95           $12.67            11,393
------------------------------------------------------------------------------------------------------------
AST LARGE-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.06           $12.65               573
------------------------------------------------------------------------------------------------------------
AST LORD ABBETT BOND-DEBENTURE PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.03           $12.00             1,494
------------------------------------------------------------------------------------------------------------
AST MARSICO CAPITAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.01           $12.63            10,541
------------------------------------------------------------------------------------------------------------
AST MFS GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.03           $12.07            12,013
------------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.98           $12.28             2,880
------------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN/LSV MID-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.13           $13.62             1,324
------------------------------------------------------------------------------------------------------------
AST SMALL-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.01           $13.05             1,009
------------------------------------------------------------------------------------------------------------
AST PIMCO LIMITED MATURITY BOND PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.99           $10.41            10,719
------------------------------------------------------------------------------------------------------------
AST PIMCO TOTAL RETURN BOND PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.98           $10.98           109,219
------------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN CORE VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.10           $12.82               240
------------------------------------------------------------------------------------------------------------
AST QMA US EQUITY ALPHA PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.08           $12.72                56
------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE NATURAL RESOURCES PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.30           $13.66            22,188

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $12.06            43,885
-------------------------------------------------------------------------------------------------------------
AST INTERNATIONAL VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.12           $13.01             2,413
-------------------------------------------------------------------------------------------------------------
AST MFS GLOBAL EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.07           $13.28             9,929
-------------------------------------------------------------------------------------------------------------
AST JPMORGAN INTERNATIONAL EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.13           $13.50             6,659
-------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE GLOBAL BOND PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $11.03             7,216
-------------------------------------------------------------------------------------------------------------
AST INTERNATIONAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.14           $13.18             2,490
-------------------------------------------------------------------------------------------------------------
AST AGGRESSIVE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.06           $12.68            35,658
-------------------------------------------------------------------------------------------------------------
AST CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $12.23            88,371
-------------------------------------------------------------------------------------------------------------
AST ACADEMIC STRATEGIES ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $12.13            20,597
-------------------------------------------------------------------------------------------------------------
AST BALANCED ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $11.96           104,004
-------------------------------------------------------------------------------------------------------------
AST PRESERVATION ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $11.53           117,847
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST BALANCED TARGET PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.01           $12.21            40,030
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST CAPITAL APPRECIATION TARGET PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.98           $12.07            33,032
-------------------------------------------------------------------------------------------------------------
AST ADVANCED STRATEGIES PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $12.33            33,933
-------------------------------------------------------------------------------------------------------------
AST CLS GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.05           $12.26             8,395
-------------------------------------------------------------------------------------------------------------
AST CLS MODERATE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $11.86            24,557
-------------------------------------------------------------------------------------------------------------
AST HORIZON GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $12.17            20,236
-------------------------------------------------------------------------------------------------------------
AST HORIZON MODERATE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $11.78             8,173
-------------------------------------------------------------------------------------------------------------
AST NIEMANN CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.03           $11.89             9,882
-------------------------------------------------------------------------------------------------------------
AST WESTERN ASSET CORE PLUS BOND PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.99           $10.68               608
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2015
    05/01/2009 to 12/31/2009                                  $9.96            $9.92                 0
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2018
    05/01/2009 to 12/31/2009                                  $9.92            $9.61                 0
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2019
    05/01/2009 to 12/31/2009                                  $9.91            $9.51                 0
-------------------------------------------------------------------------------------------------------------
AST GLOBAL REAL ESTATE PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.86           $13.84             5,212
-------------------------------------------------------------------------------------------------------------
AST PARAMETRIC EMERGING MARKETS EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.05           $14.70               544

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2016
    05/01/2009 to 12/31/2009                                  $9.94            $9.54            10,856
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2020
    05/01/2009 to 12/31/2009                                  $9.88            $9.19                 0
-------------------------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP VALUE PORTFOLIO
    11/16/2009* to 12/31/2009                                $10.14           $10.28                 0
-------------------------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP GROWTH PORTFOLIO
    11/16/2009* to 12/31/2009                                $10.08           $10.27                 0
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA GROWTH FUND
    05/01/2009 to 12/31/2009                                 $10.04           $12.55                 0
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA INTERNATIONAL EQUITY FUND
    05/01/2009 to 12/31/2009                                 $10.05           $12.65                96
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA OMEGA FUND
    05/01/2009 to 12/31/2009                                  $9.89           $12.76               471
-------------------------------------------------------------------------------------------------------------
FRANKLIN TEMPLETON VIP FOUNDING FUNDS ALLOCATION FUND
    05/01/2009 to 12/31/2009                                 $10.07           $12.74            43,424
-------------------------------------------------------------------------------------------------------------
PRUDENTIAL SP INTERNATIONAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.14           $13.32                 0
-------------------------------------------------------------------------------------------------------------
GARTMORE NVIT DEVELOPING MARKETS FUND
    05/01/2009 to 12/31/2009                                 $10.12           $14.41             3,106
-------------------------------------------------------------------------------------------------------------
THE DOW DART 10 PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.14           $13.21                 0
-------------------------------------------------------------------------------------------------------------
FIRST TRUST TARGET FOCUS FOUR PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.10           $13.19                 0
-------------------------------------------------------------------------------------------------------------
GLOBAL DIVIDEND TARGET 15 PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.06           $14.39               685
-------------------------------------------------------------------------------------------------------------
S&P TARGET 24 PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.00           $11.93                 0
-------------------------------------------------------------------------------------------------------------
TARGET MANAGED VIP PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.00           $12.22                 0
-------------------------------------------------------------------------------------------------------------
THE DOW TARGET DIVIDEND PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.05           $13.63                 0
-------------------------------------------------------------------------------------------------------------
PROFUND VP ASIA 30
    05/01/2009 to 12/31/2009                                 $10.20           $13.92                 0
-------------------------------------------------------------------------------------------------------------
PROFUND VP BANKS
    05/01/2009 to 12/31/2009                                  $9.77           $12.43                 0
-------------------------------------------------------------------------------------------------------------
PROFUND VP BEAR
    05/01/2009 to 12/31/2009                                  $9.94            $7.28             1,686
-------------------------------------------------------------------------------------------------------------
PROFUND VP BASIC MATERIALS
    05/01/2009 to 12/31/2009                                 $10.15           $14.20               347
-------------------------------------------------------------------------------------------------------------
PROFUND VP BULL
    05/01/2009 to 12/31/2009                                 $10.05           $12.58                 0
-------------------------------------------------------------------------------------------------------------
PROFUND VP CONSUMER SERVICES
    05/01/2009 to 12/31/2009                                  $9.95           $12.22                 0
-------------------------------------------------------------------------------------------------------------
PROFUND VP CONSUMER GOODS PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.03           $12.49                 0
-------------------------------------------------------------------------------------------------------------
PROFUND VP OIL & GAS
    05/01/2009 to 12/31/2009                                 $10.30           $11.85               404
-------------------------------------------------------------------------------------------------------------
PROFUND VP EUROPE 30
    05/01/2009 to 12/31/2009                                 $10.15           $13.55                 0

                                                                               Number of
                                           Accumulation     Accumulation      Accumulation
                                           Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                            Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------
PROFUND VP FINANCIALS
    05/01/2009 to 12/31/2009                   $9.83           $12.79              834
----------------------------------------------------------------------------------------------
PROFUND VP U.S. GOVERNMENT PLUS
    05/01/2009 to 12/31/2009                   $9.89            $8.85            1,341
----------------------------------------------------------------------------------------------
PROFUND VP HEALTH CARE
    05/01/2009 to 12/31/2009                   $9.98           $12.70                0
----------------------------------------------------------------------------------------------
PROFUND VP INDUSTRIALS
    05/01/2009 to 12/31/2009                  $10.11           $12.70                0
----------------------------------------------------------------------------------------------
PROFUND VP JAPAN
    05/01/2009 to 12/31/2009                  $10.22           $11.29                0
----------------------------------------------------------------------------------------------
PROFUND VP PRECIOUS METALS
    05/01/2009 to 12/31/2009                  $10.01           $13.59                0
----------------------------------------------------------------------------------------------
PROFUND VP MID-CAP GROWTH
    05/01/2009 to 12/31/2009                   $9.99           $12.58            1,273
----------------------------------------------------------------------------------------------
PROFUND VP MID-CAP VALUE
    05/01/2009 to 12/31/2009                   $9.92           $12.68                0
----------------------------------------------------------------------------------------------
PROFUND VP PHARMACEUTICALS
    05/01/2009 to 12/31/2009                  $10.02           $13.00                0
----------------------------------------------------------------------------------------------
PROFUND VP REAL ESTATE
    05/01/2009 to 12/31/2009                   $9.62           $13.94                0
----------------------------------------------------------------------------------------------
PROFUND VP RISING RATES OPPORTUNITY
    05/01/2009 to 12/31/2009                  $10.11           $10.16            2,366
----------------------------------------------------------------------------------------------
PROFUND VP NASDAQ-100
    05/01/2009 to 12/31/2009                  $10.01           $12.96                0
----------------------------------------------------------------------------------------------
PROFUND VP SMALL-CAP GROWTH
    05/01/2009 to 12/31/2009                  $10.01           $12.50                0
----------------------------------------------------------------------------------------------
PROFUND VP SHORT NASDAQ-100
    05/01/2009 to 12/31/2009                   $9.99            $7.05                0
----------------------------------------------------------------------------------------------
PROFUND VP SMALL-CAP VALUE
    05/01/2009 to 12/31/2009                   $9.96           $12.32            1,307
----------------------------------------------------------------------------------------------
PROFUND VP TELECOMMUNICATIONS
    05/01/2009 to 12/31/2009                  $10.15           $10.95            1,469
----------------------------------------------------------------------------------------------
PROFUND VP ULTRAMID-CAP
    05/01/2009 to 12/31/2009                   $9.94           $15.92                0
----------------------------------------------------------------------------------------------
PROFUND VP UTILITIES
    05/01/2009 to 12/31/2009                  $10.23           $12.17              875
----------------------------------------------------------------------------------------------
PROFUND VP LARGE-CAP GROWTH
    05/01/2009 to 12/31/2009                  $10.07           $12.56                0
----------------------------------------------------------------------------------------------
PROFUND VP LARGE-CAP VALUE
    05/01/2009 to 12/31/2009                  $10.03           $12.61            1,267
----------------------------------------------------------------------------------------------
AIM V.I. DYNAMICS FUND
    05/01/2009 to 12/31/2009                  $10.04           $13.06              637
----------------------------------------------------------------------------------------------
AIM V.I. FINANCIAL SERVICES FUND
    05/01/2009 to 12/31/2009                  $10.00           $13.90            2,477
----------------------------------------------------------------------------------------------
AIM V.I. GLOBAL HEALTH CARE
    05/01/2009 to 12/31/2009                   $9.95           $12.67              410
----------------------------------------------------------------------------------------------
WELLS FARGO ADVANTAGE VT EQUITY INCOME
    05/01/2009 to 12/31/2009                  $10.09           $12.19              329

 *  Denotes the start date of these sub-accounts

                                     ASL II
                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                   PROSPECTUS

          ACCUMULATION UNIT VALUES: WITH NO OPTIONAL BENEFITS (1.65%)

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST JPMORGAN INTERNATIONAL EQUITY PORTFOLIO
    01/01/2002 to 12/31/2002                           --            $8.56           2,569,506
    01/01/2003 to 12/31/2003                        $8.56           $11.00           2,415,394
    01/01/2004 to 12/31/2004                       $11.00           $12.67           3,227,381
    01/01/2005 to 12/31/2005                       $12.67           $13.84           5,621,834
    01/01/2006 to 12/31/2006                       $13.84           $16.71           4,715,269
    01/01/2007 to 12/31/2007                       $16.71           $17.98           4,504,935
    01/01/2008 to 12/31/2008                       $17.98           $10.37           2,459,224
    01/01/2009 to 12/31/2009                       $10.37           $13.86           5,086,873
---------------------------------------------------------------------------------------------------
AST INTERNATIONAL GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                           --            $9.72             835,523
    01/01/2003 to 12/31/2003                        $9.72           $13.39           5,547,558
    01/01/2004 to 12/31/2004                       $13.39           $15.30          11,265,469
    01/01/2005 to 12/31/2005                       $15.30           $17.54          12,141,521
    01/01/2006 to 12/31/2006                       $17.54           $20.87           9,628,446
    01/01/2007 to 12/31/2007                       $20.87           $24.43           8,347,423
    01/01/2008 to 12/31/2008                       $24.43           $11.96           6,129,240
    01/01/2009 to 12/31/2009                       $11.96           $15.91           6,854,079
---------------------------------------------------------------------------------------------------
AST INTERNATIONAL VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                           --            $8.19             269,995
    01/01/2003 to 12/31/2003                        $8.19           $10.79           1,201,268
    01/01/2004 to 12/31/2004                       $10.79           $12.84           1,897,469
    01/01/2005 to 12/31/2005                       $12.84           $14.36           2,013,543
    01/01/2006 to 12/31/2006                       $14.36           $18.00           3,305,654
    01/01/2007 to 12/31/2007                       $18.00           $20.85           4,044,519
    01/01/2008 to 12/31/2008                       $20.85           $11.48           2,393,870
    01/01/2009 to 12/31/2009                       $11.48           $14.74           3,492,926
---------------------------------------------------------------------------------------------------
AST MFS GLOBAL EQUITY PORTFOLIO
    01/01/2002 to 12/31/2002                           --            $9.04             969,509
    01/01/2003 to 12/31/2003                        $9.04           $11.30           1,393,001
    01/01/2004 to 12/31/2004                       $11.30           $13.16           2,276,801
    01/01/2005 to 12/31/2005                       $13.16           $13.92           1,907,777
    01/01/2006 to 12/31/2006                       $13.92           $17.02           2,905,252
    01/01/2007 to 12/31/2007                       $17.02           $18.31           2,119,181
    01/01/2008 to 12/31/2008                       $18.31           $11.88           1,412,847
    01/01/2009 to 12/31/2009                       $11.88           $15.37           2,567,781
---------------------------------------------------------------------------------------------------
AST SMALL-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                           --            $6.92           1,970,250
    01/01/2003 to 12/31/2003                        $6.92            $9.89           3,292,593
    01/01/2004 to 12/31/2004                        $9.89            $9.05           2,242,129
    01/01/2005 to 12/31/2005                        $9.05            $9.04           2,134,731
    01/01/2006 to 12/31/2006                        $9.04           $10.01           1,867,490
    01/01/2007 to 12/31/2007                       $10.01           $10.55           1,740,242
    01/01/2008 to 12/31/2008                       $10.55            $6.74           1,375,635
    01/01/2009 to 12/31/2009                        $6.74            $8.88           2,524,147

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN SMALL-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.67             639,695
    01/01/2003 to 12/31/2003                            $7.67           $11.13           1,682,193
    01/01/2004 to 12/31/2004                           $11.13           $11.98           1,618,719
    01/01/2005 to 12/31/2005                           $11.98           $11.83           1,385,431
    01/01/2006 to 12/31/2006                           $11.83           $12.53           1,174,654
    01/01/2007 to 12/31/2007                           $12.53           $14.63           1,215,825
    01/01/2008 to 12/31/2008                           $14.63            $8.27             768,282
    01/01/2009 to 12/31/2009                            $8.27            $9.97           1,585,215
-------------------------------------------------------------------------------------------------------
AST FEDERATED AGGRESSIVE GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.64           1,255,415
    01/01/2003 to 12/31/2003                            $7.64           $12.74           3,085,373
    01/01/2004 to 12/31/2004                           $12.74           $15.42           4,808,453
    01/01/2005 to 12/31/2005                           $15.42           $16.60           5,464,855
    01/01/2006 to 12/31/2006                           $16.60           $18.43           4,641,175
    01/01/2007 to 12/31/2007                           $18.43           $20.16           4,026,646
    01/01/2008 to 12/31/2008                           $20.16           $11.08           2,977,983
    01/01/2009 to 12/31/2009                           $11.08           $14.46           3,702,808
-------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS SMALL-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $9.26           1,492,775
    01/01/2003 to 12/31/2003                            $9.26           $12.85           1,504,296
    01/01/2004 to 12/31/2004                           $12.85           $15.19           1,541,896
    01/01/2005 to 12/31/2005                           $15.19           $15.68           1,243,642
    01/01/2006 to 12/31/2006                           $15.68           $18.08           1,000,596
    01/01/2007 to 12/31/2007                           $18.08           $16.87             758,170
    01/01/2008 to 12/31/2008                           $16.87           $12.17             667,006
    01/01/2009 to 12/31/2009                           $12.17           $15.19           2,182,014
-------------------------------------------------------------------------------------------------------
AST SMALL-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $9.30           6,141,523
    01/01/2003 to 12/31/2003                            $9.30           $12.42          10,183,346
    01/01/2004 to 12/31/2004                           $12.42           $14.22          10,785,030
    01/01/2005 to 12/31/2005                           $14.22           $14.91          11,285,282
    01/01/2006 to 12/31/2006                           $14.91           $17.61           9,098,178
    01/01/2007 to 12/31/2007                           $17.61           $16.34           8,130,632
    01/01/2008 to 12/31/2008                           $16.34           $11.30           6,242,966
    01/01/2009 to 12/31/2009                           $11.30           $14.11           6,242,625
-------------------------------------------------------------------------------------------------------
AST DEAM SMALL-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.66             423,387
    01/01/2003 to 12/31/2003                            $7.66           $10.81           1,134,865
    01/01/2004 to 12/31/2004                           $10.81           $12.99           2,143,020
    01/01/2005 to 12/31/2005                           $12.99           $12.92           2,106,236
    01/01/2006 to 12/31/2006                           $12.92           $15.25           1,874,276
    01/01/2007 to 12/31/2007                           $15.25           $12.33           1,578,237
    01/01/2008 to 07/18/2008                           $12.33           $11.30                   0

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $7.97           1,273,118
    01/01/2003 to 12/31/2003                             $7.97           $10.31           3,027,057
    01/01/2004 to 12/31/2004                            $10.31           $11.80           4,375,813
    01/01/2005 to 12/31/2005                            $11.80           $12.16           5,391,424
    01/01/2006 to 12/31/2006                            $12.16           $12.71           4,189,111
    01/01/2007 to 12/31/2007                            $12.71           $14.92           3,918,725
    01/01/2008 to 12/31/2008                            $14.92            $8.69           2,808,881
    01/01/2009 to 12/31/2009                             $8.69           $13.42           5,868,356
--------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $7.41           2,175,250
    01/01/2003 to 12/31/2003                             $7.41            $9.51           3,415,318
    01/01/2004 to 12/31/2004                             $9.51           $10.86           4,715,301
    01/01/2005 to 12/31/2005                            $10.86           $12.12           5,728,444
    01/01/2006 to 12/31/2006                            $12.12           $13.59           5,378,198
    01/01/2007 to 12/31/2007                            $13.59           $16.34           6,560,811
    01/01/2008 to 12/31/2008                            $16.34            $9.13           3,042,143
    01/01/2009 to 12/31/2009                             $9.13           $11.65           4,022,837
--------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN/LSV MID-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $8.96           5,118,558
    01/01/2003 to 12/31/2003                             $8.96           $12.01           8,530,129
    01/01/2004 to 12/31/2004                            $12.01           $14.51          11,461,684
    01/01/2005 to 12/31/2005                            $14.51           $15.99          12,260,006
    01/01/2006 to 12/31/2006                            $15.99           $17.42           9,574,218
    01/01/2007 to 12/31/2007                            $17.42           $17.67           8,191,847
    01/01/2008 to 12/31/2008                            $17.67           $10.03           5,184,438
    01/01/2009 to 12/31/2009                            $10.03           $13.88           5,689,131
--------------------------------------------------------------------------------------------------------
AST ALGER ALL-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $6.80             658,419
    01/01/2003 to 12/31/2003                             $6.80            $9.07           2,002,166
    01/01/2004 to 12/31/2004                             $9.07            $9.67           1,798,457
    01/01/2005 to 12/02/2005                             $9.67           $11.10                   0
--------------------------------------------------------------------------------------------------------
AST MID-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $8.17           1,200,225
    01/01/2003 to 12/31/2003                             $8.17           $10.91           2,513,413
    01/01/2004 to 12/31/2004                            $10.91           $12.38           2,587,064
    01/01/2005 to 12/31/2005                            $12.38           $12.83           1,988,251
    01/01/2006 to 12/31/2006                            $12.83           $14.42           1,907,063
    01/01/2007 to 12/31/2007                            $14.42           $14.57           1,540,522
    01/01/2008 to 12/31/2008                            $14.57            $8.87           1,381,269
    01/01/2009 to 12/31/2009                             $8.87           $12.11           2,137,413
--------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE NATURAL RESOURCES PORTFOLIO
    01/01/2002 to 12/31/2002                                --            $9.59             724,670
    01/01/2003 to 12/31/2003                             $9.59           $12.59           2,011,627
    01/01/2004 to 12/31/2004                            $12.59           $16.25           2,040,188
    01/01/2005 to 12/31/2005                            $16.25           $21.00           3,677,613
    01/01/2006 to 12/31/2006                            $21.00           $23.93           2,942,718
    01/01/2007 to 12/31/2007                            $23.93           $33.07           3,950,105
    01/01/2008 to 12/31/2008                            $33.07           $16.27           2,088,027
    01/01/2009 to 12/31/2009                            $16.27           $23.89           4,621,252

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE LARGE-CAP GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.46           1,869,353
    01/01/2003 to 12/31/2003                            $7.46            $9.08           2,098,873
    01/01/2004 to 12/31/2004                            $9.08            $9.44           2,378,881
    01/01/2005 to 12/31/2005                            $9.44           $10.81           3,925,742
    01/01/2006 to 12/31/2006                           $10.81           $11.23           4,132,529
    01/01/2007 to 12/31/2007                           $11.23           $11.96           5,137,246
    01/01/2008 to 12/31/2008                           $11.96            $6.99           4,437,756
    01/01/2009 to 12/31/2009                            $6.99           $10.54          10,159,519
-------------------------------------------------------------------------------------------------------
AST MFS GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.58           2,930,432
    01/01/2003 to 12/31/2003                            $7.58            $9.16           4,784,269
    01/01/2004 to 12/31/2004                            $9.16            $9.97           4,529,834
    01/01/2005 to 12/31/2005                            $9.97           $10.43           5,915,443
    01/01/2006 to 12/31/2006                           $10.43           $11.25           4,572,301
    01/01/2007 to 12/31/2007                           $11.25           $12.73           3,902,210
    01/01/2008 to 12/31/2008                           $12.73            $7.98           3,159,245
    01/01/2009 to 12/31/2009                            $7.98            $9.75           4,944,538
-------------------------------------------------------------------------------------------------------
AST MARSICO CAPITAL GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.32          10,144,317
    01/01/2003 to 12/31/2003                            $8.32           $10.78          20,138,164
    01/01/2004 to 12/31/2004                           $10.78           $12.26          28,117,310
    01/01/2005 to 12/31/2005                           $12.26           $12.88          32,140,125
    01/01/2006 to 12/31/2006                           $12.88           $13.59          26,497,526
    01/01/2007 to 12/31/2007                           $13.59           $15.36          23,963,028
    01/01/2008 to 12/31/2008                           $15.36            $8.51          16,673,165
    01/01/2009 to 12/31/2009                            $8.51           $10.86          17,250,307
-------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS CONCENTRATED GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.67           1,349,939
    01/01/2003 to 12/31/2003                            $7.67            $9.45           2,053,023
    01/01/2004 to 12/31/2004                            $9.45            $9.64           2,785,100
    01/01/2005 to 12/31/2005                            $9.64            $9.80           2,531,901
    01/01/2006 to 12/31/2006                            $9.80           $10.60           2,498,654
    01/01/2007 to 12/31/2007                           $10.60           $11.88           2,806,534
    01/01/2008 to 12/31/2008                           $11.88            $6.98           1,877,493
    01/01/2009 to 12/31/2009                            $6.98           $10.25           5,358,114
-------------------------------------------------------------------------------------------------------
AST DEAM LARGE-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.66             664,649
    01/01/2003 to 12/31/2003                            $8.66           $10.78           1,072,256
    01/01/2004 to 12/31/2004                           $10.78           $12.53           2,351,197
    01/01/2005 to 12/31/2005                           $12.53           $13.47           2,585,881
    01/01/2006 to 12/31/2006                           $13.47           $16.13           4,397,725
    01/01/2007 to 12/31/2007                           $16.13           $16.05           3,751,417
    01/01/2008 to 12/31/2008                           $16.05            $9.90           2,589,179
    01/01/2009 to 12/31/2009                            $9.90           $11.51           3,294,871
-------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH + VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $7.99             965,912
    01/01/2003 to 12/31/2003                            $7.99            $9.91           1,387,072
    01/01/2004 to 12/31/2004                            $9.91           $10.72           1,620,391
    01/01/2005 to 12/02/2005                           $10.72           $11.86                   0

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN CORE VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.76           6,005,922
    01/01/2003 to 12/31/2003                            $8.76           $11.06           3,621,862
    01/01/2004 to 12/31/2004                           $11.06           $12.39           4,643,022
    01/01/2005 to 12/31/2005                           $12.39           $12.86           4,311,857
    01/01/2006 to 12/31/2006                           $12.86           $15.34           5,318,094
    01/01/2007 to 12/31/2007                           $15.34           $14.55           4,469,636
    01/01/2008 to 12/31/2008                           $14.55            $8.32           2,874,755
    01/01/2009 to 12/31/2009                            $8.32           $10.13           3,572,238
-------------------------------------------------------------------------------------------------------
AST COHEN & STEERS REALTY PORTFOLIO
    01/01/2002 to 12/31/2002                               --           $10.08           1,563,489
    01/01/2003 to 12/31/2003                           $10.08           $13.63           3,097,315
    01/01/2004 to 12/31/2004                           $13.63           $18.49           4,080,179
    01/01/2005 to 12/31/2005                           $18.49           $20.88           3,749,124
    01/01/2006 to 12/31/2006                           $20.88           $28.08           3,925,105
    01/01/2007 to 12/31/2007                           $28.08           $22.11           2,254,421
    01/01/2008 to 12/31/2008                           $22.11           $14.12           1,741,032
    01/01/2009 to 12/31/2009                           $14.12           $18.32           2,154,565
-------------------------------------------------------------------------------------------------------
AST QMA US EQUITY ALPHA PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.17           3,662,406
    01/01/2003 to 12/31/2003                            $8.17           $10.23           5,442,511
    01/01/2004 to 12/31/2004                           $10.23           $11.07           6,845,369
    01/01/2005 to 12/31/2005                           $11.07           $11.27           6,774,077
    01/01/2006 to 12/31/2006                           $11.27           $12.48           6,255,253
    01/01/2007 to 12/31/2007                           $12.48           $12.53           5,371,782
    01/01/2008 to 12/31/2008                           $12.53            $7.55           2,747,511
    01/01/2009 to 12/31/2009                            $7.55            $9.05           3,372,332
-------------------------------------------------------------------------------------------------------
AST AMERICAN CENTURY INCOME & GROWTH PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.25           1,751,136
    01/01/2003 to 12/31/2003                            $8.25           $10.45           2,115,438
    01/01/2004 to 12/31/2004                           $10.45           $11.57           4,670,846
    01/01/2005 to 12/31/2005                           $11.57           $11.90           4,205,656
    01/01/2006 to 12/31/2006                           $11.90           $13.68           3,984,557
    01/01/2007 to 12/31/2007                           $13.68           $13.44           3,435,528
    01/01/2008 to 12/31/2008                           $13.44            $8.62           2,803,150
    01/01/2009 to 12/31/2009                            $8.62            $9.99           4,930,435
-------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH & INCOME PORTFOLIO
    01/01/2002 to 12/31/2002                               --            $8.06           6,667,373
    01/01/2003 to 12/31/2003                            $8.06           $10.50          21,264,670
    01/01/2004 to 12/31/2004                           $10.50           $11.46          25,850,506
    01/01/2005 to 12/31/2005                           $11.46           $11.81          31,190,346
    01/01/2006 to 12/31/2006                           $11.81           $13.62          23,350,650
    01/01/2007 to 12/31/2007                           $13.62           $14.08          19,997,748
    01/01/2008 to 12/31/2008                           $14.08            $8.22          14,384,005
    01/01/2009 to 12/31/2009                            $8.22            $9.63          15,821,358

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST LARGE-CAP VALUE PORTFOLIO
    01/01/2002 to 12/31/2002                                    --            $8.34           2,110,071
    01/01/2003 to 12/31/2003                                 $8.34            $9.83           2,647,064
    01/01/2004 to 12/31/2004                                 $9.83           $11.17           3,717,848
    01/01/2005 to 12/31/2005                                $11.17           $11.69           5,245,458
    01/01/2006 to 12/31/2006                                $11.69           $13.62           5,568,043
    01/01/2007 to 12/31/2007                                $13.62           $13.00           4,973,375
    01/01/2008 to 12/31/2008                                $13.00            $7.48           4,027,564
    01/01/2009 to 12/31/2009                                 $7.48            $8.78           5,087,827
------------------------------------------------------------------------------------------------------------
AST UBS DYNAMIC ALPHA PORTFOLIO
    01/01/2002 to 12/31/2002                                    --            $8.71             847,517
    01/01/2003 to 12/31/2003                                 $8.71           $10.24             898,161
    01/01/2004 to 12/31/2004                                $10.24           $11.19           1,061,887
    01/01/2005 to 12/31/2005                                $11.19           $11.77           1,055,034
    01/01/2006 to 12/31/2006                                $11.77           $12.86           1,120,866
    01/01/2007 to 12/31/2007                                $12.86           $12.90           2,745,236
    01/01/2008 to 12/31/2008                                $12.90           $10.45          15,430,642
    01/01/2009 to 12/31/2009                                $10.45           $12.54          46,430,018
------------------------------------------------------------------------------------------------------------
AST SCHRODERS MULTI ASSET WORLD STRATEGIES PORTFOLIO
    01/01/2002 to 12/31/2002                                    --            $9.14           1,126,058
    01/01/2003 to 12/31/2003                                 $9.14           $10.69           2,045,205
    01/01/2004 to 12/31/2004                                $10.69           $11.46           2,335,598
    01/01/2005 to 12/31/2005                                $11.46           $11.79           2,294,529
    01/01/2006 to 12/31/2006                                $11.79           $12.72           2,165,859
    01/01/2007 to 12/31/2007                                $12.72           $13.62           2,277,264
    01/01/2008 to 12/31/2008                                $13.62            $9.35           3,074,479
    01/01/2009 to 12/31/2009                                 $9.35           $11.72          33,399,889
------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE ASSET ALLOCATION PORTFOLIO
    01/01/2002 to 12/31/2002                                    --            $9.09             921,329
    01/01/2003 to 12/31/2003                                 $9.09           $11.09           2,243,566
    01/01/2004 to 12/31/2004                                $11.09           $12.13           3,551,315
    01/01/2005 to 12/31/2005                                $12.13           $12.49           4,192,627
    01/01/2006 to 12/31/2006                                $12.49           $13.82           4,776,442
    01/01/2007 to 12/31/2007                                $13.82           $14.45           6,387,795
    01/01/2008 to 12/31/2008                                $14.45           $10.52          10,697,390
    01/01/2009 to 12/31/2009                                $10.52           $12.85          40,732,836
------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE GLOBAL BOND PORTFOLIO
    01/01/2002 to 12/31/2002                                    --           $11.34           1,739,313
    01/01/2003 to 12/31/2003                                $11.34           $12.59           2,962,471
    01/01/2004 to 12/31/2004                                $12.59           $13.45           4,717,822
    01/01/2005 to 12/31/2005                                $13.45           $12.64           6,261,824
    01/01/2006 to 12/31/2006                                $12.64           $13.21           6,093,700
    01/01/2007 to 12/31/2007                                $13.21           $14.24           6,452,566
    01/01/2008 to 12/31/2008                                $14.24           $13.67           4,228,137
    01/01/2009 to 12/31/2009                                $13.67           $15.07           6,337,072

                                                                                  Number of
                                              Accumulation     Accumulation      Accumulation
                                              Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                               Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------
AST HIGH YIELD PORTFOLIO
    01/01/2002 to 12/31/2002                         --            $9.71           5,592,940
    01/01/2003 to 12/31/2003                      $9.71           $11.61          12,201,163
    01/01/2004 to 12/31/2004                     $11.61           $12.69          13,717,128
    01/01/2005 to 12/31/2005                     $12.69           $12.62           9,658,908
    01/01/2006 to 12/31/2006                     $12.62           $13.70           9,653,937
    01/01/2007 to 12/31/2007                     $13.70           $13.80           6,461,538
    01/01/2008 to 12/31/2008                     $13.80           $10.11           5,931,752
    01/01/2009 to 12/31/2009                     $10.11           $13.47          13,509,194
-------------------------------------------------------------------------------------------------
AST LORD ABBETT BOND-DEBENTURE PORTFOLIO
    01/01/2002 to 12/31/2002                         --            $9.94           4,146,530
    01/01/2003 to 12/31/2003                      $9.94           $11.61           7,751,236
    01/01/2004 to 12/31/2004                     $11.61           $12.26           8,369,008
    01/01/2005 to 12/31/2005                     $12.26           $12.20          12,427,806
    01/01/2006 to 12/31/2006                     $12.20           $13.17          10,147,675
    01/01/2007 to 12/31/2007                     $13.17           $13.74           8,365,789
    01/01/2008 to 12/31/2008                     $13.74           $10.37           8,586,978
    01/01/2009 to 12/31/2009                     $10.37           $13.73          10,096,051
-------------------------------------------------------------------------------------------------
AST PIMCO TOTAL RETURN BOND PORTFOLIO
    01/01/2002 to 12/31/2002                         --           $10.57          20,544,075
    01/01/2003 to 12/31/2003                     $10.57           $10.95          26,287,388
    01/01/2004 to 12/31/2004                     $10.95           $11.31          33,208,757
    01/01/2005 to 12/31/2005                     $11.31           $11.40          22,436,395
    01/01/2006 to 12/31/2006                     $11.40           $11.63          21,700,661
    01/01/2007 to 12/31/2007                     $11.63           $12.39          21,645,194
    01/01/2008 to 12/31/2008                     $12.39           $11.91          20,478,277
    01/01/2009 to 12/31/2009                     $11.91           $13.65          59,442,486
-------------------------------------------------------------------------------------------------
AST PIMCO LIMITED MATURITY BOND PORTFOLIO
    01/01/2002 to 12/31/2002                         --           $10.34          11,274,642
    01/01/2003 to 12/31/2003                     $10.34           $10.51          15,242,856
    01/01/2004 to 12/31/2004                     $10.51           $10.55          21,299,789
    01/01/2005 to 12/31/2005                     $10.55           $10.54          28,031,651
    01/01/2006 to 12/31/2006                     $10.54           $10.76          22,394,558
    01/01/2007 to 12/31/2007                     $10.76           $11.31          20,392,150
    01/01/2008 to 12/31/2008                     $11.31           $11.24          15,403,578
    01/01/2009 to 12/31/2009                     $11.24           $12.19          19,779,745
-------------------------------------------------------------------------------------------------
AST MONEY MARKET PORTFOLIO
    01/01/2002 to 12/31/2002                         --            $9.96          36,255,772
    01/01/2003 to 12/31/2003                      $9.96            $9.86          32,730,501
    01/01/2004 to 12/31/2004                      $9.86            $9.78          29,870,585
    01/01/2005 to 12/31/2005                      $9.78            $9.88          42,442,274
    01/01/2006 to 12/31/2006                      $9.88           $10.16          46,325,237
    01/01/2007 to 12/31/2007                     $10.16           $10.48          56,111,128
    01/01/2008 to 12/31/2008                     $10.48           $10.57          91,319,625
    01/01/2009 to 12/31/2009                     $10.57           $10.42          66,786,776

                                                                               Number of
                                           Accumulation     Accumulation      Accumulation
                                           Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                            Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------
GARTMORE NVIT DEVELOPING MARKETS FUND
    01/01/2002 to 12/31/2002                      --            $8.66            283,466
    01/01/2003 to 12/31/2003                   $8.66           $13.60          1,763,660
    01/01/2004 to 12/31/2004                  $13.60           $16.02          2,103,950
    01/01/2005 to 12/31/2005                  $16.02           $20.72          3,395,891
    01/01/2006 to 12/31/2006                  $20.72           $27.43          2,835,328
    01/01/2007 to 12/31/2007                  $27.43           $38.71          3,344,620
    01/01/2008 to 12/31/2008                  $38.71           $16.04          1,630,334
    01/01/2009 to 12/31/2009                  $16.04           $25.59          2,133,897
----------------------------------------------------------------------------------------------
WELLS FARGO ADVANTAGE VT EQUITY INCOME
    01/01/2002 to 12/31/2002                      --            $8.25            196,720
    01/01/2003 to 12/31/2003                   $8.25           $10.23            314,757
    01/01/2004 to 12/31/2004                  $10.23           $11.18            590,808
    01/01/2005 to 12/31/2005                  $11.18           $11.59            534,648
    01/01/2006 to 12/31/2006                  $11.59           $13.51            582,613
    01/01/2007 to 12/31/2007                  $13.51           $13.66            497,287
    01/01/2008 to 12/31/2008                  $13.66            $8.53            312,113
    01/01/2009 to 12/31/2009                   $8.53            $9.81            287,896
----------------------------------------------------------------------------------------------
AIM V.I. DYNAMICS FUND
    01/01/2002 to 12/31/2002                      --            $7.09            543,762
    01/01/2003 to 12/31/2003                   $7.09            $9.61            889,464
    01/01/2004 to 12/31/2004                   $9.61           $10.72            668,032
    01/01/2005 to 12/31/2005                  $10.72           $11.67            602,063
    01/01/2006 to 12/31/2006                  $11.67           $13.33            605,730
    01/01/2007 to 12/31/2007                  $13.33           $14.70            631,476
    01/01/2008 to 12/31/2008                  $14.70            $7.51            384,426
    01/01/2009 to 12/31/2009                   $7.51           $10.52            430,777
----------------------------------------------------------------------------------------------
AIM V.I. TECHNOLOGY FUND
    01/01/2002 to 12/31/2002                      --            $5.50            293,307
    01/01/2003 to 12/31/2003                   $5.50            $7.87            578,651
    01/01/2004 to 12/31/2004                   $7.87            $8.09            512,424
    01/01/2005 to 12/31/2005                   $8.09            $8.13            453,392
    01/01/2006 to 12/31/2006                   $8.13            $8.84            513,442
    01/01/2007 to 12/31/2007                   $8.84            $9.36            630,739
    01/01/2008 to 12/31/2008                   $9.36            $5.11            453,772
    01/01/2009 to 12/31/2009                   $5.11            $7.91            970,438
----------------------------------------------------------------------------------------------
AIM V.I. GLOBAL HEALTH CARE
    01/01/2002 to 12/31/2002                      --            $8.00            475,873
    01/01/2003 to 12/31/2003                   $8.00           $10.05            698,364
    01/01/2004 to 12/31/2004                  $10.05           $10.64            937,586
    01/01/2005 to 12/31/2005                  $10.64           $11.31          1,131,376
    01/01/2006 to 12/31/2006                  $11.31           $11.71          1,250,782
    01/01/2007 to 12/31/2007                  $11.71           $12.88          1,163,277
    01/01/2008 to 12/31/2008                  $12.88            $9.04            849,932
    01/01/2009 to 12/31/2009                   $9.04           $11.35          1,181,689

                                                                               Number of
                                           Accumulation     Accumulation      Accumulation
                                           Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                            Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------
AIM V.I. FINANCIAL SERVICES FUND
    01/01/2002 to 12/31/2002                      --            $8.76            366,258
    01/01/2003 to 12/31/2003                   $8.76           $11.17            607,265
    01/01/2004 to 12/31/2004                  $11.17           $11.94            585,185
    01/01/2005 to 12/31/2005                  $11.94           $12.43          1,042,992
    01/01/2006 to 12/31/2006                  $12.43           $14.24            778,674
    01/01/2007 to 12/31/2007                  $14.24           $10.89            465,175
    01/01/2008 to 12/31/2008                  $10.89            $4.34            540,897
    01/01/2009 to 12/31/2009                   $4.34            $5.44            779,148
----------------------------------------------------------------------------------------------
EVERGREEN VA INTERNATIONAL EQUITY FUND
    01/01/2002 to 12/31/2002                      --            $8.15            113,389
    01/01/2003 to 12/31/2003                   $8.15           $11.65            189,143
    01/01/2004 to 12/31/2004                  $11.65           $13.66            414,631
    01/01/2005 to 12/31/2005                  $13.66           $15.59            689,816
    01/01/2006 to 12/31/2006                  $15.59           $18.88          1,081,552
    01/01/2007 to 12/31/2007                  $18.88           $21.35          1,401,663
    01/01/2008 to 12/31/2008                  $21.35           $12.29            984,931
    01/01/2009 to 12/31/2009                  $12.29           $14.01            668,798
----------------------------------------------------------------------------------------------
EVERGREEN VA SPECIAL EQUITY FUND
    01/01/2002 to 12/31/2002                      --            $7.44            127,728
    01/01/2003 to 12/31/2003                   $7.44           $11.12            815,621
    01/01/2004 to 12/31/2004                  $11.12           $11.58            702,642
    01/01/2005 to 04/15/2005                  $11.58           $10.31                  0
----------------------------------------------------------------------------------------------
EVERGREEN VA OMEGA FUND
    01/01/2002 to 12/31/2002                      --            $7.78             39,943
    01/01/2003 to 12/31/2003                   $7.78           $10.71            404,789
    01/01/2004 to 12/31/2004                  $10.71           $11.29            570,123
    01/01/2005 to 12/31/2005                  $11.29           $11.53            281,775
    01/01/2006 to 12/31/2006                  $11.53           $12.03            241,307
    01/01/2007 to 12/31/2007                  $12.03           $13.24            249,298
    01/01/2008 to 12/31/2008                  $13.24            $9.48            271,517
    01/01/2009 to 12/31/2009                   $9.48           $13.42            749,780
----------------------------------------------------------------------------------------------
EVERGREEN VA GROWTH FUND
    04/15/2005* to 12/31/2005                  $9.82           $11.44            606,613
    01/01/2006 to 12/31/2006                  $11.44           $12.49            553,827
    01/01/2007 to 12/31/2007                  $12.49           $13.64            604,401
    01/01/2008 to 12/31/2008                  $13.64            $7.90            346,210
    01/01/2009 to 12/31/2009                   $7.90           $10.86            554,304
----------------------------------------------------------------------------------------------
PROFUND VP EUROPE 30
    01/01/2002 to 12/31/2002                      --            $7.93            292,396
    01/01/2003 to 12/31/2003                   $7.93           $10.83          2,116,400
    01/01/2004 to 12/31/2004                  $10.83           $12.17          1,812,435
    01/01/2005 to 12/31/2005                  $12.17           $12.94          1,133,420
    01/01/2006 to 12/31/2006                  $12.94           $14.95          2,790,577
    01/01/2007 to 12/31/2007                  $14.95           $16.85          1,487,885
    01/01/2008 to 12/31/2008                  $16.85            $9.28            649,001
    01/01/2009 to 12/31/2009                   $9.28           $12.07          1,184,717

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
PROFUND VP ASIA 30
    01/01/2002 to 12/31/2002               --            $7.75            281,993
    01/01/2003 to 12/31/2003            $7.75           $12.57            942,605
    01/01/2004 to 12/31/2004           $12.57           $12.30            896,010
    01/01/2005 to 12/31/2005           $12.30           $14.45          1,723,105
    01/01/2006 to 12/31/2006           $14.45           $19.80          3,073,769
    01/01/2007 to 12/31/2007           $19.80           $28.77          2,473,589
    01/01/2008 to 12/31/2008           $28.77           $13.91          1,337,672
    01/01/2009 to 12/31/2009           $13.91           $21.10          1,821,822
---------------------------------------------------------------------------------------
PROFUND VP JAPAN
    01/01/2002 to 12/31/2002               --            $7.24             65,845
    01/01/2003 to 12/31/2003            $7.24            $9.03            426,718
    01/01/2004 to 12/31/2004            $9.03            $9.55            710,879
    01/01/2005 to 12/31/2005            $9.55           $13.31          3,413,954
    01/01/2006 to 12/31/2006           $13.31           $14.51          1,650,266
    01/01/2007 to 12/31/2007           $14.51           $12.85            552,230
    01/01/2008 to 12/31/2008           $12.85            $7.47            553,832
    01/01/2009 to 12/31/2009            $7.47            $8.11            519,793
---------------------------------------------------------------------------------------
PROFUND VP BANKS
    01/01/2002 to 12/31/2002               --            $8.56            101,136
    01/01/2003 to 12/31/2003            $8.56           $10.90             93,067
    01/01/2004 to 12/31/2004           $10.90           $11.98            229,711
    01/01/2005 to 12/31/2005           $11.98           $11.77            351,876
    01/01/2006 to 12/31/2006           $11.77           $13.35            402,883
    01/01/2007 to 12/31/2007           $13.35            $9.55            389,926
    01/01/2008 to 12/31/2008            $9.55            $4.99          2,409,143
    01/01/2009 to 12/31/2009            $4.99            $4.70            746,620
---------------------------------------------------------------------------------------
PROFUND VP BASIC MATERIALS
    01/01/2002 to 12/31/2002               --            $8.46             76,331
    01/01/2003 to 12/31/2003            $8.46           $10.95          1,512,864
    01/01/2004 to 12/31/2004           $10.95           $11.87            529,237
    01/01/2005 to 12/31/2005           $11.87           $11.96            681,690
    01/01/2006 to 12/31/2006           $11.96           $13.58            779,466
    01/01/2007 to 12/31/2007           $13.58           $17.45          2,684,333
    01/01/2008 to 12/31/2008           $17.45            $8.34          1,183,553
    01/01/2009 to 12/31/2009            $8.34           $13.32          1,841,267
---------------------------------------------------------------------------------------
PROFUND VP BIOTECHNOLOGY
    01/01/2002 to 12/31/2002               --            $7.09            130,082
    01/01/2003 to 12/31/2003            $7.09            $9.75            208,971
    01/01/2004 to 12/31/2004            $9.75           $10.52            757,678
    01/01/2005 to 12/31/2005           $10.52           $12.34            697,687
    01/01/2006 to 12/31/2006           $12.34           $11.64            393,923
    01/01/2007 to 12/31/2007           $11.64           $11.31            609,746
    01/01/2008 to 12/31/2008           $11.31           $11.33          1,249,287
    01/01/2009 to 12/31/2009           $11.33           $11.56            355,182

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
PROFUND VP CONSUMER SERVICES
    01/01/2002 to 12/31/2002                   --            $7.25            128,022
    01/01/2003 to 12/31/2003                $7.25            $9.04            136,269
    01/01/2004 to 12/31/2004                $9.04            $9.56            430,620
    01/01/2005 to 12/31/2005                $9.56            $8.97             86,431
    01/01/2006 to 12/31/2006                $8.97            $9.88            192,639
    01/01/2007 to 12/31/2007                $9.88            $8.91             67,292
    01/01/2008 to 12/31/2008                $8.91            $6.01            448,604
    01/01/2009 to 12/31/2009                $6.01            $7.74            295,250
-------------------------------------------------------------------------------------------
PROFUND VP CONSUMER GOODS PORTFOLIO
    01/01/2002 to 12/31/2002                   --            $8.28            148,446
    01/01/2003 to 12/31/2003                $8.28            $9.64             58,425
    01/01/2004 to 12/31/2004                $9.64           $10.36            369,007
    01/01/2005 to 12/31/2005               $10.36           $10.15            161,038
    01/01/2006 to 12/31/2006               $10.15           $11.25            548,567
    01/01/2007 to 12/31/2007               $11.25           $11.90            715,235
    01/01/2008 to 12/31/2008               $11.90            $8.58            609,574
    01/01/2009 to 12/31/2009                $8.58           $10.26            812,567
-------------------------------------------------------------------------------------------
PROFUND VP OIL & GAS
    01/01/2002 to 12/31/2002                   --            $8.71            299,833
    01/01/2003 to 12/31/2003                $8.71           $10.48          1,225,844
    01/01/2004 to 12/31/2004               $10.48           $13.33          1,856,882
    01/01/2005 to 12/31/2005               $13.33           $17.22          2,573,777
    01/01/2006 to 12/31/2006               $17.22           $20.43          2,251,126
    01/01/2007 to 12/31/2007               $20.43           $26.61          2,322,451
    01/01/2008 to 12/31/2008               $26.61           $16.50          1,351,549
    01/01/2009 to 12/31/2009               $16.50           $18.75          1,326,030
-------------------------------------------------------------------------------------------
PROFUND VP FINANCIALS
    01/01/2002 to 12/31/2002                   --            $8.85            221,377
    01/01/2003 to 12/31/2003                $8.85           $11.23            398,159
    01/01/2004 to 12/31/2004               $11.23           $12.19            553,342
    01/01/2005 to 12/31/2005               $12.19           $12.46            616,872
    01/01/2006 to 12/31/2006               $12.46           $14.38            913,872
    01/01/2007 to 12/31/2007               $14.38           $11.44            498,292
    01/01/2008 to 12/31/2008               $11.44            $5.57          2,008,426
    01/01/2009 to 12/31/2009                $5.57            $6.30          1,432,294
-------------------------------------------------------------------------------------------
PROFUND VP HEALTH CARE
    01/01/2002 to 12/31/2002                   --            $7.94            388,508
    01/01/2003 to 12/31/2003                $7.94            $9.17            707,449
    01/01/2004 to 12/31/2004                $9.17            $9.23          1,318,525
    01/01/2005 to 12/31/2005                $9.23            $9.63          2,175,821
    01/01/2006 to 12/31/2006                $9.63            $9.96          2,106,409
    01/01/2007 to 12/31/2007                $9.96           $10.44          2,120,859
    01/01/2008 to 12/31/2008               $10.44            $7.78          1,638,682
    01/01/2009 to 12/31/2009                $7.78            $9.14          1,148,607

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
PROFUND VP INDUSTRIALS
    01/01/2002 to 12/31/2002               --            $7.93             12,642
    01/01/2003 to 12/31/2003            $7.93           $10.01            318,339
    01/01/2004 to 12/31/2004           $10.01           $11.15            253,411
    01/01/2005 to 12/31/2005           $11.15           $11.23            211,678
    01/01/2006 to 12/31/2006           $11.23           $12.33            242,684
    01/01/2007 to 12/31/2007           $12.33           $13.55            708,921
    01/01/2008 to 12/31/2008           $13.55            $7.93            348,521
    01/01/2009 to 12/31/2009            $7.93            $9.68            634,240
---------------------------------------------------------------------------------------
PROFUND VP INTERNET
    01/01/2002 to 12/31/2002               --            $8.57            306,572
    01/01/2003 to 12/31/2003            $8.57           $15.00            206,876
    01/01/2004 to 12/31/2004           $15.00           $17.89            992,879
    01/01/2005 to 12/31/2005           $17.89           $18.90            467,320
    01/01/2006 to 12/31/2006           $18.90           $18.84            200,072
    01/01/2007 to 12/31/2007           $18.84           $20.42            435,015
    01/01/2008 to 12/31/2008           $20.42           $11.08            116,246
    01/01/2009 to 12/31/2009           $11.08           $19.31            507,210
---------------------------------------------------------------------------------------
PROFUND VP PHARMACEUTICALS
    01/01/2002 to 12/31/2002               --            $8.56            136,559
    01/01/2003 to 12/31/2003            $8.56            $8.89            266,978
    01/01/2004 to 12/31/2004            $8.89            $7.93            527,336
    01/01/2005 to 12/31/2005            $7.93            $7.51            515,769
    01/01/2006 to 12/31/2006            $7.51            $8.28            716,678
    01/01/2007 to 12/31/2007            $8.28            $8.33            492,538
    01/01/2008 to 12/31/2008            $8.33            $6.60            588,925
    01/01/2009 to 12/31/2009            $6.60            $7.58            521,245
---------------------------------------------------------------------------------------
PROFUND VP PRECIOUS METALS
    01/01/2002 to 12/31/2002               --            $9.70          1,175,651
    01/01/2003 to 12/31/2003            $9.70           $13.29          1,329,806
    01/01/2004 to 12/31/2004           $13.29           $11.77          1,479,384
    01/01/2005 to 12/31/2005           $11.77           $14.62          2,426,531
    01/01/2006 to 12/31/2006           $14.62           $15.44          2,487,596
    01/01/2007 to 12/31/2007           $15.44           $18.60          3,177,702
    01/01/2008 to 12/31/2008           $18.60           $12.66          2,709,868
    01/01/2009 to 12/31/2009           $12.66           $16.86          2,850,817
---------------------------------------------------------------------------------------
PROFUND VP REAL ESTATE
    01/01/2002 to 12/31/2002               --            $9.86            441,318
    01/01/2003 to 12/31/2003            $9.86           $12.91            462,906
    01/01/2004 to 12/31/2004           $12.91           $16.15          1,816,706
    01/01/2005 to 12/31/2005           $16.15           $16.96            501,989
    01/01/2006 to 12/31/2006           $16.96           $22.10            926,728
    01/01/2007 to 12/31/2007           $22.10           $17.47            505,436
    01/01/2008 to 12/31/2008           $17.47           $10.09            587,638
    01/01/2009 to 12/31/2009           $10.09           $12.69            557,087

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
PROFUND VP SEMICONDUCTOR
    01/01/2002 to 12/31/2002               --            $5.14             93,241
    01/01/2003 to 12/31/2003            $5.14            $9.51            423,958
    01/01/2004 to 12/31/2004            $9.51            $7.15            694,352
    01/01/2005 to 12/31/2005            $7.15            $7.64            746,084
    01/01/2006 to 12/31/2006            $7.64            $6.98            339,250
    01/01/2007 to 12/31/2007            $6.98            $7.35            272,048
    01/01/2008 to 12/31/2008            $7.35            $3.63            166,664
    01/01/2009 to 12/31/2009            $3.63            $5.86            794,698
---------------------------------------------------------------------------------------
PROFUND VP TECHNOLOGY
    01/01/2002 to 12/31/2002               --            $6.03            254,131
    01/01/2003 to 12/31/2003            $6.03            $8.66            497,972
    01/01/2004 to 12/31/2004            $8.66            $8.48            727,580
    01/01/2005 to 12/31/2005            $8.48            $8.45            577,737
    01/01/2006 to 12/31/2006            $8.45            $8.98            673,628
    01/01/2007 to 12/31/2007            $8.98           $10.10          1,668,456
    01/01/2008 to 12/31/2008           $10.10            $5.53            322,313
    01/01/2009 to 12/31/2009            $5.53            $8.78          1,361,950
---------------------------------------------------------------------------------------
PROFUND VP TELECOMMUNICATIONS
    01/01/2002 to 12/31/2002               --            $7.15            272,408
    01/01/2003 to 12/31/2003            $7.15            $7.21            398,350
    01/01/2004 to 12/31/2004            $7.21            $8.19            460,848
    01/01/2005 to 12/31/2005            $8.19            $7.52            456,586
    01/01/2006 to 12/31/2006            $7.52            $9.93          1,277,316
    01/01/2007 to 12/31/2007            $9.93           $10.59          1,098,402
    01/01/2008 to 12/31/2008           $10.59            $6.83            840,295
    01/01/2009 to 12/31/2009            $6.83            $7.21            472,593
---------------------------------------------------------------------------------------
PROFUND VP UTILITIES
    01/01/2002 to 12/31/2002               --            $7.83            521,419
    01/01/2003 to 12/31/2003            $7.83            $9.34            618,427
    01/01/2004 to 12/31/2004            $9.34           $11.13          1,060,939
    01/01/2005 to 12/31/2005           $11.13           $12.37          1,996,877
    01/01/2006 to 12/31/2006           $12.37           $14.51          2,195,309
    01/01/2007 to 12/31/2007           $14.51           $16.52          3,808,582
    01/01/2008 to 12/31/2008           $16.52           $11.26          1,279,942
    01/01/2009 to 12/31/2009           $11.26           $12.27            940,314
---------------------------------------------------------------------------------------
PROFUND VP BULL
    01/01/2002 to 12/31/2002               --            $7.97            954,792
    01/01/2003 to 12/31/2003            $7.97            $9.84          3,563,562
    01/01/2004 to 12/31/2004            $9.84           $10.53          8,215,357
    01/01/2005 to 12/31/2005           $10.53           $10.64          7,846,866
    01/01/2006 to 12/31/2006           $10.64           $11.90          7,031,661
    01/01/2007 to 12/31/2007           $11.90           $12.12          4,013,033
    01/01/2008 to 12/31/2008           $12.12            $7.43          2,963,943
    01/01/2009 to 12/31/2009            $7.43            $9.08          3,113,781

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
PROFUND VP BEAR
    01/01/2002 to 12/31/2002               --           $11.38          1,532,543
    01/01/2003 to 12/31/2003           $11.38            $8.44          1,886,515
    01/01/2004 to 12/31/2004            $8.44            $7.45          1,202,243
    01/01/2005 to 12/31/2005            $7.45            $7.23          2,169,659
    01/01/2006 to 12/31/2006            $7.23            $6.57          1,868,606
    01/01/2007 to 12/31/2007            $6.57            $6.50          1,722,065
    01/01/2008 to 12/31/2008            $6.50            $8.95          2,326,201
    01/01/2009 to 12/31/2009            $8.95            $6.35          1,995,516
---------------------------------------------------------------------------------------
PROFUND VP ULTRABULL
    01/01/2002 to 12/31/2002               --            $6.78            297,435
    01/01/2003 to 12/31/2003            $6.78           $10.20          1,431,345
    01/01/2004 to 12/31/2004           $10.20           $11.76          2,817,803
    01/01/2005 to 12/31/2005           $11.76           $11.87          1,158,024
    01/01/2006 to 12/31/2006           $11.87           $14.36          1,596,920
    01/01/2007 to 12/31/2007           $14.36           $14.24          1,964,725
    01/01/2008 to 12/31/2008           $14.24            $4.57          8,061,341
    01/01/2009 to 12/31/2009            $4.57            $6.50          1,590,074
---------------------------------------------------------------------------------------
PROFUND VP NASDAQ-100
    01/01/2002 to 12/31/2002               --            $6.45          1,346,852
    01/01/2003 to 12/31/2003            $6.45            $9.32          4,445,234
    01/01/2004 to 12/31/2004            $9.32            $9.94          4,885,351
    01/01/2005 to 12/31/2005            $9.94            $9.80          2,467,486
    01/01/2006 to 12/31/2006            $9.80           $10.16          1,764,614
    01/01/2007 to 12/31/2007           $10.16           $11.76          2,265,084
    01/01/2008 to 12/31/2008           $11.76            $6.65          1,171,313
    01/01/2009 to 12/31/2009            $6.65            $9.94          1,813,909
---------------------------------------------------------------------------------------
PROFUND VP SHORT NASDAQ-100
    01/01/2002 to 12/31/2002               --           $11.00            433,181
    01/01/2003 to 12/31/2003           $11.00            $6.78          1,535,439
    01/01/2004 to 12/31/2004            $6.78            $5.93            908,064
    01/01/2005 to 12/31/2005            $5.93            $5.88          2,494,108
    01/01/2006 to 12/31/2006            $5.88            $5.70          1,891,265
    01/01/2007 to 12/31/2007            $5.70            $4.96            860,024
    01/01/2008 to 12/31/2008            $4.96            $7.23            722,924
    01/01/2009 to 12/31/2009            $7.23            $4.22            898,026
---------------------------------------------------------------------------------------
PROFUND VP ULTRANASDAQ-100
    01/01/2002 to 12/31/2002               --            $3.53          1,003,123
    01/01/2003 to 12/31/2003            $3.53            $7.03          3,410,589
    01/01/2004 to 12/31/2004            $7.03            $7.89          6,592,447
    01/01/2005 to 12/31/2005            $7.89            $7.47          4,740,165
    01/01/2006 to 12/31/2006            $7.47            $7.70          2,319,572
    01/01/2007 to 12/31/2007            $7.70            $9.73          4,024,405
    01/01/2008 to 12/31/2008            $9.73            $2.61          3,358,757
    01/01/2009 to 12/31/2009            $2.61            $5.63          1,661,197

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
PROFUND VP MID-CAP VALUE
    01/01/2002 to 12/31/2002               --            $7.66            438,387
    01/01/2003 to 12/31/2003            $7.66           $10.23          1,455,513
    01/01/2004 to 12/31/2004           $10.23           $11.67          2,632,869
    01/01/2005 to 12/31/2005           $11.67           $12.49          2,164,543
    01/01/2006 to 12/31/2006           $12.49           $13.80          1,978,580
    01/01/2007 to 12/31/2007           $13.80           $13.70          1,436,105
    01/01/2008 to 12/31/2008           $13.70            $8.58            733,971
    01/01/2009 to 12/31/2009            $8.58           $11.05          1,398,727
---------------------------------------------------------------------------------------
PROFUND VP MID-CAP GROWTH
    01/01/2002 to 12/31/2002               --            $7.70            439,054
    01/01/2003 to 12/31/2003            $7.70            $9.69          1,009,867
    01/01/2004 to 12/31/2004            $9.69           $10.58          2,220,901
    01/01/2005 to 12/31/2005           $10.58           $11.58          5,059,312
    01/01/2006 to 12/31/2006           $11.58           $11.84          1,594,539
    01/01/2007 to 12/31/2007           $11.84           $13.01          2,101,505
    01/01/2008 to 12/31/2008           $13.01            $7.83          1,117,437
    01/01/2009 to 12/31/2009            $7.83           $10.65          1,903,627
---------------------------------------------------------------------------------------
PROFUND VP ULTRAMID-CAP
    01/01/2002 to 12/31/2002               --            $5.71            477,953
    01/01/2003 to 12/31/2003            $5.71            $9.55          1,112,311
    01/01/2004 to 12/31/2004            $9.55           $11.99          3,106,849
    01/01/2005 to 12/31/2005           $11.99           $13.91          1,935,489
    01/01/2006 to 12/31/2006           $13.91           $15.14          1,588,771
    01/01/2007 to 12/31/2007           $15.14           $15.77          1,072,846
    01/01/2008 to 12/31/2008           $15.77            $5.04          2,684,256
    01/01/2009 to 12/31/2009            $5.04            $8.23          1,356,598
---------------------------------------------------------------------------------------
PROFUND VP SMALL-CAP VALUE
    01/01/2002 to 12/31/2002               --            $7.09            994,778
    01/01/2003 to 12/31/2003            $7.09            $9.39          5,144,632
    01/01/2004 to 12/31/2004            $9.39           $11.10          4,088,760
    01/01/2005 to 12/31/2005           $11.10           $11.35          1,398,441
    01/01/2006 to 12/31/2006           $11.35           $13.11          2,446,357
    01/01/2007 to 12/31/2007           $13.11           $11.96            714,107
    01/01/2008 to 12/31/2008           $11.96            $8.15            838,930
    01/01/2009 to 12/31/2009            $8.15            $9.65            610,084
---------------------------------------------------------------------------------------
PROFUND VP SMALL-CAP GROWTH
    01/01/2002 to 12/31/2002               --            $7.69            772,260
    01/01/2003 to 12/31/2003            $7.69           $10.16          3,868,951
    01/01/2004 to 12/31/2004           $10.16           $11.98          4,677,820
    01/01/2005 to 12/31/2005           $11.98           $12.67          4,579,886
    01/01/2006 to 12/31/2006           $12.67           $13.54          1,643,633
    01/01/2007 to 12/31/2007           $13.54           $13.85            676,467
    01/01/2008 to 12/31/2008           $13.85            $8.99            990,289
    01/01/2009 to 12/31/2009            $8.99           $11.15          1,476,283

                                                                                Number of
                                            Accumulation     Accumulation      Accumulation
                                            Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                             Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------
PROFUND VP ULTRASMALL-CAP
    01/01/2002 to 12/31/2002                       --            $6.14            212,085
    01/01/2003 to 12/31/2003                    $6.14           $12.04          1,702,558
    01/01/2004 to 12/31/2004                   $12.04           $15.52          5,098,565
    01/01/2005 to 12/31/2005                   $15.52           $15.23            816,754
    01/01/2006 to 12/31/2006                   $15.23           $18.87          1,580,595
    01/01/2007 to 12/31/2007                   $18.87           $16.11            527,856
    01/01/2008 to 12/31/2008                   $16.11            $5.36          2,519,397
    01/01/2009 to 12/31/2009                    $5.36            $7.39            747,146
-----------------------------------------------------------------------------------------------
PROFUND VP U.S. GOVERNMENT PLUS
    01/01/2002 to 12/31/2002                       --           $11.56          2,486,854
    01/01/2003 to 12/31/2003                   $11.56           $11.08            731,470
    01/01/2004 to 12/31/2004                   $11.08           $11.79          1,051,158
    01/01/2005 to 12/31/2005                   $11.79           $12.64          2,312,868
    01/01/2006 to 12/31/2006                   $12.64           $11.86            821,668
    01/01/2007 to 12/31/2007                   $11.86           $12.85          2,443,725
    01/01/2008 to 12/31/2008                   $12.85           $18.92          2,696,273
    01/01/2009 to 12/31/2009                   $18.92           $12.54          1,333,606
-----------------------------------------------------------------------------------------------
PROFUND VP RISING RATES OPPORTUNITY
    01/01/2002 to 12/31/2002                       --            $8.02            165,792
    01/01/2003 to 12/31/2003                    $8.02            $7.56          1,817,924
    01/01/2004 to 12/31/2004                    $7.56            $6.63          5,314,528
    01/01/2005 to 12/31/2005                    $6.63            $6.00          3,415,324
    01/01/2006 to 12/31/2006                    $6.00            $6.50          4,567,551
    01/01/2007 to 12/31/2007                    $6.50            $6.06          1,806,294
    01/01/2008 to 12/31/2008                    $6.06            $3.70          2,315,493
    01/01/2009 to 12/31/2009                    $3.70            $4.81          3,128,225
-----------------------------------------------------------------------------------------------
ACCESS VP HIGH YIELD FUND
    05/02/2005* to 12/31/2005                  $10.00           $10.56            899,139
    01/01/2006 to 12/31/2006                   $10.56           $11.38          1,207,864
    01/01/2007 to 12/31/2007                   $11.38           $11.78            898,024
    01/01/2008 to 12/31/2008                   $11.78           $11.04            901,901
    01/01/2009 to 12/31/2009                   $11.04           $12.70            686,444
-----------------------------------------------------------------------------------------------
FIRST TRUST TARGET FOCUS FOUR PORTFOLIO
    01/01/2002 to 12/31/2002                       --            $6.80             19,826
    01/01/2003 to 12/31/2003                    $6.80            $9.16             66,435
    01/01/2004 to 12/31/2004                    $9.16           $10.03             91,924
    01/01/2005 to 12/31/2005                   $10.03            $9.92             87,726
    01/01/2006 to 12/31/2006                    $9.92           $10.15            100,227
    01/01/2007 to 12/31/2007                   $10.15           $10.55            106,856
    01/01/2008 to 12/31/2008                   $10.55            $5.83            190,718
    01/01/2009 to 12/31/2009                    $5.83            $7.38            331,489
-----------------------------------------------------------------------------------------------
GLOBAL DIVIDEND TARGET 15 PORTFOLIO
    01/01/2004 to 12/31/2004                       --           $11.85            311,233
    01/01/2005 to 12/31/2005                   $11.85           $12.84            590,605
    01/01/2006 to 12/31/2006                   $12.84           $17.48          1,507,757
    01/01/2007 to 12/31/2007                   $17.48           $19.49          2,078,809
    01/01/2008 to 12/31/2008                   $19.49           $10.97          1,122,006
    01/01/2009 to 12/31/2009                   $10.97           $15.21            835,629

                                                                          Number of
                                      Accumulation     Accumulation      Accumulation
                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                       Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------
TARGET MANAGED VIP PORTFOLIO
    01/01/2004 to 12/31/2004                 --           $11.32          1,777,316
    01/01/2005 to 12/31/2005             $11.32           $11.94          2,420,874
    01/01/2006 to 12/31/2006             $11.94           $13.10          2,772,210
    01/01/2007 to 12/31/2007             $13.10           $14.10          2,203,754
    01/01/2008 to 12/31/2008             $14.10            $7.65          1,345,285
    01/01/2009 to 12/31/2009              $7.65            $8.51            861,853
-----------------------------------------------------------------------------------------
NASDAQ TARGET 15 PORTFOLIO
    01/01/2004 to 12/31/2004                 --           $10.66             82,809
    01/01/2005 to 12/31/2005             $10.66           $10.83            134,177
    01/01/2006 to 12/31/2006             $10.83           $11.60            199,508
    01/01/2007 to 12/31/2007             $11.60           $13.88            403,709
    01/01/2008 to 12/31/2008             $13.88            $6.71            199,304
    01/01/2009 to 12/31/2009              $6.71            $7.71            140,231
-----------------------------------------------------------------------------------------
S&P TARGET 24 PORTFOLIO
    01/01/2004 to 12/31/2004                 --           $10.75            173,851
    01/01/2005 to 12/31/2005             $10.75           $11.01            304,840
    01/01/2006 to 12/31/2006             $11.01           $11.14            290,152
    01/01/2007 to 12/31/2007             $11.14           $11.42            274,858
    01/01/2008 to 12/31/2008             $11.42            $8.09            259,188
    01/01/2009 to 12/31/2009              $8.09            $9.05            240,776
-----------------------------------------------------------------------------------------
THE DOW DART 10 PORTFOLIO
    01/01/2004 to 12/31/2004                 --           $10.48            155,695
    01/01/2005 to 12/31/2005             $10.48            $9.98            194,864
    01/01/2006 to 12/31/2006              $9.98           $12.32            481,064
    01/01/2007 to 12/31/2007             $12.32           $12.20            235,030
    01/01/2008 to 12/31/2008             $12.20            $8.58            249,670
    01/01/2009 to 12/31/2009              $8.58            $9.61            136,907
-----------------------------------------------------------------------------------------
THE DOW TARGET DIVIDEND PORTFOLIO
    05/02/2005* to 12/31/2005            $10.00            $9.76          1,240,525
    01/01/2006 to 12/31/2006              $9.76           $11.34          2,310,768
    01/01/2007 to 12/31/2007             $11.34           $11.28          2,000,024
    01/01/2008 to 12/31/2008             $11.28            $6.59          1,374,063
    01/01/2009 to 12/31/2009              $6.59            $7.40            996,116
-----------------------------------------------------------------------------------------
VALUE LINE TARGET 25 PORTFOLIO
    01/01/2004 to 12/31/2004                 --           $12.59            389,792
    01/01/2005 to 12/31/2005             $12.59           $14.82          1,068,337
    01/01/2006 to 12/31/2006             $14.82           $15.00          1,119,827
    01/01/2007 to 12/31/2007             $15.00           $17.43          1,173,103
    01/01/2008 to 12/31/2008             $17.43            $7.74          1,027,401
    01/01/2009 to 12/31/2009              $7.74            $8.16            663,617
-----------------------------------------------------------------------------------------
PROFUND VP LARGE-CAP GROWTH
    01/01/2004 to 12/31/2004                 --           $10.37             72,725
    01/01/2005 to 12/31/2005             $10.37           $10.30          2,620,748
    01/01/2006 to 12/31/2006             $10.30           $11.05          2,181,106
    01/01/2007 to 12/31/2007             $11.05           $11.62          2,009,820
    01/01/2008 to 12/31/2008             $11.62            $7.37          1,340,839
    01/01/2009 to 12/31/2009              $7.37            $9.40          1,530,601

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
PROFUND VP LARGE-CAP VALUE
    01/01/2004 to 12/31/2004                                  --           $10.37             159,605
    01/01/2005 to 12/31/2005                              $10.37           $10.51           2,141,309
    01/01/2006 to 12/31/2006                              $10.51           $12.26           4,023,312
    01/01/2007 to 12/31/2007                              $12.26           $12.08           1,984,257
    01/01/2008 to 12/31/2008                              $12.08            $7.07           1,514,949
    01/01/2009 to 12/31/2009                               $7.07            $8.31           1,108,254
----------------------------------------------------------------------------------------------------------
PROFUND VP SHORT MID-CAP
    01/01/2004 to 12/31/2004                                  --            $9.70              39,360
    01/01/2005 to 12/31/2005                               $9.70            $8.64             364,782
    01/01/2006 to 12/31/2006                               $8.64            $8.18             254,207
    01/01/2007 to 12/31/2007                               $8.18            $7.82             131,223
    01/01/2008 to 12/31/2008                               $7.82           $10.14             177,441
    01/01/2009 to 12/31/2009                              $10.14            $6.44             364,588
----------------------------------------------------------------------------------------------------------
PROFUND VP SHORT SMALL-CAP
    01/01/2004 to 12/31/2004                                  --            $9.54             136,809
    01/01/2005 to 12/31/2005                               $9.54            $9.11             220,842
    01/01/2006 to 12/31/2006                               $9.11            $7.90             560,897
    01/01/2007 to 12/31/2007                               $7.90            $8.12           1,000,449
    01/01/2008 to 12/31/2008                               $8.12            $9.92             233,809
    01/01/2009 to 12/31/2009                               $9.92            $6.59             463,501
----------------------------------------------------------------------------------------------------------
PRUDENTIAL SP INTERNATIONAL GROWTH PORTFOLIO
    01/01/2004 to 12/31/2004                                  --           $10.53             269,671
    01/01/2005 to 12/31/2005                              $10.53           $12.05             672,243
    01/01/2006 to 12/31/2006                              $12.05           $14.35             742,865
    01/01/2007 to 12/31/2007                              $14.35           $16.87             828,104
    01/01/2008 to 12/31/2008                              $16.87            $8.25             357,600
    01/01/2009 to 12/31/2009                               $8.25           $11.12             408,047
----------------------------------------------------------------------------------------------------------
AST AGGRESSIVE ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                             $10.00           $10.00             649,828
    01/01/2006 to 12/31/2006                              $10.00           $11.38           5,212,589
    01/01/2007 to 12/31/2007                              $11.38           $12.26           8,022,912
    01/01/2008 to 12/31/2008                              $12.26            $6.95           5,663,091
    01/01/2009 to 12/31/2009                               $6.95            $8.78           9,942,981
----------------------------------------------------------------------------------------------------------
AST CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                             $10.00           $10.01           2,586,013
    01/01/2006 to 12/31/2006                              $10.01           $11.19          23,048,850
    01/01/2007 to 12/31/2007                              $11.19           $12.07          31,465,957
    01/01/2008 to 12/31/2008                              $12.07            $7.73          32,624,883
    01/01/2009 to 12/31/2009                               $7.73            $9.52         118,425,926
----------------------------------------------------------------------------------------------------------
AST ACADEMIC STRATEGIES ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                             $10.00           $10.02           2,726,484
    01/01/2006 to 12/31/2006                              $10.02           $11.01          21,829,919
    01/01/2007 to 12/31/2007                              $11.01           $11.83          30,616,578
    01/01/2008 to 12/31/2008                              $11.83            $7.93          35,995,508
    01/01/2009 to 12/31/2009                               $7.93            $9.70         107,441,591

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST BALANCED ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                                $10.00           $10.03             685,724
    01/01/2006 to 12/31/2006                                 $10.03           $10.90           7,315,279
    01/01/2007 to 12/31/2007                                 $10.90           $11.70          12,873,620
    01/01/2008 to 12/31/2008                                 $11.70            $8.20          24,018,186
    01/01/2009 to 12/31/2009                                  $8.20            $9.95          97,458,970
-------------------------------------------------------------------------------------------------------------
AST PRESERVATION ASSET ALLOCATION PORTFOLIO
    12/05/2005* to 12/31/2005                                $10.00           $10.04             115,215
    01/01/2006 to 12/31/2006                                 $10.04           $10.66           3,303,256
    01/01/2007 to 12/31/2007                                 $10.66           $11.40           7,359,596
    01/01/2008 to 12/31/2008                                 $11.40            $9.02          24,830,005
    01/01/2009 to 12/31/2009                                  $9.02           $10.65          82,197,582
-------------------------------------------------------------------------------------------------------------
AST ADVANCED STRATEGIES PORTFOLIO
    03/20/2006* to 12/31/2006                                $10.00           $10.66           5,258,474
    01/01/2007 to 12/31/2007                                 $10.66           $11.48           8,525,849
    01/01/2008 to 12/31/2008                                 $11.48            $7.93          16,229,117
    01/01/2009 to 12/31/2009                                  $7.93            $9.84          54,720,347
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST BALANCED TARGET PORTFOLIO
    03/20/2006* to 12/31/2006                                $10.00           $10.58           3,781,525
    01/01/2007 to 12/31/2007                                 $10.58           $11.30           7,801,920
    01/01/2008 to 12/31/2008                                 $11.30            $7.28          13,486,356
    01/01/2009 to 12/31/2009                                  $7.28            $8.87          54,387,061
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST CAPITAL APPRECIATION TARGET PORTFOLIO
    03/20/2006* to 12/31/2006                                $10.00           $10.48           3,795,562
    01/01/2007 to 12/31/2007                                 $10.48           $11.49           7,899,326
    01/01/2008 to 12/31/2008                                 $11.49            $6.70          13,640,692
    01/01/2009 to 12/31/2009                                  $6.70            $8.30          93,813,703
-------------------------------------------------------------------------------------------------------------
AST CLS GROWTH ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $11.51             120,901
    01/01/2008 to 12/31/2008                                 $11.51            $7.33           2,184,002
    01/01/2009 to 12/31/2009                                  $7.33            $9.15          23,955,044
-------------------------------------------------------------------------------------------------------------
AST CLS MODERATE ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $10.04              74,936
    01/01/2008 to 12/31/2008                                 $10.04            $7.15           5,507,286
    01/01/2009 to 12/31/2009                                  $7.15            $8.68          39,406,298
-------------------------------------------------------------------------------------------------------------
AST HORIZON GROWTH ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $10.19             157,014
    01/01/2008 to 12/31/2008                                 $10.19            $6.94           1,952,838
    01/01/2009 to 12/31/2009                                  $6.94            $8.65          25,271,257
-------------------------------------------------------------------------------------------------------------
AST HORIZON MODERATE ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $10.17              39,143
    01/01/2008 to 12/31/2008                                 $10.17            $7.58           3,825,075
    01/01/2009 to 12/31/2009                                  $7.58            $9.20          36,241,046
-------------------------------------------------------------------------------------------------------------
AST NIEMANN CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00           $10.00              50,892
    01/01/2008 to 12/31/2008                                 $10.00            $7.16           2,156,002
    01/01/2009 to 12/31/2009                                  $7.16            $8.54          18,482,649
-------------------------------------------------------------------------------------------------------------
AST WESTERN ASSET CORE PLUS BOND PORTFOLIO
    11/19/2007* to 12/31/2007                                $10.00            $9.98             213,630
    01/01/2008 to 12/31/2008                                  $9.98            $9.30           4,064,760
    01/01/2009 to 12/31/2009                                  $9.30           $10.21          12,750,275

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST GLOBAL REAL ESTATE PORTFOLIO
    07/21/2008* to 12/31/2008                                $10.18            $6.11             100,170
    01/01/2009 to 12/31/2009                                  $6.11            $8.12           1,148,210
-------------------------------------------------------------------------------------------------------------
AST PARAMETRIC EMERGING MARKETS EQUITY PORTFOLIO
    07/21/2008* to 12/31/2008                                $10.10            $5.57             126,548
    01/01/2009 to 12/31/2009                                  $5.57            $9.13           6,599,316
-------------------------------------------------------------------------------------------------------------
AST FOCUS FOUR PLUS PORTFOLIO
    07/21/2008* to 12/31/2008                                $10.00            $7.47           1,469,632
    01/01/2009 to 11/13/2009                                  $7.47            $8.36                   0
-------------------------------------------------------------------------------------------------------------
FRANKLIN TEMPLETON VIP FOUNDING FUNDS ALLOCATION FUND
    05/01/2008* to 12/31/2008                                $10.08            $6.64           5,636,967
    01/01/2009 to 12/31/2009                                  $6.64            $8.50          51,503,013
-------------------------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP VALUE PORTFOLIO
    11/16/2009* to 12/31/2009                                $10.15           $10.30              58,774
-------------------------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP GROWTH PORTFOLIO
    11/16/2009* to 12/31/2009                                $10.08           $10.29             141,417

 *  Denotes the start date of these sub-accounts

                                     ASL II
                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                   PROSPECTUS

  ACCUMULATION UNIT VALUES: WITH HD GRO 60 BPS AND COMBO 5%/HAV 80 BPS OR GRO
                PLUS 2008 60 BPS AND COMBO 5%/HAV 80 BPS (3.05%)

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN GROWTH & INCOME PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.12           $12.12             5,259
------------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE LARGE-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.99           $13.07             5,649
------------------------------------------------------------------------------------------------------------
AST AMERICAN CENTURY INCOME & GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.08           $12.38            11,520
------------------------------------------------------------------------------------------------------------
AST SCHRODERS MULTI ASSET WORLD STRATEGIES PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.08           $12.30            20,952
------------------------------------------------------------------------------------------------------------
AST MONEY MARKET PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.00            $9.80            61,155
------------------------------------------------------------------------------------------------------------
AST COHEN & STEERS REALTY PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.61           $14.41             3,009
------------------------------------------------------------------------------------------------------------
AST UBS DYNAMIC ALPHA PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.08           $11.59            20,757
------------------------------------------------------------------------------------------------------------
AST DEAM LARGE-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.10           $12.67             3,083
------------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN SMALL-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.93           $11.99             1,364
------------------------------------------------------------------------------------------------------------
AST HIGH YIELD PORTFOLIO
    05/01/2009 to 12/31/2009                                $10.02           $12.43             5,092
------------------------------------------------------------------------------------------------------------
AST FEDERATED AGGRESSIVE GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                                 $9.98           $12.90             3,606

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST MID-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.99           $13.14            12,399
--------------------------------------------------------------------------------------------------------
AST SMALL-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.98           $12.85               758
--------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS CONCENTRATED GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.05           $12.75             5,300
--------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.06           $13.39            10,087
--------------------------------------------------------------------------------------------------------
AST GOLDMAN SACHS SMALL-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.95           $12.67            11,393
--------------------------------------------------------------------------------------------------------
AST LARGE-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.06           $12.65               573
--------------------------------------------------------------------------------------------------------
AST LORD ABBETT BOND-DEBENTURE PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.03           $12.00             1,494
--------------------------------------------------------------------------------------------------------
AST MARSICO CAPITAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.01           $12.63            10,541
--------------------------------------------------------------------------------------------------------
AST MFS GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.03           $12.07            12,013
--------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.98           $12.28             2,880
--------------------------------------------------------------------------------------------------------
AST NEUBERGER BERMAN/LSV MID-CAP VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.13           $13.62             1,324
--------------------------------------------------------------------------------------------------------
AST SMALL-CAP GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.01           $13.05             1,009
--------------------------------------------------------------------------------------------------------
AST PIMCO LIMITED MATURITY BOND PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.99           $10.41            10,719
--------------------------------------------------------------------------------------------------------
AST PIMCO TOTAL RETURN BOND PORTFOLIO
    05/01/2009 to 12/31/2009                             $9.98           $10.98           109,219
--------------------------------------------------------------------------------------------------------
AST ALLIANCEBERNSTEIN CORE VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.10           $12.82               240
--------------------------------------------------------------------------------------------------------
AST QMA US EQUITY ALPHA PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.08           $12.72                56
--------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE NATURAL RESOURCES PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.30           $13.66            22,188
--------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.04           $12.06            43,885
--------------------------------------------------------------------------------------------------------
AST INTERNATIONAL VALUE PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.12           $13.01             2,413
--------------------------------------------------------------------------------------------------------
AST MFS GLOBAL EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.07           $13.28             9,929
--------------------------------------------------------------------------------------------------------
AST JPMORGAN INTERNATIONAL EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.13           $13.50             6,659
--------------------------------------------------------------------------------------------------------
AST T. ROWE PRICE GLOBAL BOND PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.02           $11.03             7,216
--------------------------------------------------------------------------------------------------------
AST INTERNATIONAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.14           $13.18             2,490
--------------------------------------------------------------------------------------------------------
AST AGGRESSIVE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.06           $12.68            35,658
--------------------------------------------------------------------------------------------------------
AST CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                            $10.04           $12.23            88,371

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST ACADEMIC STRATEGIES ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $12.13            20,597
-------------------------------------------------------------------------------------------------------------
AST BALANCED ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $11.96           104,004
-------------------------------------------------------------------------------------------------------------
AST PRESERVATION ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $11.53           117,847
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST BALANCED TARGET PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.01           $12.21            40,030
-------------------------------------------------------------------------------------------------------------
AST FIRST TRUST CAPITAL APPRECIATION TARGET PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.98           $12.07            33,032
-------------------------------------------------------------------------------------------------------------
AST ADVANCED STRATEGIES PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $12.33            33,933
-------------------------------------------------------------------------------------------------------------
AST CLS GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.05           $12.26             8,395
-------------------------------------------------------------------------------------------------------------
AST CLS MODERATE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $11.86            24,557
-------------------------------------------------------------------------------------------------------------
AST HORIZON GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.04           $12.17            20,236
-------------------------------------------------------------------------------------------------------------
AST HORIZON MODERATE ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.02           $11.78             8,173
-------------------------------------------------------------------------------------------------------------
AST NIEMANN CAPITAL GROWTH ASSET ALLOCATION PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.03           $11.89             9,882
-------------------------------------------------------------------------------------------------------------
AST WESTERN ASSET CORE PLUS BOND PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.99           $10.68               608
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2015
    05/01/2009 to 12/31/2009                                  $9.96            $9.92                 0
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2018
    05/01/2009 to 12/31/2009                                  $9.92            $9.61                 0
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2019
    05/01/2009 to 12/31/2009                                  $9.91            $9.51                 0
-------------------------------------------------------------------------------------------------------------
AST GLOBAL REAL ESTATE PORTFOLIO
    05/01/2009 to 12/31/2009                                  $9.86           $13.84             5,212
-------------------------------------------------------------------------------------------------------------
AST PARAMETRIC EMERGING MARKETS EQUITY PORTFOLIO
    05/01/2009 to 12/31/2009                                 $10.05           $14.70               544
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2016
    05/01/2009 to 12/31/2009                                  $9.94            $9.54            10,856
-------------------------------------------------------------------------------------------------------------
AST BOND PORTFOLIO 2020
    05/01/2009 to 12/31/2009                                  $9.88            $9.19                 0
-------------------------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP VALUE PORTFOLIO
    11/16/2009* to 12/31/2009                                $10.14           $10.28                 0
-------------------------------------------------------------------------------------------------------------
AST JENNISON LARGE-CAP GROWTH PORTFOLIO
    11/16/2009* to 12/31/2009                                $10.08           $10.27                 0
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA GROWTH FUND
    05/01/2009 to 12/31/2009                                 $10.04           $12.55                 0
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA INTERNATIONAL EQUITY FUND
    05/01/2009 to 12/31/2009                                 $10.05           $12.65                96
-------------------------------------------------------------------------------------------------------------
EVERGREEN VA OMEGA FUND
    05/01/2009 to 12/31/2009                                  $9.89           $12.76               471
-------------------------------------------------------------------------------------------------------------
FRANKLIN TEMPLETON VIP FOUNDING FUNDS ALLOCATION FUND
    05/01/2009 to 12/31/2009                                 $10.07           $12.74            43,424

                                                                                     Number of
                                                 Accumulation     Accumulation      Accumulation
                                                 Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                  Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------
PRUDENTIAL SP INTERNATIONAL GROWTH PORTFOLIO
    05/01/2009 to 12/31/2009                        $10.14           $13.32                0
----------------------------------------------------------------------------------------------------
GARTMORE NVIT DEVELOPING MARKETS FUND
    05/01/2009 to 12/31/2009                        $10.12           $14.41            3,106
----------------------------------------------------------------------------------------------------
THE DOW DART 10 PORTFOLIO
    05/01/2009 to 12/31/2009                        $10.14           $13.21                0
----------------------------------------------------------------------------------------------------
FIRST TRUST TARGET FOCUS FOUR PORTFOLIO
    05/01/2009 to 12/31/2009                        $10.10           $13.19                0
----------------------------------------------------------------------------------------------------
GLOBAL DIVIDEND TARGET 15 PORTFOLIO
    05/01/2009 to 12/31/2009                        $10.06           $14.39              685
----------------------------------------------------------------------------------------------------
S&P TARGET 24 PORTFOLIO
    05/01/2009 to 12/31/2009                        $10.00           $11.93                0
----------------------------------------------------------------------------------------------------
TARGET MANAGED VIP PORTFOLIO
    05/01/2009 to 12/31/2009                        $10.00           $12.22                0
----------------------------------------------------------------------------------------------------
THE DOW TARGET DIVIDEND PORTFOLIO
    05/01/2009 to 12/31/2009                        $10.05           $13.63                0
----------------------------------------------------------------------------------------------------
PROFUND VP ASIA 30
    05/01/2009 to 12/31/2009                        $10.20           $13.92                0
----------------------------------------------------------------------------------------------------
PROFUND VP BANKS
    05/01/2009 to 12/31/2009                         $9.77           $12.43                0
----------------------------------------------------------------------------------------------------
PROFUND VP BEAR
    05/01/2009 to 12/31/2009                         $9.94            $7.28            1,686
----------------------------------------------------------------------------------------------------
PROFUND VP BASIC MATERIALS
    05/01/2009 to 12/31/2009                        $10.15           $14.20              347
----------------------------------------------------------------------------------------------------
PROFUND VP BULL
    05/01/2009 to 12/31/2009                        $10.05           $12.58                0
----------------------------------------------------------------------------------------------------
PROFUND VP CONSUMER SERVICES
    05/01/2009 to 12/31/2009                         $9.95           $12.22                0
----------------------------------------------------------------------------------------------------
PROFUND VP CONSUMER GOODS PORTFOLIO
    05/01/2009 to 12/31/2009                        $10.03           $12.49                0
----------------------------------------------------------------------------------------------------
PROFUND VP OIL & GAS
    05/01/2009 to 12/31/2009                        $10.30           $11.85              404
----------------------------------------------------------------------------------------------------
PROFUND VP EUROPE 30
    05/01/2009 to 12/31/2009                        $10.15           $13.55                0
----------------------------------------------------------------------------------------------------
PROFUND VP FINANCIALS
    05/01/2009 to 12/31/2009                         $9.83           $12.79              834
----------------------------------------------------------------------------------------------------
PROFUND VP U.S. GOVERNMENT PLUS
    05/01/2009 to 12/31/2009                         $9.89            $8.85            1,341
----------------------------------------------------------------------------------------------------
PROFUND VP HEALTH CARE
    05/01/2009 to 12/31/2009                         $9.98           $12.70                0
----------------------------------------------------------------------------------------------------
PROFUND VP INDUSTRIALS
    05/01/2009 to 12/31/2009                        $10.11           $12.70                0
----------------------------------------------------------------------------------------------------
PROFUND VP JAPAN
    05/01/2009 to 12/31/2009                        $10.22           $11.29                0
----------------------------------------------------------------------------------------------------
PROFUND VP PRECIOUS METALS
    05/01/2009 to 12/31/2009                        $10.01           $13.59                0
----------------------------------------------------------------------------------------------------
PROFUND VP MID-CAP GROWTH
    05/01/2009 to 12/31/2009                         $9.99           $12.58            1,273
----------------------------------------------------------------------------------------------------
PROFUND VP MID-CAP VALUE
    05/01/2009 to 12/31/2009                         $9.92           $12.68                0

                                                                               Number of
                                           Accumulation     Accumulation      Accumulation
                                           Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                            Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------
PROFUND VP PHARMACEUTICALS
    05/01/2009 to 12/31/2009                  $10.02           $13.00                0
----------------------------------------------------------------------------------------------
PROFUND VP REAL ESTATE
    05/01/2009 to 12/31/2009                   $9.62           $13.94                0
----------------------------------------------------------------------------------------------
PROFUND VP RISING RATES OPPORTUNITY
    05/01/2009 to 12/31/2009                  $10.11           $10.16            2,366
----------------------------------------------------------------------------------------------
PROFUND VP NASDAQ-100
    05/01/2009 to 12/31/2009                  $10.01           $12.96                0
----------------------------------------------------------------------------------------------
PROFUND VP SMALL-CAP GROWTH
    05/01/2009 to 12/31/2009                  $10.01           $12.50                0
----------------------------------------------------------------------------------------------
PROFUND VP SHORT NASDAQ-100
    05/01/2009 to 12/31/2009                   $9.99            $7.05                0
----------------------------------------------------------------------------------------------
PROFUND VP SMALL-CAP VALUE
    05/01/2009 to 12/31/2009                   $9.96           $12.32            1,307
----------------------------------------------------------------------------------------------
PROFUND VP TELECOMMUNICATIONS
    05/01/2009 to 12/31/2009                  $10.15           $10.95            1,469
----------------------------------------------------------------------------------------------
PROFUND VP ULTRAMID-CAP
    05/01/2009 to 12/31/2009                   $9.94           $15.92                0
----------------------------------------------------------------------------------------------
PROFUND VP UTILITIES
    05/01/2009 to 12/31/2009                  $10.23           $12.17              875
----------------------------------------------------------------------------------------------
PROFUND VP LARGE-CAP GROWTH
    05/01/2009 to 12/31/2009                  $10.07           $12.56                0
----------------------------------------------------------------------------------------------
PROFUND VP LARGE-CAP VALUE
    05/01/2009 to 12/31/2009                  $10.03           $12.61            1,267
----------------------------------------------------------------------------------------------
AIM V.I. DYNAMICS FUND
    05/01/2009 to 12/31/2009                  $10.04           $13.06              637
----------------------------------------------------------------------------------------------
AIM V.I. FINANCIAL SERVICES FUND
    05/01/2009 to 12/31/2009                  $10.00           $13.90            2,477
----------------------------------------------------------------------------------------------
AIM V.I. GLOBAL HEALTH CARE
    05/01/2009 to 12/31/2009                   $9.95           $12.67              410
----------------------------------------------------------------------------------------------
WELLS FARGO ADVANTAGE VT EQUITY INCOME
    05/01/2009 to 12/31/2009                  $10.09           $12.19              329

 *  Denotes the start date of these sub-accounts

              APPENDIX B - CALCULATION OF OPTIONAL DEATH BENEFITS

 EXAMPLES OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT CALCULATION The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced Beneficiary Protection Optional Death Benefit is as follows:

 Growth    =      Account Value of variable        minus      purchase payments -
                investment options plus Interim             proportional withdrawals
                  Value of Fixed Allocations
                       (no MVA applies)

 Example with market increase
 Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the "Growth" under the Annuity.

                    Growth                           =                       $75,000 - [$50,000 - $0]
                                                     =                       $25,000

                    Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
                                                     =                       $25,000 * 0.40
                                                     =                       $10,000

                    Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
                                                     =                       $85,000

 Examples with market decline
 Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the "Growth" under the Annuity.

                    Growth                           =                       $45,000 - [$50,000 - $0]
                                                     =                       $-5,000

                    Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
                                                                             NO BENEFIT IS PAYABLE

                    Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
                                                     =                       $50,000

 IN THIS EXAMPLE YOU WOULD RECEIVE NO ADDITIONAL BENEFIT FROM PURCHASING THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT.

 Example with market increase and withdrawals
 Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the "Growth" under the Annuity.

       Growth               =              $90,000 - [$50,000 - ($50,000 * $15,000/$75,000)]
                            =              $90,000 - [$50,000 - $10,000]
                            =              $90,000 - $40,000
                            =              $50,000

       Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
                            =              $50,000 * 0.40
                            =              $20,000

              Benefit Payable under Basic Death Benefit PLUS
              Enhanced Beneficiary Protection Optional Death
              Benefit

                                  =    $110,000

 EXAMPLES OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION
 The following are examples of how the Highest Anniversary Value Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

 Example with market increase and death before Death Benefit Target Date
 Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

 Example with withdrawals
 Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit.

 Highest Anniversary Value    =    $90,000 - [$90,000 * $15,000/$75,000]
                              =    $90,000 - $18,000
                              =    $72,000

 Basic Death Benefit          =    max [$80,000, $50,000 - ($50,000 * $15,000/$75,000)]
                              =    max [$80,000, $40,000]
                              =    $80,000

 The Death Benefit therefore is $80,000.

 Example with death after Death Benefit Target Date
 Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

 Highest Anniversary Value    =    $80,000 + $15,000 - [($80,000 + $15,000) * $5,000/$70,000]
                              =    $80,000 + $15,000 - $6,786
                              =    $88,214

 Basic Death Benefit          =    max [$75,000, ($50,000 + $15,000) - {($50,000 + $15,000) * $5,000/$70,000}]
                              =    max [$75,000, $60,357]
                              =    $75,000

 The Death Benefit therefore is $88,214.

 EXAMPLES OF COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION
 The following are examples of how the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

 EXAMPLE WITH MARKET INCREASE AND DEATH BEFORE DEATH BENEFIT TARGET DATE
 Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the 7/th/ anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $75,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).

 EXAMPLE WITH WITHDRAWALS
 Assume that the Owner made a withdrawal of $5,000 on the 6/th/ anniversary of the Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6/th/ anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the 7/th/ annuity year is equal to 5% of the Roll-Up Value as of the 6/th/ anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7/th/ anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2nd anniversary of the Issue Date was $70,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit.

 Roll-Up Value                =    {(67,005 - $3,350) - [($67,005 - $3,350) * $1,650/($45,000 - $3,350)]} * 1.05
                              =    ($63,655 - $2,522) * 1.05
                              =    $64,190

 Highest Anniversary Value    =    $70,000 - [$70,000 * $5,000/$45,000]
                              =    $70,000 - $7,778
                              =    $62,222

 Basic Death Benefit          =    max [$43,000, $50,000 - ($50,000 * $5,000/$45,000)]
                              =    max [$43,000, $44,444]
                              =    $44,444

 The Death Benefit therefore is $64,190.

 Example with death after Death Benefit Target Date
 Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner's 80/th/ birthday) is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit as of the Death Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

 Roll-Up Value                =    $81,445 + $15,000 - [($81,445 + 15,000) * $5,000/$70,000]
                              =    $81,445 + $15,000 - $6,889
                              =    $89,556

 Highest Anniversary Value    =    $85,000 + $15,000 - [($85,000 + 15,000) * $5,000/$70,000]
                              =    $85,000 + $15,000 - $7,143
                              =    $92,857

 Basic Death Benefit          =    max [$75,000, $50,000 + $15,000 - {(50,000 + $15,000) * $5,000/$70,000}]
                              =    max [$75,000, $60,357]
                              =    $75,000

 The Death Benefit therefore is $92,857.

 EXAMPLES OF HIGHEST DAILY VALUE DEATH BENEFIT CALCULATION
 The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date.

 Example with market increase and death before Death Benefit Target Date
 Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest Daily Value was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value or the basic Death Benefit. The Death Benefit would be the HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

 Example with withdrawals
 Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal) or the basic Death Benefit.

 Highest Daily Value    =    $90,000 - [$90,000 * $15,000/$75,000]
                        =    $90,000 - $18,000
                        =    $72,000

 Basic Death Benefit    =    max [$80,000, $50,000 - ($50,000 * $15,000/$75,000)]
                        =    max [$80,000, $40,000]
                        =    $80,000

 The Death Benefit therefore is $80,000.

 Example with death after Death Benefit Target Date
 Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Daily Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Daily Value on the Death Benefit Target Date plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

 Highest Daily Value    =    $80,000 + $15,000 - [($80,000 + $15,000) * $5,000/$70,000]
                        =    $80,000 + $15,000 - $6,786
                        =    $88,214

 Basic Death Benefit    =    max [$75,000, ($50,000 + $15,000) - {($50,000 + $15,000) * $5,000/$70,000}]
                        =    max [$75,000, $60,357]
                        =    $75,000

 The Death Benefit therefore is $88,214.

 APPENDIX C - ADDITIONAL INFORMATION ON ASSET ALLOCATION PROGRAM (THIS APPLIES
                           SOLELY TO ASL II AND XT6)

 PROGRAM RULES
   . Prior to December 5, 2005, you could elect an asset allocation program where the Sub-accounts for each asset class in each model portfolio were designated based on an evaluation of available Sub-accounts. Effective December 5, 2005, you can no longer enroll in an asset allocation program, but you will be permitted to remain in the program if you enrolled prior to the date. These Program Rules reflect how the asset allocation program will be administered as of December 5, 2005 for those Owners who have chosen to remain in their program. Asset allocation is a sophisticated method of diversification that allocates assets among asset classes in order to manage investment risk and potentially enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss.

 HOW THE ASSET ALLOCATION PROGRAM WORKS
   . Amounts will automatically be allocated in accordance with the percentages and to Sub-accounts indicated for the model portfolio that you previously chose. If you allocate your Account Value or transfer your Account Value among any Sub-accounts that are outside of your model portfolio, we will allocate these amounts according to the allocation percentages of the applicable model portfolio upon the next rebalancing. You will not be permitted to change from one model portfolio to another. Upon each rebalance, 100% of your Account Value allocated to the variable Sub-accounts will be allocated to the asset allocation program. Any Account Value not invested in the Sub-accounts will not be part of the program.

   . ADDITIONAL PURCHASE PAYMENTS: Unless otherwise requested, any additional Purchase Payments applied to the variable Sub-accounts in the Annuity will be allocated to the Sub-accounts according to the allocation percentages for the model portfolio you chose. Allocation of additional Purchase Payments outside of your model portfolio but into a Sub-account, will be reallocated according to the allocation percentages of the applicable model portfolio upon the next rebalancing.

   . REBALANCING YOUR MODEL PORTFOLIO: Changes in the value of the Sub-account will cause your Account Value allocated to the Sub-accounts to vary from the percentage allocations of the model portfolio you select. By selecting the asset allocation program, you have directed us to periodically (e.g., quarterly) rebalance your Account Value allocated to the Sub-accounts in accordance with the percentage allocations assigned to each Sub-account within your model portfolio at the time you elected the program or had later been modified with your consent. Some asset allocation programs will only require that a rebalancing occur when the percent of your Account Value allocated to the Sub-accounts are outside of the acceptable range permitted under such asset allocation program. Note - Any Account Value not invested in the Sub-accounts will not be affected by any rebalance.

   . SUB-ACCOUNT CHANGES WITHIN THE MODEL PORTFOLIOS: From time to time there may be a change in a Sub-account within your model portfolio. Unless directed by you or your Financial Professional to reallocate to the new Sub-account, rebalancing will continue in accordance with your unchanged model portfolio, unless the Sub-account is no longer available under your Annuity. If the Sub-account is no longer available we will notify you. If you do not consent to the new Sub-account, your lack of consent will be deemed a request to terminate the asset allocation program and the provisions under "Termination or Modification of the Asset Allocation Program" will apply.

   . OWNER CHANGES IN CHOICE OF MODEL PORTFOLIO: You may not change from the model portfolio that you have elected to any other model portfolio.

 TERMINATION OR MODIFICATION OF THE ASSET ALLOCATION PROGRAM:
   . You may request to terminate your asset allocation program at any time. Once you terminate your asset allocation program, you will not be permitted to re-enroll in the program. Any termination will be effective on the date that Prudential Annuities receives your termination request in good order. If you are enrolled in certain optional benefits, termination of your asset allocation program must coincide with (i) the enrollment in a then currently available and approved asset allocation program or other approved option, or (ii) the allocation of your entire account value to the then required investment option(s) available with these benefits. However, if you are enrolled in certain optional benefits, you may terminate the benefit in order to then terminate your asset allocation program. Prudential Annuities reserves the right to terminate or modify the asset allocation program at any time.

 RESTRICTIONS ON ELECTING THE ASSET ALLOCATION:
   . You cannot participate in auto-rebalancing or a DCA program while enrolled in an asset allocation program and Systematic Withdrawals can only be made as flat dollar amounts.

 APPENDIX D - DESCRIPTION AND CALCULATION OF PREVIOUSLY OFFERED OPTIONAL DEATH
               BENEFITS (THIS APPLIES SOLELY TO ASL II AND XT6)

 If you purchased your Annuity before November 18, 2002 and were not a resident of the State of New York, the following optional death benefits were offered:

 ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT
 The Enhanced Beneficiary Protection Optional Death Benefit can provide additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

 THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT PROVIDES A BENEFIT THAT IS PAYABLE IN ADDITION TO THE BASIC DEATH BENEFIT. If the Annuity has one Owner, the Owner must be age 75 or less at the time the benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 75 or less. If the Annuity is owned by an entity, the Annuitant must be age 75 or less.

 CALCULATION OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT
 If you purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

 1. the basic Death Benefit described above
    PLUS
 2. 50% of the "DEATH BENEFIT AMOUNT" less Purchase Payments reduced by proportional withdrawals.

 "DEATH BENEFIT AMOUNT" includes your Account Value and any amounts added to your Account Value under the Annuity's basic Death Benefit when the Death Benefit is calculated. Under the basic Death Benefit, amounts are added to your Account Value when the Account Value is less than Purchase Payments minus proportional withdrawals.

 "PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn.

      The amount calculated in Items 1 & 2 above may be reduced by any Credits under certain circumstances.

 THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS SUBJECT TO A MAXIMUM OF 50% OF ALL PURCHASE PAYMENTS APPLIED TO THE ANNUITY AT LEAST 12 MONTHS PRIOR TO THE DEATH OF THE DECEDENT THAT TRIGGERS THE PAYMENT OF THE DEATH BENEFIT.

 PLEASE REFER TO THE SECTION ENTITLED "TAX CONSIDERATIONS" FOR A DISCUSSION OF SPECIAL TAX CONSIDERATIONS FOR PURCHASERS OF THIS BENEFIT.

 NOTE: YOU MAY NOT ELECT THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IF YOU HAVE ELECTED ANY OTHER OPTIONAL DEATH BENEFIT.

 GUARANTEED MINIMUM DEATH BENEFIT
 If the Annuity has one Owner, the Owner must be age 80 or less at the time the optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 80 or less. If the Annuity is owned by an entity, the Annuitant must be age 80 or less.

 KEY TERMS USED WITH THE GUARANTEED MINIMUM DEATH BENEFIT

   . The Death Benefit Target Date is the contract anniversary on or after the 80/th/ birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.
   . The Highest Anniversary Value equals the highest of all previous "Anniversary Values" on or before the earlier of the Owner's date of death and the "Death Benefit Target Date".
   . The Anniversary Value is the Account Value as of each anniversary of the Issue Date plus the sum of all Purchase Payments on or after such anniversary less the sum of all "Proportional Reductions" since such anniversary.
   . A Proportional Reduction is a reduction to the value being measured caused by a withdrawal, equaling the percentage of the withdrawal as compared to the Account Value as of the date of the withdrawal. For example, if your Account Value is $10,000 and you withdraw $2,000 (a 20% reduction), we will reduce both your Anniversary Value and the amount determined by Purchase Payments increasing at the appropriate interest rate by 20%.

 CALCULATION OF GUARANTEED MINIMUM DEATH BENEFIT
 The Guaranteed Minimum Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

 If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greatest of:

 1. the Account Value in the Sub-accounts plus the Interim Value of any Fixed Allocations (no MVA) as of the date we receive in writing "due proof of death"; and

 2. the sum of all Purchase Payments minus the sum of all Proportional Reductions, each increasing daily until the Owner's date of death at a rate of 5.0%, subject to a limit of 200% of the difference between the sum of all Purchase Payments and the sum of all withdrawals as of the Owner's date of death; and

 3. the "Highest Anniversary Value" on or immediately preceding the Owner's date of death.

 The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any Proportional Reductions since such date. The amount calculated in Items 1 & 3 above may be reduced by any Credits under certain circumstances.

 If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

 1. the Account Value as of the date we receive in writing "due proof of death" (an MVA may be applicable to amounts in any Fixed Allocations); and

 2. the greater of Item 2 & 3 above on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all Proportional Reductions since the Death Benefit Target Date.

 The amount calculated in Item 1 above may be reduced by any Credits under certain circumstances.

 ANNUITIES WITH JOINT OWNERS
 For Annuities with Joint Owners, the Death Benefit is calculated as shown above except that the age of the oldest of the Joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of the Annuity and continue the contract instead of receiving the Death Benefit.

 ANNUITIES OWNED BY ENTITIES
 For Annuities owned by an entity, the Death Benefit is calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable).

 CAN I TERMINATE THE OPTIONAL DEATH BENEFITS? DO THE OPTIONAL DEATH BENEFITS TERMINATE UNDER OTHER CIRCUMSTANCES?
 You can terminate the Enhanced Beneficiary Protection Optional Death Benefit and the Guaranteed Minimum Death Benefit at any time. Upon termination, you will be required to pay a pro-rata portion of the annual charge for the benefit. Both optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations.

 WHAT ARE THE CHARGES FOR THE OPTIONAL DEATH BENEFITS?
 We deduct a charge from your Account Value if you elect to purchase either optional Death Benefit. The Enhanced Beneficiary Protection Death Benefit costs 0.25% of Account Value. The Guaranteed Minimum Death Benefit costs 0.30% of the current Death Benefit. The charges for these death benefits are deducted in arrears each Annuity Year. No charge applies after the Annuity Date. We deduct the charge:

 1. on each anniversary of the Issue Date;

 2. when Account Value is transferred to our general account prior to the Annuity Date;

 3. if you surrender your Annuity; and

 4. if you choose to terminate the benefit (Enhanced Beneficiary Protection Optional Death Benefit only)

 If you surrender the Annuity, elect to begin receiving annuity payments or terminate the benefit on a date other than an anniversary of the Issue Date, the charge will be prorated. During the first year after the Issue Date, the charge will be prorated from the Issue Date. In all subsequent years, it would be prorated from the last anniversary of the Issue Date.

 We first deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from the Fixed Allocations to the extent there is insufficient Account Value in the variable investment options to pay the charge. If your Annuity's Account Value is insufficient to pay the charge, we may deduct your remaining Account Value and terminate your Annuity. We will notify you if your Account Value is insufficient to pay the charge and allow you to submit an additional Purchase Payment to continue your Annuity.

 Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

ADDITIONAL CALCULATIONS

 EXAMPLES OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT CALCULATION The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made and that no withdrawals are made prior to the Owner's death. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options.

      NOTE: The examples below do not include Credits which may be recovered by Prudential Annuities under certain circumstances.

 EXAMPLE WITH MARKET INCREASE
 Assume that the Owner's Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value less the amount of any Credits applied within 12-months prior to the date of death, whichever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 50% of the "Death Benefit Amount" less Purchase Payments reduced by proportional withdrawals.

           Purchase Payments               =           $50,000
           Account Value                   =           $75,000
           Basic Death Benefit             =           $75,000
           Death Benefit Amount            =           $75,000 - $50,000 = $25,000

           Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit
                                           =           $75,000 + $12,500 = $87,500

 EXAMPLES WITH MARKET DECLINE
 Assume that the Owner's Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value less the amount of any Credits applied within 12-months prior to the date of death, whichever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS 50% of the "Death Benefit Amount" less Purchase Payments reduced by proportional withdrawals.

              Purchase Payments                =             $50,000
              Account Value                    =             $40,000
              Basic Death Benefit              =             $50,000
              Death Benefit Amount             =             $50,000 - $50,000 = $0

              Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit
                                               =             $50,000 + $0 = $50,000

 IN THIS EXAMPLE YOU WOULD RECEIVE NO ADDITIONAL BENEFIT FROM PURCHASING THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT.

 EXAMPLES OF GUARANTEED MINIMUM DEATH BENEFIT CALCULATION
 The following are examples of how the Guaranteed Minimum Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made and that no withdrawals are made prior to the Owner's death. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options.

      NOTE: The examples below do not include Credits which may be recovered by Prudential Annuities under certain circumstances.

 EXAMPLE OF MARKET INCREASE
 Assume that the Owner's Account Value has generally been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $90,000. The Highest Anniversary Value at the end of any previous period is $72,000. The Death Benefit would be the Account Value ($90,000) because it is greater than the Highest Anniversary Value ($72,000) or the sum of prior Purchase Payments increased by 5.0% annually ($73,872.77).

 EXAMPLE OF MARKET DECREASE
 Assume that the Owner's Account Value generally increased until the fifth anniversary but generally has been decreasing since the fifth contract anniversary. On the date we receive due proof of death, the Account Value is $48,000. The Highest Anniversary Value at the end of any previous period is $54,000. The Death Benefit would be the sum of prior Purchase Payments increased by 5.0% annually ($73,872.77) because it is greater than the Highest Anniversary Value ($54,000) or the Account Value ($48,000).

 EXAMPLE OF MARKET INCREASE FOLLOWED BY DECREASE
 Assume that the Owner's Account Value increased significantly during the first six years following the Issue Date. On the sixth anniversary date the Account Value is $90,000. During the seventh Annuity Year, the Account Value increases to as high as $100,000 but then subsequently falls to $80,000 on the date we receive due proof of death. The Death Benefit would be the Highest Anniversary Value at the end of any previous period ($90,000), which occurred on the sixth anniversary, although the Account Value was higher during the subsequent period. The Account Value on the date we receive due proof of death ($80,000) is lower, as is the sum of all prior Purchase Payments increased by 5.0% annually ($73,872.77).

       APPENDIX E - SELECTING THE VARIABLE ANNUITY THAT'S RIGHT FOR YOU

 Prudential Annuities Life Assurance Corporation offers several deferred variable annuity products. Each annuity has different features and benefits that may be appropriate for you based on your individual financial situation and how you intend to use the annuity. Not all of these annuities may be available to you, depending on your state of residence and/or the broker-dealer through which your annuity was sold. You can verify which of these annuities is available to you by speaking to your Financial Professional or calling 1-888-PRU-2888.

 The different features and benefits may include variations on your ability to access funds in your Annuity without the imposition of a withdrawal charge as well as different ongoing fees and charges you pay to stay in the contract. Additionally, differences may exist on various optional benefits such as guaranteed living benefits or death benefit protection.

 Among the factors you should consider when choosing which annuity product may be most appropriate for your individual needs are the following:
..   Your age;
..   The amount of your investment and any planned future deposits into the
    Annuity;
..   How long you intend to hold the Annuity (also referred to as investment time horizon);
..   Your desire to make withdrawals from the Annuity, and the timing thereof;
..   Your investment return objectives;
..   The effect of optional benefits that may be elected,
..   The value of being able to "lock-in" growth in your Annuity after the initial withdrawal charge period for purposes of calculating the death benefit payable from the Annuity; and
..   Your desire to minimize costs and/or maximize return associated with the
    Annuity.

 The following chart outlines some of the different features for each Annuity sold through this prospectus. The availability of optional features, such as those noted in the chart, may increase the cost of the Annuity. Therefore you should carefully consider which features you plan to use when selecting your Annuity. You should also consider the investment objectives, risks, charges and expenses of an investment carefully before investing.

 In addition, the hypothetical illustrations below reflect the account value and Surrender Value of each variable annuity over a variety of holding periods. These charts are meant to reflect how your Annuities can grow or decrease depending on market conditions and the comparable value of each of the Annuities (which reflects the charges associated with the Annuities) under the assumptions noted.

 You can compare the costs of each Annuity by examining the section in this prospectus entitled "Summary of Contract Fees and Charges." For example, XT6 has the highest contingent deferred sales charge ("CDSC") and has an Insurance charge/Distribution charge that is the same as the Insurance charge of ASL II (in Annuity Years 1-10). However, XT6 offers purchase credits that the other Annuities do not. AS Cornerstone has the lowest Insurance Charge, but does not offer purchase credits. ASL II does not have any CDSC, but does not offer a purchase credit (like XT6). As you can see, there are trade-offs associated with the costs and benefits provided by each of the Annuities. In choosing the Annuity to purchase, you should consider which features are most important to you, and whether the associated costs offer the greatest value to you.

 PRUDENTIAL ANNUITIES' ANNUITY PRODUCT COMPARISON. Below is a summary of Prudential Annuities' annuity products sold through this prospectus. You should consider the investment objectives, risks, charges and expenses of an investment in any Annuity carefully before investing. The prospectus for the Annuities as well as the underlying portfolio prospectuses contain this and other information about the variable annuities and underlying investment options. Your registered Financial Professional can provide you with prospectuses for the Annuities and the underlying portfolios and can guide you through Selecting the Variable Annuity That's Right for you, and help you decide upon the Annuity that would be most advantageous for you given your individual needs. Please read the prospectuses carefully before investing. NOTE THAT NOT ALL OF THE OPTIONAL BENEFITS LISTED ARE CURRENTLY OFFERED.

                                                  ASL II                               AS Cornerstone
---------------------------------------------------------------------------------------------------------------------------
Minimum Investment                        $15,000                                       $10,000
---------------------------------------------------------------------------------------------------------------------------
Maximum Issue Age                         85                                            85
---------------------------------------------------------------------------------------------------------------------------
Contingent Deferred Sales Charge          None                                          7 Years (7%, 6%, 5%, 4%, 3%,
 Schedule                                                                               2%, 1%)
---------------------------------------------------------------------------------------------------------------------------
Insurance and Distribution Charge         1.65%                                         1.15%

---------------------------------------------------------------------------------------------------------------------------
Annual Maintenance Fee                    Lesser of $35 or 2% of Account                Lesser of $35 or 2% of Account
                                          Value (if Account Value is less               Value (if Account Value is less
                                          than $100,000)                                than $100,000)
---------------------------------------------------------------------------------------------------------------------------
Contract Credit                           No                                            No










---------------------------------------------------------------------------------------------------------------------------
Fixed Allocation (early                   Fixed Allocation Available                    Fixed Allocation Not Available
 withdrawals are subject to a             (currently offering durations of:
 Market Value Adjustment)                 1,2,3,5,7,10 years)
---------------------------------------------------------------------------------------------------------------------------
Variable Investment Options               See "Investment Options" section              See "Investment Options" section
                                          of Prospectus. Not all options                of Prospectus. Not all options
                                          available with certain optional               available with certain optional
                                          benefits.                                     benefits.
---------------------------------------------------------------------------------------------------------------------------
Basic Death Benefit                       The greater of: Purchase Payments             The greater of: Purchase
                                          less proportional withdrawals or              Payments less proportional
                                          the sum of your Account Value in              withdrawals or account value (no
                                          the Sub-accounts and your Interim             MVA Applied).
                                          Value in the Fixed Allocations

---------------------------------------------------------------------------------------------------------------------------
Optional Death Benefits (for an           Enhanced Beneficiary Protection               EBP II, HDV, HAV, Combo 5%
 additional cost)                         (EBPII), Highest Daily Value                  Roll-up/HAV
                                          (HDV), Highest Anniversary
                                          Value (HAV), Combo 5% Roll
                                          Up/HAV
---------------------------------------------------------------------------------------------------------------------------
Living Benefits (for an additional        GRO/GRO Plus, GRO Plus 2008,                  HD GRO, GRO Plus 2008,
 cost)                                    HD GRO, Guaranteed Minimum                    GMWB, GMIB, Lifetime Five,
                                          Withdrawal Benefit (GMWB),                    Spousal Lifetime Five, Highest
                                          Guaranteed Minimum Income                     Daily Lifetime Seven, Spousal
                                          Benefit (GMIB), Lifetime Five,                Highest Daily Lifetime Seven
                                          Spousal Lifetime Five, Highest                (including the "Plus" versions)
                                          Daily Lifetime Five, Highest Daily            GRO Plus II, HD GRO II,
                                          Lifetime Seven, Spousal Highest               Highest Daily 6 Plus,
                                          Daily Lifetime Seven (including               Spousal Highest Daily 6 Plus
                                          the "Plus" versions) GRO Plus II,
                                          Highest Daily GRO II,
                                          Highest Daily 6 Plus
                                          Spousal Highest Daily 6 Plus
---------------------------------------------------------------------------------------------------------------------------
Annuity Rewards                           Not Available                                 Available after initial withdrawal
                                                                                        period
---------------------------------------------------------------------------------------------------------------------------

                                              XTra Credit SIX
--------------------------------------------------------------------------------------
Minimum Investment                                $10,000
--------------------------------------------------------------------------------------
Maximum Issue Age                                 75
--------------------------------------------------------------------------------------
Contingent Deferred Sales Charge                  10 Years (9%, 9%, 8%, 7%, 6%,
 Schedule                                         5%, 4%, 3%, 2%, 1%)
--------------------------------------------------------------------------------------
Insurance and Distribution Charge                 1.65% years 1-10; 0.65% years
                                                  11+
--------------------------------------------------------------------------------------
Annual Maintenance Fee                            Lesser of $35 or 2% of Account
                                                  Value

--------------------------------------------------------------------------------------
Contract Credit                                   Yes. The amount of the credit
                                                  applied to a Purchase Payment is
                                                  based on the year the Purchase
                                                  Payment is received, for the first 6
                                                  years of the contract as follows:
                                                  the credit percentages for each
                                                  year, starting with the first, are
                                                  6.50%, 5.00%, 4.00%, 3.00%,
                                                  2.00%, and 1.00%. Recaptured in
                                                  certain circumstances. (Above
                                                  figures applicable to new issues).
--------------------------------------------------------------------------------------
Fixed Allocation (early                           Fixed Allocation Available
 withdrawals are subject to a                     (currently offering durations of:
 Market Value Adjustment)                         1,2,3,5,7,10 years)
--------------------------------------------------------------------------------------
Variable Investment Options                       See "Investment Options" section
                                                  of Prospectus. Not all options
                                                  available with certain optional
                                                  benefits.
--------------------------------------------------------------------------------------
Basic Death Benefit                               The greater of: Purchase Payments
                                                  less proportional withdrawals or
                                                  account value (no MVA Applied)
                                                  less an amount equal to the credits
                                                  applied within the 12 months prior
                                                  to date of death.
--------------------------------------------------------------------------------------
Optional Death Benefits (for an                   EBP II, HDV, HAV, Combo 5%
 additional cost)                                 Roll-up /HAV



--------------------------------------------------------------------------------------
Living Benefits (for an additional                GRO/GRO Plus, GRO Plus 2008,
 cost)                                            HD GRO, GMWB, GMIB,
                                                  Lifetime Five, Spousal Lifetime
                                                  Five, Highest Daily Lifetime Five,
                                                  Highest Daily Lifetime Seven,
                                                  Spousal Highest Daily Lifetime
                                                  Seven (including the "Plus"
                                                  versions) GRO Plus II,
                                                  HD GRO II, Highest Daily 6 Plus,
                                                  Spousal Highest Daily 6 Plus



--------------------------------------------------------------------------------------
Annuity Rewards                                   Available after initial withdrawal
                                                  period
--------------------------------------------------------------------------------------

 HYPOTHETICAL ILLUSTRATION
 The following examples outline the value of each Annuity as well as the amount that would be available to an investor as a result of full surrender at the end of each of the Annuity years specified. The values shown below are based on the following assumptions:

 An initial investment of $100,000 is made into each Annuity earning a gross rate of return of 0%, 6% and 10% respectively.

..   No subsequent deposits or withdrawals are made from the Annuity.
..   The hypothetical gross rates of return are reduced by the arithmetic average of the fees and expenses of the underlying portfolios and the charges that are deducted from the Annuity at the Separate Account level as follows:

..   1.21% (for ASL II, AS Cornerstone, and XT6) based on the fees and expenses of the underlying portfolios as of December 31, 2009. The arithmetic average of all fund expenses is computed by adding portfolio management fees, 12b-1 fees and other expenses of all of the underlying portfolios and then dividing by the number of portfolios. For purposes of the illustrations, we do not reflect any expense reimbursements or expense waivers that might apply and are described in the prospectus fee table.
..   The Separate Account level charges include the Insurance Charge and
    Distribution Charge (as applicable).
..   The Account Value and Surrender Value are further reduced by the annual maintenance fee. For XTra Credit SIX, the Account Value and Surrender Value also reflect the addition of any applicable credits.

             ------------------------------------------------------------------------
             0% Gross Rate of Return 6% Gross Rate of Return 10% Gross Rate of Return
               AS Cornerstone          AS Cornerstone          AS Cornerstone
             ------------------------------------------------------------------------
             Net rate of return      Net rate of return      Net rate of return
             All Years    -2.35%     All Years     3.51%     All Years      7.42%
        -----------------------------------------------------------------------------
              Account    Surrender    Account    Surrender    Account     Surrender
        Year   Value       Value       Value       Value       Value        Value
        -----------------------------------------------------------------------------
          1   97,660      89,160      103,503      95,003     107,398       98,898
        -----------------------------------------------------------------------------
          2   95,335      88,335      107,140     100,140     115,366      108,366
        -----------------------------------------------------------------------------
          3   93,064      86,564      110,904     104,404     123,926      117,426
        -----------------------------------------------------------------------------
          4   90,847      84,847      114,800     108,800     133,120      127,120
        -----------------------------------------------------------------------------
          5   88,681      83,681      118,833     113,833     142,997      137,997
        -----------------------------------------------------------------------------
          6   87,055      83,055      123,525     119,525     154,143      150,143
        -----------------------------------------------------------------------------
          7   84,978      81,978      127,865     124,865     165,580      162,580
        -----------------------------------------------------------------------------
          8   82,950      80,950      132,357     130,357     177,864      175,864
        -----------------------------------------------------------------------------
          9   80,970      80,970      137,007     137,007     191,061      191,061
        -----------------------------------------------------------------------------
         10   79,036      79,036      141,820     141,820     205,236      205,236
        -----------------------------------------------------------------------------
         11   77,148      77,148      146,802     146,802     220,463      220,463
        -----------------------------------------------------------------------------
         12   75,304      75,304      151,960     151,960     236,820      236,820
        -----------------------------------------------------------------------------
         13   73,503      73,503      157,298     157,298     254,391      254,391
        -----------------------------------------------------------------------------
         14   71,744      71,744      162,824     162,824     273,265      273,265
        -----------------------------------------------------------------------------
         15   70,027      70,027      168,545     168,545     293,539      293,539
        -----------------------------------------------------------------------------
         16   68,350      68,350      174,466     174,466     315,317      315,317
        -----------------------------------------------------------------------------
         17   66,712      66,712      180,595     180,595     338,712      338,712
        -----------------------------------------------------------------------------
         18   65,113      65,113      186,940     186,940     363,842      363,842
        -----------------------------------------------------------------------------
         19   63,551      63,551      193,507     193,507     390,836      390,836
        -----------------------------------------------------------------------------
         20   62,026      62,026      200,305     200,305     419,834      419,834
        -----------------------------------------------------------------------------
         21   60,536      60,536      207,342     207,342     450,982      450,982
        -----------------------------------------------------------------------------
         22   59,082      59,082      214,627     214,627     484,442      484,442
        -----------------------------------------------------------------------------
         23   57,662      57,662      222,167     222,167     520,385      520,385
        -----------------------------------------------------------------------------
         24   56,275      56,275      229,972     229,972     558,993      558,993
        -----------------------------------------------------------------------------
         25   54,920      54,920      238,051     238,051     600,467      600,467
        -----------------------------------------------------------------------------

 ASSUMPTIONS:

 a. $100,000 initial investment

 b. Fund Expenses = 1.21%

 c. No optional death benefits or living benefits elected

 d. Annuity was issued on or after February 13, 2006

 e. Surrender value assumes surrender 2 days before policy anniversary

              ------------------------------------------------------------------------
              0% Gross Rate of Return 6% Gross Rate of Return 10% Gross Rate of Return
               Xtra Credit SIX         Xtra Credit SIX         Xtra Credit SIX
              ------------------------------------------------------------------------
              Net rate of return      Net rate of return      Net rate of return
              Yrs 1-10     -2.84%     Yrs 1-10      2.99%     Yrs 1-10      6.88%
              Yrs 11+      -1.85%     Yrs 11+       4.04%     Yrs 11+       7.96%
         -----------------------------------------------------------------------------
              Account     Surrender   Account     Surrender   Account     Surrender
         Year  Value        Value      Value        Value      Value        Value
         -----------------------------------------------------------------------------
           1  103,484      94,484     109,675      100,675    113,802      104,802
         -----------------------------------------------------------------------------
           2  100,511      91,511     112,918      103,918    121,590      112,590
         -----------------------------------------------------------------------------
           3   97,622      89,622     116,257      108,257    129,913      121,913
         -----------------------------------------------------------------------------
           4   94,816      87,816     119,697      112,697    138,808      131,808
         -----------------------------------------------------------------------------
           5   92,089      86,089     123,239      117,239    148,315      142,315
         -----------------------------------------------------------------------------
           6   89,439      84,439     126,888      121,888    158,476      153,476
         -----------------------------------------------------------------------------
           7   86,865      82,865     130,645      126,645    169,335      165,335
         -----------------------------------------------------------------------------
           8   84,364      81,364     134,515      131,515    180,941      177,941
         -----------------------------------------------------------------------------
           9   81,934      79,934     138,500      136,500    193,345      191,345
         -----------------------------------------------------------------------------
          10   79,573      78,573     142,605      141,605    206,602      205,602
         -----------------------------------------------------------------------------
          11   78,063      78,063     148,321      148,321    223,009      223,009
         -----------------------------------------------------------------------------
          12   76,583      76,583     154,272      154,272    240,729      240,729
         -----------------------------------------------------------------------------
          13   75,130      75,130     160,463      160,463    259,860      259,860
         -----------------------------------------------------------------------------
          14   73,704      73,704     166,904      166,904    280,514      280,514
         -----------------------------------------------------------------------------
          15   72,305      72,305     173,605      173,605    302,812      302,812
         -----------------------------------------------------------------------------
          16   70,931      70,931     180,576      180,576    326,886      326,886
         -----------------------------------------------------------------------------
          17   69,583      69,583     187,829      187,829    352,877      352,877
         -----------------------------------------------------------------------------
          18   68,260      68,260     195,375      195,375    380,938      380,938
         -----------------------------------------------------------------------------
          19   66,961      66,961     203,225      203,225    411,233      411,233
         -----------------------------------------------------------------------------
          20   65,687      65,687     211,393      211,393    443,940      443,940
         -----------------------------------------------------------------------------
          21   64,436      64,436     219,890      219,890    479,252      479,252
         -----------------------------------------------------------------------------
          22   63,208      63,208     228,730      228,730    517,375      517,375
         -----------------------------------------------------------------------------
          23   62,003      62,003     237,926      237,926    558,534      558,534
         -----------------------------------------------------------------------------
          24   60,820      60,820     247,494      247,494    602,970      602,970
         -----------------------------------------------------------------------------
          25   59,659      59,659     257,449      257,449    650,945      650,945
         -----------------------------------------------------------------------------

 ASSUMPTIONS:

 a. $100,000 initial investment

 b. Fund Expenses = 1.21%

 c. No optional death benefits or living benefits elected

 d. Annuity was issued on or after February 13, 2006

 e. Surrender value assumes surrender 2 days before Annuity anniversary

             ------------------------------------------------------------------------
             0% Gross Rate of Return 6% Gross Rate of Return 10% Gross Rate of Return
                   ASL II                  ASL II                  ASL II
             ------------------------------------------------------------------------
             Net rate of return      Net rate of return      Net rate of return
             All years    -2.84%     All years     2.99%     All years      6.88%
        -----------------------------------------------------------------------------
              Account    Surrender    Account    Surrender    Account     Surrender
        Year   Value       Value       Value       Value       Value        Value
        -----------------------------------------------------------------------------
          1   97,168      97,168      102,981     102,981     106,856      106,856
        -----------------------------------------------------------------------------
          2   94,374      94,374      106,060     106,060     114,204      114,204
        -----------------------------------------------------------------------------
          3   91,660      91,660      109,231     109,231     122,057      122,057
        -----------------------------------------------------------------------------
          4   89,023      89,023      112,496     112,496     130,449      130,449
        -----------------------------------------------------------------------------
          5   86,460      86,460      115,859     115,859     139,419      139,419
        -----------------------------------------------------------------------------
          6   83,971      83,971      119,323     119,323     149,005      149,005
        -----------------------------------------------------------------------------
          7   81,552      81,552      122,890     122,890     159,251      159,251
        -----------------------------------------------------------------------------
          8   79,202      79,202      126,564     126,564     170,201      170,201
        -----------------------------------------------------------------------------
          9   76,919      76,919      130,348     130,348     181,904      181,904
        -----------------------------------------------------------------------------
         10   74,700      74,700      134,245     134,245     194,411      194,411
        -----------------------------------------------------------------------------
         11   72,544      72,544      138,258     138,258     207,779      207,779
        -----------------------------------------------------------------------------
         12   70,450      70,450      142,391     142,391     222,066      222,066
        -----------------------------------------------------------------------------
         13   68,415      68,415      146,648     146,648     237,335      237,335
        -----------------------------------------------------------------------------
         14   66,438      66,438      151,032     151,032     253,654      253,654
        -----------------------------------------------------------------------------
         15   64,517      64,517      155,548     155,548     271,095      271,095
        -----------------------------------------------------------------------------
         16   62,651      62,651      160,198     160,198     289,735      289,735
        -----------------------------------------------------------------------------
         17   60,838      60,838      164,987     164,987     309,657      309,657
        -----------------------------------------------------------------------------
         18   59,076      59,076      169,919     169,919     330,949      330,949
        -----------------------------------------------------------------------------
         19   57,364      57,364      174,999     174,999     353,705      353,705
        -----------------------------------------------------------------------------
         20   55,701      55,701      180,231     180,231     378,026      378,026
        -----------------------------------------------------------------------------
         21   54,085      54,085      185,619     185,619     404,019      404,019
        -----------------------------------------------------------------------------
         22   52,515      52,515      191,168     191,168     431,799      431,799
        -----------------------------------------------------------------------------
         23   50,990      50,990      196,883     196,883     461,489      461,489
        -----------------------------------------------------------------------------
         24   49,507      49,507      202,769     202,769     493,221      493,221
        -----------------------------------------------------------------------------
         25   48,067      48,067      208,831     208,831     527,135      527,135
        -----------------------------------------------------------------------------

 ASSUMPTIONS:

 a. $100,000 initial investment

 b. Fund Expenses = 1.21%

 c. No optional death benefits or living benefits elected

 d. Surrender value assumes surrender 2 days before Annuity anniversary

  APPENDIX F - FORMULA UNDER HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT (THIS
                       APPLIES SOLELY TO ASL II AND XT6)

 We set out below the current formula under which we may transfer amounts between the variable investment options and the Benefit Fixed Rate Account. Upon your election of Highest Daily Lifetime Five, we will not alter the formula that applies to your Annuity. However, as discussed in the "Living Benefits" section, we reserve the right to modify this formula with respect to those who elect Highest Daily Lifetime Five in the future.

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:
   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Five benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

   .   L - the target value as of the current Valuation Day.

   .   r - the target ratio.

   . a - the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factors that we use currently are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3%. Each number in the table "a" factors (which appears below) represents a factor, which when multiplied by the Highest Daily Annual Income Amount, projects our total liability for the purpose of asset transfers under the guarantee.

   . Q - age based factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factor is currently set equal to 1.

   .   V - the total value of all Permitted Sub-accounts in the Annuity.

   .   F - the total value of all Benefit Fixed Rate Account allocations.

   . I - the income value prior to the first withdrawal. The income value is equal to what the Highest Daily Annual Income Amount would be if the first withdrawal were taken on the date of calculation. After the first withdrawal the income value equals the greater of the Highest Daily Annual Income Amount, the quarterly step-up amount times the annual income percentage, and the Account Value times the annual income percentage.

   .   T - the amount of a transfer into or out of the Benefit Fixed Rate
       Account.

   . I% - annual income amount percentage. This factor is established on the Effective Date and is not changed for the life of the guarantee. Currently, this percentage is equal to 5%

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

                              L    =    I * Q * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

                      Target Ratio r    =    (L - F) / V.

       . If r ((greater than)) C\\u\\, assets in the Permitted Sub-accounts are transferred to Benefit Fixed Rate Account.

       . If r ((less than)) C\\l\\, and there are currently assets in the Benefit Fixed Rate Account (F ((greater than)) 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

 The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    {Min(V, [L - F - V * C\\t\\] / (1 - C\\t\\))}    T(greater than)0, Money moving from the Permitted
                                                            Sub-accounts to the Benefit Fixed Rate Account
 T    =    {Min(F, [L - F - V * C\\t\\] / (1 - C\\t\\))}    T(less than)0, Money moving from the Benefit Fixed Rate
                                                            Account to the Permitted Sub-accounts]

 EXAMPLE:
 MALE AGE 65 CONTRIBUTES $100,000 INTO THE PERMITTED SUB ACCOUNTS AND THE VALUE DROPS TO $92,300 DURING YEAR ONE, END OF DAY ONE. A TABLE OF VALUES FOR "A" APPEARS BELOW.

 TARGET VALUE CALCULATION:

                         L    =    I * Q * a
                              =    5000.67 * 1 * 15.34
                              =    76,710.28

 TARGET RATIO:

                     r    =    (L - F) / V
                          =    (76,710.28 - 0) / 92,300.00
                          =    83.11%

 SINCE R (GREATER THAN) CU ( BECAUSE 83.11% (GREATER THAN) 83%) A TRANSFER INTO THE BENEFIT FIXED RATE ACCOUNT OCCURS.

 T    =    { Min ( V, [ L - F - V * Ct] / ( 1 - Ct))}
      =    { Min ( 92,300.00, [ 76,710.28 - 0 - 92,300.00 * 0.80] / ( 1 - 0.80))}
      =    { Min ( 92,300.00, 14,351.40 )}
      =    14,351.40

 FORMULA FOR CONTRACTS WITH 90% CAP FEATURE

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

                              L    =    I * Q * a

 If you elect this feature, the following replaces the "Transfer Calculation" section above.

 TRANSFER CALCULATION:
 The following formula, which is set on the effective date of this feature and is not changed for the life of the guarantee, determines when a transfer is required: On the effective date of this feature (and only on the effective date of this feature), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the Benefit Fixed Rate
 Account:

         If (F / (V + F) (greater than) .90) then T = F - (V + F) * .90

 If T is greater than $0 as described above, then an amount equal to T is transferred from the Benefit Fixed Rate Account and allocated to the permitted Sub-accounts, no additional transfer calculations are performed on the effective date, and future transfers to the Benefit Fixed Rate Account will not occur at least until there is first a transfer out of the Benefit Fixed Rate Account.

 On each Valuation Day thereafter (including the effective date of this feature provided F / (V + F) (less than)= .90), the following asset transfer calculation is performed

                      Target Ratio r    =    (L - F) / V

   . If r (greater than) C\\u\\, assets in the Permitted Sub-accounts are transferred to the Benefit Fixed Rate Account (subject to the 90% cap rule described above).

   . If r (less than) C\\l\\ and there are currently assets in the Benefit Fixed Rate Account (F (greater than) 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

 The following formula, which is set on the Effective Date of this feature and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    Min(MAX (0, (0.90 * (V + F)) - F), [L - F - V *    Money is transferred from the elected Permitted
           C\\t\\] / (1 - C\\t\\))                            Sub-accounts to Benefit Fixed Rate Account
 T    =    Min(F, - [L - F - V * C\\t\\] / (1 - C\\t\\)),     Money is transferred from the Benefit Fixed Rate
                                                              Account to the Permitted Sub-accounts

                 AGE 65 "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

       Months
 Years   1      2     3     4     5     6     7     8     9    10    11    12
 ----- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
   1   15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
   2   14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
   3   14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
   4   14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
   5   13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
   6   13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
   7   12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
   8   12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
   9   11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
  10   11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
  11   10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
  12   10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
  13   10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
  14    9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
  15    9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
  16    8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
  17    8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
  18    8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
  19    7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
  20    7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
  21    6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
  22    6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
  23    6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
  24    5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
  25    5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
  26    5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
  27    4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
  28    4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
  29    4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
  30    4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06
  31    4.04   4.02  4.00  3.98  3.97  3.95  3.93  3.91  3.90  3.88  3.86  3.84
  32    3.83   3.81  3.79  3.78  3.76  3.74  3.72  3.71  3.69  3.67  3.66  3.64
  33    3.62   3.61  3.59  3.57  3.55  3.54  3.52  3.50  3.49  3.47  3.45  3.44
  34    3.42   3.40  3.39  3.37  3.35  3.34  3.32  3.30  3.29  3.27  3.25  3.24
  35    3.22   3.20  3.18  3.17  3.15  3.13  3.12  3.10  3.08  3.07  3.05  3.03
  36    3.02   3.00  2.98  2.96  2.95  2.93  2.91  2.90  2.88  2.86  2.85  2.83
  37    2.81   2.79  2.78  2.76  2.74  2.73  2.71  2.69  2.68  2.66  2.64  2.62
  38    2.61   2.59  2.57  2.56  2.54  2.52  2.51  2.49  2.47  2.45  2.44  2.42
  39    2.40   2.39  2.37  2.35  2.34  2.32  2.30  2.29  2.27  2.25  2.24  2.22
  40    2.20   2.19  2.17  2.15  2.14  2.12  2.11  2.09  2.07  2.06  2.04  2.02
  41    2.01   1.84  1.67  1.51  1.34  1.17  1.00  0.84  0.67  0.50  0.33  0.17

 * The values set forth in this table are applied to all ages, and apply whether or not the 90% cap is elected.

   APPENDIX G - ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE
                                  DEPARTMENT

                                               ASL II NY                              AS Cornerstone NY
----------------------------------------------------------------------------------------------------------------------------------
Minimum Investment                         $15,000                                             $10,000
----------------------------------------------------------------------------------------------------------------------------------
Maximum Issue Age                          Annuitant 85;                                       Annuitant 85
                                           Oldest Owner 85                                     Oldest Owner 85
----------------------------------------------------------------------------------------------------------------------------------
Contingent Deferred Sales Charge           None                                                7 Years
 Schedule                                                                                      (7%, 6%, 5%, 4%, 3%, 2%, 1%)
                                                                                               (Applied to Purchase Payments
                                                                                               based on the inception date of the
                                                                                               Annuity)
----------------------------------------------------------------------------------------------------------------------------------
Insurance Charge                           1.65%                                               1.15%
----------------------------------------------------------------------------------------------------------------------------------
Distribution Charge                        N/A                                                 N/A

----------------------------------------------------------------------------------------------------------------------------------
Annual Maintenance Fee                     Lesser of $30 or 2% of Account                      Lesser of $30 or 2% of Account
                                           Value Waived for Account Values                     Value Waived for Account
                                           exceeding $100,000                                  Values exceeding $100,000
----------------------------------------------------------------------------------------------------------------------------------
Transfer Fee                               $10 after twenty in any annuity                     $10 after twenty in any annuity
                                           year. May be increased to $15                       year. May be increased to $15
                                           after eight in any annuity year                     after eight in any annuity year
----------------------------------------------------------------------------------------------------------------------------------
Contract Credit                            No                                                  No








----------------------------------------------------------------------------------------------------------------------------------
Fixed Allocation (If available,            Fixed Allocations Available                         Fixed Allocations Not Available
 early withdrawals are subject to          (Currently offering durations of:
 a Market Value Adjustment)                5, 7, and 10 years) The MVA
 ("MVA")                                   formula for NY is [(1+I)/ (1+J)]
                                           N/365 The MVA formula does not
                                           apply during the 30 day period
                                           immediately before the end of the
                                           Guarantee Period.
----------------------------------------------------------------------------------------------------------------------------------
Variable Investment Options                All options generally available                     All options generally available
                                           except where restrictions apply                     except where restrictions apply
                                           when certain riders are purchased.                  when certain riders are
                                           ProFund Portfolios are restricted.                  purchased.


----------------------------------------------------------------------------------------------------------------------------------
Basic Death Benefit                        The greater of: Purchase Payments                   The greater of: Purchase
                                           less proportional withdrawals or                    Payments less proportional
                                           Account Value (variable) plus                       withdrawals or Account Value
                                           Interim Value (fixed). (No MVA                      (variable) plus Interim Value
                                           applied)                                            (fixed). (No MVA applied)

----------------------------------------------------------------------------------------------------------------------------------
Optional Death Benefits (for an            Highest Anniversary Value (HAV)                     HAV
 additional cost)/1/
----------------------------------------------------------------------------------------------------------------------------------

                                            XTra Credit SIX NY
-------------------------------------------------------------------------------------
Minimum Investment                               $10,000
-------------------------------------------------------------------------------------
Maximum Issue Age                                Annuitant 85
                                                 Oldest Owner 75
-------------------------------------------------------------------------------------
Contingent Deferred Sales Charge                 10 Years
 Schedule                                        (9%, 9%, 8%, 7%, 6%, 5%, 4%,
                                                 3%, 2%, 1%) (Applied to Purchase
                                                 Payments based on the inception
                                                 date of the Annuity)
-------------------------------------------------------------------------------------
Insurance Charge                                 0.65%
-------------------------------------------------------------------------------------
Distribution Charge                              1.00% annuity years 1-10
                                                 0.00% annuity years 11+
-------------------------------------------------------------------------------------
Annual Maintenance Fee                           Lesser of $30 or 2% of Account
                                                 Value

-------------------------------------------------------------------------------------
Transfer Fee                                     $10 after twenty in any annuity
                                                 year

-------------------------------------------------------------------------------------
Contract Credit                                  Yes The amount of the credit
                                                 applied to a Purchase Payment is
                                                 based on the year the Purchase
                                                 Payment is received, for the first 6
                                                 years of the contract. Currently the
                                                 credit percentages for each year
                                                 starting with the first year are:
                                                 6.50%, 5.00%, 4.00%, 3.00%,
                                                 2.00%, and 1.00%.
-------------------------------------------------------------------------------------
Fixed Allocation (If available,                  No
 early withdrawals are subject to
 a Market Value Adjustment)
 ("MVA")




-------------------------------------------------------------------------------------
Variable Investment Options                      All options generally available
                                                 except where restrictions apply
                                                 when certain riders are purchased.
                                                 ProFund Portfolios are restricted
                                                 for ASL II, AS Cornerstone, and
                                                 XTra Credit SIX.
-------------------------------------------------------------------------------------
Basic Death Benefit                              The greater of: Purchase Payments
                                                 less proportional withdrawals or
                                                 Account Value (variable) (No
                                                 MVA applied) (No recapture of
                                                 credits applied within 12 months
                                                 prior to date of death)
-------------------------------------------------------------------------------------
Optional Death Benefits (for an                  HAV
 additional cost)/1/
-------------------------------------------------------------------------------------

                                              ASL II NY                               AS Cornerstone NY
-------------------------------------------------------------------------------------------------------------------------------
Optional Living Benefits (for an           GRO/GRO Plus, GRO Plus 2008,                     Highest Daily GRO, GRO Plus
 additional cost)/2/                       Highest Daily GRO, Guaranteed                    2008, GMWB, GMIB, Lifetime
                                           Minimum Withdrawal Benefit,                      Five, Spousal Lifetime Five,
                                           (GMWB), Guaranteed Minimum                       Highest Daily Lifetime Seven,
                                           Income Benefit (GMIB), Lifetime                  Spousal Highest Daily Lifetime
                                           Five, Spousal Lifetime Five,                     Seven, (Highest Daily GRO, and
                                           Highest Daily Lifetime Five,                     GRO Plus 2008 Highest Daily
                                           Highest Daily Lifetime Seven,                    Lifetime 7 Plus and Spousal
                                           Spousal Highest Daily Lifetime                   Highest Daily Lifetime 7 Plus
                                           Seven Highest Daily GRO, and                     GRO Plus II, HD GRO II,
                                           GRO Plus 2008, Highest Daily                     Highest Daily 6 Plus, Spousal
                                           Lifetime 7 Plus and Spousal                      Highest Daily 6 Plus
                                           Highest Daily Lifetime 7 Plus
                                           GRO Plus II, HD GRO II, Highest
                                           Daily 6 Plus, Spousal Highest
                                           Daily 6 Plus
-------------------------------------------------------------------------------------------------------------------------------
Annuity Rewards/3/                         No                                               Available after initial CDSC
                                                                                            period
-------------------------------------------------------------------------------------------------------------------------------
Annuitization Options                      Fixed option only Annuity date                   Fixed option only Annuity date
                                           cannot exceed the first day of the               cannot exceed the first day of the
                                           calendar month following                         calendar month following
                                           Annuitant's 90/th/ birthday. The                 Annuitant's 90/th/ birthday. The
                                           maximum Annuity Date is based                    maximum Annuity Date is based
                                           on the first Owner or Annuitant to               on the first Owner or Annuitant
                                           reach the maximum age, as                        to reach the maximum age, as
                                           indicated in your Annuity.                       indicated in your Annuity.
-------------------------------------------------------------------------------------------------------------------------------

                                          XTra Credit SIX NY
--------------------------------------------------------------------------------------
Optional Living Benefits (for an                    Highest Daily GRO, GRO Plus
 additional cost)/2/                                2008, GMWB, GMIB, Lifetime
                                                    Five, Spousal Lifetime Five,
                                                    Highest Daily Lifetime Five,
                                                    Highest Daily Lifetime Seven,
                                                    Spousal Highest Daily Lifetime
                                                    Seven Highest Daily GRO, and
                                                    GRO Plus 2008 Highest Daily
                                                    Lifetime 7 Plus and Spousal
                                                    Highest Daily Lifetime 7 Plus
                                                    GRO Plus II, HD GRO II, Highest
                                                    Daily 6 Plus, Spousal Highest
                                                    Daily 6 Plus



--------------------------------------------------------------------------------------
Annuity Rewards/3/                                  Available after initial CDSC
                                                    period
--------------------------------------------------------------------------------------
Annuitization Options                               Fixed option only Annuity date
                                                    cannot exceed the first day of the
                                                    calendar month following
                                                    Annuitant's 90/th/ birthday. The
                                                    maximum Annuity Date is based
                                                    on the first Owner or Annuitant to
                                                    reach the maximum age, as
                                                    indicated in your Annuity.
--------------------------------------------------------------------------------------

 (1)For more information on these benefits, refer to the "Death Benefit"
    section in the Prospectus.
 (2)For more information on these benefits, refer to the "Living Benefits"
    section in the Prospectus. Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Spousal Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Highest Daily Lifetime Seven with Lifetime Income Accelerator (LIA), Highest Daily Lifetime 7 Plus with BIO, Spousal Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA, and Highest Daily Lifetime 6 with LIA are not currently available in New York.
 (3)The Annuity rewards benefit offers Owners an ability to increase the guaranteed death benefit so that the death benefit will at least equal the Annuity's Account Value on the effective date of the Annuity Rewards benefits, if the terms of the Annuity Rewards benefit are met.

        APPENDIX H - FORMULA UNDER GRO PLUS 2008 AND HIGHEST DAILY GRO

 THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:
   .   AV is the current Account Value of the Annuity
   .   V is the current Account Value of the elected Sub-accounts of the Annuity
   .   B is the total current value of the AST bond portfolio Sub-account
   .   C\\l\\ is the lower target value. Currently, it is 79%.
   .   C\\t\\ is the middle target value. Currently, it is 82%.
   .   C\\u\\ is the upper target value. Currently, it is 85%.

 For each guarantee provided under the benefit,
   .   G\\i\\ is the guarantee amount
   .   N\\i\\ is the number of days until the maturity date
   . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

 The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

 The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of the Base Guarantee Period or Step-Up Guarantee Period. We call the greatest of these values the "current liability (L)."

    L    =    MAX (L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/(Ni/365)/.

 Next the formula calculates the following formula ratio:

                            r    =    (L - B) / V.

 If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the bond fund Sub-account associated with the current liability. If at the time we make a transfer to the bond fund Sub-account associated with the current liability there is Account Value allocated to a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

 The formula will transfer assets into the Transfer Account if r (greater than) C\\u\\.

 The transfer amount is calculated by the following formula:

             T    =    {Min(V, [L - B - V*C\\t\\] / (1 - C\\t\\))}

 If the formula ratio is less than a lower target value and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account into the elected Sub-accounts.

 The transfer amount is calculated by the following formula:

            T    =    {Min(B, - [L - B - V*C\\t\\] / (1 - C\\t\\))}

 If following a transfer to the elected Sub-accounts, there are assets remaining in a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

  FORMULA FOR ANNUITIES WITH 90% CAP RULE FEATURE - GRO PLUS 2008 AND HIGHEST
                                   DAILY GRO

 The Following are the Terms and Definitions Referenced in the Transfer Calculation Formula:
   .   AV is the current Account Value of the Annuity

   .   V is the current Account Value of the elected Sub-accounts of the Annuity

   .   B is the total current value of the AST bond portfolio Sub-account

   .   C\\l\\ is the lower target value. Currently, it is 79%.

   .   C\\t\\ is the middle target value. Currently, it is 82%.

   .   C\\u\\ is the upper target value. Currently, it is 85%.

   . T is the amount of a transfer into or out of the Transfer AST bond portfolio Sub-account.

 For each guarantee provided under the benefit,

   .   G\\i\\ is the guarantee amount

   .   N\\i\\ is the number of days until the maturity date

   . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

 TRANSFER CALCULATION
 The formula, which is set on the Effective Date of the 90% Cap Rule, and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

 On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST bond portfolio Sub-account:

                         If (B / (V + B) (greater than) .90), then
                         T         =         B - [(V + B) * .90]

 If T as described above is greater than $0, then that amount ("T") is transferred from the AST bond portfolio Sub-account to the elected Sub-accounts and no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST bond portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST bond portfolio Sub-account occurs.

 On each Valuation Date thereafter (including the Effective Date of the 90% Cap Rule, provided (B / (V + B) (less than) = .90), the formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the "current liability
 (L)."

    L    =    MAX(L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\) /(Ni/365)/

 Next the formula calculates the following formula ratio:

                             r    =    (L - B) / V

 If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability, subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account (the "90% cap rule"). If, at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability, there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

 The formula will transfer assets into the Transfer AST bond portfolio Sub-account if r (greater than) C\\u\\, subject to the 90% cap rule.

 The transfer amount is calculated by the following formula:

 T    =    {Min(MAX(0, (.90 * (V + B)) - B), [L - B - V * C\\t\\] / (1 - C\\t\\))}

 If the formula ratio is less than a lower target value and there are assets in the Transfer AST bond portfolio Sub-account, then the formula will transfer assets out of the Transfer AST bond portfolio Sub-account into the elected Sub-accounts.

 The formula will transfer assets out of the Transfer AST bond portfolio Sub-account if r (less than) C\\l\\ and B (greater than) 0.

 The transfer amount is calculated by the following formula:

           T    =    {Min(B, - [L - B - V * C\\t\\] / (1 - C\\t\\))}

 If, following a transfer to the elected Sub-accounts, there are assets remaining in an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

 If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap rule.

  APPENDIX I - FORMULA UNDER HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT AND
              SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT

 (including Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime Seven with LIA and Spousal Highest Daily Lifetime Seven with BIO)

 1. FORMULA FOR CONTRACTS ISSUED ON OR AFTER JULY 21, 2008
 (WITHOUT ELECTION OF 90% CAP FEATURE)

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:
   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

   .   L - the target value as of the current business day.

   .   r - the target ratio.

   . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

   .   V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

   . V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity.

   .   B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

   . P - Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

   . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

 * Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

 TARGET VALUE CALCULATION:
 On each business day, a target value (L) is calculated, according to the following formula. If the Account Value (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

              Target Ratio r    =    (L - B) / (V\\V\\ + V\\F\\).

       . If r (greater than) C\\u\\, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

       . If r (less than) C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    {Min (V\\V\\ + V\\F\\), [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 -    Money is transferred from the Permitted
           C\\t\\))}                                                              Sub-accounts and Fixed Rate Options to the AST
                                                                                  Investment Grade Bond Sub-account

 T    =    {Min (B, - [L - B - (V\\V\\ + V\\F\\)* C\\t\\] / (1 - C\\t\\))}        Money is transferred from the AST Investment
                                                                                  Grade Bond Sub-account to the Permitted
                                                                                  Sub-accounts

 {Min (V\\V\\ + V\\F\\), [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 -   Money is transferred from the Permitted
 C\\t\\))}                                                              Sub-accounts and Fixed Rate Options to the AST
                                                                        Investment Grade Bond Sub-account

 {Min (B, - [L - B - (V\\V\\ + V\\F\\)* C\\t\\] / (1 - C\\t\\))}       Money is transferred from the AST Investment
                                                                        Grade Bond Sub-account to the Permitted
                                                                        Sub-accounts

 2. FORMULA FOR CONTRACTS ISSUED PRIOR TO 7/21/08
 (WITHOUT ELECTION OF 90% CAP FEATURE)

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:
       . C\\u \\- the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

       . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

       . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

       .   L - the target value as of the current business day.

       .   r - the target ratio.

       . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

       .   V - the total value of all Permitted Sub-accounts in the annuity.

       . B - the total value of the AST Investment Grade Bond Portfolio Sub-account.

       . P - Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*,
           (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

       . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

 * Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

 TARGET VALUE CALCULATION:
 On each business day, a target value (L) is calculated, according to the following formula. If the variable account value (V) is equal to zero, no calculation is necessary.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

                      Target Ratio r    =    (L - B) / V.

       . If r (greater than) C\\u\\, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

       . If r (less than) C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    {Min(V, [L - B - V * C\\t\\] / (1 - C\\t\\))},      Money is transferred from the Permitted
                                                               Sub-accounts to the AST Investment Grade Bond
                                                               Portfolio Sub-account

 T    =    {Min(B, - [L - B - V * C\\t\\] / (1 - C\\t\\))},    Money is transferred from the AST Investment
                                                               Grade Bond Portfolio Sub-account to the
                                                               Permitted Sub-accounts

 3. FORMULA FOR ANNUITIES WITH 90% CAP FEATURE IF BENEFIT WAS ELECTED PRIOR TO JULY 21, 2008
 SEE ABOVE FOR THE TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA.

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

                         If (B / (V + B) (greater than) .90) then
                         T         =         B - [(V + B) * .90]

 If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

 On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V + B) (less than)= .90), the following asset transfer calculation is performed:

                      Target Ratio r    =    (L - B) / V

       . If r (greater than) C\\u\\, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account provided transfers are not suspended under the 90% Cap Rule described below.

       . If r (less than) C\\l\\ and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

 The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    Min (MAX (0, (0.90 * (V + B)) - B),      Money is transferred from the
            [L - B - V * C\\t\\] / (1 - C\\t\\))    elected Sub-accounts to the AST
                                                    Investment Grade Bond Portfolio
                                                    Sub-account

 T    =    {Min (B, - [L - B - V * C\\t\\] / (1 -   Money is transferred from the AST
           C\\t\\))}                                Investment Grade Bond Portfolio
                                                    Sub-account to the elected
                                                    Sub-accounts.

 At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

 90% CAP RULE: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade

 Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

 4. FORMULA FOR ANNUITIES WITH 90% CAP FEATURE IF BENEFIT WAS ELECTED ON OR AFTER JULY 21, 2008
 SEE ABOVE FOR THE TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

                  If (B / (V\\V\\ + V\\F\\ + B) (greater than) .90) then
                  T         =         B - [(V\\V\\ + V\\F\\ + B) * .90]

 If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

 On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V\\V\\ + V\\F\\ + B) (less than)= .90), the following asset transfer calculation is performed:

               Target Ratio r    =    (L - B) / V\\V\\ + V\\F\\)

       . If r (greater than) C\\u\\, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account, provided transfers are not suspended under the 90% Cap Rule described below.

       . If r (less than) C\\l\\ and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

 The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\    Money is transferred from the
           + B)) - B),                              elected Sub-accounts to AST
            [L - B - (V\\V\\ + V\\F\\) * C\\t\\]    Investment Grade Bond Portfolio
           / (1 - C\\t\\))                          Sub-account.

 T    =    {Min (B, - [L - B - (V\\V\\ + V\\F\\)    Money is transferred from the AST
           * C\\t\\] / (1 - C\\t\\))}               Investment Grade Bond Portfolio
                                                    Sub-account to the elected
                                                    Sub-accounts.

 At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

 90% CAP RULE: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

                     "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

       Months
 Years   1      2     3     4     5     6     7     8     9    10    11    12
 ----- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
   1   15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
   2   14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
   3   14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
   4   14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
   5   13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
   6   13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
   7   12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
   8   12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
   9   11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
  10   11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
  11   10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
  12   10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
  13   10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
  14    9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
  15    9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
  16    8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
  17    8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
  18    8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
  19    7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
  20    7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
  21    6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
  22    6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
  23    6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
  24    5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
  25    5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
  26    5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
  27    4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
  28    4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
  29    4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
  30    4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06
  31    4.04   4.02  4.00  3.98  3.97  3.95  3.93  3.91  3.90  3.88  3.86  3.84
  32    3.83   3.81  3.79  3.78  3.76  3.74  3.72  3.71  3.69  3.67  3.66  3.64
  33    3.62   3.61  3.59  3.57  3.55  3.54  3.52  3.50  3.49  3.47  3.45  3.44
  34    3.42   3.40  3.39  3.37  3.35  3.34  3.32  3.30  3.29  3.27  3.25  3.24
  35    3.22   3.20  3.18  3.17  3.15  3.13  3.12  3.10  3.08  3.07  3.05  3.03
  36    3.02   3.00  2.98  2.96  2.95  2.93  2.91  2.90  2.88  2.86  2.85  2.83
  37    2.81   2.79  2.78  2.76  2.74  2.73  2.71  2.69  2.68  2.66  2.64  2.62
  38    2.61   2.59  2.57  2.56  2.54  2.52  2.51  2.49  2.47  2.45  2.44  2.42
  39    2.40   2.39  2.37  2.35  2.34  2.32  2.30  2.29  2.27  2.25  2.24  2.22
  40    2.20   2.19  2.17  2.15  2.14  2.12  2.11  2.09  2.07  2.06  2.04  2.02
  41    2.01   1.84  1.67  1.51  1.34  1.17  1.00  0.84  0.67  0.50  0.33  0.17

 * The values set forth in this table are applied to all ages, and apply to each formula set out in this Appendix.

   APPENDIX J - FORMULA FOR HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT AND
             SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT

 (including Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA and Spousal Highest Daily Lifetime 7 Plus with BIO)

   TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST
                       INVESTMENT GRADE BOND SUB-ACCOUNT

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:
   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . Cu\\s\\ - The secondary upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently it is 84.5%

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

   .   L - the target value as of the current Valuation Day.

   .   r - the target ratio.

   . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors)

   .   V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

   .   V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity

   .   B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

   . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional Purchase Payments, including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, and (2) any highest daily Account Value occurring on or after the date of the first Lifetime Withdrawal and prior to or including the date of this calculation increased for additional Purchase Payments including the amount of any associated Credits, and adjusted for Lifetime Withdrawals.

   . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

   . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio

 * Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

                               DAILY CALCULATIONS

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V\\V\\+ V\\F\\) is equal to zero, no calculation is necessary.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

              Target Ratio r    =    (L - B) / (V\\V\\ + V\\F\\).

       . If on the third consecutive Valuation Day r (greater than) Cu and r (less or =) Cu\\s\\ or if on any day r (greater than) Cu\\s\\, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including DCA Fixed Rate Option used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

       . If r (less than) C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B)) - B),                  Money is transferred from the Permitted
           [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))               Sub-accounts and Fixed Rate Options to the AST
                                                                              Investment Grade Bond Sub-account
 T    =    {Min (B, - [L - B - (V\\V\\ + V\\F\\)* C\\t\\] / (1 - C\\t\\))}    Money is transferred from the AST Investment
                                                                              Grade Bond Sub-account to the Permitted Sub-
                                                                              accounts

 MONTHLY CALCULATION
 On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

 If, after the daily Transfer Calculation is performed,

 {Min (B, .05 * (V\\V\\ + V\\F\\ + B))} (less than) (C\\u\\ * (V\\V\\ + V\\F\\)
 - L + B) / (1 - C\\u\\), then

 T\\M\\    =    {Min (B, .05 * (V\\V\\ + V\\F\\ + B))}    Money is transferred from the AST Investment
                                                          Grade Bond Sub-account to the Permitted Sub-
                                                          accounts.

                     "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

      Months
Years   1      2     3     4     5     6     7     8     9    10    11     12
----- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
  1   15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
  2   14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
  3   14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
  4   14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
  5   13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
  6   13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
  7   12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
  8   12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
  9   11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10   11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11   10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12   10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13   10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14    9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15    9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16    8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17    8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18    8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19    7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20    7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21    6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
 22    6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23    6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24    5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25    5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26    5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27    4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28    4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29    4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30    4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

 *  The values set forth in this table are applied to all ages.
 ** In all subsequent years and months thereafter, the annuity factor is 4.06

APPENDIX K - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES

 Certain features of your Annuity may be different than the features described earlier in this prospectus if your Annuity is issued in certain states described below. For Annuities issued in New York, please see Appendix G.

Jurisdiction                                                      Special Provisions
-------------------------------------------------------------------------------------------------------------------------
Hawaii                         Highest Daily Lifetime Seven with Lifetime Income Accelerator, Highest Daily Lifetime 7
                               Plus with Lifetime Income Accelerator, and Highest Daily Lifetime 6 Plus with Lifetime
                               Income Accelerator are not available.
-------------------------------------------------------------------------------------------------------------------------
Maryland                       Fixed Allocations are not available.
-------------------------------------------------------------------------------------------------------------------------
Massachusetts                  If your Annuity is issued in Massachusetts after January 1, 2009, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any
                               Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum
                               Withdrawal Benefit).
                               Medically Related Surrenders are not available.
-------------------------------------------------------------------------------------------------------------------------
Montana                        If your Annuity is issued in Montana, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal Benefit).
-------------------------------------------------------------------------------------------------------------------------
Nevada                         Fixed Allocations are not available.
-------------------------------------------------------------------------------------------------------------------------
North Dakota                   Fixed Allocations are not available.
-------------------------------------------------------------------------------------------------------------------------
Texas                          Death benefit suspension not applicable upon provision of evidence of good health. See annuity contract for exact details.
-------------------------------------------------------------------------------------------------------------------------
Vermont                        Fixed Allocations are not available.
-------------------------------------------------------------------------------------------------------------------------
Washington                     If you elect Highest Daily Lifetime Five, any version of Highest Daily Lifetime Seven, or
                               Highest Daily Lifetime 7 Plus, the Guaranteed Minimum Account Value Credit is not
                               available.
                               Fixed Allocations are not available.
-------------------------------------------------------------------------------------------------------------------------

     APPENDIX L - FORMULA UNDER THE GUARANTEED RETURN OPTION PLUS BENEFIT

 We set out below the current formula under which we may transfer amounts between the Sub-accounts and the Fixed Allocations. We will not alter the formula.

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:
   . AV is the current Account Value of the Annuity (including any Market Value Adjustment on Fixed Allocations)

   .   V is the current Account Value of the elected Sub-accounts of the Annuity

   .   F is the current Account Value of the Fixed Allocations

 For each guarantee provided under the program,

   .   G\\i\\ is the Principal Value of the guarantee

   . t\\i\\ is the number of whole and partial years until the maturity date of the guarantee.

   . r\\i\\ is the current fixed rate associated with Fixed Allocations of length t\\i\\ (t\\i\\ is rounded to the next highest integer to determine this rate).

 The formula determines, on each Valuation Day, when a transfer is required.

 The formula begins by determining for each guarantee the value (L\\i\\) that, if appreciated at the current fixed rate, would equal the Principal Value on the applicable maturity date. We call the greatest of these values the "current liability (L)."

       L    =    MAX (L\\i\\), where L\\i\\ = G\\i\\ / (1 + r\\i\\)/ti/

 Next, the formula determines whether or not a transfer to or from the Fixed Allocations is needed:

 A transfer into the Fixed Allocations will occur if L (greater than) (AV - 0.2
 * V), and V (greater than) 0.

 The transfer amount is calculated by the following formula:

                 T    =    MIN(V, (V - (1 / 0.23) * (AV - L))

 A transfer from the Fixed Allocations to the Sub-accounts will occur if L (less than) (AV - 0.26 * V), and F (greater than) 0.

 The transfer amount is calculated by the following formula:

                 T    =    MIN(F, ((1 / 0.23) * (AV - L) - V)

        APPENDIX M - FORMULA UNDER THE GUARANTEED RETURN OPTION BENEFIT

 We set out below the current formula under which we may transfer amounts between the Sub-accounts and the Fixed Allocations. We will not alter this pre-determined mathematical formula.

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

   . AV is the current Account Value of the Annuity (including any Market Value Adjustment on Fixed Allocations)

   .   V is the current Account Value of the elected Sub-accounts of the Annuity

   .   F is the current Account Value of the Fixed Allocations

   .   G is the Principal Value of the guarantee

   . t is the number of whole and partial years between the current Valuation Day and the maturity date.

   . t\\i\\ is the number of whole and partial years between the next Valuation Day (i.e., the Valuation Day immediately following the current Valuation Day) and the maturity date.

   . r is the fixed rate associated with Fixed Allocations of length t (t\\1\\ is rounded to the next highest whole number to determine this rate) as of the current Valuation Day.

   . r\\i\\ is the fixed rate associated with Fixed Allocations of length t\\1\\ (t\\1\\ is rounded to the next highest whole number to determine this rate) as of the next Valuation Day.

   . M is the total maturity value of all Fixed Allocations, i.e., the total value that the Fixed Allocations will have on the maturity date of the guarantee if no subsequent transactions occur.

 The formula determines, on each Valuation Day, when a transfer is required.

 The formula begins by determining a "cushion", D:

                   D    =    1 - [(G - M) / (1 + r)/t/] / V

 Next, the formula determines whether or not a transfer to or from the Fixed Allocations is needed:

 A transfer into the Fixed Allocations will occur if D (less than) 0.20, V (greater than) 0, and V (greater than) 0.02 * AV.

 The transfer amount is calculated by the following formula:

 T    =    MIN(V, (V * (0.75 * (1 + r\\i\\)/ti/ - G + M) / (0.75 * (1 + r\\i\\)/ti/ - (1 + r)/t/))

 A transfer from the Fixed Allocations to the Sub-accounts will occur if D (greater than) 0.30 and F (greater than) 0.

 The transfer amount is calculated by the following formula:

 T    =    MIN(F, (V * (0.75 * (1 + r\\i\\)/ti/ - G + M) / ((1 + r)/t/ - 0.75 * (1 + r\\i\\)/ti/))

   APPENDIX N - FORMULA FOR HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT AND
             SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT

 (including Highest Daily Lifetime 6 Plus with LIA)

     TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE
                     AST INVESTMENT GRADE BOND SUB-ACCOUNT

 TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:
   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . Cu\\s\\ - The secondary upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently it is 84.5%.

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

   .   L - the target value as of the current Valuation Day.

   .   r - the target ratio.

   . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors).

   .   V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

   . V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity.

   .   B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

   . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated purchase Credits, and adjusted proportionally for excess withdrawals*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional purchase payments (including the amount of any associated purchase Credits) and adjusted proportionately for Excess Income* and (3) any highest daily Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional purchase payments (including the amount of any associated purchase Credits) and adjusted for withdrawals, as described herein.

   . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

   . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio.

 * Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

                               DAILY CALCULATIONS

 TARGET VALUE CALCULATION:
 On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary.

                            L    =    0.05 * P * a

 TRANSFER CALCULATION:
 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

              Target Ratio r    =    (L - B) / (V\\V\\ + V\\F\\).

       . If on the third consecutive Valuation Day r (greater than) C\\u\\ and r (less or =) Cu\\s\\ or if on any day r (greater than) Cu\\s\\, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including DCA Fixed Rate Options used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

       . If r (less than) C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts as described above.

 The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

 T    =    Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B)) - B),                   Money is transferred from the Permitted
           [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))                Sub-accounts and DCA Fixed Rate Options to
                                                                               the AST Investment Grade Bond Sub-account

 T    =    {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}    Money is transferred from the AST Investment
                                                                               Grade Bond Sub-account to the Permitted
                                                                               Sub-accounts

 MONTHLY CALCULATION
 On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

 If, after the daily Transfer Calculation is performed,

 {Min (B, .05 * (V\\V\\ + V\\F\\ + B))} (less than) (C\\u\\ * (V\\V\\ + V
 \\F\\) - L + B) / (1 - C \\u\\), then

 T\\M\\    =    {Min (B, .05 * (V\\V\\ + V\\F\\ + B))}    Money is transferred from the AST Investment
                                                          Grade Bond Sub-account to the Permitted
                                                          Sub-accounts.

                     "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

      Months
Years   1      2     3     4     5     6     7     8     9    10    11     12
----- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
  1   15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
  2   14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
  3   14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
  4   14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
  5   13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
  6   13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
  7   12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
  8   12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
  9   11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10   11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11   10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12   10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13   10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14    9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15    9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16    8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17    8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18    8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19    7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20    7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21    6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
 22    6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23    6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24    5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25    5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26    5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27    4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28    4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29    4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30    4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

 *  The values set forth in this table are applied to all ages.
 ** In all subsequent years and months thereafter, the annuity factor is 4.06.

         APPENDIX O - FORMULA FOR HIGHEST DAILY GRO II AND GRO PLUS II

 The following are the terms and definitions referenced in the transfer calculation formula:
   .   AV is the current Account Value of the Annuity

   . V\\V\\ is the current Account Value of the elected Sub-accounts of the Annuity

   . V\\F\\ is the current Account Value of any fixed-rate Sub-accounts of the Annuity

   .   B is the total current value of the AST bond portfolio Sub-account

   .   C\\l\\ is the lower target value. Currently, it is 79%.

   .   C\\t \\is the middle target value. Currently, it is 82%.

   .   C\\u\\ is the upper target value. Currently, it is 85%.

   . T is the amount of a transfer into or out of the AST bond portfolio Sub-account.

 For each guarantee provided under the benefit,
   .   G\\i\\ is the guarantee amount

   .   N\\i \\is the number of days until the maturity date

   . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

 The formula, which is set on the effective date and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

 The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of each applicable guarantee period. We call the greatest of these values the "current liability (L)."

     L    =    MAX(L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/(Ni/365)/

 Next the formula calculates the following formula ratio:

                     r    =    (L - B) / (V\\V\\ + V\\F\\)

 If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account ( "90% cap rule"). If at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

 The formula will transfer assets into the AST bond portfolio Sub-account if r (greater than) C\\u\\, subject to the 90% cap rule.

 The transfer amount is calculated by the following formula:

 T    =    {Min(MAX(0, (.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

 If the formula ratio is less than a lower target value and there are assets in the AST bond portfolio Sub-account, then the formula will transfer assets out of the AST bond portfolio Sub-account into the elected Sub-accounts.

 The formula will transfer assets out of the AST bond portfolio Sub-account if r (less than) C\\l\\ and B (greater than) 0.

 The transfer amount is calculated by the following formula:

   T    =    {Min(B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

 If following a transfer to the elected Sub-accounts, there are assets remaining in a AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

 If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap.

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  Variable Annuity Issued by:                Variable Annuity Distributed by:

  PRUDENTIAL ANNUITIES LIFE                PRUDENTIAL ANNUITIES DISTRIBUTORS,
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